As filed with the Securities and Exchange Commission on September 2, 2016

Registration No. 333-211405

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 4

to

FORM F-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ENERSIS AMÉRICAS S.A.

(Exact Name of Registrant as Specified in Its Charter)

REPUBLIC OF CHILE	4911	NOT APPLICABLE
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Santa Rosa 76

Santiago, Chile

Telephone: +56 2 2353-4682

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

Telephone: (212) 894-8800

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With Copies to:

Allen Miller, Esq.

Sey-Hyo Lee, Esq.

Chadbourne & Parke LLP

1301 Avenue of the Americas

New York, New York 10019

Telephone: (212) 408-5100

Approximate date of commencement of proposed sale to public: As soon as practicable following the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary joint information statement/prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This preliminary joint information statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer, solicitation or sale is not permitted.

PRELIMINARY—SUBJECT TO AMENDMENT AND COMPLETION, DATED SEPTEMBER 2, 2016

To the Holders of Shares and American Depositary Shares of

Enersis Américas S.A. and Endesa Américas S.A.:

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

The Boards of Directors of Enersis Américas S.A. (“Enersis Américas”) and Endesa Américas S.A. (“Endesa Américas”) have each unanimously determined that the merger of Endesa Américas and Chilectra Américas S.A. (“Chilectra Américas”) into Enersis Américas, with Enersis Américas continuing as the surviving company under the name “Enel Américas S.A.” (the “merger”), is in the best interests of their respective companies and shareholders. We believe that the merger will benefit the shareholders of the companies and holders of American Depositary Shares (“ADSs”) of Enersis Américas and Endesa Américas and we propose the merger for approval at our respective extraordinary shareholders’ meetings.

In the proposed merger, each of Endesa Américas and Chilectra Américas will merge into Enersis Américas, and Endesa Américas common shareholders will receive 2.8 shares of Enersis Américas common stock for each Endesa Américas share they own (the “Endesa Américas merger exchange ratio”) and Chilectra Américas common shareholders will receive 4.0 shares of Enersis Américas common stock for each Chilectra Américas share they own (the “Chilectra Américas merger exchange ratio”). Holders of Endesa Américas American Depositary Shares (“ADSs”) will receive 1.68 Enersis Américas ADSs for each Endesa Américas ADS they own (the “Endesa Américas ADS merger exchange ratio”). Each Endesa Américas ADS represents 30 shares of Endesa Américas common stock and each Enersis Américas ADS represents 50 shares of Enersis Américas common stock.

Enersis Américas common stock, Endesa Américas common stock and Chilectra Américas common stock are traded on the Santiago Stock Exchange, the Electronic Stock Exchange and the Valparaíso Stock Exchange (collectively, the “Chilean Stock Exchanges”) under the symbols “ENERSIS–AM”, “ENDESA–AM” and “CHILECT-AM”, respectively. Enersis Américas ADSs and Endesa Américas ADSs are listed and traded on the New York Stock Exchange under the symbols “ENIA” and “EOCA”, respectively. On August 31, 2016, the closing price on the Santiago Stock Exchange of Enersis Américas common stock was Ch$ 112.80 per share and the closing price of Endesa Américas common stock was Ch$ 304.07 per share. On August 31, 2016, the closing price on the New York Stock Exchange of Enersis Américas ADSs was US$ 8.33 per ADS and the closing price of Endesa Américas ADSs was US$ 13.53 per ADS. We urge you to obtain current market quotations for the Enersis Américas and Endesa Américas common stock and ADSs. Chilectra Américas common stock is not traded in the United States.

If the merger is approved by two-thirds of the outstanding shares of each company, we intend to complete the merger on or before December 1, 2016, subject to the conditions described in this joint information statement/prospectus. You should be aware that Enel Iberoamérica, S.R.L., a Spanish holding company and wholly owned subsidiary of Enel S.p.A., beneficially owns, directly and indirectly, through its subsidiary Enel Latinoamérica, S.A., in the aggregate approximately 60.6% of Enersis Américas shares and intends to vote these shares in favor of the merger-related proposals at the Enersis Américas extraordinary shareholders’ meeting. Accordingly, unless approximately 85% of the Enersis Américas shares not beneficially owned by Enel Iberoamérica do not vote for the merger-related proposals, the merger-related proposals will be approved by Enersis Américas shareholders. You should also be aware that Enersis Américas owns 59.98% of Endesa Américas shares and intends to vote all of those shares in favor of approving the merger-related proposals at the Endesa Américas extraordinary shareholders’ meeting. Accordingly, unless approximately 83% of the Endesa Américas shares not owned by Enersis Américas do not vote for the merger-related proposals, the merger will be approved by Endesa Américas shareholders. In addition, you should be aware that Enersis Américas owns 99.1% of Chilectra Américas shares and intends to vote these shares in favor of the merger-related proposals at the Chilectra Américas extraordinary shareholders’ meeting. As a result, approval of the merger-related proposals by Chilectra Américas shareholders is assured. The procedures for voting, as well as the requirements for obtaining a quorum, are different in Chile than those which would typically apply to most U.S. companies. We urge you to read carefully the description of these procedures and requirements in this joint information statement/prospectus.

We believe, and the discussion in this joint information statement/prospectus assumes, that the merger will be treated as a transaction that qualifies as a tax-free reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended. However, no rulings have been or will be sought from the U.S. Internal Revenue Service concerning whether the merger qualifies for such tax-free treatment, and there is no assurance that the U.S. Internal Revenue Service will not take a contrary view or that a court would not agree with the U.S. Internal Revenue Service if the matter were contested. Please read carefully the tax treatment of the transaction under the heading “Material United States Tax Consequences.”

The accompanying document provides detailed information about the proposed merger and the Enersis Américas and Endesa Américas extraordinary shareholders’ meetings to vote on it. This document is also a prospectus for the Enersis Américas shares and ADSs that will be issued in the merger. We encourage you to read this material carefully. Please pay particular attention to the discussions under “Special Factors” beginning on page 33 for a description of the background of the proposed merger transaction and the related proposed tender offers for Endesa Américas shares and ADSs, “Risk Factors” beginning on page 150 for a description of the risks related to the merger and ownership of Enersis Américas shares and ADSs and “The Tender Offers” beginning on page 188 for a description of the material terms and conditions of the proposed tender offers by Enersis Américas for Endesa Américas shares and ADSs.

In order to complete the merger, the companies must obtain necessary regulatory approvals and the approvals of the shareholders of all three companies. Each of the companies will hold an extraordinary shareholders’ meeting to consider and vote on the merger-related proposals. Approval of the merger by Enersis Américas shareholders will also constitute approval of an amendment to the Enersis Américas bylaws (estatutos) to increase the number of authorized shares of common stock by up to 9,232,202,625 shares (from 49,092,772,762 shares to 58,324,975,387 shares).

This joint information statement/prospectus provides you with detailed information about the extraordinary shareholders’ meetings and the proposed merger. We urge you to read this material, including the section describing certain risk factors on page 150.

By the order of the Board of Directors of Enersis Américas,	By the order of the Board of Directors of Endesa Américas,

Luca D’Agnese Chief Executive Officer Enersis Américas S.A.	Valter Moro Chief Executive Officer Endesa Américas S.A.

Neither the Securities and Exchange Commission nor any foreign or state securities commission has approved or disapproved of the securities to be issued under this joint information statement/prospectus, nor passed upon the merits or fairness of the securities to be issued under this joint information statement/prospectus, nor determined if this joint information statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

Enersis Américas and its shares of common stock have been registered with the Superintendencia de Valores y Seguros (the Chilean Superintendence of Securities and Insurance, or the SVS). The SVS has not approved or disapproved of the securities offered hereby (including in the form of ADSs) or determined if this prospectus or any Spanish language prospectus that will be used in Chile is truthful or complete.

Joint Information Statement/Prospectus dated September     , 2016 and first mailed to holders of Enersis Américas and Endesa Américas ADSs and shareholders of Enersis Américas and Endesa Américas resident in the United States on or about September     , 2016

ENERSIS AMÉRICAS S.A.

Santa Rosa 76

Santiago, Chile

NOTICE OF EXTRAORDINARY SHAREHOLDERS’ MEETING

To be held on September 28, 2016

Upon the resolution by the Board of Directors and in accordance with the provisions of Law No. 18,046, the Chilean Companies Act, the shareholders of Enersis Américas S.A. (“Enersis Américas”) are hereby called to an extraordinary shareholders’ meeting to be held on September 28, 2016, at 9:30 A.M., local time, at Enersis Stadium, located at Carlos Medina No. 858, Independencia, Santiago, Chile to vote on the following matters:

1.	Approve, pursuant to Title XVI of the Chilean Companies Act, the merger by absorption of Endesa Américas S.A. (“Endesa Américas”) and Chilectra Américas S.A. (“Chilectra Américas”) into Enersis Américas as a related party transaction under the Chilean Companies Act (the “merger”), taking into consideration information relevant to the background of the merger that is available to shareholders at the principal offices of Enersis Américas and on Enersis Américas’ website www.enersisamericas.cl;

2.	Approve the merger, which approval will also constitute the approval of:

a.	The background information regarding the merger consisting of (i) the Terms and Conditions of the merger pursuant to Article 155(a) of the Chilean Companies Regulations approved by the Board of Directors; (ii) the financial statements of Enersis Américas, Endesa Américas and Chilectra Américas as of June 30, 2016, duly audited under the Chilean auditing standards by the corresponding external audit firms; and (ii) the reports prepared by each of the independent appraisers of Enersis Américas, Endesa Américas and Chilectra Américas;

b.	A condition to the merger with respect to limits on the exercise of statutory merger dissenters’ withdrawal rights. The condition is that less than (i) 10% of the outstanding shares of Enersis Américas, (ii) 10% of the outstanding shares of Endesa Américas and (iii) 0.91% of the outstanding shares of Chilectra Américas exercise statutory merger dissenters’ withdrawal rights in connection with the merger; provided that no shareholder will own more than 65% of the outstanding shares of Enersis Américas after all exercises of statutory merger dissenters’ withdrawal rights;

c.	The grant, upon the satisfaction of all conditions to the merger, of a single declaratory public deed by the representatives appointed by the Boards of Directors of Enersis Américas, Endesa Américas and Chilectra Américas certifying that all conditions to the merger have been satisfied;

d.	An increase in the authorized capital of Enersis Américas in connection with the merger by the amount of Ch$ 1,046,470,167,544, through the issuance of 9,232,202,625 new registered shares of Enersis Américas, of the same series and without par value;

e.	Merger exchange ratios of 2.8 shares of Enersis Américas for each share of Endesa Américas and 4.0 shares of Enersis Américas for each share of Chilectra Américas;

f.	A change in the corporate name of Enersis Américas to “Enel Américas S.A.” and clarifying that it is a publicly held limited liability stock corporation;

g.	A change in the corporate purpose of Enersis Américas to allow related companies and affiliates of Enersis Américas to be potential recipients of services from Enersis Américas;

h.	The amended and restated bylaws (estatutos) of Enersis Américas;

i.	The fact that Enersis Américas, for purposes of Chilean tax laws and in its capacity as surviving company and legal successor of Endesa Américas and Chilectra Américas, will be liable and will be required to pay all the taxes owed or that may be owed by Endesa Américas and Chilectra Américas, according to the final financial information of Endesa Américas and Chilectra Américas;

j.	The allocation of new shares of Enersis Américas and updating of the shareholder ledger by the Board of Directors of Enersis Américas at midnight of the day prior to the date on which the merger becomes effective;

k.	Any other matters that the shareholders may deem appropriate with respect to the merger and fully authorizing the Board of Directors of Enersis Américas to grant all the powers of attorney that it may deem necessary to legalize, materialize, and carry out the merger; and

3.	Inform the shareholders regarding any related party transactions governed by Title XVI of the Chilean Companies Act, other than the merger, that were adopted by the Board of Directors of Enersis Américas since the last ordinary shareholders’ meeting.

The foregoing proposals do not prevent the Enersis Américas shareholders at the meeting from exercising their full capacity to adopt or reject any of the foregoing or, if proposed by the chair presiding at the extraordinary shareholders’ meeting, agree to something different as long as the subject matter is included in the agenda.

Statutory Merger Dissenters’ Withdrawal Rights

(Derecho a Retiro)

In accordance with the Chilean Companies Act, and the regulations thereunder, shareholders that dissent from the merger proposal will have statutory merger dissenters’ withdrawal rights in accordance with the above referenced law, within the 30 days following the extraordinary shareholders’ meeting called by this Notice. This statutory merger dissenters’ withdrawal rights will expire on October 28, 2016. A dissenting shareholder is any shareholder who attends the meeting and votes against the resolutions adopted at the meeting, or who is not present at the meeting but who notifies the corporation in writing within 30 days of the shareholders’ meeting of his or her opposition to the merger as approved at the shareholders’ meeting.

PARTICIPATION AT THE MEETING

In accordance with applicable law, the holders of Enersis Américas shares registered in the Enersis Américas shareholders registry book at midnight (the end of the day) of the fifth Chilean business day prior to the date of the meeting, shall be entitled to participate at that meeting.

QUALIFICATION OF POWERS OF ATTORNEY

The process for the qualification of proxies, if applicable, will be conducted on the same day as the meeting, at the place and time indicated for the commencement of each meeting. For the convenience of the shareholders, they are kindly requested to submit their powers of attorney on the date of the meeting, at least one hour before the meeting begins.

Citibank N.A., as depositary for American Depositary Shares (ADSs) of Enersis Américas, has fixed the close of business on August 31, 2016, as the record date for determination of holders of Enersis Américas ADSs entitled to notice of and to instruct the depositary how to vote at the Enersis Américas extraordinary shareholders’ meeting. Accordingly, only holders of Enersis Américas ADSs that are record holders at the close of business on that date will be entitled to notice of and to instruct the depositary how to vote at the Enersis Américas shareholders’ meeting.

The deadline for returning your voting instruction card to the depositary is 10:00 A.M. E.D.T. on September 26, 2016.

Your vote is important. Please sign, date and return your voting instruction card as soon as possible to make sure that your shares are represented at the Enersis Américas extraordinary shareholders’ meeting.

By Order of the Board of Directors,

Luca D’Agnese

Chief Executive Officer

September     , 2016

ENDESA AMÉRICAS S.A.

Santa Rosa 76

Santiago, Chile

NOTICE OF EXTRAORDINARY SHAREHOLDERS’ MEETING

To be held on September 28, 2016

Upon the resolution by the Board of Directors and in accordance with the provisions of Law No. 18,046, the Chilean Companies Act, the shareholders of Endesa Américas S.A. (“Endesa Américas”) are hereby called to an extraordinary shareholders’ meeting to be held on September 28, 2016, at 2:00 P.M., local time, at Enersis Stadium, located at Carlos Medina No. 858, Independencia, Santiago, Chile to vote on the following matters:

1.	Approve, pursuant to Title XVI of the Chilean Companies Act, the merger by absorption of Endesa Américas and Chilectra Américas S.A. (“Chilectra Américas”) into Enersis Américas S.A. (“Enersis Américas”) as a related party transaction under the Chilean Companies Act (the “merger”), taking into consideration relevant information to the background of the merger that is available to shareholders at the principal offices of Endesa Américas and on Endesa Américas’ website www.endesaamericas.cl;

2.	Approve the merger, which approval will also constitute the approval of:

a.	The background information regarding the merger consisting of (i) the Terms and Conditions of the merger pursuant to Article 155(a) of the Chilean Companies Regulations approved by the Board of Directors; (ii) the financial statements of Enersis Américas, Endesa Américas and Chilectra Américas as of June 30, 2016, duly audited under the Chilean auditing standards by the corresponding external audit firms; and (ii) the reports prepared by each of the independent appraisers of Enersis Américas, Endesa Américas and Chilectra Américas;

b.	A condition to the merger with respect to limits on the exercise of statutory merger dissenters’ withdrawal rights. The condition is that less than (i) 10% of the outstanding shares of Enersis Américas, (ii) 10% of the outstanding shares of Endesa Américas and (iii) 0.91% of the outstanding shares of Chilectra Américas exercise statutory merger dissenters’ withdrawal rights in connection with the merger; provided that no shareholder will own more than 65% of the outstanding shares of Enersis Américas after all exercises of statutory merger dissenters’ withdrawal rights;

c.	The grant, upon the satisfaction of all conditions to the merger, of a single declaratory public deed by the representatives appointed by the Boards of Directors of Enersis Américas, Endesa Américas and Chilectra Américas certifying that all conditions to the merger have been satisfied;

d.	An increase in the authorized capital of Enersis Américas in connection with the merger by the amount of Ch$ 1,046,470,167,544, through the issuance of 9,232,202,625 new registered shares of Enersis Américas, of the same series and without par value;

e.	Merger exchange ratios of 2.8 shares of Enersis Américas for each share of Endesa Américas and 4.0 shares of Enersis Américas for each share of Chilectra Américas;

f.	A change in the corporate name of Enersis Américas to “Enel Américas S.A.” and clarifying that it is a publicly held limited liability stock corporation;

g.	A change in the corporate purpose of Enersis Américas in order to allow related companies and affiliates of Enersis Américas to be potential recipients of services from Enersis Americas;

h.	The amended and restated bylaws (estatutos) of Enersis Américas;

i.	The fact that Enersis Américas, for purposes of Chilean tax laws and in its capacity as surviving company and legal successor of Endesa Américas and Chilectra Américas, will be liable and will be required to pay all the taxes owed or that may be owed by Endesa Américas and Chilectra Américas, according to the final financial information of Endesa Américas and Chilectra Américas;

j.	The allocation of new shares of Enersis Américas and updating of the shareholder ledger by the Board of Directors of Enersis Américas at midnight of the day prior to the date on which the merger becomes effective;

k.	Any other matters that the shareholders may deem appropriate with respect to the merger and fully authorizing the Board of Directors of Enersis Américas to grant all the powers of attorney that it may deem necessary to legalize, materialize, and carry out the merger; and

3.	Inform the shareholders regarding any related party transactions governed by Title XVI of the Chilean Companies Act, other than the merger, that were adopted by the Board of Directors of Endesa Américas since the last ordinary shareholders’ meeting.

The foregoing proposals do not prevent the Endesa Américas shareholders at the meeting from exercising their full capacity to adopt or reject any of the foregoing or, if proposed by the chair presiding at the extraordinary shareholders’ meeting, agree to something different as long as the subject matter is included in the agenda.

Statutory Merger Dissenters’ Withdrawal Rights

(Derecho a Retiro)

In accordance with the Chilean Companies Act, and the regulations thereunder, shareholders that dissent from the merger proposal will have statutory merger dissenters’ withdrawal rights in accordance with the above referenced law, within the 30 days following the extraordinary shareholders’ meeting called by this Notice. This statutory merger dissenters’ withdrawal rights will expire on October 28, 2016. A dissenting shareholder is any shareholder who attends the meeting and votes against the resolutions adopted at the meeting, or who is not present at the meeting but who notifies the corporation in writing within 30 days of the shareholders’ meeting of his or her opposition to the merger as approved at the shareholders’ meeting.

As an alternative to exercising statutory merger dissenters’ withdrawal rights to receive a cash payment of the statutory merger dissenters’ withdrawal rights price of Ch$ 299.64 per Endesa Américas share, all holders of Endesa Américas shares and ADSs (other than those held by Enersis Américas) may also participate in cash tender offers by Enersis Américas to purchase all outstanding shares and ADSs of Endesa Américas (other than those held by Enersis Américas) at a purchase price of Ch$ 300 per Endesa Américas share or Ch$ 9,000 per Endesa Américas ADS.

PARTICIPATION AT THE MEETING

In accordance with applicable law, the holders of Endesa Américas shares registered in the Endesa Américas shareholders registry book at midnight (the end of the day) of the fifth Chilean business day prior to the date of the meeting, shall be entitled to participate at that meeting.

QUALIFICATION OF POWERS OF ATTORNEY

The process for the qualification of proxies, if applicable, will be conducted on the same day as the meeting, at the place and time indicated for the commencement of each meeting. For the convenience of the shareholders, they are kindly requested to submit their powers of attorney on the date of the meeting, at least one hour before the meeting begins.

Citibank N.A., as depositary for American Depositary Shares (ADSs) of Endesa Américas, has fixed the close of business on August 31, 2016, as the record date for determination of holders of Endesa Américas ADSs entitled to notice of and to instruct the depositary how to vote at the Endesa Américas extraordinary shareholders’ meeting. Accordingly, only holders of Endesa Américas ADSs that are record holders of at the close of business on that date will be entitled to notice of and to instruct the depositary how to vote at the Endesa Américas extraordinary shareholders’ meeting.

The deadline for returning your voting instruction card to the depositary is 10:00 A.M. E.D.T. on September 26, 2016.

Your vote is important. Please sign, date and return your voting instruction card as soon as possible to make sure that your shares are represented at the Endesa Américas extraordinary shareholders’ meeting.

By Order of the Board of Directors,

Valter Moro

Chief Executive Officer

September     , 2016

i

IMPORTANT NOTE REGARDING THE TENDER OFFERS

Prior to the consummation of the merger, Enersis Américas intends to conduct tender offers for all of the outstanding shares of Endesa Américas (including in the form of American Depositary Shares, or ADSs), other than shares held by Enersis Américas, at a tender offer price of Ch$ 300 per Endesa Américas share and Ch$ 9,000 per Endesa Américas ADS (each representing 30 Endesa Américas shares), or the equivalent in U.S. dollars. The tender offers are expected to launch prior to the extraordinary shareholders’ meetings to approve the merger and the consummation of the tender offers will be contingent, among other things, on the approval of the merger by the relevant shareholders at the extraordinary shareholders’ meetings pursuant to the Chilean Companies Act. All holders of Endesa Américas shares and Endesa Américas ADSs (other than Enersis Américas) may participate in the tender offers, regardless of their vote on the merger or whether they vote at all, and will have three alternatives in connection with the merger: (i) participate in the merger and receive shares or ADSs of Enersis Américas (the surviving company after the merger), as applicable; (ii) dissent from the merger and exercise statutory merger dissenters’ withdrawal rights provided under Chilean law and receive specified formula price in cash; or (iii) tender Endesa Américas shares or Endesa Américas ADSs in the tender offers and receive the tender offer price in cash. See “The Tender Offers”.

The discussion of the tender offers in this joint information statement/prospectus is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of Endesa Américas. When the tender offers are commenced, Enersis Américas will make available the tender offer materials to the shareholders of Endesa Américas and file such materials with the U.S. Securities and Exchange Commission (the “SEC”) in accordance with applicable U.S. federal securities laws and SEC rules. In that event, shareholders and investors are urged to read the tender offer materials because they will contain important information, including the full details of the tender offers. Shareholders and investors may obtain free copies of the tender offer materials that Enersis Américas files with the SEC at the SEC’s website at www.sec.gov and will receive information at an appropriate time on how to obtain tender offer materials for free from Enersis Américas. These documents are not currently available and their availability is subject to the commencement of the tender offers.

v

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE TENDER OFFERS

Except as otherwise specifically noted, “Enersis Américas,” as well as “we,” “our,” “us” and similar words in this joint information statement/prospectus refer to Enersis Américas S.A. and its consolidated subsidiaries. Endesa Américas S.A. is one of our consolidated subsidiaries and when we describe Enersis Américas we include Endesa Américas and its consolidated subsidiaries and Chilectra Américas and its consolidated subsidiary in that description. When we refer to “Endesa Américas” or “Endesa Américas S.A.”, we mean Endesa Américas S.A. and its consolidated subsidiaries separate from the other businesses of Enersis Américas. When we refer to “Chilectra Américas” or “Chilectra Américas S.A.”, we mean Chilectra Américas S.A. and its consolidated subsidiary separate from the other businesses of Enersis Américas. When we refer to the “surviving company”, we mean Enersis Américas as the surviving company in the merger, as described in this joint information statement/prospectus.

In this section, “Questions and Answers About the Merger and the Tender Offers,” and in the “Summary” beginning on page 16, we highlight selected information from this joint information statement/prospectus but we have not included all of the information that may be important to you. To better understand the offer and the merger and for a more complete description of their legal terms, you should read carefully this entire joint information statement/prospectus, including the annexes, as well as the documents we have incorporated by reference into this joint information statement/prospectus. See “Where You Can Find More Information”.

Q.	Why is Enersis Américas proposing to merge with Endesa Américas and Chilectra Américas?

A.	The merger of Enersis Américas, Endesa Américas and Chilectra Américas will combine Enersis Américas’ non-Chilean generation, transmission and distribution businesses under a single holding company to simplify the corporate structure, reduce inefficiencies, align strategic interests, set a new industrial strategy and management focus and create more liquidity for shareholders.

Q.	Why is Endesa Américas proposing to merge with Enersis Américas and Chilectra Américas?

A.	Endesa Américas and Chilectra Américas are already controlled by Enersis Américas and consolidated in the Enersis Américas financial statements. The merger of Enersis Américas, Endesa Américas and Chilectra Américas will eliminate the minority interests in the earnings of Endesa Américas and Chilectra Américas and is expected to provide the former minority shareholders of Endesa Américas and Chilectra Américas with more liquidity as they will become minority shareholders of the surviving company in the merger, Enersis Américas.

Q.	Which company will survive the proposed merger?

A.	If the merger is approved, Endesa Américas and Chilectra Américas will be merged into and with Enersis Américas and Enersis Américas will be the surviving company.

Q.	What will be the name of the merged company if the merger is approved?

A.	If the merger is approved, the merged company, which we also refer to as the “surviving company,” will be Enersis Américas, which will be renamed “Enel Américas S.A.,” and Endesa Américas S.A. and Chilectra Américas S.A. will no longer exist as separate entities.

Q.	What will Enersis Américas shareholders and holders of Enersis Américas American Depositary Shares (“ADSs”) receive in the merger?

A.	Each Enersis Américas share you own and each Enersis Américas ADS you own will remain outstanding and unaffected by the merger.

Q.	What will Endesa Américas shareholders and holders of Endesa Américas ADSs receive in the merger?

A.	For each Endesa Américas share you own, you will receive 2.8 Enersis Américas shares, except that Enersis Américas will not issue fractional shares. At the time of the exchange you will receive the number of whole Enersis Américas shares you are entitled to, based on the merger exchange ratio, and cash in lieu of a fractional share. For each Endesa Américas ADS you own, you will receive 1.68 Enersis Américas ADSs, except that Enersis Américas will not issue fractional ADSs. At the time of the exchange you will receive the number of whole Enersis Américas ADSs you are entitled to based on the exchange ratio, and cash in lieu of a fractional ADS. When those shares and ADSs are issued to you, they will be shares and ADSs of the merged company, which will be renamed Enel Américas S.A.

Q.	What are Enersis Américas ADSs?

A.	An Enersis Américas ADS is an American depositary share which represents 50 shares of Enersis Américas common stock. The Enersis Américas ADSs will be issued under the terms of a deposit agreement to allow U.S. shareholders to more easily hold and trade interests in Enersis Américas after the merger. Citibank, N.A. is the depositary for the Enersis Américas ADSs and will issue the Enersis Américas ADSs to you and hold the Enersis Américas shares represented by the Enersis Américas ADSs on your behalf in a safekeeping account in Chile. ADSs are evidenced by American depositary receipts (“ADRs”). ADRs are like stock certificates which evidence shares represented by ADSs.

Q.	Are Enersis Américas shares traded on any stock exchange?

A.	Yes. Enersis Américas shares are traded under the symbol “ENERSIS-AM” on the Santiago Stock Exchange, the Valparaíso Stock Exchange and the Chilean Electronic Stock Exchange (collectively, the “Chilean Stock Exchanges”).

Q.	Are Enersis Américas ADSs traded on any stock exchange?

A.	Yes. Enersis Américas ADSs are listed and traded on the New York Stock Exchange under the symbol “ENIA”.

Q.	How do I vote my Enersis Américas shares and ADSs?

A.	Enersis Américas shareholders.

If you hold common shares as a registered shareholder of Enersis Américas, you must vote your shares at the extraordinary meeting of Enersis Américas shareholders. You may vote your shares at the extraordinary meeting of Enersis Américas shareholders either by attending the meeting in person or by granting a Chilean power of attorney to an attorney-in-fact who must attend the meeting in person and vote your shares on your behalf.

Enersis Américas ADS holders.

If you hold Enersis Américas ADSs, Citibank, as depositary for the Enersis Américas ADSs, will transmit to you the notice of the Enersis Américas meeting together with this document and an ADS voting instruction card. You may instruct the depositary to vote the shares of Enersis Américas common stock represented by your Enersis Américas ADSs at the extraordinary meeting of Enersis Américas shareholders.

Note that under Chilean law, Enersis Américas shareholders at the Enersis Américas extraordinary shareholders’ meeting may adopt or reject certain of the matters described on the ADS voting instruction card or, if proposed by the chair presiding at the extraordinary shareholders’ meeting, agree to something different as long as the matter is included in the agenda for the extraordinary shareholders’ meeting. Any Enersis Américas ADS holder who wishes to exercise share voting rights (as opposed to ADS voting rights) at the extraordinary shareholders’ meeting must cancel such holder’s Enersis Américas ADSs and become a registered shareholder of Enersis Américas not later than midnight (the end of the day) on September 22, 2016 (the fifth Chilean business day prior to the Enersis Américas extraordinary shareholders’ meeting) and either attend the meeting in person or grant a Chilean power of attorney to an attorney-in-fact who must attend the meeting in person and vote their shares on their behalf.

Note that if the proposal to be voted on as described on the ADS voting instruction card is modified at the extraordinary shareholders’ meeting, the depositary will not vote your shares underlying your ADSs on that matter and will treat your vote as an uninstructed vote. If you do not return a properly executed ADS voting instruction card, the depositary may give a discretionary proxy to vote the shares underlying your Enersis Américas ADSs to the Chairman of the Board of Directors of Enersis Américas and you will be counted as present for quorum purposes. If such a discretionary proxy is granted to the Chairman of the Board, Enersis Américas intends to vote these shares in favor of the merger-related proposals. See “What will happen if I abstain from voting or fail to vote?”

Q.	How do I vote my Endesa Américas shares and ADSs?

A.	Endesa Américas shareholders.

If you hold common shares as a registered shareholder of Endesa Américas, you must vote your shares at the extraordinary meeting of Endesa Américas shareholders. You may vote your shares at the extraordinary meeting of Endesa Américas shareholders either by attending the meeting in person or by granting a Chilean power of attorney to an attorney-in-fact who must attend the meeting in person and vote your shares on your behalf.

Endesa Américas ADS holders.

If you hold Endesa Américas ADSs, Citibank, as depositary for the Endesa Américas ADSs, will transmit to you the notice of the Endesa Américas meeting together with this document and an ADS voting instruction card. You may instruct the depositary to vote the shares of Endesa Américas common stock represented by your Endesa Américas ADSs at the extraordinary meeting of Endesa Américas shareholders.

Note that under Chilean law, Endesa Américas shareholders at the Endesa Américas extraordinary shareholders’ meeting may adopt or reject certain of the matters described on the ADS voting instruction card or, if proposed by the chair presiding at the extraordinary shareholders’ meeting, agree to something different as long as the matter is included in the agenda for the extraordinary shareholders’ meeting. Any Endesa Américas ADS holder who wishes to exercise share voting rights (as opposed to ADS voting rights) at the extraordinary shareholders’ meeting must cancel such holder’s Endesa Américas ADSs and become a registered shareholder of Endesa Américas not later than midnight (the end of the day) on September 22, 2016 (the fifth Chilean business day prior to the Endesa Américas extraordinary shareholders’ meeting) and either attend the meeting in person or grant a Chilean power of attorney to an attorney-in-fact who must attend the meeting in person and vote their shares on their behalf.

Note that if the proposal to be voted on as described on the ADS voting instruction card is modified at the extraordinary shareholders’ meeting, the depositary will not vote your shares underlying your ADSs on that matter and will treat your vote as an uninstructed vote. If you do not return a properly executed ADS voting instruction card, the depositary may give a discretionary proxy to vote the shares underlying your Enersis Américas ADSs to the Chairman of the Board of Directors of Endesa Américas and you will be counted as present for quorum purposes. If such a discretionary proxy is granted to the Chairman of the Board, Endesa Américas intends to vote these shares in favor of the merger-related proposals. See “What will happen if I abstain from voting or fail to vote?”

Q.	May I change my vote?

A.	Enersis Américas shareholders and ADS holders.

Yes. If you hold Enersis Américas common shares, you may change your vote by delivering a later-dated signed written notice of revocation of power of attorney before the extraordinary meeting of Enersis Américas shareholders. If you hold Enersis Américas ADSs, you may change your vote by delivering a later-dated signed ADS voting instruction card to the depositary by the voting instruction cut-off date established by the depositary, September 26, 2016 (two business days before the extraordinary meeting of Enersis Américas shareholders).

Endesa Américas shareholders and ADS holders.

Yes. If you hold Endesa Américas common shares, you may change your vote by delivering a later-dated signed written notice of revocation of power of attorney before the extraordinary meeting of Endesa Américas shareholders. If you hold Endesa Américas ADSs, you may change your vote by delivering a later-dated signed ADS voting instruction card to the depositary by the voting instruction cut-off date established by the depositary, September 26, 2016 (two business days before the extraordinary meeting of Endesa Américas shareholders).

Q.	What will happen if I abstain from voting or fail to vote?

A.	In order for the merger to be approved by Enersis Américas and Endesa Américas shareholders at their respective extraordinary meetings, two-thirds of the shares issued and outstanding as of the record date must be voted in favor of the merger. This means that if you hold common shares as a registered shareholder and you abstain from voting or fail to vote your shares, your abstention or failure to vote will have the same effect as a vote against the merger for purposes of approval. An abstention will not constitute a dissent for purposes of exercising statutory merger dissenters’ withdrawal rights (derecho a retiro). See “Do I have appraisal rights?”

However, if you hold ADSs and you do not provide voting instructions to the depositary, then under the respective ADS deposit agreements you will be deemed to have instructed the depository to provide the Chairman of the Board of Enersis Américas or Endesa Américas, as the case may be, a discretionary proxy to vote your shares in such person’s sole discretion, unless (i) the Chairman of the Board of Directors of Enersis Américas or Endesa Américas, as the case may be, directs the depositary not to give such a proxy, (ii) substantial opposition exists by the ADS holders or (iii) the matters to be voted on materially and adversely affect the rights of ADS holders. If the depositary grants such a proxy to the Chairman of the Board of Enersis Américas or Endesa Américas, as the case may be, all of the shares of Enersis Américas common stock represented by your Enersis Américas ADSs will be voted in accordance with Enersis Américas’ instructions and all of the shares of Endesa Américas common stock represented by your Endesa Américas ADSs will be voted in accordance with Endesa Américas’ instructions. Enersis Américas and Endesa Américas intend to vote all of these shares in favor of the merger-related proposals at their respective extraordinary meetings of shareholders.

Q.	Should I send in my Endesa Américas share certificates or ADRs now?

A.	Enersis Américas shareholders and ADS holders.

No. Enersis Américas shareholders and ADS holders will not need to do anything with their share certificates or ADRs.

Endesa Américas shareholders and ADS holders.

No. You should not submit your Endesa Américas share certificates or Endesa Américas ADRs at this time. If the merger is approved, the completion of the merger and the exchange of shares will still be subject to the conditions described in this joint information statement/prospectus. Promptly after the conditions have been met, Enersis Américas will publish a notice in a Chilean newspaper instructing registered shareholders when the exchange of shares will occur and how they may exchange Endesa Américas share certificates for share certificates of the merged company. Under Chilean law, each shareholder of Endesa Américas will be deemed by law to be an Enersis Américas shareholder at the time the merger is declared effective and the distribution and exchange of the shares of Endesa Américas for the shares of Enersis Américas takes place at the exchange ratio of 2.8 shares of Enersis Américas for each Endesa Américas share.

If you hold Endesa Américas ADSs, then promptly after Enersis Américas publishes the notice announcing the date of the exchange of shares, you will receive a transmittal form with instructions for exchanging your Endesa Américas ADSs for Enersis Américas ADSs. When the exchange of shares occurs, all Endesa Américas ADSs will be exchanged for the newly issued Enersis Américas ADSs and any Endesa Américas ADSs that are not exchanged as instructed in the transmittal form, and which remain outstanding after the exchange of shares, will represent only the right to receive upon exchange the number of Enersis Américas ADSs determined in accordance with the Endesa Américas merger exchange ratio, plus any cash in lieu of fractional shares and any distributions paid by Enersis Américas after that exchange of shares. Please do not send in your ADSs with your ADS voting instruction card.

Q.	Are there any conditions to the merger?

A.	Yes, the merger will only be consummated if:

•	holders of two-thirds of the outstanding voting shares of each of Endesa Américas, Chilectra Américas and Enersis Américas approve the merger as a related party transaction and the merger proposal;

•	less than (i) 10% of the outstanding shares of Enersis Américas, (ii) 10% of the outstanding shares of Endesa Américas and (iii) 0.91% of the outstanding shares of Chilectra Américas exercise statutory merger dissenters’ withdrawal rights in connection with the merger; provided that no shareholder will own more than 65% of the outstanding shares of Enersis Américas after all exercises of statutory merger dissenters’ withdrawal rights; and

•	Enersis Américas obtains all Chilean registrations and approvals which are preconditions to the issuance and listing by Enersis Américas of the shares to be exchanged for shares of Endesa Américas and Chilectra Américas in the merger.

If one or more of the events described in clauses (i), (ii) or (iii) of the second bullet above occurs within 60 days of the date of the respective shareholders’ meetings that approve the merger, the shareholders of each of the merging companies may agree at a subsequent shareholders’ meeting to waive the condition such that the merger will take effect, subject to compliance with all applicable Chilean and U.S. laws.

You should be aware that:

•	the controlling shareholder of Enersis Américas owns 60.6% of the shares of Enersis Américas and intends to vote all such shares in favor of the merger-related proposals;

•	Enersis Américas owns 59.98% of the shares of Endesa Américas and intends to vote all such shares in favor of the merger-related proposals; and

•	Enersis Américas owns 99.1% of the shares of Chilectra Américas and intends to vote all such shares in favor of the merger-related proposals.

Q.	When do you expect the merger to be completed?

A.

If the merger is approved by the respective shareholders of Enersis Américas, Endesa Américas and Chilectra Américas, Enersis Américas must complete or obtain various registrations and approvals which are required before Enersis Américas can issue and list for trading the shares which will be exchanged for shares of Endesa Américas and Chilectra Américas. In Chile, this process normally takes between 45 and 90 calendar days after the date of the last shareholders’ meetings of Endesa Américas, Enersis Américas and Chilectra Américas, as applicable, at which the merger was approved. We expect to complete the merger on or before December 1, 2016. However, because we cannot predict the exact amount of time that will be required to complete or obtain the various registrations and approvals, we cannot predict the exact time at which the merger will be completed.

Q.	Is the merger taxable for U.S. Federal Income Tax purposes?

A.	The merger should be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of U.S. Internal Revenue Code of 1986, as amended. Accordingly, a U.S. Holder (as defined below) of Endesa Américas shares (or ADSs) generally should not recognize any gain or loss on the exchange of Endesa Américas shares (or ADSs) for Enersis Américas shares (or ADSs), other than with respect to cash received in lieu of fractional shares (ADSs).

See “Material United States Tax Consequences—Material U.S. Federal Income Tax Consequences of the Merger and the Tender Offer to U.S. Holders,” for a more complete discussion of the U.S. federal income tax consequences of the merger.

Q:	Do I have appraisal rights?

A:	No. Under the Chilean Companies Act, Enersis Américas, Endesa Américas and Chilectra Américas shareholders who elect to dissent from approval of the merger will not have dissenters, appraisal or similar rights. However, Enersis Américas, Endesa Américas and Chilectra Américas shareholders who (i) vote against the approval of the merger at the applicable shareholders’ meeting, or (ii) do not participate in the respective shareholders’ meetings, will be eligible to exercise statutory merger dissenters’ withdrawal rights under Chilean law. Statutory merger dissenters’ withdrawal rights must be exercised by providing the required notice of withdrawal to the applicable company. Upon the proper exercise of statutory merger dissenters’ withdrawal rights, shareholders will have the right to receive a cash payment from Enersis Américas, Endesa Américas or Chilectra Américas, as the case may be.

Enersis Américas and Endesa Américas shares have a liquid trading market on the Chilean Stock Exchanges. Therefore, shareholders of Enersis Américas and Endesa Américas who exercise statutory merger dissenters’ withdrawal rights will receive a cash payment equivalent to the weighted average of the closing prices for Enersis Américas or Endesa Américas shares, as the case may be, as reported on the Chilean Stock Exchanges during the 60-trading day period preceding the 30th trading day prior to the date on which the merger is approved. In the case of Chilectra Américas, shareholders who exercise statutory merger dissenters’ withdrawal rights will receive the book value of their shares due to the absence of a liquid market for Chilectra Américas shares.

Enersis Américas ADS holders and Endesa Américas ADS holders respectively own beneficial interests in Enersis Américas and Endesa Américas shares that are held by the custodian bank for Enersis Américas’ ADS program and Endesa Américas’ ADS program, as the case may be, and such ADS holders are not listed as shareholders on the share registry of either Enersis Américas or Endesa Américas. Therefore, any Enersis Américas ADS holder or Endesa Américas ADS holder who wishes to exercise statutory merger dissenters’ withdrawal rights with respect to the merger must cancel his or her ADSs and become a registered shareholder of Enersis Américas or Endesa Américas, as applicable, not later than midnight (the end of the day) on September 22, 2016 (the fifth Chilean business day prior to the extraordinary shareholders’ meetings of both Enersis Américas and Endesa Américas) and either (i) vote against the merger or (ii) not participate in the extraordinary shareholders’ meeting and, in either case, exercise the statutory merger dissenters’ withdrawal rights during the 30 day period following the extraordinary shareholders’ meeting. See “The Merger—Appraisal Rights/Statutory Merger Dissenters’ Withdrawal Rights”.

Enersis Américas ADS holders and Endesa Américas ADS holders that do not cancel their ADSs and become record shareholders of Enersis Américas or Endesa Américas, as applicable, on or before September 22, 2016 will not have the right to dissent from the merger under Chilean law for purposes of exercising statutory merger dissenters’ withdrawal rights. In the event the merger is not consummated, neither Enersis Américas nor Endesa Américas will purchase shares from the shareholders exercising statutory merger dissenters’ withdrawal rights. Therefore, if the merger is not consummated, Enersis Américas ADS holders and Endesa Américas ADS holders who cancelled their ADSs to become shareholders of record of Enersis Américas and Endesa Américas, as applicable, will continue to be shareholders and may incur additional fees in order to redeposit their shares into the applicable ADS program. If you wish to dissent from the proposed merger and exercise your statutory merger dissenters’ withdrawal rights, we urge you to contact your broker, dealer, bank or nominee and follow their instructions as to how you must instruct them to cancel your ADSs.

All holders of Endesa Américas shares and Endesa Américas ADSs (other than Enersis Américas) may also participate in the tender offer by Enersis Américas and receive cash regardless of their vote on the merger or whether they vote at all. The exercise of statutory merger dissenters’ withdrawal rights by shareholders will not in any way limit the right of non-exercising shareholders to tender their shares and ADSs in the tender offer. As a result, holders of Endesa Américas shares and Endesa Américas ADSs will have three alternatives in connection with the merger: (i) participate in the merger and receive shares or ADSs of the Enersis Américas (the surviving company after the merger), as applicable; (ii) dissent from the merger and exercise statutory merger dissenters’ withdrawal rights provided under Chilean law and receive a specified formula price in cash; or (iii) tender Endesa Américas shares or Endesa Américas ADSs in the tender offer and receive the tender offer price in cash. See “The Tender Offers”.

Q.	Are the merger, tender offers and the statutory merger dissenters’ withdrawal rights fair to the unaffiliated shareholders of Endesa Américas?

A.	Unaffiliated shareholders of Endesa Américas may participate in the merger, participate in the tender offers, or exercise statutory merger dissenters’ withdrawal rights. Each of Endesa Américas and the Enel Filing Persons (as defined below) believes that the merger is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas. They believe that each of the tender offers and the statutory merger dissenters’ withdrawal rights is procedurally fair but, by itself and not in the context of providing an ancillary cash alternative to the merger, is not substantively fair to the unaffiliated shareholders of Endesa Américas because it is uneconomic relative to the current market prices of Endesa Américas shares and ADSs and the implied merger price. Notwithstanding the foregoing, each of Endesa Américas and the Enel Filing Persons believes that the tender offer and the statutory merger dissenters’ withdrawal rights are ancillary to the merger transaction, and should be viewed in the context of the merger, which they believe is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas.

The Merger

Endesa Américas

The Board of Directors of Endesa Américas unanimously determined that the merger is in the best interests of Endesa Américas and its shareholders and believes that the merger is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas. See “Special Factors—Endesa Américas—Position of Endesa Américas as to the Fairness of the Merger”.

The Enel Filing Persons

Enersis Américas and Enel, Enel Iberoamérica, S.R.L., and Enel Latinoamérica, S.A. (collectively, the “Enel Entities” and together with Enersis Américas, the “Enel Filing Persons”) believe that the merger is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas. See “Special Factors—Enersis Américas—Position of the Enel Filing Persons as to the Fairness of the Merger”.

The Tender Offers

Endesa Américas

The Board of Directors of Endesa Américas believes that making the tender offers available to the unaffiliated shareholders of Endesa Américas is procedurally fair, but that based on the current prices of Endesa Américas shares and ADSs, the statutory merger dissenters’ withdrawal rights price and the implied merger price, the tender offer price of Ch$ 300 per Endesa Américas share is uneconomic and, therefore, substantively not fair, to the unaffiliated shareholders of Endesa Américas. Notwithstanding the foregoing, Endesa Américas believes that the tender offers are ancillary to the merger transaction, and should be viewed in the context of the merger, which Endesa Américas believes is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas. See “Special Factors—Endesa Américas—Position of Endesa Américas as to the Fairness of the Tender Offers; Recommendation”.

The Enel Filing Persons

The Enel Filing Persons believe that making the tender offers available to the unaffiliated shareholders of Endesa Américas is procedurally fair, but the tender offer price of Ch$ 300 per Endesa Américas share is uneconomic and, therefore, substantively not fair, to the unaffiliated shareholders of Endesa Américas. Notwithstanding the foregoing, the Enel Filing Persons believe that the tender offers are ancillary to the merger transaction, and should be viewed in the context of the merger, which the Enel Filing Persons believe is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas. See “Special Factors—Enersis Américas—Position of the Enel Filing Persons as to the Fairness of the Tender Offers”.

The Statutory Merger Dissenters’ Withdrawal Rights

Endesa Américas

The Board of Directors of Endesa Américas believes that the availability of the statutory merger dissenters’ withdrawal rights to unaffiliated shareholders of Endesa Américas is procedurally fair, but based on the current prices of Endesa Américas shares and ADSs and the implied merger price, the statutory merger dissenters’ withdrawal rights price of Ch$ 299.64 per Endesa Américas share is uneconomic and, therefore, substantively not fair, to the unaffiliated shareholders of Endesa Américas. Notwithstanding the foregoing, Endesa Américas believes that the statutory merger dissenters’ withdrawal rights are ancillary to the merger transaction, and should be viewed in the context of the merger, which Endesa Américas believes is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas. See “Special Factors—Endesa Américas—Position of Endesa Américas as to the Fairness of the Statutory Merger Dissenters’ Withdrawal Rights”.

The Enel Filing Persons

The Enel Filing Persons believe that the availability of the statutory merger dissenters’ withdrawal rights to unaffiliated shareholders of Endesa Américas is procedurally fair, but that the statutory merger dissenters’ withdrawal rights price of Ch$ 299.64 per Endesa Américas share is uneconomic and, therefore, substantively not fair, to the unaffiliated shareholders of Endesa Américas. Notwithstanding the foregoing, the Enel Filing Persons believe that the statutory merger dissenters’ withdrawal rights are ancillary to the merger transaction, and should be viewed in the context of the merger, which the Enel Filing Persons believe is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas. See “Special Factors—Enersis Américas—Position of the Enel Filing Persons as to the Fairness of the Statutory Merger Dissenters’ Withdrawal Rights”.

Q.	What are the material terms and conditions of the tender offers?

A.

Enersis Américas intends to conduct a tender offer to purchase any and all of the outstanding shares held by individuals not resident in the United States, other than shares owned by Enersis Américas, for Ch$ 300 per Endesa Américas share (the “Chilean Offer”). Concurrently, Enersis Américas intends to conduct a tender offer for any and all of the outstanding shares of Endesa Américas held by individuals resident in the United States and any and all of the outstanding ADSs of Endesa Américas, except to the extent such outstanding shares are currently owned by Enersis Américas, for Ch$ 300 per Endesa Américas share and Ch$ 9,000 per Endesa Américas ADS (the “U.S. Offer”), or the equivalent in U.S. dollars, which will be calculated based on the weighted average exchange rate actually obtained for conversion of such amounts on the trading day prior to the date of payment. For illustrative purposes only, based on the Observed Exchange Rate of Ch$ 678.57 per US$ 1.00 as of August 31, 2016, the U.S. dollar amounts would be US$ 0.44 and US$ 13.26, respectively.

The consummation of the U.S. Offer and the Chilean Offer is expected to be subject to the following conditions:

•	the approval of the merger of Endesa Américas and Chilectra Américas into Enersis Américas by the respective shareholders of Enersis Américas, Endesa Américas and Chilectra Américas at separate extraordinary shareholders’ meetings of Enersis Américas, Endesa Américas and Chilectra Américas;

•	less than 10% of the outstanding shares of Enersis Américas, 10% of the outstanding shares of Endesa Américas and 0.91% of the outstanding shares of Chilectra Américas exercising the statutory merger dissenters’ withdrawal rights in connection with the Merger, provided that no shareholder will own more than 65% of Enersis Américas after all exercises of statutory merger dissenters’ withdrawal rights; and

•	The absence of any Material Adverse Effect (as defined below).

“Material Adverse Effect” means any change, effect or occurrence that, individually or in the aggregate, has a material adverse effect on the business, results of operations or financial condition of Endesa Américas and its subsidiaries, taken as a whole; provided that for purposes of determining a Material Adverse Effect, any changes, effects or occurrences originating or attributable to any of the following causes, individually or in the aggregate, will not be taken into account: (i) any change in the general economic conditions in Chile, or of its financial markets, unless the respective change, effect or occurrence disproportionately affects Endesa Américas; (ii) any change or condition that affects the market for the generation, distribution, transmission, transformation and/or sale of electrical energy in Chile, unless the respective change or condition disproportionately affects Endesa Américas; (iii) any change in the applicable accounting standards or any adoption, proposal, implementation or change in legal rules or regulations for Endesa Américas or of the official interpretation of the same (including in tax matters); (iv) the commencement or escalation of war hostilities or any act of terrorism or civil disturbances in or involving Chile, unless the change, effect or occurrence disproportionately affects Endesa Américas; (v) the worsening of global conditions or conditions in Chile, in terms of the economy, business, regulatory, politics, market conditions, or the decline of the stock market in the U.S., Chile, Europe, or other countries, or in the shares of Enel, or of Endesa Américas, or in the global or local financial or capital markets, or the worsening of the cost of credit or access to loans, in general terms, of Enersis Américas, unless the change, effect or occurrence disproportionately affects Endesa Américas; (vi) the elimination of the euro or the discontinuation of the euro by the countries that currently use the euro as their official currency; (vii) any change resulting or arising from hurricanes, earthquakes, floods, other natural disasters or force majeure, unless such change, effect or occurrence disproportionately affects Endesa Américas; or (viii) if Endesa Américas does not achieve any of its internal or public projections, guidance or estimates of performance, revenues or profits. For purposes of this definition the word “disproportionately” means with respect to clauses (i), (ii), (iv), (v) and (vii): (a) that the profits on a monthly basis, for the three consecutive calendar months beginning with the month in which the respective event occurs, has been negatively affected in an amount that is equivalent to 100% of the monthly average of the profits calculated during the period of 12 months prior to the month in which the event occurs; (b) that the negative impact on the monthly profit during the three month period referenced in (a) above would be a direct consequence of the occurrence of one of such events; and (c) that the same event has negatively impacted Endesa Américas in an amount at least two times more than the two main competitors of Endesa Américas in the Chilean market.

Q.	How does the proposed tender offer price compare to the statutory merger dissenters’ withdrawal rights price?

A.	The proposed tender offer price of Ch$ 300 per Endesa Américas share and Ch$ 9,000 per Endesa Américas ADS (each representing 30 Endesa Américas shares) is below the amount payable upon valid exercise of statutory merger dissenters’ withdrawal rights by an Endesa Américas shareholder, which amount is Ch$ 299.64 per Endesa Américas share. In the U.S. Offer, the tender offer price will be paid in U.S. dollars calculated based on the weighted average exchange rate actually obtained for conversion of such amounts on the trading day prior to the date of payment. The statutory merger dissenters’ withdrawal rights price will be paid in Chilean pesos only. For illustrative purposes only, based on the Observed Exchange Rate of Ch$ 678.57 per US$ 1.00 as of August 31, 2016, the U.S. dollar amount for the proposed tender offer price would be US$ 0.44 and US$ 13.26, respectively, and the statutory merger dissenters’ withdrawal rights price would be US$ 0.44.

Q.	What is the timing of the tender offers?

A.	The tender offers are expected to be launched during mid-September 2016. Under Chilean law, the initial offering period of a tender offer may not exceed 30 calendar days. The Chilean Offer may then be extended one time for a period of between 5 to 15 calendar days. Thus, the maximum time period that the Chilean Offer can remain open is 45 calendar days. Enersis Américas may exercise its right to extend the Chilean Offer so that the Chilean Offer offering period, as extended, coincides with the offering period in the U.S. Offer. Under U.S. tender offer regulations, a tender offer must remain open for at least 20 business days, but there is no maximum time limit. Under some circumstances (such as a change in the price offered per share or other material change in the terms of the U.S. Offer), U.S. tender offer regulations may require an extension of the expiration date of the U.S. Offer to a date later than such 45th day. The Chilean Offer will initially expire after 30 days; however, Enersis Américas may extend such period for up to an additional 15 days, in accordance with Chilean law, to coincide with the expiration of the initial U.S. Offer period. Additionally, under the U.S. Offer, your right to withdraw tendered shares or ADSs of Endesa Américas will be suspended upon the U.S. Offer’s expiration and such right terminates upon prompt payment for your tender of shares or ADSs of Endesa Américas. If payment is not prompt, the right to withdraw tendered shares or ADSs will be reinstated. Under the Chilean Offer, the withdrawal right of tendering holders is suspended upon the Chilean Offer’s expiration and such right terminates if Enersis Américas publishes a notice of results of the Chilean Offer in accordance with Chilean law within three (3) calendar days following the Chilean Offer’s expiration. Finally, while Enersis Américas intends to make the offer periods for the U.S. Offer and the Chilean Offer the same, it is possible that, due to requirements of applicable law or market practice, holders of shares of Endesa Américas tendering in the Chilean Offer will be paid either before or after holders tendering shares and/or ADSs of Endesa Américas in the U.S. Offer, although the price paid per share will be the same.

Q.	Who can help answer my questions?

A.	Enersis Américas shareholders.

Enersis Américas S.A.

Attention: Investor Relations

Santa Rosa 76, 15th floor

Santiago, Chile

E-mail: ir.enersis@enel.com

Telephone: +56 2 2353-4400

Enersis Américas ADS holders

Georgeson Inc.

Attention: Giulia Matteo Sézille, Lorenzo Casale, Monica Cempella

Via Emilia 68

00187 Rome, Italy

E-mail: proxy@georgeson.com

Telephone: +39 06 42 171 777

Telephone (U.S.): +1 888-666-2580

Endesa Américas shareholders

Endesa Américas S.A.

Attention: Investor Relations

Santa Rosa 76, 15th floor

Santiago, Chile

E-mail: ir.endesacl@enel.com

Telephone: +56 2 2630-9000

Endesa Américas ADS holders

Georgeson Inc.

Attention: Giulia Matteo Sézille, Lorenzo Casale, Monica Cempella

Via Emilia 68

00187 Rome, Italy

E-mail: proxy@georgeson.com

Telephone: +39 06 42 171 777

Telephone (U.S.): +1 888-666-2580

WHERE YOU CAN FIND MORE INFORMATION

Enersis Américas and Endesa Américas file annual and current reports and other information with the U.S. Securities and Exchange Commission (the “SEC”) and these filings are available to the public from the SEC’s web site at www.sec.gov. You may also read and copy any document filed by the companies at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document filed by the companies at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about Enersis Américas and Endesa Américas, including their SEC filings, is also available on their respective websites at www.enersisamericas.cl and www.endesaamericas.cl. Each of Enersis Americas and Endesa Americas is an issuer in Chile of securities registered with the SVS. Shares of their common stock are traded on the Chilean Stock Exchanges under the symbols “ENERSIS-AM” and “ENDESA-AM”, respectively. Accordingly, each of Enersis Americas and Endesa Americas is currently required to file quarterly and annual reports and issue hechos esenciales o relevantes (notices of essential or significant events) to the SVS, and provide copies of such reports and notices to the Chilean Stock Exchanges. All such reports are in Spanish and available at www.enersisamericas.cl and www.endesaamericas.cl, as applicable, and also at www.svs.cl. English translations of such reports and notices are also furnished to the SEC (www.sec.gov) on Forms 6-K promptly following an SVS filing. Unless otherwise specifically designated as incorporated, these Forms 6-K furnished to the SEC are not incorporated by reference in accordance with SEC rules. Except as otherwise specifically provided, information contained on and linked from the websites of Enersis Américas and Endesa Américas or the SVS website is not incorporated by reference into this joint information statement/prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Enersis Américas is “incorporating by reference” in this joint information statement/prospectus specified documents that it files with the SEC, which means:

•	incorporated documents are considered part of this joint information statement/prospectus;

•	Enersis Américas is disclosing important information to you by referring you to those documents; and

•	information contained in documents that Enersis Américas files in the future with the SEC automatically will update and supersede earlier information contained in or incorporated by reference in this joint information statement/prospectus (any information so updated or superseded will not constitute a part of this joint information statement/prospectus, except as so updated or superseded).

Enersis Américas incorporates by reference in this joint information statement/prospectus the documents listed below and any future Annual Reports on Form 20-F and any future Reports on Form 6-K (to the extent designated in the Form 6-K as being filed and incorporated by reference in this joint information statement/prospectus) that it files with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this joint information statement/prospectus and prior to the termination of the offering under this joint information statement/prospectus:

•	The Annual Report on Form 20-F for the year ended December 31, 2015 of Enersis Américas (the “Enersis Américas Form 20-F”); and

•	The Registration Statement on Form 20-F of Enersis Américas, initially filed on October 15, 1993, as amended (File No. 001-12440).

Copies of certain documents incorporated by reference as of the date of this joint information statement/prospectus may be attached as annexes to this joint information statement/prospectus.

Except for any Reports on Form 6-K specifically listed or described above, Enersis Américas is not incorporating any document or information furnished and not filed in accordance with SEC rules.

In accordance with Chilean laws and regulations, documents, reports and other information relating to the Reorganization have been made publicly available to the shareholders of Enersis Américas on the Enersis Américas’ website at www.enersisamericas.cl under the heading “Corporate Reorganization.” Except as otherwise specifically provided, information contained on and linked from the company’s website is not incorporated by reference into this joint information statement/prospectus.

You may have been sent some of the documents incorporated by reference, but you can obtain any of them from Enersis Américas, Endesa Américas or the SEC. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference in this document. Shareholders may obtain documents incorporated by reference into this document by requesting them in writing, by telephone or by e-mail from the appropriate company at the following addresses:

Enersis Américas	Endesa Américas
Enersis Américas S.A.	Endesa Américas S.A.
Attention: Investor Relations	Attention: Investor Relations
Santa Rosa 76, 15th floor Santiago, Chile	Santa Rosa 76, 15th floor Santiago, Chile

E-mail: ir.enersis@enel.com	E-mail: ir.endesacl@enel.com
Telephone: +56 2 2353-4400	Telephone: +56 2 2630-9000

If you would like to request any documents, please do so by 10:00 A.M. E.D.T. on September 26, 2016 in order to receive them before the extraordinary shareholders’ meetings.

PRESENTATION OF INFORMATION

Financial Information

In this joint information statement/prospectus, unless otherwise specified, references to “U.S. dollars,” “USD” or “US$,” are to dollars of the United States of America; references to “pesos,” “CLP” or “Ch$” are to Chilean pesos, the legal currency of Chile; references to “Ar$” or “Argentine pesos” are to the legal currency of Argentina; references to “R$,” or “reais” are to Brazilian reais, the legal currency of Brazil; references to “soles” are to Peruvian Soles, the legal currency of Peru; references to “CPs” or “Colombian pesos” are to the legal currency of Colombia; references to “€” or “Euros” are to the legal currency of the European Union; and references to “UF” are to Development Units (Unidades de Fomento). The UF is a Chilean inflation-indexed, peso-denominated monetary unit that is adjusted daily to reflect changes in the official Consumer Price Index (“CPI”) of the Chilean National Institute of Statistics (Instituto Nacional de Estadísticas or “INE”). The UF is adjusted in monthly cycles. Each day in the period beginning on the tenth day of the current month through the ninth day of the succeeding month, the nominal peso value of the UF is indexed in order to reflect a proportionate amount of the change in the Chilean CPI during the prior calendar month. As of June 30, 2016, one UF was equivalent to Ch$ 26,052.07. The U.S. dollar equivalent of one UF was US$ 39.39 on June 30, 2016, using the Observed Exchange Rate reported by the Central Bank of Chile (Banco Central de Chile) as of such date of Ch$ 661.37 per US$ 1.00. The U.S. dollar observed exchange rate (dólar observado) (the “Observed Exchange Rate”), which is reported by the Central Bank of Chile and published daily on its webpage, is the weighted average exchange rate of the previous business day’s transactions in the Formal Exchange Market. The Central Bank of Chile may intervene by buying or selling foreign currency on the Formal Exchange Market to maintain the Observed Exchange Rate within a desired range.

As of August 31, 2016, one UF was equivalent to Ch$ 26,209.10. The U.S. dollar equivalent of one UF was US$ 38.62 on August 31, 2016, using the Observed Exchange Rate reported by the Central Bank of Chile as of such date of Ch$ 678.57 per US$ 1.00.

The consolidated financial statements and combined financial statements, and, unless otherwise indicated, other financial information concerning Enersis Américas and Endesa Américas included or incorporated by reference in this joint information statement/prospectus are presented in Chilean pesos. Enersis Américas and Endesa Américas have prepared their consolidated and combined financial statements, respectively, in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”).

All of Enersis Américas’ subsidiaries are integrated and all their assets, liabilities, income, expenses and cash flows are included in the consolidated financial statements after making the adjustments and eliminations related to intra-group transactions. Affiliates are investments in associates and joint ventures that are recorded in our consolidated financial statements using the equity method. For detailed information regarding consolidated entities, affiliates, jointly-controlled entities and associated companies, see Appendices 1, 2 and 3 to the Enersis Américas consolidated financial statements.

All of Endesa Américas’ combined entities are combined and all their assets, liabilities, income, expenses and cash flows are included in the combined financial statements after making the adjustments and eliminations related to intra-group transactions. References in this joint information statement/prospectus to combined entities refer to entities that are controlled, either directly or indirectly, by Endesa Américas. Control is achieved when Endesa Américas (i) has power over the entity, (ii) is exposed, or has rights, to variable returns from its involvement with the entity and (iii) has the ability to use its power to effect its returns. Endesa Américas has power over its combined entities when it holds the majority of the substantive voting rights or, when it has less than a majority of the voting rights, and those rights are sufficient to give it the practical ability to direct the relevant activities of the entity unilaterally.

For the convenience of the reader, this joint information statement/prospectus contains translations of certain Chilean peso amounts into U.S. dollars at specified rates. Unless otherwise indicated, the U.S. dollar equivalent for information in Chilean pesos is based on the Observed Exchange Rate for December 31, 2015, which was Ch$ 710.16 per US$ 1.00. The Federal Reserve Bank of New York does not report a noon buying rate for Chilean pesos. No representation is made that the Chilean peso or U.S. dollar amounts shown in this joint information statement/prospectus could have been or could be converted into U.S. dollars or Chilean pesos, as the case may be, at such rate or at any other rate.

Technical Terms

References to “TW” are to terawatts; references to “GW” and “GWh” are to gigawatts and gigawatt hours, respectively; references to “MW” and “MWh” are to megawatts and megawatt hours, respectively; references to “kW” and “kWh” are to kilowatts and kilowatt hours, respectively; references to “kV” are to kilovolts, and references to “MVA” are to megavolt amperes. References to “BTU” and “MBTU” are to British thermal unit and million British thermal units, respectively. A “BTU” is an energy unit equal to approximately 1,055 joules. References to “Hz” are to hertz; and references to “mtpa” are to metric tons per annum. Unless otherwise indicated, statistics provided in this joint information statement/prospectus with respect to the installed capacity of electricity generation facilities are expressed in MW. One TW equals 1,000 GW, one GW equals 1,000 MW and one MW equals 1,000 kW.

Statistics relating to aggregate annual electricity production are expressed in GWh and based on a year of 8,760 hours, except for leap years, which are based on 8,784 hours. Statistics relating to installed capacity and production of the electricity industry do not include electricity of self-generators.

Energy losses experienced by generation companies during transmission are calculated by subtracting the number of GWh of energy sold from the number of GWh of energy generated (excluding their own energy consumption and losses on the part of the power plant), within a given period. Losses are expressed as a percentage of total energy generated.

Calculation of Economic Interest

References are made in this joint information statement/prospectus to the “economic interest” of Enersis Américas and Endesa Américas in their related companies. In circumstances where they do not directly own an interest in a related company, this economic interest in such ultimate related company is calculated by multiplying the percentage of economic interest in a directly held related company by the percentage of economic interest of any entity in the ownership chain of such related company. For example, if Endesa Américas owns 60% of a directly held combined entity and that combined entity owns 40% of an associate, Endesa Américas’ economic interest in such associate would be 60% times 40%, or 24%.

Rounding

Certain amounts included in the consolidated and combined financial statements have been rounded for ease of presentation. Percentages expressed in this joint information statement/prospectus may not have been calculated using rounded amounts, but by using amounts prior to rounding. For this reason, percentages expressed in this joint information statement/prospectus may vary from those obtained by performing the same calculations using figures in the consolidated and combined financial statements. Certain other amounts that appear in the tables in this joint information statement/prospectus may not total exactly due to rounding.

SUMMARY

This summary highlights certain information from this document. It does not contain all of the information that is important to you. You should carefully read the entire document and the other documents referred to or incorporated by reference in this document to fully understand the merger. In particular, you should read the documents attached to this document, including the Endesa Américas Annual Report on Form 20-F for the year ended December 31, 2015 attached as Annex A. See “Where You Can Find More Information”.

The Companies

Enersis Américas S.A.

Santa Rosa 76

Santiago, Chile

Telephone: +56 2 2353-4400

www.enersisamericas.cl

Enersis Américas is a publicly held limited liability stock corporation that traces its origins to Compañía Chilena de Electricidad Ltda. (“CCE”), which was formed in 1921 and later nationalized in 1970. During the 1980s, the sector was reorganized and CCE’s operations were divided into one generation company and two distribution companies, one with a concession in the Valparaíso Region and the other with a concession in the Santiago metropolitan region, Compañía Chilena Metropolitana de Distribución Eléctrica S.A. From 1982 to 1987, the Chilean electric utility sector went through a process of re-privatization. In August 1988, Compañía Chilena Metropolitana de Distribución Eléctrica S.A., Enersis Américas’ predecessor company, changed its name to Enersis S.A. Enersis Américas is an electricity utility company engaged, through its subsidiaries and affiliates, in the generation, transmission and distribution of electricity businesses in Argentina, Brazil, Colombia, and Peru. On March 1, 2016, the company’s name was changed from Enersis S.A. to Enersis Américas S.A. On April 21, 2016, Enersis Américas spun-off Enersis Chile S.A., which now owns and operates Enersis Américas’ former electricity generation and distribution businesses in Chile, as an independent company to the shareholders of Enersis Américas. The predecessor of Enersis Américas was organized under the laws of the Republic of Chile on June 19, 1981.

Endesa Américas S.A.

Santa Rosa 76

Santiago, Chile

Telephone: +56 2 2630-9000

www.endesaamericas.cl

Endesa Américas is a publicly held limited liability stock corporation that was organized under the laws of the Republic of Chile on March 1, 2016. Endesa Américas is engaged directly and through its combined entities and jointly-controlled entities in the electricity generation business in Argentina, Colombia and Peru and holds minority interests in electricity generation, distribution and transmission operations in Brazil. It traces its origins to the establishment of Empresa Nacional de Electricidad S.A. (“Endesa Chile”) in 1943. On April 21, 2016, Endesa Américas was spun-off as an independent company to the shareholders of Endesa Chile.

Chilectra Américas S.A.

Santa Rosa 76

Santiago, Chile

Telephone: +56 2 2675-2000

www.chilectraamericas.cl

Chilectra Américas is a publicly held limited liability stock corporation that also traces its origins to CCE. In August 1988, Compañía Chilena Metropolitana de Distribución Eléctrica S.A., changed its name to Enersis S.A.

and became the new parent company of Distribuidora Chilectra Metropolitana S.A., later renamed Chilectra S.A. Chilectra Américas is primarily engaged in the distribution of electricity in Argentina, Brazil, Colombia and Peru through economic interests in operating companies. On April 21, 2016, Chilectra Américas was spun-off as an independent company to the shareholders of Chilectra. Chilectra Américas was organized under the laws of the Republic of Chile on March 1, 2016.

The Reorganization

On November 5, 2015, the Boards of Directors of each of Enersis Américas, Endesa Chile and Chilectra met at separate meetings to evaluate a proposed transaction (the “Reorganization”), that would involve (i) each of Endesa Chile and Chilectra separating their respective Chilean and non-Chilean businesses by means of a “división” or “demerger” under Chilean law, followed by Enersis Américas separating its Chilean and non-Chilean businesses, including the shares of the demerged entities of Endesa Chile and Chilectra, also by means of a “división” or “demerger” under Chilean law (collectively, the “Spin-Offs”) and (ii) the merger of the three companies holding the non-Chilean businesses of Enersis Américas, Endesa Chile and Chilectra after the Spin-Offs. Each of the Boards of Directors determined that the Reorganization was in the best interests of the respective companies and their respective shareholders and approved the Reorganization, including the estimated ranges of the merger exchange ratios in the merger, on a preliminary basis subject to further action by the respective Boards of Directors in accordance with Chilean law, and a separate shareholder vote, to approve the merger.

In November and December 2015, the respective Boards of Directors of Enersis Américas, Endesa Chile and Chilectra met at separate meetings and adopted resolutions relating to (i) the referential merger exchange ratios to be proposed at the extraordinary shareholders’ meeting to be called to approve the merger, (ii) a tender offer by Enersis Américas for all of the outstanding shares of Endesa Américas (including in the form of ADSs) prior to the consummation of the merger, (iii) the merger and the tender offer being conditioned on less than specified percentages of the outstanding shares of Enersis Américas, Endesa Américas and Chilectra Américas exercising their statutory merger dissenters’ withdrawal rights in connection with the merger and (iv) negotiation of a tax indemnity agreement under which Enersis Américas would indemnify Endesa Chile for certain tax costs associated with the spin-off of Endesa Américas if the merger is not consummated by December 31, 2017 due to reasons not attributable to Endesa Américas or Endesa Chile or an event of force majeure has occurred.

Following the approvals of the Spin-Offs by the respective shareholders of Enersis Américas, Endesa Chile and Chilectra at their extraordinary shareholders’ meetings held on December 18, 2015, each of Enersis Américas, Endesa Chile and Chilectra completed the Spin-Offs on April 21, 2016, resulting in the creation and public listing of the shares of Enersis Chile S.A., Endesa Américas S.A. and Chilectra Américas S.A.

The Merger

If the merger is approved by the shareholders of Enersis Américas, Endesa Américas and Chilectra Américas, Endesa Américas and Chilectra Américas will each merge into Enersis Américas. Enersis Américas will be the surviving corporation under the name Enel Américas S.A., and Endesa Américas and Chilectra Américas will cease to exist as separate entities.

Alternatives for Holders of Endesa Américas Shares and ADSs

As described above, prior to the consummation of the merger, Enersis Américas intends to conduct tender offers for any and all of the outstanding shares of Endesa Américas (including in the form of ADSs), other than shares held by Enersis Américas, at a tender offer price of Ch$ 300 per Endesa Américas share and Ch$ 9,000 per Endesa Américas ADS (each representing 30 Endesa Américas shares), or the equivalent in U.S. dollars, which will be calculated based on the weighted average exchange rate actually obtained for conversion of such amounts on the trading day prior to the date of payment. For illustrative purposes only, based on the Observed

Exchange Rate of Ch$ 678.57 per US$ 1.00 as of August 31, 2016, the U.S. dollar amounts would be US$ 0.44 and US$ 13.26, respectively. The tender offers are expected to launch during mid-September 2016, prior to the extraordinary shareholders’ meetings to approve the merger. The consummation of the tender offers is expected to be conditioned on (i) the approval of the merger by the relevant shareholders at the extraordinary shareholders’ meetings pursuant Chilean Companies Act, (ii) less than 10% of the outstanding shares of Enersis Américas, 10% of the outstanding shares of Endesa Américas and 0.91% of the outstanding shares of Chilectra Américas exercising the statutory merger dissenters’ withdrawal rights in connection with the Merger, provided that no shareholder will own more than 65% of Enersis Américas after all exercises of statutory merger dissenters’ withdrawal rights, and (iii) the absence of any material adverse effect on Endesa Américas and its subsidiaries. See “The Tender Offers”.

All Endesa Américas shareholders (other than Enersis Américas) may participate in the tender offers, regardless of their vote on the merger or whether they vote at all, and will have the opportunity to elect any of the following three alternatives with respect to their Endesa Américas shares and ADSs in connection with the merger and the tender offers:

Alternatives	Consideration Received

• Participate in the merger	• 2.8 Enersis Américas shares per Endesa Américas share (1.68 Enersis Américas ADSs per Endesa Américas ADS)(1)

• Exercise statutory merger dissenters’ withdrawal rights	• Ch$ 299.64 per Endesa Américas share in cash(2)

• Tender Endesa Américas shares and ADSs in the tender offers	• Ch$ 300 per Endesa Américas share in cash (Ch$ 9,000 per Endesa Américas ADS in cash)(3)

(1)	For illustrative purposes only, the value of Enersis Américas shares and Enersis Américas ADSs that would be received in the merger would be Ch$ 315.84 (US$ 0.47) and US$ 13.99, respectively, based on multiplying the (i) merger exchange ratios by (ii) the most recent closing prices of Enersis Américas shares and Enersis Américas ADSs on August 31, 2016. The U.S. dollar value of the Enersis Américas shares was calculated based on the Observed Exchange Rate of Ch$ 678.57 per US$ 1.00 as of August 31, 2016.
(2)	Calculated based on the weighted average market price of Endesa Américas shares during the 60-trading day period preceding the 30th trading day prior to the extraordinary shareholders’ meeting of Endesa Américas to approve the merger. This will only be paid in Chilean pesos only. For illustrative purposes only, based on the Observed Exchange Rate of Ch$ 678.57 per US$ 1.00 as of August 31, 2016, the U.S. dollar amount would be US$ 0.44. Any Endesa Américas ADS holder that wishes to exercise statutory merger dissenters’ withdrawal rights with respect to the merger must cancel such holders’ Endesa Américas ADSs and become a registered shareholder of Endesa Américas.
(3)	U.S. Holders of Endesa Américas shares or ADSs who tender into the U.S. offer will receive the U.S. dollar equivalent of Ch$ 300 per Endesa Américas share and Ch$ 9,000 per Endesa Américas ADS, calculated based on the weighted average exchange rate actually obtained for conversion of such amounts on the trading day prior to the date of payment. For illustrative purposes only, based on the Observed Exchange Rate of Ch$ 678.57 per US$ 1.00 as of August 31, 2016, the U.S. dollar amounts would be US$ 0.44 and US$ 13.26, respectively.

U.S. Holders of Endesa Américas shares or ADSs will face different U.S. tax consequences as well as Chilean tax consequences depending on whether such persons decide to participate in the merger and receive Enersis Américas shares, or either exercise statutory merger withdrawal rights with respect to the merger or tender their Endesa Américas shares or ADSs in the tender offers and receive cash. See “Material United States Tax Consequences—Material U.S. Federal Income Tax Consequences of the Merger and the Tender Offer to U.S. Holders” and “Material Chilean Tax Consequences—Material Chilean Tax Consequences of the Merger and the Tender Offer to Foreign Holders”.

U.S. Holders of Endesa Américas shares or ADSs are urged to consult their own tax advisors on the potential U.S. and Chilean tax consequences of the three alternatives available to them in connection with the merger and the tender offers.

The description of the tender offer in this joint information statement/prospectus is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of Endesa Américas. When the tender offers are commenced, Enersis Américas will make available the tender offer materials to the shareholders of Endesa Américas and file such materials with the SEC in accordance with applicable U.S. federal securities laws and SEC rules. In that event, shareholders and investors are urged to read the tender offer materials because they will contain important information, including the full details of the tender offers. Shareholders and investors may obtain free copies of the tender offer materials that Enersis Américas files with the SEC at the SEC’s website at www.sec.gov and will receive information at an appropriate time on how to obtain tender offer materials for free from Enersis Américas. These documents are not currently available and their availability is subject to the commencement of the tender offers.

Reasons for the Merger

Enersis Américas

The merger of Enersis Américas, Endesa Américas and Chilectra Américas will combine Enersis Américas’ non-Chilean generation, transmission and distribution businesses under a single holding company, contributing to the simplification of the corporate structure of the group and providing Enersis Américas with the following main benefits:

Leakage reduction. The current corporate structure of the Enersis Américas group of companies, with significant minority interests in Endesa Américas, generates a net income leakage at the Enersis Américas level of approximately 48% (based on projected 2016 net income). This leakage could be reduced to approximately 36% following the merger.

Strategic interest alignment. The merger would combine ownership stakes in operating subsidiaries under one single controlling entity and eliminate the potential misalignment of strategic interests, including potential conflicts of interest arising from having investments in the same entity through multiple investment vehicles.

More efficient decision making. Multiple ownership layers results in inefficient organization and decision-making structure. Following the merger, the Enersis Américas group would benefit from a streamlined organizational structure with the decision process concentrated in one vehicle.

Operational efficiencies. The merger of Enersis Américas, Endesa Américas and Chilectra Américas would enable operational efficiencies, through operating expense reduction, selling, general and administration expense reductions, cash pooling or savings on better cash allocation and tax efficiencies.

Endesa Américas

Endesa Américas is already controlled by Enersis Américas and consolidated in the Enersis Américas financial statements. In addition to the benefits to Enersis Américas described above, in which the shareholders Endesa Américas would share as shareholders of the surviving company, the merger of Enersis Américas, Endesa Américas and Chilectra Américas would provide the following additional benefits to shareholders of Endesa Américas:

Increased visibility of non-consolidated affiliates. In the current corporate structure, Endesa Américas and Chilectra Américas hold minority stakes in a number of affiliates that they do not consolidate but which are consolidated by Enersis Américas. The merger would eliminate this lack of visibility for Endesa Américas and Chilectra Américas shareholders over the companies that Endesa Américas and Chilectra Américas do not control as they would become shareholders of Enersis Américas, which controls and consolidates these companies.

Increased liquidity for Endesa Américas and Chilectra Américas minority shareholders. As a consequence of the merger, minority shareholders of Endesa Américas and Chilectra Américas would become shareholders of the surviving company, Enersis Américas, with a larger capitalization than Endesa Américas and Chilectra Américas currently have, thereby providing increased liquidity for their investment.

Fairness of The Merger, the Tender Offers and the Statutory Merger Dissenters’ Withdrawal Rights

Unaffiliated shareholders of Endesa Américas may participate in the merger, participate in the tender offers, or exercise statutory merger dissenters’ withdrawal rights. Each of Endesa Américas and the Enel Filing Persons (as defined below) believes that the merger is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas. They believe that each of the tender offers and the statutory merger dissenters’ withdrawal rights is procedurally fair but, by itself and not in the context of providing an ancillary cash alternative to the merger, is not substantively fair to the unaffiliated shareholders of Endesa Américas because it is uneconomic relative to the current market prices of Endesa Américas shares and ADSs and the implied merger price. Notwithstanding the foregoing, each of Endesa Américas and the Enel Filing Persons believes that the tender offer and the statutory merger dissenters’ withdrawal rights are ancillary to the merger transaction, and should be viewed in the context of the merger, which they believe is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas.

Board Evaluation of the Merger

Boards of Directors of Enersis Américas and Endesa Américas

In accordance with the requirements of Chilean law, the respective Boards of Directors have engaged independent appraisers (peritos) and independent valuators, who prepared their respective valuation reports based on interim 2016 financial statements as of June 30, 2016 for each of Enersis Américas and Endesa Américas. The Boards of Directors evaluated the terms of the merger, and provided the individual opinions of each director regarding the merger. In addition, the Boards of Directors of Enersis Américas and Endesa Américas received fairness opinions from their respective financial advisors with respect to the merger. The Boards of Directors of Enersis Américas and Endesa Américas each unanimously concluded that the merger is in the best interests of the companies and their respective shareholders and that they believe that the merger is procedurally and substantively fair to the unaffiliated shareholders of Endesa Américas. See “Special Factors—Endesa Américas—Position of Endesa Américas as to the Fairness of the Merger” and “Special Factors—Enersis Américas—Position of the Enel Filing Persons as to the Fairness of the Merger”.

Opinion of Enersis Américas’ Financial Advisor

In connection with the merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), Enersis Américas’ financial advisor, delivered to Enersis Américas’ Board of Directors a written opinion, dated August 5, 2016, as to the fairness, from a financial point of view and as of the date of the opinion, to Enersis Américas of the exchange ratios provided for in the merger. The full text of the written opinion, dated August 5, 2016, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex G to this joint information statement/prospectus and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to Enersis’ Board of Directors (in its capacity as such) for the benefit and use of Enersis Américas’ Board of Directors in connection with and for purposes of its evaluation of the merger exchange ratios from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Enersis Américas or in which Enersis Américas might engage or as to the underlying business decision of Enersis Américas to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed merger or any related matter.

Opinion of Endesa Américas’ Financial Advisor

In connection with the merger, Deutsche Bank Securities Inc. (“Deutsche Bank”), Endesa Américas’ financial advisor, delivered to Endesa Américas’ Board of Directors a written opinion, dated August 5, 2016, as to the fairness of the Exchange Ratio (as defined under “Special Factors—Endesa Américas—Summary of Deutsche Bank Securities Inc.’s Fairness Opinion”), from a financial point of view and as of the date of the opinion, to the holders of outstanding shares of common stock of Endesa Américas, other than Enersis Américas and its affiliates. The full text of the written opinion, dated August 5, 2016, of Deutsche Bank, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this joint information statement/prospectus and is incorporated by reference herein in its entirety. Deutsche Bank’s opinion was addressed to, and was for the use and benefit of, the Board of Directors of Endesa Américas in connection with and for the purpose of its evaluation of the merger. Deutsche Bank’s opinion did not address any other terms of the merger, including the ADS Exchange Ratio (as defined under “Special Factors—Endesa Américas—Summary of Deutsche Bank Securities Inc.’s Fairness Opinion”), the Chilectra Américas Merger Exchange Ratio (as defined under “Special Factors—Endesa Américas—Summary of Deutsche Bank Securities Inc.’s Fairness Opinion”), the Tender Offer (as defined under “Special Factors—Endesa Américas—Summary of Deutsche Bank Securities Inc.’s Fairness Opinion”), the Withdrawal Rights (as defined under “Special Factors—Endesa Américas—Summary of Deutsche Bank Securities Inc.’s Fairness Opinion”) or other terms described in the Merger Terms and Conditions. Endesa Américas did not ask Deutsche Bank to, and Deutsche Bank’s opinion did not, address the fairness of the merger, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of Endesa Américas, nor did it address the fairness of the contemplated benefits of the merger. Deutsche Bank expressed no opinion, and Deutsche Bank’s opinion does not constitute a recommendation, as to how any holder of shares of Endesa Américas common stock and/or ADSs representing shares of Endesa Américas should vote or act with respect to the merger. Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors or employees of any parties to the merger or any class of such persons, in connection with the merger, whether relative to the Endesa Américas merger exchange ratio or otherwise. Deutsche Bank’s opinion did not in any manner address what the value of the shares of Enersis Américas common stock or ADSs of Enersis Américas will be when issued pursuant to the merger or the prices at which the shares of Enersis Américas common stock, the ADSs of Enersis Américas or any other securities will trade following the announcement or consummation of the merger.

The Enel Entities

Enel, Enel Iberoamérica, S.R.L. and Enel Latinoamérica, S.A. (collectively, the “Enel Entities” and together with Enersis Américas, the “Enel Filing Persons”) adopted the determination of the Board of Directors of Enersis Américas and as such, the Enel Entities believe that the merger is procedurally and substantively fair to the unaffiliated shareholders of Endesa Américas. See “Special Factors—Endesa Américas—Position of Endesa Américas as to the Fairness of the Merger” and “Special Factors—Enersis Américas—Position of the Enel Filing Persons as to the Fairness of the Merger”.

Evaluation of the Tender Offers

As described above, prior to the consummation of the merger, Enersis Américas intends to conduct tender offers for any and all of the outstanding shares of Endesa Américas (including in the form of ADSs), other than shares held by Enersis Américas. See “The Tender Offers”. Endesa Américas and the Enel Filing Persons have evaluated the fairness of the tender offers to the unaffiliated shareholders of Endesa Américas. Based on such evaluation, Endesa Américas and the Enel Filing Persons believe that making the tender offers available to the unaffiliated shareholders of Endesa Américas is procedurally fair, but the tender offer price is uneconomic and, therefore, substantively not fair, to the unaffiliated shareholders of Endesa Américas. Notwithstanding the foregoing, the tender offers are believed to be ancillary to the merger transaction, and should be viewed in the context of the merger, which is believed to be substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas. See “Special Factors—Endesa Américas—Position of Endesa Américas as to the Fairness of the Tender Offers; Recommendation” and “Special Factors—Enersis Américas—Position of the Enel Filing Persons as to the Fairness of the Tender Offers”.

Evaluation of the Statutory Merger Dissenters’ Withdrawal Rights

Shareholders of Endesa Américas have the right to exercise statutory merger dissenters’ withdrawal rights under the Chilean Companies Act, which requires Endesa Américas, and not the Enel Filing Persons, to purchase shares of Endesa Américas from shareholders of Endesa Américas that exercise statutory merger dissenters’ withdrawal rights. Endesa Américas and the Enel Filing Persons have evaluated the fairness of the statutory merger dissenters’ withdrawal rights to the unaffiliated shareholders of Endesa Américas. Based on such evaluation, Endesa Américas and the Enel Filing Persons believe that the availability of the statutory merger dissenters’ withdrawal rights to unaffiliated shareholders of Endesa Américas is procedurally fair, but that the statutory merger dissenters’ withdrawal rights price is uneconomic and, therefore, substantively not fair, to the unaffiliated shareholders of Endesa Américas. Notwithstanding the foregoing, the statutory merger dissenters’ withdrawal rights are believed to be ancillary to the merger transaction, and should be viewed in the context of the merger, which is believed to be substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas. See “Special Factors—Endesa Américas—Position of Endesa Américas as to the Fairness of the Statutory Merger Dissenters’ Withdrawal Rights” and “Special Factors—Enersis Américas—Position of the Enel Filing Persons as to the Fairness of the Statutory Merger Dissenters’ Withdrawal Rights”. In addition, in accordance with the Chilean Companies Act, shareholders of Enersis Américas and Chilectra Américas will also have the right to exercise statutory merger dissenters’ withdrawal rights in connection with the merger.

Exchange of Shares; Treatment of Fractional Shares

Enersis Américas shareholders. After the merger, each outstanding share and ADS of Enersis Américas will remain outstanding and unaffected by the merger. Enersis Américas shareholders and holders of ADSs will not need to do anything with their shares and ADSs.

Endesa Américas shareholders. In the merger, each outstanding share of Endesa Américas common stock will become the right to receive 2.8 shares of Enersis Américas common stock and each outstanding Endesa Américas ADS will become the right to receive 1.68 Enersis Américas ADSs. No fractional shares or ADSs will be issued in the merger. Instead of fractional shares or ADSs, Endesa Américas shareholders and ADS holders will receive the cash value of the fractional shares and ADSs.

Ownership of Enersis Américas After the Merger

After completion of the merger, Enel Iberoamérica is expected to own a majority of Enersis Américas and the current minority shareholders of Enersis Américas, Enersis Américas and Chilectra Américas are expected to own the remaining minority interests in Enersis Américas.

Material U.S. Federal Income Tax Consequences of the Merger

The merger should be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of U.S. Internal Revenue Code of 1986, as amended. Accordingly, a U.S. Holder (as defined below) of Endesa Américas shares (or ADSs) generally should not recognize any gain or loss on the exchange of Endesa Américas shares (or ADSs) for Enersis Américas shares (or ADSs), other than with respect to cash received in lieu of fractional shares (or ADSs).

This tax treatment may not apply to all shareholders. Determining the actual tax consequences of the merger to you can be complicated. They will depend on your specific situation and on variables not within our control. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Comparative Per Share Market Price Information

On April 21, 2016, the first trading day following the spin-off, Enersis Américas common stock and ADSs (trading on an ex-distribution when-issued basis) closed at Ch$ 97.27 per share and US$ 7.29 per ADS, respectively, and Endesa Américas common stock and ADSs (trading on a when-issued basis) closed at Ch$ 281.39 per share and US$ 12.30 per ADS, respectively. On August 31, 2016, Enersis Américas common stock and ADSs closed at Ch$ 112.80 per share and US$ 8.33 per ADS, respectively, and Endesa Américas common stock and ADSs closed at Ch$ 304.07 per share and US$ 13.53 per ADS, respectively.

The market price of Enersis Américas and Endesa Américas common stock and ADSs will likely fluctuate prior to the merger, while the exchange ratio is fixed. You should obtain current stock price quotations for Enersis Américas and Endesa Américas common stock and ADSs.

Listing of Enersis Américas Common Stock

Enersis Américas common stock is listed and traded on the Chilean Stock Exchanges under the trading symbol “ENERSIS—AM” and Enersis Américas ADSs are listed and traded on the NYSE under the trading symbol “ENIA”.

Record Date; Vote Required

Enersis Américas shareholders. Only holders of record of Enersis Américas shares at the close of business on September 13, 2016 are entitled to receive notice of the extraordinary shareholders’ meeting. Only Enersis Américas’ holders of record at midnight (the end of the day) on September 22, 2016 (the fifth Chilean business day prior to the shareholders’ meeting) will be entitled to vote at the meeting. The depositary has also fixed August 31, 2016 as the record date for purposes of determining entitlement to notice of the extraordinary shareholders’ meeting and to vote the shares of Enersis Américas’ common stock underlying Enersis Américas’ ADSs.

Approval of the merger as a related party transaction proposal, the merger proposal and the capital reduction proposal presented by the Enersis Américas Board of Directors for the consideration and vote of shareholders at the Enersis Américas extraordinary shareholders’ meeting require the affirmative vote of at least two-thirds of the outstanding common stock with voting rights of Enersis Américas. Approval of other proposals presented by the Board of Directors for the consideration and vote of shareholders at the meeting requires the affirmative vote of at least a majority of the outstanding common stock with voting rights of Enersis Américas. Enel Iberoamérica currently beneficially holds 60.6% of the outstanding common stock of Enersis Américas, and will be entitled to vote its shares of common stock on all matters at the meeting, and intends to vote its shares in favor of each of the proposals. As a result, all proposals, other than approval of the merger as a related party transaction, the merger proposal and the capital reduction proposal, will be approved without need for any additional votes of minority shareholders of Enersis Américas.

Endesa Américas shareholders. Only holders of record of Endesa Américas shares at the close of business on September 13, 2016 are entitled to receive notice of the extraordinary shareholders’ meeting. Only Endesa Américas’ holders of record at midnight (the end of the day) on September 22, 2016 (the fifth Chilean business day prior to the shareholders’ meeting) will be entitled to vote at the meeting. The depositary has also fixed August 31, 2016 as the record date for purposes of determining entitlement to notice of the extraordinary shareholders’ meeting and to vote the shares of Endesa Américas’ common stock underlying Endesa Américas’ ADSs.

Approval of the merger as a related party transaction, the merger proposal and the capital reduction proposal presented by the Endesa Américas Board of Directors for the consideration and vote of shareholders at the Endesa Américas extraordinary shareholders’ meeting require the affirmative vote of at least two-thirds of the outstanding common stock with voting rights of Endesa Américas. Approval of other proposals presented by the Board of Directors for the consideration and vote of shareholders at the meeting requires the affirmative vote of at least a majority of the outstanding common stock with voting rights of Endesa Américas. Enersis Américas currently holds 59.98% of the outstanding common stock of Endesa Américas, and will be entitled to vote its shares of common stock on all matters at the meeting, and intends to vote its shares in favor of each of the proposals. As a result, all proposals, other than approval of the merger as a related party transaction, the merger proposal and the capital reduction proposal, will be approved without need for any additional votes of minority shareholders of Endesa Américas.

Appraisal Rights/Statutory Merger Dissenters’ Withdrawal Rights

Pursuant to the Chilean Companies Act, Enersis Américas and Endesa Américas shareholders who elect to dissent from approval of the merger will not have appraisal rights. However, Enersis Américas and Endesa Américas shareholders who dissent from approval of the merger, and who provide Enersis Américas or Endesa Américas, as the case may be, with the required notice of withdrawal, will have the right to exercise statutory merger dissenters’ withdrawal rights (derecho a retiro) and to receive from Enersis Américas or Endesa Américas, as the case may be, a cash payment equivalent to the weighted average of the closing prices for Enersis Américas or Endesa Américas shares, as the case may be, as reported on the Chilean Stock Exchanges during the 60-trading day period preceding the 30th trading day prior to the date on which the merger is approved.

Any Enersis Américas ADS holder or Endesa Américas ADS holder who wishes to exercise statutory merger dissenters’ withdrawal rights with respect to the merger must cancel his or her ADSs and become a registered shareholder of Enersis Américas or Endesa Américas, as applicable, not later than midnight (the end of the day) on September 22, 2016 (the fifth Chilean business day prior to the extraordinary shareholders’ meetings of both Enersis Américas and Endesa Américas) and either (i) vote against the merger or (ii) not participate in the extraordinary shareholders’ meeting and, in either case, exercise the statutory merger dissenters’ withdrawal rights during the 30 day period following the extraordinary shareholders’ meeting. In the event the merger is not consummated, neither Enersis Américas nor Endesa Américas will purchase shares from the shareholders exercising statutory merger dissenters’ withdrawal rights. Therefore, if the merger is not consummated, Enersis Américas ADS holders and Endesa Américas ADS holders who cancelled their ADSs to become shareholders of record of Enersis Américas and Endesa Américas, as applicable, will continue to be shareholders and may incur additional fees in order to redeposit their shares into the ADR program. See “The Merger—Appraisal Rights/Statutory Merger Dissenters’ Withdrawal Rights”.

Holders of Endesa Américas shares and Endesa Américas ADSs may also tender their shares and ADSs and receive cash in the tender offers by Enersis Américas, which are expected to occur prior to the consummation of the merger. You may participate in the tender offers regardless of your vote on the merger or whether you vote at all. See “The Tender Offers”.

Security Ownership by Management of Enersis Américas and Endesa Américas

As of the date of this joint information statement/prospectus, the Board of Directors and senior management of Endesa Américas beneficially own 11,603 shares of Endesa Américas and the Board of Directors and senior management of Enersis Américas do not have any beneficially ownership of shares of Endesa Américas.

Management and Operations After the Merger

Upon effectiveness of the merger, the senior management and the directors of Endesa Américas and Chilectra Américas will resign and the senior management and directors of Enersis Américas will continue as the senior management and directors of the surviving company.

Conditions to Completion of the Merger

The merger will only be consummated if:

•	holders of two-thirds of the outstanding voting shares of each of Endesa Américas, Chilectra Américas and Enersis Américas approve the merger as a related party transaction and the merger proposal;

•	less than (i) 10% of the outstanding shares of Enersis Américas, (ii) 10% of the outstanding shares of Endesa Américas and (iii) 0.91% of the outstanding shares of Chilectra Américas exercise statutory merger dissenters’ withdrawal rights in connection with the merger; provided that no shareholder will own more than 65% of the outstanding shares of Enersis Américas after all exercises of statutory merger dissenters’ withdrawal rights; and

•	Enersis Américas obtains all Chilean registrations and approvals which are preconditions to the issuance and listing by Enersis Américas of the shares to be exchanged for shares of Endesa Américas and Chilectra Américas in the merger.

If one or more of the events described in clauses (i), (ii) or (iii) of the second bullet above occurs within 60 days of the date of the respective shareholders’ meetings that approve the merger, the shareholders of each of the merging companies may agree at a subsequent shareholders’ meeting to waive the condition such that the merger will take effect, subject to compliance with all applicable Chilean and U.S. laws.

Regulatory Approvals

If two-thirds of the shareholders of each of Enersis Américas, Endesa Américas and Chilectra Américas approve the merger as a related party transaction and the merger proposal at their respective extraordinary shareholders’ meetings, Enersis Américas, Endesa Américas and Chilectra Américas must take the following administrative actions and obtain the following regulatory approval before the merger can be completed and the exchange of shares can be effected:

•	Enersis Américas, Endesa Américas and Chilectra Américas must each record the minutes of the extraordinary shareholders’ meeting at which their respective shareholders approved the merger before a Chilean notary public and publish within the 60 following days an abstract of those minutes in the Registry of Commerce (Registro de Comercio) as well as in the Official Gazette (Diario Oficial).

In addition, although not preconditions to the effectiveness of the merger, before the shares of Enersis Américas can be issued in exchange for the shares of Endesa Américas, Enersis Américas and Endesa Américas must obtain:

•	approval of the SVS of the registration of the additional Enersis Américas shares to be issued in the merger;

•	approval of the Santiago Stock Exchange, the Electronic Stock Exchange and the Valparaíso Stock Exchange to list the additional Enersis Américas shares to be issued in the merger; and

•	approval for the listing on the NYSE of the additional Enersis Américas ADSs to be issued in the merger.

There are no other regulatory approvals we are seeking to obtain in connection with the merger of Endesa Américas and Chilectra Américas with Enersis Américas. However, in connection with the approval by the SVS of Enersis Américas’ registration of the issuance of the additional Enersis Américas shares, the SVS will review the issuance to determine whether it complies with Chilean law.

In addition, in connection with the merger, certain information must be delivered to the Chilean SVS. Enersis Américas must deliver to the SVS copy of the registration statement, of which this joint information statement/prospectus forms a part, and any other information it submits to the SEC in the same form and at the same time its files the registration statement or such other information with the SEC. After the registration statement is declared effective, Enersis Américas must report on a monthly basis the issuance and cancellation of ADSs, number of ADSs traded, and the price and trading volumes. Enersis Américas will also be required to file with the SVS on a quarterly basis a list of ADS holders.

We can give no assurance as to when or whether any of these approvals and registrations will be obtained, the terms and conditions that may be imposed in connection with their consents and approvals, or the consequences of failing to obtain such consents and approvals.

Interests of Certain Persons in the Merger That are Different from Your Interests

The Board of Directors of Enersis Américas unanimously determined that Messrs. Francisco de Borja Acha B., José Antonio Vargas L., Livio Gallo, Enrico Viale, Hernán Somerville S. (member of the Directors’ Committee), and Patricio Gómez S. (member of the Directors’ Committee), each a director of Enersis Americas elected by Enel as the controlling shareholder, have an interest in the merger under Article 147 of Law No. 18,046 (the “Chilean Companies Act”), based on the interpretation of the SVS and the judgment by the Santiago Court of Appeals delivered on March 22, 2016. The Board further determined that Mr. Luca D’Agnese, the Chief Executive Officer, also has an interest in the merger under Article 147 of the Chilean Companies Act based on his role as Chairman of the Board and CEO of Enel Latinoamérica, S.A., a 40.3% direct shareholder of Enersis Américas and an indirect wholly owned subsidiary of Enel, and as a member of the Board of Directors of Enel Iberoamérica, a 20.3% direct shareholder of Enersis Américas and a wholly owned subsidiary of Enel and direct parent company of Enel Latinoamérica. Further, the Board determined that Mr. D’Agnese should abstain from any negotiations that could conflict with the merger.

The Board of Directors of Endesa Américas also unanimously determined that Rafael Fauquié B., Vittorio Vagliasindi, Francesco Buresti, Umberto Magrini, Luca Noviello, Mauro Di Carlo and Loreto Silva R. (member of the Directors’ Committee), each a director of the company, have an interest in the Merger under Article 147 of the Chilean Companies Act, based on the interpretations of the SVS and the judgment by the Santiago Court of Appeals delivered on March 22, 2016.

There are no voting agreements among us and any other party, or among our directors or executive officers and third parties, with respect to the voting of the shares of Enersis Américas or Endesa Américas at the Enersis Américas and Endesa Américas extraordinary shareholders’ meetings.

Accounting Treatment

The merger will be accounted for as an acquisition by Enersis Américas of non-controlling interests in Endesa Américas and Chilectra Américas.

Proposed Amendment to Enersis Américas’ Bylaws

In connection with the merger, the bylaws of Enersis Américas will become the bylaws of the surviving company, as amended to reflect, among other things, the change in capital as a result of the issuance of additional shares of Enersis Américas in the merger in exchange for shares of Endesa Américas and Chilectra Américas. See “The Merger—The Merger Proposal—Amendments to the Bylaws (Estatutos) of Enersis Américas.”

Summary Historical Financial Information

We are providing the following summary financial information to help you analyze certain financial aspects of the merger. We derived this information from audited financial statements of each company for each of their three most recent fiscal years. The information should be read together with our respective historical financial statements and related notes contained in the annual reports and other information that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information”.

You should also read all of the financial information we provide in the following tables together with the pro forma financial data we provide in this joint information statement/ prospectus, which you can find under “Unaudited Pro Forma Consolidated Financial Information”.

Enersis Américas

The following summary financial information for each year in the three years period ended December 31, 2015 was derived from the audited consolidated financial statements of Enersis Américas. In April 2016, Enersis Américas completed the spin-off of its Chilean energy generation, transmission and distribution business as Enersis Chile S.A. The summary financial information for all periods has been restated to reflect the Enersis Chile business as discontinued operations. The summary financial information should be read in conjunction with Enersis Américas’ Operating and Financial Review and the consolidated financial statements and notes thereto incorporated by reference into this joint information statement/prospectus.

The following table sets forth Enersis Américas’ summary consolidated financial information for the years indicated:

	As of and for the year ended December 31,
	2015(1)	2015	2014	2013
	(US$ millions)	(Ch$ millions)
Consolidated Statement of Comprehensive Income Information
Revenues and other operating income	7,465	5,301,440	5,206,370	4,528,148
Operating expenses(2)	(5,698)	(4,046,682)	(3,818,370)	(3,177,080)
Operating income	1,767	1,254,758	(1,388,000)	1,351,068
Financial income (expense), net	40	28,287	(213,316)	(118,899)
Total gain (loss) on sale of non-current assets not held for sale	(9)	(6,566)	877	4,642
Other non-operating income	5	3,333	2,560	980
Income before income tax	1,802	1,279,812	1,178,121	1,237,791
Income tax expenses, continuing operations	(737)	(523,663)	(425,958)	(442,455)

Income after tax from continuing operations	1,065	756,149	752,163	795,336
Income from discontinued operations	547	388,321	215,332	318,065

Net income	1,612	1,144,470	967,495	1,113,401
Net income attributable to shareholders of the Company	932	661,587	571,873	658,514

Net income attributable to Minority interests	680	482,883	395,622	454,887
Net income (loss) from continuing operations per average number of shares basic and diluted (Ch$/US$)	0.01	8.35	8.344	9.49
Net income (loss) from continuing operations per average number of ADS (Ch$/US$)	0.59	417,50	417.00	474.50

	As of and for the year ended December 31,
	2015(1)	2015	2014	2013
	(US$ millions)	(Ch$ millions)
Net income (loss) from discontinued operations per average number of shares basic and diluted (Ch$/US$)	0.01	5.13	3.31	5.08
Net income (loss) from discontinued operations per average number of ADSs (Ch$/US$)	0.36	256.50	165.50	254.00
Net income (loss) per average number of shares, basic and diluted (Ch$/US$ per share)	0.01	8.35	8.34	9.49
Net income (loss) per average number of ADSs (Ch$/US$ per ADS)	0.59	417.50	417.00	474.50
Cash dividends per share (Ch$/US$ per share)	0.01	6.21	6.71	4.25
Cash dividends per ADS (Ch$/US$ per ADS)	0.44	310.72	335.34	212.51
Weighted average number of shares of common stock (millions)		49,093	49,093	45,219
Number of ADS (millions)(3)		100	103	105
Consolidated Statement of Financial Position Information
Total assets	21,754	15,449,154	15,921,322	15,177,664
Non-current liabilities	3,878	2,753,965	4,447,282	3,688,940
Equity attributable to shareholders	8,486	6,026,149	6,201,976	6,168,554
Equity attributable to Minority interests	3,047	2,163,659	2,077,243	2,338,911
Total equity	11,532	8,189,808	8,279,219	8,507,464
Capital stock	8,173	5,804,448	5,804,448	5,828,040
Other Consolidated Financial Information
Capital expenditures (CAPEX)(4)	1,919	1,362,561	1,089,362	774,820
Depreciation, amortization and impairment losses(5)	507	360,354	389,073	382,631

(1)	Solely for the convenience of the reader, Chilean peso amounts have been converted into U.S. dollars at the exchange rate of Ch$ 710.16 per U.S. dollar, as of December 31, 2015.
(2)	Operating expenses include selling and administration expense.
(3)	As of December 31 of each year.
(4)	CAPEX figures represent effective payments for each year.
(5)	For further detail please refer to Note 30 of the Notes to the Enersis Américas consolidated financial statements.

Endesa Américas

The following summary financial information as of and for the three years ended December 31, 2015 was derived from the audited combined financial statements of Endesa Américas. In April 2016, Endesa Chile completed the spin-off of its non-Chilean energy generation business as Endesa Américas S.A. The summary financial information for Endesa Américas is not necessarily indicative of what the financial position or results of operations would have been had Endesa Américas been an independent public company during the periods presented. The summary financial information should be read in conjunction with Endesa Américas’ Operating and Financial Review and the combined financial statements and notes thereto, included in the Endesa Américas Form 20-F attached as Annex A to this joint information statement/prospectus.

The following table sets forth Endesa Américas’ summary combined financial information for the years indicated:

	As of and for the year ended December 31,
	2015(1)	2015	2014	2013
	(US$ millions)	(Ch$ millions, except share and per share amounts)
Combined Statement of Comprehensive Income Information
Revenues and other operating income	1,835	1,303,115	1,215,559	1,057,395
Operating expenses(2)	(1,044)	(741,548)	(592,512)	(543,889)
Operating income	791	561,567	623,047	513,506
Financial income (expense), net	95	67,687	8,564	(63,135)
Total gain (loss) on sale of non-current assets not held for sale	(1)	(509)	750	843
Other non-operating income	55	38,680	61,598	95,038
Income before income taxes	940	667,425	693,959	546,252
Income tax	(361)	(256,249)	(204,051)	(167,912)
Net income expense	579	411,176	489,908	378,340
Net income attributable to shareholders of the Company	254	180,532	220,154	180,784

Net income attributable to Minority interests	325	230,644	269,754	197,556
Net income per average number of shares basic and diluted (Ch$/US$)	0.03	22.01	26.84	22.04
Net income per average number of ADSs, basic and diluted (Ch$/US$)	0.93	660.32	805.25	661.24
Shares of common stock (millions)(3)		8,202	8,202	8,202
Number of ADS (millions)(4)		11	9	10
Combined Statement of Financial Position Information
Total assets	5,477	3,889,706	4,002,717	3,833,136
Non-current liabilities	1,657	1,176,779	1,260,501	1,160,263
Equity attributable to shareholders	1,653	1,173,699	1,224,710	1,206,187
Equity attributable to Minority interests	1,217	864,219	792,346	908,398
Total equity	2,870	2,037,918	2,017,056	2,114,585
Allocated Capital	1,267	899,434	899,434	899,434
Other Combined Financial Information
Capital expenditures (CAPEX)(5)	386	273,899	266,281	206,848
Depreciation, amortization and impairment losses(6)	159	113,219	105,894	103,577

(1)	Solely for the convenience of the reader, Chilean peso amounts have been converted into U.S. dollars at the exchange rate of Ch$ 710.16 per U.S. dollar, as of December 31, 2015.
(2)	Operating expenses include selling and administration expense.
(3)	Represents number of shares distributed in the spin-off of Endesa Américas to shareholders of Endesa Chile.
(4)	Represents number of ADSs based on number of shares distributed in the spin-off of Endesa Américas to shareholders of Endesa Chile. One ADS represents 30 shares of Endesa Américas.
(5)	CAPEX figures represent effective payments for each year.
(6)	For further detail please refer to Notes 8 and 26 of the Notes to the Endesa Américas combined financial statements.

Summary Pro Forma Consolidated Financial Information

The following summary pro forma consolidated financial information should be read in conjunction with the Unaudited Pro Forma Consolidated Financial Information and related notes included elsewhere in this joint information statement/prospectus. For accounting purposes, the merger will be accounted for as acquisitions of minority interests. The historical financial information set forth below has been derived from, and is qualified by reference to, the consolidated financial statements of Enersis Américas and combined financial statements of Endesa Américas, and should be read in conjunction with those financial statements and notes thereto included or incorporated herein by reference. The Unaudited Pro Forma Consolidated Statements of Comprehensive Income for the years ended December 31, 2015, 2014 and 2013 give effect to the merger as if it occurred on January 1, 2013, and the Unaudited Pro Forma Consolidated Statement of Financial Position as of December 31, 2015 gives effect to the merger as if it occurred on December 31, 2015. You should not rely on this summary unaudited pro forma information as being indicative of the results that would actually have been obtained if the merger had been in effect for the above-mentioned periods or the future results of the surviving company. See “Where You Can Find More Information” and “Unaudited Pro Forma Consolidated Financial Information”.

	For the year ended December 31,
	2015	2014	2013(2)
	(Ch$ thousands, except share and per share amounts)
Pro Forma Consolidated Statement of Comprehensive Income Information:
Revenues and other operating income	5,301,447,194	5,206,502,654	4,528,349,817
Operating income	1,253,143,929	1,386,574,454	1,349,515,003
Income before income taxes from continuing operations	1,321,164,533	1,193,893,255	1,243,471,574
Income tax expense, continuing operations	(523,663,212)	(425,957,462)	(442,455,343)
Net income from continuing operations	797,501,321	767,935,793	801,016,231
Net income attributable to Enersis Americas	482,459,691	499,657,860	502,831,043
Net income attributable to non-controlling interests	315,041,630	268,277,933	298,185,188
Basic and diluted earnings per share:
Basic and diluted earnings per share from continuing operations	8.27	8.57	9.23
Basic and diluted earnings per share	8.27	8.57	9.23
Weighted average number of shares of common stock (millions)	58,325,562.93	58,325,562.93	54,451,650.21

As of December 31, 2015
Pro Forma Consolidated Statement of Financial Position Information:
Total assets	10,303,134,495
Total non-current liabilities	2,753,965,211
Equity attributable to Parent Company	3,906,563,048
Equity attributable to non-controlling interests	1,081,344,549
Total equity	4,987,907,597

Comparative Historical and Pro Forma Per Share Information

The following table reflects: (i) the historical net income, cash dividends and book value per share of Enersis Américas common stock; (ii) the historical net income, cash dividends and book value per share of Endesa Américas common stock; (iii) the pro forma net income, cash dividends and book value per share after giving effect to the proposed merger; and (iv) the equivalent pro forma net income, cash dividends and book value per share attributable to 2.8 shares of Enersis Américas common stock which will be received for each share of Endesa Américas. This information presented in this table should be read in conjunction with, and is qualified in its entirety by, the Unaudited Pro Forma Consolidated Financial Information, the audited consolidated financial statements of Enersis Américas and the audited combined financial statements of Endesa Américas included or incorporated by reference in this joint information statement/prospectus.

Year Ended December 31, 2015
Ch$
Historical—Enersis Américas
Basic and diluted net income from continuing operations per share	8.35
Cash dividends per share(1)	6.21
Book value per share (at period end)(2)	122.75

Historical—Endesa Américas
Basic and diluted net income per share	22.01
Cash dividends per share	—
Book value per share (at period end)(2)	143.10

Pro Forma Consolidated(3)
Basic and diluted net income from continuing operations per share(4)	8.27
Cash dividends per share(5)	4.28
Book value per share (at period end)(6)	66.98

Pro Forma Equivalent—Endesa Américas(7)
Basic and diluted net income from continuing operations per share	23.16
Cash dividends per share	11.98
Book value per share (at period end)	187.54

(1)	Historical cash dividends per share paid in 2015 is calculated based on 2014 historical net income attributable to shareholders of Enersis Américas multiplied by the dividend policy of 50%.
(2)	Historical book value per share is computed by dividing shareholders’ equity by the number of shares of common stock outstanding at the end of the period.
(3)	See Unaudited Pro Forma Consolidated Financial Information included elsewhere in this joint information statement/prospectus.
(4)	Pro forma consolidated basic and diluted net income per share is computed using the weighted-average number of shares of common stock outstanding, after the issuance of the Enersis Américas common stock in the merger.
(5)	Pro forma consolidated cash dividends per share paid in 2015 is calculated based on 2014 pro forma consolidated net income attributable to shareholders of Enersis Américas multiplied by the dividend policy of 50%.
(6)	The pro forma consolidated book value per share is computed by dividing pro forma shareholders’ equity, including the effect of pro forma adjustments, by the pro forma number of shares of Enersis Américas common stock which would have been outstanding had the merger been consummated as of December 31, 2015.
(7)	The Endesa Américas pro forma equivalent consolidated per share amounts are computed by multiplying the pro forma consolidated per share amounts by the merger exchange ratio of 2.8 shares of Enersis Américas common stock for each share of Endesa Américas common stock.

SPECIAL FACTORS

General Information Concerning the Merger

Once the merger is effective, Endesa Américas and Chilectra Américas will merged into Enersis Américas. Enersis Américas will be the surviving corporation in the merger and will be renamed Enel Américas S.A., and Endesa Américas and Chilectra Américas will cease to exist as separate entities.

Each share of Endesa Américas common stock including shares underlying the Endesa Américas ADSs, issued and outstanding immediately prior to the effective date of the merger (other than shares owned by Enersis Américas), will be converted into the right to receive 2.8 Enersis Américas shares. Each Endesa Américas ADS issued and outstanding immediately prior to the effective date of the merger (other than ADSs owned by Enersis Américas, if any) will be converted into the right to receive 1.68 Enersis Américas ADSs. However, no fractional shares or ADSs will be issued to Endesa Américas shareholders in the merger. Endesa Américas shareholders and ADS holders will be entitled to a cash payment instead of fractional Enersis Américas shares or fractional Enersis Américas ADSs as described below under “—No Fractional Shares.”

Each share of Chilectra Américas common stock issued and outstanding immediately prior to the effective date of the merger (other than shares beneficially owned by Enersis Américas) will be converted into the right to receive 4.0 Enersis Américas shares.

Background of the Merger

Historical Background

The relationship between Enersis Américas and Endesa Américas traces back to Enersis Américas’ acquisition of interests in Endesa Chile from which Endesa Américas was spun-off in April 2016. Starting in the early 1990s, Enersis Américas gradually acquired equity stakes in Endesa Chile, increasing its ownership stake to 25.3% in 1995. In 1999, Enersis Américas acquired additional shares of Endesa Chile through a tender offer, thereby increasing its ownership of Endesa Chile to 59.98%. In the spin-offs of Enersis Chile and Endesa Américas, Enersis Américas was allocated ownership of 59.98% of Endesa Américas and Enersis Chile was allocated ownership of 59.98% of Endesa Chile.

Similarly, Enersis Américas’ relationship with Chilectra Américas traces its origins to Compañía Chilena de Electricidad Ltda. (“CCE”), which was formed in 1921 and later nationalized in 1970. During the 1980s, the Chilean electric utility sector was reorganized and CCE’s operations were divided into one generation company and two distribution companies, one with a concession in the Valparaíso region and the other with a concession in the Santiago metropolitan region, Compañía Chilena Metropolitana de Distribución Eléctrica S.A. From 1982 to 1987, the Chilean electric utility sector went through a process of re-privatization. In August 1988, Compañía Chilena Metropolitana de Distribución Eléctrica S.A., Enersis Américas’ predecessor company, changed its name to Enersis S.A. and became the new parent company of Distribuidora Chilectra Metropolitana S.A., later renamed Chilectra S.A. After several capital increases of Chilectra, Enersis Américas’ equity interest in Chilectra was diluted to 72.6% in 1999. Following several tender offers starting in 2000, Enersis Américas increased its ownership stake in Chilectra to the current 99.1% interest. In the spin-offs of Enersis Chile and Chilectra Américas, Enersis Américas was allocated ownership of 99.1% of Chilectra Américas and Enersis Chile was allocated ownership of 99.1% of Chilectra.

Endesa, S.A., a Spanish company (“Endesa Spain”), was the controlling company of Enersis Américas from 1999 to 2007 and was also the ultimate parent of Endesa Chile and Chilectra through its ownership of Enersis Américas. In 2007, Enel S.p.A, an Italian company (“Enel”), and Acciona S.A., a Spanish construction company unrelated to Enel (“Acciona”), jointly acquired a 92.1% interest in Endesa Spain, which owned 60.6% of Enersis Américas at the time. As a result of this acquisition, Enel held 67.1% of Endesa Spain through Enel Energy Europe S.R.L., a wholly owned subsidiary of Enel (“Enel Energy Europe”), and Acciona held 25% of Endesa

Spain. In 2009, Acciona sold all of its equity interest in Endesa Spain to Enel Energy Europe (now named Enel Iberoaméricas S.R.L.), thereby making Enel the ultimate parent of Enersis Américas, Endesa Chile and Chilectra.

Endesa Spain and Enel invested in energy generation, transmission and distribution businesses in Latin America outside of Chile through vehicles other than Enersis Américas and Endesa Chile. As a result, Enel’s Latin American energy business was dispersed and located at numerous levels within the company group.

Background of the Reorganization, the Merger and the Tender Offer

From time to time, Enel reviews the corporate structure of its subsidiaries and affiliates, with the goal of creating a more efficient and focused structure that may enhance shareholder value. In 2012, Enel, through Endesa Spain, proposed that Enersis Américas conduct a capital increase as part of the effort to streamline the group corporate structure by geography and consolidate Enel’s Latin American energy businesses (other than Enel Green Power S.p.A.) under Enersis Américas. In the capital increase completed on March 28, 2013, Enersis Américas received an in-kind contribution from Endesa Spain of approximately US$ 3.6 billion of equity interests in 25 companies that conduct business in five South American countries (Argentina, Brazil, Chile, Colombia and Peru) and approximately US$ 2.4 billion in cash from minority shareholders. In addition, Enel and Endesa Spain also committed to use Enersis Américas as the sole vehicle for conducting business in the conventional energy sector in South America. The capital increase did not change Endesa Spain’s ownership interest in Enersis Américas because the capital increase was fully subscribed.

Enel undertook an additional transaction in 2014 to separate its Latin American businesses from its Iberian businesses. On October 23, 2014, Endesa Spain transferred its direct 20.3% and indirect 40.3% interests in Enersis Américas to Enel Iberoamérica. Following the transaction, Enel continued to beneficially own 60.6% of Enersis Américas, separate from the other businesses of Endesa Spain.

In early 2015, Enel began to study how to address certain limitations of the Enersis Américas group corporate structure, including:

•	the complex corporate structure with cross-ownership of investments, holding companies owning businesses in multiple business segments without geographic focus, and structural inefficiencies for decision making;

•	duplication of investment vehicles, with Enersis Américas and Endesa Chile potentially competing with each other for investments;

•	limited ability to address differentiated markets with differentiated needs; and

•	reduced visibility of certain assets, such as the Chilean distribution business and the non-Chilean assets, resulting in undervaluation by the market.

Enel focused its analysis on methods to separate the Chilean and non-Chilean assets and businesses of the Enersis Américas group and to group them by geographic focus, which resulted in a structure involving spin-offs to separate the Chilean and non-Chilean assets and businesses of Enersis Américas, Endesa Chile and Chilectra, to be followed by a merger of the companies holding the non-Chilean businesses into a single company. While Enel continued to study which way the spin-offs would be effected for each company (i.e., spin-off of Chilean business vs. spin-off of non-Chilean businesses), the basic transaction structure of the spin-offs followed by the merger remained the same.

On April 22, 2015, Enel informed the market through an essential fact (“Hecho Esencial”) filing that it was evaluating a potential corporate reorganization process involving Enersis Américas, Endesa Chile and Chilectra that would separate Enel’s businesses and assets in Chile from those in Argentina, Brazil, Colombia and Peru so that the Chilean businesses and the non-Chilean businesses could be grouped by geographic area (the “Reorganization”).

The proposed Reorganization would involve (i) each of Endesa Chile and Chilectra separating their respective Chilean and non-Chilean businesses by means of a “división” or “demerger” under Chilean law, followed by Enersis Américas separating its Chilean and non-Chilean businesses, including the shares of the demerged entities of Endesa Chile and Chilectra, also by means of a “división” or “demerger” under Chilean law (collectively, the “Spin-Offs”), and (ii) the merger of the three companies holding the non-Chilean businesses of Enersis Américas, Endesa Chile and Chilectra after the Spin-Offs (the “Merger”).

The proposed Reorganization would be effected under the following conditions:

•	it must be carried out on arm’s length terms;

•	it must not alter the existing control structure;

•	it must not require the contribution of additional financial resources by shareholders;

•	it should not result in any significant financial cost;

•	it must be compatible with existing antitrust restrictions applicable to Enersis Américas, Endesa Chile and Chilectra; and

•	the newly created companies in the Spin-Off would be organized and headquartered in Chile and their shares would be traded on the Chilean Stock Exchanges and, in the case of Enersis Chile and Endesa Américas, also on the NYSE.

The Board of Directors of Enersis Américas met on April 28, 2015 and unanimously resolved to analyze the proposed Reorganization and authorized the management of Enersis Américas to analyze the proposed Reorganization. Since such Reorganization would also involve Endesa Chile and Chilectra, the Board of Directors of Enersis Américas also resolved to inform the Boards of Directors of Endesa Chile and Chilectra of such decision and request that the respective Boards of Directors also consider the proposed Reorganization. Following notice of such resolution of the Board of Directors of Enersis Américas, the Boards of Directors of Endesa Chile and Chilectra each met on April 28, 2015 and also authorized the managements of the respective companies to analyze the proposed Reorganization.

During May 2015, the management teams of each of Enersis Américas, Endesa Chile and Chilectra led by their respective Chief Executive Officers, Luca D’Agnese, Valter Moro and Andreas Gebhardt, independently analyzed the Reorganization proposal including the Chilean legislation requirements as requested by their respective Boards.

In view of the controlled company status of each of Enersis Américas, Endesa Chile and Chilectra, their respective managements considered the potential application of certain requirements applicable to “related party transactions” under Chilean law. Article 146 of the Chilean Companies Act establishes that related party transactions must comply with corporate interests, as well as prices, terms and conditions prevailing in the market at the time of their approval. The related party transactions must also meet all legal requirements, including acknowledgement and approval of the transaction by the Board (excluding the interested directors), by the shareholders (in some cases, with requisite majority approval) and by any applicable regulatory procedures.

On May 18, 2015, Enersis Américas submitted an interpretive request letter with the SVS seeking to (i) confirm that the Spin-Offs would not constitute related party transactions under Chilean law; (ii) confirm that the Merger also would not constitute a related party transaction under Chilean law; (iii) request that the SVS identify the companies or persons that should be considered as related parties in case any of the transactions relating to the Reorganization would constitute a related party transaction under Chilean law; and (iv) confirm that statutory dissenters’ withdrawal rights do not apply to the Spin-Offs.

As part of the analysis of the proposed Reorganization, the respective Boards of Directors of Enersis Américas, Endesa Chile and Chilectra determined that the assistance of financial advisors to plan and analyze the

Reorganization would be advisable. On June 22, 2015, Boards of Directors of Enersis Américas and Endesa Chile each met and resolved to engage separate financial advisors to advise the respective companies and analyze the proposed Reorganization, including the Merger. The Board of Directors of Chilectra, on September 15, 2015, appointed a financial advisor to engage in the same task. The scope of work the financial advisors were engaged to perform included:

•	Assisting the companies in establishing a framework to assess certain quantitative considerations and other financial considerations of the transaction;

•	Performing customary financial analyses of the companies and a valuation, to assist the companies in proposing a merger exchange ratio;

•	Assisting the companies with developing a general strategy for accomplishing the transaction, including articulating the transaction’s rationale and positioning; and

•	Advising and assisting the respective companies’ senior management in making presentations to the respective Boards of Directors and being available at the companies’ request to meet with the respective Boards of Directors to discuss the transaction and to attend the extraordinary shareholders’ meetings.

On July 20, 2015, Enersis Américas, Endesa Chile and Chilectra each received a letter from the SVS regarding the proposed Reorganization in response to the interpretive request letter submitted on May 18, 2015 (the “July 2015 SVS Letters”). The July 2015 SVS Letters confirmed that the Spin-Offs and the Merger did not constitute related party transactions under Chilean law but imposed certain requirements for the Reorganization, including among other things, the obligation to publicly provide information regarding all of the proposed transactions that are part of the Reorganization to shareholders prior to the extraordinary shareholders’ meetings of the respective companies to approve the Spin-Offs.

Following the issuance of the July 2015 SVS Letters, a Chilean pension fund shareholder of Enersis Américas and Endesa Chile, AFP Hábitat, brought action against the SVS in the Santiago Court of Appeals on August 8, 2015. AFP Hábitat and later AFP Capital, another Chilean pension fund shareholder which subsequently became a plaintiff in the claim, argued that the transactions that constitute the Reorganization were in fact related party transactions under Chilean law and that SVS did not have the authority to determine that the Spin-Offs and the Merger did not constitute related party transactions

On March 22, 2016, in connection with the litigation brought by AFP Hábitat and AFP Capital, the Santiago Court of Appeals reversed the SVS decision and ruled that the Merger is a related party transaction subject to the requirements for related party transactions under Chilean law but agreed with the SVS decision that the Spin-Offs are not related party transactions. The SVS decided not to appeal this decision in any way and, therefore, the ruling became a final and definitive judgment.

Article 147 of the Chilean Companies Act provides that a public company may enter into a related party transaction when it is in the best interest of the company and is entered into under price, terms and conditions prevailing in the market at the time of approval. A related party transaction must meet the additional key terms: (i) directors and executive officers who have an interest in the related party transaction shall disclose such interest; (ii) a majority of the disinterested Board of Directors or two thirds of the issued voting shares at an extraordinary shareholders’ meeting must approve the related party transaction; and (iii) the Board of Directors resolutions adopting the related party transaction must be disclosed at the next shareholders meeting along with the identification of the members who approved said transaction.

If an extraordinary shareholders’ meeting is held to approve the related party transaction, the following requirements must also be met: (i) the Board of Directors must appoint at least one independent valuator to report on the conditions, effects and potential impact of the transaction on the company to shareholders; (ii) the Directors’ Committee may appoint an additional independent valuator; (iii) the reports of the independent valuators must be made publicly available; and (iv) each director must make a publicly available statement as to whether the related party transaction is in the best interest of the company as well as disclose any relationship with the counterparty or such director’s interest in the related party transaction.

On July 27, 2015, the respective Boards of Directors of Enersis Américas, Endesa Chile and Chilectra resolved to announce the details regarding the steps to carry out the proposed Reorganization in the event the Reorganization is approved by shareholders. In addition, the Boards of Directors of Enersis Américas and Endesa Chile resolved that the respective Directors’ Committees would issue a specific declaration regarding the Reorganization in line with the terms outlined in the July 2015 SVS Letters.

The Directors’ Committee of each of Enersis Américas and Endesa Américas is a standing committee required under Chilean law and was not specifically formed for the purposes of the Reorganization. The Directors’ Committee also serves as the independent Audit Committee of Enersis Américas and Endesa Américas.

In order to carry out the mandate of such resolutions, on August 13, 2015, the respective Directors’ Committees of Enersis Américas and Endesa Chile appointed financial advisors for purposes of analyzing the proposed Reorganization, including the Merger.

Their scope of work and main actions were:

•	Advising the Directors’ Committees about the transaction from a strategic and financial point of view, identifying benefits and risks related to the transaction;

•	Submitting their reports to the Directors’ Committees, including their opinion about the transaction. These reports were published in November 2015 as part of the voting materials for the extraordinary shareholders’ meetings that took place on December 18, 2015; and

•	Assisting the Directors’ Committees in preparing their reports on the transaction, providing technical support in analyzing information provided by management, the Board of Directors’ financial advisors and independent appraisers. The Directors’ Committees reports were published in November 2015 as part of the voting materials for the extraordinary shareholders’ meetings that took place on December 18, 2015.

On September 15, 2015, each of the Boards of Directors of Enersis Américas, Endesa Chile and Chilectra appointed an independent appraiser, as required by the July 2015 SVS Letters, to issue a report on the preliminary estimated value of the entities that will merge and the preliminary estimates of the merger exchange ratios pursuant to which shareholders of Endesa Américas and Chilectra Américas will receive shares in Enersis Américas in connection with the Merger. The independent appraisers each assessed the economic value of Enersis Américas, Endesa Chile and Chilectra based on the financial projections provided by the management of each company, prepared on information generated from internal operating models, in order to provide preliminary estimates of the merger exchange ratios.

At meetings of the Board of Directors of Enersis Américas held in September and October 2015, a director, Mr. Rafael Fernández M., proposed for consideration an alternative structure for reorganizing the business based on grouping the business by segments (electricity generation on the one hand, and electricity distribution and transmission on the other hand), rather than by geography. After consideration of Mr. Fernández’s proposal, the Board of Directors of Enersis Américas chose not to adopt Mr. Fernández’s alternative proposal principally on the basis that integrated electricity generation and distribution companies face less market risk than stand-alone electricity generation or distribution companies. From an operational point of view, the alternative reorganization by business segments was also considered to be more complex to complete.

From August 2015 through December 2015, the executive officers and Boards of Directors of Enersis Américas, Endesa Chile and Chilectra, as well as the Directors’ Committees of Enersis Américas and Endesa Chile each held periodic meetings to review the proposed Reorganization.

During October 2015, the respective managements of Enersis Américas, Endesa Chile and Chilectra furnished the independent appraisers with certain financial projections for the five-year period 2016 – 2020 for Enersis Américas, Endesa Américas and Chilectra Américas assuming completion of the Spin-Offs. Neither Enersis Américas, Endesa Chile nor Chilectra publicly disclose management projections of the type provided to the independent appraisers in connection with their calculations of the estimated exchange ratios, and such projections were not prepared with a view toward public disclosure. Those projections were based on market and macroeconomic variables that are inherently uncertain and are beyond the control of management, including:

•	Exchange rate differences, inflation, and GDP growth;

•	Commodity prices, including Brent Oil, Henry Hub Gas, Coal API2, and WTI prices; and

•	Market conditions in the countries where the companies and their subsidiaries operate, such as hydrological conditions and the increase in electricity demand.

Additionally, the projections were based on a number of business assumptions with regards to regulation, volumes and prices of energy sales and purchases, operating cost, capital expenditures and future divestitures, which represent the management’s best estimates.

Below is a summary of the material financial projections provided to the independent appraisers with respect to Enersis Américas, Endesa Américas and Chilectra Américas.

Enersis Américas consolidated

	2016	2017	2018	2019	2020
	In thousands of Ch$
Total Revenues	4,950,044,157	5,181,671,258	5,601,189,833	5,899,970,651	6,145,810,226
EBITDA	1,649,941,807	1,880,174,552	2,051,950,542	2,164,011,241	2,242,965,595
Operating Income	1,265,519,272	1,512,513,318	1,675,543,827	1,772,100,311	1,847,259,856
Net Income	583,533,235	845,467,079	941,580,185	1,038,555,475	1,076,498,942
Capex	(865,868,134)	(690,982,502)	(816,158,605)	(769,310,872)	(770,950,427)

Endesa Américas consolidated

	2016	2017	2018	2019	2020
	In thousands of Ch$
Total Revenues	1,221,021,514	1,380,392,316	1,486,403,431	1,566,750,216	1,547,422,584
EBITDA	696,196,347	783,734,176	828,077,894	872,391,153	870,682,482
Operating Income	575,013,353	660,252,997	704,161,866	743,854,905	740,209,366
Net Income	363,666,916	430,966,278	459,906,985	511,030,165	505,529,874
Capex	(219,805,112)	(156,643,051)	(140,433,339)	(107,228,068)	(135,108,313)

Chilectra Américas consolidated

	2016	2017	2018	2019	2020
	In thousands of Ch$
Total Revenues(1)	—	—	—	—	—
EBITDA	(2,882,531)	(1,688,529)	(1,711,399)	(1,737,240)	(1,763,857)
Operating Income	(2,882,531)	(1,688,529)	(1,711,399)	(1,737,240)	(1,763,857)
Net Income	31,812,291	58,395,230	77,729,632	87,625,481	102,498,733
Capex(1)	—	—	—	—	—

(1)	Chilectra Américas is a holding company with no operations. Chilectra Américas has only one non-operating subsidiary and as a result, on a consolidated basis, Chilectra Américas does not have any revenues or capital expenditure expenses.

The following table sets forth the main variables that were used to prepare the projections:

GDP		2016	2017	2018	2019	2020
Argentina		2.2%	3.2%	3.8%	3.8%	3.8%
Brazil		0.2%	1.6%	2.8%	3.0%	3.0%
Chile		3.2%	3.7%	4.2%	4.2%	4.2%
Colombia		3.3%	3.7%	4.0%	4.0%	4.0%
Peru		4.2%	4.5%	4.8%	4.8%	4.7%

CPI		2016	2017	2018	2019	2020
Argentina		24.6%	21.1%	15.5%	12.2%	12.1%
Brazil		6.2%	5.5%	5.0%	4.7%	4.1%
Chile		3.3%	3.2%	3.1%	3.0%	3.0%
Colombia		3.6%	3.4%	3.2%	3.2%	3.2%
Peru		3.0%	2.9%	2.6%	2.4%	2.4%

Electricity demand		2016	2017	2018	2019	2020
Argentina		2.3%	3.0%	3.4%	3.3%	3.3%
Brazil		0.3%	1.5%	2.6%	2.9%	2.7%
Chile		3.0%	4.0%	4.3%	4.2%	4.2%
Colombia		3.2%	3.4%	3.7%	3.5%	3.5%
Peru		4.9%	5.2%	5.6%	5.4%	5.0%

FX		2016	2017	2018	2019	2020
Argentina	AR$/US$	11.0	12.5	14.0	15.0	16.0
Brazil	R$/US$	3.9	3.9	3.8	3.8	3.7
Chile	Ch$/US$	680	670	660	655	645
Colombia	CPs/US$	3,100	3,050	3,000	2,900	2,800
Peru	Soles/US$	3.3	3.3	3.2	3.2	3.2

Commodities		2016	2017	2018	2019	2020
Brent	US$/bbl	63.4	65.6	70.4	73.5	76.1
WTI	US$/bbl	56.7	60.8	65.9	69.9	73.0
Henry Hub Gas	US$/MBtu	3.2	3.4	3.7	3.9	4.0
Coal API2	US$/t	59.7	64.4	68.3	71.4	73.7

The market and business assumptions and macroeconomic variables might change depending on the electricity market conditions, such as hydrology, regulation, among others, and the volatility of international markets, which are beyond management’s control. Therefore, actual results may vary significantly from those set forth in the projections.

On November 4, 2015, the Directors’ Committee of Enersis Américas composed of Messrs. Hernán Somerville S., Herman Chadwick P. and Rafael Fernández M. issued a report to the Board of Directors of Enersis Américas setting forth its conclusions regarding the Reorganization. A majority of the Directors’ Committee concluded that the Reorganization was in the best interest of Enersis Américas. Mr. Fernández dissented and highlighted, among other things, the negative present value for Enersis Américas in the first five years after the consummation of the Reorganization due to costs relating to the Spin-Offs and reduced regional diversification, as well as the possibility that the expected benefits of the Reorganization may not be realized.

On November 4, 2015, the Directors’ Committee of Endesa Chile composed of Messrs. Enrique Cibié B., Felipe Lamarca C. and Jorge Atton P. also issued a report to the Board of Directors of Endesa Chile. In the report, the Directors’ Committee expressed various concerns regarding the Reorganization including, among other things, potential negative tax consequences, as well as a potential adverse impact on Endesa Chile and its shareholders in the event the Spin-Offs were completed but the Merger was not consummated or was approved with a merger exchange ratio that is unfavorable for the shareholders of Endesa Américas. In order to address such concerns, the Directors’ Committee indicated that certain conditions should be imposed in order to mitigate the risks faced by Endesa Chile and its shareholders. These conditions include, among other things, compensation of capital gains taxes to be incurred by Endesa Chile in connection with the spin-off of Endesa Américas in the event the Merger is not completed and also ensuring that the shareholders of Endesa Américas that object to the Merger have the ability to exercise their statutory merger dissenters’ withdrawal rights at a price that is equal to the market value of Endesa Chile prior to the announcement of the Spin-Offs.

On November 5, 2015, the Board of Directors of Enersis Américas met to evaluate the Reorganization. After due consideration of the expected benefits from the Reorganization, the terms and conditions of the Reorganization as well as its consequences, implications and contingencies, a majority of the Board of Directors determined that the Reorganization, including the Merger, is in the best interest of Enersis Américas and its shareholders and approved the Reorganization. In addition, the Board of Directors of Enersis Américas reviewed (i) the preliminary referential report of Mr. Rafael Malla, an independent appraiser (perito independiente) appointed pursuant to the July SVS Letters and (ii) the written presentation of Credicorp Capital Asesorĺas Financieras S.A. (formerly known as IM Trust Asesorĺas Financieras S.A., “Credicorp Capital”), which was prepared in accordance with Article 147 of the Chilean Companies Act as if it were an independent valuator in the context of a related party transaction under Chilean law. The Board of Directors reviewed both documents, including the preliminary estimates of the merger exchange ratio ranges of 2.3 to 2.8 shares of Enersis Américas for each share of Endesa Américas and 4.1 to 5.4 shares of Enersis Américas for each share of Chilectra Américas contained in Mr. Malla’s preliminary referential report. See “—Enersis Américas—Summary of Preliminary Referential Report of Prior Independent Appraiser of Enersis (Rafael Malla)” and “—Enersis Américas—Summary of Report of Additional Independent Valuator of Enersis Américas (Credicorp Capital)”. Based on review of such information and extensive discussions, the Board of Directors announced the preliminary estimated ranges of the merger exchange ratios to be proposed to the shareholders of the companies that are party to the Merger, which were in the range of 2.3 to 2.8 shares of Enersis Américas for each share of Endesa Américas and 4.1 to 5.4 shares of Enersis Américas for each share of Chilectra Américas. One director, Mr. Fernández, dissented and reiterated his views that were expressed in the Enersis Américas’ Directors’ Committee report issued on November 4, 2015.

The Board of Directors of Endesa Chile also met on November 5, 2015 to evaluate the Reorganization. The Board of Directors reviewed and duly considered the expected benefits from the Reorganization, the terms and conditions of the Reorganization as well as its consequences, implications and contingencies, including the risks highlighted by the Directors’ Committee, including the potential negative tax consequences. Based on such review, a majority of the Board of Directors concluded that the Reorganization, including the Merger, is in the best interest of Endesa Chile. All three members of the Directors’ Committee of Endesa Chile indicated that they would only concur with such determination if the conditions to mitigate the risks to Endesa Chile and its shareholders as described in the Endesa Chile Directors’ Committee report were implemented. In addition, the Board of Directors of Endesa Chile reviewed (i) the preliminary referential report of Mr. Colin Becker, an independent appraiser (perito independiente) appointed pursuant to the July SVS Letters and (ii) the report of Asesorĺas Tyndall SpA (formerly known as Asesorĺas Tyndall Limitada, “Tyndall”), whose scope of work was equivalent to the one of an independent valuator in the context of a related party transaction pursuant to Article 147 of the Chilean Companies Act. The Board of Directors reviewed both documents, including the preliminary estimates of the merger exchange ratio ranges of 2.7110 to 3.7706 shares of Enersis Américas for each share of Endesa Américas and 2.3904 to 4.4282 shares of Enersis Américas for each share of Chilectra Américas contained in Mr. Becker’s preliminary referential report. See “—Endesa Américas—Summary of Independent Appraiser of Endesa Américas (Colin Becker)” and “—Endesa Américas—Summary of Report of Additional Independent Valuator of Endesa Américas (Tyndall)”. Based on review of such information and extensive discussions, the Board of Directors unanimously agreed to announce the preliminary estimated range of the merger exchange ratio to be in the range of 2.75 to 3 shares of Enersis Américas for each share of Endesa Américas.

The Board of Directors of Chilectra also met on November 5, 2015 to evaluate the Reorganization. The Board of Directors reviewed and duly considered the expected benefits from the Reorganization, the terms and conditions of the Reorganization as well as its consequences, implications and contingencies. Based on such review, the Board of Directors unanimously concluded that the Reorganization, including the Merger, is in the best interest of Chilectra. In addition, the Board of Directors unanimously agreed to begin the preliminary process for separating the Chilean distribution business from those businesses outside of Chile, through the spin-off of Chilectra Américas by Chilectra. The Board of Directors also announced the preliminary estimated merger exchange ratio at a minimum of 3.83 shares of Enersis Américas for each share of Chilectra Américas.

The following information was made public on the respective websites of Enersis Américas, Endesa Chile and Chilectra as required by the July 2015 SVS Letters prior to a vote by shareholders of Enersis Américas, Endesa Chile and Chilectra on the Spin-Offs:

•	detailed information on the objective and benefits expected from the Reorganization, including the Spin-Offs and the Merger, as well as their terms and conditions;

•	consolidated financial statements as of September 30, 2015;

•	pro forma combined statements of financial position that present the asset, liability and equity accounts of the entity to be divided, a column of pro forma adjustments and the balances that represent the continuing and the new entities, respectively, as of October 1, 2015;

•	descriptions of the principal assets allocated and the liabilities assigned to the new entities in connection with Spin-Offs;

•	presentations by the financial advisors of the Boards of Directors of Enersis Américas, Endesa Chile and Chilectra;

•	reports issued by the financial advisors of the Directors’ Committees of Enersis Américas and Endesa Chile;

•	reports issued by the Directors’ Committees of Enersis Américas and Endesa Chile;

•	resolutions of the respective Boards of Directors; and

•	reports issued by the respective independent appraisers of Enersis Américas, Endesa Chile and Chilectra on the preliminary estimated value of the entities that will be merged and preliminary estimates of the merger exchange ratios of the corresponding shares.

On November 6, 2015, Mr. Luca D’Agnese, the Chief Executive Officer of Enersis Américas, conducted investor presentations to discuss the Reorganization and presented relevant information about future investments and financial targets in connection with the Reorganization. Subsequently, in meetings held on November 10, 2015, each of the Boards of Directors of Enersis Américas, Endesa Chile and Chilectra summoned extraordinary shareholders’ meetings of the respective companies to approve the Spin-Offs to be held on December 18, 2015.

On November 9, 2015, Mr. Ricardo Rodríguez M, the CEO of AFP Provida, a shareholder of Endesa Chile, sent a letter to Mr. Borja Acha B., the Chairman of the Board of Enersis Américas, in which AFP Provida requested a mechanism to ensure a minimum price for the minority shareholders of Endesa Américas. The letter also indicated that this mechanism should be set based on current market prices to protect minority shareholders if they decided to exercise statutory merger dissenters’ withdrawal rights.

In response to the AFP Provida letter, the Board and management of Enersis Américas considered several alternatives to protect the minority shareholders of Endesa Américas, including:

•	Set the price of the statutory merger dissenters’ withdrawal rights in advance without setting an exercise limit, which was not viable because it is not legally possible to set the price of the withdrawal rights in advance.

•	Planning to repurchase Endesa Américas’ shares (treasury shares), which was not viable because the maximum buyback is limited to 5% of the share capital and retained earnings.

•	Reducing capital or paying extraordinary dividends, which was not viable because a non-proportional distribution to shareholders is not viable in Chile and would have adverse tax consequences.

•	A fixed price tender offer to be conducted concurrent with the statutory merger dissenters’ withdrawal right exercise period.

On November 18, 2015, the SVS issued additional letters regarding the Reorganization to Enersis Américas, Endesa Chile and Chilectra (the “November 2015 SVS Letters”). The November 2015 SVS Letters required, among other things, the respective Boards of Directors of the companies to issue a statement explaining the risks, consequences, implications or contingencies regarding the Reorganization, as well as establishing the specific merger exchange ratios to be proposed.

On November 23, 2015, Mr. Acha of Enersis Américas received a letter from Mr. Giulio Fazio of Enel (the “November 2015 Enel Letter”), which reflected the resolutions adopted by the Board of Directors of Enel at its meeting held on November 17, 2015. The November 2015 Enel Letter provided that, in order to resolve any potential conflicts between Enel Green Power and Endesa Chile, Enel will negotiate an agreement with Endesa Chile regarding the joint development of renewable energy projects in Chile in the event all of the transactions contemplated in the Reorganization are consummated. In addition, the November 2015 Enel Letter also provided that while Enel Iberoamérica remains the majority shareholder of Enersis Américas, Enersis Américas and Enersis Chile will be the Enel group’s sole investment vehicles in South America in generation, distribution and sale of electricity, except for renewable energy investments currently being developed by Enel or any other company within the Enel group.

Subsequent to the delivery of the November 2015 Enel Letter, Enersis Américas received a legal opinion dated December 2, 2015, from Chiomenti Studio Legale (“Chiomenti”), an Italian law firm representing Enel, which opined that the Enel commitments in the November 2015 Enel Letter are binding upon Enel under Italian law. Chiomenti was engaged by Enel in December 2015 to issue such legal opinion based on the fact that Chiomenti is an Italian law firm with relevant expertise and was available to issue the requested legal opinion under Italian law within a short time frame. The amount of fees paid to Chiomenti in connection with the delivery of its legal opinion is approximately US$15,000 and no portion of such fees was contingent on the consummation of the Reorganization. During the past two years Chiomenti and its affiliates provided other immaterial services to Enel and its affiliates, the fees for which are believed to be, in the aggregate, immaterial to Chiomenti and its affiliates.

In response to the November 2015 SVS Letters and after reviewing the November 2015 Enel Letter, the Board of Directors of Enersis Américas and Mr. D’Agnese held a meeting on November 24, 2015. In compliance with the November 2015 SVS Letters, the Board of Directors reviewed and discussed the potential risks associated with the Reorganization, which have been previously identified, reviewed and discussed by the Boards of Directors of Enersis Américas and Endesa Chile. These risks, among others, included the possibility that the Merger may not be consummated, credit rating downgrades, legal actions challenging the Reorganization, reduction of market liquidity, tax risks, reduced investor interest, conflicts of interest with Enel Green Power, and possible changes to the merger exchange ratios. The Board of Directors also reviewed and considered measures that may address such risks, including mechanisms to protect the minority shareholders of Endesa Américas, indemnification of Endesa Chile by Enersis Américas for tax costs incurred in connection with the spin-off of Endesa Américas in the event the Merger does not occur, methods to avoid conflicts of interest with Enel as well as the November 2015 Enel Letter, among others.

Based on such review, a majority of the Board of Directors of Enersis Américas adopted resolutions and issued a statement which, among other things, provided that:

•	Enel’s proposal and commitment included in the November 2015 Enel Letter would be reviewed;

•	the preliminary estimated merger exchange ratios expected to be proposed at the extraordinary shareholders’ meeting of Enersis Américas to approve the Merger would be 2.8 shares of Enersis Américas for each share of Endesa Américas and 5.0 shares of Enersis Américas for each share of Chilectra Américas;

•	in order to protect the minority shareholders of Endesa Américas, Enersis Américas, subject to the completion of the Spin-Offs and satisfaction of certain other conditions of the Merger, would conduct a tender offer for all of the shares of Endesa Américas (including in the form of ADSs represented by ADRs) at a proposed tender offer price of Ch$ 236 per share of Endesa Américas prior to the consummation of the Merger (the “Tender Offer”). The initial price of Ch$ 236 per share of Endesa Américas was based on the average share price of Endesa Chile for the three-month period ended November 20, 2015 and weighted by the relative contribution of the non-Chilean businesses to the value of Endesa;

•	The consummation of the Merger and the Tender Offer would be conditioned on withdrawal rights exercised in connection with the Merger being less than (i) 6.73% of the outstanding shares of Enersis Américas and 7.72% of the outstanding shares of Endesa Américas, both of which are calculated based on the reduction of the number of outstanding shares that would increase the respective controlling shareholder’s ownership above the 65% of the outstanding shares limit in their respective bylaws, and (ii) 0.91% of the outstanding shares of Chilectra Américas, which represents the shares not owned by the controlling shareholder; and

•	Management of Enersis Américas would be authorized to review and negotiate a potential tax indemnification agreement with Endesa Chile, pursuant to which Enersis Américas would indemnify Endesa Chile for its tax costs associated with the spin-off of Endesa Américas in the event the Merger is not consummated by December 31, 2017 (the “Tax Indemnification Agreement”).

Mr. Fernández dissented from the resolutions regarding the proposed merger exchange ratios and the Tax Indemnification Agreement and issued a separate statement explaining his position. In his dissent, Mr. Fernández expressed concern that the Reorganization was primarily being driven by Enel, the ultimate controller of Enersis Américas, as well as by directors and executive officers associated with Enel. He also indicated that reorganizing the businesses by business lines instead of geography would better achieve the objectives of the declared purposes of the Reorganization and questioned whether objectives of the Reorganization, such as reducing the holding company discount and simplifying the decision making process, can be truly achieved. In addition, Mr. Fernández highlighted the potential risks to the shareholders of Enersis Américas, including among other things, the possibility that the Merger may not be consummated, litigation, and the risk of reduced liquidity. With respect to the Tax Indemnification Agreement, Mr. Fernández argued that Enel, instead of Enersis Américas, should indemnify Endesa Chile for its tax costs incurred in connection with the spin-off of Endesa Américas because while Endesa Chile will incur tax costs at the time of the spin-off, it is expected to take more than five years for Enersis Américas to internalize any tax benefits in connection with the spin-off of Enersis Chile. Finally, Mr. Fernández also indicated that since he was against the proposed Reorganization, he was unable to make a pronouncement on the preliminary estimated merger exchange ratios but urged the Board of Directors of Enersis Américas to implement procedures for related party transactions under Article 147 of the Chilean Companies Act for purposes of the merger exchange ratios. Notwithstanding such dissent, however, Mr. Fernández joined the other members of the Board in unanimously approving the other resolutions.

The Board of Directors of Endesa Chile also met on November 24, 2015 and reviewed and discussed the potential risks associated with the Reorganization highlighted in the November 2015 SVS Letters, including among other things, tax risks, potential discounts to the share prices of Endesa Chile and Endesa Américas following the Spin-Offs, conflicts of interest with Enel Green Power, the possibility that the Merger may not be consummated for reasons beyond the control of Endesa Américas and possible changes to the merger exchange ratios. In compliance with the instructions set forth in the November 2015 SVS Letters, the Board of Directors also discussed potential risk mitigating measures, such as mechanisms to protect the minority shareholders of

Endesa Américas, indemnification of Endesa Chile by Enersis Américas for tax costs incurred in connection with the spin-off of Endesa Américas in the event the Merger does not occur, measures to avoid possible conflicts of interest with Enel and its subsidiaries, potential provisions that may be inserted to the bylaws of Endesa Chile to protect its value, and mechanisms to ensure greater certainty regarding the Merger and the merger exchange ratios.

After due consideration, a majority of the Board of Directors of Endesa Chile also adopted resolutions and issued a statement which, among other things, provided that:

•	the proposed Tender Offer would be reviewed;

•	the Chief Executive Officer of Endesa Chile would be authorized to review and negotiate the Tax Indemnification Agreement;

•	Enel’s proposals and commitment included in the November 2015 Enel Letter would be reviewed; and

•	the preliminary estimated merger exchange ratios of 2.8 shares of Enersis Américas for each share of Endesa Américas and 5.0 shares of Enersis Américas for each share of Chilectra Américas proposed by the Board of Directors of Enersis Américas would be considered.

Messrs. Atton, Cibié and Lamarca and Ms. Marshall, four of the nine directors to the Board, dissented from the majority view and expressed, among other views, that the proposed Reorganization included insufficient risk mitigation measures, that the Reorganization was not in the best interests of Endesa Chile, that it did not create value, that it was asymmetrical in terms of a cost/benefit analysis in that most of the costs would be borne by Endesa Chile shareholders while most of the benefits would accrue to Enersis Américas shareholders and that the decisions adopted by the majority directors, appointed by the majority controller, have a conflict of interest.

Among the potential risks, the dissenting directors mentioned that there are others risks that were not considered by the majority vote of the Board of Directors:

•	under the existing regulations for demergers and mergers, dissenting shareholders cannot exercise their opposition until the extraordinary shareholders’ meeting convened for that purpose and the price for these statutory merger dissenters’ withdrawal rights may be insufficient;

•	once the Spin-Offs are effected, the definitive share exchange ratio may turn out to be less favorable than the preliminary estimated exchange ratio approved at the time the Reorganization was approved;

•	once the Spin-Offs are effected, the Merger may not occur, in which case two problems would arise:

•	Endesa Américas would have a US$ 167 million tax liability in Peru, partially offset by a tax credit for US$ 40 million, with a net tax liability of approximately US$ 127 million; and

•	Endesa Américas’ shares would become unattractive since it would represent isolated assets without an identity or an organizational structure;

•	Endesa Chile and Enersis Américas may no longer have compelling “equity stories” and their shares may trade at a significant discount relative to the value of their underlying assets, due to the following considerations:

•	Endesa Chile would become a company without growth prospects, and instead would simply accumulate cash from operations, and such cash might not be distributed to its shareholders. It was noted by the dissenting directors that this is not a theoretical risk but one that arises from statements from management of Enel and Enersis Américas, in which representations have been made that Endesa Chile’s traditional power plants would be curtailed in favor of NCRE power, and as such Endesa Chile would become a mere energy trading company;

•	In the case of Enersis Américas, there is a risk that this company may become a purely financial holding company, and as such would be subject to the same corporate holding discount rates applicable in the market, with the additional consideration that its assets would all be outside Chile, making a peer comparison difficult for lack of comparable cases; and

•	There is also the risk of a loss of efficiency arising from the fact that operations are separated and therefore no longer enjoy economies of scale.

In addition, Messrs. Atton, Cibié and Lamarca and Ms. Marshall mentioned, among the potential risk-mitigating measures adopted by the Board of Directors, that:

•	the tender offer price of Ch$ 236 per common share (and its equivalent in ADSs) of Endesa Américas to be offered by Enersis Américas was insufficient;

•	the tender offer did not fully cover the risk of the Merger not taking place since the Merger is scheduled to take place only if it is approved by extraordinary shareholders’ meetings of Endesa Américas, Enersis Américas and Chilectra Américas;

•	an exchange ratio that would provide Endesa Chile shareholders an equity participation of 15.76% of Enersis Américas (the equivalent of 2.8 shares) was deemed insufficient and should instead be at least 16.7%; and

•	they did not agree with the scope and conditions of the business plan proposed in connection with Enel Green Power, stating that in lieu of an intention to simply negotiate, it would have been preferable to merge the Chilean and non-Chilean assets pertaining to Enel Green Power with Endesa Chile or Endesa Américas, as appropriate.

The Board of Directors of Chilectra also met on November 24, 2015 and reviewed and discussed the potential risks associated with the Reorganization highlighted in the November 2015 SVS Letters, including among other things, tax risks, potential discounts to the share prices of Chilectra and Chilectra Américas following the Spin-Offs, the possibility that the Merger may not be consummated for reasons beyond the control of Chilectra and possible changes to the merger exchange ratios. After due consideration, the Board of Directors of Chilectra also adopted resolutions and issued a statement which, among other things, provided that the merger exchange ratio preliminarily expected to be proposed at the extraordinary shareholders’ meeting of Chilectra to approve the Merger would be 5.0 shares of Enersis Américas for each share of Chilectra Américas.

Following such meetings, management of Enersis Américas, Endesa Chile and Chilectra also submitted formal responses to the November 2015 SVS Letters to report the conclusions reached by the respective Boards of Directors.

On December 16, 2015 , Mr. Acha of Enersis Américas, received a letter signed by Messrs. Ricardo Rodriguez M. and Pedro Atria M., the Chief Executive Officers of the Chilean pension funds AFP Provida and AFP Cuprum, respectively, both minority shareholders of Enersis Américas. They stated the intention of both AFP Provida and AFP Cuprum to support the Reorganization of Enersis Américas and its subsidiaries, and the spin-offs by Enersis Américas and Endesa Chile, subject to the following conditions:

•	The price for the future tender offer of Enersis Américas to Endesa Américas would be Ch$ 285 per share.

•	In order to reduce the risk of withdrawal rights condition being exceeded, the limit on the number of the Enersis Américas shareholders exercising statutory merger dissenters’ withdrawal rights in connection with the Merger would increase from 6.73% to 10%, so long as such increase would not cause Enel to exceed the 65% ownership limit established in the bylaws of Enersis Américas once the Merger was complete.

•	The terms of the Tax Indemnification Agreement would be modified so that Enersis Américas would indemnify Endesa Chile in any event if the Merger did not occur by December 31, 2017.

•	Endesa Chile would have the option to participate in new non-conventional renewable energy projects, developed by Enel Green Power in Chile, through the acquisition of up to 40% of the capital in one or more project companies, at a price equivalent to the cost of the project.

•	For a period of five years from the shareholders’ meeting approving the Merger, Enel would not encourage any corporate reorganization process that would affect Enersis Américas, with the exception of corporate reorganizations at the subsidiary level of Enersis Américas.

On December 17, 2015, Mr. Acha received a letter signed by Eduardo Vildósola C., the Chief Executive Officer of the Chilean pension fund AFP Capital, another minority shareholder of Enersis Américas, stating that certain minimum conditions should be implemented for the Reorganization to be beneficial, which were identical to the conditions contained in the letter from AFP Provida and AFP Cuprum.

On December 17, 2015, Mr. Acha received a second letter from Mr. Giulio Fazio of Enel (the “December 2015 Enel Letter”), which reaffirmed Enel’s commitments originally included in the November 2015 Enel Letter. Specifically, the December 2015 Enel Letter confirmed that (i) as long as Enel remains the controlling shareholder of Enersis Chile and Enersis Américas, Enersis Chile and Enersis Américas will be the exclusive investment vehicles of the Enel group in Chile and other South American countries, respectively, in generation, distribution and sale of electricity, except for renewable energy investments currently being developed by Enel or any other company within the Enel group and that therefore, for a period of not less than five years from date the on which the shareholders of Enersis Américas approved the Merger, it is not the intention of Enel to suggest or engage in another reorganization affecting Enersis Américas; and (ii) Enel will provide Endesa Chile the right to participate in future renewable energy projects wholly owned and developed by Enel through the acquisition of up to 40% of the capital of one or more project companies created for such purpose at a price equal to the cost of the project. The Board of Directors of Enersis Américas subsequently shared the December 2015 Enel Letter with the Board of Directors of Endesa Chile. The December 2015 Enel Letter addressed two of the conditions outlined by AFP Provida, AFP Cuprum and AFP Capital in their December letters.

At a meeting held on December 17, 2015, the Board of Directors of Enersis Américas reviewed the December 2015 Enel Letter as well as related matters regarding the Reorganization, and by a majority vote of its members adopted resolutions which, among other things, were intended to address the remaining conditions set by AFP Provida, AFP Cuprum and AFP Capital in their December letters:

•	clarified that the terms of the Tax Indemnification Agreement must specify that Enersis Américas will only indemnify Endesa Chile after deducting any benefits or tax credits obtained by Endesa Chile and Endesa Américas in connection with the Reorganization, as long as the Merger is consummated before December 31, 2017;

•	increased the proposed tender offer price to be paid in connection with the Tender Offer from Ch$ 236 per share of Endesa Américas to Ch$ 285 per share of Endesa Américas; and

•	raised the proposed statutory merger dissenters’ withdrawal rights limit of the Merger from 6.73% to 10% of the outstanding shares of Enersis Américas, provided that no shareholder will own more than 65% of Enersis Américas once the Merger is consummated, in accordance with the Enersis Américas’ bylaws and in Title XII of Law Decree No. 3,500 of 1980, which regulates pension fund investments.

These changes to the terms of the Reorganization were made following the written requests of AFP Provida, AFP Cuprum and AFP Capital in their December letters and addressed substantially all of the conditions set forth therein.

Mr. Fernández opposed each of the aforementioned resolutions, arguing that the Reorganization was not in the best interest of Enersis Américas.

On December 18, 2015, at the extraordinary shareholders’ meetings of Enersis Américas, Endesa Chile and Chilectra, shareholders of each company voted in favor of the respective spin-offs and other matters related thereto. Holders of approximately 81.15% of the outstanding shares of Enersis Américas (including the 60.6% of shares controlled by Enel) voted in favor of the spin-off of Enersis Chile while holders of approximately 75% of the outstanding shares of Endesa Chile (including the 59.98% of shares controlled by Enel) and 100% of the outstanding shares of Chilectra (including the 99.1% of shares controlled by Enel) voted in favor of the spin-offs of Endesa Américas and Chilectra Américas, respectively.

From January to March 2016, management of Enersis Chile met with management of Enersis Américas, Endesa Chile, Endesa Américas, Chilectra and Chilectra Américas to negotiate and enter into intercompany arrangements. These intercompany arrangements included:

•	arrangements regarding the demerger of Enersis Chile, Endesa Américas and Chilectra Américas from Enersis Américas, Endesa Chile and Chilectra, respectively, including the transfer of certain assets and liabilities of the existing businesses to the newly formed companies; and

•	intercompany service agreements under which:

•	Enersis Chile will provide services to Enersis Américas, Endesa Américas and Chilectra Américas;

•	Endesa Chile will provide services to Endesa Américas;

•	Enersis Américas will provide services to Enersis Chile; and

•	Chilectra will provide services to Chilectra Américas.

These intercompany services included, among other things, certain senior management, legal, finance, financial compliance, accounting, investor relations, human resources, communications, security, training and development, relations with contractors, risk management, IT services, tax services and other corporate support and administrative services.

Based on the negotiations carried out in Chile, among the CEOs (Valter Moro for both Endesa Chile and Endesa América, Luca D’Agnese for both Enersis Chile and Enersis Américas) and the CFOs (Javier Galán A. for Enersis Américas and Raffaele Grandi for Enersis Chile) of Endesa Chile, Endesa Américas, Enersis Chile and Enersis Américas, the parties agreed that the services under the intercompany service agreements would be provided and charged at market prices. Endesa Américas has certain immaterial intercompany service agreements with Enersis Chile.

From December 2015 to March 2016, each of Enersis Chile and Endesa Américas initiated the process to register its shares and ADSs with the SEC in the United States and its shares with the SVS in Chile. However, since the shares of Chilectra were not registered in the United States nor represented by ADSs and Chilectra Américas shares would not be represented by ADSs, Chilectra Américas only registered its shares with the SVS and did not register its shares in the United States.

On March 1, 2016, the demerger of Enersis Chile from Enersis Américas, the demerger of Endesa Américas from Endesa Chile and the demerger of Chilectra Américas from Chilectra, each pursuant to Chilean law, became effective and Enersis Américas changed its name from Enersis S.A. to Enersis Américas S.A.

On March 30, 2016, the Board of Directors of Endesa Américas appointed Deutsche Bank as an international financial advisor to provide a fairness opinion with respect to the Merger.

On March 31, 2016, the SEC declared effective the registration statements of Enersis Chile and Endesa Américas in the U.S. The registration of Enersis Chile, Endesa Américas and Chilectra Américas with the SVS was completed on April 13, 2016. Subsequently, the shares of each of Enersis Chile, Endesa Américas and Chilectra Américas were distributed and listed on the Chilean Stock Exchanges on April 21, 2016. On April 26, 2015, the ADSs of Enersis Chile and Endesa Américas were distributed and listed on the NYSE, thereby completing the Spin-Offs.

On April 27, 2016, Endesa Américas held its annual ordinary shareholders’ meeting and the shareholders of Endesa Américas elected Rafael Fauquié B., Vittorio Vagliasindi, Francesco Buresti, Hernán Cheyre V., Mauro Di Carlo, Luca Noviello, Eduardo Novoa C., Umberto Magrini and Loreto Silva R. to the Board of Directors of Endesa Américas. On the same day, the newly elected Board of Directors of Endesa Américas appointed Hernán Cheyre V., Eduardo Novoa C. and Loreto Silva R. as members of the Directors’ Committee.

On April 28, 2016, Enersis Américas also held its annual ordinary shareholders’ meeting and the shareholders of Enersis Américas elected Francisco de Borja Acha B., José Antonio Vargas L., Domingo Cruzat A., Livio Gallo, Patricio Gómez S., Hernán Somerville S. and Enrico Viale to the Board of Directors of Enersis Américas. On April 29, 2016, the newly elected Board of Directors of Enersis Américas re-appointed Hernán Somerville S. as a member of the Directors’ Committee of Enersis Américas and appointed Patricio Gómez S. and Domingo Cruzat A. as new members of the Directors’ Committee of Enersis Américas to replace Herman Chadwick P. and Rafael Fernández M., who were not re-elected as directors of Enersis Américas.

Following the Spin-Offs, each of the Board of Directors and management of Enersis Américas, Endesa Américas and Chilectra Américas primarily acted through meetings of the Board of Directors and Directors’ Committee on matters relating to the Merger due to the fact that the Merger is regarded as a related party transaction under Chilean law.

On May 6, 2016, the Boards of Directors of Enersis Américas, Endesa Américas and Chilectra Américas met in separate sessions to discuss the Merger. The Boards of Directors of Enersis Américas, Endesa Américas and Chilectra Américas considered the implications of the judgment of the Santiago Court of Appeals, which ruled that the Merger is a related party transaction under Chilean law. Specifically, Article 146 of the Chilean Companies Act requires related party transactions to comply with requirements to consider corporate interests, as well as prices, terms and conditions prevailing in the market at the time of their approval. In addition, related party transactions must also meet all legal requirements, including acknowledgement and approval of the transaction by the Board (excluding the directors that have an interest in the transaction), by the shareholders and by any applicable regulatory procedures.

After careful deliberation of the requirements for related party transactions under the Chilean Companies Act, the Board of Directors of Enersis Américas, by unanimous vote, approved initiating the steps necessary to propose to its shareholders the Merger in which Endesa Américas and Chilectra Américas would merge into Enersis Américas and will thereafter dissolve on the following preliminary terms and conditions, subject to further action by the Board to formally propose the Merger for approval by the shareholders of Enersis Américas in accordance with the Chilean Companies Act:

•	Withdrawal rights exercised by shareholders of Enersis Américas, Endesa Américas, and Chilectra Américas cannot exceed 10%, 7.72% and 0.91% of the outstanding shares, respectively, and no shareholder may hold more than the 65% of the outstanding shares of Enersis Américas after the Merger;

•	The preliminary estimated merger exchange ratios are 2.8 shares of Enersis Américas for each share of Endesa Américas and 5.0 shares of Enersis Américas for each share of Chilectra Américas;

•	Enersis Américas agrees to make a tender offer for shares and ADSs of Endesa Américas at a proposed price of Ch$ 285 per share, which will be conditioned on the shareholders of Enersis Américas, Endesa Américas, and Chilectra Américas approving the Merger;

•	The Chief Executive Officer is authorized to negotiate in good faith with Endesa Chile the terms of an indemnification agreement for the taxes incurred by Endesa Chile as a consequence of the spin-off of Endesa Américas, in the event that the Merger is not consummated before December 31, 2017, provided that such amounts are offset by tax benefits obtained by Enersis Américas; and

•	Enel agrees (a) to the proposed preliminary estimated merger exchange ratios and (b) not to suggest or engage in another reorganization for five years after the Merger.

The Board of Directors of Enersis Américas unanimously determined that Messrs. Francisco de Borja Acha B., José Antonio Vargas L., Livio Gallo, Enrico Viale, Hernán Somerville S., and Patricio Gómez S., each a director of the company elected by Enel as the controlling shareholder, have an interest in the Merger under Article 147 of the Chilean Companies Act, based on the interpretation of the SVS and the judgment by the Santiago Court of Appeals delivered on March 22, 2016. The Board further determined that Mr. Luca D’Agnese, the Chief Executive Officer, also has an interest in the Merger under Article 147 of the Chilean Companies Act based on his role as Chairman of the Board and CEO of Enel Latinoamérica, S.A., a 40.3% shareholder of Enersis Américas and an indirect wholly owned subsidiary of Enel, and as a member of the Board of Directors of Enel Iberoamérica, a 20.3% shareholder of Enersis Américas and a wholly owned subsidiary of Enel and direct parent company of Enel Latinoamérica. Further, the Board determined that Mr. D’Agnese should abstain from any negotiations that could conflict with the Merger. Article 147 states that each Director must immediately inform the Board of Directors of his interest as required by Chilean law.

The Board of Directors of Enersis Américas unanimously designated an independent appraiser to provide an opinion as to the value of the merging companies and the appropriate merger exchange ratio in accordance with Article 156 and 168 of the Chilean Corporate Regulations. A majority of the Board designated Banco Itaú Argentina (“Itaú Argentina”) as an independent valuator to evaluate the Merger as a related party transaction and provide an opinion in accordance with Article 147 of the Chilean Companies Act. Mr. Cruzat disagreed with the designation.

At its meeting, the Board of Directors of Endesa Américas, by unanimous vote, approved initiating the steps necessary to propose to its shareholders the Merger in which Endesa Américas and Chilectra Américas would merge into Enersis Américas and will thereafter dissolve in accordance with the resolutions adopted at the extraordinary meeting of shareholders of Endesa Américas held on December 18, 2015, on the same preliminary terms and conditions as approved by the Enersis Américas Board of Directors described above, subject to further action by the Board to formally propose the Merger for approval by the shareholders of Endesa Américas.

On May 6, 2016, the Board of Directors of Enersis Américas appointed Merrill Lynch, Smith, Pierce & Fenner Incorporated (“BofA Merrill Lynch”) as an international financial advisor to provide a fairness opinion with respect to the Merger.

On May 16, 2016 the Board of Directors of Enersis Américas appointed Credicorp Capital as an additional independent valuator to evaluate the Merger.

The Board of Directors of Endesa Américas unanimously determined that Rafael Fauquié B., Vittorio Vagliasindi, Francesco Buresti, Umberto Magrini, Luca Noviello, Mauro Di Carlo and Loreto Silva R., each a director of the company, have an interest in the Merger under Article 147 of the Chilean Companies Act, based on the interpretations of the SVS and the judgment by the Santiago Court of Appeals delivered on March 22, 2016. Article 147 states that each Director must immediately inform the Board of Directors of his interest as required by Chilean law.

The Board of Directors of Endesa Américas unanimously designated Colin Becker as an independent appraiser to provide an opinion as to the value of the merging companies and the appropriate merger exchange ratio in accordance with Articles 156 and 168 of the Chilean Corporate Regulations. In addition, the Board unanimously designated Banco Santander Chile S.A. (“Santander Chile”) as an independent valuator to evaluate the Merger as a related party transaction and provide an opinion in accordance with Article 147 of the Chilean Companies Act and the Directors’ Committee designated Tyndall as an additional independent valuator to evaluate the Merger.

At its meeting, the Board of Directors of Chilectra Américas, by unanimous vote, approved initiating the steps necessary to propose to its shareholders the Merger in which Endesa Américas and Chilectra Américas would merge into Enersis Américas and will thereafter dissolve in accordance with the resolutions adopted at the extraordinary meeting of shareholders of Chilectra held on December 18, 2015, on the following preliminary terms and conditions, subject to further action by the Board to formally propose the Merger for approval by the shareholders of Chilectra Américas in accordance with the Chilean Companies Act:

•	statutory merger dissenters’ withdrawal rights exercised by shareholders of Enersis Américas, Endesa Américas, and Chilectra Américas cannot exceed 10%, 7.72% and 0.91% of the outstanding shares, respectively, and no shareholder may hold more than the 65% of the outstanding shares of Enersis Américas after the Merger;

•	The estimated merger exchange ratio is 5.0 shares of Enersis Américas for each share of Chilectra Américas; and

•	Enel agrees (a) to the proposed merger exchange ratio and (b) not to suggest or engage in another reorganization for five years after the Merger.

The Board of Directors of Chilectra Américas unanimously determined that Gianluca Caccialupi, Francesca Romana Napolitano, Monica Hodor, Iris Boeninger von Kretschmann and Hernán Felipe Errázuriz C., each a director of the company, have an interest in the Merger under Article 147 of the Chilean Companies Act, based on the interpretations of the SVS and that the Chief Executive Officer has no conflicts of interest with respect to the Merger. Article 147 states that each Director must immediately inform the Board of Directors of his interest as required by Chilean law.

The Board of Directors of Chilectra Américas unanimously designated as an independent appraiser to provide an opinion as to the value of the merging companies and the appropriate merger exchange ratio in accordance with Articles 156 and 168 of the Chilean Corporate Regulations. The Board unanimously designated an independent valuator to evaluate Endesa Américas and provide an opinion in accordance with Article 147 of the Chilean Companies Act.

On May 31, 2016, the Board of Directors of Chilectra Américas appointed a new independent appraiser to provide an opinion regarding the value of the merging companies and the appropriate merger exchange ratios in accordance with Articles 156 and 168 of the Chilean Corporate Regulations.

The Directors’ Committee of Enersis Américas held a meeting on May 31, 2016 at which representatives of Credicorp Capital explained to the directors the methodology that would be used for the preparation of its opinion.

On the same day, the Board of Directors of Enersis Américas also held a meeting at which a representative of Itaú Argentina explained the methodology that would be used for the preparation of its report to the directors. Additionally, representatives of BofA Merrill Lynch, explained to the directors the methodology that would be used for the preparation of its opinion.

Similarly, at a meeting of the Directors’ Committee of Endesa Américas held on May 31, 2016, representatives of Tyndall presented to the directors general information on the background and scope of their work and explained that they will be reviewing discounted cash flow, multiples of comparable companies and market prices to analyze the Merger.

The Board of Directors of Endesa Américas also held a meeting on May 31, 2016 at which representatives of Santander Chile informed the directors about the timing of the process, the structure of the transaction, the scope of work and the evaluation methods to be used. The representatives of Santander Chile indicated that the main method of analysis would be the discounted cash flow, but that they may also employ other valuation methods, such as the multiples of comparable transactions method, and also take into consideration information regarding market prices of the merging companies. After the presentation of Santander Chile, the representatives of Tyndall also explained to the Board of Directors the main valuation methodologies to be used.

On June 16, 2016, the Board of Directors of Enersis Américas appointed Mr. Pablo D’Agliano as the new independent appraiser to provide an opinion regarding the value of the merging companies and the appropriate merger exchange ratios in accordance with Articles 156 and 168 of the Chilean Corporate Regulations.

On June 28, 2016, the Directors’ Committee of Enersis Américas held a meeting at which representatives of Credicorp Capital informed the directors about the progress of their independent evaluation and delivered its presentation.

On the same day, the Board of Directors of Enersis Américas held a meeting at which representatives of BofA Merrill Lynch and Itaú Argentina reported on their progress to the directors. At the same meeting, Mr. Pablo D’Agliano, the independent appraiser of Enersis Américas, also explained to the directors the methodology that would be used for the preparation of its report.

Also on June 28, 2016, the Directors’ Committee of Endesa Américas held a meeting at which a representative of Tyndall, reported on the progress of its independent evaluation.

On June 29, 2016, the Board of Directors of Endesa Américas held a meeting at which representatives of Santander Chile, Tyndall and Deutsche Bank as well as Mr. Colin Becker, the independent appraiser of Endesa Américas, and a representative of PricewaterhouseCoopers Chile. Each of the representatives explained the status of their respective opinions and reports and confirmed that they all had access to and received the necessary information from management.

On June 29, 2016, the Board of Directors of Endesa Américas met to discuss the status of the transactions and received a presentation by the independent appraiser Colin Becker.

On July 27, 2016, the Directors’ Committee and the Board of Directors of Enersis Américas met to discuss the status of the transactions and received presentations by the independent valuators Itaú Argentina and Credicorp Capital, the independent appraiser Pablo D’Agliano, and the international financial advisor BofA Merrill Lynch.

On July 27, 2016, the Directors’ Committee and the Board of Directors of Endesa Américas met to discuss the status of the transactions and received presentations by the independent valuators Santander Chile and Tyndall, the independent appraiser Colin Becker, and the international financial advisor Deutsche Bank.

On August 5, 2016, the Board of Directors of Endesa Américas held a meeting in person and by teleconference with all the directors present. Mr. Ignacio Quiñones, the Secretary of the Board, was also present. At the meeting, the directors discussed the Merger Terms and Conditions presented to the Board for approval and adoption (including the revised Chilectra Americas merger exchange ratio and the increase of the statutory merger dissenters’ withdrawal rights condition for Endesa Américas from 7.72% to 10%) and reviewed the evolution of the terms and conditions of the merger since the merger was originally proposed in November 2015 as part of the Reorganization. In the discussion, the directors noted that many of the risks raised with respect to Reorganization, including the Merger, by certain members of the Endesa Chile Board in November 2015, including issues related to the Chilean business continuing in Endesa Chile, issues related to the Merger not occurring, issues related to the trading market for Endesa Américas shares and ADSs and issues related to the Tender Offer, (i) had been subsequently addressed through changes in the terms and conditions of the Merger, (ii) were diminished or eliminated following the effectiveness of the Spin-Offs or (iii) were related to Endesa Chile and were not relevant to Endesa Américas.

Representatives of Deutsche Bank joined the meeting, gave a financial presentation and delivered their oral fairness opinion, subsequently confirmed in their written fairness opinion attached as Annex C. Mr. Colin Becker then joined the meeting, gave a financial presentation and delivered his written appraisal report attached as

Annex D. Representatives of Santander Chile then joined the meeting, gave a financial presentation and delivered their written opinion attached as Annex E. Representatives of Tyndall then joined the meeting, gave a financial presentation and delivered their written report attached as Annex F.

The Endesa Américas Board considered and discussed a number of factors relating to the merger, which are described in “—Endesa Américas—Position of Endesa Américas as to the Fairness of the Merger”. The Endesa Américas Board then unanimously (i) determined that the merger is fair and in the best interests of Endesa Américas and its unaffiliated shareholders, (ii) approved and adopted the Merger Terms and Conditions including the merger exchange ratio of 2.8 shares of Enersis Américas for each share of Endesa Américas, and (iii) convened an extraordinary shareholders’ meeting of Endesa Américas to be held on September 28, 2016 to approve, among other things, the merger as a related party transaction and the merger proposal.

On August 5, 2016, the Board of Directors of Enersis Américas held a meeting in person and by teleconference with all the directors present. Mr. Domingo Valdes, the Secretary of the Board, was also present. At the meeting, the directors discussed the Merger Terms and Conditions presented to the Board for approval and adoption, including the revised Chilectra Americas merger exchange ratio to reflect the Ch$ 120 billion special dividend to be distributed by Chilectra Americas to its shareholders, including Enersis Americas, subject to Chilectra Americas shareholder approval at the extraordinary shareholders’ meeting to approve the merger and the increase of the statutory merger dissenters’ withdrawal rights condition for Endesa Américas from 7.72% to 10%.

Also at this meeting, representatives of BofA Merrill Lynch reviewed with Enersis Américas’ Board of Directors its financial analysis of the merger exchange ratios and delivered to Enersis Américas’ Board of Directors an oral opinion, which was confirmed by delivery of a written opinion dated August 5, 2016 attached as Annex C, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the merger exchange ratios provided for in the merger were fair, from a financial point of view, to Enersis Américas. Mr. Pablo D’Agliano then joined the meeting, gave a financial presentation and delivered his written appraisal report attached as Annex H. Representatives of Itaú Argentina then joined the meeting, gave a financial presentation and delivered their written opinion attached as Annex I. Representatives of Credicorp Capital then joined the meeting, gave a financial presentation and delivered their written report attached as Annex I.

The Enersis Américas Board considered and discussed a number of factors relating to the merger, which are described in “—Enersis Américas—Position of the Enel Filing Persons as to the Fairness of the Merger—Enersis Américas”. The Enersis Américas Board then unanimously (i) determined that the merger is fair and in the best interests of Enersis Américas and its unaffiliated shareholders, (ii) approved and adopted the Merger Terms and Conditions including the merger exchange ratios of 2.8 shares of Enersis Américas for each share of Endesa Américas and of 4.0 shares of Enersis Américas for each share of Chilectra Américas, and (iii) convened an extraordinary shareholders’ meeting of Enersis Américas to be held on September 28, 2016 to approve, among other things, the merger as a related party transaction and the merger proposal.

On August 5, 2016, the Board of Directors of Chilectra Américas held a meeting in person and by teleconference with all the directors present. At the meeting, the Chilectra Américas Board unanimously (i) determined that the merger is fair and in the best interests of Chilectra Américas and its unaffiliated shareholders, (ii) approved and adopted the Merger Terms and Conditions including the merger exchange ratio of 4.0 shares of Enersis Américas for each share of Chilectra Américas, and (iii) convened an extraordinary shareholders’ meeting of Chilectra Américas to be held on September 28, 2016 to approve, among other things, the merger as a related party transaction and the merger proposal.

On August 31, 2016, the Board of Directors of Enersis Américas and Endesa Américas each met to discuss the tender offers and to make a fairness determination with regard to the tender offers and the statutory merger dissenters’ withdrawal rights. Additionally, the Board of Directors of each of Enersis Américas, Endesa Américas and Chilectra Américas adopted amendments to the agenda for their respective extraordinary shareholders’ meeting to approve the merger. In addition, the Board of Directors of Enersis Américas met and increased the proposed tender offer price to be paid in connection with the tender offers from Ch$ 285 per share of Endesa Américas to Ch$ 300 per share of Endesa Américas, a price that is higher than the statutory merger dissenters’ withdrawal rights price of Ch$ 299.64, to contribute to the success of the transaction.

Reasons for the Merger

The primary purpose of the Reorganization is to create a more efficient and focused corporate structure by separating the businesses of Enersis Américas in Chile from the developing businesses in the other Latin American countries and reorganizing the businesses by country. Enel, Enel Iberoamérica and Enel Latinoamérica decided to initiate the Reorganization in April 2015 because the separation of Enel’s Latin American conventional energy businesses from its Iberian conventional energy businesses had been completed just prior to such time, which similarly reorganized such Enel businesses by geographic focus. The separation also allowed the management of Enel, Enel Iberoamérica and Enel Latinoamérica to focus their attention on the Latin American conventional energy businesses and Enel’s commitment in the Enersis Américas 2013 global capital increase to use Enersis Américas as its sole vehicle for conducting its Latin American conventional energy businesses. As part of the renewed focus, management determined to address the inefficiencies in the corporate structure of Enersis Américas as well as the potential benefits of reorganizing the businesses of Enersis Américas by country. These initiatives were promoted by new senior management at Enel that came into office in May 2014. Enersis Américas and Endesa Chile (prior to the spin-off of Endesa Américas) as well as Endesa Américas (following the spin-off of Endesa Américas) also decided to undertake the Reorganization at this time based on the request from Enel and recognition of the potential merits of a reorganized structure.

Enersis Américas

The merger of Enersis Américas, Endesa Américas and Chilectra Américas will combine Enersis Américas’ non-Chilean generation, transmission and distribution businesses under a single holding company, contributing to the simplification of the corporate structure of the group and providing Enersis Américas with the following main benefits.

Leakage reduction. The current corporate structure of the Enersis Américas group of companies, with significant minority interests in Endesa Américas, generates a net income leakage at the Enersis Américas level of approximately 48% (based on projected 2016 net income). This leakage could be reduced to approximately 36% following the merger.

The merger would increase the economic interest of Enersis Américas in companies of the group, including among others, Coelce (from 64.9% to 73.7%), Fortaleza (from 84.4% to 99.3%) and Edegel (from 58.6% to 83.6%), by eliminating the minority interest at the Endesa Américas level.

Strategic interest alignment. The merger would combine ownership stakes in operating subsidiaries under one single controlling entity and eliminate the potential misalignment of strategic interests arising from having investments in the same entity through multiple investment vehicles.

For example, Enersis Américas owns direct interests and indirect interests, through Endesa Américas, in Edegel. Following the merger, Enersis Américas will own those interests directly, eliminate the minority interest leakage and have a direct line of ownership in this entity.

More efficient decision making. Multiple ownership layers results in an inefficient organization and decision-making structure. Following the merger, the Enersis Américas group would benefit from a streamlined organizational structure with the decision process concentrated in one vehicle.

Operational efficiencies. The merger of Enersis Américas, Endesa Américas and Chilectra Américas would enable operational efficiencies, through operating expense reduction, selling, general and administration expense reductions, cash pooling or savings on better cash allocation and tax efficiencies.

Endesa Américas

Endesa Américas is already controlled by Enersis Américas and consolidated in the Enersis Américas financial statements. In addition to the benefits to Enersis Américas described above in which the shareholders of Endesa Américas would share as shareholders of the surviving company, the merger of Enersis Américas, Endesa Américas and Chilectra Américas would provide the following additional benefits to shareholders of Endesa Américas:

Increased visibility of non-consolidated affiliates. In the current corporate structure, Endesa Américas and Chilectra Américas hold minority stakes in a number of affiliates that they do not consolidate but which are consolidated by Enersis Américas. The merger would eliminate this lack of visibility for Endesa Américas and Chilectra Américas shareholders over the companies that Endesa Américas and Chilectra Américas do not control as they would become shareholders of Enersis Américas, which controls and consolidates these companies.

The following table shows the impact of the merger on the economic interest of Enersis Américas in its main operating subsidiaries:

Provide increased liquidity for Endesa Américas and Chilectra Américas minority shareholders. As a consequence of the merger, minority shareholders of Endesa Américas and Chilectra Américas would become shareholders of the surviving company, Enersis Américas, with a larger market capitalization then Endesa Américas and Chilectra Américas currently have, thereby providing increased liquidity for their investment.

Plans for Enersis Américas Following the Merger

The merger of Enersis Américas, Endesa Américas and Chilectra Americas will combine Enersis Americas’ non-Chilean generation, transmission and distribution businesses under a single company, contributing to the simplification of the corporate structure. This simplification will allow Enersis Américas to focus on medium-term EBITDA growth through investments in new capacity, value added services, better service levels and energy loss reductions. Some examples of the 2016-2020 action plan are:

•	The implementation of smart meters, allowing for savings in the process of reading, disconnection and reconnection of supply by means of remote monitoring and operations;

•	Investments in a remote plan, which is a system that permits power disconnection and reconnection remotely without the need to travel to the actual site, greatly reducing reaction time and the return to normal conditions following a power failure (medium voltage);

•	Investments in the quality of supply to reduce the number of failures, allowing improvements in the maintenance of the low voltage network (corrective, preventive and predictive);

•	Productivity improvement through a convergence plan and renewal of the telecommunications network;

•	Hydro efficiency improvement through centralization of the hydro plant control; and

•	Optimization of the maintenance schedule for the Colombian coal plant.

Enersis Américas currently does not have any plans to change its dividend policy following the consummation of the merger.

For information regarding the current executive officers of Enersis Américas, see “Management of Enersis Américas—Directors and Officers of Enersis Américas—Executive Officers.”

Tax Consequences

Material U.S. Tax Consequences

The merger should be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended. Accordingly, a U.S. Holder (as defined below) of Endesa Américas shares (or ADSs) generally should not recognize any gain or loss on the exchange of Endesa Américas shares (or ADSs) for Enersis Américas shares (or ADSs), except with respect to cash received in lieu of fractional shares (or ADSs).

See “Material United States Tax Consequences—Material U.S. Federal Income Tax Consequences of the Merger and the Tender Offer to U.S. Holders” for a more complete discussion of the U.S. federal income tax consequences of the merger.

Material Chilean Tax Consequences

The material Chilean income tax consequences of the merger to Foreign Holders will be as follows:

•	The exchange of Endesa Américas common stock or ADSs for Enersis Américas shares or ADSs, respectively, will not result in the recognition of income, gain or loss to Foreign Holders, except to the extent of:

•	any cash paid in lieu of fractional shares (see “Material Chilean Tax Consequences—Material Chilean Tax Consequences of the Merger to Foreign Holders—Cash in Lieu of Fractional Shares”), or

•	any cash paid to dissenting shareholders upon their exercise of statutory merger dissenters’ withdrawal rights (see “Material Chilean Tax Consequences—Material Chilean Tax Consequences of the Merger to Foreign Holders—Dissenting Shareholders”);

•	The tax cost basis of Enersis Américas shares received by Foreign Holders who exchange Endesa Américas common stock in the merger will be the same as the tax cost basis of the Endesa Américas common stock surrendered for the Enersis Américas shares, reduced by any amount allocable to a fractional share interest for which cash is received; and

•	The holding period of the Enersis Américas shares received in the merger will include the period during which such Foreign Holder owned the Endesa Américas common stock surrendered in exchange for the Enersis Américas shares.

For a more complete discussion of the material Chilean income tax consequences of the merger, see “Material Chilean Tax Consequences.”

Endesa Américas shareholders are strongly encouraged to consult their own tax advisors as to the specific tax consequences of the merger in light of their personal tax situation, including the applicability and effects of federal, state, local and foreign income and other tax laws.

Material Effects of the Merger; Management and Operations after the Merger

Enersis Américas will be the surviving corporation in the merger. Prior to the completion of the merger, Enersis Américas, Endesa Américas and Chilectra Américas will each acquire shares of their respective companies from shareholders exercising statutory merger dissenters’ withdrawal rights and Enersis Américas will acquire shares of Endesa Américas pursuant to the tender offers. Such shares of Endesa Américas and Chilectra Américas acquired from shareholders exercising statutory merger dissenters’ withdrawal rights and Endesa Américas shares acquired by Enersis Américas in the tenders offers will be exchanged for Enersis Américas shares in the merger. These Enersis Américas shares will be recorded in Enersis Américas’ name in the Register of Shareholders of Enersis Américas, in accordance with Article 133 of the Chilean Corporate Regulations and held as treasury shares and may either be (i) sold into the market during a one year period, after which any unsold shares will be cancelled or (ii) cancelled by holding a shareholders meeting to amend Enersis Américas’ bylaws to reduce Enersis Américas’ amount of capital. Enersis Américas has agreed to use commercially reasonable efforts to as promptly as reasonably practicable cancel such shares in accordance with the applicable requirements of the Chilean Corporate Regulations, including Article 62 thereof. When the merger is completed, the Endesa Américas ADSs will no longer be traded on the NYSE, and the registration of the Endesa Américas ADSs under the Exchange Act will be terminated. In addition, Endesa Américas will no longer be required to file reports pursuant to the Exchange Act.

Enersis Américas will continue to be subject to the periodic reporting requirements of the Exchange Act and the listing requirements of the NYSE.

Upon effectiveness of the merger, the senior management and the directors of Endesa Américas and Chilectra Américas will resign and the senior management and directors of Enersis Américas will continue as the senior management and directors of the surviving company.

The table below sets forth the direct and indirect interests of the Enel Filing Persons in the net book value and net earnings of Endesa Américas prior to and immediately after the merger, based upon the net book value of Endesa Américas at December 31, 2015 and net income of Endesa Américas for the year ended December 31, 2015.

Prior to the Merger

	Interest in Endesa Américas’ Net Book Value		Interest in Endesa Américas’ Net Income
Name	Ch$ (in thousands)%		Ch$ (in thousands)%
Enersis Américas	703,984,918	59.98	108,283,130	59.98
Enel S.p.A.(1)	426,757,113	36.36	65,641,457	36.36
Enel Iberoamérica, S.R.L.(2)	426,757,113	36.36	65,641,457	36.36
Enel Latinoamérica, S.A.(3)	283,683,152	24.17	43,634,599	24.17

Immediately after the Merger

	Interest in Endesa Américas’ Net Book Value		Interest in Endesa Américas’ Net Income
Name	Ch$ (in thousands)%		Ch$ (in thousands)%
Enersis Américas	1,173,699,430	100.00	180,532,061	100.00
Enel S.p.A.(1)	711,496,594	60.62	109,438,535	60.62
Enel Iberoamérica, S.R.L.(2)	711,496,594	60.62	109,438,535	60.62
Enel Latinoamérica, S.A.(3)	473,000,870	40.30	72,754,421	40.30

(1)	Enel has a 60.60% indirect ownership interest in Enersis Américas.
(2)	Enel Iberoamérica has a 60.60% direct and indirect ownership interest in Enersis Américas.
(3)	Enel Latinoamérica has a 20.30% direct ownership interest in Enersis Américas.

Endesa Américas

Unaffiliated shareholders of Endesa Américas may participate in the merger, participate in the tender offers, or exercise statutory merger dissenters’ withdrawal rights. Endesa Américas believes that the merger is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas. Endesa Américas believes that each of the tender offers and the statutory merger dissenters’ withdrawal rights is procedurally fair but, by itself and not in the context of providing an ancillary cash alternative to the merger, is not substantively fair to the unaffiliated shareholders of Endesa Américas because it is uneconomic relative to the current market prices of Endesa Américas shares and ADSs and the implied merger price. Notwithstanding the foregoing, Endesa Américas believes that the tender offer and the statutory merger dissenters’ withdrawal rights are ancillary to the merger transaction, and should be viewed in the context of the merger, which it believes is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas.

Position of Endesa Américas as to the Fairness of the Merger

The Board of Directors of Endesa Américas reviewed the merger, including the various reports, opinions and presentations it received in connection with the merger. After consideration, the Board of Directors of Endesa Américas unanimously determined that the merger is in the best interests of Endesa Américas and its shareholders and believes that the merger is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas. In reaching its fairness determination on behalf of Endesa Américas, the Board of Directors considered, reviewed and adopted the following reports and opinions:

•	the fairness opinion of Deutsche Bank;

•	report of Colin Becker, the independent appraiser appointed by Endesa Américas’ Board of Directors pursuant to the Chilean Companies Act;

•	report of Santander Chile, the independent valuator appointed by Endesa Américas’ Board of Directors pursuant to the Chilean Companies Act; and

•	report of Tyndall, an additional independent valuator appointed by the Directors’ Committee of Endesa Américas’ Board of Directors pursuant to the Chilean Companies Act.

The Board of Directors also considered the following reports and opinions:

•	report of the Directors’ Committee of the Board of Directors of Endesa Américas; and

•	opinions of the individual directors of Endesa Américas.

Specifically, the Board of Directors of Endesa Américas considered a number of factors, including, without limitation, the following:

•	Knowledge of Endesa Américas’ business—The Board of Directors considered its knowledge of Endesa Américas’ business, financial condition, results of operations, industry, competitors and prospects as a standalone company.

•	Knowledge of Enersis Américas’ business—The Board of Directors considered its knowledge of Enersis Américas’ business and investments, financial condition, results of operations and prospects, and knowledge of Enersis Américas’ management due to the existing relationships between Endesa Américas and Enersis Américas.

•	Financial terms of the merger:

•	Current market prices—Based on the closing prices of Endesa Américas and Enersis Américas shares on the Santiago Stock Exchange on August 4, 2016, the last trading day prior to the meeting of the Board of Directors that approved the merger exchange ratios and submission of the merger and the merger exchange ratios to the shareholders of Endesa Américas for approval, the implied value of the merger consideration represented an approximate 4.5% premium over the closing price of Endesa Américas shares as of such date and represented a significant premium above the 30-day volume-weighted average closing price based on the 30-day trading period ending on August 4, 2016.

•	Historical market prices—Endesa Américas shares began trading publicly on the Chilean Stock Exchanges on April 21, 2016. Given the short history of trading and the fact that the merger and the tender offers (including the tender offer price) had already been announced, the Board of Directors did not specifically consider the historical market prices of Endesa Américas.

•	Net book value—Endesa Américas’ business is generally valued at or near book value, and the Board of Directors considered the substantial premium to book value (as of June 30, 2016) of 26.5% implied by the merger exchange ratio based on the closing prices of Enersis Américas shares and Endesa Américas shares on August 4, 2016.

•	Going concern value—The Board of Directors did not establish a specific going concern value of Endesa Américas and did not believe that there is a single method for determining going concern value. The Board of Directors considered, reviewed and adopted the valuation analyses of the independent appraiser, Colin Becker, as representing a reasonable valuation of Endesa Américas as it continues to operate its business, which the Board of Directors considered in reaching its fairness determination.

•	Liquidation value—The Board of Directors did not consider liquidation value because it considered Endesa Américas to be a viable going concern.

•	Purchase prices paid in previous purchases in previous two years—Since Endesa Américas was only organized on March 1, 2016 and became a separately traded public company as of April 21, 2016, there have not been any firm offers for the merger or consolidation of Endesa Américas into another company, the sale or transfer of all or any substantial part of the assets of Endesa Américas to another company, or the purchase of a controlling stake in Endesa Américas by another company, other than the merger and the tender offers. As a result, this was not considered as a factor in the decision by the Board of Directors.

•	Fairness opinion of Deutsche Bank—Deutsche Bank provided a financial analyses as described under “—Summary of Deutsche Bank Securities Inc.’s Fairness Opinion” as well as a written opinion dated August 5, 2016, to the effect that, as of such date, and subject to the assumptions, matters considered and limitations and qualifications described in such opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of shares of common stock of Endesa Américas, excluding Enersis Américas and its affiliates (which the Board of Directors believes includes all unaffiliated shareholders of Endesa Américas).

•	Report of independent appraiser—The merger exchange ratios determined by the Board of Directors and submitted to the shareholders of Endesa Américas for approval is consistent with the proposed merger exchange ratios described in the report of Colin Becker, an independent appraiser appointed pursuant to the Chilean Companies Act. See “—Summary of Report Independent Appraiser of Endesa Américas (Colin Becker).”

•	Reports of independent valuators—Both Santander Chile and Tyndall, the independent valuators appointed pursuant to the Chilean Companies Act, concluded that the merger is in the best interest of Endesa Américas and its shareholders (which the Board of Directors believes includes all unaffiliated shareholders of Endesa Américas) and is being carried out on an arms’ length basis. See “—Summary of Report of Independent Valuator of Endesa Américas (Santander Chile)” and “—Summary of Report of Additional Independent Valuator of Endesa Américas (Tyndall).”

•	Alternative offers—The Board of Directors did not seek to contact potential alternative bidders because the merger is part of a larger corporate reorganization and the Board of Directors believed that the merger is not the type of transaction that would result in another bidder submitting a bid to acquire Endesa Américas.

•	Form of consideration—Unaffiliated shareholders of Endesa Américas that partake in the merger will be able to participate in the ongoing surviving company, which will continue to be a publicly traded company in both Chile and the United States.

•	Rights of shareholders substantially consistent—Unaffiliated shareholders of Endesa Américas will continue to have substantially equivalent rights in the surviving company. See “Comparison of Rights of Holders of Endesa Américas Common Stock and Holders of Enersis Américas Common Stock.”

•	Same consideration for shareholders participating in the merger—All shareholders that participate in the merger will receive the same consideration.

•	Merger Exchange Ratios—The merger exchange ratios, once approved by the shareholders, will be fixed and therefore the value of the merger consideration payable to Endesa Américas shareholders will increase in the event that the trading price of Enersis Américas shares increases prior to consummation of the merger.

•	Benefits of the merger—The Endesa Américas Board of Directors believe that the merger will result in certain benefits to the surviving company that would also benefit the unaffiliated shareholders of Endesa Américas that participate in the merger and receive shares in the surviving company. These anticipated benefits include, without limitation:

•	Strategic interest alignment—The merger would combine ownership stakes in operating subsidiaries under one single controlling entity and eliminate the potential misalignment of strategic interests arising from having investments in the same entity through multiple investment vehicles.

•	More efficient decision making—Multiple ownership layers results in inefficient organization and decision making structure. Following the merger, the Enersis Américas group would benefit from a streamlined organizational structure with the decision process concentrated in one vehicle.

•	Operational efficiencies—The merger would enable operational efficiencies, through operating expense reduction, selling, general and administration expense reductions, cash pooling or savings on better cash allocation and tax efficiencies. Endesa Américas is already controlled by Enersis Américas and consolidated in the Enersis Américas financial statements.

•	Increased visibility of non-consolidated affiliates—In the current corporate structure, Endesa Américas hold minority stakes in a number of affiliates that it does not consolidate but which are consolidated by Enersis Américas. The merger would eliminate this lack of visibility for Endesa Américas shareholders over the companies that Endesa Américas does not control as they would become shareholders of Enersis Américas, which controls and consolidates these companies.

•	Increased liquidity for unaffiliated shareholders of Endesa Américas—As a consequence of the merger, unaffiliated shareholders of Endesa Américas would become shareholders of Enersis Américas, the surviving company, with a larger capitalization than Endesa Américas currently has, thereby providing increased liquidity for their investment.

•	Unanimous recommendation of the Directors’ Committee—All of the members of Directors’ Committee of the Board of Directors of Endesa Américas unanimously determined that the merger contributes to the best interests of Endesa Américas and recommended that the merger and the merger exchange ratios be submitted to the Endesa Américas shareholder for approval. In making such recommendation, the Directors’ Committee reviewed and considered, among other things:

•	The presentations, opinions and reports (other than the Directors’ Committee report) described above; and

•	The substantive and procedural factors as well as potential positive and negative factors that were considered by the Board of Directors, as described herein.

In addition, the Board of Directors of Endesa Américas considered a number of factors relating to procedural safeguards in connection with the merger including, those discussed below, each of which it believed supported its decision and provided assurance of the fairness of the merger to the unaffiliated shareholders of Endesa Américas:

•	Independence of the Directors’ Committee and the Board of Directors:

•	None of the directors of Endesa Américas, including members of the Directors’ Committee, are employees of Endesa Américas;

•	All three members of the Directors’ Committee meet the independence requirements under both U.S. and Chilean laws and regulations;

•	Two of the three members of the Directors’ Committee are unaffiliated with Enel, Enel Iberoamérica, Enel Latinoamérica and Enersis Américas and were determined to not have an interest in the merger under Article 147 of the Chilean Companies Act. Ms. Silva, the member of the Directors’ Committee who was deemed to have an interest in the merger under the Chilean Companies Act, was deemed to be have interest solely due to the fact that she was elected as a director of Endesa Américas by Enel. However, Ms. Silva is not an employee of any of Enel, Enel Iberoamérica, Enel Latinoamérica and Enersis Américas;

•	The Directors’ Committee was able to propose the appointment of Tyndall as an additional independent valuator and Tyndall was in fact appointed as an additional independent valuator;

•	The Directors’ Committee unanimously determined that the merger is fair to and in the best interests of Endesa Américas and the unaffiliated shareholders of Endesa Américas and recommended that the merger-related proposals be submitted to the Endesa Américas shareholder for approval; and

•	The Board of Directors was aware of and identified the directors that are deemed to have an interest in the merger for purposes of Article 147 of the Chilean Companies Act. Specifically, seven of the nine members of the Board of Directors were deemed to have an interest in the merger because of the fact that they were elected as directors of Endesa Américas by Enel. However, no director owns any Endesa Américas shares and no director is party to any arrangements with Enel, Enel Iberoamérica, Enel Latinoamérica, Enersis Américas, or Endesa Américas that provide for any pay or benefits that are based on or otherwise relate to the merger.

•	Compliance with the Chilean Companies Act—The merger is regarded as a related party transaction under the Chilean Companies Act and all requirements under the Chilean Companies Act have been complied with. These requirements include:

•	The obligation to appoint an independent appraiser, who proposes the merger exchange ratios;

•	The obligation to appoint an independent valuator whose task is to issue a report indicating whether the merger is in the best interest of the company and whether the merger is being carried out on an arms’ length basis (e.g., whether the merger corresponds to the terms, price and conditions that prevail in the market at the time of the approval of the merger);

•	The obligation of the Directors’ Committee to issue a report regarding the merger; and

•	The obligation of each director to issue an individual opinion about the merger, in which each director must express his or her opinion regarding whether the merger is in the best interest of the company.

These requirements under the Chilean Companies Act were satisfied by:

•	The appointment by the Board of Directors of Colin Becker as an independent appraiser;

•	The appointment by the Board of Directors of Santander Chile as an independent valuator;

•	The appointment by the Board of Directors of Tyndall as an additional independent valuator pursuant to the proposal by the Directors’ Committee;

•	The fact that the Directors’ Committee issued a report regarding the merger, which unanimously determined that the merger contributes to the best interests of Endesa Américas and recommended the submission of the merger–related proposals to the shareholders of Endesa Américas for approval; and

•	The fact that each director of Endesa Américas issued an individual opinion, all of which found the merger to be in the best interest of Endesa Américas, approved the merger exchange ratios, and approved the submission of the merger and the merger exchange ratios to the shareholders of Endesa Américas for approval.

•	Statutory merger—The manner in which the merger will occur is prescribed by the Chilean Companies Act and, therefore, the material terms of the merger, other than the merger exchange ratios, the conditions to the merger and changes to the surviving company’s bylaws (estatutos), were not negotiated. See “The Merger—No Merger Agreement; Statutory Merger.”

•	Fairness opinion of Deutsche Bank—Although not required by the Chilean Companies Act, the Board of Directors also appointed Deutsche Bank to provide a fairness opinion. Deutsche Bank provided a financial analyses as described under “—Summary of Deutsche Bank Securities Inc.’s Fairness Opinion” as well as a written opinion dated August 5, 2016, to the effect that, as of such date, and subject to the assumptions, matters considered and limitations and qualifications described in such opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of shares of common stock of Endesa Américas, excluding Enersis Américas and its affiliates.

•	Reports of independent valuators—Both Santander Chile and Tyndall, the independent valuators appointed pursuant to the Chilean Companies Act, concluded that the merger is in the best interest of Endesa Américas and is being carried out on an arms’ length basis, and that no procedural issues that would affect the unaffiliated shareholders of Endesa Américas. See “—Summary of Report of Independent Valuator of Endesa Américas (Santander Chile)” and “—Summary of Report of Additional Independent Valuator of Endesa Américas (Tyndall).”

•	Conditions to the merger—The consummation of the merger is conditioned on less than 10% of the outstanding shares of Enersis Américas, 10% of the outstanding shares of Endesa Américas and 0.91% of the outstanding shares of Chilectra Américas exercising statutory merger dissenters’ withdrawal rights in connection with the merger. Therefore, unaffiliated shareholders of Endesa Américas have an ability to vote against and prevent the consummation of the merger. See “The Merger—Conditions to the Merger” and “The Merger—Appraisal Rights/Statutory Merger Dissenters’ Withdrawal Rights.”

•	Availability of alternatives—Unaffiliated shareholders of Endesa Américas that do not wish to participate in the merger may receive cash by either dissenting from the merger and exercising statutory merger dissenters’ withdrawal rights under the Chilean Companies Act or participate in the tender offers. See “The Merger—Appraisal Rights/Statutory Merger Dissenters’ Withdrawal Rights” and “The Tender Offers.”

The Board of Directors of Endesa Américas also considered a variety of risks and other potentially negative factors concerning the merger, including, without limitation, the following:

•	Voting requirement—While the merger and the merger exchange ratios require approval by the holders of two-thirds of the issued and outstanding shares of Endesa Américas, they are not subject to the approval of a majority of unaffiliated shareholders of Endesa Américas.

•	Merger exchange ratios—The merger exchange ratios, once approved by the shareholders, will be fixed and therefore the value of the merger consideration payable to unaffiliated shareholders of Endesa Américas will decrease in the event that the trading price of Enersis Américas shares decreases prior to the consummation of the merger.

•	Failure to consummate the merger—There is a possibility that the merger may not be completed, or that completion may be unduly delayed, for reasons beyond the control of Endesa Américas.

•	Negative impacts upon Endesa Américas if the merger is not consummated—If the merger is not consummated, there may be negative impacts and costs upon Endesa Américas, including the inability to reap the expected benefits of the merger, which in turn may have potential negative consequences on the trading price of Endesa Américas shares and ADSs.

•	Potentially divergent interests—Certain of Endesa Américas’ directors and executive officers may ultimately have interests in the merger that may be different from, or in addition to, those of other Endesa Américas shareholders given their affiliation with Enel, Enel Iberoamérica, Enel Latinoamérica and Enersis Américas.

•	Relationship with Enel, Enel Iberoamérica, Enel Latinoamérica and Enersis Américas—Enel, Enel Iberoamérica, Enel Latinoamérica and Enersis Américas, as affiliates of Endesa Américas, have, and will continue to have, a controlling interest in Endesa Américas both before and after the merger.

•	Regulatory risks—Governmental entities may oppose or refuse to provide necessary approvals in connection with the merger, such as the Chilean registrations and approvals which are preconditions to the issuance and listing by Enersis Américas of the shares to be exchanged for shares of Endesa Américas and Chilectra Américas in the merger, or impose conditions on Enersis Américas, Endesa Américas or Chilectra Américas prior to providing approvals.

•	Failure to realize benefits—There is a risk of not realizing the anticipated benefits of the merger, even if the merger is consummated.

In reaching its determination, the Board of Directors did not consider it necessary to retain an unaffiliated representative to act solely on behalf of unaffiliated shareholders of Endesa Américas for purposes of negotiating the terms of the merger or preparing a report concerning the fairness of the merger agreement and the merger given that the merger was being conducted in compliance with the requirements for related party transactions under the Chilean Companies Act.

This discussion of the information and factors considered by each of the Directors’ Committee of the Board of Directors of Endesa Américas and the Board of Directors of Endesa Américas includes the material positive and negative factors considered by the Directors’ Committee of the Board of Directors of Endesa Américas and the Board of Directors of Endesa Américas, but is not intended to be exhaustive and may not include all of the factors considered by the Directors’ Committee of the Board of Directors of Endesa Américas and the Board of Directors of Endesa Américas, or any individual. Given the complexity of the factors considered, neither the Directors’ Committee of the Board of Directors of Endesa Américas and the Board of Directors of Endesa Américas undertook to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and did not quantify or assign any relative or specific weights to the various factors that it considered in making its ultimate determination as to its belief that the merger is substantively and procedurally fair and in the best interests of Endesa Américas and the unaffiliated shareholders of Endesa Américas. Rather, each of the Directors’ Committee of the Board of Directors of Endesa Américas and the Board of Directors of Endesa Américas conducted an overall analysis of the factors described above. In addition, the individual directors of Endesa Américas may have given different weight to different factors.

Position of Endesa Américas as to the Fairness of the Tender Offers; Recommendation

Fairness of the Tender Offers

The Board of Directors of Endesa Américas reviewed the terms of the tender offers and believes that the tender offers are procedurally fair, but that based on the current prices of Endesa Américas shares and ADSs and the implied merger price, the tender offer price is uneconomic and, therefore, substantively not fair from a financial point of view, to the unaffiliated shareholders of Endesa Américas.

The Board of Directors of Endesa Américas considered a number of factors relating to procedural safeguards in connection with Enersis Américas making the tender offers available to the unaffiliated shareholders of Endesa Américas, including those discussed below, each of which supported its belief that making the tender offers available to the unaffiliated shareholders of Endesa Américas is procedurally fair:

•	The tender offers were introduced to the Reorganization to provide additional protections to the minority shareholders of Endesa Américas:

•	At the time the proposed Reorganization was announced, Endesa Américas did not exist and would not exist until the future contemplated Spin-Offs were completed, and as such there was no trading market to serve as a point of reference for shareholders to consider the potential cash payment to be received by dissenting shareholders exercising their statutory merger dissenters’ withdrawal rights in the merger. There was concern that the market price of Endesa Américas shares could be more vulnerable to market fluctuations and uncertainties because of, among other reasons, its expected lower liquidity due to the pendency of the merger.

•	The tender offers were added as an ancillary transaction to the merger to establish a fixed cash value that minority holders of Endesa Américas shares and ADSs could obtain if they preferred a cash alternative to the consideration to be provided in the merger.

•	The Board of Directors of Enersis Américas announced that Enersis Américas would conduct the tender offers at an initial proposed tender offer price of Ch$ 236 per share. The tender offer price was subsequently increased to Ch$ 285 per share, representing an increase of approximately 20% over the initial proposed tender offer price, at the request of certain Chilean pension fund minority shareholders.

•	The Board of Directors of Enersis Américas subsequently increased the tender offer price to Ch$ 300 per share, representing an increase of 5% over the revised proposed tender offer price of Ch$ 285 per share.

•	All Endesa Américas shareholders (other than Enersis Américas) would have the opportunity to elect any of the three alternatives described below and would be provided with disclosure about each of the alternatives prior to the extraordinary shareholders’ meetings of Enersis Américas, Endesa Américas and Chilectra Américas to vote on the merger:

•	Participate in the merger and receive shares of Enersis Américas in exchange for their Endesa Américas shares;

•	Dissent with respect to the merger and exercise their statutory merger dissenters’ withdrawal rights provided under Chilean law and receive a formula price specified by Chilean law in cash in exchange for their Endesa Américas shares; or

•	Tender their Endesa Américas shares and ADSs in the tender offers and receive the tender offer price in cash.

The Board of Directors of Endesa Américas considered a number of factors relating to the substantive fairness of the tender offers, including those discussed below, each of which supported its belief as to the substantive unfairness of the tender offer price from a financial point of view:

•	The financial terms of the tender offers, including comparison of the Ch$ 300 per share cash tender offer price against:

•	The current market prices for Endesa Américas shares—The closing trading price of Endesa Américas shares on the Santiago Stock Exchange was Ch$ 305.23 per share on August 30, 2016, such that the tender offer price represents a discount of 1.7% from the current market price;

•	The implied merger price—The implied merger price for Endesa Américas shares of Ch$ 312.56 per share, based on the merger exchange ratio of 2.8 Enersis Américas shares for each Endesa

Américas share and the closing trading price of Enersis Américas shares on the Santiago Stock Exchange of Ch$ 111.63 per share on August 30, 2016, such that the tender offer price represents a discount of 4% from the implied merger price;

•	The historical market prices for Endesa Américas shares—Because Endesa Américas shares began trading publicly on April 21, 2016 on the Chilean Stock Exchanges and because the merger and the tender offers (including the proposed Ch$ 285 per share tender offer price) had already been announced to the market, the Board of Directors did not consider the historical market prices of Endesa Américas shares as a factor in its decision;

•	The net book value of Endesa Américas—Endesa Américas’ business is generally valued at or near book value, and the Board of Directors considered that the tender offer price represents a discount of 16.9% to the net book value as of June 30, 2016;

•	The going concern value of Endesa Américas—The Board of Directors did not establish a specific going concern value of Endesa Américas and did not believe that there is a single method for determining going concern value. The Board of Directors considered, reviewed and adopted the valuation analyses of the independent appraiser to Endesa Américas engaged for purposes of evaluating the merger, Colin Becker, as representing a reasonable valuation of Endesa Américas as it continues to operate its business, which the Board of Directors considered in reaching its fairness determination;

•	The liquidation value of Endesa Américas—The Board of Directors did not consider liquidation value because it considered Endesa Américas to be a viable going concern; and

•	Purchase prices paid in previous purchases in previous two years—Since Endesa Américas was only organized on March 1, 2016 and became a separately traded public company as of April 21, 2016, there have not been any firm offers for the merger or consolidation of Endesa Américas into another company, the sale or transfer of all or any substantial part of the assets of Endesa Américas to another company, or the purchase of a controlling stake in Endesa Américas by another company, other than the merger and the tender offers. As a result, this was not considered as a factor in the decision by the Board of Directors.

The Board of Directors of Endesa Américas also considered a variety of other potentially positive and negative factors concerning the tender offers, including, without limitation, the following:

•	Availability of alternatives—Unaffiliated shareholders of Endesa Américas that do not wish to participate in the tender offers have the alternative of participating in the merger or exercising statutory merger dissenters’ withdrawal rights under the Chilean Companies Act.

•	The statutory merger dissenters’ withdrawal rights price—The statutory merger dissenters’ withdrawal rights price for Endesa Américas shares has been calculated to be Ch$ 299.64 per share, based on the weighted average market price of Endesa Américas shares during the 60-trading day period preceding the 30th trading day prior to the extraordinary shareholders’ meeting of Endesa Américas to approve the merger, such that the tender offer price is higher than the statutory merger dissenters’ withdrawal rights price;

•	Benefits of the tender offers—The tender offers will provide certain benefits to the unaffiliated shareholders of Endesa Américas compared to the exercise of statutory merger dissenters’ withdrawal rights, such as providing an alternative method to receive cash for their shares without the procedural burden of exercising statutory merger dissenters’ withdrawal rights and potentially better capital gains tax treatment, as a general matter (subject to an individual holder’s specific tax profile).

•	Effect on merger conditions—To the extent shareholders who desire a cash election choose to tender shares rather than exercise statutory merger dissenters’ withdrawal rights, there is a greater likelihood that the statutory merger dissenters’ rights percentage threshold will not be exceeded, thereby increasing the likelihood that the merger condition relating to statutory merger dissenters’ withdrawal rights will be satisfied and the merger will occur.

•	The fixed tender offer price—Unaffiliated shareholders of Endesa Américas that tender their shares and ADSs in the tender offers will receive a fixed cash payment, even if the trading prices of Endesa Américas shares and ADSs increase or decrease prior to the consummation of the tender offers.

•	Failure to consummate the tender offers—Because the tender offers include many of the same conditions as the merger, including shareholder approval of the merger and exercises of statutory merger dissenters’ withdrawal rights not exceeding the specified thresholds, there is a possibility that the tender offers may not be completed.

•	Negative impacts upon Endesa Américas if the tender offers are not consummated—If the tender offers are not consummated, there may be negative impacts and costs for Endesa Américas, including the potential effect on the trading prices of Endesa Américas shares and ADSs, the potential diversion of management attention, and the potential negative effect on Endesa Américas business and existing relationships.

In reaching its determination, the Board of Directors did not consider it necessary to retain an unaffiliated representative to act solely on behalf of unaffiliated shareholders of Endesa Américas for purposes of negotiating the terms of the tender offers or preparing a report concerning the fairness of tender offers because the tender offers were introduced as an ancillary transaction to the merger in response to a request by a Chilean pension fund minority shareholder for a mechanism to protect minority shareholders if they decided to exercise their statutory merger dissenter’s right of withdrawal.

In reaching its determination, the Board of Directors of Endesa Américas considered the report of Tyndall, as an independent valuator retained by the Board of Directors of Endesa Américas to evaluate the merger, a summary description of which is included under “— Summary of Report of Additional Independent Valuator of Endesa Américas (Tyndall)”.

After considering all the factors described above, the Board of Directors of Endesa Américas believes that while making the tender offers available to the unaffiliated shareholders of Endesa Américas is procedurally fair, based on the current market prices of Endesa Américas shares and ADSs and the implied merger price, the tender offer price is uneconomic and, therefore, substantively not fair from a financial point of view, to the unaffiliated shareholders of Endesa Américas. Notwithstanding the foregoing, Endesa Américas believes that the tender offers are ancillary to the merger transaction, and should be viewed in the context of the merger, which Endesa Américas believes is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas.

This discussion of the information and factors considered by Board of Directors of Endesa Américas includes the material positive and negative factors considered by the Board of Directors, but is not intended to be exhaustive and may not include all of the factors considered by the Board of Directors, or any individual. Given the complexity of the factors considered, the Board of Directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and did not quantify or assign any relative or specific weights to the various factors that it considered in making its ultimate decision. Rather, the Board of Directors conducted an overall analysis of the factors described above. In addition, individual director of Endesa Américas may have given different weight to different factors.

Recommendation of the Endesa Américas Board of Directors

Pursuant to Chilean law, each individual member of the Board of Directors of Endesa Américas must express in writing his or her statement as to whether the U.S. tender offer could be in the interest of the company’s shareholders. Endesa Américas must file a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) within 10 business days of the date of the launch of the U.S. tender offer. The Schedule 14D-9 will include English translations of the directors’ statements and must include a statement by the Board of Directors of Endesa Américas as to whether it recommends that Endesa Américas shareholders accept or reject the U.S.

tender offer or if it will not take a position with respect to the U.S. tender offer. Under Chilean law, each member of the Board is only required to deliver the individual director’s statement referred to above. Chilean law does not require a recommendation of the Board, acting as such, that the shareholders accept or reject the U.S. tender offer. However, the Board of Directors of Endesa Américas intends to take action at the time of the formal commencement of the U.S. tender offer to determine the recommendation of the Board with respect to the U.S. tender offer as required by Rule 14e-2 under the Exchange Act and Endesa Américas expects to file the Schedule 14D-9 disclosing such recommendation contemporaneously with the launch of the U.S. tender offer.

Position of Endesa Américas as to the Fairness of the Statutory Merger Dissenters’ Withdrawal Rights

The Board of Directors of Endesa Américas reviewed the terms of the statutory merger dissenters’ withdrawal rights under the Chilean Companies Act and believes that the availability of such statutory merger dissenters’ withdrawal rights to unaffiliated shareholders of Endesa Américas is procedurally fair, but that based on the current prices of Endesa Américas shares and ADSs, the tender offer price and the implied merger price, the statutory merger dissenters’ withdrawal rights price is uneconomic and, therefore, substantively not fair from a financial point of view, to the unaffiliated shareholders of Endesa Américas.

The Board of Directors of Endesa Américas considered a number of factors relating to procedural safeguards in connection with Enersis Américas making the statutory merger dissenters’ withdrawal rights available to the unaffiliated shareholders of Endesa Américas, including those discussed below, each of which supported its belief that the availability of such statutory merger dissenters’ withdrawal rights to unaffiliated shareholders of Endesa Américas is procedurally fair:

•	The statutory merger dissenters’ withdrawal rights are required under the Chilean Companies Act; and

•	All Endesa Américas shareholders (other than Enersis Américas) would have the opportunity to elect any of the three alternatives described below and would be provided with disclosure about each of the alternatives prior to the extraordinary shareholders’ meetings of Enersis Américas, Endesa Américas and Chilectra Américas to vote on the merger:

•	Participate in the merger and receive shares of Enersis Américas in exchange for their Endesa Américas shares;

•	Dissent with respect to the merger and exercise their statutory merger dissenters’ withdrawal rights provided under Chilean law and receive a formula price specified by Chilean law in cash in exchange for their Endesa Américas shares; or

•	Tender their Endesa Américas shares and ADSs in the tender offers and receive the tender offer price in cash.

The Board of Directors of Endesa Américas considered a number of factors relating to the substantive fairness of the statutory merger dissenters’ withdrawal rights, including those discussed below, each of which supported its belief as to the substantive unfairness of the statutory merger dissenters’ withdrawal rights price from a financial point of view:

•	The financial terms of the statutory merger dissenters’ withdrawal rights, including comparison of the Ch$ 299.64 per share cash statutory merger dissenters’ withdrawal rights price against:

•	The current market prices for Endesa Américas shares—The closing trading price of Endesa Américas shares on the Santiago Stock Exchange was Ch$ 305.23 per share on August 30, 2016, such that the statutory merger dissenters’ withdrawal rights price represents a discount of 1.7% from the current market price;

•	The tender offer price—The tender offer price for Endesa Américas shares of Ch$ 300 per share, such that the statutory merger dissenters’ withdrawal rights price of Ch$ 299.64 per share was lower than the tender offer price.

•	The implied merger price—The implied merger price for Endesa Américas shares of Ch$ 312.56 per share, based on the merger exchange ratio of 2.8 Enersis Américas shares for each Endesa Américas share and the closing trading price of Enersis Américas shares on the Santiago Stock Exchange of Ch$ 111.63 per share on August 30, 2016, such that the statutory merger dissenters’ withdrawal rights price represents a discount of 4% from the implied merger price;

•	The historical market prices for Endesa Américas shares—Because Endesa Américas shares began trading publicly on April 21, 2016 on the Chilean Stock Exchanges and because the merger and the tender offers (including the proposed Ch$ 285 per share tender offer price) had already been announced to the market, the Board of Directors did not consider the historical market prices of Endesa Américas shares as a factor in its decision;

•	The net book value of Endesa Américas—Endesa Américas’ business is generally valued at or near book value, and the Board of Directors considered that the statutory merger dissenters’ withdrawal rights price represents a discount of 16.9% from the net book value as of June 30, 2016;

•	The going concern value of Endesa Américas—The Board of Directors did not establish a specific going concern value of Endesa Américas and did not believe that there is a single method for determining going concern value. The Board of Directors considered, reviewed and adopted the valuation analyses of the independent appraiser to Endesa Américas engaged for purposes of evaluating the merger, Colin Becker, as representing a reasonable valuation of Endesa Américas as it continues to operate its business, which the Board of Directors considered in reaching its fairness determination;

•	The liquidation value of Endesa Américas—The Board of Directors did not consider liquidation value because it considered Endesa Américas to be a viable going concern; and

•	Purchase prices paid in previous purchases in previous two years—Since Endesa Américas was only organized on March 1, 2016 and became a separately traded public company as of April 21, 2016, there have not been any firm offers for the merger or consolidation of Endesa Américas into another company, the sale or transfer of all or any substantial part of the assets of Endesa Américas to another company, or the purchase of a controlling stake in Endesa Américas by another company, other than the merger and the tender offers. As a result, this was not considered as a factor in the decision by the Board of Directors.

The Board of Directors of Endesa Américas also considered a variety of other potentially positive and negative factors concerning the statutory merger dissenters’ withdrawal rights, including, without limitation, the following:

•	Availability of alternatives—Unaffiliated shareholders of Endesa Américas that do not wish to exercise statutory merger dissenters’ withdrawal rights have the alternative of participating in the merger or participating in the tender offers.

•	Benefits of the statutory merger dissenters’ withdrawal rights—Belief that the statutory merger dissenters’ withdrawal rights will provide certain benefits to the unaffiliated shareholders of Endesa Américas, such as providing method to receive cash for their shares.

•	The fixed statutory merger dissenters’ withdrawal rights price—Unaffiliated shareholders of Endesa Américas that exercise statutory merger dissenters’ withdrawal rights will receive a fixed cash payment, even if the trading prices of Endesa Américas shares and ADSs increase or decrease prior to the consummation of the merger.

•	Failure to consummate the merger—Because the conditions to consummation of the merger include shareholder approval of the merger and exercises of statutory merger dissenters’ withdrawal rights not exceeding specified thresholds, there is a possibility that the merger may not be consummated if more than the specified threshold number of Endesa Américas shareholders exercise statutory merger dissenters’ withdrawal rights.

•	Negative impacts upon Endesa Américas if the merger is not consummated—If the merger is not consummated, there may be negative impacts and costs for Endesa Américas, including the potential effect on the trading prices of Endesa Américas shares and ADSs, the potential diversion of management attention, and the potential negative effect on Endesa Américas business and existing relationships.

In reaching its determination, the Board of Directors did not consider it necessary to retain an unaffiliated representative to act solely on behalf of unaffiliated shareholders of Endesa Américas for purposes of negotiating the terms of the statutory merger dissenters’ withdrawal rights or preparing a report concerning the fairness of the statutory merger dissenters’ withdrawal rights because the terms of the statutory merger dissenters’ withdrawal rights are determined under the Chilean Companies Act in connection with a merger.

In reaching its determination, the Board of Directors of Endesa Américas considered the report of Tyndall, as an independent valuator retained by the Board of Directors of Endesa Américas to evaluate the merger, a summary description of which is included under “— Summary of Report of Additional Independent Valuator of Endesa Américas (Tyndall)”.

After considering all the factors described above, the Board of Directors of Endesa Américas believes that while the availability of statutory merger dissenters’ withdrawal rights to unaffiliated shareholders of Endesa Américas is procedurally fair, based on the current market prices of Endesa Américas shares and ADSs, the tender offer price and the implied merger price, the statutory merger dissenters’ withdrawal rights price is uneconomic and, therefore, substantively not fair from a financial point of view, to the unaffiliated shareholders of Endesa Américas. Notwithstanding the foregoing, Endesa Américas believes that the statutory merger dissenters’ withdrawal rights are ancillary to the merger transaction, and should be viewed in the context of the merger, which Endesa Américas believes is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas.

This discussion of the information and factors considered by Board of Directors of Endesa Américas includes the material positive and negative factors considered by the Board of Directors, but is not intended to be exhaustive and may not include all of the factors considered by the Board of Directors, or any individual. Given the complexity of the factors considered, the Board of Directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and did not quantify or assign any relative or specific weights to the various factors that it considered in making its ultimate decision. Rather, the Board of Directors conducted an overall analysis of the factors described above. In addition, individual director of Endesa Américas may have given different weight to different factors.

Summary of Endesa Américas Directors’ Committee Report

In order to comply with Chilean law, on August 5, 2016, the Directors’ Committee of Endesa Américas issued a report as to whether or not the merger (1) contributes to the best interests of Endesa Américas, (2) is in line with prevailing market prices, terms and conditions at the time of its approval and (3) sets forth a fair merger exchange ratio of Enersis Américas shares for Endesa Américas shares. A copy of the Directors’ Committee report was sent to each of the individual directors of Endesa Américas. In connection with the Directors’ Committee report, the members of the Directors’ Committee each reviewed an independent appraiser report dated August 5, 2016 prepared by Mr. Colin Becker and independent valuator reports, each dated August 5, 2016, prepared by each of Santander Chile and Tyndall (collectively, the “Endesa Américas Reports”). The Directors’ Committee’s conclusions were supported by the following analysis:

Contribution to Endesa Américas’ Best Interest

In order to determine whether the merger contributes to the best interests of Endesa Américas, the Directors’ Committee of Endesa Américas considered the impact to Endesa Américas under two scenarios: whether (1) the merger is consummated or (2) whether the merger is not consummated. The Directors’ Committee analyzed each of the Endesa Américas Reports by the independent appraiser and the independent valuators, each of which indicated that the best interests of Endesa Américas would be served if the scenario where the merger is consummated were to occur. Taking the findings in the Endesa Américas Reports into account as well as the fact that there would be synergies in administrative expenses and services, the Directors’ Committee of Endesa Américas unanimously concluded that the merger contributes to the best interests of Endesa Américas.

Market Conditions

The Directors’ Committee of Endesa Américas unanimously concluded that the merger was in line with prevailing market prices, terms and conditions because (1) the tender offers provide for a minimum price that shareholders of Endesa Américas will receive (noting that the Directors’ Committee of Endesa Américas makes no judgment on the fairness of the price offered in the tender offers) and (2) Enel has indicated that it will vote in favor of the merger, which provides for a higher certainty of the merger being consummated under the terms and conditions being proposed.

Merger Exchange Ratio

Based on the merger exchange ratio estimates provided in the Endesa Américas Reports and the analysis conducted by the independent appraiser and the independent valuators in calculating these estimates, the Directors’ Committee of Endesa Américas unanimously concluded that the merger exchange ratio of 2.8 shares of Enersis Américas for each share of Endesa Américas is in line with prevailing market conditions.

Summary of Endesa Américas Directors’ Statements

In order to comply with Chilean law, each of the directors of Endesa Américas issued an individual statement in his capacity as a director of Endesa Américas as to whether or not the merger (1) contributes to the best interests of Endesa Américas and (2) is in line with prevailing market prices, terms and conditions at the time of its approval. Although no two statements were identical, each director individually concluded that the merger contributed to the best interest of Endesa Américas and is in line with prevailing market prices, terms and conditions at the time of its approval. In connection with their individual statements, the directors each reviewed the Endesa Américas Reports and the report of its Directors’ Committee. Each director placed varying degrees of emphasis on the factors he considered in his individual statement. The directors’ conclusions were supported by the following analysis:

Contribution to Endesa Américas’ Best Interest

Each of the directors of Endesa Américas concluded that the merger contributes to the best interest of Endesa Américas. Factors that were considered by one or more individual directors include, among others:

•	Increased operational efficiency and effectiveness;

•	Increased efficiency in decision-making;

•	Increased corporate transparency;

•	Greater stock liquidity;

•	Synergies in administrative expenses and services;

•	Synergies due to a simplified and efficient corporate structure; and

•	Elimination of additional costs attributable to future reorganizations;

Market Conditions

Each of the directors of Endesa Américas concluded that the merger was in line with prevailing market prices, terms and conditions. Factors that were considered by one or more individual directors include, among others:

•	The proposed merger exchange ratio of 2.8 shares of Enersis Américas, which is at the top of the range estimated by the independent appraiser and the independent valuators, for each share of Endesa Américas is reasonable and will benefit the shareholders of Endesa Chile; and

•	The proposed merger exchange ratio range is reasonable and fair as compared to the prevailing conditions on the market.

Summary of Deutsche Bank Securities Inc.’s Fairness Opinion

Deutsche Bank has acted as a financial advisor to Endesa Américas in connection with the merger. At the August 5, 2016 meeting of the Board of Directors of Endesa Américas, Deutsche Bank delivered its oral opinion to the Board of Directors of Endesa Américas, subsequently confirmed by delivery of a written opinion dated August 5, 2016, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, the exchange ratio of 2.80 (the “Exchange Ratio”) shares of Enersis Américas common stock per share of Endesa Américas common stock was fair, from a financial point of view, to the holders of Endesa Américas common stock, excluding Enersis Américas and its affiliates. Deutsche Bank expressed no opinion with respect to (i) the Chilectra Américas merger exchange ratio of 4.0 (the “Chilectra Américas Merger Exchange Ratio”) shares of Enersis Américas common stock per share of Chilectra Américas common stock, the ADS exchange ratio of 1.68 (the “ADS Exchange Ratio”) ADSs of Enersis Américas per ADS of Endesa Américas common stock (ii) the right of holders of Endesa Américas common stock, Enersis Américas common stock or Chilectra Américas common stock who dissent from approval of the merger to exercise statutory merger dissenters’ withdrawal rights (derecho a retiro) and receive from Endesa Américas, Enersis Américas or Chilectra Américas, respectively, a cash payment to be determined pursuant to the Merger Terms and Conditions (the “Withdrawal Rights”) or (iii) the cash tender offer by Enersis Américas for all shares of Endesa Américas common stock (including in the form of Endesa Américas ADSs), other than shares owned directly or indirectly by Enersis Américas (the “Tender Offer”) prior to the consummation of the merger.

The full text of Deutsche Bank’s written opinion, dated August 5, 2016, which sets forth the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken by Deutsche Bank in connection with the opinion, is included in this information statement/prospectus as Annex C and is incorporated herein by reference. The summary of Deutsche Bank’s opinion set forth in this information statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and was addressed to, and was for the use and benefit of, the Board of Directors of Endesa Américas in connection with and for the purpose of its evaluation of the merger. Deutsche Bank’s opinion was limited to the fairness of the Exchange Ratio, from a financial point of view, to the holders of Endesa Américas common stock, excluding Enersis Américas and its affiliates. Deutsche Bank’s opinion did not address any other terms of the Merger, including the ADS Exchange Ratio, the Chilectra Américas Merger Exchange Ratio, the Tender Offer, the Withdrawal Rights or other terms described in the merger Terms and Conditions. Endesa Américas did not ask Deutsche Bank to, and Deutsche Bank’s opinion did not, address the fairness of the merger, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of Endesa Américas, nor did it address the fairness of the contemplated benefits of the merger. Deutsche Bank expressed no opinion, and Deutsche Bank’s opinion does not constitute a recommendation, as to how any holder of shares of Endesa Américas common stock and/or Endesa Américas ADS should vote with respect to the merger. Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors or employees of any parties to the merger or any class of such persons, in connection with the merger, whether relative to the Exchange Ratio or otherwise. Deutsche Bank’s opinion did not in any manner address what the value of the shares of Enersis Américas common stock or Enersis Américas ADSs will be when issued pursuant to the merger or the prices at which the shares of Enersis Américas common stock, the Enersis Américas ADSs or any other securities will trade following the announcement or consummation of the merger.

In connection with its role as financial advisor to Endesa Américas, and in arriving at its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning Endesa Américas, Enersis Américas and Chilectra Américas, certain internal analyses, financial forecasts, long-term business plans and other information relating to Endesa Américas and Enersis Américas prepared by management of Endesa Américas and Enersis Américas. Deutsche Bank has also held discussions with certain senior officers, the Board of Directors of Endesa Américas and other representatives and advisors of Endesa Américas regarding the businesses and prospects of Endesa Américas, Enersis Américas and Chilectra Américas. In addition, Deutsche Bank:

•	reviewed the reported prices and trading activity for the Endesa Américas common stock and Enersis Américas common stock;

•	compared certain financial and stock market information for Endesa Américas and Enersis Américas with, to the extent publicly available, similar information for certain other companies Deutsche Bank considered relevant whose securities are publicly traded;

•	reviewed, to the extent publicly available, the financial terms of certain recent business combinations which Deutsche Bank deemed relevant;

•	reviewed the final form of the Merger Terms and Conditions submitted for the approval of the Board of Directors of Endesa Américas on the date of Deutsche Bank’s opinion; and

•	performed such other studies and analyses and considered such other factors as Deutsche Bank deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Endesa Américas or Enersis Américas, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank, with the knowledge and permission of the Board of Directors of Endesa Américas, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare, obtain or review any independent evaluation or appraisal of any of the assets, stocks or liabilities (including, but not limited to, any contingent, derivative or off-balance-sheet assets or liabilities), of Endesa Américas or Enersis Américas or any of their respective subsidiaries, including, but not limited to, Chilectra Américas, nor did Deutsche Bank evaluate the solvency or fair value of Endesa Américas, Enersis Américas or any of their respective affiliates under any law relating to bankruptcy, insolvency or similar matters. Any valuations, financial and other forecasts and/or estimates or projections and other assumptions relating to Codensa S.A. E.S.P., Empresa de Energía de Cundinamarca S.A. E.S.P., Empresa de Distribución Eléctrica de Lima Norte S.A.A., Inversiones Distrilima S.A., Generalima, S.A.C., Empresa Eléctrica de Piura S.A., and Central Dock Sud S.A. reflected in Deutsche Bank’s analysis (the “Enersis Américas Forecasts”) were provided to Deutsche Bank by the management of Enersis Américas and by Enersis Américas’ advisors, as authorized by Endesa Américas and Enersis Américas’ respective boards of directors. At the direction of the Board of Directors of Endesa Américas, Deutsche Bank’s discussions with management of Endesa Américas regarding the Enersis Américas Forecasts have been limited only to certain modifications made by management of Endesa Américas to certain working capital assumptions contained therein. At the direction of the Board of Directors of Endesa Américas, Deutsche Bank did not discuss any other aspect of the Enersis Américas Forecasts with management of Endesa Américas, which limitation the Board of Directors of Endesa Américas advised Deutsche Bank is required under the Chilean Companies Act. In addition, Deutsche Bank has not carried out an independent review or investigation of the Enersis Américas Forecasts and has, at the direction of management of Endesa Américas, used the Enersis Américas Forecasts in its financial analysis in the form provided by the management of Enersis Américas to Deutsche Bank. With respect to the financial forecasts made available to Deutsche Bank and used in its analyses (including, but not limited to, the Enersis Américas Forecasts), Deutsche Bank assumed, with the knowledge and permission of the Board of Directors of Endesa Américas, that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Endesa Américas and Enersis Américas, as the case may be, as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they were based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it becomes aware after the date of its opinion.

For purposes of rendering its opinion, Deutsche Bank assumed, with the knowledge and permission of the Board of Directors of Endesa Américas, that in all respects material to its analysis, the merger would be consummated in accordance with the terms set forth in the Merger Terms and Conditions, without any waiver, modification or amendment of any term or condition that was material to its analysis, including, but not limited to, the completion of the merger of Chilectra Américas with and into Enersis Américas pursuant to the Chilectra Américas Merger Exchange Ratio. Deutsche Bank further assumed, with the knowledge and permission of the Board of Directors of Endesa Américas that (i) all material governmental, regulatory or other approvals and consents required in connection with the consummation of the merger would be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions would be imposed that would be material to its analysis and (ii) that the Tender Offer was not material to its analysis. In addition, with the knowledge and permission of the Board of Directors of Endesa Américas, Deutsche Bank’s analyses did not take into account any exercise of Withdrawal Rights by the holders of Endesa Américas common stock, Enersis Américas common stock or Chilectra Américas common stock. Endesa Américas advised Deutsche Bank that no agreement has been entered into or will be entered into among Enersis Américas, Endesa Américas and Chilectra Américas in connection with the merger, and the merger will be effected by operation of law if approved by the holders of at least two-thirds of the outstanding voting shares of each of Enersis Américas, Endesa Américas and Chilectra Américas and certain other conditions described in the Merger Terms and Conditions are met. Deutsche Bank is not a legal, regulatory, tax or accounting expert and Deutsche Bank relied on the assessments made by Endesa Américas and its other advisors with respect to such issues. Representatives of Endesa Américas informed Deutsche Bank, and Deutsche Bank further assumed with the knowledge and permission of the Board of Directors of Endesa Américas, that the terms of the Merger Terms and Conditions approved by the Board of Directors of Endesa Américas will not differ materially from the terms set forth in the final form of the Merger Terms and Conditions that Deutsche Bank reviewed. Further, representatives of Endesa Américas informed Deutsche Bank, and Deutsche Bank further assumed with the knowledge and permission of the Board of Directors of Endesa Américas, that the value of an Endesa Américas ADS was equivalent to the value of 30 shares of Endesa Américas common stock and that the value of an Enersis Américas ADS was equivalent to the value of 50 shares of Enersis Américas common stock, and Deutsche Bank did not, with the knowledge and permission of the Board of Directors of Endesa Américas take into account any impact on the value of an Endesa Américas ADS or Enersis Américas ADS relating to the fact that such securities are traded on different markets, and in different currencies, than the respective underlying common stock.

Deutsche Bank expressed no opinion as to the merits of the underlying decision by Endesa Américas to engage in the Merger or the relative merits of the merger as compared to any alternative transactions or business strategies.

Endesa Américas selected Deutsche Bank as its financial advisor in connection with the merger based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Endesa

Americas has agreed to pay Deutsche Bank aggregate fees up to $1,750,000 (the “Transaction Fees”), of which $500,000 became payable upon the delivery of Deutsche Bank’s opinion (or would have become payable upon Deutsche Bank advising Endesa Americas that it was unable to render an opinion) and $750,000 of which is contingent upon consummation of the merger and up to $500,000 of which will be payable upon consummation of the merger at the discretion of Endesa Américas. Endesa Américas has also agreed to reimburse Deutsche Bank for the fees, expenses and disbursements of Deutsche Bank’s counsel and Deutsche Bank’s travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of the retention of Deutsche Bank. Endesa Américas has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities, in connection with its engagement.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG, which, together with its affiliates, is referred to in this information statement/prospectus as the “DB Group”. One or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to Enersis Américas or its affiliates for which they have received, and in the future may receive, compensation, including acting as (i) financial advisor to (a) Endesa S.A. in connection with the sale of Endesa Latinoamerica, S.A. and an equity stake in Enersis S.A. to Enel in October 2014 and (b) Enel in connection with the sale of an equity stake in Slovenske Elektrarne AS to Energetický a Průmyslový Holding in July 2016; (ii) as joint dealer manager and joint bookrunner in the exchange offer targeting six EUR senior unsecured notes issued by Enel Finance International, a subsidiary of Enel, due between 2017 and 2021 for new 1.966% notes due 2025 issued by Enel Finance International, completed in January 2015 and (iii) joint bookrunner in the €1.0 billion and £0.5 billion offering of hybrid notes (coupons of 5.000% and 6.625%) issued by Enel in January 2014. During the period starting on January 1, 2014 and ending on August 5, 2016 (excluding the Transaction Fees), members of the DB Group received fees of approximately € 8,930,000 in the aggregate for services rendered to Enersis Américas or its affiliates. In addition, one or more members of the DB Group have, from time to time, provided investment banking services to Endesa Américas or its affiliates for which they have received compensation, including acting as financial advisor to Empresa Nacional de Electricidad S.A. (“Endesa Chile”) in its spin-off, which resulted in the formation of Endesa Américas. During the period starting on January 1, 2014 and ending on August 5, 2016 (excluding the Transaction Fees and any fees received from Enersis Américas or its affiliates mentioned above), members of the DB Group received fees of approximately € 690,000 in the aggregate for services rendered to Endesa Américas or its affiliates. The DB Group may also provide investment and commercial banking services to Enersis Américas in the future, for which the DB Group would expect to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Enersis Américas, Endesa Américas and their respective affiliates (including, but not limited to, Chilectra Américas) for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Summary of Material Financial Analyses of Deutsche Bank

The following is a summary of the material financial analyses presented by Deutsche Bank to the Board of Directors of Endesa Américas at its meeting held on August 5, 2016 and used in connection with rendering Deutsche Bank’s opinion described above.

The following summary, however, does not purport to be a complete description of the financial analyses performed by Deutsche Bank, nor does the order in which the analyses are described represent the relative importance or weight given to the analyses by Deutsche Bank. Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand the analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of Deutsche Bank’s analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 1, 2016, and is not necessarily indicative of current market conditions.

Market data in currencies other than U.S. dollars was converted into U.S. dollars using the corresponding foreign exchange rate as of closing of August 1, 2016.

Exchange Ratio Analysis

In assessing the exchange ratio, Deutsche Bank derived ranges of values for each of Endesa Américas, Enersis Américas and Chilectra Américas using the methodologies described in the summaries under the captions “Sum-of-the-Parts Discounted Cash Flow Analysis”, “Sum-of-the-Parts Trading Based Analysis”, “Sum-of-the-Parts Transaction Based Analysis” and “Current Trading Levels Analysis” set forth below. Each of these methodologies was used to generate implied valuation ranges for Endesa Américas, Enersis Américas and Chilectra Américas. For each methodology, an implied exchange ratio was then calculated based on the implied valuation ranges. Given the different nature of the businesses in which Endesa Américas, Enersis Américas and Chilectra Américas participate, Deutsche Bank analyzed each company as the sum of its constituent businesses, or as the “sum of the parts” or “SOTP.” Deutsche Bank also performed the exchange ratio calculation based on the assumption that the merger of Chilectra Américas into Enersis Américas will be effected in accordance with the Chilectra Américas Merger Exchange Ratio.

The following table outlines the implied exchange ratios derived using each of these methodologies:

Valuation Methodology	Implied Exchange Ratio
SOTP discounted cash flow analysis	2.08x - 2.74x
SOTP trading based analysis	2.09x - 2.63x
SOTP transaction based analysis	2.24x - 2.82x
Current trading levels	2.59x - 2.93x

Implied ownership stake of holders of Endesa Américas common stock in Enersis Américas following the merger

In addition, for each analysis methodology, Deutsche Bank derived the implied pro forma ownership stake of holders of Endesa Américas common stock in Enersis Américas following the merger utilizing the relative contribution of Endesa Américas’ valuation to Enersis Américas and considering the current 40.0% minority stake in Endesa Américas.

The following table outlines the implied pro forma ownership stake of holders of Endesa Américas common stock in Enersis Américas following the merger using each of these methodologies:

Analysis Methodologies	Implied Ownership Stake
SOTP discounted cash flow analysis	12.2% - 15.5%
SOTP trading based analysis	12.3% - 14.9%
SOTP transaction based analysis	13.0% - 15.8%
Current trading levels	14.8% - 16.3%

Sum-of-the-Parts Discounted Cash Flow Based Analysis

Deutsche Bank performed a SOTP discounted cash flow analysis of Endesa Américas and Enersis Américas to calculate ranges of implied present value per each Endesa Américas common share and each Enersis Américas common share as of June 30, 2016 using (i) financial forecasts for Endesa Américas’ and Enersis Américas’ power generation, distribution and transmission assets (the “Transaction Assets”) provided by management of both Endesa Américas and Enersis Américas, and (ii) certain tax benefits projected by management of Endesa Américas and Enersis Américas resulting from the merger.

Deutsche Bank converted the financial forecasts of each of the Transaction Assets from their corresponding local currency into U.S. dollars using the foreign exchange rate assumptions provided by the managements of Endesa Américas and Enersis Américas.

In performing the discounted cash flow analysis, Deutsche Bank calculated the weighted average cost of capital (WACC) in nominal U.S. dollars based on the macro economic conditions of the country where each Transaction Asset is located and the risk of the industry sector in which they operate.

In the particular case of holding companies, Deutsche Bank considered the average WACC of the country across different industry sectors.

The following table outlines the mid-point WACC used to calculate the present value of the Transaction Assets.

Discount Rate Analysis
Country—Industry	WACC
Brazil—Distribution (“Dx”)	7.41%
Brazil—Generation (“Gx”)	9.21%
Brazil—Transmission (“Tx”)	10.28%
Argentina—Dx	9.56%
Argentina—Gx	11.41%
Argentina—Tx	12.47%
Peru—Dx	6.56%
Peru—Gx	8.22%
Colombia—Dx	6.64%
Colombia—Gx	8.44%

Deutsche Bank considered a WACC range for each Transaction Asset calculated as the corresponding mid-point WACC plus a 7.5% proportional spread and mid-point WACC less 7.5% proportional spread.

Deutsche Bank applied the discount rate to (i) Endesa Américas and Enersis Américas management estimates of the after-tax unlevered free cash flows for the Transaction Assets for the period from June 30, 2016 through December 31, 2020, using the mid-year convention, with the exception of Transaction Assets whose projections were extended beyond 2020 due to end of concessions and, in the case of Emgesa, long term contract with normalized prices to be reached in 2024, (ii) residual values for specific Transaction Assets, using the mid-year convention, and (iii) a range of estimated terminal values of Transaction Assets derived by growing the projected 2020 unlevered after-tax free cash flows using a perpetuity growth rate range of 1.95% to 2.45%.

The following table outlines the last year of projection for the Transaction Assets whose projections extended beyond 2020:

Last Projection Year
Emgesa S.A. ESP	2024
Centrais Elétricas Cachoeira Dourada S.A.	2027
Compañía de Interconexión Energética S.A.	2022
Central Geradora Termelétrica Fortaleza S.A.	2031
Hidroeléctrica El Chocón S.A.	2023
Central Costanera S.A.	2023
Central Dock Sud S.A.	2023

Deutsche Bank converted net debt as of June 30, 2016 of each of the Transaction Assets into U.S. dollars using the corresponding foreign exchange rate as of closing of August 1, 2016.

Taking into account net debt of each of the Transaction Assets as of June 30, 2016, Deutsche Bank calculated the equity value of each Transaction Asset.

Deutsche Bank calculated the sum of Endesa América’s proportional equity value in each Transaction Asset by multiplying the total equity value by Endesa Américas’ percentage ownership in the Transaction Asset.

The sum of the individual proportional equity values resulted in a range of implied proportional equity value of Endesa Américas which was divided by the number of Endesa Américas common shares as of June 30, 2016 to determine the implied proportional equity value per share of approximately US$ 0.50 to US$ 0.59.

Ranges of implied proportional equity value per share of Enersis Américas (including 0.9% of Chilectra Américas minority shareholders) were calculated applying the same methodology described above, resulting in a range of US$ 0.50 to US$ 0.24.

A dividend to shareholders of Chilectra Américas in the amount of Ch$ 120 billion was considered in the calculation of the sum of the implied proportional equity values of Enersis Américas as advised by the management of Endesa Américas. According to the management of Endesa Américas, this dividend will be put to a vote during the next extraordinary shareholders’ meeting that will vote on the merger.

Sum-of-the-Parts Trading Based Analysis

Deutsche Bank reviewed and compared certain financial information and commonly used analysis measurements for Endesa Américas and Enersis Américas with corresponding financial information and analysis measurements for certain selected companies.

The table below outlines the selected comparable companies whose mean TEV/2016E EBITDA multiple (as defined below) per sector and geography were utilized in order to determine the implied TEV (as defined below) for each Transaction Asset depending on the sector and geography in which they operate. For purposes of this analysis, Transaction Assets operating in Colombia and Peru are considered the Latin American mean. Assets operating in Argentina are considered the Latin American mean adjusted to reflect a discount based on higher weighted average capital costs.

Selected comparable companies
Company	Sector	Country	TEV / 2016E EBITDA
AES Gener SA	Generation	Chile	11.1x
Empresa Nacional de Electricidad Chile SA	Generation	Chile	9.0x
Colbún SA	Generation	Chile	8.4x
Engie Energía Chile SA	Generation	Chile	9.2x
Engie Brasil Energia SA	Generation	Brazil	8.4x
AES Tietê Energia SA	Generation	Brazil	7.2x
Cia Energética de São Paulo	Generation	Brazil	9.2x
Argentina Generation Mean			5.6x
Brazil Generation Mean			8.3x
Latin America Generation Mean			8.9x

Equatorial Energia SA	Distribution	Brazil	11.2x
Eletropaulo Metropolitana Eletricidade de Sao Paulo SA	Distribution	Brazil	8.1x
Luz del Sur SA	Distribution	Peru	9.5x
Empresa de Distribución Eléctrica de Lima Norte SA	Distribution	Peru	6.6x
Edenor SA	Distribution	Argentina	5.6x
Argentina Distribution Mean			5.1x
Brazil Distribution Mean			7.6x
Latin America Distribution Mean			8.2x

Alupar Investimento SA	Transmission	Brazil	7.5x
Transmissora Alianca de Energia Eletrica SA	Transmission	Brazil	8.4x
Cia de Transmissão de Energia Elétrica Paulista	Transmission	Brazil	21.8x
Argentina Transmission Mean			7.8x
Brazil Transmission Mean			12.6x
Latin America Transmission Mean			12.6x

Although none of the above selected companies are directly comparable to Endesa Américas and Enersis Américas, the companies included were chosen because they are publicly traded companies with financial and operating characteristics that, for purposes of this analysis, may be considered similar to certain financial and operating characteristics of Endesa Américas and Enersis Américas. Accordingly, the analysis of publicly traded companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

Relevant companies (Empresa Eléctrica Pehuenche SA, Isagen SA, Edegel SA, Engie Energía Perú SA, Empresa Eléctrica de Piura SA, Constanera SA, Ampla Energia e Serviços SA, and Companhia Energética do Ceará—Coelce) were excluded from the selected comparable companies due to reasons such as lack of liquidity, lack of 2016E EBITDA estimates, different capital structures, and imminent corporate actions which might alter their trading values.

Holding company multiples applied to relevant Endesa Américas’ and Enersis Américas’ subsidiaries were calculated based on weighted average multiples of Endesa Américas’ and Enersis Américas’ non-holding subsidiaries.

Deutsche Bank calculated the total enterprise value (“TEV”) as a multiple of estimated EBITDA, which is referred to in this information statement/prospectus as a “TEV/EBITDA” multiple, for each of the selected companies based on (i) the closing trading prices of the selected companies on August 1, 2016, (ii) information contained in public filings of the selected companies as of March 31, 2016 or June 30, 2016 as applicable and (iii) Wall Street consensus analyst estimates of 2016E EBITDA in U.S. dollars for the selected companies. Deutsche Bank applied the TEV/EBITDA of selected comparable companies to the EBITDA of each Transaction Asset to determine the implied TEV of each Transaction Asset.

Taking into account the net debt of each of the Transaction Assets as of June 30, 2016, Deutsche Bank calculated the equity value of each Transaction Asset. Deutsche Bank calculated Endesa Américas’ proportional equity value in each Transaction Asset by multiplying the equity value by Endesa Américas’ percentage ownership in the Transaction Asset. The sum of the individual proportional equity values resulted in a range of implied proportional equity value of Endesa Américas which was divided by the number of shares of Endesa Américas common stock as of June 30, 2016 to determine the implied proportional equity value per share of approximately US$ 0.49 to US$ 0.55.

Ranges of implied proportional equity value per share of Enersis Américas common stock (including 0.9% of Chilectra Américas minority shareholders) were calculated applying the same methodology described above, resulting in a range of US$ 0.21 to US$ 0.23.

Sum-of-the-Parts Transaction Based Analysis

Deutsche Bank reviewed and analyzed statistics for selected public Latin America utility sector transactions since 2005 with transaction values over US$ 50 million. No transaction utilized in this analysis is identical to the merger. There are certain transactions that provide reference for transaction values at the subsidiary level, grouped by sector. The following list provides the selected transactions for each sector and the corresponding TEV / last twelve months (“LTM”) multiple:

Target	Sector	Country	TEV / LTM EBITDA
Isagen S.A. (01/2016)	Generation	Colombia	12.4x
Fenix Power Peru SA (12/2015)	Generation	Chile / Peru UAE	13.4x
Rio Verde Energia SA (08/2015)	Generation	Brazil	9.5x
Porto do Pecém Geração de Energia SA (12/2014)	Generation	Chile	8.7x
GDF SUEZ Energie Services SA	Generation	Central America	9.8x
Generandes Peru SA (04/2014)	Generation	Peru	6.6x
Empresa Electrica Guacolda SA (03/2014)	Generation	Chile	11.7x
Brasil PCH SA (06/2013)	Generation	Brazil	10.0x
Emgesa S.A. ESP (08/2012)	Generation	Colombia	11.6x
Edegel SAA (09/2010)	Generation	Peru	5.8x
Edegel SAA (10/2009)	Generation	Peru	7.8x
Edegel SAA (09/2008)	Generation	Peru	12.2x
Electroandes SA (09/2007)	Generation	Peru	10.8x
Hidroelectrica Piedra del Aguila SA (11/2006)	Generation	Argentina	6.9x
Colbun SA (05/2006)	Generation	Chile	9.3x
Latin America Generation Mean			9.8x

Target	Sector	Country	TEV / LTM EBITDA
Terna S.p.A (04/2009)	Transmission	Brazil	7.9x
Transmissoras Brasileiras de Energia S.A. (09/2008)	Transmission	Brazil	8.9x
Transener SA (07/2007)	Transmission	Argentina	7.4x
Companhia de Transmissão de Energia Elétrica Paulista (06/2006)	Transmission	Brazil	9.4x
HQI Transelec Chile SA (06/2006)	Transmission	Chile	8.6x
Latin America Transmission Mean			8.4x

Target	Sector	Country	TEV / LTM EBITDA
AES Sul Distribuidora Gaucha de Energia SA (06/2016)	Distribution	Brazil	11.6x
Distribuidora de Electricidad de Occidente SA (01/2016)	Distribution	Central America	4.6x
Compania General de Electricidad SA (10/2014)	Distribution	Chile	5.2x
Companhia Energetica do Ceara (01/2014)	Distribution	Brazil	11.5x
Aeseba SA (02/2013)	Distribution	Argentina	3.9x
Codensa SA (10/2012)	Distribution	Colombia	9.4x
Edelnor S.A.A. (10/2012)	Distribution	Peru	10.0x
Luz del Sur SA (01/2011)	Distribution	Peru	6.6x
Elektro - Eletricidade e Servicos SA (01/2011)	Distribution	Brazil	5.7x
Emdersa Generación Salta SA (01/2011)	Distribution	Argentina	4.2x
Chilquinta Energia SA (01/2011)	Distribution	Chile	9.0x
Light S.A. (03/2010)	Distribution	Brazil	6.7x
Light S.A. (12/2009)	Distribution	Brazil	6.4x
Edelnor S.A.A. (10/2009)	Distribution	Peru	6.1x
Luz del Sur SA (10/2007)	Distribution	Peru	6.9x
Chilquinta Energia SA (10/2007)	Distribution	Chile	9.0x
Empresas Emel S.A. (09/2007)	Distribution	Chile	11.5x
Edenor SA (06/2007)	Distribution	Argentina	6.9x
Rio Grande Energia SA (05/2006)	Distribution	Brazil	5.1x
Light S.A. (03/2006)	Distribution	Brazil	5.1x
Espirito Santo Centrais Eletricas SA (04/2005)	Distribution	Brazil	7.5x
Latin America Distribution Mean			7.3x

Deutsche Bank applied the TEV/ LTM EBITDA of select precedent transactions to the LTM EBITDA in U.S. dollars of each Transaction Asset to determine the implied TEV of the Transaction Asset.

Taking into account Endesa Américas management estimates of net debt of each of the Transaction Assets as of June 30, 2016, Deutsche Bank calculated the equity value of each Transaction Asset.

Deutsche Bank calculated Endesa Américas’ proportional equity value in each Transaction Asset by multiplying the equity value by Endesa Américas’ percentage ownership in the Transaction Asset. The sum of the individual proportional equity values resulted in a range of implied proportional equity value of Endesa Américas which was divided by the number of shares of Endesa Américas common stock as of June 30, 2016 to determine the implied proportional equity value per share of approximately US$ 0.55 to US$ 0.61.

Ranges of implied proportional equity value per share of Enersis Américas (including 0.9% of Chilectra Américas minority shareholders) were calculated applying the same methodology described above, resulting in a range of US$ 0.22 to US$ 0.25.

Current Trading Levels

Deutsche Bank calculated the minimum and maximum implied Enersis Américas / Endesa Américas exchange ratio on a daily basis during the trading period commencing April 21, 2016 and ending on August 1, 2016. During this period, Endesa Américas’ common stock traded on the Santiago Stock Exchange within the range of US$ 0.41 to US$ 0.47 per share, while Enersis Américas’ common stock traded on the Santiago Stock Exchange within the range of US$ 0.14 and US$ 0.17 (including 0.9% of the market value of Chilectra Americas) per share. Common stock prices were converted from Chilean Pesos into U.S. dollars using the corresponding foreign exchange rate as of closing of each trading day.

The companies’ trading levels implied a minimum exchange ratio of 2.59 shares of Enersis Américas common stock per share of Endesa Américas common stock and a maximum exchange ratio of 2.93 shares of Enersis Américas common stock per share of Endesa Américas common stock.

Other Preliminary Financial Analyses and Presentations

July 27, 2016 Presentation

Deutsche Bank presented its preliminary material financial analyses to the Board of Directors of Endesa Américas at its meeting held on July 27, 2016, which contained substantially the same analyses as described above, with the exception of (i) the Chilectra Américas Merger Exchange Ratio, (ii) the withdrawal rights threshold with respect to shares of Enersis Américas common stock and Endesa Américas common stock, (iii) updated market data for the period beginning July 20, 2016 to August 1, 2016 and (iv) other related adjustments thereto.

June 29, 2016 Presentation

On June 29, 2016, the Board of Directors of Endesa Américas held a meeting at which representatives of Deutsche Bank delivered a presentation explaining the scope and status of the financial analysis being conducted in connection with the fairness opinion, including main analysis methodologies. Deutsche Bank’s presentation covered, among other things, key discounted cash flow assumptions and discount rates, the proposed timeline of the transaction, certain macroeconomic changes, revised projections provided by Endesa Américas and Enersis Américas and market data updates.

Miscellaneous

This summary is not a complete description of Deutsche Bank’s opinion or the analyses underlying, and factors considered in connection with, Deutsche Bank’s opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Deutsche Bank believes that its analyses described above must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying its opinion. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Deutsche Bank’s opinion. In arriving at its fairness determination, Deutsche Bank considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, it made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction in the analyses described above is identical to Endesa Américas, Enersis Américas, Chilectra Américas or the merger.

In conducting its analyses and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted analysis methods. The analyses does not purport to be an appraisal or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. As described above, in connection with its analyses, Deutsche Bank made, and was provided by the managements of Endesa Américas and Enersis Américas, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Deutsche Bank, Endesa Américas or Enersis Américas. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Endesa Américas or Enersis Américas or their respective advisors, Deutsche Bank does not assume responsibility if future results or actual values are materially different from these forecasts or assumptions.

Endesa Américas did not provide specific instructions to, or place any limitations on, Deutsche Bank with respect to the procedures to be followed or factors to be considered in performing its financial analyses or providing its opinion. The terms of the merger, including the Exchange Ratio and ADS Exchange Ratio, were determined by the Boards of Directors of each of Enersis Américas, Endesa Chile and Chilectra. Deutsche Bank did not recommend any specific consideration to Endesa Américas or the Board of Directors of Endesa Américas, or that any specific amount or type of consideration constituted the only appropriate consideration for the transaction.

Summary of Report of Independent Appraiser of Endesa Américas (Colin Becker)

On May 6, 2016, the Board of Directors of Endesa Américas designated Colin Becker as an independent appraiser (perito independiente) as required under Chilean law. Specifically, Mr. Becker was engaged to provide a final report as to the value and merger exchange ratios of the merging companies in accordance with Articles 156 and 168 of the Chilean Corporate Regulations and SVS instructions.

Mr. Becker is the Advisory & Deals Lead Partner for PricewaterhouseCoopers Chile (“PwC Chile”) and in appointing him, the Board of Directors of Endesa Américas considered his experience as well as the fact that he holds a bachelor’s degree in Commerce from the University of Witwatersrand in South Africa, an honors bachelor’s degree in Accounting Science from the University of South Africa, a degree in Public Accounting and Auditing (Contador Público y Auditor) from Universidad Gabriela Mistral in Chile and is also a Chartered Accountant in South Africa.

At the August 5, 2016 meeting of the Board of Directors of Endesa Américas, Mr. Becker delivered his final report that sets forth:

•	the proposed merger exchange ratios in connection with the merger, based on an economic valuation of the equity of Enersis Américas, Endesa Américas and Chilectra Américas prepared by PwC Chile as of June 30, 2016; and

•	the number of shares to be issued by Enersis Américas based on the proposed merger exchange ratios and unaudited pro forma consolidated statement of financial position of Enersis Américas as of June 30, 2016, to be exchanged for the issued and outstanding Endesa Américas and Chilectra Américas shares upon consummation of the merger.

Conclusion of Colin Becker

Mr. Becker proposed the following merger exchange ratios in connection with the merger:

	Endesa Américas	Chilectra Américas
Proposed by the Board of Directors in November 2015	2.8 Shares	5.0 Shares
Proposed by the Board of Directors in August 2016	2.8 Shares	4.0 Shares
Determined by the Independent Appraiser	2.5979 Shares	3.2431 Shares

Based on the above merger exchange ratios, Mr. Becker calculated the requisite number of shares to be issued by Enersis Américas as follows:

The full text of these conclusions and Mr. Becker’s final report dated August 5, 2016 is attached as Annex D to this information statement/prospectus. The report outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Mr. Becker in rendering his report. The description of Mr. Becker’s final report contained herein is qualified in its entirety by reference to the full text of the report. Holders of Endesa Américas shares are urged to read the entire final report carefully in connection with their consideration of the proposed merger.

Mr. Becker’s conclusions speaks only as of the date of his report, which was prepared for the exclusive use and knowledge of the management, the Board of Directors and shareholders of Endesa Américas. Therefore, the report should not be used for any other purpose without his knowledge. It does not address the underlying business decision of Endesa Américas to engage in the merger or any other aspect of the merger and is not a recommendation to any holder of Endesa Américas shares as to how such holder of Endesa Américas shares should vote at the special meeting with respect to the merger or any other matter.

The Board of Directors of Endesa Américas determined the merger exchange ratios for the merger. Mr. Becker’s analysis provided an independent determination of the merger exchange ratios for the Board of Directors’ reference as required under Chilean law.

Methodology Utilized by Colin Becker

In connection with rendering his report on August 5, 2016, Mr. Becker determined the merger exchange ratios presented above based on the economic valuation of Enersis Américas, Endesa Américas and Chilectra Américas’ equity prepared by PwC Chile.

In addition, Mr. Becker reviewed the unaudited pro forma consolidated statement of financial position prepared by the management of Enersis Américas, to calculate the number of shares to be issued by Enersis

Américas in exchange for the issued and outstanding Endesa Américas and Chilectra Américas shares upon consummation of the merger. The unaudited pro forma consolidated statement of financial position assumes that the merger is approved and consolidates the assets, liabilities, rights and obligations of Endesa Américas and Chilectra Américas as of June 30, 2016. The merger share exchange ratios determined by Mr. Becker differ from those proposed by the Board of Directors in August 2016 and, consequently, the unaudited pro forma consolidated statement of financial position of Enersis Américas presented in the annex to Mr. Becker’s report includes an adjustment for the number of Enersis Américas shares to be issued in the merger based on the difference in merger exchange ratios. However, this adjustment did not affect the net equity of the merged entities. Mr. Becker further considered the consolidated interim financial statements of Endesa Américas and Chilectra Américas as of June 30, 2016 and the effect of the distribution of an extraordinary Ch$120 billion dividend by Chilectra Américas, subject to approval by shareholders of Chilectra Américas.

Estimated Economic Valuation by PwC Chile

As discussed above, Mr. Becker reviewed PwC Chile’s calculation of the estimated economic valuation of Enersis Américas, Endesa Américas and Chilectra Américas’ equity. In preparing the economic valuations contained in the presentation dated August 5, 2016, PwC Chile reviewed and considered, among other things, information provided by Endesa Américas, which consisted of historical financial information, macroeconomic assumptions, the 2016 budget, investment estimates, business plans and financial projections for each business, information on new generation plants, termination and concession renewals, generation capacity, the volume of energy sold, and tariffs. PwC Chile also received presentations from the management of Enersis Américas, Endesa Américas and Chilectra Américas on their financial projections, investment estimates, and tax implications. Management also responded to queries and requests for additional information.

The full text of PwC Chile’s presentation dated August 5, 2016, which contains, among other things, the calculations by PwC Chile, has been filed as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger and will be made available for inspection and copying at the principal offices of Endesa Américas during its regular business hours by any interested holder of Endesa Américas shares or representative who has been so designated in writing. The description of PwC Chile’s presentation contained herein is qualified in its entirety by reference to the full text of the presentation. Holders of Endesa Américas shares are urged to read the entire presentation carefully in connection with their consideration of the proposed merger.

The tables below present a summary of the economic valuations of the equity of Enersis Américas, Endesa Américas and Chilectra Américas as of June 30, 2016 in millions of dollars (and its equivalent in millions of Chilean pesos under the Observed Exchange Rate of Ch$ 661.37 per U.S. dollar as of July 1, 2016). The valuations consider their corresponding investments in generation, transmission, and distribution operations in Argentina, Brazil, Colombia, and Peru.

(1)	Refers to cash and cash equivalents less financial debt as of June 30, 2016. The net cash of Chilectra Americas and Enersis Americas takes into account the proposed dividend distribution.

(2)	Refers to the ownership interests that each company holds in Peru, Colombia, Brazil and Argentina. Enersis Americas holds an investment in Endesa Americas of USD 2,281,345,000 (equivalent to 59.980931%) and in Chilectra Americas of USD 660,105,000 (equivalent to 99.090621%).
(3)	Refers to the net present value of the projected corporate costs.
(4)	Refers to the economic compensation included in the merger exchange ratio for the incremental tax costs assumed by Endesa Américas and Chilectra Américas in Peru. For Enersis Americas, this concept corresponds to the economic compensation in relation to its investments in Endesa Américas and Chilectra Américas.

PwC Chile’s economic valuation is based on the financial projections provided by the management of Enersis Américas, Endesa Américas and Chilectra Américas, prepared on information generated from internal operating models, to which PwC Chile did not have access. However, PwC Chile did have access to management’s technical teams and was able to analyze these financial projections. In performing its reviews and analyses and in rendering its economic valuations, PwC Chile relied on the integrity, accuracy, and complete presentation of all financial information, data, advise, reports, or representations obtained from public sources, the Board of Directors and management of Endesa Américas, as well as other representative parties. PwC Chile further prepared its findings based on current economic conditions, financials, and the existing business in general as of the date of the report. Moreover, PwC Chile’s estimated economic valuation:

•	must be considered as a whole by the reader as selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its valuation;

•	is based on the transaction alone and not on any subsequent activities to the transaction;

•	is limited to a financial perspective of the transaction and not the strategic aspects of the transaction;

•	does not provide a report for selecting the best possible option for the transaction;

•	represents the impartial report of an appraiser and not a statement of facts;

•	has been prepared for the Board of Directors of Endesa Américas as a factor, among others, that it will consider when determining whether the transaction is in the best interest of Endesa Américas;

•	should not be interpreted as a recommendation to the management, the Directors’ Committee, or the Board of Directors of Endesa Américas, as to how to vote, or whether to proceed with the transaction;

•	does not constitute a calculation, estimation or comprehensive valuation of Enersis Américas, Endesa Américas, and Chilectra Américas or their shares; and

•	along with anything else in the presentation, should not be construed as a legal interpretation, a report on any contract or document, or a recommendation for investing or not investing. The persons who prepared the economic valuation utilized their best comprehension and knowledge and acted independently and objectively.

Methodologies Utilized by PwC Chile

DCF Method

PwC Chile’s estimated economic valuations are based on the sum of the corresponding investments in generation, transmission, and distribution operations currently existing in Peru, Colombia, Brazil, and Argentina under the Discounted Cash Flow model (the “DCF method”). Specifically, the DCF method considered:

•	the financial statements of Enersis Américas, Endesa Américas and Chilectra Américas as of June 30, 2016;

•	the operational cash flows of each of the controlled operating entities, either directly or indirectly, owned by Enersis Américas, Endesa Américas, or Chilectra Américas;

•	each relevant country’s gross domestic product, inflation, exchange rate, and commodity prices as obtained from various external sources;

•	periods that run concurrently with existing concession periods, the operating capacity of each plant, and the type of business in each market;

•	defined period for those concessions that will be terminated and not renewed and the recovery of the residual asset values in those concessions that include this compensation clause; and

•	Only those projects that are currently under development or approved for development during the projection period.

The table below sets forth the estimated values of Enersis Américas, Endesa Américas and Chilectra Américas under the DCF method.

Market Multiples Method

In addition to the DCF method, market multiples for similar companies falling within the same sector and listed on the MILA (Chile, Colombia and Peru) and Latin America stock exchanges were selected as a basis for comparison to the results of the DCF method. In so doing, PwC Chile used the enterprise valuation/EBITDA ratio to estimate the value of the businesses by way of the market multiples method as set forth in the table below.

Market Capitalization

The results of the DCF method were also compared to the market capitalization of Enersis Américas, Endesa Américas and Chilectra Américas. The market capitalization approach took into account the fact that shares of Endesa Américas began to trade on the Santiago Stock Exchange as of April 21, 2016, and as of May 31, 2016 for Chilectra Américas.

Preliminary Reports and Presentations by Colin Becker and PwC Chile

In addition to the August 5, 2016 reports and presentations of Mr. Becker and PwC Chile described above, preliminary written presentations were provided to the Board of Directors of Endesa Américas on June 29, 2016 and July 27, 2016. The preliminary written presentation dated June 29, 2016 contained information regarding the merger exchange ratios and economic valuations of Enersis Américas, Endesa Américas and Chilectra Américas that are substantially similar to the information contained in the report and presentation dated July 27, 2016. The main differences were that the report and presentations as of June 29, 2016 did not include the impact of a proposed dividend from Chilectra Américas to Enersis Américas, and used financial information as of May 31, 2016, instead of June 30, 2016. The July 27, 2016 preliminary presentation was substantially similar to the final report and presentation, except for the fact that the July 27, 2016 preliminary written presentation considered (i) a proposed Chilectra Américas merger exchange ratio of 5.0 shares instead of 4.0 shares of Enersis Américas for each Chilectra Américas share; and (ii) a statutory merger dissenters’ withdrawal right limit for the shareholders of Endesa Américas of up to 7.72% of Endesa Américas shares instead of up to 10.00% of Endesa Américas shares.

Separately, in connection with obtaining shareholder approval of the Spin-Offs, and pursuant to the requirements under the July 2015 SVS Letters, Mr. Becker also provided a preliminary referential report dated October 30, 2015 to the Board of Directors of Endesa Chile. This preliminary referential report contained a preliminary valuation of the companies to be merged following the Spin-Offs as of June 30, 2015 prepared by PwC Chile and a non-binding preliminary estimate of the range of the merger exchange ratios based on such valuations. In this preliminary referential report, Mr. Becker provided a non-binding preliminary estimate of the range of the merger exchange ratios of 2.7110 (min) to 3.7706 (max) shares of Enersis Américas shares for each Endesa Américas share and 2.3904 (min) to 4.4282 (max) shares of Enersis Américas shares for each Chilectra Américas share. The assumptions and methodologies used by Mr. Becker and PwC Chile were largely similar to the final report and presentation dated August 5, 2016.

Copies of the June 29, 2016 and July 27, 2016 preliminary written presentations and the October 30, 2015 preliminary referential report has been filed as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger and will be made available for inspection and copying at the principal offices of Endesa Américas during its regular business hours by any interested holder of Endesa Américas shares or representative who has been so designated in writing. A copy of the October 30, 2015 preliminary referential report is also available on the Endesa Chile website. Copies may be obtained by requesting them in writing from Endesa Américas at the address provided in the section titled “Incorporation of Certain Information by Reference” of this joint information statement/prospectus.

Other

The total fees paid to Mr. Becker and PwC Chile in connection with the merger amount to approximately US$ 358,173 and in connection with the Spin-Offs amount to US$ 510,800.

No portion of the above mentioned fees is contingent on the consummation of the merger. Endesa Américas and Endesa Chile has also agreed to reimburse reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify PwC Chile and Mr. Becker against certain expenses and liabilities, including liabilities under the securities laws.

Except in connection with the merger and the Spin-Offs, Mr. Becker did not provide any services to Endesa Américas or any of its associated or affiliated entities during the past two years. However, during the two years prior to the engagement of Mr. Becker, PwC Chile and its affiliated entities provided a limited number of immaterial non-recurring services to Endesa Américas and its associated or affiliated entities. The fees paid to PwC Chile and its affiliated entities, as applicable, in connection with these activities were, in the aggregate, financially immaterial to PwC Chile and its affiliated entities.

Summary of Report of Independent Valuator of Endesa Américas (Santander Chile)

On May 16, 2016, the Board of Directors of Endesa Américas designated Banco Santander Chile S.A. (“Santander Chile”) as an independent valuator to evaluate the merger as a related party transaction under Chilean law and provide an opinion in accordance with Article 147 of the Chilean Companies Act. Santander Chile was chosen by the Board as the independent valuator based on the fact that Santander Chile was available to issue the independent valuator report required under Chilean law, is a disinterested party in the transaction, is an international bank with knowledge of the Chilean and U.S. markets and is a top M&A bank in Latin America with a relevant track record in Chile.

Santander Chile acted as independent valuator of Endesa Américas in connection with the proposed merger. At the August 5, 2016 meeting of the Board, Santander Chile delivered its written opinion, that, as of August 5, 2016, the merger is in the best interest of shareholders of Endesa Américas, including the unaffiliated shareholders of Endesa Américas, and that the merger conditions are consistent with the market as of such date. The full text of Santander Chile’s opinion is attached as Annex E to this joint information statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Santander Chile in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Endesa Américas shares are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Santander Chile’s opinion speaks only as of the date of the opinion and was directed to the Board of Directors of Endesa Américas. The opinion is meant to help the Board carry out its own evaluation of the merger and does not purport to contain all of the necessary information to carry out that evaluation. The Board of Endesa Américas has carried out its own analysis and has determined the merger exchange ratios for the merger.

In connection with rendering its opinion on August 5, 2016, Santander Chile reviewed and considered, among other things:

•	Information through October 2015 with regard to the Spin-Offs.

•	Information through May 2016 with regard to the merger including (i) management presentations and an economic framework; (ii) financial projections based on current business plans approved by the respective Boards of Directors of each company party to the merger; (iii) information about the tax benefits of the merger; (iv) projections of the business plan containing calculations of the operating margin of each applicable company; (v) regulatory models for each of Ampla and Coelce; and (vi) other items including adjustments, structure charts of Endesa Américas, Enersis Américas and Chilectra Américas and recommendations with regard to relevant industry calculations.

•	On-site meetings with the management, in order to understand the businesses in various countries and to clarify any discrepancies.

•	Public information regarding Endesa Américas, Enersis Américas and Chilectra Américas taken from the SVS and relevant company websites and other relevant sources.

•	The potential distribution of a Ch$ 120 billion dividend by Chilectra Américas to its shareholders, subject to approval by Chilectra Américas’ shareholders at the extraordinary shareholders’ meeting to vote on the proposed merger.

In performing its reviews and analyses and in rendering its opinion, Santander Chile relied upon the truthfulness, accuracy, completeness and provision in good faith of all of the financial and other information that was available to Santander Chile from public sources, that was provided to Santander Chile by Endesa Américas, Enersis Américas or Chilectra Américas or their respective representatives or that was otherwise reviewed by Santander Chile, and Santander Chile assumed such truthfulness, accuracy, completeness and provision in good faith for purposes of rendering its opinion. Santander Chile was not asked to undertake, and did not undertake, an independent verification of the truthfulness, accuracy or completeness of any of the information it was provided. All of the publicly available information, including market information, share prices, analyst reports and the like, were obtained from entities and websites considered trustworthy.

Santander Chile’s opinion does not represent an express recommendation to any shareholder of Endesa Américas or to any other person or entity with respect to how such shareholder or person should proceed in connection with this merger or any other matter.

Scope of Engagement

Santander Chile was tasked with analyzing the effects and potential impacts of the merger, including whether the merger is in the best interest of shareholders of Endesa Américas, including the unaffiliated shareholders of Endesa Américas, and that the merger conditions are consistent with the market at the time of its approval.

Overall Conclusion and Valuation Results

Santander Chile has concluded that merger exchange ratio would need to fall into the range of 2.6-2.8 shares of Enersis Américas for each share of Endesa Américas (with minority ownership of Enersis Américas by former minority shareholders of Endesa Américas between 14.6%-16.0% after the merger) in order to be fair.

Assuming that the final merger exchange ratio is within the range above, Santander Chile is of the opinion that the merger is in the best interest of shareholders of Endesa Américas, including the unaffiliated shareholders of Endesa Américas, and will result in increased efficiency in decision-making and strategic implementation, operational and fiscal synergies and greater share liquidity in the single resulting merged entity. Santander Chile did not agree with a reduction in the holding discount for Enersis Américas post-merger and so did not factor this into the reasons why Santander Chile supported the merger.

The table below summarizes Santander Chile’s analysis of what merger exchange ratios would provide fair value to, and would be in the best interest of all shareholders of Endesa Américas, including the unaffiliated shareholders of Endesa Américas.

Note: values include the agreed tax benefit for the merger. For CHI-A, values take into account an extraordinary dividend of CLP$ 120 Bn (US$ 183 Mn) which will be distributed before the merger

(1)	In the case that the agreed tax benefit for the merger and the extraordinary dividend for CHI-A are not considered, the stock prices would be: ENI-A2 = $ 115.5; EOC-A = $ 311.2; CHI-A = $446.0

Notwithstanding Santander Chile’s analysis, which provides a range of merger exchange ratio values within which Santander Chile considers the merger to be fair, the Board of Directors of Endesa Américas determined the merger exchange ratio for the transaction.

Methodology

Santander Chile first examined the pros and cons of carrying out the merger as well as the strategy for carrying out the merger, which included simplifying the group structure, taking advantage of synergies, potential reduction of Enersis Américas’ holding discount post-merger and greater share liquidity in the single resulting merged entity. Santander Chile also looked at the regulatory regimes in each of the relevant countries. Santander Chile then performed an extensive valuation primarily based on a Discounted Cash Flow (“DCF”) analysis. Santander Chile supported and cross-checked its DCF analysis with several back-up valuation methods, such as transaction multiples, trading multiples, analyst target prices and actual market price.

Discounted Cash Flow

Santander Chile’s main form of analysis was the use of DCF. Santander Chile employed various methods of calculating terminal value including the Gordon Shapiro perpetuity method, the fixed-year annual cash flow method, the Key Value Driver perpetuity method, and the redemption for non-amortized shares method.

Santander Chile developed a range of valuations by varying the Weighted Average Cost of Capital (WACC) by +/-0.50%. The two DCF cases presented were a “no control” case, which did not consider the potential value of control of the operating entity (a MID case) and a “control” case, which considered the potential value of control for each stake in an operating entity owned by each of Enersis Américas, Endesa Américas and Chilectra Américas (generally, a LOW case when there was a minority stake, a MID case when there was a significant, almost controlling minority stake and a HIGH case when there was a controlling stake).

Transaction Multiples of Comparable Companies

Santander Chile selected the most significant transactions in related companies in each of the different business sectors (generation, transmission and distribution) and in each of the markets analyzed (Brazil, Peru, Argentina and Colombia). The multiples may or may not have included a control premium, depending on whether the transaction involved the acquisition of a controlling share. For purposes of this comparison, Santander Chile used the Firm Value/EBITDA, considering the 2016E EBITDA of each of Enersis Américas, Endesa Américas and Chilectra Américas as indicated in each company’s business plan. Santander Chile considered the average of the Firm Value/EBITDA multiple from recent transactions, to which they applied a variation of plus or minus 5% to obtain a range of values.

The table below sets forth the data for Enersis Américas, Endesa Américas and Chilectra Américas as compared to its peer group.

Note: Cachoeira, Fortaleza and Cien multiples have been reduced to half due to a shorter lifetime with respect to the financial projections used for the DCF

Trading Multiples of Comparable Companies

Santander Chile analyzed “trading multiples” by analyzing the market price of shares of the companies being valued against the market price of shares of a sampling of companies similar to the companies Santander Chile was attempting to value (separated out by generation, transmission and distribution as well as by location (Argentina, Brazil, and the Andean region). To apply this method, Santander Chile generated a series of ratios or multiples of comparable listed companies. The average of the obtained ratios are applied consistently to the determined variables of the objective companies to be valued, in order to obtain a theoretical value as to how the market would value the company. The baseline multiple used for purposes of the valuation of each of Enersis Américas, Endesa Américas and Chilectra Américas is Firm Value/EBITDA16E. These multiples do not contain an implicit premium for control.

The table below sets forth the data for Enersis Américas, Endesa Américas and Chilectra Américas as compared to its peer group.

Source: Bloomberg July 18th, 2016

Note: multiples of Cachoeira, Fortaleza and Cien have been halved due to the shorter useful life of these assets, compared to the financial projections used in the DCF

Equity Analyst Target Prices

Santander Chile considered the objective prices of sell-side analysts who cover each of Enersis Américas and Endesa Américas. For Endesa Américas, Santander Chile averaged objective prices from JPMorgan and Scotiabank. For Enersis Américas, Santander Chile averaged objective prices from JPMorgan, Scotiabank, Banco Security and Banco Bice, as well as looked to an implicit value calculation completed by Santander Chile itself.

Given that Chilectra Américas does not have analyst coverage, Santander Chile considered the implicit value of the sum of the parts provided in a Scotiabank report. The sum of the parts analysis provides an indicative value of a company, by summing the value of its segments, subsidiaries or assets individually to reach a total value of the company.

Current Market Price

Santander Chile has considered the market price (and firm value) as far back as the initial share price of each of the entities party to the merger. Santander Chile reviewed the historical evolution of the share price as well as a comparison against the share prices of comparable Latin American entities.

Holding Discount

It is Santander Chile’s opinion that applying separate holding discounts to Enersis Américas and Endesa Américas could lead to an error in valuation methodology. The resulting discounts from the difference between

Santander Chile’s DCF analysis and market valuations (average since trading commenced on April 21, 2016) are very similar for each entity (Enersis Américas ~5% vs. Endesa Américas ~7%). Santander Chile also considers that Enersis Américas has significant direct participations in the operational assets, not only through Endesa Américas and Chilectra Américas. This should reduce or eliminate any additional holding discount that Endesa Américas might have had over Enersis Américas. Finally, Santander Chile notes that the holding costs for each of the three entities are already included in the DCF valuation, implicitly resulting in a larger adjustment to Enersis Américas at the holding level.

Preliminary Presentations by Santander Chile

In addition to the August 5, 2016 opinion described above, Santander Chile also provided preliminary written presentations to the Board of Directors of Enersis Américas on June 29, 2016 and July 27, 2016.

The July 27, 2016 preliminary written presentation was the draft of the final opinion delivered on August 5, 2016 and was substantially identical to such final opinion, except for the fact that the July 27, 2016 written presentation considered (i) a propose Chilectra Américas merger exchange ratio of 5.0 shares instead of 4.0 shares of Enersis Américas for each Chilectra Américas shares; and (ii) a statutory merger dissenters’ withdrawal right limit for the shareholders of Endesa Américas of up to 7.72% of Endesa Américas shares instead of up to 10.00% of Endesa Américas shares.

The June 29, 2016 preliminary presentation consisted of various summary data and analyses that Santander Chile utilized in formulating its preliminary perspective on the merger, were for discussion purposes only, and did not present any definitive findings or make any recommendations or constitute an opinion, or a part of any opinion, of Santander Chile with respect to the fairness of the merger exchange ratios. The June 29, 2016 preliminary Santander Chile presentation contained substantially similar analyses as the July 27, 2016 preliminary written presentation except for the fact that it was based on financial information as of May 31, 2016 instead of June 30, 2016.

Copies of the June 29, 2016 and the July 27, 2016 preliminary presentations have been filed as exhibits to the Schedule 13E-3 filed with the SEC in connection with the merger and will be made available for inspection and copying at the principal offices of Endesa Américas during its regular business hours by any interested holder of Endesa Américas shares or representative who has been so designated in writing. Copies may be obtained by requesting them in writing from Endesa Américas at the address provided in the section titled “Incorporation of Certain Information by Reference” of this joint information statement/prospectus.

Other

Santander Chile was engaged by the Board of Directors of Endesa Américas on May 16, 2016, to serve as an independent valuator to evaluate the merger as a related party transaction under Chilean law and to provide an opinion in accordance with Article 147 of the Chilean Companies Act and will receive a fee of approximately US$ 400,000. No portion of the fees payable to Santander Chile are contingent on the consummation of the merger. Endesa Américas has also agreed to reimburse Santander Chile reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Santander Chile against certain expenses and liabilities, including liabilities under the securities laws.

During the past two years, Santander Chile and its affiliated entities provided the following financial advisory services to Endesa Américas and its associated or affiliated entities: (i) in 2014, Santander Brasil was engaged as financial advisor, and aided by Santander Chile, in Coelce’s tender offer in Brazil; (ii) in 2014, Santander Chile was engaged as financial advisor of GNL Quintero for the placement of an international corporate bond; (iii) in 2014, Santander Chile was engaged as financial advisor for the acquisition of Inkia’s stake of Edegel in Peru; and (iv) in 2016, Santander Chile was engaged as financial advisor for the sale of Endesa Chile’s stake in GNL Quintero. The fees paid to Santander Chile and its affiliated entities, as applicable, in connection with the foregoing activities are not, in the aggregate, financially material to Santander Chile and its affiliated entities.

Summary of Report of Additional Independent Valuator of Endesa Américas (Tyndall)

Following completion of the Spin-Offs and the judgment by the Santiago Court of Appeals on March 22, 2016 that determined the merger to be a related party transaction under Chilean law, the Directors’ Committee of Endesa Américas appointed Asesorías Tyndall SpA (formerly known as Asesorías Tyndall Limitada, “Tyndall”) as an additional independent valuator to evaluate the merger as a related party transaction under Chilean law. Specifically, Tyndall was engaged to furnish a report in accordance with Article 147 of the Chilean Companies Act. Tyndall was chosen by the Directors’ Committee as an additional independent valuator based on its strong track record of valuations and energy transactions, mainly in Chile, and its deep knowledge of the energy industry.

Overall Conclusions

On August 5, 2016, Tyndall delivered to the Directors’ Committee of Endesa Américas its final report (the “Tyndall Report”), concluding that, as of such date and based upon and subject to the factors and assumptions set forth in the report:

(i)	The consummation of the merger, pursuant to the terms and conditions proposed, would be in the best interest of Endesa Américas in that the approval of the merger in accordance with the proposed merger exchange ratio would be positive from a financial point of view for the shareholders of Endesa Américas, including the unaffiliated shareholders.

(ii)	The proposed exchange ratio of 2.8 shares of Enersis Américas for each share of Endesa Américas is consistent with conditions prevailing in the market at the time of the report.

(iii)	The other terms and conditions of the merger, summarized in Tyndall’s report under the “Terms and Conditions of the Merger”, also are consistent with those prevailing in the market at the time of the Tyndall Report.

The full text of Tyndall’s report is attached as Annex F to this joint information statement/prospectus. The report outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Tyndall in rendering its report. The description of the report set forth below is qualified in its entirety by reference to the full text of the report. Holders of Endesa Américas shares are urged to read the entire Tyndall report carefully in connection with their consideration of the proposed merger.

Tyndall’s report speaks only as of the date of the report. The report was prepared to be used exclusively for its designated purpose and therefore, should be used exclusively in such context, and cannot be used for another purpose without the prior written consent of Tyndall. The report does not constitute a recommendation, express or tacit, to the Directors’ Committee, the directors, the Board, or the shareholders of Endesa Américas with respect to the suitability or timing for deciding on the merger. Without prejudice to the purpose of the report, the report does not constitute a recommendation, express or tacit, for any shareholder of Endesa Américas or anyone else or entity, with respect to how such shareholder or person should proceed or vote with respect to the merger or any other matter or subject. Tyndall does not assume any obligation or responsibility for the eventual results or consequences of the merger or the failure to consummate such transactions.

The Board of Directors of Endesa Américas has carried out its own analysis and has determined the merger exchange ratios for the merger.

In connection with rendering its report on August 5, 2016, Tyndall reviewed and considered, among other things:

•	Information delivered or communicated to Tyndall by Enersis Américas, Endesa Américas, and Chilectra Américas and/or their respective associates.

•

Publicly available information, without independently verifying such information or its accuracy, integrity, sufficiency, consistency, clarity or reasonability. In the case of estimates, projections, reports, or forecasts, Tyndall assumed that they were reasonably prepared in good faith, and based on assumptions that reflect the best available estimates and judgments of Enersis Américas’, Endesa Américas’, and Chilectra Américas’ respective management, associates or experts with respect to anticipated future results. Tyndall and its partners, managers, employees or representatives do not make any express or tacit representation or warranty regarding the accuracy or sufficiency of the information received.

•	Publicly available information about the market, share prices, research analyst reports and similar, were obtained from, among other sources, entities and/or sites considered to be trustworthy.

Tyndall’s analyses and conclusions are based on information of economic and market conditions and financial and regulatory transactions in effect at the time of its report, understanding that the events or developments that occur after the date of its report may affect the analyses and conclusions set forth therein. Tyndall does not assume any obligation to update, revise or verify the report in the future. Tyndall notes that actual results may be substantially different than those suggested or assumed in its report. Therefore, Tyndall does not assume any responsibility or obligation for future results that are different from the estimates, predictions, or projections contained in its report. Tyndall also does not assume any obligation to inform the Directors’ Committee, the directors, the Board, the shareholders of Endesa Américas, or any person on the changes of any fact, estimation, or situation that may come to Tyndall’s knowledge after the date of its report. None of the contents of Tyndall’s report should be considered, used, or interpreted as legal, accounting, or tax advice and any content of the same that makes reference, directly, or indirectly, to legal, accounting, or tax aspects should be understood as a review of general aspects that Tyndall deemed relevant as support for its analysis. Tyndall was neither asked nor requested to provide a report as to the design, choice or structuring of the merger or related transactions, nor with respect to the terms or conditions or any other aspect thereof, nor was it asked to provide services except in connection with rendering its report. Therefore, Tyndall has not made a determination in its report as to the possibility of an alternative transaction to the merger or a different configuration for the companies.

Scope of Engagement

Tyndall was tasked with analyzing the effects and potential impacts of the merger, including an analysis of whether the merger is in the best interest of Endesa Américas and its shareholders, including unaffiliated shareholders, and evidence that the merger conditions will be consistent with the market terms and conditions at the time of its approval.

Valuation Results and Methodology

The following is a summary of the material financial analyses utilized by Tyndall in connection with its conclusions. The following summary, however, does not purport to be a complete description of the financial analyses performed by Tyndall.

In performing its analysis, Tyndall employed the following methodology:

•	First, Tyndall estimated the equity value of Endesa Américas, Enersis Américas, and Chilectra Américas on a stand-alone basis using a sum-of-the-parts methodology. For this purpose, for each of Endesa Américas, Enersis Américas, and Chilectra Américas Tyndall (i) estimated the value of the equity interests owned by each of them in the different operating generation, transmission, and distribution companies (the “participations”) and (ii) added the estimated value of the participations together with the cash and cash equivalents minus the total debt of Endesa Américas, Enersis Américas, and Chilectra Américas (not included in the estimation of the value of the participations) as of June 30, 2016.

•	With respect to each operating generation, transmission, and distribution company, Tyndall first estimated its firm value using two methodologies: (i) discounted cash flow analysis and (ii) selected public companies trading analysis.

For each operating company, Tyndall calculated its equity value as the firm value minus such company’s total debt and minus the non-controlling interest in the company’s subsidiaries (“minority interest”), plus the company’s cash and cash equivalents, in each case as of the date of the company’s latest available public filings, which was June 30, 2016.

Selected public companies trading analysis

In the case of selected public companies trading analysis, Tyndall believed that the estimated 2017 firm value to EBITDA (earnings before interest, taxes, depreciation, and amortization) ratio would be the more appropriate metric to consider. Tyndall analyzed the companies being valued against the market price of shares of a sampling of companies similar to the companies Tyndall was attempting to value (separated out by operating variables such as generation and distribution as well as by location). For purposes of location, Tyndall considered companies from Argentina, Brazil, and the Pacific Region (Chile, Colombia and Peru).

Discounted cash flow analysis

For the discounted cash flow analysis, Tyndall calculated the “present value” of the estimated future cash flows over the expected life of the respective business obtained by discounting those future cash flows by a discount rate that takes into account macroeconomic assumptions, estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

In estimating both the estimated 2017 EBITDA used in the selected public companies trading analysis and the estimated future cash flows used in the discounted cash flow analysis, Tyndall utilized certain internal financial analyses and forecasts prepared by or at the direction of the managements of Endesa Américas, Enersis Américas, and Chilectra Américas relating to their respective businesses (the “Projections”). Tyndall noted that the Projections already included the estimated amount and timing of the benefits, cost savings and related expenses expected to result from the merger. Tyndall assumed that the Projections were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of Endesa Américas, Enersis Américas, and Chilectra Américas as to the expected future results of operations and financial condition of Endesa Américas, Enersis Américas, and Chilectra Américas to which such analyses or forecasts relate. Tyndall expressed no view as to the Projections or the assumptions on which they were based.

The table below summarizes the estimated equity value ranges of Enersis Américas, Endesa Américas and Chilectra Américas under each valuation methodology.

Note 1: Ranges are based on sensitivities of discount rates and perpetuity growth rates (in the case of DCF) and multiples (in the case of trading multiples) that maximize/minimize the equity value of each company. In the DCF valuation, WACC sensitivity is based on a factor of 0.95x and 1.05x and terminal value’s perpetuity growth rate sensitivity of +/- 0.5%

Note 2: Highlighted circle on each range corresponds to the base case scenario in the DCF and FV/EBITDA multiple case, the market price as of June 30, 2016, in the Market value case, and the median in the Research analysts’ target prices case

•	Second, Tyndall estimated the pro forma implied equity value of the combined company after giving effect to the merger as set forth in the table below.

Note 1: Ranges are based on sensitivities of discount rates and perpetuity growth rates (in the case of DCF) and multiples (in the case of trading multiples) that maximize/minimize the equity value of each company. In the DCF valuation, WACC sensitivity is based on a factor of 0.95x and 1.05x and terminal value’s perpetuity growth rate sensitivity of +/- 0.5%

Note 2: Highlighted circle on each range corresponds to the base case scenario in the DCF and FV/EBITDA multiple case, the market price as of June 30, 2016, in the Market value case, and the median in the Research analysts’ target prices case

•	Third, based on the stand-alone values obtained in the first step, Tyndall determined the exchange ratio implied by the relative contribution of each of Endesa Américas, Enersis Américas, and Chilectra Américas to the combined company under each valuation methodology, as set forth in the table below.

Note 1: Figures in brackets correspond to the ownership stake of the minority shareholders of Endesa Americas in Enersis Americas after the merger

Note 2: Highlighted circle on each range corresponds to the base case scenario in the DCF and FV/EBITDA multiple case, the market price as of June 30, 2016, in the Market value case, and the median in the Research analysts’ target prices case

Note 3: Ranges are based on sensitivities of discount rates and perpetuity growth rates (in the case of DCF) and multiples (in the case of trading multiples) that maximize/minimize the ownership stake of the minority shareholders of Endesa Americas in Enersis Americas after the merger

•	Finally, Tyndall compared the implied equity value of Endesa Américas derived from the stand-alone valuation with the pro forma implied equity value representing the Endesa Américas shareholders’ pro forma ownership of the combined company using the proposed exchange ratio of 2.8 shares of Enersis Américas per each Endesa Américas share.

As part of its analysis, Tyndall also considered, as a reference, the market price (and firm value) as far back as the initial share price on April 21, 2016 of each of the entities party to the merger, and the target prices of equity research analysts from various investment banks that cover each of Enersis Américas and Endesa Américas.

Tyndall also analyzed the other terms and conditions of the merger, summarized in the Tyndall Report under the heading, “Terms and Conditions of the Merger”.

Preliminary Reports by Tyndall

In addition to the Tyndall Report, Tyndall provided the Directors’ Committee of Endesa Américas a preliminary draft of the report on July 27, 2016, which was substantially identical to the final Tyndall Report except for the fact that the preliminary draft of the report provided to the Directors’ Committee of Endesa Américas on July 27, 2016 considered (i) a proposed Chilectra Américas merger exchange ratio of 5.0 instead of 4.0; and (ii) a withdrawal right limit for the shareholders of Endesa Américas of up to 7.72% of Endesa Américas shares instead of up to 10.00% of Endesa Américas shares. Tyndall also provided a preliminary written presentation to the Directors’ Committee of Endesa Américas on June 29, 2016. The preliminary written presentation delivered on June 29, 2016 contained a progress report on the status of Tyndall’s analyses and to provide preliminary valuation results similar in scope to those provided in the final Tyndall Report.

Separately, in connection with obtaining shareholder approval of the Spin-Offs, and pursuant to the requirements under the July 2015 SVS Letters, the Directors’ Committee of Endesa Chile appointed Tyndall as its financial advisor to deliver a report on the Reorganization. Tyndall provided a report to the Directors’ Committee of Endesa Chile as its financial advisor on November 4, 2015 (the “Endesa Chile Report”) and a preliminary written presentation on October 8, 2015. The preliminary written presentation dated October 8, 2015 provided a progress report on the then-current market and structural information on Endesa Américas and an initial discussion of the proposed transactions and a preliminary view on the various considerations to be taken into account when evaluating the proposed transactions.

Tyndall’s scope of work during this phase was to assist the Directors’ Committee on its evaluation of the Reorganization with a scope of work equivalent to the one of an independent valuator in the context of a related party transaction pursuant to Article 147 of the Chilean Companies Act. As such, the Endesa Chile Report provided (i) a critical review of the main reasons given in support of the Reorganization; (ii) a valuation of Enersis Américas, Endesa Chile and Chilectra; (iii) relative contribution analysis for the merger; (iv) a value creation analysis comparing the position of the shareholders of Endesa Chile before and after completion of the Reorganization; and (iv) an analysis of transaction risks and potential externalities. On November 4, 2015, Tyndall delivered the Endesa Chile Report to the Directors’ Committee. The Endesa Chile Report was based on information provided by Endesa Chile’s management, which included, among other things, financial projections.

In the Endesa Chile Report, Tyndall indicated a number of negative impacts to the shareholders of Endesa Chile that were subsequently addressed, including that (i) the rationale for the Reorganization was based on the perspective of Enel and Enersis Américas instead of Endesa Chile; (ii) the Reorganization would not have an effect on value creation on absolute terms; (iii) estimating the merger exchange ratio without adjusting valuations of Endesa Américas, Enersis Américas to reflect the difference between the implicit market discounts of Endesa Chile and Enersis Américas that may have a negative effect upon the shareholders of Endesa Chile; (iv) the Reorganization represents a higher risk to Endesa Chile than Enersis Américas; (v) minority shareholders of Endesa Chile should have a participation of at least 16% in Enersis Américas post-merger; (vi) there may be potential conflicts of interest with Enel with respect to Enel Green Power’s activities in Chile; and (vii) Endesa Chile shareholders are subject to certain risks in connection with the merger. Specifically, Tyndall noted that Endesa Chile shareholders that continue on as shareholders of Endesa Américas after the consummation of the Spin-Offs may be subject to merger-related risks, including: (i) the risk that if the merger does not occur or there is a significant delay in the consummation of the merger following the spin-off of Endesa Américas by Endesa Chile, then the value of shares of Endesa Américas may be negatively impacted due to (a) uncertainty about the future of Endesa Américas, which can have an impact on the share price, and (b) a potential decrease in liquidity of the stock; (ii) the fact that the proposed preliminary merger exchange ratio may change after the Spin-Offs are approved (Endesa Américas would be more exposed to potential changes in the exchange ratio than Enersis Américas); and (iii) the risk that the statutory merger dissenters’ withdrawal rights may not provide adequate protection, from a value perspective, to Endesa Chile shareholders that continue on as shareholders of Endesa Américas following the Spin-Offs, given that the exercise price of statutory merger dissenters’ withdrawal rights would be affected by the proposed preliminary exchange ratio. The proposed preliminary exchange ratio would be announced before the Spin-Offs and, subsequently, before the date Endesa Américas begins trading. Therefore, the exercise price of the withdrawal rights, which is determined based on the weighted average of the closing price of the Endesa Américas shares as reported on the Chilean Stock Exchanges during the 60-trading day period falling between the 30th and 90th trading days preceding the date on which the merger is approved, would be calculated using share prices that incorporate information about the preliminary exchange ratio. The assumptions and methodologies used by Tyndall were generally similar to the Tyndall report dated August 5, 2016, except that the Endesa Chile Report was based on pro forma financial information as of June 30, 2015.

Copies of the Endesa Chile Report and the preliminary reports dated October 8, 2015, November 4, 2015, June 29, 2016 and July 27, 2016 have been filed as exhibits to the Schedule 13E-3 filed with the SEC in connection with the merger and will be made available for inspection and copying at the principal offices of Endesa Américas during its regular business hours by any interested holder of Endesa Américas shares or representative who has been so designated in writing. A copy of the Endesa Chile Report is also available on the Endesa Chile website. Copies may be obtained by requesting them in writing from Endesa Américas at the address provided in the section titled “Incorporation of Certain Information by Reference” of this joint information statement/prospectus.

Other

Tyndall was paid a fee of approximately US$ 650,000 by Endesa Chile upon delivery of the Endesa Chile Report. Tyndall is expected to be paid a fee of approximately US$ 500,000 by Endesa Américas in connection with the Tyndall Report. No portion of the fees payable to Tyndall are contingent on the consummation of the merger. Endesa Américas has also agreed to reimburse Tyndall reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Tyndall against certain expenses and liabilities, including liabilities under the securities laws.

Except in connection with the Endesa Chile Report and the Tyndall Report, Tyndall or its affiliates did not provide any services to Enersis Américas or any of its associated or affiliated entities during the past two years. The fees paid to Tyndall in connection with this activity are not financially material to Tyndall and its affiliated entities.

Enersis Américas

Unaffiliated shareholders of Endesa Américas may participate in the merger, participate in the tender offers, or exercise statutory merger dissenters’ withdrawal rights. Each of the Enel Filing Persons (as defined below) believes that the merger is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas. They believe that each of the tender offers and the statutory merger dissenters’ withdrawal rights is procedurally fair but, by itself and not in the context of providing an ancillary cash alternative to the merger, is not substantively fair to the unaffiliated shareholders of Endesa Américas because it is uneconomic relative to the current market prices of Endesa Américas shares and ADSs and the implied merger price. Notwithstanding the foregoing, each of the Enel Filing Persons believes that the tender offer and the statutory merger dissenters’ withdrawal rights are ancillary to the merger transaction, and should be viewed in the context of the merger, which they believe is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas.

Position of the Enel Filing Persons as to the Fairness of the Merger

Under SEC rules, Enel, Enel Iberoamérica and Enel Latinoamérica (collectively, the “Enel Entities”) and Enersis Américas (together with the Enel Entities, the “Enel Filing Persons”) are deemed to be engaged in a “going private” transaction. Therefore, the Enel Filing Persons are required to express their belief as to the fairness of the merger to the unaffiliated shareholders of Endesa Américas. The Enel Filing Persons are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. However, the views of the Enel Filing Persons as to the fairness of the merger to the unaffiliated shareholders of Endesa Américas should not be construed as a recommendation to any holder of Endesa Américas Shares or Endesa Américas ADSs as to how such holder should vote on the proposals to approve the merger and the merger exchange ratios.

The Enel Filing Persons did not enter into the transaction with a goal of obtaining terms that were fair to the shareholders of Endesa Américas. The Enel Filing Persons did not participate in the deliberations of the Board of Directors or the Directors’ Committee of Endesa Américas, and did not receive fairness opinions as to, the fairness of the merger to the unaffiliated shareholders of Endesa Américas. However, the Enel Filing Persons are familiar with Endesa Américas’ business, financial condition, results of operations, industry, competitors and prospects as a standalone company, and have knowledge of Endesa Américas’ management due to the fact that Endesa Américas is a subsidiary of Enersis Américas. Based on such knowledge and the factors described below, the Enel Filing Persons believe that the merger is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas.

Enersis Américas

With respect to substantive fairness of the merger to the unaffiliated shareholders of Endesa Américas, Enersis Américas considered a number of factors that relate to the structure and potential benefits of the merger, including the following:

•	All shareholders that participate in the merger will receive the same consideration.

•	Unaffiliated shareholders of Endesa Américas that accept the merger will be able to participate in the ongoing surviving company, which will continue to be a publicly traded company in both Chile and the United States.

•	Unaffiliated shareholders of Endesa Américas will continue to have substantially equivalent rights in the surviving company. See “Comparison of Rights of Holders of Endesa Américas Common Stock and Holders of Enersis Américas Common Stock.”

•	Unaffiliated shareholders of Endesa Américas that do not wish to participate in the merger will have the opportunity to receive cash by either dissenting from the merger and exercising statutory merger dissenters’ withdrawal rights under the Chilean Companies Act, or participating in the tender offers. See “The Merger—Appraisal Rights/Statutory Merger Dissenters’ Withdrawal Rights” and “The Tender Offers.”

•	The merger exchange ratios, once approved by the shareholders, will be fixed and therefore the value of the merger consideration payable to Endesa Américas shareholders will increase in the event that the trading price of Enersis Américas shares increases prior to consummation of the merger.

•	The potential benefits of the merger to the surviving company that would also benefit the unaffiliated shareholders of Endesa Américas that accept the merger and become shareholders of the surviving company, which include, among other things:

¡	Alignment of all investment interests, in both generation and distribution throughout Latin America (Colombia, Perú, Argentina and Brazil), in one entity.

¡	Benefits resulting from a simpler corporate and capital structure with greater visibility and elimination of cross-holdings.

¡	Increased efficiency in decision-making processes as well as a reduction in costs and the elimination of potential conflicts of interest.

¡	Increased liquidity for unaffiliated shareholders of Endesa Américas given that the surviving company will have a capitalization that is larger than Endesa Américas’ current capitalization.

Enersis Américas also considered the financial terms of the merger, including:

•	Current market prices—Based on the closing prices of Endesa Américas and Enersis Américas shares on the Santiago Stock Exchange on August 4, 2016, the implied value of the merger consideration represented an approximate 4.5% premium over the closing price of Endesa Américas shares as of such date and represented a significant premium above the 30 day volume-weighted average closing price based on the 30 day trading period ending on August 4, 2016.

•	Historical market prices—Endesa Américas shares began trading publicly on the Chilean Stock Exchanges on April 21, 2016. Given the short history of trading and the fact that the merger and the tender offers (including the tender offer price) had already been announced, the Enel Filing Persons did not specifically consider the historical market prices of Endesa Américas.

•	Net book value—Endesa Américas’ business is generally valued at or near book value, and Enersis Américas considered the substantial premium to book value (as of June 30, 2016) of 26.5% implied by the merger exchange ratio based on the closing prices of Enersis Américas shares and Endesa Américas shares on August 4, 2016.

•	Going concern value—Enersis Américas did not establish a specific going concern value of Endesa Américas. Enersis Américas considered, reviewed and adopted the valuation analyses of the independent appraiser to Enersis Américas as representing a reasonable valuation of Endesa Américas as it continues to operate its business, which Enersis Américas considered in reaching its fairness determination.

•	Liquidation value—Enersis Américas did not consider liquidation value because it considered Endesa Américas to be a viable going concern.

•	Purchase prices paid in previous purchases in previous two years—Since Endesa Américas was only organized on March 1, 2016 and became a separately traded public company as of April 21, 2016, there have not been any firm offers for the merger or consolidation of Endesa Américas into another company, the sale or transfer of all or any substantial part of the assets of Endesa Américas to another company, or the purchase of a controlling stake in Endesa Américas by another company, other than the merger and the tender offers, this was not considered as a factor in the decision by Enersis Américas.

Enersis Américas considered a number of factors relating to procedural safeguards in connection with the merger including those discussed below, each of which it believed supported its decision and provided assurance of the procedural fairness of the merger to the unaffiliated shareholders of Endesa Américas. Specifically, in making its determination regarding procedural fairness, Enersis Américas took into consideration:

•	The fact that the merger is regarded as a related party transaction under the Chilean Companies Act and as such, all the procedural safeguards required for related party transactions under the Chilean Companies Act have been implemented, including, among other things:

•	the obligation for each merging company to appoint at least an independent valuator whose task is to issue a report indicating whether the merger is in the best interest of the respective company and whether the merger is being carried out on a arms’ length basis (e.g., whether the merger corresponds to the terms, price and conditions that prevail in the market at the time of the approval of the merger);

•	the obligation of the Directors’ Committees of Enersis Américas and Endesa Américas to issue a report regarding the merger; and

•	the obligation of each director of each merging company to issue an individual opinion about the merger, in which each director must express his or her opinion regarding whether the merger is in the best interest of the respective company and whether its terms are equivalent to market conditions or not

•	The Board of Directors and Directors’ Committee of Endesa Américas received advice from four independent financial advisors which provided their opinions and reports on, among other things, the valuations of the companies party to the merger and the fairness of the merger to the unaffiliated shareholders of Endesa Américas, each of which was made publicly available and which Enersis Américas reviewed. See “—Endesa Américas—Position of Endesa Américas as to the Fairness of the Merger.”

•	The merger will be consummated only if less than 10% of the outstanding shares of Enersis Américas, 10% of the outstanding shares of Endesa Américas and 0.91% of the outstanding shares of Chilectra Américas exercise statutory merger dissenters’ withdrawal rights in connection with the merger. Therefore, unaffiliated shareholders of Endesa Américas have an ability to vote against and prevent the consummation of the merger. See “The Merger—Conditions to the Merger” and “The Merger—Appraisal Rights/Statutory Merger Dissenters’ Withdrawal Rights.”

•

The merger is a statutory merger under the Chilean Company’s Act and, therefore, the manner in which the merger will occur is prescribed by the Chilean Companies Act. As such, the material terms of the merger, other than the merger exchange ratios, the conditions to the merger and changes to the surviving company’s bylaws (estatutos), were not negotiated. See “The Merger—No Merger Agreement; Statutory Merger” and the Merger Terms and Conditions attached as Annex K to this joint information statement/prospectus.

In addition, Enersis Américas also considered a variety of risks and other potentially negative factors concerning the merger, including, without limitation, the following:

•	The merger and the merger exchange ratios do not require the approval of a majority of unaffiliated shareholders of Endesa Américas.

•	The merger exchange ratios, once approved by the shareholders, will be fixed and therefore the value of the merger consideration payable to unaffiliated shareholders of Endesa Américas will decrease in the event that the trading price of Enersis Américas shares decreases prior to the consummation of the merger.

•	There is a possibility that the merger may not be completed, or that completion may be unduly delayed, for reasons beyond the control of the Enel Filing Persons.

•	Governmental entities may oppose or refuse to provide necessary approvals in connection with the merger, or impose conditions on Enersis Américas, Endesa Américas or Chilectra Américas prior to providing approvals.

•	There is a risk that the anticipated benefits of the merger may not be realized even if the merger is consummated.

The foregoing discussion of the factors considered by Enersis Américas is not intended to be exhaustive but is believed to include all material factors considered by Enersis Américas in making a determination regarding the fairness of the merger for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. Enersis Américas did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching its position as to the fairness of the merger. Rather, Enersis Américas made its fairness determination after considering all of the factors as a whole. Enersis Américas believes the foregoing factors provide a reasonable basis for its belief that the merger is fair to the unaffiliated shareholders of Endesa Américas.

The Enel Entities

The Enel Entities reviewed and analyzed the valuations and reports of advisers of Enersis Américas and Endesa Américas relating to the merger generally, and the other factors considered by, and the analysis, discussion and resulting conclusions of, Endesa Américas described under “—Endesa Américas—Position of Endesa Américas as to the Fairness of the Merger” and Enersis Américas described under “—Position of the Enel Filing Persons as to the Fairness of the Merger—Enersis Américas” in this joint information statement/prospectus. The Enel Entities adopted Enersis Américas’ conclusion and analysis with respect to the fairness of the merger to the unaffiliated shareholders of Endesa Américas, including the factors discussed under “—Position of the Enel Filing Persons as to the Fairness of the Merger—Enersis Américas,” and believe that the merger is substantively and procedurally fair to unaffiliated shareholders of Endesa Américas based on the factors considered by Enersis Américas, including the generally positive and favorable factors, as well as the generally negative and unfavorable factors, and the factors relating to procedural safeguards.

Position of the Enel Filing Persons as to the Fairness of the Tender Offers

Enersis Américas

Under SEC rules, Enersis Américas is deemed to be engaged in a “going private” transaction. Therefore, Enersis Américas is required to express its belief as to the fairness of the tender offers to the unaffiliated shareholders of Endesa Américas. Enersis Américas is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. However, the views of Enersis Américas as to the fairness of the tender offers to the unaffiliated shareholders of Endesa Américas should not be construed as a recommendation to any holder of Endesa Américas shares or Endesa Américas ADSs as to whether or not such holder should tender their Endesa Américas shares or ADSs in the tender offers.

Enersis Américas did not enter into the transaction with a goal of obtaining terms that were fair to the shareholders of Endesa Américas. Enersis Américas did not participate in the deliberations of the Board of Directors or the Directors’ Committee of Endesa Américas, and did not receive fairness opinions as to, the fairness of the tender offers to the unaffiliated shareholders of Endesa Américas. However, Enersis Américas is familiar with Endesa Américas’ business, financial condition, results of operations, industry, competitors and prospects as a standalone company, and have knowledge of Endesa Américas’ management due to the fact that Endesa Américas is a subsidiary of Enersis Américas.

Enersis Américas reviewed the terms of the tender offers and believes that the tender offers are procedurally fair, but that based on the current market prices of Endesa Américas shares and ADSs and the implied merger price, the tender offer price is uneconomic and, therefore, substantively not fair, to the unaffiliated shareholders of Endesa Américas. Notwithstanding the foregoing, Enersis Américas believes that the tender offers are ancillary to the merger transaction, and should be viewed in the context of the merger, which Enersis Américas believes is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas. See “—Position of the Enel Filing Persons as to the Fairness of the Merger—Enersis Américas.”

Enersis Américas considered a number of factors relating to procedural safeguards in connection with Enersis Américas making the tender offers available to the unaffiliated shareholders of Endesa Américas, including those discussed below, each of which supported its belief that making the tender offers available to the unaffiliated shareholders of Endesa Américas is procedurally fair:

•	The tender offers were introduced to the Reorganization to provide additional protections to the minority shareholders of Endesa Américas:

•	At the time the proposed Reorganization was announced, Endesa Américas did not exist and would not exist until the future contemplated Spin-Offs were completed, and as such there was no trading market to serve as a point of reference for shareholders to consider the potential cash payment to be received by dissenting shareholders exercising their statutory merger dissenters’ withdrawal rights in the merger. There was concern that the market price of Endesa Américas shares could be more vulnerable to market fluctuations and uncertainties because of, among other reasons, its expected lower liquidity due to the pendency of the merger.

•	The tender offers were added as an ancillary transaction to the merger to establish a fixed cash value that minority holders of Endesa Américas shares and ADSs could obtain if they preferred a cash alternative to the consideration to be provided in the merger.

•	The Board of Directors of Enersis Américas announced that Enersis Américas would conduct the tender offers at an initial proposed tender offer price of Ch$ 236 per share. The tender offer price was subsequently increased to Ch$ 285 per share, representing an increase of approximately 20% over the initial proposed tender offer price, at the request of certain Chilean pension fund minority shareholders.

•	The Board of Directors of Enersis Américas subsequently increased the tender offer price to Ch$ 300 per share, representing an increase of 5% over the revised proposed tender offer price of Ch$ 285 per share.

•	All Endesa Américas shareholders (other than Enersis Américas) would have the opportunity to elect any of the three alternatives described below and would be provided with disclosure about each of the alternatives prior to the extraordinary shareholders’ meetings of Enersis Américas, Endesa Américas and Chilectra Américas to vote on the merger:

•	Participate in the merger and receive shares of Enersis Américas in exchange for their Endesa Américas shares;

•	Dissent with respect to the merger and exercise their statutory merger dissenters’ withdrawal rights provided under Chilean law and receive a formula price specified by Chilean law in cash in exchange for their Endesa Américas shares; or

•	Tender their Endesa Américas shares and ADSs in the tender offers and receive the tender offer price in cash.

Enersis Américas considered a number of factors relating to the substantive fairness of the tender offers, including those discussed below, each of which supported its belief as to the substantive unfairness of the tender offer price:

•	The financial terms of the tender offers, including comparison of the Ch$ 300 per share cash tender offer price against:

•	Current market prices—The closing trading price of Endesa Américas shares on the Santiago Stock Exchange was Ch$ 305.23 per share on August 30, 2016, such that the tender offer price represents a discount of over 1.7% from the current market price.

•	The implied merger price—The implied merger price for Endesa Américas shares of Ch$ 312.56 per share, based on the merger exchange ratio of 2.8 Enersis Américas shares for each Endesa Américas share and the closing trading price of Enersis Américas shares on the Santiago Stock Exchange of Ch$ 111.63 per share on August 30, 2016, such that the tender offer price represents a discount of 4% from the implied merger price;

•	Historical market prices—Endesa Américas shares began trading publicly on April 21, 2016 on the Chilean Stock Exchanges and because the merger and the tender offers (including the proposed Ch$ 285 per share tender offer price) had already been announced to the market, Enersis Américas did not consider the historical market prices of Endesa Américas shares as a factor in its decision;

•	Net book value—Endesa Américas’ business is generally valued at or near book value, and Enersis Américas considered that tender offer price represents a discount of 16.9% to the net book value as of June 30, 2016;

•	The going concern value of Endesa Américas—Enersis Américas did not establish a specific going concern value of Endesa Américas. Enersis Américas considered, reviewed and adopted the valuation analyses of the independent appraiser to Enersis Américas as representing a reasonable valuation of Endesa Américas as it continues to operate its business, which Enersis Américas considered in reaching its fairness determination;

•	Liquidation value—Enersis Américas did not consider liquidation value because it considered Endesa Américas to be a viable going concern; and

•	Purchase prices paid in previous purchases in previous two years—Since Endesa Américas was only organized on March 1, 2016 and became a separately traded public company as of April 21, 2016, there have not been any firm offers for the merger or consolidation of Endesa Américas into another company, the sale or transfer of all or any substantial part of the assets of Endesa Américas to another company, or the purchase of a controlling stake in Endesa Américas by another company, other than the merger and the tender offers. As a result, this was not considered as a factor in the decision by Enersis Américas.

The Board of Directors of Enersis Américas also considered a variety of other potentially positive and negative factors concerning the tender offers, including, without limitation, the following:

•	Availability of alternatives—Unaffiliated shareholders of Endesa Américas that do not wish to participate in the tender offers have the alternative of participating in the merger or exercising statutory merger dissenters’ withdrawal rights under the Chilean Companies Act.

•	The statutory merger dissenters’ withdrawal rights price—The statutory merger dissenters’ withdrawal rights price for Endesa Américas shares has been calculated to be Ch$ 299.64 per share, based on the weighted average market price of Endesa Américas shares during the 60-trading day period preceding the 30th trading day prior to the extraordinary shareholders’ meeting of Endesa Américas to approve the merger, such that the tender offer price is higher than the statutory merger dissenters’ withdrawal rights price;

•	Benefits of the tender offers—The tender offers will provide certain benefits to the unaffiliated shareholders of Endesa Américas compared to the exercise of statutory merger dissenters’ withdrawal rights, such as providing an alternative method to receive cash for their shares without the procedural burden of exercising statutory merger dissenters’ withdrawal rights and potentially better capital gains tax treatment, as a general matter (subject to an individual holder’s specific tax profile).

•	Effect on merger conditions—To the extent shareholders who desire a cash election choose to tender shares rather than exercise statutory merger dissenters’ withdrawal rights, there is a greater likelihood that the statutory merger dissenters’ rights percentage threshold will not be exceeded, thereby increasing the likelihood that the merger condition relating to statutory merger dissenters’ withdrawal rights will be satisfied and the merger will occur.

•	The fixed tender offer price—Unaffiliated shareholders of Endesa Américas that tender their shares and ADSs in the tender offers will receive a fixed cash payment, even if the trading prices of Endesa Américas shares and ADSs increase prior to the consummation of the tender offers.

•	Failure to consummate the tender offers—Because the tender offers include many of the same conditions as the merger, including shareholder approval of the merger and exercises of statutory merger dissenters’ withdrawal rights not exceeding the specified thresholds, there is a possibility that the tender offers may not be completed.

•	Negative impacts upon Endesa Américas if the tender offers are not consummated—If the tender offers are not consummated, there may be negative impacts and costs for Endesa Américas, including the potential effect on the trading prices of Endesa Américas shares and ADSs, the potential diversion of management attention, and the potential negative effect on Endesa Américas’ business and existing relationships.

In reaching its determination, Enersis Américas did not consider it necessary that Endesa Américas retain an unaffiliated representative to act solely on behalf of unaffiliated shareholders of Endesa Américas for purposes of negotiating the terms of the tender offers or preparing a report concerning the fairness of tender offers because the tender offers were introduced as an ancillary transaction to the merger in response to a request by a Chilean pension fund minority shareholder for a mechanism to protect minority shareholders if they decided to exercise their statutory merger dissenter’s right of withdrawal.

After considering all the factors described above, Enersis Américas believes that while making the tender offers available to the unaffiliated shareholders of Endesa Américas is procedurally fair, based on the current market prices of Endesa Américas shares and ADSs and the implied merger price, the tender offer price is uneconomic and, therefore, substantively not fair, to the unaffiliated shareholders of Endesa Américas. Notwithstanding the foregoing, Enersis Américas believes that the tender offers are ancillary to the merger transaction, and should be viewed in the context of the merger, which Enersis Américas believes is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas. See “—Position of the Enel Filing Persons as to the Fairness of the Merger—Enersis Américas.”

The discussion of the information and factors considered by Enersis Américas is not intended to be exhaustive but is believed to include all material factors considered by Enersis Américas in making a determination regarding the fairness of the tender offers for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. Enersis Américas did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching its position as to the fairness of the tender offers. Rather, Enersis Américas made its fairness determination after considering all of the factors as a whole. Enersis Américas believes the foregoing factors provide a reasonable basis for its belief that the tender offers are procedurally fair, but that based on the current market prices of Endesa Américas shares and ADSs and the implied merger price, the tender offer price of Ch$ 300 per share is uneconomic and, therefore, substantively not fair, to unaffiliated shareholders of Endesa Américas.

The Enel Entities

Under SEC rules, the Enel Entities are deemed to be engaged in a “going private” transaction. Therefore, the Enel Entities are required to express their belief as to the fairness of the tender offers to the unaffiliated shareholders of Endesa Américas. The Enel Entities are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. However, the views of the Enel Entities as to the fairness of the tender offers to the unaffiliated shareholders of Endesa Américas should not be construed as a recommendation to any holder of Endesa Américas shares or Endesa Américas ADSs as to whether or not such holder should tender their Endesa Américas shares or ADSs in the tender offers.

The Enel Entities did not enter into the transaction with a goal of obtaining terms that were fair to the shareholders of Endesa Américas. The Enel Entities did not participate in the deliberations of the Board of Directors or the Directors’ Committee of Endesa Américas, and did not receive fairness opinions as to, the fairness of the tender offers to the unaffiliated shareholders of Endesa Américas. However, the Enel Entities are familiar with Endesa Américas’ business, financial condition, results of operations, industry, competitors and prospects as a standalone company, and have knowledge of Endesa Américas’ management due to the fact that Endesa Américas is a subsidiary of Enersis Américas.

The Enel Entities reviewed and analyzed the valuations and reports of advisers of Enersis Américas and Endesa Américas described above, and the other factors considered by, and the analysis, discussion and resulting conclusions of, Enersis Américas described under “—Position of the Enel Filing Persons as to the Fairness of the Tender Offers—Enersis Américas” in this joint information statement/prospectus. The Enel Entities adopted Enersis Américas’ analysis and conclusion with respect to the fairness of the tender offers to the unaffiliated shareholders of Endesa Américas, including the factors discussed under “—Position of the Enel Filing Persons as to the Fairness of the Tender Offers—Enersis Américas,” and believe that the tender offers are procedurally fair, but, based on the current market prices of Endesa Américas shares and ADSs and the implied merger price, the tender offer price is uneconomic and, therefore, substantively not fair, to unaffiliated shareholders of Endesa Américas based on the factors considered by Enersis Américas, including the factors relating to procedural safeguards. Notwithstanding the foregoing, the Enel Entities believe that the tender offers are ancillary to the merger transaction, and should be viewed in the context of the merger, which the Enel Filing Persons believe is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas. See “—Position of the Enel Filing Persons as to the Fairness of the Merger—Enersis Américas.”

Position of the Enel Filing Persons as to the Fairness of the Statutory Merger Dissenters’ Withdrawal Rights

Enersis Américas

Under SEC rules, Enersis Américas is deemed to be engaged in a “going private” transaction. Therefore, Enersis Américas is required to express its belief as to the fairness of the statutory merger dissenters’ withdrawal rights to the unaffiliated shareholders of Endesa Américas. Enersis Américas is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. However, the views of Enersis Américas as to the fairness of the statutory merger dissenters’ withdrawal rights to the unaffiliated shareholders of Endesa Américas should not be construed as a recommendation to any holder of Endesa Américas shares or Endesa Américas ADSs as to whether or not such holder should exercise statutory merger dissenters’ withdrawal rights.

Endesa Américas shareholders have the right to exercise statutory merger dissenters’ withdrawal rights under the Chilean Companies Act, which requires Endesa Américas, and not Enersis Américas, to purchase shares of Endesa Américas from shareholders of Endesa Américas that exercise statutory merger dissenters’ withdrawal rights. Enersis Américas did not enter into the transaction with a goal of obtaining terms that were fair to the shareholders of Endesa Américas. Enersis Américas did not participate in the deliberations of the Board of Directors or the Directors’ Committee of Endesa Américas, and did not receive fairness opinions as to, the fairness of the statutory merger dissenters’ withdrawal rights to the unaffiliated shareholders of Endesa Américas. However, Enersis Américas is familiar with Endesa Américas’ business, financial condition, results of operations, industry, competitors and prospects as a standalone company, and have knowledge of Endesa Américas’ management due to the fact that Endesa Américas is a subsidiary of Enersis Américas.

Enersis Américas reviewed the terms of the statutory merger dissenters’ withdrawal rights under the Chilean Companies Act and believes that the availability of such statutory merger dissenters’ withdrawal rights to unaffiliated shareholders of Endesa Américas is procedurally fair, but that based on the current market prices of Endesa Américas shares and ADSs, the tender offer price and the implied merger price, the statutory merger dissenters’ withdrawal rights price is uneconomic and, therefore, substantively not fair, to the unaffiliated shareholders of Endesa Américas. Notwithstanding the foregoing, Enersis Américas believes that the statutory merger dissenters’ withdrawal rights are ancillary to the merger transaction, and should be viewed in the context of the merger, which Enersis Américas believes is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas. See “—Position of the Enel Filing Persons as to the Fairness of the Merger—Enersis Américas.”

Enersis Américas considered a number of factors relating to procedural safeguards in connection with Enersis Américas making the statutory merger dissenters’ withdrawal rights available to the unaffiliated shareholders of Endesa Américas, including those discussed below, each of which supported its belief that the availability of such statutory merger dissenters’ withdrawal rights to unaffiliated shareholders of Endesa Américas is procedurally fair:

•	The statutory merger dissenters’ withdrawal rights are required under the Chilean Companies Act; and

•	All Endesa Américas shareholders (other than Enersis Américas) would have the opportunity to elect any of the three alternatives described below and would be provided with disclosure about each of the alternatives prior to the extraordinary shareholders’ meetings of Enersis Américas, Endesa Américas and Chilectra Américas to vote on the merger:

•	Participate in the merger and receive shares of Enersis Américas in exchange for their Endesa Américas shares;

•	Dissent with respect to the merger and exercise their statutory merger dissenters’ withdrawal rights provided under Chilean law and receive a formula price specified by Chilean law in cash in exchange for their Endesa Américas shares; or

•	Tender their Endesa Américas shares and ADSs in the tender offers and receive the tender offer price in cash.

Enersis Américas considered a number of factors relating to the substantive fairness of the statutory merger dissenters’ withdrawal rights, including those discussed below, each of which supported its belief as to the substantive unfairness of the statutory merger dissenters’ withdrawal rights price from a financial point of view:

•	The financial terms of the statutory merger dissenters’ withdrawal rights, including comparison of the Ch$ 299.64 per share cash statutory merger dissenters’ withdrawal rights price against:

•	The current market prices for Endesa Américas shares—The closing trading price of Endesa Américas shares on the Santiago Stock Exchange was Ch$ 305.23 per share on August 30, 2016, such that the statutory merger dissenters’ withdrawal rights price represents a discount of 1.7% from the current market price;

•	The tender offer price—The tender offer price for Endesa Américas shares of Ch$ 300 per share, such that the statutory merger dissenters’ withdrawal rights price of Ch$ 299.64 per share was lower than the tender offer price.

•	The implied merger price—The implied merger price for Endesa Américas shares of Ch$ 312.56 per share, based on the merger exchange ratio of 2.8 Enersis Américas shares for each Endesa Américas share and the closing trading price of Enersis Américas shares on the Santiago Stock Exchange of Ch$ 111.63 per share on August 30, 2016, such that the statutory merger dissenters’ withdrawal rights price represents a discount of 4% from the implied merger price;

•	The historical market prices for Endesa Américas shares—Because Endesa Américas shares began trading publicly on April 21, 2016 on the Chilean Stock Exchanges and because the merger and the tender offers (including the proposed Ch$ 285 per share tender offer price) had already been announced to the market, Enersis Américas did not consider the historical market prices of Endesa Américas shares as a factor in its decision;

•	The net book value of Endesa Américas—Endesa Américas’ business is generally valued at or near book value, and Enersis Américas considered that the statutory merger dissenters’ withdrawal rights price represents a discount of 16.9% from the net book value as of June 30, 2016;

•	The going concern value of Endesa Américas—Enersis Américas did not establish a specific going concern value of Endesa Américas. Enersis Américas considered, reviewed and adopted the valuation analyses of the independent appraiser to Enersis Américas as representing a reasonable valuation of Endesa Américas as it continues to operate its business, which Enersis Américas considered in reaching its fairness determination;

•	The liquidation value of Endesa Américas—Enersis Américas did not consider liquidation value because it considered Endesa Américas to be a viable going concern; and

•	Purchase prices paid in previous purchases in previous two years—Since Endesa Américas was only organized on March 1, 2016 and became a separately traded public company as of April 21, 2016, there have not been any firm offers for the merger or consolidation of Endesa Américas into another company, the sale or transfer of all or any substantial part of the assets of Endesa Américas to another company, or the purchase of a controlling stake in Endesa Américas by another company, other than the merger and the tender offers. As a result, this was not considered as a factor in the decision by Enersis Américas.

Enersis Américas also considered a variety of other potentially positive and negative factors concerning the statutory merger dissenters’ withdrawal rights, including, without limitation, the following:

•	Availability of alternatives—Unaffiliated shareholders of Endesa Américas that do not wish to exercise statutory merger dissenters’’ withdrawal rights have the alternative of participating in the merger or participating in the tender offers.

•	Benefits of the statutory merger dissenters’ withdrawal rights—The statutory merger dissenters’ withdrawal rights will provide certain benefits to the unaffiliated shareholders of Endesa Américas, such as providing method to receive cash for their shares.

•	The fixed statutory merger dissenters’ withdrawal rights price—Unaffiliated shareholders of Endesa Américas that exercise statutory merger dissenters’ withdrawal rights will receive a fixed cash payment, even if the trading prices of Endesa Américas shares and ADSs increase prior to the consummation of the merger.

•	Failure to consummate the merger— Because the conditions to consummation of the merger include shareholder approval of the merger and exercises of statutory merger dissenters’ withdrawal rights not exceeding specified thresholds, there is a possibility that the merger may not be consummated if more than the specified threshold number of Endesa Américas shareholders exercise statutory merger dissenters’ withdrawal rights.

•	Negative impacts upon Endesa Américas if the merger is not consummated—If the merger is not consummated, there may be negative impacts and costs for Endesa Américas, including the potential effect on the trading prices of Endesa Américas shares and ADSs, the potential diversion of management attention, and the potential negative effect on Endesa Américas business and existing relationships.

In reaching its determination, Enersis Américas considered the report of Tyndall, as an independent valuator retained by the Board of Directors of Endesa Américas to evaluate the merger, a summary description of which is included under “—Summary of Report of Additional Independent Valuator of Endesa Américas (Tyndall)”.

After considering all the factors described above, Enersis Américas believes that while the availability of statutory merger dissenters’ withdrawal rights to unaffiliated shareholders of Endesa Américas is procedurally fair, based on the current market prices of Endesa Américas shares and ADSs, the tender offer price and the implied merger price, the statutory merger dissenters’ withdrawal rights price is uneconomic and, therefore, substantively not fair, to the unaffiliated shareholders of Endesa Américas. Notwithstanding the foregoing, Enersis Américas believes that the statutory merger dissenters’ withdrawal rights are ancillary to the merger transaction, and should be viewed in the context of the merger, which Enersis Américas believes is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas. See “—Position of the Enel Filing Persons as to the Fairness of the Merger – Enersis Américas.”

The discussion of the information and factors considered by Enersis Américas is not intended to be exhaustive but is believed to include all material factors considered by Enersis Américas in making a determination regarding the fairness of the statutory merger dissenters’ withdrawal rights to unaffiliated shareholders of Endesa Américas for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. Enersis Américas did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching its position as to the fairness of the statutory merger dissenters’ withdrawal rights. Rather, Enersis Américas made its fairness determination after considering all of the factors as a whole. Enersis Américas believes the foregoing factors provide a reasonable basis for its belief that the availability of the statutory merger dissenters’ withdrawal rights to unaffiliated shareholders of Endesa Américas is procedurally fair, but that based on the current market prices of Endesa Américas shares and ADSs, the tender offer price and the implied merger price, the statutory merger dissenters’ withdrawal rights price is uneconomic and, therefore, substantively not fair, to the unaffiliated shareholders of Endesa Américas.

The Enel Entities

Under SEC rules, the Enel Entities are deemed to be engaged in a “going private” transaction. Therefore, the Enel Entities are required to express its belief as to the fairness of the statutory merger dissenters’ withdrawal rights to the unaffiliated shareholders of Endesa Américas. The Enel Entities are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. However, the views of the Enel Entities as to the fairness of the statutory merger dissenters’ withdrawal rights to the unaffiliated shareholders of Endesa Américas should not be construed as a recommendation to any holder of Endesa Américas shares or Endesa Américas ADSs as to whether or not such holder should exercise statutory merger dissenters’ withdrawal rights.

Endesa Américas shareholders have the right to exercise statutory merger dissenters’ withdrawal rights under the Chilean Companies Act, which requires Endesa Américas, and not the Enel Entities, to purchase shares of Endesa Américas from shareholders of Endesa Américas that exercise statutory merger dissenters’ withdrawal rights. The Enel Entities did not enter into the transaction with a goal of obtaining terms that were fair to the shareholders of Endesa Américas. The Enel Entities did not participate in the deliberations of the Board of Directors or the Directors’ Committee of Endesa Américas, and did not receive fairness opinions as to, the fairness of the statutory merger dissenters’ withdrawal rights to the unaffiliated shareholders of Endesa Américas. However, the Enel Entities are familiar with Endesa Américas’ business, financial condition, results of operations, industry, competitors and prospects as a standalone company, and have knowledge of Endesa Américas’ management due to the fact that Endesa Américas is a subsidiary of Enersis Américas.

The Enel Entities reviewed and analyzed the valuations and reports of advisers of Enersis Américas and Endesa Américas described above, and the other factors considered by, and the analysis, discussion and resulting conclusions of, Enersis Américas described under “—Position of the Enel Filing Persons as to the Fairness of the Statutory Merger Dissenters’ Withdrawal Rights—Enersis Américas” in this joint information statement/prospectus. The Enel Entities adopted Enersis Américas’ analysis and conclusion with respect to the fairness of the statutory merger dissenters’ withdrawal rights to the unaffiliated shareholders of Endesa Américas, including the factors discussed under “—Position of the Enel Filing Persons as to the Fairness of the Statutory Merger Dissenters’ Withdrawal Rights—Enersis Américas,” and believe that the availability of the statutory merger dissenters’ withdrawal rights to unaffiliated shareholders of Endesa Américas is procedurally fair, but that based on the current market prices of Endesa Américas shares and ADSs, the tender offer price and the implied merger price, the statutory merger dissenters’ withdrawal rights price is uneconomic and, therefore, substantively not fair, to the unaffiliated shareholders of Endesa Américas based on the factors considered by Enersis Américas, including the factors relating to procedural safeguards. Notwithstanding the foregoing, the Enel Entities believe that the statutory merger dissenters’ withdrawal rights are ancillary to the merger transaction, and should be viewed in the context of the merger, which the Enel Filing Persons believe is substantively and procedurally fair to the unaffiliated shareholders of Endesa Américas. See “—Position of the Enel Filing Persons as to the Fairness of the Merger—Enersis Américas.”

Summary of Enersis Américas Directors’ Committee Report

In order to comply with Chilean law, the Directors’ Committee of Enersis Américas issued a report on as to whether or not the merger (1) contributes to the best interests of Enersis Américas and (2) is in line with prevailing market prices, terms and conditions at the time of its approval. A copy of the Directors’ Committee report was sent to each of the individual directors of Enersis Américas. In connection with the Directors’ Committee report, the members of the Directors’ Committee each reviewed an independent appraiser report dated August 5, 2016 prepared by Mr. Pablo D’Agliano and independent valuator reports, each dated August 5, 2016, prepared by each of Itaú Argentina and Credicorp Capital (collectively, the “Enersis Américas Reports”). The Directors’ Committee’s conclusions were supported by the following analysis:

Contribution to Enersis Américas’ Best Interest

The Directors’ Committee of Enersis Américas unanimously concluded that the merger contributes to the best interests of Enersis Américas based on the following factors:

•	Synergies in administrative expenses and services;

•	Potential savings in holding discounts;

•	Potential increase in liquidity and analyst coverage;

•	Positive impact on cash flows and stock value, resulting in an expected net income benefit to shareholders;

•	Alignment of interests of operating subsidiaries;

•	Increased efficiency in decision-making;

•	Elimination of potential conflicts of interest regarding investment, growth and financing decisions;

•	More direct access to cash flows of the operating subsidiaries for the parent company;

•	Increased visibility of assets in which Enersis Américas and its subsidiaries hold a majority interest; and

•	Reduction in minority interests at the level of Enersis Américas.

Market Conditions

The Directors’ Committee of Enersis Américas unanimously concluded that the merger was in line with prevailing market prices, terms and conditions because the company valuations and merger exchange ratios deemed fair by the independent appraiser and the independent valuators in the Enersis Américas Reports are reasonably comparable to the merger exchange ratios proposed for the transaction (2.8 shares of Enersis Américas for each share of Endesa Américas and 4.0 shares of Enersis Américas for each share of Chilectra Américas).

Summary of Enersis Américas Directors’ Statements

In order to comply with Chilean law, each of the directors of Enersis Américas issued an individual statement in his capacity as a director of Enersis Américas as to whether or not the merger (1) contributes to the best interests of Enersis Américas and (2) is in line with prevailing market prices, terms and conditions at the time of its approval. Although no two statements were identical, each director individually concluded that the merger contributed to the best interest of Enersis Américas and is in line with prevailing market prices, terms and conditions at the time of its approval. In connection with their individual statements, the directors each reviewed the Enersis Américas Reports and the report of its Directors’ Committee. Each director placed varying degrees of emphasis on the factors he considered in his individual statement. The directors’ conclusions were supported by the following analysis:

Contribution to Enersis Américas’ Best Interest

Each of the directors of Enersis Américas concluded that the merger contributes to the best interests of Enersis Américas. Factors that were considered by one or more individual directors include, among others:

•	Synergies in administrative expenses and services;

•	Potential savings in holding discounts;

•	Potential increase in liquidity and analyst coverage;

•	Positive impact on cash flows and stock value, resulting in an expected net income benefit to shareholders;

•	Alignment of interests of operating subsidiaries;

•	Increased efficiency in decision-making;

•	Elimination of potential conflicts of interest regarding investment, growth and financing decisions;

•	More direct access to cash flows of the operating subsidiaries for the parent company;

•	Increased visibility of assets in which Enersis Américas and its subsidiaries hold a majority interest;

•	Reduction in minority interests at the level of Enersis Américas; and

•	A use of funds which will provide greater returns than current investment methods.

Market Conditions

Each of the directors of Enersis Américas concluded that the merger was in line with prevailing market prices, terms and conditions. Factors that were considered by one or more individual directors include, among others:

•	The company valuations and merger exchange ratios deemed fair by the independent appraiser and the independent valuators in the Enersis Américas Reports are reasonably comparable to the merger exchange ratios proposed for the transaction;

•	Endesa Américas shares are trading at prices above the Endesa Américas share price proposed in the Tender Offer; and

•	The market has already shown its approval for the proposed conditions of the merger based on the fact that the exchange ratio of Enersis Américas shares for Endesa Américas shares based on market prices is above the implicit merger exchange ratio based on the Tender Offer price and below the proposed Endesa Américas merger exchange ratio.

Summary of BofA Merrill Lynch’s Fairness Opinion

Enersis Américas has retained BofA Merrill Lynch to act as Enersis Américas’ financial advisor in connection with the Merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Enersis Américas selected BofA Merrill Lynch to act as Enersis Américas’ financial advisor in connection with the Merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the Merger and its reputation in the investment community.

On August 5, 2016, at a meeting of Enersis Américas’ Board of Directors held to evaluate the Merger, BofA Merrill Lynch delivered to Enersis Américas’ Board of Directors an oral opinion, which was confirmed by delivery of a written opinion dated August 5, 2016, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the Exchange Ratios provided for in the Merger were fair, from a financial point of view, to Enersis Américas.

The full text of BofA Merrill Lynch’s written opinion to Enersis Américas’ Board of Directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex G to this document and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to Enersis Américas’ Board of Directors for the benefit and use of Enersis Américas’ Board of Directors (in its capacity as such) in connection with and for purposes of its evaluation of the Exchange Ratios from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the Merger and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Enersis Américas or in which Enersis Américas might engage or as to the underlying business decision of Enersis Américas to proceed with or effect the Merger. BofA Merrill Lynch’s opinion does not address any other aspect of the Merger and does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed Merger or any related matter.

In connection with rendering its opinion, BofA Merrill Lynch:

(1)	reviewed certain publicly available business and financial information relating to Enersis Américas, Endesa Américas and Chilectra Américas;

(2)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Enersis Américas furnished to or discussed with BofA Merrill Lynch by the management of Enersis Américas, including certain financial forecasts relating to each of the subsidiaries of Enersis Américas on an individual basis, prepared by the management of Enersis Américas, collectively referred to herein as the Enersis Américas forecasts, and discussed with the management of Enersis Américas its assessment as to the likelihood of achieving the future financial results reflected in the Enersis Américas forecasts;

(3)	discussed the past and current business, operations, financial condition and prospects of certain subsidiaries of Endesa Américas and Chilectra Américas with members of senior managements of such subsidiaries and, in each case, with members of senior management of Enersis Américas, and discussed the past and current business, operations, financial condition and prospects of Enersis Américas with members of senior management of Enersis Américas;

(4)	reviewed the historical trading prices for Endesa Américas common stock, Chilectra Américas common stock and Enersis Américas common stock and a comparison of the historical trading prices with each other;

(5)	compared certain financial and stock market information of certain of the subsidiaries of each of Endesa Américas, Chilectra Américas and Enersis Américas with similar information of other companies BofA Merrill Lynch deemed relevant;

(6)	reviewed the relative financial contributions of Endesa Américas, Chilectra Américas and Enersis Américas to the historical financial performance of the combined company on a pro forma basis;

(8)	reviewed the preliminary registration statement filed by Enersis Américas with the SEC on May 17, 2016 and the amendment thereto filed by Enersis Américas with the SEC on July 15, 2016, which, together, are referred to in this section as the Registration Statement;

(10)	reviewed a draft, dated August 5, 2016 of the Merger Terms and Conditions; and

(11)	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the managements of certain of the subsidiaries of Endesa Américas and Chilectra Américas and of the management of Enersis Américas that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Enersis Américas forecasts, BofA Merrill Lynch was advised by Enersis Américas, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Enersis Américas as to the future financial performance of each of the subsidiaries of Enersis Américas, and, based on the assessments of the management of Enersis Américas as to the likelihood of achieving the future financial results reflected in the Enersis Américas Forecasts, BofA Merrill Lynch relied, at the direction of Enersis Américas, on the Enersis Américas forecasts for purposes of its opinion. At the direction of Enersis Américas, BofA Merrill Lynch relied upon the assessments of or its discussions with the management of Enersis Américas as to, among other things, the geopolitical, macroeconomic and other conditions in Chile and certain market, competitive and other trends in and prospects for, and governmental, regulatory and legislative matters, relating to or affecting, the utilities industry, which, if different than assumed, could have a material impact on its analyses or opinion. As the Board of Directors of Enersis Américas was aware, BofA Merrill Lynch was not provided with, and did not have access to, financial forecasts relating to (i) Endesa Américas on a combined basis prepared by the management of Endesa Américas or (ii) Chilectra Américas on a combined basis prepared by the management of Chilectra Américas. BofA Merrill Lynch did not make or was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Endesa Américas, Chilectra Américas or Enersis Américas, nor did it make any physical inspection of the properties or assets of Endesa Américas, Chilectra Américas or Enersis Américas. BofA Merrill Lynch did not evaluate the solvency or fair value of Endesa Américas, Chilectra Américas or Enersis Américas under any Chilean or U.S. state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of Enersis Américas, that the Merger would be consummated in accordance with the terms set forth in the Merger Terms and Conditions, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Endesa Américas, Chilectra Américas or Enersis Américas or the contemplated benefits of the Merger. BofA Merrill Lynch further assumed, at the direction of Enersis Américas, that the Endesa Américas Merger and the Chilectra Merger would be consummated substantially concurrently. BofA Merrill Lynch also assumed, at the direction of Enersis Américas, that the final Merger Terms and Conditions submitted to the shareholders of Enersis Américas would not differ in any material respect from the draft of the Merger Terms and Conditions reviewed by it. BofA Merrill Lynch further assumed, at the direction of the Board of Directors of Enersis Américas, that a special dividend in the amount of Ch$ 120 billion will be distributed to the shareholders of Chilectra Américas, referred to herein as the Chilectra Dividend, prior to the consummation of the Merger. BofA Merrill Lynch also assumed, at the direction of Enersis Américas, that the Merger would qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the Merger (other than the Exchange Ratios to the extent expressly specified in its opinion), including, without limitation, the form, structure or tax consequences or benefits of the Merger or any related transactions. In addition, BofA Merrill Lynch expressed no view or opinion regarding the Spin-Offs, including, without limitation, the form, structure or any terms, aspects or implications thereof or the Chilectra Dividend, including, without limitation, the amount, form, structure or any terms, aspects or implications thereof. BofA Merrill Lynch was not requested to, and it did not, participate in the negotiation of the terms of the Merger, nor was it requested to, and it did not, provide any advice or services in connection with the Merger other than the delivery of its opinion. BofA Merrill Lynch expressed no view or opinion as to any such matters. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, to Enersis Américas of the Exchange Ratios provided for in the Merger and no opinion or view was expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Exchange Ratios. Furthermore, no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Enersis Américas or in which Enersis Américas might engage or as to the underlying business decision of Enersis Américas to proceed with or effect the Merger. BofA Merrill Lynch did not express any opinion as to what the value of Enersis Américas common stock actually would be when issued or the prices at which Enersis Américas common stock, Endesa Américas common stock or Chilectra Américas common stock has or would trade at any time, including following the announcement or consummation of the Spin-Offs or the Merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any shareholder should vote or act in connection with the Merger or any related matter. BofA Merrill Lynch’s opinion did not constitute an expert report (informe de perito), an independent valuation report (informe de evaluador independiente) or any other type of opinion or report mandated by applicable Chilean law or regulation. Except as described above, Enersis Américas imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by a fairness opinion review committee of BofA Merrill Lynch.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to Enersis Américas’ Board of Directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Financial Analyses

Illustrative Sum of the Parts – Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of each of Enersis Américas, Endesa Américas and Chilectra Américas on a sum-of-the-parts basis by calculating the range of estimated implied present values as of June 30, 2016 for each of Enersis Américas’ subsidiaries and holding companies, in each case using estimates of the normalized standalone unlevered, after-tax free cash flows that each such subsidiary and holding company was forecasted to generate during Enersis Américas’ fiscal years 2016 through 2020 based on the Enersis Américas management forecasts. (Compañía de Interconexión Energética S.A. – projection period through fiscal year 2022; Endesa Costanera S.A., Hidroeléctrica El Chocón S.A. and Central Dock Sud S.A. – projection period through fiscal year 2023; Emgesa S.A. E.S.P. – projection period through fiscal year 2024; Centrais Elétricas Cachoeira Dourada S.A. – projection period through fiscal year 2027; Central Geradora Termeléctrica Fortaleza S.A. – projection period through fiscal year 2031.) BofA Merrill Lynch calculated a range of terminal values for each of the subsidiaries and holding companies by applying perpetuity growth rates ranging from 2.1% to 2.3%. For each of the subsidiaries and holding companies, the terminal values were then discounted to present value as of June 30, 2016 using discount rates ranging from 6.04% to 13.69% for the portion of such terminal value attributable to generation, and from 5.78% to 13.60% for the portion of such terminal value attributable to distribution and transmission, which were based on an estimate of each of the subsidiary’s or holding company’s weighted average cost of capital, as determined on a country-by-country basis. BofA Merrill Lynch then assigned the portion of the ranges of the implied equity values of each subsidiary and holding company attributable to each of Enersis Américas, Endesa Américas and Chilectra Américas to such company and added together the ranges of estimated implied equity values so assigned for each of Enersis Américas, Endesa Américas and Chilectra Américas. This analysis indicated the following approximate implied equity value reference ranges for Enersis Américas, Endesa Américas and Chilectra Américas:

Implied Equity Value Reference Ranges (millions)
Enersis Américas	US$ 7,587 – US$ 11,067
Endesa Américas	US$ 3,456 – US$ 4,872
Chilectra Américas	US$ 667 – US$ 1,135

Illustrative Sum of the Parts – Selected Publicly Traded Companies Analysis. BofA Merrill Lynch performed an analysis of each of Enersis Américas, Endesa Américas and Chilectra Américas on a sum-of-the-parts basis by performing a separate selected publicly traded company analysis for each of Enersis Américas’ subsidiaries. (For each of Ampla, Pratil, Piura, Soc. Portuaria (Colombia), Chinango, Generalima and Caboblanco (Peru), CTM, Tesa, Cemsa, Distrilec, Sourthern Code, Hidroinvest (Argentina), Enersis Americas IND, Endesa Americas IND, Chilectra Americas and Endesa Brazil, BofA Merrill Lynch, in its professional judgment and experience, determined that either (i) the results of the Sum of the Parts – Selected Publicly Traded Companies Analysis were non-meaningful or (ii) that no relevant comparable publicly traded company was available for such subsidiary or holding company for purposes of such analyses, and therefore the results of the Discounted Cash Flow Analysis (described above) was used with respect to such subsidiaries and holding companies for such analyses.) BofA Merrill Lynch reviewed publicly available financial and stock market information for each such subsidiary and the following publicly traded companies, in each case, in either the electricity generation industry or the electricity distribution and transmission industry, as applicable, and taking into account the country in which such subsidiary operates and, in each case, based upon projections and other financial information provided by Enersis Américas’ management:

Subsidiary of Enersis Américas (1)	Selected Publicly Traded Companies
• Codensa S.A. E.S.P.	• Empresa de Distribución Eléctrica de Lima Norte S.A.A. • Luz del Sur S.A.

• Emgesa S.A. E.S.P.	• Isagen S.A. • Celsia S.A. E.S.P.

• Empresa de Distribución Eléctrica de Lima Norte S.A.A.	• Luz del Sur S.A

• Edegel S.A.A.	• ENGIE Energia Peru S.A.

• Ampla Energia e Serviços S.A.	• Eletropaulo Metropolitana Eletricidade de Sao Paulo S.A.

• Companhia Energética do Ceará	• Eletropaulo Metropolitana Eletricidade de Sao Paulo S.A.

• Central Geradora Termeléctrica Fortaleza S.A.	• ENGIE Brasil Energia S.A. • AES Tiete Energia S.A.

• Centrais Elétricas Cachoeira Dourada S.A.	• ENGIE Brasil Energia S.A. • AES Tiete Energia S.A.

• Compañía de Interconexión Energética S.A.	• Transmissora Alianca De Energia Eletrica S.A. Unit • Alupar Investimento S.A.

• Endesa Costanera S.A.	• Isagen S.A. • Celsia S.A. E.S.P. • ENGIE Brasil Energia S.A. • AES Tiete Energia S.A. • Edegel S.A.A. • ENGIE Energia Peru S.A.

• Hidroeléctrica El Chocón S.A.	• Isagen S.A. • Celsia S.A. E.S.P. • ENGIE Brasil Energia S.A. • AES Tiete Energia S.A. • Edegel S.A.A. • ENGIE Energia Peru S.A.

• Central Dock Sud S.A.	• Isagen S.A. • Celsia S.A. E.S.P. • ENGIE Brasil Energia S.A. • AES Tiete Energia S.A. • Edegel S.A.A. • ENGIE Energia Peru S.A.

Subsidiary of Enersis Américas (1)	Selected Publicly Traded Companies

• Empresa Distribuidora Sur S.A.	• Luz del Sur S.A. • Empresa de Distribución Eléctrica de Lima Norte S.A.A. • Eletropaulo Metropolitana Eletricidade de Sao Paulo S.A.

(1)	For each of Endesa Costanera S.A., Hidroeléctrica El Chocón S.A., Central Dock Sud S.A. and Empresa Distribuidora Sur S.A. the multiples derived from the selected publicly traded companies were adjusted by BofA Merrill Lynch, in its professional judgment and experience, to take into account macroeconomic conditions related to the country in which such subsidiaries operate.

BofA Merrill Lynch reviewed enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on July 22, 2016, plus debt, less cash, as a multiple of calendar year 2017 estimated earnings before interest, taxes, depreciations and amortization, commonly referred to as EBITDA. BofA Merrill Lynch then, based on the applicable industry and country in which such subsidiary operates, applied calendar year 2017 EBITDA multiples ranging from 4.0x to 8.9x derived from the selected publicly traded companies to the applicable subsidiary’s calendar year 2017 estimated EBITDA. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of each of the subsidiaries were based on the Enersis Américas management forecasts. BofA Merrill Lynch then assigned the portion of the ranges of the implied equity values of each subsidiary attributable to each of Enersis Américas, Endesa Américas and Chilectra Américas to such company and added together the ranges of estimated implied equity values so assigned for each of Enersis Américas, Endesa Américas and Chilectra Américas. This analysis indicated the following approximate implied equity value reference ranges for Enersis Américas, Endesa Américas and Chilectra Américas:

Implied Equity Value Reference Ranges (millions)
Enersis Américas	US$ 7,955 – US$ 9,898
Endesa Américas	US$ 3,376 – US$ 4,176
Chilectra Américas	US$ 836 – US$ 1,106

No company used in this analysis is identical or directly comparable to Enersis Américas, Endesa Américas, Chilectra Américas or any of Enersis Américas’ subsidiaries or holding companies. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the applicable subsidiary of Enersis Américas was compared.

Implied Exchange Ratios

Based on the implied equity value reference ranges for each of Enersis Américas, Endesa Américas and Chilectra Américas calculated as described above, adjusted at the direction of Enersis Américas in each case for certain tax consequences resulting from the Spin-Offs, as provided by the management of Enersis Américas, and, with respect to Chilectra Américas, adjusted for the Chilectra Dividend by subtracting the value of the Chilectra Dividend from the implied equity value reference ranges for Chilectra Américas, these analyses indicated the following implied exchange ratio reference range, as compared to the exchange ratios provided for in the Merger:

	Implied Exchange Ratio Reference Ranges		Exchange Ratios Provided for in the Merger
	SOTP Discounted Cash Flow Analyses	SOTP Selected Publicly Traded Companies Analyses
Endesa Merger	2.3x – 3.1x	2.4x – 3.0x	2.8x
Chilectra Merger	2.3x – 4.3x	2.0x – 4.8x	4.0x

Other Factors

In rendering its opinion, BofA Merrill Lynch also reviewed and considered other factors, including:

•	historical trading prices of Enersis Américas common stock, Endesa Américas common stock and Chilectra Américas common stock during the period from April 22, 2016 to August 2, 2016; and

•	contributions of Enersis Américas, Endesa Américas and Chilectra Américas to the combined company based on historical net income for each of Enersis Américas, Endesa Américas and Chilectra Américas for Enersis Américas’ fiscal years 2014 and 2015 and the last twelve month period ending March 31, 2016.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to Enersis Américas’ Board of Directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Enersis Américas, Endesa Américas and Chilectra Américas. The estimates of the future performance of Enersis Américas, Endesa Américas and Chilectra Américas in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the Exchange Ratios and were provided to Enersis Américas’ Board of Directors in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of Enersis Américas, Endesa Américas or Chilectra Américas.

The type and amount of consideration payable in the Merger was determined through negotiations between Enersis Américas, Endesa Américas and Chilectra Américas, rather than by any financial advisor, and was approved by Enersis Américas’ Board of Directors. The decision to undertake the Merger was solely that of Enersis Américas’ Board of Directors. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by Enersis Américas’ Board of Directors in its evaluation of the proposed Merger and should not be viewed as determinative of the views of Enersis Américas’ Board of Directors or management with respect to the Merger or the Exchange Ratios.

In addition to the financial analyses presented by BofA Merrill Lynch to Enersis Américas’ Board of Directors in connection with its opinion described above (the “Valuation Report”), at a meeting of Enersis Americas’ Board of Directors on July 27, 2016 BofA Merrill Lynch provided a preliminary draft of such Valuation Report to the Board of Directors of Enersis Américas, which was substantially identical to the final

Valuation Report in all material respects, except for the fact that the preliminary draft of the Valuation Report provided a proposed Chilectra Américas merger exchange ratio of 5.0, the preliminary estimated Chilectra Américas merger exchange ratio, instead of 4.0, the revised Chilectra Américas merger exchange ratio to reflect the Ch$ 120 billion special dividend to be distributed by Chilectra Américas to its shareholders.

Enersis Américas has agreed to pay BofA Merrill Lynch for its services in connection with the Merger an aggregate fee of US$ 1 million, all of which was payable in connection with its opinion. In addition, in the sole discretion of Enersis Américas, a discretionary fee of up to US$ 500,000 may be payable to BofA Merrill Lynch. Enersis Américas also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Enersis Américas, Endesa Américas, Chilectra Américas and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Enersis Américas and have received or in the future may receive compensation for the rendering of these services, including having provided or providing certain derivatives and foreign exchange trading services to Enersis Américas. In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Endesa Américas, Enel SpA, the parent company of Enersis Américas (“Enel”) and their respective affiliates (other than Enersis Américas) and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as (i) financial advisor to Endesa Américas in connection with a sale of assets, (ii) dealer manager to an affiliate of Enel in connection with an exchange of notes, (iii) joint book runner and/or dealer to Enel and certain of its affiliates in connection with debt offerings, (iv) provider of certain management services and products to Enel and/or certain of its affiliates and (v) provider of certain commodity, derivatives and foreign exchange trading services to Enel and certain of its affiliates. From July 1, 2014 through June 30, 2016, BofA Merrill Lynch and its affiliates derived aggregate revenues from Enersis Américas, Endesa Américas, Enel and their respective affiliates of approximately US$ 16,000,000 for investment and corporate banking services.

Summary of Report of Independent Appraiser of Enersis Américas (Pablo D’Agliano)

On June 15, 2016, the Board of Directors of Enersis Américas designated Pablo D’Agliano as an independent appraiser (perito independiente) pursuant to Chilean law, for the purposes of delivering a final report as to the estimated value of the merging companies and the estimated appropriate merger exchange ratios in accordance with Articles 156 and 168 of the Chilean Corporate Regulations and SVS instructions.

Mr. D’Agliano is a Managing Director for Providence Capital and in appointing him, the Board of Directors of Enersis Américas considered his experience as well as the fact he holds a bachelor’s degree in Economics from the Universidad Argentina de la Empresa, an M.B.A. from the Universidad de Chile and an M.B.A. from Tulane University.

At the August 5, 2016 meeting of the Board of Directors of Enersis Américas, Mr. D’Agliano delivered his final report that sets forth:

•	the estimated valuation of the merging companies;

•	the proposed merger exchange ratios in connection with the merger, based on an estimated economic valuation of the equity of Enersis Américas, Endesa Américas and Chilectra Américas as calculated by Providence Capital as of June 30, 2016;

•	the number of shares to be issued by Enersis Américas, based on the calculated merger exchange ratios and unaudited pro forma consolidated statement of financial position of Enersis Américas as of June 30, 2016, to be exchanged for outstanding Endesa Américas and Chilectra Américas shares upon consummation of the merger; and

•	the unaudited pro forma consolidated statement of financial position of the company.

Conclusion of Pablo D’Agliano

Mr. D’Agliano proposed the following merger exchange ratios in connection with the merger:

	Endesa Américas	Chilectra Américas
Proposed by the Board of Directors in November 2015	2.8 Shares	5.0 Shares
Proposed by the Board of Directors in August 2016	2.8 Shares	4.0 Shares
Determined by the Independent Appraiser	2.68 Shares	4.10 Shares

The estimated valuations and exchange ratios calculations assume that Chilectra Américas distributes a Ch$ 120 billion dividend to its shareholders, which is expected to be submitted to Chilectra Américas’ shareholders for approval at the extraordinary shareholders’ meeting to vote on the proposed merger.

Based on his determination of merger exchange ratios, Mr. D’Agliano calculated the requisite number of shares to be issued by Enersis Américas and exchange ratios as follows:

CALCULATIONS BASED ON VALUATIONS AS OF JUNE 30, 2016

Capital Increase & Exchange Ratios	Ch$	%
Equity valuation of Enersis Américas	5,987,757,234,743	84.72%
Minority shareholders of Chilectra Américas	5,230,833,809	0.07%
Minority shareholders of Endesa Américas	1,074,336,230,321	15.20%

Valuation Of Merged Equity	7,067,324,298,872	100.00%

Capital Increase	1,079,567,064,129

Calculation of Number of Shares to be Issued by Enersis Américas
Post Merger shares	57,943,990,085
Shares to be issued	8,851,217,323

Exchange Ratios	No. Shares	Exchange Ratio Enersis/Share exchanged

Pre Merger shareholders of Enersis Américas	49,092,772,762	1.00
Minority shareholders of Chilectra Américas	42,886,865	4.10
Minority shareholders of Endesa Américas	8,808,330,458	2.68
Total shares	57,943,990,085

Note: figures are in Chilean Pesos, according to the Observed Dollar as of July 1, 2016 (Ch$/US$ 661.37).

The full text of these conclusions and Mr. D’Agliano’s final report dated August 5, 2016 are attached as Annex H to this information statement/prospectus. The report outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Mr. D’Agliano in rendering his report. Holders of Enersis Américas shares are urged to read the entire opinion carefully in connection with their consideration of the proposed merger. The final report issued by Mr. D’Agliano was prepared in Spanish and in accordance to Chilean laws. Attached to this information statement/prospectus is a free English translation of such final report. In the case of doubt as to the proper interpretation or construction of this information statement/prospectus, or the English version of the report, the original Spanish version of the report shall prevail.

In rendering the report and the conclusions contained therein, Mr. D’Agliano relied upon the financial and other information provided by Enersis Américas, either orally or in writing, and in public information, without undertaking an independent verification of the truthfulness, accuracy and completeness of such information. With regards to projections relied upon in the report, Mr. D’Agliano has assumed that such projections have been prepared by Enersis Américas in good faith and based upon sound assumptions. Mr. D’Agliano has not assumed any obligation or commitment to provide legal, accounting or tax advice and as a result none of the contents of Mr. D’Agliano’s report should be considered, used, or interpreted as legal, accounting, or tax advice and any content of the same that makes reference, directly, or indirectly, to legal, accounting, or tax aspects should be understood as a review of general aspects that Mr. D’Agliano deemed relevant as support for its analysis. Mr. D’Agliano was neither asked nor requested to provide an opinion as to the design, choice or structuring of the merger or related transactions, nor was asked to provide distinct services to those rendered in the report. Therefore, Mr. D’Agliano has not made a determination in his opinion as to the possibility of an alternative transaction to the merger or a different configuration for the companies.

Mr. D’Agliano’s report does not represent a recommendation, express or implied, with respect to how any person or entity should make decisions on operations relating to the Reorganization. Mr. D’Agliano has assumed no obligation or liability for the projections contained therein.

Mr. D’Agliano’s report as well as the analysis, opinions, comments and conclusions contained therein are valid as of the date of the report, and only served for the purpose the report was contracted, in accordance to Chilean laws and regulations.

The Board of Directors of Enersis Américas determined the merger exchange ratios for the merger. Mr. D’Agliano’s analysis provided an independent determination of the merger exchange ratios for the Board of Directors’ reference as required under Chilean law.

Methodology

In connection with rendering his report on August 5, 2016, Mr. D’Agliano utilized the estimated economic valuation of Enersis Américas, Endesa Américas and Chilectra Américas’ equity as calculated by Providence Capital to calculate the merger exchange ratios presented in the final report. In rendering estimated economic valuations contained in the presentation dated August 5, 2016, Mr. D’Agliano and Providence Capital reviewed and considered, among other things, information provided by Enersis Américas, which consisted of historical financial information, macroeconomic assumptions, the 2016 budget, investment estimates, business plans and financial projections for each business for the period from 2016 to 2020, tariffs, financial debt information for Enersis Américas, Endesa Américas and Chilectra Américas as of June 30, 2016 and other information considered relevant for purposes of issuing the final report. Mr. D’Agliano and Providence Capital also received presentations from the management of Enersis Américas, Endesa Américas and Chilectra Américas regarding country-by-country operations, financial projections, investment estimates, and tax implications. The management of each such company further made themselves available for inquiries and responded to requests for additional information.

In addition, Mr. D’Agliano reviewed and considered the merger exchange ratios he calculated as well as the unaudited pro forma consolidated statement of financial position as of June 30, 2016 prepared by the management of Enersis Américas, reflecting the consolidated status of Enersis Américas to calculate the number of shares to be issued by Enersis Américas to be exchanged for outstanding Endesa Américas and Chilectra Américas shares upon consummation of the merger. The unaudited pro forma consolidated statement of financial position assumed the merger was approved and included the assets, liabilities, rights and obligations of Endesa Américas and Chilectra Américas as of June 30, 2016. Mr. D’Agliano further considered the consolidated interim financials of Endesa Américas and Chilectra Américas as of June 30, 2016.

In making the calculations presented in the final report, Mr. D’Agliano and Providence Capital used the methodologies described below.

DCF Method

Mr. D’Agliano’s and Providence Capital’s estimated economic valuations are based on the sum of the corresponding investments in generation, transmission, and distribution operations currently existing in Peru, Colombia, Brazil, and Argentina under the Discounted Cash Flow model (the “DCF method”), which utilized the financial statements of Enersis Américas, Endesa Américas and Chilectra Américas as of June 30, 2016. Specifically, the DCF method considered, among other things, (i) the operational cash flows of each of the controlled operating entities, either directly or indirectly, owned by Enersis Américas, Endesa Américas, or Chilectra Américas; (ii) each relevant country’s gross domestic product, inflation, exchange rate, commodity prices as well as other macroeconomic data obtained from various external sources; and (iii) the application of a calculated weighted average cost of capital (WACC) (implementing the capital asset pricing model).

Market Multiples Method

In addition to the DCF method, similar companies falling within the same sector and listed on the public stock exchanges (in Chile, Colombia, Peru, Brazil and Argentina) were selected as a basis for comparison to the results of the DCF method.

Transaction Multiples Method

The results of the DCF method were also compared to multiples used in transactions by companies similar to Enersis Américas, Endesa Américas and Chilectra Américas, all recently undertaken in Chile, Colombia, Peru, Brazil and Argentina.

The table below summarizes the estimated values of Enersis Américas, Endesa Américas and Chilectra Américas under each valuation methodology.

Notes: (1) Corresponds to 100% of the value of “S of shareholdings less holding discount” for Enersis Américas and “S of shareholdings less holding discount” of the minority shareholdings in Endesa Américas and Chilectras Américas. (2) Estimated tax compensation payable by the shareholders of Enersis Américas to the minority shareholders of Endesa Américas and Chilectra Américas, in relation to the net taxes already paid by Endesa Chile and Chilectra Chile, originated during the first stage of the corporate restructuring (corporate division).

Estimated Economic Valuation Results

The table below presents a summary of the estimated economic valuations of the equity of Enersis Américas, Endesa Américas and Chilectra Américas as of June 30, 2016 in millions of Chilean pesos. The valuations consider their corresponding investments in generation, transmission, and distribution operations in Argentina, Brazil, Colombia, and Peru.

ESTIMATED ECONOMIC VALUATIONS

	Enersis Américas (Ch$)	Chilectra Américas (Ch$)	Endesa Américas (Ch$)

Independent Appraiser Valuation as of June 30, 2016	5,987,757,234,743	575,209,520,633	2,684,560,810,120

Note: figures are in Chilean Pesos, according to the Observed Dollar as of July 1, 2016 (Ch$/US$ 661.37).

Preliminary Reports and Presentations by Pablo D’Agliano and Providence Capital

In addition to the final report of Mr. D’Agliano dated August 5, 2016 described above, preliminary written reports and presentations were provided to the Board of Directors of Enersis Américas on June 28, 2016 and July 27, 2016, which are referred to in this joint information statement/prospectus as the preliminary D’Agliano presentations.

The preliminary D’Agliano presentation dated June 28, 2016 contained information regarding Mr. D’Agliano and his deal team for the proposed assignment, a description of the process for performing the analysis, the valuation methodology being implemented by the team, and the degree of advancement of their work based on financial information as of May 31, 2016. In addition, Mr. D’Agliano provided a preliminary report and presentation dated July 27, 2016 to the Board of Directors, which was substantially similar to Mr. D’Agliano’s final report and presentation.

Copies of the preliminary D’Agliano presentations have been filed as exhibits to the Schedule 13E-3 filed with the SEC in connection with the merger, and will be made available for inspection and copying at the principal offices of Enersis Américas during its regular business hours by any interested holder of Enersis Américas shares or representative who has been so designated in writing. Copies may be obtained by requesting them in writing from Enersis Américas at the address provided in the section titled “Incorporation of Certain Information by Reference” of this joint information statement/prospectus.

Other

Mr. D’Agliano will receive a fee of approximately US$ 218,884 in connection with the delivery of the report. No portion of the fees payable to Mr. D’Agliano are contingent on the consummation of the merger. Enersis Américas has also agreed to reimburse Mr. D’Agliano reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Mr. D’Agliano against certain expenses and liabilities, including liabilities under the securities laws.

Except in connection with the report, Mr. D’Agliano or his affiliates did not provide any services to Enersis Américas or any of its associated or affiliated entities during the past two years.

Summary of Preliminary Referential Report of Prior Independent Appraiser of Enersis (Rafael Malla)

(This summary presents decimal designations in Chilean format so that the associated exhibits to the Schedule 13E-3 are in conformity.)

On September 15, 2015, the Board of Directors of Enersis S.A. (hereinafter “Enersis”) designated Rafael Malla as an independent appraiser (perito independiente) as required under Chilean law. Specifically, Mr. Malla was engaged to provide a preliminary referential report as to the estimated value and the estimated merger exchange ratio ranges of the merging companies in accordance with the Official Circular Number 15.443 promulgated by the Chilean Superintendency of Securities and Insurance.

Mr. Malla is a Partner at Deloitte Advisory Ltda. (“Deloitte Advisory”) and in appointing him, the Board of Directors of Enersis considered his experience as well as the fact that he holds a bachelor’s degree in Finance from the Universidad Mariano Egaña and an M.B.A. from the Universidad Adolfo Ibáñez.

On October 30, 2015, Mr. Malla delivered his report to the Board of Directors of Enersis that set forth:

•	the proposed merger exchange ratio ranges in connection with the merger, based on an economic valuation of the equity of Enersis Américas, Endesa Américas and Chilectra Américas prepared by Deloitte Advisory as of June 30, 2015.

Conclusion of Rafael Malla

Mr. Malla reported the following preliminary estimates of the merger exchange ratio ranges in connection with the merger:

	Endesa Américas	Chilectra Américas
Determined by the Independent Appraiser	2,3 – 2,8 Shares	4,1 – 5,4 Shares

These preliminary estimates of the merger exchange ratio ranges were prepared based on Deloitte Advisory Limitada’s preliminary estimates of the value of the merging companies both before and after the merger, which were as follows:

The full text of these conclusions and Mr. Malla’s preliminary referential report dated October 30, 2015 has been filed as an exhibit (Exhibit (c)(10)(A)) to the Schedule 13E-3. The preliminary referential report outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Mr. Malla in rendering his preliminary referential report. The description of Mr. Malla’s preliminary referential report contained herein is qualified in its entirety by reference to the full text of the report. Holders of Enersis shares are urged to read the preliminary referential report carefully in connection with their consideration of the proposed transaction.

Mr. Malla’s conclusions speak only as of the date of his preliminary referential report, which was prepared for the exclusive use and knowledge of the management, the Board of Directors and shareholders of Enersis. Therefore, the preliminary referential report should not be used for any other purpose without his knowledge. It does not address the underlying business decision of Enersis to engage in the reorganization or any other aspect of the transaction and is not a recommendation to any holder of Enersis shares as to how such holder of Enersis shares should vote at the special meeting with respect to the merger or any other matter.

The Board of Directors of Enersis determined the merger exchange ratios for the merger. Mr. Malla’s analysis provided an independent estimation of the merger exchange ratios ranges for the Board of Directors’ reference as required under Chilean law.

Methodology and information utilized by Rafael Malla

In rendering the preliminary referential report and the conclusions contained therein, Mr. Malla relied upon:

(a)	General information provided by Management regarding the structure of the Proposed Transaction;

(b)	the economic valuation of Enersis Américas, Endesa Américas and Chilectra Américas’ equity prepared by Deloitte Advisory, which is an addendum to the preliminary referential report, detailed in the “Valuation Memorandum: Estimated values as of June 30, 2015 of the entities to be merged: Endesa Américas, Chilectra Américas and Enersis Américas;”

(c)	Information provided by Management, based on the number of shares of the company Enersis Americas (“Absorbing Company”), and the number of shares of the companies Endesa Americas and Chilectra Americas (“Absorbed Companies”); and

(d)	Relevant hypothesis about the Reorganization, provided by the Administration; (i) a net financial debt position (corresponding to the current and non-current financial debt net of cash and cash equivalents) of Enersis Americas in the amount of CLP$ -585.427 million; and (ii) a net financial debt position (corresponding to the current and non-current financial debt net of cash and cash equivalents) of Endesa Americas in the amount of CLP$ -20.086 million; (ii) a net financial debt position (corresponding to the current and non-current financial debt net of cash and cash equivalents) of Chilectra Americas in the amount of CLP$ -5.650 million.

Estimated Economic Valuation by Deloitte Advisory Limitada

As discussed above, Mr. Malla reviewed Deloitte Advisory calculation of the estimated economic valuation of Enersis Américas, Endesa Américas and Chilectra Américas’ equity. In preparing the economic valuations, Deloitte Advisory reviewed and considered, among other things, information provided by Enersis, which consisted of historical financial information, macroeconomic assumptions, the 2015 budget, investment estimates, business plans and financial projections for each business, information on new generation plants, termination and concession renewals, generation capacity, the volume of energy sold, and tariffs. Deloitte Advisory also received presentations from the management of Enersis, Endesa Chile and Chilectra on their financial projections, investment estimates, and tax implications. Management also responded to queries and requests for additional information.

The tables below present a summary of the economic valuations of the equity of Enersis Américas, Endesa Américas and Chilectra Américas as of June 30, 2015 in CLP and USD using the Observed Exchange Rate of Ch$ 634,58 per U.S. dollar as of June 30, 2015). The valuations consider their corresponding investments in generation, transmission, and distribution operations in Argentina, Brazil, Colombia, and Peru.

Notes:

(1)	Low-High valuation range obtained through sensitivity analysis of the discount rate (WACC), and perpetuity growth rate (where applicable).
(2)	Reference exchange rate (June 30, 2015): CLP/USD 634,58 (Source: Banco Central de Chile)

Deloitte Advisory economic valuation is based on the financial projections provided by the management of Enersis, Endesa Chile and Chilectra, prepared on information generated from internal operating models, to which Deloitte Advisory did not have access. However, Deloitte Advisory did have access to management’s technical teams and was able to analyze these financial projections. In performing its reviews and analyses and in rendering its economic valuations, Deloitte Advisory relied on the integrity, accuracy, and complete presentation of all financial information, data, advice, reports, or representations obtained from public sources, the Board of Directors and management of Enersis, as well as other representative parties. Deloitte Advisory further prepared its findings based on current economic conditions, financials, and the existing business in general as of the date of the preliminary referential report. Moreover, Deloitte Advisory’s estimated economic valuation:

•	must be considered as a whole by the reader as selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses could create an incomplete view of the evaluation process underlying its valuation;

•	is based on the transaction alone and not on any subsequent activities to the transaction;

•	is limited to a financial perspective of the transaction and not the strategic aspects of the transaction;

•	does not provide a report for selecting the best possible option for the transaction;

•	represents the impartial report of an appraiser and not a statement of facts;

•	has been prepared for the Board of Directors of Enersis as a factor, among others, that it will consider when determining whether the transaction is in the best interest of Enersis;

•	should not be interpreted as a recommendation to the management, the Directors’ Committee, or the Board of Directors of Enersis, as to how to vote, or whether to proceed with the transaction;

•	does not constitute a calculation, estimation or comprehensive valuation of Enersis Américas, Endesa Américas, and Chilectra Américas or their shares.

•	along with anything else in the presentation, should not be construed as a legal interpretation, a report on any contract or document, or a recommendation for investing or not investing. The persons who prepared the economic valuation utilized their best comprehension and knowledge and acted independently and objectively.

Methodologies Utilized by Deloitte Advisory

DCF Method

Deloitte Advisory’s estimated economic valuations are based on the sum of the parts using the corresponding investments in generation, transmission, and distribution operations currently existing in Peru, Colombia, Brazil, and Argentina under the Discounted Cash Flow model (the “DCF method”). Specifically, the DCF method considered:

•	Financial Projections (including projected income statement, balance sheet, working capital and CAPEX) for the period 2015-2020;

•	Presentations of management expectations for the different markets of the group;

•	Details of projected revenues (including Generation and/or sale of energy, projected prices, etc.);

•	Financial statements as of June 30, 2015 in excel format;

•	Pro-forma balance sheets of the entities as of September 30, 2015;

•	Net financial debt (pro forma) of the entities as of June 30, 2015; and net financial debt of its subsidiaries as of June 30, 2015;

•	Each relevant country’s gross domestic product, inflation, exchange rate, and commodity prices as obtained from various external sources;

•	Periods that run concurrently with existing concession periods, the operating capacity of each plant, and the type of business in each market;

•	Defined period for those concessions that will be terminated and not renewed and the recovery of the residual asset values in those concessions that include this compensation clause; and

•	Only those projects that are currently under development or approved for development during the projection period.

The table below sets forth the estimated values for Enersis Américas, Endesa Américas and Chilectra Américas under the DCF method.

Market Multiples Method

In addition to the DCF method, multiples of market prices of similar companies in the same sector and listed on stock exchanges were selected as a basis for comparison to the results of the DCF method. This analysis aims to assess the reasonableness of the result of the valuation by Discounted Cash Flow (DCF) through the implied valuation multiples based on Business Enterprise Value (hereinafter “BEV”) and Earnings before interest, taxes, depreciation and amortization (hereinafter “EBITDA”), BEV/EBITDA 2015E, which was compared to the market multiple of comparable companies. For purposes of this analysis, the following types of public companies were considered:

•	Power generators and distributors in emerging markets (Latin America).

•	Power generators and distributors in developed markets (USA).

The graphs below show the comparison of the results of the DCF and market multiples:

Market Capitalization

The results of the DCF method were further compared to the equity market capitalizations of Enersis Américas, Endesa Chile, Chilectra and their listed subsidiaries such as Edegel, Edelnor, Piura, Coelce and Ampla.

Preliminary Presentations by Rafael Malla

In addition to the October 30, 2015 preliminary referential report, Mr. Malla provided to the Board of Directors a presentation as of the same date summarizing such preliminary referential report.

The full text of this presentation dated October 30, 2015 has been filed as an exhibit (Exhibit (c)(10)(B)) to the Schedule 13E-3.

Copies of the October 30, 2015 preliminary referential report and the October 30, 2015 presentation mentioned above have been filed as exhibits to the Schedule 13E-3 filed with the SEC in connection with the merger and will be made available for inspection and copying at the principal offices of Enersis Américas during its regular business hours by an interested holder of Enersis Amerícas shares or representative who has been so designated in writing. A copy of the October 30, 2015 preliminary referential report is also available on the Enersis Amerícas website. Copies may be obtained by requesting them in writing from Enersis Américas at the address provided in the section titled “Incorporation of Certain Information by Reference” of this joint information statement.

Other

The total fees paid to Mr. Malla and Deloitte Advisory Limitada in connection with the delivery of the preliminary referential report with respect to the merger amount to approximately US$ 415 thousand.

No portion of such fees was contingent on the consummation of the Reorganization. Enersis S.A. also reimbursed reasonable out-of-pocket expenses in connection with its engagement and agreed to indemnify Mr. Malla and Deloitte Advisory Limitada against certain expenses and liabilities, including liabilities under the securities laws.

During the past two years, Deloitte Advisory provided the following advisory services to Enersis and its associated or affiliated entities: (i) in 2014, Deloitte Auditores y Consultores Limitada (an affiliate) was engaged as advisor to prepare a sustainability report to Enersis S.A.; (ii) in 2015, Deloitte Advisory Limitada was engaged as advisor to develop a model of social compensation to Enel Green Power; (iii) in 2015, Deloitte Advisory Limitada was engaged as an independent appraiser with respect to a Purchase Price Allocation for the Acquisition of Gas Atacama. The fees paid to Deloitte Advisory Limitada in connection with the foregoing activities were not, in the aggregate, financially material to Deloitte Advisory Limitada and its affiliates.

Summary of Report of Independent Valuator of Enersis Américas (Itaú Argentina)

On May 27, 2016, the Board of Directors of Enersis Américas engaged Banco Itaú Argentina S.A. (“Itaú Argentina”) as an independent valuator to evaluate the merger as a related party transaction under Chilean law and provide a report in accordance with Article 147 of the Chilean Companies Act, which requires that a merger be beneficial to the corporate interest of the company participating in the transaction. Itaú Argentina was chosen by the Board as the independent valuator based on the fact that Itaú Argentina is a global investment bank with a strong track record of valuations and energy transactions throughout the world and knowledge of the energy industry.

Itaú Argentina acted as independent valuator to the Board of Enersis Américas in connection with the proposed merger. At the August 5, 2016 meeting of the Board, Itaú Argentina delivered its report, that, based upon and subject to the factors and assumptions, matters considered and limits of review set forth in its written report, as of August 5, 2016, the merger is beneficial to the corporate interest of Enersis Américas and that the merger conditions are consistent with the market as of such date. Itaú Argentina’s complete report is attached as Annex I to this joint information statement/prospectus. The report outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Itaú Argentina in rendering its report. The description of the report set forth below is qualified in its entirety by reference to the full text of the report. Holders of Enersis Américas shares are urged to read the entire report carefully in connection with their consideration of the proposed merger.

In rendering its report, Itaú Argentina performed a variety of financial analyses. The summary below is not a complete description of the analyses underlying Itaú Argentina’s report or the presentation made by Itaú Argentina to the Board of Enersis Américas, but is a summary of all material analyses performed and presented by Itaú Argentina. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a report is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description and must be considered as a whole, and selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its report. Additionally, no company included in Itaú Argentina’s comparative analyses described below is identical to Enersis Américas and no transaction is identical to the proposed merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Enersis Américas and the companies to which it is being compared. In arriving at its report, Itaú Argentina did not attribute any particular weight to any analysis or factor that it considered. Rather, Itaú Argentina made its determination in respect of the proposed merger in accordance with the requirements of Article 147 of the Chilean Companies Act on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

Itaú Argentina prepared its report to the Board of Enersis Américas in accordance with the requirements of Article 147 of the Chilean Companies Act and such report does not address the fairness, from a financial point of view, of the proposed merger and cannot be construed as a fairness opinion as such term is typically understood in the United States.

Itaú Argentina’s report speaks only as of the date of the report and was directed to the Board.

In connection with rendering its report on August 5, 2016, Itaú Argentina reviewed and considered, among other things:

•	Financial and operating information, including historical financial statements for Enersis Américas, Endesa Américas and Chilectra Américas;

•	Presentations made by the management of Enersis Américas, Endesa Américas, Chilectra Américas and operating assets regarding the current landscape in the different geographies and business lines;

•	Internal financial analysis and forecast (business plans) for the entities under consideration prepared by Enersis Américas, Endesa Américas, Chilectra Américas and approved for its use by the respective Boards of Directors;

•	Legal information and analysis related to the outstanding net debt of the entities under consideration, the allocation in the context of the proposed merger transaction, and information on intercompany loans;

•	Other information including regulatory models for selected generation and distribution assets and selected analysts research reports;

•	Management presentations with members of senior management of Enersis Américas, Endesa Américas and Chilectra Américas, regarding their assessment of the past and current business operations, financial condition and future prospects of the assets under consideration;

•	The potential distribution of a Ch$ 120 billion dividend by Chilectra Américas to its shareholders, subject to approval by Chilectra Américas’ shareholders at the extraordinary shareholders’ meeting to vote on the proposed merger; and

•	A Q&A process with the parties involved in the proposed merger transaction.

In preparing its report, Itaú Argentina used publicly available information, as well as information provided by Enersis Américas, its affiliates, related persons and advisers, none of which has been independently verified by Itaú Argentina. Consequently, Itaú Argentina does not warrant its completeness or accuracy.

Itaú Argentina’s report does not constitute a recommendation to the Board of Enersis Américas with respect to the merger.

Scope of Engagement

In accordance with Article 147 of the Chilean Companies Act, Itaú Argentina was tasked with analyzing the effects and potential impacts of the merger, including whether the merger is beneficial to the corporate interest of Enersis Américas and that the merger conditions are consistent with the market at the time of its approval.

Overall Conclusion and Valuation Results

Itaú Argentina concluded that the proposed merger transaction is beneficial to the corporate interest of Enersis Américas from a strategic perspective because it will streamline the decision-making process, have a positive effect on the equity story and potentially reduce the “holding company” discount, increase liquidity, increase research coverage, have a limited impact on investor base and likely have no impact on credit ratings.

Itaú Argentina has concluded that merger exchange ratios would need to fall into the following ranges in order to be beneficial to the corporate interest of Enersis Américas:

•	2.04-2.82 shares of Enersis Américas for each share of Endesa Américas; and

•	2.98-4.31 shares of Enersis Américas for each share of Chilectra Américas.

The table below summarizes Itaú Argentina’s analysis of the merger exchange ratios based on different valuation methodologies.

Source: Enersis Américas, EOC Américas and Chilectra Américas information and Itaú BBA

Note: Amount of the planned dividend is CLP120,000 mm (US$184 mm at a 650.84 CLP/USD exchange ratio, based on the closing price of July 21st, 2016)

Because the proposed merger exchange ratios are within the ranges above, Itaú Argentina stated in its report that the merger is beneficial to the corporate interest of Enersis Américas.

Notwithstanding Itaú Argentina’s analysis, the Board of Enersis Américas has made the final determination of the merger exchange ratios for the transaction.

Methodology

Itaú Argentina first examined the strategic considerations for the merger, including analysis of the impact of a simplified corporate structure, the impact on the potential public valuation, the impact on stock liquidity, and the impact on Enersis Américas’ credit rating. Itaú Argentina then completed a valuation analysis, which individually valued the assets of each of Enersis Américas, Endesa Américas and Chilectra Américas using a discounted cash flow (DCF) analysis, completed a comparable companies trading multiple analysis, and reviewed implied multiples in comparable precedent transactions. Itaú Argentina combined the individual asset valuations using a sum of the parts valuation. Finally, the sum of the parts valuations for each of Enersis Américas, Endesa Américas and Chilectra Américas were used to estimate exchange ratio ranges with respect to Chilectra Américas and Endesa Américas.

Valuation Considerations – Discounted Cash Flow, Transaction & Trading Multiples

To calculate the DCF, Itaú Argentina used operating and financial projections by asset, macroeconomic information, corporate tax rates and regulatory and market assumptions per asset provided by each of Enersis Américas, Endesa Américas and Chilectra Américas. The terminal value calculations were based on adjusted perpetuity cashflows, took into consideration inflation rates and replacement capital expenditure for generation assets and limited projections to the end of a concession term for selected assets. Itaú Argentina also calculated different weighted average cost of capital (WACC) depending on different types of business and countries.

Itaú Argentina used multiples of enterprise value based on last twelve month EBITDA as well as estimated 2016 and 2017 EBITDA to calculate trading and transaction multiples for each individual asset under consideration. Comparable companies and comparable precedent transactions were selected based on country and business segment.

Strategic Considerations

Itaú Argentina analyzed the following strategic considerations:

•	Simplified corporate structure — by analyzing the impact on decision-making processes, efficiency and centralization of corporate functions;

•	Potential public valuation impact — by analyzing the equity story and transparency for research analysts and investors and the potential for a reduction in “holding company” discount;

•	Impact on stock liquidity — by analyzing the possibility of increasing liquidity and the impact on research coverage and market visibility as well as potential changes to the investor base; and

•	Impact on credit rating — by analyzing the impact a change in the credit rating could have.

Preliminary Presentations by Itaú Argentina

In addition to the August 5, 2016 report described above, which included financial information as of June 30, 2016, Itaú Argentina also made preliminary written presentations to the Board of Enersis Américas on June 28, 2016 and July 27, 2016, which included financial information as of May 31, 2016 and June 30, 2016, respectively. The preliminary Itaú Argentina presentation consisted of various summary data and analyses that Itaú Argentina utilized in formulating its preliminary perspective on the merger, were for discussion purposes only, and did not present any definitive findings or make any recommendations or constitute its report, or any part of its report, of Itaú Argentina with respect to the advisability of the merger exchange ratios. The only presentation in which Itaú Argentina presented its findings with respect to the advisability of the merger exchange ratios was Itaú Argentina’s August 5, 2016 report described above. The preliminary Itaú Argentina presentations contained substantially similar analyses as described above in connection with the delivery of Itaú Argentina’s final report.

Copies of the June 28, 2016 and July 27, 2016 preliminary presentations have been filed as exhibits to the Schedule 13E-3 filed with the SEC in connection with the merger and will be made available for inspection and copying at the principal offices of Enersis Américas during its regular business hours by any interested holder of Enersis Américas shares or representative who has been so designated in writing. Copies may be obtained by requesting them in writing from Enersis Américas at the address provided in the section titled “Incorporation of Certain Information by Reference” of this joint information statement/prospectus.

Other

Itaú Argentina was engaged by the Board of Enersis Américas on May 27, 2016, as independent valuator to evaluate the merger as a related party transaction under Chilean law and provide a report in accordance with Article 147 of the Chilean Companies Act and will receive a fee of US$ 575,000. No portion of the fees payable to Itaú Argentina is contingent on the consummation of the merger.

During the two years before Itaú Argentina was first contacted about its potential engagement by the Board of Enersis Américas, Itaú Argentina or its affiliated entities provided the following financial advisory services to Enersis Américas or its associated and affiliated entities: (i) in 2014, Itaú Brasil was engaged as financial advisor for Coelce’s tender offer in Brazil; (ii) in 2014, Itaú Chile was engaged as financial advisor for Dock Sud’s capital increase in Argentina; and (iii) in 2015, Itaú Chile was engaged as financial advisor for the Board of Directors of Chilectra for the spin-off by Chilectra of Chilectra Américas. The fees paid to Itaú Argentina or its affiliated entities, as applicable, in connection with the foregoing activities are not, in the aggregate, financially material to Itaú Argentina and its affiliated entities.

Summary of Report of Additional Independent Valuator of Enersis Américas (Credicorp Capital)

Following completion of the Spin-Offs and the judgment by the Santiago Court of Appeals on March 22, 2016 that determined the merger to be a related party transaction under Chilean law, the Directors’ Committee of the Board of Directors of Enersis Américas appointed Credicorp Capital Asesorĺas Financieras S.A., formerly known as IM Trust Asesorĺas Financieras S.A. (“Credicorp Capital”), as an additional independent valuator pursuant to Chilean law. Specifically, Credicorp Capital was engaged to evaluate the merger in the context of the Proposed Transaction (as such term is defined below) as a related party transaction under Chilean law and provide an opinion in accordance with Article 147 of the Chilean Companies Act. Credicorp Capital was appointed by the Directors’ Committee as an independent valuator because it is a regional investment bank with an extensive track record in valuations and energy transactions in Latin America and has a broad knowledge of the energy industry.

Credicorp Capital acted as an additional independent valuator of Enersis Américas in connection with the proposed merger in the context of the Proposed Transaction. At the August 5, 2016 meeting of the Directors’ Committee, Credicorp Capital delivered its final written opinion that the merger, in the context of the Proposed Transaction, is in the best corporate interest of Enersis Américas and that the merger conditions, in the context of the Proposed Transaction, are consistent with the prevailing market conditions as of such date. The full text of Credicorp Capital’s opinion is attached as Annex J to this joint information statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Credicorp Capital in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Enersis Américas shares are urged to read the entire opinion carefully in connection with their consideration of the proposed merger, in the context of the Proposed Transaction.

Credicorp Capital’s opinion speaks only as of the date of the opinion and was directed to the Directors’ Committee of Enersis Américas. Credicorp Capital’s opinion is meant to help the Directors Committee and the Board of Directors of Enersis Américas carry out its own evaluation of the merger. The Board of Enersis Américas has carried out its own analysis and has determined the merger exchange ratios for the merger.

In connection with rendering its opinion on August 5, 2016, Credicorp Capital reviewed and considered, among other things:

•	Presentations made to the Board of Directors by the management of Enersis Américas in connection with the merger and the tender offer (the “Proposed Transaction”);

•	Presentations made by the management of Enersis Américas with respect to the operations of the different affiliates across the various markets;

•	Historical financial statements of Enersis Américas, Endesa Américas and Chilectra Américas as of June 30, 2016;

•	Projected financials prepared by the management of Enersis Américas for 2016-2020 for each of the companies involved in the merger, based on the business plan for each asset and the market conditions in the respective countries;

•	Information and estimates in connection with the Proposed Transaction;

•	Meetings with the management and technical teams of Enersis Américas;

•	Public information available in the market including financial information, market services and analyst reports; and

•	The potential distribution of a Ch$ 120 billion dividend by Chilectra Américas to its shareholders, subject to approval by Chilectra Américas’ shareholders at the extraordinary shareholders’ meeting to vote on the proposed merger.

In performing its reviews and analyses and in rendering its opinion, Credicorp Capital relied exclusively on the information provided by Enersis Américas and made numerous assumptions. Credicorp Capital did not undertake an independent verification of the truthfulness, accuracy or completeness of any of the information it was provided. The conclusions included in the opinion are Credicorp Capital’s views and opinions with respect to the Proposed Transaction as of the date of its opinion. The conclusions in the opinion are based on assumptions and information available to Credicorp Capital as of the date of its opinion, which may have changed, or may change, after such date.

Scope of Engagement

Credicorp Capital was tasked with analyzing the effects and potential impacts of the Proposed Transaction for Enersis Américas, including whether the merger, in the context of the Proposed Transaction, is in the best corporate interest of Enersis Américas and whether the merger conditions, in the context of the Proposed Transaction, are consistent with prevailing market conditions.

Overall Conclusion and Valuation Results

Credicorp Capital determined that the proposed merger exchange ratios provide an implicit cost for Enersis Américas of US$ 145 million, equivalent to 1.67% of the market capitalization of Enersis Américas. This determination was based on the mid-point of Credicorp Capital’s exchange ratios estimate, which were 2.55 shares of Enersis Américas for each Endesa Américas share and 3.67 shares of Enersis Américas for each Chilectra Américas share.

Credicorp Capital also concluded that the Proposed Transaction has the potential to generate economic benefits for Enersis Américas of US$ 178 million, which reflects the mid-point of Credicorp Capital’s estimate. These potential benefits include synergies in operating expenses, tax impacts, potential holding discount savings, and potential savings in Enersis Américas’ structural indebtedness costs.

Based on the above, Credicorp Capital estimated a potential net benefit for Enersis Américas of US$ 33 million (equivalent to 0.37% of Enersis Américas’ market capitalization).

In addition, Credicorp Capital concluded that the Proposed Transaction could generate potential benefits from a strategic and managerial standpoint. The Proposed Transaction eliminates cross-shareholding participations among Enersis Américas, Endesa Américas and Chilectra Américas allowing for alignment of interests in the operative subsidiaries, greater cost and time efficiency in the decision-making process, direct access to cash flows and a reduction of minority interests at Enersis Américas.

Finally, Credicorp Capital noted that the market seems to validate for the proposed conditions of the Proposed Transaction based on the fact that, with reasonable liquidity, (i) the stock prices of Enersis Américas and Endesa Américas have been trading at an implicit exchange ratio above the exchange ratio of Enersis Américas shares for Endesa Américas shares based on the tender offer price and below the proposed Endesa Américas merger exchange ratio; and (ii) the stock price of Endesa Américas has been trading above the Endesa Américas share price proposed in the tender offer.

Based on the foregoing, Credicorp Capital concluded that the merger, in the context of the Proposed Transaction, is in the best corporate interest of Enersis Américas and that the merger conditions, in the context of the Proposed Transaction, are consistent with the prevailing market conditions as of the date of Credicorp Capital’s opinion.

Methodology

Credicorp Capital first valued each of Enersis Américas, Endesa Américas and Chilectra Américas using both discounted cash flow (“DCF”) analysis, and multiples and share prices analysis. Based on these valuations, Credicorp Capital estimated a fair value for the merger exchange ratios of Enersis Américas shares for shares of Endesa Américas and Chilectra Américas. Next, Credicorp Capital compared the cost of the merger based on Credicorp Capital’s calculated merger exchange ratios against the increased value that the Proposed Transaction’s exchange ratios would provide to Enersis Américas and analyzed the resulting figure’s impact on Enersis Américas.

Credicorp Capital then analyzed the factors of the Proposed Transaction that could have other potential impacts on the value of Enersis Américas. These included cash flow factors such as potential savings and synergies at the holding level of Enersis Américas and tax impacts, as well as market factors such as potential holding discount savings, the effect on stock market liquidity and the effect on Enersis Américas’ structural indebtedness costs. Finally, Credicorp Capital considered whether the Proposed Transaction made strategic sense for Enersis Américas.

Discounted Cash Flow (DCF)

Credicorp Capital valued the DCF for each of the companies involved in the merger by using base projections provided by Enersis Américas in June 2016, which considered exchange rates, inflation and GDP growth, as well as the macroeconomic situation in each relevant country. Credicorp Capital then developed discount rate and weighted average cost of capital (WACC) criteria according to actual market conditions. For purposes of calculating the terminal value of each asset, Credicorp Capital used an enterprise value/EBITDA multiple, considering the terminal EBITDA estimated for the year 2021. The only exception was for assets at the end of a concession period or useful life in which case the flows were discounted to the end of the concession period or useful life. Credicorp Capital used a sum of the parts methodology to calculate DCF for each asset of Enersis Américas, Endesa Américas and Chilectra Américas.

The table below sets forth the valuation ranges for Enersis Américas, Endesa Américas and Chilectra Américas under the DCF analysis.

Multiples

Credicorp Capital used multiples of comparable public companies in the market based on type of business and country, or, for public companies with relevant liquidity, based on market capitalization, to value each of the assets of Enersis Américas, Endesa Américas and Chilectra Américas. Credicorp Capital used a sum of the parts methodology for each of Enersis Américas, Endesa Américas and Chilectra Américas.

The table below sets forth the valuation ranges for Enersis Américas, Endesa Américas and Chilectra Américas under the multiples analysis.

Share Price Determination

As set forth in the table below, Credicorp Capital used the results from its DCF and multiples’ sum of the parts valuations to determine a share price based on the average results of those two methodologies and Enersis Américas market discount.

Proposed Merger Exchange Ratios

Based on the DCF and multiples’ valuations, Credicorp Capital set out its proposed fair merger exchange ratios. These proposed merger exchange ratios were adjusted to incorporate the economic compensation, agreed by Enersis Américas, Endesa Américas and Chilectra Américas when the Spin-Offs were approved, relating to Enersis Américas paying (through the merger exchange ratios) for its pro-rata share of the tax costs incurred by Endesa Chile and Chilectra Chile as a result of the Spin-Offs.

The tables below set the proposed merger exchange ratios and ranges for each of Endesa Américas and Chilectra Américas.

(1)	Tax compensations of USD 149 million, amount that EOC Chile and Chilectra Chile incurred as tax expenses during the first phase of the Proposed Transaction. The parties have agreed that this compensation shall be included in the exchange ratios and the amount shall be evenly distributed among the parties based on the participations of ENIA, EOCA and CHIA in ENIA post Merger
(2)	Regarding the exchange ratio of ENIA shares for CHIA shares, as informed by the Company’s management, an adjustment to the exchange ratio from 5.0 to 4.0 will be submitted for consideration of ENIA’s Board of Directors on August 5, 2016. Such adjustment is in accordance with the potential distribution of CLP 120 billion dividend by CHIA to its shareholders, which is subject to approval by CHIA’s shareholders at the extraordinary shareholders’ meeting to vote on the Merger

Economic Impact of the Proposed Merger Exchange Ratios

Credicorp Capital calculated the expected costs of the proposed merger exchange ratios and concluded that if all of the minority shareholders of each of Endesa Américas and Chilectra Américas were to participate in the merger, the Proposed Transaction would have an implicit cost to Enersis Américas of US$ 145 million, which is equivalent to 1.67% of Enersis Américas’ market capitalization.

Potential Benefits of the Proposed Transaction

Credicorp Capital determined that the Proposed Transaction could result in positive cash flow and market benefits for Enersis Américas, including (i) potential synergies resulting in efficiencies and savings for years to come (estimated net present value for Enersis Américas of US$ 48 million); (ii) tax impacts as a result of the Proposed Transaction (estimated net present cost for Enersis Américas of US$ 17 million); (iii) the potential for a holding discount savings between 0% and 10% of Enersis Américas’ equity interest in Endesa Américas (value of US$ 0 to US$ 218 million); (iv) a positive effect on Enersis Américas’ stock liquidity (although this was not expected to have a significant effect on the value of Enersis Américas); and (v) a positive effect on Enersis Américas’ risk profile, potentially reducing Enersis Américas’ structural indebtedness costs (value of US$ 0 to US$ 76 million). The result of the analysis was potential market and cash flow benefits for Enersis Américas (in the mid-point of the estimations) of US$ 178 million (2.04% of Enersis Américas’ market capitalization).

Potential Strategic and Management Benefits

Credicorp Capital also concluded that there would be benefits from aligning the interests of affiliated companies, increasing efficiency in the decision-making process, having direct access to cash flows owed and reducing minority interests at Enersis Américas.

Preliminary Presentations by Credicorp Capital

In addition to the August 5, 2016 opinion described above, Credicorp Capital also provided preliminary written presentations to the Directors’ Committee on July 27, 2016 and June 28, 2016. The preliminary written presentation delivered on July 27, 2016 contained information and analysis regarding the Proposed Transaction that is substantially identical to the information contained in the final opinion dated August 5, 2016, except for the fact that the July 27, 2016 preliminary written presentation considered (i) a proposed Chilectra Américas merger exchange ratio of 5.0 instead of 4.0; and (ii) a withdrawal right limit for the shareholders of Endesa Américas of up to 7.72% of Endesa Américas shares instead of up to 10.00% of Endesa Américas shares.

The preliminary written presentation dated June 28, 2016 contained information and analysis regarding the Proposed Transaction that are substantially similar to the information contained in the preliminary written presentation dated July 27, 2016. The main differences were that the preliminary written presentation dated June 28, 2016 used financial information as of May 31, 2016 instead of June 30, 2016, the market information used was as of June 21, 2016 instead of July 20, 2016, a potential dividend payment of Ch$ 120 billion Chilean pesos from Chilectra Américas was not considered and the potential synergies and tax impacts for Enersis Américas as a result of the Proposed Transaction included information that was made available as of June 28, 2016.

Separately, in connection with obtaining the shareholder approvals of the Spin-Offs and pursuant to the requirements under the July 2015 SVS Letters, Credicorp Capital was designated as a financial advisor to the Directors’ Committee of Enersis Américas on August 25, 2015 to deliver a written presentation in accordance with Article 147 of the Chilean Companies Act as if it were an independent valuator in the context of a related party transaction under Chilean law. As a financial advisor to the Directors’ Committee, Credicorp Capital provided a final written presentation dated November 2, 2015 and preliminary written presentations on the following dates:

•	September 8, 2015

•	October 13, 2015

•	October 23, 2015

•	October 27, 2015

The preliminary written presentation dated September 8, 2015 provided then-current market and structural information on Enersis Américas, an initial discussion of the proposed transactions, and preliminary views on the valuation methodology and the impact of the proposed Reorganization transactions on Enersis Américas.

The preliminary written presentation dated October 13, 2015, October 23, 2015, October 27, 2015 and November 2, 2015 expanded on the September 8, 2015 presentation, providing a more detailed analysis and preliminary views on the proposed Reorganization transactions as a whole.

The final written presentation dated November 2, 2015 contained information as to whether the proposed Reorganization transactions as a whole, including the merger, was in the best interest of Enersis Américas and whether the economic terms of the merger were consistent with the prevailing market conditions as of such date. The written presentation dated November 2, 2015 used pro forma financial information as of June 30, 2015 and did not review the tender offer, as the decision to conduct the tender offer had not yet been made as of such date.

Copies of the September 8, 2015, October 13, 2015, October 23, 2015, October 27, 2015, November 2, 2015, June 28, 2016 and July 27, 2016 written presentations have been filed as exhibits to the Schedule 13E-3 filed with the SEC in connection with the merger and will be made available for inspection and copying at the principal offices of Enersis Américas during its regular business hours by any interested holder of Enersis Américas shares or representative who has been so designated in writing. Copies may be obtained by requesting them in writing from Enersis Américas at the address provided in the section titled “Incorporation of Certain Information by Reference” of this joint information statement/prospectus.

Other

Credicorp Capital was paid a fee of approximately US$ 860,000 in connection with Credicorp Capital’s role as financial advisor to the Directors’ Committee of Enersis Américas (in connection with Credicorp Capital’s engagement on August 25, 2015), and approximately US$ 597,000 will be paid in connection with the final opinion dated August 5, 2016 with respect to the merger. No portion of the fees payable to Credicorp Capital is contingent on the consummation of the merger. Enersis Américas has also agreed to reimburse Credicorp Capital reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Credicorp Capital and its affiliates against certain expenses and liabilities.

Credicorp Capital and its affiliated entities provided the following financial advisory service to Enersis Américas or one of its associated or affiliated entities during the past two years: Credicorp Capital was engaged in 2014 as an independent valuator for Central Dock Sud S.A.’s capital increase in Argentina. The fees paid to Credicorp Capital or its affiliated entities, as applicable, in connection with the foregoing activity was not, in the aggregate, financially material to Credicorp Capital and its affiliated entities.

Projections Summary

The respective managements of Enersis Américas, Endesa Américas and Chilectra Américas furnished the independent appraisers, independent valuators, and international financial advisors projections for the five-year period 2016 – 2020 assuming completion of the Spin-Offs. Neither Enersis Américas, Endesa Américas nor Chilectra Américas publicly disclose management projections of the type provided to the independent appraisers, independent valuators, and international financial advisors in connection with their calculations of the estimated exchange ratios, and such projections were not prepared with a view toward public disclosure. Those projections were based on market and macroeconomic variables that are inherently uncertain and are beyond the control management, including:

•	Exchange rate differences, inflation, and GDP growth;

•	Commodity prices, including Brent Oil, Henry Hub Gas, Coal API2, and WTI prices; and

•	Market conditions in the countries where the companies and their subsidiaries operate, such as hydrological conditions and the increase in electricity demand.

Below is a summary of the material financial projections provided to the independent appraisers, independent valuators, and international financial advisors with respect to Enersis Américas, Endesa Américas and Chilectra Américas.

Enersis Américas consolidated

	2016	2017	2018	2019	2020
	In thousands of Ch$
Total Revenues	5,123,169,717	5,772,430,031	6,401,649,793	7,135,647,751	7,534,109,094
EBITDA	1,668,514,349	1,809,682,522	2,002,500,403	2,182,674,976	2,198,916,223
Operating Income	1,322,015,646	1,444,483,020	1,619,075,915	1,777,709,044	1,790,995,266
Net Income	659,772,153	763,107,472	879,214,004	1,023,898,125	1,013,493,396
Capex	(876,296,514)	(733,985,786)	(705,503,146)	(780,306,009)	(770,321,033)

Endesa Américas consolidated

	2016	2017	2018	2019	2020
	In thousands of Ch$
Total Revenues	1,365,020,116	1,356,132,710	1,515,066,048	1,552,573,010	1,515,111,686
EBITDA	705,935,915	717,945,587	791,524,471	844,363,493	823,974,970
Operating Income	598,723,849	600,290,517	671,419,515	721,951,654	698,579,581
Net Income	378,841,276	358,998,480	429,390,217	507,540,208	485,349,464
Capex	(151,396,783)	(117,051,590)	(116,101,836)	(77,409,710)	(115,561,739)

Chilectra Américas consolidated

	2016	2017	2018	2019	2020
	In thousands of Ch$
Total Revenues(1)	—	—	—	—	—
EBITDA	(2,603,994)	(1,534,646)	(1,605,646)	(1,674,684)	(1,762,291)
Operating Income	(2,603,994)	(1,534,646)	(1,605,646)	(1,674,684)	(1,762,291)
Net Income	27,633,068	55,275,563	71,771,352	93,448,861	98,183,226
Capex(1)	—	—	—	—	—

(1)	Chilectra Américas is a holding company with no operations. Chilectra Américas has only one non-operating subsidiary and as a result, on a consolidated basis, Chilectra Américas does not have any revenues or capital expenditure expenses.

Additionally, the projections were based on a number of business assumptions with regards to regulation, volumes and prices of energy sales and purchases, operating cost, capital expenditures and future divestitures, which represent the management’s best estimates.

The following table sets forth the main variables that were used to prepare the projections:

GDP		2016	2017	2018	2019	2020
Argentina		(0.9)%	1.8%	2.3%	2.9%	3.0%
Brazil		(3.6)%	0.2%	1.6%	2.0%	2.3%
Colombia		2.6%	2.9%	3.1%	3.1%	3.3%
Peru		3.7%	4.1%	4.0%	4.1%	4.3%

CPI		2016	2017	2018	2019	2020
Argentina		31.5%	23.0%	20.0%	17.0%	14.0%
Brazil		7.5%	6.1%	5.7%	5.5%	5.0%
Colombia		7.1%	4.8%	4.0%	4.0%	3.8%
Peru		3.7%	3.2%	2.9%	2.7%	2.6%

Electricity demand		2016	2017	2018	2019	2020
Argentina		2.3%	2.4%	2.9%	3.3%	3.4%
Brazil		(2.8)%	(0.6)%	1.7%	2.2%	2.5%
Colombia		2.8%	2.9%	2.9%	3.0%	3.1%
Peru		9.5%	4.1%	4.4%	4.6%	4.3%

FX		2016	2017	2018	2019	2020
Argentina	AR$/US$	15.6	16.3	16.9	17.3	19.3
Brazil	R$/US$	3.9	4.0	4.0	3.9	3.9
Colombia	CPs/US$	3,136	3,154	3,185	3,226	3,276
Peru	Soles/US$	3.5	3.7	3.5	3.5	3.4

Commodities		2016	2017	2018	2019	2020
Brent	US$/bbl	46.8	42.8	48.0	52.5	58.0
WTI	US$/bbl	45.0	42.1	46.2	50.4	55.7
Henry Hub Gas	US$/MBtu	2.3	2.6	2.8	3.1	3.3
Coal API2	US$/t	46.1	44.5	45.5	48.5	51.5

The market and business assumptions and macroeconomic variables might change depending on the electricity market conditions, such as hydrology, regulation, among others, and the volatility of international markets, which are beyond management’s control. Therefore, actual results may vary significantly from those set forth in the projections.

Interests of Certain Persons

The Board of Directors of Enersis Américas unanimously determined that Messrs. Francisco de Borja Acha B., José Antonio Vargas L., Livio Gallo, Enrico Viale, Hernán Somerville S. (member of the Directors’ Committee), and Patricio Gómez S. (member of the Directors’ Committee), each a director of Enersis Américas elected by Enel as the controlling shareholder, have an interest in the merger under Article 147 of the Chilean Companies Act, based on the interpretation of the SVS and the judgment by the Santiago Court of Appeals delivered on March 22, 2016. The Board further determined that Mr. Luca D’Agnese, the Chief Executive Officer, also has an interest in the merger under Article 147 of the Chilean Companies Act based on his role as Chairman of the Board and CEO of Enel Latinoamérica, S.A., a 40.3% shareholder of Enersis Américas and an indirect wholly owned subsidiary of Enel, and as a member of the Board of Directors of Enel Iberoamérica, a

20.3% shareholder of Enersis Américas and a wholly owned subsidiary of Enel and direct parent company of Enel Latinoamérica. Further, the Board determined that Mr. D’Agnese should abstain from any negotiations that could conflict with the merger.

The Board of Directors of Endesa Américas also unanimously determined that Rafael Fauquié B., Vittorio Vagliasindi, Francesco Buresti, Umberto Magrini, Luca Noviello, Mauro Di Carlo and Loreto Silva R. (member of the Directors’ Committee), each a director of the company, have an interest in the Merger under Article 147 of the Chilean Companies Act, based on the interpretations of the SVS and the judgment by the Santiago Court of Appeals delivered on March 22, 2016.

Description of the Enel Filing Persons and Endesa Américas

The term Enel Filing Persons as used in this joint information statement/prospectus, refers to Enel, an Italian societá per azione, Enel Iberoamérica, S.R.L., a Spanish sociedad de responsibilidad limitada, Enel Latinoamérica S.A., a Spanish sociedad anonima, and Enersis Américas. Enel Iberoamérica is wholly-owned by Enel and Enel Latinoamérica is wholly-owned by Enel Iberoamérica. Enel Latinoamérica directly holds a 40.3% interest in Enersis Américas. Enel Iberoamérica, through its ownership of Enel Latinoamérica as well as its directly held interest in Enersis Américas of 20.3%, ultimately holds a 60.6% interest in Enersis Américas. Enel, as the ultimate parent of Enel Iberoamérica and Enel Latinoamérica also holds a 60.6% interest in Enersis Américas. Enersis Américas, in turn, currently holds a 59.98% interest in Endesa Américas.

The principal business of Enel is the integrated production, distribution, and sale of electricity and gas in 32 countries across 4 continents. Enel Iberoamérica is a holding company holding the Iberian and Latin American electricity and gas businesses of the Enel group of companies. Enel Latinoamérica is a holding company holding the Latin American electricity and gas businesses of the Enel group of companies, including Enersis Américas. See also “Information About Enersis Américas.” The principal business of Endesa Américas is the generation of electricity in Argentina, Brazil, Colombia and Peru. See also “Information About Endesa Américas.”

The businesses addresses of each of the members of the Enel Filing Persons and Endesa Américas are set forth on Annex B to this joint information statement/prospectus.

Directors and Executive Officers of the Enel Filing Persons and Endesa Américas

The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director and executive officer of the Enel Filing Persons and Endesa Américas is set forth on Annex B to this joint information statement/prospectus.

Except as set forth elsewhere in this joint information statement/prospectus, to the knowledge of the Enel Filing Persons and Endesa Américas, none of the Enel Filing Persons, Endesa Américas or any of the persons listed in Annex B to this joint information statement/prospectus or any majority-owned subsidiary of the Enel Filing Persons, Endesa Américas or any of the persons so listed beneficially owns or has a right to acquire any common stock or ADSs of Endesa Américas.

To the knowledge of the Enel Filing Persons and Endesa Américas, none of the Enel Filing Persons, Endesa Américas or any majority-owned subsidiary of the Enel Filing Persons and Endesa Américas has effected any transaction in common stock of Endesa Américas during the past sixty (60) days.

Related Party Transactions

As of June 30, 2016, Endesa Américas has a credit line agreement with Enersis Américas under which an outstanding amount of Ch$ 10.95 billion has been drawn, exceeding 1% of Endesa Américas revenues, and does not have any agreement that involves a pledge of its securities.

In addition, Endesa Américas may enter into an intercompany loan agreement with Enersis Américas to fund the potential acquisition of Endesa Américas shares from shareholders of Endesa Américas exercising statutory merger dissenters’ withdrawal rights.

Endesa Chile has the following commercial transactions in the aggregate that amount to more than one percent of its consolidated revenues as of June 30, 2016 and December 31, 2015 and 2014 with Enel or Enersis Américas.

Company Name	Relationship with Endesa Chile	Description of the Transaction	Country	June 30, 2016	Dec. 31, 2015	Dec. 31, 2014
				ThCh$	ThCh$	ThCh$
Endesa Generación S.A.(1)	Common Parent Company	Fuel Purchases	Spain	(37,720,788)	(15,030,911)	(30,318,202)
Endesa Energía S.A.(2)	Common Parent Company	Sale of Gas	Spain	9,540,306	14,604,841	—
Parque Eólico Tal Tal S.A.(3) (Enel Green Power S.p.A.)	Common Parent Company	Electricity Purchases	Chile	(13,474,294)	(26,456,123)	—
Parque Eólico Valle de los Vientos S.A.(3) (Enel Green Power S.p.A.)	Common Parent Company	Electricity Purchases	Chile	(8,094,691)	(14,929,463)	—

(1)	Transactions between Endesa Chile and Endesa Generación S.A. correspond to the purchase of coal, necessary for some electricity generation units.
(2)	Transaction with Endesa Energĺa S.A. corresponds to a one-time transaction involving the sale of gas not used by Endesa Chile, it was a shipment that was deemed not necessary for normal usage.
(3)	Transactions between Endesa Chile and Enel Green Power S.p.A correspond to electricity purchases established in a power purchase agreement.

To the knowledge of the Enel Filing Persons, there were no transactions of any executive officer, director or affiliate of Endesa Chile or Endesa Américas that is a natural person with Enel or Enersis Américas that the aggregate value of the transaction or series of similar transactions with that person exceeds US$ 60,000.

To the knowledge of Endesa Américas, except for compensation for service as a director or executive officer of Endesa Américas, as applicable, there was no transaction or series of transactions during the past two years between (i) any executive officer, director or affiliate of Endesa Chile or Endesa Américas that is a natural person on one hand, and (ii) Endesa Américas on the other hand, that had an aggregate value that exceeds US$ 60,000.

Source and Amounts of Funds or Other Consideration

The consideration to be paid in the merger of Endesa Américas and Chilectra Américas into Enersis Américas will be an exchange of Enersis Américas common stock for common stock of Endesa Américas and Chilectra Américas and cash to the extent shareholders of Enersis Américas exercise statutory merger dissenters’ withdrawal rights. Shareholders of Endesa Américas and Chilectra Américas exercising their statutory merger dissenters’ withdrawal rights will also be paid cash by Endesa Américas, which will be funded by Enersis Américas.

Term Loan Facility

Overview

Enersis Américas expects to finance the cash payment for the exercise of statutory merger dissenter’s withdrawal rights shareholders of Enersis Américas in the merger and the fees and expenses of the merger by borrowing under the term loan facility discussed below. A portion of the term loan facility will also be used to repay Enersis Americas’ approximately US$ 250 million outstanding notes due December 1, 2016 and the hedge instruments entered into in connection therewith with a mark-to-market value of US$ 126.6 million as of June 2016.

On August 10, 2016 (the “Effective Date”), Enersis Américas entered into a senior unsecured term loan agreement with Banco Bilbao Vizcaya Argentaria, Chile, Banco Santander-Chile, and Banco de Chile, as Tranche A lenders, JPMorgan Chase Bank, National Association and Morgan Stanley Senior Funding, Inc. as Tranche B lenders, Banco Bilbao Vizcaya Argentaria, S.A. New York Branch, as administrative agent, and BBVA Securities Inc., as documentation agent, which was amended effective August 26, 2016. The term loan agreement provides for an 18-month senior unsecured term loan facility, comprised of a Ch$ 657,360,000,000 Tranche A Chilean peso term loan facility (the “Tranche A loan”) and a US$ 500,000,000 Tranche B U.S. dollar term loan facility (the “Tranche B loan”) on the terms described below. The term loan agreement is governed by New York law.

Interest Rate and Maturity

Borrowings under the term loan facility will bear interest at the following per annum rates:

•	For Tranche A loans, the Tasa Activa Bancaria (“TAB”) (the Chilean Interbank Rate) plus an applicable margin of 0.6% for the first twelve months after the effective date of the term loan agreement (the “Effective Date”) and an increased applicable margin of 0.8% thereafter; and

•	For Tranche B loans, LIBOR plus an applicable margin of 0.5% for the first twelve months after the Effective Date and an increased applicable margin of 0.75% thereafter.

If the senior unsecured debt rating of Enersis Américas is below investment grade by any two of S&P, Moody’s and Fitch (a “Ratings Trigger Period”), the applicable margin for the Tranche A and Tranche B loans described above will, in each case, be increased by an additional 0.2% during the Ratings Trigger Period.

All amounts outstanding under the term loan facility will be repayable on the date that is eighteen months after the Effective Date.

Prepayments

To the extent directed by any lender after notice of any of the following events is given by Enersis Américas, Enersis Américas must prepay the loans of such lender.

•	Enersis Américas ceases to be a publicly held limited liability stock corporation (sociedad anónima abierta) registered with the SVS and listed on any Chilean Stock Exchanges;

•	to the extent any event of default is continuing or would result therefrom, the redemption, repurchase, retirement or other acquisition by Enersis Américas of any of its capital stock (other than in common stock) or the payment by Enersis Américas of any dividend or any other distribution in respect of its capital stock (other than the minimum required by law), with the exception of the repurchase of the stock of shareholders exercising statutory merger dissenters’ withdrawal rights;

•	to the extent any Chilean government agency shall impose restrictions on the availability of freely transferable U.S. dollars to persons outside Chile, or U.S. dollars shall be unavailable at all or at a commercially unreasonable rates of exchange, and as a direct or indirect result thereof, Enersis Américas shall not have the ability or would not reasonably be expected to be able to perform its obligations under the term loan agreement or any other term loan documents;

•

(i) any law renders invalid, or precludes enforcement of, any payment or other material provision of the term loan agreement or any other term loan document or prevents the performance of payment obligations or other material obligations of Enersis Américas under the term loan agreement or any other term loan document, (ii) the term loan agreement or any other term loan document cease to be in full force and effect or (iii) any Chilean government agency, by moratorium laws or otherwise, cancels or suspends the obligation of Enersis Américas to pay any amount required to be paid under the term loan agreement or any other term loan documents; or

•	any government agency (i) condemns, nationalizes, seizes or otherwise expropriates all or a substantial part of the property or assets of Enersis Américas or assumes custody or control of such property or assets or of the business or operations of Enersis Américas, (ii) takes any action for the dissolution or disestablishment of Enersis Américas, or (iii) takes any action that prevents Enersis Américas from carrying on its business or any substantial part thereof and such action is not rescinded or reversed within 15 days following the occurrence thereof.

In addition, a percentage of net proceeds to be specified must be prepaid following the incurrence of certain indebtedness for borrowed money.

Enersis Américas may at any time make voluntary prepayments of the loans under the term loan facility without premium or penalty upon prior written notice, subject only to the obligation to reimburse the lenders for breakage costs; provided that each partial prepayment shall be not less than US$ 10 million or increments of US$ 1 million in excess thereof for the Tranche B loans, and not less than Ch$ 6,000 million or increments of Ch$ 1,000 million in excess thereof for the Tranche A loans.

Representations, Covenants and Events of Default

The term loan agreement contains representations and warranties and affirmative covenants applicable to Enersis Américas that are usual and customary for term loan facilities of this type.

The term loan agreement also contains negative covenants applicable to Enersis Américas that are usual and customary for term loan facilities of this type, including, without limitation, restrictions on:

•	Mergers, acquisitions, consolidations or certain fundamental sales of assets (provided that the Merger and the Tender Offer are permitted);

•	Creating, incurring, assuming or suffering to exist any lien on its property and assets, subject to certain customary exceptions; and

•	Material changes in the nature of its principal business.

The term loan agreement contains customary events of default, including, without limitation: (a) defaults on payment of principal or interest; (b) representations and warranties or certifications that are materially incorrect as of the date made or deemed made; (c) breach of certain covenants (without a grace period) and other covenants (subject to applicable grace periods); (d) bankruptcy or insolvency events, (e) final judgments against Enersis Américas involving liability in excess of US$ 300 million; or (f) cross default to indebtedness of Enersis Américas in excess of US$ 100 million.

Fees

The term loan agreement provides for the payment by Enersis Américas of certain fees, including but not limited to a commitment fee and a duration fee.

The commitment fee begins accruing on the Effective Date and throughout the availability period on the undrawn portion of the facility amount at a rate equal to 35% of the applicable margin in effect from time to time.

The duration fee payable is 0.20% of the principal amount of the loans outstanding under the term loan facility on the date that is thirteen months after the Effective Date.

In connection with the term loan agreement, the arrangers of the facility will be paid an upfront fee on a date within five business days after the date of the extraordinary shareholders’ meeting of Enersis Américas to vote on the merger.

Refinancing

Enersis Americas expects to refinance the term loan facility prior to its maturity by means of any one or more of the following: (i) a replacement term loan credit facility or (ii) a debt financing transaction in the capital markets in either or both Chile and the United States.

Chilean Credit Lines

Overview

Enersis Américas expects to finance the cash payment for the exercise of statutory merger dissenter’s withdrawal rights of the shareholders of Endesa Américas in the merger and the fees and expenses of the merger by borrowing from the three Chilean credit lines entered into in March 2016.

The three Chilean credit lines are with Banco Estado, Scotiabank, and Banco de Chile and are denominated in Chilean U.F. (Unidades de Fomento) in the aggregate total amount of 2,848,000 UF (approximately US$ 110 million, using the exchange rate of Ch$ 26,209.10 per UF and the Observed Exchange Rate of Ch$ 678.57 per U.S. dollar as of August 31, 2016).

Interest Rate and Maturity

Borrowings under the Chilean credit lines will bear interest at a maximum per annum rate of Tasa Activa Bancaria U.F. (“TAB UF”) for the applicable borrowing period of 90, 180, or 370 days plus an applicable margin of 0.70%.

Prepayments

Amounts borrowed under the Chilean credit lines must be repaid upon the occurrence of the following events:

•	Enersis Américas ceases to be a corporation subject to the Chilean Companies Act;

•	Enersis Américas has an event of default and pays more than the legally required dividend to its shareholders; or

•	If the required advance payment is made on a date other than on an interest payment date.

Enersis Américas may voluntary prepay the Chilean credit lines at any time, under the following conditions:

•	A minimum of five days written notice must be given of the intent to make a prepayment;

•	A minimum payment of 150,000 UF must be made (additional prepayments must be made in 25,000 UF increments); and

•	The prepayment is made on the last day of an interest period or, if on a different day, breakage costs must be prepaid.

All prepayments will first be applied to accrued interest and then to principal.

Representations, Covenants and Events of Default

The Chilean credit line agreements contain representations and warranties and financial and various other affirmative covenants applicable to Enersis Américas that are usual and customary for facilities of this type.

The Chilean credit line agreements also contain negative covenants applicable to Enersis Américas that are usual and customary for facilities of this type, including restrictions on:

•	Mergers, spin-offs, or sales of assets (with the exception of the current Reorganization);

•	Creating, incurring, assuming any lien on its property and assets, with certain customary exceptions; and

•	Related party transactions must be undertaken at current market conditions and comply with Chilean Law.

The Chilean credit line agreements contain customary events of default, including, without limitation: (a) defaults on payment of principal or interest; (b) willful or negligent breach of representations and warranties; (c) breach of any negative covenant (subject to applicable grace periods); (d) bankruptcy or insolvency events; or (e) governmental action to nationalize, seize or otherwise expropriate 5% or more of the consolidated total assets of Enersis Américas, sanction Enersis Américas or otherwise prevent Enersis Américas from carrying on its business, without the ability to have any additional judicial or administrative review.

The Chilean credit line agreements contain financial ratio covenants that must be met on the last day of each financial quarter. They include the following:

•	Financial Debt/Total Equity less than 1.30x; and

•	Financial Debt/EBITDA less than 3.50x.

Fees

The Chilean credit line agreements provide for the payment by Enersis Américas of certain fees, including but not limited to a commitment fee and an availability fee. A 0.20% upfront commitment fee was paid at the time of closing of the credit line. An availability fee of 0.20% will be paid over the average daily unused amount of the credit line. This amount is measured semiannually, beginning on the closing date, by the lender and must be grossed up according to tax regulations.

Fees and Expenses

Generally, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. However, Enersis Américas will pay all expenses relating to the printing, filing and mailing of this joint information statement/prospectus and the registration statement on Form F-4 of which this forms a part.

The following is an estimate of the aggregate fees and expenses incurred or to be incurred by the parties in connection with the proposed merger:

US$
Advertising	600,000
Exchange Agent Fees	331,000
Depositary	382,000
Legal Fees and Related Expenses	1,500,000
Financial Advisor, Filing Fees and Related Fees	8,585,000
Accounting	4,607,000
Printing, Mailing and Distribution Expenses	300,000
Miscellaneous	101,000

Generally, all fees and expenses incurred in connection with the transaction will be the obligation of the respective party incurring such fees and expenses.

RISK FACTORS

Risks Related to the Merger

The number of Enersis Américas shares or ADSs that you will receive as a result of the merger will be based on a fixed exchange ratio. The market value of the Enersis Américas shares or ADSs that you will receive in exchange of your Endesa Américas shares or ADSs based on the fixed exchange ratio could be lower than the market value of the Endesa Américas shares or ADSs you hold at the time you vote on the merger.

In the merger, each share of Endesa Américas common stock will be exchanged for 2.8 shares of Enersis Américas common stock (and cash instead of fractional shares) and each Endesa Américas ADS (representing 30 shares of Endesa Américas) will be exchanged for 1.68 Enersis Américas ADSs (and cash instead of fractional ADSs). Each Enersis Américas ADS will represent 50 underlying Enersis Américas shares. The exchange ratio will not be adjusted as a result of the performance of the market prices of Enersis Américas and Endesa Américas common stock or ADSs between the date of this joint information statement/prospectus and the date you receive Enersis Américas shares or ADSs in exchange for Endesa Américas shares or ADSs, respectively. The market price of the Enersis Américas shares will likely be different on the date you receive Enersis Américas shares than it is on the date of this joint information statement/prospectus and the date of the extraordinary shareholders’ meeting to vote on the merger because of changes in the business, operations or prospects of Enersis Américas, market reactions to the merger, general market and economic conditions and other factors.

The merger exchange ratio representing the number of Enersis Américas shares or ADSs that you will receive as a result of the merger is subject to potential change by shareholders at the extraordinary shareholders’ meeting.

Under Chilean law, shareholders at the extraordinary shareholders’ meeting may adopt or reject certain of the matters described on the ADS voting instruction card or, if proposed by the chair presiding at the extraordinary shareholders’ meeting, agree to something different as long as the subject matter is included in the agenda for the extraordinary shareholders’ meeting. Any Enersis Américas ADS holder or Endesa Américas ADS holder who wishes to exercise share voting rights (as opposed to ADS voting rights) at the respective extraordinary shareholders’ meetings must cancel such holder’s Enersis Américas ADSs or Endesa Américas ADSs and become a registered shareholder of Enersis Américas or Endesa Américas, as applicable, not later than midnight (the end of the day) on September 22, 2016 (the fifth Chilean business day prior to the extraordinary shareholders’ meetings of both Enersis Américas and Endesa Américas) and either attend the meeting in person or grant a Chilean power of attorney to an attorney-in-fact who must attend the meeting in person and vote their shares on their behalf.

The trading price of shares and ADSs of Enersis Américas may be affected by factors in addition to those factors affecting the price of shares and ADSs of Endesa Américas. The price of shares and ADSs of Enersis Américas could decline following the merger.

If Enersis Américas successfully completes the merger, holders of Endesa Américas shares and ADSs will become holders of Enersis Américas shares and ADSs, respectively. Enersis Américas currently owns 59.98% of the aggregate number of Endesa Américas shares outstanding, and for the year ended December 31, 2015, Enersis Américas derived 52% of its net income from Endesa Américas. Enersis Américas also owns and operates other businesses, such as the electricity distribution business of Chilectra Américas. Accordingly, Enersis Américas’ results of operations and business, as well as the trading price of Enersis Américas shares and ADSs, may be affected by factors in addition to those affecting Endesa Américas’ results of operations and business and the price of shares and ADSs of Endesa Américas. The price of Enersis Américas’ shares and ADSs may decline after Enersis Américas completes the merger and exchanges shares and ADSs of Endesa Américas for shares and ADSs of Enersis Américas and shares of Chilectra Américas for shares of Enersis Américas.

Anticipated benefits of the merger may not be realized.

The surviving company may not be able to realize the benefits that we hope to achieve from the merger or realizing them may require more time than we currently anticipate. The value of Enersis Américas shares and ADSs could be adversely affected to the extent we fail to realize these benefits or the realization of these benefits is delayed.

Enersis Américas and Endesa Américas ADS holders that wish to dissent from the merger and exercise statutory merger dissenters’ withdrawal rights will have a limited time to cancel their ADSs and become registered shareholders of Enersis Américas or Endesa Américas, as the case may be, prior to the Chilean record date for the extraordinary shareholders’ meeting and if they fail to become registered shareholders of Enersis Américas or Endesa Américas, as the case may be, prior to the Chilean record date they will not be able to exercise the statutory merger dissenters’ withdrawal rights.

Under the Chilean Companies Act, any Enersis Américas shareholder listed on Enersis Américas’ share registry that dissents from the merger proposal has the right to exercise statutory merger dissenters’ withdrawal rights and to require Enersis Américas to repurchase his or her shares, subject to the fulfillment of certain terms and conditions. Similarly, any Endesa Américas shareholder listed on Endesa Américas’ share registry that dissents from the merger proposal has the right to exercise statutory merger dissenters’ withdrawal rights and to require Endesa Américas to repurchase his or her shares, subject to the fulfillment of certain terms and conditions.

Enersis Américas ADS holders and Endesa Américas ADS holders respectively own beneficial interests in Enersis Américas and Endesa Américas shares that are held by the custodian bank for Enersis Américas’ ADS program and Endesa Américas’ ADS program, as the case may be, and such ADS holders are not listed as shareholders on the share registry of either Enersis Américas or Endesa Américas. Therefore, any Enersis Américas ADS holder or Endesa Américas ADS holder that wishes to dissent from the merger and exercise statutory merger dissenters’ withdrawal rights with respect to the merger must cancel his or her ADSs and become a registered shareholder of Enersis Américas or Endesa Américas, as applicable, not later than midnight (the end of the day) on September 22, 2016 (the fifth Chilean business day prior to the extraordinary shareholders’ meetings of both Enersis Américas and Endesa Américas). Under Chilean law, shareholders must receive notice of the shareholders’ meeting not less than 15 and no more than 20 days before the date of the shareholders’ meeting.

Endesa Américas shareholders who dissent from the merger and exercise statutory merger dissenters’ withdrawal rights may not be able to receive the full value of their Endesa Américas shares.

Enersis Américas, Endesa Américas and Chilectra Américas shareholders who (i) dissent from the approval of the merger, or (ii) do not attend the respective shareholders’ meetings, will be eligible to exercise statutory merger dissenters’ withdrawal rights under Chilean law. Statutory merger dissenters’ withdrawal rights must be exercised by providing the required notice of withdrawal to the applicable company. Upon the proper exercise of statutory merger dissenters’ withdrawal rights, shareholders will have the right to receive a cash payment from Enersis Américas, Endesa Américas or Chilectra Américas, as the case may be.

Enersis Américas and Endesa Américas shares have a liquid trading market on the Chilean Stock Exchanges. Therefore, shareholders of Enersis Américas and Endesa Américas who exercise statutory merger dissenters’ withdrawal rights will receive a cash payment equivalent to the weighted average of the closing prices for Enersis Américas or Endesa Américas shares, as the case may be, as reported on the Chilean Stock Exchanges during the 60-trading day period preceding the 30th trading day prior to the date on which the merger is approved. This period represents a substantial portion of the trading history of Endesa Américas shares and may not necessarily represent the value of the Endesa Américas shares because of the pendency of the merger and the lack of sufficient time for a trading market to develop. The amounts payable upon valid exercise of statutory merger dissenters’ withdrawal rights would be Ch$ 112.02 per share for Enersis Américas,

Ch$ 299.64 per share for Endesa Américas and Ch$ 469.69 per share for Chilectra Américas. Based on the Observed Exchange Rate of Ch$ 678.57 per US$ 1.00 as of August 31, 2016, the U.S. dollar amounts would be US$ 0.17, US$ 0.44 and US$ 0.69, respectively. In the case of Chilectra Américas, shareholders who exercise statutory merger dissenters’ withdrawal rights will receive the book value of their shares due to the absence of a liquid trading market for Chilectra Américas shares.

Since the price that Endesa Américas shareholders receive upon exercising their statutory merger dissenters’ withdrawal rights is determined based on weighted average of the closing prices as described above, Endesa Américas shareholders may not be able to receive the full value of their Endesa Américas shares if such value at the time the merger is approved is higher than the value calculated for purposes of the statutory merger dissenters’ withdrawal rights price.

No rulings have been or will be sought from the U.S. Internal Revenue Service concerning whether the merger will be a taxable or tax-free transaction to U.S. Holders of Endesa Américas common stock and ADSs.

We believe that the merger will be treated as a transaction that qualifies as a tax-free reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended. However, no rulings have been or will be sought from the U.S. Internal Revenue Service concerning whether the merger qualifies for such tax-free treatment, and there is no assurance that the U.S. Internal Revenue Service will not take a contrary view or that a court would not agree with the U.S. Internal Revenue Service if the matter were contested. If the merger is a taxable transaction to a U.S. Holder for U.S. federal income tax purposes, such U.S. Holder may have U.S. federal income tax liability as a result of the merger.

Enersis Américas’ business and the shares and ADSs may be adversely impacted if the merger is not consummated.

There can be no assurance that the merger will occur, as the merger is subject to certain conditions including shareholders’ approval, among others. We cannot guarantee that these conditions will be satisfied and that the merger will be successfully completed. The failure to consummate the merger following the Spin-Off will prevent Enersis Américas from reaping the expected benefits of the merger, which could adversely affect its results of operations and financial condition and could adversely affect the price of Enersis Américas’ shares and ADSs.

Endesa Américas’ business and the shares and ADSs may be adversely impacted if the merger is not consummated.

The failure to consummate the merger will require Endesa Américas to operate as a standalone company, which may result in significant discounts to the valuation of its shares and ADSs. Its business and the shares and ADSs may be especially vulnerable due to a reduced asset portfolio that excludes the Chilean generation business allocated to Endesa Chile. Substantially all of Endesa Chile’s personnel were assigned to Endesa Chile in connection with the Spin-Off and following the Spin-Off, Endesa Chile has and will continue to provide Endesa Américas with certain legal, financial, accounting, investor relations and other corporate support and administrative services. Furthermore, Endesa Américas is relying on certain intercompany financial arrangements with some affiliates such as Enersis Américas. Therefore, if the merger does not occur and it does not develop its own administrative infrastructure or achieve full autonomy for some of these services or develop alternative financial arrangements, there could be a material adverse effect on Endesa Américas’ business, results of operations and financial condition and the price of its shares and ADSs.

The proposed merger will be a statutory merger and there is no merger agreement entered into between Enersis Américas and Endesa Américas or Chilectra Américas. Therefore the companies involved in the merger will not have any contractual protections against any of the other parties to the merger.

The proposed merger will be a statutory merger under Article 99 of the Chilean Companies Act. No merger agreement has been or will be entered into between Enersis Américas and Endesa Américas or Chilectra

Américas in connection with the proposed merger. As there is no merger agreement, the companies involved in the merger will not have the benefit of contractual protections such as customary representations and warranties or covenants regarding the merging entities. Any rights of Enersis Américas, Endesa Américas, or Chilectra Américas to seek indemnification for any losses with respect to the merger will be based solely on the general rules of the Chilean Companies Act.

Risks Related to Enersis Américas’ Business Following the Merger

A financial or other crisis in any region worldwide can have a significant impact on the countries in which Enersis Américas operates, and consequently, may adversely affect Enersis Américas’ operations as well as its liquidity.

The four countries in which Enersis Américas has electricity investments are vulnerable to external shocks, including financial and political events, which could cause significant economic difficulties and affect their growth. If any of these economies experience lower than expected economic growth or a recession, it is likely that Enersis Américas’ customers will demand less electricity and that some of its customers may experience difficulties paying their electric bills, possibly increasing Enersis Américas’ uncollectible accounts. Any of these situations could adversely affect Enersis Américas’ results of operations and financial condition.

Financial and political crises in other parts of the world could also adversely affect Enersis Américas’ business. For example, instability in the Middle East or in other oil producing regions could result in higher fuel prices worldwide, which in turn could increase the cost of fuel for Enersis Américas’ thermal generation plants and adversely affect its results of operations and financial condition.

In addition, an international financial crisis and its disruptive effects on the financial industry could adversely impact Enersis Américas’ ability to obtain new bank financings on the same historical terms and conditions. A financial crisis could also diminish its ability to access the capital markets in the four countries in which it operates as well as the international capital markets for other sources of liquidity, or increase the interest rates available to it. Reduced liquidity could, in turn, adversely affect Enersis Américas’ capital expenditures, its long-term investments and acquisitions, its growth prospects and its dividend payout policy.

South American economic fluctuations may affect Enersis Américas’ results of operations and financial condition.

All of Enersis Américas’ operations are located in four South American countries. Accordingly, its consolidated revenues may be affected by the performance of South American economies as a whole. If local, regional, or worldwide economic trends adversely affect the economy of any of the four countries in which it has investments or operations, its financial condition and results of operations could be adversely affected. Moreover, Enersis Américas has investments in volatile countries, such as Argentina and Brazil. In Brazil, during 2015, some instability arose from the political sector due to corruption scandals involving several government officials, which has led to a deterioration of the perception of the Brazilian market, which in turn has led Brazil to lose its investment grade rating from Standard & Poor’s and Fitch Ratings. In 2015, 63% of Enersis Américas’ operating revenues and 67% of its operating income came from Brazil and Colombia.

Insufficient cash flows for Enersis Américas’ subsidiaries located in these volatile countries, have, in some cases, resulted in their inability to meet debt obligations and the need to seek waivers to comply with some debt covenants, or, to a limited extent, to require guarantees or other emergency measures from it, including extraordinary capital increases.

Future adverse developments in these economies may impair Enersis Américas’ ability to execute its strategic plans, which could adversely affect its results of operations and financial condition.

A deterioration of the economic situation in Argentina or a deeper devaluation of the Argentine peso could have an adverse effect on Enersis Américas’ debt.

The Argentine peso suffered a steep devaluation against the U.S. dollar during 2014, which has continued during 2015. Due to the decline in value of the Argentine peso relative to foreign currencies, the Argentine government has implemented policies to limit purchases of U.S. dollars. In 2014, the Argentine Central Bank raised the reference interest rate, which increased financing costs for banks and for private sector companies and it has been intervening in the market on a daily basis during 2015 in order to control further devaluation expectations. Although the pace of the devaluation of the Argentine peso against the U.S. dollar has slowed recently, the increase in interest paid on deposits has been insufficient to offset the inflation rate. The new government recently liberalized all currency restrictions imposed by the prior government, which resulted in the immediate devaluation of the Argentinean peso by more than 35% in one day. While the new government is expected to take actions to soften the impact of the one-time effect of devaluation, the devaluation of the Argentine peso may continue in 2016 and future years.

If Argentina’s economy were deemed hyperinflationary, a general price index would be used to present the amounts related to Enersis Américas’ Argentine subsidiaries in its consolidated financial statements under the provisions outlined in IAS 29 “Financial Reporting in Hyperinflationary Economies”. Amounts for the previous reporting periods would be restated by applying the general price index so that the financial statements between the periods presented would be comparative.

In 2014, the Argentine banking industry increased interest rates on loans and shortened maturities. Liquidity in the Argentine derivatives market also deteriorated, which limited access to swaps of Argentine peso denominated debt into other currencies. As a result, Enersis Américas’ Argentine peso-denominated debt is exposed to further devaluation of the Argentine peso.

Argentina’s sovereign creditworthiness seriously deteriorated in 2014, based on market data and reports from credit ratings agencies and such situation has worsened during 2015. Argentina’s sovereign debt rating maintained its “selective default” rating by Standard & Poor’s and “restricted default” rating by Fitch, both ratings as a result of a default on Argentina’s sovereign bonds in July 2014. Moody’s maintained the long term foreign currency debt rating at “Caa1,” updated in November 2015 with positive outlook. Further deterioration of Argentina’s economy could adversely affect Enersis Américas’ results of operations and financial condition.

Certain South American countries have been historically characterized by frequent and occasionally drastic economic interventionist measures by governmental authorities, including expropriations, which may adversely affect Enersis Américas’ business and financial results.

Governmental authorities have altered monetary, credit, tariff, tax and other policies to influence the course of the economies of Argentina, Brazil, Colombia and Peru. Even though Enersis Américas does not have assets in Chile, it is a company established under the laws of the Republic of Chile. Therefore, taxes will be paid in Chile and it will be subject to changes in Chilean tax laws. To a lesser extent, the Chilean government continues to exercise substantial influence over many aspects of the private sector, which may result in changes to economic or other policies. For example, in September 2014, the Chilean government approved the progressive increase of the corporate income tax and a change in the tax system, which may have an additional negative effect upon non-Chilean holders of shares or ADSs. On February 8, 2016, Law 20,899 was enacted, which made adjustments to this tax reform. Other governmental actions in these South American countries have also involved wage, price and tariff rate controls and other interventionist measures, such as expropriation or nationalization.

For example, Argentina froze bank accounts and imposed capital restrictions in 2001, nationalized the private sector pension funds in 2008, used its Central Bank reserves to pay down indebtedness maturing in 2010, expropriated Repsol’s 51% stake in YPF in 2012 and imposed exchange controls in 2014, which limited Argentine access to foreign currencies. In 2010, Colombia imposed an equity tax to finance reconstruction and repair efforts related to severe flooding, which resulted in an extraordinary tax expense accrual recorded in January 2011 for taxes payable in 2011 through 2014.

Changes in governmental and monetary policies regarding tariffs, exchange controls, regulations and taxation could reduce Enersis Américas’ profitability. Inflation, devaluation, social instability and other political, economic or diplomatic developments, including the response by governments in the region to these circumstances, could also reduce its profitability. Any of these scenarios could adversely affect Enersis Américas’ results of operations and financial condition.

Enersis Américas and its subsidiaries are exposed to risks arising from changes in commodity prices, interest rates and foreign exchange rates that affect the generation and distribution business in the countries where it operates. Enersis Américas has adopted risk management policies to address these risks.

Foreign exchange risks may adversely affect Enersis Américas’ results and financial condition.

The currencies of South American countries in which Enersis Américas and its subsidiaries operate have been subject to large devaluations and appreciations against the U.S. dollar and may be subject to significant fluctuations in the future. Historically, a significant portion of its consolidated indebtedness has been denominated in U.S. dollars. Although a substantial portion of Enersis Américas’ operating cash flows is linked to U.S. dollars (primarily coming from the generation business), it generally has been and will continue to be materially exposed to currency fluctuations of its local currencies against the U.S. dollar because of time lags and other limitations that peg its tariffs to the U.S. dollar.

In countries where operating cash flows are denominated in the local currency, Enersis Américas seeks to maintain debt in the same currency, but due to market conditions it may not be possible to do so.

Because of this exposure, the cash generated by Enersis Américas’ subsidiaries can decrease substantially when local currencies devalue against the U.S. dollar. Future volatility in the exchange rate of the currencies in which it receives revenues or incurs expenditures may adversely affect Enersis Américas’ business, results of operations and financial condition.

As of December 31, 2015, the amount of Enersis Américas’ total consolidated debt was Ch$ 2,464 billion. Of this amount, Ch$ 379 billion, or 15%, was denominated in U.S. dollars. As of December 31, 2015, its consolidated foreign currency-denominated indebtedness (other than U.S. dollars) included the equivalent of:

•	Ch$ 1,182 billion in Colombian pesos;

•	Ch$ 558 billion in Brazilian reais;

•	Ch$ 290 billion in Peruvian soles;

•	Ch$ 30 billion in Argentine pesos; and

•	Ch$ 25 billion in Chilean pesos.

These amounts total Ch$ 2,085 billion in currencies other than U.S. dollars.

For the twelve-month period ended December 31, 2015, Enersis Américas’ operating cash flows were Ch$ 1,933 billion (before consolidation adjustments) of which:

•	Ch$ 550 billion, or 29%, came from Chile;

•	Ch$ 490 billion, or 25%, came from Colombia;

•	Ch$ 350 billion, or 18%, came from Argentina;

•	Ch$ 277 billion, or 14%, came from Peru; and

•	Ch$ 266 billion, or 14%, came from Brazil.

The values of Enersis Américas’ generation business subsidiaries’ long-term energy supply contracts are subject to fluctuations in the market prices of certain commodities and other factors.

Enersis Américas has economic exposure to fluctuations in the market prices of certain commodities as a result of the long-term energy sales contracts into which it has entered. Enersis Américas and its subsidiaries have material obligations as selling parties under long-term fixed-price electricity sales contracts. Prices in these contracts are indexed according to different commodities, the exchange rate, inflation, and the market price of electricity. Adverse changes to these indices would reduce the rates it charges under its long-term fixed-price electricity sales contracts, which could adversely affect its business, results of operations and financial condition.

Enersis Américas’ electricity business is subject to risks arising from natural disasters, catastrophic accidents and acts of terrorism, which could adversely affect its operations, earnings and cash flow.

Enersis Américas’ primary facilities include power plants, transmission and distribution assets, pipelines, liquefied natural gas (“LNG”) terminals and re-gasification plants, storage and chartered LNG tankers. Its facilities may be damaged by earthquakes, flooding, fires, and other catastrophic disasters arising from natural or accidental human causes, as well as acts of terrorism. A catastrophic event could cause disruptions in its business, significant decreases in revenues due to lower demand or significant additional costs to it not covered by its business interruption insurance. There may be lags between a major accident or catastrophic event and the final reimbursement from its insurance policies, which typically carry a deductible and are subject to per event policy maximum amounts.

As an example, on May 6, 2013, a blade of Edegel’s Santa Rosa gas turbine unit No. 7 broke and produced catastrophic damage to the unit following a fire. The turbine damage was classified as a total loss and its replacement cost exceeded US$ 60 million in property damage and lost profits. The unit was out of service for 19 months, until December 5, 2014. Such accidents may affect Enersis Américas’ operations, earnings and cash flow.

Enersis Américas is subject to financing risks, such as those associated with funding its new projects and capital expenditures, and risks related to refinancing its maturing debt; Enersis Américas is also subject to debt covenant compliance, all of which could adversely affect its liquidity.

As of December 31, 2015, Enersis Américas’ consolidated debt totaled Ch$ 2,464 billion.

Enersis Américas’ debt had the following maturity profile:

•	Ch$ 617 billion in 2016;

•	Ch$ 682 billion from 2017 to 2018;

•	Ch$ 373 billion from 2019 to 2020; and

•	Ch$ 792 billion thereafter.

Set forth below is a breakdown by country for debt maturing in 2016:

•	Ch$ 183 billion for Chile;

•	Ch$ 170 billion for Colombia

•	Ch$ 135 billion for Brazil;

•	Ch$ 98 billion for Peru; and

•	Ch$ 31 billion for Argentina.

Some of Enersis Américas’ debt agreements are subject to (1) financial covenants, (2) affirmative and negative covenants, (3) events of default, (4) mandatory prepayments for contractual breaches, and (5) certain change of control clauses for material mergers and divestments, among other provisions. A significant portion of its financial indebtedness is subject to cross default provisions, which have varying definitions, criteria, materiality thresholds and applicability with respect to subsidiaries that could give rise to such a cross default.

In the event that Enersis Américas or its subsidiaries breach any of these material contractual provisions, Enersis Américas’ creditors and bondholders may demand immediate repayment, and a significant portion of its indebtedness could become due and payable. For example, for the quarters ended December 31, 2014, March 31, 2015, June 30, 2015 and September 30, 2015, its Argentine subsidiary El Chocón did not comply with the interest coverage ratio test (EBITDA to interest expense) pursuant to a covenant requirement under the loan agreement with Standard Bank, Deutsche Bank and Itaú that matured and was paid in February 2016. El Chocón experienced difficulties in complying with this covenant several times in the past and obtained waivers from its lenders. If the lenders had decided to declare an event of default and accelerate the loan, the principal and interest would have become immediately due and payable under this facility. Because of cross-acceleration provisions of El Chocón’s other loans, an additional debt would also have been accelerated and El Chocón would have been forced into bankruptcy. In the distribution business, Ampla has been facing different financial problems as a consequence of the Brazilian economic and political situation, which led to a lower electricity demand, higher costs related to inflation and in the specific case of Ampla, to a deterioration of its cash flows and EBITDA, similar to other distribution companies in the Brazilian market. This required Ampla to renegotiate, among other measures, some of its financial covenants between December 2015 and January 2016, in order to avoid breaching them. There is an additional risk of noncompliance if the economic environment in Brazil continues to worsen. In March 2016, as a consequence of the political and economic situation prevailing in Brazil, Enersis Américas also has guaranteed Ampla’s US$ 75 million three-year bank term loan. The financing was granted in Chile in U.S. dollars, and has a swap from U.S. Dollars to Brazilian reais contracted in Brazil, which was also guaranteed by Enersis Américas.

Enersis Américas may be unable to refinance its indebtedness or obtain such refinancing on terms acceptable to it. In the absence of such refinancing, Enersis Américas could be forced to dispose of assets in order to make the payments due on its indebtedness under circumstances that might not be favorable to obtaining the best price for such assets. Furthermore, it may be unable to sell its assets quickly enough, or at sufficiently high prices, to enable it to make such payments.

Enersis Américas may also be unable to raise the necessary funds required to finish its projects under development or under construction. Market conditions prevailing when Enersis Américas requires these funds or other unforeseen project costs can compromise Enersis Américas’ ability to finance these projects and expenditures.

As of the date of this joint information statement/prospectus, Enersis Américas believes that Brazil is a country in which it operates with a high refinancing risk. As of December 31, 2015, the third-party debt of its Brazilian subsidiaries amounted to Ch$ 560 billion. Enersis Américas’ inability to finance new projects or capital expenditures or to refinance its existing debt could adversely affect its results of operation and financial condition.

Enersis Américas may be unable to enter into suitable investments, alliances and acquisitions.

On an ongoing basis, Enersis Américas reviews acquisition prospects that may increase its market coverage or supplement its existing businesses, though there can be no assurance that it will be able to identify and consummate suitable acquisition transactions in the future. The acquisition and integration of independent companies that Enersis Américas does not control is generally a complex, costly and time-consuming process and requires significant efforts and expenditures. If Enersis Américas consummates an acquisition, it could result in the incurrence of substantial debt and assumption of unknown liabilities, the potential loss of key employees, amortization expenses related to tangible assets and the diversion of management’s attention from other business concerns. In addition, any delays or difficulties encountered in connection with acquisitions and the integration of multiple operations could have a material adverse effect on its business, financial condition or results of operations.

Because Enersis Américas’ generation business depends heavily on hydrological conditions, droughts and climate change may adversely affect its operations and profitability.

Approximately 53% of Enersis Américas’ consolidated installed generation capacity in 2015 was hydroelectric. Accordingly, extreme hydrological conditions and climate change could adversely affect its business, results of operations and financial condition. In the last few years, regional hydrological conditions have been affected by two climate phenomena—El Niño and La Niña — that influence rainfall and resulted in droughts. For example, in Brazil, where 67% of its installed capacity is hydroelectric, the low hydrological contributions recorded in 2014 and 2015 and the consequent higher thermal dispatch and spot prices, encouraged the authority in making regulatory changes through a modification of the upper limits. Also, El Niño phenomenon has affected Colombian hydrologic conditions since May 2015, leading to a rainfall deficit and high temperatures, and as a consequence, higher energy prices. Each El Niño event is different and, depending on its intensity and duration, the magnitude of the social and economic effects could be more pronounced. Peru has also experienced rain deficits, especially towards the end of 2015, and forecasts show an expected decrease in the natural flow of the basins in which Enersis Américas operates.

Droughts also affect the operation of Enersis Américas’ thermal plants, including its facilities that use natural gas, fuel oil or coal as fuel, in the following manner:

•	During drought periods, thermal plants are used more frequently. Thermal plant operating costs can be considerably higher than those of hydroelectric plants. Enersis Américas’ operating expenses increase during these periods. In addition, depending on its commercial obligations, Enersis Américas may need to buy electricity at spot prices in order to comply with its contractual supply obligations and the cost of these electricity purchases may exceed its contracted electricity sale prices, thus potentially producing losses from those contracts.

•	Enersis Américas’ thermal plants require water for cooling and droughts not only reduce the availability of water, but also increase the concentration of chemicals, such as sulfates in the water. The high concentration of chemicals in the water it uses for cooling increases the risk of damaging the equipment at its thermal plants as well as the risk of violating environmental regulations. As a result, it may have to purchase water from agricultural areas that are also experiencing shortages of water. These water purchases may increase its operating costs and also require it to further negotiate with the local communities.

•	Thermal power plants burning natural gas generate emissions such as sulfur dioxide (SO2) and nitrogen oxide (NO) gases. When operating with diesel they also release particulate matter into the atmosphere. Coal fired plants generate emissions of SO2 and NO. Therefore, greater use of thermal plants during periods of drought increases the risk of producing a higher level of pollutants.

In addition, according to certain weather forecast models, the drought that is affecting the regions where most of Enersis Américas’ hydroelectric plants are located may last for an extended period and may recur in the future. A prolonged drought may exacerbate the risks described above and have a further adverse effect upon its business, results of operations and financial condition.

Governmental regulations may adversely affect Enersis Américas’ business.

Enersis Américas is subject to extensive regulation on the tariffs it charges to its customers and on other aspects of its business and these regulations may adversely affect its profitability. For example, governments can impose electricity rationing during droughts or prolonged failures of power facilities. During rationing, if Enersis

Américas is unable to generate enough electricity to comply with its contractual obligations, it may be forced to buy electricity at the spot price, as even a severe drought does not release it from its contractual obligations as a force majeure event. If it is unable to buy enough electricity at the spot price to comply with its contractual obligations, it would have to compensate its regulated customers for the electricity it failed to provide at the rationed price. Rationing periods have occurred in the past and may occur in the future. Enersis Américas’ generation subsidiaries may be required to pay regulatory penalties if they fail to provide adequate service under their contractual obligations. Material rationing policies imposed by regulatory authorities in any of the countries in which it operates could adversely affect its business, results of operations and financial condition.

Governmental authorities may also delay the distribution tariff review process, or tariff adjustments determined by governmental authorities may be insufficient to pass through Enersis Américas’ costs (as has been the case with Edesur, its Argentine distribution subsidiary, and with Ampla and Coelce, its Brazilian distribution subsidiaries, for part of 2014). Similarly, electricity regulations issued by governmental authorities in the countries in which Enersis Américas operates may affect the ability of its generation companies to collect revenues sufficient to offset their operating costs.

The inability of any company in Enersis Américas’ consolidated group to collect revenues sufficient to cover operating costs may affect the ability of that company to operate as a going concern and may otherwise have an adverse effect on its business, financial results and operations.

In addition, changes in the regulatory framework are often submitted to the legislators and administrative authorities in the countries in which Enersis Américas operates and some of these changes could have a material adverse impact on its business, results of operations and financial condition. For example, commercial operations of Emgesa’s El Quimbo power plant have been intermittent due to legislative and judicial decisions regarding its authorization to commence commercial operations.

These changes could adversely affect Enersis Américas’ business, results of operations and financial condition.

Enersis Américas’ business and profitability could be adversely affected if water rights are denied or if water concessions are granted with limited duration.

Approximately 53% of Enersis Américas’ installed capacity is hydroelectric. It owns water rights for the supply of water from rivers and lakes near its production facilities, granted in Argentina by the Argentine State, in Colombia by the Ministry of Environment, Housing and Territorial Development (“MAVDT” in its Spanish acronym), in Peru by the Water National Authority (“ANA” in its Spanish acronym), and in Brazil by the Water National Authority (“ANA” in its Portuguese acronym). In Colombia, water rights or water concessions are granted for 50 years, renewable by equal periods; however, these concessions may be revoked, for example, due to a progressive decrease or depletion of water. In Colombia, human consumption is the first priority before any other use. A similar event may happen in Peru and Enersis Américas could lose its water rights, even when concessions are granted for indefinite periods, due to scarcity or decline in quality.

Any limitations on Enersis Américas’ current water rights, its need for additional water rights, or its current unlimited duration of water concessions could have a material adverse effect on its hydroelectric development projects and its profitability.

Regulatory authorities may impose fines on Enersis Américas’ subsidiaries, which could adversely affect its results of operations and financial condition.

Enersis Américas’ electricity businesses may be subject to regulatory fines for any breach of current regulations, including energy supply failures, in the four countries in which it operates. In Peru, fines may be imposed for a maximum of 1,400 Treasury Tax Units (Unidad Impositiva Tributaria or “UIT”), or

Ch$ 1,103 million, using the UIT and foreign exchange rates as of December 31, 2015. In Colombia, fines may be imposed for a maximum of 2,000 Minimum Monthly Salaries (Salarios Mínimos Mensuales), or Ch$ 291 million using the Minimum Monthly Salary and foreign exchange rates as of December 31, 2015. In Argentina, there is no maximum limit for relevant fines. In Brazil, fines may be imposed for up to 2.0% of an electricity company’s revenues.

Enersis Américas’ electricity generation subsidiaries are supervised by their local regulatory entities and may be subject to these fines in cases where, in the opinion of the regulatory entity, operational failures affecting the regular energy supply to the system are the fault of the company such as when agents are not coordinated with the system operator. In addition, Enersis Américas’ subsidiaries may be required to pay fines or compensate customers if those subsidiaries are unable to deliver electricity, even if such failure is due to forces outside of the subsidiaries’ control.

For example, in April 2013, Edegel, Enersis Américas’ generation company in Peru, was fined Ch$ 73.9 million by the Osinergmin, the Peruvian regulatory electricity authority, for the unavailability in several occasions of some of its units in 2008. Edegel paid two of the four fines and appealed the other two, which are still under dispute. In 2015, the Electricity National Regulatory Agency (“ENRE” in its Spanish acronym) imposed fines on Edesur, Enersis Américas’ distribution company in Argentina, for a total of Ch$ 6.6 billion due to technical and commercial operation failures.

Enersis Américas depends on payments from its subsidiaries, jointly-controlled entities and associates to meet its payment obligations.

In order to pay its obligations, Enersis Américas relies on cash from dividends, loans, interest payments, capital reductions and other distributions from its subsidiaries and equity affiliates. The ability of its subsidiaries and equity affiliates to pay dividends, interest payments, loans and other distributions to it is subject to legal constraints such as dividend restrictions, fiduciary duties, contractual limitations and foreign exchange controls that may be imposed in any of the four countries where they operate.

Historically, Enersis Américas has not been able to access at all times the cash flows of its operating subsidiaries due to government regulations, strategic considerations, economic conditions and credit restrictions.

Enersis Américas’ future results from operations may continue to be subject to greater economic and political uncertainties, such as government regulations, economic conditions and credit restrictions, and therefore it may not be able to rely on cash flows from operations in those entities to repay its debt.

Dividend Limits and Other Legal Restrictions. Some of Enersis Américas’ subsidiaries are subject to legal reserve requirements and other restrictions on dividend payments. Other legal restrictions, such as foreign currency controls, may limit the ability of its subsidiaries and equity affiliates to pay dividends and make loan payments or other distributions to Enersis Américas. In addition, the ability of any of its subsidiaries that are not wholly-owned to distribute cash to it may be limited by the directors’ fiduciary duties of such subsidiaries to their minority shareholders. Furthermore, some of its subsidiaries may be forced by local authorities, in accordance with applicable regulation, to diminish or eliminate dividend payments. As a consequence of such restrictions, its subsidiaries could, under certain circumstances, be impeded from distributing cash to it.

Contractual Constraints. Distribution restrictions included in certain credit agreements of Enersis Américas’ subsidiaries Costanera and El Chocón may prevent dividends and other distributions to shareholders if they are not in compliance with certain financial ratios. Generally, Enersis Américas’ credit agreements prohibit any type of distribution if there is an ongoing default.

Operating Results of Enersis Américas’ Subsidiaries. The ability of Enersis Américas’ subsidiaries and equity affiliates to pay dividends or make loan payments or other distributions to it is limited by their operating results. To the extent that the cash requirements of any of its subsidiaries exceed their available cash, the subsidiary will not be able to make cash available to it, which was the case of Ampla and Enel Brasil as a consequence of the economic and political situation that Brazil, and especially the distribution sector, is dealing with.

Any of the situations described above could adversely affect Enersis Américas’ business, results of operations and financial condition.

Enersis Américas is involved in litigation proceedings.

Enersis Américas is currently involved in various litigation proceedings, which could result in unfavorable decisions or financial penalties against it. It will continue to be subject to future litigation proceedings, which could cause material adverse consequences to its business.

For example, in 2001, the inhabitants of Sibaté (part of the Cundinamarca Department, Colombia) sued Emgesa and two other unrelated parties because of the possible contamination of El Muña Reservoir, demanding that the defendants pay for damages of CPs 3 billion (approximately Ch$ 675 billion). The plaintiffs argued that the contamination is a consequence of the pumping of polluted water from the Bogotá River. Emgesa argued that it is not responsible since the company had received the polluted water and requested the inclusion as additional defendants in the judicial proceedings, numerous public and private entities that discharged pollutants into the river or were responsible for the environmental management of the river’s basin. This request was originally accepted by the court, but in June 2015 the court decision was reversed and the new parties were subsequently excluded as defendants. Emgesa appealed such determination and the case remains pending. Enersis Américas’ financial condition or results of operations could be adversely affected if it is unsuccessful in defending this litigation or other lawsuits and proceedings against it.

Environmental regulations in the countries in which Enersis Américas operates and other factors may cause delays, impede the development of new projects or increase the costs of operations and capital expenditures.

Enersis Américas’ operating subsidiaries are subject to environmental regulations which, among other things, require it to perform environmental impact studies for future projects and obtain permits from both local and national regulators. The approval of these environmental impact studies may take longer than planned and may be withheld by governmental authorities. Local communities and ethnic and environmental activists, among others, may intervene in the approval process to delay or prevent a project’s development. They may also seek injunctive or other relief, which could negatively impact Enersis Américas if they are successful.

In addition to environmental matters, there are other factors that may adversely affect Enersis Américas’ ability to build new facilities or to complete projects currently under development on time, including delays in obtaining regulatory approvals, shortages or increases in the price of equipment, materials or labor, strikes, adverse weather conditions, natural disasters, civil unrest, accidents, or other unforeseen events. Any such event could adversely affect its business, results of operations and financial condition.

Delays or modifications to any proposed project and laws or regulations may change or be interpreted in a manner that could adversely affect Enersis Américas’ operations or its plans for companies in which it holds investments, which could adversely affect its business, results of operations and financial condition.

Enersis Américas’ power plant projects may encounter significant opposition from different groups that may delay their development, increase costs, damage its reputation and potentially result in impairment of its goodwill with stakeholders.

Enersis Américas’ reputation is the foundation of its relationship with key stakeholders and other constituencies. If it is unable to effectively manage real or perceived issues that could negatively impact sentiments toward it, its business, results of operations and financial condition could be adversely affected.

The development of new and existing power plants may face opposition from several stakeholders, such as ethnic groups, environmental groups, land owners, farmers, local communities and political parties, among others, all of which may impact the sponsoring company’s reputation and goodwill. For example, El Quimbo hydroelectric project in Colombia faced constant demands from the public which delayed construction and increased costs. From April 27, 2014 to May 12, 2014, a national agricultural strike involving communities near the project blocked roads and occupied neighboring land. Additional protests during 2014 blocked the entrance to the Balseadero viaduct construction site and the reservoir basin.

The operation of Enersis Américas’ current thermal power plants may also affect its goodwill with stakeholders, due to emissions such as particulate matter, sulfur dioxide and nitrogen oxides, which could adversely affect the environment.

Damage to Enersis Américas’ reputation may exert considerable pressure on regulators, creditors, and other stakeholders and ultimately lead to projects and operations that may not be optimal, causing Enersis Américas’ share prices to drop and hindering its ability to attract or retain valuable employees, all of which could result in an impairment of Enersis Américas’ goodwill with stakeholders.

Enersis Américas’ business may experience adverse consequences if it is unable to reach satisfactory collective bargaining agreements with its unionized employees.

A large percentage of Enersis Américas’ employees are members of unions and have collective bargaining agreements that must be renewed on a regular basis. Its business, financial condition and results of operations could be adversely affected by a failure to reach agreement with any labor union representing such employees or by an agreement with a labor union that contains terms it views as unfavorable. The laws of many of the countries in which it operates provide legal mechanisms for judicial authorities to impose a collective agreement if the parties are unable to come to an agreement, which may increase Enersis Américas’ costs beyond what it has budgeted.

In addition, Enersis Américas employs many highly-specialized employees, and certain actions such as strikes, walk-outs or work stoppages by these employees, could adversely impact its business, results of operations and financial condition as well as its reputation.

Interruption or failure of Enersis Américas’ information technology and communications systems or external attacks to or breaches of these systems could have an adverse effect on its operations and results.

Enersis Américas depends on information technology, communication and processing systems (“IT Systems”) to operate its businesses, the failure of which could adversely affect its business, results of operations and financial condition.

IT Systems are all vital to its generation subsidiaries’ ability to monitor its power plants’ operations, maintain generation and network performance, adequately generate invoices to customers, achieve operating efficiencies and meet its service targets and standards. Enersis Américas’ distribution subsidiaries could also be affected adversely because they rely heavily on IT Systems to monitor their grids, billing processes for millions of customers and customer service platforms. Temporary or long-lasting operational failures of any of these IT Systems could have a material adverse effect on Enersis Américas’ results of operations. Additionally, cyber attacks can have an adverse effect on the company’s image and its relationship with the community. In the last few years, global cyber attacks on security systems, treasury operations, and IT Systems have intensified. Enersis Américas is exposed to cyber-terrorist attacks aimed at damaging its assets through computer networks, cyber spying involving strategic information that may be beneficial for third parties and cyber-theft of proprietary and confidential information, including information of its customers. During 2014, Enersis Américas suffered two cyber attacks perpetrated by a cyber-terrorist group, which impacted websites in Argentina, Brazil, Colombia and Peru. In one case, the attack resulted in a service interruption of 90 minutes. Further cyber attacks may occur and may affect it in the future.

Enersis Américas relies on electricity transmission facilities that it does not own or control. If these facilities do not provide it with an adequate transmission service, it may not be able to deliver the power it sells to its final customers.

Enersis Américas depends on transmission facilities owned and operated by other unaffiliated power companies to deliver the electricity it sells. This dependence exposes it to several risks. If transmission is disrupted, or transmission capacity is inadequate, it may be unable to sell and deliver its electricity. If a region’s power transmission infrastructure is inadequate, its recovery of sales costs and profits may be insufficient. If restrictive transmission price regulation is imposed, transmission companies upon whom it relies may not have sufficient incentives to invest in expansion of their transmission infrastructure, which could adversely affect its operations and financial results. Currently, the construction of new transmission lines is taking longer than in the past, mainly because of new social and environmental requirements that are creating uncertainty about the probability of completing the projects. In addition, the increase of new non-conventional renewable energy (“NCRE”) projects in the region is congesting the current transmission systems as these projects can be built relatively quickly, while new transmission projects may take longer to be built.

Any such disruption or failure of transmission facilities could interrupt Enersis Américas’ business, which could adversely affect its results of operations and financial condition.

Enersis Américas’ historical performance may not be representative of its future performance.

Enersis Américas’ historical performance might have been different if it had been a separate entity during the periods presented in its financial statements. The historical financial information included in this joint information statement/prospectus is not necessarily indicative of what its results of operations, financial position and cash flows will be in the future. There may be changes that will occur in its cost structure, funding and operations as a result of the separation of Enersis Chile from it, including increased costs associated with reduced economies of scale.

Risks Related to the Securities Markets

The relative illiquidity and volatility of Chilean securities markets could adversely affect the price of Enersis Américas’ common stock and ADSs both before and after the merger.

Even though Enersis Américas does not have assets in Chile, its shares are traded on the Chilean Stock Exchanges since it is organized under the laws of the Republic of Chile and it has its headquarters in Chile. Chilean securities markets are substantially smaller and less liquid than the major securities markets in the United States. The low liquidity of the Chilean market may impair the ability of shareholders to sell shares, or holders of ADSs to sell shares of its common stock withdrawn from the ADS program into the Chilean market in the amount and at the price and time they wish to do so. Also, the liquidity and the market for its shares or ADSs may be affected by a number of factors including variations in exchange and interest rates, the deterioration and volatility of the markets for similar securities and any changes in its liquidity, financial condition, creditworthiness, results and profitability.

Fluctuations in the South American financial and securities markets may affect the value of Enersis Américas’ securities both before and after the merger.

South American financial and securities markets are, to varying degrees, influenced by economic and market conditions in other countries. As a result, the Brazilian, Chilean and Colombian financial and securities markets may be adversely affected by developments or events in other countries, including fluctuations in the financial and securities markets of emerging countries, which could adversely affect the value of Enersis Américas’ securities.

Risks Related to the Ownership of Enersis Américas Common Stock

Enersis Américas’ controlling shareholder may exert substantial influence over it and may have a different strategic view for its development than that of its minority shareholders.

Enel beneficially owns 60.6% of Enersis Américas’ share capital, and is expected to own a majority of Enersis Américas’ share capital after the merger. Enel, as the ultimate controlling shareholder of Enersis Américas both before and after the merger, currently has, and will continue have, the power to determine the outcome of substantially all material matters that require shareholders’ votes, such as the election of the majority of its Board members and, subject to contractual and legal restrictions, its dividend policy. Enel also exercises, and is expected to exercise, decisive influence over Enersis Américas’ business strategy and operations. Its interests may in some cases differ from those of its minority shareholders. For example, Enel conducts its business operations in the field of renewable energies in South America through Enel Green Power S.p.A. and in the Chilean electricity business through Enersis Chile, in neither of which Enersis Américas has equity interests. Any present or future conflict of interest affecting Enel may be resolved against Enersis Américas’ best interests in these matters. As a consequence, Enersis Américas’ growth may be potentially limited, and its business and results of operations may be adversely affected.

Lawsuits against Enersis Américas brought outside of the South American countries in which it operates or complaints against it based on foreign legal concepts may be unsuccessful.

All of Enersis Américas’ assets are located outside of the United States. All of its directors and all of its officers reside outside of the United States and most of their assets are located outside the United States as well. If any investor were to bring a lawsuit against its directors, officers or experts in the United States, it may be difficult for them to effect service of legal process within the United States upon these persons, or to enforce against them, in United States or Chilean courts, judgments obtained in United States courts based upon the civil liability provisions of the federal securities laws of the United States. In addition, there is doubt as to whether an action could be brought successfully in Chile on the basis of liability based solely upon the civil liability provisions of the United States federal securities laws.

Risks Related to Ownership of Endesa Américas Common Stock

Endesa Américas’ controlling shareholder may exert substantial influence over it and may have a different strategic view for its development than that of its minority shareholders.

Enel beneficially owns 60.6% of Enersis Américas’ share capital, and Enersis Américas owns 59.98% of Endesa Américas’ outstanding capital stock. Enel, as the ultimate controlling shareholder of Endesa Américas, has the power to determine the outcome of substantially all material matters that require shareholders’ votes, such as the election of the majority of its Board members and, subject to contractual and legal restrictions, its dividend policy. Enel also exercises decisive influence over its business strategy and operations. Its interests may in some cases differ from those of its minority shareholders. For example, Enel conducts its business operations in the field of renewable energies in South America through Enel Green Power S.p.A., in which Endesa Américas does not have an equity interest. Any present or future conflict of interest affecting Enel may be resolved against Endesa Américas’ best interests in these matters. As a consequence, Endesa Américas’ growth may be potentially limited, and its business and results of operations may be adversely affected.

There may not be a liquid market for Endesa Américas’ shares.

There can be no assurance as to the liquidity of any markets that may develop for Endesa Américas’ shares or ADSs or the price at which its shares or ADSs may trade. The Chilean securities markets are substantially smaller and less liquid than the major securities markets in the United States. In addition, the Chilean securities markets may be affected materially by developments in other emerging markets. The low liquidity of the Chilean securities markets may impair the ability of its shareholders to sell their shares, or holders of its ADSs to sell shares of its common stock withdrawn from the ADS program, into the Chilean securities markets in the amounts and at the prices and times they wish to do so. Also, the liquidity and the market for its shares or ADSs may be affected by a number of factors including variations in exchange and interest rates, the deterioration and volatility of the markets for similar securities and any changes in its liquidity, financial condition, creditworthiness, results and profitability and uncertainty with respect to the consummation of the merger. As a result, the initial trading prices of its shares and ADSs may not be indicative of future trading prices. In addition, trading of its shares and ADSs, in the aggregate, may be significantly less liquid than trading of Endesa Chile’s shares and ADSs before the Spin-Off.

Endesa Chile’s historical performance will not be representative of Endesa Américas’ performance as a separate company.

Endesa Américas’ combined financial statements are based on the historical results of operations and historical bases of the assets and liabilities of the former non-Chilean businesses of Endesa Chile. Its historical performance might have been different if it had been a separate, combined entity during the periods presented. The historical carve-out financial information included in this joint information statement/prospectus is not necessarily indicative of what its results of operations, financial position and cash flows will be in the future. There may be changes that will occur in its cost structure, funding and operations as a result of its separation from Endesa Chile, including increased costs associated with reduced economies of scale, and increased costs associated with being a stand-alone publicly traded company.

Endesa Américas may face difficulty in financing its operations and capital expenditures following the Spin-Off, which could have an adverse impact on its business and results.

Endesa Américas may need to incur debt or issue additional equity in order to fund working capital and capital expenditures or to make acquisitions and other investments following the Spin-Off. There can be no assurance that debt or equity financing will be available to it on acceptable terms, if at all. As a result of the Spin-Off, it may also become more expensive for it to raise funds through the issuance of debt than it was prior to the consummation of the Spin-Off. If it is not able to obtain sufficient financing on attractive terms, it could have a material adverse effect on Endesa Américas’ business, results of operations and financial condition.

THE EXTRAORDINARY SHAREHOLDERS’ MEETING OF ENERSIS AMÉRICAS

General

A copy of this document is being mailed to you as a registered shareholder of Enersis Américas resident in the United States or as a holder of record of Enersis Américas ADSs as of the close of business on August 31, 2016, in connection with the solicitation of powers of attorney and votes by the Board of Directors of Enersis Américas for use at the Enersis Américas extraordinary shareholders’ meeting. If you hold Enersis Américas ADSs, an ADS voting instruction card relating to the Enersis Américas extraordinary shareholders’ meeting is also being mailed to you with each copy of this document. This document also constitutes a prospectus covering the issuance of Enersis Américas shares and ADSs in connection with the merger.

The Enersis Américas extraordinary shareholders’ meeting is scheduled to be held at Enersis Stadium, Carlos Medina No. 858, Independencia, Santiago, Chile, on September 28, 2016, at 9:30 A.M., local time.

This document is first being mailed to Enersis Américas shareholders resident in the United States on or about September     , 2016. In addition, this document and the accompanying ADS voting instruction card are first being mailed to Enersis Américas ADS holders following the determination of holders of ADRs as of August 31, 2016, the record date fixed by the depositary for purposes of determining entitlement to vote the shares of Enersis Américas common stock underlying Enersis Américas ADSs.

If you are an Enersis Américas ADS holder, you are requested to promptly sign, date and return the ADS voting instruction card to the depositary. If you do not return a properly executed ADS voting instruction card, the depositary may give a discretionary proxy to vote the shares underlying your Enersis Américas ADSs to the Chairman of the Board of Directors of Enersis Américas and you will be counted as present for quorum purposes. If such a discretionary proxy is granted to the Chairman of the Board, Enersis Américas intends to vote these shares in favor of the merger proposals.

You should not forward any ADRs with your ADS voting instruction card.

Matters to be Considered at the Enersis Américas Extraordinary Shareholders’ Meeting

At the meeting, Enersis Américas shareholders will consider and vote upon the approval of the merger described in this joint information statement/prospectus and various related matters.

Record Date

Only holders of record of Enersis Américas shares at the close of business on September 13, 2016 are entitled to receive notice of the extraordinary shareholders’ meeting. Only Enersis Américas’ holders of record at midnight (the end of the day) on September 22, 2016 (the fifth Chilean business day prior to the shareholders’ meeting) will be entitled to vote at the shareholders’ meeting. The depositary has also fixed August 31, 2016 as the record date for purposes of determining entitlement to vote the shares of Enersis Américas common stock underlying Enersis Américas ADSs.

Quorum

The presence, in person or by power of attorney, of the holders of Enersis Américas common stock (including common stock underlying Enersis Américas ADSs) having at least a majority of the votes attributable to the shares of Enersis Américas common stock with voting rights outstanding and entitled to vote at the Enersis Américas extraordinary shareholders’ meeting is necessary to constitute a quorum at such meeting. Enel Iberoamérica, which beneficially owns 60.6% of the outstanding Enersis Américas common stock, can establish a quorum at the meeting without the attendance of any other shareholder. Additionally, upon the written request of Enersis Américas, the depositary will represent all shares of Enersis Américas common stock underlying Enersis Américas ADSs at any shareholders’ meeting for the sole purpose of establishing quorum at such meeting.

Votes Required and Voting by Power of Attorney or ADS Proxies

General

Under Chilean law, shareholders may vote at a shareholders’ meeting only in person or by appointing, through a power of attorney, an attorney-in-fact to attend and vote his or her shares at the shareholders’ meeting. If you are a shareholder and wish to vote your shares but cannot or do not wish to attend the shareholders’ meeting, you must appoint, through a power of attorney, an attorney-in-fact to attend the shareholders’ meeting and vote your shares on your behalf. ADS holders may vote only by completing and returning to the depositary the ADS voting instruction card accompanying the depositary’s Notice of Extraordinary Shareholders’ Meeting of Enersis Américas and this joint information statement/prospectus. For more information regarding how shareholders may vote, including by appointing an attorney-in-fact, see “—Shareholder Voting Procedures.” For more information regarding how ADS holders may vote, see “—ADS Voting Procedures.”

The vote of Enersis Américas shareholders required for approval of the merger proposal is based on the number of outstanding shares of common stock with voting rights of Enersis Américas, not on the number of Enersis Américas shares which are actually voted at the meeting. If a quorum is not obtained, Enersis Américas expects that the meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional powers of attorney or votes. If, however, a quorum is obtained but fewer shares of Enersis Américas common stock with voting rights are voted in favor of approval of the merger than the number required for approval, then under Chilean law neither Enersis Américas’ shareholders nor the Board of Directors of Enersis Américas may move to suspend or otherwise terminate the meeting or the voting.

Under Chilean law the authority granted pursuant to a power of attorney is broad and would permit the attorney-in-fact to vote all of your shares on your behalf, and would allow your shares to be counted for quorum purposes, even if the terms of the proposed merger change (including a different merger exchange ratio).

Votes Required

Approval of the merger as a related party transaction, the merger proposal and the capital reduction proposal presented by the Enersis Américas Board of Directors for the consideration and vote of shareholders at the Enersis Américas extraordinary shareholders’ meeting require the affirmative vote of at least two-thirds of the outstanding common stock with voting rights of Enersis Américas. Approval of other proposals presented by the Board of Directors for the consideration and vote of shareholders at the meeting requires the affirmative vote of at least a majority of the outstanding common stock with voting rights of Enersis Américas. Enel Iberoamérica currently beneficially holds 60.6% of the outstanding common stock of Enersis Américas, and will be entitled to vote its shares of common stock on all matters at the meeting, and intends to vote its shares in favor of each of the proposals. As a result, all proposals, other than approval of the merger as a related party transaction, the merger proposal and the capital reduction proposal, will be approved without need for any additional votes of minority shareholders of Enersis Américas.

Shareholder Voting Procedures

Under Chilean law, shareholders may vote at a shareholders’ meeting only in person or by appointing , through a power of attorney, an attorney-in-fact to attend and vote his or her shares at the shareholders’ meeting. If you are a shareholder and cannot or do not wish to attend the shareholders’ meeting, you must appoint, through a power of attorney, an attorney-in-fact to attend the shareholders’ meeting and vote your shares on your behalf.

Under Chilean law a shareholder may appoint by power of attorney any person as that shareholder’s “attorney-in-fact” to represent the shareholder at the shareholders’ meeting. The attorney-in-fact does not need to be a shareholder of Enersis Américas.

Chilean law requires that a power of attorney be completed in a specific manner in order for it to be valid for purposes of appointing an attorney-in-fact to vote shares at a shareholders’ meeting. In order for a power of attorney to be valid it must be granted in writing for all of the shares held by the shareholder at midnight (the end of the day) of the fifth Chilean business day prior to the shareholder meeting. In addition, the power of attorney must state:

•	the place and date the power of attorney is issued,

•	the name of the attorney-in-fact that is being granted the power of attorney,

•	the name of the shareholder that is granting the power of attorney,

•	the type and date of shareholders’ meeting for which the power of attorney is granted (the meeting at which the proposed merger will be voted on is an “extraordinary shareholders’ meeting”),

•	that the attorney-in-fact may exercise all rights of the granting shareholder at the shareholders’ meeting,

•	that the power of attorney may be freely delegated at any time,

•	that the power of attorney may only be revoked by a power of attorney, signed by the same shareholder and that is issued on a date that is later than the date of the power of attorney being revoked.

Please note that a Chilean power of attorney does not require instructing the attorney-in-fact how to vote the shares, i.e., for or against the proposition. A Chilean power of attorney grants the attorney-in-fact the right to vote the shares in his or her discretion, unless specific voting instructions were provided in the power of attorney.

Powers of attorney that are granted for a shareholders’ meeting that is not held on the date first convened due to:

•	a lack of quorum,

•	defects in convocation of the meeting, or

•	a suspension ordered by the Board of Directors or the SVS,

are valid at any later meeting called by the Board if that meeting is held within 45 days after the date originally set for the meeting and the same items of business are to be discussed and voted on at that later meeting.

Pursuant to the Chilean Companies Act, extraordinary shareholders’ meetings are called by the Board of Directors to discuss and vote on specific items of business. In addition, only those items of business specified in the notice sent by the Board to shareholders for the purpose of calling and setting the date for the extraordinary shareholders’ meeting may be discussed and voted on at that meeting. Accordingly, attorneys-in-fact may only vote on the matters specified in the relevant extraordinary shareholders’ meeting notice.

Enersis Américas has prepared a form of power of attorney which may be completed and used by Enersis Américas shareholders to appoint an attorney-in-fact to vote their shares on their behalf at the Enersis Américas extraordinary shareholders’ meeting. You may obtain a copy of this power of attorney form by requesting it from your broker, dealer, bank or nominee or by requesting it directly from Enersis Américas at the address or telephone number specified in Enersis Américas’ Notice of Extraordinary Shareholders’ Meeting included in this joint information statement/prospectus.

ADS Voting Procedures

Enersis Américas ADS holders as of August 31, 2016, the record date fixed by the depositary, will receive by mail from the depositary a notice of the meeting together with a copy of this document and an ADS voting instruction card. Holders of Enersis Américas ADSs as of such record date may, in accordance with the procedures communicated by the depositary, instruct the depositary to vote the shares of common stock underlying their ADSs in favor of or against the merger. The depositary will vote such shares of Enersis Américas common stock in accordance with such instructions, without itself exercising any voting discretion.

Note that if the proposal to be voted on as described on the ADS voting instruction card is modified at the extraordinary shareholders’ meeting, the depositary will not vote your shares underlying your ADSs on that matter and will treat your vote as an uninstructed vote, as described below.

As provided by the deposit agreement, if the depositary receives no instructions from an Enersis Américas ADS holder, such ADS holder will be deemed, and the depositary will deem such ADS holder, to have instructed the depositary to give a discretionary proxy with full power of substitution to the Chairman of the Board of Directors of Enersis Américas or to a person designated by him, to vote the shares underlying the Enersis Américas ADSs on any matters at the shareholders’ meeting, and the depositary will give such a discretionary proxy, except that no such instruction shall be deemed and no such discretionary proxy shall be given with respect to any matter as to which (i) the Chairman of the Board directs the depositary that he does not wish such proxy to be given, (ii) substantial opposition exists by the holders of Enersis Américas ADS or (iii) such matter materially and adversely affects the rights of Enersis Américas ADS holders. If the discretionary proxy is granted to the Chairman of the Board, Enersis Américas intends to vote these shares in favor of the merger proposals.

Principal Shareholder

Enel Iberoamérica holds beneficial ownership of 60.6% of the shares of Enersis Américas common stock outstanding as of the date of this joint information statement/prospectus. Enel Iberoamérica intends to vote all such shares in favor of the merger.

Security Ownership by Enersis Américas Management

See “Information About Enersis Américas—Principal Shareholder.”

Appraisal Rights/Statutory Merger Dissenters’ Withdrawal Rights

Enersis Américas Shareholders

Pursuant to the Chilean Companies Act, Enersis Américas’ shareholders who elect to dissent from the approval of the merger will not have appraisal rights. However, Enersis Américas shareholders who dissent from approval of the merger, and who provide Enersis Américas with the required notice of withdrawal, will have the right to exercise statutory merger dissenters’ withdrawal rights and to receive from Enersis Américas a cash payment equivalent to the weighted average of the closing prices for Enersis Américas shares as reported on the Chilean Stock Exchanges during the 60-trading day period preceding the 30th trading day prior to the date on which the merger is approved.

If you hold Enersis Américas common stock, you may exercise your statutory merger dissenters’ withdrawal rights either by voting your shares against the merger at the extraordinary shareholders’ meeting and by sending a written notice of withdrawal to Enersis Américas within 30 calendar days from the date of the extraordinary shareholders’ meeting or, if you do not attend the extraordinary shareholders’ meeting, by sending a written notice of withdrawal to Enersis Américas within 30 calendar days from the date of the extraordinary shareholders’ meeting. This means that Enersis Américas must receive your written notice on or before October 28, 2016. This notice of withdrawal must specifically state that you are electing to exercise statutory merger dissenters’ withdrawal rights because you disagree with the merger of Endesa Américas and Chilectra Américas into Enersis Américas as approved at the Enersis Américas extraordinary shareholders’ meeting. You must send your notice of withdrawal by certified or registered mail to Enersis Américas or, alternatively, arrange for a Chilean notary public to present and certify your notice of withdrawal to the Enersis Américas Board of Directors. If you are an Enersis Américas shareholder and you vote in favor of the merger or if you attend the extraordinary shareholders’ meeting and vote to abstain, you will NOT be eligible to exercise statutory merger dissenters’ withdrawal rights under Chilean law.

Enersis Américas ADS Holders

Enersis Américas ADS holders own beneficial interests in Enersis Américas shares that are held by the depositary for Enersis Américas ADSs. Enersis Américas ADS holders do not hold Enersis Américas shares directly and are not listed as shareholders on the share registry of Enersis Américas. Therefore, any Enersis Américas ADS holder that wishes to exercise statutory merger dissenters’ withdrawal rights with respect to the merger must cancel such holder’s ADSs and become a registered shareholder of Enersis Américas not later than midnight (the end of the day) on September 22, 2016 (the fifth Chilean business day prior to the extraordinary shareholders’ meeting) and then follow the procedures for exercising statutory merger dissenters’ withdrawal rights as a shareholder as described above under “—Appraisal Rights/Statutory Merger Dissenters’ Withdrawal Rights—Enersis Américas Shareholders.” If you wish to dissent from the proposed merger and exercise your statutory merger dissenters’ withdrawal rights, we urge you to contact your broker, dealer, bank or nominee and follow their instructions as to how you must instruct them to cancel your Enersis Américas ADSs.

Please note that under Chilean law, shareholders must receive notice of the shareholders’ meeting not less than 15 nor more than 20 days before the date of the shareholders’ meeting. Only Enersis Américas holders of record at midnight (the end of the date) on September 22, 2016 (the fifth Chilean business day prior to the shareholders’ meeting) will be entitled to vote at the meeting. Therefore, Enersis Américas ADS holders that do not cancel their ADSs and become record shareholders of Enersis Américas on or before September 22, 2016 will not have the right to dissent from the merger under Chilean law for purposes of exercising statutory merger dissenters’ withdrawal rights. In the event the merger is not consummated, Enersis Américas will not purchase shares from the shareholders exercising statutory merger dissenters’ withdrawal rights. Therefore, if the merger is not consummated, Enersis Américas ADS holders who cancelled their ADSs to become shareholders of record of Enersis Américas will continue to be shareholders and may incur additional fees in order to redeposit their shares into the ADR program. See “Risk Factors—Risks Related to the Merger.”

THE EXTRAORDINARY SHAREHOLDERS’ MEETING OF ENDESA AMÉRICAS

General

A copy of this document is being mailed to you as a registered shareholder of Endesa Américas resident in the United States or as a holder of record of Endesa Américas ADSs as of the close of business on August 31, 2016, in connection with the solicitation of powers of attorney and votes by the Board of Directors of Endesa Américas for use at the Endesa Américas extraordinary shareholders’ meeting. If you hold Endesa Américas ADSs, an ADS voting instruction card relating to the Endesa Américas extraordinary shareholders’ meeting is also being mailed to you with each copy of this document. This document also constitutes a prospectus covering the issuance of Enersis Américas shares and ADSs in connection with the merger.

The Endesa Américas extraordinary shareholders’ meeting is scheduled to be held at Enersis Stadium, Carlos Medina No. 858, Independencia, Santiago, Chile, on September 28, 2016, at 2:00 P.M., local time.

This document is first being mailed to Endesa Américas shareholders resident in the United States on or about September         , 2016. In addition, this document and the accompanying ADS voting instruction card are first being mailed to Endesa Américas ADS holders following the determination of holders of ADRs as of August 31, 2016, the record date fixed by the depositary for purposes of determining entitlement to vote the shares of Endesa Américas common stock underlying Endesa Américas ADSs.

If you are an Endesa Américas ADS holder, you are requested to promptly sign, date and return the ADS voting instruction card to the depositary. If you do not return a properly executed ADS voting instruction card, the depositary may give a discretionary proxy to vote the shares underlying your Endesa Américas ADSs to the Chairman of the Board of Directors of Endesa Américas and you will be counted as present for quorum purposes. If such a discretionary proxy is granted to the Chairman of the Board, Endesa Américas intends to vote these shares in favor of the merger proposals.

You should not forward any ADRs with your ADS voting instruction card. When all conditions to completion of the merger have been satisfied and a date for the exchange of shares has been set by Enersis Américas, you will be sent a transmittal form which will include instructions for the return and exchange of Endesa Américas ADRs. See “—The Merger—Exchange of Stock Certificates by Endesa Américas Shareholders” and “—Exchange of ADRs by Endesa Américas Shareholders.”

Matters to be Considered at the Endesa Américas Extraordinary Shareholders’ Meeting

At the meeting, Endesa Américas shareholders will consider and vote upon the approval of the merger described in this joint information statement/prospectus and various related matters.

Record Date

Only holders of record of Endesa Américas shares at the close of business on September 13, 2016 are entitled to receive notice of the extraordinary shareholders’ meeting. Only Endesa Américas’ holders of record at midnight (the end of the day) on September 22, 2016 (the fifth Chilean business day prior to the shareholders’ meeting) will be entitled to vote at the meeting. The depositary has also fixed August 31, 2016 as the record date for purposes of determining entitlement to notice of the extraordinary shareholders’ meeting and to notice of the extraordinary shareholders’ meeting and to vote the shares of Endesa Américas’ common stock underlying Endesa Américas’ ADSs.

Quorum

The presence, in person or by power of attorney, of the holders of Endesa Américas common stock (including common stock underlying Endesa Américas ADSs) having at least a majority of the votes attributable to the shares of Endesa Américas common stock with voting rights outstanding and entitled to vote at the

Endesa Américas extraordinary shareholders’ meeting is necessary to constitute a quorum at such meeting. Enersis Américas, which beneficially owns 59.98% of the outstanding Endesa Américas common stock, can establish a quorum at the meeting without the attendance of any other shareholder. Additionally, upon the written request of Endesa Américas, the depositary will represent all shares of Endesa Américas common stock underlying Endesa Américas ADSs at any shareholders’ meeting for the sole purpose of establishing quorum at such meeting.

Votes Required and Voting by Power of Attorney or ADS Proxies

General

Under Chilean law, shareholders may vote at a shareholders’ meeting only in person or by appointing, through a power of attorney, an attorney-in-fact to attend and vote his or her shares at the shareholders’ meeting. If you are a shareholder and wish to vote your shares but cannot or do not wish to attend the shareholders’ meeting, you must appoint, through a power of attorney, an attorney-in-fact to attend the shareholders’ meeting and vote your shares on your behalf. ADS holders may vote only by completing and returning to the depositary the ADS voting instruction card accompanying the depositary’s Notice of General Shareholders’ Meeting of Endesa Américas and this joint information statement/prospectus. For more information regarding how shareholders may vote, including by appointing an attorney-in-fact, see “—Shareholder Voting Procedures.” For more information regarding how ADS holders may vote, see “—ADS Voting Procedures.”

The vote of Endesa Américas shareholders required for approval of the merger proposal is based on the number of outstanding shares of common stock with voting rights of Endesa Américas, not on the number of Endesa Américas shares which are actually voted at the meeting. If a quorum is not obtained, Endesa Américas expects that the meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional powers of attorney or votes. If, however, a quorum is obtained but fewer shares of Endesa Américas common stock with voting rights are voted in favor of approval of the merger than the number required for approval, then under Chilean law neither Endesa Américas’ shareholders nor the Board of Directors of Endesa Américas may move to suspend or otherwise terminate the meeting or the voting.

Under Chilean law the authority granted pursuant to a power of attorney is broad and would permit the attorney-in-fact to vote all of your shares on your behalf, and would allow your shares to be counted for quorum purposes, even if the terms of the proposed merger change (including a different merger exchange ratio).

Votes Required

Approval of the merger as a related party transaction, the merger proposal and the capital reduction proposal presented by the Endesa Américas Board of Directors for the consideration and vote of shareholders at the Endesa Américas extraordinary shareholders’ meeting require the affirmative vote of at least two-thirds of the outstanding common stock with voting rights of Endesa Américas. Approval of other proposals presented by the Board of Directors for the consideration and vote of shareholders at the meeting requires the affirmative vote of at least a majority of the outstanding common stock with voting rights of Endesa Américas. Enersis Américas currently holds 59.98% of the outstanding common stock of Endesa Américas, and will be entitled to vote its shares of common stock on all matters at the meeting, and intends to vote its shares in favor of each of the proposals. In addition, Mr. Raúl Arteaga, the Chief Financial Officer of Endesa Américas, intends to vote his 11,603 shares of Endesa Américas in favor of each of the proposals. As a result, all proposals, other than approval of the merger as a related party transaction, the merger proposal and the capital reduction proposal, will be approved without need for any additional votes of minority shareholders of Endesa Américas.

Shareholder Voting Procedures

Under Chilean law, shareholders may vote at a shareholders’ meeting only in person or by appointing , through a power of attorney, an attorney-in-fact to attend and vote his or her shares at the shareholders’ meeting.

If you are a shareholder and cannot or do not wish to attend the shareholders’ meeting, you must appoint , through a power of attorney, an attorney-in-fact to attend the shareholders’ meeting and vote your shares on your behalf.

Under Chilean law a shareholder may appoint by power of attorney any person as that shareholder’s “attorney-in-fact” to represent the shareholder at the shareholders’ meeting. The attorney-in-fact does not need to be a shareholder of Endesa Américas.

Chilean law requires that a power of attorney be completed in a specific manner in order for it to be valid for purposes of appointing an attorney-in-fact to vote shares at a shareholders’ meeting. In order for a power of attorney to be valid it must be granted in writing for all of the shares held by the shareholder at midnight (the end of the day) of the fifth Chilean business day prior to the shareholders’ meeting. In addition, the power of attorney must state:

•	the place and date the power of attorney is issued,

•	the name of the attorney-in-fact that is being granted the power of attorney,

•	the name of the shareholder that is granting the power of attorney,

•	the type and date of shareholders’ meeting for which the power of attorney is granted (the meeting at which the proposed merger will be voted on is an “extraordinary shareholders’ meeting”),

•	that the attorney-in-fact may exercise all rights of the granting shareholder at the shareholders’ meeting,

•	that the power of attorney may be freely delegated at any time,

•	that the power of attorney may only be revoked by a power of attorney, signed by the same shareholder and that is issued on a date that is later than the date of the power of attorney being revoked.

Please note that a Chilean power of attorney does not require instructing the attorney-in-fact how to vote the shares, i.e., for or against the proposition. A Chilean power of attorney grants the attorney-in-fact the right to vote the shares in his or her discretion, unless specific voting instructions were provided in the power of attorney.

Powers of attorney that are granted for a shareholders’ meeting that is not held on the date first convened due to:

•	a lack of quorum,

•	defects in convocation of the meeting, or

•	a suspension ordered by the Board of Directors or the SVS,

are valid at any later meeting called by the Board if that meeting is held within 45 days after the date originally set for the meeting and the same items of business are to be discussed and voted on at that later meeting.

Pursuant to the Chilean Companies Act, extraordinary shareholders’ meetings are called by the Board of Directors to discuss and vote on specific items of business. In addition, only those items of business specified in the notice sent by the Board to shareholders for the purpose of calling and setting the date for the extraordinary shareholders’ meeting may be discussed and voted on at that meeting. Accordingly, attorneys-in-fact may only vote on the matters specified in the relevant extraordinary shareholders’ meeting notice.

Endesa Américas has prepared a form of power of attorney which may be completed and used by Endesa Américas shareholders to appoint an attorney-in-fact to vote their shares on their behalf at the Endesa Américas extraordinary shareholders’ meeting. You may obtain a copy of this power of attorney form by requesting it from your broker, dealer, bank or nominee or by requesting it directly from Endesa Américas at the address or telephone number specified in Endesa Américas’ Notice of Extraordinary Shareholders’ Meeting included in this joint information statement/prospectus.

ADS Voting Procedures

Endesa Américas ADS holders as of August 31, 2016, the record date fixed by the depositary, will receive by mail from the depositary a notice of the meeting together with a copy of this document and an ADS voting instruction card. Holders of Endesa Américas ADSs as of such record date may, in accordance with the procedures communicated by the depositary, instruct the depositary to vote the shares of common stock underlying their ADSs in favor of or against the merger. The depositary will vote such shares of Endesa Américas common stock in accordance with such instructions, without itself exercising any voting discretion.

Note that if the proposal to be voted on as described on the ADS voting instruction card is modified at the extraordinary shareholders’ meeting, the depositary will not vote your shares underlying your ADSs on that matter and will treat your vote as an uninstructed vote, as described below.

As provided by the deposit agreement, if the depositary receives no instructions from an Endesa Américas ADS holder, such ADS holder will be deemed, and the depositary will deem such ADS holder, to have instructed the depositary to give a discretionary proxy with full power of substitution, to the Chairman of the Board of Directors of Endesa Américas or to a person designated by him, to vote the shares underlying the Endesa Américas ADSs on any matters at the shareholders’ meeting, and the depositary will give such a discretionary proxy, except that no such instruction shall be deemed and no such discretionary proxy shall be given with respect to any matter as to which (i) the Chairman of the Board directs the depositary that he does not wish such proxy to be given, (ii) substantial opposition exists by the holders of Endesa Américas ADS or (iii) such matter materially and adversely affects the rights of Endesa Américas ADS holders. If the discretionary proxy is granted to the Chairman of the Board, Endesa Américas intends to vote these shares in favor of the merger proposals.

Principal Shareholder

Enersis Américas holds 59.98% of the shares of Endesa Américas common stock outstanding as of the date of this joint information statement/prospectus. Enersis Américas intends to vote all such shares in favor of the merger.

Security Ownership by Endesa Américas and Enersis Américas Management

As of August 31, 2016, no Endesa Américas’ directors and officers beneficially owned shares of Endesa Américas common stock, other than Raúl Arteaga, the Chief Financial Officer, who beneficially owned 11,603 shares of Endesa Américas’ common stock. As of August 31, 2016, Enersis Américas’ directors and officers beneficially owned, in the aggregate, shares of Endesa Américas’ common stock that represent less than one percent of the voting power of Endesa Américas. See “Information About Endesa Américas—Principal Shareholder.”

Appraisal Rights/Statutory Merger Dissenters’ Withdrawal Rights

Endesa Américas Shareholders

Pursuant to the Chilean Companies Act, Endesa Américas’ shareholders who elect to dissent from approval of the merger will not have appraisal rights. However, Endesa Américas shareholders who dissent from approval of the merger, and who provide Endesa Américas with the required notice of withdrawal, will have the right to exercise statutory merger dissenters’ withdrawal rights and to receive from Endesa Américas a cash payment equivalent to the weighted average of the closing prices for Endesa Américas shares as reported on the Chilean Stock Exchanges during the 60-trading day period preceding the 30th trading day prior to the date on which the merger is approved.

If you hold Endesa Américas common stock, you may exercise your statutory merger dissenters’ withdrawal rights either by voting your shares against the merger at the extraordinary shareholders’ meeting and by sending a written notice of withdrawal to Endesa Américas within 30 calendar days from the date of the extraordinary shareholders’ meeting or, if you do not attend the extraordinary shareholders’ meeting, by sending a written notice of withdrawal to Endesa Américas within 30 calendar days from the date of the extraordinary shareholders’ meeting. This means that Endesa Américas must receive your written notice on or before October 28, 2016. This notice of withdrawal must specifically state that you are electing to exercise statutory merger dissenters’ withdrawal rights because you disagree with the merger of Endesa Américas and Chilectra Américas into Enersis Américas as approved at the Endesa Américas extraordinary shareholders’ meeting. You must send your notice of withdrawal by certified or registered mail to Endesa Américas or, alternatively, arrange for a Chilean notary public to present and certify your notice of withdrawal to the Endesa Américas Board of Directors. If you are an Endesa Américas shareholder and you vote in favor of the merger or if you attend the extraordinary shareholders’ meeting and vote to abstain, you will NOT be eligible to exercise statutory merger dissenters’ withdrawal rights under Chilean law.

Endesa Américas ADS Holders

Endesa Américas ADS holders own beneficial interests in Endesa Américas shares that are held by the depositary for Endesa Américas ADSs. Endesa Américas ADS holders do not hold Endesa Américas shares directly and are not listed as shareholders on the share registry of Endesa Américas. Therefore, any Endesa Américas ADS holder that wishes to exercise statutory merger dissenters’ withdrawal rights with respect to the merger must cancel such holder’s ADSs and become a registered shareholder of Endesa Américas not later than midnight (the end of the day) on September 22, 2016 (the fifth Chilean business day prior to the extraordinary shareholders’ meeting) and then follow the procedures for exercising statutory merger dissenters’ withdrawal rights as a shareholder as described above under “—Appraisal Rights/Statutory Merger Dissenters’ Withdrawal Rights—Endesa Américas Shareholders.” If you wish to dissent from the proposed merger and exercise your statutory merger dissenters’ withdrawal rights, we urge you to contact your broker, dealer, bank or nominee and follow their instructions as to how you must instruct them to cancel your Endesa Américas ADSs.

Please note that under Chilean law, shareholders must receive notice of the extraordinary shareholders’ meeting not less than 15 nor more than 20 days before the date of the extraordinary shareholders’ meeting. Only Endesa Américas holders of record at midnight (the end of the day) on September 22, 2016 (the fifth Chilean business day prior to the shareholders’ meeting) will be entitled to vote at the meeting. Therefore, Endesa Américas ADS holders that do not cancel their ADSs and become record shareholders of Endesa Américas on or before September 22, 2016 will not have the right to dissent from the merger under Chilean law for purposes of exercising statutory merger dissenters’ withdrawal rights. In the event the merger is not consummated, Endesa Américas will not purchase shares from the shareholders exercising statutory merger dissenters’ withdrawal rights. Therefore, if the merger is not consummated, Endesa Américas ADS holders who cancelled their ADSs to become shareholders of record of Endesa Américas will continue to be shareholders and may incur additional fees in order to redeposit their shares into the ADR program. See “Risk Factors—Risks Related to the Merger.”

Tender Offers by Enersis Américas for Endesa Américas Shares and ADSs

Prior to the consummation of the merger, Enersis Américas intends to conduct tender offers for any and all of the outstanding shares of Endesa Américas (including in the form of ADSs), other than shares held by Enersis Américas, at a tender offer price of Ch$ 300 per Endesa Américas share and Ch$ 9,000 per Endesa Américas ADS (each representing 30 Endesa Américas shares), or the equivalent in U.S. dollars. The tender offers are expected to launch prior to the extraordinary shareholders’ meetings to approve the merger and the consummation of the tender offers will be contingent, among other things, on the approval of the merger by the relevant shareholders at the extraordinary shareholders’ meetings pursuant to the Chilean Companies Act. All holders of Endesa Américas shares and Endesa Américas ADSs (other than Enersis Américas) may also participate in the tender offers by Enersis Américas and receive cash, regardless of their vote on the merger or whether they vote at all, and will have three alternatives in connection with the merger: (i) participate in the merger and receive shares or ADSs of the Enersis Américas (the surviving company after the merger), as applicable; (ii) dissent from the merger and exercise statutory merger dissenters’ withdrawal rights provided under Chilean law and receive specified formula price in cash; or (iii) tender Endesa Américas shares or Endesa Américas ADSs in the tender offers and receive the tender offer price in cash. See “The Tender Offers”.

The description of the tender offers in this joint information statement/prospectus is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of Endesa Américas. When the tender offers are commenced, Enersis Américas will make available the tender offer materials to the shareholders of Endesa Américas and file such materials with the SEC in accordance with applicable U.S. federal securities laws and SEC rules. In that event, shareholders and investors are urged to read the tender offer materials because they will contain important information, including the full details of the tender offers. Shareholders and investors may obtain free copies of the tender offer materials that Enersis Américas files with the SEC at the SEC’s website at www.sec.gov and will receive information at an appropriate time on how to obtain tender offer materials for free from Enersis Américas. These documents are not currently available and their availability is subject to the commencement of the tender offers.

THE EXTRAORDINARY SHAREHOLDERS’ MEETING OF CHILECTRA AMÉRICAS

General

The Chilectra Américas extraordinary shareholders’ meeting is scheduled to be held at the Chilectra Auditorium at the company’s offices at Santa Rosa 76, Santiago, Chile, on September 28, 2016, at noon, local time.

Matters to be Considered at the Chilectra Américas Extraordinary Shareholders’ Meeting

At the meeting, Chilectra Américas shareholders will consider and vote upon the approval of the merger described in this joint information statement/prospectus and various related matters.

Votes Required

Approval of the merger as a related party transaction, the merger proposal and the capital reduction proposal presented by the Chilectra Américas Board of Directors for the consideration and vote of shareholders at the Chilectra Américas extraordinary shareholders’ meeting require the affirmative vote of at least two-thirds of the outstanding common stock with voting rights of Chilectra Américas. Approval of other proposals presented by the Board of Directors for the consideration and vote of shareholders at the meeting requires the affirmative vote of at least a majority of the outstanding common stock of Chilectra Américas. Enersis Américas currently holds 99.1% of the outstanding common stock with voting rights of Chilectra Américas, and will be entitled to vote its shares of common stock on all matters at the meeting, and intends to vote its shares in favor of each of the proposals. As a result, all proposals, including approval of the merger as a related party transaction, the merger proposal and the capital reduction proposal, will be approved without need for any additional votes of minority shareholders of Chilectra Américas.

THE MERGER

The Parties

When we describe our business, including in the description under the caption “Enersis Américas”, below, we are referring to Enersis Américas S.A. and its consolidated subsidiaries. Endesa Américas S.A. and Chilectra Américas S.A. are our consolidated subsidiaries and when we describe Enersis Américas we include Endesa Américas and its consolidated subsidiaries and Chilectra Américas and its consolidated subsidiary in that description. When we refer to Endesa Américas S.A. or Endesa Américas, we mean Endesa Américas and its consolidated subsidiaries, separate from the other businesses of Enersis Américas. When we refer to Chilectra Américas S.A. or Chilectra Américas, we mean Chilectra Américas and its consolidated subsidiary, separate from the other businesses of Enersis Américas.

Enersis Américas

Enersis Américas is an electricity utility company engaged, through its subsidiaries and affiliates, in the generation, transmission and distribution of electricity businesses in Argentina, Brazil, Colombia, and Peru. Enersis Américas is a publicly held limited liability stock corporation that traces its origins to Compañía Chilena de Electricidad Ltda. (“CCE”), which was formed in 1921 and later nationalized in 1970. During the 1980s, the sector was reorganized and CCE’s operations were divided into one generation company and two distribution companies, one with a concession in the Valparaíso Region and the other with a concession in the Santiago metropolitan region, Compañía Chilena Metropolitana de Distribución Eléctrica S.A. From 1982 to 1987, the Chilean electric utility sector went through a process of re-privatization. In August 1988, Compañía Chilena Metropolitana de Distribución Eléctrica S.A., its predecessor company, changed its name to Enersis S.A. On March 1, 2016, the company’s name was changed from Enersis S.A. to Enersis Américas S.A. On April 21, 2016, Enersis Américas spun-off Enersis Chile S.A., which now owns and operates Enersis Américas’ former electricity generation and distribution businesses in Chile, as an independent company to the shareholders of Enersis Américas.

Endesa Américas

Endesa Américas is primarily engaged directly and through its combined entities and jointly-controlled entities in the electricity generation business in Argentina, Colombia and Peru and holds minority interests in electricity generation, distribution and transmission operations in Brazil. Endesa Américas is a publicly held limited liability stock corporation that was organized under the laws of the Republic of Chile on March 1, 2016. It traces its origins to the establishment of Empresa Nacional de Electricidad S.A. in 1943. On April 21, 2016, Endesa Américas was spun-off as an independent company to the shareholders of Endesa Chile.

Chilectra Américas

Chilectra Américas is primarily engaged in the distribution of electricity in Argentina, Brazil, Colombia and Peru through economic interests in operating companies. Chilectra Américas is a publicly held limited liability stock corporation that also traces its origins to CCE. In August 1988, Compañía Chilena Metropolitana de Distribución Eléctrica S.A., changed its name to Enersis S.A. and became the new parent company of Distribuidora Chilectra Metropolitana S.A., later renamed Chilectra S.A. On April 21, 2016, Chilectra Américas was spun-off as an independent company to the shareholders of Chilectra.

Conditions to the Merger

The merger will only be completed if:

•	holders of two-thirds of the outstanding voting shares of each of Enersis Américas, Endesa Américas and Chilectra Américas approve the merger as a related party transaction and the merger proposal,

•	less than (i) 10% of the outstanding shares of Enersis Américas, (ii) 10% of the outstanding shares of Endesa Américas and (iii) 0.91% of the outstanding shares of Chilectra Américas exercise statutory merger dissenters’ withdrawal rights in connection with the merger; provided that no shareholder will own more than 65% of the outstanding shares of Enersis Américas after all exercises of statutory merger dissenters’ withdrawal rights; and

•	Enersis Américas obtains all Chilean registrations and approvals which are preconditions to the issuance and listing by Enersis Américas of the shares to be exchanged for shares of Endesa Américas and Chilectra Américas.

If one or more of the events described in clauses (i), (ii) or (iii) of the second bullet above occurs within 60 days of the date of the respective shareholders’ meetings that approve the merger, the shareholders of each of the merging companies may agree at a subsequent shareholders’ meeting to waive the condition such that the merger will take effect, subject to compliance with all applicable Chilean and U.S. laws.

Please note that Enersis Américas owns 59.98% of the shares of Endesa Américas and 99.1% of the shares of Chilectra Américas and intends to vote all such shares in favor of the merger at the respective extraordinary shareholders’ meetings. As a result, the merger and the Chilectra Américas merger exchange ratio will be approved at the Chilectra Américas extraordinary shareholders’ meeting and unless more than 33.33% of the shares of Enersis Américas or Endesa Américas outstanding five days before the date of the extraordinary shareholders’ meeting (or approximately 85% of the shares of Enersis Américas that Enel Iberoamérica does not own and approximately 83% of the shares of Endesa Américas that Enersis Américas does not own) are voted against the merger as a related party transaction, the merger proposal and the merger exchange ratios, the merger and the merger exchange ratios will be approved at the Enersis Américas and Endesa Américas extraordinary shareholders’ meetings.

Regulatory Approvals

If the merger is approved by two-thirds of the shareholders of each of Enersis Américas, Endesa Américas and Chilectra Américas, Enersis Américas, Endesa Américas and Chilectra Américas must take the following actions and obtain the following regulatory approvals before the merger can be completed and the exchange of shares can be effected:

•	Enersis Américas, Endesa Américas and Chilectra Américas must each record the minutes of the extraordinary shareholders’ meeting at which its shareholders approved the merger before a Chilean notary public and publish within the 60 following days an abstract of those minutes in the Registry of Commerce (Registro de Comercio), as well as in the Official Gazette (Diario Oficial).

In addition, although not a precondition to the effectiveness of the merger, before the shares of Enersis Américas can be issued in exchange for the shares of Endesa Américas, Enersis Américas must obtain:

•	approval for the listing on the NYSE of the additional Enersis Américas ADSs to be issued in the merger;

•	approval for registration of the additional shares of Enersis Américas by the SVS; and

•	approval of the Santiago Stock Exchange, the Electronic Stock Exchange and the Valparaiso Stock Exchange to list the additional Enersis Américas shares.

There are no other regulatory approvals Enersis Américas are seeking to obtain in connection with the merger of Endesa Américas and Enersis Américas. However, in connection with the approval by the SVS of the registration of the issuance of the additional Enersis Américas shares, the SVS will review the issuance to determine whether it complies with Chilean law.

In addition, in connection with the merger and the Enersis Américas ADS program, certain information must be delivered to the Chilean SVS. Enersis Américas must deliver to the SVS copy of its registration statement, of which this joint information statement/prospectus forms a part, and any other information it submits to the SEC in the same form and at the same time its files the registration statement or such other information with the SEC. Enersis Américas must report on a monthly basis the issuance and cancellation of ADSs, number of ADSs traded, and the price and trading volumes. Enersis Américas will also be required to file with the Chilean SVS on a quarterly basis a list of ADS holders.

Enersis Américas can give no assurance as to when or whether any of these approvals and registrations will be obtained, the terms and conditions that may be imposed in connection with their consents and approvals, or the consequences of failing to obtain such consents and approvals.

There are no voting agreements among us and any other party, or among our directors or executive officers and third parties, with respect to the voting of the shares of Enersis Américas or Endesa Américas at the extraordinary shareholders’ meetings.

Appraisal Rights/Statutory Merger Dissenters’ Withdrawal Rights

Shareholders and ADS Holders

Under the Chilean Companies Act, Enersis Américas and Endesa Américas shareholders who elect to dissent from approval of the merger will not have dissenters’, appraisal or similar rights. However, Enersis Américas and Endesa Américas shareholders who vote against approval of the merger, or if they did not attend the meeting, who notify the applicable company in writing within 30 days of the shareholders’ meeting of their opposition to the merger, and who provide Enersis Américas or Endesa Américas, as the case may be, with the required notice of withdrawal, will have the right to exercise statutory merger dissenters’ withdrawal rights (derecho a retiro) and to receive from Enersis Américas or Endesa Américas, as the case may be, a cash payment equivalent to the weighted average of the closing prices for Enersis Américas shares as reported on the Chilean stock exchanges during the 60-trading day period preceding the 30th trading day prior to the date on which the merger is approved. See “The Extraordinary Shareholders’ Meeting of Enersis Américas—Appraisal Rights/Withdrawal Rights.”

Enersis Américas and Endesa Américas ADS holders own beneficial interests in Enersis Américas and Endesa Américas shares, respectively, that are held by the custodian bank for Enersis Américas’ and Endesa Américas’ ADS programs. Enersis Américas and Endesa Américas holders do not hold Enersis Américas and Endesa Américas shares directly and are not listed as shareholders on Enersis Américas’ and Endesa Américas’ share registry. Therefore, any Enersis Américas or Endesa Américas ADS holder that wishes to exercise statutory merger dissenters’ withdrawal rights with respect to the merger must cancel such holder’s Enersis Américas or Endesa Américas ADSs, as the case may be, and become a registered shareholder of Enersis Américas not later than midnight (the end of the day) on September 22, 2016 (the fifth Chilean business day prior to the Enersis Américas extraordinary shareholders’ meeting) and then follow the procedures for exercising statutory merger dissenters’ withdrawal rights as a shareholder as described above under “The Extraordinary Shareholders’ Meeting of Enersis Américas—Appraisal Rights/Statutory Merger Dissenters’ Withdrawal Rights—Enersis Américas Shareholders” and “The Extraordinary Shareholders’ Meeting of Endesa Américas—Appraisal Rights/Statutory Merger Dissenters’ Withdrawal Rights— Endesa Américas Shareholders.”

Please note that under Chilean law, shareholders must receive notice of the shareholders’ meeting not less than 15 and no more than 20 days before the date of the shareholders’ meeting. Only Enersis Américas holders of record at midnight (the end of the date) on September 22, 2016 (the fifth Chilean business day prior to the shareholders’ meeting) will be entitled to vote at the meeting. Enersis Américas ADS holders and Endesa Américas ADS holders that do not cancel their ADSs and become record shareholders of Enersis Américas or Endesa Américas, as the case may be, on or before September 22, 2016 will not have the right to dissent from the merger under Chilean law for purposes of exercising statutory merger dissenters’ withdrawal rights. In the event the merger is not consummated, neither Enersis Américas nor Endesa Américas will purchase shares from the shareholders exercising statutory merger dissenters’ withdrawal rights. Therefore, if the merger is not consummated, Enersis Américas ADS holders and Endesa Américas ADS holders who cancelled their ADSs to become shareholders of record of Enersis Américas and Endesa Américas, as applicable, will continue to be shareholders and may incur additional fees in order to redeposit their shares into the ADR program. See “Risk Factors—Risks Related to the Merger.”

As an alternative to exercising statutory merger dissenters’ withdrawal rights, holders of Endesa Américas shares and Endesa Américas ADSs (other than Enersis Américas) may also participate in the tender offer by Enersis Américas for Endesa Américas shares and Endesa Américas ADSs and receive cash regardless of their vote on the merger or whether they vote at all. The exercise of statutory merger dissenters’ withdrawal rights by shareholders will not in any way limit the right of non-exercising shareholders to tender their Endesa Américas shares and Endesa Américas ADSs in the tender offer. As a result, holders of Endesa Américas shares and Endesa Américas ADSs will have three alternatives in connection with the merger: (i) participate in the merger and receive shares or ADSs of the Enersis Américas (the surviving company after the merger), as applicable; (ii) dissent from the merger and exercise statutory merger dissenters’ withdrawal rights provided under Chilean law and receive a specified formula price in cash; or (iii) tender Endesa Américas shares or Endesa Américas ADSs in the tender offer and receive the tender offer price in cash. See “The Tender Offers”.

Accounting Treatment by Enersis Américas

The merger will be accounted for as an acquisition by Enersis Américas of non-controlling interests in Endesa Américas and Chilectra Américas.

Exchange of Stock Certificates by Endesa Américas Shareholders

As of the date Endesa Américas shares are exchanged for shares of Enersis Américas, Enersis Américas will create and deposit with its stock department, as exchange agent for the benefit of Endesa Américas shareholders, certificates representing Enersis Américas shares issuable in connection with the merger in exchange for Endesa Américas common stock. Endesa Américas’ depositary or its nominee, as the holder of record of all shares of Endesa Américas common stock underlying Endesa Américas ADSs, will be entitled to receive from the exchange agent our shares into which Endesa Américas shares will have been converted pursuant to the Chilean law, plus cash in lieu of fractional shares as described below under “—No Fractional Shares.”

After all of the conditions to the completion of the merger have been satisfied, Enersis Américas will set a date for the exchange of Endesa Américas shares for Enersis Américas shares. Enersis Américas will then publish a notice in a national Chilean newspaper stating when the exchange of shares will occur and when and where Endesa Américas shareholders will be able to exchange certificates representing Endesa Américas shares for certificates representing Enersis Américas shares. On the date of the exchange, all shares of Endesa Américas will automatically convert by operation of Chilean law into shares of Enersis Américas in accordance with the merger exchange ratio. Under Chilean law, each shareholder of Endesa Américas will be deemed by law to be an Enersis Américas shareholder at the time the merger is declared effective and the distribution and exchange of the shares of Endesa Américas for the shares of Enersis Américas takes place at the exchange ratio of 2.8 shares of Enersis Américas for each Endesa Américas share.

Exchange of ADSs by Endesa Américas ADS Holders

General

The exchange agent or depositary will charge an ADS issuance fee of US$ 0.05 per Enersis Américas ADS to the Endesa Américas ADS holders for the exchange of their Endesa Américas ADSs for Enersis Américas ADSs.

If the merger is approved, then as of the effective date of the merger, each share of Endesa Américas’ common stock issued and outstanding immediately prior to the effective date of the merger will be converted into the right to receive 2.8 Enersis Américas shares, and each of Endesa Américas’ ADSs will be converted into the right to receive 1.68 Enersis Américas ADSs. Each Enersis Américas ADS represents 50 Enersis Américas shares.

Promptly following the announcement by Enersis Américas of the date on which shares will be exchanged as described above, the exchange agent will send you letters of transmittal to be used in forwarding your ADRs for surrender and exchange for Enersis Américas ADRs to which you have become entitled and, if applicable, cash in lieu of a fractional Enersis Américas ADS. After receipt of the transmittal form, you should surrender your certificates to the exchange agent, and you will receive in exchange Enersis Américas ADRs evidencing the whole number of Enersis Américas ADSs to which you are entitled and any cash which may be payable in lieu of a fractional ADS. The letter of transmittal will be accompanied by instructions specifying other details of the exchange. You should not send in your ADRs until you receive a letter of transmittal. After the exchange date, you will not be entitled to receive any dividends or other distributions payable by Enersis Américas until your ADR is surrendered. Such dividends and distributions, if any, will be accumulated and, at the time of your surrender, all unpaid dividends and distributions, together with any cash payment in lieu of a fraction of an Enersis Américas ADS, will be paid to you, without interest. Until surrendered, each ADR evidencing Endesa Américas ADSs will, at and after the exchange date, be deemed to represent only the right to receive, upon surrender of such certificate, the Enersis Américas ADRs representing the appropriate number of Enersis Américas ADSs, cash in lieu of a fractional Enersis Américas ADS and dividends and other distributions thereon, if any, declared on or payable to holders of record of Enersis Américas ADSs after the effective date of the merger.

After the expiration of 12 months from the exchange date, the depositary will sell the deposited Enersis Américas shares underlying any Enersis Américas ADSs issued and deposited in respect of any former Endesa Américas ADSs not tendered as of such time. The depositary may hold the net proceeds of any such sale, together with any cash it holds under the Enersis Américas deposit agreement, without liability for interest, for the pro rata benefit of the holders of Endesa Américas ADRs that have not yet surrendered their Endesa Américas ADRs.

If Enersis Américas ADRs are to be delivered or Enersis Américas ADSs are to be credited to an address other than your address appearing on the transfer books of the Endesa Américas depositary or of The Depository Trust Company, or DTC, as the case may be, or if Enersis Américas ADRs are to be delivered or Enersis Américas ADSs are to be credited to an account in a different name than so appears on the transfer books, or if any signature authorizing tender of your Endesa Américas ADSs is not in the exact name that appears on the transfer books, such signature must be guaranteed by an eligible guarantor institution which is a member of a Medallion Signature Guarantee Program. Enersis Américas ADSs will not be issued in the name of a person other than that of the registered holder of Endesa Américas ADSs appearing on the depositary’s transfer books.

The method of delivery of your Endesa Américas ADSs and all other documents, including delivery through DTC, is at your election and risk. If sent by mail, it is recommended that you use registered mail, return receipt requested, and that you obtain proper insurance.

Any party submitting a letter of transmittal and Endesa Américas ADSs for exchange will be deemed to sell, assign and transfer those Endesa Américas ADSs to the depositary, as our agent, and to irrevocably constitute and appoint the depositary as the holder’s agent and attorney-in-fact to cause Endesa Américas’ ADSs to be transferred and exchanged. The holder will be further deemed to warrant that it has full power and authority to exchange, sell, assign and transfer Endesa Américas’ ADSs and to acquire the Enersis Américas ADSs issuable upon the exchange of such Endesa Américas ADSs and that Endesa Américas’ ADSs submitted for exchange are free and clear of all liens, restrictions, charges and encumbrances, and are not subject to any adverse claims or proxies when accepted by the depositary as our agent. The holder will also be deemed to warrant that it will, upon request, execute and deliver any additional documents deemed by us or the depositary to be necessary or desirable to complete the exchange, sale, assignment and transfer of Endesa Américas’ tendered ADSs. All authority conferred or agreed to be conferred in the letter of transmittal by the holder will survive the death or incapacity of the holder, and any obligation of the holder will be binding upon the heirs, personal representatives, successors and assigns of such holder.

No Fractional Shares

No certificates or scrip for fractional Enersis Américas shares or fractional Enersis Américas ADSs will be issued in the merger and no dividend, stock split or interest of Enersis Américas will relate to any fractional share interest. Fractional share interests will not entitle the owner to vote or to any other rights of one of our security holders. In lieu of any fractional shares, each Endesa Américas shareholder or ADS holder who would otherwise have been entitled to receive a fraction of an Enersis Américas share or ADS upon surrender of its Endesa Américas shares or Endesa Américas ADSs for exchange will be entitled to receive a cash payment without interest, equal to such holder’s proportional part of the total amount realized by the exchange agent or depositary upon the sale of all such fractional Enersis Américas shares or ADSs in the aggregate.

Resale of Enersis Américas ADSs

All Enersis Américas ADSs that Endesa Américas shareholders receive in the merger will be freely transferable, except that Enersis Américas ADSs received by Endesa Américas shareholders who are deemed to be “affiliates” (as that term is defined for purposes of Rule 145 under the Securities Act) of Endesa Américas as of the date of the extraordinary meeting of Endesa Américas’ shareholders may be resold by such shareholders only pursuant to an effective registration statement under the Securities Act covering resales of such shares or in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or pursuant to Rule 144 under the Securities Act in the case of such persons who become our affiliates) or as otherwise permitted under the Securities Act. Persons who may be deemed to be Endesa Américas’ affiliates or our affiliates generally include individuals or entities that control, are controlled by, or are under common control with, the companies and may include certain officers and directors of the companies as well as principal shareholders of the companies.

No Merger Agreement; Statutory Merger

No merger agreement has been entered into between Enersis Américas and Endesa Américas in connection with the proposed merger. Under the Chilean Companies Act, it is not necessary for parties to a merger to enter into a merger agreement in connection with an Article 99 statutory merger. This is because the manner in which the merged companies will be combined is prescribed by the Chilean Companies Act.

In addition, under the Chilean Companies Act the Boards of Directors of the companies that are parties to a merger are not required to approve the merger. Instead, the Chilean Companies Act requires that the Board of each company that is a party to the merger must:

•	approve the merger exchange ratio to be proposed to its shareholders,

•	approve proposing the merger to its shareholders, and

•	call and set a date for an extraordinary meeting of its shareholders for the purpose of voting on the proposed exchange ratio and merger.

If two-thirds of the shareholders of each of Enersis Américas, Endesa Américas and Chilectra Américas approve the merger, then at the effective time of the merger, the Chilean Companies Act provides that:

•	Endesa Américas and Chilectra Américas, as the non-surviving companies, will be dissolved automatically.

•	Enersis Américas will by operation of law acquire all of the assets and rights and succeed to all of the liabilities and obligations of Endesa Américas and Chilectra Américas at their book value on the financial information and other financial statements as of June 30, 2016. The audited financial statements of each company must be approved by the shareholders of each company at the same meeting at which the merger proposal is submitted for shareholder vote.

•	All shares of Endesa Américas and Chilectra Américas will convert by operation of law into shares of Enersis Américas and all of the equity and the shareholders of Endesa Américas and Chilectra Américas will become equity and shareholders of Enersis Américas.

•	Shareholders and ADS holders of Endesa Américas will automatically become shareholders and ADS holders of Enersis Américas and the shares of Endesa Américas will automatically convert into shares of Enersis Américas at the merger exchange ratio approved by the shareholders of Enersis Américas and Endesa Américas at their respective meetings.

•	Shareholders of Chilectra Américas will automatically become shareholders of Enersis Américas and the shares of Chilectra Américas will automatically convert into shares of Enersis Américas at the merger exchange ratio approved by the shareholders of Enersis Américas and Chilectra Américas at their respective meetings.

The Merger as a Related Party Transaction Under Chilean Law

The merger is regarded as a related party transaction under Chilean law. Therefore, at the extraordinary shareholders’ meetings of Enersis Américas, Endesa Américas and Chilectra Américas, the respective shareholders of Enersis Américas, Endesa Américas and Chilectra Américas will be asked to approve the merger as a related party transaction pursuant to Title XVI of the Chilean Companies Act.

The Merger Proposal

At the extraordinary shareholders’ meetings of Enersis Américas, Endesa Américas and Chilectra Américas, the respective Boards of Directors of Enersis Américas, Endesa Américas and Chilectra Américas will present the merger to their respective shareholders for their consideration and approval. Shareholders that vote in favor of the merger are also approving the following in connection with the merger:

1.	The background information regarding the merger consisting of:

a.	Merger Terms and Conditions (as defined below);

b.	The financial statements of Enersis Américas, Endesa Américas and Chilectra Américas as of June 30, 2016, duly audited under the Chilean auditing standards by the corresponding external audit firms; and

c.	The reports prepared by each of the independent appraisers of Enersis Américas, Endesa Américas and Chilectra Américas.

2.	A condition to the merger with respect to limits on the exercise of statutory merger dissenters’ withdrawal rights;

3.	The grant, upon the satisfaction of all conditions to the merger, of a single declaratory public deed by the representatives appointed by the Boards of Directors of Enersis Américas, Endesa Américas and Chilectra Américas certifying that all conditions to the merger have been satisfied (the “Deed of Compliance with Merger Conditions”);

4.	An increase in the authorized capital of Enersis Américas in connection with the merger by the amount of Ch$ 1,046,470,167,544, through the issuance of 9,232,202,625 new registered shares of Enersis Américas, of the same series and without par value;

5.	The merger exchange ratios of 2.8 shares of Enersis Américas for each share of Endesa Américas and 4.0 shares of Enersis Américas for each share of Chilectra Américas;

6.	A change in the corporate name of Enersis Américas to “Enel Américas S.A.” and clarifying that it is a publicly held limited liability stock corporation;

7.	A change in the corporate purpose of Enersis Américas to allow related companies and affiliates of Enersis Américas to be potential recipients of services from Enersis Américas;

8.	The amended and restated bylaws (estatutos) of Enersis Américas;

9.	The fact that Enersis Américas, for purposes of Chilean tax laws and in its capacity as surviving company and legal successor of Endesa Américas and Chilectra Américas, will be liable and will be required to pay all the taxes owed or that may be owed by Endesa Américas and Chilectra Américas, according to the final financial information of Endesa Américas and Chilectra Américas;

10.	The allocation of new shares of Enersis Américas and updating of the shareholder ledger by the Board of Directors of Enersis Américas at midnight of the day prior to the date on which the merger becomes effective; and

11.	Any other matters that the shareholders may deem appropriate with respect to the merger and fully authorizing the Board of Directors of Enersis Américas to grant all the powers of attorney that it may deem necessary to legalize, materialize, and carry out the merger.

Merger Terms and Conditions

Under the Chilean Companies Act, it is not necessary for parties to a merger to enter into a merger agreement in connection with an Article 99 statutory merger. This is because the manner in which the merged companies will be combined is prescribed by the Chilean Companies Act. However, pursuant to Article 155(a) of the Chilean Companies Regulations, the Boards of Directors of Enersis Américas, Endesa Américas and Chilectra Américas adopted certain terms and conditions relating to the merger (the “Merger Terms and Conditions”). While the Merger Terms and Conditions does not constitute a merger agreement, it outlines certain information regarding the merger, including, among others:

•	the identities of the merging companies and the fact that Enersis Américas will be the surviving company following the merger;

•	the fact that the merger is a related party transaction under Chilean law requiring shareholder approval;

•	objectives and expected benefits of the merger;

•	the background of the merger;

•	the conditions to the merger;

•	the amendments to the bylaws of Enersis Américas in connection with the merger;

•	any significant changes to the assets, liabilities or equity of the merging companies since June 30, 2016;

•	the increase of authorized capital of Enersis Américas;

•	the merger exchange ratios;

•	the expected effective date of the merger;

•	effects of the merger;

•	registration of the new shares of Enersis Américas to be issued in Chile and the United States;

•	a mechanism for issuing new shares of Enersis Américas in connection with the merger;

•	information regarding statutory merger dissenters’ withdrawal rights;

•	the absence of change of control; and

•	matters to be submitted to a shareholder vote in connection with the merger.

The above description of the Merger Terms and Conditions is qualified by reference to the full text of the English translation of the Merger Terms and Conditions, a copy of which is attached as Annex K to this joint information statement/prospectus to this joint information statement/prospectus and is incorporated herein by reference. The English translation is not to be construed as being identical in content to the Spanish documents (which will prevail in the event of any discrepancy with the English translation).

Reports of Independent Appraisers

The Boards of Directors of Enersis Américas and Endesa Américas appointed Pablo D’Agliano and Colin Becker, respectively, as independent appraisers pursuant to Chilean law. Messrs. D’Agliano and Becker have each delivered their reports. See “Special Factors—Endesa Américas—Summary of Report of Independent Appraiser of Endesa Américas (Colin Becker)” and “Special Factors—Enersis Américas—Summary of Report of Independent Appraiser of Enersis Américas (Pablo D’Agliano)” as well as Annexes D and H.

Conditions to the Merger

The merger will only be consummated if certain conditions to the merger are satisfied. See “—Conditions to the Merger”.

Merger Exchange Ratios

The proposed merger exchange ratios are 2.8 shares of Enersis Américas for each share of Endesa Américas and 4.0 shares of Enersis Américas for each share of Chilectra Américas.

Amendments to the Bylaws (Estatutos) of Enersis Américas

As discussed above, approval of the merger proposal including approval of amendments to the bylaws of Enersis Américas. The proposed amendments are as follows:

•	Article 1 will be amended to change the corporate name of Enersis Américas to “Enel Américas S.A.” and to clarify that it is a new publicly held limited liability stock corporation;

•	Article 4 will be amended to change the corporate purpose of Enersis Américas to allow related companies and affiliates of Enersis Américas to be potential recipients of services from Enersis Américas;

•	Article 5 will be amended to reflect the increase of authorized capital of Enersis Américas as a result of the merger to Ch$ 4,621,809,179,093 divided into 58,324,975,387 common and nominative shares, with the number and series of shares remaining unchanged;

•	All existing Transitory Articles will be removed and replaced with Transitory Article 1 relating to the status of subscription and payment of the capital stock after the merger.

The above summary of the proposed amendments to the bylaws of Enersis Américas is qualified by reference to the full text of the English translation of the draft of the amended and restated bylaws of Enersis Américas reflecting the proposed amendments, a copy of which is attached as Annex L to this joint information statement/prospectus and is incorporated herein by reference.

The English translation is not to be construed as being identical in content to the Spanish documents (which will prevail in the event of any discrepancy with the English translation).

The Merger

If the merger is approved by the shareholders of Enersis Américas, Endesa Américas and Chilectra Américas, Endesa Américas and Chilectra Américas will each merge into Enersis Américas. Enersis Américas will be the surviving corporation, and Endesa Américas and Chilectra Américas will cease to exist as separate entities.

After all of the conditions to the completion of the merger have been satisfied, Enersis Américas will set a date for the exchange of Endesa Américas shares for Enersis Américas shares and Chilectra Américas shares. On the date of the exchange, each share of Endesa Américas common stock acquired from shareholders exercising statutory merger dissenters’ withdrawal rights or acquired by Enersis Américas in the tender offers and each Endesa Américas ADS outstanding at the closing of the merger will be converted into 2.8 Enersis Américas shares or 1.68 Enersis Américas ADSs and each share of Chilectra Américas common stock acquired from shareholders exercising statutory merger dissenters’ withdrawal rights outstanding at the closing of the merger will be converted into 4.0 Enersis Américas shares (equal in the aggregate to 16% of the shares that Enersis Américas will have outstanding immediately after the merger). However, no fractional Enersis Américas shares or ADSs will be issued. Instead, Endesa Américas shareholders otherwise entitled to fractional interests will receive their pro rata share of the proceeds of sale in the Chilean stock markets of the aggregate fractional interests.

Shares of Endesa Américas and Chilectra Américas acquired from shareholders exercising statutory merger dissenters’ withdrawal rights and Endesa Américas shares acquired by Enersis Américas in the tenders offers that are exchanged for Enersis Américas shares in the merger will be recorded in Enersis Américas’ name in the Register of Shareholders of Enersis Américas, in accordance with Article 133 of the Chilean Corporate Regulations and held as treasury shares and may either be (i) sold into the market during a one year period, after which any unsold shares will be cancelled or (ii) cancelled by holding a shareholders meeting to amend Enersis Américas’ bylaws to reduce Enersis Américas’ amount of capital. Enersis Américas has agreed to use commercially reasonable efforts to as promptly as reasonably practicable cancel such shares in accordance with the applicable requirements of the Chilean Corporate Regulations, including Article 62 thereof.

Effective Date and Completion of the Merger

In accordance with Chilean law, if the merger is approved, then after all conditions to the completion of the merger have been satisfied and the new shares of Enersis Américas have been exchanged for the Endesa Américas shares and Chilectra Américas shares, the merger will be complete. In accordance with Chilean law, the merger will become effective as of the first day of the calendar month following the month in which the Deed of Compliance with Merger Conditions is granted. Enersis Américas expect to complete all conditions to the merger approximately 45 to 90 days following the date of the extraordinary shareholders’ meetings. We expect to complete the merger on or before December 1, 2016.

THE TENDER OFFERS

Enersis Américas intends to conduct tender offers for any and all of the outstanding shares of Endesa Américas (including in the form of ADSs), other than shares held by Enersis Américas, at a tender offer price of Ch$ 300 per Endesa Américas share and Ch$ 9,000 per Endesa Américas ADS (each representing 30 Endesa Américas shares), or the equivalent in U.S. dollars, which will be calculated based on the weighted average exchange rate actually obtained for conversion of such amounts on the trading day prior to the date of payment. For illustrative purposes only, based on the Observed Exchange Rate of Ch$ 678.57 per US$ 1.00 as of August 31, 2016, the U.S. dollar amounts would be US$ 0.44 and US$ 13.26, respectively. All holders of Endesa Américas shares and Endesa Américas ADSs (other than Enersis Américas) may participate in the tender offers regardless of their vote on the merger or whether they vote at all.

As described above, the decision to conduct the tender offers as well as determination of the previously proposed tender offer price of Ch$ 285 per Endesa Américas share were made in response to the requests by certain minority shareholders of Endesa Chile in late 2015 (prior to the spin-off of Endesa Américas by Endesa Chile). Based on such requests, Enersis Américas decided to conduct the tender offers as an ancillary transaction to the merger in order to protect the minority shareholders of Endesa Américas from market fluctuations and uncertainty by establishing a fixed cash value that the unaffiliated holders of Endesa Américas shares and ADSs could obtain if they preferred a cash alternative to the consideration to be provided in the merger. On August 31, 2016, the Board of Directors of Enersis Américas increased the tender offer price from Ch$ 285 to Ch$ 300 in order to ensure that the proposed tender offer price is higher than the statutory merger dissenters’ withdrawal rights price of Ch$ 299.64 so that the tender offers provide utility to certain Endesa Américas shareholders. See “Special Factors—Background of the Merger”.

All Endesa Américas shareholders (other than Enersis Américas) will have the opportunity to elect any of the following three alternatives with respect to their Endesa Américas shares and ADSs in connection with the merger and the tender offers:

Alternatives	Consideration Received

• Participate in the merger	• 2.8 Enersis Américas shares per Endesa Américas share (1.68 Enersis Américas ADSs per Endesa Américas ADS)(1)

• Exercise statutory merger dissenters’ withdrawal rights	• Ch$ 299.64 per Endesa Américas share in cash(2)

• Tender Endesa Américas shares and ADSs in the tender offers	• Ch$ 300 per Endesa Américas share in cash (Ch$ 9,000 per Endesa Américas ADS in cash)(3)

(1)	For illustrative purposes only, the value of Enersis Américas shares and Enersis Américas ADSs that would be received in the merger would be Ch$ 315.84 (US$ 0.47) and US$ 13.99, respectively, based on multiplying the (i) merger exchange ratios by (ii) the most recent closing prices of Enersis Américas shares and Enersis Américas ADSs on August 31, 2016. The U.S. dollar value of the Enersis Américas shares was calculated based on the Observed Exchange Rate of Ch$ 678.57 per US$ 1.00 as of August 31, 2016.

(2)	Calculated based on the weighted average market price of Endesa Américas shares during the 60-trading day period preceding the 30th trading day prior to the extraordinary shareholders’ meeting of Endesa Américas to approve the merger. This will only be paid in Chilean pesos only. For illustrative purposes only, based on the Observed Exchange Rate of Ch$ 678.57 per US$ 1.00 as of August 31, 2016, the U.S. dollar amount would be US$ 0.44. Any Endesa Américas ADS holder that wishes to exercise statutory merger dissenters’ withdrawal rights with respect to the merger must cancel such holder’s Endesa Américas ADSs and become a registered shareholder of Endesa Américas.

(3)

U.S. Holders of Endesa Américas shares or ADSs who tender into the U.S. offer will receive the U.S. dollar equivalent of Ch$ 300 per Endesa Américas share and Ch$ 9,000 per Endesa Américas ADS, calculated based on the weighted average exchange rate actually obtained for conversion of such amounts on the trading day prior to the date of payment. For illustrative purposes only, based on the Observed Exchange Rate of Ch$ 678.57 per US$ 1.00 as of August 31, 2016, the U.S. dollar amounts would be US$ 0.44 and US$ 13.26, respectively.

The tender offers are expected to be concurrently carried out in Chile and the United States. In the Chilean tender offer, Enersis Américas intends to purchase any and all of the outstanding shares held by individuals not resident in the United States, other than shares owned by Enersis Américas, for Ch$ 300 per Endesa Américas share (the “Chilean Offer”). Concurrently, Enersis Américas intends to conduct a tender offer for any and all of the outstanding shares of Endesa Américas held by individuals resident in the United States and any and all of the outstanding ADSs of Endesa Américas, except to the extent such outstanding shares are currently owned by Enersis Américas, for Ch$ 300 per Endesa Américas share and Ch$ 9,000 per Endesa Américas ADS (the “U.S. Offer”).

The consummation of the U.S. Offer and the Chilean Offer is expected to be subject to the following conditions:

•	the approval of the merger of Endesa Américas and Chilectra Américas into Enersis Américas by the respective shareholders of Enersis Américas, Endesa Américas and Chilectra Américas at separate extraordinary shareholders’ meetings of Enersis Américas, Endesa Américas and Chilectra Américas;

•	less than 10% of the outstanding shares of Enersis Américas, 10% of the outstanding shares of Endesa Américas and 0.91% of the outstanding shares of Chilectra Américas exercising the statutory merger dissenters’ withdrawal rights in connection with the Merger, provided that no shareholder will own more than 65% of Enersis Américas after all exercises of statutory merger dissenters’ withdrawal rights, considering the number of shares in the new share capital of Enersis Américas to be approved by the extraordinary shareholders’ meetings of Enersis Américas, Chilectra Américas and Endesa Américas; and

•	The absence of any Material Adverse Effect (as defined below).

“Material Adverse Effect” means any change, effect or occurrence that, individually or in the aggregate, has a material adverse effect on the business, results of operations or financial condition of Endesa Américas and its subsidiaries, taken as a whole; provided that for purposes of determining a Material Adverse Effect, any changes, effects or occurrences originating or attributable to any of the following causes, individually or in the aggregate, will not be taken into account: (i) any change in the general economic conditions in Chile, or of its financial markets, unless the respective change, effect or occurrence disproportionately affects Endesa Américas; (ii) any change or condition that affects the market for the generation, distribution, transmission, transformation and/or sale of electrical energy in Chile, unless the respective change or condition disproportionately affects Endesa Américas; (iii) any change in the applicable accounting standards or any adoption, proposal, implementation or change in legal rules or regulations for Endesa Américas or of the official interpretation of the same (including in tax matters); (iv) the commencement or escalation of war hostilities or any act of terrorism or civil disturbances in or involving Chile, unless the change, effect or occurrence disproportionately affects Endesa Américas; (v) the worsening of global conditions or conditions in Chile, in terms of the economy, business, regulatory, politics, market conditions, or the decline of the stock market in the U.S., Chile, Europe, or other countries, or in the shares of Enel, or of Endesa Américas, or in the global or local financial or capital markets, or the worsening of the cost of credit or access to loans, in general terms, of Enersis Américas, unless the change, effect or occurrence disproportionately affects Endesa Américas; (vi) the elimination of the euro or the discontinuation of the euro by the countries that currently use the euro as their official currency; (vii) any change resulting or arising from hurricanes, earthquakes, floods, other natural disasters or force majeure, unless such change, effect or occurrence disproportionately affects Endesa Américas; or (viii) if Endesa Américas does not achieve any of its internal or public projections, guidance or estimates of performance, revenues or profits. For purposes of this definition the word “disproportionately” means with respect to clauses (i), (ii), (iv), (v) and (vii): (a) that the profits on a monthly basis, for the three consecutive calendar months beginning with the month in which the respective event occurs, has been negatively affected in an amount that is equivalent to 100% of the monthly average of the profits calculated during the period of 12 months prior to the month in which the event occurs; (b) that the negative impact on the monthly profit during the three month period referenced in (a) above would be a direct consequence of the occurrence of one of such events; and (c) that the same event has negatively impacted Endesa Américas in an amount at least two times more than the two main competitors of Endesa Américas in the Chilean market.

The tender offers are expected to be launched during mid-September 2016. Under Chilean law, the initial offering period of a tender offer may not exceed 30 calendar days. The Chilean Offer may then be extended one time for a period of between 5 to 15 calendar days. Thus, the maximum time period that the Chilean Offer can remain open is 45 calendar days. Enersis Américas may exercise its right to extend the Chilean Offer so that the Chilean Offer offering period, as extended, coincides with the offering period in the U.S. Offer. Under U.S. tender offer regulations, a tender offer must remain open for at least 20 business days, but there is no maximum time limit. Under some circumstances (such as a change in the price offered per share or other material change in the terms of the U.S. Offer), U.S. tender offer regulations may require an extension of the expiration date of the U.S. Offer to a date later than such 45th day. The Chilean Offer will initially expire after 30 days; however, Enersis Américas may extend such period for up to an additional 15 days, in accordance with Chilean law, to coincide with the expiration of the initial U.S. Offer period. Additionally, under the U.S. Offer, your right to withdraw tendered shares or ADSs of Endesa Américas will be suspended upon the U.S. Offer’s expiration and such right terminates upon prompt payment for your tender of shares or ADSs of Endesa Américas. If payment is not prompt, the right to withdraw tendered shares or ADSs will be reinstated. Under the Chilean Offer, the withdrawal right of tendering holders is suspended upon the Chilean Offer’s expiration and such right terminates if Enersis Américas publishes a notice of results of the Chilean Offer in accordance with Chilean law within three (3) calendar days following the Chilean Offer’s expiration. Finally, while Enersis Américas intends to make the offer periods for the U.S. Offer and the Chilean Offer the same, it is possible that, due to requirements of applicable law or market practice, holders of shares of Endesa Américas tendering in the Chilean Offer will be paid either before or after holders tendering shares and/or ADSs of Endesa Américas in the U.S. Offer, although the price paid per share will be the same.

U.S. Holders of Endesa Américas shares or ADSs will face different U.S. tax consequences as well as Chilean tax consequences depending on whether such persons decide to participate in the merger and receive Enersis Américas shares, or either exercise statutory merger withdrawal rights with respect to the merger or tender their Endesa Américas shares or ADSs in the tender offers and receive cash. See “Material United States Tax Consequences—Material U.S. Federal Income Tax Consequences of the Merger and the Tender Offer to U.S. Holders” and “Material Chilean Tax Consequences—Material Chilean Tax Consequences of the Merger and the Tender Offer to Foreign Holders”.

U.S. Holders of Endesa Américas shares or ADSs are urged to consult their own tax advisors on the potential U.S. and Chilean tax consequences of the three alternatives available to them in connection with the merger and the tender offers.

The description of the tender offer in this joint information statement/prospectus is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of Endesa Américas. When the tender offers are commenced, Enersis Américas will make available the tender offer materials to the shareholders of Endesa Américas and file such materials with the SEC in accordance with applicable U.S. federal securities laws and SEC rules. In that event, shareholders and investors are urged to read the tender offer materials because they will contain important information, including the full details of the tender offers. Shareholders and investors may obtain free copies of the tender offer materials that Enersis Américas files with the SEC at the SEC’s website at www.sec.gov and will receive information at an appropriate time on how to obtain tender offer materials for free from Enersis Américas. These documents are not currently available and their availability is subject to the commencement of the tender offers.

MATERIAL UNITED STATES TAX CONSEQUENCES

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof. These authorities are subject to change, possibly with retroactive effect.

The following is a summary of the U.S. federal income tax treatment of U.S. Holders (as defined herein) of the merger and the Tender Offer and of receiving, owning, and disposing of shares or ADSs, but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a U.S. Holder and is based on the assumption that there is no applicable income tax treaty in effect between the United States and Chile. Further, this summary does not address any aspect of foreign, state, local or estate or gift taxation or the 3.8% tax imposed on certain net investment income. Each holder of Endesa Américas shares (or ADSs) should consult its own tax advisor as to the U.S. federal, state, local, foreign and any other tax consequences of the merger and the ownership and disposition of Enersis Américas shares (or ADSs) received pursuant to the merger.

•	certain financial institutions;

•	insurance companies;

•	dealers and traders in securities who use a mark-to-market method of tax accounting;

•	persons holding shares (or ADSs) as part of a “straddle” integrated transaction or similar transaction;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons liable for the alternative minimum tax;

•	tax-exempt organizations;

•	persons holding shares (or ADSs) that own or are deemed to own ten percent or more of our stock; or

•	persons holding shares (or ADSs) in connection with a trade or business conducted outside of the United States.

A “U.S. Holder” for purposes of this discussion is a beneficial owner of our shares (or ADSs) that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States; or

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) that validly elects to be treated as a U.S. person for U.S. federal income tax purposes or (ii) if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust.

This discussion assumes, and we believe, that we are not, and we will not become, a passive foreign investment company for U.S. federal income tax purposes.

To the extent the following discussion consists of a statement as to matters of U.S. federal income tax law, this discussion is the opinion of Chadbourne & Parke LLP.

Material U.S. Federal Income Tax Consequences of the Merger and the Tender Offer to U.S. Holders

The Merger

We believe, and the discussion below assumes, that the merger of Endesa Américas with Enersis Américas will be treated as a transaction that qualifies as a tax-free reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended. However, no rulings have been or will be sought from the U.S. Internal Revenue Service concerning whether the merger qualifies for such tax-free treatment, and there is no assurance that the U.S. Internal Revenue Service will not take a contrary view or that a court would not agree with the U.S. Internal Revenue Service if the matter were contested.

If, as we believe to be the case, the merger qualifies as a tax-free reorganization, holders of shares (or ADSs) of Endesa Américas who in the merger receive shares (or ADSs) of Enersis Américas solely for shares (or ADSs) of Endesa Américas will not recognize gain or loss for United States federal income tax purposes, except with respect to cash, if any, they receive in lieu of a fractional share (or ADS) of Enersis Américas. Each holder’s aggregate tax basis in the Enersis Américas share (or ADS) received in the merger will be the same as his or her aggregate tax basis in the Endesa Américas share (or ADS) surrendered in the transaction, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received. The holding period of the Enersis Américas shares (or ADSs) received in the merger by a holder of Endesa Américas shares (or ADSs) will include the holding period of the Endesa Américas shares (or ADSs) that he or she surrendered.

A holder of Endesa Américas shares (or ADSs) who receives cash in lieu of a fractional share (or ADS) of Enersis Américas will generally recognize gain or loss equal to the difference between the amount of cash received and his or her tax basis in the Enersis Américas share (or ADS) that is allocable to the fractional share. That gain or loss generally will constitute capital gain or loss.

The Tender Offer

For a U.S. Holder of shares (or ADSs) of Endesa Américas that does not tender its shares (or ADSs), the Tender Offer will not constitute a taxable event for U.S. federal income tax purposes and will not impact the holder’s Enersis Américas shares (or ADSs) received in the merger.

For a U.S. Holder of shares (or ADSs) of Endesa Américas that tenders all such shares (or ADSs) in the Tender Offer, such U.S. Holder will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis for the shares (or ADSs) of Endesa Américas tendered. That gain or loss generally will constitute capital gain or loss.

For a U.S. Holder of shares (or ADSs) of Endesa Américas that tenders some but not all such shares (or ADSs), we believe that cash received in the Tender Offer will be treated for U.S. federal income tax purposes as consideration received in connection with the merger. Therefore, such U.S. Holder should generally be taxed on any gain realized, but not loss, to the extent of cash received in the Tender Offer. Such taxable gain will be based on a determination of gain realized; gain would be realized to the extent the value of shares (or ADSs) of Enersis Américas received in the merger and cash received in the Tender Offer exceeds the tax basis for the shares (or ADSs) of Endesa Américas exchanged and tendered. However, if the cash received in the Tender Offer were more properly treated for U.S. federal income tax purposes as not connected with the merger, then a U.S. Holder that tenders some but not all its shares (or ADSs) would be taxed on any gain, or loss, equal to the difference between the amount of cash received and the tax basis for the shares (or ADSs) of Endesa Américas tendered. In either scenario, such taxable gain (or, in the latter scenario, loss) generally will constitute capital gain or loss.

U.S. Holders are urged to consult their own U.S. tax advisors on the potential U.S. tax consequences of the merger and the Tender Offer including the potential treatment of the transaction under Section 368 of the U.S. Internal Revenue Code of 1986, as amended.

U.S. Holders Who Are Withdrawing Endesa Américas and Enersis Américas Holders

A U.S. Holder who is a withdrawing Enersis Américas or Endesa Américas shareholder will recognize a gain or loss equal to the difference between the U.S. dollar value of the amount of cash received and the holder’s aggregate adjusted tax basis in the Enersis Américas or Endesa Américas shares (or ADSs) exchanged therefor. Such gain or loss generally will be long-term capital gain or loss if the holder’s holding period for its Enersis Américas or Endesa Américas shares (or ADSs) exceeds one year. A U.S. Holder’s holding period in the Endesa Américas shares (or ADSs) received in the spin-off stage of the Reorganization should include such U.S. Holder’s holding period in its Endesa Chile shares (or ADSs) with respect to which the Endesa Américas shares (or ADSs) received in the spin-off.

U.S. Federal Income Tax Consequences of Ownership and Disposition of Enersis Américas Shares and ADSs Following the Merger

In general, if a beneficial owner owns ADSs, such owner will be treated as the owner of the shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if a beneficial owner exchanges ADSs for the underlying shares represented by those ADSs.

The U.S. Treasury has expressed concerns that parties to whom ADSs are released before shares are delivered to the depositary (pre-release) or intermediaries in the chain of ownership between beneficial owners and the issuer of the security underlying the ADSs may be taking actions that are inconsistent with the claiming of foreign tax credits for beneficial owners of depositary shares. Such actions would also be inconsistent with the claiming of the reduced tax rate, described below, applicable to dividends received by certain non-corporate beneficial owners. Accordingly, the analysis of the creditability of Chilean taxes, and the availability of the reduced tax rate for dividends received by certain non-corporate holders, each described below, could be affected by actions taken by such parties or intermediaries.

This discussion assumes that we will not be a passive foreign investment company, as described below.

Beneficial owners should consult their tax advisors with respect to their particular tax consequences of owning or disposing of shares or ADSs, including the applicability and effect of state, local, non-U.S. and other tax laws and the possibility of changes in tax laws.

Taxation of Distributions

The following discussion is based on the current regime for taxation of cash dividends and distributions applicable in Chile until 2016. For 2017 and later, the U.S. federal income tax treatment will have to consider that the Chilean taxation regime will be the cash basis system. See “Material Chilean Tax Consequences—Chilean Tax Consequences of Ownership of Enersis Américas Shares or ADSs by Foreign Holders—Taxation of Cash Dividends and Property Distributions.”

Distributions paid on shares or ADSs other than certain pro rata distributions of shares of common stock will be treated as dividends taxable as ordinary income to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported as dividends.

If a beneficial owner is a U.S. Holder, subject to applicable limitations and the discussion above regarding concerns expressed by the U.S. Treasury, dividends paid by qualified foreign corporations to the beneficial owner that is not a corporation are taxable at a maximum rate of 20% plus the 3.8% Medicare contribution tax. A foreign company is treated as a qualified foreign corporation with respect to dividends paid on stock that is readily tradable on an established securities market in the United States, such as the New York Stock Exchange where our ADSs are traded. Beneficial owners should consult their tax advisors to determine whether the favorable rate will apply to dividends they receive and whether they are subject to any special rules that limit their ability to be taxed at this favorable rate.

The amount of a dividend will include the net amount withheld by us in respect of Chilean withholding taxes on the distribution. The amount of the dividend will be treated as foreign-source dividend income to a beneficial owner and will not be eligible for the dividends-received deduction generally allowed to U.S. corporations under the U.S. Internal Revenue Code of 1986, as amended. Dividends will be included in a beneficial owner’s income on the date of the beneficial owner’s, or in the case of ADSs, the Depositary’s receipt of the dividend. The amount of any dividend paid in Chilean pesos will be a U.S. dollar amount calculated by reference to the exchange rate for converting Chilean pesos into U.S. dollars in effect on the date of such receipt regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a beneficial owner generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. A beneficial owner may have foreign currency gain or loss if the dividend is converted into U.S. dollars on a date after the date of receipt.

Subject to applicable limitations that may vary depending upon a beneficial owner’s circumstances and subject to the discussion above regarding concerns expressed by the U.S. Treasury, the net amount of Chilean withholding tax (after reduction for the credit for Chilean corporate income tax, as discussed above under “Material Chilean Tax Consequences—Chilean Tax Consequences of Ownership of Enersis Américas Shares or ADSs by Foreign Holders—Taxation of Cash Dividends and Property Distributions”) withheld from dividends on shares or ADSs will be creditable against a beneficial owner’s U.S. federal income tax liability. The rules governing foreign tax credits are complex and, therefore, a beneficial owner should consult the beneficial owner’s tax advisor regarding the availability of foreign tax credits in the beneficial owner’s particular circumstances. Instead of claiming a credit, a beneficial owner may, at the beneficial owner’s election, deduct such Chilean taxes in computing the beneficial owner’s taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all taxes paid or accrued in the taxable year to foreign countries and possessions of the United States.

Sale or Other Disposition of Shares or ADSs

If a beneficial owner is a U.S. Holder, for U.S. federal income tax purposes, the gain or loss a beneficial owner realizes on the sale or other disposition of shares or ADSs will be a capital gain or loss, and will be a long-term capital gain or loss if the beneficial holder has held the shares or ADSs for more than one year. The amount of a beneficial owner’s gain or loss will equal the difference between the beneficial owner’s tax basis in the shares or ADSs disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. Such gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. In addition, certain limitations exist on the deductibility of capital losses by both corporate and individual taxpayers.

In certain circumstances, Chilean taxes may be imposed upon the sale of shares. See “Material Chilean Tax Consequences—Chilean Tax Consequences of Ownership of Enersis Américas Shares or ADSs by Foreign Holders—Taxation on Capital Gains.” If a Chilean tax is imposed on the sale or disposition of shares, and a beneficial owner that is a U.S. Holder does not receive significant foreign source income from other sources, such beneficial owner may not be able to credit such Chilean tax against the beneficial owner’s U.S. federal income tax liability.

Passive Foreign Investment Company Rules

We believe that we will not be a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes for our 2016 taxable year or for the foreseeable future. However, because PFIC status depends upon the composition of a company’s income and assets and the market value of its assets from time to time, and because it is unclear whether certain types of our income constitute passive income for PFIC purposes, there can be no assurance that we will not be considered a PFIC for any taxable year. If we were to become a PFIC for any taxable year during which a beneficial owner held shares or ADSs, certain adverse consequences could apply to the beneficial owner, including the imposition of higher amounts of tax than would otherwise apply, and additional filing requirements. Beneficial owners should consult their tax advisors regarding the consequences to them if we were a PFIC, as well as the availability and advisability of making any election that might mitigate the adverse consequences of PFIC status.

Beneficial owners should consult their own U.S. tax advisors with respect to the particular consequences to them of receiving, owning or disposing of shares or ADSs.

U.S. Backup Withholding Tax and Information Reporting Requirements

U.S. Tax Reporting of the Merger for “Significant Holders”

U.S. Holders who are “significant holders” and who receive shares (or ADSs) in the merger are required to attach to their U.S. federal income tax returns for the year in which the merger occurs a statement setting forth information with respect to the merger. A “significant holder” includes a holder if, immediately before the merger, such holder owned at least 5% (by vote or value) of the total outstanding stock of Endesa Américas if such stock owned by such holder is publicly traded (or at least 1% if such stock is not publicly traded). Publicly traded stock includes stock that is listed on a national securities exchange registered under Section 6 of the Exchange Act, such as the New York Stock Exchange where ADSs of Enersis Américas and Endesa Américas are traded.

Required Disclosure with Respect to Foreign Financial Assets

Certain U.S. Holders are required to report information relating to an interest in Enersis Américas shares (or ADSs), subject to certain exceptions (including an exception for Enersis Américas shares (or ADSs) held in accounts maintained by certain financial institutions), by attaching a completed IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold an interest in the Enersis Américas shares (or ADSs).

U.S. Holders are urged to consult their own U.S. tax advisors regarding information reporting requirements relating to their ownership of the Enersis Américas shares (or ADSs).

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and to backup withholding unless (i) the beneficial owner is an exempt recipient or (ii) in the case of backup withholding, the beneficial owner provides a correct taxpayer identification number and certifies that the beneficial owner is not subject to backup withholding.

The amount of any backup withholding from a payment to a beneficial owner will be allowed as a credit against the beneficial owner’s U.S. federal income tax liability and may entitle the beneficial owner to a refund, provided that the required information is furnished in a timely fashion to the U.S. Internal Revenue Service.

U.S. Holders are urged to consult their own U.S. tax advisors on the potential U.S. tax information reporting requirements and the determination whether the holder is a “significant holder” required to provide a statement concerning the merger attached to its U.S. federal income tax return.

MATERIAL CHILEAN TAX CONSEQUENCES

The following discussion is an accurate description of the Chilean tax consequences of the merger of Endesa Américas with and into Enersis Américas and the subsequent ownership, if any, of Enersis Américas shares or ADSs to a holder who is not domiciled in or resident of Chile or a legal entity that is not organized under Chilean law and does not have a permanent establishment in Chile (a “Foreign Holder”). Subject to the limitations and qualifications set forth below, the discussion under this heading “Material Chilean Tax Consequences”, to the extent it describes income tax laws of Chile, constitutes the opinion of Philippi, Prietocarrizosa Ferrero DU & Uría SPA with respect to the Chilean tax consequences to a Foreign Holder of Endesa Américas common stock or ADSs of the merger of Endesa Américas with and into Enersis Américas and the subsequent ownership, if any, of Enersis Américas shares or ADSs.

For purposes of Chilean tax law, an individual is a resident of Chile if he has resided in Chile for:

•	more than six months in one calendar year; or

•	a total of more than six months, in two consecutive tax years.

Under Chilean law, certain provisions contained in statutes such as tax rates applicable to foreign investors, the computation of taxable income for Chilean purposes and the manner in which Chilean taxes are imposed and collected may only be amended by another statute. In addition, the Chilean tax authorities issue rulings and regulations of either general or specific application and interpret the provisions of Chilean tax law. Chilean taxes may not be assessed retroactively against taxpayers who act in good faith relying on such rulings, regulations and interpretations. Chilean tax authorities may, however, change such rules, regulations and interpretations prospectively. There is a signed income tax treaty between Chile and the United States that has not yet been enacted.

This discussion:

•	is based upon the tax laws of Chile as in effect on the date of this registration statement, including applicable regulations and rulings, and including ruling No. 324 of January 29, 1990 of the Chilean tax administration;

•	is not intended as Chilean tax advice to any particular Foreign Holder, which can be rendered only in light of its particular circumstances, and does not purport to be a complete analysis of the potential Chilean tax consequences that may be important to a Foreign Holder based on that Foreign Holder’s particular tax situation or circumstances; and

•	is applicable only to Foreign Holders who are beneficial owners of Endesa Américas common stock or ADSs immediately before consummation of the merger and who either become beneficial owners of Enersis Américas shares or ADSs upon and as a result of the consummation of the merger or who exercise their statutory merger dissenters’ withdrawal rights (see “The Extraordinary Shareholders’ Meeting of Endesa Américas—Appraisal Rights/Statutory Merger Dissenters’ Withdrawal Rights”).

We have not sought and will not seek any rulings from the Chilean tax administration with respect to any matter discussed herein. No assurance can be given that the Chilean tax administration would not assert, or that a court would not sustain a position contrary to any of the tax characterizations and tax consequences set forth below.

Foreign Holders are urged to consult with their own tax advisors concerning the Chilean tax consequences of the merger, of any cash received in lieu of fractional shares or otherwise in connection with the merger, any payments received as a result of exercising their statutory merger dissenters’ withdrawal rights, and of the ownership of Enersis Américas shares or ADSs.

Material Chilean Tax Consequences of the Merger and the Tender Offer to Foreign Holders

The Merger

The material Chilean income tax consequences of the merger to Foreign Holders will be as follows:

•	The exchange of Endesa Américas common stock or ADSs for Enersis Américas shares or ADSs, respectively, will not result in the recognition of income, gain or loss to Foreign Holders, except to the extent of

•	any cash paid in lieu of fraction shares (see “—Cash in Lieu of Fractional Shares”), or

•	any cash paid to dissenting shareholders upon their exercise of statutory merger dissenters’ withdrawal rights (see “—Dissenting Shareholders”);

•	The tax cost basis of Enersis Américas shares received by Foreign Holders who exchange Endesa Américas common stock in the merger will be the same as the tax cost basis of the Endesa Américas common stock surrendered for the Enersis Américas shares, reduced by any amount allocable to a fractional share interest for which cash is received;

•	The holding period of the Enersis Américas shares received in the merger will include the period during which such Foreign Holder owned the Endesa Américas common stock surrendered in exchange for the Enersis Américas shares;

Cash in Lieu of Fractional Shares

Any cash received by a Foreign Holder in lieu of fractional shares will be subject, directly or indirectly, to Chilean taxes if and to the extent that such amount exceeds the tax cost basis of such fractional shares.

Dissenting Shareholders

A Foreign Holder of Endesa Américas common stock who exercises statutory merger dissenters’ withdrawal rights will recognize a capital gain or loss for Chilean income tax purposes in an amount equal to the difference between the consideration it receives for the shares and such Foreign Holder’s tax cost basis in such shares at the time of disposition.

A Foreign Holder of Endesa Américas ADSs must exchange its ADS for Endesa Américas common stock to exercise its right to dissent, and will recognize a capital gain or loss for Chilean income tax purposes in an amount equal to the difference between the consideration received for the shares and the tax cost basis of such shares at the time of disposition.

The Tender Offer

Any gain or loss recognized by a Foreign Holder upon the sale of the ADSs pursuant to the Tender Offer will not be subject to Chilean taxation.

Gains recognized by a Foreign Holder upon the sale of Endesa Américas common stock will not be subject to Chilean taxes provided that all the following mandatory requirements are met:

(a) Endesa Américas common stock has a “high presence” in the Chilean Stock Exchanges,

(b) the sale of Endesa Américas common stock must be made in (1) any of the Chilean Stock Exchanges authorized by the SVS, (2) a tender offer for Endesa Américas common stock conducted under Title XXV of the Chilean Securities Market Law (which the Chilean portion of the Tender Offer would be), or (3) as a consequence of a contribution to a fund as regulated in section 109 of Chilean Income Tax Law.

(c) Endesa Américas common stock must have been originally acquired (1) in any of the Chilean Stock Exchanges authorized by the SVS, (2) in a tender offer for Endesa Américas common stock conducted under Title XXV of the Chilean Securities Market Law, (3) in an initial public offering of Endesa Américas common stock during the formation of Endesa Américas or a subsequent capital increase of Endesa Américas, (4) upon conversion of convertible bonds of Endesa Américas, or (5) due to the redemption of a fund’s quota as regulated in section 109 of Chilean Income Tax Law, and

(d) Endesa Américas common stock must have been acquired after April 19, 2001.

Shares are considered to have a “high presence” in the Chilean Stock Exchanges when (i) they have been traded for a certain number of days at or beyond a volume threshold specified under Chilean law and regulations or (ii) in case the issuer has retained a market maker, in accordance with Chilean law and regulations. As of the date of this joint information statement/prospectus, Endesa Américas common stock is considered to have a high presence in the Chilean Stock Exchanges and no market maker has been retained by Endesa Américas. Should the Endesa Américas common stock cease to have a “high presence” in the Chilean Stock Exchanges, a transfer of Endesa Américas common stock may be subject to capital gains taxes from which holders of “high presence” securities are exempted, and which will apply at varying levels depending on the time of the transfer in relation to the date of loss of sufficient trading volume to qualify as a “high presence” security. If Endesa Américas common stock regains a “high presence,” the tax exemptions will again be available to holders thereof. It is not currently contemplated that Endesa Américas will retain a market maker after consummation of the Tender Offer.

If the shares do not qualify for the above exemption, capital gains on their sale could be subject to two alternative tax regimes: (a) the general tax regime, with a 24% Chilean corporate income tax (“CIT”) and a 35% Chilean withholding tax, the former being creditable against the latter; or (b) a 24% Chilean corporate income tax as sole tax regime, when all the following circumstances are met: (i) the sale is made between unrelated parties according to the standards set forth in Chilean Income Tax Law, (ii) the sale of shares is not a recurrent or habitual activity for the seller, (iii) at least one year has elapsed between the acquisition and the sale of the Endesa Americas common stock and (iv) the sale is made prior to January 1, 2017.

No Chilean stamp, issue, registration or similar taxes or duties will apply to the sale of Endesa Américas common stock or ADSs pursuant to the Tender Offer.

Chilean Tax Consequences of Ownership of Enersis Américas Shares or ADSs by Foreign Holders

Ownership and Disposition of Enersis Américas Shares and ADSs

The following discussion summarizes material Chilean income and withholding tax consequences to Foreign Holders arising from the ownership and disposition of Enersis Américas shares and ADSs and, to the extent any are issued, share rights and ADS rights. The summary that follows does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase, own or dispose of shares or ADSs and share rights or ADS rights, if any, and does not purport to deal with the tax consequences applicable to all categories of investors, some of which may be subject to special rules. Holders of shares and ADSs are advised to consult their own tax advisors concerning the Chilean and other tax consequences of the ownership of shares or ADSs.

The summary that follows is based on Chilean law, in effect on the date hereof, and is subject to any changes in these or other laws occurring after such date, possibly with retroactive effect. Under Chilean law, provisions contained in statutes such as tax rates applicable to foreign investors, the computation of taxable income for Chilean purposes and the manner in which Chilean taxes are imposed and collected may be amended only by another law. In addition, the Chilean tax authorities enact rulings and regulations of either general or specific application and interpret the provisions of the Chilean Income Tax Law. Chilean tax may not be assessed retroactively against taxpayers who act in good faith relying on such rulings, regulations and interpretations, but Chilean tax authorities may change their rulings, regulations and interpretations in the future. The discussion that follows is also based, in part, on representations of the depositary, and assumes that each obligation in the Deposit Agreement and any related agreements will be performed in accordance with its terms. As of this date, there is currently no applicable income tax treaty in effect between the United States and Chile. However, in 2010 the United States and Chile signed an income tax treaty that will enter into force once the treaty is ratified by both countries. There can be no assurance that the treaty will be ratified by either country. The following summary assumes that there is no applicable income tax treaty in effect between the United States and Chile.

As used herein, the term “Foreign Holder” means either:

•	in the case of an individual holder, a person who is not a resident of or domiciled in Chile; for purposes of Chilean taxation, (a) an individual is resident of Chile if he or she has resided in Chile for more than six months in one calendar year, or a total of more than six months in two consecutive fiscal years; or (b) an individual is domiciled in Chile if he or she resides in Chile with the intention of remaining in Chile (such intention to be evidenced by circumstances such as the acceptance of employment within Chile or the relocation of the individual’s family to Chile), or

•	in the case of a legal entity holder, an entity that is not organized under the laws of Chile, unless the shares or ADSs are assigned to a branch, agent, representative or permanent establishment of such entity in Chile.

Taxation of Shares and ADSs

Taxation of Cash Dividends and Property Distributions

General Rule: The following taxation of cash dividends and property distributions applies until 2016. Cash dividends paid with respect to the shares or ADSs held by a Foreign Holder will be subject to Chilean withholding tax, which is withheld and paid by the company. As described in the example below, the amount of the Chilean withholding tax is determined by applying a 35% rate to a “grossed-up” distribution amount (such amount equal to the sum of the actual distribution amount and the correlative Chilean corporate income tax paid by the issuer), and then subtracting as a credit such Chilean corporate income tax paid by the issuer.

As a consequence of Law 20,780 of September 2014 and Law 20,899 of February 2016 a tax reform was enacted. Such reform, among other topics, progressively increased the CIT. The CIT rate will be adjusted as follows: in 2014 it increased from 20% to 21%; in 2015 it increased to 22.5%; in 2016 it increases to 24%; in 2017, depending on which of the two new alternative systems enacted as part of the 2014 tax reform (discussed below) is chosen, the rate increases to 25% for companies electing the accrued income basis and 25.5% for companies electing the cash basis for shareholders. As of 2018, the CIT rate will remain at 25% for companies that elected the accrued income basis and will increase to 27% for companies that elected the cash basis for shareholders. Please note that since Enersis Américas is a corporation it will be subject to the cash basis system for shareholders.

The example below illustrates the effective Chilean withholding tax burden on a cash dividend received by a Foreign Holder, assuming a Chilean withholding tax base rate of 35%, an effective Chilean corporate income tax rate of 24% (CIT rate for 2016) and a distribution of 50% of the net income of the company distributable after payment of the Chilean corporate income tax:

Line	Concept and calculation assumptions	Amount
1	Company taxable income (based on Line 1 = 100)	100.0
2	Chilean corporate income tax : 24% x Line 1	24
3	Net distributable income: Line 1 — Line 2	76
4	Dividend distributed (50% of net distributable income): 50% of Line 3	38
5	Withholding tax: (35% of (the sum of Line 4 and 50% of Line 2))	(17.5)
6	Credit for 50% of Chilean corporate income tax : 50% of Line 2	12
7	Net withholding tax : Line 5 + Line 6	(5.5)
8	Net dividend received: Line 4 + Line 7	32.5
9	Effective dividend withholding rate : Line 7 / Line 4	14.47%

In general, the effective Chilean dividend withholding tax rate, after giving effect to the credit for the Chilean corporate income tax paid by the company, can be computed using the following formula:

Effective Dividend	=	(Withholding tax rate) – (Chilean corporate income tax rate)
Withholding Tax Rate		1–(Chilean corporate income tax rate)

Dividends are generally assumed to have been paid out of the oldest retained profits for purposes of determining the level of Chilean corporate income tax that was paid by the company. For information as to the retained earnings for tax purposes and the tax credit available on the distribution of such retained earnings, see Note 13 of the Notes to Enersis Américas consolidated financial statements.

Under Chilean Income Tax Law, dividend distributions made in property are subject to the same Chilean tax rules as cash dividends. Stock dividends that represent free shares distributed to foreign shareholders as a consequence of a capitalization made on the same corporation are not subject to Chilean taxation.

Exceptions: Despite the aforementioned general rule, there are special circumstances under which a different tax treatment would apply depending on the source of the income or due to special circumstances existing at the date of the dividend distribution. The most common special cases are briefly described below:

1) Circumstances where there is no CIT credit against the Chilean withholding tax: These cases are when: (i) profits paid as dividends (following the seniority rule indicated above) exceed a company’s taxable income (such dividend distributions in excess of a company’s taxable income determined as of December 31 of the distribution’s year will be subject to the Chilean withholding tax rate of 35%, without the CIT credit; in relation to the provisional withholding rule applicable on the date of the dividend payment, please see number 3 below); or (ii) the income was not subject to CIT due to an exemption of the Chilean corporate income tax, in which case the Foreign Holder will be also subject to the Chilean withholding tax rate of 35% without the CIT credit.

2) Circumstances where dividends have been attributed to income exempted from all the Chilean income taxes: In these cases, dividends distributed by a company to the Foreign Holder will not be subject to Chilean withholding tax. Income exempted from Chilean income tax is expressly listed in the Chilean Income Tax Law.

3) Circumstances where dividends are subject to a provisional withholding tax: In the event that on the date of the dividend distribution there are no earnings on which income tax has been paid and there are no tax-exempt earnings, a 35% Chilean withholding tax with a provisional 24% Chilean CIT credit is applicable. This provisional 24% Chilean corporate income tax credit must be confirmed with the information of a company’s taxable income as of December 31 of the year in which the dividend was paid. A company can agree with the Foreign Holders to withhold a higher amount in order to avoid under withholding of the Chilean withholding tax.

4) Circumstances when it is possible to use as tax credits in Chile certain income taxes paid abroad, or “foreign tax credit”: This occurs when dividends distributed by the Chilean company contain profits generated in third countries as their source. If that income was subject to withholding tax or corporate income tax in those third countries, such profits may have a credit or “foreign tax credit” against corresponding Chilean taxes, which can be proportionally transferred to the shareholders of a Chilean company.

New System in effect starting in 2017

The tax reform released in September 2014, as amended in February 2016, created two alternative mechanisms of shareholder-level income taxation beginning on January 1, 2017: a) accrued income basis (known as attributed-income system in Chile) shareholder taxation and b) cash basis (known as partially-integrated system in Chile and most similar to the current system) shareholder taxation.

Under the amended tax reform, a corporation such as Enersis Américas will be subject to the latter regime.

Under the partially-integrated regime, or shareholder cash basis regime, a company pays CIT on its annual result. Foreign and local individual shareholders will only pay in Chile the relevant tax on effective profit distributions and will be allowed to use the CIT paid by the distributing company as credit, with certain limitations. Only 65% of the CIT is creditable against the 35% shareholder-level tax (as opposed to 100% under the current FUT regime and under the accrued income basis). However, if there is a tax treaty signed before January 1, 2017 between Chile and the jurisdiction of residence of the shareholder (even if not yet in effect), the CIT is fully creditable against the 35% withholding tax. This is the case of the tax treaty signed between Chile and the United States. In the case of treaties signed prior to January 1, 2017 that have not been enacted, the full use of the CIT as credit will be maintained as long as such treaty is enacted on or before December 31, 2019.

The example below illustrates the effective Chilean withholding tax burden on a cash dividend received by a Foreign Holder, assuming a Chilean withholding tax base rate of 35%, an effective Chilean corporate income tax rate of 27% (CIT rate for 2018 and later for the shareholder cash basis regime) and a distribution of 50% of the net income of the company distributable after payment of the Chilean corporate income tax:

Line	Concept and calculation assumptions	Amount Tax treaty resident	Amount Non-tax treaty resident
1	Company taxable income (based on Line 1 = 100)	100.0	100.0
2	Chilean corporate income tax : 27% x Line 1	27	27
3	Net distributable income: Line 1 — Line 2	73	73
4	Dividend distributed (50% of net distributable income): 50% of Line 3	36.5	36.5
5	Withholding tax: (35% of (the sum of Line 4 and 50% of Line 2))	(17.5)	(17.5)
6	Credit for 50% of Chilean corporate income tax : 50% of Line 2	13.5	13.5
7	CIT partial restitution (Line 6 x 35%)(1)	—	(4.725)
8	Net withholding tax: Line 5 + Line 6 + Line 7	(4)	(8.725)
9	Net dividend received: Line 4 + Line 8	32.5	27.775
10	Effective dividend Withholding rate : Line 8 / Line 4	10.95%	23.90%

(1)	From a practical standpoint the foregoing means that the CIT is partially creditable (65%) against the withholding tax, i.e. CIT of 8.775

However, for purposes of the foregoing it is still not clear whether the taxpayer residence will be considered as that of the ADS’s Holder or the one of the Depository.

Taxation on Capital Gains

Taxation on sale or exchange of ADSs, outside of Chile

Gains obtained by a Foreign Holder from the sale or exchange of ADSs outside Chile will not be subject to Chilean taxation.

Taxation on sale or exchange of Shares

The Chilean Income Tax Law includes a tax exemption on capital gains arising from the sale of shares of listed companies traded in the stock markets. Although there are certain restrictions, in general terms, the amendment provides that in order to qualify for the capital gain exemption: (i) the shares must be of a publicly held stock corporation with a “high presence” in the Chilean stock exchange, as defined in the section referring to the Chilean tax effects of the tender offer; (ii) the sale must be carried out in a Chilean stock exchange authorized by the SVS, or in a tender offer subject to Chapter XXV of the Chilean Securities Market Law or as the consequence of a contribution to a fund as regulated in Section 109 of the Chilean Income Tax Law; (iii) the shares which are being sold must have been acquired on a Chilean stock exchange, or in a tender offer subject to Chapter XXV of the Chilean Securities Market Law, or in an initial public offering (due to the creation of a company or to a capital increase), or due to the exchange of convertible publicly offered securities, or due to the redemption of a fund’s quota as regulated in Section 109 of the Chilean Income Tax Law; and (iv) the shares must have been acquired after April 19, 2001. For purposes of considering the ADS’s as convertible publicly offered securities, they should be registered in the Chilean foreign securities registry (or it is expressly excluded of it by the SVS).

If the shares do not qualify for the above exemption, capital gains on their sale or exchange of shares (as distinguished from sales or exchanges of ADSs representing such shares of common stock) could be subject to two alternative tax regimes: (a) the general tax regime, with a 24% Chilean CIT and a 35% Chilean withholding tax, the former being creditable against the latter; or (b) a 24% Chilean corporate income tax as sole tax regime, when all the following circumstances are met: (i) the sale is made between unrelated parties according to the standards set forth in Chilean Income Tax Law, (ii) the sale of shares is not a recurrent or habitual activity for the seller, (iii) at least one year has elapsed between the acquisition and the sale of the shares and (iv) the sale is made prior to January 1, 2017.

The date of acquisition of the ADSs is considered to be the date of acquisition of the shares for which the ADSs are exchanged.

Taxation of Share Rights and ADS Rights

For Chilean tax purposes and to the extent we issue any share rights or ADS rights, the receipt of share rights or ADS rights by a Foreign Holder of shares or ADSs pursuant to a rights offering is a nontaxable event. In addition, there are no Chilean income tax consequences to Foreign Holders upon the exercise or the lapse of the share rights or the ADS rights.

Any gain on the sale, exchange or transfer of any ADS rights by a Foreign Holder is not subject to taxes in Chile.

Any gain on the sale, exchange or transfer of the share rights by a Foreign Holder is subject to a 35% Chilean withholding tax.

Currently, there are no rights that are outstanding.

Other Chilean Taxes

There is no gift, inheritance or succession tax applicable to the ownership, transfer or disposition of ADSs by Foreign Holders, but such taxes will generally apply to the transfer at death or by gift of the shares by a Foreign Holder. There is no Chilean stamp, issue, registration or similar taxes or duties payable by holders of shares or ADSs.

COMPARATIVE MARKET PRICE DATA

The common stock of each of Enersis Américas and Endesa Américas is traded on the Santiago Stock Exchange, Valparaíso Stock Exchange and the Chilean Electronic Stock Exchange. Shares of Enersis Américas common stock and Endesa Américas common stock are also traded in the United States on the NYSE, under the symbols “ENIA” and “EOCA,” in the form of ADSs evidenced by ADRs. Each Enersis Américas ADS represents 50 shares of Enersis Américas common stock and each Endesa Américas ADS represents 30 shares of Endesa Américas common stock. Endesa Américas common stock and ADSs have been publicly traded on the Chilean Stock Exchanges and the NYSE, respectively, only since April 21, 2016.

As of August 30, 2016, 49,092,772,762 shares of Enersis Américas common stock were issued and outstanding, including ADRs evidencing 98,861,363 outstanding Enersis Américas ADSs (equivalent to 4,943,068,150 Enersis Américas shares or 10.1% of the total number of issued shares of Enersis Américas common stock). As of August 30, 2016, 8,201,754,580 shares of Endesa Américas common stock were issued and outstanding, including ADRs evidencing 7,528,968 outstanding Endesa Américas ADSs (equivalent to 225,869,040 Endesa Américas shares or 2.8% of the total number of issued shares of Endesa Américas common stock). For additional information regarding the Chilean Stock Exchanges, see Item 9.C. of the Enersis Américas Form 20-F, which is incorporated herein by reference.

The table below shows, for the periods indicated, high and low closing prices, in Chilean pesos, of the shares of Enersis Américas and Endesa Américas common stock as reported by the Santiago Stock Exchange and the high and low closing prices, in U.S. dollars, of Enersis Américas and Endesa Américas ADSs as reported by the NYSE (which, in the case of Enersis Américas, include the value of Enersis Chile in the price of the common stock through April 21, 2016 and in the price of the ADSs through April 26, 2016).

	Santiago Stock Exchange(1) Ch$ per share				U.S. Stock Exchange(2) US$ per ADS
	Enersis Américas		Endesa Américas		Enersis Américas		Endesa Américas
	High	Low	High	Low	High	Low	High	Low
2016
August	117.21	111.63	316.97	302.40	9.05	8.33	14.73	13.53
July	118.20	109.56	319.66	295.43	9.11	8.34	14.70	13.19
June	114.21	104.44	305.87	286.37	8.62	7.63	13.76	12.42
May	116.76	104.43	314.58	289.53	8.61	7.64	13.94	12.46
April	188.25	95.48	309.66	278.43	14.27	7.60	14.13	12.18
March	188.00	176.92	—	—	13.93	12.72	—	—
February	183.00	167.80	—	—	13.03	11.72	—	—
January	171.00	153.00	—	—	11.96	10.33	—	—
2015
4th Quarter	200.00	161.16	—	—	13.99	11.25	—	—
3rd Quarter	208.33	174.02	—	—	16.10	12.20	—	—
2nd Quarter	226.25	196.00	—	—	18.72	15.38	—	—
1st Quarter	205.00	191.98	—	—	16.58	15.15	—	—
2014	210.75	143.00	—	—	17.59	13.08	—	—
4th Quarter	204.89	176.25	—	—	15.98	14.91	—	—
3rd Quarter	210.75	184.00	—	—	17.59	15.69	—	—
2nd Quarter	187.85	169.60	—	—	17.00	15.21	—	—
1st Quarter	171.85	143.00	—	—	15.55	13.08	—	—
2013	188.00	148.00	—	—	19.97	14.39	—	—
4th Quarter	172.40	153.00	—	—	17.22	14.57	—	—
3rd Quarter	173.77	151.00	—	—	17.66	14.72	—	—
2nd Quarter	183.00	148.00	—	—	19.56	14.39	—	—
1st Quarter	188.00	173.00	—	—	19.97	18.25	—	—
2012	203.50	150.10	—	—	20.87	15.50	—	—
2011	221.10	169.00	—	—	23.48	15.81	—	—

(1)	Source: Santiago Stock Exchange.
(2)	Source: NYSENET. The ADS composite figures include transactions in all U.S. stock exchanges. One Enersis Américas ADS = 50 shares of Enersis Américas common stock. One Endesa Américas ADS = 30 shares of Endesa Américas common stock.

COMPARATIVE PER SHARE DATA

The following table reflects: (i) the historical net income, cash dividends and book value per share of Enersis Américas common stock; (ii) the historical net income, cash dividends and book value per share of Endesa Américas common stock; (iii) the pro forma net income, cash dividends and book value per share after giving effect to the proposed merger; and (iv) the equivalent pro forma net income, cash dividends and book value per share attributable to 2.8 shares of Enersis Américas common stock which will be received for each share of Endesa Américas. The information presented in this table should be read in conjunction with, and is qualified in its entirety by, the Unaudited Pro Forma Consolidated Financial Statements, the audited consolidated financial statements of Enersis Américas and the audited combined financial statements of Endesa Américas included or incorporated by reference in this joint information statement/prospectus.

Year Ended December 31, 2015
Ch$
Historical — Enersis Américas
Basic and diluted net income from continuing operations per share	8.35
Cash dividends per share(1)	6.21
Book value per share (at period end)(2)	122.75

Historical — Endesa Américas
Basic and diluted net income per share	22.01
Cash dividends per share	—
Book value per share (at period end)(2)	143.10

Pro Forma Consolidated(3)
Basic and diluted net income from continuing operations per share(4)	8.27
Cash dividends per share(5)	4.28
Book value per share (at period end)(6)	66.98

Pro Forma Equivalent — Endesa Américas(7)
Basic and diluted net income from continuing operations per share	23.16
Cash dividends per share	11.98
Book value per share (at period end)	187.54

(1)	Historical cash dividends per share paid in 2015 is calculated based on 2014 historical net income attributable to shareholders of Enersis Américas multiplied by the dividend policy of 50%.
(2)	Historical book value per share is computed by dividing shareholders’ equity by the number of shares of common stock outstanding at the end of the period.
(3)	See Unaudited Pro Forma Consolidated Financial Information included elsewhere in this joint information statement/prospectus.
(4)	Pro forma consolidated basic and diluted net income per share is computed using the weighted-average number of shares of common stock outstanding, after the issuance of the Enersis Américas common stock in the merger.
(5)	Pro forma consolidated cash dividends per share paid in 2015 is calculated based on 2014 pro forma consolidated net income attributable to shareholders of Enersis Américas multiplied by the dividend policy of 50%.
(6)	The pro forma consolidated book value per share is computed by dividing pro forma shareholders’ equity, including the effect of pro forma adjustments, by the pro forma number of shares of Enersis Américas common stock which would have been outstanding had the merger been consummated as of December 31, 2015.
(7)	The Endesa Américas pro forma equivalent consolidated per share amounts are computed by multiplying the pro forma consolidated per share amounts by the merger exchange ratio of 2.8 shares of Enersis Américas common stock for each share of Endesa Américas common stock.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated statement of financial position as of December 31, 2015 and the unaudited pro forma consolidated statements of income for the years ended December 31, 2015, 2014 and 2013 give effect to the proposed merger of Endesa Américas and Chilectra Américas with and into Enersis Américas. The unaudited pro forma consolidated information is based on the historical consolidated financial statements of Enersis Américas after giving effect to (i) the spin-off by Enersis Américas of Enersis Chile and (ii) the merger transaction and applying the estimates, assumptions and adjustments described in the accompanying notes to the unaudited pro forma consolidated financial information and have been prepared in accordance with Article 11 of Regulation S-X (“Article 11”).

For pro forma purposes, the unaudited pro forma consolidated statement of financial position as of December 31, 2015 is presented as if the spin-off and the merger had occurred on that date. The unaudited pro forma consolidated statements of income for the years ended December 31, 2015, 2014 and 2013, in each case, are presented as if the spin-off and the merger had occurred on January 1, 2013.

The unaudited pro forma consolidated financial information has been prepared by Enersis Américas’ management for illustrative purposes and is not intended to represent the consolidated financial position or consolidated results of operations in future periods or what the results actually would have been had Enersis Américas completed the proposed merger during the specified periods. The unaudited pro forma consolidated financial information and accompanying notes should be read in conjunction with the following information presented in this joint information statement/prospectus: (1) the historical consolidated financial statements of Enersis Américas as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013 and notes thereto, incorporated in this document by reference from the Enersis Américas Annual Report on Form 20-F for the year ended December 31, 2015 (the “Enersis Américas Form 20-F”), and (2) Part I. Item 5.A. “Operating Results” of the Enersis Américas Form 20-F incorporated in this document by reference.

Unaudited Pro Forma Consolidated Statement of Financial Position as of December 31, 2015

	Consolidated Historical	Effects of the Spin-Off (A)	Effects of the Merger	Consolidated Pro forma
	(in thousands of Ch$)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	1,185,163,344	—	—	1,185,163,344
Other current financial assets	68,262,446	—	—	68,262,446
Other current non-financial assets	101,989,057	—	—	101,989,057
Trade and other current receivables	1,088,131,567	—	—	1,088,131,567
Current accounts receivable from related companies	3,566,930	177,915,985	—	181,482,915
Inventories	95,057,897	—	—	95,057,897
Current tax assets	47,454,588	—	—	47,454,588

Total current assets other than assets or groups of assets for disposal classified as held for sale or as held for distribution to owners	2,589,625,829	177,915,985	—	2,767,541,814

Non-current assets or groups of assets for disposal classified as held for sale or as held for distribution to owners	5,323,935,881	(5,323,935,881)	—	—

TOTAL CURRENT ASSETS	7,913,561,710	(5,146,019,896)	—	2,767,541,814

NON-CURRENT ASSETS
Other non-current financial assets	489,528,204	—	—	489,528,204
Other non-current non-financial assets	77,562,708	—	—	77,562,708
Trade and other non-current receivables	398,695,864	—	—	398,695,864
Investments accounted for using the equity method	355,485	—	—	355,485
Non-Current accounts receivable from related companies	30,960,445	—	—	30,960,445
Intangible assets other than goodwill	981,399,272	—	—	981,399,272
Goodwill	444,199,047	—	—	444,199,047
Property, plant and equipment	5,003,566,633	—	—	5,003,566,633
Deferred tax assets	109,325,023	—	—	109,325,023

TOTAL NON-CURRENT ASSETS	7,535,592,681	—	—	7,535,592,681

TOTAL ASSETS	15,449,154,391	(5,146,019,896)	—	10,303,134,495

See Notes to the unaudited pro forma consolidated financial statements

	Consolidated Historical	Effects of the Spin-Off (A)	Effects of the Merger		Consolidated Pro forma
	(in thousands of Ch$)
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Other current financial liabilities	687,873,508	—	—		687,873,508
Trade and other current payables	1,452,824,207	—	—		1,452,824,207
Current accounts payable to related companies	109,897,508	1,532,989	—		111,430,497
Other current provisions	127,299,176	—	—		127,299,176
Current tax liabilities	142,607,960	—	—		142,607,960
Other current non-financial liabilities	39,226,339	—	—		39,226,339

Total current liabilities other than those associated with groups of assets for disposal classified as held for sale	2,559,728,698	1,532,989	—		2,561,261,687

Liabilities associated with groups of assets for disposal classified as held for sale	1,945,652,102	(1,945,652,102)	—		—

TOTAL CURRENT LIABILITIES	4,505,380,800	(1,944,119,113)	—		2,561,261,687

NON-CURRENT LIABILITIES
Other non-current financial liabilities	1,847,296,592	—	—		1,847,296,592
Trade and other non-current payables	283,544,254	—	—		283,544,254
Other long-term provisions	183,848,284	—	—		183,848,284
Deferred tax liabilities	231,904,615	—	—		231,904,615
Non-current provisions for employee benefits	187,270,474	—	—		187,270,474
Other non-current non-financial liabilities	20,100,992	—	—		20,100,992

TOTAL NON-CURRENT LIABILITIES	2,753,965,211	—	—		2,753,965,211

TOTAL LIABILITIES	7,259,346,011	(1,944,119,113)	—		5,315,226,898
EQUITY
Issued Capital	5,804,447,986	(2,229,108,975)	961,947,749	(B)	4,537,286,760
Retained earnings	3,380,661,523	(1,322,162,479)	—		2,058,499,044
Other reserves	(3,158,960,224)	958,589,952	(488,852,484	)(C)	(2,689,222,756)
Equity attributable to Parent Company	6,026,149,285	(2,592,681,502)	473,095,265		3,906,563,048
Non-controlling interests	2,163,659,095	(609,219,281)	(473,095,265	)(D)	1,081,344,549

TOTAL EQUITY	8,189,808,380	(3,201,900,783)	—		4,987,907,597

TOTAL LIABILITIES AND EQUITY	15,449,154,391	(5,146,019,896)	—		10,303,134,495

See Notes to the unaudited pro forma consolidated financial statements

Unaudited Pro Forma Consolidated Statement of Income

For the year ended December 31, 2015

	Consolidated Historical	Effects of the Spin-Off (A)	Effects of the Merger		Consolidated Pro forma
	(in thousands of Ch$, except share and per share amounts)
Revenues	4,667,645,310	—	—		4,667,645,310
Other operating income	633,794,268	7,616	—		633,801,884
Revenues and other operating income	5,301,439,578	7,616	—		5,301,447,194
Raw materials and consumables used	(2,777,201,512)	—	—		(2,777,201,512)
Contribution Margin	2,524,238,066	7,616	—		2,524,245,682
Other work performed by the entity and capitalized	67,101,269	—	—		67,101,269
Employee benefits expense	(487,698,147)	—	—		(487,698,147)
Depreciation and amortization expense	(320,542,197)	—	—		(320,542,197)
Impairment loss recognized in the period’s profit or loss	(39,811,756)	—	—		(39,811,756)
Other expenses	(488,528,749)	(1,622,173)	—		(490,150,922)
Operating Income	1,254,758,486	(1,614,557)	—		1,253,143,929
Other gains (losses)	(6,566,225)	—	—		(6,566,225)
Financial income	294,770,272	5,084,349	—		299,854,621
Financial costs	(385,455,340)	—	—		(385,455,340)
Share of profit (loss) of associates and joint ventures accounted for using the equity method	3,332,971	—	—		3,332,971
Foreign currency exchange differences	128,238,047	37,882,570	—		166,120,617
Profit (loss) from indexed assets and liabilities	(9,266,040)	—	—		(9,266,040)
Income before taxes from continuing operations	1,279,812,171	41,352,362	—		1,321,164,533
Income tax expense, continuing operations	(523,663,212)	—	—		(523,663,212)
NET INCOME FROM CONTINUING OPERATIONS	756,148,959	41,352,362	—		797,501,321
Net income attributable to:
Enersis Américas	368,396,145	41,352,362	72,711,184	(E)	482,459,691
Non-controlling interests	387,752,814	—	(72,711,184	)(E)	315,041,630
NET INCOME FROM CONTINUING OPERATIONS	756,148,959	41,352,362	—		797,501,321
Basic and diluted earnings per share (Ch$ per share)
Basic and diluted earnings per share from continuing operations	7.50	—	—		8.27
Basic and diluted earnings per share	7.50	—	—		8.27
Weighted average number of shares of common stock (in thousands)	49,092,772.76	—	—		58,325,562.93

See Notes to the unaudited pro forma consolidated financial statements

Unaudited Pro Forma Consolidated Statement of Income For the year ended December 31, 2014

	Consolidated Historical	Effects of the Spin-Off (A)	Effects of the Merger		Consolidated Pro forma
	(in thousands of Ch$, except share and per share amounts)
Revenues	4,806,455,737	122,447	—		4,806,578,184
Other operating income	399,914,051	10,419	—		399,924,470
Revenues and other operating income	5,206,369,788	132,866	—		5,206,502,654
Raw materials and consumables used	(2,631,669,436)	—	—		(2,631,669,436)
Contribution Margin	2,574,700,352	132,866	—		2,574,833,218
Other work performed by the entity and capitalized	55,770,418	—	—		55,770,418
Employee benefits expense	(389,668,473)	—	—		(389,668,473)
Depreciation and amortization expense	(350,742,750)	—	—		(350,742,750)
Impairment loss recognized in the period’s profit or loss	(38,329,942)	—	—		(38,329,942)
Other expenses	(463,729,264)	(1,558,753)	—		(465,288,017)
Operating Income	1,388,000,341	(1,425,887)	—		1,386,574,454
Other gains (losses)	876,554	—	—		876,554
Financial income	251,121,762	16,082,533	—		267,204,295
Financial costs	(432,314,329)	—	—		(432,314,329)
Share of profit (loss) of associates and joint ventures accounted for using the equity method	2,560,023	—	—		2,560,023
Foreign currency exchange differences	(18,493,594)	1,115,920	—		(17,377,674)
Profit (loss) from indexed assets and liabilities	(13,630,068)	—	—		(13,630,068)
Income before taxes from continuing operations	1,178,120,689	15,772,566	—		1,193,893,255
Income tax expense, continuing operations	(425,957,462)	—	—		(425,957,462)
NET INCOME FROM CONTINUING OPERATIONS	752,163,227	15,772,566	—		767,935,793
Net income attributable to:
Enersis Américas	393,643,078	15,772,566	90,242,216	(F)	499,657,860
Non-controlling interests	358,520,149	—	(90,242,216	)(F)	268,277,933
NET INCOME FROM CONTINUING OPERATIONS	752,163,227	15,772,566	—		767,935,793
Basic and diluted earnings per share (Ch$ per share)
Basic and diluted earnings per share from continuing operations	8.02	—	—		8.57
Basic and diluted earnings per share	8.02	—	—		8.57
Weighted average number of shares of common stock (in thousands)	49,092,772.76	—	—		58,325,562.93

See Notes to the unaudited pro forma consolidated financial statements

Unaudited Pro Forma Consolidated Statement of Income For the year ended December 31, 2013

	Consolidated Historical	Effects of the Spin- Off (A)	Effects of the Merger		Consolidated Pro forma
	(in thousands of Ch$, except share and per share amounts)
Revenues	3,978,995,352	201,948	—		3,979,197,300
Other operating income	549,152,517	—	—		549,152,517
Revenues and other operating income	4,528,147,869	201,948	—		4,528,349,817
Raw materials and consumables used	(2,090,267,302)	(1,377)	—		(2,090,268,679)
Contribution Margin	2,437,880,567	200,571	—		2,438,081,138
Other work performed by the entity and capitalized	47,134,470	—	—		47,134,470
Employee benefits expense	(345,568,196)	—	—		(345,568,196)
Depreciation and amortization expense	(315,966,141)	—	—		(315,966,141)
Impairment loss recognized in the period’s profit or loss	(66,664,976)	—	—		(66,664,976)
Other expenses	(405,747,911)	(1,753,381)	—		(407,501,292)
Operating Income	1,351,067,813	(1,552,810)	—		1,349,515,003
Other gains (losses)	4,642,268	—	—		4,642,268
Financial income	246,615,814	7,373,302	—		253,989,116
Financial costs	(325,972,302)	(139,799)	—		(326,112,101)
Share of profit (loss) of associates and joint ventures accounted for using the equity method	979,875	—	—		979,875
Foreign currency exchange differences	(28,534,786)	—	—		(28,534,786)
Profit (loss) from indexed assets and liabilities	(11,007,801)	—	—		(11,007,801)
Income before taxes from continuing operations	1,237,790,881	5,680,693	—		1,243,471,574
Income tax expense, continuing operations	(442,455,343)	—	—		(442,455,343)
NET INCOME FROM CONTINUING OPERATIONS	795,335,538	5,680,693	—		801,016,231
Net income attributable to:
Enersis Américas	423,306,797	5,680,693	73,843,553	(G)	502,831,043
Non-controlling interests	372,028,741	—	(73,843,553	)(G)	298,185,188
NET INCOME FROM CONTINUING OPERATIONS	795,335,538	5,680,693	—		801,016,231
Basic and diluted earnings per share (Ch$ per share)
Basic and diluted earnings per share from continuing operations	9. 36	—	—		9.23
Basic and diluted earnings per share	9. 36	—	—		9.23
Weighted average number of shares of common stock (in thousands)	45,218,860.05	—	—		54,451,650.21

See Notes to the unaudited pro forma consolidated financial statements

Notes to the Unaudited Pro Forma Consolidated Financial Statements

1.	Description of the Transaction

The merger is part of a reorganization (the “Reorganization”) of certain companies ultimately controlled by Enel S.p.A., an Italian electricity generation company (“Enel”), which beneficially owned 60.6% of Enersis S.A. (hereinafter “Enersis”). The Reorganization is intended to separate the electricity generation and distribution businesses and related assets and liabilities of Enersis and its consolidated subsidiaries in Chile from the electricity generation, transmission and distribution businesses and related assets and liabilities of Enersis and its consolidated subsidiaries in Argentina, Brazil, Colombia and Peru.

The Spin-Off stage of the Reorganization process was carried out as follows:

The Reorganization began with spin-offs by Enersis and its subsidiaries, Chilectra S.A. (“Chilectra”) and Empresa Nacional de Electricidad S.A. (“Endesa Chile”).

Each of Chilectra and Endesa Chile effected spin-offs of their non-Chilean businesses and related assets and liabilities, resulting in the formation of Chilectra Américas S.A. (“Chilectra Américas”) as a separate new company from the spin-off by Chilectra and the formation of Endesa Américas S.A. (“Endesa Américas”) as a separate new company from the spin-off by Endesa Chile, which were allocated the equity interests and related assets and liabilities of Chilectra’ s and Endesa Chile’s businesses outside of Chile, respectively. After the spin-offs, the continuing companies, Chilectra and Endesa Chile, retained the equity interests and related assets and liabilities of Chilectra’ s and Endesa Chile’s businesses in Chile.

Following the Endesa Américas and Chilectra Américas spin-offs, Enersis effected a spin-off of its Chilean businesses and related assets and liabilities, resulting in the formation of Enersis Chile S.A. (“Enersis Chile”) as a separate new company from the spin-off by Enersis, which was allocated the equity interests and related assets and liabilities of Enersis’ businesses in Chile, including the equity interests in each of Endesa Chile and Chilectra. After the spin-off, the continuing company, Enersis which was renamed “Enersis Américas S.A.”, retained the equity interests and related assets and liabilities of Enersis’ businesses outside Chile, including the businesses, assets and liabilities held by each of the new companies, Chilectra Américas and Endesa Américas, created as a result of the spin-offs by Chilectra and Endesa.

The Merger stage of the Reorganization process would be carried out as follows:

Following the completion of the Endesa Américas and Chilectra Américas spin-offs and the Enersis spin-off described above, each of Enersis Américas, Endesa Américas and Chilectra Américas (then holding the non-Chilean assets and liabilities of their respective businesses), and subject to approval by shareholders of each company holding at least two-thirds of the outstanding shares of the applicable company, intend to merge (the “Merger”), with Enersis Américas continuing as the surviving company under the name Enel Américas S.A. (the “Surviving Company”).

Immediately prior to the extraordinary shareholders’ meetings to vote on the Merger, Enersis Américas expects to commence a public cash tender offer (oferta pública de adquisición de valores, in Spanish) for all the outstanding shares and ADSs of Endesa Américas under Chilean law and applicable U.S. securities laws (the “Tender Offer”). The Tender Offer will be for all shares (other than those held by Enersis Américas), including in the form of ADSs represented by ADRs of Endesa Américas, for a price of Ch$ 285.00 per share (or the equivalent in U.S. dollars in the case of ADSs), and will be subject to other terms and conditions which will be provided at the appropriate time. The Tender Offer is expected to occur by the third quarter of 2016.

The Tender Offer is contingent on (i) the completion of the Enersis/Endesa/Chilectra spin-offs, (ii) the approval of the Merger by the respective shareholders of Enersis Américas, Endesa Américas and Chilectra

Américas at separate extraordinary shareholders’ meetings of Enersis Américas, Endesa Américas and Chilectra Américas, (iii) less than 10% of the outstanding shares of Enersis Américas, 10% of the outstanding shares of Endesa Américas and 0.91% of the outstanding shares of Chilectra Américas exercising statutory merger dissenters’ withdrawal rights in connection with the Merger, and (iv) the absence of any significant adverse supervening events that would make the Tender Offer not in the best interest of Enersis Américas.

Following the receipt of valuation reports by the Board of Directors and the Directors’ Committee of Enersis, a majority of the Board of Directors of Enersis determined that the number of shares of Enersis Américas to be paid by Enersis Américas as consideration for each share of Endesa Américas and Chilectra Américas in connection with the Merger, that the respective Boards of Directors of Enersis Américas, Endesa Américas and Chilectra Américas expect to propose for approval by the respective shareholders of Enersis Américas, Endesa Américas and Chilectra Américas, will be as follows:

Number of shares of Enersis Américas for each
Endesa Américas share	2.8
Chilectra Américas share	4.0

Following completion of the Merger, the Surviving Company will continue to have its shares publicly traded and listed in Chile on the Chilean Stock Exchanges and its ADRs traded on the NYSE. In the Merger, the shares of Endesa Américas and Chilectra Américas will be converted into shares of the Surviving Company and Endesa Américas and Chilectra Américas shares will cease trading on the Chilean Stock Exchanges and ADSs of Endesa Américas will cease to trade on the NYSE. Following the Merger, Enel is expected to continue to be the ultimate controlling shareholder, through its beneficial ownership, of a majority of the shares of the Surviving Company and the former minority shareholders of Endesa Américas and Chilectra Américas, together with the existing minority shareholders of Enersis Américas, will own their respective minority interest in the Surviving Company.

2.	Basis of Presentation

We have prepared the unaudited pro forma consolidated financial information of Enersis Américas based on the historical audited consolidated financial statements of Enersis Américas as of December 31, 2015 and for the years ended December 31, 2015, 2014 and 2013. Prior to the Merger, both Endesa Américas and Chilectra Américas were controlled by Enersis Américas and, as a result, their financial positions and results of operations have been included in the historical consolidated financial statements of Enersis Américas.

In addition, the unaudited pro forma consolidated financial information of Enersis Américas gives effect to the recognition of the adjustments in assets, liabilities, equity, income and expenses related to the spin-offs of Enersis Chile, Endesa Américas and Chilectra Américas by Enersis, Endesa Chile and Chilectra.

The Merger will be accounted for as an exchange of the shares of Enersis Americas for the non-controlling interests in Endesa Américas and Chilectra Américas. The pro forma adjustments giving effect to the Merger primarily reflect the reclassification of the equity attributable to non-controlling interests and the earnings allocated to non-controlling interests to the equity interests of and earnings allocated to Enersis Americas shareholders, respectively.

The proposed merger of Endesa Américas and Chilectra Américas with and into Enersis Américas also may eventually have tax effects to be paid in Chile and Peru, whose effects as of December 31, 2015 were impracticable to estimate.

The pro forma adjustments are based upon currently available information and certain estimates and assumptions; actual results may differ from the pro forma Merger effects. Management believes that the assumptions provide a reasonable basis for presenting the significant effects of the Merger, are factually supportable, directly attributable, are expected to have a continuing impact on profit and loss and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma consolidated financial statements.

Tender Offer

The unaudited pro forma consolidated financial statements assume that no shares of Endesa Américas are tendered for cash in the Tender Offer for outstanding shares of Endesa Américas.

Statutory Merger Dissenters’ Withdrawal Rights

The unaudited pro forma consolidated financial statements assume that no shareholders of Enersis Américas, Endesa Américas and Chilectra Américas will exercise statutory merger dissenters’ withdrawal rights in connection with the Merger.

The following adjustments have been made to the unaudited pro forma consolidated financial information:

3.	Pro Forma Adjustments

2015 Pro Forma Consolidated Statement of Financial Position

(A)	Represents the effects of separating the assets and liabilities as a result of the spin-off of Enersis, and its direct and indirect subsidiaries, Chilectra and Endesa as described in Note 1.

In the Statement of Financial Position as of December 31, 2015, the adjustments are related to:

- The reinstatement of accounts receivable/payable from/to related Chilean businesses and operations corresponding to the intercompany balances held by said discontinued operations with the rest of the subsidiaries of Enersis Américas, which had been previously eliminated in the preparation of the consolidated financial statements.

- Non-current assets and liabilities classified as held for distribution to owners were eliminated as they correspond to the assets and liabilities of the Chilean businesses and operations that were spun-off as Enersis Chile.

- Equity accounts that were allocated to the Chilean businesses and operations based on net assets value ratio assigned to them.

In the Statements of Income for the years ended December 31, 2015, 2014 and 2013, the adjustments are related to:

- The reinstatement of intercompany transactions between Enersis Americas and the discontinued operations that were previously eliminated in the preparation of consolidated financial statements. Because these intercompany transactions are expected to continue to occur after the spin-off, they have been reinstated to reflect their continuing effect.

(B)	Represents the capital increase related to the shares required to be issued by Enersis Américas as consideration in exchange for shares of Endesa Américas and Chilectra Américas in connection with the Merger. The amount of the capital increase was determined based on the quoted market value of Ch$171.07 per share of Enersis Américas as of December 31, 2015, that the shareholders of Endesa Américas and Chilectra Américas would receive as a consideration for the Merger based on the proposed merger exchange ratios of 2.8 shares of Enersis Américas for each share of Endesa Américas and 4.0 shares of Enersis Américas for each share of Chilectra Américas.

(C)	Represents the recognition of the difference between the capital increase in Enersis Américas and the carrying amount of the non-controlling interests that will became part of the equity attributable to equity owners of Enersis Américas after completion of the Merger. The difference between the fair market value of the consideration received or paid and the amount by which the non-controlling interest is adjusted is being recognized in equity attributable to the owners of Enersis Américas.

(D)	Represents the elimination of the carrying amount of the acquired non-controlling interests that will become direct shareholders of Enersis Américas’ capital stock following the Merger and the exchange of shares of Endesa Américas and Chilectra Américas for shares of Enersis Américas.

2015 Pro Forma Consolidated Statement of Income

(E)	Represent the reclassification of the net income attributable to the non-controlling shareholders of Endesa Américas and Chilectra Américas that become shareholders of Enersis Américas as a result of the Merger.

2014 Pro Forma Consolidated Statement of Income

(F)	Represent the reclassification of the net income attributable to the non-controlling shareholders of Endesa Américas and Chilectra Américas that become shareholders of Enersis Américas as a result of the Merger.

2013 Pro Forma Consolidated Statement of Income

(G)	Represent the reclassification of the net income attributable to the non-controlling shareholders of Endesa Américas and Chilectra Américas that become shareholders of Enersis Américas as a result of the Merger.

INFORMATION ABOUT ENERSIS AMÉRICAS

History and Development

Enersis Américas is an electricity utility company engaged, through its subsidiaries and affiliates, in the generation, transmission and distribution of electricity businesses in Argentina, Brazil, Colombia, and Peru.

Enersis Américas is a publicly held limited liability stock corporation that traces its origins to Compañía Chilena de Electricidad Ltda. (“CCE”), which was formed in 1921 and later nationalized in 1970. During the 1980s, the sector was reorganized and CCE’s operations were divided into one generation company and two distribution companies, one with a concession in the Valparaíso Region and the other with a concession in the Santiago metropolitan region, Compañía Chilena Metropolitana de Distribución Eléctrica S.A. From 1982 to 1987, the Chilean electric utility sector went through a process of re-privatization. In August 1988, Compañía Chilena Metropolitana de Distribución Eléctrica S.A., Enersis Américas’ predecessor company, changed its name to Enersis S.A. It operated under the name Enersis S.A. from 1988 until March 1, 2016, when its name was changed to Enersis Américas S.A. Since January 1983, Enersis Américas has been registered in Santiago with the SVS under Registration No. 0175. Enersis Américas is also registered with the United States Securities and Exchange Commission under the commission file number 001-12440 since October 19, 1993. The predecessor of Enersis Américas was organized under the laws of the Republic of Chile on June 19, 1981.

Enersis Américas’ contact information in Chile is:

Street Address: Telephone: Web site:	Santa Rosa 76, 15th floor Santiago, Código Postal 8330099, Chile +56 2 2353-4400 www.enersisamericas.cl

Principal Shareholder

Since June 2009, Enel S.p.A. (“Enel”), which holds a beneficial ownership of 60.6% of Enersis Américas shares, has been the controlling shareholder of Enersis Américas. Enel is an international energy company operating worldwide in the power and gas markets, with a focus on Europe and Latin America. Enel operates in 32 countries across four continents, with over 95 GW of net installed capacity and distributes electricity and gas through a network covering approximately 1.9 million km. Enel has 61 million customers worldwide.

Incorporation of Information by Reference

The foregoing information concerning Enersis Américas does not purport to be complete. For additional information, see the documents listed under “Incorporation by Reference” which are either included or incorporated by reference in this document.

ENERSIS AMÉRICAS SELECTED FINANCIAL DATA

The following selected financial data as of and for the three years ended December 31, 2015 was derived from the audited consolidated financial statements of Enersis Américas. In April 2016, Enersis Américas completed the spin-off of its Chilean energy generation and distribution business as Enersis Chile S.A. The selected financial data for all periods has been restated to reflect the Enersis Chile business as discontinued operations. The selected financial data should be read in conjunction with Enersis Américas’ Operating and Financial Review and the consolidated financial statements and notes thereto incorporated by reference into this joint information statement/prospectus.

The following table sets forth Enersis Américas’ selected consolidated financial data for the years indicated:

	As of and for the year ended December 31,
	2015(1)	2015	2014	2013
	(US$ millions)	(Ch$ millions)
Consolidated Statement of Comprehensive Income Data
Revenues and other operating income	7,465	5,301,440	5,206,370	4,528,148
Operating expenses(2)	(5,698)	(4,046,682)	(3,818,370)	(3,177,080)
Operating income	1,767	1,254,758	(1,388,000)	1,351,068
Financial income (expense), net	40	28,287	(213,316)	(118,899)
Total gain (loss) on sale of non-current assets not held for sale	(9)	(6,566)	877	4,642
Other non-operating income	5	3,333	2,560	980
Income before income tax	1,802	1,279,812	1,178,121	1,237,791
Income tax expenses, continuing operations	(737)	(523,663)	(425,958)	(442,455)

Income after tax from continuing operations	1,065	756,149	752,163	795,336
Income after tax from discontinued operations	547	388,321	215,332	318,065

Net income	1,612	1,144,470	967,495	1,113,401
Net income attributable to shareholders of the Company	932	661,587	571,873	658,514

Net income attributable to Minority interests	680	482,883	395,622	454,887
Net income (loss) from continuing operations per average number of shares basic and diluted (Ch$/US$)	0.01	8.35	8.344	9.49
Net income (loss) from continuing operations per average number of ADS (Ch$/US$)	0.59	417,50	417.00	474.50
Net income (loss) from discontinued operations per average number of shares basic and diluted (Ch$/US$)	0.01	5.13	3.31	5.08
Net income (loss) from discontinued operations per average number of ADSs (Ch$/US$)	0.36	256.50	165.50	254.00
Net income (loss) per average number of shares, basic and diluted (Ch$/US$ per share)	0.01	8.35	8.34	9.49
Net income (loss) per average number of ADSs (Ch$/US$ per ADS)	0.59	417.50	417.00	474.50
Cash dividends per share (Ch$/US$ per share)	0.01	6.21	6.21	4.25
Cash dividends per ADS (Ch$/US$ per ADS)	0.44	310.72	335.34	212.51
Weighted average number of shares of common stock (millions)		49,093	49,093	45,219
Number of ADS (millions)(3)		100	103	105

Consolidated Statement of Financial Position Data
Total assets	21,754	15,449,154	15,921,322	15,177,664
Non-current liabilities	3,878	2,753,965	4,447,282	3,688,940
Equity attributable to shareholders	8,486	6,026,149	6,201,976	6,168,554
Equity attributable to Minority interests	3,047	2,163,659	2,077,243	2,338,911
Total equity	11,532	8,189,808	8,279,219	8,507,464
Capital stock	8,173	5,804,448	5,804,448	5,828,040

Other Consolidated Financial Data
Capital expenditures (CAPEX)(4)	1,919	1,362,561	1,089,362	774,820
Depreciation, amortization and impairment losses(5)	507	360,354	389,073	382,631

(1)	Solely for the convenience of the reader, Chilean peso amounts have been converted into U.S. dollars at the exchange rate of Ch$ 710.16 per U.S. dollar, as of December 31, 2015.
(2)	Operating expenses include selling and administration expense.
(3)	As of December 31 of each year.
(4)	CAPEX figures represent effective payments for each year.
(5)	For further detail please refer to Note 30 of the Notes to the Enersis Américas consolidated financial statements.

INFORMATION ABOUT ENDESA AMÉRICAS

The following information concerning Endesa Américas is provided by reference to the information set forth in the Annual Report on Form 20-F of Endesa Américas for the year ended December 31, 2015 (the “Endesa Américas Form 20-F”) which is attached to this document as Annex A.

History and Development of the Endesa Américas Business

The information set forth in Item 4.A. of the Endesa Américas Form 20-F is incorporated herein by reference.

Business Overview

The information set forth in Item 4.B. of the Endesa Américas Form 20-F is incorporated herein by reference.

Organizational Structure

The information set forth in Item 4.C. of the Endesa Américas Form 20-F is incorporated herein by reference.

Property, Plant and Equipment

The information set forth in Item 4.D. of the Endesa Américas Form 20-F is incorporated herein by reference.

Principal Shareholder

The information set forth in Item 7.A. of the Endesa Américas Form 20-F is incorporated herein by reference.

Legal Proceedings

The information set forth in Item 8.A.7. of the Endesa Américas Form 20-F is incorporated herein by reference.

Exchange Controls

The information set forth in Item 10.D. of the Endesa Américas Form 20-F is incorporated herein by reference.

Taxation

The information set forth in Item 10.E. of the Endesa Américas Form 20-F is incorporated herein by reference.

Market Prices of Common Equity of Endesa Américas

The information set forth in Item 9.A.4. of the Endesa Américas Form 20-F is incorporated herein by reference.

Dividends Paid by Endesa Américas

As required by the Chilean Companies Act, unless otherwise decided by unanimous vote of the holders of all of the issued and outstanding shares, Endesa Américas must distribute a cash dividend in an amount equal to at least 30% of its consolidated net profits for that year determined in accordance with Chilean generally accepted accounting principles unless and except to the extent it has incurred losses.

ENDESA AMÉRICAS SELECTED FINANCIAL DATA

The following selected financial data as of and for the years ended December 31, 2015, 2014 and 2013 was derived from the audited combined financial statements of Endesa Américas. In April 2016, Endesa Chile completed the spin-off of its non-Chilean energy generation business as Endesa Américas S.A. The financial data for Endesa Américas is not necessarily indicative of what the financial position or results of operations would have been had Endesa Américas been an independent public company during the periods presented. The selected financial data should be read in conjunction with Endesa Américas’ Operating and Financial Review and the combined financial statements and notes thereto, included in the Endesa Américas Form 20-F attached as Annex A to this joint information statement/prospectus.

The following table sets forth Endesa Américas’ selected combined financial data for the years indicated:

	As of and for the year ended December 31,
	2015(1)	2015	2014	2013
	(US$ millions)	(Ch$ millions)
Combined Statement of Comprehensive Income Data
Revenues and other operating income	1,835	1,303,115	1,215,559	1,057,395
Operating expenses(2)	(1,044)	(741,548)	(592,512)	(543,889)
Operating income	791	561,567	623,047	513,506
Financial income (expense), net	95	67,687	8,564	(63,135)
Total gain (loss) on sale of non-current assets not held for sale	(1)	(509)	750	843
Other non-operating income	55	38,680	61,598	95,038
Income before income taxes	940	667,425	693,959	546,252
Income tax	(361)	(256,249)	(204,051)	(167,912)
Net income	579	411,176	489,908	378,340
Net income attributable to shareholders of the Company	254	180,532	220,154	180,784

Net income attributable to Minority interests	325	230,644	269,754	197,556
Net income per average number of shares basic and diluted (Ch$/US$)	0.03	22.01	26.84	22.04
Net income per average number of ADSs, basic and diluted (Ch$/US$ per ADS)	0.93	660.32	805.25	661.24
Number of shares of common stock (millions)(3)		8,202	8,202	8,202
Number of ADS (millions)(4)		11	9	10

Combined Statement of Financial Position Data
Total assets	5,477	3,889,706	4,002,717	3,833,136
Non-current liabilities	1,657	1,176,779	1,260,501	1,160,263
Equity attributable to shareholders	1,653	1,173,699	1,224,710	1,206,187
Equity attributable to Minority interests	1,217	864,219	792,346	908,398
Total equity	2,870	2,037,918	2,017,056	2,114,585
Allocated Capital	1,267	899,434	899,434	899,434

Other Combined Financial Data
Capital expenditures (CAPEX)(5)	386	273,899	266,281	206,848
Depreciation, amortization and impairment losses(6)	159	113,219	105,894	103,577

(1)	Solely for the convenience of the reader, Chilean peso amounts have been converted into U.S. dollars at the exchange rate of Ch$ 710.16 per U.S. dollar, as of December 31, 2015.
(2)	Operating expenses include selling and administration expense.
(3)	Represents number of shares distributed in the spin-off of Endesa Américas to shareholders of Endesa Chile.
(4)	Represents number of ADSs based on number of shares distributed in the spin-off of Endesa Américas to shareholders of Endesa Chile. One ADS represents 30 shares of Endesa Américas.
(5)	CAPEX figures represent effective payments for each year.
(6)	For further detail please refer to Notes 8 and 26 of the Notes to the Endesa Américas combined financial statements.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the consolidated ratio of earnings to fixed charges of Endesa Américas for each of the periods indicated. For purposes of this table: “Earnings” are defined as pre-tax income from continuing operations adjusted for undistributed earnings of less than majority owned subsidiaries and fixed charges excluding capitalized interest. “Fixed charges” are defined as interest on borrowings (whether expensed or capitalized), the portion of rental expense applicable to interest, and amortization of debt issuance costs.

	Year ended December 31,
	2015	2014
Ratio of earnings to fixed charges	19.46	5.72

The pro forma consolidated ratio of earnings to fixed charges of Enersis Américas, as the surviving company following the consummation of the merger, for the year ended December 31, 2015 is 5.13.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

The information set forth in Item 5. of the Endesa Américas Form 20-F is incorporated herein by reference.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The information set forth in Item 11. of the Endesa Américas Form 20-F is incorporated herein by reference.

MANAGEMENT OF ENERSIS AMÉRICAS

Directors and Officers of Enersis Américas

Upon effectiveness of the merger, the senior management and the directors of Endesa Américas and Chilectra Américas will resign and the senior management and directors of Enersis Américas will continue as the senior management and directors of the surviving company.

Directors

The Enersis Américas Board of Directors consists of seven members who are elected for a three-year term at an Ordinary Shareholders’ Meeting (“OSM”). If a vacancy occurs in the interim, the Board of Directors elects a temporary director to fill the vacancy until the next OSM, at which time the entire Board of Directors will be elected.

Set forth below are the directors of Enersis Américas who are expected to continue to serve as directors of the surviving company. The business address of our directors is c/o Enersis Américas S.A., Santa Rosa 76, Santiago, Chile.

Directors	Position	Current Position Held Since
Francisco de Borja Acha B.	Chairman	2015
José Antonio Vargas L.	Vice Chairman	2016
Domingo Cruzat A.	Director	2016
Livio Gallo	Director	2016
Patricio Gómez S.	Director	2016
Hernán Somerville S.	Director	2013
Enrico Viale	Director	2016

At the OSM held on April 28, 2016, a new Board of Directors was elected for a term of three years starting from the date of the meeting. At the Board of Directors meeting held on April 29, 2016, the directors agreed to appoint Mr. Domingo Cruzat A., Mr. Patricio Gómez S. and Mr. Hernán Somerville S. as members of the Directors’ Committee. Additionally, Mr. Somerville was appointed as Chairman and Financial Expert of the Directors’ Committee.

Set forth below are brief biographical descriptions of our directors, of whom two reside in Chile and the rest in Europe.

Francisco de Borja Acha B.

Chairman of the Board of Directors

Mr. Acha has been the Director of Legal Affairs and Corporate Matters of Enel S.p.A (“Enel”) since February 2012 and is currently the Chairman of our Board of Directors and a member of the Board of Directors of Enel Iberoamérica, S.R.L., Enel Latinoamérica S.A., and Secretary and General Counsel of Endesa, S.A. in Spain. Prior to joining the Enel group, he served as a professor of commercial law at Universidad Carlos III de Madrid, as State Attorney for the State Legal Service before the High Court of Madrid, Chief State Attorney of the Regional Legal Service of Madrid of the Spanish Revenue Service, Secretary of the Board of Directors and Director of the Legal Department of the State Industrial Agency, an organization controlled by the Spanish government with the aim of implementing government guidelines on restructuring and industrial restructuring, special schemes and partial derogations from community rules on competition, and Director of the Legal Department of Sociedad Estatal de Participaciones Industriales, an organization controlled by the Spanish government with the aim of promoting privatizations of state-owned public investments. Mr. Acha holds a degree in law from Universidad Complutense de Madrid (Madrid, Spain).

José Antonio Vargas L.

Vice Chairman of the Board of Directors

Mr. Vargas has served as Chairman of Codensa and Emgesa (our two Colombian subsidiaries) since 2006. From 1999 to 2006, he served as CEO of the Empresa de Energía de Bogotá, an energy transmission company. He has more than 20 years of experience in the energy sector, especially in the gas, coal and electricity industries and he served as director of several companies in the Colombian energy sector and public services. He also served as Chairman and Vice Chairman of the Commission and Regional Energy Integration, Chairman of the Colombian Committee and Vice Chairman for Latin America and Caribbean countries of the World Energy Council. In addition, Mr. Vargas served as Minister of the Colombian government, Ambassador of Colombia to the European Union, the Kingdom of Belgium and the Grand Duchy of Luxembourg and Trade Representative of the Colombian government in Spain and Mediterranean Europe. Mr. Vargas holds a degree in law, specialized in business law, public services and in administration and corporate finance.

Domingo Cruzat A.

Director and Member of the Directors’ Committee

Mr. Cruzat is currently a director of Conpax, a construction company, Coprefrut, a fruit cooperative, Tech Pack S.A., a commodity chemicals company and producer of flexible packaging, and Empresa de Servicios Sanitarios de Los Lagos, a company that provides drinking water and wastewater collection in southern Chile. He is also a professor at the ESE Business School of the Universidad de Los Andes (Santiago, Chile). He serves as a director of the Corporación Esperanza, a drug rehabilitation center. Previously, Mr. Cruzat served as a director of several private companies: Viña San Pedro Tarapacá, a Chilean winery, Compañia Sud Americana de Vapores, a shipping company, Solfrut, a fruit company, Alto, Inmobiliaria Plaza Santo Domingo, a real estate company and Principal Financial Group. He served as Chairman of the Public Companies System. Mr. Cruzat started his career in Celulosa Arauco y Constitución, a forestry company, serving in several positions. Mr. Cruzat also worked in the Marketing department of Procter & Gamble, in the United States. Subsequently, he moved back to Chile to serve as Marketing Director for Procter & Gamble, Commercial Director of Pesquera San José S.A., Coloso, a fish processing company. He also served as CEO of Watt’s Aliment, a food company, and Bellsouth Comunicaciones S.A., a telecommunication company. Mr. Cruzat holds a degree in Civil Engineering from the Universidad de Chile (Santiago, Chile) and an M.B.A. from the Wharton School of the University of Pennsylvania (Pennsylvania, USA).

Livio Gallo

Director

Mr. Gallo has served as Head of Infrastructure and Global Networks of Enel S.p.A since July 2014. He is also the Chairman of the Board of Directors of Enel Sole S.r.L., as well as a director of Endesa S.A. and CESI S.p.A., a technical services provider for the power industry. Mr. Livio joined Enel in 1999 as Head of the Sales Department for Eurogen, Elettrogen e Interpower, a power generation company. In 2002, he became head of Enel Distribuzione’s Commercial Department. In 2005, he was appointed as Head of Enel’s Italian Infrastructure and Networks Division and CEO of Enel Distribuzione, positions that he held until 2014, when he was appointed to his current position. Mr. Gallo served as CEO of Deval S.p.A., an electricity distributor, from 2005 to 2011, and Chairman of the Board of Directors of Enel Rete Gas from 2005 to 2013. Prior to joining Enel, he served as a member of the European Technology Platform for Smart Grids from 2004 to 2010 and then as Chairman and founding member of the European Operators of Distribution Networks for Smart Grids Association, of which he is currently the Vice Chairman. Since 2006, he has been a member of the Executive Committee of the Italian Electrotechnical Committee. He also served as Vice Chairman of Elsag Bailey Process Automation’s department for Western Europe and Africa, as well as a member of its Executive Committee. In addition, Mr. Livio served as CEO and Director of several Italian and foreign companies. Mr. Livio holds a degree in Electronic Engineering from the Politecnico di Milano (Milan, Italy).

Patricio Gómez S.

Director and Member of the Directors’ Committee

Mr. Gómez is currently the Executive Director and partner of Sur Capital Partners, a private investment firm. He is a Board Member of BO Packaging, a packaging company with businesses in Chile and Peru, and El Tejar Ltd, an agricultural company with businesses in Brazil and Bolivia. Mr. Gómez also serves as member of the Board of Directors of Nortel, a telecommunications company. He also served as a Board Member of Integramedica, a Chilean medical center, and TIBA, a satellite service provider for the cable industry in Latin America. From 1999 to 2004, Mr. Gómez served as Latin America’s Managing Director for General Electric Capital –GE Equity, being responsible for the private equity investments portfolio. He worked in the investment banking department of Santander Río Bank and in the treasury department for Bunge & Born group, an Argentine economic group. Mr. Gómez holds a Bachelors in Business Administration from George Mason University (Virginia, USA) and an M.B.A. from George Washington University (Washington DC, USA).
Hernán Somerville S.

Director, Chairman and Financial Expert of the Directors’ Committee

Mr. Somerville has been a Director since 1999 and the Committee’s Financial Expert since April 2013. From 1983 to 1988, he was Director of the Central Bank of Chile, serving as Chief Debt Negotiator for Chilean public and private commercial bank debt. Mr. Somerville was the Chairman of CPC, the Chilean Confederation of Production & Commerce. Since 1989, he has been the Managing Director and Partner of Fintec, a Chilean investment, advisory and management company. He was the Chairman of the Chilean Association of Banks and Financial Institutions, and also was Chairman of the Latin American Federation of Banks. He was the former Chairman of Transbank S.A., which manages credit and debit cards in Chile. He was also a Board Member of INACAP, a Chilean vocational school, and the former Chairman of the Chilean Pacific Foundation, a Chilean foundation with links to Pacific Ocean countries. Mr. Somerville earned a law degree from Universidad de Chile (Santiago, Chile) and studied Comparative Law at New York University Law School (New York, USA).

Enrico Viale

Director

Mr. Viale is currently a Director of Enel Global Generation and Chairman of the Board of Directors of Endesa Chile. Mr. Viale joined Enel in 2003 as Country Manager for Southeastern Europe and has occupied diverse positions within Enel subsidiaries, such as Chief Executive Officer (“CEO”) of Enel Maritza East 3. Between 2008 and 2014, he served as Chief Operating Officer, managing Enel’s interest in OGK-5 and Rusenergosbyt, and supporting SeverEnergia’s upstream gas operations, before becoming Country Manager and CEO of Enel Russia. He began his career in 1986 at GIE, an Italian energy company. He was Vice Chairman of ABB, a global provider of power and automation technologies, for the Structured Finance business, a division that provided debt capital and equipment for projects, and asset-backed financing such as leasing. He was also Chief Financial Officer of Ansaldo Energía, an Italian supplier, installer and service provider for power generation plants, among various finance positions. Mr. Viale holds a civil engineering degree with specialization in hydraulic engineering from the Polytechnic University of Turin (Turin, Italy) and an M.B.A. from University of Santa Clara Business School (California, USA). He has also taken training courses at Politecnico di Milano (Milan, Italy) and at the Massachusetts Institute of Technology (Massachusetts, USA). Executive Officers.

Executive Officers

Our executive officers are appointed and hold office at the discretion of the Board of Directors. Set forth below are our executive officers, who are expected to continue to serve as executive officers of the surviving company.

The business address of our executive officers is c/o Enersis Américas S.A., Santa Rosa 76, Santiago, Chile.

Executive Officers	Position	Current Position Held Since
Luca D’Agnese	Chief Executive Officer	2015
Antonio Barreda T.	Procurement Officer	2015
Marco Fadda	Planning and Control officer	2013
Javier Galán A.	Chief Financial Officer	2014
Francesco Giorgianni	Institutional Affairs Officer	2014
José Miranda M.	Communications Officer	2014
Alain Rosolino	Internal Audit Officer	2012
Domingo Valdés P.	General Counsel	1999
Paola Visintini V.	Human Resources Officer	2014

Set forth below are brief biographical descriptions of our executive officers, all of whom reside in Chile.

Luca D’Agnese was appointed our CEO in January 2015. He started his career at Hewlett-Packard, an information technology firm. In 1988, Mr. D’Agnese joined McKinsey & Company, a management consulting company, where he became partner. From 2003 to 2005, Mr. D’Agnese was the CEO of the Italian company, Gestore della Rete di Transmissione Nazionale (GRTN), which later merged with Terna, an Italian electricity transmission grid operator. In Terna, he was Operations Director and was in charge of planning and implementation of investments, as well as network operations and maintenance. Between 2007 and 2010, he was the CEO of Ergycapital, an Italian investment company listed on the Milan Stock Exchange specializing in renewable energy. Mr. D’Agnese joined Enel in 2011 as Romanian country manager. In 2014, he became Director of the Eastern European Division, as well as Chairman of the Board of Directors and CEO of Slovenské Elektrárne, an Enel subsidiary in the Slovak Republic. Mr. D’Agnese holds a degree in physics from Scuola Normale Superiore di Pisa (Pisa, Italy) and holds an M.B.A. from the INSEAD business school (Fontainebleau, France).

Antonio Barreda T. has served as our Procurement Officer since January 2015. Between 2008 and 2014, he served as deputy director of Works and Services Latam. Between 2001 and 2008, he served in our Company as deputy director of both Business Relations Providers and of Corporate Service Purchases. Between 2000 and 2001, Mr. Barreda served as Contracts Manager for CAM, our former subsidiary. Mr. Barreda holds a degree in electrical engineering from Universidad de Santiago (Santiago, Chile) and an M.B.A. from Pontificia Universidad Católica de Chile (Santiago, Chile).

Marco Fadda was appointed our Planning and Control Officer in April 2013. In 1998, he joined Enel, and in 1999 he was promoted to head of Management Control at Enel Trade S.p.A. in the Administration, Finance and Control Department, where he assumed his position for four years. He later joined the Department of Planning and Control of Generation & Energy Management (GEM Division), and in 2009 was promoted to Manager of Planning and Control of the GEM Division. He has been a member and team coordinator on significant international projects. Mr. Fadda holds a degree in economics from the Università degli Studi di Genova (Genoa, Italy) and received a masters in network business administration at the Politecnico di Milano (Milan, Italy).

Javier Galán A. was appointed our CFO in December 2014. He joined Endesa Spain in 1992 as International Operations Officer. In 1993, he became CFO of Endesa Desarrollo, a subsidiary of Endesa Spain, where he initiated the international expansion of Endesa Spain’s operations, mainly in Latin America. Since then, he has held various managerial positions within the group with responsibilities in Finance, Management Control, Strategy, and M&A, as well as serving on several Boards of Directors. In 2006, he was appointed Endesa Spain’s CFO and in 2013 CFO of an Enel division in Italy. Prior to joining Endesa Spain, Mr. Galán worked at the Chase Manhattan Bank, N.A., in London, as the Vice Chairman of Corporate Finance and in Madrid as Senior Analyst in the Corporate Finance and Treasury Program, as Treasurer of Red Eléctrica de España S.A., the operator of the

Spanish electricity system. Mr. Galán holds an economics degree from Universidad Complutense de Madrid (Madrid, Spain) and an M.B.A. from the Instituto de Empresas de Madrid (Madrid, Spain), and a graduate degree in Senior Management from the IESE Business School (Madrid, Spain).

Francesco Giorgianni was appointed our Institutional Affairs Officer and Shareholder’s Management Officer in November 2014. Mr. Giorgianni is a lawyer specialized in public policy, regulatory and antitrust. Since 2000, he has worked in the management of Institutional Affairs of the Enel Group, where he successively served as director of Regulatory and Antitrust Policies (until 2004), director of European and Italian Institutional Affairs in official representation of Enel in Brussels (until 2007), director of European and Italian Institutional Affairs based in Rome and Brussels (until June 2011) and since July 2011, he served as Director General of Enel’s Institutional Affairs, worldwide. Prior to joining Enel Group, Mr. Giorgianni worked in the privatization team of the Italian Ministry of the Treasury advising the Italian Government on the liberalization of energy, water and telecommunications markets, and preparing the IPO of ENI S.p.A., an energy company, Enel, Telecom Italia and BNL BNP Paribas, a bank. He was also member of the Board of Directors of ST Microelectronics, a semiconductor company, of Sviluppo Nucleare Italia, a nuclear energy company, and he served as CEO of Enel Gas Storage. Mr. Giorgianni holds a degree in law from Università di Roma “La Sapienza” (Rome, Italy), with a Masters in Public Administration from the Scuola Nazionale dell’Amministrazione (Rome, Italy), and graduate degrees from the London Business School (London, England) and Harvard University (Massachusetts, USA).

José Miranda M. was appointed our Communications Officer in December 2014. Mr. Miranda worked 11 years at Televisión Nacional de Chile (TVN), a Chilean TV channel, as producer of many shows and covering events such as presidential elections in Peru, Venezuela and the rescue of 33 underground miners in Chile. From 2008 to 2010, he worked as General Producer of the Chilean news channel “Canal 24 Horas de Noticias,” another TVN channel. In 2011, Mr. Miranda joined TVN again, as General Producer of the Entertainment Area and later as Executive Producer of Children’s Content and Executive Producer of Purchasing International and National Contents. Mr. Miranda is an Audiovisual Communicator with a degree from DUOC UC (Santiago, Chile), holds a graduate degree in Management Skills from Universidad de Chile (Santiago, Chile) and he participated in the program “Corporate Entrepreneur and Open Innovation” from Berkeley University-Fundación Chile.

Alain Rosolino was appointed our Internal Audit Officer in December 2012. He joined Enel in 2003, having held several positions in the audit area at Enel, Enel Romania, Enel Green Power, Enel Latin America, and from 2011 to 2012, at Enel EGP IBAL (Iberian Peninsula and Latin America). Mr. Rosolino holds a Business Administration Degree from Libera Università Internazionale degli Studi Sociali Guido Carli (Rome, Italy).

Domingo Valdés P. was appointed our General Counsel in May 1999. Mr. Valdés is also currently in charge of Legal Counsel and Corporate Governance Department of our Company. He joined Chilectra in 1993 and our Company in 1997. Mr. Valdés worked as an intern at the New York City law firms of Milbank, Tweed, Hadley & McCloy LLP and Chadbourne & Parke LLP. Before joining Chilectra, Mr. Valdés was a lawyer at Chase Manhattan Bank, N.A., Corporate Department (Chile) and an associate at Carey & Cía., a Santiago based law firm. Mr. Valdés is also Secretary of our Board of Directors and a Professor of Economic and Antitrust Law at Universidad de Chile. Mr. Valdés holds a law degree from Universidad de Chile (Santiago, Chile), a Master of Law Degree from University of Chicago (Illinois, USA) and he attended a Management Program for Lawyers at the Yale University School of Management (Connecticut, USA).

Paola Visintini V. was appointed our Human Resources Officer in December 2014. She joined Chilectra in 2005 as Commercial Development Assistant Officer. After six years, she became our Communications Officer. In 2013, she was appointed Head of the Communications Agency of the Latin American Division of our Company. Prior to joining our Company, Ms. Visintini worked as the Advertising and Market Research Assistant Manager in Bellsouth Chile S.A., a telecommunications company, as the Head of the IT Department at Banco Santander, as Studies Director at Search Marketing S.A. and as a clinical psychologist in the Consultorio El Roble CIDECO. Ms. Visintini holds a degree in psychology from Universidad de Chile (Santiago, Chile) with graduate studies in leadership and coaching, and trained as an Ontological Coach by Newfield (Santiago, Chile).

HISTORICAL FINANCIAL STATEMENTS

Endesa Américas

The combined financial statements and reports of the independent registered accounting firms thereon dated April 29, 2016, set forth in Item 18. of the Endesa Américas Form 20-F is incorporated herein by reference.

COMPARISON OF RIGHTS OF HOLDERS OF ENDESA AMÉRICAS COMMON STOCK AND HOLDERS OF ENERSIS AMÉRICAS COMMON STOCK

The following summary highlights material differences between the current rights of holders of Enersis Américas common stock and holders of Endesa Américas common stock. Because both companies are incorporated under the laws of Chile and subject to the Chilean Companies Act, the differences in the rights of an Enersis Américas shareholder and the rights of an Endesa Américas shareholder arise only from differences in the bylaws of Enersis Américas and Endesa Américas. The summary below is not a complete discussion of the bylaws of Enersis Américas and Endesa Américas and the Chilean Companies Act. Endesa Américas shareholders should read carefully the relevant provisions of the Chilean Companies Act and the bylaws of Enersis Américas and Endesa Américas. Copies of each company’s bylaws are filed as exhibits to the registration statement of which this joint information statement/ prospectus is a part.

	Enersis Américas	Endesa Américas
Board Composition:	The company shall be managed by a Board of Directors composed of seven members who may or may not be shareholders of the company.	The company shall be managed by a Board of Directors composed of nine members.

Matters Reserved for Extraordinary Shareholders’ Meetings:

The Chilean Companies Act provides that certain matters are reserved for determination at extraordinary shareholders’ meetings, including:

•    The dissolution of the company;

•    Transformation, merger, or division of the company and amendments to its bylaws;

•    Bond and convertible debenture issuances;

•    The disposal of 50% or more of assets, with or without its liabilities, to be determined on the basis of the balance sheet for the previous financial year; and likewise, any business plan definition or amendment that involves the sale of assets above the aforementioned percentage. Likewise the sale or transfer of ownership of 50% or more of the assets of a subsidiary, provided that this represents at least 20% of the assets of the company, and any disposal of its shares that implies that the parent

In addition to the matters specified under the Chilean Companies Act, the following additional matter is reserved for determination at extraordinary shareholders’ meetings:

•    The transfer or contribution, in whole or in part, of constructed thermal or hydroelectric plants, that are declared as essential in the company’s investment and financial policy.

	Enersis Américas	Endesa Américas

company ceases to be its controller;

•    The granting of real or personal guarantees to secure third party obligations, unless granted to subsidiaries, in which case, the approval of the Board of Directors will be sufficient; and

•    Other matters which, by law, or by these bylaws, should be known by, and subject to the extraordinary shareholders’ meetings.

Vote Required for Approval of Amendments to Bylaws	Any amendment to the bylaws requires approval of 2/3 of the outstanding shares with voting rights, except for specific articles that require approval of 75% of the outstanding shares with voting rights.	Amendments to the bylaws requires approval of simple majority of the outstanding shares with voting rights, except for specific articles that require approval of 75% of the outstanding shares with voting rights.

Endesa Américas paid dividends of Ch$ 9.37144 per share on May 24, 2016 to holders of record of Shares on May 17, 2016 and dividends of US$ 0.4045 per ADS (each ADS representing 30 common shares) on June 13, 2016 to holders of record of ADSs on May 17, 2016 in respect of fiscal year 2016.

LEGAL MATTERS

Certain matters of Chilean law, including the validity of the Enersis Américas common stock, will be passed upon for us by Philippi, Prietocarrizosa Ferrero DU & Uría SPA, Santiago, Chile. Certain matters of New York law will be passed upon for us by Chadbourne & Parke LLP, New York, New York.

EXPERTS

The consolidated financial statements of Enersis Américas and its subsidiaries as of December 31, 2015 and 2014 and for each of the three years ended December 31, 2015, incorporated in this joint information statement/prospectus by reference from the Enersis Américas Form 20-F, and the effectiveness of its internal control over financial reporting as of December 31, 2015 have been audited by Ernst & Young Servicios Profesionales de Auditoría y Asesorías Limitada (“EY Ltda.”), an independent registered public accounting firm, as set forth in their reports thereon which are incorporated herein by reference and which are based in part on the reports of KPMG Auditores Consultores Ltda., an independent registered public accounting firm, for Endesa Chile and some of its subsidiaries, associates and jointly controlled entities. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

The combined financial statements of Endesa Américas S.A. as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015 have been included herein in reliance upon the reports of KPMG Auditores Consultores Ltda., an independent registered public accounting firm, Pistrelli, Henry Martin y Asociados S.R.L. (Endesa Argentina S.A.), independent registered public accounting firm, and Ernst & Young Auditores Independientes S.S. (Enel Brasil, an associate company), independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firms as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

Enersis Américas is a publicly held stock corporation that was organized under the laws of Chile. None of our directors or executive officers are residents of the United States and all or a substantial portion of our assets and the assets of these persons are located outside the United States. As a result, except as explained below, it may not be possible for investors to effect service of process within the United States upon such persons, or to enforce against them or us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States or otherwise obtained in U.S. courts.

No treaty exists between the United States and Chile for the reciprocal enforcement of judgments. Chilean courts, however, have enforced final judgments rendered in the United States by virtue of the legal principles of reciprocity and comity, subject to the review in Chile of the United States judgment in order to ascertain whether certain basic principles of due process and public policy have been respected without reviewing the merits of the subject matter of the case. If a United States court grants a final judgment in an action based on the civil liability provisions of the federal securities laws of the United States, enforceability of this judgment in Chile will be subject to the obtaining of the relevant “exequatur” (i.e., recognition and enforcement of the foreign judgment) according to Chilean civil procedure law in force at that time, and consequently, subject to the satisfaction of certain factors. Currently, the most important of these factors are:

•	the existence of reciprocity;

•	the absence of any conflict between the foreign judgment and Chilean laws (excluding for this purpose the laws of civil procedure) and public policies;

•	the absence of a conflicting judgment by a Chilean court relating to the same parties and arising from the same facts and circumstances;

•	the absence of any further means for appeal or review of the judgment in the jurisdiction where judgment was rendered;

•	the Chilean courts’ determination that the United States courts had jurisdiction;

•	that service of process was appropriately served on the defendant and that the defendant was afforded a real opportunity to appear before the court and defend its case; and

•	that enforcement would not violate Chilean public policy.

In general, the enforceability in Chile of final judgments of United States courts does not require retrial in Chile but a review of certain relevant legal considerations (i.e. principles of due process and public policy). However, there is doubt:

•	as to the enforceability in original actions in Chilean courts of liabilities predicated solely on the United States federal securities laws; and

•	as to the enforceability in Chilean courts of judgments of United States courts obtained in actions predicated solely upon the civil liability provisions of the federal securities laws of the United States.

In addition, foreign judgments cannot be enforced in any way against properties located in Chile, which, as a matter of Chilean law, are subject exclusively to Chilean law and to the jurisdiction of Chilean courts.

Enersis Américas has appointed Puglisi & Associates as its authorized agent upon which service of process may be served in any action which may be instituted against us in any United States federal or state court having subject matter jurisdiction in the State of New York, County of New York arising out of or based upon the Enersis Américas ADSs or the Enersis Américas Deposit Agreement.

Enersis Américas has also appointed CT Corporation System at 111 Eighth Avenue, New York, NY 10011 as its authorized agent upon which service of process may be served in the U.S. in any action which may be instituted against Enersis Américas arising out of or based upon this joint information statement/prospectus.

ANNEX A

ANNUAL REPORT ON FORM 20-F OF ENDESA AMÈRICAS, S.A. FOR

THE YEAR ENDED DECEMBER 31, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 20-F

☐	REGISTRATION STATEMENT PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2015

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

OR

☐	SHELL COMPANY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of event requiring this shell company report

For the transition period from                      to

Commission file number: 001-37724

ENDESA AMÉRICAS S.A.

(Exact name of Registrant as specified in its charter)

ENDESA AMÉRICAS S.A.

(Translation of Registrant’s name into English)

CHILE

(Jurisdiction of incorporation or organization)

Santa Rosa 76, Santiago, Chile

(Address of principal executive offices)

Raúl Arteaga, phone: (56-2) 2630-9727, raul.arteaga@enel.com, Santa Rosa 76, Piso 15, Santiago, Chile

(Name, Telephone, E-mail and/or Facsimile number and Address of Company Contact Person)

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Registered
American Depositary Shares Representing Common Stock Common Stock, no par value*	New York Stock Exchange

*	Listed, not for trading, but only in connection with the registration of American Depositary Shares, pursuant to the requirements of the Securities and Exchange Commission.

Securities registered or to be registered pursuant to Section 12(g) of the Act: None

Securities for which there is a reporting obligation pursuant to Section 15(d) of the Act: None

(Title of Class)

Indicate the number of outstanding shares of each of the issuer’s classes of capital or common stock as of the close of the period covered by the annual report.

Shares of Common Stock:	8,201,754,580

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    ☐  Yes    ☒  No

If this report is an annual or transition report, indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.    ☐  Yes    ☒  No

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days:    ☐  Yes    ☒  No

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    ☐  Yes    ☐  No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐                                         Accelerated filer  ☐                                         Non-accelerated filer  ☒

Indicate by check mark which basis of accounting the registrant has used to prepare the financial statements included in this filing:

U.S. GAAP ☐	International Financial Reporting Standards as issued by the International Accounting Standards Board ☒	Other ☐

If “Other” has been checked in response to the previous question, indicate by check mark which financial statement item the registrant has elected to follow:    ☐  Item 17            ☐  Item 18

If this is an annual report, indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    ☐  Yes    ☒  No

Endesa Américas’ Organizational Structure(1)

As of December 31, 2015 (assuming the spin-off of Endesa Américas had occurred as of such date)

(1)	Only principal operating combined entities are presented here. The percentage listed for each of our combined entities represents our economic interest in such combined entity.
(2)	We hold 56.4% of Emgesa’s voting rights as a result of a transfer of voting rights from Enersis Américas and we are allowed to appoint the majority of the Board members pursuant to a shareholders’ agreement. We therefore control Emgesa. For more information on our control and combination of Emgesa, see “Item 5. Operating and Financial Review and Prospects — A. Operating Results — 1. Discussion of Main Factors Affecting Operating Results and Financial Condition of the Company.

GLOSSARY

AFP	Administradora de Fondos de Pensiones	A legal entity that manages a Chilean pension fund.

Ampla	Ampla Energia e Serviços S.A.	A publicly held Brazilian distribution company operating in Rio de Janeiro, owned by Enel Brasil.

ANEEL	Agência Nacional de Energia Elétrica	Brazilian governmental agency for electric energy.

BNDES	Banco Nacional de Desarrollo Económico y Social	The National Bank for Economic and Social Development (“BNDES”) is the principal agent of development in Brazil with a focus on sustainable social and environmental development.

Cachoeira Dourada	Centrais Elétricas Cachoeira Dourada S.A.	Brazilian generation company owned by Enel Brasil.

CAMMESA	Compañía Administradora del Mercado Mayorista Eléctrico S.A.	Argentine autonomous entity in charge of the operation of the Mercado Eléctrico Mayorista (Wholesale Electricity Market), or MEM. CAMMESA’s stockholders are generation, transmission and distribution companies, large users and the Secretariat of Energy.

Chilean Stock Exchanges	Chilean Stock Exchanges	The three principal stock exchanges located within Chile: the Santiago Stock Exchange, the Electronic Stock Exchange and the Valparaíso Stock Exchange.

Chilectra Américas	Chilectra Américas S.A.	Electricity distribution company owned by Enersis Américas holding minority interests in electricity distribution companies in Argentina, Brazil, Colombia and Peru.

Chilectra Chile	Chilectra S.A.	Chilean electricity distribution company owned by Enersis Chile operating in the Santiago metropolitan area.

CIEN	Companhia de Interconexão Energética S.A.	Brazilian transmission company, wholly-owned by Enel Brasil.

Codensa	Codensa S.A. E.S.P.	Colombian distribution company that operates mainly in Bogotá and controlled by Enersis Américas.

Coelce	Companhia Energética do Ceará S.A.	A publicly held Brazilian distribution company operating in the state of Ceará. Coelce is controlled by Enel Brasil.

COES	Comité de Operación Económica del Sistema	Peruvian entity in charge of coordinating the efficient operation and dispatch of generation units to satisfy demand.

Costanera	Central Costanera S.A.	A publicly held Argentine generation company that is controlled by us. Formerly known as Endesa Costanera.

CREG	Comisión de Regulación de Energía y Gas	Colombian Commission for the Regulation of Energy and Gas.

CTM	Compañía de Transmisión del Mercosur S.A.	Argentine transmission company and a subsidiary of Enel Brasil.

DCV	Depósito Central de Valores S.A.	Chilean Central Securities Depositary.

Edegel	Edegel S.A.A.	A publicly held Peruvian generation company, our combined entity.

Edelnor	Empresa de Distribución Eléctrica de Lima Norte S.A.A.	A publicly held Peruvian distribution company, with a concession area in the northern part of Lima, and a subsidiary of Enersis Américas.

Edesur	Empresa Distribuidora Sur S.A.	Argentine distribution company, with a concession area in the south of the Buenos Aires greater metropolitan area, and a subsidiary of Enersis Américas.

El Chocón	Hidroeléctrica El Chocón S.A.	Argentine generation company with two hydroelectric plants, El Chocón and Arroyito, both located in the Limay River, Argentina and our combined entity.

Emgesa	Emgesa S.A. E.S.P.	Colombian generation company, our combined entity.

Endesa Américas	Endesa Américas S.A.	Our company, a publicly held limited liability stock corporation incorporated under the laws of the Republic of Chile, with electricity generation operations in Argentina, Brazil, Colombia and Peru. The Registrant of this Report.

Endesa Chile	Empresa Nacional de Electricidad S.A.	A publicly held limited liability stock corporation incorporated under the laws of the Republic of Chile, with electricity generation assets in Chile, and a combined entity of Enersis Chile

Enel	Enel S.p.A.	An Italian energy company with multinational operations in the power and gas markets. A 60.6% beneficial owner of Enersis Américas and our ultimate parent company.

Enel Brasil	Enel Brasil, S.A.	Brazilian holding company and a subsidiary of Enersis Américas. Enel Brasil was formerly known as Endesa Brasil S.A.

Enel Iberoamérica	Enel Iberoamérica, S.R.L.	A wholly-owned subsidiary of Enel and owner of 20.3% of Enersis Américas, which it acquired from Endesa Spain in October 2014. Enel Iberoamérica was formerly known as Enel Energy Europe S.R.L.

Enel Latinoamérica	Enel Latinoamérica, S.A.	A wholly-owned subsidiary of Enel Iberoamérica and owner of 40.3% of Enersis Américas.

Enersis Américas	Enersis Américas S.A.	A publicly held limited liability stock corporation incorporated under the laws of the Republic of Chile, with subsidiaries engaged primarily in the generation, transmission and distribution of electricity in Argentina, Brazil, Colombia, and Peru, and is controlled by Enel. Our parent company.

Enersis Chile	Enersis Chile S.A.	A publicly held limited liability stock corporation incorporated under the laws of the Republic of Chile, which holds combined entities engaged primarily in the generation and distribution of electricity in Chile, and is controlled by Enel.

ENRE	Ente Nacional Regulador de la Electricidad	Argentine national regulatory authority for the energy sector.

ESM	Extraordinary Shareholders’ Meeting	Extraordinary Shareholders’ Meeting.

FONINVEMEM	Fondo para Inversiones Necesarias que permitan Incrementar la Oferta de Energía Eléctrica en el Mercado Eléctrico Mayorista	Argentine fund created to increase electricity supply in the MEM.

Fortaleza	Central Geradora Termelétrica Fortaleza S.A.	Brazilian generation company that operates a combined cycle plant, located in the state of Ceará. Fortaleza is wholly-owned by Enel Brasil.

Gener	AES Gener S.A.	Chilean generation company and our competitor in Argentina and Colombia.

IFRS	International Financial Reporting Standards	International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB).

LNG	Liquefied Natural Gas	Liquefied natural gas.

MEM	Mercado Eléctrico Mayorista	Wholesale Electricity Market in Argentina, Colombia and Peru.

MME	Ministério de Minas e Energia	Brazilian Ministry of Mines and Energy.

NCRE	Non-Conventional Renewable Energy	Energy sources which are continuously replenished by natural processes, such as wind, biomass, mini-hydro, geothermal, wave or tidal energy.

NIS	Sistema Interconectado Nacional	National interconnected electric system. There are such systems in Argentina, Brazil and Colombia.

ONS	Operador Nacional do Sistema Elétrico	Electric System National Operator. Brazilian non-profit private entity responsible for the planning and coordination of operations in interconnected systems.

Osinergmin	Organismo Supervisor de la Inversión en Energía y Minería	Energy and Mining Investment Supervisor Authority, the Peruvian regulatory electricity authority.

OSM	Ordinary Shareholders’ Meeting	Ordinary Shareholders’ Meeting.

SVS	Superintendencia de Valores y Seguros	Chilean Superintendence of Securities and Insurance, the authority that supervises public companies, securities and the insurance business.

UF	Unidad de Fomento	Chilean inflation-indexed, Chilean peso-denominated monetary unit.

UTA	Unidad Tributaria Anual	Chilean annual tax unit. One UTA equals 12 Unidad Tributaria Mensual (“UTM”), which is a Chilean inflation-indexed monthly tax unit used to define fines, among other purposes.

VAD	Valor Agregado de Distribución	Value added from distribution of electricity.

XM	Expertos de Mercado S.A. E.S.P.	A subsidiary of Interconexión Eléctrica S.A. (“ISA”), a Colombian company that provides system management in real time services in electrical, financial and transportation sectors.

INTRODUCTION

As used in this Report on Form 20-F, first person personal pronouns such as “we,” “us” or “our” refer to Endesa Américas S.A. (“Endesa Américas” or the” Company”) and our combined entities unless the context indicates otherwise. Unless otherwise noted, our interest in our principal combined entities and jointly-controlled entities and associates is expressed in terms of our economic interest as of December 31, 2015.

We are a Chilean company engaged directly and through our combined entities and jointly-controlled entities in the electricity generation business in Argentina, Colombia and Peru and minority interest in generation, distribution and transmission operations in Brazil. As of the date of this Report, our direct controlling entity, Enersis Américas S.A. (“Enersis Américas”), beneficially owns 60.0% of our shares. Enel S.p.A. (“Enel”), an Italian energy company with multinational operations in the power and gas markets, beneficially owns 60.6% of Enersis Américas through wholly-owned subsidiaries.

Overview of the Spin-Off and Reorganization

The Spin-Off is part of a reorganization (the “Reorganization”) of certain companies ultimately controlled by Enel, which beneficially owns 60.6% of Enersis Américas. The Reorganization is intended to separate the electricity generation businesses and assets of Empresa Nacional de Electricidad S.A. (“Endesa Chile”) electricity generation businesses and assets in Chile from those in Argentina, Brazil, Colombia and Peru.

The Spin-Offs

Endesa Chile conducted a “división” or “demerger” under Chilean corporate law to separate Endesa Chile into two companies. The new company, Endesa Américas was established as a separate company and was assigned the equity interests, assets and associated liabilities of the Company’s businesses outside of Chile (the “Separation”) on March 1, 2016. Endesa Américas registered the shares of Endesa Américas with the Securities Registry of the SVS under Chilean law and the SEC under applicable U.S. federal securities laws, and on April 21, 2016, Endesa Chile distributed to its shareholders shares of Endesa Américas in proportion to their share ownership in Endesa Chile based on a ratio of one share of Endesa Américas for each outstanding share of the Company (the “Distribution,” and together with the Separation, the “Spin-Off”). Following the Separation and the Spin-Off, Endesa Chile continues to hold the Chilean businesses and assets formerly owned by Endesa Chile.

In addition to the Spin-Off, Chilectra S.A., a Chilean electricity distribution company and subsidiary of Enersis (“Chilectra”), conducted a “demerger” and spun-off to its shareholders pro rata the shares of a new Chilean company, Chilectra Américas S.A. (“Chilectra Américas”), that holds the non-Chilean businesses and assets, comprised exclusively of Chilectra’s ownership interests in shares of companies domiciled outside of Chile (the “Chilectra Spin-Off” and together with the Spin-Off, the “Endesa/Chilectra Spin-Offs”). Chilectra Américas registered the shares of Chilectra Américas with the Securities Registry of the SVS and Chilectra continues to hold the Chilean businesses and assets of Chilectra (“Chilectra Chile”).

Enersis Américas, as the former 60.0% owner of Endesa Chile and the 99.1% owner of Chilectra prior to the Endesa/Chilectra Spin-Offs, now owns 60.0% of Endesa Américas and 99.1% of Chilectra Américas as a result of the Endesa/Chilectra Spin-Offs and the minority shareholders of Endesa Chile and Chilectra hold their respective percentage interests in Endesa Américas and Chilectra Américas, respectively. The shares of Endesa Américas and Chilectra Américas are listed and traded on the Chilean Stock Exchanges, and the American Depositary Receipts (“ADRs”) of Endesa Américas are listed and traded on the New York Stock Exchange (“NYSE”).

Following the Endesa/Chilectra “demergers”, Enersis S.A. conducted a “demerger” of Enersis Chile S.A. (“Enersis Chile”) and changed its name to Enersis Américas S.A. and, following the Endesa/Chilectra Spin-Offs, spun-off to its shareholders pro rata the shares of a new Chilean company, Enersis Chile, that was assigned the

Chilean businesses and assets, including the equity interests in each of Endesa Chile and Chilectra Chile after giving effect to the Endesa/Chilectra “demergers” (the “Enersis Spin-Off”). Enersis Chile registered the shares of Enersis Chile with the Securities Registry of the SVS under Chilean law and the SEC under applicable U.S. federal securities laws in connection with the Enersis Spin-Off, which was completed in April 2016.

Enel beneficially owns 60.6% of Enersis Chile, and the minority shareholders of Enersis Américas own their respective percentage interest in Enersis Chile. The shares of Enersis Chile are listed and traded on the Chilean Stock Exchanges and the ADRs of Enersis Chile are listed and traded on the NYSE.

The following chart sets forth our corporate structure as of the date of this Report:

The Merger

Enersis Américas, our Company and Chilectra Américas, and subject to approval by shareholders holding at least two-thirds of the outstanding shares of the relevant companies, intend to merge together (the “Merger”), with Enersis Américas continuing as the surviving company under the name Enersis Américas S.A. (the “Surviving Company”). Following completion of the Merger, the Surviving Company expects to continue to have its shares publicly traded and listed in Chile on the Chilean Stock Exchanges and its ADRs traded on the NYSE. In the Merger, the shares of our Company and Chilectra Américas are expected to be converted into shares of the Surviving Company and Endesa Américas and Chilectra Américas shares will cease trading on the Chilean Stock Exchanges and Endesa Américas ADRs would cease to trade on the NYSE. Following the Merger, Enel is expected to continue to be the ultimate controlling shareholder, through its beneficial ownership, of the Surviving Company and the former minority shareholders of Enersis Américas, Endesa Américas and Chilectra Américas will own the minority interest in the Surviving Company.

A majority of the Board of Directors of Endesa Chile has determined the number of shares of Enersis Américas to be paid by Enersis Américas as consideration for each share of Endesa Américas in connection with the Merger, if approved by the respective shareholders of Enersis Américas, Endesa Américas and Chilectra Américas to be 2.8 shares of Enersis Américas for one share of Endesa Américas.

The Tender Offer

In connection with the Merger (as described below), Enersis Américas expects to conduct a public cash tender offer (oferta pública de adquisición de valores) for the shares and ADSs of Endesa Américas under Chilean law and applicable U.S. securities laws (the “Tender Offer”). The Tender Offer is expected to commence immediately prior to the date of the extraordinary shareholders’ meetings of Endesa Américas to approve the Merger.

The Tender Offer is contingent on (i) the completion of the Endesa/Chilectra Spin-Offs and the Enersis Spin-Off, (ii) the approval of the Merger by the respective shareholders of Enersis Américas, Endesa Américas and Chilectra Américas at separate extraordinary shareholders’ meetings of Enersis Américas, Endesa Américas and Chilectra Américas as described in “— The Merger,” (iii) less than 6.73% of the outstanding shares of Enersis Américas, 7.72% of the outstanding shares of Endesa Américas and 0.91% of the outstanding shares of Chilectra Américas exercising the right of withdrawal in connection with the Merger, and (iv) the absence of any significant adverse supervening events that would make the Tender Offer not in the best interest of Enersis Américas.

The Tender Offer is expected to be for all shares, including in the form of ADSs represented by ADRs of Endesa Américas (other than those held by Enersis Américas), for a price of Ch$ 285.00 per share (or the equivalent in U.S. dollars at the date of payment in the case of ADSs), and will be subject to other terms and conditions which will be provided at the appropriate time. The Tender Offer is expected to occur by the third quarter of 2016.

The following chart sets forth our group corporate structure following the Merger:

In connection with the Merger, each of Enersis Américas, Endesa Américas and Chilectra Américas expects to hold an extraordinary shareholders’ meeting to approve the Merger during the third quarter of 2016. Prior to such extraordinary shareholders’ meetings, Enersis Américas will register the shares of the Surviving Company to be issued in the Merger with the SEC under the Securities Act. In connection with their respective extraordinary shareholders’ meetings to approve the Merger, Enersis Américas will distribute to the shareholders of each of Enersis Américas and Endesa Américas an information statement/prospectus containing information about the Merger and the Surviving Company.

PRESENTATION OF INFORMATION

Financial Information

In this Report, unless otherwise specified, references to “U.S. dollars,” “US$,” are to dollars of the United States of America; references to “pesos” or “Ch$” are to Chilean pesos, the legal currency of Chile; references to “Ar$” or “Argentine pesos” are to the legal currency of Argentina; references to “R$,” or “reais” are to Brazilian reais, the legal currency of Brazil; references to “soles” are to Peruvian Soles, the legal currency of Peru; references to “CPs” or “Colombian pesos” are to the legal currency of Colombia; references to “€” or “Euros” are to the legal currency of the European Union; and references to “UF” are to Development Units (Unidades de Fomento).

The UF is a Chilean inflation-indexed, peso-denominated monetary unit that is adjusted daily to reflect changes in the official Consumer Price Index (“CPI”) of the Chilean National Institute of Statistics (Instituto Nacional de Estadísticas or “INE”). The UF is adjusted in monthly cycles. Each day in the period beginning on the tenth day of the current month through the ninth day of the succeeding month, the nominal peso value of the UF is indexed in order to reflect a proportionate amount of the change in the Chilean CPI during the prior calendar month. As of December 31, 2015, one UF was equivalent to Ch$ 25,629.09. The U.S. dollar equivalent of one UF was US$ 36.09 as of December 31, 2015, using the Observed Exchange Rate reported by the Central Bank of Chile (Banco Central de Chile) as of December 31, 2015 of Ch$ 710.16 per US$ 1.00. The U.S. dollar observed exchange rate (dólar observado) (the “Observed Exchange Rate”), which is reported by the Central Bank of Chile and published daily on its webpage, is the weighted average exchange rate of the previous business day’s transactions in the Formal Exchange Market

The Central Bank of Chile may intervene by buying or selling foreign currency on the Formal Exchange Market to maintain the Observed Exchange Rate within a desired range.

As of March 31, 2016, one UF was equivalent to Ch$ 25,812.05. The U.S. dollar equivalent of one UF was US$ 38.54 on March 31, 2016, using the Observed Exchange Rate reported by the Central Bank of Chile as of such date of Ch$ 669.80 per US$ 1.00.

Our combined financial statements and, unless otherwise indicated, other financial information concerning us included in this Report are presented in Chilean pesos. We have prepared our combined financial statements in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”).

All of our combined entities are combined and all their assets, liabilities, income, expenses and cash flows are included in the combined financial statements after making the adjustments and eliminations related to intra-group transactions. References in this Report to combined entities refer to entities that are controlled, either directly or indirectly, by Endesa Américas. Control is achieved when Endesa Américas (i) has power over the entity, (ii) is exposed, or has rights, to variable returns from its involvement with the entity and (iii) has the ability to use its power to effect its returns. Endesa Américas has power over its combined entities when it holds the majority of the substantive voting rights or, when it has less than a majority of the voting rights, and those rights are sufficient to give it the practical ability to direct the relevant activities of the entity unilaterally.

For the convenience of the reader, this Report contains translations of certain Chilean peso amounts into U.S. dollars at specified rates. Unless otherwise indicated, the U.S. dollar equivalent for information in Chilean pesos is based on the Observed Exchange Rate for December 31, 2015, as defined in “Item 3. Key Information — A. Selected Financial Data — Exchange Rates”. The Federal Reserve Bank of New York does not report a noon buying rate for Chilean pesos. No representation is made that the Chilean peso or U.S. dollar amounts shown in this Report could have been or could be converted into U.S. dollars or Chilean pesos, as the case may be, at such rate or at any other rate. See “Item 3. Key Information — A. Selected Financial Data — Exchange Rates”.

Technical Terms

References to “TW” are to terawatts; references to “GW” and “GWh” are to gigawatts and gigawatt hours, respectively; references to “MW” and “MWh” are to megawatts and megawatt hours, respectively; references to “kW” and “kWh” are to kilowatts and kilowatt hours, respectively; references to “kV” are to kilovolts, and references to “MVA” are to megavolt amperes. References to “BTU” and “MBTU” are to British thermal unit and million British thermal units, respectively. A “BTU” is an energy unit equal to approximately 1,055 joules. References to “Hz” are to hertz; and references to “mtpa” are to metric tons per annum. Unless otherwise indicated, statistics provided in this Report with respect to the installed capacity of electricity generation facilities are expressed in MW. One TW equals 1,000 GW, one GW equals 1,000 MW and one MW equals 1,000 kW.

Statistics relating to aggregate annual electricity production are expressed in GWh and based on a year of 8,760 hours, except for leap years, which are based on 8,784 hours. Statistics relating to installed capacity and production of the electricity industry do not include electricity of self-generators.

Energy losses experienced by generation companies during transmission are calculated by subtracting the number of GWh of energy sold from the number of GWh of energy generated (excluding their own energy consumption and losses on the part of the power plant), within a given period. Losses are expressed as a percentage of total energy generated.

Calculation of Economic Interest

References are made in this Report to the “economic interest” of Endesa Américas in its related companies. In circumstances where we do not directly own an interest in a related company, our economic interest in such ultimate related company is calculated by multiplying the percentage of economic interest in a directly held related company by the percentage of economic interest of any entity in the ownership chain of such related company. For example, if we own 60% of a directly held combined entity and that combined entity owns 40% of an associate, our economic interest in such associate would be 60% times 40%, or 24%.

Rounding

Certain amounts included in our combined financial statements have been rounded for ease of presentation. Percentages expressed in this Report may not have been calculated using rounded amounts, but by using amounts prior to rounding. For this reason, percentages expressed in this Report may vary from those obtained by performing the same calculations using figures in our combined financial statements. Certain other amounts that appear in the tables in this Report may not total exactly due to rounding.

FORWARD-LOOKING STATEMENTS

This Report contains statements that are or may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements appear throughout this Report and include statements regarding our intent, belief or current expectations, including, but not limited to, any statements concerning:

•	our capital investment program;

•	trends affecting our financial condition or results from operations;

•	our dividend policy;

•	the future impact of competition and regulation;

•	political and economic conditions in the countries in which we or our related companies operate or may operate in the future;

•	any statements preceded by, followed by or that include the words “believes,” “expects,” “predicts,” “anticipates,” “intends,” “estimates,” “should,” “may” or similar expressions; and

•	other statements contained or incorporated by reference in this Report regarding matters that are not historical facts.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to:

•	changes in the regulatory framework of the electricity industry in one or more of the countries in which we operate;

•	our ability to implement proposed capital expenditures, including our ability to arrange financing where required;

•	the nature and extent of future competition in our principal markets;

•	political, economic and demographic developments in the markets in South America where we conduct our business; and

•	the factors discussed below under “Risk Factors.”

You should not place undue reliance on such statements, which speak only as of the date that they were made. Our independent registered public accounting firm has not examined or compiled the forward-looking statements and, accordingly, does not provide any assurance with respect to such statements. You should consider these cautionary statements together with any written or oral forward-looking statements that we may issue in the future. We do not undertake any obligation to release publicly any revisions to forward-looking statements contained in this Report to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

For all these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

PART I

Item 1.	Identity of Directors, Senior Management and Advisers

A.	Directors and Senior Management

Not applicable.

B.	Advisors

Not applicable.

C.	Auditors

Not applicable.

Item 2.	Offer Statistics and Expected Timetable

Not applicable.

Item 3.	Key Information

A.	Selected Financial Data.

The following selected combined financial data should be read in conjunction with our combined financial statements included in this Report. The selected combined financial data as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015 is derived from our audited combined financial statements included in this Report. The selected combined financial data as of December 31, 2013 is derived from our combined financial statements not included in this Report. Our combined financial statements were prepared in accordance with IFRS, as issued by the IASB. Pursuant to transitional relief granted by the SEC in respect of first time application of IFRS, selected combined financial data as of December 31, 2012 and 2011 and for each of the years in the two-year period ended December 31, 2012 have been omitted.

Amounts are expressed in millions, except for ratios, operating data, and shares data. For the convenience of the reader, all data presented in U.S. dollars in the following summary, as of and for the year ended December 31, 2015, has been converted at the U.S. dollar Observed Exchange Rate (dólar observado) for that date of Ch$ 710.16 per US$ 1.00. The Observed Exchange Rate, which is reported and published daily on the Central Bank of Chile’s web page, corresponds to the weighted average exchange rate of the previous business day’s transactions in the Formal Exchange Market.

For more information concerning historical exchange rates, see “— Exchange Rates” below.

The following tables set forth our selected combined financial and other operating data for the years indicated:

	As of and for the year ended December 31,
	2015(1)	2015	2014	2013(2)
	(US$ millions)	(Ch$ millions)
Combined Statement of Comprehensive Income Data
Revenues and other operating income	1,835	1,303,115	1,215,559	1,057,395
Operating expenses(2)	(1,044)	(741,548)	(592,512)	(543,889)
Operating income	791	561,567	623,047	513,506
Financial income (expense), net	95	67,687	8,564	(63,135)
Total gain (loss) on sale of non-current assets not held for sale	(1)	509	750	843
Other non-operating income	55	38,680	61,598	95,038

Income before income taxes	940	667,425	693,959	546,252
Income tax	(361)	(256,249)	(204,051)	(167,912)
Net income expense	579	411,176	489,908	378,340
Net income attributable to shareholders of the Company	254	180,532	220,154	180,784

Net income attributable to Minority interests	325	230,644	269,754	197,556
Net income per average number of shares basic and diluted (Ch$/US$)	0.03	22.01	26.84	22.04
Net income per average number of shares, basic and diluted (Ch$/US$ per share)	0.93	660.32	805.25	661.24
Weighted average number of shares of common stock (millions)		8,202	8,202	8,202

Combined Statement of Financial Position Data
Total assets	5,477	3,889,706	4,002,717	3,833,136
Non-current liabilities	1,657	1,176,779	1,260,501	1,160,263
Equity attributable to shareholders	1,653	1,173,699	1,224,710	1,206,187
Equity attributable to Minority interests	1,217	864,219	792,346	908,398
Total equity	2,870	2,037,918	2,017,056	2,114,585
Allocated Capital	1,267	899,434	899,434	899,434
Other Combined Financial Data
Capital expenditures (CAPEX)(3)	386	273,899	266,281	206,848
Depreciation, amortization and impairment losses(4)	159	113,219	105,894	103,577

(1)	Solely for the convenience of the reader, Chilean peso amounts have been converted into U.S. dollars at the exchange rate of Ch$ 710.16 per U.S. dollar, as of December 31, 2015.
(2)	Operating expenses include selling and administration expense.
(3)	CAPEX figures represent effective payments for each year.
(4)	For further detail please refer to Notes 8 and 26 of the Notes to our combined financial statements.

	As of and for the year ended December 31,
	2015	2014	2013	2012	2011
OPERATING DATA BY COUNTRY
Installed capacity in Argentina (MW)(1)	3,632	3,632	3,632	3,632	3,632
Installed capacity in Colombia (MW)(4)	3,459	3,059	2,926	2,914	2,914
Installed capacity in Peru (MW)(3	1,686	1,652	1,540	1,657	1,668
Generation in Argentina (GWh)(4)	11,405	9,604	10,840	11,207	10,713
Generation in Colombia (GWh)(2)(4)	13,705	13,559	12,748	13,251	12,051
Generation in Peru (GWh)(3)(4)	8,218	8,609	8,391	8,570	8,980

(1)	Values from 2011 to 2015 were modified and correspond to values reported to CAMMESA (Argentina TSO).
(2)	El Quimbo entered commercial operation during 2015, adding 400 MW of capacity.
(3)	In Peru, the Santa Rosa TG 7 unit was recommissioned in December 2014, and during 2015 there were capacity adjustments and upgrades to existing plants, totaling an additional 33 MW. Mainly, Huinco with 20 (MW), Santa Rosa with 6 (MW) and Callahuanca with 4 MW.
(4)	Beginning in 2013, we changed how we calculate our electricity generation. The impact of applying the new criteria on a cumulative basis for 2011 and 2012 is not material. We now report the energy effectively available for sales in all countries.

Exchange Rates

Fluctuations in the exchange rate between the Chilean peso and the U.S. dollar will affect the U.S. dollar equivalent of the peso price of our shares of common stock on the Santiago Stock Exchange (Bolsa de Comercio de Santiago), the Chilean Electronic Stock Exchange (Bolsa Electrónica de Chile) and the Valparaíso Stock Exchange (Bolsa de Corredores de Valparaíso). These exchange rate fluctuations affect the price of our American Depositary Shares (“ADSs”) and the conversion of cash dividends relating to the common shares represented by ADSs from Chilean pesos to U.S. dollars. In addition, to the extent that significant financial liabilities of the Company are denominated in foreign currencies, exchange rate fluctuations may have a significant impact on earnings.

In Chile, there are two currency markets, the Formal Exchange Market (Mercado Cambiario Formal) and the Informal Exchange Market (Mercado Cambiario Informal). The Formal Exchange Market is comprised of banks and other entities authorized by the Central Bank of Chile. The Informal Exchange Market is comprised of entities that are not expressly authorized to operate in the Formal Exchange Market, such as certain foreign exchange houses and travel agencies, among others. The Central Bank of Chile has the authority to require that certain purchases and sales of foreign currencies be carried out on the Formal Exchange Market. Both the Formal and Informal Exchange Markets are driven by free market forces. Current regulations require that the Central Bank of Chile be informed of certain transactions that must be carried out through the Formal Exchange Market.

The U.S. dollar Observed Exchange Rate, which is reported by the Central Bank of Chile and published daily on its web page, is the weighted average exchange rate of the previous business day’s transactions in the Formal Exchange Market. Nevertheless, the Central Bank of Chile may intervene by buying or selling foreign currency on the Formal Exchange Market to attempt to maintain the Observed Exchange Rate within a desired range.

The Informal Exchange Market reflects transactions carried out at an informal exchange rate (the “Informal Exchange Rate”). There are no limits imposed on the extent to which the rate of exchange in the Informal Exchange Market can fluctuate above or below the Observed Exchange Rate. Foreign currency for payments and distributions with respect to the ADSs may be purchased either in the Formal or the Informal Exchange Market, but such payments and distributions must be remitted through the Formal Exchange Market.

The Federal Reserve Bank of New York does not report a noon buying rate for Chilean pesos. As of December 31, 2015, the U.S. dollar Observed Exchange Rate was Ch$ 710.16 per US$ 1.00.

The following table sets forth the low, high, average and period-end Observed Exchange Rate for U.S. dollars for the periods set forth below, as reported by the Central Bank of Chile:

	Daily Observed Exchange Rate (Ch$ per US$)(1)
	Low(2)	High(2)	Average(3)	Period-end
Year ended December 31,
2015	597.10	715.66	654.66	710.16
2014	527.53	621.41	573.70	606.75
2013	466.50	533.95	498.83	524.61
2012	469.65	519.69	486.31	479.96
2011	455.91	533.74	483.45	519.20
Month ended
March 2016	669.80	694.82	n.a.	669.80
February 2016	689.18	715.41	n.a.	694.17
January 2016	710.37	730.31	n.a.	710.37
December 2015	693.72	711.52	n.a.	710.16
November 2015	688.94	715.66	n.a.	711.20
October 2015	673.91	695.53	n.a.	690.32

Source: Central Bank of Chile.

(1)	Nominal figures.
(2)	Exchange rates are the actual low and high, on a day-by-day basis for each period.
(3)	The average of the exchange rates on the last day of each month during the period.

As of April 28, 2016, the U.S. dollar Observed Exchange Rate was Ch$ 663.40 per US$ 1.00.

Calculation of the appreciation or devaluation of the Chilean peso against the U.S. dollar in any given period is made by determining the percent change between the reciprocals of the Chilean peso equivalent of US$ 1.00 at the end of the preceding period and the end of the period for which the calculation is being made. For example, to calculate the devaluation of the year-end Chilean peso in 2015, one determines the percent change between the reciprocal of Ch$ 606.75, the value of one U.S. dollar as of December 31, 2014, or 0.001648, and the reciprocal of Ch$ 710.16, the value of one U.S. dollar as of December 31, 2015, or 0.001408. In this example, the percentage change between the two periods is negative 14.6%, which represents the 2015 year-end devaluation of the Chilean peso against the 2014 year-end U.S. dollar. A positive percentage change means that the Chilean peso appreciated against the U.S. dollar, while a negative percentage change means that the Chilean peso devaluated against the U.S. dollar.

The following table sets forth the period-end rates for U.S. dollars for the years ended December 31, 2011 through December 31, 2015, based on information published by the Central Bank of Chile.

	Ch$ per US$(1)
	Period End	Appreciation (Devaluation)
	(in Ch$)	(in %)
Year ended December 31,
2015	710.16	(14.6)
2014	606.75	(13.5)
2013	524.61	(8.5)
2012	479.96	8.2
2011	519.20	(9.9)

Source: Central Bank of Chile.

(1)	Calculated based on the variation of period-end exchange rates.

B.	Capitalization and Indebtedness.

Not applicable.

C.	Reasons for the Offer and Use of Proceeds.

Not applicable.

D.	Risk Factors.

A financial or other crisis in any region worldwide can have a significant impact on the countries in which we have electricity investments, and consequently, may adversely affect our operations as well as our liquidity.

The four countries in which we have electricity investments are vulnerable to external shocks, including financial and political events, which could cause significant economic difficulties and affect their growth. If any of these economies experience lower than expected economic growth or a recession, it is likely that our customers will demand less electricity and that some of our customers may experience difficulties paying their electric bills, possibly increasing our uncollectible accounts. Any of these situations could adversely affect our results of operations and financial condition.

Financial and political crises in other parts of the world could also adversely affect our business. For example, instability in the Middle East or in other oil producing regions could result in higher fuel prices worldwide, which in turn could increase the cost of fuel for our thermal generation plants and adversely affect our results of operations and financial condition.

In addition, an international financial crisis and its disruptive effects on the financial industry could adversely impact our ability to obtain new bank financings on the same historical terms and conditions. A financial crisis could also diminish our ability to access the capital markets in the four countries in which we have investments, as well as the international capital markets for other sources of liquidity, or increase the interest rates available to us. Reduced liquidity could, in turn, adversely affect our capital expenditures, our long-term investments and acquisitions, our growth prospects and our dividend payout policy.

South American economic fluctuations may affect our results of operations and financial condition as well as the value of our securities.

All of our operations are located in South American countries. Accordingly, our combined revenues may be affected by the performance of South American economies as a whole. If local, regional or worldwide economic trends adversely affect the economy of any of the countries in which we have investments, our financial condition and results from operations could be adversely affected. Moreover, we have investments in volatile countries such as Argentina. Insufficient cash flows for our combined entities located in volatile countries have, in some cases, resulted in their inability to meet debt obligations and the need to seek waivers to comply with restrictive debt covenants. We also have a non-controlling participation in Enel Brasil, which consolidates all the operations in Brazil, including distribution, generation and transmission assets. As a result, we are exposed to the recent volatility of the local market in that country, which have affected the financial condition of our associate. In Brazil, during 2015, some instability arose from the political sector due to corruption scandals involving several government officials, which has led to a deterioration of confidence in the Brazilian market, which in turn has led Brazil to lose its investment grade rating from Standard & Poor’s and Fitch Ratings.

Insufficient cash flows for our combined entities located in these volatile countries, have, in some cases, resulted in their inability to meet debt obligations and the need to seek waivers to comply with some debt covenants, or, to a limited extent, to require guarantees or other emergency measures from us, including extraordinary capital increases.

Future adverse developments in these economies may impair our ability to execute our strategic plans, which could adversely affect our results of operations and financial condition.

In addition, South American financial and securities markets are, to varying degrees, influenced by economic and market conditions in other countries. Colombian or Peruvian financial and securities markets may be adversely affected by events in other countries, which could adversely affect the value of our securities.

A deterioration of the economic situation in Argentina or a deeper devaluation of the Argentine peso could have an adverse effect on our debt.

The Argentine peso suffered a steep devaluation against the U.S. dollar during 2014, which has continued during 2015. Due to the decline in value of the Argentine peso relative to foreign currencies, the Argentine government has implemented policies to limit purchases of U.S. dollars. In 2014, the Argentine Central Bank raised the reference interest rate, which increased financing costs for banks and for private sector companies and it has been intervening in the market on a daily basis during 2015 in order to control further devaluation expectations. Although the pace of the devaluation of the Argentine peso against the U.S. dollar has slowed recently, the increase in interest paid on deposits has been insufficient to offset the inflation rate. The new government recently liberalized all currency restrictions imposed by the prior government, which resulted in the immediate devaluation of the Argentinean peso by more than 35% in one day. While the new government is expected to take actions to soften the impact of the one-time effect of devaluation, the devaluation of the Argentine peso may continue in 2016 and future years.

If Argentina’s economy were deemed hyperinflationary, a general price index would be used to present the amounts related to our Argentine combined entities in our combined financial statements under the provisions outlined in IAS 29, “Financial Reporting in Hyperinflationary Economies.” Amounts for the previous reporting periods would be restated by applying the general price index so that the financial statements between the periods presented would be comparative.

In 2014, the Argentine banking industry increased interest rates on loans and shortened maturities. Liquidity in the Argentine derivatives market also deteriorated, which limited access to swaps of Argentine peso denominated debt into other currencies. As a result our Argentine peso-denominated debt is exposed to further devaluation of the Argentine peso.

Argentina’s sovereign creditworthiness seriously deteriorated in 2014, based on market data and reports from credit ratings agencies and such situation has worsened during 2015. Argentina’s sovereign debt rating maintained its “selective default” rating by Standard & Poor’s and “restricted default” rating by Fitch, both ratings as a result of a default on Argentina’s sovereign bonds in July 2014. Moody’s maintained the long term foreign currency debt rating at “Caa1,” updated in November 2015 with positive outlook. Further deterioration of Argentina’s economy could adversely affect our results of operations and financial condition. For further information on our combined financial statements by geographical areas, please see Note 30 of the Notes to our combined financial statements.

Certain South American countries have been historically characterized by frequent and occasionally drastic economic interventionist measures by governmental authorities, including expropriations, which may adversely affect our business and financial results.

Governmental authorities have altered monetary, credit, tariff, tax and other policies to influence the course of the economies of Argentina, Colombia and Peru. Even though we do not have assets in Chile, we are a company established under the laws of the Republic of Chile. Therefore, taxes will be paid in Chile and we will be subject to changes in the Chilean tax laws. To a lesser extent, the Chilean government continues to exercise substantial influence over many aspects of the private sector, which may result in changes to economic or other policies. For example, in September 2014, the Chilean government approved the progressive increase of the corporate income tax and a change in the tax system, which may have an additional negative effect upon non-Chilean holders of shares or ADSs. On February 8, 2016, Law 20,899 was enacted, which made adjustments to this tax reform. For further details regarding Chilean tax considerations, please refer to “Item 10. Additional Information — E. Taxation.” Other governmental actions in these South American countries have also involved wage, price and tariff rate controls and other interventionist measures, such as expropriation or nationalization.

For example, Argentina froze bank accounts and imposed capital restrictions in 2001, nationalized the private sector pension funds in 2008, used its Central Bank reserves to pay down indebtedness maturing in 2010, expropriated Repsol’s 51% stake in YPF in 2012 and imposed exchange controls in 2014, which limited Argentine access to foreign currencies. In 2010, Colombia imposed an equity tax to finance reconstruction and repair efforts related to severe flooding, which resulted in an extraordinary tax expense accrual recorded in January 2011 for taxes payable in 2011 through 2014.

Changes in governmental and monetary policies regarding tariffs, exchange controls, regulations and taxation could reduce our profitability. Inflation, devaluation, social instability and other political, economic or diplomatic developments, including the response by governments in the region to these circumstances, could also reduce our profitability. Any of these scenarios could adversely affect our results of operations and financial condition.

Our electricity business is subject to risks arising from natural disasters, catastrophic accidents and acts of terrorism, which could adversely affect our operations, earnings and cash flow.

Our primary facilities include power plants and transmission assets, pipelines, liquefied natural gas (“LNG”) terminals and re-gasification plants, storage and chartered LNG tankers. Our facilities may be damaged by earthquakes, flooding, fires, and other catastrophic disasters arising from natural or accidental human causes, as well as acts of terrorism. A catastrophic event could cause disruptions in our business, significant decreases in revenues due to lower demand or significant additional costs to us not covered by our business interruption insurance. There may be lags between a major accident or catastrophic event and the final reimbursement from our insurance policies, which typically carry a deductible and are subject to per event policy maximum amounts.

As an example, on May 6, 2013, a blade of Edegel’s Santa Rosa gas turbine unit No. 7 broke and produced catastrophic damage to the unit following a fire. The turbine damage was classified as a total loss and its replacement cost exceeded US$ 60 million in property damage and lost profits. The unit was out of service for 19 months, until December 5, 2014. Such accidents may affect our operations, earnings and cash flow.

We are subject to financing risks, such as those associated with funding our new projects and capital expenditures, and risks related to refinancing our maturing debt; we are also subject to debt covenant compliance, all of which could adversely affect our liquidity.

As of December 31, 2015, our combined debt totaled Ch$ 1,117 billion.

Our debt had the following maturity profile:

•	Ch$ 220 billion in 2016;

•	Ch$ 172 billion from 2017 to 2018;

•	Ch$ 158 billion from 2019 to 2020; and

•	Ch$ 567 billion thereafter.

Set forth below is a breakdown by country for debt maturing in 2016:

•	Ch$ 135 billion for Colombia;

•	Ch$ 55 billion for Peru; and

•	Ch$ 30 billion for Argentina.

Some of our debt agreements are subject to (1) financial covenants, (2) affirmative and negative covenants, (3) events of default, (4) mandatory prepayments for contractual breaches and (5) certain change of control clauses for material mergers and divestments, among other provisions. Some of our non-Chilean debt agreements limit or prohibit transactions resulting in a change of control, as defined contractually on a case by case basis, or require the prior consent of a qualified quorum of lenders. Therefore, in some cases, we would need to obtain consents or waivers, as applicable, in order to proceed with the Spin-Off without a change of control breach of contract. A significant portion of our combined entities’ financial indebtedness is subject to cross default provisions, which have varying definitions, criteria, materiality thresholds and applicability with respect to combined entities that could give rise to such a cross default.

In the event that we or our combined entities breach any of these material contractual provisions, our creditors and bondholders may demand immediate repayment, and a significant portion of our indebtedness could become due and payable. For example, for the quarters ended December 31, 2014, March 31, 2015, June 30, 2015 and September 30, 2015, our Argentine combined entity El Chocón did not comply with the interest coverage ratio test (EBITDA to interest expense) pursuant to a covenant requirement under the loan agreement with Standard Bank, Deutsche Bank and Itaú that matured and was paid in February 2016. El Chocón experienced difficulties in complying with this covenant several times in the past and obtained waivers from its lenders. If the lenders had decided to declare an event of default and accelerate the loan, the principal and interest would have become immediately due and payable under this facility. Because of cross-acceleration provisions of El Chocón’s other loans, an additional debt would also have been accelerated and El Chocón would have been forced into bankruptcy.

We may be unable to refinance our indebtedness or obtain such refinancing on terms acceptable to us. In the absence of such refinancing, we could be forced to dispose of assets in order to make the payments due on our indebtedness under circumstances that might not be favorable to obtaining the best price for such assets. Furthermore, we may be unable to sell our assets quickly enough, or at sufficiently high prices, to enable us to make such payments.

We may also be unable to raise the necessary funds required to finish our projects under development or under construction. Market conditions prevailing at the moment we require these funds or other unforeseen project costs can compromise our ability to finance these projects and expenditures.

As of the date of this Report, we believe that Argentina continues to be the country in which we operate with a high refinancing risk. As of December 31, 2015, the third-party debt of our Argentine combined entities amounted to Ch$ 70 billion. As long as fundamental issues concerning the local electricity sector remain unresolved, we will roll over our outstanding Argentine debt to the extent we are able to do so. If our creditors will not continue to roll over our debt when it becomes due and we are unable to refinance such obligations, we could default on such indebtedness.

Our inability to finance new projects or capital expenditures or to refinance our existing debt could adversely affect our results of operation and financial condition.

We may be unable to enter into suitable investments, alliances and acquisitions.

On an ongoing basis, we review acquisition prospects that may increase our market coverage or supplement our existing businesses, though there can be no assurance that we will be able to identify and consummate suitable acquisition transactions in the future. The acquisition and integration of independent companies that we do not control is generally a complex, costly and time-consuming process and requires significant efforts and expenditures. If we consummate an acquisition, it could result in the incurrence of substantial debt and assumption of unknown liabilities, the potential loss of key employees, amortization expenses related to tangible assets and the diversion of management’s attention from other business concerns. In addition, any delays or difficulties encountered in connection with acquisitions and the integration of multiple operations could have a material adverse effect on our business, financial condition or results of operations.

Because our generation business depends heavily on hydrological conditions, droughts and climate change may adversely affect our operations and profitability.

Approximately 58% of our combined installed generation capacity in 2015 was hydroelectric. Accordingly, extreme hydrological conditions and climate change could adversely affect our business, results of operations and financial condition. In the last few years, regional hydrological conditions have been affected by two climate phenomena — El Niño and La Niña — that influence rainfall and resulted in droughts.

For example, El Niño phenomenon has affected Colombian hydrologic conditions since May 2015, leading to a rainfall deficit and high temperatures, and as a consequence, higher energy prices. Each El Niño event is different and, depending on its intensity and duration, the magnitude of the social and economic effects could be more pronounced. Peru has also experienced rain deficits, especially towards the end of 2015, and forecasts show an expected decrease in the natural flow of the basins in which we operate. The hydrology situation will depend on the level of reservoirs by the beginning of May 2016. Droughts also affect the operation of our thermal plants, including our facilities that use natural gas, fuel oil or coal as fuel, in the following manner:

•	During drought periods, thermal plants are used more frequently. Thermal plant operating costs can be considerably higher than those of hydroelectric plants. Our operating expenses increase during these periods. In addition, depending on our commercial obligations, we may need to buy electricity at spot prices in order to comply with our contractual supply obligations and the cost of these electricity purchases may exceed our contracted electricity sale prices, thus potentially producing losses from those contracts. For further information with respect to the effect of hydrology on our business and financial results, please refer to “Item 5. Operating and Financial Review and Prospects — A. Operating Results — 1. Discussion of Main Factors Affecting Operating Results and Financial Condition — a. Hydrological Conditions.”

•	Our thermal plants require water for cooling and droughts not only reduce the availability of water, but also increase the concentration of chemicals, such as sulfates in the water. The high concentration of chemicals in the water we use for cooling increases the risk of damaging the equipment at our thermal plants as well as the risk of violating environmental regulations. As a result, we may have to purchase water from agricultural areas that are also experiencing shortages of water. These water purchases may increase our operating costs and also require us to further negotiate with the local communities.

•	Thermal power plants burning natural gas generate emissions such as sulfur dioxide (SO2) and nitrogen oxide (NO) gases. When operating with diesel they also release particulate matter into the atmosphere. Coal fired plants generate emissions of SO2 and NO. Therefore, greater use of thermal plants during periods of drought increases the risk of producing a higher level of pollutants.

In addition, according to certain weather forecast models, the drought that is affecting the regions where most of our hydroelectric plants are located may last for an extended period and may recur in the future. A prolonged drought may exacerbate the risks described above and have a further adverse effect upon our business, results of operations and financial condition.

Governmental regulations may adversely affect our business.

We are subject to extensive regulation on the tariffs we charge to our customers and on other aspects of our business and these regulations may adversely affect our profitability. For example, governments can impose electricity rationing during droughts or prolonged failures of power facilities. During rationing, if we are unable to generate enough electricity to comply with our contractual obligations, we may be forced to buy electricity at the spot price, as even a severe drought does not release us from our contractual obligations as a force majeure event. If we are unable to buy enough electricity at the spot price to comply with our contractual obligations, we would have to compensate our regulated customers for the electricity we failed to provide at the rationed price. Rationing periods have occurred in the past and may occur in the future. Our generation combined entities may be required to pay regulatory penalties if they fail to provide adequate service under their contractual obligations.

Currently, the Colombian government is analyzing the implementation of rationing policies due to the energy crisis that is currently affecting the country due to service outages at two power plants, unrelated to us, representing around 10% of the country’s installed capacity, coupled with reservoir levels that are 30% below average as a consequence of El Niño phenomenon. Material rationing policies imposed by regulatory authorities in any of the countries in which we operate could adversely affect our business, results of operations and financial condition.

Electricity regulations issued by governmental authorities in the countries in which we operate may affect the ability of our generation companies to collect revenues sufficient to offset their operating costs.

The inability of any company in our combined group to collect revenues sufficient to cover operating costs may affect the ability of that company to operate as a going concern and may otherwise have an adverse effect on our business, financial results and operations.

In addition, changes in the regulatory framework are often submitted to the legislators and administrative authorities in the countries in which we has investments and, and some of these changes could have a material adverse impact on our business, results of operations and financial condition. For example, commercial operations of Emgesa’s El Quimbo power plant have been intermittent due to legislative and judicial decisions regarding its authorization to commence commercial operations and such intermittent operations may continue in the future.

These changes could adversely affect our business, results of operations and financial condition.

Our business and profitability could be adversely affected if water rights are denied or if water concessions are granted with limited duration.

Approximately 58% of our installed capacity is hydroelectric. We own water rights for the supply of water from rivers and lakes near our production facilities, granted in Argentina by the Argentine State, in Colombia by the Ministry of Environment, Housing and Territorial Development (“MAVDT” in its Spanish acronym), and in Peru by the Water National Authority (“ANA” in its Spanish acronym). In Colombia, water rights or water concessions are granted for 50 years, renewable by equal periods; however, these concessions may be revoked, for example, due to a progressive decrease or depletion of water. In Colombia, human consumption is the first priority before any other use. A similar event may happen in Peru and we could lose our water rights, even when concessions are granted for indefinite periods, due to scarcity or decline in quality.

Any limitations on our current water rights, our need for additional water rights, or our current unlimited duration of water concessions could have a material adverse effect on our hydroelectric development projects and our profitability.

Regulatory authorities may impose fines on our combined entities, which could adversely affect our results of operations and financial condition.

Our electricity businesses may be subject to regulatory fines for any breach of current regulations, including energy supply failures, in the four countries in which we have investments. In Peru, fines may be imposed for a maximum of 1,400 Treasury Tax Units (Unidad Impositiva Tributaria or “UIT”), or Ch$ 1,103 million, using the UIT and foreign exchange rates as of December 31, 2015. In Colombia, fines may be imposed for a maximum of 2,000 Minimum Monthly Salaries (Salarios Mínimos Mensuales), or Ch$ 291 million using the Minimum Monthly Salary and the exchange rates as of December 31, 2015. In Argentina, there is no maximum limit for relevant fines.

Our electricity generation combined entities are supervised by their local regulatory entities and may be subject to these fines in cases where, in the opinion of the regulatory entity, operational failures affecting the regular energy supply to the system are the fault of the company such as when agents are not coordinated with the system operator. In addition, our combined entities may be required to pay fines or compensate customers if those combined entities are unable to deliver electricity, even if such failure is due to forces outside of the combined entities’ control.

For example, in April 2013, Edegel, our generation company in Peru, was fined Ch$ 73.9 million by the Osinergmin, the Peruvian regulatory electricity authority, for the unavailability in several occasions of some of its units in 2008. Edegel paid two of the four fines and appealed the other two, which are still under dispute. For further information on fines, please refer to Note 32 of the Notes to our combined financial statements.

We depend on payments from our combined entities, jointly-controlled entities and associates to meet our payment obligations.

In order to pay our obligations, we rely on cash from dividends, loans, interest payments, capital reductions and other distributions from our combined entities and equity affiliates. The ability of our combined entities and equity affiliates to pay dividends, interest payments, loans and other distributions to us is subject to legal constraints such as dividend restrictions, fiduciary duties, contractual limitations and foreign exchange controls that may be imposed in any of the four countries where they operate.

Historically, we have not been able to access at all times the cash flows of our operating combined entities due to government regulations, strategic considerations, economic conditions and credit restrictions.

Our future results from operations may continue to be subject to greater economic and political uncertainties, such as government regulations, economic conditions and credit restrictions, and therefore we may not be able to rely on cash flows from operations in those entities to repay our debt.

Dividend Limits and Other Legal Restrictions. Some of our combined entities are subject to legal reserve requirements and other restrictions on dividend payments. Other legal restrictions, such as foreign currency controls, may limit the ability of our combined entities and equity affiliates to pay dividends and make loan payments or other distributions to us. In addition, the ability of any of our combined entities that are not wholly-owned to distribute cash to us may be limited by the directors’ fiduciary duties of such combined entities to their minority shareholders. Furthermore, some of our combined entities may be forced by local authorities, in accordance with applicable regulation, to diminish or eliminate dividend payments. As a consequence of such restrictions, our combined entities could, under certain circumstances, be impeded from distributing cash to us.

Contractual Constraints. Distribution restrictions included in certain credit agreements of our combined entities Costanera and El Chocón may prevent dividends and other distributions to shareholders if they are not in compliance with certain financial ratios. Generally, our credit agreements prohibit any type of distribution if there is an ongoing default.

Operating Results of Our Combined Entities. The ability of our combined entities and equity affiliates to pay dividends or make loan payments or other distributions to us is limited by their operating results. To the extent that the cash requirements of any of our combined entities exceed their available cash, the combined entity will not be able to make cash available to us.

Any of the situations described above could adversely affect our business, results of operations and financial condition.

Foreign exchange risks may adversely affect our results and the U.S. dollar value of dividends payable to ADS holders.

The currencies of South American countries in which we and our combined entities operate have been subject to large devaluations and appreciations against the U.S. dollar and may be subject to significant fluctuations in the future. A portion of our combined indebtedness has been denominated in U.S. dollars.

Although a substantial portion of our operating cash flows is linked to U.S. dollars, we generally have been and will continue to be materially exposed to currency fluctuations of our local currencies against the U.S. dollar because of time lags and other limitations to peg our tariffs to the U.S. dollar.

In countries where operating cash flows are denominated in the local currency, we seek to maintain debt in the same currency, but due to market conditions it may not be possible to do so.

Because of this exposure, the cash generated by our combined entities can decrease substantially when local currencies devalue against the U.S. dollar. Future volatility in the exchange rate of the currencies in which we receive revenues or incur expenditures may adversely affect our business, results of operations and financial condition.

As of December 31, 2015, the amount of our total combined debt was Ch$ 1,117 billion. Of this amount, Ch$ 160 billion, or 14%, was denominated in U.S. dollars. As of December 31, 2015, our combined foreign currency-denominated indebtedness (other than U.S. dollars) included the equivalent of:

•	Ch$ 917 billion in Colombian pesos;

•	Ch$ 30 billion in Argentine pesos; and

•	Ch$ 10 billion in Peruvian soles.

These amounts total Ch$ 957 billion in currencies other than U.S. dollars.

For the twelve-month period ended December 31, 2015, our operating cash flows were Ch$ 476 billion (before combination adjustments) of which:

•	Ch$ 255 billion, or 54%, came from Colombia;

•	Ch$ 145 billion, or 30%, came from Peru;

•	Ch$ 71 billion, or 15%, came from Argentina; and

•	Ch$ 5 billion, or 1%, came from Chile.

We are involved in litigation proceedings.

We are currently involved in various litigation proceedings, which could result in unfavorable decisions or financial penalties against us. We will continue to be subject to future litigation proceedings, which could cause material adverse consequences to our business.

For example, in 2001, the inhabitants of Sibaté (part of the Cundinamarca Department, Colombia) sued Emgesa and two other unrelated parties because of the possible contamination of El Muña Reservoir, demanding that the defendants pay for damages of CPs 3 billion (approximately Ch$ 675 billion). The plaintiffs argued that the contamination is a consequence of the pumping of polluted water from the Bogotá River. Emgesa argued that it is not responsible since the company had received the polluted water and requested the inclusion as additional defendants in the judicial proceedings, numerous public and private entities that discharged pollutants into the river or were responsible for the environmental management of the river’s basin. This request was originally accepted by the court, but in June 2015 the court decision was reversed and the new parties were subsequently excluded as defendants. Emgesa appealed such determination and the case remains pending. Our financial condition or results of operations could be adversely affected if we are unsuccessful in defending this litigation or other lawsuits and proceedings against us. For further information on litigation proceedings, please see Note 32 of the Notes to our combined financial statements.

The values of our generation business’s combined entities’ long-term energy supply contracts are subject to fluctuations in the market prices of certain commodities and other factors.

We have economic exposure to fluctuations in the market prices of certain commodities as a result of the long-term energy sales contracts into which we have entered. We and our combined entities have material obligations as selling parties under long-term fixed-price electricity sales contracts. Prices in these contracts are indexed according to different commodities, the exchange rate, inflation, and the market price of electricity. Adverse changes to these indices would reduce the rates we charge under our long-term fixed-price electricity sales contracts, which could adversely affect our business, results of operations and financial condition.

Our controlling shareholder may exert substantial influence over us and may have a different strategic view for our development than that of our minority shareholders.

Enel beneficially owns 60.6% of Enersis Américas’ share capital, and Enersis Américas owns 60.0% of our outstanding capital stock. Enel, our ultimate controlling shareholder, has the power to determine the outcome of substantially all material matters that require shareholders’ votes, such as the election of the majority of our board members and, subject to contractual and legal restrictions, our dividend policy. Enel also exercises decisive influence over our business strategy and operations. Its interests may in some cases differ from those of our minority shareholders. For example, Enel conducts its business operations in the field of renewable energies in South America through Enel Green Power S.p.A., in which we do not have an equity interest. Any present or future conflict of interest affecting Enel may be resolved against our best interests in these matters. As a consequence, our growth may be potentially limited, and our business and results of operations may be adversely affected.

Environmental regulations in the countries in which we operate and other factors may cause delays, impede the development of new projects or increase the costs of operations and capital expenditures.

Our operating combined entities are subject to environmental regulations which, among other things, require us to perform environmental impact studies for future projects and obtain permits from both local and national regulators. The approval of these environmental impact studies may take longer than planned and may be withheld by governmental authorities. Local communities and ethnic and environmental activists, among others, may intervene in the approval process to delay or prevent a project’s development. They may also seek injunctive or other relief, which could negatively impact us if they are successful.

In addition to environmental matters, there are other factors that may adversely affect our ability to build new facilities or to complete projects currently under development on time, including delays in obtaining regulatory approvals, shortages or increases in the price of equipment, materials or labor, strikes, adverse weather conditions, natural disasters, civil unrest, accidents, or other unforeseen events. Any such event could adversely impact our results of operations and financial condition.

Delays or modifications to any proposed project and laws or regulations may change or be interpreted in a manner that could adversely affect our operations or our plans for companies in which we hold investments, which could adversely affect our business, results of operations and financial condition.

Our power plant projects may encounter significant opposition from different groups that may delay their development, increase costs, damage our reputation and potentially result in impairment of our goodwill with stakeholders.

Our reputation is the foundation of our relationship with key stakeholders and other constituencies. If we are unable to effectively manage real or perceived issues that could negatively impact sentiments toward us, our business, results of operations and financial condition could be adversely affected.

The development of new and existing power plants may face opposition from several stakeholders, such as ethnic groups, environmental groups, land owners, farmers, local communities and political parties, among others, all of which may impact the sponsoring company’s reputation and goodwill. For example, El Quimbo hydroelectric project in Colombia faced constant demands from the public which delayed construction and increased costs. From April 27, 2014 to May 12, 2014, a national agricultural strike involving communities near the project blocked roads and occupied neighboring land. Additional protests during 2014 blocked the entrance to the Balseadero viaduct construction site and the reservoir basin.

The operation of our current thermal power plants may also affect our goodwill with stakeholders, due to emissions such as particulate matter, sulfur dioxide and nitrogen oxides, which could adversely affect the environment.

Damage to our reputation may exert considerable pressure on regulators, creditors, and other stakeholders and ultimately lead to projects and operations that may not be optimal, causing our share prices to drop and hindering our ability to attract or retain valuable employees, all of which could result in an impairment of our goodwill with stakeholders.

Our business may experience adverse consequences if we are unable to reach satisfactory collective bargaining agreements with our unionized employees.

A large percentage of our employees are members of unions and have collective bargaining agreements that must be renewed on a regular basis. Our business, financial condition and results of operations could be adversely affected by a failure to reach agreement with any labor union representing such employees or by an agreement with a labor union that contains terms we view as unfavorable. The laws of many of the countries in which we operate provide legal mechanisms for judicial authorities to impose a collective agreement if the parties are unable to come to an agreement, which may increase our costs beyond what we have budgeted.

In addition, we employ many highly-specialized employees, and certain actions such as strikes, walk-outs or work stoppages by these employees, could adversely impact our business, results of operations and financial condition as well as our reputation.

Interruption or failure of our information technology and communications systems or external attacks to or breaches of these systems could have an adverse effect on our operations and results.

We depend on information technology, communication and processing systems (“IT Systems”) to operate our businesses, the failure of which could adversely affect our business, results of operations and financial condition.

IT Systems are all vital to our generation combined entities’ ability to monitor our power plants’ operations, maintain generation and network performance, adequately generate invoices to customers, achieve operating efficiencies and meet our service targets and standards. Temporary or long-lasting operational failures of any of these IT Systems could have a material adverse effect on our results of operations. Additionally, cyber attacks can have an adverse effect on the company’s image and its relationship with the community.

In the last few years, global cyber attacks on security systems, treasury operations and IT Systems have intensified. We are exposed to cyber-terrorist attacks aimed at damaging our assets through computer networks, cyber spying involving strategic information that may be beneficial for third parties and cyber-theft of proprietary and confidential information, including information of our customers. During 2014, we suffered two cyber attacks perpetrated by a cyber-terrorist group, which impacted websites in Argentina, Colombia and Peru. In one case, the attack resulted in a service interruption of 90 minutes. Further cyber attacks may occur and may affect us in the future.

We rely on electricity transmission facilities that we do not own or control. If these facilities do not provide us with an adequate transmission service, we may not be able to deliver the power we sell to our final customers.

We depend on transmission facilities owned and operated by other unaffiliated power companies to deliver the electricity we sell. This dependence exposes us to several risks. If transmission is disrupted, or transmission capacity is inadequate, we may be unable to sell and deliver our electricity. If a region’s power transmission infrastructure is inadequate, our recovery of sales costs and profits may be insufficient. If restrictive transmission price regulation is imposed, transmission companies upon whom we rely may not have sufficient incentives to invest in expansion of their transmission infrastructure, which could adversely affect our operations and financial results. Currently, the construction of new transmission lines is taking longer than in the past, mainly because of new social and environmental requirements that are creating uncertainty about the probability of completing the projects. In addition, the increase of new non-conventional renewable energy (“NCRE”) projects in the region is congesting the current transmission systems as these projects can be built relatively quickly, while new transmission projects may take longer to be built.

Any such disruption or failure of transmission facilities could interrupt our business, which could adversely affect our results of operations and financial condition.

There may not be a liquid market for our shares.

There can be no assurance as to the liquidity of any markets that may develop for our shares or ADSs or the price at which our shares or ADSs may trade. The Chilean securities markets are substantially smaller and less liquid than the major securities markets in the United States. In addition, the Chilean securities markets may be affected materially by developments in other emerging markets. The low liquidity of the Chilean securities markets may impair the ability of our shareholders to sell their shares, or holders of our ADSs to sell shares of our common stock withdrawn from the ADS program, into the Chilean securities markets in the amounts and at the prices and times they wish to do so. Also, the liquidity and the market for our shares or ADSs may be affected by a number of factors including variations in exchange and interest rates, the deterioration and volatility of the markets for similar securities and any changes in our liquidity, financial condition, creditworthiness, results and profitability and uncertainty with respect to the consummation of the Merger. As a result, the initial trading prices of our shares and ADSs may not be indicative of future trading prices. In addition, trading of our shares and ADSs, in the aggregate, may be significantly less liquid than trading of Endesa Chile’s shares and ADSs before the Spin-Off.

Endesa Chile’s historical performance will not be representative of our performance as a separate company.

Our combined financial statements are based on the historical results of operations and historical bases of the assets and liabilities of the former non-Chilean businesses of Endesa Chile. Our historical performance might have been different if we had been a separate, combined entity during the periods presented. The historical carve-out financial information included in this Report is not necessarily indicative of what our results of operations, financial position and cash flows will be in the future. There may be changes that will occur in our cost structure, funding and operations as a result of our separation from Endesa Chile, including increased costs associated with reduced economies of scale, and increased costs associated with being a stand-alone publicly traded company.

We may face difficulty in financing our operations and capital expenditures following the Spin-Off, which could have an adverse impact on our business and results.

We may need to incur debt or issue additional equity in order to fund working capital and capital expenditures or to make acquisitions and other investments following the Spin-Off. There can be no assurance that debt or equity financing will be available to us on acceptable terms, if at all. As a result of the Spin-Off, it may also become more expensive for us to raise funds through the issuance of debt than it was prior to the consummation of the Spin-Off. If we are not able to obtain sufficient financing on attractive terms, it could have a material adverse effect on our business, results of operations and financial condition.

Lawsuits against us brought outside of the South American countries in which we operate, or complaints against us based on foreign legal concepts may be unsuccessful.

All of our assets are located outside of the United States. All of our directors and officers reside outside of the United States and most of their assets are located outside the United States as well. If any investor were to bring a lawsuit against our directors, officers or experts in the United States, it may be difficult for them to effect service of legal process within the United States upon these persons, or to enforce against them, in United States or Chilean courts, judgments obtained in United States courts based upon the civil liability provisions of the federal securities laws of the United States. In addition, there is doubt as to whether an action could be brought successfully in Chile on the basis of liability based solely upon the civil liability provisions of the United States federal securities laws.

We rely on intercompany arrangements with Endesa Chile and other affiliates.

Substantially all of Endesa Chile’s personnel were assigned to Endesa Chile in connection with the Spin-Off. Following the Spin-Off, Endesa Chile has and will continue to provide us with certain legal, financial, accounting, investor relations and other corporate support and administrative services. Furthermore, we are relying on certain intercompany financial arrangements with some affiliates such as Enersis Américas. Therefore, if the Merger does not occur and we do not develop our own administrative infrastructure or achieve full autonomy for some of these services or develop alternative financial arrangements, there could be a material adverse effect on our business, result of operations and financial condition.

Our business and the shares and ADSs may be adversely impacted if the Merger is not consummated.

The failure to consummate the Merger will require us to operate as a standalone company, which may result in significant discounts to the valuation of our shares and ADSs. Our business and the shares and ADSs may be especially vulnerable due to a weakened asset portfolio.

Item 4.	Information on the Company

A.	History and Development of the Company.

History

Endesa Américas S.A. is a publicly held limited liability stock corporation organized under the law of the Republic of Chile on March 1, 2016. Since 2016, we have been registered in Santiago with the SVS under Registration No. 1138 and in the United States with the Securities and Exchange Commission under the commission file number 001-37724. We are legally referred to by our full name as well as by the abbreviated name “Endesa Américas”.

Our contact information in Chile is:

Street Address:	Santa Rosa 76, Santiago, Código Postal 8330099, Chile
Telephone:	(56-2) 2353-4639
Web site:	www.endesaamericas.cl

We are primarily engaged in the generation of electricity in Argentina, Brazil, Colombia and Peru. We trace our origins to the establishment of Empresa Nacional de Electricidad S.A. in 1943.

In May 1992, we began our international expansion program with the following developments:

•	We acquired a stake in Costanera in 1992 and in August 1993, we acquired a controlling equity interest in El Chocón, both in Argentina. As of December 31, 2015, our equity interest in El Chocón was 65.4% and in Costanera was 75.7%.

•	We acquired stake in Edegel in Peru in October 1995. In June 2006, Edegel and Empresa de Generacíon Termoeléctrica Ventanilla S.A. merged, after which our equity interest in Edegel increased to 33.1%. In October 2009, we purchased an additional 29.4% of Edegel from Generalima, an indirect Peruvian subsidiary of the Spanish electric utility, Endesa, S.A. (“Endesa Spain”). With this transaction, we increased our economic interest in Edegel to 62.5%.

•	We acquired Betania and Emgesa, both in Colombia, in December 1996 and in October 1997, respectively. In September 2007, these subsidiaries were merged and adopted the name of Emgesa. Pursuant to a shareholders’ agreement with Empresa de Energía de Bogotá S.A. signed on August 27, 1997, we have had the right to appoint the majority of Emgesa’s Board members and therefore control Emgesa. In addition, following Enersis Américas’ 2013 capital increase, Enersis Américas transferred its 25.1% voting rights of Emgesa to us. We hold a total of 56.4% of Emgesa’s voting rights as a result of a transfer of voting rights from Enersis and we are allowed to appoint the majority of the Board members pursuant to a shareholders’ agreement. We therefore control Emgesa. For more information on our control and combination of Emgesa, see “Item 5. Operating and Financial Review and Prospects — A. Operating Results. — 1. Discussion of Main Factors Affecting Operating Results and Financial Condition of the Company.”

•	We acquired Cachoeira Dourada in Brazil in September 1997, and in 1998 we and Endesa Spain invested in CIEN, which operates an international transmission line connecting Brazil and Argentina. Since October 2005, Cachoeira Dourada and CIEN have been subsidiaries of our affiliate, Enel Brasil (formerly Endesa Brasil), which we account for based on the equity method.

In the Extraordinary Shareholders’ Meeting (“ESM”) held on December 18, 2015, shareholders of Endesa Chile agreed to carry out a spin-off in order to separate the Chilean businesses from those in other Latin American countries (Argentina, Brazil, Colombia and Peru). On March 1, 2016, we were established as a separate company and were assigned the former equity interests, assets and associated liabilities of the Endesa Chile’s businesses outside of Chile and Endesa Chile maintains its Chilean businesses and assets. On April 21, 2016, Endesa Chile distributed to its shareholders shares of our Company in proportion to their share ownership in Endesa Chile based on a ratio of one share of our Company for each outstanding share of Endesa Chile.

In addition, Chilectra also conducted a demerger and spin-off to its shareholders pro rata the shares of a new Chilean company, Chilectra Américas S.A. (“Chilectra Américas”), that holds the non-Chilean businesses and assets, comprised exclusively of Chilectra’s ownership interests in shares of companies domiciled outside of Chile. Chilectra Américas registered the shares of Chilectra Américas with the Securities Registry of the SVS and Chilectra, which changed its name to Chilectra Chile S.A. on March 1, 2016, holds the Chilean businesses and assets.

Enersis Américas owns 60.0% of our Company and 99.1% of Chilectra Américas and the minority shareholders of Endesa Chile and Chilectra received their respective percentage interests in our Company and Chilectra Américas, respectively, based on a pro rata distribution of the spin-off company shares. Our shares and those of Chilectra Américas are listed and traded on the Chilean Stock Exchanges and our American Depositary Receipts (“ADRs”) are listed and traded on the New York Stock Exchange (“NYSE”).

Enersis also conducted a demerger to separate Enersis into two companies. The new company, Enersis Chile S.A., was established as a separate company on March 1, 2016 and was assigned the Chilean businesses and assets of Enersis Américas. Enersis Chile was spun-off to the shareholders of Enersis by distributing the share of Enersis Chile pro rata to the shareholders of Enersis. On March 1, 2016, Enersis also changed its name to Enersis Américas S.A. Enersis Chile registered the shares of Enersis Chile with the Securities Registry of the SVS under Chilean law and the SEC under U.S. federal securities laws in connection with the spin-off.

Our controlling shareholder has been the Italian company Enel S.p.A. (“Enel”). Enel is an international energy company operating worldwide in the power and gas markets, with a focus on Europe and Latin America. Enel operates in 32 countries across four continents, with over 89 GW of net installed capacity and distributes electricity and gas through a network covering approximately 1.9 million km. Enel has 61 million customers worldwide.

Prior to the Extraordinary Shareholders’ Meeting to approve the Merger, we expect to conduct a public cash tender offer (oferta pública de adquisición de valores, or Tender Offer). This Tender Offer is intended to provide protection to our minority shareholders and an opportunity for us to buy out minority shareholders using the funds from the 2013 capital increase. The Tender Offer will provide a floor to the stock price post-spin-off, will be directed equally to all our minority shareholders and will enable us to align incentives to approve the Merger, reducing uncertainty and providing additional liquidity for our shareholders. The Tender Offer is contingent on (i) the approval of the Merger by the respective shareholders of Enersis Américas, our Company and Chilectra Américas at separate ESM of the three companies, (ii) less than 10% of the outstanding shares of Enersis Américas, 7.72% of our outstanding shares and 0.91% of the outstanding shares of Chilectra Américas exercising the right of withdrawal in connection with the Merger, and (iii) the absence of any significant adverse supervening events that would make the Tender Offer not in the best interest of Enersis Américas.

The Tender Offer will be for all our shares, including in the form of ADSs represented by our ADRs (other than those held by Enersis Américas), for a price of Ch$ 285.00 per share (or the equivalent in U.S. dollars at the date of payment in the case of ADSs), and will be subject to other terms and conditions which will be provided at the appropriate time. The Tender Offer is expected to occur by the third quarter of 2016.

Subject to approval by shareholders holding at least two-thirds of the outstanding shares of the relevant companies, we and Chilectra Américas intend to merge into Enersis Américas, which will continue as the surviving company under the name Enersis Américas S.A.

Following completion of the merger, Enersis Américas is expected to continue to have its shares publicly traded and listed in Chile on the Chilean Stock Exchanges and its ADRs traded on the NYSE. In the merger, our shares and those of Chilectra Américas will be converted into shares of Enersis Américas, and our shares and Chilectra Américas’ shares will cease trading on the Chilean Stock Exchanges. Additionally, our ADRs will cease to trade on the NYSE. Following the merger, Enel is expected to continue to be the ultimate controlling shareholder, through its beneficial ownership, of Enersis Américas, and our and both Enersis Américas and Chilectra Américas’ former minority shareholders will own the minority interest in Enersis Américas.

In connection with the merger, we, Enersis Américas and Chilectra Américas, will each hold an ESM to approve the Merger. Prior to the ESM, Enersis Américas will register the shares to be issued in the merger with the SEC under the Securities Act. In connection with the respective ESM to approve the merger, which are expected to be held in the third quarter of 2016, Enersis Américas will distribute a prospectus/information statement to our and Enersis Américas’ shareholders, which contains information about the merger and the post-merger Enersis Américas.

In the event that the merger is not materialized, we, as well as Enersis Américas and Chilectra Américas will remain as separate publicly traded companies.

As of December 31, 2015, we had 8,777 MW of installed capacity, with 81 generation units in the three countries (Argentina, Colombia and Peru) in which we operate, combined assets of Ch$ 3,890 billion and operating revenues of Ch$ 1,303.1 billion.

Capital Investments, Capital Expenditures and Divestitures

We coordinate our overall financing strategy, including the terms and conditions of loans and intercompany advances entered into by our combined entities, in order to optimize debt and liquidity management. Generally, our operating combined entities independently plan capital expenditures financed by internally generated funds or direct financings. Although we have considered how these investments will be financed as part of our budget process, we have not committed to any particular financing structure, and investments will depend on the prevailing market conditions at the time the cash flows are needed.

Our investment plan is flexible enough to adapt to changing circumstances by giving different priorities to each project in accordance with profitability and strategic fit. Investment priorities are currently focused on developing additional thermal capacity in Peru to guarantee adequate levels of reliable supply while remaining focused on the environment.

For the 2016-2020 period, we expect to make capital expenditures of Ch$ 761 billion in our combined entities, related to investments currently in progress, maintenance of existing generation plants and in the studies required to develop other potential generation projects. For further detail regarding these projects, please see “Item 4. Information on the Company — D. Property, Plant and Equipment — Projects Under Development.”

The table below sets forth the expected capital expenditures for the 2016-2020 period and the capital expenditures incurred in 2015, 2014 and 2013:

	Estimated 2016-2020	2015	2014	2013
	(in millions of Ch$)
Capital expenditures(1)	760,615	273,899	266,281	206,848

(1)	Capex amounts represent effective payments for each year, net of contributions, except for future projections.

Capital Expenditures 2015, 2014 and 2013

Our capital expenditures in the last three years were related principally to the 400 MW El Quimbo project in Colombia. It was completed and began commercial operations in November 2015. Additionally, in December 2014, the Salaco plant optimization was completed, adding a total of 145 MW to the Colombian system.

Investments currently in progress

An important part of our capital expenditures are related to non-discretionary investments that includes maintenance of existing installed capacity to increase the quality and operation standards of our facilities.

We believe projects in progress will be financed with resources provided by external financing as well as internally generated funds.

B.	Business Overview.

In this “Business Overview” section, references to “we,” “us” and “our” are to the Non-Chilean Business of Endesa Chile prior to the Spin-Off, and to Endesa Américas after the Spin-Off.

We have generation operations in Argentina, Colombia, and Peru, and an equity interest in a Brazilian company which owns generation, transmission and distribution electricity assets. Our core business is electricity generation.

The table below presents our revenues by geographical location:

	Year ended December 31,			Change 2015 vs. 2014
Revenues	2015	2014	2013
	(in millions of Ch$)			(in %)
Argentina	140,399	105,265	131,443	33%
Colombia	778,755	753,373	639,504	3%
Peru	382,453	353,795	283,306	8%
Chile	4,082	5,161	3,103	(21%)
Less: consolidation adjustments and non-core activities	(2,574)	(2,035)	(461)	26%
Total revenues	1,303,115	1,215,559	1,057,395	7%

For further information related to operating revenues and total income by geographical location, see “Item 5. Operating and Financial Review and Prospects — A. Operating Results” and Note 30 of the Notes to our combined financial statements.

We own and operate 81 generation units in the three countries in which we combine results, with an aggregate installed capacity of 8,777 MW, 434 MW higher than 2014.

Our hydroelectric installed capacity represents 58.4% of our total installed capacity. Based on 2015 data, our installed generation capacity in Argentina, Colombia and Peru represents approximately 12%, 21% and 18% of total capacity in each country, respectively.

For additional detail of our historical capacity see “Item 4. Information on the Company — D. Property, Plant and Equipment.”

In the electricity industry, it is common to divide the business into hydroelectric and thermoelectric generation, because each type of generation has significantly different variable costs. Thermoelectric generation requires the purchase of fuel, which leads to a high variable costs compared with hydro generation from reservoirs or rivers that have marginal or no minimal costs. Of our total combined generation in 2015, 60.4% was from hydroelectric sources and 39.6% was from thermal sources.

The following table summarizes our combined generation by type of energy:

COMBINED GENERATION BY TYPE OF ENERGY (GWh)

	Year ended December 31,
	2015		2014		2013
	Generation	%	Generation	%	Generation	%
Hydroelectric generation	20,114	60.4	19,698	62.0	18,576	58.1
Thermal generation	13,214	39.6	12,074	38.0	13,404	41.9

Total generation	33,328	100	31,772	100	31,979	100

Our combined electricity generation reached 33,328 GWh during the year ended December 31, 2015, which reflects a 4.9% increase compared to the same period in 2014. This is mainly due to an increased of hydro and thermal generation in Argentina due to additional dispatch by the electric market operator (“CAMMESA” in its Spanish acronym). Our total generation increased by 1.1% in Colombia, decreased by 4.5% in Peru and increased by 18.8% in Argentina. Hydroelectric generation and thermal generation for the year ended December 31, 2015 in the three countries where we combine results increased by 2.1% and 9.4%, respectively, compared to the same period in 2014.

Our combined electricity sales for the year ended December 31, 2015 totaled 37,488 GWh, which reflects a 5.5% increase compared to the same period in 2014. The increase in our combined electricity sales is mainly explained by our increased sales in Colombia and Argentina, 14.6% and 7.1%, respectively, during the year ended December 31, 2015 compared to the same period in 2014. Our sales decreased by 7.4% in Peru during 2015 compared to the same period in 2014.

ELECTRICITY DATA BY COUNTRY

	Year ended December 31,
	2015	2014	2013
Argentina
Number of generating units(1)	20	20	20
Installed capacity (MW)(2)	3,632	3,632	3,632
Electricity generation (GWh)	11,405	9,604	10,840
Energy sales (GWh)	11,968	10,442	12,354
Colombia
Number of generating units(1)(3)	36	32	29
Installed capacity (MW)(2)(3)	3,459	3,059	2,925
Electricity generation (GWh)	13,705	13,559	12,748
Energy sales (GWh)	16,886	15,773	16,090
Peru
Number of generating units(1)(4)	25	25	24
Installed capacity (MW)(2)(4)	1,686	1,652	1,540
Electricity generation (GWh)	8,218	8,609	8,391
Energy sales (GWh)	8,633	9,321	8,903
Total

Number of generating units(1)	81	77	73
Installed capacity (MW)(2)	8,777	8,343	8,097
Electricity generation (GWh)	33,328	31,772	31,979
Energy sales (GWh)	37,488	35,536	37,347

(1)	For details on generation facilities, see “Item 4. Information on the Company — D. Property, Plant and Equipment — Property, Plant and Equipment of Generating Companies.”
(2)	Total installed capacity is defined as the maximum capacity (MW), under specific technical conditions and characteristics. In most cases, installed capacity is confirmed by satisfaction guarantee tests performed by equipment suppliers. Figures may differ from installed capacity declared to governmental authorities and customers in each country, according to criteria defined by such authorities and relevant contracts.
(3)	In Colombia, El Quimbo entered commercial operation during 2015, adding 400 MW of capacity.
(4)	In Peru, the Santa Rosa TG 7 unit was recommissioned in December 2014, and during 2015 there were capacity adjustments to and upgrades to existing plants, totaling an additional 33 MW.

We break down our sales to customers by using the two following criteria:

•	The first criterion corresponds to regulated and unregulated customers. Regulated customers are distribution companies that mainly serve residential customers. Unregulated customers, on the other hand, may freely negotiate the electricity price with generators, or may purchase electricity in the pool market at the spot price. The classification of regulated customers differs from one country to another.

•	The second criterion corresponds to contracted and non-contracted sales. This method is useful because it provides us a uniform way to compare the customers of each country. Contracted sales are defined uniformly throughout.

In the countries in which we operate, the potential for contracting electricity is generally related to electricity demand. Customers identified as small volume regulated customers, including residential customers, are subject to government regulated electricity tariffs, and must purchase electricity directly from a distribution company. These distribution companies, which purchase large amounts of electricity for small volume residential customers, generally enter into contractual agreements with generators at a regulated tariff price. Those identified as large volume industrial customers also enter into contractual agreements with energy suppliers. However, such large volume industrial customers are not subject to the regulated tariff price. Instead, these customers are allowed to negotiate the energy price with generators based on the characteristics of the service required. Finally, the pool market, where energy is normally sold at the spot price, is not carried out through contracted pricing.

The following table contains information regarding our combined sales of electricity by type of customer for each of the periods indicated:

COMBINED ELECTRICITY SALES BY CUSTOMER TYPE (GWh)(1)

	Year ended December 31,
	2015		2014		2013
	Sales	% of Sales Volume	Sales	% of Sales Volume	Sales	% of Sales Volume
Regulated customers	13,600	36.3	12,801	36.0	12,990	34.8
Unregulated customers	7,461	19.9	7,744	21.8	8,207	22.0

Total contracted sales(1)	21,061	56.2	20,545	57.8	21,197	56.8

Electricity pool market sales	16,426	43.8	14,990	42.2	16,151	43.2

Total electricity sales	37,488	100	35,535	100	37,348	100

(1)	Includes the sales to distribution companies without contracts in Peru.

Specific energy consumption limits (measured in GWh) for regulated and unregulated customers are country specific. Moreover, regulatory frameworks often require that regulated distribution companies have contracts to support their commitments to small volume customers and also determine which customers can purchase energy in electricity pool markets.

In terms of expenses, the primary variable costs involved in the electricity generation business, in addition to the direct variable cost of generating hydroelectric or thermal electricity such as fuel costs, are energy purchases and transportation costs. During periods of relatively low rainfall conditions, the amount of our thermal generation normally increases. This involves an increase of the total fuel cost and the costs of its transportation to the thermal generation power plants. Under drought conditions, electricity that we have contractually agreed to provide may exceed the amount of electricity that we are able to generate, which requires us to purchase electricity in the pool market at spot prices in order to satisfy our contractual commitments. The cost of these purchases at spot prices may, under certain circumstances, exceed the price at which we sell electricity under contracts and, therefore, may result in a loss. We attempt to minimize the effect of poor hydrological conditions on our operations in any year by limiting our contractual sales requirements to a quantity that does not exceed the estimated production in a dry year. To determine an estimated production in a dry year, we take into consideration the available statistical information concerning rainfall, hydrological levels, and the capacity of key reservoirs. In addition to limiting contracted sales, we may adopt other strategies including installing temporary thermal capacity, negotiating lower consumption levels with unregulated customers, negotiating with other water users and including pass-through cost clauses in contracts with customers. (for further details about hydrological conditions and their effects on our business, please refer to “Item 5. Operating and Financial Review and Prospects — A. Operating Results. — 1. Discussion of Main Factors Affecting Operating Results and Financial Condition of the Company — a. Hydrological Conditions).”

The following table contains information regarding our combined electricity generation and purchases:

COMBINED GENERATION AND PURCHASES (GWh)(1)

	Year ended December 31,
	2015		2014		2013
	(GWh)	% of Volume	(GWh)	% of Volume	(GWh)	% of Volume
Electricity generation	33,328	88.4	31,772	89.1	31,979	85.4
Electricity purchases	4,362	11.6	3,882	10.9	5,487	14.6

Total	37,690	100	35,655	100	37,466	100

Since September 2005, we have participated in the Brazilian electricity business through our equity investment in Enel Brasil S.A., in which we have a beneficial ownership interest of 37.1%. Enel Brasil consolidates operations of (i) two generation companies, Fortaleza and Cachoeira Dourada, (ii) CIEN, which owns two transmission lines between Argentina and Brazil, (iii) CTM and TESA, subsidiaries of CIEN which own the Argentine side of the lines and (iv) two distribution companies, Ampla Energia e Serviço S.A. (“Ampla”), which is the second largest electricity distribution company in the State of Rio de Janeiro, and Companhia Energética do Ceará S.A. (“Coelce”), which is the sole electricity distributor in the State of Ceará.

Seasonality

While our core businesses are subject to weather patterns, generally only extreme events such as prolonged droughts, adversely affect our hydrological generation capacity. The generation businesses in the countries where we operate are affected by seasonal changes throughout the year. The months with the most precipitation in Argentina are typically May through August, with snow melts typically occurring between October and December. The months with the most precipitation in our operating area in Colombia are typically April and May as well as October and November. The months with the most precipitation in Peru are typically November through March.

When there is more precipitation, hydroelectric generating facilities can accumulate additional water to be used for generation. The increased level of our reservoirs allows us to generate more electricity with hydro power plants during months in which marginal electricity costs are lower.

In general, hydrological conditions such as droughts and insufficient rainfall may adversely affect our generation capacity. For example, severe prolonged drought conditions or reduced rainfall levels in the countries in which we operate caused by El Niño phenomenon reduces the amount of water that can be accumulated in reservoirs, thereby curtailing our hydroelectric generation capacity. In order to mitigate hydrological risk, hydroelectric generation may be substituted with thermal generation (natural gas, LNG, coal or diesel) and energy purchases on the spot market, both of which could result in higher costs, in order to meet our obligations under contracts with both regulated and unregulated customers.

Operations in Argentina

We participate in electricity generation in Argentina through our combined entities (Costanera and El Chocón), with an aggregate of 20 power units with a total capacity of 3,632 MW. Costanera owns eleven thermal units, with a total installed capacity of 2,304 MW and El Chocón owns nine hydroelectric units, with total installed capacity of 1,328 MW. Our hydro and thermal generation units in Argentina represented 11.4% % of the Argentine National Interconnected system’s (the “Argentine NIS”) installed capacity in 2015.

Our Argentine combined entities have stakes in three additional companies: Termoeléctrica Manuel Belgrano S.A., Termoeléctrica San Martín S.A. and Central Vuelta de Obligado S.A. These companies were formed to undertake the construction of three new generation facilities for a fund called “FONINVEMEM,” whose purpose is to increase electricity capacity and generation within the Argentine wholesale electricity market. The first two plants began their operations in 2008 using gas turbines, with an aggregate capacity of 1,125 MW, and began its combined cycle operations in March 2010, with an additional capacity of 572 MW. The total aggregate capacity of these units is 1,697 MW (848 MW from Manuel Belgrano and 849 MW from San Martín). The third plant began its open cycle operations in mid-2015 (with an installed capacity of 550 MW) and is expected to begin its combined cycle operations in 2016 (with a total installed capacity of 800 MW).

Since 2002, government intervention and energy industry authority actions, including limiting the spot price of electricity by considering the variable cost of generating electricity with natural gas and without considering the hydrological conditions of rivers and reservoirs or the use of more expensive fuels, have led to the lack of investment in the electric power sector. In addition, since 2002, the Argentine government has taken an active role in controlling the fuel supply to the electricity generation sector. (See “Item 4. Information on the Company — B. Business Overview — Electricity Industry Regulatory Framework — Argentina” for further detail).

In March 2013, the government intervened with the fuel markets through Resolution 95/2013. The electric market operator (“CAMMESA” in its Spanish acronym) is now responsible for the supply and the commercial management of fuels for electric generation purposes.

As of December 31, 2015, Costanera’s installed capacity accounted for 7.3% of the total installed capacity in the Argentine NIS. Both Costanera’s steam turbine power plant and second combined-cycle plant can operate with either natural gas or diesel.

El Chocón accounted for 4.2% of the installed capacity in the Argentine NIS as of December 31, 2015. El Chocón has a 30-year concession, ending in 2023, for two hydroelectric generation facilities with an aggregate installed capacity of 1,328 MW. The larger of the two facilities for which El Chocón has a concession of 1,200 MW of installed capacity is the primary flood control installation on the Limay River. The facility’s large reservoir, Ezequiel Ramos Mejía, enables El Chocón to be one of the Argentine NIS major peak suppliers. Variations in El Chocón’s water discharge are moderated by El Chocón’s Arroyito facility, a downstream dam with 128 MW of installed capacity. In November 2008, we completed construction on the Arroyito dam, and increased the elevation of the reservoir’s water level, which allows the release of water at an additional 1,150 m3/sec, for a total of 3,750 m3/sec. A portion of the Arroyito facility’s generation is sold under the “Energy Plus” program, which provides for the offer of new electricity capacity to supply the electricity demand growth, using the 2005 demand level for electricity as a base. (For details on “Energy Plus”, see “Item 4. Information on the Company — B. Business Overview — Electricity Industry Regulatory Framework — Argentina”).

For information on the installed generation capacity for each of our Argentine combined entities, see “Item 4. Information on the Company — D. Property, Plant and Equipment.”

Our total generation in Argentina amounted to 11,405 GWh as of December 31, 2015. According to CAMMESA, our generation market share was approximately 8.3% of the total electricity production in Argentina during 2015.

Hydroelectric generation in Argentina accounted for nearly 28.4% of our total as of December 2015, 1% higher than 2014. This was due to the fact that hydrological levels of the Limay River were close to average levels due to higher average precipitation during the winter months.

Generation by type and combined entity is shown in the following table:

ELECTRICITY GENERATION IN ARGENTINA (GWh)

	Year ended December 31,
	2015		2014		2013
	Generation	%	Generation	%	Generation	%
Hydroelectric generation (El Chocón)	3,238	28.4	2,632	27.4	2,317	21.4
Thermal generation (Costanera)	8,167	71.6	6,972	72.6	8,523	78.6

Total generation	11,405	100	9,604	100	10,840	100

The following table sets forth our electricity generation and purchases in Argentina:

ELECTRICITY GENERATION AND PURCHASES IN ARGENTINA (GWh)

	Year ended December 31,
	2015		2014		2013
	(GWh)	% of Volume	(GWh)	% of Volume	(GWh)	% of Volume
Electricity generation	11,405	95.3	9,604	92.0	10,840	87.7
Electricity purchases	563	4.7	838	8.0	1,514	12.3

Total	11,968	100	10,442	100	12,354	100

The distribution of our electricity sales in Argentina, by customer segment and per combined entity, is shown in the following tables:

ELECTRICITY SALES PER CUSTOMER SEGMENT IN ARGENTINA (GWh)

	Year ended December 31,
	2015		2014		2013
	Sales	% of Sales Volume	Sales	% of Sales Volume	Sales	% of Sales Volume
Contracted sales	585	4.9	857	8.2	1,737	14.1
Non-contracted sales(1)	11,383	95.1	9,586	91.8	10,617	85.9

Total electricity sales	11,968	100	10,442	100	12,354	100

(1)	Non-contracted electricity sales were made at spot prices determined by the regulator.

ELECTRICITY SALES PER COMBINED ENTITY IN ARGENTINA (GWh)

	Year ended December 31,
	2015	2014	2013
Costanera	8,168	7,051	8,962
El Chocón	3,801	3,391	3,392

Total	11,968	10,442	12,354

In March 2013, the Argentine government intervened in the commercial market for energy, except with respect to the “Energy Plus” program, through the one-time application of Resolution No. 95/2013. CAMMESA is now responsible for the management of contracts with end customers, except for those under the “Energy Plus” program. The resolution defined a transition period in which the electricity generating companies will continue managing the contracts until their expiration dates.

As of December 31, 2015, Costanera did not have contracts with unregulated customers or distribution companies and sold all of its electricity to the pool market during the year. As of December 31, 2015, El Chocón had only one contract with unregulated customers and no contracts with distribution companies. Energy is provided to Minera Alumbrera through CEMSA, our combined entity.

El Chocón does not have the right to terminate its operating agreement with us, unless we fail to comply with our obligations under the agreement. Under the terms of the operating agreement, we are entitled to a fee payable in U.S. dollars based on El Chocón’s annual gross revenues, payable in monthly installments.

According to CAMMESA, electricity demand throughout the Argentine NIS increased by 4.4% during 2015. The total electricity demand was 131,998 GWh in 2015, 126,397 GWh in 2014 and 125,167 GWh in 2013. Our Argentine combined entities compete with all the major power plants connected to the Argentine NIS. According to the installed capacity reported by CAMMESA, in its monthly report as of December 2015, our major competitors in Argentina are: (1) the state controlled company Enarsa (with an installed capacity of 1,133 MW), (2) the nuclear unit “NASA” (with an installed capacity of 1,010 MW), and (3) the hydroelectric units Yacyretá and Salto Grande (with an aggregate installed capacity of 3,690 MW). The main private competitors are: AES Group, Sociedad Argentina de Energía S.A. (“Sadesa”), and Pampa Energía. The AES Group has seven power plants connected to the Argentine NIS with a total installed capacity of 2,753 MW (43.7% of which is hydroelectric). Sadesa owns a total of approximately 3,858 MW of installed capacity, the most significant of which are Piedra del Águila (with an installed capacity of 1,400 MW) and Central Puerto (a thermal facility with 1,777 MW of installed capacity). Pampa Energía, with a total installed capacity of 2,217 MW, competes with us with six power plants, of which 653 MW is hydroelectric and 1,564 MW is thermal.

Operations in Colombia

Our generation operations in Colombia are carried out through Emgesa. We hold 56.4% of Emgesa’s voting rights as a result of a transfer of voting rights from Enersis Américas and we are allowed to appoint the majority of the Board members pursuant to a shareholders’ agreement. We therefore control Emgesa. For more information on our control over Emgesa, see “Item 5. Operating and Financial Review and Prospects — A. Operating Results. — 1. Discussion of Main Factors Affecting Operating Results and Financial Condition of the Company.”

As of December 31, 2015, Emgesa operated 36 generation units, with a total installed capacity of 3,459 MW, of which 3,015 MW was from hydroelectric plants and 444 MW was from thermoelectric plants. According to Expertos de Mercado S.A. E.S.P. (“XM”), a Colombian company that provides system management in real time services in electrical, financial and transportation sectors, our hydroelectric and thermal generation plants represented 21.0% of the country’s total electricity generation capacity as of December 2015. For information on the installed generation capacity for each of our Colombian combined entities, see “Item 4. Information on the Company — D. Property, Plant and Equipment — Property, Plant and Equipment of Generating Companies.”

Approximately 89% of our installed capacity in Colombia is hydroelectric, and therefore, our electricity generation depends on reservoir levels and rainfall. According to XM, our generation market share was 20.6% in 2015, 21.2% in 2014 and 20.6% in 2013. In addition to hydrological conditions, the generation amount depends on our commercial strategy. Companies are free to offer their electricity at prices driven by market conditions and are dispatched by a centralized operating entity to generate according to the prices offered, as opposed to being dispatched according to the operating costs, as in other countries in which we operate.

During 2015, thermal generation represented 10.8% of total generation and hydroelectric generation represented the remaining 89.2%. In 2015, hydrological conditions were below the historical averages in Colombia, with rainfall around 79% of the historical averages. In the case of Emgesa, according to XM, the three rivers that supply water to Emgesa’s hydroelectric power plants were as follows compared to their historical levels: the Guavio River Basin was 13% higher, the Magdalena River (Betania) was 10% lower and the Bogotá River (Cadena Nueva) was 7% lower. For the year ended December 31, 2015, hydroelectric generation decreased by 3.2% compared to 2014.

Generation by type in Colombia is shown in the following table:

ELECTRICITY GENERATION IN COLOMBIA (GWh)

	Year ended December 31,
	2015		2014		2013
	Generation	%	Generation	%	Generation	%
Hydroelectric generation	12,223	89.2	12,627	93.1	11,784	92.4
Thermal generation	1,482	10.8	932	6.9	964	7.6

Total generation	13,705	100	13,559	100	12,748	100

During 2015, Emgesa used 554 kilotons of coal for its coal-fired plants, which was obtained from 22 local suppliers compared to the 439 kilotons used during 2014. This higher consumption can be explained by the presence of El Niño climate phenomenon which resulted in drier hydrology in Colombia than in 2014. The local coal price has remained below the export price as high transport costs make it difficult for domestic coal to compete in the export market. This trend is expected to continue in the Colombian coal market.

In 2013, Emgesa also entered into a fuel oil supply agreement with Esapetrol, in addition to the existing oil supply contracts with Petromil and Biomax. During 2015, the Cartagena power plant consumed 118 kilotons of fuel oil, primarily supplied from Petromil. We believe that Emgesa will have access to a reliable supply of fuel oil for the Cartagena power plant.

The following table sets forth our electricity generation and purchases in Colombia:

ELECTRICITY GENERATION AND PURCHASES IN COLOMBIA (GWh)

	Year ended December 31,
	2015		2014		2013
	(GWh)%		(GWh)%		(GWh)%
Electricity generation	13,705	80.2	13,559	85.3	12,748	78.6
Electricity purchases	3,384	19.8	2,333	14.7	3,461	21.4

Total(1)	17,089	100	15,893	100	16,209	100

(1)	Electricity generation and electricity purchases may differ from total electricity sales because transmission losses and technical losses have already been deducted.

Colombia has a single interconnected electricity system, the National Interconnected System (“Colombian NIS”). Electricity demand in the Colombian NIS increased 4.1% during 2015. Total electricity consumption was 66,173 GWh in 2015, 63,570 GWh in 2014, and 60,890 GWh in 2013.

Colombia has an agreement with Ecuador to provide an interconnection between the electricity systems of both countries. During 2015 Colombian electricity generators sold 824 GWh of electricity to Ecuadorian customers.

In addition, Colombia has interconnection lines with Venezuela that operate under exceptional circumstances as needed by either of the two countries. In April 2011, Colombia and Venezuela signed an agreement to supply energy to Venezuela as part of the normalization of commercial relations. This agreement also includes the import of gasoline and diesel from Venezuela. The total energy exported to Venezuela was 3 GWh in 2015.

The distribution of our electricity sales in Colombia by customer segment is shown in the following table:

ELECTRICITY SALES PER CUSTOMER SEGMENT IN COLOMBIA (GWh)

	Year ended December 31,
	2015		2014		2013
	Sales	% of Sales Volume	Sales	% of Sales Volume	Sales	% of Sales Volume
Contracted sales	12,505	74.1	10,969	69.5	11,567	71.9
Non-contracted sales	4,381	25.9	4,804	30.5	4,523	28.1

Total electricity sales(1)	16,886	100	15,773	100	16,090	100

(1)	Electricity generation and electricity purchases may differ from total electricity sales because transmission losses and technical losses have already been deducted.

During 2015, Emgesa served 440 customers, of which 422 were unregulated customers and 18 were distribution and trading companies. Emgesa’s sales to our Colombian distribution combined entity, Codensa, accounted for 15% of its total contracted sales with regulated customers in 2015. Electricity sales to the five largest unregulated customers represented 23% of total contracted sales with unregulated customers.

For the year ended December 31, 2015, principal distribution customers were (ordered alphabetically): Codensa (our combined entity), Compañia Energética del Tolima (“Enertolima”), Electrificadora del Caribe (“Electrocaribe”), Electrificadora del Huila, Electrificadora de Santander and Empresas Públicas de Medellín (“EPM”).

Our most significant competitors in Colombia include the following state-owned companies: Empresas Públicas de Medellín (with an installed capacity of 3,202 MW) and Isagen (with an installed capacity of 3,001 MW). We also compete with the following private sector companies in Colombia: Chivor (with an installed capacity of 1,000 MW), which is owned by Gener; Colinversiones (with an installed capacity of 1,862 MW), which includes Termoflores and Epsa; and Gecelca (with an installed capacity of 1,361 MW).

Operations in Peru

Through our combined entity, Edegel, we operate a total of 25 generation units in Peru, with a total installed capacity of 1,686 MW. As of December 31, 2015, Edegel owns 18 hydroelectric units, with a total installed capacity of 783 MW, and the remaining 903 MW consists of seven thermal units. On May 6, 2013, the TG 7 unit of Santa Rosa was decommissioned due to fire damage. The damage in the plant resulted in a total loss and the insurance covered both the assets and the business interruption for a period of up two years. On December 5, 2014, the TG 7 unit restarted commercial operations again. During 2015, no new generation units entered operation, but Edegel adjusted the capacities of some units. Edegel’s hydroelectric plants had their capacities adjusted as follows: Chimay increased by 1 MW, Callahuanca increased by 4 MW, Huinco increased by 21 MW and Moyopampa increased 3 MW. Edegel also adjusted the capacity of some of its thermal plants as follows: Santa Rosa increased by 6 MW and Ventanilla was reduced by 1 MW.

According to the Energy and Mining Investment Supervisory Authority (“Osinergmin” in its Spanish acronym), the Peruvian regulatory electricity authority, our hydroelectric and thermal generation plants in Peru represented 17.6% of the country’s total electricity generation capacity as of December 31, 2015. For information on the installed generation capacity for each of our power plants in Peru, see “Item 4. Information on the Company — D. Property, Plant and Equipment — Property, Plant and Equipment of Generating Companies.”

Generation by type in Peru is shown in the following table:

ELECTRICITY GENERATION IN PERU (GWh)

	Year ended December 31,
	2015		2014		2013
	Generation	%	Generation	%	Generation	%
Hydroelectric generation	4,653	56.6	4,439	51.6	4,474	53.3
Thermal generation	3,565	43.4	4,170	48.4	3,917	46.7

Total generation	8,218	100	8,609	100	8,391	100

According to the Committee of Economic Operation of the Peruvian System (“COES” in its Spanish acronym), we generated 18.8% of total Peruvian electricity production in 2015.

Hydroelectric generation represented 56.6% of total production of Edegel in 2015. In the case of Edegel, hydrological levels were above their historical averages in 2015 in the rivers that supply Edegel’s hydroelectric power plants. According to COES, hydrological levels of the Rimac River Basin (Huinco, Matucana, Callahuanca, Moyopampa and Huampaní) were 9% higher than the average; hydrological levels of the Tulumayo River (C.H. Chimay) were 15% higher than the average; and hydrological levels of the Tarma River (C.H. Yanango) were 6% higher than the average.

Edegel has long-term gas supply, transportation and distribution contracts for its Ventanilla and Santa Rosa facilities. It has also signed transport capacity transfer agreements with other generators, which allows it to trade transport capacity in order to operate as instructed by COES, and optimize the use of the natural gas transport system.

The following table sets forth our electricity generation and purchases in Peru:

ELECTRICITY GENERATION AND PURCHASES IN PERU (GWh)

	Year ended December 31,
	2015		2014		2013
	(GWh)%		(GWh)%		(GWh)%
Electricity generation	8,218	95.2	8,609	92.4	8,391	94.2
Electricity purchases	415	4.8	710	7.6	512	5.8

Total	8,633	100	9,320	100	8,903	100

The Peruvian National Interconnected Electric System (“SEIN”) is the only interconnected system in Peru. Electricity sales in the SEIN increased by 6.6% in 2015 compared to 2014, amounting to 39,937 GWh.

The distribution of Edegel’s electricity sales by customer segment in Peru is shown in the following table:

ELECTRICITY SALES PER CUSTOMER SEGMENT IN PERU (GWh)

	Year ended December 31,
	2015		2014		2013
	(GWh)%		(GWh)%		(GWh)%
Contracted sales	7,971	92.3	8,719	93.6	7,892	88.6
Non-contracted sales	662	7.7	601	6.4	1,011	11.4

Total electricity sales	8,633	100	9,320	100	8,903	100

(1)	Includes sales to distribution companies without contracts.

Edegel’s electricity sales decreased by 7.4% in 2015 compared to 2014, mainly due reduced activity in the mining sector. One of our principal customers decreased its metal extraction, reducing its energy consumption. In 2015, sales to unregulated customers represented 43.2% of Edegel’s total contracted sales. During 2015, Edegel had nine regulated customers and seventeen unregulated customers.

For the year ended December 31, 2015. Edegel’s principal distribution customers were (ordered alphabetically): Edelnor (Enersis Amerícas’ subsidiary), ElectroSur, Electrosureste, Hidrandina, Luz del Sur and Seal, and Edegel’s principal unregulated customers were (ordered alphabetically): Compañía Minera Casapalca, Creditex, Hudbay Perú, Minera Chinalco Perú, Minera La Arena and Refinería Cajamarquilla.

In 2012, Edelnor carried out a long-term tender process for the period of 2016-2027, with an energy requirement of approximately 990 GWh per year. The contracts were granted to Edegel (42.3%), Fenix (24.9%), Kallpa (18.5%), EEPSA (12.5%) and Egejunin (1.8%).

In 2013 and 2014, there were no long-term tenders in Peru.

In 2015, Edelnor carried out a long-term tender process for 2022-2031, with a power requirement of 300 MW per year. The contracts were granted to Electroperu (33.3%), Cerro del Águila (27.0%), Edegel (23.3%), EEPSA (6.7%), Hidro Marañón (4.7%), San Gabán (1.7%), SDF (1.7%) and Celepsa (1.7%).

Our most significant competitors in Peru are: Enersur (GDF-Suez group, with an installed capacity of 1,248 MW), Electroperú (a state-owned competitor, with an installed capacity of 911 MW), Kallpa (Inkia Energy group, with an installed capacity of 1,060 MW), Egenor (Duke Energy group, with an installed capacity of 622 MW) and Fenix (Fenix Power Peru group, with an installed capacity of 570 MW).

ELECTRICITY INDUSTRY REGULATORY FRAMEWORK

The following chart shows a summary of the main characteristics of the electricity regulatory framework by business segment in the countries in which we have investments or have an economic interest.

		Argentina	Brazil	Peru	Colombia
Gx	Unregulated Market	Regulated remuneration scheme (Resolution No. 482/2015)	Spot markets with prices defined by the regulator	Spot markets with costs audited by the regulator	Spot market with auctioned cost (Price-offered)
	Regulated	Seasonal Price	Auction Thermal - 20 years / Hydro - 30 years	Auction up to 20 years and node price	Auction 3/5 years
	Capacity	Contribution peak demand	—	Income based on contributions during peak demand	Firm energy contribution (energy auctions for at least 20 years)

Tx	Features	Public — Open Access — Regulated Tariff Monopoly Regime for Transmission System Operators (“TSOs”)

Dx	Law	Concession contract		Administrative Concession (indefinite)	Authorization Operation Zone
	Expansion	95 years	30 years	Undefined
	Tariff review	5 years	4/5 years	4 years	5 years

Cx	Unregulated customers	> 0.03 MW	> 0.5 MW to 3MW/ NCRE >0.5MW/conventional	> 0.2 to 2.5 MW optional >2.5 MW mandatory	> 0.1 MW
	Unregulated market (%)	≈ 20%	≈ 25%	≈ 45%	≈ 30%

Gx: Generation	Tx: Transmission	Dx: Distribution	Cx: Trading

Argentina

Industry Overview

Industry Structure

In the Argentine Wholesale Electricity Market (“Argentine MEM” in its Spanish acronym) there are four categories of local agents (generators, transmitters, distributors, and large customers) and two external agents (traders of generation and traders of demand) who are allowed to buy and sell electricity as well as related products.

The following chart shows the relationships among the various participants in the Argentine MEM:

The generation sector was organized on a competitive basis until March 2013, with independent generating companies selling their output in the Argentine MEM spot market, through private contracts to purchasers in the Argentine MEM contract market or to CAMMESA, through special transactions.

On March 26, 2013, the Argentine Secretary of Energy published Resolution No. 95/2013 that set out a regulated remuneration scheme for power generation activity beginning retroactively from February 2013. The main features of the Resolution are as follows:

•	It applies to generators, co-generators and self-generators, except for power plants entered into operation after 2005, nuclear generation and cross-border hydro generation.

•	CAMMESA, the market operator, became the single buyer/seller for the fuel needed for plant operations. This implies that market agents are not allowed to trade fuels.

•	Free bilateral trading is suspended: large customers will have to buy electricity directly from CAMMESA (no change of supply for residential customers, who are still served by distribution companies).

•	Generators began to receive a regulated remuneration, which should cover fixed and variable costs plus additional remuneration.

The transmission sector is regarded as a public service, operating under monopoly conditions and is comprised of several companies to whom the Argentine government grants concessions. One concessionaire operates and maintains the highest voltage facilities and eight concessionaires operate and maintain high and medium voltage facilities, to which generation plants, distribution systems and large customers are connected. The international interconnected transmission systems also require concessions granted by the Argentine Secretary of Energy. Transmission companies are authorized to charge different tolls for their services.

Distribution is regarded as a public service, operating under monopoly conditions, and is comprised of companies that have been granted concessions by the Argentine government. Distribution companies have the obligation to make electricity available to end customers within a specific concession area, regardless of whether the customer has a contract with the distributor or directly with a generator. Accordingly, these companies have regulated tariffs and are subject to quality service specifications. Distribution companies may obtain electricity on the Argentine MEM’s spot market, at a price called “seasonal price”, which is defined by the Argentine Secretary of Energy as the cap for the costs of electricity bought by distributors that can be passed through to regulated customers. There are two electricity distribution areas subject to federal concessions. The concessionaires are Edesur (one of our combined entities) and Edenor (an unrelated company), both of which are located in the greater Buenos Aires area. The local distribution areas are subject to concessions granted by the provincial or municipal authorities. However, all distribution companies acting on the Argentine MEM must operate under its rules.

Among customers, there are the regulated customers that are supplied by distributors at regulated tariffs and the large customers, who are classified into three categories: major large customers, minor large customers and private large customers. Each of these categories has different requirements with respect to purchases of their energy demand. For example, major large customers are required to purchase 50% of their demand through supply contracts and the remainder in the spot market, while minor large customers and private large customers are required to purchase all of their demand through supply contracts. Large customers participate in CAMMESA by appointing two directors and two acting directors through the Argentine Association of Electric Power for Large Customers. Since 2013, due to Resolution No. 95/2013, large customers buy electricity directly from CAMMESA, following the expiration of their bilateral contracts directly with generators.

There is one interconnected system, the Argentine NIS, and smaller systems that provide electricity to specific areas. According to the Argentine National Institute of Statistics and Census (Federal Planning Ministry provisional data of 2014), 99.4% of the energy required by the country is supplied by the Argentine NIS and only 0.6% is supplied by isolated systems.

Principal Regulatory Authorities

The Argentine Ministry of Energy and Mining, is primarily responsible for studying and analyzing the behavior of energy markets, preparing the strategic planning with respect to electricity, hydrocarbons and other fuels, promoting policies to increase competition and improve efficiency in the assignment of resources, leading actions for applying the sector policy, orienting new operators to the general interest, respecting the rational exploitation of the resources and the preservation of the environment.

The Argentine National Regulatory Authority for the Energy Sector (“ENRE” in its Spanish acronym) carries out the measures necessary for meeting national policy objectives with respect to the generation, transmission and distribution of electricity. Its principal objectives are to: protect the rights of customers; promote competitiveness in production; encourage investments that assure long-term supply; promote free access, non-discrimination and the generalized use of the transmission and distribution services; regulate transmission and distribution services to ensure fair and reasonable tariffs, and encourage private investment in production, transmission, and distribution, ensuring the competitiveness of the markets where possible. ENRE directly controls the management of Edenor and Edesur as distribution companies operating under a national concession. In the case of Edesur, on July 12, 2012, ENRE appointed an overseer, originally for 45 business days, a term that was extended for successive periods of the same duration, in order to monitor and actively control management of Edesur. ENRE Resolution No.243/2013 increased the term from 45 to 90 business days and it has been extended by successive 90 day-terms and may be extended further.

The principal functions of the CAMMESA are the coordination of dispatch operations, the establishment of wholesale prices and the administration of economic transactions made through the Argentine NIS. It is also responsible for executing the economic dispatch through economic considerations and rationality in the administration of energy resources, coordinating the centralized operation of the Argentine NIS to guarantee its security and quality, and managing the Argentine MEM, in order to ensure transparency through the participation of all the players involved and with respect to the respective regulations.

The principal functions of the Argentine Federal Electricity Council are the following: (i) managing specific funds for the electricity sector and (ii) advising the national executive authority and the provincial governments with respect to the electricity industry, the priorities in performing studies and works, concessions and authorizations, and prices and tariffs in the electricity sector. It also provides advice regarding modifications resulting from legislation referring to the electricity industry.

The Federal Environmental Council is an institutional branch of the federal government empowered to address environmental problems and solutions in Argentina. It has legal authority to coordinate the development of environmental policy among member states. The member states adopt regulations or rules that are issued by the Argentine Assembly, which are issued as resolutions.

The Ministry of Environment and Sustainable Development, a member of the Federal Environment Council, assists the Chief of Cabinet of Ministers in the implementation of environmental measures and articulates its insertion in the ministries and other areas of the national public administration. It seeks to foster rational exploitation and sovereignty over Argentina’s natural resources with consideration to fairness and social inclusion. The Secretary is involved in environmental planning and preservation, planning and implementation of national environmental management in the implementation of sustainable development, rational use of non-renewable resources and the diagnosis of environmental issues in coordination with different branches of the Argentine government.

The Electricity Law

General

The Argentine electricity industry was originally developed by private companies. As a result of service problems, the Argentine government began to intervene in the sector in the 1950s and initiated a nationalization process. Law 15,336/60 was passed to organize the sector and establish the federal legal framework for the start of major transmission and generation projects. Many government-owned corporations were created within this framework in order to carry out various hydroelectric and nuclear projects.

As a result of the electricity shortage in 1989, the following laws were passed starting in 1990: Law 23,696 (“State Reform”), Law 23,697 (“Economic Emergency”) and Law 24,065 (“Electricity Framework”). The objective of the new legislation was essentially to replace the vertically-integrated system based on a centrally-planned state monopoly with a competitive system based on the market and indicative planning.

Regulatory Developments: The Industry After the Public Emergency Law

Law 25,561, the Public Emergency Law, was enacted in 2002 to manage the economic crisis that began that year. It forced the renegotiation of public service contracts (such as electricity transmission and distribution concession contracts) and imposed the conversion of U.S. dollar denominated obligations into Argentine pesos at a pegged rate of Ar$ 1.00 per US$ 1.00. The mandatory conversion of transmission and distribution tariffs from U.S. dollars to Argentine pesos at this pegged rate (compared to the market exchange rate at that time of approximately Ar$ 3.00 per US$ 1.00) and the regulatory measures that cap and reduce the spot and seasonal prices hindered the pass-through of generation variable costs in the tariffs to end customers.

The Public Emergency Law also empowered the Argentine government to implement additional monetary, financial and foreign exchange measures to overcome the economic crisis in the medium term. These measures have been periodically extended. Most recently, Law 27,200 enacted on November 2015, further extended the measures until December 31, 2017

The Argentine Secretary of Energy introduced several regulatory measures aimed at correcting the effects of the devaluation into the Argentine MEM’s costs and prices and to reduce the price paid by the end customers.

Resolution No. 240/2003 changed the method for calculating spot prices by decoupling such prices from the marginal cost of operation. Prior to this resolution, spot prices in the Argentine MEM were typically fixed by units operating with natural gas during the warm season (from September through April) and units operating with liquid fuel/diesel in the winter (May through August). Due to restrictions on natural gas supply, winter prices were higher and affected by the price of imported fuels priced in U.S. dollars. Resolution No. 240/2003 sought to avoid price indexation pegged to the U.S. dollar and, although generation dispatch is still based on actual fuels used, the calculation of the spot price under the resolution is defined as if all dispatched generation units did not have the existing restrictions on natural gas supply. In addition, water value is not considered if its opportunity cost is higher than the cost of generating with natural gas. The resolution also set a cap on the spot price at Ar$ 120 per MWh, which was valid until the adoption of Resolution No. 95/2013 (March 2013). The real variable costs of thermal units burning liquid fuels were paid by CAMMESA through the Transitory Additional Dispatch Cost (Sobrecosto transitorio de despacho) plus a margin of Ar$ 2.5 per MWh, according to the Resolutions No. 6,866/2009 and No. 6,169/2010, that came into effect in May 2010. The generators that have adopted Resolution No. 95/2013 are remunerated according to such resolution and later by Resolution No.529/2014 and Resolution No. 482/2015.

The Argentine government has avoided increases in electricity tariffs to end customers and seasonal prices have been maintained substantially fixed in Argentine pesos. In contrast, gas producers have received price revisions by the authority and thereby were able to recover part of the value that they lost as a result of the 2002 devaluation of the Argentine peso against the U.S. dollar.

Under this system, CAMMESA sells energy to distributors who pay seasonal prices and buys energy from generators at spot prices that recognize rising gas prices at a contractual price defined by the instructions of the Argentine Secretary of Energy. To overcome this imbalance, the Argentine Secretary of Energy — through Resolution No. 406/2003 — only allows payments to generators for amounts collected from the purchasers in the spot market. This resolution set a priority of payment for different services, such as capacity payment, fuel cost and energy sales margin, among others. As a result, CAMMESA accumulates debt with generators while the system gives a distorted price incentive to the market that encourages electricity consumption but discourages investments to satisfy the growth in electricity demand, including investments in transmission capacity. Additionally, electricity generators experience a reduction of estimated income from contract prices because of the reduction of the spot price. However, since 2013, generators that have adopted Resolution No. 95/2013 collect most of their income through CAMMESA.

The Argentine government had intentions to gradually reverse its decision to freeze distribution tariffs. During 2011, various resolutions authorizing the elimination of electricity and natural gas subsidies were issued. However, the subsidy elimination has been applied to only 5% of customers, and has not expanded to other customers. For further details, see “— Sales to Distribution Companies and Certain Regulated Customers” below.

In order to enhance the energy supply, the Argentine Secretary of Energy created different schemes to sell “more reliable energy.” Resolution No. 1,281/2006 created the Energy Plus Service Program, which was designed to increase generation capacity in order to meet growth in electricity demand over the “Base Demand,” which was the demand for electricity in 2005.

SE Resolutions No. 220/2007 and 724/2008 gave thermal generators the opportunity to reduce some of the adverse effects of Resolution No. 406/2003 by entering into MEM Supply Commitment Contracts (“CCAM” in its Spanish acronym). Under these resolutions, a thermal generator can perform maintenance or repowering investments to improve the availability of its units and add additional capacity to the system. After authorization, the thermal generator can then sign a CCAM at prices that would permit the recovery of such capital expenditures. Additionally, energy sales through a CCAM receive payment priority compared with spot energy sales under Resolution No. 406/2003. Generators with a CCAM can supply energy to CAMMESA for up to 36 months, renewable only for an additional six-month period.

During 2009, Resolution No. 762/2009 created the National Hydroelectric Program to promote the construction of new hydroelectric plants. The program enables authorized generators to enter into energy supply contracts with CAMMESA for up to 15 years at prices that would allow for the recoupment of their investment.

The Argentine government has adopted several other measures to encourage new investments, including the following: auctions to expand the capacity of natural gas transportation and electricity transmission; the implementation of certain projects for the construction of power plants; the creation of fiduciary funds to finance these expansions; and the awarding of contracts with renewable energy, called the “GENREN program.” For more details, refer to “— Environmental Regulation” below. In addition, Law 26,095/2006 created specific charges that must be paid by end customers, which are used to finance new electricity and gas infrastructure projects. The Argentine government has also enacted regulations to encourage the rational and efficient use of electricity.

Since the implementation of the Electricity Framework, the generation sector has sold the electricity it generates on the wholesale spot market and the private contract market. However, a series of resolutions have been published since 2005 that have permitted the Argentine government and generators to sign contracts for the incorporation of new generation plants and/or maintenance of existing plants to guarantee the availability of the units. On August 24, 2012, the Argentine government informed electricity sector companies that it would reform the Argentine MEM and end the marginal price system of the 1990s. To implement these changes, a Strategic Planning and Coordination Commission of the National Hydrocarbons Investment Plan was created. The principal change in the generation sector is the evolution of the “liberalized marginalist” model into a “Cost Plus” model in accordance with the following “Declared Principles”: (i) any income shall be applied to each company based on the sum of its equity and debt, less redundant assets, (ii) a “Reasonable Profit” would be recognized, and (iii) efficient operating costs would be recognized.

With this new regulatory model, the Argentine government has more information and control over (i) the profitability of companies, (ii) the quality of service, and (iii) the supply of fuels through CAMMESA, which is the sole supplier of fuels (through imports and a contract with YPF S.A., an Argentine company engaged in the exploration, distribution and sale of petroleum and its derivatives). Therefore, while generation companies will not pay for fuel, reducing their operating costs, they are not compensated for this expense in their prices, also reducing part of their revenues and changing the method employed to record revenues and operating costs.

The Argentine Secretary of Energy published Resolution No.95/2013, Resolution No. 529/2014 and Resolution No. 482/2015, in 2013, 2014 and 2015, respectively, which established a new remuneration scheme for all generation companies except for biomass/biogas, hydroelectric plants, nuclear plants and blocks of energy commercialized through energy contracts regulated by the Secretary of Energy. The remuneration scheme is based on average costs for generation companies, in contrast with the previous marginal price system. The new scheme establishes payments for fixed and variable costs depending on the type of technology, whether it be hydroelectric, thermal (gas turbine, steam turbine, combined cycle), internal combustion motor generators, wind, solar photovoltaic, biomass/biogas, as well as the size of the plant (small, medium or large units) separated by their technology and the type of fuel used (natural gas, fuel oil/gas oil, biofuels or coal). The generation companies received payments defined by Resolution No. 95/2013 from February 2013 until January 2014. From February 2014 until January 2015, generation companies received payments according to Resolution No. 529/2014. Since February 2015, generators have received payments according to Resolution No. 482/2015, which increased the amounts in order to compensate them for inflation effects. Resolution No. 482/2015 also includes the recognition of non-recurring maintenance costs for hydroelectric generation plants, and incorporates a new payment to finance new electric project investment.

The impact of Resolution No. 482/2015 has been favorable for generators in 2015 due to higher revenues received than those under Resolution No. 529/2014, leading to greater cash flows. However, the future effect of this regulation will depend on the remuneration values constantly being updated by the Argentine Secretary of Energy.

The increases in the payments to generators due to Resolution No. 482/2015, as compared to Resolution No 529/2014 are summarized as follows:

•	28% increase in the fixed cost recognition for combined cycle gas turbines, CCGTs and hydroelectric plants.

•	23.5% and 23% increase in the variable cost recognition for CCGTs and hydroelectric plants.

•	25% and 10% increase in the additional remuneration in CCGTs and hydroelectric plants, respectively.

•	18% increase in the non-recurring maintenance remuneration in hydroelectric plants, which before with Resolution No. 529/2014 did not receive this payment.

•	Create a charge intended to finance new investment projects during 2015-2018, called 2015-2018 FONINVEMEM charge (Cargo Foninvemem 2015-2018).

On July 2, 2015, El Chocón, Costanera and Dock Sud signed the “Agreement to manage and operate projects, increase thermal generation availability and adjust the remuneration for energy generated”. El Chocón, Costanera, Dock Sud and other companies decided to participate in an 800 MW combined-cycle gas turbine power plant project. The agreement states that the project will be funded with the receivables of the 2015-2018 FONINVEMEM remuneration and with a remuneration trust that was not used for other purposes, which is accrued between February 2015 and December 2018. Both the Secretary of Energy and the generators’ agents reserved the right to terminate this agreement if the respective complementary agreements were not signed within 90 days. To date there has been no further progress in the signing of the complementary agreements. Therefore, the contract is no longer valid.

Part of the additional remuneration set in Resolution No. 95/2013, adjusted by Resolution No. 529/2014 and Resolution No. 482/2015, went into a trust for the execution of works in the electricity sector. Resolution No. 95/2013 states that the payment deposited to the trust is not subject to any deduction or discount, and that the Secretary of Energy will define the mechanism under which the receivables collected by CAMMESA due to Resolution No. 406/2003 will be utilized.

Generators, including our combined entities, have the option to invest in new capacity, which can be financed with accruals of the trust. Costanera and El Chocón signed an agreement to install four new 9 MW generating units in Costanera. The investment of approximately US$ 44 million was financed with El Chocón’s Additional Remuneration Trust accruals. Resolution No. 482/2015 incorporated the payment values for this technology, generating units, that was not previously defined. The four generating units are expected to begin their commercial operation during the second quarter of 2016.

On December 16, 2015, the National Executive Branch enacted the Decree No. 134/2015, which declared a state of emergency for the National Electricity sector until December 31, 2017 and instructed the newly-created Ministry of Energy and Mining to prepare and implement a national program to improve the quality and safety of the electrical supply and guarantee that it is provided under the best technical and economic conditions.

FONINVEMEM

Resolution No. 712/2004 created FONINVEMEM, a fund whose purpose is to increase electricity capacity/generation within the Argentine MEM. Pursuant to Resolution No. 406/2003, the Argentine Secretary of Energy decided to pay generators for the spot prices up to the amount available in a stabilization fund, after collecting the funds from the purchasers in the spot market at seasonal prices, which were lower than spot prices for the same period. FONINVEMEM would receive the differences between spot prices and payments to sellers, according to Resolution No. 406/ 2003 from January 1, 2004 to December 31, 2006. CAMMESA was appointed to manage FONINVEMEM.

Pursuant to Resolution No. 1,193/2005, all private generators in the Argentine MEM were called upon to participate in the construction, operation and maintenance of the electricity generation plants to be built with the funds from FONINVEMEM, consisting of two combined-cycle generation plants of approximately 825 MW each.

Due to the insufficient resources to construct the plants, Resolution No. 564/2007 required all of the Argentine MEM’s private sector generators to commit to FONINVEMEM by including the differences between spot prices and payments made pursuant to Resolution No. 406/2003 for an additional period ending December 31, 2007. These plants were completed in 2010 and are powered by natural gas or alternative fuels.

The Energy Plus Program

In September 2006, the Argentine Secretary of Energy issued Resolution No. 1,281/2006 in an effort to respond to the continued increase in energy demand following Argentina’s economic recovery after the crisis. With this resolution, the Argentine government started the Energy Plus Program, which (i) create incentives to construct electricity generation plants; and (ii) ensure that energy available in the market is used primarily to service residential customers and industrial and commercial customers with an energy demand is at or below 300 kW as well as those who do not have access to other viable energy alternatives, as its principal objectives.

The resolution also established the price large customers are required to pay for excess demand that are not covered by a contract under the Energy Plus Program, which is equal to the marginal cost of operations. This marginal cost is equal to the generation cost of the last generation unit dispatched to supply the incremental demand for electricity at any given time.

Agreement to Manage and Operate Projects

On November 25, 2010, the Argentine Secretary of Energy signed an agreement with several generation companies, including our combined entities, in order to: (i) increase thermoelectric unit availability; (ii) increase energy and capacity prices; and (iii) develop new generation units through the contribution of outstanding debts of CAMMESA owed to the generation companies.

This agreement seeks to accomplish: (i) continue the reform of the Argentine MEM; (ii) enable the incorporation of new generation to meet the increased demand for energy in the Argentine MEM (pursuant to this agreement, our combined entities, together with the SADESA Group and Duke, formed a company to develop the combined-cycle project with a capacity of approximately 800 MW at the Vuelta de Obligado thermal plant (“VOSA”); (iii) determine a mechanism to pay the generators’ sales settlements with maturity dates to be determined (“LVFVD”), which represent generators’ claims for the period from January 1, 2008 to December 31, 2011. These contributions shall be returned with the interests and converted into U.S. dollars at the date of VOSA’s completion, considering the exchange rate existing as of the date on which the agreement was signed; and (iv) determine the method for recognizing the total remuneration due to generators.

On October 24, 2012, the contract for the turnkey supply and construction of the VOSA was entered into among General Electric Internacional Inc., General Electric Internacional Inc. Argentina branch, and the Argentine Secretary of Energy.

The project also includes the expansion of the Río Coronda 500 kV transformer station which connects to the Argentine NIS, the construction of four new fuel tanks, the construction of a gas pipeline to supply natural gas from the national network, and maintenance of the plant during the single and combined-cycle operation periods for a period of ten years. On December 3, 2014, VOSA started to operate its open cycle, with a capacity of 540 MW. Total installed capacity is expected to reach approximately 800 MW in 2016.

Limits and Restrictions

To preserve competition in the electricity market, participants in the electricity sector are subject to vertical and horizontal restrictions, depending on the market segment in which they operate.

Vertical Integration Restrictions

The vertical integration restrictions apply to companies that intend to participate simultaneously in different sub-sectors of the electricity market. These vertical integration restrictions were imposed by Law 24,065 (“Electricity Framework”), and apply differently to each sub-sector as described below:

Generators

•	Neither a generation company nor any of its controlled or controlling companies can be an owner, majority shareholder or the controlling entity of a transmission company; and

•	Since a distribution company cannot own generation units, a holder of generation units cannot own distribution concessions. However, the shareholders of the electricity generator may own an entity that holds distribution units, either by themselves or through any other entity created with the purpose of owning or controlling distribution units.

Transmitters

•	Neither a transmission company nor any of its controlled or controlling companies can be an owner, majority shareholder or the controlling company of a generation company;

•	Neither a transmission company nor any of its controlled or controlling companies can be an owner, majority shareholder or the controlling company of a distribution company; and

•	Transmission companies cannot buy or sell electric energy.

Distributors

•	Neither a distribution company nor any of its controlled or controlling companies can be an owner, majority shareholder or the controlling company of a transmission company; and

•	A distribution company cannot own generation units. However, the shareholders of an electricity distributor may own generation units either by themselves or through any other entity created with the purpose of owning or controlling generation units.

Horizontal Integration Restrictions

In addition to the vertical integration restrictions described above, distribution and transmission companies are subject to the following horizontal integration restrictions:

Transmitters

•	Two or more transmission companies can merge or be part of a same economic group only if they obtain an express approval from the ENRE. Such approval is also necessary when a transmission company intends to acquire shares of another transmission company. Pursuant to the concession agreements that govern the services rendered by private companies operating transmission lines between 132 kW and 140 kW, the service is rendered by the concessionaire on an exclusive basis in certain areas indicated in the concession agreement. Pursuant to the concession agreements that govern the services rendered by the private companies operating the high-tension transmission services of at least 220 kW, such companies must render the service on an exclusive basis and are entitled to render the service throughout the entire country, without territorial limitations.

Distributors

•	Two or more distribution companies can merge or be part of a same economic group only if they obtain an express approval from the ENRE. Such approval is necessary when a distribution company intends to acquire shares of another transmission or distribution company; and

•	Pursuant to the concession agreements that govern the services rendered by private companies operating distribution networks, the service is rendered by the concessionaire on an exclusive basis in certain areas indicated in the concession agreement.

Regulation of Generation Companies

Concessions

Hydroelectric generators with a normal generation capacity exceeding 500 kW must obtain a concession to use public water sources. Concessions may be granted for a fixed or an indefinite term.

Such concession holders have the right to: (i) take control of the private properties within the concession area (subject to general laws and local regulations) that are necessary to create reservoirs as well as underground or above ground supply-line and release channels, (ii) flood lands that are necessary to raise water levels, and (iii) request the authorities to make use of the powers conferred in article 10 of Law 15,336 in cases where it is absolutely necessary to appropriate the property of a third-party that was not part of the concession and the concession holder has failed to reach an agreement with such third-party.

Dispatch and Pricing

CAMMESA controls the coordination of dispatch operations and the administration of the Argentine MEM’s economic transactions. All generators that are Argentine MEM agents must be connected to the Argentine NIS and are obliged to comply with the dispatch order to generate and deliver energy to the Argentine NIS. The emergency regulations enacted after the Argentine crisis in 2001 had a significant impact on energy prices. Among the measures implemented pursuant to the emergency regulations were the specification of prices in the Argentine MEM and the requirement that all spot prices be calculated based on the price of natural gas, even in circumstances where alternative fuels such as diesel are purchased to meet demand due to the lack of supply of natural gas.

The introduction of Resolution No. 95/2013 suppressed the market for energy transactions among generators, large customers and traders. This resolution defines a regulated remuneration scheme for each type of technology used in power generation (see — Argentina — Industry Overview” and “— Regulatory Developments: the Industry After the Public Emergency Law”).

Seasonal Prices

The emergency regulations also made significant changes to the seasonal prices charged to distributors in the Argentine MEM, including the implementation of a cap (which varies depending on the category of customer) on the cost of electricity charged by CAMMESA to distributors at a price significantly below the spot price charged by generators. These prices have not changed since November 2008.

Pursuant to Resolution No. 1,301/2011, which announced the elimination of subsidies, the Argentine MEM’s seasonal reference prices for non-subsidized electricity were published in November 2011. This resolution also provided for the (i) discontinuation of the practice of charging subsidized prices for non-residential customers based on their payment capacity and economic activity; (ii) creation of a Register of Exceptions including a list of customers exempt from the subsidy elimination, provided that they can certify their inability to bear the seasonal reference prices for non-subsidized electricity; and (iii) the identification of the National State Subsidy, requiring CAMMESA to explicitly identify the subsidies that it provides to each level of demand. Under the resolution, distributors are also required to notify residential customers that will be affected by the elimination of subsidies.

As a result of Decree No. 134/2015, which declared a state of emergency for the Argentine Electricity sector, the Ministry of Energy and Mining enacted Resolution No. 6/2016 on January 27, 2016, that changed the seasonal price between February 2016 and April 2017 for the MEM. The seasonal price was calculated based on the operational programming, dispatch and price calculations. This resolution allowed prices to reflect the actual energy cost, reducing the subsidies and creating differentiated prices for the residential customers based on their efficient energy usage. This is the first step towards the reconstitution of market conditions.

Stabilization Fund

The stabilization fund, managed by CAMMESA, was created to absorb the difference between purchases by distributors at seasonal prices and payments to generators for energy sales at the spot price. When the spot price is lower than the seasonal price, the stabilization fund increases and when the spot price is higher than the seasonal price, the stabilization fund decreases. The outstanding balance of this fund at any given time reflects the accumulation of differences between the seasonal price and the hourly energy price in the spot market. The stabilization fund is required to maintain a minimum balance to cover payments to generators if prices in the spot market during the quarter exceed the seasonal price.

The stabilization fund has been adversely affected as a result of the modifications to the spot price and the seasonal price made by the emergency regulations, pursuant to which seasonal prices were set below spot prices resulting in large deficits in the stabilization fund. These deficits have been financed by the Argentine government through loans to CAMMESA and with FONINVEMEM funds, but these continue to be insufficient to cover the differences between the spot price and the seasonal price.

Sales to Distribution Companies and Regulated Customers

In order to stabilize the prices for distribution, the market uses the seasonal price as the energy price to be paid by distributors for their purchases of electricity traded in the spot market. This is a fixed price determined every six months by the Argentine Secretary of Energy based on CAMMESA’s recommended seasonal price level for the next period according to its estimated spot price. CAMMESA estimates this price by evaluating its expected supply, demand and available capacity, as well as other factors. The seasonal price is maintained for at least 90 days. Since 2002, the Argentine Secretary of Energy has been approving seasonal prices lower than those recommended by CAMMESA.

At the end of 2011, the Argentine government issued various resolutions in order to begin a process to reduce subsidies to gas, electricity and water tariffs. These resolutions provide for, among other things (i) the approval of the seasonal programming of regulated tariffs for the period from November 2011 to April 2012; (ii) establishment of a new non-subsidized seasonal price, which increased from Ar$ 243 per MWh to Ar$ 320 per MWh; (iii) listing of economic activities that are subject to the reduction in subsidies; (iv) creation of a register recording the exceptions to the reduction in subsidies; (v) establishment of the effective date for the new tariffs as of January 1, 2012; and (vi) provisions for voluntarily renouncing gas, electricity and water subsidies through an online system.

Specific Regulatory Charges for Electricity Companies

The authority to impose regulatory charges in Argentina is administratively divided among the federal, provincial and the municipal governments. Therefore, the tax charge varies according to where the customer lives.

Incentives and Penalties

The Energy Plus Service Program, part of the Energy Plus Program, is provided by generators that have (i) installed new generation capacity or (ii) connected previously unconnected existing generation capacity to the Argentine NIS. All Large Customers that had a higher demand than their Base Demand as of November 1, 2006, were required to enter into a contract with the Energy Plus Service Program to cover their excess demand. Large

Customers that did not enter into such contracts are required to pay additional amounts for any consumption that exceeds the Base Demand. The prices under the contracts with Energy Plus Service Program must be approved by the relevant authorities. Unregulated customers that were unable to secure an Energy Plus Service contract are able to request CAMMESA to conduct an auction in order to satisfy their demand.

Regulation in Transmission

The transmission sector is regulated based on the principles established in the Electricity Framework and the terms of the concession granted to Transener S.A. (the main operator of transmission lines in Argentina and a company not related to us) under Decree No. 2,743/92. Due to technological reasons, the transmission sector is heavily affected by economies of scale that limit competition. As a result, the transmission sector operates under monopoly conditions and is subject to considerable regulation.

Natural Gas Market

Since the emergency economic measures of 2002, the lack of investment in natural gas production forced the system to burn increasing amounts of liquid fuels.

The Argentine government has adopted different measures to improve the natural gas supply. Since 2004, local gas producers and the Argentine government have entered into various agreements to guarantee gas supply. The last agreement was signed in July 2009 and resulted in a 30% increase in the natural gas price for power generators until December 2009. In addition, Argentina and Bolivia entered into a 20-year agreement in 2006 that guarantees Argentina’s right to receive up to 28 million cubic meters of natural gas on a daily basis.

The Electronic Gas Market (“MEG” in its Spanish acronym) was also recently created to increase the transparency of physical and commercial operations in the spot market.

Electricity Exports and Imports

In order to give priority to the internal market supply, the Argentine Secretary of Energy adopted additional measures that restricted electricity and gas exports. SE Resolution No. 949/2004 established measures that allowed agents to export and import electricity under very restricted conditions. These measures prevented generators from satisfying their export commitments.

The Argentine Secretary of Energy published Disposition 27/2004, together with related resolutions and decrees, which created a plan to ration natural gas exports and the use of transport capacity. These measures restricted gas delivery to Chile and Brazil. These restrictions are expected to continue as Enargas Resolution No. 1,410 issued in October 2010, reinforced such restrictions on gas distribution to certain customers. Specifically, the resolution mandated that the distribution of gas be made in the following order, from highest to lowest priority: (i) residential and commercial customers; (ii) the compressed natural gas market; (iii) large customers; (iv) thermal generator units; and (v) exports.

Environmental Regulation

Electricity facilities are subject to federal and local environmental laws and regulations, including Law 24,051, the “Hazardous Waste Law” and its ancillary regulations.

Certain reporting and monitoring obligations and emission standards are imposed on the electricity sector. Failure to satisfy these requirements entitles the Argentine government to impose penalties such as suspension of operations which, in case of public services, could result in the cancellation of concessions.

Law 26,190, enacted in 2007, defined the use of nonconventional renewable energy as a national interest and set the target at 8% market share for generation from renewable sources within a term of ten years. During 2009, the government took actions to reach this objective by publishing Resolution No. 712/2009 and launching an international auction to promote the installation of up to 1,000 MW of renewable energy capacity. This resolution created a mechanism to sell renewable energy through fifteen-year contracts with CAMMESA under special price conditions through ENARSA, a state owned company engaged in upstream and downstream activities associated with hydrocarbons and electricity. In June 2010, the GENREN program awarded a total of 895 MW, distributed in the following manner: 754 MW of wind power, 110 MW of bio-fuels, 11 MW of mini-hydroelectric and 20 MW of solar units. The prices awarded vary from US$ 150 per MWh (for mini-hydroelectric units) to US$ 598 per MWh (for solar units). In 2011, the Argentine Secretary of Energy issued Resolution No. 108/11 which allowed CAMMESA to sign contracts directly with generators of renewable energy on conditions similar to Resolution No. 712/2009.

In October 2015, Law 27,191 “National Development Scheme for the Use of Renewable Energy Sources for the production of Electric Power”, was enacted and defined renewable energy sources as: wind energy, solar thermal, solar photovoltaic, geothermal, tidal, wave, ocean currents, hydroelectric, biomass, landfill gas, gas treatment plants, biogas and biofuels, except for the uses established in Law 26,093. The new capacity limit for hydroelectric plants that qualify under Law 27,191 was changed from 30 to 50 MW. The law establishes that large customers should meet their demand with contracts sourced renewable technologies according to the following values: 8% in 2017, 12% in 2019, 16% in 2021, 18% in 2023 and 20% in 2025. A maximum price of US$ 113.00 per MWh is set for renewable energy contracts in the MEM. The law does not set a specific commitment to distributors. It also establishes a penalty for those who do not comply with the rates contained in Art. 8 to pay a price equal to the variable cost of production of electricity generated with imported diesel fuel for the deficit of contracted renewable energy. Finally, Law 27,191 also establishes incentives for investments: anticipation of the added value tax refund, the application of accelerated depreciation, the creation of a common fund for project financing and import duty exemption.

Brazil

Industry Overview

Industry Structure

Brazil’s electricity industry is organized into one large interconnected electricity system, the “Brazilian NIS,” which comprises most of the regions of Brazil, and several other small isolated systems.

The following chart shows the relationships among the various participants in the Brazilian NIS:

Generation, transmission, distribution and trading are legally separated activities in Brazil.

The generation sector is organized on a competitive basis, with independent generators selling their output through private contracts with distributors, traders or unregulated customers. Differences are sold on the short-term market or spot market at the Settlement Price for the Differences (“PLD” in its Portuguese acronym). There is also a special mechanism between hydroelectric generators that seek to re-allocate hydrological risk by offsetting differences between hydroelectric generators’ assured energy and that which is actually produced, called the Electricity Reallocation Mechanism (“MRE” in its Portuguese acronym).

The Brazilian constitution was amended in 1995 to authorize foreign investment in power generation. Before then, all generation concessions were held directly or indirectly by Brazilians or by the Brazilian state.

The transmission sector operates under monopoly conditions. Revenues from the transmission companies are fixed by the Brazilian government. This applies to all electricity companies with transmission operations in Brazil. The transmission revenue fee is fixed and, therefore, transmission revenues do not depend on the amount of electricity transmitted.

Distribution is a public service that operates under monopoly conditions and is comprised of companies who have been granted concessions. Distributors in the Brazilian NIS are not allowed to: (i) perform activities related to the generation or transmission of electricity; (ii) sell electricity to unregulated customers, except for those in their concession area and under the same conditions and tariffs with respect to captive customers in the Regulated Market; (iii) hold, directly or indirectly, any equity interest in any other company, corporation or partnership; or (iv) develop activities that are unrelated to their respective concessions, except for those permitted by law or in the relevant concession agreement. Similarly, generators are not allowed to hold equity interests in excess of 10.0% in distributors.

The selling of electricity is governed by Law 10,848/2004 and Decrees No. 5,163/2004 and No. 5,177/2004 of the Electricity Trading Chamber or Clearing House (“CCEE” in its Portuguese acronym), and ANEEL Resolution No. 109/2004, which introduced the Electricity Trading Convention. This convention defines the terms, rules and procedures of the trading in the CCEE. Two possible situations were introduced by these regulations for the execution of energy sales agreements: (i) the regulated contracting environment, in which energy generation and distribution agents participate, and (ii) the free market contracting environment, in which energy generation, trading, importing and exporting agents, and unregulated customers, participate.

Commercial relations between the agents participating in the CCEE are governed mainly by energy sales agreements. All the agreements between the agents in the Brazilian NIS should be registered with the CCEE. The register includes the amounts of energy and the terms. The energy prices agreed are not registered with the CCEE, but instead are specified by the parties involved in the agreements.

The CCEE records the differences between energy produced or consumed and the contracted amount. The positive or negative differences are settled in the short-term market and priced at the PLD and are determined weekly for each level of required energy or load and for each sub-market, based on the system’s marginal operating cost, within a minimum and maximum price range.

The unregulated market includes the sale of electricity between generation concessionaires, independent producers, self-producers, sellers of electricity, importers of electricity, unregulated, and special customers. It also includes contracts in place between generators and distributors until their expiration, at which point new contracts may be entered into under the terms of the new regulatory framework. According to the specifications set forth in Law 9,427/96, unregulated customers in Brazil are those who currently: (i) have a demand of at least 3,000 kW, generated from conventional sources and purchase their energy directly from generators or traders, but not from distributors or (ii) have a demand in the range of 500 to 3,000 kW, which is generated from NCRE and purchase their energy directly from generators, traders or distributors.

The Brazilian NIS is coordinated by the Brazilian Electricity System Operator (“ONS” in its Portuguese acronym) and is divided into four electric sub-systems: South-East/Center-West, South, North-East, and North.

In addition to the Brazilian NIS, there are also the isolated systems that are not part of the Brazilian NIS. These isolated systems are generally located in the Northern and North-Eastern regions of Brazil and rely solely on electricity generated from coal-fired and oil-fueled thermal plants. According to the month electricity report of January 2015, (“EPE” in its Portuguese acronym), 99.2% of the energy required by Brazil is supplied by the Brazilian NIS and the remaining 0.8% is supplied by isolated systems.

Principal Regulatory Authorities

The Brazilian Ministry of Mines and Energy (“Brazilian MME”) regulates the electricity industry and its primary role is to establish the policies, guidelines and regulations for the sector.

The Brazilian National Energy Policy Council is in charge of developing the national electricity policy. Its principal responsibilities include advising the President in the formulation of energy policies and guidelines, promoting the stability and secure supply of the country’s energy resources, ensuring the energy supply to the most remote parts of the country, establishing directives for specific programs (such as the use of natural gas, alcohol, biomass, coal and thermonuclear energy) and establishing directives for the import and export of energy.

The Energy Research Company is an entity under the Brazilian MME. Its purpose is to conduct research and studies to support energy sector planning.

ANEEL, the Brazilian National Electric Energy Agency, is the entity that implements the regulatory policies. Its main responsibilities include, among others: (i) supervision of the concessions for electricity sale, generation, transmission and distribution; (ii) enactment of regulations for the electricity sector; (iii) implementation and regulation of the exploitation of electricity resources, including the use of hydroelectricity; (iv) promotion of a bidding process for new concessions; (v) resolution of administrative disputes between electricity sector agents; and (vi) setting the criteria and methodology for determining distribution and transmission tariffs, as well as the approval of all the electricity tariffs, ensuring that customers pay a fair price for energy supplied and, at the same time, preserving the economic-financial balance of the distribution companies, so that they can provide the service to agreed quality and continuity.

The Energy Sector Monitoring Committee (“CMSE” in its Portuguese acronym) is an entity created under the scope of the Brazilian MME and is under the Brazilian MME’s direct coordination. CMSE was established to evaluate the continuity and security of the energy supply across the country. CMSE has the mandate to: (i) follow the development of the energy generation, transmission, distribution, trading, import and export activities; (ii) assess the supply and customer service as well as the security of the system; (iii) identify difficulties and obstacles that affect the supply security and regularity; and (iv) recommend proposals for preventive actions that can help preserve the supply security and service.

CCEE is a non-profit company subject to authorization, inspection and regulation by ANEEL and its main purpose is to carry out the wholesale transactions and trading of electric power within the Brazilian NIS by registering the agreements resulting from market adjustments and whose agents are gathered into four categories: generation, distribution, trading and customers.

The ONS is comprised of generation, transmission and distribution companies, and independent customers, and is responsible for the coordination and control of the generation and transmission operations of the Brazilian NIS, subject to the ANEEL’s regulation and supervision.

The Brazilian Institute of Environment and Renewable Natural Resources (“IBAMA” in its Portuguese acronym) is an executive body of the National Environmental Policy, which acts as a federal independent organization. It is part of the Ministry of Environment, responsible for the implementation of the National Environmental Policy and the preservation and conservation of natural heritage, exercising control and supervision over the use of natural resources. IBAMA is also responsible for the environmental impact studies and the granting of environmental licenses for projects nationwide. The environmental license is a procedure by which the competent environmental agency at the federal, state or municipal levels, allows the location installation, expansion, and operation of businesses and activities that require natural resources. It also can consider the effective or potential pollution, in whatever form, and any cause of environmental degradation. This license seeks to ensure that preventive and control measures taken in the draft are compatible with sustainable development.

The Electricity Law

General

In 1993, the Brazilian electricity sector was reformed through Law 8,631/1993, which abolished the equalization of electricity tariffs system.

The Concessions Law 8,987 and the Electricity Sector Law 9,074, both enacted in 1995, intended to promote competition and attract private capital into the electricity sector. Since then, several assets owned by the Brazilian government and/or state governments have been privatized.

The Electricity Sector Law also introduced the concept of independent power producers, (“IPPs”), in order to open the electricity sector to private investments. IPPs are single agents, or agents acting in a consortium, who receive a concession, permit or authorization from the Brazilian government to produce electricity for sale.

Law 9,648/1998 created the wholesale energy market, composed by the generation and distribution companies. Under this new law, the purchase and sale of electricity are freely negotiated.

The spot price is used to value the purchase and sale of electric power in the short term market. According to the law, the CCEE is responsible for setting electricity prices in the spot market. These prices are calculated on a marginal cost basis, modeling future operation conditions and setting a merit order curve with variable costs for thermal units and opportunity cost for hydroelectric plants, resulting in one price for each subsystem set for the week subsequent to the determination.

Pursuant to Law 10,433/2002, the wholesale energy market structure is closely regulated and monitored by ANEEL. ANEEL is also responsible for setting wholesale energy market governance rules, including measures to stimulate permanent external investment.

During 2003 and 2004, the Brazilian government established the basis for a new model for the Brazilian electricity sector through Laws 10,847 and 10,848 of March 15, 2004, and Decree No. 5,163 of July 30, 2004. The principal objectives of these laws and decrees were to (i) guarantee the security of the electricity supply, promote the reasonability of tariffs, and (iii) improve social integration in the Brazilian electricity sector through programs designed to provide universal access to electricity.

The new model contemplates a series of measures to be followed by the agents, such as the obligation to contract all the demand of the distributors and unregulated customers. It also defines a new methodology for calculating the physical energy guarantee for sale of generation, contracting hydroelectric and thermal generating plants in proportions that ensure the best balance between guarantee and supply cost, plus the constant monitoring of the continuity and security of supply, seeking to detect occasional imbalances between supply and demand.

In terms of tariff reasonability, the model contemplates the purchase of electricity by distributors in a regulated environment through tenders carried out at the lowest tariff. As a result, the cost of acquiring electricity to be passed on to captive customers can be reduced. The new model includes electricity benefits for customers who are not yet included in this program, guaranteeing a subsidy for low income customers.

Limits and Restrictions

Regulatory Resolution No. 299/2008 repeals certain sections of ANEEL Resolution No. 278/2000, which established the limits and conditions for the participation of electricity distributors and traders. Specifically, the section of Resolution No. 278/2000 on limits to generation was repealed. Subsequently, Resolution No. 378/2009 establishes new procedures for analyzing mergers and violations of economic regulations in the electricity industry.

Regulation of Generation Companies

Concessions

The Concessions Law provides that, upon receiving a concession, IPPs and customers will have access to the distribution and transmission systems owned by other concessionaires, provided that they are reimbursed for their costs as determined by ANEEL.

Companies or consortia that intend to build or operate hydroelectric generation facilities with a capacity exceeding 30 MW or transmission networks in Brazil have to resort to a public tender process. Concessions granted to the holder give the right to generate, transmit or distribute electricity, as the case may be, in a given concession area for a certain period of time.

Concessions are limited up to 35 years for new generation concessions and up to 30 years for new transmission or distribution concessions. Existing concessions may be renewed at the Brazilian government’s discretion for a period equal to their initial term.

In September 2012, ANEEL’s Provisional Resolution No. 579/2012 established the criteria for the renewal of generation, transmission and distribution concessions that expire between 2015 and 2017. It foresees the reduction of energy tariffs and indemnities for non-depreciated investments in hydroelectric plants and transmission installations. In addition, Provisional Resolution No. 577/2012 defines procedures for the temporary provision of the electricity energy service in the case of cancellation of concessions due to management problems. It also reinforces the powers of ANEEL to intervene in the case of economic-financial imbalance in order to avoid affecting the service provided.

On January 23, 2013, the Brazilian Congress approved Law 12,783, which renewed electricity concessions according to Provisional Resolution No. 579/2013. This law requires companies to reduce the average electricity tariff by 20.2% from February 2013, and to extend generation, transmission and distribution concessions for a maximum of 30 years, for both hydroelectric and thermal plants, which expire between 2015 and 2017.

Dispatch and PLD Pricing

The PLD is used to value the purchase and the sale of electricity in the short term settlement market. The price-setting process of the electricity traded in the short-term market is based on the data used by the ONS to optimize the operation of the Brazilian NIS.

The mathematical models used to compute the PLD take into account the preponderance of hydroelectric plants within the Brazilian electricity generation grid. The purpose is to find an optimal equilibrium between the current benefit obtained from the use of the water and the future benefit resulting from its storage, measured in terms of the savings from the use of fuels for thermal plants.

The PLD is an amount computed on a weekly basis for each load level based on the Marginal Operational Cost, which in turn is limited by a maximum and minimum price in effect for each period and submarket. The intervals set for the duration of each level are determined by the ONS for each month and reported to the CCEE to be included into the accounting and settlement system.

The model used to compute the PLD seeks to achieve an optimal result for any given period and to define both the hydroelectric and thermal power generation for each submarket first considering the demand for electricity, then the hydrological conditions, the prices of fuel, the cost of the deficit, the entry of new projects into operation and the availability of equipment used for generation and transmission. As result of this process, the Marginal Operational Costs can be obtained for each load level and submarket.

The calculation of the price is based on the “ex-ante” dispatch that is determined based on estimated information existing prior to the actual operation of the system, taking into account the declared availability amounts regarding both the generation and the consumption envisaged for each submarket. The complete process for calculating the PLD involves the use of computational models to calculate the Marginal Operational Cost for each submarket on a monthly and weekly basis.

On November 25, 2014, ANEEL approved new limits for the PLD starting in 2015. The maximum limit decreased from R$ 823 per MWh to R$ 388 per MWh and the minimum increased from R$ 16 per MWh to R$ 30 per MWh. The main purpose of the new limits was to reduce the financial impact of the distributor’s exposure risks to the spot market for future contracted energy, principally as a reaction to the high spot prices in 2014. Also, the new maximum price mitigates risks faced by generators, such as unrecoverable economic and financial exposure when production is under contracted values. However, the possibility of selling surplus energy decreases with higher prices. Currently, generators can plan their surplus energy in order to boost their income by producing more energy in the months where higher prices are expected.

Annually, ANEEL defines new limits for the PLD. In December 2015, the range of the PLD for 2016 was set between R$ 30.25 per MWh to R$ 422.56 per MWh.

Electricity Reallocation Mechanism

The MRE provides financial protection against hydrological risks for hydroelectric generators by ensuring the optimal use of the hydroelectric resources of the interconnected power system.

The mechanism guarantees that notwithstanding the centralized dispatch, all hydroelectric generators that participate in the MRE will have a participation in the overall hydroelectric generation dispatched in proportion to their assured energy, or maximum firm energy, which is the electricity that a hydroelectric generation plant is able to deliver on a continual basis during a year, with poor hydrological conditions for the long term. The final value of the energy allocated to a hydroelectric generator can be greater or less than its assured energy depending on whether the hydroelectric generation is greater or less than the overall hydroelectric assured energy, respectively. This mechanism permits each hydroelectric generator, before buying energy in the spot market to fulfill its contracts, to purchase cheaper energy at a price that covers the incremental costs of operation, the maintenance of hydroelectric plants and the financial compensation for use of water. The tariff used for trading energy in the MRE, the Optimum Energy Tariff, was set as R$ 12.32 per MWh for 2016. As the overall hydroelectric generation is more stable than the individual hydroelectric production, the MRE is a very efficient mechanism to reduce the volatility of the individual production and the hydrological risk. Therefore, the energy contracts are only financial instruments in the Brazilian system and generation is totally disassociated from the energy contracts.

In November 2015, as a way of mitigating the impacts of drought, ANEEL approved the conditions for renegotiating hydrological risk with the hydroelectric generators that participate in the MRE, but approval by the Brazilian Senate is still pending.

Sales between the Agents of the Market

The current model for the electric sector states that the trading of electric power is accomplished in two market environments: the Regulated Contracting Environment (“ACR” in its Portuguese acronym) and the Free-Market Contracting Environment (“ACL” in its Portuguese acronym).

Contracting in the ACR is formalized by means of regulated, bilateral agreements, called Electric Power Trading Agreements within the Regulated Environment entered into between selling agents (sellers, generators, independent producers or self-producers) and purchasing agents (distributors) who participate in electric power purchase and sale auctions.

In the ACL environment, on the other hand, the negotiation among the generating agents, trading agents, free-market customers, importers and exporters of electric power is accomplished freely, whereby the agreements for the purchase and sale of electric power are entered into through bilateral agreements.

Generation agents, regardless of whether they are public generation concessionaires, IPPs, self-producers or trading agents, are allowed to sell electric power within the two environments. This allows the overall market to remain competitive. All agreements that have been entered into in the ACR or the ACL are registered in the CCEE and they serve as a basis for the accounting posting and the settlement of the differences in the short term market.

Sales by Generation Companies to Unregulated Customers

In the unregulated contracting environment, the conditions for purchasing energy are negotiable between suppliers and their customers. As for the regulated environment, where distribution companies operate, the purchase of energy must be conducted pursuant to a bidding process coordinated by ANEEL. In 2012, Brazilian MME’s Decree No. 455 mandated the creation of a price index and a requirement to register energy contracts ex-ante. The new price index was published in June 2014 and was tested internally over a six-month period before being officially published in the market in December 2014.

Sales by Distribution Companies and Regulated Customers

Pursuant to market regulations, all of distributors’ energy demand must be satisfied through regulated auctions coordinated by ANEEL. There are independent tender processes for the: (i) contracting of existing capacity in order to adjust the conditions of the current contracts or to enter into new power purchase agreements to replace expired agreements and (ii) contracting of new capacity to meet future demand.

Tenders for existing capacity are as follows: (i) A-0 tenders, energy adjustment tenders, for supplementing the energy needed to supply distribution customers in the concession market, with a limit of 1% of the energy needed; and (ii) A-1 tenders, for the acquisition of energy from all existing generation sources with purchase energy agreements of up to five years.

Future energy needs are covered through: (i) A-3 tenders, for the acquisition of energy from new generation sources (usually thermal and NCRE), and include reserve tenders that are also carried out to improve the stability of the system; and (ii) A-5 tenders, for energy purchases from any new generation source to be supplied five years following the tender. Both types of tenders involve purchase agreements ranging between 20 to 30 years.

Two tenders were planned for 2012. An A-3 tender for December 12, 2012, was cancelled due to low demand from distributors. An A-5 tender for new energy was held on December 14, 2012. Of the 574.3 MW of total installed capacity available for tender, 303.5 MW were allocated. The average price was fixed at R$ 91.25 per MWh. Of the total energy allocated, 294.2 MW were allocated to two hydroelectric plants (at an average price of R$ 93.46 per MWh) and 281.9 MW were allocated to ten wind farms (at an average price of R$ 87.94 per MWh).

In 2013, six tenders took place: (i) an energy adjustments tender, in which no energy was allocated and the maximum price was fixed at R$ 163 per MWh; (ii) an A-0 tender in which no energy was allocated and the maximum price was fixed at R$ 177.22 per MWh; (iii) an A-1 tender in which only 39% of the distributors requirements were allocated at average price of R$ 177.22 per MWh; (iv) an A-3 tender with 332.5 MWh allocated to 39 wind farms at an average price of R$ 124.43 per MWh; (v) an A-5 tender in which 690.8 MWh were allocated (46% hydroelectric plants and 54% biomass thermal plants) at an average price of R$ 124.97 per MWh; and (vi) an A-5 tender in which 1,599.5 MWh (33% hydroelectric plants, 5% biomass thermal plants and 62% wind farms) were allocated at an average price of R$ 109.93 per MWh.

In 2014, an A-0 tender was held on April 30, which resulted in 2,046 MW at an average price of R$ 268 per MWh. An A-3 tender was held on June 6, 2014, and of the 2,744.6 MW energy bid, 418 MW were assigned to the Santo Antonio hydroelectric plant at an average price of R$ 121per MWh and 551 MW were allocated to 21 wind farms at an average price of R$ 130 per MWh.

Sales of Capacity to Other Generation Companies

Generators can sell their energy to other generators through direct negotiation at freely-agreed prices and conditions.

Incentives and Penalties

Another change imposed on the electricity sector is the separation of the bidding process for “formerly existing power” and “new power” projects. The Brazilian government believes that a “new power project” needs more favorable contractual conditions such as long term power purchase agreements (15 years for thermal and 30 years for hydroelectric) and certain price levels for each technology in order to promote investment for the required expansion. On the other hand, “formerly existing power plants,” which include depreciated power plants, can sell their energy at lower prices under contracts with shorter terms.

Law 10,438/2002 created certain incentive programs for the use of alternative sources in the generation of electricity, known under the name of Proinfa. It assures the purchase of the electricity generated by Eletrobras for a period of 20 years and financial support from the Brazilian National Development Bank (“BNDES” in its Portuguese acronym), a state-owned development bank. Other programs include a discount of up to 50% on the distribution or transmission tariffs and a special exception for the customers with electricity demand in the range of 500 to 3,000 kW who decide to migrate to an unregulated environment, provided that such customers purchase electricity from generating companies using non-conventional sources of electricity.

Selling agents are responsible for paying the buying agent if they are unable to comply with their delivery obligations. ANEEL regulations set forth the fines applicable to electricity agents based on the nature and the materiality of the violation (including warnings, fines, temporary suspension of the right to participate in bids for new concessions, licenses or authorizations and forfeiture). For each violation, fines may be imposed for up to 2% of the concessionaire’s revenues arising from the sale of electricity and services provided (net of taxes) in the 12-month period immediately preceding any assessment notice. ANEEL may also impose restrictions on the terms and conditions of agreements between related parties and, under extreme circumstances, terminate such agreements.

Decree No. 5 163/2004 establishes that the selling agents must assure 100% physical coverage for their energy and power contracts. This coverage must be made up of physical guarantees from its own power plants or through the purchase of energy or power contracts from third parties.

Among other aspects, ANEEL’s Normative Resolution No. 109/2004 specifies that when these limits are not met, the generation companies and traders are subject to financial penalties. The determination of penalties is predicated on a 12-month period and the revenues obtained from the levying of the penalties are reverted to tariff modality within the ACR.

If the limits on contracting and physical coverage defined in the Trading Rules are not met, the relevant generation companies and traders are notified by the Superintendent of CCEE. Pursuant to the specific Trading Procedure, CCEE’s agents are allowed to file an appeal to be evaluated by CCEE’s Board of Directors who then decides whether to collect or to cancel the financial penalty.

Generation agents may sell power through contracts signed within the ACR or the ACL. IPPs must provide a physical coverage from their own power generation for 100% of their sales contracts. Self-producers generate energy for their own exclusive use and they may sell excess power through contracts with ANEEL’s authorization. In both cases, the verification of physical coverage is accomplished on a monthly basis, predicated on generation data and on sales contracts for the last 12 months. Generation agents must pay penalties if they fail to provide physical coverage.

Regulation in Transmission

Transmission lines in Brazil are usually very extensive, since most hydroelectric plants are usually located far away from the large centers of energy consumption. Today, the country’s system is almost entirely interconnected. Only the states of Amazonas, Roraima, Acre, Amapá, Rondônia and a part of Pará still do not have access to the interconnected power system. In these states, supply is carried out by small thermal plants or hydroelectric plants located close to their respective capital cities, but the Brazilian government is gradually connecting these areas.

The interconnected electricity system provides for the exchange of electricity among the different regions when any region faces problems, such as a reduction in hydroelectric generation due to a drop in its reservoir levels. As the rain seasons are different in the south, southeast, north and northeast of Brazil, the higher voltage transmission lines (500 kV or 750 kV) make it possible for locations with insufficient energy production to be supplied by generation centers located in a more favorable location.

Any electricity market agent that produces or consumes energy is entitled to use the basic network. Free-market customers also have this right, provided that they comply with certain technical and legal requirements. This is called “free access” and is guaranteed by law and by ANEEL.

The operation and management of the basic network is the responsibility of ONS, which is also responsible for managing energy dispatched from plants in optimized conditions, involving use of the interconnected power system hydroelectric reservoirs and thermal plants’ fuel.

Similar to distribution companies, transmission companies also have three tariff reviews: (i) an ordinary tariff review every four years; (ii) annual tariff adjustments due to inflation and the annual allowed revenue (a fixed amount paid by consumers and generators); and (iii) extraordinary tariff review.

Environmental Regulation

The Brazilian constitution gives the federal, state and local governments power to enact laws designed to protect the environment, and to issue regulations under such laws. While the Brazilian government is empowered to enact environmental regulations, the state governments are usually more stringent. Most of the environmental regulations in Brazil are at the state and local level rather than at the federal level.

Hydroelectric facilities are required to obtain concessions for water rights and environmental approvals. Thermal electricity generation, transmission and distribution companies are required to obtain environmental approvals from environmental regulatory authorities.

Colombia Industry Overview

Industry Structure

The Wholesale Electricity Market in Colombia (“Colombian MEM” in its Spanish acronym) is based on a competitive market model and operates under open access principles. The Colombian government participates in this market through an institutional structure that is responsible for setting forth policies and regulations, as well as for exercising supervision and control powers in respect of market participants. The Colombian MEM relies for its effective operation on a central agency, XM, which is in charge of the market central dispatch through the National Dispatch Center (“CND” in its Spanish acronym) and the management of the commercial exchange system through the Commercial Exchange System Authority.

The Colombian NIS includes generation plants, the interconnection grid, regional transmission lines, distribution lines and end customers.

There are two categories of agents, generators and traders, who are allowed to buy and sell electricity as well as related products in the Colombian MEM. All of the electricity supply offered by generation companies connected to the Colombian NIS and all of the electricity requirements of end-customers, whose demand is represented by trading companies, are traded on the Colombian MEM.

The following chart shows the relationships among the various participants in the Colombian MEM:

Generation activity consists of the production of electricity through hydroelectric, thermoelectric and all other generation plants connected to the Colombian NIS. The generation sector is organized on a competitive basis, with independent generators selling their output on the spot market or through private contracts with large customers, other generators and traders. Generation companies are required to participate in the Colombian MEM with all of their generation plants or units connected to the Colombian NIS with generation capacities of at least 20 MW. Generation companies declare their energy availability and the price at which they are willing to sell it. This electricity is centrally dispatched by the CND.

Trading consists of intermediation between the market participants that provide electricity generation, transmission and distribution services and the customers of these services, whether or not that activity is carried out together with other electricity-sector activities.

Electricity transactions in the Colombian MEM are carried out under the three following modes:

1.	Energy spot market: short-term daily market

2.	Bilateral contracts: long-term market; and

3.	“Firm Energy.”

“Firm Energy” refers to the maximum electric energy that a generation plant is able to deliver on a continual basis during a year, in poor hydrological conditions. The generator who acquires a Firm Energy Commitment

(“OEF” in its Spanish acronym) will receive a fixed remuneration during the commitment period, which is described in “— Incentives and Penalties” section below.

Transmission operates under monopoly conditions with a guaranteed annual fixed income that is determined by the new replacement value of the networks and equipment, and by the resulting value of bidding processes from the awarding of new projects for the expansion of the National Transmission System. This value is allocated among the traders of the National Transmission System in proportion to their energy demand.

Distribution is defined as the operation of local networks below 220 kV. Any customer may have access to a distribution network for which the customer pays a connection charge.

There is one interconnected system, the Colombian NIS, and several isolated regional and smaller systems that provide electricity to specific areas. According to the Colombian Mining and Energy Planning Agency, 96.8% of the Colombian population in 2014 received electricity through the public network.

Principal Regulatory Authorities

The Colombian Ministry of Mines and Energy (“MME”) is responsible for the policy-making of the electricity sector, which aims for a better use of the mining and energy resources available in Colombia, and in turn contributes to the country’s social and economic development.

The Colombian Mining and Energy Planning Agency is responsible for planning the expansion of the generation and transmission networks.

The Colombian National Council for Economic and Social Policy (“CONPES” in its Spanish acronym) is the highest national planning authority and works as an advisory entity to the government in all aspects related to Colombia’s economic and social development. It coordinates and directs the entities responsible for economic and social direction, through the study and approval of documents related to policy development.

The Colombian National Planning Department performs the functions of Executive Secretary of the CONPES and therefore is responsible for coordinating and presenting the documents for discussion at meetings.

The Energy and Gas Regulatory Commission (“CREG” in its Spanish acronym) implements the principles of the industry set out by the Colombian Electricity Act. This commission is constituted by eight experts named by the Colombian President, the MME, the Colombian Ministry of Public Credit and the director of the Colombian National Planning Department or their delegates. Such principles are: efficiency (the correct allocation and use of resources and the supply of electricity at minimum cost); quality (compliance with technical requirements); continuity (continuous electricity supply without unjustified interruptions); adaptability (the incorporation of modern technology and administrative systems to promote quality and efficiency); neutrality (impartial treatment of all electricity customers); solidarity (the provision of funds by high-income customers to subsidize the subsistence consumption of low-income customers); and fairness (an adequate and non-discriminatory supply of electricity to all regions and sectors of the country).

CREG is empowered to issue regulations that govern technical and commercial operations and to set charges for regulated activities. CREG’s main functions are to: (i) establish conditions for gradual deregulation of the electricity sector toward an open and competitive market, (ii) approve charges for transmission and distribution networks and for regulated customers(iii) establish the methodology for calculating maximum tariffs for supplying the regulated market, (iv) regulations for planning and coordination of operations of the Colombian NIS, (v) technical requirements for quality, reliability and security of supply, and (vi) protection of customers’ rights.

The National Operations Council is responsible for establishing technical standards to facilitate the efficient integration and operation of the Colombian NIS. It is a consultative entity composed of the CND’s Director and generation, transmission and distribution company representatives.

The Commercialization Advisory Committee is an advisory entity which assists CREG with the commercial aspects of the Colombian MEM.

The Colombian Superintendence of Industry and Commerce advises the national government and participates in the formulation of policies to promote competition, protect consumers, and protect industrial property, among others. It also investigates, corrects and sanctions restrictive commercial competition practices, such as antitrust practices, and oversees mergers of companies operating in the same industries in order to prevent excessive concentration or monopolies in certain industries.

The Colombian Superintendence of Domestic Public Services is responsible for the oversight of all public utility services companies. The Superintendence monitors the efficiency of all utility companies and the quality of services. The Superintendence can also assume control over utility companies when the availability of utility services or the viability of such companies is at risk. Other duties include enforcing regulations, imposing penalties and generally overseeing the financial and administrative performance of public utility companies, providing accounting norms and rules for public service companies, and in general, organizing information networks and databases pertaining to public utilities.

The Colombian Ministry of Environment and Sustainable Development (“MADS” in its Spanish acronym) is responsible for the management of the environment and renewable natural resources. It is also responsible for guiding and regulating environmental planning as well as developing policies and regulations. Its goal is to recover, preserve, protect, and promote sustainable use of renewable natural resources, the environment of the nation, and to ensure sustainable development, despite the functions assigned to other sectors.

The MADS, together with the Colombian President, aims to develop national environmental and renewable natural resource policies in order to ensure the right of Colombians to a healthy environment in which natural heritage and national sovereignty are protected.

The Electricity Law

General

In 1994, the Colombian Congress passed Law 142, known as the Public Utility Services Law, and Law 143, which form the basic legal framework that currently governs the electricity sector in Colombia. The most significant reforms included the opening of the electricity industry to private sector participation, the functional segregation of the electricity sector into four distinct activities (generation, transmission, distribution and trading), the creation of an open and competitive wholesale electricity market, the regulation of transmission and distribution activities as regulated monopolies and the adoption of universal access principles applicable to transmission and distribution networks.

The Colombian Electricity Act regulates electricity generation, trading, transmission, and distribution (collectively, the “Activities”). Under the law, any company existing before 1994, domestic or foreign, may undertake any of the Activities. Companies established subsequent to such date can engage exclusively in only one of such Activities. Trading, however, can be combined with either generation or distribution.

In 2014, the Colombian government published Renewable Energy Law 1,715/2014, which promotes the development of renewable energy and energy efficiency projects. The law proposes tax reductions for projects involved with renewable energies. Also, it establishes the development of a national fund that promotes research on related topics and defines the methodology for large and small scale self generation.

Limits and Restrictions

The market share for generators and traders is limited. The limit for generators is 25% of the Colombian system’s Firm Energy. The principal market share metric used by CREG to regulate the generation market is the percentage of Firm Energy that a market participant holds.

Additionally, if an electricity generation company’s share of Colombia’s total Firm Energy ranges from 25% to 30% and the market’s Herfindahl Hirschman Index, a measure of market concentration, is at least 1,800, such company becomes subject to monitoring by the Colombian Superintendence of Domestic Public Services. If an electricity generation company’s share of Colombia’s total Firm Energy exceeds 30%, such company may be required to sell its share exceeding the 25% threshold.

Similarly, a trader may not account for more than 25% of the trading activity in the Colombian NIS. Limitations for traders take into account international energy sales. Market share is calculated on a monthly basis according to the trader’s commercial demand and traders have up to six months to reduce their market share when the limit is exceeded.

Such limits are applied to economic groups, including companies that are controlled by, or under common control with, other companies. In addition, generators may not own more than a 25% interest in a distributor, and vice versa. However, this limitation only applies to individual companies and does not preclude cross-ownership by companies within the same corporate group.

A distribution company can hold over 25% of an integrated company’s equity if the market share of the latter company accounts for less than 2% of the national generation business. A company created before the enactment of Law 143 is prohibited from merging with another company created after Law 143 came into effect.

A generator, distributor, trader or an integrated company (i.e., a firm combining generation, transmission and distribution activities) cannot own more than 15% of the equity in a transmission company if the latter represents more than 2% of the national transmission business in terms of revenues.

Regulation of Generation Companies

Concessions

Under Laws 142 and 143 of 1994 economic activities related to the supply of the electricity service are governed by the constitutional principles of free market economic activity, free market private initiative, freedom to enter and leave the market, corporate freedom, free market competition and private property, with regulation and inspection, surveillance and control by the state.

According to Law 143, these constitutional principles of freedom are the general rule in the electricity industry, while the concession is the exception. Different economic, public, private or mixed agents may participate in the sector’s activities, which agents shall enjoy the freedom to develop their functions in a context of free market competition. In order to operate or start up projects, agents must obtain from the competent authorities the necessary environmental, sanitation and water-right permits as well as other municipal permits and licenses. All economic agents may build generation plants and their respective connection lines to the interconnection and transmission networks.

The Colombian government is not legally allowed to participate in the execution and exploitation of generation projects. As a general rule, such projects are to be carried out by the private sector. The Colombian government is only authorized to enter into concession agreements on its own behalf relating to generation when there are no agents prepared to assume these activities on comparable conditions.

Dispatch and Pricing

The purchase and sale of electricity can take place between generators, distributors acting in their capacity as traders, traders (who do not generate or distribute electricity) and unregulated customers. There are no restrictions for new entrants into the market as long as the participants comply with the applicable laws and regulations.

The Colombian MEM facilitates the sale of surplus energy that has not been committed under contracts. In the wholesale market, an hourly spot price for all dispatched units is established based on the offer price of the highest priced energy dispatched unit for that period. The CND receives price bids each day from all the generators participating in the Colombian MEM. These bids indicate prices and the hourly available capacity for the following day. Based on this information, the CND, guided by an “optimal dispatch” principle (which assumes an infinite transmission capacity through the network), ranks the dispatch optimized during the 24-hour period, taking into consideration initial operating conditions, and determining which generators will be dispatched the following day in order to satisfy expected demand. The price for all generators is set as the most expensive generator dispatched in each hourly period under the optimal dispatch. This price-ranking system is intended to ensure that national demand, increased by the total amount of energy exported to other countries, will be satisfied at the lowest cost combination of available generating units in the country.

Additionally, the CND plans for the dispatch, which takes into consideration the limitations of the network, as well as other conditions necessary to satisfy the energy demand expected for the following day in a safe, reliable and cost-efficient manner. The cost differences between the “planned dispatch” and the “optimal dispatch” are called “restriction costs”. The net value of such restriction costs is assigned proportionally to all the traders within the Colombian NIS, according to their energy demand, and these costs are passed through to the end customers. Some generators have initiated legal proceedings against the government arguing that recognized prices do not fully cover the costs associated with these restrictions because current regulations do not take into account all the costs of safe, reliable generation. However, CREG believes that Resolution No. 036/2010 modified the remuneration of hydroelectric plants by assigning the opportunity cost to the spot price, which compensated for these costs.

During 2012 and 2013, the “Statute for situations of scarcity in the MEM as part of the operative regulations” was under evaluation. In 2014, CREG published Resolution No. 026/2014 which enacted the Statute, which defines the rules of operation under critical supply conditions.

Since October 2015, Colombia has been affected by El Niño phenomenon, which has reduced rainfall in most of the country, decreasing hydroelectric generation. In order to guarantee the system’s reliability and security, CREG published several temporary regulations regarding the surplus capacity of small plants, limiting exports, changing the regulations of electricity trade in the MEM, among others.

Also, CREG defined a new option for power plants that have OEF commitments and operate with fuels such as diesel or kerosene allowing them to receive a higher price than the scarcity price, which triggers the OEF and is defined in the reliability charge methodology. The price differences are paid by customers.

Sales by Generation Companies to Unregulated Customers

In the unregulated market, generation companies and unregulated customers sign contracts in which terms and prices are freely agreed. Typically, these agreements establish that the customer pays for the energy that it consumes each month without a minimum or maximum. The prices are fixed in Colombian pesos indexed monthly to the Colombian PPI. According to CREG Resolution No. 131 of 1998, to be considered “unregulated”, customers are required to have an average monthly power demand for six months of at least 0.1 MW, or a minimum of 55 MWh in monthly average energy demand over the prior six months.

Sales by Distribution Companies to Regulated Customers

The regulated market is served by traders and by distributors acting as traders, who bill all service costs, according to prices regulated by CREG. The scheme allows distributors to pass through the average purchase price of all the market transactions that affect the regulated market into the customer’s tariff, thereby mitigating spot price volatility and providing an efficiency signal to the market. Additionally, CREG established a formula for the total cost of service, which transfers transmission, distribution, marketing costs, and physical losses costs to the regulated market.

Sales by Generation Companies to Traders for the Regulated Market

Traders in the regulated market are required to buy energy through procedures that ensure free market competition. For evaluating the bids, the buyer takes into account price factors as well as other technical conditions and commercial objectives to be defined before the contracting process. These agreements can be signed with different terms, such as for amounts contracted, demanded with or without a limit, or actually consumed, etc. Prices are denominated in Colombian pesos indexed monthly to the Colombian CPI.

Sales to Other Generation Companies

Generators can sell their energy to other generators through freely negotiated prices and conditions.

Regulatory Charges

Generation contribution to the Financial Support Fund for Energy for Unconnected Zones: Law 633 of 2000 (tax reform) states that generators must make a contribution of one Colombian peso to the Financial Support Fund for Energy for Unconnected Zones for every kilowatt dispatched on the Wholesale Energy Exchange. This requirement was extended to 2021 by both Law 1,715/2014 in May 2014 and by Decree No. 142/2015 of January 2015.

Incentives and Penalties

Generators connected to the Colombian NIS can also receive “reliability payments” which are a result of the OEF that they provide to the system. The OEF is a commitment on the part of generation companies backed by its physical resource capable of producing firm energy during scarcity periods. A generator that acquires an OEF will receive fixed compensation during the commitment period, whether or not the fulfillment of its obligation is required. To receive reliability payments, generators have to participate in firm energy bids by declaring and certifying such firm energy. During a transition period that ended in November 2012, the firm energy supply for reliability purposes was assigned proportionally to the declared firm energy of each generator. After the transition period, only the additional firm energy required by the system is allocated by bids. The OEF assignation auctions are oriented to generation projects with construction periods under four years and projects with long construction periods (“GPPS” in its Spanish acronym). In addition, CREG can carry out OEF reconfiguration auctions oriented to adjust the differences between the assigned OEF and expected demand. When demand is higher or lower than expected, CREG can organize auctions in which it can acquire more firm energy, or on the contrary, agents with exceeding OEF sell their commitments.

During 2011, CREG published resolutions for the assignment of OEF for projects with construction periods under four years for the periods from December 2014 to November 2015 and from December 2015 to November 2016. For the first period, the OEF was assigned proportionally to the existing generators while, for the second period, it carried out an auction to supply the additional OEF on December 27, 2011. Since then it has not been necessary to carry out any auction to supply additional future firm energy requirements.

During 2013, Resolution No. 062/2013 created incentives for thermal plants to back up their OEF with imported natural gas to guarantee their OEF for ten years beginning December 2015. The new resolution proposes the foundations of the remuneration for the group of thermal plants in order to develop the first regasification terminal in Colombia.

On March 10, 2014, CREG published Resolution No. 022/2014, which defined a transitory regulated revenue in order to motivate the system participants to build an LNG terminal. During 2014, the participants were beginning to contract trading and import agents; however, due to the delay in the construction phase, CREG has allowed thermal generators to comply with their OEF using alternative fuels.

During 2014, CREG adjusted requirements for thermal plants with the ability to utilize multiple fuels in order to allow them to use natural gas instead of petroleum-based liquid fuels. Projects under construction with delayed start dates are now able to exchange the terms of their OEF, under specific conditions, with geothermal power plants in order to include renewable energy (wind since 2011 and biomass since 2013). Through Resolution No. 022/2014, CREG defined a transitory regulated revenue in order to motivate the system participants to build a LNG terminal. The new terminal will be available in December 2016.

The tender for firm energy for the period from November 2015 to December 2016 was made on December 27, 2011. Seven companies participated with a total of eight projects of which five were assigned at a price of US$ 15.7 per MWh. The new projects are Río Ambeima (hydroelectric, 45 MW), Carlos Lleras Restrepo (hydroelectric, 78 MW), San Miguel (hydroelectric, 42 MW), Gecelca 32 (thermal, 250 MW) and Tasajero 2 (thermal, 160 MW). The new assignments were made for a period of twenty years beginning on December 1, 2015.

In addition, on January 26, 2012, the auction was concluded for projects with long construction periods which assigned OEFs for a period of twenty years to three hydroelectric projects and one thermal project. Two of these were assigned to new plants: Termonorte which will have a capacity of 88 MW by 2017 and the Porvenir II hydroelectric power plant which will have a capacity of 352 MW by 2018. The other two involved increases in OEF for plants already under construction and had available firm energy following the auction process conducted in 2008 (Sogamoso and Pescadero-Ituango hydroelectric plants). The process ended with assignment prices below the maximum defined (US$ 15.70 per MWh), and were in connection with Termonorte (US$ 14.90 per MWh); Porvenir II (US$ 11.70 per MWh); Sogamoso and Pescadero-Ituango (US$ 15.70 per MWh).

CREG regulated the reconfiguration auction scheme, under the methodology of reliability charge that allowed agents to change the beginning of the OEF by renouncing the “reliability payments” and paying a premium. XM published the results of the auction sale reconfiguration of OEF and Termocol, Amoya and Gecelca were the participating companies.

During 2012, CREG also issued Document No. 48/2012 regarding OEF allocation for the period from December 2016 to November 2017. CREG indicated that (i) an auction for OEF allocation was not necessary due to the conditions of the system and (ii) the assignment schedule will be published once there is greater certainty regarding the execution dates Colombia-Panama interconnection agreement and the processes for importing natural gas. In addition, in July 2012 a reconfiguration auction for the period of December 2012 to November 2013 took place in order to minimize the difference between the assigned OEF and the expected demand for that period.

The OEF was allocated to Termocol, which owns the Poliobras project (4.5 GWh per day) and to Amoyá, which owns the Isagen project (0.5 GWh per day). Such tenders are called when previously allocated OEFs exceed the projected demand for a certain period. The tender ended with a price margin of US$ 0.60 per MWh, which is greater than the reliability load price of December 2012 to November 2013. Projects such as Ambeima and Porvenir II have lost their OEF.

In 2014, CREG published the Circular 088/2014, indicating that no auction is needed for the period from December 2016 to November 2020.

In 2015, CREG presented the methodology to calculate firm energy for wind plants. The new resolution allows projects without wind measurements for 10 years, to use proxy data in order to calculate the power-wind curve. The results of the approximation must be certified by the National Operations Council.

Also in 2015, CREG published the new reliability charge methodology for small plants. According to Resolution No. 138/2015, the reliability charge clearing scheme for small plants will be centralized, as it is for large plants, and small plants must present a firm energy commitment for the reliability charge in order to have OEF assignations. CREG is allowing smalls plants to keep participating on the current remuneration mechanism if the differences between real and programmed generation are greater or lower than 5%. For the first year, the gap was defined as greater or lower 10%.

Electricity Exports and Imports

Andean Nation Community (“CAN” in its Spanish acronym) Decisions 536 of 2002, 720 of 2009, and 757 of 2011, signed by the countries that participate in the Andean Nations Community, Colombia, Ecuador, Bolivia and Peru, established the general framework for the interconnection of electrical systems that created a coordinated economic dispatch for the countries involved in the interconnections. Under this framework, the interconnection system between Colombia and Ecuador was inaugurated in March 2003. The two countries adopted a transitional regime pursuant to CAN 757, while adopting common standards in order to make such international transactions viable.

In addition to the interconnection with Ecuador, Colombia is also interconnected with Venezuela by three links, the most important being the Cuestecitas-Cuatricentenario line. During 2011 and 2012, there were energy transfers made from Colombia to Venezuela, through this line, under an agreement between the Presidents of both nations. The agreement allows for estimated transactions of 30 GWh per month, with a demand of 70 MW in periods of low and medium load and of 140 MW in periods of high load. The contract was signed on February 1, 2013 for a period of eleven months and was formalized by a contract between Isagen (Colombia) and Corpoelec (Venezuela).

There is also an energy interconnection project with Venezuela being carried out by the Institute of Planning and Promotion of Energy Solutions for Non-Interconnected Zones pursuant to an agreement between Colombia and Venezuela. Under the terms of this agreement, Colombia will sell electricity to Venezuela at a rate that is much cheaper than the costs to produce it. Venezuela will pay for the electricity with fuel rather than cash. This interconnection project is estimated to cost US$ 8 billion and includes the construction of a 35.6 kilometer transmission line with a capacity of 34,500 volts in order to supply electricity to the region of San Fernando de Atabapo, Venezuela.

In the first half of 2012, CREG and the National Public Services Authority of Panama issued resolutions that provided for enhancing the process for tendering of rights to construct the future interconnection line between Colombia and Panama.

The resolutions also supplement pre-existing resolutions by providing for provisions that allow Panamanian distribution companies to participate in future tenders in Colombia. The most important resolutions issued by Colombia are (i) CREG No. 002/2012, which attempts to resolve the discrepancies between firm capacity in Panama and the OEF in Colombia; (ii) CREG No.004/2012, which outlines the exchanges in conditions of rationing; and CREG No.057/2012, which is an operative agreement between the operators of the systems of Colombia and Panama. Panama has also issued parallel resolutions that enable Colombian companies to participate in tenders in Panama as international interconnection agents.

Emgesa, Isagen, Celsia and its subsidary EPSA participated in the tender process to obtain line capacity rights in Panama that took place on August 21, 2012. These companies were able to participate in the tender by forming subsidiaries in Panama and complying with all requirements under Panamanian law, including the provisions related to guarantees.

In June 2012, Interconexión Eléctrica Colombia-Panamá (“ICP” in its Spanish acronym), which is jointly owned by Interconexión Eléctrica de Colombia and the state-owned Empresa de Transmisión Eléctrica de

Panamá, was entrusted with the construction of an interconnection project and was allowed to join the tender for capacity rights. ICP submitted the base amount that is necessary to participate in the tender and proceeded to obtain prequalifications in July and August 2012. However, the tender process was suspended indefinitely on August 19, 2012. This was primarily due to financial reasons as the Panamanian government, citing budget constraints, refused to provide a firm commitment to contribute capital.

ICP is expected to continue to seek financial support in order to ensure the viability of the project and reduce uncertainties for the participants. With the support from the Interamerican Development Bank, ICP has hired a consultant to carry out a study that will explore alternatives plans that would result in more competitive energy prices and greater business opportunities. The Colombian government is also in discussions with its Panamanian counterpart in order to restart the process.

In November 2012, the Declaration of Santiago was signed by Chile, Colombia, Ecuador, Peru and Bolivia. The main purpose of this declaration was to facilitate regional electricity transactions by harmonizing regulatory frameworks of the member countries in order to connect the electricity networks of the signatory countries in the Pacific area.

Gas Market

Natural gas is important for the Colombian electricity sector, as natural gas is a key fuel for generation. The Colombian natural gas market operates under near monopolistic conditions and consists of a primary market, secondary market and short-term market. Supply contracts depend on a balance between supply and demand for the next five years, which is calculated by the regulatory authority every year. If demand exceeds supply, auctions take place, if the opposite happens, bilateral negotiations are carried out. Transportation contracts are traded under bilateral negotiation schemes or through auctions.

This regulatory framework is the result of a former proposal that sought to reform the wholesale market for natural gas and ensure that it operates under the principles of transparency and liquidity. This new framework also outlines entities that are eligible to participate in each market, the types of permitted transactions, and the kind of contracts that may be entered into. It even seeks to create standardized force majeure provisions for such contracts in order to clarify the responsibilities of the parties. The new rules took effect in August 2013.

During 2014, CREG defined the rules for choosing the Market Manager, invited participants for the subsequent selection as natural gas Market Manager, and regulated the creation of trust instruments in their care. In 2015, the gas Market Manager was chosen and started operations. Its main responsibilities are the validation and monitoring of participant registration, the primary and secondary market supply and transport contract registration, and the implementation of long term and short term auctions. During the second half of 2014, and in accordance with the new regulatory framework, work continued on the second phase of marketing natural gas, which describes short and long term gas bilateral supply negotiations and aftermarket supply negotiations as well as transportation.

The third trading process of natural gas took place between September 2015 and November 2015 and this third trading process considered bilateral negotiations given that the supply exceed the demand.

As a result of the implementation of the indexes in Annex IV of CREG Resolution No. 089/ 2013, prices of signed, long-term gas contracts were adjusted in November 2013, yielding an increase of around 25% for gas supply contracts in Guajira. CREG requested that agents resume the discussion to achieve a consensus among all participants in the natural gas chain to introduce tariffs for supply contracts and final rate regulated market.

During 2015, CREG presented the final scheme for supply contract indexation. It considers two methodologies, bilateral negotiation and regulated formula application.

Also, advancements were made in defining the methodology to be used for calculating the discount rate, based on the WACC to be applied in natural gas transmission and distribution, fuel gas and LPG transport via pipelines, transmission and distribution of electricity in the national grid, and the generation and distribution of electricity in areas that are not connected to the Colombian NIS.

Late in 2015, the MME issued regulations related to the reliability and security of natural gas supply; by modifying the definition of essential demand, the order of supply priority and to identify the essential elements for the elaboration of the “Supply Plan for Natural Gas” which is the responsibility of the Mining and Energy Planning Unit. The main objective of this plan is to prepare the sector in case of supply shortages and design the regulatory framework to improve the transport and supply infrastructure.

Regulation in Transmission

Transmission companies which operate at least 220 kV grids constitute the National Transmission System (“NTS”). They are required to provide access to third parties on equal conditions and are authorized to collect a tariff for their services. The transmission tariff includes a connection charge that covers the cost of operating the facilities, and a usage charge, which applies only to traders.

CREG guarantees an annual fixed income to transmission companies. Income is determined by the new replacement value of the network and equipment and by the resulting value of the bidding processes of awarding new projects for the expansion of the NTS. This value is allocated among the traders of the NTS in proportion to their energy demand.

The review of regulated transmission charges began in 2013 with the publication of the remuneration bases methodology proposed by CREG Resolution No. 042/2013. Such bases were complemented by the development of the Purposes and Guidelines for the Transmission Remuneration for the period 2015-2019, which was presented in CREG Resolution No. 078/ 2014, and by the draft methodology contained in CREG Resolution No. 178 /2014. This resolution was defined by the MME and seeks to ensure timely expansions and adequate assets. The new transmission remuneration methodology and the new transmission charges are expected to be issued during 2016.

The expansion of the NTS is conducted according to model expansion plans designed by the Colombian Mining and Energy Planning Agency and pursuant to bidding processes opened to existing and new transmission companies, which are handled by the MME in accordance with the guidelines set by CREG. The construction, operation and, maintenance of new projects is awarded to the company that offers the lowest present value of future cash flows needed for carrying out the project.

In 2012, CREG established the new quality of service regulation for the NTS. It defined incentives for failure to provide energy and required companies to compensate customers, by reducing their charges, for service interruptions in the NTS.

Trading Regulation

The retail market is divided into regulated and unregulated customers. Customers in the unregulated market may freely and directly enter into electricity supply contracts with a generator or a distributor, acting as traders, or with a pure trader. The unregulated customer, which for 2013 represented about 33% of the market, consists of customers with a peak demand in excess of 0.1 MW or a minimum monthly energy consumption of 55 MWh.

Trading involves reselling the electricity purchased in the wholesale market. It may be conducted by generators, distributors or independent agents, which comply with certain requirements. Parties freely agree upon trading prices for unregulated customers.

Trading on behalf of regulated customers is subject to the “regulated freedom regime” under which tariffs are set by each trader using a combination of general cost formulas given by CREG and individual trading costs approved by CREG for each trader. Since CREG approves limits on costs, traders in the regulated market may set lower tariffs for economic reasons. Tariffs include, among other things, energy procurement costs, transmission charges, distribution charges and a trading margin.

The most recent trading tariff formula became effective in 2015, as set by CREG Resolution No. 180 /2014. The main changes to this formula were the establishment of a fixed monthly charge covering operating cost plus a variable income for traders covering credit risk, working capital subsidies, and other selling costs. Selling costs have been approved individually for traders during 2015 and 2016.

In May 2009, a company called Derivex was created so as to incorporate an energy derivatives market. In October 2010, Derivex began its operation with the first electricity forward derivative contract.

In December 2011, CREG issued the Retailing Code, which includes specific rules that improve retailers’ relations with other electricity market members. It established new regulations about energy measurement, non-technical losses, the retailers’ connection to the wholesale electricity market, and the retailers’ credit risks, among other considerations.

In October 2013, CREG published a new resolution that defines “technical equity” (equity corresponding to the minimum equity that allows agents to perform operations on the wholesale market, either as sellers or buyers) as a mechanism to rate the technical abilities of companies in order to protect the wholesale market from unstable companies. According to the new rule, any transaction in the spot market has to be lower than the technical equity of the companies involved in the transaction.

In order to improve wholesale price formation, CREG has been designing a new energy procurement scheme based on long term energy bids, known as Organized Market (“MOR” in its Spanish acronym). The final rules for this new system are not available, but CREG issued a draft version of the mechanism through Resolution No. 117/2013, and the deadline for consultations has passed. It is expected that the final resolution on MOR will be issued in early 2015, and the first auction will be called for by the end of the year.

Tariffs to End Customers

The energy trader is responsible for charging the electricity costs to end customers and the transfer of their payments to the industry’s agents. The tariffs applied to regulated customers are calculated according to a formula established by CREG. This formula reflects the costs of the industry (generation, transmission, distribution), depending on the customer’s connection level, trading losses, constraints, administrative costs, and market operating costs. The pricing formula is currently under review and CREG Resolution No. 135 /2014 establishes the basis of the studies to determine the unit cost formula of providing service to regulated customers. It is expected that the commission will issue the formula during 2016.

There are different factors that affect the final costs of the service. Subsidies and/or contributions are applied according to the socio-economic level of each customer, and when subsidies exceed contributions, the Colombian government compensates for the difference. Another factor that affects the final tariff is the distribution area, which establishes a single distribution tariff for the distribution companies in adjacent geographic zones.

In addition, to subsidize the value of electricity for the most financially vulnerable residential customers residing in the least developed rural areas, the MME established the Social Energy Fund (“FOES” in its Spanish acronym). Decree No. 011/2012 regulates FOES as defined in article 103 of Law 1450 of 2011 (published in 2012). FOES offsets CP$ 46 kWh of the price of electricity for the above mentioned customers.

Renewable Energy and Energy Efficiency

Since 2001, energy efficiency has been promoted in Colombia, through Law 697, which has been the framework for efficiency programs including the program for rational and efficient use of energy. In December 2012, the Colombian Mining and Energy Planning Agency published Resolution No. 0563, which establishes the procedure for the exclusion of sales tax for the programs or activities related to reduced energy consumption and energy efficiency.

On May 13, 2014, the Renewable Law (Law 1,715) was enacted. This new law establishes a general legal framework and created a fund intended to promote the development of non-conventional renewable energy, energy efficiency and programs designed to reduce electricity demand. One of its principal objectives is the progressive replacement of diesel generation in non-interconnected and isolated areas, in order to reduce energy cost and greenhouse gas emissions.

During the second half of 2014, the government worked on several aspects of the regulation, and as a result, in December the MME enacted Decree No. 2,492 and 2,469 establishing guidelines for the demand response mechanism and the sale of surplus energy by self-generators.

In 2015, MME enacted Decree No. 2,143 which defines the process agents must undertake in order to receive the tax and tariff benefits established by Law 1715. Regarding this rule, Mining and Energy Planning Agency also published Resolution No. 45 which establishes the procedures to receive the certificate that allows agents to access the benefits regarding taxes and import tariffs.

Environmental Regulation

The environmental framework in Colombia was established by Law 99/1993, which also established the Colombian Ministry of the Environment (now the Colombian Ministry of Environment and Sustainable Development) as the authority for determining environmental policies. The Colombian Ministry of Environment defines issues, executes policies and regulations that focus on the recovery, conservation, protection, organization, administration and use of renewable resources.

Any entity planning to develop projects or activities relating to generation, interconnection, transmission or distribution of electricity that may result in environmental deterioration must first obtain environmental permits and licenses and also establish environmental management plans.

Generation plants that have a total installed nominal capacity above 10 MW are required to contribute to the conservation of the environment. These resources are called “Transfers” that electricity generation companies give to municipalities and regional environmental authorities, in accordance with article 222 of Law 1450 of 2011, which amended Article 45 of Law 99 of 1993. The amount to transfer is according to the plant’s generation and a tariff established by CREG, which is updated annually.

Law 1,450 of 2011 issued the National Development Plan 2010-2014. The plan establishes that between 2010 and 2014, the government must develop strategies for environmental sustainability and for the prevention of environment risks. These include measures such as the national plan for adaptation to climate change, the environmental licensing process and environmental impact studies.

In 2011, Institutional Decree No. 3,570 established a new regulatory structure for the environment, creating the MADS (previously, the functions of the Ministry of the Environment were established in conjunction with functions of the Ministry of Housing). The main objective of the MADS is the formulation and management of environmental and renewable natural resource policies. In 2012, the MADS published several resolutions. Resolution No. 1,517/2012 established the procedures relating to the Environmental Compensation for Biodiversity Loss while Decree No. 1,640 of 2012 set forth regulations for the planning and management of hydrographic basins. In addition, Resolution No. 1,526/2012 established the procedural requirements for the subtraction of the forest areas protected by Law 2 of 1,959.

In August 2013, the Colombian National Planning Department issued CONPES Document 3,762, a policy text that established guidelines for the identification and prioritization of infrastructure projects that are of national and strategic interest in the energy, mining, oil, gas, and transportation sectors. It defines the relevant issues related with the formalities and procedures for acquiring land, prior consultation, community relations, environmental licensing and permits, and institutional coordination, all of which need to be resolved in order to assure the correct formulation and development of those projects.

Due to national discussions about environmental licensing, the MADS enacted Decree No. 2,041/2014 which aims to reduce the timing needed to receive the necessary licenses.

During 2015, MADS issued the Single Regulatory Decree No. 1,076 (Decreto Único Reglamentario) for the environmental sector that compiles all existing decrees on environmental issues in the country.

MADS continued developing regulation to reduce water contamination caused by discharged water and ecological flow. It updated parameters and limits of specific maximum allowable discharges to surface water and public sewer systems.

Resolution No. 909/2008 was enacted increase air quality, to allow energy recovery from waste and/or hazardous waste in thermal generation plants.

The National Enviromental License Authority granted licenses to Porvenir II hydroelectric project and Cayao liquefaction plant, and denied the license to the Cañafisto hydroelectric project.

The Mayor’s Office of Bogotá, through its Decree No. 600/2015, established measures to renew the fleet of taxis in 2017 with electric vehicles.

MADS is leading Climate Change issues. MADS has included the Nationally Appropriate Mitigation Action in the Clean Development Mechanism portfolio. Also, MADS belongs to the negotiation team that represents Colombia at the Conferences of Parties. In 2015, the Climate Change unit presented the Intended Nationally Determined Contributions for Colombia and committed to reducing its greenhouse gas emissions by 20% by 2030 and subject to the provision of international support, Colombia could increase its goal from 20% reduction with respect to Business as Usual (“BAU”) to 30% with respect to BAU by 2030.

Peru

Industry Overview

Industry Structure

In the Peruvian Wholesale Electricity Market (“Peruvian MEM” in its Spanish acronym) there are four categories of local agents: generators, transmitters, distributors and large customers. Trading is carried out by generators and distributors.

The following chart shows the relationships among the various participants in the SEIN.

The generation segment is composed of companies that own generation plants. This segment is known for being a competitive market in which prices tend to reflect the marginal cost of production. Electricity generators, as energy producers, have capacity and energy sale commitments with their contracted customers. Generators may sell their capacity and energy to both distributors and unregulated customers.

The energy received by a generator’s customers does not necessarily match with the energy produced by that supplier since the generation plants’ production is allocated by the COES, through a centralized dispatch. The transfer cost is minimized by reviewing the variable production costs of each power plant, regardless of their contractual commitments. The only exception to this rule applies to the natural gas plants, which declare the natural gas price once a year for dispatch purposes. Therefore, there is a short-term market that is also managed by the COES, where an economic balance is made between the energy produced and the demand of the generators’ customers.

The generation plants’ production and the customers’ energy consumption are valued at the hourly marginal cost and the generators that have deficits buy energy from the generators that have surpluses. This principal related to the energy sales balances is also carried out for the capacity. The price of the capacity corresponds to a price regulated by the Energy and Mining Investment Supervisor (“Osinergmin” in its Spanish acronym).

In 2008, due to gas transport and electricity transmission problems, Osinergmin defined a new rule to calculate spot prices. Decree No. 049/2008 established two models, with one of them representing a theoretical dispatch without considering any restrictions and the other considering real dispatch with restrictions. The spot price is obtained from the theoretical dispatch (known as “ideal marginal cost”), and the additional operating costs resulting from system restrictions are paid through demand from the affected generators through a mechanism established by the authority. The “ideal marginal cost” regime was extended until December 31, 2016. In recent years, the ideal marginal cost has been very similar to the real cost and has not had a relevant impact. The settlements made by the COES also include payments and/or collections for supplementary services such as frequency and tension regulation. They also consider compensation for operating cost overruns, such as the operation at minimum load, random operational tests, etc.

The transmission system is made up of transmission lines, substations and equipment for the transmission of electricity from the power plants to the consumption centers or distribution points. Transmission in Peru is defined as all lines or substations with a tension higher than 60 kV. Some generation and distribution companies also operate sub-transmission systems at the transmission level.

Electricity distribution is an activity carried out in the concession areas granted to different distribution companies. Customers with a capacity demand lower than 200 kW are considered regulated customers, and their energy supply is considered to be a public service. Customers whose capacity demand is within the range of 200- 2,500 kW are free to choose whether to be considered regulated or unregulated customers. Once this type of customer chooses an option, the customer must remain in that category for at least three years. If the customer wants to change its category from regulated to unregulated customer, or vice versa, at least one year advance notice must be provided.

There is only one interconnected system, the SEIN, and several isolated regional and smaller systems that provide electricity to specific areas. According to the National Institute of Statistics of Peru, as of December 31, 2014, 92.9% of the population obtained electricity through the public network.

Principal Regulatory Authorities

The Peruvian Ministry of Energy and Mining (“MINEM” in its Spanish acronym) defines energy policies applicable nationwide, regulates environmental matters applicable to the energy sector and oversees the granting, supervision, maturity and termination of licenses, authorizations and concessions for generation, transmission, and distribution activities. On August 10, 2012, Supreme Decree No. 030-2012-EM amended the articles of organization and defined the activities of MINEM and the Natural Gas Management Department.

The Peruvian Investment Promotion Agency is a public entity responsible for attracting private investment in public utilities and infrastructure works. It also advises to investors in making their investment decisions.

Osinergmin is an autonomous public regulatory entity that controls and enforces compliance with legal and technical regulations related to electrical and hydrocarbon activities, controls and enforces compliance with the obligations stated in the concession contracts, and is responsible for the preservation of the environment in connection with the development of these activities. Osinergmin’s Tariff Regulatory Bureau has the authority to publish the regulated tariffs. It also controls and supervises the bidding processes required by distribution companies to purchase energy from generators.

The COES coordinates the SEIN’s short, medium and long-term operations at minimum cost, maintaining the security of the system and optimizing energy resources. It also plans for the SEIN’s transmission development and manages the short-term market.

The National Institute for Defense of Competition and Intellectual Property is responsible for promoting competition, protecting customer rights and safeguarding all forms of intellectual property.

The General Electricity Authority is the regulatory technical entity responsible for evaluating the electricity sector, and proposes the necessary regulations for the development of the electricity generation, transmission and distribution activities.

The Peruvian Ministry of Environment defines environmental policies applicable nationwide and is the head of the National Environmental Management System, which includes the National Environmental Impact Assessment System, the National Environmental Information System, the Protected Natural Areas System, as well as the management of natural resources in its area of competence as biodiversity and climate change, among others.

The Electricity Law

General

The general legal framework applicable to the Peruvian electricity industry includes: the Law of Electricity Concessions (Decree Law No. 25,844/1992) and its ancillary regulations, the Law to Secure the Efficient

Development of Electricity Generation (Law 28,832/2006), the Technical Regulation on the Quality of the Electricity Supply (Supreme Decree 020/1997), the Electricity Import and Export Regulation (Supreme Decree No. 049/2005), the Antitrust Law for the Electricity Sector (Law 26,876/1997), the law that regulates the activity of Osinergmin (Law 26,734/1996, together with Law 27,699/2002) ), and Decree Law No. 1,221/2015 that improves electricity distribution regulation to promote electricity access in Peru.

Some of the characteristics of the regulatory framework are (i) the separation of the three main activities: generation, transmission and distribution; (ii) freely-determined prices for the supply of energy in competitive market conditions; (iii) a system of regulated prices based on the principle of efficiency together with a bidding regime; and (iv) private operation of the interconnected electricity systems subject to the principles of efficiency and quality of service.

Law 29,852/2012 and Regulation No. 021-2012-EM created the Hydrocarbons Energy Security System and the Fund of Social Energy Inclusion. These laws also created a system of social compensation and universal service for the most vulnerable sectors of the population which will be financed by surcharges on the electricity billing of unregulated customers (equivalent to the surcharge that exists today for regulated customers on the Electrical Social Compensation Fund), transport surcharges for hydrocarbon-derivate liquids and natural gas multi pipelines and surcharges on the use of the natural gas pipeline.

Osinergmin and distribution companies manage the Fund of Social Energy Inclusion, which directs funds to the mass usage of natural gas to vulnerable sectors, (ii) develop new energy sources like photovoltaic cells, solar panels, etc., and (iii) supply liquefied petroleum gas to vulnerable sectors.

Law 29,969/2012 provides for the universal usage of natural gas. State electricity distributors are authorized to carry out natural gas programs, including the distribution of natural gas in their concession area. They are also able to associate with companies specializing in the development of gas distribution projects. Within a maximum period of three years from the start of the gas distribution, MINEM will start the process of promoting private investment by granting gas distribution concessions through the pipeline network.

Law 29,970/2012 guarantees energy security and promotes the development of the petro chemical complex in the south of the country. Under this law, the following agendas have been declared as a matter of national interest: (i) the guarantee of energy security, (ii) the transport of ethane to southern Peru; and (iii) the construction of regional pipelines in Huancavelica, Junín, and Ayacucho and their connection to existing gas pipelines.

Law 1,221/2015 enacted on September 24, 2015, will be applied during 2016, and once implemented, the main modifications are:

•	In the distribution tariffs, the VAD and the internal rate of return calculations will be defined for each distribution company with over 50,000 customers.

•	The MINEM will define a responsibility technical area (“ZRT” in its Spanish acronym) for each distributor, given its operation areas. The investments in the ZRT, which can be carried out either by a distributor or by a third party, should be approved by the distributor. Investment and audited costs (with a cap) will be recognized through the VAD.

•	The VAD will include a technology innovation charge and/or a distribution energy efficiency component. The VAD will also be adjusted to encourage improvements of service quality.

•	Distributors will be obligated to guarantee their regulated demand for 24 months.

•	Distributors will be required to execute the urban electrification investments or repay the contribution, if the investment is carried out for a third party, when the rate of occupancy is over 40%.

•	Generation and transmission concessions originating in bidding processes are restricted to a 30-year term. In the case of hydroelectric generation concessions, a favorable report for the watershed, as issued by MINEM, will be required.

•	Set conditions to NCRE sources and co-generation that enable them to inject surplus energy to the distribution system without affecting operating security.

Limits and Restrictions

Since the enactment of the Law of Electricity Concessions, vertical integration is restricted, and activities in the generation, transmission and distribution segments must be developed by different companies. The Antitrust Law for the Electricity Sector regulates the cases in which vertical and horizontal integration is admissible.

An antitrust authorization is compulsory for those electricity companies that hold more than a 5% interest of another business segment, either before or as a result of a merger or integration. An authorization is also required for the horizontal integration of generation, transmission and distribution activities which result in a market share of 15% or higher of any business segment, either before or as a result of any operation. Such authorizations are granted by the Institute for Defense of the Consumer and Intellectual Property, using the market share information provided by Osinergmin.

Regulation of Generation Companies

Concessions

Generation companies that own or operate a power plant with an installed capacity greater than 500 kW require a concession granted by the MINEM. A concession for electricity generation activity is a unilateral permit granted to the generator by the MINEM. Authorizations are granted by the MINEM for an unlimited period of time, although their termination is subject to the same considerations and requirements as the termination of concessions under the procedures set forth in the Law of Electricity Concessions, and its related regulations.

In order to receive a concession, the applicant must first request for a temporary concession of two years, and must subsequently apply for a definitive concession. In order to receive an authorization, the applicant must file a petition before the MINEM. If the petition is admitted and no opposition is presented, the MINEM grants the authorization to develop generation activities for unlimited time, subject to compliance with applicable regulations.

Dispatch and Pricing

The coordination of electricity dispatch operations, the setting of spot prices and the control and management of economic transactions that take place in the SEIN are controlled by COES. Generators can sell energy directly to large customers and buy the deficit or transfer the surplus between contracted energy and actual production in the pool at the spot price. Resolution No. 080-2012-OS/CD established the criteria and methodology for deciding the real-time operation under exceptional conditions as declared by the MINEM.

Sales by Generation Companies to Unregulated Customers

Sales to unregulated customers are carried out at mutually agreed prices and conditions, which include tolls and compensation for the use of transmission systems and, if necessary, to distribution companies for the use of their network.

Sales to Distribution Companies and Certain Regulated Customers

Sales to distributors can be under bilateral contracts at a price no greater than the regulated price in the case of regulated customers, or at an agreed price in the case of unregulated customers. In addition to the bilateral method allowed under the Law of Electricity Concessions, Law 28,832/2006 has also established the possibility that distributors may meet their unregulated or regulated customers’ demand under contracts signed following a capacity and energy supply tender process.

Sales of Capacity to Other Generation Companies

COES determines a firm capacity for each power plant on an annual basis. Firm capacity is the highest capacity that a generator may supply to the system at certain peak hours, taking into consideration statistical information and accounting for time out of service for maintenance purposes and for extremely dry conditions in the case of hydroelectric plants.

A generation company may be required to purchase or sell capacity in the spot market, depending upon its contractual requirements in relation to the amount of electricity to be dispatched from such company and to its firm capacity.

Regulatory Charges

In addition to taxes applicable to all industries (mainly an income tax and a value added tax), the electricity industry operators are subject to a special regulation contribution that compensates the costs incurred by the state in connection with the regulation, supervision and monitoring of the electricity industry. The applicable rate for this contribution is up to 1% of the annual billing of each company and the funds levied are distributed proportionally to the MINEM and Osinergmin.

Generators that also have hydroelectric plants pay a water royalty as a function of the hydroelectric energy produced and the regulated energy tariff at peak hours.

Tenders Promoted by the State

During 2009, MINEM carried out several studies which concluded that there will be lack of electricity generation capacity in the system in the near future. MINEM recommended the construction of new electricity plants that would serve as backup to guarantee the flow of electricity to the system, avoiding blackouts. As a result, the Peruvian Investment Promotion Agency carried out a public bid in August 2010, seeking to secure investments for three projects located in Reserva Fría de Talara, Trujillo and Ilo that would add another 800 MW to the system. The bid resulted in two of the projects being awarded: Reserva Fría de Talara (200 MW, for EEPSA, our subsidiary, and Ilo (400 MW, for Enersur, an unrelated company). These plants receive regular payments for being permanently available to operate and provide energy to the SEIN whenever the COES calls on them and will also be reimbursed for the fuel costs incurred for generating electricity. The Trujillo generation facility was later replaced by the Eten generation facility and awarded to Planta de Reserva Fría de Generación de Eten S.A. (200 MW).

On March 21, 2013, Peruvian Investment Promotion Agency held an international public tender to promote private investments in the Hydroelectric Plant project (Molloco Hydroelectric Plant — 280 MW), which is located in the hills of the Arequipa region. It was awarded to the Corsan Corviam — Engevix — Enex partnership.

Services provided by generation, transmission, and distribution companies must comply with technical standards stated in the Technical Regulations on the Quality of the Electric Supply. Failure to do so might result in the imposition of fines by Osinergmin.

Generators receive a capacity payment whose main component is the annuity of a peak-load plant. However, to be eligible to receive this payment, plants have to be part of the reserve margin established annually by Osinergmin. The capacity ranking is constructed in base of firm capacity of every power plant connected to the system and their relative efficiency (ordered by variable costs). Only plants included in the ranking as required to cover the peak demand plus the reserve margin receive the capacity payment. Every year, Osinergmin sets the power price that shall be assigned and paid to each generator pursuant to this concept.

Electricity Exports and Imports

A 220 kV transmission line has been implemented for the interconnection with Ecuador. However, the line has not operated continuously because of regulatory issues. In 2014, electricity exports to Ecuador totaled 12.7 GWh. In 2015, the electricity exports net amounted to 54.3 GWh.

Internal regulations were also approved for the application of CAN Decision 757, which establishes that when bilateral electricity transactions are carried out with other CAN countries, the Economic Operation Committee of the SEIN should send weekly reports to the MINEM and to Osinergmin demonstrating that priority has been given to supplying the domestic market (Supreme Decree No. 011-2012-EM).

The governments of Peru and Chile have established a bilateral working group to discuss energy matters. The purpose of the working group is to identify and take advantage of the potential synergies between the two countries. At the request of the presidents of both nations, the working group is expected to propose a framework for an agreement in connection with both countries’ electricity integration that would establish the general rules for energy exchanges between them. As of the date of this Report, both countries have conducted negotiations but a final agreement is still pending.

Regulation in Transmission

Transmission activities are divided in two categories: “principal”, which are for common use and allow the flow of energy through the national grid; and “secondary”, which are those lines that connect a power plant with the national grid that connects principal transmission with the distribution network or that connect directly to certain end customers. Law 28,832 also defined “guaranteed transmission systems” and “supplementary transmission systems”, applicable to projects commissioned after the enactment of that law. Guaranteed system lines are the result of a public bid and supplementary system lines are freely constructed and exploited as private projects. Principal and guaranteed system lines are accessible to all generators and allow electricity to be delivered to all customers. Transmission concessionaires receive an annual fixed income, as well as variable tariff revenues and connection tolls per kW. The secondary and supplementary system lines are accessible to all generators but are used to serve only certain customers who are responsible for making payments related to their use of the system.

Environmental Regulation

The environmental legal framework applicable to energy related activities in Peru is established in the Environmental Law (Law 28,611/2005) and in the Regulation for Environmental Protection regarding Electricity Activities (Supreme Decree No. 029-94-EM). MINEM dictates the specific environmental legal dispositions applicable to electricity activities, and Osinergmin is in charge of supervising certain aspects of their application and implementation. According to the Environmental Law, the Peruvian Ministry of Environment has the principal duties of (i) designing the general environmental policies to every productive activity; and (ii) establishing the main guidelines of the different government authorities for their specific environmental sector regulations. During 2010, most supervision functions regarding the application and implementation of the Environmental Law’s dispositions were transferred from Osinergmin to the Peruvian Ministry of the Environment.

NCRE, referred to in Peruvian regulations as Renewable Energy Resources (“RER” in its Spanish Acronym), for electricity generation are considered to be from the following sources: biomass, wind, solar, geothermal and tidal sources, as well as hydroelectric plants with an installed capacity lower than 20 MW.

In 2008, the authority issued regulations to promote the use of NCRE. The principal investment incentives established by these regulations are (i) an objective percentage of national electricity consumption, set every five years, to be covered NCRE generation, excluding hydroelectric plants (for the first five-year period, this percentage is 5%); (ii) through tenders of energy to be covered by NCRE, the investor awarded the tender is guaranteed a firm price for the energy injected into the system during the supply contract period of up to 20 years; and (iii) priority in the dispatch of load and access to transmission and distribution networks.

The first NCRE tender was carried out in two steps. The first auction was held in June, 2009 for 1,314 GWh per year, of which 570 GWh was awarded to three wind farms projects, 173 GWh was awarded to four solar plants projects, 143 GWh was awarded to two biomass plants projects and 1,084 GWh was awarded to 19 mini-hydroelectric plants. The second auction was held in March, 2010 for 427 GWh per and 11.7 GWh was award to a biomass thermal plant project and two mini hydroelectric project for 92 GWh.

The second NCRE tender was held in August, 2011 for 1,300 GWh per year intended to non-hydroelectric sources. Out of 21 initiatives proposed, 473 GWh were awarded to three projects.

The third NCRE tender was held in December, 2013, with the objective to provide 1,300 GWh per year of hydroelectric power and 320 GWh of biomass derived electricity. Nineteen mini hydroelectric plant projects with individual capacities below 20 MW were awarded to supply 1,268 GWh.

The fourth NCRE tender was held in December, 2015, with the objective to provide 1,300 GWh to both the interconnected and isolated systems. In addition, 450 GWh per year are required from mini hydroelectric projects with a maximum capacity of 20 MW each. The results were published by the end of January 2016 and 1,741 GWh were awarded to the following projects: three wind farms (739 GWh), two solar power plant projects (523 GWh), two biomass thermal plant projects (30 GWh) and six small hydroelectric plant projects (449 GWh).

In addition, other regulations established tax incentives, including (i) accelerated asset depreciation for income tax purposes, and (ii) the advanced recovery of the sales tax. In 2011, the permanent congressional commission approved Law 29,764, extending these tax benefits through 2020.

Law 29,968/2012 created the National Environmental Certification Service for Sustainable Investments (“SENACE” in its Spanish acronym), a specialized public organization with technical autonomy and a separate legal constitution, which reports to the Peruvian Ministry of the Environment. This organization is responsible for reviewing and approving detailed environmental impact studies of public, private or mixed capital investment projects, whether national or multi-regional, that involve activities, construction and other commercial and service activities whose characteristics, importance and/or location can result in significant environmental impacts, with the exception of those expressly excluded by Supreme Decree with the consenting vote of the Council of Ministers.

SENACE seeks to implement a single system of environmental administrative procedures to guarantee sustainable investments through the implementation of a sole window of environmental certification.

Raw Materials

For information regarding our raw materials, please see “Item 11. Quantitative and Qualitative Disclosures About Market Risk — Commodity Price Risk.”

C.	Organizational Structure.

Principal Combined Entities and Affiliates

We are part of an electricity group controlled by the Italian company, Enel, our ultimate parent company. Enersis Américas, our controlling shareholder, owns 60.0% of our shares, and Enel beneficially owns 60.6% of Enersis Américas through wholly-owned Spanish combined entities. Enel publicly trades on the Milan Stock Exchange. It is headquartered in Italy and is primarily engaged in the energy sector, with a presence in 32 countries across four continents, mainly in Europe and Latin America, and generating electricity from power plants with over 89 GW of net installed capacity. Enel provides service to more than 61 million customers through its electricity and gas businesses through distribution networks of 1.9 million kilometers.

Endesa Américas’ Organizational Structure(1)

As of December 31, 2015 (assuming the spin-off of Endesa Américas had occurred as of such date)

(1)	Only principal operating combined entities are presented here. The percentage listed for each of our combined entities represents our economic interest in such combined entity.
(2)	We hold 56.4% of Emgesa’s voting rights as a result of a transfer of voting rights from Enersis Américas and we are allowed to appoint the majority of the Board members pursuant to a shareholders’ agreement. We therefore control Emgesa. For more information on our control and combination of Emgesa, see “Item 5. Operating and Financial Review and Prospects — A. Operating Results — 1. Discussion of Main Factors Affecting Operating Results and Financial Condition of the Company.

The companies listed in the following table were combined by us as of December 31, 2015. Our economic interest is calculated by multiplying our post-Spin-Off percentage of economic interest in a directly held combined entity by the percentage economic interest of any entity in the chain of ownership of such ultimate combined entity.

Principal Companies and Country of Operations	% Economic Ownership of Main Combined entity by Endesa Américas	Combined Assets of Each Main Combined entity on a Stand-alone Basis	Operating Income of Each Main Combined entity on a Stand-alone Basis
Electricity Generation	(in %)	(in billions of Ch$)
El Chocón (Argentina)	65.4	284.7	27.0
Costanera (Argentina)	75.7	170.5	20.4
Emgesa (Colombia)(1)	26.9	1,976.5	372.8
Edegel (Peru)(2)	62.5	835.4	116.6

(1)	We hold 56.4% of Emgesa’s voting rights as a result of a transfer of voting rights from Enersis Américas and we are allowed to appoint the majority of the Board members pursuant to a shareholders’ agreement. We therefore control Emgesa. For more information on our control and combination of Emgesa, see “Item 5. Operating and Financial Review and Prospects — A. Operating Results. — 1. Discussion of Main Factors Affecting Operating Results and Financial Condition of the Company.”
(2)	Excludes Chinango S.A.C.

Combined Companies

Costanera (Argentina)

Costanera is a publicly-held Argentine electricity generation company, with 2,304 MW of total installed capacity in Buenos Aires. Costanera consists of six steam turbines with an aggregate capacity of 1,131 MW which burn oil and gas, and two natural gas combined-cycle facilities with a total capacity of 1,173 MW. Costanera was acquired from the Argentine government after the privatization of Servicios Eléctricos del Gran Buenos Aires S.A. We beneficially own 75.7% of Costanera.

El Chocón (Argentina)

El Chocón is an Argentine electricity generation company. It has two hydroelectric power stations with an aggregate installed capacity of 1,328 MW located between Neuquén and Río Negro provinces, in the Comahue Basin in southern Argentina. A 30-year concession, which expires in 2023, was granted by the Argentine government to our combined entity, Hidroinvest S.A., which bought 59.0% of El Chocón’s shares in July 1993 during the privatization process. We operate El Chocón for a fee pursuant to an operating agreement with a term equal to the duration of the concession. We beneficially own 65.4% of El Chocón.

Emgesa (Colombia)

Emgesa has a total installed generating capacity of 3,459 MW, of which 87% is from hydroelectric power plants and 13% is from thermoelectric power plants. Empresa de Energía de Bogotá S.A. directly holds a 51.5% equity interest in Emgesa. We hold 56.4% of Emgesa’s voting rights as a result of a transfer of voting rights from Enersis Américas and we are allowed to appoint the majority of the Board members pursuant to a shareholders’ agreement. We therefore control Emgesa. For more information on our control of Emgesa, see “Item 1. Discussion of Main Factors Affecting Operating Results and Financial Condition of the Company.”

Edegel (Peru)

Edegel, an electricity generation company owns and operates seven hydroelectric plants and two thermal plants, with a combined installed capacity of 1,685 MW. In October 2009, we purchased an additional 29.4% stake in Edegel from Generalima, S.A.C., a combined entity of Enersis. As a result of this transaction, we increased our ownership interest in Edegel from 33.1% to 62.5%.

Edegel holds 80% of the shares of Chinango S.A.C. and Peruana de Energía S.A.A. (an unaffiliated entity) owns the remaining 20% of the shares.

Selected Related and Jointly-Controlled Companies

Cemsa (Argentina)

Cemsa’s principal activities are the trading of electricity and fuels. Cemsa has signed several agreements with the Argentine electricity power stations in order to support its supply contracts. The power stations that provide Cemsa’s electricity supply contracts are: Costanera, Dock Sud, Centrales Térmicas del Noroeste S.A., and El Chocón. We beneficially own 45% of Cemsa.

Enel Brasil (Brazil)

In 2005, Enel Brasil was formed in order to manage all of our Brazilian generation, transmission and distribution assets. Enel Brasil consolidates two generation companies (Cachoeira Dourada and Fortaleza, both operated by us), CIEN, a transmission company, as well as two distribution companies (Ampla and Coelce). Fortaleza is a 322 MW combined-cycle power plant of fueled by natural gas with a capacity to generate one-third of the electricity requirements of the State of Ceará, with a population of 8.2 million people. Cachoeira Dourada is a run-of–the-river hydroelectric plant using the flows from the Paranaiba River, located in the State of Goias, and consisting of ten generating units totaling 665 MW of installed capacity. CIEN is a transmission and trading Brazilian company wholly-owned by Enel Brasil. It transmits electricity through two transmission lines located between Argentina and Brazil, covering a distance of 500 kilometers, with a total interconnection capacity of 2,100 MW. Ampla is the second largest electricity distribution company in the State of Rio de Janeiro, Brazil, in terms of customers and annual energy sales. Ampla is mainly engaged in the distribution of electricity to 66 municipalities located in the State of Rio de Janeiro, and serves 2.9 million customers in a concession area of 32,615 square kilometers. Coelce is the sole electricity distributor of the State of Ceará, located in northeastern Brazil, and serves over 3.6 million customers within a concession area of 148,825 square kilometers. We beneficially own 37.1% of Enel Brasil and record this unconsolidated investment under the equity method.

For additional information on all of our combined entities and jointly-controlled companies, please refer to Appendix 1 of our combined financial statements.

D.	Property, Plant and Equipment.

Our property, plant and equipment are concentrated on electricity generation assets in the three countries in which we have operate through our combined entities.

We combine revenues from wholly-owned generation companies in Argentina, Colombia and Peru, which in turn own 26 additional generation power plants. A substantial portion of our cash flow and net income is derived from the sale of electricity produced by our electricity generation facilities. Significant damage to one or more of our main electricity generation facilities or interruption in the production of electricity, whether as a result of an earthquake, flood, volcanic activity or any other such cause, could have a material adverse effect on our operations.

Our electricity generation facilities are insured against damage due to earthquakes, fires, floods, other acts of god (but not for droughts, which are not force majeure risks, and are not covered by insurance ) and from damage due to third-party actions, based on the appraised value of the facilities as determined from time to time by an independent appraiser. Based on geological, hydrological and engineering studies, management believes that the risk of an event with a material adverse effect is remote. Claims under our generating combined entities’ insurance policies are subject to customary deductibles and other conditions. We also maintain business interruption insurance providing coverage for the failure of any of our facilities for a period of up to 24 months, including the deductible period. The insurance coverage taken for our property is approved by each company’s management, taking into account the quality of the insurance companies and the needs, conditions and risk evaluations of each generating facility, and is based on general corporate guidelines. All insurance policies are purchased from reputable international insurers. We continuously monitor and meet with the insurance companies in order to obtain what we believe is the most commercially reasonable insurance coverage.

The following table identifies the power plants that we own and combine, at the end of each year, by country, and their basic characteristics:

			Installed Capacity As of December 31,
Country/Company	Power Plant Name	Power Plant Type	2015	2014	2013
Argentina
Costanera(1)	Costanera Steam Turbine	Steam Turbine/Natural Gas+ Fuel Oil	1,131	1,131	1,131
	Costanera Combined Cycle II	Combined Cycle/Natural Gas+Diesel Oil	851	851	851
	Buenos Aires Combined Cycle I	Combined Cycle/Natural Gas	322	322	322

Total			2,304	2,304	2,304
El Chocón	Chocón	Reservoir	1,200	1,200	1,200
	Arroyito	Pass-through	128	128	128

Total			1,328	1,328	1,328

Total capacity in Argentina			3,632	3,632	3,632

Colombia
Emgesa	Guavio	Reservoir	1,213	1,213	1,213
	Paraíso	Reservoir	276	276	276
	La Guaca	Pass-through	325	325	325
	Termozipa	Steam Turbine/Coal	236	236	236
	Cartagena	Steam Turbine/ Natural Gas	208	208	208
	Minor plants(2)	Pass-through	57	57	77
	Betania	Reservoir	541	541	541
	Dario Valencia(3)	Pass-through	150	150	50
	Salto II(4)	Pass-through	35	35	—
	Laguneta(5)	Pass-through	18	18	—
	Quimbo(6)	Reservoir	400	—	—

Total capacity in Colombia			3,459	3,059	2,926

Peru
Edegel	Huinco(7)	Pass-through	268	247	247
	Matucana(8)	Pass-through	137	137	133
	Callahuanca(7)	Pass-through	84	80	80
	Moyopampa(7)	Pass-through	69	66	66
	Huampani	Pass-through	30	30	30
	Santa Rosa(7)(9)(10)	Gas Turbine/Diesel Oil	419	413	305
	Ventanilla(7)	Combined Cycle/Natural Gas	484	485	485

Total	Total		1,491	1,458	1,346
Chinango	Yanango	Pass-through	43	43	43
	Chimay(7)	Pass-through	152	151	151

Total	Total		195	194	194

Total capacity in Peru			1,686	1,652	1,540

Combined capacity			8,777	8,343	8,098

(1)	Values for 2013, 2014 and 2015 were modified and correspond to values reported to CAMMESA (Argentina TSO).

(2)	Minor plants have an aggregate capacity of 57 MW. As of December 31, 2015 and 2014, Emgesa owned and operated three minor plants: Charquito (19.5 MW), El Limonar (18 MW) and Tequendama (19.5 MW). In March 2014, the San Antonio (19.5 MW) plant was decommissioned. (3)In November 2013, the Dario Valencia power plant began commercial operations with 50 MW of installed capacity. During 2014 unit 1 (January) and unit 5 (April) also began commercial operations, adding 100 MW of capacity. This power plant is part of the Salaco Hydroelectric project, together with the El Limonar, El Salto II and Laguneta power plants.
(4)	In June 2014, the El Salto II (35 MW) power plant began commercial operations.
(5)	In December 2014, the Laguneta (18 MW) power plant began commercial operations.
(6)	In November 2015, El Quimbo (400 MW) power plant began commercial operations.
(7)	The variation in the installed capacity of this power plant in 2015 was the result of tests performed by COES.
(8)	The Matucana power plant increased its installed capacity by 4 MW in June 2013 and by 4 MW in July 2014.
(9)	The variation in the installed capacity of this power plant in 2014 was the result of tests performed by COES.
(10)	In October 2013, unit TG 7 (121 MW) of the Santa Rosa power plant was decommissioned and in December 2014 it began commercial operations again.

As of December 31, 2015, we received the ISO 14,001 certification for 95.4% of our installed capacity in South America, which included all of our generation facilities that produced 98.8% of the total annual generation in accordance with the this standard.

Project Investments

The total investment for each project described below was translated into Chilean pesos at the exchange rate of Ch$ 710.16 per U.S. dollar, the U.S. dollar Observed Exchange Rate as of December 31, 2015. Budgeted amounts include connecting lines that could eventually be owned by third parties and paid as tolls, unless otherwise indicated.

Investment Projects Completed during 2015

El Quimbo Hydroelectric Project (Colombia)

El Quimbo hydroelectric project is located in the province of Huila, southeast of Bogotá, using the flows of the Magdalena and Suaza Rivers, upstream of the Betania power plant. The project has two generation units and a total installed capacity of 400 MW. The estimated average generation is 2,216 GWh per year, with a flooded reservoir area of 8,250 hectares.

On October 6, 2015, the Colombian government enacted the Decree No. 1979/2015, which authorizes energy generation for El Quimbo starting from October 7, 2015. On November 16, 2015, El Quimbo began its commercial operations. On December 15, 2015, the Colombian Constitutional Court declared Decree No. 1979/2015 unconstitutional on the grounds that the injunction issued by the Administrative Tribunal of Huila was still in effect. Emgesa therefore suspended operations of El Quimbo as of midnight on December 16, 2015. On January 10, 2016 at midnight, El Quimbo resumed its commercial operations following a court decision allowing El Quimbo to restart operations on a temporary basis.

This project was financed primarily with external sources, through local and international bonds. The estimated total investment accrued as of December 31, 2015 was Ch$ 683,879 million.

Projects Under Development

We continuously analyze different growth opportunities in the countries in which we participate. Currently, we are studying and assessing our project portfolio, focusing on constructing smaller, less invasive power plants. These plants are constructed faster, allow greater flexibility to activate or deactivate according to system needs, and are generally more acceptable to area residents. Additionally, an additional focus will be placed on the development of renewable technologies. Thus, the expected start-up for each project is continuously assessed and will be defined based on the commercial opportunities and our financing capacity to fund these projects. The most relevant projects in the pipeline are as follows:

Generation Business

Curibamba Hydroelectric Project (Peru)

Curibamba consists of a 188 MW run-of-the-river power plant and a 134 km transmission line that will connect it to SEIN at the Pachachaca substation (220 kV). This power plant will be located 385 km northeast of Lima, which is upstream from the Chimay hydroelectric power plant (province of Junín), and will use the waters of the Comas and Uchubamba Rivers through an 8.1 km penstock.

During 2015, we continued with the bidding process for the project’s main contracts (civil works, equipment supply and electrical interconnection), and we started the studies required for obtaining prior permits to the project construction.

Currently, the project has a generation concession for the power plant, an approved Environmental Impact Study, and compliance certificates stating the non-existence of archaeological remains, both for the power plant and the transmission line.

In January 2015, the Peruvian Ministry of Energy and Mining approved the 2015 — 2024 Binding Transmission Plan. The connection of the power plant is being reviewed as the 2015 — 2024 Binding Transmission Plan allows the project to be connected to a closer substation. During 2015, the Pre-Operation Study for the connection to the Yanango Substation, located 40 km from the project, was approved as well as the extension of the validity of the environmental impact study of the power plant. We anticipate our participation in hydroelectric bids that the Peruvian government expects to hold in the future and are currently pending of tender date.

The construction is expected to start in 2016 and last until 2021 as per the timeline in the definitive concession schedule. The construction is expected to last until 2021. This project is being financed primarily with internally generated funds, with an estimated total investment of Ch$ 424,321 million, of which Ch$ 18,177 million has been accrued as of December 31, 2015.

Major Encumbrances

Costanera’s supplier debt with Mitsubishi Corporation (“MC”) corresponds to the remaining payments on equipment purchased from MC in November 1996, which was refinanced in October 2014. The value of the assets pledged to secure this debt was Ch$ 10.8 billion as of December 31, 2015. Additionally, Costanera has granted liens in favor of Credit Suisse in guarantee of a loan, which were valued at Ch$ 3.1 billion as of December 31, 2015.

Climate Change

In recent years, the countries in which we operate have seen an increase of developments related to NCRE and strategies to combat climate change. This has required both the public and private sectors to adopt strategies in order to comply with the new environmental requirements, as evidenced by legal obligations at the local level, commitments assumed by countries at the international level, and the demanding requirements of the international markets.

NCREs provide energy with minimal environmental impact and with almost no CO2 emissions. They are therefore considered technological options that strengthen sustainable energy development as they supplement the production of traditional generators.

The Callahuanca hydroelectric power station (80.2 MW in operation since 1938) is the NCRE facility that we own, and which has contributed clean and renewable energy to its national grid. Regarding the development of CO2 emission reduction mechanisms, the projects in the Clean Development Mechanism (“CDM”) circuit were as follows:

Ventanilla Conversion from Single-Cycle to Combined-Cycle Power Generation Project: On June 20, 2011, the UNFCCC approved the registration of this project in Peru as a CDM for 7 years, which term is subject to renewal, which recognizes that it may verify and trade the greenhouse gas emissions that it will be avoided during its useful life.

On October 31, 2013, the Ventanilla Conversion from Single-Cycle to Combined-Cycle Power Generation Project obtained the registration/verification under the Voluntary Emission Reductions (“VER”) + standard. A total amount of 2,496,494 tons of CO2 were avoided during the period of October 19, 2006 through June 19, 2011. As a result, Edegel received credit for 2,496,494 tons of CO2 emissions in the form of pre-CDM VERs. Additionally, in June 2014, 7,314 tons of CO2 of VERs were negotiated at a value of €0.5 per tons of CO2 as part of the voluntary neutralization policy of the group.

The Rehabilitation of the Callahuanca Hydroelectric Power Station Project: On January 4, 2008, the UNFCCC approved the registration of this project in Peru as a CDM for 7 years, which term is subject to renewal, which recognizes that it may verify and trade the greenhouse gas emissions that it will be avoided during its useful life.

On July 7, 2008 the Rehabilitation of the Callahuanca Hydroelectric Power Station Project obtained the registration/verification under the VER + standard. A total amount of 19,951 tons of CO2 were avoided during 2007. As a result, Edegel received credit for 19,949 tons of CO2 emissions in the form of pre-CDM VERs.

Detail of CDM Projects Processed in 2015

CDM project	Company/country	Position as of December 31, 2015	Emission factor (tons CO2e/MWh)	Approximate emissions avoided (tons CO2e/year)(1)
Ventanilla Conversion from Single-Cycle to Combined-Cycle Power Generation Project	Edegel (Peru)	Registered with the Executive Authority of the UNFCCC since 2011. CDM procedure implemented.	0.454	407,296

Ventanilla Conversion from Single-Cycle to Combined-Cycle Power Generation Project	Edegel (Peru)	Registered with the VER + Standard (Voluntary Standard) since October 2013.	0.454	407,296

Rehabilitation of the Callahuanca hydroelectric power station	Edegel (Peru)	Registered with the Executive Authority of the UNFCCC since 2008. CDM procedure implemented.	0.449	18,189

Rehabilitation of the Callahuanca hydroelectric power station	Edegel (Peru)	Registered with the VER + Standard (Voluntary Standard) since July 2008.	0.449	18,189

(1)	Obtained from the PDD (Project Design Document) of each project.

It is expected that our climate change guidelines will be similar to the current Enel group climate change guidelines as part of our commitment to combat climate change.

In compliance with the group climate change guidelines, Edegel has secured the certification of its carbon footprint for a fourth time. The Spanish Association of Standards and Certification (Asociación Española de Normalización y Certificación or “AENOR”), an independent certification authority, acknowledged the validity of the methodology. Acknowledgement by AENOR includes verification of the group’s carbon footprint reports from 2009 to 2014. A carbon footprint is the sum of all greenhouse gases (“GHGs”) produced by a company in the course of its business activity. The first step involves measuring our carbon footprint.

The tools used to calculate emissions in Edegel include audits at its facilities. This enables Edegel to monitor carbon footprint in all installations associated with the generation of electrical energy. Calculating the carbon footprint also enables Edegel to identify phases of its activities with the greatest potential to reduce emissions.

As part of the process of calculating our carbon footprint, we plan to obtain a GHG inventory, including direct emissions associated with activities controlled by us. We also plan to obtain a GHG inventory of indirect emissions, which are not generated through sources we control but are consequences of our activities.

Item 4A.	Unresolved Staff Comments

None.

Item 5.	Operating and Financial Review and Prospects

A.	Operating Results.

The following discussion should be read in conjunction with our combined financial statements and the notes thereto, included in Item 18 in this Report, and “Selected Financial Data,” included in Item 3 herein. Our audited combined financial statements as of December 31, 2015 and 2014, and for the three years ended December 31, 2015 have been prepared in accordance with IFRS, as issued by the IASB.

On April 21, 2016, we were spun-off from Endesa Chile. See “Introduction”, “Item 4. Information on the Company — A. History and Development of the Company — History” and Notes 1 and 35 of the Notes to our combined financial statements.

1.	Discussion of Main Factors Affecting Operating Results and Financial Condition of the Company

We own and operate electricity generation companies in Argentina, Colombia and Peru. We also have an equity investment in Enel Brasil, which owns generation, transmission and distribution companies in Brazil. Our revenues and cash flow primarily come from our electricity generation business as well as from our combined entities and associates, which operate in these countries.

Factors such as (i) hydrological conditions, (ii) fuel prices, (iii) regulatory developments, (iv) exceptional actions adopted by governmental authorities and (v) changes in the economic conditions in countries in which we operate may materially affect our financial results. In addition, our results from operations and financial condition are affected by variations in the exchange rates between the Chilean peso and the currencies of the countries in which we have investments. These exchange variations may materially impact the consolidation of the results of our companies. We have certain critical accounting policies that affect our combined operating results.

Our diversification strategy aims to balance the impact of significant changes in one country with opposing changes in the other countries, in order to reduce, as much as practicable, the adverse impact of variations in the main factors that affect our combined operating results. The impact of these factors on us, for the years covered by this Report, is discussed below.

While we directly own 26.9% of the equity interest and 31.3% of the voting rights of Emgesa (through the ownership of shares with voting rights), we are deemed to exercise control over Emgesa as a result of the transfer of 25.1% of the voting rights from Enersis Américas, as the holder of a 21.6% interest in Emgesa, and pursuant to a shareholders’ agreement with Empresa de Energía de Bogotá S.A (which owns 51.5% of the equity interest in Emgesa) signed on August 27, 1997. The transfer of the voting rights originated with a prior owner of the 21.6% equity interest and has been continued with each subsequent owner (currently Enersis Américas). The shareholders’ agreement along with the voting rights transferred to us by Enersis Américas, gives us the right to appoint a majority of Emgesa’s Board members and, therefore we combine Emgesa in our consolidated financial statements.

a.	Hydrological Conditions

A substantial part of our generation capacity depends on the hydrological conditions prevailing in the countries in which we operate. Our installed capacity as of December 31, 2015, 2014 and 2013 was 8,777 MW, 8,343 MW and 8,098 MW, respectively. In those years, our hydroelectric installed capacity represented 58.4%, 56.3% and 56.3% of our total installed capacity, respectively. See “Item 4. Information on the Company — D. Property, Plant and Equipment.”

Hydroelectric generation was 20,114 GWh, 19,698 GWh and 18,576 GWh in 2015, 2014 and 2013, respectively. Our hydroelectric generation in 2015 was 2.1% higher than in 2014 mainly due to more favorable hydrological conditions in Argentina.

In the countries in which we operate, hydrological conditions can range from very wet to extremely dry. In between these two extremes, there are a wide range of possible hydrological conditions. For instance, a new year of drought has very different impacts on our business, depending on whether it follows several years of drought or a period of abundant rainfall. On the other hand, a good hydrological year has less marginal impact if it comes after several wet years than after a prolonged drought.

In Argentina, the months that typically have the most precipitation are May through August, and the months when snow and ice melts typically occur from October through December, providing flow to the Collon Cura and Limay Rivers which feed El Chocón’s reservoir and hydroelectric plant, located in southwestern Argentina, in the Comahue region.

Hydrological conditions in Colombia vary significantly throughout the different regions and depend on geographical conditions and topography. There are two rainfall patterns. One is characterized by two rainy periods separated by a drier season that is observed in the Andean region and in the center of the country, the most populated area and the center of economic activity, where all our hydroelectric plants, except the Guavio plant, are located. The second pattern is characterized by a rainy season followed by a drier season, which is observed in the Orinoquia region (eastern part of the country), where our largest hydroelectric plant, Guavio (1,213 MW), is located and its hydrological conditions are influenced by the Amazon.

Hydrological conditions in Peru also vary significantly depending on the location. The coast, which concentrates most of the population and economic activity, typically has less rainfall than the rest of the country. In the Andean mountains, rainfall typically is most abundant from November through March, providing flow to the basin of the Rimac River, feeding five of our seven hydroelectric plants. The jungle area also has most of its rainfall in the same period but in larger volumes, feeding the Tarma and Tulumayo River basins, where our other two hydroelectric plants are located.

For purposes of discussing the impact of hydrological conditions on our business, we generally categorize our hydrological conditions into dry, wet or normal, although there are many other possible scenarios. Extreme hydrological conditions may materially affect our operating results and financial conditions. However, it is difficult to calculate the effects of hydrology on our operating income, without also taking into account other factors, because our operating income can only be explained by looking at a combination of factors and not individually on a stand-alone basis.

Hydrological conditions affect electricity market prices, generation costs, spot prices, tariffs and the mix of hydroelectric or thermal generation, which is constantly being defined by the market operator to minimize the operating cost of the entire system. Pass through hydroelectric generation is almost always the least expensive method to generate electricity and normally has a marginal cost close to zero. However, authorities might assign a cost for the use of water of reservoirs, which may lead to hydroelectric generation not necessarily being the lowest marginal cost. The cost of thermal generation does not depend on hydrological conditions but instead on international commodity prices for LNG, coal, diesel and fuel oil.

Spot prices primarily depend on hydrological conditions and commodity prices. Under most circumstances, abundant hydrological conditions lower spot prices while dry conditions normally increase prices. Spot market prices affect us because we purchase electricity in the spot market in case that we have deficits between our contracted energy sales and our generation, and we sell electricity in the spot market if we have electricity surpluses.

There are many other factors that may affect operating income, including the level of contracted sales, purchases/sales in the spot electricity market, commodity prices, energy demand, technical and unforeseen problems that can affect the availability of our thermal plants, plant locations in relation to urban demand centers, and transmission system conditions, among others.

Hydrological conditions do not have an isolated effect but need to be evaluated in conjunction with other factors to better understand the impact on our operating results.

Argentina is a controlled market, with a defined remuneration scheme and no energy and commodity trading. Market prices are unrelated to hydrological conditions or commodity prices. There is no electricity market since free bilateral trading has been suspended. As a consequence, El Chocón sells most of its energy to the market operator at the regulated price, which is not affected by hydrological conditions and its results depend mainly on the amount of electricity it generates. In 2015, El Chocón’s generation increased, resulting in a higher operating income than during the same period in 2014, primarily as a result of better hydrological conditions in the Comahue region. Hydrological conditions were better during 2014 than 2013 for El Chocón but because of the devaluation of the Argentine peso in relation to the Chilean peso, operating income was similar to that in 2013. Costanera is a thermal plant, so its operating results depend on its own thermal generation.

In Colombia, hydrological conditions in 2015 and 2014 were influenced by El Niño phenomenon which resulted in drought conditions for the whole system with very high spot prices. However, hydrological conditions affecting our Guavio hydroelectric plant were wet, allowing Emgesa to compensate for the lower hydroelectric generation of its other hydroelectric plants affected by the drought in 2015. In 2014, Emgesa increased its hydroelectric generation compared to 2013. In 2015 and 2014, Emgesa increased its contracted sales and was able to sell its surpluses on the spot market at higher prices, positively affecting Emgesa’s operating income in both years. Operating income was negatively affected by the devaluation of the Colombian peso in relation to the Chilean peso in 2015, and positively by its appreciation in 2014.

In Peru, since 2013, hydrological conditions have been better than the historical average, allowing slightly higher hydroelectric generation, which combined with a drop in commodity prices, the slowing economic growth rate and delays in mining projects, has resulted in electricity oversupply, and even lower spot prices. In 2015, Edegel generated more energy than its contracted sale requirements, despite a decrease in its thermal generation, due to the lower demand of one of its main mining customers. Edegel’s energy surplus is sold on the spot market at a lower price, with negative impact on operating income, which was partially offset by appreciation of the Peruvian sol in relation to the Chilean peso in 2015. Operating income in 2014 was higher than in 2013, mainly due to higher physical sales to regulated customers and being able to purchase energy on the spot market at lower prices

b.	Selective Regulatory Developments

The regulatory framework governing our businesses in the countries in which we have investments has a material effect on our operating results. In particular, regulators set energy prices in the generation business taking into consideration factors such as fuel costs, reservoir levels, exchange rates, future investments in installed capacity and demand growth, all of which are intended to allow our companies to earn a regulated level of return on their investments and guarantee service quality and reliability. The earnings of our electricity combined entities are determined to a large degree by regulators, mainly through the tariff setting process.

In Argentina, the Argentine Secretary of Energy published Resolutions No. 95/2013, No. 529/2014 and No. 482/2015, which set forth a regulated remuneration schedule for generators. For additional information relating to the Argentine regulatory frameworks or the regulatory frameworks in the countries where we operate, see “Item 4. Information on the Company — B. Business Overview — Electricity Industry Regulatory Framework.”

c.	Economic Conditions

Macroeconomic conditions, such as changes in employment levels and inflation or deflation in the countries in which we operate may have a significant effect on our operating results. Macroeconomic factors, such as the variation of a local currency against the U.S. dollar, may impact our operating results, as well as our assets and liabilities, depending on the amounts denominated in U.S. dollars. For example, a devaluation of local currencies against the U.S. dollar increases the cost of capital expenditure plans. For additional information, see “Item 3. Key Information — D. Risk Factors— Foreign exchange risks may adversely affect our results and the U.S. dollar value of dividends payable to ADS holders.” and “— South American economic fluctuations may affect our results from operations and financial condition as well as the value of our securities.”

In order to determine whether Argentina could be qualified as a hyperinflationary economy, we have considered the behavior of historical and projected inflation, along with other indicators established in IAS 29, Financial Reporting in Hyperinflationary Economies. We have also taken into consideration various analyses and studies issued by international agencies such as the International Practices Task Force of the SEC Regulations Committee, which have suggested that Argentina is not currently a hyperinflationary economy. In addition, we have checked with our peers in Argentina and, in that context, have noted that publicly held Argentine companies which adopted IFRS have not introduced adjustments to reflect inflation since the date of their transition to IFRS. In brief, we have not observed objective verifiable data leading to a conclusion that the Argentine economy should be considered a hyperinflationary economy in accordance with the indicators set forth in IAS 29.

Local Currency Exchange Rate

Variations in the parity of the U.S. dollar and the local currency in each of the countries in which we operate may have an impact on our operating results and overall financial position. The impact will depend on the level at which tariffs are pegged to the U.S. dollar, U.S. dollar-denominated assets and liabilities and also the translation of financial statements of our foreign combined entities for combination purposes to the presentation currency, which is the Chilean peso.

As of December 31, 2015, our combined debt totaled Ch$ 1,117 billion, of which 82.1% was denominated in Colombian pesos, 14.3% in U.S. dollars, 2.7% in Argentine pesos and 0.9% in Peruvian soles.

The following table sets forth the closing and average local currencies per U.S. dollar exchange rates for the years indicated:

	Local Currency U.S. Dollar Exchange Rates
	2015		2014		2013
	Average	Year End	Average	Year End	Average	Year End
Argentina (Argentine pesos per U.S. dollar)	9.25	13.04	8.11	8.55	5.48	6.52
Brazil (Brazilian reais per U.S. dollar)	3.34	3.90	2.35	2.66	2.16	2.34
Colombia (Colombian pesos per U.S. dollar)	2,748	3,149	1,997	2,392	1,870	1,927
Peru (Peruvian soles per U.S. dollar)	3.18	3.41	2.84	2.99	2.70	2.80
Chile (Chilean pesos per U.S. dollar)	654.66	710.16	570.40	606.75	495.18	524.61

Sources: Central banks of each country.

For the year ended December 31, 2015, our revenues were Ch$ 1,303 billion, of which 59.8% was generated by operations in Colombia, 29.3% in Peru, 10.8% in Argentina and 0.3% in Chile (mainly from engineering services provided to our combined entities).

The appreciation or devaluation of a currency compared to the Chilean peso is calculated by dividing the average foreign currency’s U.S. Dollar Exchange rate by the average Chilean Peso U.S. Dollar Exchange Rate for the same year and comparing the result to the previous year using the same methodology.

The following table shows the appreciation or devaluation of 2015 versus 2014 and 2014 versus 2013. When their impacts are significant, they are disclosed and explained in the analysis of results of operations included below.

A positive value signifies that the foreign currency has appreciated with respect to the Chilean peso. A negative value signifies that the foreign currency has devaluated respect to the Chilean peso.

	2015/2014	2014/2013
Argentine peso	+0.8%	-22.3%
Brazilian real	-19.1%	+5.7%
Colombian peso	-16.5%	+7.6%
Peruvian sol	+2.4%	+9.6%

Argentina

As a result of the Argentine economic crisis in the early 2000s and the significant governmental intervention in the electricity sector in 2002, we have not received dividends from our Argentine combined entities, Costanera and El Chocón, since 2000 and 2012, respectively. In 2011, we recognized a Ch$ 5.4 billion goodwill impairment charge for Costanera. Additional economic deterioration of Argentina, or of our combined entities that operate in that country, is not expected to have any material effect on our financial and operating results.

Our Argentine operations do not affect our combined liquidity. Our Argentine cash and cash equivalents were Ch$ 12.5 billion as of December 31, 2015, which represents 11.2% of our total cash and cash equivalents. Of the total Argentine cash and cash equivalents, 95.3% is denominated in local currency, and the remaining 4.7% is denominated in U.S. dollars. Our Argentine other financial liabilities, current and non-current was Ch$ 69.0 billion as of December 31, 2015, representing 6.2% of our total debt. Of the total Argentine debt, 42.9% is denominated in local currency, and the remaining 57.1% is denominated in U.S. dollars. The currency translation effect of converting the statements of comprehensive income from the Argentine peso to the Chilean peso led to a 1.6% increase in the amount of Chilean pesos in 2015 compared to 2014.

A default by any of our Argentine combined entities on their indebtedness would not materially affect us, since we, on a stand-alone basis, do not have any debt agreements that includes cross default provisions that could be triggered by any Argentine or any other non-Chilean combined entity’s default.

In Argentina, generators’ tariffs are regulated based on defined fixed and variable remuneration. Due to tariff controls, revenues of electric utility companies do not always cover their operating costs. Argentine authorities have created a new mechanism to improve the financial situation of these companies in recognition that their performance is directly related to the regulatory framework.

d.	Critical Accounting Policies

Critical accounting policies are defined as those that reflect significant judgments and uncertainties which would potentially result in materially different results under different assumptions and conditions. We believe that our most critical accounting policies with reference to the preparation of our combined financial statements under IFRS are those described below.

For further detail of the accounting policies and the methods used in the preparation of the combined financial statements, see Notes 2 and 3 of the Notes to our combined financial statements

Impairment of Long-Lived Assets

During the year, and principally at year end, we evaluate whether there is any indication that an asset has become impaired. Should any such indication exist, we estimate the recoverable amount of that asset to determine, where appropriate, the amount of impairment. In the case of identifiable assets that do not generate cash flows independently, we estimate the recoverability of the cash generating unit to which the asset belongs, which is understood to be the smallest identifiable group of assets that generates independent cash inflows.

Notwithstanding the preceding paragraph, in the case of cash generating units to which goodwill or intangible assets with an indefinite useful life have been allocated, a recoverability analysis is performed routinely at each period end.

The recoverable amount is the greater of (i) the fair value less the cost needed to sell the asset and (ii) the value in use. “Value in use” is defined as the present value of the estimated future cash flows. In order to calculate the recoverable value of property, plant and equipment, goodwill and intangible assets, that form part of a cash generating unit, we use value in use criteria in nearly all cases.

To estimate the value in use, we prepare future pre-tax cash flow projections based on the most recent budgets available. These budgets incorporate management’s best estimates of cash generating units’ revenues and costs using sector projections, past experience and future expectations.

In general, these projections cover the next five years, estimating cash flows for subsequent years by applying reasonable growth rates, between 3.1% and 11.1%, which are not increasing nor do they exceed the average long-term growth rates for the particular sector and country.

These cash flows are discounted at a given pre-tax rate in order to calculate their present value. This rate reflects the cost of capital of the business and the geographical area in which the business is conducted. The discount rate is calculated taking into account the current time value of money and the risk premiums generally used by market participants for the specific business activity and the country involved.

The pre-tax nominal discount rates applied in 2015, 2014 and 2013 are as follows:

		Year ended December 31,
		2015		2014		2013
Country	Currency	Minimum	Maximum	Minimum	Maximum	Minimum	Maximum
		(in %)
Argentina	Argentine peso	34.5%	39.4%	37.2%	38.9%	42.0%	44.4%
Brazil	Brazilian reais			9.7%	22.7%	9.0%	18.8%
Colombia	Colombian peso	15.1%		13.3%		14.2%
Peru	Peruvian sol	11.3%		12.6%		11.8%	12.3%

If the recoverable amount is less than the net carrying amount of the cash generating unit, the corresponding impairment loss provision is recognized for the difference, and charged to “Reversal of impairment loss (impairment loss) recognized in profit or loss” in the combined statement of comprehensive income.

Impairment losses recognized for an asset in prior periods are reversed when its estimated recoverable amount changes, increasing the asset’s value with a credit to earnings, limited to the asset’s carrying amount if no adjustment had occurred. In the case of goodwill, any adjustments made are not reversible.

Litigation and Contingencies

We are currently involved in certain legal and tax proceedings. As discussed in Note 20 of the Notes to our combined financial statements as of December 31, 2015, we have estimated the probable outflows of resources for resolving these claims to be Ch$ 5.5 billion. We have reached this estimate after consulting our legal and tax advisors who are defending us in these matters and after an analysis of potential results, assuming a combination of litigation and settlement strategies.

Hedge Revenues Directly Linked to the U.S. Dollar

We have established a policy to hedge the portion of our revenues directly linked to the U.S. dollar by obtaining financing in U.S. dollars. Exchange differences related to this debt, as they are cash flow hedge transactions, are charged net of taxes to an equity reserve account that forms part of Other Comprehensive Income and recorded as income during the period in which the hedged cash flows are realized. This term has been estimated at ten years.

This policy reflects a detailed analysis of our future U.S. dollar revenue streams. Such analysis may change in the future due to new electricity regulations limiting the amount of cash flows tied to the U.S. dollar.

Pension and Post-Employment Benefit Liabilities

We have various defined benefit plans for our employees. These plans pay benefits to employees at retirement and use formulas based on years of service and the compensation of the participants. We also offer certain additional benefits for particular retired employees.

The liabilities shown for the pensions and post-employment benefits reflect our best estimate of the future cost of meeting our obligations under these plans. The accounting applied to these defined benefit plans involves actuarial calculations which contain key assumptions including employee turnover, life expectancy, retirement age, discount rates, the future level of employee compensation and benefits, the claims rate under medical plans, and future medical costs. These assumptions change as economic and market conditions vary and any change in any of these assumptions could have a material effect on the reported results from operations.

The effect of an increase of one percentage in the discount rate used to determine the present value of the post-employment defined benefits would decrease the liability by Ch$ 1.8 billion, Ch$ 2.1 billion and Ch$ 3.0 billion as of December 31, 2015, 2014, and 2013, respectively; and the effect of a decrease of one percentage in the rate used to determine the present value of the post-employment defined benefits would increase the liability by Ch$ 2.3 billion, Ch$ 2.5 billion and Ch$ 3.5 billion as of December 31, 2015, 2014 and 2013, respectively.

Recent Accounting Pronouncements

Please see Note 2.2 of the Notes to our combined financial statements for additional information regarding recent accounting pronouncements.

2.	Analysis of Results of Operations for the Years Ended December 31, 2015 and 2014

Combined Revenues

The following table sets forth the revenues by geographical location, as a percentage of total combined revenues for the years ended December 31, 2015 and 2014:

	Year ended December 31,
	2015	2014
	(as a % of total)

Argentina	10.8	8.7
Colombia	59.8	62.0
Peru	29.3	29.1
Chile(1)	0.3	0.4
Intercompany transaction adjustments(1)	(0.2)	(0.2)

Total combined net revenues	100	100

(1)	We consider our revenues from operations in Chile and that are not related to the electricity generation business to be immaterial and believe that they do not affect the analysis of our combined financial statements. Revenues that are not related to the electricity generation business come mainly from engineering services provided to our combined entities in Argentina and Peru.

The following tables set forth our revenues from operations, physical energy sales and generation (expressed in GWh) by geographical location, in each case for the years ended December 31, 2015 and 2014:

	Year ended December 31,
Revenues	2015	2014	Change	Change
	(in millions of Ch$)			(in %)

Argentina	140,399	105,265	35,134	33.4
Colombia	778,756	753,373	25,383	3.4
Peru	382,452	353,795	28,657	8.1
Chile	4,082	5,161	(1,079)	(20.9)
Combined adjustment	(2,574)	(2,035)	(539)	(26.5)

Total net revenues	1,303,115	1,215,559	87,556	7.2

	Year ended December 31,
Energy Sales	2015	2014	Change	Change
	(in GWh)			(in %)

Argentina	11,968	10,442	1,526	14.6
Colombia	16,886	15,773	1,113	7.1
Peru	8,633	9,320	(687)	(7.4)

Total	37,488	35,535	1,953	5.5

	Year ended December 31,
Generation	2015	2014	Change	Change
	(in GWh)			(in %)

Argentina	11,405	9,604	1,801	18.8
Colombia	13,705	13,559	146	1.1
Peru	8,218	8,609	(391)	(4.5)

Total	33,328	31,772	1,556	4.9

Revenues from operations in Argentina grew by 33.4%, or Ch$ 35.1 billion, in 2015. This increase was explained by Ch$ 25.7 billion greater revenues in Costanera compared to 2014, comprised of Ch$ 8.8 billion due to tariff increases related to Resolution No. 482/2015, Ch$ 5.6 billion due to 1,195 GWh higher thermal dispatch, and Ch$ 3 billion related to its combined-cycle availability contracts executed with the Secretary of Energy. In addition, El Chocón’s revenues increased by Ch$ 9.8 billion, mostly due to Ch$ 7.6 billion related to 607 GWh higher hydroelectric dispatch because of improved hydrological conditions and Ch$ 2.6 billion attributable to higher tariffs related to Resolution No. 482/2015.

Revenues from operations in Colombia grew by 3.4%, or Ch$ 25.4 billion in 2015, due to Ch$ 60.2 billion higher physical sales of 1,113 GWh, mainly contracted sales, and Ch$ 90.2 billion increase related to higher sales price on the spot market as a result of drought caused by El Niño phenomenon. These increases were partially offset by a Ch$ 124.1 billion loss due to the devaluation of Colombian peso in relation to the Chilean peso, which resulted in a 16.5% decline in terms of Chilean peso in 2015 as compared to 2014.

Revenues from operations in Peru grew by 8.1%, or Ch$ 28.7 billion in 2015, due to the appreciation of Peruvian sol in relation to the Chilean peso resulted in a 2.4% increase in revenues, or Ch$ 52.8 billion compared to 2014. This was partly offset by a Ch$ 19.1 billion decrease from 687 GWh lower physical sales by primarily to distribution companies, and a Ch$ 4.8 billion decrease due to lower spot prices because of lower demand.

Combined Operating Costs

Combined operating costs consist primarily of energy purchases from third parties, fuel consumption, depreciation, amortization and impairment losses, maintenance costs, tolls paid to transmission companies, employee salaries and administrative and selling expenses.

The following table sets forth our combined operating costs in Chilean peso, and as a percentage of total combined operating costs for the years ended December 31, 2015 and 2014:

	Year ended December 31,
	2015		2014
	(in millions of Ch$)	(in %)	(in millions of Ch$)	(in %)
Energy purchases	181,642	24.5	108,349	18.3
Fuel consumption	140,546	18.9	100,755	17.0
Transportation costs	104,202	14.1	103,553	17.5
Other raw materials and combustibles	55,357	7.5	56,584	9.5
Other expenses(1)	73,291	9.9	60,036	10.1
Employee benefit expense and other(1)	73,291	9.9	57,341	9.7
Depreciation, amortization expense and impairment losses(1)	113,219	15.3	105,894	17.9

Total Operating Costs	741,548	100.0	592,512	100.0

(1)	Corresponds to selling and administration expenses

The table below sets forth our operating costs (excluding selling and administrative expenses) by geographical location for the years ended December 31, 2015 and 2014:

	Year ended December 31,
	2015	2014	Change	Change
	(in millions of Ch$)			(in %)
Argentina	9,172	15,204	(6,032)	(39.7)
Colombia	321,529	220,303	101,226	45.9
Peru	151,046	133,735	17,311	12.9

Total	481,747	369,242	112,505	30.5

In Argentina, operating costs decreased by Ch$ 6.0 billion or 39.7% compared to 2014. This decline was comprised of Ch$ 2.3 billion in Costanera and Ch$ 2.2 billion in El Chocón due lower energy purchases because of the termination of sale contracts, which were not renewed according to current regulation.

In Colombia, operating costs increased by Ch$ 101.2 billion or 45.9% in 2015, mainly attributable to Ch$ 95.2 billion higher energy purchases due higher spot prices, which in turn was as a result of the drought, and Ch$ 35.4 billion related to 550 MWh higher thermal generation. These increases were partially offset by a Ch$ 36.5 billion gain due to the devaluation of the Colombian peso in relation to the Chilean peso.

In Peru, operating costs increased by Ch$17.3 billion or 12.9%, in 2015 as compared to 2014, mainly due to a Ch$ 20.0 billion higher cost related to the appreciation of the Peruvian sol in relation to the Chilean peso. This increase was partially offset by a Ch$ 2.8 billion decrease related to lower spot prices.

Combined Selling and Administrative Expenses

Combined selling and administrative expenses relate to salaries, compensation, administrative expenses, depreciation, amortization and impairment losses and office materials and supplies.

The following table sets forth our combined selling and administrative expenses, as a percentage of total combined selling and administrative expenses, for the years ended December 31, 2015 and 2014:

	Year ended December 31,
	2015	2014
	(in %)
Selling and Administrative Expenses as a Percentage of Total Selling and Administrative Expenses
Other expenses	28.2	26.9
Employee benefit expense and other	28.2	25.7
Depreciation, amortization expense and impairment losses	43.6	47.4

Total	100.0	100.0

The following table sets forth our selling and administrative expenses by geographical location for the years ended December 31, 2015 and 2014:

	Year ended December 31,
	2015	2014	Change	Change
	(in millions of Ch$)			(in %)
Combined selling and administrative expenses
Argentina	83,942	62,106	21,836	35.2
Colombia	84,362	83,538	824	1.0
Peru	91,750	78,902	12,848	16.3
Chile	2,320	760	1,560	n/a
Combined adjustments	(2,574)	(2,035)	(539)	26.5

Total combined selling and administrative expenses	259,800	223,271	36,529	16.4

Selling and administrative expenses increased by Ch$ 36.5 billion, or 16.4%, during 2015 compared to 2014, mainly as explained below.

In Argentina, selling and administrative expenses increased by Ch$ 21.8 billion or 35.2% primarily due to higher payroll expenses of Ch$ 12.8 billion following increases in the workforce and in wages and benefits during 2015 and higher depreciation and amortization expenses of Ch$ 5.5 billion.

In Peru, selling and administrative expenses increased by Ch$ 12.8 billion or 16.3% mainly due to higher depreciation and amortization expenses of Ch$ 3.8 billion and Ch$ 3.5 billion of impairment losses due to Ch$ 4.7 billion attributable to the impairment of debt in 2015.

Combined Operating Margin

The following table sets forth our operating margin by geographical location for the years ended December 31, 2015 and 2014:

	Year ended December 31,
	2015	2014
	(in %)
Operating margin
Argentina	33.7	26.6
Colombia	47.9	59.7
Peru	36.5	39.9

Total combined operating margin	43.1	51.3

Our combined operating margin, or combined operating income as a percentage of combined total revenues, decreased to 43.1% as of December 31, 2015 as compared to 51.3% for 2014.

This was due to lower operating margins in Colombia and Peru, partially offset by higher operating margins in Argentina. Operating margin in Argentina improved from 26.6% to 33.7% mainly as a consequence of higher tariffs related to Resolution No. 482/2015 and higher dispatch. The lower operating margin in Colombia was due to the higher increase of operating costs of 33.6% in comparison to the increase of 3.4% of revenues, mainly related to devaluation of the Colombian peso in relation to the Chilean peso. The operating margin in Peru decreased from 39.9% to 36.5% mainly due its 14.2% increase in total operating costs in contrast with the increase of its revenues of 8.1%.

Combined Operating Income

The following table summarizes operating income by geographical location for the years 2015 and 2014:

	Year ended December 31,
	2015	2014	Change	Change
	(in millions of Ch$)			(in %)
Operating income
Argentina	47,284	27,955	19,329	69.1
Colombia	372,865	449,533	(76,668)	(17.1)
Peru	139,656	141,158	(1,502)	(1.1)
Chile	1,762	4,401	(2,639)	(60.0)

Total combined operating income	561,567	623,047	(61,480)	(9.9)

Combined Other Results

The following table shows our combined other results for the years ended December 31, 2015 and 2014:

	Year ended December 31,
	2015	2014	Change	Change
	(in millions of Ch$)			(in %)
Financial results
Financial income	59,300	93,968	(34,668)	(36.9)
Financial costs	(87,794)	(65,211)	(22,583)	34.6
Foreign currency exchange gains (losses), net	96,181	(20,193)	116,374	n/a

Total	67,687	8,564	59,123	n/a

Others
Share of the profit of associates and joint ventures accounted for using the equity method	38,680	61,598	(22,918)	(37.2)
Gain from other investments	—	668	(668)	n/a
Gain (loss) from the sale of assets	(509)	82	(591)	n/a

Total	38,171	62,348	(24,177)	(38.8)

Total Combined Other results	105,858	70,912	34,946	49.3

Financial Results

Our net financial results in 2015 was a profit of Ch$ 67.7 billion a Ch$ 59.1 billion increase compared to 2014. This improvement was mainly explained by a Ch$ 116.4 billion gain mainly due to a positive foreign currency exchange differences related to accounts receivable denominated in U.S. Dollars from the Vuelta de Obligado thermal plant (“VOSA”); of Ch$ 124.8 billion. This plant was financed through the contribution of outstanding debts of CAMMESA owed to our Argentine combined entities. These contributions were returned with interest according to the agreement (recorded as a financial income as explained below) and recognized in U.S. dollars, considering the exchange rate existing as of the date on which the agreement was signed. In December 2015, a technical report confirmed that the gas plant passed all operational tests; therefore, we accounted for the effects of the dollarization of the receivables based on the current exchange rate between the Argentine peso and the U.S. Dollar.

This was partially offset by (i) Ch$ 34.7 billion lower financial income mainly due to Ch$ 84.5 billion due to a non-recurring income recognized in 2014 because of the renegotiation of the terms of Costanera’s debt with Mitsubishi Corporation (“MC”) in October 2014, partially offset by Ch$ 41.6 billion higher interest accrued in accounts receivable from VOSA and (ii) Ch$ 22.6 billion higher financial costs because of greater debt of Costanera with CAMMESA of Ch$ 14.8 billion.

Others

Our share of the net profits (loss) of associates and joint ventures accounted for using the equity method totaled Ch$ 38.7 billion for 2015, a 37.2% or Ch$ 22.9 billion decrease compared to 2014. This decrease was mainly a result of Ch$ 25.7 billion reduction in net profit from Enel Brasil primarily related to the distribution business.

Combined Income Tax expenses

Combined income tax expenses was Ch$ 256.3 billion in 2015, a Ch$ 52.2 billion increase compared to 2014, mainly explained by Ch$ 53.1 billion higher expense in El Chocón due to improved financial results compared to the previous year due to the dollarization of the accounts receivable from VOSA.

The combined effective tax rate was 38.4% in 2015 and 29.4% in 2014. mainly as result of higher taxes due to the devaluation of the Chilean peso in terms of U.S. dollar and in corporate taxe rate in Colombia.

Combined Net Profit

The following table sets forth our combined profit before income tax expenses, income tax expenses and net income for the year ended December 31, 2015 and 2014:

	Year ended December 31,
	2015	2014	Change	Change
	(in millions of Ch$)			(in %)
Profit before income tax expenses	667,425	693,959	(26,534)	(3.8)
Income tax expenses	(256,249)	(204,051)	(52,198)	(25.6)

Net profit	411,176	489,908	(78,732)	(16.1)
Net profit attributable to the parent company	180,532	220,155	(39,623)	(18.0)
Net profit attributable to non-controlling interests	230,643	269,753	(39,110)	(14.5)

3.	Analysis of Results of Operations for the Years Ended December 31, 2014 and 2013

Combined Revenues

The following table sets forth the revenues by geographical location, as a percentage of total combined revenues for the years ended December 31, 2014 and 2013:

	Year ended December 31,
	2014	2013
	(as a % of total)

Argentina	8.7	12.4
Colombia	62.0	60.5
Peru	29.1	26.8
Chile	0.4	0.3
Combined adjustment	(0.2)	—

Total combined revenues	100	100

The tables below set forth our total revenues from operations, physical energy sales and generation (expressed in GWh) by geographical location, in each case for the years ended December 31, 2014 and 2013:

	Year ended December 31,
Revenues	2014	2013	Change	Change
	(in millions of Ch$)			(in %)

Argentina	105,265	131,443	(26,178)	(19.9)
Colombia	753,373	639,504	113,869	17.8
Peru	353,795	283,806	69,989	24.7
Chile	5,161	3,102	2,059	66.4
Combined adjustment foreign combined entities	(2,035)	(461)	(1,574)	n/a

Total net revenues	1,215,559	1,057,395	158,164	15.0

	Year ended December 31,
Energy Sales	2014	2013	Change	Change
	(in GWh)			(in %)

Argentina	10,442	12,354	(1,912)	(15.5)
Colombia	15,773	16,090	(317)	(2.0)
Peru	9,320	8,904	416	4.7

Total	35,535	37,348	(1,813)	(4.9)

	Year ended December 31,
Generation	2014	2013	Change	Change
	(in GWh)			(in %)

Argentina	9,604	10,840	(1,236)	(11.4)
Colombia	13,559	12,748	811	6.4
Peru	8,609	8,391	218	2.6

Total	31,772	31,979	(207)	(0.6)

Revenues from operations in Argentina decreased 19.9%, or Ch$ 26.2 billion, in 2014, mainly as a result of the devaluation of the Argentine peso in relation to the Chilean peso, which led to a 22.3% decrease, or Ch$ 23 billion, in 2014 when compared to 2013, partially offset by the impact of Resolution No. 529/2014 that updated tariffs and increased El Chocón’s revenues by Ch$ 1.5 billion. Costanera’s revenues also increased by Ch$ 1.5 billion related to its combined-cycle availability contract executed with the Secretary of Energy.

Total revenues from operations in Colombia increased by Ch$ 113.9 billion, or 17.8%, in 2014, mainly due to Ch$ 65 billion increase in energy sale revenues mainly due to higher spot price because of the drought and the appreciation of the Colombian peso in relation to the Chilean peso, which in both periods resulted in a 7.6% increase in terms of Chilean peso, or Ch$ 48 billion higher revenues in 2014 when compared to 2013.

Revenues from operations in Peru grew by 24.7%, or Ch$ 70.0 billion in 2014, mainly due to a 13.6% increase in electricity sales as a consequence of 417 GWh higher physical sales, amounting to Ch$ 43 billion and a Ch$ 27 billion increase as result of the appreciation of Peruvian sol in relation to the Chilean peso which resulted in a 9.6% increase in terms of Chilean peso when compared to 2013.

Combined Operating Costs

Combined operating costs consist primarily of energy purchases from third parties, fuel consumption, depreciation, amortization and impairment losses, maintenance costs, tolls paid to transmission companies, employee salaries and administrative and selling expenses.

The following table sets forth our combined operating costs in Chilean pesos and, as a percentage of total combined operating costs for the years ended December 31, 2014 and 2013:

	Year ended December 31,
	2014		2013
	(in millions of Ch$)	(in %)	(in millions of Ch$)	(in %)
Energy purchases	108,349	18.3	113,258	20.8
Fuel consumption	100,755	17.0	96,237	17.7
Transportation costs	103,553	17.5	84,159	15.5
Other raw materials and combustibles	56,584	9.5	42,324	7.8
Other expenses(1)	60,036	10.1	52,541	9.7
Employee benefit expense and other(1)	57,341	9.7	51,793	9.5
Depreciation amortization expense and impairment losses(1)	105,894	17.9	103,577	19.0

Total Combined Operating Costs	592,512	100.0	543,889	100.0

(1)	Corresponds to selling and administration expenses

The table below sets forth our combined operating costs (excluding selling and administrative expenses) by geographical location for the years ended December 31, 2014 and 2013:

	Year ended December 31,
	2014	2013	Change	Change
	(in millions of Ch$)			(in %)
Argentina	15,204	36,479	(21,275)	(58.3)
Colombia	220,303	204,419	15,884	7.8
Peru	133,735	95,080	38,655	40.7

Total	369,242	335,978	33,264	9.9

In Argentina, operating costs decreased by 58.3% or Ch$ 21.3 billion in 2014, mainly due to an 18.2% decline in energy generation in Costanera which in turn reduced its procurement and service costs by Ch$ 17.5 billion. Additionally, El Chocón’s physical electricity generation increased 13.6% resulting in a reduction in energy purchases by Ch$ 3.8 billion.

In Colombia, operating costs in the generation business increased by 7.8% or Ch$ 15.8 billion in 2014 primarily due to a Ch$ 16.1 billion, increase in other variable procurement and service costs as a consequence of expenses related to environmental royalties and other technical support services.

In Peru, operating costs increased by 40.7% or Ch$ 38.7 billion, due to a Ch$ 14.0 billion higher fuel costs as a consequence of a 6.5% higher thermal generation as a result of the unavailability of some relevant generation units of the Peruvian system during the year, Ch$ 13.4 billion higher energy purchases in the spot market and Ch$ 12.1 billion higher transportation costs related to higher toll costs.

Combined Selling and Administrative Expenses

Combined selling and administrative expenses relate to salaries, compensation, administrative expenses, depreciation, amortization and impairment losses and office materials and supplies.

The following table sets forth our combined selling and administrative expenses, as a percentage of total combined selling and administrative expenses, for the years ended December 31, 2014 and 2013:

	Year ended December 31,
	2014	2013
	(in %)
Selling and Administrative Expenses as a Percentage of Total Selling and Administrative Expenses
Other expenses	26.9	25.3
Employee benefit expense and other	25.7	24.9
Depreciation and amortization expense and impairment losses	47.4	49.8

Total	100.0	100.0

The following table sets forth our selling and administrative expenses by geographical location for the years ended December 31, 2014 and 2013:

	Year ended December 31,
	2014	2013	Change	Change
	(in millions of Ch$)			(in %)
Selling and administrative expenses
Argentina	62,106	60,036	2,070	3.4
Colombia	83,538	71,091	12,447	17.5
Peru	78,902	76,535	2,367	3.1
Chile	760	709	51	7.2
Combined adjustments	(2,035)	(461)	(1,574)	n/a

Total combined selling and administrative expenses	223,271	207,911	15,360	7.4

Selling and administrative expenses increased by Ch$ 15.4 billion in 2014.

In Colombia, selling and administrative expenses increased by Ch$ 12.4 billion, mainly as a result of Ch$ 7.0 billion higher charges of depreciation, amortization and impairment losses and Ch$ 4.3 billion higher other fixed operating and higher payroll expenses related to the El Quimbo project. In Argentina, selling and administrative expenses rose by Ch$ 2.1 billion, primarily due to higher payroll expenses mostly due to salary increases during the year.

Combined Operating Margin

The following is our combined operating margin by geographical location for the years ended December 31, 2014 and 2013:

	Year ended December 31,
	2014	2013
	(in %)
Operating margin
Argentina	26.6	26.6
Colombia	59.7	56.9
Peru	39.9	39.5

Total combined operating margin	51.3	48.6

Our combined operating margin, or combined operating income as a percentage of revenues, a measure of efficiency, increased to 51.3% in 2014 from 48.6% in 2013, mainly due to higher operating margins in Colombia.

The Colombian improvement in efficiency was mainly a result of Ch$ 113.9 billion increase in revenues due to higher average sale prices, coupled with decreased operating costs of Ch$ 15.9 billion due to greater hydroelectric generation.

Combined Operating Income

The following table sets forth our combined operating income by geographical location for the years ended December 31, 2014 and 2013:

	Year ended December 31,
	2014	2013	Change	Change
	(in millions of Ch$)			(in %)
Operating income
Argentina	27,955	34,928	(6,973)	(20.0)
Colombia	449,533	363,993	85,540	23.5
Peru	141,158	112,192	28,966	25.8
Chile	4,401	2,393	2,008	83.9

Total combined operating income	623,047	513,506	109,541	21.3

Combined Other Results

The following table sets forth our combined other results for the years ended December 31, 2014 and 2013:

	Year ended December 31,
	2014	2013	Change	Change
	(in millions of Ch$)			(in %)
Financial results
Financial income	93,968	15,137	78,831	n/a
Financial costs	(65,211)	(66,695)	1,484	2.2
Foreign currency exchange , net	(20,193)	(11,577)	(8,616)	(74.4)

Total	8,564	(63,135)	71,699	113.6

Other
Share of the profit or loss of investments accounted for using the equity method	61,598	95,038	(33,440)	(35.2)
Gain from other investments	668	726	(58)	(7.9)
Gain from the sale of assets	82	118	(36)	(30.5)

Total	62,348	95,882	(33,534)	(35.0)

Total combined other results	70,912	32,747	38,165	116.6

Financial Results

Our net financial results in 2014 was a gain of Ch$ 8.6 billion compared to an expense of Ch$ 63.1 billion in 2013. This improvement was mainly due to a Ch$ 84.5 billion non-recurrent increase in financial income primarily as a result of renegotiating of the terms of Costanera’s debt with Mitsubishi Corporation (“MC”) in October 2014, which resulted in US$ 107 million in higher financial income. In accordance with the terms, MC forgave accrued interest of US$ 66 million as of September 30, 2014.

Share of the profit or loss of investments accounted for using the equity method

Our share of the net profits of investments accounted for under the equity method totaled Ch$ 61.6 billion as of December 2014, a 35.2% decrease compared to 2013. This decrease was mostly explained by Ch$ 32.2 billion lower net profit from Enel Brasil due to reduced distribution and generation profits as result of the drought that has affected Brazil since 2012.

Combined Income Tax

Combined income tax expenses increased by 21.5%, to Ch$ 204.1 billion, when compared to 2013, as a result of increased tax base in Colombia of Ch$ 11.5 billion and Ch$ 14.3 billion higher deferred taxes in Argentina related to Costanera’s debt renegotiation with MC.

The effective tax rate was 29.4% in 2014 and 30.7% in 2013. The decrease is mainly explained by the higher benefits in Colombia due to tax credit for properties, plants and equipment.

Combined Net Profit

The following table sets forth our combined profit before tax, income tax and net income for the years ended December 31, 2014 and 2013:

	Year ended December 31,
	2014	2013	Change	Change
	(in millions of Ch$)			(in %)
Combined Profit before tax	693,959	546,252	147,707	27.0
Income tax expense	(204,051)	(167,912)	(36,139)	21.5

Combined Net profit	489,908	378,340	111,568	29.5
Net profit attributable to the parent company	220,155	180,784	39,371	21.8
Net profit attributable to non-controlling interests	269,753	197,557	72,196	36.5

B.	Liquidity and Capital Resources.

The following discussion of cash sources and uses reflects the key drivers of our cash flow.

We, on a stand-alone basis, receive cash inflows from our foreign combined entities, as well as from related companies outside of Chile. Foreign combined entities and associates’ cash flows may not be available to satisfy our own liquidity needs, mainly because they are not wholly-owned, and because there is a time lag before we have effective access to those funds through dividends or capital reductions. Our current liabilities exceeded our current assets by Ch$ 395 billion as of December 31, 2015 and by Ch$ 199.3 billion as of December 31, 2014. These amounts do not represent material working capital deficits. However, we believe that cash flow generated from our combined entities’ business operations, as well as cash balances, borrowings from commercial banks and related companies, and ample access to capital markets are sufficient to satisfy all of our needs for working capital, expected debt service, dividends and planned capital expenditures in the foreseeable future.

We have the following economic interests in our combined entities: 62.5% in our Peruvian combined entity, Edegel; 75.7% in our Argentine combined entity, Costanera; 65.4% in our Argentine combined entity, El Chocón; and 26.9% in our Colombian combined entity, Emgesa. We also hold 56.4% of Emgesa’s voting rights as a result of a transfer of voting rights from Enersis Américas and we have the right to appoint the majority of the Board members pursuant to a shareholders’ agreement. We therefore control Emgesa. For more information on our control and combination of Emgesa, see “— A. Operating Results. — 1. Discussion of Main Factors Affecting Operating Results and Financial Condition of the Company.” above.

Set forth below is a summary of our combined cash flow information for the years ended December 31, 2015, 2014 and 2013:

	Year ended December 31,
	2015	2014	2013
	(in billions of Ch$)
Net cash flows from (used in) operating activities	473	568	395
Net cash flows from (used in) investing activities	(233)	(137)	(119)
Net cash flows from (used in) financing activities	(431)	(394)	(218)

Net increase (decrease) in cash and cash equivalents before effect of exchange rates changes	(191)	38	59
Effects of exchange rate changes on cash and cash equivalents	5	(25)	(4)
Cash and cash equivalents at beginning of period	298	286	231

Cash and cash equivalents at end of period	112	298	286

For the year ended December 31, 2015, net cash flow from operating activities was Ch$ 473 billion, a decrease of Ch$ 95 billion, or 16.7%, compared to Ch$ 568 billion for the same period of 2014, primarily as a consequence of a increase in payments to suppliers for goods and services of Ch$ 100 billion mainly in Colombia, which contributed with Ch$ 100 billion, as a result of Ch$ 82 billion, or 102.2% higher energy purchases and an unfavorable translation effect of converting Colombian pesos into Chilean pesos, which resulted in a 16.5% decline in operating cash flows of our Colombian combined entity in Chilean pesos for 2015 as compared to 2014. Although Emgesa increased its physical sales by 1,113 GWh compared to 2014, and Argentina and Peru’s revenues rose by 33.4% and 8.1% respectively, these increases were not enough to offset the effect of the exchange rate that affected the Colombian peso, mainly because Colombian payments to suppliers represent 56.8% of Endesa Américas’ payments to suppliers. Additionally, the decrease of the net cash flow from operating activities was a result of an increase of Ch$ 14 billion in income taxes paid mainly in Colombia as a result of increased sales and an increase in other payments for operating activities of Ch$ 10 billion as a consequence of the registration of a wealth tax decree by the Colombian government of Ch$ 8 billion. This decrease was partially offset by an increase in other collections from operating activities of Ch$ 24 billion mainly in Peru related to the rental of hydraulic facilities to Egehuanza, an unrelated company (see “Item 5. Operating and Financial Review and Prospects — A. Operating Results.— 2. Analysis of Results of Operations for the Years Ended December 31, 2015 and 2014”).

For the year ended December 31, 2014, net cash flow from operating activities was Ch$ 568 billion, an increase of Ch$ 173 billion, or 43.6%, compared to net cash flow from operating activities of Ch$ 395 billion for 2013, primarily as a consequence of an increase in collections from the sale of goods and services of Ch$ 183 billion, comprised of Ch$ 122 billion from Colombia, mainly due to an increase in energy sales, as a consequence of 19.6% higher average sale prices and Ch$ 88 billion from Peru as a consequence of an 8.5% increase in the average electricity sales price expressed in Chilean pesos and a 4.7% increase in energy sales. This increase was partially offset by an increase of Ch$ 18 billion in income taxes paid, comprised of Ch$ 15.7 billion from Peru and Ch$ 5.4 billion from Colombia, in both cases as a consequence of increased energy sales (see “Item 5. Operating and Financial Review and Prospects — A. Operating Results.— 3. Analysis of Results of Operations for the Years Ended December 31, 2014 and 2013”).

For the year ended December 31, 2015, net cash used in investment activities was Ch$ 233 billion, compared to net cash used in investment activities of Ch$ 137 billion for 2014. The increase was mostly explained by the acquisition of property, plant and equipment of Ch$ 274 billion, principally at Emgesa mainly related to El Quimbo project, Central Costanera and El Chocón (see “Item 4. Information of the Company — A. History and Development of the Company — Investment, Capital Expenditures and Divestitures”). This was partially offset by proceeds from investments in time deposits with a maturity greater than 90 days of Ch$ 20 billion, collections from derivatives contracts of Ch$ 11 billion and interest received of Ch$ 9 billion.

For the year ended December 31, 2014, net cash used in investment activities was Ch$ 137 billion, compared to net cash used in investment activities was Ch$ 119 billion for 2013. The increase was mostly due to the acquisition of property, plant and equipment of Ch$ 266 billion, mainly at Emgesa related to El Quimbo project and Edegel (see “Item 4. Information of the Company — A. History and Development of the Company — Investment, Capital Expenditures and Divestitures”) and investments in time deposits with a maturity greater than 90 days of Ch$ 20 billion. This was partially offset by proceeds from dividends classified as investment cash flow of Ch$ 126 billion, interest received of Ch$ 10 billion and collections from futures contracts, forward, options and swaps of Ch$ 8 billion.

For the year ended December 31, 2015, cash used for financing activities increased to Ch$ 431 billion from Ch$ 394 billion for 2014. The main drivers of this change are described below.

The aggregate cash outflows from financing activities were primarily due to:

•	Ch$ 334 billion in dividend payments (including Ch$ 108 billion for Endesa Américas on a stand-alone basis, Ch$ 191 billion for Emgesa, excluding dividends paid to us, and Ch$ 34 billion for Generandes Perú, Edegel and Chinango, excluding dividends paid to us).

•	Ch$ 320 billion of payments of loans and bonds (Ch$ 207 billion for Emgesa, Ch$ 92 billion for Edegel and Chinango, among others).

•	Ch$ 94 billion of interest expense (including Ch$ 80 billion for Emgesa, Ch$ 8 billion for El Chocón and Costanera and Ch$ 6 billion for Edegel and Chinango, among others).

These outflows were offset by cash inflows primarily due to:

•	Ch$ 290 billion in loans incurred by Emgesa.

•	Ch$ 47 billion in loans incurred by Edegel and Chinango.

For the year ended December 31, 2014, cash used for financing activities increased to Ch$ 394 billion from Ch$ 218 billion for 2013. The main drivers of this change are described below.

The aggregate cash outflows from financing activities were primarily due to:

•	Ch$ 274 billion in dividend payments (including Ch$ 90 billion for Endesa Américas on a stand-alone basis, Ch$ 153 billion for Emgesa, excluding dividends paid to us and Ch$ 31 billion for Edegel, excluding dividends paid to us).

•	Ch$ 142 billion of net investment of parent companies.

•	Ch$ 86 billion of payments of loans (including Ch$ 40 billion for Emgesa, Ch$ 25 billion for Edegel, Ch$ 10 billion for Chinango, among others).

•	Ch$ 83 billion of interest expense (including Ch$ 66 billion for Emgesa, Ch$ 5 billion for El Chocón, Ch$ 7 billion for Edegel, among others).

These outflows were offset by cash inflows primarily due to:

•	Ch$ 165 billion in bond issuances by Emgesa.

•	Ch$ 28 billion in loans incurred by Edegel.

For a description of liquidity risks resulting from the inability of our combined entities to transfer funds, please see “Item 3. Key Information — D. Risk Factors— We depend in part on payments from our combined entities, jointly-controlled entities and associates to meet our payment obligations.”

We coordinate the overall financing strategy of our controlled combined entities. Our operating combined entities independently develop capital expenditure plans and finance their capital expansion programs through internally generated funds or direct financings. We, on a stand-alone basis, have no legal obligations or other commitments to financially support our combined entities. We, on a stand-alone basis, also do not have any debt agreements that include cross default provisions that could be triggered by any Argentine or any other combined entity’s default and therefore we are not affected by a default by any combined entity. Our combined entities could be financed by us through intercompany loans. For information regarding our commitments for capital expenditures, see “Item 4. Information on the Company — A. History and Development of the Company — Investments, Capital Expenditures and Divestitures” and our contractual obligations table set forth below under “F. Tabular Disclosure of Contractual Obligations.”

Having stated our corporate policy in connection with the financial autonomy that we expect from our combined entities, we have in the recent past, and to a very limited extent, provided financial support in Argentina in the form of intercompany loans and capital contributions in which debt was capitalized. We have also guaranteed a loan with a third party for an immaterial amount. Most of the loans have been provided by our wholly-owned investment vehicle, Endesa Argentina S.A., using local funds such as dividends from other Argentine combined entities.

Additionally, information about our participation in Costanera’s 2013 capital increase can be found later in this section, and information regarding our structured loans to Costanera can be found in “Item 7— Major Shareholders and Related Party Transactions — B. Related Party Transactions.”

We believe that the level of such financial support is insignificant in the context of our combined financial statements taken as a whole. The fundamental drivers of such limited support are recent regulatory changes implemented by Argentine authorities, such as Resolution 95, 529 and 482, among others, and our expectation that our Argentine long-lived assets will eventually be appropriately recovered by free cash flows arising from new and more favorable electricity sector regulations.

To the extent there may be positive market signals regarding regulatory improvements which allow us to forecast favorable effects on our Argentine combined entities’ operating results, we may continue to evaluate additional, temporary and exceptional financial support (primarily in the form of intercompany loans) on a case by case basis, as described in this context.

We have American Depositary Shares listed and that trade on the NYSE and may, in the future, continue to access the international equity capital markets (including SEC-registered ADS offerings). We may also issue bonds in the United States (“Yankee Bonds”) depending on our liquidity needs.

The following table lists Emgesa’s bonds issued in the United States and the aggregate principal amount outstanding as of December 31, 2015. The bonds are denominated in Colombian pesos. The annual interest rate is 10.17%.

			Coupon (inflation -adjusted rate)	Aggregate Principal Amount
Issuer	Term	Maturity		Issued	Outstanding
			(%)	(in billions of CP$)	(in billions of CP$)	(in billions of Ch$)(1)
Emgesa	10 years	January 2021	10.17	737	737	166

(1)	Calculated based on the Observed Exchange Rate as of December 31, 2015, which was CP$ 4.435 per Ch$ 1.00.

We will have access to the Chilean domestic capital markets, as well the markets of our combined entities in the four countries in which we have investments, where our combined entities have issued debt instruments including commercial paper and medium and long-term bonds that are primarily sold to pension funds, life insurance companies and other institutional investors.

The following table lists local bonds issued by our combined entities that are outstanding as of December 31, 2015. We present aggregate information for each company. The maturity column for each company reflects the issuance with the longest maturity, and the coupon rate corresponds to the weighted average coupon of all issuances for each company.

Issuer	Maturity	Coupon(1)	Aggregate Principal Amount Outstanding
		(%)	(in billions of Ch$)
Edegel	January 2028	6.43	52
Emgesa	May 2030	11.21	530

Total			582

(1)	Many of the coupon rates are variable rates based on local indices, such as inflation. The table reflects the coupon rate taking into account each local index as of December 31, 2015.

We may also participate in the international commercial bank markets through syndicated senior unsecured loans, including both fixed term and revolving credit facilities.

We may also borrow from banks in the Chilean market under fully committed facilities and from uncommitted local bank facilities with approved lines of credit.

Our foreign combined entities also have access to uncommitted local bank facilities, for a total amount of Ch$ 122 billion, none of which are currently drawn.

We expect to be able to tap the Chilean commercial paper market under programs that need to be registered with the Chilean SVS. Finally, our foreign combined entities also have access to other types of financing, including governmental facilities, supplier credit and leasing, among others.

As of December 31, 2015, we, on a stand-alone basis, had no debt obligations and are therefore not affected by any covenants or events of default. As of December 31, 2015, and as of the date of this Report, our combined entities are in compliance with the financial covenants contained in our combined debt instruments with the exception of our Argentine combined entity, El Chocón, as described below.

For the quarters ended December 31, 2014, March 31, 2015, June 30, 2015 and September 30, 2015, El Chocón did not comply with the interest coverage ratio test (EBITDA to interest expense) pursuant to a covenant requirement under a loan agreement with Standard Bank, Deutsche Bank and Itaú that matured and was paid in February 2016. If the lenders had decided to declare an event of default and accelerate the loan, the principal and interest would have become immediately due and payable under this facility. Because of cross-acceleration provisions of El Chocón’s other loans, additional debt would also have been accelerated and El Chocón would have been forced into bankruptcy. Payment defaults and bankruptcy proceedings of any Argentine or any other combined entity have no material financial effect on us as we, on a stand-alone basis, do not have any debt agreements that include cross default provisions that could be triggered by any Argentine or other combined entity’s default.

As is customary for certain credit and capital market debt facilities, a significant portion of our combined entities’ financial indebtedness is subject to cross default provisions. Each of the revolving credit facilities described above, have cross default provisions with different definitions, criteria, materiality thresholds, and applicability as to the combined entities that could give rise to a cross default.

With the exception of our Argentine combined entities, our companies have access to existing credit lines sufficient to satisfy all of their present working capital needs. Access to the capital markets on the part of our Argentine combined entities has been very limited due to the difficult financial situation still prevailing in

Argentina (particularly in the utilities sector) since 2002, and, in general, higher risk associated with lending to Argentine utilities as a consequence of the regulatory framework. Nevertheless, the outlook has been changing since the election of the new government in November 2015. Notwithstanding these unusual circumstances, these combined entities were still able to refinance debt maturing in 2015.

Payment of dividends and distributions by our combined entities and affiliates represent an important source of funds for us. The payment of dividends and distributions by certain combined entities and affiliates are subject to legal restrictions, such as legal reserve requirements, and capital and retained earnings criteria, and other contractual restrictions. Legal counsel in the countries where our combined entities and affiliates operate have informed us of the current legal restrictions regarding the payment of dividends or distributions to us in the jurisdictions where such combined entities or affiliates are incorporated. We are currently in compliance with the legal restrictions, and therefore, they currently do not affect the payment of dividends or distributions to us. Certain credit facilities and investment agreements of our combined entities restrict the payment of dividends or distributions in certain special circumstances. For a description of liquidity risks resulting from our company status, see “Item 3. Key Information — D. Risk factors— We depend in part on payments from our combined entities, jointly-controlled entities and associates to meet our payment obligations.”

Our estimated capital expenditures for 2016 through 2020 amount to Ch$ 761 billion, of which Ch$ 573 billion are considered as non-discretionary investments. Maintenance capital expenditures are considered non-discretionary because we need to maintain the quality and operation standards required for our facilities, but we do have some flexibility regarding the timing for these investments. We also consider the investments in expansion projects as non-discretionary expenditures. We consider the remaining Ch$ 188 billion as discretionary capital expenditures. The latter includes expansion projects that are still under evaluation, in which case we would undertake them only if deemed profitable.

We do not currently anticipate liquidity shortfalls affecting our ability to satisfy the material obligations described in this Report. We expect to be able to refinance our combined indebtedness as it becomes due, fund our purchase obligations outlined previously with internally generated cash and fund capital expenditures with a mixture of internally generated cash and borrowings.

C.	Research and Development, Patents and Licenses, etc.

None.

D.	Trend Information.

Our business is comprised of electricity generation assets, with combined entities engaged primarily in the generation of electricity in Argentina, Colombia and Peru and equity method investments in Brazil engaged in the generation, transmission and distribution electricity assets. Our businesses are subject to a wide range of conditions that may result in significant variability in our earnings and cash flows from year to year.

Our net income is principally the result of operating income from our generation business, and non-operating income including primarily income arising from related companies accounted for under the equity method and foreign currency exchange rate effects.

Our combined operating income combines the results of operations in the three countries where we operate and is impacted by the combined effect of several factors, including our contracted electricity prices, prevailing hydrological conditions, the price of fuels used to generate thermal electricity, contracted obligations, generation mix, and electricity prices prevailing in the spot market, among others. The combined effect of many, and sometimes all, of these factors impacts our operating income, which can be more or less favorable from year to year. For example, for the year ended December 31, 2015, our operating income decreased by 9.9 % as compared to the same period in 2014 because of a better combination of these factors, as described in further detail in “Item 5. Operating and Financial Review and Prospects — A. Operating Results — 2. Analysis of results of operations for the Years Ended December 31, 2015 and 2014.”

One of the main drivers of our results of operations is our sale prices and energy costs. Generally, the quantity of electricity sold has been relatively stable over time, with increases reflecting economic and demographic growth. Our profits from contracted sales are driven by the ability to generate or buy electricity at a cost lower than the contracted price. However, the applicable price for sales and purchases for electricity sold and purchased in the spot market is much harder to predict because the spot generation price is influenced by many factors, which can differ in each of the countries where we operate. In general, abundant hydrological conditions lower spot prices while dry conditions increase them. However, our operating income may not be impacted even when we are required to buy at high prices in the spot market if our commercial policy is appropriately managed. Our goal is to have a conservative and well-balanced commercial policy on a country by country basis, which aims at controlling relevant variables, provides stability to profits, and mitigates our exposure to the volatility of the spot market by contracting sales of a significant portion of our expected electricity generation through long-term electricity supply contracts. Our optimal level of electricity supply commitments is one that allows us to protect ourselves against low marginal cost conditions, such as those existing during the rainy season, while still taking advantage of high marginal cost conditions, such as higher spot market prices during dry years. In order to determine the optimal mix of long-term contracts and sales in the spot market: (i) we project our aggregate generation taking into consideration our generation mix, the incorporation of new projects under construction and a dry hydrology scenario, (ii) create demand estimates using standard economic theory, and (iii) forecast the system’s marginal cost using proprietary stochastic models. This commercial policy is not applicable in Argentina, since contracted sales are immaterial and our margin is strongly dependent on the regulatory framework, as explained further below.

International prices for commodities such as fuel oil, coal and LNG also affect spot prices. Fuel prices affect our results since commodity prices directly impact generation costs of our thermal power plants, mainly in Peru. Commodity prices have materially decreased since the second half of 2014 and we expect that this trend will continue until the end of 2016, when oil prices are expected to begin increasing. This trend will likely lower our costs, especially in our Peruvian power plants, which are primarily thermal plants. Our costs also depend on other factors such as spot prices, generation mix, hydrology conditions and our contractual surpluses/deficits. Other factors that affect operating income include transmission costs incurred when delivering electricity from its source to end consumers. In Colombia and Peru, transmission costs are mostly passed through to the customers and mainly depend on physical sales. The transmission system charge is set by the regulator, and has tended to remain stable over time. In Argentina, the transmission cost is mainly assumed by the market operator; therefore, it does not significantly affect generators’ operating income.

This general framework applies to most of the countries where we operate, but there are some variations in some of these factors. In Argentina, the electricity market is highly regulated and electricity prices are determined by CAMMESA, which is the sole seller for the fuel needed for thermal generation operations. This implies that market agents will not be allowed to trade fuels and, as a result, fuel and commodity prices do not have a direct impact on our Argentine operations.

In Colombia, more than 85% of our installed capacity is hydroelectric and electricity prices are therefore significantly affected by hydrological conditions. For our Colombian operations, fuel and commodity prices are not relevant factors because electricity prices are indexed to the local consumer price index (Indice de Precios al Productor or “IPP”) and contracted obligations are committed for periods of three to four years, which enables us to weather short-term trends and better achieve our projected costs, thereby reducing market risk exposure. Colombian electricity prices are very volatile because of the energy trading activity, which is based on forecasts. For example, it could be affected by the expectation of El Niño’s arrival, which will increase prices (dry context). Our electricity supply contracts are not standardized and the terms and conditions of these contracts are individually negotiated. Typically, when these contracts are negotiated, we try to set the price at a premium over future expected spot prices in order to mitigate the risk of future spot price increases. However, the premium can vary substantially depending on a variety of conditions. During 2015, Emgesa used 554 kilotons of coal for its coal-fired plants, an increase of 26.1% compared to 2014, as a consequence of drier hydrological conditions in Colombia due to El Niño phenomenon. The local coal price has remained below the export price since high transportation costs make it difficult for domestic coal to compete in the export market. We expect this trend to continue in the Colombian coal market. In 2013, Emgesa entered into a fuel oil supply agreement with Esapetrol, in addition to the existing oil supply contracts with Petromil and Biomax. Therefore, we believe that Emgesa will have access to a reliable supply of fuel oil for the Cartagena power plant, which represents approximately 47% of our Colombian thermal capacity.

In Peru, we also have long-term supply contract, but for longer periods of between 10 to 20 years. The proportion of contracted sales with regulated customers (distributors) has increased in relation to the non-regulated customers. This allows us to have consistent prices for longer periods, which combined with our conservative commercial policy, provides for our profitability.

We expect that during the next three years, regulated tariff rates for the countries where we operate, with the exception of Argentina, will remain fairly stable, without material changes. In Argentina, we expect that the new government in power since December 2015 will implement reforms to the current regulatory framework, which would have a positive effect in our Argentina results.

Finally, variability in our earnings and cash flows can also arise from non-operating factors as well, such as foreign currency exchange rates. Operating results in each of the countries where we operate are first expressed in their own functional currencies and then are converted to Chilean pesos, the reporting currency used in our financial statements. As result of exchange rate effects, the operating results in Chilean pesos may differ significantly from those expressed in their own functional currencies. There may be cases in which we have a profit in local terms but a loss in Chilean accounting terms, and vice versa. Based on the next 12 months’ forward rates available on Bloomberg, we do not anticipate significant impacts on results when converting Peruvian Sol and Colombian pesos to Chilean pesos. However, we expect a significant impact (16% reduction) on results when converting Argentine pesos to Chilean pesos.

For more detail on how each of these factors impacts the net income of our electricity generation business, see “Item 5. Operating and Financial Review and Prospects — A. Operating Results — 1. Discussion of Main Factors Affecting Operating Results and Financial Condition of the Company.”

We expect reasonably good operating performance during the coming years given the favorable macroeconomic perspective in Colombia and Peru, which represented 66.4% and 24.9%, respectively, of our operating income. The expected growth in gross domestic product in 2016 of Argentina, Colombia and Peru are, -0.7%, 2.5% and 3.4%, respectively. These percentages are based on Latin American Consensus Forecasts published by Consensus Economic Inc. on March 14, 2016. The annual electricity demand growth in 2016 of Argentina, Colombia and Peru are expected to be, 2.3%, 3.2% and 4.9%, respectively.

On the other hand, development of new generation facilities in South America has always lagged behind demand growth. We anticipate that this tendency will continue for the foreseeable future. Also, due to growing environmental restrictions, transmission line saturation, obstacles for fuel transportation, and scarcity of places where to locate plants, these new projects involve higher development costs than in the past.

Enel, our ultimate controller, has announced that it will no longer build coal power plants because it considers the technology to be obsolete, and the company expects to have no CO2 emissions by 2050. Closure of these coal power plants are scheduled between now and 2040 or 2045. Their capacity must be substituted by other types of generation. Natural gas power plants are not an option because of the CO2 costs and current carbon capture and storage technology are not economically viable and therefore, the focus will be on NCRE energy.

We expect that average electricity prices will rise to recognize these higher costs. This could increase the value of our assets, especially in the case of hydroelectric power plants, which have lower production costs, and thus have greater profitability in scenarios of increasing prices to end customers. Furthermore, an important part of the new installed capacity under development in which we have investments corresponds to hydroelectric power plants. We expect this situation will also impact long term spot prices positively. Long-term contracts awarded to us in different bids, directly and through our combined entities, have already incorporated these expected price levels. Currently, 18.3% of our expected annual generation is sold under contracts with terms of at least ten years and an additional 30.6% under contracts with terms of at least five years.

In order to mitigate the risk of increasing fuel costs, we have entered into supply contracts to cover part of the fuel needed to operate the thermal generation units, which operate with coal, natural gas, diesel, and fuel oil. This is becoming more important as there is an increasing trend to penalize fuel intensive technologies, such as coal and diesel, which have greater environmental impacts.

Although having combined operations in three countries and our equity interests in Brazil allows us to somewhat offset and counterbalance variations with respect to the main factors that can affect our operating results, we cannot claim that our portfolio of assets is fully hedged. Furthermore, there can be no assurance that past performance will be indicative of future performance with respect to our business. Any significant change with respect to hydrological conditions, fuel or electricity prices, among other factors, could affect our operating income in the generation business. More broadly, any significant change with respect to economic or population growth, as well as changes in the regulatory regimes in the countries in which we operate, among other factors, could affect our operating income.

For further information regarding our 2015 results compared with those recorded in previous periods, please see “— A. Operating Results — Results of Operations for the years ended December 31, 2015 and 2014” and “— A. Operating Results — Results of Operations for the Years Ended December 31, 2014 and 2013.” Investors should not look at our past performance as indicative of future performance.

Even if we currently do not have debt and therefore, we do not have covenants or debt restrictions, our debt capacity is limited since our parent company, Enersis Américas, has debt agreements which contains certain restrictions and therefore is directly impacted by our levels of consolidated indebtedness. As of December 31, 2015, Enersis Américas is able to incur up to Ch$ 2,979 billion in incremental debt, without entering into a breach of debt covenants, beyond current levels of consolidated indebtedness.

We expect that we will continue generating substantial operating cash, which can be used to finance a significant part of our capital expenditure plan. If needed, our shareholders can also decrease the dividend payout ratio, subject to certain minimum legal restrictions, in order to finance our investment plan and future growth.

E.	Off-balance Sheet Arrangements.

We are not a party to any off-balance sheet arrangements.

F.	Tabular Disclosure of Contractual Obligations.

The table below sets forth the Company’s cash payment obligations as of December 31, 2015:

	Payments due by Period
Ch$ billion	Total	2016	2017-2018	2019-2020	After 2020
Bank debt	268	150	72	19	28
Local bonds(1)	581	14	95	154	318
Yankee bonds(1)	166	0	0	0	166
Other debt(2)	53	16	12	3	22
Interest expense(3)	465	86	139	108	133
Pension and post-retirement obligations(4)	0	0	0	0	0
Purchase obligations(5)	845	87	124	106	528
Financial leases	26	10	16	0	0

Total contractual obligations	2,404	363	458	390	1,195

(1)	Net value, hedging instruments included substantially modify the principal amount of debt.
(2)	Other debt includes governmental loan facilities, supplier credits and short-term commercial paper among others.

(3)	Interest expenses are the interest payments for all outstanding financial obligations, calculated as principal multiplied by the interest rate, presented according to when the interest payment comes due.
(4)	We have funded and unfunded pension and post-retirement benefit plans. Our funded plans have contractual annual commitments for contributions, which do not change based on funding status. Cash flow estimates in the table are based on such annual contractual commitments including certain estimable variable factors such as interest. Cash flow estimates in the table relating to our unfunded plans are based on future discounted payments necessary to meet all of our pension and post-retirement obligations.
(5)	Of the total contractual obligations of Ch$ 845 billion, 64% corresponds to miscellaneous services, such as LNG regasification, fuel transport and coal handling, 35% corresponds to long-term fuel supply contracts, and the remaining 1% corresponds to energy purchases.

G.	Safe Harbor.

The information contained in the Items 5.E and 5.F contains statements that may constitute forward-looking statements. See “Forward-Looking Statements” in the “Introduction” of this information statement, for safe harbor provisions.

Item 6.	Directors, Senior Management and Employees

A.	Directors and Senior Management.

Our initial Board of Directors consisted of nine members who were elected for an interim term at the Extraordinary Shareholders’ Meeting (“ESM”) of the shareholders of Endesa Chile held on December 18, 2015 to hold office until the first Ordinary Shareholders’ Meeting (“OSM”) of our shareholders held on April 27, 2016 (the “2016 OSM”). At the 2016 OSM, the entire Board of Directors consisting of nine members was elected to a three-year term. Following the end of their term, they may be re-elected or replaced. If a vacancy occurs in the interim, the Board of Directors will elect a temporary director to fill the vacancy until the next OSM, at which time the entire Board of Directors will be elected to a new three-year term. Our Executive Officers are appointed and hold office at the discretion of the Board of Directors.

The business address of our directors is c/o Endesa Américas S.A., Santa Rosa 76, Santiago, Chile.

Our interim Board of Directors who served from March 1, 2016 to April 27, 2016 was as follows:

Directors	Position	Current Position Held Since

Enrico Viale	Chairman	2016
Ignacio Mateo M.	Vice Chairman	2016
Francesco Buresti	Director	2016
Hernán Cheyre V.	Director	2016
Mauro Di Carlo	Director	2016
Francesca Gostinelli	Director	2016
Eduardo Novoa C.	Director	2016
María Loreto Silva R.	Director	2016
Vittorio Vagliasindi	Director	2016

At the Board of Directors meeting held on February 29, 2016, our interim Board of Directors agreed to appoint Mr. Enrico Viale as Chairman of the Board of Directors, and Mr. Ignacio Mateo M. as the Vice Chairman. At the same meeting, the directors agreed to appoint Ms. María Loreto Silva R., Mr. Eduardo Novoa C. and Mr. Hernán Cheyre V. as members of the Directors’ Committee. Additionally, Ms. Silva was appointed as Chairman of the Directors’ Committee and Mr. Cheyre as Financial Expert of the Directors’ Committee. At the Board of Directors meeting held on March 23, 2016, our interim Board of Directors ratified all appointments made on February 29, 2016.

At the OSM held on April 27, 2016, our new Board of Directors was elected for a term of three years starting from the date of the meeting. At the Board of Directors meeting held on April 28, 2016, the directors agreed to appoint Mr. Hernán Cheyre V., Mr. Eduardo Novoa C. and Ms. Marĺa Loreto Silva R. as members of the Directors’ Committee. Additionally, Mr. Cheyre was appointed as Financial Expert of the Directors’ Committee.

The members of our new Board of Directors are as follows:

•	Mr. Rafael Fauquié Bernal (Chairman)

•	Mr. Vittorio Vagliasindi (Vice Chairman)

•	Mr. Francesco Buresti

•	Mr. Hernán Cheyre V.

•	Mr. Mauro Di Carlo

•	Mr. Luca Noviello

•	Mr. Eduardo Novoa C.

•	Mr. Umberto Magrini

•	Ms. Marĺa Loreto Silva R.

Set forth below are brief biographical descriptions of our Interim Board of Directors, of whom three reside in Chile and the rest in Europe, as of March 23, 2016

Enrico Viale

Chairman of the Board of Directors

Mr. Viale is currently the Director of Enel’s Global Generation and Chairman of the Board of Directors of Endesa Chile. Mr. Viale joined Enel in 2003 as Country Manager for Southeastern Europe and has occupied diverse positions within Enel subsidiaries, such as Chief Executive Officer (“CEO”) of Enel Maritza East 3. Between 2008 and 2014, he served as Chief Operating Officer, managing Enel’s interest in OGK-5 and Rusenergosbyt, and supporting SeverEnergia’s upstream gas operations, before becoming Country Manager and CEO of Enel Russia. He began his career in 1986 at GIE, an Italian energy company. He was Vice Chairman of ABB, a global provider of power and automation technologies, for the Structure Finance business, a division that provided debt capital and equipment for projects, and asset-backed financing such as leasing. He was also Chief Financial Officer (“CFO”) of Ansaldo Energía, an Italian supplier, installer and service provider for power generation plants, among various finance positions. Mr. Viale holds a civil engineering degree with specialization in hydraulic engineering from the Polytechnic University of Turin (Turin, Italy) and an M.B.A. from University of Santa Clara Business School (California, USA). He has also taken training courses at Politecnico di Milano (Milan, Italy) and at the Massachusetts Institute of Technology (Massachusetts, USA).

Ignacio Mateo M.

Vice Chairman of the Board of Directors

Mr. Mateo has been the Director of Planning and Control of the Global Generation Business Division of Enel since 2010 and has served as a director and Vice Chairman of the Board of Directors of Endesa Chile since November 2014. Previously, he was Deputy Strategy Director, Head of Strategic Planning and Strategy Assistant Manager of Endesa Spain, as well as Corporate Development Director for Endesa Telecom, an Endesa Spain subsidiary, and Head of Endesa Spain’s International Cogeneration and Renewable Energy Division. His prior experience was as Head of the Environmental Department and Control Department Engineer of Unión Fenosa Generación (Spain). Mr. Mateo holds a mining engineering degree with specialization in energy and fuel and a Masters in Energy and Environment, both from Universidad Politécnica de Madrid (Madrid, Spain). He also holds an M.B.A. from the IESE Business School (Madrid, Spain).

Francesco Buresti

Director

Mr Buresti currently serves as the Head of Enel’s Global Procurement. Mr. Buresti was a consultant in the industrial sector for Accenture, a multinational management consulting, technology services, and outsourcing company, and a consultant in the industrial and utilities sectors for McKinsey & Company, a management consulting firm. In 2005, Mr. Buresti joined Enel as Purchasing Director for the Grids and Market divisions. Between 2007 and 2012, Mr. Buresti was Director of Purchasing for Endesa, S.A. (Spain), after which he became Head of Global Procurement. He is also a member of the Board of Directors of several Enel subsidiaries, including Endesa Chile. Mr. Buresti holds a degree in electronics engineering from Università degli Studi di Bologna (Bologna, Italy).

Hernán Cheyre V.

Director, Member and Financial Expert of the Directors’ Committee

Mr. Cheyre served as a director and Vice Chairman of Empresa Nacional del Petróleo, a state-owned Chilean oil company, and as Executive Vice Chairman of Production Development Corporation (CORFO), a Chilean governmental organization that supports entrepreneurship and innovation to improve productivity and economic growth, from March 2010 to March 2014. Mr. Cheyre also served as director of several private sector Chilean companies such as Telefónica Chile, Inmobiliaria Manquehue, Factorline, and Hipotecaria La Construcción. He was a founding partner of the consulting firm Econsult in 1985, and was the Chairman of the company until March 2010. Mr. Cheyre also held the position of CEO of the rating agency Duff and Phelps Chile between 1990 and 2000, and its successor Fitch Chile between 2000 and 2004. He held positions as teacher and as consultant for the World Bank and for foreign governments. Mr. Cheyre holds a degree in business administration from the Pontificia Universidad Católica de Chile (Santiago, Chile) and a Masters in economics with specialization in public finance and economic development from the University of Chicago (Illinois, USA).

Mauro Di Carlo

Director

Mr. Di Carlo currently serves as Head of Planning and Control in Enel’s Global Generation Business Line. He started his career at Enel in 2009 as Head of the Brief Terminals and Real Time Control Programming Unit at the Energy Management of the Global Generation Business Line Division and also served as Head of Performance in the Planning and Control Unit of the Global Generation Business Line Division in 2014. Prior to joining Enel, he worked at Interpower S.p.A., an Italian electric machinery company, from May 2001 to February 2003, where his main tasks were: management control and operational reporting, market analysis, development of auction systems as well as defining participation strategies in auctions for each company and the planning of short-, medium- and long-term. Mr. Di Carlo holds a degree in engineering from Università degli Studi di Cassino — Facoltà di Ingegneria (Cassino, Italy). Mr. Di Carlo has taken training courses for leadership in energy management at SDA Bocconi Milano (Milan, Italy) and IESE Business School (Barcelona, Spain).

Francesca Gostinelli

Director

Ms. Gostinelli is currently the Business Development Director in the Global Generation Business Line Division of Enel and a director of Endesa Chile. During 2014, she served as Enel’s Director of Business and Improvement of Operations in the International Division, as Business Development Director in the International Division from 2010 to 2014 and as International Regulation Director from September 2007 to December 2010. Ms. Gostinelli started working for Enel and its subsidiaries as an expert in Energy Management at Enel Produzione S.p.A. in July 2000 and during two years, was part of the team that managed the international trading and sale of energy in the open market. Ms. Gostinelli was previously a member of the Board of Directors of multiple Enel subsidiaries, including Enel Green Power, Enel Trade S.p.A., Enel OGK5, Enel France, Marcinelle Energie, Enel Energie and Enel Energie Muntenia and served as Supervisor of the Board of Slovénske

Elektrarne. Prior to joining Enel, Ms. Gostinelli worked in Italy as Head of the Technical Department of the Public Agency for Energy and Environment (Perugia, Italy) and as part of the staff of the La Scuola Enrico Mattei (Milan, Italy). Ms. Gostinelli holds a degree in environmental engineering and a Masters in management and energy economy and environment from La Scuola Enrico Mattei (Milan, Italy), a graduate school specialized in international relations and the third world. Ms. Gostinelli has also participated in several training courses and programs in Milan, and in the United States at the German Marshall Fund (Washington D.C., USA) and at Harvard Business School (Massachusetts, USA).

Eduardo Novoa C.

Director, Member of the Directors’ Committee

Mr. Novoa is currently a member of the Board of Directors of several Chilean companies including Empresas Ecomac (a development and construction of real estate projects company), Cementos Bio-Bio S.A. (a construction materials company), Empresa de Servicios Sanitarios de los Lagos S.A (ESSAL, a company that provides drinking water and wastewater collection in southern Chile) and Tech Pack S.A. (a commodity chemicals company, producer of flexible packaging). Mr. Novoa previously was a member of the Board of Directors of Esval, a Chilean company engaged in the production and distribution of drinking water, from 2007 to 2009, Sociedad Química y Minera de Chile S.A. (Soquimich), a Chilean mining company, from 2008 to 2013, and Grupo Drillco, a Chilean company specialized in products and services for mining and drilling, from 2008 to 2014. Mr. Novoa also participated in several startups as a partner and/or investor (from 2007 to 2014). He was also the CEO of Grupo Saesa, a company engaged in the distribution of electricity in southern Chile between 2005 and 2007. From 2001 to 2005, he was Country Manager of PSEG, a generation and energy services company, in Chile, Chairman of Grupo Saesa, Vice Chairman of the Board of Directors of Grupo Chilquinta, director of Luz del Sur and Tecsur (both in Peru), and EdERSA (Argentina), and a member of the Audit Committees of each of these aforementioned electricity companies. Between 1999 and 2001, he was Development Director and a member of the Executive Committee of Grupo Melón in Chile. Previously, he held various positions in Enersis and subsidiaries, first as Director of Transelec, Aguas Cordillera, Distrilec, Coelce and Codensa, and later as Development Director. Mr. Novoa worked at CorpGroup where he held various positions as New Businesses Director of CorpGroup, Director at CorpVida and International Director at AFP Provida Internacional, among others. Mr. Novoa is also a member of the Advisory Council of Endeavor and a founding member of the investor network Chile Global Angels. Mr. Novoa holds a degree in business administration from the Universidad de Chile (Santiago, Chile) and an M.B.A. from the University of Chicago (Illinois, USA).

María Loreto Silva R.

Director and Chairman of the Directors’ Committee

Ms. Silva is currently a partner at the Chilean law firm Bofill Escobar Abogados, where she focuses on regulated markets, public works concessions, construction and conflict resolution related to the development of complex projects and those involving public entities. She has extensive experience in both the Chilean public and private sectors. During the past two decades, she has been involved in the design of public policy and legislation in matters related to public works concessions, construction of infrastructure and water resources. She was appointed Deputy Minister of the Chilean Ministry of Public Works in 2010 and was appointed the Minister of the Chilean Ministry of Public Works in 2012. In the private sector, she was partner at the law firm Morales & Besa, and an attorney at Asociación de Concesionarios de Obras de Infraestructura Pública (COPSA) and the Chilean Chamber of Construction. She is a member of the Council of Infrastructure Policy, the Arbitration and Mediation Center of the Santiago Chamber of Commerce, Comunidad Mujer, an independent and inclusive organization, focusing on gender issues, and the Foundation Avanza Chile, a foundation whose main focus is to contribute to the discussion of ideas and policies to expand opportunities for all Chileans, among others. Ms. Silva also taught the Diplomat in Government Procurement of the Pontificia Universidad Católica de Chile, Local Government and Municipal Management Courses at the School of Economics and Business of the Universidad de Chile and the Master of Law program at the Universidad del Desarrollo. Ms. Silva received her law degree from the Universidad de Chile (Santiago, Chile).

Vitorrio Vagliasindi

Director

Mr. Vagliasindi is currently the Director of Engineering and Construction of Enel’s Global Generation Division and a member of the Board of Directors of Endesa Chile since November 2014. Previously, he worked in affiliated companies of Enel as Deputy Chief Executive of Operations and Engineering (Italy) and Head of Engineering and Construction of Enel Green Power, as well as Head of the Business area of Renewable Energies, Head of Coal and Orimulsion (a type of fuel) Plants and Head of Thermal Electric Generation at Enel Produzione (Sicily, Italy). He was Director of Torrevaldaliga Nord power plant and Sulcis di Portoscuso power plant, both located in Italy. Mr. Vagliasindi holds a degree in nuclear engineering from Università di Roma “La Sapienza” (Rome, Italy).

Executive Officers

Set forth below are our Executive Officers appointed at the Board of Directors’ Meeting held on February 29, 2016. Such appointments were ratified at a Board of Directors meeting held on March 23, 2016.

The business address of our Executive Officers is c/o Endesa Américas S.A., Santa Rosa 76, Santiago, Chile.

Executive Officers	Position	Current Position Held Since
Valter Moro	Chief Executive Officer	2016
Ramiro Alfonsín B.	Chief Financial Officer	2016
Ignacio Quiñones S.	General Counsel	2016

Set forth below are brief biographical descriptions of our Executive Officers, all of whom reside in Chile.

Valter Moro was appointed as our Chief Executive Officer (“CEO”) in February 2016. Mr. Moro has been the CEO of Endesa Chile since November 2014. Mr. Moro has 18 years of experience working for Enel and its subsidiaries. He worked for ten years in generation installations and eight years in energy management activities in Italy, Spain and Chile. He was the Maintenance Manager and then the Generation Manager of Enel’s power plant in La Spezia (Italy), and Production Scheduling and Fuel Manager at Enel in Rome. He was later Energy Management Director of Enel Viesgo (Madrid, Spain) and worked in the Generation Energy Management Division as the Project Coordination Unit Manager, providing support to the Iberia and South American Group Divisions. Mr. Moro holds a mechanical engineering degree and a Ph.D. in energy engineering from Università Politécnica delle Marche (Ancona, Italy).

Ramiro Alfonsín B. was appointed as our Chief Financial Officer (“CFO”) in February 2016. Mr. Alfonsín has been the Deputy Chief Executive Officer and CFO of Endesa Chile since April 2013 and February 2015, respectively. He joined Endesa Spain in June 2000. From 2004, he worked at Endesa Italy as Planning and Investment Manager and at Endesa Europe as Deputy Director of Investment and Corporate Relations. From 2007 to March 2013, he held the position of Regional Planning and Control Officer of Enersis. Before joining Endesa Spain, he worked as a Senior Financial Advisor at Banco Urquijo KBL group, a Spanish bank, in the Management of Corporate Development and Institutional Relations area at Alcatel, a telecom company and as an Associate in Corporate Banking at ABN AMRO Bank N.V., a Dutch bank. Currently, Mr. Alfonsín is Director of several subsidiaries of Endesa Chile in Chile, Argentina, Brazil, and Peru. Mr. Alfonsín holds a degree in business administration from Pontificia Universidad Católica de Argentina (Buenos Aires, Argentina).

Ignacio Quiñones S. was appointed as our General Counsel in February 2016. Mr. Quiñones has been the General Counsel of Endesa Chile since November 2013. In 1989, he began his career as lawyer for Chilectra and served in such role until 1994. Between 1994 and 1996, he was a lawyer for Ingeniería y Construcción Sigdo Koppers S.A., a Chilean company related to construction and industrial assembly in a large scale. Between 1996 and 2004, he worked as a lawyer for Placer Dome Latin America, a mining company, and then as Legal Advisor for its affiliated company, Compañía Minera Zaldívar. Between 2004 and 2005, he was Head of the Legal area in Gasoducto del Pacífico S.A., a natural gas transport company. Between 2005 and 2013, he was the General Counsel in Chile for Anglo American Chile Limitada, a mining company. Mr. Quiñones studied law at Universidad Diego Portales (Santiago, Chile) and holds a law degree granted by the Chilean Supreme Court of Justice.

B.	Compensation.

At the ESM held on December 18, 2015, the shareholders of Endesa Chile approved the compensation policy for our Board of Directors. Directors are paid a monthly fee depending on their attendance at Board meetings and their participation as Director of any of our combined entities. At the 2016 OSM, the Director compensation policy changed and now consists of a monthly fixed compensation of UF 174 and an additional fee of UF 84 per meeting, depending on attendance to Board meetings. The Chairman of the Board is entitled to double the compensation compared to other directors under this policy, while the Vice Chairman receives fixed compensation higher than the directors but lower than the Chairman. The members of our Directors’ Committee are paid a monthly fee of UF 58 and a fee of UF 28 depending on attendance to Directors’ Committee meetings. If a Director serves on one or more Boards of Directors of the subsidiaries and/or related companies or serves as director of other companies or corporations in which the economic group holds an interest directly or indirectly , the Director can only receive compensation in one of these Boards of Directors. Executive Officers of our Company and/or of our subsidiaries or related companies will not receive compensation in the case that they serve as Director of any subsidiary, related company or are affiliated in any way to our Company.

We do not disclose, to our shareholders or otherwise, any information about an individual Executive Officer’s compensation. Executive Officers are eligible for variable compensation under a bonus plan. The annual bonus plan is paid to our Executive Officers for achieving company-wide objectives and for their individual contribution to our results and objectives. The annual bonus plan provides for a range of bonus amounts according to seniority level and consists of a certain multiple of gross monthly salaries.

We entered into severance indemnity agreements with all of our Executive Officers, pursuant to which we will pay a severance indemnity in the event of voluntary resignation or termination by mutual agreement among the parties. The severance indemnity does not apply if the termination is due to willful misconduct, prohibited negotiations, unjustified absences or abandonment of duties, among other causes, as defined in Article 160 of the Chilean Labor Code. All of our employees are entitled to legal severance pay if terminated due to our needs, as defined in Article 161 of the Chilean Labor Code.

C.	Board Practices.

Corporate Governance

We are managed by a Board of Directors in accordance with our by-laws. The Board initially consisted of nine directors who were elected by shareholders of Endesa Chile at the ESM held on December 18, 2015 to hold office until the first OSM of our shareholders held on April 27, 2016. At the 2016 OSM, the entire Board of Directors consisting of nine members was elected to a three-year term. Following the end of their term, they may be re-elected or replaced. Directors can be re-elected indefinitely. Staggered terms are not permitted under Chilean law. If a vacancy occurs on the Board of Directors during the three-year term, the Board of Directors may appoint a temporary director to fill the vacancy. Any vacancy triggers an election for every seat on the Board of Directors at the next OSM. Members of the Board of Directors do not have service contracts with us or with any of our combined entities that will provide them benefits upon termination of their service.

Chilean corporate law provides that a company’s Board of Directors is responsible for the management and representation of a company in all matters concerning its corporate purpose, subject to the provisions of the company’s by-laws and the stockholders’ resolutions.

Our corporate governance policies are included in the following policies or procedures: Manual for the Management of Information of Interest to the Market” (the “Manual”), the Human Rights Policy (Política de Derechos Humanos), the Code of Ethics and a Zero Tolerance Anti-Corruption Plan (“ZTAC Plan”), the Penal Risk Prevention Model, the “Guidelines 231: Guidelines applicable to non-Italian subsidiaries in accordance with Legislative Decree No. 231 of June 8, 2001” and procedures issued in compliance with General Regulation No. 385 issued by the SVS.

In order to ensure compliance with Securities Market Law No. 18,045 and SVS regulations, our Board of Directors approved the Manual at the meeting held on February 29, 2016 and ratified such decision at its meeting held on March 23, 2016. This document addresses applicable standards regarding the information in connection with transactions of our securities and those of our affiliates, entered into by directors, management, principal executives, employees and other related parties; the existence of blackout periods for such transactions undertaken by directors, principal executives and other related parties, the existence of mechanisms for the continuous disclosure of information that is of interest to the market and mechanisms that provide protection for confidential information. The Manual will be posted on our website at www.endesaamericas.cl. The provisions of this Manual apply to the members of our Board, as well as our executives and employees who have access to confidential information, and especially those who work in areas related to the securities markets.

Our Board of Directors approved a procedure for relationship between People Politically Exposed (Procedimiento Personas Expuestas y Conexas) and our Company, which established a specific regulation for their commercial and contractual relationships.

The Human Rights Policy incorporates and adapts the United Nations’ general principles related to human rights into the corporate reality.

Our Board of Directors approved a ZTAC Plan at its first meeting held on February 29, 2016 in order to supplement the aforementioned corporate governance regulations and ratified such decision at its meeting held on March 23, 2016. The Code of Ethics is based on general principles such as impartiality, honesty, integrity and other ethical standards of similar importance, all of which are expected from our employees. The ZTAC Plan reinforces the principles included in the Code of Ethics, but with special emphasis on avoiding corruption in the form of bribes, preferential treatment, and other similar matters.

In order to comply with Law No. 20,393 enacted on December 2, 2009, which imposes criminal responsibility on legal entities for the crimes of asset laundering, financing of terrorism and bribing of public officials, our Board of Directors approved the Penal Risk Prevention Model at its first meeting held on February 29, 2016 and ratified such decision at its meeting held on March 23, 2016. The law encourages companies to adopt this model, whose implementation involves compliance with managerial and supervision duties. The adoption of the Penal Risk Prevention Model mitigates, and in some cases relieves, the effects of criminal responsibility even when a crime is committed. One of the elements of this model is the appointment of the Penal Risk Prevention Officer, who was also appointed by our Board at the same meeting. Mr. Alain Rosolino, who currently serves as Internal Audit Officer of Enersis Américas and Enersis Chile, was appointed as our Penal Risk Prevention Officer.

On February 29, 2016, our Board of Directors also approved the “Guidelines 231: Guidelines applicable to non-Italian subsidiaries in accordance with Legislative Decree No. 231 of June 8, 2001” (“Guidelines 231”) and ratified such decision at its meeting held on March 23, 2016. The Guidelines 231 is defined by Italian Legislative Decree No. 231, which was enacted on June 8, 2001. It establishes a compliance program that identifies the behaviors expected of related parties for the non-Italian subsidiaries of Enel. Given that our ultimate parent company, Enel, has to comply with Italian Legislative Decree No. 231, which establishes management responsibility for Italian companies as a consequence of certain crimes committed in Italy or abroad, in the name of or for the benefit of such entities, including those crimes described in Chilean Law No. 20,393, these guidelines set a group of measures, with standards of behavior expected from all employees, advisers, auditors, officials, directors as well as consultants, contractors, commercial partners, agents and suppliers. Legislative

Decree No. 231 includes various activities of a preventive nature that are coherent with and integral to the requirements and compliance with Chilean Law No. 20,393, which deals with the criminal responsibility of legal entities. These guidelines are supplementary to the standards included in the Code of Ethics and the ZTAC Plan.

On November 29, 2012, the SVS issued General Regulation No. 341 which established regulations for the disclosure of information with respect to the standards of corporate governance compliance adopted by publicly held limited liability corporations and set the procedures, mechanisms and policies that are indicated in the Appendix to the regulation. The objective of this regulation is to provide credible information to investors with respect to good corporate governance policies and practices adopted by publicly held limited liability corporations, which include us, and permit entities like stock exchanges to produce their own analyses to help the various market participants to understand and evaluate the commitment of companies. General Regulation No. 341 was substituted by General Regulation No. 385, issued by the SVS on June 8, 2015. This regulation has similar objectives than the former General Regulation No. 341, but includes additional issues, by the way of separating each policy in several more detailed policies. Subjects such as non discrimination, inclusion and sustainability are particularly important in this new regulation. The Appendix of General Regulation No. 385 is divided into the following four sections with respect to which companies must report the corporate practices that have been adopted: (i) the functioning and composition of the board, (ii) relations between the company, shareholders and the general public, (iii) risk management and control, and (iv) assessment by a third party. Publicly held limited liability corporations should send the information with respect to corporate governance practices to the SVS, no later than March 31 of each year, using the contents of the Appendix to this regulation as criteria. If none of them is adopted, the company must explain its reasons to the SVS. The information should refer to December 31 of the calendar year prior to its dispatch. At the same time, such information should also be at the public’s disposal on the company’s website and must be sent to the stock exchanges.

Compliance with the New York Stock Exchange Listing Standards on Corporate Governance

The following is a summary of the significant differences between our corporate governance practices and those applicable to U.S. domestic issuers under the corporate governance rules of the NYSE:

Independence and Functions of the Directors’ Committee (Audit Committee)

Chilean law requires that at least two thirds of the Directors’ Committee be independent directors. According to Chilean law, a member would not be considered independent if, at any time, within the last 18 months he: (i) maintained any relationship of a relevant nature and amount with the company, with other companies of the same group, with its controlling shareholder or with the principal officers of any of them or has been a director, manager, administrator or officer of any of them; (ii) maintained a family relationship with any of the members described in (i) above; (iii) has been a director, manager, administrator or principal officer of a non-profit organization that has received contributions from (i) above; (iv) has been a partner or a shareholder that has controlled, directly or indirectly, 10% or more of the capital stock or has been a director, manager, administrator or principal officer of an entity that has provided consulting or legal services for a relevant consideration or external audit services to the persons listed in (i) above; and (v) has been a partner or a shareholder that has controlled, directly or indirectly, 10% or more of the capital stock or has been a director, manager, administrator or principal officer of the principal competitors, suppliers or customers. In case there are not sufficient independent directors on the Board to serve on the Directors’ Committee, Chilean law determines that the independent director nominates the rest of the members of the Directors’ Committee among the remaining Board members that do not meet the Chilean law independence requirements. Chilean law also requires that all publicly held limited liability stock corporations that have a market capitalization of at least UF 1,500,000 (Ch$ 38.4 billion as of December 31, 2015) and at least 12.5% of its voting shares are held by shareholders that individually control or own less than 10% of such shares, must have at least one independent director and a Directors’ Committee.

Under the NYSE corporate governance rules, all members of the Audit Committee must be independent, subject to a phase-in period for compliance for spin-off companies. The Audit Committee of a U.S. company must perform the functions detailed in, and otherwise comply with the requirements of NYSE Listed Company Manual Rules 303A.06 and 303A.07. As of July 31, 2005, non-U.S. companies have been required to comply with Rule 303A.06, but not with Rule 303A.07. We currently comply with the independence and the functional requirement of Rule 303A.06.

Pursuant to our by-laws, all members of the Directors’ Committee must satisfy the requirements of independence, as stipulated by the NYSE. The Director’s Committee is composed of three members of the Board and complies with Chilean law, as well as with the criteria and requirements of independence prescribed by the Sarbanes-Oxley Act (“SOX”), the SEC and the NYSE. As of the date of this Report, the Directors’ Committee complies with the conditions of the Audit Committee as required by SOX, the SEC and the NYSE corporate governance rules. As a result, we have a single Committee, the Directors’ Committee, which includes among its functions the duties performed by the Audit Committee.

Our Directors’ Committee performs the following functions:

•	review of financial statements and the reports of the external auditors prior to their submission for shareholders’ approval;

•	formulate proposals to the Board of Directors, which will make its own proposals to shareholders’ meetings, for the selection of external auditors and private rating agencies;

•	review of information related to our transactions with related parties and reports the opinion of the Directors’ Committee to the Board of Directors;

•	the examination of the compensation framework and plans for managers, executive officers and employees;

•	the preparation of an Annual Management Report, including its main recommendations to shareholders;

•	provide information to the Board of Directors about the convenience of recruiting external auditors to provide non-auditing services, when such services are not prohibited by law, depending on whether such services might affect the external auditors’ independence;

•	oversee the work of external auditors;

•	review and approval of the annual auditing plan by the external auditors;

•	evaluate the qualifications, independence and quality of the auditing services;

•	elaborate on policies regarding employment of former members of the external auditing firm;

•	review and discuss problems or disagreements between management and external auditors regarding the auditing process;

•	establish procedures for receiving and dealing with complaints regarding accounting, internal control and auditing matters;

•	any other function mandated to the committee by the by-laws, our Board of Directors or our shareholders.

Corporate Governance Guidelines

The NYSE’s corporate governance rules require U.S.-listed companies to adopt and disclose corporate governance guidelines. Chilean law provides for this practice through the disclosure of the procedures related to the General Resolution No. 385 and the Manual. We have also adopted the codes of conduct described above, and our by-laws include provisions that govern the creation, composition, attributions, functions and compensation of both Directors’ and Audit Committees described above.

D.	Employees.

The following table sets forth the total number of our personnel (both permanent and temporary employees) and the number of personnel (both permanent and temporary employees) of each of our combined entities as of December 31, 2015, 2014 and 2013, assuming that the Spin-Offs had been completed as of December 31, 2015:

Company	2015	2014	2013
Argentina
Costanera	485	485	481
El Chocón	47	49	48

Total personnel in Argentina	532	534	529

Chile
Endesa Américas	6	—	—

Total personnel in Chile	6	—	—

Colombia
Emgesa	510	589	563

Total personnel in Colombia	510	589	563

Peru
Edegel	260	268	260

Total personnel in Peru	260	268	260

Total personnel	1,308	1,391	1,352

(1)	As a result of our purchase of an additional 50% interest in GasAtacama Holding Ltda. (“GasAtacama Holding”), we began accounting for GasAtacama Holding and its subsidiaries, including GasAtacama Argentina S.A. (“GasAtacama Argentina”) on a combined basis since May 2014.

The following table sets forth the total number of our temporary employees and the number of temporary employees of each of our combined entities as of December 31, 2015, 2014 and 2013 and the average during the most recent financial year, assuming that the Spin-Offs had been completed as of December 31, 2015:

Company	Average 2015	2015	2014	2013
Argentina
Costanera	1	1	18	20
El Chocón	2	2	3	3

Total temporary personnel in Argentina	3	3	21	23

Colombia
Emgesa	56	44	92	87

Total temporary personnel in Colombia	56	44	92	87
Peru
Edegel	28	24	26	22

Total temporary personnel in Peru	28	24	26	22

Total temporary personnel	87	71	139	132

(1)	As a result of our purchase of an additional 50% interest in GasAtacama Holding we began accounting for GasAtacama Holding and its subsidiaries including GasAtacama Argentina on a combined basis since May 2014.

Argentina

El Chocón has two collective bargaining agreements, one of which expires in December 2016, and the other has already expired and is in process of renegotiation.

Costanera has two collective bargaining agreements, both of which expired in 2014 and are in the process of renegotiation. Under Argentine law, the working conditions under the expired agreements continue until the signing of a new agreement, under the principle of ultra-activity established by 14,250 Law (Art. 12).

The result of collective bargaining agreements is subject to the result of the negotiations between the government and trade union federations, with regards to wage increases and the incorporation of contracted workers into the workforce of the companies.

Colombia

Emgesa has two collective agreements, one of which will expire on June 30, 2018 and the other in August 2016.

Under Colombian labor law, pre-existing collective bargaining agreements are automatically renewed until a new agreement is in force.

Peru

Edegel has a collective bargaining agreement, which will expire in December 2016.

E.	Share Ownership.

At the 2016 OSM, the Board of Directors was elected. To the best of our knowledge, none of our directors or officers owns more than 0.1% of our shares or owns any stock options. It is not possible to confirm whether any of our directors or officers has a beneficial, rather than direct, interest in our shares. To the best of our knowledge, any share ownership by all of our directors and officers, in the aggregate, amounts to significantly less than 10% of our outstanding shares.

Item 7.	Major Shareholders and Related Party Transactions

A.	Major Shareholders.

We have only one class of capital stock and Enel S.p.A., our ultimate controlling shareholder, has no different voting rights than our other shareholders. As of April 26, 2016, our 8,201,754,580 shares of common stock outstanding were held by 15,930 stockholders of record. There were three record holders of our ADSs as of such date.

It is not practicable for us to determine the number of ADSs or common shares beneficially owned in the United States, as the depositary only has knowledge of the record holders, including the Depositary Trust Company and its nominees. As such, we are not able to ascertain the domicile of the final beneficial holders represented by the seven ADS record holders. Likewise, we cannot readily determine the domicile of any of our foreign stockholders who hold our common stock, either directly or indirectly.

As of April 26, 2016, Enersis Américas beneficially owned 60.0% of our shares; AFPs in the aggregate owned 15.9% of our Company; Chilean stockbrokers, mutual funds, insurance companies, foreign equity funds, and other Chilean institutional investors collectively owned 14.5% of Endesa Américas; ADS holders beneficially owned 3.5% of Endesa Américas; and the remaining 6.2% of Endesa Américas was held by more than 15,741 minority shareholders.

The following table sets forth certain information concerning ownership of the common stock as of April 28, 2016, with respect to each stockholder known by us to own more than 5% of the outstanding shares of common stock:

	Number of Shares Owned	Percentage of Shares Outstanding
Enersis Américas	4,919,488,794	59.98%

Enersis Américas is a company primarily engaged, through its combined entities and related companies, in the generation and distribution of electricity in Argentina, Colombia and Peru, and in the generation, transmission and distribution of electricity in Brazil. Enersis Américas is ultimately controlled by Enel, an Italian company which beneficially owns 60.6% of Enersis Américas’ outstanding capital stock through two Spanish intermediate companies, Enel Iberoamérica and Enel Latinoamérica.

Enel is an Italian energy company with multinational operations in the power and gas markets. Enel operates in over 30 countries across 4 continents, producing energy through a net installed capacity of more than 89 GW and distributes electricity and gas through a network of approximately 1.9 million kilometers. With over 61 million users worldwide, Enel has the largest customer base among European competitors and figures among Europe’s leading power companies in terms of installed capacity and reported EBITDA.

B.	Related Party Transactions.

Article 146 of Law No. 18,046 (the “Chilean Companies Act”) defines related-party transactions as all transactions involving a company and any entity belonging to the corporate group, its parent companies, controlling companies, subsidiaries or related companies, board members, managers, administrators, senior officers or company liquidators, including their spouses, some of their relatives and all entities controlled by them, in addition to individuals who may appoint at least one member of the company’s board of directors or who control 10% or more of voting capital, or companies in which a board member, manager, administrator, senior officer or company liquidator has been serving in the same position within the last 18 months. The law establishes that in the event that these persons fulfill the requirements established by Article 146, such persons must immediately inform the Board of Directors of their related-party nature, or such other group as the Board may appoint for that purpose. As required by law, “related-party transactions” must comply with corporate interests, as well as prices, terms and conditions prevailing in the market at the time of their approval. They must also meet all legal requirements, including acknowledgement and approval of the transaction by the board (excluding the affected directors), by the ESM (in some cases, with requisite majority approval) and by any applicable regulatory procedures.

The aforementioned law, which also applies to our affiliates, also provides for some exceptions, stating that in certain cases, Board approval would suffice for “related-party transactions,” pursuant to certain related-party transaction thresholds and when such transactions are conducted in compliance with the related-party policies defined by the company’s board. Accordingly, during 2016, our Board of Directors will adopt a related-party transaction policy (política de habitualidad) which, when approved, will be available on our website.

If a transaction is not in compliance with Article 146, this would not affect the transaction’s validity, but we or our shareholders may demand compensation from the individual associated with the infringement as provided under law, and reparation for damages. We believe that we have complied with the requirements of Article 146 in all transactions with related parties.

In the countries in which we operate, inter-company transactions are permitted, but they have adverse tax consequences. Accordingly, we do not manage the cash flows of its combined entities.

During the three-year period ended December 31, 2015, Costanera received one loan from Endesa Chile at a spread of 6.0% over LIBOR. This loan matured in November 2013, because it was contributed to Costanera in connection with its capital increase.

Intercompany Arrangements Related to the Spin-Off

Endesa Chile does not own any of our common stock or ADSs and we not own any of Endesa Chile’s common stock or ADSs. Under Chilean law, Endesa Chile remains jointly and severally liable for the obligations of Endesa Chile assumed by us pursuant to the Spin-Off. Such liability, however, will not extend to any obligation to a person or entity that has given its express consent relieving Endesa Chile of such liability and approving the Spin-Off.

There are a variety of contractual relationships between Endesa Chile and us to provide for ongoing relationships. They fall into two broad categories:

Arrangements Related to the Spin-Off. The separation of the two companies and the transfer of certain assets and liabilities of Endesa Chile to us were effected by the action of the shareholders of Endesa Chile at the ESM of Endesa Chile held on December 18, 2015.

Post-Spin-Off Intercompany Services. We entered into intercompany agreements with Endesa Chile and Enersis Chile under which they provide a variety of services to us following the Spin-Off. The services rendered to us, directly and indirectly, from Enersis Chile include certain legal, finance, accounting, human resources, communications, security, training and development, relations with contractors, risk management, IT services, capital markets and financial compliance and other corporate support and administrative services and additional corporate functions from Endesa Chile, such as legal, tax services, investor relations. These services are provided and charged at market prices if there is a comparable service. If there are no comparable services in the market, they will be provided at cost plus a specified percentage.

As of the date of this Report, the transactions described above have not experienced material changes. For more information regarding transactions with related parties, refer to Note 8 of the Notes to our combined financial statements.

C.	Interests of Experts and Counsel.

Not applicable.

Item 8.	Financial Information

A.	Combined Statements and Other Financial Information.

See “Item 18. Financial Statements.”

Legal Proceedings

We and our combined entities are parties to legal proceedings arising in the ordinary course of business. We believe it is unlikely that any loss associated with pending lawsuits will significantly affect the normal development of our business.

For detailed information as of December 31, 2015 on the status of the material pending lawsuits that have been filed against Endesa Chile and its subsidiaries, please refer to Note 32 of the Notes to our combined financial statements. Please note that since March 1, 2016, we are the defendant instead of Endesa Chile for all legal proceeding originating from our non-Chilean Business.

In relation to the legal proceedings reported in the Notes to our combined financial statements, we use the criteria of disclosing lawsuits above a minimum threshold of US$ 15 million of potential impact to us, and, in some cases, qualitative criteria according to the materiality of the impact in the conduct of our business. The lawsuit status includes a general description, the process status and the estimate of the amount involved in each lawsuit.

Dividend Policy

Our Board of Directors establishes a definitive dividend payable each year, accrued in the prior year, which cannot be less than the legal minimum of 30% of the annual net income. On November 30, 2015, the Endesa Chile’s Board of Directors agreed to distribute an interim dividend of Ch$ 3.55641 per share on January 29, 2016, accrued in fiscal year 2015. The aforementioned interim dividend will be deducted from the total dividend, which will be paid on May 24, 2016. The total dividend of Ch$ 196,434 million that has been agreed to be paid, corresponds to a payout ratio of 50%, based on annual consolidated net income. As a consequence of the spin-off approved at the ESM held on December 18, 2015, the remaining dividend will be divided in a determined proportion between Endesa Chile and our Company, which will correspond to Ch$ 11.02239 and Ch$ 9.37144 per share, respectively. The payment of dividends for fiscal year 2015 is based on the net income filed with the SVS.

The interim dividend that will be paid in the first quarter of 2017 will correspond to 15% of 2016’s consolidated net income as of a September 30, 2016. Additionally, our Board of Directors will propose a definitive dividend payout equal to 50% of the annual net income for fiscal year 2016. Dividend payments will be subject to net profits obtained in each period, as well as to expectations of future profit levels and other conditions that may exist at the time of such dividend declaration. The fulfillment of the aforementioned dividend policy will depend on the 2016 net income. The proposed dividend policy is subject to our Board of Director’s right to change the amount and timing of the dividends under the circumstances at the time of the payment. For further details, see “Item 3. Key Information — A. Selected Financial Data.”

The payments of dividends are subject to legal restrictions, such as legal reserve requirements, capital and retained earnings criteria, and other contractual restrictions such as the non-default on credit agreements. However, these legal restrictions will not affect our ability or any of our combined entities to pay dividends. (See “Item 5. Operating and Financial Review and Prospects — B. Liquidity and Capital Resources” for further detail on our debt instruments).

Stockholders set dividend policies at each subsidiary and affiliate. Dividends will be paid to shareholders of record as of midnight of the fifth business day prior to the payment date. Holders of ADS on the applicable record dates will be entitled to participate in dividends.

Dividends

Dividends have not been paid to date.

For a discussion of Chilean withholding taxes and access to the formal currency market in Chile in connection with the payment of dividends and sales of ADSs and the underlying common stock, see “Item 10. Additional Information — E. Taxation” and “Item 10. Additional Information — D. Exchange Controls.”

Other Considerations

KPMG, our registered independent public accountants, informed Endesa Chile’s Directors’ Committee that in their review of the affiliate structure and review of services provided to affiliates in contemplation of the registration of Endesa Américas in connection with the Spin-Off, they determined that impermissible services were provided by other member firms of KPMG International Cooperative, to companies ultimately controlled by Enel. By virtue of Enel being the common ultimate parent of Endesa Américas it was concluded that these entities are affiliates of Endesa Américas under SEC independence rules. None of the impermissible services were provided to Endesa Américas or entities “downstream” of Endesa Américas, and none of the services were provided by KPMG. The services provided to affiliates included elements of loaned personnel staff in Spain, legal advice specific to the application of regulations to employees in France, management functions related to an ongoing monitoring in Uruguay, and other activities and responsibilities that were concluded to be broker-dealer or investment banking services in Italy. Total fees for services related to these services provided to affiliates, which are not part of the combined group consisting of Endesa Américas and its combined entities and investments in associates and joint ventures, were approximately US$ 249,300.

KPMG considered whether the relationships noted above impacted its objectivity and ability to exercise impartial judgment with regard to its engagement as Endesa Américas’ auditors and have concluded that there has been no impairment of KPMG’s objectivity and ability to exercise impartial judgment. After taking into consideration the facts and circumstances of the above matter and KPMG’s determination, Endesa Chile’s Directors’ Committee also concluded that KPMG’s objectivity and ability to exercise impartial judgment has not been impaired.

B.	Significant Changes

None.

Item 9.	The Offer and Listing

A.	Offer and Listing Details.

Market Price Information

The shares of our common stock and our ADS are traded on Chilean Stock Exchanges and the NYSE, respectively. On April 27, 2016, our common stock closed at Ch$285.46 per share on the Santiago Stock Exchange and on April 27, 2016 our ADSs closed at US$13.56 per ADS on the NYSE.

B.	Plan of Distribution.

Not applicable.

C.	Markets

In Chile, our common stock is traded on three stock exchanges since April 21, 2016: the Santiago Stock Exchange, the Electronic Stock Exchange and the Valparaíso Stock Exchange. The largest exchange in the country, the Santiago Stock Exchange, was established in 1893 as a private company. Its equity consists of 42 shares as of the date of this Report. As of December 31, 2015, 223 companies had shares listed on the Santiago Stock Exchange. Equities, closed-end funds, fixed-income securities, short-term and money market securities, gold and U.S. dollars are traded on the Santiago Stock Exchange. The Santiago Stock Exchange also trades U.S. dollar futures and stock index futures. Securities are traded primarily through an open voice auction system; a firm offers system or the daily auction. Trading through the open voice system occurs on each business day from 9:30 a.m. to 4:00 p.m., during local standard time, and from 9:30 a.m. to 5:00 p.m. when New York’s daylight savings time is in place (or alternatively from November to March), which differs from New York City time by up to two hours, depending on the season. The Santiago Stock Exchange has an electronic trading system called Telepregón, which operates continuously from 9:30 a.m. to 4:00 p.m. during local standard time, and from 9:30 a.m. to 5:00 p.m. when New York’s daylight savings time is in place (from November to March), on each business day. During local standard time, electronic auctions may be conducted four times a day, at 10:30 a.m., 11:30 a.m., 1:30 p.m., and 3:30 p.m. When New York’s daylight savings time is in place (from November to March), there is an additional electronic auction at 4:30 p.m. More than 99% of the auctions and transactions take place electronically.

There are two share price indexes on the Santiago Stock Exchange: the General Shares Price Index, or IGPA, and the Selected Shares Price Index, or IPSA. The IGPA is calculated using the prices of shares that are traded at least 5% of the trading days of a year, with a total annual transactions exceeding UF 10,000 (US$ 0.042 million as of December 31, 2015) and a free float representing at least 5% of the capital. The IPSA is calculated using the prices of the 40 shares with highest amounts traded on a quarterly basis, and with a market capitalization above US$ 200 million. The shares included in the IPSA and IGPA are weighted according to the weighted value of the shares traded. Enersis has been included in the IPSA since the last quarter of 1988. Endesa Chile has been included in the IPSA since its privatization in 1987.

Our common stock trades in the United States in the form of ADSs on the NYSE by way of “when-issued” trading since April 21, 2016 under the ticker symbol “EOCA-WI” and regular-way trading since April 27, 2016 under the ticker symbol “EOCA”. Each ADS represents 30 shares of common stock, with the ADSs in turn evidenced by American Depositary Receipts (“ADRs”). The ADRs will be issued a Deposit Agreement, with Citibank, N.A. acting as Depositary, and the holders and beneficial owners from time to time of ADRs issued thereunder (the “Deposit Agreement”). Only persons in whose names ADRs are registered on the books of the Depositary are treated by the Depositary as owners of ADRs.

The NYSE is open for trading Monday through Friday from 9:30 am to 4:00 pm, with the exception of holidays declared by the NYSE in advance. On the trading floor, the NYSE trades in a continuous auction format, where traders can execute stock transactions on behalf of investors. Designated market makers act as auctioneers in an open outcry auction market to bring buyers and sellers together and to manage the actual auction. Customers can also send orders for immediate electronic execution or route orders to the floor for trade in the auction market. The NYSE works with U.S. regulators like the SEC and the Commodity Futures Trading Commission (“CFTC”) to coordinate risk management measures in the electronic trading environment through the implementation of mechanisms like circuit breakers and liquidity replenishment points.

For further information see “Item 9. The Offer and Listing — A. Offer and Listing Details — Market Price Information.”

D.	Selling Shareholders.

Not applicable.

E.	Dilution.

Not applicable.

F.	Expense of the Issue.

Not applicable.

Item 10.	Additional Information

A.	Share Capital.

Not applicable.

B.	Memorandum and Articles of Association.

Description of Share Capital

Set forth below is certain information concerning our share capital and a brief summary of certain significant provisions of Chilean law and our by-laws.

General

Shareholders’ rights in Chilean companies are governed by the company’s by-laws (Estatutos), which have the same purpose as the articles or the certificate of incorporation and the by-laws of a company incorporated in the United States, and by the Chilean Companies Act, Law No. 18,046. In addition, D.L. 3500, or the Pension Funds’ System Law, which permits the investment by Chilean pension funds in stock of qualified companies, indirectly affects corporate governance and prescribes certain rights of shareholders. In accordance with the Chilean Companies Act, legal actions by shareholders to enforce their rights as shareholders of the company must be brought in Chile in arbitration proceedings or, at the option of the plaintiff, before Chilean courts. Members of the Board of Directors, managers, officers and principal executives of the company, or shareholders that individually own shares with a book value or stock value higher that UF 5,000 (Ch$ 128 million as of December 31, 2015) do not have the option to bring the procedure to the courts.

The Chilean securities markets are principally regulated by the SVS under Securities Market Law, Law No. 18,045, and the Chilean Companies Act. These two laws specify the disclosure requirements, restrictions on insider trading and price manipulation, and provide protection to minority shareholders. The Securities Market Law sets forth requirements for public offerings, stock exchanges and brokers, and outlines disclosure requirements for companies that issue publicly offered securities. The Chilean Companies Act and the Securities Market Law, both as amended, state rules regarding takeovers, tender offers, transactions with related parties, qualified majorities, share repurchases, directors’ committee, independent directors, stock options and derivative actions.

Public Register

We are publicly held stock corporation incorporated under the laws of Chile. We were constituted by public deed issued on January 11, 2016 by the Santiago Notary Public, Mr. Pedro Sadá Azner, and registered on January 19, 2016 in the Commercial Registrar (Registro de Comercio del Conservador de Bienes Raíces y Comercio de Santiago) on pages 4282 No. 2568. Our registry in the Securities Registry of the SVS was approved by the SVS on April 13, 2016, under the entry number 1138. We are also registered with the United States Securities and Exchange Commission under the commission file number 001-37724.

Reporting Requirements Regarding Acquisition or Sale of Shares

Under Article 12 of the Securities Market Law and General Rule 269 of the SVS, certain information regarding transactions in shares of a publicly held stock corporation or in contracts or securities whose price or results depend on, or are conditioned in whole or in part on the price of such shares, must be reported to the SVS and the Chilean stock exchanges. Since ADSs are deemed to represent the shares of common stock underlying the ADRs, transactions in ADRs will be subject to these reporting requirements and those established in Circular 1375 of the SVS. Shareholders of publicly held stock corporations are required to report to the SVS and the Chilean stock exchanges:

•	any direct or indirect acquisition or sale of shares made by a holder who owns, directly or indirectly, at least 10% of a publicly held stock corporation’s subscribed capital;

•	any direct or indirect acquisition or sale of contracts or securities whose price or results depend on or are conditioned in whole or in part on the price of shares made by a holder who owns, directly or indirectly, at least 10% of a publicly held stock corporation’s subscribed capital;

•	any direct or indirect acquisition or sale of shares made by a holder who, due to an acquisition of shares of such publicly held stock company, results in the holder acquiring, directly or indirectly, at least 10% of a publicly held stock company’s subscribed capital; and

•	any direct or indirect acquisition or sale of shares in any amount, made by a director, receiver, principal executive, general manager or manager of a publicly held stock company.

In addition, majority shareholders of a publicly held stock corporation must inform the SVS and the Chilean stock exchanges if such transactions are entered into with the intention of acquiring control of the company or if they are making a passive financial investment instead.

Under Article 54 of the Securities Market Law and General Rule 104 enacted by the SVS, any person who directly or indirectly intends to take control of a publicly held stock corporation must disclose this intent to the market at least ten business days in advance of the proposed change of control and, in any event, as soon as the negotiations for the change of control have taken place or reserved information of the publicly held stock corporation has been provided.

Corporate Objectives and Purposes

Article 4 of our by-laws states that our corporate objectives and purposes are, among other things, to exploit the production, transportation, distribution and supply of electric power, as well as to provide engineering consulting services, directly or through other companies abroad and to make loans to related companies, combined entities and affiliates.

Board of Directors

Our Board of Directors initially consisted of nine members who were elected for an interim term at the ESM of the shareholders of Endesa Chile held on December 18, 2015 to hold office until the first OSM of the shareholders of Endesa Américas hold on April 27, 2016. At the 2016 OSM, a new Board of Directors, consisting of nine members, was elected to a three-year term. Following the end of their term, each director may be either re-elected or replaced.

The nine directors elected at the OSM are the nine individual nominees who receive the highest number of votes. Each shareholder may vote his shares in favor of one nominee or may apportion his shares among any number of nominees. The effect of these voting provisions is to ensure that a shareholder owning more than 10% of our shares is able to secure the election of a member of the Board. A majority of the Board of Directors, five members, can be secured with more than 50% of the shares.

Normally, the compensation of the directors is established annually at the OSM. Initially, the compensation of the interim Board of Directors was established at the ESM of the shareholders of Endesa Chile held on December 18, 2015. See “Item 6. Directors, Senior Management and Employees — B. Compensation.”

Agreements entered into by us with related parties can only be executed when such agreements serve our interest, and their price, terms and conditions are consistent with prevailing market conditions at the time of their approval and comply with all the requirements and procedures indicated in Article 147 of the Chilean Companies Act.

Certain Powers of the Board of Directors

Our by-laws provide that every agreement or contract that we enter into with our controlling shareholder, our directors or executives, or with our related parties, must be previously approved by two-thirds of the Board of Directors and be included in the Board meetings, and must comply with the provisions of the Chilean Companies Act.

Our by-laws do not contain provisions relating to:

•	the directors’ power, in the absence of an independent quorum, to vote on compensation for themselves or any members of their body;

•	borrowing powers exercisable by the directors and how such borrowing powers can be varied;

•	retirement or non-retirement of directors under an age limit requirement; or

•	number of shares, if any, required for directors’ qualification.

Certain Provisions Regarding Shareholder Rights

As of the date of the filing of this Report, our capital is comprised of only one class of shares, all of which are ordinary shares and have the same rights.

Our by-laws do not contain any provisions relating to:

•	redemption provisions;

•	sinking funds; or

•	liability for capital reductions by us.

Under Chilean law, the rights of our stockholders may only be modified by an amendment to the by-laws that complies with the requirements explained below under “Item 10. Additional Information — B. Memorandum and Articles of Association — Shareholders’ Meetings and Voting Rights.”

Capitalization

Under Chilean law, only the shareholders of a company acting at an ESM have the power to authorize a capital increase. When an investor subscribes for shares, these are officially issued and registered under his name, and the subscriber is treated as a shareholder for all purposes, except receipt of dividends and for return of capital in the event that the shares have been subscribed but not paid for. The subscriber becomes eligible to receive dividends only for the shares that he has actually paid for or, if the subscriber has paid for only a portion of such shares, the pro rata portion of the dividends declared with respect to such shares unless the company’s by-laws provide otherwise. If a subscriber does not fully pay for shares for which the subscriber has subscribed on or prior to the date agreed upon for payment, notwithstanding the actions intended by the company to collect payment, the company is entitled to auction the shares on the stock exchange where such shares are traded, for the account and risk of the debtor, the number of shares held by the debtor necessary for the company to pay the outstanding balances and disposal expenses. However, until such shares are sold at auction, the subscriber continues to hold all the rights of a shareholder, except the right to receive dividends and return of capital. The Chief Executive Officer or the person replacing him will reduce in the shareholders’ register the number of shares in the name of the debtor shareholder to the number of shares that remain, deducting the shares sold by the company and settling the debt in the amount necessary to cover the result of such disposal after the corresponding expenses. When there are authorized and issued shares for which full payment has not been made within the period fixed by shareholders at the same ESM at which the subscription was authorized (which in no case may exceed three years from the date of such meeting), these shall be reduced in the non-subscribed amount until that date. With respect to the shares subscribed and not paid following the term mentioned above, the Board must proceed to collect payment, unless the shareholders’ meeting authorizes (by two thirds of the voting shares) a reduction of the company’s capital to the amount effectively collected, in which case the capital shall be reduced by force of law to the amount effectively paid. Once collection actions have been exhausted, the Board should propose to the shareholders’ meeting the approval by simple majority of the write-off of the outstanding balance and the reduction of capital to the amount effectively recovered.

As of March 1, 2016, our subscribed and fully paid capital totaled Ch$ 779 billion and consisted of 8,201,754,580 shares.

Preemptive Rights and Increases of Share Capital

The Chilean Companies Act requires Chilean companies to grant shareholders preemptive rights to purchase a sufficient number of shares to maintain their existing ownership percentage of such company whenever such company issues new shares.

Under Chilean law, preemptive rights are exercisable or freely transferable by shareholders during a 30-day period. The options to subscribe for shares in capital increases of the company or of any other securities convertible into shares or that confer future rights over these shares, should be offered, at least once, to the shareholders pro rata to the shares held registered in their name at midnight on the fifth business day prior to the date of the start of the preemptive rights period. The preemptive rights offering and the start of the 30-day period for exercising them shall be communicated through the publication of a prominent notice, at least once, in the newspaper that should be used for notifications of shareholders’ meetings. During such 30-day period, and for an additional period of up to 30-days immediately following the initial 30-day period, publicly held stock corporations are not permitted to offer any unsubscribed shares to third parties on terms which are more favorable than those offered to their shareholders. At the end of the second 30-day period, a Chilean publicly held stock corporation is authorized to sell non-subscribed shares to third parties on any terms, provided they are sold on one of the Chilean stock exchanges.

Shareholders’ Meetings and Voting Rights

An OSM must be held within the first four months following the end of our fiscal year. Our first OSM was held on April 27, 2016. An ESM may be called by the Board of Directors when deemed appropriate, or when requested by shareholders representing at least 10% of the issued shares with voting rights, or by the SVS. To convene an OSM or an ESM, notice must be given three times in a newspaper located in our corporate domicile. The newspaper designated by our shareholders is El Mercurio de Santiago. The first notice must be published not less than 15-days and no more than 20-days in advance of the scheduled meeting. Notice must also be mailed to each shareholder, to the SVS and to the Chilean stock exchanges.

The OSM shall be held on the day stated in the notice and should remain in session until having exhausted all the matters stated in the notice. However, once constituted, upon the proposal of the chairman or shareholders representing at least 10% of the shares with voting rights, the majority of the shareholders present may agree to suspend it and to continue it within the same day and place, with no new constitution of the meeting or qualification of powers being necessary, recorded in one set of minutes. Only those shareholders who were present or represented may attend the recommencement of the meeting with voting rights.

Under Chilean law, a quorum for a shareholders’ meeting is established by the presence, in person or by proxy, of shareholders representing at least a majority of the issued shares with voting rights of a company. If a quorum is not present at the first meeting, a reconvened meeting can take place at which the shareholders present are deemed to constitute a quorum regardless of the percentage of the shares represented. This second meeting must take place within 45-days following the scheduled date for the first meeting. Shareholders’ meetings adopt resolutions by the affirmative vote of a majority of those shares present or represented at the meeting. An ESM must be called to take the following actions:

•	a transformation of the company into a form other than a publicly held stock corporation under the Chilean Companies Act, a merger or split-up of the company;

•	an amendment to the term of duration or early dissolution of the company;

•	a change in the company’s domicile;

•	a decrease of corporate capital;

•	an approval of capital contributions in kind and non-monetary assessments;

•	a modification of the authority reserved to shareholders or limitations on the Board of Directors;

•	a reduction in the number of members of the Board of Directors;

•	a disposition of 50% or more of the assets of the company, whether it includes disposition of liabilities or not, as well as the approval or the amendment of the business plan which contemplates the disposition of assets in an amount greater that such percentage;

•	the disposition of 50% or more of the assets of a subsidiary, as long as such subsidiary represents at least 20% of the assets of the corporation, as well as any disposition of its shares that results in the parent company losing its position as controller;

•	the form of distributing corporate benefits;

•	issue of guarantees for third-party liabilities which exceed 50% of the assets, except when the third party is a combined entity of the company, in which case approval of the Board of Directors is deemed sufficient;

•	the purchase of the company’s own shares;

•	other actions established by the by-laws or the laws;

•	certain remedies for the nullification of the company’s by-laws;

•	inclusion in the by-laws of the right to purchase shares from minority shareholders, when the controlling shareholders reaches 95% of the company’s shares by means of a tender offer for all of the company’s shares, where at least 15% of the shares have been acquired from unrelated shareholders; and

•	approval or ratification of acts or contracts with related parties.

Regardless of the quorum present, the vote required for any of the actions above is at least two-thirds of the outstanding shares with voting rights.

By-law amendments for the creation of a new class of shares, or an amendment to or an elimination of those classes of shares that already exist, must be approved by at least two-thirds of the outstanding shares of the affected series.

Chilean law does not require a publicly held stock corporation to provide its shareholders the same level and type of information required by the U.S. securities laws regarding the solicitation of proxies. However, shareholders are entitled to examine the financial statements and corporate books of a publicly held stock corporation within the 15-day period before its scheduled OSM. Under Chilean law, a notice of a shareholders meeting listing matters to be addressed at the meeting must be mailed at least 15 days prior to the date of such meeting, and, an indication of the way complete copies of the documents that support the matters submitted for voting can be obtained, which must also be made available to shareholders on our website. In the case of an OSM, our annual report of activities, which includes audited financial statements, must also be made available to shareholders and published on our website at: www.endesaamericas.cl.

The Chilean Companies Act provides that, upon the request by the Directors’ Committee or by shareholders representing at least 10% of the issued shares with voting rights, a Chilean company’s annual report must include, in addition to the materials provided by the Board of Directors to shareholders, such shareholders’ comments and proposals in relation to the company’s affairs. In accordance with Article 136 of the Chilean Companies Regulation (Reglamento de Sociedades Anónimas), the shareholder(s) holding or representing 10% or more of the shares issued with voting rights, may:

•	make comments and proposals relating to the progress of the corporate businesses in the corresponding year, no shareholder being able to make individually or jointly more than one presentation. These observations should be presented in writing to the company concisely, responsibly and respectfully, and the respective shareholder(s) should state their willingness for these to be included as an appendix to the annual report. The board shall include in an appendix to the annual report of the year a faithful summary of the pertinent comments and proposals the interested parties had made, provided they are presented during the year or within 30-days after its ending; or

•	make comments and proposals on matters that the board submits for the knowledge or voting of the shareholders. The board shall include a faithful summary of those comments and proposals in all information it sends to shareholders, provided the shareholders’ proposal is received at the offices of the company at least 10-days prior to the date of dispatch of the information by the company. The shareholders should present their comments and proposals to the company, expressing their willingness for these to be included in the appendix to the respective annual report or in information sent to shareholders, as the case may be. The observations referred to in this Article may be made separately by each shareholder holding 10% or more of the shares issued with voting rights or shareholders who together hold that percentage, who should act as one.

Similarly, the Chilean Companies Act provides that whenever the Board of Directors of a publicly held stock corporation convenes an OSM and solicits proxies for the meeting, or circulates information supporting its decisions or other similar material, it is obligated to include the pertinent comments and proposals that may have been made by the Directors’ Committee or by shareholders owning 10% or more of the shares with voting rights who request that such comments and proposals be so included.

Only shareholders registered as such with us, as of midnight on the fifth business day prior to the date of a meeting, are entitled to attend and vote their shares. A shareholder may appoint another individual, who does not need to be a shareholder, as his proxy to attend the meeting and vote on his behalf. Proxies for such representation shall be given for all the shares held by the owner. The proxy may contain specific instructions to approve, reject, or abstain with respect to any of the matters submitted for voting at the meeting and which were included in the notice. Every shareholder entitled to attend and vote at a shareholders’ meeting shall have one vote for every share subscribed.

There are no limitations imposed by Chilean law or our by-laws on the right of nonresidents or foreigners to hold or vote shares of common stock. However, the registered holder of the shares of common stock represented by ADSs, and evidenced by outstanding ADSs, is the custodian of the depositary, currently Banco Santander Chile, or any successor thereto. Accordingly, holders of ADSs are not entitled to receive notice of meetings of shareholders directly or to vote the underlying shares of common stock represented by ADS directly. The Deposit Agreement contains provisions pursuant to which the depositary has agreed to solicit instructions from registered holders of ADSs as to the exercise of the voting rights pertaining to the shares of common stock represented by the ADSs. Subject to compliance with the requirements of the Deposit Agreement and receipt of such instructions, the Depositary has agreed to endeavor, insofar as practicable and permitted under Chilean law and the provisions of the by-laws, to vote or cause to be voted (or grant a discretionary proxy to the Chairman of the Board of Directors or to a person designated by the Chairman of the Board of Directors to vote) the shares of common stock represented by the ADSs in accordance with any such instruction. The Depositary shall not itself exercise any voting discretion over any shares of common stock underlying ADSs. If no voting instructions are received by the Depositary from a holder of ADSs with respect to the shares of common stock represented by the ADSs, on or before the date established by the Depositary for such purpose, the shares of common stock represented by the ADS, may be voted in the manner directed by the Chairman of the Board, or by a person designated by the Chairman of the Board, subject to limitations set forth in the Deposit Agreement.

Dividends and Liquidation Rights

According to the Chilean Companies Act, unless otherwise decided by unanimous vote of its issued shares eligible to vote, all companies must distribute a cash dividend in an amount equal to at least 30% of their combined net income, before amortization and negative goodwill for each year (calculated according to the local accounting rules applicable to us when preparing financial statements to be submitted to the SVS), unless and except to the extent we have carried forward losses. The law provides that the Board of Directors must agree to the dividend policy and inform such policy to the shareholders at the OSM.

Any dividend in excess of 30% of net income may be paid, at the election of the shareholder, in cash, or in our shares, or in shares of publicly held corporations owned by us. Shareholders who do not expressly elect to receive a dividend other than in cash are legally presumed to have decided to receive the dividend in cash.

Dividends, which are declared but not paid within the appropriate time period set forth in the Chilean Companies Act (as to minimum dividends, 30-days after declaration; as to additional dividends, the date set for payment at the time of declaration), are adjusted to reflect the change in the value of UF, from the date set for payment to the date such dividends are actually paid. Such dividends also accrue interest at the then-prevailing rate for UF-denominated deposits during such period. The right to receive a dividend lapses if it is not claimed within five years from the date such dividend is payable. Payments not collected in such period are transferred to the volunteer fire department.

In the event of our liquidation, the shareholders would participate in the assets available in proportion to the number of paid-in shares held by them, after payment to all creditors.

Approval of Financial Statements

The Board of Directors is required to submit our combined financial statements to the shareholders annually for their approval. If the shareholders by a vote of a majority of shares present (in person or by proxy) at the shareholders’ meeting reject the financial statements, the Board of Directors must submit new financial statements no later than 60-days from the date of such meeting. If the shareholders reject the new financial statements, the entire Board of Directors is deemed removed from office and a new board is elected at the same meeting. Directors who individually approved such financial statements are disqualified for reelection for the following period.

Change of Control

The Capital Markets Law establishes a comprehensive regulation related to tender offers. The law defines a tender offer as the offer to purchase shares of companies which publicly offer their shares or securities convertibles into shares and which offer is made to shareholders to purchase their shares under conditions which allow the bidder to reach a certain percentage of ownership of the company within a fixed period of time. These provisions apply to both voluntary and hostile tender offers.

Acquisition of Shares

No provision in our by-laws discriminates against any existing or prospective holder of shares as a result of such shareholder owning a substantial number of shares. However, no person may directly or indirectly own more than 65% of the outstanding shares of our stock. The foregoing restriction does not apply to the depositary as record owner of shares represented by ADRs, but it does apply to each beneficial ADS holder. Additionally, our by-laws prohibit any shareholder from exercising voting power with respect to more than 65% of the common stock owned by such shareholder or on behalf of others representing more than 65% of the outstanding issued shares with voting rights.

Right of Dissenting Shareholders to Tender Their Shares

The Chilean Companies Act provides that upon the adoption of any of the resolutions enumerated below at a meeting of shareholders, dissenting shareholders acquire the right to withdraw from the company and to compel the company to repurchase their shares, subject to the fulfillment of certain terms and conditions. In order to exercise such withdrawal rights, holders of ADRs must first withdraw the shares represented by their ADRs pursuant to the terms of the deposit agreement.

“Dissenting” shareholders are defined as those who at a shareholders’ meeting vote against a resolution that results in the withdrawal right, or who if absent from such meeting, state in writing their opposition to the respective resolution, within the 30-days following the shareholders’ meeting. Shareholders present or represented at the meeting and who abstain in exercising their voting rights shall not be considered as dissenting. The right to withdraw should be exercised for all the shares that the dissenting shareholder had registered in their name on the date on which the right is determined to participate in the meeting at which the resolution is adopted that motivates the withdrawal and which remains on the date on which their intention to withdraw is communicated to the company.

The price paid to a dissenting shareholder of a publicly held stock corporation whose shares are quoted and actively traded on one of the Chilean stock exchanges is the weighted average of the sales prices for the shares as reported on the Chilean stock exchanges on which the shares are quoted for the two-month period between the ninetieth and the thirtieth day before the shareholders’ meeting giving rise to the withdrawal right. If, because of the volume, frequency, number and diversity of the buyers and sellers, the SVS determines that the shares are not actively traded on a stock exchange, the price paid to the dissenting shareholder shall be the book value. Book value for this purpose shall equal paid capital plus reserves and profits, less losses, divided by the total number of subscribed shares, whether entirely or partially paid. For the purpose of making this calculation, the last combined statements of financial position is used, as adjusted to reflect inflation up to the date of the shareholders’ meeting which gave rise to the withdrawal right.

Article 126 of the Chilean Companies Act Regulations establishes that in cases where the right to withdraw arises, the company shall be obliged to inform the shareholders of this situation, the value per share that will be paid to shareholders exercising their right to withdraw and the term for exercising it. Such information should be given to shareholders at the same meeting at which the resolutions are adopted giving rise to the right of withdrawal, prior to its voting. A special communication should be given to the shareholders with rights, within two days following the date on which the rights to withdraw are born. In the case of publicly held companies, such information shall be communicated by a prominent notice in a newspaper with a wide national circulation and on its website, plus a written communication addressed to the shareholders with rights at the address they have registered with the company. The notice of the shareholders meeting that should pronounce on a matter that could originate withdrawal rights should mention this circumstance.

The resolutions that result in a shareholder’s right to withdraw include, among others, the following:

•	the transformation of the company into an entity which is not a publicly held stock corporation governed by Chilean Companies Act;

•	the merger of the company with another company;

•	disposition of 50% or more of the assets of the company, whether it includes disposition of liabilities or not, as well as the approval or the amendment of the business plan which contemplates the disposition of assets in an amount greater than such percentage;

•	the disposition of 50% or more of the assets of a combined entity, as long as such combined entity represents at least 20% of the assets of the company, as well as any disposition of its shares that results in the parent company losing its position of controller;

•	issue of guarantees for third parties’ liabilities which exceed 50% of the assets (if the third party is a combined entity of the company, the approval of the Board of Directors is sufficient);

•	the creation of preferential rights for a class of shares or an amendment to the existing ones. In this case the right to withdraw only accrues to the dissenting shareholders of the class or classes of shares adversely affected;

•	certain remedies for the nullification of the corporate by-laws; and

•	such other causes as may be established by the law or by the company’s by-laws.

Investments by AFPs

The Pension Funds’ System Law permits AFPs to invest their funds in companies that are subject to Title XII and, subject to greater restrictions than other companies. The determination of which stocks may be purchased by AFPs is made by the Risk Classification Committee. The Risk Classification Committee establishes investment guidelines and is empowered to approve or disapprove those companies that are eligible for AFP investments. We are a Title XII company and were approved by the Risk Classification Committee.

Title XII companies are required to have by-laws that limit the ownership of any shareholder to a specified maximum percentage, require that certain actions be taken only at a meeting of the shareholders, and give the shareholders the right to approve certain investment and financing policies.

Registrations and Transfers

Shares issued by us are registered with an administrative agent named DCV Registros S.A. This entity is also responsible for our shareholders registry. In case of jointly-owned shares, an attorney-in-fact must be appointed to represent the joint owners in dealing with us.

C.	Material Contracts.

None.

D.	Exchange Controls.

The Central Bank of Chile is responsible for, among other things, monetary policies and exchange controls in Chile. Currently applicable foreign exchange regulations are set forth in the Compendium of Foreign Exchange Regulations (the “Compendium”) approved by the Central Bank of Chile in 2002. Appropriate registration of a foreign investment in Chile permits the investor access to the Formal Exchange Market. Foreign investments can be registered with the Foreign Investment Committee under D.L. 600 of 1974 or can be registered with the Central Bank of Chile under the Central Bank Act, Law 18840 of October 1989.

a)	Foreign Investments Contracts and Chapter XIV

The following is a summary of certain provisions of Chapter XIV that will be applicable to all shareholders (and ADS holders). This summary does not purport to be complete and is qualified in its entirety by reference to Chapter XIV. Chapter XIV regulates the following type of investments: credits, deposits, investments and equity contributions. A Chapter XIV investor may at any time repatriate an investment made in us upon sale of our shares, and the profits derived therefrom, with no monetary ceiling, subject to the then effective regulations, which must be reported to the Central Bank of Chile.

Except for compliance with tax regulations and some reporting requirements, currently there are no rules in Chile affecting repatriation rights, except that the remittance of foreign currency must be made through a Formal Exchange Market entity. However, the Central Bank of Chile has the authority to change such rules and impose exchange controls.

The Compendium and International Bond Issuances

Chilean issuers may offer bonds issued by the Central Bank of Chile internationally under Chapter XIV, as amended, of the Compendium.

E.	Taxation.

Chilean Tax Considerations

The following discussion summarizes material Chilean income and withholding tax consequences to foreign holders arising from the ownership and disposition of shares and ADSs and, to the extent any are issued, rights and ADS rights. The summary that follows does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase, own or dispose of shares or ADSs and rights or ADS rights, if any, and does not purport to deal with the tax consequences applicable to all categories of investors, some of which may be subject to special rules. Holders of shares and ADSs are advised to consult their own tax advisors concerning the Chilean and other tax consequences of the ownership of shares or ADSs.

The summary that follows is based on Chilean law, in effect on the date hereof, and is subject to any changes in these or other laws occurring after such date, possibly with retroactive effect. Under Chilean law, provisions contained in statutes such as tax rates applicable to foreign investors, the computation of taxable income for Chilean purposes and the manner in which Chilean taxes are imposed and collected may be amended only by another law. In addition, the Chilean tax authorities enact rulings and regulations of either general or specific application and interpret the provisions of the Chilean Income Tax Law. Chilean tax may not be assessed retroactively against taxpayers who act in good faith relying on such rulings, regulations and interpretations, but Chilean tax authorities may change their rulings, regulations and interpretations in the future. The discussion that follows is also based, in part, on representations of the depositary, and assumes that each obligation in the Deposit Agreement and any related agreements will be performed in accordance with its terms. As of this date, there is currently no applicable income tax treaty in effect between the United States and Chile. However, in 2010 the United States and Chile signed an income tax treaty that will enter into force once the treaty is ratified by both countries. There can be no assurance that the treaty will be ratified by either country. The following summary assumes that there is no applicable income tax treaty in effect between the United States and Chile.

As used in this Report, the term “foreign holder” means either:

•	in the case of an individual holder, a person who is not a resident of Chile; for purposes of Chilean taxation, an individual is resident of Chile if he or she has resided in Chile for more than six months in one calendar year, or a total of more than six months in two consecutive fiscal years; or

•	in the case of a legal entity holder, an entity that is not organized under the laws of Chile, unless the shares or ADSs are assigned to a branch, agent, representative or permanent establishment of such entity in Chile.

Taxation of Shares and ADSs

Taxation of Cash Dividends and Property Distributions

General Rule: The following taxation of cash dividends and property distributions applies until 2016. Cash dividends paid with respect to the shares or ADSs held by a foreign holder will be subject to Chilean withholding tax, which is withheld and paid by the company. As described in the example below, the amount of the Chilean withholding tax is determined by applying a 35% rate to a “grossed-up” distribution amount (such amount equal to the sum of the actual distribution amount and the correlative Chilean corporate income tax paid by the issuer), and then subtracting as a credit such Chilean corporate income tax paid by the issuer. From 2004 through 2010, the Chilean corporate income tax rate was 17% and from 2011 until 2014, the rate was 20%.

In September 2014, a tax reform was enacted (Law 20,780) which, among other topics, progressively increased the corporate income tax (“CIT”). The CIT rate will be adjusted as follows: in 2014 it increased from 20% to 21%; in 2015 it increased to 22.5%; in 2016 it increases to 24%; in 2017, depending on which of the two new alternative systems enacted as part of the 2014 tax reform (discussed below) is chosen, the rate increases to 25% for companies electing the accrued income basis and 25.5% for companies electing the cash basis for shareholders. As of 2018, the CIT rate will remain at 25% for companies that elected the accrued income basis and will increase to 27% for companies that elected the cash basis for shareholders.

The example below illustrates the effective Chilean withholding tax burden on a cash dividend received by a foreign holder, assuming a Chilean withholding tax base rate of 35%, an effective Chilean corporate income tax rate of 22.5% (CIT rate for 2015) and a distribution of 50% of the net income of the company distributable after payment of the Chilean corporate income tax:

Line	Concept and calculation assumptions	Amount
1	Company taxable income (based on Line 1 = 100)	100.0
2	Chilean corporate income tax : 22.5% x Line 1	22.5
3	Net distributable income: Line 1 — Line 2	77.5
4	Dividend distributed (50% of net distributable income): 50% of Line 3	38.75
5	Withholding tax: (35% of (the sum of Line 4 and 50% of Line 2))	(17.5)
6	Credit for 50% of Chilean corporate income tax : 50% of Line 2	11.25
7	Net withholding tax : Line 5 + Line 6	(6.25)
8	Net dividend received: Line 4 - Line 7	32.5
9	Effective dividend withholding rate : Line 7 / Line 4	16.13%

In general, the effective Chilean dividend withholding tax rate, after giving effect to the credit for the Chilean corporate income tax paid by the company, can be computed using the following formula:

Effective Dividend	=	(Withholding tax rate) - (Chilean corporate income tax rate)
Withholding Tax Rate		1 - (Chilean corporate income tax rate)

Using the rates prevailing until 2015, the Effective Dividend Withholding Rate is

(35%-22.5%) / (100%-22.5%) = 16.13%

Dividends are generally assumed to have been paid out of our oldest retained profits for purposes of determining the level of Chilean corporate income tax that was paid by us. For information as to our retained earnings for tax purposes and the tax credit available on the distribution of such retained earnings, see Note 15 of the Notes to our combined financial statements.

Under Chilean Income Tax Law, dividend distributions made in property are subject to the same Chilean tax rules as cash dividends. Stock dividends that represent free shares distributed to foreign shareholders as a consequence of a capitalization made on the same corporation are not subject to Chilean taxation.

Exceptions: Despite the aforementioned general rule, there are special circumstances under which a different tax treatment would apply depending on the source of the income or due to special circumstances existing at the date of the dividend distribution. The most common special cases are briefly described below:

1) Circumstances where there is no CIT credit against the Chilean withholding tax: These cases are when: (i) profits paid as dividends (following the seniority rule indicated above) exceed a company’s taxable income (such dividend distributions in excess of a company’s taxable income determined as of December 31 of the distribution’s year will be subject to the Chilean withholding tax rate of 35%, without the CIT credit; in relation to the provisional withholding rule applicable on the date of the dividend payment, please see number 3 below); or (ii) the income was not subject to CIT due to an exemption of the Chilean corporate income tax, in which case the foreign holder will be also subject to the Chilean withholding tax rate of 35% without the CIT credit.

2) Circumstances where dividends have been attributed to income exempted from all the Chilean income taxes: In these cases, dividends distributed by a company to the foreign holder will not be subject to Chilean withholding tax. Income exempted from Chilean income tax is expressly listed in the Chilean Income Tax Law.

3) Circumstances where dividends are subject to a provisional withholding tax: In the event that on the date of the dividend distribution there are no earnings on which income tax has been paid and there are no tax-exempt earnings, a 35% Chilean withholding tax with a provisional 22.5% Chilean CIT credit is applicable. This provisional 22.5% Chilean corporate income tax credit must be confirmed with the information of a company’s taxable income as of December 31 of the year in which the dividend was paid. A company can agree with the foreign holders to withhold a higher amount in order to avoid under withholding of the Chilean withholding tax.

4) Circumstances when it is possible to use certain credits in Chile against income taxes paid abroad, or “foreign tax credit”: This occurs when dividends distributed by the Chilean company have income generated by companies domiciled in third countries as their source. If that income was subject to withholding tax or corporate income tax in those third countries, such income will have a credit or “foreign tax credit” against corresponding Chilean taxes, which can be proportionally transferred to the shareholders of a Chilean company.

New System in effect starting in 2017

The tax reform released in September 2014 created two alternative mechanisms of shareholder-level income taxation beginning on January 1, 2017: a) accrued income basis (known as attributed-income system in Chile) shareholder taxation and b) cash basis (known as partially-integrated system in Chile and most similar to the current system) shareholder taxation. On February 8, 2016, Law 20,899 was enacted, which made adjustments to the tax reform released in September 2014. Among other adjustments, Law 20,899 established that taxpayers whose owners (partners or shareholders) are exclusively individual persons may choose to apply either of the aforementioned systems. The selection should be made before the end of 2016. Once the election is made, it will remain in effect for five years. If no regime is chosen by a taxpayer whose owners are individual persons, the law states that the default system will be the accrued income basis. For other taxpayers, whose owners are not exclusively individual persons, the cash basis system (partially-integrated system) must be used.

In addition, the aforementioned Law 20,899 expanded the 100% CIT credit against the Chilean shareholder tax to taxpayers who are residents in countries with which Chile has an effective or signed tax treaty to avoid international double taxation prior to January 1, 2017, even if not in force as of such date. This is currently the status of the treaty signed between Chile and United States. This temporary rule will be in force from January 1, 2017 through December 31, 2019.

a)	Accrued income basis

Shareholders would be taxed in Chile on income attributed to them as of the end of the tax year in which the income is generated, eliminating the taxable profits fund ledger (“FUT” in its Spanish acronym). These profits would be taxed at the shareholder level whether or not they are distributed. The underlying CIT paid at the entity level may be used by shareholders as a credit to reduce the Chilean shareholder tax. Therefore, the total company and shareholder Chilean income tax burden remains at 35%. Future distributions are not subject to taxation.

Taxpayers will be taxed on the income of companies in which they have an interest in the year such income is recognized, regardless of whether actual distributions are made, with the corresponding credit.

Taxation in two stages

•	Company:	25% of accrued profits (using the maximum CIT applicable as of 2018).

•	Shareholder:	35% of accrued profits (whether or not distributions are received, with 100% credit of the CIT paid, resulting in an effective tax rate to the shareholder of 10%).

Total Tax Burden: 35%

Progressive CIT tax rate increase: 21% in 2014, 22.5% in 2015, 24% in 2016 and 25% as of 2017.

Advantages to accrued income tax basis:

•	CIT Rate of 25% vs. 27% for the cash basis.

•	Shareholders are granted 100% credit of taxes paid by a company.

Disadvantages to accrued income tax basis:

•	Shareholders are taxed on undistributed profits.

•	Shareholders of record must pay tax by December 31st (regardless of having received dividends).

•	Complex management for companies.

b)	Cash basis

A company pays CIT on its annual result. Foreign and local individual shareholders will only pay in Chile the relevant tax on effective profit distributions and will be allowed to use the tax paid by the distributing company as credit, with certain limitations. Only 65% of the CIT is creditable against the 35% shareholder-level tax (as opposed to 100% under the current FUT regime and under the accrued income basis). However, if there is an effective or signed tax treaty with Chile before January 1, 2017 (even if not in effect), the CIT is fully creditable against the 35% shareholder tax.

Taxation in two stages

•	Company:	27% of accrued profits (using the maximum CIT applicable from 2018 and forward).

•	Shareholder:	35% of cash disbursement (65% of CIT tax is creditable against the shareholder level tax, resulting in an effective tax rate to the shareholder of 17.5%. However, if the shareholder is a resident of a country with an effective or signed tax treaty with Chile before January 1, 2017 (even if not in effect), CIT tax is fully creditable, resulting in an effective tax rate to the shareholder of 8%).

Total Tax Burden: 44.45% (35% for residents of countries with tax treaties)

Advantages to cash basis:

•	Shareholders are only taxed on actual distributions.

•	Shareholders must pay taxes only if they hold the share on the dividend distribution date.

Disadvantages to cash basis:

•	CIT Rate of 27% versus 25% for the accrued income basis.

•	Only shareholders residing in countries with an effective or signed tax treaty with Chile before January 1, 2017 (even if not in effect) are granted full CIT credit (others 65%).

Taxation on sale or exchange of ADSs, outside of Chile

Gains obtained by a foreign holder from the sale or exchange of ADSs outside Chile will not be subject to Chilean taxation.

Taxation on sale or exchange of Shares

The Chilean Income Tax Law includes a tax exemption on capital gains arising from the sale of shares of listed companies traded in the stock markets. Although there are certain restrictions, in general terms, the amendment provides that in order to qualify for the capital gain exemption: (i) the shares must be of a publicly held stock corporation with a certain minimum level of trading on a stock exchange; (ii) the sale must be carried out in a Chilean stock exchange, or in a tender offer subject to Chapter XXV of the Chilean Securities Market Law; (iii) the shares which are being sold must have been acquired on a Chilean stock exchange, or in a tender offer subject to Chapter XXV of the Chilean Securities Market Law, or in an initial public offering (due to the creation of a company or to a capital increase), or due to the exchange of convertible bonds; and (iv) the shares must have been acquired after April 19, 2001.

If the shares do not qualify for the above exemption, capital gains on their sale or exchange of shares (as distinguished from sales or exchanges of ADSs representing such shares of common stock) could be subject to two alternative tax regimes: (a) the general tax regime, with a 22.5% Chilean corporate income tax and a 35% Chilean withholding tax, the former being creditable against the latter; or (b) a 22.5% Chilean corporate income tax as sole tax regime, when all the following circumstances are met: (i) the sale is made between unrelated parties, (ii) the sale of shares is not a recurrent or habitual activity for the seller and (iii) at least one year has elapsed between the acquisition and the sale of the shares.

The date of acquisition of the ADSs is considered to be the date of acquisition of the shares for which the ADSs are exchanged.

Taxation of Rights and ADS Rights

For Chilean tax purposes and to the extent we issue any rights or ADS rights, the receipt of rights or ADS rights by a foreign holder of shares or ADSs pursuant to a right offering is a nontaxable event. In addition, there are no Chilean income tax consequences to foreign holders upon the exercise or the lapse of the rights or the ADS rights.

Any gain on the sale, exchange or transfer of any ADS rights by a foreign holder is not subject to taxes in Chile.

Any gain on the sale, exchange or transfer of the rights by a foreign holder is subject to a 35% Chilean withholding tax.

Currently, there are no rights that are outstanding.

Other Chilean Taxes

There is no gift, inheritance or succession tax applicable to the ownership, transfer or disposition of ADSs by foreign holders, but such taxes will generally apply to the transfer at death or by gift of the shares by a foreign holder. There is no Chilean stamp, issue, registration or similar taxes or duties payable by holders of shares or ADSs.

Material U.S. Income Tax Considerations

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof. These authorities are subject to change, possibly with retroactive effect. This discussion assumes that the depositary’s activities are clearly and appropriately defined so as to ensure that the tax treatment of ADSs will be identical to the tax treatment of the underlying shares.

The following are the material U.S. federal income tax consequences to U.S. Holders (as defined herein) of receiving, owning, and disposing of shares or ADSs, but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person’s decision to hold such securities and is based on the assumption stated above under “Chilean Tax Considerations” that there is no applicable income tax treaty in effect between the United States and Chile. The discussion applies only if the beneficial owner holds shares or ADSs as capital assets for U.S. federal income tax purposes and it does not describe all of the tax consequences that may be relevant in light of the beneficial owner’s particular circumstances. For instance, it does not describe all the tax consequences that may be relevant to:

•	certain financial institutions;

•	insurance companies;

•	dealers and traders in securities who use a mark-to-market method of tax accounting;

•	persons holding shares or ADSs as part of a “straddle” integrated transaction or similar transaction;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons liable for the alternative minimum tax;

•	tax-exempt organizations;

•	persons holding shares or ADSs that own or are deemed to own ten percent or more of our stock; or

•	persons holding shares or ADSs in connection with a trade or business conducted outside of the United States.

If an entity classified as a partnership for U.S. federal income tax purposes holds shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding shares or ADSs and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the shares or ADSs.

You will be a “U.S. Holder” for purposes of this discussion if you become a beneficial owner of our shares or ADSs and if you are, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States; or

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) that validly elects to be treated as a U.S. person for U.S. federal income tax purposes or (ii) if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust.

In general, if a beneficial owner owns ADSs, such owner will be treated as the owner of the shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if a beneficial owner exchanges ADSs for the underlying shares represented by those ADSs.

The U.S. Treasury has expressed concerns that parties to whom ADSs are released before shares are delivered to the depositary (pre-release) or intermediaries in the chain of ownership between beneficial owners and the issuer of the security underlying the ADSs may be taking actions that are inconsistent with the claiming of foreign tax credits for beneficial owners of depositary shares. Such actions would also be inconsistent with the claiming of the reduced tax rate, described below, applicable to dividends received by certain non-corporate beneficial owners. Accordingly, the analysis of the creditability of Chilean taxes, and the availability of the reduced tax rate for dividends received by certain non-corporate holders, each described below, could be affected by actions taken by such parties or intermediaries.

This discussion assumes that we will not be a passive foreign investment company, as described below.

Beneficial owners should consult their tax advisors with respect to their particular tax consequences of owning or disposing of shares or ADSs, including the applicability and effect of state, local, non-U.S. and other tax laws and the possibility of changes in tax laws.

Taxation of Distributions

The following discussion is based on the current regime for taxation of cash dividends and distributions applicable in Chile until 2016. For 2017 and later, the U.S. federal income tax treatment will depend on which of the two regimes we elect to adopt. See “— Chilean Tax Considerations — Taxation of shares and ADSs — Taxation of Cash Dividends and Property Distributions” above.

Distributions paid on shares or ADSs other than certain pro rata distributions of shares of common stock will be treated as dividends taxable as ordinary income to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported as dividends.

If a beneficial owner is a U.S. Holder, subject to applicable limitations and the discussion above regarding concerns expressed by the U.S. Treasury, dividends paid by qualified foreign corporations to the beneficial owner that is not a corporation are taxable at a maximum rate of 20%. A foreign company is treated as a qualified foreign corporation with respect to dividends paid on stock that is readily tradable on an established securities market in the United States, such as the New York Stock Exchange where our ADSs are traded. Beneficial owners should consult their tax advisors to determine whether the favorable rate will apply to dividends they receive and whether they are subject to any special rules that limit their ability to be taxed at this favorable rate.

The amount of a dividend will include the net amount withheld by us in respect of Chilean withholding taxes on the distribution. The amount of the dividend will be treated as foreign-source dividend income to a beneficial owner and will not be eligible for the dividends-received deduction generally allowed to U.S. corporations under the Code. Dividends will be included in a beneficial owner’s income on the date of the beneficial owner’s, or in the case of ADSs, the Depositary’s receipt of the dividend. The amount of any dividend paid in Chilean pesos will be a U.S. dollar amount calculated by reference to the exchange rate for converting Chilean pesos into U.S. dollars in effect on the date of such receipt regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a beneficial owner generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. A beneficial owner may have foreign currency gain or loss if the dividend is converted into U.S. dollars on a date after the date of receipt.

Subject to applicable limitations that may vary depending upon a beneficial owner’s circumstances and subject to the discussion above regarding concerns expressed by the U.S. Treasury, the net amount of Chilean withholding tax (after reduction for the credit for Chilean corporate income tax, as discussed above under “— Chilean Tax Considerations — Taxation of Shares and ADSs — Taxation of Cash Dividends and Property Distributions” above) withheld from dividends on shares or ADSs will be creditable against a beneficial owner’s U.S. federal income tax liability. The rules governing foreign tax credits are complex and, therefore, a beneficial owner should consult the beneficial owner’s tax advisor regarding the availability of foreign tax credits in the beneficial owner’s particular circumstances. Instead of claiming a credit, a beneficial owner may, at the beneficial owner’s election, deduct such Chilean taxes in computing the beneficial owner’s taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all taxes paid or accrued in the taxable year to foreign countries and possessions of the United States.

Sale or Other Disposition of Shares or ADSs

If a beneficial owner is a U.S. Holder, for U.S. federal income tax purposes, the gain or loss a beneficial owner realizes on the sale or other disposition of shares or ADSs will be a capital gain or loss, and will be a long-term capital gain or loss if the beneficial holder has held the shares or ADSs for more than one year. The amount of a beneficial owner’s gain or loss will equal the difference between the beneficial owner’s tax basis in the shares or ADSs disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. Such gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. In addition, certain limitations exist on the deductibility of capital losses by both corporate and individual taxpayers.

In certain circumstances, Chilean taxes may be imposed upon the sale of shares. See “— Chilean Tax Considerations — Taxation of Shares and ADSs.” If a Chilean tax is imposed on the sale or disposition of shares, and a beneficial owner that is a U.S. Holder does not receive significant foreign source income from other sources, such beneficial owner may not be able to credit such Chilean tax against the beneficial owner’s U.S. federal income tax liability.

Passive Foreign Investment Company Rules

We believe that we will not be a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes for our 2016 taxable year or for the foreseeable future. However, because PFIC status depends upon the composition of a company’s income and assets and the market value of its assets from time to time, and because it is unclear whether certain types of our income constitute passive income for PFIC purposes, there can be no assurance that we will not be considered a PFIC for any taxable year. If we were to become a PFIC for any taxable year during which a beneficial owner held shares or ADSs, certain adverse consequences could apply to the beneficial owner, including the imposition of higher amounts of tax than would otherwise apply, and additional filing requirements. Beneficial owners should consult their tax advisors regarding the consequences to them if we were a PFIC, as well as the availability and advisability of making any election that might mitigate the adverse consequences of PFIC status.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and to backup withholding unless (i) the beneficial owner is an exempt recipient or (ii) in the case of backup withholding, the beneficial owner provides a correct taxpayer identification number and certifies that the beneficial owner is not subject to backup withholding.

The amount of any backup withholding from a payment to a beneficial owner will be allowed as a credit against the beneficial owner’s U.S. federal income tax liability and may entitle the beneficial owner to a refund, provided that the required information is furnished in a timely fashion to the Internal Revenue Service.

Medicare Contribution Tax

Legislation enacted in 2010 generally imposes a tax of 3.8% on the “net investment income” of certain individuals, trusts and estates. Among other items, net investment income generally includes gross income from dividends and net gain attributable to the disposition of certain property, like the shares or ADSs, less certain deductions. A beneficial owner should consult the beneficial owner’s tax advisor regarding the possible application of this legislation in the beneficial owner’s particular circumstances.

Beneficial owners should consult their tax advisors with respect to the particular consequences to them of receiving, owning or disposing of shares or ADSs.

F.	Dividends and Paying Agents.

Not applicable.

G.	Statement by Experts.

Not applicable.

H.	Documents on Display.

We are subject to the information requirements of the Exchange Act, except that as a foreign issuer, we are not subject to SEC proxy rules (other than general anti-fraud rules) or the short-swing profit disclosure rules of the Exchange Act. In accordance with these statutory requirements, we file or furnish reports and other information with the SEC. Reports and other information filed or furnished with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 100 F Street, N.E., Washington, D.C. 20549. Copies of such material may also be inspected at the offices of the New York Stock Exchange, at 11 Wall Street, New York, New York 10005, on which our ADSs are listed. In addition, the SEC maintains a website that contains electronically filed information, which can be accessed at http://www.sec.gov.

I.	Subsidiary Information.

Not applicable.

Item 11.	Quantitative and Qualitative Disclosures About Market Risk

We are exposed to risks arising from changes in commodity prices, interest rates and foreign exchange rates, that affect the generation business in the countries where we operate. These risks are monitored and managed by us in coordination with Enersis Américas, our parent company. Our Board of Directors approves risk management policies at all levels.

Commodity Price Risk

In our electricity generation business, we are exposed to market risks arising from the price volatility of electricity, natural gas, diesel oil, and coal. We seek to ensure our fuel supply by securing long-term contracts with our suppliers for periods that are expected to match the lifetime of our generation assets. As of December 31, 2015 and 2014, we did not hold contracts classified as derivative financial instruments or financial instruments related to natural gas.

In the countries where we operate using coal and diesel oil, the dispatch or bidding mechanism allows the thermal power plants to cover their operational costs. However, under certain circumstances, fuel price fluctuations might affect marginal costs. As of December 31, 2015 and 2014, we did not hold any contracts classified as either derivative financial instruments or financial instruments related to coal or petroleum-based liquid fuels.

Additionally, through adequate commercial risk mitigation policies, and a hydro-thermal power plant mix, we seek to protect our operating income from electricity price volatility. As of December 31, 2015 and 2014, we did not hold electricity price-sensitive instruments.

We are continually analyzing ways to hedge commodity price risk, like transferring commodity price variations to the customers’ contract prices and/or permanently adjusting the commodity indexed price formulas for new Power Purchase Agreements (“PPAs”) according to our exposure and/or analyzing ways to mitigate risk through hydrological insurance in dry years. In the future we may use price-sensitive instruments.

Interest Rate and Foreign Currency Risk

The carrying values of our debt as of December 31, 2015, are detailed below, according to maturity. Total values do not include the effect of derivatives.

	Expected maturity date
For the year ended December 31,	2016	2017	2018	2019	2020	Thereafter	Total	Fair Value(2)
	(in millions of Ch$)(1)
Fixed Rate
US$	17,530	6,787	9,874	7,772	8,836	29,235	80,033	81,126
Weighted average interest rate	5.0%	0.7%	4.8%	5.7%	4.4%	2.1%	3.6%	—
Other currencies(3)	49,858	30,436	42	5,202	—	171,331	256,869	290,326
Weighted average interest rate	7.0%	7.9%	8.6%	6.3%	—	10.1%	9.1%	—

Total fixed rate	67,388	37,223	9,915	12,973	8,836	200,566	336,901	371,452
Weighted average interest rate	6.5%	6.6%	4.8%	5.9%	4.4%	8.9%	7.8%

Variable Rate
US$	41,995	18,154	18,024	—	—	—	78,173	78,173
Weighted average interest rate	2.6%	2.0%	2.0%	—	—	—	2.3%	—
Other currencies(3)	79,243	51,472	59,008	90,802	63,528	333,502	677,555	675,133
Weighted average interest rate	12.0%	11.7%	10.3%	9.6%	8.2%	9.1%	9.7%	—

Total variable rate	121,238	69,626	77,032	90,802	63,528	333,502	755,728	753,306
Weighted average interest rate	8.8%	9.1%	8.3%	9.6%	8.2%	9.1%	9.0%	—

Total	188,626	106,849	86,947	103,776	72,364	534,068	1,092,629	1,124,758

(1)	Calculated based on the Observed Exchange Rate as of December 31, 2015, which was Ch$ 710.16 per US$ 1.00.
(2)	As of December 31, 2015, fair value was calculated based on the discounted value of future cash flows expected to be paid (or received), considering current discount rates that reflect the different risks involved.
(3)	“Other currencies” include the Brazilian real, Colombian peso, Argentine peso and Peruvian Sol.

The carrying values of our debt as of December 31, 2014, are detailed below, according to maturity. Total values do not include the effect of derivatives.

	Expected maturity date
For the year ended December 31,	2015	2016	2017	2018	2019	Thereafter	Total	Fair Value(2)
	(in millions of Ch$)(1)
Fixed Rate
US$	6,698	13,791	1,656	7,724	5,984	35,784	71,637	75,517
Weighted average interest rate	4.4%	5.5%	2.1%	5.3%	6.3%	2.1%	3.6%	—
Other currencies(3)	3,366	3,028	184	—	5,075	191,924	203,577	255,534
Weighted average interest rate	30.7%	31.8%	31.9%	—	6.3%	10.1%	10.7%	—

Total fixed rate	10,065	16,819	1,840	7,724	11,059	227,708	275,214	331,051
Weighted average interest rate	13.2%	10.3%	5.1%	5.3%	6.3%	8.8%	8.8%	—

Variable Rate
US$	31,510	47,041	30,140	15,235	—	—	123,928	123,928
Weighted average interest rate	8.6%	2.2%	2.7%	3.8%	—	—	4.1%	—
Other currencies(3)	71,008	16,277	55,322	65,651	102,128	446,549	756,934	814,731
Weighted average interest rate	10.8%	12.1%	8.8%	8.5%	7.8%	7.2%	8.0%	—

Total variable rate	102,518	63,318	85,462	80,886	102,128	446,549	880,862	938,659
Weighted average interest rate	10.1%	4.8%	6.6%	7.6%	7.8%	7.2%	7.4%	—

Total	112,583	80,137	87,302	88,610	113,187	674,257	1,156,076	1,269,710

(1)	Calculated based on the Observed Exchange Rate as of December 31, 2014, which was Ch$ 606.75 per US$ 1.00.
(2)	As of December 31, 2014, fair value was calculated based on the discounted value of future cash flows expected to be paid (or received), considering current discount rates that reflect the different risks involved.
(3)	“Other currencies” include the Brazilian real, Colombian peso, Argentine peso and Peruvian Sol.

Interest Rate Risk

At December 31, 2015 and 2014, 67% and 74%, respectively, of our outstanding debt obligations were subject to variable interest rates.

We manage interest rate risk by maintaining a mixture of both variable and fixed rate debt, according to a policy that will be approved by our Board of Directors. Additionally, we manage interest rate risk through the use of interest rate derivatives. The above percentages include the effect of interest rate derivatives (swaps or collars) that hedge part of our debt.

As of December 31, 2015, the carrying values for financial reporting purposes and the corresponding fair value of the instruments that hedge for our interest rate risk exposure were as follows:

	Expected Maturity Date
For the year ended December 31,	2016	2017	2018	2019	2020	Thereafter	Total	Fair Value(2)
	(in millions of Ch$)(1)
Variable to fixed rates	—	22,236	—	—	—	—	22,236	(298)
Fixed to variable rates	—	—	—	—	—	—	—	—

Total	—	22,236	—	—	—	—	22,236	(298)

(1)	Calculated based on the Observed Exchange Rate as of December 31, 2015, which was Ch$ 710.16 per US$ 1.00.

(2)	Fair values were calculated based on the discounted value of future cash flows expected to be paid (or received), considering current discount rates that reflect the different risks involved.

By comparison, as of December 31, 2014, the carrying values for financial reporting purposes and the corresponding fair value of the instruments that hedge for our interest rate risk exposure were as follows:

	Expected Maturity Date
For the year ended December 31,	2015	2016	2017	2018	2019	Thereafter	Total	Fair Value(2)
	(in millions of Ch$)(1)
Variable to fixed rates	—	—	26,700	—	—	—	26,700	(581)
Fixed to variable rates	—	—	—	—	—	—	—	—

Total	—	—	26,700	—	—	—	26,700	(581)

(1)	Calculated based on the Observed Exchange Rate as of December 31, 2014, which was Ch$ 606.75 per US$1.00.
(2)	Fair values were calculated based on the discounted value of future cash flows expected to be paid (or received), considering current discount rates that reflect the different risks involved.

Foreign Currency Risk

Our policy seeks to maintain a balance between the currency in which cash flows are indexed and the currency of the principal debt of each company. Most of our combined entities have access to funding in the same currency as their revenues, therefore reducing the exchange rate volatility impact. In some cases, we cannot fully benefit from this, and therefore, we try to manage the exposure with financial derivatives such as cross currency swaps or currency forwards, among others. However, this may not always be possible due to market conditions. For example, Costanera in Argentina has its revenues linked to the Argentine peso, and a substantial part of its debt is denominated in U.S. dollars, with no possibility of hedging this debt under reasonable conditions. Our Argentine combined entities’ debt denominated in U.S. dollars amounted to Ch$ 39.4 billion as of December 31, 2015.

As of December 31, 2015, the carrying values for financial reporting purposes and the corresponding fair value of the instruments that hedge for our foreign currency risk exposure were as follows:

	Expected Maturity Date
For the year ended December 31,	2016	2017	2018	2019	2020	Thereafter	Total	Fair Value(2)
	(in millions of Ch$)(1)
UF to US$	—	—	—	—	—	—	—	—
US$ to Ch$/UF	—	—	—	—	—	—	—	—
Pen$ to Cop$	—	45,243	—	—	—	—	45.243	(311)
US$ to other currencies(3)	—	—	—	—	—	—	—	—
Other currencies to US$	—	—	—	—	—	—	—	—

Total	—	45,243	—	—	—	—	45,243	(311)

(1)	Calculated based on the Observed Exchange Rate as of December 31, 2015, which was Ch$ 710.16 per US$1.00.
(2)	Fair values were calculated based on the discounted value of future cash flows expected to be paid (or received), considering current discount rates that reflect the different risks involved.
(3)	“Other currencies” include the Brazilian real, Colombian peso, Argentine peso and Peruvian Sol.

As of December 31, 2014, we did not hold derivatives to hedge our foreign currency risk.

(d)	Safe Harbor

The information in this “Item 11. Quantitative and Qualitative Disclosures About Market Risk,” contains information that may constitute forward-looking statements. See “Forward-Looking Statements” in the Introduction of this Report for safe harbor provisions.

Item 12.	Description of Securities Other Than Equity Securities

A.	Debt Securities

Not applicable.

B.	Warrants and Rights

Not applicable.

C.	Other Securities

Not applicable.

D.	American Depositary Shares

Depositary Fees and Charges

Our ADS program’s depositary is Citibank, N.A. The Depositary collects fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The Depositary fees payable for cash distributions are deducted from the cash being distributed. In the case of distributions other than cash, the Depositary will invoice the applicable ADS record date holders and such fees may be deducted from distributions. The Depositary may generally refuse to provide the requested services until its fees for those services are paid. Under the terms of the Deposit Agreement, an ADS holder may have to pay the following service fees to the Depositary:

Service Fees	Fees
Issuance of ADS upon deposit of shares (i.e., an issuance upon a deposit of shares or upon a change in the ADS(s)-to-share(s) ratio), excluding issuances as a result of distributions described in paragraph (4) below	Up to US$5 per 100 ADSs (or fraction thereof) issued.

Delivery of deposited securities against surrender of ADS	Up to US$5 per 100 ADSs (or fraction thereof) surrendered.

Distribution of cash dividends or other cash distributions (i.e., sale of rights and other entitlements)	Up to US$5 per 100 ADSs (or fraction thereof) held.

Distribution of ADS pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADS	Up to US$5 per 100 ADSs (or fraction thereof) held.

Distribution of securities other than ADS or rights to purchase additional ADS (i.e., spin-off of shares)	Up to US$5 per 100 ADSs (or fraction thereof) held.

Depositary services	Up to US$5 per 100 ADSs (or fraction thereof) held on the applicable record date(s) established by the depositary.

The Depositary collects fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The Depositary fees payable for cash distributions are deducted from the cash being distributed. In the case of distributions other than cash, the Depositary will invoice the applicable ADS record date holders and such fees may be deducted from distributions. The Depositary may generally refuse to provide the requested services until its fees for those services are paid.

Depositary Payments for Fiscal Year 2015

The Depositary has agreed to reimburse certain expenses incurred by us in connection with our ADS program. There were no reimbursements in 2015.

PART II

Item 13.	Defaults, Dividend Arrearages and Delinquencies

None.

Item 14.	Material Modifications to the Rights of Security Holders and Use of Proceeds

None.

Item 15.	Controls and Procedures

(a)	Disclosure Controls and Procedures

We carried out an evaluation under the supervision and with the participation of our senior management, including the Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) for the year ended December 31, 2015.

There are inherent limitations to the effectiveness of any system of disclosure controls and procedures, including the possibility of human error, and the circumvention or overriding of the controls and procedures. Accordingly, our disclosure controls and procedures are designed to provide reasonable assurance of achieving their control objectives.

Based upon our evaluation, the Chief Executive Officer and the Chief Financial Officer concluded that the disclosure controls and procedures are effective in providing reasonable assurance that information required to be disclosed in the reports we file and submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the applicable rules and forms, and that it is gathered and communicated to our management, including the Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

Our disclosure controls and procedures are designed to provide reasonable assurance of achieving their objectives, and our principal executive officer and principal financial officer have concluded that our disclosure controls and procedures are effective at that reasonable assurance level.

(b)	Management’s Annual Report on Internal Control Over Financial Reporting

This Report does not include a report of management’s assessment regarding internal control over financial reporting due to a transition period established by rules of the SEC for newly public companies.

Moreover we are working to implement an internal control over financial reporting model for the year 2016 which applies an end-to-end approach. The assessment will be based on criteria established in “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO 2013 framework”).

(c)	Attestation Report

This annual report does not include an attestation report of our independent registered public accounting firm due to a transition period established by rules of the Securities and Exchange Commission for newly public companies.

(d)	Changes in internal control

There were no changes in our internal control over financial reporting that occurred during 2015 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting model.

Item 16.	Reserved

Item 16A.	Audit Committee Financial Expert

As of April 27, 2016, the Directors’ Committee (which performs the functions of the Audit Committee) financial expert was Mr. Hernán Cheyre , as determined by the Board of Directors. Mr. Cheyre is an independent member of the Directors’ Committee, pursuant to the requirement of both Chilean law and NYSE corporate governance rules.

Item 16B.	Code of Ethics

Our standards of ethical conduct are governed by means of the following four corporate rulings or policies: the Code of Ethics, the Zero Tolerance Anti-Corruption Plan (the “ZTAC Plan”), the Human Rights Policy (Política de Derechos Humanos) and the Manual for the Management of Information of Interest to the Market (the “Manual”).

The Charter Governing Executives was adopted by the Board of Directors and is applicable to all executives contractually related to us or our controlled subsidiaries in which we are the majority shareholder, including the Chief Executive Officer, the Chief Financial Officer and other senior officers of the Company. The objective of this set of rules is to establish standards for the governance of our management’s actions, the behavior of management with respect to the principles governing their actions and the limitations and incompatibilities involved, all within our vision, mission and values. Likewise, the Employee Code of Conduct explains our principles and ethical values, establishes the rules governing our contact with customers and suppliers, and establishes the principles that should be followed by employees, including ethical conduct, professionalism and confidentiality. Both documents also impose limitations on the activities that our executives and other employees may undertake outside the scope of their employment with us.

The Manual, adopted by our Board of Directors, addresses the following issues: applicable standards and blackout periods regarding the information in connection with transactions of our securities or those of our affiliates, entered into by directors, management, principal executives, employees and other related parties; the existence of mechanisms for the continuous disclosure of information that is of interest to the market; and mechanisms that provide protection for confidential information.

In addition to the corporate governance rules described above, our Board adopted the Code of Ethics, the ZTAC Plan and the Human Rights Policy. The Code of Ethics is based on general principles such as impartiality, honesty, integrity and other values of similar importance, which are translated into detailed behavioral criteria. The ZTAC Plan reinforces the principles included in the Code of Ethics, but with a special emphasis in avoiding corruption in the form of bribes, preferential treatment, and other similar matters. The Human Rights Policy incorporates and adapts the general principles acknowledged by the United Nations in matter of human rights into the corporate reality.

A copy of these documents is available upon request, free of charge, by writing or calling us at:

Endesa Américas S.A.

Investor Relations Department

Santa Rosa 76, Piso 15

Santiago, Chile

(56-2) 2353-4682

Item 16C.	Principal Accountant Fees and Services

Prior to the consummation of the Spin-Off on April 21, 2016, the aggregate fees for services billed by our independent registered accounting firm, as well as the other member firms and their respective affiliates, were approved and paid by Endesa Chile.

Audit fees related to Endesa Américas’ financial statements for the year ended December, 31, 2015, were Ch$ 0.2 billion and will be paid by Endesa Chile during 2016. In addition, during 2015, Ch$ 0.5 billion of audit fees relating to Endesa Américas’ registration statement on Form 20-F was paid by Endesa Chile.

Except as described above, there were no other fees billed or paid during 2015 and 2014.

Item 16D.	Exemptions from the Listing Standards for Audit Committees

Not applicable.

Item 16E.	Purchases of Equity Securities by the Issuer and Affiliated Purchasers

None.

Item 16F.	Change in Registrant’s Certifying Accountant

None.

Item 16G.	Corporate Governance

For a summary of the significant differences between our corporate governance practices and those applicable to domestic issuers under the corporate governance rules of the NYSE, see “Item 6. Directors, Senior Management and Employees — C. Board Practices”.

Item 16H.	Mine Safety Disclosure

Not applicable.

PART III

Item 17.	Financial Statements

None.

Item 18.	Financial Statements

Ch$	Chilean pesos
US$	U.S. dollars
UF	The UF is a Chilean inflation-indexed, peso-denominated monetary unit that is set daily in advance based on the previous month’s inflation rate.
ThCh$	Thousands of Chilean pesos
ThUS$	Thousands of U.S. dollars

Item 19.	Exhibits

Exhibit	Description
1.1	By-laws (Estatutos) of Endesa Américas S.A.
8.1	List of Principal Combined Entities as of December 31, 2015.
12.1	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act
12.2	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act
13.1	Certification of Chief Executive Officer and Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act

We will furnish to the Securities and Exchange Commission, upon request, copies of any unfiled instruments that define the rights of stakeholders of Endesa Américas.

SIGNATURES

The registrant hereby certifies that it meets all of the requirements for filing on Form 20-F and that it has duly caused and authorized the undersigned to sign this Annual Report on its behalf.

ENDESA AMÉRICAS S.A.

By:	/s/ Valter Moro
	Name:	Valter Moro.
	Title:	Chief Executive Officer

Date: April 29, 2016

ENDESA AMÉRICAS S.A. AND COMBINED ENTITIES

Ch$	Chilean pesos
US$	U.S. dollars
UF	The UF is a Chilean inflation-indexed, peso-denominated monetary unit that is set daily in advance based on the previous month’s inflation rate.
ThCh$	Thousands of Chilean pesos
ThUS$	Thousands of U.S. dollars

KPMG Auditores Consultores Ltda. Av. Isidora Goyenechea 3520, Piso 2 Las Condes, Santiago, Chile	Teléfono +56 (2) 2798 1000 Fax +56 (2) 2798 1001 www.kpmg.cl

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Endesa Américas S.A.:

We have audited the accompanying combined statements of financial position of Endesa Américas (the “Combined Group”) as of December 31, 2015 and 2014, and the related combined statements of comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2015. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits. We did not audit the financial statements of certain combined entities which financial statements reflect total assets constituting 10.93 percent and 12.11 percent as of December 31, 2015 and 2014, and total revenues constituting 13.77 percent, 15.58 percent and 12.21 percent for the years ended December 31, 2015, 2014 and 2013, respectively, of the related combined totals. In addition, we did not audit the financial statements of Enel Brasil S.A (a 38.64 percent owner investee company). The Combined Group’s investment in Enel Brasil S.A. as of December 31, 2015 and 2014 was ThCh$ 444,182,605 and ThCh$ 538,876,929, respectively, and its equity in earnings was ThCh$ 36,473,505, ThCh$ 62,181,301 and ThCh$ 94,402,624 for the years ended December 31, 2015, 2014 and 2013, respectively. Those financial statements, which were prepared in accordance with applicable local statutory accounting standards, were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts of those entities whose financial statements have been prepared based on such accounting standards, is based solely on the reports of the other auditors. Accordingly, we have audited the conversion adjustments to the financial statements of these combined entities and non-combined investees to conform them to the Combined Group’s accounting policies in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Endesa Américas as of December 31, 2015 and 2014, and the combined results of its operations and its cash flows for the each of the years in the three-years ended December 31, 2015, in conformity with IFRS as issued by the IASB.

KPMG Auditores Consultores Ltda, a Chilean limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. All rights reserved.

Without modifying our opinion, we draw attention to Notes 1 and 2 to the combined financial statements, which describes their basis of preparation, including the approach to and the purpose for preparing them.

/s/ KPMG
KPMG Auditores Consultores Ltda.
Santiago, Chile
April 29, 2016

KPMG Auditores Consultores Ltda, a Chilean limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. All rights reserved.

Pistrelli, Henry Martin y Asociados S.R.L. 25 de mayo 487—C1002ABI Buenos Aires, Argentina	Tel: (54-11) 4318-1600/4311-6644 Fax: (54-11) 4510-2220 ey.com

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Endesa Argentina S.A.:

We have audited the consolidated balance sheet of Endesa Argentina S.A. as of December 31, 2015 and 2014, and the related consolidated statements of income, shareholders’ equity, and cash flows for the years then ended (not presented separately herein). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Endesa Argentina S.A. at December 31, 2015 and 2014, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the Buenos Aires City, Argentine Republic.

March 22, 2016

Buenos Aires, Argentina

/S/ PISTRELLI, HENRY MARTIN Y ASOCIADOS S.R.L

Member of Ernst & Young Global Limited

Pistrelli, Henry Martin y Asociados S.R.L. 25 de mayo 487—C1002ABI Buenos Aires, Argentina	Tel: (54-11) 4318-1600/4311-6644 Fax: (54-11) 4510-2220 ey.com

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Endesa Argentina S.A.:

We have audited the consolidated balance sheet of Endesa Argentina S.A. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, shareholders’ equity, and cash flows for the years then ended (not presented separately herein). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Endesa Argentina S.A. and subsidiaries at December 31, 2014 and 2013, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the Buenos Aires City, Argentine Republic.

April 20, 2015

Buenos Aires, Argentina

/S/ PISTRELLI, HENRY MARTIN Y ASOCIADOS S.R.L

Member of Ernst & Young Global Limited

Centro Empresarial PB 370 Praia de Botafogo, 370 5º ao 8º Andares- Botafogo 22250-040 - Rio de Janeiro, RJ, Brasil Tel.: (55 21) 3263-7000 ey.com.br

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Enel Brasil S.A.

We have audited the accompanying consolidated statements of financial position of Enel Brasil S.A. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, other comprehensive income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Enel Brasil S.A. and subsidiaries at December 31, 2015 and 2014, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

ERNST & YOUNG

Auditores Independentes S.S.

/s/ Paulo José Machado

Paulo José Machado

Partner

Rio de Janeiro, RJ - Brazil

March 28, 2016

ENDESA AMÉRICAS S.A. AND COMBINED ENTITIES

Combined Financial Statements as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013

ENDESA AMÉRICAS S.A. AND COMBINED ENTITIES

Combined Statements of Financial Position

As of December 31, 2015 and 2014

(In thousands of Chilean pesos)

	Note	12-31-2015	12-31-2014
ASSETS

CURRENT ASSETS
Cash and cash equivalents	5	112,313,130	298,442,230
Other current financial assets	6	5,641,903	23,385,199
Other current non-financial assets		14,336,049	30,273,484
Trade and other current receivables, net	7	199,139,964	116,156,318
Current accounts receivable from related parties	8	37,639,756	26,125,993
Inventories	9	25,926,892	28,899,937
Current income tax receivables	10	50,966	2,588,814

TOTAL CURRENT ASSETS		395,048,660	525,871,975

NON-CURRENT ASSETS
Other non-current financial assets	6	625,981	1,216,953
Other non-current non-financial assets		3,239,510	2,331,504
Trade and other non-current receivables, net	7	230,824,700	141,216,512
Investments accounted for using the equity method	11	446,338,964	540,856,061
Intangible assets other than goodwill	12	31,083,689	33,599,920
Goodwill	13	100,700,656	100,749,542
Property, plant and equipment, net	14	2,663,590,814	2,609,314,957
Deferred income tax assets	15	18,253,056	47,559,617

TOTAL NON-CURRENT ASSETS		3,494,657,370	3,476,845,066

TOTAL ASSETS		3,889,706,030	4,002,717,041

CURRENT LIABILITIES
Other current financial liabilities	16	221,018,241	144,394,860
Trade and other current payables	19	259,664,724	359,620,851
Current accounts payable to related parties	8	48,128,249	113,060,776
Provisions	20	78,935,605	27,419,411
Current income tax liabilities	10	65,310,111	62,912,077
Other current non-financial liabilities		1,951,294	17,752,031

TOTAL CURRENT LIABILITIES		675,008,224	725,160,006

NON-CURRENT LIABILITIES
Other non-current financial liabilities	16	896,924,119	1,047,567,699
Other non-current payables	19	39,373,175	—
Provisions	20	36,473,503	3,692,437
Deferred income tax liabilities	15	163,761,907	158,274,836
Non-current provisions for employee benefits	21	21,548,342	24,924,791
Other non-current non-financial liabilities		18,698,412	26,041,215

TOTAL NON-CURRENT LIABILITIES		1,176,779,458	1,260,500,978

TOTAL LIABILITIES		1,851,787,682	1,985,660,984

EQUITY
Allocated capital	22	899,433,829	899,433,829
Retained earnings		1,275,029,104	1,176,110,289
Other reserves	22	(1,000,763,503)	(850,834,523)
Equity attributable to Parent Company		1,173,699,430	1,224,709,595
Non-controlling interests	22	864,218,918	792,346,462

TOTAL EQUITY		2,037,918,348	2,017,056,057

TOTAL LIABILITIES AND EQUITY		3,889,706,030	4,002,717,041

See accompanying notes to the combined financial statements.

ENDESA AMÉRICAS S.A. AND COMBINED ENTITIES

Combined Statements of Comprehensive Income, by Nature

For the years ended December 31, 2015, 2014 and 2013

(In thousands of Chilean pesos)

	Note	2015	2014	2013
Revenues	23	1,238,466,148	1,154,414,240	997,632,514
Other operating income	23	64,649,040	61,145,248	59,762,114
Revenues and Other Operating Income		1,303,115,188	1,215,559,488	1,057,394,628

Raw materials and consumables used	24	(481,747,189)	(369,241,528)	(335,977,638)
Contribution Margin		821,367,999	846,317,960	721,416,990

Other work performed by the entity and capitalized	14	11,937,667	12,704,316	8,356,167
Employee benefits expense	25	(85,228,546)	(70,044,869)	(60,148,919)
Depreciation and amortization expense	26	(108,405,664)	(103,836,335)	(97,054,335)
Impairment losses	26	(4,813,372)	(2,057,856)	(6,523,091)
Other expenses	27	(73,291,022)	(60,036,018)	(52,540,675)
Operating Income		561,567,062	623,047,198	513,506,137

Other gains, net		(508,842)	749,878	843,216
Financial income	28	59,300,320	93,967,597	15,137,466
Financial costs	28	(87,794,374)	(65,211,336)	(66,695,425)
Share of profit and losses of investments accounted for using the equity method	11	38,679,661	61,598,411	95,037,838
Foreign currency exchange gains (losses), net	28	96,180,972	(20,192,761)	(11,576,858)

Profit before income taxes		667,424,799	693,958,987	546,252,374
Income tax expense	29	(256,249,256)	(204,051,052)	(167,912,189)
NET PROFIT		411,175,543	489,907,935	378,340,185
Net profit attributable to
Parent Company		180,532,061	220,154,609	180,783,612
Non-controlling interests	22	230,643,482	269,753,326	197,556,573
NET PROFIT		411,175,543	489,907,935	378,340,185

See accompanying notes to the combined financial statements.

ENDESA AMÉRICAS S.A. AND COMBINED ENTITIES

Combined Statements of Comprehensive Income, by Nature (continued)

For the years ended December 31, 2015, 2014 and 2013

(In thousands of Chilean pesos)

	Note	2015	2014	2013
Net profit		411,175,543	489,907,935	378,340,185

Components of other comprehensive income (loss) that will not be reclassified subsequently to profit or loss, before income taxes

Gains (losses) from defined benefit plans	21	613,439	(1,059,671)	(1,886,866)

Other comprehensive income (loss) that will not be reclassified subsequently to profit or loss, before income taxes		613,439	(1,059,671)	(1,886,866)

Components of other comprehensive income (loss) that may be reclassified subsequently to profit or loss, before income taxes
Foreign currency translation gains (losses), net		(246,605,412)	(20,011,384)	(21,255,438)
Losses from available-for-sale financial assets		(441,549)	—	—
Net losses from cash flow hedges		(14,000,334)	(6,775,034)	(10,969,229)
Reclassification adjustments on cash flow hedge		(82,436)	(2,286,230)	(1,233,581)
Share of other comprehensive loss from investments accounted for using the equity method		(1,897,439)	(1,998,473)	1,597,229

Other comprehensive loss that may be reclassified subsequently to profit or loss, before income taxes		(263,027,170)	(31,071,121)	(31,861,019)
Components of other comprehensive loss, before income taxes		(262,413,731)	(32,130,792)	(33,747,885)
Income tax related to defined benefit plans		(179,032)	(361,308)	644,029

Income tax related to components of other comprehensive income that will not be reclassified subsequently to profit or loss		(179,032)	(361,308)	644,029
Components of other comprehensive income that will be reclassified subsequently to profit or loss, before income taxes
Income tax related to cash flow hedge		3,877,991	2,615,522	3,622,664

Income tax related to components of comprehensive income that will be reclassified subsequently to profit or loss		3,877,991	2,615,522	3,622,664

Total Other Comprehensive Loss		(258,714,772)	(29,876,578)	(29,481,192)

TOTAL COMPREHENSIVE INCOME		152,460,771	460,031,357	348,858,993

Comprehensive income attributable to
Parent Company		9,705,250	236,689,787	145,057,118
Non-controlling interests		142,755,521	223,341,570	203,801,875

TOTAL COMPREHENSIVE INCOME		152,460,771	460,031,357	348,858,993

See accompanying notes to the combined financial statements.

ENDESA AMÉRICAS S.A. AND COMBINED ENTITIES

Combined Statements of Changes in Equity

For the years ended December 31, 2015, 2014 and 2013

(In thousands of Chilean pesos)

			Change in Reserves
	Allocated Capital	Reserve for Exchange Differences in Foreign Currency Translation	Reserve for Cash Flow Hedges	Available for sale revaluation reserve	Other Miscellaneous Reserves	Total Reserves Other than Retained Earnings	Retained Earnings	Equity Attributable to the Parent Company	Non- controlling Interests	Total Equity
Balance as of 1-1-2015	899,433,829	(28,331,643)	(1,991,688)	—	(820,511,192)	(850,834,523)	1,176,110,289	1,224,709,595	792,346,462	2,017,056,057
Comprehensive income:
Net profit for the year	—	—	—	—	—	—	180,532,061	180,532,061	230,643,482	411,175,543
Other comprehensive loss	—	(162,710,302)	(6,030,795)	(118,662)	(1,967,052)	(170,826,811)	—	(170,826,811)	(87,887,961)	(258,714,772)
Total comprehensive income	—	—	—	—	—	—	—	9,705,250	142,755,521	152,460,771
Distributions to the Parent Company	—	—	—	—	—	—	(84,786,169)	(84,786,169)	(70,883,065)	(155,669,234)
Other	—	—	—	—	20,897,831	20,897,831	3,172,923	24,070,754	—	24,070,754

Balance as of 12-31-2015	899,433,829	(191,041,945)	(8,022,483)	(118,662)	(801,580,413)	(1,000,763,503)	1,275,029,104	1,173,699,430	864,218,918	2,037,918,348

		Change in Reserves
	Allocated Capital	Reserve for Exchange Differences in Foreign Currency Translation	Reserve for Cash Flow Hedges	Other Miscellaneous Reserves	Total Reserves Other than Retained Earnings	Retained Earnings	Equity Attributable to the Parent Company	Non- controlling Interests	Total Equity
Balance as of 1-1-2014	899,433,829	(50,898,021)	2,118,519	(760,605,537)	(809,385,039)	1,116,137,754	1,206,186,544	908,398,637	2,114,585,181
Comprehensive income:
Net profit for the year	—	—	—	—	—	220,154,609	220,154,609	269,753,326	489,907,935
Other comprehensive income (loss)	—	22,566,378	(4,110,207)	(1,920,993)	16,535,178	—	16,535,178	(46,411,756)	(29,876,578)
Total comprehensive income	—	—	—	—	—	—	236,689,787	223,341,570	460,031,357
Distributions to the Parent Company	—	—	—	—	—	(87,423,513)	(87,423,513)	(339,248,687)	(426,672,200)
Other	—	—	—	(57,984,662)	(57,984,662)	(72,758,561)	(130,743,223)	(145,058)	(130,888,281)

Balance as of 12-31-2014	899,433,829	(28,331,643)	(1,991,688)	(820,511,192)	(850,834,523)	1,176,110,289	1,224,709,595	792,346,462	2,017,056,057

ENDESA AMÉRICAS S.A. AND COMBINED ENTITIES

Combined Statements of Changes in Equity (continued)

For the years ended December 31, 2015, 2014 and 2013

(In thousands of Chilean pesos)

		Change in Reserves
	Allocated Capital	Reserve for Exchange Differences in Foreign Currency Translation	Reserve for Cash Flow Hedges	Other Miscellaneous Reserves	Total Reserves Other than Retained Earnings	Retained Earnings	Equity Attributable to the Parent Company	Non- controlling Interests	Total Equity
Balance as of 1-1-2013	899,433,829	(18,394,521)	7,565,902	(724,055,318)	(734,883,937)	999,835,880	1,164,385,772	875,267,825	2,039,653,597
Comprehensive income:
Net profit for the year	—	—	—	—	—	180,783,612	180,783,612	197,556,573	378,340,185
Other comprehensive income (loss)	—	(32,503,500)	(5,447,383)	2,224,389	(35,726,494)	—	(35,726,494)	6,245,302	(29,481,192)
	—	—	—	—	—	—	145,057,118	203,801,875	348,858,993
Distributions to the Parent Company	—	—	—	—	—	(110,447,460)	(110,447,460)	(180,094,469)	(290,541,929)
Other	—	—	—	(38,774,608)	(38,774,608)	45,965,722	7,191,114	9,423,406	16,614,520

Balance as of 12-31-2013	899,433,829	(50,898,021)	2,118,519	(760,605,537)	(809,385,039)	1,116,137,754	1,206,186,544	908,398,637	2,114,585,181

See accompanying notes to the combined financial statements.

ENDESA AMÉRICAS S.A. AND COMBINED ENTITIES

Combined Statements of Cash Flows

For the years ended December 31, 2015, 2014 and 2013

(In thousands of Chilean pesos)

	Note	2015	2014	2013
Cash flows from operating activities

Types of collection from operating activities
Collections from the sale of goods and services		1,272,107,327	1,270,600,531	1,087,393,208
Collections from royalties, payments, commissions, and other income from ordinary activities		3,865,539	3,680,012	6,152,266
Collections from premiums and services, annual payments, and other benefits from policies held		13,165,734	20,348,278	565,098
Other cash collections from operating activities		23,959,377	—	—
Types of payment in cash from operating activities
Payments to suppliers for goods and services		(539,546,214)	(439,067,397)	(437,043,462)
Payments to and on behalf of employees		(49,572,855)	(55,252,086)	(63,832,629)
Payments on premiums and services, annual payments, and other obligations from policies held		(4,373,412)	(4,483,416)	(105,916)
Other payments for operating activities		(51,345,413)	(41,309,466)	(33,439,518)
Cash generated from operating activities
Income taxes paid		(158,569,664)	(144,763,880)	(126,909,606)
Other outflows of cash, net		(36,687,804)	(41,856,525)	(37,392,670)

Net cash provided by operating activities		473,002,615	567,896,051	395,386,771

Cash flow from investment activities
Other collections from the sale of equity or debt instruments belonging to other entities		20,000,882	90,115,470	24,340,564
Other payments to acquire equity or debt instruments belonging to other entities		—	(110,243,608)	—
Purchases of property, plant and equipment		(261,849,214)	(266,280,552)	(206,847,802)
Collections from sale of property, plant and equipment		20,063	—	—
Purchases of intangible assets		(12,049,927)	—	—
Payments from future, forward, option and swap contracts		(232,944)	(1,873,006)	(618,468)
Collections from future, forward, option and swap contracts		10,719,919	7,735,582	13,093,303
Dividends received		1,086,871	126,202,089	44,033,477
Interest received		8,960,495	9,790,130	7,647,857
Other inflows (outflows) of cash, net		—	7,906,450	(394,428)

Net cash used in investing activities		(233,343,855)	(136,647,445)	(118,745,497)

Cash flows from financing activities
Proceeds from issuance of shares of Central Costanera S.A. to non-controlling interests		—	—	11,465,088
Net proceeds from the Parent		(19,289,783)	(141,744,973)	(31,649,544)

Total proceeds from loans		347,776,657	199,479,100	172,786,521

Proceeds from long-term loans		79,136,157	191,794,104	164,871,359
Proceeds from short-term loans		268,640,500	7,684,996	7,915,162
Proceeds from related parties		28,915,331	—	—
Payments on borrowings		(319,681,315)	(86,161,052)	(40,693,405)
Payments on financial lease liabilities		(9,146,617)	(5,730,333)	(5,071,087)
Payments to related parties		(28,979,409)	—	—
Distributions paid to the Parent Company		(333,556,003)	(273,589,151)	(254,701,256)
Interest paid		(93,526,342)	(82,627,111)	(66,489,311)
Other outflows of cash, net		(3,203,366)	(3,211,245)	(3,198,921)

Net cash used in finance activities		(430,690,847)	(393,584,765)	(217,551,915)

Net (decrease) increase in cash and cash equivalents before the effect of exchange rate changes		(191,032,087)	37,663,841	59,089,359
Effect of exchange rate changes on cash and cash equivalents		4,902,987	(25,440,304)	(4,195,956)
Net (decrease) increase in cash and cash equivalents		(186,129,100)	12,223,537	54,893,403
Cash and cash equivalents at beginning of the year	5	298,442,230	286,218,693	231,325,290
Cash and cash equivalents at end of the year	5	112,313,130	298,442,230	286,218,693

See accompanying notes to the combined financial statements.

ENDESA AMÉRICAS S.A. AND COMBINED ENTITIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS

ENDESA AMÉRICAS S.A. AND COMBINED ENTITIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2015 AND 2014 AND FOR THE YEARS ENDED DECEMBER 31, 2015, 2014 AND 2013.

(In thousands of Chilean pesos)

1.	BACKGROUND

On April 28, 2015, Empresa Nacional de Electricidad S.A. (“Endesa”) informed the Superintendence of Securities and Insurance (the “SVS”) through a significant event, that the Board of Directors of its direct parent, Enersis S.A., communicated that it had decided to initiate an analysis of a corporate reorganization aimed at the separation of the activities of power generation and distribution in Chile from other activities conducted outside of Chile by Enersis S.A. and its subsidiaries Endesa and Chilectra S.A., while maintaining its inclusion in the Enel S.p.A. group.

In the same significant event, the Board of Directors of Endesa reported that it had agreed to initiate studies to analyze a possible corporate reorganization consisting of the spin-off of Endesa’s businesses in Chile from those outside of Chile, and eventually merge the latter into a single company. Furthermore, it indicated that the objective of this reorganization is to create value for all of its shareholders, as none of these operations require the contribution of additional resources from shareholders. The possible corporate reorganization would take into account the best interests as well as all shareholders’ interests, with special attention paid to minority interests, and if it were approved, be subject to approval at an Extraordinary Shareholders’ Meeting.

On July 27, 2015, pursuant to the provisions of Articles 9 and 10 of the Securities Market Law No. 18,045 and the provisions of General Norm No. 30 of the SVS, Endesa informed the SVS by means of a significant event, that the Board of Directors of the Endesa had decided unanimously, that if the separation of power generation and distribution activities in Chile from the rest of the activities of Enersis group outside of Chile were approved, the reorganization would be carried out through certain corporate transactions.

On November 10, 2015, an extraordinary meeting of the Board of Directors of Empresa Nacional de Electricidad S.A. was held, which agreed to convene and Extraordinary Shareholders’ Meeting on December 18, 2015, in order to approve the corporate reorganization and other related topics.

At the Extraordinary Shareholders’ Meeting of Endesa held on December 18, 2015, shareholders approved the demerger of Endesa into two companies (the “Spin-Off”). As a result of this Spin-Off will be created Endesa Américas S.A. (“Endesa Américas”), a new publicly held company, which will be governed under Chapter XII of D.L. 3,500 and to which will be allocated the shareholdings and other associated assets and liabilities of Endesa Chile outside Chile. All of Endesa Chile’s shareholders will participate in Endesa Américas in the same proportion that they had in the Endesa Chile’s capital, with a number of shares equal to what they had in Endesa (ratio 1:1); remaining in the demerged company (“Endesa Chile”) all the respective business currently performed in Chile, including the equity comprising the assets, liabilities and administrative authorizations in Chile not expressly allocated to Endesa Américas in the Spin-Off.

As part of the Spin-Off, among other amendments to the by-laws of Endesa, it was agreed to reduce the capital of Endesa as a consequence of the Spin-Off from ChTh$ 1,331,714,085, divided into 8,201,754,580 registered shares of the one series and without par value, to the new amount of ChTh$ 552,777,320 divided into 8,201,754,580 registered shares of the one series and of no par value. Additionally, it was also agreed to (i) establish the capital of Endesa Américas, corresponding to the amount by which the capital of Endesa Chile has been decreased, divided into 8,201,754,580 registered common shares, all of the same series and without par value, and (ii) distribute the company’s equity interest between Endesa Chile and Endesa Américas, by allocating assets and liabilities as indicated by the aforementioned meeting, to Endesa Américas.

Meanwhile, the by-laws of Endesa Américas were approved, which, as of its effectiveness, shall be subject, in an anticipated and voluntarily manner, to the norms set forth in Article 50 Bis of the Chilean Companies Law related to the election of independent directors and the creation of the Directors’ Committee.

Finally, on January 28, 2016, in compliance with the agreement reached at the Extraordinary Shareholders’ Meeting of Endesa held on December 18, 2015 (hereinafter “Meeting”), the Board of Directors of Endesa acknowledges that the condition precedent regarding the spin-off of Endesa has been met, and accordingly has also arranged to grant the public deed that declares the completion of the condition precedent, entitled “Public Deed of Compliance of the Condition of the Spin-Off of Empresa Nacional de Electricidad S.A.”, effective on the same date. Consequently, and as agreed at the Meeting, the Endesa’s Spin-Off took effect on Tuesday, March 1, 2016, whereupon the new corporation, Endesa Américas S.A. (“Endesa Américas”), began to exist, and verifies the capital decrease and the other amendments to the by-laws of Endesa Chile that have been approved.

Steps to carry out the corporate reorganization, which were approved on Extraordinary Shareholders’ Meeting:

a) Related to the preparation of the Combined Financial Statements

•	Endesa and Chilectra S.A. will affect spin-offs, resulting in a formation of new companies called Endesa Américas S.A. and Chilectra Américas. The continuing companies of the spin-offs (hereinafter “Endesa Chile” and “Chilectra Chile”, respectively) would retain the business developed in Chile of each respective company before spin-off. To them will be allocated the shareholdings, the assets and liabilities of each current company, as well as administrative authorizations in Chile. Meanwhile, to the companies formated in the spin-off, namely, Endesa Américas S.A. and Chilectra Américas S.A., would be allocated the shareholdings related to the international business (mainly participation in companies domiciled in Argentina, Brazil, Colombia and Peru). The new companies Endesa Américas S.A. and Chilectra Américas S.A. would be traded on the Stock Exchanges where the share of Endesa and Chilectra, respectively, are currently traded. Endesa Américas S.A. also would be governed by Title XII under the D. L. 3500 of November 4, 1980.

•	Enersis S.A. will affect spin-off, resulting in a formation of a new company called Enersis Chile S.A. (hereinafter “Enersis Chile”). To the continuing company of the spin-off, called Enersis Américas S.A. (hereinafter “Enersis Américas”), will be allocated the shareholdings and investments in companies Endesa Américas and Chilectra Américas and related liabilities assigned to the divided business. Thus, the new company, Enersis Chile, would get Chilean business holded by Endesa Chile and Chilectra Chile, and the continuing company Enersis Américas would retain international business holded by Endesa Américas and Chilectra Américas. The new company Enersis Chile would be listed on the Stock Exchanges, where the shares of Enersis are currently traded, and also would be governed by Title XII under the D. L. 3500 of November 4, 1980.

b) Related to the subsequent processes of the spin-off phase.

•	Once the previously mentioned spin-offs are completed, Enersis Américas would absorb by merger Chilectra Américas and Endesa Américas, thus grouping all international shares of the Enersis group outside of Chile in Enersis Américas. Enersis Chile, indirectly through ownership of Endesa Chile and Chilectra Chile, will develop the Chilean domestic business, which represent a significant simplification in comparison to the current structure.

As of April 13, 2016, the Superintendence of Securities and Insurance (Superintendencia de Valores y Seguros, “SVS”) proceeded to record Endesa Américas and its shares in the Securities Registry, according to a certificate issued by this entity, and that it has made the respective listings in the Santiago Stock Exchange, the Valparaíso Stock Exchange, the Chile Electronic Stock Exchange and the New York Stock Exchange of United States of America, all in accordance with the decision made at the Extraordinary Shareholders’ Meeting of Empresa Nacional de Electricidad S.A. held on December 18, 2015. Therefore, the shares of the divided equity of Endesa Américas were distributed free of any payment to the shareholders of Endesa Chile entitled to receive them as of April 21, 2016 and began to be traded.

These combined financial statements of “Endesa Américas” do not include effects that could potentially arise as a result of the previously mentioned merger.

1.1    The Combined Group’s activities

Endesa Américas comprises of its combined entities and investments in associates and joint ventures (the “Combined Group”).

Endesa Américas is a publicly traded corporation with registered address and head office located at Avenida Santa Rosa, No. 76, in Santiago, Chile. Endesa Américas is in process of registration in the securities register of the SVS. In addition, Endesa Américas is in process of registration with the Securities and Exchange Commission of the United States of America (the “SEC”).

Endesa Américas’ corporate purpose consists of generating, transporting, producing, and distributing electrical energy. The Combined Group’s corporate purpose also includes investing and managing through investments in its combined entities or associates, dealing with generating, transmitting, distribution or marketing of the electric power.

Endesa Américas is a subsidiary of Enersis Américas S.A., the company which in turn is a subsidiary of Enel Iberoamérica S.R.L., a company controlled by Enel S.p.A.

2.	BASIS OF PREPARATION OF THE COMBINED FINANCIAL STATEMENTS

2.1    Basis of preparation

The combined financial statements as of December 31, 2015 of Endesa Américas have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). They were approved by the Board of Directors at its meeting held on April 28, 2016.

As of December 31, 2015, the Combined Group does not represent a group for consolidated financial statement reporting purposes in accordance with IFRS 10 Consolidated Financial Statements.

The combined financial statements reflect the combined financial position and operations of the Combined Group as it would have been incorporated following the spin-off, whose date would have been January 1, 2013. The combined financial statements may not be indicative of the Combined Group’s future performance and do not necessarily reflect what the results of operations, financial position and cash flows would have been had it operated, since January 1, 2013 as an independent company during the periods presented.

Appendix 1 of these combined financial statements includes the list of combined entities.

The Combined Group used the same accounting policies and valuation methods for the preparation of these combined financial statements, as those used by the consolidated foreign consolidated subsidiaries and non-consolidated investee entities of Endesa for the preparation of Endesa’s Consolidated Financial Statements. These accounting policies have been disclosed under this note and Note 3 Accounting policies. The entities and associates are included these combined financial statements using their respective historical carrying values and amounts included in Endesa’s Consolidated Financial Statements.

Since IFRS does not provide any guidance for the preparation of combined financial statements, paragraph 12 of IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors has been used for the preparation of the combined financial statements. This paragraph requires that the latest pronouncements of other standard setters, other accounting literature and accepted industry practice should be considered. The combined financial statements of Endesa Américas have been derived from the aggregation of the net assets of the foreign business of Endesa. All intra-group balances, revenues, expenses and unrealized gains and losses arising from transactions between companies belonging to Combined Group were eliminated when preparing the combined financial statements. In addition, the investments of the holding companies in the Combined Group were eliminated against the equity of the respective combined entities. Transactions with Endesa group companies, which do not belong to the Combined Group, have been disclosed as transactions with related parties.

The combined financial statements have been prepared and published in thousands of Chilean peso (ThCh$). Foreign operations are reported in accordance with the accounting policies stated in Note 3.j. Rounding differences may occur in respect of individual amounts or percentages.

Principles applied in preparing the Combined Financial Statements

The following summarizes the accounting and other principles applied in preparing the combined financial statements. Management considers that the allocations described below have been made on a reasonable basis, but are not necessarily indicative of the costs that would have been incurred if the Combined Group had been a stand-alone entity.

Distribution of paid-in capital and allocation of other equity accounts, including retained earnings, other equity reserves and other comprehensive income.

a. Paid-in capital: paid-in capital of Endesa has been assigned to Endesa Américas S.A. for purposes of presentation of the combined financial statements based on the proportion of the book value of the net assets assigned to the latter (foreign operations).

b. Retained earnings, including results for the period: similar to the allocation of paid-in capital, retained earnings of Endesa for all periods presented, including the results for the periods, have been assigned to Endesa Américas S.A. on the proportion of the book value of the net assets assigned to the latter (foreign operations).

c. Other equity reserves and other comprehensive income: equity reserves of Endesa have been assigned to Endesa Américas S.A. based on their origin, distinguishing, as appropriate, those components that in accordance with IFRS will not be reclassified subsequently to profit or loss and components that might be reclassified subsequently to profit or loss.

According to this definition, items related to other comprehensive income, such as net losses from cash flow hedges, foreign currency translation gains (losses), losses from available-for-sale financial assets, gains (losses) from defined benefit plans and related deferred tax effects, have been identified and assigned to Endesa Américas S.A.

The remaining reserves are mainly associated with the “Other Miscellaneous Reserves” included in equity of Endesa. These reserves are primarily composed of the economic effects of prior reorganizations, business combinations under common control, repayment of non-controlling interest, effects of the capital increase in 2013, residual effects of first-time adoption of IFRS and the effects the current process of corporate reorganization. The allocation of these reserves to Endesa Américas S.A. has been performed considering the nature of the transactions which gave rise to reserves.

Earnings per share information is not presented because Endesa Américas as of reporting date did not have any authorized, issued and outstanding shares.

Cash and cash equivalents

Cash and cash equivalents of the foreign subsidiaries of Endesa are included in these combined financial statements. In addition, according to the relative weight of the valuations of the companies within the combination perimeter and depending on the determined amount corresponding to each entity, the ratios obtained for the division of the cash and cash equivalents Endesa on a stand-alone basis, are as follows:

	Proportion of Economic Assets
Entity	Endesa Chile	Endesa Américas
Endesa	66%	34%

Intercompany balances and transactions with related parties

Intercompany balances with successors of Endesa were allocated by identifying the entity that provided/received the service as well as the nature of it. Intercompany balances with Endesa Américas were eliminated in full for the purpose of these combined financial statements. Intercompany balances with Endesa Chile were included in these combined financial statements and disclosed as accounts with related parties.

Debt instruments and related interest expenses, exchange differences and effects of hedge accounting strategies

Financial debt and related interest expenses and exchange rate differences of the foreign subsidiaries of Endesa are included in these combined financial statements. Financial debt and related interest expenses and exchange rate differences of Endesa on a stand-alone basis have been 100% allocated to Endesa Chile and not included in these combined financial statements.

In relation to derivative instruments designated as hedging instruments the foreign subsidiaries of Endesa are included in these combined financial statements. Endesa’s Management has adopted as a criterion to keep the strategies of hedge accounting. Therefore, all effects on the statement of financial position, income and other comprehensive income are assigned to the different companies to which the hedged items were assigned. In the case of Endesa on a stand-alone basis, the main items covered by the hedging strategies are related to debt (hedging exposure to foreign currency debt and variability of the interest rate). Therefore, the main derivative instruments associated with such hedging strategies have been allocated to Endesa Chile, which is the successor entity and which assumes 100% of the stand-alone debt of Endesa.

Personnel, salary expenses other employee benefits

For purposes of properly allocating the accounting effect of personnel from Endesa on a stand-alone basis between Endesa Chile and Endesa Américas, the Endesa’s Management defined as a criterion to identify those personnel whose main activities are related 100% with the operations based in Chile, which are virtually all employees of Endesa. This group of employees was assigned to Endesa Chile. On the other hand, Management also identified those employees whose main activities relate 100% to foreign operations. This group of employees was assigned to Endesa Américas.

Below is a summary table presenting the breakdown of the employees to be allocated to Endesa Chile and Endesa Américas:

	Employee Allocation
Entity	Endesa Chile	Endesa Américas
Endesa	919	6

Once the allocation of personnel was determined, management of Endesa applied the following criteria to the allocation of all personnel related accounts of the statements of financial position and comprehensive income:

•	Allocation of the costs directly related to the personnel, such as wages and salaries, post-employment benefit obligations expense and social security and other benefits, travel expenses, etc., was performed based on the assignment of the related personnel to the Combined Group, described above.

Other shared costs

The combined statements of income include expense allocations for certain corporate functions provided by Endesa, including but not limited to, human resources administration, treasury, risk management, internal audit, accounting, tax, legal, insurance, medical services, information technology support, communication management, and other shared services. These expenses were allocated to Endesa Chile and Endesa Américas based on a specific identification basis, or in certain cases based on a pro-rata basis of headcount or some other basis depending on the nature of the allocated cost. Management considers the basis on which the expenses have been allocated to reasonably reflect the utilization of services provided to or the benefit received by Endesa Américas during the periods presented.

Dividends receivable and payable

The criterion defined by Endesa’s Management to allocate to both Endesa Chile as well as to Endesa Américas a portion of dividends receivable accounts as of the date of the corporate spin-off, has been based mainly on identifying the origin of each one of those dividends receivable. Thus, the dividends which come directly from a foreign subsidiary have been allocated 100% to Endesa Américas.

Income tax

The tax effect (income statement and income tax provision) related to the foreign subsidiaries of Endesa are included in these combined financial statements and was calculated using the statutory corporate tax rates according to the country where the adjustment was originated.

In addition, the tax effect in the income statement of Endesa on a stand-alone basis has been allocated to these combined financial statements by determining a hypothetical taxable income as if Endesa Chile and Endesa Americas’ had operated as separate tax payers. However, from a tax point of view, there is currently only one taxpaying company, which is Endesa, and whose successor entity would be Endesa Chile. Accordingly, the income tax provision of Endesa has not been allocated to the combined financial statements.

Deferred income tax assets and liabilities, have been allocated to Endesa Américas and Endesa Chile, taking into account the underlying assets and liabilities, whose respective temporary differences have generated such deferred taxes.

Other working capital accounts

Working capital items such as accounts receivable, accounts payable and inventories that are directly attributable to the operations of the Combined Group are included in the combined financial statements.

2.2     New accounting pronouncements

a)	Accounting pronouncements effective from January 1, 2015:

Standards, Interpretations and Amendments	Mandatory Application for:

Amendment to IAS 19: Employee Benefits

The purpose of this amendment is to simplify the accounting for contributions from employees or third parties that are not determined on the basis of an employee’s years of service, such as employee contributions calculated according to a fixed percentage of salary.

Annual periods beginning on or after July 1, 2014.

Improvements to IFRS (2010-2012 and 2011-2013 Cycles)

These are a set of improvements that were necessary, but not urgent, and that amend the following standards: IFRS 2, IFRS 3, IFRS 8, IFRS 13, IAS 16, IAS 24, IAS 38 and IAS 40.

Annual periods beginning on or after July 1, 2014.

The new interpretation and amendments adopted, which went into effect on January 1, 2015, had no significant effect on the combined financial statements of Endesa Américas.

b)	Accounting pronouncements effective from January 1, 2016 and subsequent periods:

As of the date of issue of these combined financial statements, the following accounting pronouncements had been issued by the IASB, but their application was not yet mandatory:

Standards, Interpretations and Amendments	Mandatory Application for:

IFRS 9: Financial Instruments

This is the final version of the standard issued in July 2014 and which completes the IASB project to replace IAS 39 “Financial Instruments: Recognition and Measurement”. This project was divided into 3 phases:

Phase 1 — Classification and measurement of financial assets and financial liabilities. This introduces a logical focus for the classification of financial assets driven by cash flow characteristics and the business model. This new model also results in a single impairment model being applied to all financial instruments.

Phase 2 — Impairment methodology. The objective is a more timely recognition of expected credit losses. The standard requires entities to account for expected credit losses from the time when financial instruments are first recognized in the financial statements.

Phase 3 — Hedge accounting. This establishes a new model aimed at reflecting better alignment between hedge accounting and risk management activity. Also included are enhancements to required disclosures.

This final version of IFRS 9 replaces the previous versions of the Standard.

Annual periods beginning on or after January 1, 2018.

IFRS 14: Regulatory Deferral Accounts

The purpose of this standard is to reduce the barriers to adoption of the IFRS by entities that carry out business activities that are subject to price or rate regulation. This standard allows those who are first-time adopters of IFRS, and who meet the requirements, to continue to account for regulatory deferral balances in their first IFRS financial statements using their previous GAAP accounting practices regarding regulated rates. It also establishes specific requirements for presenting balances and disclosing information.

Annual periods beginning on or after January 1, 2016.

Standards, Interpretations and Amendments	Mandatory Application for:

IFRS 15: Revenue from Contracts with Customers

This new standard applies to all contracts with customers except leases, financial instruments and insurance contracts. Its purpose is to make financial information more comparable, and it provides a new model for revenue recognition and more detailed requirements for contracts with multiple obligations. It also requires more itemized information. This standard will replace IAS 11 and IAS 18 as well as their interpretations (IFRIC 13, IFRIC 15, IFRIC 18 and SIC 31).

Annual periods beginning on or after January 1, 2018.

IFRS 16: Leases

On January 13, 2016 the IASB has published a new standard, IFRS 16 “Leases”. The new standard brings most leases on-balance sheet for lessees under a single model, eliminating the distinction between operating and finance leases. Lessor accounting however remains largely unchanged and the distinction between operating and finance leases is retained. However, for lessee accounting, the new standard requires recognition of a right of use an asset and a corresponding liability, similar to finance lease accounting under IAS 17 for most lease contracts. IFRS 16 supersedes IAS 17 “Leases” and related interpretations and is effective for periods beginning on or after 1 January 2019, with earlier adoption permitted if IFRS 15 “Revenue from Contracts with Customers” has also been applied.

Annual periods beginning on or after January 1, 2019.

Amendment to IFRS 11: Joint Arrangements

This amendment states that the accounting standards contained in IFRS 3 and other standards that are applicable to business combinations accounting must be applied to the accounting for acquiring an interest in a joint operation in which the activities constitutes a business.

Annual periods beginning on or after January 1, 2016.

The amendment to IAS 16 explicitly forbids the use of revenue-based depreciation for property, plant and equipment. The amendment to IAS 38 introduces the rebuttable presumption that, for intangible assets, the revenue-based amortization method is inappropriate and establishes two limited exceptions.

Annual periods beginning on or after January 1, 2016.

Improvements to IFRS (2012-2014 Cycles) These are a set of improvements that were necessary, but not urgent, and that amend the following standards IFRS 5, IFRS7, IAS19 and IAS 34.	Annual periods beginning on or after January 1, 2016.

Amendment to IFRS 10 and IAS 28: Sale or Contribution of Assets

The amendment corrects an inconsistency between IFRS 10 and IAS 28 relating to the accounting treatment of the sale or contributions of assets between an Investor and its Associate or Joint Venture.

Effective date deferred indefinitely

Amendment to IAS 27: Equity Method in Separate Financial Statements

This amendment allows entities to use the equity method to account for investments in subsidiaries, joint ventures and associates in their separate financial statements. The objective of the amendment is to minimize the costs associated with complying with the IFRS, particularly for those entities applying IFRS for the first time, without reducing the information available to investors.

Annual periods beginning on or after January 1, 2016.

Standards, Interpretations and Amendments	Mandatory Application for:

Amendment to IAS 1: Disclosure Initiative

The IASB has issued amendments to IAS 1 as part of its principal initiative to improve the presentation and disclosure of information in financial statements. These amendments are designed to assist companies in applying professional judgment to determine the disclosures that should be included in their financial statements.

Annual periods beginning on or after January 1, 2016.

Amendment to IFRS 10, IFRS 12 and IAS 28: Investment Entities, Application of the Consolidation Exception

The amendments, which have a restricted scope, introduce clarifications to the requirements for the accounting of investment entities. The modifications also provide relief in some circumstances, which will reduce the costs of applying the Standards.

Annual periods beginning on or after January 1, 2016.

The Combined Group is assessing the impact of applying IFRS 9, IFRS 15 and IFRS 16 as of their effective date. In Management’s opinion, the application of the other standards and amendments pending application is not expected to have a significant effect on the combined financial statements of Endesa Américas.

2.3     Responsibility for the information, judgments and estimates provided

Management is responsible for the information contained in these combined financial statements and expressly states that all IFRS principles and standards, as issued by the IASB, have been fully implemented.

In preparing the combined financial statements, certain judgments and estimates made by the Combined Group’s management have been used to quantify some of the assets, liabilities, revenues, expenses and commitments recognized in the statements.

The most important areas that have required professional judgment are:

•	In a service concession agreement, the decision as to whether a principal controls or regulates which services the operator should provide, to whom and at what price. These are essential details when applying IFRIC 12 Service Concession Arrangements (see Note 3.c.1).

•	The identification of Cash Generating Units (CGU) for impairment testing (see Note 3.d).

•	The hierarchy of information used to value assets and liabilities measured at fair value (see Note 3.g).

These estimates refer basically to:

•	The valuations performed to determine the existence of impairment losses in assets and goodwill (see Note 3.d).

•	The assumptions used to calculate the actuarial liabilities and obligations with employees, such as discount rates, mortality tables, salary increases, etc. (see Notes 3.i.1 and 21).

•	The useful lives of property, plant and equipment, and intangible assets (see Notes 3.a and 3.c).

•	The assumptions used to calculate the fair value of financial instruments (see Notes 3.g and 18).

•	Certain assumptions inherent in the electricity system affecting transactions with other companies, such as production, customer billings, energy consumption, etc. that allow for estimating electricity system settlements that must occur on the corresponding final settlement dates, but that are pending as of the date of issuance of the combined financial statements and could affect the balances of assets, liabilities, revenues and expenses recognized in the statements (see Appendix 5.2).

•	The probability that uncertain or contingent liabilities will be incurred and their related amounts (see Note 3.i).

•	Future disbursements for the closure of facilities and restoration of land, as well as the discount rates to be used (see Note 3.a).

•	The tax results of the various combined entities of the Combined Group that will be reported to the respective tax authorities in the future, and that have been used as the basis for recording different balances related to income taxes in these combined financial statements (see Note 3.l).

•	The fair values of assets acquired and liabilities assumed, and any pre-existing interest in the Combined Group acquired in a business combination.

Although these judgments and estimates have been based on the best information available on the issuance date of these combined financial statements, future events may occur that would require a change (increase or decrease) to these judgments and estimates in subsequent periods. This change would be made prospectively, recognizing the effects this change of judgments and estimates in the corresponding future combined financial statements.

2.4     Combined entities

Combined entities are the entities directly or indirectly controlled by the Combined Group. Control is achieved if, and only if the Combined Group:

•	has power over the combined entity;

•	is exposed, or has rights, to variable returns from its involvement with the combined entity; and

•	has the ability to use its power to affect its returns.

When the Combined Group has less than a majority of the voting rights of an investee, it has power over the combined entity when the voting rights are sufficient to give it the practical ability to direct the relevant activities of the investee unilaterally.

The Combined Group reassesses whether or not it controls an combined entity if facts and circumstances indicate that there are changes to one or more of the three elements of control listed above.

Appendix 1 of these combined financial statements describes the relationship of Endesa Américas S.A. with each of its combined entities.

2.4.1     Combined entities with an ownership interest of less than 50%

Although the Combined Group, directly and indirectly, holds a 26.87% ownership in the company Empresa Generadora de Energía Eléctrica S.A. (also hereinafter “Emgesa” or “Emgesa S.A.E.S.P.”), it is considered a combined entities since the Combined Group exercises control over the entity through contracts or agreements with shareholders, or as a consequence of its structure, composition and shareholder classes. As a result of these facts, while having less than 50% ownership, the Combined Group holds 56.43% of the voting shares of Emgesa and its subsidiary Emgesa Panamá S.A.

2.5     Investments in combined associated companies and joint arrangements

Combined associated are those entities in which the Combined Group, either directly or indirectly, exercises significant influence.

Significant influence is the power to participate in the financial and operational policy decisions of the investee but does not control or does not have joint control over these policies. In general, if the Combined Group holds 20% or more of the voting power of an investee, it is presumed that the Combined Group has significant influence over an investee.

Joint arrangements are those agreements in which the Combined Group exercises joint control. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the entities’ relevant activities require the unanimous consent of the parties sharing control. Joint arrangements are classified as:

•	Joint venture: an agreement whereby the parties exercising joint control have rights to the net assets of the arrangement.

•	Joint operation: an agreement whereby the parties exercising joint control have rights to the assets and obligations for the liabilities relating to the arrangement.

The Combined Group’s interests in joint ventures and associates are recognized using the equity method.

Under the equity method, an investment in an associate or joint venture is initially recognized at cost. As of the acquisition date, the investment is recognized in the statement of financial position based on the share of its equity that the Combined Group’s interest represents in its capital, adjusted for, if appropriate, the effect of transactions with subsidiaries plus any goodwill generated in acquiring the company. If the resulting amount is negative, zero is recognized for that investment in the statement of financial position, unless the Combined Group has a present obligation (either legal or implicit) to support the company’s negative equity position, in which case a provision is recognized.

Goodwill from the associate or joint venture is included in the carrying amount of the investment. It is not amortized but is subject to impairment testing as part of the overall investment carrying amount when there are indicators of impairment.

Dividends received from these companies are deducted from the value of the investment, and any profit or loss obtained from them to which the Combined Group is entitled based on its interest is recognized under “Share of profit (loss) of associates accounted for using equity method”.

During the reporting periods the Combined Group did not have any joint arrangements that qualify as joint ventures or joint operations.

Appendix 2 to these combined financial statements, entitled “Associated Companies and Joint Ventures”, describes the relationship of the Combined Group and each of these companies.

2.6     Business combinations

Acquisitions of businesses are accounted for using the acquisition method. The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the acquisition-date fair values of the assets transferred by the Combined Group, liabilities incurred by the Combined Group to the former owners of the acquiree and the equity interests issued by the Combined Group in exchange control of the acquiree. Acquisition-related costs are generally recognized in profit or loss as incurred.

At the acquisition date, the identifiable assets acquired and liabilities assumed are recognized at their fair value, except for certain assets and liabilities that are recognized using valuation principles established in other IFRS standards.

Goodwill is measured as the excess of the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree, and the fair value of the acquirer’s previously held equity interest in the acquiree (if any) over the net of the acquisition-date amounts of the identifiable assets acquired and liabilities assumed. If, after reassessment, the net of the acquisition-date amounts of the identifiable assets acquired and liabilities assumed exceeds the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer’s previously held interest in the acquiree (if any), the excess is recognized immediately in profit or loss as a bargain purchase gain.

Non-controlling interests that are present ownership interests and entitle their holders to a proportionate share of the entity’s net assets in the event of liquidation may be initially measured either at fair value or at the non-controlling interests’ proportionate share of the recognized amounts of the acquiree’s identifiable net assets. The choice of measurement basis is made on a transaction-by-transaction basis.

When a business combination is achieved in stages, the Combined Group’s previously held equity interest in the acquiree is remeasured to its acquisition-date fair value and the resulting gain or loss, if any, is recognized in profit or loss. Amounts arising from interests in the acquiree prior to the acquisition date that have previously been recognized in other comprehensive income are reclassified to profit or loss where such treatment would be appropriate if that interest were disposed of.

If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the Combined Group reports provisional amounts for the items for which the accounting is incomplete. Those provisional amounts are adjusted during the measurement period (which cannot exceed one year from the acquisition date), or additional assets or liabilities are recognized, to reflect new information obtained about facts and circumstances that existed at the acquisition date that, if known, would have affected the amounts recognized at that date.

Business combinations between entities under common control are accounted for using, as a reference, the ‘pooling of interest’ method. Under this method, the assets and liabilities involved in the transaction remain reflected at the same carrying amounts at which they were recognized in the ultimate controlling company, although subsequent accounting adjustments may need to be made to align the accounting policies of the companies involved. Any difference between the assets and liabilities contributed to the consolidation and the consideration given is recognized directly in equity as a debit or credit to other reserves. The Combined Group does not restate comparative periods in its combined financial statements for business combinations under common control.

3.	ACCOUNTING POLICIES

The main accounting policies used in preparing the accompanying combined financial statements are the following:

a)	Property, plant and equipment

Property, plant and equipment are measured at acquisition cost, net of accumulated depreciation and any impairment losses they may have experienced. In addition to the price paid to acquire each item, the cost also includes, where applicable, the following concepts.

•	Financing expenses accrued during the construction period that are directly attributable to the acquisition, construction, or production of qualified assets, which require a substantial period of time before being ready for use such as, for example, electricity generation or distribution facilities. The Combined Group defines “substantial period” as one that exceeds 12 months. The interest rate used is that of the specific financing or, if none exists, the weighted average financing rate of the company carrying out the investment (see Note 14.b.1).

•	Employee expenses directly related to construction in progress (see Note 14.b.2).

•	Future disbursements that the Combined Group will have to make to close their facilities are incorporated into the value of the asset at fair value, recording in the accounting the corresponding provision for dismantling or restoration. The Combined Group reviews its estimate of these future disbursements on a yearly basis, increasing or decreasing the value of the asset based on the results of this estimate (see Note 20).

Items for construction work in progress are transferred to operating assets once the testing period has been completed and they are available for use, at which time depreciation begins.

Expansion, modernization or improvement costs that represent an increase in productivity, capacity or efficiency, or a longer useful life are capitalized as increasing the cost of the corresponding assets.

The replacement or overhaul of entire components that increase the asset’s useful life or economic capacity are recognized as an increase in cost for the respective assets, derecognizing the replaced or overhauled components.

Expenditures for periodic maintenance, conservation and repair are recognized directly as an expense for the period in which they are incurred.

The Combined Group’s management, based on the outcome of impairment testing performed explained in Note 3.d, considers that the carrying amount of assets does not exceed their recoverable amount.

Property, plant and equipment, net of its residual value, is depreciated by distributing the cost of the different items that comprise it on a straight-line basis over its estimated useful life, which is the period during which the Combined Group expects to use the assets. Useful life estimates and residual values are reviewed on an annual basis and if appropriate adjusted prospectively.

The following are the main categories of property, plant and equipment with their respective estimated useful lives:

Categories of Property, plant and equipment	Years of estimateduseful lives
Buildings	22 – 100
Plant and equipment	3 – 85
IT equipment	3 – 15
Fixtures and fittings	5 – 21
Motor vehicles	5 – 10
Other	2 – 33

Additionally, the following provides greater detail on the useful lives of plant and equipment items:

Categories of Property, plant and equipment	Years of estimateduseful lives
Generating facilities:
Hydroelectric plants
Civil engineering works	35 – 65
Electromechanical equipment	10 – 85
Fuel oil/coal-fired power plants	10 – 35
Transport lines	35

Land is not depreciated since it has an indefinite useful life.

Regarding the administrative concessions held by the Combined Group’s electric companies, the following lists the periods remaining until expiration for the concessions that do not have an indefinite term.

Concession holder and operator	Country	Year concession started	Concession term	Period remaining to expiration
Hidroeléctrica El Chocón S.A. (Generación)	Argentina	1993	30 years	8 years

To the extent that the Combined Group recognizes assets as Property, plant and equipment, they are amortized over their economic life or the concession term, whichever is shorter, when the economic benefit from the asset is limited to its use during the concession term. At the end of each concession period it can be renewed at the discretion of the granting authority, otherwise all assets and facilities will be returned to the Combined Group, upon reimbursement for investments made and not yet amortized. Any required investment, improvement or replacement made by the Combined Group is considered in the impairment test to Property, plant, and equipment as a future contractual cash outflow that is necessary to obtain future cash inflow.

Combined Group’s management has evaluated the specific case of the concession described above and has concluded that there are no conclusive factors indicating that the grantor of the concession (a governmental body) has control over the infrastructure and that it can simultaneously determine the service price on a permanent basis. These are essential requirements for applying IFRIC 12 Service Concession Arrangements, an interpretation that establishes how to recognize and value certain types of concessions. (Those that are within the scope of this Standard are presented in Note 3.c.1).

Gains or losses that arise from the sale or disposal of items of Property, plant, and equipment are recognized as “Other gains, net” in the combined comprehensive income statement and are calculated by deducting the carrying amount of the asset and any sales expenses from the amount received in the sale.

b)	Goodwill

Goodwill arising from business combinations represents the excess of the consideration paid plus the amount of any non-controlling interests over the Combined Group’s share of the net value of the assets acquired and liabilities assumed, measured at fair value at the acquisition date. If the accounting for a business combination is completed, as well as the determination of goodwill, after the end of the reporting period in which the combination occurs, the amounts previously reported presented are adjusted, for comparative purposes, to include the value of the assets acquired and liabilities assumed and the value of the final goodwill as of acquisition date.

Goodwill arising from acquisition of entities with functional currencies other than the Chilean peso is measured in the functional currency of the acquired company and translated to Chilean pesos using the closing exchange rate.

Goodwill is not amortized; instead, at the end of each reporting period or when there are indicators that an impairment might have occurred, the Combined Group’s management estimates whether any impairment loss has reduced its recoverable amount to an amount less than the carrying amount and, if so, it impairment loss is immediately recognized in profit or loss (see Note 3.d).

c)	Intangible assets other than goodwill

Intangible assets are initially recognized at their acquisition cost or production cost, and are subsequently measured at their cost, net of their accumulated amortization and impairment losses they may have experienced.

Intangible assets are amortized on a straight line basis during their useful lives, starting from the date when they are ready for use, except for those with an indefinite useful life, which are not amortized. As of December 31, 2015, 2014 and 2013 there are no significant intangible assets with an indefinite useful life.

The criteria for recognizing these assets impairment losses and, if applicable, recovery of impairment losses recognized in previous periods are explained in Note 3.d below.

An intangible asset is derecognised on disposal, or when no future economic benefits are expected from use or disposal.

Gains or losses arising from derecognition of an intangible asset, measured as the difference between the net disposal proceeds and the carrying amount of the asset, are recognised in profit or loss when the asset is derecognised.

c.1)	Concessions

Public-to-private service concession agreements are recognized in accordance with IFRIC 12, Service Concession Agreements. This accounting interpretation applies if:

a)	The grantor controls or regulates what services the operator must provide with the infrastructure, to whom it must provide them, and at what price; and

b)	The grantor controls — through ownership, beneficial entitlement, or otherwise — any significant residual interest in the infrastructure at the end of the term of the agreement.

If both of the above conditions are met simultaneously, the operator shall recognize an intangible asset to the extent that it receives a right (a license) to charge users of the public service. A right to charge users of the public service is not an unconditional right to receive cash because the amounts are contingent on the extent that the public uses the service.

If the operator is paid for the construction services partly by a financial asset and partly by an intangible asset it is necessary to account separately for each component of the operator’s consideration. The consideration received or receivable for both components shall be recognized initially at the fair value of the consideration received or receivable.

These intangible assets are initially recognized at cost, i.e. the fair value of consideration transferred to acquire the asset, which is the fair value of the consideration received or receivable for the construction services delivered. They are then amortized over the term of the concession.

c.2)	Research and development expenses

The Combined Group recognizes the costs incurred in a project’s development phase as intangible assets in the statement of financial position as long as the project’s technical feasibility and future economic benefits have been demonstrated.

Expenditures on research activities are recognized as an expense in the year in which they are incurred. Research activities expenses amounted to ThCh$ 24,139, ThCh$ 791,428 and ThCh$ 771,449 for the years ended December 31, 2015, 2014 and 2013, respectively.

c.3)	Other intangible assets

Other intangible assets correspond to computer software, water rights, and easements. They are initially recognized at acquisition or production cost and are subsequently measured at cost less accumulated amortization and impairment losses, if any.

Computer software is amortized (on average) over five years. Certain easements and water rights have indefinite useful lives and, therefore, are not amortized, while others have useful lives ranging from 40 to 60 years, depending on their characteristics, and they are amortized over that term.

d)	Impairment of assets

d.1)	Non-financial assets

During the period, and principally at the end of each reporting period, the Combined Group’s management evaluates whether there is any indication that an asset has been impaired. If any such indication exists, the Combined Group’s management estimates the recoverable amount of that asset to determine the amount of the impairment loss. In the case of identifiable assets that do not generate cash flows independently, the Combined Group’s management estimates the recoverable amount of the Cash Generating Unit (CGU) to which the asset belongs, which is understood to be the smallest identifiable group of assets that generates independent cash inflows.

Notwithstanding the preceding paragraph, in the case of CGUs to which goodwill or intangible assets with indefinite useful lives have been allocated, a recoverability analysis is performed routinely at each period end.

Recoverable amount is the higher of fair value less costs of disposal and value in use, which is defined as the present value of the estimated future cash flows. In order to calculate the recoverable amount of Property, plant, and equipment, as well as of goodwill, and intangible assets, the Combined Group uses value-in-use criteria in practically all cases.

To estimate value in use, the Combined Group prepares future pre-tax cash flow projections based on the most recent budgets available. These budgets incorporate management’s best estimates of a CGUs’ revenue and costs using sector projections, past experience and future expectations.

In general, these projections cover the next five years, estimating cash flows for subsequent years by applying reasonable growth rates which, in no case, are increasing rates nor exceed the average long-term growth rates for the particular sector and country in which the Combined Group operates. As of December 31, 2015 and 2014 future cash flows projections were extrapolated from the following rates:

Country	Currency	12-31-2015 Rate	12-31-2014 Rate
Argentina	Argentine peso (Ar$)	11.1%	6.9%
Brazil	Brazilian real	4.1% - 5.6%	5.0% - 5.9%
Peru	Peruvian sol (Sol)	3.1%	3.4%
Colombia	Colombian peso (CP)	3.5%	4.3%

Future cash flows are discounted to calculate their present value at a pre-tax rate that covers the cost of capital for the business activity and the geographic area in which it is being carried out. The time value of money and risk premiums generally used among analysts for the business activity and the geographic zone are taken into account to calculate the pre-tax rate.

The following are the pre-tax discount rates applied as of December 31, 2015 and 2014, expressed in nominal terms:

Country	Currency	12-31-2015		12-31-2014
		Minimum	Maximum	Minimum	Maximum
Argentina	Argentine peso	34.5%	39.4%	37.2%	38.9%
Brazil	Brazilian real	11.1%	21.1%	9.7%	22.7%
Peru	Peruvian sol	11.3%		12.6%
Colombia	Colombian peso	15.1%		13.3%

If the recoverable amount of the CGU is estimated to be less than its carrying amount, an impairment loss is recognized in the combined statement of comprehensive income. The impairment is first allocated to reduce the carrying amount of any goodwill allocated to the CGU, and then to the other assets of the unit pro rata on the basis of the carrying amount of each asset in the unit. The carrying amount of an asset is not reduced below the highest of fair value less costs of disposal, its value in use; or zero.

Impairment losses recognized for an asset in prior periods are reversed when there are indications that the impairment loss no longer exists or may have decreased, thus increasing the asset’s carrying amount with a credit to earnings. The increase in the asset’s carrying amount shall not exceed that carrying amount that would have been determined had no impairment loss been recognized for the asset. Goodwill impairment losses are not reversed in subsequent periods.

d.2)	Financial assets

The following criteria are used to determine if a financial asset has been impaired:

•	For trade receivables in the electricity generation, transmission and distribution businesses, the Combined Group’s policy is to recognize impairment losses based on the aging of past-due balances. This is the policy generally applied except in cases where a specific collective basis analysis is recommended, such as in the case of receivables from government-owned companies (see Note 7).

•	In the case of receivables of a financial nature, impairment is determined on case-by-case basis. As of the date of issuance of these combined financial statements, the Combined Group had no significant past-due non-commercial financial assets (see Notes 6 and 18).

•	For financial investments available-for-sale, the criteria for impairment applied are described in Note 3.f.1.

e)	Leases

In order to determine whether an arrangement is, or contains, a lease, the Combined Group assesses the economic substance of the agreement, in order to determine whether fulfilment of the arrangement depends on the use of a specific asset and whether the agreement conveys the right to use an asset. If both conditions are met, at the inception of the arrangement the Combined Group separates the payments and other considerations relating to the lease, at their fair values, from those corresponding to other components of the agreement.

Leases that substantially transfer all the risks and rewards of ownership to the Combined Group are classified as finance leases. All others leases are classified as operating leases.

Finance leases in which the Combined Group acts as a lessee are recognized at the inception of the arrangement. At that time, the Combined Group records an asset based on the nature of the lease and a liability for the same amount, equal to the fair value of the leased asset or the present value of the minimum lease payments, if the latter is lower. Subsequently, the minimum lease payments are apportioned between finance expenses and reduction of the lease obligation. Finance expenses are recognized immediately in the income statement and allocated over the lease term, so as to achieve a constant interest rate on the remaining balance of the liability. Leased assets are depreciated on the same terms as other similar depreciable assets, as long as there is reasonable certainty that the lessee will acquire ownership of the asset at the end of the lease. If no such certainty exists, the leased assets are depreciated over the shorter of the useful lives of the assets and their lease term.

In the case of operating leases, payments are recognized as an expense in the case of the lessee and as income in the case of the lessor, both on a straight-line basis, over the term of the lease unless another type of systematic basis of distribution is deemed more representative.

f)	Financial instruments

Financial instruments are contracts that give rise to both a financial asset in one entity and a financial liability or equity instrument in another entity.

f.1)	Financial assets, except derivatives

The Combined Group classifies its financial assets into four categories:

•	Trade and other receivables and accounts receivable from related parties: These financial assets, that are not quoted in the active market, are measured at amortized cost, which is the initial fair value minus principal repayments made, plus accrued interest, calculated using the effective interest method, minus any reduction through the use of an allowance account for impairment or uncollectibility.

The effective interest method is used to calculate the amortized cost of a financial asset or liability (or group of financial assets or financial liabilities) and is charged to finance income or cost over the relevant period. The effective interest rate is the discount rate that exactly matches discounts the estimated future cash flows to be received or paid over the expected life of the financial instrument (or, when appropriate, over a shorter period) to the net carrying amount of the financial asset or financial liability.

•	Held-to-maturity investments: Investments quoted in an active market that the Combined Group intends to hold and is capable of holding until their maturity are accounted for at amortized cost as defined in the preceding paragraph.

•	Financial assets at fair value through profit or loss: This category includes the trading portfolio and those financial assets that have been designated as such upon initial recognition and that are managed and evaluated on a fair value basis. They are measured in the combined statement of financial position at fair value, with changes in value recognized directly in income when they occur.

•	Available-for-sale financial assets: These are financial assets specifically designated as available for sale or that do not fit within any of the three preceding categories. They are almost all financial investments in equity instruments (see Note 6).

These financial assets are recognized in the combined statement of financial position at fair value when it can be reliably determined. For investments in equity instruments in unlisted companies or companies with lower levels of liquidity, normally the fair value cannot be reliably measured. When this occurs, those investments in equity instruments are measured at cost less impairment losses, if any.

Changes in fair value, net of tax, are recognized in other comprehensive income, until the investments are disposed of, at which time the amount accumulated in other comprehensive income is reclassified to profit or loss.

If the fair value is lower than cost, and if there is objective evidence that the asset has been more than temporarily impaired, the difference is recognized directly in profit or loss.

Purchases and sales of financial assets are accounted for using their trade date.

f.2)	Cash and cash equivalents

This item within the combined statement of financial position includes cash and bank balances, time deposits with original maturity of less than or equal to 90 days, and other highly liquid investments (with original maturity of less than or equal to 90 days) that are readily convertible to cash and are subject to insignificant risk of changes in value.

f.3)	Financial liabilities, except derivatives

Financial liabilities are recognized based on cash received, net of any costs incurred in the transaction. In subsequent periods, these obligations are measured at their amortized cost using the effective interest method (see Note 3.f.1).

In the particular case that a liability is the hedged item in a fair value hedge, as an exception, such liability is measured at its fair value for the portion of the hedged risk.

In order to calculate the fair value of debt, both when it is recognized in the statement of financial position and for fair value disclosure purposes as shown in Note 16, debt has been divided into fixed interest rate debt (hereinafter “fixed-rate debt”) and variable interest rate debt (hereinafter “floating-rate debt”). Fixed-rate debt is that on which fixed-interest coupons established at the beginning of the transaction are paid explicitly or implicitly over its term. Floating-rate debt is that debt issued at a variable interest rate, i.e., each coupon is established at the beginning of each period based on the reference interest rate. All debt has been measured by discounting expected future cash flows with a market interest rate curve based on the payment currency.

f.4)	Derivative financial instruments and hedge accounting

Derivatives held by the Combined Group are transactions entered into to hedge interest and/or exchange rate risk, intended to eliminate or significantly reduce these risks in the underlying transactions being hedged.

Derivatives are recognized at fair value at the end of each reporting period as follows: if their fair value is positive, they are recognized within “Other financial assets”; and if their fair value is negative, they are recognized within “Other financial liabilities”. For derivatives on commodities, the positive fair value is recognized in “Trade and other receivables”, and negative fair values are recognized in “Trade and other liabilities”.

Changes in fair value are recognized directly in profit or loss, except when the derivative has been designated for hedge accounting purposes as a hedge instrument (in a cash flow hedge) and all of the conditions for applying hedge accounting are met, including that the hedge be highly effective. In this case, changes are recognized as follows:

•	Fair value hedges: The underlying portion for which the risk is being hedged (hedged risk) and the hedge instrument are measured at fair value, and any changes in value of both items are recognized in the combined statement of comprehensive income by offsetting the effects in the same comprehensive income statement account.

•	Cash flow hedges: Changes in the fair value of the effective portion of the hedged item and hedge instrument are recognized in other comprehensive income an accumulated in an equity reserve known as “Reserve for cash flow hedges”. The cumulative loss or gain or loss in this accounting this reserve is transferred reclassified to the combined statement of comprehensive income to the extent that the hedged item impacts the combined statement of comprehensive income because of the hedged risk, offsetting the effect in the same comprehensive income statement account. Gains or losses from the ineffective portion of the hedging relationship are recognized directly in the combined statement of comprehensive income.

A hedge relationship is considered highly effective when changes in fair value or in cash flows of the underlying item directly attributable to the hedged risk are offset by changes in fair value or cash flows of the hedging instrument, with an effectiveness ranging from 80% to 125%.

As a general rule, long-term commodity purchase or sale agreements are recognized in the combined statement of financial position at their fair value at the end of each reporting period, recognizing any differences in value directly in profit or loss, except for, when all of the following conditions are met:

•	The sole purpose of the agreement is for the Combined Group’s own use, which is understood as: (i) in the case of fuel purchase agreements its used to generate electricity; (ii) in the case of electrical energy purchased for sale, its sale to the end-customers; and, (iii) in the case of electricity sales its sale to the end-customers.

•	The Combined Group’s future projections evidence the existence of these agreements for its own use.

•	Past experience with agreements evidence that they have been utilized for the Combined Group’s own use, except in certain isolated cases when for exceptional reasons or reasons associated with logistical issues have been used beyond the control and projection of the Combined Group.

•	The agreement does not stipulate settlement of differences and the parties have not made it a practice to settle similar contracts with differences in the past.

The long-term commodity purchase or sale agreements maintained by the Combined Group, which are mainly for electricity, fuel, and other supplies, meet the conditions described above. Thus, the purpose of fuel purchase agreements is to use them to generate electricity, electricity purchase contracts are used to sell to end-customers, and electricity sale contracts are used to sell the Combined Group’s own products.

The Combined Group’s management also evaluates the existence of derivatives embedded in contracts or financial instruments to determine if their characteristics and risk are closely related to the principal contract, provided that when taken as a whole they are not being accounted for at fair value. If they are not closely related, they are recognized separately and changes in value are accounted for directly in profit or loss.

f.5)	Derecognition of financial assets and liabilities

Financial assets are derecognized when:

•	The contractual rights to receive cash flows from the financial asset expire or have been transferred or, if the contractual rights are retained, the Combined Group has assumed a contractual obligation to pay these cash flows to one or more recipients, if and only if, all of the three conditions are met: (i) The Combined Group has no obligation to pay amounts to eventual recipients unless it collects equivalent amounts from the original asset; (ii) The Combined Group is prohibited by the terms of the transfer contract from selling or pledging the original asset other than as a security to the eventual recipients for the obligation to pay them cash flows; and (iii) The Combined Group has an obligation to remit any cash flows it collects on behalf of the eventual recipients without material delay.

•	The Combined Group has substantially transferred all the risks and rewards of ownership of the financial asset, or, if it has neither transferred nor retained substantially all the risks and rewards, when it does not retain control of the financial asset.

Transactions in which the Combined Group retains substantially all the inherent risks and rewards of ownership of the transferred asset, it continues recognizing the transferred asset in its entirety and recognizes a financial liability for the consideration received. Transactions costs are recognized in profit and loss by using the effective interest method (see Note 3.f.1).

Financial liabilities are derecognized when they are extinguished, that is, when the obligation arising from the liability has been paid or cancelled, or has expired.

f.6)	Offsetting of financial assets and liabilities

The Combined Group offsets financial assets and liabilities, and the net amount is presented in the statement of financial position only when:

•	there is a legally binding right to set-off recognized amounts; and

•	the company intends to settle them on a net basis, or to simultaneously realize the asset and settle the liability.

f.7)	Financial guarantees

The financial guarantee contracts, defined as the guarantees issued by the Combined Group and its subsidiaries to third parties, are initially measured at their fair value, adjusted for transaction costs that are directly attributable to the issuance of the guarantee.

Subsequent to initial recognition, financial guarantee contracts are recognized at the higher of:

•	The amount determined in accordance with the accounting policy in Note 3.g; and

•	The amount initially recognized less, when appropriate, cumulative amortization recognized in accordance with the revenue recognition policies.

g)	Fair value measurement

The fair value of an asset or liability is defined as the price that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Fair value measurement assumes that the transaction to sell an asset or transfer a liability occurs in the principal market, namely, the market with the greatest volume and level of activity for that asset or liability. In the absence of a principal market, it is assumed that the transaction is carried out in the most advantageous market available to the entity, namely, the market that maximizes the amount that would be received to sell the asset or minimizes the amount that would be paid to transfer the liability.

In estimating fair value of an asset or liability, the Combined Group uses market-observable data to the extent it is available. Where Level 1 inputs are not available, the Combined Group uses valuation techniques that are appropriate for the circumstances and for which there is sufficient data to conduct the measurement. The Combined Group maximizes the use of relevant observable data and minimizes the use of unobservable data.

Given the hierarchy of the entry data used in the valuation techniques, assets and liabilities measured at fair value can be classified at the following levels:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2: Inputs other than quoted prices included within Level 1 that are observable for the assets or liabilities, either directly (i.e. as prices) or indirectly (i.e. derived from prices). The methods and assumptions used to determine the fair values at Level 2 by type of financial assets or financial liabilities take into consideration estimated future cash flows discounted at market rates. Future cash flows for financial assets and financial liabilities are discounted with the zero coupon interest rate curves for each currency (these valuations are carried out using external tools such as Bloomberg); and

The Combined Group measures derivatives not traded on active markets by using the discounted cash flow method and generally accepted options valuation models, based on current and future market conditions as of the close of the financial statements. It also adjusts the value according to its own credit risk (Debt Valuation Adjustment, DVA), and the counterparty risk (Credit Valuation Adjustment, CVA). These CVA and DVA adjustments are measured on the basis of the potential future exposure of the instrument (creditor or borrower position) and the risk profile of both the counterparties and the Combined Group itself.

Level 3: Inputs for assets or liabilities that are not based on observable market data (unobservable inputs).

When measuring fair value, the Combined Group takes into account the characteristics of the asset or liability, particularly:

•	For non-financial assets, fair value measurement takes into account the ability of a market participant to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use;

•	For liabilities and equity instruments, the fair value measurement assumes that the liability would not be settled and an equity instrument would not be cancelled or otherwise extinguished on the measurement date. The fair value of the liability reflects the effect of non-performance risk, namely, the risk that an entity will not fulfil the obligation, which includes, but is not limited to, the Combined Group’s own credit risk;

•	In the case of financial assets and financial liabilities with offsetting positions in market risks or counterparty credit risks, it is permitted to measure the fair value on a net basis. However, this must be consistent with the manner in which market participants would price the net risk exposure at the measurement date.

h)	Inventories

Inventories are measured at their weighted average acquisition cost or the net realizable value, whichever is lower.

i)	Provisions

Provisions are recognized when the Combined Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation. When a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows (when the effect of the time value of money is material). The unwinding of the discount is recognized as finance cost. Incremental legal cost expected to be incurred in resolving a legal claim is included in measuring of the provision.

Provisions are reviewed at the end of each reporting period and adjusted to reflect the current best estimate. If it is no longer probable that an outflow of resources embodying economic benefits will be required to settle the obligation, the provision is reversed.

A contingent liability does not result in the recognition of a provision. Legal costs expected to be incurred in defending a legal claim are expensed as they are incurred. Significant contingent liabilities are disclosed unless the likelihood of an outflow of resources embodying economic benefits is remote.

i.1)	Provisions for post-employment benefits and similar obligations

Some of the combined entities have pension and similar obligations with their employees. These obligations, which can be defined benefits and defined contributions, are basically formalized through pension plans, except for certain non-monetary benefits, mainly electricity supply commitments, which, due to their nature, have not been externalized and are covered by the related in-house provisions.

For defined benefit plans, the cost of providing benefits is determined using the Projected Unit Credit Method, with actuarial valuations being carried out at the end of each reporting period. Past service costs relating to changes in benefits are recognized immediately.

The defined benefit plan obligations in the statement of financial position represent the present value of the accrued obligations, adjusted, once the fair value of the different plans’ assets has been deducted, if any.

For each of the defined benefit plans, any deficit between the actuarial liability and the plan assets is recognized under line item “Provisions for employee benefits” within current and non-current liabilities in the consolidated statement of financial position.

Actuarial gains and losses arising in measurement of both the plan liabilities and the plan assets are recognized directly in other comprehensive income.

Contributions to defined contribution benefit plans are recognized as an expense in the consolidated statement of comprehensive income when the employees have rendered their services.

j)	Translation of foreign currency balances

Transactions carried out by each entity in a currency other than its functional currency are recognized using the exchange rates prevailing as of the date of the transactions. During the period, any differences that arise between the prevailing exchange rate at the date of the transaction and the exchange rate as of the date of collection or payment are recognized as “Foreign currency exchange gains (losses), net” in the combined statement of comprehensive income.

Likewise, at the end of each reporting period, receivable or payable balances denominated in a currency other than each entity’s functional currency are translated using the closing exchange rate. Any differences are recognized as “Foreign currency exchange gains (losses), net” in the combined statement of comprehensive income.

The Combined Group has established a policy to hedge the portion of revenue from its combined entities that is directly linked to variations in the U.S. dollar, through obtaining financing in such currency. Exchange differences related to this debt, which is regarded as the hedging instrument in cash flow hedge transactions, are recognized, net of taxes, in other comprehensive income and are accumulated in an equity reserve and reclassified to profit or loss when the hedged cash flows impact profit or loss. This term has been estimated at ten years.

For the purposes of presenting these combined financial statements, the financial of entities with functional currencies other than the Chilean peso are translated as follows:

a.	For assets and liabilities is used the prevailing closing exchange rate.

b.	For income and expenses items is used the average exchange rate for the period (unless this average is not a reasonable approximation of the cumulative effect of the exchange rates prevailing on the dates of the transactions, in which case the exchange rate prevailing on the date of each transaction is used).

c.	For equity accounts is used the historical exchange rate from the date of acquisition or contribution, and retained earnings at the average exchange rate at the date of origination.

d.	Exchange differences arising in translation of financial statements are recognized in the item “Foreign currency translation gains (losses), net” in other comprehensive income and accumulated in equity (see Note 22.2).

k)	Current/non-current classification

In these combined statements of financial position, assets and liabilities expected to be recovered or settled within twelve months are presented as current items, except for post-employment and other similar obligations. Those assets and liabilities expected to be recovered or settled in more than twelve months are presented as non-current items. Deferred income tax assets and liabilities are classified as non-current.

When the Combined Group have any obligations that mature in less than twelve months but can be refinanced over the long term at the Combined Group’s discretion, through unconditionally available credit agreements with long-term maturities, such obligations are classified as long-term liabilities.

l)	Income taxes

Income tax expense for the period is determined as the sum of current taxes from the Combined Group’s different combined entities and results from applying the tax rate to the taxable income for the period, after permitted deductions have been made, plus any changes in deferred income tax assets and liabilities and tax credits, both for tax losses and deductions. Differences between the carrying amount and tax basis of assets and liabilities generate deferred income tax assets and liabilities, which are calculated using the tax rates expected to apply when the assets and liabilities are realized or settled, based on tax rates that have been enacted or substantively enacted by the end of the reporting period.

Deferred income tax assets are recognized for all deductible temporary differences, tax losses and unused tax credits to the extent that it is probable that sufficient future taxable profits exist to recover the deductible temporary differences and make use of the tax credits. Such deferred tax asset is not recognized if the deductible temporary difference arises from the initial recognition of an asset or liability that:

•	Did not arise from a business combination, and

•	At initial recognition affected neither accounting profit nor taxable profit (loss).

With respect to deductible temporary differences associated with investments in combined entities, associates and joint arrangements, deferred income tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profits will be available against which the temporary differences can be utilized.

Deferred income tax liabilities are recognized for all temporary differences, except those derived from the initial recognition of goodwill and those that arose from investments in combined entities, associates and joint ventures in which the Combined Group can control their reversal and where it is probable that they will not be reversed in the foreseeable future.

Current tax and changes in deferred income tax assets or liabilities are recognized in profit or loss or in equity, depending on where the gains or losses that triggered these tax entries have been recognized.

Any tax deductions that can be applied to current income tax liabilities are credited to earnings within the line item “Income tax expense”, except when doubts exist about their tax realization, in which case they are not recognized until they are effectively realized, or when they correspond to specific tax incentives, in which case they are recognized as government grants.

At the end of each reporting period, the Combined Group reviews the deferred taxes assets and liabilities recognized, and makes, if any, necessary corrections based on the results of its review.

Deferred income tax assets and deferred income tax liabilities are offset in the combined statement of financial position if has a legally enforceable right to set off current income tax receivables against current income tax liabilities, and only when the deferred taxes relate to income taxes levied by the same taxation authority.

m)	Revenue and expense recognition

Revenue is the gross inflow of economic benefits during the period arising in the course of the ordinary activities of the Combined Group when those inflows result in increases in equity, other than increases relating to contributions from equity participants.

Revenue from rendering of services is recognized, if it can be estimated reliably, by reference to the stage of completion of the service at the end of the reporting period.

The Combined Group excludes from revenue those gross inflows of economic benefits it receives when it acts as an agent or commission agent on behalf of third parties, and only recognizes as revenue economic benefits received for its own activity.

Revenue is recognized based on the economic substance of the transaction and is recognized when all of the following conditions are met:

•	the entity has transferred to the buyer the significant risks and rewards of ownership of the goods;

•	the entity retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold;

•	the amount of revenue can be measured reliably;

•	it is probable that the economic benefits associated with the transaction will flow to the entity; and

•	the costs incurred or to be incurred in respect of the transaction can be measured reliably.

Revenue is measured at the fair value of the consideration received or receivable that gives rise to the revenue.

Revenues from generation, transmission are recognized based on the following criteria:

•	Generation and transmission of electricity: Revenue is recognized based on physical delivery of energy and power, at prices established in the respective contracts; at prices stipulated in the electricity market by applicable regulations; or at marginal cost determined on the spot market, as the case. This revenue includes an estimate of the service provided and not billed until the closing date (see Note 2.3).

In arrangements under which the Combined Group will perform multiple revenue-generating activities (multiple-element arrangement), the recognition criteria are applied to the separately identifiable components of the transaction in order to reflect the substance of the transaction or to two or more transactions together when they are linked in such a way that the commercial effect cannot be understood without reference to the series of transactions as a whole.

When goods or services are exchanged or swapped for goods or services of a similar nature and value, the exchange is not regarded as a revenue-generating transaction.

The Combined Group recognizes the net amount of non-financial asset purchases or sale contracts that are settled for a net amount of cash or through some other financial instruments. Contracts entered into and maintained for the purpose of receiving or delivering these non-financial assets are recognized on the basis of the contractual terms of the purchase, sale, or usage requirements expected by the entity.

Finance income (expense) is recognized using the effective interest method.

Expenses are recognized on an accruals basis, immediately in the event of expenditures that do not generate future economic benefits or when they do not meet the requirements for recording them as assets.

n)	Dividends

Endesa Américas S.A. is located in Chile, hence, is subject to Chilean laws and regulations, in particularly related to approval and payment of dividends.

Article No. 79 of the Chilean Public Companies Act establishes that, unless unanimously agreed otherwise by the shareholders of all issued shares, listed corporations must distribute a cash dividend to shareholders on an annual basis, pro rata to the shares owned or the proportion established in the company’s by-laws if there are preferred shares, of at least 30% of profit for each year, except when accumulated deficit from prior years must be absorbed.

As it is practically impossible to achieve a unanimous agreement not to approve the mandatory dividend, given the intended Combined Group’s highly fragmented share capital, at the end of each reporting period the amount of the minimum statutory dividend obligation to its shareholders is determined, net of interim dividends approved during the period, and then accounted for in “Trade and other payables” and “Accounts payable to related parties”, as appropriate, and recognized in Equity.

Interim and final dividends are deducted from Equity when they are approved by the competent body, which in the first case is normally the Board of Directors and in the second case is the shareholders as agreed at an Ordinary Shareholders’ Meeting.

o)	Operating segments

Since Endesa Américas S.A. had not yet been established as a legal entity as of the reporting date, no chief operating decision maker existed for this Combined Group. Consequently, the Combined Group does not yet have any operating segments as the term is defined under IFRS 8, Operating Segments. The Combined Group has elected to provide supplemental geographic information not required by IFRS 8 in Note 30.

4.	SECTOR REGULATIONS AND ELECTRICITY SYSTEM OPERATIONS

4.1     Regulatory framework:

Argentina

Argentina has shown signs of intervention in the electricity market since the crisis of 2002. Under the previous regulations, generators sold to distributors at prices obtained from centralized calculations at the average spot market price. The distributers’ purchase price was the average price forecast for the next six months, called the Seasonal Price (Precio Estacional). Any differences between the Seasonal Price (the purchase price) and the actual spot price (the selling price) was charged to the Seasonal Fund (Fondo Estacional) managed by the Electricity Wholesale Market Administration Company (CAMMESA - Compañía Administradora del Mercado Mayorista Eléctrico).

However, after the 2002 crisis, the authorities changed the pricing criteria, bringing the marginal pricing system to an end. First, marginal prices were calculated without taking into account restrictions on natural gas. In effect, despite the fact that generation is dispatched on the basis of the fuels actually used, Resolution SE 240/2003 establishes that the marginal price is to be calculated taking into consideration all of the generation units as if there were no restrictions in effect on natural gas supplies. In addition, the expense of water is not included in the calculations if its opportunity cost is higher than the cost of generating power with natural gas. Second, it established a spot price ceiling of Ar$120/MWh. However, CAMMESA pays the actual variable costs of the liquid fuel-fired thermal plants through the Temporary Dispatch Cost Overruns program.

In addition, as the dollarized economy was devalued and went back to the Argentine peso, payment for capacity fell from US$10 to Ar$10 per MWh. Capacity payments have subsequently risen slightly, to Ar$12.

Additionally, the freezing of prices paid by distributors caused a difference with the real generation costs, resulting in various types of special agreements aimed at recovering costs, in accordance with regulations in force.

It was within this context that the government announced in 2012 its plan to replace the current regulatory framework with one based on an average cost scheme.

Resolution 95/2013 was published in March 2013, significantly changing the system for generators’ remunerations and setting new prices for capacity depending on the type of technology and availability. It also established new remuneration values for non-fuel variable costs and included additional fee for energy generated.

In May 2013, the Combined Group’s generating companies (Central Costanera S.A. and Hidroeléctrica El Chocón S.A.) accepted the terms of Resolution SE 95/2013.

This resolution marked the end of marginal pricing as a payment system in the Argentine power generation market and established, instead, payment by type of technology and size of plant. For each case, it recognizes fixed costs (determined on the basis of fulfilment of availability) and variable costs, plus an additional fee (the two parts are determined on the basis of the energy generated). Part of the additional fee will be placed in a trust for future investments.

In principle, commercial management and fuel dispatch will be in the hands of CAMMESA; Terminal Market agreements cannot be extended or renewed, and large users, once their respective contracts are up, must purchase their supply from CAMMESA. However, the Energy Secretary, in Note SE 1807/13, gave generators the opportunity to express their intention to continue handling collections for their entire contract portfolio, thus ensuring a certain amount of cash flow and a continuing relationship with the customer.

It is also important to mention that Central Costanera S.A. has availability contracts signed in 2012 that are still in effect, as well as combined cycle contracts (until 2015) and steam generation contracts (until 2019) that will enable the company to implement a plan for investing in the Central Costanera S.A. plant generation units in order to optimize the reliability and availability of that plant. The contracts also include payment of the commitments under the Long-Term Service Agreement (LTSA) for the plant’s combined cycles.

Through Resolution 529/2014, the Energy Secretary updated generators’ fee, which had been in effect since they were set in February 2013 under Resolution 95/2013. The new resolution increased recognition of fixed costs for combined cycle and large hydroelectric plants by 25%; and adjusted variable costs by 41% for thermal plants and 25% for hydroelectric plants. A new variable fee was set for biodiesel-fired plants. The additional fee increased 25% for thermal plants, and a new charge of Ar$21/MWh was set for one-time maintenance for combined cycle and Ar$24/MWh for other thermal generation plants. The resolution is retroactive to February 2014.

Through Resolution 482/2015, Energy Secretary updated generators’ fee, which had been in effect since they were set in February 2014 under Resolution 529/2014. The new resolution increased recognition of fixed costs for combined cycle and large hydroelectric plants by 28%, and 64% for mid-size hydroelectric plants. The variable costs were adjusted by 23%, hydroelectric plants are exempted of variable electric transmission payments and has been implemented a new incentive scheme for generation and operating effectiveness for thermal plants. The additional fee increased by 26% for thermal plants and 10% for mid-size hydroelectric plants. For non-recurring maintenance was increased by 17% and the same concept is created for hydroelectric plants in Ar$8/MWh. Finally, a new charge of Ar$15.8/MWh for thermal plants and Ar$6.3/MWh for hydroelectric plants was set for investments funding, which will be effective from February 2015 to December 2018 only for those generators participating in the projects. The new generation will have an additional fee equivalent to 50% of the direct additional fee based on technology for a 10-years period. The resolution is retroactive to February 2015.

Brazil

Legislation in Brazil allows the participation of private capital in the electricity sector, upholds free competition among companies in electricity generation, and defines criteria to avoid certain levels of economic concentration and/or market practices that may cause a decline in free competition.

Based on the contract requirements as stated by distribution companies, the Ministry of Energy has been involved in planning the expansion of the electricity system, setting capacity quotas by type of technology on the one hand and, on the other, promoting separate tender processes thermal, hydroelectric, or renewable energies, or directly holding tender processes for specific projects. The operation is being coordinated in a centralized fashion in which one independent operator coordinates centralized load dispatch based on variable production costs and seeks to guarantee to meet demand at the minimum cost for the system. The price at which transactions take place on the spot market is called the Difference Liquidation Price (Precio de Liquidación de las Diferencias, PLD), which takes into account the players’ aversion to risk.

Generation companies sell their energy on the regulated or unregulated market through contracts, and they trade their surpluses or deficits on the spot market. The free market is aimed at large users, with a limit of 3,000 kW or 500 kW if they purchase energy produced with renewable resources.

In the unregulated market, suppliers and their clients directly negotiate energy purchase conditions; whereas in the regulated market, where distribution companies operate, energy purchases must go through a tender process coordinated by the National Electricity Agency (ANEEL). Accordingly, the regulated purchase price used in the determination of tariffs to end users is based on average prices of open bids, and there are separate bidding processes for existing and new energy. Bidding processes for new energy contemplate long-term generation contracts in which new generation projects must cover the growth of demand foreseen by distributors. The open bid for existing energy considers shorter contractual terms and seeks to cover the distributors’ contractual needs arising from the expiry of prior contracts. Each bidding process is coordinated centrally. Authorities set maximum prices and, as a result, contracts are signed where all distributors participating in the process buy pro rata from each offering generator.

On November 25, 2014, the ANEEL approved the new PLD limits for 2015. The maximum limits decreased from R$823 to R$388/MWh and the minimum increased from R$16 to R$30/MWh. The decision was the result of extensive debate, which began with Public Consultation number 09/2014 and later with Public Hearing number 54/2014.

The main effect of the new limit is to reduce the financial impact for distributors of potential future risks when contracting energy in the spot market, as in 2014 the spot price was at its maximum for much of the year. The new maximum price also mitigates the risk of unrecoverable economic and financial losses for generators, when production is below contract values. However, the possibility of selling excess energy at higher prices decreases. Currently generators can divide their excess energy across the months of the year, to boost their revenues by allocating more energy to those months where higher prices are expected, as the ceiling is lower.

Annually the ANEEL ratifies by resolution the minimum and maximum limits of PLD, so that by 2016 the maximum and minimum PLD are fixed at R$422.56/MWh and R$30.25/MWh, respectively. These PLD limits incorporate the estimation of Itaipú mega hydro costs, which will be in 2016 of US$25.78/kW.

These regulatory mechanisms ensure the creation of regulatory assets, whose rate adjustment for deficits in 2014, took place in the tariff adjustments starting in 2015 (March for Ampla Energía E Serviços S.A. (Ampla) and April for Compañía Energética Do Ceará S.A. (Coelce), subsidiaries of our associate Enel Brasil S.A.). This mechanism has existed since 2001, and is called the Compensation Clearing Account - Part A (Cuenta de Compensación de Valores – Parte A, “CVA”). They aimed to maintain consistent operating margins for the dealer by allowing tariff revenue due to the costs of Parcel A.

Compensation Clearing Account (“CVA” for its acronym in Portuguese) helps maintain stability in the market and enables the creation of deferred costs, which is compensated through tariff adjustments based on the fees necessary to compensate for deficits from the previous year.

In December 2014 an addendum was signed to the concession contract for distributors in Brazil (including Ampla y Coelce), which allows these regulatory assets (CVA’s and others) to be included in indemnizable assets at the end of the concession, and if this is not possible over time, it allows compensation through tariffs. Therefore, the recognition for these regulatory assets/liabilities is allowed under IFRS.

In 2014 Brazil continued to face a drought. In November, the system has reached the maximum of the energy rationing risk. The average reservoir levels were 1% below the lowest rationing. However, the Government affirms no risk of supply.

To cover the extra cost of energy, the government has created the ACR account through bank loans to be paid off within two years using funds from tariffs. Until December 31, 2014 distributors used an amount of approximately 18 billion Reals of the ACR, however, it was not enough to cover the deficit. In March 2015 a new loan to the ACR account was approved to cover the deficit of November and December 2014. An extension of the deadline for payment of all loans also was approved; now they have to be paid in 54 months after November 2015.

Depending on the mismatches between costs incorporated in the tariffs and the actual distribution costs, and intensified by the implicit costs of drought, ANEEL, in January 2015, began to implement a system (known as “Tariff Flags”) of additional monthly charge to consumers’ tariff, as long as the marginal cost of the system reaches levels above the regulatory standard. The aim of the regulator is to give the consumer an economic signal of the subsequent month’ generation cost, and indicate to the distributor the anticipation of the amount (right) that would only be received with the application of the next tariff.

Colombia

The Public Utility Law (Ley de Servicios Públicos Domiciliarios, Law No. 142) and the Electricity Law (Ley Eléctrica, Law No. 143) were passed in 1994 establishing the new framework ordered by the Constitution. These laws set out the general criteria and policies that are to govern public utility service provision in the country, as well as the procedures and mechanisms for regulating, monitoring and overseeing them.

The Electricity Law puts the constitutional focus into practice, regulating the generation, transmission, distribution and sale of electricity, creating the market and competitive environment, strengthening the industry and setting the boundaries for government intervention. Taking into account the nature of each activity or business, general guidelines were established for developing the regulatory framework, creating and implementing the rules that would allow for free competition in the power generation and sales industries, while the directives for the transmission and distribution industries were geared toward treating these activities as monopolies while seeking out competitive conditions wherever possible.

The main institution in the electricity sector is the Mining and Energy Ministry, whose Mining Energy Planning Unit (Unidad de Planeación Minero Energética, UPME) draws up the National Energy Plan and the Generation and Transmission Expansion Plan. The Energy and Gas Regulatory Commission (Comisión de Regulación de Energía y Gas, CREG) and the Public Service Superintendency (Superintendencia de Servicios Públicos, SSPD) regulate and oversee, respectively, the companies in the industry, and the Superintendency of Industry and Commerce is the national authority for free trade protection issues.

The electricity industry operates on the basis of electricity-selling companies and the large consumers being able to buy and sell energy through bilateral contracts or on a short-term energy exchange market, called the energy exchange, which operates freely according to supply and demand conditions. In addition, long-term auctions of Firm Energy within a Reliable Charge scheme are carried out to promote the expansion of the system. The market is operated and administered by XM, which is in charge of the National Dispatch Centre (Centro Nacional de Despacho, CND), and the Commercial Interchange System Manager (Administrador del Sistema de Intercambios Comerciales, ASIC).

Peru

The Electricity Concessions Law and its regulations, the Law to Ensure Efficient Development of Electricity Generation (Law No. 28,832), the Electricity Industry Antimonopoly and Oligopoly Law, the Technical Standard for Electricity Service Quality, the Environmental Protection Regulations for Electricity Activities, the Law Creating the Energy and Mining Investment Supervisory Agency (Osinergmin) and its regulations, and the Regulations for Unregulated Electricity Users and Decree Law No. 1221 which improves the regulation of the distribution of electricity to promote access to electricity in Peru, all comprise the main legislation in the regulatory framework for doing business in the power industry in Peru.

Law No. 28,832, whose purpose is to ensure enough efficient power generation to reduce the risk of price volatility and rationing, promotes the establishment of market prices based on competition, planning and ensuring a mechanism that guarantees expansion of the transmission grid, and also allows Large Unregulated Users and Distributors to participate in the short-term market. Accordingly, the law promotes tender processes for long-term power supply contracts at firm prices in order to encourage investment in efficient generation and contracts with distribution companies. Distribution companies must begin the tender processes at least three years ahead of time in order to keep Regulated Users’ demand covered.

Expansion in transmission must be planned through a binding Transmission Plan drawn up by the COES SINAC and approved first by the Osinergmin and then by the Energy and Mining Ministry. There are two types of systems: a) the Guaranteed Transmission System, which is paid for by the demand; and b) the Complementary Transmission System, which is financed jointly by the generation companies and by the demand.

The purpose of the COES SINAC is to coordinate operations at the lowest possible cost while ensuring a reliable system and the best use of energy resources, to plan transmission and to manage the short-term market. It is made up of generation, transmission and distribution companies and Large Unregulated Users (those with demand of 10 MW or higher) who belong to the National Interconnected Grid (Sistema Eléctrico Interconectado Nacional).

Generation companies may sell their power to: (i) Distribution companies through tender contracts or regulated bilateral contracts; (ii) Unregulated clients; and (iii) the spot market, where surplus energy is traded among generation companies. Generation companies are also paid for the firm capacity they contribute to the system regardless of their dispatch.

Peru’s spot price, given the definition of its ideal marginal cost, does not necessarily reflect the costs in the system, as it does not consider the current shortages in the natural gas and electricity transport system. Furthermore, it sets a ceiling price for the market. This was established in an emergency regulation in 2008 (Emergency Decree 049 of 2008) that will remain in effect at least until the end of 2016.

Legislative Decree No. 1221, published on September 24, 2015, amends certain aspects of the current framework, among others:

•	In tariff distribution, VAD (Value Added Distribution) and the Internal Rate of Return (IRR) calculation will be made individually for each distribution company with more than 50,000 customers.

•	The Energy and Mining Ministry will define a Technical Responsibility Zone (ZRT) for each distributor, taking into consideration the environment of the regions where they operate (near to concession zones). The works conducted at the ZRT shall be approved by the Distributor, and it will have priority to conduct them or might be subsequently transferred to them. A VAD will be recognized for investment and audited actual costs (with an upper threshold).

•	Add to the VAD a charge for Technological Innovation and/or Energy Efficiency in Distribution.

•	Add an adjustment factor to the VAD that encourages service quality in distribution.

•	Establishes an obligation to the Distributors to assure their regulated demand for 24 months.

•	Establishes an obligation to the Distributor for electric works for urban housing or return the contribution once housing has reached 40%.

•	Regarding the concessions, it limits to 30 years those granted through bidding processes, it establish a requirement for a favorable report of basin management for hydroelectric generation, and the granting and expiration of concessions shall be ruled through Ministry Resolution.

•	Establish conditions for distributed generation of non-conventional renewable energy and co-generation that allows them to inject the surpluses to the distribution system without affecting the operational assurance.

It is expected that regulations of this Legislative Decree will be effected during the first months of 2016, for further implementation.

Non-conventional renewable energy

•	In Brazil, the ANEEL holds auctions by technology considering the expansion plan set by the EPE, the planning agency, so that the target amount set for non-conventional renewable energy capacity is met.

•

In Colombia, Law No. 697 was issued in 2001 by the Program for the Rational and Efficient Use of Energy and Other Forms of Non-Conventional Energy (Programa de Uso Racional y Eficiente de la Energía y demás formas de Energías No Convencionales—PROURE). Subsequently, indicative targets were defined for NCRE of 3.5% for 2015 and 6.5% for 2020. Law No. 1715 was enacted in 2014, which created a legal framework for the development of non-conventional renewable energy, in which guidelines for declarations of public interest, as well as tax, tariff and accounting incentives were established. As part of the implementation, the Ministry of Mines and Energy enacted Decree 2469 in 2014, establishing the guidelines for energy policy on supply of self-generation surpluses. Likewise, the Energy and Gas Regulatory Commission (CREG) issued Resolution 24/2015 regulating high-scale self-generation activity, and the Mining Energy Planning Unit (UPME) published resolution 281/2015, establishing the limit for low-scale (equal to 1MW) self-generation. Additionally, the CREG issued Resolution 11/2015 encouraging demand response mechanisms. In 2015 the CREG issued Resolution 138 that amends the remuneration scheme for confidence charged for minor plants. This new regulation establishes that such plants will belong to the centralized scheme of the charge and will declare ENFICC in order to obtain OEF assignments. If the difference between actual and programmed generation in those plants is lower than +/- 5%, they could keep the current remuneration scheme. The Ministry of Mines and Energy issued in 2015 Decree 1623 that establish guidelines on zone expansion policies and Decree 2143 in 2015 that provides guidelines for the implementation of fiscal and tax incentives established in Law No. 1715.

•	In Peru, a target of 5% has been set as the NCRE’s share in the country’s energy system. It is a nonbinding target and the regulatory agency, the Osinergmin, holds differential auctions by technology to help reach the goal.

•	In Argentina, on September 23, 2015, the House of Representatives approved the new law for Renewable Energy in Argentina, replacing the current Law No. 26,190. The new regulation postpones to December 31, 2017 the goal to reach an 8% share in the national demand of energy with renewable sources for generation and establishes as a second goal to reach a 20% share in 2025 establishing mid-objectives of 12%, 16% and 18% for the end of years 2019, 2021 and 2023. The enacted Law creates a Fiduciary Fund (“FODER”) to finance works, grants tax benefits to renewable energy projects and establishes exemptions for specific taxes, national, provincial and municipality royalties until December 31, 2025. The customers categorized as Large Users (> 300 kW) shall comply on an individual basis with the renewable share goals, establishing that the price of the contracts shall not exceed 113 US$/MWh, and setting sanctions to those not fulfilling the goals.

Limits on integration and concentration

In general, all of the countries have legislation in effect that defends free competition and, together with specific regulations that apply to the electricity market, defines criteria to avoid certain levels of economic concentration and/or abusive market practices.

In principle, the regulators allow the participation of companies in different activities (e.g. generation, distribution, and commercialization) as long as there is an adequate separation of each activity, for both accounting and company purposes. Nevertheless, most of the restrictions imposed involve the transmission sector mainly due to its nature and to the need to guarantee adequate access to all agents. In Argentina and Colombia there are specific restrictions if generation or distribution companies want to become majority shareholders in transmission companies.

Regarding concentration in a specific sector, in Argentina, there are no specific limits that affect the vertical or horizontal integration of a company. In Peru, integrations are subject to authorization. In Colombia, no company may have a direct or indirect market share of over 25% in electricity sale activities, although two criteria have been established for generating activity. One of these relates to participation limits depending on market concentration (HHI) and the size of the players according to their Firm Energy, and the other relates to pivotality conditions in the market depending on the availability of resources to meet system demand. In addition, Colombian companies created after the Public Service Law was enacted in 1994 can only engage in activities that complement generation/sales and distribution/sales. Finally, in Brazil, with the changes taking place in the power industry under Law No. 10,848/2004 and Decree 5,163/2004, the ANEEL gradually perfected regulations, eliminating concentration limits as no longer compatible with the prevailing regulatory environment. However, regulatory approval is required for consolidations or mergers to take place between players operating within the same business segment.

Market for unregulated customers

In all of the countries where the Combined Group operates, distributing companies can supply their customers under regulated or freely agreed conditions. The supply limitations imposed on the unregulated market are as follows:

Country	kW threshold
Argentina	> 30 kW
Brazil	> 3,000 kW or > 500 kW (1)
Colombia	> 100 kW or 55 MWh-month
Peru	> 200 kW (2)

(1)	The >500 kW limit applies if energy is purchased from renewable sources, for which the government provides incentives through a discount on tolls.
(2)	In April 2009, it was established that clients between 200 kW and 2,500 kW could choose between the regulated and unregulated markets. Those using over 2,500 kW are required to be unregulated customers.

5.	CASH AND CASH EQUIVALENTS

a)	The detail of cash and cash equivalents as of December 31, 2015 and 2014:

	Balance as of
Cash and cash equivalents	12-31-2015 ThCh$	12-31-2014 ThCh$
Cash balances	15,847	23,111
Bank balances	50,477,462	118,036,459
Time deposits	32,532,291	165,339,077
Other fixed-income instruments	29,287,530	15,043,583
Total	112,313,130	298,442,230

Time deposits included in cash and cash equivalents represent interest-bearing time deposits with original maturity of less than or equal to 90 days. Other fixed-income investments are mainly comprised of repurchase agreements with original maturities of less than or equal to 90 days. There is no significant available cash held by the Combined Group that is restricted.

b)	The detail of cash and cash equivalents by currency is as follows:

	Balance as of
Currency	12-31-2015 ThCh$	12-31-2014 ThCh$
Chilean peso	13,216,917	12,398,834
Argentine peso	11,915,499	12,479,893
Colombian peso	66,829,796	224,221,908
Peruvian sol	16,162,750	27,175,201
U.S. dollar	4,188,168	22,166,394
Total	112,313,130	298,442,230

6.	OTHER FINANCIAL ASSETS

The detail of other financial assets as of December 31, 2015 and 2014 is as follows:

Other Financial Assets	Balance as of
	12-31-2015	12-31-2014	12-31-2015	12-31-2014
	ThCh$	ThCh$	ThCh$	ThCh$
	Current		Non-current
Available-for-sale financial investments - non-quoted equity securities or with limited liquidity	—	—	612,676	1,200,787
Financial assets held to maturity (**)	2,728,706	19,747,428	—	—
Hedging derivatives (*)	264,010	712,883	13,305	16,166
Non-hedging derivatives (*)	2,649,187	2,924,888	—	—
Total	5,641,903	23,385,199	625,981	1,216,953

(*)	See Note 18.2.

(**)	The amounts included in “financial assets held to maturity” and “financial assets at fair value through profit or loss” correspond mainly to time deposits and other highly liquid investments that are readily convertible to cash and subject to a low risk of changes in value, but that do not meet the definition of cash equivalent as defined in Note 3.f.2 (e.g. with maturity over 90 days from time of investment).

7.	TRADE AND OTHER RECEIVABLES

a)	The detail of trade and other receivables as of December 31, 2015 and 2014 is as follows:

Trade and Other Receivables, Gross	Balance as of
	12-31-2015		12-31-2014
	Current ThCh$	Non-current ThCh$	Current ThCh$	Non-current ThCh$
Trade and other receivables, gross	206,220,809	230,824,700	118,610,475	141,216,512
Trade receivables, gross	187,570,252	227,118,907	114,159,619	136,744,799
Other receivables, gross (*)	18,650,557	3,705,793	4,450,856	4,471,713

Trade and Other Receivables, Net	Balance as of
	12-31-2015		12-31-2014
	Current ThCh$	Non-current ThCh$	Current ThCh$	Non-current ThCh$
Trade and other receivables, net	199,139,964	230,824,700	116,156,318	141,216,512
Trade and other receivables, net	181,830,266	227,118,907	113,015,897	136,744,799
Other receivables, net (*)	17,309,698	3,705,793	3,140,421	4,471,713

(*)	Includes mainly as of December 31, 2015 accounts receivable from personnel for ThCh$ 2,940,901 (ThCh$ 3,077,508 as of December 31, 2014), accounts receivable from FONINVEMEM (Fondo para Inversiones Necesarias que Permitan Incrementar la Oferta de Energía Eléctrica en el Mercado Eléctrico Mayorista), Argentina for ThCh$ 2,222,123 (ThCh$ 2,370,563 as of December 31, 2014) and compensation for claim for ThCh$ 9,601,595 (ThCh$ 0 as of December 31, 2014).

There are no significant trade and other receivables balances held by the Combined Group that are not available for its use.

The balances in this account do not generally accrue interest.

The Combined Group does not have customers for which it has sales representing 10% or more of its total combined revenues in the years ended December 31, 2015, 2014 and 2013.

Refer to Note 8.1 for detailed information on amounts, terms and conditions associated with accounts receivable from related parties.

b)	As of December 31, 2015 and 2014 the balance of unimpaired past due trade receivables is as follows:

Trade Receivables Past Due But Not Impaired	Balance as of
	12-31-2015	12-31-2014
	ThCh$	ThCh$
Less than three months	16,829,599	5,708,854
Between three and six months	10,926,081	185,872
Between six and twelve months	4,342,453	1,499,267
Total	32,098,133	7,393,993

c)	The reconciliation of changes in the allowance for impairment of trade receivables is as follows:

Trade Receivables Past Due and Impaired	Current and Non-current ThCh$
Balance as of January 1, 2013	1,971,558
Increases (decreases) for the year (*)	(76,227)
Amounts written off	(29,396)
Foreign currency translation differences	(43,032)
Balance as of January 1, 2014	1,822,903
Increases (decreases) for the year	869,239
Amounts written off	(163,973)
Foreign currency translation differences	(74,012)
Balance as of December 31, 2014	2,454,157
Increases (decreases) for the year (*)	4,781,326
Amounts written off	(3,566)
Foreign currency translation differences	(151,072)
Balance as of December 31, 2015	7,080,845

(*)	See Note 26

Write-offs of a bad debt

Past-due debt is written off once all collection measures and legal proceedings have been exhausted and the debtors’ insolvency has been demonstrated. In our power generation business, this process normally takes at least one year of procedures for the few cases that arise in each country.

d)	Additional information:

•	Additional statistical information required under Official Bulletin 715 of the Superintendencia de Valores y Seguros (Chilean Superintendency of Securities and Insurance) of February 3, 2012, XBRL Taxonomy: see Appendix 5.

•	Complementary information on trade receivables: see Appendix 5.1.

8.	BALANCES AND TRANSACTIONS WITH RELATED PARTIES

Related party transactions are performed at current market conditions.

Transactions between entities with Combined Group have been eliminated on combination and are not itemized in this note.

As of the date of these financial statements, no guarantees have been granted or received nor has any allowance for bad or doubtful accounts been recognized with respect to receivable balances for related party transactions.

The controlling shareholder of the Combined Group is the chilean corporation Enersis Américas S.A. (see Notes 1 and 35).

8.1    Balances and transactions with related parties

The balances of accounts receivable and payables between the Combined Group and its non-combined related parties are as follows:

a)	Receivables from related parties:

							Current balance as of
Taxpayer ID No. (RUT)	Company	Description of Transaction	Term of transaction	Relationship	Currency	Country	12-31-2015 ThCh$	12-31-2014 ThCh$
Foreign	Comercializadora de Energía del Mercosur S.A.	Energy sales	Less than 90 days	Associate	Ar$	Argentina	48,059	—
Foreign	Comercializadora de Energía del Mercosur S.A.	Other services	Less than 90 days	Associate	Ar$	Argentina	388,562	—
Foreign	Companhía Interconexao Energética S.A.	Toll	Less than 90 days	Common control	Ar$	Brazil	6,332,377	7,467,263
Foreign	Compañía Distribuidora y Comercializadora de Energía S.A.	Energy sales	Less than 90 days	Common control	CP	Colombia	5,961,596	7,529,800
Foreign	Compañía Distribuidora y Comercializadora de Energía S.A.	Other services	Less than 90 days	Common control	CP	Colombia	41,279	27,827
Foreign	Empresa de Energía de Piura S.A.	Other services	Less than 90 days	Common control	Sol	Peru	667,296	345,893
Foreign	Endesa España, S.A.	Other services	Less than 90 days	Common control	Ch$	Spain	13,077	—
Foreign	Empresa de Distribución Eléctrica de Lima Norte S.A.A.	Energy sales	Less than 90 days	Common control	Sol	Peru	7,365,419	5,507,890
Foreign	Empresa de Distribución Eléctrica de Lima Norte S.A.A.	Other services	Less than 90 days	Common control	Sol	Peru	483,357	653,237
Foreign	Empresa de Distribución Eléctrica de Lima Norte S.A.A.	Toll	Less than 90 days	Common control	Sol	Peru	1,727,918	926,965
Foreign	Empresa Distribuidora Sur S.A.	Current account	Less than 90 days	Common control	Ar$	Argentina	4,319	3,415
Foreign	Empresa de Energía de Cundinamarca S.A.	Energy sales	Less than 90 days	Common control	CP	Colombia	312,398	260,417
94.271.000-3	Enersis Américas S.A.	Other services	Less than 90 days	Parent	CP	Chile	5,405	—
Foreign	Generalima S.A.	Other services	Less than 90 days	Common control	Ch$	Peru	233,131	3,176,838
Foreign	Distrilec Inversora S.A.	Dividends	Less than 90 days	Associate	US$	Argentina	4,711	6,158
Foreign	Endesa Generación S.A.	Other services	Less than 90 days	Common control	Ch$	Spain	36,067	36,067
Foreign	Central Dock Sud S.A.	Other services	Less than 90 days	Common control	Ch$	Argentina	2,701	—
Foreign	Endesa Energía S.A.	Other services	Less than 90 days	Common control	Ch$	Spain	493	—
Foreign	Enel Brasil S.A.	Dividends	Less than 90 days	Associate	Ch$	Brazil	12,352,007	—
Foreign	Compania Energetica Veracruz S.A.C.	Other services	Less than 90 days	Common control	Ch$	Peru	586,709	—
Foreign	Endesa Cemsa S.A.	Other services	Less than 90 days	Parent	Ar$	Argentina	—	180,967
Foreign	Enel Italia Servizi SRL	Other services	Less than 90 days	Parent	Ch$	Italy	8,144	—
Foreign	Enel S.p.A	Other services	Less than 90 days	Parent	Ch$	Italy	86,545	—
Foreign	Enel Green Power Colombia	Other services	Less than 90 days	Common control	CP	Colombia	978,186	—
Foreign	Enel Trade S.p.A	Other services	Less than 90 days	Common control	Ch$	Italy	—	3,256
	Total						37,639,756	26,125,993

As of December 31, 2015 and 2014 the Combined Group did not have non-current receivables from related parties.

b)	Accounts payable to related parties:

							Current balance as of
Taxpayer ID No. (RUT)	Company	Description of Transaction	Term of transaction	Relationship	Currency	Country	12-31-2015 ThCh$	12-31-2014 ThCh$
Foreign	Comercializadora de Energía del Mercosur S.A.	Other services	Less than 90 days	Associate	Ar$	Argentina	1,080,723	—
Foreign	Compañía Distribuidora y Comercializadora de Energía S.A.	Energy purchases	Less than 90 days	Common control	CP	Colombia	2,042,192	2,088,174
Foreign	Compañía Distribuidora y Comercializadora de Energía S.A.	Other services	Less than 90 days	Common control	CP	Colombia	20,849	59,568
Foreign	Compañía de Transmisión del Mercosur S.A.	Toll	Less than 90 days	Common control	Ar$	Argentina	6,332,377	7,467,263
Foreign	Empresa de Energía de Piura S.A.	Other services	Less than 90 days	Common control	Sol	Peru	116,583	—
Foreign	Empresa de Energía de Piura S.A.	Toll	Less than 90 days	Common control	Sol	Peru	180,583	207,716
Foreign	Empresa de Distribución Eléctrica de Lima Norte S.A.A.	Other services	Less than 90 days	Common control	Sol	Peru	1,872,451	478,950
Foreign	Empresa de Distribución Eléctrica de Lima Norte S.A.A.	Toll	Less than 90 days	Common control	Sol	Peru	—	35,678
Foreign	Empresa Distribuidora Sur S.A.	Current account	Less than 90 days	Common control	Ar$	Argentina	92,557	176,620
Foreign	Empresa de Energía de Cundinamarca S.A.	Energy purchases	Less than 90 days	Common control	CP	Colombia	139,578	127,568
94.271.000-3	Enersis Américas S.A.	Other services	Less than 90 days	Parent	Ch$	Chile	15,474	—
94.271.000-3	Enersis Américas S.A.	Dividends	Less than 90 days	Parent	Ch$	Chile	33,429,695	100,176,789
94.271.000-3	Enersis Américas S.A.	Other services	Less than 90 days	Parent	CP	Chile	29,618	54,845
96.770.940-9	Compañía Eléctrica Tarapacá S.A.	Other services	Less than 90 days	Common control	Ch$	Chile	3,728	2,929
Foreign	Endesa Cemsa S.A.	Other services	Less than 90 days	Associate	Ar$	Chile	—	1,815,583
Foreign	Enel Iberoamérica SRL	Other services	Less than 90 days	Parent	CP	Spain	47,378	7,961
Foreign	Enel Iberoamérica SRL	Other services	Less than 90 days	Parent	Ar$	Spain	156,297	20,444
Foreign	Enel Iberoamérica SRL	Other services	Less than 90 days	Parent	Eur	Spain	101,004	209,132
Foreign	Enel Produzione S.p.A.	Other services	Less than 90 days	Common control	CP	Italy	184,373	—
Foreign	Enel Ingegneria & Ricerca	Other services	Less than 90 days	Common control	Ch$	Italy	—	131,556
Foreign	Enel Ingegneria e Innovazione	Other services	Less than 90 days	Common control	Ch$	Chile	1,036,323	—
Foreign	Endesa España S.A.	Other services	Less than 90 days	Common control	Ch$	Spain	23,918	—
Foreign	Enel Latinoamercia	Other services	Less than 90 days	Parent	CP	Spain	40,920	—
Foreign	Enel S.p.A	Other services	Less than 90 days	Parent	Eur	Chile	9,039	—
Foreign	Enel S.p.A	Other services	Less than 90 days	Parent	Eur	Chile	1,172,589	—
	Total						48,128,249	113,060,776

As of December 31, 2015 and 2014 the Combined Group did not have non-current payables to related parties.

c)	Significant transactions and effects on income/expenses:

Transactions with related parties that are not consolidated and their effects on profit or loss are as follows:

					For the years ended
Taxpayer ID No. (RUT)	Company	Relationship	Description of Transaction	Country	12-31-2015	12-31-2014	12-31-2013
					ThCh$	ThCh$	ThCh$
94.271.000-3	Enersis Américas	Parent	Services received	Chile	(378,867)	(349,920)	(294,789)
Foreign	Empresa Distribuidora Sur S.A.	Common control	Services received	Argentina	(1,281,486)	(118,566)	(35,012)
Foreign	Empresa Distribuidora Sur S.A.	Common control	Energy sale	Argentina	15,903	17,099	—
Foreign	Compañía Distribuidora y Comercializadora de Energía S.A.	Common control	Energy sale	Colombia	69,490,689	106,451,872	155,432,080
Foreign	Compañía Distribuidora y Comercializadora de Energía S.A.	Common control	Energy purchase	Colombia	(838,185)	(1,015,099)	(25,482)
Foreign	Compañía Distribuidora y Comercializadora de Energía S.A.	Common control	Services provided	Colombia	97,342	112,364	102,046
Foreign	Compañía Distribuidora y Comercializadora de Energía S.A.	Common control	Services received	Colombia	(142,605)	(147,705)	(156,355)
Foreign	Compañía Distribuidora y Comercializadora de Energía S.A.	Common control	Loans	Colombia	(12,947)	—	—
Foreign	Compañía Distribuidora y Comercializadora de Energía S.A.	Common control	Electricity tolls	Colombia	(24,597,268)	(26,321,732)	(24,036,652)
Foreign	Empresa de Distribución Eléctrica de Lima Norte S.A.A.	Common control	Energy sale	Peru	71,454,196	63,798,914	82,950,522
Foreign	Empresa de Distribución Eléctrica de Lima Norte S.A.A.	Common control	Electricity tolls	Peru	16,442,636	(141,495)	(122,031)
Foreign	Empresa de Distribución Eléctrica de Lima Norte S.A.A.	Common control	Services provided	Peru	(523,969)	11,966,790	141,190
Foreign	Empresa de Energía de Piura S.A.	Common control	Energy sale	Peru	320,120	67,108	856,559
Foreign	Empresa de Energía de Piura S.A.	Common control	Energy purchase	Peru	(2,337,992)	(2,879,068)	(141,984)
Foreign	Empresa de Energía de Piura S.A.	Common control	Services provided	Peru	608,437	255,582	137,866
Foreign	Empresa de Energía de Piura S.A.	Common control	Services received	Peru	(192)	—	(726,425)
Foreign	Generalima S.A.	Common control	Services provided	Peru	151,907	3,126,444	1,826,218
Foreign	Empresa de Energía de Cundinamarca S.A.	Common control	Electricity tolls	Colombia	(1,076,426)	(1,055,225)	(883,691)
Foreign	Empresa de Energía de Cundinamarca S.A.	Common control	Energy sale	Colombia	4,239,620	3,230,442	9,145,949
Foreign	Compañía de Transmisión del Mercosur S.A.	Common control	Electricity tolls	Argentina	(811,173)	(805,099)	(1,036,437)
Foreign	Companhía Interconexao Energética S.A.	Common control	Electricity tolls	Brazil	811,173	805,099	1,036,437
Foreign	Enel Iberoamérica SRL	Common control	Services received	Spain	(178,686)	(134,627)	—
Foreign	Central Dock Sud S.A.	Common control	Services provided	Argentina	3,383	2,442	3,091
96.770.940-9	Compañía Eléctrica Tarapacá S.A.	Common control	Services received	Chile	—	(10,930)	(1,870)
Foreign	Enel Trade S.p.A	Common control	Services provided	Italy	—	3,222	—
Foreign	Endesa Cemsa S.A.	Associate	Services received	Argentina	(513,303)	(525,601)	(586,483)
Foreign	Enel Energy Europe S.L.	Common control	Services received	Spain	—	—	(113,054)
91.081.000-6	Empresa nacional de Energía	Common control	Loans	Argentina	—	—	(293,256)
New Co	Endesa Américas S.A.	Parent	Services received	Chile	—	—	(8,687)
Foreign	Empresa Distribuidora Sur S.A.	Common control	Services provided	Argentina	—	—	20,319
Foreign	Enel Ingegneria e Innovazione	Common control	Services received	Chile	(855,604)	(168,527)	(243,953)
Foreign	Empresa de Energía de Piura S.A.	Common control	Loans	Peru	(27,502)	—	—
Foreign	Endesa Energía S.A.	Common control	Services received	Spain	(6,358)	—	—
Foreign	Endesa España S.A.	Common control	Services received	Spain	(74,767)	—	—
Foreign	Compania Energetica Veracruz S.A.C.	Common control	Services provided	Peru	1,058,037	—	—
Foreign	Enel Produzione S.p.A.	Common control	Services received	Italy	(196,492)	—	—
Foreign	Enel Latinoamercia	Parent	Services received	Spain	(89,075)	—	—
Foreign	Enel S.p.A	Parent	Services provided	Italy	(1,166,150)	—	—
Foreign	Inversiones Distrilima	Common control	Loans	Peru	(1,747)	—	—
	Total				129,582,649	156,163,784	222,946,116

Transfers of short-term funds between related parties are treated as current accounts changes, with variable interest rates based on market conditions used for the monthly balance. The resulting amounts receivable or payable are usually at 30 day terms, with automatic rollover for the same periods and amortization in line with cash flows.

8.2    Key management personnel

At Extraordinary Shareholders’ Meeting held on December 18, 2015, the by-laws of Endesa Américas were approved, which, as of its effectiveness, shall be subject, in an anticipated and voluntarily manner, to the rules set forth in Article 50 Bis of the Chilean Companies Law related to the election of independent directors and the creation of the Directors’ Committee. Pursuant to the above, an interim Board of Directors Endesa Américas was appointed in accordance with Article 50 bis and its remuneration was determined, appointing Mrs. María Loreto Silva R., Mr. Eduardo Novoa C. and Mr. Hernan Cheyre V. as independent directors, and Messrs. Enrico Viale, Ignacio Mateo Montoya, Francesco Buresti, Vittorio Vagliasindi, Mauro Di Carlo and Mrs. Francesca Gostinelli as non-independent directors. The key management personnel shall be appointed by the Board of Directors. (See Note 35.3)

9.	INVENTORIES

As of December 31, 2015 and 2014, this caption is composed of the following:

Classes of Inventories	Balance as of
	12-31-2015 ThCh$	12-31-2014 ThCh$
Supplies for Production	9,664,440	14,197,499
Oil	7,206,261	9,852,369
Coal	2,458,179	4,345,130
Supplies for projects and spare parts	16,262,452	14,702,438

Total	25,926,892	28,899,937

For the year ended December 31, 2015, the amount for raw materials and consumables recognized as fuel consumption was ThCh$ 140,545,782 (ThCh$ 100,755,311 and ThCh$ 96,236,839 for the years ended December 31, 2014 and 2013, respectively). See Note 24.

As of December 31, 2015 and 2014, there are no inventories pledged as collateral to hedge any liability.

As of December 31, 2015 and 2014, no inventories have been written down due to obsolescence.

10.	CURRENT TAX RECEIVABLES AND PAYABLES

The detail of current tax receivables as of December 31, 2015 and 2014 is as follows:

Tax Receivables	Balance as of
	12-31-2015 ThCh$	12-31-2014 ThCh$
Monthly provisional tax payments	—	47,214
Tax credit for absorbed profits	45,630	1,117,399
Other	5,336	1,424,201

Total	50,966	2,588,814

The detail of current tax payables as of December 31, 2015 and 2014 is as follows:

Tax Payables	Balance as of
	12-31-2015	12-31-2014
	ThCh$	ThCh$
Income tax	65,307,934	62,911,253
Other	2,177	824

Total	65,310,111	62,912,077

11.	INVESTMENTS ACCOUNTED FOR USING THE EQUITY METHOD

11.1 Investments accounted for using the equity method

a)	The following tables present the changes in investments accounted for with the equity method as of December 31, 2015 and 2014:

Changes in Investments in Combined Associates				Ownership interest %	Balance as of 1-1-2015	Additions	Share of Profit (Loss)	Dividends Declared	Foreign Currency Translation	Other Comprehensive Income	Balance as of 12-31-2015	Negative Equity Provision	Balance as of 12-31-2015
	Relationship	Country	Currency		ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Enel Brasil S.A.	Associate	Brazil	Brazilian real	38.6367	538,876,929	—	36,473,505	(16,467,640)	(112,807,058)	(1,893,131)	444,182,605	—	444,182,605
Endesa Cemsa S.A.	Associate	Argentina	Ar$	45.0000	1,979,132	—	(820,910)	—	(281,871)	—	876,351	—	876,351
Distrilec Inversora S.A. (**)	Associate	Argentina	Ar$	0.8875	—	—	497,609	—	(36,876)	(4,306)	456,427	(315,634)	140,793
Central Térmica Manuel Belgrano S.A.	Associate	Argentina	Ar$	24.1760	—	8,623	1,336,702	(585,303)	(171,619)	—	588,403	—	588,403
Central Térmica San Martin S.A.	Associate	Argentina	Ar$	24.1760	—	8,623	1,192,755	(502,124)	(157,897)	—	541,357	—	541,357
Central Vuelta Obligada S.A.	Associate	Argentina	Ar$	3.4500	—	12,213	—	—	(2,758)	—	9,455	—	9,455

				TOTAL	540,856,061	29,459	38,679,661	(17,555,067)	(113,458,079)	(1,897,437)	446,654,598	(315,634)	446,338,964

Changes in Investments in Combined Associates				Ownership Interest %	Balance as of 1-1-2014	Share of Profit (Loss)	Dividends Declared	Foreign Currency Translation	Other Comprehensive Income	Balance as of 12-31-2014	Negative Equity Provision	Balance as of 12-31-2014
	Relationship	Country	Currency		ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Enel Brasil S.A. (*)	Associate	Brazil	Brazilian real	38.6367	543,713,349	62,181,301	(75,642,378)	10,619,850	(1,995,193)	538,876,929	—	538,876,929
Endesa Cemsa S.A.	Associate	Argentina	Ar$	45.0000	2,400,103	(153,554)	—	(267,417)	—	1,979,132	—	1,979,132
Distrilec Inversora S.A. (**)	Associate	Argentina	Ar$	0.8875	141,706	(429,336)	—	(24,724)	(3,280)	(315,634)	315,634	—

				TOTAL	546,255,158	61,598,411	(75,642,378)	10,327,709	(1,998,473)	540,540,427	315,634	540,856,061

(*)	Change in legal name on December 12, 2014 from Endesa Brasil S.A. to Enel Brasil S.A.
(**)	There is a significant influence since Enersis Américas S.A., parent company, owns a 51.5% interest in Distrilec Inversora S.A.

b)	As of December 31, 2015 and 2014, no changes in ownership interest in our combined investment associates had occurred.

11.2    Additional financial information on investments in significant combined associated companies

The following tables show financial information as of December 31, 2015 and 2014 and for years then ended from the financial statements of the significant investments in combined associates where the Combined Group has significant influence:

Investments with Significant Influence	As of and for the year ended December 31, 2015
	Ownership Interest %	Current Assets	Non-current Assets	Current Liabilities	Non-current Liabilities	Revenues	Expenses	Profit (Loss)	Other Comprehensive Income	Comprehensive Income
		ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Endesa Cemsa S.A.	45.00	22,954,619	91,195	21,098,368	—	2,269,586	(4,093,829)	(1,824,243)	(626,380)	(2,450,623)
Enel Brasil S.A.	38.64	796,102,019	1,994,170,371	653,756,271	725,006,818	2,016,488,835	(1,898,139,782)	118,349,053	(370,529,946)	(252,180,893)
Distrilec Inversora S.A.	0.89	587,602	—	648,086	51,369,880	56,070,768	—	56,070,768	(9,439,319)	46,631,449

Investments with Significant Influence	As of and for the year ended December 31, 2014
	Ownership Interest %	Current Assets	Non-current Assets	Current Liabilities	Non-current Liabilities	Revenues	Expenses	Profit (Loss)	Other Comprehensive Income	Comprehensive Income
		ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Endesa Cemsa S.A.	45.00	28,225,495	873,712	24,701,137	—	1,280,939	(1,622,171)	(341,232)	(594,259)	(935,491)
Enel Brasil S.A.	38.64	754,829,591	2,402,919,071	481,334,130	959,822,163	2,269,559,959	(2,058,056,356)	211,503,603	23,085,739	234,589,342
Distrilec Inversora S.A.	0.89	759,186	—	823,444	35,501,499	—	(48,377,741)	(48,377,741)	—	(48,377,741)

None of our associates have published price quotations.

Appendix 2 to these combined financial statements provides information on the main activities of our associated companies and the ownership interest the Combined Group holds in them.

c)	There are no significant commitments and contingencies, or restrictions on funds transfers to its owners in combined associated companies.

d)	Additional Information

i)	Ampla Energía E Serviços S.A. (Ampla) and April for Compañía Energética Do Ceará S.A. (Coelce) (subsidiaries of our associate Enel Brasil S.A.).

On September 11, 2012, the Brazilian Government issued Provisional Resolution No. 579. This provisional resolution, which became definitive on January 13, 2013, directly affects companies dealing with concessions of generation, transmission and distribution of electricity, among others Ampla and Coelce (subsidiaries of our associate Enel Brasil S.A.). In accordance with this legal provision, the Government in its capacity as grantor shall use the New Replacement Value (NRV) for the calculation of the value of investments linked to reversible assets, which will be paid to the concessionaires as a compensation for assets that have not been written up at the end of the concession period.

These new circumstances changed the approach for classification and valuation of the compensation amounts, expected at the end of the concession period, which subsidiaries report to our associate. Previously, following the historical cost of the investment approach, these amounts were recognized as accounts receivable. Currently, calculated based on NRV, these amounts are classified as available-for-sale financial assets. Considering the above, the amounts that Ampla and Coelce expect to receive at the end of the concession period were re-estimated, resulting in increase as of December 31, 2015 of asset and recognition of financial income for ThCh$ 61,136,882, which led to increase of ThCh$ 13,848,637 at the level of Endesa Américas (as of December 31, 2014 decrease of assets and recognition of financial costs for ThCh$ 68,728,638, which led to decrease of ThCh$ 13,099,670 on the level of Endesa Américas).

•	Restrictions on funds transfers from combined associates

Enel Brazil must comply with certain financial ratios and covenants that require a minimum level of equity and restrict the transferring of assets to its owners. As of December 31, 2015, the Combined Group’ ownership interest in Enel Brasil’s restricted net assets totalled ThCh$ 100,594,399.

11.3    Commitments and contingencies

As of December 31, 2015 and 2014, there were no significant commitments and contingencies in combined associates.

12.	INTANGIBLE ASSETS OTHER THAN GOODWILL

Intangible assets as of December 31, 2015 and 2014 are detailed as follows:

	Balance as of
Intangible Assets, Net	12-31-2015 ThCh$	12-31-2014 ThCh$
Easements and water rights	21,727,018	23,857,707
Development costs	5,752,706	5,666,572
Patents, registered trademarks and other rights	1,036,217	1,514,216
Computer software	2,475,531	2,180,863
Other identifiable intangible assets	92,217	380,562

Total	31,083,689	33,599,920

	Balance as of
Intangible Assets, Gross	12-31-2015 ThCh$	12-31-2014 ThCh$
Easements and water rights	28,830,570	30,761,192
Development costs	7,967,881	8,192,203
Patents, registered trademarks and other rights	2,540,786	2,662,312
Computer software	7,283,726	6,727,772
Other identifiable intangible assets	2,111,412	2,906,351

Total	48,734,375	51,249,830

	Balance as of
Accumulated Amortization and Impairment	12-31-2015 ThCh$	12-31-2014 ThCh$
Easements and water rights	(7,103,552)	(6,903,485)
Development costs	(2,215,175)	(2,525,631)
Patents, registered trademarks and other rights	(1,504,569)	(1,148,096)
Computer software	(4,808,195)	(4,546,909)
Other identifiable intangible assets	(2,019,195)	(2,525,789)

Total	(17,650,686)	(17,649,910)

The reconciliation of the carrying amounts of intangible assets for the years ended December 31, 2015, 2014 and 2013 is as follows:

Changes in Intangible Assets	Development Costs ThCh$	Easements and Water Rights ThCh$	Patents, Registered Trademarks, and Other Rights ThCh$	Computer Software ThCh$	Other Identifiable Intangible Assets, Net ThCh$	Intangible Assets, Net ThCh$
Opening Balance as of January 1, 2015	5,666,572	23,857,707	1,514,216	2,180,863	380,562	33,599,920
Changes in identifiable intangible assets
Increases other than those from business combinations	4,181,283	—	213,815	923,640	—	5,318,738
Increase (decrease) from net foreign exchange differences, net	(747,993)	(1,533,670)	(166,947)	(80,402)	(12,924)	(2,541,936)
Amortization (*)	—	(872,437)	(530,306)	(515,561)	—	(1,918,304)
Increases (decreases) from transfers and other changes	(2,398,107)	275,418	5,439	8,033	(275,421)	(2,384,638)
Increases (decreases) from transfers	—	275,418	5,439	(5,436)	(275,421)	—
Increases (decreases) from other changes	(2,398,107)	—	—	13,469	—	(2,384,638)
Disposals and withdrawals from services	(949,049)	—	—	(41,042)	—	(990,091)
Withdrawals from services	(949,049)	—	—	(41,042)	—	(990,091)

Total changes in identifiable intangible assets	86,134	(2,130,689)	(477,999)	294,668	(288,345)	(2,516,231)

Closing Balance as of December 31, 2015	5,752,706	21,727,018	1,036,217	2,475,531	92,217	31,083,689

	Development Costs	Easements and Water Rights	Patents, Registered Trademarks, and Other Rights	Computer Software	Other Identifiable Intangible Assets, Net	Intangible Assets, Net
Changes in Intangible Assets	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Opening balance as of January 1, 2014	7,365,668	21,315,038	1,824,735	816,264	3,224,267	34,545,972
Changes in identifiable intangible assets
Increases other than those from business combinations	1,990,879	1,797,729	280,380	1,381,534	—	5,450,522
Increase (decrease) from net foreign exchange differences, net	(331,951)	(434,490)	(91,295)	(18,092)	121,365	(754,463)
Amortization (*)	(2,734,208)	(1,289,449)	(613,665)	(413,419)	—	(5,050,741)
Increases (decreases) from transfers and other changes	(510,100)	2,468,879	(5,382)	414,576	(2,965,070)	(597,097)
Increases (decreases) from transfers	—	(1)	(5,382)	5,383	—	—
Increases (decreases) from other changes	(510,100)	2,468,880	—	409,193	(2,965,070)	(597,097)
Disposals and withdrawals from service	(113,716)	—	119,443	—	—	5,727
Disposals	—	—	119,443	—	—	119,443
Withdrawals from service	(113,716)	—	—	—	—	(113,716)

Total changes in identifiable intangible assets	(1,699,096)	2,542,669	(310,519)	1,364,599	(2,843,705)	(946,052)

Closing Balance as of December 31, 2014	5,666,572	23,857,707	1,514,216	2,180,863	380,562	33,599,920

	Development Costs	Easements and Water Rights	Patents, Registered Trademarks, and Other Rights	Computer Software	Other Identifiable Intangible Assets, Net	Intangible Assets, Net
Changes in Intangible Assets	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Opening balance as of January 1, 2013	6,254,624	21,873,249	1,482,187	850,395	3,196,649	33,657,104
Changes in identifiable intangible assets
Increases other than those from business combinations	1,365,305	—	335,933	129,760	465,262	2,296,260
Increase (decrease) from net foreign exchange differences, net	51,063	44,314	14,118	1,570	11,502	122,567
Amortization (*)	(15,449)	(660,756)	(425,669)	(272,414)	(5,369)	(1,379,657)
Increases (decreases) from transfers and other changes	(377,406)	58,231	418,165	106,954	(205,944)	—
Increases (decreases) from other changes	(377,406)	58,231	418,165	106,954	(205,944)	—
Disposals and withdrawals from service	(173,662)	—	—	—	(609)	(174,271)
Withdrawals from service	(173,662)	—	—	—	(609)	(174,271)
Other increases/(decreases)	261,193	—	1	(1)	(237,224)	23,969

Total changes in identifiable intangible assets	1,111,044	(558,211)	342,548	(34,131)	27,618	888,868

Closing Balance as of December 31, 2013	7,365,668	21,315,038	1,824,735	816,264	3,224,267	34,545,972

(*)	See Note 26

According to the Combined Group management’s estimates and projections, the expected future cash flows attributable to intangible assets allow recovery of the carrying amount of these assets recognized as of December 31, 2015 and 2014 (see Note 3.d).

As of December 31, 2015 and 2014 the Combined Group does not have significant intangible assets with an indefinite useful life.

13.	GOODWILL

The following table shows goodwill by the Cash-Generating Unit or group of Cash-Generating Units to which it belongs and changes for the years ended December 31, 2015, 2014 and 2013:

Company	Cash-Generating Unit	Balance as of 1-1-2015 ThCh$	Foreign Currency Exchange Differences ThCh$	Balance as of 12-31-2015 ThCh$
Hidroeléctrica El Chocón S.A.	Hidroeléctrica El Chocón S.A.	7,622,438	(1,799,525)	5,822,913
Edegel S.A.A.	Edegel S.A.A.	88,241,040	2,351,245	90,592,285
Emgesa S.A.E.S.P.	Emgesa S.A.E.S.P.	4,886,064	(600,606)	4,285,458

Total		100,749,542	(48,886)	100,700,656

Company	Cash-Generating Unit	Balance as of 1-1-2014 ThCh$	Foreign Currency Exchange Differences ThCh$	Balance as of 12-31-2014 ThCh$
Hidroeléctrica El Chocón S.A.	Hidroeléctrica El Chocón S.A.	8,565,202	(942,764)	7,622,438
Edegel S.A.A.	Edegel S.A.A.	81,661,135	6,579,905	88,241,040
Emgesa S.A.E.S.P.	Emgesa S.A.E.S.P.	5,213,756	(327,692)	4,886,064

Total		95,440,093	5,309,449	100,749,542

		Balance as of 1-1-2013	Foreign Currency Exchange Differences	Balance as of 12-31-2013
Company	Cash-Generating Unit	ThCh$	ThCh$	ThCh$
Hidroeléctrica El Chocón S.A	Hidroeléctrica El Chocón S.A.	10,345,927	(1,780,725)	8,565,202
Edegel S.A.A.	Edegel S.A.A.	81,550,712	110,423	81,661,135
Emgesa S.A.E.S.P.	Emgesa S.A.E.S.P.	5,194,342	19,414	5,213,756

Total		97,090,981	(1,650,888)	95,440,093

The origin of goodwill is detailed below:

1.	Hidroeléctrica El Chocón S.A.

On August 31, 1993, the Combined Group acquired 59% of Hidroeléctrica El Chocón in an international public bidding process held by the Argentine government.

2.	Edegel S.A.A.

On October 9, 2009, in a transaction on the Lima Stock Exchange in Peru, the Combined Group acquired an additional 29.3974% interest in Edegel S.A.A.

3.	Emgesa S.A.E.S.P.

On October 23, 1997, the Combined Group, together with Endesa Spain, bought 48.5% of Generadora de Electricidad Emgesa de Santa Fé de Bogotá in Colombia. The purchase was made in an international public bidding process held by the Colombian government.

According to the Combined Group management’s estimates and projections, the expected future cash flows projections attributable to the Cash-Generating Units or groups of Cash-Generating Units, to which the acquired goodwill has been allocated, allow recovery of its carrying amount as of December 31, 2015 and 2014 (see Note 3.b).

14.	PROPERTY, PLANT AND EQUIPMENT

a)	Property, plant, and equipment as of December 31, 2015 and 2014:

	Balance as of
	12-31-2015	12-31-2014
Classes of Property, Plant and Equipment, Net	ThCh$	ThCh$
Construction in progress	145,461,715	736,836,581
Land	68,588,408	19,166,794
Buildings	13,929,613	16,261,602
Plant and equipment	2,394,674,177	1,792,187,832
Fixtures and fittings	7,985,122	9,932,658
Finance leases	32,951,779	34,929,490

Total	2,663,590,814	2,609,314,957

	Balance as of
	12-31-2015	12-31-2014
Classes of Property, Plant and Equipment, Gross	ThCh$	ThCh$
Construction in progress	145,461,715	736,836,581
Land	68,588,408	19,166,794
Buildings	24,996,058	28,782,635
Plant and equipment	3,752,449,798	3,170,873,041
Fixtures and fittings	34,148,661	37,210,304
Finance leases	51,806,602	50,315,614

Total	4,077,451,242	4,043,184,969

	Balance as of
Classes of Accumulated Depreciation and Impairment of Property, Plant and Equipment	12-31-2015	12-31-2014
	ThCh$	ThCh$
Buildings	(11,066,445)	(12,521,033)
Plant and equipment	(1,357,775,621)	(1,378,685,209)
Fixtures and fittings	(26,163,539)	(27,277,646)
Finance leases	(18,854,823)	(15,386,124)

Total	(1,413,860,428)	(1,433,870,012)

b)	The detail of, and changes in, property, plant, and equipment for the years ended December 31, 2015, 2014 and 2013 are as follows:

Changes in year ended December 31, 2015		Construction in Progress	Land	Buildings, Net	Plant and Equipment, Net	Fixtures and Fittings, Net	Other Property, Plant and Equipment under Finance Leases, Net	Property, Plant and Equipment, Net
		ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Opening Balance as of January 1, 2015		736,836,581	19,166,794	16,261,602	1,792,187,832	9,932,658	34,929,490	2,609,314,957
	Increases other than those from business combinations	359,910,574	50,874,933	126,085	139,715	248,880	168,589	411,468,776
	Increase (decrease) from net foreign exchange differences	(62,100,509)	(5,068,132)	(1,683,269)	(185,040,643)	(730,796)	901,095	(253,722,254)
	Depreciation (*)	—	—	(1,115,698)	(100,293,994)	(2,041,324)	(3,036,344)	(106,487,360)
	Impairment losses recognized in profit or loss (*)	—	—	—	(32,046)	—	—	(32,046)
Change	Increases (decreases) from transfers and other changes	(893,589,146)	3,614,813	341,572	888,570,681	1,062,080	—	—
	Increases (decreases) from transfers from construction in process	(893,589,146)	3,614,813	341,572	888,570,681	1,062,080	—	—
	Disposals and withdrawals from service	(25,134)	—	(679)	(701,220)	(24,285)	(11,051)	(762,369)
	Withdrawals	—	—	—	(10,367)	(6,667)	(11,051)	(28,085)
	Disposals	(25,134)	—	(679)	(690,853)	(17,618)	—	(734,284)
	Other increases / (decreases)	4,429,349	—	—	(156,148)	(462,091)	—	3,811,110
	Total changes	(591,374,866)	49,421,614	(2,331,989)	602,486,345	(1,947,536)	(1,977,711)	54,275,857

Closing balance as of December 31, 2015		145,461,715	68,588,408	13,929,613	2,394,674,177	7,985,122	32,951,779	2,663,590,814

		Construction in Progress	Land	Buildings, Net	Plant and Equipment, Net	Fixtures and Fittings, Net	Other Property, Plant and Equipment under Finance Leases, Net	Property, Plant and Equipment, Net
Changes in 2014		ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Opening balance as of January 1, 2014		522,211,534	19,637,844	14,600,432	1,839,214,794	10,851,896	35,795,249	2,442,311,749
	Increases other than those from business combinations	346,724,045	—	—	—	494,213	—	347,218,258
	Increase (decrease) from net foreign exchange differences	(50,181,221)	(432,098)	(631,466)	(31,210,466)	(229,490)	2,853,252	(79,831,489)
	Depreciation (*)	—	—	(929,038)	(92,532,672)	(2,316,992)	(3,006,892)	(98,785,594)
Change	Impairment losses recognized in profit or loss (*)	—	—	—	(1,188,617)	—	—	(1,188,617)
	Increases (decreases) from transfers and other changes	(82,412,095)	—	1,801,536	79,484,527	1,126,032	—	—
	Increases (decreases) from transfers from construction in process	(82,412,095)	—	1,801,536	79,484,527	1,126,032	—	—
	Disposals and withdrawals from service	(1)	—	—	(186,817)	(4,730)	—	(191,548)
	Withdrawals	(1)	—	—	(186,817)	(4,730)	—	(191,548)
	Other increases / (decreases)	494,319	(38,952)	1,420,138	(1,392,917)	11,729	(712,119)	(217,802)
	Total changes	214,625,047	(471,050)	1,661,170	(47,026,962)	(919,238)	(865,759)	167,003,208

Closing balance as of December 31, 2014		736,836,581	19,166,794	16,261,602	1,792,187,832	9,932,658	34,929,490	2,609,314,957

		Construction in Progress	Land	Buildings, Net	Plant and Equipment, Net	Fixtures and Fittings, Net	Other Property, Plant and Equipment under Finance Leases, Net	Property, Plant and Equipment, Net
Changes in 2013		ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Opening balance as of January 1, 2013		337,261,727	19,825,608	13,806,204	1,883,889,386	11,305,763	39,497,933	2,305,586,621
	Increases other than those from business combinations	251,256,207	—	22,103	697,174	550,381	361,737	252,887,602
	Increase (decrease) from net foreign exchange differences	1,013,731	57,138	65,224	(12,811,471)	(153,197)	(1,321,091)	(13,149,666)
	Depreciation (*)	—	—	(869,750)	(89,948,748)	(2,112,852)	(2,743,328)	(95,674,678)
	Impairment losses recognized in profit or loss (*)	—	—	—	(6,599,318)	—	—	(6,599,318)
Change	Increases (decreases) from transfers and other changes	(67,090,644)	—	1,587,110	64,018,511	1,485,023	—	—
	Increases (decreases) from transfers from construction in process	(67,090,644)	—	1,587,110	64,018,511	1,485,023	—	—
	Disposals and withdrawals from service	(205,518)	(244,902)	—	(212,532)	(16,072)	—	(679,024)
	Withdrawals	(205,518)	(244,902)	—	(212,532)	(16,072)	—	(679,024)
	Other increases / (decreases)	(23,969)	—	(10,459)	181,792	(207,150)	(2)	(59,788)

	Total changes	184,949,807	(187,764)	794,228	(44,674,592)	(453,867)	(3,702,684)	136,725,128

Closing balance as of December 31, 2013		522,211,534	19,637,844	14,600,432	1,839,214,794	10,851,896	35,795,249	2,442,311,749

(*)	See Note 26

Additional information on property, plant and equipment, net

a)	Main investments

Material investments in the electricity generation business include developments in the program to create new capacity, including progress on the construction of the El Quimbo Hydroelectric Plant in Colombia with 400 MW of installed capacity and an average annual generation of 2,216 GWh. The construction involved additions of ThCh$ 287,285,701 for the year ended December 31, 2015 (ThCh$ 175,419,903 and ThCh$150,262,546 for the years ended December 31, 2014 and 2013, respectively).

b)	Capitalized costs

b.1)	Capitalized borrowing costs:

Borrowing costs capitalized during the years ended December 31, 2015, 2014 and 2013 amounted to ThCh$ 40,263,391, ThCh$ 40,012,531 and ThCh$23,519,951, respectively (see Note 28). Weighted average capitalization rate was s 8.32% as of December 31, 2015 (8.56% and 9.31% as of December 31, 2014 and 2013, respectively).

b.2)	Capitalized personnel expenses:l

Personnel expenses directly related to the construction capitalized during the years ended December 31, 2015, 2014 and 2013 amounted to ThCh$ 11,937,667, ThCh$ 12,704,316 and ThCh$ 8,356,167, respectively.

c)	Finance leases

The present value of future lease payments derived from our finance leases is as follows:

	Balance as of
	12-31-2015			12-31-2014
	Gross ThCh$	Unearned Interest ThCh$	Present Value ThCh$	Gross ThCh$	Unearned Interest ThCh$	Present Value ThCh$
Less than one year	10,457,456	528,708	9,928,748	9,065,537	630,649	8,434,888
From one to five years	15,808,626	118,638	15,689,988	22,369,473	645,774	21,723,699

Total	26,266,082	647,346	25,618,736	31,435,010	1,276,423	30,158,587

Leased assets primarily relate to the combined subsidiary Edegel S.A.A. They represent lease agreements to finance the project of converting the Ventanilla thermoelectric plant to a combined cycle plant. The agreements were signed between Edegel S.A.A. and the financial institutions BBVA — Banco Continental, Banco de Crédito del Perú, Citibank del Peru, and Banco Internacional del Perú — Interbank. These agreements have an average term of 8 years and bear interest at an annual rate of Libor + 1.75% as of December 31, 2015 and 2014. The company also has an agreement with Scotiabank, which financed the construction of a new open cycle plant at the Santa Rosa Plant. This agreement has a term of 9 years and bears interest an annual rate of Libor + 1.75%.

d)	Operating leases

As of December 31, 2015 and 2014 the Combined Group did not have operating lease agreements.

e)	Other information

1.	As of December 31, 2015 and 2014 the Combined Group had property, plant and equipment pledged as security for liabilities in the amount of ThCh$ 13,903,028 and ThCh$ 21,952,283, respectively (see Note 31).

2.	The Combined Group has insurance policies for all risks, earthquake and machinery breakdown and damages for business interruption with a €1,000 million limit. Additionally, the Combined Group has Civil Liability insurance to meet claims from third parties with a €500 million limit. The premiums associated with these policies are presented proportionally for each company in the caption “Prepaid Expenses”.

3.	In November 2010, the Combined Group signed the contract CEQ-21 with Consortium Impregilo-Obrascon Huarte Lain (“OHL”) for construction of the principal public works of the hydroelectric project El Quimbo. As of December 31, 2015 relevant works of the contract are mostly completed, and commenced the process of analysis, review and verification of all the issues inherent in the contract, especially with regard to the final acceptance of the works, required for the initiation of the final settlement process.

Within referred review and analysis, and under the general framework of the contract, the Combined Group is also verifying compliance with a series of contractual milestones (binding on the contractor of the Consortium Impregilo — OHL), whose violation leads to the application of fines or constraints, besides the additional future issues that may arise during the final settlement of the contract.

Within this milestones analysis, paragraph 15 of the contract section “works completion” was identified. This paragraph sets a deadline for the completion as October 15, 2015. Taking into account that as of December 31, 2015 this milestone has not been reached, this led to a delay of 77 days and to a possible discount to be applied to the contractor amounted to Th$ 83,849,329 pesos Colombians (ThCh$ 18,906,813).

On the other side, the contract also establishes a variation margin to the agreed amounts, so that, if the actual executed amounts are below the 85% of the estimated contract value, the Contractor will get from the administration the missing amount to reach the floor of 85% of the contract value. Reciprocally, if the actual executed amounts exceed 115% of the estimated contract value, it will be reduced by the administration and contingency by the amount exceeding this ceiling of 115% of the contract value.

Consistent with the above, the Combined Group by analyzing the activities related to the contract, identified significant variations in amounts of work (VICO) that according to the agreement would generate a discount to be applied to the contractor amounted to Th$ 8,455,079 pesos Colombians (ThCh$ 1,906,498).

Meanwhile, the Consortium Impregilo OHL presented to the Combined Group eight claims for Th$ 147,685,420 pesos Colombians (ThCh$ 33,300,929). This amount includes financial costs and estimated overruns generated by issues such as stripping, changes of materials used to fill dam and auxiliary dam, archaeological findings, achievement of skilled personnel and differences for volatility of the exchange rate. The Combined Group, based on the technical and legal analysis performed on each of the claims considers, that they would not proceed because these conditions are not specified in the scope of the contract, and not authorized by the Combined Group (as it required by the contract) to be included (agreed and settled) in the addendum 13.

Additionally, the contractor submitted notifications of the change of the orders (“NOC”) for Th$ 28,522,475 pesos Colombians (ThCh$ 6,431,406). As a result of the preliminary analysis of these notifications, the Combined Group recognized Th$ 8,425,765 pesos Colombians (ThCh$ 1,899,888) in the financial statements. The remained amounts were rejected for the reason that they correspond to costs that are not the responsibility of the Combined Group or are recognized in the Addendum 12 for the amount of Th$ 11,945,357 pesos Colombians (ThCh$ 2,693,505).

15.	DEFERRED TAXES

a)        The origin and changes in deferred income tax assets and liabilities as of December 31, 2015 and 2014 are as follows:

		Deferred Income Tax Assets Relating to
Deferred Income Tax Assets		Accumulated Depreciation	Provisions	Post- Employment Benefit Obligations	Revaluation of Financial Instruments	Other	Deferred Tax Assets
Opening Balance as of January 1, 2015		42,483,159	3,067,481	534,650	54,260	1,420,067	47,559,617
	Increase (decrease) in profit or loss	(3,735,466)	1,448,610	177,160	(50,718)	(1,319,162)	(3,479,576)
	Increase (decrease) in other comprehensive income	—	—	(32,885)	557,598	—	524,713
Change	Foreign currency translation	(3,717,007)	(414,275)	(69,044)	(3,542)	(98,171)	(4,302,039)
	Other increase (decrease)	(20,668,903)	(826,278)	(33,806)	(557,598)	36,926	(22,049,659)
Closing Balance as of December 31, 2015		14,361,783	3,275,538	576,075	—	39,660	18,253,056

		Deferred Income Tax Assets Relating to
Deferred Income Tax Assets		Accumulated Depreciation	Provisions	Post- Employment Benefit Obligations	Revaluation of Financial Instruments	Other	Deferred Tax Assets
Opening balance as of January 1, 2014		43,045,134	2,164,028	391,111	—	236,623	45,836,896
	Increase (decrease) in profit or loss	1,939,582	1,342,330	110,333	—	4,388	3,396,633
Change	Increase (decrease) in other comprehensive income	—	—	230,837	(350,303)	—	(119,466)
	Foreign currency translation	(2,365,601)	(425,101)	(55,492)	12,753	(69,349)	(2,902,790)
	Other increase (decrease)	(135,956)	(13,776)	(142,139)	391,810	1,248,405	1,348,344
Closing Balance as of December 31, 2014		42,483,159	3,067,481	534,650	54,260	1,420,067	47,559,617

		Deferred Income Tax Liabilities Relating to
Deferred Income Tax Liabilities		Accumulated Depreciation	Provisions	Defined Benefit Obligations	Revaluation of Financial Instruments	Other	Deferred Tax Liabilities
Opening Balance as of January 1, 2015		131,736,197	41,174	—	163,062	26,334,403	158,274,836
	Increase (decrease) in profit or loss	17,183,147	(41,174)	—	—	17,208,109	34,350,082
Change	Increase (decrease) in other comprehensive income	—	—	(64,824)	184,060	—	119,236
	Foreign currency translation	3,413,246	—	65,061	5,424	(10,368,839)	(6,885,108)
	Other increase (decrease)	(21,123,726)	16,764	—	(102,776)	(887,401)	(22,097,139)
Closing Balance as of December 31, 2015		131,208,864	16,764	237	249,770	32,286,272	163,761,907

		Deferred Income Tax Liabilities Relating to
Deferred Income Tax Liabilities		Accumulated Depreciation	Provisions	Revaluation of Financial Instruments	Other	Deferred Tax Liabilities
Opening balance as of January 1, 2014		134,632,915	20,222	170,603	10,907,651	145,731,391
	Increase (decrease) in profit or loss	(13,061,065)	—	—	14,115,519	1,054,454
Change	Increase (decrease) in other comprehensive income	—	—	108,000	—	108,000
	Foreign currency translation	11,216,877	(307,279)	13,619	(890,509)	10,032,708
	Other increase (decrease)	(1,052,530)	328,231	(129,160)	2,201,742	1,348,283
Closing Balance as of December 31, 2014		131,736,197	41,174	163,062	26,334,403	158,274,836

Recovery of deferred income tax assets will depend on whether sufficient taxable profits are generated in the future. Management of the Combined Group believes that the future profit projections for various combined entities, by tax jurisdiction, will allow these assets to be recovered.

b)        As of December 31, 2015 and 2014 the Combined Group has not recognized deferred income tax assets related to tax losses carry forward totalling ThCh$ 9,925,718 and ThCh$ 8,735,477, respectively (see Note 3.l).

The Combined Group has not recognized deferred income tax liabilities for taxable temporary differences associated with investment in combined entities and joint ventures, as it is able to control the timing of the reversal of the temporary differences and considers that it is probable that such temporary differences will not reverse in the foreseeable future. The aggregate amount of taxable temporary differences associated with investments in combined entities and joint ventures for which deferred income tax liabilities have not been recognized totalled ThCh$ 320,756,128 as of December 31, 2015 (ThCh$ 278,617,731 as of December 31, 2014).

Additionally, the Combined Group has not recognized deferred tax asset for deductible temporary differences which as of December 31, 2015, totalled ThCh$ 243,835,789 (ThCh$ 216,259,651 as of December 31, 2014), because that it is not probable that sufficient future taxable profits exist to recover such temporary differences.

The Combined Group companies are potentially subject to income tax audits by the tax authorities of each country in which the Combined Group operates. Such tax audits are limited to a number of annual tax periods and once these have expired audits of these periods can no longer be performed. Tax audits by nature are often complex and can require several years to complete. The following table presents a summary of tax periods potentially subject to examination:

Country	Period
Argentina	2008-2014
Brazil	2009-2014
Colombia	2012-2014
Peru	2009-2014

Given the range of possible interpretations of tax standards, the results of any future inspections carried out by tax authorities for the years subject to audit can give rise to tax liabilities that cannot currently be quantified objectively. Nevertheless, the Combined Group’s management estimates that the liabilities, if any, that may arise from such audits, would not significantly impact the companies’ future results.

The effects of deferred taxes on the components of Other Comprehensive Income (Loss) are as follows:

	Year ended December 31, 2015
Effects of Deferred Tax on the Components of Other Comprehensive Income	Amount Before Tax	Income Tax Expense (Benefit)	Amount After Tax
	ThCh$	ThCh$	ThCh$
Available-for-sale financial assets	(441,549)	—	(441,549)
Cash flow hedge	(14,082,770)	3,877,991	(10,204,779)
Amount of other comprehensive income from investments accounted for using the equity method	(1,897,439)	—	(1,897,439)
Foreign currency translation	(246,605,412)	—	(246,605,412)
Actuarial income on defined-benefit pension plans	613,439	(179,032)	434,407

Income tax related to components of other income and expenses debited or credited to Equity	(262,413,731)	3,698,959	(258,714,772)

	Year ended December 31, 2014
Effects of Deferred Tax on the Components of Other Comprehensive Income	Amount Before Tax	Income Tax Expense (Benefit)	Amount After Tax
	ThCh$	ThCh$	ThCh$
Cash flow hedge	(9,061,264)	2,615,522	(6,445,742)
Amount of other comprehensive income from investments accounted for using the equity method	(1,998,473)	—	(1,998,473)
Foreign currency translation	(20,011,384)	—	(20,011,384)
Actuarial income on defined-benefit pension plans	(1,059,671)	(361,308)	(1,420,979)

Income tax related to components of other income and expenses debited or credited to Equity	(32,130,792)	2,254,214	(29,876,578)

	Year ended December 31, 2013
Effects of Deferred Tax on the Components of Other Comprehensive Income	Amount Before Tax	Income Tax Expense (Benefit)	Amount After Tax
	ThCh$	ThCh$	ThCh$
Cash flow hedge	(12,202,810)	3,622,664	(8,580,146)
Amount of other comprehensive income from investments accounted for using the equity method	1,597,229	—	1,597,229
Foreign currency translation	(21,255,438)	—	(21,255,438)
Actuarial income on defined-benefit pension plans	(1,886,866)	644,029	(1,242,837)

Income tax related to components of other income and expenses debited or credited to Equity	(33,747,885)	4,266,693	(29,481,192)

c)        In Colombia, Law 1,739 dated 2014 increased from 8% to 9% indefinitely the rate for the specific income tax for financing social programs known as CREE, levied on taxable profits earned each year for the tax year 2016 onwards. Additionally, this Law established the CREE surcharge of 5%, 6%, 8% and 9% for 2015, 2016, 2017 and 2018, respectively.

The effect of temporary differences involving the payment of less or more income tax in the current period is recognized as a deferred tax credit or debit respectively at the tax rates in effect when the differences are reversed (39% in 2015, 40% in 2016, 42% in 2017, 43% in 2018 and 34% from 2019), provided there is a reasonable expectation that such differences will reverse in the future and that the asset will generate sufficient taxable income.

This rate increase affected the recognition of deferred tax assets and liabilities of Colombian combined entities as of December 31, 2014. The net profit of ThCh$ 1,766,932 was recognized in the statement of comprehensive income.

d)        In Peru, the rate of corporate income tax is 28% on taxable income, after deducting the employees profit share of 5% of taxable income, as of December 31, 2015 (30% and 5%, respectively, as of December 31, 2014).

Law No. 30296 establishes that the applicable rate of corporate income tax on taxable income, after deducting the employees profit share will be as follows: 28% in 2015 and 2016, 27% in 2017 and 2018, and 26% from 2019 onwards.

This rate increase affected the recognition of deferred tax assets and liabilities of Peruvian combined entities as of December 31, 2014. The net profit of ThCh$ 18,906,796 was recognized in the statement of comprehensive income.

16.	OTHER FINANCIAL LIABILITIES

The balance of other financial liabilities as of December 31, 2015 and 2014 is as follows:

Other Financial Liabilities	Balance as of
	12-31-2015		12-31-2014
	Current ThCh$	Non-current ThCh$	Current ThCh$	Non-current ThCh$
Interest-bearing borrowings	219,886,145	896,623,248	144,380,202	1,046,984,911
Hedging derivatives (*)	714,696	300,871	14,658	582,788
Non-hedging derivatives (**)	417,400	—	—	—

Total	221,018,241	896,924,119	144,394,860	1,047,567,699

(*)	See Note 18.2.a.
(**)	See Note 18.2.b.

16.1     Interest-bearing borrowings

The detail of current and non-current interest-bearing borrowings as of December 31, 2015 and 2014 is as follows:

Interest-bearing borrowings	Balance as of
	12-31-2015		12-31-2014
	Current ThCh$	Non-current ThCh$	Current ThCh$	Non-current ThCh$
Bank loans	149,737,017	117,118,807	33,899,668	158,762,494
Unsecured liabilities	40,739,002	726,257,954	95,676,216	830,468,792
Finance leases	9,928,748	15,689,988	8,434,888	21,723,699
Other obligations	19,481,378	37,556,499	6,369,430	36,029,926

Total	219,886,145	896,623,248	144,380,202	1,046,984,911

Bank loans by currency and contractual maturity as of December 31, 2015 and 2014 are as follows:

•	Summary of bank loans by currency and contractual maturity

Country	Currency	Effective Interest Rate	Nominal Interest Rate	Secured (Yes/No)	Balance as of 12-31-2015
					Current			Non-current
					One to three months	Three to twelve months	Total Current	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total Non- current
					ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Peru	US$	2.09%	2.01%	No	26,650,674	2,833,429	29,484,103	3,777,906	19,247,361	299,442	—	—	23,324,709
Argentina	US$	13.83%	13.13%	No	3,899,595	—	3,899,595	—	—	—	—	—	—
Argentina	Ar$	43.57%	37.34%	No	2,440,733	4,535,253	6,975,986	1,080,762	—	—	—	—	1,080,762
Colombia	CP	6.04%	5.92%	No	32,928,994	76,448,339	109,377,333	29,066,078	—	—	—	63,647,258	92,713,336

Total					65,919,996	83,817,021	149,737,017	33,924,746	19,247,361	299,442	—	63,647,258	117,118,807

Country	Currency	Effective Interest Rate	Nominal Interest Rate	Secured (Yes/No)	Balance as of 12-31-2014
					Current			Non-current
					One to three months	Three to twelve months	Total Current	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total Non- current
					ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Peru	US$	3.01%	2.93%	No	2,472,247	8,382,913	10,855,160	38,628,554	17,850,471	16,254,959	255,432	—	72,989,416
Argentina	US$	13.68%	13.03%	No	11,451,387	2,126,669	13,578,056	1,022,595	—	—	—	—	1,022,595
Argentina	Ar$	39.91%	35.13%	No	2,861,876	6,395,181	9,257,057	6,999,683	—	—	—	—	6,999,683
Colombia	CP	8.29%	8.13%	No	—	209,395	209,395	—	—	—	—	77,750,800	77,750,800

Total					16,785,510	17,114,158	33,899,668	46,650,832	17,850,471	16,254,959	255,432	77,750,800	158,762,494

•	Fair value measurement and hierarchy

The fair value of current and non-current bank borrowings as of December 31, 2015 and 2014 totalled ThCh$ 262,879,875 and ThCh$ 201,007,394, respectively.

•	Identification of Bank Loans by Company

Taxpayer ID No. (RUT)	Company	Country	ID No. Financial Institution	Financial Institution	Country	Currency		Effective Interest Rate	Nominal Interest Rate	Amortization	Balance as of 12-31-2015
											Current			Non-current
											Less than 90 days	More than 90 days	Total Current	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total Non- current
Foreign	Chinango S.A.C.	Peru	Foreign	Banco de Credito del Perú	Peru		US$	2.17%	2.06%	Quarterly	244,599	601,653	846,252	802,204	18,049,594	—	—	—	18,851,798
Foreign	Chinango S.A.C.	Peru	Foreign	Bank Of Nova Scotia	Peru		US$	3.25%	3.07%	Quarterly	458,314	1,333,451	1,791,765	1,777,935	—	—	—	—	1,777,935
Foreign	Chinango S.A.C.	Peru	Foreign	Bank Of Nova Scotia	Peru		US$	3.48%	3.40%	Quarterly	328,118	898,325	1,226,443	1,197,767	1,197,767	299,442	—	—	2,694,976
Foreign	Edegel S.A.A	Peru	Foreign	Bank Nova Scotia	Peru		US$	1.08%	1.06%	At maturity	25,619,643	—	25,619,643	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	BBVA Colombia	Colombia		CP	8.27%	8.11%	At maturity	135,920	3,353,778	3,489,698	—	—	—	—	46,952,895	46,952,895
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Bogota	Colombia		CP	8.30%	8.14%	At maturity	48,510	1,192,454	1,240,964	—	—	—	—	16,694,363	16,694,363
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	AV VILLAS	Colombia		CP	6.06%	5.93%	At maturity	11,038,653	—	11,038,653	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Citibank Colombia	Colombia		CP	5.57%	6.01%	At maturity	5,169,932	—	5,169,932	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	BBVA Colombia	Colombia		CP	6.30%	6.16%	At maturity	361,969	27,472,752	27,834,721	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Bogota	Colombia		CP	6.84%	6.66%	At maturity	13,251,721	—	13,251,721	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco Davivienda	Colombia		CP	6.30%	6.15%	At maturity	2,922,289	—	2,922,289	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Crédito del Perú	Colombia		CP	5.87%	5.70%	At maturity	—	20,318,330	20,318,330	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Crédito del Perú	Colombia		CP	5.93%	5.76%	At maturity	—	13,509,598	13,509,598	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Crédito del Perú	Colombia		CP	5.65%	5.50%	At maturity	—	10,462,152	10,462,152	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	The Bank Of Tokyo	Colombia		CP	7.02%	6.90%	At maturity	—	139,275	139,275	29,066,078	—	—	—	—	29,066,078
Foreign	Endesa Argentina S.A.	Argentina	Foreign	Citibank	Argentina		Ar$	34.23%	32.75%	At maturity	438,505	—	438,505	—	—	—	—	—	—
Foreign	Central Costanera S.A.	Argentina	Foreign	Banco Galicia	Argentina		Ar$	51.46%	42.24%	At maturity	—	714,607	714,607	259,978	—	—	—	—	259,978
Foreign	Central Costanera S.A.	Argentina	Foreign	Banco Itau	Argentina		Ar$	55.07%	44.68%	At maturity	—	271,439	271,439	120,187	—	—	—	—	120,187
Foreign	Central Costanera S.A.	Argentina	Foreign	Banco Santander Río	Argentina		Ar$	44.16%	37.14%	At maturity	—	181,232	181,232	73,961	—	—	—	—	73,961
Foreign	Central Costanera S.A.	Argentina	Foreign	Banco Supervielle	Argentina		Ar$	49.96%	41.21%	At maturity	—	259,139	259,139	115,564	—	—	—	—	115,564
Foreign	Central Costanera S.A.	Argentina	Foreign	Citibank	Argentina		Ar$	45.10%	37.81%	At maturity	—	852,379	852,379	381,640	—	—	—	—	381,640
Foreign	Central Costanera S.A.	Argentina	Foreign	Credit Suisse International	Argentina		US$	14.84%	13.92%	Quarterly	1,216,306	—	1,216,306	—	—	—	—	—	—
Foreign	Central Costanera S.A.	Argentina	Foreign	ICB Argentina	Argentina		Ar$	51.97%	42.59%	Quarterly	—	291,321	291,321	129,432	—	—	—	—	129,432
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Macro	Argentina	Ar$		34.46%	31.10%	At maturity	1,119,924	—	1,119,924	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Deutsche Bank	Argentina	US$		13.50%	12.86%	Quarterly	1,341,641	—	1,341,641	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Standard Bank	Argentina	US$		13.50%	12.86%	Quarterly	670,824	—	670,824	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Itau	Argentina	US$		13.50%	12.86%	Quarterly	670,824	—	670,824	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Santander-Sindicado IV	Argentina	Ar$		40.59%	35.54%	Quarterly	202,930	451,981	654,911	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Itau- Sindicado IV	Argentina	Ar$		40.59%	35.54%	Quarterly	185,284	412,679	597,963	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Galicia -Sindicado IV	Argentina	Ar$		40.59%	35.54%	Quarterly	176,461	393,027	569,488	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Hipotecario- Sindicado IV	Argentina	Ar$		40.59%	35.54%	Quarterly	61,761	137,560	199,321	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Ciudad -Sindicado IV	Argentina	Ar$		40.59%	35.54%	Quarterly	26,469	58,954	85,423	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	ICB Argentina	Argentina	Ar$		40.59%	35.54%	Quarterly	229,399	510,935	740,334	—	—	—	—	—	—

				Total ThCh$							65,919,996	83,817,021	149,737,017	33,924,746	19,247,361	299,442	—	63,647,258	117,118,807

Taxpayer ID No. (RUT)	Company	Country	ID No. Financial Institution	Financial Institution	Country	Currency	Effective Interest Rate	Nominal Interest Rate	Amortization	Balance as of 12-31-2014
										Current			Non-current
										One to three months	Three to twelve months	Total Current	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total Non- current
										ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Foreign	Chinango S.A.C.	Peru	Foreign	Banco Scotiabank	Peru	US$	3.98%	3.96%	Quarterly	260,672	564,193	824,865	752,258	752,258	15,233,217	—	—	16,737,733
Foreign	Chinango S.A.C.	Peru	Foreign	Bank Of Nova Scotia	Peru	US$	3.18%	3.01%	Quarterly	395,746	1,137,486	1,533,232	1,516,648	1,516,648	—	—	—	3,033,296
Foreign	Chinango S.A.C.	Peru	Foreign	Bank Of Nova Scotia	Peru	US$	3.48%	3.40%	Quarterly	287,425	766,306	1,053,731	1,021,742	1,021,742	1,021,742	255,432	—	3,320,658
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	US$	3.44%	3.36%	Quarterly	1,516,649	5,914,928	7,431,577	13,498,170	14,559,823	—	—	—	28,057,993
Foreign	Edegel S.A.A	Peru	Foreign	Bank Nova Scotia	Peru	US$	1.02%	1.00%	At maturity	11,755	—	11,755	21,839,736	—	—	—	—	21,839,736
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco Corpbanca	Colombia	CP	8.39%	8.22%	At maturity	—	55,892	55,892	—	—	—	—	20,393,652	20,393,652
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	BBVA Colombia	Colombia	CP	6.71%	6.60%	At maturity	—	153,503	153,503	—	—	—	—	57,357,148	57,357,148
Foreign	Endesa Argentina S.A.	Argentina	Foreign	Citibank	Argentina	Ar$	28.00%	28.00%	At maturity	710,351	—	710,351	—	—	—	—	—	—
Foreign	Central Costanera S.A.	Argentina	Foreign	Banco Galicia	Argentina	Ar$	51.47%	42.24%	At maturity	—	800,033	800,033	853,856	—	—	—	—	853,856
Foreign	Central Costanera S.A.	Argentina	Foreign	Banco Itau	Argentina	Ar$	55.08%	44.68%	At maturity	—	302,809	302,809	350,571	—	—	—	—	350,571
Foreign	Central Costanera S.A.	Argentina	Foreign	Banco Santander Río	Argentina	Ar$	44.17%	37.14%	At maturity	—	185,138	185,138	215,736	—	—	—	—	215,736
Foreign	Central Costanera S.A.	Argentina	Foreign	Banco Supervielle	Argentina	Ar$	49.97%	41.21%	At maturity	—	289,401	289,401	337,088	—	—	—	—	337,088
Foreign	Central Costanera S.A.	Argentina	Foreign	Citibank	Argentina	Ar$	45.11%	37.81%	At maturity	—	955,718	955,718	1,113,199	—	—	—	—	1,113,199
Foreign	Central Costanera S.A.	Argentina	Foreign	Credit Suisse International	Argentina	US$	14.84%	13.92%	Quarterly	—	2,126,669	2,126,669	1,022,595	—	—	—	—	1,022,595
Foreign	Central Costanera S.A.	Argentina	Foreign	ICB Argentina	Argentina	Ar$	51.99%	42.59%	Quarterly	—	324,772	324,772	377,538	—	—	—	—	377,538
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Macro	Argentina	Ar$	30.56%	27.87%	At maturity	1,461,573	—	1,461,573	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Deutsche Bank	Argentina	US$	13.40%	12.78%	Quarterly	5,725,691	—	5,725,691	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Standard Bank	Argentina	US$	13.40%	12.78%	Quarterly	2,862,848	—	2,862,848	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Itau	Argentina	US$	13.40%	12.78%	Quarterly	2,862,848	—	2,862,848	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Santander — Syndicated IV	Argentina	Ar$	36.21%	32.11%	Quarterly	158,689	813,581	972,270	862,890	—	—	—	—	862,890
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Itau-Syndicated IV	Argentina	Ar$	36.21%	32.11%	Quarterly	144,890	742,835	887,725	787,856	—	—	—	—	787,856
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Galicia — Syndicated IV	Argentina	Ar$	36.21%	32.11%	Quarterly	137,990	707,462	845,452	750,339	—	—	—	—	750,339
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Hipotecario —Syndicated IV	Argentina	Ar$	36.21%	32.11%	Quarterly	48,297	247,612	295,909	262,618	—	—	—	—	262,618
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Ciudad —Syndicated IV	Argentina	Ar$	36.21%	32.11%	Quarterly	20,699	106,119	126,818	112,552	—	—	—	—	112,552
Foreign	H. El Chocón S.A.	Argentina	Foreign	ICB Argentina	Argentina	Ar$	36.21%	32.11%	Quarterly	179,387	919,701	1,099,088	975,440	—	—	—	—	975,440

				Total ThCh$						16,785,510	17,114,158	33,899,668	46,650,832	17,850,471	16,254,959	255,432	77,750,800	158,762,494

Appendix No.3, letter a), presents details of estimated future cash flows (undiscounted) that the Combined Group will have to disburse to settle the bank loans detailed above.

16.2    Unsecured liabilities

The detail of Unsecured Liabilities by currency and maturity as of December 31, 2015 and 2014 is as follows:

Country	Currency	Effective Interest Rate	Nominal Interest Rate	Secured (Yes/No)	Balance as of 12-31-2015
					Current			Non-current
					One to three months	Three to twelve months	Total Current	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total Non- current
					ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$

Peru	US$	6.61%	6.50%	No	1,025,402	14,223,478	15,248,880	—	7,111,739	5,807,446	7,111,739	7,111,739	27,142,663
Peru	Sol	6.40%	6.30%	No	—	8,221	8,221	—	—	5,209,302	—	5,209,303	10,418,605
Colombia	CP	11.15%	10.79%	No	25,481,901	—	25,481,901	38,005,507	48,781,185	80,913,285	53,852,881	467,143,828	688,696,686

				Total	26,507,303	14,231,699	40,739,002	38,005,507	55,892,924	91,930,033	60,964,620	479,464,870	726,257,954

Country	Currency	Effective Interest Rate	Nominal Interest Rate	Secured (Yes/No)	Balance as of 12-31-2014
					Current			Non-current
					One to three months	Three to twelve months	Total Current	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total Non- current
					ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$

Peru	US$	6.70%	6.59%	No	4,852,113	—	4,852,113	12,133,186	—	6,066,593	4,953,980	12,133,186	35,286,945
Peru	Sol	6.40%	6.30%	No	156,702	8,008	164,710	—	—	—	5,074,099	5,074,099	10,148,198
Colombia	CP	8.67%	8.45%	No	90,659,393	—	90,659,393	—	43,326,710	55,611,108	92,241,270	593,854,561	785,033,649

				Total	95,668,208	8,008	95,676,216	12,133,186	43,326,710	61,677,701	102,269,349	611,061,846	830,468,792

16.3    Secured liabilities

The detail of secured liabilities by currency and maturity as of December 31, 2015 and 2014 is as follows:

There are no secured liabilities as of December 31, 2015 and 2014.

•	Fair value measurement and hierarchy

The fair value of current and non-current bond obligations, both secured and unsecured, as of December 31, 2015 and 2014 totalled ThCh$ 782,670,566 and ThCh$ 999,933,639, respectively.

Taxpayer ID No. (RUT)	Company	Country	ID No. Financial Institution	Financial Institution	Country	Currency	Effective Interest Rate	Nominal Interest Rate	Secured (Yes/No)	Balance as of 12-31-2014
										Current			Non-current
										Less than 90 days	More than 90 days	Total Current	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total Non- current
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	Sol	6.41%	6.31%	No	—	8,008	8,008	—	—	—	—	5,074,099	5,074,099
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	Sol	6.38%	6.28%	No	156,702	—	156,702	—	—	—	5,074,099	—	5,074,099
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	US$	6.44%	6.34%	No	165,699	—	165,699	—	—	—	—	6,066,593	6,066,593
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	US$	7.93%	7.78%	No	171,325	—	171,325	—	—	—	4,953,980	—	4,953,980
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	US$	7.25%	7.13%	No	3,977,405	—	3,977,405	—	—	—	—	—	—
Foreign	Edegel S.A.A	Peru	Foreign	Banco Scotiabank	Peru	US$	6.73%	6.63%	No	184,210	—	184,210	6,066,593	—	—	—	—	6,066,593
Foreign	Edegel S.A.A	Peru	Foreign	Banco Scotiabank	Peru	US$	6.09%	6.00%	No	100,099	—	100,099	6,066,593	—	—	—	—	6,066,593
Foreign	Edegel S.A.A	Peru	Foreign	Banco Scotiabank	Peru	US$	6.57%	6.47%	No	165,694	—	165,694	—	—	6,066,593	—	—	6,066,593
Foreign	Edegel S.A.A	Peru	Foreign	Banco Scotiabank	Peru	US$	5.86%	5.78%	No	87,681	—	87,681	—	—	—	—	6,066,593	6,066,593
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Series A-10	Colombia	CP	8.21%	7.97%	No	54,029,298	—	54,029,298	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Series A102	Colombia	CP	8.21%	7.97%	No	10,288,151	—	10,288,151	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Series B-103	Colombia	CP	8.33%	8.33%	No	3,361,512	—	3,361,512	—	43,326,710	—	—	—	43,326,710
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Series B10	Colombia	CP	8.97%	8.69%	No	530,887	—	530,887	—	—	—	40,793,373	—	40,793,373
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Series B15	Colombia	CP	9.29%	8.99%	No	190,004	—	190,004	—	—	—	—	14,144,897	14,144,897
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Series B09-09	Colombia	CP	9.00%	8.71%	No	1,307,418	—	1,307,418	—	—	55,611,108	—	—	55,611,108
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Series B12	Colombia	CP	9.30%	9.00%	No	547,749	—	547,749	—	—	—	—	22,830,628	22,830,628
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Foreign Bonds	Colombia	CP	10.17%	10.17%	No	2,180,810	—	2,180,810	—	—	—	—	22,942,859	22,942,859
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Quimbo Bonds	Colombia	CP	10.17%	10.17%	No	15,671,786	—	15,671,786	—	—	—	—	163,885,784	163,885,784
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Quimbo Bonds B10	Colombia	CP	6.65%	6.49%	No	282,892	—	282,892	—	—	—	—	76,406,981	76,406,981
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Quimbo Bonds B15	Colombia	CP	6.77%	6.60%	No	191,716	—	191,716	—	—	—	—	50,934,262	50,934,262
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Quimbo Bonds B12-13	Colombia	CP	8.17%	7.93%	No	455,387	—	455,387	—	—	—	—	92,464,960	92,464,960
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Quimbo Bonds B6-13	Colombia	CP	7.40%	7.20%	No	174,976	—	174,976	—	—	—	38,854,059	—	38,854,059
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Series B6-13	Colombia	CP	7.40%	7.20%	No	56,716	—	56,716	—	—	—	12,593,838	—	12,593,838
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Quimbo Bonds B16-14	Colombia	CP	7.30%	7.10%	No	403,310	—	403,310	—	—	—	—	41,380,613	41,380,613
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Quimbo Bonds B10-14	Colombia	CP	6.97%	6.79%	No	443,930	—	443,930	—	—	—	—	47,472,761	47,472,761
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Quimbo Bonds B6-14	Colombia	CP	6.54%	6.39%	No	295,149	—	295,149	—	—	—	—	33,378,162	33,378,162
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Series B6-14	Colombia	CP	6.54%	6.39%	No	247,702	—	247,702	—	—	—	—	28,012,654	28,012,654

				Total ThCh$						95,668,208	8,008	95,676,216	12,133,186	43,326,710	61,677,701	102,269,349	611,061,846	830,468,792

Appendix No. 3, letter b) shows the detail of estimated future cash flows (undiscounted) that the Combined Group will have to disburse to settle the secured and unsecured liabilities detailed above.

•	Detail of Finance Lease Obligations

Taxpayer ID No. (RUT)	Company	Country	ID No. Financial Institution	Financial Institution	Country	Currency	Nominal Interest Rate	Balance as of 12-31-2015
								Current			Non-current
								Less than 90 days	More than 90 days	Total Current	One to two years	Two to three years	Three to four years	Four to five years	Over five years	Total Non- current
								ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Foreign	Edegel S.A.A.	Peru	Foreign	Banco Scotiabank	Peru	US$	2.10%	2,484,674	7,399,875	9,884,549	15,599,736	—	—	—	—	15,599,736
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco Corpbanca	Colombia	CP	10.80%	4,579	14,234	18,813	20,200	19,819	—	—	—	40,019
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Equirent S.A.	Colombia	CP	6.55%	5,424	16,795	22,219	23,718	19,648	—	—	—	43,366
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Mareauto Colombia SAS	Colombia	CP	10.08%	795	2,372	3,167	3,650	3,217	—	—	—	6,867

				Total	ThCh$					9,928,748						15,689,988

Taxpayer ID No. (RUT)	Company	Country	ID No. Financial Institution	Financial Institution	Country	Currency	Nominal Interest Rate	Balance as of 12-31-2014
								Current			Non-current
								Less than 90 days	More than 90 days	Total Current	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total Non- current
								ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Foreign	Edegel S.A.A.	Peru	Foreign	Banco Scotiabank	Peru	US$	1.98%	2,122,504	6,312,384	8,434,888	8,416,512	13,307,187	—	—	—	21,723,699

				Total	ThCh$					8,434,888						21,723,699

Appendix No. 3 letter c) presents details of estimated future cash flows (undiscounted) that the Combined Group will have to disburse to settle the finance lease obligations detailed above.

•	Detail of other obligations

Taxpayer ID No. (RUT)	Company	Country	ID No. Financial Institution	Financial institution	Country	Currency	Nominal Interest Rate	Balance as of 12-31-2015
								Current			Non-current
								Less than 90 days	More than 90 days	Total Current	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total Non- current
Foreign	Central Costanera S.A.	Argentina	Foreign	Mitsubishi (secured debt)	Argentina	US$	0.25%	—	2,153,867	2,153,867	2,144,288	2,144,288	2,144,288	2,144,288	24,342,682	32,919,834
Foreign	Central Costanera S.A.	Argentina	Foreign	Others	Argentina	Ar$	17.29%	—	—	—	—	—	—	—	—	—
Foreign	Hidroinvest S.A.	Argentina	Foreign	Others	Argentina	US$	2.53%	—	391,530	391,530	—	—	—	—	—	—
Foreign	Endesa Argentina S.A.	Argentina	Foreign	Others	Argentina	Ar$	32.75%	23,515	—	23,515	—	—	—	—	—	—
Foreign	Hidroeléctrica El Chocón S.A.	Argentina	Foreign	Others	Argentina	Ar$	23.59%	16,912,466	—	16,912,466	4,636,665	—	—	—	—	4,636,665

				Total ThCh$						19,481,378						37,556,499

Taxpayer ID No. (RUT)	Company	Country	ID No. Financial Institution	Financial Institution	Country	Currency	Nominal Interest Rate	Balance as of 12-31-2014
								Current			Non-current
								Less than 90 days	More than 90 days	Total Current	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total Non- current
Foreign	Central Costanera S.A.	Argentina	Foreign	Mitsubishi (secured debt)	Argentina	US$	7.42%	—	2,391,399	2,391,399	7,362,677	7,362,678	7,362,678	4,532,769	—	26,620,802
Foreign	Central Costanera S.A.	Argentina	Foreign	Others	Argentina	Ar$	17.29%	—	3,099,889	3,099,889	—	—	—	—	—	—
Foreign	Hidroinvest S.A.	Argentina	Foreign	Others	Argentina	US$	2.33%	—	331,928	331,928	—	—	—	—	—	—
Foreign	Hidroeléctrica El Chocón S.A.	Argentina	Foreign	Others	Argentina	Ar$	23.54%	32,719	—	32,719	—	—	—	—	—	—
Foreign	Chinango S.A.C.	Peru	Foreign	Banco Scotiabank	Peru	US$	0.78%	513,495	—	513,495	9,409,124	—	—	—	—	9,409,124

				Total	ThCh$					6,369,430						36,029,926

Appendix No. 3 letter d) presents details of estimated future cash flows (undiscounted) that the Combined Group will have to disburse to settle these Other Obligations.

16.4    Other information

As of December 31, 2015 and 2014 Combined Group had long-term lines of credit unconditionally available for use amounting to ThCh 0 and ThCh 20,603,923, respectively.

17.	RISK MANAGEMENT POLICY

The Combined Group’s companies are exposed to certain risks that are managed by systems that identify, measure, limit concentration of, and monitor these risks.

The main principles in the Combined Group’s risk management policy include the following:

•	Compliance with good corporate governance standards.

•	Strict compliance with all the Combined Group’s internal policies.

•	Each business and corporate area determines:

I.	The markets in which it can operate based on its knowledge and ability to ensure effective risk management.

II.	Criteria regarding counterparts.

III.	Authorized operators.

•	Business and corporate areas establish their risk tolerance in a manner consistent with the defined strategy for each market in which they operate.

•	All of the operations of the businesses and corporate areas are conducted within the limits approved for each case.

•	Businesses, corporate areas, lines of business and companies design the risk management controls necessary to ensure that transactions in the markets are conducted in accordance with the Combined Group policies, standards, and procedures.

17.1    Interest rate risk

Changes in interest rates affect the fair value of assets and liabilities bearing fixed interest rates, as well as the expected future cash flows of assets and liabilities subject to floating interest rates.

The objective of managing interest rate risk exposure is to achieve a balance in the debt structure to minimize the cost of debt with reduced volatility in profit or loss.

Depending on the Combined Group’s estimates and on the objectives of the debt structure, hedging transactions are performed by entering into derivatives contracts that mitigate interest rate risk. Derivative instruments currently used to comply with the risk management policy are interest rate swaps to set floating rate at fixed rate.

17.2    Exchange rate risk

Exchange rate risks involve basically the following transactions:

•	Debt taken on by the Combined Group’s companies that is denominated in a currency other than that in which its cash flows are indexed.

•	Payments to be made for the acquisition of project-related materials in a currency other than that in which its cash flows are indexed.

•	Revenues in Combined Group companies directly linked to changes in currencies other than those of its cash flows.

In order to mitigate exchange rate risk, the Combined Group is looking for maintaining a balance between U.S. dollar flows and the levels of assets and liabilities denominated in this currency. The objective is to minimize the exposure to variability in cash flows that are attributable to foreign exchange risk.

The hedging instruments currently being used to manage the risk are currency swaps and forward exchange contracts.

17.3    Commodities risk

The Combined Group is exposed to a risk of certain commodities price changes, basically due to:

•	Purchases of fuel used to generate electricity.

•	Energy purchase/sale transactions that take place in local markets.

In order to reduce the risk in situations of extreme drought, the Combined Group has designed a commercial policy that establishes the levels of sale commitments in line with the capacity of its generating power plants in a dry year. It also incorporates risk mitigation claws in certain contracts with unregulated customers and, in the case of regulated customers subject to long-term tender agreements, it determines indexation polynomials that help to reduce exposure to commodity risk.

Considering the operating conditions faced by the power generation market, with drought and highly volatile commodity prices on international markets, the Combined Group is constantly verifying the advisability of using hedging strategies to lessen the impacts that these price swings have on its results. As of December 31, 2015 and 2014 there were no derivative instruments on commodities.

17.4    Liquidity risk

The Combined Group’s liquidity risk management policy consists of entering into long-term committed banking facilities and temporary financial investments for amounts that cover the projected needs over a period of time that is determined based on the situation and expectations for debt and capital markets.

The projected needs mentioned above include maturities of financial debt, net of financial derivatives. For further details regarding the features and conditions of financial obligations and financial derivatives, see Notes 16, 18, and Appendix No. 3.

Our current liabilities exceeded our current assets by Ch$ 395,049 billion as of December 31, 2015 and by Ch$ 199,288 billion as of December 31, 2014. These amounts do not represent material working capital deficits. However, we believe that cash flow generated from our combined entities’ business operations, as well as cash balances, borrowings from commercial banks and related companies, and ample access to capital markets are sufficient to satisfy all of our needs for working capital, expected debt service, dividends and planned capital expenditures in the foreseeable future.

As of December 31, 2015 the Combined Group has liquidity of cash and cash equivalent totalling ThCh$ 112,313,130. As of December 31, 2014 the Combined Group had liquidity of cash and cash equivalent totalling ThCh$ 298,442,230 and unconditionally available long-term lines of credit totalling ThCh$ 20,603,923.

17.5    Credit risk

Management closely monitors credit risk.

Trade receivables:

The credit risk for receivables from the Combined Group’s commercial activity has historically been very low, due to the short-term period of collections from customers, resulting in non-significant cumulative receivables amounts.

In some countries, regulations allow the suspension of energy service to customers with outstanding payments, and most contracts have termination clauses for payment default. Management monitors credit risk on an ongoing basis and measures maximum exposure to payment default risk, which, as stated above, is very low.

Financial assets, other than trade receivables:

Cash surpluses are invested in the highest-rated local and foreign financial entities (with risk rating equivalent to investment grade whenever possible) with thresholds established for each entity.

Investments may be backed with treasury bonds from the countries in which the company operates and/or with commercial paper issued by the highest rated banks; the latter are preferred, as they offer higher returns (always in line with current investment policies).

Derivative instruments are entered into with entities with solid creditworthiness; all derivative transactions are performed with entities with investment grade ratings.

17.6    Risk measurement

The Combined Group measures the Value at Risk (VaR) of its debt positions and financial derivatives in order to monitor the risk assumed by the Combined Group, thereby reducing volatility in the income statement.

The portfolio of positions included in calculating the current Value at Risk consists of the following:

•	Financial debt.

•	Hedge derivatives for debt.

The VaR determined represents the potential variation in value of the portfolio of positions described above within a quarter with a 95% confidence level. To determine the VaR, we take into account the volatility of the risk variables affecting the value of the portfolio of positions, related to Chilean Peso, including:

•	U.S. dollar Libor interest rate.

•	The different currencies with which our companies operate and the customary local indices used in the banking industry.

•	The exchange rates of the various currencies used in the calculation.

The calculation of VaR is based on the extrapolation of the possible future scenarios (at one quarter) of market values for the risk variables. The scenarios are based on the actual observations for the same period (quarter) during the five years period.

The quarterly 95% confidence VaR number is calculated as the 5% percentile of the potential quarterly variations in the fair value of the portfolio.

Given the aforementioned assumptions, the quarterly VaR of the positions discussed above corresponds to ThCh$ 81,636,490.

These values represent the potential increase of the Debt and Derivatives’ Portfolio, thus these Values At Risk are inherently related, among other factors, to the Portfolio’s value at each quarter’ end.

18.	FINANCIAL INSTRUMENTS

18.1    Financial instruments, classified by type and category

a)	The detail of financial assets, classified by type and category, excluding cash and cash equivalents, as of December 31, 2015 and 2014 is as follows:

	Balance as of 12-31-2015
	Financial assets held for trading ThCh$	Held-to- maturity investments ThCh$	Loans and receivables ThCh$	Available-for-sale financial assets ThCh$	Financial derivatives designated for hedging ThCh$
Derivative instruments	2,649,187	—	—	—	264,010
Other financial assets	—	2,728,706	235,002,496	—	—

Total current	2,649,187	2,728,706	235,002,496	—	264,010

Equity instruments	—	—	—	612,676	—
Derivative instruments	—	—	—	—	13,305
Other financial assets	—	—	230,824,700	—	—
Total non-current	—	—	230,824,700	612,676	13,305

Total	2,649,187	2,728,706	465,827,196	612,676	277,315

	Balance as of 12-31-2014
	Financial assets held for trading ThCh$	Held-to-maturity investments ThCh$	Loans and receivables ThCh$	Available- for-sale financial assets ThCh$	Financial derivatives designated for hedging ThCh$

Derivative instruments	2,924,888	—	—	—	712,883
Other financial assets	—	19,747,428	142,282,311	—	—

Total current	2,924,888	19,747,428	142,282,311	—	712,883
Equity instruments	—	—	—	1,200,787	—
Derivative instruments	—	—	—	—	16,166
Other financial assets	—	—	141,216,512	—	—
Total non-current	—	—	141,216,512	1,200,787	16,166

Total	2,924,888	19,747,428	283,498,823	1,200,787	729,049

b)	The detail of financial liabilities, classified by type and category, as of December 31, 2015 and 2014 is as follows:

	Balance as of 12-31-2015
	Financial liabilities held for trading	Loans and payables	Financial derivatives designated for hedging
	ThCh$	ThCh$	ThCh$
Interest-bearing loans	—	219,886,145	—
Derivative instruments	417,400		714,696
Other financial liabilities	—	286,712,093	—

Total current	417,400	506,598,238	714,696

Interest-bearing loans	—	896,623,248
Derivative instruments	—	—	300,871

Total non-current	—	896,623,248	300,871

Total	417,400	1,403,221,486	1,015,567

	Balance as of 12-31-2014
	Financial liabilities held for trading	Loans and payables	Financial derivatives designated for hedging
	ThCh$	ThCh$	ThCh$
Interest-bearing loans	—	144,380,202	—
Derivative instruments	—	—	14,658
Other financial liabilities	—	472,681,627	—

Total current	—	617,061,829	14,658

Interest-bearing loans	—	1,046,984,911	—
Derivative instruments	—	—	582,788

Total non-current	—	1,046,984,911	582,788

Total	—	1,664,046,740	597,446

18.2     Derivative instruments

The risk management policy of the Combined Group primarily uses interest rate and foreign exchange rate derivatives to hedge its exposure to interest rate and foreign currency risks.

The Combined Group classifies its derivatives as follows:

•	Derivatives designated for Cash flow hedges: Those that hedge the cash flows of the underlying hedged item.

•	Derivatives designated for Fair value hedges: Those that hedge the fair value of the underlying hedged item.

•	Non-hedge derivatives: Financial derivatives that do not meet the requirements established by IFRS to be designated as hedge instruments are recognized at fair value through profit or loss (assets held for trading).

a)	Assets and liabilities for hedge derivative instruments

As of December 31, 2015 and 2014 financial derivative transactions qualifying as hedge instruments resulted in recognition of the following assets and liabilities in the combined statement of financial position:

	Balance as of 12-31-2015				Balance as of 12-31-2014
	Assets		Liabilities		Assets		Liabilities
	Current ThCh$	Non-current ThCh$	Current ThCh$	Non-current ThCh$	Current ThCh$	Non-current ThCh$	Current ThCh$	Non-current ThCh$
Interest rate hedges:	—	13,305	11,177	300,871	—	16,166	14,637	582,788
Cash flow hedges	—	13,305	11,177	300,871	—	16,166	14,637	582,788
Exchange rate hedges:	264,010	—	703,519	—	712,883	—	21	—
Cash flow hedges	264,010	—	703,519	—	712,883	—	21	—

TOTAL	264,010	13,305	714,696	300,871	712,883	16,166	14,658	582,788

•	General information on hedge derivative instruments

Hedge derivative instruments and their corresponding hedged instruments are shown in the following table:

Detail of hedge instruments	Description of hedge instrument	Description of instrument hedged	Fair value of instruments hedged 12-31-2015 ThCh$	Fair value of instruments hedged 12-31-2014 ThCh$	Type of risks hedged
SWAP	Interest rate	Bank borrowings	(298,743)	(581,259)	Cash flow hedge
SWAP	Exchange rate	Unsecured liabilities (bonds)	(439,509)	712,862	Cash flow hedge

For the years ended December 31, 2015, 2014 and 2013 the Combined Group has not recognized significant gains or losses for ineffective cash flow hedges.

b)	Financial derivative instrument assets and liabilities at fair through profit or loss

As of December 31, 2015 and 2014 financial derivative transactions recognized at fair value through profit or loss, resulted in the recognition of the following assets and liabilities in the statement of financial position:

	Non-hedging derivative instruments
	Current Assets ThCh$	Current Liabilities ThCh$	Non-current assets ThCh$	Non-current liabilities ThCh$
December 31, 2015	2,649,187	417,400	—	—
December 31, 2014	2,924,888	—	—	—

c)	Other disclosures on derivatives

The following tables present the fair value of hedging and non-hedging derivatives entered into by the Combined Group as well as the remaining contractual maturities as of December 31, 2015 and 2014:

Financial Derivatives	Balance as of 12-31-2015
		Notional Value
	Fair Value ThCh$	Less than one year ThCh$	1 - 2 years ThCh$	2 - 3 years ThCh$	Total ThCh$
Interest rate hedges:	(298,743)	9,014,769	13,221,429	—	22,236,198
Cash flow hedges	(298,743)	9,014,769	13,221,429	—	22,236,198
Exchange rate hedges:	(439,509)	48,128,445	—	—	48,128,445
Cash flow hedges	(439,509)	48,128,445	—	—	48,128,445
Derivatives not designated for hedge accounting	2,231,787	15,146,364	—	—	15,146,364

Total	1,493,535	72,289,578	13,221,429	—	85,511,007

Financial Derivatives	Balance as of 12-31-2014
		Notional Value
	Fair Value ThCh$	Less than one year ThCh$	1 - 2 years ThCh$	2 - 3 years ThCh$	Total ThCh$
Interest rate hedges:	(581,259)	7,702,083	7,702,083	11,296,190	26,700,356
Cash flow hedges	(581,259)	7,702,083	7,702,083	11,296,190	26,700,356
Exchange rate hedges:	712,862	7,029,775	—	—	7,029,775
Cash flow hedges	712,862	7,029,775	—	—	7,029,775
Derivatives not designated for hedge accounting	2,924,888	22,242,663	—	—	22,242,663

Total	3,056,491	36,974,521	7,702,083	11,296,190	55,972,794

The hedging and non-hedging derivatives contractual maturities do not represent the Combined Group’s total risk exposure, as the amounts recorded in the above tables have been drawn up based on undiscounted contractual cash inflows and outflows for their settlement.

18.3    Fair value hierarchy

Financial instruments recognized at fair value in the combined statement of financial position are classified based on the hierarchy described in Note 3.g above.

The following table presents financial assets and liabilities measured at fair value as of December 31, 2015 and 2014:

Financial instruments measured at fair value		Fair value measured at end of reporting period using:
	12-31-2015 ThCh$	Level 1 ThCh$	Level 2 ThCh$	Level 3 ThCh$
Financial Assets
Financial derivatives designated as cash flow hedges	277,315	—	277,315	—
Financial derivatives not designated for hedge accounting	2,649,187	—	2,649,187	—

Total	2,926,502	—	2,926,502	—

Financial Liabilities
Financial derivatives designated as cash flow hedges	1,015,567	—	1,015,567	—
Financial derivatives not designated for hedge accounting	417,400	—	417,400	—

Total	1,432,967	—	1,432,967	—

Financial instruments measured at fair value		Fair value measured at end of reporting period using:
	12-31-2014 ThCh$	Level 1 ThCh$	Level 2 ThCh$	Level 3 ThCh$
Financial Assets
Financial derivatives designated as cash flow hedges	729,049	—	729,049	—
Financial derivatives not designated for hedge accounting	2,924,888	—	2,924,888	—

Total	3,653,937	—	3,653,937	—

Financial Liabilities
Financial derivatives designated as cash flow hedges	597,446	—	597,446	—

Total	597,446	—	597,446	—

19.	TRADE AND OTHER PAYABLES

The breakdown of trade and other payables as of December 31, 2015 and 2014 is as follows:

	Current balance as of		Non-current balance as of
Trade and other payables	12-31-2015 ThCh$	12-31-2014 ThCh$	12-31-2015 ThCh$	12-31-2014 ThCh$
Trade payables	25,448,378	25,694,778	—	—
Other payables	234,216,346	333,926,073	39,373,175	—

Total	259,664,724	359,620,851	39,373,175	—

The detail of trade and other payables as of December 31, 2015 and 2014 is as follows:

	Current balance as of		Non-current balance as of
Trade and other payables	12-31-2015 ThCh$	12-31-2014 ThCh$	12-31-2015 ThCh$	12-31-2014 ThCh$
Energy suppliers	15,564,935	14,226,815	—	—
Fuel and gas suppliers	9,883,443	11,467,963	—	—
Payables to tax authorities other than Corporate Income Tax	12,740,422	—	—	—
Payables for goods and services	116,295,249	91,549,044	—	—
VAT	8,340,459	—	39,373,175	—
Dividends payable to non-controlling interests	38,222,438	137,780,947	—	—
Mitsubishi contract (LTSA)	15,390,966	34,214,611	—	—
Other payables	43,226,812	70,381,471	—	—

Total	259,664,724	359,620,851	39,373,175	—

See Note 17.4 for the description of the liquidity risk management policy.

The detail of payments due and paid as of December 31, 2015 and 2014 is presented in Appendix 6.

20.	PROVISIONS

a)	The breakdown of provisions as of December 31, 2015 and 2014 is as follows:

	Current balance as of		Non-current balance as of
Provisions	12-31-2015 ThCh$	12-31-2014 ThCh$	12-31-2015 ThCh$	12-31-2014 ThCh$
Provision for legal proceedings (*)	4,530,828	18,753,051	937,559	388,126
Decommissioning or restoration (**)	—	—	3,565,975	3,226,928
Provision for environmental issues	72,259,750	6,689,829	31,581,784	77,383
Other provisions	2,145,027	1,976,531	388,185	—

Total	78,935,605	27,419,411	36,473,503	3,692,437

(*)	Provision for legal proceedings as of December 31, 2014 includes provisions of Emgesa (Colombian entities) associated with contracts related to Quimbo project for the amount of ThCh$ 17,381,792 and paid during 2015 for the amount of ThCh$ 16,914,262.
(**)	See Note 3.a.

The expected timing and amount of any cash outflows related to the above provisions is uncertain and depends on the final resolution of the provisioned matters (See Note 3.i). For example, in the specific case of the legal proceedings it depends on the final resolution of the related legal claim.

Management considers that the provisions recognized in the Combined Statements of Financial Position adequately cover the related risks.

b)	Changes in provisions for the years ended December 31, 2015, 2014 and 2013 are as follows:

Changes in Provisions	Legal Proceedings ThCh$	Decommissioning and Restoration ThCh$	Environmental issues ThCh$	Other Provisions ThCh$	Total ThCh$
Opening Balance as of January 1, 2015	19,141,177	3,226,928	6,767,212	1,976,531	31,111,848
Changes in Provisions
Increase in existing provisions	9,925,498	89,280	103,641,796	2,416,314	116,072,888
Provisions used	(22,829,940)	—	—	—	(22,829,940)
Increase for adjustment to value of money over time	95,164	167,072	(109,582)	64,829	217,483
Foreign currency translation	(863,512)	82,695	(6,457,892)	(1,924,462)	(9,163,171)

Total changes in provisions	(13,672,790)	339,047	97,074,322	556,681	84,297,260

Closing Balance as of December 31, 2015	5,468,387	3,565,975	103,841,534	2,533,212	115,409,108

Changes in Provisions	Legal Proceedings ThCh$	Decommissioning and Restoration ThCh$	Environmental issues ThCh$	Other Provisions ThCh$	Total ThCh$
Opening balance as of January 1, 2014	2,692,424	2,841,123	12,139,002	2,988,124	20,660,673
Changes in Provisions
Increase in existing provisions	17,139,243	—	—	234,682	17,373,925
Provisions used	(579,586)	—	(4,608,836)	—	(5,188,422)
Increase for adjustment to value of money over time	—	155,280	—	62,493	217,773
Foreign currency translation	(110,904)	230,525	(762,954)	(1,308,768)	(1,952,101)

Total changes in provisions	16,448,753	385,805	(5,371,790)	(1,011,593)	10,451,175

Closing Balance as of December 31, 2014	19,141,177	3,226,928	6,767,212	1,976,531	31,111,848

Changes in Provisions	Legal Proceedings ThCh$	Decommissioning and Restoration ThCh$	Environmental issues ThCh$	Other Provisions ThCh$	Total ThCh$
Opening balance as of January 1, 2013	2,538,568	2,732,195	9,802,203	2,938,802	18,011,768
Increase in existing provisions	857,272	—	2,300,162	—	3,157,434
Provisions used	(23,642)	—	—	(4,811)	(28,453)
Increase for adjustment to value of money over time	—	102,683	—	54,712	157,395
Foreign currency translation	(257,350)	6,245	36,637	62,498	(151,970)
Other increase	(422,424)	—	—	(63,077)	(485,501)

Total changes in provisions	153,856	108,928	2,336,799	49,322	2,648,905

Closing Balance as of December 31, 2013	2,692,424	2,841,123	12,139,002	2,988,124	20,660,673

21.	EMPLOYEE BENEFIT OBLIGATIONS

21.1    General information

Endesa Américas and certain combined entities of the Combined Group in Colombia, Peru and Argentina provide various post-employment benefits for all or some of their active or retired employees. These benefits are calculated and recognized in the financial statements according to the criteria described in Note 3.i.1, and include primarily the following:

•	Defined benefit plans:

Complementary pension: The beneficiary is entitled to receive a monthly amount that supplements the pension obtained from the respective social security system.

Employee severance indemnities: The beneficiary receives a certain number of contractual salaries upon retirement. Such benefit is subject to a vesting minimum service requirement period, which depending on the company, varies within a range from 5 to 15 years.

Electricity: The beneficiary receives a monthly bonus to cover a portion of their billed residential electricity consumption.

Health benefit: The beneficiary receives health coverage in addition to that to which they are entitled to under applicable social security regime.

•	Other benefits:

Five-year benefits: A benefit certain employees receive after 5 years; accrues from the second year onwards.

Unemployment: A benefit paid regardless of whether the employee is fired or leaves voluntarily. This benefit accrues on a daily basis and is paid at the time of contract termination (although the law allows for partial withdrawals for housing and education).

Seniority bonuses in Peru: There is an agreement to give workers (“subject to the collective agreement”) an extraordinary bonus for years of service upon completion of the equivalent of five years of actual work. This benefit is given according to the following scale:

After 5, 10, and 15 years	–	1 basic monthly salary
After 20 years	–	1 1⁄2 basic monthly salaries
After 25, 30, 35, and 40 years	–	2 1⁄2 basic monthly salaries

•	Defined contribution benefits:

The Combined Group makes contributions to a retirement benefit plan where the beneficiary receives additional pension supplements upon his/her retirement, disability or death.

21.2    Details, changes and presentation in financial statements

a)	The post-employment obligations associated with the defined benefits plan as of December 31, 2015 and 2014 are as follows:

	Balance as of
	12-31-2015 ThCh$	12-31-2014 ThCh$

Post-employment obligations	21,548,342	24,924,791

Total	21,548,342	24,924,791

Non-current portion	21,548,342	24,924,791

b)	The following amounts were recognized in the combined statement of comprehensive income for the years ended December 31, 2015, 2014 and 2013:

	For the years ended
	12-31-2015	12-31-2014	12-31-2013
Expense Recognized in the Statements of Comprehensive Income	ThCh$	ThCh$	ThCh$
Current service cost for defined benefits plan	1,208,012	493,357	530,191
Interest cost for defined benefits plan	2,560,978	2,258,362	1,746,001
Past service costs	(523)	—	—

Expenses recognized in the Statement of Income	3,768,467	2,751,719	2,276,192

Gains from remeasurement of defined benefit plans	(613,439)	1,059,671	1,886,866

Total expense recognized in the Statement of Comprehensive Income	3,155,028	3,811,390	4,163,058

The balance and changes in post-employment defined benefit obligations as of and for the years ended December 31, 2015, 2014 and 2013 are as follows:

Actuarial Value of Post-employment Obligations	ThCh$
Closing balance as of January 1, 2013	25,359,991
Current service cost	530,191
Net interest cost	1,746,001
Actuarial losses from changes in financial assumptions	483,129
Actuarial losses from changes in seniority adjustments	1,403,737
Foreign currency translation differences	(502,403)
Contributions paid	(3,286,555)
Other changes	(12,818)

Closing balance as of December 31, 2013	25,721,273

Current service cost	493,357
Net interest cost	2,258,362
Actuarial losses from changes in financial assumptions	524,052
Actuarial losses from changes in seniority adjustments	535,619
Foreign currency translation differences	(1,590,439)
Contributions paid	(3,019,325)
Other	1,892
Closing balance as of December 31, 2014	24,924,791
Current service cost	1,208,012
Net interest cost	2,560,978
Actuarial gains from changes in financial assumptions	(354,509)
Actuarial gains from changes in seniority adjustments	(258,930)
Foreign currency translation differences	(3,556,704)
Contributions paid	(2,974,773)
Defined benefit plan obligations from the past service costs	(523)

Closing balance as of December 31, 2015	21,548,342

Combined Group companies make no contributions to funds for financing the payment of these benefits.

21.3     Other disclosures

Actuarial assumptions

As of December 31, 2015 and 2014 the following assumptions were used in the actuarial calculation of defined benefits:

	Chile		Colombia		Argentina		Peru
	12-31-2015	12-31-2014	12-31-2015	12-31-2014	12-31-2015	12-31-2014	12-31-2015	12-31-2014
Discount rate used	4.95%	4.6%	7.25%	7.04%	5.50%	5.50%	7.60%	6.35%
Expected rate of salary increases	4.00%	4.0%	4.20%	4.00%	0.00%	0.00%	3.00%	3.00%
Mortality tables	RV2009	RV2009	RV2008	RV2008	RV2004	RV2004	RV2009	RV2009

Sensitivity

As of December 31, 2015, the sensitivity of the value of the actuarial liability for post-employment benefits to variations of 100 basis points in the discount rate assumes a decrease of ThCh$ 1,774,117 (ThCh$ 2,125,543 as of December 31, 2014) if the rate rises and an increase of ThCh$ 2,268,695 (ThCh$ 2,533,901 as of December 31, 2014) if the rate falls.

Defined contributions

The total expense recognized in the combined statement of comprehensive income in the caption “Employee expenses” represents contributions payables to the defined contribution plans by the Combined Group. For the years ended December 31, 2015, the amount recognized as expense was ThCh$ 495,598 (ThCh$ 586,839 and ThCh$ 425,242 for the years ended December 31, 2014 and 2013, respectively).

Future disbursements

The estimates available indicate that disbursements for defined benefit plans will increase to ThCh$ 2,770,185 in the next year.

Term of commitments

The Combined Group’s obligations have a weighted average length of 7.55 years, and the flow for benefits for the next 5 years and more is expected to be as follows:

Years	ThCh$
1	1,536,363
2	860,175
3	1,323,504
4	1,123,912
5	1,467,686
More than 5	10,627,527

22.	TOTAL EQUITY

22.1    Equity attributable to the Parent

As stated in Note 2.1 “Basis of preparation” Endesa Américas S.A. was not a group for Consolidated Financial Statements reporting purposes in accordance with IFRS 10 Consolidated Financial Statements and was presented on the basis of the aggregation of the net assets of the legal entities of Empresa Nacional de Electricidad S.A. group located outside of Chile.

Paid-in capital and retained earnings (including results for the period) of Empresa Nacional de Electricidad S.A. have been assigned to Endesa Américas S.A. for purposes of presentation of the combined financial statements based on the proportion of the book value of the net assets assigned to Endesa Américas S.A.

Equity reserves and other comprehensive income of Empresa Nacional de Electricidad S.A. have been assigned to Endesa Américas S.A. based on their origin, distinguishing, as appropriate, those components that in accordance with IFRS will not be reclassified subsequently to profit or loss and components that might be reclassified subsequently to profit or loss.

22.2    Foreign currency translation reserves

The following table details currency translation adjustments attributable to the Parent Company of the Combined Group for the years ended December 31, 2015, 2014 and 2013:

	For the years ended
Reserves for Accumulated Currency Translation Differences	December 31, 2015 ThCh$	December 31, 2014 ThCh$	December 31, 2013 ThCh$
Emgesa S.A.E.S.P	42,202,991	69,075,372	89,562,631
Generandes Perú S.A.	80,008,277	69,304,036	38,809,462
Hidroeléctrica el Chocón S.A.	(84,612,550)	(53,592,630)	(46,868,871)
Endesa Argentina S.A.	(14,435,479)	(13,561,202)	(13,287,564)
Central Costanera S.A.	6,697,712	10,185,346	7,083,247
Endesa Brasil S.A.	(216,355,851)	(105,465,588)	(122,479,241)
Others	(4,547,045)	(4,276,977)	(3,717,685)

TOTAL	(191,041,945)	(28,331,643)	(50,898,021)

22.3    Restrictions combined entities transferring funds to the parent

Certain of the Combined Group’s entities must comply with financial ratio covenants which require them to have a minimum level of equity or other requirements that restrict the transfer of assets to the parent company. The Combined Group’s restricted net assets as of December 31, 2015 from its combined entities Edegel S.A.A. and Hidroeléctrica El Chocón S.A. are ThCh$ 63,188,793 and ThCh$ 102,591,323, respectively.

22.4    Other reserves

Other reserves within Equity attributable to the Parent Company of the Combined Group for the years ended December 31, 2015, 2014 and 2013 are as follows:

	Balance as of 1-1-2015 ThCh$	2015 Changes ThCh$	Balance as 12-31-2015 ThCh$
Exchange differences on translation	(28,331,643)	(162,710,302)	(191,041,945)
Cash flow hedges	(1,991,688)	(6,030,795)	(8,022,483)
Remeasurement of available-for-sale financial assets	—	(118,662)	(118,662)
Other miscellaneous reserves	(820,511,192)	18,930,779	(801,580,413)

TOTAL	(850,834,523)	(149,928,980)	(1,000,763,503)

	Balance as of 1-1-2014 ThCh$	2014 Changes ThCh$	Balance as of 12-31-2014 ThCh$
Exchange differences on translation	(50,898,021)	22,566,378	(28,331,643)
Cash flow hedges	2,118,519	(4,110,207)	(1,991,688)
Other miscellaneous reserves	(760,605,537)	(59,905,655)	(820,511,192)

TOTAL	(809,385,039)	(41,449,484)	(850,834,523)

	Balance as of 1-1-2013 ThCh$	2013 Changes ThCh$	Balance as of 12-31-2013 ThCh$
Exchange differences on translation	(18,394,521)	(32,503,500)	(50,898,021)
Cash flow hedges	7,565,902	(5,447,383)	2,118,519
Other miscellaneous reserves	(724,055,318)	(36,550,219)	(760,605,537)

TOTAL	(734,883,937)	(74,501,102)	(809,385,039)

•	Reserves for Exchange differences on translation: These arise primarily from exchange differences relating to:

•	Translation of the financial statements of our foreign operations from their functional currencies to our presentation currency (i.e. Chilean peso) (see Note 3.j);

•	Translation of goodwill arising from the acquisition of foreign operations with a functional currency other than the Chilean peso (see Note 3.b).

•	Cash flow hedges reserves: These represent the cumulative portion of gains and losses on hedging instruments deemed effective in cash flow hedges (see Note 3.f.4).

•	Remeasurement of available-for-sale financial assets: These represent variations in fair value, net of their effect on the available-for-sale investments (see Note 3.f.1).

•	Other miscellaneous reserves:

Other miscellaneous reserves primarily include the following as of December 31, 2015 and 2014:

(i).	In accordance with Official Bulletin (Oficio Circular) No. 456 from issued by the Chilean Superintendence of Securities and Insurance, this caption records the price-level adjustment of cumulative paid-in capital from the date of the transition to IFRS, January 1, 2004, to December 31, 2008.

Please note that, while the Combined Group adopted the IFRS as its statutory accounting standards on January 1, 2009, the date of transition to that international standard used was January 1, 2004. This results from applying the exemption for that purpose in IFRS 1, “First Time Adoption”.

(ii).	Foreign currency translation differences existing at the time of transition to IFRS (IFRS 1 exemption, First Time Adoption).

(iii).	The effects of business combinations under common control, arising primarily from the creation of the holding company Enel Brasil S.A. in 2005 and the merger of our Colombian combined entities Emgesa and Betania in 2007.

22.5    Non-controlling interests

				Non-controlling Interests (% financial interest)
		Equity Balance as of		Profit (Loss) For the years ended
Companies	Non-controlling interests	12-31-2015 ThCh$	12-31-2014 ThCh$	12-31-2015 ThCh$	12-31-2014 ThCh$	12-31-2013 ThCh$
Emgesa S.A. E.S.P.	73.13%	584,922,225	536,351,255	154,959,234	211,210,105	168,793,015
Generandes Perú S.A.	39.00%	118,101,218	116,762,865	19,466,375	22,882,930	17,074,639
Edegel S.A.A.	16.40%	91,467,160	90,506,207	15,078,085	17,790,998	13,397,572
Chinango S.A.C.	20.00%	14,268,911	14,707,216	3,042,018	3,002,284	2,033,307
Central Costanera S.A.	24.32%	3,759,405	5,197,207	(242,897)	11,072,950	(7,538,477)
Hidroeléctrica El Chocón S.A.	32.33%	48,208,347	26,841,549	35,783,793	3,538,006	3,557,468
Others		3,491,652	1,980,163	2,556,874	256,053	239,049

TOTAL		864,218,918	792,346,462	230,643,482	269,753,326	197,556,573

23.	REVENUE AND OTHER INCOME

The detail of revenues presented in the statement of comprehensive income for the years ended December 31, 2015, 2014 and 2013 is as follows:

	For the years ended
Revenues	12-31-2015 ThCh$	12-31-2014 ThCh$	12-31-2013 ThCh$
Energy sales	1,163,050,757	1,085,422,840	984,879,971

Generation	1,163,050,757	1,085,422,840	984,879,971
Regulated customers	180,478,765	166,599,553	153,107,195
Non-regulated customers	664,648,555	658,206,673	605,123,358
Spot market sales	279,010,162	237,107,416	198,576,158
Other customers	38,913,275	23,509,198	28,073,260
Other sales	7,290,918	476,853	—
Natural gas sales	7,290,918	476,853	—

Revenue from other services	68,124,473	68,514,547	12,752,543
Tolls and transmission	64,775,313	51,448,733	6,094,776
Rent of equipment	70,485	—	—
Engineering services	1,510,084	3,229,708	5,006,203
Other services	1,768,591	13,836,106	1,651,564

Total operating revenue	1,238,466,148	1,154,414,240	997,632,514

Other Operating Income	For the years ended
	12-31-2015 ThCh$	12-31-2014 ThCh$	12-31-2013 ThCh$
Other revenue (*)	64,649,040	61,145,248	59,762,114

Total other operating income	64,649,040	61,145,248	59,762,114

(*)	For the years ended December 31, 2015, includes ThCh$ 52,400,888 (ThCh$ 39,282,571 and ThCh$ 33,846,438 for the years ended December 31, 2014 and 2013, respectively) from availability agreements in effect starting in December 2012 between our subsidiary Central Costanera S.A. and CAMMESA.

24.	RAW MATERIALS AND CONSUMABLES USED

The detail of raw materials and consumables presented in profit or loss for the years ended December 31, 2015, 2014 and 2013 is as follows:

	For the years ended
Raw Materials and Consumables	12-31-2015 ThCh$	12-31-2014 ThCh$	12-31-2013 ThCh$
Energy purchases	(181,642,178)	(108,348,536)	(113,257,831)
Fuel consumption (*)	(140,545,782)	(100,755,311)	(96,236,839)
Transportation costs	(104,202,321)	(103,553,233)	(84,159,191)
Other raw materials and consumables	(55,356,908)	(56,584,448)	(42,323,777)

Total	(481,747,189)	(369,241,528)	(335,977,638)

(*)	See Note 9.

25.	EMPLOYEE BENEFITS EXPENSE

Employee expenses recognized in profit or loss for the years ended December 31, 2015, 2014 and 2013 are as follows:

Employee Benefits Expense	For the years ended
	12-31-2015 ThCh$	12-31-2014 ThCh$	12-31-2013 ThCh$
Wages and salaries	(65,665,888)	(57,153,307)	(46,023,568)
Post-employment benefit obligations expense	(1,844,857)	(1,080,196)	(955,433)
Social security and other contributions	(15,447,105)	(11,563,083)	(12,945,061)
Other employee expenses	(2,270,696)	(248,283)	(224,857)

Total	(85,228,546)	(70,044,869)	(60,148,919)

26.	DEPRECIATION, AMORTIZATION AND IMPAIRMENT LOSSES

The detail of depreciation, amortization and impairment losses recognized in profit or loss for the years ended December 31, 2015, 2014 and 2013 is as follows:

	For the years ended
	12-31-2015 ThCh$	12-31-2014 ThCh$	12-31-2013 ThCh$
Depreciation	(106,487,360)	(98,785,594)	(95,674,678)
Amortization	(1,918,304)	(5,050,741)	(1,379,657)
Total depreciation and amortization	(108,405,664)	(103,836,335)	(97,054,335)
Losses from impairment (*)	(4,813,372)	(2,057,856)	(6,523,091)

Total depreciation and amortization and impairment losses	(113,219,036)	(105,894,191)	(103,577,426)

(*) Impairment Losses	For the years ended
	12-31-2015 ThCh$	12-31-2014 ThCh$	12-31-2013 ThCh$
Impairment reversal (loss) on financial assets (see Note 7)	(4,781,326)	(869,239)	76,227
Impairment loss on property, plant and equipment (see Note 14)	(32,046)	(1,188,617)	(6,599,318)
Total	(4,813,372)	(2,057,856)	(6,523,091)

27.	OTHER EXPENSES BY NATURE

Other miscellaneous operating expenses for the years ended December 31, 2015, 2014 and 2013 are as follows:

Other Expenses	For the years ended
	12-31-2015 ThCh$	12-31-2014 ThCh$	12-31-2013 ThCh$
Professional, outsourced and other services	(12,420,353)	(12,628,535)	(8,304,552)
Other supplies and services	(11,487,128)	(8,915,875)	(8,336,771)
Insurance premiums	(18,671,095)	(13,507,356)	(10,518,069)
Taxes and charges	(11,360,331)	(2,242,872)	(7,731,180)
Repairs and maintenance	(11,035,807)	(11,971,605)	(11,696,692)
Marketing, public relations and advertising	(683,569)	(334,152)	(338,765)
Leases and rental costs	(1,424,520)	(1,525,709)	(1,119,001)
Environmental expenses	(1,076,425)	(991,592)	(417,966)
Other supplies	(4,309,671)	(5,705,879)	(2,827,161)
Travel expenses	(656,362)	(517,295)	(389,286)
Indemnities and fines	(165,761)	(1,695,148)	(861,232)

Total	(73,291,022)	(60,036,018)	(52,540,675)

28.	FINANCIAL RESULTS

Financial income and costs for the years ended December 31, 2015, 2014 and 2013 are as follows:

Financial Income	For the years ended
	12-31-2015 ThCh$	12-31-2014 ThCh$	12-31-2013 ThCh$
Term deposits and other fixed-income investments	58,892,797	12,612,215	11,863,619
Other financial income	407,523	81,355,382	3,273,847

Total	59,300,320	93,967,597	15,137,466

Financial Costs	For the years ended
	12-31-2015 ThCh$	12-31-2014 ThCh$	12-31-2013 ThCh$
Financial costs	(87,794,374)	(65,211,336)	(66,695,425)

Bank loans	(15,729,436)	(16,616,920)	(17,550,897)
Secured and unsecured liabilities	(74,589,457)	(78,729,951)	(55,830,043)
Valuation of financial derivatives	(315,519)	(439,151)	(473,911)
Provisions	(217,483)	645,130	—
Post-employment benefit obligations	(2,560,978)	(2,258,362)	(1,746,002)
Capitalized borrowing costs	40,263,391	40,012,531	23,519,951
Other financial costs (*)	(34,644,892)	(7,824,613)	(14,614,523)

Foreign currency exchange gains (losses), net (1)	96,180,972	(20,192,761)	(11,576,858)
Gains	164,965,489	26,949,322	33,457,324
Losses	(68,784,517)	(47,142,083)	(45,034,182)

Total Financial Costs	8,386,598	(85,404,097)	(78,272,283)

Total Financial Results	67,686,918	8,563,500	(63,134,817)

(*)	On December 31, 2014 our combined subsidiary Central Costanera S.A. was forgiven interest owed to Mitsubish and the present value of the Mitsubishi debt amounting to ThCh$84,534,955, under a restructuring agreement for this debt. The main conditions of the restructuring agreement include: the forgiveness of interest due and accrued as of September 30, 2014; the rescheduling of capital repayments over a period of 18 years, with a 12 month grace period so that obligations must be fully repaid before December 15, 2032; a minimum annual payment of US$3,000,000 in principal in quarterly instalments at an interest rate of 0.25% per annum; the maintenance of a pledge over assets and restrictions on the payment of dividends.

The effects on financial results from exchange differences and the application of indexed assets and liabilities originated from the following:

(1) Foreign currency exchange losses, net	For the years ended
	12-31-2015 ThCh$	12-31-2014 ThCh$	12-31-2013 ThCh$
Cash and cash equivalents	1,224,719	1,697,907	1,344,567
Other financial assets (derivative instruments)	158,148,383	16,998,599	27,129,918
Other non-financial assets	965,197	589,555	—
Trade and other accounts receivable	(4,831,077)	(2,923,337)	(3,725,260)
Other financial liabilities (financial debt and derivative instruments)	(34,567,814)	(32,626,374)	(33,326,873)
Trade and other accounts payable	(1,743,585)	(1,908,775)	(228,360)
Other non-financial liabilities	(23,014,851)	(2,020,336)	(2,770,850)

Total	96,180,972	(20,192,761)	(11,576,858)

29.	INCOME TAXES

The following table presents the components of the income tax (expense)/benefit recognized in the accompanying Combined Statement of Comprehensive Income for the years ended December 31, 2015, 2014 and 2013:

Current Income Tax and Adjustments to Current Income Tax for Previous Periods	For the years ended
	12-31-2015 ThCh$	12-31-2014 ThCh$	12-31-2013 ThCh$
Current income tax	(228,736,117)	(219,525,684)	(165,130,899)
Tax benefit arising from previously unrecognized tax credit of prior period used to reduce current tax expense	14,529,770	13,376,346	—
Adjustments to current tax from the previous period	(1,360,544)	(217,951)	(1,033,731)
Other current tax expense	(2,852,706)	(25,942)	(4,084,483)

Current tax expense, net	(218,419,597)	(206,393,231)	(170,249,113)

Benefit/(expense) from deferred taxes for origination and reversal of temporary differences	(38,557,814)	(18,334,897)	2,326,472
Benefit from deferred taxes due to changes in tax rate or the introduction of new taxes (*)	—	20,677,076	10,452
Adjustments to deferred tax from the previous period	728,155	—	—

Total deferred tax (expense)/ benefit	(37,829,659)	2,342,179	2,336,924

Income tax expense	(256,249,256)	(204,051,052)	(167,912,189)

(*)	See Note 15.c, d.

The following table reconciles the computed income tax expense resulting from applying the applicable statutory tax rate to “Profit before income taxes” and the actual income tax expense recognized in the accompanying Combined Statement of Comprehensive Income for the years ended December 31, 2015, 2014 and 2013:

Reconciliation of Tax Expense	RATE %	Year ended 12-31-2015 ThCh$	RATE %	Year ended 12-31-2014 ThCh$	RATE %	Year ended 12-31-2013 ThCh$
PROFIT BEFORE TAX		667,424,799		693,958,987		546,252,374
Income tax expense using statutory rate	(22.50%)	(150,170,580)	(21.00%)	(145,731,388)	(20.00%)	(109,250,475)
Tax effect of rates applied in other countries	(12.43%)	(82,973,821)	(11.16%)	(77,448,621)	(10.70%)	(58,441,486)
Tax effect of non-taxable revenues	3.76%	25,119,696	14.31%	99,293,836	9.89%	54,036,599
Tax effect of non-tax-deductible expenses	(2.24%)	(14,963,147)	(11.65%)	(80,876,742)	(7.57%)	(41,349,671)
Tax effect from change in tax rate (*)	—	—	2.98%	20,677,078	0.00%	10,451
Tax effect of adjustments to current taxes in previous periods	(0.20%)	(1,360,544)	(0.03%)	(217,951)	(0.19%)	(1,033,731)
Tax effect of adjustments to deferred taxes in previous periods	0.11%	728,155	—	—	—	—
Price level restatement for tax purposes (investments and equity)	(4.89%)	(32,629,015)	(2.85%)	(19,747,264)	(2.18%)	(11,883,877)
Total adjustments to tax expense using statutory rates	(15.89%)	(106,078,676)	(8.40%)	(58,319,664)	(10.74%)	(58,661,715)
Actual income tax expense	(38.39%)	(256,249,256)	(29.40%)	(204,051,052)	(30.74%)	(167,912,190)

(*)	See Note 15.c.

The principal temporary differences are detailed in Note 15.a.

30.	GEOGRAPHIC INFORMATION

Since Endesa Américas has been established as a legal entity afther the reporting date, as of December 31, 2015 no chief operating decision maker existed for this Combined Group. Consequently, the Combined Group does not yet have any operating segments as the term is defined under IFRS 8 Operating Segments. The following supplemental financial information of financial position, results of operations and cash flows by geographical location is provided to enhance the understanding the Combined Group. It is not intended to, and does not, present operating segment information in accordance with IFRS 8.

The supplemental financial information has been organized by the geographical areas in which the Combined Group operates:

•	Chile

•	Argentina

•	Peru

•	Colombia

The accounting policies used to determine the supplement geographic information are the same as those used in the preparation of the Combined Group’s combined financial statements.

The following tables present the supplemental financial information.

Country	Chile		Argentina		Colombia		Peru		Eliminations		Total
	12-31-2015	12-31-2014	12-31-2015	12-31-2014	12-31-2015	12-31-2014	12-31-2015	12-31-2014	12-31-2015	12-31-2014	12-31-2015	12-31-2014
ASSETS	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
CURRENT ASSETS	44,952,332	96,302,445	73,356,684	56,079,003	172,957,081	329,704,908	120,047,316	121,446,536	(16,264,753)	(77,660,917)	395,048,660	525,871,975
Cash and cash equivalents	13,726,062	12,441,019	12,506,189	13,044,779	66,939,947	224,564,345	19,140,932	48,392,087	—	—	112,313,130	298,442,230
Other current financial assets	2,649,187	2,924,888	—	—	2,992,716	20,460,311	—	—	—	—	5,641,903	23,385,199
Other current non-financial assets	48	—	476,272	1,436,607	7,812,064	9,272,519	6,047,665	19,564,358	—	—	14,336,049	30,273,484
Trade and other current receivables, net	15,361	32,544	51,017,313	31,777,379	80,179,914	53,822,823	67,848,615	30,523,540	78,761	32	199,139,964	116,156,318
Current accounts receivable from related parties	28,561,674	80,903,994	6,776,018	7,651,647	7,299,356	7,818,044	11,346,222	7,413,257	(16,343,514)	(77,660,949)	37,639,756	26,125,993
Inventories	—	—	2,580,892	2,121,378	7,727,748	12,342,664	15,618,252	14,435,895	—	—	25,926,892	28,899,937
Current income tax receivables	—	—	—	47,213	5,336	1,424,202	45,630	1,117,399	—	—	50,966	2,588,814

NON-CURRENT ASSETS	1,075,138,295	1,075,119,472	386,138,335	297,803,641	1,807,828,820	1,787,224,363	808,405,917	816,077,567	(582,853,997)	(499,379,977)	3,494,657,370	3,476,845,066
Other non-current financial assets	—	—	—	29,855	612,676	1,170,931	13,305	16,167	—	—	625,981	1,216,953
Other non-current non-financial assets	—	—	2,151,832	1,255,693	1,087,678	1,075,811	—	—	—	—	3,239,510	2,331,504
Trade and other non-current receivables, net	—	—	228,882,636	139,038,803	1,942,064	2,177,709	—	—	—	—	230,824,700	141,216,512
Investments accounted for using the equity method	1,075,104,160	1,075,079,502	2,591,104	2,732,534	—	—	40,166,814	48,358,846	(671,523,114)	(585,314,821)	446,338,964	540,856,061
Intangible assets other than goodwill	—	—	—	—	20,180,823	22,960,562	10,902,866	10,639,358	—	—	31,083,689	33,599,920
Goodwill	—	—	1,070,609	1,401,472	4,285,458	4,886,065	6,675,472	8,527,161	88,669,117	85,934,844	100,700,656	100,749,542
Property, plant and equipment	—	—	151,404,223	153,233,565	1,761,539,131	1,707,545,357	750,647,460	748,536,035	—	—	2,663,590,814	2,609,314,957
Deferred income tax assets	34,135	39,970	37,931	111,719	18,180,990	47,407,928	—	—	—	—	18,253,056	47,559,617

TOTAL ASSETS	1,120,090,627	1,171,421,917	459,495,019	353,882,644	1,980,785,901	2,116,929,271	928,453,233	937,524,103	(599,118,750)	(577,040,894)	3,889,706,030	4,002,717,041

Country	Chile		Argentina		Colombia		Peru		Eliminations		Total
LIABILITIES AND EQUITY	12-31-2015	12-31-2014	12-31-2015	12-31-2014	12-31-2015	12-31-2014	12-31-2015	12-31-2014	12-31-2015	12-31-2014	12-31-2015	12-31-2014
	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
CURRENT LIABILITIES	582,153	66,254,194	173,676,300	140,463,117	349,716,663	500,427,460	126,541,945	95,676,184	24,491,163	(77,660,949)	675,008,224	725,160,006
Other current financial liabilities	417,400	—	30,356,958	29,204,543	135,606,953	90,868,809	54,636,930	24,321,508	—	—	221,018,241	144,394,860
Trade and other current payables	158,892	26,431,188	93,731,808	80,964,391	89,385,377	194,459,886	60,078,132	57,377,029	16,310,515	388,357	259,664,724	359,620,851
Current accounts payable to related parties	5,861	39,677,940	10,286,971	13,946,683	22,926,498	131,257,351	6,728,271	6,228,108	8,180,648	(78,049,306)	48,128,249	113,060,776
Provisions	—	—	2,744,275	666,299	72,379,365	24,071,622	3,811,965	2,681,490	—	—	78,935,605	27,419,411
Current income tax liabilities	—	—	36,556,288	6,819,509	28,563,318	55,331,792	190,505	760,776	—	—	65,310,111	62,912,077
Other current non-financial liabilities	—	145,066	—	8,861,692	855,152	4,438,000	1,096,142	4,307,273	—	—	1,951,294	17,752,031

NON-CURRENT LIABILITIES	199,807	345,751	115,955,352	101,749,459	831,187,907	883,041,284	229,436,392	275,049,420	—	315,064	1,176,779,458	1,260,500,978
Other non-current financial liabilities	—	—	38,637,260	44,052,205	781,500,275	862,784,448	76,786,584	140,731,046	—	—	896,924,119	1,047,567,699
Other non-current payables	—	—	39,373,175	—	—	—	—	—	—	—	39,373,175	—
Other non-current provisions	—	—	—	—	32,991,301	465,509	3,482,202	3,226,928	—	—	36,473,503	3,692,437
Deferred income tax liabilities	—	—	34,053,980	27,977,026	—	—	129,707,927	130,297,810	—	—	163,761,907	158,274,836
Non-current provisions for employee benefits	199,807	345,181	3,890,937	3,994,647	16,696,331	19,791,327	761,267	793,636	—	—	21,548,342	24,924,791
Other non-current non-financial liabilities	—	570	—	25,725,581	—	—	18,698,412	—	—	315,064	18,698,412	26,041,215

EQUITY	1,119,308,667	1,104,821,972	169,863,367	111,670,068	799,881,331	733,460,527	572,474,896	566,798,499	(623,609,913)	(499,695,009)	2,037,918,348	2,017,056,057
Equity attributable to the Parent Company	1,119,308,667	1,104,821,972	169,863,367	111,670,068	799,881,331	733,460,527	572,474,896	566,798,499	(623,609,913)	(499,695,009)	1,173,699,430	1,224,709,595
Allocated capital	877,910,726	758,944,075	38,308,208	50,147,052	146,498,021	167,029,702	312,948,407	201,338,557	(476,231,533)	(278,025,557)	899,433,829	899,433,829
Retained earnings	591,094,053	512,170,634	52,817,928	14,567,871	217,958,121	110,289,985	39,261,286	130,039,328	373,897,716	409,042,471	1,275,029,104	1,176,110,289
Other reserves, including	(349,696,112)	(166,292,737)	78,737,231	46,955,145	435,425,189	456,140,840	220,265,203	235,420,614	(521,276,096)	(630,711,923)	(1,000,763,503)	(850,834,523)
Non-controlling interests	—	—	—	—	—	—	—	—	—	—	864,218,918	792,346,462

TOTAL LIABILITIES AND EQUITY	1,120,090,627	1,171,421,917	459,495,019	353,882,644	1,980,785,901	2,116,929,271	928,453,233	937,524,103	(599,118,750)	(577,040,894)	3,889,706,030	4,002,717,041

The eliminations column corresponds to transactions between companies in different lines of business and country, primarily purchases and sales of energy and services.

Country	Chile			Argentina			Colombia			Peru			Eliminations			Total
STATEMENTS OF COMPREHENSIVE INCOME	12-31-2015	12-31-2014	12-31-2013	12-31-2015	12-31-2014	12-31-2013	12-31-2015	12-31-2014	12-31-2013	12-31-2015	12-31-2014	12-31-2013	12-31-2015	12-31-2014	12-31-2013	12-31-2015	12-31-2014	12-31-2013
	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
REVENUES AND OTHER OPERATING INCOME	4,082,290	5,160,988	3,102,453	140,398,934	105,265,322	131,443,285	778,755,553	753,373,023	639,503,535	382,452,710	353,794,700	283,805,991	(2,574,299)	(2,034,545)	(460,636)	1,303,115,188	1,215,559,488	1,057,394,628
Revenue from ordinary activities	4,082,290	5,160,988	3,102,453	87,358,681	62,653,767	97,596,845	769,676,923	744,252,510	634,847,624	379,922,553	344,381,520	262,546,228	(2,574,299)	(2,034,545)	(460,636)	1,238,466,148	1,154,414,240	997,632,514
Energy sales	—	—	—	87,130,828	51,748,523	95,315,523	762,280,521	743,649,327	634,181,459	313,639,408	290,024,990	255,382,989	—	—	—	1,163,050,757	1,085,422,840	984,879,971
Other sales	—	—	—	—	—	—	7,290,918	476,853	—	—	—	—	—	—	—	7,290,918	476,853	—
Other services rendered	4,082,290	5,160,988	3,102,453	227,853	10,905,244	2,281,322	105,484	126,330	666,165	66,283,145	54,356,530	7,163,239	(2,574,299)	(2,034,545)	(460,636)	68,124,473	68,514,547	12,752,543
Other operating revenue	—	—	—	53,040,253	42,611,555	33,846,440	9,078,630	9,120,513	4,655,911	2,530,157	9,413,180	21,259,763	—	—	—	64,649,040	61,145,248	59,762,114
RAW MATERIALS AND CONSUMABLES	—	—	—	(9,172,467)	(15,204,196)	(36,478,648)	(321,528,664)	(220,302,722)	(204,419,041)	(151,046,058)	(133,734,610)	(95,079,949)	—	—	—	(481,747,189)	(369,241,528)	(335,977,638)
Energy purchases	—	—	—	(1,320,312)	(4,795,537)	(15,687,976)	(162,261,692)	(80,294,031)	(87,695,910)	(18,060,174)	(23,258,968)	(9,873,945)	—	—	—	(181,642,178)	(108,348,536)	(113,257,831)
Fuel consumption	—	—	—	(1,829,786)	(1,531,860)	(9,173,816)	(62,987,536)	(33,015,871)	(34,870,502)	(75,728,460)	(66,207,580)	(52,192,521)	—	—	—	(140,545,782)	(100,755,311)	(96,236,839)
Transportation expenses	—	—	—	(1,775,433)	(2,765,795)	(4,541,378)	(64,562,969)	(68,739,282)	(59,719,072)	(37,863,919)	(32,048,156)	(19,898,741)	—	—	—	(104,202,321)	(103,553,233)	(84,159,191)
Other miscellaneous supplies and services	—	—	—	(4,246,936)	(6,111,004)	(7,075,478)	(31,716,467)	(38,253,538)	(22,133,557)	(19,393,505)	(12,219,906)	(13,114,742)	—	—	—	(55,356,908)	(56,584,448)	(42,323,777)
CONTRIBUTION MARGIN	4,082,290	5,160,988	3,102,453	131,226,467	90,061,126	94,964,637	457,226,889	533,070,301	435,084,494	231,406,652	220,060,090	188,726,042	(2,574,299)	(2,034,545)	(460,636)	821,367,999	846,317,960	721,416,990
Other work performed by the entity and capitalized	—	—	—	3,587,125	4,717,344	2,994,025	5,344,745	5,763,279	5,001,430	431,498	550,306	360,712	2,574,299	1,673,387	—	11,937,667	12,704,316	8,356,167
Employee benefits expense	(407,906)	(398,886)	(395,543)	(47,917,980)	(35,160,437)	(28,253,599)	(20,843,530)	(20,155,909)	(18,284,458)	(16,059,130)	(14,329,637)	(13,215,319)	—	—	—	(85,228,546)	(70,044,869)	(60,148,919)
Other expenses	(1,912,324)	(360,850)	(313,807)	(16,568,251)	(13,992,507)	(13,905,969)	(29,624,993)	(24,525,495)	(20,227,858)	(25,185,454)	(21,518,324)	(18,553,677)	—	361,158	460,636	(73,291,022)	(60,036,018)	(52,540,675)
GROSS OPERATING RESULT	1,762,060	4,401,252	2,393,103	70,327,361	45,625,526	55,799,094	412,103,111	494,152,176	401,573,608	190,593,566	184,762,435	157,317,758	—	—	—	674,786,098	728,941,389	617,083,563
Depreciation and amortization expense	—	—	—	(23,043,075)	(17,588,468)	(20,870,696)	(39,129,529)	(43,831,768)	(37,656,687)	(46,233,060)	(42,416,099)	(38,526,952)	—	—	—	(108,405,664)	(103,836,335)	(97,054,335)
Impairment losses (reversal of impairment losses) recognized in profit or loss	—	—	—	—	(81,595)	—	(109,059)	(787,644)	76,227	(4,704,313)	(1,188,617)	(6,599,318)	—	—	—	(4,813,372)	(2,057,856)	(6,523,091)
NET OPERATING INCOME	1,762,060	4,401,252	2,393,103	47,284,286	27,955,463	34,928,398	372,864,523	449,532,764	363,993,148	139,656,193	141,157,719	112,191,488	—	—	—	561,567,062	623,047,198	513,506,137
FINANCIAL RESULT	530,715	(4,284,233)	11,086,404	117,190,765	49,186,699	(36,683,640)	(39,888,958)	(34,612,888)	(26,968,562)	(10,145,604)	(7,267,238)	(8,116,369)	—	5,541,160	(2,452,650)	67,686,918	8,563,500	(63,134,817)
Financial income	78,056	443,158	390,116	55,319,485	81,628,144	2,824,892	3,304,656	11,360,916	11,243,116	598,123	535,379	909,512	—	—	(230,170)	59,300,320	93,967,597	15,137,466
Term deposits and other fixed-income investments	78,056	443,158	159,945	55,274,668	1,817,052	2,806,729	2,942,337	9,851,892	7,992,712	597,736	500,113	904,233	—	—	—	58,892,797	12,612,215	11,863,619
Other financial income	—	—	230,171	44,817	79,811,092	18,163	362,319	1,509,024	3,250,404	387	35,266	5,279	—	—	(230,170)	407,523	81,355,382	3,273,847
Financial costs	(3,126,870)	(2,261,919)	(1,551,540)	(32,441,083)	(11,071,561)	(18,723,405)	(44,086,055)	(44,883,364)	(38,653,807)	(8,140,366)	(6,994,492)	(7,996,843)	—	—	230,170	(87,794,374)	(65,211,336)	(66,695,425)
Bank loans	—	—	—	(5,338,424)	(8,082,579)	(8,921,508)	(8,596,624)	(6,304,441)	(6,801,893)	(1,794,388)	(2,229,900)	(1,827,496)	—	—	—	(15,729,436)	(16,616,920)	(17,550,897)
Secured and unsecured liabilities	—	—	—	—	—	—	(71,452,386)	(74,994,653)	(51,294,445)	(3,137,071)	(3,735,298)	(4,535,598)	—	—	—	(74,589,457)	(78,729,951)	(55,830,043)
Other	(3,126,870)	(2,261,919)	(1,551,540)	(27,102,659)	(2,988,982)	(9,801,897)	35,962,955	36,415,730	19,442,531	(3,208,907)	(1,029,294)	(1,633,749)	—	—	230,170	2,524,519	30,135,535	6,685,515
Foreign currency exchange losses, net	3,579,529	(2,465,472)	12,247,828	94,312,363	(21,369,884)	(20,785,127)	892,441	(1,090,440)	442,129	(2,603,361)	(808,125)	(1,029,038)	—	5,541,160	(2,452,650)	96,180,972	(20,192,761)	(11,576,858)
Positive	15,185,792	13,428,723	20,015,266	147,904,024	13,670,821	15,593,040	1,875,433	1,172,568	740,030	240	904	618	—	(1,323,694)	(2,891,630)	164,965,489	26,949,322	33,457,324
Negative	(11,606,263)	(15,894,195)	(7,767,438)	(53,591,661)	(35,040,705)	(36,378,167)	(982,992)	(2,263,008)	(297,901)	(2,603,601)	(809,029)	(1,029,656)	—	6,864,854	438,980	(68,784,517)	(47,142,083)	(45,034,182)
Share of profit of investments accounted for using the equity method	33,198,282	55,319,910	84,856,568	1,708,547	(153,555)	144,312	—	—	—	3,772,832	6,432,056	10,036,958	—	—	—	38,679,661	61,598,411	95,037,838
Other gains, net	—	—	—	(436,609)	622,942	725,673	(110,332)	74,183	310,238	38,099	52,753	(192,695)	—	—	—	(508,842)	749,878	843,216
Gain (loss) from other investments	—	—	—	—	668,100	725,673	—	—	—	—	—	—	—	—	—	—	668,100	725,673
Gain (loss) from the sale of assets	—	—	—	(436,609)	(45,158)	—	(110,332)	74,183	310,238	38,099	52,753	(192,695)	—	—	—	(508,842)	81,778	117,543
Income before tax	35,491,057	55,436,929	98,336,075	165,746,989	77,611,549	(885,257)	332,865,233	414,994,059	337,334,824	133,321,520	140,375,290	113,919,382	—	5,541,160	(2,452,650)	667,424,799	693,958,987	546,252,374
Income tax	(40,617,049)	(27,757,029)	(21,650,895)	(56,407,124)	(21,104,876)	(8,988,962)	(120,958,374)	(126,163,971)	(106,510,265)	(38,266,709)	(29,025,176)	(30,762,067)	—	—	—	(256,249,256)	(204,051,052)	(167,912,189)
NET PROFIT	(5,125,992)	27,679,900	76,685,180	109,339,865	56,506,673	(9,874,219)	211,906,859	288,830,088	230,824,559	95,054,811	111,350,114	83,157,315	—	5,541,160	(2,452,650)	411,175,543	489,907,935	378,340,185
Net profit attributable to:	(5,125,992)	27,679,900	76,685,180	109,339,865	56,506,673	(9,874,219)	211,906,859	288,830,088	230,824,559	95,054,811	111,350,114	83,157,315	—	5,541,160	(2,452,650)	411,175,543	489,907,935	378,340,185
Parent Company																180,532,061	220,154,609	180,783,612
Non-controlling interests																230,643,482	269,753,326	197,556,573

Country	Chile			Argentina			Colombia			Peru			Eliminations			Total
	12-31-2015	12-31-2014	12-31-2013	12-31-2015	12-31-2014	12-31-2013	12-31-2015	12-31-2014	12-31-2013	12-31-2015	12-31-2014	12-31-2013	12-31-2015	12-31-2014	12-31-2013	12-31-2015	12-31-2014	12-31-2013
STATEMENT OF CASH FLOW	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Cash flow from (used in) operating activities	4,895,003	(755,692)	1,998,178	71,449,572	73,261,969	23,604,635	254,539,611	364,425,931	273,903,244	144,659,247	131,371,133	96,410,549	(2,540,818)	(407,290)	(529,835)	473,002,615	567,896,051	395,386,771
Cash flow from (used in) investment activities	123,010,330	225,357,810	131,847,619	(50,193,057)	(46,912,356)	(39,495,666)	(159,371,575)	(185,214,366)	(125,834,718)	(32,455,858)	(21,749,651)	(4,785,154)	(114,333,695)	(108,128,882)	(80,477,578)	(233,343,855)	(136,647,445)	(118,745,497)
Cash flows from (used in) financing activities	(127,383,436)	(232,307,811)	(116,489,811)	(18,352,756)	(20,558,700)	16,625,223	(259,847,758)	(151,340,516)	(104,425,180)	(141,981,410)	(97,913,910)	(94,269,560)	116,874,513	108,536,172	81,007,413	(430,690,847)	(393,584,765)	(217,551,915)

The eliminations column corresponds to transactions between companies in different lines of business and country, primarily purchases and sales of energy and services.

31.	THIRD PARTY GUARANTEES, OTHER CONTINGENT ASSETS AND LIABILITIES, AND OTHER COMMITMENTS

31.1    Direct guarantees

Creditor of Guarantee	Debtor		Type of guarantee	Assets Committed			Balance Pending as of			Guarantees Released
				Type	Currency	Book Value
	Company	Relationship					Currency	12-31-15	12-31-14	2016	Assets	2017	Assets	2018	Assets
Mitsubishi Corporation	Central Costanera S.A.	Creditor	Pledge	Combined cycle	ThCh$	10,804,894	ThCh$	34,838,333	73,177,119	—	—	—	—	—	—
Credit Suisse First Boston	Central Costanera S.A.	Creditor	Pledge	Combined cycle	ThCh$	3,098,134	ThCh$	1,183,600	3,033,750	—	—	—	—	—	—
Citibank N.A.	Endesa Argentina S.A.	Creditor	Pledge	Cash deposit	ThCh$	435,681	ThCh$	435,681	702,470	—	—	—	—	—	—

As of December 31, 2015 and 2014, the amount of the Combined Group’s property, plant and equipment pledged as collateral for liabilities amounted to ThCh$ 13,903,028 and ThCh$ 21,952,283, respectively.

As of December 31, 2015 and 2014, the Combined Group had future energy purchase commitments totalled ThCh$ 10,256,783 and ThCh$ 27,059,338, respectively.

31.2    Indirect guarantees

As of December 31, 2015 and 2014 the Combined Group did not have indirect guarantees. As explained in Note 2.1 Basis of preparation, stand-alone debt of Endesa (Parent) has been allocated 100% to Endesa Chile. However the result of the spin-off of Empresa Nacional de Electricidad S.A. (for more details see Note 35 Subsequent events), dated March 1, 2016, Endesa Américas S.A. has become joint debtor on local bonds allocated to Endesa Chile, whose outstanding notional amount as of December 31, 2015 totalled UF 12.8 million.

31.3    Litigation and arbitration

As of the date of these Combined Financial Statements, the most relevant contingent liabilities involving the Combined Group, for which no provisions have been recognized because management believes that a present obligation does not exists, are as follows:

a)	Pending lawsuits of combined entities

Empresa Generadora de Energía Eléctrica S.A. (Emgesa)

1.

In 2001, a lawsuit was filed against Emgesa, as well as the non-related companies, Empresa de Energía de Bogotá S.A. E.S.P. (EEB) and Corporación Autónoma Regional de Cundinamarca (CAR for its acronym in Spanish), by the residents of Sibaté, in the Colombian Department of Cundinamarca. This lawsuit seeks to hold the defendants jointly liable for the damages and prejudices derived from the pollution to the El Muñá dam reservoir, resulting from the pumping of polluted waters from the Bogotá River by Emgesa. Emgesa has denied these allegations arguing, among others, that it does not have any responsibility since it receives the waters already contaminated. The plaintiffs’ initial demand was for approximately CPs 3,000 billion (approximately ThCh$ 675,000,000). Emgesa filed a motion for the joinder of numerous public and private entities that dump into the waters of the Bogotá River or that in any way are responsible for the environmental stewardship of the river basin. The Third Section of the State Council has received the petition and ordered certain companies joined as defendants. In January 2013, several of the defendants filed responses to the complaint. In June 2013, a motion to annul the proceedings was denied. The resolving preliminary objections and the summons to a conciliation hearing are currently pending. In June 2015 a resolution was enacted instructing the dismissal of EEB by reason of a nullity defect, as well as the exclusion of those entities that had been identified by the Cundinamarca Administrative Court as defendants for having polluted the waters of Bogotá River, which had been confirmed by the State Council. A motion for reversal was filed against this decision, or an appeal. The resolution of such actions is pending.

2.	A class action lawsuit has been filed by residents of the Colombian Municipality of Garzón, alleging that the construction of the El Quimbo hydroelectric project has caused the plaintiffs’ income from handicrafts or entrepreneurial activities to decrease by an average of 30%. The lawsuit claims the decrease was not considered when the project’s social-economic impact report was drafted. Emgesa has denied these allegations on the basis that (i) the social-economic impact report complied with all methodological criteria, including giving all interested parties the opportunity to be registered in the report, (ii) the plaintiffs are not residents and therefore, compensation is allowed only for those whose revenues are, in their majority, coming from of their activity in the direct area of influence of the El Quimbo hydroelectric project and (iii) compensation must not go beyond the “first link” of the production chain and must be based on the status of the income indicators of each affected person. A proceeding was filed in parallel by 38 inhabitants of the Municipality of Garzón, who are claiming compensation for being affected by the El Quimbo hydroelectric project since they were not included in the social-economic impact report. A mandatory settlement hearing was unsuccessful. The court ordered a test, which is currently in the preliminary phase. In the parallel proceeding, an exception previous of pending lawsuit was filed, based on the existence of the principal proceeding. The proposed exception is pending ruling. The amount involved in this proceeding is estimated to be approximately CPs 93 billion (approximately ThCh$ 20,925,000).

3.	CAR through Resolution 506, enacted on March 28, 2005 and Resolution 1189, enacted on July 8, 2005, imposed on Emgesa, EEB and Empresa de Acueducto y Alcantarillado de Bogotá (“EAAB”) the execution of construction work on the El Muña dam reservoir, whose effectiveness, among other things, depends on maintaining Emgesa’s water concession. Emgesa filed an action for annulment and reestablishment of Law against these Resolutions before the Administrative Court of Law of Cundinamarca, Section One. The first instance court denied the nullity of these resolutions. Appeals were filed by Emgesa, EEB and EAAB, which are pending a decision. Embesa filed another action for annulment and reestablishment against the CAR for annulment of Article 2 of Resoultion 1318 of 2007 and Article 2 of Resolution 2000 of 2009, both of which required Emgesa to implement a Contingency Plan and to carry out a study on “Air Quality” for the potential suspension of water pumping in the dam reservoir. This action pretends to annul the administrative acts imposed due to impracticability to anticipating the “Air Quality” and implementing the “Contingency Plan”. In this action a favorable accountant expert report was presented, for which it was requested clarification to Emgesa. Clarification of previous expert report and a second expert report to value the works anticipated by the company is still pending. The amount at issue is undetermined.

4.

In February 2015, Emgesa was notified of a Popular Action filed by Comepez S.A. and other fish farming companies located near the Betania dam, on the grounds of protection of the right to a healthy environment, public health and food safety in order to prevent, in the opinion of the plaintiffs, the danger of a massive fish mortality among other damages from the filling of the reservoir for the El Quimbo hydroelectric project dam, also located at the basin of the Magdalena River. Regarding the status of the proceeding, the Huila administrative court issued in February 2015 a preliminary injunction that prevents the filling of the El Quimbo dam reservoir until the river has reached the optimal flow, among other requirements. Emgesa filed a motion for reversal against this decision requesting a probation order and the release of such measure, which motion was denied by the court. The appeal filed by Emgesa was granted only in the remand effect. The preliminary injunction was amended, allowing Emgesa to start filling the dam reservoir. Nevertheless, CAM, the Regional Environmental Authority, in Resolution No. 1503 issued on July 3, 2015 directed Emgesa to temporarily stop filling the El Quimbo dam reservoir. The legal actions to be adopted are under analysis by Emgesa, notwithstanding the filling procedure continues normally. The appeal is pending. The Colombian Government, through Decree 1979 has requested the lifting of the generation suspension and reported that Emgesa must abide by such Decree. On December 15, 2015, the Constitutional Court decided that Decree 1979 was unenforceable, and as a result, suspended at midnight of that date the generation of energy at El Quimbo. Emgesa presented the corresponding arguments.

On December 24, 2015, the Colombian Ministry of Energy and Mining and the National Authority of Aquaculture and Fishing (“AUNAP”) filed a writ of protection of constitutional rights to the Civil Courts of Circuito de Neiva as a transitional mechanism to avoid damage, while the Huila administrative court decides on releasing the precautionary measure, and requested the generation of energy at El Quimbo be permitted. They requested such generation be authorized as an interim measure until a ruling on the writ of protection is made. On January 8, 2016, Emgesa was notified of the decision of the Civil Court of Circutio de Neiva which authorized Emgesa to immediately restore the generation of energy as a transitional measure until the Huila administrative court decides on releasing the precautionary measure. The amount involved in this proceeding is undetermined.

Edegel S.A.A. (Edegel)

1.	The fiscal authority in Peru, SUNAT (in Spanish Superintendencia Nacional de Administración Tributaria), questioned Edegel in 2001 regarding the manner in which it was accounting for the valuation of its depreciating assets. Edegel had conducted a voluntary reevaluation for the 1996 fiscal year, and as a result of such reevaluation it recorded a reduction of goodwill with respect to assets. This depreciation was recorded as an expense. The amount rejected by SUNAT is related to financial interest paid during the construction phase of the power plants. SUNAT claims (i) that Edegel has not demonstrated that it was necessary to obtain financing to build the power plants and (ii) that such financing was actually incurred. Edegel has responded that SUNAT cannot request such evidence because the reevaluation assigns the assets a market value when the reevaluation was performed, instead of the historical value of the assets. In this case, the methodology considered that the power plants of such scale were built with financings. In addition, Edegel claimed that if SUNAT disagreed with the valuation, it should have conducted its own appraisal, which it failed to do. On February 2, 2012, the Tax Court (TF) issued a ruling for the 1999 fiscal year in favor of two of Edegel’s power plants, and against four power plants, based on the fact that a verified financing was only evidenced for the first two power plants. Consequently, the TF ordered SUNAT to recalculate the taxes payable by Edegel, which amounted to ThCh$ 8,474,708 (€11 million) that were paid by Edegel in June 2012. This amount will be recovered if Edegel obtains favorable rulings in the following claims it has subsequently filed:

i)	an administrative contentious claim before the Judicial System against the TF’s ruling, filed in May 2012 (which would result in a complete recovery of the taxes); and

ii)	a partial appeal against the recalculation that SUNAT performed according to TF’s ruling, on the basis that the recalculation was incorrect, filed in July 2012 (which would result in a partial recovery of the taxes).

In August 2013, Edegel received notice of an unfavorable ruling with respect to claim i). Edegel filed an annulment appeal against the ruling, since the resolution violates its motivation right and it is untimely. In May 2015, Edegel received notice of the resolution of the Court of Appeal which: (i) annulled the resolution from the Justice Department (“JD”) which rejected the petitions of the demand of the company; (ii) declared admitted the claims previously rejected; and (iii) ordered the JD to return to the stage of determination of the controversy points. In June 2015, Edegel received notice from the JD that it declared admitted the claims previously rejected and it had submitted to the attorney general’s office for issuance of a new pronouncement (in Peru when the Government is engaged as a party in a judicial process an attorney generated a request designated by the Public Ministry must be involved, in order for him to be informed and to opine regarding the controversy. Such opinion is not binding on the judge or the Court that must resolve the litigation).

For the 2000 to 2001 fiscal years, Edegel paid ThCh$ 3,852,140, the equivalent of €5 million, and made a provision of ThCh$ 770,428 (€1 million).

In November 2015, Edegel was notified of Resolution No. 15281-8-2014, stating that the TF had ruled with respect to the indicated appeal by which it was declared annulled the Resolution under the SUNAT objected the loss deductions related to the financial derivative instruments. Then, confirmed the objections related to the non-deductibility of depreciation of the non-accredited technical assistance services rendered to Generandes and the financial interests accrued on the loans for the acquisition of treasury shares. It is important to note that, although the TF’s resolution revoked the objections related to the excess in depreciation of the revalued assets; however, stated that the SUNAT will apply what is resolved in the company’s appeal of Income Taxes filed for the fiscal year 1999 (exp. No. 10099 to 2012), which is still pending resolution.

In December 2015, the TF submission of the case to the SUNAT in order for it to recalculate the debt based on the established criteria was still pending.

For the 1999 fiscal year it is expected that the Judicial System will enact a new resolution on the Edegel lawsuit and that the TF will decide on the partial appeal filed by Edegel. For the 2000 and 2001 fiscal years, Edegel filed new evidence in order to reduce amount of that could be paid from ThCh$ 4,622,568 (€6 million) to ThCh$ 1,001,556 (€1.3 million); however, the TF could determine that the evidence is inadmissible as untimely. In December 2014, the TF enacted a resolution on the appeal filed by Edegel. Notification is expected. TF is expected to forward the case to the SUNAT for the recalculation of the debt according to the established criteria.

The amount involved in these proceedings is S/.63,944,287 (approximately ThCh$ 13,305,207), which is divided between the assets amount of S/.59,819,819 (approximately ThCh$ 12,447,008) and the liabilities amount of S/. 4,124,468 (approximately ThCh$ 858,198).

b)	Pending lawsuits of associates

Enel Brasil

1.	The Brazilian Internal Revenue Service (IRS) claims an alleged underreporting of dividends by Enel Brasil, than it reported. The Brazilian IRS claims that the total amortization of goodwill (greater value) recorded by Enel Brasil in 2009 in the equity accounts, should have been recorded in the comprehensive income accounts. As a result, the procedure performed was inadequate and a greater profit would have been generated and consequently, a higher amount of dividends distributed. The alleged surplus in dividends was interpreted by the Brazilian IRS as payments to non-residents, which would be subject to a 15% income tax retained at the source. Enel Brasil responded that all the procedures adopted by Enel Brasil were based on the company’s interpretation and in accordance with Brazilian accounting standards (Brazilian GAAP), and confirmed by the external auditor and by a legal opinion from Souza Leão Advogados. Enel Brasil has filed its defense in the administrative first instance and is waiting for an administrative first instance ruling. The amount involved in this proceeding is R$233 million (approximately ThCh$ 42,375,244).

Ampla Energía S.A. (Ampla, subsidiary of our associate Enel Brasil S.A.)

1.

In Brazil, Basilus S/A Serviços, Empreendimentos e Participações (successor to Meridional S/A Serviços, Empreendimentos e Participações from 2008) is the holder of the litigation rights that it acquired from the construction companies Mistral and CIVEL, which had a civil works contract with Centrais Elétricas Fluminense S.A. (CELF). This contract was terminated before CELF’s privatization process. Since CELF’s assets were transferred to Ampla during the privatization process, Basilus (previously Meridional) sued Ampla in 1998, arguing that the transfer of the referred assets was done in detriment of its rights. Ampla only acquired assets from CELF, but is not its legal successor since CELF, a state-owned company, still exsits and maintains its legal personality. Basilus demanded payment of pending invoices and contractual penalties for termination of the civil works contract. In March 2009, the court decided in favor of Basilus, and Ampla and the State of Río de Janeiro filed the corresponding appeals. On December 15, 2009, the State Court accepted the appeal and overturned the lower court’s decision obtained by Basilus, in Ampla’s favor. Basilus filed an appeal against the resolution, which was denied. In July 2010, Basilus filed an Appeal under Specific Court Regulations (Agravo Regimental) before the Superior Court of Justice of Brazil, which also rejected the appeal in August 2010. Seeking to overturn such decision, Basilus filed a Petition for Writ of Mandamus (Mandado de Seguranca), which was also rejected. In June 2011, Basilus filed an Appeal to Amendment of Judgment (Embargos de Declaração) in order to clarify a supposed omission by the Superior Court of Justice in the decision on the Petition for Writ of Mandamus, which was not accepted by the court. Against this decision, Basilus filed an Ordinary Appeal (Recurso Ordinario) before the Superior Court of Justice (in Brasilia). On March 28, 2012 the Reporting Justice decided the Ordinary Appeal in favor of Basilus. Ampla and the State of Río de Janeiro filed an Appeal under Specific Court Regulations against the Reporting Justice’s decision, which was accepted by the First Court Room of the Superior Court of Justice on August 28, 2012, determining that the Ordinary Appeal of the Petition for Writ of Mandamus must be submitted to the decision by an en banc session and not by a single Reporting Justice. Basilus challenged the decision. The decision of August 28, 2012 was published on December 10, 2012, and the Appeal to Amendment of Judgment had been filed by Ampla and the State of Río de Janeiro to remedy the existing error in its publication, in order to avoid future divergence. Basilus filed its arguments and on May 27, 2013, the Appeal to Amendment of Judgment filed by Ampla and the State of Río de Janeiro were accepted and the error corrected. On August 25, 2015, the appeal filed by Basilus was rejected. The decision was published on December 10, 2015, and Basilus filed an appeal to Amendment of Judgment, which is pending resolution. The amount involved in this proceeding is estimated to be approximately R$1,344 million (approximately ThCh$ 244,430,592).

2.	In December 2001, the Brazilian Federal Constitution was amended to apply the CONFINS tax (Contribuicao para o Financiamento da Seguridade Social), a tax levied on revenues, to electricity energy sales. The Constitution states that the changes on social contributions are effective 90 days after their publication. Ampla started to pay this COFINS tax in April 2002. However, the Brazilian Internal Revenue Service notified Ampla that the 90-day delay of entry into force is applied to statutory amendments, but are not applicable to constitutional amendments, which are effective immediately. In November 2007, the appeal filed before the Taxpayers Council (Consejo de Contribuyentes), the administrative appeals level, ruled against Ampla. In October 2008, Ampla filed a special appeal that was rejected. On December 30, 2013, Ampla was notified of the decision to reject its position that the COFINS tax payments were not due for the period from December 2001 to March 2002 based on the Constitution providing that legislative changes are effective 90 days after their publication. Ampla filed a judicial proceeding to obtain a certification of fiscal good standing in order to continue receiving public funds and was required to post a bond for the tax debt. Under the new standard on surety bonds published in March 2014, the bond amount must be 120% rather than the previous 130%, of the tax debt and the bond was reduced to € 44 million. Ampla submitted the new surety bond, complying with the new requirements. The Brazilian Treasury accepted the surety bond and granted the certification of fiscal good standing. The Brazilian Treasury submitted the fiscal execution and Ampla opposed its defense in July 2014. It is not necessary to submit a new surety bond since the bond posted to obtain the certification of fiscal good standing can be used for this proceeding. The amount involved in this case is estimated to be approximately R$149 million (approximately ThCh$ 27,098,332).

3.

Companhia Brasileira de Antibióticos (Cibran) filed suit against Ampla in order to receive compensation for the loss of products and raw materials, machinery breakdown, among other things that occurred as a consequence of poor service provided by Ampla between 1987 and May 1994 and compensation for moral damages. This litigation is related to other five actions filed by Cibran against Ampla based on power outages allegedly caused by Ampla in the period from 1987 to 1994, 1994 to 1999 and part of 2002. The judge decided to conduct a single expert assessment for these various claims, which was in part adverse to Ampla. Ampla challenged such assessment and requested a new expert assessment. On September 5, 2013, the judge rejected the prior petition, whereupon Ampla filed a Petition for Clarification of the Decision (Embargo de Aclaración) and subsequently a Special Appeal (Agravo de Instrumento), both of which were rejected by the court. Against the latter, Ampla filed a Special Appeal before the Superior Court of Justice, which is pending review. In September 2014, a first instance judgment in one of these proceedings ordered Ampla to pay compensation of R$ 200,000 (approximately ThCh$ 36,373) for moral damages, in addition to the payment of material damages caused due to failures in supply of service, which have to be assessed by an expert in the sentence execution stage. Ampla filed a Clarification Attachment against this ruling that was rejected. In December 2014, Ampla filed an appeal, currently pending decision. On June 1, 2015, a judgement in another of the proceedings ordered Ampla to pay moral damages of R$ 80,000 (approximately ThCh$14,534), in addition to material damages for Ampla’s failures in supply of service of R$ 95,465,103 (approximately ThCh$ 17,362,047) (plus price-level restatement and interest). Ampla filed a Petition for Clarification of the Decision (Embargo de Aclaración) against this judgement, which was rejected by the court. Ampla has filed an appeal. In the remaining proceedings, a first instance court ruling is pending. The amount involved for all these cases is estimated to be approximately R$374 million (approximately ThCh$ 68,021,285).

4.	In August 1996, Ampla obtained a favorable ruling granting it an exemption from paying the COFINS tax for the period prior to the 2001 amendment of the Brazilian Federal Constitution which expressly made electric power operations subject to the COFINS tax. Following the definite decision in favor of Ampla issued in 2010, the Brazilian Treasury attempted to overturn the 1996 decision favorable to Ampla through a recession action. Ampla refiled a suit originally filed in 1996 seeking a refund of its COFINS tax payments from April 1992 to June 1996, based on the favorable ruling in the first lawsuit described above. The suit seeking a refund of the COFINS tax had been suspended pending the resolution of the first lawsuit above. In June 2013, Ampla received a favorable decision entitling it to a refund of its COFINS tax payments for the periods requested. The Brazilian Treasury appealed the decision. In October 2014, the Court of the State of Río de Janeiro ordered a new trial since it considered that the Brazilian Treasury did not have the opportunity to manifest in the prior decision judgment. In May 2015, the Brazilian Treasury presented its final plea and in July 2015 a new favorable first instance ruling entitling Ampla to a refund of its COFINS made from 1992 to 1996 was issued. In August 2015, the tax authorities filed an appeal with the Court of the State of Rio de Janeiro. The sum Ampla has requested as a tax refund amounts to R$ 167 million (approximately ThCh$ 30,371,956).

5.	Perma Industria de Bebidas (Perma) filed a lawsuit against Ampla, based on the electric energy tariff adjustment applied by concessionaires based on Orders No. 38 and 45 granted by the National Department of Water and Electric Energy (DNAEE), in February 1986. The Orders authorized an increase of 20% over the tariff for industrial clients during the frozen price period, also implemented by the Federal Government through Decree Law No. 2283, of February 28, 1986. On April 16, 2010 a ruling rejected Perma’s request, and Perma filed an appeal against such ruling, which was accepted and Ampla was ordered to pay the amounts unduly collected during 1986. Ampla and Perma each filed a Special Appeal before the Supreme Court of Justice, which were rejected by means of “eligibility trial”. In July 2011, the parties filed a Special Appeal. On December 16, 2015 the ruling was issued, rejecting the Special Appeal filed by the two parties. The amount involved is R$ 73,666,684 (approximately ThCh$ 13,397,612).

6.

The Trade Union of Niterói, representing 2,841 employees, filed a labor claim against Ampla, requesting the payment of salary differences of 26.05% retroactive to February 1989, pursuant to the Economic Plan instituted by Law Decree No.2,335/87. In the court of first instance, the decision was partially unfavorable for Ampla. The court ordered payment of the salary differences requested retroactive to February 1, 1989, and legal fees of 15% of such amount. Ampla filed several appeals, among them an Extraordinary Appeal which is currently pending. A mandatory mediation was unsuccessful. In parallel, Ampla has filed a motion for Advanced Dismissal of Enforcement (Exceção de Pré-Executividade) based on the jurisprudence of the Federal Supreme Court, which has previously declared the non-existence of a right acquired on the URP readjustment of Law Decree No.2,335/87. In addition, Ampla alleged the exception of the payment for these readjustments and, alternatively, requested the limitation of this readjustment using October 1989 salaries as a baseline. In the court of first instance, Ampla obtained the declaration of unenforceability of legal title, against which the applicant filed an appeal (Agravo de Petição). The decision was partly favorable regarding the exception of payment, but not regarding the limitation of the salary differences, using October 1989 salaries as a baseline. On September 10, 2014, the court rejected the Special Appeals (Agravo de Instrumento) presented by both parties, who filed a Petition for Clarification of the Decision (Embargos de Aclaración) against this judgment. In June 2015, Ampla presented its arguments to the Court regarding the Extraordinary Appeal filed by the Union, which were rejected by the Court. On December 16, 2015 the Extraordinary Appeal has been submitted to the Superior Court of Law for its judgement. The amount involved in this proceeding is estimated to be approximately R$ 63,678,286 (approximately ThCh$ 11,581,042).

7.	In order to fund the purchase of Coelce in 1998, Ampla issued long-term debt abroad through securities called Fixed Rate Notes (FRNs) which were governed by a special tax regime whereby interest payments received by non-resident holders were exempt from taxation in Brazil, as long as the debt was issued with a minimum maturity of 8 years. In 2005, the Brazilian Internal Renenue Service (responsible for tax collection and compliance with tax laws) notified Ampla that the special tax regime did not apply based on its understanding that prepayments were made before the stated maturity, due to the fact that Ampla had received financing in Brazil which was allocated to the FRN holders. Ampla argues that these two transactions are independent and legally valid. The non-application of the special tax regime means that Ampla would have failed to comply with its obligation to retain the tax and to record it as interest payments made to non-resident holders. The tax resolution was appealed and in 2007 the Taxpayers Council (Consejo de Contribuyentes), the administrative appeals level, annulled it. However, the Brazilian IRS contested this decision before the Superior Chamber of Fiscal Resources (Cámara Superior de Recursos Fiscales), the final administrative appeals level, and on November 6, 2012, it ruled against Ampla. The decision was notified to Ampla on December 21, 2012. On December 28, 2012, Ampla filed a Petition for Clarification of the Decision (Embargo de Aclaración) before the Superior Chamber of Fiscal Resources in order to obtain a final resolution regarding contradictory points of the decision and to incorporate in it the relevant defense arguments that were omitted. The petition was denied. As a consequence, Ampla filed a judicial proceeding to obtain a certification of fiscal good standing in order to continue receiving public funds. Ampla was required to post a bond for the tax debt. Under the new standard on surety bonds published in March 2014, the bond amount must be 120%, rather than the previous 130%, of the tax debt and the bond was reduced to € 331 million. Ampla submitted the new surety bond, complying with the new requirements. The Brazilian Treasury accepted the surety bond and granted the certification of fiscal good standing. The Brazilian Treasury submitted the fiscal execution and Ampla opposed its defense on June 27, 2014. It is not necessary to submit a new surety bond since the bond posted to obtain the certification of fiscal good standing can be used for this proceeding. A final unfavorable decision of the Superior Chamber of Fiscal Resources could lead to a possible criminal proceeding against some employees and managers of Ampla. The amount involved in this case is estimated to be approximately R$ 1,128 million (approximately ThCh$ 205,147,104).

8.

In 2002, the State of Río de Janeiro issued a decree stating that the ICMS (a tax similar to the Chilean Value Added Tax) should be paid and filed on the 10th, 20th and 30th days of the same month of the tax accrual. Ampla continued paying ICMS in accordance with the previous system (filing within five days after the end of the month of its accrual) and did not adopt the new system between September

2002 and February 2005 due to cash flow issues. Additionally, Ampla filed a lawsuit to dispute the constitutionality of the new filing requirement. These lawsuits were unsuccessful, and Ampla has filed suit alleging constitutional violations before the Brazilian Supreme Federal Tribune. Since March 2005, Ampla has been paying the ICMS according to the new system. In September 2005, the IRF imposed on Ampla a penalty fee and interests due to the delay in filling the ICMS as set forth in the aforementioned decree of 2002. Ampla appealed the resolution before the Administrative Courts, based on the fiscal Amnesty Laws of the State of Río de Janeiro published in 2004 and 2005 (forgiving interest and penalties if the taxpayer paid the taxes due). Ampla alleges that if the aforementioned tax amnesties are found to be inapplicable to it, the law would punish taxpayers that are delayed only a few days in their tax payments (as in the case of Ampla) more harshly than those who failed to pay their taxes and later formally adopted the various tax amnesties and thus, regulate their tax situation through the filing of overdue unpaid taxes.

On May 9, 2012, the “En Banc Council” (a special body within the Taxpayers Council, representing the last administrative instance) issued a judgment against Ampla. The decision was notified on August 29, 2012. Ampla appealed to the State Public Treasury (Hacienda Pública Estadual) using a special review procedure based on the equity principle, before the Governor of the State of Río de Janeiro. The appeal has not been resolved and, therefore, the tax should be suspended. However, the State of Río de Janeiro recorded the tax due in the Public Register as if demandable and, therefore, on November 12, 2012, Ampla was obliged to post a surety bond in the amount of € 101 million (R$ 293 million) in order to receive a certification of fiscal good standing to continue receiving public funds. On June 4, 2013, in a decision of second instance, the State Public Treasury obtained a ruling against Ampla’s surety bond. In September 2013, Ampla filed a letter of guarantee to substitute for the surety bond rejected by the court. However, Ampla reiterated to the attorney of the State, the petition of review, which is still pending decision. Despite this, the State Public Treasury submitted the fiscal execution and Ampla opposed its defense. It is not necessary to submit a new surety bond since the bond posted to obtain the certification of fiscal good standing can be used for this proceeding. In June 2015, the Supreme Court of Brazil issued a favorable ruling for Ampla for a lawsuit filed in 2002 to dispute the constitutionality of the new filing requirements. This resolution will lead to the suspension of the collection procedures of penalties and interests, since the tax is already paid. Also, the final decision will mean the release of the guarantee. The decision was published on October 2, 2015 and the Brazilian Treasury has 10 days to appeal. Once elapsed the period the resolution becomes final, and at that time the resolution will be presented to the administrative collection body (process). The State Public Treasury did not file an appeal, and on October 25, 2015, Ampla presented to the special collection body the favorable resolution to it issued by the Supreme Court of Brasilia. The amount involved in this proceeding is R$ 285 million (approximately ThCh$ 51,832,380).

Companhia Energética do Ceará S.A. (Coelce, subsidiary of our associate)

1.

In 1982 under the framework of an electricity supply network expansion in Brazilian rural areas, which was financed principally by international development banks (IDBs), the then-state-owned Companhia Energética do Ceará S.A. (Coelce) signed contracts with 13 cooperatives at the request of the Brazilian government and the IDBs to implement this project. Under the contracts, Coelce operated and maintained the assets and paid a monthly fee, which was adjusted for inflation. These contracts were of indefinite length and failed to clearly identify the networks that were under their scope due the public nature of Coelce and the fact that they were often repaired, creating a confusion between the assets that were operated and maintained by Coelce, and the assets that were owned by it. From 1982 until June 1995 COELCE regularly paid rent for the use of the electric system to cooperatives, updated monthly by the relevant rate of inflation. However, from June 1995, Coelce, he was still state-owned, decided not to continue updating the value of payments nor make adjustments which they came. In 1998 Coelce was privatized, at which time it became part of the Enersis Group, and continued to pay the rent of networks cooperative mode was being done even before its privatization, that is, without updating lease values. Consequence of the above, some of these cooperatives have brought legal action against

Coelce, among which highlight the two actions initiated by Cooperativa de Eletrificacao Rural do V do Acarau Ltda (Coperva) and filed by Coperca and Coerce. After 13 years of regular performance of the lease by making payments adjusted for inflation, in 1995 Coelce started making payments without adjustment, and continued to do so after its privatization in 1998. In view of the foregoing, some of these cooperatives have filed claims against Coelce for the payment of the adjustment for inflation. Coelce’s defense is basically grounded on the argument that the adjustment is not applicable, since the assets lacked value due to their very extended useful lives, taking into consideration their depreciation; or, alternatively, if the assets were deemed to have any value, it would be very low since Coelce performed their replacement, extension and maintenance. The amount involved in this litigation is approximately R$ 180 million (approximately ThCh$ 32,660,102).

One of the plaintiffs in this litigation, Coperva filed a review action requesting expert evaluation of the issue. Once the expert report was delivered, Coelce claimed there were technical inconsistencies therein and requested a new evaluation to be conducted, but the court denied the claim and ruled the “anticipated execution of the decision”, which entails the preliminary determination of the adjusted monthly payments Coelce should have made and ordering the immediate payment of the difference between such adjusted values and the values Coelce actually paid. An appeal has been filed and a precautionary measure has been obtained in favor of Coelce, staying the anticipated execution of the decision. On April 7, 2014 a court of first instance denied Coperva’s claims.

Coperva has appealed and the decision is pending. Another plaintiff in the ligation filed a review action in 2007, through which Coperva is attempting to readjust the lease value of its distribution lines (in the central region of the State of Ceará), to be calculated at 1% of the value of the asset leased, estimated by Coperca to be at R$ 15.6 million (approximately ThCh$ 2,837,140). This proceeding is in a first instance and has not yet started the evidence presenting stage. The amount involved in this proceeding is estimated to be R$ 94,359,638 (approximately ThCh$ 17,160,998). In Coelce’s case, the review action was filed in 2006 and Coelce is attempting to readjust the lease value of its distribution lines (in the central region of the State of Ceará), to be calculated at 2% of the value of the asset leased. The amount involved in this proceeding is approximately R$ 109 million (approximately ThCh$ 19,756,118). This proceeding, as well as the one for Coperva, has not been advanced by the plaintiff and both are in their first instance.

2.

Coelce bills the “low income” consumer with a social discount that determines a final rate called “baja renta” (low income). The State compensates Coelce for this discount as a state subsidy. The ICMS (a tax similar to the Chilean Value Added Tax) is transferred (deducted) by Coelce over the amount of the normal rate (without the discount). On the other hand, the State of Ceará establishes that the ICMS does not apply to billings that fluctuate between 0 and 140 kW/h. Also, Coelce, in order to calculate the ICMS deductible amount in reference to the total ICMS supported in energy purchases must apply the “pro rata” rule, which uses the percentage that represents revenues subject to ICMS over the total income (whether or not subject to ICMS). Coelce considers, for the purpose of its inclusion in the pro rata denominator, that the revenue not subject to ICM is the result of applying the end sales price of energy (price after the subsidy is discounted) and the Brazilian IRS holds that the income not subject to ICMS is the price of the normal rate (without discounting the subsidy). The Brazilian IRS’s position implies a lower ICMS deduction percentage. The Brazilian Treasury view is that the “ICMS pro rata” calculation should be based on the normal rate value in “low income” energy sales cases, instead of the reduced rate that Coelce uses. The Brazilian Treasury criteria results in a greater ICMS non-recoverable percentage, which results in a higher ICMS payable. Coelce argues that its calculation is correct, since it must be used in the “ICMS” calculation, reducing the value of the ICMS rate since that is the accurate value of the energy sales transaction (the ICMS’s base is the transaction value of the merchandise sold). In reference to the 2005 and 2006 litigation, after the unfavorable decision in the administrative process, Coelce is waiting for the filing of the State’s judicial execution. However, Coelce has already presented the banking guarantee in order to assure its right to obtain the Regular Tax Certification. In reference to the 2007, 2008 and 2009 litigation, Coelce filed its administration defense, and the decision is pending. In reference to 2010, the proceeding was received in January 2015 and Coelce filed first instance administrative defense. The next step is to continue with the defense of the judicial and administrative processes. The amount of these claims is R$ 123 million (approximately ThCh$ 22,369,764).

3.	Vicunha do Nordeste S/A (Finobrasa) filed a lawsuit against Coelce by reason of the adjustment to the electric energy tariffs applied by concessionaires based on Orders No. 38 and 45 granted by the National Department of Water and Electric Energy (DNAEE), in February 1986. These Orders authorized an increase of 20% over the tariff for industrial clients during the frozen price period, also implemented by the Federal Government through Decree Law No. 2283 of February 28, 1986. The intention of the lawsuit is to declare such adjustment illegal, seeking to extend illegality effects until the present time. During the proceeding, FINOBRASA filed another lawsuit with similar requests. Regarding the first process, Finobrasa obtained a final ruling against Coelce, which ordered Coelce to pay the unduly collected amounts, extending the effects of such ruling until the present time, which does not coincide with the jurisprudence of the Supreme Court of Justice. Considering the above, Coelce filed a rescission action, which seeks to amend a final decision and may be filed up to 2 years after the final period to file appeals has ended. This is a new action, with extremely restrictive requirements and its proceeding is started on second instance, with the purpose of questioning an error in the decision, either any procedural defect or a substantial defect of rulings by supreme courts (which is the basis for this lawsuit). Regarding the second action, the judge dismissed it due to his pendency and matter adjudged, since both are similar petitions. For this reason, the purpose of the three lawsuits is the same, that is, to assess the wide or restrictive effect of the 1986 adjustment illegality. Coelce filed this Rescission Action in 1999, and on September 28, 2010 a ruling was passed and the “Civil United Chambers” unanimously declared that the illegality of the collection made by Coelce is limited to 9 months of 1986 (March to November). On September 30, 2015 a ruling rejected the Special Appeal filed by Finobrasa. El 6 de noviembre de 2015 Vicunha opuso embargos de Aclaración, pendientes de resolución. The figure involved amounts to R$ 67,974,557 (approximately ThCh$ 12,362,396).

4.	Lawsuits filed by Industria Barbalhense di Cemento Portland S.A. (IBACIP) against Coelce, by reason of the adjustment to the electric energy tariffs applied by concessionaires based on Orders No. 38 and 45 granted by the National Department of Water and Electric Energy (DNAEE), in February 1986. These Orders authorized an increase of 20% over the tariff for industrial clients during the frozen price period, also implemented by the Federal Government through Decree Law No. 2283, of February 28, 1986. The intention of the lawsuit is to obtain a refund of the values that the petitioner would have paid in excess for the use of electric energy by reason of the allegedly illegal 20% increase over the tariffs of industrial clients. On March 17, 2008 a ruling was issued declaring illegal to charge the tariff increased by the DNAEE Orders, but only with respect to the invoices issued within the period between March and November 1986. Both parties filed appeals against this ruling before the Court of Justice and they were both dismissed. Coelce has filed a Special Appeal with the Supreme Court of Justice, and the Court has not yet issued a decision. The amounts involved are R$ 60,479,638 (approximately ThCh$ 10,999,310).

5.	Collective lawsuit filed by Sindeletro against Coelce with the intention of obtaining a supplementary salary payment based on a 30% over the base salary for employees exposed to hazards.

In its defense, Coelce sustains that the amendments made in the payment and determination of this salary supplement were legal, since they were the result of an analysis made by a commission established for this purpose aimed to identify which activities were hazardous and which employees worked in such areas.

In the first instance Coelce was condemned to pay to all employees a hazardous salary supplement by 30% as of January 1, 1986. Also, it was ordered to pay attorney fees of 15% over the punishment value. Coelce filed an ordinary appeal with the Regional Labor Court (TRT).

In the second instance, the ordinary appeal filed by Coelce was partly accepted, it states that such supplement should not be paid to employees not performing hazardous activities. Also, it acknowledged that the percentage due for this hazardous salary supplement could be reduced according to the length of time of the employee’s exposure to hazards. Sindeletro filed a review appeal against this ruling in the second instance before the Supreme Labor Court (TST).

In the third instance, the TST accepted the review appeal filed by Sindeletro, rejecting the possibility of reducing the percentage based on a shorter length of time of exposure to hazards. The TST declared that if an employee has performed a hazardous activity the employee is entitled to receive a 30% supplement over his or her base salary, regardless if he performed such hazardous activity only for one day or for the entire month. The TST ruling is based on the TST jurisprudence of its Statement 361 and is not subject to appeals.

The settlement phase (values assessment) has begun with the calculation delivered by Sindeletro. Coelce has been urged to make its statement. After starting the execution phase, Coelce was urged to pay or to guarantee execution for an amount of R$ 5,014,269.49 (€1,538,119). Thus, Coelce made a deposit of the guarantee and filed its disclaim to execution. On November 4, 2015 Coelce released R $ 1.73 millions for the distribution to employees by Sindeletro. Colece appealed against that decision. The amount involved is R$ 67,000,000 (approximately ThCh$ 12,185,156).

6.	The State of Ceará filed complaints against Coelce for the periods 2003, and 2004 to 2010, since it considered that the ICMS calculation for fixed assets acquisition was incorrect. Specifically, the State of Río de Janeiro states that Coelce does not have all the necessary supporting documents and that some fixed assets were not devoted to the activity of electric energy production or distribution. In its defense, Coelce explains that (i) the corresponding legislation does not specify the different types of fixed assets that could be used for the ICMS credit purposes; (ii) such fixed assets are related to the main activity of the companies, even if they are used at the offices and administrative premises. It also intends to compare the credits with the acquisition invoices; Coelce filed an administrative defense. It was decided to request an expert report to determine the tax value after accepting some issues, such as ICMS credits over the public lighting assets. After ending the investigation, the proceeding will undergo a new trial. The first instance decision was partially favorable. A second instance appeal will be filed; the figure involved amounts to R$ 99 million (approximately ThCh$ 18,004,932).

Compañía de Interconexión Energética S.A. (CIEN, subsidiary of our associate)

1.	In October 2009, Tractebel Energía S.A. sued CIEN claiming an alleged breach of the contract “Purchase & Sale Agreement for 300 MW of Firm Capacity with related energy from Argentina” signed in 1999 between CIEN and Centrais Geradoras do Sul do Brasil S.A (which is now known as Tractebel Energía). Tractebel Energía asked the court to order CIEN to pay a rescission penalty of R$ 117,666,976 (approximately ThCh$ 21,399,857) plus other fines due to the unavailability of energy. The breach allegedly occurred due to a failure by CIEN to ensure sufficient capacity as contracted with Tractebel Energía during the 20-year period, which allegedly took place beginning in March 2005. In May 2010, Tractebel Energía notified CIEN via a written statement, but not judicially, its intention to exercise step-in rights of Line I (30%). The proceeding is currently at the first instance. CIEN petitioned to join this proceeding with the lawsuit filed by it against Tractebel Energía in 2001, which involves a dispute relative to exchange rates and taxing issues. The petition to join both proceedings was rejected by the court. Subsequently, CIEN filed a request to suspend the proceeding for 180 days in order to avoid potentially divergent decisions. The court ordered the suspension of proceedings for one year pending the outcome of the other lawsuit of CIEN against Tractebel Energía. The court issued a resolution extending this suspension until July 9, 2015. This proceeding has not had any changes to date.

2.	In 2010, Furnas Centrais Eletricas S.A. filed a suit against CIEN, based on CIEN’s alleged breach of the contract “Firm Capacity Purchase with Related Energy for the purchase of 700 MW of firm capacity with related energy originating from Argentina”, which was signed in 1998 with a term of 20 years beginning in June 2000. In its lawsuit, Furnas requested a compensation of R$ 520,800,659 (approximately ThCh$ 94,716,974) corresponding to a rescission penalty included in the contract, plus adjustments and default interests, from the date of filing of the claim until actual payment. Furnas also requested for additional penalties based on the lack of availability of the “firm power and related energy” and for other damages to be determined upon the final decision. The first trial judgment denied the claims of Furnas for CIEN’s responsibility for breach of its contractual obligations. The Court recognized the existence of force majeure because of the energy crisis in Argentina. The claimant filed an appeal against this sentence. In July, CIEN presented its arguments to the Court regarding the appeal filed by Furnas. Moreover, regarding the foreign language documents presented by CIEN, the judge of first instance determined that those documents would be excluded from the lawsuit, which decision was confirmed by the 12th Civil Section of the State Court. CIEN has filed a Special Appeal (Recurso Especial) against this decision, which will be decided by the Superior Court of Justice. In addition to the foregoing, CIEN received a notice from Furnas, not at the judicial headquarters, indicating that in case of rescission due to CIEN’s breach, Furnas would have the right to acquire 70% of Line I.

Endesa Fortaleza

1.	In February 2004, two Brazilian taxes, COFINS and PIS were amended from an accrued regime (rate of 3.65% without credit deduction) to a non-accrued regime (9.25% with credit). According to legislation, long-term assets and service supply agreements performed before October 31, 2003 under “predetermined price” could remain in the accrued regime. Endesa Fortaleza had entered into energy purchase agreements that complied with the requirements, and as a result, the revenues for such agreements were initially taxed under the accrued regime, which is more advantageous. In November 2004, an administrative order was released which defines the concept of “predetermined price”. According to it, CGTF agreements (Endesa Fortaleza) must be subject to the non-accrued regime. In November 2005, a new Law clarified the “predetermined price” concept. On the basis of the 2005 legislation, the regime that should be applied to the agreements was the accrued regimen (more advantageous). The ANEEL issued a (Administrative Law) Technical Note indicating that the agreements entered into by virtue of its standards and with its approval comply with the legislative requirement. PIS and COFINS paid in excess under the non-accrued regime by CGTF and CIEN between November 2004 and November 2005, generate tax credits which were used to pay other taxes due. Nevertheless, in 2009 the tax authorities rejected the compensation procedures. In February 2007, the Brazilian tax authorities audited Endesa Fortaleza regarding the payment of PIS/COFINS tax during December 2003 and from February 2004 to November 2004. The audit resulted in a claim alleging differences between the amounts stated in Endesa Fortaleza’s annual tax return (where the PIS/COFINS tax amounts were reported under the new non-accrued regime) and the amounts stated in monthly tax returns (where the amounts due were reported under an older accrual system). On appeal, the Taxpayer’s Council confirmed the validity of the compensations of credits resulting from the regime change of PIS/COFINS. The Brazilian Treasury can file a Special Appeal before the Superior Chamber of Fiscal Resources (Cámara Superior de Recursos Fiscales). The amount involved in this proceeding is R$ 75 million (approximately ThCh$ 13,640,100).

The management of Endesa Américas considers that the provisions recognized in the Consolidated Financial Statements are adequate to cover the risks resulting from litigation described in this Note. It does not consider there to be any additional liabilities other than those specified.

Given the characteristics of the risks covered by these provisions, it is not possible to determine a reasonable schedule of payment dates if there are any.

31.4	Financial restrictions

As of December 31, 2015, Endesa Américas S.A. on a stand-alone level had no debt obligations and are therefore was not affected by any covenants or events of default. However, a number of the Combined Group’s combined entities’ loan agreements include the obligation to comply with certain financial covenants, which is normal for the contracts of this nature. There are also affirmative and negative ratios requiring the monitoring of these commitments. In addition, there are restrictions in the events-of-default clauses of the agreements which require compliance.

1)	Financial covenants

Financial covenants are contractual commitments with respect to minimum or maximum financial ratios that the company is obliged to meet at certain periods of time (quarterly, annually, etc.). Most of the Combined Group’s financial covenants limit the level of indebtedness and evaluate the ability to generate cash flows in order to service the companies’ debts. Various companies are also required to certify these covenants periodically. The types of covenants and their respective limits vary according to the type of debt.

In Peru, the debt of Edegel S.A.A. (Edgel) includes the following covenants: Debt and Debt Coverage (Debt Ratio/EBITDA) Ratios. As of December 31, 2015, the most restrictive financial covenant for Edegel was the Debt/EBITDA Ratio corresponding to the finance lease with Banco Scotiabank, which expires in March 2017.

In Argentina, Central Costanera S.A. (Costanera) has just one covenant, the maximum debt, corresponding to a loan from Credit Suisse First Boston International which matures in February 2016. The debt of Hidroeléctrica El Chocón S.A. (El Chocón) includes covenants related to Maximum Debt, Net Consolidated Equity, Interest Coverage, Debt Coverage (Debt /EBITDA) and the Leverage ratio. As of December 31, 2015 the most strict covenant was the Leverage ratio for the syndicated loan maturing in September 2016.

In Colombia, the debt of Empresa Generadora de Energía Eléctrica S.A. (Emgesa) has only one covenant, Net Debt/EBITDA, corresponding to the loan with the Bank of Tokyo maturing in June 2017. However, the obligation to comply with this covenant is subject to downgrade in the Emgesa’s credit rating that could result in losing in Investment Grade quality, as stated in the debt agreement. As of December 31, 2015 the covenant was not triggered.

The rest of the Combined Group’s combined entities not mentioned in this Note are not subject to compliance with financial covenants.

Lastly, in most of the contracts, debt acceleration for non-compliance with these covenants does not occur automatically but is subject to certain conditions, such as a cure period.

As of December 31, 2015 and 2014, no company of the Combined Group was in default under their financial obligations summarized herein or other financial obligations whose defaults might trigger the acceleration of their financial commitments, with the exception of our power generation Argentine combined entities Hidroeléctrica El Chocón at the close of December 2014.

This situation does not represent a risk of cross default or a breach for Endesa Américas.

31.5	Other information

•

On July 17, 2015, and in force as of the economic transactions corresponding to February 2015, Resolution S.E. No. 482/2015 was enacted which, among other aspects updated the remuneration of the MEM’s generating agents of thermal conventional type or hydraulic national (with the exception of the hydraulic bi-national), replacing to this end Schedules I, II, III, IV and V of Resolution S.A. No.529/14, and including a new remuneration concept that is the Investment Writ FONINVEMEM 2015-2018, which application is from February 2015 until December 2018, for those generating companies participating in investment projects approved or to be approved by the Secretary of Energy.

In this sense, each generation unit built within the framework of the FONINVEMEM 2015-2018 investments is granted a Direct FONINVEMEM 2015-2018 remuneration equal to 50% the Direct Additional Remuneration for a period of up to 10 years from its commercial implementation.

On June 5, 2015, our generating subsidiaries in Argentina entered into the “Agreement of Management and Operation of Projects to Increase the Availability of Thermal Generation and Adjustment of the Generation Remuneration 2015-2018”, hereinafter FONINVEMEM 2015-2018, and adhered to all the terms established in such agreement on July 2, 2015. Adhering includes the irrevocable commitment to participate in the formation of FONINVEMEM 2015-2018, undertaking according to point 3.2.v of the Agreement to contribute with the Sales Statements with a Maturity to be defined (LVFVD) and/or Collectibles accrued or to be accrued during the entire period between February 2015 and December 2018 not previously committed to similar programs, together with all unused Collectibles. Both the Secretary of Energy and the generating agents that adhered to the Agreement maintain the right to consider this Agreement lawfully terminated if during the 90 days indicated in point 9 of the Agreement the corresponding supplementary agreements are not entered into.

By adhering to such Agreement, generating companies will participate, together with other Generating Agents, in the construction of a Combined Cycle of about 800 MW +/- 15%, which shall generate both with natural gas and with gasoil and biodiesel. The new combined cycle will be subject to a bidding in order to be implemented no longer than 34 months after the work is granted.

Notwithstanding the above, our subsidiary in Argentina, Central Costanera S.A. still shows a deficit in its working capital, causing difficulties to its financial balance in the short term which compromise its future capability to continue operating as a company and to recover assets. Central Costanera S.A. expects to revert the current situation provided that there is a favorable resolution on the requests made to the National Government of Argentina.

•	On March 18, 2015, the Undersecretary of Electric Energy issued its Note S.E. No. 476/2015, which establishes the procedure to coordinate the remuneration according to Resolution S.E. No. 95/2013 and the Availability Agreements for Combined Cycles and Turbosteam entered into between Central Costanera S.A. and CAMMESA, as from February 2014. As established in the above, Central Costanera S.A. shall temporarily relinquish to receive the Additional Remuneration Trust established Resolution S.E. No. 95/2013, its amendments and supplements which were already undertaken, as well as the Remuneration for Non-Recurrent Maintenance as established in Res. SE Nº 529/2014, its amendments and supplements.

The procedure implies the reversal of the deductions made and applied to Central Constanera S.A. as established in Notes S.E. No. 7594/2013 and No. 8376/2013, as from the effective date of this standard. Since the economic transaction in the month of January, 2015, the concepts relinquished by the company shall be applied to the compensation funds transferred by CAMMESA to the company as of that date to perform the tasks provided for in the agreements. In case the amount accrued for this concept it not sufficient to offset the total funds transferred by CAMMESA to the company, they shall be accrued in a special account “Available Agreements Account”. In order to materialize the conditions established above, the company and CAMMESA should enter into the corresponding addendum to the agreements.

On July 3, 2015 Central Costanera S.A. entered into the addendum with CAMMESA to the Availability Agreements for Combined Cycles and Turbosteam. These agreements regulations plus the amendments introduced by the addendum regulate the agreement between the parties and they shall be understood as entirely valid until the validity term established in such agreements expires.

As a consequence of the above, during the fiscal year 2015 a decrease of Ar$ 14,418,986 (approximately ChTh$ 1,020,869) in revenues for sales and net loss of Ar$59,225,685 (approximately ChTh$ 4,193,197) in other operating income/expenses were recognized.

•	In December 2014, the Vuelta de Obligado (VOSA) thermal plant started to operate it open cycle with two gas turbines of 270 MW each, it is expected the closing combined cycle of high efficiency in October 2016.

According to the technical report issued by VOSA’s authorities, the gas turbines have passed all operational tests and have functioned properly. There is still pending to nationalize very few components to complete stage two, and there is certainty that the works will be completed and implemented in 2016.

Based on above, in December 2015 were accounted for the effects of the dollarization of the receivables, resulting in recognition of the following income:

•	Exchange difference for dollarization of the receivables at an exchange rate lower than the closing exchange rate of 2015 for Ar$ 1,323,430,283 (ThCh$ 93,699,288) in Hidroelectrica El Chocón S.A. and Ar$ 129,092,580 (ThCh$ 9,139,796) in Central Costanera S.A.

•	Interest accrued between the maturity date of each sale settlement contributed to the VOSA project and the sign-off date of the Agreement at the interest rate that CAMMESA obtains for its financial deposits, capitalized and dollarized in accordance with above, for Ar$ 49,797,906 (ThCh$ 3,525,708) in Hidroelectrica El Chocón.

•	Interest accrued on dollarized receivables, once included the interests mentioned in the previous paragraph, at an interest rate LIBOR 30 days + 5%, for a total of Ar$ 493,816,698 (ThCh$ 34,962,380) in Hidroelectrica El Chocón and Ar$ 43,989,703 (ThCh$ 3,114,485) in Central Costanera S.A.

•	On July 25, 1990, the Italian Government authorized MedioCredito Centrale to grant a financial loan to the Government of the Republic of Argentina of up to US$ 93,995,562 aimed to finance the acquisition of assets and the delivery of services of Italian origin, used in the restoration of four groups at the thermal station owned by Servicios Eléctricos del Gran Buenos Aires (“SEGBA”) (Electric Services for Great Buenos Aires). This loan financed the acquisition of assets and services included in the Work Order Nº 4322 (the “Order”) issued by SEGBA in favor of a consortium headed by Ansaldo S.p.A. from Italy.

In accordance with to the terms of the “Contract related to the Work Order No. 4322”: (i) SEGBA granted to Central Costanera S.A. a power to manage the execution of the services contained in the Order, and it performed the works and services that according to the Order corresponded to SEGBA; and (ii) Central Costanera S.A. undertook to pay to the Secretary of Energy of the Nation (the “Secretary of Energy”) the capital installments plus interests originated by the loan granted by MedioCredito Centrale, at an annual rate of 1.75% (the “Contract”).

As a collateral for the compliance with the economic obligations undertaken by Central Costanera S.A., the buyers set up a pledge over the total shares owned by them. In the event of non-compliance which provokes the execution of the collateral, the Secretary of Energy will be entitled to immediately proceed with the sale of the pledged shares through a public bid, and it could exercise the political rights related to the pledged shares.

By reason of application of Law No. 25.561, Decree No. 214/02 and its regulatory stipulations, the payment obligation by Central Costanera S.A. resulting from the Contract and subject to the Argentinian legislation was mandatorily converted into Argentine pesos, at an exchange rate of one Argentine peso equivalent to one dollar of the United States, plus the application of the stabilization reference coefficient (“CER”), maintaining the original interest rate of the obligation.

On January 10, 2003, the National Executive Power enacted Decree No. 53/03 which amended Decree No. 410/02 by incorporating a paragraph j) in its first article. By means of this standard, the obligation to deliver funds in foreign currency to the province states, municipalities, companies of the public and private sector and the National Government originated by subsidiary or other nature loans and guarantors originally financed by multilateral credit organizations, or originated by liabilities assumed by the National Treasury and refinanced with external creditors is exempt from the mandatory conversion into Argentine pesos.

Central Costanera S.A. considers that the loan resulting from the Contract does not match with any of the assumptions provided for in Decree No. 53/03, and even if it did, there are solid grounds to consider Decree No. 53/03 unconstitutional since it evidently violates the principle of equality and the right of property as established in the National Constitution.

On May 30, 2011, the company repaid the last installment of the loan’s capital and notified this fact to the Secretary of Energy and to the Secretary of Finance and, even if as of the date of these financial statements the Secretary of Energy has not made any claim for the payments effected by Central Costanera S.A., on October 22, 2015 we received a letter from the Secretary of Finance – Directorate for the Administration of the Public Debt, which indicates that the Ministry of Economy and Public Finance included the balance of the debt for the financial credit with MedioCredito Centrale in the agreement entered into with the Club of Paris creditors on April 30, 2014. According to the letter, the Secretary also claims from Costanera the reimbursement of US$5,472,703.76 without providing grounds for such request.

As a result, Central Costanera S.A. rejected the indicated requirement indicating, among other, that (i) it does not have a debt related to the Contract since May 30, 2011, the company repaid the last installment of it and notified such circumstance to the Secretary of Energy and to the Secretary of Finance, (ii) the creditor has not expressed any caution to the Contract payments derived from the mandatory conversion into Argentine pesos imposed by the Argentinian legislation, and (iii) notwithstanding the fact that the company does not acknowledge the terms of the agreement entered into with the Club of Paris creditors, the decisions of the Argentinian Government regarding the debt with such organization are unrelated to the company.

The Secretary of Finance, due to the rejection from Costanera, submitted the DADP Note No. 2127/2015 attaching Resoultion DGAJ No. 257501 from the Ministry of Economy and Public Finance, insisting on the existence of the debt and requesting the Company to pay the claimed amounts. The Company filed a hierarchy appeal so as to the Minister of Economy and Public Finance revoke the petition of the note due to lack of legitimacy.

32.	SANCTIONS

The following sanctions have been received from administrative authorities:

a)	Endesa Américas S.A. and combined entities

1.	Hidroeléctrica El Chocón S.A. (El Chocón)

•	For the fiscal year ended December 31, 2013, the Electricity Regulatory Body (ENRE) imposed a fine of Th$20 Argentine pesos (approximately ThCh$1,089). El Chocón has filed an appeal.

•	For the period between January 1, 2014 and March 31, 2014, the ENRE imposed a fine of Th$11 Argentine pesos (approximately ThCh$599). El Chocón has filed an appeal.

•	Finally, for the period between April 1, 2014 and June 30, 2014, the ENRE imposed two fines amounting to Th$3 Argentine pesos (approximately ThCh$163).

•	During the year ended December 31, 2015 no sanctions have been imposed by ENRE.

2.	Central Costanera S.A. (Central Costanera)

•	During the 2012 fiscal year and until June 30, 2013, the company received two fines for a total amount of Th$47 Argentine pesos (approximately ThCh$2,560) from the General Customs Authority (Dirección General de Aduanas). Possible liability on the part of Mitsubishi is being assessed, in which case that amount could be claimed from this supplier. The ENRE also imposed two fines totalling Th$51 Argentine pesos (approximately ThCh$2,777). The company has filed an appeal.

•	For the period from April 1, 2014 to June 30, 2014, the ENRE imposed a fine of Th$40 Argentine pesos (approximately ThCh$2,178), which was paid on June 30, 2014.

•	For the period from July 1, 2014 to December 31, 2014, the ENRE imposed a fine of Th$102 Argentine pesos (approximately ThCh$5,555), which was paid on November 20, 2014.

•	During the year ended December 31, 2015 fiscal year the Federal Administration of Public Revenue imposed Central Costanera of a fine of Ar$ 58,479.75 (approximately ThCh$ 3,185) and the payment of difference in taxes of Ar$ 9,746.63 (approximately ThCh$ 531), for breaching the Article 970 of the Customs Code (i.e., for not having re-imported to the Country within the period granted, goods temporarily exported). The company appealed to the sanction because it duly complied in time and substance with the re-importing the goods temporary exported, which was evidenced from the corresponding supporting documentation.

3.	Edegel S.A.A. (Edegel)

•	In April 2013, Edegel received the following fines from the OSINERGMIN: (i) S/.7,604.57 (approximately ThCh$1,582) for failure to perform maintenance in a timely fashion on its thermal generation units for the last quarter of 2008; (ii) S/.200,941.48 (approximately ThCh$41,811) for failure to perform maintenance in a timely fashion on its hydraulic generation units for the last quarter of 2008; (iii) S/.40,700 (11 Tax Units, UIT) (approximately ThCh$8,469) for failure to submit technical justification in a timely fashion for the second quarter of 2008; and (iv) S/.106,073.17 (approximately ThCh$22,071) for failure to have its generation unit available after having been notified that it was required by the SEIN for the fourth quarter of 2008.

Edegel has not challenged the fines (i) and (iv), and paid them on May 2, 2013 in order to obtain prompt payment benefits. However, the company appealed sanctions (ii) and (iii), and the Court of Appeals for Energy and Mining Sanctions for OSINERGMIN, notified Edegel S.A.A. on April 15,2014, that the General Management Resolution imposing the fine was invalid, because the appropriate body was Electrical Oversight Division at OSINERGMIN.

Therefore, on September 1, 2014, Edegel was notified by Resolution No. 1380-2014 of the Electrical Oversight Division at OSINERGMIN of the the same fines contained in the General Management Resolution. In response, Edegel S.A.A. has resubmitted the appeal,, noting that sanctions (i) and (iv) had already been paid. On September 17, 2014 Edegel filed a written appeal to OSINERGMIN, by which it requested the Management of Electrical Control to raise the appeal to the second instance body, to which it seeks to get declaration of establishment and recalcuation of penalty.

•	In May 2013, Edegel was fined by the SUNAT for issues related to the determination of its 2007 tax assessment. The amount of the fine, updated as of December 31, 2015, was S/.9,755,900 (approximately ThCh$2,029,959). An appeal filed with the Tax Court is pending.

•	In June 2013, Edegel was notified by Electroperú S.A. of a penalty applied under contract no. 132991, “Additional Generation Capacity Service through Conversion of Equipment to the Dual Generation System”. The penalty, amounting to S/.481,104.53 (approximately ThCh$100,106), was applied for breach the conditions for executing the service offered under that contract.

•	In July 2013, Edegel was fined by the OSINERGMIN for S/. 453.86 (approximately ThCh$94) for exceeding the deadline to perform maintenance activities to the hydro generation units in accordance with number 6 of the “Procedure for the Supervision of the Availability and Operative State of the Generation Units” of the SEIN. As the company paid the fine prior to the 15-day deadline, it was reduced to S/. 340.40 (approximately ThCh$71).

•	In July 2013, Edegel was fined by the OSINERGMIN for S/. 4,070 (approximately ThCh$847) for failure to provide technical justification within the deadline established in number 6 of the “Procedures for Supervision of the Availability and Operative State of the Generation Units” of the SEIN. As the company paid the fine prior to the 15-day deadline, it was reduced to S/. 3,052.50 (approximately ThCh$635).

•	In November 2013, Edegel was fined S/.37,000 (approximately ThCh$7,699 or 10 Tax Units – UIT) by the Callahuanca District Municipality (MDC) in Municipal Resolution 060-2013. The MDC imposed the fine for failure to submit the technical inspection report on multidisciplinary civil defense safety as required under Law No. 29,664 and its regulations.

•	In November 2013, Edegel was fined by the SUNAT for issues related to the calculation of its 2008 tax payments. The amount of the fine, updated as of December 31, 2015, was S/.1,759,227 (approximately ThCh$366,051). The appeal filed is pending resolution by SUNAT.

•	In December 2013, Scotiabank Perú S.A.A., with whom Edegel has signed a lease agreement for the Santa Rosa Project, was fined by the SUNAT for duties allegedly unpaid in an import operation. The amount of the fine, restated as of December 31, 2015, was S/.15,721.523 (approximately ThCh$3,271). Scotiabank Perú S.A.A. filed the respective appeal in January 2014, and is yet pending of resolution.

•	On December 23, 2013, the OSINERGMIN filed an administrative proceeding against Edegel for outdated payment of the regulation contribution. Finally, on June 5, 2015, the OSINERGMIN archived the mentioned proceeding.

•	On January 28, 2014, the National Authority of Water (ANA) filed an administrative proceeding against Edegel for reuse of industrial sewage water treated for garden irrigation. Subsequent to Edegel presenting its case, on June 5, 2015, ANA archived the proceeding.

•	On March 20, 2014, the OSINERGMIN filed an administrative proceeding against Edegel for non-compliance of current regulations on implementation and execution of the Fondo de Inclusión Social Energético (FISE). On June 12, 2015, the proceeding was archived.

•	In May 2014, Electrical Oversight Division Resolution No. 743-2014 issued by the OSINERGMIN on May 27, 2014, notified Edegel of a fine of 0.50 tax units (UIT) for having violated the CCIT indicator, regarding compliance with the correct calculation of indicators and compensation amounts for voltage quality, in the second half of 2012. The fine was imposed in accordance with number 5.1.2, section B) of the Procedures for Supervising the Technical Standards for Electricity Service Quality and their Methodology Base. Edegel presented a document confirming payment of the fine imposed by OSINERGMIN of S /.1,425.00 (approximately ThCh$ 297), through OSINERGMIN Resolution of Management of Electrical Control No. 743-2014.

•	In June 2014, as a result of the inspection of its 2009 income tax return, Edegel corrected an omission made in determining the tax owed and paid a penalty of S/.2,070 (approximately ThCh$431).

•	In September 2014, Edegel was fined by the SUNAT in connection with its 2009 income tax return for an amount updated at September 30, 2014 of S/.315,230 (approximately ThCh$65,591). Edegel accepted the fine and paid the penalty.

•	On December 4, 2014, the OSINERGMIN notified Edegel of the filing of an administrative proceeding for non-compliance of the procedures to verify availability and the operative status of the generation units of SEIN. On April 24, 2015, Edegel paid the fine for S/2,928.42 (approximately ThCh$609) imposed by Directorial Resolution 691-2015.

•	On March 11, 2015, the Environmental Assessment and Supervisory Agency (OEFA) filed an administrative proceeding against Edegel for noise contamination caused for failing to install noise mitigation panels at the Santa Rosa de Ventanilla Thermal Plant. Through Directorial Resolution No. 388-2015-OEFA-DSAI issued on April 30, 2015, Edegel was fined of 1 to 100 UIT. On June 16, 2015, Edegel filed an appeal against such Resolution, which was accepted on June 19, 2015. Edegel was notified by Resolution No. 039-2015-OEFA / TFA-SEE of September 18, 2015 of the nullity of the Directorial Resolution No. 388-2015-OEFA / DFSAI and therefore of the roll back of the sanctioning administrative procedure at the time defect occurred; and of the return of the Directorate of Control, Punishment and Application of Incentives for resolution.

•	On May 13, 2015, the OSINERGMIN started an administrative proceeding against Edegel for non-compliance with the Electric Concessions Law and the Transmission of Electricity Final Concession Contract related to transmission line 220kV Callahuanca-Chavarria, since it does not comply with formalities of the goods affected to such concession as stated in term No.9 of such contract. Edegel has presented its corresponding case. On December 15, 2015 Resolution No. 2916-2015 was received, by which fined Edegel for S /. 986,710.00 (approximately ThCh$ 205,310) for non-compliance with Clause 9.4 of the Transmission of Electricity Final Concession Contract related to transmission line 220kV Callahuanca-Chavarria. On January 6, 2016, Edegel filed an appeal against such resolution.

•	In June 2015, Edegel was fined by the OSINERGMIN for an alleged omission in the declaration of the Regulation Contribution declaration for several months during the years 2011 to 2014. The contingency updated to December 31, 2015 amounts to S/85,695 (approximately ThCh$17,831). Edegel accepted the fines and paid them without filing any appeal.

•	On October 13, 2015 Edegel received notice of Resolution No. 2391-2015 issued on September 29, 2015, by which the OSINERGMIN resolved to: (i) fine Edegel S /. 237.96 (approximately ThCh$ 50) for exceeding the deadline to perform maintenance activities to generation unit G1 at Matucana power plant during the first quarter of 2014; (ii) fine Edegel for S /. 8927.03 (approximately ThCh$ 1,857) for exceeding the deadline to perform maintenance activities to generation unit TG8 at Santa Rosa power plant during the first quarter of 2014 and the generation unit TV at Ventanilla power plant during the second quarter of 2014; (iii) fine Edegel for.99 ITU for failure to submit within the mandatory deadline the technical justification for the first quarter of 2014 for generation unit G1 at Matucana power plant, generation unit TG8 at Santa Rosa power plants and generation unit TV at Ventanilla power plant during the first quarter of 2014. On November 3, 2015, Edegel filed an appeal against Articles 2 and 3 of Resolution No. 2391-2015 on the same date, Edegel paid the fine related to Article 1 of Resolution No. 2391-2015.

•	In December 2015, Edegel was fined by the SUNAT for issues related to the determination of of the payments on account March, April and June of 2010 for an updated amount as of November 30, 2015 of S /. 14,211 (approximately ThCh$ 2,957); and for the understatement of income tax expenses for the financial year 2010, for an updated amount as of December 31, 2015, for S /. 17,103,702 (approximately ThCh$ 3,558,853). The claim has already been presented and is pending resolution from the SUNAT.

4.	Chinango S.A.C. (Chinango)

•	In January 2013, Chinango received a fine totalling S/.367,915 (approximately ThCh$76,554) from the SUNAT for issues related to the determination of its 2010 income tax. The company challenged the measure despite paying a reduced fine in February 2013. The appeal, as of December 31, 2015, is pending resolution by the Tax Court.

•

In June 2013, Chinango was notified through Coactive Execution Resolution 0398-2012 of a fine of S/.3,800 (approximately ThCh$791) imposed by the Supervisory Agency for Investments in Energy and Mines (OSINERGMIN) for the following infractions: (i) failure to comply with the CCII indicator in the first half of 2010 as required under paragraph A of number 5.2.2 of the “Procedure for Overseeing the Technical Quality Standard for Electrical Services and its Base Methodology”; (ii) failure to comply with the CPCI indicator in the first half of 2010 as required under paragraph C) of number 5.2.2 of the “Procedure for Overseeing the Technical Quality Standard for Electrical Services and its Base Methodology”; and (iii) submitting service interruption reports (RIN and RDI files) for the first half of 2010 despite the interruptions affecting its customers, as required under Article 31 of the Electricity Concession Law.

•	In September 2013, Chinango was notified through Electrical Oversight Division Resolution No. 19693 issued by the OSINERGMIN of a fine of S/.1,850 (approximately ThCh$385 or 0.50 Tax Units – UIT) for: (i) failure to submit voltage quality information in a timely fashion in the first half of 2012. As the fine was paid within fifteen (15) days of notification, it was reduced by 25%.

•	In March 2014, Chinango was notified through Coactive Execution Resolution No. 0350-2014 that it must pay a balance of S/.12,100 (approximately ThCh$ 2,518) on a fine imposed by the OSINERGMIN. The total amount of the fine, imposed through sanction No. 014799-2012-OS/CG, was 11 tax units (UIT) or S/.48,800 (approximately ThCh$ 10,154).

•	In January 2014, Chinango was fined by the SUNAT for issues with its 2011 income tax for S/.613,390 (approximately ThCh$ 127,631), that was paid in February 2014 using a rebate system and without prejudice to the respective appeal. The appeal was resolved agains Chinango by the SUNAT Resolution notified in December 2014, against which Chinango lodged an appeal, which as of December 31, 2015 is still pending resolution.

•	On May 19, 2015, the Environmental Assessment and Supervisory Agency (OEFA) filed an administrative proceeding against Chinango for allegedly presenting an incomplete third quarterly report of environmental monitoring for the year 2013. On June 16, 2015, Chinango presented its corresponding case. On October 27, 2015 Chinango received a noticeof Resolution No. 616-2015-OEFA/DFSAI issued on June 30, 2015, by which declare at the administrative responsibility of Chinango and stated that it is not relevant to dictate corrective measures and informed Chinango that against the resolution it is possible to file a reconsideration claim and an appeal within 15 business days and to register this Resolution for the Register of Administrative Acts. Pm December 3, 2015, through Resolution No. 1078-2015- DFSAI-OEFA, it was declared acceptance of the resolution finding Chinango S.A.C. administratively responsible.

•	In June 2015, Chinango was fined by the OSINERGMIN for an alleged omission in presenting the Regulation Contribution declaration in several months for the year 2014. The amount contingency updated to September 30, 2015 is for S/79,857 (approximately ThCh$ 16,616). Chinango accepted the fines imposed and paid them without filing any appeal.

•	In September 2015, Chinango was notified through several Resolutions of fines for S/1,424.122 (approximately ThCh$ 296) related to the determination of the Income Tax for year 2012 and the corresponding payment in such year. In October 2015, Chinango paid the aforementioned debt using the current gradually regime, irrespective of the filing the corresponding appeal.

5.	Empresa Generadora de Energía Eléctrica S.A. (Emgesa)

•	On July 30, 2013, through Resolution 20138100353652, the Superintendency of Public Household Services (SPPD) imposed of a fine of warning (without value) on Emgesa, for failure to attend a non-regulated user (SUNCHINE BOUQUET LTDA). Through resolution 20148150176905 issued on October 28, 2014, the SPPD confirmed the fine.

Closed.

6.	Sociedad Portuaria Central Cartagena (SPCC)

•	The Port and Transportation Superintendency, through Resolution No. 1312 of January 30, 2014, fined SPCC of CP$ 2,142,400 (approximately ThCh$521) for reporting accounting and financial information for the 2010 year at the improper time. Resolutions No. 6051 of 2007 and 759 of 2010 required that this information be provided in February 2011. The fine was paid on February 14, 2014.

Closed and paid.

b)	Combined associates

1.	Enel Brasil S.A. and subsidiaries

1.1	Ampla Energía S.A. (Ampla)

•	The company received seven fines in 2013 totaling R$29,810,687 (approximately ThCh$ 5,421,624) from the National Electrical Energy Agency (Agencia Nacional de Energía Eléctrica, ANEEL) due to problems with technical quality, erroneous evidence presented in inspections and for other reasons. The company appealed, and four fines are still awaiting final rulings. The other fines were either revoked or paid, for a total of R$143,601 (approximately ThCh$ 26,116).

•	In 2013, the company received 19 fines totaling R$120,204* (approximately ThCh$21,861) from the environmental agencies (IBAMA - Instituto Brasileiro do Meio Ambiente e dos Recursos Naturais Renováveis, ICMBio—Instituto Chico Mendes de Conservação da Biodiversidade, INEA – Instituto Estadual de Ambiente and others) for unauthorized removal of vegetation, death of animals through contact with the energy network, and construction in prohibited areas or without permission. The company filed appeals against almost all of the fines assessed, but no ruling has yet been given. Ampla has paid R$66,310 in fines (approximately ThCh$12,060). (*Clarification: The amount of some of the fines has not yet been determined; the amounts will be set after Ampla submits certain data.)

•	In 2013, the company received four fines totaling R$24,234 (approximately ThCh$ 4,407) from the Consumer Defense and Protection Agency (PROCON/RJ) due to problems in reimbursing improper charges and other irregularities. The company has filed appeals against all of the fines, and rulings are pending.

•	The company received one fine in 2013 from the employee defense agencies (SRTE) due to problems with formalities. The company filed an appeal, and the ruling is pending. The labor agencies have not specified the amount of the fine, which it does only after analyzing the appeal.

•	In 2014, the company received two fines from the National Electrical Energy Agency (ANEEL) for technical quality, totaling €6,759,518 (approximately ThCh$ 5,223,165). The company has appealed, and one was rejected, while the other is still pending resolution. Ampla has paid €1,202,986 (approximately ThCh$ 929,563). In 2013, Ampla was fined 7 times for service quality totaling €9,368,747 (approximately ThCh$ 7,239,350), and has paid €843,869 (approximately ThCh$652,068). There are two appeals pending, which were filed by Ampla against the 2013 fines.

•	In 2014, the company received 15 fines totaling €80,263* (approximately ThCh$ 62,020) from the environmental agencies (ICMBio, Instituto Chico Mendes de Conservação da Biodiversidade and the INEA, Instituto Estadual de Medioambiente y órgano municipal del medioambiente) for unauthorized suppression of vegetation, the death of animals that have come in contact with the power network, waste dumping and power network construction in prohibited or unauthorized areas. The company has appealed almost all of the fines assessed, but no rulings have been handed down as yet. Ampla has paid €460 (approximately ThCh$ 355). The company received 19 fines in 2013 totaling €35,940* (approximately ThCh$ 27,771) from the environmental agencies for the same violations as in 2014. The company filed appeals against almost all of the fines received, but no rulings have been handed down as yet. Ampla paid three fines totaling €19,826 (approximately ThCh$ 15,320) in 2013. (*) Clarification: The amount of some of the fines has not yet been determined; the amounts will be set after Ampla submits certain data.)

•	In 2014 Ampla has received 14 fines totaling €665,565 (approximately ThCh$ 514,291) from the Brazilian Consumer Defense and Protection Agency (Autarquía de Defensa a Protección del Consumidor, PROCON/RJ) for problems with the quality of its power supply. It has appealed the fines. Only one appeal has been resolved, and Ampla has paid €1,958 (approximately ThCh$ 1,513). It received four fines totaling €7,616 (approximately ThCh$ 5,885) in 2013, for which appeals filed by Ampla also remain pending.

•	In 2014, the company received four fines from the employee defense agencies (SRTE) against which it has filed administrative appeals. An appeal was rejected and Ampla has paid the amount of €61.74 (approximately ThCh$ 48); the others have not yet received rulings. In 2013, Ampla received one fine for €641 which has already been paid (approximately ThCh$ 495).

•	In 2015, the company has received 2 fines totaling €126,424 (approximately ThCh$ 97,689) from the National Electrical Energy Agency (ANEEL) for “lower income” tariff matters. The appeals presented by Ampla were partially accepted, and amounts of fines were reduced to €101,173 (approximately ThCh$ 78,178). Ampla has paid these fines. In 2014, the company received two fines for technical quality of the service, totaling €6,743,609 (approximately ThCh$ 5,210,872). Ampla has paid €974,291 (approximately ThCh$ 752,847) of them. There is pending of analysis one appeal filed by Ampla against a fine in 2014.

•	In 2015, the company received 36 fines totaling €197,563 (approximately ThCh$ 152,659) from the environmental agencies (ICMBio, Instituto Chico Mendes de Conservação da Biodiversidade and the INEA, Instituto Estadual de Medioambiente y órgano municipal del medioambiente), being 8 warnings and 28 fines for power network construction in prohibited or unauthorized areas, the death of animals at a substation and authorized suppression of vegetation and others (notification of non-compliance). The company has appealed almost all of the fines assessed, but no rulings have been handed down as yet. Ampla has paid €540 (approximately ThCh$ 417) fines. The company received 17 fines in 2014 totaling €80,263* (approximately ThCh$ 62,020) from the environmental agencies (ICMBio and the INEA) for the same violations. The company has appealed almost all of the fines assessed, but no rulings have been handed down as yet. Ampla has paid €460 (approximately ThCh$ 355) in fines. (*) Clarification: The amount of some of the fines has not yet been determined; the amounts will be set after Ampla submits certain data.)

•	In 2015, Ampla has received 11 fines totaling €1,768,001 (approximately ThCh$ 1,366,157) from the Brazilian Consumer Defense and Protection Agency (Autarquía de Defensa a Protección del Consumidor, PROCON/RJ) for problems with the quality of its power supply. Ampla has filed 5 appeals against the fines and there are 6 administrative appeals pending of judgment from the agency. In 2014, Ampla received 14 fines totaling €663,530 (approximately ThCh$ 512,718). Ampla appealed against all of the fines, which remain pending. Ampla has filed 4 appeals against the fines and there are 8 administrative appeals pending of judgment from the agency. Ampla has paid 2 fines for €2,343 (approximately ThCh$ 1,810).

•	In 2015, Ampla has not receive any fines from the employee defense agencies (SRTE). In 2014, the company received four fines from the employee defense agencies (SRTE) against which it has filed administrative appeals. An appeal was rejected and Ampla has paid the amount of €62 (approximately ThCh$48); the others have not yet received rulings.

1.2	Compañía Energética Do Ceará S.A. (Coelce)

•	In 2013, the company received 32 fines totaling R$34,877,282 (approximately ThCh$ 6,343,078) from the National Electrical Energy Agency (ANEEL) or its local representative (ARCE) for accidents with third parties (there were seven), problems with technical quality of service, erroneous evidence submitted in inspections, irregularities with the Coelce Plus Project, and other reasons. The company has filed appeals, and final decisions are pending on 26 sanctions. The other fines were either revoked or paid, for a total of R$395,125 (approximately ThCh$ 71,861).

•	The company had not been sanctioned by the environmental agencies in 2014 and 2013 (IBAMA, Instituto Brasileiro do Meio Ambiente e dos Recursos Naturals Renováveis, and ICMBio, Instituto Chico Mendes de Conservação da Biodiversidade).

•	Coelce received four fines in 2013 totaling R$21,837 (approximately ThCh$ 3,971) from the Consumer Defense and Protection Agency (PROCON/CE) for alleged violations of consumer rights. The company filed appeals against all of the fines, and one has not yet resolved. The other appeals were rejected, and Coelce paid R$15,901 (approximately ThCh$ 2,892) in fines.

•	In 2013 the company received two fines from the employee defense agencies (SRTE) due to problems with formalities. The appeal filed by the company was unsuccessful, and the amount of R$9,694 (approximately ThCh$ 1,763) was paid.

•	In 2014 the company has received eight fines totaling €8,702,775 (approximately ThCh$ 6,724,745) from the National Electrical Energy Agency (ANEEL) or its local representative (ARCE) for accidents with third parties among the population, technical quality of the service and errors in the asset base. Coelce has paid €16,319 (approximately ThCh$ 12,610) for one of the fines and has filed appeals against the rest. The company received 32 fines from ANEEL or ARCE in 2013 totaling €10,938,249 (approximately ThCh$ 8,452,124) for accidents with third parties among the population (there were seven), problems with technical quality of the service, erroneous evidence presented during inspections, irregularities with the Coelce Plus Project and other reasons. The company filed appeals, of which 17 are still pending the final ruling. The other fines were either revoked or paid, for a total of €1,418,561 (approximately ThCh$ 1,096,140).

•	The company has not been fined in 2014 and 2013 by the environmental agencies (IBAMA, Instituto Brasileiro do Meio Ambiente e dos Recursos Naturals Renováveis, and ICMBio, Instituto Chico Mendes de Conservação da Biodiversidade).

•	Coelce has received four fines in 2014 totaling €24,743 (approximately ThCh$19,119) from the Brazilian Consumer Defense and Protection Agency (PROCON/CE) for allegedly failing to meet deadlines and for damaged equipment. The company has filed three administrative appeals and has paid one fine for €933 (approximately ThCh$ 721). The company received four fines in 2013 from PROCON/CE totaling €7,220 (approximately ThCh$ 5,579) for allegedly violating consumers’ rights. The company appealed all of the sanctions, but they were rejected and Coelce has paid the fines.

•	The company received six violation notifications from the employee defense agencies (SRTE) in 2014, for accidents suffered by workers. It received two fines in 2013 from the SRTE for failure to comply with formalities. Coelce paid €3,206 (approximately ThCh$ 2,477) for the 2013 fines.

•	In 2015, the company has received four fines totaling €2,517,677 (approximately ThCh$ 1,945,441) from ANEEL or its local representative (ARCE) for problems with technical quality of the service. The company has filed appeals. Two cases are pending and another two have been rejected. Coelce paid €85,593 (approximately ThCh$ 66,139) for the fine. The company has received eight fines in 2014 totaling €8,676,161 (approximately ThCh$ 6,704,180) from the National Electrical Energy Agency (ANEEL) or its local representative (ARCE) for accidents with third parties among the population, technical quality of the service and errors in the asset base. Coelce has paid €16,270 (approximately ThCh$ 12,572) for two fines and has filed appeals against the others.

•	In 2015, the company has been received one fine totaling €5,406 (approximately ThCh$ 4,177) for irregular vegetation suppression and others such as notification breach. The company filed the appeal against this fine, which is currently pending. The company has not been fined in 2014 by the environmental agencies (IBAMA, Instituto Brasileiro do Meio Ambiente e dos Recursos Naturals Renováveis, and ICMBio, Instituto Chico Mendes de Conservação da Biodiversidade).

•	In 2015, the company has received three fines totaling €1,646,834 (approximately ThCh$ 1,274,848) from the Brazilian Consumer Defense and Protection Agency (PROCON/CE) for allegedly failing to meet deadlines. Coelce has paid €7,407 (approximately ThCh$ 5,723) for one of the sanctions and has submitted two applications without manifestation of the body as of the reporting date. Coelce has received four fines in 2014 totaling €26,492 (approximately ThCh$ 20,471) from the Brazilian Consumer Defense and Protection Agency (PROCON/CE) for allegedly failing to meet deadlines and for damaged equipment. The company has filed three administrative appeals, one is still pending, and has paid one fine for €6,874 (approximately ThCh$ 5,312).

•	In 2015, the company received 14 resolutions from the employee defense agencies (SRTE), for failure to comply with formalities and social securities contributions. The company received six resolutions from the employee defense agencies (SRTE) in 2014, for the same reason.

1.3	Compañía de Interconexión Energética S.A. (CIEN)

•	In 2013 the company received one fine for R$32,136 (approximately ThCh$ 5,845) from the National Electrical Energy Agency (ANEEL) for a formal breach (a failure to submit documentation). The company appealed, and the decision is pending.

•	The company has not been fined for other matters in 2012 and 2013 (environmental, consumer or labor).

•	CIEN has not been fined by the National Electrical Energy Agency (ANEEL) or by any other supervisory agency in 2014. In 2013, the company received one fine from the ANEEL for €10,100 (approximately ThCh$ 7,804) for a formal breach (a failure to present documentation). Cien filed an appeal, which was accepted, and the fine was annulled by the judicial body.

•	In 2014, the company received two fines from the employee defense agencies (SRTE) and the company has filed appeals against them. CIEN has paid a fine of €61.74 (approximately Ch$ 48) and the appeal against the other fine has not yet been decided. In 2013, the company was not fined.

•	The company has not been fined for other matters in 2014 and 2013 (environmental or labor).

•	CIEN has not been fined by ANEEL or by any other supervisory authority in 2015 and 2014.

•	In 2015 the company has not been fined. In 2014, the company received two fines from the employee defense agencies (SRTE) and the company has filed appeals against them. CIEN has paid a fine of €61.74 (approximately Ch$ 48) and the appeal against the other fine has not yet been decided. In 2013, the company was not fined.

•	The company has not been fined for other environmental matters in 2014 and 2015.

1.4.	Transportadora de Energía S.A. (TESA, or Transener S.A.)

•	During 2013, the Electricity Regulatory Body (ENRE) issued penalties for programmed maintenance relate matters in the Rincón Santa Maria transformer station and transmission line down-time, for $38,487.65 Argentine pesos (approximately ThCh$ 2,096). In 2014, TESA made a partial payment, including interests, of $46,072.38 Argentine pesos (approximately ThCh$ 2,509).

•	During 2014, the ENRE issued penalties for programmed maintenance related matters in the Rincón Santa Maria transformer station and transmission line down-time for $15,820 Argentine pesos (approximately ThCh$ 862). In 2014 TESA made a partial payment, including interests, of $17,951 Argentine pesos (approximately ThCh$ 978).

•	During the year 2015, the ENRE issued penalties for programmed maintenance related matters in the Rincón Santa Maria transformer station and transmission line down-time, for $17,104 Argentine pesos (approximately ThCh$ 931). To date TESA made a partial payment, including interests, of Ar$ 21,087 (approximately ThCh$ 1,148).

1.5.	Compañía de Transmisión del Mercosur S.A. (CTM S.A.)

•	During 2013, the ENRE issued five penalties for programmed maintenance related matters in the Rincón Santa Maria transformer station and transmission line down-time for $7,896.95 Argentine pesos (approximately ThCh$ 430). Compañía de Transmisión del Mercosur S.A. in 2013 and 2014 made a payment of $11,337.32 Argentine pesos (approximately ThCh$ 617) including interests.

•	During 2014, the ENRE issued three penalties for programmed maintenance related matters in the Rincón Santa Maria transformer station for $5,728.49 Argentine pesos (approximately ThCh$ 312). Compañía de Transmisión del Mercosur S.A. in 2014 made a payment of $8,181 Argentine pesos (approximately ThCh$ 446) including interests.

•	During the year ended December 31, 2015, the ENRE issued two penalties for programmed maintenance related matters in the Rincón Santa Maria transformer station and transmission line down-time, for $34,618 Argentine pesos (approximately ThCh$ 1,885) which Compañía de Transmisión del Mercosur S.A. made a partial payment, including interests, of Ar$ 44,749 (approximately ThCh$ 2,437).

The Combined Group has not received other fines from the SVS nor from other administrative authorities.

33.	ENVIRONMENT

Environmental expenses for the years ended December 31, 2015, 2014 and 2013 are as follows:

Company	Project Name	Description of the Environment	Project Status (Finished, In process)	Year ended 12-31-2015 ThCh$						Year ended 12-31-2014 ThCh$
				Disbursement amount	Prior period disbursement amount	Expense amount	Future disbursement amount	Estimated date of future disbursement	Total disbursements	Prior period disbursement amount
Empresa Generadora de Energía Eléctrica S.A.	El Quimbo Hydroelectric Project	Central construction environmental management El Quimbo	In process	135,659	135,659	—	—	12-31-2020	135,659	45,490,454
	Environmental management HIDRA	Central Environmental Management Plan	In process	45,987,062	45,987,062	—	72,259,750	—	118,246,812	389,008
Edegel S.A.A.	Prevention activities	Biodiversity protection of the environment, waste water treatment	Finished	100,570	—	100,570	—	12-31-2015	100,570	76,405
	Landscaping and green areas	Maintenance of green areas, landscaping and minor fauna	Finished	—	—	—	—	12-31-2015	—	177,830
	Environmental monitoring	Protection of air and climate, noise reduction, protection against radiation	Finished	205,882	—	205,882	—	12-31-2015	205,882	156,570
	Waste management	Hazardous waste management	Finished	189,528	—	189,528	—	12-31-2015	189,528	206,909
	Environmental studies	Studies on environmental issues	Finished	21,373	—	21,373	—	12-31-2015	21,373	16,722
	Mitigations and restorations	Protection and reclamation and water	Finished	2,549	—	2,549	—	12-31-2015	2,549	8,044
	Compensation for impacts	Compensation increases of green areas	Finished	144,590	—	144,590	—	12-31-2015	144,590	6,822
Chinango S.A.C.	Prevention activities	Biodiversity protection of the environment, waste water treatment	Finished	71,560	—	71,560	—	12-31-2015	71,560	5,974
	Landscaping and green areas	Maintenance of green areas, landscaping and minor fauna	Finished	8,487	—	8,487	—	12-31-2015	8,487	5,935
	Environmental monitoring	Protection of air and climate, noise reduction, protection against radiation	Finished	277,223	—	277,223	—	12-31-2015	277,223	239,904
	Waste management	Hazardous waste management	Finished	34,960	—	34,960	—	12-31-2015	34,960	31,460
	Environmental studies	Studies on environmental issues	Finished	19,703	—	19,703	—	12-31-2015	19,703	5,229
	Mitigations and restorations	Protection and reclamation and water	Finished	—	—	—	—	12-31-2015	—	4,398
	Compensation for impacts	Compensation increases of green areas	Finished	—	—	—	—	12-31-2015	—	49,390

Total				47,199,146	46,122,721	1,076,425	72,259,750		119,458,896	46,871,054

Company	Project Name	Description of the Environment	Project Status (Finished, In process)	Year ended 12-31-2014 ThCh$						Year ended 12-31-2013 ThCh$
				Disbursement amount	Prior period disbursement amount	Expense amount	Future disbursement amount	Estimated date of future disbursement	Total disbursements	Prior period expense amount	Prior period disbursement amount
Empresa Generadora de Energía Eléctrica S.A.	El Quimbo Hydroelectric Project	Central construction environmental management El Quimbo	In process	38,445,602	38,445,602	—	7,044,852	12-31-2015	45,490,454	—	12,470,683
	Environmental management HIDRA	Central Environmental Management Plan	In process	389,008	389,008	—	—	—	389,008	—	—
Edegel S.A.A.	Environmental studies	Studies on environmental issues	Finished	156,570	—	156,570	—	12-31-2014	156,570	74,967	74,967
	Waste management	Hazardous waste management	Finished	206,909	—	206,909	—	12-31-2014	206,909	160,183	160,183
	Environmental monitoring	Protection of air and climate, noise reduction, protection against radiation	Finished	16,722	—	16,722	—	12-31-2014	16,722	56,975	56,975
	Mitigations and restorations	Protection and reclamation and water	Finished	8,044	—	8,044	—	12-31-2014	8,044	—	—
	Compensation for impacts	Compensation increases of green areas	Finished	6,822	—	6,822	—	12-31-2014	6,822	—	—
	Landscaping and green areas	Maintenance of green areas, landscaping and minor fauna	Finished	177,830	—	177,830	—	12-31-2014	177,830	—	—
	Prevention activities	Biodiversity protection of the environment, waste water treatment	Finished	76,405	—	76,405	—	12-31-2014	76,405	125,841	125,563
Chinango S.A.C.	Prevention activities	Biodiversity protection of the environment, waste water treatment	Finished	5,974	—	5,974	—	12-31-2014	5,974	—	91,879
	Landscaping and green areas	Maintenance of green areas, landscaping and minor fauna	Finished	5,935	—	5,935	—	12-31-2014	5,935	—	—
	Environmental monitoring	Protection of air and climate, noise reduction, protection against radiation	Finished	239,904	—	239,904	—	12-31-2014	239,904	—	54,855
	Waste management	Hazardous waste management	Finished	31,460	—	31,460	—	12-31-2014	31,460	—	117,212
	Environmental studies	Studies on environmental issues	Finished	5,229	—	5,229	—	12-31-2014	5,229	—	41,691
	Mitigations and restorations	Protection and reclamation and water	Finished	4,398	—	4,398	—	12-31-2014	4,398	—	—
	Compensation for impacts	Compensation increases of green areas	Finished	49,390	—	49,390	—	12-31-2014	49,390	—	—
				39,826,202	38,834,610	991,592	7,044,852		46,871,054	417,966	13,194,008

34.	FINANCIAL INFORMATION ON COMBINED ENTITIES, SUMMARIZED

As of December 31, 2015 and 2014, and for the years then ended the summarized financial information of our principal combined entities under IFRS is as follows:

SUMMARY OF THE COMBINED GROUP CONSOLIDATION, BY COMBINED ENTITIES
	As of and for the year ended December 31, 2015
	Financial Statements	Current Assets	Non-current Assets	Total Assets	Current Liabilities	Non-current Liabilities	Equity	Total Liabilities	Revenues	Costs	Profit (Loss)	Other Comprehensive Income	Total Comprehensive Income
		ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Endesa Argentina S.A.	Separate	1,814,204	32,328,045	34,142,249	(616,318)	—	(33,525,931)	(34,142,249)	—	—	622,972	(10,352,540)	(9,729,568)
Central Costanera S.A.	Separate	27,559,412	142,918,106	170,477,518	(102,001,988)	(53,611,202)	(14,864,328)	(170,477,518)	100,856,664	(4,598,130)	(998,809)	(4,729,767)	(5,728,576)
Hidroinvest S.A.	Separate	575,373	11,429,899	12,005,272	(452,427)	—	(11,552,845)	(12,005,272)	—	—	21,877	(3,570,020)	(3,548,143)
H. El Chocón S.A.	Separate	44,240,854	240,460,115	284,700,969	(71,433,902)	(63,908,193)	(149,358,874)	(284,700,969)	40,004,655	(4,574,336)	110,802,880	(44,667,506)	66,135,374
Southern Cone Power Argentina S.A.	Separate	8,003	575,537	583,540	(12,826)	—	(570,714)	(583,540)	—	—	(7,151)	(176,471)	(183,622)
Emgesa S.A. E.S.P.	Separate	172,918,511	1,803,546,987	1,976,465,498	(349,736,334)	(831,187,906)	(795,541,258)	(1,976,465,498)	778,768,426	(321,664,855)	211,896,264	(91,252,276)	120,643,988
Generandes Perú S.A.	Separate	1,945,582	225,170,087	227,115,669	(1,364,513)	—	(225,751,156)	(227,115,669)	—	—	42,044,140	4,890,902	46,935,042
Edegel S.A.A.	Separate	111,421,412	723,995,979	835,417,391	(117,775,269)	(188,814,672)	(528,827,450)	(835,417,391)	343,761,564	(143,234,611)	91,161,037	4,059,334	95,220,371
Chinango S.A.C.	Separate	7,647,526	112,688,111	120,335,637	(8,369,365)	(40,621,719)	(71,344,553)	(120,335,637)	39,114,967	(8,235,270)	15,210,089	(708,295)	14,501,794
Grupo Generandes Perú	Consolidated	120,047,319	808,405,916	928,453,235	(126,541,945)	(229,436,391)	(572,474,899)	(928,453,235)	382,452,709	(151,046,058)	95,054,809	(9,131,696)	85,923,113
Grupo Endesa Argentina	Consolidated	73,348,681	385,562,798	458,911,479	(173,663,474)	(115,955,351)	(169,292,654)	(458,911,479)	140,398,933	(9,172,466)	109,347,016	(50,970,094)	58,376,922

SUMMARY OF THE COMBINED GROUP CONSOLIDATION, BY COMBINED ENTITIES
	As of and for the year ended December 31, 2014
	Financial Statements	Current Assets	Non-current Assets	Total Assets	Current Liabilities	Non-current Liabilities	Equity	Total Liabilities	Revenues	Costs	Profit (Loss)	Other Comprehensive Income	Total Comprehensive Income
		ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Endesa Argentina S.A.	Separate	1,924,047	42,081,267	44,005,314	749,815	—	43,255,499	44,005,314	—	—	340,599	(5,299,756)	(4,959,157)
Central Costanera S.A.	Separate	31,868,372	154,649,134	186,517,506	108,956,607	56,967,994	20,592,905	186,517,506	75,193,639	(6,777,139)	45,532,654	3,989,198	49,521,852
Hidroinvest S.A.	Separate	562,612	14,962,217	15,524,829	423,843	—	15,100,986	15,524,829	—	—	(2,811)	(1,868,145)	(1,870,956)
H. El Chocón S.A.	Separate	22,930,536	137,891,546	160,822,082	31,540,350	46,058,232	83,223,500	160,822,082	30,173,576	(8,427,057)	11,036,822	(8,763,212)	2,273,610
Southern Cone Power Argentina S.A.	Separate	4,162	753,403	757,565	3,229	—	754,336	757,565	—	—	(4,919)	(94,023)	(98,942)
Emgesa S.A. E.S.P.	Separate	329,672,209	1,782,307,979	2,111,980,188	500,414,812	883,041,284	728,524,092	2,111,980,188	753,385,348	(220,460,069)	288,821,398	(73,145,883)	215,675,515
Generandes Perú S.A.	Separate	3,473,185	219,325,990	222,799,175	3,148,425	—	219,650,750	222,799,175	—	—	46,503,610	12,303,680	58,807,290
Edegel S.A.A.	Separate	110,164,628	720,449,664	830,614,292	85,724,692	235,667,176	509,222,424	830,614,292	319,346,826	(127,881,082)	106,139,399	23,688,400	129,827,799
Chinango S.A.C.	Separate	8,439,096	111,912,667	120,351,763	7,433,439	39,382,244	73,536,080	120,351,763	34,656,130	(6,061,046)	15,011,421	3,041,428	18,052,849
Grupo Generandes Perú	Consolidated	121,446,538	816,077,565	937,524,103	95,676,185	275,049,420	566,798,498	937,524,103	353,794,700	(133,734,610)	111,350,114	23,873,097	135,223,211
Grupo Endesa Argentina	Consolidated	56,074,841	297,050,238	353,125,079	140,459,888	101,749,459	110,915,732	353,125,079	105,265,323	(15,204,196)	56,511,593	(5,660,609)	50,850,984

35.	SUBSEQUENT EVENTS

1)	On January 29, 2016 Empresa Nacional de Electricidad S.A. reported through the significant event that in compliance with the agreement reached at the Extraordinary Shareholders’ Meeting of Endesa held on December 18, 2015 (hereinafter “Meeting”), the Board of Directors of Endesa acknowledges that the condition precedent regarding the spin-off of Endesa has been met as of January 28, 2016, and accordingly has also arranged to grant the public deed that declares the completion of the condition precedent, entitled “Public Deed of Compliance of the Condition of the Spin-Off of Empresa Nacional de Electricidad S.A.”, effective on the same date.

Consequently, and pursuant to what was approved at the Meeting, the Endesa’s Spin-Off became effective on Tuesday, March 1, 2016, whereupon the new corporation, Endesa Américas S.A. (“Endesa Américas”), began to exist, and verifies the capital decrease and the other amendments to the by-laws of Endesa Chile that have been approved.

It is noted that, as agreed to at the Meeting, the Board of Directors of Endesa Américas, proceeds in due time to request the registration of Endesa Américas S.A. and its respective shares in the Securities Registry of the Superintendence of Securities and Insurance and in the Stock Exchanges where the shares of Endesa Chile are currently traded. The distribution, and the material delivery of the shares issued by Endesa Américas S.A. will take place at a date established by the Board of Directors of Endesa Américas S.A., once the shares registration in the Securities Registry of the Superintendence of Securities and Insurance and Chilean Stock Exchanges are complete, and when the legal and regulatory requirements have been fulfilled. The paid-in capital allocated to Endesa Américas S.A. amounted to ThCh$ 778,936,764.

2)	As of April 13, 2016, the Superintendence of Securities and Insurance (Superintendencia de Valores y Seguros, “SVS”) proceeded to record Endesa Américas and its shares in the Securities Registry, according to a certificate issued by this entity, and that it has made the respective listings in the Santiago Stock Exchange, the Valparaíso Stock Exchange, the Chile Electronic Stock Exchange and the New York Stock Exchange of United States of America, all in accordance with the decision made at the Extraordinary Shareholders’ Meeting of Empresa Nacional de Electricidad S.A. held on December 18, 2015. Therefore, the shares of the divided equity of Endesa Américas were distributed free of any payment to the shareholders of Endesa Chile entitled to receive them as of April 21, 2016 and began to be traded.

3)	At the OSM held on April 27, 2016, our new Board of Directors was elected for a term of three years starting from the date of the meeting. At the Board of Directors meeting held on April 28, 2016, the directors agreed to appoint Mr. Hernán Cheyre V., Mr. Eduardo Novoa C. and Ms. Marĺa Loreto Silva R. as members of the Directors’ Committee. Additionally, Mr. Cheyre was appointed as Financial Expert of the Directors’ Committee.

The members of our new Board of Directors are as follows:

•	Mr. Rafael Fauquié Bernal (Chairman)

•	Mr. Vittorio Vagliasindi (Vice Chairman)

•	Mr. Francesco Buresti

•	Mr. Hernán Cheyre V.

•	Mr. Mauro Di Carlo

•	Mr. Luca Noviello

•	Mr. Eduardo Novoa C.

•	Mr. Umberto Magrini

•	Ms. Marĺa Loreto Silva R.

There are no other subsequent events that have occurred between January 1, 2016 and the issuance date of these financial statements.

APPENDIX 1 COMBINED GROUP COMPANIES

This appendix is part of Note 2.4, “Combined Entities”. It presents the Combined Group’s percentage of control in each combined entity.

Taxpayer ID No.	Company		Percentage of control as of 12-31-2015			Percentage of control as of 12-31-2014			Country	Activity
	(in alphabetical order)	Currency	Direct	Indirect	Total	Direct	Indirect	Total
Foreign	Chinango S.A.C.	Peruvian sol	0.00%	80.00%	80.00%	0.00%	80.00%	80.00%	Peru	Electric energy generation, sales, and distribution
Foreign	Edegel S.A.A.	Peruvian sol	29.40%	54.20%	83.60%	29.40%	54.20%	83.60%	Peru	Electric energy generation, sales, and distribution
Foreign	Emgesa S.A. E.S.P. (1)	Colombian peso	56.43%	0.00%	56.43%	56.43%	0.00%	56.43%	Colombia	Electric energy generation
Foreign	Emgesa Panama S.A. (1)	U.S. dollar	0.00%	56.43%	56.43%	0.00%	56.43%	56.43%	Colombia	Electric energy purchases and sales
Foreign	Endesa Argentina S.A.	Argentine peso	99.66%	0.34%	100.00%	99.66%	0.34%	100.00%	Argentina	Portfolio company
Foreign	Central Costanera S.A.	Argentine peso	24.85%	50.82%	75.67%	24.85%	50.82%	75.67%	Argentina	Electric energy generation and sales
Foreign	Generandes Perú S.A.	Peruvian sol	61.00%	00.00%	61.00%	61.00%	00.00%	61.00%	Peru	Portfolio company
Foreign	Hidroeléctrica El Chocón S.A.	Argentine peso	2.48%	65.19%	67.67%	2.48%	65.19%	67.67%	Argentina	Electric energy production and sales
Foreign	Hidroinvest S.A.	Argentine peso	41.94%	54.15%	96.09%	41.94%	54.15%	96.09%	Argentina	Portfolio company
Foreign	Ingendesa do Brasil Ltda.	Brazilian real	1.00%	99.00%	100.00%	1.00%	99.00%	100.00%	Brazil	Project engineering consulting
Foreign	Sociedad Portuaria Central Cartagena S.A.	Colombian peso	0.00%	94.95%	94.95%	0.00%	94.95%	94.95%	Colombia	Investment, construction and maintenance of public or private wharves and ports
Foreign	Southern Cone Power Argentina S.A.	Argentine peso	98.00%	2.00%	100.00%	98.00%	2.00%	100.00%	Argentina	Portfolio company

(1)	See Note 2.4.1

APPENDIX 2 ASSOCIATED COMPANIES AND JOINT VENTURES

This appendix is part of Note 2.5, “Investments in combined associated companies and joint arrangements”

Taxpayer ID No.	Company (in alphabetical order)	Currency	Ownership Interest as of 12-31-2015			Ownership Interest as of 12-31-2014				Country	Activity
			Direct	Indirect	Total	Direct	Indirect	Total	Relationship
Foreign	Enel Brasil S.A. (1)	Brazilian real	34.64%	4.00%	38.64%	34.64%	4.00%	38.64%	Associate	Brazil	Portfolio company
Foreign	Endesa Cemsa S.A.	Argentine peso	0.00%	45.00%	45.00%	0.00%	45.00%	45.00%	Associate	Argentina	Wholesale purchase and sale of electric energy
Foreign	Distrilec Inversora S.A. (2)	Argentine peso	0.89%	0.00%	0.89%	0.89%	0.00%	0.89%	Associate	Argentina	Portfolio company
Foreign	Central Térmica Manuel Belgrano	Argentine peso	0.00%	24.18%	24.18%	0.00%	24.18%	24.18%	Associate	Argentina	Production and Marketing of Electric Energy
Foreign	Central Térmica San Martin	Argentine peso	0.00%	24.18%	24.18%	0.00%	24.18%	24.18%	Associate	Argentina	Production and Marketing of Electric Energy
Foreign	Central Vuelta Obligada S.A.	Argentine peso	0.00%	3.45%	3.45%	0.00%	3.45%	3.45%	Associate	Argentina	Production and Marketing of Electric Energy

(1)	Change in legal name on December 12, 2014 from Endesa Brasil S.A. to Enel Brasil S.A.
(2)	There is a significant influence because our ultimate controlling company owns directly and indirectly a 51.5% interest in Distrilec Inversora S.A.

APPENDIX 3 ADDITIONAL INFORMATION ON FINANCIAL DEBT

This appendix is part of Note 16, “Other financial liabilities”.

The following tables present the contractual undiscounted cash flows by type of financial debt:

a)	Bank borrowings

•	Summary of bank borrowing by currency and maturity

Country	Currency	Effective Interest Rate	Nominal Interest Rate	Secured (Yes/No)	Balance as of 12-31-2015
					Current			Non-current
					One to three months	Three to twelve months	Total Current	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total Non- current
					ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Peru	US$	2.49%	2.40%	No	26,707,131	3,241,137	29,948,268	4,229,306	19,295,795	299,648	—	—	23,824,749
Argentina	US$	13.83%	13.13%	No	3,901,216	—	3,901,216	—	—	—	—	—	—
Argentina	Ar$	43.38%	37.06%	No	2,020,866	5,917,405	7,938,271	1,162,844	—	—	—	—	1,162,844
Colombia	CP	13.87%	14.53%	No	35,832,030	84,128,905	119,960,935	43,831,876	12,832,869	12,194,900	11,556,930	30,842,974	111,259,549

Total					68,461,243	93,287,447	161,748,690	49,224,026	32,128,664	12,494,548	11,556,930	30,842,974	136,247,142

Country	Currency	Effective Interest Rate	Nominal Interest Rate	Secured (Yes/No)	Balance as of 12-31-2014
					Current			Non-current
					One to three months	Three to twelve months	Total Current	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total Non- current
					ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Peru	US$	2.45%	2.35%	No	2,914,574	9,996,364	12,910,938	40,274,383	18,781,256	16,391,794	256,394	—	75,703,827
Argentina	US$	13.76%	13.06%	No	2,808,939	12,054,341	14,863,280	1,039,398	—	—	—	—	1,039,398
Argentina	Ar$	40.97%	35.30%	No	4,667,574	8,107,262	12,774,836	7,968,912	188,784	—	—	—	8,157,696
Colombia	CP	5.94%	5.81%	No	1,401,291	4,203,875	5,605,166	10,766,379	15,367,075	14,619,719	13,872,363	48,015,897	102,641,433

Total					11,792,378	34,361,842	46,154,220	60,049,072	34,337,115	31,011,513	14,128,757	48,015,897	187,542,354

•	Identification of bank borrowings by company

Taxpayer ID No. (RUT)	Company	Country	ID No. Financial Institution	Financial Institution	Country	Currency	Effective Interest Rate	Nominal Interest Rate	Balance as of 12-31-2015
									Current			Non-current
									One to three months	Three to twelve months	Total Current	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total Non - current
									ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Foreign	Chinango S.A.C.	Peru	Foreign	Banco de Credito del Perú	Peru	US$	2.17%	2.06%	296,974	884,973	1,181,947	1,166,085	18,073,119	—	—	—	19,239,204
Foreign	Chinango S.A.C.	Peru	Foreign	Bank Of Nova Scotia	Peru	US$	3.25%	3.07%	468,030	1,384,969	1,852,999	1,802,011	—	—	—	—	1,802,011
Foreign	Chinango S.A.C.	Peru	Foreign	Bank Of Nova Scotia	Peru	US$	3.48%	3.40%	328,549	971,195	1,299,744	1,261,210	1,222,676	299,648	—	—	2,783,534
Foreign	Edegel S.A.A	Peru	Foreign	Bank Nova Scotia	Peru	US$	1.08%	1.06%	25,613,578	—	25,613,578	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	BBVA Colombia	Colombia	CP	8.27%	8.11%	894,845	6,064,899	6,959,744	9,982,170	9,504,920	9,027,670	8,550,419	22,787,755	59,852,934
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Bogota	Colombia	CP	8.30%	8.14%	301,348	2,105,951	2,407,299	3,488,668	3,327,949	3,167,230	3,006,511	8,055,219	21,045,577
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	AV VILLAS	Colombia	CP	6.06%	5.93%	11,145,579	—	11,145,579	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	BBVA Colombia	Colombia	CP	6.30%	6.16%	438,046	28,712,649	29,150,695	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Citibank Colombia	Colombia	CP	5.57%	6.01%	5,233,163	—	5,233,163	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Crédito del Perú	Colombia	CP	5.87%	5.70%	295,055	20,873,617	21,168,672	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Crédito del Perú	Colombia	CP	5.93%	5.76%	198,385	13,892,621	14,091,006	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Crédito del Perú	Colombia	CP	5.65%	5.50%	149,881	10,882,356	11,032,237	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Bogota	Colombia	CP	6.84%	6.66%	13,683,505	—	13,683,505	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	The Bank Of Tokyo	Colombia	CP	7.02%	6.90%	532,271	1,596,812	2,129,083	30,361,038	—	—	—	—	30,361,038
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco Davivienda	Colombia	CP	6.30%	6.15%	2,959,952	—	2,959,952	—	—	—	—	—	—
Foreign	Endesa Argentina S.A.	Argentina	Foreign	Citibank	Argentina	Ar$	34.23%	32.75%	29,771	445,358	475,129	—	—	—	—	—	—
Foreign	Central Costanera S.A.	Argentina	Foreign	Banco Galicia	Argentina	Ar$	51.46%	42.24%	214,270	583,114	797,384	276,664	—	—	—	—	276,664
Foreign	Central Costanera S.A.	Argentina	Foreign	Banco Itaú Argentina	Argentina	Ar$	55.07%	44.68%	80,256	225,731	305,987	128,627	—	—	—	—	128,627
Foreign	Central Costanera S.A.	Argentina	Foreign	Banco Santander Río	Argentina	Ar$	44.16%	37.14%	50,253	140,581	190,834	79,542	—	—	—	—	79,542
Foreign	Central Costanera S.A.	Argentina	Foreign	Banco Supervielle	Argentina	Ar$	49.96%	41.21%	81,254	224,941	306,195	125,511	—	—	—	—	125,511
Foreign	Central Costanera S.A.	Argentina	Foreign	Citibank	Argentina	Ar$	45.10%	37.81%	263,796	734,081	997,877	412,453	—	—	—	—	412,453
Foreign	Central Costanera S.A.	Argentina	Foreign	Credit Suisse International	Argentina	US$	14.84%	13.92%	1,214,284	—	1,214,284	—	—	—	—	—	—
Foreign	Central Costanera S.A.	Argentina	Foreign	ICBC Argentina	Argentina	Ar$	51.97%	42.59%	89,832	249,669	339,501	140,047	—	—	—	—	140,047
Foreign	H. El Chocón S.A.	Argentina	Foreign	Deutsche Bank	Argentina	US$	13.50%	12.86%	1,339,210	—	1,339,210	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Standard Bank	Argentina	US$	13.50%	12.86%	673,817	—	673,817	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Itau	Argentina	US$	13.50%	12.86%	673,905	—	673,905	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Macro	Argentina	Ar$	34.46%	31.10%	75,083	1,113,612	1,188,695	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Santander — Sindicado IV	Argentina	Ar$	40.59%	35.54%	266,203	516,165	782,368	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Itau — Sindicado IV	Argentina	Ar$	40.59%	35.54%	241,619	464,727	706,346	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Galicia — Sindicado IV	Argentina	Ar$	40.59%	35.54%	228,411	442,424	670,835	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Hipotecario — Sindicado IV	Argentina	Ar$	40.59%	35.54%	73,221	144,361	217,582	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Ciudad -Sindicado IV	Argentina	Ar$	40.59%	35.54%	30,708	59,481	90,189	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	ICBC Argentina	Argentina	Ar$	40.59%	35.54%	296,189	573,160	869,349	—	—	—	—	—	—

				Total ThCh$					68,461,243	93,287,447	161,748,690	49,224,026	32,128,664	12,494,548	11,556,930	30,842,974	136,247,142

Taxpayer ID No. (RUT)	Company	Country	ID No. Financial Institution	Financial Institution	Country	Currency	Effective Interest Rate	Nominal Interest Rate	Balance as of 12-31-2014
									Current			Non-current
									One to three months	Three to twelve months	Total Current	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total Non- current
									ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Foreign	Chinango S.A.C.	Peru	Foreign	Banco Scotiabank	Peru	US$	3.98%	3.96%	353,913	1,051,014	1,404,927	1,376,324	1,347,722	15,345,293	—	—	18,069,339
Foreign	Chinango S.A.C.	Peru	Foreign	Bank Of Nova Scotia	Peru	US$	3.18%	3.01%	411,404	1,217,828	1,629,232	1,585,546	1,541,859	—	—		3,127,405
Foreign	Chinango S.A.C.	Peru	Foreign	Bank Of Nova Scotia	Peru	US$	3.48%	3.40%	289,876	857,071	1,146,947	1,113,465	1,079,983	1,046,501	256,394		3,496,343
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	US$	3.44%	3.36%	1,807,054	6,713,471	8,520,525	14,284,700	14,811,692	—	—	—	29,096,392
Foreign	Edegel S.A.A	Peru	Foreign	Bank Nova Scotia	Peru	US$	1.02%	1.00%	52,327	156,980	209,307	21,914,348	—	—	—	—	21,914,348
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco Corpbanca	Colombia	CP	8.39%	8.22%	373,517	1,120,552	1,494,069	2,847,830	4,052,184	3,852,974	3,653,765	12,622,968	27,029,721
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	BBVA Colombia	Colombia	CP	6.71%	6.60%	1,027,774	3,083,323	4,111,097	7,918,549	11,314,891	10,766,745	10,218,598	35,392,929	75,611,712
Foreign	Endesa Argentina S.A.	Argentina	Foreign	Citibank	Argentina	Ar$	28.00%	28.00%	749,636	—	749,636	—	—	—	—	—	—
Foreign	Central Costanera S.A.	Argentina	Foreign	Banco Galicia	Argentina	Ar$	51.47%	42.24%	308,554	836,632	1,145,186	990,314	—	—	—	—	990,314
Foreign	Central Costanera S.A.	Argentina	Foreign	Banco Itaú Argentina	Argentina	Ar$	55.08%	44.68%	119,500	337,442	456,942	390,884	27,716	—	—	—	418,600
Foreign	Central Costanera S.A.	Argentina	Foreign	Banco Santander Río	Argentina	Ar$	44.17%	37.14%	70,593	200,874	271,467	236,632	17,012	—	—	—	253,644
Foreign	Central Costanera S.A.	Argentina	Foreign	Banco Supervielle	Argentina	Ar$	49.97%	41.21%	112,554	319,053	431,607	372,729	26,615	—	—	—	399,344
Foreign	Central Costanera S.A.	Argentina	Foreign	Citibank	Argentina	Ar$	14.84%	13.92%	347,807	998,639	1,346,446	1,199,174	87,541	—	—	—	1,286,715
Foreign	Central Costanera S.A.	Argentina	Foreign	Credit Suisse International	Argentina	US$	51.99%	42.59%	122,704	2,324,204	2,446,908	1,039,398	—	—	—	—	1,039,398
Foreign	Central Costanera S.A.	Argentina	Foreign	ICB Argentina	Argentina	Ar$	36.00%	42.59%	132,215	371,509	503,724	425,630	29,900	—	—	—	455,530
Foreign	H. El Chocón S.A.	Argentina	Foreign	Deutsche Bank	Argentina	US$	13.40%	12.78%	1,331,375	4,844,938	6,176,313	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Standard Bank	Argentina	US$	13.40%	12.78%	667,376	2,425,364	3,092,740	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Itau	Argentina	US$	13.40%	12.78%	687,484	2,459,835	3,147,319	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Macro	Argentina	Ar$	30.56%	27.87%	1,522,852	—	1,522,852	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Santander — Syndicated IV	Argentina	Ar$	36.21%	32.11%	306,765	1,185,867	1,492,632	1,023,289	—	—	—	—	1,023,289
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Itau — Syndicated IV	Argentina	Ar$	36.21%	32.11%	273,493	1,057,510	1,331,003	912,706	—	—	—	—	912,706
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Galicia — Syndicated IV	Argentina	Ar$	36.21%	32.11%	262,403	1,014,727	1,277,130	875,846	—	—	—	—	875,846
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Hipotecario — Syndicated IV	Argentina	Ar$	36.21%	32.11%	86,271	335,251	421,522	290,454	—	—	—	—	290,454
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Ciudad — Syndicated IV	Argentina	Ar$	36.21%	32.11%	34,894	135,536	170,430	117,383	—	—	—	—	117,383
Foreign	H. El Chocón S.A.	Argentina	Foreign	ICB Argentina	Argentina	Ar$	36.21%	32.11%	340,037	1,314,222	1,654,259	1,133,871	—	—	—	—	1,133,871

				Total ThCh$					11,792,378	34,361,842	46,154,220	60,049,072	34,337,115	31,011,513	14,128,757	48,015,897	187,542,354

b)	Secured and unsecured liabilities

•	Summary of secured and unsecured liabilities by currency and maturity

Country	Country	Effective Interest Rate	Nominal Interest Rate	Secured (Yes/No)	Balance as of 12-31-2015
					Current			Non-current
					One to three months	Three to twelve months	Total Current	One to two years	Two to three years	Three to four years	Four to fiveyears	More than five years	Total Non- current
					ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Peru	US$	6.61%	6.50%	No	624,775	15,786,095	16,410,870	1,659,369	8,362,538	6,637,571	7,807,914	10,086,341	34,553,733
Peru	Sol	6.54%	6.44%	No	164,366	493,096	657,462	657,461	657,461	5,719,186	328,182	5,691,198	13,053,488
Colombia	CP	14.56%	15.64%	No	16,930,502	50,791,503	67,722,005	102,312,470	110,233,373	135,293,549	101,572,113	600,591,081	1,050,002,586

				Total	17,719,643	67,070,694	84,790,337	104,629,300	119,253,372	147,650,306	109,708,209	616,368,620	1,097,609,807

Country	Currency	Effective Interest Rate	Nominal Interest Rate	Secured (Yes/No)	Balance as of 12-31-2014
					Current			Non-current
					One to three months	Three to twelve months	Total Current	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total Non- current
					ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Peru	US$	6.61%	6.50%	No	4,424,492	1,630,232	6,054,724	14,072,738	1,443,269	7,173,013	5,691,115	15,362,941	43,743,076
Peru	Sol	6.40%	6.30%	No	159,918	479,754	639,672	639,671	639,671	639,671	5,586,014	5,880,850	13,385,877
Colombia	CP	9.64%	9.38%	No	80,341,828	48,241,503	128,583,331	64,322,005	104,199,084	113,756,973	143,560,968	753,218,536	1,179,057,566

				Total	84,926,238	50,351,489	135,277,727	79,034,414	106,282,024	121,569,657	154,838,097	774,462,327	1,236,186,519

•	Secured and unsecured liabilities by company

Taxpayer ID No. (RUT)	Company	Country	ID No. Financial Institution	Financial Institution	Country	Currency	Effective Interest Rate	Nominal Interest Rate	Secured (Yes/ No)	Balance as of 12-31-2015
										Current			Non-current
										One to three months	Three to twelve months	Total Current	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total Non- current
										ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	Sol	6.41%	6.31%	No	82,046	246,137	328,183	328,182	328,182	328,182	328,182	5,691,198	7,003,926
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	Sol	6.38%	6.28%	No	82,320	246,959	329,279	329,279	329,279	5,391,004	—	—	6,049,562
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	US$	6.44%	6.34%	No	105,486	316,458	421,944	421,944	421,944	421,944	421,944	10,086,341	11,774,117
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	US$	7.93%	7.78%	No	105,659	316,978	422,637	422,637	422,637	5,831,097	—	—	6,676,371
Foreign	Edegel S.A.A	Peru	Foreign	Banco Scotiabank	Peru	US$	6.73%	6.63%	No	110,163	7,244,456	7,354,619	—	—	—	—	—	—
Foreign	Edegel S.A.A	Peru	Foreign	Banco Scotiabank	Peru	US$	6.09%	6.00%	No	99,770	7,297,112	7,396,882	—	—	—	—	—	—
Foreign	Edegel S.A.A	Peru	Foreign	Banco Scotiabank	Peru	US$	5.86%	5.78%	No	96,133	288,398	384,531	384,530	384,530	384,530	7,385,970	—	8,539,560
Foreign	Edegel S.A.A	Peru	Foreign	Banco Scotiabank	Peru	US$	6.57%	6.47%	No	107,564	322,693	430,257	430,258	7,133,427	—	—	—	7,563,685
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Series B-103	Colombia	CP	11.87%	11.87%	No	1,116,102	3,348,305	4,464,407	39,054,871	—	—	—	—	39,054,871
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Series B10	Colombia	CP	12.54%	11.99%	No	966,592	2,899,777	3,866,369	3,866,370	3,866,370	36,715,143	—	—	44,447,883
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Series B15	Colombia	CP	12.87%	12.29%	No	344,557	1,033,670	1,378,227	1,378,226	1,378,226	1,378,226	1,378,226	16,871,733	22,384,637
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Series B09-09	Colombia	CP	12.67%	12.11%	No	1,318,361	3,955,083	5,273,444	5,273,444	52,249,218	—	—	—	57,522,662
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Series B12	Colombia	CP	12.88%	12.30%	No	551,017	1,653,050	2,204,067	2,204,066	2,204,066	2,204,066	2,204,066	21,473,245	30,289,509
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Foreign Bonds	Colombia	CP	10.17%	10.17%	No	515,898	1,547,693	2,063,591	2,063,591	2,063,591	2,063,591	2,063,591	20,454,156	28,708,520
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Quimbo Bonds	Colombia	CP	10.17%	10.17%	No	3,707,356	11,122,068	14,829,424	14,829,424	14,829,424	14,829,424	14,829,424	146,988,109	206,305,805
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Quimbo Bonds B10	Colombia	CP	10.13%	9.77%	No	1,443,011	4,329,034	5,772,045	5,772,045	5,772,045	5,772,045	5,772,045	79,151,390	102,239,570
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Quimbo Bonds B15	Colombia	CP	10.26%	9.89%	No	975,333	2,925,998	3,901,331	3,901,331	3,901,331	3,901,331	3,901,331	72,380,849	87,986,173
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Quimbo Bonds B12-13	Colombia	CP	11.71%	11.23%	No	2,046,250	6,138,749	8,184,999	8,184,998	8,184,998	8,184,998	8,184,998	120,690,336	153,430,328
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Quimbo Bonds B6-13	Colombia	CP	10.91%	10.49%	No	796,647	2,389,940	3,186,587	3,186,587	3,186,587	36,763,745	—	—	43,136,919
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Series B6-13	Colombia	CP	10.91%	10.49%	No	258,219	774,658	1,032,877	1,032,878	1,032,878	11,916,341	—	—	13,982,097
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Quimbo Bonds B16-14	Colombia	CP	10.81%	10.39%	No	832,281	2,496,844	3,329,125	3,329,126	3,329,126	3,329,126	3,329,126	67,969,888	81,286,392
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Quimbo Bonds B10-14	Colombia	CP	10.46%	10.08%	No	921,801	2,765,403	3,687,204	3,687,204	3,687,204	3,687,204	3,687,204	54,611,375	69,360,191
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Quimbo Bonds B6-14	Colombia	CP	10.03%	9.67%	No	618,230	1,854,690	2,472,920	2,472,920	2,472,920	2,472,920	30,568,013	—	37,986,773
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Series B6-14	Colombia	CP	10.03%	9.67%	No	518,847	1,556,541	2,075,388	2,075,389	2,075,389	2,075,389	25,654,089	—	31,880,256

				Total ThCh$						17,719,643	67,070,694	84,790,337	104,629,300	119,253,372	147,650,306	109,708,209	616,368,620	1,097,609,807

Taxpayer ID No. (RUT)	Company	Country	ID No. Financial Institution	Financial Institution	Country	Currency	Effective Interest Rate	Nominal Interest Rate	Secured (Yes/ No)	Balance as of 12-31-2014
										Current			Non-current
										One to three months	Three to twelve months	Total Current	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total Non- current
										ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	Sol	6.41%	6.31%	No	80,157	240,472	320,629	320,629	320,629	320,629	320,629	5,880,850	7,163,366
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	Sol	6.38%	6.28%	No	79,761	239,282	319,043	319,042	319,042	319,042	5,265,385	—	6,222,511
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	US$	6.44%	6.34%	No	91,749	275,246	366,995	366,994	366,994	366,994	366,994	9,039,318	10,507,294
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	US$	7.93%	7.78%	No	91,899	275,698	367,597	367,597	367,597	367,597	4,989,668	—	6,092,459
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	US$	7.25%	7.13%	No	3,881,082	—	3,881,082	—	—	—	—	—	—
Foreign	Edegel S.A.A	Peru	Foreign	Banco Scotiabank	Peru	US$	6.73%	6.63%	No	95,816	287,449	383,265	6,296,355	—	—	—	—	6,296,355
Foreign	Edegel S.A.A	Peru	Foreign	Banco Scotiabank	Peru	US$	6.09%	6.00%	No	86,777	260,331	347,108	6,333,114	—	—	—	—	6,333,114
Foreign	Edegel S.A.A	Peru	Foreign	Banco Scotiabank	Peru	US$	6.57%	6.47%	No	93,556	280,669	374,225	374,225	374,225	6,103,969	—	—	6,852,419
Foreign	Edegel S.A.A	Peru	Foreign	Banco Scotiabank	Peru	US$	5.86%	5.78%	No	83,613	250,839	334,452	334,453	334,453	334,453	334,453	6,323,623	7,661,435
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Series A-10	Colombia	CP	8.87%	8.59%	No	53,979,516	—	53,979,516	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Series A102	Colombia	CP	8.87%	8.59%	No	10,281,812	—	10,281,812	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Series B-103	Colombia	CP	9.79%	9.79%	No	982,211	2,946,634	3,928,845	3,928,846	43,805,925	—	—	—	47,734,771
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Series B10	Colombia	CP	10.44%	10.06%	No	882,562	2,647,687	3,530,249	3,530,250	3,530,250	3,530,250	41,216,421	—	51,807,171
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Series B15	Colombia	CP	10.77%	10.36%	No	316,557	949,671	1,266,228	1,266,228	1,266,228	1,266,228	1,266,228	19,363,519	24,428,431
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Series B09-09	Colombia	CP	10.57%	10.17%	No	1,213,148	3,639,445	4,852,593	4,852,593	4,852,593	58,216,407	—	—	67,921,593
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Series B12	Colombia	CP	10.78%	10.37%	No	509,006	1,527,019	2,036,025	2,036,026	2,036,026	2,036,026	2,036,026	25,961,808	34,105,912
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Foreign Bonds	Colombia	CP	10.17%	10.17%	No	581,078	1,743,234	2,324,312	2,324,312	2,324,312	2,324,312	2,324,312	25,362,714	34,659,962
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Quimbo Bonds	Colombia	CP	10.17%	10.17%	No	4,175,756	12,527,267	16,703,023	16,703,023	16,703,023	16,703,023	16,703,023	182,262,097	249,074,189
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Quimbo Bonds B10	Colombia	CP	8.09%	7.85%	No	1,246,095	3,738,285	4,984,380	4,984,380	4,984,380	4,984,380	4,984,380	91,102,169	111,039,689
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Quimbo Bonds B15	Colombia	CP	8.21%	7.97%	No	845,671	2,537,012	3,382,683	3,382,682	3,382,682	3,382,682	3,382,682	77,827,476	91,358,204
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Quimbo Bonds B12-13	Colombia	CP	9.63%	9.30%	No	1,843,223	5,529,669	7,372,892	7,372,892	7,372,892	7,372,892	7,372,892	134,542,069	164,033,637
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Quimbo Bonds B6-13	Colombia	CP	8.85%	8.57%	No	703,731	2,111,194	2,814,925	2,814,926	2,814,926	2,814,926	40,827,900	—	49,272,678
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Series B6-13	Colombia	CP	8.85%	8.57%	No	228,103	684,309	912,412	912,412	912,412	912,412	13,233,669	—	15,970,905
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Quimbo Bonds B16-14	Colombia	CP	8.74%	8.47%	No	743,130	2,229,390	2,972,520	2,972,520	2,972,520	2,972,520	2,972,520	72,211,138	84,101,218
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Quimbo Bonds B10-14	Colombia	CP	8.41%	8.16%	No	816,008	2,448,025	3,264,033	3,264,033	3,264,033	3,264,033	3,264,033	61,737,690	74,793,822
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Quimbo Bonds B6-14	Colombia	CP	7.98%	7.75%	No	540,559	1,621,676	2,162,235	2,162,235	2,162,235	2,162,235	2,162,235	34,170,442	42,819,382
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Series B6-14	Colombia	CP	7.98%	7.75%	No	453,662	1,360,986	1,814,648	1,814,647	1,814,647	1,814,647	1,814,647	28,677,414	35,936,002

				Total ThCh$						84,926,238	50,351,489	135,277,727	79,034,414	106,282,024	121,569,657	154,838,097	774,462,327	1,236,186,519

c)	Finance lease obligations

•	Finance lease obligations by company

Taxpayer ID No. (RUT)	Company	Country	ID No. Financial Institution	Financial Institution	Country	Currency	Nominal Interest Rate	Balance as of 12-31-2015
								Current			Non-current
								One to three months	Three to twelve months	Total Current	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total Non- current
								ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Foreign	Edegel S.A.A.	Peru	Foreign	Banco Scotiabank	Peru	US$	2.10%	2,584,782	7,682,823	10,267,605	15,644,049	—	—	—	—	15,644,049
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco Corpbanca	Colombia	CP	10.80%	7,331	21,099	28,430	27,912	23,306	—	—	—	51,218
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Equirent S.A.	Colombia	CP	6.55%	6,977	20,183	27,160	27,731	20,095	—	—	—	47,826

								2,599,090	7,724,105	10,323,195	15,699,692	43,401	—	—	—	15,743,093

Taxpayer ID No. (RUT)	Company	Country	ID No. Financial Institution	Financial Institution	Country	Currency	Nominal Interest Rate	Balance as of 12-31-2014
								Current			Non-current
								One to three months	Three to twelve months	Total Current	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total Non- current
								ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Foreign	Edegel S.A.A.	Peru	Foreign	Banco Scotiabank	Peru	US$	2.02%	2,250,920	6,692,173	8,943,093	8,781,527	13,384,629	—	—	—	22,166,156

								2,250,920	6,692,173	8,943,093	8,781,527	13,384,629	—	—	—	22,166,156

d)	Other liabilities

•	Other liabilities by company

Taxpayer ID No. (RUT)	Company	Country	ID No. Financial Institution	Financial Institution	Country	Currency	Nominal Interest Rate	Balance as of 12-312015
								Current			Non-current
								One to three months	Three to twelve months	Total Current	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total Non- current
								ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Foreign	Central Costanera S.A.	Argentina	Foreign	Mitsubishi (guaranteed debt)	Argentina	US$	0.25%	590,129	1,768,176	2,358,305	5,810,613	1,792,235	1,883,493	1,937,302	23,273,695	34,697,338
Foreign	H. El Chocón S.A.	Argentina	Foreign	Otros	Argentina	Ar$	23.59%	2,347,678	14,015,924	16,363,602	4,358,417	681,224	—	—	—	5,039,641
Foreign	Hidroinvest S.A.	Argentina	Foreign	Otros	Argentina	US$	2.53%	898	196,109	197,007	—	—	—	—	—	—

								2,938,705	15,980,209	18,918,914	10,169,030	2,473,459	1,883,493	1,937,302	23,273,695	39,736,979

Taxpayer ID No. (RUT)	Company	Country	ID No. Financial Institution	Financial Institution	Country	Currency	Nominal Interest Rate	Balance as of 12-31-2014
								Current			Non-current
								One to three months	Three to twelve months	Total Current	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total Non- current
								ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Foreign	Central Costanera S.A.	Argentina	Foreign	Mitsubishi (secured debt)	Argentina	US$	0.25%	9,523	1,850,404	1,859,927	671,565	670,617	669,670	808,784	23,886,776	26,707,412
Foreign	Central Costanera S.A.	Argentina	Foreign	Others	Argentina	Ar$	17.29%	1,097,278	1,294,252	2,391,530	-	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Others	Argentina	Ar$	23.54%	127,042	381,125	508,167	7,769,157	1,945,985	—	—	—	9,715,142
Foreign	Hidroinvest S.A.	Argentina	Foreign	Others	Argentina	US$	2.33%	952	168,039	168,991	—	—	—	—	—	—

								1,234,795	3,693,820	4,928,615	8,440,722	2,616,602	669,670	808,784	23,886,776	36,422,554

APPENDIX 4 DETAIL OF ASSETS AND LIABILITIES IN FOREIGN CURRENCY

This appendix forms an integral part of the Combined Group’s financial statements.

The detail of assets denominated in foreign currencies is the following:

			Balance as of
	Foreign Currency	Functional Currency	12-31-2015	12-31-2014
			ThCh$	ThCh$
ASSETS
CURRENT ASSETS
Cash and cash equivalents			3,679,022	22,166,394
	US$	Ch$	—	42,185
	US$	CP	110,151	342,438
	US$	Sol	2,978,182	21,216,886
	US$	Ar$	590,689	564,885

TOTAL CURRENT ASSETS			3.679.022	22,166,394

NON-CURRENT ASSETS
Investments accounted for using the equity method			445,199,745	540,856,061
	Ar$	Ch$	1,017,144	1,979,132
	Brazilian real	Sol	46,842,286	56,886,006
	Brazilian real	Ch$	397,340,315	481,990,923
Goodwill			100,396,852	94,462,005
	Sol	Ch$	93,959,054	88,241,039
	Ar$	Ch$	6,437,798	6,220,966

TOTAL NON-CURRENT ASSETS			545,596,597	635,318,066

TOTAL ASSETS			549,275,619	657,484,460

The detail of liabilities denominated in foreign currencies is the following:

			Balance as of 12-31-2015
			Current			Non-current
			One to three months	Three to twelve months	Total Current	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total Non- current
	Foreign Currency	Functional Currency	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Other financial liabilities	US$		34,408,931	28,674,340	63,083,271	27,343,337	29,450,568	8,820,712	9,745,216	33,360,036	108,719,869
	US$	Sol	29,916,688	26,710,055	56,626,743	21,532,724	27,658,333	6,937,219	7,807,914	10,086,341	74,022,531
	US$	Ar$	4,492,243	1,964,285	6,456,528	5,810,613	1,792,235	1,883,493	1,937,302	23,273,695	34,697,338

TOTAL LIABILITIES			34,408,931	28,674,340	63,083,271	27,343,337	29,450,568	8,820,712	9,745,216	33,360,036	108,719,869

			Balance as of 12-31-2014
			Current			Non-current
			One to three months	Three to twelve months	Total Current	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total Non- current
	Foreign Currency	Functional Currency	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Other financial liabilities	US$		12,409,400	32,391,553	44,800,953	64,839,611	34,279,771	24,234,477	6,756,293	39,249,717	169,359,869
	US$	Sol	9,589,986	18,318,769	27,908,755	63,128,648	33,609,154	23,564,807	5,947,509	15,362,941	141,613,059
	US$	Ar$	2,819,414	14,072,784	16,892,198	1,710,963	670,617	669,670	808,784	23,886,776	27,746,810

TOTAL LIABILITIES			12,409,400	32,391,553	44,800,953	64,839,611	34,279,771	24,234,477	6,756,293	39,249,717	169,359,869

APPENDIX 5 ADDITIONAL INFORMATION CIRCULAR NO. 715 OF FEBRUARY 3, 2012

This appendix forms an integral part of the Combined Group’s financial statements.

a) Portfolio stratification

•	Trade and other receivables by aging:

Trade and Other Receivables	Balance as of 12-31-2015
	On demand	1-30 days	31-60 days	61-90 days	91-120 days	121-150 days	151-180 days	181-210 days	211-250 days	More than 251 days	Total Current	Total Non- current
	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Trade receivables, gross	149,944,756	9,422,903	3,835,624	3,804,997	3,734,126	3,641,098	3,550,857	5,192,924	75,322	4,367,645	187,570,252	227,118,907
Allowance for doubtful accounts	(212,623)	—	—	(233,925)	—	—	—	(2,735,412)	—	(2,558,026)	(5,739,986)	—
Other receivables, gross	18,650,557	—	—	—	—	—	—	—	—	—	18,650,557	3,705,793
Allowance for doubtful accounts	(1,340,859)	—	—	—	—	—	—	—	—	—	(1,340,859)	—

Total	167,041,831	9,422,903	3,835,624	3,571,072	3,734,126	3,641,098	3,550,857	2,457,512	75,322	1,809,619	199,139,964	230,824,700

Trade and Other Receivables	Balance as of 12-31-2014
	On demand	1-30 days	31-60 days	61-90 days	91-120 days	121-150 days	151-180 days	181-210 days	211-250 days	More than 251 days	Total Current	Total Non- current
	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Trade receivables, gross	105,900,237	5,522,879	121,723	64,251	62,605	61,242	62,025	60,783	125,437	2,178,437	114,159,619	136,744,799
Allowance for doubtful accounts	(278,332)	—	—	—	—	—	—	—	—	(865,390)	(1,143,722)	—
Other receivables, gross	4,450,856	—	—	—	—	—	—	—	—	—	4,450,856	4,471,713
Allowance for doubtful accounts	(1,310,435)	—	—	—	—	—	—	—	—	—	(1,310,435)	—

Total	108,762,326	5,522,879	121,723	64,251	62,605	61,242	62,025	60,783	125,437	1,313,047	116,156,318	141,216,512

•	By type of portfolio:

Aging of balances of trade receivables	Balance as of 12-31-2015						Balance as of 12-31-2014
	Non-renegotiated portfolio		Portfolio with renegotiation terms		Total gross portfolio		Non-renegotiated portfolio		Portfolio with renegotiation terms		Total gross portfolio
	Number of customers	Gross value	Number of customers	Gross value	Number of customers	Gross value	Number of customers	Gross value	Number of customers	Gross value	Number of customers	Gross value
		ThCh$		ThCh$		ThCh$		ThCh$		ThCh$		ThCh$
On demand and non-current	141	377,063,663	—	—	141	377,063,663	137	242,645,036	—	—	137	242,645,036
1 to 30 days	35	9,422,903	—	—	35	9,422,903	53	5,522,879	—	—	53	5,522,879
31 to 60 days	13	3,835,624	—	—	13	3,835,624	11	121,723	—	—	11	121,723
61 to 90 days	11	3,804,997	—	—	11	3,804,997	4	64,251	—	—	4	64,251
91 to 120 days	4	3,734,126	—	—	4	3,734,126	3	62,605	—	—	3	62,605
121 to 150 days	4	3,641,098	—	—	4	3,641,098	3	61,242	—	—	3	61,242
151 to 180 days	6	3,550,857	—	—	6	3,550,857	1	62,025	—	—	1	62,025
181 to 210 days	5	5,192,924	—	—	5	5,192,924	2	60,783	—	—	2	60,783
211 to 250 days	2	75,322	—	—	2	75,322	2	125,437	—	—	2	125,437
More than 251 days	37	4,367,645	—	—	37	4,367,645	33	2,178,437	—	—	33	2,178,437

Total	258	414,689,159	—	—	258	414,689,159	249	250,904,418	—	—	249	250,904,418

b) Portfolio in default and in legal collection process

Portfolio in Default and in Legal Collection Process	Balance as of 12-31-2015		Balance as of 12-31-2014
	Number of customers	Amount	Number of customers	Amount
		ThCh$		ThCh$
Notes receivable in legal collection process (*)	3	137,987	5	186,025

Total	3	137,987	5	186,025

(*)	Legal collections are included in the portfolio in arrears.

c) Provisions and write-offs

Provisions and Write-offs	For the years ended
	12-31-2015	12-31-2014	12-31-2013
	ThCh$	ThCh$	ThCh$
Provision for non-renegotiated portfolio	4,411,409	869,239	(76,227)
Write-offs for the year	(3,566)	(163,973)	(29,396)
Recoveries for the year	369,917	—	—
Total	4,777,760	705,266	(105,623)

d) Number and value of operations

	For the years ended
	12-31-2015		12-31-2014		12-31-2013
	Last quarter	Year	Last quarter	Year	Last quarter	Year
Impairment provision and recoveries
Number of operations	14	94	45	180	24	124
Value of operations, in ThCh$	251,498	4,781,326	427,006	869,239	(159,544)	(76,227)

APPENDIX 5.1 SUPPLEMENTARY INFORMATION ON TRADE RECEIVABLES

This appendix forms an integral part of the Combined Group’s financial statements.

a)	Portfolio stratification

•	Trade receivables by aging:

	Balance as of 12-31-2015
	On demand	1-30 days	31-60 days	61-90 days	91-120 days	121-150 days	151-180 days	181-210 days	211-250 days	More than 251 days	Total Current	Total Non- current
Trade Receivables	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Generation and transmission receivables	149,944,756	9,422,903	3,835,624	3,804,997	3,734,126	3,641,098	3,550,857	5,192,924	75,322	4,367,645	187,570,252	227,118,907
— Large customers	92,017,770	9,422,903	3,835,624	3,804,997	3,734,126	3,641,098	3,550,857	5,192,924	75,322	4,367,645	129,643,266	—
— Institutional customers	49,196,219	—	—	—	—	—	—	—	—	—	49,196,219	227,118,907
— Others	8,730,767	—	—	—	—	—	—	—	—	—	8,730,767	—
Allowance for doubtful accounts	(212,623)	—	—	(233,925)	—	—	—	(2,735,412)	—	(2,558,026)	(5,739,986)	—

Unbilled services	89,723,981	—	—	—	—	—	—	—	—	—	89,723,981	32,928,280
Services billed	60,220,775	9,422,903	3,835,624	3,804,997	3,734,126	3,641,098	3,550,857	5,192,924	75,322	4,367,645	97,846,271	194,190,627

Total Trade Receivables, Gross	149,944,756	9,422,903	3,835,624	3,804,997	3,734,126	3,641,098	3,550,857	5,192,924	75,322	4,367,645	187,570,252	227,118,907

Total Allowance for doubtful accounts	(212,623)	—	—	(233,925)	—	—	—	(2,735,412)	—	(2,558,026)	(5,739,986)	—

Total Trade Receivables, Net	149,732,133	9,422,903	3,835,624	3,571,072	3,734,126	3,641,098	3,550,857	2,457,512	75,322	1,809,619	181,830,266	227,118,907

	Balance as of 12-31-2014
	On demand	1-30 days	31-60 days	61-90 days	91-120 days	121-150 days	151-180 days	181-210 days	211-250 days	More than 251 days	Total Current	Total Non- current
Trade Receivables	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Generation and transmission receivables
— Large customers	72,719,222	5,522,879	121,723	64,251	62,605	61,242	62,025	60,783	125,437	2,178,437	80,978,604	—
— Institutional customers	31,379,347	—	—	—	—	—	—	—	—	—	31,379,347	136,744,799
— Others	1,801,668	—	—	—	—	—	—	—	—	—	1,801,668	—
Allowance for doubtful accounts	(278,332)	—	—	—	—	—	—	—	—	(865,390)	(1,143,722)	—

Unbilled services	65,286,822	—	—	—	—	—	—	—	—	—	65,286,822	—
Services billed	40,613,415	5,522,879	121,723	64,251	62,605	61,242	62,025	60,783	125,437	2,178,437	48,872,797	136,744,799
Total Trade Receivables, Gross	105,900,237	5,522,879	121,723	64,251	62,605	61,242	62,025	60,783	125,437	2,178,437	114,159,619	136,744,799
Total Allowance for doubtful accounts	(278,332)	—	—	—	—	—	—	—	—	(865,390)	(1,143,722)	—
Total Trade Receivables, Net	105,621,905	5,522,879	121,723	64,251	62,605	61,242	62,025	60,783	125,437	1,313,047	113,015,897	136,744,799

•	By type of portfolio:

Portfolio Type	Balance as of 12-31-2015
	Current	1-30 days	31-60 days	61-90 days	91-120 days	121-150 days	151-180 days	181-210 days	211-250 days	More than 251 days	Total gross portfolio
	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
GENERATION AND TRANSMISSION
Non-renegotiated portfolio	149,944,756	9,422,903	3,835,624	3,804,997	3,734,126	3,641,098	3,550,857	5,192,924	75,322	4,367,645	187,570,252
—Large customers	92,017,770	9,422,903	3,835,624	3,804,997	3,734,126	3,641,098	3,550,857	5,192,924	75,322	4,367,645	129,643,266
—Institutional customers	49,196,219	—	—	—	—	—	—	—	—	—	49,196,219
—Others	8,730,767	—	—	—	—	—	—	—	—	—	8,730,767

Total gross portfolio	149,944,756	9,422,903	3,835,624	3,804,997	3,734,126	3,641,098	3,550,857	5,192,924	75,322	4,367,645	187,570,252

Portfolio Type	Balance as of 12-31-2014
	Current	1-30 days	31-60 days	61-90 days	91-120 days	121-150 days	151-180 days	181-210 days	211-250 days	More than 251 days	Total gross portfolio
	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
GENERATION AND TRANSMISSION
Non-renegotiated portfolio	105,900,237	5,522,879	121,723	64,251	62,605	61,242	62,025	60,783	125,437	2,178,437	114,159,619
—Large customers	72,719,222	5,522,879	121,723	64,251	62,605	61,242	62,025	60,783	125,437	2,178,437	80,978,604
—Institutional customers	31,379,347	—	—	—	—	—	—	—	—	—	31,379,347
—Others	1,801,668	—	—	—	—	—	—	—	—	—	1,801,668

Total gross portfolio	105,900,237	5,522,879	121,723	64,251	62,605	61,242	62,025	60,783	125,437	2,178,437	114,159,619

APPENDIX 5.2 ESTIMATED SALES AND PURCHASES OF ENERGY AND CAPACITY

This appendix forms an integral part of the Combined Group’s financial statements.

Country	Colombia				Peru				Argentina				Total
Balance as of	12-31-2015		12-31-2014		12-31-2015		12-31-2014		12-31-2015		12-31-2014		12-31-2015		12-31-2014
	Energy and Capacity	Tolls	Energy and Capacity	Tolls	Energy and Capacity	Tolls	Energy and Capacity	Tolls	Energy and Capacity	Tolls	Energy and Capacity	Tolls	Energy and Capacity	Tolls	Energy and Capacity	Tolls
STATEMENT OF FINANCIAL POSITION
Current accounts receivable from related parties	6,273,994	—	7,786,508	—	6,374,076	1,727,918	5,368,119	1,066,736	—	—	—	—	12,648,070	1,727,918	13,154,627	1,066,736
Trade and other current receivables, net	44,109,737	—	40,601,712	—	22,419,634	5,091,255	17,278,485	3,882,644	8,103,388	114,662	4,480,943	2,247,911	74,632,759	5,205,917	62,361,140	6,130,555

Total Estimated Assets	50,383,731	—	48,388,220	—	28,793,710	6,819,173	22,646,604	4,949,380	8,103,388	114,662	4,480,943	2,247,911	87,280,829	6,933,835	75,515,767	7,197,291

Current accounts payables to related parties	—	2,036,255	—	—	—	—	—	—	—	—	—	—	—	2,036,255	—	—
Trade and other current payables	—	3,219,687	7,649,456	—	1,176,124	3,590,591	1,154,319	2,732,796	425,631	—	600,929	6,529	1,601,755	6,810,278	9,404,704	2,739,325

Total Estimated Liabilities	—	5,255,942	7,649,456	—	1,176,124	3,590,591	1,154,319	2,732,796	425,631	—	600,929	6,529	1,601,755	8,846,533	9,404,704	2,739,325

Country	Colombia				Peru				Argentina				Total
For the year ended	12-31-2015		12-31-2014		12-31-2015		12-31-2014		12-31-2015		12-31-2014		12-31-2015		12-31-2014
	Energy and Capacity	Tolls	Energy and Capacity	Tolls	Energy and Capacity	Tolls	Energy and Capacity	Tolls	Energy and Capacity	Tolls	Energy and Capacity	Tolls	Energy and Capacity	Tolls	Energy and Capacity	Tolls

STATEMENT OF INCOME
Energy Sales	53,695,354	—	54,137,539	—	28,416,522	6,729,844	23,124,551	4,190,054	4,909,313	148,113	6,991,588	—	87,021,189	6,877,957	84,253,678	4,190,054
Energy Purchases	—	5,601,405	4,447,525	3,322,360	1,160,718	3,543,556	1,142,551	2,704,932	34,076	—	230,650	399,769	1,194,794	9,144,961	5,820,726	6,427,061

APPENDIX 6 DETAILS OF DUE DATES OF PAYMENTS TO SUPPLIERS

This appendix forms an integral part of the Combined Group’s financial statements.

Suppliers with Current Payment Amounts	Balance as of
	12-31-2015				12-31-2014
	Goods	Services	Other	Total	Goods	Services	Other	Total
	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Up to 30 days	—	16,052,006	—	16,052,006	—	19,626,932	—	19,626,932
From 31 to 60 days	—	9,396,372	—	9,396,372	—	6,067,846	—	6,067,846

Total	—	25,448,378	—	25,448,378	—	25,694,778	—	25,694,778

Consolidated Financial Statements Enel Brasil S.A. December 31, 2015 with Report of Independent Registered Public Accounting Firm

Enel Brasil S.A.

Consolidated financial statements

December 31, 2015

Enel Brasil S.A.

Consolidated statements of financial position

At December 31, 2015 and 2014

(In thousands of reais)

	Notes	12/31/2015	12/31/2014
Assets
Current assets
Cash and cash equivalents	5	509,396	864,071
Marketable securities	6	206,168	230,313
Consumers, concessionaires and permittees, net	7	1,869,857	1,220,263
CDE subventions — tariff discount	8	432,717	181,646
Guarantees and deposits	10	65,811	58,242
Financial asset from Portion A and other financial items	11	689,519	487,333
Taxes recoverable	9	268,053	229,140
Services in progress		159,028	176,099
Derivative financial instruments — gain on swap	19	5,068	844
Other receivables	13	367,852	314,572

Total current assets		4,573,469	3,762,523

Non-current assets
Consumers, concessionaires and permittees, net	7	142,321	148,073
Financial asset from Portion A and other financial items	11	151,932	234,865
Taxes recoverable	9	186,146	148,178
Escrow deposits	23	294,381	261,720
Guarantees and deposits	10	25,575	24,130
Deferred taxes	27	485,466	498,257
Tax credit from merger	12	56,606	64,655
Derivative financial instruments — gain on swap	19	5,385	15,365
Indemnification assets (concession)	14	2,722,423	2,125,968
Other receivables	13	19,306	19,574
Investments		100	100
Property, plant and equipment	15	1,953,228	1,969,507
Intangible assets	16	4,905,218	4,490,006

Total non-current assets		10,948,087	10,000,398

Total assets		15,521,556	13,762,921

Liabilities and equity
Current liabilities
Trade accounts payable	17	1,530,701	1,258,456
Loans and financing	18	328,819	187,495
Debentures	19	426,156	155,469
Payroll		95,440	99,836
Taxes payable	21	565,565	173,405
Regulatory charges	8	372,128	18,881
Dividends payable		351,572	219,327
Post-employment benefit obligations	26	2,040	770
Provision — “Luz para Todos” program (light for all)		48,489	52,074
Research, development and energy efficiency programs		71,802	77,438
Other obligations		172,827	121,415

Total current liabilities		3,965,539	2,364,566

	Notes	12/31/2015	12/31/2014
Non-current liabilities
Trade accounts payable	17	134,664	126,363
Loans and financing	18	1,210,462	1,309,261
Debentures	19	1,160,061	1,434,910
Deferred taxes	27	60,662	73,077
Post-employment benefit obligations	26	577,031	535,345
Provision for tax, civil and labor risks	23	737,759	666,896
Research, development and energy efficiency programs		100,109	105,527
Other obligations		32,718	34,064

Total non-current liabilities		4,013,466	4,285,443

Equity	24
Attributed to controlling shareholder
Capital		1,320,049	1,056,049
Treasury stock		(111,025)	(111,025)
Capital reserve		2,504,370	2,504,370
Income reserve		1,477,824	1,400,765
Other comprehensive income		46,526	9,561
Equity valuation adjustments		142,856	167,722

		5,380,600	5,027,442
Attributed to non-controlling shareholders
Attributed to other entities in the Enersis S.A. Group		1,631,058	1,629,264
Attributed to other non-controlling shareholders		530,897	456,206

		2,161,955	2,085,470

Total equity		7,542,555	7,112,912

Total liabilities and equity		15,521,556	13,762,921

See accompanying notes.

Enel Brasil S.A.

Consolidated income statements

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais)

	Notes	12/31/2015	12/31/2014	12/31/2013
Net revenue	28	10,222,799	9,420,851	7,609,534
Cost of services	29	(8,343,979)	(7,118,594)	(5,432,774)

Gross profit		1,878,820	2,302,257	2,176,760

Operating expenses
Selling expenses	29	(172,371)	(85,313)	(128,789)
General and administrative expenses	29	(540,047)	(428,438)	(374,110)
Amortization and reversal of goodwill from merger	29	(23,269)	(22,622)	(24,720)
Other operating expenses	29	(5,567)	(15,795)	(61,052)

Total operating expenses		(741,254)	(552,168)	(588,671)

Operating income		1,137,566	1,750,089	1,588,089

Financial income (expenses)
Financial income	30	631,836	336,250	611,593
Financial expenses	30	(749,527)	(912,338)	(515,711)
Foreign exchange variation, net	30	(46,011)	(18,650)	(17,760)

Income before taxes		973,864	1,155,351	1,666,211

Current income and social contribution taxes	27	(425,766)	(450,304)	(496,337)
Deferred income and social contribution taxes	27	(27,550)	91,484	32,856
Tax incentives	27	(66,630)	76,111	50,911

Net income for the year		587,178	872,642	1,253,641

Attributable to controlling shareholder		455,805	664,705	910,247
Attributed to other entities in the Enersis S.A. Group		36,799	140,960	275,232
Attributed to other non-controlling shareholders		94,574	66,977	68,162

See accompanying notes.

Enel Brasil S.A.

Consolidated statements of other comprehensive income

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais)

	12/31/2015	12/31/2014	12/31/2013
Net income for the year	587,178	872,642	1,253,641

Other comprehensive income (loss)
Other comprehensive income (loss) to be reclassified to income statements in subsequent periods
Gain (loss) on derivative financial instruments	(11,274)	(2,959)	23,635
Deferred tax on (gain) loss on derivative financial instruments	3,833	1,006	(8,085)
Cumulative translation adjustment	42,302	2,089	1,824

Net other comprehensive income (loss) to be reclassified to income statements in subsequent periods	34,861	136	17,374

Other comprehensive income (loss) not to be reclassified to income statements in subsequent periods
Remeasurement gain (loss) on subsidiary’s pension fund	(63,497)	(63,747)	75,734
Deferred tax on remeasurement (gain) loss in pension fund	21,589	21,674	(25,750)

Net other comprehensive income (loss) not to be reclassified to income statements in subsequent periods	(41,908)	(42,073)	49,984

Other comprehensive income (loss), net of tax	(7,047)	(41,937)	67,358

Comprehensive income for the year, net of tax	580,131	830,705	1,320,999

Attributable to controlling shareholder	473,144	645,499	941,863
Attributable to other entities in the Enersis S.A. Group	13,033	120,433	314,471
Attributable to other non-controlling shareholders	93,954	64,773	64,665

See accompanying notes.

Enel Brasil S.A.

Consolidated statements of changes in equity

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais)

			Capital Reserve	Income reserves
	Capital	Treasury stocks	Remuneration of goodwill on the issue of shares	Legal reserve	Other reserves	Statutory reserve for working capital	Other comprehensive income	Equity valuation adjustment	Retained earnings	Additional dividend distribution proposal	Shareholders Enel Brasil	Other shareholders Enersis S.A. Group	Non-controlling shareholders	Total
Balances at January 1st, 2013	916,879	(111,025)	2,504,370	133,839	(1,124)	647,711	(1,684)	243,074	—	741,665	5,073,705	1,041,964	829,577	6,945,246

Capital increase (merger)	139,170	—	—	—	—	—	—	—	—	—	139,170	(139,170)	—	—
Capital reduction of subsidiary	—	—	—	—	—	—	—	—	—	—	—	(315)	(563)	(878)
Depreciation of PP&E (deemed cost)	—	—	—	—	—	—	—	(37,676)	37,676	—	—	—	—	—
Approval of proposed dividends	—	—	—	—	—	—	—	—	—	(741,665)	(741,665)	(216)	(48,648)	(790,529)
Net income for the year	—	—	—	—	—	—	—	—	910,247	—	910,247	275,232	68,162	1,253,641
Actuarial gain on subsidiary’s pension fund	—	—	—	—	—	—	21,762	—	—	—	21,762	33,745	(5,523)	49,984
Transfer to retained earnings	—	—	—	—	—	—	(21,762)	—	21,762	—	—	—	—	—
Gain on derivative financial instrument	—	—	—	—	—	—	8,030	—	—	—	8,030	5,494	2,026	15,550
Effect of merger	—	—	—	—	(2,892)	—	—	—	—	—	(2,892)	—	—	(2,892)
Transfer of equity interests	—	—	—	—	—	—	—	—	—	—	—	158,068	(158,068)	—
Management’s proposal for net income allocation
Interim dividends	—	—	—	—	—	—	—	—	—	—	—	(336)	(600)	(936)
Mandatory dividends	—	—	—	—	—	—	—	—	(236,981)		(236,981)	(85,026)	(11,043)	(333,050)
Additional proposed dividends									(616,152)	616,152	—	—	—	—
Statutory reserve for working capital	—	—	—	—	—	116,552	—	—	(116,552)	—	—	—	—	—
Cumulative translation adjustment	—	—	—	—	—	—	1,824	—	—	—	1,824	—	—	1,824

Balances at December 31, 2013	1,056,049	(111,025)	2,504,370	133,839	(4,016)	764,263	8,170	205,398	—	616,152	5,173,200	1,289,440	675,320	7,137,960

Depreciation of PP&E (deemed cost)	—	—	—	—	—	—	—	(37,676)	37,676	—	—	—	—	—
Effect accounted for by subsidiary — unclaimed dividends	—	—	—	—	—	—	—	—	654	—	654	371	153	1,178
Approval of proposed dividends	—	—	—	—	—	—	—	—	—	(616,152)	(616,152)	(8,208)	(14,045)	(638,405)
Net income for the year	—	—	—	—	—	—	—	—	664,705	—	664,705	140,960	66,977	872,642
Actuarial loss on subsidiary’s pension fund	—	—	—	—	—	—	(20,597)	—	—	—	(20,597)	(19,470)	(2,006)	(42,073)
Transfer to retained earnings	—	—	—	—	—	—	20,597	—	(20,597)	—	—	—	—	—
Loss on derivative financial instrument	—	—	—	—	—	—	(698)	—	—	—	(698)	(1,057)	(198)	(1,953)
Transfer of equity interests	—	—	—	—	—	—	—	—	—	—	—	258,385	(258,385)	—
Management’s proposal for net income allocation
Interim dividends	—	—	—	—	—	—	—	—	—	—	—	(331)	(593)	(924)
Mandatory dividends	—	—	—	—	—	—	—	—	(175,759)	—	(175,759)	(30,826)	(11,017)	(217,602)
Statutory reserve for working capital	—	—	—	—	—	506,679	—	—	(506,679)	—	—	—	—	—
Cumulative translation adjustment	—	—	—	—	—	—	2,089	—	—	—	2,089	—	—	2,089

Balances at December 31, 2014	1,056,049	(111,025)	2,504,370	133,839	(4,016)	1,270,942	9,561	167,722	—	—	5,027,442	1,629,264	456,206	7,112,912

Capital increase	264,000	—	—	—	—	(264,000)	—	—	—	—	—	—	—	—
Approval of proposed dividends	—	—	—	—	—	—	—	—	—	—	—	(79)	(141)	(220)
Depreciation of PP&E (deemed cost)	—	—	—	—	—	—	—	(24,866)	24,866	—	—	—	—	—
Effect accounted for subsidiary — unclaimed dividends	—	—	—	—	—	—	—	—	242	—	242	15	—	257
Net income for the period	—	—	—	—	—	—	—	—	455,805	—	455,805	36,799	94,574	587,178
Actuarial gain (loss) on subsidiary’s pension fund	—	—	—	—	—	—	(19,626)	—	—	—	(19,626)	(22,184)	(98)	(41,908)
Transfer to retained earnings	—	—	—	—	—	—	19,626	—	(19,626)	—	—	—	—	—
Loss on derivative financial instrument	—	—	—	—	—	—	(5,337)	—	—	—	(5,337)	(1,582)	(522)	(7,441)
Management’s proposal for net income allocation
Interim dividends	—	—	—	—	—	—	—	—	—	—	—	(231)	(413)	(644)
Mandatory dividends	—	—	—	—	—	—	—	—	(120,228)	—	(120,228)	(10,944)	(18,709)	(149,881)
Statutory reserve for working capital	—	—	—	—	—	341,059	—	—	(341,059)	—	—	—	—	—
Cumulative translation adjustment	—	—	—	—	—	—	42,302	—	—	—	42,302	—	—	42,302

Balances at December 31, 2015	1,320,049	(111,025)	2,504,370	133,839	(4,016)	1,348,001	46,526	142,856	—	—	5,380,600	1,631,058	530,897	7,542,555

See accompanying notes.

Enel Brasil S.A.

Consolidated statements of cash flows

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais)

	12/31/2015	12/31/2014	12/31/2013
Operating activities
Income before taxes for the year	973,864	1,155,351	1,666,211
Adjustments to reconcile income before tax to cash from operating activities
Allowance for doubtful accounts	158,072	60,262	98,419
Depreciation and amortization	544,887	544,974	517,941
Deferred tax from merger	23,272	22,622	24,720
Impairment	—	—	10,919
Provisions for tax, civil and labor risks, net	213,624	164,799	140,582
Tax credit from merger	8,049	8,794	9,609
Monetary adjustments and interest	443,262	290,548	243,687
Indemnification assets revenues	(212,922)	306,060	(205,165)
Net book value of written off intangible assets and property, plant and equipment	22,543	56,318	119,704
Research, development and energy efficiency programs	86,502	86,061	75,890
Post-employment benefit obligations	57,516	55,109	50,214
Provision for inventory losses	—	(329)	7,750
Financial instruments through profit and loss	920	(6,672)	(6,704)
Monetary adjustment of financial asset from Portion A and other financial items	(108,134)	—	—
Other revenues	—	(2,363)	—

	2,211,455	2,741,534	2,753,777
(Increase) decrease in operating assets
Consumers, concessionaires and permittees	(810,487)	(177,682)	88,212
Financial asset from Portion A and other	(11,119)	(722,198)	—
CDE subventions — tariff discount	(251,071)	(161,261)	(20,385)
Guarantees and deposits	(9,014)	34,621	(1,840)
Escrow deposits	(17,202)	78,083	(290)
Other receivables	(84,692)	(138,118)	(97,740)
Increase (decrease) in operating liabilities
Trade accounts payable	275,994	390,912	74,429
Payroll	(4,396)	14,319	17,896
Regulatory charges	353,247	(2,637)	(55,199)
Post-employment benefit obligations	(78,057)	(60,586)	(42,380)
Provisions of tax, civil and labor claims	(142,761)	(136,510)	(93,446)
Other liabilities	(49,108)	(17,713)	(8,505)
Taxes payable / recoverable, net	190,903	15,834	(115,368)
Income taxes paid	(233,151)	(365,399)	(435,817)

Net cash flows from operating activities	1,340,541	1,493,199	2,063,344

Investing activities
Marketable securities	22,573	505,365	(120,528)
Result of merger	—	—	(2,892)
Investments	—	—	(2,324)
Investments in intangible assets and property, plant and equipment	(1,323,048)	(909,636)	(843,125)

Net cash flows applied in investing activities	(1,300,475)	(404,271)	(968,869)

Financing activities
Debentures funding	—	300,000	—
Payment of debentures	(110,502)	—	(296,251)
Loans and financing	405,235	594,603	717,557
Payment of loans and financing	(371,416)	(488,907)	(351,978)
Payment of interest on loans and financing	(149,239)	(98,988)	(78,934)
Payment of interest on debentures	(145,671)	(98,466)	(109,106)
Payment of debt agreement with Faelce	—	(12,824)	(6,934)
Dividends payment	(17,599)	(1,495,836)	(640,955)
Capital reduction	—	—	(901)
Installment tax program payment	(3,093)	(23,378)	(46,752)

Net cash flows applied in financing activities	(392,285)	(1,323,796)	(814,254)

Cumulative translation adjustment	(2,456)	2,089	1,824

Increase (decrease) in net cash and cash equivalents	(354,675)	(232,779)	282,045

Cash and cash equivalents at the beginning of year	864,071	1,096,850	814,805
Cash and cash equivalents at the end of year	509,396	864,071	1,096,850

Increase (decrease) in net cash and cash equivalents	(354,675)	(232,779)	282,045

See accompanying notes.

Enel Brasil S.A.

Notes to consolidated financial statements

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

1.	Corporate information

Operations

The business purpose of Enel Brasil S.A. (“Enel Brasil” or “Company”), with registered office at Praça Leoni Ramos, No 01, Niterói, Rio de Janeiro, Brazil, is to hold interests in other entities that directly or indirectly operate or come to operate in any electric energy industry segment or as a provider of electric energy transmission, distribution, generation or trade services and related activities.

The Company holds interest in the following operational subsidiaries by segment, which together with the Company, form Enel Brasil Group (“Enel Group” or “Group”):

a)	Electric energy distribution

Ampla Energia e Serviços S.A.

Ampla Energia e Serviços S.A. (“Ampla Energia”), is a publicly-held company, registered with BM&FBOVESPA S.A. — Bolsa de Valores, Mercadorias e Futuros, with registered office located at Praça Leoni Ramos, no 01, municipality of Niterói, State of Rio de Janeiro, electric energy utility concessionaire, designed to explore the distribution and marketing of electricity systems and participate in research related to the energy sector, such activities being regulated by the National Electric Energy Agency — ANEEL, which is under the Ministry of Mines and Energy.

Ampla Energia’s concession area includes 66 cities, 65 of which are in the State of Rio de Janeiro and one in the State of Minas Gerais. The concession of public distribution of electricity was arranged by Concession Contract No, 005/1996 of December 9, 1996 from ANEEL, maturing in December 2026. At the end of the concession period it can be renewed at the discretion of the granting authority, otherwise all assets and facilities will be returned to the Government or its designee, upon reimbursement for investments made and not yet amortized as described in Note 14.”

Enel Brasil holds direct interest of 46.89% of Ampla Energia’s capital.

Companhia Energética do Ceará — COELCE

Companhia Energética do Ceará — COELCE (“COELCE”), is a publicly-held company, registered at BM&FBOVESPA S.A. — Bolsa de Valores, Mercadorias e Futuros, at Rua Padre Valdevino, no 150, Fortaleza, Ceará, electric energy utility concessionaire, designed to research, study, plan and explore the distribution of electricity, such activities being regulated by the National Electric Energy Agency — ANEEL, which is under the Ministry of Mines and Energy.

COELCE’s concession area covers the whole State of Ceará. The concession of public distribution of electricity was arranged by Concession Contract No 001/1998 of May 13, 1998 from ANEEL, maturing in May 2028. At the end of the concession period it can be renewed at the discretion of the granting authority, otherwise all assets and facilities will be returned to the Government or its designee, upon reimbursement for investments made and not yet amortized as described in Note 14.”

Enel Brasil holds direct interest of 58.87% of COELCE’s capital.

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

1.	Corporate information (Continued)

Operations (Continued)

b)	Electric energy generation

Centrais Elétricas Cachoeira Dourada S.A. — CDSA

Centrais Elétricas Cachoeira Dourada S.A. — CDSA (“CDSA”), is a privately-held company with registered office at Rodovia GO 206, KM0, Cachoeira Dourada, Goiás, primarily engaged in conducting studies and projections, and in building, installing and operating electric generation power plants, as well as performing commercial acts deriving from such activities, which are regulated by the National Agency of Electric Energy — ANEEL under the Ministry of Mines and Energy — MME.

On September 5, 1997, a public auction was carried out for acquisition of representative shareholding in the CDSA capital by private entities. This transaction was recognized by the granting authorities by means of Concession Agreement No 011/97, of September 12, 1997, which establishes that the concession term is 30 years, expiring in September 2027. The subsidiary’s fixed assets consist substantially of the power plant assets mentioned above, located in Rio Paranaíba, with installed capacity of 658 MW, subdivided into 10 generating units.

Enel Brasil holds direct interest of 99.61% of CDSA’s capital.

Central Geradora Termelétrica Fortaleza S.A. — CGTF

Central Geradora Termelétrica Fortaleza S.A. — CGTF (“CGTF”), is a privately-held company, with registered office at Rodovia CE422, Km 01, Complexo Industrial e Portuária do Pecém, Caucaia, Ceará, organized on August 20, 2001 and authorized by the National Agency of Electric Energy-ANEEL to operate as an independent energy producer, by means of ANEEL Resolution No. 433, of October 19, 2001, formed by a combined cycle of two gas turbines and a vapor turbine, pursuant to ANEEL Decision No. 73/2002. Start-up of operations occurred on December 27, 2003.

As defined in the articles of incorporation, CGTF is engaged in the study, project, construction and exploration of energy production, transmission, distribution and sale systems that may be granted, permitted or authorized by any law, in addition to exercising other related activities and providing services of any nature referring to mentioned activities.

CGTF is part of the Federal Government’s Thermoelectric Priority Program (PPT) to expand the supply of electric energy throughout Brazil, and CGTF contracted on August 31, 2001 the sale of 2,690 GWh/year (equivalent to an average 307 MW) to the subsidiary COELCE, also belonging to the Enel Group, over 20 years, as from the beginning of the energy supply in January 2004, at the price established by ANEEL, subject to annual adjustment based on a basket of indicators that includes IGPM, US dollar and contracted natural gas variations.

CGTF is a wholly-owned subsidiary of Enel Brasil.

Eólica Fazenda Nova — Geração e Comercialização de Energia Ltda.

Eólica Fazenda Nova — Geração e Comercialização de Energia Ltda. (“Fazenda Nova”) is a limited liability entity, headquartered at Rua Felipe Camarão, no 507, sala 201, Cidade Alta - Natal/Rio Grande do Norte, engaged in the generation, transmission, distribution and sale of electric energy and related activities.

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

1.	Corporate information (Continued)

Operations (Continued)

b)	Electric energy generation (Continued)

Eólica Fazenda Nova — Geração e Comercialização de Energia Ltda. (Continued)

On September 30, 2009, Enel Brasil completed the acquisition of a 99.95% equity stake in Eólica Fazenda Nova for R$3,942. This investee is in the pre-operational stage and was incorporated to take part in wind power auctions.

c)	Electric energy transmission

CIEN — Companhia de Interconexão Energética

CIEN — Companhia de Interconexão Energética (“CIEN”) is a privately-held company with registered office at Praça Leoni Ramos, No 01, Niterói, Rio de Janeiro, primarily engaged in production, processing, distribution and sale of electricity, including related import and export activities, implementing the services required to achieve this business purpose. In this regard, CIEN will work on the study, planning and construction of facilities related to electricity production, transmission, conversion and distribution systems. CIEN may foster the implementation of associated projects, carry out activities related, incidental or supplementary to such services and work it may provide, and may also hold interest in other companies.

On April 4, 2011, by means of Administrative Rulings No. 210 and 211, Garabi I and Garabi II lines, respectively, started being treated as equivalent to transmission concessions. Such equivalence treatment subjects both transmission lines of the subsidiary to the methodology whereby revenue is recognized through annual ratification of the Allowed Annual Revenue — (“RAP”) by ANEEL.

The commercial and technical equivalence of that subsidiary to an electric power transmission concession, comprising the two lines, has a finite 9-year term to Garabi I, effective through June 20, 2020, and an 11-year term for Garabi II, effective through July 31, 2022.

By means of Approval Resolution No. 1756, of June 24, 2014, ANEEL approved RAP amounting to R$315,270 for the period from July 1, 2014 to June 30, 2015, and adjustment portion relating to transfers in excess amounting to R$3,488. RAP is adjusted annually, always in June of each year. Every four years, the subsidiary will be subject to a review of tax bases and RAP approval.

On June 10, 2015, through the Technical Note 139/2015, ANEEL held the company’s periodic review and approved RAP of R$270,242 for the period between July 1, 2015 and June 30, 2016.

Enel Brasil holds direct interest of 100.00% in CIEN.

d)	Service rendering

En-Brasil Comércio e Serviços S.A.

En-Brasil Comércio e Serviços S.A. (“Prátil”) is a privately-held company, headquartered at Praça Leoni Ramos, No 01, municipality of Niterói, State of Rio de Janeiro, established on August 18, 2009, for the purpose of holding interest in the capital of other companies and/or entities, associations,

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

1.	Corporate information (Continued)

Operations (Continued)

d)	Service rendering (Continued)

consortiums and other forms of associations in Brazil and abroad, in addition to rendering of general services, directly or indirectly related to its activities, to the electric energy industry and other economy and general consumption sectors.

Enel Brasil owns a 99.99% direct interest in Prátil.

2.	Summary of significant accounting policies

2.1.	Statement of compliance

The consolidated financial statements were prepared considering different assessment bases used in accounting estimates. The accounting estimates involved in the preparation of the financial statements were based on objective and subjective factors, considering management’s judgment to determine the appropriate amounts to be recorded in the financial statements. Significant items subject to such estimates and assumptions include the valuation of financial assets at fair value and present value, analysis of credit risks to determine the allowance for doubtful accounts, as well as analysis of other risks to determine other provisions, including the provision for contingencies.

Settlement of transactions involving these estimates may result in amounts significantly different from those recorded in the financial statements due to uncertainties inherent to the estimation process. The Group reviews its estimates and assumptions at least annually.

The consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

The authorization for completion of preparation of these financial statements was on March 28, 2016.

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

2.	Summary of significant accounting policies (Continued)

2.2. Basis of consolidation

The consolidated financial statements comprise the financial statements of the Group and its subsidiaries at December 31, 2015 and include Enel Brasil’s operations, and those of its direct and indirect subsidiaries, with ownership interest at the balance sheet date being summarized as follows:

Subsidiary	Shareholding interest (%)	Direct	Indirect
Central Geradora Termelétrica Fortaleza S.A. — CGTF	100.00	100.00	—
Centrais Elétricas Cachoeira Dourada S.A. — CDSA	99.61	99.61	—
Ampla Energia e Serviços S.A.(i)	46.89	46.89	—
CIEN — Companhia de Interconexão Energética	100.00	100.00	—
Compañia de Transmisión del Mercosur S.A. — CTM (“CTM”)(ii)	99.99	—	99.99
Transportadora de Energia S.A. — Tesa (“TESA”)(ii)	100.00	—	100.00
Companhia Energética do Ceará — COELCE	58.87	58.87	—
EN-Brasil Comércio e Serviço S.A. — Prátil	99.99	99.99	—
Eólica Fazenda Nova Geração e Comercialização de Energia Ltda.	99.95	99.95	—
Santander FI Cordoba Renda Fixa Crédito Privado	100.00	59.00	41.00
Pienza Renda Fixa CP FI(iii)	100.00	29.00	71.00
Bradesco FI RF Crédito Privado Firenze	100.00	—	100.00

(i)	Even though the interest in Ampla Energia is below 50.1%, Enel Brasil holds the control of this entity, considering it is contractually empowered to govern its financial and operating policies so as to obtain benefits from activities.
(ii)	Indirect subsidiaries located abroad.
(iii)	Exclusive investment fund Cordoba, Pienza and Firenze are managed by Banco Santander S.A., Banco Unibanco S.A. and Banco Bradesco S.A. respectively.

The reporting period in the financial statements of consolidated subsidiaries is the same as that of the Company, and accounting policies have been consistently applied by the consolidated companies. The main consolidation procedures include:

(a)	Derecognizing the assets and liabilities balances among consolidated companies;

(b)	Derecognizing the share held in the capital, reserves and retained earnings of consolidated companies;

(c)	Derecognizing income and expense balances and unrealized income arising from intercompany transactions; and

(d)	Segregation of non-controlling interests in the consolidated financial statements.

2.3. Basis of preparation

The consolidated financial statements have been prepared on a historical cost basis, except for certain balances that have been measured at fair value when required by applicable regulations.

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

2.	Summary of significant accounting policies (Continued)

2.4. Foreign currency translation

The Group’s consolidated financial statements are presented in Brazilian Reais (R$), which is also the parent company’s functional currency.

In the preparation of the financial statements, foreign currency transactions, i.e., in any currency other than the functional currency, are recorded based on the exchange rate in force on the date of each transaction. At the end of each reporting period, the monetary items in foreign currency are retranslated at the rates in force at the end of the year. Gains and losses arising from the updates of these assets and liabilities noted between the exchange rate in force on the transaction date and the financial statements date are recognized as financial income or expense, in the income statement.

Assets and liabilities of the foreign indirect subsidiaries are translated into Brazilian Reais at the exchange rate ruling on the balance sheet date, and the corresponding income statements are translated at the average exchange rate for the month of the transaction date. Exchange rate differences arising from the referred to translation are recorded separately in equity. On disposal of a foreign operation, the component of other comprehensive income relating to that particular foreign operation is recognized in income statements.

2.5. Revenue recognition

Revenue is recognized to the extent that it is probable that the economic benefits will flow to the Enel Group and the revenue can be reliably measured, regardless of when the payment is being made. Revenue is measured at the fair value of the consideration received or receivable, taking into account contractually defined terms of payment and, excluding discounts, rebates and taxes or charges on sales.

2.5.1.	Distribution revenue

Electric energy distribution services are measured by reference to electric energy amounts delivered within a given period. This measurement takes place based on the electricity meter-reading schedule defined by subsidiaries COELCE and Ampla Energia. Electric energy distribution services are billed considering this reading schedule, and service revenue is recorded as bills are issued, In order to adjust readings to the related accounting periods, the services rendered between the reading date and the end of each month are recorded on an estimated basis.

2.5.2.	Transmission revenue

Transmission revenue is recognized based on a specific document (Ratifying Resolution) issued annually by the National Electric Energy Agency (ANEEL) for a 1-year period from July 1 to June 30 each year. Monthly revenue is recognized by reference to amounts reported by the National System Operator (ONS) and refers to revenue from the transmission system availability.

2.5.3.	Unbilled revenue

This corresponds to revenue from electric energy supplied to customers but not billed, and to revenue from the use of the distribution network but not yet billed, Unbilled revenue is estimated for the period between the last monthly meter reading and the last day of the month.

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

2.	Summary of significant accounting policies (Continued)

2.5. Revenue recognition (Continued)

2.5.4.	Construction revenue

IFRIC 12 — Service Concession Arrangements (“IFRIC 12”) requires electric energy concessionaires to record and measure service revenue in accordance with IAS 11 — Construction Contracts (“IAS 11”) (construction or improvement services) and IAS 18 - Revenue (“IAS 18”) (operation — electric energy supply services), even if subject to one single concession arrangement.

The Enel Group accounts for revenue and costs relating to construction work or improvements to infrastructure facilities used for rendering electric energy distribution services. The construction margin adopted is defined as zero, considering that: (i) the core activity of the subsidiaries is the distribution of electric energy; (ii) all construction revenue refers to construction of infrastructure facilities in order to attain their business purpose, namely distribution of electric energy; and (iii) Enel Group outsources the construction of infrastructure facilities to unrelated parties. Each month, all additions to intangible assets in progress are transferred to the statement of income as construction costs, after deduction of amounts received in the form of special obligations.

2.5.5.	Interest income

Interest income is recognized on a time-proportion basis using the effective interest rate on the principal amount outstanding. The effective interest rate is the rate that exactly discounts the estimated future cash payment on receipts over the expected life of the financial instrument to the original net carrying amount of the financial asset.

2.6. Financial instruments

The Group classifies its financial instruments in accordance with the purpose for which they were acquired, and determines the proper classification at initial recognition.

a)	Financial assets

Initial recognition and measurement

Financial assets within the scope of IAS 39 - Financial Instruments: Recognition and Measurement — are classified as financial assets at fair value through profit or loss, loans and receivables, held-to-maturity investments, available-for-sale financial assets, or as derivatives designated as hedging instruments in an effective hedge, as appropriate. Enel Group determines the classification of its financial assets at initial recognition, as they become part of the instrument’s contractual provisions.

Financial assets are recognized initially at fair value plus, in the case of investments not at fair value through profit or loss, transaction costs directly attributable to the acquisition of that financial asset.

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

2.	Summary of significant accounting policies (Continued)

2.6. Financial instruments (Continued)

a)	Financial assets (Continued)

Subsequent measurement

The subsequent measurement of financial assets depends on their classification as described below:

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss include financial assets held for trading and financial assets designated in the initial recognition at fair value through profit or loss. Financial assets are classified as held for trading if they are acquired for the purpose of selling in the near term. This category includes derivative financial instruments entered into by Enel Group that do not qualify for hedge accounting, as set forth by IAS 39. Financial assets at fair value through profit or loss are carried in the statement of financial position at fair value with the related gains or losses recognized in the income statement.

Held-to-maturity investments

Non-derivative financial assets with fixed or determinable payments and fixed maturities are classified as held-to-maturity when the Enel Group has the positive intention and ability to hold them to maturity. After initial measurement, held-to-maturity investments are measured at amortized cost using the effective interest method, less impairment. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the effective interest rate. The amortization of the effective interest rate is included in the income statement as financial income.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. After initial measurement, such financial assets are subsequently measured at amortized cost using the effective interest rate method, less impairment. Amortized cost is calculated by taking into account any discount or premium on acquisition and incurred fees or costs that are an integral part of the effective interest rate. The effective interest rate amortization is included in finance income in the income statement. The losses arising from impairment are recognized in the income statement as financial cost.

Interest income is recognized at the effective interest rate, except for short-term receivables when the recognition of interest is immaterial.

Available-for-sale financial assets

Available-for-sale financial assets are those non-derivative financial assets not classified as:

(a)	Loans and receivables.

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

2.	Summary of significant accounting policies (Continued)

2.6. Financial instruments (Continued)

a)	Financial assets (Continued)

Subsequent measurement (Continued)

Available-for-sale financial assets (Continued)

(b)	Held-to-maturity investments.

(c)	Financial assets at fair value through profit or loss.

After initial measurement, available-for-sale financial assets are measured at fair value, with unrealized gains or losses recognized as other comprehensive income until the investment is derecognized, except for impairment losses, interest calculated using the effective interest rate method and exchange gains or losses on monetary assets, which are recognized in the profit or loss of the period.

When the investment is derecognized or determined to be impaired, cumulative gains or losses previously recognized in other comprehensive income must be recognized in the income statement.

Derecognition (write-off) of financial assets

A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is derecognized when:

•	The rights to receive cash flows from the asset have expired.

•	The Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a ‘pass-through’ arrangement; and either; and (i) the Group has transferred substantially all the risks and rewards of the asset, or (ii) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

Impairment of financial assets

The Group assesses, at each reporting date, whether there is any objective evidence that a financial asset or a group of financial assets is impaired.

A financial asset or a group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that has occurred after the initial recognition of the asset (an incurred “loss event’”) and that loss event has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated.

b)	Financial liabilities

Financial liabilities within the scope of IAS 39 are classified as financial liabilities at fair value through profit or loss, loans and borrowings, or as derivatives designated as hedging instruments in an effective hedge, as appropriate. The Group determines the classification of its financial liabilities at initial recognition.

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

2.	Summary of significant accounting policies (Continued)

2.6. Financial instruments (Continued)

b)	Financial liabilities (Continued)

Loans and borrowings are initially recognized at fair value, net of directly attributable transaction costs. After initial recognition, are subsequently measured at amortized cost using the effective interest rate method.

The Group has derivatives financial instruments from cash flow hedges operations represented by swap agreements, in order to partially hedge the exposure of the CDI rate produced by its debentures and derivatives represented by “Non-Deliverable Forward (“NDF’s”) in order to protect the cash flow of payments of future commitments in foreign currency (USD) established in the gas purchase agreement. The effective portion of cash flow hedges is recognized in other comprehensive income, in equity and subsequently reclassified to profit and loss when the hedged item affects the results. The relevant note includes more detailed information about the derivative financial instrument contracted by the Group.

Subsequent measurement

The measurement of financial liabilities depends on their classification as follows:

Financial liabilities at fair value through income statement

Financial liabilities at fair value through income statement include financial liabilities held for trading and financial assets designated upon initial recognition at fair value through income statement.

The Group does not present any financial liability at fair value through income statement.

Held for trading

Financial liabilities are classified as held for trading if they are acquired for the purpose of selling in the near term. This category includes derivative financial instruments entered into by the Group that do not qualify for hedge accounting as defined by IAS 39, unless they are designated as effective hedging instruments. Gains or losses on liabilities held for trading are recognized in the income statement.

Loans, borrowings and debentures

After initial recognition, interest bearing loans and borrowings and debentures are subsequently measured at amortized cost using the effective interest rate method. Gains and losses are recognized in the income statement when the liabilities are derecognized as well as through the effective interest rate method during the amortization process.

Derecognition (write-off) of financial liabilities

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

2.	Summary of significant accounting policies (Continued)

2.6. Financial instruments (Continued)

b)	Financial liabilities (Continued)

Subsequent measurement (Continued)

Derecognition (write-off) of financial liabilities (Continued)

lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in the income statement.

c)	Offsetting of financial instruments

Financial assets and financial liabilities are offset and the net amount is reported in the consolidated statement of financial position if, and only if, there is a currently enforceable legal right to set off the recognized amounts and there is an intention to settle on a net basis, or to realize the assets and settle the liabilities simultaneously.

d)	Fair value of financial instruments

The fair value of financial instruments that are traded in active markets at each reporting date is determined by reference to quoted market prices, without any deduction for transaction costs.

For financial instruments not traded in an active market, the fair value is determined using appropriate valuation techniques. Such techniques may include using recent arm’s length market transactions; reference to the current fair value of another instrument that is substantially the same; a discounted cash flow analysis or other valuation models.

e)	Cash flow hedge

Derivatives designated as cash flow hedge provides protection against changes in cash flows that are attributable to a particular risk associated with a recognized asset or liability or a highly probable transaction that could affect profit and loss.

At the inception of a hedge relationship, the Enel Group formally designates and documents the hedge relationship to which it wishes to apply hedge accounting and the risk management objective and strategy for undertaking the hedge. The documentation includes identification of the hedging instrument, the hedged item or transaction, the nature of the risk being hedged and how the entity will assess the effectiveness of changes in the hedging instrument’s fair value in offsetting the exposure to changes in the hedged item’s fair value or cash flows attributable to the hedged risk. Such hedges are expected to be highly effective in achieving offsetting changes in fair value or cash flows and are assessed on an ongoing basis to determine that they actually have been highly effective throughout the financial reporting periods for which they were designated.

If the hedging instrument expires or is sold, terminated or exercised without replacement or rollover (as part of the hedging strategy), or if its designation as a hedge is revoked, or when the

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

2.	Summary of significant accounting policies (Continued)

2.6. Financial instruments (Continued)

e)	Cash flow hedge (Continued)

hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss previously recognized in OCI remains separately in equity until the forecast transaction occurs or the foreign currency firm commitment is met.

2.7. Indemnification assets (concession)

The financial asset is recognized when the Company has the unconditional right of receiving cash or cash equivalents in the end of the concession, as an indemnification for the investments made and not recovered through the services provided within the period of the agreement.

2.8. Intangible assets

The company recognizes as intangible assets the right of charging the users for the energy distribution services provided — concession agreements.

The intangible asset is stated by the cost of acquisition and/or the cost of construction, including the construction margin. The intangible asset begins its amortization when available for use, in the place and condition required to be able to operate as intended by the Company.

The share of investments linked to reversible assets, not yet amortized or depreciated until the end of the concession is classified as an indemnification asset based on the characteristics established in the concession agreement, which management believes are met observing the requirements for the application of technical interpretation IFRIC 12 — Concession Contracts.

Amortization of intangible assets reflects the pattern in which it is expected that the future economic benefits of the asset are consumed by the Company. The consumption pattern of the assets is related to their economic life in which the assets built by the Company are part of the calculation basis for measuring the performance of the concession rate. Amortization is calculated using the straight-line method to allocate their cost to their residual values over their estimated useful lives.

Concession right from acquisition

The fiscal benefit originated by the concession right from acquisition recorded in the balance sheet of Enel Brasil S.A. economically grounded on expected statements of operations over the concession exploration period of subsidiary COELCE, and stems from the acquisition of the concession right granted by the Government.

The fiscal benefit is amortized based on the concession arrangement, monthly proportional to its profitability projected through December 31, 2027.

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

2.	Summary of significant accounting policies (Continued)

2.9. Property, plant and equipment

Enel Group property, plant and equipment is stated at cost, net of accumulated depreciation and accumulated impairment losses, if any. When significant parts of property, plant and equipment are required to be replaced at intervals, the Group recognizes such parts as individual assets with specific useful lives and depreciates them accordingly. All other repair and maintenance costs are recognized in profit or loss as incurred. The residual values, useful lives and methods of depreciation of property, plant and equipment are reviewed at each financial year-end and adjusted prospectively, if appropriate.

Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets.

An item of property, plant and equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from their use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the income statement when the asset is derecognized.

2.10. Income and social contribution taxes

Current and deferred income tax and social contribution are calculated at rates of 15% plus a surcharge of 10% on the taxable income that exceeds R$240 for income tax and 9% on taxable income for social contribution on net income, and consider the offsetting of losses on income taxes and social contribution carryforwards limited to 30% of taxable income annually.

The expense with income tax and social contribution comprises current and deferred taxes. The current and deferred taxes are recognized in profit and loss unless they are related to the business combination, or items recognized directly in equity or in other comprehensive income.

a)	Current taxes

Current tax is the tax payable or receivable on the estimated taxable income or loss for the year and any adjustment to tax payable in respect of previous years. It is measured based on the tax rates enacted or substantively enacted at the balance sheet date.

The active current tax assets and liabilities are offset only if the Company has a legally enforceable right to offset the recognized amounts and intends either to settle on a net basis, or realize the asset and settle the liability simultaneously.

b)	Deferred taxes

Deferred taxes are recognized based on the temporary differences at the end of the reporting period between tax bases of assets and liabilities and their corresponding book values.

Deferred tax assets are recognized for all deductible temporary differences, the carry forward of unused tax credits and any unused tax losses. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilized.

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

2.	Summary of significant accounting policies (Continued)

2.10. Income and social contribution taxes (Continued)

b)	Deferred taxes (Continued)

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

The measurement of deferred tax reflects the tax consequences that would follow the way in which the Company expects to recover or settle the book value of its assets and liabilities.

Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

2.11. Retirement and other post-employment benefits

The net obligation for retirement and other post-employment benefits is calculated separately for each plan by estimating the amount of future benefit that employees receive in return for their services in the current year and prior year. This benefit is discounted to determine its present value.

The calculation of the defined benefit plan obligation is performed annually by a qualified actuary using the projected unit credit method.

The deficit / surplus is calculated by deducting the fair value of plan assets. When the calculation results in a potential asset, the asset to be recognized is limited to the present value of economic benefits available in the form of future refunds from the plan or reductions in future contributions to the plan. To calculate the present value of economic benefits any applicable minimum funding requirements, including debt agreements entered into by the company with the plans, are taken into account.

The measurements of the defined benefit net obligation, including: actuarial gains and losses, return on plan assets (excluding interests) and the effect of the asset ceiling (excluding interests, if applicable) are recognized in other comprehensive income. The net interests on the defined benefit liability and the service cost are recognized in the income statement. The company determines the net interest on the liability (asset) net value of defined benefits in the period based on the discount rate used to measure the defined benefit obligation and defined liabilities, both as determined at the beginning of the year to which refer to the financial statements, taking into account any changes in the net liability value (assets) defined benefit during the period due to contributions and benefits payments. The cost of the service is calculated according to the projected unit credit method, adopted in the calculation of actuarial liabilities, net of contributions by participants. When the benefits of a plan are increased, the portion of the benefit increased related to past services rendered by employees is recognized immediately in the year they occur in the statement of income for the year, as part of the service cost;gains and losses previously recognized in other comprehensive income also are recognized in profit or loss in the settlement, or partial settlement, of the respective plan.

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

2.	Summary of significant accounting policies (Continued)

2.12. Provisions for tax, civil and labor risks

Provisions for contingencies (labor, civil and tax) are recognized when the Company has a present or non-formalized obligation as a result of past events; it is probable that an outflow of resources will be required to settle the obligation; and the amount has been reliably estimated.

When there are a number of similar obligations, the likelihood to settle them is determined taking into consideration the class of obligations as a whole. A provision is recognized even if the likelihood of settlement related to any individual item included in the same class of obligations may be small.

Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate which reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the obligation due to passage of time is recognized as interest expense. For purposes of the financial statements, the provision for contingencies is stated net of escrow deposits based on the related contingent obligations.

2.13. Significant accounting judgments, estimates and assumptions

Judgments

The preparation of the Group’s financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the accompanying disclosures, and the disclosure of contingent liabilities, as of the financial statements date.

Estimates and assumptions

Significant assumptions regarding the sources of uncertainty of future estimates and other significant estimate-related sources of uncertainty as of the consolidated statement of financial position date, including significant risk of future adjustments in the book value of assets and liabilities for the following financial year, are discussed below. Management based its assumptions and estimates on parameters available at the financial statement date. Any future changes in these parameters will be reflected when the changes occur.

Impairment of non-financial assets

Impairment occurs when the book value of a non-financial asset or cash-generating unit exceeds its recoverable amount, which is the higher of the fair value less sale costs and the value in use. The calculation of fair value less costs of sales is based on the information available of sales transactions of similar assets or market prices less additional costs to sell the asset. The calculation of the value in use considers the discounted cash flow model. Cash flows derive from a budget prepared for the following five years and do not include reorganization activities not yet engaged by the Group or significant future investments that will improve the base of assets of the cash generating unit subject to testing. The recoverable amount is sensitive to the discount rate used in the discounted cash flow method, to receipts of expected future cash and to the growth rate adopted for extrapolation purposes.

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

2.	Summary of significant accounting policies (Continued)

2.13. Significant accounting judgments, estimates and assumptions (Continued)

Estimates and assumptions (Continued)

Provisions for tax, civil and labor risks

The Group recognizes provision for tax, civil and labor contingencies. Assessment of the likelihood of loss includes an evaluation of available evidence, hierarchy of laws, available case laws, most recent court rulings and their relevance in the legal system, as well as the legal counsel’s opinion. The provisions are reviewed and adjusted to take into consideration changes in circumstances, such as applicable statute of limitations, conclusions of tax audits or additional exposures identified based on new matters or court rulings.

Allowance for doubtful accounts

An allowance for doubtful accounts is set up in an amount considered sufficient by Management to cover any losses on realization of receivables, considering historical losses and an individual assessment of accounts receivable subject to realization risks.

The allowance is set up based, substantially, on receivables from residential consumers overdue for more than 90 days, commercial consumers overdue for more than 180 days, industrial, rural, government entities, public lighting and utilities overdue for more than 360 days, also considering in-depth analyses for customers with significant debts.

Taxes

There may be uncertainties regarding the interpretation of complex tax regulation as well as the amount and period of future taxable profit. Given the long-term nature and complexity of existing contractual arrangements, differences between actual results and assumptions adopted, or future changes to such assumptions could require future adjustments to the previously recorded tax income and expenses. The Group sets up provisions based on applicable estimates for possible consequences of audits by tax authorities of the jurisdictions in which it operates. The provision amounts are based on various factors, such as experience from prior tax audits and divergent interpretations of tax regulations by the taxable entity and the tax authority in charge. Such divergent interpretations could arise from a wide range of issues, depending on the conditions prevailing in the domicile of the Company and its subsidiaries.

Deferred tax asset is recognized to the extent that it is probable that taxable profit will be available to enable use of the referred to tax losses.

Management is required to make significant judgment to determine the deferred income tax amount to be recognized, based on the probable term and level of future taxable profit, together with future tax planning strategies.

Post-employment benefits

The cost of pension plans with defined benefit and other retirement benefits, and the present value of pension obligations are determined using actuarial valuation methods. The actuarial valuation involves use of assumptions about discount rates, future salary increases, mortality rates and future increases in retirement and pension benefits.

The defined benefit obligation is highly sensitive to changes in these assumptions. All assumptions are reviewed at each financial statement date. For more details on the assumptions used, see Note 26.

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

2.	Summary of significant accounting policies (Continued)

2.13. Significant accounting judgments, estimates and assumptions (Continued)

Estimates and assumptions (Continued)

Unbilled revenue

The calculation of unbilled revenue is based on the number of days not billed in the month, the estimated amount of energy delivered during those days and the estimated average price per customer class for that month. Differences between actual and estimated unbilled revenue are usually immaterial.

2.14. Accounting pronouncements effective from January 1, 2015

The amendments issued by the IASB, which went into effect on January 1, 2015, have not had a significant effect on the consolidated financial statements of Enel Brasil and its subsidiaries.

Standards, Interpretations and Amendments	Mandatory Application for:

Amendment to IAS 19: Employee Benefits

The purpose of this amendment is to simplify the accounting for contributions from employees or third parties that are not determined on the basis of an employee’s years of service, such as employee contributions calculated according to a fixed percentage of salary.

Annual periods beginning on or after July 1, 2014.

Improvements to IFRS (Cycles 2010-2012 and 2011-2013)

These are a set of improvements that were necessary, but not urgent, and that amend the following standards: IFRS 2, IFRS 3, IFRS 8, IFRS 13, IAS 16, IAS 24, IAS 38 and IAS 40.

Annual periods beginning on or after July 1, 2014.

Enel Brasil S.A.

Notes to consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

2.	Summary of significant accounting policies (Continued)

2.15. Accounting pronouncements in effect from January 1, 2016 and subsequent periods

As of the date of issue of these consolidated financial statements, the following accounting pronouncements had been issued by the IASB, but their application was not yet mandatory:

Standards, Interpretations and Amendments	Mandatory Application for:

IFRS 9: Financial Instruments

This is the final version of the standard issued in July 2014 and which completes the IASB project to replace IAS 39 “Financial Instruments: Recognition and Measurement.” This project was divided into 3 phases:

Phase 1 — Classification and measurement of financial assets and financial liabilities. This introduces a logical focus for the classification of financial assets driven by cash flow characteristics and the business model. This new model also results in a single impairment model being applied to all financial instruments.

Phase 2 — Impairment methodology. The objective is a more timely recognition of expected credit losses. The standard requires entities to account for expected credit losses from the time when financial instruments are first recognized in the financial statements.

Phase 3 — Hedge accounting. This establishes a new model aimed at reflecting better alignment between hedge accounting and risk management activity. Also included are enhancements to required disclosures.

This final version of IFRS 9 replaces the previous versions of the Standard.

Annual periods beginning on or after January 1, 2018.

IFRS 15: Revenue from Contracts with Customers

This new standard applies to all contracts with customers except leases, financial instruments and insurance contracts. Its purpose is to make financial information more comparable, and provides a new model for revenue recognition and more detailed requirements for contracts with multiple obligations. It also requires more itemized information. This standard will replace IAS 11 and IAS 18 as well as their interpretations (IFRIC 13, IFRIC 15, IFRIC 18 and SIC 31).

Annual periods beginning on or after January 1, 2018.

Amendment to IFRS 11: Joint Arrangements

This amendment states that the accounting standards contained in IFRS 3 and other standards that are pertinent to business combinations accounting must be applied to the accounting for acquiring an interest in a joint operation in which the activities constitutes a business.

Annual periods beginning on or after January 1, 2016.

Enel Brasil S.A.

Notes to consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

2.	Summary of significant accounting policies (Continued)

2.15. Accounting pronouncements in effect from January 1, 2016 and subsequent periods (Continued)

Standards, Interpretations and Amendments	Mandatory Application for:

Amendment to IAS 16 and IAS 38: Clarification of Acceptable Methods of Depreciation and Amortization

The amendment to IAS 16 explicitly forbids the use of revenue-based depreciation for property, plant and equipment. The amendment to IAS 38 introduces the rebuttable presumption that, for intangible assets, the revenue-based amortization method is inappropriate and establishes two limited exceptions.

Annual periods beginning on or after January 1, 2016.

Improvements to IFRS (Cycles 2012-2014) These are a set of improvements that were necessary, but not urgent, and that amend the following standards IFRS 5, IFRS7, IAS19 and IAS 34.	Annual periods beginning on or after January 1, 2016.

Amendment to IFRS 10 and IAS 28: Sale or Contribution of Assets

The amendment corrects an inconsistency between IFRS 10 and IAS 28 relating to the accounting treatment of the sale or contributions of assets between an Investor and its Associate or Joint Venture.

Annual periods beginning on or after January 1, 2016.

Amendment to IAS 27: Equity Method in Separate Financial Statements

This improvement allows entities to use the equity method to account for investments in subsidiaries, joint ventures and associates in their separate financial statements. The objective of the improvement is to minimize the costs associated with complying with the IFRS, particularly for those entities applying IFRS for the first time, without reducing the information available to investors.

Annual periods beginning on or after January 1, 2016.

Amendment to IAS 1: Disclosure Initiative

The IASB has issued amendments to IAS 1 as part of its principal initiative to improve the presentation and disclosure of information in financial statements. These amendments are designed to companies applying professional judgment to determine what type of information to disclose in their financial statements.

Annual periods beginning on or after January 1, 2016.

Amendment to IFRS 10, IFRS 12 and IAS 28: Investment Entities: Application of the Consolidation Exception

The modifications, which have a restricted scope, introduce clarifications to the requirements for the accounting of investment entities. The modifications also provide relief in some circumstances, which will reduce the costs of applying the Standards.

Annual periods beginning on or after January 1, 2016.

Enel Brasil S.A.

Notes to consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

2.	Summary of significant accounting policies (Continued)

2.15. Accounting pronouncements in effect from January 1, 2016 and subsequent periods (Continued)

Standards, Interpretations and Amendments	Mandatory Application for:

IFRS 16: Leases

This new standard provides a definition of a lease contract and specifies the accounting treatment for the assets and liabilities originated under those contracts from both lessor and lessee perspective. Lessor accounting remains largely unchanged from its predecessor IAS 17, Leases. However, for lessee accounting, the new standard requires recognition of a right of use asset and a corresponding liability, similar to finance lease accounting under IAS 17, for most lease contracts.

Annual periods beginning on or after January 1, 2019.

The Group is assessing the impact of applying IFRS 9, IFRS 15 and IFRS 16 from their effective date. In Management’s opinion, the application of the other standards and amendments pending application is not expected to have a significant effect on the consolidated financial statements of Enel Brasil and its subsidiaries.

3.	Tariff revision and adjustment

Ampla Energia

In accordance with the concession agreement, the subsidiary Ampla Energia tariffs were adjusted on March 15, 2015. The average tariff adjustment stood at 42.19%, according to Approval Resolution Nº 1861, of March 10, 2015, revised on April 7, 2015, due to the extension of the deadline to repay the ACR account financing. In connection with this new approval and Resolution Nº 1869/2015, the new tariffs will have a 37.34% average effect on captive consumers. The increase in the revenues resulting from the tariff increase is expected to be substantially offset by a similar increase in the corresponding cost of energy purchases as well as regulatory charges.

COELCE

On February 27, 2015, through Resolution Nº1.858, the extraordinary tariff review for COELCE was approved. Such review intended to include in the tariff to be charged to the customers the effect of the mismatching noted on the actual costs incurred and the tariff coverage previously considered on the Energy Development Account charges (CDE) and on the energy purchase costs. The average increase approved for COELCE totaled 10.28%. The increase in the revenues resulting from the tariff increase is expected to be substantially offset by a similar increase in the corresponding cost of energy purchases as well as regulatory charges.

On April 22, 2015, subsidiary COELCE had approved, on interim basis, the 4th tariff revision cycle, as provided in the concession agreement. ANEEL set tariffs, through Resolution No 1,882/2015. This definition leads to an average tariff effect for consumers of the distributor of 11.69%. The increase in the revenues resulting from the tariff increase is expected to be substantially offset by a similar increase in the corresponding cost of energy purchases as well as regulatory charges.

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

4.	Amendments to Brazilian legislation and regulatory matters

a)	Account Regulated Environment — ACR

Due to the high increase in the cost of energy, Aneel decided to pay to the distribution companies an advance of the Portion A that would be recovered in the next tariff review. Therefore the subsidiaries Ampla Energia and COELCE received the amount of R$243,764 and R$132,560 respectively, as per the Decision No 773 of 03/27/2015, which reduced the account “Amounts receivable from Portion A” recorded in current assets of the Companies.

b)	Centralizing Account of Tariff Flags Resources

In January 2015 began the additional charge applied tariff to all captive consumers in terms of power generation conditions, seeking to reduce possible mismatches between the actual costs of energy purchased by the distributors and their tariff coverage.

Decree No 8401 of 04.02.2015 determined that the resources obtained in excess through the application of tariff flags by the distribution agents should be destined to the Centralizing Account of Tariff Flags Resources (“CCRBT”) administered by the Electric Energy Trading Chamber (“CCEE”). The resources available in this Chamber will be passed on to distribution agents considering the difference between the amounts realized by each distributor and the current tariff coverage of each agent.

b)	PIS and COFINS on financial income

From 01/07/2015, pursuant to Decree No. 8426 of 01/04/2015, the rates of Social Integration Program/Public Servant Fund (“PIS/PASEP”) and Contribution on Gross Revenues for Social Security Funding (“COFINS”) on financial income, including arising from transactions for hedging purposes, earned by companies subject to the non-cumulative calculation system of such contributions will be 0.65% and 4%, respectively.

c)	Change the refresh rate of the asset base of the assets of the concessionaires

Standard-setting Resolution No 686 of 11/23/2015 provides that the remuneration basis of the assets of dealers linked to the concession of the public electric power distribution, should be updated by the variation of the National Index of Consumer Price (“IPCA”) between the base date of the appraisal report and the date of the annual tariff review.

d)	Tariff review PRORET — 4th Cycle of Periodic Tariff (“RTP”)

From Standard-setting Resolution No 660 of 04/28/2015, among other changes, the revenues billed to Demand Overdrive — UD and Reactive surplus — ER, from May 2015 now recorded as sector liabilities, noncurrent liabilities. From the 5th CRTP, these funds will be returned to the consumer through the tariff.

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

5.	Cash and cash equivalents

	12/31/2015	12/31/2014
Direct investments
Cash and checking accounts	72,450	104,758
Bank Deposit Certificate — CDB	89,998	221,522
Repurchase agreements	40,929	49,367

Total direct investments	203,377	375,647

Exclusive funds
Bank Deposit Certificate — CDB	99,239	163,524
Repurchase agreements	206,780	324,900

Total exclusive funds	306,019	488,424

Total short-term investments	509,396	864,071

The excess cash of the Company and its subsidiaries is invested on a conservative basis in low-risk financial assets, and the main financial instruments are represented by CDBs (Bank Deposit Certificates) and purchase and sales commitments. They are highly liquid investments, immediately convertible into available funds, in accordance with the cash needs of the Company and its subsidiaries. Short-term investments of the Company and its subsidiaries earn interest compatible with the CDI variations.

6.	Marketable securities

At December 31, 2015 and 2014, financial instruments classified as marketable securities are as follows:

	12/31/2015	12/31/2014
Investment funds	28,308	25,379

Total investment funds	28,308	25,379

Exclusive funds
Public securities	167,040	204,729
Financial bills	2,559	—

Total exclusive investment funds	169,599	204,729

Argentine Republic Bonds	8,261	205

Total marketable securities	206,168	230,313

Through the exclusive funds, the Company and its subsidiaries invest their excess cash in post-fixed and pre-fixed government bonds, in addition to other traditional fixed-income securities with low credit risk and high liquidity.

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

7.	Consumers, concessionaires and permittees, net

a)	Analysis of accounts receivable and statement of the allowance for doubtful accounts balance

	Maturing	Overdue until 90 days	Overdue for more than 90 days	Total
				12/31/2015	12/31/2014
Current
Consumer class
Residential	303,715	227,282	79,005	610,002	385,422
Industrial	98,468	19,153	63,803	181,424	142,762
Commercial	127,415	59,799	39,960	227,174	138,834
Rural	48,597	21,812	23,040	93,449	57,755
Government/public lightning	111,637	82,124	77,470	271,231	127,763
Public service	22,547	4,188	1,490	28,225	15,184
Resale	11,656	89	—	11,745	7,477

Subtotal	724,035	414,447	284,768	1,423,250	875,197

Unbilled revenue(c)	465,902	—	—	465,902	305,039
Free consumers	57,150	585	7,749	65,484	60,871
Low income consumers(f)	34,884	—	—	34,884	47,904
Electric Energy Trade Chamber — CCEE	57,330	—	4,136	61,466	57,447
Companhia de Gás do Ceará (CEGAS)	—	—	34,432	34,432	34,432
Installment payment of debts(b)	33,131	—	—	33,131	12,447
Energy auction — CCEAR	13,506	—	—	13,506	16,985
Emergency charges	—	—	—	—	2,457
Companhia Energética de Goiás — CELG	—	—	—	—	206
Furnas Centrais Elétricas S.A.(d)	—	—	2,685	2,685	4,238
Tractebel Energia S.A.(d)	—	—	—	—	1,018
Receivables from related parties(e)	201	—	—	201	—
Other	15,563	7,077	2,783	25,423	29,945

Subtotal	1,401,702	422,109	336,553	2,160,364	1,448,186

Allowance for doubtful accounts(a)	—	—	(290,507)	(290,507)	(227,923)

Total current assets	1,401,702	422,109	46,046	1,869,857	1,220,263

Non-current assets

Furnas Centrais Elétricas S.A.(d)	—	—	125,612	125,612	125,612
Tractebel Energia S.A.(d)	—	—	70,772	70,772	70,772
Sale within Electric Energy Trade Chamber — CCEE	—	—	15,289	15,289	15,289
Installment payment of debts(b)	65,382	—	—	65,382	83,259
Receivables from related parties(e)	—	—	127,107	127,107	119,697

Subtotal	65,382	—	338,780	404,162	414,629

Allowance for doubtful accounts(a)	—	—	(261,841)	(261,841)	(266,556)

Total non-current assets	65,382	—	76,939	142,321	148,073

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

7.	Consumers, concessionaires and permittees, net (Continued)

a)	Analysis of accounts receivable and statement of the allowance for doubtful accounts balance (Continued)

Changes in allowance for doubtful accounts are as follows:

Balance at December 31, 2013	(498,931)

(Additions)	(56,812)
Write-offs	61,264

Balance at December 31, 2014	(494,479)

(Additions)	(156,513)
Write-offs	98,644

Balance at December 31, 2015	(552,348)

Current	(290,507)
Non-current	(261,841)
An allowance for doubtful accounts was set up based on criteria established by regulatory legislation and analysis of specific risks of losing the overdue amounts, legal matters and application of a percentage on installment payment of debts. The amount is considered sufficient by the subsidiaries’ management to cover any losses on realization of the receivables.

b)	Installment payment of debts

Installment payment of debts corresponds to agreements signed between the Group and their customers referring to renegotiation of electricity bills in arrears. These amounts are included in electricity bills, increased by fine and 1% interest per month, calculated on a pro rata daily basis and monetarily restated based on the General Market Price Index (IGPM) variation. After the amount payable in installments is restated, the first installment, if applicable, is deducted, and the interest agreed in the negotiation is applied, not exceeding 1.8% per month.

c)	Unbilled revenue

The Unbilled revenue corresponds to income from electricity supply, delivered but not billed to consumer, computed on an estimated basis, referring to the monthly measurement period and until the last day of the month. At December 31, 2015 the Group has recorded in Accounts receivable a total balance of unbilled revenue of R$465,902 (R$305,039 in 2014).

d)	Furnas Centrais Elétricas S.A. (“Furnas”) and Tractebel Energia S.A. (“Tractebel”)

At December 31, 2015, the subsidiary CIEN records accounts receivable from Furnas and Tractebel, respectively in the amounts of R$128,297 and R$70,772 (R$129,850 and R$71,790 in 2014) corresponding to the billing of firm capacity and associated energy charges, which were not paid in previous years. Based on the best estimate of receiving the amounts involved, the Group records an allowance for doubtful accounts in the total amount of R$196,384 at December 31, 2015 (R$196,384 in 2014).

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

7.	Consumers, concessionaires and permittees, net (Continued)

e)	Accounts receivable from related parties

Terms and conditions involving related parties are presented in Note 22.

f)	Low income consumers

Based on ANEEL Rulings No. 407/2010 and No. 414/2010, Centrais Elétricas Brasileiras S.A. —Eletrobras will transfer to distribution companies the subsidy amount on a monthly basis, to adjust the discounts granted to low income consumers classified under the criteria of the former Rulings No. 246/2002 and 485/2004, arising from the Energy Development Account (CDE).

Considering the criteria set out by the mentioned rulings and the schedule for registration of customers entitled to the benefit, the consolidated balance receivable at December 31, 2015 totals R$34,884 (R$47,904 in 2014).

This subsidy is calculated on a monthly basis by the distribution company and submitted to ANEEL for approval and validation through Decision, after which the transfer occurs.

8.	CDE Subventions — tariff discount

Amount to be transferred by Centrais Elétricas Brasileiras S.A. (“Eletrobras”) referring to refund of discounts on fees applicable to public electricity distribution services to end users. These funds are from CDE and approved by ANEEL in the process for distributors’ annual adjustment.

	Ampla Energia		COELCE		Consolidado
	12/31/2015	12/31/2014	12/31/2015	12/31/2014	12/31/2015	12/31/2014
Approval Resolution 1.703/2014	51,742	75,988	—	—	51,742	75,988
Approval Resolution 1.711/2014	—	—	74,489	105,581	74,489	105,581
Approval Resolution 1.861/2015	113,703	—	—	—	113,703	—
Approval Resolution 1.882/2015	—	—	188,630	—	188,630	—
Estimated portion	6,147	2,355	(10,361)	(2,278)	(4,214)	77
Monetary restatement(*)	1,636	—	6,731	—	8,367	—

Total	173,228	78,343	259,489	103,303	432,717	181,646

*	The Approval Resolution no. 1,857, established that Eletrobras will restate the CDE resource amounts due based on the variation of the IPCA, being such restatement applied as from March 2015

On July 8, 2015 there was issue in favor of the subsidiaries Ampla Energia and Coelce, an injunction, authorizing the full offset of the amounts owed by Eletrobras, as a tariff subsidy, accumulated since October and November 2014, against the values monthly due by subsidiaries Ampla Energia and COELCE, respectively, as a monthly quota of CDE. Considering that the decision is preliminary, Ampla Energia and COELCE subsidiaries have recorded in current liabilities, in the line of regulatory charges, the amount of R$231,405 and R$137,704, respectively, corresponding to the portion to be transferred to Eletrobras arising from the CDE grant which will be offset when the decision is handed down.

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

9.	Taxes recoverable

	12/31/2015	12/31/2014
Income and social contribution tax recoverable(a)	136,567	91,516
Value-Added Tax — ICMS (“ICMS”)(b)	222,610	184,807
Contribution Tax on Gross Revenue for Social Integration Program — PIS and Contribution Tax on Gross Revenue for Social Security Financing — COFINS(c)	91,288	73,303
Employer’s contribution to INSS	1,676	18,645
Other taxes	2,058	9,047

	454,199	377,318

Current	268,053	229,140
Non-current	186,146	148,178

a)	The income tax recoverable balance refers to withholding income tax (IRRF) on short-term investments, government agency retentions (Law No. 9,430/96) and prepaid income tax balance.

The social contribution tax recoverable balance refers to prepaid social contribution tax on net income referring to calendar years 2006 and 2012, in addition to government agency retentions, pursuant to Law No. 9,430/96.

b)	This refers basically to credits arising from capital expenditures (according to concept established by tax legislation), which are subject to monthly offset against ICMS collected from customers on a 1/48th basis
c)	The amounts classified under PIS and COFINS recoverable for subsidiary Ampla Energia in the total amount of R$39,181 at December 31, 2015 (R$31,845 in 2014) refer to PIS and COFINS computed on the previous sixth-month billings, supported by a court decision in rem judicatam, whereby Decree-Laws no, 2,445/88 and 2,449/88 were declared unconstitutional and the right to refund corresponding to the difference between the amounts paid grounded on said Decrees and those due in accordance with Supplementary Law no 7/70 was recognized.

Additionally, PIS and COFINS amounts recoverable refer also to subsidiary CIEN, totaling R$33,521 at December 31, 2015 (R$29,631 in 2014), and they are related particularly to PIS and COFINS overpayments made in previous years in relation to the amounts effectively due in the ordinary course of its operations. As a consequence, CIEN filed a claim for offsetting taxes overpaid and currently awaits approval thereof by the Brazilian IRS in order to set these amounts off.

The other amounts of PIS and COFINS recoverable refer to the subsidiaries COELCE, CGTF, CDSA and Prátil, respectively of R$7,049, R$3,633, R$7,159 and R$745 at December 31, 2015.

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

10.	Guarantee deposits

		12/31/2015		12/31/2014
Institution	Type of investment	Current	Non-current	Current	Non-current
Itaú-Unibanco	Investment fund	65,492	—	57,922	—
Bradesco	CDB	—	6	—	81
Itaú	CDB	—	717	—	659
BNB	CDB	—	17,751	—	17,458
Banco do Brasil	US Treasury Security	—	6,907	—	5,912
Caixa Econômica Federal	Guarantee	319	—	320	—
Other		—	194	—	20

Total		65,811	25,575	58,242	24,130

At December 31, 2015, the balances of guarantee deposits recorded in subsidiaries Ampla Energia and COELCE of R$40,923 and R$50,463 (R$27,854 and R$54,518 respectively, in 2014) are basically related to the investment of amounts linked to electric energy purchase agreements, contractual retentions from service providers and financing agreement collateral.

Guarantee deposits are invested in fixed-income investment funds, CDBs and other low-risk financial instruments. They include guarantees required in loan and financing agreements, retained amounts of suppliers and electric energy acquisition agreements.

11.	Accounts receivable from Portion A and other financial items

As a consequence of Public Hearing No. 061/2014, on December 10, 2014, the addenda to the concession contracts for Ampla and Coelce distributors were approved, whereby in the event that the concession ceases to exist, in addition to compensation amounts stemming from investments not amortized or depreciated in the course of the concession, the remaining balances of Tranche-A items of the tariff and other financial components that have not been recovered or returned through the tariff cycle(s) will also be subject to compensation or return by the Granting Power.

Thus, the amendments to concession and permission contracts represented a new element that eliminates — as from the execution of these contracts by distributors — uncertainties, if any, as to the likelihood of realization of the asset or enforcement of the liability represented by these items originated from tariff discussions between the distributors and the regulator, and which until then were deemed to be regulatory assets and liabilities of which were not guaranteed of recovery or settlement.

Thus, since the amendments and addenda to the concession and permission contracts have come into effect, such assets and liabilities have been recorded in the financial statements of the electric power distributors and classified as financial in nature.

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

11.	Accounts receivable from Portion A and other financial items (Continued)

Since this is a new event, the subsidiaries recognized the balances of CVA and other financial components prospectively, from execution of the respective contractual amendments. The amounts receivable were recorded in asset accounts, matched against P&L for this year, under revenue from sales of goods and services.

	12/31/2015		12/31/2014
	Current	Non-Current	Current	Non-current
Tariff deferrals (CVAs)	544,219	121,216	186,563	63,755

Energy purchase	523,808	98,369	244,429	82,246
System Service Charge (ESS)	(164,035)	(26,680)	(98,086)	(31,158)
Energy Development Account — CDE	59,239	15,118	23.406	6.085
Use of electric grid	108,579	26,478	20.831	8.231
Other	16,628	7,931	(4.017)	(1.649)
Other receivables from Portion A and other financial items	145,300	30,716	300,770	171,110

Overcontracted energy	27,360	57	293,322	74,929
Recovered State VAT (ICMS)	80,771	28,016	30,710	91,210
Eletronuclear Differential	—	—	14,903	4,826
Postponement of tariff revision	—	—	(28,327)	1,589
CCRBT unbilled	(44,305)	—	—	—
Neutrality	24,816	7,674	—	—
Other liabilities	56,658	(5,031)	(9,838)	(1,444)

Total other receivables from Portion A and other financial items	689,519	151,932	487,333	234,865

The Interministerial Administrative Ruling of State Ministry of Finance and Mines and Energy no 25, of January 24, 2002, established the Memorandum Account for Changes in Item Values of “Portion A” —CVA, in order to record changes in costs, either negative or positive, for the period between annual tariff adjustments, related to items provided for in electric energy distribution concession arrangements.

These changes are calculated by means of the difference between expenses effectively incurred and expenses estimated in establishing the electricity charge in annual tariff adjustments. The amounts considered in CVA are monetarily restated based on the SELIC rate variation.

12.	Tax credit from merger

Tax credit arises from the merger operation conducted by COELCE with its parent company Distriluz Energia Elétrica S.A. (at that time), approved at the Special General Meeting of September 27, 1999, grounded on future income during the concession period, and is realized over the period between the merger and December 31, 2027, on a monthly basis, proportionally to projected profitability, as per ANEEL Resolution No. 269, of September 15, 1999.

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

12.	Tax credit from merger (Continued)

The accumulated balance will be amortized as follows:

Year	Amortization factor	Year	Amortization factor
2016	0.02792	2022	0.0164
2017	0.02555	2023	0.01501
2018	0.02338	2024	0.01374
2019	0.0214	2025	0.01257
2020	0.01958	2026	0.01151
2021	0.01792	2027	0.01053

On April 26, 2004, ANEEL’s Financial Supervisory Authority issued an Inspection Monitoring Report stating that the capital reserve set up upon merger of Distriluz would not have assets with economic basis as a contra entry and, as such, pursuant to CVM Rule No 349/01 (CVM is Securities and Exchange Commission of Brazil), determined that only the portion corresponding to the tax credit resulting from goodwill amortization should be recorded in equity of COELCE, as it understood that only this portion has economic basis.

Given the conclusion of the understanding with ANEEL, at the Special General Meeting of April 28, 2005, the subsidiary COELCE approved the Board’s proposal of observing the regulatory agency’s recommendations, replacing the share split and redemption mechanism, after the risk of tax and corporate questioning and non-compliance with financial covenants with Financial Institutions have been ruled out, and after approval of the proper accounting adjustments by ANEEL, issued by means of Official Letter no 584/05, of April 14, 2005, These adjustments were also in compliance with the provisions set out in CVM Rule no 319/99, as amended by CVM Rule no 349/01.

Accordingly, the share split and redemption operations of subsidiary COELCE to remunerate shareholders for decrease in profit caused by goodwill amortization from merger of Distriluz, suspended in 2003, were replaced by provisions of CVM Rule no, 319/99, amended by CVM Rule no 349/01, which provides for set up of provision on goodwill to be amortized matching against goodwill reserve (capital reserve), in amount which is not a tax benefit for subsidiary COELCE. To recalculate the impact on income of each year, the provision will be reversed to the same extent of amortization of the portion of goodwill for the respective year.

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

12.	Tax credit from merger (Continued)

The accounting involved set up of a provision for unamortized goodwill instead of the goodwill reserve (capital reserve) in the amount that does not constitute tax benefit to its subsidiary COELCE. To recalculate the results of each period, there will be reversal of the provision in proportion to the amortization of the portion of goodwill for the respective period.

Tax credit from goodwill on merger	12/31/2015	12/31/2014
Goodwill on acquisition	775,960	775,960
Goodwill amortization	(608,736)	(585,061)
Provision for goodwill	(429,365)	(429,365)
Reversal of provision for goodwill	318,747	303,121

Tax credit	56,606	64,655

Capital reserve	12/31/2015	12/31/2014
Merged Goodwill	775,960	775,960
(-) Share split and redemption	(125,407)	(125,407)
Provision for goodwill	(429,365)	(429,365)

Balance	221,188	221,188

13.	Other receivables

	12/31/2015	12/31/2014
Disposal of assets and rights	1,484	1,583
Health care plan to retirees	7,692	6,492
Collection covenants	77,063	52,527
Consumers — services rendered	81,368	77,048
Deactivations in progress	23,297	50,528
Expenses to be reimbursed — consumers	3,569	3,576
Expenses to be reimbursed — public lighting	2,795	2,795
Federal Government	5,658	5,658
Services to third parties	17,716	13,159
Supplier credits	21,597	16,149
Advances to employees	11,924	10,909
Advances to suppliers	24,671	6,111
Free Energy	2,729	2,742
New business expenses	13,025	11,955
Consortium Tapajós	16,920	16,920
Inventories	6,685	2,794
Prepaid expenses	39,915	9,122
Other	54,742	68,210
Provision for losses on realization of other credits	(25,691)	(24,132)

Total	387,158	334,146

Current	367,852	314,572
Non-current	19,306	19,574

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

13.	Other receivables (Continued)

Changes in the allowance for doubtful accounts are as follows:

Balance at December 31, 2013	(20,851)

Addition	(3,450)
Write-off	169

Balance at December 31, 2014	(24,132)

Addition	(1,559)

Balance at December 31, 2015	(25,691)

14.	Indemnification assets (concession)

These refer to a portion of investments made and not amortized by the subsidiaries Ampla Energia and COELCE until the end of the respective concessions classified as financial asset since this is an unconditional right to receive cash or other financial asset directly from the granting authority pursuant to IFRIC 12 — Service Concession Arrangements and SIC 19 — Service Concession Arrangements: Disclosures.

The balance of the investments linked to reversible assets, still not amortized or depreciated, for indemnification purposes, is recognized based on its New Replacement Value (“VNR”).

The change in balances related to indemnification assets (concession) is as follows:

Balance at December 31, 2013	2,014,096

Transfers from intangible assets(*)	417,932
Mark-to-market — indemnification assets	(306,060)

Balance at December 31, 2014	2,125,968

Transfers from intangible assets(*)	402,865
Mark-to-market — indemnification assets	193,590

Balance at December 31, 2015	2,722,423

(*)	The net book value of each new acquired asset exceeding the deadline of the concession is transferred from intangible assets and allocated as Financial Asset pursuant to Law nº 12,783.

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

15.	Property, plant and equipment

		12/31/2015			12/31/2014
	Useful Life	Historical costs	Accumulated depreciation	Net value	Net value
In use
Lands		3,644	—	3,644	3,644
Reservoirs	50	243,081	(163,370)	79,711	84,698
Buildings	30	203,042	(141,669)	61,373	66,967
Machinery and equipment	31	4,320,579	(2,893,037)	1,427,542	1,509,189
Vehicles	7	5,551	(4,508)	1,043	1,264
Furniture and fixtures	16	81,981	(56,060)	25,921	22,991
Other goods	40	25,005	(15,880)	9,125	9,371

Total PPE in use		4,882,883	(3,274,524)	1,608,359	1,698,124

In progress
PPE in progress		344,869	—	344,869	271,383

Total PPE in progress		344,869	—	344,869	271,383

Total property, plant and equipment		5,227,752	(3,274,524)	1,953,228	1,969,507

Changes in property, plant and equipment in the year are as follows:

	In use			In progress
	Cost	Accumulated depreciation	Net balance	Cost	Total
Balances at December 31, 2013	4,699,665	(2,958,642)	1,741,023	249,229	1,990,252

Transfers	114,710	—	114,710	(114,710)	—
Additions	5,500	—	5,500	139,570	145,070
Reclassifications	5,478	(7,060)	(1,582)	(2,706)	(4,288)
Write-offs	(3,828)	3,803	(25)		(25)
Depreciation	—	(158,550)	(158,550)	—	(158,550)
Effects of changes in foreign exchange rates	(6,988)	4,036	(2,952)	—	(2,952)

Balances at December 31, 2014	4,814,537	(3,116,413)	1,698,124	271,383	1,969,507

Transfers	78,471	—	78,471	(78,471)	—
Additions	214	—	214	147,218	147,432
Reclassifications	—	183	183	4,739	4,922
Write-offs	(7,774)	3,191	(4,583)	—	(4,583)
Depreciation	—	(163,209)	(163,209)	—	(163,209)
Effects of changes in foreign exchange rates	(2,565)	1,724	(841)	—	(841)

Balances at December 31, 2015	4,882,883	(3,274,524)	1,608,359	344,869	1,953,228

Property, plant and equipment of Enel Group are comprised by the balances in subsidiaries CGTF, CDSA and CIEN, in accordance with the characteristics of each one of them.

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

15.	Property, plant and equipment (Continued)

CGTF

The period over which the subsidiary CGTF is authorized to explore the activities described in its articles of incorporation is thirty years, as mentioned in article 5 of ANEEL Resolution nº 433, of October 19, 2001, as from the date thereof. Under this same article, this period may be extended at ANEEL’s discretion and by request of the authorized entity, CGTF’s property, plant and equipment items are not considered reversible assets and, as such, they are not returned to the Federal Government at the end of the concession period.

CDSA

The Enel Group’s management understands that as the subsidiary CDSA is a public service concession operator, at the end of the concession period, non-depreciated assets will be indemnified for the minimum amount at the net book value, by the concession grantor, should it not be renewed. Pursuant to articles 63 and 64 of Decree no 41,019, of February 26, 1957, assets and facilities used for electric energy production, transmission and distribution, including the disposal thereof, are tied to these services, and may not be disassembled, sold or assigned without prior express authorization from the regulating authorities.

Pursuant to sub-clauses two and three of clause eleven of the Concession Agreement No. 11/1997, entered into by and between CDSA and ANEEL on September 12, 1997, upon termination of the final term of the Concession Agreement, assets and facilities related to independent production of electric energy used in hydroelectric plants, will be included as Federal Government’s assets, with indemnity of investments made and not yet amortized, provided that they are authorized and calculated by means of ANEEL audit.

CIEN

Property, plant and equipment items are stated at acquisition or construction cost, less accumulated depreciation, calculated at the rates defined by ANEEL.

Pursuant to articles 63 and 64 of Decree nº 41,019, of February 26, 1957, the assets and facilities used in production, transmission, distribution, including the disposal thereof, are linked to these services, and cannot be separated, sold or assigned without the previous and express authorization by the Regulator.

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

16.	Intangible assets

Changes in intangible assets are shown below:

	In operation				In progress
	Cost	Accumulated amortization	Special obligations	Net value	Cost	Special obligations	Net value	Total
Balances at December 31, 2013	8,171,551	(3,791,816)	(620,320)	3,759,415	1,117,291	(269,834)	847,457	4,606,872
Additions	—	—	—	—	814,722	(50,156)	764,566	764,566
Write-offs	(232,050)	175,757	—	(56,293)	—	—	—	(56,293)
Amortization	—	(452,963)	43,917	(409,046)	—	—	—	(409,046)
Reclassification	(5,478)	7,060	—	1,582	310	—	310	1,892
Transfers	1,202,020	—	(74,519)	1,127,501	(1,202,020)	74,519	(1,127,501)	—
Transfers to indemnification assets(*)	(417,932)	—	—	(417,932)	—	—	—	(417,932)
Effects of changes in foreign exchange rates	(420)	367	—	(53)	—	—	—	(53)

Balances at December 31, 2014	8,717,691	(4,061,595)	(650,922)	4,005,174	730,303	(245,471)	484,832	4,490,006
Additions	—	—	—	—	1,223,803	(48,162)	1,175,641	1,175,641
Write-offs	(182,001)	164,031	69,859	51,889	—	—	—	51,889
Amortization	—	(449,829)	45,318	(404,511)	—	—	—	(404,511)
Reclassification	—	(183)	—	(183)	(4,739)	—	(4,739)	(4,922)
Transfers	954,571	—	(8,830)	945,741	(954,571)	8,830	(945,741)	—
Transfers to indemnification assets(*)	(407,150)	—	4,285	(402,865)	—	—	—	(402,865)
Effects of changes in foreign exchange rates	(154)	134	—	(20)	—	—	—	(20)

Balances at December 31, 2015	9,082,957	(4,347,442)	(540,290)	4,195,225	994,796	(284,803)	709,993	4,905,218

(*)	The net book value of each asset exceeding the deadline of the concession is allocated as Financial Asset pursuant to Law nº 12,783. See also Note 14.

Special obligations linked to the concession of public electric energy services

Obligations linked to the concession of public electric energy services represent amounts from the Federal Government, States, municipalities and consumers, as well as donations not conditional upon any return in favor of the donor and subsidies intended for investments in the distribution activity. According to Circular Letter no 1,314/2007-SFF/ANEEL, of June 27, 2007, which determines that this registration begins only after the Company’s second tariff review, the amortization started to be recorded in April 2009, based on an average rate.

The obligations linked to concessions, undergoes amortization as from the second tariff review cycle, at the same amortization rates as infrastructure assets of each distribution company, and the average rates of 4.10% p.a. and 3.98% p.a. are adopted for subsidiaries Ampla Energia and COELCE, respectively.

At the end of the concession period, the net replacement value of obligations linked to the concession of public electric energy services will be deducted from the indemnification asset.

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

17.	Trade accounts payable and notes payable

	12/31/2015	12/31/2014
Energy supply and transportation
Energy purchase	988,398	760,160
Companhia de Gás do Ceará — CEGÁS	44,578	27,612
Diferencial Eletronuclear	1,440	21,373
Charge for network use	22,871	26,325
Generation — Free energy	10,690	17,942
Related parties(a)	204,953	125,414
Notes payable(b)	—	84,000
Other	4,730	5,051
Materials and services	387,705	316,942

Total	1,665,365	1,384,819

Current	1,530,701	1,258,456
Non-current	134,664	126,363

(a)	Terms and conditions involving related parties are presented in Note 22.
(b)	In December 2014, subsidiary CGTF and Banco Itaú BBA S.A. (“Banco Itaú”) entered into a credit assignment agreement without right of recourse for a maximum amount of R$85,000, transferring to Banco Itaú the partial right to credit due in connection with the electric energy supply service provided to COELCE regarding the invoices for the months of November and December 2014. In order to advance receivables from COELCE, subsidiary CGTF used R$84,000 available in the credit assignment agreement entered into, amount that was settled during 2015.

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

18.	Loans and financing

Loans and financing in local and foreign currencies are as follows:

	Debt charges		Principal
	Current		Current		Non-current
	12/31/2015	12/31/2014	12/31/2015	12/31/2014	12/31/2015	12/31/2014
Foreign currency:
Federal Government — Discount bonus(a)	15	9	—	—	4,456	3,031
Federal Government — Participant bonus(a)	83	56	—	—	6,386	4,344

Total foreign currency:	98	65	—	—	10,842	7,375

Local currency:
Eletrobras(b)	250	16	9,902	10,212	37,459	52,006
Banco do Nordeste — Proinfa(c)	232	304	21,237	21,237	47,784	69,022
BNDES FINAME 2012-2013(d)	41	46	4,121	4,121	26,788	30,909
BNDES FINEM 2012-2013 A(d)	220	238	13,007	12,960	45,523	58,318
BNDES FINEM 2012-2013 B(d)	244	268	13,006	12,960	45,523	58,319
Itaú CCB(e)	6,299	5,070	—	—	150,000	150,000
BNDES (Finame)(f)	4	2	561	236	1,963	1,063
BNDES (Finem seccionamento)(g)	71	39	4,243	2,115	14,850	9,516
BNDES (Capex 2011)(h)	207	245	10,140	10,139	45,626	55,765
BNDES (Capex 2011)(h)	185	230	19,374	19,305	29,062	48,263
BNDES (Capex 2011)(h)	205	258	19,374	19,305	29,062	48,263
BNDES (Capex 2012-2013)(i)	80	92	8,256	8,297	52,977	61,539
BNDES (Capex 2012-2013)(i)	398	431	23,528	23,412	82,349	105,356
BNDES (Capex 2012-2013)(i)	441	484	23,528	23,412	82,348	105,356
Eletrobras(j)	—	2	—	2,941	—	10,923
Eletrobras(k)	—	2	—	2,655	—	7,268
Banco do Brasil S.A. (BB Agropecuário)(l)	6,298	4,692	75,000	—	225,000	300,000
Banco do Brasil S,A.(l)	1,813	1,384	—	—	100,000	100,000
Banco do Brasil S,A.(l)	424	320	—	—	30,000	30,000
BNDES (Capex 2014-2015) A	61	—	7,666	—	76,656	—
BNDES (Capex 2014-2015) B	165	—	7,666	—	76,650	—
Working Capital Santander(m)	—	—	50,474	—	—	—

Total local currency	17,638	14,123	311,083	173,307	1,199,620	1,301,886

Total loans and financing	17,736	14,188	311,083	173,307	1,210,462	1,309,261

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

18.	Loans and financing (Continued)

Banks	Start date	Maturity	Type of amortization	Guarantees	Financial charges
Foreign Currency:
Federal Government — Discount bonus(a)	08/15/1997	04/11/2024	At the end	Receivables and secured account	USD + Libor + 1.0125% p.a.
Federal Government — Participant bonus(a)	08/15/1997	04/11/2024	At the end	Receivables and secured account	USD + 6.2% p.a.

Local Currency
Eletrobras(b)	03/3/2000	09/30/2023	Monthly	Receivables and promissory note	6.95% p.a.
Banco do Nordeste — FNE(c)	12/29/2004	03/15/2019	Monthly	Guarantee and secured account	10% p.a.
BNDES FINAME 2012-2013(d)	08/28/2013	06/15/2023	Monthly	Receivables and secured account	3.00% p.a.
BNDES FINEM 2012-2013 A(d)	08/28/2013	06/15/2020	Monthly	Receivables and secured account	TJLP + 2.8% p.a.
BNDES FINEM 2012-2013 B(d)	08/28/2013	06/15/2020	Monthly	Receivables and secured account	TJLP + 3.8% p.a.
Itaú CCB(e)	03/20/2014	03/20/2019	Monthly	—	112%CDI
BNDES (Finame)(f)	03/24/2014	06/15/2020	Monthly	Receivables	3.5%
BNDES (Finem seccionamento)(g)	03/24/2014	06/15/2020	Monthly	Receivables	TJLP + 2.8%
BNDES (Capex 2011)(h)	08/15/2011	06/15/2021	Monthly	Receivables	8.7% p.a.
BNDES (Capex 2011)(h)	08/15/2011	06/15/2018	Monthly	Receivables	TJLP + 2.96%
BNDES (Capex 2011)(h)	08/15/2011	06/15/2018	Monthly	Receivables	TJLP + 3.96%
BNDES (Capex 2012-2013)(i)	08/16/2013	05/15/2023	Monthly	Receivables	3.0%
BNDES (Capex 2012-2013)(i)	08/16/2013	06/15/2020	Monthly	Receivables	TJLP + 2.80%
BNDES (Capex 2012-2013)(i)	08/16/2013	06/15/2020	Monthly	Receivables	TJLP + 3.80%
Eletrobras	11/23/2006	06/30/2021	Monthly	Receivables and promissory note	6.0%
Eletrobras	09/20/2011	09/30/2018	Monthly	Receivables and promissory note	7.0%
Banco do Brasil S,A(j)	11/19/2013	11/14/2019	Annual	—	107% CDI
Banco do Brasil S,A(j)	11/29/2013	11/25/2019	Annual	—	107% CDI
Banco do Brasil S,A (BB Agropecuário)(j)	11/12/2014	11/07/2019	Semiannual	—	107% CDI
BNDES (Capex 2014-2015) A(k)	12/28/2015	12/15/2021	Monthly	Receivables	TJLP + 3.1%
BNDES (Capex 2014-2015) B(k)	12/28/2015	12/15/2021	Monthly	Receivables	SELIC + 3.18%
Working Capital Santander(l)	03/21/2011	06/27/2016	Monthly	—	CDI + 1.80%

(a)	Federal Government (Financial agent: Banco do Brasil) — mid and long-term debt (DMLPs) — Acknowledgment of debt to the Federal Government on August 15, 1997. The agreement is divided into 7 (seven) sub loans (three of which have already been settled), bearing interest based on the foreign exchange variation (US dollars).
(b)	Eletrobras — Loan raised for financial coverage of direct costs of construction of the rural electrification program, which is part of the universal access and use of electric energy program “Luz Para Todos”, of the Ministry of Mines and Energy (MME), with funds from RGR and CDE.
(c)	Banco do Nordeste do Brasil — Program to Foster Alternative Electric Energy Sources (Proinfra): The subsidiary COELCE entered into an agreement with Banco do Nordeste do Brasil to finance fixed assets investments, with funds from the Constitutional Fund to Finance the Northeastern Region (FNE)/Proinfra.
(d)	BNDES FINAME/FINEM: Financing for investment plan 2012/2013 of subsidiary COELCE taken out on June 28, 2013, amounting to R$217,185, through credit union led by Itaú with transfer of funds from BNDES. Until December 31, 2015, BNDES had transferred 89% of the total amount.
(e)	Bank credit bond — Itaú: Loan maturing in March 2019, as working capital for financial support to subsidiary COELCE and used to cover operating costs.
(f)	BNDES Finame: Financing, totaling R$3,296, for the acquisition of machinery and equipment necessary for implementing reinforcements in the electric grid of subsidiary CIEN, by sectioning transmission line Garabi II, which was taken out from Itaú, with funds raised from BNDES. Through to December 31, 2015, subsidiary CIEN had used 89% of the amount taken out.
(g)	BNDES Finem seccionamento: Financing, amounting to R$29,520, destined to the project of implementation of reinforcements in the electric grid of subsidiary CIEN, by sectioning transmission line Garabi II, which was taken out from Itaú, with funds raised from BNDES. Through December 31, 2015, subsidiary CIEN had used 75% of the amount taken out.

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

18.	Loans and financing (Continued)

(h)	BNDES Capex 2011: Financing amounting to R$331,397 for investment plan 2010/2011 of subsidiary Ampla Energia, contract with credit union led by Itaú, with funds transferred from BNDES. Through to December 31, 2015, subsidiary Ampla Energia took out 90% of the contractual amount.
(i)	BNDES Capex: 2012/2013: Financing amounting to R$450,171, for 2012/2013 investment plan of subsidiary Ampla Energia, agreed with credit union led by Itaú, with funds transferred from BNDES, Until December 31, 2015, subsidiary Ampla Energia had used 79% of the amount taken out.
(j)	Bank Credit Note (Banco do Brasil): Loan maturing in November 2019, in the modality of Agrarian Credit for the financial support of the subsidiary Ampla Energia and COELCE used for the repayment of previous debts.
(k)	Financing amounting to R$562,101, for 2014/2015 investment plan of subsidiaries Ampla Energia and COELCE, except for the acquisition of machinery and equipment, agreed with Itaú, with funds transferred from BNDES. Until December 31, 2015, the subsidiaries had taken out 30% of the contractual amount.
(l)	Working Capital Santander: with Banco Santander, used as subsidiary COELCE’s working capital.

In connection with the loans taken out from the Brazilian Development Bank (BNDES), Banco do Brasil, Banco Itaú and working capital operations, subsidiaries COELCE, Ampla Energia and CIEN undertook to comply with the following obligations during effectiveness of the agreements, which were adequately complied with at December 31, 2015:

Bank	Financial obligations	Rate	Periodicity
BNDES/FINEM/Itaú CCB	Net financial debt / EBITDA (maximum)	3.50	Semiannual
BNDES/FINEM/Itaú CCB	Net financial debt / Net financial debt + Equity (maximum)	0.60	Semiannual
BNDES (Capex 2012-2013 and 2014-2015)	Net bank debt / EBITDA (maximum)	3.50	Annual
BNDES (Capex 2012-2013 and 2014-2015)	Net bank debt / Net financial debt + Equity (maximum)	0.60	Annual
Banco do Brasil S.A.	Net financial debt / EBITDA (maximum)	3.00	Semiannual

(*)	EBITDA — Earnings Before Interest, Taxes, Depreciation and Amortization.

On December 31, 2015, the subsidiaries were in compliance with these obligations, except for the ratio “Net Financial Debt/ EBITDA” for which the subsidiary Ampla Energia obtained a waiver from the financing banks, valid as of December 31, 2015, which also formalized a modification to the covenant with respect to future periods.

The contractual repayment of the amount of principal of long-term loans and financing, without the effects of swap transactions carried out, is as follows:

Year	12/31/2015	12/31/2014
2016	—	247,913
2017	367,682	340,041
2018	347,714	318,764
2019	311,778	280,789
2020	98,151	68,460
After 2020	85,137	53,294

Total	1,210,462	1,309,261

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

18.	Loans and financing (Continued)

The changes in loans and financing without the effects of funding costs are as follows:

	Local currency		Foreign currency
	Current	Non-current	Current	Non-current	Total
At December 31, 2013	228,975	1,018,355	32,869	95,101	1,375,300
Additions	131,477	463,126	—	—	594,603
Interest accrued	109,070	—	7,069	—	116,139
Interest accrued paid	(98,712)	—	(276)	—	(98,988)
Monetary and exchange variation	—	37	12,684	864	13,585
Transfers	179,632	(179,632)	88,590	(88,590)	—
Swap transaction gain/losses	—	—	(7,545)	—	(7,545)
Amortization	(363,012)	—	(133,326)	—	(496,338)

At December 31, 2014	187,430	1,301,886	65	7,375	1,496,756
Additions	338,147	67,088	—	—	405,235
Interest accrued	152,356	—	390	—	152,746
Interest accrued paid	(148,837)	—	(402)	—	(149,239)
Monetary and exchange variation	—	1,687	—	3,512	5,199
Transfers	171,041	(171,041)	45	(45)	—
Amortization	(371,416)	—	—	—	(371,416)

At December 31, 2015	328,721	1,199,620	98	10,842	1,539,281

19.	Debentures

		12/31/2015			12/31/2014
		Principal			Principal
Description	Companies	Charges	Current	Non-current	Charges	Current	Non-current
1st Series 3rd Issue	COELCE	1,575	52,000	—	2,613	52,000	52,000
1st Series 6th Issue	Ampla Energia	369	58,500	—	508	58,500	58,500
1st Series 7th Issue	Ampla Energia	624	50,000	50,000	428	—	100,000
1st Series 8th Issue	Ampla Energia	11,050	—	150,000	8,392	—	150,000
2nd Series 3rd Issue	COELCE	5,537	131,522	263,073	5,105	—	356,970
2nd Series 6th Issue	Ampla Energia	10,576	82,307	164,613	9,638	—	223,375
2nd Series 7th Issue	Ampla Energia	12,593	—	385,551	11,476	—	348,788
2nd Series 8th Issue	Ampla Energia	11,050	—	150,000	8,392	—	150,000
(-) Cost to be amortized		—	(1,547)	(3,176)	—	(1,583)	(4,723)

Total with no effect of swap transactions		53,374	372,782	1,160,061	46,552	108,917	1,434,910

Swap transaction gain/losses		—	(5,068)	(5,385)	—	(844)	(15,365)

Total debentures		53,374	367,714	1,154,676	46,552	108,073	1,419,545

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

19.	Debentures (Continued)

Changes in debentures:

	Current	Non-current	Total
At December 31, 2013	25,415	1,168,765	1,194,180

Funds raised	—	300,000	300,000
Accrued interests	117,542	—	117,542
Interest accrued paid	(98,466)	—	(98,466)
Transfer of terms	110,500	(110,500)	—
Monetary restatement	—	57,801	57,801
Transfer — transaction cost	(101)	101	—
Allocation of transaction cost	257	(976)	(719)
Swap transaction gain/losses	(522)	4,354	3,832

At December 31, 2014	154,625	1,419,545	1,574,170

Accrued interests	152,499	—	152,499
Interest accrued paid	(145,671)	—	(145,671)
Transfer of terms	370,072	(370,072)	—
Monetary restatement	—	97,929	97,929
Repayment of principal	(110,502)	—	(110,502)
Transfer — transaction cost	(1,547)	1,547	—
Allocation of transaction cost	1,583	—	1,583
Swap transaction gain/losses	29	5,727	5,756

At December 31, 2015	421,088	1,154,676	1,575,764

Characteristics of debenture issues:

COELCE

Characteristics	3rd Issue - 1st Series	3nd Issue - 2nd Series
Convertibility	Simple debentures non-convertible into shares	Simple debentures non-convertible into shares
Type	Unprivileged	Unprivileged
Type and form	Registered book-entry debentures, with no issue of certificates	Registered book-entry debentures, with no issue of certificates
Number of securities	10,400 simple debentures	29,600 simple debentures
Par value	R$10	R$10
Issue date	October 15, 2011	October 15, 2011
Initial maturity	October 15, 2015	October 15, 2016
Maturity	October 15, 2016	October 15, 2018
Monetary restatement	No restatement	IPCA
Rescheduling	No rescheduling	No rescheduling
Remuneration	CDI+0.97% p.a.	6.85%pa
Interest payment	Semiannual	Annual
Repayment	Two annual installments	Three annual installments
Repayment date	2015 and 2016	2016, 2017 and 2018

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

19.	Debentures (Continued)

Characteristics of debenture issues: (Continued)

Ampla Energia

Characteristics	1st Series - 6th Issue	2nd Series - 6th Issue
Convertibility	Simple debentures non-convertible into shares	Simple debentures non-convertible into shares
Type	Unprivileged	Unprivileged
Type and form	Registered book-entry debentures, with no issue of certificates	Registered book-entry debentures, with no issue of certificates
Number of securities	11,700 simple debentures	18,300 simple debentures
Par value	R$10	R$10
Issue date	June 15, 2011	June 15, 2011
Initial maturity	June 15, 2015	June 15, 2016
Maturity	June 15, 2016	June 15, 2018
Monetary restatement	No restatement	IPCA
Rescheduling	No rescheduling	No rescheduling
Remuneration	CDI + 1.20% p.a.	IPCA + 7.90% p.a.
Interest payment	Semiannual	Annual
Repayment	Two annual installments	Three annual installments
Repayment date	2015 and 2016	2016, 2017 and 2018

Characteristics	1st Series - 7th Issue	2nd Series - 7th Issue
Convertibility	Simple debentures non-convertible into shares	Simple debentures non-convertible into shares
Type	Unprivileged	Unprivileged
Type and form	Registered book-entry debentures, with no issue of certificates	Registered book-entry debentures, with no issue of certificates
Number of securities	10,000 simple debentures	30,000 simple debentures
Par value	R$10	R$10
Issue date	June 15, 2012	June 15, 2012
Initial maturity	June 15, 2016	June 15, 2017
Maturity	June 15, 2017	June 15, 2019
Monetary restatement	No restatement	IPCA
Rescheduling	No rescheduling	No rescheduling
Remuneration	CDI + 1.02% p.a.	IPCA + 6.00% p.a.
Interest payment	Semiannual	Annual
Repayment	Two annual installments	Three annual installments
Repayment date	2016 and 2017	2017, 2018 and 2019

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

19.	Debentures (Continued)

Characteristics of debenture issues: (Continued)

Ampla Energia (Continued)

Characteristics	1st Series - 8th Issue	2nd Series - 8th Issue
Convertibility	Simple debentures non-convertible into shares	Simple debentures non-convertible into shares
Type	Unprivileged	Unprivileged
Type and form	Registered book-entry debentures, with no issue of certificates	Registered book-entry debentures, with no issue of certificates
Number of securities	15,000 simple debentures	35,000 simple debentures
Par value	R$10	R$10
Issue date	July 16, 2014	July 16, 2014
Initial maturity	July 15, 2017	July 15, 2017
Maturity	July 15, 2019	July 15, 2019
Monetary restatement	No restatement	No restatement
Rescheduling	No rescheduling	No rescheduling
Remuneration	CDI + 1.45% p.a.	CDI + 1.45% p.a.
Interest payment	Semiannual	Semiannual
Repayment	Three annual installments	Three annual installments
Repayment date	2017, 2018 and 2019	2017, 2018 and 2019

In 2015 the subsidiary Ampla Energia obtained the approval of the Bondholders to change the formula applied to calculate the covenants.

In accordance with the indenture of debentures, the subsidiaries COELCE and Ampla Energia are subject to maintaining certain financial ratios, calculated quarterly, based on their financial statements. As of December 31, 2015, the subsidiaries Ampla Energia and COELCE are compliant with these ratios in the evaluation of their Management.

Issue	Financial obligations	Rate
3rd issue — COELCE	Net financial debt/EBITDA (maximum)	2.50
3rd issue — COELCE	EBITDA/Net financial debt (minimum)	2.75
6th issue — Ampla Energia	Net financial debt/EBITDA (maximum)	3.75
6th issue — Ampla Energia	EBITDA/Net financial expenses (minimum)	1.75
7th issue — Ampla Energia	Net financial debt/EBITDA (maximum)	3.75
7th issue — Ampla Energia	EBITDA/Net financial expenses (minimum)	1.75
8th issue — Ampla Energia	Net financial debt/EBITDA (maximum)	3.75
8th issue — Ampla Energia	Net financial debt/ Net financial expenses (minimum)	0.60

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

19.	Debentures (Continued)

Contractual amortization of long-term debentures is as follows:

	2017	2018	After 2018	Total
1st Series — 7 th Issue — Ampla Energia	50,000	—	—	50,000
1st Series — 8 th Issue — Ampla Energia	50,000	50,000	50,000	150,000
2nd Series — 3 rd Issue — COELCE	131,522	131,551	—	263,073
2nd Series — 6 th Issue — Ampla Energia	82,307	82,306	—	164,613
2nd Series — 7 th Issue — Ampla Energia	128,517	128,517	128,517	385,551
2nd Series — 8 th Issue — Ampla Energia	50,000	50,000	50,000	150,000
(-) Transaction costs	(1,161)	(1,020)	(995)	(3,176)

Total to be amortized	491,185	441,354	227,522	1,160,061

20.	Financial instruments and operational risks

General considerations

The Enel Group has policies to mitigate financial risks and adopts operating and financial strategies to ensure liquidity, security and profitability of its assets. For this purpose, it maintains managerial systems for controlling and monitoring its financial transactions and corresponding amounts, in order to monitor the risks and rates charged by the market.

Risk factors

a)	Foreign exchange rate risk

This risk arises from the possibility of the Enel Group to incur losses due to fluctuations in foreign exchange rates, which increase financial expenses and liability balances of loans and financing in foreign currency taken out in the market.

The following table presents the carrying amount of foreign currency liabilities that are not hedged by currency swap instruments:

	Liabilities
	12/31/2015	12/31/2014	12/31/2013
US dollars	10,940	7,440	90,067

We set out below a sensitivity analysis chart related to the impacts on net income of the Enel Group if the variation of the exchange rate in 2015 were equal to that expected for 2016, according to projections based on the forward dollar curve of the BM&F (Brazilian Mercantile & Futures Exchange):

		Effects
12/31/2015	Increase	On income statement
US dollars	4.29%	(167)

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

20.	Financial instruments and operational risks (Continued)

Risk factors (Continued)

b)	Interest rate risk

This risk arises from the possibility of the Enel Group to incur losses due to fluctuations in interest rates or other debt indices, such as inflation rates, which would increase the financial expenses related to loans and financing taken out in the market, In order to minimize this risk, the Group prioritizes loans taken out at fixed rates (BNB and Eletrobras) and linked to other indices less volatile to financial market fluctuations, such as the Long — Term Interest Rate — TJLP (BNDES).

In order to avoid risks with changes in market indexes, the loans indexed to floating rate had their rates fixed through swap contracts, to hedge against the risk of rate fluctuation. The adjustment to the debit and credit of this operation is recorded in the income statement.

The table below shows the sensitivity analysis related to the impact on the Group’s net income if variations in interest rates and inflation rates for 2015 were equal to those expected for 2016, according to projections based on the forward curve of the BM&F:

		Effects
12/31/2015	Increase/ reduction	On income statement	On equity
Financial liabilities
CDI	0.59%	(9,548)	(9,548)
IPCA	8.90%	(3,070)	(3,070)

Total		(12,618)	(12,618)

c)	Credit risk

The risk arises from the possibility of Enel subsidiaries to incur losses due to the difficulty in collecting amounts billed to their customers. This risk is assessed as low by the subsidiaries due to the diversification in the number of customers and the collection policy and cutting of electricity supply to customers in default. The allowance for doubtful accounts is established in an amount deemed sufficient by management of the Enel Group to cover possible risks of realization of accounts receivable.

d)	Accelerated debt maturity risk

Some subsidiaries have loans and financing agreements and debentures with covenants that, in general, require the maintenance of economic and financial ratios at certain levels (financial covenants). Failure to comply with these covenants may result in acceleration of debt maturity. These restrictions are adequately monitored and do not restrict the subsidiaries’ capacity to carry out their normal business. Currently, for the debt ratios that are not at levels below the limits established by the financial covenants, the Enel Group has obtained a waiver from the respective counterparty banks, as disclosed in Note 18.

e)	Risk of revision and supply tariff adjustment

Tariff adjustment and revision processes are secured by agreement and rely on previously set methodologies. Changes to the methodology in force should be extensively discussed and supported by contributions by Group companies, concessionaires and other agents in the industry.

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

20.	Financial instruments and operational risks (Continued)

Risk factors (Continued)

e)	Risk of revision and supply tariff adjustment (Continued)

In case an unforeseeable event affects the economic and financial balance of the concession, Ampla Energia and COELCE may justify and require the Regulator to open an Extraordinary Tariff Revision, and it shall be at the Regulator’s discretion to determine whether or not such revision should be made. ANEEL itself also may carry out Extraordinary Revisions in case of introduction, change or exclusion of charges and/or taxes to be passed on to tariffs.

f)	Capital risk management

The Enel Group manages its capital to ensure continuity of its normal activities, while maximizing the return to all parties interested or involved in its operations by optimizing the debt and equity balances. The capital structure of the Enel Group is formed by net indebtedness (loans detailed in Notes 18 and 19, deducting cash and cash equivalents and temporary cash investments detailed in Notes 5 and 6), as well as by equity of the Group.

	12/31/2015	12/31/2014
Debt	3,115,045	3,070,926
Cash and cash equivalents + Marketable securities	(715,564)	(1,094,384)

Net debt(a)	2,399,481	1,976,542
Equity(b)	7,542,555	7,112,912

Net indebtedness ratio (a/[a+b])	24%	22%

(a)	Net debt is represented by total outstanding loans, financing and debentures, including portions of current and non-current liabilities, net of balances of cash and cash equivalents and marketable securities. See more details in Notes 5, 6, 18 and 19.
(b)	Equity includes all capital and reserves of the Group.

g)	Liquidity risk

The Enel Group’s liquidity is managed through the monitoring of forecast and actual cash flows in order to meet possible cash needs in the short-term. So as to ensure the capacity of paying its obligations in a conservative manner, the management of temporary cash investments has focused on very short-term instruments, primarily with daily maturities in order to provide maximum liquidity.

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

20.	Financial instruments and operational risks (Continued)

Risk factors (Continued)

g)	Liquidity risk (Continued)

The tables below present information on future maturities of loans, financing and debentures that are being considered in the projected cash flows of the Enel Group (including interest and principal):

	Less than one month	From one to three months	From three months to one year	From one to five years	Over five years	Total
December 31, 2015
Fixed interest loans and financing	7,320	12,448	55,089	213,881	54,416	343,154
Variable interest loans and financing	63,732	36,411	280,599	1,985,543	71,984	2,438,269
Debentures	22,852	—	495,462	1,380,667	—	1,898,981

	93,904	48,859	831,150	3,580,091	126,400	4,680,404

December 31, 2014
Fixed interest loans and financing	6,765	14,118	61,517	263,033	89,265	434,698
Variable interest loans and financing	10,219	37,003	168,788	1,216,925	40,516	1,473,451
Debentures	17,112	—	228,709	1,739,708	—	1,985,529

	34,096	51,121	459,014	3,219,666	129,781	3,893,678

The tables below present the amounts forecast for the next maturity of hedging instruments that are also considered in the cash flows for subsidiaries Ampla Energia, COELCE and CGTF:

	Less than one month	From one to three months	From three months to one year	From one to five years	Total
December 31, 2015
NDF BRL x USD (CGTF)	(117)	(2,456)	(2,327)	—	(4,900)
Interest rate swap (Ampla Energia and Coelce)	—	—	(7,743)	(1,632)	(9,375)

	(117)	(2,456)	(10,070)	(1,632)	(14,275)

December 31, 2014
Interest rate swap (Ampla Energia and Coelce)	—	—	(8,586)	(3,032)	(11,618)

	—	—	(8,586)	(3,032)	(11,618)

In order to avoid any emergency cash need, the Group uses overdraft facilities that it has taken out as a short-term cash source. We set out below the table on the final position at December 31, 2015 and December 31, 2014 regarding the use of this facility:

Secured account	12/31/2015	12/31/2014
Agreed	410,000	485,000

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

20.	Financial instruments and operational risks (Continued)

Valuation of financial instruments

In order to determine the fair value of loans and financing, the Enel Group’s management used discounted future cash flows at rates deemed as fair to carry out new operations in the market. Regarding the fair value of debentures the quotations traded on the secondary market were adopted.

Hierarchical fair value

There are three levels for the classification of fair value relating to financial instruments and hierarchical level is considered to define priority for unadjusted quoted prices in an active market for financial assets or liabilities. The classification of hierarchical levels may be presented as outlined below:

•	Level 1 — Data from an active market (unadjusted quoted price) allowing daily access including on the date of fair value measurement.

•	Level 2 — Data different from that from the active market (unadjusted quoted price) included in Level 1, extracted from the pricing model based on observable market data.

•	Level 3 — Data from a pricing model based on unobservable market data.

			12/31/2015		12/31/2014
	Category	Level	Book value	Fair value	Book value	Fair value
Assets
Cash and cash equivalents	Fair value through P&L	2	509,396	509,396	864,071	864,071
Marketable securities	Fair value through P&L	2	206,168	206,168	230,313	230,313
Guarantees deposits	Loans and receivables	2	91,386	91,386	82,372	82,372
Consumers, concessionaires and permittees, net	Loans and receivables	2	2,012,178	2,012,178	1,368,336	1,368,336
Derivative financial instruments	Loans and receivables	2	10,453	10,453	16,209	16,209
Account receivables from Portion A and other financial items	Loans and receivables	2	841,451	841,451	722,198	722,198
Indemnification assets (concession)	Available for sale	3	2,722,423	2,722,423	2,125,968	2,125,968
Liabilities
Loans and financing in local currency	Loans and receivables	2	1,528,341	1,419,864	1,489,316	1,473,502
Debentures in local currency	Loans and receivables	2	1,586,217	1,554,540	1,590,379	1,592,056
Loans and financing in foreign currency	Loans and receivables	2	10,940	9,406	7,440	7,034
Derivative financial instruments - (energy purchase)	Loans and receivables	2	4,712	4,712	—	—
Trade accounts payable	Loans and receivables	2	1,665,365	1,665,365	1,384,819	1,384,819

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

20.	Financial instruments and operational risks (Continued)

Hierarchical fair value (Continued)

The amounts of the curve and market value of the derivative instrument (swap) of December 31, 2015 are as follows:

Derivative	Curve value	Market value (book)	Diference
COELCE
Swap DI x PRÉ 08.11.12 HSBC Bank Brasil S.A.	598	3,156	2,558
Ampla Energia
Swap DI x PRÉ 03.09.12 HSBC Bank Brasil S.A.	205	5,591	5,386
Swap DI x PRÉ 08.11.12 HSBC Bank Brasil S.A.	135	1,706	1,571
CGTF
NDF BRL x USD Itaú	(4,900)	(4,712)	188

Total	(3,962)	5,741	9,703

The estimated market value of swap transactions was determined based on the discounted present value of future cash flows model, discounted at market rates presented by the BM&F as of December 31, 2015.

At December 31, 2015 and December 31, 2014, the Group had swap operations, as shown below:

COELCE

				Notional values
Counterparty	Agreement date	Maturity date	Position	12/31/2015	12/31/2014
HSBC Bank Brasil S.A.	11/8/2012	10/17/2016	CDI + 0.97% p.a. 9.43% p.a.	(3,156)	(5,569)

Ampla Energia

				Notional values
				Local currency
Counterparty	Agreement date	Maturity date	Position	12/31/2015	12/21/2014
HSBC Bank Brasil S.A.	09/03/2012	06/16/2017	CDI + 1.02% p.a. 10.05% p.a.	(5,591)	(6,235)
HSBC Bank Brasil S.A.	11/08/2012	06/16/2016	CDI + 1.20% p.a. 9.59% p.a.	(1,706)	(4,405)

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

20.	Financial instruments and operational risks (Continued)

Hierarchical fair value (Continued)

CGTF

					Notional values
					Foreign Currency	Local Currency		Fair Value		Accumulated effect up to 12/31/2015
Description	Contraparty	Agreement date	Maturity date	Position	12/31/15	12/31/15		12/31/15		Receivables or received	Payables or Paid
NDFs
(+) Asset				USD	USD 4,360	R$	17,016	R$	17,358	—		—
(-) Liability	Itaú	18/09/15	22/01/16	BRL				R$	17,473	—		—

(=) Adjustment								(R$	115)	—	(R$	115)

(+) Asset				USD	USD 4,654	R$	18,162	R$	18,325	—		—
(-) Liability	Itaú	28/09/15	22/02/16	BRL				R$	19,548	—		—

(=) Adjustment								(R$	1,223)	—	(R$	1,223)

(+) Asset				USD	USD 4,353	R$	16,990	R$	17,067	—		—
(-) Liability	Itaú	28/09/15	22/03/16	BRL				R$	18,229	—		—

(=) Adjustment								(R$	1,162)	—	(R$	1,162)

(+) Asset				USD	USD 4,654	R$	18,162	R$	18,166	—		—
(-) Liability	Itaú	28/09/15	22/04/16	BRL				R$	19,432	—		—

(=) Adjustment								(R$	1,266)	—	(R$	1,266)

(+) Asset				USD	USD 3,152	R$	12,303	R$	12,184	—		—
(-) Liability	Itaú	28/09/15	22/05/16	BRL				R$	13,129	—		—

(=) Adjustment								(R$	945)	—	(R$	945)

21.	Taxes payable

	12/31/2015	12/31/2014
State Value-Added Tax — ICMS	249,977	67,091
Income tax and social contribution	159,687	33,702
Services Tax — ISS	4,766	4,402
Contribution Tax on Gross Revenue for Social Integration Program — PIS	13,849	5,933
Contribution Tax on Gross Revenue for Social Security Financing — COFINS	64,859	27,568
PIS/COFINS/IRRF/CSRF (withheld at source)	4,344	3,243
Social contributions	9,024	4,292
Other taxes and contributions	59,059	27,174

Total	565,565	173,405

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

Years ended December 31, 2015, 2014 and 2013

(In thousands of reais, unless otherwise stated)

22.	Related parties

The Enel Group carries out operations with related parties that belong to the same economic group, and the balances, nature and total of transactions and effects on the consolidated financial statements are as follows:

				12/31/2015					12/31/2014
Companies	Ref.	Type of transaction	Current assets	Non-current assets (*)	Current liabilities (*)	Non-current liabilities (*)	Revenues (expenses)	Intangible assets	Non-current assets (*)	Current liabilities (*)	Non-current liabilities (*)	Revenues (expenses)	Intangible assets
Fundação COELCE de Seguridade Social — FAELCE		Acknowledgment of debt	—	—	—	—	—	—	—	770	—	—	—
	(a.1)	Pension plan	—	—	2,040	85,396	(8,882)	431	—	—	90,312	(2,719)	406
Fundação Brasiletros	(a.2)	Pension plan	—	—	—	491,635	(44,757)	—	—	—	445,033	(47,753)	—
CEMSA — Comercializadora de Mercosur S.A.	(b)	Energy transportation	—	92,252	—	93,270	4,604	—	86,686	—	86,182	20,527	—
Endesa Costanera S.A.	(b)	Energy transportation	—	34,855	—	34,594	1,855	—	33,011	—	32,324	7,557	—
Enel Energy Europe	(c)	Services rendered	—	—	2,143	—	(2,143)	—	—	2,894	—	(3,718)	—
Enel Ingegneria e Innovazione	(d)	Services rendered	—	—	—	—	—	—	—	2,417	—	(630)	—
Enel Green Power Desenvolvimento Ltda,		Services rendered	—	—	—	—	—	—	—	1,597	—	—	—
Enel SPA	(e)	Services rendered	—	—	67,060	—	(67,060)	—	—	—	—	—	—
EGP — Joana Eólica		Energy transportation	3	—	—	—	37	—	—	—	—	—	—
EGP — Modelo i Eólica		Energy transportation	3	—	—	—	36	—	—	—	—	—	—
EGP — Modelo II Eólica		Energy transportation	3	—	—	—	32	—	—	—	—	—	—
EGP — Primavera Eólica		Energy transportation	2	—	—	—	28	—	—	—	—	—	—
EGP — São Judas Eólica		Energy transportation	2	—	—	—	27	—	—	—	—	—	—
EGP — Cristal Eólica		Energy transportation	2	—	—	—	28	—	—	—	—	—	—
EGP — Emiliana Eólica		Energy transportation	3	—	—	—	40	—	—	—	—	—	—
EGP — Pau Ferro Eólica		Energy transportation	2	—	—	—	18	—	—	—	—	—	—
EGP — Pedra do Gerônimo Eólica		Energy transportation	2	—	—	—	18	—	—	—	—	—	—
EGP — Tacaicó Eólica		Energy transportation	2	—	—	—	11	—	—	—	—	—	—
EGP — Soluções Energéticas		Energy transportation	—	—	—	—	2	—	—	—	—	—	—
EGP — Maniçoba Eólica		Energy transportation	3	—	—	—	14	—	—	—	—	—	—
EGP — Esperança Eólica		Energy transportation	3	—	—	—	13	—	—	—	—	—	—
EGP — Damascena Eólica		Energy transportation	3	—	—	—	14	—	—	—	—	—	—
Enel Green Power Participações Ltda.		Energy transportation	168	—	7,886	—	(71,007)	—	—	—	—	—	—

			201	127,107	79,129	704,895	(187,072)	431	119,697	7,678	653,851	(26,736)	406

(-) Pension plan			—	—	(2,040)	(577,031)	—	—	—	(770)	(535,345)	—	—

Total related parties			201	127,107	77,089	127,864	(187,072)	431	119,697	6,908	118,506	(26,736)	406

*	Those amounts are presented as accounts receivable (see Note 7), trade payables (see Note 17), post-employment benefits (see note 26).

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2015 and 2014

(In thousands of reais, unless otherwise stated)

22.	Related parties (Continued)

The main conditions related to transactions between related parties are described below:

a)	Private pension obligations

a.1)	Private Pension — FAELCE

Subsidiary COELCE, as the sponsor of FAELCE, performs monthly transfers for the financial maintenance of FAELCE and makes contributions to the actuarial reserve for private pension plans of employees of subsidiary COELCE, classified as for “Defined Benefits” and “Defined Contribution”. For further details, see Note 26.

a.2)	Fundação Ampla de Seguridade Social — BRASILETROS

Subsidiary Ampla Energia, as the sponsor of Fundação Ampla de Seguridade Social — BRASILETROS, performs monthly transfers for the maintenance of that entity and financial contributions to the actuarial reserve of the private pension plans of employees of the subsidiary classified as PCA (Supplementary Private Pension Plan) and PACV (Private Pension Plan with Variable Contribution). For further details, see Note 26.

b)	CEMSA — Comercializadora del Mercosur S.A. and Endesa Costanera S.A.

The accounts payable with CEMSA and Costanera in the amounts of R$124,864 as at December 31, 2015 (R$118,506 for 2014) are due to the purchase of electricity for resale in the Brazilian market held in previous years. The balances are financially updated on a monthly basis, incurring also the currency fluctuations, as the contract was settled on US dollars.

c)	Enel Energy Europe

The Company has a contract with Enel Energy Europe referring to software licensing, implementation and maintenance services.

This agreement totaled R$4,219 as services cost for the year ended December 31, 2015 (R$3,718 and R$3,208 for 2014 and 2013, respectively), and the corresponding liability of R$4,219 at December 31, 2015 (R$2,894 for 2014).

d)	Enel S.p.A.

The Group has a contract with Enel S.p.A. relating to technology services, structure and availability of human resources.

Management Compensation

The Group’s compensation paid to the key management personnel for the year ended December 31, 2015 totaled R$14,330 (R$12,468 for 2014), which refers to short-term benefits. Management compensation paid by the Group for the year ended December 31, 2015 aggregated R$50,522 (R$38,217 in 2014).

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2015 and 2014

(In thousands of reais, unless otherwise stated)

23.	Provision for tax, civil and labor risks

Management believes that all provisions set up are sufficient to cover any losses from the proceedings pending trial. Based on the opinion of legal counsel, a provision was set up for all legal proceedings of which the chances of loss were estimated as probable for the Group.

a)	Provisions for probable contingent liabilities

Below is a statement showing the changes in provisions for contingencies at December 31, 2015, compared to prior periods:

Description	12/31/2014	Additions	Disposals / reversals	Monetary restatement	Payment	12/31/2015
Labor (i)	190,935	34,445	(26,351)	40,585	(17,697)	221,917
Civil (ii)	313,126	122,190	(68,071)	100,534	(85,881)	381,898
Tax (iii)	31,948	—	—	2,680	(610)	34,018
Regulatory (iv)	127,887	7,326	(2,243)	2,529	(38,573)	96,926
Environmental (v)	3,000	—	—	—	—	3,000

Total	666,896	163,961	(96,665)	146,328	(142,761)	737,759

Description	12/31/2013	Additions	Disposals / reversals	Monetary restatement	Payment	12/31/2014
Labor (i)	186,506	49,068	(44,161)	16,590	(17,068)	190,935
Civil (ii)	292,883	122,203	(63,712)	42,907	(81,155)	313,126
Tax (iii)	68,341	1,566	(1,407)	(17,882)	(18,670)	31,948
Regulatory (iv)	87,877	—	—	59,627	(19,617)	127,887
Environmental (v)	3,000	—	—	—	—	3,000

Total	638,607	172,837	(109,280)	101,242	(136,510)	666,896

(i)	Labor risks

They refer to various labor suits claiming, among others, indemnification for damages, reinstatement to work, overtime pay, risk exposure additional, severance pay and salary pay differences. In addition, there are suits relating to employees of subcontractors who claim employment relationship with the subsidiaries and equalization with rights of employees of such subsidiaries.

(ii)	Civil risks

These encompass civil lawsuits, including consumer-related matters, in which the subsidiaries are defendants, and a significant portion of the provision is linked to proceedings claiming indemnification for accidents with electricity, compensation for tariff adjustment allegedly illegal and less complex proceedings pending trial by small claims courts.

The remaining provision balance is divided into lawsuits claiming indemnification for damages due to voltage fluctuation in electricity supply, disruption of supply, improper collection of amounts and others in connection with consumer-related matters.

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2015 and 2014

(In thousands of reais, unless otherwise stated)

23.	Provision for tax, civil and labor risks (Continued)

a)	Provisions for probable contingent liabilities (Continued)

(iii)	Tax risks

Ampla Energia:

Rio de Janeiro State filed a Tax Enforcement Claim to collect tax debts arising from alleged tax underpayment, from February 1999 to September 2000, amounting to R$12,326 at December 31, 2015 (R$11,694 in 2014).

Tax notices issued by the Rio de Janeiro State for collection of State value-added tax (ICMS), for the period from December 1996 to November 1998, and November 1998 to March 1999, arguing that assets acquired for fixed assets purposes were not related to the subsidiary’s business activity. Such case is accrued for in the total amount of R$4,991 (R$4,771 in 2014).

(iv)	Regulatory Risk

Ampla Energia

Punitive regulatory proceedings are regulated by ANEEL Administrative Ruling No, 063/2004. The penalties provided for in the regulation range from warning to revocation of the concession or permission.

Initially, the subsidiary is served a notice by the regulator about any nonconformity identified. The subsidiary will have 15 days to respond to such notice. Subsequently, if any irregularities are confirmed, a violation notice is issued with penalties to nonconformities. The subsidiary will have 10 days to file an appeal.

These penalties are applicable to all agents of the electric energy industry and calculated based on billing.

(v)	Environmental Contingencies

CDSA

The provision made in the amount of R$3,000 refers to the environmental lawsuit filed in 2001 by the Goiás State Office of the Public Prosecutor against CDSA, pending trial in the judicial district of Cachoeira Dourada, for alleged damages caused by the installation of the dam where the hydroelectric Power plant of Cachoeira Dourada was built.

Lower trial court’s judgment was rendered in favor of CDSA, which was reversed by the Appellate Court, determining conduction of an expert inspection to determine any possible damages. CDSA filed a special appeal against the judgment.

Legal advisors, conservatively, recommended recognizing a provision, in view of the case nature and taking into account professional experience in similar cases involving environmental damage with resolution negotiated with the Office of the Public Prosecutor.

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2015 and 2014

(In thousands of reais, unless otherwise stated)

23.	Provision for tax, civil and labor risks (Continued)

b)	Contingencies involving possible loss

There are proceedings against the Enel Group of tax, civil and labor nature, for which a provision has not been recognized, since they involve risk of loss classified by management and its legal counsel as possible, which total approximately R$4,606,082 at December 31, 2015 (R$4,310,892 in 2014).

(i)	Labor risks

The main labor cases are related to overtime payment, job reinstatement, secondary and joint liability, salary differences, severance pay, indemnification for pain and suffering and material damage, accidents at work, etc.

(ii)	Civil risks

The legal position of subsidiaries includes civil lawsuits mostly claiming from defendant indemnification for pain and suffering and material damages.

CIEN

Tractebel Energia S.A. (“Tractebel”)

Tractebel filed an ordinary action claiming alleged noncompliance, by CIEN, with the “Sale Agreement of 300MW of Firm Power and Associated Energy from Argentina” executed on October 20, 1999, by and between CIEN and Centrais Geradoras do Sul do Brasil S.A. (Gerasul), and Tractebel as its successor, According to this action, Tractebel requests that CIEN be condemned to pay the termination fine in the estimated amount of R$117 million, in addition to penalties alleged applicable for non-availability of “firm power and associated energy”, of which the amounts would be calculated at the stage of liquidation of the award and cannot be currently estimated, Also according to this action, Tractebel ignored the widely acknowledged current crisis in Argentina, which started in 2005, and its effects on said agreement and the ongoing statements made by the applicable Brazilian authorities who released CIEN, and its clients, including Tractebel itself, from any regulatory penalties, since they have recognized that the crisis in Argentina was a factor alien to CIEN’s will and beyond its control, CIEN has challenged the action and alleged “force majeure” event preventing the performance of contractual obligations, The claim is currently suspended until the outcome of another legal claim involving the parties, whose matter impairs the development of the former.

Furnas — Centrais Elétricas S.A. (“Furnas”)

Furnas filed an ordinary action claiming alleged noncompliance by CIEN with the “Agreement for Firm Power with Associated Energy”, executed on May 5, 1998, to acquire 700 MW from Argentina, According to the action, Furnas requests that CIEN be condemned to pay the termination fine in the estimated amount of R$520 million and refunds and penalties of which the amounts would be calculated in the stage of liquidation of the award and these cannot be currently determined, Also, according to the action, Furnas ignored the widely acknowledged current crisis in Argentina, which started in 2005, and its effects on said agreement and the ongoing statements made by the applicable Brazilian authorities who released CIEN, and its clients, including Furnas itself, from any regulatory penalties, since they have recognized that the crisis in Argentina was a factor alien to CIEN’s will and

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2015 and 2014

(In thousands of reais, unless otherwise stated)

23.	Provision for tax, civil and labor risks (Continued)

b)	Contingencies involving possible loss (Continued)

CIEN (Continued)

beyond its control, CIEN has challenged the action and alleged “force majeure” event preventing the performance of contractual obligations, The claim was ruled not to have grounds in relation to all claims filed by Furnas, Within the deadline to file an appeal, a petition was presented by Furnas, currently pending decision, CIEN has not yet had access to the contents of such petition.

(iii)	Tax risks

Enel Brasil

Notices of delinquency — Brazilian IR

In 2014, the Brazilian IRS served a notice of delinquency requiring the collection of income tax on dividends supposedly distributed in excess in 2009 and 2010. The Company filed a protest letter and waits for the decision to be handed down at the Brazilian IRS appellate division level. The relevant amount, updated at December 31, 2015, is R$233,300 (R$212,334 in 2014).

Notices of delinquency — PIS/Cofins

In 2006, the Brazilian IRS filed two tax assessments for the collection of PIS and Cofins on interest on equity and other financial income, earned from 2001 to 2005. In the first administrative level, infraction notices were judged partially founded, rejected in relation to financial income.

In the face of facts and administrative law, the company in August 2014 paid the portion considered as probable loss (amounts related to PIS and Cofins on interest on equity) equal to the amount required under the REFIS in accordance with Law No. 12,996 / 14.

The remaining portion of the notices of delinquency whose likelihood of loss was rated as possible, amounts to R$21,756 for Cofins (R$19,425 in 2014) and R$3,080 for PIS (R$2,750 in 2014) on financial income earned during the effectiveness of Law nº 9,718/98 and after the effectiveness of Decree nº 5,164/2004.

COELCE

Following are significant claims to which legal advisors estimate the likelihood of loss as possible and which do not require any provision to be established.

•	At the state level, the subsidiary has been holding discussions on various ICMS matters, amounting to R$333,750 at December 31, 2015 (R$307,636 in 2014), as follows: special regime from Agreement No, 035/91; master records of tax exempt, immune and non — taxable consumers; credit on capital expenditures; transfer of credits; cancellation of invoices; reversal of credit — low income consumer; tax on certain operations; energy acquired for own consumption and difference between values recorded and values reported in the tax statements.

•	At City level, the subsidiary is party to legal and administrative proceedings in the City of Fortaleza, referring to the Service tax (ISS), totaling R$35,685 at December 31, 2015 (R$50,792 in 2014). These refer to: ancillary services; personal property leases; amounts withheld at source, and services rendered in other cities, In the City of Iguatu, tax enforcement amounting to R$3,370 at December 31, 2015 (R$3,083 in 2014).

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2015 and 2014

(In thousands of reais, unless otherwise stated)

23.	Provision for tax, civil and labor risks (Continued)

b)	Contingencies involving possible loss (Continued)

(iii)	Tax risks (Continued)

Ampla Energia

Tax withheld at source — Issue of Fixed Rate Notes (FRN)

In 2005 the Brazilian IRS issued a tax notice, as it understood that the subsidiary was no longer subject to the zero rate tax benefit of the Withholding income tax (IRRF) levied on interest and other income transferred to parties abroad, due to Fixed Rate Notes (FRN) issued by the subsidiary in 1998. A decision awarded to an appeal was favorable to the subsidiary. The subsidiary was served notice about the decisions handed down by the Administrative Board of Tax Appeals (CARF), whereby the Tax Notice was deemed founded. As a result, the subsidiary filed for a provisional remedy for guarantee anticipation in order to obtain a certificate attesting to the regular payment of existing tax debts. This is still under discussion by means of a legal proceeding. The amount involved in this proceeding, restated at December 31, 2015, is R$1,127,837 (R$1,068,018 in 2014).

COFINS

Delinquent tax collection procedures in connection with a notice of delinquency served by the Brazilian IRS in 2003 to collect COFINS debts from a supposed default from December 2001 to March 2002. The value involved in the claim, restated at December 31, 2015, reaches R$149,174 (R$142,141 in 2014).

ICMS — Due date

The Rio de Janeiro State Finance Office served in 2005 a notice of delinquency in connection with a voluntary payment, out of the legal due date set by Decree No, 31,632/02, of ICMS and ICMS surtax earmarked for the State Fund to Combat Poverty, without payment of legal interest and fines. In 2012 the subsidiary was noticed of the decision made by the Full Bench Board, which upheld the notice of delinquency and filed an appeal to the State Finance Officer. Notwithstanding the appeal filed, delinquent tax collection procedures were initiated, and the subsidiary has been discussing the matter through legal claims. The amount involved in these claims, restated at December 31, 2015, reaches R$284,798 (R$268,912 in 2014).

ICMS — Various subjects

At the state level, the subsidiary has been holding discussions on various ICMS matters, amounting to R$187,062 at December 31, 2015 (R$199,158 in 2014), as follows: due date; credit on capital expenditures; offsetting of credits; outgoing goods for repair; comparison between management reports and tax registers and prior months’ cancellations.

Local issues

At local level, the subsidiary has been challenging, with the Niterói, Rio Bonito and Rio das Ostras Cities, issues related to the Soil Use Charge, and, with the City of Niterói, issues related to the occupation charge, totaling R$35,485 at December 31, 2015. As regards the ISS, there is a tax notice issued by the City of Cabo Frio and tax enforcement filed by the City of Niterói, amounting to R$10,830 and R$1,887, respectively, at December 31, 2015 (R$10,296 and R$1,739 in 2014, respectively).

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2015 and 2014

(In thousands of reais, unless otherwise stated)

23.	Provision for tax, civil and labor risks (Continued)

b)	Contingencies involving possible loss (Continued)

(iii)	Tax risks (Continued)

Ampla Energia (Continued)

In addition to these proceedings, as of December 31, 2015, the subsidiary is party to other proceedings involving lower amounts, in connection with IRPJ, PIS, COFINS, ICMS, IPTU and ISS, in the restated amount of R$10,144 (R$6,955 in 2014).

CDSA

CSLL — offsetting of tax loss balance

The Brazilian IRS served the subsidiary a tax notice for the offsetting of tax base losses computed in base years 1998 to 1999, The subsidiary filed a declaratory judgment action, claiming for full deposit of the debt amount, to discuss the matter in court. The appeal of this matter is pending judgment, The restated proceeding amount in December 2015 is R$17,931 (R$17,182 in 2014).

In addition to these proceedings, the subsidiary is party to other tax proceedings involving lower amounts, totaling R$764 at December 31, 2015 (R$747 in 2014).

CGTF

PIS and COFINS

The subsidiary was served a notice by the Brazilian IRS for differences between PIS and COFINS amounts reported and those recorded in November 2003 and from February to November 2004. The subsidiary is awaiting a decision on its appeal by CARF. The tax notice restated amount is R$75,491 in December 2015 (R$71,205 in 2014).

CIEN

PIS/COFINS

The National Finance Department filed two tax enforcement actions to collect PIS and COFINS debts, in the restated amount of R$7,697 at December 31, 2015 (R$5,108 in 2014). The subsidiary is awaiting judgment of the appeals filed.

IRPJ/CSLL

Brazilian IRS issued a tax notice on December 29, 2008, to collect IRPJ and CSLL debts arising from underpayment in 2003. The subsidiary partially paid the tax notice, and challenged the portion related to the collection of a single fine in December 2003. The challenged amount is R$10,130 (restated) at December 31, 2015 (R$7,209 in 2014).

c)	Contingent asset

Ampla Energia

In connection with the Motion to set aside the judgment filed by the Public Treasury, an unappealable decision by way of Writ of Mandamus whereby subsidiary Ampla COFINS contribution tax immunity until year 2001 had been recognized was confirmed in March 2010, Subsidiary Ampla currently seeks

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2015 and 2014

(In thousands of reais, unless otherwise stated)

23.	Provision for tax, civil and labor risks (Continued)

b)	Contingencies involving possible loss (Continued)

(iii)	Tax risks (Continued)

Ampla Energia (Continued)

refund of amounts paid in a specific suit. The likelihood of loss is remote since the sole subject matter of this proceeding is claiming refund of amounts unduly paid (recognized as such by operation of the COFINS immunity confirmed), and there is nothing further to object to subsidiary Ampla Energia’s right to said refund, The updated amount of this process at December 31, 2015 is R$166,758 (R$161,686 in 2014)

Escrow deposits

The group has some deposits related to certain of the lawsuits, which are presented below

	12/31/2015	12/31/2014
Labor	197,135	169,315
Civil	68,312	54,511
Tax	28,934	37,894

Total	294,381	261,720

24.	Equity

a)	Capital

At December 31, 2015, fully subscribed and paid-in capital is represented by 178,692,925 voting common shares with no par value (178,692,925 in 2014)

At December 31, 2015 and December 31, 2014, the Company’s equity holding breaks down as follows:

	12/31/2015		12/31/2014		12/31/2013
	Number of common shares	% equity interest	Number of common shares	% equity interest	Number of common shares	% equity interest
Empresa Nacional de Electricidad S.A.	60,299,607	33.75	60,299,607	33.75	60,299,607	33.75
Cono Sur Participaciones S.A.	—	—	—	—	—	—
Enersis S.A.	87,200,363	48.80	87,200,363	48.80	87,200,363	48.80
Chilectra S.A.	9,275,291	5.19	9,275,291	5.19	9,275,291	5.19
Chilectra Inversud S.A.	10,342,306	5.79	10,342,306	5.79	10,342,306	5.79
Edegel S.A.	6,957,053	3.89	6,957,053	3.89	6,957,053	3.89

Grupo Enel	174,074,620	97.42	174,074,620	97.42	174,074,620	97.42

Treasury shares	4,618,298	2.58	4,618,298	2.58	4,618,298	2.58
Board of directors’ members	7	—	7	—	7	—

Other	4,618,305	2.58	4,618,305	2.58	4,618,305	2.58

Total	178,692,925	100.00	178,692,925	100.00	178,692,925	100.00

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2015 and 2014

(In thousands of reais, unless otherwise stated)

24.	Equity (Continued)

b)	Legal reserve

The Company’s Articles of Incorporation sets forth that 5% of the annual net income will be used to set up legal reserve, which shall not exceed 20% of the Company’s capital.

From 2012 on, the Company no longer recognizes a legal reserve, in compliance with the provisions of Article 193, paragraph 1, of Law No, 6,404/76, since the sum-up of its capital reserve and legal reserve exceeded 30% of capital.

c)	Statutory reserve for working capital

As provided for by the Company’s Articles of Incorporation, the remaining income for the year, after dividend distribution, will be allocated to a statutory reserve for working capital, except for an adverse resolution at the General Shareholders’ Meeting, as proposed by the Board of Directors. The total of the statutory reserve for working capital amount should not exceed the amount of the subscribed capital.

As presented in the note below, at December 31, 2015, the Group destined the amount of R$341,059 (R$506.680 in 2014) to the constitution of a statutory reserve for working capital.

d)	Dividends

In accordance with the Company’s Articles of Incorporation, the mandatory minimum dividend is 25% on adjusted net income, as set forth by Article 202 of Law no 6,404/76.

12/31/2015
Net income for the year	455,805
(+) Depreciation of PP&E (deemed cost)	24,866
(+) Unclaimed dividends	242

Adjusted profit	480,913
(-) Mandatory minimum dividends (25%)	120,228

360,685
Remeasurement loss on subsidiaries’ pension plans	(19,626)

Income reserve - statutory reserve for working capital	341,059

By resolution of the Annual General Meeting held on April 30, 2015, the dividend balance of R$175,759, related to the net income for the year ended December 31, 2014 would be paid until December 31, 2015. At December 30, 2015 shareholders issued individual letter of consent authorizing the Company to postpone dividend payment until December 2017 in order to enhance its liquidity.

e)	Capital reserve

In 2005, shareholders increased the Company’s capital through investments in its current subsidiaries. This capital increase was divided into paid-up capital and capital reserve — Goodwill at the amount exceeding the value attributed to capital.

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2015 and 2014

(In thousands of reais, unless otherwise stated)

24.	Equity (Continued)

f)	Other comprehensive income

f.1)	Other comprehensive income — actuarial gains and losses

Pursuant to the standard IAS 19 — Employee Benefits (“IAS 19”), remeasurement gains and losses generated by adjustments and changes in actuarial assumptions of pension and retirement benefit plans and actuarial commitments referring to the health plan must be recognized under other comprehensive income, For the year ended December 31, 2015, the Company recognized the net balance of remeasurement losses, under other comprehensive income, in the amount of R$41,908 (R$42,073 in 2014).

f.2)	Other comprehensive income — cumulative translation adjustment

Pursuant to IAS 21, which determines that the effects of exchange variation on foreign investments be recognized under other comprehensive income, for the year ended December 31, 2015, the Company recognized the gain amount of R$42,302 (gain of R$2,089 in 2014, from the translation of financial statements of foreign subsidiaries, Compañia de Transmisión Del Mercosul S.A. — CTM and Transportadora de Energia S.A. — TESA).

f.3)	Other comprehensive income — gains and losses from cash flow hedge

Pursuant to IAS 39, which determines that the effective portion of gains or losses from derivative financial instruments classified as cash flow hedge be directly recognized in equity under other comprehensive income, for the year ended December 31, 2015 the Company recognized the net amount of R$7,441 (R$1,953 in 2014) in other comprehensive income.

g)	Excess of income reserves

In December 31, 2015, the accumulated balance of income reserves is greater than the amount of capital. The General Shareholders’ Meeting to be held in April 2016, will decide on the application of these excess reserves in order to meet the defined in article 199 of Corporate Law.

25.	Commitments

The Group’s main long-term-contract-related commitments are as follows:

COELCE

The commitments related to the long-term contracts related to energy purchase will occur in the amount of R$2,315,471 in 2016, R$2,462,972 in 2017, R$2,661,669 in 2018 and R$62,541,029 after 2018.

The amounts related to power purchase agreements represents the total volume agreed at the current price at the end of the 2015 fiscal year that were approved by ANEEL.

Ampla Energia

The commitments related to the long-term contracts related to energy purchase will occur in the amount of R$2,318,300 in 2016, R$2,330,151 in 2017, R$2,533,185 in 2018 and R$48,980,760 after 2018.

The amounts related to power purchase agreements represents the total volume agreed at the current price at the end of the 2015 fiscal year that were approved by ANEEL.

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2015 and 2014

(In thousands of reais, unless otherwise stated)

25.	Commitments (Continued)

CDSA

The subsidiary CDSA maintains energy supply agreements signed with free customers and distributors through the CCEARs (agreements of purchase and sale of energy in the regulated environment).

	2016	2017	2018	2019	2020
Gross revenue	573,448	548,335	724,133	725,097	752,220

26.	Post-employment benefits

Ampla Energia

The subsidiary Ampla Energia sponsors a pension fund managed by Ampla Social Security Foundation (BRASILETROS), a non-profit closely-held entity of private law for supplementary private pension plan. This Foundation manages two benefit plans: one is a defined benefit plan (Supplementary Retirement Plan — PCA), the main purpose of which is supplementing the benefits to which it is entitled, such as social security insured parties and the subsidiary’s employees; and a defined contribution plan (Variable Contribution Retirement Plan — PACV), the main purpose of which is granting benefits from accumulated reserves on behalf of the participants.

The retirement and pension benefit plans are actuarially evaluated in order to measure the sponsor’s commitments with benefit plans offered to its employees and former employees, The balance recorded at December 31, 2015, in the amount of R$491,635 (R$455,033 for 2014), corresponds to the total liabilities of the sponsor in relation to the plan of benefits.

The plans managed by subsidiary have the following key characteristics:

a)	Supplementary Retirement Plan — PCA (Defined Benefit)

Sponsor

The BD plan is under the capitalization regime for retirement, pension and aid benefits. The contributions are determined based on actuarial studies prepared by independent actuaries, and in accordance with the applicable rules in Brazil.

Active participants

At December 31, 2015 there are only two active participants employed by the Company.

Assisted participants

This contribution is set on an annual basis, based on the funding plan, which currently corresponds to the same cumulative percentages effective to the active participants.

At December 31, 2001, the subsidiary Ampla Energia recorded actuarial deficit amounting to R$118,221, presented in the Supplementary Retirement Plan (PCA), in accordance with CVM Rule No, 371 of December 13, 2000. This deficit was supported by the contract executed on January 1, 2002 with BRASILETROS, setting forth that the deficit would be amortized within 20 years with a grace period of 2 and a half years at a 6% interest rate per annum, plus INPC variations.

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2015 and 2014

(In thousands of reais, unless otherwise stated)

26.	Post-employment benefits (Continued)

Ampla Energia (Continued)

b)	Variable Contribution Retirement Plan — PACV (Defined Contribution)

Sponsor

It contributes with 5.85% of the active participants’ payroll, of which 4.43% is destined to cover benefits and 1.42% to administrative expenses.

Active participants

PACV active participants shall make the contribution described in the Plan Rules, given that the average percentage calculated based on the PACV active population at the evaluation base date is equivalent to 5.08% of the PACV active participants’ payroll.

c)	Retiree’s health care plan (PAMA)

Ampla Energia is obliged to grant health care benefits only to former employees who were dismissed up to December 31, 1997 and who evidenced their absence through the public pension system. These benefits are optional and covered by Ampla Energia and the users on a pre-paid basis.

The plan is managed by Unimed Leste Fluminense by way of agreements with a periodic contribution adjustment clause in view of the group’s loss ratio. The cost is calculated per capita according to a table broken down into 10 age ranges, in accordance with the criteria allowed by ANS.

The plan may be divided into 3 different groups, which share the same policy:

•	Assets — the plan is granted to employees and dependents. The cost collected from employees is determined by Ampla Energia according to the table broken down into three age ranges, collected by family group or family members. Since the contribution is made by employees, it generates life benefits after 10 years of contribution, pursuant to Law no 9,656.

•	Retirees Law no 9,656 — the group that exercised the right to remain in the plan, provided that they make contributions at their own expenses, pursuant to Law No, 9,656. The cost is directly collected by Unimed, the plan’s manager, and contributions per capita are structured by age range.

•	Retirees PDI — the group of retirees and dependents who enjoy the benefit to remain in the plan, and the costs are determined according to the same rules applied to that of employees, that is, contribution tables with three age ranges, collected by family group or family member in the plan.

d)	Benefit of payment of FGTS fine upon retirement

Subsidiary Ampla Energia has a Retirement Program ensuring the payment of at least 40% of the FGTS balance plus the employee’s 30-day resignation notice, observing the employment agreement, solely to those who are resigning for retirement.

Only employees who achieved at least 70% of the length of service at Ampla Energia will be entitled to this benefit.

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2015 and 2014

(In thousands of reais, unless otherwise stated)

26.	Post-employment benefits (Continued)

COELCE

Subsidiary COELCE sponsors a pension fund managed by COELCE Social Security Foundation (FAELCE), a non-profit closely-held entity of private law for supplementary private pension plan. This Foundation manages two benefit plans: one is a defined benefit plan (BD Plan), the main purpose of which is supplementing the benefits to which it is entitled, such as social security insured parties and COELCE employees; and a defined contribution plan (CD Plan), the main purpose of which is granting benefits from accumulated reserves on behalf of the participants.

The plans managed by subsidiary COELCE have the following key characteristics:

a)	Defined Contribution Plan (CD)

The subsidiary makes monthly contributions for CD Plan in the same amount as the participants’ contributions. The contribution amount varies according to the remunerations, given that its calculation is based on the rates of 2.5%, 4.0% and 9.0% applied on a “cascade” basis.

b)	Defined Benefit Plan (BD)

The BD plan is under the capitalization financial regime for retirement, pension and aid benefits.

Sponsor

The BD plan is under the capitalization regime for retirement, pension and aid benefits. The contributions are determined based on actuarial studies prepared by independent actuaries, and in accordance with the applicable rules in Brazil.

Active participants

At December 31, 2015 there is approximately 270 active participant employed by the Company

Assisted participants

This contribution is set on an annual basis, based on the funding plan, which currently corresponds to the same cumulative percentages effective to the active participants.

Plan benefits include:

•	Supplement to disability retirement;

•	Supplement to retirement for contribution time;

•	Supplement to retirement by age;

•	Supplement to special retirement;

•	Supplement to reclusion support;

•	Supplement to pension for death; and

•	Supplement to annual bonus.

The mathematical calculation referring to supplementary retirement and pension benefits of BD plan adopts the projected unit credit method.

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2015 and 2014

(In thousands of reais, unless otherwise stated)

26.	Post-employment benefits (Continued)

COELCE (Continued)

c)	Health Care Plan

The health care plan, managed by Unimed Fortaleza, is ruled by way of agreements with a periodic contribution adjustment clause in view of the group’s loss ratio. The costing is calculated per capita according to a table broken down into 10 age ranges, in accordance with the criteria allowed by ANS.

The plan may be divided into 3 different groups which share the same policy:

•	Active employees — the plan is granted to employees and dependents. The cost collected by the plan’s manager is partially covered by COELCE, subject to the contribution proportion determined based on the related salary range. Since the contribution is made by employees, it generates life benefits after 10 years of contribution, pursuant to Law no 9,656.

•	Retirees Law no 9,656 — the group that exercised the right to remain in the plan, provided that they make contributions at their own expenses, pursuant to Law No, 9,656. The cost is directly collected by Unimed, the plan’s manager, according to the plan rules.

•	Special retirees — a closed group of retirees and dependents, partially borne by COELCE (60%), as a result of negotiations ratified by way of a collective agreement.

d)	Benefit of payment of FGTS fine upon retirement

Pursuant to the collective agreement in force, for retirement cases in any categories, in the event of termination of the employee agreement, the employee will be entitled to receive the fine equal to 40% of the FGTS balance for termination purposes, as set forth in the Act of Temporary Constitutional Provisions (ADCT).

Currently, BD and CD plans of subsidiary COELCE have a total actuarial surplus of R$123,077 at December 31, 2015 (R$147,258 in 2014). Actuarial surplus is not accounted for since, in accordance with the rules of the Brazil’s National Supplementary Pension Board (CNPC) — CGPC Resolution No, 26/2008, as amended by CNPC Resolution no 09/2012, any economic benefits for the sponsor may only be required if the contingency reserve is recognized at its maximum percentage, which is 25% of mathematical reserves, in order to ensure financial balance of the plan due to volatility of these obligations. Surplus may only be used by the sponsor as from such limit to cover future contributions or to be reimbursed thereto. For subsidiary COELCE, this was below 5% at December 31, 2015. For health care plans and FGTS for 2014, liabilities totaled R$87,436 (R$91,082 in 2014).

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2015 and 2014

(In thousands of reais, unless otherwise stated)

26.	Post-employment benefits (Continued)

Reconciliation of opening and ending balances of present value of actuarial obligations

	Ampla Energia		COELCE		Consolidated
	12/31/2015	12/31/2014	12/31/2015	12/31/2014	12/31/2015	12/31/2014

Present value of actuarial obligations at the beginning of the year	1,021,198	933,485	904,974	817,861	1,926,172	1,751,346
Cost of current services	1,837	1,231	3,038	(424)	4,875	807
Cost of interest	121,575	109,714	108,390	97,120	229,965	206,834
Participants’ contribution	22	29	2,287	2,089	2,309	2,118
Benefits paid	(97,301)	(88,353)	(70,087)	(60,038)	(167,388)	(148,391)
Actuarial gain/(loss)	(18,327)	65,092	(54,902)	48,366	(73,229)	113,458

Total present value of actuarial obligation	1,029,004	1,021,198	893,700	904,974	1,922,704	1,926,172

	Ampla Energia	COELCE	Consolidated
	12/31/2013	12/31/2013	12/31/2013

Present value of actuarial obligations at the beginning of the year	1,169,274	964,017	2,133,291
Cost of current services	1,515	7,848	9,363
Cost of interest	110,392	91,449	201,841
Participants’ contribution	27	—	27
Benefits paid	(80,561)	(63,320)	(143,881)
Actuarial gain/(loss)	(267,162)	(182,132)	(449,294)

Total present value of actuarial obligation	933,485	817,862	1,751,347

Reconciliation of opening and ending balances of the fair value of plan assets

	Ampla Energia		COELCE		Consolidated
	12/31/2015	12/31/2014	12/31/2015	12/31/2014	12/31/2015	12/31/2014
Fair value of plan assets at the beginning of the year	646,407	540,146	961,150	910,871	1,607,557	1,451,017
Interest income on assets	78,655	63,192	117,105	110,589	195,760	173,781
Participants’ contribution	22	29	2,287	2,089	2,309	2,118
Sponsors’ contribution	61,967	48,820	16,091	25,395	78,058	74,215
Benefits paid in the year	(97,301)	(88,352)	(70,087)	(60,038)	(167,388)	(148,390)
Actuarial return	(33,093)	82,572	(97,205)	(27,756)	(130,298)	54,816

Fair value of plan assets at the end of the year	656,657	646,407	929,341	961,150	1,585,998	1,607,557

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2015 and 2014

(In thousands of reais, unless otherwise stated)

26.	Post-employment benefits (Continued)

	Ampla Energia	COELCE	Consolidated
	12/31/2013	12/31/2013	12/31/2013
Fair value of plan assets at the beginning of the year	688,378	1,006,903	1,695,281
Interest income on assets	65,192	96,993	162,184
Participants’ contribution	28	4,956	4,983
Sponsors’ contribution	40,962	21,715	62,677
Benefits paid in the year	(80,561)	(63,320)	(143,881)
Actuarial return	(173,853)	(156,376)	(330,229)

Fair value of plan assets at the end of the year	540,146	910,871	1,451,016

Reconciliation of present value of actuarial obligations and plan assets value, with assets and liabilities recorded in the balance sheet

	Ampla Energia		COELCE		Consolidated
	12/31/2015	12/31/2014	12/31/2015	12/31/2014	12/31/2015	12/31/2014
Present value of actuarial obligations	(1,029,004)	(1,021,198)	(893,700)	(904,974)	(1,922,704)	(1,926,172)
Fair value of assets	656,657	646,407	929,341	961,150	1,585,998	1,607,557

Present value of obligations exceeding Fair value of assets	(372,347)	(374,791)	35,641	56,176	(336,706)	(318,615)
Effect of limit for asset recognition	—	—	(123,077)	(147,258)	(123,077)	(147,258)

Net actuarial assets/(liabilities) (*)	(372,347)	(374,791)	(87,436)	(91,082)	(459,783)	(465,873)
Debt raised	(119,288)	(70,242)	—	—	(119,288)	(70,242)

Net actuarial assets/(liabilities) calculated	(491,635)	(445,033)	(87,436)	(91,082)	(579,071)	(536,115)

Current	—	—	(2,040)	(770)	(2.040)	(770)
Non-current	(491,635)	(445,033)	(85,396)	90,312	(577.031)	535,345

(*)	The amount for the Ampla Energia comprises the balance of the agreed debt

	Ampla Energia	COELCE	Consolidated
	12/31/2013	12/31/2013	12/31/2013

Present value of actuarial obligations	(933,485)	(817,862)	(1,751,347)
Fair value of assets	540,146	910,871	1,451,017

Present value of obligations exceeding Fair value of assets	(393,339)	93,009	(300,330)

Effect of limit for asset recognition		(177,515)	(177,515)
Net actuarial assets/(liabilities) (*)	(393,339)	(84,506)	(477,845)
Debt raised		(12,824)	(12,824)

Net actuarial assets/(liabilities) calculated	(393,339)	(97,330)	(490,669)

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2015 and 2014

(In thousands of reais, unless otherwise stated)

26.	Post-employment benefits (Continued)

Expenses recorded in income statements

	Ampla Energia		COELCE		Consolidated
	12/31/2015	12/31/2014	12/31/2015	12/31/2014	12/31/2015	12/31/2014

Current service cost	1,859	1,260	5,325	1,665	7,184	2,925
Participants’ contribution	(22)	(29)	(2,287)	(2,089)	(2,309)	(2,118)

Service cost	1,837	1,231	3,038	(424)	4,875	807

Net interest on the net defined benefit liability/(asset)	42,920	46,522	9,722	8,587	52,642	55,109

Total expenses/ (revenues)	44,757	47,753	12,760	8,163	57,517	55,916

	Ampla Energia	COELCE	Consolidated
	12/31/2013	12/31/2013	12/31/2013
Current service cost	1,542	7,848	9,390
Participants’ contribution	(27)	(4,956)	(4,983)

Service cost	1,515	2,892	4,407

Net interest on the net defined benefit liability/(asset)	48,817	11,965	60,782

Total expenses/ (revenues)	50,332	14,857	65,189

Amount that each main category of plan assets represents in relation to the total fair value of plan assets

	Ampla Energia		COELCE		Consolidated
	12/31/2015	12/31/2014	12/31/2015	12/31/2014	12/31/2015	12/31/2014
Debt securities	416,343	400,662	757,386	779,064	1,173,729	1,179,726
Equity securities	131,822	134,592	64,446	70,244	196,268	204,836
Real estate	94,991	92,341	91,333	90,071	186,324	182,412
Others	13,500	18,811	16,176	21,771	29,676	40,582

Fair value of plan assets	656,656	646,406	929,341	961,150	1,585,998	1,607,556

	Ampla Energia	COELCE	Consolidated
	12/31/2013	12/31/2013	12/31/2013
Debt securities	356,306	690,238	1,046,544
Equity securities	119,613	118,159	237,772
Real estate	47,025	63,586	110,611
Others	17,202	38,888	56,090

Fair value of plan assets	540,146	910,871	1,451,017

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2015 and 2014

(In thousands of reais, unless otherwise stated)

26.	Post-employment benefits (Continued)

Total amounts recorded in other comprehensive income

	Ampla Energia		COELCE		Consolidated
	12/31/2015	12/31/2014	12/31/2015	12/31/2014	12/31/2015	12/31/2014
Actuarial (gain) loss on obligation	(18,327)	65,092	(54,902)	48,366	(73,229)	113,458
Actuarial (gain) loss on plan assets	33,093	(82,572)	97,205	27,756	130,298	(54,816)
Change in recognized restrictions of assets	—	—	(42,617)	(52,313)	(42,617)	(52,313)
Change in adjustment for debt recognition	49,045	70,242	—	(12,824)	49,045	57,418
Effect of adoption — IAS 19 (R1)	—	—	—	—	—	—

Total other comprehensive loss (income) in the year	63,811	52,762	(314)	10,985	63,497	63,747

	Ampla Energia	COELCE	Consolidated
	12/31/2013	12/31/2013	12/31/2013
Actuarial gain/(loss) on obligations	(267,162)	(182,132)	(449,294)
Actuarial gain/(loss) on plan assets	173,853	156,376	330,229
Change in recognized restrictions of assets	—	59,222	59,222
Change in adjustment for debt recognition	—	(5,323)	(5,323)
Effect of adoption — IAS 19 (R1)	(3,617)	(6,951)	(10,568)

Total other comprehensive loss (income) in the year	(96,926)	21,192	(75,734)

Actual return on plan assets

	Ampla Energia		COELCE		Consolidated
	12/31/2015	12/31/2014	12/31/2015	12/31/2014	12/31/2015	12/31/2014
Interest income on plan assets	78,655	63,192	117,105	110,589	195,760	173,781
Actuarial gain (loss) on plan assets	(33,093)	82,572	(97,205)	(27,756)	(130,298)	54,816

Actual return on plan assets	45,562	145,764	19,900	82,833	65,462	228,597

	Ampla Energia	COELCE	Consolidated
	12/31/2013	12/31/2013	12/31/2013
Interest income on plan assets	65,192	96,993	162,185
Actuarial gain (loss) on plan assets	(173,853)	(156,376)	(330,229)

Actual return on plan assets	(108,661)	(59,383)	(168,044)

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2015 and 2014

(In thousands of reais, unless otherwise stated)

26.	Post-employment benefits (Continued)

Reconciliation of opening and closing balances of defined benefit asset ceiling effect

	Ampla Energia		COELCE		Consolidated
	12/31/2015	12/31/2014	12/31/2015	12/31/2014	12/31/2015	12/31/2014
Unrecognized asset at the beginning of the year	70,242	—	147,258	190,339	217,500	190,339
Interest on unrecognized asset recognized in P&L	—	—	18,436	22,056	18,436	22,056
Other changes in unrecognized asset due to the asset ceiling	49,046	70,242	(42,617)	(65,137)	6,429	5,105

Unrecognized asset at end of year	119,288	70,242	123,077	147,258	242,365	217,500

	Ampla Energia	COELCE	Consolidated
	12/31/2013	12/31/2013	12/31/2013

Unrecognized asset at the beginning of the year	—	125,882	107,735
Interest on unrecognized asset recognized in P&L	—	10,558	10,558
Other changes in unrecognized asset due to the asset ceiling	—	53,899	59,222

Unrecognized asset at end of year	—	190,339	177,515

The Group recognized expenses with the defined contributions plan in the amount of R$4,597 for the year ended December 31, 2015 (R$7,442 in 2014).

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2015 and 2014

(In thousands of reais, unless otherwise stated)

26.	Post-employment benefits (Continued)

Main assumptions adopted

The main assumptions adopted by the independent actuary for calculation were as follows, considering nominal amounts:

	Ampla Energia				COELCE
Main actuarial assumptions	PCA	PACV	PAMA	FGTS	BD	CD	Health Plan	FGTS
Discount rate	14,18%	14,18%	14,18%	14,21%	14,18%	14,21%	14,16%	14,02%
Expected assets return rate	14.18%	14.18%	N/A	N/A	14.18%	14.21%	N/A	N/A
Salary growth rate	9.69%	9.69%	N/A	9.69%	9.69%	9.69%	N/A	9.69%
Expected inflation rate	6.50%	6.50%	6.50%	6.50%	6.50%	6.50%	6.50%	6.50%
Adjustment of benefits granted	6.50%	6.50%	N/A	N/A	6.50%	6.50%	N/A	N/A
Overall mortality table	AT-2000	AT-2000	AT-2000	AT-2000	AT-2000	AT-2000	AT-2000	AT-2000
Entry disability table	Light-Average	Light-Average	Light-Average	Light-Average	Light-Average	Light-Average	Light-Average	Light-Average
Disability mortality table	AT-49 + 6 years	AT-49 + 6 years	AT-49 + 6 years	AT-49 + 6 years	AT-49 + 6 years	AT-49 + 6 years	AT-49 + 6 years	N/A

For actuarial assessment for 2015, a medical cost growth assumption (medical inflation) of 9.69% p.a. (3% p.a. in actual terms) was adopted.

For projected costs, a cost growth assumption was adopted due to aging factor of 3.00% p.a. (3.00% p.a. in 2014). An actual growth assumption was adopted for health care plan contributions of 1.50% p.a. in 2015 (1.50% p.a. in 2014). An assumption that all members will remain in the health care plan in retirement was adopted.

For balances accumulated in FGTS, a zero profitability assumption was adopted.

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2015 and 2014

(In thousands of reais, unless otherwise stated)

27.	Income tax and social contribution

The reconciliation of provision for income and social contribution taxes, calculated at the statutory tax rate, with the amounts in the income statements, is as follows:

Description	12/31/2015	12/31/2014	12/31/2013
Income before income taxes	973.864	1.155.351	1.666.211
Nominal rate of taxes	34%	34%	34%

	(331.114)	(392.819)	(566.512)

Effects of (additions) exclusions on taxes calculation
Permanents — no deductible expenses and fines	(118.368)	26.141	52.997
Differences in foreign subsidiaries	(6.960)	(4.426)	5.405
Tax incentives	74.679	84.904	100.091
Others	(4.923)	3.491	(4.551)

Income and social contribution taxes on profit and loss	(386.686)	(282.709)	(412.570)

Current income and social contribution taxes	(359.136)	374.193	445.426
Deferred income and social contribution taxes	(27.550)	(91.484)	(32.856)

Total	(386.686)	282.709	412.570

Below is presented the detail of deferred taxes:

	Balance sheets		Income statement and other comprehensive income
	12/31/2015	12/31/2014	12/31/2015	12/31/2014
Income tax and social contribution calculated on temporary differences	383,298	334,800	48,498	(55,109)

Allowance for doubtful accounts	183,015	162,941	20,074	(1,048)
Provision for tax, civil, labor and regulatory risks	251,658	229,985	21,673	26,284
Provision for inventory obsolescence	1,369	1,288	81	(1,900)
Derecognition of regulatory asset	—	—	—	(46,620)
Provision for gains and losses — hedge	—	—	—	(4,228)
Unrealized exchange variation	(60,153)	(38,443)	(21,710)	(17,340)
Deemed cost	(60,662)	(73,077)	12,415	—
Others	68,071	52,106	15,965	(14,485)

Deferred Income tax and social contribution calculated on CPCs adjustments- P&L	(170,969)	(96,674)	(74,295)	146,593

Indemnifiable assets (concession)	(224,311)	(153,413)	(70,898)	102,564
Derecognition of exchange variation over PP&E	51,384	54,859	(3,475)	(3,478)
Derecognition of regulatory liability	—	—	—	46,981
Special (CME) and supplementary (CMC) monetary restatement	(1,754)	(1,832)	78	526
Deferred losses	3,712	3,712	—	—

Subtotal - impact on profit & loss	212,329	238,126	(25,797)	91,484

Deferred Income tax and social contribution calculated on CPCs adjustments - Other comprehensive income	212,475	187,054	25,421	22,680

Pension plan	214,153	192,564	21,589	21,674
Swap	(3,241)	(5,510)	2,269	1,006
NDF	1,563	—	1,563	—

Total	424,804	425,180	(376)	114,164

Deferred taxes (Asset)	485,466	498,257
Deferred taxes (Liability)	(60,662)	(73,077)

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2015 and 2014

(In thousands of reais, unless otherwise stated)

28.	Net revenue

Electricity supply breakdown by class of consumers is as follows:

	12/31/2015	12/31/2014	12/31/2013
Billed supply	10,943,440	8,260,953	7,411,584
Unbilled supply	141,274	33,186	(36,572)

Consumers, concessionaires and authorized parties	11,084,714	8,294,139	7,375,012

Electricity supply	724,722	988,803	695,619
Low-income	235,797	273,912	252,997
Revenue from use of electricity grid - free consumers - resale	100,909	76,343	82,040
CDE Subventions - Tariff discount	357,572	294,374	217,730
Availability of the electricity network	246,762	164,663	182,657
RAP	315,492	311,925	270,485
Availability of the transmission network to related parties	16,140	12,768	15,794
Revenue from construction	1,174,337	763,142	698,047
Revenue from Portion A and other financial items	1,443,325	722,198	—
Other revenue	245,566	235,523	208,597

Gross operating revenue	15,945,336	12,137,790	9,998,978

(-) Revenue deductions
State VAT (ICMS)	(2,931,942)	(2,049,512)	(1,827,592)
Contribution Tax on Gross Revenue for Social Integration Program (PIS)	(260,924)	(84,413)	(84,168)
Contribution Tax on Gross Revenue for Social Security Financing (COFINS)	(1,201,837)	(388,909)	(327,781)
Service tax (ISS)	(4,415)	(3,713)	(3,996)
CCC/CDE Subventions	(1,194,873)	(50,554)	(39,480)
P&D and energy effectiveness	(85,480)	(84,314)	(74,381)
Other taxes and contributions on revenue	(43,066)	(55,524)	(32,046)

Total revenue deductions	(5,722,537)	(2,716,939)	(2,389,444)

Total	10,222,799	9,420,851	7,609,534

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2015 and 2014

(In thousands of reais, unless otherwise stated)

29.	Operating costs and expenses

Operating expenses breakdown according to their nature is as follows:

	12/31/2015					12/31/2014	12/31/2013
	Cost of services	Selling expenses	General and administrative expenses	Others	Total	Total	Total
Personnel (including private pension plan)	(260,381)	(4,707)	(190,596)	—	(455,684)	(394,415)	(379,538)
Administrators	(841)	(619)	(3,607)	—	(5,067)	(8,056)	—
Material	(61,538)	—	(1,766)	—	(63,304)	(34,633)	(31,354)
Raw material and inputs for electricity production	(320,904)	—	—	—	(320,904)	(248,512)	(233,648)
Third-party services	(568,588)	(9,381)	(139,723)	—	(717,692)	(595,158)	(545,763)
Electricity purchased for resale	(4,719,542)	—	—	—	(4,719,542)	(4,357,390)	(2,837,970)
Transmission system charges	(484,016)	—	—	—	(484,016)	(376,392)	(321,758)
System service charges	(134,307)	—	—	—	(134,307)	582	(25,858)
Asset retirement costs	(34,552)	—	—	—	(34,552)	(41,008)	(94,087)
Depreciation and amortization	(490,459)	—	(25,108)	—	(515,567)	(544,974)	(517,941)
Allowance for doubtful accounts	—	(157,618)	(454)	—	(158,072)	(60,262)	(98,419)
Construction cost	(1,174,337)	—	—	—	(1,174,337)	(763,142)	(698,047)
Provision for contingencies	—	—	(67,296)	—	(67,296)	(63,557)	(75,517)
Amortization and reversal of goodwill on merger	—	—	—	(23,269)	(23,269)	(22,622)	(24,720)
DIC/FIC indemnification	(51,988)	—	—	—	(51,988)	(46,206)	(33,875)
Other operating costs/expenses	(42,526)	(46)	(111,497)	(5,567)	(159,636)	(115,017)	(102,950)

	(8.343.979)	(172,371)	(540,047)	(28,836)	(9,085,233)	(7,670,762)	(6,021,445)

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2015 and 2014

(In thousands of reais, unless otherwise stated)

30.	Financial income (expenses)

Description	12/31/2015	12/31/2014	12/31/2013
Financial income
Income from short-term investments	97,510	163,339	151,565
Penalties and arrears surcharges	139,577	96,207	89,915
Financial income-indemnifiable assets	212,922	—	205,165
Credit updated for PIS and COFINS	—	269	100,671
Employer’s contribution to INSS	—	12,681	—
Judicial deposits restatement	15,744	—	—
Financial asset from portion A and other financial items	108,134	—	—
Other financial income	57,949	63,754	64,277

Total financial income	631,836	336,250	611,593

Financial expenses
Monetary restatement	(9,868)	(781)	(16,043)
Debt charges	(152,746)	(116,139)	(79,656)
Restatement of taxes and penalties	(6,408)	(6,032)	(8,216)
Monetary restatement on provisions for tax, civil and labor risks	(146,328)	(101,242)	(65,065)
Pension plan charges	(52,642)	(55,109)	(50,214)
Interest expenses on debentures	(152,499)	(117,542)	(107,148)
Monetary restatement of debentures	(97,929)	(57,801)	(59,380)
Energy Effectiveness Correction and P&D Program	(1,022)	(1,747)	(1,609)
IOF and IOC	(16,610)	(14,734)	(6,076)
Fines	(34,982)	(36,024)	(42,859)
Indemnification assets expense	—	(306,060)	—
Other financial expenses	(78,493)	(99,127)	(79,445)

Total financial expenses	(749,527)	(912,338)	(515,711)

Exchange gains	90,802	110,797	105,620
Exchange losses	(136,813)	(129,447)	(123,380)

Exchange gains (losses), net	(46,011)	(18,650)	(17,760)

Financial income (expenses), net	163,702	(594,738)	78,122

31.	Profit sharing

The Company and its subsidiaries implemented a profit sharing program based on operating and financial goals previously defined, given that these goals come from the Group’s strategic planning up to each professional’s respective area, in addition to a behavioral assessment of each employee. In 2015, profit sharing amounted to R$3,918 (R$4,299 in 2014). The Group’s profit sharing amount summed up to the profit sharing amount of its subsidiaries totaled R$33,367 in 2015 (R$39,897 in 2014).

Enel Brasil S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2015 and 2014

(In thousands of reais, unless otherwise stated)

32.	Insurance coverage

The Company’s subsidiaries main assets in service are covered by an operating risk policy of Enel Group, with amount in risk for material damages totaling R$8,063,159, for loss of profit of R$11,314,165 and a general indemnification limit, per loss, of R$192,195 for distribution companies, and R$2,964,377 for other companies. The Group also takes out civil liability insurance included in Enel Corporate insurance program amounting to R$768,700 per loss or annual aggregate. Both programs are valid for the period from November 1st, 2014 to October 31, 2015.

At December 31, 2015, Enel Brasil’s subsidiaries had the following insurance coverage:

Operational risk

Subsidiaries	Effective date	Insured amount	Maximum guarantee per loss
Ampla Energia	11/01/2015 to 10/31/2016	1,505,861	192,195
CDSA	11/01/2015 to 10/31/2016	3,005,103	2,964,377
CIEN	11/01/2015 to 10/31/2016	1,542,452	2,964,377
CGTF	11/01/2015 to 10/31/2016	1,027,835	2,964,377
COELCE	11/01/2015 to 10/31/2016	968,230	192,195
Enel Brasil	11/01/2015 to 10/31/2016	5,186	2,964,377
Prátil	11/01/2015 to 10/31/2016	8,492	2,964,377

Civil liability

Subsidiaries	Effective date	Maximum guarantee per loss
Ampla Energia	11/01/2015 to 10/31/2016	768,780
CDSA	11/01/2015 to 10/31/2016	768,780
CIEN	11/01/2015 to 10/31/2016	768,780
CGTF	11/01/2015 to 10/31/2016	768,780
COELCE	11/01/2015 to 10/31/2016	768,780
Enel Brasil	11/01/2015 to 10/31/2016	768,780
Prátil	11/01/2015 to 10/31/2016	768,780

ANNEX B

DIRECTORS AND EXECUTIVE OFFICERS OF THE ENEL FILING PERSONS AND

ENDESA AMÉRICAS S.A.

Directors and Executive Officers of the Enel Filing Persons and Endesa Américas S.A.

The following table sets forth the information regarding each director and executive officer of Enel S.p.A., Enel Iberoamérica, S.R.L., Enel Latinoamérica, S.A. and Enersis Américas S.A. (the “Enel Filing Persons”) and Endesa Américas S.A.

To the knowledge of the Enel Filing Persons and Endesa Américas S.A., none of the Enel Filing Persons or Endesa Américas S.A., or any of the persons listed in this Annex B has been, during the past five (5) years, (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The principal business addresses of the Enel Filing Persons and Endesa Américas S.A. are as follows:

1.	Enel S.p.A.: Viale Regina Margherita 137, 00198 Rome, Italy; Telephone: +39 06 8305 2081.

2.	Enel Iberoamérica, S.R.L.: c/o Endesa, S.A. Ribera del Loira 60, 28042 Madrid, Spain, Telephone: +34 912 13 10 00.

3.	Enel Latinoamérica, S.A.: c/o Endesa, S.A. Ribera del Loira 60, 28042 Madrid, Spain, Telephone: +34 912 13 10 00.

4.	Enersis Américas S.A.: Santa Rosa 76, Santiago, Chile, Telephone: +56 2 2353 4639.

5.	Endesa Américas S.A.: Santa Rosa 76, Santiago, Chile, Telephone: +56 2 2630 9000.

I.	Enel S.p.A.

A.	Directors

The present business address of each of the following Directors is c/o Enel S.p.A.

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
Maria Patrizia Grieco (Italy)

•       Director of Amplifon S.p.A. (hearing solutions) (April 2016 – Present)
Via Ripamonti, 133, 20141 (MI), Italy

•       Director of Ferrari S.p.A. (car manufacturer) (April 2016 – Present)
Via Abetone Inferiore No. 4, I-41053 Maranello (MI), Italy

•       Director of Italian Foundation MAXXI – National Museum of XXI Century Arts (museum) (February 2016 – Present)
Via Guido Reni, 4, 00196 (RM), Italy

•       Director of Bocconi University (November 2014 – Present)
Via Roberto Sarfatti, 25 – 20100 (MI), Italy

•       Member of Steering Committee of Assonime (labor union) (September 2014 – Present)
Piazza Venezia 11,00187 (RM), Italy

•       Chairman of Enel Cuore Onlus (June 2014 – Present)
c/o Enel S.p.A.

•       Chairman of Enel S.p.A. (May 2014 – Present)

•       Director of Anima Holding (fund manager) (March 2014 – Present)
Corso Giuseppe Garibaldi, 99 – 20121 (MI), Italy

•       Director of CNH Industrial (Formerly Fiat Industrial S.p.A.) (capital goods company) (April 2012 – April 2016)
25 St. James’s Street – London, United Kingdom

•       Director of Olivetti S.p.A. (mobile and telecom manufacturer) (June 2014 – October 2014)

•       Chairman of Olivetti S.p.A. (mobile and telecom manufacturer) (June 2011 – June 2014)

•       Chief Executive Officer of Olivetti S.p.A. (mobile and telecom manufacturer) (November 2008 – March 2013)
Via Jervis 77, 10015 Ivrea (TO), Italy

•       Chief Executive Officer of Centro Studi Enel Foundation (June 2014 – Present)
Via Arno 64, 00198 (RM), Italy

Francesco Starace (Italy)

•       Chief Executive Officer of Enel S.p.A. (May 2014 – Present)

•       Chief Executive Officer of Enel Green Power S.p.A. (October 2008 – May 2014)
Viale Regina Margherita, 125 – 00198 (RM), Italy

•       Co-Chair of the World Economic Forum’s Energy Utilities and Energy Technologies Community (non-profit) (January 2016 – Present)

•       Member of the Board of Directors of the United Nations Global Compact (intergovernmental organization) (May 2015 – Present)

•       Member of the Advisory Board of the United Nations Sustainable Energy 4 All Initiative (intergovernmental organization) (June 2014 – Present)

•       Vice Chairman of Endesa, S.A. (June 2014 – Present)

•       Director of Enel Iberoamérica, S.R.L. (June 2014 – Present)

•       Vice Chairman of Enersis Américas S.A. (April 2015 – April 2016)

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses

•       Vice Chairman of Enersis Chile S.A. (March 2016 – April 2016)
c/o Enersis Américas S.A.

•       Member of the Board of Directors of Fulbright Association (nonprofit) (November 2012 – Present)

•       Member of the Advisory Board of the Universita Politecnico di Milano (January 2014 – Present)
Piazza Leonardo da Vinci, 32 – 20133 (MI), Italy

•       Vice Chairman of the Fondazione Italia-Giappone (non-profit) (February 2011 – Present)
Via Sallustiana, 29, 00187 (RM), Italy

•       Member of the Advisory Board of the Human Foundation (non-profit) (November 2013 – Present)

•       Member of the Corporate Advisory Board of the Luiss Business School (March 2015 – Present)
Viale Pola, 12 (RM), Italy

•       Member of the Board of the Italian Institute of Technology Foundation (research institute) (February 2015 – Present)

•       Member of the International Business Council of the World Economic Forum (nonprofit) (February 2016 – Present)

•       Member of the Board of Directors of Confindustria (Italian employer’s federation) (May 2015 – Present)

•       Member of the Advisory Board of Confindustria (Italian employer’s federation) (May 2016 – Present)
Viale dell’Astronomia, 30, 00144 (RM), Italy

Alfredo Antoniozzi (Italy)

•       Member of the European Parliament (Justice Commission, Legal Commission, Constitutional Affairs Commission) (government) (2004 – 2014)
Rue Wiertz/Wiertzstraat 60, B-1047 Brussel, Belgium

•       Counsellor for Heritage and Special Projects at the Municipality of Rome (local government) (2008 – 2012)
Piazza del Campidoglio 1, 00186 (RM), Italy

•       Director of Enel S.p.A. (May 2015 – Present)

Alessandro Banchi (Italy)

•       Chairman of the supervisory board of Biotest A.G. (biotherapeutic drug company) (May 2012 – Present)
Landsteinerstraße 5, 63303 Dreieich, Germany

•       Member of the Board of Directors of Esteve S.A. (pharmaceutical company) (2016 – Present)
Av. de la Mare de Déu de Montserrat, 221 – 08041 Barcelona, Spain

•       Director of Enel S.p.A. (May 2012 – Present)

Alberto Bianchi (Italy)

•       Partner at Bianchi and Associates Law Firm (August 2001 – Present)
Via Palestro 3 – 50123 (FI), Italy

•       Member of Steering Committee at Cassa di Risparmio Foundation (non-profit) (March 2016 – Present)
Via Bufalini 6 – 50122 (FI), Italy

•       Chairman of Edizioni di Storia e Letteratura (publisher) (1998 – Present)
Via delle Fornaci, 38 – 00165 (RM), Italy

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses

•       Chairman of Dada S.p.A. (digital services company) (2011 – 2013)
Viale della Giovine Italia 17 – 50122 (FI), Italy

•       Commissioner (as appointed by the Ministry of Economy and Finance) for the winding up of Fintecna Group companies (government) (July 2007 – Present)

•       Director of Fondazione Open (think tank) (November 2013 – Present)

•       Director of Enel S.p.A. (May 2014 – Present)

Paola Girdinio (Italy)

•       Professor at the University of Genoa (2000 – Present)

•       Headmaster of the Faculty of Engineering at the University of Genoa (2008 – 2012)

•       Board member of the University of Genoa (2012 – 2016)
Via Balbi 5 – 16126 (GE), Italy

•       Board member of Banca Carige S.p.A. (bank) (2016 – Present)
Via di Cassa di Risparmio 15 – 16123 (GE), Italy

•       Chairman of the Cyber Security National Lab (research institution) (2015 – Present)
Via Salaria, 113 – 00198 (RM), Italy

•       Board member of Ansaldo Energia S.p.A. (power engineering company) (2014 – 2016)
Via Nicola Lorenzi, 8 – 16152 (GE), Italy

•       Board member of D’Appolonia S.p.A. (engineering firm) (2011 – Present)
Via San Nazaro, 19 – 16145 (GE), Italy

•       Board member of Ansaldo STS S.p.A. (transportation company) (2011 – 2014)
Via Paolo Mantovani, 3 – 5, 16151 (GE), Italy

•       Board member of Distretto Ligure delle Tecnologie Marine (think tank) (2010 – 2014)
Via delle Pianazze, 74 – 19136 (SP), Italy

•       President of the Scientific Committee for the Town of Genoa “Smart City” Project (local government) (2011 – Present)
Via della Posta, 8 – 20123 (MI), Italy

•       Member of the Genoa Regency Board of the Banca d’Italia (bank) (2011 – 2016)
Via Dante, 3 – 6121 (GE), Italy

•       Member of the Scientific Committee of Eurispes (science research network) (2013 – Present)
Via Cagliari, 14 – 00198 (RM), Italy

Alberto Pera (Italy)

•       Chief of Counsel at Gianni, Origoni, Grippo, Cappelli & Partners Law Firm (January 2015 – Present)

•       Partner at Gianni, Origoni, Grippo, Cappelli & Partners Law Firm (2001 – 2014)
Via delle Quattro Fontane 20 – 00184 (RM), Italy

•       Director of Enel S.p.A. (May 2014 – Present)

Anna Chiara Svelto (Italy)

•       Chief of Corporate Affairs and Compliance of the Pirelli Group (tire manufacturer) (October 2000 – May 2016)

•       Secretary of the Board of Directors of the Pirelli Group (tire manufacturer) (2003 – May 2016)
Viale Piero e Alberto Pirelli 25 – 20126 (MI), Italy

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses

•       Director of ASTM (international standards organization) (April 2016 – Present)

•       Member of the Remuneration Committee of ASTM (international standards organization) (April 2016 – Present)
Corso Regina Margherita, 165 – 10144 (TO), Italy

•       Director of the Control and Risk and Corporate Governance Committees of Prelios S.p.A. (asset management group) (April 2013 – February 2014)

•       Member of the Control and Risk and Corporate Governance Committees of Prelios S.p.A. (asset management group) (April 2013 – February 2014)
Viale Piero e Alberto Pirelli, 27 – 20126 (MI), Italy

•       Legal and Corporate Affairs Chief Officer of UBI Banca (bank) (June 2016 – Present)
Piazza Vittorio Veneto, 8 – 24122 (BG), Italy

•       Director of Enel S.p.A. (May 2014 – Present)

Angelo Taraborrelli (Italy)	• Director of Enel S.p.A. (May 2011 – Present) • Distinguished Associate of Energy Market Consultants (consulting firm) (2010 – Present)

B.	Executive Officers

The present business address of each of the following Executive Officers is c/o Enel S.p.A.

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
Francesca Di Carlo (Italy)

•       Head of Human Resources and Organization of Enel S.p.A (July 2014 – Present)

•       Head of Audit of Enel S.p.A. (January 2008 – July 2014)

•       Chairman of the board of directors of Enel OpEn Fiber S.p.A. (December 2015 – present)
Via Giosué Carducci, 1 – 3 (MI), Italy

•       Board member of Enel Italia S.R.L. (April 2015 – Present)
Viale Regina Margherita, 125 (RM), Italy

•       Board member of Enersis S.A. (April 2015 – April 2016)
c/o Enersis Américas S.A.

•       Board member of Enersis Chile S.A. (March 2016 – April 2016)
c/o Enersis Américas S.A.

Alberto De Paoli (Italy)

•       Chief Financial Officer of Enel S.p.A. (November 2014 – Present)

•       Chairman of the Board of Enel Green Power S.p.A. (December 2014 – Present)

•       Head of Group Strategy of Enel S.p.A. (2012 – 2014)

•       Chief Financial Officer of Enel Green Power S.p.A. (2008 – 2012)
Viale Regina Margherita, 125 – 00198 (RM), Italy

•       Board member of Enel Italia S.R.L. (April 2015 – Present)
Viale Regina Margherita, 125 (RM), Italy

•       Board member of Enersis S.A. (April 2013 – April 2016)
c/o Enersis Américas S.A.

•       Board member of Enersis Chile (March 2016 – April 2016)
c/o Enersis Américas S.A.

Ryan O’Keeffe (South Africa)

•       Head of Communications for Enel S.p.A. (October 2014 – Present)

•       Associate in Finsbury (public relations company) (2006 – 2008)

•       Associate Partner in Finsbury (public relations company) (2008 – 2011)

•       Partner in Finsbury (public relations company) (2011 – 2014)
45, Moorfields – London EC2Y 9AE

•       Board Member of Enel Cuore Onlus (February 2015 – Present)
Viale Regina Margherita, 125 (RM), Italy

Ernesto Ciorra (Italy)

•       Head of the Innovation and Sustainability Office of the Enel S.p.A. (September 2014 – Present)

•       Founder and CEO of Ars et Inventio (consulting firm) (December 2003 – September 2014)
Via Sicilia, 43 – 00187 (RM), Italy

•       Partner of Business Integration Partners S.p.A. (consulting firm) (January 2009 – September 2014)
Piazza San Babila, 5 (MI), Italy

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
Giulio Fazio (Italy)

•       Head of Legal and Corporate Affairs of Enel S.p.A. (January 2016 – Present)

•       Head of Legal and Corporate Affairs of Country Italy of Enel S.p.A. (2014 – Present)

•       Head of Legal and Corporate Affairs of Enel Green Power S.p.A. (2009 – 2014)
Viale Regina Margherita, 125 – 00198 (RM), Italy

•       Board member of Enersis Chile S.A. (April 2016 – Present)
c/o Enersis Américas S.A.

Simone Mori (Italy)

•       Head of European Affairs of Enel S.p.A. (July 2014 – Present)

•       Chairman of Assoelettrica (labor union) (May 2016 – Present)
Via Benozzo Gozzoli, 24 – 00142 (RM), Italy

•       Head of Regulatory, Environment and Innovation of Enel S.p.A. (2011 – 2014)

•       Head of Carbon Strategy of Enel S.p.A. (2009-2014)

•       Senior Transatlantic Fellow of the German Marshall Fund (think tank) (2013 – Present)
1744 R St, NW – Washington, DC 20009

•       Professor of Economics of Energy Business of La Sapienza University (University) (2011 – Present)
Piazzale Aldo Moro, 5 – 00185 (RM), Italy

•       Professor of Economics of Energy Business of LUISS Guido Carli (University) (2012 – Present)
Viale Romania, 32 – 00197 (RM), Italy

•       Vice President of Assoelettrica (labor union) (2007 – 2014)
Via Benozzo Gozzoli, 24 – 142 (RM), Italy

•       Chairman of business association Assolombarda’s Energy Commodity Group (business association) (2008 – 2012)
Via Pantano 9 – 20122 (MI), Italy

•       President of the Industrial Union of Rome’s Energy Section (union) (2011 – 2015)
Piazza del Campidoglio 1 (RM), Italy

Silvia Fiori (Italy)	• Head of Audit of Enel S.p.A. (July 2014 – Present) • Head of Audit of Enel Green Power S.p.A. (2008 – June 2014) Viale Regina Margherita, 125 – 00198 (RM), Italy

Francesco Buresti (Italy)

•       Head of Global Procurement of Enel S.p.A. (February 2012 – Present)

•       General Director of Purchasing for Endesa, S.A. (June 2008 – March 2013)
c/o Enel Iberoamérica, S.R.L.

•       Board member of Endesa Chile S.A. (April 2012 – Present)
c/o Enersis Américas S.A.

•       Board member of Endesa Américas S.A. (March 2016 – Present)
c/o Enersis Américas S.A.

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
Carlo Bozzoli (Italy)

•       Head of Global Information and Communications Technology of Enel S.p.A. (July 2014 – Present)

•       Head of Network Commercial Services for the Infrastructure & Networks Division in Italy of Enel S.p.A. (2009 – 2014)

Claudio Machetti (Italy)

•       Head of Global Trading and Upstream Gas Business Line of Enel S.p.A. (March 2016 – Present)

•       Head of Global Trading Business Line of Enel S.p.A. (July 2014 – March 2016)

•       Head of the Risk Management Department of Enel S.p.A. (July 2009 – June 2014)

•       Chairman of the Board of Enel Trade S.p.A. (August 2014 – Present)

•       General Manager for Global Trading activities of Enel Trade S.p.A. (August 2014 – Present)
Viale Regina Margherita, 125 – 00198 (RM), Italy

•       Board member of Fondazione Centro Studi Enel (April 2015 – Present)
Via Arno 64, 00198 (RM), Italy

•       Board member of Endesa, S.A. (2007 – 2012)
c/o Enel Iberoamérica, S.R.L.

•       Board member of Enel Produzione S.p.A. (2007 – 2012)
Viale Regina Margherita, 125 – 00198 (RM), Italy

•       Board member of Enel Distribuzione S.p.A. (2007 – 2012)
Via Ombrone, 2 – 00198 (RM), Italy

•       Board member of Enel Energia S.p.A. (2007 – 2012)
Viale Regina Margherita, 125 – 00198 (RM), Italy

•       Board member of Enel Re L.t.d. (2000 – 2012)
25-28 Adelaide Road – Dublin, 2 – Ireland

•       Supervisory Board member of Enel Insurance NV (2012 – 2014)
Herengracht 471, 1017 BS Amsterdam, The Netherlands

•       Board member of Enel New Hydro S.R.L. (2007 – 2009)
Viale Regina Margherita, 125 – 00198 (RM), Italy

•       Board member of Enel Investment Holding B.V. (2005 – 2012)
Herengracht 471, 1017 BS Amsterdam, The Netherlands

•       Board member of Terna S.p.A. (energy company) (2007 – 2011)
Viale Egidio Galbani, 70 – 00156 (RM), Italy

Carlo Tamburi (Italy)

•       Head of Country Italy of Enel S.p.A. (July 2014 – Present)

•       Head of International Division of Enel S.p.A (January 2008 – June 2014)

•       Chairman with powers of Enel Italia S.R.L. (November 2014 – Present)
Viale Regina Margherita, 125 – 00198 (RM), Italy

•       Chairman with powers of Enel Energia S.p.A. (August 2014 – November 2014)
Viale Regina Margherita, 125 – 00198 (RM), Italy

•       Chairman with powers of Enel Servizio Elettrico S.p.A. (August 2014 – November 2014)
Viale Regina Margherita, 125 – 00198 (RM), Italy

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses

•       Board Member of Enel Produzione S.p.A. (August 2014 – December 2014)
Viale Regina Margherita, 125 – 00198 (RM), Italy

•       Board Member of PJSC Enel Russia (June 2008 – February 2015)
10, Khokhryakova Street, Yekaterinburg, Sverdlovsk Oblast, Russian Federation, 620014

•       Vice Chairman of the Supervisory Board of Slovenske Elektrarne AS (electric company) (April 2006 – May 2015)
Mlynské nivy 47, 821 09 Bratislava – Slovenská Republika

•       Board Member of Enel Green Power S.p.A. (November 2008 – April 2013) Viale Regina Margherita, 125 – 00198 (RM), Italy

•       Board Member of Enel Investment Holding BV (June 2008 – May 2014) Herengracht 471, 1017 BS Amsterdam, The Netherlands

•       Board Member of Enel Energy Europe S.R.L. (now Enel Iberoamérica, S.R.L.) (March 2006 – June 2009)
c/o Enel Iberoamérica, S.R.L.

José Damián Bogas Gálvez (Spain)

•       Chief Executive Officer of Endesa, S.A. (October 2014 – Present)

•       Chairman of Elcogas, S.A. (power plant company) (May 1997 – Present)
Carretera de Calzada de Calatrava, km 27 – 13500 Puertollano, Ciudad Real, Spain

•       Director of Endesa Generación Portugal, S.A. (December 2005 – January 2015)
Qta da Fonte, Edif. D. Manuel Piso 0, Ala B – 2780-730 Paço de Arcos, Portugal

•       Director of Enel Green Power España SL (December 2014 – Present)
c/o Enel Iberoamérica, S.R.L.

•       Director of Compañía Operadora del Mercado Español de la Electricidad, S.A. (electricity market manager) (November 1998 – Present)
Calle Alfonso XI, nº 6, 28014 Madrid – Spain

•       Director for Iberia of Enel S.p.A. (October 2014 – Present)

•       Chief Operating Officer for Spain and Portugal of Endesa, S.A. (October 2014 – Present)

Luca D’Agnese (Italy)

•       Chief Executive Officer of Enersis Chile S.A. (March 2016 – Present)
c/o Enersis Américas S.A.

•       Country Manager Chile of Enel S.p.A. (March 2016 – Present)

•       Chief Executive Officer of Enersis Américas S.A. (January 2015 – Present)

•       Director of Enel Brazil (April 2015 – Present)
Praça Leoni Ramos, 1 – Boa Viagem, Niterói, Rio de Janeiro – Brasil

•       Director of Latin America Division of Enel S.p.A. (January 2015 – Present)

•       Chairman of the Board of Directors of Enel Latinamérica, S.R.L. (February 2015 – Present)

•       Board member of Enel Iberoamérica, S.R.L. (February 2015 – Present)

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses

•       Chairman of the Board of Directors and Chief Executive Officer of Slovenské Elektrárne (electric company) (2014 – 2015)
Mlynské nivy 47, 821 09 – Bratislava, Slovenská Republika

•       Country Manager Slovakia of Enel S.p.A. (2014 – 2015)

•       Director of the Eastern European Division of Enel S.p.A. (2014 – 2015)

•       Chairman of the Board of Directors and Chief Executive Officer of Enel Romania (2011 – 2014)
Oras Otopeni, Calea Bucuresti nr. 11A, Et.3, cam. 302-303, Jud. Ilfov

•       Chairman of the Board of Directors of Enel Distributie Muntenia (2011 – 2014)
Oras Otopeni, Calea Bucuresti nr. 11A, Et.3, cam. 302-303, Jud. Ilfov

•       Chairman of the Board of Directors of Enel Distributie Banat (2011 – 2014) Oras Otopeni, Calea Bucuresti nr. 11A, Et.3, cam. 302-303, Jud. Ilfov

•       Chairman of the Board of Directors of Enel Distributie Dobrogea (2011 – 2014)
Oras Otopeni, Calea Bucuresti nr. 11A, Et.3, cam. 302-303, Jud. Ilfov

•       Chairman of the Board of Directors of Enel Energie Muntenia (2011 – 2014)
Oras Otopeni, Calea Bucuresti nr. 11A, Et.3, cam. 302-303, Jud. Ilfov

•       Chairman of the Board of Directors of Enel Energie (2011 – 2014)
Oras Otopeni, Calea Bucuresti nr. 11A, Et.3, cam. 302-303, Jud. Ilfov

•       Country Manager Romania of Enel S.p.A. (2011 – 2014)

Francesco Venturini (United States)

•       Chief Executive Officer of Enel Green Power S.p.A. (2014 – Present)

•       General Manager of Enel Green Power S.p.A. (2014 – Present)
Viale Regina Margherita, 125 (RM), Italy

•       President of Enel Green Power North America, Inc. (2011-2014)

•       Chief Executive Officer of Enel Green Power North America, Inc. (2011-2014)
One Tech Drive Suite 220 Andover, MA 01810 United States of America

Robert Deambrogio (Italy)

•       Head of Europe and North Africa of Enel S.p.A (April 2016 – Present)

•       Head of Eastern Europe of Enel S.p.A. (2015 – April 2016)

•       Head of Italy and Europe Area of Enel S.p.A. (2010 – 2015)

•       Chairman of the Board of De Rock S.R.L. (energy) (September 2014 – April 2015)
Oras Otopeni, Calea Bucuresti nr. 11A, Et.3, cam. 302-303, Jud. Ilfov

•       Chairman of the Board of Gv Energie Rigenerabili Ital-Ro S.R.L. (electric producer) (September 2014 – April 2015)
Oras Otopeni, Calea Bucuresti nr. 11A, Et.3, cam. 302-303, Jud. Ilfov

•       Chairman of the Board Elcomex Solar Energy S.R.L. (energy) (September 2014 – April 2015)
Oras Otopeni, Calea Bucuresti nr. 11A, Et.3, cam. 302-303, Jud. Ilfov

•       Chairman of the Board of Enel Green Power Romania S.A. (December 2008 – April 2015)
Oras Otopeni, Calea Bucuresti nr. 11A, Et.3, cam. 302-303, Jud. Ilfov

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses

•       Chairman of the Board of Enel Green Power Hellas (December 2010 – April 2015)
4, Gravias Str., 151 25 Maroussi, Athens – Greece

•       Chairman of the Board of Taranto Solar S.R.L. (plant management company) (July 2010 – April 2015)
Via Caduti Di Sabbiuno, 1 – Anzola Dell’emilia, 40011 (BO), Italy

•       Chairman of the Board of Enel Green Power Bulgaria (February 2011 – April 2015)
9, Fridtioff Nansen Boulevard – Sofia, 1142 Bulgaria

•       Chairman of the Board Enerlive S.R.L. (energy company) (March 2011 – April 2015)
c/o Enel S.p.A.

•       Chairman of the Board Maicor Wind S.R.L. (energy company) (March 2011 – April 2015)
c/o Enel S.p.A.

•       Chairman of the Board Enel Green Power España (March 2014 – April 2015)
c/o Enel Iberoamérica, S.R.L.

•       Board member of Enel Green Power R.S.A. (Pty) Ltd (May 2014 – May 2015)
Fifth Floor, Block B, 102 Rivonia Road, Sandton – South Africa

•       Board member of PJSC Enel Russia (June 2015 – Present)
10, Khokhryakova Street, Yekaterinburg, Sverdlovsk Oblast, Russian Federation, 620014

•       Supervisory Board member Slovenske Elektrarne AS (electric company) (May 2015 – Present)
Mlynské nivy 47, 821 09 Bratislava – Slovenská Republika

•       Chairman of the Board Energia Eolica S.R.L. (April 2013 – April 2015)
c/o Enel S.p.A.

•       Board member of Enel Green Power CAI Agroenergy S.R.L. (January 2011 – March 2015)
Viale Regina Margherita, 125 (RM), Italy

•       Sole Director of Enel Green Power Calabria S.R.L. (May 2010 – April 2015)
Viale Regina Margherita, 125 (RM), Italy

Enrico Viale (Italy)

•       Head of Global Thermal Generation of Enel S.p.A. (April 2016 – Present)

•       Head of Global Generation of Enel S.p.A. (July 2014 – April 2016)

•       Country Manager of Enel Russia (2013 – 2014)

•       Chief Executive Officer of Enel Russia (2013 – 2014)

•       Chief Executive Officer of Enel OGK – 5 (new brand Enel Russia from 2013) (2010 – 2013)

•       Chief Operating Officer of Enel Russia (2008 – 2013)
10, Khokhryakova Street, Yekaterinburg, Sverdlovsk Oblast, Russian Federation, 620014

•       Board member of PJSC Enel Russia (2010 – 2013)
10, Khokhryakova Street, Yekaterinburg, Sverdlovsk Oblast, Russian Federation, 620014

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses

•       Board member of Endesa, S.A. (October 2014 – Present)
c/o Enel Iberoamérica, S.R.L.

•       Chairman of the Board of Empresa Nacional de Electricidad S.A. (November 2014 – April 2016)
c/o Enersis Américas S.A.

•       Chairman of the Board of Endesa Américas S.A. (March 2016 – April 2016)

•       Board member of Enersis Américas S.A. (April 2016 – Present)

•       Board member of Arctic Russia B.V. (energy company) (October 2008 – November 2013)
Strawinskylaan 1725 1077 XX Amsterdam, The Netherlands

•       Board member of RES Holding B.V. (IT service company) (May 2012 – March 2015)
Prins Bernhardplein 200, 1097 JB Amsterdam, The Netherlands

•       Board member of Enel Produzione SpA as Chairman of the Board (August 2014 – December 2014)
Viale Regina Margherita, 125 (RM), Italy

•       Board member of CESI – Centro Elettrotecnico Sperimentale Italiano Giacinto Motta S.p.A. (consulting firm) (November 2014 – Present)

Via Rubattino 54, 00134 (MI), Italy

Livio Gallo (Italy)

•       Head of Global Infrastructure and Networks Business Line of Enel S.p.A. (July 2014 – Present)

•       Head of Infrastructure and Networks Division of Enel S.p.A. (2008 – June 2014)

•       Board Member of Directors of Enel Open Fiber, S.A. (2016 – Present)
Via Giosué Carducci, 1/3 (MI), Italy

•       Board Member of Enersis Américas, S.A. (April 2016 – Present)

•       Chairman of the Board of directors Chilectra Américas, S.A. (March 2016 – April 2016)
c/o Enersis Américas S.A.

•       Chairman of the Board of Directors of Chilectra, S.A. (2014 – 2016)
c/o Enersis Américas S.A.

•       Chairman of the Board of Directors of Enel Sole (2005 – 2015)
Viale di Tor di Quinto, 45/47 – 00191 (RM), Italy

•       Board Member of Endesa, S.A. (2014 – Present)
c/o Enel Iberoamérica, S.R.L.

•       Board Member of CESI S.p.A. (consulting firm) (2014 – Present)
Via Rubattino, 54 I-20134 (MI), Italy

•       Chairman of Enel Rete Gas (2006 – 2013)
Via Carlo Serassi, 17, Bergamo (BG), Italy

•       Deputy Chairman of the European Distribution System Operators for Smart Grids Association (distribution system operators’ association) (2010 – 2013)

•       Chairman and Founding Member of the European Distribution System Operators for Smart Grids Association (distribution system operators’ association) (2010 – 2013)
Rue de la Science 14B,1040 Brussels, Belgium

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses

•       Chairman of the Board of Directors of Enel Distribuzione (new brand e-distribution from 01/07/16) (2005 – 2009 and 2015 – Present)

•       Chief Executive Officer of Enel Distribuzione (new brand e-distribution from 01/07/16) (2009 – 2014)

•       Member of the Board of Directors of Enel Distribuzione (new brand e-distribution from 01/07/16) (2009 – 2014)
Via Ombrone, 2 – 00198 (RM), Italy

•       Chief Executive Officer of Deval (automation) (2005 – 2011)
Rue Clavalité, 8 – 11100 Aoste (AO), France

II.	Enel Iberoamérica, S.R.L.

A.	Directors

The present business address of each of the following Directors is c/o Endesa, S.A.

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
Francesco Starace (Italy)	• See Annex B.I.A. above

Luca D’Agnese (Italy)	• See Annex B.I.B. above

Francisco de Borja Acha B. (Spain)

•       Chairman of Enersis Américas S.A. (2015 – Present)

•       Secretary General and Secretary of the Board of Directors of Endesa, S.A. (August 2015 – Present)

•       Head of Legal and Corporate Affairs of Endesa, S.A. (1998 – Present)

•       Director of Enel Latinoamérica, S.A. (June 2008 – Present)

•       Vice Chairman of Enersis Chile S.A. (March 2016 – April 2016)
Santa Rosa 76 – Santiago, Chile

•       General Counsel of Enel S.p.A. 2012 – December 2015

Francisco de Borja Prado E. (Spain)

•       Chairman of Endesa, S.A. (June 2007 – Present)

•       Chairman of the Endesa Foundation (March 2015 – Present)
c/o Enel Iberoamérica, S.R.L.

•       Chairman of Almagro Asesoramiento e Inversiones, S.A. (investment services company) (1987 – Present) Calle Almagro, 29 – 28010 Madrid – Spain

•       Chairman of Global Coverage of Mediobanca (investment bank) (2015 – Present)
Piazzetta Enrico Cuccia, 1 – 20121 (MI) – Italy

•       Member of Grupo Español de la Comisión Trilateral (NGO) (2012 – Present)

•       Vice Chairman of Enersis Américas S.A. (2013 – 2015)

•       Chairman of Mediobanca for Spain and Latin America (investment bank) (2007 – 2014)
Calle Jorge Manrique 12 28006 Madrid, Spain

•       Director of Mediaset Comunicación España, S.A. (television network) (July 2004 – Present)
Ctra. Fuencarral a Alcobendas, 4, 28049 Madrid, Spain

•       Director of Peninsula Capital (private equity firm) (2016 – Present)
One Detroit Center, 500 Woodward Avenue, Suite 2800, Detroit, Michigan 48226

José Damián Bogas Gálvez (Spain)

•       Chief Executive Officer of Endesa, S.A. (2014 – Present)

•       General Director of Spain and Portugal of Endesa, S.A. (2004 – Present)

•       Director of Enel Green Power España, S.R.L. (July 2010 – Present)

•       Chairman of Elcogas, S.A. (power plant company) (May 1997 – Present)
Carretera Calzada de Calatrava, km 27. 13500 Puertollano (Ciudad Real), Spain

•       Director of Operador del Mercado Ibérico de Energía-Polo Español, S.A. (energy exchange market operator) (November 1998 – Present)
6, Alfonso XI Street – 1st floor, 28014 – Madrid, Spain

•       Head of Spain and Portugal of Endesa, S.A. (2004 – 2014)

B.	Executive Officers

The present business address of each of the following Executive Officers is c/o Endesa, S.A.

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
Paolo Bondi (Italy)

•       Vice president of Empresa Nacional de Electricidad S.A. (July 2009 – October 2014)

•       Board Member of Enel Latinoamérica, S.A. (March 2009 – Present)

•       Chief Financial Officer of Enel Iberoamérica, S.R.L. (February 2014 – Present)

•       Chief Financial Officer of Endesa, S.A. (March 2009 – Present)

Andrea Lo Faso (Italy)

•       General Director of Human Resource and Organization of Enel Iberoamérica, S.R.L. (2014 – Present)

•       General Director of Human Resource and Organization of Endesa S.A. (2014 – Present)

•       General Director of Human Resource and Organization of Spain and Portugal of Enel Iberoamérica, S.R.L. (2012 – 2014)

•       General Director of Human Resource and Organization of Spain and Portugal of Endesa S.A. (2012 – 2014)

Rafael Fauquié (Spain)	• General Director of Corporate & Legal Affairs of LatAm of Enel, S.p.A. (2008 – Present) • Board Secretary in Enel Latinoamérica, S.A. (2008 – Present)

Manuel Marín Guzmán (Spain)

•       General Director of ICT of Enel Iberoamérica, S.R.L. (2015 – Present)

•       General Director of ICT of Endesa S.A. (2015 – Present)

•       Infrastructure and Operations Responsible of Enel Iberoamérica, S.R.L. (2014 – 2015)

•       Infrastructure and Operations Responsible of Endesa S.A. (2014 – 2015)

III.	Enel Latinoamérica, S.A.

A.	Directors

The present business address of each of the following Directors is c/o Endesa, S.A.

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
Luca D’Agnese (Chairman) (Italy)	• See Annex B.I.B. above

Francisco de Borja Acha B. (Spain)	• See Annex B.II.A. above

Paolo Bondi (Italy)	• See Annex B.II.B. above

B.	Executive Officers

The present business address of the following Executive Officer is c/o Endesa, S.A.

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
Luca D’Agnese (Director) (Italy)	• See Annex B.I.B. above

IV.	Enersis Américas S.A.

A.	Directors

The present business address of each of the following Directors is c/o Enersis Américas S.A.

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
Francisco de Borja Acha B. (Spain)	• See Annex B.II.A. above

José Antonio Vargas L. (Colombia)

•       Chairman of Codensa S.A. (electric company) (2006 – Present)
Carrera 13a, 93-66 – Bogotá, Colombia

•       Chairman of Emgesa S.A. E.S.P. (2006 – Present)
Carrera 11 82-76, piso 4 – Bogotá, Distrito Capital, Colombia

Domingo Cruzat A. (Chile)

•       Professor at ESE Business School of the Universidad de Los Andes (university) (2001 – Present)
Av. Plaza 1905 – San Carlos de Apoquindo, Santiago, Chile

•       Director of Conpax S.A. (construction company) (2013 – Present)
Sta. Clara 300 – Santiago, Chile

•       Director of Copefrut S.A. (fruit producer) (2013 – Present)
Longitudinal Sur 185 – Curicó, Chile

•       Director of Tech Pack S.A. (packaging solutions company) (2015 – Present)
Av. Pdte Eduardo Frei Montalva 9160 – Quilicura, Santiago, Chile

•       Director of Empresa de Servicios Sanitarios de Los Lagos S.A. (drinking and wastewater services) (2015 – Present)
Covadonga 52 – Puerto Montt, X Región, Chile

•       Director of Corporación Esperanza (drug rehabilitation center) (1994 – Present)
Av. Departamental 323 — San Joaquín, Chile

Livio Gallo (Italy)	• See Annex B.I.B. above

Patricio Gómez S. (Argentina)

•       Executive Director and Partner of Sur Capital Partners (investment firm) (May 2005 – Present)
Coronel Diaz 2857, 1425 Buenos Aires – Argentina

•       Board Member of BO Packaging (packaging development company) (January 2015 – Present)
Av. Américo Vespucio 1470 – Santiago, Chile

•       Board Member of El Tejar Ltd. (agricultural and livestock company) (October 2007 – Present)
Av. Campo Grande, 180 – Centro, Primavera do Leste – MT, 78850-000, Brazil

•       Director of Nortel Inversora S.A. (holding company) (March 2016 – Present)
Av. Alicia Moreau de Justo 50, Piso 11 – 1107, Buenos Aires – Argentina

Hernán Somerville S. (Chile)	• Managing Director and Partner of Fintec (metal finishing supplier) (1989 – Present) Av. El Bosque Norte 0177 P-14, Las Condes Santiago, Chile

Enrico Viale (Italy)	• See Annex B.I.B. above

B.	Executive Officers

The present business address of each of the following Executive Officers is c/o Enersis Américas S.A.

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
Luca D’Agnese (Italy)	• See Annex B.I.B. above

Antonio Barreda T. (Chile)	• Procurement Officer of Enersis Américas S.A. (January 2015 – Present) • Deputy Director of Works and Services Latam of Enersis Américas S.A. (2008 – 2014)

Marco Fadda (Italy)	• Planning and Control Officer of Enersis Américas S.A. (April 2013 – Present)

Javier Galán A. (Spain)	• Chief Financial Officer of Enersis Américas S.A. (December 2014 – Present) • Chief Financial Officer of Italy Division of Enel S.p.A., (2013 – December 2014)

Francesco Giorgianni (Spain)

•       Institutional Affairs Officer and Shareholder’s Management Officer of Enersis Américas S.A. (November 2014 – Present)

•       Director General of Institutional Affairs, worldwide, of Enel S.p.A. (July 2011 – Present)

José Miranda M. (Chile)

•       Communications Officer of Enersis Américas S.A. (December 2014 – Present)

•       Executive Producer of Children’s Content at Televisión Nacional de Chile (TVN) (broadcaster television station) (2013 – 2014)

•       Executive Producer of Purchasing International and National Contents at Televisión Nacional de Chile (TVN) (broadcaster television station) 2013 – 2014)

•       Producer at Televisión Nacional de Chile (TVN) (broadcaster television station) (2011 – 2013)
Calle Bellavista 990 – Providencia, Santiago, Chile

Alain Rosolino (Italy)	• Internal Audit Officer of Enersis Américas S.A. (December 2012 – Present) • Auditor at Enel EGP IBAL (2011 – 2012) c/o Enel S.p.A.

Domingo Valdés P. (Chile)

•       General Counsel of Enersis Américas S.A. (May 1999 – Present)

•       Secretary of the Board of Directors of Enersis Américas S.A. (May 1999 – Present)

•       Professor of Economic and Antitrust Law at Universidad de Chile (university) (March 1994 – Present)
Pio Nono, 1 – Santiago, Chile

Paola Visintini V. (Chile)	• Human Resources Officer of Enersis Américas S.A. (December 2014 – Present) • Head of the Communications Agency of the Latin American Division of Enersis Américas S.A. (2013 – 2014)

V.	Endesa Américas S.A.

A.	Directors

The present business address of each of the following Directors is c/o Endesa Américas, S.A.

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
Rafael Fauquié (Spain)	• See Annex A.II.B. above

Vittorio Vagliasindi (Italy)

•       Member of Supervisory Board Slovenske Elektrarne (electric utility company) (April 2015 – Present)

•       Head of Engineering and Construction of Enel’s Global Thermal Generation Division (November 2014 – Present)

•       Chairman of the Board of Directors of Enel Ingegneria e Ricerca S.p.A. (December 2014 – Present)

•       Director of Endesa Chile (November 2014 – February 2016)

•       Sole Manager of Sviluppo Nucleare Italia S.r.L. (nuclear energy company) (December 2014 – December 2015)

•       Head of Engineering and Construction of Enel Green Power Division (March 2010 – October 2014)

Francesco Buresti (Italy)	• See Annex A.I.B. above

Hernán Cheyre V. (Chile)

•       Director of Business Incubator at Universidad del Desarrollo Ventures (university) (August 2014 – Present)

•       Director of Instituto de Innovación Social Universidad del Desarrollo (social entrepreneurship institute) (August 2014 – Present)

•       Director of Entrepreneurship, Universidad del Desarrollo Business School (university) (August 2014 – Present)

•       Director of Telefonica Chile S.A. (telecommunications company) (November 2014 – Present)

•       Director and Vice Chairman of Empresa Nacional del Petróleo (petroleum company) (March 2010 – March 2014)

•       Executive Vice Chairman of Production Development Corporation (CORFO) (government organization) (March 2010 – March 2014)

Mauro Di Carlo (Italy)

•       Head of Planning and Control in Enel’s Generation Business Line (October 2015 – Present)

•       Head of Operational Performance Optimization of Enel’s Global Generation Business Line Division (November 2014 – September 2015)

•       Head of Operational Performance Optimization of Enel’s Generation and Energy Management Business Line Division (October 2013 – November 2014)

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
• Head of Short Term Planning and Real Time Control in Energy Management of Enel’s Generation and Energy Management Business Line Division (2009 – 2013)

Luca Noviello (Italy)

•       Head of Thermal Generation Operations & Maintenance of Enel S.p.A. (May 2016 – Present)

•       Head of Human Resources and Organization Global Generation of Enel S.p.A. (October 2014 – May 2016)

•       Head of Oil & Gas power plants Italy of Enel S.p.A. (May 2011 – October 2014)

Eduardo Novoa C. (Chile)

•       Board Member of Tech Pack S.A. (packaging solutions company) (2015 – Present)

•       Board Member of Cementos Bio-Bio S.A. (construction materials company) (2013 – Present)

•       Board Member of Empresa de Servicios Sanitarios de los Lagos S.A. (drinking water and waste collection company) (2012 – Present)

•       Board Member of Empresas Ecomac & Affiliates (electricity generation company) (2008 –Present)

•       Vice-Chairman of the Board of Manos & Naturaleza (NGO) (2000 – Present)

•       Chairman of Chile Global Angels Board Member (angel investment company) (2014 – 2015)

•       Chairman of Chile Global Angels Investors Network (angel investment company) (2013 – 2014)

•       Member of the Advisory Board of Stars (2011 – Present)

•       Board Member of Grupo Drillco (mining and drilling services company) (2008 – 2014)

•       Board Member of Sociedad Química y Minera de Chile S.A. (mining company) (2008 – 2013)

Umberto Magrini (Italy)	• Head of Engineering and Construction of Enel Green Power (November 2014 – Present) • Head of Engineering Unit of Enel Green Power (May 2010 – November 2014)

María Loreto Silva R. (Chile)

•       Board Member of Aguas Andinas (water utility) (April 2016 – Present)

•       Board Member of Aguas Cordillera (water utility) (April 2016 – Present)

•       Partner at Bofill Escobar Abogados (law firm) (2014 – Present)

•       Minister of the Chilean Ministry of Public Works (government)
(2012 – 2014)

•       Deputy Minister of the Chilean Ministry of Public Works (government) (2010 – 2012)

B.	Executive Officers

The present business address of the following Executive Officer is c/o Endesa Américas, S.A.

Name and Citizenship	Present and Material Occupations, Positions, Offices or Employment During the Past Five Years and Addresses
Valter Moro (Italy)

•       CEO of Endesa Américas S.A. (March 2016 – Present)

•       CEO Gasoducto Atacama Argentina S.A. (natural gas provider) (August 2015 – Present)

•       CEO GasAtacama S.A. (natural gas provider) (August 2015 – Present)

•       CEO GasAtacama Chile S.A. (natural gas provider) (August 2015 – Present)

•       CEO GNL Norte S.A. (natural gas provider) (August 2015 – Present)

•       CEO Progas S.A. (natural gas provider) (August 2015 – Present)

•       CEO Compañía Eléctrica Tarapacá S.A. (thermoelectric generation company) (July 2015 – Present)

•       CEO Inversiones GasAtacama Holding Ltda. (natural gas provider) (February 2016 – Present)

•       Chairman of Huinay Foundation (nonprofit) (November 2015 – Present)

•       CEO of Endesa Chile (November 2014 – Present)

•       Generation Business Unit Director of Enel S.p.A. (July 2009 – October 2014)

Raúl Arteaga (Chile)

•       CFO of Endesa Américas S.A. (May 2016 – Present)

•       Deputy Chief Financial Officer of Endesa Chile (August 2011 – April 2016)

•       Deputy Manager of the Corporate Treasury of the Enersis Group (November 2007 – July 2011)

Ignacio Quiñones S. (Chile)

•       General Counsel of Endesa Américas S.A. (March 2016 – Present)

•       General Counsel of Endesa Chile (November 2013 – Present)

•       Director Empresa Electrica Pehueche S.A. (electricity generation company) (April 2016 – Present)

•       Director Centrales Hidroeléctricas de Aysén S.A. (hydroelectric company) (April 2015 – Present)

•       General Counsel for Anglo American Chile Limitada (mining company) (2005 – 2013)

•       Alternate Director Anglo American Norte S.A. (mining company)
(2008 – 2013)

•       Alternate Director Anglo American Sur S.A. (mining company)
(2008 – 2013)

ANNEX C

FAIRNESS OPINION OF DEUTSCHE BANK SECURITIES INC., FINANCIAL

ADVISOR TO ENDESA AMÉRICAS

August 5, 2016

Board of Directors

Endesa Américas S.A.

Santa Rosa 76

Santiago, Código Postal 8330099

Chile

Lady and Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank” or “we”) has acted as financial advisor to Endesa Américas S.A. (the “Company”) in connection with the proposed merger of the Company and Chilectra Américas S.A. (“Chilectra”) with and into Enersis Américas S.A. (“Parent”), with Parent continuing as the surviving company (the “Transaction”). As set forth more fully in the Documento de Términos y Condiciones de Fusion (the “Terms and Conditions for the Merger”) submitted for the approval of the Board of Directors of the Company on the date hereof, as a result of the Transaction, (i) each share of common stock, no par value per share (the “Company Common Stock”), of the Company will be allotted 2.8 (the “Exchange Ratio”) shares of common stock, no par value per share (the “Parent Common Stock”), of Parent and (ii) each outstanding American Depositary Share (the “Company ADS”) of the Company (evidenced by American depositary receipts) will be allotted 1.68 (the “ADS Exchange Ratio”) American Depository Shares of Parent (the “Parent ADSs”). Per the Terms and Conditions for the Merger, (i) each share of common stock, no par value per share (the “Chilectra Common Stock”), of Chilectra will be allotted 4.0 shares (the “Chilectra Merger Exchange Ratio”) of Parent Common Stock and (ii) holders of Company Common Stock, Parent Common Stock or Chilectra Common Stock who dissent from approval of the Transaction will have the right to exercise statutory merger dissenters’ withdrawal rights (derecho a retiro) and receive from the Company, Parent or Chilectra, respectively, a cash payment to be determined pursuant to the Terms and Conditions for the Merger (the “Withdrawal Rights”). The Company has advised us that no agreement has been entered into or will be entered into among Parent, the Company and Chilectra in connection with the Transaction, and that the Board of Directors of each of Parent, the Company and Chilectra will each propose to their respective shareholders the Terms and Conditions for the Merger, along with other documents required under Law No. 18,046 (the “Chilean Companies Act”), for approval at their respective extraordinary shareholders’ meetings as a statutory merger under Article 99 of the Chilean Companies Act. If the Terms and Conditions for the Merger are approved by the holders of at least two-thirds of the outstanding voting shares of each of Parent, the Company and Chilectra, and certain other conditions described therein are met, we have been advised by the Company and its legal counsel that, by operation of law, (i) all shares of Company Common Stock will convert into shares of Parent Common Stock in accordance with the Exchange Ratio and, subject to further actions to be taken by the Company, Parent and the depositaries of the Company ADSs and Parent ADSs, all Company ADSs will convert into Parent ADSs in accordance with the ADS Exchange Ratio, and (ii) all shares of Chilectra Common Stock will convert into shares of Parent Common Stock in accordance with the Chilectra Merger Exchange Ratio. We have also been advised by representatives of the Company that, as described in the Terms and Conditions for the Merger, Parent will launch a cash tender offer for all shares of Company Common Stock (including in the form of Company ADSs), other than shares owned directly or indirectly by Parent (the “Tender Offer”), prior to the consummation of the Transaction.

You have requested our opinion, as investment bankers, as to the fairness of the Exchange Ratio, from a financial point of view, to the holders of the outstanding shares of Company Common Stock, excluding Parent and its affiliates. We express no opinion as to the fairness, from a financial point of view, of the Chilectra Merger Exchange Ratio, the ADS Exchange Ratio, the Tender Offer consideration or any consideration received as the result of the exercise of the Withdrawal Rights.

In connection with our role as financial advisor to the Company, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning the Company, Parent and Chilectra, certain internal analyses, financial forecasts, long-term business plans and other information relating to the Company and Parent prepared by management of the Company and Parent. We have also held discussions with certain senior officers, the Board of Directors and other representatives and advisors of the Company regarding the

Board of Directors

Endesa Américas S.A.

August 5, 2016

businesses and prospects of the Company, Parent and Chilectra. In addition, we have (i) reviewed the reported prices and trading activity for the Company Common Stock and Parent Common Stock, (ii) compared certain financial and stock market information for the Company and Parent with, to the extent publicly available, similar information for certain other companies we considered relevant whose securities are publicly traded, (iii) reviewed, to the extent publicly available, the financial terms of certain recent business combinations which we deemed relevant, (iv) reviewed the final form of the Terms and Conditions for the Merger submitted for the approval of the Board of Directors of the Company on the date hereof, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

We have not assumed responsibility for independent verification of, and have not independently verified, any information, whether publicly available or furnished to us, concerning the Company or Parent, including, without limitation, any financial information considered in connection with the rendering of our opinion. Accordingly, for purposes of our opinion, we have, with your knowledge and permission, assumed and relied upon the accuracy and completeness of all such information. We have not conducted a physical inspection of any of the properties or assets, and have not prepared, obtained or reviewed any independent evaluation or appraisal of any of the assets, stocks or liabilities (including, but not limited to, any contingent, derivative or off-balance-sheet assets or liabilities), of the Company or Parent or any of their respective subsidiaries, including, but not limited to, Chilectra, nor have we evaluated the solvency or fair value of the Company, Parent or any of their respective affiliates under any law relating to bankruptcy, insolvency or similar matters. Any valuations, financial and other forecasts and/or estimates or projections and other assumptions relating to Codensa S.A. E.S.P., Empresa de Energía de Cundinamarca S.A. E.S.P., Empresa de Distribución Eléctrica de Lima Norte S.A.A., Inversiones Distrilima S.A., Generalima, S.A.C., Empresa Eléctrica de Piura S.A., and Central Dock Sud S.A. reflected in our analysis (the “Parent Forecasts”) have been provided to us by the management of Parent and by Parent’s advisors, as authorized by the Company and Parent’s respective boards of directors. At the direction of the Board of Directors of the Company, Deutsche Bank’s discussions with management of the Company regarding the Parent Forecasts have been limited only to certain modifications made by management of the Company to certain working capital assumptions contained therein. At the direction of the Board of Directors of the Company, Deutsche Bank has not discussed any other aspect of the Parent Forecasts with management of the Company, which limitation you have advised us is required under the Chilean Companies Act. In addition, Deutsche Bank has not carried out an independent review or investigation of the Parent Forecasts and has, at the direction of management of the Company, used the Parent Forecasts in its financial analysis in the form provided by the management of Parent to Deutsche Bank. With respect to the financial forecasts made available to Deutsche Bank and used in its analyses (including, but not limited to, the Parent Forecasts), Deutsche Bank assumed, with your knowledge and permission, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and Parent, as the case may be, as to the matters covered thereby. In rendering our opinion, we express no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

For purposes of rendering our opinion, we have assumed with your knowledge and permission that, in all respects material to our analysis, the Transaction will be consummated in accordance with the terms set forth in the Terms and Conditions for the Merger, without any waiver, modification or amendment of any term or condition that would be material to our analysis, including, but not limited to, the completion of the merger of Chilectra with and into Parent pursuant to the Chilectra Merger Exchange Ratio. We also have assumed with your knowledge and permission that (i) all material governmental, regulatory or other approvals and consents

Board of Directors

Endesa Américas S.A.

August 5, 2016

required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to our analysis and (ii) that the Tender Offer is not material to our analysis. In addition, with your knowledge and permission, our analyses have not taken into account any exercise of Withdrawal Rights by the holders of Company Common Stock, Parent Common Stock or Chilectra Common Stock. The Company has advised us that no agreement has been entered into or will be entered into among Parent, the Company and Chilectra in connection with the Transaction, and the Transaction will be effected by operation of law if approved by the holders of at least two-thirds of the outstanding voting shares of each of Parent, the Company and Chilectra and certain other conditions described in the Terms and Conditions for the Merger are met. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by the Company and its other advisors with respect to such issues. Representatives of the Company have informed us, and we have further assumed with your knowledge and permission, that the terms of the Terms and Conditions for the Merger approved by the Board of Directors of the Company will not differ materially from the terms set forth in the final form of the Terms and Conditions for the Merger that we have reviewed. Further, representatives of the Company have informed us, and we have further assumed with your knowledge and permission, that the value of a Company ADS is equivalent to the value of 30 shares of Company Common Stock and that the value of a Parent ADS is equivalent to the value of 50 shares of Parent Common Stock, and we have not, with your knowledge and permission, taken into account any impact on the value of a Company ADS or Parent ADS relating to the fact that such securities are traded on different markets, and in different currencies, than the respective underlying common stock.

This opinion has been approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and is addressed to, and is for the use and benefit of, the Board of Directors of the Company in connection with and for the purpose of its evaluation of the Transaction. This opinion is limited to the fairness of the Exchange Ratio, from a financial point of view, to the holders of Company Common Stock (other than Parent and its affiliates) as of the date hereof. This opinion does not address any other terms of the Transaction, including the Chilectra Merger Exchange Ratio, the ADS Exchange Ratio, the Tender Offer or the Withdrawal Rights, or other terms described in the Terms and Conditions for the Merger. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of the Company, nor does it address the fairness of the contemplated benefits of the Transaction. We express no opinion as to the merits of the underlying decision by the Company to engage in the Transaction or the relative merits of the Transaction as compared to any alternative transactions or business strategies. Nor do we express an opinion, and this opinion does not constitute a recommendation, as to how any holder of shares of Company Common Stock and/or Company ADSs should vote with respect to the Transaction. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of any parties to the Transaction, or any class of such persons, in connection with the Transaction, whether relative to the Exchange Ratio or otherwise. This opinion does not in any manner address what the value of the shares of Parent Common Stock or Parent ADSs will be when issued pursuant to the Transaction or the prices at which the shares of Parent Common Stock, the Parent ADSs or any other securities will trade following the announcement or consummation of the Transaction.

Deutsche Bank will be paid a fee for its services as financial advisor to the Company in connection with the Transaction, a portion of which becomes payable upon delivery of this opinion (or would have become payable if Deutsche Bank had advised the Board of Directors that it was unable to render this opinion) and a substantial portion of which is contingent upon consummation of the Transaction. The Company has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in

Board of Directors

Endesa Américas S.A.

August 5, 2016

connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to Parent or its affiliates for which they have received, and in the future may receive, compensation, including acting as (i) financial advisor to (a) Endesa S.A. in connection with the sale of Endesa Latinoamerica, S.A. and an equity stake in Enersis S.A. to Enel SpA in October 2014 and (b) Enel SpA in connection with the sale of an equity stake in Slovenske Elektrarne AS to Energetický a Průmyslový Holding in July 2016; (ii) as joint dealer manager and joint bookrunner in the exchange offer targeting six EUR senior unsecured notes issued by Enel Finance International, a subsidiary of Enel SpA, due between 2017 and 2021 for new 1.966% notes due 2025 issued by Enel Finance International, completed in January 2015 and (iii) joint bookrunner in the €1.0 billion and £0.5 billion offering of hybrid notes (coupons of 5.000% and 6.625%) issued by Enel SpA in January 2014. In addition, one or more members of the DB Group have, from time to time, provided investment banking services to the Company or its affiliates for which they have received compensation, including acting as financial advisor to Empresa Nacional de Electricidad S.A. (“Endesa”) in its spin-off, which resulted in the formation of the Company. The DB Group may also provide investment and commercial banking services to Parent in the future, for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Parent, the Company and their respective affiliates (including, but not limited to, Chilectra) for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock, excluding Parent and its affiliates.

Very truly yours,

/s/ DEUTSCHE BANK SECURITIES INC.

DEUTSCHE BANK SECURITIES INC.

ANNEX D

REPORT OF COLIN BECKER, INDEPENDENT APPRAISER OF ENDESA AMÉRICAS

This Annex D is a free English translation and should not be construed as being identical in content to the original Spanish document, which will prevail in the event of any discrepancy with the English translation.

The pro forma and historical consolidated statement of financial position of Enersis Américas S.A., Endesa Américas S.A. and Chilectra Américas S.A., as of June 30, 2016 that are contained in, or referred to, in the report of Colin Becker, dated August 5, 2016, has not been examined or audited in accordance with either the standards of the American Institute of Certified Public Accountants (AICPA) or the standards of the U.S. Public Company Accounting Oversight Board (PCAOB). These pro forma and historical consolidated statements of financial position are considered unaudited for SEC purposes. The English language version of the report of Colin Becker, dated August 5, 2016, that was filed in Spanish with the SVS in Chile has been modified in certain respects to reflect this fact for purposes of presentation in this joint information statement/prospectus.

ENDESA AMÉRICAS S.A.

Independent Appraiser report on the merger between Enersis Américas S.A., Endesa Américas S.A. and Chilectra Américas S.A.

August 5th, 2016

M$ - Chilean pesos in thousands

ANNEXES

I	Unaudited pro forma consolidated statement of financial position resulting from the merger between Enersis Américas S.A., Endesa Américas S.A. and Chilectra Américas S.A., as adjusted by the Independent Appraiser.

II	Share exchange ratio, determined by the Independent Appraiser at June 30th, 2016.

III	Unaudited consolidated financial statements of Enersis Américas S.A. as of June 30th, 2016.

IV	Unaudited consolidated financial statements of Endesa Américas S.A. as of June 30th, 2016.

V	Unaudited consolidated financial statements of Chilectra Américas S.A. as of June 30th, 2016.

VI	Valuation report on Enersis Américas S.A., Endesa Américas S.A. and Chilectra Américas S.A., prepared by PwC Chile.

INDEPENDENT APPRAISER REPORT ON THE MERGER BY INCORPORATION BETWEEN ENERSIS AMÉRICAS S.A., ENDESA AMÉRICAS S.A. AND CHILECTRA AMÉRICAS S.A.

Santiago, August 5th, 2016

Directors and Shareholders

Endesa Américas S.A.

I	Scope of the report

This independent Appraiser report is issued in connection with the proposed merger by incorporation of Endesa Américas S.A. and Chilectra Américas S.A. into Enersis Américas S.A., with the objective of:

a)	Obtaining an independent view on the reasonableness of the merged unaudited pro forma consolidated statement of financial position as of June 30th, 2016 that has been prepared by the Management of Enersis Américas S.A. and the adjustments made to reflect the capital increase based on the share exchange ratio determined by the Independent Appraiser, in compliance with Chile legislation.

b)	Determine the share exchange ratio of the shares of Enersis Américas S.A., Endesa Américas S. A. and Chilectra Américas S.A. and the number of new shares to be issued by Enersis Américas S. A., which should be delivered in exchange for each of the shares of Endesa Américas S.A. and Chilectra Américas S.A. once the merger is consummated.

II	Background information

The following documents have been used as a basis for the determining the merged unaudited pro forma consolidated statement of financial position as of June 30th, 2016, the share exchange ratio and the number of shares to be issued by Enersis Américas S.A. for the shares of Endesa Américas S.A. and Chilectra Américas S.A.:

•	The essential facts of the merger communicated to the Superintendencia de Valores y Seguros (SVS) on May 6th, 2016 by Enersis Américas S.A., Endesa Américas S.A. and Chilectra Américas S.A.

•	Minutes from the board meetings (N° 07/2016) of Enersis Américas S.A., Endesa Américas S.A. and Chilectra Américas S.A. held on May 6th, 2016.

•	Minutes from the Extraordinary Shareholders’ Meeting of Enersis Américas S.A. on December 18th, 2015.

•	Minutes from the Extraordinary Shareholders’ Meeting of Endesa Américas S.A. on December 18th, 2015.

•	Minutes from the Extraordinary Shareholders’ Meeting of Chilectra Américas S.A. on December 18th, 2015.

•	Unaudited consolidated interim financial statements of Enersis Américas S.A. as of June 30th, 2016.

•	Unaudited consolidated interim financial statements of Endesa Américas S.A. as of June 30th, 2016.

•	Unaudited consolidated interim financial statements of Chilectra Américas S.A. as of June 30th, 2016.

•	Spreadsheets with of Enersis Américas S.A., Endesa Américas S.A. and Chilectra Américas S.A., with consolidation adjustments and other adjustments made in order to generate the merged unaudited pro forma consolidated statement of financial position as at June 30th, 2016.

Santiago, August 5th, 2016

Endesa Américas S.A.

2

•	Consolidation spreadsheets of Enersis Américas S.A., Endesa Américas S.A. and Chilectra Américas S.A. and their respective subsidiaries.

•	Share exchange ratio proposed by the Board of the Companies dated on November 24th, 2015, in accordance to the provisions of the fourth paragraph of Article No. 156 of the Regulation of Share Corporations and the corresponding provisions of the General Rule No. 30 issued by the Superintendence of Share Corporations and Insurance Companies (“SVS”). The Board of Directors of Enersis Américas S.A., Endesa Américas S.A. and Chilectra Américas S.A. proposed a share exchange ratio of 2.8 shares of Enersis Américas for each share of Endesa Américas and 5.0 Enersis Américas shares for each share of Chilectra Américas.

•	Valuation report of Enersis Américas S.A, Endesa Américas S.A. and Chilectra Américas S.A., prepared by PwC Chile.

III	Criteria considered in determining the book equity value of the merged company

The Extraordinary Shareholders’ Meetings of Enersis Américas S.A., Endesa Américas S.A. and Chilectra Américas S.A. will decide whether or not to approve the merger by incorporation of Endesa Américas S.A. and Chilectra Américas S.A. into Enersis Américas S.A. Should the merger be approved, all the assets, liabilities, rights and obligations of Endesa Américas S.A. and Chilectra Américas S.A. will be incorporated into Enersis Américas S.A., which will then become the legal and reporting entity of Endesa Américas S.A. and Chilectra Américas S.A.

In view of the aforementioned and as required for the purposes of the merger, I have reviewed the unaudited pro forma consolidated statement of financial position of Enersis Américas S.A. that has been prepared by Management assuming that the merger will be approved (Annex I) and which incorporates the assets, liabilities, rights and obligations of Endesa Américas S.A. and Chilectra Américas S.A. at their book values as at June 30th, 2016. The aforementioned unaudited pro forma consolidated statement of financial position is attached in Annex I and is based on the version prepared by Management, but includes an adjustment resulting from the difference between the share exchange ratio proposed by the Board and the share exchange ratio determined by the Independent Appraiser. The adjustment to the share exchange ratio does not impact Enersis Americas S.A.’s total merged shareholders’ equity.

The above is based on the unaudited interim consolidated statements of Enersis Américas S.A., Endesa Américas S.A. and Chilectra Américas S.A. as at June 30th, 2016.

The consolidated unaudited financial statements of Enersis Americas S.A. as at June 30th, 2016, include all the assets and liabilities of Endesa Américas S.A. and Chilectra Américas S.A. at that date. The non-controlling interests in Endesa Américas S.A. and Chilectra Américas S.A. that does not belong to Enersis Américas S.A. is disclosed within shareholders’ equity as Minority Shareholders’ Interest.

IV	Unaudited pro forma consolidated statement of financial position of the merger at June 30th, 2016

In relation to the assets, liabilities and equity included in the unaudited pro forma consolidated statement of financial position of Enersis Américas S.A. (refer to Annex I), I am able to report that the value of these assets, liabilities and equity equate to the values included in the financial statements of the absorbed companies (Endesa Américas S.A. and Chilectra Américas S.A.) as at June 30th, 2016, and include the appropriate consolidation and merger adjustments (see Annex I).

The unaudited interim consolidated financial statements used in the preparation of the merged unaudited pro forma consolidated statement of financial position included in Annex I are the responsibility of the Companies’ management.

Santiago, August 5th, 2016

Endesa Américas S.A.

3

The Independent Appraiser has carried the following procedures with regards to the merged unaudited pro forma consolidated statement of financial position:

a)	Verify the amounts of the assets, liabilities and equity included in the merged unaudited pro forma consolidated statement of financial position from each company involved in the merger, to the unaudited interim consolidated financial statements as of June 30th, 2016.

b)	Verify the sum of the asset and liability values in the absorbed companies’ unaudited financial statements as at June 30th, 2016, to the sum of assets and liabilities included in the unaudited pro forma consolidated statement of financial position.

c)	Verify that the necessary intercompany transactions and investments in the absorbed companies are eliminated and duly explained by Company’s management in the notes of the unaudited interim pro forma consolidated statement of financial position.

d)	Verify that the non-controlling interests in Endesa Américas S.A. and Chilectra Américas S.A., are included in the minority shareholders’ interest in Enersis Américas S.A.

e)	Ensure that the adjustments to the unaudited consolidated financial statements of Enersis Américas S.A. (resulting from the merger) to arrive at merged unaudited pro forma consolidated statement of financial position, are properly explained by the Company’s management.

Based on the aforementioned, I am able to conclude that the unaudited financial information presented in Annexes III, IV and V, represent the entirety of the assets and liabilities of Endesa Américas S.A. and Chilectra Américas S.A. that are included in the merged unaudited pro forma consolidated statement of financial position of Enersis Américas S.A. (Annex I).

V	Considerations regarding the share exchange ratio

The Board of Directors of Enersis Américas S.A., Endesa Américas S.A. and Chilectra Américas S.A. held on November 24th, 2015 proposed a share exchange ratio of 2.8 shares of Enersis Américas for each share of Endesa Américas and 5.0 Enersis Américas shares for each share of Chilectra Américas.

To determine the share exchange ratio of the companies involved, I have used as a reference the results of the economic valuation of the equity of Enersis Américas S.A., Endesa Américas S.A. and Chilectra Américas S.A. at June 30th, 2016, prepared by PwC Chile (see Annex VII), in addition to the information provided by the Management of each company that I considered relevant to the issuance of this report. The economic valuations of Chilectra Américas S.A. and Enersis Américas S.A. at June 30th, 2016 include the impact of a distribution of an extraordinary dividend to be paid by Chilectra Américas in 2016 for a total of CLP M 120,000, prior to the merger being legally consummated. The proposed dividend will be submitted by the Board of Directors for approval by the Chilectra Américas S.A.’s Extraordinary Shareholders’ Meeting that is scheduled to analyse the merger. The proposed dividend is not reflected in the unaudited financial statements of Chilectra Américas S.A. and Enersis Américas at June 30th, 2016.

In consideration of the aforementioned dividend, the Companies’ management informed us that the Board of Directors of Enersis Américas S.A. will propose a modified share exchange ratio to the Extraordinary Shareholders’ Meeting of 4.0 Enersis Américas shares for each share of Chilectra Américas.

Based on the review of this Independent Appraiser in view of the abovementioned merger by incorporation, the share exchange ratios determined by me based on the Economic Valuation report of Enersis Américas, Endesa Américas and Chilectra Américas prepared by PwC Chile (Annex VI), are as follows:

•	2.5979 (two point five nine seven nine) shares of Enersis Américas S.A. for each share of Endesa Américas S.A.

•	3.2431 (three point two four three one) shares of Enersis Américas S.A. for each share of Chilectra Américas S.A.

Santiago, August 5th, 2016

Endesa Américas S.A.

4

Based on the share exchange ratio determined by this Independent Appraiser, the shares to be issued in exchange are as follows:

	Enersis Américas	Endesa Américas	Chilectra Américas
Controlling shareholder (Enel)	29,762,213,531	4,919,488,794	1,140,277,555
Minority shareholders	19,330,559,231	3,282,265,786	10,464,606

Total number of shares	49,092,772,762	8,201,754,580	1,150,742,161
Share exchange ratio for Enersis shares		2.5979	3.2431

Number of new Enersis Américas shares to be issued		8,527,100,484	33,937,653

Total number of new Enersis Américas shares to be issued	8,561,038,137

The above will require an increase in the number of shares and share capital based on the market value of the new shares to be issued by Enersis Américas, since each share of Endesa Américas S.A. and Chilectra Américas S.A. will be replaced by shares of Enersis Américas S.A. based on the share exchange ratio proposed at the Extraordinary Shareholders’ Meeting.

This merger is subject to the terms of the resolutions adopted at the aforementioned Extraordinary Shareholders’ Meeting of the companies, particularly with regard to compliance of the suspensive condition that refers to the right of withdrawal that could be exercised by the shareholders of Enersis Américas SA, Endesa Américas SA and Chilectra Américas S.A. as a result of the merger, limiting those withdrawals to 10.0%, 10.0% and 0.91% respectively, as well as to the extent that the right to withdraw of Enersis Américas S.A. does not lead to any shareholder exceeding the maximum concentration of 65% shareholding of Enersis Américas S.A. post-merger.

VI	Legal, tax, and accounting considerations

The merger by incorporation of Enersis Américas S.A. RUT No. 94271000-3, (surviving company), Endesa Américas S.A., RUT No. 76536351-9 and Chilectra Américas S.A., RUT No. 76532379-7 (absorbed companies), will materialize and be perfected once approved by the respective Extraordinary Shareholders’ Meetings to be held to analyze the merger and compliance of all formalities required by the relevant legal standards.

VII	Conclusion

This Independent Appraiser declares that I have reviewed the reasonableness of the unaudited pro forma consolidated statement of financial position of Enersis Américas S.A., Endesa Américas S.A. and Chilectra Américas S.A. as at June 30th, 2016, originally prepared by the Companies’ management, and declare that the unaudited pro forma consolidated statement of financial position is consistent with the notes and with the accounting standards applied by Enersis Américas S.A., Endesa Américas S.A. and Chilectra Américas S.A., detailed in the unaudited interim consolidated financial statements as at June 30th, 2016 for the purpose of this merger.

In the opinion of the Independent Appraiser:

•	A share exchange ratio of 2.5979 shares of Enersis Américas S.A. for each share of Endesa Américas S.A. as outlined in Annex II, is a reasonable basis for determining the amount of new shares to be issued by Enersis Américas S.A. to those minority shareholders who do not exercise the right of withdrawal.

Santiago, August 5th, 2016

Endesa Américas S.A.

5

•	An exchange ratio of 3.2431 shares of Enersis Américas S.A. for each share of Chilectra Américas S.A. as outlined in Annex II, is a reasonable basis for determining the amount of new shares to be issued by Enersis Américas S.A. to those minority shareholders who do not exercise the right of withdrawal.

In my capacity as an Independent Appraiser, I have calculated the exchange ratio of shares of Endesa Américas S.A. and Chilectra Américas S.A. for each share of Enersis Américas S.A., based on the economic valuation of the companies performed by PwC Chile (Annexes II and VI, respectively).

For the information and consideration of the respective Boards of Directors and Shareholders of the companies, the unaudited pro forma consolidated statement of financial position of the merger between Endesa Américas S.A. and Chilectra Américas S.A. into Enersis Américas S.A. as at June 30th, 2016 is included in Annex I (adjusted by the Independent Appraiser). Additionally, we have included the unaudited interim consolidated statement of financial position of these companies, which were obtained from the unaudited interim consolidated financial statements of these companies that are included in Annexes III, IV and V.

VIII	Independent Appraiser declaration

The signing Independent Appraiser of this report declares that:

i)	According to Article No. 168 of the Regulation of Share Corporations, the Independent Appraiser is responsible for all the findings contained within this report; and

ii)	This report has been prepared in accordance with the provisions of Article No. 156 of the Regulation of Share Corporations; and

iii)	This report has been made available to the management of Endesa Américas S.A. before being sent to the board of directors.

This report is for the exclusive use and knowledge of management, the board of directors and shareholders of Endesa Américas S.A. and has been prepared with the aforementioned single objective and, therefore, should not be used for any other purpose without the express knowledge of the Independent Appraiser.

Colin S. Becker

Chilean Identification N° 14.583.193-8

ANNEX E

OPINION OF SANTANDER CHILE S.A., INDEPENDENT VALUATOR OF ENDESA AMÉRICAS

This Annex E is a free English translation and should not be construed as being identical in content to the original Spanish document, which will prevail in the event of any discrepancy with the English translation.

Second Phase August 5th, 2016 Project Carter II E-1

Disclaimer Banco Santander Chile S.A. (“Santander”) has been engaged by ENDESA Americas S.A. (“Endesa”) to assist the Board of Directors (the “Board”) in evaluating the operations comprising its Corporate Restructuring. As part of its financial advisory, Santander has prepared this valuation report for purely informative purposes, based on public information available and/or provided by Endesa and/or its managers and/or representatives. All the information provided to Santander is deemed to be true, sufficient, accurate and in good faith. Santander has not conducted any independent audit or research to certify the truthfulness, sufficiency and validity of any information provided to it. Likewise, all publicly-available information, including market information, stock prices, analyst reports and the like, were obtained, among other sources, from entities and/or sites deemed reliable Use of this valuation report is subject to the provisions of the nondisclosure agreement executed by the addressee (the “NDA”) whereby disclosure and reproduction of the information contained herein is very limited. Any person having access to the valuation report must know, understand and accept the conditions set out in the NDA prior to disclosing or otherwise using this valuation report. Its distribution, reproduction and use are forbidden other than with the express consent of Santander, or for other than evaluating the operations comprising the Corporate Restructuring any person having access to the same. Moreover, Santander reserves its right to modify or replace it at any time, and does not assume any obligation in terms of providing any additional information to the addressee The information contained herein has been collected to assist the Board in making its own evaluation of the Restructuring Process, and the valuation report does not pretend to contain all the information that the Board may require. Without exception, under the provisions of the NDA and the last paragraph of this disclaimer, it must conduct its own analysis. Despite reasonable care having been taken in preparing this document, neither Santander nor any of its shareholders, managers and/or employees warrant the accuracy of any data, representation or projection contained herein, and they are released from any liability, even from ordinary negligence, in connection to the information and/or data and/or representations and/or projections contained herein, as well as for any that may have been omitted, even if they differ from those issued by any independent third party Likewise, although the information herein and the opinions advanced hereby are based on sources deemed reliable, they assume several scenarios and projections that may or may not materialize. Consequently, no representation or warranty, express or implied, is made or deemed made by Santander or by any of its shareholders, managers and/or employees and/or any entity of the group, as to the truthfulness, accuracy, sufficiency or completeness of the information and the opinions contained herein, and none of the aforementioned parties assumes any liability whatsoever in relation to such data, opinions or any omission in this valuation report Although the information contained herein may be publicly disclosed by the Board or else by Endesa and/or incorporated into the information made available to the shareholders of Endesa to be made known at one or more shareholders’ meetings called upon to issue a determination on the transactions comprising the Corporate Restructuring, this document does NOT represent an express recommendation to any shareholder of Endesa or any other person or entity, as to how such shareholder or person should proceed in relation to said transactions, the Corporate Restructuring or otherwise Any entity to which Santander offers a valuation report assumes Santander’s responsibility to comply with all the matters indicated in these disclaimers and to demand their compliance by any person or entity to whom said recipient provides or allows access to the valuation report This document has been provided for informative purposes only and does not constitute a basis or grounds for any contract or undertaking whatsoever. The recipient is expected to conduct its own analysis in order to make its own decisions E-2

Table of contents 1. Glossary 2. Introduction 3. Executive summary 4. Analysis of Enersis corporate restructuring process 5. Regulatory matters 6. Description of the companies 7. Valuation of equity interests involved in the merger i) Discounted cash flow ii) Multiples of transaction comparables iii) Multiples of trading comparables iv) Analysts’ target prices and SOTP v) Trading history of ENI-A, EOC-A and CHI-A vs. LatAm Comparables vi) WACC 8. Holding discount and liquidity 9. Merger results 10. Appendix E-3

Glossary Acronym Definition Acronym Definition ADR American Depositary Receipt JEA Extraordinary Shareholders’ Meeting ADTV Average Daily Trading Volume Kd Cost of debt CHI-A Chilectra Americas Ke Rate of return required by the shareholder on account of Company risk CLP$ / $ Chilean Pesos Km Kilometers D Company Debt LatAm Latin America DCF Discounted Cash Flow Mn Millions NFD Net Financial Debt MW Mega Watts Dx Energy Distribution NOPAT Net Operating Profit After Tax E Equity OPA Tender Offer EBITDA Earnings before Interest, Taxes, Depreciation and Amortization OPR Operation between related parties EGM Extraordinary General Meeting R$ Brazilian Real EMBI Emerging Markets Bonds Index SOTP Sum-of-the-parts ENI-A1 Enersis Americas stand alone SVS Securities and Insurance Superintendence ENI-A2 Enersis Americas consolidated T Income tax rate EOC-A Endesa Americas Tx Energy Transmission FFO Fund from Operations USD / US$ United State Dollars g Growth Rate EV Enterprise Value Gx Energy Generation TV Terminal Value IPSA Blue-Chip Stock Price Index WACC Weighted Average Cost of Capital E-4

Table of contents 1. Glossary 2. Introduction 3. Executive summary 4. Analysis of Enersis corporate restructuring process 5. Regulatory matters 6. Description of the companies 7. Valuation of equity interests involved in the merger i) Discounted cash flow ii) Multiples of transaction comparables iii) Multiples of trading comparables iv) Analysts’ target prices and SOTP v) Trading history of ENI-A, EOC-A and CHI-A vs. LatAm Comparables vi) WACC 8. Holding discount and liquidity 9. Merger results 10. Appendix E-5

Introduction Restructuring at Enersis level On April 28th, 2015, Enersis S.A., by means of a material event notice sent to the Chilean Securities and Insurance Superintendence (“SVS”), advised the market on an internal analysis conducted with a view to carrying out a corporate restructuring process. This process would have the following objectives: Streamlining the company’s corporate structure Generation of value for group companies Generation of value for group shareholders Restructuring would be conducted by separating the activities of the Group in Chile from the remaining LatAm activities. This process would be carried out in two neatly differentiated stages: Division of Enersis, Endesa Chile and Chilectra in two companies: Enersis Chile, Endesa Chile and Chilectra Chile: Grouping the activities of the Group in Chile Enersis Americas, Endesa Americas and Chilectra Americas: Grouping the activities of the Group outside Chile Merger of Enersis Americas, Endesa Americas and Chilectra Americas All the resulting companies would be located in Chile and their equities would be listed in the markets where Enersis equities are presently listed. None of the above operations would require additional funds contributions by the current shareholders E-6

May 5-6 Designation of Banco Santander S.A. as independent valuator for Endesa Americas Board of Directors May 17 May 31 Santander presentation to the Board of EOC-A June 9 Endesa Americas submitted updated business plan to Santander July 20 Endesa Americas delivered draft Financial Statements as of May 2016 to Santander July 27 Delivery of valuation and corporate interest report – draft version by Santander to the Board of Endesa Americas, in Spanish Working group session between Santander and the Board of Endesa Americas August 5 Final submission of the final valuation and interest report by Santander to the Board of Endesa Americas Delivery of the final valuation and interest report by Santander, in English Extraordinary Shareholders’ Meeting to vote on the merger Kick off September 28 2016 Source: RFP Endesa Americas and company Introduction Phase II corporate restructuring milestones (independent valuation) E-7

Source: RFP Endesa Americas, company and Santander 1 2 Description of the characteristics, phases, terms and conditions of the merger, in addition to that provided at the JEA held on December 18, 2015 Compliance with Law No. 18,046 Art. 147, in relation to independent evaluators and their reports Analysis of effects and potential impact from the merger of Endesa Americas, including: Equity contribution Checking that merger conditions are at market value Analysis of the operation in the interest of shareholders Any other additional requirements or specifications requested 4 3 To complete and finish the report, Santander has had access, among other things, to: Reports prepared for the merger Financial statements of the companies Business plans of the companies Meetings with senior management of Endesa Americas Submission of Report to the Board of the company, answers to questions and additional requests that may have arisen Submission of report in Spanish and English 2 3 4 1 The independent valuation of the merger has resulted in a report that has taken the following aspects, among others, into consideration Introduction Focus of work conducted by Santander E-8

Withdrawal right Shares exchange equation Tender offer (OPA) Tax cost compensation Enel controlling shareholder Withdrawal right to be potentially exercised by the shareholders of Enersis Americas, Endesa Americas and Chilectra Americas as a result of the merger, not to exceed 10.00%, 10.00% and 0.91% respectively Withdrawal right in Enersis Americas not resulting in any shareholder exceeding the maximum 65% equity ownership limit in Enersis Americas post Merger Shares exchange proposed for the merger 2.8 shares in Enersis Americas = 1 share in Endesa Americas 4.0 shares in Enersis Americas = 1 share in Chilectra Americas The Board of Enersis Americas announced it intended to submit a tender offer (OPA) for all the shares and ADRs issued by Endesa Americas not held by Enersis Americas, at a price of CLP 285 per share The OPA to be contingent upon approval of the merger by the shareholders of Enersis Americas, Endesa Americas and Chilectra Americas, and fulfillment of the first Withdrawal Right condition Solely and exclusively if the merger resolutions are not adopted before December 31, 2017, the CEO of ENI-A will negotiate the terms of a compensation undertaking with Endesa Chile whereby the net tax costs borne by Endesa Chile as a result of its spinoff will be compensated by the tax benefits that Enersis Americas could obtain The controlling shareholder of Enel S.p.A. said that: It considers the notional exchange ratio announced for the merger favorable to the interests of all shareholders, and that it would consequently vote in favor of the Merger at the relevant extraordinary shareholders’ meeting If the Merger is approved, for a period of at least 5 years after the shareholders’ meeting that approves the same, it agreed not to conduct or propose any other corporate restructuring process affecting Enersis Americas Introduction Potential terms and conditions of the merger by Endesa Americas E-9

Main information included in the Virtual Data Room: Information at October 2015 – Phase I of Carter II Project Information at June 2016 – Phase II of Carter II Project Management Presentations and macro scenario Flows and Projections- updated Business Plans approved by the board of each company Tax – Information on tax benefits of the merger PxQ – Detailed Business Plan projections with a calculation of operational margin of each applicable company Regulatory Models – Projections for Ampla and Coelce Others – Adjustments, Corporate Organizational Chart of ENI-A, EOC-A and CHI-A, recommendations for calculations of relevance for the industry Potential distribution of dividends to the shareholders of Chilectra Americas for an amount of CLP$ 120.000.000.000, which, according to what has been informed by the administration of said society, will be subject to consideration by the shareholders of Chilectra Americas at the Extraordinary Shareholders’ Meeting which will discuss the merger Face-to-face meetings with the company team, to better understand the business in the various different countries and clarify differences Public information on ENI-A, EOC-A and CHI-A found both in the Securities and Insurance Superintendence as well as on the webpages of the relevant companies Introduction Information accessed by Santander E-10

Table of contents 1. Glossary 2. Introduction 3. Executive summary 4. Analysis of Enersis corporate restructuring process 5. Regulatory matters 6. Description of the companies 7. Valuation of equity interests involved in the merger i) Discounted cash flow ii) Multiples of transaction comparables iii) Multiples of trading comparables iv) Analysts’ target prices and SOTP v) Trading history of ENI-A, EOC-A and CHI-A vs. LatAm Comparables vi) WACC 8. Holding discount and liquidity 9. Merger results 10. Appendix E-11

Greater liquidity in a single merged vehicle Assuming withdrawal rights are not significantly exercised, liquidity at the merged entity could be enhanced through addition of free float at ENI-A, EOC-A, in addition to the value of CHI-A Potential increase in value due to lower holding discount could bring ENI-A closer to its comparables in terms of trading multiples Potential improved coverage by Research analysts Potential decrease in holding discount on post-merger ENI-A Simplification of inter-company cascade (elimination of EOC-A and CHI-A) should reduce the holding discount on ENI-A owing to lower subordination with regard to operational assets Reduced interest held by controlling shareholder to increase participation by minority interests in making the company’s strategic and management decisions Streamlined corporate structure to increasingly facilitate investors’ analysis of the company Synergies Cutback in holding costs: Merger would cut management costs in 3 different holdings Improved capital structure in post-merger ENI thanks to greater leverage capacity (present cash in ENI-A) and regulated flows (Dx and Tx). This cash may be used for growth and/or be distributed to the shareholder and/or for the purchase of minority interests Less cash flow leakage Corporate streamlining Improved equity story with greater asset visibility, which could stimulate investors’ interest on these shares Investors’ prospects for investing in different vehicles (Chile vs. LatAm; stable cash flows vs. more volatile cash flows) Enhanced efficiency and reduced conflict of interests in decision-making and strategic implementation More specific focus by management at the geographical and business levels (including regulatory and/or market changes) Executive summary Strategic rationale for Carter II and potential merger of Americas vehicles E-12

Merger REJECTED Synergies Merger APPROVED Higher administration costs for all three vehicles Less exposure to growth in distribution sector Negative impact on equity price due to lower synergies More rigid decision-making structure Synergies already included in companies’ business plans Single management team and one single board Quicker decision making process Liquidity Reduced liquidity due to lower free float and market cap Potential exclusion from some stock market or investment indexes More limited coverage by Research analysts Post-merger ENI-A would again become one of the highest traded shares in IPSA Potential weight increase in stock market or investment indexes Potential coverage by the largest Research houses Holding discount No relevant changes since the failure of synergies to materialize would affect the market value and fair value of equities in similar measure Potential reduction to holding discount at the post-merger ENI-A level due to less subordination of operational assets, thanks to streamlined corporate structure and lower administration costs Withdrawal right and tender offer Potential effect of withdrawal right could already be built into the share price Allows for the exit of minority shareholders wishing to lower their exposure to the sector or companies Potential use of cash due to exercise of withdrawal rights could limit the use of funds for M&As /purchase of downstream minority interests Others New advisory costs Cash flow leakage is not reduced Could spark competition between ENI-A and EOC-A as far as investments by the controlling shareholder are concerned Elimination of future restructuring costs Only investment vehicle in LatAm (ex Chile and EGP) for the Enel group and ensuing benefits for minority interests Inability, in the eyes of investors, to gain separate positions in generation and distribution Executive summary Potential implications of merger approval or rejection E-13

Executive summary Valuation methodologies 3 4 2 1 5 Discounted cash flow “DCF” Multiples of Transaction Comparables Multiples of Trading Comparables Current market capitalization Analysts’ Target Prices Primary valuation methodology Supporting methodology via M&A Market supporting methodology Reference to specific valuations Market reference E-14

Executive summary Discounted cash flow methodology (“DCF”) Summary of methodologies for calculating the terminal value Perpetuity FCF Refund of unamortized assets Perpetuity Target RONIC Gordon Shapiro TVt=0 = WACC - g FFOn+1 (1+WACC)n Terminal Valuet = NOPATt-1 1 - WACC - g RONIC g   Cash flow calculation and valuation of Equity (+) Revenues (-) Costs (-) General expenses = EBITDA (-) Tax (+) Amortization tax shield (-) Capex (+/-) Variation in Working Capital Free cash flow (FCF) (x) Discount factor of WACC Discounted Free Cash Flow (DFCF) (Σ DFCF) + (terminal value) = Enterprise Value (-) (Net financial debt + Other liabilities) = Equity value Annuity Cash Flow Annuity TVt=0 = WACC - g FFOn+1 (1+WACC)n *   E-15

Executive summary Valuation methodologies on terminal value for each company Perpetuity FCF Perpetuity target RONIC Annuity FCF Others Gx Dx Others Generalima Caboblanco Tx Concession until 2027 + residual value on fixed assets Fortaleza Contracts until 2023 + capacity payments until 2031 Cien Concession expire in 2020 and 2022 + residual value on fixed assets Com&Serv Cemsa El Chocón Projections until 2024 + perpetuity TESA CTM Holdings Sudene fiscal benefit until 2016 extended for 10 años. Afterwards, 34% tax rate Brazil E-16

Executive summary DCF methodology Company LOW case MID case HIGH case Minority interest or need to have to EOC-A/CHI-A control Relevant minority interest but with the need to have to EOC-A/CHI-A control Majority or sufficient interest to control without needing EOC-A/CHI-A Minority interest or need to have to ENI-A/CHI-A control Relevant minority interest but with the need to have to ENI-A/CHI-A participate in control Majority or sufficient interest to control without needing ENI-A/CHI-A Minority interest not key to control at the ENI-A level Minority interest allowing ENI-A to achieve control or at least 50% + 1 share N/A DCF Valuation Methodology All interests are valued neutrally without considering the difference in the equity weight of ENI-A, EOC-A, CHI-A MID case considered for merger exchange purposes 3 resulting values: a mid case (MID) and 2 cases (LOW and HIGH) resulting from sensitivity to WACC (+/- 0.50%) DCF- NO CONTROL: Does not consider potential value of control DFC - CONTROL: Considers potential value of control E-17

Executive summary Valuation methodologies outcomes Discounted cash flow (US$ Mn) ENI-A2 EOC-A CHI-A Control Case Holding ENI-A2 Holding EOC-A Holding CHI-A The proforma equity value takes into account an extraordinary dividend of CLP$ 120 Bn (US$ 183 Mn) which will be distributed before the merger E-18

Executive summary Valuation methodologies outcomes Source: Bloomberg as of 18th of July, 2016 and public information of transactions Multiples of Trading Comparables (EV / EBITDA16E) US$ Mn Multiples of Transaction Comparables (EV / EBITDA16E) US$ Mn Generation Transmission Distribution Generation Transmission Distribution The proforma equity value takes into account an extraordinary dividend of CLP$ 120 Bn (US$ 183 Mn) which will be distributed before the merger The proforma equity value takes into account an extraordinary dividend of CLP$ 120 Bn (US$ 183 Mn) which will be distributed before the merger E-19

Executive summary Valuation methodologies outcomes Analyst Target Prices US$ Mn Target Price (CLP$) Market Capitalization US$ Mn # Shares (Mn) CLP$ 128 110 119 316 300 ENI-A2 EOC-A 49,093 8,202 1,151 CHI-A SOTP Average 115 The proforma equity value takes into account an extraordinary dividend of CLP$ 120 Bn (US$ 183 Mn) which will be distributed before the merger The proforma equity value takes into account an extraordinary dividend of CLP$ 120 Bn (US$ 183 Mn) which will be distributed before the merger Source: Santiago stock-exchange 20/07/2016 E-20

Executive summary Valuation methodologies outcomes - US$ Mn 1) Implied values 2) Highly illiquid / irrelevant trading volumes 3) Market price considers that Chilectra would distribute an extraordinary dividend of CLP$ 120Bn (US$ 183 Mn) * Values as of July 20th 2016 E-21

Executive summary Holding discount (1) NAV: “Net Asset Value”, i.e. the summation of market values of the underlying assets minus their net financial debt Conclusions and choice of methodology In the specific case of the potential holding discount for ENI-A and EOC-A, Santander is of the opinion that its quantification could lead to calculation method errors. This is due mostly to the following: Discounts arising from the difference between the fair equity value calculated by Santander (“DCF”) and the market value of ENI-A y EOC-A, are very similar (ENI-A ~ -5% vs EOC-A ~ -7% on average since they began trading) Although from the current corporate structure one could surmise greater subordination by ENI-A in relation to EOC-A, one must consider that ENI-A has significant direct holdings in operational assets and not only through EOC-A and/or CHI-A. This should reduce or substantially eliminate an additional holding discount at ENI-A compared to EOC-A The comparable holding cases analyzed evidence discount variations that range from 11% to 42% compared to the equity value of the companies consolidated therein Moreover, one should bear in mind the holding costs of the 3 Americas vehicles since they are included in DCF valuations and assume a higher adjustment at the holding level at ENI-A compared to the two other entities involved in the merger Recognition of holding discount at the first stage of Carter II The holding discount, defined as the % difference between NAV(1) and the stock market value of a company, in Santander’s opinion, would be mostly accounted for by the following factors: Corporate organizational chart cascade effect Complex corporate structure, through cross-holdings between companies Distance of consolidating vehicles from Opcos Access to investors, at the listed Holdco or listed Opco level Different liquidities between Holdcos and Opcos Presence of expenses at the Holdco level in addition to Opco expenses Tyndall Deutsche Bank BofA ML IM Trust Colin Baker (PwC) Rafael Malla (Deloitte) Chile Américas ENI CH 31% EOC CH 16% - - - ENI CH 17% - - EOC-A 22% CHI-A 22% - - - - Mario Torres (KPMG) - - E-22

Executive summary Outcome of merger Methodology Equity value (US$m Share exchange Merged ENI-A (% stake) Market trading value Case 1 - DCF no control Case 2 – DCF control ENI-A2 EOC-A CHI-A EOC-A Shareholder Proposed Exchange Average – other methodologies US$ Mn Stock Price (CLP$) 20/07/2016(1) Controller ENI-A Minorities EOC-A Minorities % ENI-A Stock Price (CLP$) Stock Price (CLP$) Stock Price (CLP$) Trading values at current date Discounted free cash flow values – Does not distinguish between controlling and non-controlling stakes Discounted free cash flow values – Does distinguish between controlling and non-controlling stakes Shareholder meeting proposed exchange Weighted average trading comparable multiples, comparable transactions multiples and target prices Note: values include the agreed tax benefit for the merger. For CHI-A, values take into account an extraordinary dividend of CLP$ 120 Bn (US$ 183 Mn) which will be distributed before the merger 1) In the case that the agreed tax benefit for the merger and the extraordinary dividend for CHI-A are not considered, the stock prices would be: ENI-A2 = $ 115.5; EOC-A = $ 311.2; CHI-A = $446.0 8,760 4,033 618 2.8 51.2% 33.2% 15.5% 84.4% 116.7 321.7 351.4 8,773 3,908 670 2.7 51.4% 33.4% 15.1% 84.8% 116.9 311.7 381.1 8,780 4,167 645 2.8 50.9% 33.1% 16.0% 84.0% 117.0 332.4 366.5 9,130 3,912 827 2.6 51.7% 33.6% 14.6% 85.4% 121.7 312.0 470.2 8,780 4,239 863 2.8 50.8% 33.0% 16.2% 83.7% E-23

Executive summary Conclusions and considerations on the corporate interest of the operation This independent valuation has been prepared by Banco Santander Chile S.A. (“Santander”), at the express request of the Board of Endesa Americas S.A. (“Endesa”) In preparing the independent valuation of the operations comprising the Merger, we used Discounted Cash Flow (DCF) as well as methods and market benchmarks that support DCF (multiples of comparable transactions, multiples of traded variables, market value, review of research analyst documentation and analyses of independent valuation reports) Santander is of the opinion that the Merger is a sensitive process for shareholders in the various companies involved, in particular for shareholders with minority interests. Consequently, we must address economic, market, regulatory and strategic aspects to attain an exchange of shares between the parties involved, at a fair value. For Santander, this value is equivalent to: 2.6 – 2.8 shares in Enersis Americas = 1 share in Endesa Americas (minority interests in EOC-A between 14.6%-16.0%) Assuming the above is complied with, the Merger will be positive and therefore contribute to the interest of Endesa Americas and the shareholders involved, taking into account the following: Withdrawal right to be potentially exercised by the shareholders of Enersis Americas, Endesa Americas and Chilectra Americas as a result of the Merger, not to exceed 10.00%, 10.00% and 0.91% respectively The Board of Enersis Americas announced it intended to submit a tender offer (OPA) for all the shares and ADRs issued by Endesa Americas not held by Enersis Americas, at a price of CLP 285 per share. The OPA to be contingent upon approval of the Merger by the shareholders of Enersis Americas, Endesa Americas and Chilectra Americas, and fulfillment of the first Withdrawal Right condition The controlling shareholder of Enel S.p.A. said that the notional exchange ratio announced for the merger is favorable to the interests of all shareholders, and that it would consequently vote in favor of the Merger at the relevant extraordinary shareholders’ meeting E-24

Table of contents 1. Glossary 2. Introduction 3. Executive summary 4. Analysis of Enersis corporate restructuring process 5. Regulatory matters 6. Description of the companies 7. Valuation of equity interests involved in the merger i) Discounted cash flow ii) Multiples of transaction comparables iii) Multiples of trading comparables iv) Analysts’ target prices and SOTP v) Trading history of ENI-A, EOC-A and CHI-A vs. LatAm Comparables vi) WACC 8. Holding discount and liquidity 9. Merger results 10. Appendix E-25

Analysis of Enersis corporate restructuring process Restructuring at Enersis level: situation post Carter I before LatAm restructuring 60.6% Shared Distribution Distribution Distribution Generation + Others International Local International Local 99.1% 60.0% International Assets Cachoeira Fortaleza Parent Company Three Regionals Holdings Local operating companies Countries and Business Generation Com&Serv Tesa CTM Source: Company presentations * Cemsa is a trading company 1) Includes: Los Molles, Rapel-Sauzal, Laja, Ralco-Pangue, Tarapaca, D. Almagro-Tal Tal, Huasco, San Isidro, Bocamina, TG Quintero, Canela, Ojos de Agua Brazil E-26

Analysis of Enersis corporate restructuring process Restructuring at Enersis Level: phases of Carter II project Initial situacion Phase I Phase II Merger of Chilectra Americas and Endesa Americas with Enersis Americas Spin-off at Endesa Chile and Chilectra level into four different entities grouping the Chilean and international assets separately: Endesa Chile: generation assets in Chile Chilectra Chile: distribution business in Chile Endesa Americas: assets outside Chile of the old Endesa Chile Chilectra Americas: holdings in distribution businesses outside Chile De-merger at the Enersis level and creation of two new entities: Enersis Chile: consolidates 99.1% of Chilectra Chile and 60% of Endesa Chile Enersis Americas: consolidates all international assets of the old Enersis Chile, more than 60% of Endesa Americas and 99.1% of Chilectra Americas Source: corporate information Enel SPA Enel Latinoamérica Enersis Chilectra Chile Endesa Chile Enel SPA Enel Latinoamérica Chilectra Chile Endesa Chile Chilectra Américas Endesa Américas Enersis Américas Enersis Chile Gx & Dx Internat. Enel SPA Enel Latinoamérica Chilectra Chile Endesa Chile Enersis Chile ARG BR COL PE Chilectra Américas Endesa Américas Enersis Américas 100% 60% 60% 99% 100% 100% 60% 60% 99% 60% 99% 60% 60% 99% 60% >50% E-27

Analysis of Enersis corporate restructuring process Description of the two restructuring stages (1) Operation between Related Parties Experts Pablo D’Agliano Colin Baker Emilio Venegas Board’s independent valuator Directors’ Committee’s independent valuator - - Fairness opinion valuators Stage 2 Stage 1 Appeals Court held the asset spinoff was not an OPR(1) However, this Court held that the merger between the Americas vehicles must be considered as an OPR SVS accepted the decision and hence did not appeal before the Supreme Court The Board appointed independent valuators and experts 1 2 3 The Directors’ Committee appointed independent valuators and appraisers Each Director must send a note mentioning the social benefits of this operation for the shareholders The Directors’ Committee must send a note on the merger The shareholders must approve the merger at the JGA (>2/3 votes) LatAm Restructuring 4 5 E-28

Table of contents 1. Glossary 2. Introduction 3. Executive summary 4. Analysis of Enersis corporate restructuring process 5. Regulatory matters 6. Description of the companies 7. Valuation of equity interests involved in the merger i) Discounted cash flow ii) Multiples of transaction comparables iii) Multiples of trading comparables iv) Analysts’ target prices and SOTP v) Trading history of ENI-A, EOC-A and CHI-A vs. LatAm Comparables vi) WACC 8. Holding discount and liquidity 9. Merger results 10. Appendix E-29

Regulatory matters Regulations of the generation business in LatAm Peru Brazil Colombia Long-term auctions Auctions for 15, 20 and 30 years Auctions for 15, 20 and 30 years Open contracts Payments based on capacity Revenues based on recognition during peak demand Recognition of dual-generation for gas turbines Revenues based on recognition during peak demand Auctions for a minimum of 20 years Recognition of dual-generation for gas turbines Guaranteed frequency of pass through recalculation 12.0% Determined by law 11.4% Calculated in each revision 13.9% Calculated in each revision Rates set utilizing objective criteria Each 3-12 months Each 3-12 months Monthly Markets with audited or driven costs Spot market with audited costs Spot market with audited costs Spot market with driven costs Source: Enersis presentation E-30

Regulatory matters Regulations of the distribution business in LatAm Concession term Indefinite 30 years Indefinite Stable regulatory framework 1st 1997 # of revisions: 4 1st 2003 # of revisions: 3 1st 1997 # revisions: 3 Real pre-tax profit margin 12.0% Determined by law 11.4% Calculated in each revision 13.9% Calculated in each revision Rates set utilizing objective criteria New replacement value over the real network New replacement value over the real network New replacement value over the real network Tariff revisions Edelnor: 2013 and 2017 Coelce: 2015 and 2019 Ampla: 2014 and 2019 Codensa: 2014 Conflict Resolutions Regulator solves conflicts and imposes sanctions Chamber of Commerce solves conflicts between agents Getulio Vargas Foundation is in charge of arbitrage Regulator solves disputes between regulated and clients and imposes sanctions Regulator solves conflicts and imposes sanctions Regulator imposes sanctions: SSPD +CREG Peru Brazil Colombia Source: Enersis presentation E-31

Table of contents 1. Glossary 2. Introduction 3. Executive summary 4. Analysis of Enersis corporate restructuring process 5. Regulatory matters 6. Description of the companies 7. Valuation of equity interests involved in the merger i) Discounted cash flow ii) Multiples of transaction comparables iii) Multiples of trading comparables iv) Analysts’ target prices and SOTP v) Trading history of ENI-A, EOC-A and CHI-A vs. LatAm Comparables vi) WACC 8. Holding discount and liquidity 9. Merger results 10. Appendix E-32

Description of the companies Shareholder details Enersis Americas Chilectra Americas Endesa Americas Source: Company as of May 2016 Company Description Enel is a world leader in the electricity and gas industries, present in over 30 countries and with a clear focus on Europe and Latin America The company has net installed capacity of app. 90 gigawatts (GW) and a distribution network stretching over more than 1.9 million kilometers The company’s market cap is EUR 39 Bn Pension fund managers (AFPs) are stock companies exclusively dedicated to the management of a pension fund, as well as the payment of retirement, disability and death benefits to their affiliates, as provided in the law governing the pension savings system in Chile E-33

Description of the companies Enersis Americas Key financial figures EBITDA breakdown 1Q2016 Geographic presence Asset Description Emgesa 444 MW (Termo) Emgesa 3,015 MW (Hydro) Codensa 2.9 Mn (Customers) Asset Description Edegel 1,200 MW (Termo) Edegel 783 MW (Hydro) Edelnor 1.3 Mn (Customers) Asset Description Dock Sud 870 MW (Termo) Costanera 2,304 MW (Termo) El Chocón 1,364 MW (Hydro) Edesur 2.5 Mn (Customers) Asset Description Fortaleza 327 MW (Termo) Cachoeira 665 MW (Hydro) Cien 2,000 MW Ampla 3.0 Mn (Customers) Coelce 3.8 Mn (Customers) US$ Mn Source: Corporate information E-34

Description of the companies Endesa Américas Key financial figures Energy sales by client type US$ Mn DisCos Non-regulated clients Spot Geographic presence Asset Description Emgesa 444 MW (Termo) Emgesa 3,015 MW (Hydro) Asset Description Edegel 1,200 MW (Termo) Edegel 783 MW (Hydro) Edelnor 1.3 Mn (Customers) Asset Description Dock Sud 870 MW (Termo) Costanera 2,304 MW (Termo) El Chocón 1,364 MW (Hydro) Asset Description Fortaleza 327 MW (Termo) Cachoeira 665 MW (Hydro) Cien 2.000 MW Ampla 3.0 Mn (Customers) Coelce 3.8 Mn (Customers) Revenues EBITDA Revenues EBITDA Revenues EBITDA Fuente: Corporate information. 2015 results presentation 1) Total debt for Endesa Chile as of end 2015 E-35

Description of the companies Chilectra Américas Geographic presence Asset Description Codensa 2.9 Mn (Customers) Asset Description Edelnor 1.3 Mn (Customers) Asset Description Edesur 2.5 Mn (Customers) Asset Description Ampla 3.0 Mn (Customers) Coelce 3.8 Mn (Customers) Fortaleza1 327 MW (Thermo) Cachoeira1 665 MW (Hydro) Cien1 2,000 MW Breakdown of Electricity Sales by Country Key Financials Between March 1-31, 2016, Chilectra Americas sustained losses attributable to the controlling company in the equivalent of CLP $ 9.4 billion These results are mostly accounted for by the losses sustained in Argentina of ~$18 million, partly offset by positive results generated in Brazil, Peru and Colombia At March 31st, the company recorded no financial indebtedness Source: Financial Statements at end 2015 1) Through an equity interest in Enel Brazil E-36

Description of the companies Americas vehicles ownership structure Nota 1): ENI-A2: Enersis Américas consolidated, taking into account stakes in Endesa Américas (EOC-A), ~60% and Chilectra Américas (CHI-A), ~ 99,1% ENI-A1: Enersis Américas stand alone not taking into account stakes in Endesa Américas (EOC-A), ~60% y Chilectra Américas (CHI-A), ~ 99,1% 2) Considers merger with ECC Peru Brazil Colombia Argentina Gx Dx Tx Others Nota (1) ENI-A2 ENI-A1 EOC-A CHI-A ENI-A2 ENI-A1 EOC-A CHI-A ENI-A2 ENI-A1 EOC-A CHI-A ENI-A2 ENI-A1 EOC-A CHI-A Edegel 58.6% 21.1% 62.5%   Endesa Brasil 84.4% 50.9% 37.1% 11.3% Emgesa 37.7% 21.6% 26.9%   Costanera 45.4%   75.7%   Chinango 46.9% 16.9% 50.0%   Cachoeira 84.2% 50.8% 37.0% 11.2%           Dock Sud 40.2% 40.2%     Piura 96.5% 96.5%     Fortaleza 84.4% 51.0% 37.1% 11.3%           El Chocon 39.2%   65.4%             Cien 84.4% 50.9% 37.1% 11.3%           TESA 84.4% 50.9% 37.1% 11.3%                                CTM 84.4% 50.9% 37.1%  11.3%                                         Edelnor 75.5% 60.1%   15.6% Coelce 64.9% 45.2% 21.9% 6.6% Codensa(2) 47.8% 38.6%   9.2% Edesur 71.6% 37.6% 0.5% 34.1%           Ampla 92.0% 45.3% 17.4% 36.7%                                                   Generalima 100% 100%     Com e Serv 84.4% 50.9% 37.1% 11.3% Cemsa 82.0% 55.0% 45.0%   Caboblanco 100% 100%                                                 E-37

Description of the companies Description of the companies comprising the restructuring perimeter - Generation Company Territorial Presence Brief Description Installed Capacity (MW) Edegel S.A.A. is a privately-held electric distribution company Total actual capacity of 1,686 MW (including its subsidiary Chinango with 195MW), of which 784 MW are hydro and 902 MW are thermal Edegel is part of the Peruvian National Power Grid 1,686 Chinango S.A.C. is a Peruvian utility mostly engaged in electricity generation and distribution Total actual capacity of 195 MW hydro generation, distributed in two stations, Yanango (43 MW) and Chimay (152 MW) 195 Empresa Eléctrica de Piura S.A. (Eepsa), is active in electricity generation, transmission, distribution and trading It runs the Eléctrica Malacas 2 and 3; power stations a thermal power generation complex with total installed capacity of 298 MW 298 Endesa Braz Endesa Brasil S.A operates as a holding company and is present in energy distribution, generation, transmission and trading The company is present in four states, where it serves close to 5.4 million customers and participates in electricity generation through subsidiaries Cachoeira and Fortaleza (987 MW combined) 987 Cachoeira Dourada SA is a hydro power station located on the Paranaíba River, in the city of Cachoeira Dourada, state of Goiás It runs ten units with a combined 665 MW installed capacity 665 Fortaleza Located in the municipality of Caucaia, 50 km from the capital of the state of Ceará. Endesa Fortaleza is a combined-cycle thermal power station with 322 MW installed capacity The station is NG-fired, with capacity to generate one third of the electricity needs of Ceará, with a population of app. 8.2 million 322 The largest electricity generator in Colombia, located in the outskirts of the city of Bogota. It comprises 13 power stations with capacity totaling 3,059 MW, including El Guavio (1,213 MW), the country’s largest hydro power station. Of these 13 facilities, 11 are hydro and two are thermal 3,059 Source: Financial reports by the companies, corporate presentations and websites E-38

Description of the companies Description of the companies comprising the restructuring perimeter - Generation Company Territorial Presence Brief Description Installed Capacity (MW) Costanera The Costanera station is located in Buenos Aires and comprises six thermal generation facilities with capacity of 1,138 MW, which can run on either natural gas or fuel oil It also runs two CC stations with capacity of app. 859 MW and 327 MW respectively 2,324 Central Dock Sud S.A., is an electricity generation and trading company located in Dock Sud, in the Province of Buenos Aires It runs one CC NG-fired power station with net capacity of 870 MW, outfitted with four gas turbines and one steam turbine 870 El Chocón Hidroeléctrica El Chocón S.A. is a hydro generation company straddling the provinces of Neuquén and Río Negro This hydro complex has an aggregate installed capacity of 1,328 MW and comprises the stations of El Chocón, with 1,200 MW installed capacity (pondage hydro station) and Arroyito, with installed capacity of 128 MW 1,328 Source: Financial reports by the companies, corporate presentations and websites E-39

Description of the companies Description of the companies comprising the restructuring perimeter - Transmission Company Territorial Presence Brief Description Transmission Lines (Km) Cien Compañía de Interconexión Energética S.A. (CIEN) is a Brazilian energy transmission company. Its complex comprises two frequency conversion stations, Garabi I and Garabi II, (which convert, in both directions, the frequencies used in Brazil -60 Hertz- and Argentina -50 Hertz) and transmission lines On the Argentine side, they are managed by two subsidiaries: Compañía de Transmisión del Mercosur S.A. (CTM) and Transportadora de Energía S.A. (TESA), both of which are wholly-owned by CIEN The interconnection grid consists of two transmission lines covering a total distance of 1,000 kilometers, and the Garabí conversion facility. 1,000 Tesa CTM Source: Financial reports by the companies, corporate presentations and websites E-40

Description of the companies Description of the companies comprising the restructuring perimeter - Distribution Company Territorial Presence Brief Description Customers (# million) Edelnor is the electrical utility concessionaire for the north of the Metro Lima region and the Constitutional Province of Callao, Province of Huara, Province of Huaral, Province of Barranca and Province of Oyón Edelnor sells electricity to 1.3 million customers Of the total, 94.5% are residential, 3.3% are commercial, 0.1% are industrial, and 2.1% are other customers 1,3 Coelce is the electrical distribution utility for the State of Ceará, in northeastern Brazil, covering a concession area of 149,000 km2, serving a population of over 8 million people Coelce sells electricity to 3.8 million customers Of the total, 77.7% are residential, 6.4% are commercial, and the remaining 15.9% serve other customers, most notably rural 3,8 Ampla is an energy distribution company present in 73.3% of the territory of the State of Río de Janeiro, serving a population of over 8 million people Ampla sells electricity to 3 million customers Of the total, 90.5% are residential, 6.1% are commercial, and 3.4% are other users 3,0 Codensa Codensa distributes and sells electricity in Bogota and in 103 municipalities in different political subdivisions across the country Codensa sells electricity to 2.9 million customers Of the total, 88.8% are residential, 9.5% are commercial, 1.6% are industrial, and 0.2% are other customers. 2,9 Edesur’s principal line of business is electricity distribution and trading in the southern zone of Buenos Aires Edesur sells electricity to 2.5 million customers Of the total, 87.6% are residential customers, 11.1% are commercial, 1.0% are industrial, and 0.3% are other users 2,5 Source: Financial reports by the companies, corporate presentations and websites E-41

Table of contents 1. Glossary 2. Introduction 3. Executive summary 4. Analysis of Enersis corporate restructuring process 5. Regulatory matters 6. Description of the companies 7. Valuation of equity interests involved in the merger i) Discounted cash flow ii) Multiples of transaction comparables iii) Multiples of trading comparables iv) Analysts’ target prices and SOTP v) Trading history of ENI-A, EOC-A and CHI-A vs. LatAm Comparables vi) WACC 8. Holding discount and liquidity 9. Merger results 10. Appendix E-42

Valuation of equity interests involved in the merger Valuation methodologies used 1. Discounted cash flow “DCF”: Business Plan provided by EOC-A Specifically, we note different calculation methodologies for terminal value: Perpetuity according to Gordon Shapiro method Perpetuity according to “Key Value Driver“ method (RONIC vs WACC) Refund of book value of assets at the end of the concession Annuity until the end of the concession 3. Comparable trading multiples: These multiples do not have an implied control premium For Gx, the following methodology was used: Peru and Colombia: mean of comparable trading in the Andean region (including Chile) Brazil and Argentina: multiples of locally-traded companies For Dx, the following methodology was used: Peru and Colombia: mean of multiples of Edelnor and Luz del Sur Brazil: locally-traded companies Argentina: locally-traded companies For Tx the following methodology was used: Peru and Colombia: N/A Brazil: locally-traded companies Argentina: locally-traded companies 2. Comparable transactions multiples: These multiples may or may not include a control premium, depending on whether the acquisition resulted in the entry of a controlling shareholder The most significant transactions in the various different businesses have been selected (Gx, Tx and Dx) in the markets under analysis 4. Analysts’ target prices: Considered target prices of analysts providing coverage for ENI-A and EOC-A. Since CHI-A has no analysts’ coverage, account has been taken of the implied SOTP value in the Scotiabank report 5. Current market value: Account has been taken of the values traded in terms of market cap (and enterprise value) starting with the first quote for the Americas vehicles 3 4 2 1 5 E-43

Valuation of equity interests involved in the merger Valuation methodologies on terminal value for each company Source: Methodology agreed between the Company and Santander Perpetuity FCF Perpetuity target RONIC Annuity FCF Others Gx Dx Others Generalima Caboblanco Tx Concession until 2027 + residual value on fixed assets Fortaleza Contracts until 2023 + capacity payments until 2031 Cien Concession expire in 2020 and 2022 + residual value on fixed assets Com&Serv Cemsa El Chocón Projections until 2024 + perpetuity TESA CTM Holdings Sudene fiscal benefit until 2016 extended for 10 años. Afterwards, 34% tax rate Brazil E-44

Valuation of equity interests involved in the merger Key macroeconomic indicators GDP (%) Demand growth per country (%) Inflation (%) TC Medio vs. USD(2) Argentina Colombia Peru Brazil (1) Source: Coporate information (1) Peru’s growth in 2016 is explained by the entry into service of mining projects (2) Colombian figures are divided by 1000 E-45

Table of contents 1. Glossary 2. Introduction 3. Executive summary 4. Analysis of Enersis corporate restructuring process 5. Regulatory matters 6. Description of the companies 7. Valuation of equity interests involved in the merger i) Discounted cash flow ii) Multiples of transaction comparables iii) Multiples of trading comparables iv) Analysts’ target prices and SOTP v) Trading history of ENI-A, EOC-A and CHI-A vs. LatAm Comparables vi) WACC 8. Holding discount and liquidity 9. Merger results 10. Appendix E-46

Using the DCF method, a company is valued based on its intrinsic medium-term growth perspectives, not being significantly affected by short-term market decision or events The DCF method calculates the enterprise value (“EV”) as the present value of “funds from operations” (“FFO”) after discounting the weighted-average cost of capital (“WACC”) The present value of FFO after a certain number of periods (n) is known as Terminal Value (“TV”) The above may be summarized using the following formula: Valuation of equity interests involved in the merger i) Discounted cash flow Deleveraged Discounted Cash Flow EV = FFOt (1 + WACC)t TV (1 + WACC)n + ∑ t = 1 n The Gordon Shapiro method to calculate the terminal value of a company is a variation of the discounted FFO model The most significant assumption in this method is to assume growth of flows at a constant rate (g) to perpetuity Consequently, this method is only advisable for mature companies, with relatively low, stable and constant growth over the years Terminal Value Method 1.1: FCL - Gordon Shapiro Perpetuity FFOt = EBITDAt - Taxest - CAPEXt - ΔWKt Method1.2: Cash Flow Annuity This is an extension of the Gordon Shapiro Method, here the most significant difference is that the projection is not to perpetuity, but rather to a limited number of years (p) Annuity TVt=0 = WACC - g FFOn+1 (1+WACC)n *   Gordon Shapiro VTt=0 = WACC - g FFOn+1 (1+WACC)n E-47

Valuation of equity interests involved in the merger i) Discounted cash flow Terminal Value A correct estimate of Terminal Value is of the essence for an accurate valuation, since TV generally represents a large percentage of enterprise value The target RONIC perpetuity method (“KVD” or ”Key Value Driver”) has been applied in this valuation exercise to the Distribution business because of its Capex-intensive nature in order to meet regulatory demands NOPATt-1 is operating Margin after Taxes during the first year after the projections for a given period g indicates NOPAT perpetuity growth (after the projection period). For valuation purposes, we have considered 2.2% in US dollars for all companies RONIC is the expected rate of return on marginal capital invested In other words, RONIC may be said to measure the return generated when a company converts its capital into Capex to generate additional income Terminal Valuet = NOPATt-1 1 - WACC - g RONIC g Method 2: Target RONIC Perpetuity - Key Value Driver Method 3: Refund of assets at book value This method combines with the previous ones, in which, in the case of concessions, the value of fixed assets not yet amortized is refunded For this valuation exercise, the companies that receive a refund for these assets are Cachoeira (generation company) and Cien (transmission line) In the case of Cachoeira, the estimated refund will be R$ 300 million In the case of Cien, there are two refunds because one of the two concessions expires in 2020 and the other in 2022 Residual value for 2020: R$ 335 million Residual value for 2022: R$ 320 million Since residual value is refunded at the end of the concession, its present value was calculated using the following formula: M= Refundable amount in US dollars iLc = Local currency inflation iUS = USD inflation n = final year of concession   E-48

Valuation of equity interests involved in the merger i) Discounted cash flow methodology Company LOW case MID case HIGH case Minority interest or need to have to EOC-A/CHI-A control Relevant minority interest but with the need to have to EOC-A/CHI-A control Majority or sufficient interest to control without needing EOC-A/CHI-A Minority interest or need to have to ENI-A/CHI-A control Relevant minority interest but with the need to have to ENI-A/CHI-A participate in control Majority or sufficient interest to control without needing ENI-A/CHI-A Minority interest not key to control at the ENI-A level Minority interest allowing ENI-A to achieve control or at least 50% + 1 share N/A DCF Valuation Methodology All interests are valued neutrally without considering the difference in the equity weight of ENI-A, EOC-A, CHI-A MID case considered for merger exchange purposes 3 resulting values: a mid case (MID) and 2 cases (LOW and HIGH) resulting from sensitivity to WACC (+/- 0.50%) DCF- NO CONTROL: Does not consider potential value of control DFC - CONTROL: Considers potential value of control E-49

Valuation of equity interests involved in the merger i) Discounted cash flows: summary of ENI-A valuation Control case Peru Brazil Colombia Argentina Gx Dx Tx Oth. Holdings Company Stake LOW MID HIGH ENI-A 100.0% 1,020 1,013 1,004 EOC-A 60.0% 27 27 26 CHI-A 99.1% -151 -153 -154 Company Stake LOW MID HIGH Edegel 58.6% 1,087 1,173 1,273 Chinango 46.9% 184 199 217 Piura 96.5% 139 154 172           Edelnor 75.5% 1,097 1,210 1,342           Generalima 100.0% -79 -79 -80 Caboblanco 100.0% 4 4 4 Company Stake LOW MID HIGH Endesa Brasil 84,4% 26 13 -2 Cachoeira 84,2% 363 370 378 Fortaleza 84,4% 235 240 245 Cien 84,4% 235 240 244           Coelce 64,9% 579 622 669 Ampla 92,0% 205 281 364           Com e Serv 84,4% 202 218 236           Company Stake LOW MID HIGH Emgesa 37.7% 1,632 1,795 1,983                     Codensa 47.8% 1,015 1,106 1,210                     Company Stake LOW MID HIGH Costanera 45.4% 27 28 30 Dock Sud 40.2% 51 52 54 El Chocon 39.2% 125 128 131 TESA 84.4% -16 -16 -16 CTM 84.4% -16 -16 -16           Edesur 71.6% 50 60 71           Cemsa 82.0% 8 8 9           US$ Mn E-50

Valuation of equity interests involved in the merger i) Discounted cash flows: summary of ENI-A valuation US$ Mn % Proportional Equity per Business % Proportional Equity per Geography E-51

Valuation of equity interests involved in the merger i) Discounted cash flows: summary of EOC-A valuation Peru Brazil Colombia Argentina Gx Dx Tx Holdings Oth. Control Case US$ Mn Company Stake LOW MID HIGH EOC-A 100.0% 46 45 44 Company Stake LOW MID HIGH Edegel 62.5% 1,158 1,250 1,357 Chinango 50.0% 196 212 231                                         Company Stake LOW MID HIGH Endesa Brasil 37.1% 12 6 -1 Cachoeira 37.0% 160 163 166 Fortaleza 37.1% 104 106 108 Cien 37.1% 104 105 107           Coelce 21.9% 195 210 225 Ampla 17.4% 39 53 69           Com e Serv 37.1% 89 96 104           Company Stake LOW MID HIGH Emgesa 26.9% 1,163 1,279 1,412                                         Company Stake LOW MID HIGH Costanera 75.7% 45 47 50 El Chocon 65.4% 209 214 219           TESA 37.1% -7 -7 -7 CTM 37.1% -7 -7 -7           Edesur 0.5% 0 0 0           Cemsa 45.0% 4 5 5           E-52

% Proportional Equity per Business % Proportional Equity per Geography Valuation of equity interests involved in the merger i) Discounted cash flows: summary of EOC-A valuation US$ Mn E-53

Valuation of equity interests involved in the merger i) Discounted cash flows: summary of CHI-A valuation Peru Brazil Colombia Argentina Holdings Gx Dx Tx Oth. Control case US$ Mn Company Stake LOW MID HIGH CHI-A 100.0% -153 -154 -155 Company Stake LOW MID HIGH                     Edelnor 15.6% 226 250 277                     Company Stake LOW MID HIGH Endesa Brasil 11.3% 4 2 0 Cachoeira 11.2% 48 49 50 Fortaleza 11.3% 31 32 33 Cien 11.3% 31 32 33           Coelce 6.6% 59 64 68 Ampla 36.7% 82 112 145           Com e Serv 11.3% 27 29 32           Company Stake LOW MID HIGH                     Codensa 9.2% 196 214 234                     Company Stake LOW MID HIGH           TESA 11.3% -2 -2 -2 CTM 11.3% -2 -2 -2           Edesur 34.1% 24 29 34                     E-54

Valuation of equity interests involved in the merger i) Discounted cash flows: summary of CHI-A valuation % Proportional Equity per Business % Proportional Equity per Geography US$ Mn E-55

Valuation of equity interests involved in the merger i) Discounted cash flows: CONTROL Case (summary) Company Business ENI-A2 ENI-A1 EOC-A CHI-A Equity LOW Equity MID Equity HIGH DFN EBITDA % Equity EV/EBITDA % Equity EV/EBITDA % Equity EV/EBITDA % Equity EV/EBITDA Edegel Gx 58.6% 21.1% 62.5%   1,855 2,001 2,172 158 271 1,087 7.4x 273 5.4x 1,357 8.6x - n.a. Chinango Gx 46.9% 16.9% 50.0%   392 425 463 31 39 184 10.8x 45 7.6x 231 12.6x - n.a. Piura Gx 96.5% 96.5%     144 160 178 44 49 172 4.5x 172 4.5x - n.a. - n.a. Edelnor Dx 75.5% 60.1%   15.6% 1,453 1,602 1,776 413 214 1,342 10.3x 1,117 10.6x - n.a. 226 8.7x Generalima Otros 100.0% 100.0%     - 79 - 79 - 80 42 - 0 - 80 n.a. - 80 n.a. - n.a. - n.a. Caboblanco Other 100.0% 100.0%     4 4 4 - 8 - 0 4 n.a. 4 n.a. - n.a. - n.a. Resto Other                                   Peru ∑         3,770 4,113 4,513 679 572 2,708 8.3x 1,531 7.9x 1,588 9.0x 226 8.7x                                   Endesa Brasil Gx 84.4% 50.9% 37.1% 11.3% 31 16 - 2 - 294 - 34 - 2 8.7x - 9 9.2x 6 8.2x 4 7.8x Cachoeira Gx 84.2% 50.8% 37.0% 11.2% 431 440 449 - 35 87 378 4.8x 232 4.8x 163 4.7x 48 4.6x Fortaleza Gx 84.4% 51.0% 37.1% 11.3% 279 285 290 1 67 245 4.3x 150 4.4x 106 4.2x 31 4.2x Cien Tx 84.4% 50.9% 37.1% 11.3% 279 284 289 16 64 244 4.7x 149 4.8x 105 4.7x 31 4.6x Coelce Dx 64.9% 45.2% 21.9% 6.6% 893 958 1,031 323 235 622 5.5x 433 5.5x 210 5.5x 64 5.5x Ampla Dx 92.0% 45.3% 17.4% 36.7% 223 305 395 1,037 226 281 5.9x 138 5.9x 53 5.9x 112 5.9x Com e Serv Other 84.4% 50.9% 37.1% 11.3% 240 258 280 2 11 236 26.3x 156 28.7x 89 22.6x 27 22.6x Resto Other                                   Brazil ∑         2,375 2,546 2,732 1,050 656 2,003 5.5x 1,250 5.5x 731 5.3x 317 5.7x                                   Emgesa Gx 37.7% 21.6% 26.9%   4,328 4,758 5,256 1,688 629 1,632 9.6x 785 8.5x 1,412 11.0x - n.a. Codensa Dx 47.8% 38.6%   9.2% 2,123 2,314 2,532 630 434 1,210 7.3x 998 7.4x - n.a. 214 6.8x Resto Other                                   Colombia ∑         6,451 7,072 7,788 2,318 1,063 2,842 8.5x 1,784 7.9x 1,412 11.0x 214 6.8x                                   Costanera Gx 45.4%   75.7%   60 63 66 62 50 27 2.5x (3) n.a. 50 2.6x - n.a. Dock Sud Gx 40.2% 40.2%     127 130 134 28 45 54 3.6x 54 3.6x - n.a. - n.a. El Chocon Gx 39.2%   65.4%   320 327 334 44 40 125 9.1x (6) n.a. 219 9.5x - n.a. TESA Tx 84.4% 50.9% 37.1% 11.3% - 19 - 19 - 19 26 2 - 16 4.5x (9) 4.7x - 7 4.2x - 2 4.2x CTM Tx 84.4% 50.9% 37.1% 11.3% - 20 - 19 - 19 25 1 - 16 4.4x (10) 4.6x - 7 4.2x - 2 4.2x Edesur Dx 71.6% 37.6% 0.5% 34.1% 70 84 99 168 196 60 1.3x 32 1.3x 0 1.2x 29 1.3x Cemsa Other 82.0% 55.0% 45.0%   10 10 11 - 1 1 9 7.3x 6 7.6x 4 6.6x - n.a. Resto Other                                   Argentina ∑         547 576 606 353 334 243 2.3x 64 1.7x 259 5.3x 24 1.3x                                   ENI Americas Holding 100.0% 100.0%     1,020 1,013 1,004 - 1,176 - 16 1,013 10.0x 1,013 10.0x - n.a. - n.a. Endesa Americas Holding 60.0%   100.0%   46 45 44 - 62 - 2 27 7.1x - n.a. 45 7.1x - n.a. Chilectra Americas Holding 99.1%     100.0% - 153 - 154 - 155 138 - 2 - 153 9.8x - n.a. - n.a. - 154 9.8x Holdings ∑         913 904 892 - 1,101 - 20 887 9.8x 1,013 10.0x 45 7.1x - 154 9.8x                                       Total ∑         14,057 15,210 16,532 3,300 2,605 8,684 6.6x 5,642 6.5x 4,035 8.2x 628 5.1x ENI-A2 ENI-A1 EOC-A CHI-A Values at 100% US$ Mn E-56

Valuation of equity interests involved in the merger i) Discounted cash flows: NO-CONTROL Case (summary) Company Business ENI-A2 ENI-A1 EOC-A CHI-A Equity DFN EBITDA % Equity EV/EBITDA % Equity EV/EBITDA % Equity EV/EBITDA % Equity EV/EBITDA Edegel Gx 58.6% 21.1% 62.5%   2,001 158 271 1,173 8.0x 423 8.0x 1,250 8.0x - n.a. Chinango Gx 46.9% 16.9% 50.0%   425 31 39 199 11.6x 72 11.6x 212 11.6x - n.a. Piura Gx 96.5% 96.5%     160 44 49 154 4.2x 154 4.2x - n.a. - n.a. Edelnor Dx 75.5% 60.1%   15.6% 1,602 413 214 1,210 9.4x 963 9.4x - n.a. 250 9.4x Generalima Other 100.0% 100.0%     - 79 42 - 0 - 79 n.a. - 79 n.a. - n.a. - n.a. Caboblanco Other 100.0% 100.0%     4 - 8 - 0 4 n.a. 4 n.a. - n.a. - n.a. Peru ∑         4,113 679 572 2,661 8.2x 1,537 7.9x 1,462 8.4x 250 9.4x                               Endesa Brasil Gx 84.4% 50.9% 37.1% 11.3% 16 - 294 - 34 13 8.2x 8 8.2x 6 8.2x 2 8.2x Cachoeira Gx 84.2% 50.8% 37.0% 11.2% 440 - 35 87 370 4.7x 223 4.7x 163 4.7x 49 4.7x Fortaleza Gx 84.4% 51.0% 37.1% 11.3% 285 1 67 240 4.2x 145 4.2x 106 4.2x 32 4.2x Cien Tx 84.4% 50.9% 37.1% 11.3% 284 16 64 240 4.7x 145 4.7x 105 4.7x 32 4.7x Coelce Dx 64.9% 45.2% 21.9% 6.6% 958 323 235 622 5.5x 433 5.5x 210 5.5x 64 5.5x Ampla Dx 92.0% 45.3% 17.4% 36.7% 305 1,037 226 281 5.9x 138 5.9x 53 5.9x 112 5.9x Com e Serv Other 84.4% 50.9% 37.1% 11.3% 258 2 11 218 24.3x 132 24.3x 96 24.3x 29 24.3x Brazil ∑         2,546 1,050 656 1,983 5.5x 1,224 5.5x 738 5.4x 320 5.7x                               Emgesa Gx 37.7% 21.6% 26.9%   4,758 1,688 629 1,795 10.3x 1,028 10.3x 1,279 10.3x - n.a. Codensa Dx 47.8% 38.6%   9.2% 2,314 630 434 1,106 6.8x 894 6.8x - n.a. 214 6.8x Colombia ∑         7,072 2,318 1,063 2,901 8.6x 1,922 8.3x 1,279 10.3x 214 6.8x                               Costanera Gx 45.4%   75.7%   63 62 50 28 2.5x - n.a. 47 2.5x - n.a. Dock Sud Gx 40.2% 40.2%     130 28 45 52 3.5x 52 3.5x - n.a. - n.a. El Chocon Gx 39.2%   65.4%   327 44 40 128 9.3x - n.a. 214 9.3x - n.a. TESA Tx 84.4% 50.9% 37.1% 11.3% - 19 26 2 - 16 4.3x - 10 4.3x - 7 4.3x - 2 4.3x CTM Tx 84.4% 50.9% 37.1% 11.3% - 19 25 1 - 16 4.3x - 10 4.3x - 7 4.3x - 2 4.3x Edesur Dx 71.6% 37.6% 0.5% 34.1% 84 168 196 60 1.3x 32 1.3x 0 1.3x 29 1.3x Cemsa Other 82.0% 55.0% 45.0%   10 - 1 1 8 6.9x 6 6.9x 5 6.9x - n.a. Argentina ∑         576 353 334 245 2.3x 70 1.8x 252 5.2x 24 1.3x                               ENI Americas Holding 100.0% 100.0%     1,013 - 1,176 - 16 1,013 10.0x 1,013 10.0x - n.a. - n.a. Endesa Americas Holding 60.0%   100.0%   45 - 62 - 2 27 7.1x - n.a. 45 7.1x - n.a. Chilectra Americas Holding 99.1%     100.0% - 154 138 - 2 - 153 9.8x - n.a. - n.a. - 154 9.8x Holdings ∑         904 - 1,101 - 20 887 9.8x 1,013 10.0x 45 7.1x - 154 9.8x                                   Total ∑         15,210 3,300 2,605 8,677 6.6x 5,766 6.6x 3,776 7.7x 653 5.2x ENI-A2 ENI-A1 EOC-A CHI-A Values at 100% US$ Mn E-57

Valuation of equity interests involved in the merger i) Discounted cash flows: summary of valuation under this methodology – CONTROL Case Merger by Incorporation in ENI-A US$ Mn Merger value detail at company level US$ Mn LOW CASE (WACC + 0.5%) HIGH CASE (WACC – 0.5%) MID CASE (CONTROL) E-58

Table of contents 1. Glossary 2. Introduction 3. Executive ummary 4. Analysis of Enersis corporate restructuring process 5. Regulatory matters 6. Description of the companies 7. Valuation of equity interests involved in the merger i) Discounted cash flow ii) Multiples of transaction comparables iii) Multiples of trading comparables iv) Analysts’ target prices and SOTP v) Trading history of ENI-A, EOC-A and CHI-A vs. LatAm Comparables vi) WACC 8. Holding discount and liquidity 9. Merger results 10. Appendix E-59

Valuation of equity interests involved in the merger ii) Multiples of transaction comparables The methodology of comparable transaction multiples is based on a sample of transactions of operationally-related companies in the same sector as ENI-A, EOC-A and CHI-A. This analysis is intended to do the following: For the ratios that could be used in the comparable transactions methodology, in order to define a range of values, we considered the EV/EBITDA multiple as being the most significant. The EV/EBITDA multiple compares enterprise value to the company’s capacity to generate gross earnings (EBITDA). Therefore, it could be considered as a proxy for the payback ratio of the amount paid for the acquisition To execute this methodology, we considered EBITDA for 2016E at ENI-A, EOC-A and CHI-A, included in the company’s business plan We considered the average of the EV/EBTDA multiple of recent transactions, to which we applied a variation of ±5%, to obtain a range of values Some of the transactions analyzed include acquisitions in which a majority interest was purchased, which is why a control premium may exist. For this reason, this method is used for the most part in cases in which there is a change of control E-60

Valuation of equity interests involved in the merger ii) Multiples of transaction comparables(1) Note: Numbers correspond to transactions with details in the annex 1) Details in the annex 2) Ajusted median not including maximum multiple Brazil Peru Colombia Argentina Gx Dx Tx 10.5x 8.4x(2) 8.6x 8.0x 11.5x 8.5x 3.2x 3.1x 6.6x 6.4x E-61

Valuation of equity interests involved in the merger ii) Multiples of transaction comparables Company Business ENI-A2 ENI-A1 EOC-A CHI-A Equity DFN EBITDA % Equity EV / EBITDA % Equity EV / EBITDA % Equity EV / EBITDA % Equity EV / EBITDA Edegel Gx 58.6% 21.1% 62.5%   2,171 158 271 1,272 8.6x 459 8.6x 1,356 8.6x - 8.6x Chinango Gx 46.9% 16.9% 50.0%   306 31 39 143 8.6x 52 8.6x 153 8.6x - 8.6x Piura Gx 96.5% 96.5%     377 44 49 364 8.6x 364 8.6x - 8.6x - 8.6x Edelnor Dx 75.5% 60.1%   15.6% 1,295 413 214 978 8.0x 778 8.0x - 8.0x 202 8.0x Generalima Other 100.0% 100.0%     - 44 42 - 0 - 44 8.6x - 44 8.6x - 8.6x - 8.6x Caboblanco Other 100.0% 100.0%     8 - 8 - 0 8 8.6x 8 8.6x - 8.6x - 8.6x Peru ∑         4,113 679 572 2,722 8.3x 1,617 8.3x 1,509 8.6x 202 8.0x                               Endesa Brasil Gx 84.4% 50.9% 37.1% 11.3% - 45 - 294 - 34 - 38 10.0x - 23 10.0x - 17 10.0x - 5 10.0x Cachoeira Gx 84.2% 50.8% 37.0% 11.2% 470 - 35 87 395 5.0x 239 5.0x 174 5.0x 53 5.0x Fortaleza Gx 84.4% 51.0% 37.1% 11.3% 336 1 67 283 5.0x 171 5.0x 125 5.0x 38 5.0x Cien Tx 84.4% 50.9% 37.1% 11.3% 255 16 64 215 4.2x 130 4.2x 95 4.2x 29 4.2x Coelce Dx 64.9% 45.2% 21.9% 6.6% 1,228 323 235 796 6.6x 555 6.6x 268 6.6x 81 6.6x Ampla Dx 92.0% 45.3% 17.4% 36.7% 454 1,037 226 417 6.6x 205 6.6x 79 6.6x 166 6.6x Com e Serv Other 84.4% 50.9% 37.1% 11.3% 105 2 11 89 10.0x 53 10.0x 39 10.0x 12 10.0x Brazil ∑         2,801 1,050 656 2,158 5.8x 1,330 5.8x 763 5.5x 374 6.2x                               Emgesa Gx 37.7% 21.6% 26.9%   5,541 1,688 629 2,090 11.5x 1,197 11.5x 1,489 11.5x - 11.5x Codensa Dx 47.8% 38.6%   9.2% 3,062 630 434 1,463 8.5x 1,183 8.5x - 8.5x 283 8.5x Colombia ∑         8,602 2,318 1,063 3,553 10.1x 2,380 9.8x 1,489 11.5x 283 8.5x                               Costanera Gx 45.4%   75.7%   96 62 50 44 3.2x - 3.2x 73 3.2x - 3.2x Dock Sud Gx 40.2% 40.2%     115 28 45 46 3.2x 46 3.2x - 3.2x - 3.2x El Chocon Gx 39.2%   65.4%   84 44 40 33 3.2x - 3.2x 55 3.2x - 3.2x TESA Tx 84.4% 50.9% 37.1% 11.3% - 16 26 2 - 13 6.4x - 8 6.4x - 6 6.4x - 2 6.4x CTM Tx 84.4% 50.9% 37.1% 11.3% - 17 25 1 - 14 6.4x - 8 6.4x - 6 6.4x - 2 6.4x Edesur Dx 71.6% 37.6% 0.5% 34.1% 439 168 196 314 3.1x 165 3.1x 2 3.1x 149 3.1x Cemsa Other 82.0% 55.0% 45.0% 0.0% 5 - 1 1 4 3.2x 3 3.2x 2 3.2x - 3.2x Argentina ∑         707 353 334 414 3.2x 198 3.2x 120 3.3x 146 3.1x                               ENI Americas Holding 100.0% 100.0%     1,016 - 1,176 - 16 1,016 9.8x 1,016 9.8x - 9.8x - 9.8x Endesa Americas Holding 60.0%   100.0%   38 - 62 - 2 23 9.8x - 9.8x 38 9.8x - 9.8x Chilectra Americas Holding 99.1%     100.0% - 154 138 - 2 - 153 9.8x - 9.8x - 9.8x - 154 9.8x Holdings ∑         900 - 1,101 - 20 887 9.8x 1,016 9.8x 38 9.8x - 154 9.8x                                   Total ∑         17,124 3,300 2,605 9,733 7.3x 6,541 7.4x 3,918 8.0x 850 5.9x ENI-A2 ENI-A1 EOC-A CHI-A Values at 100% Note: Cachoeira, Fortaleza and Cien multiples have been reduced to half due to a shorter lifetime with respect to the financial projections used for the DCF. US$ Mn E-62

Valuation of equity interests involved in the merger ii) Multiples of transaction comparables: valuation summary under this methodology Merger by Incorporation in ENI-A US$ Mn Merger value detail at company level US$ Mn LOW CASE (-5% sobre MID) HIGH CASE (+5% over MID) MID CASE E-63

Table of contents 1. Glossary 2. Introduction 3. Executive summary 4. Analysis of Enersis corporate restructuring process 5. Regulatory matters 6. Description of the companies 7. Valuation of equity interests involved in the merger i) Discounted cash flow ii) Multiples of transaction comparables iii) Multiples of trading comparables iv) Analysts’ target prices and SOTP v) Trading history of ENI-A, EOC-A and CHI-A vs. LatAm Comparables vi) WACC 8. Holding discount and liquidity 9. Merger results 10. Appendix E-64

Valuation of equity interests involved in the merger iii) Multiples of trading comparables Peru Colombia Brazil Argentina Gx Tx Dx The trading multiples method is based on an analysis of the market price for the equities and their corresponding multiples on a sample of companies that must be similar to the companies under valuation This method is based on the general assumption that the price of the equity in the stock market represents the best proxy for the financial value of a company. In fact, in an efficient speculator-free market, the market price for an equity should reflect investors’ expectations regarding growth of future results of a company, its degree of associated risk and its volatility To apply this method, a series of ratios or multiples on comparable listed companies is generated, including the price (numerator) and a given parameter such as earnings or other financial data (denominator). The average/mean of the ratios obtained is applied consistently to the variables determined for the companies under valuation, so as to obtain a notional value of how the market could value the company The reference multiple used in the valuation of ENI-A, EOC-A and CHI-A is EV/EBITDA E-65

Valuation of equity interests involved in the merger iii) Multiples of trading comparables: EV/EBITDA multiples Debt/Assets 1) Values max (10.3x) and min (4.8x) excluded from mean 2) Debt / Assets for Argentina: mean of other countries is assumed in order to simulate a long-term Andean Region: EV/EBITDA Mean 9.2x Debt / Assets 28% Brazil: EV/EBITDA Mean 6.9x Debt / Assets 30% Argentina EV/EBITDA Mean 4.1x Debt / Assets 29%(2) Generation Business Transmission Business Distribution Business Brazil EV/EBITDA 7.9x Debt / Assets 28% Argentina EV/EBITDA 3.9x Debt / Assets 28%(2) Brazil EV/EBITDA 4.7x Debt / Assets 25% Argentina EV/EBITDA 4.1x Debt / Assets 25%(2) A. Region EV/EBITDA 7.4x Debt/ Assets 24% 23% 43% 23% 38% 23% 15% 7% 50% 35% 31% 56% 6% 19% 16% 45% 9.2x 6.9x(1) 4.1x 42% 22% 25% 22% 28% 33% 9% 7.9x 7.4x E-66

Valuation of equity interests involved in the merger iii) Multiples of trading comparables Company Business ENI-A2 ENI-A1 EOC-A CHI-A Equity DFN EBITDA % Equity EV / EBITDA % Equity EV / EBITDA % Equity EV / EBITDA % Equity EV / EBITDA Edegel Gx 58.6% 21.1% 62.5%   2,406 158 271 1,410 9.5x 509 9.5x 1,503 9.5x - 9.5x Chinango Gx 46.9% 16.9% 50.0%   339 31 39 159 9.5x 57 9.5x 170 9.5x - 9.5x Piura Gx 96.5% 96.5%     420 44 49 405 9.5x 405 9.5x - 9.5x - 9.5x Edelnor Dx 75.5% 60.1%   15.6% 1,173 413 214 886 7.4x 705 7.4x - 7.4x 183 7.4x Generalima Other 100.0% 100.0%     - 44 42 - 0 - 44 9.5x - 44 9.5x - 9.5x - 9.5x Caboblanco Other 100.0% 100.0%     8 - 8 - 0 8 9.5x 8 9.5x - 9.5x - 9.5x Peru ∑         4,302 679 572 2,825 8.6x 1,640 8.4x 1,672 9.5x 183 7.4x                               Endesa Brasil Gx 84.4% 50.9% 37.1% 11.3% 60 - 294 - 34 50 6.9x 30 6.9x 22 6.9x 7 6.9x Cachoeira Gx 84.2% 50.8% 37.0% 11.2% 336 - 35 87 283 3.5x 171 3.5x 124 3.5x 38 3.5x Fortaleza Gx 84.4% 51.0% 37.1% 11.3% 232 1 67 196 3.5x 118 3.5x 86 3.5x 26 3.5x Cien Tx 84.4% 50.9% 37.1% 11.3% 237 16 64 200 3.9x 121 3.9x 88 3.9x 27 3.9x Coelce Dx 64.9% 45.2% 21.9% 6.6% 787 323 235 511 4.7x 356 4.7x 172 4.7x 52 4.7x Ampla Dx 92.0% 45.3% 17.4% 36.7% 30 1,037 226 28 4.7x 14 4.7x 5 4.7x 11 4.7x Com e Serv Other 84.4% 50.9% 37.1% 11.3% 72 2 11 61 6.9x 37 6.9x 27 6.9x 8 6.9x Brazil ∑         1,754 1,050 656 1,328 4.2x 846 4.2x 525 4.1x 169 4.4x                               Emgesa Gx 37.7% 21.6% 26.9%   4,263 1,688 629 1,608 9.5x 921 9.5x 1,145 9.5x - 9.5x Codensa Dx 47.8% 38.6%   9.2% 2,597 630 434 1,241 7.4x 1,004 7.4x - 7.4x 240 7.4x Colombia ∑         6,860 2,318 1,063 2,849 8.5x 1,924 8.3x 1,145 9.5x 240 7.4x                               Costanera Gx 45.4%   75.7%   139 62 50 63 4.1x - 4.1x 105 4.1x - 4.1x Dock Sud Gx 40.2% 40.2%     154 28 45 62 4.1x 62 4.1x - 4.1x - 4.1x El Chocon Gx 39.2% 0.0% 65.4% 0.0% 118 44 40 46 4.1x 0 4.1x 77 4.1x - 4.1x TESA Tx 84.4% 50.9% 37.1% 11.3% - 19 26 2 - 16 4.6x - 9 4.6x - 7 4.6x - 2 4.6x CTM Tx 84.4% 50.9% 37.1% 11.3% - 19 25 1 - 16 4.6x - 10 4.6x - 7 4.6x - 2 4.6x Edesur Dx 71.6% 37.6% 0.5% 34.1% 644 168 196 461 4.1x 242 4.1x 3 4.1x 219 4.1x Cemsa Other 82.0% 55.0% 45.0%   6 - 1 1 5 4.1x 4 4.1x 3 4.1x - 4.1x Argentina ∑         1,024 353 334 606 4.1x 288 4.1x 175 4.1x 215 4.1x                               ENI Americas Holding 100.0% 100.0%     1,038 - 1,176 - 16 1,038 8.5x 1,038 8.5x - 8.5x - 8.5x Endesa Americas Holding 60.0%   100.0%   41 - 62 - 2 25 8.5x - 8.5x 41 8.5x - 8.5x Chilectra Américas Holding 99.1%     100.0% - 152 138 - 2 - 150 8.5x - 8.5x - 8.5x - 152 8.5x Holdings ∑         928 - 1,101 - 20 913 8.5x 1,038 8.5x 41 8.5x - 152 8.5x                                   Total ∑         14,869 3,300 2,605 8,520 6.5x 5,737 6.6x 3,559 7.3x 655 5.2x ENI-A2 ENI-A1 EOC-A CHI-A Source: Bloomberg July 18th, 2016 Note: multiples of Cachoeira, Fortaleza and Cien have been halved due to the shorter useful life of these assets, compared to the financial projections used in the DCF US$ Mn E-67

Valuation of equity interests involved in the merger iii) Multiples of trading comparables - Generation Company Territorial Presence Brief Description Installed Capacity (MW) XXX Peruvian electrical generation company Runs 2 thermal and 7 hydro power stations Controlled by Grupo Enel 1,800 Isagen Colombian energy generation and trading company Runs 1 thermal and 5 hydro power stations Owned by Canada’s Brookfield equity fund 2,212 Celsia Colombian company focused on energy generation and distribution Runs 2 thermal and 3 hydro power stations Controlled by Grupo Argos 1,777 Mostly in the energy generation and distribution business With operations in Chile, Brazil, Argentina , Peru and Colombia Runs 16 thermal and 11 hydro power stations, and 3 NCRE plants Controlled by Grupo Enel 14,785 Aes Gener Chilean electricity generation company Runs 10 thermal and 2 hydro power stations and 1 NCRE plant Operates in Argentina and Colombia through its subsidiaries Controlled by AES Corp 5,081 Colbun Chilean electricity generation company Runs 5 thermal and 15 hydro power stations and transmission lines Controlled by Grupo Matte 2,962 E-CL Mostly in the energy generation and distribution business Runs 11 thermal and 3 hydro power stations, transmission lines and a gas pipeline Controlled by French group GDF Suez 2,018 Source: Financial reports by the companies, corporate presentations and websites E-68

Valuation of equity interests involved in the merger iii) Multiples of trading comparables - Generation Company Territorial Presence Brief Description Installed Capacity (MW) EnerSur Peruvian company in the energy generation and distribution business Runs 4 thermal and 1 hydro power stations Controlled by French group Engie 1,952 Pampa Energía Argentinian company in the energy generation, transmission and distribution businesses(1) Runs 4 thermal and 2 hydro power stations Controlled by executives Marcelo Mindlin, Damián Mindlin, Gustavo Mariani and Ricardo Torres 2,217 Central Puerto Argentine energy generation company Runs 3 thermal power stations Controlled by Grupo SADESA 1,795 Endesa Costanera Argentine energy generation company Runs 1 thermal power station Controlled by Grupo Enel 1,138 Engie Tractebel Energia Brazilian energy generation company Runs 3 small thermal power stations, 9 hydro power stations,7 wind farms, 3 biomass stations and 1 solar farm Controlled by French group Engie 7,049 Emae Brazilian energy generation and water control company Runs 1 hydro power station and 3 small hydro power stations Controlled by the State of São Paulo 952 Aes Tiete Brazilian energy generation company Runs 9 hydro power stations and 3 small hydro power stations Subsidiary of US-based AES Corporation 2,658 Source: Financial reports by the companies, corporate presentations and websites 1) Transmission business under the Transener brand. Distribution business under the Edenor brand E-69

Company Territorial Presence Brief Description Installed Capacity (MW) Electrobras Brazilian company in the energy generation and transmission business It runs 45 hydro and 125 power stations, 8 wind farms and 2 thermonuclear stations. It has 61,000 km of transmission lines Controlled by the State of Brazil 42,987 CPFL Energía Brazilian energy generation and distribution company It runs 48 small hydro, 6 hydro and 2 thermal power stations, 41 wind farms, 8 biomass plants and 1 solar farm. It distributes to 7.6 million customers 3,162 EDP Brazilian energy generation and distribution company It runs 16 hydro and 1 thermal power stations Subsidiary of Energías de Portugal (EDP) 3,809 Copel Brazilian energy generation, transmission and distribution company It runs 18 hydro and 1 thermal power stations and 1 wind farm. It distributes energy to 3.5 million households and has 2,302 km of transmission lines Controlled by the State of Paraná 4,754 Cemig Brazilian energy generation, transmission and distribution company It runs 84 hydro and 3 thermal power stations and 23 wind farms. It has 15,650 km of transmission lines and distributes to over 12 million customers In Chile, it operates a transmission line together with Alusa Controlled by the State of Minas Gerais 7,800 Brazilian generation company It runs 6 hydro power stations Controlled by the State of São Paulo 6,649 Valuation of equity interests involved in the merger iii) Multiples of trading comparables - Generation Source: Financial reports by the companies, corporate presentations and websites E-70

Company Territorial Presence Brief Description Installed Capacity (MW) ISA Brazilian energy transmission company 18,500 km of transmission lines in 16 Brazilian states Controlled by Colombian-based ISA 18,500 Alupar Brazilian energy generation and transmission company Runs transmission lines in Brazil and Chile It runs 4 hydro and 5 small hydro power stations and 1 wind farm in Brazil, Colombia and Peru, totaling 687 MW of installed capacity Controlled by Brazilian holding Guarupart 5,723 TGS Argentine NG transmission production and trading company Largest NG supplier in Argentine, runs three gas pipelines for a total 7,935 km of pipeline Controlled by CIESA 7,925 Transener Argentine energy transmission company 14,385 km of HV transmission lines in Argentina Controlled by Pampa Energía 14,385 Valuation of equity interests involved in the merger iii) Multiples of trading comparables - Transmission Source: Financial reports by the companies, corporate presentations and websites E-71

Valuation of equity interests involved in the merger iii) Multiples of trading comparables - Distribution Company Territorial Presence Brief Description Customers (# million) Luz del Sur Peruvian energy distribution company Distributes energy in 30 districts of the province of Lima Controlled by Sempra Energy International (US) 1.1 Edelnor Peruvian energy distribution company, a subsidiary of Enersis Americas Distributes energy in 52 districts Controlled by Grupo Enel 1.3 Light Brazilian energy distribution and generation company Distributes energy in the State of Rio de Janeiro It runs two hydro power stations and two pumping stations Controlled by Brazilian generator CEMIG 4.2 Equatorial Brazilian energy distribution holding Distributes to 4.5 million customers in the States of Maranhão (through CEMAR) and Pará (through CELPA) Main shareholders: Squadra Investimentos, Opportunity and GIC 4.5 Coelce Brazilian energy distribution company Distributes energy in the State of Caerá Controlled by Grupo Enel 3.8 Edenor Argentine energy distribution company Distributes energy in 21 municipalities of the province of Buenos Aires Controlled by Argentine generator Pampa Energía 2.8 Edesur Argentine energy distribution company Distributes energy in the province of Buenos Aires Controlled by Grupo Enel 2.5 Source: Financial reports by the companies, corporate presentations and websites E-72

Valuation of equity interests involved in the merger iii) Multiples of trading comparables: valuation summary under this methodology Merger by Incorporation in ENI-A US$ Mn Merger value detail at company level US$ Mn LOW CASE (-5% over MID) HIGH CASE (+5% over MID) MID CASE E-73

Table of contents 1. Glossary 2. Introduction 3. Executive summary 4. Analysis of Enersis corporate restructuring process 5. Regulatory matters 6. Description of the companies 7. Valuation of equity interests involved in the merger i) Discounted cash flow ii) Multiples of transaction comparables iii) Multiples of trading comparables iv) Analysts’ target prices and SOTP v) Trading history of ENI-A, EOC-A and CHI-A vs. LatAm Comparables vi) WACC 8. Holding discount and liquidity 9. Merger results 10. Appendix E-74

Valuation of equity interests involved in the merger iv) Analysts’ target prices and SOTP Analysts (or “sell-side analysts”) try to prepare and subsequently advise investors on various viewpoints with regard to the value, risks and volatility of a given company, in order to provide advice to investors in their decision to buy, sell, short sell, hold or simply avoid a given equity in a company To collect the necessary information for an analysis, analysts often review reports and news on the companies being studied and other aspects of relevance for the industry. Moreover, they participate in management conferences Analysts prepare reports on the companies and industries being covered, in order to provide recommendations to investors (buy, sell or hold) and provide a price reference at which they value the equity (“target price”) with the relevant premium/discount vs. the current equity price. These reports may be accessed through various different sources. Moreover, stock brokerage firms often offer these reports to their clients free of charge The sum-of-the-parts method (“SOTP”) generates an indicative value for the company, adding the value of its segments, subsidiaries or assets individually to the total value of the company This methodology may be useful for the following groups: Prospective buyers may want to use this methodology as a preliminary stage for corporate restructuring Investors may be interested in using it because a business being traded for less than the sum of its parts could be “cheap” Santander has used the following methodology to value the Americas vehicles: ENI-A2: average target prices by JPMorgan, Scotiabank, Banco Bice and Banco Security ENI-A1: implied value calculated by Santander EOC-A: average target prices by JPMorgan and Scotiabank CHI-A: SOTP obtained by Scotiabank research E-75

Valuation of equity interests involved in the merger iv) Analysts’ target prices and SOTP (US$m) ENI-A2 ENI-A1 EOC-A CHI-A Mean: US$8,849 Mn Mean: US$3,861 Mn Mean: US$926 Mn Implied ENI-A1 = ENI-A2 - 60% of EOC-A – 99,1% of CHI-A Mean: US$5,615 Mn Target Price (CLP) Source: Bloomberg, July 18st, 2016 128 110 119 115 316 300 The proforma equity value takes into account an extraordinary dividend of CLP$ 120 Bn (US$ 183 Mn) which will be distributed before the merger. The unadjusted value of Scotiabank was US$ 1,110 Mn E-76

Valuation of equity interests involved in the merger iv) Analysts’ target prices and SOTP: valuation summary under this methodology Merger by Incorporation in ENI-A US$ Mn Merger value detail at company level US$ Mn LOW CASE (-5% over MID) HIGH CASE (+5% over MID) MID CASE E-77

Table of contents 1. Glossary 2. Introduction 3. Executive summary 4. Analysis of Enersis corporate restructuring process 5. Regulatory matters 6. Description of the companies 7. Valuation of equity interests involved in the merger i) Discounted cash flow ii) Multiples of transaction comparables iii) Multiples of trading comparables iv) Analysts’ target prices and SOTP v) Trading history of ENI-A, EOC-A and CHI-A vs. LatAm Comparables vi) WACC 8. Holding discount and liquidity 9. Merger Results 10. Appendix E-78

Valuation of equity interests involved in the merger v) Trading history of ENI-A, EOC-A and CHI-A Source: Bloomberg, June 21, 2016 Share performance evolution Historical Behavior - % Change 100 Base Since ENI-A / EOC-A went public Price(local currency) % Change 1 Week 1 Month Since Apr-21-16 IPSA 1.8% 3.2% 4.3% Enersis Chile 3.1% 2.4% (12.2%) Endesa Chile (0.1%) (3.2%) (4.0%) Enersis Americas 1.4% 1.2% 5.5% Endesa Americas 1.3% 3.9% 5.2% Colbun 2.5% (1.1%) (5.6%) AES Gener 0.8% 1.5% (0.7%) ECL 0.5% 8.7% 7.0% ENEL 2.7% 4.4% 3.0% Mean 1.6% 2.3% 0.3% 76.5 4,108.7 115.5 311.2 602.1 161.9 319.8 4,0 1,214.8 E-79

Valuation of equity interests involved in the merger v) Trading history of ENI-A, EOC-A and CHI-A vs. LatAm Comparables Source: Bloomberg, July 20, 2016 Historical Share Price - % Change % Change 1 Week 1 Month 3 Months 6 Months 1 Year 5 Years Generation Mean 2.7% 5.5% 1.1% 13.7% 9.4% 63.0% ENDESA Chile (0.1%) (3.2%) - - - - ENDESA Americas 1.3% 3.9% - - - - ENERSIS Chile 3.1% 2.4% - - - - ENERSIS Americas 1.4% 1.2% - - - - Colbun 2.5% (1.1%) (7.9%) 0.3% (13.5%) 24.4% E,CL 0.5% 8.7% 7.9% 26.3% 33.1% (3.9%) AES Gener 0.8% 1.5% (3.2%) 3.8% (11.6%) 15.2% Peru Engie Perú 2.8% 1.7% (3.4%) 14.0% (1.7%) Edegel 2.8% 12.0% 11.5% 16.5% (21.0%) 70.6% Isagen 8.7% 8.7% 8.8% 17.1% 61.5% 95.2% Celsia (0.9%) (1.4%) (2.4%) 27.8% (8.1%) (17.4%) Brazil CPFL Energia 1.2% 12.7% 0.7% 35.5% 5.5% (7.7%) Cemig 14.2% 22.1% (21.4%) 8.8% (44.9%) (78.6%) Copel 11.5% 24.8% 1.4% 24.4% (14.7%) (22.2%) EDP Brasil 4.2% 9.5% (0.5%) 9.4% 14.4% (65.0%) CESP (0.9%) (3.2%) (31.7%) (9.6%) (40.9%) (63.8%) Tractebel (2.5%) 0.1% 4.5% 16.0% 12.5% 43.6% AES Tiete 4.0% 1.4% (4.4%) 4.4% (18.6%) (40.2%) Argentina Pampa (4.4%) (3.8%) 41.9% 30.5% 96.5% 550.0% Endesa Costanera (1.4%) 16.9% (1.4%) (1.4%) 43.4% 35.5% Central Puerto 10.8% 18.2% 20.6% 22.9% 79.9% 511.3% Transmission Mean 3.5% 3.3% 10.7% 23.7% 32.6% 189.6% Brazil CTEEP 2.3% 2.8% 25.1% 40.9% 53.9% 35.6% Alupar 7.8% 17.8% 15.9% 42.6% (6.5%) (14.1%) Taesa 2.5% 8.0% (1.8%) 18.9% (8.8%) (41.4%) Argentina TGS 3.9% (7.0%) 7.6% 19.2% 79.3% 537.8% Transener 1.0% (4.8%) 6.9% (3.2%) 45.2% 429.9% Distribution Mean 10.3% 9.7% 20.3% 19.1% 14.7% 100.6% Peru Luz del Sur (0.8%) (3.5%) 16.7% 4.0% (7.0%) 60.3% Edelnor Sede (0.4%) (3.6%) 17.7% 13.9% (2.6%) 71.2% Brazil AES Eletropaulo 24.7% 21.9% (0.2%) 5.5% (51.2%) (77.2%) Coelce 3.0% 8.1% 7.0% 18.4% 1.0% 25.3% Eletrobras 26.5% 36.5% 56.4% 66.0% 94.6% (28.6%) Argentina Edenor 8.6% (1.5%) 24.4% 6.9% 53.2% 552.7% E-80

Valuation of equity interests involved in the merger v) Market valuation of ENI-A y EOC-A Source: Company Information, Equity Research, and Bloomberg, July 18th, 2016. Fx USD/CLP 654.2 closing at June 2016 in order to make it comparable with the DCF analysis. 1) Market value of minority interests from the P/VL ratio of each company. Summary (US$m) Market Capitalization 8,854 3,972 785 Minority Interests Book Value 2,221 1,173 - Market Value(1) 3,592 2,480 - Net Debt / (Cash) 2,199 1,503 (28) Firm Value Book Value 13,275 6,648 756 Market Value 14,645 7,955 756 EBITDA 2016E 2,522 1,064 - EV/EBITDA 2016E Book Value 5.3x 6.2x   Market Value 5.8x 7.5x   P/VL 1.6x 2.1x 1.1x Given the importance of minority interests in enterprise value, we note the range of values between the book and market values of minority interests To calculate the market value of minority interests, we have taken the current book value of minority interests and applied it the P/BV multiple of each entity CHI-A is listed on the Santiago Exchange but lacks trading presence E-81

Table of contents 1. Glossary 2. Introduction 3. Executive summary 4. Analysis of Enersis corporate restructuring process 5. Regulatory matters 6. Description of the companies 7. Valuation of equity interests involved in the merger i) Discounted cash flow ii) Multiples of transaction comparables iii) Multiples of Trading comparables iv) Analysts’ target prices and SOTP v) Trading history of ENI-A, EOC-A and CHI-A vs. LatAm Comparables vi) WACC 8. Holding discount and liquidity 9. Merger results 10. Appendix E-82

Valuation of equity interests involved in the merger vi) WACC WACC Ke D / (D+E) (1-T) x Kd E / (D+E) x x + Market Risk Premium Leveraged Beta Company risk premium Risk-free Rate Interest rate Tax rate WACC (Weighted average cost of capital) is the minimum rate of return that a company must attain with a given asset to meet the expectations of its creditors, shareholders and other capital providers The D/(D+E) ratio represents the financial structure of the valued company, calculated considering its optimal long-term structure. It is common market practice to use a “target financial structure” (e.g. the financial structure the company must have to maintain a financial position able to generate value for shareholders in the long term) Kd is the cost of debt, basically the interest rate at which the company is financed through funds borrower from third parties (e.g. banks, bondholders, etc.) Ke is the return demanded of company equities, basically the rate of return on the investments that the shareholders require in exchange for owning the equities and assuming the risk this entails + x CAPM(1) 1) Capital Asset Pricing Model E-83

WACC generation business US T-Bond 1.69% 1.69% 1.69% 1.69% Country Risk premium 2.04% 3.94% 2.79% 5.05% Unlevered Beta 0.72 0.64 0.72 0.84 D/E 36% 42% 36% 38% Levered Beta 0.91 0.82 0.89 1.05 Risk premium (MRP)(1) 7.0% 7.0% 7.0% 7.0% Additional premium for Country Risk 3.00% Equity rate (Ke) 10.1% 11.4% 10.7% 17.1% US T-Bond + EMBI 3.7% 11.3% 4.5% 7.1% Spread 200pbs 200pbs 200pbs 200pbs Interest rate (Kd) 5.7% 13.3% 6.5% 9.1% After tax interest rate (Kd *(1-t)) 4.1% 8.8% 4.3% 5.9% D/D+E 27% 30% 27% 28% E/D+E 73% 70% 73% 72% Tax rate 28% 34% 34% 35%         WACC (nominal US$) 8.5% 10.6% 9.0% 14.0% Valuation of equity interests involved in the merger vi) WACC for generation business 1) Ibottson Source: Bloomberg as of July 18th 2016 Comps Ke Kd Risk free: UST 10y bond (L3M avg.) Country Risk: JP Morgan EMBI (L3M avg.) Unlevered beta: average of territorial market comparables by geography % Debt: average of territorial market comparables by geography (Argentina: % leverage as average for Brazil , Peru and Colombia as LT proxy) Argentina is applied an additional 300 bps country risk due to future political-regulatory uncertainty Peru: UST bond + EMBI + 200 bps spread Brazil: CDI 2016 projection, 13.75% in BRL (Santander) converted into US$ subtracting the BRL/US inflation spread + 200 bps spread Colombia: UST bond + EMBI + 200 bps spread Argentina: 2016 sovereign bond yield in US$ + 200 bps spread E-84

WACC distribution business US T-Bond 1.69% 1.69% 1.69% 1.69% Country Risk premium 2.04% 3.94% 2.79% 5.05% Unlevered Beta 0.56 0.49 0.56 0.83 D/E 31% 33% 31% 32% Levered Beta 0.68 0.60 0.67 1.01 Risk premium (MRP)(1) 7.0% 7.0% 7.0% 7.0% Additional premium for Country Risk 3.0% Equity rate (Ke) 8.5% 9.9% 9.2% 16.8% US T-Bond + EMBI 3.7% 11.3% 4.5% 7.1% Spread 200pbs 200pbs 200pbs 200pbs Interest rate (Kd) 5.7% 13.3% 6.5% 9.1% After tax interest rate (Kd *(1-t)) 4.1% 8.8% 4.3% 5.9% D/D+E 24% 25% 24% 24% E/D+E 76% 75% 76% 76% Tax rate 28% 34% 34% 35%         WACC (nominal US$) 7.5% 9.6% 8.0% 14.2% Valuation of equity interests involved in the merger vi) WACC for distribution business Ke Kd Comps Risk free: UST 10y bond (L3M avg.) Country Risk: JP Morgan EMBI (L3M avg.) Unlevered beta: average of territorial market comparables by geography % Debt: average of territorial market comparables by geography (Argentina: % leverage as average for Brazil , Peru and Colombia as LT proxy) Argentina is applied an additional 300 bps country risk due to future political-regulatory uncertainty Peru: UST bond + EMBI + 200 bps spread Brazil: CDI 2016 projection, 13.75% in BRL (Santander) converted into US$ subtracting the BRL/US inflation spread + 200 bps spread Colombia: UST bond + EMBI + 200 bps spread Argentina: 2016 sovereign bond yield in US$ + 200 bps spread 1) Ibottson Source: Bloomberg as of July 18th 2016 E-85

WACC transmission business US T-Bond 1.69% 1.69% Country Risk premium 3.94% 5.05% Unlevered Beta 0.60 1.01 D/E 39% 39% Levered Beta 0.75 1.26 Risk premium (MRP)(1) 7.0% 7.0% Additional premium for Country Risk 3.0% Equity rate (Ke) 10.9% 18.6% US T-Bond + EMBI 11.3% 7.1% Spread 200pbs 200pbs Interest rate (Kd) 13.3% 9.1% After tax interest rate (Kd *(1-t)) 8.8% 5.9% D/D+E 28% 28% E/D+E 72% 72% Tax rate 34% 35%         WACC (nominal US$) 10.3% 15.1% Valuation of equity interests involved in the merger vi) WACC for transmission business Comps Ke Kd Risk free: UST 10y bond (L3M avg.) Country Risk: JP Morgan EMBI (L3M avg.) Deleveraged beta: average of territorial market comparables by geography % Debt: average of territorial market comparables by geography (Argentina: % leverage as average for Brazil , Peru and Colombia as LT proxy) Argentina is applied an additional 300 bps country risk due to future political-regulatory uncertainty Peru: N/A Brazil: CDI 2016 projection, 13.75% in BRL (Santander) converted into US$ subtracting the BRL/US inflation spread + 200 bps spread Colombia: N/A Argentina: 2016 sovereign bond yield in US$ + 200 bps spread 1) Ibottson Source: Bloomberg as of July 18th 2016 E-86

Table of contents 1. Glossary 2. Introduction 3. Executive summary 4. Analysis of Enersis corporate restructuring process 5. Regulatory matters 6. Description of the companies 7. Valuation of equity interests involved in the merger i) Discounted cash flow ii) Multiples of transaction comparables iii) Multiples of trading comparables iv) Analysts’ target prices and SOTP v) Trading history of ENI-A, EOC-A and CHI-A vs. LatAm Comparables vi) WACC 8. Holding discount and liquidity 9. Merger results 10. Appendix E-87

Holding discount and liquidity Holding discount considerations (1) NAV: “Net Asset Value”, i.e. the sum of the market values of underlying assets, minus net financial debt Holding discount definition The holding discount, defined as the % difference between NAV(1) and the trading value of a company, in Santander’s opinion, is due mostly to the following factors: Waterfall effect of the corporate organizational chart Complex corporate structure, through corssed company holdings Distance from consolidating vehicles of the OpCo’s Investor access, at the level of listed holdings or else listed OpCo’s Different liquidities between holdings and OpCo’s Additional expenses at the holding level above and beyond the expenses incurred by the OpCo’s Comparables analysis In Chile, there are several cases of holdings trading at a discount compared to their OpCo’s. For this report, we analyzed the following cases: Antarchile (42%): main holding of the Angelini family, with controlling interests in Empresas Copec, among others Quiñenco (31%): main holding of the Luksic family, with controlling and co-controlling interests in Banco de Chile, CCU, Enex, CSAV, SAAM, Invexans and Techpack, among others Almendral (28%): holding with controlling interests mostly in Entel IAM (11%): holding with a controlling interest in Aguas Andinas E-88

Holding discount and liquidity Holding discount conclusions Treatment of holding discount by Independent Valuators in phase I of Carter II Conclusion and choice of methodology The Independent Valuators for the first phase of the Carter II Project were not unanimous on how to treat this discount. Moreover, one must bear in mind that, at the pre-merger stage, the Americas vehicles did not exist yet or else had been recently created after the spin off. Any consideration on the holding discount related more to Enersis Chile and Endesa Chile To clarify the methodologies previously used by the independent valuators for the holding discount for phase I of Carter II, please find below a brief summary of each: Tyndall: It applied a DCF value and market multiples. They estimate an aggregate holding discount of 16% for EOC Chile and 31% for ENI (applying market multiple values), but did not provide a discount for the Americas Deutsche Bank: It did not value the holding discount specifically. It applied a DCF range based on whether there is control or not BofA Merril Lynch: 16.9% holding discount for ENI Chile, but none for the Americas IMTrust: It assumed a 0% holding discount for EOC Chile and CHI Chile. EOC-A and CHI-A would carry an implied discount of 22% Colin Baker (PwC): It did not value the holding discount specifically. It applied a DCF value Rafael Malla (Deloitte): It did not value the holding discount specifically. It applied a DCF value Mario Torres (KPMG): It did not value the holding discount specifically. It applied a DCF value In the specific case of the potential holding discount for ENI-A and EOC-A, Santander is of the opinion that its quantification could lead to an error in the calculation methodology. This is due mostly to the following: The discounts arising from the difference between the fair equity value calculated by Santander (“DCF”) and the trading value of ENI-A and EOC-A, are very similar (ENI-A ~ -5% vs EOC-A ~ -7% on average since they started trading) Although the current corporate structure could be indicative of greater subordination by ENI-A compared to EOC-A, one must take into account that ENI-A has significant direct holdings in operational assets and not only through EOC-A and/or CHI-A. This should reduce or virtually eliminate an additional holding discount for ENI-A compared to EOC-A The cases of comparable holdings analyzed show discounts ranging from 11% to 42% compared to the equity value of the companies that consolidate therein It should be noted that, in addition, the holding costs of the 3 Americas vehicles have already been incorporated into the DCF valuations and these assume a higher holding-level adjustment for ENI-A compared to the two other entities involved in the merger E-89

Holding discount and liquidity Holding discount analysis Source: Bloomberg as of July 21st 2016. Companies Financial Statements Note: Recent capital increase in Entel (US$ 515 Mn) was not taken into consideration for computing Almendral’s holding discount Evolution of relevant holding discounts in Chile (Last 12 months) Holding discounts – Last 12 months average Average Max Min Current Quiñenco 30.9% 33.7% 34.3% 32.5% Antarchile 41.6% 43.6% 37.7% 42.2% IAM 11.2% 11.2% 11.4% 12.3% Almendral 27.7% 30.4% 29.2% 32.0% Average 27.8% 29.7% 28.1% 29.8% Median 29.3% 32.0% 31.8% 32.3% Sample average: 27.8% 43% 31% 31% 12% E-90

Holding discount and liquidity Liquidity analysis Companies liquidity (ADTV US$ Mn) Companies weight in IPSA index Source: Bloomberg as of July 18th 2016 Exchange rate: USD/CLP: $650.58 Note: IPSA companies with liquidity > US$ 1 Mn Enersis and Endesa pre spinoff use12-month liquidity before the spinoff (21/04/15-20/04/2016). Post Merger #18 #12 #7 #8 #3 #1 #3 Enersis Américas Endesa Chile Enersis Chile Endesa Américas Resto IPSA Before restructuring (April 16) Current situation (June 16) Post-merger estimate After spin-off Before spin-off E-91

Holding discount and liquidity Liquidity analysis ADTV (US$ MM) ~ 04/21/16 - Current Bubble size: market cap (US$ Mn) Free Float (US$ Mn) - - After the spinoff, liquidity at the companies has diminished. Once they merge, the liquidity of the new Enersis Americas should increase and signal its comeback among top-ranking companies in the index Liquidity 26d ADTV (US$ Mn) Source: Bloomberg as of July 18th 2016 Exchange rate: USD/CLP: $650.58 Note: IPSA companies with liquidity > US$ 1 Mn Enersis and Endesa pre spinoff use12-month liquidity before the spinoff (20/04/2016). Market cap at 18/07/16 SQM Censosud Empresas Copec Falabella Colbún Banco Santander Latam Entel Itaú Sonda Ripley Aguas Andinas ENI Americas Post Merger Endesa pre spinoff CCU Enersis pre spinoff AES Gener BCI Banco Chile CMPC E.CL Parque Arauco Viña CyT E-92

Table of contents 1. Glossary 2. Introduction 3. Executive summary 4. Analysis of Enersis corporate restructuring process 5. Regulatory matters 6. Description of the companies 7. Valuation of equity interests involved in the merger i) Discounted cash flow ii) Multiples of transaction comparables iii) Multiples of trading comparables iv) Analysts’ target prices and SOTP v) Trading history of ENI-A, EOC-A and CHI-A vs. LatAm Comparables vi) WACC 8. Holding discount and liquidity 9. Merger results 10. Appendix E-93

Merger results Merger in ENI-A: DCF outputs Control Case Discounted cash flows – US$ Mn ENI-A2 EOC-A CHI-A Holding ENI-A2 Holding EOC-A Holding CHI-A The proforma equity value takes into account an extraordinary dividend of CLP$ 120 Bn (US$ 183 Mn) which will be distributed before the merger E-94

Merger results Valuation methodologies outcomes - US$ Mn 1) Implied values 2) Highly illiquid / irrelevant trading volumes 3) Market price considers that Chilectra would distribute an extraordinary dividend of CLP$ 120Bn (US$ 183 Mn) * Values as of July 20th 2016 E-95

Post-merger shareholders Shareholder’s detail for each vehicle Merger results Merger in ENI-A: DCF case - No Control Merger by incorporation into ENI-A (equity value level) – US$ Mn US$ 10,343 Mn ENI-A Equity US$ Mn % Enel 5,319 60.6% AFPs 1,013 11.6% ADRs 859 9.8% Others 1,582 18.0% Total 8,773   EOC -A Equity US$m % Enersis 2,344 60.0% AFPs 616 15.8% ADRs 118 3.0% Others 829 21.2% Total 3,908   CHI -A Equity US$m % Enersis 664 99.1% Others 6 0.9% Total 670   ENI-A – MergeCo Equity US$ Mn % Enel 5,319 51.4% AFPs (ENI-A) 1,013 9.8% ADRs (ENI-A) 859 8.3% Others (ENI-A) 1,582 15.3% AFPs (EOC-A) 616 6.0% ADRs (EOC-A) 118 1.1% Others (EOC-A) 829 8.0% Others (CHI-A) 6 0.1% Total 10,343 100.0% ENI-A – Summary MergeCo Equity US$ Mn % Enel 5,319 51.4% AFPs 1,630 15.8% ADRs 978 9.5% Others 2,417 23.4% Total 10,343 100.0% US$ 10,343 Mn Note: ENI-A2, EOC-A y CHI-A values used for the exchange of shares consider a tax benefit of US$ 96 Mn for ENI-A2, US$ 132 Mn for EOC-A and US$ 17 Mn for CHI-A E-96

Merger results Merger in ENI-A: DCF case - No Control Merger by incorporation into ENI-A (number of shares level) ENI-A post-merger: MergeCo ENI-A pre-merger ENI-A post-merger: MergeCo At different shareholders’ level At shareholding company level ENI-A shareholders ENI-A # of shares % Enel 29,762 60.6% AFPs 5,671 11.6% ADRs 4,809 9.8% Others 8,851 18.0% Total 49,093 100.0% ENI-A - MergeCo # of shares % Enel 29,762 51.4% AFPs 5,671 9.8% ADRs 4,809 8.3% Others 8,851 15.3% EOC-A 40% 8,750 15.1% CHI-A 0.9% 34 0.1% Total 57,877 100% ENI-A # of shares % ENI-A 49,093 84.82% EOC-A 40% 8,750 15.12% CHI-A 0.9% 34 0.06% Total 57,877   Note: ENI-A2, EOC-A y CHI-A values used for the exchange of shares consider a tax benefit of US$ 96 Mn for ENI-A2, US$ 132 Mn for EOC-A and US$ 17 Mn for CHI-A E-97

Merger results Merger in ENI-A: DCF case- Control Post-merger shareholders Shareholder’s detail for each vehicle Merger by incorporation into ENI-A (equity value level) – US$ Mn US$ 10,454 Mn ENI -A Equity US$ Mn % Enel 5,323 60.6% AFPs 1,014 11.6% ADRs 860 9.8% Others 1,583 18.0% Total 8,780   EOC -A Equity US$ Mn % Enersis 2,500 60.0% AFPs 657 15.8% ADRs 126 3.0% Others 885 21.2% Total 4,167   CHI -A Equity US$ Mn % Enersis 639 99.1% Others 6 0.9% Total 645   ENI-A – MergeCo Equity US$ Mn % Enel 5,323 50.9% AFPs (ENI-A) 1,014 9.7% ADRs (ENI-A) 860 8.2% Others (ENI-A) 1,583 15.1% AFPs (EOC-A) 657 6.3% ADRs (EOC-A) 126 1.2% Others (EOC-A) 885 8.5% Others (CHI-A) 6 0.1% Total 10,454 100.0% ENI-A – Summary MergeCo Equity US$ Mn % Enel 5,323 50.9% AFPs 1,671 16.0% ADRs 986 9.4% Others 2,473 23.7% Total 10,454 100.0% US$ 10,454 Mn Note: ENI-A2, EOC-A y CHI-A values used for the exchange of shares consider a tax benefit of US$ 96 Mn for ENI-A2, US$ 132 Mn for EOC-A and US$ 17 Mn for CHI-A E-98

Merger results Merger in ENI-A: DCF case- Control Merger by incorporation into ENI-A (number of shares level) ENI-A post-merger: MergeCo ENI-A pre-merger ENI-A post-merger: MergeCo ENI-A # of shares % Enel 29,762 60.6% AFPs 5,671 11.6% ADRs 4,809 9.8% Otros 8,851 18.0% Total 49,093 100.0% ENI-A - MergeCo # of shares % Enel 29,762 50.9% AFPs 5,671 9.7% ADRs 4,809 8.2% Others 8,851 15.1% EOC-A 40% 9,325 16.0% CHI-A 0.9% 33 0.1% Total 58,451 100% ENI-A # of shares % ENI-A 49,093 83.99% EOC-A 40% 9,325 15.95% CHI-A 0.9% 33 0.06% Total 58,451   Note: ENI-A2, EOC-A y CHI-A values used for the exchange of shares consider a tax benefit of US$ 96 Mn for ENI-A2, US$ 132 Mn for EOC-A and US$ 17 Mn for CHI-A At different shareholders’ level At shareholding company level ENI-A shareholders E-99

Merger results Merger in ENI-A: conclusions on shares exchange ratio Methodology Equity value (US$m Share exchange Merged ENI-A (% stake) Market trading value Case 1 - DCF no control Case 2 – DCF control ENI-A2 EOC-A CHI-A EOC-A Shareholder Proposed Exchange Average – other methodologies US$ Mn Stock Price (CLP$) 20/07/2016(1) Controller ENI-A Minorities EOC-A Minorities % ENI-A Stock Price (CLP$) Stock Price (CLP$) Stock Price (CLP$) Trading values at current date Discounted free cash flow values – Does not distinguish between controlling and non-controlling stakes Discounted free cash flow values – Does distinguish between controlling and non-controlling stakes Shareholder meeting proposed exchange Weighted average trading comparable multiples, comparable transactions multiples and target prices Note: values include the agreed tax benefit for the merger. For CHI-A, values take into account an extraordinary dividend of CLP$ 120 Bn (US$ 183 Mn) which will be distributed before the merger 1) In the case that the agreed tax benefit for the merger and the extraordinary dividend for CHI-A are not considered, the stock prices would be: ENI-A2 = $ 115.5; EOC-A = $ 311.2; CHI-A = $446.0 8,760 4,033 618 2.8 51.2% 33.2% 15.5% 84.4% 116.7 321.7 351,4 8,773 3,908 670 2.7 51.4% 33.4% 15.1% 84.8% 116.9 311.7 381.1 8,780 4,167 645 2.8 50.9% 33.1% 16.0% 84.0% 117.0 332.4 366.5 9,130 3,912 827 2.6 51.7% 33.6% 14.6% 85.4% 121.7 312.0 470.2 8,780 4,239 863 2.8 50.8% 33.0% 16.2% 83.7% E-100

Merger results Conclusions and considerations on corporate interests in the operation This independent valuation has been prepared by Banco Santander Chile S.A. (“Santander”), at the express request of the Board of Endesa Americas S.A. (“Endesa”) In preparing the independent valuation of the operations comprising the Merger, we used Discounted Cash Flow (DCF) as well as methods and market benchmarks that support DCF (multiples of comparable transactions, multiples of traded variables, market value, review of research analyst documentation and analyses of independent valuation reports) Santander is of the opinion that the Merger is a sensitive process for shareholders in the various companies involved, in particular for shareholders with minority interests. Consequently, we must address economic, market, regulatory and strategic aspects to attain an exchange of shares between the parties involved, at a fair value. For Santander, this value is equivalent to: 2.6 – 2.8 shares in Enersis Americas = 1 share in Endesa Americas (minority interests in EOC-A between 14.6%-16.0%) Assuming the above is complied with, the Merger will be positive and therefore contribute to the interest of Endesa Americas and the shareholders involved, taking into account the following: Withdrawal right to be potentially exercised by the shareholders of Enersis Americas, Endesa Americas and Chilectra Americas as a result of the Merger, not to exceed 10.00%, 10.00% and 0.91% respectively The Board of Enersis Americas announced it intended to submit a tender offer (OPA) for all the shares and ADRs issued by Endesa Americas not held by Enersis Americas, at a price of CLP 285 per share. The OPA to be contingent upon approval of the Merger by the shareholders of Enersis Americas, Endesa Americas and Chilectra Americas, and fulfillment of the first Withdrawal Right condition The controlling shareholder of Enel S.p.A. said that the notional exchange ratio announced for the merger is favorable to the interests of all shareholders, and that it would consequently vote in favor of the Merger at the relevant extraordinary shareholders’ meeting E-101

Table of contents 1. Glossary 2. Introduction 3. Executive summary 4. Analysis of Enersis corporate restructuring process 5. Regulatory matters 6. Description of the companies 7. Valuation of equity interests involved in the merger i) Discounted cash flow ii) Multiples of transaction comparables iii) Multiples of trading comparables iv) Analysts’ target prices and SOTP v) Trading history of ENI-A, EOC-A and CHI-A vs. LatAm Comparables vi) WACC 8. Holding discount and liquidity 9. Merger results 10. Appendix E-102

DETAIL Comparable transactions multiples E-103

Appendix Independent evaluators reports: stage 1 of Carter II Note: Adjusted average does not consider the values submitted by Tyndall and Deloitte, the highest and lowest of all cases, respectively. ENI-A2 (US$ Bn) ENI-A1 100% (US$ Bn) EOC-A 100% (US$ Bn) CHI-A 100% (US$ Bn) This valuation reference considers the result of the valuations conducted in the first phase of Carter II by the Independent Valuator Banks and Independent Appraisers In this first phase of Carter II, the operation perimeter was wider, including the Chilean assets of Enersis, Endesa and Chilectra, as well as their international stakes For this report, Santander has only considered the interests involved in the merger among ENI-A, EOC-A and CHI-A As evident from the following analysis, the vast majority of Evaluators have valued the assets of the Americas vehicles at the level of each individual geography and company (in some cases, companies with less relative weight have been grouped in the “Rest” category) In the reports issued by Colin Baker (PwC) and Rafael Malla (Deloitte), Argentina was not considered in the valuation The Evaluators who did not submit this report using DCF methodology for each asset have been excluded from our analysis In the valuation of some of these vehicles (ENI-A2, ENI-A1,EOC-A, CHI-A), it was not expressly submitted and it was hence recalculated implicitly by Santander in order that the analysis be as exhaustive as possible E-104

2) 1) Appendix Independent evaluators reports: stage 1 of Carter II(3) 1) In its report, Tyndall presents values proportional to equity values of companies at ENI-A2 and EOC-A level; Santander has re-computed the values for ENI-A1 y CHI-A 2) Deutsche Bank reports values proportional to equity values of companies at ENI-A1, EOC-A and CHI-A level; Santander has re-computed the values for ENI-A2 3) BofAML y IMTrust do not report DCF values at enterprise level by country. Santander has decided not to include their report in this analysis. Company Business ENI-A2 ENI-A1 EOC-A CHI-A ENI-A2 ENI-A1 EOC-A CHI-A ENI-A2 ENI-A1 EOC-A CHI-A Edegel Gx 58.6% 21.1% 62.5%   1,311 473 1,397 - 1,245 449 1,327 - Chinango Gx 46.9% 16.9% 50.0%   181 65 193 - 172 62 184 - Piura Gx 96.5% 96.5%     178 178 - - 166 166 - - Edelnor Dx 75.5% 60.1%   15.6% 1,137 904 - 235 1,436 1,143 - 296 Generalima Other 100.0% 100.0%     - - - - - 125 - 125 - - Caboblanco Other 100.0% 100.0%     - - - - - - - - Resto Other         - - - - 28 19 - 8 Peru ∑         2,807 1,621 1,590 235 2,921 1,714 1,511 304                 Endesa Brasil Gx 84.4% 50.9% 37.1% 11.3% 69 42 30 9 103 62 45 14 Cachoeira Gx 84.2% 50.8% 37.0% 11.2% 358 216 158 48 391 236 172 52 Fortaleza Gx 84.4% 51.0% 37.1% 11.3% 274 166 120 37 293 177 129 39 Cien Tx 84.4% 50.9% 37.1% 11.3% 267 161 118 36 248 150 109 33 Coelce Dx 64.9% 45.2% 21.9% 6.6% 523 364 176 53 751 523 253 77 Ampla Dx 92.0% 45.3% 17.4% 36.7% 631 310 119 251 551 271 104 220 Com e Serv Other 84.4% 50.9% 37.1% 11.3% 80 48 35 11 105 63 46 14 Resto Other         - - - - - - - - Brazil ∑         2,202 1,308 756 445 2,442 1,482 858 450                         Emgesa Gx 37.7% 21.6% 26.9%   1,667 955 1,187 - 1,786 1,023 1,274 - Codensa Dx 48.4% 39.1%   9.4% 1,400 1,132 - 270 1,668 1,349 - 322 EEC Dx 19.5% 15.8%   3.8% 6 5 - 1 15 11 - 3 Resto Other         - - - - - - - - Colombia ∑         3,073 2,092 1,187 272 3,469 2,383 1,274 325                         Costanera Gx 45.4%   75.7%   62 0 103 - 74 - 123 - Dock Sud Gx 40.2% 40.2%     50 50 - - 55 55 - - El Chocon Gx 39.2%   65.4%   129 0 215 - 138 - 229 - TESA Tx 84.4% 50.9% 37.1% 11.3% - 6 - 4 - 3 - 1 - 12 - 7 - 5 - 2 CTM Tx 84.4% 50.9% 37.1% 11.3% - 8 - 5 - 3 - 1 - 12 - 7 - 5 - 2 Edesur Dx 71.6% 37.6% 0.5% 34.1% 182 95 1 87 67 35 - 31 Cemsa Other 82.0% 55.0% 45.0%   - - - - 10 7 6 - Otros Other 100.0% 100.0% 100.0%   - - - - - 4 - - 4 - Resto Other         - - - - - - - - Argentina ∑         409 137 313 85 316 83 344 27                         ENI-A Holding 100.0% 100.0%     758 790 - - 837 842 - - EOC-A Holding 60.0%   100.0%   - - - 14 - - - 12 - CHI-A Holding 99.1%     100.0% - - - - 24 - - - - 12 Holdings ∑         758 790 - 14 - 24 837 842 12 - 12                             Total ∑         9,249 5,947 3,832 1,012 9,986 6,504 4,000 1,094 US$ Mn E-105

Appendix Independent evaluators reports: stage 1 of Carter II 1) Colin Baker reports values proportional to equity values of the companies at ENI-A2, EOC-A and CHI-A levels; Santander has re-computed the values for ENI-A1 2) Rafael Malla reports values in US$ Bn, rounded to 1 decimal. Santander has taken these values into consideration and has weighted them by their respective stakes. Stake values could not match exactly with the ones used in Deliotte’s financial models due to this numerical approximation. 3) Mario Torres groups certain companies by country in a category called “Resto” (Remainder). Santander has respected this method and thus has not distributed these values at company level as the other independent evaluators did. 3) Mario Torres 2) Rafael Malla 1) Colin Baker Company Business ENI-A2 ENI-A1 EOC-A CHI-A ENI-A2 ENI-A1 EOC-A CHI-A ENI-A2 ENI-A1 EOC-A CHI-A ENI-A2 ENI-A1 EOC-A CHI-A Edegel Gx 58.6% 21.1% 62.5% 1,391 502 1,483   1,113 402 1,187 - 1,442 520 1,537 - Chinango Gx 46.9% 16.9% 50.0% 152 55 162   141 51 150 - - - - - Piura Gx 96.5% 96.5% 216 216     97 97 - - - - - - Edelnor Dx 75.5% 60.1% 15.6% 816 649   168 831 661 - 171 709 564 - 146 Generalima Otros 100.0% 100.0%         - - - - - - - - Caboblanco Otros 100.0% 100.0% 8 8     - - - - - - - - Resto           - 27 - 36   9         172 172     Peru ∑         2,556 1,394 1,645 177 2,182 1,210 1,337 171 2,323 1,256 1,537 146                                 Endesa Brasil Gx 84.4% 50.9% 37.1% 11.3% 214 129 94 29 - - - - - - - - Cachoeira Gx 84.2% 50.8% 37.0% 11.2% 440 266 194 59 421 254 185 56 - - - - Fortaleza Gx 84.4% 51.0% 37.1% 11.3% 327 198 144 44 422 255 186 56 - - - - Cien Tx 84.4% 50.9% 37.1% 11.3% 295 178 130 39 169 102 74 23 - - - - Coelce Dx 64.9% 45.2% 21.9% 6.6% 896 624 302 92 519 361 175 53 588 410 198 60 Ampla Dx 92.0% 45.3% 17.4% 36.7% 292 144 55 116 644 317 122 257 739 364 140 294 Com e Serv Otros 84.4% 50.9% 37.1% 11.3% 161 97 71 21 - - - - - - - - Resto           - - - - - - - - 1,439 869 633 192 Brazil ∑         2,626 1,636 990 400 2,175 1,289 742 445 2,766 1,642 971 546                                 Emgesa Gx 37.7% 21.6% 26.9% 1,491 854 1,063   1,471 842 1,048 - 1,556 891 1,108 - Codensa Dx 48.4% 39.1% 9.4% 1,413 1,143   273 1,258 1,017 - 243 1,328 1,074 - 257 EEC Dx 19.5% 15.8% 3.8% 11 9   2 - - - - 11 9 - 2 Resto                           - - - - Colombia ∑         2,916 2,006 1,063 275 2,729 1,860 1,048 243 2,894 1,973 1,108 259                                 Costanera Gx 45.4% 0.0% 75.7% - - - - - - - - 28 0 46 - Dock Sud Gx 40.2% 40.2% - - - - - - - - - - - - El Chocon Gx 39.2% 0.0% 65.4% - - - - - - - - 51 0 85 - TESA Tx 84.4% 50.9% 37.1% 11.3% - - - - - - - - - - - - CTM Tx 84.4% 50.9% 37.1% 11.3% - - - - - - - - - - - - Edesur Dx 71.6% 37.6% 0.5% 34.1% - - - - - - - - - - - - Cemsa Otros 82.0% 55.0% 45.0% 0.0% - - - - - - - - - - - - Resto Otros 100.0% 100.0% 100.0% 0.0% - - - - - - - - 28 21 2 6 Argentina ∑         - - - - - - - - 107 21 133 6                                 ENI-A Holding 100.0% 100.0% 874 750 - - 1,080 840 - - 1,085 922 - - EOC-A Holding 60.0% 100.0% - - 201 - - - 350 - - - 223 - CHI-A Holding 99.1% 100.0% - - - 4 - - - 30 - - - 30 Holdings ∑         874 750 201 4 1,080 840 350 30 1,085 922 223 30                                     Total ∑         8,973 5,787 3,899 856 8,165 5,199 3,477 889 9,175 5,815 3,972 987 US$ Mn E-106

Appendix Independent evaluators reports: simulation at “present date”   Peru Brasil Colombia Argentina Gx 9.0% 11.0% 9.4% 14.2% Tx 10.7% 15.2% Dx 8.0% 10.0% 8.5% 14.4% Others 9.0% 11.0% 9.7% 14.2% ENI-A2 (US$ Bn) ENI-A1 100% (US$ Bn) EOC-A 100% (US$ Bn) CHI-A 100% (US$ Bn) WACC used WACC @ November 4th 2015 (Carter II 1st Stage) WACC @ Today (July 20th 2016)   Peru Brasil Colombia Argentina Gx 8.5% 10.6% 9.0% 14.0% Tx 10.3% 15.1% Dx 7.5% 9.6% 8.0% 14.2% Others 8.5% 10.6% 9.3% 14.0% E-107

Appendix Independent evaluators reports: valuation summary under this method Merger by incorporation into ENI-A US$ Mn Detail merger value at companies level US$ Mn LOW CASE (-5% over MID) HIGH CASE (+5% over MID) MID CASE E-108

Appendix Comparable transactions multiples: Brazil Year Target Vendor Buyer Size (US$ Mn) EV/EBITDA Generation         2016 2 parques eólicos (392 MW) Casa do Ventos Cubico 500 N.A 2015 Pantanal – 2 SHPP EDP Brazil Brookfield 102 N.A 2015 Renova (2 parques eólicos) Renova TerraForm Global 550 N.A 2015 Renova – 2 SHPP Renova TerraForm Global 52 N.A 2014 Planta de cogeneración Usina Rio Pardo Albioma 47 6.4x 2014 8 activos de generación (Energisa) Energisa SA Brookfield 883 10.0x 2014 Santo Antônio Andrade Gutierrez CEMIG 7,520 14.6x 2013 Norte Fluminense Petrobras EDF 550 6.0x 2013 Aliança Energia (JV) N.A Vale/Cemig 1,279 8.5x 2013 Brasil PCH Petrobras CEMIG 775 10.0x 2013 Jirau HPP GDF Suez Energy Latam Mitsui 5,199 11.2x 2013 Capim Branco Suzano Papel e Celulose Vale 564 13.4x 2012 Usina Ester N.A CPFL Renováveis 35 12.4x 2012 Atlântica N.A CPFL Renováveis n.a. N.A 2012 Bons Ventos Grupo Servtec / FIP Brasil Energia / Grupo Ligna CPFL Renováveis 344 N.A 2012 5 parques eólicos Suzlon Group FIP BB Votorantim 170 N.A 2011 UHE Sto Antônio do Jari N.A EDP Brasil 423 N.A 2011 Bertin N.A Brookfield 95 N.A 2011 Energyworks do Brasil Iberdrola Neoenergia 47 N.A 2011 Sta Luzia SHP N.A ERSA 91 11.1x 2011 SIIF – Activos SIIF Brazil CPFL 471 10.0x 2011 SIIF – PPA SIIF Brazil CPFL 22 N.A 2010 2 SHPs (Bertin) N.A EDP Brasil 96 N.A   Average multiple       10.5x E-109

Appendix Comparable transactions multiples: Brazil Year Target Vendor Buyer Size (US$ Mn) EV/EBITDA Distribution         2016 AES Sul AES Corporation CPFL 515 8.5x(1) 2011 Elektro AEI Iberdrola 2,400 5.8x 2010 Light Enlighted Partners Cemig 340 6.6x 2009 CPFL Energia Grupo Votorantim Camargo Correa SA 910 6.9x 2009 Light Andrade Gutierrez / Equatorial Cemig 900 5.6x 2008 Enersul Rede Energia SA 450 6.3x Average multiple 6.6x Transmission         2015 TAESA (22%) FIP Coliseu Empresas publicas de Medellin 502 6.3x 2015 Transmission lines J Marucelli / Statkraft EEB 157 10.2x 2013 ACS-Transmission Lines ACS State Grid 968 N.A 2011 Vila do Conde Transmissora de Energia Isolux / Lintran Do Brasil Participacoes. Elecnor 157 N.A 2011 33% Cachoeira Paulista Transmissora Elecnor Isolux 40 7.7x 2010 Brazilian Electricity Transmission Portfolio Abengoa / Isolux / TAESA State Grid 1,721 N.A 2010 66% stake in LT Triangulo SA Isolux Elecnor 296 N.A 2009 Alupar FI-FGTS 152 6.5x 2009 TAESA Minority shareholders Cemig 750 9.0x 2009 TAESA Terna Cemig 340 9.0x 2007 CTEEP ISA 270 17.5x 2006 CTEEP ISA 426 8.1x Average multiple 8.4x 1) From Credit Suisse Research 16/16/2016 E-110

Appendix Comparable transactions multiples: Peru Year Target Vendor Buyer Size (US$ Mn) EV/EBITDA Generation         2016 Fenix Power AEI Colbun / Adia 786 12.2x 2014 Generandes Perú SA Inkia Enersis 413 7.4x 2013 Las Flores Power Plant Duke Energy Kallpa 6.3 N.A 2013 Generación Andina Energie Baden-Wurttemberg Union Energy Group 145 N.A 2012 Cerro del Águila 500MW Hydroelectric Plant Kallpa Inkia 900 N.A 2011 Electrica de Piura Local financial investors Endesa Chile 38 5.5x 2010 Edegel Conduit Capital Partners Inkia 53 5.5x 2007 Electroandes PSEG Global Statkraft 390 10.4x   Average multiple       8.6x Distribution         2014 Luz del Sur SAA Sempra Peruvian Opportunity Co SAC 73 11.3x 2012 Edelnor Endesa Chile Enersis 270 9.4x 2011 Luz del Sur SAA AIE Sempra 875 5.5x 2009 Edelnor Generalima SA Enersis 75 5.9x   Average multiple       8.0x E-111

Appendix Comparable transactions multiples: Argentina Year Target Vendor Buyer Size (US$ Mn) EV/EBITDA Generation         2013 Hidroneuquen SA (3%) Merrill Lynch, Pierce, Fenner & Smith Inc Central Puerto SA 1.6 2.9x 2013 Hidroneuquen SA (16%) Merrill Lynch, Pierce, Fenner & Smith Inc Central Puerto SA 24.6 2.1x 2007 Hidroelectrica El Chocon CMS Enterprises Endesa 50.0 4.8x   Average multiple       3.2x Distribution         2013 Eden Edenor Servicios Eléctricos Norte BA SL 40.3 1.85x 2013 Edesur Petroleo Brasileiro Sadesa 35.0 n.m. 2012 Edesa Pampa Energía Salta Inversiones Electricas 22.5 2.53x 2011 Edelar Pampa Energía Andes Energia S.A. 21.8 4.13x 2011 Edesal Edenor Rovella Carranza 26.7 4.05x 2011 Eden AEI Pampa Energía 50.0 2.49x 2011 Emdersa AEI Pampa Energía 90.0 3.80x   Average multiple       3.1x Transmission 2016 Yacylec SA Sideco Americana SA 68.8 N.A 2007 Transener SA Petrobras Electroingenieria SA / Energia Argentina SA 54.0 6.4x   Average multiple       6.4x E-112

Appendix Comparable transactions multiples: Colombia Year Target Vendor Buyer Size (US$ Mn) EV/EBITDA Generation         2016 Isagen Colombian Government Brookfield 2,800 11.8x 2013 Emgesa Endesa Enersis SA 1,589 11.3x 2010 Termobarranquilla SA Darby Overseas Investments Fondos Colombianos y Chilenos 140 N.A. 2010 TermoEmcali Funding Corporation Empresas Municipales de Cali Multiples bidders 109 N.A. 2009 Termocandelaria SA ESP ABB Holdings, Darby Mezzanine Fondos de Pensiones locales 50 N.A. 2007 Termotasajero SA ESP Conduit Capital Partners Inversiones Termotasajero 173 N.A.   Average multiple       11.5x Distribution         2014 Codensa Endesa Enersis 1,320 9.2x 2011 EBSA Ministerio de Hacienda Brookfield / Fondos de Pensiones locales 418 7.9x   Average multiple       8.5x E-113

Appendix Significant aspects to be considered in this merger Operations between related parties (title XVI - Law 18046) Withdrawal right Shareholders involved Shareholders who voted against and those not involved in the approval of the merger at the Special Meeting of Shareholders Price determination Weighted average closing price for the 60 trading days preceding the 30th trading day prior to the Extraordinary Shareholders Meeting, for ENI-A and EOC-A Book value for CHI-A, given the lack of market presence Tie to completion The rights exercised at the Extraordinary Shareholders Meeting or within 30 calendar days thereafter Implementation mechanisms The company repurchases the shares subject to Withdrawal Right to hold them as treasury stock for a maximum of 1 year If these shares remain as treasury stock for more than 1 year in the company, cancellation is required Ar 147 Purpose of operation: A company may only conduct transactions with related parties when intended to contribute to the interest, and on market terms, conditions and prices Ar 147.1 Duty to report to the board: The directors, managers or administrators having an interest or participating in an operation with related parties must immediately report to the board Ar 147.5 Independent evaluator: If a special meeting of shareholders is called to approve the transaction, the Board must designate at least one independent evaluator to submit a report to the shareholders on the transaction and its potential impact on the company. The Board or the directors who are not involved may also designate an additional independent valuator Ar 147.2 Approval: The transaction must be approved by the absolute majority of board members, excluding the directors or liquidators involved, who may nevertheless make public their opinion on the transaction if so required by the Board Ar 147.5 Independent evaluators’ reports: The reports, once ready, must be made available on the immediately following business day at the company offices and on the website for at least 15 business days. It must also be advised in a material events notice. The directors must issue an opinion on the convenience of the transaction for the interests of the company, within 5 business days following receipt of the last report E-114

Appendix Tax impact analysis Source: Corporate information Paid at spinoff No tax refund in Chile - Case 1 - 24% tax refund in Chile - Case 2 - Endesa Chile (174) - - Chilectra Chile (22) - - Enersis Chile (proportional) (127) - - Endesa Americas - 174 132 Chilectra Americas - 22 17 Enersis Americas - 127 96 During the first phase of the Carter II Project, Endesa Chile and Chilectra Chile were required to pay capital gains tax in Peru and Argentina as a result of the spinoff This tax was determined to be US$174 Mn and US$22 Mn for Endesa and Chilectra, respectively Since this payment shouldn’t affect the Americas vehicles, it has been proposed that, with regard to the merger, the amounts be considered as a positive impact In view of the uncertainty surrounding the tax-deductibility of these payments, 2 scenarios could arise: no tax refund vs. tax refund Santander has considered Case 2 (tax refund) to calculate the exchange equation. The sums used for the exchange equation are: EOC-A US$132 Mn CHI-A US$17 Mn ENI-A (proportional) US$96 Mn Considered in exchange equation E-115

E-116

ANNEX F

REPORT OF ASESORÍAS TYNDALL LIMITADA, ADDITIONAL

INDEPENDENT VALUATOR OF ENDESA AMÉRICAS

This Annex F is a free English translation and should not be construed as being identical in content to the original Spanish document, which will prevail in the event of any discrepancy with the English translation.

Translation of Tyndall?s Report to the Committee of Directors of Endesa Americas S.A. August 5th, 2016 Confidential Tyndall Group

Important Information (1/2) Asesorias Tyndall SpA (“Tyndall”) was retained by Endesa Americas S.A. (“Endesa Americas”) to act as an additional independent appraiser appointed by the Committee of Directors (the “Committee”) to inform the shareholders of Endesa Americas (the “Purpose of the Report”) about the merger (as this term is defined subsequently) in accordance with the terms set forth in Article 147 of the Ley 18,046 sobre Sociedades Anonimas (Chilean Corporate Law) This report (the “Report”) was prepared in Spanish and, if translated into another language, the Spanish version should prevail for all purposes This report was prepared to be used exclusively for the Purpose of the Report and must be used exclusively in that context and may not be used for any other purpose or objective without the prior written consent of Tyndall This report does NOT constitute a recommendation, either express or tacit, to the Committee, the Directors, the Board or the shareholders of Endesa Americas regarding the convenience or timing to decide about the operations that comprise the Merger or Corporate Reorganization (as these terms are defined subsequently) Without detriment to the Purpose of the Report, this Report does NOT constitute a recommendation, express or implied, to any shareholder of Endesa Americas or to any other person or entity, regarding the way in which that shareholder or person should proceed in regard to the Merger, the Corporate Reorganization or any other subject or issue This Report should be read in its entirety, given that a partial reading might lead to misinterpretations. Any dissemination or partial distribution of the Report must be previously authorized in writing by Tyndall Tyndall does NOT assume any responsibility or liability for the eventual results or consequences of the Merger or the Corporate Reorganization or the fact that neither one of them takes place For purposes of performing our analysis and reaching the conclusions contained in this Report we have relied on information that was delivered to us or communicated by Endesa Americas, Enersis Americas S.A. (“Enersis Americas”), Chilectra Americas S.A. (“Chilectra Americas”) and/or their respective advisors and on publicly available information, without carrying out an independent verification of such information or its truthfulness, accuracy, completeness, adequacy, consistency, precision or reasonability. In the case of estimates, projections, reports or forecasts, we have assumed and trusted that they have been prepared in good faith and in a reasonable manner based on assumptions that reflect the best available estimates and judgments of the respective administration, advisor or expert, regarding the expected future results. Tyndall and its partners, managers, employees or representatives do not make any representation with regard to, or guarantee, either expressly or tacitly, with regard to the accuracy, veracity or completeness of the information received We have assumed that the Merger will be implemented in the terms described in the respective ?relevant facts? filings, in the Division Shareholders Meeting (as this term is defined subsequently), and the adjustments to be proposed that were communicated by the management of Enersis Americas, in particular, in accordance with the Terms and Conditions of the merger (as this term is defined subsequently) 1 Tyndall Group

Important Information (2/2) Publicly available information, including market information, stock prices, equity research analysts? reports and similar material was obtained from, among other sources, entities and/or sites deemed reliable Our analysis and the conclusions contained in this Report are necessarily based on the information and economic, market, financial and regulatory conditions prevailing at the date of this report, with the understanding that the developments and events occurring after this date may affect the analysis and conclusions of the Report. Tyndall assumes no obligation to update, revise or confirm this Report in the future Future results may be significantly different from the ones assumed or suggested in the current Report. Therefore, Tyndall does NOT assume any responsibility or obligation to indemnify in the event that future results turn out to be different from the estimates, predictions or projections contained in this Report. Tyndall does not assume any obligation to inform, either the Committee, the directors, the shareholders of Endesa Americas or any other person, about changes with respect to any fact, estimate or situation that Tyndall may become aware of after the date of this Report Tyndall is acting exclusively as an independent appraiser in regard to the Purpose of the Report, and it has not assumed any obligation or commitment to provide legal, accounting or tax advisory or to perform due diligence of the companies subject of the Merger or Corporate Reorganization. Therefore, no content of this Report shall be considered, used or interpreted as legal, accounting or tax advice, and any content thereof that makes reference, directly or indirectly, to legal, accounting or tax aspects shall be understood to be a review of general aspects that Tyndall has deemed relevant to support its own analysis Finally, we note that Tyndall was not asked, nor did Tyndall provide any advice with respect to the design, selection or structuring of the Merger or the transactions comprised in the Corporate Reorganization, or regarding the terms and conditions or any other aspect thereof, nor were any services requested other than the furnishing of this Report. Therefore, Tyndall has not delivered an opinion in the Report nor will it deliver an opinion about the possibility that an alternative transaction to the Merger or a different configuration of the companies subject to the Corporate Reorganization might or might not result in larger profits for the shareholders of Endesa Americas 2 Tyndall Group

Agenda I. Introduction and executive summary 3 II. Merger description 16 1. Background and description of the proposed transaction 16 2. Scope of Tyndall?s work 32 III. Analysis performed by Tyndall 36 1. Valuation of Endesa Americas, Enersis Americas and Chilectra Americas 36 2. Analysis of the Reference Exchange Ratio 65 3. Considerations regarding the Merger?s contribution to the social interest of Endesa Americas 72 4. Other considerations 76 IV. Conclusions 82 V. Appendix 87 3 Tyndall Group

Introduction and executive summary (1/12) What is being 1 The merger of Endesa Americas and Chilectra Americas into Enersis Americas (1/2) proposed On May 6, 2016, Endesa Americas reported in a press release (hecho esencial), the agreement of its Board to formally initiate a merger process whereby Enersis Americas would absorb Endesa Americas and Chilectra Americas through incorporation; the latter two companies would be dissolved without liquidation, and the former would succeed them in all their rights and obligations (the ?Merger”) In the above-mentioned press release it was also reported that the Merger would be carried out “in accordance” with the resolutions adopted by the extraordinary shareholders meeting of Empresa Nacional de Electricidad S.A. held on December 18, 2015 (the ?Division Shareholders Meeting”), that approved the division of the company into: (i) Empresa Nacional de Electricidad S.A., the continuing entity (“Endesa Chile”), and (ii) Endesa Americas, a company to which the non-Chilean assets were allocated Finally, in the same press release it was mentioned that the Merger would be carried out in accordance with the estimated terms that were presented at the Division Shareholders Meeting, particularly with regard to the following: (i) The Merger will be subject to the fulfillment of the Withdrawal Rights Conditions (as this term is defined subsequently): a limit to the exercise of withdrawal rights was set to up to 10.00% in the case of Enersis Americas, up to 7.72% in the case of Endesa Americas, and up to 0.91% in the case of Chilectra Americas (ii) An exchange ratio of 2.8 shares of Enersis Americas for each share of Endesa Americas and 5.0 shares of Enersis Americas for each share of Chilectra Americas will be proposed (iii) Enersis Americas will launch a tender offer (the ?Tender Offer”) for all the shares and American Depositary Receipts (?ADRs”) issued by Endesa Americas that are not owned by Enersis Americas, at a price of CLP$285 per share (the ?Tender Offer Price?). The Tender Offer shall be subject to the ?Tender Offer Conditions”): (i) approval of the Merger; (b) fulfillment of the Withdrawal Rights Conditions; and (iii) other terms and conditions to be communicated at time when the Tender Offer is launched (iv) The controlling shareholder Enel S.p.A. (“Enel’) committed to (the ?Enel Commitments”): (a) vote in favor of the Merger in the respective shareholders meeting, provided that prior to the meeting no material adverse changes have occurred; and (b) if the Merger is approved, for a period of 5 years, it is its intention not to carry out or propose any other corporate reorganization process involving Enersis Americas 4 Tyndall Group

Introduction and executive summary (2/12) What is being 1 The merger of Endesa Americas and Chilectra Americas into Enersis Americas (2/2) proposed On July 27, 2016, the Board of Chilectra Americas agreed to propose to the shareholders meeting that will vote on the Merger, the distribution of an extraordinary dividend against retained earnings of CLP$120,000,000 On August 1, 2016, the management of Enersis Americas communicated the following adjustments to be proposed to the estimated terms of the Merger that were announced in the Division Shareholders Meeting a Adjustment of the exchange ratio for Chilectra Americas In order to account for the impact of the distribution of the extraordinary dividend mentioned above, an adjustment to the exchange ratio of Chilectra Americas will be discussed in Enersis Americas Board meeting to be held on August 5, 2016. The adjustment to be proposed consists of changing the exchange ratio for Chilectra Americas from 5.0 to 4.0 shares of Enersis Americas for each share of Chilectra Americas Therefore, for the purposes of our analysis, we will consider an exchange ratio of 2.8 shares of Enersis Americas for each share of Endesa Americas and 4.0 shares of Enersis Americas for each share of Chilectra Americas (the ?Reference Exchange Ratio?) b Adjustment to the precedent conditions of the Merger with respect to the limit to the exercise of withdrawal rights in Endesa Americas It is scheduled that, in their respective meetings to be held on August 5, 2016, the Boards of Directors of Enersis Americas, Endesa Americas and Chilectra Americas propose to increase the limit set for withdrawal rights at Endesa Americas from the announced 7.72% to 10.00%, thereby making it consistent with the limit set at Enersis Americas. For the purposes of our analysis, we will therefore consider that the limit to be proposed for the exercise of withdrawal rights at Endesa Americas is 10.00% In accordance with the foregoing, considering what was reported on Endesa Americas? press release dated August 6, 2016, and the adjustments to be reviewed by the Board of Directors of Endesa Americas, Enersis Americas and Chilectra Americas in their respective meetings to be held on August 5, 2016, we understand that what is being proposed to the shareholders of Endesa Americas and evaluated in this Report is the Merger by incorporation of Endesa Americas and Chilectra Americas into Enersis Americas in accordance with these terms and conditions (the “Terms and Conditions of the Merger”) 5 Tyndall Group

Introduction and executive summary (3/12) The Merger is part 2 The Merger is the second step of the Corporate Reorganization of the Corporate Reorganization On 22 April 2015, Enel made public a Board resolution stating that it considered convenient that the Boards of Enersis proposed by Enel S.A., Empresa Nacional de Electricidad S.A., and Chilectra S.A. began the analysis of a potential corporate reorganization process (the ?Corporate Reorganization”) under which the power generation and distribution assets in Chile would be separated from those in other countries in Latin America The proposed Corporate Reorganization consists of a series of successive transactions that, considered as a whole, separate the non-Chilean assets of Enersis S.A., Empresa Nacional de Electricidad S.A., and Chilectra S.A. and group them in a single entity Specifically, the Corporate Reorganization comprises the following steps: First Step: the division of Enersis S.A., Empresa Nacional de Electricidad S.A., and Chilectra S.A. (the ?Divisions”), a step that has already been executed, which consisted of: The division of Empresa Nacional de Electricidad S.A. into two companies: —Endesa Chile, continuing entity of Empresa Nacional de Electricidad S.A. —Endesa Americas, a new company to which the non-Chilean assets were allocated The division of Chilectra S.A. into two companies —Chilectra Chile, continuing entity of Chilectra S.A. —Chilectra Americas, a new company to which the non-Chilean assets were allocated The division of Enersis S.A. into two companies: —Enersis Americas, continuing entity of Enersis S.A., which retained the non-Chilean assets —Enersis Chile, a new company to which the non-Chilean assets were allocated Second Step: The Merger This step has not taken place yet, and it is precisely what will be submitted for the knowledge of the shareholders of Endesa Americas 6 Tyndall Group

Introduction and executive summary (4/12) The Merger will be 3 Seven of the nine Directors of Endesa Americas declared having an “interest” in the Merger as they were subject to the rules on elected with the decisive votes of the controlling shareholder of Endesa Americas. Therefore, the approval of ?operations with the Merger shall be subject to the requirements and procedures set forth in Article 147 of the Ley de Sociedades related parties in Anonimas (Chilean Corporate Law) publicly traded In the same press release dated May 6, 2016 mentioned before, where the beginning of the Merger process was companies” communicated, it was reported that seven of the Directors of Endesa Americas (Rafael Fauquie Bernal, Vittorio Vagliasindi, Francesco Buresti, Umberto Magrini, Luca Noviello, Mauro Di Carlo and Loreto Silva Rojas) stated that they were elected decisively with the votes of the controlling shareholder of Endesa Americas and have an interest in the Merger ?in the terms of Article 147 of the Ley de Sociedades Anonimas, and taking into consideration the ruling of the Santiago Court of Appeals of March 22, 2016” Therefore, in addition to the laws, regulations, and administrative provisions that specifically regulate the Merger of publicly traded corporations, the Merger shall also be subject to the rules on operations with related parties in publicly traded companies set forth in Title XVI (“Title XVI”) of the Ley sobre Sociedades Anonimas No. 18,046 (the “LSA?). In accordance with article 147 of the LSA, which is part of Title XVI, a publicly traded company can only enter into transactions with related parties when the purpose of such transactions is to contribute to the social interest, they conform in price, terms and conditions to those transactions that prevail in the market at the time of their approval, and they conform with the requirements and procedures set forth in the aforementioned article 147 of the LSA Among the requirements and procedures specified in article 147 of the LSA, in the event that a shareholders meeting is called to approve the transaction, the Board must appoint at least one independent appraiser to inform the shareholders about the terms and conditions of the transaction, its effects, and its potential impact on the company, as well as other factors that the Committee of Directors has expressly requested be evaluated 7 Tyndall Group

Introduction and executive summary (5/12) Scope of Tyndall?s 4 Tyndall was appointed by the Committee of Directors of Endesa Americas as an additional independent appraiser to work inform shareholders about the conditions of the Merger, its effects, and its potential impact on Endesa Americas, as provided in Article 147 of the LSA Specifically, the Report evaluates whether the Merger Aims to contribute to the social interest of Endesa Americas; and Conforms in price, terms, and conditions to those transactions that prevail in the market at the time of its approval Main analyses 5 In order to determine whether the purpose of the Merger is to contribute to the social interest of Endesa Americas performed and conforms in price, terms, and conditions to those transactions that prevail in the market at the time of its approval, Tyndall performed a value creation analysis, comparing the current value of Endesa Americas with the pro-forma stake that shareholders of Endesa Americas would receive in Enersis Americas if the Merger is consumated Based on the assumption that the criterion for determining whether an operation contributes to the social interest or not is the expected impact of the operation on the value of the investment of current shareholders in Endesa Americas, the following analyses were performed: Valuation of Endesa Americas, Enersis Americas and Chilectra Americas according to different methodologies (the ?Standalone Values”) Relative contribution of Endesa Americas, Enersis Americas and Chilectra Americas in the Merger (the “Relative Contribution”) Valuation of the combined entity, this is, the value of Enersis Americas after the Merger takes effect (?Pro-forma Value”) Value creation analysis, comparing the position of Endesa Americas shareholders ?with” and “without” the Merger, considering the Reference Exchange Ratio (the ?Value Creation Analysis”) Additionally, at the request of the Committee, the Tender Offer Price and the other Terms and Conditions of the Merger were also analyzed 8 Tyndall Group

Introduction and executive summary (6/12) Standalone Values 6 The following table summarizes the estimated value range for Enersis Americas, Endesa Americas and Chilectra Americas based on different valuation methodologies Equity value (US$bn for equity values, CLP$ for share price) Price per share: Min Mid Max $4.2 DCF valuation $3.7 $4.8 $296 $335 $388 $4.0 Americas Valuation based on FV/EBITDA 17E multiple $3.6 $4.8 $291 $321 $385 $3.8 Endesa Market value $3.4 $3.9 $278 $296 $315 $3.8 $289 $305 $328 Research analysts? target price $3.6 $4.1 $9.9 DCF valuation $8.6 $11.7 $116 $133 $157 $10.4 Americas Valuation based on FV/EBITDA 17E multiple $8.9 $13.5 $120 $140 $181 $8.4 Enersis Market value $7.0 $8.4 $95 $111 $117 $8.9 $106 $120 $128 Research analysts? target price $7.9 $9.5 $0.9 DCF valuation $0.8 $1.3 $377 $491 $646 $1.0 Americas Valuation based on FV/EBITDA 17E multiple $0.7 $1.6 $399 $582 $944 Chilectra Market value $0.7 $0.8 $444 $446 $446 Research analysts? target price n.a. n.a. n.a. n.a. — 2.0 4.0 6.0 8.0 10.0 12.0 14.0 Note 1: Ranges are based on sensitivities of discount rates and perpetuity growth rates (in the case of DCF) and multiples (in the case of trading multiples) that maximize/minimize the equity value of each company. In the DCF valuation, WACC sensitivity is based on a factor of 0.95x and 1.05x and terminal value?s perpetuity growth rate sensitivity of +/- 0.5% 9 Note 2: Highlighted circle on each range corresponds to the base case scenario in the DCF and FV/EBITDA multiple case, the market price as of June 30, 2016, in the Market value case, and the median in the Research analysts? target prices case Tyndall Group

Introduction and executive summary (7/12) Relative 7 The following table summarizes the relative contribution of Enersis Americas, Endesa Americas and Chilectra Americas to Contribution the Merger, based on different valuation methodologies Exchange Ratio according to different valuation methodologies 3.5x Proposed Exchange Ratio : 2.80x [15.8%] More favorable for Endesa Americas 2.9x [16.1%] 3.0x 2.9x [16.4%] 2.9x [16.1%] 2.8x 2.7x [15.1%] 2.7x 2.7x [15.3%] [15.3%] 2.5x 2.5x [14.4%] 2.6x [14.8%] 2.3x [13.3%] 2.4x [13.9%] 2.2x [12.7%] 2.0x 1.9x [11.3%] Less favorable 1.5x for Endesa Market value DCF FV/EBITDA Multiple Research analysts’ Americas target price Note 1: Figures in brackets correspond to the ownership stake of the minority shareholders of Endesa Americas in Enersis Americas Pro-forma Note 2: Highlighted circle on each range corresponds to the base case scenario in the DCF and FV/EBITDA multiple case, the market price as of June 30, 2016, in the Market value case, and the median in the Research analysts? target prices case Note 3: Ranges are based on sensitivities of discount rates and perpetuity growth rates (in the case of DCF) and multiples (in the case of trading multiples) that maximize/minimize the ownership stake of the minority shareholders of Endesa Americas in Enersis Americas Pro-forma 10 Tyndall Group

Introduction and executive summary (8/12) Pro-forma Value of 8 The following table summarizes the estimated range of Pro-forma Value for the merged Enersis Americas using Enersis Americas different valuation methodologies Enersis Americas Pro-forma equity value (US$bn) $10.1 $11.6 $13.6 DCF valuation FV/EBITDA 17E based on Financial Projections $10.4 $12.0 $15.4 Market value $8.4 $9.4 $10.0 Research analysts? target price $9.4 $10.4 $11.1 6.0 8.0 10.0 12.0 14.0 16.0 Note 1: Ranges are based on sensitivities of discount rates and perpetuity growth rates (in the case of DCF) and multiples (in the case of trading multiples) that maximize/minimize the equity value of each company. In the DCF valuation, WACC sensitivity is based on a factor of 0.95x and 1.05x and terminal value?s perpetuity growth rate sensitivity of +/- 0.5% Note 2: Highlighted circle on each range corresponds to the base case scenario in the DCF and FV/EBITDA multiple case, the market price as of June 30, 2016, in the Market value case, and the median in the Research analysts? target prices case 11 Tyndall Group

Introduction and executive summary (9/12) Value Creation 9 Considering the position of the current shareholders of Endesa Americas, from a purely financial perspective of value Analysis creation, the approval of the Merger in accordance with the Reference Exchange Ratio would be positive for the shareholders of Endesa Americas The Reference Exchange Ratio is close to the upper limit of the range and above the midpoint estimated for the exchange ratio under the two valuation methodologies used, as well as considering market values and target prices of research analysts Furthermore, our sensitivity analysis suggests that even if the valuation of specific operating assets changes, the exchange ratio does not vary significantly, and operating scenarios where the value of the operating assets might cause the lower limit of the range to be located above the value of the Reference Exchange Ratio are considered highly unlikely Additionally, if the Merger does not take place, there are factors and risks that could negatively impact Endesa Americas? share price Endesa Americas would probably require an administrative structure at the holding company level that it does not currently have, the cost of which is not included in the Standalone Value of Endesa Americas (additional cost) A series of expenses, including those associated with maintaining a publicly traded company with an ADRs program, would be eliminated if the Merger takes place. Such expenses also include professional fees for lawyers and auditors, investor relations and Board of Directors Potential discounts to the value of underlying assets based on potential difficulties from research analysts in covering and valuing the Company (relevant minority interest and non-consolidated investments) Conflict of interest at the Enel level regarding the vehicle to be used to grow in Latin America (Enersis Americas, where it holds a ~61% economic interest vs. Endesa Americas, where it is only entitled to ~36% of the economic rights), which could adversely affect the market price of the share Potential decline in liquidity 12 Tyndall Group

Introduction and executive summary (10/12) Context of the 10 Although the Tender Offer Price is currently below the market price of Endesa Americas, we believe that the Tender Tender Offer Offer Price provides a “floor? that gives Endesa Americas shareholders a greater degree of protection (subject to the Tender Offer actually being launched and, when that happens, the Tender Offer not being subject to additional conditions that distort its original purpose) Endesa Americas? share price implicit in the Reference Exchange Ratio is 11.4% higher than the Tender Offer Price, using the share price of Enersis Americas as of June 30, 2016 as a reference The market price as of June 30, 2016 is 7.0% higher than the Tender Offer Price The weighted average price (weighted by volume traded) using a similar methodology to the one used to calculate the exercise price of withdrawal rights (but for a different period), is 3.8% higher than the Tender Offer Price However, depending on the type of shareholder, tax treatment of capital gains may vary. Therefore, assuming equal prices, there could be an advantage in selling shares in a Tender Offer versus exercising withdrawal rights 13 Tyndall Group

Introduction and executive summary (11/12) Other 11 Other Terms and Conditions of the Merger Considerations Regarding the Withdrawal Rights Conditions The option of subjecting the Merger to a condition precedent is expressly stipulated in the Regulation of the LSA The condition of the exercise of withdrawal rights not exceeding a maximum limit, expressed as a percentage of the shares of the company, is a practice that is being incorporated in mergers of publicly traded companies in Chile —The LSA provides (Article 71) that the Board of a company that adopted an agreement that grants withdrawal rights may call, within 30 days of the deadline for the exercise of such withdrawal rights, a new meeting so that it may reconsider or ratify the agreements that led to the exercise of the right Regarding the limits set for the Merger, the percentages set for Enersis Americas and Endesa Americas (up to 10.00% of the shares) are higher than the percentages set for previous mergers where this type of condition was included (given its ownership structure, the 0.91% set for Chilectra Americas should not be relevant) —This is positive from a certainty of execution point of view, since it makes it easier for the condition to be fulfilled Regarding Enel?s commitment to vote in favor of the Merger, we think it?s positive since it gives a greater degree of certainty to the Merger and to the Terms and Conditions of the Merger that have already been announced Conditioning this commitment to the fact that before the meeting that votes on the Merger no material adverse changes have occurred, allocates market risk to the shareholders that already approved the Divisions with the expectation that the Merger would be approved in the announced terms Regarding Enel?s commitment that if the Merger is approved, within a period of 5 years, it is its intention not to carry out any other corporate reorganization process that affects Enersis Americas or propose that such process be carried out, we think this is a condition that is difficult to evaluate because it is atypical for this kind of operations, which seems to us (i) that reflects an idiosyncratic situation of the Enersis Group and (ii) considering it to be positive (negative) would assume considering beforehand that every future reorganization proposal will be negative (positive) 14 Tyndall Group

Introduction and executive summary (12/12) Conclusions On May 6, 2016, the Committee of Directors appointed Tyndall as an additional independent appraiser to inform the shareholders of Endesa Americas about the conditions of the Merger, its effects, and its potential impact on the Company, pursuant to the terms set forth in Article 147 of the LSA Based upon, and subject to the factors and assumptions set forth in this Report, we conclude the following with regard to the proposed Merger: We believe that the consummation of the Merger, pursuant to the terms and conditions proposed, would contribute to the social interest of Endesa America The proposed exchange ratio of 2.8 shares of Enersis Americas for each share of Endesa Americas is consistent with market conditions prevailing in the market at the time of this Report The other terms and conditions of the Merger, summarized in what we have defined as the Terms and Conditions of the Merger, also conform to the ones prevailing in the market at the time of this Report 15 Tyndall Group

Agenda I. Introduction and executive summary 3 II. Merger description 16 1. Background and description of the proposed transaction 16 2. Scope of Tyndall?s work 32 III. Analysis performed by Tyndall 36 1. Valuation of Endesa Americas, Enersis Americas and Chilectra Americas 36 2. Analysis of the Reference Exchange Ratio 65 3. Considerations regarding the Merger?s contribution to the social interest of Endesa Americas 72 4. Other considerations 76 IV. Conclusions 82 V. Appendix 87 16 Tyndall Group

General background (1/2) On 22 April 2015, Enel communicated a Board resolution stating that it considered convenient that the Boards of Enersis S.A., Empresa Nacional de Electricidad S.A., and Chilectra S.A. initiate the analysis of a potential Corporate Reorganization process, under which the power generation and distribution in Chile would be separated from those in other countries in Latin America The proposed Corporate Reorganization consists of a series of transactions that, seen as a whole, separate the non-Chilean assets of Enersis S.A., Empresa Nacional de Electricidad S.A., and Chilectra S.A. and groups them in a single entity Specifically, the Corporate Reorganization involves two steps: (i) the division of Chilean and non-Chilean assets; and (ii) bringing together under a single entity, Enersis Americas, all the non-Chilean assets The first step started on December 18, 2015, when the extraordinary shareholders meetings of Empresa Nacional de Electricidad S.A., Chilectra S.A., and Enersis S.A. approved the Divisions The division of Enersis S.A. into two companies: —Enersis Americas, continuing entity of Enersis S.A., which retained the non-Chilean assets —Enersis Chile, a new company to which the non-Chilean assets were allocated The division of Empresa Nacional de Electricidad S.A. Into two companies: —Endesa Chile, continuing entity of Empresa Nacional de Electricidad S.A. —Endesa Americas, new company to which the non-Chilean assets were allocated The division of Chilectra S.A. into two companies: —Chilectra Chile, continuing entity of Chilectra S.A. —Chilectra Americas, new company to which the non-Chilean assets were allocated . . . and concluded, from the perspective of shareholders that own shares (as opposed to ADRs), on April 21, 2016, date when the stock certificates representing the shares resulting from the Divisions were made available to the shareholders of the divided companies, and trading of the shares of the new companies started in the respective stock exchange; and on April 27, 2016, for holders of ADRs, date when Form F-6 was declared to be in effect, and the ADRs issued by Endesa Americas and Enersis Americas were actually distributed Source: SVS 17 Tyndall Group

General background (2/2) The second step consists of the Merger This step was formally launched on May 6, 2016 when Enersis Americas, Chilectra Americas, and Endesa Americas each communicated, in a press rel?ase (hecho esencial), the agreement of their respective Boards to formally start a merger process whereby Enersis Americas would absorb Endesa Americas and Chilectra Americas, both of which would be dissolved without liquidation, with the former succeeding them in all their rights and obligations Endesa Americas also reported the following on that date: That seven of the Directors of Endesa Americas (Rafael Fauquie Bernal, Vittorio Vagliasindi, Francesco Buresti, Umberto Magrini, Luca Noviello, Mauro Di Carlo and Loreto Silva Rojas) stated that they were elected with the decisive votes of the controlling shareholder of Endesa Americas and have an interest in the Merger ?in the terms of Article 147 of the Corporations Act, and as provided in the ruling of the Santiago Court of Appeals of March 22, 2016” That Mr. Colin Becker was appointed independent expert of the Company to issue a report on the value of the companies that are to be merged and the respective exchange ratio, in the terms and in compliance with articles 156 and 158 of the Corporations Regulation. That Banco Santander Chile S.A. was appointed independent appraiser of Endesa Americas in the Merger to issue a report in the terms of article 147 of the LSA That the Committee of Directors of Endesa Americas in an extraordinary meeting after the Board meeting, held on the same date (May 6, 2016), appointed Tyndall as additional independent appraiser to assist in the Merger with Enersis Americas Source: SVS 18 Tyndall Group

Procedure for the merger of two or more companies The merger of corporations consists of joining two or more companies in a single one that succeeds them in all their rights and obligations, and that incorporates all the equity and shareholders of the merged entities In practice, a merger between two or more companies imports the capital increase of one company (the survivor), which is paid with the equity of the company or companies to be absorbed, entities that are dissolved with no need to be liquidated In a merger, the new shares issued by the absorbing company are distributed directly by the Board among the shareholders of the absorbed companies according to the exchange ratio adopted at the extraordinary shareholders meeting that approved the merger (there are no preemptive rights to subscribe the new shares) From an economic point of view, what is relevant is the relative valuation of the equity of the companies to be merged, since the exchange ratio is established on the basis of that relative valuation The merger of corporations is a procedure regulated by Article 99 of the LSA, supplemented by articles 155 to 159 of the Regulations of the LSA The merger is one of the subjects that can only be decided by the shareholders of the company, at an extraordinary meeting The approval of the merger agreement requires the favorable vote of two-thirds of the voting shares, and its approval is one of the matters that grants dissenting shareholders “withdrawal rights” In addition to the merger itself, the following shall be approved at the extraordinary shareholders meeting: —The audited balance sheets of the companies involved in the merger, which will be used for the merger —The report of an expert appointed by the Board of Directors of the company, which reports on the value of the companies that are being merged and the exchange ratio of the respective shares —This report shall also include the pro-forma balance sheet that represents the absorbing company, presenting the sum of the assets, liabilities, and equity accounts of the companies to be merged (however, it?s the shareholders who freely agree on the exchange ratio) —The by-laws of the absorbing company When the merger is approved, it can be agreed to condition the merger to a specific term or condition The merger date is considered to be the date when the approval of the merger takes effect, but when the merger is subject to a condition, it is understood to take effect after the condition has been fulfilled Once the merger takes effect, the Board of the absorbing company must distribute the new shares directly to the shareholders of the absorbed companies, according to the exchange ratio adopted at the extraordinary shareholders meeting that approved the merger Source: LSA 19 Tyndall Group

Illustrative example Pre-merger situation (A absorbs B) Shareholder 1 Shareholder 2 Shareholder 3 Shareholder 4 Firm A Firm B Business 1 Business 2 Business 3 Business 4 Business 4 Post-merger situation (A absorbs B) Shareholders of A and B agree to merge Shareholder 1 Shareholder 2 Shareholder 3 Shareholder 4 both companies (A absorbs B) A issues new shares to distributed among B shareholders according to the agreed exchange ratio Firm A B is dissolved All assets and liabilities that belonged to B are transferred to A, with no need to liquidate B Business 1 Business 2 Business 3 Business 4 Business 4 All the shareholders of B become shareholders of A 20 Tyndall Group

The Merger reviewed in this Report has features that add complexity the analysis Merger between holding and subsidiaries The absorbing company (Enersis Americas) Enersis Americas? is already a shareholder at the absorbed Enel Public companies (Endesa Americas and Chilectra Americas) 40% 60% The equity of Enersis Americas already contains part of the equity of Endesa Americas and Chilectra Enersis Americas Americas Enel controls Enersis, a company that in Chilectra turn controls Endesa Americas and Endesa Americas? Chilectra Amerias Americas? Public Public Although Enel controls Enersis 1% 99% Americas and Enersis Americas 60% 40% controls Endesa Americas with less than 2/3 of the shares, both control Chilectra Endesa the majority of the respective Boards Americas Americas Therefore, besides the rules on mergers, the rules in Title XVI of the LSA apply to the Merger In addition to owning shares in Endesa Americas and Chilectra Americas, Enersis Americas is a shareholder in companies that Endesa Americas and Chilectra Distribution Integrated Generation Americas also participate in, and the three share ownership of Enel Brazil This generates degrees of circularity in relative valuations 21 Tyndall Group

Terms and Conditions of the Merger (1/5) The Merger (1/4) 1 Type of merger Enersis Americas would absorb Endesa Americas and Chilectra Americas by incorporation Endesa Americas and Chilectra Americas would, therefore, be dissolved without proceeding to their liquidation Enersis Americas would succeed Endesa Americas and Chilectra Americas in all of their rights and obligations Except for dissenting shareholders who exercise their withdrawal rights in accordance with the law, all the shareholders of Endesa Americas and Chilectra Americas would be incorporated directly as shareholders of Enersis Americas according to the exchange ratio that is agreed 2 Conditions precedent the Merger is subject to (the ?Withdrawal Rights Conditions?) That the exercise of Withdrawal Rights in Enersis Americas, Endesa Americas, and Chilectra Americas does not exceed —Up to 10.00% of the issued voting shares, in the case of Enersis Americas and Endesa Americas —Up to 0.91% of the issued voting shares, in the case of Chilectra Americas The limit for the exercise of withdrawal rights in Endesa Americas was originally set at 6.73%. On December 17, 2015, the Board of Enersis S.A. announced that it raised the limit to 7.72%, provided that no shareholder should exceed the maximum limit of ownership concentration of 65% in Enersis Americas after the Merger is executed. On August 1, 2016, the management of Enersis Americas announced that it is scheduled that, in their respective meetings to be held on August 5, 2016, the Boards of Directors of Enersis Americas, Endesa Americas and Chilectra Americas propose to increase the limit set for withdrawal rights at Endesa Americas from the announced 7.72% to 10.00%, thereby making it consistent with the limit set at Enersis Americas Therefore, the withdrawal rights conditions would be (i) that the exercise of withdrawal rights does not exceed the indicated percentages for each company; and (ii) that the exercise of withdrawal rights does not result in any shareholder exceeding the maximum share concentration of 65% in Enersis Americas after the Merger has been executed Source: Terms and conditions set forth in the First and Tenth points of the Agenda of the Division Shareholders Meeting; essential facts of Enersis S.A. (today Enersis Americas) dated November 24, 2015 and December 17, 2015 22 Tyndall Group

Terms and Conditions of the Merger (2/5) The Merger (2/4) 3 Capital increase The capital of Enersis Americas would be increased in order to execute the Merger, issuing new shares This capital increase would be paid by incorporating the equity of the absorbed companies (Endesa Americas and Chilectra Americas) The newly issued shares of Enersis Americas would be distributed to the shareholders of Endesa Americas and Chilectra Americas, excluding the shareholders in Enersis Americas (as it is the absorbing company in the Merger and, as such, it is a shareholder of the absorbed companies) in the corresponding proportion according to the agreed exchange ratio 4 Registration of shares in the Securities Registry (Registro de Valores) and stock exchanges Newly issued shares of Enersis Americas shall be registered in the Securities Register of the Superintendence of Securities and Insurance (the ?SVS?) and with the stock exchanges where the shares of Enersis Americas are traded Although it was not specifically mentioned in the Division Shareholders Meeting, we understand that holders of Endesa Americas ADRs will receive new Enersis Americas ADRs, and as such, the new shares issued at the time of the capital increase would also be registered, in the form of American Depositary Shares, with the Securities and Exchange Commission (the “SEC”); they would be incorporated in the respective ADRs program of Endesa Americas, and they would be listed on the New York Stock Exchange (the “NYSE”) 5 Exchange Ratio The exchange ratio that is used to determine the number of new shares of Enersis Americas to be issued and delivered to the shareholders of Endesa Americas and Chilectra Americas shall be the ratio set forth at the shareholder meetings that vote on the Merger Without detriment to the foregoing, in compliance with Official Letter No. 15,452 of July 20, 2015 of the SVS, which indicated the need for the Board of each one of the companies involved in the Divisions to provide an opinion on each and every one of the relevant aspects of the Corporate Reorganization process, including the exchange ratio and the estimated percentage that minority shareholders should reach in the future merger process, at the Division Shareholders Meeting it was indicated that the controlling shareholder will propose, on the date when the Endesa Americas shareholders meeting that votes on the Merger takes place, an exchange ratio consistent with the ranges voted by that time by the Boards of Empresa Nacional de Electricidad S.A., Enersis S.A., and Chilectra S.A. of 2.8 shares of Enersis Americas for each share of Endesa Americas and 5.0 shares of Enersis Americas for each share of Chilectra Americas As reported at Division Shareholders Meeting, this exchange ratio would be equivalent to a 15.75% holding In Enersis Americas for the minority shareholders of Endesa Americas 23 Source: Terms and conditions set forth in the First and Tenth points of the Agenda of the Division Shareholders Meeting; essential facts of Enersis S.A. (now Enersis Americas) dated November 24, 2015 and December 17, 2015 Tyndall Group

Terms and Conditions of the Merger (3/5) The Merger (3/4) 6 Withdrawal rights The price per share to be paid to the shareholders who exercise their withdrawal right shall be calculated and applied considering that the companies resulting from the division will have a presencia busatil Considering the above, the price to be paid to the shareholders who exercise their withdrawal right shall be the weighted average of stock exchange transactions during the 60 trading days period between the thirtieth and ninetieth trading days (“Calculation Period for Exercise Price of Withdrawal Right”) preceding the date of the shareholders meeting that triggers the withdrawal right (the ?Merger Shareholders Meeting”) 7 Date on which the Merger becomes effective The merger would become effective from the first day of the calendar month following the month in which the Document of Compliance with the Merger Conditions is issued (the ?Merger Effective Date?) 8 Effects of the Merger Incorporation into Enersis Americas of the entire equity (assets and liabilities) of Endesa Americas and Chilectra Americas, with the former succeeding the latter in all of their rights and obligations Incorporation into Enersis Americas of all of the shareholders of Endesa Americas and Chilectra Americas in the proportion determined by the exchange ratio, except for the shareholders who have exercised their withdrawal rights in accordance with the law Enersis Americas shall be jointly and severally responsible, and it shall agree to pay the corresponding taxes, in accordance with the respective Balance Sheets of business activity termination that Endesa Americas and Chilectra Americas should prepare, pursuant to article 69 of the Tax Code Endesa Americas and Chilectra Americas shall be dissolved at midnight on the day before the Merger Execution Date, a dissolution that will occur with no need for liquidation The by-laws of Enersis Americas shall be modified to increase its capital in the amount corresponding to the equity of the absorbed companies, and that capital increase shall be paid for by incorporating the equity of the absorbed companies and distributing the shares from the capital increase among the shareholders of the absorbed companies, who shall be incorporated as new shareholders in Enersis Americas, in proportion to their respective ownership stakes Need to inform about the agreements related to operations with related parties referred to in Title XVI of the LSA that have been entered into since the last shareholders meeting 24 Source: Terms and conditions set out in the First and Eleventh points of the Agenda of the Meeting dealing with the Division; essential facts of Enersis S.A. (now Enersis Americas) dated November 24, 2015 and December 17, 2015 Tyndall Group

Terms and Conditions of the Merger (4/5) The Merger (4/4) 8 Effects of the Merger (continued) Once the new shares of Enersis Americas have been issued and registered in the Securities Register and stock exchanges, the Board of Enersis Americas shall allocate them and update its shareholders registry at midnight on the day before the Merger Execution Date, considering for this purpose the shareholders that are registered in the shareholders registries of Endesa Americas and Chilectra Americas as of that date and the conveyances and transfers of shares duly carried out that have been presented to Endesa Americas and Chilectra Americas before that date and have not been registered yet The physical exchange of the new stock certificates of Enersis Americas for stock certificates issued by Endesa Americas and Chilectra Americas shall take place after the shares of Enersis Americas have been registered in the Securities Registry of the SVS and the stock exchanges where the shares of Enersis Americas are traded, from the date agreed by the Board of Enersis Americas, which will be informed by publishing, at least once, a prominent notice in the newspaper where the notices calling for shareholders meetings of Enersis Americas need to be published From the date of the actual exchange, the stock certificates of Endesa Americas and Chilectra Americas shall become null and void, and their shareholders should deliver them to Enersis Americas to be rendered unusable From the date of the actual exchange, the shares of Endesa Americas and Chilectra Americas shall no longer be traded on the respective stock exchanges, and they shall be replaced by shares of Enersis Americas Source: Terms and conditions set forth in the First and Eleventh points of the Agenda of the Meeting dealing with the Division; essential facts of Enersis S.A. (now Enersis Americas) dated November 24, 2015 and December 17, 2015. 25 Tyndall Group

Terms and Conditions of the Merger (5/5) The Tender Offer 9 In order to propose a mechanism that would help to assure minority shareholders of Endesa Americas a minimum price at market values of that date for their shares, and to mitigate the risk that the merger would not take place, the Board of Enersis S.A. (now Enersis Americas) agreed to announce that, provided the Divisions were effective (a condition already verified) and unless material adverse changes that would render it not advisable from the point of view of the social interest (of Enersis Americas) occur, it is the intention of Enersis (now Enersis Americas) to launch the Tender Offer, in the following terms: Percentage to be acquired: up to 40.02% of Endesa Americas —The Tender Offer shall target all of the shares and ADRs issued by Endesa Americas that are not owned by Enersis Americas —Given that after the Divisions it is estimated that Enersis Americas will be the owner of 59.98% of the shares issued by Endesa Americas, the Tender Offer will be up to 40.02% of Endesa Americas Tender Offer Price: CLP$285 per share of Endesa Americas Conditions for the Tender Offer: —Approval of the Merger by the extraordinary shareholders meetings of Enersis Americas, Endesa Americas, and Chilectra Americas —That the Withdrawal Rights Conditions are fulfilled —The other terms and conditions that will be announced at the appropriate time when the Tender Offer is launched Source: Terms and conditions set forth in the First and Eleventh points of the Agenda of the Meeting dealing with the Division; essential facts of Enersis S.A. (now Enersis Americas) dated November 24, 2015 and December 17, 2015. 26 Tyndall Group

Enersis Americas simplified ownership structure prior to the Merger Enersis Americas? shareholders Enersis Americas 99.1% 60.0% Chilectra Endesa Americas Americas 26.9% 39.1% 9.4% Codensa Emgesa 21.6% 75.5%2 65.2% 37.6% 34.1% 40.2% Edesur1 Dock Sud Costanera Chocon 62.5% 50.0% 60.1% 15.6% 96.5% Edelnor EEPSA Edegel Chinango 21.1% 16.9% 31.4% 50.9% 37.1% 11.3% Enel Brazil 46.9% 58.9% 100.0% 99.8% 100.0% Generation Cachoeira Ampla Coelce CIEN Fortaleza Distribution Dourada Transmision 21.4% 15.2% Integrated Source: Information provided by Enersis Americas and Endesa Americas Note: Ownership structure includes direct and indirect stakes 27 1 Does not includes Endesa Americas?s 0.5% direct stake in Edesur 2 Does not includes Endesa Chile?s 0.2% stake in Costanera Tyndall Group

Endesa Americas simplified ownership structure prior to the Merger Endesa Americas? shareholders Endesa Americas 26.9% Emgesa 75.5%1 65.2% 0.5% Costanera Chocon Edesur 62.5% 50.0% Edegel Chinango 37.1% Enel Brazil 46.9% 58.9% 100.0% 99.8% 100.0% Cachoeira Ampla Coelce CIEN Fortaleza Generation Dourada Distribution Transmision Integrated Source: Information provided by Enersis Americas and Endesa Americas Note: Ownership structure includes direct and indirect stakes 28 1 Does not includes Endesa Americas?s 0.5% direct stake in Edesur 2 Does not includes Endesa Chile?s 0.2% stake in Costanera Tyndall Group

Chilectra Americas simplified ownership structure prior to the Merger Chilectra Americas? shareholders Chilectra Americas 9.4% Codensa 34.0% Edesur 15.6% Edelnor 11.3% 31.4% Enel Brazil 46.9% 58.9% 100.0% 99.8% 100.0% Cachoeira Ampla Coelce CIEN Fortaleza Dourada Generation Distribution Transmision Integrated Source: Information provided by Enersis Americas and Endesa Americas Note: Ownership structure includes direct and indirect stakes 29 Tyndall Group

Enersis Americas simplified ownership structure after the Merger (?Enersis Americas Pro-forma?) Chilectra Americas? Enersis Americas? Endesa Americas? shareholders shareholders shareholders Enersis Americas 48.5% 48.5% Codensa Emgesa 40.2% 75.5%1 65.2% 72.1% Edesur Dock Sud Costanera Chocon 96.5% 83.6% 66.9% 75.7% Edelnor EEPSA Edegel Chinango 99.3% Enel Brazil 46.9% 58.9% 100.0% 99.8% 100.0% Cachoeira Ampla Coelce CIEN Fortaleza Generation Dourada Distribution 52.8% 15.2% Transmision Integrated Source: Information provided by Enersis Americas and Endesa Americas Note: Ownership structure includes direct and indirect stakes 30 1 Does not includes Endesa Chile?s 0.2% stake in Costanera Tyndall Group

Sequence of Events Illustrative Calendar1 Period for calculating the price of the withdrawal The Tender Offer would right: (60 stock market working days between 60 trading days become effective once the the 90th and the 30th stock market working day The merger would become prior to the shareholder?s meeting to approve Conditions of Tender Offer effective from the first day of the Merger)2 have been met the calendar month following Thirtieth trading day prior to the month in which the Document of Compliance with the Merger Shareholders the Merger Conditions is Meeting issued 90 trading days 30 days 30 days Ninetieth Merger Shareholders Deadline to exercise Deadline to Legalization of the Merger Effective Date trading day Meetings: withdrawal rights repurchase amendment of the prior to the Endesa Americas shares and pay by-laws Enersis Americas takes Merger dissenting over Endesa Americas Chilectra Americas If the exercise of the Shareholders shareholders and Chilectra withdrawal right Issuance of the new Enersis Americas that exercised Meeting exceeds the maximum shares of Enersis Americas. The Merger is subject to their limits set, the Merger Americas. withdrawal the condition that the can be declared null right The Board of Enersis exercise of withdrawal Americas assigns the Registration of the rights does not exceed: new shares to the new shares of 10.00% in the case Enersis Americas shareholders of of Enersis Americas with the SVS, the Endesa Americas and SEC, the NYSE and Chilectra Americas and and Endesa instructs to update the Americas the Chilean stock exchanges Company?s 0.91% in the case of shareholders? registry Chilectra Americas Source: LSA 1 Deadlines are very sensitive to the comments that may be made to the respective registration statements by the SVS or the SEC as well as to 31 the timely and satisfactory response to such comments 2 Further details on the methodology for calculating the exercise price of withdrawal rights on page 94 Tyndall Group

Agenda I. Introduction and executive summary 3 II. Merger description 16 1. Background and description of the proposed transaction 16 2. Scope of Tyndall?s work 32 III. Analysis performed by Tyndall 36 1. Valuation of Endesa Americas, Enersis Americas and Chilectra Americas 36 2. Analysis of the Reference Exchange Ratio 65 3. Considerations regarding the Merger?s contribution to the social interest of Endesa Americas 72 4. Other considerations 76 IV. Conclusions 82 V. Appendix 87 32 Tyndall Group

Scope of Tyndall?s work Tyndall was appointed by the Committee of Directors of Endesa Americas as an additional independent appraiser to inform shareholders about the conditions of the Merger, its effects, and its potential impact on Endesa Americas, as provided in Article 147 of the LSA As commissioned by the Committee, Tyndall considered the following topics in this report: A description of the terms and conditions of the transaction An analysis on the effects and potential impact of the transaction for Endesa Americas, including: —An analysis whether the Merger aims to contribute to the social interest of Endesa Americas; and —Conforms in price, terms, and conditions to those transactions that prevail in the market at the time of its approval An analysis of the terms and conditions of the Merger, including the Tender Offer The main analysis performed by Tyndall were the following: Valuation of Endesa Americas, Enersis Americas and Chilectra Americas according to different methodologies Relative contribution of Endesa Americas, Enersis Americas and Chilectra Americas in the Merger Valuation of the combined entity, this is, the value of Enersis Americas after the Merger takes effect Value creation analysis, comparing the position of Endesa Americas shareholders ?with” and “without” the Merger, considering the Reference Exchange Ratio We note that the analysis of alternative options or modifications to the Merger is not part of Tyndall?s scope of work, and therefore, is not included in this Report 33 Tyndall Group

Information available for the analysis (1/2) Tyndall had access to the following information for furnishing the Report: Information posted on Endesa?s Data Room, including, but not limited to, the following information: The information provided to perform the analysis of the Corporate Reorganization dated October 2015 Equity research reports Corporate presentations on the tax impacts of the Merger Macroeconomic assumptions on which the company based its projections Projections for the 2016-2020 period at the operating companies level (the ?Financial Projections?) —According to the information provided by Endesa, the Financial Projections correspond to a strategic planning exercise which incorporates the effects of the Merger —Tyndall did not receive projections for a ?base case scenario? that excludes the effects associated with the Merger Proposed criteria to extend, when required, the Financial Projections Meetings with management and advisors of Endesa Americas and Enersis Americas, with the purpose of reviewing the assumptions with which the Financial Projections were prepared and to clarify other relevant aspects of the Merger. The most relevant meetings were the following: Management presentation held on June 10th, 2016, in which the management of the operating companies in Argentina, Brazil, Chile, Colombia and Peru made a presentation about economic scenarios, their respective regulatory frameworks, their business plan for 2016-2020 and the main changes with respect to the business plan used in the analysis of the Divisions Meetings (in person and conference calls) with Endesa America?s team in charge of the operating projections of the company, headed by Mr. Oscar Castillo Meetings (in person and conference calls) with Mr. Raul Arteaga, Endesa America?s CFO and Mr. Mauricio Poblete, Deputy Planning and Control Officer of Enersis Meetings, on June 13th 2016 with Mr. Marcos Cruz, Tax Manager of Enersis to review the potential tax effects of the Merger Conference calls with the Enersis Americas? team that heads the Peru operation Conference calls with the Enersis Americas? team that heads the Edesur operation Meetings (in person and conference calls) with Endesa Americas? financial advisor Meetings with the Committee Public information regarding Enersis Americas, Endesa Americas, Chilectra Americas, and other power generation, transmission and distribution companies, as well as information regarding the markets in which the companies involved in the Merger operate 34 Tyndall Group

Information available for the analysis (2/2) We note that the analysis requested to Tyndall does not include a due diligence of the information provided by the managements of Enersis Americas, Endesa Americas, or Chilectra Americas or their advisors. As a result, the Financial Projections and their underlying assumptions, the estimation of legal and tax implications of the Merger, and all and any other information received and used as a basis for the analysis by Tyndall were not independently verified by Tyndall as to their veracity, exactitude, integrity, sufficiency, consistency, precision or reasonability In spite of the previous point, Tyndall performed a detailed analysis of the information provided and communicated in a timely manner its questions and comments to Endesa Americas and Enersis Americas. In particular, meetings and presentations with different areas of Enersis Americas and Endesa Americas were coordinated to analyse the information and clarify doubts, and there was an exchange of more than 100 questions and answers through channels provided by Endesa Americas and Enersis Americas for this purpose 35 Tyndall Group

Agenda I. Introduction and executive summary 3 II. Merger description 16 1. Background and description of the proposed transaction 16 2. Scope of Tyndall?s work 32 III. Analysis performed by Tyndall 36 1. Valuation of Endesa Americas, Enersis Americas and Chilectra Americas 36 2. Analysis of the Reference Exchange Ratio 65 3. Considerations regarding the Merger?s contribution to the social interest of Endesa Americas 72 4. Other considerations 76 IV. Conclusions 82 V. Appendix 87 36 Tyndall Group

Introduction to the analysis conducted by Tyndall (1/2) As anticipated in the introduction and executive summary, the following analysis is necessary to determine whether the Merger contribute to the social interest of Endesa Americas; and Conforms in price, terms, and conditions to those transactions that prevail in the market at the time of its approval: 1 Assess what we have defined as the Standalone Values of Enersis Americas, Endesa Americas and Chilectra Americas, i.e. separately estimate the value of each of the entities to be merged These three entities are Chilean investment companies with stakes in operating companies that develop their activities in businesses (particularly in the case of Enersis Americas) of different nature (generation, distribution and transmission) and in different countries (Argentina, Brazil, Colombia and Peru); therefore, they are simultaneously involved in businesses with different characteristics and risk profiles / returns Therefore, to estimate the Standalone Value of Enersis Americas, Endesa Americas and Chilectra Americas a “sum-of-the-parts? (SOTP) valuation was conducted Each of the businesses or operating companies was separately assessed —Cash flow projection, assumptions of terminal value and discount rates that reflect the characteristics and risk profiles of each operation, in the case of valuation using discounted cash flows —Separate sets of “comparable” companies, in the case of valuation through multiples Based on the “company” or ?firm” values obtained, the equity values of each business are derived by subtracting the net debt and the minority interest, and adding other net assets1, if any The proportional value of the equity of the respective businesses or operating companies corresponding to each investment company or ?parent company? is determined The annual expenses of the respective parent company is assessed The net debt and other net assets1 not included in the determination of the value of the equity of the operating companies is considered The sum of the parts is carried out to estimate the value of the parent company or the net value of its assets 1 Included in the definition of Equity Bridge provided by the companies, detailed on page 50 37

Introduction to the analysis conducted by Tyndall (2/2) 2 Determine the relative contribution of each of the three entities to the merged entity Relative value contributed by each group of shareholders to the merged entity 3 Estimate the pro forma value of the merged Enersis Americas (Pro Forma Valuation) The methodology for estimating the value of Endesa Americas should consist of adding the independent values contributed + the synergies of the Merger—Merger costs However, given that the Financial Projections already include the effects of the Merger, the Pro Forma Valuation was obtained by adding the standalone values contributed 4 Compare the situation of the shareholders of Endesa Americas “with” and “without” the Merger Value of the stake in Enersis Americas Pro-Forma of the shareholders of Endesa Americas compared with the value of Endesa Americas without the Merger As we do not have information to estimate the value of Endesa Americas without the Merger, a qualitative analysis was conducted of the potential effects of not completing the Merger on our valuation of Endesa Americas and on the price of the share thereof 38 Tyndall Group

Introduction to the estimate of the Standalone Values of Enersis Americas, Chilectra Americas and Endesa Americas To estimate the Standalone Values of Enersis Americas, Endesa Americas and Chilectra Americas, Tyndall conducted a sum-of-the-parts valuation of the three companies To estimate the “value of the parts” to be included in the sum-of-the-parts we used two valuation methodologies Discounted cash flow —We conducted a discounted cash flow analysis of the various businesses and operating companies on the basis of the Financial Projections delivered by the administrations of Endesa Americas, in the case of the generation businesses and of Enersis Americas, in the case of the distribution and transmission businesses Valuation by market multiples of comparable companies —Based on EBITDA estimates of the various businesses and operating companies contained in the Financial Projections Additionally, by way of reference, we also considered: The market value (value of the market capitalization) of Enersis Americas and Endesa Americas —When analyzing the market prices of Enersis Americas and Endesa Americas, however, we must bear in mind that these two companies started trading in the stock exchange on April 21, 2016 and that therefore, their respective prices are “affected” by the Terms and Conditions of the Merger disclosed in the Stockholders? Meeting dealing with the division dated December 18, 2015 The value estimates made by equity research analysts of investment banks and stockbrokers that cover the various companies —Like the market prices, the value estimates made by equity research analysts may be “affected” by the Terms and Conditions of the Merger mentioned above 39 Tyndall Group

Operating details of companies included in the valuation analysis Main operating companies by business Company Country Technology Inst. capacity (MW) Chocon Argentina Hydro 1,328 Costanera Argentina Thermal 2,324 Dock Sud Argentina Thermal 870 Gx Cachoeira Brazil Hydro 665 Fortaleza Brazil Thermal 322 Emgesa Colombia Hydro/Thermal 3,059 Edegel Peru Hydro/Thermal 1,480 Chinango Peru Hydro 194 EEPSA Peru Thermal 297 Company Country City/State Clients (000’s) Edesur Argentina Buenos Aires 2,488 Ampla Brazil Rio de Janeiro 3,061 Dx Coelce Brazil Ceara 3,902 Codensa1 Colombia Bogota 2,865 Edelnor Peru Lima 1,404 Company Country Area Tx CTM Argentina Argentina/Brazil TESA Argentina Argentina/Brazil CIEN Brazil Brazil Source: Information provided by Endesa Americas and Enersis Americas 1 Operational numbers include merger between Codensa and EEC 40 Tyndall Group

Ownership stakes of Endesa Americas, Enersis Americas and Chilectra Americas in the Group?s main operating companies, before and after the Merger Ownership stakes of Endesa Americas, Enersis Americas and Chilectra Americas (measured as the sum of direct and indirect economic rights) on the main operating companies of the Group ? June 2016 Current stakes Post-transaction stakes Company Enersis Endesa Chilectra Enersis Americas Pro-forma Chocon 39.1% 65.2%—65.2% Costanera 45.3% 75.5%—75.5% Dock Sud 40.2% — 40.2% Edesur 71.6% 0.5% 34.0% 72.1% TESA 84.4% 37.1% 11.3% 99.3% CTM 84.4% 37.1% 11.3% 99.3% Cachoeira 84.2% 37.0% 11.2% 99.1% Fortaleza 84.4% 37.1% 11.3% 99.3% Ampla 92.0% 17.4% 36.7% 99.3% Coelce 64.9% 21.9% 6.6% 73.7% CIEN 84.4% 37.1% 11.3% 99.3% Com. e Serv. 84.4% 37.1% 11.3% 99.3% Emgesa 37.7% 26.9%—48.5% Codensa 48.4%—9.4% 48.5% Edegel 58.6% 62.5%—83.6% Chinango 46.9% 50.0%—66.9% EEPSA 96.5% — 96.5% Edelnor 75.5%—15.6% 75.7% Consolidated Non Consolidated Source: Information provided by Endesa Americas and Enersis Americas 41 Tyndall Group

Market Market value and research analysts? target price for Endesa Americas, Enersis DCF Multiples Americas y Chilectra Americas Market value and reasearch analyst share prices summary Market value Endesa Americas Enersis Americas Chilectra Americas Market price as of June 30, 2016 (CLP$) 304.9 113.4 446.0 Market capitalization (US$mm) 3,789 8,434 778 Current price 304.9 113.4 446.0 Maximum price (April 21st to June 30th) 314.6 116.8 446.0 % over current 3.2% 3.0% 0.0% Minimum price (April 21st to June 30th) 278.4 95.5 444.0 % over current (8.7%) (15.8%) (0.4%) Weighted-average price1 (April 21st to June 30th) 295.8 107.5 444.6 % over current (3.0%) (5.1%) (0.3%) Research analysts (target price): Endesa Americas Enersis Americas Chilectra Americas Bice (Apr-22) 328 117 n.a. Citi2 (May-2 / Jul-13) 326 121 n.a. Goldman Sachs2 (Jun-24) 294 122 n.a. Itau (Apr-3) 289 120 n.a. JP Morgan (May-25) 316 128 n.a. Santander (Apr-19) 305 106 n.a. Scotiabank (Apr-22 / Jul-04) 300 110 n.a. Source: Capital IQ, research analysts? target prices 1 Weighted average by trading volume 2 Target price based on ADR share, which were converted to Chilean pesos by the exchange rate of the publishing date of the report. As reported in the Financial Statements, the ADR were converted using 30 Shares per ADR for Endesa Americas and 50 shares per ADR for Enerisis Americas 42 Tyndall Group

Market Evolution of the price of Endesa Americas, Enersis Americas and Chilectra DCF Multiples Americas shares Share price and trading volume evolution since Endesa Americas, Enersis Americas and Chilectra Americas shares were listed on the Santiago Stock Exchange (April 21, 2016) Trading Price evolution (Base = April 21st) Endesa Americas Enersis Americas Chilectra Americas volume Trading volume distribution (US$mm) (US$mm) 140% $100 &lt; $280 $11 &lt; $100 $94 April 21st share price: $280—$290 $39 $105—$100 $18 $90 Endesa Americas: CLP$281 $290—$300 $105—$110 70% of total $67 79% of total $184 130% Enersis Americas: CLP$98 $80 Chilectra Americas: CLP$444 volume $300—$310 volume $110—$115 $77 $360 $70 &gt; $310 $12 &gt; $115 $32 120% Max (May-17): $117 $60 Spot: $113 115% 47 $50 Max (May-17): $315 110% Spot: $305 $40 107% $30 Spot: $446 100% $20 $10 90% $0 04/21 04/28 05/05 05/12 05/19 05/26 06/02 06/09 06/16 06/23 06/30 We can see that in general Endesa Americas and Enersis Americas shares have a high correlation due to the existence of the Reference Exchange Ratio In the case of Chilectra Americas, this correlation was not observed due to the low liquidity of the share Enersis Americas share has shown better performance than that of Endesa Americas (15.7% vs. 8.3%), which has resulted in a slightly lower exchange ratio than the Reference Exchange Ratio (see page 68), presumably due to the fact that the price of the Endesa Americas share has incorporated the risk that the Merger may not materialize or that the Terms and Conditions of the Merger are modified Source: Capital IQ, Santiago Stock Exchange 43 Tyndall Group

Market DCF Architecture of the valuation models used by Tyndall Multiples Detail of Financial Projections Valuation model structure Projected operational information per company: Discounted cash flows of the companies (DCF) Generation: installed capacity (MW); energy Transmission, generated, sold and purchased (spot and contracts, & Generation Distribution Holdings & Other GWh); price (US$/MWh) Distribution: number of clients; sales (GWh); energy Business Country Argentina Brazil Colombia Peru costs; transmission costs; distribution added value (DAV) Revenues Projected financial information per company: Income statement (sales, costs, etc.) flow (-) Costs (fixed and variable) Capital investment cash EBITDA by company Working capital accounts Free (-) Taxes (-) CAPEX (-) ? Working Capital Balance sheet of assets and liabilities Strategic planning information, including information Free cash flow (FCF) on market dynamics, regulatory frameworks and operating profiles WACC Exceptions and adjustments to the model structure: In the case of the generation companies in Argentina Present value of free cash flow (Endesa Costanera, Hydro Chocon and Docksud), the (+/-) Defered tax asset/(liability) adjustment2 value of the asset was adjusted by the present value of the payments associated with the credits for VOSA and FONINVEMEM Firm value (-) Net debt & other adjustments (-) Minority interest included in the Equity Bridge1 Equity value based on DCF 1 Page 50 includes a detailed description of the Equity Bridge 44 2 Adjustment made in accordance with the methodology described on page 45 Tyndall Group

Market DCF Main conventions used in the valuation Multiples Summary Valuation date The date set for the valuation was June 30, 2016, which is the date of the pro-forma balance sheets to be used for the Merger Operating projections were prepared in nominal terms in the local currency of each country Currency and Cash flows in local currency converted into US dollars macroeconomic Discount rate in nominal US dollars assumptions Exchange rates and macroeconomic variables used correspond to the values used by the companies in the preparation of the Financial Projections and cover the period 2016-2021. As from 2022 the exchange rate was estimated using the PPP methodology Business plans provided by Endesa Americas and Enersis Americas for each operating company Financial projections cover a period of five years (2016-2020) After 2020 a terminal value is estimated based on (i) a standard cash flow, and (ii) growth in perpetuity, with the following Operating and exceptions (more details on page 48): Financial Finite projections without a terminal value in perpetuity in the case of Endesa Costanera, Chocon, CIEN, Cachoeira, Dock Projections Sud and Fortaleza Extension of projections until 2024 (and subsequent calculation of terminal value) due to peculiarities in the business model in the case of Emgesa In these cases, the extended projections were provided by Enersis Americas and Endesa Americas, as appropriate For the period 2016-2020 actual tax rates projected by the respective administrations were used for all companies The Financial Projections assume, in some cases, actual rates other than the nominal rates due, for example, to tax credits or accelerated depreciation Taxes We used the current nominal tax rate in each country to calculate the terminal value (in those cases in which the actual projected rates for the period 2016—2020 were different than the nominal rate, a convergence toward the nominal rate was assumed for the calculation of the terminal value) The value of the company was adjusted by the present value of the net liabilities (or assets) related to accumulated deferred taxes at the end of the projected horizon (2020) 45 Tyndall Group

Market DCF Considerations on the discount rate used (1/2) Multiples Summary Nominal discount rates (“WACC”) in US dollars were used The debt to equity ratios in the capital structure were estimated on the basis of: (i) an analysis of comparable companies, (ii) the characteristics of the sector (generation, distribution and transmission supply), and (iii) the situation of the capital market in each country Methodology for estimating relevant parameters for the calculation of the Weighted Average Cost of Capital (WACC): Risk-free rate: corresponding to the 10-year yield of U.S. Treasury bonds Country risk premium: estimated on the basis of the Emerging Markets Bond Index or EMBI, used for all countries included in the analysis with the exception of Argentina, where the yield of sovereign bonds1 was used, which we believe represents in a better way the risk of this particular market Market risk premium: a premium of 6.21% was used for the analysis2 ? : Estimated on the basis of a universe of selected comparable companies (see appendix for detail of comparable companies), considering the sector and the country. For the estimation of ? , weekly regressions were used for two-year periods, with the exception of companies with limited liquidity, for which monthly regressions were used for five-year periods to mitigate alterations derived from the share?s illiquidity Cost of debt: calculated by adding: (i) the risk-free rate, (ii) the country risk premium, and (iii) a premium for credit risk3 Source: Bloomberg, Morgan Markets, Financial Statements of companies 1 Selected bonds: ARGENT 7 4/22/26 Corp 2 Based on estimate of Aswath Damodaran published on its web site (http://pages.stern.nyu.edu/~adamodar/) 3 A risk premium based on the difference observed in the yields of corporate bonds of companies in the electric sector with respect to the yield of sovereign bonds in Chile of a similar duration 46

Market DCF Considerations on the discount rate used (2/2) Multiples Summary of WACC Considerations on the b Generation Argentina Brazil Colombia Peru In the case of the generation business, there is a r : risk free rate 1.6% 1.6% 1.6% 1.6% universe of comparable companies concentrated in f r : country risk 5.1% 4.0% 2.8% 2.1% Brazil with sufficient level of liquidity to be used as a p r : “local” risk free rate 6.8% 5.6% 4.4% 3.7% reference. In the cases of Argentina, Peru and Colombia, f b unlevered 1.00 0.80 0.70 0.70 the universe of comparable companies is very limited. b levered 1.11 0.93 0.85 0.87 b, ERP : Equity risk premium 6.2% 6.2% 6.2% 6.2%    For the purposes of estimating assets were divided into three groups: (i) Brazil, (ii) Argentina and (iii) K : Cost of equity 13.7% 11.4% 9.8% 9.2% e Colombia and Peru (grouped according to the relative Debt spread over risk free rate 1.5% 1.5% 1.5% 1.5% similarity of the markets) K : cost of debt (pre-tax) 8.3% 7.1% 5.9% 5.2% d In the case of the distribution and transmission Nominal tax rate 35.0% 34.0% 34.0% 26.0% K : cost of debt (post-tax) 5.4% 4.7% 3.9% 3.9% businesses, the universe of comparable companies is d more limited and it is concentrated in Brazil D/(D+E): debt over total capital 15.0% 20.0% 25.0% 25.0% WACC 12.5% 10.1% 8.3% 7.8% b was determined for Brazil and Argentina on the Distribution and Transmission Argentina Brazil Colombia Peru basis of the universe of comparable distribution and transmission companies detailed in the Appendix r : risk free rate 1.6% 1.6% 1.6% 1.6% f In the case of Colombia and was r : country risk 5.1% 4.0% 2.8% 2.1%    Peru, Aguas Andinas p rf : “local” risk free rate 6.8% 5.6% 4.4% 3.7% included in the universe of comparable companies in order to have a more extensive sample (with similar b unlevered 0.85 0.65 0.60 0.60    1.03 0.88 0.81 0.84 characteristics to the energy distribution business) b levered ERP : Equity risk premium 6.2% 6.2% 6.2% 6.2% K : Cost of equity 13.2% 11.1% 9.5% 9.0% e Debt spread over risk free rate 1.5% 1.5% 1.5% 1.5% K : cost of debt (pre-tax) 8.3% 7.1% 5.9% 5.2% d Nominal tax rate 35.0% 34.0% 34.0% 26.0% K : cost of debt (post-tax) 5.4% 4.7% 3.9% 3.9% d D/(D+E): debt over total capital 25.0% 35.0% 35.0% 35.0% WACC 11.2% 8.8% 7.5% 7.2% Source: Bloomberg, Morgan Markets, Aswath Damodaran web site (http://pages.stern.nyu.edu/~adamodar/), Financial Statements of 47 comparable companies. Market Price at June 30, 2016

Market DCF Considerations on terminal value Multiples Terminal value assumptions    Terminal value for most companies was calculated as of 2020 (end of the projection period used by Enersis Americas and Endesa Americas) However, there were some exceptions in which: (i) management extended financial projections for certain companies, or (ii) no terminal value was considered in the valuation analysis given special market situations Projections starting point Endesa Costanera Chocon Cachoeira (end of useful life) (end of concession) (end of concession) 2020 2022 2024 2031 2016 2021 2023 2027 End of Financial Projections Emgesa Fortaleza CIEN Dock Sud All companies (market price convergence (end of contract and (end of concession) (end of useful life) (except companies mentioned here) to market equilibrium price) and permits renewal) Companies without terminal value Companies with terminal values 48

Market DCF Considerations on working capital Multiples Main assumptions and summary table of days used in the calculation of working capital    The calculation of the working capital of the main operating companies considers the following accounts: (i) inventories, (ii) accounts receivable and (iii) accounts payable1 Accounts receivable and accounts payable were projected using the average days of collection on total sales and the average days of payment on total costs delivered for each company, respectively In general, we used the average number of days per country and business For companies for which operational details on working capital were not delivered we used the projected balance sheets2 Inventory accounts were obtained from the balance sheets projected by the administration for the period 2016-2020 In the calculation of working capital for companies whose projections were extended beyond 2020, the inventories amount and the days of collection and payment for the year 2020 were maintained constant    For the purposes of the terminal value, the change in working capital was calculated as a percentage of sales growth The average variation in working capital as a percentage of the annual change in sales projected for the period 2016-2020 was used The working capital of the non-operating companies3 was assumed constant during the projection period. Generation Distribution Average 2016-2020 Average 2016-2020 Country Company Accounts Accounts Country Company Accounts Accounts receivable payable receivable payable Argentina Chocon / Costanera / Dock Sud 50 60 Argentina Edesur 73 58 Brazil Cachoeira 32 39 Brazil Ampla 62 56 Fortaleza 42 59 Coelce 56 56 Colombia Emgesa 47 46 Colombia Codensa 42 71 Peru Edegel / Chinango / Piura 30 50 Peru Edelnor 34 50 Source: Information provided by Endesa Americas and Enersis Americas 1 Does not consider other current assets and liabilities accounts such as Liabilities for Construction and Contracts in Progress, Taxes Payables, Taxes Receivables, Other Current Assets and Other Current Liabilities 2 Includes Cemsa, CTM, TESA (Argentina) and Cien (Brazil) 3 Non-operating companies considered were Endesa Argentina, Distrilec, Hidroinvest, Southern Cone (Argentina), Enel Brasil (Brazil), Enersis Americas, Endesa Americas, Chilectra Americas (Chile), Caboblanco, Distrilima, Generandes and Generalima (Peru) 49

Market DCF Considerations on the Equity Bridge and financial debt Multiples Net debt vs. Equity Bridge—June 2016 (US$mm) Net debt vs. Equity Bridge – June 2016 (US$mm) The Equity Bridge and calculation of equity value    Company Business Net debt1,3 Equity Bridge2,3 Chocon Gx 14                654 Enersis Americas, Chilectra Americas and Endesa Americas recorded on their Costanera Gx 554                654 balance sheets certain assets and liabilities, which, because of their nature (they Dock Sud Gx                 (13)4                454 are not properly “operational”), are not included in the cash flow projection that Edesur Dx (93)5                 1695 is used for the analysis of discounted cash flow, but involve positive or negative TESA Tx 27 26 cash flows in the future and therefore, should be included in the valuation CTM Tx 26 25 In the information provided by Enersis Americas, Chilectra Americas and Endesa Other Argentina (4) (4) Americas, the net effect of these assets and liabilities, is included, together with Cachoeira Gx (44) (35) the net financial debt, as an adjustment called Equity Bridge Fortaleza Gx (39) 1 Ampla Dx 639 1,045 The main differences between the Equity Bridge and the financial debt may be explained by the non-commercial accounts receivable, provisions and dividends Coelce Dx 165 326 payable that the administration included as part of the equity bridge CIEN Tx 45 16 Com. e Serv. 2 2 As indicated by the administration, the Equity Bridge should be the most accurate Enel Brazil Hold. (507) (493) way of estimating the value of the equity of the individual companies based on a Emgesa Gx. 1,332 1,690 firm value Codensa6 Dx 419 659 By the same token, all equity calculations of made in this report were made using Edegel Gx 116 152 that Equity Bridge Chinango Gx 29 30 EEPSA Gx 37 42 Edelnor Dx 380 407 Other Peru (9) 3 Enersis Americas Hold. (1,211)7 (1,346)7 Holding Endesa Americas Hold. 15 (62) Chilectra Americas Hold. 1527 1367 Source: Financial projections ¹ It considers the following accounts with third parties: Medium/Long Term Loans, Short Term Loans and Current Amount of Medium/Long Term Loans according to the breakdown given in the Financial Statements delivered by the Administration ² In addition to the net debt , it considers non-commercial accounts receivable and payable, financial derivatives, provisions, dividends receivable and payable, accounts receivable and payable with other companies of the group and other assets and liabilities according to the indications given by the administration of Endesa Americas and Enersis Americas ³ A positive value indicates a net liability and a negative value indicates a net asset 4 It excludes credits for FONINVEMEM and VOSA items discounting “Medium long-term financial receivables—Third Parties” and “ S/T Financial Receivables and Securities”, which are being considered in the operating flow 5 It considers only a portion of the debt with CAMMESA (~30%) of a total of AR$9,367mm (US$629mm) 50 6 Includes EEC Equity Bridge as of May 2016 7 It considers distribution of a dividend to the shareholders of Chilectra Americas of CLP120.000mm, which, according to what was reported by the administration of that Company shall be submitted for the consideration of the shareholders of Chilectra Americas in the extraordinary shareholders meeting that will vote the Merger

Market DCF Summary of individual companies’ valuation based on DCF Multiples DCF’s valuation summary (US$mm) Terminal value Enersis Americas Endesa Americas Chilectra Americas FV/EBITDA FV/MW FV/Client Equity Company Business Firm value Exit Equity Equity Equity ‘17E (US$mm/MW) (US$/client) value1 % FV Stake (%) Stake (%) Stake (%) multiple2 stake stake stake Chocon Gx 3.6x 0.25 338 272 — 39% 107 65% 178 — Costanera Gx 1.8x 0.05 118 53 — 45% 24 76% 40 — Dock Sud Gx 2.3x3 0.18 152 107 — 40% 43 — — Edesur Dx 1.7x 98 370 2024 118% 2.7x 72% 145 1% 1 34% 69 TESA Tx 7.5x 13 (13) 54% 7.7x 84% (11) 37% (5) 11% (1) CTM Tx 4.9x 7 (18) 71% 7.7x 84% (15) 37% (7) 11% (2) Other Arg. n.a. 23 28 65% n.a. n.a. 23 n.a. 13 n.a. 0 Cachoeira Gx 3.3x 0.54 361 396 7%—84% 333 37% 147 11% 45 Fortaleza Gx 3.9x 1.00 326 325 — 84% 275 37% 121 11% 37 Ampla Dx 6.3x 373 1,693 648 97% 5.4x 92% 596 17% 113 37% 238 Coelce Dx 4.3x 210 1,206 881 75% 5.0x 65% 571 22% 192 7% 58 CIEN Tx 4.0x 323 307 15% 3.1x 84% 259 37% 114 11% 35 Com. e Serv. Other 9.8x 131 128 84% 4.2x 84% 108 37% 48 11% 14 Enel Brasil Hold. 9.6x (404) 89 64% 9.9x 84% 75 37% 33 11% 10 Emgesa Gx 10.1x3 2.10 7,251 5,561 61% 8.2x 38% 2,098 27% 1,494 0% 0 Codensa Dx 6.8x 732 3,205 2,545 85% 7.1x 48% 1,232 —9% 238 Edegel Gx 8.9x 1.22 2,416 2,264 76% 8.2x 59% 1,327 63% 1,414 — Chinango Gx 12.8x 500 470 80% 12.7x 47% 220 50% 235 — EEPSA Gx 5.9x 291 249 75% 7.0x 97% 240 — ——Edelnor Dx 9.0x 1,048 2,133 1,726 84% 9.0x 76% 1,304 ——16% 269 Other Peru n.a. (4) (7) 75% n.a. n.a. (7) n.a. 0 n.a. 9 Enersis Amer. Hold. 13.8x (237) 1,109 n.a. 12.7x 100% 1,109 — — Holding Endesa Amer. Hold. 9.1x (24) 38 n.a. 12.7x 60% 23 100% 38 — Chilectra Amer. Hold. 13.7x (24) (161) 75% 12.7x 99% (159) — 100% (161) Equity 9,919 4,170 856 Note 1: Firm and equity values correspond to mid-points of the valuation ranges Note 2: Multiples calculated in local currency 1 Considers 100% of equity value; ² Implied exit multiple at the terminal year; 3 FV/EBITDA calculated based on a normalized 2017 EBITDA estimated by averaging 2016 and 2018 EBITDA figures 51 4 Edesur’s Equity Bridge includes only a portion (30%) of the total debt with CAMMESA out of a total of AR$9,367mm/US$629mm

Market DCF Valuation summary for Endesa Americas based on DCF Multiples Breakdown of Endesa Americas’ equity value (US$mm) Breakdown by business DCF valuation based on Financial Projections is ~10% above current Gx 87% market capitalization Dx Tx Hold. & other 3% Peru: US$1,649mm; 9.4x 4,170 2% 1,649 38 (CLP$335/share) 8% Breakdown by country 36% Argentina Brazil 18% Colombia Colombia: US$1,494mm; 10.1x Peru 1,494 1 Holding 5% 1% 40% Brazil: US$768mm; n.a. 114 81 305 Argentina: US$221mm; 1.8x 268 218 13 (11) 1 Gx. Dx. Tx. Other Gx. Dx. Tx. Other Gx. Dx. Tx. Other Gx. Dx. Tx. Other Holding Equity value 1.8x1 n.a. n.a. n.a. n.a. n.a. n.a. n.a. 10.1x n.a. n.a. n.a. 9.4x n.a. n.a. n.a. Argentina Brazil Colombia Peru Source: Capital IQ, Financial Statements, Financial Projections. Market data as of June 30, 2016 Note 1: Multiples shown below the horizontal axis correspond to FV/EBITDA 2017E average by business Note 2: Multiples in functional currency 1 Firm value adjusted by FONINVEMEM and VOSA expected payments 52

Market DCF Valuation summary for Enersis Americas based on DCF Multiples Breakdown of Enersis Americas’ equity value (US$mm) Breakdown by business3 DCF valuation based on Financial Projections is ~18% above current 48% market capitalization Gx Dx Tx 9,919 Peru: US$3,084mm; 9.0x 972 2 (CLP$133/share) Hold. & other 40% (15) 10% 1,304 2% 3 1,795 Breakdown by country 34% Argentina Colombia: US$3,330mm; 8.8x Brazil 23% 1,232 1 Colombia Peru Holding 3% 2,097 8% 32% Brazil: US$2,218mm; 4.6x 183 1,168 259 Argentina: US$315mm; 2.1x 608 166 (26) 174 Gx. Dx. Tx. Other Gx. Dx. Tx. Other Gx. Dx. Tx. Other Gx. Dx. Tx. Other Holding Equity value 2.5x1 1.8x 6.3x n.a. 3.6x 5.3x 4.0x n.a. 10.1x 6.8x n.a. n.a. 8.9x 9.0x n.a. n.a. Argentina Brazil Colombia Peru Source: Capital IQ, Financial Statements, Financial Projections. Market data as of June 30, 2016 Note 1: Multiples shown below the horizontal axis correspond to FV/EBITDA 2017E average by business Note 2: Multiples in functional currency 1 Firm value adjusted by FONINVEMEM and VOSA expected payments 2 Holding equity value considers effect of expected dividend of CLP120,000mm to be paid to Chilectra Americas’ shareholders. As informed by Enersis Americas management, the dividend will be voted in the extraordinary shareholders meeting to be held in connection with the Merger 3 Breakdown does not consider expected dividend of CLP120,000mm expected to be paid to Chilectra Americas’ shareholders 53

Market DCF Valuation summary for Chilectra Americas based on DCF Multiples Breakdown of Chilectra Americas’ equity value (US$mm) Breakdown by business2 Gx DCF valuation based on Financial Dx 84% Projections is ~10% above current market capitalization Tx Hold. & other 8% Peru: US$278mm 5% 1 (161) 3% 269 9 856 Breakdown by country2 (CLP$491/share) Colombia: US$238mm 42% Argentina 238 Brazil Colombia 23% Peru Holding 6% Brazil: US$436mm 2% 35 24 27% 296 Argentina: US$65mm 81 69 (3) Gx. Dx. Tx. Other Gx. Dx. Tx. Other Gx. Dx. Tx. Other Gx. Dx. Tx. Other Holding Equity value n.a. n.a. n.a. n.a. n.a. n.a. n.a. n.a. n.a. n.a. n.a. n.a. n.a. n.a. n.a. n.a. Argentina Brazil Colombia Peru Source: Capital IQ, Financial Statements, Financial Projections. Market data as of June 30, 2016 Note 1: Multiples shown below the horizontal axis correspond to FV/EBITDA 2017E average by business Note 2: Multiples in functional currency 1 Holding equity value includes expected dividend of CLP120,000mm to be paid to Chilectra Americas’ shareholders. As informed by Enersis Americas management, dividend it will be voted in the extraordinary shareholders meeting to be held in connection with the Merger 2 Breakdown does not consider expected dividend of CLP120,000mm expected to be paid to Chilectra Americas’ shareholders 54

Market DCF Universe of comparable companies considered in the analysis Multiples Universe of comparable companies Summary Market ADTV¹ 3M Included in the Industry Company Country Endesa Americas, Enersis Americas and Chilectra Americas have unique cap.(US$mm) (US$mm) valuation Pampa Energia Argentina 1,857 8.2 ? characteristics with regards to the markets and sectors in which they CPFL Energia Brazil 6,545 16.7 ? operate as well as their corporate structure CEMIG Brazil 2,860 22.5 ?    Therefore, it is difficult to find comparable companies that would allow for a COPEL Brazil 2,497 10.9 ? EDP Brazil 2,023 10.2 ? valuation analysis of Endesa Americas, Enersis Americas and Chilectra Integrated Light Brazil 718 3.4 ? Americas based on a single multiple at a consolidated level Enersis Chile Chile 5,772 8.3 ? Based on this, and in line with what was done in the DCF valuation analysis, EEB Colombia 5,622 0.3 ? Central Puerto Argentina 1,371 0.1 ? we believe that it is advisable to follow a sum-of-the-parts approach, based Tractebel Energia Brazil 7,809 9.2 ? on selecting comparable players for each operational subsidiary CESP Brazil 1,217 4.3 ? AES Tietê Brazil 1,761 6.6 ? Although it is more likely to find comparable players for Enersis Americas Colbun Chile 4,263 1.8 ? and Endesa Americas at the operational subsidiaries levels, this continues to AES Gener Chile 4,121 1.0 ? be a challenging exercise since the universe of listed companies in the Latin Generation E-CL Chile 1,801 1.0 ? American power sector is limited, which results in a certain degree of Endesa Chile Chile 7,604 9.2 ? discretionality in the exercise as a whole Isagen Colombia 3,829 0.8 ? Celsia Colombia 950 0.6 ? The selection criteria to choose comparable companies for each operating Edegel Peru 2,052 0.1 ? company was based on different factors, including: EnerSur Peru 1,535 0.1 ? Edenor Argentina 790 1.0 Sector and geographic similarities ? COELBA Brazil 1,481 0.1 ? Stock liquidity Electropaulo Brazil 442 2.2 ?    Equity research coverage and availability of financial projections Elektro Brazil 1,023 0.0 ? Ampla Brazil 1,111 0.0 ? The table on the left shows the most relevant listed companies in the Latin Coelce Brazil 1,038 0.2 ? Distribution Equatorial Brazil 3,017 14.3 ? American power sector Luz del Sur Peru 1,556 0.1 ? Within this list, the companies shown in red were excluded from the analysis Edelnor Peru 1,081 0.1 ? (mainly due to their low liquidity and lack of equity research coverage) in Transener Argentina 209 0.2 ? order to define a sub-set of selected comparable companies to be TAESA Brazil 2,065 3.0 ? considered for the trading multiples valuation analysis for Endesa Americas, CTEEP Brazil 3,420 7.9 ? Transmision Alupar Brazil 1,024 0.9 ? Enersis Americas and Chilectra Americas ISA Colombia 3,399 1.6 ? Utility Aguas Andinas Chile 3,521 2.2 ? Integrated Enersis Am. Chile 8,434 14.4 Generation Endesa Am. Chile 3,789 4.3 55 Source: Capital IQ, companies’ financial and operational information. Note: Market data as of June 30, 2016 ¹ Average of the daily traded volume for the last 3 months

Market Definition of methodology to calculate trading multiples to be used for DCF Multiples valuation purposes Summary Multiple to be used (FV/EBITDA vs. P/U) and timeframe to consider (2016 vs. 2017)    Valuation based on trading multiples was done using a FV/EBITDA 2017E multiple     Valuation multiples based on operating variables such as FV/Installed Capacity (generation) and FV/Clients (distribution) were also used as a reference    P/E multiple was excluded from the analysis given its high volatility both for comparable companies and for the operating companies owned by Endesa and Enersis (not a representative multiple)    2017 was preferred over 2016 as the reference date for the EBITDA projection as it is more representative of a “steady state” operation, both for Enersis and Endesa, and their comparable companies     The main advantages of using 2017 over 2016 are: (i) reduction in distortions produced by different short term growth profiles among companies, and (ii) possibility of including projects under development that start operations whithin this timefrane    The main disadvantage is that the quantity and quality of information regarding financial projections decreases as the time horizon is extended In order to make trading multiples of different companies more representative and more comparable to each other, the following adjustments and conventions are used (a detailed review of the adjustments made to each company considered for the analysis is included in the Appendix)    Mulitples are calculated in each company’s operating currency (currency in which financial statements are reported)    Minority interests in consolidated companies are included in the firm value at an estimated market value by using the P/B multiple adjustment described in the Appendix    Minority stakes in companies that are not controlled are subtracted from the firm value at their estimated market value    Projects under development are subtracted from the firm value at investment or capex value 56

Market DCF Criteria to define the range of multiples to be used Multiples    Given the different regulatory and market characteristics, comparable companies were divided into three geographic groups: Argentina, Brazil and Pacific (Chile, Colombia and Peru)    Limited number of listed companies     Given the particularities of the market, it is challenging to use companies from other geographies as comparables to companies in Argentina Argentina Power generation: Range estimated by applying a discount of 1.0x to the multiple of Pampa Energia, given the risk and volatility of the market and the low liquidity of the stock    Power distribution and transmission: Range estimated by applying a discount of 1.0x to the multiple of Edenor, given the risk and volatility of the market and the low liquidity of the stock    Wider universe of listed companies with businesses similar to those of Endesa and Enersis Brazil The set of comparables was separated in three groups: power generation, distribution and transmission. Integrated companies were included in the distribution group    The universe of companies was split into (i) power generation and (ii) power distribution and transmission groups    Distribution and transmission has only one relatively liquid comparable, ISA. However, ISA has certain unique characteristics including its focus on high voltage transmission and a significant portion of EBITDA coming from Brazil Two companies were added to the universe of comparables to complement the set: Pacific —Enersis Chile: Integrated player with a relevant portion of its EBITDA coming from the distribution business of Chilectra Chile —Aguas Andinas: Even though Aguas Andinas operates in a different business it has several similarities with the electricity distribution business (geography, regulatory framework, risk profile, etc.)    To provide context to the chosen trading multiples, a theoretical exercise was carried out estimating valuation multiples by country and business using a generic analysis based on a standard free cash flow modified to account for differences in growth rates, tax rates and country risk    The results of this analysis suggest that the split in three geographies is appropriate and that there are relevant differences in the multiples of these three groups, with a valuation premium for the countries of the Pacific group over Brazil, and of Brazil over Argentina 57

Market DCF Multiple ranges by country and business Multiples Summary of multiples used (US$mm) Theoretical multiples calculation Argentina                 FV/EBITDA 2017E Argentina Brazil Colombia Peru Country Market cap ADTV¹ 3M Median2 Min² Max² Generation 5.3x 6.8x 9.5x 11.6x Generation 3,4 3.7x 2.7x 4.7x Distribution 5.0x 6.6x 9.0x 10.8x Pampa Energia Argentina 1,857 8.2 4.7x Distribution and transmission3 2.4x 1.4x 3.4x Edenor Argentina 790 1,0 3.4x Power generation business    Argentina Brazil Colombia Peru Brazil                 FV/EBITDA 2017E EBITDA 100 100 100 100 Country Market cap ADTV¹ 3M Median2 Min² Max² Tax rate¹ 35% 34% 34% 26% Generation     5.4x 4.8x 6.3x Capex² (15) (15) (15) (15) Tractebel Energia Brazil 7,809 9.2 6.3x Free cash flow 55 56 56 59 CESP Brazil 1,217 4.3 4.8x Country risk 5.1% 4.0% 2.8% 2.1% AES Tietê Brazil 1,761 6.6 5.3x 4 4 Unlevered beta 1.00 0.80 0.70 0.70 Distribution 6.1x 5.1x 8.9x CPFL Energia Brazil 6,545 16.7 9.4x Debt/Capitalization 15% 20% 25% 25% CEMIG4 Brazil 2,860 22.5 7.1x WACC 12.5% 10.1% 8.3% 7.8% COPEL4 Brazil 2,497 10.9 5.4x Expected growth 2.0% 2.0% 2.5% 2.5% EDP4 Brazil 2,023 10.2 6.1x Firm value 533 684 950 1.156 Light4 Brazil 718 3.4 5.1x Implied FV/EBITDA 5.3x 6.8x 9.5x 11.6x Eletropaulo Brazil 442 2.2 3.4x Equatorial Energia Brazil 3,017 14.3 8.9x Power transmission and distribution business Transmission 8.1x 7.3x 9.2x Argentina Brazil Colombia Peru TAESA Brazil 2,065 3.0 7.7x 2,930 7.9 EBITDA                100                 100                100                100 CTEEP Brazil 9.2x Tax rate¹ 35% 34% 34% 26% Alupar Brazil 970 0.9 7.3x Capex²                (30)                (30)                  (30)                 (30) Pacific                 FV/EBITDA 2017E Free cash flow                46                46                 46                48 Country Market cap ADTV¹ 3M Median2 Min² Max² Country risk 5.1% 4.0% 2.8% 2.1% Generation     8.0x 7.7x 8.9x Colbun Chile 4,263 1.8 8.0x Unlevered beta 0.85 0.65 0.60 0.60 Debt/Capitalization 25% 35% 35% 35% AES Gener Chile 4,121 1.0 8.0x E-CL Chile 1,801 1.0 7.7x WACC 11.2% 8.8% 7.5% 7.2% Endesa Chile Chile 7,604 9.2 8.9x Expected growth 2.0% 2.0% 2.5% 2.5% Distribution and transmission 7.8x 6.5x 10.5x Firm value 496 661 895 1.083 Enersis Chile Chile 5,772 8.3 6.5x Implied FV/EBITDA 5.0x 6.6x 9.0x 10.8x Aguas Andinas Chile 3,521 2.2 10.5x ISA Colombia 3,399 1.6 6.5x Source: Capital IQ, Financial Statements. Market data as of June 30, 2016 ¹ Includes CREE’s 9.0% tax rate in Colombia and Labor Workers’ 5.0% tax rate in Range of multiples used Peru Source: Capital IQ, Financial Statements. Market data as of June 30, 2016 ² Considers Depreciation = Capex ¹ Average daily trading volume of the last 3 months; ² Valuation range considers maximum/minimum trading multiples in the list. In the Argentinian generation business, range has a +/-1.0x sensitivity over the discounted multiple of Pampa Energia. For Brazil distribution companies, outliers (CPFL Energia and Eletropaulo) are excluded. Mid-point considers median observation for those groups with three or more comparables and average for 58 everything else; 3 Considers a 1.0x discount over the median of trading comparable multiples; 4 Integrated companies are involved in different power businesses, focused mainly in power generation and power distribution

Market DCF Summary of individual companies valuation based on trading multiples Multiples Multiple’s valuation summary (US$mm) Enersis Americas Endesa Americas Chilectra Americas FV/EBITDA FV/MW FV/Clients Equity Company Business Firm Value Stake Prop. Stake Prop. Stake Prop. 2017E (US$mm/MW) (US$/client) value1    (%) equity (%) equity (%) equity Chocon Gx 3.7x 0.25 342 277 39% 108 65% 180 —— Costanera Gx 3.7x 0.10 222 157 45% 71 76% 119 ——Dock Sud2 Gx 3.7x 0.23 198 153 40% 61 ————Edesur Dx 2.4x 136 513 3444 72% 246 1% 2 34% 117 TESA Tx 2.4x 4 (22) 84% (18) 37% (8) 11% (2) CTM Tx 2.4x 3 (22) 84% (18) 37% (8) 11% (2) Other Arg. n.a. 3 8 n.a. 6 n.a. 5 n.a. 0 Cachoeira Gx 5.4x 0.89 590 626 84% 527 37% 232 11% 70 Fortaleza Gx 5.4x 1.40 457 457 84% 385 37% 170 11% 51 Ampla Dx 6.1x 360 1,638 593 92% 546 17% 103 37% 217 Coelce Dx 6.1x 302 1,734 1,408 65% 913 22% 308 7% 93 CIEN Tx 8.1x 650 634 84% 535 37% 235 11% 71 Com. e Serv. Other 5.8x 77 75 84% 63 37% 28 11% 8 Enel Brazil Hold. 5.8x (244) 249 84% 210 37% 92 11% 28 Emgesa Gx 8.0x 1.66 5,761 4,071 38% 1,536 27% 1,094 0% 0 Codensa Dx 7.8x 840 3,678 3,018 48% 1,461 —9% 282 Edegel2 Gx 8.0x 1.09 2,164 2,012 59% 1,179 63% 1,257 ——Chinango Gx 8.0x 313 283 47% 133 50% 141 ——EEPSA Gx 8.0x 391 349 97% 337 ————Edelnor Dx 7.8x 910 1,854 1,447 76% 1,093 ——16% 225 Other Peru n.a. (2) (5) n.a. (6)    n.a. 0 n.a. 9 Enersis Amer. Hold. 10.0x (172) 1,174 100% 1,174 ———— Holding3 Endesa Amer. Hold. 10.0x (26) 36 60% 21 100% 36 ——Chilectra Amer. Hold. 10.0x (18) (154) 99% (153) ——100% (154) Equity 10,411 3,987 1,015 Note 1: Firm and equity values correspond to the mid-points of the valuation ranges Note 2: Multiples calculated in local currency 1 Considers 100% of equity value 2 FV/EBITDA calculated based on a normalized 2017 EBITDA estimated by averaging 2016 and 2018 EBITDA figures 59 3 Considers a larger multiple given the EBITDA to FCF convertion ratio of these holding companies 4 Edesur’s Equity Bridge includes only 30% of the total debt with CAMMESA (AR$9,367mm/US$629mm)

Market DCF Valuation summary for Endesa Americas based on trading multiples Multiples Breakdown of Endesa Americas’ equity value (US$mm) Breakdown by business Valuation based on trading multiples using the Financial 80% Projections’ EBITDA is ~5% above Gx current market capitalization Dx Tx Peru: US$1,398mm; 8.0x 36 3,987 Hold. & other 1,398 (CLP$321/share) 4% 6% 10% Breakdown by country 29% Colombia: US$1,094mm; 8.0x Argentina 27% 1,094 Brazil Colombia Peru Holding 7% 1% Brazil: US$1,168mm; n.a. 35% 120 235 411 401 Argentina: US$290mm; 2.9x 299 4 (16) 3 Gx. Dx. Tx. Other Gx. Dx. Tx. Other Gx. Dx. Tx. Other Gx. Dx. Tx. Other Holding Equity value 2.9x1 n.a. n.a. n.a. n.a. n.a. n.a. n.a. 8.0x n.a. n.a. n.a. 8.0x n.a. n.a. n.a. Argentina Brazil Colombia Peru Source: Capital IQ, Financial Statements, Financial Projections. Market data as of June 30, 2016 Note 1: Multiples shown below the horizontal axis correspond to FV/EBITDA 2017E average by business Note 2: Multiples in functional currency 1 Firm value adjusted by FONINVEMEM and VOSA expected payments 60

Market DCF Valuation summary for Enersis Americas based on trading multiples Multiples Breakdown of Enersis Americas’ equity value (US$mm) Breakdown by business3 Valuation based on trading multiples using the Financial Projections’ EBITDA is ~23% above Gx 42% current market capitalization Dx Tx Hold. & other 10,411 1,042 2 (CLP$140/share) Peru: US$2,736mm; 7.9x 11% 42% 1,093 (6) 5% 1,657 Breakdown by country3 Colombia: US$2,997mm; 7.9x 31% Argentina 29% Brazil 1,461 1 Colombia Peru Holding 4% 1,535 8% Brazil: US$3,179mm; 6.2x 27% 273 535 1,459 912 Argentina: US$456mm; 2.9x 241 250 (37) 2 Gx. Dx. Tx. Other Gx. Dx. Tx. Other Gx. Dx. Tx. Other Gx. Dx. Tx. Other Holding Equity value 3.7x1 2.4x 2.4x n.a. 5.4x 6.1x 8.1x n.a. 8.0x 7.8x n.a. n.a. 8.0x 7.8x n.a. n.a. Argentina Brazil Colombia Peru Source: Capital IQ, Financial Statements, Financial Projections. Market data as of June 30, 2016 Note 1: Multiples shown below the horizontal axis correspond to FV/EBITDA 2017E average by business Note 2: Multiples in functional currency 1 Firm value adjusted by FONINVEMEM and VOSA expected payments 2 Holding equity value considers effect of expected dividend of CLP120,000mm to be paid to Chilectra Americas’ shareholders. As informed by Enersis Americas management, dividend will be voted in the extraordinary shareholders meeting to be held in connection with the Merger 3 Breakdown does not consider expected dividend of CLP120,000mm expected to be paid to Chilectra Americas’ shareholders 61

Market DCF Valuation summary for Chilectra Americas based on trading multiples Multiples Breakdown of Chilectra Americas’ equity value (US$mm) Breakdown by business2 Valuation based on trading multiples using the Financial Projections’ EBITDA is ~30% above Gx current market capitalization Dx Peru: US$234mm Tx 78% (154)1     Hold. & other 225 9 10% 1,015 6% Colombia: US$282mm (CLP$582/share) 6% 282 Breakdown by country2 45% Argentina Brazil Brazil: US$540mm Colombia 37 Peru Holding 9% 71 24% 311 2% 20% 122 Argentina: US$112mm 117 (5) Gx. Dx. Tx. Other Gx. Dx. Tx. Other Gx. Dx. Tx. Other Gx. Dx. Tx. Other Holding Equity value n.a. n.a. n.a. n.a. n.a. n.a. n.a. n.a. n.a. n.a. n.a. n.a. n.a. n.a. n.a. n.a. Argentina Brazil Colombia Peru Source: Capital IQ, Financial Statements, Financial Projections. Market data as of June 30, 2016 Note 1: Multiples shown below the horizontal axis correspond to FV/EBITDA 2017E average by business Note 2: Multiples in functional currency 1 Holding equity value considers effect of expected dividend of CLP120,000mm to be paid to Chilectra Americas’ shareholders. As informed by Enersis Americas management, dividend will be voted in the extraordinary shareholders meeting to be held in connection to with Merger 2 Breakdown does not consider expected dividend of CLP120,000mm expected to be paid to Chilectra Americas’ shareholders 62

Enersis Americas, Endesa Americas and Chilectra Americas valuation summary Valuation summary (US$bn for equity value, CLP$ for share price) Share price: Min Mid Max $3.7 $4.2 $4.8 DCF valuation $296 $335 $388 $4.0 Americas FV/EBITDA 17E based on Financial Projections $3.6 $4.8 $291 $321 $385 $3.8 Market value $278 $296 $315 $3.4 $3.9 Endesa $3.8 Research analysts’ target price $289 $305 $328 $3.6 $4.1 $9.9 DCF valuation $8.6 $11.7 $116 $133 $157 Americas FV/EBITDA 17E based on Financial Projections $8.9 $10.4 $13.5 $120 $140 $181 $8.4 Market value $7.0 $8.4 $95 $111 $117 Enersis $8.9 Research analysts’ target price $7.9 $9.5 $106 $120 $128 $0.9 DCF valuation $0.8 $1.3 $377 $491 $646 $1.0 Americas FV/EBITDA 17E based on Financial Projections $0.7 $1.6 $399 $582 $944 Market value $0.7 $0.8 $444 $446 $446 Chilectra Research analysts’ target price n.a. n.a. n.a. n.a. — 2.0 4.0 6.0 8.0 10.0 12.0 14.0 Note 1: Ranges are based on sensitivities of discount rates and perpetuity growth rates (in the case of DCF) and multiples (in the case of trading multiples) that maximize/minimize the equity value of each company. In the DCF valuation, WACC sensitivity is based on a factor of 0.95x and 1.05x and terminal value’s perpetuity growth rate sensitivity of +/- 0.5% Note 2: Highlighted circle on each range corresponds to the base case scenario in the DCF and FV/EBITDA multiple case, the market price as of June 30, 2016, in the Market value case, and the median in the Research analysts’ target prices case 63

Enersis Americas Pro-forma equity valuation Enersis Americas Pro-forma equity value (US$bn) $10.1 $11.6 $13.6 DCF valuation FV/EBITDA 17E based on Financial Projections $10.4 $12.0 $15.4 Market value $8.4 $9.4 $10.0 Research analysts’ $10.4 target price $9.4 $11.1 6.0 8.0 10.0 12.0 14.0 16.0 Note 1: Ranges are based on sensitivities of discount rates and perpetuity growth rates (in the case of DCF) and multiples (in the case of trading multiples) that maximize/minimize the equity value of each company. In the DCF valuation, WACC sensitivity is based on a factor of 0.95x and 1.05x and terminal value’s perpetuity growth rate sensitivity of +/- 0.5% Note 2: Highlighted circle on each range corresponds to the base case scenario in the DCF and FV/EBITDA multiple case, the market price as of June 30, 2016, in the Market value case, and the median in the Research analysts’ target prices case 64

Agenda I. Introduction and executive summary                3 II. Merger description                 16 1. Background and description of the proposed transaction                 16 2. Scope of Tyndall´s work                32 III. Analysis performed by Tyndall                36 1. Valuation of Endesa Americas, Enersis Americas and Chilectra Americas                 36 2. Analysis of the Reference Exchange Ratio                 65 3. Considerations regarding the Merger’s contribution to the social interest of Endesa Americas                 72 4. Other considerations                76 IV. Conclusions                82 V. Appendix                87 65

Relative contribution to Enersis Americas and exchange ratio    After performing a valuation analysis on Enersis Americas, Endesa Americas and Chilectra Americas, it is necessary to analyze the relative contribution of each one in the Merger    For our analysis we used two equivalent methods to parameterize the contribution of the shareholders of Endesa Americas in the Merger    Relative Contribution of the minority shareholders of Endesa Americas in the Merger —Percentage of the equity value of Pro-forma Enersis Americas that is contributed by the minority shareholders of Endesa Americas Relative Contribution of Equity value of Endesa Americas x Ownership stake of minority shareholders minority shareholders of = Endesa Americas Equity value of Pro-forma Enersis Americas    Exchange ratio —The number of shares of Pro-forma Enersis Americas to be received for each share of Endesa Americas Price of Endesa Americas share Exchange ratio = Number of shares in Endesa Americas to exchange for each = share of Enersis Americas Price of Enersis Americas share    Since the Merger involves three companies (Endesa Americas, Enersis Americas and Chilectra Americas), for the purposes of the Relative Contribution and exchange ratio for the shareholders of Endesa Americas analyses, we assumed that the exchange ratio between Chilectra Americas and Enersis Americas contained in the Reference Exchange Ratio (4.0 shares of Enersis Americas for each share of Chilectra Americas) was an exogenous and fixed parameter —Given the relative sizes of the companies participating in the Merger and the ownership stake of Enersis Americas in Chilectra Americas (99.1%), the exchange ratio between the shares of Endesa Americas and Enersis Americas is not materially sensitive to changes in the exchange ratio between Chilectra Americas and Enersis Americas 66

Analysis of the exchange ratio observed in the market (1/2) Considerations    The exchange ratio or historical “ratio” shows the evolution of the relative price of the shares of two publicly listed companies listed during a certain period of time (the analysis period)    This ratio is calculated by dividing, for each trading day of the analysis period, the closing price of the share of the company to be absorbed by the price of the share of the absorbing company    The resulting ratio shows, for each date Included In the analysis, the price of the share of the company to be absorbed in terms of shares of the absorbing company and represents the number of shares of the absorbing company that it will be necessary to deliver to the shareholder of the absorbed company for each of their shares    It is therefore a methodology of (i) relative valuation (ii) based on market parameters that provides context and a reference to the exchange ratio proposed for a merger, comparing it with the historical evolution of the relative prices of both shares    Relevant aspects to consider when using this methodology:    Liquidity of the shares / volumes traded at different prices    Absence of factors (e.g., rumors of purchase, extraordinary events, etc.), other than the performance of the companies itself, which may have affected or may be affecting the market price of the respective companies —The objective of this analysis is to determine the “neutral” exchange ratio on the basis of market prices that are “not affected“ —Therefore, to perform this kind of analysis we try to use a timeframe in which the prices of the shares don’t include information concerning the transaction being analyzed (yet)    Relative coverage by research analysts    Changes in equity due to (i) distributions to shareholders (dividends or repurchase of shares) and (ii) issuance of new shares    In the case of Enersis Americas and Endesa Americas, since their first day of trading, the market price of their shares was “affected” by information about the Corporate Reorganization and the Merger, in particular with regard to the Reference Exchange Ratio announced in the Division Shareholders Meeting    In addition, after the Division Shareholders Meeting, the three companies to be merged distributed dividends in a different proportion from the one implicit in the Reference Exchange Ratio 67

Analysis of the exchange ratio observed in the market (2/2) Exchange Ratio evolution since April 21, 2016 More favorable Exchange Ratio distribution by days: for Endesa Exchange Ratio non-adjusted by dividends Americas 3.00x Exchange Ratio adjusted by dividends < 2.60x 1 2.60x—2.65x 8 2.95x 2.65x—2.70x 13 72% of the 2.70x—2.75x 16 trading volume 2.90x 2.75x—2.80x 7 2.80x—2.85x 2 2.85x May-17: Closing date for > 2.85x 3 dividend payments1 0 5 10 15 20 2.80x Reference Exchange Ratio: 2.80x 2.75x Exchange Ratio as of June 30: 2.69x 2.70x Exchange Ratio as of June 30: 2.67x 2.65x 2.60x Less favorable 2.55x for Endesa Americas 04/21 04/28 05/05 05/12 05/19 05/26 06/02 06/09 06/16 06/23 06/30    In general, the implicit exchange ratio observed in the market is slightly below the Reference Exchange Ratio, which could be a result of the historical exchange ratio incorporating the risk that the Merger is not consummated or that the Terms and Conditions of the Merger are modified    It is reasonable to expect the exchange ratio to converge to 2.8x as the Merger date approaches Source: Capital IQ 1 May 17, 2016 was the closing date for dividends payment for Endesa Americas and Enersis Americas shareholders. Dividends per share were 68 CLP$9.37 and CLP$4.17 per share for Endesa Americas and Enersis Americas, respectively

Exchange Ratio and relative contribution to Enersis Americas Pro-forma Exchange Ratio according to different valuation methodologies 3.5x Proposed Exchange Ratio : 2.80x [15.8%] More favorable for Endesa Americas 2.9x [16.1%] 3.0x 2.9x [16.4%] 2.9x [16.1%] 2.8x 2.7x [15.1%] 2.7x 2.7x [15.3%] [15.3%] 2.5x 2.5x [14.4%] 2.6x [14.8%] 2.3x [13.3%] 2.4x [13.9%] 2.2x [12.7%] 2.0x 1.9x [11.3%] Less favorable 1.5x for Endesa Market value DCF FV/EBITDA Multiple Research analysts’ Americas target price Note 1: Figures in brackets correspond to the ownership stake of the minority shareholders of Endesa Americas in Enersis Americas Pro-forma Note 2: Highlighted circle on each range corresponds to the base case scenario in the DCF and FV/EBITDA multiple case, the market price as of June 30, 2016, in the Market value case, and the median in the Research analysts’ target prices case Note 3: Ranges are based on sensitivities of discount rates and perpetuity growth rates (in the case of DCF) and multiples (in the case of trading multiples) that maximize/minimize the ownership stake of the minority shareholders of Endesa Americas in Enersis Americas Pro-forma 69

Sensitivity analysis of the exchange ratio to changes in the valuation of the operating companies Considerations    The chart below shows the impact on the exchange ratio of a change in the value of the operating companies that are part of Endesa America, Enersis Americas and Chilectra Americas The bars show the impact on the exchange ratio of an increase of 10% in the firm value of each of the companies shown (the impact of this increase on the relative contribution of the minority shareholders of Endesa Americas in Enersis Americas Pro-forma is shown in parenthesis) The chart is based on a DCF valuation analysis that on its base case results in an exchange ratio of 2.5x (14.4% ownership stake for the minority shareholders of Endesa Americas in Enersis Americas Pro-forma) The chart shows that an increase in the value of power generation companies in Peru and Colombia would have the greatest positive impact on the exchange ratio (increase of 0.046x in the case of Emgesa and 0.054x In the case of Edegel). On the other hand, a 10% increase in the firm value of power distribution companies in Peru and Colombia would have the greatest negative impact on the exchange ratio (a reduction of 0.039x in the case of Codensa and 0.041x in the case of Edelnor) In the case of the Argentine companies, Chocon is the one that would have the greatest impact on the exchange ratio, with an increase of 0.009x in the event of an increase of 10% in its firm value In Brazil, Ampla is the company that would have the greatest impact with a decrease of 0.022x in the exchange ratio in the event of a 10% increase in its firm value Sensitivity analysis of the exchange ratio based on a 10% increase in the firm value of operating companies Exchange ratio (relative contribution of Endesa’s minority shareholders) based on DCF valuation 0.054x 0.046x 0.009x 0.009x 0.003x 0.000x 0.000x 0.000x (0.002x) (0.004x) (0.007x) (0.008x) (0.022x) (0.039x) (0.041x) Chocón Costanera Dock Sud Edesur Cachoeira Fortaleza Ampla Coelce CIEN Emgesa Codensa Edegel Chinango EEPSA Edelnor Impact on relative contribution of Endesa’s minority shareholders (bps) 5 2 (1) (3) 0 0 (9) (2) 0 23 (20) 27 4 (4) (21) 70

Considerations regarding the analysis of the exchange ratio    The ranges for the relative contribution and exchange ratio analyses under multiples and DCF valuation methodologies correspond to the minimum and maximum possible values under different combinations of the sensitized variables (stress test)    We used the combination of discount rates and perpetuity growth rates (DCF case), or multiples (multiple based valuation), that maximizes and minimizes the relative contribution of the minority shareholders of Endesa Americas in Enersis Americas Pro-forma    In the case of the ranges for market value and research analysts price targets, they correspond to the minimum and maximum values observed Given that (i) Enersis Americas has a relevant ownership stake in Endesa Americas and Chilectra Americas, (ii) Enersis Americas is a shareholder in most of the companies in which Endesa Americas and Chilectra Americas hold a stake, and (iii) Enersis Americas, Endesa Americas and Chilectra Americas are shareholders of Enel Brazil, the range of the relative contribution has a relatively stable behavior, even in significantly different valuation scenarios    The Reference Exchange Ratio is located at the top of the range and above the mid-point of the exchange ratios obtained under the two valuation methodologies used, and above the market values and target prices of research analysts    Furthermore, our sensitivity analysis suggests that even under different valuation scenarios for specific operating assets, the exchange ratio does not show significant variations, considering it very unlikely that variations in the value of operating assets may cause the value of the Reference Exchange Ratio to be below the range obtained    Therefore, we believe that if the Merger is performed with the Reference Exchange Ratio, it would conform in terms of “price” to those currently prevailing in the market 71

Agenda I. Introduction and executive summary                3 II. Merger description                 16 1. Background and description of the proposed transaction                 16 2. Scope of Tyndall´s work                32 III. Analysis performed by Tyndall                36 1. Valuation of Endesa Americas, Enersis Americas and Chilectra Americas                 36 2. Analysis of the Reference Exchange Ratio                 65 3. Considerations regarding the Merger’s contribution to the social interest of Endesa Americas                 72 4. Other considerations                76 IV. Conclusions                82 V. Appendix                87 72

Methodology used to determine the potential contribution of the Merger to the social interest of Endesa Americas (1/3)    From a purely financial perspective, it is reasonable to assume that a transaction contributes to the social interest of a company, to the extent that the economic value for the shareholders of the company is greater if the transaction is carried out than if it is not    According to this criterion, in order to analyze whether the Merger contributes to the social interest of Endesa Americas, it is necessary to perform a Value Creation Analysis, which consists in comparing the value of the net assets or equity of Endesa Americas assuming that it continues to operate independently (“Value Without Merger”), with the pro-forma value for the shareholders of Endesa Americas if the Merger were to materialize under the proposed terms (“Pro-forma Value”)    If the difference between the Pro-forma Value and the Value Without Merger is positive, then the transaction creates value If the difference between the Pro-forma Value and the Value Without Merger is negative, then the transaction destroys value The estimated amount of value created or destroyed by the transaction would be equal to that difference    For the analysis to be consistent, the Values Without Merger and the Pro-forma Values should be estimated using the same methodology (market values, DCF, multiples, etc.) and using consistent assumptions     In the specific case of the Merger, the Value Creation Analysis would require comparing:    The equity value of Endesa Americas at a certain date, assuming that it continues to operate without the Merger (“Endesa Americas Without Merger”); versus    The ownership stake of the shareholders of Endesa in Enersis Americas according to the Reference Exchange Ratio (“Ownership Stake in Enersis Americas”)    The value created (destroyed) by the Merger would be the result of: Value creation (destruction) = Ownership Stake in Enersis Americas—Endesa Americas Without Merger 73

Methodology used to determine the potential contribution of the Merger to the social interest of Endesa Americas (2/3)    Performing the Value Creation Analysis to the Merger in the terms described before, would require: Financial and operational projections for Endesa Americas Without Merger Financial and operational projections for Enersis Americas Pro-forma    To date, however, Enersis Americas and Endesa Americas have provided the information under the assumption that the Merger takes place, this is, a free cash flow projection, including an EBITDA projection, for each of Endesa Americas, Chilectra Americas and Enersis Americas (holding companies), and for the operating companies that comprise their respective groups, that already includes the effects of the Merger (i.e., there is no projection “without Merger” for these companies) In this scenario, we used two mechanisms to estimate whether the Merger is expected to create value for Endesa Americas’ shareholders Comparing the Reference Exchange Ratio with the estimated exchange ratio according to different valuation methodologies    If the Reference Exchange Ratio is located above the midpoint of the range, it is likely that the Merger, if performed according to the Terms and Conditions of the Merger, will create value for the shareholders of Endesa Americas    Estimating whether the cancellation of the Merger would have a positive or negative impact on the current market price of Endesa Americas Endesa Americas is a holding company that has controlling stakes (but not necessarily the absolute majority of economic rights), in power generation assets in Argentina, Peru and Colombia, and a minority stake in power distribution and generation assets in Brazil If the Merger is not implemented, there are factors and risks that could negatively impact the market price of the Endesa Americas —Endesa Americas would probably require a management structure at the parent company level that it does not currently have and whose cost is not considered in the Financial Projections (additional cost) —Potential discounts to the value of underlying assets i. Endesa Americas would have material non-consolidated investments (Enel Brazil) and minority interests (Colombia, Peru and Argentina) that could difficult coverage and valuation of the stock by the market —Conflict of interest at the Enel level regarding the vehicle to use to grow in Latin America (Enersis Americas, where it owns 60.62% of the economic rights vs. Endesa Americas, where it only owns 36.36% of the economic rights), which could adversely affect market price —Potential decline in the liquidity of the share    Additionally, the Merger would eliminate a number of expenses related to the maintenance of a publicly traded corporation, which also has an ADR program, including expenses for professional fees of lawyers and auditors, investor relations and the Board of Directors 74

Methodology used to determine the potential contribution of the Merger to the social interest of Endesa Americas (3/3)    Considering the position of Endesa Americas current shareholders, the market price of the stock, and the Reference Exchange Ratio, from a purely financial value creation point of view, the Merger would be positive for the shareholders of Endesa Americas Given that our analysis suggests that from a purely financial point of view, the Merger would be positive for the shareholders of Endesa Americas, and considering that the value of Endesa Americas could be negatively affected if the Merger is not implemented, we conclude that the Merger, if implemented under the Terms and Conditions of the Merger, would contribute to the social interest of Endesa Americas 75

Agenda I. Introduction and executive summary                3 II. Merger description                 16 1. Background and description of the proposed transaction                 16 2. Scope of Tyndall´s work                32 III. Analysis performed by Tyndall                36 1. Valuation of Endesa Americas, Enersis Americas and Chilectra Americas                 36 2. Analysis of the Reference Exchange Ratio                 65 3. Considerations regarding the Merger’s contribution to the social interest of Endesa Americas                 72 4. Other considerations                76 IV. Conclusions                82 V. Appendix                87 76

Considerations on the Terms and Conditions of the Merger (1/5) Considerations on the Tender Offer (1/2)    In the context of a Merger, dissenting shareholders who do not approve the operation are “protected” by the withdrawal right (more information on the calculation of the exercise price for withdrawal rights purposes on page 94)    Prior to the Divisions, and given the stages and deadlines of the Corporate Reorganization process proposed, some shareholders of Endesa expressed their concern with regard to the effectiveness of the withdrawal right in the context of the Corporate Reorganization    The exercise price of the withdrawal right is calculated during the 60 trading days period between the thirtieth and ninetieth trading days prior to the shareholders meeting that approves a merger    However, given that in the context of the Corporate Reorganization, the companies to be merged were only to trade after the announcement of the Reference Exchange Ratio, the price of Endesa Americas, and therefore the “market price” for purposes of the withdrawal right, would already be affected by the Merger    Therefore, if a dissenting shareholder believed that the Reference Exchange Ratio was unfavorable, the withdrawal right would not grant him protection from a valuation point of view (possibility of selling at a price unaffected by the Merger), but it would simply allow him to sell all of his shares at a market price already affected by the Reference Exchange Ratio (i.e. it would only provide him liquidity)    The announcement of Enersis (now Enersis Americas) regarding its intention to launch a Tender Offer for up to 40.02% of the shares in Endesa Americas subject to the Tender Offer Conditions mentioned on page 26 of this report, was intended to provide the shareholders of Endesa with greater certainty regarding the minimum price at which they would be able to sell the shares of Endesa Americas that they would receive as a result of Endesa’s division, in case they considered the Merger to be unfavorable to them    Although the Tender Offer Price (CLP$285 per share) is currently below the market price of Endesa Americas’ share, we believe that the Tende Offer Price provides a “floor” which gives a greater degree of protection to the shareholders of Endesa Americas (obviously subject to the actual launching of the Tender Offer and that, when this happens, it is not subject to additional conditions that distort its original purpose) 77

Considerations on the Terms and Conditions of the Merger (2/5) Considerations on the Tender Offer (2/2)    The price implicit in the Reference Exchange Ratio is 11.4% higher than the Tender Offer Price, using the share price of Enersis Americas as of June 30, 2016 as a reference    Also, the market price as of June 30, 2016 is 7.0% higher than the Tender Offer Price    The weighted average price, using a methodology similar to that used for the calculation of the exercise price of the withdrawal right (although in a different timeframe), is 3.8% higher than the Tender Offer Price    There can be differences in the tax treatment of capital gains under the exercise of withdrawal right versus selling in a Tender Offer, depending on the type of shareholder    For Pension Funds Administrators (AFPs) and shareholders that have acquired their shares on a stock exchange, capital gains are exempt from capital gains tax if they are sold in a tender offer. This does not apply for shares sold under the exercise of withdrawal rights, in which case the shareholders (excluding the AFPs), shall pay taxes on capital gains    ADR holders wouldn’t be subject to different taxation scenarios; they pay taxes on capital gains under both scenarios (except when the shares are sold at the same price of their exchange value) Tender Offer Price CLP$/share Premium / (discount) to Tender Offer Price Tender Offer Price 285.0—Market Price as of June 30, 2016 304.9 7.0% Weighted average Price 295.8 3.8% Price implicit in the Reference Exchange Ratio 317.5 11.4% Source: Information provided by Endesa Americas and Enersis Americas 78

Considerations on the Terms and Conditions of the Merger (3/5) Withdrawal Rights Conditions (1/2)    The Merger would be subject to a condition precedent, consisting of the Withdrawal Rights Conditions, this is:    That the exercise of withdrawal rights by the shareholders of Enersis Americas, Endesa Americas and Chilectra Americas does not exceed: —Up to 10.00% of the issued voting shares, in the case of Enersis Americas —Up to 10.00% of the issued voting shares, in the case of Endesa Americas —Up to 0.91% of the issued voting shares, in the case of Chilectra Americas    That the exercise of the withdrawal rights does not result in any shareholder exceeding the maximum share concentration of 65% in Enersis Americas after the Merger is consummated    The option of subjecting the Merger to a condition precedent is expressly stipulated in the Regulation of the LSA     The LSA provides (Article 71) that the Board of a company that adopted an agreement that grants withdrawal rights may call, within 30 days of the deadline for the exercise of such withdrawal rights, a new meeting so that it may reconsider or ratify the agreements that led to the exercise of the right    Although conditioning the Merger to the exercise of withdrawal rights not exceeding a predetermined limit expressed as a percentage of the total number of shares of the company, cannot be considered “customary” given the low number of mergers of publicly traded corporations performed in the Chilean market; it seems to us that it is a practice that is being incorporated in mergers of publicly traded corporations in Chile 79

Considerations on the Terms and Conditions of the Merger (4/5) Withdrawal Rights Conditions (1/2)    The percentages set for the limit of the exercise of withdrawal rights at Enersis Americas and Endesa Americas (up to 10.00% of the shares) are higher than the percentages set for previous mergers where this type of condition was included (given its ownership structure, the 0.91% set for Chilectra Americas should not be relevant) Company Date Upper limit Exercised rights (%) LAN 12/21/11 2.50% 0.002% Melon 11/29/10 0.85%¹ 0.27% E.Cl 12/29/09 5.00% 1.57% Watts 09/02/09 3.00% 2.13% Salfacorp 10/23/07 8.00% 0.00% Colbun 10/19/05 3.00% 0.47% Terranova² 04/13/05 0.47% 0.31% Masisa³ 04/12/05 0.99% 0.23% Terranova 10/31/03 n.a. 0.34% Falabella 10/17/03 n.a. 0.35%    Given the context of the Merger and from the perspective of a shareholder of Endesa Americas, we believe it is positive from a certainty of execution point of view, to have high limits since it makes it easier for the condition to be fulfilled, and therefore reduces the risk that the Merger is not consummated Source: SVS, Financial Statements of companies ¹ Condition precedent defined as the amount to be paid by Melon not to exceed US$3 million (equivalent to 0.17% of the shares). For an exercise of withdrawal rights implying an amount above US$3mm but below US$15mm (0.85% of the shares), the Board was entitled to waive such condition and authorize the Merger considering the best interest of the company. The withdrawal right was approximately US$5mm ² Condition precedent defined as the amount to be paid by Masisa not to exceed US$6mm (0.99% of total shares) ³ Condition precedent defined as the amount to be paid by Terranova not to exceed US$10 million (0.47% of the total number of shares) 80

Considerations on the Terms and Conditions of the Merger (5/5) Considerations on Enel’s commitments    1 Enel committed to vote in favor of the Merger at the respective shareholders meeting provided that no material adverse changes may have occurred before the meeting    This seems positive to us, since it gives a greater degree of certainty to the Merger and to the Terms and Conditions of the Merger that have already been announced Conditioning this commitment to the fact that before the meeting that votes on the Merger no material adverse changes have occurred, allocates market risk to the shareholders that already approved the Divisions with the expectation that the Merger would be approved in the announced terms    Enel stated that, if the Merger is approved, within a period of 5 years, it is its intention not to carry out any other corporate 2 reorganization process that affects Enersis Americas or propose that such process be carried out    We think this is a condition that is difficult to evaluate given that it is atypical for operations of this kind, which seems to us (i) that reflects an idiosyncratic situation of the Enersis Group and (ii) considering it to be positive (negative) would assume considering beforehand that every future reorganization proposal will be negative (positive) 81

Agenda I. Introduction and executive summary                3 II. Merger description                 16 1. Background and description of the proposed transaction                 16 2. Scope of Tyndall´s work                32 III. Analysis performed by Tyndall                36 1. Valuation of Endesa Americas, Enersis Americas and Chilectra Americas                 36 2. Analysis of the Reference Exchange Ratio                 65 3. Considerations regarding the Merger’s contribution to the social interest of Endesa Americas                 72 4. Other considerations                76 IV. Conclusions                82 V. Appendix                87 82

Conclusion (1/4) 1 Considering the position of the current shareholders of Endesa Americas, from a purely financial perspective of value creation, the approval of the Merger in accordance with the Reference Exchange Ratio would be positive for the shareholders of Endesa Americas     The Reference Exchange Ratio is close to the upper limit of the range and above the midpoint estimated for the exchange ratio under the two valuation methodologies used, as well as considering market values and target prices of research analysts    Furthermore, our sensitivity analysis suggests that even if the valuation of specific operating assets changes, the exchange ratio does not vary significantly, and operating scenarios where the value of the operating assets might cause the lower limit of the range to be located above the value of the Reference Exchange Ratio are considered highly unlikely    Additionally, if the Merger does not take place, there are factors and risks that could negatively impact Endesa Americas’ share price    Endesa Americas would probably require an administrative structure at the holding company level that it does not currently have, the cost of which is not included in the Standalone Value of Endesa Americas (additional cost)    A series of expenses, including those associated with maintaining a publicly traded company with an ADRs program, would be eliminated if the Merger takes place. Such expenses also include professional fees for lawyers and auditors, investor relations and Board of Directors    Potential discounts to the value of underlying assets based on potential difficulties from research analysts in covering an valuing the Company (relevant minority interest and non-consolidated investments)     Conflict of interest at the Enel level regarding the vehicle to be used to grow in Latin America (Enersis Americas, where it holds a ~61% economic interest vs. Endesa Americas, where it is only entitled to ~36% of the economic rights), which could adversely affect the market price of the share    Potential decline in liquidity 83

Conclusion (2/4) 2 Although the Tender Offer Price is currently below the market price of Endesa Americas, we believe that the Tender Offer Price provides a “floor” that gives Endesa Americas shareholders a greater degree of protection (subject to the Tender Offer actually being launched and, when that happens, the Tender Offer not being subject to additional conditions that distort its original purpose)    Endesa Americas’ share price implicit in the Reference Exchange Ratio is 11.4% higher than the Tender Offer Price, using the share price of Enersis Americas as of June 30, 2016 as a reference     The market price as of June 30, 2016 is 7.0% higher than the Tender Offer Price     The weighted average price (weighted by volume traded) using a similar methodology to the one used to calculate the exercise price of withdrawal rights (but for a different period), is 3.8% higher than the Tender Offer Price     However, depending on the type of shareholder, tax treatment of capital gains may vary. Therefore, assuming equal prices, there could be an advantage in selling shares in a Tender Offer versus exercising withdrawal rights 84

Conclusion (3/4) 3 Other Terms and Conditions of the Merger    Regarding the Withdrawal Rights Conditions                The option of subjecting the Merger to a condition precedent is expressly stipulated in the Regulation of the LSA    The condition of the exercise of withdrawal rights not exceeding a maximum limit, expressed as a percentage of the shares of the company, is a practice that is being incorporated in mergers of publicly traded companies in Chile —The LSA provides (Article 71) that the Board of a company that adopted an agreement that grants withdrawal rights may call, within 30 days of the deadline for the exercise of such withdrawal rights, a new meeting so that it may reconsider or ratify the agreements that led to the exercise of the right Regarding the limits set for the Merger, the percentages set for Enersis Americas and Endesa Americas (up to 10.00% of the shares) are higher than the percentages set for previous mergers where this type of condition was included (given its ownership structure, the 0.91% set for Chilectra Americas should not be relevant) —This is positive from a certainty of execution point of view, since it makes it easier for the condition to be fulfilled     Regarding Enel´s commitment to vote in favor of the Merger, we think it’s positive since it gives a greater degree of certainty to the Merger and to the Terms and Conditions of the Merger that have already been announced    Conditioning this commitment to the fact that before the meeting that votes on the Merger no material adverse changes have occurred, allocates market risk to the shareholders that already approved the Divisions with the expectation that the Merger would be approved in the announced terms Regarding Enel´s commitment that if the Merger is approved, within a period of 5 years, it is its intention not to carry out any other corporate reorganization process that affects Enersis Americas or propose that such process be carried out, we think this is a condition that is difficult to evaluate because it is atypical for operations of this kind, which seems to us (i) that reflects an idiosyncratic situation of the Enersis Group and (ii) considering it to be positive (negative) would assume considering beforehand that every future reorganization proposal will be negative (positive) 85

Conclusion (4/4)    On May 6, 2016, the Committee of Directors appointed Tyndall as an additional independent appraiser to inform the shareholders of Endesa Americas about the conditions of the Merger, its effects, and its potential impact on the Company, pursuant to the terms set forth in Article 147 of the LSA    Based upon, and subject to the factors and assumptions set forth in this Report, we conclude the following with regard to the proposed Merger:    We believe that the consummation of the Merger, pursuant to the terms and conditions proposed, would contribute to the social interest of Endesa America    The proposed exchange ratio of 2.8 shares of Enersis Americas for each share of Endesa Americas is consistent with market conditions prevailing in the market at the time of this Report    The other terms and conditions of the Merger, summarized in what we have defined as the Terms and Conditions of the Merger, also conform to the ones prevailing in the market at the time of this Report 86

Agenda I. Introduction and executive summary                3 II. Merger description                 16 1. Background and description of the proposed transaction                 16 2. Scope of Tyndall´s work                32 III. Analysis performed by Tyndall                36 1. Valuation of Endesa Americas, Enersis Americas and Chilectra Americas                 36 2. Analysis of the Reference Exchange Ratio                 65 3. Considerations regarding the Merger’s contribution to the social interest of Endesa Americas                 72 4. Other considerations                76 IV. Conclusions                82 V. Appendix                87 1. Trading comparables                87 87

Adjusted trading comparables by business (1/2) Integrated companies US$mm FV/EBITDA P/E CAGR 15—17 Country Firm value Market cap ADTV 3M     2015E 2016E 2017E 2015E 2016E 2017E EBITDA Pampa Energia Argentina 2,484 1,857 8.2 6.2x 4.7x 4.2x 13.2x 9.4x 9.5x 22.2% CPFL Energia Brazil 12,916 6,545 16.7 10.4x 9.4x 8.5x 22.1x 16.5x 13.7x 10.6% CEMIG Brazil 6,999 2,860 22.5 6.2x 7.1x 5.8x 6.1x 7.1x 5.4x 4.1% COPEL Brazil 4,873 2,497 10.9 6.5x 5.4x 5.2x 8.0x 7.0x 6.3x 12.3% EDP Brazil 4,050 2,023 10.2 6.1x 6.1x 5.8x 12.7x 13.2x 9.7x 2.8% Light Brazil 2,676 718 3.4 5.9x 5.1x 4.5x 25.4x 6.6x 3.8x 14.5% EEB Colombia 9,698 5,622 0.3 7.8x 5.8x 5.0x 11.7x 15.6x 10.2x 24.8% Enersis Chile 13,699 8,434 14.4 5.0x 4.8x 4.5x 13.7x 12.2x 10.1x 5.4% Americas Enersis Chile2 Chile 8,246 5,772 8.3 6.4x 6.5x 6.4x 9.9x 12.5x 12.2x n.a. Media                 10.5                 6.7x 6.1x 5.5x    13.6x 11.1x 9.0x    10.7% Median                 10.2                 6.2x 5.8x 5.2x    12.7x 12.2x 9.7x    10.6% Power generation companies US$mm FV/EBITDA P/E CAGR 15—17 Country Firm value Market cap ADTV 3M FV/MW1 2015E 2016E 2017E 2015E 2016E 2017E EBITDA Tractebel Brazil 8,147 7,809 9.2 1.1 7.1x 6.3x 5.8x 13.3x 12.0x 10.7x 10.0% CESP Brazil 1,349 1,217 4.3 0.8 4.9x 4.8x 5.0x 14.5x 9.6x 8.5x n.a. AES Tietê Brazil 1,976 1,761 6.6 0.7 6.0x 5.3x 5.2x 11.3x 9.2x 8.4x 7.3% Colbun Chile 5,695 4,263 1.8 1.5 8.0x 8.0x 8.0x 13.8x 12.5x 14.6x 0.3% AES Gener Chile 5,6053 4,121 1.0 1.2 7.2x3 8.0x3 7.5x3 15.3x 16.0x 13.2x 6.2% E-CL Chile 2,231 1,801 1.0 1.1 7.2x 7.7x 6.6x 6.5x 27.6x 18.8x 4.5% Endesa Americas Chile 7,640 3,789 4.3 0.9 7.0x 6.9x 6.9x 10.8x 13.4x 13.3x 0.4% Endesa Chile2 Chile 8,908 7,604 9.2 1.4 9.2x 8.9x 8.7x 12.1x 14.1x 14.3x 2.8% Media                 4.2 1.1 7.1x 7.0x 6.7x 12.2x 14.3x 12.7x    4.5% Median                 4.3 1.1 7.1x 7.3x 6.8x 12.7x 13.0x 13.3x    4.5% Source: Capital IQ, Financial Statements. Market data as of June 30, 2016 Note: Minority interest at market value was estimated by applying the respective P/B ratio to the book value of the minority interest 1 US$000´s/MW; 2 Endesa Chile and Enersis Chile valuations exclude capex effectively executed to date in Los Condores power plant, which should start operations in 4Q18; 2 Electrica Guacolda is consolidated proportionally. Proportional net debt is added to the firm value for multiple calculation purposes. An estimate of the proportional 2017E EBITDA is also considered to ensure consistency. Additionally, Cochrane and Alto Maipo projects are excluded until the beginning of their operations in 3Q16 and 1Q19, respectively 88

Adjusted trading comparables by business (2/2) Power distribution companies US$mm FV/EBITDA P/E CAGR 15—17 Country Firm value Market cap ADTV 3M FV/clients1 2015E 2016E 2017E 2015E 2016E 2017E EBITDA Edenor Argentina 931 790 1.0 328 5.1x 3.4x 2.9x 11.0x 4.5x 3.1x 32.9% Eletropaulo Brazil 1,262 442 2.2 183 5.0x 3.4x 2.6x 9.3x 5.5x 2.9x 38.8% Equatorial Brazil 4,173 3,017 14.3 1.828 10.4x 8.9x 7.7x 16.3x 13.1x 10.0x 16.5% Aguas Andinas Chile 4,962 3,521 2.2 1.160 11.1x 10.5x 10.0x 17.8x 16.8x 16.0x 5.4% Media                 4.9    875    7.9x 6.5x 5.8x    13.6x 10.0x 8.0x    23.4% Mediana                  2.2    744    7.8x 6.1x 5.3x    13.6x 9.3x 6.6x    24.7% Power transmission companies US$mm FV/EBITDA P/E CAGR 15—17 Country Firm value Market cap ADTV 3M 2015E 2016E 2017E 2015E 2016E 2017E EBITDA TAESA Brazil 3,004 2,065 3.0 7.0x 7.7x 8.2x 6.7x 7.9x 7.8x n.a. CTEEP Brazil 3,420 3,147 7.9 20.7x 9.2x 7.1x 26.4x 16.6x 10.5x 71.0% Alupar Brazil 3,015 1,094 0.9 7.6x 7.3x 7.5x 11.3x 11.8x 10.2x 0.8% ISA Colombia 8,634 3,399 1.6 9.4x 6.5x 5.9x 20.0x 11.3x 10.2x 26.4% Media                 3.4 11.2x 7.7x 7.2x    16.1x 11.9x 9.7x    22.7% Mediana                 2.3 8.5x 7.5x 7.3x    15.6x 11.5x 10.2x    13.6% Source: Capital IQ, Financial Statements. Market data as of June 30, 2016 Note: Minority interest at market value was estimated by applying the respective P/B ratio to the book value of the minority interest 1 US$/clients 89

Agenda I. Introduction and executive summary                3 II. Merger description                 16 1. Background and description of the proposed transaction                 16 2. Scope of Tyndall´s work                32 III. Analysis performed by Tyndall                36 1. Valuation of Endesa Americas, Enersis Americas and Chilectra Americas                 36 2. Analysis of the Reference Exchange Ratio                 65 3. Considerations regarding the Merger’s contribution to the social interest of Endesa Americas                 72 4. Other considerations                76 IV. Conclusions                82 V. Appendix                87 2. Replacement Capex for generation assets                 90 90

Terminal value replacement Capex assumptions (1/2) Generation The following table summarizes the replace cost per MW and the estimated useful life for different plant technologies Technology Type Replacement Capex (US$’000/MW)—a Estimated useful life (years) Hydro 1.200 50 Steam turbine 2.500 30 Thermal Gas turbine 600 25 Combined Cycle 1.000 25 Commercial operations Country Firm / Plant Technology Installed Capacity (MW) End of concession date (COD) Cachoeira Hydro 658 1997 2027 Fortaleza Thermal – Combined Cycle 322 2003 Emgesa 3,201 Betania Hydro 541 1987 Charquito Hydro 19 1972 Guavio Hydro 1,213 1992 El Limonar Hydro 18 1957 La Guaca Hydro 325 1985 La Junca Hydro 19 1968 La Tinta Hydro 20 1970 Paraiso Hydro 277 1985 Tequendama Hydro 20 1998 Quimbo Hydro 400 2015 Cartagena Steam turbine 127 1985 Termozipa Steam turbine 223 1978 Edegel 1,273 Callahuanca Hydro 80 1947 Huampani Hydro 30 1960 Huinco Hydro 247 1965 Matucana Hydro 129 1971 Moyopampa Hydro 65 1952 Santa Rosa Gas turbine 229 1990 Ventanilla Combined Cycle 493 2000 Source: Information provided by Endesa Americas and Enersis Americas 91

Terminal value replacement Capex assumptions (2/2) Generation Commercial operations Country Firm / Plant Technology Installed Capacity (MW) End of concession date (COD) EEPSA 348 Malacas TG4 Gas turbine 103 1992 Malacas TG5 Gas turbine 193 2013 Malacas TG6 Gas turbine 52 2017 Chinango 194 Chimay Hydro 151 2000 Yanango Hydro 43 2000 Chocon Hydro 1,328 1972 2023 Costanera 2,317 TV Steam turbine 1,138 1962-1984 CC MHI Combined Cycle 859 1998 CC Sie Combined Cycle 320 1995 Dock Sud 870 CC Alstom Combined Cycle 798 2001 TG Gas turbine 72 1989 Source: Information provided by Endesa Americas and Enersis Americas 92

Agenda I. Introduction and executive summary                3 II. Merger description                 16 1. Background and description of the proposed transaction                 16 2. Scope of Tyndall´s work                32 III. Analysis performed by Tyndall                36 1. Valuation of Endesa Americas, Enersis Americas and Chilectra Americas                 36 2. Analysis of the Reference Exchange Ratio                 65 3. Considerations regarding the Merger’s contribution to the social interest of Endesa Americas                 72 4. Other considerations                76 IV. Conclusions                82 V. Appendix                87 3. Withdrawal rights                93 93

Determination of the “market price” for the exercise of withdrawal rights Article 132 of the Regulation of the LSA Shares with presencia bursatil According to Article 132 of the Regulation of In NCG No 327 of 2012, the SVS set as requirements for a company to have    presencia bursatil (in addition to being registered on the Registro de Valores the LSA a difference should be made between: and listed in a stock exchange in Chile) to meet at least one of the following conditions: 1. Shares with presencia bursatil To have an “adjusted presence” of at least 25% To have a “Market Maker” The weighted average of stock exchange    Article 4 Bis of Law 18,045 of the Securities Market defines that the transactions during the 60 trading days “adjusted presence“ for a particular day should be calculated as follows: period between the thirtieth and ninetieth days preceding the date of the Number of days in which total daily transactions within the 180 shareholders meeting that triggers the trading days preceding the day of calculation reach a minimum of withdrawal right UF 1,000 This number should be divided by 180 and multiplied by 100, in order to be expressed as a percentage 2. Shares without presencia bursatil The NCG No 327 states that to determine the adjusted presence of a company that is created from a division, the daily volume traded on the days The book value of the shares in line with prior to the division should be calculated by multiplying total daily what is set forth in Article 132 of the transactions of the divided company before the division, by the percentage Regulation of the LSA that the new entity represents of the book value of the divided company     According to NCG No 327, it can be considered that a security has a “Market According to the cited articles, shares with Maker” if the issuer has signed a contract with at least one stock broker that presencia bursatil are those that are so meets the conditions indicated in the aforementioned NCG qualified by the SVS through general application rule 94

ANNEX G

FAIRNESS OPINION OF MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED, FINANCIAL ADVISOR TO ENERSIS AMÉRICAS

[BANK OF AMERICA MERRILL LYNCH LETTERHEAD]

August 5, 2016

The Board of Directors

Enersis Américas S.A.

Sta. Rosa 76

Santiago 8330099

Chile

Members of the Board of Directors:

We understand that Enersis Américas S.A. (“Enersis”) proposes to undertake certain transactions pursuant to which, among other things, (i) Endesa Américas S.A. (“Endesa”) will merge with and into Enersis (the “Endesa Merger”) and each outstanding share of the common stock, no par value per share, of Endesa (“Endesa Common Stock”) will be converted into the right to receive 2.8 (the “Endesa Exchange Ratio”) shares of the common stock, no par value per share, of Enersis (“Enersis Common Stock”) and (ii) Chilectra Américas S.A. (“Chilectra”) will merge with and into Enersis (the “Chilectra Merger” and together with the Endesa Merger, the “Transactions”) and each outstanding share of the common stock, no par value per share, of Chilectra (“Chilectra Common Stock”) will be converted into the right to receive 4.0 (the “Chilectra Exchange Ratio” and, together with the Endesa Exchange Ratio, the “Exchange Ratios”) shares of Enersis Common Stock. We have assumed, at the direction of Enersis, that the Endesa Merger and the Chilectra Merger will be consummated substantially concurrently and will each be conditioned on the consummation of the other merger transaction. We have further assumed, at the direction of Board of Directors of Enersis, that a special dividend in the amount of Ch$ 120 billion will be distributed to the shareholders of Chilectra (the “Chilectra Dividend”) prior to the consummation of the Transactions. We understand that, as of August 5, 2016 Enersis owns approximately 59.98% and 99.1% of the Endesa Common Stock and the Chilectra Common Stock, respectively, and intends to vote all such shares in favor of the Endesa Merger and the Chilectra Merger, respectively. The terms and conditions of the Transactions are more fully set forth in the Terms and Conditions of Merger by Absorption of Endesa and Chilectra into Enersis (the “Terms and Conditions”).

You have requested our opinion as to the fairness, from a financial point of view, to Enersis of the Exchange Ratios provided for in the Transactions.

In connection with this opinion, we have, among other things:

(1)	reviewed certain publicly available business and financial information relating to Enersis, Endesa and Chilectra;

(2)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Enersis furnished to or discussed with us by the management of Enersis, including certain financial forecasts relating to each of the subsidiaries of Enersis on an individual basis, prepared by the management of Enersis (collectively, such forecasts, the “Enersis Forecasts”) and discussed with the management of Enersis its assessment as to the likelihood of achieving the future financial results reflected in the Enersis Forecasts;

(3)	discussed the past and current business, operations, financial condition and prospects of certain subsidiaries of Endesa and Chilectra with members of senior managements of such subsidiaries and, in each case, with members of senior management of Enersis, and discussed the past and current business, operations, financial condition and prospects of Enersis with members of senior management of Enersis;

(4)	reviewed the historical trading prices for Endesa Common Stock, Chilectra Common Stock and Enersis Common Stock and a comparison of the historical trading prices with each other;

G-1

The Board of Directors

Enersis Américas S.A.

(5)	compared certain financial and stock market information of certain of the subsidiaries of each of Endesa, Chilectra and Enersis with similar information of other companies we deemed relevant;

(6)	reviewed the relative financial contributions of Endesa, Chilectra and Enersis to the historical financial performance of the combined company on a pro forma basis;

(7)	reviewed the preliminary registration statement filed by Enersis with the Securities and Exchange Commission (the “SEC”) on May 17, 2016 (the “Preliminary Registration Statement”) and the amendment thereto filed by Enersis with the SEC on July 15, 2016 (the “Amended Registration Statement”, and, together with the Preliminary Registration Statement, the “Registration Statement”);

(8)	reviewed a draft, dated August 5, 2016 of the Terms and Conditions (the “Draft Terms and Conditions”); and

(9)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of certain of the subsidiaries of Endesa and Chilectra and of the management of Enersis that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Enersis Forecasts, we have assumed, at the direction of Enersis, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Enersis as to the future financial performance of each of the subsidiaries of Enersis, and, based on the assessments of the management of Enersis as to the likelihood of achieving the future financial results reflected in the Enersis Forecasts, we have relied, at the direction of Enersis, on the Enersis Forecasts for purposes of our opinion. At the direction of Enersis, we have relied upon the assessments of or our discussions with the management of Enersis as to, among other things, the geopolitical, macroeconomic and other conditions in Chile and certain market, competitive and other trends in and prospects for, and governmental, regulatory and legislative matters, relating to or affecting, the utilities industry, which, if different than assumed, could have a material impact on our analyses or opinion. As you are aware, we have not been provided with, and we did not have access to, financial forecasts relating to (i) Endesa on a combined basis prepared by the management of Endesa or (ii) Chilectra on a combined basis prepared by the management of Chilectra. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Endesa, Chilectra or Enersis, nor have we made any physical inspection of the properties or assets of Endesa, Chilectra or Enersis. We have not evaluated the solvency or fair value of Endesa, Chilectra or Enersis under any Chilean or U.S. state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Enersis, that the Transactions will be consummated in accordance with the terms set forth in the Terms and Conditions, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transactions, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Endesa, Chilectra or Enersis or the contemplated benefits of the Transactions. We have further assumed, at the direction of Enersis, that the Endesa Merger and the Chilectra Merger will be consummated substantially concurrently. We also have assumed, at the direction of Enersis, that the final Terms and Conditions submitted to the shareholders of Enersis will not differ in any material respect from the Draft Terms and Conditions reviewed by us. We also have assumed, at the direction of Enersis, that the Transactions will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

G-2

The Board of Directors

Enersis Américas S.A.

We express no view or opinion as to any terms or other aspects of the Transactions (other than the Exchange Ratios to the extent expressly specified herein), including, without limitation, the form, structure or tax consequences or benefits of the Transactions or any related transactions. In addition, we express no view or opinion regarding the Spin-Offs, including, without limitation, the form, structure or any terms, aspects or implications thereof or the Chilectra Dividend, including, without limitation, the amount, form, structure or any terms, aspects or implications thereof. We were not requested to, and we did not, participate in the negotiation of the terms of the Transactions, nor were we requested to, and we did not, provide any advice or services in connection with the Transactions other than the delivery of this opinion. We express no view or opinion as to any such matters. Our opinion is limited to the fairness, from a financial point of view, to Enersis of the Exchange Ratios provided for in the Transactions and no opinion or view is expressed with respect to any consideration received in connection with the Transactions by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transactions, or class of such persons, relative to the Exchange Ratios. Furthermore, no opinion or view is expressed as to the relative merits of the Transactions in comparison to other strategies or transactions that might be available to Enersis or in which Enersis might engage or as to the underlying business decision of Enersis to proceed with or effect the Transactions. We are not expressing any opinion as to what the value of Enersis Common Stock actually will be when issued or the prices at which Enersis Common Stock, Endesa Common Stock or Chilectra Common Stock has or will trade at any time, including following the announcement or consummation of the Spin-Offs or the Transactions. In addition, we express no opinion or recommendation as to how any shareholder should vote or act in connection with the Transactions or any related matter. Our opinion does not constitute an expert report (informe de perito), an independent valuation report (informe de evaluador independiente) or any other type of opinion or report mandated by applicable Chilean law or regulation.

We have acted as financial advisor to the Board of Directors of Enersis solely to render this opinion and will receive a fee for our services, a portion of which is payable in connection with this opinion and a portion of which was payable upon consummation of the Spin-Offs that were effectuated prior to the Transactions. In addition, Enersis has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Enersis, Endesa, Chilectra and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Enersis and have received or in the future may receive compensation for the rendering of these services, including having provided or providing certain derivatives and foreign exchange trading services to Enersis.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Endesa, Enel SpA, the parent

G-3

The Board of Directors

Enersis Américas S.A.

company of Enersis (“Enel”), and their respective affiliates (other than Enersis) and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as (i) financial advisor to Endesa in connection with a sale of assets, (ii) dealer manager to an affiliate of Enel in connection with an exchange of notes, (iii) joint book runner and/or dealer to Enel and certain of its affiliates in connection with debt offerings, (iv) provider of certain management services and products to Enel and/or certain of its affiliates and (v) provider of certain commodity, derivatives and foreign exchange trading services to Enel and certain of its affiliates.

It is understood that this letter is for the benefit and use of the Board of Directors of Enersis (in its capacity as such) in connection with and for purposes of its evaluation of the Transactions. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party, nor shall any public reference to us be made, for any purpose whatsoever except with our prior written consent in each instance.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratios provided for in the Transactions are fair, from a financial point of view, to Enersis.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER &

         SMITH INCORPORATED

MERRILL LYNCH, PIERCE, FENNER & SMITH

         INCORPORATED

G-4

ANNEX H

REPORT OF PABLO D’AGLIANO, INDEPENDENT APPRAISER

OF ENERSIS AMÉRICAS

This Annex H is a free English translation and should not be construed as being identical in content to the original Spanish document, which will prevail in the event of any discrepancy with the English translation.

The pro forma and historical consolidated statement of financial position of Enersis Américas S.A., Endesa Américas S.A. and Chilectra Américas S.A., as of June 30, 2016 that are contained in, or referred to, in the report of Pablo D’Agliano, dated August 5, 2016, has not been examined or audited in accordance with either the standards of the American Institute of Certified Public Accountants (AICPA) or the standards of the U.S. Public Company Accounting Oversight Board (PCAOB). These pro forma and historical consolidated statements of financial position are considered unaudited for SEC purposes. The English language version of the report of Pablo D’Agliano, dated August 5, 2016, that was filed in Spanish with the SVS in Chile has been modified in certain respects to reflect this fact for purposes of presentation in this joint information statement/prospectus.

The pro forma and historical consolidated statement of financial position of Enersis Américas S.A., Endesa Américas S.A. and Chilectra Américas S.A., as of June 30, 2016 that are contained in, or referred to, in the report of Pablo D’Agliano, dated August 5, 2016, has not been examined or audited in accordance with either the standards of the American Institute of Certified Public Accountants (AICPA) or the standards of the U.S. Public Company Accounting Oversight Board (PCAOB). These pro forma and historical consolidated statements of financial position are considered unaudited for SEC purposes. The English language version of the report of Pablo D’Agliano, dated August 5, 2016, that was filed in Spanish with the SVS in Chile has been modified in certain respects to reflect this fact for purposes of presentation in this joint information statement/prospectus.

C O U R T E S Y   T R A N S L A T I O N

This is an English courtesy translation of the original report prepared in Spanish language. Please note that only the original report prepared in Spanish is valid and that this English courtesy translation was prepared only for convenience.

Santiago, August 5, 2016

To

Board Members and Shareholders

Enersis Américas S.A.

To whom it may concern:

The Board of Directors of Enersis Américas S.A. (hereafter “Enersis Américas” or the “Company”) unanimously appointed me as the independent expert for the issuance of an expert report regarding the estimated value of the companies Endesa Américas S.A. (hereafter “Endesa Américas”), Enersis Américas and Chilectra Américas S.A. (hereafter “Chilectra Américas”) (hereafter all three companies collectively the “Companies”) that are envisaged to be merged (hereafter the “Merger”), and the estimated exchange ratio for the corresponding shares (hereafter the “Exchange Ratio”) in the event the Merger is materialized according to the state of the law (hereafter the “Expert Report”).

The appointment was informed to the Superintendencia de Valores y Seguros (hereinafter the “SVS”) through a corresponding Hecho Esencial (Material Fact) dated June 16, 2016.

In regard of what was informed and, according to what is indicated in the Contract of Provision of Services that Enersis and myself have signed on July 15, 2016 (hereafter the “Contract of Services”), I proceed with providing my expert report in the following terms:

1.- Objective and Content of the Expert Report.

1.1.- Objective. The Expert Report has been contracted aimed at being one more piece of information that the Board of Directors of the Company will provide the shareholders of the Company that have to decide on the Merger, according to the provisions of article N° 155 of the Regulation of Corporations (hereafter “Regulation”).

1.2.- Content. This Expert Report contains a report on the value of the Companies, the Exchange Ratio of the corresponding shares, and an unaudited proforma consolidated statement of financial position that represents the absorbing Company, presenting asset accounts, liabilities, and equity of the Companies.

2.- Information available for issuing the Expert Report.

2.1.- It is noted that the Expert Report has been prepared exclusively based upon the information provided by the Company and public information available, where the Expert that writes this report has not performed an independent investigation or validation of the information received.

The information received has been of a financial, corporate, and legal nature, and I understand that it corresponds –at least– to such information that is normally the information elaborated as part of the process of habitual management control and financial management.

2.2.- Similarly, I have had access to the same type of information from Endesa Américas S.A. and Chilectra Américas S.A. provided by those entities, where this Expert has not made an independent investigation nor a validation of the information received.

2.3.- The information being considered for issuing the Expert Report is the following:

(i)	Historic financial statements;

(ii)	Financial projections for the period 2016 – 2020, including balance sheets, income statements, investment and capital expenditures, and main working capital accounts, among others;

(iii)	Projections of the main operational drivers, including prices and quantities that conform the main revenues, among others;

(iv)	Financial statements as of March and June 2016;

(v)	Unaudited proforma consolidated statement of financial position as of June 30, 2016;

(vi)	Net financial debt and other adjustments (Equity Bridges) of the valuated companies as of June 30, 2016;

(vii)	Management presentations of the businesses by country, including their operations in Generation, Transmission and Distribution;

(viii)	Management presentation of tax matters (tax and fiscal effects) regarding the impact of the reorganization undertaken;

(ix)	Corporate and equity ownership structure of each holding over operating companies;

(x)	Macroeconomic assumptions under which the management based their financial and operational projections;

(xi)	Other information considered relevant for purpose of this report, including a wide list of questions and answers exchanged with the companies’ managements; and,

(xii)	A dividend distribution for Chilectra Americas’ shareholders in the amount of $ 120,000 million Chilean pesos, payable before Merger completion, as informed by management last July 27, 2016, where Chilectra’s board of directors agreed to propose the case at the shareholders meeting addressing the Merger.

2.4.- Part of the information considered is or could be based upon future events, which are part of the expectations or projections of the Companies and/or their management. These future events may not happen, therefore, part of the conclusions in this Expert Report may suffer alterations.

3.- Responsibility.

3.1.- Considering that the Expert has not validated in an independent form the information provided by the management of the Companies, and nor he has validated the public information used in the analysis and conclusions of the Expert Report, the Expert does not assume any responsibility whatsoever for errors or omissions that may exist in the information provided or to which he has had access, nor over the impact that such errors or omissions may exert in the analysis and conclusions directly or indirectly from it derived.

3.2.- Additionally, the results and comments incorporated in this Expert Report are subject to the scopes and assumptions included as reference in the Annex N°1 “Scopes and Assumptions” attached to the Expert Report.

4.- Use of the Expert Report.

This Expert Report is exclusively made to be used as the report required by article N° 156 of the Regulation, for purposes of the Merger.

In such way, it is allowed that the Expert Report:

(i)	Serves as base for the recommendations that the Board Members or Board of Directors of the Company make or may make regarding the Merger and/or the Exchange Ratio;

(ii)	Is made available to the shareholders of the Companies through the means that the Board of Directors and/or management determines, including its publication on the web pages of the Company and/or by means of incorporation, as an annex, to the Form F-4 that will be registered in the Securities and Exchange Commission of the United States of America due to the call for the Extraordinary Shareholders Meeting that should decide on the Merger and the Exchange Ratio; and

(iii)	Is made available to the shareholders of Endesa Américas S.A. and Chilectra Américas S.A. through the means that the Board of Directors of the Company considers proper.

5.- Used Methodology

The methodology used for issuing the Expert report and its conclusions consists in:

(i)	Analysis of the available information as described;

(ii)	Requests of meetings with the management to address specific matters and corroborate concepts;

(iii)	Submission of questions, along with the review of the corresponding answers;

(iv)	Selection of the valuation methods (predominantly Discounted Cash Flow method – DCF -, supported by an analysis of multiples obtained from similar companies either listed in stock exchanges and/or from transactions of comparable companies), where the best approach to value each one of the Companies consists in a sum-of-the-parts valuation methodology given the number of companies comprised, in four countries and different realities;

(v)	Development of DCF individual models, analysis of multiples from trading and transaction comparables;

(vi)	Detailed calculation of discount rates (“WACC”) applicable to the different companies in the different business segments and countries, for the DCF models, including detailed calculation for the respective Betas considered in the WACCs;

(vii)	Calculation of the enterprise value and equity value, once discounted from net financial debt and other adjustments explained in the annexed report, performing a sensitivity analysis of the main value drivers;

(viii)	Calculation of the relative contribution of the equity values of each one of the three Companies according to the respective equity interests as informed;

(ix)	Calculation of the Exchange Ratio derived from the relative equity values, in relation to the existing number of shares and their respective shareholders, and the need of issuing new shares given the capital increase produced by the eventual merger;

(x)	Elaboration of this report and its annexes.

Please refer to Annex N°3 “Economic Valuation and Exchange Ratio Calculation Report” for further information of the methodology.

6.- Estimated value of the Companies to be merged.

The estimated value of the Companies resulting from this analysis is:

	ENERSIS AMÉRICAS ($)	CHILECTRA AMÉRICAS ($)	ENDESA AMÉRICAS ($)
Perito Valuation as of 30.06.2016	5.987.757.234.743	575.209.520.633	2.684.560.810.120

Note: figures are in Chilean Pesos, according to the Observed Dollar as of July 1, 2016 (CLP/USD 661.37).

Please note that the valuation and Exchange Ratio calculations consider Chilectra Américas distributes a 120 billion Chilean Pesos dividend, which, as informed by such company’s management, will be submitted for the consideration of Chilectra Américas’ shareholders at the extraordinary shareholders meeting expected to vote the proposed Merger.

Please refer to Annex N°3 “Economic Valuation and Exchange Ratio Calculation Report” for further information for this valuation.

7.- Estimated Exchange Ratio for the shares of the Companies and number of new shares to be issued.

The estimated Exchange Ratio for the shares of the Companies (shares of Enersis Américas per share of Endesa Américas, and shares of Enersis Américas per share of Chilectra Américas) and the number of new shares to be issued as per this analysis is:

CALCULATIONS BASED ON VALUATIONS AS OF JUNE 30, 2016 CAPITAL INCREASE & EXCHANGE RATIOS	$	%
Equity valuation of Enersis Américas	5.987.757.234.743	84,72%
Minority shareholders of Chilectra Américas	5.230.833.809	0,07%
Minority shareholders of Endesa Américas	1.074.336.230.321	15,20%

VALUATION OF MERGED EQUITY	7.067.324.298.872	100,00%

CAPITAL INCREASE	1.079.567.064.129

CALCULATION OF NUMBER OF SHARES TO BE ISSUED BY ENERSIS AMÉRICAS
Post Merger shares	57.943.990.085
Shares to be issued	8.851.217.323

EXCHANGE RATIOS	N° Shares	Exchange Ratio Enersis/Share exchanged
Pre Merger shareholders of Enersis Américas	49.092.772.762	1,00
Minority shareholders of Chilectra Américas	42.886.865	4,10
Minority shareholders of Endesa Américas	8.808.330.458	2,68
Total shares	57.943.990.085

Note: figures are in Chilean Pesos, according to the Observed Dollar as of July 1, 2016 (CLP/USD 661.37).

Please refer to Annex N°3 “Economic Valuation and Exchange Ratio Calculation Report” for further information for these Exchange Ratio estimates.

8.- Unaudited proforma consolidated statement of financial position post-merger

The following unaudited proforma consolidated statement of financial position represents the absorbing company, showing asset, liabilities and equity accounts of the Companies, with the respective adjustments and merged unaudited pro forma consolidated statement of financial position that represent the new entity.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION	Enersis Américas Consolidated (SVS) M$	Merger adjustments M$	Enersis Américas Proforma Merged M$
Total current assets	2.843.275.687	—	2.843.275.687
Total non-current assets	7.875.181.914	—	7.875.181.914

TOTAL ASSETS	10.718.457.601	—	10.718.457.601

Total current liabilities	2.463.763.554	18.499.833	2.482.263.387
Total non-current liabilities	2.947.697.294	—	2.947.697.294

TOTAL LIABILITIES	5.411.460.848	18.499.833	5.429.960.681

Issued capital	3.575.339.010	1.079.567.064	4.654.906.074
Accumulated profits	2.148.192.728	—	2.148.192.728
Other reserves	(1.976.890.178)	(579.913.623)	(2.556.803.801)

Net worth attributable to controlling shareholders	3.746.641.560	499.653.441	4.246.295.001
Non-controlling shareholdings	1.560.355.193	(518.153.274)	1.042.201.919

TOTAL NET WORTH	5.306.996.753	(18.499.833)	5.288.496.920

TOTAL LIABILITIES AND NET WORTH	10.718.457.601	—	10.718.457.601

Note: figures are in Chilean Pesos, according to the Observed Dollar as of July 1, 2016 (CLP/USD 661.37).

Merger adjustments consider the following effects:

1)	Current liabilities: correspond to a tax of M$18,499,833 that Chilectra Américas and Endesa Américas shall pay in Peru and Argentina due to transferring the investments that both companies have in those countries. Its value corresponds to the best estimate provided by the Management. This tax will be accrued in Endesa Américas and Chilectra Américas, but paid by Enersis Américas as legal follower.

2)	Issued capital: corresponds to the capital increase in Enersis Américas, succeeding company, for the acquisition of the assets and liabilities of Chilectra Américas and Endesa Américas, that will result from the merger by incorporating the former ones into the first one. Such capital increase would be $1,079,567,064,129 and it is determined according to the value added by the assets being incorporated.

3)	Other reserves: correspond to the recognition of the difference between the capital increase in Enersis Américas and the book value of minority interests that become part of the share capital of the equity attributable to the shareholders of Enersis Américas post-merger. The difference between the market value of the compensation received or paid and the amount by which the non-controlling interest is adjusted, is recognized in the equity attributable to the shareholders of Enersis Américas.

In detail:	M$
Reserves due to the union of interests	(561,413,790)
Tax payables for investments transference (Peru)	(18,499,833)

Total	(579,913,623)

4)	Non-controlling equity interests: correspond to the book value of minority interests that will become direct shareholders of the capital share of Enersis Américas post-merger and the exchange of shares of Endesa Américas and Chilectra Américas per shares of Enersis Américas. According to the unaudited financial statements of Enersis Américas as of June 30, 2016, the book value of non-controlling equity interests belonging to minority shareholders that will be incorporated in the merger is the following:

Company	% Ownership	M$
Chilectra Américas	0.91%	4,915,104

Endesa Américas	40.02%	513,238,170

Total		518,153,274

Please refer to Annex N°3 “Economic Valuation and Exchange Ratio Calculation Report” for further information for pro forma financial statements post-merger.

9.- Declarations of the Expert.

According to the provisions of articles N° 156 and N° 168 of the Regulation, the Expert declares:

(i)	That he is independent from the Companies, and from the group of companies to which the same belong, its external auditors and from the consultants or advisors of the Merger;

(ii)	That he is not related to the Companies, in the terms described by article 100 of the Law N° 18,045 regarding Stocks Market; and

(iii)	That he is responsible of the appreciations contained in the current Expert Report, in the terms and conditions shown in the same document, as well as in the Contract of Services.

/s/ Pablo D’Agliano

Pablo D’Agliano

C.I.E. N° 14.750.468-3

IN SANTIAGO, TODAY, SIGNED BEFORE ME MR. PABLO D’AGLIANO, C.I.E. N° 14.750.468-3. SANTIAGO AUGUST 5, 2016.-

Annex N°1

Scope and Assumptions

The analysis, comments, indications, and conclusions in this Expert Report are subject to the scopes and assumptions that are indicated as follows:

1.- This Expert Report was prepared, exclusively, based on information provided by the Companies and public information available.

The Expert has not made an independent validation of the information provided by the Companies or public information used in the analysis and conclusions of the Expert Report; consequently, not giving nor granting a guarantee, representation, or assurance of any kind regarding the veracity or accuracy of such information.

Therefore, the Expert does not assume any responsibility for damages or harm, direct or indirect, derived from any information deemed incomplete, erroneous, and not trustworthy or untimely that has been provided by the Companies.

2.- This Expert Report is delimited to the requirement made, contained in the Contract of Services.

Consequently, it does not include any other aspect, matter, or information that may be proper, relevant or necessary for the adequate assessment of the Expert Report.

3.- Part of the information considered in the Expert Report is or may be based upon future events, which are part of the expectations or projections of the Companies and/or their management. These future events may or may not occur, so part of the conclusions in this Expert Report may suffer alterations in the future, which are not and will not be the Expert’s responsibility.

4.- The Expert does not give opinion and does not assure:

(i)	financial statements of the Companies;

(ii)	the internal or operative controls of the Companies, and nor

(iii)	the current or future value of the entity resulting from the Merger;

5.- This Expert Report is not:

(i)	a recommendation on the approval of the Merger nor its Exchange Ratio;

(ii)	a study of financial feasibility of the Merger or the future businesses of the merged entity;

(iii)	a market study;

(iv)	a fairness opinion of the Companies or the Merger;

(v)	an investment advisory;

(vi)	a due diligence of the Companies;

(vii)	a recommendation of granting of funding;

(viii)	a tax advisory;

(ix)	a strategic assessment or advisory of the Merger.

6.- This Expert Report, as well as the analysis, opinions, comments, and/or conclusions contained in it are valid as of its date of issuance; and is only useful for the purpose for which the Expert Report was hired.

7.- This Expert Report, as well as the analysis, opinions, comments and/or conclusions that it contains can only be used for the purpose established when contracting the Expert Report; and shall not be used for any other kind of objective, unless what is expressly indicated in the Expert Report, by the Company, any of the Companies, their respective directors, shareholders, managers, and/or officials.

8.- The Expert shall not be responsible, in any way at all, of any decision, of any nature, that may be taken after consulting the Expert Report.

All or any of the decisions taken based upon the Expert Report shall be of exclusive responsibility of the Companies, their respective board members, shareholders, managers and/or officials, as well as the implementation and/or execution made based upon them.

9.- The Expert points out that the concept of value used in this Expert Report, explicitly or implicitly, solely refers to the Merger and it shall not be necessarily applied, to a sale price or other kind of transaction made after the Merger, which depend upon other considerations, unrelated to this Expert Report.

10.- Without prejudice of the fact that according to the Contract of Services where this Expert Report becomes property of the Company, the Company and any of the Companies shall not publish, distribute, or grant right of use or consultation besides the terms indicated in the Contract of Services and this Expert Report.

Consequently, the Expert is liberated from all and any responsibility from the improper use, consultation, or reading of the Expert Report from third parties that are not authorized to do so.

11- The Expert has assumed that the assets, fixed or current, properties, stakes, or interests in any of the companies or business are free from taxation, limitations, or liabilities.

The Expert has not determined, in an independent form, if any asset, current or fixed, property, stake, or interest in company or business is subject to any tax, limitation, or liability, nor he has included the scope or effect to such taxes, limitations, or obligations to the Expert Report.

12.- The current Expert Report shall be read and understood on its entirety. Reading or selecting only specific parts of this report may lead to error or erroneous interpretations, which shall not be the Expert’s responsibility.

13.- This Expert Report has been prepared with the exclusive aim of being one more of the pieces of information that the Board of Directors of the Company will provide the shareholders of Enersis Américas, who shall decide on the Merger, according to the provisions of article N° 155 of the Regulation.

14.- It is recommended that any person or entity that wishes to use this Expert Report as a bases for adopting any decision, either for the Merger or Exchange Ratio, makes those additional validations or comparisons from other sources that are deemed necessary and pertinent, assuming their own responsibility in case only the Reading of the Expert Report is considered.

Annex N°2

Methodology used for Determining the Unaudited Pro Forma Consolidated Statement of

Financial Position of Enersis Américas S.A.

The unaudited pro forma consolidated statement of financial position of the succeeding company which is included in this report, shows the sum of asset, liabilities and equity accounts of the companies that will merge, and it has been prepared on the basis of the consolidated financial statements of Enersis Américas S.A., Chilectra Américas S.A. and Endesa Américas S.A. as of June 30, 2016.

In the consolidation of the unaudited pro forma consolidated statement of financial position of the succeeding Company, “Enersis Américas S.A.”, assets and liabilities contributions have been recorded according to the values registered in the accountings of each of the companies absorbed.

For purposes of my revision, I had in consideration:

•	Spreadsheet of consolidation of the unaudited financial statements of Enersis Américas S.A., Chilectra Américas S.A. and Endesa Américas S.A. as of June 30, 2016, provided by the Management of Enersis Américas, which are contained in Appendix 2 of Annex N°3.

•	That for purposes of materializing the referred Merger, Enersis Américas S.A., as succeeding company and in order to match the incorporation of assets and liabilities of Chilectra Américas S.A. and Endesa Américas S.A., will deliver to the minority shareholders of the absorbed companies, shares of its own issuance, through a capital increase in the Absorbing Company.

•	That both Chilectra Américas S.A. and Endesa Américas S.A. equity interests’ are mainly concentrated in Enersis Américas S.A., in a 99.09% and 59.98%, respectively.

•	That the shareholding and net worth of the minority shareholders of Chilectra Américas and Endesa Américas remains duly safeguarded by the fact that as per the Merger they would receive in ownership shares of Enersis Américas through the exchange of their original shares of Chilectra Américas and Endesa Américas in line with the Exchange Ratios calculated in point 7 “Estimated Exchange Ratio for the shares of the Companies and number of new shares to be issued” of this Expert Report.

•	That through the Merger to be implemented, the assets and liabilities of Chilectra Américas S.A. and Endesa Américas S.A., that will become part of the equity or net worth of Enersis Américas S.A., shall be registered through a capital increase.

•	According to the background information provided by the Management, there is no awareness of any other situation that, to my best knowledge and understanding, should be reported to the shareholders for purposes of due consideration of the proposal of Merger.

The procedures performed to the unaudited pro forma consolidated statement of financial position consisted mainly of:

(a)	Check that the amounts of assets, liabilities and equity of the companies participating in the Merger, as of June 30, 2016, described in Appendix 2 of Annex N°3 match the amounts recorded in the unaudited financial statements.

(b)	Add line by line the assets and liabilities of the unaudited financial statements as of June 30, 2016, of the companies involved in the Merger process.

(c)	Check eliminations of accounts receivable and payable between the merging companies detailed in the “merger adjustments” column to generate the merged unaudited proforma consolidated statement of financial position, shown in Appendix 2, Annex N°3.

(d)	Check the elimination of investments between the companies involved in the merging process.

(e)	Determine the capital increase in Enersis Américas S.A., succeeding company, corresponding to the acquisition of the assets and liabilities of Chilectra Américas S.A. and Endesa Américas S.A. that will result from the Merger by incorporation of the last ones to the first one. Such capital increase is estimated in $1,079,567,064,129.-

(f)

Determine the effect in the Equity account “Other reserves”, representing the recognition of the difference between the capital increase in Enersis Américas and the book value of minority interests that become part of the capital share of net Equity attributable to the shareholders of Enersis Américas post-merger. The difference between the market value of the compensation received or paid and the amount to which non-controlling interests are adjusted is recognized in the net equity attributable to the shareholders of Enersis Américas.

In detail:	M$
Reserves due to the union of interests	(561,413,790)
Tax payables for investments transference (Peru)[1]	(18,499,833)

Total	(579,913,623)

(1)	Corresponds to a total tax of M$18,499,833 to be paid by Chilectra Américas S.A. and Endesa Américas S.A. in Peru and Argentina for transferring the investments that both companies in these countries. The value corresponds to the Management’s best estimate. This tax is accrued in Endesa Américas and Chilectra Américas, but it shall be paid by Enersis Américas as the legal follower.

(g)	Determine the effect on accounts of non-controlling interests, that corresponds to the book value of minority shareholders that will become direct shareholders in the share capital of Enersis Américas post-merger, and the exchange of shares of Endesa Américas and Chilectra Américas for shares of Enersis Américas. According to the unaudited financial statements of Enersis Américas S.A. as of June 30, 2016, the book value of non-controlling interests belonging to minority shareholders to be incorporated in the Merger is the following:

Company	% Ownership	M$
Chilectra Américas S.A.	0.91%	4,915,104
Endesa Américas S.A.	40.02%	513,238,170

Total		518,153,274

(h)	Determine the exchange proportion described in Annex N°3.

Strictly Private & Confidential

C O U R T E S Y T R A N S L A T I O N

This is an English courtesy translation of the original report prepared in Spanish language. Please note that only the original report prepared in Spanish is valid and that this English courtesy translation was prepared only for convenience.

Enersis Américas S.A.

Annex 3: Economic Valuation and Exchange Ratio Calculation Report

Providence Capital is a member of Corporate Finance International (CFI), a Swiss

August 5, 2016 Verein, International M&A Network. www.thecfigroup.com

1. Executive summary

Scope of work

General limitations

Background and procedures applied

2.Description of the transaction

3.Description of the companies

4.Methodology of work

5.Companies valuation

6.Exchange ratio of shares

7.Merger unaudited pro forma consolidated statement of financial position as of June 30, 2016 Appendix Appendix 1: Direct & indirect shareholdings of the companies Appendix 2: Proforma consolidation table

Table of contents H-12

STRICTLY PRIVATE & CONFIDENTIAL

Executive Summary

1

Within the process of the corporate reorganization of Enersis Americas S.A. (“Enersis Américas” or the “Company”), including under such process Endesa Américas. S.A. and Chilectra Américas S.A. (all three entities collectively as the “Companies”), Enersis Américas S.A. has appointed Mr. Pablo D’Agliano as the independent expert to submit an independent Expert Report on the estimated value of the Companies to be merged and an estimate of the exchange ratio for the shares of each company.

For the purposes of this report, Providence Capital has made use and relied on the information provided by and on behalf of Enersis Américas S.A. including under such premise, meetings held with management, information exchange through Q&A process, and information publicly available, performing no independent investigation or verification of such information.

2

For purposes of this report and the conclusions contained herein, Providence Capital performed an assessment of the estimated value (valuation) of the equity of each one of the firms where the Companies have an ownership interest, following a sum-of-parts criteria to calculate the equity values, considering all Power Generation (Gx), Transmission (Tx) and Distribution (Dx) businesses in Argentina, Brazil, Colombia and Peru, as well as the present value of organizational costs and net financial debt associated to the holding companies.

Company valuations were primarily performed under the Discounted Cash Flow model (DCF), and for cross reference purposes, valuations were also calculated using Trading Comparables and Transaction Comparables methodologies. Exceptions to this criteria are clearly identified in this Report for those companies of minor relevance. In addition, for purposes of the valuation and determination of the exchange ratio, we have considered a dividend distribution for Chilectra Americas’ shareholders in the amount of $ 120,000 million Chilean pesos. This dividend has been informed by the company’s management and shall be presented to the shareholders of Chilectra Americas at the Extraordinary Shareholders Meeting to address the merger proposal.

Following these considerations, the estimated economic value of the equity of the newly merged company (Enersis Américas S.A. absorbing both Endesa Américas S.A. and Chilectra Américas S.A.) is within a range of USD 9,993 millions and USD 11,378 millions.

To determine the exchange ratio between Enersis Américas and its subsidiaries Endesa Americas and Chilectra Américas, we also performed a sensitivity analysis with different scenarios out of the base case scenario presented in this report. These scenarios were defined considering changes in critical variables that generate relative changes in valuations within the different industries (Dx and Gx), different countries and Holding discounts. As a result of this analysis, we estimate that the existing shareholders of Enersis Américas shall own between 84.0% to 85.9% of the equity of the newly merged company, generating the following exchange ratios:

2.44 and 2.84 shares of Enersis Américas for each share of Endesa Américas; and

3.57 and 4.52 shares of Enersis Américas for each share of Chilectra Américas.

3 |

STRICTLY PRIVATE & CONFIDENTIAL

Executive Summary – Exchange Ratio Estimates

Enersis Américas Endesa Américas Chilectra Américas

Currrent ownership structure Controller 29,762 60.6% 4,919 60.0% 1,140 99.1% Current Ownership Structure Minority shareholders 19,331 39.4% 3,282 40.0% 10 0.9% (Million of shares) (Million shares)

Total 49,093 100.0% 8,202 100.0% 1,151 100.0%

1 Estimated economic value of equity (1) Enersis Américas Endesa Américas Chilectra Américas

(USD Million) - mid value - $ 10,095 $ 4,190 $ 864

2 Calculation of the exchange ratio Minority Shareholders Minority Shareholders

Enérsis Américas Endesa Américas Chlectra Américas TOTAL

A. Economic values to use for Contribution $ 10,095 $ 1,677 $ 8 purposes of the merger: Adjustments (2) -$ 1,041 -$ 52 $ 0

(USD Million) Net value $ 9,054 $ 1,624 $ 8

Incremental value for Enersis Post-Merger Américas: $ 1,632

% Over adjusted Enersis Américas value: 18.0%

B. Number of new Enersis Américas (Million) 49,093 8,851 57,944 shares to be issued: Current New Post Merger

C. Allocation and Exchange Ratio for Current shareholders Minority shareholders Minority shareholders the new shares: Enersis Américas Endesa Américas Chlectra Américas

Incremental value contribution: - 99.5% 0.5%

Allocations of new shares of Enersis Américas: - 8,808.33 42.89 The implicit exchange ratio is the

Numbers of “old” (current) Shares: - 3,282.27 10.46 result of the post adjusted average

Implied exchange ratio 2.68 4.10 (3) economic equity value of the Companies

Ownership structure post merger: 84.7% 15.2% 0.1%

The range for the Exchange Ratio was estimated through a sensibility

Exchange Ratio (new shares for old shares): - Low High Low High

(Estimated range from sensitized scenarios) - 2.44 2.84 3.57 4.52 analysis to critical variables that generate relative changes in valuations within the industries (Dx, Gx), Countries and holding discounts

Notas: (1) NAV or Net Asset Value is the sum of the equity stakes in the operating companies and the present value of organizational costs and net financial debt of holding companies. (2) Includes the compensation of Enersis Américas S.A. shareholders to minority shareholders of Endesa Américas S.A. and Chilectra Américas S.A. for taxes paid by

Endesa Chile S.A. and Chilectra S.A. and a holding discount of 10% and 5% for Enersis Américas and Endesa Américas, respectively. (3) Includes dividend to be paid in Chilectra. 4 | Number exact of shares: 42.886.865 and 10.464.606

STRICTLY PRIVATE & CONFIDENTIAL

Scope of Work

As it has been communicated to the market as material fact or hecho esencial dated December 18th, 2015, the first stage of the corporate reorganization process (the “Reorganization”) has been executed, involving the main companies of Enersis Group in Chile, i.e. Enersis S.A. and its affiliated companies Endesa Chile S.A. and Chilectra S.A., consisting in the spinoff of Enersis Group’s business activities developed outside Chile.

The Reorganization has already been fulfilled within its first stage consisting in the approval of the division of Enersis S.A., Endesa Chile S.A. and Chilectra S.A.

A second stage, which as of today is pending, is to approve the merger of the companies grouping Enersis Group’s equity interests outside Chile, i.e. the merge of Enersis Américas S.A. (the “Company” or “Enersis Américas”), Endesa Américas S.A. and Chilectra Américas S.A. (all three entities collectively as the “Companies”).

According to the applicable legislation for corporations, merger transactions shall be approved by Extraordinary Shareholder Meetings in each company involved in the transaction. In this regard, and for purposes of proceeding with the referred merger, and in attention to article 99 of the Corporate Company Law in Chile, article 156 of its Rules of Procedure and General Rule No. 30 issued by the Superintendencia de Valores y Seguros (“SVS”), the board of directors of a corporation involved in a merger process shall appoint an independent expert to, among other subjects, issue a report addressing the value of the companies to be merged and the exchange ratio for the corresponding shares or corporate rights (the “Expert Report” o the

“Report”).

For this purpose, the Board of Directors of the Company appointed Mr. Pablo D’Agliano, Argentinean citizen, married, Bachelor in Business and Administration, ID No. 14.750.468-3, as the independent expert (the “Expert”) for the procedure of the Reorganization, complying with the requirements of articles No.156 and No. 168, both of the Corporate Company Rules, and with the purpose of issuing the Expert Report, which is subject in its contents to the terms established in article 156 of the Corporate Company Rules and general rule No. 30 of the SVS.

The valuation work performed by the Expert, to serve as a referential value to estimate the exchange ratio as presented herein, has been developed on the basis of the information provided by the Company. For purposes of this work, the Expert used and relied on the information provided by or in behalf of Enersis Américas, as well as on information publicly available. The Expert, supported by the financial advisory firm Providence Capital, has made no independent investigation and verification of the information provided by the Company and of the public information used in the analysis and conclusions of the Expert Report.

In this regard, the Expert and Providence Capital assume no responsibility for any errors and omissions that may exist in the information available and for the analysis and conclusions contained herein the Expert Report.

The Expert Report is simultaneously presented in two formats, an original version in Spanish and an English courtesy translation copy.

5 |

STRICTLY PRIVATE & CONFIDENTIAL

Limitations of Work

This Report was prepared to be used exclusively by the Board and shareholders of Enersis Américas, as part of their analysis of the transactions that constitute the Merger, and therefore, must be exclusively used in such context, and not to be used for other purposes.

This Report does not constitute a recommendation, express or implied, to the Board of Enersis Américas in connection with the convenience to make a decision about the transactions that constitute the Merger.

In the preparation of this Expert Report no obligation or responsibility is undertaken for potential results or consequences of whether the Merger takes place or not.

For the purposes of the preparation of this analysis and subsequent conclusions contained in this Expert Report, information delivered in writing and orally by the Company has been made available through its managers in addition to publicly available information, without independent verification of such information’s truthfulness, integrity, accuracy, consistency or precision. As to the estimates, projections or forecasts, we have had to assume and trust that they have been prepared in good faith and reasonably, based on assumptions that reflect the best available estimates and judgment by management in connection with expected future results. Likewise, we have assumed that the Reorganization will take place under the terms described in the respective material facts or “hechos esenciales”.

In the preparation of this Expert Report, we assume no obligation or commitment whatsoever for providing legal, accounting or tax advisory services, nor performing due diligence of the companies subject to the Reorganization. Therefore, nothing in this Report may be considered, used or construed as legal, accounting or tax advice, and any contents thereof that makes reference, directly or indirectly, to legal, accounting or tax matters must be understood as a reference to general aspects that we have deemed necessary and relevant to support the analysis.

As requested by Enersis Américas, this Expert Report includes: (i) an estimated value of the Companies that will eventually merge and, (ii) estimate of the exchange ratio of the relevant shares, should the proposed operation take place.

Finally, we hereby state that we have not been subject to request nor have provided any advisory services neither in connection with the design, choice or structuring of the transactions that conform the Reorganization, nor regarding the terms or conditions or any other aspect of the transactions, nor have we receive requests for services different from the preparation of this Report. Therefore, we make no pronouncement in this Report nor make any pronouncement about the possibility of an alternative transaction or a different setup of the companies subject to the Reorganization which may or may not have better outcomes for the shareholders of one or more of the companies involved.

6 |

STRICTLY PRIVATE & CONFIDENTIAL

Available Information and Procedures

For purposes of analysis and evaluation, Providence Capital, acting as advisor to the Expert, had access to private and confidential information provided by the Company’s management and through a privately owned data base, and to public information obtained both in written or electronic means through the internet.

The information provided by the Company’s management, submitted through a virtual data room in Intralinks, included among other: o Historical financial statements. o Financial projections from 2016 – 2020, including balance sheets and income statements, expansion and maintenance capital expenditures, and main working capital accounts, among others. o Projections of business and operational drivers, i.e. mainly price and quantities constituting the principal revenues, among other. o Financial statements as of March 2016 and June 2016. o Net financial debt and other adjustment items (Equity Bridges) as of June 30, 2016. o Management presentations by country. o Presentation of tax implications (fiscal and tax consequences) performed by the management of the Companies in connection to the impacts of the Reorganization. o Ownership structure of the Companies in operating companies.

Meetings and Q&A sessions held with Management o Javier Galán, CFO, Enersis Américas, June 14, 2016. o Mauricio Poblete, Planning & Control LatAm, Enersis Américas, June 15, 2016. o Paolo Pirri, Gerente de Administración Latin America, Enersis, June 17, 2016. o Mauricio Poblete, Planning & Control LatAm, Enersis Américas, June 22, 2016. o Conference Calls for 30 minutes with management of each one of the 4 countries, June 22, 2016. o More than 25 questions submitted to the Intralink’s data room and review of Q&As exchanged with other advisors. o Regular calls with Management to clear up doubts.

Information obtained from other proprietary and public sources: o Statistical information, market prices, reports of Investment Banks and market multiples obtained from Thomson Reuters and Bloomberg. o Company web pages of the evaluated companies and rating companies. o News in general obtained through the web.

7 |

STRICTLY PRIVATE & CONFIDENTIAL

1. Executive summary

Scope of work

General limitations

Background and procedures applied

2.Description of the transaction

3.Description of the companies

4.Methodology of work

5.Companies valuation

6.Exchange ratio of shares

7.Merger unaudited pro forma consolidated statement of financial position as of June 30, 2016 Appendix Appendix 1: Direct & indirect shareholdings of the companies Appendix 2: Proforma consolidation table

STRICTLY PRIVATE & CONFIDENTIAL

Description of the Transaction

Enersis Group is currently undergoing a process of corporate reorganization (the “Reorganization”), that has involved the main companies in Chile, i.e. Enersis S.A. and its affiliated companies Endesa Chile S.A. and Chilectra S.A., consisting on the spin-off of Enersis Group’s activities in distribution and generation developed outside Chile from those ones developed in Chile.

The first stage of the Reorganization has already been achieved, and entailed the division of the aforementioned companies, grouping operations outside Chile in three newly created companies Enersis Américas S.A., Endesa Américas S.A. and Chilectra Américas S.A.

Prior

Understanding A second stage, pending as of today, implies the approval for the merger of these companies holding equity interests outside Chile, i.e. the merger of Enersis Américas S.A. (the “Company” or “Enersis Américas”), Endesa Américas.

S.A. and Chilectra Américas S.A. (all three entities collectively as the “Companies”), being Enérsis Américas the company absorbing the other two ones.

Therefore, this process involves two stages: First Stage: DIVISION (achieved)

Second Stage: MERGER (under development)

Both Endesa Chile and Chilectra were divided into two companies, where all equity interests outside Chile were allocated into two newly created companies: Endesa Américas holding all interests outside Chile previously held by First Stage: Endesa Chile S.A. and Chilectra Américas holding all interests outside Chile previously held by Chilectra.

DIVISION In the case of Enersis, a new company was created, named Enersis Chile, where all equity interests in businesses in Chile were allocated into it, while those equity interests outside Chile were retained in Enersis, renamed afterwards as Enersis Américas.

Having been accomplished the division of the companies at the First Stage, then Enersis Américas will absorb both Second Stage: Endesa Américas and Chilectra Américas, by incorporating Endesa Américas and Chilectra Américas’ shareholders

MERGER directly into Enersis Américas according to the share’s exchange ratio to be agreed. Endesa Américas and Chilectra

Américas subsequently will be dissolved.

9 |

STRICTLY PRIVATE & CONFIDENTIAL

Description of the Transaction

Purpose of the Reorganization

According to the information publicly communicated, the purpose of the reorganization is:

To differentiate geographical areas that currently have different growth structures, in order to provide a more focused attention to each region;

To continue simplifying the ownership and corporate structures of Enersis in Latin America, by reducing consolidation of minority stakes and improving strategic approaches; and

To execute a strategy that allows to improve operational efficiencies, business growth and a differentiated policy of shareholders retribution.

Methodology for estimates of relative equity interests

As previously mentioned, the Second Stage of the Reorganization entails the merger of Enersis Américas, Endesa Américas and Chilectra Américas (the “Companies”).

For purposes of issuing the Expert Report regarding the valuation and share exchange ratio for the Companies’ merger, each one of the businesses where the Companies have equity interests were valuated independently following a sum-of-parts criteria, i.e. an independent valuation of Power Generation (“Gx”), Transmission (“Tx”) and Distribution (“Dx”) businesses in Argentina, Brazil, Colombia and Peru.

The valuation methodologies used for this purposes included the Discounted Cash Flow model (“DCF”), and Trading and Transaction Comparable models.

The prevailing methodology for defining the value of individual businesses and therefore of the Companies was the DCF, being assigned the highest relative weight, while Comparables were used for purposes of valuing specific cases of smaller businesses with limited information, as well as to crosscheck results obtained through the DCF.

Subsequently, results were adjusted according to values of specific accounts not included in financial projections (non-operational assets and liabilities with economic impact) and deductions of net financial debt to obtain the economic value of the equity for each business. Finally, values of all individual equity stakes of the Companies were summed-up accordingly. To the results obtained for each one of the Companies, additional adjustments were applied for specific cases (please refer to Chapter 5, Company Valuation).

Expert Report

The objective of the Expert Report is to serve as one more piece of the background information that the Board of the Company will make available to Enersis Américas’ shareholders that must decide regarding the merger.

The Expert Report contains information of the value of the Companies, the corresponding share exchange ratios between the Companies and a proforma unaudited consolidated statement of financial position that shall be representative of the absorbing entity.

STRICTLY PRIVATE & CONFIDENTIAL

1. Executive summary

Scope of work

General limitations

Background and procedures applied

2.Description of the transaction

3.Description of the companies

4.Methodology of work

5.Companies valuation

6.Exchange ratio of shares

7.Merger unaudited pro forma consolidated statement of financial position as of June 30, 2016 Appendix Appendix 1: Direct & indirect shareholdings of the companies Appendix 2: Proforma consolidation table

STRICTLY PRIVATE & CONFIDENTIAL

Enersis Américas Group

Overwiew of Enersis Américas Group

The Group operates and has equity interests in Generation (Gx), Distribution (Dx) and Transmission (Tx) assets in Argentina, Brazil, Colombia and Peru. It is one of the biggest privately owned electric companies in Latin America, in terms of total assets and operational income, generated by a stable growth of its businesses in Gx, Tx and Dx.

The Group has a direct and indirect participation on these businesses through Endesa Américas (60%) and Chilectra Américas (99,1%).

The Group totals approximately 10,951 MW of installed capacity, 48,481 GWh of annual production of energy and served more than 13 million clients through its distribution companies as of 2015.

During 2015, the Group generated approximately USD 8,103 million in sales and USD 2,467 million in EBITDA. By the year end of 2015, the Group had a total financial debt of USD 3,138 million.

Post-Division Corporate Structure General Overview of the Merger’s Perimeter

Grupo Enel (*) Grupo Enel (*)

60,6% 60,6% 60,6%

Enersis Enersis Enersis

Enersis Chile Américas Chile Américas

Ende ilectra Américas Américas

60,0% 99,1% 60,0% 99,1%

Endesa Chilectra Endesa Chilectra 60,0% 99,1% Chile Chile Américas Américas Endesa Chilectra

Argentina Colombia Brasil Peru

Chile Chile

Argentina Colombia Brasil Peru

12 |

(*) Through Enel Latinoamérica S.A. and Enel Iberoamérica SRL

STRICTLY PRIVATE & CONFIDENTIAL

Enersis Américas Group

Map of Enersis Américas Group

Source:: Enersis Américas. 13 |

STRICTLY PRIVATE & CONFIDENTIAL

Main Characteristics of the Group’s Assets

CAPACITY PRODUCTION COMPANY TECHNOLOGY (N° FACILITIES) (MW) (GWh)

ENDESA COSTANERA 100% Thermal (1) 1,328 8,337 Argentina EL CHOCON 100% Hydro (2) 2,324 3,366 CENTRAL DOCK SUD 100% Thermal (1) 870 4,832 CACHOEIRA 100% Hydro (1) 665 2,270

Brazil

GENERATION CGT. FORTALEZA 100% Thermal (1) 322 2,542 Colombia EMGESA 85% Hydro (9) / 15% Thermal (2) 2,151 14,250 EDEGEL 38% Hydro (5) / 62% Thermal (2) 1,322 6,437 Peru CHINANGO 100% Hydro (2) 194 973 EE PIURA 100% Thermal (1) 297 689

COVERAGE CLIENTS DEMAND COMPANY AREA OF CONCESSION

(Km2) (Millons) (GWh)

Argentina EDESUR Buenos Aires (South) 3,309 2.47 18,342 AMPLA Rio de Janeiro 32,188 3.06 11,715

Brazil

DISTRIBUTION COELCE Ceará State 149,000 3.90 11,543 Colombia CODENSA (inc. EEC) Bogotá+ Cundinamarca 14,456 2.87 13,769 Peru EDELNOR Lima (North) 1,517 1.29 7,942

LENGHT TENSIÓN COMPANY CONNECTION POINTS

(Kms) (kV)

YACILEC Yacyretá (Par) - Resistencia (Arg) 269 500

Argentina

TRANSMISSION CTM Rincón (Arg) - Garabí (Bra) 130 500 Brazil CIEN Garabí (Bra) - Itá (Bra) 354 500

The tables above show the main operational assets of Enersis Américas Group split by business segment (Generation, Distribution and Transmission), highlighting main technical variables of the companies, by country.

14 |

STRICTLY PRIVATE & CONFIDENTIAL

Enersis Américas Group – Equity Interests by Activity

ENERSIS ENDESA CHILECTRA TOTAL TOTAL THIRD

COMPANY AMÉRICAS AMÉRICAS AMÉRICAS ENERSIS AM PARTIES Indirect participation through the following companies:

ENDESA COSTANERA 75.7% 45.4% 30.3% Endesa Argentina and Southern Cone HIDROELECTRICA EL CHOCON 65.4% 39.2% 26.2% Endesa Argentina and Hidroinvest CENTRAL DOCK SUD 40.3% 40.3% 0.0% Inversora Dock Sud

Argentina

TERM. MANUEL BELGRANO 0.6% 16.4% 10.4% 6.5% Endesa Costanera, El Chocón and Dock Sud TERM. JOSE DE SAN MARTIN 0.6% 16.4% 10.4% 6.5% Endesa Costanera, El Chocón and Dock Sud

VUELTA DE OBLIGADO 2.6% 22.7% 16.2% 9.1% Endesa Costanera, El Chocón and Dock Sud

CACHOEIRA 50.8% 37.0% 11.2% 84.2% 14.9% Enel Brasil GENERATION CGT. FORTALEZA 50.9% 37.1% 11.3% 84.4% 15.0% Enel Brasil Brasil EOLICA FAZENDA NOVA 50.9% 37.1% 11.3% 84.3% 15.0% Enel Brasil EGP MODELO I 0.5% 0.4% 0.1% 0.8% 0.1% Enel Brasil EGP MODELO II 0.5% 0.4% 0.1% 0.8% 0.1% Enel Brasil Colombia EMGESA 21.6% 26.9% 37.7% 10.8% EDEGEL 21.1% 62.5% 58.6% 25.0% Generandes Perú Peru CHINANGO 16.9% 50.0% 46.9% 20.0% Edegel

EE PIURA 96.5% 96.5% 0.0% Generalima and Caboblanco

EDESUR 37.6% 0.5% 34.1% 71.6% 0.5% Distrilec

Argentina

SACME 18.8% 0.3% 17.0% 35.8% 0.3% Edesur

AMPLA 45.3% 17.4% 36.7% 92.0% 7.3% Chilectra Inversud and Enel Brasil

Brasil 45.2% 21.9% 6. 64.9% 8.8%

COELCE 6% Enel Brasil

DISTRIBUTION CODENSA 39.1% 9.4% 48.4% 0.1%

Colombia DECA 19.2% 4.6% 23.7% 0.0% Codensa EEC 15.8% 3.8% 19.5% 0.0% Deca Peru EDELNOR 60.1% 15.6% 75.5% 0.1% Distrilima

CTM 50.9% 37.1% 11.3% 84.4% 15.0% Cien

Argentina TESA 50.9% 37.1% 11.3% 84.4% 15.0% Cien, Endesa Argentina

TRANSMISSION

YACILEC 22.2% 22.2% 0.0%

Brasil CIEN 50.9% 37.1% 11.3% 84.4% 15.0% Enel Brasil

Argentina CEMSA 55.0% 45.0% 82.0% 18.0% Endesa Argentina COM. AND SERVICES Brasil EN BRASIL 50.9% 37.1% 11.3% 84.4% 15.0% Enel Brasil Colombia EMGESA PANAMA 21.6% 26.9% 37.7% 10.8% Emgesa

INFRASTRUCTURE Colombia PORT. CENTRAL CARTAGENA 22.4% 25.5% 0.5% 38.2% 10.2% Emgesa and Inversora Codensa

Column “Enersis Américas” shows its direct and indirect equity interests over each one of the induvial businesses, excluding those indirect interests through Endesa Américas and Chilectra Américas.

Column “Controlled by Enersis” shows total direct and indirect equity interests over each one of the individual businesses.

Column “Minority Contribution” shows indirect equity interests that minority shareholders of Endesa Américas and Chilectra Américas own in each one of the individual businesses. Bottom line, this column represents the equity interests that Enersis Américas will sum-up to its control post merger.

15 |

STRICTLY PRIVATE & CONFIDENTIAL

Enersis Américas Group – Equity Interests by Country

ENERSIS ENDESA CHILECTRA TOTAL TOTAL THIRD

COMPANY AMÉRICAS AMÉRICAS AMÉRICAS ENERSIS AM PARTIES Indirect participation through the following companies:

ENDESA COSTANERA 75.7% 45.4% 30.3% Endesa Argentina and Southern Cone HIDROELECTRICA EL CHOCON 65.4% 39.2% 26.2% Endesa Argentina and Hidroinvest CENTRAL DOCK SUD 40.3% 40.3% 0.0% Inversora Dock Sud Generation . MANUEL BELGRANO 0.6% 16.4% 10.4% 6.5%

TERM Endesa Costanera, El Chocón and Dock Sud

TERM. JOSE DE SAN MARTIN 0.6% 16.4% 10.4% 6.5% Endesa Costanera, El Chocón and Dock Sud

ARGENTINA VUELTA DE OBLIGADO 2.6% 22.7% 16.2% 9.1% Endesa Costanera, El Chocón and Dock Sud

EDESUR 37.6% 0.5% 34.1% 71.6% 0.5% Distrilec Distribution SACME .8% 0.3% 17. 35.8% 0.3%

18 0% Edesur

CTM 50.9% 37.1% 11.3% 84.4% 15.0% Cien

Transmission TESA 50.9% 37.1% 11.3% 84.4% 15.0% Cien, Endesa Argentina YACILEC 22.2% 22.2% 0.0% Com. and services CEMSA 55.0% 45.0% 82.0% 18.0% Endesa Argentina

CACHOEIRA 50.8% 37.0% 11.2% 84.2% 14.9% Enel Brasil CGT. FORTALEZA 50.9% 37.1% 11.3% 84.4% 15.0% Enel Brasil Generation EOLICA FAZENDA NOVA 50.9% 37.1% 11.3% 84.3% 15.0% Enel Brasil EGP MODELO I 0.5% 0.4% 0.1% 0.8% 0.1% Enel Brasil BRAZIL EGP II 0.5% 0.4% 0. 0.8% 0.1%

MODELO 1% Enel Brasil

AMPLA 45.3% 17.4% 36.7% 92.0% 7.3% Chilectra Inversud and Enel Brasil

Distribution COELCE 45.2% 21.9% 6.6% 64.9% 8.8%

Enel Brasil

Transmission CIEN 50.9% 37.1% 11.3% 84.4% 15.0% Enel Brasil Com. and services EN BRASIL 50.9% 37.1% 11.3% 84.4% 15.0% Enel Brasil

Generation EMGESA 21.6% 26.9% 37.7% 10.8% CODENSA 39.1% 9.4% 48.4% 0.1%

COLOMBIA Distribution DECA 19.2% 4.6% 23.7% 0.0% Codensa EEC 15.8% 3.8% 19.5% 0.0% Deca Com. and services EMGESA PANAMA 21.6% 26.9% 37.7% 10.8% Emgesa

Infrastructure PORT. CENTRAL CARTAGENA 22.4% 25.5% 0.5% 38.2% 10.2% Emgesa amd Inversora Codensa

EDEGEL 21.1% 62.5% 58.6% 25.0% Generandes Perú PERU Generation CHINANGO 16.9% 50.0% 46.9% 20.0% Edegel

EE PIURA 96.5% 96.5% 0.0% Generalima and Caboblanco

Distribution EDELNOR 60.1% 15.6% 75.5% 0.1% Distrilima

Column “Enersis Américas” shows its direct and indirect equity interests over each one of the induvial businesses, excluding those indirect interests through Endesa Américas and Chilectra Américas.

Column “Controlled by Enersis” shows total direct and indirect equity interests over each one of the individual businesses.

Column “Minority Contribution” shows indirect equity interests that minority shareholders of Endesa Américas and Chilectra Américas own in each one of the individual businesses. Bottom line, this column represents the equity interests that Enersis Américas would sum-up to its control post merger.

16 |

STRICTLY PRIVATE & CONFIDENTIAL

1. Executive summary

Scope of work

General limitations

Background and procedures applied

2.Description of the transaction

3.Description of the companies

4.Methodology of work

5.Companies valuation

6.Exchange ratio of shares

7.Merger unaudited pro forma consolidated statement of financial position as of June 30, 2016 Appendix Appendix 1: Direct & indirect shareholdings of the companies Appendix 2: Proforma consolidation table

STRICTLY PRIVATE & CONFIDENTIAL

The valuation process

Forecast Selection of the Understanding the companies’ appropriate Valuation report business performance valuation model

Key value drivers Historical financial Description of the valuation Summary and valuation statement analysis model and key assumptions conclusions Company strategy Macroeconomic scenario Absolute valuation models: Business description and Industry/segment: size, industry analysis growth and profitability Key value drivers - DCF

Risk factor description Company positioning within Scenario sensitivity Relative valuation models: the industry analysis Description of the relative

- Transaction comps values of each of the

Threat of new entrants in Definition of methodology

- Trading comps Companies the industry for calculation of terminal values Calculation of the Exchange Threat of substitutes Ratio Estimate growth rates for Bargaining power of buyers perpetuity formulas Bargaining power of suppliers Rivalry among existing competitors Key regulatory aspects

18 |

STRICTLY PRIVATE & CONFIDENTIAL

Valuation methodologies

Since the 3 companies have operations in different segments (Gx, Dx, Tx) and countries (Arg, Bra, Col, Per) with specific characteristics and different risk-return equations, we chose to value them by the methodology of sum-of-parts, mostly relying on the DCF method, using multiples-based valuations as a reference or with partial weighting in the final value.

For the valuation by DCF, we used financial projections provided by management, as well as estimates of terminal value and discount rates that reflect the risks associated with the projected flows, calculated by Providence Capital for each of them.

To the value obtained for each business, we subtracted the net financial debt along with other adjustments, case by case, named Equity Bridges by the management, for determining the equity value of each company.

Finally, according to the equity interest that each of the 3 Companies have over each company valued, we calculate the relative value of each one of the Companies following a sum-of-parts criteria, including adjustments to reflect the tax compensation and the holding discounts (see chapter 5).

Valuation

Absolut Relative

Valuation Valuations

DCF (most widely used) Multiples (referential methodology)

Cash flows to be discounted by company: Trading Comps

EBITDA (Income) Transaction Comps

(-) Tax calculated on EBIT

(-) Capex Selectrion of appropiate comparables for: (-) Consumption of Working Capital o Gx

= Free Cash Flow for the Company o Tx

Terminal values by company. o Dx

Growth rates of terminal value cash flows. Multiples selection

Company discount rates (WACC). o Enterprise value / EBITDA (EV/EBITDA)

Deriving the Enterprise Values o Enterprise value / MW (reviewed, but not used) Deduction of net financial debt and other adjustments, called by the administration “Equity Bridges”.

Obtaining Equity Values

19 |

STRICTLY PRIVATE & CONFIDENTIAL

Discounted Cash Flow Methodology (“DCF”)

The method of discounted cash flow (DCF ) estimates the value of the business / company by adding free cash flows generated by the company discounted to present value.

5-year financial projections for the companies evaluated were used, with a terminal value representing the continuation

DCF Methodology of the business.

This methodology distinguishes between operational and financial elements which add to the Enterprise Value. used by The operational elements are represented in the projected operational free cash flows (excluding financial flows such as

Providence Capital interest paid and received).

Financial elements are considered in the discount rate (WACC), at which the operating free cash flows are discounted back to present value. The WACC is obtained by multiplying the proportional share of each source of capital with their respective cost (i.e. cost of debt multiplied by the proportionate share of debt in total capital).

Free Cash Flow by Free Cash Flow (FCF) = Income – Operational Costs (excluding Depreciation & Amortization) – Taxes – CapEx –

Company or Asset Variations of Working Capital

The terminal value reflects the sum of the expected free cash flows of the company beyond the explicitly projected period, which in these valuation exercise occurs from year 5 onwards. Exceptions were considered in certain cases.

Our model assumes the traditional formula of perpetuity for Gx businesses and an approach through expected returns

Terminal Value on new investments in those regulated industries such as Dx, subject to regulatory limits, target growth rates and discount rates .

Normalized free cash flows for the first year post explicit forecast period are used for these calculations.

20 |

STRICTLY PRIVATE & CONFIDENTIAL

DCF – WACC (discount rate)

The company’s cost of capital reflects the opportunity cost (or profitability) for all the capital providers of the company weighted by their relative contribution to the company’s capital The cost of capital used to calculate the net present value of the free cash flows to the firm is determined by the Weighted Average Cost of Capital (“WACC”) of the firm or project being valued.

The WACC is calculated based in the following formula:

WACC parameters WACC(t) = Ke * E/(D+E) + Kd * D/(D+E), where: Ke = Cost of Equity Kd = After Tax Cost of Debt

E = Market Value of Equity

D = Value of Debt

The standard model to estimate the cost of equity is the capital asset pricing model (CAPM). A basic principle of the model is that the required rate of return for a risky asset can be broken down into two parts = Rate of return for a risk-free asset + Risk premium.

Another basic principle of the model is that the total risk (measured by the variance of an asset’s return) of a risky asset can also be split into two parts = Undiversifiable risk (systematic risk) + Diversifiable risk (unsystematic risk)

The CAPM states that:

Cost of Equity Ke = (Rf + Cr)+ ÃŸ*(MRP), where:

(Ke) Ke = cost of Equity

Rf = Risk Free Rate of Return Cr = Country Risk Premium

Rm = Expected rate of return of the market portfolio of risky assets MRP = Market risk premium (Rm-Rf)

ÃŸ = Equity beta (levered beta)

21 |

STRICTLY PRIVATE & CONFIDENTIAL

DCF – WACC (discount rate)

The currency and duration of the risk free rate should match the currency and duration of the cash flows that are being Risk Free Rate discounted. We have used the 10-year sovereign bond of the United States to calculate the risk free rate (estimated as (Rf) a United States 10 -year benchmark index -Thomson Reuters) for the purposes of calculating the risk -free rate.

The Rf used is 1.55%

Country risk As a proxy for country risk premium we used the EMBI of each market (Arg, Bra, Col , Per , Chi) of Thomson Reuters premium and Bloomberg as final sources.

(Cr) The Cr used is 4.99% for Argentina, 3.59% for Brazil, 1.95 % for Chile, 2.53% for Colombia, and 1.91% for Peru.

The MRP is the additional return over and above the risk free return required by investors before they will invest in the market portfolio.

Market risk premium

As proxy MRP, we considered the average MRPs used by international investment banks, some of which cite sources

(MRP) such as Morningstar and Ibbottson.

The MRP used is 6.6%.

The capital structure of each company is calculated based on market averages observed in Gx, Tx & Dx companies in

Capital structure

Latin America, which is consistent with the comparables used for calculating the Betas.

The cost of debt was estimated as the 10-years average marginal cost of borrowing in USD, observed in comparable

Cost of debt companies in the industry with similar risk profile .

Corporate income

Nominal tax rates were used to tax capital gains for each of the countries where the companies evaluated operates. tax rate

22 |

STRICTLY PRIVATE & CONFIDENTIAL

DCF – WACC (discount rate)

Beta is a measure of systematic market risk, non-diversifiable. The coefficient Beta attempts to indicate what proportion of a company’s share price variation may be explained by the variation in the market portfolio.

It is calculated through a linear regression between the series of variations in the share price and the series of variations in the market portfolio (Index MSCI World) over a certain period of time, both in USD

For illiquid stocks and markets, such as the Latin-American Stock Market, the best approach to calculate a company’s beta is to determine a set of comparable companies in order to build an industry unlevered Beta (asset Beta) and this is taken as reference for the unlevered Beta of the company under study. This Beta is then re-levered to reflect the company’s target capital structure (equity Beta).

For our analysis, based on the unleveraged Betas (obtained from Bloomberg) we calculate the unlevered Beta for Beta Generation companies, and other for Transmission and Distribution companies.

Beta is composed of both operational and financial risk. In order to obtain the operational risk of the business, the equity

(ÃŸ) beta is unlevered based on the company’s market value debt to equity structure and income tax rate according to the following formulas:

ÃŸ U = ÃŸ L/ (1 + (1 - Tc) * (Debt/Equity)), where: Tc = Corporate Tax Rate

ÃŸ U = Unlevered beta

ÃŸ L = Levered beta

The average unlevered beta of the set of comparable companies is then re-levered to the company’s target capital structure, in accordance to the following formula:

ÃŸ L = ÃŸ U * (1 + (1 - Tc) * (Debt/Equity))

23 |

STRICTLY PRIVATE & CONFIDENTIAL

Key value drivers

Macroeconomic Costs / CapEx /

Revenues WACC scenario Taxes Working Capital

Exchange rates Capacity Fixed costs Investments: Risk free rates GDP growth rates Load factor Variable costs o Expansion Country risk (EMBIs) Electricity demand Effective generation Operating costs & of o Maintenance Betas growth Other revenues holding companies Treatment of terminal Market risk premium Inflation rates (overheads) values Transmission tolls Debt costs Commodity prices: coal, Taxes Oscillations of accounts Distribution tariff Capital structures gas, diesel receivable and payable Tariff revisions (insignificant in these Interest rates Mix of regulated and industries and assets) Country risk rates unregulated customers Regulatory framework Energy price expectations in the long-term

24 |

STRICTLY PRIVATE & CONFIDENTIAL

General conventions used in the valuations

Valuation date Valuation and calculation of the exchange ratio as of June 30, 2016.

Projections up to 5 years were provided by the management of the companies. These projections are not included in

Forecast period this report as they are confidential, according to the request of the administration of the companies.

The cash flows were expressed in local currency of each country on a nominal basis, using local currency as the functional currency for all companies, with the exception of Gx in Peru and Colombia, where the functional currency is

Currencies the USD.

Free cash flows (FCF) were converted into USD based on the exchange rate projections provided by management, and then discounted at the nominal WACCs in USD.

Macroeconomic Exchange rate projections provided by management. GDP and inflation projections provided by management. assumptions Information obtained from public sources.

For the projection period for explicit flows, effective tax rates provided by the administration were used.

Taxes

To calculate terminal values, nominal rates of each country were used.

25 |

STRICTLY PRIVATE & CONFIDENTIAL

Share exchange ratio

Initially, we obtain the equity value of each of the Companies (i.e. Enersis Américas, Endesa Américas, Chilectra Américas).

Based on the pre merger equity value of Enersis Américas, the percentage increase of the equity value is calculated by comparing the pre merger equity value to the equity value of Enersis Américas post merger. The latter is calculated by adding the value of the shares interests of minority shareholders in Endesa Américas and Chilectra Américas to the value of Enersis Américas pre merger.

The new shares to be issued are calculated based on the percentage increase in equity value post merger and the Share exchange number of shares of Enersis Américas existing pre merger. ratio New shares of Enersis Américas are distributed between the minority shareholders of Endesa Américas and Chilectra Américas based on their relative interests on the equity incremental value post merger, as Enersis Américas would be the acquiring company. Therefore the Exchange Ratio for the shareholders of each company (Endesa Américas and Chilectra Américas) would be defined as: o Number of Enersis Américas shares per one Endesa Américas share, that minority shareholders of Endesa Américas would receive. o Number of Enersis Américas shares per one Chilectra Américas share, that minority shareholders of Chilectra Américas would receive.

26 |

STRICTLY PRIVATE & CONFIDENTIAL

Macroeconomic projections

The main macroeconomic projections for each of the four countries considered were recently updated by the team of economists of the group and are shown in the tables below:

GDP Inflation

Projected GDP Growth 2016 2017 2018 2019 2020 Projected Inflation 2016 2017 2018 2019 2020

Argentina -0.9% 1.8% 2.3% 2.9% 3.0% Argentina 31.5% 23.0% 20.0% 17.0% 14.0%

Colombia 2.6% 2.9% 3.1% 3.1% 3.3% Colombia 7.1% 4.8% 4.0% 4.0% 3.8% Brazil -3.6% 0.2% 1.6% 2.0% 2.3% Brazil 7.5% 6.1% 5.7% 5.5% 5.0% Peru 3.7% 4.1% 4.0% 4.1% 4.3% Peru 3.7% 3.2% 2.9% 2.7% 2.6%

Currencies

Projected Local Currency vs USD Exc. Rate 2016 2017 2018 2019 2020

Argentina 15.6 16.3 16.9 17.3 19.3 Colombia 3,136.0 3,154.0 3,185.0 3,226.0 3,276.0 Brazil 3.9 4.0 4.0 3.9 3.9 Peru 3.5 3.7 3.5 3.5 3.4

27 |

STRICTLY PRIVATE & CONFIDENTIAL

1. Executive summary

Scope of work

General limitations

Background and procedures applied

2.Description of the transaction

3.Description of the companies

4.Methodology of work

5.Companies valuation

6.Exchange ratio of shares

7.Merger unaudited pro forma consolidated statement of financial position as of June 30, 2016 Appendix Appendix 1: Direct & indirect shareholdings of the companies Appendix 2: Proforma consolidation table

STRICTLY PRIVATE & CONFIDENTIAL

Summary of companies’ valuation

Equity Value Equity Value for Equity Value for Equity Value for Country Company Business (100%) Enersis Américas Endesa Américas Chilectra Américas

Low High Low High Low High Low High

AMPLA Dx $ 457 $ 626 $ 420 $ 576 $ 80 $ 109 $ 167 $ 229 COELCE Dx $ 833 $ 927 $ 540 $ 601 $ 182 $ 203 $ 55 $ 61 CACHOEIRA Gx $ 376 $ 385 $ 317 $ 324 $ 139 $ 142 $ 42 $ 43 CGT. FORTALEZA Gx $ 374 $ 385 $ 315 $ 325 $ 139 $ 143 $ 42 $ 43 CIEN Tx $ 265 $ 271 $ 224 $ 228 $ 99 $ 100 $ 30 $ 30 EN BRASIL Others $ 107 $ 119 $ 91 $ 100 $ 40 $ 44 $ 12 $ 13 ENEL BRASIL Holding $ 201 $ 188 $ 169 $ 159 $ 75 $ 70 $ 23 $ 21 EDEGEL Gx $ 2,023 $ 2,304 $ 1,186 $ 1,350 $ 1,264 $ 1,439 $ 0 $ 0 CHINANGO Gx $ 473 $ 543 $ 222 $ 255 $ 236 $ 271 $ 0 $ 0 EE PIURA Gx $ 190 $ 219 $ 183 $ 212 $ 0 $ 0 $ 0 $ 0 EDELNOR Dx $ 1,546 $ 1,843 $ 1,168 $ 1,392 $ 0 $ 0 $ 241 $ 287 CABO BLANCO Holding $ 8 $ 8 $ 8 $ 8 $ 0 $ 0 $ 0 $ 0 GENERALIMA Holding -$ 74 -$ 74 -$ 74 -$ 74 $ 0 $ 0 $ 0 $ 0 INVERSIONES DISTRILIMA Holding $ 29 $ 29 $ 29 $ 29 $ 0 $ 0 $ 9 $ 9 COSTANERA Gx $ 30 $ 32 $ 14 $ 15 $ 23 $ 24 $ 0 $ 0 EL CHOCON Gx $ 276 $ 282 $ 108 $ 111 $ 180 $ 185 $ 0 $ 0 DOCKSUD Gx $ 76 $ 79 $ 31 $ 32 $ 0 $ 0 $ 0 $ 0 EDESUR Dx $ 304 $ 346 $ 218 $ 248 $ 2 $ 2 $ 104 $ 118 CEMSA Dx $ 17 $ 19 $ 14 $ 15 $ 8 $ 8 $ 0 $ 0 TESA Tx -$ 18 -$ 18 -$ 16 -$ 15 -$ 7 -$ 7 -$ 2 -$ 2 CTM Tx -$ 19 -$ 19 -$ 16 -$ 16 -$ 7 -$ 7 -$ 2 -$ 2 EMGESA Gx $ 5,341 $ 6,313 $ 2,015 $ 2,382 $ 1,435 $ 1,696 $ 0 $ 0 PORT. CENTRAL CARTAGENA Gx $ 2 $ 2 $ 1 $ 1 $ 0 $ 0 $ 0 $ 0 CODENSA Dx $ 2,727 $ 3,226 $ 1,295 $ 1,532 $ 0 $ 0 $ 252 $ 298 ENERSIS AMERICAS Holding $ 1,151 $ 1,139 $ 1,151 $ 1,139 $ 0 $ 0 $ 0 $ 0 ENDESA AMERICAS Holding $ 34 $ 33 $ 21 $ 20 $ 34 $ 33 $ 0 $ 0 CHILECTRA AMERICAS Holding -$ 197 -$ 198 -$ 195 -$ 197 $ 0 $ 0 -$ 197 -$ 198

Total “” of stakes in individual companies N.A N.A $ 9,439 $ 10,750 $ 3,922 $ 4,457 $ 776 $ 951

- Holding discount N.A N.A -$ 944 -$ 1,075 -$ 196 -$ 223 $ 0 $ 0

Sum of parts “” of stakes in individual Value “” of stakes minus holding discount N.A N.A $ 8,495 $ 9,675 $ 3,726 $ 4,234 $ 776 $ 951

Pre contribution adjustment value of Companies to the merger (1) N.A N.A $ 8,495 $ 9,675 $ 1,491 $ 1,695 $ 7 $ 9 companies

+/- Tax compensation (2) N.A N.A -$ 32 -$ 32 $ 32 $ 32 $ 0 $ 0

Companies final value contributed for merger N.A N.A $ 8,464 $ 9,643 $ 1,523 $ 1,726 $ 7 $ 9

Notes: (1) Corresponds to 100% of the value of “ of shareholdings less holding discount” for Enersis Américas and “ of shareholdings less holding discount” of the minority shareholdings in

Endesa Américas and Chilectras Américas. (2) Estimated tax compensation payable by the shareholders of Enersis Américas to the minority shareholders of Endesa Américas and Chilectra 29 | Américas, in relation to the net taxes already paid by Endesa Chile and Chilectra Chile, originated during the first stage of the corporate restructuring (corporate division) .

STRICTLY PRIVATE & CONFIDENTIAL

Valuations and implied multiples

V a lua tion m e thod ponde ra tion E V E quity V a lue Im plie d

C o u n t r y C o m p an y B u sin e ss

Trad in g Tran sac t io n EV / EB ITD A D C F L o w H igh L o w H igh

(1) (2) (3)

EV / EB ITD A EV / EB ITD A 2 0 1 6 E

A M P LA Dx 100% 0% 0% $ 1 ,4 8 9 $ 1 ,6 5 8 $ 4 5 7 $ 6 2 6 9 .9 x C O ELC E D x 1 0 0% 0% 0% $ 1 ,1 5 5 $ 1 ,2 4 9 $ 8 3 3 $ 9 2 7 5 .7 x C A C H O EI R A G x 1 0 0% 0% 0% $ 3 4 1 $ 3 5 0 $ 3 7 6 $ 3 8 5 3 .3 x C G T. F O R TA LEZ A G x 1 0 0% 0% 0% $ 3 7 4 $ 3 8 6 $ 3 7 4 $ 3 8 5 5 .1 x C I EN Tx 1 0 0% 0% 0% $ 2 8 1 $ 2 8 6 $ 2 6 5 $ 2 7 1 4 .9 x EN B R A S I L O th er s 5 0% 5 0% 0% $ 1 1 0 $ 1 2 1 $ 1 0 7 $ 1 2 1 6 0 .4 x EN EL B R A S I L H o l d i n g 1 0 0% 0% 0% -$ 2 8 6 -$ 2 9 9 $ 2 0 1 $ 1 8 8 -ED EG EL G x 1 0 0% 0% 0% $ 2 ,1 8 0 $ 2 ,4 6 0 $ 2 ,0 2 3 $ 2 ,3 0 4 9 ..6 x C H I N A N G O G x 1 0 0% 0% 0% $ 5 0 4 $ 5 7 4 $ 4 7 3 $ 5 4 3 1 1 .9 x EE P I U R A G x 1 0 0% 0% 0% $ 2 3 3 $ 2 6 3 $ 1 9 0 $ 2 1 9 5 .7 x ED ELN O R D x 1 0 0% 0% 0% $ 1 ,9 5 4 $ 2 ,2 5 1 $ 1 ,5 4 6 $ 1 ,8 4 3 1 0 .4 x C A B O B LA N C O H o l d i n g 1 0 0% 0% 0% -$ 0 -$ 0 $ 8 $ 8 -G EN ER A LI M A H o l d i n g 1 0 0% 0% 0% -$ 3 3 -$ 3 3 -$ 7 4 -$ 7 4 -I N V ER S I O N ES D I S TR I LI M A H o l d i n g 1 0 0% 0% 0% $ 0 $ 0 $ 2 9 $ 2 9 -C O S TA N ER A G x 1 0 0% 0% 0% $ 9 3 $ 9 5 $ 3 0 $ 3 2 1 .5 x EL C H O C O N G x 1 0 0% 0% 0% $ 3 2 0 $ 3 2 7 $ 2 7 6 $ 2 8 2 1 0 .1 x D O C K S U D G x 1 0 0% 0% 0% $ 1 0 5 $ 1 0 7 $ 7 6 $ 7 9 3 .4 x ED ES U R D x 1 0 0% 0% 0% $ 4 7 2 $ 5 1 4 $ 3 0 4 $ 3 4 6 3 ..3 x C EM S A D x 1 0 0% 0% 0% $ 1 5 $ 1 6 $ 1 7 $ 1 8 -TES A Tx 1 0 0% 0% 0% $ 7 $ 8 -$ 1 8 -$ 1 8 -C TM Tx 1 0 0% 0% 0% $ 6 $ 6 -$ 1 9 -$ 1 9 -EM G ES A G x 1 0 0% 0% 0% $ 7 ,0 3 2 $ 8 ,0 0 4 $ 5 ,3 4 1 $ 6 ,3 1 3 1 1 .6 x P O R T. C EN TR A L C A R TA G EN A G x 1 0 0% 0% 0% $ 2 $ 2 $ 2 $ 2 1 4 .0 x C O D EN S A D x 1 0 0% 0% 0% $ 3 ,3 0 0 $ 3 ,7 9 8 $ 2 ,7 2 7 $ 3 ,7 9 8 8 .3 x EN ER S I S A M ER I C A S H o l d i n g 1 0 0% 0% 0% -$ 1 9 2 -$ 2 0 4 $ 1 ,1 5 1 $ 1 ,1 3 9 -EN D ES A A M ER I C A S H o l d i n g 1 0 0% 0% 0% -$ 2 7 -$ 2 9 $ 3 4 $ 3 3 -C H I LEC TR A A M ER I C A S H o l d i n g 1 0 0% 0% 0% -$ 2 7 -$ 2 9 -$ 1 9 7 -$ 1 9 8 -

Notes: (1) Trading Comparables using EV/EBITDA multiple. (2) Transaction Comparables using EV/EBITDA multiple. (3) Implied EV/EBITDA multiple resulting from the mid-point value (average high- 30 | low) of the EV and the estimated EBITDA 2016.

STRICTLY PRIVATE & CONFIDENTIAL

Valuation by method: DCF, Trading comps, Transaction comps

DCF Valuation Trading comps Valuation Transaction comps Valuation Country Company Business (1) (2) (3)

EV/EBITDA EV/EBITDA EV/EBITDA

EV Equity Value Implied 2016E EV Equity Value 2016E EV Equity Value 2016E

AMPLA Dx $ 1,574 $ 541 9.9x $ 1,086 $ 53 6.8x $ 1,332 $ 300 8.3x COELCE Dx $ 1,202 $ 880 5.7x $ 1,441 $ 1,119 6.8x $ 1,769 $ 1,447 8.3x CACHOEIRA Gx $ 345 $ 380 3.3x $ 768 $ 803 7.4x $ 968 $ 1,003 9.4x CGT. FORTALEZA Gx $ 380 $ 379 5.1x $ 553 $ 552 7.4x $ 696 $ 695 9.4x CIEN Tx $ 283 $ 268 4.9x $ 392 $ 376 6.7x $ 487 $ 472 8.3x EN BRASIL Others $ 206 $ 204 107.9x $ 25 $ 23 13.0x $ 25 $ 23 13.0x ENEL BRASIL Holding -$ 293 $ 194 - - - - - - -EDEGEL Gx $ 2,320 $ 2,164 9.6x $ 2,048 $ 1,892 8.5x $ 2,526 $ 2,370 10.5x CHINANGO Gx $ 539 $ 508 11.9x $ 386 $ 355 8.5x $ 476 $ 445 10.5x EE PIURA Gx $ 248 $ 205 5.7x $ 370 $ 327 8.5x $ 457 $ 413 10.5x EDELNOR Dx $ 2,103 $ 1,694 10.4x $ 1,824 $ 1,416 9.0x $ 2,021 $ 1,613 10.0x CABO BLANCO Holding -$ 0 $ 8 - - - - - - -GENERALIMA Holding -$ 33 -$ 74 - - - - - - -INVERSIONES DISTRILIMA Holding $ 0 $ 29 - - - - - - -COSTANERA Gx $ 94 $ 31 1.5x $ 248 $ 185 3.9x $ 289 $ 227 4.5x EL CHOCON Gx $ 323 $ 279 10.1x $ 123 $ 79 3.9x $ 144 $ 100 4.5x DOCKSUD Gx $ 106 $ 78 3.4x $ 120 $ 91 3.9x $ 162 $ 133 5.2x EDESUR Dx $ 493 $ 325 3.3x $ 585 $ 417 3.9x $ 789 $ 621 5.2x CEMSA Dx $ 17 $ 18 - -$ 0 $ 0 - -$ 0 $ 0 -TESA Tx $ 8 -$ 18 - $ 4 -$ 22 - $ 6 -$ 20 -CTM Tx $ 6 -$ 19 - $ 4 -$ 21 - $ 5 -$ 20 -EMGESA Gx $ 7,518 $ 5,827 11.6x $ 5,487 $ 3,797 8.5x $ 6,767 $ 6,767 10.5x PORT. CENTRAL CARTAGENA Gx $ 2 $ 2 14.0x $ 1 $ 1 8.5x $ 1 $ 1 10.5x CODENSA Dx $ 3,549 $ 2,976 8.3x $ 3,860 $ 3,287 9.0x $ 4,277 $ 3,704 10.0x ENERSIS AMERICAS Holding -$ 198 $ 1,145 - - - - - - -ENDESA AMERICAS Holding -$ 28 $ 34 - - - - - - -CHILECTRA AMERICAS Holding -$ 28 -$ 197 - - - - - - -

The table shows referential Enterprise Values (“EV”) and Equity Values, corresponding to the mid-values estimated as value ranges for each company derived from each specific valuation method.

Notes: (1) EV/EBITDA implicit multiple resulting from middle values (average, high-low) of the estimated Enterprise value (EV) and the expected EBITDA for year 2016. (2) Used multiple to determine the middle point of EV. It is determined based on EV/EBITDA multiples of transaction comparables. For more details please refer to pages 39 – 41 of this Report. (3) Multiple used to 31 | determine the middle point of EV. It is determined based on EV/EBITDA multiple estimates used in transactions comparables. For more details, please refer to page 42 of this report.

STRICTLY PRIVATE & CONFIDENTIAL

Enersis Américas: most relevant companies in terms of equity value

Individual company equity values adding to the sum-of-the-parts equity valuation(1), in USD million

12,000

ENERSIS AMERICAS

Equity value

1,401 10,095 10,000

320 571

498 Otros (3) 8,000 CACHOEIRA

1,145 BR, Gx

COELCE AMPLA BR, Dx 1,280 BR, Dx

6,000

ENERSIS 1,414 AMERICAS (2) EDELNOR

4,000 1,268 PE, Dx

CODENSA 2,198 CO, Dx

2,000 EDEGEL

PE, Gx

0

EMGESA

CO, Gx

Notes: (1) Excludes both holding discount and tax compensation adjustments. (2) Considers: (i) the net present value of holding operational expenses; (iii) Individual net financial debt (it has net cash position); (Iii) Reception of the proportional dividend that the administration of Chilectra Amercias will propose by CLP 120,000 million. (3) Considers an increase of net financial 32 | debt of Chilectra Americas as a result of the CLP 120,000 million dividend that the administration will propose.

STRICTLY PRIVATE & CONFIDENTIAL

Endesa Américas: most relevant companies in terms of equity value

Individual company equity values adding to the sum-of-the-parts equity valuation(1), in USD million

ENDESA AMERICAS

4,500 Equity value 309 4,190

4,000 141 192

94 Otros 254 CACHOEIRA

3,500 100

COELCE BR, Gx 182 AMPLA BR, Dx BR, Dx

CHINANGO 3,000 1,351 CIEN

PE,Gx CHOCON BR, Tx AR, Gx

2,500

2,000

1,566 1,500

EDEGEL

PE, Gx

1,000

500

0

EMGESA

CO, Gx

33 |

Note: (1) Excludes both holding discount and tax compensation adjustments.

STRICTLY PRIVATE & CONFIDENTIAL

Chilectra Américas: most relevant companies in terms of equity value

Individual company equity values adding to the sum-of-the-parts equity valuation(1), in USD million

1,200

30 13

1,000 - 113

CHILECTRA AMERICAS

43 Equity value

43 CIEN EN BRASIL 864 111 BR, Tx BR, Others

FORTALEZA

Others (2) CACHOIRA BR, Gx 800 198 BR,Gx

EDESUR

AR, Dx

600 264

AMPLA

BR, Dx

400

EDELNOR 200 PE, Dx

0

CODENSA

CO, Dx

Notes: (1) Excludes both holding discount and tax compensation adjustments. (2) Considers an increase of net financial debt of Chilectra Americas by CLP 120,000 million as a result of the 34 | dividend that the administration will propose by the same amount.

STRICTLY PRIVATE & CONFIDENTIAL

WACC - Generation

Our DCF valuation WACC Calculation methodology is based on Argentina Brazil Chile Colombia Peru the calculation of a nominal USD WACC that reflects Generation the returns required from the different sources of capital (1) US Risk Free Rate: Rf 1.55% 1.55% 1.55% 1.55% 1.55% for each asset in relation to (2) Country Risk Premium: Rp 4.99% 3.59% 1.95% 2.53% 1.91% country risk and asset’s Country Risk Free Rate: Rfp 6.54% 5.14% 3.50% 4.09% 3.46% industry, among other (3) Unlevered Beta: Bd1.200.940.620.620.62 factors.

(4) Debt/Equity: D/E 18.3% 32.9% 51.7% 51.7% 51.7% Corporate Tax Rate: Tc 35.0% 34.0% 27.0% 34.0% 26.0%

Our analysis assumes the Levered Beta: Bl1.341.140.860.840.86 usage of the same

(5) Market Risk Premium: PRM 6.6% 6.6% 6.6% 6.6% 6.6% unlevered Beta for generation assets in Chile, Cost of Equity: Ke 15.4% 12.7% 9.2% 9.6% 9.1%

Colombia and Peru (MILA) and specific Betas for

Argentina and Brazil , given (6) Cost of Debt (Before Taxes): Kdpt 9.6% 6.4% 4.1% 4.9% 4.5% particularities of the Corporate Tax Rate: Ic 35.0% 34.0% 27.0% 34.0% 26.0% businesses in these Cost of Debt (After Tax): Kd 6.2% 4.2% 3.0% 3.2% 3.3% countries D/(D+E) 15.5% 24.8% 34.1% 34.1% 34.1% E/(D+E) 84.5% 75.2% 65.9% 65.9% 65.9%

WACC 14.0% 10.6% 7.1% 7.4% 7.2%

Notes: (1) Rf: US Government 10 year bond benchmark; (2) Rp: Country EMBIs; (3) Bd: industrial average; (4) D/E: Industrial average; (5) PRM: Equity research and investment banks reports average (6) Kdpt: Cost of debt estimations based on utilities’ corporate bonds yields in each country

35 |

Source: Thompson Reuters, Bloomberg, Morgan Markets, Providence Capital – 22/07/2016

STRICTLY PRIVATE & CONFIDENTIAL

WACC – Distribution and Transmission

In the case of Brazil, the WACC Calculation target D/E ratio was normalized to the average of Argentina Brazil Chile Colombia Peru

MILA and Argentina Distribution and Transmission parameters

(1) US Risk Free Rate: Rf 1.55% 1.55% 1.55% 1.55% 1.55% (2) Country Risk Premium: Rp 4.99% 3.59% 1.95% 2.53% 1.91% Country Risk Free Rate: Rfp 6.54% 5.14% 3.50% 4.09% 3.46%

(3) Unlevered Beta: Bd1.450.930.600.600.60 (4) Debt/Equity: D/E 50.5% 50.5% 50.4% 50.4% 50.4% Corporate Tax Rate: Tc 35.0% 34.0% 27.0% 34.0% 26.0% Levered Beta: Bl1.921.250.820.800.83 (5) Market Risk Premium: PRM 6.6% 6.6% 6.6% 6.6% 6.6%

Cost of Equity: Ke 19.2% 13.4% 8.9% 9.4% 8.9%

(6) Cost of Debt (Before Taxes): Kdpt 9.6% 6.4% 4.1% 4.9% 4.5% Corporate Tax Rate: Ic 35.0% 34.0% 27.0% 34.0% 26.0% Cost of Debt (After Tax): Kd 6.2% 4.2% 3.0% 3.2% 3.3%

D/D+E 33.5% 33.5% 33.5% 33.5% 33.5% E/D+E 66.5% 66.5% 66.5% 66.5% 66.5%

WACC 14.9% 10.3% 6.9% 7.3% 7.0%

Notes: (1) Rf: US Government 10 year bond benchmark; (2) Rp: Country EMBIs; (3) Bd: industrial average; (4) D/E: Industrial average; (5) PRM: Equity research and investment banks reports average (6) Kdpt: Cost of debt estimations based on utilities’ corporate bonds yields in each country

36 |

Source: Thompson Reuters, Bloomberg, Morgan Markets, Providence Capital – 22/07/2016

STRICTLY PRIVATE & CONFIDENTIAL

Beta calculation - Generation

BETA Calculation

Company Country Martket CapD/D+E D/E CorporateBeta Beta (USD M) Tax Rate Levered Unlevered

Generation

Costanera Argentina274 16% 18% 35%1.34 1.20 Tractebel Brasil8,316 11% 13% 34%1.08 0.99 CESP Brasil1,418 13% 15% 34%1.32 1.20 Electrobras Brasil6,801 66% 195% 34%1.43 0.63 Colbun Chile4,357 34% 51% 27%0.72 0.52 AES Gener Chile4,123 45% 83% 27%1.00 0.62 E-CL Chile1,964 27% 37% 27%0.89 0.70 ISAGEN Colombia4,143 23% 30% 34%0.71 0.59 CELSIA Colombia956 60% 149% 34%0.98 0.49 EDEGEL Peru2,292 7% 7% 26%0.86 0.82

Average MILA 17,835,055,741 34% 52% 29%0.86 0.62 Average Brasil 16,534,763,022 25% 33% 34%1.28 0.94 Average Argentina 273,739,436 16% 18% 35%1.34 1.20

In the Betas calculation, we have considered the existing industry, market and liquidity structural differences of the potentially comparable companies At the sub-industry level, the sample was divided in Generation and a second group composed by Transmission and Distribution companies, considering that the latest group share a more comparable risk and profitability profile, and that there is a reduced number of companies available to obtain a significant sample for each of these sub-industries

At a country level, the sample was conformed grouping countries with comparable characteristics, where Chile, Colombia and Peru were considered together in one block (MILA) given their greater structural similarity, while Brazil and Argentina were considered separately

37 |

Source: Thompson Reuters, Bloomberg, Morgan Markets, Providence Capital – 22/07/2016

STRICTLY PRIVATE & CONFIDENTIAL

Beta calculation – Distribution and Transmission

BETA Calculation

Company Country Martket CapD/D+E D/E CorporateBeta Beta (USD M) Tax Rate Levered Unlevered

Distribution and Transmission

EDENOR Argentina391 34% 50% 35%1.92 1.45 Electropaulo Brazil1,132 48% 92% 34%1.56 0.97 AMPLA Brazil1,033 46% 85% 34%1.83 1.17 COELCE Brazil967 26% 35% 34%1.29 1.04 CEMIG Brazil3,432 55% 124% 34%1.45 0.80 Copel Brazil2,318 48% 94% 34%1.45 0.90 EDP Energias Do Br Brazil2,694 40% 67% 34%1.05 0.73 CGE Chile2,737 41% 69% 27%0.89 0.59 Luz del Sur Peru1,640 23% 29% 26%0.78 0.64 Edelnor Peru Peru1,104 27% 37% 26%0.73 0.57

Average MILA 5,481,139,449 34% 50% 26%0.80 0.60 Average Brazil 11,575,289,858 34% 50% 34%1.44 0.93 Average Argentina 390,879,760 34% 50% 35%1.92 1.45

In the case of Distribution and Transmission, the greatest part of the comparables sample is attributable to Brazil, with some cases available in Chile and Peru,

Given the current situation of the country, the target D/E for distribution and transmission companies in Brazil was adjusted to make it converge to the

MILA and Argentina average parameter

38 |

Source: Thompson Reuters, Bloomberg, Morgan Markets, Providence Capital – 22/07/2016

STRICTLY PRIVATE & CONFIDENTIAL

Trading Multiples – Chile, Colombia y Perú

Our analysis considers the use Chile - Colombia - Peru of trading multiples only as a

Company Country Market Cap EV/Ebitda EV/Ebitda EV/Ebitda complementary verification method respect of the values USD M 2016 E 2017 E 2018 E obtained from the DCF model

Generation

Colbun Chile4,357 8.1x 8.3x 8.3x

The multiples hereby presented

AES Gener Chile4,123 10.4x 9.8x 8.8x were calculated through the division of the companies’ EV on E-CL Chile1,964 7.2x 8.4x 7.5x

July 21, 2016, and the equity CELSIA Colombia956 8.2x 6.7x 5.9x research analysts’ estimates EDEGEL Peru2,292 9.6x 9.2x 10.2x consensus for the projected

ENERSUR Peru1,554 7.2x 7.2x 7.6x

EBITDAs of each period

Average 8.5x 8.3x 8.0x Median 8.1x 8.3x 7.9x

The sample of comparative companies for the multiples Min 7.2x 6.7x 5.9x calculation was adjusted Max 10.4x 9.8x 10.2x considering liquidity, industry Transmission and Distribution type and equity research analysts’ coverage criteria

Aguas Andinas Chile3,644 10.9x 10.4x 9.6x ISA Colombia3,485 7.8x 5.4x 4.9x EEB Colombia5,674 9.7x 9.7x 9.4x Luz del Sur Peru1,640 9.3x 8.9x 8.3x Edelnor Peru Peru1,104 7.3x 6.5x 6.2x

Average 9.0x 8.2x 7.7x Median 9.3x 8.9x 8.3x

Min 7.3x 5.4x 4.9x Max 10.9x 10.4x 9.6x

39 |

Source: Thompson Reuters, Bloomberg, Morgan Markets, Providence Capital – 22/07/2016

STRICTLY PRIVATE & CONFIDENTIAL

Trading Multiples - Brazil

Our analysis considers the use Brazil of trading multiples only as a

Company Country Market Cap EV/Ebitda EV/Ebitda EV/Ebitda complementary verification

USD M 2016 E 2017 E 2018 E method respect of the values obtained from the DCF model Generation

Tractebel Brazil8,316 8.1x 7.0x 6.6x CESP Brazil1,418 5.5x 5.5x 5.6x The multiples hereby presented AES Tiete Brazil1,826 6.6x 5.7x 5.3x were calculated through the division of the companies’ EV on CPFL En. Ren. Brazil1,743 9.5x 7.8x 7.1x July 21, 2016, and the equity Electrobras Brazil6,801 N.M 8.5x 5.3x research analysts’ estimates Average 7.4x 6.9x 6.0x consensus for the projected Median 7.4x 7.0x 5.6x EBITDAs of each period

Min 5.5x 5.5x 5.3x Max 9.5x 8.5x 7.1x

The sample of comparative Transmission companies for the multiples

Taesa Brazil2,400 6.7x 7.1x 7.7x calculation was adjusted considering liquidity, industry Average 6.7x 7.1x 7.7x type and equity research Median 6.7x 7.1x 7.7x analysts’ coverage criteria Min 6.7x 7.1x 7.7x Max 6.7x 7.1x 7.7x

Distribution

Electropaulo Brazil1,132 6.1x 5.1x 3.9x EQUATORIAL Brazil3,041 9.6x 8.0x 6.7x CEMIG Brazil3,432 6.7x 6.5x 5.7x Copel Brazil2,318 5.6x 4.7x 4.3x EDP Energias D Brazil2,694 6.7x 6.5x 6.0x Light Brazil901 6.1x 5.3x 4.5x

Average 6.8x 6.0x 5.2x Median 6.4x 5.9x 5.1x

Min 5.6x 4.7x 3.9x Max 9.6x 8.0x 6.7x

40 |

Source: Thompson Reuters, Bloomberg, Morgan Markets, Providence Capital – 22/07/2016

STRICTLY PRIVATE & CONFIDENTIAL

Trading Multiples - Argentina

In the case of Argentina, given

Argentina the restricted sample of available companies that Company Country Market Cap EV/Ebitda EV/Ebitda EV/Ebitda present reasonable liquidity and

USD M 2016 E 2017 E 2018 E coverage from equity research analysts, we have considered a Generation - Transmission - Distribution unique average multiple for Generation, Transmission and Transener Argentina106 3.6x 2.5x 1.4x Distribution assets EDENOR Argentina391 3.0x 1.6x 1.0x Pampa Energia Argentina1,850 5.0x 3.8x 3.9x

Average 3.9x 2.6x 2.1x Median 3.6x 2.5x 1.4x

Min 3.0x 1.6x 1.0x Max 5.0x 3.8x 3.9x

41 |

Source: Thompson Reuters, Bloomberg, Morgan Markets, Providence Capital – 22/07/2016

STRICTLY PRIVATE & CONFIDENTIAL

Transaction Multiples

TARGET Country Industry Transaction Description Implicit Date Value % Acquired Buyer Seller EV/EBITDA

Pilmaiquén CH Gx mar-2015 $ 241 98% Statkraft Several investors 17.1x

(1)

Guacolda CH Gx mar-2014 $ 728 50% AES Gener Copec / Ultraterra 11.1x Isagen CO Gx jan-2016 $ 2,214 58% Brookflield Colombia Gov. 11.9x MILA Generandes Perú PE Gx apr-2014 $ 413 39% Enersis INKIA Holdings 8.4x

(2)

CGE CH Dx oct-2014 $ 2,825 97% Gas Natural Fenosa accionistas vía OPA 14.3x Chilquinta CH Dx jan-2011 $ 490 50% Sempra Energy Ashmore Energy International 9.0x Luz del Sur PE Dx jan-2011 $ 385 38% Sempra Energy AEI 6.6x

Pecem BR Gx dec-2014 $ 113 50% EDP Eneva S.A. 8.7x Brasil PCH BR Gx jun-2013 $ 650 49% CEMIG Petrobras 10.0x Brazil Terna BR Tx apr-2009 $ 1,050 66% Cemig Rete Elettrica Nazionale S.p.A. 7.9x TBE BR Tx sep-2008 $ 181 95% Cemig Brookfield 8.9x CTEEP BR Tx jun-2006 $ 535 50% Interconexión Eléctrica S.A. 9.4x AES Sul BR Dx jun-2016 $ 486 100% CPFL Energia AES Corp 7.2x

El Chocón AR Gx mar-2007 $ 50 25% Endesa S.A. CMS Energy 2.0x Piedra del Aguila AR Gx nov-2006 $ 145 59% Miguens/Bemberg/Merrill Lynch y otros Total 6.9x Argentina Transener AR Tx jul-2007 $ 54 53% Enarsa y Electroingeniería Petrobras 7.4x Aeseba AR Dx feb-2013 $ 80 100% Servicios Eléctricos Norte BA S.L Pampa Energía 3.9x Emdersa AR Dx jan-2011 $ 11 77% Pampa Energía AEI 4.2x

Average EV/EBITDA transactions Country Industry Average

MILA Gx(3) 10.5x MILA Dx y Tx 10.0x Summary BR Gx 9.4x BR Dx y Tx 8.3x AR Gx 4.5x AR Dx y Tx 5.2x

Notas: (1) Guacolda’s transaction multiple was calculated eliminating from the EV the financial debt (estimate) related to an expansion project not operative yet at the time of transaction execution. (2) The calculation of CGE’s transaction multiple considered the elimination of the financial debt related to the gas business, of the economic value (estimate) of CGE’s participation in Gasco and of the gas business EBITDA. (3) The average multiple of generation excludes Pilmaiquen.

Source: Thompson Reuters, Bloomberg, Morgan Markets, Providence Capital 42 |

STRICTLY PRIVATE & CONFIDENTIAL

1. Executive summary

Scope of work

General limitations

Background and procedures applied

2.Description of the transaction

3.Description of the companies

4.Methodology of work

5.Companies valuation

6.Exchange ratio of shares

7.Merger unaudited pro forma consolidated statement of financial position as of June 30, 2016 Appendix Appendix 1: Direct & indirect shareholdings of the companies Appendix 2: Proforma consolidation table

STRICTLY PRIVATE & CONFIDENTIAL

Exchange ratio calculation

Considering the projections of the operating business of the Companies, and performing moderate sensitivities to discount rates (WACCs) and growth rates used for terminal value calculations (g), the economic equity values of Enersis Américas, Endesa Américas and Chilectra Américas would fluctuate within an approximate minimum-maximum range of 14%-23%. However, the resulting exchange ratio presents little sensitivity to the amplitude of this range (less than 0.5% approx. for Enersis Américas and Endesa Américas; and 7.5% approx. for Enersis Américas and Chilectra Américas).

Although this “low sensitivity” could convey reliability to the exchange ratio calculation, the latter is sustained, among others, in the following assumptions: (i) the different countries’ economic and regulatory conditions remain constant overtime in relative terms; and, (ii) the distribution and generation assets proportional values remain constant, implying that the growth and risk perceptions for these industries vary in similar magnitudes.

Additionally, the exchange ratio calculation based on the sum-of-parts of the equity values arising from the DCFs of the operational companies and without including any holding discounts for any of the three Companies would not be reflecting the difference between the Companies in terms of the proximity to cash flow generation (in its respective operational companies), e.g. Enersis Américas has on the one hand direct participations on several operating companies, and on the other hand it has several indirect participations through its ownerships in the Holdings Endesa Américas and Chilectra Américas. Moreover, by not applying any holding discount, the exchange ratio would not be considering the relatively higher complexity in the valuation of Enersis Américas than in the valuation of Endesa Américas, derived from a higher dispersion of the equity value on an increased number of companies (e.g. Codensa, Edelnor, Dock Sud) that convey a significant value to Enersis Américas. In our base case scenario, we assumed a holding discount for Enersis Américas and Endesa Américas of 10% and 5%, respectively.

The range of the exchange ratio was estimated performing a sensitivity analysis on several critical variables that generate relative variations in the different industrial segments (Dx, Gx), countries and holding discounts. This range considers a holding discount for Enersis Américas of 0% to 15% and of 0% to 10% for Endesa Américas

44 |

STRICTLY PRIVATE & CONFIDENTIAL

Exchange ratio calculation

Resulting ownership structure Exchange ratio Current Minority Minority Scenario description Shareholders shareholders Shareholders Enersis-Endesa Enersis-Enersis AM. Endesa AM. Chilectra AM. Am. Chilectra Am.

1 Holding discount: Enersis 15% and Endesa 5%. 84.0% 16.0% 0.1% 2.84 4.34

Scenarios for sensitivity analysis of Waccs of Argentina decline to 9%.

2 85.9% 14.0% 0.1% 2.44 4.52 Exchange Ratio No holding discount.

Wacc increase in Dx business in Colombia of

3 100 bps.85.1% 14.8% 0.1% 2.60 3.57 No holding discount.

Change in long term growth (g). Brazil 1%.

4 Argentina 2.2%. Colombia and Peru 3%. No 84.1% 15.8% 0.1% 2.81 3.83 holding discount.

Exchange Ratio - Enersis shares for shares of: Endesa Américas Chilectra Américas

(Estimated range from sensitized scenarios) 2.44 2.84 3.57 4.52 Low High Low High

45 |

STRICTLY PRIVATE & CONFIDENTIAL

1. Executive summary

Scope of work

General limitations

Background and procedures applied

2.Description of the transaction

3.Description of the companies

4.Methodology of work

5.Companies valuation

6.Exchange ratio of shares

7.Merger unaudited pro forma consolidated statement of financial position as of June 30, 2016 Appendix Appendix 1: Direct & indirect shareholdings of the companies Appendix 2: Proforma consolidation table

STRICTLY PRIVATE & CONFIDENTIAL Assets Enersis Américas Consolidated (SVS) Merger Adjustments Enersis Américas Pro Forma Merged

M$

M$

M$ Current Assets Cash and cash equivalents 1,113,569,619 - 1,113,569,619 Other current financial assets 142,620,909 - 142,620,909 Other current non-financial assets 89,840,199 - 89,840,199 Trade and other current receivables 1,189,121,678 - 1,189,121,678 Current intercompany accounts receivables 144,502,911 - 144,502,911 Inventories 75,897,505 - 75,897,505 Current biologic assets - - - Current tax assets 87,722,866 - 87,722,866 Total current assets other than assets or group of assets for disposal classified as held for sale or held for distribution to owners 2,843,275,687 - 2,843,275,687 TOTAL CURRENT ASSETS 2,843,275,687 - 2,843,275,687 Non-Current Assets Other non-current financial assets 609,738,969 - 609,738,969 Other non-current non-financial assets 88,622,505 - 88,622,505 Trade and other non-current receivables 350,128,561 - 350,128,561 Non-current accounts receivables from related companies 270,698 - 270,698 Investments accounted for using the equity method 31,241,693 - 31,241,693 Intangible assets other than goodwill 1,153,454,168 - 1,153,454,168 Goodwill 479,483,670 - 479,483,670 Property, plant and equipment 5,024,807,458 - 5,024,807,458 Non-current biologic assets - - - Investment property - - - Deferred tax assets 137,434,192 - 137,434,192 TOTAL NON-CURRENT ASSETS 7,875,181,914 - 7,875,181,914 TOTAL ASSETS 10,718,457,601 - 10,718,457,601

Unaudited pro forma consolidated statement of financial position

STRICTLY PRIVATE & CONFIDENTIAL

Unaudited pro forma consolidated statement of financial position Equity and Liabilities Enersis Américas Consolidated (SVS) Merger Adjustments Enersis Américas Pro Forma Merged

M$

M$

M$ Current Liabilities Other current financial liabilities 819,420,506 - 819,420,506 Trade and other current payables 1,396,855,255 18,499,833 1,415,355,088 Current accounts payable to related companies 40,131,196 - 40,131,196 Other current provisions 103,068,360 - 103,068,360 Current tax liabilities 68,867,984 - 68,867,984 Current provisions for employees benefits - - - Other current non-financial liabilities 35,420,253 - 35,420,253 Total current liabilities other than those associated with groups of assets for disposal classified as held for sale 2,463,763,554 18,499,833 2,482,263,387 TOTAL CURRENT LIABILITIES 2,463,763,554 18,499,833 2,482,263,387 Non-Current Liabilities Other non-current financial liabilities 1,964,388,249 - 1,964,388,249 Trade and other non current payables 293,476,435 - 293,476,435 Non-current accounts payable to related companies - - - Other non-current provisions 237,782,799 - 237,782,799 Deferred tax liabilities 226,689,740 - 226,689,740 Non-current provisions for employees benefits 206,274,254 - 206,274,254 Other non-current non-financial liabilities 19,085,817 - 19,085,817 TOTAL NON-CURRENT LIABILITIES 2,947,697,294 - 2,947,697,294 TOTAL LIABILITIES 5,411,460,848 18,499,833 5,429,960,681 Issued capital 3,575,339,010 1,079,567,064 4,654,906,074 Retained earnings 2,148,192,728 - 2,148,192,728 Share premium - - - Own shares hold - - - Other equity participations - - - Other reserves (1,976,890,178) (579,913,623) (2,556,803,801) Equity effect for equivalence setting - - - Equity attributable to owners of the controller 3,746,641,560 499,653,441 4,246,295,001 Non-controlling interest 1,560,355,193 (518,153,274) 1,042,201,919 TOTAL EQUITY 5,306,996,753 (18,499,833) 5,288,496,920 TOTAL EQUITY AND LIABILITIES 10,718,457,601 - 10,718,457,601

STRICTLY PRIVATE & CONFIDENTIAL

Unaudited pro forma consolidated statement of financial position The merger adjustments consider the following effects:

1.Current Liabilities: Corresponds to taxes for M$18.499.833 that Chilectra Américas and Endesa Américas will have to pay in Peru and Argentina due to the transfer of investments that both companies hold in these countries. Its value corresponds to the Management’s best estimate. This tax is accrued in Endesa Américas and Chilectra Américas, but would be paid by Enersis Américas being the legal continuing entity.

2.Issued Capital: Corresponds to the capital increase in Enersis Américas, continuing entity, for the acquisition of the assets and liabilities of Chilectra Américas and Endesa Américas, resulting from the merger by incorporation of the latter into Enersis Américas. The capital increase amounts to $1.079.567.064.129 and is determined by the economic value of the assets contributed.

3.Other Reserves: Corresponds to the acknowledgment of the difference between the capital increase in Enersis Américas and the book value of the minority interests that become part of the social capital in the net equity attributable to the owners of Enersis Américas after the merger is finished. The difference between the market value of the consideration received or paid and the amount by which the non-controlling participation is acknowledged in the net equity attributable to the owners of Enersis Américas. It is detailed in: M$

Reserves for interests unification (561.413.790)

Tax to be paid for the investment transfer in (Perú) (1) (18.499.833)

Total (579.913.623) (1) Corresponds to taxes for M$18.499.833 that Chilectra Américas and Endesa Américas will have to pay in Peru and Argentina due to the transfer of investments that both companies hold in these countries. Its value corresponds to the Management’s best estimate. This tax is accrued in Endesa Américas and Chilectra Américas, but would be paid by Enersis Américas being the legal continuing entity.

4.Non Controlling Participations: Corresponds to the book value of the minority interests that will convert to direct shareholders in Enersis Américas social capital after the merger and exchange of Endesa Américas and Chilectra Américas shares for Enersis Américas’ ones. According to Enersis Américas Unaudited Financial Statements of June 30 2016, the book value of the non-controlling participations belonging to the minority shareholders that will incorporate in the merger is the following: Company % Ownership M$

Chilectra Américas 0,91% 4.915.104

Endesa Américas 40,02% 513.238.170

Total 518.153.274

STRICTLY PRIVATE & CONFIDENTIAL

1. Executive summary

Scope of work

General limitations

Background and procedures applied

2.Description of the transaction

3.Description of the companies

4.Methodology of work

5.Companies valuation

6.Exchange ratio of shares

7.Merger unaudited pro forma consolidated statement of financial position as of June 30, 2016 Appendix Appendix 1: Direct & indirect shareholdings of the companies Appendix 2: Proforma consolidation table

STRICTLY PRIVATE & CONFIDENTIAL

Enersis Américas Group – Equity participations per activity

ENERSIS ENDESA CHILECTRA TOTAL TOTAL THIRD

Indirect part icipat ion t hrough t he

COMPANY AMÉRICAS AMÉRICAS AMÉRICAS ENERSIS AM PARTIES f ollowing companies:

Chile CHILECTRA INVERSUD 100.0% 99.1% 0.9% EASA 0.0% 100.0% 60.0% 40.0% HIDROINVEST 96.1% 57.6% 38.5% Argentina SOUTHERN CONE 0.1% 99.9% 60.0% 40.0% INVERSORA DOCK SUD 57.1% 57.1% 0.0% INVESTMENT DISTRILEC 27.2% 0.9% 23.4% 50.9% 0.6%

Brazil ENEL BRASIL 50.9% 37.1% 11.3% 84.4% 15.0% Chilectra Inversud, Generandes and Edegel

COMPANY

Colombia INVERSORA CODENSA 39.1% 9.4% 48.4% 0.1% Codensa GENERANDES PERU 39.0% 61.0% 75.6% 24.4% INVERSIONES DISTRILIMA 69.9% 30.2% 99.7% 0.3% Peru GENERALIMA 100.0% 100.0% 0.0% CABOBLANCO 100.0% 100.0% 0.0% Generalima VERACRUZ 100.0% 100.0% 0.0% Generalima

ENDESA COSTANERA 75.7% 45.4% 30.3% Endesa Argentina and Southern Cone HIDROELECTRICA EL CHOCON 65.4% 39.2% 26.2% Endesa Argentina and Hidroinvest CENTRAL DOCK SUD 40.3% 40.3% 0.0% Inversora Dock Sud Argentina MANUEL BELGRANO 0.6% 10.4% 6.5%

TERM. 16.4% Endesa Costanera, El Chocón and Dock Sud

TERM. JOSE DE SAN MARTIN 0.6% 16.4% 10.4% 6.5% Endesa Costanera, El Chocón and Dock Sud

VUELTA DE OBLIGADO 2.6% 22.7% 16.2% 9.1% Endesa Costanera, El Chocón and Dock Sud

CACHOEIRA 50.8% 37.0% 11.2% 84.2% 14.9% Enel Brasil GENERATION CGT. FORTALEZA 50.9% 37.1% 11.3% 84.4% 15.0% Enel Brasil Brasil EOLICA FAZENDA NOVA 50.9% 37.1% 11.3% 84.3% 15.0% Enel Brasil EGP MODELO I 0.5% 0.4% 0.1% 0.8% 0.1% Enel Brasil EGP MODELO II 0.5% 0.4% 0.1% 0.8% 0.1% Enel Brasil Colombia EMGESA 21.6% 26.9% 37.7% 10.8% EDEGEL 21.1% 62.5% 58.6% 25.0% Generandes Perú Peru CHINANGO 16.9% 50.0% 46.9% 20.0% Edegel

EE PIURA 96.5% 96.5% 0.0% Generalima and Caboblanco

EDESUR 37.6% 0.5% 34.1% 71.6% 0.5% Distrilec Argentina SACME 0.3% 17.0% 18.8% 35.8% 0.3% Edesur

AMPLA 45.3% 17.4% 36.7% 92.0% 7.3% Chilectra Inversud and Enel Brasil

Brasil

DISTRIBUTION COELCE 45.2% 21.9% 6.6% 64.9% 8.8% Enel Brasil CODENSA 39.1% 9.4% 48.4% 0.1% Colombia DECA 19.2% 4.6% 23.7% 0.0% Codensa EEC 15.8% 3.8% 19.5% 0.0% Deca Peru EDELNOR 60.1% 15.6% 75.5% 0.1% Distrilima

CTM 50.9% 37.1% 11.3% 84.4% 15.0% Cien

TRANSMISSION Argentina TESA 50.9% 37.1% 11.3% 84.4% 15.0% Cien, Endesa Argentina YACILEC 22.2% 22.2% 0.0% Brasil CIEN 50.9% 37.1% 11.3% 84.4% 15.0% Enel Brasil

Argentina CEMSA 55.0% 45.0% 82.0% 18.0% Endesa Argentina COM. AND SERVICES Brasil EN BRASIL 50.9% 37.1% 11.3% 84.4% 15.0% Enel Brasil Colombia EMGESA PANAMA 21.6% 26.9% 37.7% 10.8% Emgesa

INFRASTRUCTURE Colombia PORT. CENTRAL CARTAGENA 22.4% 25.5% 0.5% 38.2% 10.2% Emgesa and Inversora Codensa 51 |

STRICTLY PRIVATE & CONFIDENTIAL

Enersis Américas Group – Equity participations per country

ENERSIS ENDESA CHILECTRA TOTAL TOTAL THIRD

Indirect part icipat ion t hrough t he

COMPANY AMÉRICAS AMÉRICAS AMÉRICAS ENERSIS AM PARTIES f ollowing companies:

EASA 0.0% 100.0% 60.0% 40.0% HIDROINVEST 96.1% 57.6% 38.5% Investment SOUTHERN CONE 0.1% 99.9% 60.0% 40.0% Company INVERSORA DOCK SUD 57.1% 57.1% 0.0% DISTRILEC 27.2% 0.9% 23.4% 50.9% 0.6%

ENDESA COSTANERA 75.7% 45.4% 30.3% Endesa Argentina and Southern Cone HIDROELECTRICA EL CHOCON 65.4% 39.2% 26.2% Endesa Argentina and Hidroinvest CENTRAL DOCK SUD 40.3% 40.3% 0.0% Inversora Dock Sud Generation TERM. MANUEL BELGRANO 0.6% 16.4% 10.4% 6.5%

ARGENTINA Endesa Costanera, El Chocón and Dock Sud

TERM. JOSE DE SAN MARTIN 0.6% 16.4% 10.4% 6.5% Endesa Costanera, El Chocón and Dock Sud

VUELTA DE OBLIGADO 2.6% 22.7% 16.2% 9.1% Endesa Costanera, El Chocón and Dock Sud

EDESUR 37.6% 0.5% 34.1% 71.6% 0.5% Distrilec Distribution 17.0% 35.8% 0.3% SACME 18.8% 0.3% Edesur CTM 50.9% 37.1% 11.3% 84.4% 15.0% Cien

Transmission TESA 50.9% 37.1% 11.3% 84.4% 15.0% Cien, Endesa Argentina YACILEC 22.2% 22.2% 0.0% Com. and services CEMSA 55.0% 45.0% 82.0% 18.0% Endesa Argentina

Investment

Company ENEL BRASIL 50.9% 37.1% 11.3% 84.4% 15.0% Chilectra Inversud, Generandes and Edegel

CACHOEIRA 50.8% 37.0% 11.2% 84.2% 14.9% Enel Brasil CGT. FORTALEZA 50.9% 37.1% 11.3% 84.4% 15.0% Enel Brasil Generation EOLICA FAZENDA NOVA 50.9% 37.1% 11.3% 84.3% 15.0% Enel Brasil BRAZIL EGP MODELO I 0.5% 0.4% 0.1% 0.8% 0.1% Enel Brasil EGP MODELO II 0.5% 0.4% 0.1% 0.8% 0.1% Enel Brasil

AMPLA 45.3% 17.4% 36.7% 92.0% 7.3% Chilectra Inversud and Enel Brasil

Distribution

COELCE 45.2% 21.9% 6.6% 64.9% 8.8% Enel Brasil Transmission CIEN 50.9% 37.1% 11.3% 84.4% 15.0% Enel Brasil Com. and services EN BRASIL 50.9% 37.1% 11.3% 84.4% 15.0% Enel Brasil

Investment

Company INVERSORA CODENSA 39.1% 9.4% 48.4% 0.1% Codensa Generation EMGESA 21.6% 26.9% 37.7% 10.8% CODENSA 39.1% 9.4% 48.4% 0.1%

COLOMBIA

Distribution DECA 19.2% 4.6% 23.7% 0.0% Codensa EEC 15.8% 3.8% 19.5% 0.0% Deca Com. and services EMGESA PANAMA 21.6% 26.9% 37.7% 10.8% Emgesa

Infrastructure PORT. CENTRAL CARTAGENA 22.4% 25.5% 0.5% 38.2% 10.2% Emgesa amd Inversora Codensa

GENERANDES PERU 39.0% 61.0% 75.6% 24.4% Investment INVERSIONES DISTRILIMA 69.9% 30.2% 99.7% 0.3% GENERALIMA 100.0% 100.0% 0.0%

Company

CABOBLANCO 100.0% 100.0% 0.0% Generalima

PERU

VERACRUZ 100.0% 100.0% 0.0% Generalima EDEGEL 21.1% 62.5% 58.6% 25.0% Generandes Perú Generation CHINANGO 16.9% 50.0% 46.9% 20.0% Edegel

EE PIURA 96.5% 96.5% 0.0% Generalima and Caboblanco

Distribution EDELNOR 60.1% 15.6% 75.5% 0.1% Distrilima 52 |

STRICTLY PRIVATE & CONFIDENTIAL

1. Executive summary

Scope of work

General limitations

Background and procedures applied

2.Description of the transaction

3.Description of the companies

4.Methodology of work

5.Companies valuation

6.Exchange ratio of shares

7.Merger unaudited pro forma consolidated statement of financial position as of June 30, 2016 Appendix Appendix 1: Direct & indirect shareholdings of the companies Appendix 2: Proforma consolidation table

STRICTLY PRIVATE & CONFIDENTIAL

Consolidation Sheet, 30 of June 2016

ENERSIS AMERICAS S.A. AND SUBSIDIARIES – Unaudited Pro Forma Consolidated Statement of Financial Position as of June 30, 2016

(In ths Chilean Pesos )

Enersis Américas

Consolidated

Historical

Less:

Deconsolidation of

Chilectra Américas,

Endesa Américas

and consolidation

adjustments

Enersis

Américas

Combined

Chilectra

Américas

Consolidated

Endesa

Américas

Consolidated

Consolidation

Adjustments

Note

Enersis

Américas

Consolidated

Historical

M$

M$

M$

M$

M$

M$

M$

(1)

(2)

(3)

(4)

(5)

(6)

(7)

Current Assets

Cash and cash equivalents

1,113,569,619

(133,223,343)

980,346,276

19,585,660

113,637,683

-

1,113,569,619

Other current financial assets

142,620,909

(3,351,615)

139,269,294

20,656

3,330,959

-

142,620,909

Other current non-financial assets

89,840,199

(8,182,421)

81,657,778

-

8,182,421

-

89,840,199

Trade and other current receivables

1,189,121,678

(228,346,902)

960,774,776

25,417

228,027,444

294,041

(i)

1,189,121,678

Current intercompany accounts receivables

144,502,911

53,209,545

197,712,456

16,145,750

66,707,642

(136,062,937)

(i)

144,502,911

Inventories

75,897,505

(27,095,115)

48,802,390

-

27,095,115

-

75,897,505

Current biologic assets

-

-

-

-

-

-

-

Current tax assets

87,722,866

(3,044,045)

84,678,821

1,557,509

1,486,536

-

87,722,866

2,843,275,687

(350,033,896)

2,493,241,791

37,334,992

448,467,800

(135,768,896)

2,843,275,687

TOTAL CURRENT ASSETS

2,843,275,687

(350,033,896)

2,493,241,791

37,334,992

448,467,800

(135,768,896)

2,843,275,687

Non-Current Assets

Other non-current financial assets

609,738,969

(1,491,012)

608,247,957

-

1,491,012

-

609,738,969

Other non-current non-financial assets

88,622,505

(1,130,895)

87,491,610

-

1,130,895

-

88,622,505

Trade and other non-current receivables

350,128,561

(218,201,571)

131,926,990

-

218,201,571

-

350,128,561

Non-current accounts receivables from related companies

270,698

-

270,698

-

-

-

270,698

Investments accounted for using the equity method

31,241,693

1,587,466,011

1,618,707,704

504,243,419

534,850,522

(2,626,559,952)

(ii)

31,241,693

Intangible assets other than goodwill

1,153,454,168

(31,531,661)

1,121,922,507

-

31,531,661

-

1,153,454,168

Goodwill

479,483,670

(264,848,570)

214,635,100

-

96,566,275

168,282,295

(iii)

479,483,670

Property, plant and equipment

5,024,807,458

(2,632,392,915)

2,392,414,543

-

2,632,392,915

-

5,024,807,458

Non-current biologic assets

-

-

-

-

-

-

-

Investment property

-

-

-

-

-

-

-

Deferred tax assets

137,434,192

(15,792,255)

121,641,937

60,489

15,731,766

-

137,434,192

TOTAL NON-CURRENT ASSETS

7,875,181,914

(1,577,922,868)

6,297,259,046

504,303,908

3,531,896,617

(2,458,277,657)

7,875,181,914

TOTAL ASSETS

10,718,457,601

(1,927,956,764)

8,790,500,837

541,638,900

3,980,364,417

(2,594,046,553)

10,718,457,601

ASSETS

Total current assets other than assets or group of assets for disposal classified as held for sale or held for distribution to owners

STRICTLY PRIVATE & CONFIDENTIAL

Consolidation Sheet, 30 of June 2016

ENERSIS AMERICAS S.A. AND SUBSIDIARIES - Unaudited Pro Forma Consolidated Statement of Financial Position as of June 30, 2016

(In ths Chilean Pesos )

Enersis

Américas

Consolidated

Historical

Less:

Deconsolidation of

Chilectra Américas,

Endesa Américas

and consolidation

adjustments

Enersis

Américas

Combined

Chilectra

Américas

Consolidated

Endesa Américas

Consolidated

Consolidation

Adjustments

Note

Enersis

Américas

Consolidated

Historical

M$

M$

M$

M$

M$

M$

M$

(1)

(2)

(3)

(4)

(5)

(6)

(7)

Current Liabilities

Other current financial liabilities

819,420,506

(250,675,372)

568,745,134

389,761

250,285,611

-

819,420,506

Trade and other current payables

1,396,855,255

(268,343,809)

1,128,511,446

205,621

268,138,188

-

1,396,855,255

Current accounts payable to related companies

40,131,196

70,221,572

110,352,768

549,710

59,695,554

(130,466,836)

(i)

40,131,196

Other current provisions

103,068,360

(41,732,172)

61,336,188

3,595

41,728,577

-

103,068,360

Current tax liabilities

68,867,984

(43,364,451)

25,503,533

-

43,364,451

-

68,867,984

Other current non-financial liabilities

35,420,253

(1,806,926)

33,613,327

-

1,806,926

-

35,420,253

2,463,763,554

(535,701,158)

1,928,062,396

1,148,687

665,019,307

(130,466,836)

2,463,763,554

TOTAL CURRENT LIABILITIES

2,463,763,554

(535,701,158)

1,928,062,396

1,148,687

665,019,307

(130,466,836)

2,463,763,554

Non-Current Liabilities

Other non-current financial liabilities

1,964,388,249

(925,445,179)

1,038,943,070

-

925,445,179

-

1,964,388,249

Trade and other non current payables

293,476,435

(35,396,432)

258,080,003

-

35,396,432

-

293,476,435

Non-current accounts payable to related companies

-

5,302,060

5,302,060

-

-

(5,302,060)

(i)

-

Other non-current provisions

237,782,799

(58,871,199)

178,911,600

-

58,871,199

-

237,782,799

Deferred tax liabilities

226,689,740

(150,982,120)

75,707,620

-

150,982,120

-

226,689,740

Non-current provisions for employees benefits

206,274,254

(22,515,863)

183,758,391

-

22,515,863

-

206,274,254

Other non-current non-financial liabilities

19,085,817

(17,730,977)

1,354,840

-

17,730,977

-

19,085,817

TOTAL NON-CURRENT LIABILITIES

2,947,697,294

(1,205,639,710)

1,742,057,584

-

1,210,941,770

(5,302,060)

2,947,697,294

TOTAL LIABILITIES

5,411,460,848

(1,741,340,868)

3,670,119,980

1,148,687

1,875,961,077

(135,768,896)

5,411,460,848

EQUITY

Issued capital

3,575,339,010

-

3,575,339,010

137,790,702

778,936,764

(916,727,466)

(iv)

3,575,339,010

Retained earnings

2,148,192,728

-

2,148,192,728

530,028,911

1,329,144,560

(1,859,173,471)

(iv)

2,148,192,728

Share premium

-

-

-

212,082

120,497,065

(120,709,147)

(iv)

-

Other reserves

(1,976,890,178)

-

(1,976,890,178)

(127,541,482)

(946,124,191)

1,073,665,673

(iv)

(1,976,890,178)

3,746,641,560

-

3,746,641,560

540,490,213

1,282,454,198

(1,822,944,411)

3,746,641,560

Non-controlling interest

1,560,355,193

(186,615,896)

1,373,739,297

-

821,949,142

(635,333,246)

(v)

1,560,355,193

TOTAL EQUITY

5,306,996,753

(186,615,896)

5,120,380,857

540,490,213

2,104,403,340

(2,458,277,657)

5,306,996,753

10,718,457,601

(1,927,956,764)

8,790,500,837

541,638,900

3,980,364,417

(2,594,046,553)

10,718,457,601

EQUITY AND LIABILITIES

Total current liabilities other than those associated with groups of assets for disposal classified as held for sale

Equity attributable to owners of the controller

TOTAL EQUITY AND LIABILITIES

STRICTLY PRIVATE & CONFIDENTIAL

Consolidation Sheet, 30 of June 2016

The consolidation sheet considers:

(1) Enersis Américas Historical (SVS): Corresponds to the historical consolidated financial information of Enersis Américas S.A. and subsidiaries that has been presented to the Superintendencia de Valores y Seguros (SVS) as of June 30, 2016.

(2) Less: Deconsolidation of Chilectra Américas, Endesa Américas and consolidation adjustments. Corresponds to the deconsolidation of the groups Chilectra Américas S.A. and Endesa Américas S.A. as of June 30 2016, including the consolidation adjustments associated to the referred groups.

(3) Enersis Américas “combined“: Represents the consolidation of Enersis Américas unconsolidated financial statements with its subsidiaries Distrilima Group, Enel Brasil Group, Codensa Group, Dock Sud Group, Caboblanco Group, Edesur, Generalima, Cemsa and Compañĺa Eléctrica Veracruz S.A. plus the equity participation in Chilectra Américas Group, Endesa Américas Group, Generandes Perú Group and Emgesa Group.

(4) Chilectra Américas Consolidated: Corresponds to the consolidated financial information of Chilectra Américas S.A. and subsidiaries that has been presented to the Superintendencia de Valores y Seguros (SVS) as of June 30 of 2016.

(5) Endesa Américas Consolidated: Corresponds to the consolidated financial information of Endesa Américas S.A. and subsidiaries that has been presented to the Superintendencia de Valores y Seguros (SVS) as of June 30 of 2016.

(6) Consolidation Adjustments

(i) Reflects the elimination of intercompany balances of Enersis Américas Combined with Chilectra Américas S.A. y Endesa Américas S.A. groups

(ii) Reflects the elimination of investments balances over companies consolidated in Enersis Américas, reported by Chilectra Américas and Endesa Américas as of June 30 of 2016 plus the elimination of Enersis Américas participations over Chilectra Américas, Endesa Américas, Generandes Perú and Emgesa groups.

(iii) Reflects the re-classification of Goodwill over companies consolidated in Enersis Américas group, that was acknowledged as higher value of investments in Chilectra Américas and Endesa Américas.

(iv) Reflects the elimination of consolidated equities of Chilectra Américas and Endesa Américas groups.

(v) Reflects the acknowledgement of Enersis Américas group minority participations over the consolidated equity of Chilectra Américas and Endesa Américas net of direct minority participations of Enersis Américas .

(7) Enersis Américas Consolidated (SVS): Corresponds to the historical consolidated financial information of Enersis Américas S.A. and subsidiaries that has been presented to the Superintendencia de Valores y Seguros (SVS) as of June 30, 2016. (Same as in point 1)

ANNEX I

OPINION OF BANCO ITAÚ ARGENTINA, INDEPENDENT VALUATOR OF

ENERSIS AMÉRICAS

Presentation to the Board of Directors August 2016 I -

Disclaimer BY ACCESSING THIS REPORT (THE “REPORT”) YOU CONFIRM THAT YOU HAVE READ THIS INFORMATION AND AGREE TO COMPLY WITH ALL THE PROVISIONS BELOW:   BANCO ITAÚ ARGENTINA ("Itaú Argentina” or “Itaú BBA") was hired by ENERSIS AMÉRICAS S.A. ("Enersis Américas”) to act as independent valuator under the terms of article 147 of Law No. 18,046, in connection with the proposed merger of Enersis Américas, Endesa Américas S.A. and Chilectra Américas S.A. (the “Proposed Transaction”) as defined in the engagement letter entered into between Enersis Américas and Itaú Argentina pursuant to Offer Letter No. 01/2016 dated as of May 26, 2016 sent by Enersis Américas to Itaú Argentina and accepted by the latter on May 27, 2016 (the “Engagement Letter”). Enersis Américas, Endesa Américas S.A. and Chilectra Américas S.A. shall collectively be referred to as the “Companies”.   This Report is restricted to the issues covered by the Engagement Letter related to the Proposed Transaction, in accordance to the methodologies described herein, in accordance with article 147 of Law No. 18,046. The work executed in connection with this Report does not have the scope of an auditing process and has assumed as correct, true, complete and sufficient all the information provided by the Companies and their respective subsidiaries and related companies, as well as other publicly available information. Additionally, we note that the above description of the Proposed Transaction, as well as any other descriptions contained in this Report, do not seek to reproduce all the details as described in documents pertaining to the Proposed Transaction, since we have not had complete access to all of them. In case of doubts or questions in relation to the Proposed Transaction, interested parties shall seek to obtain such documents or raise such questions to the Board of Directors of Enersis Américas.   1. This Report has been prepared solely for the use and benefit of Enersis Américas and the members of its Board of Directors and shareholders within the context of the Proposed Transaction as set forth in the Engagement Letter, and should not be used in any other context or for other purposes not described herein, or relied upon by any person to whom this Report is not expressly addressed. In this sense, this Report and the information herein contained may only be disclosed to third parties in accordance with the terms and conditions set forth in the Engagement Letter and with Section 147 of Law N° 18,046.   This Report, including its analysis and conclusions, do not constitute, and shall not be construed as constituting, a recommendation or indication as to how to proceed in relation to any decision to be adopted. Any decisions that may be taken by Enersis Américas, its shareholders or Board of Directors are of their exclusive responsibility, based on their own analysis of the risks and benefits involved in the Proposed Transaction, whereupon Itaú BBA shall be held harmless, irrevocably and irreversibly, from any liability in connection with the decisions adopted based on this material.   The record date for this Report is June 30, 2016 ("Reference Date") and this Report was completed and delivered on August 5, 2016.   2. In preparing this Report we have: (i) used, as authorized by the management of Enersis Américas, the consolidated and individual financial statements of each of the Companies and their respective subsidiaries and related companies, as necessary in order to prepare this Report; (ii) used other information related to the Companies and their respective subsidiaries and related companies, including financial projections, delivered and prepared by the Companies and their respective subsidiaries and related companies; (iii) conducted discussions with members of the Board of Directors and management of the Companies regarding the business and prospects of the Companies and their respective subsidiaries and related companies; (iv) requested information about business plans of the Companies and their respective subsidiaries and related companies, duly provided by their respective Boards of Directors, including available capacities, revenue growth, costs, general and administrative expenses and investment plans and expansion or maintenance; and (v) taken into account other public information, financial studies, analysis, surveys, economic and market reports that we consider relevant, in order to, to the extent applicable, analyze the consistency of the information received from the Companies and their respective subsidiaries and related companies ((i) through (v), collectively, the "Information"). The Information was obtained from sources we believe to be reliable; however, we have not independently verified the Information and are not responsible for its accuracy, correctness or sufficiency. Any estimates or projections herein presented were obtained from public sources and from the management of the Companies, and there is no guarantee as to whether these estimates and projections will materialize. We do not assume any responsibility for these estimates and projections, or the way in which they were obtained. We are not responsible for conducting and have not conducted an independent verification of the Information. 3. As part of our work, we have assumed that the Information is true, accurate, sufficient and complete and that all information that might be relevant in the context of our work has been made available to us. We do not make any representation or warranty, expressly or implicitly, as to any information used to prepare this Report. Itaú BBA did not undertake any independent verification with respect to the Information and is not able to certify its accuracy, correctness, completeness and sufficiency. Enersis Américas takes full and exclusive responsibility for the Information provided by the Companies. If any of the related assumptions does not occur or if the Information proves to be incorrect, incomplete, inaccurate or insufficient, the conclusions of this Report may change substantially. With respect to the portion of the Information related to future events, we have assumed as recommended by Enersis Américas and its subsidiaries and related companies, that such Information reflects the best estimates of the management of the Companies and their respective subsidiaries and related companies as currently available regarding the Companies’ future performance.   4. We undertake no responsibility for conducting independent investigations as to any Information or to independently verify any assets or liabilities (contingent or otherwise) related to the Proposed Transaction. Accordingly, in respect of liabilities and contingencies of the Companies or their respective subsidiaries and related companies, we have considered only figures properly accrued in the financial statements of the Companies and their respective subsidiaries and related companies, given the fact that we do not consider the possibility of eventual inaccuracies, or the potential effects of any judicial or administrative proceedings (civil, environmental, criminal, tax, labor, social security etc.), even if unknown or undeclared, pending or threatened, in the value of the assets and shares issued by the Companies or their respective subsidiaries or related companies. We have not been asked to conduct (and have not conducted) any kind of due diligence or physical inspection of the properties or facilities of the Companies or their respective subsidiaries or related companies. Also, we did not evaluate the solvency or fair value of the Companies or their respective subsidiaries or related companies, considering the laws relating to bankruptcy, insolvency or similar matters.   5. We do not undertake any responsibility related to (i) verification of the regularity of the business carried out, or contracts entered into, by the Companies or their respective subsidiaries or related companies; (ii) issues resulting from the relationship of the Companies or their respective subsidiaries or related companies, with any third parties, including the economic and financial conditions of any contract, business or any other form of economic or commercial relationship between the Companies or their respective subsidiaries or related companies, and any third parties, whether in the past or future; and (iii) the maintenance of current business conditions and existing contracts of the Companies or their respective subsidiaries or related companies, with any third parties. We emphasize that the conclusions of this Report assume the full regularity, validity and perpetuity of all contracts entered into by the Companies and their respective subsidiaries and related companies, with third parties, and their respective financial flows, given that these agreements are material to the Companies or their respective subsidiaries or related companies. If such contracts or businesses are re-negotiated, discontinued, terminated or in any way fail to generate results for the Companies or their respective subsidiaries or related companies, all or part of the conclusions described herein may, and probably will, differ materially from the actual results achieved by the Companies and their respective subsidiaries and related companies. We understand that the Companies and their respective subsidiaries and related companies, obtained legal assistance in order to confirm the validity, effectiveness and legality of such contracts and audit process, including due diligence, as to which we are not liable. I - 2

Disclaimer (Cont’d)   6. Part of our analysis was prepared based on commonly used valuation methodologies as described in item 8, and assumed a macroeconomic scenario of market consensus, which may change substantially in the future. Since the analysis and figures herein contained or that served as a basis for this Report are based on forecasts of future results, they are not necessarily indicative of the real and future financial results of the Companies or their respective subsidiaries or related companies, which may be significantly more or less favorable than those suggested in the Report. Moreover, considering that these analyses are intrinsically subject to uncertainties, based on various events and factors beyond our control and the control of the Companies and their respective subsidiaries and related companies, we shall not be liable in any way if the future results of the Companies or their respective subsidiaries or related companies, differ substantially from the results presented in this Report. There is no guarantee that the future results of the Companies or their respective subsidiaries or related companies, will correspond to the financial projections used as a basis for our analysis (which were provided to us by the management of Enersis Américas), and that the differences between the projections used for purposes of this Report and the financial results of the Companies or their respective subsidiaries or related companies, may not be relevant. The future results of the Companies or their respective subsidiaries or related companies, can also be affected by economic and market conditions.   7. The preparation of a financial analysis is a complex process involving several decisions as to the most appropriate and relevant methods of financial analysis and the application of such methods to the particular circumstances, and therefore the analysis described in this Report is not subject to partial analysis. To reach the conclusions presented in this Report, we conducted a quantitative and qualitative approach to the analysis and factors considered by us. We reached a final conclusion based on the results of the analysis, considered as a whole, and have not reached any conclusion based on or related to any of the factors or methods of our analysis considered in isolation. Thus, we believe that our analysis should be considered as a whole and that the selection of parts of our analysis and specific factors without considering the entire analysis and conclusions may lead to an incomplete and incorrect understanding of the processes used in our analysis and conclusions.   8. This Report indicates estimates, at our discretion, of the resulting value derived from the application of the methodologies called discounted cash flows, trading multiples of comparable companies, and comparable transaction multiples, as appropriate, all of which are widely used in financial valuations, and do not evaluate any other aspect or implication of the Proposed Transaction or any contract, arrangement or understanding entered into in relation to the Proposed Transaction. Additionally, this Report is not and should not be used as (i) an opinion on the fairness of the Proposed Transaction (fairness opinion); or (ii) an investment recommendation or financial advice on any aspect of the Proposed Transaction. The results presented in this Report refer exclusively to the Proposed Transaction and do not apply to any other decision or transaction, present or future, relating to any of the Companies, their respective subsidiaries or related companies, the economic group to which they belong or the sector in which they operate. The Report does not constitute a judgment, opinion or recommendation to Enersis Américas, its officers, shareholders or any third party in relation to the convenience and opportunity of the Proposed Transaction as it is not intended to support any investment decision but rather only provided for informational purposes.   9. We are acting as independent valuators for the Proposed Transaction, as appointed by the Board of Directors of Enersis Américas, and will receive certain fees to be paid by Enersis Américas. We gave Enersis Américas and its directors and management the possibility of supervising and participating in all stages of the preparation of this Report. Enersis Américas has agreed to indemnify us as well as certain persons for certain losses arising out of or in connection with this Report.   10. Our Report is based on information made available to us up to and until the Reference Date, taking into account market, economic and other conditions as presented and assessed on the Reference Date. Although future events and other developments may affect the conclusions presented in this Report, we have no obligation to update, revise, rectify or revoke this Report, in whole or in part, as a result of any subsequent developments or for any other reason.   11. We have in the past, from time to time, rendered investment banking services, banking and financial services in general and other financial services to the Companies and their respective subsidiaries and related companies, for which we were paid, and may in the future provide such services to the Companies and their respective subsidiaries and related companies, for which we expect to be compensated. We and other members of our economic group provide a variety of financial and other services related to securities, brokerage and investment banking. In the normal course of our business we may acquire, hold or sell, on our behalf or on behalf of our clients, shares, debt instruments and other securities and financial instruments (including loans and other obligations) of the Companies, their respective affiliates and other companies involved in the Proposed Transaction, as well as provide investment banking and other financial services to such companies or their majority or minority stockholders. The professionals of the securities analysis department (research) and other divisions of the Itaú Group, including Itaú BBA may base their analyses and publications on different operating and market assumptions and on different methodologies, so that research reports and other publications prepared by them may contain results and conclusions different from those presented in this Report, considering that such analyses and reports are performed by independent analysts with no connection or communication with the professionals who acted in the preparation of this Report. We adopt policies and procedures to preserve the independence of our securities analysts, whose views may differ from those of our investment banking department. We also adopt policies and procedures to preserve the independence between investment banking and other areas of Itaú BBA and other companies of the Itaú Group, including, but not limited to, asset management, proprietary trading desk, debt instruments, securities and other financial instruments.   12. This Report is not a valuation report or appraisal in any legal sense and should not be used to justify any issuance price or to fulfill or comply with any legal or regulatory requirements applicable to the Companies, their respective subsidiaries and related companies or to the Proposed Transaction except as set forth under article 147 of Law No. 18,046. Additionally, this Report may not be used for any purpose other than the Proposed Transaction and should not be used by the Companies or their respective shareholders, directors and officers in any other context except as expressly provided for in the Engagement Letter.   13. We note also that we are not an accounting firm and did not provide accounting or auditing services in relation to the Proposed Transaction. Additionally, we do not provide, and have not provided, legal, tax or regulatory services regarding this Report or the Proposed Transaction.   14. The financial calculations contained in this Report may not always result in accurate sum totals due to rounding.   15. This Report is presented in both English and Spanish language, both of which shall constitute the same presentation; provided however, that in case of doubt as to the proper interpretation or construction of the Report, the Spanish text shall prevail.   16. This Report is subject to Chilean law. All disputes, controversies or differences arising out of this Report shall be finally settled in arbitration before the Cámara de Comercio de Santiago. I - 3

Agenda SECTION 1Executive Summary SECTION 2Transaction Description SECTION 3 Analysis Performed SECTION 3A Strategic Considerations SECTION 3B Valuation Considerations APPENDIX APPENDIX A Summary of Information Provided I - 4

SECTION 1 Executive Summary I - 5

Situation Understanding & Itaú BBA’s Role Prior to the reorganization process, Enersis presented a corporate structure with generation and distribution businesses in different countries, belonging to Enersis (directly), Endesa Chile (59.98% owned by Enersis) and Chilectra (99.09% owned by Enersis) Each of these three entities (Enersis, Endesa Chile and Chilectra) had cross ownerships in the different operating subsidiaries On April 2015, the Board of Directors of Enersis announced that it would analyze a potential reorganization of its Latin American operations (the “Reorganization” or “Proposed Transaction”) The main objective of the Reorganization are to eliminate duplications and overlaps of the corporate structure, improve visibility and the decision-making process The Reorganization was expected to follow two main steps: First Step (the “Spin Offs”). Step involves (i) Dividing the Chilean and international perimeter into four Chilean companies (Chilectra Américas, Endesa Américas, Chilectra Chile and Endesa Chile) (ii) Dividing the assets of Enersis into Enersis Chile (which would control Chilectra Chile and Endesa Chile) and Enersis Américas (which would control Chilectra Américas and Endesa Américas) On December 18th, 2015, through the Shareholders Meetings of Enersis, Endesa Chile and Chilectra, the spin offs were approved, with the new entities commencing to exist on March, 1st 2016 As a consequence, the current structure consists of 6 entities: Enersis Chile, Endesa Chile and Chilectra Chile Enersis Américas, Endesa Américas and Chilectra Américas Second Step (the “Merger”). Step involves the merger of Enersis Américas, Endesa Américas and Chilectra Américas This step requires the approval of two thirds of the shareholders of Enersis Américas, Endesa Américas and Chilectra Américas to be completed On March, 22nd 2015, the Court of Appeals stated that it considers the Merger to be a related-party transaction This implies that each of the entities involved in the Merger has to select an independent evaluator Situation Understanding Itaú BBA has been appointed by the Board of Directors of Enersis Américas as an Independent Evaluator, in accordance with Law N° 18.046, to prepare a report (the “Report”) analyzing the potential impact of the Merger, including if the Merger is beneficial to the corporate interest of Enersis Américas Itaú BBA has entered into a confidentiality agreement, has signed an engagement letter, has had access to Enersis Américas’ financial information and has held several meetings with Enersis Américas’ management team and its Board of Directors Enersis Américas recognizes that Itaú BBA, in its role as Independent Evaluator, has acted autonomously and independently from Enersis Américas as well as third parties Itaú BBA was chosen by the Board as the Independent Evaluator based on the fact that Itaú BBA is a global investment bank with a strong track record of valuations and energy transactions throughout the world and knowledge of the energy industry Itaú BBA’s Role I - 6

The herein contained analysis is focused on the strategic rationale of the Merger and the relative valuation of Enersis Américas versus Endesa Américas and Chilectra Américas The strategic considerations include the analysis of the impact of a simplified corporate structure, impact on the potential public valuation, impact on stock liquidity and impact on Enersis Américas’ credit rating The valuation analysis includes a valuation for each of the assets under Enersis Américas, Endesa Américas and Chilectra Américas and the implied exchange ratios resulting from such valuation The Proposed Transaction is beneficial to the corporate interest of Enersis Américas from a strategic perspective, and will have positive effects for the Company Eliminates one corporate layer, likely streamlining management’s decision making process and eliminating potential conflicts of interest with respect to investment, growth and financing decisions Pro-forma equity story avoids current overlap and provides full visibility on mostly majority-owned assets; with potential reduction of “holding company” discount Company liquidity and research coverage already relevant, though likely to be further increased given pro-forma equity story and company size Pro-forma credit profile unlikely to be altered Given our relative valuation analysis for Enersis Américas, Endesa Américas and Chilectra Américas performed under different methodologies, the strategic benefits and other implications of the Merger to Enersis Américas, the current terms and conditions for the Merger, and considering the currently proposed exchange ratios (2.8x Endesa Américas / Enersis Américas and 4.0x Chilectra Américas / Enersis Américas), we estimate that the Merger is beneficial to the corporate interest of Enersis Américas The table below portrays the results for the exchange ratios defined as Value per Endesa Américas share/Value per Enersis Américas share, and Chilectra Américas share/Value per Enersis Américas share, based on our equity valuation for Enersis Américas, Endesa Américas and Chilectra Américas, using alternative valuation methodologies In the third quarter of 2016, Chilectra Américas plans to distribute a dividend of ca.US$184 mm1. Given the current ownership structure, the planned dividend distribution should not have a significant impact to Enersis Américas’ shareholders In accordance with its role as Independent Evaluator, Itaú BBA has developed the Report to asses whether the Merger is beneficial to the corporate interest of Enersis Américas Exchange Ratio Range Summary Source: Enersis Américas, EOC Américas and Chilectra Américas information and Itaú BBA Note: Amount of the planned dividend is CLP120,000 mm (US$184 mm at a 650.84 CLP/USD exchange ratio, based on the closing price of July 21st, 2016) Conclusions of the Report Exchange Ratio   Trading Multiples 16E   Trading Multiples 17E   Transaction Multiples LTM   DCF   All Methodologies     Min Max   Min Max   Min Max   Min Max   Min Max Chilectra Américas / Enersis Américas 3.44 4.20 3.52 4.31 2.98 3.64 3.06 3.74 2.98 4.31 Endesa Américas / Enersis Américas   2.12 2.59   2.04 2.50   2.20 2.68   2.31 2.82   2.04 2.82 I - 7

SECTION 2 Transaction Description I -

After having successfully executed the first step of the transaction, the Enel group intends to finalize the Reorganization Shareholding Structure Enel SpA Enersis Chilectra Endesa Chile 60.6% 99.1% 60.0% Enel SpA Enersis Chile Chilectra Chile Endesa Chile Chilectra Américas Endesa Américas 60.6% 99.1% 60.0% 60.0% Enersis Américas 60.6% Dx and Gx International 99.1% Enel SpA Enersis Chile Chilectra Chile Endesa Chile 60.6% 99.1% 60.0% Chilectra Américas Endesa Américas Enersis Américas >50.0%1 Source: Enersis, EOC and Chilectra information Note: Refers to total Enel economic ownership considering that EOC is 59.98% owned by Enersis and Chilectra is 99.09% owned by Enersis. Pro-rated for Enel stake in Enersis of 60.62% Step involved dividing the Chilean and international perimeter into four Chilean companies (Chilectra Américas, Endesa Américas, Chilectra Chile and Endesa Chile) Dividing the assets of Enersis into Enersis Chile (which would control Chilectra Chile and Endesa Chile) and Enersis Américas (which would control Chilectra Américas and Endesa Américas) On December 18th, 2015, through the Shareholders Meetings of Enersis, Endesa Chile and Chilectra, the spin offs were approved, with the new entities existing from March, 1st 2016 Merger of Enersis Américas, Endesa Américas and Chilectra Américas The court of Appeals stated that it considers the Merger to be a related-party transaction First Step Second Step Pre Reorganization Prior to the reorganization process, Enersis presented a corporate structure with generation and distribution businesses across five countries in Latin America, belonging to Enersis (directly), Endesa Chile and Chilectra Each of these three entities had cross ownerships in the different subsidiaries Gx Chile Dx Chile Subsidiary Subsidiary Subsidiary Subsidiary Subsidiary Transaction Description: Overview of the Reorganization Process I - 9

Source: Bloomberg, Enersis Américas, EOC Américas and Chilectra Américas information Note: The withdrawal right from Enersis Américas is limited to any shareholder not surpassing the 65% shareholding limit Transaction Description: Understanding of the Second Step of the Transaction General Considerations On November 5th, 2015, the Board of Directors of Enersis stated that the proposed corporate reorganization of Enersis contributed to its corporate interest. Additionally, an estimated exchange ratio range for the Merger was informed On November 24th, 2015, the proposed exchange ratio was determined at 2.8x for Endesa Américas/Enersis Américas and at 4.0x for Chilectra Américas/Enersis Américas This step requires the approval of two thirds of the shareholders of Enersis Américas, Endesa Américas and Chilectra Américas to be completed On March 22nd, 2015, the Court of Appeals stated that it considers the Merger to be a related-party transaction This implied that each of the entities involved in the Merger has to select an independent evaluator The Merger is also subject to certain terms and conditions among which are: If the Merger is not agreed upon before December 31st, 2017, Enersis Américas commits to negotiate a compensation agreement with Endesa Américas for the net tax costs incurred as consequence of the reorganization If the Merger is completed, Enel commits not to propose other corporate reorganization processes that will affect Enersis Américas for at least 5 years as of the shareholders’ meeting that approves the Merger What Alternatives will a Shareholder of Enersis Américas have? Accept the Merger at an Exchange Ratio of 2.8x Endesa Américas / Enersis Américas and 4.0x Chilectra Américas / Enersis Américas Alternative Exercise Their Withdrawal Rights The Merger will be consummated if the following conditions are met: i. <10.0% of Enersis Américas’ shareholders exercise their withdrawal rights1 ii. <10.0% of Endesa Américas’ shareholders exercise their withdrawal rights iii. <0.91% of Chilectra Américas’ shareholders exercise their withdrawal rights Considerations 1 2 Current shareholders of Enersis Américas would receive the average trading price of the last 60 trading days as of 30 days prior to the shareholders meeting This alternative would only be applicable to those investors that have voted against the Merger or that did not attend the shareholders meeting I - 10

Enel announces initial plan to reorganize its Latin American corporate structure Apr 22nd Enersis BoD decides to analyze reorganization in LatAm SVS states that reorganization is not a related-party transaction The Board of Directors of Enersis states that the proposed corporate reorganization of Enersis contributed to its corporate interest. Also, an estimated exchange ratio range for the Merger was informed: i. Each shareholder of Endesa Américas would receive 2.3 (min) to 2.8 (max) shares of Enersis Américas ii. Each shareholder of Chilectra Américas would receive 4.1 (min) to 5.4 (max) shares of Enersis Américas Enersis Chile and Enersis Américas publish mid-term financial targets for the 2016-2019 period Publication of 6K form detailing the transaction and material event proposing to vote on December 18th shareholder’s meeting the following proposed exchange ratios for the transactions: i. Each shareholder of Endesa Américas would receive 2.8 shares of Enersis Américas ii. Each shareholder of Chilectra Américas would receive 5.0 shares of Enersis Américas Additionally, the intention of launching a tender offer for Endesa Américas is proposed as an alternative mechanism for its shareholders, at 236 CLP/share Enersis announces that it had received the approval from AFP Provida, AFP Cuprum and AFP Capital. The company also agreed to the following: i. Enersis S.A. would compensate the net fiscal impact of the reorganization to Endesa Chile S.A. and Endesa Américas S.A. if the Merger is not completed ii. Enersis Américas would increase its tender offer price for Endesa Américas S.A. from 236 CLP/share to 285 CLP/share iii. Enersis Américas would increase the limit for the withdrawal rights from 6.73% to 10.0% Enersis Chile was created and Enersis S.A. changed its name to Enersis Américas S.A. Court of Appeals ruling agreed that the assets split was not a related-party transaction, but stated that the Merger of LatAm assets should be considered a related-party transaction Share Price Performance (Since March 2015) Recent Developments Apr 28th Jul 20th Nov 5th Nov 6th Nov 24th Dec 18th Mar 1st Mar 22nd 2015 2016 Source: Enersis Américas, EOC Américas and Chilectra Américas information, and Bloomberg, as of July 21st, 2016 Note: The withdrawal right from Enersis Américas is limited to any shareholder not surpassing the 65% limit Base 100 (since March 1st, 2015) Apr 22nd Nov 5th Nov 6th Nov 24th Dec 18th Mar 1st Mar 22nd Apr 28th Jul 20th Apr-16 83 100 Enersis Reorganization: Overview of Recent Events Enersis Américas Enersis Chile Enersis (old) IPSA Index Base 100 (since April 21st, 2016) Jul-16 Apr 21st Enersis Américas and Enersis Chile start trading on the IPSA index Apr 21st 103 119 88 I - 11

Enersis Reorganization: Understanding the Proposed Exchange Ratios Endesa Américas / ENI Américas Indicative Exchange Ratio Chilectra Américas / ENI Américas Indicative Exchange Ratio Source: Enersis Américas and Bloomberg, as of July 21st, 2016 Notes: Exchange ratio calculated based on Endesa Américas’ price per share as per the tender offer (285 CLP per share) and divided by Enersis Américas’ price per share at each day Share price of Enersis Américas started at 707.06 CLP per share but no trading took place on the stock 21-Jul 1 Chilectra Américas limited liquidity makes this exchange ratio unreliable Exchange ratio calculated based on stable 707 CLP/share of Chilectra Américas2 First time stock trades in the Santiago Stock Exchange Current exchange ratio of Endesa Américas / Enersis Américas suggests that the market is supportive of the transaction 21-Jul I - 12

SECTION 3 Analysis Performed I -

Framework of the Analysis Performed Strategic Rationale for the Merger Is the Merger beneficial to the corporate interest of Enersis Américas from a strategic perspective? Impact of simplified corporate structure Analysis of potential public valuation impact Impact on stock liquidity Impact of Enersis Américas’ credit rating Approach Analysis to be Performed Relative Valuation of Enersis Américas Shareholders' Holdings Pre and Post Transaction Is the proposed exchange ratio and the proposed pro-forma ownership beneficial to the corporate interest of Enersis Américas? General Framework Itaú BBA will perform a valuation for each of the assets under Enersis Américas, Endesa Américas and Chilectra Américas Once the individual valuations are performed, we would estimate the implied exchange ratios for the Merger Valuation Methodology to be Followed Valuation of individual assets under consideration, using Discounted Cash Flow analysis (DCF) Individual asset level equity valuation adjusted by applicable ownership to determine sum-of-the-parts (SOTP) valuation Alternative valuation methodologies applied for comparison and consistency purposes Valuation of individual assets using trading multiples for comparable companies Valuation of individual assets using transaction multiples for comparable companies Is the Merger beneficial to the corporate interest of Enersis Américas? Objective Strategic Considerations Valuation Considerations Source: Itaú BBA I - 14

SECTION 3A Strategic Considerations I -

Eliminating one corporate layer likely to streamline management’s decision making process. Eliminates potential conflicts of interest with respect to investments, growth and financing decisions Several opex cost-saving initiatives have already been identified, which rely on the implementation of the Merger. Up to US$220 mm of opex savings have been estimated for the 2016-20 period1 Proforma equity story avoids current overlap and provides full visibility on mostly majority-owned assets. Potential reduction of “holding company” discount Reduction of Minority Interests line provides for a “cleaner” bottom line visibility Increased size likely to be accompanied by increased liquidity Research coverage is already relevant, but transaction could help increasing it further Unlikely to experience any flowback Limited impact on investor base as current shareholder base of Endesa Américas also holds a position in Enersis Américas Likely no impact on credit ratings even if exercise of withdrawal rights and tender offer option Impact of simplified corporate structure Centralization of corporate functions (i.e. financing, relationship with regulators, etc.) Implementation of already announced efficiency plan Decision making processes Analysis of potential public valuation impact Equity story for research analysts and investors Transparency/visibility for research analysts and investors Holding discount at Enersis Américas level Synergies and other sources of value creation (dilution) Impact on stock liquidity Possibility to increase stock liquidity Impact on research coverage / capital markets visibility Impact of potential changes in the investor base Impact of Enersis Américas’ credit rating Analysis of potential credit rating impact Strategic Considerations 1 2 3 4 Strategic Considerations: Framework Followed Observations Source: Public information Note: Information from Enersis’ Corporate Reorganization Presentation published on November 6th, 2015 I - 16

Impact on Decision Making Process Prior to the Transaction Post Transaction Subsidiaries No extra layer to Enersis Américas Subsidiaries One extra layer to Enersis Américas Enersis Américas Opex Selected Actions for Gx Américas Optimization of the contracts of operation and generation‘s fleet Maintenance Hydro efficiency improvement Optimization of the scheduled stop coal plant plan in Colombia Centralization of the HYDRO Plant Control New local and global procurement process Less licenses and efficiencies in ICT transformation processes Improvement of own staff productivity: incorporating best practices from Gx companies of Enel Group worldwide Analysis Performed – Strategic Considerations Review of Impact of Simplified Corporate Structure Source: Public information Notes: Announced on November 11th, 2015 Comparison data: 2019 vs real 2015 1 Impact on the Implementation of the Efficiency Plan1 Impact on the Implementation of the Efficiency Plan 2016 – 20 Enersis Américas Business Efficiencies Enersis Américas Opex Selected Actions for Dx Américas Investments in the Remote Plan to reduce reaction time when power failures occurs Investments in the quality of supply to reduce the number of failures, allowing improvements in the maintenance of Low Voltage's network New local and global procurement process Improvements in legal process Improvement of own staff productivity Implementation of the smart meters 2 2 2016 – 20 Enersis Américas Business Efficiencies Centralization of Management’s Activitites1 US$220 mm Estimated Opex Savings for the 2016-20 Period I - 17

Analysis Performed – Strategic Considerations (cont’d) Source: Public information Note: As of 1Q16 LTM Analysis of Potential Public Valuation Impact Impact on Equity Story for Research Analysts and Investors Overlapping investment highlights with Enersis Américas: Presence in 4 countries Strong capital structure Balanced business and geographical diversification Potential investor cannibalization All minority positions Unclear strategy given lack of control and diversity of stakes owned Lack of liquidity Valuation discount Key Considerations Key Considerations 2 One vehicle encompassing all assets across the region Present in 4 countries with ample room for growth both organically and inorganically Balanced business and geographical diversification: Post transaction generation business will represent 66% of Net Income while distribution represents 34%1 Post transaction Brazil will represent 40% of Net Income, Peru 31%, Colombia 28%, and Argentina 1%1 Strong capital structure, even considering the potential impact from the Merger Mostly controlling positions, with corporate strategy focused on having majority stakes in all subsidiaries Improved and stream-lined decision making process Pro-forma Equity Story – Transparent and Visible Equity Story Unclear Equity Story Overlapping Equity Story I - 18

Revenues 8.18 EBITDA 2.45 Net Income Pre Minorities 1.87 Minorities 0.80 Minorities as % of Net Income Pre Minorities 42.8% Net Income Post Minorities 1.06 Revenues 8.18 EBITDA 2.45 Net Income Pre Minorities 1.87 Minorities1 0.49 Minorities as % of Net Income Pre Minorities 26.2% Net Income Post Minorities 1.38 Post Minorities Net Income Increase 30.2% Analysis Performed – Strategic Considerations (cont’d) Source: Enersis Américas Financial statements as of December 31st 2015 and March 31st 2016 Note: Minorities reduction correspond to ca.US$2 mm from Chilectra and Chilectra Américas net income and ca.US$300 mm from Endesa and Endesa Américas net income over the last twelve months Analysis of Potential Public Valuation Impact Impact on Transparency / Visibility for Research Analysts and Investors 2 Enersis Américas Current Situation, 1Q16 LTM (US$ bn) Enersis Américas Proforma, 1Q16 LTM (US$ bn) Current shareholder structure of Enersis Américas implies the existence of several minorities The existence of minorities currently makes it more difficult for research analysts to value the company I - 19

Analysis Performed – Strategic Considerations (cont’d) Source: Itaú BBA, Company Information and Bloomberg as of July 21st, 2016 Notes: Sum-of-the-Parts from DCF valuation from underlying assets of Enersis Américas, Chilectra Américas and Endesa Américas Sum-of-the-Parts from trading comparable valuation, using EV/EBITDA 2016E multiples, applied to each underlying company Sum-of-the-Parts from precedent transactions valuation, using EV/EBITDA LTM multiples, applied to each underlying company Values correspond to Enersis Américas’ direct stakes for “ENI Direct”, Enersis Américas’ stake in Chilectra Américas for “CHI Américas” and Enersis’ Américas’ stake in Endesa Américas for “EOC Américas” Average of the DCF, trading comparables and transaction comparables methodologies A dividend of CLP120,000 mm (US$184 mm at a 650.84 CLP/USD exchange ratio, based on the closing price of July 21, 2016) is considered in the valuation analysis. This dividend will be subject to Chilectra Américas shareholders’ approval in the Extraordinary Shareholder’s meeting to be held for the consideration of the Merger Potential Impact on Holding Discount at Enersis Américas’ Level (US$ mm)4 Analysis of Potential Public Valuation Impact 2 12.1% discount Current Market Cap. US$8.7 bn Average5 US$9.9 bn 2 1 3 Average of valuation methodologies suggests a valuation for Enersis Américas of ca. US$9.9 bn This represents a ca. 12.1% discount to the current market capitalization 6 I - 20

Analysis Performed – Strategic Considerations (cont’d) Source: Itaú BBA, Company Information and Bloomberg as of July 21st, 2016 Notes: Opex synergies considered by the management are expected to reach US$220 mm by 2019. For this analysis, a linear ramp-up of US$40-US$50 mm is considered for each year, valuing the synergies as the product of the first years’ synergies and the 6.0x-8.0x multiples range. Considers synergy valuation mid point for each estimated synergy scenario Considers ownership for ENI shareholders using Endesa Américas / ENI Américas ratio of 2.8x and CHI Américas / ENI Américas ratio of 4.0x Considers average mid point valuation of US$9.9 bn from 3 different methodologies (DCF, trading multiples and transactions multiples) and a 12.1% holding discount Potential Impact of Synergies’ Value at Enersis Américas’ Level (US$ mm) Analysis of Potential Public Valuation Impact 2 Assumptions and Considerations Total synergies of ca.US$220 mm1 considered by the management through 2016-2020 projected cash flows Sensitivity of projected synergies assuming ca.+-10% on management base case Synergy valuation considers a blended multiple range between 6.0x – 8.0x Results Synergy valuation range of US$240 mm to US$400 mm Mid point synergy valuation of US$315 mm Value creation for ENI Americas’ shareholders of ca. US$202 mm for mid point valuation Impact For ENI Américas’ Shareholders Annual Synergies of US$40 mm Annual Synergies of US$45 mm Annual Synergies of US$50 mm Preliminary synergy value (mid point)2 280 315 350 Pro-forma ownership for ENI shareholders3 64.0% 64.0% 64.0% Potential Value Creation for ENI Americas Shareholders 179 202 224 Additional Sources of Potential Value Creation (Dilution) Preliminary value creation from potential holding discount reduction4 764 764 764 Potential Net Value Creation (Dilution) to ENI Américas Shareholders 943 966 988 Max: US$240 mm Mid: US$315 mm Min: US$400 mm I - 21

CLP1 bn CLP2 bn CLP3 bn CLP4 bn 1,000 3,000 6,000 8,000 12,000 CLP10 bn 1.38% 0.18% 0.39% 0.20% 0.25% 0.19% 0.12% 0.10% 0.35% 0.13% 0.11% 0.07% 0.09% 0.24% 0.15% 0.12% 0.07% 0.10% 0.14% 0.09% Analysis Performed – Strategic Considerations (cont’d) Source: Public information and Bloomberg as of July 21st, 2016 Note: Considers ADTV since April 21st, 2016 Impact on Stock Liquidity 90 Day ADTV (CLP bn) – IPSA’s Top 20 Stocks by Liquidity 3 90 Day ADTV as % of Free Float 1 # of Research Analysts Currently Covering the Stock Liquidity 90 Day ADTV Market Cap (CLP bn) 2,000 4,000 7,000 5,000 Stock Liquidity / Company Size Analysis Enersis Américas is one of the most liquid stocks in the IPSA index Empirical evidence suggests that the larger the market cap, the higher the liquidity of any given stock 1 Banco de I - 22

#1 Investor Market Value (US$ mm) % Free Float 2 Banchile 482.3 16.4% 6 AFP Habitat 205.3 7.0% 3 AFP Provida 264.7 9.0% 8 AFP Cuprum 163.7 5.6% 1 Citi (ADRs) 731.1 24.9% 7 AFP Capital 178.7 6.1% 4 Itaú Corpbanca 257.4 8.8% 5 Santander 245.5 8.4% 14 Larrain Vial 20.0 0.7% 13 BTG Pactual 20.6 0.7% - Forestal Constructora 0.0 0.0% - Coindustria 0.0 0.0% 11 AFP Planvital 26.7 0.9% 12 AFP Modelo 23.2 0.8% 10 Valores Security 27.5 0.9% 9 BCI 28.5 1.0% 16 Bice Inversiones 10.9 0.4% 17 Consorcio C de B 4.3 0.1% 15 JP Morgan 12.5 0.4% - Inversiones Orengo 0.0 0.0% Total 2,702.9 92.0% Analysis Performed – Strategic Considerations (cont’d) Impact on Stock Liquidity Endesa Américas Shareholder Base: The top 20 investors in Endesa Américas have an aggregate position of US$1.2 bn representing 85% of total free float Enersis Américas Shareholder Base The top 20 investors in Endesa Américas have an aggregate position of US$2.7 bn in Enersis Américas representing 92% of total free float Investors’ Overlap: 85% of the top 20 free float investors of Endesa Américas also hold a stake in Enersis Américas Investors are already believing the story Merger unlikely to trigger any flow-back Investor in Endesa Américas # Investor Market Value (US$ mm) % Free Float 1 Banchile 209.2 14.9% 2 AFP Habitat 156.0 11.1% 3 AFP Provida 150.7 10.8% 4 AFP Cuprum 109.7 7.8% 5 Citi (ADRs) 106.0 7.6% 6 AFP Capital 103.3 7.4% 7 Itaú Corpbanca 103.9 7.4% 8 Santander 94.1 6.7% 9 Larrain Vial 26.5 1.9% 10 BTG Pactual 19.4 1.4% 11 Forestal Constructora 19.3 1.4% 12 Coindustria 18.7 1.3% 13 AFP Planvital 17.3 1.2% 14 AFP Modelo 15.2 1.1% 15 Valores Security 9.7 0.7% 16 BCI 7.1 0.5% 17 Bice Inversiones 6.4 0.5% 18 Consorcio C de B 4.1 0.3% 19 JP Morgan 4.1 0.3% 20 Inversiones Orengo 4.0 0.3% Top 20 Investors 1,184.9 84.5% Endesa x Enersis Top 20 Free Float Investors Overlap 3 Shareholder Base Analysis Source: Company information as of May 31si, 2016 Note: Shows the position within Enersis Américas’ free float position Considering top 20 free float investors Top 20 Represent 33.8% of Total Shareholder Base Selected List Represents 36.2% of Total Shareholder Base 2 2 I - 23

Analysis Performed – Strategic Considerations (cont’d) Source: Public information Notes: Even though the withdrawal rights for Enersis Américas are limited to a 10% stake, the maximum amount of withdrawal Rights of Enersis Américas that can be exercised if Endesa Américas' withdrawal rights are also exercised is ca. 6.84%. This is due to the 65% threshold which is the maximum stake that one shareholder can own in Enersis Américas Assuming a share price of CLP299.2 as per the average of the May 25th, 2016 and July 21st, 2016 Assuming 32.3% of remaining free float shareholders eligible to exercise the 285 CLP/share option Considers LTM Net Debt / EBITDA According to Fitch's Chilean scale Impact on Enersis Américas’ credit rating 4 6.84% of Enersis Américas shareholders withdrawal rights1 10.0% of Endesa Américas shareholders withdrawal rights2 Remaining free float shareholders of Endesa Américas prefer the 285 CLP / share3 Enersis Américas 1Q16 Net Debt Assuming maximum withdrawal rights exercised by Enersis and Endesa Américas’ shareholders Assuming maximum withdrawal rights exercised by Enersis Américas’ shareholders and assuming all Endesa Américas’ shareholders prefer the 285 CLP/share Assuming maximum withdrawal rights exercised by Enersis Américas’ shareholders Credit Rating Comparison with Peers Company Credit Rating Net Debt / EBITDA (x)4 (AA+)5 2.7x BBB- / Baa3 (A+)5 4.7x BBB / BBB- (A+)5 1.7x Net Debt New Debt Net Debt / EBITDA Potential Increase in Leverage (US$ bn) I - 24

SECTION 3B Valuation Considerations I -

LEGEND Dx = Distribution Asset Gx = Generation Asset Tx = Transmission Asset Source: Company information Listed Company ü Exchange Ratios Calculation Holding expenses and existence of debt / cash at holdings Tax costs Dividend distributions prior to Merger Other Key Aspects Impacting Valuation: First Step An independent valuation has been performed for each asset Second Step Sum-of-the-parts valuation of Enersis Américas, Endesa Américas and Chilectra Américas Third Step Endesa Brasil Dx Fortaleza Gx Cachoeira Gx CIEN Tx Ampla Dx Coelce Dx Enel Brasil Gx Emgesa Gx Deca Dx EEC Dx Port. Central Cartagena Gx Codensa Dx Edegel Gx EEPSA Gx Chinango Gx Distrilima Dx Edelnor Dx Caboblanco Gx Generalima Gx Generandes Gx Piura Gx Costanera Gx El Chocón Gx Docksud Gx Edesur Dx CEMSA Tx CTM Tx TESA Tx Endesa Argentina Gx Hidroinvest Gx Southern Cone Gx Distrilec Dx Business Country Company Valuation Considerations: Framework Followed ü ü ü ü ü ü I - 26

Discounted Cash Flow Analysis Operating and financial projections by asset, based on latest Business Plan, provided by Enersis Américas, EOC Américas and Chilectra Américas Macroeconomic, corporate tax rates, regulatory and market assumptions per asset provided by Enersis Américas, EOC Américas and Chilectra Américas Terminal value calculations: Based on adjusted perpetuity cashflows (capex, margins, working capital) Considers replacement capex for generation assets Long-term inflation rates by country considered for perpetual growth rates For selected assets (i.e. CIEN) projections to be limited to concession term, assuming that the company receives the projected net asset value at the end of the concession (in accordance with local regulation) Criteria for weighted average cost of capital (WACC) calculated by Itaú BBA Considers long term tax and inflation rates Independent WACCs calculated for different businesses (Gx and Dx) and countries (Argentina, Brazil, Colombia, Peru) Comparable Companies Trading Multiples Based on multiples of enterprise value estimated 2016 and 2017 EBITDA, for each individual asset under consideration and selected companies Differentiated multiples applied to each asset based on country and segment Although none of the selected companies is directly comparable, the companies included were selected because their operations may be considered similar to certain operations of the assets under consideration Comparable universe includes LatAm generation, distribution and integrated utility players EBITDA used for each of the selected companies derived from estimates published by broker analysts Comparable Transaction Multiples Based on multiples of enterprise value to LTM EBITDA for each asset and selected companies While none of the companies that participated in the precedent transactions will be directly comparable, these are companies with operations that, for the purposes of this analysis, may be considered similar to certain of the assets under consideration results, market size and business profile Scarcity of pure comparable precedents in the electricity distribution sector and limited disclosure results in a broad spectrum of transactions, to include LatAm deals in the electricity distribution and other highly contracted related sectors Bearing in mind these factors, we have defined an individual multiple range per country and segment Source: Itaú BBA Valuation Considerations: Framework Followed (cont’d) I - 27

Enersis Américas – Valuation Summary1,2 Transaction Multiples (EV/EBITDA LTM) Discounted Cash Flow4 Source: Enersis Américas, EOC Américas and Chilectra Américas information including Business Plan provided by Enersis Américas, EOC Américas and Chilectra Américas Board of Directors, and Itaú BBA Notes: Based on projections provided by Enersis Américas, EOC Américas and Chilectra Américas Includes net debt allocation based on information provided in the Business Plan Assumes 2016E EBITDA as proxy for LTM 5-year DCF valuation was applied to each asset, based on management projections dated as of June 30, 2016 and discounted using mid-period convention Considers the following companies for generation comparables: Chile: AES Gener, Colbún, EOC Chile and E-CL; Colombia: Isagen and Celsia; Peru: Edegel and Enersur; Brazil: Tractebel and AES Tietê; Argentina: Endesa Costanera and Pampa Energia (EV/EBITDA 16E) (EV/EBITDA 17E) Trading Multiples Based on Business Plan provided by Enersis Américas, EOC Américas and Chilectra Américas Boards of Directors SOTP valuation based on proportional 2016E EBITDA Mid-point multiple range5,6,7: Generation: Arg (5.5x), Bra (6.5x), Col (8.5x), Per (8.5x) Distribution: Arg (4.5x), Bra (7.0x), Col (8.0x), Per (8.0x) SOTP valuation based on proportional 2017E EBITDA Mid-point multiple range5,6,7: Generation: Arg (4.0x), Bra (5.5x), Col (8.0x), Per (8.0x) Distribution: Arg (3.5x), Bra (6.0x), Col (7.5x), Per (7.5x) SOTP valuation based on proportional LTM EBITDA3 Mid-point multiple range7: Generation: Arg (4.0x), Bra (10.0x), Col (10.0x), Per (9.0x) Distribution: Arg (2.5x), Bra (6.0x), Col (9.0x), Per (8.0x) SOTP valuation based on 5-year DCF valuation for each asset8 Terminal value calculated on a case-by-case analysis Individual WACC applied to each asset, adjusted for specific country and segment risks CHI Américas9 Enersis Américas Direct EOC Américas Considers the following companies for distribution comparables: Chile: Aguas Andinas; Colombia: EEB; Peru: Luz Del Sur and Edelnor; Brazil: Equatorial and Eletropaulo; Argentina: Edenor Minimum and maximum of each multiples valuation calculated with +/-1x EV/EBITDA multiples for each case Minimum and maximum of DCF methodology calculated with +/-1% market risk premium for each case A dividend of CLP 120,000 mm (US$184 mm at a 650.84 CLP/USD exchange ratio, based on the closing price of July 21, 2016) is considered in the valuation analysis. This dividend will be subject to Chilectra Américas shareholders’ approval in the Extraordinary Shareholder’s meeting to be held for the consideration of the Merger Proportional Equity Value Range (US$ bn) I - 28

Exchange Ratio Summary1,2 Transaction Multiples3 (EV/EBITDA LTM) (EV/EBITDA 16E) (EV/EBITDA 17E) Trading Multiples5,6 Maximum exchange ratio based on base case Generation and Distribution multiples, +10.0% on the resulting exchange ratio Minimum exchange ratio based on base case Generation and Distribution multiples, -10.0% on the resulting exchange ratio Maximum exchange ratio based on base case Generation and Distribution multiples, +10.0% on the resulting exchange ratio Minimum exchange ratio based on base case Generation and Distribution multiples, -10.0% on the resulting exchange ratio Maximum exchange ratio based on base case Generation and Distribution multiples, +10.0% on the resulting exchange ratio Minimum exchange ratio based on base case Generation and Distribution multiples, -10.0% on the resulting exchange ratio Discounted Cash Flow4 Maximum exchange ratio based on base case Generation and Distribution WACCs and PGRs, +10.0% on the resulting exchange ratio Minimum exchange ratio based on base case Generation and Distribution WACCs and PGRs, -10.0% on the resulting exchange ratio EOC Americas / ENI Americas CHI Americas / ENI Americas Comment Exchange Ratio7 Source: Enersis Américas, EOC Américas and Chilectra Américas information including Business Plan provided by Enersis, EOC and Chilectra Board of Directors, and Itaú BBA Notes: Based on projections provided by Enersis Américas, EOC Américas and Chilectra Américas Includes net debt allocation based on information provided in the Business Plan Assumes 2016E EBITDA as proxy for LTM 5-year DCF valuation was applied to each asset, based on management projections dated as of June 30th, 2016 and discounted using mid-period convention Considers the following companies for generation comparables: Chile: AES Gener, Colbún, EOC Chile and E-CL; Colombia: Isagen and Celsia; Peru: Edegel and Enersur; Brazil: Tractebel and AES Tietê; Argentina: Endesa Costanera and Pampa Energia Considers the following companies for distribution comparables: Chile: Aguas Andinas; Colombia: EEB; Peru: Luz Del Sur and Edelnor; Brazil: Equatorial and Eletropaulo; Argentina: Edenor Exchange ratio ranges consider the transaction’s net tax expenses incurred by Endesa Américas and Chilectra Américas of US$132 mm and US$17 mm respectively I - 29

APPENDIX I -

Summary of Information Provided APPENDIX A I -

Summary of Information Provided Enersis Américas, Endesa Américas and Chilectra Américas enabled a Virtual Data Room (VDR) which included the following selected items: Financial and operating information, including historical financial statements for Enersis Américas, Endesa Américas and Chilectra Américas Presentations made by the management of Enersis Américas, Endesa Américas, Chilectra Américas and operating assets, regarding the current landscape in the different geographies and business lines Internal financial analysis and forecast for the entities under consideration prepared by Enersis Américas, Endesa Américas, Chilectra Américas for our use by the respective Board of Directors (the Business Plan) Business Plan included operating projections for main generation and distribution assets Business Plan included macroeconomic and industry specific assumptions by country Business Plan included allocation of holding net debt and expenses, as well as tax costs and benefits related to the Proposed Transaction Legal information and analysis related to the outstanding net debt of the entities under consideration, the allocation in the context of the Proposed Transaction, and information on intercompany loans Other information included: regulatory models for main generation and distribution assets, selected brokers research reports We also participated in management presentations with members of senior management of Enersis Américas, Endesa Américas and Chilectra Américas, regarding their assessment of the past and current business operations, financial condition and future prospects of the assets under consideration Itaú BBA asked several questions through the formal channel established by the parties involved in the Proposed Transaction, which were periodically answered via the VDR Information Provided I - 32

ANNEX J

OPINION OF CREDICORP CAPITAL ASESORÍAS FINANCIERAS S.A.,

ADDITIONAL INDEPENDENT VALUATOR OF ENERSIS AMÉRICAS

This Annex J is a free English translation and should not be construed as being identical in content to the original Spanish document, which will prevail in the event of any discrepancy with the English translation.

Independent Valuator Report Prepared for the Directors’ s Committee of Enersis Américas S.A. August 5, 2016 J -

Disclaimer of Responsibility This document has been prepared by Credicorp Capital Asesorías Financieras S.A. (“Credicorp Capital”) for the Directors’ Committee of Enersis Américas S.A. (“ENIA” or the “Company”), for the effects stipulated on article 147 of Chilean Law 18,046. The recommendations and conclusions contained in this report constitute the best estimation or opinion of Credicorp Capital with regards to the Proposed Transaction (as such term is defined herein) at the time this report was issued, considering the methodology used to that end and the information that was made available. The conclusions in this report might change if other background or information were available. Credicorp Capital will not have any obligation to disclose such changes or when the opinions or information contained in the document change. Only information submitted by ENIA and public information available were used by Credicorp Capital to prepare this report, none of which has been confirmed independently by Credicorp Capital and, therefore Credicorp Capital does not have any liability whatsoever with respect thereto or for any of the conclusions that might be derived from any false, erroneous, or incomplete information. Likewise, the conclusions in the report may be based on assumptions that might be subject to significant economic and market uncertainties and contingencies, such as forecasts, estimates, and evaluations, whose occurrence can be difficult to predict, such that there is no certainty whatsoever on the degree of achievement of such assumptions. Under no circumstance may the use or incorporation of such forecasts, or estimates be deemed a representation, guarantee, or prediction by Credicorp Capital with respect to the occurrence thereof, or that of the underlying assumptions. Disclaimer: The English version of this report is a free translation from the original report prepared in Spanish. It was prepared for the convenience of the reader. This translation has not been reviewed or approved by Credicorp Capital J -

Executive summary and conclusions Background and description of the Proposed Transaction General assumptions used in the Report Analysis of the Proposed Transaction’s terms Methodologies used for the valuation of ENIA, EOCA and CHIA Valuation of ENIA, EOCA and CHIA Estimation of the exchange ratios of the Proposed Transaction Analysis of the Proposed Transaction’s terms Cash flow and market considerations of the Proposed Transaction Impact on EBITDA Tax impacts Holding discount considerations Stock liquidity considerations Credit rating considerations Strategic considerations of the Proposed Transaction Table of Contents J -

1 EXECUTIVE SUMMARY AND CONCLUSIONS J -

Background and description of the Proposed Transaction Enersis Americas S.A. (“ENIA” or the “Company”) has initiated the second phase of its corporate reorganization announced on 2015 (the “Proposed Transaction”). The reorganization includes the following phases: Spin-off (the “Spin-off”) of Empresa Nacional de Electricidad S.A. (“EOC”), Chilectra S.A. (“Chilectra”) and Enersis S.A. (“ENI”). This phase was approved by each shareholders’ meeting on December 18, 2015 and implemented on March 1, 2016 Merger (the “Merger”) among ENIA (absorbing company), Endesa Américas S.A. (“EOCA”) and Chilectra Américas S.A. (“CHIA”), together with a public tender offer (the “TO”)(1) to be launched by ENIA for a 40.02% of EOCA’s shares. The TO remains conditioned to the approval of the Merger in the extraordinary shareholders’ meetings of ENIA, EOCA and CHIA The Proposed Transaction includes the following terms and conditions: Proposed exchange ratios: 2.8 shares of ENIA for each share of EOCA; 4.0 shares of ENIA for each share of CHIA(2) Withdrawal right for the shareholders of ENIA, EOCA and CHIA is limited to 10.00%, 10.00%(3) and 0.91% of the companies’ shares, respectively, considering that no shareholder shall end up with more than 65% of the ownership of ENIA Compensation if the Merger is not successful: ENIA will compensate EOC Chile and Chilectra Chile for the tax expenses incurred by them (net of tax credits) as a result of the first phase of the reorganization process TO: Price: CLP 285 per share Conditions: TO is conditional to the execution of the Merger Proposed Transaction ____________________ TO will be funded with cash proceeds from the 2012 capital increase of Enersis S.A. Regarding the exchange ratio of ENIA shares for CHIA shares, as informed by the Company’s management, an adjustment to the exchange ratio from 5.0 to 4.0 will be submitted for consideration of ENIA’s Board of Directors on August 5, 2016. Such adjustment is in accordance with the potential distribution of CLP 120 billion dividend by CHIA to its shareholders, which is subject to approval by CHIA’s shareholders at the extraordinary shareholders’ meeting to vote on the Merger Regarding the withdrawal right of EOCA shareholders in respect of the limit established for such withdrawal right as a suspensive condition for the Merger, as informed by the Company’s management, an increase of such limit from 7.72% to 10.00% will be submitted for consideration of ENIA’s, EOCA’s and CHIA’s Board of Directors on August 5, 2016, in order to align such limit to that established for the withdrawal right of ENIA shareholders J -

Scope of the independent valuation Based in the fact that the Proposed Transaction is an operation among related parties, on May 16, 2016 the Directors’ Committee of ENIA engaged Credicorp Capital on May 16, 2016 to act as an independent valuator in accordance with the requirements of Article 147 of the Chilean Corporate Act Law No 18,046 Pursuant to the foregoing, and in accordance with the requirements of Article 147 of the Law No 18,046, in respect of independent valuators, this report (the “Report”) contains, among others, the following elements: A description of the characteristics, phases, terms and conditions of the Proposed Transaction An analysis of the effects and potential impacts of the Proposed Transaction on ENIA, including: Whether the Proposed Transaction contributes to ENIA’s corporate interest; and, Whether the economic terms of the Proposed Transaction are in accordance with current market conditions Other issues or questions that the Directors or the Directors’ Committee of ENIA may have regarding the Proposed Transaction As part of the analysis, Credicorp Capital has included in the Report the following: An estimation of the exchange ratios for the Merger and the value of ENIA, EOCA and CHIA An analysis of the economic terms of the Proposed Transaction An analysis of the strategic rationale and potential impacts of the Proposed Transaction on ENIA It must be noted that since it is beyond the scope of this assessment, the Report does not include: An analysis of the advantages and disadvantages of alternative structures or execution mechanisms for the Proposed Transaction An analysis about technical, commercial, legal and/or other aspects for the execution of the Proposed Transaction J -

Framework for analyzing the impact on ENIA of the Proposed Transaction ¿What are the values for the exchange ratios and the TO offering price that are in accordance with market conditions? We valued ENIA, EOCA and CHIA through a sum of the parts approach using the following methodologies: (i) discounted cash flows and (ii) trading multiples and market capitalization Based on the aforementioned, we estimated the value for the following: Exchange ratios for shares of ENIA per each share of EOCA and CHIA, respectively The price per share of EOCA after appropriate discounts ¿What is the impact on ENIA of the exchange ratios and the TO offering price of the Proposed Transaction? We compared our estimations of the exchange ratios and the TO offering price with those of the Proposed Transaction Based on the previous analysis, we calculated the impact on ENIA of the economic terms of the Proposed Transaction ¿Are there any other factors resulting from the Proposed Transaction that could have a potential impact on the value of ENIA? The following cash flow and market factors may have an impact on the value of ENIA: Cash flow factors: potential savings / synergies at ENIA´s holding level and tax impacts Market factors: (i) potential reduction of the holding discount of ENIA, (ii) stock liquidity effect, and (iii) potential improvement of ENIA´s credit risk profile Impact of the Proposed Transaction on ENIA Cash flow and market considerations for ENIA Estimation of the economic terms ¿Does the Proposed Transaction makes sense for ENIA from a strategic standpoint? Alignment of interests over the operative subsidiaries of ENIA More efficient decision making process Access to a grater portion of cash flows due to the reduction of minority interest Accomplishment of what was announced by the Company to the market on 2015 Strategic considerations for ENIA Economic terms of the Proposed Transaction Other considerations of the Proposed Transaction for ENIA The independent valuator is based on the following framework: J -

Methodology used for the valuation of ENIA, EOCA and CHIA The methodologies used for the valuation of ENIA, EOCA and CHIA are the following: Valuation based on DCF of the companies involved in the Merger Valuation based on projections given by ENIA and valuation criteria of Credicorp Capital Sum of the parts valuation for ENIA, EOCA and CHIA Valuation of the companies involved in the Merger considering: Multiples of publicly listed companies according to their business and geographical presence Market capitalization for listed companies with relevant liquidity Sum of the parts valuation for ENIA, EOCA and CHIA Sum of the parts valuation Valuation based on discounted cash flows (“DCF”) Valuation based on market capitalization and trading multiples (“Multiples”) 1 2 To estimate the market value of ENIA, EOCA and CHIA, ENIA’s market discount was applied to the sum of parts valuation J -

Estimation of the exchange ratios and impacts on ENIA ____________________ (1) Regarding the exchange ratio of ENIA shares for CHIA shares, as informed by the Company’s management, an adjustment to the exchange ratio from 5.0 to 4.0 will be submitted for consideration of ENIA’s Board of Directors on August 5, 2016. Such adjustment is in accordance with the potential distribution of CLP 120 billion dividend by CHIA to its shareholders, which is subject to approval by CHIA’s shareholders at the extraordinary shareholders’ meeting to vote on the Merger (2) As of July 20, 2016 (3) Current market price of EOCA is affected by the Proposed Transaction (4) CHIA has low levels of liquidity, therefore the stock price might not reflect its market capitalization (CHIA’s 2016 accumulated traded volume during 2016 is CLP 24 million) Source: Bolsa de Comercio de Santiago (5) Tax compensations of USD 149 million, amount that EOC Chile and Chilectra Chile incurred as tax expenses during the first phase of the Proposed Transaction. The parties have agreed that this compensation shall be included in the exchange ratios and the amount shall be evenly distributed among the parties based on the participations of ENIA, EOCA and CHIA in ENIA post Merger (6) Corresponds to the product of (i) the estimated price per each share of EOCA/CHIA adjusted by tax compensations; and (ii) the implicit premium per each share of EOCA/CHIA (net of tax compensation adjustments) (7) Considers the exchange rate USDCLP of 650.80 (3) (4) Total implicit premium: USD 145 million 1.67% of ENIA's market capitalization(2) Assuming that all of the minority shareholders of EOCA and CHIA participate in the Merger, the Proposed Transaction would have an implicit cost for ENIA estimated at USD 145 million (1.67% of the market capitalization of ENIA(2)). TO price is slightly below the estimated price for EOCA J -

Potential cash flow and market benefits for ENIA as a result of the Proposed Transaction The Merger would generate a reduction of ENIA’s holding discount as a result of the absorption of EOCA, a subsidiary with relevant liquidity, a reduction that could be already incorporated in the current stock price of ENIA The holding discount of ENIA post Merger is estimated to be at 9%, which could increase if the Proposed Transaction is not executed Assuming the potential increase of holding discount is between 0% and 10% of EOCA’s value (if the Proposed Transaction is not executed), the impact on ENIA is estimated to be between USD 0 and 218 million Subject to the number of EOCA’s shareholders participating in the TO, the float of ENIA could increase as a result of the Proposed Transaction. This would have a positive impact on the liquidity level of ENIA, remaining as one of the most liquid companies in the Chilean market. However, evidence suggests that such impact on liquidity should not significantly affect the value of ENIA Stock liquidity considerations The Proposed Transaction could have a positive impact on the credit profile of ENIA, mainly because it brings closer the operative subsidiaries and their cash flows, it eliminates the risk of structural subordination with EOCA and CHIA, and it increases ENIA’s scale These positive aspects, if perceived so by the market, could improve the structural debt cost of ENIA, reducing its weighted average cost of capital (WACC) Based on a sensitized analysis, it is estimated that the present value of such an impact, for the shareholders of ENIA, could be between USD 0 and 76 million It is worth mentioning that if the TO is executed for a significant amount, the cash position of the Company may be affected, affecting ENIA’s credit profile. This should be considered when assessing the potential benefits estimated herein Credit rating considerations 4 Holding discount considerations Based on the efficiency plan presented by ENI during the first phase of the reorganization and savings on operational costs due to the absorption of EOCA and CHIA, a total amount in regime (year 2019) of USD 8.5 million (before taxes) have been identified in savings at the holding level The net present value of those efficiencies for ENIA is estimated at USD 48 million Potential synergies 5 1 3 Impacts on taxes include (i) savings obtained by including the tax compensations within the exchange ratios as opposed to ENIA indemnifying EOC Chile and Chilectra Chile directly in full (if the Proposed Transaction is not executed), (ii) tax costs generated by the increase in market value of the Peruvian assets, and (iii) the badwill generated by the abortion of CHIA The net present value for ENIA of these tax impacts is estimated at a cost of USD 17 million Impact on taxes 2 J -

____________________ These impacts may be already incorporated in the stock price of ENIA Market capitalization: USD 8,708 million (as of July 20, 2016). Source: Bloomberg Considering the potential cash flow and market impacts as a result of the Proposed Transaction and the implicit cost for ENIA as a result of the exchange ratios, it is estimated that the Proposed Transaction could generate a net benefit for ENIA of USD 33 million Summary of potential benefits for ENIA as a result of the Proposed Transaction 0.37% of ENIA’s market capitalization of ENIA(2) J -

Other potential strategic and managerial benefits for ENIA as a result of the Proposed Transaction Alignment of interests in the operative subsidiaries Exclusive holding company to invest in LatAm (ex Chile) Clarity to shareholders in respect of the Company’s investment policy Increased efficiency in decision-making processes Simplification of decision layers Time and costs savings in decision making (only one Board of Directors) Direct access to cash flows and reduction of minority interest Simpler corporate structure with greater visibility of the assets 1 2 3 Simplification of ENIA’s corporate structure ENIA CHIA EOCA 60.0% 99.1% Current corporate structure(1) Post Merger corporate structure(1) Hid. El Chocón Edesur Cachoeira Dorada Ampla Energía Emgesa Codensa Edegel Edelnor ____________________ This structure shows only some of the operative assets in each country The new corporate structure will eliminate cross-shareholding participations ENIA Hid. El Chocón Edesur Cachoeira Dorada Ampla Energía Emgesa Codensa Edegel Edelnor J -

Stock prices performance seems to indicate that the market is validating the Proposed Transaction(1) Implicit exchange ratio of ENIA shares for EOCA shares Stock price of EOCA Stock price of ENIA and EOCA for the execution of the withdrawal right(2) ____________________ Source: Bolsa de Comercio de Santiago. Data as of July 20 , 2016. CHIA was not considered in the analysis because of its low liquidity level (the accumulated amount traded during 2016 is CLP 24 million) The definitive withdrawal prices will be equivalent to the weighted average price between 90 and 30 days before the TO. The graph captures the period between April 27 2016, and July 20, 2016 Average Daily Trading Volume calculated between April 21, 2016, date when the new companies started trading, and July 20, 2016 Actualizar datos manualmente CLP CLP CLP ENIA shares Since April 28, 2016, the implicit exchange ratio of ENIA shares for EOCA share has been trading: Below the Merger’s proposed exchange ratio, and Above the implicit exchange ratio based on the TO price Since that date, EOCA shares have been trading above the TO price and with reasonable liquidity It can be inferred that the market perceives the proposed exchange ratio to be in the best interest with high probability for the Proposed Transaction to be approved Currently, the withdrawal prices do not indicate that the execution of the withdrawal right will be a negative factor for the execution the Proposed Transaction The withdrawal price of ENIA is below its market price (CLP 115 / share) The withdrawal price of EOCA is below its market price and above the TO price by a small differential (exiting through the TO has tax benefits for most shareholders) Withdrawal prices shall be monitored until the definitive prices are formed in order to determine their impact on the Proposed Transaction ADTV(3) ENIA USD 5.7 mm ADTV(3) EOCA USD 2.7 mm J -

Conclusions The Merger’s proposed exchange ratios provide an implicit cost for ENIA of USD 145 million, equivalent to 1.67% of ENIA’s market capitalization This determination was based on the mid-point of our exchange ratios estimations which were 2.55 shares of ENIA for each EOCA share and 3.67 shares of ENIA for each CHIA share On the other hand, the Proposed Transaction has the potential to generate economic benefits for ENIA that based on the mid-point of our estimations were determined at USD 178 million These potential benefits include (i) synergies in operating expenses, (ii) tax impacts, (iii) potential holding discount savings, (iv) and potential savings in ENIA’s structural indebtedness costs Based on the above, we estimate a potential net benefit for ENIA of USD 33 million, equivalent to 0.37% of ENIA’s market capitalization In addition to the foregoing, the Proposed Transaction could generate potential benefits from a strategic and managerial standpoint. The Proposed Transaction eliminates cross-shareholding participations among ENIA, EOCA and CHIA allowing for alignment of interests in the operative subsidiaries, greater cost and time efficiency in the decision-making process, direct access to cash flows and a reduction of minority interests at ENIA Regarding the shares of EOCA to be eventually acquired through the TO, we conclude that the TO offering price of CLP 285 per share is slightly below the share price of EOCA that shall prevail in the market in the absence of the distortions generated by the Proposed Transaction, which we estimate at CLP 289 per share Finally, the share prices of ENIA and EOCA have been trading, with reasonable liquidity, within a range that indicates that the market and the investors are validating the Proposed Transaction‘ terms The exchange ratio of ENIA shares per EOCA shares has been trading above the implicit exchange ratio based on the TO offering price and below the proposed exchange ratio The share price of EOCA has been trading above the TO offering price Based on the foregoing, we conclude that the Proposed Transaction's terms are consistent with prevailing market conditions and that the Proposed Transaction contributes to the corporate interest of ENIA J -

2 BACKGROUND AND DESCRIPTION OF THE PROPOSED TRANSACTION J -

Description of the economic terms of the Proposed Transaction Exchange ratio 2.8 ENIA shares for each EOCA share 4.0 ENIA shares for each CHIA share(1) The economic terms of the Proposed Transaction, as adopted by the shareholders' meeting on December 18, 2015, and as informed by ENIA are: Withdrawal right The shareholders of ENIA, EOCA and CHIA will be able to exercise their withdrawal right if the shareholders’ meeting approves the Merger and as long as no shareholder ends up with more than 65% of ENIA´s ownership post Merger The withdrawal right has the following limits: 10.00% of ENIA's ownership; 10.00% of EOCA's ownership(2); and 0.91% of CHIA's ownership The withdrawal price at which ENIA and EOCA shares will be equivalent to the weighted average price between 90 and 30 business days before the shareholders' meeting where the Merger was approved The withdrawal price for CHIA shares will be equivalent to the book value of the share Compensation of EOC Chile and Chilectra Chile If the Merger is not executed by December 31, 2017, ENIA will indemnify EOC Chile and Chilectra Chile for all the tax expenses incurred by EOC Chile and Chilectra Chile (net of tax credits) as a result of the reorganization process Tax expenses (net of tax credits) are USD 149 million (EOC Chile incurred in USD 132 million and Chilectra Chile incurred in USD 17 million) Tender Offer for EOCA shares ENIA will launch a tender offer for EOCA shares and ADRs (American Depositary Receipts) that are not owned by ENIA. This represents up to 40,02% of the shares of EOCA The TO offering price will be of CLP 285 per share and the TO will be conditioned to the execution of the Merger ____________________ Regarding the exchange ratio of ENIA shares for CHIA shares, as informed by the Company’s management, an adjustment to the exchange ratio from 5.0 to 4.0 will be submitted for consideration of ENIA’s Board of Directors on August 5, 2016. Such adjustment is in accordance with the potential distribution of CLP 120 billion dividend by CHIA to its shareholders, which is subject to approval by CHIA’s shareholders at the extraordinary shareholders’ meeting to vote on the Merger Regarding the withdrawal right of EOCA shareholders in respect of the limit established for such withdrawal right as a suspensive condition for the Merger, as informed by the Company’s management, an increase of such limit from 7.72% to 10.00% will be submitted for consideration of ENIA’s, EOCA’s and CHIA’s Board of Directors on August 5, 2016, in order to align such limit to that established for the withdrawal right of ENIA shareholders J -

Spin-off of ENI, EOC and Chilectra Merger of EOCA and CHIA in ENIA I II Enel SpA 100,0% ENI Chile Chilectra Chile EOC Chile ENIA CHIA EOCA 60,6% 60,6% 60,0% 99,1% 60,0% 99,1% Spin-off of the assets outside Chile of Chilectra and EOC in new companies named VHIA and EOCA respectively Spin-off of the Chilean assets into a new company to be called ENI Chile ENI Chile Chilectra Chile EOC Chile ENIA 60,6% > 50,0% 60,0% 99,1% Merger by absorption Enel Iberoamérica Enel Latinoamérica Enel SpA 100,0% Enel Iberoamérica Enel Latinoamérica CHIA EOCA 1 2 1 2 New companies resulting from the Spin-off Merger by absorption of EOCA and CHIA in ENIA The exchange ratios for the merger will be defined in the corresponding shareholders’ meetings of ENIA, EOCA and CHIA Structure of the Proposed Transaction Second phase of the corporate reorganization in progress J -

Schedule of the Proposed Transaction December 18, 2015 Extraordinary shareholders’ meeting of ENIA, EOCA and CHIA Spin-off approval, and Proposal of the exchange conditions for the Merger ____________________ Source: the Company Bolsa de Comercio de Santiago New York Stock Exchange April 21, 2016 ENI Chile, EOCA and CHIA begin trading at BCS(1) and NYSE(2) 30 business days End of September 2016 Beginning of the TO 30 days since shareholders’ meetings 30 – 45 days since the launch of the TO End of October/ beginning of November 2016 End of the TO 60 business days April/May – July/August 2016 Period in which the withdrawal price is calculated for ENIA, EOCA and CHIA shares Completed phases Pending phases March 1, 2016 Completion of the Spin-off and creation of ENI Chile, EOCA and CHIA End of October, 2016 Due date of the withdrawal rights exercising period End of September, 2016 Extraordinary shareholders’ meetings of ENIA, EOCA and CHIA's to vote for the Merger 4Q 2016 Execution of the Merger J -

ENIA ENIA proforma post Merger EBITDA 2015(1) breakdown (USD million)(2) ENI Chile proforma EBITDA 2015(1) breakdow ENIA proforma post Merger EBITDA 2015(1) breakdow Proforma operational figures ____________________ Source: the Company. Gx: Generation, Dx: Distribution Considers the consolidated EBITDA without including “other adjustments” Considers an exchange rate USDCLP of 654.25, average of 2015 EBITDA 2015(1) (USD million)(2) Installed capacity (MW) Customer distribution (million) Planned investments 2016 – 2019 (USD billion) Post Proposed Transaction Proforma figures 44% 24% 22% 11% USD 2,481 million(2) USD 2,481 million(2) Gx Dx USD 1,072 million(2) Gx Dx 70% 30% 63% 37% 88% 12% 73% 27% USD 1,072 million(2) 0% 100% J -

3 GENERAL ASSUMPTIONS USED IN THE REPORT J -

ENIA provided a virtual data room where the following information was uploaded Management presentations for the Board of Directors of ENI related to the Proposed Transaction Presentations made by ENIA's management regarding the operations of ENIA’s subsidiaries in the different markets For each company involved in the Proposed Transaction, historical financial information as of March 2016 and June 2016 For each company involved in the Proposed Transaction, financial projections for the years 2016-2020: Updated as of June 2016 based on the business plan for each of the companies involved in the Proposed Transaction and considering the market conditions of each corresponding country Delivered to Credicorp Capital on June 9, 2016 Same projections that were shared with other independent valuators of ENIA, EOCA and CHIA in connection with the Proposed Transaction Approved by ENIA’s management and presented to the Board of Directors of ENIA Information and estimations regarding the impacts of the Proposed Transaction Meetings with management and technical staff of ENIA Work meetings with ENIA’s management team Credicorp Capital, as well as other independent valuators in connection with the Proposed Transaction, asked questions to ENIA that were answered by the Company through the virtual data room, answers which were available to all independent valuators Public information available in the market: financial and market information services, analyst reports, etc. It must be noted that: ENIA, EOCA and CHIA are listed in the Santiago Stock Exchange, and ENIA and EOCA are listed in the New York Stock Exchange (NYSE), and therefore are supervised by national and international regulatory authorities, among them, the SVS, the Securities and Exchange Commission (SEC), and other local regulatory bodies in the countries in which they operate The analysis performed by Credicorp Capital did not include a due diligence of ENIA, EOCA and CHIA or of the involved companies in the Proposed Transaction. With respect to accounting, legal, tax, and regulatory matters, the Company was asked for its best estimate, opinion, or forecast with respect to the impacts of the Proposed Transaction. These estimates, opinions and forecasts have not been independently verified by experts other than the ones who assisted the Company to formulate the answers and they have not been independently verified by Credicorp Capital Available information J -

Given the information provided by ENIA and the opinions contained in the answers to questions made available to Credicorp Capital, we have assumed the following in respect of the Proposed Transaction: It complies with the Chilean legislation and that of the other countries in which ENIA, EOCA and CHIA operate (Argentina, Brazil, Colombia and Peru), and does not violate any norm in any jurisdiction applicable to ENIA, EOCA and CHIA Does not generate regulatory, environmental or market competition effects for ENIA, EOCA, CHIA and/or any of their related companies and/or any continuing and/or resulting companies of the Proposed Transaction Does not affect or violate any agreements with partners, suppliers, customers, or any other counterparties of ENIA, EOCA, CHIA and/or any of their related companies and/or any continuing and/or resulting companies of the Proposed Transaction Does not result in accounting or tax effects that could negatively impact ENIA, EOCA and/or CHIA’s results, and/or that of any of their related companies and/or any continuing and/or resulting companies of the Proposed Transaction, beyond those considered in this Report based on the information provided by the Company Does not generate new contingencies for ENIA, EOCA, CHIA and/or any of their related companies and/or any continuing and/or resulting companies of the Proposed Transaction Does not affect or violate agreements in indebtedness contracts or creditors of ENIA, EOCA, CHIA and/or its subsidiaries, originating material effects on the results of any of such companies, including events of default, cross-default or cross-acceleration, and/or increases on financial expenses Does not involve any liability management process with material costs for ENIA, EOCA, CHIA and/or any of their related companies and/or any continuing and/or resulting companies of the Proposed Transaction, beyond those considered in this Report based on the information provided by the Company If the Proposed Transaction is not executed, ENIA’s current position in respect of the consolidation, management, political and economic rights over the companies involved in the Proposed Transaction would not be affected General considerations assumed J -

4 ANALYSIS OF THE PROPOSED TRANSACTION’S TERMS Methodologies used for the valuation of ENIA, EOCA and CHIA J -

DCF Valuation Methodology Methodology ____________________ Net financial debt = financial debt – cash and cash equivalents. Other liabilities based on information delivered by the Company With the exception of Coelce, which is subject to a special tax regime as informed by the Company (+) Revenues (+) EBITDA (−) Costs (−) General expenses (−) Tax on EBIT (−) CapEx (−) Working Capital Free Cash Flow Discounted using WACC Enterprise Value (EV) (−) Net Financial Debt + Other Liabilities(1) Equity Value Type of Valuation Individual assets valuation and subsequent sum of the parts considering ENIA, EOCA and CHIA’s interests in each asset Currency Local currency converted to USD using the projected exchange rate given by the Company for each year Projected period 5 years (years 2016 to 2020) Valuation date June 30, 2016 Terminal value Based on a terminal EV/EBITDA multiple for each company, calculated based on current and historical trading multiples of peers in LatAm Companies valuated until the end of their operations: The generation companies of Argentina and Cachoeira, Fortaleza and Cien were valuated until the end of their operations Discount Rate Risk-free rate: 20-year US Treasury bond Country risk premium: last 30 days average of the 10-year Credit Default Swap (CDS) for Brazil, Colombia and Peru, and the Emerging Markets Bonds Index (EMBI) for Argentina Beta for each business, based on peers in LatAm Market-risk premium: 6.0% Debt interest rate, according to bonds of LatAm companies by country Corporate tax rate Current corporate tax for each country, based on information provided by the Company(2) DCF Methodology Main criteria for DCF valuation 1 J -

For the DCF valuation, projections for the period 2016-2020 for each asset involved in the Proposed Transaction were used Projections were updated as of June 2016 by the Company An updated macroeconomic scenario was delivered, it included projections of exchange rates, inflation, GDP growth, among others Even though current macroeconomic contingencies were considered for the countries of the assets involved in the Proposed Transaction, a stable regulatory and tax scenario was assumed based on available information Discount rates and weighted average cost of capital (WACC) were calculated according to current market conditions For the calculation of the net financial debt and other financial liabilities as of June 2016 for each of the valuated assets, information provided by the Company was used DCF Valuation General assumptions Terminal EV/EBITDA multiple used by business and country ____________________ Source: Capital IQ and Credicorp Capital In determining a terminal value for each of the valued assets (with the exception of the assets valued until the end of their operations), an EV/EBITDA multiple was used based on the estimated EBITDA for the year 2021 The terminal EBITDA was calculated based on projections provided by the Company and adjustments made by Credicorp Capital The terminal multiple was calculated based on 2017 EV/EBITDA multiples for generation, distribution and transmission companies in LatAm and adjustments made by Credicorp Capital Assets valued through their useful life For the assets that have a determined useful life, cash flows were projected and discounted until their life’s end Projections from 2021 onwards were calculated based on assumptions provided by the Company 1 J -

DCF Valuation Discount rates for each business and country Cost of equity Cost of debt ____________________ Source: Bloomberg, JP Morgan, Capital IQ and Credicorp Capital. Data as of July 20, 2016 Dx: Distribution; Gx: Generation; Tx: Transmission For ENIA, EOCA and CHIA the discount rate was calculated based on the 2016E EBITDA prorrata by business and country The Credit Default SWAP (CDS) average for the last 30 days was used for Colombia, Brazil and Peru, respectively. The Emerging Market Bond Index (EMBI) average for the last 30 days was used for Argentina Refers to the corporate tax rate provided by the Company 1 Gx Dx Gx Tx Dx Gx Dx Gx Tx Dx ENIA EOCA CHIA Risk free rate (20-year UST) 1.9% 1.9% 1.9% 1.9% 1.9% 1.9% 1.9% 1.9% 1.9% 1.9% 1.9% 1.9% 1.9% Country risk premium (1) 2.8% 2.8% 3.9% 3.9% 3.9% 2.1% 2.1% 4.9% 4.9% 4.9% 3.2% 3.2% 3.7% Risk free rate 4.7% 4.7% 5.8% 5.8% 5.8% 4.0% 4.0% 6.8% 6.8% 6.8% 5.1% 5.1% 5.6% Corporate tax (2) 34.0% 34.0% 34.0% 34.0% 34.0% 26.0% 26.0% 35.0% 35.0% 35.0% 32.2% 31.8% 33.1% Asset beta 0.53 0.52 0.51 0.46 0.53 0.53 0.52 0.88 0.88 0.88 0.56 0.57 0.60 Debt / market capitalization 24.1% 33.4% 24.1% 47.4% 33.4% 24.1% 33.4% 24.1% 47.4% 33.4% 29.8% 26.4% 33.0% Equity beta 0.62 0.64 0.59 0.60 0.65 0.63 0.65 1.02 1.16 1.08 0.68 0.67 0.73 Market risk premium 6.0% 6.0% 6.0% 6.0% 6.0% 6.0% 6.0% 6.0% 6.0% 6.0% 6.0% 6.0% 6.0% Cost of equity 8.4% 8.5% 9.3% 9.4% 9.7% 7.7% 7.9% 13.0% 13.8% 13.3% 9.2% 9.1% 10.0% Risk free rate (20-year UST) 1.9% 1.9% 1.9% 1.9% 1.9% 1.9% 1.9% 1.9% 1.9% 1.9% 1.9% 1.9% 1.9% Credit spread 4.0% 4.0% 6.0% 6.0% 6.0% 3.2% 3.2% 9.0% 9.0% 9.0% 5.1% 5.0% 5.9% Cost of debt (before taxes) 5.9% 5.9% 7.9% 7.9% 7.9% 5.1% 5.1% 10.9% 10.9% 10.9% 7.0% 6.9% 7.8% WACC (USD) 7.5% 7.4% 8.5% 8.1% 8.6% 7.0% 6.9% 11.8% 11.6% 11.7% 8.2% 8.2% 8.8% Colombia Brazil Peru Argentina Américas J -

Multiples Valuation Methodology With the exception of the companies that were valuated based on their market capitalization (see the box below on the left), the other companies were valuated using trading multiples of selected companies Companies valuated by market capitalization ____________________ Source: Capital IQ, Financial statements of the companies and Credicorp Capital. As of July 20, 2016 Dx: Distribution; Gx: Generation; Tx: Transmission Due to the fact that there are no Gx and Dx companies listed with relevant liquidity in Colombia, a sample of Chilean and Peruvian companies were used for Gx and Dx Takes into account direct and indirect ownership The 2016 P/U multiple of E.CL does not consider the extraordinary profit made from the sale of 50% of its subsidiary Transmisora Electrica del Norte S.A. Trading multiples used by country and business (1) (1) (3) 2 J -

4 ANALYSIS OF THE PROPOSED TRANSACTION’S TERMS Valuation of ENIA, EOCA and CHIA J -

DCF Valuation Valuation results by asset ____________________ Gx: generation; Dx: distribution; Tx: transmission; H: holding company Net financial debt + other financial liabilities as of June 2016, according to the information provided by the Company It considers a dividend distribution to the shareholders of CHIA of CLP 120,000 million, which, as informed by the management of CHIA, will be submitted for approval of the shareholders of CHIA in the same Extraordinary Shareholders’ Meeting that will vote for the Merger 1 ENIA pre-Merger EOCA CHIA ENIA stand alone ENIA post-Merger USD million USD million USD million USD million USD million USD million USD million USD million Gx Hidroeléctrica El Chocón 303 65 238 93 156 0 0 156 Gx Endesa Costanera 112 65 47 21 36 0 0 36 Gx Central Dock Sud 210 27 184 74 0 0 74 74 Dx Edesur 536 181 356 255 2 121 134 256 Tx Cía. Transmisión del Mercosur -2 25 -27 -23 -10 -3 -14 -27 Tx Transportadora de Energía del Mercosur -1 26 -27 -23 -10 -3 -14 -27 Other Endesa Cemsa 23 -1 24 20 11 0 13 24 H Southern Cone 0 0 0 0 0 0 0 0 H Distrilec 0 0 0 0 0 0 0 0 H Endesa Argentina -2 -3 1 1 1 0 0 1 H Hidroinvest 0 0 0 0 0 0 0 0 Gx Cachoeira Dorada 392 -35 427 359 158 48 217 423 Gx Fortaleza 293 1 292 247 108 33 149 290 Dx Coelce 1,344 322 1,023 663 224 68 462 753 Dx Ampla Energía 1,485 1,032 453 417 79 166 205 450 Tx Cien 292 15 277 233 103 31 141 275 Other EN-Brasil Comercio y Servicios 190 2 188 158 70 21 96 186 H Enel Brasil -498 -487 -11 -9 -4 -1 -6 -11 Gx Emgesa 6,324 1,690 4,634 1,748 1,245 0 1,001 2,246 Dx Codensa 3,397 631 2,765 1,322 0 255 1,069 1,324 Other Emgesa Panamá 0 0 0 0 0 0 0 0 Other Soc. Portuaria Central Cartagena 1 0 1 0 0 0 0 0 Gx Chinango 385 31 354 166 177 0 60 237 Gx Edegel 2,592 156 2,436 1,428 1,522 0 515 2,036 Gx Piura 383 43 340 328 0 0 328 328 Dx Edelnor 1,864 409 1,456 1,100 0 227 875 1,102 H Caboblanco -4 -8 4 4 0 0 4 4 H Distrilima -5 -29 24 24 0 7 17 24 H Generandes 3 -1 4 3 2 0 1 4 H Generalima -37 41 -78 -78 0 0 -78 -78 H ENIA -227 -1,343 1,116 1,116 0 0 1,116 1,116 H EOCA -25 -62 37 22 37 0 0 37 H CHIA (2) -24 136 -160 -158 0 -160 0 -160 Peru Amé- ricas Equity value Proportional Equity Value Argentina Brazil Colombia Country Business Asset Enterprise Value (EV) Net Financial Debt (1) J -

DCF Valuation Valuation range for ENIA, EOCA and CHIA Sensitized analysis for the equity value of ENIA (USD million) Sensitized analysis for the equity value of EOCA (USD million) Sensitized analysis for the equity value of CHIA (USD million) 1 ____________________ (1) It considers a dividend distribution to the shareholders of CHIA of CLP 120,000 million, which, as informed by the management of CHIA, will be submitted for approval of the shareholders of CHIA in the same Extraordinary Shareholders’ Meeting that will vote for the Merger J -

Multiples Valuation Valuation results by asset 2 ____________________ Gx: generation; Dx: distribution; Tx: transmission; H: holding company Net financial debt + other financial liabilities as of June 2016, according to the information given by the Company (1) It considers a dividend distribution to the shareholders of CHIA of CLP 120,000 million, which, as informed by the management of CHIA, will be submitted for approval of the shareholders of CHIA in the same Extraordinary Shareholders’ Meeting that will vote for the Merger J -

Sensitized analysis for the equity value of ENIA (USD million) Sensitized analysis for the equity value of EOCA (USD million) Sensitized analysis for the equity value of CHIA (USD million) Multiples Valuation Valuation range for ENIA, EOCA and CHIA 2 ____________________ (1) It considers a dividend distribution to the shareholders of CHIA of CLP 120,000 million, which, as informed by the management of CHIA, will be submitted for approval of the shareholders of CHIA in the same Extraordinary Shareholders’ Meeting that will vote for the Merger J -

Sum of the parts valuation summary of ENIA, EOCA and CHIA Using the average of both methodologies used, the sum of the parts valuation of ENIA, EOCA and CHIA (before market discounts) results in a price per share of CLP 126, CLP 317 and CLP 461, respectively ____________________ Source: Bolsa de Comercio de Santiago (1) It considers a dividend distribution to the shareholders of CHIA of CLP 120,000 million, which, as informed by the management of CHIA, will be submitted for approval of the shareholders of CHIA in the same Extraordinary Shareholders’ Meeting that will vote for the Merger (2) Exchange rate CLPUSD 650.80 (3) As of July 20, 2016 (4) Source: Bolsa de Comercio de Santiago Current market price is distorted by the Proposed Transaction CHIA share has low liquidity, therefore the price may not reflect its market capitalization Traded amount during 2016(4): CLP 24 million J -

4 ANALYSIS OF THE PROPOSED TRANSACTION’S TERMS Estimation of exchange ratios of the Proposed Transaction J -

Estimation of the Merger’s exchange ratios Exchange ratios based on the DCF valuation ____________________ Tax compensations of USD 149 million, amount that EOC Chile and Chilectra Chile incurred as tax expenses during the first phase of the Proposed Transaction. The parties have agreed that this compensation shall be included in the exchange ratios and the amount shall be evenly distributed among the parties based on the participations of ENIA, EOCA and CHIA in ENIA post Merger Regarding the exchange ratio of ENIA shares for CHIA shares, as informed by the Company’s management, an adjustment to the exchange ratio from 5.0 to 4.0 will be submitted for consideration of ENIA’s Board of Directors on August 5, 2016. Such adjustment is in accordance with the potential distribution of CLP 120 billion dividend by CHIA to its shareholders, which is subject to approval by CHIA’s shareholders at the extraordinary shareholders’ meeting to vote on the Merger Exchange ratios based on the Multiples valuation According to the average of both methodologies used, the exchange ratios are estimated at (i) 2.55 ENIA shares for each EOCA share and (ii) 3.67 ENIA shares for each CHIA share Estimated exchange ratios J -

Sensitized analysis of the exchange ratios for EOCA shares Sensitized analysis of the exchange ratios obtained through DCF valuation Sensitized analysis of the exchange ratios obtained through Multiples valuation A sensitized analysis was performed for the exchange ratios obtained based on both methodologies The sensitized analysis measured the impact on the exchange ratio of a 15% increase of the equity value of a particular asset, maintaining the rest of the assets at their base equity valuations Below is the result for the most relevant assets Based on the sensitized analysis performed and the methodologies used, the estimated exchange ratios of ENIA shares for EOCA shares are in the range between 2.46 and 2.67 J -

Sensitized analysis of the exchange ratios for CHIA shares Sensitized analysis of the exchange ratios according to DCF Sensitized analysis of the exchange ratios according to Multiples A sensitized analysis was performed for the exchange ratios obtained based on both methodologies The sensitized analysis measured the impact on the exchange ratio of a 15% increase of the equity value of a particular asset, maintaining the rest of the assets in their base equity valuations Below is the result for the most relevant assets Based on the sensitized analysis performed and the methodologies used, the estimated exchange ratios of ENIA shares for CHIA shares are in the range between 3.57 and 3.78 J -

4 ANALYSIS OF THE PROPOSED TRANSACTION’S TERMS Analysis of the Proposed Transaction’s terms J -

Impact on ENIA of the Proposed Transaction’s terms in respect of EOCA ____________________ Exchange rate of CLPUSD of 650.80. ENIA’s market capitalization: of USD 8,708 million as of July 20, 2016 ENIA’s share price (CLP 115.5 as of July 20, 2016). The exchange ratio of 2.8 is adjusted to be net of the tax compensations that ENIA agreed to compensate EOC and Chilectra through the exchange ratios EOCA share price is estimated at CLP 289 The TO offering price (CLP 289 per share) is slightly below EOCA’s estimated price per share Current ENIA’s market discount (8.7%) Discount of 1.3% Premium of 9.7% CLP 29 per share Implicit premium of USD 145 million (CLP 29 per EOCA's minority shareholder's shares, net of tax compensations) 1.66% of ENIA’s market capitalization(1) Impacts on ENIA (CLP) (2) Assuming that all of the minority shareholders of EOCA participate in the Merger, the Proposed Transaction would have an implicit cost for ENIA estimated at USD 145 million (1.66% of ENIA’s market capitalization(1)). The offering TO price is slightly below EOCA’s estimated shares price J -

Premium of 8.9% CLP 38 per share Implicit premium of USD 0.6 million (CLP 38 per CHIA's minority shareholders’s shares, net of tax compensations) 0.01% of ENIA’s market capitalization(2) (3) CHIA share price is estimated at CLP 421 Impact on ENIA of the Proposed Transaction’s terms in respect of CHIA(1) ____________________ Regarding the exchange ratio of ENIA shares for CHIA shares, as informed by the Company’s management, an adjustment to the exchange ratio from 5.0 to 4.0 will be submitted for consideration of ENIA’s Board of Directors on August 5, 2016. Such adjustment is in accordance with the potential distribution of CLP 120 billion dividend by CHIA to its shareholders, which is subject to approval by CHIA’s shareholders at the extraordinary shareholders’ meeting to vote on the Merger Exchange rate of CLPUSD of 650.80. ENIA’s market capitalization: of USD 8,708 million as of July 20, 2016 ENIA’s share price (CLP 115.5 as of July 20, 2016). The exchange ratio of 4.0 is adjusted to be net of the tax compensations that ENIA agreed to compensate EOC and Chilectra through the exchange ratios Impacts on ENIA (CLP) Assuming that all of the minority shareholders of CHIA participate in the Merger, the Proposed Transaction would have an implicit cost for ENIA estimated at USD 0.6 million (0.01% of ENIA´s market capitalization(2)) Current ENIA’s market discount (8.7%) J -

Impact on ENIA of the Proposed Transaction’s terms ____________________ ENIA’s market capitalization: of USD 8,708 million as of July 20, 2016 Equivalent to 1.67% of ENIA’s market capitalization(1) Implicit cost for ENIA (USD million) Assuming that all of the minority shareholders of EOCA and CHIA participate in the Merger, the Proposed Transaction would have an implicit cost for ENIA estimated at USD 145 million (1.67% of ENIA’s market capitalization(1)) J -

5 CASH FLOW AND MARKET CONSIDERATIONS OF THE PROPOSED TRANSACTION Impact on EBITDA J -

Impact on ENIA of potential synergies as a result of the Proposed Transaction Based on the efficiency plan estimated by ENIA during the first and second phases of the Proposed Transaction, the same could produce savings on operational expenses at ENIA’s holding level. The NPV of such savings for ENIA is estimated at USD 48 million During the first phase of ENI’s corporate reorganization, ENI presented an efficiency plan for the coming years The efficiency plan identified savings in staff & services expenses at ENIA’s holding level for an amount in regime (year 2019) of USD 4 million (pre tax) As informed by the Company, such savings come as a result of a centralized management, including, among other: A decrease in administration, finance and control expenses Savings on purchase processes For this Report, it is assumed that such efficiency plan remains valid, in particular for the savings identified at ENIA’s holding level Additional synergies in operational costs as a result of the absorption of EOCA and CHIA have been estimated by the Company (savings in intercompany contracts, board expenses and others such as stock market expenses) The savings as a result of operational efficiencies are assumed beginning in year 2017 and are estimated at USD 4.5 million in regime (pre tax) In sum, the savings in regime (year 2019) are estimated at USD 8.5 million (pre tax) Considerations and assumptions ____________________ Source: the Company and Credicorp Capital Annual in regime savings (year 2019) calculated based on 2015 figures (constant exchange rate as of 2014), as provided by the Company. After tax figures according to Chilean corporate tax regime Considers a WACC of 8.18% Savings trend Net present value (NPV) of efficiencies(2) Year in regime USD million, after tax USD million (1) J -

5 CASH FLOW AND MARKET CONSIDERATIONS OF THE PROPOSED TRANSACTION Tax impacts J -

Tax impacts on ENIA The NPV of tax impacts on ENIA as a result of the Proposed Transaction (additional to the tax compensations included in the exchange ratios) are estimated at a cost of USD 17 million ____________________ Source: the Company and Credicorp Capital The tax impacts for ENIA as a result of the Proposed Transaction are the following: Savings on tax compensations: savings obtained by including the tax compensations within the exchange ratios as opposed to ENIA indemnifying EOC Chile and Chilectra Chile in full (if the Proposed Transaction is not executed) Tax costs generated in Peru as a result of the Merger: tax costs generated by the increase in market value of the Peruvian assets (proportional to the ownership that ENIA will have in ENIA post Merger) Badwill as result of absorption of CHIA: corresponds to the badwill that will be produced in ENIA post Merger as result of the absorption of CHIA by ENIA (proportional to the ownership that ENIA will have in ENIA post Merger) J -

5 CASH FLOW AND MARKET CONSIDERATIONS OF THE PROPOSED TRANSACTION Holding discount considerations J -

Potential reduction of the holding discount of ENIA by the absorption of EOCA, subsidiary with high liquidity ENIA CHIA EOCA Holding company Small Float equivalent to 0.91% of the ownership Not significant liquidity levels Accumulated traded volume during 2016 is CLP 24 million(2) ____________________ Average Daily Trading Volume. Source: Bloomberg. It was calculated between the day the companies begun trading (April 21, 2016) and July 20, 2016 Source: Bolsa de Comercio de Santiago Due to the Merger, the holding discount of ENIA could be reduced as a result of the absorption of EOCA, subsidiary with relevant liquidity levels, which might be already incorporated in the market price of ENIA Potential reduction of holding discount of ENIA as a result of the absorption of EOCA, listed subsidiary with high liquidity Assuming the market sees a high probability to the Merger’s execution, the potential reduction of the holding discount might be already incorporated in the market price of ENIA, thus, if the Merger is not executed, the holding discount between ENIA and EOCA could increase The holding discount might be generated by the following factors: Structural subordination of cash flows generated by operative subsidiaries Direct access to listed operative subsidiaries with high liquidity levels Complexity of the holding structure and the decision making process Difference in liquidity levels between the holding company and its listed subsidiaries Asset / operative subsidiaries Direct ownership of ENIA in operative subsidiaries Potential saving of holding discount 99.09% 59.98% Holding company Relevant Float equivalent to 40.02% of the ownership Relevant liquidity levels with an ADTV(1) of USD 2.7 million J -

Holding discounts in the Chilean Market Holding Company Listed subsidiaries Antarchile Copec, Colbún Almendral Entel ENI Chile EOC Chile, Chilectra Chile IAM Aguas Andinas Quiñenco Banco de Chile, CSAV, CCU, SAAM, Techpack Holding discounts evolution in Chile (January 2013 to date) Chilean Holdings with Listed Subsidiaries(1) Current holding discounts in Chile ____________________ Source: Credicorp Capital, Bloomberg and SVS. Data as of July 20,2016 The following holdings were not considered: Pampa Calichera (holding company of SQM), Invercap (holding company of CAP) and Campos Chilenos (Holding company of Iansa) Administration and sales expenses are not considered in the calculation Holding discounts in Chile range from IAM (10%), holding company with low diversification and complexity, to Quinenco (36%) and Antarchile (43%), holding companies with higher diversification and lower liquidity 42.6% 35,7% 29.9% 10.1% 13.8% (2)   Media Max. Min. Current           IAM 11.5% 34.9% 3.4% 10.1% ENI Chile 12.2% 16.4% 2.8% 13.8% Almendral 21.3% 31.4% 9.7% 29.9% Quiñenco 36.0% 48.3% 22.7% 35.7% Antarchile 40.7% 45.7% 34.1% 42.6%           Media 24.4% 35.3% 14.5% 26.4% Median 21.3% 34.9% 9.7% 29.9% J -

Exercise regarding the impact on ENIA of a potential reduction on ENIA’s holding discount Actualizar datos manualmente Current ownership structure of ENIA Calculation of the potential reduction in holding discount between ENIA and EOCA ENIA EOCA Assets / Operative subsidiaries Direct participation of ENIA in operative subsidiaries 59.98% Potential reduction in the holding discount of ENIA ____________________ Price of EOCA share estimated in this Report Considers exchange rate USDCLP of 650.8 As of July 20, 2016 Estimated value of EOCA (CLP 289 / share(1)) Participation of ENIA in EOCA (59.98%) Potential increase in holding discount if the Merger is not executed (between 0% y 10%) Potential impact on the value of ENIA = USD 0 – 218 million(2) Between 0 and 2.5% of the ENIA’s market capitalization(3) Based on the exercise above and assuming that, in case the Merger is not successful, the potential increase in the holding discount of ENIA would be similar to the holding discount of IAM, the potential savings in holding discount for ENIA are estimated to be between USD 0 and 218 million In terms of ENIA's market capitalization, the potential saving is equivalent to be between 0% and 2.5%(3) For the purpose of this exercise, it is assumed that ENIA’s incremental holding discount (if the Merger is not executed) could be between 0% and 10% (similar of that of IAM) of ENIA’s interest in EOCA’s equity value. The potential increment is estimated to be between USD 0 and 218 million J -

5 CASH FLOW AND MARKET CONSIDERATIONS OF THE PROPOSED TRANSACTION Stock liquidity considerations J -

ENIA's float size post Proposed Transaction ENIA’s market capitalization post Merger (USD million) Post Proposed Transaction and subject to EOCA’s shareholders participation to the TO, ENIA's float size is estimated to be between USD 3,431 million (current level) and 4,893 million ____________________ Considers an exchange rate USDCLP of 650.8 As of July 20, 2016 Assumes that if ENIA acquires any shares from its shareholders exercising their withdrawal right, those shares would be re-placed in the market Actualizar datos manualmente Scenario 1: Increased float size Minority shareholders of ENIA, EOCA and CHIA do not use their withdrawal right and EOCA's shareholders do not participate in the TO 1 Scenario 2: Equal float size All minority shareholders of EOCA participate in the TO 2 Ownership structure of ENIA post Merger Current market discount for ENIA share (8.7%) Free float ~USD 4,893 million Assumes that ENIA’s market capitalization will not change significantly from its current value if: 40.0% of EOCA’s shareholders participate in the TO ENIA acquires 40.0% of EOCA with available cash (funds raised through the 2012 capital increase) Current market capitalization of ENIA USD 8,708 million(1) Free float ~USD 3,431 million (2) Market cap: USD 10,172 mm Market cap: USD 8,708 mm J -

Stock liquidity perspectives of ENIA and EOCA in the Chilean market Stock liquidity of the largest companies in Chile(2) Stock liquidity based on float size and ADTV (USD million) of the largest companies in Chile(3) Based on proforma estimations, after the Proposed Transaction ENIA will keep its place as one of the most liquid companies in Chile. If the Proposed Transaction is not successful, it is expected that EOCA keeps its place as one of the 20 largest companies by float size, with reasonable ADTV(1) levels for the Chilean market ____________________ Source: Bloomberg. Data as of July 20, 2016. Exchange rate USDCLP of 650.8 Average Daily Trading Volume considers the last twelve month (LTM). For ENIA and EOC Chile, calculations were made using data since March 1, 2016 (date of the Spin-off). For ENI Chile and EOCA calculations were made using data since April 21, 2016 (date when those companies started trading) The size of the circle represents the market capitalization ADTV for ENIA post Merger was calculated assuming a constant ADTV/Float ratio ENIA post Merger (2nd scenario) ENIA post Merger (1st scenario) J -

Stock liquidity of the main power utilities companies in LatAm(2) Stock liquidity based on float size and ADTV (USD million) of the main LatAm power utilities companies(3) Considering LatAm peer companies trading and ENIA’s current (and proforma post Merger) float and ADTV(1) levels, at ENIA’s liquidity levels there is no observable correlation between liquidity and multiple valuation Stock liquidity perspectives of ENIA and EOCA in respect of LatAm power utilities companies ENIA post Merger (1st scenario) ENIA post Merger (2nd scenario) ____________________ Source: Bloomberg. Data as of July 20, 2016. Exchange rate USDCLP of 650.8 Average Daily Trading Volume considers the last twelve month (LTM). For ENIA and EOC Chile, calculations were made using data since March 1, 2016 (date of the Spin-off). For ENI Chile and EOCA calculations were made using data since April 21, 2016 (date when those companies started trading) The size of the circle represents the market capitalization ADTV for ENIA post Merger was calculated assuming a constant ADTV/Float ratio J -

5 CASH FLOW AND MARKET CONSIDERATIONS OF THE PROPOSED TRANSACTION Credit rating considerations J -

Criteria ENIA Asset size USD 15,278 million(2) Market diversification (EBITDA 2016E proportional)(1)   Business mix (EBITDA 2016E proportional)(1)   Credit metrics NFD(3)/EBITDA: 0.89x(2) NFD3)/Net worth: 0.29x(2) Credit risk profile considerations for ENIA ____________________ Figures based on 2016E estimates provided by the Company Figures as of March 2016. Source: financial statements of the Company NTD stands for net financial debt Source: the Company. Corresponds to the estimated increase in ENIA’s controlling net income for the year 2016 BBB Baa3 BBB - The Proposed Transaction could have a positive impact on ENIA’s credit profile as a result of a closer approximation to the operating subsidiaries, a greater access to cash flows, the removal of structural subordination risk and an increase of scale in terms of assets International Local AA- - - AA- Current risk ratings Potential impact of the Proposed Transaction on ENIA’s credit profile ENIA’s credit profile The Proposed Transaction could generate the following positive impacts on ENIA’s credit profile: Closer approximation to the operating subsidiaries: as a result of the Proposed Transaction, ENIA will consolidate EOCA’s and CHIA’s ownership over its operating subsidiaries, obtaining a greater autonomy and efficiency in managing such subsidiaries, in particular in respect of their financial policies Greater access to cash flows: through the Merger ENIA will reduce the minority interests in its operating subsidiaries, increasing its controlling net income and its access to cash flows at the holding level. Post Merger, the controlling net income of ENIA is expected to increase from 52% to 64%(4) Removal of structural subordination risk: as a result of the Proposed Transaction, ENIA will absorb the holdings EOCA and CHIA, thus removing the risk over time of any indebtedness of EOCA and CHIA materially subordinating ENIA’s creditors Greater scale: the Proposed Transaction will result in ENIA increasing its scale in terms of assets, potentially increasing its float size and liquidity in the capital markets It is worth mentioning that if the TO is for a relevant amount it could undermine ENIA’s cash position, potentially affecting ENIA’s credit profile J -

Potential impact on ENIA due to an improvement of its indebtedness cost post Merger Post Merger, ENIA could improve its credit profile resulting in a positive impact on the cost of its structural indebtedness. Assuming that its indebtedness cost improves between 0 and 50 bps (per year), the positive impact on ENIA is estimated between USD 0 and 76 million Sensitized analysis of the impact of a decrease in ENIA’s cost of debt on ENIA’s valuation Considerations and assumptions The Merger could produce a positive impact on ENIA’s credit profile potentially improving its long-term indebtedness cost, thus reducing its weighted average cost of capital (WACC) To sensitize such an impact on ENIA, it is assumed that ENIA’s indebtedness cost could improve in a range from 0 to 50 bps Impact on ENIA’s valuation post Merger attributable to ENIA USD million J -

6 STRATEGIC CONSIDERATIONS OF THE PROPOSED TRANSACTION J -

Strategic considerations of the Proposed Transaction for ENIA (1/2) Strategic benefits of the Proposed Transaction Alignment of interest over subsidiaries Increased efficiency in decision-making processes Direct access to cash flows 1 2 3 Simplification of the Company's structure ENIA CHIA EOCA 60.0% 99.1% Current corporate structure(1) Post Merger corporate structure(1) Hid. El Chocón Edesur Cachoeira Dorada Ampla Energía Emgesa Codensa Edegel Edelnor ____________________ This structure only shows some of the operative assets in each country The new corporate structure will eliminate cross-shareholding participations ENIA Hid. El Chocón Edesur Cachoeira Dorada Ampla Energía Emgesa Codensa Edegel Edelnor J -

Strategic considerations of the Proposed Transaction for ENIA (2/2) Alignment of interest over subsidiaries Increased efficiency in decision-making processes Direct access to cash flows 1 2 3 ENIA would be the only LatAm holding (ex Chile) for Gx, Dx y Tx investments Clarity for shareholders regarding investment policies Participation in assets under the same controlling shareholder ____________________ Simplified ownership structure. Edegel has a 4% stake in Enel Brasil Source: The Company. Corresponds to ENIA’s expected net income increase for 2016 Moving towards a lean organization among shareholders à multiple layers are inefficient Elimination of potential conflicts of interest between companies and management teams Time and cost savings regarding decision-making processes (only one Board of Directors) Greater access to cash flows due to significant reduction of minority interests along subsidiaries Lean ownership structure with direct access to operating subsidiaries Elimination of cross-shareholding participations ENIA EOCA Emgesa Edegel ENIA Emgesa Edegel 21.1% 21.6% Edegel example: ENI, rather than EOC (which maintained a 62.5% stake in Edegel), acquires a 21.1% stake in Edegel Emgesa example: ENI gave its Emgesa voting rights to EOC, so that the latter could reflect the control on its consolidation 62.5% 26.9% 60.0% 48.5% 83.6% Post Merger structure ENIA EOCA Ampla Energia CHIA Enel Brasil(1) (holding) 60.0% 11.3% 50.9% 37.1% 99.1% 99% ENIA Post Merger structure Ampla Energia Enel Brasil(1) (holding) 99% ~100% Ampla Energia example: Post Merger, Enel Brasil would be the only investment vehicle, providing efficiencies on Ampla Energia most relevant decisions Currently, ENIA, EOCA and CHIA shareholders have low visibility of non-consolidated subsidiaries Post Merger, it is expected that ENIA’s net income increases from 52% to 64%(2) J -

Santiago Office Avenida Apoquindo 3721, 9th floor Las Condes 7550177 Chile +56 (2) 2450 1600 J -

ANNEX K

MERGER TERMS AND CONDITIONS

This Annex K is a free English translation and should not be construed as being identical in content to the original Spanish document, which will prevail in the event of any discrepancy with the English translation.

Terms and conditions of merger by “absorption” of Endesa Américas S.A. and

Chilectra Américas S.A. into Enersis Américas S.A.

In accordance with the provisions of Article 155, item (a) of the Chilean Companies Regulations, this document contains the terms and conditions of the proposed merger between Enersis Américas S.A. (“Enersis Américas”), Endesa Américas S.A. (“Endesa Américas”) and Chilectra Américas S.A. (“Chilectra Américas”), by which (i) Enersis Américas, as “absorbing” entity, will acquire its subsidiary companies Endesa Américas and Chilectra Américas; Endesa Américas and Chilectra Américas would be dissolved without need for winding-up; and (iii) Enersis Américas would succeed to all their rights and obligations(the “Merger”). This document, along with other documentation specified in Law No. 18,046, the Chilean Companies Act, (the “Companies Act”), its Regulations and General Regulation No. 30 of the Superintendence of Securities and Insurance (“SVS”), must be approved by the respective shareholders at extraordinary shareholders’ meetings of each of the aforesaid companies.

Surviving company:

Enersis Américas, a publicly held corporation registered in the Securities Register of the SVS under No. 175, Tax ID 94.271.000-3, organized by notarial instrument dated June 19, 1981, executed at the Notary Office in Santiago by Mr. Patricio Zaldívar Mackenna. An excerpt of said instrument is registered on page 13,099 No. 7,269 of the Commercial Register of Santiago for the year 1981 and was published in the Diario Oficial on July 23, 1981.

Disappearing companies:

(a) Endesa Américas, a publicly held corporation registered in the Securities Register of the SVS under No. 1138, Tax ID 76.536.351-9, organized by notarial instrument dated January 11, 2016, executed at the Notary Office in Santiago by Mr. Pedro Sadá Azar. An excerpt of said instrument is registered on page 4,284 No. 2,568 of the Commercial Register of Santiago for the year 2016 and was published in the Diario Oficial on January 20, 2016.

(b) Chilectra Américas, a publicly held corporation registered in the Securities Register of the SVS under No. 1137, Tax ID 76.532.379-7, organized by notarial instrument dated December 24, 2015 executed at the Notary Office in Santiago by Mr. Osvaldo Pereira González. An excerpt of said instrument is registered on page 916 No. 473 of the Commercial Register of Santiago for the year 2016 and was published in the Diario Oficial on February 22, 2016.

Merger type:

Enersis Américas would merge by “absorption” with its subsidiary companies Endesa Américas and Chilectra Américas, which would be dissolved without winding-up. Enersis Américas would succeed to all the rights and obligations of Endesa Américas and Chilectra Américas.

Subject to the terms and conditions set forth below, all actions, procedures and formalities set out in the Companies Act and its Regulations for approval of the Merger will be carried out by the shareholders at each of the extraordinary meetings of shareholders of the merging companies. Moreover, and prior to the approval of the Merger, the shareholders at the aforementioned extraordinary shareholders’ meetings must approve, in accordance with the terms of Title XVI of the Companies Act, the related parties transaction aspect (“RPT”) of the Merger proposal.

The shareholders’ meetings of the merging companies will be held on the same date.

The minutes from each of the Merger meetings shall be converted into their own notarial instrument, and an extract shall be prepared for each of these notarial instruments.

Objectives and expected benefits:

The objectives and expected benefits of the Merger for each of Enersis Américas, Endesa Américas and Chilectra Américas include the following:

(a) It will be possible to align all investment interests in both generation and distribution in Latin America.

(b) Shareholders will benefit from a simpler structure with greater visibility, eliminating cross-holdings.

(c) Greater efficiency and agility will be obtained for decision-making processes along with a reduction in costs and elimination of potential conflicts of interest.

The above objectives and expected benefits are without prejudice to any other objectives and expected benefits that each of the entities participating in the Merger may present to its shareholders and the marketplace, in accordance with law.

Background of the Merger

The following form part of the background of the proposed Merger:

(a) The commitment by Enel S.p.A. (“Enel”), the controlling stockholder of Enersis Américas, as set forth in a letter dated November 23, 2015, and subject to the completion of the corporate reorganization (of which the Merger is part), in summary, consisting of: (i) the negotiation of a joint venture agreement to invest in non-conventional renewable energy production projects with Endesa Chile S.A. (“Endesa Chile”); and (ii) the commitment that while Enel Iberoamérica S.L. remains the majority shareholder of Enersis Américas and Enersis Chile, these companies will be the Enel Group’s sole investment vehicles in South America and Chile, respectively, in the fields of generation, distribution and sale of electric energy, except for renewable energy investments developed by Enel or any other company within the Enel group as of such date, taking into account what has been previously set forth in subparagraph (i) above.

(b) The commitment by Enersis Américas that, unless significant adverse supervening events advise against it from a corporate interest point of view, Enersis Américas will conduct a public tender offer (oferta pública de adquisición de valores) (the “OPA”) for all of the shares and American Depository Receipts (ADRs) of Endesa Américas not owned by Enersis Américas for a price of Ch$ 300 per share, subject to the terms and conditions that will be disclosed at the time the OPA is made.

(c) Enersis América’s declared intention to negotiate in good faith the terms of an agreement with Endesa Chile, under which Enersis Américas will indemnify Endesa Chile for certain duly verified tax costs incurred by Endesa Chile as a result of the spin-off of Endesa Américas, to be compensated by Enersis Américas.

Conditions precedent:

The Merger would be subject to the fulfillment of the following conditions precedent (hereinafter, the “Conditions Precedent”):

(A) (i) That the withdrawal rights exercised by the shareholders of Enersis Américas in connection with the Merger do not exceed 10% of the issued voting shares of said corporation; and moreover that the withdrawal rights of Enersis Américas shareholders do not result in any shareholder exceeding the maximum shareholding concentration limit of 65% of the shares of Enersis Américas as of the deadline to exercise merger dissenters’ withdrawal rights, considering, for such purposes, the number of shares into which the new share capital of Enersis Américas to be approved will be divided in accordance with the section titled “Capital Increase” in this document;

(ii) That the withdrawal rights exercised by the shareholders of Endesa Américas in connection with the Merger do not exceed 10% of the voting shares issued for each company; or

(iii) That the withdrawal rights exercised by the shareholders of Chilectra Américas in connection with the Merger do not exceed 0.91% of the voting shares issued for each company.

(B) If one or more of the events described in numerals (i), (ii) or (iii) above occurs within the 60 days of the date of the respective shareholders’ meetings that approve the merger, the shareholders of each of the merging companies may agree at a subsequent shareholders’ meeting that the merger will take effect notwithstanding the effects resulting from the occurrence of any one of said events.

Amendments to the bylaws of the surviving company:

The bylaws of Enersis Américas will be amended with the sole purpose of (a) changing the name of the company to Enel Américas S.A., and it will be clarified that it is a publicly traded company; (b) changing the company’s corporate purpose in order to incorporate Enersis Américas related companies and affiliates as potential recipients of its services; (c) increasing its capital stock in accordance with the section titled “Capital Increase” in this document; and (d) nullifying all transitory provisions in the bylaws due to expiration of their applicable period and adding a new Transitory Article One concerning the status of subscription and payment of capital stock after the Merger.

Additionally, new consolidated bylaws of Enersis Américas will be executed which will include the amendments set forth above.

Significant changes after the closing date of the post-merger pro-forma statement of financial position:	Shareholders, at the respective shareholders’ meetings deciding on the Merger, will be informed of any significant changes to their asset, liability or equity accounts that have occurred after the closing date of the post-merger unaudited pro-forma consolidated statement of financial position included in the respective appraisal report.
Capital increase:

For purposes of the Merger, a proposal will be made to the shareholders of Enersis Américas to approve a capital increase (the “Capital Increase”) in the amount of Ch$ 1,046,470,167,544, through the issuance of 9,232,202,625 new registered shares of a single series and with no par value, which will be fully subscribed and paid through the incorporation of the equity of the companies that are being absorbed. For purposes of this subscription and payment, there will be included shareholding capital that Enersis Américas currently owns both in Endesa Américas and Chilectra Américas (“Current Shares”), which such shares will become ineffective as a result of the Merger.

Merger exchange ratio:

The appraisal reports prepared by Mr. Pablo D’Agliano, Colin Becker and Emilio Venegas Valenzuela, all issued on August 5, 2016, commissioned by the boards of directors of Enersis Américas, Endesa Américas and Chilectra Américas, respectively, were reviewed.

A proposal will be made for the shareholders of Endesa Américas to receive 2.8 new shares of Enersis Américas for each share of Endesa Américas they hold; and for the shareholders of Chilectra Américas to receive 4 new shares of Enersis Américas for each share of Chilectra Américas they hold.

Date on which the Merger will take effect:

Upon satisfaction of the Conditions Precedent the agents appointed by the Boards of Directors of Enersis Américas, Endesa Américas and Chilectra Américas shall grant a single declaratory public deed, notifying about the compliance with said Precedent Conditions; said public deed shall be titled “Deed of Compliance with Merger Conditions”. The Merger shall take effect as of the first day of the calendar month following the month in which the aforementioned Deed of Compliance with Merger Conditions is granted. The foregoing is without prejudice to timely compliance with the registration in the relevant Commercial Registry and publication in the Official Gazette of the corresponding extracts, either prior to or after granting the Deed of Compliance with Merger Conditions. Once the Merger has entered into effect, it will be timely informed to the SVS and to the market as an essential fact.

Effects of the Merger:

The Merger, subject to the resolutions of the shareholders at the respective extraordinary shareholders’ meetings deciding on the Merger, will produce the following effects:

(a) Incorporation into Enersis Américas of all equity (assets and liabilities) of Endesa Américas and Chilectra Américas, with Enersis Américas succeeding to all their rights and obligations.

(b) For the purposes of the provisions of Article 69 of the Tax Code, Enersis Américas, in its capacity as surviving company and legal successor of Endesa Américas and Chilectra Américas, will be liable and will undertake to pay all taxes owed now or in the future by Endesa Américas and Chilectra Américas, according to the termination of business activities balance sheets to be prepared by Endesa Américas and Chilectra Américas under the code cited above.

(c) Endesa Americas and Chilectra Americas will be dissolved by operation of law on the date on which the Merger takes effect, in accordance with the provisions contained herein, and this dissolution will occur without need for winding-up, since their shareholders will become shareholders of Enersis Américas.

(d) the bylaws of Enersis Américas will be amended as described in the section titled “Amendments to the bylaws of the surviving company” above.

(f) An account will be given of the resolutions concerning related party transactions referred to in Title XVI of the Companies Act carried out since the last shareholders’ meeting, pursuant to Article 147 item 3 of the Companies Act.

(g) The shareholders at the extraordinary shareholders’ meetings will request the Board of Directors of Enersis Américas, upon execution of the Deed of Compliance with Merger Conditions, and as soon as possible, to issue the shares from the capital increase of the Merger and request the registration of the shares (i) in the Securities Register of the SVS; and (ii) on any stock exchanges where Enersis Américas shares are traded.

Registration of shares with the SVS, the Securities and Exchange Commission and with stock exchanges:

Upon execution of the Deed of Compliance with Merger Conditions, and as soon as possible, the Board of Directors of Enersis Américas will issue the shares from the capital increase of the Merger and request the registration of the shares (i) in the Securities Register of the SVS; (ii) with the Securities and Exchange Commission of the United States of America; and (iii) on any stock exchanges where Enersis Américas shares are traded.

Assignment and exchange:

The Board of Directors of Enersis Américas shall assign the new shares and update its shareholder ledger at midnight of the day prior to the date on which the Merger becomes effective, considering for this purpose the shareholders registered in the shareholder ledgers of Endesa Américas and Chilectra Américas on that date, and any duly executed conveyances, transfers, and transmissions of shares that may have been submitted to Endesa Américas and Chilectra Américas prior to the Merger and that may not yet have been finalized and recorded in the corresponding shareholder ledger.

The “Current Shares”, which will be rendered without effect once the Merger becomes effective, shall be excluded from this assignment.

Notwithstanding that the allocation of the new shares will occur as described above, the actual merger exchange ratio of the new share certificates of Enersis Américas for the share certificates issued by Endesa Américas and Chilectra Américas will be carried out after registration of the new shares of Enersis Américas in the Securities Registry of the SVS and in any stock markets in which the Enersis Américas shares are traded.

The actual exchange will take place as of the date agreed by the Board of Directors of the surviving company, and it will be reported to the shareholders by publication of a prominent notice at least once in the newspaper in which the notices for shareholders’ meetings of the surviving company are to be published. After the date of the actual exchange, the share certificates of Endesa Américas and Chilectra Américas issued up to that date will be null and void, and their shareholders shall deliver the share certificates to Enersis Américas, which will destroy them. On that same date, stock of Endesa Américas and Chilectra Américas will also cease to be traded on the respective stock markets.

Merger dissenters’ withdrawal rights:

If the Merger is approved, any dissenting shareholders will have the merger dissenters’ withdrawal rights, which they may exercise within 30 days from the date of the respective Merger meeting. Dissenting shareholders will be considered to be those who, at the Merger meeting, oppose the resolution adopted therein, or those who do not attend the Merger meeting but who express their dissent in writing to the respective company, as appropriate, within the aforementioned 30-day period.

The price per share payable to shareholders who, in accordance with the law, are dissenting with respect to the Merger will be calculated as provided in the Companies Act, its Regulations, and the rules to such effect issued by the SVS, considering whether or not the shares of the respective company involved in the Merger have stock market presence:

(a) If the shares of the respective company have stock market presence, the price payable will be the weighted average of the stock transactions of the share during the 60 trading days falling between the thirtieth and the ninetieth trading day before the date of the extraordinary shareholders’ meeting of the respective company at which the Merger was approved.

(b) If the stock of the respective company does not have stock market presence, the book value will be paid, which will be calculated by dividing the equity of the respective company by the total number of subscribed and paid shares of that company, using the figures in the last balance sheet filed with the SVS, adjusted to the date of the extraordinary shareholders’ meeting of the respective company at which the Merger was approved, in accordance with the variation in index-linked units (UFs) between the closing date of the balance sheet used and the date of the aforesaid meeting, pursuant to Article 132, item 4, and Article 130 of the Chilean Companies Regulations.

Procurement of control:	The corporations involved in the proposed Merger are now under common control, and therefore there would be no change in control for the corporations absorbed as a result of the Merger.
Matters to be submitted to the consideration of the shareholders:

At the extraordinary shareholders’ meetings of Enersis Américas, Endesa Américas and Chilectra Américas, as appropriate, resolutions must first be adopted on the RPTs and then on the Merger proposal. Specific matters to be submitted for consideration of the shareholders of each of the corporations involved in the Merger, in each case are as follows:

I. Related party transaction (RPT). Shareholders must first approve, pursuant to the terms of Title XVI of the Companies Act, the related party transaction aspect of the Merger proposal, taking into account the background documentation made available to them in accordance with the Companies Act.

II. Merger. After Item I above is approved, in accordance with the terms of Title IX of the Companies Act and paragraph 3 of Title IX of the Chilean Companies Regulations, shareholders must approve the Merger proposal and the terms and conditions of the Merger and the background, which will be as follows:

a.      The background information that serves as foundation for the Merger, according to the applicable legislation, consists of: (i) this document, containing the terms and conditions of the proposed Merger, drawn up in accordance with article 155(a) of the Chilean Companies Regulations, and which also contains the objectives and expected benefits of the Merger; (ii) the financial statements of Enersis Américas, Endesa Américas, and Chilectra Américas as of June 30, 2016, duly audited by the corresponding external audit firms; (iii) the expert reports prepared by Messrs. Pablo D´Agliano, Colin Becker, and Emilio Venegas Valenzuela, all of them issued on August 5, 2016, and commissioned by the boards of directors of Enersis Américas, Endesa Américas, and Chilectra Américas, respectively.

b.      The Merger will be subject to fulfillment of the Conditions Precedent.

c.      Within ten days following the satisfaction of the Conditions Precedent, the agents appointed by the Boards of Directors of Enersis Américas, Endesa Américas and Chilectra Américas will execute the “Deed of Compliance with Merger Conditions.”

The Merger shall take effect as of the first day of the calendar month following the month in which the aforementioned Deed of Compliance with Merger Conditions is granted. The foregoing is without prejudice to timely compliance with the registration in the relevant Commercial Registry and publication in the Official Gazette of the corresponding extracts, either prior to or after granting the Deed of Compliance with Merger Conditions. Once the Merger has entered into effect, it will be timely informed to the SVS and to the market as an essential fact.

d.      The Enersis Américas capital shall increase by the amount of Ch$ 1,046,470,167,544, through the issuance of 9,232,202,625 new registered shares, of the same series and without par value, which will be subscribed and paid through the incorporation of the equity corresponding to the shareholders of the companies that are being absorbed, excluding for the purposes of this subscription and payment the shareholding capital which Enersis Américas currently owns both in Endesa Américas and Chilectra Américas by owning Current Shares, which will become ineffective as a result of the Merger.

e.      A merger exchange ratio of 2.8 shares of Enersis Américas for each share of Endesa Américas and 4 shares of Enersis Américas for each share of Chilectra Américas will be proposed without considering fractions of shares (e.g. shareholders will receive a whole number of shares resulting from the application of the applicable merger exchange ratios, compensating each shareholder with an amount of cash corresponding to the fraction of shares, but may not lose their rights as shareholders due to the share exchange). The shares of Enersis Américas which are not assigned as a result of the above may be offered to third parties as if they were owned by the company in accordance with the Chilean Companies Regulations.

f.       The name of the Company shall be changed to Enel Américas S.A, and it will be clarified that is a publicly traded company.

g.      The corporate purpose of Enersis Américas shall be changed in order to permit related companies and affiliates of Enersis Américas to be potential recipients of its services, and a formal amendment of the text shall be drafted to that effect.

h.      The following articles of the bylaws of Enersis Américas will be amended, with the sole purpose of increasing the capital stock, changing its corporate purpose and changing its name as indicated in items d, f and. g. above:

i.       Amendment of Article One, stating the new name of the Company, i.e., Enel Américas S.A., clarifying that it is a publicly traded company;

ii.      Amendment of Permanent Article Four, in order to insert in the first paragraph a comma (,) between the terms “extranjero” and “la exploración” and to replace under the letter d) the terms “empresas filiales” with “empresas relacionadas, filiales y coligadas”;

iii.    Amendment of Article Five, indicating the capital increase of Enersis Américas resulting from the Merger and the issuance of new registered shares of a single series and with no par value; and

iv.     Nullification of all transitory provisions in the bylaws due to expiration of their applicable period and addition of a new Transitory Article One concerning the status of subscription and payment of capital stock after the Merger.

i.       The amendments to the bylaws set forth in h. above shall be adopted.

j.       For the purposes of the provisions of article 69 of the Tax Code, Enersis Américas, in its capacity as continuing company and legal successor of Endesa Américas and Chilectra Américas, shall be liable and shall be required to pay all the taxes owed or that may be owed by Endesa Américas and Chilectra Américas, according to the final balance sheets that Endesa Américas and Chilectra Américas must prepare by virtue of the aforementioned legal provision.

k.      The Board of Directors of Enersis Américas shall assign the new shares and update its shareholder ledger at midnight of the day prior to the date on which the Merger becomes effective, considering for this purpose the shareholders registered in the shareholder ledgers of Endesa Américas and Chilectra Américas on that date, and any duly executed conveyances, transfers, and transmissions of shares that may have been submitted to Endesa Américas and Chilectra Américas prior to the Merger and that may not yet have been finalized and recorded in the corresponding shareholder ledger.

The current shares, which will be rendered without effect once the Merger becomes effective, shall be excluded from this assignment.

l.       Agree on any other matters that the shareholders may deem appropriate with respect to the proposed Merger, and fully authorize the board of directors of Enersis Américas to grant all the powers of attorney that it may deem necessary, especially those necessary to legalize, effectuate, and carry out the Merger agreements and any other agreements adopted.

IV. Information on other related party transactions. Report to shareholders about any agreements on other related party transactions within the meaning of Title XVI of the LSA, other than the Merger, held during the period since the last shareholders’ meeting of Endesa Américas, indicating the directors that approved them.

ANNEX L

AMENDED AND RESTATED BYLAWS OF ENEL AMÉRICAS S.A.

This Annex L is a free English translation and should not be construed as being identical in content to the original Spanish document, which will prevail in the event of any discrepancy with the English translation.

AMENDED AND RESTATED BYLAWS

OF ENEL AMÉRICAS S. A.

CHAPTER ONE

Name, Domicile, Duration and Objects

Article 1: A publicly held corporation is hereby established that shall be called “Enel Américas S.A.”, (the “Company”) governed by these bylaws and, on those matters omitted, by the legislation and regulation applicable to this type of corporation.

Article 1 bis: Notwithstanding the preceding Article, the Company is subject to the provisions of Decree Law No. 3,500 and its amendments.

Article 2: The Company’s address shall be in the city of Santiago and agencies or branches may be opened in other parts of the country or abroad.

Article 3: The life of the Company is indefinite.

Article 4: The objects of the Company shall be the exploit in Chile or abroad the exploration, development, operation, generation, distribution, transmission, transformation, and/or energy sale in any of its forms or nature, directly or through other companies, as well as telecommunication activities and the provision of engineering consultancy services in the country and abroad. It shall also be its object to invest and manage its investments in its subsidiary and affiliate generation, transmission, distribution or electricity trading companies, or any other subsidiary and affiliate companies whose business is related to any of the following: (i) energy in any of its forms or nature; (ii) supply of public utilities or which have electric energy as their main component; (iii) telecommunications and computer science, and (iv) intermediation business through the Internet. In meeting its main objects, the Company shall carry out the following functions:

(a)	Promote, organize, constitute, modify, dissolve or liquidate companies of any kind whose objects are allied or related to those of the Company.

(b)	Propose the investment, financing and trading policies to its subsidiary companies, as well as the accounting systems and criteria to be followed.

(c)	Supervise the management of its subsidiary companies.

(d)	Provide its related companies, and subsidiary and affiliate companies with financial resources necessary for their businesses and provide management services for its related parties, subsidiaries and affiliate companies; financial, commercial, technical and legal advice; auditing services and generally any kinds of service seeming necessary for their best performance.

Apart from its main objects and acting always within the limits set out in the Investment and Financing Policy approved by a Shareholders’ Meeting, the Company may invest in:

(1)	The acquisition, exploitation, construction, rental, management, commercialization and disposal of all kinds of real estate directly or through subsidiary or affiliate companies.

(2)	All kinds of financial assets including shares, bonds and debentures, commercial papers and in general all kinds of securities and holdings in companies, directly or through subsidiary or affiliate companies.

CHAPTER TWO

Capital and Shares

Article 5: The capital of the Company amounts to Ch$ 4,621,809,179,093 divided into 58,324,975,387 common and nominative shares, all of the same series and with no par value, which are entered and paid in the manner described in the First Transitory Article of these bylaws.

Article 5 bis: No person shall directly or through other related persons hold more than 65% of the capital with voting rights of the Company or a higher percentage which the law may allow for holding a concentration factor of 0.6. The minority shareholders should hold at least 10% of the capital with voting rights and at least 15% of the capital with voting rights should be held by over one hundred unrelated shareholders each of whom shall hold a minimum equivalent to one hundred Unidades de Fomento in shares, according to the value at which they appear in the latest balance sheet. Minority shareholders and related persons shall be understood as defined in current legislation.

Article 6: Shares shall be registered and their subscription shall be recorded in writing in the manner determined under current legislation and regulations. Their transfers and transmission shall be in accordance with those regulations. Payment for subscribed shares may be in cash or other tangible or intangible assets.

Article 7: The Company shall not recognize fractions of shares. Should one or more shares belong jointly to various parties, the co-owners shall all be obliged to provide a power of attorney to act before the Company.

Article 8: Unpaid balances of subscribed shares shall be adjusted in the same proportion as changes in the value of the Unidad de Fomento.

Article 9: Shareholders are only responsible for the payment of their shares and are not obliged to return to the Company the amounts of any benefits they might have received as a benefit. In the case of the transfer of subscribed and unpaid shares, the transferor shall be liable severally with the transferee for its payment, and notice must be recorded on the certificate of the share payment conditions.

Article 9 bis: The withdrawal rights that a Pension Fund Manager may exercise in the cases foreseen in Article 107 of Decree Law No. 3,500 of 1980 shall be subject to the following special conditions: a) the withdrawal right may be exercised from the date of publication of the decision of the Risk Classification Committee which withdraws its approval of the shares of the Company, and the term for exercising such right and for payment of the share price in accordance with paragraph 2 of Article 71 of Law No.18,046 shall run from that date, and b) the value of the share which the Company shall pay to the Pension Fund Manager exercising its withdrawal rights, shall be calculated in accordance with the relevant Articles of Supreme Decree No.587 dated August 4, 1982 of the Ministry of Finance, known as Corporation Regulations. However, should the shares have a market quotation, the value per share shall be the greater of the average weighted price in its market trading during the six months prior to the date of the withdrawal of approval decision of the Risk Classification Committee causing the withdrawal, duly adjusted for inflation in line with changes in the Consumer Price Index between the day of each transaction and the date of that decision, and the market value on that day defined as the average price of transactions on the stock market. The higher value so calculated shall be applicable only if it be greater than that determined in accordance with the provisions of the said Corporations Regulations and, in the case of shares having no market quotation, the date of the withdrawal of approval decision of the Risk Classification Committee shall be considered as the date for calculating the book value.

Article 10: Private agreements between shareholders relating to shares disposal, shall be registered with the Company and made available to other shareholders and interested third parties and reference shall be made to them in the Shareholders Register. If this procedure is not followed, such agreements shall be not opposable to third parties. Such agreements shall not affect the obligation of the Company to register without further formality the transfers that are presented, in accordance with the law.

Article 11: The Shareholders Register, the details to be stated on share certificates and the procedure in the case of lost or mislaid certificates, shall comply with the pertinent legal rules and regulations.

CHAPTER THREE

Administration

Article 12: The Company shall be administered by a Board of Directors composed by seven re-eligible members who may or may not be shareholders of the Company.

Article 13: Members of the Board of Directors shall be elected by the Ordinary Shareholders’ Meeting. The Board of Directors shall remain for a period of three years at the end of which it shall be completely renewed or re-elected.

Article 14: Board of Directors’ meetings shall be constituted with the absolute majority of the Directors and decisions shall be taken by the absolute majority of the Directors present with voting rights. In the case of a tied vote, the person presiding the meeting shall decide.

Article 14 bis: All acts or contracts entered into by the Company with its majority shareholders, its Directors or Executives or with parties related to these, shall be previously approved by two-thirds of the Board of Directors and appear in the corresponding minutes, subject to the provisions of Chapter XVI of Law No. 18,046.

Article 15: The Board of Directors shall meet at least once every month and whenever the Company’s business so requires. There shall be ordinary and extraordinary Meetings. The former shall be held on dates and times pre-established by the Board of Directors itself; the latter when especially convened by the Chairman himself or at the request of one or more Directors, in which case prior qualification by the President with respect to the need to hold such Meeting is required, except where the Meeting is requested by the absolute majority of all Board Members, in which case such Meeting may be held without any prior qualification. Extraordinary Meetings may only deal with those matters specifically included in the meeting notification. In the first session following the appointment of the Directors at an Ordinary Shareholders’ Meeting, the Board of Directors shall elect a Chairman and Vice-chairman to replace him in his absences, from amongst its members.

Article 16: The Directors shall be remunerated. The Ordinary Shareholders’ Meeting will set the amount of remuneration annually. The Chairman shall be entitled to receive twice the amount paid to each Director. The Vice-chairman shall be entitled to one and a half times the amount paid to each Director.

Article 17: The Board of Directors of the Company represents it judicially and extra-judicially and to comply with its objects which it shall not be necessary to demonstrate to third parties, has all the powers of administration and disposal which the Law or the bylaws do not reserve for the Shareholders’ Meeting, without the necessity to give it any special powers, even for those acts or contracts for which the law demands such. This does not impede actions appropriate to the Chief Executive Officer. The Board of Directors may delegate part of its powers to the Chief Executive Officer, Managers, Assistant Managers, Lawyers and senior executives of the Company, to one Director or to a Committee of Directors and to other persons for especially defined objectives.

Article 17 bis: In carrying out the powers set out in the preceding Article, the Board of Directors shall act always within the limitations set by the investment and financing policy approved at the Ordinary Shareholders’ Meeting in accordance with the terms of Article 119 of Decree Law No. 3,500 of 1980, and its amendments.

Article 18: The Company shall have a Chief Executive Officer who shall be appointed by the Board of Directors and shall be granted all the powers of a commercial agent and those expressly agreed by the Board of Directors. The position of Chief Executive Officer is incompatible with that of Chairman, Director, Auditor or Accountant of the Company.

CHAPTER FOUR

Shareholders’ Meetings

Article 19: Shareholders shall meet in Ordinary and Extraordinary Meetings. The former shall be held once each year within four months following the balance sheet date to decide on matters of mutual interest without necessarily being mentioned in the respective meeting notification. The latter may be held at any time as required by the business to decide on any matter which the Law or these bylaws reserves for consideration by a shareholders meeting and provided these matters are stated in the respective meeting notification. Notifications of Ordinary and Extraordinary Meetings shall not be necessary when the whole number of validly issued shares is represented at the respective meeting. When an Extraordinary Meeting has to resolve on matters appropriate to an Ordinary Shareholders’ Meeting, its procedures and resolutions shall be subject, where appropriate, to the quorums applicable to the latter class of meetings.

Article 20: The following are matters for an Ordinary Meeting: 1) Examination of the situation of the Company and of the reports of accounting inspectors and external auditors and the approval or rejection of the annual report, balance sheet, financial statements and presentations prepared by the managers or liquidators of the Company; 2) The distribution of profits for each year and, especially, the dividend distribution; 3) The election or renewal of the members of the Board of Directors, of liquidators and of management inspectors; and 4) Generally, any matter of general interest which is not reserved for an Extraordinary Meeting. Ordinary Meetings shall appoint independent external auditors annually to examine the accounts, inventories, balance sheet and other financial statements, and to inform the following Ordinary Meeting in writing of its findings.

Article 20 bis: In addition to the terms of the preceding Article, the Ordinary Meeting shall be responsible for approving the investment and financing policy proposed by the management in the terms contemplated in Article 119 of Decree Law No. 3,500 of 1980 and its amendments. It shall also be the responsibility of the Ordinary Meeting to appoint annually the inspectors of accounts and their respective alternates, with the powers established in Article 51 of Law No.18,046.

Article 21: The following are matters for an Extraordinary Meeting: 1) The dissolution of the Company; 2) Transformation, merger, or division of the Company and amendments to its bylaws; 3) Bond and convertible debenture issuances; 4) The disposal of 50% or more of assets, with or without its liabilities, to be determined on the basis of the balance sheet for the previous financial year; and likewise, any business plan definition or amendment that involves the sale of assets above the aforementioned percentage. Likewise the sale or transfer of ownership of 50% or more of the assets of a subsidiary, provided that this represents at least 20% of the assets of the Company, and any disposal of its shares that implies that the parent company ceases to be its controller; 5) The granting of real or personal guarantees to secure third party obligations, unless granted to subsidiaries, in which case, the approval of the Board of Directors will be sufficient and; 6) Other matters which, by law, or by these bylaws, should be known by, and subject to the Shareholders’ Meetings. The matter referred to in items one, two, three and four may only be agreed upon in Meetings held before a Notary, who must certify that the Minutes of the Meeting is the true expression of what occurred and was agreed upon in the meeting

Article 21 bis: Notwithstanding the terms of the preceding Article, the following shall also be matters of an Extraordinary Meeting: a) The disposal of assets or rights of the Company which are declared essential for its business in the investment and financing policy, as well as the granting of guarantees over them; and b) The modification in advance of the investment and financing policy approved by the Ordinary Meeting.

Article 22: Meetings shall be convened by the Board of Directors of the Company and notifications shall be effected by means of a conspicuous advice which shall be published at least three times on different days in the newspaper within the Company’s legal area of residence, which the Meeting shall nominate. It shall also send a notification by mail to every shareholder at least 15 days prior to the date of the meeting, which should mention the matters for consideration at the meeting, as well as an explanation of the way full copies of the documents justifying the various options submitted to a vote can be obtained, if any, which should be made available to shareholders on the web site of the Company. The omission of this obligation shall not affect the validity of the notification, but the Directors, Liquidators and Managers of the Company at fault shall be responsible for any damage suffered by shareholders, irrespective of the administrative sanctions which the Superintendence of Securities and Insurance may apply. However, those meetings attended by the whole of the issued shares with voting rights may be self-convened and held validly even when the required formalities for notifications have not been complied with. All shareholder meetings must be informed to the Superintendence of Securities and Insurance at least 15 days in advance.

Article 23: Meetings are constituted with an absolute majority of shares with voting rights on the first notification, and with those present or represented, whatever their number, on the second notification, and resolutions shall be adopted by the absolute majority of the shares present or represented with voting rights. Notices of the second notification may only be published once the meeting subject to the first notification fails to convene, and in any case the new meeting should be convened within 45 days following the date fixed for the meeting not held. Meetings shall be presided by the Chairman of the Board of Directors or the person taking his place, and the Secretary of the Board of Directors of the Company, or the Chief Executive Officer in his absence, shall act as Secretary of the meeting.

Article 24: Resolutions of Extraordinary Shareholders’ Meetings which relate to modifications of the bylaws shall require the vote of two-thirds of the shares with voting rights.

Article 24 bis: As long as the Company remains subject to the terms contained in Chapter Twelve and other relevant parts of Decree Law No. 3,500, of 1980, as amended, any modification to the regulations set out in the First, Fifth, Ninth, Fourteenth, Seventeenth, Twentieth, Twenty-First, Twenty-Seventh and Thirty Seven Supplementary Articles and this Article, shall require the consenting vote of 75% of the issued shares with voting rights, in accordance with Article 121 of the said Decree Law No. 3,500.

Article 25: Only those shareholders registered in the Shareholders Register five days before the date for which the respective Meeting is convened, may participate in meetings and exercise their rights to speak and vote. Shareholders without voting rights, as well as the Directors and Managers who are not shareholders, may participate in General Meetings with a right to speak.

Article 26: Shareholders may be represented at meetings by another person even if such person is not a shareholder, notwithstanding that established in Article 45 bis of Decree Law No. 3,500. Proxies for such representations shall be given in writing for all the shares held by the owner on the date stated in the preceding Article.

Article 27: Shareholders shall have a right to one vote for each share they own or represent, and may accumulate or distribute them as they wish in any election.

Article 27 bis: Notwithstanding the contents of the preceding Article, no shareholder may exercise for his own account or on behalf of other shareholders, the right to vote for a percentage of subscribed shares with voting rights of the Company in excess of the maximum concentration permitted in the bylaws and must deduct any excess over this limit for this purpose. For calculating this percentage, the shares held by the shareholder shall be added to those of parties related to the former. Neither may any person represent shareholders who in aggregate hold more than the maximum concentration level permitted in the bylaws.

CHAPTER FIVE

The Directors’ Committee and Audit Committee

Article 28: While the Company meets the equity and concentration requirements established in Article 50 bis, or that succeeding or replacing it, of Law No. 18,046, it shall be obliged to appoint an independent director and a Directors’ Committee. This Committee shall be governed in its formation, membership, functioning and powers by the provisions of the Chilean Companies Act and instructions on this subject issued by the Superintendence of Securities and Insurance.

Article 29: Notwithstanding the provisions of the preceding Article and while the Company is an issuer of securities duly registered with the New York Stock Exchange (NYSE) or any other American national stock exchange, the formation, membership, functioning and powers of the Directors’ Committee shall also be governed, where not to be contrary to Chilean law, by the obligatory provision for the so-called “Audit Committee” in the Sarbanes Oxley Act (SOX) of the United States of America and the instructions issued by the Securities and Exchange Commission (SEC) and the New York Stock Exchange (NYSE), or the organism or entity that definitively corresponds in accordance with the legislation of the United States of America. In case of a irreconcilable or irremediable conflict, disagreement or incompatibility between the provisions of Chilean and American legislation for the Directors’ Committee and the Audit Committee respectively, Chilean law shall prevail over foreign law, although the Board of Directors may call an Extraordinary Shareholders’ Meeting to amend the bylaws should this be necessary, and shall have the widest powers, acting within its powers, to solve such conflict, disagreement or incompatibility should this be possible, by the creation of new committees and/or sub-committees, as also the delegation of part of its powers in accordance with Article 40 of the Chilean Companies Act. The shareholders, directors and Board of Directors of the Company should ensure at all times that the agreements and policies adopted by it are compatible and harmonious with the provisions of both legislations.

Article 30: The Directors’ Committee shall be composed of three members, the majority of whom shall be independent according to the criteria and requirements established for this purpose in Article 50 bis of Law No. 18,046, both at the time of their appointment and during the whole period in which they perform as members of the Committee. Notwithstanding the above and complementing the provisions of Article 29 above, while the corporation is an issuer of securities duly registered on the NYSE or any other American national stock exchange, and in order to give strict compliance with the legal and regulatory requirements that the registration involves, all the members of the Directors’ Committee should also meet the criteria and requirements of independence prescribed for this purpose by the SOX, SEC and NYSE. Thus, no director who has been elected or appointed as a member of the Directors’ Committee may therefore have any link, interest or dependence with the corporation, whether economic, professional, credit or commercial, whatever the amount or nature, nor receive, directly or indirectly, any income, remuneration or compensation from the corporation or any of its subsidiaries which is not by concept nor has as the sole and exclusive source the duties performed as a member of the Board of Directors, as a member of the Directors’ Committee or as a member of any other committee or sub-committee of directors of the Company.

Article 31: The loss of independence which, according to the laws governing the Company and these bylaws, affects a member of the Committee, shall generate the following incapacity of the respective director to perform their duties as a director or member of the Directors’ Committee and therefore they should cease automatically in that position, notwithstanding their responsibility to the shareholders.

Article 32: The directors appointed as members of the Directors’ Committee shall remain as such for the period they were appointed as director and may only resign from this position when they resign as director or having acquired a following incapacity to perform the duties, in which case the provisions of the preceding Article shall apply. No director elected or appointed as a member of the Directors’ Committee may be excused from this election or appointment.

Article 33: The meetings of the Directors’ Committee shall be validly constituted with the absolute majority of its members and its resolutions shall be adopted by the absolute majority of the members present. The Directors’ Committee should elect a Chairman from among its members, who shall have the casting vote in the event of a tied vote.

Article 34: The Committee shall have the powers and duties that have been expressly contemplated both in the laws and their regulations, as well as the rules issued for the purpose by the competent administrative authority, especially those stated in Article 50 bis of Law No. 18,046, and any other matter, mandate, power or duty commended to it by a shareholders or Board meeting.

Article 35: The deliberations, agreements and organization of the Directors’ Committee shall be governed, in everything applicable, by the regulations relating to the Board meetings of the Company.

CHAPTER SIX

Balance Sheet, Funds and Earnings

Article 36: As of December 31 of each year, a financial statement with the operations of the Company shall be prepared, and the Board of Directors shall present this to the Ordinary Shareholders’ Meeting together with a report analyzing the situation of the Company and the statement of income and the related report provided by the inspectors of accounts and external auditors. All these documents must reflect clearly the equity position of the Company at the close of the respective year and the profits obtained or losses suffered during the year.

Article 37: On a date no later than the first notification convening the Ordinary Shareholders’ Meeting, the Board of Directors should make available to each shareholder registered in the respective register a copy of the duly audited Financial Statements and Annual Report of the Company, including the reports of the external auditors and inspectors of accounts, and their respective notes. The duly audited balance sheet and statement of income and other information which the law or the Superintendence of Securities and Insurance requires, shall be published on the web site of the Company no less than ten days before the date on which the meeting to approve them is to be held. The annual report, balance sheet, inventories, minutes of Board and Shareholders’ Meetings, books and reports of inspectors, must be available to shareholders in the offices of the Company for 15 days prior to the date informed for the meeting. Should the balance sheet and statement of income be altered by the Meeting, the amendments, where corresponding, shall be made available to shareholders within 15 days following the date of the Meeting.

Article 38: Unless otherwise approved at the respective Meeting with the unanimous vote of the shares issued, a cash dividend shall be distributed annually to shareholders, pro rata to their shares, for at least 30% of the net income for each year. In any event, the Board of Directors may, under the personal responsibility of the Directors present at the respective approval, distribute interim dividends during the year as a charge against the profits of that year, provided that there are no accumulated losses. That portion of profits earnings not appropriated by the Meeting to dividends, may be capitalized at any time, subject to amending the bylaws through the issue of free shares or by increasing the nominal value of the shares, or be retained to meet possible dividend payments in following years.

CHAPTER SEVEN

Dissolution and Liquidation

Article 39: The dissolution of the Company shall occur in the cases foreseen in the Law. Dissolution in advance shall only be agreed at an Extraordinary Shareholders’ Meeting with the consenting vote of two-thirds of the issued shares with voting rights.

Article 40: Once the Company is dissolved, the liquidation shall be performed by a Liquidation Committee formed by three people, shareholders or not, chosen by the Shareholders’ Meeting, and who shall have the powers, duties and obligations established in the law or regulations. If the Company is dissolved as a result of all the shares being held by one person through an uninterrupted period of at least ten days, liquidation shall be unnecessary.

Article 41: The liquidators shall convene an Ordinary Shareholders’ Meeting in the month of April each year to report on the state of the liquidation. Should the liquidation not be completed within two years, a new election of liquidators shall be made, the same persons being re-eligible. The position of liquidators is remunerated and the Ordinary Shareholders’ Meeting shall set the remuneration. The position of liquidator is revocable by an Ordinary or Extraordinary Shareholders’ Meeting. Liquidators shall be suspended from their positions by overriding legal incapacity or by their declaration of bankruptcy.

CHAPTER EIGHT

General Provisions

Article 42: The differences which may arise between the shareholders as such, or between them and the Company or its officers, either during its existence or its dissolution, will be solved by an arbitrator named by common accord between both parties, who will exercise the role as arbitrator in such a proceeding, and must decide according to Law. In the absence of such an agreement, the arbitrator shall be designated by Common Courts at the request of either party, in which case such nomination must be from attorneys who teach or who have taught for at least three consecutive years as Professors of Economic or Commercial Law in the Department of Law at the Universidad de Chile, Universidad Católica de Chile or Universidad Católica de Valparaíso. Notwithstanding the above, in the event of a conflict, the plaintiff may withdraw his recognition of the authority of the arbitrator, and submit to the jurisdiction of the Common Justice, a right that cannot be exercised by the directors, managers, administrators and senior executives of the Company, nor by those shareholders that individually hold, directly and indirectly, shares whose book or market value exceeds 5,000 Unidades de Fomento, according to the value of this unit on the date of presentation of the demand.

Article 43: On those matters omitted by these bylaws and in any matter not expressly foreseen in them, the provisions of Law No.18,046 shall apply, together with its amendments and regulations and relevant parts of Decree Law No. 3,500 in the case foreseen in Article 111 of that Decree Law.

Article 44: The Company will continue to be subject to Resolution No. 667 of the Honorable Resolution Commission (the former antitrust authority), dated as of October 30, 2002, on the understanding that (i) the restrictions imposed by it will not apply to the Company in respect of Enersis Chile S.A. and (ii) given that the companies will not participate in any way in relevant markets located in the Republic of Chile, the Company will be able to merge with Endesa Américas S.A. and Chilectra Américas S.A.

TRANSITORY ARTICLES

First Transitory Article: The capital of the Company amounts to four trillion, six hundred twenty one billion, eight hundred and nine million, one hundred seventy nine thousand and ninety three Chilean pesos ($4,621,809,179,093) divided by fifty eight billion, four hundred twenty four million nine hundred seventy five thousand, three hundred eighty seven (58,324,975,387) common and nominative shares, all of the same series and with no par value, which are entered and will be entered and are paid and will be paid in the following manner: (a) an amount of three trillion, five hundred seventy five billion, three hundred thirty nine million, eleven thousand, five hundred and forty nine Chilean pesos ($3,575,339,011,549) divided by forty nine billion, ninety two million, seven hundred seventy two thousand, seven hundred and sixty two (49,092,772,762) shares fully subscribed and paid; and (b) an amount of one trillion, forty six billion, four hundred seventy million, one hundred sixty seven thousand, five hundred forty four Chilean pesos ($1,046,470,167,544) divided by nine billion, two hundred thirty two million, two hundred two thousand, six hundred and twenty five (9,232,202,625) shares, that will be issued through the increase in capital agreed to at the extraordinary shareholders’ meeting that the Company held on September 28, 2016 (the “Merger Meeting”) that agreed and approved the merger subject to the fulfillment of the conditions precedents stipulated at the Merger Meeting. As a result of the merger, the Company, as the absorbing entity, will incorporate Endesa Américas S.A. and Chilectra Américas S.A., absorbing them and succeeding to all their rights and obligations (the “Merger’). The shares from the capital increase of the Merger will be subscribed and paid through the incorporation of the shares of the absorbed companies, excluding for effects of this subscription and payment the share capital which the Company owns in Endesa Américas S.A. and Chilectra Américas S.A. on the date of the Merger Meeting.

ANNEX M

UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS AS OF JUNE 30, 2016 OF ENERSIS AMÉRICAS

The historical interim consolidated financial statements of Enersis Américas S.A. (“Enersis Américas”) as of June 30, 2016 have not been examined, audited or reviewed in accordance with either the standards of the American Institute of Certified Public Accountants (AICPA) or the standards of the U.S. Public Company Accounting Oversight Board (PCAOB). The historical interim consolidated financial statements are considered unaudited for purposes of the U.S. Securities and Exchange Commission. The historical unaudited interim consolidated financial statements are being filed herewith as Annex M because they have been made publicly available in Chile to shareholders under Chilean law in connection with the proposed merger of Endesa Américas S.A. and Chilectra Américas S.A. with and into Enersis Américas, with Enersis Américas surviving under the name “Enel Américas S.A.”

Enersis Américas S.A. and its Subsidiaries

Unaudited Interim Consolidated Financial Statements as of June 30, 2016

Ch$	Chilean pesos
US$	U. S. dollars
UF	The UF is a Chilean inflation-indexed, peso-denominated monetary unit that is set daily in advance based on the previous month’s inflation rate.
ThCh$	Thousands of Chilean pesos
ThUS$	Thousands of U.S. dollars

ENERSIS AMÉRICAS S.A. AND SUBSIDIARIES

Unaudited Interim Consolidated Statements of Financial Position

As of June 30, 2016 and December 31, 2015

(In thousands of Chilean pesos)

		06-30-2016	12-31-2015
ASSETS	Note	(Unaudited)
		ThCh$	ThCh$
CURRENT ASSETS
Cash and cash equivalents	6	1,113,569,619	1,185,163,344
Other current financial assets	7	142,620,909	68,262,446
Other current non-financial assets		89,840,199	101,989,057
Trade and other current receivables	8	1,189,121,678	1,088,131,567
Current accounts receivable from related parties	9	144,502,911	3,566,930
Inventories	10	75,897,505	95,057,897
Current tax assets	11	87,722,866	47,454,588
Total current assets other than assets or groups of assets for disposal classified as held for sale or as held for distribution to owners		2,843,275,687	2,589,625,829
Non-current assets or disposal groups held for sale or for distribution to owners	5		5,323,935,881
TOTAL CURRENT ASSETS		2,843,275,687	7,913,561,710
NON-CURRENT ASSETS
Other non-current financial assets	7	609,738,969	489,528,204
Other non-current non-financial assets		88,622,505	77,562,708
Trade and other non-current receivables	8	350,128,561	398,695,864
Non-current accounts receivable from related parties	9	270,698	355,485
Investments accounted for using the equity method	12	31,241,693	30,960,445
Intangible assets other than goodwill	13	1,153,454,168	981,399,272
Goodwill	14	479,483,670	444,199,047
Property, plant and equipment	15	5,024,807,458	5,003,566,633
Deferred tax assets	16	137,434,192	109,325,023
TOTAL NON-CURRENT ASSETS		7,875,181,914	7,535,592,681
TOTAL ASSETS		10,718,457,601	15,449,154,391

The accompanying notes are an integral part of these interim consolidated financial statements

ENERSIS AMÉRICAS S.A. AND SUBSIDIARIES

Unaudited Interim Consolidated Statements of Financial Position

As of June 30, 2016 and December 31, 2015

(In thousands of Chilean pesos)

		06-30-2016	12-31-2015
LIABILITIES AND EQUITY	Note	(Unaudited)
		ThCh$	ThCh$
CURRENT LIABILITIES
Other current financial liabilities	17	819,420,506	687,873,508
Trade and other current payables	20	1,396,855,255	1,452,824,207
Current accounts payable to related parties	9	40,131,196	109,897,508
Other current provisions	21	103,068,360	127,299,176
Current tax liabilities	11	68,867,984	142,607,960
Other current non-financial liabilities		35,420,253	39,226,339
Total current liabilities other than those associated with groups of assets for disposal classified as held for sale		2,463,763,554	2,559,728,698
Liabilities associated with disposal groups held for sale or for distribution to owners	5	—	1,945,652,102
TOTAL CURRENT LIABILITIES		2,463,763,554	4,505,380,800
NON-CURRENT LIABILITIES
Other non-current financial liabilities	17	1,964,388,249	1,847,296,592
Trade and other non-current payables	20	293,476,435	283,544,254
Other long-term provisions	21	237,782,799	183,848,284
Deferred tax liabilities	16	226,689,740	231,904,615
Non-current provisions for employee benefits	22	206,274,254	187,270,474
Other non-current non-financial liabilities		19,085,817	20,100,992
TOTAL NON-CURRENT LIABILITIES		2,947,697,294	2,753,965,211
TOTAL LIABILITIES		5,411,460,848	7,259,346,011
EQUITY
Issued capital	23.1	3,575,339,010	5,804,447,986
Retained earnings		2,148,192,728	3,380,661,523
Other reserves	23.5	(1,976,890,178)	(3,158,960,224)
Equity attributable to shareholders of Enersis Américas		3,746,641,560	6,026,148,285
Non-controlling interests	23.6	1,560,355,193	2,163,659,095
TOTAL EQUITY		5,306,996,753	8,189,808,380
TOTAL LIABILITIES AND EQUITY		10,718,457,601	15,449,154,391

The accompanying notes are an integral part of these interim consolidated financial statements

ENERSIS AMÉRICAS S.A. AND SUBSIDIARIES

Unaudited Interim Consolidated Statements of Comprehensive Income, by Nature

For the six and three month periods ended June 30, 2016 and 2015

(In thousands of Chilean pesos)

		For the six month periods ended,		For the three month periods ended,
STATEMENT OF PROFIT OR (LOSS)	Note	06-30-2016 (Unaudited)	06-30-2015 (*) (Unaudited)	06-30-2016 (Unaudited)	06-30-2015 (Unaudited)
		ThCh$	ThCh$	ThCh$	ThCh$
Revenues	24	2,372,703,395	2,326,408,562	1,158,322,090	1,155,438,464
Other operating income	24	192,623,824	273,377,059	141,467,192	140,687,232
Revenues and Other Operating Income		2,565,327,219	2,599,785,621	1,299,789,282	1,296,125,696
Raw materials and consumables used	25	(1,253,797,824)	(1,354,621,833)	(622,380,259)	(711,024,080)
Contribution Margin		1,311,529,395	1,245,163,788	677,409,023	585,101,616
Other work performed by the entity and capitalized	3 a) 3d.1	28,356,711	31,370,216	14,837,384	18,589,958
Employee benefits expenses	26	(210,765,124)	(235,948,555)	(108,171,879)	(118,509,874)
Depreciation and amortization expense	27	(156,418,639)	(158,408,444)	(80,364,108)	(77,401,038)
Impairment loss recognized in the period’s profit or loss	27	(25,357,805)	(21,055,862)	(13,406,422)	(11,192,526)
Other expenses by nature	28	(256,847,713)	(259,738,453)	(137,855,609)	(125,058,470)
Operating Income		690,496,825	601,382,690	352,448,389	271,529,666
Other gains (losses)	29	244,906	634,877	2,889,656	623,420
Financial income	30	94,269,058	135,398,929	47,431,421	94,857,658
Financial costs	30	(273,722,881)	(185,034,745)	(111,530,836)	(91,260,458)
Share of profit (loss) of associates accounted for using the equity method	12	1,587,758	2,772,325	901,171	2,449,451
Foreign currency exchange differences	30	1,193,234	(5,583,256)	(9,135,682)	(7,242,064)
Profit (losses) from indexed assets and liabilities	30	(419,802)	(3,105,519)	(237,112)	(3,546,942)
Income from continuing operations, before taxes		513,649,098	546,465,301	282,767,007	267,410,731
Income tax expenses, continuing operations	16	(161,250,646)	(182,683,107)	(103,074,543)	(99,642,264)
NET INCOME FROM CONTINUING OPERATIONS		352,398,452	363,782,194	179,692,464	167,768,467
Income after tax from discontinued operations	5.1.II.iii	115,130,387	97,358,857	1,228,150	62,288,424
NET INCOME		467,528,839	461,141,051	180,920,614	230,056,891
Net income attributable to:
Shareholders of Enersis Américas		268,568,018	288,007,544	92,130,910	134,933,109
Non-controlling interests	23.6	198,960,821	173,133,507	88,789,704	95,123,782
NET INCOME		467,528,839	461,141,051	180,920,614	230,056,891
Basic earnings per share
Basic earnings per share from continuing operations	Ch$/Share	3.88	4.16	1.85	1.62
Basic earnings per share from discontinued operations	Ch$/Share	1.59	1.70	0.03	1.12
Basic earnings per share	Ch$/Share	5.47	5.87	1.88	2.75
Weighted average number of shares of common stock	Thousands	49,092,772.76	49,092,772.76	49,092,772.76	49,092,772.76
Diluted earnings per share
Diluted earnings per share from continuing operations	Ch$/Share	3.88	4.16	1.85	1.62
Diluted earnings per share from discontinued operations	Ch$/Share	1.59	1.70	0.03	1.12
Diluted earnings per share	Ch$/Share	5.47	5.87	1.88	2.75
Weighted average number of shares of common stock	Thousands	49,092,772.76	49,092,772.76	49,092,772.76	49,092,772.76

(*)	Results from Chilean operations presented as discontinued operations and other comprehensive income (See Note 5.1).

The accompanying notes are an integral part of these interim consolidated financial statements

ENERSIS AMÉRICAS S.A. AND SUBSIDIARIES

Unaudited Interim Consolidated Statements of Comprehensive Income, by Nature (continued)

For the six and three month periods ended June 30, 2016 and 2015

(In thousands of Chilean pesos)

		For the six month periods ended,		For the three month periods ended,
OTHER COMPREHENSIVE INCOME	Note	06-30-2016 (Unaudited) ThCh$	06-30-2015 (*) (Unaudited) ThCh$	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$
Net Income		467,528,839	461,141,051	180,920,614	230,056,891
Components of other comprehensive income that will not be reclassified subsequently to profit or loss, before taxes
Gain (loss) from defined benefit plans	22.2b	(8,688,325)	—	(8,688,325)	—
Other comprehensive income that will not be reclassified subsequently to profit or loss		(8,688,325)	—	(8,688,325)	—
Components of other comprehensive income that will be reclassified subsequently to profit or loss, before taxes
Foreign currency translation gains (losses)		180,792,987	(243,173,564)	191,530,639	112,111,350
Gains (losses) from available-for-sale financial assets		850,653	(567,731)	83,393	(302,268)
Share of other comprehensive income from associates and joint ventures accounted for using the equity method		(14,085,388)	147,178	(263,281)	147,833
Gains (losses) from cash flow hedge		18,454,210	(52,416,617)	8,866,383	(20,661,873)
Adjustments from reclassification of cash flow hedges, transferred to profit or loss		4,645,415	4,141,202	(148,538)	2,224,109
Other comprehensive income that will be reclassified subsequently to profit or loss		190,657,877	(291,869,532)	200,068,596	93,519,151
Components of other comprehensive income, before taxes		181,969,552	(291,869,532)	191,380,271	93,519,151
Income tax related to components of other comprehensive income that will not be reclassified subsequently to profit or loss
Income tax related to defined benefit plans		2,965,488	—	2,965,488	—
Income tax related to components of other comprehensive income that will not be reclassified subsequently to profit or loss		2,965,488	—	2,965,488	—
Income tax related to components of other comprehensive income that will be reclassified subsequently to profit or loss
Income tax related to cash flow hedge		(6,023,539)	12,820,167	(2,837,162)	4,776,838
Income tax related to available-for-sale financial assets		—	(1,031)	4	136
Income tax related to components of other comprehensive income that will be reclassified subsequently to profit or loss		(6,023,539)	12,819,136	(2,837,158)	4,776,974
Total Other Comprehensive Income		178,911,501	(279,050,396)	191,508,601	98,296,125
TOTAL COMPREHENSIVE INCOME		646,440,340	182,090,655	372,429,215	328,353,016
Comprehensive income attributable to
Shareholders of Enersis Américas		427,403,290	79,138,853	246,363,764	217,712,652
Non-controlling interests		219,037,050	102,951,802	126,065,451	110,640,364
TOTAL COMPREHENSIVE INCOME		646,440,340	182,090,655	372,429,215	328,353,016

(*) Results from Chilean operations presented as discontinued operations and other comprehensive income (See Note 5.1).

The accompanying notes are an integral part of these interim consolidated financial statements

ENERSIS AMÉRICAS S.A. AND SUBSIDIARIES

Unaudited Interim Consolidated Statements of Changes in Equity

For the six month periods ended June 30, 2016 and 2015

(In thousands of Chilean pesos)

Statements of Changes in Equity	Issued Capital	Share Premium	Changes in Other Reserves							Retained Earnings	Equity Attributable to Shareholders of Enersis Américas	Non-controlling Interests	Total Equity
			Reserve for Exchange Differences in Translation	Reserve for Cash Flow Hedges	Reserve for Gains and Losses for Defined Benefit Plans	Reserve for Gains and Losses on Remeasuring Available- for-Sale Financial Assets	Other Miscellaneous Reserves	Amounts recognized in other comprehensive income and accumulated in equity related to non-current assets or groups of assets for disposal classified as held for sale (1)	Other Reserves
Equity at beginning of period 1/1/2016	5,804,447,986	—	(418,992,914)	(9,826,557)	—	(167,739)	(2,628,536,018)	(101,436,996)	(3,158,960,224)	3,380,661,523	6,026,149,285	2,163,659,095	8,189,808,380
Changes in equity
Comprehensive income: (Unaudited)
Profit (loss) (Unaudited)										268,568,018	268,568,018	198,960,821	467,528,839
Other comprehensive income (Unaudited)			161,299,327	3,395,773	(4,232,664)	321,451	(127,415)	(1,821,200)	158,835,272		158,835,272	20,076,229	178,911,501
Comprehensive income (Unaudited)											427,403,290	219,037,050	646,440,340
Dividends (Unaudited)										(81,949,701)	(81,949,701)	(182,545,254)	(264,494,955)
Increase (decrease) from other distribution to owners (Unaudited)	(2,229,108,976)						915,743,914	103,258,196	1,019,002,110	(1,414,854,448)	(2,624,961,314)	(639,795,698)	(3,264,757,012)
Increase (decrease) from other changes (Unaudited)	—	—	—	—	4,232,664	—	—	—	4,232,664	(4,232,664)	—	—	—
Total changes in equity (Unaudited)	(2,229,108,976)	—	161,299,327	3,395,773	—	321,451	915,616,499	101,436,996	1,182,070,046	(1,232,468,795)	(2,279,507,725)	(603,303,902)	(2,882,811,627)
Equity at end of period 06/30/2016 (Unaudited)	3,575,339,010	—	(257,693,587)	(6,430,784)	—	153,712	(1,712,919,519)	—	(1,976,890,178)	2,148,192,728	3,746,641,560	1,560,355,193	5,306,996,753

The accompanying notes are an integral part of these interim consolidated financial statements

			Changes in Other Reserves
Statement of Changes in Equity	Issued Capital	Share Premium	Reserve for Exchange Differences in Translation	Reserve for Cash Flow Hedges	Reserve for Gains and Losses for Defined Benefit Plans	Reserve for Gains and Losses on Remeasuring Available- for-Sale Financial Assets	Other Miscellaneous Reserves	Amounts recognized in other comprehensive income and accumulated in equity related to non-current assets or groups of assets for disposal classified as held for sale	Other Reserves	Retained Earnings	Equity Attributable to Shareholders of Enersis Américas	Non-controlling Interests	Total Equity
Equity at beginning of period 1/1/2015	5,804,447,986	—	35,154,874	(69,404,677)	—	14,046	(2,619,970,627)	—	(2,654,206,384)	3,051,734,445	6,201,976,047	2,077,242,699	8,279,218,746
Changes in equity
Comprehensive income (Unaudited)
Profit (loss) (Unaudited)										288,007,544	288,007,544	173,133,507	461,141,051
Other comprehensive income (Unaudited)			(187,334,364)	(21,321,141)	—	(213,186)	—	—	(208,868,691)		(208,868,691)	(70,181,705)	(279,050,396)
Comprehensive income (Unaudited)											79,138,853	102,951,802	182,090,655
Dividends (Unaudited)										(122,031,673)	(122,031,673)	(89,840,826)	(211,872,499)
Increase (decrease) from other changes (Unaudited)	—	—	—	—	—	—	(652,632)	—	(652,632)	—	(652,632)	777,945	125,313
Total changes in equity (Unaudited)	—	—	(187,334,364)	(21,321,141)	—	(213,186)	(652,632)	—	(209,521,323)	165,975,871	(43,545,452)	13,888,921	(29,656,531)
Equity at end of period 06/30/2015 (Unaudited)	5,804,447,986	—	(152,179,490)	(90,725,818)	—	(199,140)	(2,620,623,259)	—	(2,863,727,707)	3,217,710,316	6,158,430,595	2,091,131,620	8,249,562,215

(1)	See Note 5.1.II.ii

The accompanying notes are an integral part of these interim consolidated financial statements

ENERSIS AMÉRICAS S.A. AND SUBSIDIARIES

Unaudited Interim Consolidated Statements of Cash Flows, Direct

For the six month periods ended June 30, 2016 and 2015

(In thousands of Chilean pesos)

		For the six month periods ended,
Statements of Direct Cash Flows	Note	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$
Cash flows from (used in) operating activities
Types of collection from operating activities
Collections from the sale of goods and services		3,765,011,065	4,272,577,726
Collections from royalties, payments, commissions, and other income from ordinary activities		20,379,912	17,194,824
Collections from premiums and services, annual payments, and other benefits from policies held		10,221,739	8,104,240
Other collections from operating activities		195,132,973	344,500,918
Types of payment in cash from operating activities
Payments to suppliers for goods and services		(1,890,406,909)	(2,372,420,889)
Payments to and on behalf of employees		(244,089,250)	(285,869,652)
Payments on premiums and services, annual payments, and other obligations from policies held		(8,705,284)	(14,661,471)
Other payments for operating activities		(802,799,318)	(925,485,954)
Cash flows from operating activities
Income taxes paid		(279,949,761)	(312,257,287)
Other outflows of cash		(40,072,744)	(40,773,892)
Net cash flows from operating activities		724,722,423	690,908,563
Cash flows from (used in) investing activities
Cash flows from the loss of control of subsidiaries or other businesses	6.d	—	6,639,653
Other collections from the sale of equity or debt instruments belonging to other entities		204,841,478	218,239,481
Other payments to acquire equity or debt instruments belonging to other entities		(259,207,107)	(220,590,653)
Other payments to acquire stakes in joint ventures		—	(2,295,000)
Loans to related companies		(22,315)	—
Proceeds from the sale of property, plant and equipment		15,230,409	7,100
Purchases of property, plant and equipment		(301,334,375)	(621,018,144)
Purchases of intangible assets		(106,154,587)	(115,314,105)
Payments from future, forward, option and swap contracts		(3,921,792)	(2,342,493)
Collections from future, forward, option and swap contracts		6,353,243	8,062,035
Collections from related companies		33,096,816	—
Dividends received		916,602	5,236,063
Interest received		41,789,443	29,765,506
Other inflows (outflows) of cash		(9,443,640)	6,307,226
Net cash flows used in investing activities		(377,855,825)	(687,303,331)
Cash flows from (used in) financing activities
Payments from changes in ownership interests in subsidiaries that do not result in loss of control		—	(2,374,346)
Payments to acquire treasury shares		(1,804,507)	—
Total proceeds from loans		461,575,018	182,979,268
Proceeds from long-term loans		338,061,762	43,637,133
Proceeds from short-term loans		123,513,256	139,342,135
Loans from related companies		71,070,731	—
Payment on borrowings		(320,409,669)	(214,313,507)
Payments on financial lease liabilities		(9,634,327)	(9,602,214)
Payments on loans to related companies		(70,338,379)	—
Dividends paid		(368,865,295)	(532,035,365)
Interest paid		(128,397,449)	(142,858,007)
Other outflows of cash	6.e	(198,696,900)	(13,978,913)
Net cash flows from (used in) financing activities		(565,500,777)	(732,183,084)
Net increase (decrease) in cash and cash equivalents before effect of exchange rate changes		(218,634,179)	(728,577,852)
Effect of exchange rate changes on cash and cash equivalents
Effect of exchange rate changes on cash and cash equivalents		2,778,609	(9,541,910)
Net increase (decrease) in cash and cash equivalents		(215,855,570)	(738,119,762)
Cash and cash equivalents at beginning of period	6.c	1,329,425,189	1,704,775,193
Cash and cash equivalents at end of period	6.c	1,113,569,619	966,655,431

The accompanying notes are an integral part of these interim consolidated financial statements

ENERSIS AMÉRICAS S.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

The accompanying notes are an integral part of these interim consolidated financial statements

The accompanying notes are an integral part of these interim consolidated financial statements

The accompanying notes are an integral part of these interim consolidated financial statements

ENERSIS AMÉRICAS S.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2106

(In thousands of Chilean pesos)

1.	THE GROUP’S ACTIVITIES AND FINANCIAL STATEMENTS

Enersis Américas S.A. (hereinafter “the Parent Company” or “the Company”) and its subsidiaries comprise the Enersis Américas Group (hereinafter “Enersis Américas Group” or “the Group”).

Enersis Américas S.A. is a publicly traded corporation with registered address and head office located at Avenida Santa Rosa, No. 76, in Santiago, Chile. The Company is registered in the securities register of the Superintendency of Securities and Insurance of Chile (Superintendencia de Valores y Seguros or SVS) under number 175. In addition, the Company is registered with the Securities and Exchange Commission of the United States of America (hereinafter U.S. SEC) and its shares have been listed on the New York Stock Exchange since 1993.

Enersis Américas S.A. is a subsidiary of Enel Iberoamérica S.R.L., a company controlled by Enel S.p.A. (hereinafter Enel).

The Company was initially created in 1981 under the corporate name of Compañía Chilena Metropolitana de Distribución Eléctrica S.A. Later on, the Company changed its by-laws and its name to Enersis S.A., effective August 1, 1988. On March 1, 2016, as part of the reorganization process carried out by the Group (See Note 5.1), the Company by amending its by-laws, has changed its corporate name to Enersis Américas S.A. For tax purposes, the Company operates under Chilean tax identification number 94.271.000-3.

As of June 30, 2016, the Group had 10,149 employees. During the first half of year 2016, the Group averaged a total of 10,271 employees. See Note 33 for additional information regarding employee distribution by category and geographic location.

Enersis Americas’ corporate purpose consists of exploring for, developing, operating, generating, distributing, transmitting, transforming, and/or selling energy of any kind or form, whether in Chile or abroad, either directly or through other companies. It is also engaged in telecommunications activities, and it provides engineering consultation services in Chile and abroad. The Company’s corporate purpose also includes investing in, and managing, its investments in subsidiaries and associates which generate, transmit, distribute, or sell electricity, or whose corporate purpose includes any of the following:

(i)	Energy of any kind or form,

(ii)	Supplying public services, or services whose main component is energy,

(iii)	Telecommunications and information technology services, and

(iv)	Internet-based intermediation business.

Enersis Americas’ 2015 consolidated financial statements were approved by the Board of Directors at meeting held on February 26, 2016. The consolidated financial statements were then submitted to the consideration of a General Shareholders´ Meeting held on April 28, 2016, which finally approved the consolidated financial statements.

2.	BASIS OF PRESENTATION OF THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

2.1 Accounting principles

These interim consolidated financial statements as of June 30, 2016 of Enersis Américas, approved by the Company’s Board of Directors at its meeting held on July 27, 2016, have been prepared in accordance with

The accompanying notes are an integral part of these interim consolidated financial statements

International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB), following the requirements of International Accounting Standard (IAS) No. 34, Interim Financial Reporting.

These interim consolidated financial statements include all information and disclosures required in annual financial statements.

These interim consolidated financial statements present fairly the financial position of Enersis Américas and its subsidiaries as of June 30, 2016 and December 31, 2015, as well as the results of operations, the changes in equity, and the cash flows for the periods ended June 30, 2016 and 2015.

These interim consolidated financial statements have been prepared under going concern assumptions on a historical cost basis except for, in accordance with IFRS, those assets and liabilities that are measured at fair value and those non-current assets and disposal groups held for sale, which are recognized at their carrying amount or fair value less cost of disposal, whichever is lower (see Note 3.g).

These interim consolidated financial statements have been prepared from accounting records maintained by the Company and its subsidiaries. Each entity prepares its financial statements according to the accounting principles and standards in force in each country, so the necessary adjustments and reclassifications have been made in the consolidation process in order to present the consolidated financial statements in accordance with IFRS.

These interim consolidated financial statements are presented in thousands of Chilean pesos (unless otherwise stated), as the Chilean peso is the functional currency of the Company and the presentation currency of the Group. Foreign operations are incorporated in accordance with the accounting policies stated in Notes 2.7 and 3.m.

2.2 New accounting pronouncements

a) Accounting pronouncements effective from January 1, 2016:

Standards, Interpretations and Amendments	Mandatory Application for:

Amendment to IFRS 11: Accounting for Acquisitions of Interests in Joint Operations

This amendment to IFRS 11 “Joint Arrangements” states that the accounting standards contained in IFRS 3 and other standards that are pertinent to business combinations accounting must be applied to the accounting for acquiring an interest in a joint operation in which the activities constitutes a business.

Annual periods beginning on or after January 1, 2016.

Improvements to IFRS (Cycles 2012-2014)

These are a set of improvements that were necessary, but not urgent, and that amend the following standards IFRS 5 – Non-current assets held for sale and discontinued operations; IFRS7—Financial Instruments: Disclosures; IAS19 – Employee Benefits; and IAS 34 – Interim Financial Reporting.

Annual periods beginning on or after January 1, 2016.

Amendment to IAS 16 and IAS 38: Clarification of Acceptable Methods of Depreciation and Amortization

The amendment to IAS 16 explicitly prohibits the use of revenue-based depreciation for property, plant and equipment. The amendment to IAS 38 introduces the rebuttable presumption that, for intangible assets, the revenue-based amortization method is inappropriate and establishes two limited exceptions.

Annual periods beginning on or after January 1, 2016.

The accompanying notes are an integral part of these interim consolidated financial statements

Standards, Interpretations and Amendments	Mandatory Application for:

Amendment to IAS 27: Equity Method in Separate Financial Statements

This amendment allows entities to use the equity method to account for investments in subsidiaries, joint ventures and associates in their separate financial statements. The objective of the amendment is to minimize the costs associated with complying with IFRS, particularly for those entities applying IFRS for the first time, without reducing the information available to investors.

Annual periods beginning on or after January 1, 2016.

Amendment to IAS 1: Disclosure Initiative

The IASB has issued amendments to IAS 1 as part of its principal initiative to improve the presentation and disclosure of information in financial statements. These improvements are designed to assist companies in applying professional judgment to determine what type of information to disclose in their financial statements.

Annual periods beginning on or after January 1, 2016.

Amendment to IFRS 10, IFRS 12 and IAS 28: Investment Entities, Application of the Consolidation Exception

The modifications, which have a restricted scope, introduce clarifications to the requirements for the accounting of investment entities. The modifications also provide relief in some circumstances, which will reduce the costs of applying the Standards.

Annual periods beginning on or after January 1, 2016.

The amendments and improvements to the standards, which came into effect on January 1, 2016, had no significant effect on the interim consolidated financial statements of Enersis Américas and its subsidiaries.

b)	Accounting pronouncements in effect from January 1, 2017, and subsequent periods:

As of the date of issue of these consolidated financial statements, the following accounting pronouncements had been issued by the IASB, but their application was not yet mandatory:

Standards, Interpretations and Amendments	Mandatory application for:

Amendment to IAS 12: Recognition of Deferred Tax Assets for Unrealized Losses

The purpose of the amendments to IAS 12 “Income Taxes” is to provide requirements on recognition of deferred tax assets for unrealized losses, and clarify how to account for deferred tax assets related to debt instruments measured at fair value.

Annual periods beginning on or after January 1, 2017.

Amendment to IAS 7: Disclosure Initiative

The amendments to IAS 7 “Statement of Cash Flows” are part of the IASB’s initiative aimed at improving presentation and disclosure of information in the financial statements. The amendments add additional disclosure requirements relating to financing activities in the statement of cash flows.

Annual periods beginning on or after January 1, 2017.

The accompanying notes are an integral part of these interim consolidated financial statements

Standards, Interpretations and Amendments	Mandatory application for:

IFRS 9: Financial Instruments

This is the final version of the standard issued in July 2014 and which completes the IASB project to replace IAS 39 “Financial Instruments: Recognition and Measurement.” This project was divided into 3 phases:

Phase 1 – Classification and measurement of financial assets and financial liabilities. This introduces a logical focus for the classification of financial assets driven by cash flow characteristics and the business model. This new model also results in a single impairment model being applied to all financial instruments.

Phase 2 – Impairment methodology. The objective is a more timely recognition of expected credit losses. The standard requires entities to account for expected credit losses from the time when financial instruments are first recognized in the financial statements.

Phase 3 – Hedge accounting. This establishes a new model aimed at reflecting better alignment between hedge accounting and risk management activity. Also included are enhancements to required disclosures.

This final version of IFRS 9 replaces the previous versions of the Standard.

Annual periods beginning on or after January 1, 2018.

IFRS 15: Revenue from Contracts with Customers

This new standard and the subsequent clarifications issued by the IASB applies to all contracts with customers except leases, financial instruments and insurance contracts. Its purpose is to make financial information more comparable, and it provides a new model for revenue recognition and more detailed requirements for contracts with multiple obligations. It also requires more itemized information. This standard will replace IAS 11 “Construction Contracts” and IAS 18 “Revenue” as well as their interpretations (IFRIC 13, IFRIC 15, IFRIC 18 and SIC 31).

Annual periods beginning on or after January 1, 2018.

Amendment to IFRS 15: Revenue from Contracts with Customers
This amendment was issued to clarify the requirements of IFRS 15 and to provide some transitional relief for companies that are implementing this new Standard.	Annual periods beginning on or after January 1, 2018.

Amendment to IFRS 2: Classification and Measurement of Share-based Payment Transactions

The amendments provide specific accounting requirements for: (i) the effects of vesting and non-vesting conditions on the measurement of cash-settled share-based payments; ii) share-based payment transactions with a net settlement feature for withholding tax obligations; and iii) a modification to the terms and conditions of a share-based payment that changes the classification of the transaction from cash-settled to equity-settled

Annual periods beginning on or after January 1, 2018.

The accompanying notes are an integral part of these interim consolidated financial statements

Standards, Interpretations and Amendments	Mandatory application for:
IFRS 16: Leases

This new standard provides a definition of a lease contract and specifies the accounting treatment for the assets and liabilities originated under those contracts from both lessor and lessee perspective. Lessor accounting remains largely unchanged from its predecessor IAS 17, Leases. However, for lessee accounting, the new standard requires recognition of a right of use assets and a corresponding liability, similar to finance lease accounting under IAS 17, for most lease contracts.	Annual periods beginning on or after January 1, 2019.

Amendment to IFRS 10 and IAS 28: Sale or Contribution of Assets

The amendment corrects an inconsistency between IFRS 10 “Consolidated Financial Statements” and IAS 28 “Investments in Associates and Joint Ventures” relating to the accounting treatment of the sale or contributions of assets between an Investor and its Associate or Joint Venture.

The IASB decided to postpone the effective date of application of the amendment, until obtaining the results of its research Project on the equity method of accounting.

Effective date deferred indefinitely.

The Group is assessing the impact of applying IFRS 9, IFRS 15 and IFRS 16 upon effective application. In Management’s opinion, the future application of the other new standards and amendments is not expected to have a significant effect on the consolidated financial statements of Enersis Américas and its subsidiaries.

2.3 Responsibility for the information, judgments and estimates provided

The Company’s Board of Directors is responsible for the information contained in these interim consolidated financial statements and expressly states that all IFRS principles and standards have been fully implemented.

In preparing the interim consolidated financial statements, certain judgments and estimates made by the Group’s Management have been used to quantify some of the assets, liabilities, income, expenses and commitments recognized in these consolidated financial statements.

The most important areas were critical judgment was required are:

•	In a service concession agreement, the decision as to whether a grantor controls or regulates which services the operator should provide, to whom and at what price. These are essential factors when applying IFRIC 12 (see Note 3.c.1).

•	The identification of Cash Generating Units (CGU) for impairment testing (see Note 3.d).

•	The hierarchy of inputs used to measure assets and liabilities at fair value (see Note 3.g)

The estimates refer basically to:

•	The valuations performed to determine the existence of impairment losses among assets and goodwill (see Note 3.d).

•	The assumptions used to calculate the actuarial liabilities and obligations to employees, such as discount rates, mortality tables, salary increases, etc. (see Notes 3.l.1 and 22).

•	The useful lives of property, plant and equipment and intangible assets (see Notes 3.a and 3.c).

•	The assumptions used to calculate the fair value of financial instruments (see Notes 3.g and 19).

The accompanying notes are an integral part of these interim consolidated financial statements

•	Energy supplied to customers whose meter readings are pending.

•	Certain assumptions inherent in the electricity system affecting transactions with other companies, such as production, customer billings, energy consumption, etc. that allow for estimating electricity system settlements that must occur on the corresponding final settlement dates, but that are pending as of the date of issuance of the consolidated financial statements and could affect the balances of assets, liabilities, income and expenses recognized in the financial statements (see Appendix 6.2).

•	The probability that uncertain or contingent liabilities will be incurred and their related amounts (see Note 3.l).

•	Future disbursements for the closure of facilities and restoration of land, as well as the discount rates to be used (see Note 3.a).

•	The tax results of the various subsidiaries of the Group that will be reported to the respective tax authorities in the future, and that have served as the basis for recording different balances related to income taxes in these interim consolidated financial statements (see Note 3.o).

•	The fair values of assets acquired and liabilities assumed, and any pre-existing interest in an entity acquired in a business combination.

Although these judgments and estimates have been based on the best information available on the issuance date of these interim consolidated financial statements, future events may occur that would require a change (increase or decrease) to these estimates in subsequent periods. This change would be made prospectively, recognizing the effects of such judgment or estimation change in the corresponding future consolidated financial statements.

2.4 Subsidiaries

Subsidiaries are defined as those entities controlled either, directly or indirectly, by Enersis Américas. Control is exercised if, and only if, the following conditions are met: Enersis Américas has i) power over the subsidiary; ii) exposure or rights to variable returns from these entities; and iii) the ability to use its power to influence the amount of these returns.

Enersis Américas has power over its subsidiaries when it holds the majority of the substantive voting rights or, should that not be the case, when it has rights granting the practical ability to direct the entities’ relevant activities, that is, the activities that significantly affect the subsidiary’s results.

The Group will reassess whether or not it controls a subsidiary if the facts and circumstances indicate that there are changes to one or more of the three elements of control listed above.

Subsidiaries are consolidated as described in note 2.7.

Appendix 1. “Enersis Américas Group Entities” to these interim consolidated financial statements describes the relationship of Enersis Américas with each of its subsidiaries.

2.4.1 Changes in the scope of consolidation

On March 1, 2016, as part of the corporate reorganization and as a result of the spin-off described in Note 5.1, all subsidiaries that were part of the generation and distribution businesses in Chile have been deconsolidated. The effects of this transaction in the interim consolidated financial statements as of June 30, 2016 are described in Note 5.1.

The accompanying notes are an integral part of these interim consolidated financial statements

2.4.2 Consolidated companies with an economic equity interest of less than 50%

Although the Group holds less than 50% of economic equity interest in the companies Comercializadora de Energía S.A. (Codensa) and Empresa Generadora de Energía Eléctrica S.A. (Emgesa), 48.40% and 37.73%, respectively, they are considered as subsidiaries since Enersis Américas exercises control over the entities through contracts or agreements with shareholders, or as a consequence of their structure, composition and shareholder classes. The Group holds 57.15% and 56.43% of the voting shares of Codensa and Emgesa, respectively.

2.5 Investments in associates and joint arrangements

Associates are those in which Enersis Américas, either directly or indirectly, exercises significant influence.

Significant influence is the power to participate in the financial and operational policy decisions of the associate but is not control or joint control over those policies. In assessing significant influence, the Group takes into account the existence and effect of potential exercisable voting rights or convertible at the end of each reporting period, including potential voting rights held by Enersis Américas or other entities. In general, significant influence is presumed to be those cases in which the Group has an ownership interest of more than 20%.

Associates incorporated to the consolidated financial statements using the equity method, as described in note 3.h.

Appendix 3. “Associated Companies and Joint Ventures” to these interim consolidated financial statements describes the relationship of Enersis Américas with each of these companies.

2.6 Investments in joint arrangements

Joint arrangements are defined as those entities in which the Group exercises control under an agreement with other shareholders and jointly with them, in other words, when decisions on the entities’ relevant activities require the unanimous consent of the parties sharing control.

Depending on the rights and obligations of the parties, joint arrangements are classified as:

•	Joint ventures: an agreement whereby the parties exercising joint control have rights to the entity’s net assets. Joint ventures are incorporated to the consolidated financial statements using the equity method, as described in note 3.h.

•	Joint operation: an agreement whereby the parties exercising joint control have rights to the assets and obligations with respect to the liabilities relating to the arrangement. Joint operations are incorporated to the consolidated financial statements recognizing the interest in the assets and liabilities held in the joint operation.

In determining the type of joint arrangement in which it is involved, the management of the Group assesses its rights and obligations arising from the arrangement by considering the structure and legal form of the arrangement, the terms agreed by the parties in the contractual arrangement and, when relevant, other facts and circumstances. If facts and circumstances change, the Group reassesses whether the type of joint arrangement in which it is involved has changed.

Currently, Enersis Américas is not involved in any joint arrangement that qualifies as a joint operation.

Appendix 3. “Associated Companies and Joint Ventures” to these interim consolidated financial statements describes the relationship of Enersis Américas with each of these companies.

The accompanying notes are an integral part of these interim consolidated financial statements

2.6 Basis of consolidation and business combinations

The subsidiaries are consolidated and all their assets, liabilities, income, expenses, and cash flows are included in the consolidated financial statements once the adjustments and eliminations from intragroup transactions have been made.

The comprehensive income of subsidiaries is included in the consolidated comprehensive income statement from the date when the parent company obtains control of the subsidiary and until the date on which it loses control of the subsidiary.

The operations of the parent company and its subsidiaries have been consolidated under the following basic principles:

1.	At the date the parent obtains control, the subsidiary’s assets acquired and its liabilities assumed are recorded at fair value, except for certain assets and liabilities that are recorded using valuation principles established in other IFRS standards. If the fair value of the consideration transferred plus the fair value of any non-controlling interests exceeds the fair value of the net assets acquired, this difference is recorded as goodwill. In the case of a bargain purchase, the resulting gain is recognized in profit or loss for the period after reassessing whether all of the assets acquired and the liabilities assumed have been properly identified and following a review of the procedures used to measure the fair value of these amounts.

For each business combination, the Group chooses whether to measure the non-controlling interests in the acquiree at fair value or at the proportional share of the net identifiable assets acquired.

If the fair value of all assets acquired and liabilities assumed at the acquisition date has not been completed, the Group reports the provisional values recorded. During the measurement period, which shall not exceed one year from the acquisition date, the provisional values recognized will be adjusted retrospectively and additional assets or liabilities will be recognized to reflect new information obtained on events and circumstances that existed on the acquisition date, but which were unknown to the management at that time.

For business combinations achieved in stages, the fair value of the equity interest previously held in the acquired company’s equity is measured on the date of acquisition and any gain or loss is recognized in the results for that period.

2.	Non-controlling interests in equity and in the comprehensive income of the consolidated subsidiaries are presented, respectively, under the line items “Total Equity: Non-controlling interests” in the consolidated statement of financial position and “Net Income attributable to non-controlling interests” and “Comprehensive income attributable to non-controlling interests” in the consolidated statement of comprehensive income.

3.	The financial statements of foreign companies with functional currencies other than the Chilean peso are translated as follows:

a.	For assets and liabilities, the prevailing exchange rate on the closing date of the financial statements is used.

b.	For items in the comprehensive income statement, the average exchange rate for the period is used (unless this average is not a reasonable approximation of the cumulative effect of the exchange rates in effect on the dates of the transactions, in which case the exchange rate in effect on the date of each transaction is used).

c.	Equity remains at the historical exchange rate from the date of acquisition or contribution, and retained earnings at the average exchange rate at the date of origination.

The accompanying notes are an integral part of these interim consolidated financial statements

d.	Exchange differences arising in translation of financial statements are recognized in the item “Foreign currency translation gains (losses)” within the consolidated statement of comprehensive income: Other comprehensive income (see Note 23.2).

4.	Balances and transactions between consolidated companies were fully eliminated in the consolidation process.

5.	Changes in interests in subsidiaries that do not result in obtaining or losing control are recognized as equity transactions, and the carrying amount of the controlling and non-controlling interests is adjusted to reflect the change in relative interest in the subsidiary. Any difference that may exist, between the value for which a non-controlling interest is adjusted and the fair value of a compensation paid or received, is recognized directly in Equity attributable to the shareholders of Enersis Américas.

6.	Business combinations under common control are recorded using, as a reference, the ‘pooling of interest’ method. Under this method, the assets and liabilities involved in the transaction remain reflected at the same carrying amount at which they were recorded in the ultimate controlling company, although subsequent accounting adjustments may need to be made to align the accounting policies of the companies involved.

Any difference between the assets and liabilities contributed to the consolidation and the compensation given is recorded directly in Net equity as a debit or credit to other reserves. The Group does not apply retrospective accounting recognition of business combinations under common control.

3.	ACCOUNTING POLICIES APPLIED

The main accounting policies used in preparing the accompanying interim consolidated financial statements are the following:

a) Property, plant and equipment

Property, plant and equipment are measured at acquisition cost, net of accumulated depreciation and any impairment losses they may have experienced. In addition to the price paid to acquire each item, the cost also includes, where applicable, the following concepts:

•	Financing expenses accrued during the construction period that are directly attributable to the acquisition, construction, or production of qualified assets, which require a substantial period of time before being ready for use such as, for example, electricity generation or distribution facilities. The Group defines “substantial period” as one that exceeds twelve months. The interest rate used is that of the specific financing or, if none exists, the weighted average financing rate of the company carrying out the investment. (See Note 15.b.1)

•	Employee expenses directly related to construction in progress. (See Note 15.b.2)

•	Future disbursements that the Group will have to incur to close its facilities are added to the value of the asset at fair value, recognizing the corresponding provision for dismantling or restoration. The Group reviews its estimate of these future disbursements on an annual basis, increasing or decreasing the value of the asset based on the results of this estimate (see Note 21).

Items for construction work in progress are transferred to operating assets once the testing period has been completed and they are available for use, at which time depreciation begins.

Expansion, modernization or improvement costs that represent an increase in productivity, capacity or efficiency, or a longer useful life are capitalized as increasing the cost of the corresponding assets.

The replacement or overhaul of entire components that increase the asset’s useful life or economic capacity are recognized as an increase in the carrying amount of the respective assets, derecognizing the replaced or overhauled components.

The accompanying notes are an integral part of these interim consolidated financial statements

Expenditures for periodic maintenance, conservation and repair are recognized directly as an expense for the period in which they are incurred.

Property, plant and equipment, net of its residual value, is depreciated by distributing the cost of the different items that comprise it on a straight-line basis over its estimated useful life, which is the period where the companies expect to use the assets. Useful life estimates and residual values are reviewed on an annual basis and if appropriate adjusted prospectively.

The following table sets forth the main categories of property, plant and equipment with their respective estimated useful lives:

Categories of Property, plant and equipment	Years of estimated useful life
Buildings	10 – 85
Plant and equipment	1 – 90
IT equipment	3 – 15
Fixtures and fittings	3 – 75
Motor vehicles	5 – 20

Additionally, the following table sets for more details on the useful lives of plant and equipment items:

Categories of Property, plant and equipment	Years of estimated useful life
Generating facilities:
Hydroelectric plants
Civil engineering works	10 – 90
Electromechanical equipment	10 – 80
Coal/Fuel power plants	10 – 40
Combined cycle power plants	10 – 50
Distribution facilities:
High-voltage network	15 – 50
Low- and medium-voltage network	30 – 50
Measuring and remote control equipment	10 – 28
Primary substations	20 – 40

Land is not depreciated since it has an indefinite useful life.

Regarding the administrative concessions held by the Group’s electric companies, the following table lists the remaining periods until expiration of the concessions that do not have an indefinite term:

Concession holder and operator	Country	Year concession started	Concession term	Remaining period to expiration
Empresa Distribuidora Sur S.A. – Edesur (Distribution)	Argentina	1992	95 years	71 years
Hidroeléctrica El Chocón S.A. (Generation)	Argentina	1993	30 years	7 years
Transportadora de Energía S.A. (Transmission)	Argentina	2002	85 years	71 years
Compañía de Transmisión del Mercosur S.A. (Transmission)	Argentina	2000	87 years	71 years
Central Eléctrica Cachoeira Dourada S.A. (Generation)	Brazil	1997	30 years	11 years
Central Generadora Termoeléctrica Fortaleza S.A (Generation)	Brazil	2001	30 years	15 years
Compañía de Interconexión Energética S.A. (CIEN – Line 1)	Brazil	2000	20 years	4 years
Compañía de Interconexión Energética S.A (CIEN – Line 2)	Brazil	2002	20 years	6 years

The accompanying notes are an integral part of these interim consolidated financial statements

To the extent that the Group recognizes the assets as Property, plant and equipment, they are amortized over their economic life or the concession term, whichever is shorter, when the economic benefit from the asset is limited to its use during the concession term.

Any required investment, improvement or replacement made by the Group is considered in the impairment test to Property, plant, and equipment as a future contractual cash outflow that is necessary to obtain future cash inflow.

The Group’s management analyzed the specific contract terms of each of the aforementioned concessions, which vary by country, business activity and jurisdiction, and concluded that, with the exception of CIEN, there are no determining factors indicating that the grantor, which in every case is a government entity, controls the infrastructure and, at the same time, can continuously set the price to be charged for the services. These requirements are essential for applying IFRIC 12, Service Concession Arrangements, an interpretation that establishes how to recognize and measure certain types of concessions (See Note 3.c.1 for concession agreements within the scope of IFRIC 12).

On April 19, 2011, the subsidiary CIEN successfully completed its change in business model. Under the new agreement, the Government continues to control the infrastructure, but CIEN receives fixed payments, which puts it on an equal footing with a public transmission concession (with regulated prices). Under this business model, its concessions fall within the scope of IFRIC 12; however, the infrastructure has not been derecognized due to the fact that CIEN has not substantially transferred the significant risks and benefits to the Brazilian Government.

Gains or losses that arise from the sale or disposal of items of Property, plant and equipment are recognized as other gains (losses) in the comprehensive income statement and are calculated by deducting the net carrying amount of the asset and any sales costs from the consideration received in the sale.

b) Goodwill

Goodwill arising from business combinations, and reflected upon consolidation, represents the excess value of the consideration paid plus the amount of any non-controlling interests over the Group’s share of the net value of the assets acquired and liabilities assumed, measured at fair value at the acquisition date. If the accounting for a business combination is completed within the following year after the acquisition date, and so is the goodwill determination, the entity recognizes the corresponding adjustments to the provisional amounts as if the accounting for the business combination had been completed at the acquisition date. Thus, comparative information for prior periods presented in financial statements is revised as needed, including making any change in depreciation, amortization or other income effects recognized in completing the initial accounting.

Goodwill arising from acquisition of companies with functional currencies other than the Chilean peso is measured in the functional currency of the acquired company and translated to Chilean pesos using the exchange rate effective as of the date of the statement of financial position.

Goodwill is not amortized; instead, at the end of each reporting period or when there are indicators, the Company estimates whether any impairment has reduced its recoverable amount to an amount less than carrying amount and, if so, it is immediately adjusted for impairment (see Note 3.d).

c) Intangible assets other than goodwill

Intangible assets are initially recognized at their acquisition cost or production cost, and are subsequently measured at their cost, net of accumulated amortization and impairment losses they may have experienced.

Intangible assets are amortized on a straight line basis during their useful lives, starting from the date when they are ready for use, except for those with an indefinite useful life, which are not amortized. As of June 30, 2016 and December 31, 2015, there were no significant amounts in intangible assets with an indefinite useful life.

The accompanying notes are an integral part of these interim consolidated financial statements

The criteria for recognizing these assets’ impairment losses and, if applicable, recovery of impairment losses recorded in previous fiscal years are explained in letter d) of this Note.

An intangible asset is derecognized on disposal, or when no future economic benefits are expected from use or disposal.

Gains or losses arising from derecognition of an intangible asset, measured as the difference between the net disposal proceeds and the carrying amount of the asset are recognized in profit or loss when the asset is derecognized.

c.1) Concessions

Public-to-private service concession agreements are recognized according to IFRIC 12, “Service Concession Agreements.” This accounting interpretation applies if:

a)	The grantor controls or regulates which services the operator should provide with the infrastructure, to whom it must provide them, and at what price; and

b)	The grantor controls – through ownership, beneficial entitlement, or otherwise – any significant residual interest in the infrastructure at the end of the term of the agreement.

If both of the above conditions are met simultaneously, the consideration received by the Group for the constructed infrastructure is initially recognized at its fair value, as either an intangible asset when the Group receives the right to charge users of the public service, as long as these charges are conditional on the degree to which the service is used; or as a financial asset when the Group has an unconditional contractual right to receive cash or another financial asset directly from the grantor or from a third party.

The Group recognizes the contractual obligations assumed for maintenance of the infrastructure during its use, or for its return to the grantor at the end of the concession agreement within the conditions specified in the agreement, as long as it does not involve an activity that generates income, in accordance with the Group’s accounting policy to recognized provisions (see Note 3.l).

Finance expenses attributable to the concession agreements are capitalized based on criteria established in Note 3 a) above, provided that the Group has a contractual right to receive an intangible asset. No finance expenses were capitalized during the periods ended June 30, 2016 and 2015.

The Enersis Américas’ subsidiaries that have recognized an intangible asset from their service concession agreements are the following:

Concession holder and operator	Country	Year concession started	Concession term	Period remaining to expiration
Ampla Energía e Serviços S.A. (*) (Distribution)	Brazil	1996	30 years	11 years
Companhia Energética do Ceará S.A. (*) (Distribution)	Brazil	1997	30 years	12 years

(*)	Considering that part of the rights acquired by our subsidiaries is unconditional, an available-for-sale financial asset has been recognized (see Notes 3.f.1 and 7).

At the end of each concession period it can be renewed at the discretion of the granting authority, otherwise all assets and facilities will be returned to the Government or its designee, upon reimbursement for investments made and not yet amortized.

c.2) Research and development expenses

The Group recognizes in the statement of financial position the costs incurred in a project’s development phase as intangible assets as long as the project’s technical feasibility and economic returns are reasonably assured.

The accompanying notes are an integral part of these interim consolidated financial statements

Research expenditures are recognized in the consolidated statement of comprehensive income when incurred.

c.3) Other intangible assets

These intangible assets correspond primarily to computer software, water rights, and easements. They are initially recognized at acquisition or production cost and are subsequently measured at cost less accumulated amortization and impairment losses, if any.

Computer software programs are amortized, on average, over five years. Certain easements and water rights have indefinite useful lives and are therefore not amortized, while others have useful lives ranging from 40 to 60 years, depending on their characteristics, and they are amortized over that term.

d) Impairment of non-financial assets

During the period, and principally at the end of each reporting period, or when there is necessary to present audited financial statements for a specific interim period, the Group evaluates whether there is any indication that an asset has been impaired. If any such indication exists, the company estimates the recoverable amount of that asset to determine the amount of the impairment loss. In the case of identifiable assets that do not generate cash flows independently, the Company estimates the recoverable amount of the Cash Generating Unit (CGU) to which the asset belongs, which is understood to be the smallest identifiable group of assets that generates independent cash inflows.

Notwithstanding the preceding paragraph, in the case of CGUs to which goodwill or intangible assets with an indefinite useful life have been allocated, a recoverability analysis is performed routinely at the end of each reporting period.

The recoverable amount is the higher of fair value less the cost of disposal and value in use, which is defined as the present value of the estimated future cash flows. In order to calculate the recoverable amount of Property, plant, and equipment, as well as of goodwill, and intangible assets, the Group uses value in use criteria in practically all cases.

To estimate the value in use, the Group prepares future pre-tax cash flow projections based on the most recent budgets available. These budgets incorporate management’s best estimates of CGUs’ revenue and costs using sector projections, past experience and future expectations.

In general, these projections cover the next five years, estimating cash flows for subsequent years by applying reasonable growth rates which, in no case, are increasing rates nor exceed the average long-term growth rates for the particular sector and country in which the Company operates. As of June 30, 2016 and December 31, 2015, projections were extrapolated from the following rates:

Country	Currency	Growth rates (g)
		06-30-2016 (*)	12-31-2015
Argentina	Argentine peso	11.1%-12.6%	11.1%
Brazil	Real	5.0%-6.0%	4.1%-5.6%
Peru	Peruvian nuevo sol	3.2%-4.6%	3.1%-4.8%
Colombia	Colombian peso	4.1%-5.3%	3.5%-5.2%

(*)	See Note 5.1

These cash flows are discounted to calculate their present value at a pre-tax rate that covers the cost of capital for the business activity and the geographic area in which it is being carried out. The time value of money and the risk premiums generally used among analysts for the business activity and the geographic zone are taken into account to calculate the pre-tax rate.

The accompanying notes are an integral part of these interim consolidated financial statements

The following are the pre-tax discount rates applied as of June 30, 2016 and December 31, 2015, expressed in nominal terms:

Country	Currency	June 2016 (*)		December 2015
		Minimum	Maximum	Minimum	Maximum
Argentina	Argentine peso	25.5%	46.9%	32.7%	39.4%
Brazil	Real	13.0%	22.9%	11.1%	21.1%
Peru	Peruvian nuevo sol	7.7%	13.9%	7.3%	13.5%
Colombia	Colombian peso	10.0%	15.0%	8.5%	15.1%

(*)	See Note 5.1

If the recoverable amount of the CGU is less than the net carrying amount of the asset, the corresponding impairment loss is recognized for the difference, and charged to “Reversal of impairment loss (impairment loss) recognized in profit or loss” in the consolidated statement of comprehensive income. The impairment is first allocated to the CGU’s goodwill carrying amount, if any, and then to the other assets comprising it, prorated on the basis of the carrying amount of each one, limited to its fair value less costs of disposal, or its value in use; a negative amount may not be obtained.

Impairment losses recognized in prior periods for an asset other than goodwill are reversed, if and only if, there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. If this is the case, the carrying amount of the asset is increased to its recoverable amount and crediting profit or loss, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset. In the case of goodwill, impairment losses are not reversed.

e) Leases

In order to determine whether an arrangement is, or contains, a lease, Enersis Américas assesses the economic substance of the agreement, to assess whether fulfillment of the arrangement depends on the use of a specific asset and whether the agreement conveys the right to the use of the asset. If both conditions are met, at the inception of the arrangement the Company separates the payments and other considerations relating to the lease, at their fair values, from those corresponding to the other components of the arrangement.

Leases that substantially transfer all of the risks and rewards of ownership to the Company are classified as finance leases. All other leases are classified as operating leases.

Finance leases in which the Group acts as a lessee are recognized at the inception of the arrangement. At that time, the Group records an asset based on the nature of the lease and a liability for the same amount, equal to the fair value of the leased asset or the present value of the minimum lease payments, if the latter is lower. Subsequently, the minimum lease payments are apportioned between finance expenses and reduction of the lease obligation. Finance expenses are recognized in the income statement and allocated over the lease term, so as to obtain a constant interest rate for each period over the remaining balance of the liability. Leased assets are depreciated on the same terms as other similar depreciable assets, as long as there is reasonable certainty that the lessee will acquire ownership of the asset at the end of the lease. If no such certainty exists, the leased asset is depreciated over the shorter term of the useful lives of the asset and the lease term.

In the case of operating leases, payments are recognized as an expense in the case of the lessee and as income in the case of the lessor, both on a straight-line basis, over the term of the lease unless another type of systematic basis of distribution is deemed more representative.

The accompanying notes are an integral part of these interim consolidated financial statements

f) Financial instruments

Financial instruments are contracts that give rise to both a financial asset in one entity and a financial liability or equity instrument in another entity.

f.1) Financial assets other than derivatives

The Group classifies its financial assets other than derivatives, whether permanent or temporary, except for investments accounted for using the equity method (See Notes 3.h and 12) and non-current assets held for sale (See Note 3.j), into four categories:

•	Loans and account receivables: Trade and other receivables and accounts receivable from related parties are recognized at amortized cost, which is the initial fair value less principal repayments made, plus accrued and uncollected interest, calculated using the effective interest method.

The effective interest method is used to calculate the amortized cost of a financial asset or liability (or group of financial assets or financial liabilities) and of allocating finance income or cost over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash flows to be received or paid through the expected life of the financial instrument (or, when appropriate, over a shorter period) to the net carrying amount of the financial asset or financial liability.

•	Held-to-maturity investments: Investments that the Group intends to hold and is capable of holding until their maturity are accounted for at amortized cost as defined in the preceding paragraph.

•	Financial assets at fair value through profit or loss: This includes the trading portfolio and those financial assets that have been designated as such upon initial recognition and that are managed and evaluated on a fair value basis. They are measured in the consolidated statement of financial position at fair value, with changes in value recognized directly in profit or loss when they occur.

•	Available-for-sale financial assets: These are financial assets specifically designated as available-for-sale or that do not fit within any of the three preceding categories. They are mainly all financial investments in equity instruments and financial assets in accordance with IFRIC 12 “Service Concession Arrangements” (see Note 7).

These investments are recognized in the consolidated statement of financial position at fair value when it can be reliably determined. For equity interests in unlisted companies or companies with lower levels of liquidity, normally the fair value cannot be reliably determined. When this occurs, those equity interests are measured at acquisition cost or a lesser amount if evidence of impairment exists.

Changes in fair value, net of taxes, are recognized in the consolidated statement of comprehensive income: Other comprehensive income, until the investments are disposed of, at which date the amount accumulated in this account for that investment is reclassified to profit or loss.

If the fair value is lower than the acquisition cost, and if there is objective evidence that the asset has been more than temporarily impaired, the difference is recognized directly in profit or loss.

Purchases and sales of financial assets are accounted for using their trade date.

f.2) Cash and cash equivalents

This item within the consolidated statement of financial position includes cash and bank balances, time deposits, and other highly liquid investments (with a maturity of 90 days or less from its acquisition date) that are readily convertible to cash and are subject to insignificant risk of changes in value.

The accompanying notes are an integral part of these interim consolidated financial statements

f.3) Impairment of financial assets

The following criteria are used to determine if a financial asset has been impaired:

•	For trade receivables in the electricity generation, transmission and distribution segments, the Company’s policy is to recognized impairment losses when there is objective evidence that the balance will not be recoverable. In general terms, the Group’s entities has a defined policy to recognize an allowance for impairment losses based on aging of past-due balances, except in those cases where a specific collective basis analysis is recommended, such as in the case of receivables from government-owned companies (See Note 8).

•	In the case of receivables of a financial nature, that are included in the “Loan and receivables” and “Investment held-to-maturity”, impairment is determined on case-by-case basis and is measured as the difference between the carrying amount and the present value of the future estimated cash flows discounted at the original effective interest rate (See Notes 7 and 19).

•	For financial investments available-for-sale, the criteria for impairment applied are described in Note 3.f.1

f.4) Financial liabilities other than derivatives

Financial liabilities are recognized based on cash received, net of any costs incurred in the transaction. In subsequent periods, these obligations are measured at their amortized cost, using the effective interest method (see Note 3.f.1).

In the particular case that a liability is the hedged item in a fair value hedge, as an exception, such liability will be measured at its fair value for the portion of the hedged risk.

In order to calculate the fair value of debt, both when it is recorded in the statement of financial position and for fair value disclosure purposes as shown in Note 19, debt has been divided into fixed interest rate debt (hereinafter “fixed-rate debt”) and variable interest rate debt (hereinafter “floating-rate debt”). Fixed-rate debt is that on which fixed-interest coupons established at the beginning of the transaction are paid explicitly or implicitly over its term. Floating-rate debt is that issued at a variable interest rate, i.e., each coupon is established at the beginning of each period based on the reference interest rate. All debt has been measured by discounting expected future cash flows with a market interest rate curve based on the payment currency.

f.5) Derivative financial instruments and hedging transactions

Derivatives held by the Group are primarily transactions entered into to hedge interest and/or exchange rate risk, intended to eliminate or significantly reduce these risks in the underlying transactions being hedged.

Derivatives are recognized at fair value as of the date of the statement of financial position as follows: if their fair value is positive, they are recognized within “Other financial assets”; and if their fair value is negative, they are recognized within “Other financial liabilities.” For derivatives on commodities, the positive value is recorded in “Trade and other receivables,” and negative fair values are recognized in “Trade and other liabilities.”

Changes in fair value are recognized directly in profit or loss except when the derivative has been designated for accounting purposes as a hedging instrument and all of the conditions established under IFRS for applying hedge accounting are met, including that the hedge be highly effective. In this case, changes are recognized as follows:

•	Fair value hedges: The underlying portion for which the risk is being hedged is measured at its fair value and the hedging instrument are measured at fair value, and any changes in the value of both items are recognized in the comprehensive income statement by offsetting the effects within the same comprehensive income statement account.

The accompanying notes are an integral part of these interim consolidated financial statements

•	Cash flow hedges: Changes in the fair value of the effective portion of derivatives are recorded in an equity reserve known as “Reserve for cash flow hedges.” The cumulative loss or gain in this reserve is reclassified to the comprehensive income statement to the extent that the underlying item impacts the comprehensive income statement offsetting the effect in the same comprehensive income statement account. Gains or losses from the ineffective portion of the hedge relationship are recognized directly in the comprehensive income statement.

A hedge relationship is considered highly effective when changes in fair value or in cash flows of the underlying item directly attributable to the hedged risk are offset by changes in fair value or cash flows of the hedging instrument, with an effectiveness ranging from 80% to 125%.

The Group does not apply hedge accounting to its investments abroad.

As a general rule, long-term commodity purchase or sale agreements are recognized in the consolidated statement of financial position at their fair value at the end of each reporting period, recognizing any differences in value directly in profit or loss, except for, when all of the following conditions are met:

•	The sole purpose of the agreement is for the Group’s own use, which is understood, in the case of fuel purchase agreements its used to generate electricity; in the case of electrical energy purchased for sale, its sale to the end-customer; and in the case of electricity sales its sales to the end-customer.

•	The Group’s future projections evidence the existence of these agreements for its own use.

•	Past experience with agreements evidence that they have been utilized for the Group’s own use, except in certain isolated cases for exceptional reasons or reasons associated with logistical issues have been used beyond the control and projection of the Group.

•	The agreement does not stipulate settlement by differences and the parties have not made it a practice to settle similar contracts by differences in the past.

The long-term commodity purchase or sale agreements maintained by the Group, which are mainly for electricity, fuel, and other supplies, meet the conditions described above. Thus, the purpose of fuel purchase agreements is to use them to generate electricity, the electricity purchase contracts are used to sell to end-customers, and the electricity sale contracts are used to sell the Company’s own products.

The Group also evaluates the existence of derivatives embedded in contracts or financial instruments to determine if their characteristics and risk are closely related to the principal contract, provided that when taken as a whole they are not being accounted for at fair value. If they are not closely related, they are recorded separately and changes in value are accounted for directly in the comprehensive income statement.

f.6) Derecognition of financial assets and liabilities

Financial assets are derecognized when:

•	The contractual rights to receive cash flows from the financial asset expire or have been transferred or, if the contractual rights are retained, the Group has assumed a contractual obligation to pay these cash flows to one or more recipients.

•	The Group has substantially transferred all the risks and rewards of ownership of the financial asset, or, if it has neither transferred nor retained substantially all the risks and rewards, when it does not retain control of the asset.

Transactions in which the Group retains substantially all the inherent risks and rewards of ownership of the transferred asset, it continues recognizing the transferred asset in its entirety and recognizes a financial liability for the consideration received. Transactions costs are recognized in profit and loss by using the effective interest method (see Note 3.f.1).

Financial liabilities are derecognized when they are extinguished, that is, when the obligation arising from the liability has been paid or cancelled, or has expired.

The accompanying notes are an integral part of these interim consolidated financial statements

f.7) Offsetting financial assets and liabilities

The Group offsets financial assets and liabilities and the net amount is presented in the statement of financial position when and only when:

•	There is a legally enforceable right to set off the recognized amounts; and

•	There is an intention to settle on a net basis, or to realize the asset and settle the liability simultaneously.

The right of set-off is enforceable in the normal course of business, in an event of default, and in the event of insolvency or bankruptcy, of one and all of the counterparties

f.8) Financial guarantee contracts

Financial guarantee contracts, such as guarantees given by the Group to third parties, are initially recognized at fair value, adjusting the transaction costs that are directly attributable to the issuance of the guarantee.

Subsequently to initial recognition, financial guarantee contracts are measured at the higher of:

•	the amount of the liability determined under accounting policy describe in Note 3.l; and

•	the amount of the asset initially recognized less, if appropriate, any accumulated amortization recognized in accordance with the revenue recognition accounting policy (See Note 3.p).

g) Measurement of fair value

The fair value of an asset or liability is defined as the price that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Fair value measurement assumes that the transaction to sell an asset or transfer a liability occurs in the principal market, namely, the market with the greatest volume and level of activity for that asset or liability. In the absence of a principal market, it is assumed that the transaction is carried out in the most advantageous market available to the entity, namely, the market that maximizes the amount that would be received on selling the asset or minimizes the amount that would be paid to transfer the liability.

In estimating fair value, the Group uses valuation techniques that are appropriate for the circumstances and for which there are sufficient data to conduct the measurement. The Group maximizes the use of relevant observable data and minimizes the use of unobservable data.

Considering the hierarchy of the data used in these valuation techniques, the assets and liabilities measured at fair value can be classified into the following levels:

Level 1:	Quoted price (unadjusted) in active markets for identical assets or liabilities;

Level 2:	Inputs other than quoted prices included within Level 1 that are observable for the assets or liabilities, either directly (i.e. as prices) or indirectly (i.e. derived from prices). The methods and assumptions used to determine the fair values at Level 2 by type of financial asset or financial liability take into consideration estimated future cash flows discounted at zero coupon interest rate curves for each currency. All the valuations described are carried out using external tools such as “Bloomberg”.

Level 3:	Inputs for assets or liabilities that are not based on observable market data (unobservable inputs).

The accompanying notes are an integral part of these interim consolidated financial statements

The Group takes into account the characteristics of the asset or liability when measuring fair value, in particular:

•	For non-financial assets, fair value measurement takes into account the ability of a market participant to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use;

•	For liabilities and equity instruments, the fair value measurement assumes that the liability would not be settled and an equity instrument would not be cancelled, or otherwise extinguished on the measurement date. The fair value of the liability reflects the effect of non-performance risk, namely, the risk that an entity will not fulfill the obligation, which includes but is not limited to, the Company’s own credit risk;

•	For derivatives non-quoted in an organized market, the Group uses the discounted cash flow method and generally accepted options valuation models, based on current and future market conditions as of year-end. It also adjusts the value according to its own credit risk (Debt Valuation Adjustment, DVA), and the counterparty risk (Credit Valuation Adjustment, CVA). These CVA and DVA adjustments are measured on the basis of the potential future exposure of the instrument (creditor or borrower position) and the risk profile of both the counterparties and the Group itself.

•	In the case of financial assets and financial liabilities with offsetting positions in market risks or counterparty credit risks, it is permitted to measure the fair value on a net basis. However, this must be consistent with the manner in which market participants would price the net risk exposure at the measurement date.

Assets and liabilities measured at fair value are shown in Note 19.3.

h) Investments accounted for using the equity method

The Group’s interests in joint ventures and associates are recognized using the equity method.

Under the equity method, an investment in an associate or joint venture is initially recognized at cost. As of the acquisition date, the investment is recognized in the statement of financial position based on the share of its equity that the Group’s interest represents in its capital, adjusted for, if appropriate, the effect of transactions with Group’s entities, plus any goodwill generated in acquiring the entity. If the resulting amount is negative, zero is recorded for that investment in the statement of financial position, unless the Group has a present obligation (either legal or constructive) to support the investee’s negative equity situation, in which case a provision is recognized.

Goodwill from associates or joint ventures is included in the carrying amount of the investment. It is not amortized but is subject to impairment testing as part of the overall investment carrying amount when impairment indicators exist.

Dividends received from these investments are deducted from the carrying amount of the investment, and any profit or loss obtained from them to which the Group is entitled based on its ownership interest is recognized under “Share of profit (loss) of associates accounted for using equity method.”

Appendix 3: “Associated Companies and Joint Ventures” to these interim consolidated financial statements, provides information about the relationship of Enersis Américas with each of these entities.

i) Inventories

Inventories are measured at their weighted average acquisition price or the net realizable value, whichever is lower.

The net realizable value is the estimated selling price in the ordinary course of business less the estimated costs necessary to make the sale.

The accompanying notes are an integral part of these interim consolidated financial statements

j) Non-current assets (or disposal groups) classified as held for sale or as held for distribution to owners and discontinued operations

Non-current assets, including property, plant and equipment; intangible assets; investments accounted for using the equity method, joint ventures, and disposal groups (a group of assets to be disposed of and the liabilities directly associated with those assets), are classified as:

•	Held for sale, if their carrying amount will be recovered principally through a sale transaction rather than through continuing use

•	Held for distribution to owners, when the Company is committed to distribute the asset (or disposal group) to the owners.

For the above classification, the assets must be available for immediate sale or distribution in their present condition and its sale or distribution is highly probable. For this transaction to be considered highly probable, management must be committed to the sale or distribution and actions to complete the transaction must have been initiated and should be expected to be completed within one year from the date of classification.

Actions required to complete the sale or distribution plan should indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. The probability of shareholders’ approval (if required in the jurisdiction) should be considered as part of the assessment of whether the sale or distribution is highly probable.

Non-current assets or disposal groups held-for-sale or held for distribution to owners are measured at the lower of their carrying amount and fair value less costs to sell or costs to distribute, as appropriate.

Depreciation and amortization on these assets cease when they meet the criteria to be classified as non-current assets held for sale or held for distribution to owners.

Assets that are no longer classified as held for sale or held for distribution to owners, or are no longer part of a disposal group, are measured at the lower of their carrying amounts before being classified as held for sale or held for distribution less any depreciations, amortizations or revaluations that would have been recognized if they had not been classified as held for sale or held for distribution to owners and their recoverable amount at the date of subsequent decision where would be reclassified as non-current assets.

Non-current assets held for sale and the components of the disposal groups classified as held for sale or held for distribution to owners are presented in the consolidated statement of financial position as a single line item within assets called “Non-current assets or disposal groups held for sale or for distribution to owners,” and the respective liabilities are presented as a single line item within liabilities called “Liabilities included in disposal groups held for sale or for distribution to owners.”

The Group classifies as discontinued operations those components of the Group that either have been disposed of, or are classified as held for sale, and:

(i)	represents a separate major lines of business or geographical area of operations;

(ii)	is a part of a single coordinated plan to dispose a separate major line of business or geographical area of operations; or

(iii)	is a subsidiary acquired exclusively with a view to resale.

The components of profit or loss after taxes from discontinued operations and the post-tax gain or loss recognized on the measurement to fair value less costs to sell or on the disposal of the assets or groups constituting the discontinued operation are presented as a single line item in the consolidated comprehensive income statement as “Income after tax from discontinued operations”.

The accompanying notes are an integral part of these interim consolidated financial statements

k) Treasury shares

Treasury shares are deducted from equity in the consolidated statement of financial position and measured at acquisition cost.

Gains and losses from the disposal of treasury shares are recognized directly in “Equity – Retained earnings”, without affecting profit or loss for the period. As of June 30, 2016 and December 31, 2015, there are no treasury shares, and no transactions with treasury shares were carried out during the six month period ended June 30, 2016, and the year ended December 31, 2015.

l) Provisions

Provisions are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation. When a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows (when the effect of the time value of money is material). The unwinding of the discount is recognized as finance cost. Incremental legal cost expected to be incurred in resolving a legal claim is included in measuring of the provision.

Provisions are reviewed at the end of each reporting period and adjusted to reflect the current best estimate. If it is no longer probable that an outflow of resources embodying economic benefits will be required to settle the obligation, the provision is reversed.

A contingent liability does not result in the recognition of a provision. Legal costs expected to be incurred in defending a legal claim are expensed as they are incurred. Significant contingent liabilities are disclosed unless the likelihood of an outflow of resources embodying economic benefits is remote.

l.1) Provisions for post-employment benefits and similar obligations

Some of the Group’s subsidiaries have pension and similar obligations to their employees. Such obligations, which combine defined benefits and defined contributions, are basically formalized through pension plans, except for certain non-monetary benefits, mainly electricity supply commitments, which, due to their nature, have not been externalized and are covered by the related in-house provisions.

For defined benefit plans, the cost of providing benefits is determined using the Projected Unit Credit Method, with actuarial valuations being carried out at the end of each reporting period. Past service costs relating to changes in benefits are recognized immediately.

The defined benefit plan obligations in the statement of financial position represent the present value of the accrued obligations, adjusted, once the fair value of the different plans’ assets has been deducted, if applicable.

For each of the defined benefit plans, any deficit between the actuarial liability for past services and the plan assets is recognized under line item “Provisions for employee benefits” within current and non-current liabilities in the consolidated statement of financial position, and any surplus is recognized under line item “Other financial assets” within non-current assets in the consolidated statement of financial position, provided that any surplus is recoverable by the Group, usually through a reduction in future contributions and taking into consideration the limit established in IFRIC 14, IAS 19 The limit on a defined benefit asset, minimum funding requirements, and their interaction.

The accompanying notes are an integral part of these interim consolidated financial statements

Actuarial gains and losses arising in the measurement of both the plan liabilities and the plan assets, including the limit in IFRIC 14, are recognized directly as a component of other comprehensive income.

Contributions to defined contribution benefit plans are recognized as an expense when the employees have rendered their services.

m) Translation of balances in foreign currency

Transactions carried out by each company in a currency other than its functional currency are recognized using the exchange rates prevailing as of the date of each transaction. During the period, any differences that arise between the prevailing exchange at the date of the transaction and the exchange rate as of the date of collection or payment are recognized as “Foreign currency exchange differences” in the statement of comprehensive income.

Likewise, at the end of each reporting period, receivable or payable balances denominated in a currency other than each company’s functional currency are translated using the closing exchange rate. Any differences are recognized as “Foreign currency exchange differences” in the statement of comprehensive income.

The Group has established a policy to hedge the portion of revenue from its subsidiaries that is directly linked to variations in the U.S. dollar, through obtaining financing in such currency. Exchange differences related to this debt, as they are cash flow hedge transactions, are recognized, net of taxes, as a component of other comprehensive income in item “Gains (losses) from cash flow hedge” and reclassified to profit or loss when the hedged cash flows impact profit or loss. This term has been estimated at ten years.

n) Current/non-current classification

In these consolidated statements of financial position, assets and liabilities expected to be recovered or settled within twelve months are presented as current items, except for post-employment and other similar obligations; and those assets and liabilities expected to be recovered or settled in more than twelve months are presented as non-current items. Deferred income tax assets and liabilities are classified as non-current.

When the Company have any obligations that mature in less than twelve months but can be refinanced over the long term at the Company’s discretion, through unconditionally available credit agreements with long-term maturities, such obligations are classified as long-term liabilities.

o) Income taxes

Income tax expense for the year is determined as the sum of current taxes from each of the Group’s subsidiaries and results from applying the tax rate to the taxable income for the year, after permitted deductions have been made, plus any changes in deferred tax assets and liabilities and tax credits, both for tax losses and deductions. Differences between the carrying amount and tax basis of assets and liabilities originate deferred tax asset and liability balances, which are calculated using the tax rates expected to apply when the assets and liabilities are realized or settled, based on tax rates that have been enacted or substantively enacted by the end of the reporting period.

Deferred tax assets are recognized for all deductible temporary differences, tax losses and unused tax credits to the extent that it is probable that sufficient future taxable profits exist to recover the deductible temporary differences and make use of tax credits. Such deferred tax asset is not recognized if the deductible temporary difference arises from the initial recognition of an asset or liability that:

•	Did not arise from a business combination, and

•	At initial recognition affected neither accounting profit nor taxable profit (loss).

The accompanying notes are an integral part of these interim consolidated financial statements

In respect of deductible temporary differences associated with investments in subsidiaries, associates and joint arrangements, deferred tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profits will be available against which the temporary differences can be utilized.

Deferred tax liabilities are recognized for all temporary differences, except those derived from the initial recognition of goodwill and those that arose from measuring investments in subsidiaries, associates and joint ventures in which the Group can control their reversal and where it is probable that they will not be reversed in the foreseeable future.

Current tax and changes in deferred tax assets or liabilities are recorded in profit or loss or in equity within the statement of financial position, depending on where the gains or losses that triggered these tax entries have been recognized.

Any tax deductions that can be applied to current tax liabilities are credited to earnings within the line item “Income tax expenses”, except when doubts exist about their tax realization, in which case they are not recognized until they are effectively realized, or when they correspond to specific tax incentives, in which case they are recorded as government grants.

At the end of each reporting period, the Company reviews the deferred taxes assets and liabilities recognized, and makes any necessary corrections based on the results of this analysis.

Deferred tax assets and deferred tax liabilities are offset in the statement of financial position if it has a legally enforceable right to set off current tax assets against current tax liabilities, and only when the deferred taxes relate to income taxes levied by the same taxation authority.

p) Revenues and expense recognition

Revenue is recognized when the gross inflow of economic benefits arising in the course of the Group’s ordinary activities in the period occurs, provided that this inflow of economic benefits results in an increase in total equity other than increases relating to contributions from equity participants and such benefits can be measured reliably.

Revenues and expenses are recognized on an accrual basis and depending on the type of transaction; the following criteria for recognition are taken:

•	Generation and transmission of electricity: Revenue is recognized based on physical delivery of energy and power, at prices established in the respective contracts, at prices stipulated in the electricity market by applicable regulations or at marginal cost determined on the spot market, as the case. This revenue includes an estimate of the service provided and not billed until the closing date (see Note 2.3).

•	Distribution of electricity: Revenue is recognized based on the amount of energy supplied to customers during the period, at prices established in the respective contracts or at prices stipulated in the electricity market by applicable regulations, as appropriate. This revenue includes an estimate of the energy supplied but not yet billed and for which customers’ meters have not been read yet (see Note 2.3).

Revenue from rendering of services is only recognized when it can be estimated reliably, by reference to the stage of completion of the service rendered at the date of the statement of financial position.

Revenue from sales of goods is recognized based on the economic substance of the transaction and are recognized when all and each of the following conditions are met:

•	the entity has transferred to the buyer the significant risks and rewards of ownership of the goods;

•	the entity retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold;

The accompanying notes are an integral part of these interim consolidated financial statements

•	the amount of revenue can be measured reliably;

•	it is probable that the economic benefits associated with the transaction will flow to the entity; and

•	the costs incurred or to be incurred in respect of the transaction can be measured reliably.

Revenue is measured at the fair value of the consideration received or receivable that gives rise to the revenue.

In arrangements under which the Group will perform multiple revenue-generating activities (multiple-element arrangement), the recognition criteria are applied to the separately identifiable components of the transaction in order to reflect the substance of the transaction or to two or more transactions together when they are linked in such a way that the commercial effect cannot be understood without reference to the series of transactions as a whole. The Group excludes from revenue those gross inflows of economic benefits it receives when it acts as an agent or commission agent on behalf of third parties, and only recognizes as revenue economic benefits received for its own activity.

When goods or services are exchanged or swapped for goods or services of a similar nature and value, the exchange is not regarded as a revenue-generating transaction.

The Group recognizes the net amount of non-financial asset purchase or sale contracts that are settled for a net amount of cash or through some other financial instruments. Contracts entered into and maintained for the purpose of receiving or delivering these non-financial assets are recognized on the basis of the contractual terms of the purchase, sale, or usage requirements expected by the entity.

Interest income (expense) is recognized using the effective interest rate applicable to the outstanding principal to be amortized over the repayment period.

Expenses are recognized on an accruals basis, immediately in the event of expenditures that do not generate future economic benefits or when they not meet the requirements for recording them as assets.

q) Earnings per share

Basic earnings per share are calculated by dividing net income attributable to shareholders of the Parent Company by the weighted average number of ordinary shares outstanding during the period, excluding the average number of shares of the Parent Company held by other subsidiaries within the Group, if any.

Basic earnings per share for continuing and discontinued operations are calculated by dividing net income from continuing and discontinued operations attributable to shareholders of the Parent Company (the numerator) by the weighted average number of ordinary shares outstanding (the denominator) during the year, excluding the average number of shares of the Parent Company held by other subsidiaries within the Group, if any.

During the six month period ended June 30, 2016 and the year ended December 31, 2015, the Group did not engage in any transaction of any kind with potential dilutive effects leading to diluted earnings per share that could differ from basic earnings per share.

r) Dividends

Article 79 of the Chilean Companies Act establishes that, unless unanimously agreed otherwise by the shareholders of all issued shares, listed corporations must distribute a cash dividend to shareholders on an annual basis, pro rata to the shares owned or the proportion established in the company’s by-laws if there are preferred shares, of at least 30% of net income for each period, except when accumulated losses from prior years must be absorbed.

The accompanying notes are an integral part of these interim consolidated financial statements

As it is practically impossible to achieve a unanimous agreement given Enersis Américas’ highly fragmented share capital, at the end of each reporting period the amount of the minimum statutory dividend obligation to its shareholders is determined, net of interim dividends approved during the fiscal year, and then accounted for in “Trade and other current payables” and “Accounts payable to related companies”, as appropriate, and recognized in equity.

Interim and final dividends are deducted from equity as soon as they are approved by the competent body, which in the first case is normally the Company’s Board of Directors and in the second case is the Ordinary Shareholders’ Meeting.

s) Share issuance costs

Share issuance costs, only when they represent incremental expenses directly attributable to the transaction, are recognized directly in net equity as a deduction from “Share premiums,” net of any applicable taxes. If the share premium account has a zero balance or if the costs described exceed the balance, they are recognized in “Other reserves.”

t) Cash flow statement

The cash flow statement reflects changes in cash and cash equivalents that took place during the period, determined with the direct method. It uses the following expressions and corresponding meanings:

•	Cash flows: inflows and outflows of cash or cash equivalents, which are defined as highly liquid investments maturing in less than three months with a low risk of changes in value.

•	Operating activities: the principal revenue-producing activities of the Group and other activities that cannot be considered investing or financing activities.

•	Investing activities: the acquisition and disposal of long-term assets and other investments not included in cash and cash equivalents.

•	Financing activities: activities that result in changes in the size and composition of the total equity and borrowings of the Group.

u) Interim financial statements

The accompanying interim financial statements of the Combined Group as of June 30, 2016 and for the six months ended June 30, 2016 and 2015, have been prepared in accordance with International Accounting Standards No. 34, Interim Financial Reporting.

4.	SECTOR REGULATION AND ELECTRICITY SYSTEM OPERATIONS

a) Regulatory framework

Argentina

Argentina has shown signs of intervention in the electricity market since the crisis of 2002. Under the previous regulations, generators sold to distributors at prices obtained from centralized calculations of the average spot market price. The distributers’ purchase price was the average price forecast for the next six months, called the Seasonal Price (Precio Estacional). Any differences between the Seasonal Price (the purchase price) and the actual spot price (the selling price) was charged to the Seasonal Fund (Fondo Estacional) managed by the Wholesale Electricity Market Administration Company (CAMMESA – Compañía Administradora del Mercado Mayorista Eléctrico).

The accompanying notes are an integral part of these interim consolidated financial statements

However, after the 2002 crisis, the authorities changed the price-setting criteria, bringing the marginal pricing system to an end. First, marginal prices were calculated without taking into consideration the natural gas shortages. In effect, despite the fact that generation is dispatched on the basis of the fuels actually used, Resolution SE 240/2003 establishes that the marginal price is to be calculated taking into consideration all of the generation units as if there were no restrictions in effect on natural gas supplies. In addition, the expense of water is not included in the calculations if its opportunity cost is higher than the cost of generating power with natural gas. Second, it established a spot price ceiling of Ar$120/MWh. However, CAMMESA pays the actual variable costs of the thermal plants that run on liquid fuels through the Temporary Dispatch Cost Overruns program.

In addition, as the dollarized economy was devalued and went back to the Argentine peso, payment for capacity fell from US$10 to Ar$10 per MWh. Capacity payments have subsequently risen slightly, to Ar$12 pesos.

Additionally, the freezing of prices paid by distributors caused a gap in relation to actual generation costs, resulting in various types of special agreements for recovering costs, in accordance with regulations in force.

It was in this context that the government announced in 2012 its plan to change the current regulatory framework for one based on an average cost scheme.

Resolution 95/2013 was published in March of 2013, significantly changing the system for generators’ remunerations and setting new prices for capacity depending on the type of technology used and availability. It also set new values for paying for non-fuel variable costs, as well as additional remuneration for energy generated.

In May 2013, the Group’s generating companies (Central Costanera, Hidroeléctrica El Chocón y Dock Sud) accepted the terms of Resolution SE 95/2013.

This resolution marked the end of marginal pricing as a payment system in the Argentine power generation market and established, instead, payment by type of technology and size of plant. For each case, it recognizes fixed costs (determined on the basis of fulfillment of availability) and variable costs, plus an additional remuneration (the two parts are determined on the basis of the energy generated). Part of the additional remuneration will be placed in a trust for future investments.

In principle, commercial management and fuel dispatch will be in the hands of CAMMESA; Terminal Market agreements cannot be extended or renewed, and large users, once their respective contracts are up, must purchase their supply from CAMMESA. However, the Energy Secretariat, in Note SE 1807/13, gave generators the opportunity to express their intention to continue handling collections for their entire contract portfolio, thus ensuring a certain amount of cash flow and a continuing relationship with the customer.

It is also important to mention that Central Costanera has availability contracts signed in 2012 that are still in effect, as well as combined cycle contracts (until 2015) and steam generation contracts (until 2019) that will enable the company to implement plan for investing in the Costanera plant generation units in order to optimize the reliability and availability of that plant. The contracts also include payment of the commitments under the Long-Term Service Agreement (LTSA) for the plant’s combined cycles.

Through Resolution 529/2014, the Energy Secretariat updated generators’ remuneration, which had been in effect since they were set in February 2013 under Resolution 95/2013. The new resolution increased recognition of fixed costs for combined cycle and large hydroelectric plants by 25% and adjusted variable costs by 41% for thermal plants and 25% for hydroelectric plants. A new variable remuneration was set for biodiesel-fired plants. The additional remuneration increased 25% for thermal plants, and a new charge of Ar$21/MWh was set for one-time maintenance for combined cycle and Ar$24/MWh for other thermal generation plants. The resolution is retroactive to February 2014.

The accompanying notes are an integral part of these interim consolidated financial statements

Through Resolution 482/2015, the Energy Secretariat updated generators’ remuneration, which had been in effect since they were set in February 2014 under Resolution 529/2014. The new resolution increased recognition of fixed costs for combined cycle and large hydroelectric plants by 28%, and 64% for mid-size hydroelectric plants. The variable costs were adjusted by 23%, hydroelectric plants are exempted of variable electric transmission payments and has been implemented a new incentive scheme for generation and operative effectiveness for thermal plants. The additional remuneration increased by 26% for thermal plants and 10% for mid-size hydroelectric plants. The cost for non-recurrent maintenance was increased by 17% and the same concept is created for hydro electrical plants in Ar$8/MWh. Finally, a new charge of Ar$15.8/MWh for thermal plants and Ar$6.3/MWh for hydro electrical plants was set for investments funding, which will be effective from February 2015 to December 2018 only for those generators participating in the projects. The new generation will have an additional remuneration equivalent to 50% of the direct additional remuneration based on technology for a 10-year period. The resolution is retroactive to February 2015.

On March 30, 2016, the Energy Secretariat through Resolution 22/2016 updated the generators’ remuneration in effect under Resolution 482/2015. The increases were applied retroactively to February 2016 to all remuneration concepts that are collected by the generators. The new resolution increased recognition of fixed costs for thermal plants by 70% and for hydroelectrical plants by 120%. The variable costs were adjusted by 40% for thermal and hydroelectrical plants. The cost for non-recurrent maintenance was increased by 60% for thermal plants and 25% for hydroelectrical plants, respectively. The additional remuneration was not updated. This new resolution is a temporary measure adopted until the new regulatory framework announced by the government become effective.

On the other hand, on March 22, 2016, the Energy Secretariat through Resolution 21/16 required to offer new capacity for thermal generation for the summer 2016/17, winter 2017 and Summer 2017/18 periods. The resolution stated that the offer cannot include, at the date the resolution was published, pre-existent generation units already interconnected to the SADI or that the capacity offered it was already committed in other agreements.

The 5-10 year contract will be entered into with CAMMESA as representative of MEM’s agents, the monthly remuneration for the capacity will be in US$/MW, while for energy generated with each fuel will be in US$/MWh, being the payment priority equivalent to that for payment of liquid fuel. The supply and/or the recognition of the fuel costs will be made based on current regulations, as appropriate. The minimum capacity at each interconnection node must not be less than 40MW and preferably must be of dual capacity for fuel consumption, with specific maximum consumption of up to 2,500 kcal/kWh. CAMMESA will inform the expected locations for generation between 50MW to 150MW.

The order of priority for the offers was based on increasing costs, therefore, the assessment formulas must be available to the bidders.

Brazil

Legislation in Brazil allows the participation of private capital in the electricity sector, upholds free competition among companies in electricity generation, and defines criteria to avoid certain levels of economic concentration and/or market practices that may cause a decline in free competition.

Based on the contract requirements as stated by distribution companies, the Ministry of Energy has been involved in planning the expansion of the electricity system, setting capacity quotas by technology on the one hand and, on the other, promoting separate tender processes for thermal, hydraulic or renewable energies, or directly holding tender processes for specific projects. The operation is being coordinated in a centralized fashion in which one independent operator coordinates centralized load dispatch based on variable production costs and seeks to guarantee to meet demand at the minimum cost for the system. The price at which transactions take place on the spot market is called the Difference Liquidation Price (Precio de Liquidación de las Diferencias, PLD).

The accompanying notes are an integral part of these interim consolidated financial statements

Generation companies sell their energy on the regulated or unregulated market through contracts, and they trade their surpluses or deficits on the spot market. The free market is aimed at large users, with a limit of 3,000 kW or 500 kW if they purchase energy produced with renewable resources.

In the unregulated market, suppliers and their clients directly negotiate energy purchase conditions. In the regulated market, in contrast, where distribution companies operate, energy purchases must go through a tender process coordinated by the National Electricity Agency (ANEEL). In this way, the regulated purchase price used in the determination of tariffs to end users is based on average prices of open bids, and there are separate bidding processes for existing and new energy. Bidding processes for new energy contemplate long-term generation contracts in which new generation projects must cover the growth of demand foreseen by distributors. The open bids for existing energy consider shorter contractual terms and seek to cover the distributors’ contractual needs arising from the expiry of prior contracts. Each bidding process is coordinated centrally. Authorities set maximum prices and, as a result, contracts are signed where all distributors participating in the process buy pro rata from each offering generator.

On November 25, 2014, the ANEEL approved the new PLD limits for 2015. The maximum limits (decreased from R$823 to R$388/MWh) and the minimum (increased from R$16 to R$30/MWh). The decision was the result of extensive debate, which began with Public Consultation number 09/2014 and later with Public Hearing number 54/2014.

The main effect of the new limit is to reduce the financial impact for distributors of potential future risks when contracting energy on the spot market, as in 2014 the spot price was at its maximum for much of the year. The new maximum price also mitigates the risk of unrecoverable economic and financial losses for generators, when production is below contract values. However, the possibility of selling excess energy at higher prices decreases. Currently generators can divide their excess energy across the months of the year, to boost their revenues by allocating more energy to those months where higher prices are expected, as the ceiling is lower.

Annually, the ANEEL confirms through Resolutions the minimum and maximum values for the PLD limits. In 2016, the maximum and minimum PLD limits are R$422.56/MWH and R$30.25/MWh, respectively. Such PLD limits reflect the estimated costs of the Itaipú mega hydro power plant, which will have a tariff of 25.78 US$/kW in 2016.

These regulatory mechanisms ensure the creation of regulatory assets, whose rate adjustment for deficits in 2014 will take place in the tariff adjustments starting in 2015 (March for Ampla and April for Coelce). This mechanism has existed since 2001, and is called the Compensation Clearing Account – Part A (Cuenta de Compensación de Valores – Parte A, “CVA”). They aimed to maintain consistent operating margins for the dealer by allowing tariff revenue due to the costs of Parcel A.

Compensation Clearing Account (“CVA” for its acronym in Portuguese) helps maintain stability in the market and enables the creation of deferred costs, which is compensated through tariff adjustments based on the fees necessary to compensate for deficits the previous year.

On December 10, 2014, an addendum was signed to the concession contract for distributors in Brazil (Ampla and Coelce), which allows these regulatory assets (CVA’s and others) to be included in indemnitee assets at the end of the concession, and if this is not possible over time, it allows compensation through tariffs. Therefore, the recognition for these regulatory assets/liabilities is allowed under IFRS.

Brazil continued to experience drought conditions throughout 2014. In November the system reached the maximum risk of energy rationing. The average reservoir levels were 1% lower than at the last rationing. However, the Government has stated that there is no risk to supply.

The Government has created the ACR account to cover the additional energy costs through bank loans to be paid within two years through the tariff. Distributors had used approximately 18 billion reals from the ACR

The accompanying notes are an integral part of these interim consolidated financial statements account by December 31, 2014. However, this was not sufficient to cover the shortfall. In March 2015, a new loan was approved against the ACR account to cover the shortfall of November and December 2014. In addition, an extension in the payment period was approved for all loans, which currently will have to be paid in 54 months from November 2015.

In January 2015, based on the mismatches between the costs recognized in tariffs and actual costs other than those related to operations of the distribution entities, and increased inherent drought conditions costs, ANEEL began the application of a system (known as Tariffs Flags) of monthly charges over the tariff to the customers, provided that the marginal cost of the system is higher than the regulatory standard. The purpose of the regulator is to indicate the customers the generating cost of the following month, and paying in advance to the distribution companies an amount that would only be available in the next tariff review process.

The system consists of three levels of colored flags: Green, Yellow and Red as follows:

	Description	To be applied when CMO (R$/MWh)	Additional Tariff (R$/MWh)
Green	Favorable generation of energy conditions	<200	None
Yellow	Less favorable generation of energy conditions	>200<388.48	+ 0.025
Red	Higher costs generation conditions	>388.48	+ 0.045

From January until reporting date, the values have been changing based on new expectations of future generation costs.

In summary, with this mechanism the generation cost that is currently transferred to the customer only once a year (when the annual tariff adjustment is performed) will generate a monthly variation and the customer can improve control over his/her electricity consumption. That is, the consumers will notice a lower tariff adjustment as they are paying a higher amount during the month. The flags system implemented by the ANEEL, is an accurate indicator of the actual cost of energy generated, allowing consumers a rational use of electrical energy.

Beginning on February 1, 2016, the Red flag was separated into to levels – R$3.00 and R$4.50 – applicable to a consumption of 100kWh. Also, the Yellow flag value was reduced from R$2.5 to R$1.5 applicable to a consumption of 100kWh (or portions). The improved conditions of the rain season in 2016 that increased the hydroelectrical reserves to its normal levels and the combined effects of a decrease in the demand and the addition of new power plants to the Brazilian electricity system, have led to a change in the Tariff Flags in the last months, so that in March 2016 the flag was Yellow and in April 2016 it was Green.

In 2015, as a result of the effects of the drought conditions, most of the generating companies had preliminary judicial decisions that limited their risks and passed part of the costs to the customers. The ANEEL, looking for a solution, approved in November 2015 the conditions to “renegotiate” the hydrological risk with the generation agents participating in the Electricity Reallocation Mechanism (“MRE”) which were pending until that date.

In 2015, six electric power tenders were carried out for purposes of reestablishing the energy supply:

•	One A-1 tender: 1,954 MWavg, allocated to Hydro (94%), Biomass (4%) and Gas (2%); from 1 to 3 years of energy supply;

The accompanying notes are an integral part of these interim consolidated financial statements

•	Four A-3 tenders and reserve:

•	97 MWavg, allocated to Wind (30%) and Biomass (70%), at an average price of R$200/MWh

•	233 MWavg, allocated in 100% to Solar, at an average price of R$301.8/MWh

•	314.3 MWavg, allocated to Wind (72%), Hydro (15%), Gas (7%), and Biomass (6%), at an average price of R$189/MWh

•	508 MWavg, allocated to Wind (52%) and Solar (48%), at an average price of R$249/MWh.

•	One A-5 tender: 1,147 MWavg, allocated to Gas (76%), Hydro (18%) and Biomass (7%), at an average price of R$259.2 MWh.

Also, a Tender for Contracting Hydroelectrical Plants Concessions was carried out through the quota regime, in which the seller is granted energy (3,223 MWavg) and capacity (6,061 MW) for an Annual Operational Revenue from Generation.

In 2016, an A-5 tender for 200 MWavg was carried out, allocated to Gas (2%), Hydro (58%) and Biomass (40%), at an average price of R$198.59MWh.

Pro rata allocation of the Energy Development Account (CDE) due to judicial matters

The CDE, created under Law 10,438/2002, is a state-owned fund that provides energy development from alternative sources, promotes energy service globalization, and subsidizes the low income residential sub-class. The fund is financed through a charge in the tariff of customers and generators.

Por rata allocation due to judicial matters

At the end of September 2015, ANEEL, based on certain judicial outcomes referring to suspend collection of CDE charges to certain industrial participants (Abrace’s members), had to recalculate the CDE pro rata allocation to the rest of the applicable participants, despite having transferred Parcel A costs. Subsequently, specific tariffs applicable to the members of Abrace will be published and the distribution companies will have to promote the new invoicing to those customers. The distribution companies will must maintain the payments of the CDE parts under actual amounts (published in the resolutions); and, finally the deficit originated for the revenue losses will be included in the tariff adjustments of the distribution companies.

CDE 2016

On December 15, 2015, ANEEL organized a public hearing to discuss with agents and the community the 2016 economic budget for the CDE. The preliminary proposal of ANEEL is a 36% budget reduction for the charge “CCC” efficiency energy interruptions leading to a lower charge to the final tariff for the consumers. The deadline for the contributions is January 15, 2016.

Among the variables explaining the decline in the Budget are the reduction in the operating cost of the Fuel Consumption Account (“CCC” in its Spanish acronym) and the amounts for compensation awards that are sill pending of payment.

Open discussions on Renewal of Distribution Concession Contract

From September 2012, distribution concessions under Article 22 of Law 9,074/1995 could be one-time renewed for a maximum 30-year period upon decision of the Grantor Power, in order to ensure the continuity, efficiency in rendering services, tariff model and acknowledging an operational and economic rationale.

The renewal of the concession for such distributions companies will be conditional to the render of quality services based on criteria relating to operational efficiency and economic/financial management.

The accompanying notes are an integral part of these interim consolidated financial statements

On October 20, 2015, ANEEL approved the “draft version” of the amendment to the Concession Contract and recommended to the Ministry of Energy and Mining to extend the concessions. On December 28, 2015, the government extended the period to sign the contract for extending concessions due to complexity in the analysis of current grantors, and only approving the CELG’s concession.

Distributed Generation

In May 2015, the regulator in a public hearing began the process to modify the regulations related to the distributed micro- and mini-generation aimed to making it more viable. The most important modification is to allow the installation of generation systems (of any renewable source, up to 3MW for hydro and 5MW for other sources) in locations other than where is located the load.

On November 24, 2015, ANEEL approved the regulation on distributed micro- and mini-generation by using an energy compensation mechanism (Resolution No. 687/15).

Under the new regulations, effective on March 1, 2016, the use of any source of renewable energy as well as qualified co-generation are allowed. Distributed micro-generation is defined as a generating power plant with installed capacity of up to 75 kW. Distributed mini-generation is defined as a generating power plant with installed capacity of more than 75kW and less than 5 MW (3 MW are for water supply) connected to the distribution network through consumption units facilities.

If the volume of energy generated in a particular month is higher than the energy consumed in that particular month, the consumer has a credit that can be used to reduce the next month invoice. In accordance with the new regulation, the effective period for energy credits was increased from 36 to 60 months, also the credits can be applied to the consumption of units of the same owner located in other place, as long as the service area is from a same distributor. This type of use for credits is referred to as “distance consumption”.

Another new feature available in the regulation is the possibility to install distributed generation in condominiums (companies with multiples consumption units). Under this feature, the energy generated can be distributed in specific percentages defined by the own consumers.

ANEEL also create the scheme “shared generation” which allows the parties interested in be part of a consortium or cooperative to install distributed mini/micro generation and use the energy generated to reduce the invoices of all members of the consortium or cooperative.

In terms of the procedures necessary to connect the micro/mini generator to the distribution network, the ANEEL set up rules that simplifies the process with specific forms for access requests to be completed by the consumers and reducing the period, from 82 days to 34 days, that distributors have to connect the 75kW plants. In addition, from January 2017, customers will be able to make access requests and to monitor their progress online.

Resolution No. 237

On June 6, 2016, the Ministry of Mining and Energy (“MME”) issued Resolution No. 237 allowing energy distribution companies to request to the MME that their investments in high voltage distribution systems and in substations be categorized as priority. Such classification allows the distributors to issue “infrastructure debentures” which are financing bonds with maturities longer than those of normal bonds, and that also have tax benefits for creditors. The granting of this benefit to the energy distribution companies was the result of an initiative carried out between the Brazilian Electric Energy Distributors Association (“ABRADEE” in its Portuguese acronym) and the Ministry of Mining and Energy.

The accompanying notes are an integral part of these interim consolidated financial statements

Provisional Measure No. 735

On June 22, 2016, ANEEL issued Provisional Measure No 735, establishing the following changes:

1)	Sectoral Commissions

•	Beginning on January 1, 2017, the Chamber of Electric Energy Commercialization (“CCEE” in its Portuguese acronym) will replace Eletrobás in performing the activities to collect the Global Reserve of Reversal (“RGR” in its Portuguese acronym), Energy Development Account (“CDE”) and the Fuel Consumption Account (“CCC”), as well as, in managing the financing for the payment of the administration and operational expenditures incurred in this sectorial funds.

•	Beginning on January 1, 2030, the CDE’s annual installments allocation will be made in proportion to the electric energy consumer market in MWh served by the distribution companies and the distribution and transmission concessionaires. The geographical location will no longer be taken into account. From January 1, 2017 to December 31, 2029 a gradual and uniform reduction will be applied in order to eliminate the actual proportion (4.53 for the CDE installments in the South, South East, North and North East regions).

•	Beginning on January 1, 2030, the cost per MWh of the CDE’s annual installments paid by the consumers will be pro rata allocated to their voltage levels, as follows:

•	High Voltage = 1/3 x Low Voltage cost

•	Medium Voltage = 2/3 x Low Voltage cost

•	From January 1, 2017 to December 31, 2029 a gradual and uniform reduction will be applied in order to reach above proportions.

2)	Itaipú Binacional’s Tariff

Itaipú Binacional (“Itaipú”) is an hydroelectrical power plant constructed as part of the International Agreement signed between Brazil and Paraguay on April 26, 1973, for the development of the hydroelectric resources of the Parana River located at the Brazilian-Paraguayan border (from the Seven Falls to the Iguazú’s River mouth).

The transfer tariff of Itaipu’s energy is fixed in US$/kW of monthly contracted capacity. Brazilian energy distribution companies must pay monthly to Eletrobas in the Itaipu’s Electric Energy Commercialization account the amount determined by multiplying the monthly contracted capacity quota times the transfer tariff of Itaipu’s energy, both approved by the ANEEL.

Beginning on January 1, 2016, in accordance with Article 6 of Provisional Measure No. 735, a new transfer tariff of Itaipu’s energy was established, which will be included in the total cost of 15.3 of the multiplier factor over the energy transfer cost referred to as in Appendix C of the Brazilian-Paraguayan Itaipu’s Agreement.

3)	Tenders

•	For the concession of electric energy generation, transmission and distribution that will not be renewed, the Brazilian government can propose a sale/tender of the new 30-year period concession.

CDE’s Monthly Rate: Indemnification for discounts granted to consumers under judicial orders

Resolution No. 1,576 authorized electric energy distributors to recover the lower amounts billed due to judicial orders against the Energy Development Account, through the CDE’s monthly installments.

The difference between the regular tariff and the judicial order tariffs shall be deducted from the CDE’s monthly installment. This adjustment will not be implemented through the tariffs and no regulatory assets will be included in the tariffs. The discount applied to the CDE’s monthly installment of consumers with judicial orders will be compensated, that is, the monthly payment of the installments will be lower than the installments defined in the resolution.

The accompanying notes are an integral part of these interim consolidated financial statements

Law No. 13, 2013: Beneficiaries to the discount in the Tariffs for Using Distribution System (“TUSD”) and Tariffs for Using Transmission System (“TUST”)

Law No. 13,203, published on December 8, 2015, broaden the scope of beneficiaries to the discount in the TUSD/TUST, as well as, the volume and use of the energy when it is considered and used for self-generation:

•	ANEEL will establish a discount of up to 50% to the TUSD/TUST tariffs for those hydroelectrical energy projects with total capacity less than or equal to 3,000 kW and those energy projects based on solar, wind, biomass and qualified co-generation whose total capacity connected to the distribution and transmission systems is less than or equal to 30,000 kW. The discount will be applicable to the energy production and consumption that is (i) purchased/sold for this type of projects; and (ii) used in own production for those entities beginning operations on January 1, 2016.

•	ANEEL will establish a discount of up to 50% to the TUSD/TUST tariffs for those solar, wind, biomass and qualified co-generation energy projects whose total capacity connected to the distribution and transmission systems is more than 30,000 kW and less than 300,000 kW and that comply with the following criteria: (i) the project was originated as a result of the energy auction carried out on January 1, 2016; or (ii) the project was authorized to begin operations on January 1, 2016.

In implementing the Law, ANEEL established Public Audience No. 38 that will replace Resolution No. 77/2004. The discounts will result in a significant increase in the amounts that are subsidized by the CDE, thus, increasing the tariffs for the consumers of our subsidiaries Ampla and Coelce. The fix percentage of discount of 50% proposed by ANEEL for this type of energy projects is the minimum to be applied based on current regulations.

Colombia

The Public Utility Law (Ley de Servicios Públicos Domiciliarios, Law 142) and the Electricity Law (Ley Eléctrica, Law 143) were passed in 1994 establishing the new framework ordered by the Constitution. These laws set out the general criteria and policies that are to govern public utility service provision in the country, as well as the procedures and mechanisms for regulating, monitoring and overseeing them.

The Electricity Law puts the constitutional focus into practice, regulating the generation, transmission, distribution and sale of electricity, creating the market and competitive environment, strengthening the industry and setting the boundaries for government intervention. Taking into account the nature of each activity or business, general guidelines were established for developing the regulatory framework, creating and implementing the rules that would allow for free competition in the power generation and sales industries, while the directives for the transmission and distribution industries were geared toward treating these activities as monopolies while seeking out competitive conditions wherever possible.

The main institution in the electricity sector is the Mining and Energy Ministry, who’s Mining Energy Planning Unit, (Unidad de Planeación Minero Energética, UPME) draws up the national Energy Plan and the Generation and Transmission Expansion Plan. The Energy and Gas Regulatory Commission (Comisión de Regulación de Energía y Gas, CREG) and the Public Service Superintendency (Superintendencia de Servicios Públicos, SSPD) regulate and oversee, respectively, the companies in the industry, and the Superintendency of Industry and Commerce is the national authority for free trade protection issues.

The electricity industry operates on the basis of electricity-selling companies and the large consumers being able to buy and sell energy through bilateral contracts or on a short-term energy exchange market, called the energy exchange that operates freely according to supply and demand conditions. In addition, long-term auctions of Firm Energy within a Reliable Charge scheme are carried out to promote the expansion of the system. The market is operated and administered by XM, which is in charge of the National Dispatch Center

The accompanying notes are an integral part of these interim consolidated financial statements

(Centro Nacional de Despacho, CND), and the Commercial Interchange System Manager (Administrador del Sistema de Intercambios Comerciales, ASIC).

Peru

The Electricity Concessions Law and its regulations, the Law to Ensure Efficient Development of Electricity Generation (Law 28,832), the Electricity Industry Antimonopoly and Oligopoly Law, the Technical Standard for Electricity Service Quality, the Environmental Protection Regulations for Electricity Activities, the Law Creating the Energy and Mining Investment Supervisory Agency (OSINERGMIN) and its regulations, and the Regulations for Unregulated Electricity Users and Decree Law 1221 which improves the regulation of distribution of electricity to promote access to electricity in Peru all comprise the main legislation in the regulatory framework for doing business in the power industry in Peru.

Law 28,832, whose purpose is to ensure enough efficient power generation to reduce the risk of price volatility and rationing, promotes the establishment of market prices based on competition, planning and ensuring a mechanism that guarantees expansion of the transmission grid, and also allows Large Unregulated Users and Distributors to participate in the short-term market. Accordingly, the law promotes tender processes for long-term power supply contracts at firm prices in order to encourage investment in efficient generation and contracts with distribution companies. Distribution companies must begin the tender processes at least three years ahead of time in order to keep Regulated Users’ demand covered.

Expansion in transmission must be planned through a binding Transmission Plan drawn up by the COES SINAC and approved first by the OSINERGMIN and then by the Energy and Mining Ministry. There are two types of system: a) the Guaranteed Transmission System, which is paid for by the demand; and b) the Complementary Transmission System, which is financed jointly by the generation companies and by the demand.

The purpose of the COES SINAC is to coordinate operations at the lowest possible cost while ensuring a reliable system and the best use of energy resources, to plan transmission and to manage the short-term market. It is made up of generation, transmission and distribution companies and Large Unregulated Users (those with demand of 10 MW or higher) who belong to the National Interconnected Grid (Sistema Eléctrico Interconectado Nacional).

Generation companies may sell their power to: (i) Distribution companies through tender contracts or regulated bilateral contracts; (ii) Unregulated clients; and (iii) the spot market, where surplus energy is traded among generation companies. Generation companies are also paid for the firm capacity they contribute to the system which cover the maximum demand plus a margin regardless of their dispatch.

Peru’s spot price, given the definition of its ideal marginal cost, does not necessarily reflect the costs in the system, as it does not consider the current shortages in the natural gas and electricity transport system. Furthermore, it sets a ceiling price for the market. This was established in an emergency regulation in 2008 (Emergency Decree 049 of 2008) that will remain in effect at least until the end of 2016.

Decree Law 1221, published on September 24, 2015, amends certain aspects of the current framework, among others:

•	In tariff distribution, VAD (Value Added Distribution) and Internal Rate of Return (IRR) calculation will be made individually for each distribution company with more than 50,000 customers.

•	The Energy and Mining Ministry will define a Technical Responsibility Zone (ZRT) for each distributor, taking into consideration the environment of the Regions where they operate (near to concession zones). The works conducted at the ZRT shall be approved by the Distributor, and it will have priority to conduct them or might be subsequently transferred to them. A VAD will be recognized for investment and audited actual costs (with an upper threshold).

The accompanying notes are an integral part of these interim consolidated financial statements

•	Add to the VAD a charge for Technological Innovation and/or Energy Efficiency in Distribution.

•	Add an adjustment factor to the VAD that encourages service quality in Distribution.

•	Establish an obligation to the Distributors to assure their regulated demand for 24 months.

•	Establish an obligation to the Distributor of making urban electrification or return the contribution once 40% of habitability is reached.

•	Regarding the concessions, it limits to 30 years those granted through bidding processes, it establishes a requirement for a favorable report of basin management for hydro electrical generation, and the granting and expiration of concessions shall be ruled through Ministry Resolution.

•	Establish conditions for distributed generation of non-conventional renewable energy and co-generation that allows them to inject the surpluses to the distribution system without affecting the operational assurance.

The description of the regulatory framework in the document does not include the Law Decree, since most of the amended aspects will be finally ruled by 2016, for its subsequent implementation.

Non-Conventional Renewable Energy

•	In Brazil, the ANEEL holds auctions by technology considering the expansion plan set by the EPE, the planning agency; so that the target amount set for non-conventional renewable energy capacity is met.

•	In Colombia, Law 697 was issued in 2001 by the Program for the Rational and Efficient Use of Energy and Other Forms of Non-Conventional Energy (Programa de Uso Racional y Eficiente de la Energía y demás formas de Energías No Convencionales – PROURE). Subsequently, indicative targets were defined for non-conventional renewable energy of 3.5% for 2015 and 6.5% for 2020. Law 1715 was enacted in 2014, which created a legal framework for the development of non-conventional renewable energy, in which guidelines for declarations of public interest, as well as tax, tariff and accounting incentives were established. As part of the implementation, the Ministry of Mines and Energy enacted Decree 2469 in 2014 establishing guidelines for energy policy on supply of self-generation surpluses. Likewise, the Energy and Gas Regulatory Commission (“CREG”) issued resolution 24/2015 regulating high-scale self-generation activity, and the Mining Energy Planning Unit (“UPME”) issued resolution 281/2015 establishing the limit for low-scale (equal to 1MW) self-generation. Additionally, the CREG issued resolutions 11/2015 and 212/2015 encouraging demand response mechanisms. In 2015, the CREG issued Resolution 138 that amends the remuneration scheme for confidence charges for minor plants. This new regulation establishes that such plants will belong to the centralized scheme of the charge and will declare ENFICC in order to obtain OEF assignments. If the difference between actual and programmed generation in those plants is lower than +/-5%, they could keep the current remuneration scheme. In 2015, the CREG issued Resolution 177 defining a transition period until June 2016 to apply this measure. The Ministry of Mines and Energy issued in 2015 Law Decree 1623 that establishes guidelines on zone expansion policies, and Law Decree 2143 that outlines the application of fiscal and tax incentives established in Law 1715. In 2016, the UPME issued resolution 45/2016 establishing procedures to request certificates to support FNCE’s projects and to obtain the list of goods and services exempted from duties or VAT.

•	In Peru, a target of 5% has been set as the NCRE share in the country’s energy system. It is a nonbinding target and the regulatory agency, the OSINERGMIN, holds differential tenders by technology and limited prices to help reach the goal.

•	In Argentina, on October 21, 2015, the new Law 27,191 for Renewable Energy was published in the Official Bulleting, replacing the current Law 26,190. The new regulation postpones to December 31,

The accompanying notes are an integral part of these interim consolidated financial statements

2017 the goal to reach 8% share in the national demand of energy with renewable sources for generation and establishes as a second stage goal to reach 20% share in 2025 establishing mid-objectives of 12%, 16% and 18% for the end of years 2019, 2021, and 2023. The enacted Law creates a Fiduciary Fund (“FODER”) to finance works, grants tax benefits to renewable energy projects and establishes exempts for specific taxes, national, provincial and municipality royalties until December 31, 2025. The customers categorized as Large Users (>300 Kw) shall comply on an individual basis with the renewable share goals, establishing that the price of the contracts shall not exceed 113 US$/MWh, and setting sanctions to those not fulfilling the goals.

On March 30, 2016, Decree 531/16 was published establishing certain formalities for implementation of Law 27,191, as follows:

•	The Ministry of Energy and Mining is the regulator authority.

•	Generators/traders are allowed to enter into contracts for a demand of more than 300 KW or with distribution companies acting on their behalf

•	CAMMESA will call to public tenders to supply demands for less than 300 KW

•	All CAMMESA’s purchases are guaranteed by the Fiduciary Fund (“FODER”)

•	The FODER will be incorporated with funds from Treasure and a specific fee applied to the demand supplied by CAMMESA.

•	The energy goals must be fulfilled with renewable energy generated from power plants within the country

•	To use the tax benefits it is necessary to have an authorized certificate of inclusion within the renewable energy regime

The Ministry of Energy and Mining, CAMMESA and the Executive Committee, will be responsible for establishing the methodology to determine the fines for non-compliance of goals, use of the Fiduciary Fund (FODER) and tender specifications.

Resolutions 71/2016 and 72/2016, both issued on May 17, 2016, as part of implementation of Law 27,191 and Decree 531/16, begin the process of public tenders for contracting within the Wholesale Electricity Market of renewable energy under the so called “Programa Renovar – Ronda 1” with a total requirement of 1,000 MW divided into: Wind: 600 MW; Solar: 300 MW; Biomass: 65 MW; Mini-hydro: 20 MW; and Biogas: 15 MW.

The tender is structured with a maximum price for technology established by the government.

The preliminary specifications of the tender and the preliminary framework for the Energy Supply Contract were issued for public comments. The preliminary specifications set up a timetable for the tender process, where: the final specifications will be published on July 1, 2016, the submission of the offers will be on August 22, 2016, the granting of the offers will be on September 28, 2016 and the signing-off of the contracts will be in October 28, 2016. CAMMESA is the buyer of the energy with prices in USD/MW (without indexation) and contracts of a 20-year term.

Through Resolution 106/2016, issued on June 13, 2016, the date for public comments was postponed to July 1, 2016. Up to date, it is still expected the final tender specifications and confirmation of the timetable of the process.

Limits on integration and concentration

In general, all of the countries have legislation in effect that defends free competition and, together with specific regulations that apply to the electricity market, defines criteria to avoid certain levels of economic concentration and/or abusive market practices.

The accompanying notes are an integral part of these interim consolidated financial statements

In principle, the regulators allow the participation of companies in different activities (e.g. generation, distribution, and commercialization) as long as there is an adequate separation of each activity, for both accounting and company purposes. Nevertheless, most of the restrictions imposed involve the transmission sector mainly due to its nature and to the need to guarantee adequate access to all agents. In Argentina and Colombia there are specific restrictions if generation or distribution companies want to become majority shareholders in transmission companies.

Regarding concentration in a specific sector, in Argentina, there are no specific limits that affect the vertical or horizontal integration of a company. In Peru, integration is subject to authorization. In Colombia, no company may have a direct or indirect market share of over 25% in electricity sale activities, although two criteria have been established for generating activity. One of these relates to participation limits depending on market concentration (HHI) and the size of the players according to their Firm Energy, and the other relates to pivotally conditions in the market depending on the availability of resources to meet system demand. In addition, Colombian companies created after the Public Service Law was enacted in 1994, can only engage in activities that complement generation/sales and distribution/sales. Finally, in Brazil, with the changes taking place in the power industry under Law 10,848/2004 and Decree 5,163/2004, the ANEEL gradually perfected regulations, eliminating concentration limits as no longer compatible with the prevailing regulatory environment. However, regulatory approval is required for consolidations or mergers to take place between players operating within the same business segment.

Market for unregulated customers

In all of the countries where the Group operates, distributing companies can supply their customers under regulated or freely-agreed conditions. The supply limitations imposed on the unregulated market are as follows:

Country	kW threshold
Argentina	> 30 kW
Brazil	> 3,000 kW or > 500 kW (1)
Colombia	> 100 kW or 55 MWh-month
Peru	> 200 kW (2)

(1)	The >500 kW limit applies if energy is purchased from renewable sources, for which the government provides incentives through a discount on tolls.
(2)	In April 2009, it was established that clients between 200 kW and 2,500 kW could choose between the regulated and unregulated markets. Those using over 2,500 kW are required to be unregulated customers.

b) Tariff Revisions:

General Aspects

In the countries where the Group operates, selling prices charged to clients are based on the purchase price paid to generators plus a component associated with the value added in distribution. Regulators set this value periodically through reviews of distribution tariffs. As a result, distribution is essentially a regulated activity.

Argentina

In Argentina, the first review of Edesur’s tariffs scheduled for 2001 was cancelled by the authorities due to the country’s economic and financial crisis, and tariffs were frozen starting with that year. Edesur’s tariff restructuring started in 2007 with the enforcement of the “Acta Acuerdo,” or Agreement Act. The last tariff

The accompanying notes are an integral part of these interim consolidated financial statements adjustment made to date went into effect in 2008 (with a positive effect on the added value distribution, or VAD), when tariffs were adjusted for inflation (applying the cost monitoring mechanism, or MMC, provided for in the Agreement Act).

In November 2012, the ENRE passed Resolution 347 authorizing a fixed charge to be added on invoices which differs for various categories of customers. This charge will finance infrastructure works and corrective maintenance through a trust (FOCEDE). Additionally, in July 2012, the ENRE appointed an observer in Edesur; the appointment is still in effect, although this does not imply loss of control of the company.

Resolution SE No. 250/13 was published in May 2013 authorizing compensation for Edesur’s debt corresponding to revenues originating from the application of the Program for the Rational Use of Electricity (PUREE) until February 2013, with a credit in its favor from recognition of the MMC for the six-month periods between May 2007 and February 2013. In addition, the Resolution instructed CAMMESA to issue in Edesur’s favor what are termed as Sales Settlements with Unspecified Due Dates for values exceeding the compensation mentioned above, and authorized CAMMESA to receive these settlements as partial payment of Edesur’s debt.

Subsequently, Resolution SE 250/13 was supplemented and extended to December 2014 under Secretary of Energy Note SE 6852/2013, No. 4012, No.486 and No.1136. The financial effects of this compensation positively affected net income for the company. However, the Integral Tariff Review (RTI) to adjust Edesur’s revenues to its costs and obligations, as provided for in the Renegotiation Agreement Act, is still pending at this time.

In March 2015, the Secretary of Energy issued Resolution SE No. 32/2015 establishing beginning on February 1, 2015, a NEW THEORETICAL TARIFF TABLE without passing it to the tariffs to the customers. The difference between the theoretical table and that applied to customers represent temporary additional revenue to the distribution Company, being the difference determined by the ENRE and CAMMESA responsible for transfer those funds. The resolution states that those additional revenues will be considered in the future RTI. Also, ENRE was instructed to apply the initial actions to implement it.

Likewise, and as of the same date, the resolution states that the funds originated in the PUREE will become actual revenue of the distribution company for recognizing higher costs. Additionally, it maintains the funding of the investments through the ENRE 347/12 charge and loans scoped in Resolution SE 10/2014.

In regards to the situation before January 31, 2015, the resolution extended the compensation MMC – PUREE to that date, allowing the payment between the loan to the distributor company and the Energy Invoice with CAMMESA. The remaining balance will be paid using a payment plan to be defined. In terms of the definition of the debt between EDESUR and CAMMESA, the Energy Secretary defined to be determined using the active rate of Banco de la Nación Argentina as well for the loans as for the debt of Edesur, without considering interest from CAMMESA as stated in the procedures.

The resolution requested the Company to present an Investment Plan for its approval and execution during the year 2015. Also, it requested to abandon the judicial actions that would have been initiated and the Commitment of Use of the additional revenues received (among them, not paying dividends).

Subsequently, the Secretary of Energy through Resolution SE No. 1208, instructed CAMMESA on the methodology to calculate the debt, as of January 31, 2015, that EDESUR owed to the MEM, and its compensation with the credits from the application of the Cost Monitoring Mechanism (MMC). As a result, during the first semester of 2015, EDESUR recognized net financial income for AR$628.6 million.

Although Resolution SE No. 32/2015 represents the first step towards an improvement in the economic situation of the Company, it expects that investments be still financed with mutual loans with CAMMESA. It is still pending to establish mechanisms to allow payment of remaining balances in favor of MEM, as well as, the revenue updates from the increases in operational costs. On the other side, tariffs remain frozen since 2008.

The accompanying notes are an integral part of these interim consolidated financial statements

Additionally, the ENRE informed to the Secretary of Energy the variations to the Cost Monitoring Mechanism (MMC) for the November 2014 – April 2015 (6.85%) and May 2015 – October 2015 (8.92%) periods as required by Article 2 of Resolution SE 32/15. Based on such variations, the Secretary of Energy updated the Transitional Revenues established in Article 5 of Resolution SE 32/15. The updates were informed through Notes SE 2097 and 2157. On the other hand, the issuance of Resolution SE 2158 resulted in the recognition of additional salary expense for the year 2014 that were applied to employees in year 2015.

On December 16, 2015, the National Executive Branch enacted the Decree No. 134/2015, which declared a state of emergency for the National Electricity sector until December 31, 2017, and instructed the newly created Ministry of Energy and Mining to prepare and implement a national program to improve the quality and safety of the electrical supply and guarantee that it is provided under the best technical and economic conditions.

In following those instructions, on January 27, 2016, it was published Resolution No. 6 of the Ministry of Energy and Mining approving the Summer Quarterly Re-Scheduling (February 2016 – April 2017) tariffs for the Wholesale Electricity Market which is determined based on the “Procedures to Schedule the Operations, Dispatch of Generation Units and Pricing”. The tariffs consider a reduction in tariff subsidies and differentiated pricing schemes for those residential customers saving energy, and a new Social Tariff. This resolution is a significant step to the process of reconstructing the payment chain in the electric market.

In addition, on January 28, 2016, Resolution No. 7 of the Ministry of Energy and Mining applicable specifically to Edesur S.A. and Edenor S.A. was published, instructing the ENRE to adjust, through the Integral Tariff Review (“RTI”), the value added from distribution in the tariff tables for energy distribution companies, by using the Transition Tariff Regime. Also, instructed to no longer apply the PUREE and to apply a Social Tariff to the population of consumers for which the criteria defined by the resolution will be applied. Finally, the resolution instructed to carry out all necessary procedures to apply the RTI to the energy distribution companies with an effective date before December 31, 2016.

On January 29, 2016, the ENRE issued Resolutions Nos. 1 and 2, in order to return to the basis of Law 24,065 and the normalization of the electricity sector which was many times claimed by EDESUR’s representatives. Resolution No. 1 establishes the new tariff table to be applied to each type of customer beginning on February 2, 2016 following the guidelines of Resolution No. 7/2016, as well as, the new rules on supplying in order to line in it with the monthly invoicing. Resolution No. 2 establishes the termination of the FOCEDE which was created in January 31, 2012, and creates a new regime for the funds collected through Resolution No. 347/12 which will no longer be deposited to a fiduciary fund and instead will be deposited to an account of a bank authorized by the Argentine Central Bank.

On April 5, 2016, the Secretary of Energy issued Resolutions Nos. 54 and 55. Resolution No. 54 approves the tender specifications, expected to be granted on May 27, 2016, for contracting the advisor for the RTI of Edesur and Edenor. Resolution No. 55 approves the timeline and guidelines of the tender, stating that the ENRE will define the quality parameters and the tariff and that the first presentation of the reports from the energy distribution companies will be July 20, 2016 and the final presentation will be on September 1, 2016. The results of the tender are expected to be informed on September 5, 2016.

On April 27, 2016, the Secretary of Energy issued Resolution 41/2016 approving the Seasonal Schedule of Winter for the Wholesale Electricity Market requested by CAMMESA, which corresponds to the period of May 1, 2016 to October 31, 2016. The tariff values are the same as those established under Resolution No. 6 dated on January 27, 2016, of the Ministry of Energy and Mining.

The ENRE, through Resolution 290/2016 applicable to Edenor and Edesur, instructed them to eliminate the charge of six of thousandths established in Article 1 of Law 23.681 from the invoices whose meter reading date is after the effective date of the Decree 695/2016. Also, it instructed to make the necessary

The accompanying notes are an integral part of these interim consolidated financial statements customization in their invoicing systems making the appropriate adjustments, if necessary, to ensure the accurate application of Decree 695/2016.

Subsequently, on June 7, 2016, the ENRE issued Resolution 321/2016 applicable to Edenor and Edesur, approving the National Public Tender of Multiple Stages 1/2016 for the advisory services to perform the RTI for the distribution companies. Up to date, the regulatory body has not issued any resolutions establishing the quality parameters and the value of costs of non-supplied energy required to perform the RTI.

Brazil

In Brazil, there are three types of tariff adjustments: i) Ordinary Tariff Reviews (RTO) which are conducted periodically in accordance with the provisions in the concession contracts (in Coelce every 4 years and in Ampla every 5 years); (ii) Annual Adjustments (IRT) since Brazil, unlike other countries, does not automatically index its tariffs to inflation; and (iii) Extraordinary Reviews (RTE) when important events have occurred that may affect the financial situation of the distributors.

In September 2012, the government approved Temporary Measure 579, one purpose of which was to reduce certain electricity tariff taxes and special charges paid by the final user, which will be paid in the future with the state budget. In January 2013, the Temporary Measure became Law 12,783, giving rise to Extraordinary Tariff Reviews that resulted in tariffs dropping an average of 18% throughout the country. This reduction affected Ampla and Coelce from the end of January to April 2013 (when the respective annual readjustments went into effect).

In April 2014, ANEEL finalized its periodic tariff review of Ampla for the 2014-2019 period with retrospective effect on March 15, 2014.

On March 1, 2015, through Resolution No. 1858/2015, Coelce had an extraordinary review when its rate increased by 10.28% for purposes of face the increases in charges (Energy Development Account – CDE) and the costs of energy purchase.

The last periodic tariff review of Coelce was made in 2015 (the first of our distribution companies using the new fourth tariff cycle technology) for the 2015 – 2019 period, effective beginning on April 22, 2015. Such review was provisional as the methodologies of tariff review were not approved in time. The additional average increase in tariffs was 11.69% as approved under Resolution No. 1882/2015. In 2016, the final review will be calculated and the positive/negative differences from the application of the new methodology will be included in the 2016 adjustments.

Ampla will begin to use the fourth tariff cycle methodology in its tariff review in March 2019; however, in March 2015 it has a final average increase of 37.3% (Resolution 1869/2015) essentially due to increases in Section A.

Finally, still in the scope of the fourth tariff cycle, on November 17, 2015, Chapter 2.3 of the Tariff Review Procedures related to the determination of the Basis for Remuneration was approved, under which a Database of Referential Prices was created to value certain variables of the basis for remuneration in the upcoming tariff reviews.

ANEEL approved the results of the first periodic review of CIEN. Beginning on July 1, 2015, the tariffs were adjusted in minus 7.49%, as approved in Resolution No. 1902/2015.

On March 8, 2016, ANEEL homologate the tariff adjustment of Ampla. Beginning on March 15, 2016, the tariffs were adjusted in 7.38% (positive) for all Ampla’s customers (7.15% for consumer of low voltage and 7.89% for consumers of high voltage).

In relation to the request of changing the settlement rate it was decided to create a panel of experts to define, within a period of 6 months, the new values.

The accompanying notes are an integral part of these interim consolidated financial statements

ANEEL, through Resolution No. 2061 dated on April 12, 2016, approved the final results for the fourth periodic tariff review (“RTP”) of Coelce, the results were included in the 2016 adjustments.

ANEEL, through Resolution No. 2065 dated on April 19, 2016, approved the energy tariffs of Coelce as a result of the 2016 tariff adjustments. The average increase in tariffs to consumers was 12.97%.

Colombia

The Energy and Gas Regulatory Commission (Comisión de Regulación de Energía y Gas – CREG) is the entity that defines the method by which distribution networks are paid. Distribution charges are reviewed every five years and updated monthly according to the Producer Price Index (PPI). Currently, these charges include the new replacement value of all operational assets, the Administration, Operation and Maintenance (AOM) and non-electrical assets used in the distribution business.

In Colombia, the current distribution charges for Codensa were published by the CREG in October 2009.

The review of regulated distribution charges began in 2013 with the publication of the assumptions for the remuneration methodology proposed by the CREG in Resolution 043 dated 2013. These assumptions were complemented by the development of the Purposes and Guidelines for Compensation of the Distribution Activity for the period 2015-2019 in resolution CREG 079 dated 2014.

In February 2015, the CREG issued a proposal of Resolution 179 of 2014, which propose the methodology for remunerating the distribution activity. The methodology is based on a Regulated Revenue scheme. Annual revenues will be determined using a Regulated of Assets Net Basis (BRA) and a rate of return (to be defined in separate resolution) plus the Recovery of Invested Capital. Also, it is included an annual revenue for incentives to investments and expenditures efficiency and quality improvements.

Additionally, the Regulatory Commission issued resolution CREG 095 dated 2015, where is defined the method for calculating the regulated remuneration tariff (WACC) for Electricity Transmission and Distribution, as well as for Natural Gas Transportation and Distribution.

In March 2016, the CREG through resolution 024 of 2016 proposed a project to established a new method for calculating the regulated remuneration tariff, the proposal retains the application of the depreciated value of the assets, a new factor of residual value determined based on the date of assets were in place for operations and historical inventories and also propose a factor based on monthly revenues. It is not practicable to provide a reasonable estimate of the effect of applying this new method proposed until the CREG issues its final resolution.

In relation to the regulated selling charge, in January 2015, the CREG issued Resolution 180 of 2014, where the methodology for calculating regulated selling charges was defined. The approval of a new basis selling cost for Codensa was made in December 2015 through resolutions CREG 120 and 191 of 2015.

The Commission published resolution CREG 135 dated 2014 with regard to the pricing formula. This resolution establishes the assumptions on which studies were carried out to determine the unit cost formula for providing the service during the next tariff period.

Peru

As in Chile, a process takes place in Peru every four years to determine the VAD, also using a “model company” methodology for a typical area. In October 2013, the OSINERGMIN published Resolution 203/2013 setting Edelnor’s distribution tariffs from November 2013 to October 2017.

The accompanying notes are an integral part of these interim consolidated financial statements

5.	NON-CURRENT ASSETS OR DISPOSAL GROUPS HELD FOR SALE OR HELD FOR DISTRIBUTION TO OWNERS AND DISCONTINUED OPERATIONS

5.1 Corporate Reorganization

I. Background

On April 28, 2015, the Company informed the Superintendency of Securities and Insurance (hereinafter “SVS”) through a significant event, that the Board of Directors of the Company decided by unanimous vote to initiate an analysis of a corporate reorganization (the “reorganization”) aimed at the separation of the activities of generation and distribution of electricity in Chile from activities outside of Chile. The objective of this would be to resolve certain duplications and redundancies that arise from Enersis’ complex corporate structure today and generate value for all its shareholders, maintaining its inclusion in the Enel S.p.A. group.

Steps to carry out the reorganization:

•	The spin-off of Enersis, and its subsidiaries Empresa Nacional de Electricidad S.A. (“Endesa Chile”) and Chilectra S.A. (“Chilectra”) by separating, on one side their generation and distribution businesses in Chile and for other side the businesses outside of Chile; and

•	The subsequent merger of the entities having ownership interests in businesses outside of Chile namely Enersis Américas S.A., Endesa Américas S.A. and Chilectra Américas S.A. Enersis Américas would absorb by merger the other two entities.

At the Extraordinary Shareholders’ Meeting of Enersis held on December 18, 2015, the shareholders approved the spin-off of Enersis into two companies (the “Spin-Off”). As a result of this Spin-Off will be created Enersis Chile S.A. (“Enersis Chile”), a new publicly held company, which will be governed under Chapter XII of D.L. 3,500 and to which were allocated the shareholdings and other associated assets and liabilities of Enersis in Chile, including the ownership interests in Endesa Chile and Chilectra Chile, already spun-off. All of Enersis’ shareholders will participate in Enersis Chile in the same proportion that they had in the Enersis’ capital, with a number of shares equal to what they had in Enersis (ratio 1:1); remaining in the demerged company (“Enersis Américas”) all the respective business currently outside of Chile, including its ownership interests in the new entities resulting from the spin-offs of Chilectra and Endesa Chile, and all the assets and liabilities and administrative authorizations in Chile not expressly allocated to Enersis Chile in the Spin-Off.

As part of the Spin-Off, it was agreed (i) to reduce the capital of Enersis as a consequence of the Spin-Off from Ch$5,804,447,986,000 divided into 49,092,772,762 registered common shares of a single series and no par value, to the new amount of Ch$3,575,339,011,549 divided into 49,092,772,762 registered common shares of a single series and no par value. Additionally, it was also agreed to (ii) establish the capital of Enersis Chile at Ch$2,229,108,974,451 corresponding to the amount by which the capital of Enersis has been decreased, divided into 49,092,772,762 registered common shares, all of the same series and no par value, and (iii) distribute the company’s equity interest between Enersis and Enersis Chile, by allocating assets and liabilities as indicated by the aforementioned meeting, to Enersis Chile.

Likewise, the by-laws of Enersis were approved as a result of the Spin-Off as follows: (i) its corporate name was changed to Enersis Américas S.A.; and (ii) it corporate purpose was extended to include loans to related companies.

On March 1, 2016, upon meeting all conditions including the capital decrease and modifications to the by-laws, the spin-off of Enersis became effective and Enersis S.A.’s corporate name was changed to Enersis Américas S.A. The new entity Enersis Chile was also incorporated on that date.

On May 6, 2016, Enersis Américas reported to the SVS through a Significant Event that at the Extraordinary Board of Directors Meeting held on that date, it was unanimously agreed to formally begin the Merger

The accompanying notes are an integral part of these interim consolidated financial statements process in which Enersis Américas would absorb Endesa Américas and Chilectra Américas by incorporation, which would then be dissolved without liquidation, replacing them in all their rights and obligations. The Merger is subject to compliance with the condition precedents and other agreements reached at the Shareholder Meeting, and if approved, it would be effective during the second half of 2016.

II. Accounting Aspects

As of December 31, 2015, upon compliance with the criteria in IFRS 5–Non-Current Assets Held for Sale and Discontinued Operations, the following accounting treatment was applied:

i. Assets and liabilities

All assets and liabilities related to the generation and distribution businesses in Chile were classified as Non-current assets or disposal groups held for distribution to owners and as Liabilities associated with disposal groups held for distribution to owners, in accordance with the criteria described in Note 3.j.

The accompanying notes are an integral part of these interim consolidated financial statements

The following table sets forth the assets and liabilities related to the operations in Chile that have been classified as held for distribution to owners as of March 1, 2016, effective date of Enersis Américas’ spin-off, and December 31, 2015:

	03-01-2016 (Unaudited) ThCh$	12-31-2015 ThCh$
ASSETS

CURRENT ASSETS
Cash and cash equivalents	161,018,932	144,261,845
Other current financial assets	568,475	16,313,194
Other current non-financial assets	5,815,999	3,984,943
Trade and other current receivables	583,273,636	596,364,468
Current accounts receivable from related companies	32,782,254	23,611,569
Inventories	42,865,038	42,616,615
Current tax assets	27,567,612	20,306,212
TOTAL CURRENT ASSETS	853,891,946	847,458,846
NON-CURRENT ASSETS
Other non-current financial assets	25,145,235	21,750,452
Other non-current non-financial assets	5,631,227	4,769,885
Trade and other non-current receivables	14,550,780	14,392,223
Investments accounted for using the equity method	32,780,878	45,716,371
Intangible assets other than goodwill	42,372,945	42,879,326
Goodwill	887,257,655	887,257,655
Property, plant and equipment	3,444,874,361	3,429,167,797
Investment property	8,152,496	8,150,987
Deferred tax assets	21,513,079	22,392,339
TOTAL NON-CURRENT ASSETS	4,482,278,656	4,476,477,035
TOTAL ASSETS	5,336,170,602	5,323,935,881
CURRENT LIABILITIES
Other current financial liabilities	27,396,476	27,921,725
Trade and other current payables	512,636,625	554,915,972
Current accounts payable to related companies	59,888,535	55,238,930
Other current provisions	9,265,833	16,329,195
Current tax liabilities	20,652,997	15,119,789
Other current non-financial liabilities	9,168,651	6,120,658
TOTAL CURRENT LIABILITIES	639,009,117	675,646,269
NON-CURRENT LIABILITIES
Other non-current financial liabilities	905,387,924	917,197,790
Other non-current payables	4,883,177	6,034,216
Non-current accounts payable to related companies	251,527	97,186
Other non-current provisions	56,116,139	56,116,140
Deferred tax liabilities	238,227,605	235,101,356
Non-current provisions for employee benefits	55,697,489	55,023,456
Other non-current non-financial liabilities	435,673	435,689
TOTAL NON-CURRENT LIABILITIES	1,260,999,534	1,270,005,833
TOTAL LIABILITIES	1,900,008,651	1,945,652,102

The accompanying notes are an integral part of these interim consolidated financial statements

ii. Accumulated Other Comprehensive Income in Net Equity

The accumulated other comprehensive income balance related to assets and liabilities held for distribution to owners were the following:

Reserves originated from	03-01-2016 (Unaudited) ThCh$	12-31-2015 ThCh$
Exchange differences on translation	10,192,702	11,328,513
Cash flow hedges	(112,912,093)	(120,517,197)
Gains and losses on remeasuring available-for-sale financial instruments	14,841	14,835
Other miscellaneous reserves	(553,646)	7,736,853
Total	(103,258,196)	(101,436,996)

iii. Revenue and expenses

All revenues and expenses related to the generation and distribution businesses in Chile recognized until the effective date of the spin-off of Enersis were classified as discontinued operations and presented under the caption “Income after tax from discontinued operations” in the consolidated statement of comprehensive income.

The following table sets forth the breakdown by nature of the line item “Income after tax from discontinued operations” for the two month period ended February 29, 2016 and the six month period ended June 30, 2015:

Statement of Income	02-29-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$
Revenues	402,810,199	1,136,808,856
Other operating income	2,561,433	6,499,552
Total Revenue and Other Operating Income	405,371,632	1,143,308,408
Raw materials and consumables used	(236,672,086)	(814,234,859)
Contribution Margin	168,699,546	329,073,549
Other work performed by the entity and capitalized	3,367,108	10,560,312
Employee benefits expense	(16,099,065)	(68,973,871)
Depreciation and amortization expense	—	(72,997,041)
Reversal of impairment loss (impairment losses) recognized in profit or loss	(968,888)	(1,918,335)
Other expenses	(16,591,065)	(53,645,749)
Operating income	138,407,636	142,098,865
Other gains	—	7,382,408
Financial income	2,563,118	7,093,810
Financial costs	(8,616,990)	(32,081,475)
Share of profit (loss) of associates and joint ventures accounted for using the equity method	1,293,725	4,026,458
Foreign currency exchange differences	(21,263)	(4,140,139)
Profit from indexed assets and liabilities	267,856	1,383,865
Income before taxes	133,894,082	125,763,792
Income tax expense, discontinued operations	(18,763,695)	(28,404,932)
NET INCOME FROM DISCONTINUED OPERATIONS	115,130,387	97,358,860
Net income from discontinued operations attributable to:
Shareholders of Enersis Américas	77,879,507	83,572,691
Non-controlling interests	37,250,880	13,786,169
NET INCOME FROM DISCONTINUED OPERATIONS	115,130,387	97,358,860

The accompanying notes are an integral part of these interim consolidated financial statements

Due to classification of generation and distribution of energy activities in Chile as discontinued operations, those lines of business are not included in Note 31. Information by segment.

The following table sets forth the breakdown by nature of total comprehensive income from discontinued operations for the two month period ended February 29, 2016 and the six month period ended June 30, 2015, which are part of the Interim Consolidated Comprehensive Income by Nature for the periods of six month ended June 30, 2016 and 2015:

Statement of Comprehensive income	02-29-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$
Net income from discontinued operations	115,130,387	97,358,860
Components of other comprehensive that will be reclassified subsequently to profit or loss, net of taxes
Foreign currency translation gains (losses), net of tax	(1,875,159)	470,259
Gains (losses) from available-for-sale financial assets, net of tax	10	2,786
Share of other comprehensive income from associates and joint venture accounted for using the equity method, net of taxes	(13,822,107)	147,178
Gains (losses) from cash flow hedge, net of taxes	12,652,797	(29,720,482)
Total Other Comprehensive Income from Discontinued Operations	(3,044,459)	(29,100,259)
TOTAL COMPREHENSIVE INCOME FROM DISCONTINUED OPERATIONS	112,085,928	68,258,601
Comprehensive income attributable to:
Shareholders of Enersis Américas	76,058,307	65,907,344
Non-controlling interests	36,027,621	2,351,257
NET INCOME FROM DISCONTINUED OPERATIONS	112,085,928	68,258,601

iv. Cash flows

The following table sets for the net cash flows from operating, investing and financing activities attributable to discontinued operations for the two month period ended February 29, 2016 and the six month period ended June 30, 2015:

Statement of cash flows	02-29-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$
Net cash flows from (used in) operating activities	151,998,467	196,509,698
Net cash flows from (used in) investing activities	(46,141,505)	(184,165,680)
Net cash flows from (used in) financing activities	(88,197,076)	(67,364,445)
Net increase (decrease) in cash and cash equivalents before effect of Exchange rate changes	17,659,886	(55,020,427)
Effect of exchange rate changes on cash and cash equivalents	(902,799)	2,973,962
Net increase (decrease) in cash and cash equivalents	16,757,087	(52,046,465)
Cash and cash equivalents at beginning of period	144,261,845	133,015,629
Cash and cash equivalents at end of period	161,018,932	80,969,164

The accompanying notes are an integral part of these interim consolidated financial statements

6.	CASH AND CASH EQUIVALENTS

a)	The detail of cash and cash equivalents as of June 30, 2016 and December 31, 2015, is as follows:

Cash and Cash Equivalents	Balance as of
	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$
Cash balances	9,611,686	7,718,308
Bank balances	164,176,352	194,453,214
Time deposits	678,067,293	573,985,007
Other fixed-income instruments	261,714,288	409,006,815
Total	1,113,569,619	1,185,163,344

Time deposits have a maturity of three months or less from their date of acquisition and accrue the market interest for this type of short-term investment. Other fixed-income investments are mainly comprised of resale agreements maturing in 90 days or less from the date of investment. There are no restrictions for significant amounts of cash availability.

b)	The detail of cash and cash equivalents by currency is as follows:

Currency	06-30-2016 (Unaudited)	12-31-2015
	ThCh$	ThCh$
Chilean peso	596,695,650	835,468,993
Argentine peso	77,722,984	44,883,600
Colombian peso	125,119,890	156,731,922
Brazilian real	216,966,974	91,204,686
Peruvian nuevo sol	35,977,118	34,749,661
U.S. dollar	61,087,003	22,124,482
Total	1,113,569,619	1,185,163,344

c)	The following table shows a reconciliation of cash and cash equivalents presented in the statement of financial position with cash and cash equivalents in the cash flow statement as of June 30, 2016 and December 31, 2015:

	Balance as of
	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$
Cash and cash equivalents (statement of financial position)	1,113,569,619	1,185,163,344
Cash and cash equivalents attributable to assets held for distribution to owners (*)	—	144,261,845
Cash and cash equivalents (statement of cash flows)	1,113,569,619	1,329,425,189

(*)	See Note 5.1.II.i).

d)	The following amounts have been received from the sale of shares in subsidiaries:

Loss of control at Subsidiaries	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$
Amounts received for the sale of subsidiaries(*)	—	25,000,000
Amounts in cash and cash equivalents in entities sold	—	(18,360,347)
Total net	—	6,639,653

The accompanying notes are an integral part of these interim consolidated financial statements

e)	Other outflows of cash classified as financing activities:

On March 1, 2016, as a result of completion of the Enersis Américas spin-off (See Note 5.1), the cash and cash equivalents balances of ThCh$161,018,932 (Unaudited) were transferred to the Enersis Chile Group. This amount corresponds to a portion of the balance, which at that date, was held by the Parent Company plus all of the cash and cash equivalent balances of the Chilean subsidiaries. This cash outflow is presented as a financing activity in line item “Other outflows of cash”, as it is part of an equity transaction with owners.

f)	Non-cash transactions as a result of the spin-off:

On March 1, 2016, as a result of completion of the Enersis Américas spin-off (See Note 5.1), certain intercompany balances to/from Enersis Chile’s group entities and Enersis Américas’ group entities that were prior to the spin-off eliminated in the consolidated financial statements of Enersis Américas, were reinstated as a result of spin-off effects..

7.	OTHER FINANCIAL ASSETS

The detail of other financial assets as of June 30, 2016 and December 31, 2015, is as follows:

Other Financial Assets (*)	Balance as of
	Current		Non-current
	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$
Available-for-sale financial investments – unquoted equity securities or with limited liquidity	—	—	1,498,113	616,296
Available-for-sale financial investments IFRIC 12 (2)	—	—	607,460,392	487,893,679
Financial assets held to maturity (1)	123,487,629	27,195,496	40,486	39,673
Hedging derivatives	1,038,429	1,172,125	1,699	978,556
Financial assets at fair value through profit or loss (1)	17,594,085	35,467,539	738,279	—
Non-hedging derivatives	500,766	4,427,286	—	—
Total	142,620,909	68,262,446	609,738,969	489,528,204

(*)	See Note 19.1.a
(1)	The amounts included in “financial assets held to maturity” and “financial assets at fair value through profit or loss” correspond mainly to time deposits and other highly liquid investments that are readily convertible to cash and subject to a low risk of changes in value, but that do not fulfill the definition of cash equivalent as defined in Note 3.f.2 (e.g. with maturity over 90 days from time of investment).
(2)	On September 11, 2012, the Brazilian government issued Temporary Law 579, which became permanent on January 13, 2013 and directly affects companies holding electric power generation, transmission, and distribution concessions, including Ampla and Coelce. Among its provisions, this legislation establishes that the government, as concession grantor, will use the Valor Nuevo de Reemplazo (VNR, New Replacement Value) to make the corresponding indemnity payments to the concessionaires for those assets that have not been amortized at the end of the concession period. Every month the distributors adjust the book value of the financial asset, by calculating the present value of estimated cash flows, using the effective interest rate on the corresponding payment at the end of the concession.

As a result of this new development, the subsidiaries have changed how they measure and classify the amounts they expect to recover in compensation when the concession period ends. The previous approach

The accompanying notes are an integral part of these interim consolidated financial statements was based on the historic cost of the investments, and the rights to compensation were recorded as an account receivable. Currently, they are measured on the basis of the VNR, and the compensation rights are classified as financial assets available for sale (see Note 3.f).

8.	TRADE AND OTHER RECEIVABLES

a)	The detail of trade and other receivables as of June 30, 2016 and December 31, 2015, is as follows:

Trade and Other Receivables, Gross	Balance as of
	06-30-2016 (Unaudited)		12-31-2015
	Current ThCh$	Non-current ThCh$	Current ThCh$	Non-current ThCh$
Trade and other receivables, gross	1,311,191,011	365,562,389	1,194,381,502	398,695,864
Trade receivables, gross	1,056,856,713	233,917,786	859,695,602	257,022,423
Other receivables, gross (1)	254,334,298	131,644,603	334,685,900	141,673,441

Trade and Other Receivables, Net	Balance as of
	06-30-2016 (Unaudited)		12-31-2015
	Current ThCh$	Non-current ThCh$	Current ThCh$	Non-current ThCh$
Trade and other receivables, net	1,189,121,678	350,128,561	1,088,131,567	398,695,864
Trade and other receivables, net	936,198,387	218,483,958	754,571,268	257,022,423
Other receivables, net (1)	252,923,291	131,644,603	333,560,299	141,673,441

(1)	Includes as of June 30, 2016, mainly accounts receivable related to loans and advances to employees for ThCh$23,247,303 (Unaudited) (ThCh$14,081,204 as of December 31, 2015); Resolution SE 32/2015 (applicable in Argentina) for ThCh$0 (Unaudited) (ThCh$ ThCh$28,174,339 as of December 31, 2015) (See Note 4); Recoverable taxes (VAT) of ThCh$40,088,158 (Unaudited) (ThCh$62,451,442 as of December 31, 2015); and Accounts receivable at our Brazilian subsidiaries Ampla and Coelce, following the signing in 2014 of the addendum to the concession contracts where the outstanding assets are recoverable and/or can be offset in subsequent tariff periods for ThCh$74,169,910 (Unaudited) (ThCh$150,798,761 as of December 31, 2015), which are guaranteed by the Brazilian government; a receivable to “low income” consumers for ThCh$98,608,513 (Unaudited) (ThCh$83,800,187 as of December 31, 2015) to which a social discount is applied determining a “low income” final tariff. The Brazilian government replenish such discount to our subsidiaries Ampla and Coelce through a state subsidy; receivables related to the VOSA project in Argentina for ThCh$62,539,598 (Unaudited) (ThCh$62,677,143 as of December 31, 2015) (See Note 32.5).

There are no significant trade and other receivables balances held by the Group that are not available for its use.

The Group does not have customers to which it has sales representing 10% or more of its operating income for the six month periods ended June 30, 2016 and 2015 (Unaudited).

Refer to Note 9.1 for detailed information on amounts, terms and conditions associated with accounts receivable from related companies.

The accompanying notes are an integral part of these interim consolidated financial statements

b)	As of June 30, 2016 and December 31, 2015, the balance of past due but not impaired trade receivables is as follows:

Trade Receivables Past Due But Not Impaired	Balance as of
	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$
Less than three months	193,293,242	117,895,535
Between three and six months	44,327,967	25,783,187
Between six and twelve months	43,514,194	28,220,570
More than twelve months	16,775,223	7,034,592
Total	297,910,626	178,933,884

c)	The reconciliation of changes in the allowance for impairment of trade receivables is as follows:

Trade Receivables Past Due and Impaired	Current and Non-current ThCh$
Balance as of January 1, 2015	162,340,986
Increases (decreases) for the year (*)	46,890,017
Amounts written off	(23,480,578)
Foreign currency translation differences	(43,623,000)
Transfer to assets held for distribution to owners	(35,877,490)
Balance as of December 31, 2015	106,249,935
Increases (decreases) for the year (*) (Unaudited)	25,357,805
Amounts written off (Unaudited)	(8,847,204)
Foreign currency translation differences (Unaudited)	14,621,255
Other (Unaudited)	121,370
Balance as of June 30, 2016 (Unaudited)	137,503,161

(*)	See Note 27 for impairment losses of financial assets.

The increase in the allowance for impairment of trade receivables, related to continuing operations of Enersis Américas, was ThCh$18,961,532 during the six month period ended June 30, 2015 (Unaudited) (See Note 27).

Write-offs for bad debt

Past-due debt is written off once all collection measures and legal proceedings have been exhausted and the debtors’ insolvency has been demonstrated. In our power generation business, this process normally takes at least one year of procedures for the few cases that arise in each country. In our distribution business, considering the differences in each country, the process takes at least six months in Argentina and Brazil, 12 months in Colombia and Peru, and 24 months in Chile. Overall, the risk of bad debt, and therefore the risk of writing off our trade receivables, is limited (see Notes 3.f.3 and 18.5).

d)	Additional information:

•	Additional statistical information required under Official Bulletin 715 of the Superintendencia de Valores y Seguros de Chile (Chilean Superintendency of Securities and Insurance), of February 3, 2012 (XBRL Taxonomy). See Appendix 6.

•	Supplementary information on Trade Receivables, see Appendix 6.1.

The accompanying notes are an integral part of these interim consolidated financial statements

9.	BALANCES AND TRANSACTIONS WITH RELATED PARTIES

Related party transactions are performed at current market conditions.

Transactions between the Company and its subsidiaries, associates and joint ventures have been eliminated on consolidation and are not itemized in this note.

As of the date of these financial statements, no guarantees have been given or received nor has any allowance for bad or doubtful accounts been recorded with respect to receivable balances for related party transactions.

The controlling shareholder of Enersis Américas is the Italian corporation Enel S.p.A.

9.1 Balances and transactions with related parties

The balances of accounts receivable and payable between the Company and its non-consolidated related companies are as follows:

The accompanying notes are an integral part of these interim consolidated financial statements

a) Receivables from related companies

							Balance as of
							Current		Non-Current
Taxpayer ID No. (RUT)	Company	Country	Relationship	Currency	Description of Transaction	Term of Transaction	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$
Foreign	Enel Latinoamérica S.A	Spain	Common Immediate Parent	Ch$	Other services	Less than 90 days	21,079	—	—	—
Foreign	Endesa España	Spain	Common Immediate Parent	Ch$	Other services	More than 90 days	12,748	13,077	—	—
Foreign	Endesa España	Spain	Common Immediate Parent	CP	Other services	More than 90 days	20,279	28,628	—	—
Foreign	Endesa España	Spain	Common Immediate Parent	Euros	Other services	More than 90 days	5,635	5,833	—	—
Foreign	Endesa Energía S.A.	Spain	Common Immediate Parent	CP	Other services	Less than 90 days	28,673	30,373	—	—
Foreign	Endesa Operaciones y Servicios Comerciales	Spain	Common Immediate Parent	CP	Other services	Less than 90 days	106,838	114,758	—	—
Foreign	SACME	Argentina	Associate	Arg $	Other services	Less than 90 days	33,993	42,003	270,698	355,485
Foreign	Enel Iberoamérica S.R.L	Spain	Parent	CP	Other services	Less than 90 days	13,581	3,276	—	—
Foreign	Enel Iberoamérica S.R.L	Spain	Parent	Euros	Other services	Less than 90 days	861,658	931,267	—	—
Foreign	Empresa de Energía de Cundinamarca S.A.	Colombia	Joint Venture	CP	Energy sales	Less than 90 days	1,116,823	553,472	—	—
Foreign	Empresa de Energía de Cundinamarca S.A.	Colombia	Joint Venture	CP	Other services	Less than 90 days	50,402	216,682	—	—
Foreign	Distribuidora Eléctrica de Cundinamarca S.A.	Colombia	Joint Venture	CP	Dividends	Less than 90 days	256,155	—	—	—
Foreign	Endesa Generación	Spain	Common Immediate Parent	Ch$	Other services	Less than 90 days	—	36,067	—	—
Foreign	Enel Produzione	Italy	Common Immediate Parent	US$	Other services	Less than 90 days	145,675	—	—	—
96.800.570-7	Chilectra S.A.	Chile	Common Immediate Parent	Ch$	Other services	Less than 90 days	42,992	—	—	—
91.081.000-6	Endesa S.A.	Chile	Common Immediate Parent	Ch$	Other services	Less than 90 days	696,243	—	—	—
91.081.000-6	Endesa S.A. (1)	Chile	Common Immediate Parent	Ch$	Loan	Less than 90 days	132,274,000	—	—	—
96.770.940-9	Compañía Eléctrica Tarapaca S.A.	Chile	Common Immediate Parent	Ch$	Other services	Less than 90 days	5,366	—	—	—
96.770.940-9	Compañía Eléctrica Tarapaca S.A.	Chile	Common Immediate Parent	Real	Other services	Less than 90 days	85,642	—	—	—
76.107.186-6	Servicios Informáticos e Inmobiliarios Ltda.	Chile	Common Immediate Parent	Ch$	Other services	Less than 90 days	124,046	—	—	—
76.107.186-6	Servicios Informáticos e Inmobiliarios Ltda.	Chile	Common Immediate Parent	Arg $	Other services	Less than 90 days	64,275	—	—	—
78.970.360-4	Empresa Eléctrica Pehuenche S.A.	Chile	Common Immediate Parent	Ch$	Other services	Less than 90 days	4,445	—	—	—
76.003.204-3	Central Eólico Canela S.A.	Chile	Common Immediate Parent	Ch$	Other services	Less than 90 days	773	—	—	—
76.014-570-K	GasAtacama Chile S.A.	Chile	Common Immediate Parent	Ch$	Other services	Less than 90 days	6,436	—	—	—
Foreign	Central Térmica Manuel Belgrano	Argentina	Common Immediate Parent	Arg $	Mercantile current account	Less than 90 days	6,148	—	—	—
Foreign	Central Térmica Manuel Belgrano	Argentina	Common Immediate Parent	Arg $	Dividends	Less than 90 days	21,764	—	—	—

The accompanying notes are an integral part of these interim consolidated financial statements

							Balance as of
							Current		Non-Current
Taxpayer ID No. (RUT)	Company	Country	Relationship	Currency	Description of Transaction	Term of Transaction	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$
Foreign	Central Térmica San Martin	Argentina	Common Immediate Parent	Arg $	Mercantile current account	Less than 90 days	4,736	—	—	—
Foreign	Central Térmica San Martin	Argentina	Common Immediate Parent	Arg $	Dividends	Less than 90 days	16,762	—	—	—
76.536.353-5	Enersis Chile S.A.	Chile	Common Immediate Parent	Ch$	Other services	Less than 90 days	4,929,890	—	—	—
76.536.353-5	Enersis Chile S.A.	Chile	Common Immediate Parent	Ch$	Mercantile current account	Less than 90 days	16,448	—	—	—
76.536.353-5	Enersis Chile S.A.	Chile	Common Immediate Parent	Ch$	Inventory sales	Less than 90 days	3,018,006	—	—	—
76.536.353-5	Enersis Chile S.A.	Chile	Common Immediate Parent	CP	Other services	Less than 90 days	5,481	—	—	—
Foreign	Enel S.p.A.	Italy	Parent	Ch$	Other services	Less than 90 days	14,736	99,972	—	—
Foreign	Enel S.p.A.	Italy	Parent	Euros	Other services	Less than 90 days	—	145,858	—	—
Foreign	Enel S.p.A.	Italy	Parent	CP	Other services	Less than 90 days	172,244	116,940	—	—
Foreign	Yacylec S.A.	Argentina	Common Immediate Parent	Arg $	Other services	Less than 90 days	988	—	—	—
96.806.130-5	E.E. de Colina Ltda.	Chile	Common Immediate Parent	Ch$	Other services	Less than 90 days	976	—	—	—
77.047.280-6	Cameros	Chile	Common Immediate Parent	Ch$	Other services	Less than 90 days	48	—	—	—
Foreign	Enel Green Power Cristal Eólica	Brazil	Common Immediate Parent	Real	Tolls	Less than 90 days	387	343	—	—
Foreign	Enel Green Power Emiliana Eolica Sa	Brazil	Common Immediate Parent	Real	Energy sales	Less than 90 days	34,119	460	—	—
Foreign	Enel Green Power Emiliana Eolica Sa	Brazil	Common Immediate Parent	Real	Tolls	Less than 90 days	521	—	—	—
Foreign	Enel Green Power Joana Eolica Sa	Brazil	Common Immediate Parent	Real	Energy sales	Less than 90 days	24,724	460	—	—
Foreign	Enel Green Power Joana Eolica Sa	Brazil	Common Immediate Parent	Real	Tolls	Less than 90 days	521	—	—	—
Foreign	Enel Green Power Modelo I Eolica SA	Brazil	Common Immediate Parent	Real	Energy sales	Less than 90 days	52,415	538	—	—
Foreign	Enel Green Power Modelo I Eolica SA	Brazil	Common Immediate Parent	Real	Tolls	Less than 90 days	608	—	—	—
Foreign	Enel Green Power Modelo II Eolica SA	Brazil	Common Immediate Parent	Real	Energy sales	Less than 90 days	35,108	469	—	—
Foreign	Enel Green Power Modelo II Eolica SA	Brazil	Common Immediate Parent	Real	Tolls	Less than 90 days	530	—	—	—
Foreign	Enel Green Power Primavera Eolica	Brazil	Common Immediate Parent	Real	Tolls	Less than 90 days	389	344	—	—
Foreign	Enel Green Power SAO Judas Eolica	Brazil	Common Immediate Parent	Real	Tolls	Less than 90 days	386	341	—	—
Foreign	Enel Green Power Tacaicó Eólica Sa	Brazil	Common Immediate Parent	Real	Energy sales	Less than 90 days	16,318	263	—	—

The accompanying notes are an integral part of these interim consolidated financial statements

							Balance as of
							Current		Non-Current
Taxpayer ID No. (RUT)	Company	Country	Relationship	Currency	Description of Transaction	Term of Transaction	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$
Foreign	Enel Green Power Tacaicó Eólica Sa	Brazil	Common Immediate Parent	Real	Tolls	Less than 90 days	298	—	—	—
Foreign	Enel Green Power Pedra Do Gerônimo Eólic	Brazil	Common Immediate Parent	Real	Energy sales	Less than 90 days	41,042	429	—	—
Foreign	Enel Green Power Pedra Do Gerônimo Eólic	Brazil	Common Immediate Parent	Real	Tolls	Less than 90 days	485	—	—	—
Foreign	Enel Green Power Pau Ferro Eólica Sa	Brazil	Common Immediate Parent	Real	Energy sales	Less than 90 days	43,515	429	—	—
Foreign	Enel Green Power Pau Ferro Eólica Sa	Brazil	Common Immediate Parent	Real	Tolls	Less than 90 days	485	—	—	—
Foreign	Energía Nueva Energía Limpia Mexico S.R.L	Mexico	Common Immediate Parent	Ch$	Other services	Less than 90 days	20,077	15,306	—	—
Foreign	Enel Green Power Colombia	Colombia	Common Immediate Parent	CP	Other services	Less than 90 days	18,332	978,185	—	—
Foreign	Enel Green Power Participações Ltda	Brazil	Common Immediate Parent	US$	Other services	Less than 90 days	24,528	21,454	—	—
Foreign	Enel Soluções Energéticas	Brazil	Common Immediate Parent	Real	Other services	Less than 90 days	61	54	—	—
Foreign	Enel Green Power Maniçoba	Brazil	Common Immediate Parent	Real	Other services	Less than 90 days	708	626	—	—
Foreign	Enel Green Power Esperança	Brazil	Common Immediate Parent	Real	Other services	Less than 90 days	662	585	—	—
Foreign	Enel Green Power Damascena	Brazil	Common Immediate Parent	Real	Other services	Less than 90 days	708	624	—	—
Foreign	Enel Italia Servizi SRL	Italia	Common Immediate Parent	CP	Other services	Less than 90 days	—	207,814	—	—
		Total					144,502,911	3,566,930	270,698	355,485

(1)	Corresponds to a loan agreement that Enersis Américas entered into with Endesa Chile for a principal amount of US$250 million at an annual fixed interest rate of 1.38% and maturity on December 5, 2016.

The accompanying notes are an integral part of these interim consolidated financial statements

b)    Accounts payable to related companies

							Balance as of
							Current		Non-Current
Taxpayer ID No. (RUT)	Company	Country	Relationship	Currency	Description of Transaction	Term of Transaction	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$
Foreign	Enel Latinoamérica S.A	Spain	Common Immediate Parent	Arg$	Other services	Less than 90 days	48,086	59,416	—	—
Foreign	Enel Latinoamérica S.A	Spain	Common Immediate Parent	Ch$	Dividends	Less than 90 days	—	58,897,984	—	—
Foreign	Enel Latinoamérica S.A	Spain	Common Immediate Parent	CP	Other services	Less than 90 days	94,669	40,920	—	—
Foreign	SACME	Argentina	Associate	Arg$	Other services	Less than 90 days	129,445	161,015	—	—
Foreign	Endesa Generación	Spain	Common Immediate Parent	Euros	Other services	Less than 90 days	53,366	28,617	—	—
Foreign	Enel Iberoamérica S.R.L	Spain	Parent	Ch$	Dividends	Less than 90 days	—	29,658,243	—	—
Foreign	Enel Iberoamérica S.R.L	Spain	Parent	Ch$	Mercantile current account	Less than 90 days	105,420	—	—	—
Foreign	Enel Iberoamérica S.R.L	Spain	Parent	CP	Other services	Less than 90 days	178,922	302,025	—	—
Foreign	Enel Iberoamérica S.R.L	Spain	Parent	Euros	Other services	Less than 90 days	299,786	414,397	—	—
Foreign	Enel Iberoamérica S.R.L	Spain	Parent	Real	Other services	Less than 90 days	—	384,082	—	—
Foreign	Enel Iberoamérica S.R.L	Spain	Parent	Arg$	Other services	Less than 90 days	16,553	173,687	—	—
Foreign	Enel Iberoamérica S.R.L	Spain	Parent	Arg$	Mercantile current account	Less than 90 days	131,064	—	—	—
Foreign	Enel Distribuzione	Italy	Common Immediate Parent	CP	Other services	Less than 90 days	17,831	—	—	—
Foreign	Enel Distribuzione	Italy	Common Immediate Parent	Euros	Other services	Less than 90 days	165,489	194,151	—	—
Foreign	Enel Produzione	Italy	Common Immediate Parent	Euros	Other services	Less than 90 days	203,646	—	—	—
Foreign	Enel Produzione	Italy	Common Immediate Parent	CP	Other services	Less than 90 days	295,724	184,373	—	—
Foreign	Enel Ingegneria e Ricerca	Italy	Common Immediate Parent	Euros	Mercantile current account	Less than 90 days	814,696	—	—	—
Foreign	Enel Ingegneria e Ricerca	Italy	Common Immediate Parent	Euros	Other services	Less than 90 days	716,972	1,513,001	—	—
Foreign	Enel Ingegneria e Ricerca	Italy	Common Immediate Parent	CP	Other services	Less than 90 days	—	192,920	—	—
Foreign	Empresa de Energía de Cundinamarca S.A.	Colombia	Joint Venture	CP	Energy purchases	Less than 90 days	1,259,971	1,121,851	—	—
Foreign	Endesa España	Spain	Common Immediate Parent	Ch$	Other services	Less than 90 days	317,028	—	—	—
Foreign	Endesa España	Spain	Common Immediate Parent	Euros	Other services	Less than 90 days	53,175	74,089	—	—
96.800.570-7	Chilectra S.A.	Chile	Common Immediate Parent	Ch$	Other services	Less than 90 days	279,210	—	—	—
96.800.570-7	Chilectra S.A.	Chile	Common Immediate Parent	CP	Other services	Less than 90 days	38,750	—	—	—
91.081.000-6	Endesa S.A.	Chile	Common Immediate Parent	Ch$	Mercantile current account	Less than 90 days	1,115,705	—	—	—
91.081.000-6	Endesa S.A.	Chile	Common Immediate Parent	Ch$	Other services	Less than 90 days	302,289	—	—	—
91.081.000-6	Endesa S.A.	Chile	Common Immediate Parent	US$	Other services	Less than 90 days	930,217	—	—	—
91.081.000-6	Endesa S.A.	Chile	Common Immediate Parent	CP	Other services	Less than 90 days	30,371	—	—	—

The accompanying notes are an integral part of these interim consolidated financial statements

							Balance as of
							Current		Non-Current
Taxpayer ID No. (RUT)	Company	Country	Relationship	Currency	Description of Transaction	Term of Transaction	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$
91.081.000-6	Endesa S.A.	Chile	Common Immediate Parent	Euros	Other services	Less than 90 days	437,616	—	—	—
96.770.940-9	Compañía Eléctrica Tarapaca S.A.	Chile	Common Immediate Parent	Ch$	Other services	Less than 90 days	64,837	—	—	—
76.107.186-6	Servicios Informáticos e Inmobiliarios Ltda.	Chile	Common Immediate Parent	Ch$	Other services	Less than 90 days	2,882,798	—	—	—
76.107.186-6	Servicios Informáticos e Inmobiliarios Ltda.	Chile	Common Immediate Parent	CP	Other services	Less than 90 days	361,123	—	—	—
76.536.353-5	Enersis Chile S.A.	Chile	Common Immediate Parent	Ch$	Mercantile current account	Less than 90 days	732,893	—	—	—
76.536.353-5	Enersis Chile S.A.	Chile	Common Immediate Parent	Ch$	Other services	Less than 90 days	596,480	—	—	—
76.536.353-5	Enersis Chile S.A.	Chile	Common Immediate Parent	Euros	Other services	Less than 90 days	14,950	—	—	—
76.536.353-5	Enersis Chile S.A.	Chile	Common Immediate Parent	Real	Other services	Less than 90 days	8,929	—	—	—
76.536.353-5	Enersis Chile S.A.	Chile	Common Immediate Parent	CP	Other services	Less than 90 days	13,496	—	—	—
Foreign	Enel Trade S.p.A.	Italy	Common Immediate Parent	CP	Other services	Less than 90 days	50,874	—	—	—
Foreign	Enel S.p.A.	Italy	Parent	Real	Other services	Less than 90 days	16,383,280	12,027,207	—	—
Foreign	Enel S.p.A.	Italy	Parent	Real	Other services	Less than 90 days	788,722	—	—	—
Foreign	Enel S.p.A.	Italy	Parent	Euros	Other services	Less than 90 days	4,492,016	2,841,305	—	—
Foreign	Enel S.p.A.	Italy	Parent	Euros	Other services	Less than 90 days	1,614,391	9,039	—	—
Foreign	Enel S.p.A.	Italy	Parent	Ch$	Other services	Less than 90 days	8,732	—	—	—
Foreign	Enel S.p.A.	Italy	Parent	CP	Other services	Less than 90 days	189,689	59,242	—	—
Foreign	Enel Green Power Emiliana Eolica Sa	Brazil	Common Immediate Parent	Real	Energy purchases	Less than 90 days	187,486	152,859	—	—
Foreign	Enel Green Power Joana Eolica Sa	Brazil	Common Immediate Parent	Real	Energy purchases	Less than 90 days	135,928	110,781	—	—
Foreign	Enel Green Power Modelo I Eolica SA	Brazil	Common Immediate Parent	Real	Energy purchases	Less than 90 days	254,015	234,876	—	—
Foreign	Enel Green Power Modelo II Eolica SA	Brazil	Common Immediate Parent	Real	Energy purchases	Less than 90 days	169,966	157,329	—	—
Foreign	Enel Green Power Dois Riachos SA	Brazil	Common Immediate Parent	Real	Energy purchases	Less than 90 days	293,995	—	—	—
Foreign	Enel Green Power Tacaicó	Brazil	Common Immediate Parent	Real	Energy purchases	Less than 90 days	97,318	72,411	—	—
Foreign	Enel Green Power Pedra Do Gerônimo Eólic	Brazil	Common Immediate Parent	Real	Energy purchases	Less than 90 days	244,581	183,859	—	—
Foreign	Enel Green Power Pau Ferro Eólica Sa	Brazil	Common Immediate Parent	Real	Energy purchases	Less than 90 days	259,355	195,699	—	—
Foreign	Enel Italia Servizi SRL	Italy	Common Immediate Parent	CP	Other services	Less than 90 days	1,571,091	—	—	—

The accompanying notes are an integral part of these interim consolidated financial statements

							Balance as of
							Current		Non-Current
Taxpayer ID No. (RUT)	Company	Country	Relationship	Currency	Description of Transaction	Term of Transaction	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$
Foreign	Enel Italia Servizi SRL	Italia	Common Immediate Parent	Euros	Other services	Less than 90 days	191,945	82,220	—	—
Foreign	Enel Green Power Desenvolvimiento Ltda.	Brazil	Common Immediate Parent	Real	Other services	Less than 90 days	327,227	286,224	—	—
Foreign	Enel Green Power Brasil	Brazil	Common Immediate Parent	Real	Other services	Less than 90 days	—	19,140	—	—
Foreign	Enel Green Power Brasil Participações Ltda	Brazil	Common Immediate Parent	Real	Other services	Less than 90 days	21,882	—	—	—
Foreign	Enel Green Power Italia	Italy	Common Immediate Parent	CP	Other services	Less than 90 days	137,196	64,546	—	—
		Total					40,131,196	109,897,508	—	—

The accompanying notes are an integral part of these interim consolidated financial statements

c) Significant transactions and effects on income/expenses:

Transactions with related companies that are not consolidated and their effects on profit or loss are as follows:

Taxpayer ID No. (RUT)	Company	Country	Relationship	Description of Transaction	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$
Foreign	Endesa Energía S.A.	Spain	Common Immediate Parent	Other operating income	24,053	21,075
Foreign	Enel Latinoamérica S.A	Spain	Common Immediate Parent	Other fixed operating expenses	(51,803)	(75,577)
Foreign	Endesa Generación	Spain	Common Immediate Parent	Fuel consumption	(11,478,600)	(11,632,231)
Foreign	Endesa Generación	Spain	Common Immediate Parent	Other fixed operating expenses	(27,321)	(69,949)
Foreign	Endesa Generación	Spain	Common Immediate Parent	Commodity derivatives	—	(2,099,320)
76.418.940-k	GNL Chile S.A. (*)	Chile	Associate	Gas consumption	(13,704,410)	(96,722,332)
76.418.940-k	GNL Chile S.A. (*)	Chile	Associate	Gas transportation	(8,923,783)	(26,281,159)
76.418.940-k	GNL Chile S.A. (*)	Chile	Associate	Other financial income	1,103	29,826
76.788.080-4	GNL Quintero S.A. (*)	Chile	Associate	Energy Sales	444,523	1,749,120
76.788.080-4	GNL Quintero S.A. (*)	Chile	Associate	Electricity tolls	(150,802)	(44,924)
76.788.080-4	GNL Quintero S.A. (*)	Chile	Associate	Other fixed operating expenses	(37,162)	—
76.788.080-4	GNL Quintero S.A. (*)	Chile	Associate	Other services rendered	—	236,907
Foreign	SACME	Argentina	Associate	Outsourced services	(842,407)	(913,670)
96.524.140-K	Empresa Eléctrica Panguipulli S.A. (*)	Chile	Common Immediate Parent	Energy purchases	(1,484,096)	(3,201,221)
96.524.140-K	Empresa Eléctrica Panguipulli S.A. (*)	Chile	Common Immediate Parent	Electricity tolls	(42,756)	(136,301)
96.524.140-K	Empresa Eléctrica Panguipulli S.A. (*)	Chile	Common Immediate Parent	Other services rendered	59,824	162,971
96.524.140-K	Empresa Eléctrica Panguipulli S.A. (*)	Chile	Common Immediate Parent	Energy sales	131,409	201,047
Foreign	Enel Iberoamérica S.R.L	Spain	Parent	Other fixed operating expenses	(237,607)	(40,612)
Foreign	Enel Iberoamérica S.R.L	Spain	Parent	Other operating income	1,986	19,876
96.806.130-5	Electrogas S.A. (*)	Chile	Associate	Gas tolls	(885,381)	(1,710,334)
96.806.130-5	Electrogas S.A. (*)	Chile	Associate	Fuel consumption	174,832	(361,510)
Foreign	Endesa Operaciones y Servicios	Spain	Common Immediate Parent	Other operating income	74,609	82,863
Foreign	Endesa Operaciones y Servicios	Spain	Common Immediate Parent	Other fixed operating expenses	—	(20,057)
Foreign	Enel Ingegneria e Ricerca	Italy	Common Immediate Parent	Other services rendered	6,074	17,816
Foreign	Enel Ingegneria e Ricerca	Italy	Common Immediate Parent	Other fixed operating expenses	(452,296)	(376,633)
Foreign	Empresa de Energía de Cundinamarca S.A.	Colombia	Joint Venture	Energy Sales	3,837,973	1,981,634
Foreign	Empresa de Energía de Cundinamarca S.A.	Colombia	Joint Venture	Othe services rendered	1,475,158	1,453,490
Foreign	Empresa de Energía de Cundinamarca S.A.	Colombia	Joint Venture	Electricity tolls	(840,523)	(824,883)
77.017.930-0	Transmisora Eléctrica de Quillota Ltda. (*)	Chile	Joint Venture	Electricity tolls	(245,968)	(705,500)
Foreign	Endesa España	Spain	Common Immediate Parent	Other operating income	—	38,227
Foreign	Endesa España	Spain	Common Immediate Parent	Other fixed operating expenses	(63,486)	(217,029)
Foreign	Enel Trade S.p.A	Italy	Common Immediate Parent	Other operating income	48,233	—
Foreign	Enel Trade S.p.A	Italy	Common Immediate Parent	Other fixed operating expenses	(156,280)	(131,508)

The accompanying notes are an integral part of these interim consolidated financial statements

Taxpayer ID No. (RUT)	Company	Country	Relationship	Description of Transaction	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$
76.321.458-3	Sociedad Almeyda Solar Spa (*)	Chile	Common Immediate Parent	Energy purchases	(817,159)	(939,843)
76.321.458-3	Sociedad Almeyda Solar Spa (*)	Chile	Common Immediate Parent	Electricity tolls	(40,520)	(29,945)
76.321.458-3	Sociedad Almeyda Solar Spa (*)	Chile	Common Immediate Parent	Other services rendered	35,765	2,846
76.321.458-3	Sociedad Almeyda Solar Spa (*)	Chile	Common Immediate Parent	Energy Sales	34,820	483
76.052.206-6	Parque Eolico Valle de los Vientos S.A. (*)	Chile	Common Immediate Parent	Energy purchases	(2,809,400)	(7,083,316)
76.052.206-6	Parque Eolico Valle de los Vientos S.A. (*)	Chile	Common Immediate Parent	Energy Sales	139,003	69,768
Foreign	Enel S.p.A.	Italy	Parent	Other fixed operating expenses	(8,057,817)	(6,389,676)
Foreign	Enel S.p.A.	Italy	Parent	Other operating income	52,289	154,094
Foreign	Enel Italia	Italy	Common Immediate Parent	Other fixed operating expenses	(105,613)	(25,931)
Foreign	Enel Italia	Italy	Common Immediate Parent	Other operating income	—	126,187
76.179.024-2	Parque Eolico Tal Tal S.A. (*)	Chile	Common Immediate Parent	Energy purchases	(4,382,025)	(13,287,293)
76.179.024-2	Parque Eolico Tal Tal S.A. (*)	Chile	Common Immediate Parent	Energy Sales	25,545	121,801
Foreign	Quatiara Energia S.A.	Brazil	Common Immediate Parent	Energy purchases	10	(69,650)
Foreign	Enel Green Power Cristal Eolica	Brazil	Common Immediate Parent	Other services rendered	2,109	482
Foreign	Enel Green Power SAO Judas Eolica	Brazil	Common Immediate Parent	Other services rendered	1,792	480
Foreign	Enel Green Power Primavera Eolica	Brazil	Common Immediate Parent	Other services rendered	2,119	484
Foreign	Enel Green Power Emiliana Eolica Sa	Brazil	Common Immediate Parent	Energy purchases	(875,082)	(993,686)
Foreign	Enel Green Power Emiliana Eolica Sa	Brazil	Common Immediate Parent	Other services rendered	2,835	638
Foreign	Enel Green Power Emiliana Eolica Sa	Brazil	Common Immediate Parent	Energy sales	197,950	—
Foreign	Enel Green Power Joana Eolica Sa	Brazil	Common Immediate Parent	Energy purchases	(650,964)	(720,152)
Foreign	Enel Green Power Joana Eolica Sa	Brazil	Common Immediate Parent	Other services rendered	2,834	638
Foreign	Enel Green Power Joana Eolica Sa	Brazil	Common Immediate Parent	Energy Sales	143,259	—
Foreign	Enel Green Power Pau Ferro Eólica Sa	Brazil	Common Immediate Parent	Energy purchases	(1,063,775)	(1,202,530)
Foreign	Enel Green Power Pau Ferro Eólica Sa	Brazil	Common Immediate Parent	Other services rendered	2,662	—
Foreign	Enel Green Power Pau Ferro Eólica Sa	Brazil	Common Immediate Parent	Energy sales	249,201	—
Foreign	Enel Green Power Pedra Do Gerônimo Eólic	Brazil	Common Immediate Parent	Energy purchases	(999,809)	(1,195,205)
Foreign	Enel Green Power Pedra Do Gerônimo Eólic	Brazil	Common Immediate Parent	Other services rendered	3,142	—
Foreign	Enel Green Power Pedra Do Gerônimo Eólic	Brazil	Common Immediate Parent	Energy Sales	229,832	—
Foreign	Enel Green Power Tacaicó Eólica Sa	Brazil	Common Immediate Parent	Energy purchases	(396,563)	(470,712)
Foreign	Enel Green Power Tacaicó Eólica Sa	Brazil	Common Immediate Parent	Other services rendered	1,681	—
Foreign	Enel Green Power Tacaicó Eólica Sa	Brazil	Common Immediate Parent	Energy Sales	92,304	—
Foreign	Enel Green Power Modelo I Eolica SA	Brazil	Common Immediate Parent	Energy purchases	(1,191,018)	(1,526,847)
Foreign	Enel Green Power Modelo I Eolica SA	Brazil	Common Immediate Parent	Other services rendered	4,045	747
Foreign	Enel Green Power Modelo I Eolica SA	Brazil	Common Immediate Parent	Energy Sales	305,176	—
Foreign	Enel Green Power Modelo II Eolica SA	Brazil	Common Immediate Parent	Energy purchases	(798,878)	(1,022,740)
Foreign	Enel Green Power Modelo II Eolica SA	Brazil	Common Immediate Parent	Other services rendered	2,909	652
Foreign	Enel Green Power Modelo II Eolica SA	Brazil	Common Immediate Parent	Energy sales	203,405	—

The accompanying notes are an integral part of these interim consolidated financial statements

Taxpayer ID No. (RUT)	Company	Country	Relationship	Description of Transaction	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$
Foreign	Enel Produzione	Italy	Common Immediate Parent	Other fixed operating expenses	(117,010)	(231,498)
Foreign	Energía Nueva Energía Limpia Mexico S.R.L	Mexico	Common Immediate Parent	Other services rendered	4,440	5,390
Foreign	Enel Green Power Italia	Italy	Common Immediate Parent	Other fixed operating expenses	(69,897)	—
Foreign	Enel Green Power Damascena S.A.	Brazil	Common Immediate Parent	Other services rendered	3,855	—
Foreign	Enel Green Power Esperança S.A.	Brazil	Common Immediate Parent	Other services rendered	3,604	—
Foreign	Enel Green Power Maniçoba S.A.	Brazil	Common Immediate Parent	Other services rendered	3,855	—
Foreign	Enel Solucoes Energeticas Ltda	Brazil	Common Immediate Parent	Other services rendered	330	—
Foreign	Enel Green Power Dois Riachos Eolica S.A.	Brazil	Common Immediate Parent	Energy purchases	(1,621,712)	—
96.800.570-7	Chilectra S.A.	Chile	Common Immediate Parent	Energy sales	3,519,163	—
96.800.570-7	Chilectra S.A.	Chile	Common Immediate Parent	Other fixed operating expenses	(57,835)	—
96.800.570-7	Chilectra S.A.	Chile	Common Immediate Parent	Other financial income	27,106	—
96.800.570-7	Chilectra S.A.	Chile	Common Immediate Parent	Other services rendered	(6,806)	—
96.806.130-5	E.E. de Colina Ltda.	Chile	Common Immediate Parent	Other services rendered	975	—
91.081.000-6	Endesa S.A.	Chile	Common Immediate Parent	Other financial income	689,396	—
91.081.000-6	Endesa S.A.	Chile	Common Immediate Parent	Other services rendered	126,979	—
91.081.000-6	Endesa S.A.	Chile	Common Immediate Parent	Other fixed operating expenses	(233,560)	—
96.783.220-0	Pehuenche S.A.	Chile	Common Immediate Parent	Other services rendered	3,793	—
96.770.940-9	Compañía Eléctrica Tarapacá S.A.	Chile	Common Immediate Parent	Other fixed operating expenses	(232,251)	—
96.770.940-9	Compañía Eléctrica Tarapacá S.A.	Chile	Common Immediate Parent	Other services rendered	5,387	—
76.003.204-3	Eolica Canela	Chile	Common Immediate Parent	Other services rendered	988	—
76.107.186-6	ICT Servicios informáticos Ltda.	Chile	Common Immediate Parent	Other services rendered	133,011	—
76.107.186-6	ICT Servicios informáticos Ltda.	Chile	Common Immediate Parent	Other fixed operating expenses	(995,559)	—
76.788.080-4	Gas Atacama Chile	Chile	Common Immediate Parent	Other services rendered	6,577	—
76.536.353-5	Enersis Chile S.A.	Chile	Common Immediate Parent	Other financial expense	(317,781)	—
76.536.353-5	Enersis Chile S.A.	Chile	Common Immediate Parent	Other services rendered	2,650,751	—
76.536.353-5	Enersis Chile S.A.	Chile	Common Immediate Parent	Other fixed operating expenses	(1,092,333)	—
Foreign	Yacylec	Argentina	Associate	Other services rendered	5,308	—
Foreign	Yacylec	Argentina	Associate	Other financial expense	(42,059)	—
Foreign	Enel Green Power Paranapanema S.A	Brazil	Common Immediate Parent	Energy purchases	(99,345)	—
Foreign	Enel Distribuzione	Italy	Common Immediate Parent	Other fixed operating expenses	(17,369)	—
77.047.280-6	Cameros	Chile	Common Immediate Parent	Other services rendered	47	58,329
76.126.507-5	Parque Eolico Talinay Oriente SA (*)	Chile	Common Immediate Parent	Energy Sales	39,708	(278,012)
76.126.507-5	Parque Eolico Talinay Oriente SA (*)	Chile	Common Immediate Parent	Energy purchases	(101,565)	—

(*)	For the six month periods ended June 30, 2016 and 2015 (Unaudited), the effects on profit or loss of the transactions with related companies in Chile have been classified as discontinued operations in the consolidated statement of comprehensive income. See Note 5.1.

Transfers of short-term funds between related companies are treated as current accounts changes, with variable interest rates based on market conditions used for the monthly balance. The resulting amounts receivable or payable are usually at 30 days term, with automatic rollover for the same periods and amortization in line with cash flows.

The accompanying notes are an integral part of these interim consolidated financial statements

9.2 Board of directors and key management personnel

Enersis Américas is managed by Board of Directors which consists of seven members. Each director serves for a three-year term after which they can be reelected.

The Board of Directors as of June 30, 2016, was elected at the Ordinary Shareholders Meeting held on April 28, 2016, which is composed of the following members:

Mr. Francisco de Borja Acha Besga

Mr. José Antonio Vargas Lleras

Mr. Livio Gallo

Mr. Enrico Viale

Mr. Hernán Somerville Senn

Mr. Patricio Gómez Sabaini

Mr. Domingo Cruzat Amunátegui

At the Board of Directors’ meeting held on April 29, 2016, Mr. Francisco de Borja Acha Besga was designated as Chairman of the Board, Mr. José Antonio Vargas Lleras was designated as Vice Chairman of the Board and Mr. Domingo Cruzat Amunátegui was designated as Secretary of the Board.

Likewise, at the same Board of Directors’ Meeting was elected the Directors Committee under the requirements of Law 18,046 on Corporations and the Sarbanes Oxley Act. The Committee is composed of the following independent directors: Mr. Hernán Sommerville Senn (as Chairman), Mr. Patricio Gómez Sabaini and Mr. Domingo Cruzat Amunátegui (as Secretary).

The Board designated as financial expert for the Directors Committee of Enersis Américas S.A. to Mr. Hernan Sommerville Senn.

a) Accounts receivable and payable and other transactions

•	Accounts receivable and payable

There are no outstanding amounts receivable or payable between the Company and the members of the Board of Directors and key management personnel.

•	Other transactions

No transactions other than the payment of remuneration have taken place between the Company and the members of the Board of Directors and key management personnel and other than transactions in the normal course of business-electricity supply.

b) Compensation for directors

In accordance with Article 33 of Law No. 18,046 governing stock corporations, the compensation of Directors is established each year at the Ordinary Shareholders Meeting of Enersis Américas S.A.

The remuneration consists of paying a variable annual compensation equal to one one-thousandth of the profit for the year (attributable to Shareholders of Enersis Américas). Also, each member of the Board will be paid a monthly compensation, one part a fixed monthly fee and another part dependent on meetings attended. The breakdown of this compensation is as follows:

•	180 UF as a fixed monthly fee, and

•	66 UF as per diem for each Board meeting attended.

The amounts paid for the monthly fee will be treated as payment in advance of the variable annual compensation described above. As stated in the by-laws, the remuneration for the Chairman of the Board will be twice that of a Director, and the compensation of the Vice Chairman will be 50% higher than that of a Director.

The accompanying notes are an integral part of these interim consolidated financial statements

Any advance payments received will be deducted from the annual variable compensation, with no reimbursement if the annual variable compensation is lower than the total amount paid in advances. The variable compensation will be paid, when appropriate, after the Ordinary Shareholders’ Meeting approves the Annual Report, Balance Sheet and Financial Statements, and the Independent Auditors’ Reports and Account Inspectors’ Reports for the year ended December 31, 2016.

If any Director of Enersis Américas S.A. is a member of more than one Board in any Chilean or foreign subsidiaries and/or associates, or holds the position of director or advisor in other Chilean or foreign companies or legal entities in which Enersis Américas S.A. has a direct or indirect ownership interest, that Director can be compensated for his/her participation in only one of those Boards or Management Committees.

The Executive Officers of Enersis Américas S.A. and/or any of its Chilean or foreign subsidiaries or associates will not receive any compensation or per diem if they hold the position of director in any of the Chilean or foreign subsidiaries or associates of Enersis Américas S.A. Nevertheless, the executives may receive such compensation or per diem, provided there is prior express authorization, as a payment in advance of the variable portion of their remuneration received from the respective companies through which they are employed.

Directors’ Committee:

Each member of the Directors’ Committee will receive a variable remuneration equal to 0.11765 thousandth of the profit for the year (attributable to shareholders of Enersis Américas). Also each member will be paid a monthly compensation, one part in a fixed monthly fee and another part dependent on meetings attended.

This remuneration is broken down as follows:

•	60.00 UF as a fixed monthly fee, and

•	22.00 UF as per diem for each Board meeting attended.

The amounts paid for the monthly fee will be treated as payment in advance of the variable annual compensation described above.

Any advance payments received will be deducted from the annual variable compensation, with no reimbursement if the annual variable compensation is lower than the total amount paid in advances. The variable compensation will be paid, when appropriate, after the Ordinary Shareholders’ Meeting approves the Annual Report, Balance Sheet and Financial Statements, and the Independent Auditors’ Reports and Account Inspectors’ Reports for the year ended December 31, 2016.

The accompanying notes are an integral part of these interim consolidated financial statements

The following tables show details of the compensation paid to the members of the Board of Directors of Enersis Américas for the six month periods ended June 30, 2016 and 2015:

Taxpayer ID No. (RUT)	Name	Position	06-30-2016 (Unaudited)
			Period in position	Enersis Américas Board ThCh$	Board of Subsidiaries ThCh$	Directors’ Committee ThCh$
Foreigner	Francisco de Borja Acha Besga (1)	Chairman	January - June 2016	—	—	—
Foreigner	José Antonio Vargas Lleras (2)	Vice Chairman	May - June 2016	—	—	—
Foreigner	Francesco Starace	Vice Chairman	January - April 2016	—	—	—
4.975.992-4	Herman Chadwick Piñera (3)	Director	January - June 2016	25,349	—	8,445
Foreigner	Enrico Viale (5)	Director	May - June 2016	—	—	—
Foreigner	Livio Gallo (4)	Director	May - June 2016	—	—	—
6.429.250-1	Rafael Fernández Morandé	Director	January - April 2016	25,349	—	8,445
4.132.185-7	Hernán Somerville Senn	Director	January - June 2016	46,716	—	14,422
Foreigner	Patricio Gómez Sabaini (6)	Director	May - June 2016	26,030	—	7,531
6.989.304-K	Domingo Cruzat Amunátegui (7)	Director	May - June 2016	26,030	—	7,531
Foreigner	Alberto de Paoli	Director	January - April 2016	—	—	—
Foreigner	Francesca Di Carlo	Director	January - April 2016	—	—	—
	TOTAL			149,474	—	46,374

The accompanying notes are an integral part of these interim consolidated financial statements

Taxpayer ID No. (RUT)	Name	Position	06-30-2015 (Unaudited)
			Period in position	Enersis Américas Board ThCh$	Board of Subsidiaries ThCh$	Directors’ Committee ThCh$
6.243.657-3	Jorge Rosenblut Ratinoff	Chairman	January - June 2015	69,889	—	—
Foreigner	Borja Prado Eulate	Vice Chairman	January - April 2015	27,127	—	—
7.052.890-8	Carolina Schmidt Zaldivar	Director	January - June 2015	28,798	—	7,806
4.975.992-4	Herman Chadwick Piñera	Director	June 2015	6,146	—	—
6.429.250-1	Rafael Fernández Morandé	Director	January - June 2015	34,945	—	9,854
4.132.185-7	Hernán Somerville Senn	Director	January - June 2015	34,945	—	9,854
Foreigner	Andrea Brentan	Director	January - June 2015	19,716	—	—
Foreigner	Alberto de Paoli	Director	January - June 2015	—	—	—
	TOTAL			221,566	—	27,514

(1)	On June 30, 2015, Mr. Francisco Borja Acha Besga was appointed as Chairman, and he was again appointed as Chairman on April 29, 2016. He is not remunerated.
(2)	Mr. José Antonio Vargas Lleras was appointed as Vice Chairman on April 29, 2016. He is not remunerated.
(3)	On June 30, 2015, Mr. Hernan Chadwick Piñera was appointed as Director of the Board, he was again appointed as a Director on April 29, 2016.
(4)	Mr. Livio Gallo was designated as Director of the Board on April 28, 2016. He is not remunerated.
(5)	Mr. Enrico Viale was appointed as Director of the Board on April 28, 2016. He is not remunerated.
(6)	Mr. Patricio Gómez Sabaini was appointed as Director of the Board on April 28, 2016.
(7)	Mr. Domingo Cruzat Amunátegui was appointed as Director of the Board on April 28, 2016.

c) Guarantees established by the Company in favor of the directors

No guarantees have been given to the directors.

The accompanying notes are an integral part of these interim consolidated financial statements

9.3 Compensation for key management personnel

a) Remunerations received by key management personnel

Key Management Personnel
Taxpayer ID No. (RUT)	Name	Position
Foreigner	Luca D’Agnese (1)	Chief Executive Officer
7.750.368-4	Daniel Fernandez Koprich (2)	Deputy Chief Executive Officer
24.852.381-6	Francisco Galán Allué (5)	Administration, Finance and Control Officer
Foreigner	Marco Fadda	Planning and Control Officer
Foreigner	Alain Rosolino	Internal Audit Officer
24.852.388-3	Francesco Giorgianni (6)	Institutional Relations Manager
15.307.846-7	José Miranda Montecinos (3)	Communications Officer
10.664.744-5	Paola Visintini Vaccarezza (4)	Human Resources and Organization Officer
7.625.745-0	Antonio Barreda Toledo (7)	Procurement Officer
6.973.465-0	Domingo Valdés Prieto	General Counsel and Secretary to the Board

(1)	On January 29, 2015, Mr. Luca D’Agnese became CEO replacing Mr. Luigi Ferraris who submitted his voluntarily resignation from Enersis Américas, and served until that date. Mr. Luigi Ferraris had become CEO replacing Mr. Ignacio Antoñanzas on November 12, 2014.
(2)	On November 12, 2014, Mr. Daniel Fernandez Koprich became Deputy CEO replacing Mr. Massimo Tambosco. He served until April 29, 2016.
(3)	On December 1, 2014, Mr. José Miranda Montecinos became Communications Manager replacing Mr. Daniel Horacio Martini, who submitted his voluntarily resignation from Enersis Américas, and served until December 1, 2014.
(4)	On December 12, 2014, Ms. Paola Visintini Vaccarezza became of Human Resources and Organizational Manager replacing Mr. Carlos Niño, who submitted his voluntarily resignation from Enersis Américas, and served until November 25, 2014.
(5)	On December 15, 2014, Mr. Francisco Galán Allue became Administration, Finance and Control Manager replacing Mr. Eduardo Escaffi.
(6)	On December 15, 2014, Mr. Francesco Giorgianni became Institutional Relations Manager.
(7)	On January 29, 2015, Mr. Antonio Barreda Toledo became Procurement Officer replacing Mr. Eduardo López Miller.

Mr. Alain Rosolino, Mr. José Miranda Montecinos, Ms. Paola Visintini Vaccarezza, and Mr. Domingo Valdés Prieto are exclusively remunerated by their employer Enersis Chile S.A., but render executive services to Enersis Américas pursuant to an intercompany agreement between both entities.

Incentive plans for key management personnel

Enersis Américas has implemented an annual bonus plan for its executives based on meeting company-wide objectives and on the level of their individual contribution in achieving the overall goals of the Group. The plan provides for a range of bonus amounts according to seniority level. The bonuses paid to the executives consist of a certain number of monthly gross remunerations.

The accompanying notes are an integral part of these interim consolidated financial statements

Compensation received by key management personnel is the following:

	Balance as of
	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$
Cash compensation	1,789,680	737,052
Short-term benefits for employees	163,843	142,263
Other long-term benefits	11,399	336,999
Total	1,964,922	1,216,314

b) Guarantees established by the Company in favor of key management personnel

No guarantees have been given to key management personnel.

9.4 Compensation plans linked to share price

There are no payment plans granted to the Directors or key management personnel based on the price of Enersis Américas stock.

10.	INVENTORIES

The detail of inventories as of June 30, 2016 and December 31, 2015, is as follows:

Classes of Inventories	Balance as of
	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$
Goods	674,240	872,084
Supplies for Production	16,384,589	16,060,887
Oil	11,989,166	13,602,708
Coal	4,395,423	2,458,179
Other inventories (*)	58,838,676	78,124,926
Total	75,897,505	95,057,897

Detail of other inventories
(*) Other inventories	58,838,676	78,124,926
Supplies for projects and spare parts	18,880,995	22,871,137
Electrical materials	39,957,681	55,253,789

There are no inventories pledged as security for liabilities.

For the period ended June 30, 2016 (Unaudited), raw materials and consumables used recognized as fuel expenses were ThCh$154,503,794 (ThCh$110,649,904 for the period ended June 30, 2015 (Unaudited)). See Note 25.

As of June 30, 2016 and 2015 (Unaudited), no inventories have been written down.

The accompanying notes are an integral part of these interim consolidated financial statements

11.	CURRENT TAX ASSETS AND LIABILITIES

The detail of current tax receivables as of June 30, 2016 and December 31, 2015, is as follows:

Tax Receivables	Balance as of
	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$
Monthly provisional tax payments (*)	59,512,334	45,274,710
Tax credit for absorbed profits	25,435,195	47,244
Tax credit for training expenses	5,000	80,000
Other	2,770,337	2,052,634
Total	87,722,866	47,454,588

(*)	Monthly provisional tax payments made by the holding company.

The detail of current tax payables as of June 30, 2016 and December 31, 2015, is as follows:

Tax Payables	Balance as of
	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$
Income tax	68,867,984	142,607,960
Total	68,867,984	142,607,960

The accompanying notes are an integral part of these interim consolidated financial statements

12.	INVESTMENTS ACCOUNTED FOR USING THE EQUITY METHOD

12.1. Investments accounted for using the equity method

a.	The following tables present the changes in shareholders’ equity of the Group’s equity method investments during the six months ended June 30, 2016 and year ended December 31, 2015:

Taxpayer ID No.	Changes in Investments in Associates	Relationship	Country	Currency	Ownership Interest	Balance as of 01/01/2016 ThCh$	Additions ThCh$	Share of Profit (Loss) ThCh$	Dividends declared ThCh$	Foreign Currency Translation ThCh$	Other Comprehensive Income (3) ThCh$	Other Increases (Decreases) ThCh$	Balance as of 06/30/2016 ThCh$	Transfer to assets held for distribution to owners ThCh$	Balance as of 06/30/2016 (Unaudited) ThCh$
Foreign	Yacylec S.A.	Associate	Argentina	Argentine peso	22.22%	243,409	—	(220,237)	—	(29,394)	—	6,222	—	—	—
Foreign	Sacme S.A.	Associate	Argentina	Argentine peso	50.00%	15,027	—	16,090	—	(18,008)	—	—	13,109	—	13,109
Foreign	Distribuidora Eléctrica de Cundinamarca S.A.	Joint Venture	Colombia	Colombian peso	49.00%	29,494,468	—	1,108,676	(269,231)	445,430	(263,281)	—	30,516,062	—	30,516,062
Foreign	Central Termica Manuel Belgrano	Associate	Argentina	Argentine peso	25.60%	623,075	—	377,890	(504,174)	(109,058)	—	—	387,733	—	387,733
Foreign	Central Termica San Martin	Associate	Argentina	Argentine peso	25.60%	573,257	—	305,339	(465,976)	(96,903)	—	—	315,717	—	315,717
Foreign	Central Vuelta Obligado S.A.	Associate	Argentina	Argentine peso	40.90%	11,209	—	—	—	(2,137)	—	—	9,072	—	9,072
					TOTALES	30,960,445	—	1,587,758	(1,239,381)	189,930	(263,281)	6,222	31,241,693	—	31,241,693

Taxpayer ID No.	Changes in Investments in Associates	Relationship	Country	Currency	Ownership Interest	Balance as of 01/01/2015 ThCh$	Additions ThCh$	Share of Profit (Loss) (1) ThCh$	Dividends declared ThCh$	Foreign Currency Translation ThCh$	Other Comprehensive Income ThCh$	Other Increases (Decreases) ThCh$	Balance as of 12/31/2015 ThCh$	Transfer to assets held for distribution to owners ThCh$	Balance as of 12/31/2015 ThCh$
Foreign	Yacylec S.A.	Associate	Argentina	Argentine peso	22.22%	453,015	—	(132,598)	—	(77,008)	—	—	243,409	—	243,409
Foreign	Sacme S.A.	Associate	Argentina	Argentine peso	50.00%	19,657	—	34,434	—	(39,064)	—	—	15,027	—	15,027
Foreign	Distribuidora Eléctrica de Cundinamarca S.A.	Joint Venture	Colombia	Colombian peso	49.00%	32,795,615	—	752,621	—	(4,079,210)	25,442	—	29,494,468	—	29,494,468
Foreign	Central Termica Manuel Belgrano	Associate	Argentina	Argentine peso	25.60%	—	9,127	1,415,471	(619,792)	(181,731)	—	—	623,075	—	623,075
Foreign	Central Termica San Martin	Associate	Argentina	Argentine peso	25.60%	—	9,127	1,263,043	(531,712)	(167,201)	—	—	573,257	—	573,257
Foreign	Central Vuelta Obligado S.A.	Associate	Argentina	Argentine peso	40.90%	—	14,509	—	—	(3,300)	—	—	11,209	—	11,209
96.806.130-5	Electrogas S.A. (2)	Associate	Chile	U.S. dollar	42.50%	10,777,659	—	5,121,427	(4,398,423)	1,120,075	(577,862)	—	12,042,876	(12,042,876)	—
76.788.080-4	GNL Quintero S.A. (2)	Associate	Chile	U.S. dollar	20.00%	15,198,935	—	4,534,344	(4,449,179)	1,852,923	—	—	17,137,023	(17,137,023)	—
76.418.940-K	GNL Chile S.A. (2)	Associate	Chile	U.S. dollar	33.33%	1,818,168	—	495,389	—	348,472	—	—	2,662,029	(2,662,029)	—
76.652.400-1	Centrales Hidroeléctricas De Aysén S.A. (2)	Joint Venture	Chile	Chilean peso	51.00%	6,144,557	2,550,000	(2,414,264)	—	—	—	—	6,280,293	(6,280,293)	—
77.017.930-0	Transmisora Eléctrica de Quillota Ltda. (2)	Joint Venture	Chile	Chilean peso	50.00%	6,426,004	—	1,168,149	—	—	—	—	7,594,153	(7,594,153)	—
					TOTALES	73,633,610	2,582,763	12,238,016	(9,999,106)	(1,226,044)	(552,420)	—	76,676,819	(45,716,374)	30,960,445

(1)	The share of profit (loss) from continuing operations was ThCh$2,772,325 as of June 30, 2015 (Unaudited) and ThCh$3,332,971 for the year ended December 31, 2015.
(2)	As of December 31, 2015, these equity method investments have been classified as non-current assets held for distribution to owners. Beginning on March 1, 2016, these equity method investments are no longer part of the Group (See Note 5.1).
(3)	Excludes results from discontinued operations from the two month period ended February 29, 2016.

The accompanying notes are an integral part of these interim consolidated financial statements

b.	Additional financial information on investments in associates and joint ventures

•	Investments with significant influence

The following tables set forth financial information as of June 30, 2016 and December 31, 2015, from the Financial Statements of the investments in associates where the Group has significant influence:

	June 30, 2016 (Unaudited)
Investments with Significant Influence	% Ownership interest Direct/Indirect	Current Assets ThCh$	Non-Current Assets ThCh$	Current Liabilities ThCh$	Non-Current Liabilities ThCh$	Revenues ThCh$	Expenses ThCh$	Profit (Loss) ThCh$	Other Comprehensive Income ThCh$	Comprehensive Income ThCh$
Yacylec S.A.	22.22%	895,137	121,662	1,017,747	27,052	475,160	(1,466,327)	(991,167)	(29,394)	(1,020,561)

	December 31, 2015
Investments with Significant Influence	% Ownership interest Direct/Indirect	Current Assets ThCh$	Non-Current Assets ThCh$	Current Liabilities ThCh$	Non-Current Liabilities ThCh$	Revenues ThCh$	Expenses ThCh$	Profit (Loss) ThCh$	Other Comprehensive Income ThCh$	Comprehensive Income ThCh$
GNL Chile S.A (*)	33.33%	73,289,529	19,843,392	59,207,958	25,938,077	655,759,390	(654,273,074)	1,486,316	1,045,519	2,531,835
GNL Quintero S.A. (*)	20.00%	154,169,202	679,246,875	22,104,679	725,626,283	130,540,774	(107,869,054)	22,671,720	9,264,617	31,936,337
Electrogas S.A. (*)	42.50%	9,800,478	46,815,192	12,191,561	16,087,931	23,546,048	(10,624,229)	12,921,819	1,275,795	14,197,614
Yacylec S.A.	22.22%	1,810,275	193,569	868,193	40,198	1,377,810	(1,974,559)	(596,749)	(346,568)	(943,317)

(*)	As of December 31, 2015, these investments in associates have been classified as non-current assets held for distribution to owners. Beginning on March 1, 2016, these equity method investments are no longer part of the Group (See Note 5.1).

None of our associates have published price quotations.

•	Joint ventures

The following tables present information from the financial statements as of June 30, 2016 and December 31, 2015, on the main joint ventures:

	Centrales Hidroeléctricas de Aysén S.A. (*)		Transmisora Eléctrica de Quillota Ltda. (*)		Distribuidora Eléctrica de Cundinamarca S.A.
% Ownership	51.0% 06/30/2016 (Unaudited) ThCh$	51.0% 12/31/2015 ThCh$	50.0% 06/30/2016 (Unaudited) ThCh$	50.0% 12/31/2015 ThCh$	48.997% 06/30/2016 (Unaudited) ThCh$	48.997% 12/31/2015 ThCh$

Total current assets	—	502,938	—	5,336,516	17,069,745	14,988,328
Total non-current assets	—	15,159,321	—	12,148,544	129,579,833	127,123,136
Total current liabilities	—	3,290,947	—	466,485	15,696,386	16,616,178
Total non-current liabilities	—	56,685	—	1,830,272	58,536,482	55,374,521
Cash and cash equivalents	—	428,440	—	4,884,645	4,351,902	2,789,518
Other current financial liabilities	—	—	—	—	812,849	1,081,545
Other non-current financial liabilities	—	—	—	—	26,419,869	23,230,972

Revenues	—	—	—	2,852,803	43,669,064	86,666,633
Depreciation and amortization expense	—	—	—	(748,171)	(3,702,140)	(8,773,063)
Impairment losses	—	—	—	—	—	—
Interest income	—	20,009	—	1,678,801	400,024	633,204
Interest expense	—	—	—	—	(1,718,880)	(3,100,381)
Income tax expense	—	(8,586)	—	(679,715)	(2,449,100)	(5,237,742)
Profit (loss)	—	(4,733,482)	—	2,336,297	2,746,742	1,926,420
Other comprehensive income	—	—	—	—	371,755	(8,273,502)
Comprehensive income	—	(4,733,482)	—	2,336,297	3,118,497	(6,347,082)

The accompanying notes are an integral part of these interim consolidated financial statements

(*)	As of December 31, 2015, these investments in joint ventures have been classified as non-current assets held for distribution to owners. Beginning on March 1, 2016, these joint ventures are no longer part of the Group (Unaudited) (See Note 5.1).

Appendix 3 to these consolidated financial statements provides information on the main activities of our associates and joint ventures and the ownership interest the Group holds in them.

c.	There are no significant commitments and contingencies, or restrictions on funds transfers to its owners in associated companies and joint ventures.

13.	INTANGIBLE ASSETS OTHER THAN GOODWILL

The following table presents intangible assets as of June 30, 2016 and December 31, 2015:

Intangible Assets, Net	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$
Intangible Assets, Net	1,153,454,168	981,399,272
Easements and water rights	28,453,135	27,572,798
Concessions, Net (1) (*)	1,074,303,633	905,374,088
Development costs	16,705,689	17,805,648
Patents, registered trademarks and other rights	5,293,838	2,431,516
Computer software	17,951,950	28,105,416
Other identifiable intangible assets	10,745,923	109,806

Intangible Assets, Gross	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$
Intangible Assets, Gross	2,258,336,985	1,943,902,048
Easements and water rights	38,162,707	36,770,284
Concessions	2,095,223,792	1,788,421,395
Development costs	25,182,410	26,126,552
Patents, registered trademarks and other rights	14,584,158	11,285,432
Computer software	72,645,716	79,169,384
Other identifiable intangible assets	12,538,202	2,129,001

Intangible Assets, Amortization and Impairment	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$
Accumulated Amortization and Impairment, Total	(1,104,882,817)	(962,502,776)
Identifiable intangible assets	(1,104,882,817)	(962,502,776)
Easements and water rights	(9,709,572)	(9,197,486)
Concessions	(1,020,920,159)	(883,047,307)
Development costs	(8,476,721)	(8,320,904)
Patents, registered trademarks and other rights	(9,290,320)	(8,853,916)
Computer software	(54,693,766)	(51,063,968)
Other identifiable intangible assets	(1,792,279)	(2,019,195)

The accompanying notes are an integral part of these interim consolidated financial statements

(1)	The detail of concessions is the following:

Concession Holder	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$
Ampla Energia e Servicios S.A. (Distribution)	646,773,970	543,414,668
Compañía Energetica do Ceara S.A. (Distribution)	427,529,663	361,959,420
TOTAL	1,074,303,633	905,374,088

(*)	See Note 3c.1)

The reconciliations of the carrying amounts of intangible assets during the six month period ended June 30, 2016 and the year ended December 31, 2015 are as follows:

2016

Changes in Intangible Assets	Development Costs ThCh$	Easements ThCh$	Concessions ThCh$	Patents, Registered Trademarks and Other Rights ThCh$	Computer Software ThCh$	Other Identifiable Intangible Assets, Net ThCh$	Intangible Assets, Net ThCh$
Opening balance as of 1/1/2016	17,805,648	27,572,798	905,374,088	2,431,516	28,105,416	109,806	981,399,272
Changes in identifiable intangible assets
Increases other than from business combinations (Unaudited)	668,190	1,493,069	105,342,334	3,052,939	1,170,795	1,666,327	113,393,654
Increase (decrease) from exchange differences, net (Unaudited)	(317,653)	(50,144)	133,267,867	107,037	(188,957)	316,836	133,134,986
Amortization (1) (Unaudited)	(41,251)	(562,588)	(36,208,960)	(305,190)	(2,584,996)	—	(39,702,985)
Impairment losses recognized in profit or loss (Unaudited)	—	—	—	—	—	—	—
Increases (decreases) from transfers and other changes	(64,449)	—	(25,198,390)	7,536	(8,550,308)	8,716,556	(25,089,055)
Increases (decreases) from transfers (Unaudited)	(64,449)	—	—	7,536	(8,550,308)	8,607,221	—
Increases (decreases) from other changes (3) (Unaudited)	—	—	(25,198,390)	—	—	109,335	(25,089,055)
Disposals and removals from service	(1,344,796)	—	(8,273,306)	—	—	(63,602)	(9,681,704)
Disposals (Unaudited)	(1,344,796)	—	(8,273,306)	—	—	(63,602)	(9,681,704)
Removals from service (Unaudited)	—	—	—	—	—	—	—
Other increases (decreases) (Unaudited)	—	—	—	—	—	—	—
Total changes in identifiable intangible assets (Unaudited)	(1,099,959)	880,337	168,929,545	2,862,322	(10,153,466)	10,636,117	172,054,896
Closing balance of intangible assets as of 06/30/2016 (Unaudited)	16,705,689	28,453,135	1,074,303,633	5,293,838	17,951,950	10,745,923	1,153,454,168

The accompanying notes are an integral part of these interim consolidated financial statements

2015

Changes in Intangible Assets	Development Costs ThCh$	Easements ThCh$	Concessions ThCh$	Patents, Registered Trademarks and Other Rights ThCh$	Computer Software ThCh$	Other Identifiable Intangible Assets, Net ThCh$	Intangible Assets, Net ThCh$
Opening balance as of 1/1/2015	14,833,312	44,841,692	1,055,986,162	2,206,341	49,549,321	795,228	1,168,212,056
Changes in identifiable intangible assets
Increases other than from business combinations	5,588,626	317,865	230,687,290	1,208,396	19,091,097	—	256,893,274
Increase (decrease) from exchange differences, net	(540,471)	(2,335,864)	(236,814,024)	(303,835)	(3,107,703)	15,908	(243,085,989)
Amortization (1)	(36,351)	(1,152,144)	(74,777,866)	(780,678)	(9,285,111)	(20,145)	(86,052,295)
Impairment losses recognized in profit or loss	—	—	—	—	—	—	—
Increases (decreases) from transfers and other changes	(1,090,419)	556,721	(62,920,004)	101,292	(264,122)	(201,424)	(63,817,956)
Increases (decreases) from transfers	38,538	556,721	—	101,292	(139,831)	(556,720)	—
Increases (decreases) from other changes	(1,128,957)	—	(62,920,004)	—	(124,291)	355,296	(63,817,956)
Disposals and removals from service	(949,049)	(80,001)	(6,787,470)	—	(53,972)	—	(7,870,492)
Disposals	—	—	—	—	—	—	—
Removals from service	(949,049)	(80,001)	(6,787,470)	—	(53,972)	—	(7,870,492)
Decreases classified as held for distribution to owners (2)	—	(14,575,471)	—	—	(27,824,094)	(479,761)	(42,879,326)
Total changes in identifiable intangible assets	2,972,336	(17,268,894)	(150,612,074)	225,175	(21,443,905)	(685,422)	(186,812,784)
Closing balance in identifiable intangible assets as of 12/31/2015	17,805,648	27,572,798	905,374,088	2,431,516	28,105,416	109,806	981,399,272

(1)	See Note 27.
(2)	See Note 5.1.II.i)
(3)	Correspond mainly to the transfer to financial assets in 2016 from our subsidiaries Ampla and Coelce in accordance with IFRIC 12.

The main additions to intangible assets recognized within item Concessions in accordance with IFRIC 12 (See Note 3.c.1) are from Ampla and Coelce and are related to investments in network and extensions to optimize functionality and to improve efficiency and quality levels of service. The additions to intangible assets for the six month period ended June 30, 2016 were ThCh$113,393,654 (Unaudited).

The additions for the year ended December 31, 2015 related to continuing operations were ThCh$246,286,301. The amortization expense of intangible assets related to continuing operations were ThCh$38,108,731 for the six month period ended June 30, 2015 (Unaudited). (See Note 27)

The employee expenses capitalized as part of projects under development were ThCh$7,317,184 (Unaudited) and ThCh$5,439,738 (Unaudited) for the six month periods ended June 30, 2016 and 2015, respectively. All employee expenses capitalized are related to continuing operations.

According to the Group management’s estimates and projections, the expected future cash flows attributable to intangible assets allow recovery of the carrying amount of these assets recognized as of June 30, 2016 (Unaudited) and December 31, 2015 (See Note 3.d).

As of June 30, 2016 (Unaudited) and December 31, 2015, the Company does not have significant intangible assets with an indefinite useful life.

The accompanying notes are an integral part of these interim consolidated financial statements

14.	GOODWILL

The following table sets forth goodwill by cash-generating unit or group of cash-generating units to which it belongs and changes for the six month period ended June 30, 2016 and the year ended December 31, 2015:

Company	Cash Generating Unit	Opening Balance 1/1/2015 ThCh$	Foreign Currency Translation ThCh$	Transfer to assets held for distribution to owners (1) ThCh$	Closing Balance 12/31/2015 ThCh$	Foreign Currency Translation (Unaudited) ThCh$	Closing Balance 06/30/2016 (Unaudited) ThCh$
Ampla Energia e Serviços S.A.	Ampla Energia e Serviços S.A.	194,647,043	(42,267,975)	—	152,379,068	21,829,098	174,208,166
Empresa Eléctrica de Colina Ltda.	Empresa Eléctrica de Colina Ltda.	2,240,478	—	(2,240,478)	—	—	—
Compañía Distribuidora y Comercializadora de energía S.A.	Compañía Distribuidora y Comercializadora de energía S.A.	11,045,731	(1,357,767)	—	9,687,964	134,699	9,822,663
Hidroeléctrica el Chocón S.A.	Hidroeléctrica el Chocón S.A.	7,622,438	(1,799,525)	—	5,822,913	(1,110,425)	4,712,488
Compañía Eléctrica Tarapaca S.A. (*)	Generación Chile	4,656,105	—	(4,656,105)	—	—	—
Empresa de Distribución Eléctrica de Lima Norte S.A.A	Empresa de Distribución Eléctrica de Lima Norte S.A.A	46,881,632	1,249,194	—	48,130,826	(1,638,255)	46,492,571
Cachoeira Dourada S.A.	Cachoeira Dourada S.A.	71,372,291	(15,498,627)	—	55,873,664	8,004,195	63,877,859
Edegel S.A.A	Edegel S.A.A	88,241,039	2,351,245	—	90,592,284	(3,083,539)	87,508,745
Emgesa S.A. E.S.P.	Emgesa S.A. E.S.P.	4,886,065	(600,606)	—	4,285,459	59,584	4,345,043
Chilectra S.A. (*)	Chilectra S.A.	128,374,362	—	(128,374,362)	—	—	—
Empresa Nacional de Electricidad S.A (*)	Generación Chile	731,782,459	—	(731,782,459)	—	—	—
Inversiones Distrilima S.A.	Empresa de Distribución Eléctrica de Lima Norte S.A.A	13,944	372	—	14,316	(487)	13,829
Enel Brasil S.A.	Enel Brasil S.A.	906,166	(196,776)	—	709,390	101,624	811,014
Compañía Energética Do Ceará S.A.	Compañía Energética Do Ceará S.A.	97,979,623	(21,276,460)	—	76,703,163	10,988,129	87,691,292
Inversiones GasAtacama Holding Ltda. (*)	Inversiones GasAtacama Holding	20,204,251	—	(20,204,251)	—	—	—
Total		1,410,853,627	(79,396,925)	(887,257,655)	444,199,047	35,284,623	479,483,670

(*)	Discontinued operations. Beginning on March 1, 2016, these companies are no longer part of the Group (See Note 5.1.II.i)

According to the Group management’s estimates and projections, the expected future cash flows projections attributable to the Cash-Generating Units or groups of Cash-Generating Units, to which the acquired goodwill has been allocated, allow the recovery of its carrying amount as of June 30, 2016 (Unaudited) (See Note 3.d).

The origin of the goodwill is detailed below:

1. Ampla Energia e Serviços S.A.

On November 20, 1996, Enersis Américas S.A. and Chilectra S.A., together with Endesa S.A. and Electricidad de Portugal, acquired a controlling equity interest in Cerj S.A. (now Ampla de Energía) of Rio de Janeiro in Brazil. Enersis Américas S.A. and Chilectra S.A. together acquired 42% of the total shares in an international public bidding process held by the Brazilian government.

Enersis Américas S.A. and Chilectra S.A. also acquired an additional 18.5% on December 31, 2000, as such, holding a total 60.5% ownership interest, directly and indirectly.

The accompanying notes are an integral part of these interim consolidated financial statements

2. Compañía Energética Do Ceará S.A. (Coelce)

Between 1998 and 1999, Enersis Américas S.A. and Chilectra S.A., together with Endesa S.A., acquired Compañía de Distribución Eléctrica del Estado de Ceará (Coelce) in northeast Brazil in an international public bidding process held by the Brazilian government.

3. Compañía Distribuidora y Comercializadora de Energía S.A. (Codensa S.A.)

On October 23, 1997, Enersis Américas S.A. and Chilectra S.A., together with Endesa S.A., acquired 48.5% equity interest of Colombiana Codensa S.A., a company that distributes electricity in Santa Fé de Bogotá in Colombia. The acquisition took place through an international public bidding process held by the Colombian government.

4. Hidroeléctrica el Chocón S.A.

On August 31, 1993, Endesa Chile acquired 59% equity interest of Hidroeléctrica El Chocón in an international public bidding process held by the Argentine government.

5. Empresa de Distribución Eléctrica de Lima Norte S.A.A.

On October 15, 2009, in a transaction on the Lima Stock Exchange, Enersis Américas S.A. acquired an additional 24% interest in Empresa de Distribución Eléctrica de Lima Norte S.A. (Edelnor).

6. Cachoeira Dourada S.A.

On September 5, 1997, our subsidiary Endesa Chile acquired 79% of the company Cachoeira Dourada S.A. in the state of Goias in a public bidding process held by the Brazilian government.

7. Edegel S.A.A.

On October 9, 2009, in a transaction on the Lima Stock Exchange in Peru, our subsidiary Endesa Chile acquired an additional 29.3974% equity interest in Edegel S.A.

8. Emgesa S.A. E.S.P.

On October 23, 1997, our subsidiary Endesa Chile, together with Endesa S.A., acquired 48.5% equity interest of Emgesa S.A.E.S.P. in Colombia. The acquisition was made in an international public bidding process held by the Colombian government.

The accompanying notes are an integral part of these interim consolidated financial statements

15.	PROPERTY, PLANT AND EQUIPMENT

The following table sets forth the property, plant and equipment as of June 30, 2016 and December 31, 2015:

Classes of Property, Plant and Equipment, Net	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$
Property, Plant and Equipment, Net	5,024,807,458	5,003,566,633
Construction in progress	618,826,143	607,250,238
Land	101,190,499	100,503,005
Buildings	64,522,065	71,001,964
Plant and equipment	4,068,080,987	4,055,483,055
Fixtures and fittings	84,733,338	75,919,162
Other property, plant and equipment under financial lease	87,454,426	93,409,209

Classes of Property, Plant and Equipment, Gross	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$
Property, Plant and Equipment, Gross	8,226,712,818	8,112,003,524
Construction in progress	618,826,143	607,250,238
Land	101,190,499	100,503,005
Buildings	121,465,105	124,231,301
Plant and equipment	7,079,266,102	6,986,028,809
Fixtures and fittings	190,125,818	174,119,689
Other property, plant and equipment under financial lease	115,839,151	119,870,482

Classes of Accumulated Depreciation and Impairment in Property, Plant and Equipment	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$
Total Accumulated Depreciation and Impairment in Property, Plant and Equipment	(3,201,905,360)	(3,108,436,891)
Buildings	(56,943,040)	(53,229,337)
Plant and equipment	(3,011,185,115)	(2,930,545,754)
Fixtures and fittings	(105,392,480)	(98,200,527)
Other property, plant and equipment under financial lease	(28,384,725)	(26,461,273)

The accompanying notes are an integral part of these interim consolidated financial statements

The detail and changes in property, plant, and equipment during the six month period ended June 30, 2016, and the year ended December 31, 2015, are as follows:

Changes in 2016		Construction in Progress ThCh$	Land ThCh$	Buildings, Net ThCh$	Plant and Equipment, Net ThCh$	Fixtures and Fittings, Net ThCh$	Other Property, Plant and Equipment under Financial Lease, Net ThCh$	Property, Plant and Equipment, Net ThCh$

Opening balance as of January 1, 2016		607,250,238	100,503,005	71,001,964	4,055,483,055	75,919,162	93,409,209	5,003,566,633
Changes	Increases (decreases) other than from business combinations (Unaudited)	231,331,864	84,900	34,745	6,704,096	848,101	—	239,003,706
	Increase (decrease) from exchange differences, net (Unaudited)	(49,353,613)	290,418	(833,237)	(50,698,553)	4,700,815	(3,119,417)	(99,013,587)
	Depreciation (1) (Unaudited)	—	—	(1,344,267)	(107,624,485)	(4,927,764)	(2,819,138)	(116,715,654)
	Impairment (losses) reversals recognized in profit or loss (Unaudited)	—	—	—	—	—	—	—
	Increases (decreases) from transfers and other changes (Unaudited)	(169,786,058)	312,179	(4,336,960)	166,281,994	7,528,845	—	—
	Increases (decreases) from transfers (Unaudited)	(169,786,058)	312,179	(4,336,960)	166,281,994	7,528,845	—	—
	Increases (decreases) from transfers from construction in progress (Unaudited)	(169,786,058)	312,179	(4,336,960)	166,281,994	7,528,845	—	—
	Increases (decreases) from other changes (Unaudited)	—	—	—	—	—	—	—
	Disposals and removals from service (Unaudited)	(59,791)	(3)	(180)	(2,183,225)	(73,117)	(16,228)	(2,332,544)
	Disposals (Unaudited)	—	—	—	—	—	—	—
	Removals (Unaudited)	(59,791)	(3)	(180)	(2,183,225)	(73,117)	(16,228)	(2,332,544)
	Other increases (decreases) (Unaudited)	(556,497)	—	—	118,105	737,296	—	298,904
	Total changes (Unaudited)	11,575,905	687,494	(6,479,899)	12,597,932	8,814,176	(5,954,783)	21,240,825
Closing balance as of June 30, 2016 (Unaudited)		618,826,143	101,190,499	64,522,065	4,068,080,987	84,733,338	87,454,426	5,024,807,458

Changes in 2015		Construction in Progress ThCh$	Land ThCh$	Buildings, Net ThCh$	Plant and Equipment, Net ThCh$	Fixtures and Fittings, Net ThCh$	Other Property, Plant and Equipment under Financial Lease, Net ThCh$	Property, Plant and Equipment, Net ThCh$

Opening balance as of January 1, 2015		1,735,117,241	106,233,186	81,981,704	6,097,991,766	96,320,714	116,571,108	8,234,215,719
Changes	Increases (decreases) other than from business combinations	1,068,754,499	48,234,359	(702,915)	3,400,169	11,053,860	1,108,095	1,131,848,067
	Increase (decrease) from exchange differences, net	(156,856,597)	(7,426,335)	(11,054,890)	(391,213,355)	(11,521,067)	2,429,439	(575,642,805)
	Depreciation (1)	—	—	(4,818,708)	(364,968,158)	(16,893,517)	(6,749,401)	(393,429,784)
	Impairment (losses) reversals recognized in profit or loss	(2,522,445)	—	—	12,655,608	—	—	10,133,163
	Increases (decreases) from transfers and other changes	(1,412,625,340)	21,088,932	19,204,944	1,367,821,944	35,491,552	278,467	31,260,499
	Increases (decreases) from transfers	(1,412,281,354)	11,060,086	14,938,905	1,377,186,537	12,022,038	(2,926,212)	—
	Increases (decreases) from transfers from construction in progress	(1,412,281,354)	11,060,086	14,938,905	1,377,186,537	12,022,038	(2,926,212)	—
	Increases (decreases) from other changes	(343,986)	10,028,846	4,266,039	(9,364,593)	23,469,514	3,204,679	31,260,499
	Disposals and removals from service	(3,410,468)	(713,987)	(679)	(1,235,840)	(278,404)	(11,051)	(5,650,429)
	Disposals	—	—	—	—	—	—	—
	Removals	(3,410,468)	(713,987)	(679)	(1,235,840)	(278,404)	(11,051)	(5,650,429)
	Decreases classified as held for distribution to owners (2)	(621,206,652)	(66,913,150)	(13,607,492)	(2,668,969,079)	(38,253,976)	(20,217,448)	(3,429,167,797)
	Total changes	(1,127,867,003)	(5,730,181)	(10,979,740)	(2,042,508,711)	(20,401,552)	(23,161,899)	(3,230,649,086)
Closing balance as of December 31, 2015		607,250,238	100,503,005	71,001,964	4,055,483,055	75,919,162	93,409,209	5,003,566,633

(1)	See Note 27.
(2)	See Note 5.1.II.i.

The accompanying notes are an integral part of these interim consolidated financial statements

Aditional information on property, plant and equipment, net

a)	Main investments

Major additions to property, plant and equipment are investments in operating plants and new projects amounting to ThCh$239,003,706 (Unaudited) during the period ended June 30, 2016 (ThCh$1,131,848,067 for the year ended December 31, 2015). In the generation business the main investments are the works performed in the combined cycle power plants in the subsidiaries Emgesa, Emgesa and Central Costanera, involving additions of ThCh$41,726,972 (Unaudited) during the period ended June 30, 2016 (As of December 31, 2015, the main investments included the construction in progress of El Quimbo hydraulic power plant in Colombia (400MW) of ThCh$287,285,701). In the distribution business the major investments are in network and extensions to optimize their operation and to improve efficiency and quality levels of service, amounting to ThCh$136,190,163 (Unaudited) for the period ended June 30, 2016 (ThCh$437,227,477 for the year ended December 31, 2015).

During the year ended December 31, 2015, the additions to property, plant and equipment related to continuing operations were ThCh$864,703,125. The depreciation expense of property, plant and equipment related to continuing operations was ThCh$120,299,713 for the six month period ended June 30, 2015 (Unaudited). (See Note 27)

b)	Capitalized expenses

b.1) Borrowing costs

Capitalized borrowing costs were ThCh$15,427,814 (Unaudited) and ThCh$36,614,401 (Unaudited) for the six month periods ended June 30, 2016 and 2015, respectively (See Note 30). The weighted average borrowing rate depends mainly on the geographical location and was 30.99% as of June 30, 2016 (Unaudited) (43.65% as of December 31, 2015).

b.2) Employee expenses capitalized

Employee expenses capitalized that are directly attibutable to constructions in progress were ThCh$21,039,527 (Unaudited) and ThCh$25,930,478 (Unaudited) for the six month periods ended June 30, 2016 and 2015, respectively.

c)	Finance leases

As of June 30, 2016, property, plant and equipment includes ThCh$87,454,426 (Unaudited) in leased assets classified as finance leases (ThCh$113,626,656 as of December 31, 2015, of which ThCh$93,409,209 corresponds to continuing operations).

The present value of future lease payments derived from these finance leases is as follows:

	06-30-2016 (Unaudited)			12-31-2015
	Gross ThCh$	Interest ThCh$	Present Value ThCh$	Gross ThCh$	Interest ThCh$	Present Value ThCh$
Less than one year	31,916,167	2,333,865	29,582,302	23,011,723	3,343,287	19,668,436
From one to five years	55,737,525	4,554,882	51,182,643	44,954,548	5,582,380	39,372,168
More than five years	—	—	—	19,822,444	524,712	19,297,732
Total	87,653,692	6,888,747	80,764,945	87,788,715	9,450,379	78,338,336

The accompanying notes are an integral part of these interim consolidated financial statements

Leased assets from continuing operations primarily relate to:

1. Edegel S.A.: Lease agreements to finance the project of converting the Ventanilla thermoelectric plant to a combined cycle plant. The agreements were signed between Edegel S.A.A. and financial institutions BBVA–Banco Continental, Banco de Crédito del Peru, Citibank del Peru and Banco Internacional del Peru–Interbank. These agreements have an average term of 8 years and bear interest at an annual rate of Libor + 1.75% as of June 30, 2016 (Unaudited). The company also has an agreement with Scotiabank, which financed the construction of a new open cycle plant at the Santa Rosa Plant. This agreement has a 9-year term and bears interest an annual rate of Libor + 1.75%. The carrying amount of leased assets was ThCh$31,175,297 (Unaudited) as of June 30, 2016 (ThCh$33,533,825 as of December 31, 2015).

Leased assets from discontinued operations as of December 31, 2015, primary relate to:

1. Endesa Chile S.A.: Lease agreement for Electric Transmission Lines and Installations (Ralco-Charrúa 2X220 KV) entered into with Abengoa Chile S.A. The lease agreement has a 20-year maturity and bears interest at an annual rate of 6.5%. The carrying amount of leased assets was ThCh$20,217,448 as of December 31, 2015.

d)	Operating leases

The consolidated statements of income for the six month periods ended June 30, 2016 and 2015, include ThCh$5,767,315 (Unaudited) and ThCh$4,774,889 (Unaudited), respectively; related to the accrual during these periods of operating lease contracts for material assets in operation.

As of June 30, 2016 and December 31, 2015, the total future lease payments under those contracts are as follows:

	06-30-2016 (Unaudited) ThCh$	12-31-2015 (Unaudited) ThCh$
Less than one year	13,302,367	15,050,043
From one to five years	18,356,386	21,988,822
More than five years	9,658,577	8,565,963
Total	41,317,330	45,604,828

e)	Other information

i) As of June 30, 2016, the Group had contractual commitments for the acquisition of property, plant and equipment amounting to ThCh$369,074,939 (Unaudited) (ThCh$462,845,826 as of December 31, 2015, of which ThCh$164,998,373 corresponds to continuing operations).

ii) As of June 30, 2016, the Group had property, plant and equipment pledged as security for liabilities in the amount of ThCh$8,113,033 (Unaudited) (ThCh$13,903,028 as of December 31, 2015, of which the entire amount corresponds to continuing operations (see Note 32.1).

iii) The Company and its foreign subsidiaries have insurance policies for all risks, earthquake and machinery breakdown and damages for business interruption with a €1,000 million (ThCh$735,500,463) (Unaudited) limit in the case of generating companies and a €50 million (ThCh$36,775,023) (Unaudited) limit for distribution companies, including business interruption coverage. Additionally, the Company has Civil Liability insurance to meet claims from third parties with a €500 million (ThCh$367,750,231) (Unaudited) limit. The premiums associated with these policies are presented proportionally for each company under the line item “Prepaid expenses”.

iv) Our Argentine subsidiary, Empresa Distribuidora Sur S.A., has its financial equilibrium seriously affected by the delay in the compliance with certain points of the Acta de Acuerdo agreement signed with

The accompanying notes are an integral part of these interim consolidated financial statements the Argentine Government, particularly the twice-yearly rate adjustments recognized through the cost-monitoring mechanism (MMC) and the establishment of a Comprehensive Rate Review (IRT) as provided for in this agreement.

At the end of 2011, Enersis Américas recognized an impairment loss in property, plant and equipment from Empresa Distribuidora Sur S.A. As of June 30, 2016, the amount recognized is ThCh$40,342,356 (Unaudited) (see Note 3.d).

v) In November 2010, our subsidiary Emgesa signed the contract CEQ-21 with Consortium Impregilo-Obrascon Huarte Lain (“OHL”) for construction of the principal public works of the hydroelectric project El Quimbo. As of June 30, 2016, most of the relevant works of the contract are completed, and commenced the process of analysis, review and verification of all the terms inherent in the contract, especially with regard to the final acceptance of the works, required for the initiation of the final settlement process.

As part of the referred review and analysis process, and under the general framework of the contract, the Company is also verifying compliance with a series of contractual milestones (binding on the contractor of the Consortium Impregilo–OHL), whose violation leads to the application of fines or constraints, besides the additional future issues that may arise during the final settlement of the contract. Within these milestones under analysis, paragraph 15 of the contract section “works completion” was identified. This paragraph sets a deadline for the completion as October 15, 2015. Taking into account that as of April 15, 2016, this milestone has not been reached, this led to a delay of 183 days and to a possible discount to be applied to the contractor amounting to ThCP$ 83,849,329 (ThCh$19,008,130) (Unaudited) equivalent to 10% of the total contract value (less other discounts already applied) which is the limited amount to applied discounts to the contract.

On the other hand, the contract also establishes a variation margin to the agreed amounts, so that, if the actual executed amounts are below the 85% of the estimated contract value, the Contractor will receive for administration and incidentals, the missing amount to reach the floor of 85% of the contract value. Conversely, if the actual executed amounts exceed 115% of the estimated contract value, it will be reduced by the administration and contingency by the amount exceeding this ceiling of 115% of the contract value.

Consistent with the above, the Group is analyzing the activities related to the contract, identifying significant variations in quantity of work performed (VICO in its Spanish acronym) that according to the agreement would generate a discount of ThCP$1,057,137 (ThCh$239,346) (Unaudited) to be applied to the contractor.

Meanwhile, as of December 31, 2015, the Consortium Impregilo OHL presented to the Company eight claims for ThCP$147,685,420 (ThCh$33,479,381). This amount includes financial costs and estimated overruns generated by issues such as stripping, changes of materials used to fill dam and auxiliary dam, archaeological findings, achievement of skilled personnel and differences for volatility of the exchange rate. The Group, based on the technical and legal analysis performed on each of the claims considers that they are not applicable because these conditions are not specified in the scope of the contract. In 2016, the contractor presented two new claims for ThCP$3,086,026 (ThCh$699,583) (Unaudited) and the update of financial costs for the claims of 2015 and 2016 for ThCP$17,995,403 (ThCh$4,079,448) (Unaudited).

Additionally, as of June 30, 2016, the contractor submitted 83 notifications of the change of the orders (“NOC” in its Spanish acronym) for ThCP$31,307,842 (ThCh$7,097,296) (Unaudited). As a result of the preliminary analysis of these notifications, the Group recognized ThCP$ 8,425,765 (ThCh$1,910,069) (Unaudited) in the financial statements. The remained amounts for ThCP$22,882,077 (ThCh$5,187,227) (Unaudited) were rejected for the reason that they correspond to costs that are not the responsibility of the Group.

The accompanying notes are an integral part of these interim consolidated financial statements

16.	INCOME TAXES

a) Income taxes

The following table presents the components of the income tax expense/(benefit) recorded in the consolidated statement of comprehensive income for the six month periods ended June 30, 2016 and 2015:

Current Income Tax and Adjustments to Current Income Tax for Previous Periods	For the six months period ended
	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$
Current income tax	(170,796,099)	(152,145,802)
Tax benefit from tax losses, tax credits or temporary differences not previously recognized for the current period (current tax credits and/or benefits)	8,862,016	9,197,247
Adjustments to current tax from the previous period	(335,417)	(2,727,775)
Benefit / (expense) for current income tax due to changes in tax rates or the introduction of new taxes	—	—
Other current tax benefit / (expense)	801,608	(2,269,182)
Current tax expense, net	(161,467,892)	(147,945,512)
Benefit / (expense) from deferred taxes for origination and reversal of temporary differences	168,241	(35,057,634)
Benefit / (expense) from deferred taxes due to changes in tax rates or the introduction of new taxes	—	—
Other components of deferred tax (benefit) /expense	—	—
Adjustments for prior periods deferred taxes	49,005	320,038
Total deferred tax benefit / (expense)	217,246	(34,737,596)
Income tax expense, continuing operations	(161,250,646)	(182,683,107)

The following table reconciles income taxes resulting from applying the local current tax rate to “Net income before taxes” and the actual income tax expense recognized in the consolidated statement of comprehensive income for the six month periods ended June 30, 2016 and 2015:

Reconciliation of Tax Expense	Rate	06-30-2016 (Unaudited) ThCh$	Rate	06-30-2015 (Unaudited) ThCh$
ACCOUNTING INCOME BEFORE TAX		513,649,098		546,465,301
Total tax income (expense) using statutory rate	(24.00%)	(123,275,783)	(22.50%)	(122,954,693)
Tax effect of rates applied in other countries	(12.06%)	(61,952,592)	(13.00%)	(71,052,950)
Tax effect of non-taxable revenues and benefits from tax losses and tax credits	5.98%	30,704,067	8.24%	45,032,935
Tax effect of non-tax-deductible expenses	(18.60%)	(95,513,607)	(6.15%)	(33,630,453)
Tax effect of changes in income tax rates	—	—	—	—
Tax effect of adjustments to taxes in previous periods	(0.07%)	(335,417)	(0.50%)	(2,727,775)
Adjustments for prior periods deferred taxes	0.01%	49,005	0.06%	320,038
Price level restatement for tax purposes (investments in subsidiaries, associates and joint ventures and equity)	17.34%	89,073,681	0.43%	2,329,791
Total adjustments to tax expense using statutory rate	(7.39%)	(37,974,863)	(10.93%)	(59,728,414)
Income tax benefit (expense), continuing operations	(31.39%)	(161,250,646)	(33.43%)	(182,683,107)

The accompanying notes are an integral part of these interim consolidated financial statements

The main temporary differences are described below.

b) Deferred taxes

The origin and changes in deferred tax assets and liabilities as of June 30, 2016 and December 31, 2015, are as follows:

Deferred Tax Assets		Deferred Tax Assets Relating to							Deferred Tax Assets
		Accumulated Depreciation	Amortization	Provisions	Post- Employment Benefit Obligations	Revaluation of Financial Instruments	Tax Loss Carry forwards	Other
Balance as of January 1, 2016		25,177,794	5,633,434	27,413,705	34,004,449	15,734,754	—	1,360,887	109,325,023
Changes	Increase (decrease) in profit or loss (Unaudited)	(1,086,721)	(294,225)	11,842,712	(144,044)	11,080,322	60,489	8,129,363	29,587,896
	Increase (decrease) in other comprehensive income (Unaudited)	—	—	—	2,853,168	(288,198)	—	—	2,564,970
	Foreign currency translation (Unaudited)	1,636,049	783,209	2,921,092	4,922,987	623,306	—	(115,718)	10,770,925
	Transfers to (from) non-current assets and disposal groups held for distribution to owners (1) (Unaudited)	—	—	(1,466,985)	(11,351)	1,093,066	(20,624)	19,849	(386,045)
	Other increases (decreases) (Unaudited)	(1,759,177)	56,274	(9,651,026)	(986,007)	(481,301)	20,624	(1,627,964)	(14,428,577)
Balance as of June 30, 2016 (Unaudited)		23,967,945	6,178,692	31,059,498	40,639,202	27,761,949	60,489	7,766,417	137,434,192

Deferred Tax Assets		Deferred Tax Assets Relating to							Deferred Tax Assets
		Accumulated Depreciation	Amortization	Provisions	Post- Employment Benefit Obligations	Revaluation of Financial Instruments	Tax Loss Carry forwards	Other
Balance as of January 1, 2015		63,763,279	1,506,979	86,266,322	3,103,317	21,132,561	4,851,839	13,013,577	193,637,874
Changes	Increase (decrease) in profit or loss	(1,969,882)	(620,212)	25,701,841	33,790,833	(4,316,990)	7,868,629	(42,100,049)	18,354,170
	Increase (decrease) in other comprehensive income	—	—	—	6,338,161	806,915	—	—	7,145,076
	Foreign currency translation	(7,116,721)	(1,860,738)	(5,404,662)	(9,206,928)	(339,940)	—	(863,778)	(24,792,767)
	Transfers to (from) non-current assets and disposal groups held for sale (1)	(4,982,473)	—	(2,687,490)	(422,929)	—	(12,720,468)	(1,503,949)	(22,317,309)
	Other increases (decreases)	(24,516,409)	6,607,405	(76,462,306)	401,995	(1,547,792)	—	32,815,086	(62,702,021)
Balance as of December 31, 2015		25,177,794	5,633,434	27,413,705	34,004,449	15,734,754	—	1,360,887	109,325,023

Deferred Tax Liabilities		Deferred Tax Liabilities Relating to							Deferred Tax Liabilities
		Accumulated Depreciation	Amortization	Provisions	Foreign Currency Contracts	Post- Employment Benefit Obligations	Revaluation of Financial Instruments	Other
Balance as of January 1, 2016		171,344,977	—	16,764	—	237	249,770	60,292,867	231,904,615
Changes	Increase (decrease) in profit or loss (Unaudited)	(300,307)	(337,781)	7,750,866	—	—	458,397	21,799,474	29,370,649
	Increase (decrease) in other comprehensive income (Unaudited)	—	—	—	—	—	(405,466)	—	(405,466)
	Foreign currency translation (Unaudited)	(5,732,549)	—	—	—	—	(8,908)	(7,704,685)	(13,446,142)
	Transfers to (from) non-current assets and disposal groups held for distribution to owners (1) (Unaudited)	—	—	—	—	—	—	—	—
	Other increases (decreases) (Unaudited)	(2,979,205)	337,781	(7,750,866)	—	—	(19,491)	(10,322,135)	(20,733,916)
Balance as of June 30, 2016 (Unaudited)		162,332,916	—	16,764	—	237	274,302	64,065,521	226,689,740

Deferred Tax Liabilities		Deferred Tax Liabilities Relating to							Deferred Tax Liabilities
		Accumulated Depreciation	Amortization	Provisions	Foreign Currency Contracts	Post- Employment Benefit Obligations	Revaluation of Financial Instruments	Other
Balance as of January 1, 2015		427,881,352	—	41,553	—	16,499	163,063	50,259,017	478,361,484
Changes	Increase (decrease) in profit or loss	26,238,797	(712,025)	13,122,113		488,257	—	37,625,257	76,762,399
	Increase (decrease) in other comprehensive income	—	—	—		(64,398)	147,605	(200,133)	(116,926)
	Foreign currency translation	4,395,448	—	(1)		65,061	5,424	(18,128,150)	(13,662,218)
	Transfers to (from) non-current assets and disposal groups held for sale (1)	(233,948,342)	—	(285,255)		(679)	—	(792,049)	(235,026,325)
	Other increases (decreases)	(53,222,278)	712,025	(12,861,646)	—	(504,503)	(66,322)	(8,471,075)	(74,413,799)
Balance as of December 31, 2015		171,344,977	—	16,764	—	237	249,770	60,292,867	231,904,615

(1)	See Note 5.1.II.i

The accompanying notes are an integral part of these interim consolidated financial statements

Recovery of deferred tax assets will depend on whether sufficient tax profits are obtained in the future. The Company’s management believes that the future profit projections for its subsidiaries will allow these assets to be recovered.

a.	As of June 30, 2016, the Group has not recognized deferred tax assets related to tax losses carry forward for ThCh$13,917,715 (Unaudited) (ThCh$20,342,024 as of December 31, 2015). See Note 3.o.

The Group has not recognized deferred tax liabilities for taxable temporary differences relating to investment in subsidiaries and joint ventures, as it is able to control the timing of the reversal of the temporary differences and considers that it is probable that such temporary differences will not reverse in the foreseeable future. As of June 30, 2016, the aggregate amount of taxable temporary differences relating to investments in subsidiaries and joint ventures for which deferred tax liabilities have not been recognized were ThCh$1,176,162,486 (Unaudited) (ThCh$1,835,600,705 as of December 31, 2015, of which ThCh$979,972,151 corresponds to continuing operations). On the other hand, the total amount of deductible temporary differences relating to investments in subsidiaries and joint ventures for which as of June 30, 2016, it is probable that will not reverse in the foreseeable future or there will be not sufficient taxable profits in the future to recover such temporary differences were ThCh$2,734,879,793 (Unaudited) (ThCh$3,162,552,465 as of December 31, 2015, of which ThCh$2,700,619,169 corresponds to continuing operations).

Additionally, the Group has not recognized deferred tax assets for deductible temporary differences which as of June 30, 2016, totaled ThCh$57,695,359 (Unaudited) (ThCh$57,311,886 as of December 31, 2015), as it is not probable that sufficient future taxable profits exist to recover such temporary differences.

The Group companies are potentially subject to income tax audits by the tax authorities of each country in which the Group operates. Such tax audits are limited to a number of annual tax periods and once these have expired audits of these periods can no longer be performed. Tax audits by nature are often complex and can require several years to complete. The following table presents a summary of tax years potentially subject to examination:

Country	Period
Chile	2008-2015
Argentina	2008-2015
Brazil	2010-2015
Colombia	2012-2014
Peru	2010-2014

Given the range of possible interpretations of tax standards, the results of any future inspections carried out by tax authorities for the years subject to audit can give rise to tax liabilities that cannot currently be quantified objectively. Nevertheless, Enersis Américas Management estimates that the liabilities, if any, that may arise from such audits, would not significantly impact the Group companies’ future results.

The accompanying notes are an integral part of these interim consolidated financial statements

The effects of deferred taxes on the components of other comprehensive income attributable to both controlling and non-controlling interests for the six month periods ended June 30, 2016 and 2015, are as follows:

Effects of Income Tax on the Components of Other Comprehensive Income	06-30-2016 (Unaudited)			06-30-2015 (Unaudited)
	Amount Before Tax ThCh$	Income Tax Expense (Benefit) ThCh$	Amount After Tax ThCh$	Amount Before Tax ThCh$	Income Tax Expense (Benefit) ThCh$	Amount After Tax ThCh$
Available-for-sale financial assets	850,653	—	850,653	(567,731)	(1,031)	(568,762)
Cash flow hedge	23,099,625	(6,023,539)	17,076,086	(48,275,415)	12,820,167	(35,455,248)
Share of other comprehensive income in associates and joint ventures accounted for using the equity method	(14,085,388)	—	(14,085,388)	147,178	—	147,178
Foreign currency translation	180,792,987	—	180,792,987	(243,173,564)	—	(243,173,564)
Gains (losses) from defined benefit pension plans	(8,688,325)	2,965,488	(5,722,837)	—	—	—
Components of other comprehensive income	181,969,552	(3,058,051)	178,911,501	(291,869,532)	12,819,136	(279,050,396)

The movements in deferred taxes for the components of comprehensive income for the six month periods ended June 30, 2016 and 2015, are as follows:

Reconciliation of changes in deferred taxes of components of other comprehensive income	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$
Total increases (decreases) for deferred taxes of other comprehensive income from continuing operations	2,970,436	581,680
Income tax of changes in cash flow hedge transactions	(1,300,211)	2,265,454
Deferred tax of actuarial gains (losses) from defined benefit plans	(270,790)	—
Total increases (decreases) for deferred taxes of other comprehensive income from discontinued operations	(4,457,486)	9,972,002
Total income tax relating to components of other comprehensive income	(3,058,051)	12,819,136

17.	OTHER FINANCIAL LIABILITIES

The balance of other financial liabilities as of June 30, 2016 and December 31, 2015, is as follows:

Other Financial Liabilities	06-30-2016 (Unaudited)		12-31-2015
	Current ThCh$	Non-current ThCh$	Current ThCh$	Non-current ThCh$
Interest-bearing borrowings	722,494,115	1,949,927,411	617,276,453	1,846,995,721
Hedging derivatives (*)	5,916,303	—	69,545,029	300,871
Non-hedging derivatives (**)	91,010,088	14,460,838	1,052,026	—
Total	819,420,506	1,964,388,249	687,873,508	1,847,296,592

The accompanying notes are an integral part of these interim consolidated financial statements

(*)	See Note 19.2.a
(**)	See Note 19.2.b

17.1 Interest-bearing borrowings

The detail of current and non-current interest-bearing borrowings as of June 30, 2016 and December 31, 2015, is as follows:

Classes of Interest-bearing borrowings	06-30-2016 (Unaudited)		12-31-2015
	Current ThCh$	Non-current ThCh$	Current ThCh$	Non-current ThCh$
Bank loans	213,371,803	484,532,454	188,121,545	232,626,020
Unsecured obligations	454,710,610	1,376,054,305	356,221,587	1,391,715,407
Financial leases	29,582,304	51,182,644	19,668,436	58,669,900
Other obligations	24,829,398	38,158,008	53,264,885	163,984,394
Total	722,494,115	1,949,927,411	617,276,453	1,846,995,721

The accompanying notes are an integral part of these interim consolidated financial statements

Bank loans by currency and contractual maturity as of June 30, 2016 and December 31, 2015, are as follows:

•	Summary of bank loans by currency and maturity

Country	Currency	Nominal Interets Rate	Secured/Unsecured	Current			Non-Current
				Maturity		Total Current 06/30/2016 (Unaudited) ThCh$	Maturity					Total Non- Current 06/30/2016 (Unaudited) ThCh$
				One to three months ThCh$	Three to twelve months ThCh$		One to two years ThCh$	Two to three years ThCh$	Three to four years ThCh$	Four to five years ThCh$	More than five years ThCh$
Chile	Ch$	6.00%	Unsecured	27	—	27	—	—	—	—	—	—
Perú	US$	2.64%	Unsecured	958,068	17,217,427	18,175,495	19,135,064	836,984	—	—	—	19,972,048
Perú	Soles	5.52%	Unsecured	190,360	2,040,371	2,230,731	32,204,738	—	—	—	—	32,204,738
Argentina	Ar$	34.26%	Unsecured	766,796	2,043,673	2,810,469	91,565	—	—	—	—	91,565
Colombia	Soles	5.65%	Unsecured	—	44,354,834	44,354,834	—	—	—	—	—	—
Colombia	CP	7.52%	Unsecured	1,572,196	67,082,828	68,655,024	9,218,884	54,557,660	45,943,293	9,218,884	23,047,214	141,985,935
Brazil	US$	11.58%	Unsecured	—	571,144	571,144	—	73,740,742	—	—	1,825,973	75,566,715
Brazil	Real	11.74%	Unsecured	11,599,489	64,974,590	76,574,079	72,008,732	62,925,390	49,417,634	17,869,482	12,490,215	214,711,453
Total				15,086,936	198,284,867	213,371,803	132,658,983	192,060,776	95,360,927	27,088,366	37,363,402	484,532,454

Country	Currency	Nominal Interets Rate	Secured/Unsecured	Current			Non-Current
				Maturity		Total Current 12/31/2015 ThCh$	Maturity					Total Non- Current 12/31/2015 ThCh$
				One to three months ThCh$	Three to twelve months ThCh$		One to two years ThCh$	Two to three years ThCh$	Three to four years ThCh$	Four to five years ThCh$	More than five years ThCh$
Perú	US$	2.40%	Unsecured	26,650,675	2,833,429	29,484,104	3,777,906	19,247,361	299,442	—	—	23,324,709
Perú	Soles	5.20%	Unsecured	12,712,792	—	12,712,792	2,083,721	22,920,929	—	—	—	25,004,650
Argentina	US$	13.13%	Unsecured	3,899,595	—	3,899,595	—	—	—	—	—	—
Argentina	Ar$	37.06%	Unsecured	2,693,226	4,809,318	7,502,544	1,080,762	—	—	—	—	1,080,762
Colombia	CP	6.46%	Unsecured	32,928,994	76,448,340	109,377,334	38,158,543	9,092,465	9,092,465	9,092,465	27,277,398	92,713,336
Brazil	Real	14.53%	Unsecured	9,045,598	16,099,578	25,145,176	30,167,521	30,167,521	30,167,521	—	—	90,502,563
Total				87,930,880	100,190,665	188,121,545	75,268,453	81,428,276	39,559,428	9,092,465	27,277,398	232,626,020

The accompanying notes are an integral part of these interim consolidated financial statements

•	Fair value measurement and hierarchy

The fair value of current and non-current bank borrowings as of June 30, 2016 was ThCh$708,445,689 (Unaudited) (ThCh$423,123,934 as of December 31, 2015). The borrowings have been classified as Level 2 fair value measurement based on the entry data used in the valuation techniques used (see Note 3.g).

•	Identification of bank borrowings by company

Taxpayer ID No. (RUT)	Company	Country	Taxpayer ID No. (RUT)	Financial Institution	Country	Currency	Effective Interest Rate	Nominal Interest Rate	Amortization	June 30, 2016 (Unaudited)
										Current			Non-Current
										Less than 90 days ThCh$	More than 90 days ThCh$	Total Current ThCh$	One to two years ThCh$	Two to three years ThCh$	Three to four years ThCh$	Four to five years ThCh$	More than five years ThCh$	Total Non- Current ThCh$
Foreign	Ampla Energía S.A.	Brazil	Foreign	Banco do Brasil	Brazil	Real	13.58%	13.71%	At maturity	—	—	—	—	—	—	—	—	—
Foreign	Ampla Energía S.A.	Brazil	Foreign	Citibank	Brazil	US$	15.05%	15.89%	At maturity	—	171,646	171,646	—	24,417,464	—	—	—	24,417,464
Foreign	Ampla Energía S.A.	Brazil	Foreign	Banco Santander	Brazil	US$	13.98%	14.49%	At maturity	—	382,573	382,573	—	49,323,278	—	—	—	49,323,278
Foreign	Ampla Energía S.A.	Brazil	Foreign	Bndes	Brazil	Real	10.89%	11.28%	Monthly	7,818,408	24,820,426	32,638,834	31,273,632	23,278,105	23,278,107	13,568,639	9,144,186	100,542,669
Foreign	Codensa	Colombia	Foreign	Bank of Tokyo	Colombia	CP	8.49%	8.32%	At maturity	1,110,699	—	1,110,699	—	45,338,776	—	—	—	45,338,776
Foreign	Codensa	Colombia	Foreign	Bank of Tokyo	Colombia	CP	8.82%	8.63%	At maturity	—	184,853	184,853	—	—	36,724,409	—	—	36,724,409
Foreign	Chinango S.A.C.	Peru	Foreign	Banco de Credito del Perú	Peru	US$	2.41%	2.39%	Quarterly	232,136	560,570	792,706	17,190,819	—	—	—	—	17,190,819
Foreign	Chinango S.A.C.	Peru	Foreign	Bank Of Nova Scotia	Peru	US$	3.42%	3.38%	Quarterly	424,619	1,242,398	1,667,017	828,266	—	—	—	—	828,266
Foreign	Chinango S.A.C.	Peru	Foreign	Bank Of Nova Scotia	Peru	US$	3.52%	3.40%	Quarterly	301,313	836,984	1,138,297	1,115,979	836,984	—	—	—	1,952,963
Foreign	Cien S.A.	Brazil	Foreign	Bndes	Brazil	Real	10.10%	9.78%	Monthly	270,721	826,315	1,097,036	1,082,884	1,082,884	1,082,884	—	—	3,248,652
Foreign	Coelce S.A.	Brazil	Foreign	Banco Itaú Brasil	Brazil	Real	15.15%	15.53%	Annual	—	11,534,314	11,534,314	10,244,310	10,244,310	—	—	—	20,488,620
Foreign	Coelce S.A.	Brazil	Foreign	Banco do Brasil	Brazil	Real	14.47%	14.80%	Annual	—	16,656,061	16,656,061	15,366,465	15,366,465	15,366,465	—	—	46,099,395
Foreign	Coelce S.A.	Brazil	Foreign	Banco do Nordeste	Brazil	Real	7.69%	7.86%	Monthly	1,087,816	3,301,196	4,389,012	4,351,263	3,263,448	—	—	—	7,614,711
Foreign	Coelce S.A.	Brazil	Foreign	Bndes	Brazil	Real	10.80%	11.17%	Monthly	2,422,544	7,836,278	10,258,822	9,690,178	9,690,178	9,690,178	4,300,843	3,346,029	36,717,406
Foreign	Coelce S.A.	Brazil	Foreign	Banco do Brasil	Brazil	US$	4.42%	4.37%	Bi-annual	—	16,925	16,925	—	—	—	—	1,825,973	1,825,973
Foreign	Coelce S.A.	Brazil	Foreign	Banco Santander	Brazil	Real	13.80%	15.76%	Other	—	—	—	—	—	—	—	—	—
Foreign	Edegel S.A.A	Peru	Foreign	Bank Nova Scotia	Peru	US$	1.40%	1.38%	At maturity	—	14,577,475	14,577,475	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco de Interbank	Peru	Soles	6.90%	6.73%	Quarterly	27,418	2,012,796	2,040,214	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco de Interbank	Peru	Soles	5.83%	5.71%	Quarterly	91,457	—	91,457	4,226,872	—	—	—	—	4,226,872
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Continental	Peru	Soles	5.10%	5.01%	Quarterly	15,056	—	15,056	3,019,194	—	—	—	—	3,019,194
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Continental	Peru	Soles	5.10%	5.01%	Quarterly	24,394	—	24,394	5,031,990	—	—	—	—	5,031,990
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Continental	Peru	Soles	5.10%	5.01%	Quarterly	16,716	—	16,716	4,830,711	—	—	—	—	4,830,711
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Continental	Peru	Soles	5.10%	5.01%	Quarterly	15,319	—	15,319	5,031,990	—	—	—	—	5,031,990
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco de Interbank	Peru	Soles	5.17%	5.07%	Quarterly	—	—	—	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Santander	Peru	Soles	6.35%	6.20%	Quarterly	—	27,575	27,575	10,063,981	—	—	—	—	10,063,981
Foreign	Edesur S.A.	Argentina	Foreign	Banco Provincia de Buenos Aires	Argentina	Arg $	35.36%	30.67%	Monthly	—	—	—	—	—	—	—	—	—
Foreign	Edesur S.A.	Argentina	Foreign	Banco Santander Río	Argentina	Arg $	45.20%	37.88%	Quarterly	—	—	—	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	BBVA Colombia	Colombia	CP	9.70%	9.48%	At maturity	—	6,961,940	6,961,940	6,800,816	6,800,816	6,800,816	6,800,816	17,002,044	44,205,308
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Bogota	Colombia	CP	9.73%	9.51%	At maturity	—	2,475,542	2,475,542	2,418,068	2,418,068	2,418,068	2,418,068	6,045,170	15,717,442
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	AV VILLAS	Colombia	CP	6.06%	5.93%	At maturity	—	—	—	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Citibank Colombia	Colombia	CP	5.57%	6.01%	At maturity	—	—	—	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	BBVA Colombia	Colombia	CP	8.08%	7.85%	At maturity	461,497	27,854,727	28,316,224	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Bogota	Colombia	CP	6.84%	6.66%	At maturity	—	—	—	—	—		—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Crédito del perú	Colombia	CP	5.87%	5.70%	At maturity	—	20,349,966	20,349,966	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Crédito del perú	Colombia	CP	5.93%	5.76%	At maturity	—	13,534,594	13,534,594	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Crédito del perú	Colombia	CP	5.65%	5.50%	At maturity	—	10,470,274	10,470,274	—	—	—	—	—	—

The accompanying notes are an integral part of these interim consolidated financial statements

Taxpayer ID No. (RUT)	Company	Country	Taxpayer ID No. (RUT)	Financial Institution	Country	Currency	Effective Interest Rate	Nominal Interest Rate	Amortization	June 30, 2016 (Unaudited)
										Current			Non-Current
										Less than 90 days ThCh$	More than 90 days ThCh$	Total Current ThCh$	One to two years ThCh$	Two to three years ThCh$	Three to four years ThCh$	Four to five years ThCh$	More than five years ThCh$	Total Non- Current ThCh$
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	The Bank Of Tokyo	Colombia	CP	7.02%	6.90%	At maturity	—	29,605,766	29,605,766	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco Davivienda	Colombia	CP	6.30%	6.15%	At maturity	—	—	—	—	—	—	—	—	—
Foreign	Endesa Argentina S.A.	Argentina	Foreign	Citibank	Argentina	Arg $	36.74%	34.00%	At maturity	—	—	—	—	—	—	—	—	—
Foreign	Endesa Costanera S.A.	Argentina	Foreign	Banco Galicia	Argentina	Arg $	46.45%	40.00%	At maturity	—	560,856	560,856	—	—	—	—	—	—
Foreign	Endesa Costanera S.A.	Argentina	Foreign	Banco Itaú Argentina	Argentina	Arg $	49.81%	42.50%	At maturity	—	217,976	217,976	13,408	—	—	—	—	13,408
Foreign	Endesa Costanera S.A.	Argentina	Foreign	Banco Santander Río	Argentina	Arg $	37.34%	33.00%	At maturity	—	141,777	141,777	8,251	—	—	—	—	8,251
Foreign	Endesa Costanera S.A.	Argentina	Foreign	Banco Supervielle	Argentina	Arg $	46.45%	40.00%	At maturity	—	206,709	206,709	12,892	—	—	—	—	12,892
Foreign	Endesa Costanera S.A.	Argentina	Foreign	Citibank	Argentina	Arg $	38.61%	34.00%	At maturity	—	683,559	683,559	42,575	—	—	—	—	42,575
Foreign	Endesa Costanera S.A.	Argentina	Foreign	Credit Suisse International	Argentina	US$	14.84%	13.92%	Quarterly	—	—	—	—	—	—	—	—	—
Foreign	Endesa Costanera S.A.	Argentina	Foreign	ICBC Argentina	Argentina	Arg $	42.16%	36.75%	At maturity	—	232,796	232,796	14,439	—	—	—	—	14,439
94.271.00-3	Enersis Américas S.A.	Chile	97.004.000-5	Banco Santander Chile	Chile	Ch$	6.00%	6.00%	At maturity	27	—	27	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Macro	Argentina	Arg $	43.63%	38.45%	At maturity	—	—	—	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Deutsche Bank	Argentina	US$	13.50%	12.86%	Quarterly	—	—	—	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Standard Bank	Argentina	US$	13.50%	12.86%	Quarterly	—	—	—	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Itau	Argentina	US$	13.50%	12.86%	Quarterly	—	—	—	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Santander— Sindicado IV	Argentina	Arg $	34.58%	30.81%	Quarterly	176,363	—	176,363	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Itau- Sindicado IV	Argentina	Arg $	34.58%	30.81%	Quarterly	161,027	—	161,027	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Galicia— Sindicado IV	Argentina	Arg $	34.58%	30.81%	Quarterly	153,359	—	153,359	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Hipotecario— Sindicado IV	Argentina	Arg $	34.58%	30.81%	Quarterly	53,676	—	53,676	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Ciudad -Sindicado IV	Argentina	Arg $	34.58%	30.81%	Quarterly	23,004	—	23,004	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	ICBC—Sindicado IV	Argentina	Arg $	34.58%	30.81%	Quarterly	199,367	—	199,367	—	—	—	—	—	—
Total										15,086,936	198,284,867	213,371,803	132,658,983	192,060,776	95,360,927	27,088,366	37,363,402	484,532,454

The accompanying notes are an integral part of these interim consolidated financial statements

Taxpayer ID No. (RUT)	Company	Country	Taxpayer ID No. (RUT)	Financial Institution	Country	Currency	Effective Interest Rate	Nominal Interest Rate	Amortization	December 31, 2015
										Corriente			No Corriente
										Less than 90 days ThCh$	More than 90 days ThCh$	Total Current ThCh$	One to two years ThCh$	Two to three years ThCh$	Three to four years ThCh$	Four to five years ThCh$	More than five years ThCh$	Total Non- Current ThCh$
Foreign	Ampla Energía S.A.	Brazil	Foreign	Banco do Brasil	Brazil	Real	13.58%	13.71%	At maturity	—	400,960	400,960	7,765,896	7,765,896	7,765,896	—	—	23,297,688
Foreign	Ampla Energía S.A.	Brazil	Foreign	Citibank	Brazil	US$	15.05%	15.89%	At maturity	—	—	—	—	—	—	—	—	—
Foreign	Ampla Energía S.A.	Brazil	Foreign	Banco Santander	Brazil	US$	13.98%	14.49%	At maturity	—	—	—	—	—	—	—	—	—
Foreign	Ampla Energía S.A.	Brazil	Foreign	Bndes	Brazil	Real	10.89%	11.28%	Monthly	—	—	—	—	—	—	—	—	—
Foreign	Codensa	Colombia	Foreign	Bank of Tokyo	Colombia	CP	8.49%	8.32%	At maturity	—	—	—	—	—	—	—	—	—
Foreign	Codensa	Colombia	Foreign	Bank of Tokyo	Colombia	CP	8.82%	8.63%	At maturity	—	—	—	—	—	—	—	—	—
Foreign	Chinango S.A.C.	Peru	Foreign	Banco de Credito del Perú	Peru	US$	2.41%	2.39%	Quarterly	244,599	601,653	846,252	802,204	18,049,594	—	—	—	18,851,798
Foreign	Chinango S.A.C.	Peru	Foreign	Bank Of Nova Scotia	Peru	US$	3.42%	3.38%	Quarterly	458,314	1,333,451	1,791,765	1,777,935	—	—	—	—	1,777,935
Foreign	Chinango S.A.C.	Peru	Foreign	Bank Of Nova Scotia	Peru	US$	3.52%	3.40%	Quarterly	328,118	898,325	1,226,443	1,197,767	1,197,767	299,442	—	—	2,694,976
Foreign	Cien S.A.	Brazil	Foreign	Bndes	Brazil	Real	10.10%	9.78%	Monthly	—	—	—	—	—	—	—	—	—
Foreign	Coelce S.A.	Brazil	Foreign	Banco Itaú Brasil	Brazil	Real	15.15%	15.53%	Annual	—	1,128,884	1,128,884	8,960,650	8,960,650	8,960,650	—	—	26,881,950
Foreign	Coelce S.A.	Brazil	Foreign	Banco do Brasil	Brazil	Real	14.47%	14.80%	Annual	—	14,569,734	14,569,734	13,440,975	13,440,975	13,440,975	—	—	40,322,925
Foreign	Coelce S.A.	Brazil	Foreign	Banco do Nordeste	Brazil	Real	7.69%	7.86%	Monthly	—	—	—	—	—	—	—	—	—
Foreign	Coelce S.A.	Brazil	Foreign	Bndes	Brazil	Real	10.80%	11.17%	Monthly	—	—	—	—	—	—	—	—	—
Foreign	Coelce S.A.	Brazil	Foreign	Banco do Brasil	Brazil	US$	4.42%	4.37%	Bi-annual	—	—	—	—	—	—	—	—	—
Foreign	Coelce S.A.	Brazil	Foreign	Banco Santander	Brazil	Real	13.80%	15.76%	Other	9,045,598	—	9,045,598	—	—	—	—	—	—
Foreign	Edegel S.A.A	Peru	Foreign	Bank Nova Scotia	Peru	US$	1.40%	1.38%	At maturity	25,619,644	—	25,619,644	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco de Interbank	Peru	Soles	6.90%	6.73%	Quarterly	28,776	—	28,776	2,083,721	—	—	—	—	2,083,721
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco de Interbank	Peru	Soles	5.83%	5.71%	Quarterly	95,383	—	95,383	—	4,375,814	—	—	—	4,375,814
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Continental	Peru	Soles	5.10%	5.01%	Quarterly	14,718	—	14,718	—	3,125,581	—	—	—	3,125,581
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Continental	Peru	Soles	5.10%	5.01%	Quarterly	23,807	—	23,807	—	5,209,302	—	—	—	5,209,302
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Continental	Peru	Soles	5.10%	5.01%	Quarterly	15,918	—	15,918	—	5,000,930	—	—	—	5,000,930
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Continental	Peru	Soles	5.10%	5.01%	Quarterly	14,416	—	14,416	—	5,209,302	—	—	—	5,209,302
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco de Interbank	Peru	Soles	5.17%	5.07%	Quarterly	12,519,774	—	12,519,774	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Santander	Peru	Soles	6.35%	6.20%	Quarterly	—	—	—	—	—	—	—	—	—
Foreign	Edesur S.A.	Argentina	Foreign	Banco Provincia de Buenos Aires	Argentina	Arg $	35.36%	30.67%	Monthly	83,049	—	83,049	—	—	—	—	—	—
Foreign	Edesur S.A.	Argentina	Foreign	Banco Santander Río	Argentina	Arg $	45.20%	37.88%	Quarterly	169,444	274,065	443,509	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	BBVA Colombia	Colombia	CP	9.70%	9.48%	At maturity	135,920	3,353,778	3,489,698	6,707,556	6,707,556	6,707,556	6,707,556	20,122,671	46,952,895
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Bogota	Colombia	CP	9.73%	9.51%	At maturity	48,510	1,192,454	1,240,964	2,384,909	2,384,909	2,384,909	2,384,909	7,154,727	16,694,363
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	AV VILLAS	Colombia	CP	6.06%	5.93%	At maturity	11,038,653	—	11,038,653	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Citibank Colombia	Colombia	CP	5.57%	6.01%	At maturity	5,169,932	—	5,169,932	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	BBVA Colombia	Colombia	CP	8.08%	7.85%	At maturity	361,969	27,472,753	27,834,722	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Bogota	Colombia	CP	6.84%	6.66%	At maturity	13,251,721	—	13,251,721	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Crédito del perú	Colombia	CP	5.87%	5.70%	At maturity	—	20,318,330	20,318,330	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Crédito del perú	Colombia	CP	5.93%	5.76%	At maturity	—	13,509,598	13,509,598	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Crédito del perú	Colombia	CP	5.65%	5.50%	At maturity	—	10,462,152	10,462,152	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	The Bank Of Tokyo	Colombia	CP	7.02%	6.90%	At maturity	—	139,275	139,275	29,066,078	—	—	—	—	29,066,078
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco Davivienda	Colombia	CP	6.30%	6.15%	At maturity	2,922,289	—	2,922,289	—	—	—	—	—	—
Foreign	Endesa Argentina S.A.	Argentina	Foreign	Citibank	Argentina	Arg $	36.74%	34.00%	At maturity	438,505	—	438,505	—	—	—	—	—	—
Foreign	Endesa Costanera S.A.	Argentina	Foreign	Banco Galicia	Argentina	Arg $	46.45%	40.00%	At maturity	—	714,607	714,607	259,978	—	—	—	—	259,978
Foreign	Endesa Costanera S.A.	Argentina	Foreign	Banco Itaú Argentina	Argentina	Arg $	49.81%	42.50%	At maturity	—	271,439	271,439	120,187	—	—	—	—	120,187
Foreign	Endesa Costanera S.A.	Argentina	Foreign	Banco Santander Río	Argentina	Arg $	37.34%	33.00%	At maturity	—	181,232	181,232	73,961	—	—	—	—	73,961
Foreign	Endesa Costanera S.A.	Argentina	Foreign	Banco Supervielle	Argentina	Arg $	46.45%	40.00%	At maturity	—	259,139	259,139	115,564	—	—	—	—	115,564
Foreign	Endesa Costanera S.A.	Argentina	Foreign	Citibank	Argentina	Arg $	38.61%	34.00%	At maturity	—	852,379	852,379	381,640	—	—	—	—	381,640
Foreign	Endesa Costanera S.A.	Argentina	Foreign	Credit Suisse International	Argentina	US$	14.84%	13.92%	Quarterly	1,216,306	—	1,216,306	—	—	—	—	—	—
Foreign	Endesa Costanera S.A.	Argentina	Foreign	ICBC Argentina	Argentina	Arg $	42.16%	36.75%	At maturity	—	291,321	291,321	129,432	—	—	—	—	129,432
94.271.00-3	Enersis Américas S.A.	Chile	97.004.000-5	Banco Santander Chile	Chile	Ch$	6.00%	6.00%	At maturity	—	—	—	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Macro	Argentina	Arg $	43.63%	38.45%	At maturity	1,119,924	—	1,119,924	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Deutsche Bank	Argentina	US$	13.50%	12.86%	Quarterly	1,341,641	—	1,341,641	—	—	—	—	—	—

The accompanying notes are an integral part of these interim consolidated financial statements

Taxpayer ID No. (RUT)	Company	Country	Taxpayer ID No. (RUT)	Financial Institution	Country	Currency	Effective Interest Rate	Nominal Interest Rate	Amortization	December 31, 2015
										Corriente			No Corriente
										Less than 90 days ThCh$	More than 90 days ThCh$	Total Current ThCh$	One to two years ThCh$	Two to three years ThCh$	Three to four years ThCh$	Four to five years ThCh$	More than five years ThCh$	Total Non- Current ThCh$
Foreign	H. El Chocón S.A.	Argentina	Foreign	Standard Bank	Argentina	US$	13.50%	12.86%	Quarterly	670,824	—	670,824	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Itau	Argentina	US$	13.50%	12.86%	Quarterly	670,824	—	670,824	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Santander— Sindicado IV	Argentina	Arg $	34.58%	30.81%	Quarterly	202,930	451,981	654,911	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Itau- Sindicado IV	Argentina	Arg $	34.58%	30.81%	Quarterly	185,284	412,679	597,963	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Galicia— Sindicado IV	Argentina	Arg $	34.58%	30.81%	Quarterly	176,461	393,027	569,488	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Hipotecario— Sindicado IV	Argentina	Arg $	34.58%	30.81%	Quarterly	61,761	137,560	199,321	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Ciudad - Sindicado IV	Argentina	Arg $	34.58%	30.81%	Quarterly	26,469	58,954	85,423	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	ICBC—Sindicado IV	Argentina	Arg $	34.58%	30.81%	Quarterly	229,399	510,935	740,334	—	—	—	—	—	—
Total										87,930,880	100,190,665	188,121,545	75,268,453	81,428,276	39,559,428	9,092,465	27,277,398	232,626,020
In Appendix 4, letter a), are shown the estimated future cash flows (undiscounted) that the Group will have to disburse to settle the bank loans detailed above.

The accompanying notes are an integral part of these interim consolidated financial statements

17.2 Unsecured liabilities

The detail of Unsecured Liabilities by currency and maturity as of June 30, 2016 and December 31, 2015, is as follows:

•	Summary of unsecured liabilities by currency and maturity

Country	Currency	Nominal Interest Rate	Secured/Unsecured	Current			Non-Current
				Maturity		Total Current 06/30/2016 (Unaudited) ThCh$	Maturity					Total Non-Current 06/30/2016 (Unaudited) ThCh$
				One to three months ThCh$	Three to twelve months ThCh$		One to two years ThCh$	Two to three years ThCh$	Three to four years ThCh$	Four to five years ThCh$	More than five years ThCh$
Chile	US$	7.00%	Unsecured	—	166,154,168	166,154,168	—	—	—	—	567,455	567,455
Chile	U.F.	5.75%	Unsecured	—	3,562,388	3,562,388	3,707,292	3,920,460	4,145,885	4,384,272	4,067,473	20,225,382
Perú	US$	6.50%	Unsecured	14,113,085	95,768	14,208,853	6,626,125	5,410,894	—	6,626,125	6,626,125	25,289,269
Perú	Soles	6.33%	Unsecured	4,798,144	15,039,264	19,837,408	13,888,293	24,153,553	19,121,563	46,294,311	112,817,223	216,274,943
Colombia	CP	12.39%	Unsecured	10,960,046	136,459,898	147,419,944	—	198,244,902	100,366,560	166,316,665	458,850,667	923,778,794
Brazil	Real	15.94%	Unsecured	—	103,527,849	103,527,849	93,434,185	75,995,657	20,488,620	—	—	189,918,462
			Total	29,871,275	424,839,335	454,710,610	117,655,895	307,725,466	144,122,628	223,621,373	582,928,943	1,376,054,305

Country	Currency	Nominal Interest Rate	Secured/Unsecured	Current			Non-Current
				Maturity		Total Current 12/31/2015 ThCh$	Maturity					Total Non-Current 12/31/2015 ThCh$
				One to three months ThCh$	Three to twelve months ThCh$		One to two years ThCh$	Two to three years ThCh$	Three to four years ThCh$	Four to five years ThCh$	More than five years ThCh$
Chile	US$	7.00%	Unsecured	—	179,552,878	179,552,878	—	—	—	—	609,317	609,317
Chile	U.F.	5.75%	Unsecured	—	3,417,313	3,417,313	3,546,564	3,750,488	3,966,142	4,194,193	6,097,254	21,554,641
Perú	US$	6.50%	Unsecured	1,025,402	14,223,478	15,248,880	—	7,111,739	5,807,446	7,111,739	7,111,739	27,142,663
Perú	Soles	6.44%	Unsecured	11,874,390	9,345,624	21,220,014	20,628,837	—	44,799,999	27,088,371	123,043,719	215,560,926
Colombia	CP	10.81%	Unsecured	60,132,757	—	60,132,757	125,441,571	107,284,492	80,913,285	53,852,881	551,735,058	919,227,287
Brazil	Real	15.64%	Unsecured	—	76,649,745	76,649,745	87,811,094	79,034,498	40,774,981	—	—	207,620,573
			Total	73,032,549	283,189,038	356,221,587	237,428,066	197,181,217	176,261,853	92,247,184	688,597,087	1,391,715,407

17.3 Secured liabilities

As of June 30, 2016 (Unaudited) and December 31, 2015, there are no secured liabilities.

•	Fair value measurement and hierarchy

The fair value of current and non-current secured and unsecured liabilities as of June 30, 2016 totaled ThCh$2,053,159,870 (Unaudited) (ThCh$1,768,663,119 as of December 31, 2015). These liabilities have been classified as Level 2 fair value measurement based on the entry data used in the valuation techniques used (see Note 3.g). It is important to note that these financial liabilities are measured at amortized cost (see Note 3 f.4).

The accompanying notes are an integral part of these interim consolidated financial statements

•	Secured and unsecured liabilities by company

Taxpayer ID No. (RUT)	Company	Country	Taxpayer ID No. (RUT)	Financial Institution	Country	Currency	Effective Interest Rate	Nominal Interest Rate	Secured	June 30, 2016 (Unaudited)
										Current			Non-Current
										Less than 90 days	More than 90 days	Total Current	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total Non- Current
										ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Foreign	Ampla Energía S.A.	Brazil	Foreign	Bonos 1st Serie 16	Brazil	Real	14.39%	14.84%	No	—	—	—	—	—	—	—	—	—
Foreign	Ampla Energía S.A.	Brazil	Foreign	Bonos 1st Serie 17	Brazil	Real	14.56%	14.85%	No	—	10,308,148	10,308,148	—	—	—	—	—	—
Foreign	Ampla Energía S.A.	Brazil	Foreign	Bonos 1st Serie 18	Brazil	Real	15.00%	15.38%	No	—	2,215,866	2,215,866	10,244,310	10,244,310	10,244,310	—	—	30,732,930
Foreign	Ampla Energía S.A.	Brazil	Foreign	Bonos 2nd Serie 26	Brazil	Real	17.45%	18.21%	No	—	17,777,690	17,777,690	17,660,267	—	—	—	—	17,660,267
Foreign	Ampla Energía S.A.	Brazil	Foreign	Bonos 2nd Serie 27	Brazil	Real	15.73%	16.04%	No	—	27,786,222	27,786,222	27,177,138	27,297,927	—	—	—	54,475,065
Foreign	Ampla Energía S.A.	Brazil	Foreign	Bonos 2nd Serie 28	Brazil	Real	15.00%	15.38%	No	—	2,215,866	2,215,866	10,244,310	10,244,310	10,244,310	—	—	30,732,930
Foreign	Codensa	Colombia	Foreign	B102 Tramo 1	Colombia	CP	13.93%	13.26%	No	205,803	33,266,101	33,471,904	—	—	—	—	—	—
Foreign	Codensa	Colombia	Foreign	B102 Tramo 2	Colombia	CP	13.93%	13.26%	No	322,169	55,426,652	55,748,821	—	—	—	—	—	—
Foreign	Codensa	Colombia	Foreign	B103	Colombia	CP	14.21%	13.51%	No	134,254	—	134,254	—	18,135,511	—	—	—	18,135,511
Foreign	Codensa	Colombia	Foreign	B604	Colombia	CP	10.56%	10.17%	No	—	—	—	—	—	—	—	—	—
Foreign	Codensa	Colombia	Foreign	Bonos B12-13	Colombia	CP	13.39%	12.77%	No	720,696	—	720,696	—	—	—	—	43,828,995	43,828,995
Foreign	Codensa	Colombia	Foreign	Bonos B5-13	Colombia	CP	12.44%	11.90%	No	631,042	—	631,042	—	41,181,211	—	—	—	41,181,211
Foreign	Codensa	Colombia	Foreign	Bonos B7-14	Colombia	CP	12.02%	11.51%	No	79,351	—	79,351	—	—	—	—	41,938,368	41,938,368
Foreign	Coelce S.A.	Brazil	Foreign	Itaú 1	Brazil	Real	14.50%	14.84%	No	—	10,970,478	10,970,478	—	—	—	—	—	—
Foreign	Coelce S.A.	Brazil	Foreign	Itaú 2	Brazil	Real	14.94%	16.92%	No	—	32,253,579	32,253,579	28,108,160	28,209,110	—	—	—	56,317,270
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	Soles	6.41%	6.31%	No	—	7,941	7,941	—	—	—	—	5,031,990	5,031,990
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	Soles	6.38%	6.28%	No	155,402	—	155,402	—	—	5,031,990	—	—	5,031,990
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	US$	6.44%	6.34%	No	180,982	—	180,982	—	—	—	—	6,626,125	6,626,125
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	US$	7.93%	7.78%	No	187,127	—	187,127	—	5,410,894	—	—	—	5,410,894
Foreign	Edegel S.A.A	Peru	Foreign	Banco Scotiabank	Peru	US$	6.73%	6.63%	No	6,828,544	—	6,828,544	—	—	—	—	—	—
Foreign	Edegel S.A.A	Peru	Foreign	Banco Scotiabank	Peru	US$	6.09%	6.00%	No	6,735,456	—	6,735,456	—	—	—	—	—	—
Foreign	Edegel S.A.A	Peru	Foreign	Banco Scotiabank	Peru	US$	5.86%	5.78%	No	—	95,768	95,768	—	—	—	6,626,125	—	6,626,125
Foreign	Edegel S.A.A	Peru	Foreign	Banco Scotiabank	Peru	US$	6.57%	6.47%	No	180,976	—	180,976	6,626,125	—	—	—	—	6,626,125
Foreign	Edelnor S.A.A.	Peru	Foreign	AFP Horizonte	Peru	Soles	7.22%	7.09%	No	3,091,844	—	3,091,844	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	AFP Integra	Peru	Soles	8.16%	8.00%	No	—	—	—	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	AFP Integra	Peru	Soles	8.00%	7.85%	No	—	—	—	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	AFP Prima	Peru	Soles	7.13%	7.00%	No	—	—	—	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	AFP Prima	Peru	Soles	7.44%	7.30%	No	179,642	—	179,642	—	—	—	6,038,388	—	6,038,388
Foreign	Edelnor S.A.A.	Peru	Foreign	FCR—Macrofondo	Peru	Soles	5.56%	5.49%	No	197,488	—	197,488	—	—	—	—	10,063,981	10,063,981
Foreign	Edelnor S.A.A.	Peru	Foreign	FCR—Macrofondo	Peru	Soles	7.03%	6.91%	No	130,517	—	130,517	—	4,025,592	—	—	—	4,025,592
Foreign	Edelnor S.A.A.	Peru	Foreign	Interseguro Cia de Seguros	Peru	Soles	6.28%	6.19%	No	—	108,167	108,167	—	—	—	—	8,051,185	8,051,185
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	6.06%	5.97%	No	—	84,740	84,740	—	—	—	—	10,063,981	10,063,981
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	6.50%	6.40%	No	—	42,157	42,157	4,025,592	—	—	—	—	4,025,592
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	7.06%	6.94%	No	—	6,127,234	6,127,234	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	5.00%	4.94%	No	—	59,266	59,266	—	—	—	—	8,051,185	8,051,185
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	5.13%	5.06%	No	222,072	—	222,072	—	—	—	—	10,063,981	10,063,981
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	6.75%	6.64%	No	239,649	—	239,649	—	—	—	10,063,981	—	10,063,981
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	7.28%	7.15%	No	183,542	—	183,542	—	—	—	—	7,145,426	7,145,426
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	6.50%	6.40%	No	—	72,684	72,684	—	—	—	10,063,981	—	10,063,981
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	7.38%	7.24%	No	—	98,962	98,962	—	—	—	—	12,076,777	12,076,777
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	6.78%	6.67%	No	—	299,526	299,526	—	—	—	20,127,961	—	20,127,961
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	6.34%	6.25%	No	—	38,306	38,306	—	—	—	—	12,076,777	12,076,777
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	5.84%	5.76%	No	—	58,811	58,811	—	20,127,961	—	—	—	20,127,961
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	6.34%	6.25%	No	—	289,423	289,423	—	—	—	—	16,102,369	16,102,369
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	4.81%	4.76%	No	—	134,482	134,482	9,862,701	—	—	—	—	9,862,701
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	6.13%	6.03%	No	397,988	—	397,988	—	—	14,089,573	—	—	14,089,573
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	5.96%	5.87%	No	—	7,290,031	7,290,031	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	8.13%	7.97%	No	—	327,534	327,534	—	—	—	—	14,089,571	14,089,571
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos B09-09	Colombia	CP	14.58%	13.85%	No	1,688,901	—	1,688,901	—	49,464,605	—	—	—	49,464,605

The accompanying notes are an integral part of these interim consolidated financial statements

Taxpayer ID No. (RUT)	Company	Country	Taxpayer ID No. (RUT)	Financial Institution	Country	Currency	Effective Interest Rate	Nominal Interest Rate	Secured	June 30, 2016 (Unaudited)
										Current			Non-Current
										Less than 90 days	More than 90 days	Total Current	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total Non- Current
										ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos B10	Colombia	CP	14.45%	13.73%	No	696,236	—	696,236	—	36,284,623	—	—	—	36,284,623
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos B-103	Colombia	CP	13.77%	13.77%	No	—	40,457,751	40,457,751	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos B12	Colombia	CP	14.80%	14.04%	No	703,144	—	703,144	—	—	—	—	20,307,238	20,307,238
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos B15	Colombia	CP	14.79%	14.04%	No	246,738	—	246,738	—	—	—	—	12,581,510	12,581,510
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos B6-13	Colombia	CP	12.80%	12.23%	No	75,094	—	75,094	—	—	11,201,743	—	—	11,201,743
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos B6-14	Colombia	CP	11.90%	11.40%	No	427,062	—	427,062	—	—	29,689,073	—	—	29,689,073
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos exterior	Colombia	CP	10.17%	10.17%	No	—	892,890	892,890	—	—	—	20,402,449	—	20,402,449
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos quimbo	Colombia	CP	10.17%	10.17%	No	—	6,416,504	6,416,504	—	—	—	145,914,216	—	145,914,216
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos Quimbo B10	Colombia	CP	12.01%	11.50%	No	385,832	—	385,832	—	—	—	—	67,955,190	67,955,190
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos Quimbo B10-14	Colombia	CP	12.34%	11.81%	No	629,141	—	629,141	—	—	—	—	42,218,762	42,218,762
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos Quimbo B12-13	Colombia	CP	13.61%	12.97%	No	584,754	—	584,754	—	—	—	—	82,232,463	82,232,463
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos Quimbo B15	Colombia	CP	12.14%	11.62%	No	259,883	—	259,883	—	—	—	—	45,297,489	45,297,489
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos Quimbo B16-14	Colombia	CP	12.69%	12.13%	No	563,102	—	563,102	—	—	—	—	36,802,925	36,802,925
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos Quimbo B6-13	Colombia	CP	12.80%	12.23%	No	231,678	—	231,678	—	—	34,558,939	—	—	34,558,939
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos Quimbo B6-14	Colombia	CP	11.90%	11.40%	No	358,410	—	358,410	—	—	24,916,805	—	—	24,916,805
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos Quimbo B3-16	Colombia	CP	11.98%	11.47%	No	853,322	—	853,322		53,178,952	—	—	—	53,178,952
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos Quimbo B7-16	Colombia	CP	13.27%	12.66%	No	1,163,434	—	1,163,434	—	—	—	—	65,687,727	65,687,727
94.271.00-3	Enersis S.A.	Chile	97.004.000-5	Bonos UF 269	Chile	U.F.	7.76%	7.40%	No	—	3,562,388	3,562,388	3,707,292	3,920,460	4,145,885	4,384,272	4,067,473	20,225,382
94.271.00-3	Enersis S.A.	Chile	Foreign	Yankee bonos 2016	E.E.U.U.	US$	7.76%	7.40%	No	—	166,151,151	166,151,151	—	—	—	—	—	—
94.271.00-3	Enersis S.A.	Chile	Foreign	Yankee bonos 2026	E.E.U.U.	US$	7.76%	6.60%	No	—	3,017	3,017	—	—	—	—	567,455	567,455
Total Unsecured Bonds										29,871,275	424,839,335	454,710,610	117,655,895	307,725,466	144,122,628	223,621,373	582,928,943	1,376,054,305

Taxpayer ID No. (RUT)	Company	Country	Taxpayer ID No. (RUT)	Financial Institution	Country	Currency	Effective Interest Rate	Nominal Interest Rate	Secured	December 31, 2015
										Current			Non-Current
										Less than 90 days	More than 90 days	Total Current	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total Non- Current
										ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Foreign	Ampla Energía S.A.	Brazil	Foreign	Bonos 1st Serie 16	Brazil	Real	14.39%	14.84%	No	—	10,550,152	10,550,152	—	—	—	—	—	—
Foreign	Ampla Energía S.A.	Brazil	Foreign	Bonos 1st Serie 17	Brazil	Real	14.56%	14.85%	No	—	9,072,396	9,072,396	8,960,650	—	—	—	—	8,960,650
Foreign	Ampla Energía S.A.	Brazil	Foreign	Bonos 1st Serie 18	Brazil	Real	15.00%	15.38%	No	—	1,980,285	1,980,285	8,960,650	8,960,650	8,960,650	—	—	26,881,950
Foreign	Ampla Energía S.A.	Brazil	Foreign	Bonos 2nd Serie 26	Brazil	Real	17.45%	18.21%	No	—	16,645,720	16,645,720	14,750,376	14,750,376	—	—	—	29,500,752
Foreign	Ampla Energía S.A.	Brazil	Foreign	Bonos 2nd Serie 27	Brazil	Real	15.73%	16.04%	No	—	2,256,837	2,256,837	22,653,731	22,888,844	22,853,681	—	—	68,396,256
Foreign	Ampla Energía S.A.	Brazil	Foreign	Bonos 2nd Serie 28	Brazil	Real	15.00%	15.38%	No	—	1,980,285	1,980,285	8,960,650	8,960,650	8,960,650	—	—	26,881,950
Foreign	Codensa	Colombia	Foreign	B102 Tramo 1	Colombia	CP	13.93%	13.26%	No	480,031	—	480,031	87,436,064	—	—	—	—	87,436,064
Foreign	Codensa	Colombia	Foreign	B102 Tramo 2	Colombia	CP	13.93%	13.26%	No	—	—		—	—	—	—	—
Foreign	Codensa	Colombia	Foreign	B103	Colombia	CP	14.21%	13.51%	No	121,021	—	121,021	—	17,886,817	—	—	—	17,886,817
Foreign	Codensa	Colombia	Foreign	B604	Colombia	CP	10.56%	10.17%	No	32,826,348	—	32,826,348	—	—	—	—	—	—
Foreign	Codensa	Colombia	Foreign	Bonos B12-13	Colombia	CP	13.39%	12.77%	No	613,975	—	613,975	—	—	—	—	43,227,965	43,227,965
Foreign	Codensa	Colombia	Foreign	Bonos B5-13	Colombia	CP	12.44%	11.90%	No	531,899	—	531,899	—	40,616,490	—	—	—	40,616,490
Foreign	Codensa	Colombia	Foreign	Bonos B7-14	Colombia	CP	12.02%	11.51%	No	77,582	—	77,582	—	—	—	—	41,363,265	41,363,265
Foreign	Coelce S.A.	Brazil	Foreign	Itaú 1	Brazil	Real	14.50%	14.84%	No	—	9,601,388	9,601,388	—	—	—	—	—	—
Foreign	Coelce S.A.	Brazil	Foreign	Itaú 2	Brazil	Real	14.94%	16.92%	No	—	24,562,682	24,562,682	23,525,037	23,473,978	—	—	—	46,999,015
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	Soles	6.41%	6.31%	No	—	8,221	8,221	—	—	—	—	5,209,304	5,209,304
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	Soles	6.38%	6.28%	No	—	—	—	—	—	5,209,302	—	—	5,209,302
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	US$	6.44%	6.34%	No	194,246	—	194,246	—	—	—	—	7,111,739	7,111,739
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	US$	7.93%	7.78%	No	200,841	—	200,841	—	—	5,807,446	—	—	5,807,446
Foreign	Edegel S.A.A	Peru	Foreign	Banco Scotiabank	Peru	US$	6.73%	6.63%	No	215,945	7,111,739	7,327,684	—	—	—	—	—	—
Foreign	Edegel S.A.A	Peru	Foreign	Banco Scotiabank	Peru	US$	6.09%	6.00%	No	117,344	7,111,739	7,229,083	—	—	—	—	—	—
Foreign	Edegel S.A.A	Peru	Foreign	Banco Scotiabank	Peru	US$	5.86%	5.78%	No	102,787	—	102,787	—	—	—	7,111,739	—	7,111,739
Foreign	Edegel S.A.A	Peru	Foreign	Banco Scotiabank	Peru	US$	6.57%	6.47%	No	194,239	—	194,239	—	7,111,739	—	—	—	7,111,739
Foreign	Edelnor S.A.A.	Peru	Foreign	AFP Horizonte	Peru	Soles	7.22%	7.09%	No	75,209	3,125,581	3,200,790	—	—	—	—	—	—

The accompanying notes are an integral part of these interim consolidated financial statements

Taxpayer ID No. (RUT)	Company	Country	Taxpayer ID No. (RUT)	Financial Institution	Country	Currency	Effective Interest Rate	Nominal Interest Rate	Secured	December 31, 2015
										Current			Non-Current
										Less than 90 days	More than 90 days	Total Current	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total Non- Current
										ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Foreign	Edelnor S.A.A.	Peru	Foreign	AFP Integra	Peru	Soles	8.16%	8.00%	No	3,899,407	—	3,899,407	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	AFP Integra	Peru	Soles	8.00%	7.85%	No	5,855,385	—	5,855,385	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	AFP Prima	Peru	Soles	7.13%	7.00%	No	—	5,226,830	5,226,830	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	AFP Prima	Peru	Soles	7.44%	7.30%	No	185,972	—	185,972	—	—	—	6,251,163	—	6,251,163
Foreign	Edelnor S.A.A.	Peru	Foreign	FCR—Macrofondo	Peru	Soles	5.56%	5.49%	No	204,447	—	204,447	—	—	—	—	10,418,604	10,418,604
Foreign	Edelnor S.A.A.	Peru	Foreign	FCR—Macrofondo	Peru	Soles	7.03%	6.91%	No	135,116	—	135,116	—	—	4,167,442	—	—	4,167,442
Foreign	Edelnor S.A.A.	Peru	Foreign	Interseguro Cia de Seguros	Peru	Soles	6.28%	6.19%	No	—	111,978	111,978	—	—	—	—	8,334,884	8,334,884
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	6.06%	5.97%	No	—	87,726	87,726	—	—	—	—	10,418,604	10,418,604
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	6.50%	6.40%	No	—	43,642	43,642	4,167,442	—	—	—	—	4,167,442
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	7.06%	6.94%	No	—	91,977	91,977	6,251,163	—	—	—	—	6,251,163
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	5.00%	4.94%	No	—	61,354	61,354	—	—	—	—	8,334,884	8,334,884
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	5.13%	5.06%	No	229,897	—	229,897	—	—	—	—	10,418,604	10,418,604
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	6.75%	6.64%	No	248,093	—	248,093	—	—	—	10,418,604	—	10,418,604
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	7.28%	7.15%	No	190,009	—	190,009	—	—	—	—	7,397,209	7,397,209
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	6.50%	6.40%	No	—	75,245	75,245	—	—	—	10,418,604	—	10,418,604
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	7.38%	7.24%	No	—	102,450	102,450	—	—	—	—	12,502,325	12,502,325
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	6.78%	6.67%	No	—	310,080	310,080	—	—	—	—	20,837,209	20,837,209
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	6.34%	6.25%	No	—	39,656	39,656	—	—	—	—	12,502,325	12,502,325
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	5.84%	5.76%	No	—	60,884	60,884	—	—	20,837,209	—	—	20,837,209
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	6.34%	6.25%	No	304,643	—	304,643	—	—	—	—	16,669,767	16,669,767
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	4.81%	4.76%	No	139,221	—	139,221	10,210,232	—	—	—	—	10,210,232
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	6.13%	6.03%	No	406,991	—	406,991	—	—	14,586,046	—	—	14,586,046
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	5.96%	5.87%	No	—	—	—	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	8.13%	7.97%	No	—	—	—	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos B09-09	Colombia	CP	14.58%	13.85%	No	1,472,677	—	1,472,677	—	48,781,185	—	—	—	48,781,185
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos B10	Colombia	CP	14.45%	13.73%	No	599,598	—	599,598	—	—	35,783,303	—	—	35,783,303
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos B-103	Colombia	CP	13.77%	13.77%	No	3,893,386	—	3,893,386	38,005,507	—	—	—	—	38,005,507
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos B12	Colombia	CP	14.80%	14.04%	No	614,301	—	614,301	—	—	—	—	20,026,666	20,026,666
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos B15	Colombia	CP	14.79%	14.04%	No	213,136	—	213,136	—	—	—	—	12,407,680	12,407,680
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos B6-13	Colombia	CP	12.80%	12.23%	No	66,722	—	66,722	—	—	11,047,324	—	—	11,047,324
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos B6-14	Colombia	CP	11.90%	11.40%	No	299,818	—	299,818	—	—	—	24,573,172	—	24,573,172
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos exterior	Colombia	CP	10.17%	10.17%	No	13,745,374	—	13,745,374	—	—	—	—	19,368,586	19,368,586
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos quimbo	Colombia	CP	10.17%	10.17%	No	1,912,740	—	1,912,740	—	—	—	—	144,605,973	144,605,973
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos Quimbo B10	Colombia	CP	12.01%	11.50%	No	341,157	—	341,157	—	—	—	—	67,020,604	67,020,604
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos Quimbo B10-14	Colombia	CP	12.34%	11.81%	No	529,437	—	529,437	—	—	—	—	41,638,617	41,638,617
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos Quimbo B12-13	Colombia	CP	13.61%	12.97%	No	524,321	—	524,321	—	—	—	—	81,102,939	81,102,939
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos Quimbo B15	Colombia	CP	12.14%	11.62%	No	230,201	—	230,201	—	—	—	—	44,675,420	44,675,420
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos Quimbo B16-14	Colombia	CP	12.69%	12.13%	No	475,939	—	475,939	—	—	—	—	36,297,343	36,297,343
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos Quimbo B6-13	Colombia	CP	12.80%	12.23%	No	205,848	—	205,848	—	—	34,082,658	—	—	34,082,658
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos Quimbo B6-14	Colombia	CP	11.90%	11.40%	No	357,246	—	357,246	—	—	—	29,279,709	—	29,279,709
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos Quimbo B3-16	Colombia	CP	11.98%	11.47%	No	—	—	—	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos Quimbo B7-16	Colombia	CP	13.27%	12.66%	No	—	—	—	—	—	—	—	—	—
94.271.00-3	Enersis S.A.	Chile	97.004.000-5	Bonos UF 269	Chile	U.F.	7.76%	7.40%	No	—	3,417,313	3,417,313	3,546,564	3,750,488	3,966,142	4,194,193	6,097,254	21,554,641
94.271.00-3	Enersis S.A.	Chile	Foreign	Yankee bonos 2016	E.E.U.U.	US$	7.76%	7.40%	No	—	179,549,527	179,549,527	—	—	—	—	—	—
94.271.00-3	Enersis S.A.	Chile	Foreign	Yankee bonos 2026	E.E.U.U.	US$	7.76%	6.60%	No	—	3,351	3,351	—	—	—	—	609,317	609,317
Total Unsecured Bonds										73,032,549	283,189,038	356,221,587	237,428,066	197,181,217	176,261,853	92,247,184	688,597,087	1,391,715,407
In Appendix 4, letter b), are shown the estimated future cash flows (undiscounted) that the Group will have to disburse to settle the secured and unsecured liabilities detailed above.

The accompanying notes are an integral part of these interim consolidated financial statements

•	Detail of finance lease obligations

Taxpayer ID No. (RUT)	Company	Country	Taxpayer ID No. (RUT)	Financial Institution	Country	Currency	Nominal Interest Rate	June 30, 2016 (Unaudited)
								Current			Non-Current
								Less than 90 days	More than 90 days	Total Current	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total Non- Current
								ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Foreign	Codensa	Colombia	Foreign	Union Temporal Rentacol	Colombia	CP	10.80%	64,244	203,425	267,669	120,370	—	—	—	—	120,370
Foreign	Codensa	Colombia	Foreign	Mareauto Colombia SAS	Colombia	CP	10.08%	2,770	8,739	11,509	12,715	—	—	—	—	12,715
Foreign	Codensa	Colombia	Foreign	Banco Corpbanca	Colombia	CP	7.27%	5,496	16,992	22,488	23,873	1,586	—	—	—	25,459
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco de Interbank	Peru	Soles	5.29%	—	—	—	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Continental	Peru	Soles	5.98%	64,598	87,110	151,708	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Continental	Peru	Soles	6.00%	44,257	44,816	89,073	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Continental	Peru	Soles	6.00%	77,361	78,340	155,701	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Continental	Peru	Soles	5.99%	73,046	85,511	158,557	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Continental	Peru	Soles	5.25%	316,665	959,860	1,276,525	1,178,832	—	—	—	—	1,178,832
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Santander Perú	Peru	Soles	5.60%	97,728	295,758	393,486	414,324	—	—	—	—	414,324
Foreign	EE Piura	Peru	Foreign	Banco de Crédito	Peru	US$	5.80%	1,312,295	3,936,886	5,249,181	5,249,182	5,249,182	16,071,125	—	—	26,569,489
Foreign	EE Piura	Peru	Foreign	Banco de Crédito	Peru	Soles	5.70%	458,701	1,376,103	1,834,804	1,834,803	1,834,803	5,617,515	—	—	9,287,121
Foreign	EE Piura	Peru	Foreign	Banco Scotiabank	Peru	US$	3.75%	734,874	—	734,874	13,506,413	—	—	—	—	13,506,413
Foreign	Edegel S.A.A.	Peru	Foreign	Banco Scotiabank	Peru	US$	2.40%	2,357,307	16,832,728	19,190,035	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco Corpbanca	Colombia	CP	10.80%	4,814	14,966	19,780	21,219	8,838	—	—	—	30,057
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Equirent S.A.	Colombia	CP	6.55%	5,696	17,698	23,394	23,524	8,839	—	—	—	32,363
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Mareauto Colombia SAS	Colombia	CP	10.08%	847	2,673	3,520	3,891	1,610	—	—	—	5,501
			Total					5,620,699	23,961,605	29,582,304	22,389,146	7,104,858	21,688,640	—	—	51,182,644

The accompanying notes are an integral part of these interim consolidated financial statements

Taxpayer ID No. (RUT)	Company	Country	Taxpayer ID No. (RUT)	Financial Institution	Country	Currency	Nominal Interest Rate	December 31, 2015
								Current			Non-Current
								Less than 90 days	More than 90 days	Total Current	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total Non- Current
								ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Foreign	Codensa	Colombia	Foreign	Union Temporal Rentacol	Colombia	CP	10.80%	62,967	199,380	262,347	266,565	—	—	—	—	266,565
Foreign	Codensa	Colombia	Foreign	Mareauto Colombia SAS	Colombia	CP	10.08%	2,598	8,198	10,796	11,936	6,433	—	—	—	18,369
Foreign	Codensa	Colombia	Foreign	Banco Corpbanca	Colombia	CP	7.27%	19,831	31,119	50,950	22,853	13,512	—	—	—	36,365
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco de Interbank	Peru	Soles	5.29%	110,707	—	110,707	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Continental	Peru	Soles	5.98%	85,240	178,308	263,548	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Continental	Peru	Soles	6.00%	—	—	—	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Continental	Peru	Soles	6.00%	77,976	239,624	317,600	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Continental	Peru	Soles	5.99%	73,719	225,872	299,591	12,084	—	—	—	—	12,084
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Continental	Peru	Soles	5.25%	65,285	199,365	264,650	89,743	—	—	—	—	89,743
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Santander Perú	Peru	Soles	5.60%	153,549	472,612	626,161	659,036	—	—	—	—	659,036
Foreign	EE Piura	Peru	Foreign	Banco de Crédito	Peru	US$	5.80%	1,408,471	4,225,412	5,633,883	5,633,883	5,633,883	5,633,883	14,432,002	—	31,333,651
Foreign	EE Piura	Peru	Foreign	Banco de Crédito	Peru	Soles	5.70%	474,864	1,424,592	1,899,456	1,899,456	1,899,456	1,899,456	4,865,731	—	10,564,099
Foreign	EE Piura	Peru	Foreign	Banco Scotiabank	Peru	US$	3.75%	—	—	—	—	—	—	—	—	—
Foreign	Edegel S.A.A.	Peru	Foreign	Banco Scotiabank	Peru	US$	2.40%	2,484,674	7,399,875	9,884,549	15,599,736	—	—	—	—	15,599,736
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco Corpbanca	Colombia	CP	10.80%	4,579	14,234	18,813	20,200	19,819	—	—	—	40,019
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Equirent S.A.	Colombia	CP	6.55%	5,424	16,795	22,219	23,718	19,648	—	—	—	43,366
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Mareauto Colombia SAS	Colombia	CP	10.08%	795	2,371	3,166	3,650	3,217	—	—	—	6,867
			Total					5,030,679	14,637,757	19,668,436	24,242,860	7,595,968	7,533,339	19,297,733	—	58,669,900

In Appendix 4 letter c), are shown the estimated future cash flows (undiscounted) that the Group will have to disburse to settle the finance lease obligations detailed above.

The accompanying notes are an integral part of these interim consolidated financial statements

•	Detail of other obligations

Taxpayer ID No. (RUT)	Company	Country	Taxpayer ID No. (RUT)	Financial Institution	Country	Currency	Nominal Interest Rate	June 30, 2016 (Unaudited)
								Current			Non-Current
								Less than 90 days	More than 90 days	Total Current	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total Non- Current
								ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Foreign	Ampla Energía S.A.	Brazil	Foreign	BNDES	Brazil	Real	9.17%	—	—	—	—	—	—	—	—	—
Foreign	Cien S.A.	Brazil	Foreign	BNDES	Brazil	Real	8.33%	—	—	—	—	—	—	—	—	—
Foreign	Coelce S.A.	Brazil	Foreign	Banco do Nordeste	Brazil	Real	7.85%	—	—	—	—	—	—	—	—	—
Foreign	Coelce S.A.	Brazil	Foreign	Eletrobras	Brazil	Real	6.17%	482,558	1,283,743	1,766,301	1,689,405	1,498,548	1,326,430	1,128,653	1,172,036	6,815,072
Foreign	Coelce S.A.	Brazil	Foreign	Banco do Brasil	Brazil	US$	52.56%	—	—	—	—	—	—	—	—	—
Foreign	Coelce S.A.	Brazil	Foreign	BNDES	Brazil	Real	10.43%	—	—	—	—	—	—	—	—	—
Foreign	Endesa Costanera S.A.	Argentina	Foreign	Mitsubishi (deuda garantizada)	Argentina	US$	0.25%	—	2,009,604	2,009,604	2,001,535	2,001,535	2,001,535	2,001,535	23,336,796	31,342,936
Foreign	Hidroinvest S.A.	Argentina	Foreign	Otros	Argentina	US$	2.53%	—	367,791	367,791	—	—	—	—	—	—
Foreign	Endesa Argentina S.A.	Argentina	Foreign	Otros	Argentina	Arg$	34.00%	—	—	—	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Otros	Argentina	Arg$	28.78%	20,685,702	—	20,685,702	—	—	—	—	—	—
			Total other obligations					21,168,260	3,661,138	24,829,398	3,690,940	3,500,083	3,327,965	3,130,188	24,508,832	38,158,008

Taxpayer ID No. (RUT)	Company	Country	Taxpayer ID No. (RUT)	Financial Institution	Country	Currency	Nominal Interest Rate	December 31, 2015
								Current			Non-Current
								Less than 90 days	More than 90 days	Total Current	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total Non- Current
								ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Foreign	Ampla Energía S.A.	Brazil	Foreign	BNDES	Brazil	Real	9.17%	4,668,542	16,155,634	20,824,176	22,376,436	18,904,213	15,431,989	11,215,453	8,186,564	76,114,655
Foreign	Cien S.A.	Brazil	Foreign	BNDES	Brazil	Real	8.33%	215,214	659,135	874,349	860,857	860,857	860,857	430,428	—	3,012,999
Foreign	Coelce S.A.	Brazil	Foreign	Banco do Nordeste	Brazil	Real	7.85%	951,507	2,896,151	3,847,658	3,806,030	3,806,030	951,507	—	—	8,563,567
Foreign	Coelce S.A.	Brazil	Foreign	Eletrobras	Brazil	Real	6.17%	559,718	1,259,783	1,819,501	1,489,541	1,383,305	1,269,785	1,081,597	1,488,913	6,713,141
Foreign	Coelce S.A.	Brazil	Foreign	Banco do Brasil	Brazil	US$	52.56%	—	17,520	17,520	—	—	—	—	1,942,995	1,942,995
Foreign	Coelce S.A.	Brazil	Foreign	BNDES	Brazil	Real	10.43%	1,350,117	5,050,186	6,400,303	7,193,099	7,193,099	7,193,099	4,862,156	3,639,085	30,080,538
Foreign	Endesa Costanera S.A.	Argentina	Foreign	Mitsubishi (deuda garantizada)	Argentina	US$	0.25%	—	2,153,867	2,153,867	2,144,288	2,144,288	2,144,288	2,144,288	24,342,682	32,919,834
Foreign	Hidroinvest S.A.	Argentina	Foreign	Otros	Argentina	US$	2.53%	—	391,530	391,530	—	—	—	—	—	—
Foreign	Endesa Argentina S.A.	Argentina	Foreign	Otros	Argentina	Arg$	34.00%	23,515	—	23,515	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Otros	Argentina	Arg$	28.78%	16,912,466	—	16,912,466	4,636,665	—	—	—	—	4,636,665
			Total other obligations					24,681,079	28,583,806	53,264,885	42,506,916	34,291,792	27,851,525	19,733,922	39,600,239	163,984,394

In Appendix 4 letter d), are shown the estimated future cash flows (undiscounted) that the Group will have to disburse to settle these Other Obligations.

The accompanying notes are an integral part of these interim consolidated financial statements

17.4 Hedged debt

The debt denominated in U.S. dollar for ThCh$112,771,235 (Unaudited) held by the Group as of June 30, 2016, is related to future cash flow hedges for the Group’s U.S. dollar-linked operating income (ThCh$933,447,012 as of December 31, 2015, of which ThCh$119,366,828 corresponded to continuing operations) (See Note 3.m).

The following table details changes in “Reserve for cash flow hedges” for the six month period ended June 30, 2016 and the year ended December 31, 2015, due to exchange differences from this debt:

	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$
Balance in hedging reserves (hedging income) at the beginning of the year, net	(5,732,192)	(38,783,599)
Foreign currency exchange differences recorded in equity, net	1,027,110	(44,992,798)
Recognition of foreign currency exchange differences revenue, net	(158,037)	3,172,291
Foreign currency translation differences	200,780	(81,479)
Transfer to assets held for distribution to owners	—	74,953,393
Balance in hedging reserves (hedging income) at the end of the period, net	(4,662,339)	(5,732,192)

17.5 Other information

As of June 30, 2016, the Enersis Américas Group has long-term lines of credit available for use amounting to ThCh$139,790,859 (Unaudited) (ThCh$34,332,376 as of December 31, 2015)

18.	RISK MANAGEMENT POLICY

The Group’s companies are exposed to certain risks that are managed by systems that identify, measure, limit concentration of, and monitor these risks.

The main principles in the Group’s risk management policy include the following:

•	Compliance with proper corporate governance standards.

•	Strict compliance with all of Group’s internal policies.

•	Each business and corporate area determines:

I.	The markets in which it can operate based on its knowledge and ability to ensure effective risk management;

II.	Criteria regarding counterparts;

III.	Authorized operators.

•	Business and corporate areas establish their risk tolerance in a manner consistent with the defined strategy for each market in which they operate.

•	All of the operations of the businesses and corporate areas are conducted within the limits approved for each case.

•	Businesses, corporate areas, lines of business and companies design the risk management controls necessary to ensure that transactions in the markets are conducted in accordance with the Enersis Américas policies, standards, and procedures.

The accompanying notes are an integral part of these interim consolidated financial statements

18.1 Interest rate risk

Changes in interest rates affect the fair value of assets and liabilities bearing fixed interest rates, as well as, the expected future cash flows of assets and liabilities subject to floating interest rates.

The objective of managing interest rate risk exposure is to achieve a balance in the debt structure to minimize the cost of debt with reduced volatility in profit or loss.

Depending on the Group’s estimates and the objectives of the debt structure, hedging transactions are performed by entering into derivatives contracts that mitigate interest rate risk. Derivative instruments currently used to comply with the risk management policy are interest rate swaps to set floating rate to a fixed rate.

The financial debt structure of the Group detailed by the mostly strongly hedged fixed and floating interest rates on total net debt, net of hedging derivative instruments, is as follows:

Net position:

	06-30-2016 (Unaudited) %	12-31-2015%
Fixed interest rate debt	36%	30%

18.2 Exchange rate risk

Exchange rate risks involve basically the following transactions:

•	Debt taken on by the Group’s companies that is denominated in a currency other than the currency in which its cash flows are indexed.

•	Payments to be made for the acquisition of project-related materials and for corporate insurance policies in a currency other than that in which its cash flows are indexed.

•	Income in Group companies directly linked to changes in currencies other than the currency of its cash flows.

•	Cash flows from foreign subsidiaries to the Chilean parent company which are exposed to exchange rate fluctuations.

In order to mitigate foreign currency risk, the Group’s foreign currency risk management policy is based on cash flows and includes maintaining a balance between U.S. dollar flows and the levels of assets and liabilities denominated in this currency. The objective is to minimize the exposure to variability in cash flows that are attributable to foreign exchange risk.

The hedging instruments currently being used to comply with the policy are currency swaps and forward exchange contracts. In addition, the policy pursues to refinance debt in the functional currency of each of the Group’s companies.

18.3 Commodities risk

The Group has a risk exposure to price fluctuations in certain commodities, basically due to:

•	Purchases of fuel used to generate electricity.

•	Energy purchase/sale transactions that take place in local markets.

In order to reduce the risk in situations of extreme drought, the Group has designed a commercial policy that defines the levels of sales commitments in line with the capacity of its generating power plants in a dry year.

The accompanying notes are an integral part of these interim consolidated financial statements

It also includes risk mitigation terms in certain contracts with unregulated customers and with regulated customers subject to long-term tender processes, establishing indexation polynomials that allow for reducing commodities exposure risk.

Considering the operating conditions faced by the power generation market in Chile, with drought and highly volatile commodity prices on international markets, the Company is constantly evaluating the use of hedging to minimize the impacts that these price fluctuations have on its results. As of June 30, 2016 (Unaudited) and December 31, 2015, there are no commodity derivatives transactions.

18.4 Liquidity risk

The Group maintains a liquidity risk management policy that consists of entering into long-term committed banking facilities and temporary financial investments for amounts that cover the projected needs over a period of time that is determined based on the situation and expectations for debt and capital markets.

The projected needs mentioned above include maturities of financial debt net of financial derivatives. For further details regarding the features and conditions of financial obligations and financial derivatives (See Notes 17, 19, and Appendix 4).

As of June 30, 2016, the Group has cash and cash equivalents for ThCh$1,113,569,619 (Unaudited) and unconditionally available lines of long-term credit for ThCh$139,790,859 (Unaudited). As of December 31, 2015, the Group had cash and cash equivalents for ThCh$1,185,163,344 and unconditionally available lines of long-term credit for ThCh$34,332,376.

18.5 Credit risk

The Enersis Américas Group closely monitors its credit risk.

Trade receivables:

The credit risk for receivables from the Group’s commercial activity has historically been very low, due to the short term period of collections from customers, resulting in non-significant cumulative receivables amounts. This situation applies to the electricity generating and distribution lines of business.

In our electricity generating business, some countries’ regulations allow suspending the energy service to customers with outstanding payments, and most contracts have termination clauses for payment default. The Company monitors its credit risk on an ongoing basis and measures quantitatively its maximum exposure to payment default risk, which, as stated above, is very low.

In our electricity distribution companies, the suspension of energy service to customers in payment default is permitted in all cases, in accordance with current regulations in each country. This facilitates our credit risk management, which is also low in this line of business.

Financial assets:

Cash surpluses are invested in the highest-rated local and foreign financial entities (with risk rating equivalent to investment grade where possible) with thresholds established for each entity.

Banks that have received investment grade ratings from the three major international rating agencies (Moody’s, S&P, and Fitch) are selected for making investments.

Investments may be backed with treasury bonds from the countries in which the company operates and/or with commercial papers issued by the highest rated banks; the latter are preferable as they offer higher returns (always in line with current investment policies).

Derivative instruments are entered into with entities with solid creditworthiness; all derivative transactions are performed with entities with investment grade ratings.

The accompanying notes are an integral part of these interim consolidated financial statements

18.6 Risk measurement

The Enersis Américas Group measures the Value at Risk (VaR) of its debt positions and financial derivatives in order to monitor the risk assumed by the Company, thereby reducing volatility in the income statement.

The portfolio of positions included for purposes of calculating the present Value at Risk include:

•	Financial debt

•	Hedge derivatives for debt

The VaR determined represents the potential variation in value of the portfolio of positions described above in a quarter with a 95% confidence level. To determine the VaR, we take into account the volatility of the risk variables affecting the value of the portfolio of positions, with respect to the Chilean peso, including:

•	U.S. dollar Libor interest rate.

•	The different currencies with which our companies operate and the customary local indices used in the banking industry.

•	The exchange rates of the various currencies used in the calculation.

The calculation of VaR is based on generating possible future scenarios (at one quarter) of market values (both spot and term) for the risk variables, using Bootstrapping simulations.

The quarter 95%-confidence VaR number is calculated as the 5% percentile most adverse of the quarterly possible fluctuations.

Taking into consideration the assumptions previously described, the quarter VaR of the previously discussed positions was ThCh$104,474,460 (Unaudited).

This value represents the potential increase of the Debt and Derivatives’ Portfolio, thus these Values at Risk are inherently related, among other factors, to the Portfolio’s value at each quarter end.

19.	FINANCIAL INSTRUMENTS

19.1 Financial instruments, classified by type and category

a) The detail of financial assets, classified by type and category, as of June 30, 2016 and December 31, 2015, is as follows:

	06-30-2016 (Unaudited)
	Financial assets held for trading ThCh$	Financial assets at fair value through profit or loss ThCh$	Held-to-maturity investments ThCh$	Loans and receivables ThCh$	Available-for-sale financial assets ThCh$	Financial derivatives for hedging ThCh$
Derivative instruments	500,766	—	—	—	—	1,038,429
Other financial assets	—	17,594,085	123,487,629	1,310,786,245	—	—
Total Current	500,766	17,594,085	123,487,629	1,310,786,245	—	1,038,429
Equity instruments	—	—	—	—	1,498,113	—
Derivative instruments	—	—	—	—	—	1,699
Other financial assets	—	738,279	40,486	305,399,554	607,460,392	—
Total Non-current	—	738,279	40,486	305,399,554	608,958,505	1,699
Total	500,766	18,332,364	123,528,115	1,616,185,799	608,958,505	1,040,128

The accompanying notes are an integral part of these interim consolidated financial statements

	12-31-2015
	Financial assets held for trading ThCh$	Financial assets at fair value through profit or loss ThCh$	Held-to-maturity investments ThCh$	Loans and receivables ThCh$	Available-for-sale financial assets ThCh$	Financial derivatives for hedging ThCh$
Derivative instruments	4,427,286	—	—	—	—	1,172,125
Other financial assets	—	35,467,539	27,195,496	1,045,820,479	—	—
Total Current	4,427,286	35,467,539	27,195,496	1,045,820,479	—	1,172,125
Equity instruments	—	—	—	—	616,296	—
Derivative instruments	—	—	—	—	—	978,556
Other financial assets	—	—	39,673	364,516,870	487,893,679	—
Total Non-current	—	—	39,673	364,516,870	488,509,975	978,556
Total	4,427,286	35,467,539	27,235,169	1,410,337,349	488,509,975	2,150,681

b) The detail of financial liabilities, classified by type and category, as of June 30, 2016 and December 31, 2015, is as follows:

	June 30, 2016 (Unaudited)
	Financial liabilities held for trading ThCh$	Loans and payables ThCh$	Financial derivatives for hedging ThCh$
Interest-bearing loans	—	722,494,115	—
Derivative instruments	91,010,088	—	5,916,303
Other financial liabilities	—	1,359,166,739	—
Total Current	91,010,088	2,081,660,854	5,916,303
Interest-bearing loans	—	1,949,927,411	—
Derivative instruments	14,460,838	—	—
Other financial liabilities	—	246,531,834	—
Total Non-current	14,460,838	2,196,459,245	—
Total	105,470,926	4,278,120,099	5,916,303

	December 31, 2015
	Financial liabilities held for trading ThCh$	Loans and payables ThCh$	Financial derivatives for hedging ThCh$
Interest-bearing loans	—	617,276,453	—
Derivative instruments	1,052,026	—	69,545,029
Other financial liabilities	—	1,447,306,354	—
Total Current	1,052,026	2,064,582,807	69,545,029
Interest-bearing loans	—	1,846,995,721	—
Derivative instruments	—	—	300,871
Other financial liabilities	—	244,079,004	—
Total Non-current	—	2,091,074,725	300,871
Total	1,052,026	4,155,657,532	69,845,900

The accompanying notes are an integral part of these interim consolidated financial statements

19.2 Derivative instruments

The risk management policy of the Group uses primarily interest rate and foreign exchange rate derivatives to hedge its exposure to interest rate and foreign currency risks.

The Company classifies its hedges as follows:

•	Cash flow hedges: Those that hedge the cash flows of the underlying hedged item.

•	Fair value hedges: Those that hedge the fair value of the underlying hedged item.

•	Non-hedge derivatives: Financial derivatives that do not meet the requirements established by IFRS to be designated as hedging instruments are recognized at fair value through profit or loss (financial assets held for trading).

a) Assets and liabilities for hedge derivative instruments

As of June 30, 2016 and December 31, 2015, financial derivative qualifying as hedging instruments resulted in recognition of the following assets and liabilities in the statement of financial position:

	06-30-2016 (Unaudited)				12-31-2015
	Assets		Liabilities		Assets		Liabilities
	Current ThCh$	Non-current ThCh$	Current ThCh$	Non-current ThCh$	Current ThCh$	Non-current ThCh$	Current ThCh$	Non-current ThCh$
Interest rate hedge:	714,006	1,686	195,728	—	908,115	978,556	11,177	300,871
Cash flow hedge	714,006	1,686	195,728	—	908,115	978,556	11,177	300,871
Exchange rate hedge:	324,423	—	5,720,575	—	264,010	—	69,533,852	—
Cash flow hedge	324,423	—	2,371,792	—	264,010	—	69,533,852	—
Fair value hedge	—	—	3,348,783	—	—	—	—	—
TOTAL	1,038,429	1,686	5,916,303	—	1,172,125	978,556	69,545,029	300,871

•	General information on hedge derivative instruments

Hedging derivative instruments and their corresponding hedged instruments are shown in the following table:

Detail of Hedge Instruments	Description of Hedge Instrument	Description of Hedged Instrument	Fair Value of Hedged Instruments 06/30/2016 (Unaudited) ThCh$	Fair Value of Hedged Instruments 12/31/2015 ThCh$
SWAP	Interest rate	Bank loans	519,964	1,574,623
SWAP	Exchange rate	Bank loans	(3,348,783)	—
SWAP	Exchange rate	Unsecured obligations (bonds)	(2,047,369)	(69,269,842)

The accompanying notes are an integral part of these interim consolidated financial statements

As of June 30, 2016 and December 31, 2015, the Group has not recognized significant gains or losses for ineffective cash flow hedges.

For fair value hedges the gain or losses on the hedging deivative instrument and on the underlying hedged item recognized during the six month periods ended June 30, 2016 and 2015, is detailed in the following table:

	06-30-2016 (Unaudited)		06-30-2015 (Unaudited)
	Gains ThCh$	Losses ThCh$	Gains ThCh$	Losses ThCh$
Hedging derivative instrument	23,245,024	—	—	—
Underlying hedged item	—	26,289,208	—	—
TOTAL	23,245,024	26,289,208	—	—

b) Financial derivative instruments assets and liabilities at fair value through profit or loss

As of June 30, 2016 and December 31, 2015, financial derivative transactions recognized at fair value through profit or loss, resulted in the recognition of the following assets and liabilities in the statement of financial position:

	06-30-2016 (Unaudited)				12-31-2015
	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities
	Current ThCh$	Current ThCh$	Non-current ThCh$	Non-current ThCh$	Current ThCh$	Current ThCh$	Non-current ThCh$	Non-current ThCh$
Non-hedging derivative instrument (1)	500,766	91,010,088	—	14,460,838	4,427,286	1,052,026	—	—

(1)	Includes forward contracts entered into by the Group mainly to hedge foreign exchange risk related to dividends received or to be received from its foreign subsidiaries. Although, the hedge relationship has economic substance, they do not comply with all the hedging documentation requirements set forth by IAS 39 Financial Instruments: Recognition and Measurement to qualify for hedge accounting. Also, it includes cross currency swaps to cover the interest rate and foreign exchange risks of financial debts which as part of the corporate reorganization were transferred to Enersis Chile, thus, discontinuing the hedge accounting.

c) Other information on derivatives:

The following table sets forth the fair value of hedging and non-hedging derivatives entered into by the Group as well as the remaining contractual maturities as of June 30, 2016 and December 31, 2015:

Financial derivatives	June 30, 2016 (Unaudited)
	Fair value	Notional Amount
		Less than 1 year	1-2 years	2-3 years	3-4 years	4-5 years	Total
	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Interest rate hedge:	519,964	64,568,112	826,713	—	—	—	65,394,825
Cash flow hedge	519,964	64,568,112	826,713	—	—	—	65,394,825
Exchange rate hedge:	(5,396,152)	76,862,682	—	—	—	—	76,862,682
Cash flow hedge	(2,047,369)	45,889,772	—	—	—	—	45,889,772
Fair value hedge	(3,348,783)	30,972,910	—	—	—	—	30,972,910
Derivatives not designated for hedge accounting(See 19.2.b)	(104,970,160)	383,216,709	—	88,129,953	—	—	471,346,662
Total	(109,846,348)	524,647,503	826,713	88,129,953	—	—	613,604,169

The accompanying notes are an integral part of these interim consolidated financial statements

Financial derivatives	December 31, 2015
	Fair value	Notional Amount
		Less than 1 year	1-2 years	2-3 years	3-4 years	4-5 years	Total
	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Interest rate hedge:	1,574,623	38,204,658	22,314,853	—	—	—	60,519,511
Cash flow hedge	1,574,623	38,204,658	22,314,853	—	—	—	60,519,511
Exchange rate hedge:	(69,269,842)	308,412,252	—	—	—	—	308,412,252
Cash flow hedge	(69,269,842)	308,412,252	—	—	—	—	308,412,252
Derivatives not designated for hedge accounting	3,375,260	44,663,462	—	—	—	—	44,663,462
Total	(64,319,959)	391,280,372	22,314,853	—	—	—	413,595,225

The hedging and non-hedging derivatives contractual maturities do not represent the Group’s total risk exposure, as the amounts presented in the above tables have been drawn up based on undiscounted contractual cash inflows and outflows for their settlement.

19.3 Fair value hierarchies

Financial instruments recognized at fair value in the consolidated statement of financial position are classified based on the hierarchies described in Note 3.g.

The following table presents financial assets and liabilities measured at fair value as of June 30, 2016 and December 31, 2015:

Financial Instruments Measured at Fair Value		Fair Value Measured at End of Reporting Period Using (Unaudited):
	06-30-2016 (Unaudited) ThCh$	Level 1 ThCh$	Level 2 ThCh$	Level 3 ThCh$
Financial Assets
Financial derivatives designated as cash flow hedge	1,040,115	—	1,040,115	—
Financial derivatives not designated for hedge accounting	500,766	—	500,766	—
Financial assets at fair value through profit or loss	17,594,084	17,594,084	—	—
Available-for-sale financial assets, non-current	607,460,405	—	607,460,405	—
Total	626,595,370	17,594,084	609,001,286	—
Financial Liabilities
Financial derivatives designated as cash flow hedge	2,567,520	—	2,567,520	—
Financial derivatives designated as fair value hedge	3,348,783	—	3,348,783	—
Financial derivatives not designated for hedge accounting	105,470,926	—	105,470,926	—
Total	111,387,229	—	111,387,229	—

The accompanying notes are an integral part of these interim consolidated financial statements

Financial Instruments Measured at Fair Value		Fair Value Measured at End of Reporting Period Using:
	12-31-2015 ThCh$	Level 1 ThCh$	Level 2 ThCh$	Level 3 ThCh$
Financial Assets
Financial derivatives designated as cash flow hedge	2,150,681	—	2,150,681	—
Financial derivatives not designated for hedge accounting	4,427,286	—	4,427,286	—
Financial assets at fair value through profit or loss	35,467,539	35,467,539	—	—
Available-for-sale financial assets, non-current	487,893,679	—	487,893,679	—
Total	529,939,185	35,467,539	494,471,646	—
Financial Liabilities
Financial derivatives designated as cash flow hedge	69,845,900	—	69,845,900	—
Financial derivatives not designated for hedge accounting	1,052,026	—	1,052,026	—
Total	70,897,926	—	70,897,926	—

19.3.1 Financial instruments whose fair value measurement is classified as Level 3:

The Group does not have financial instruments measured at fair value whose fair value measurement is classified as Level 3.

20.	TRADE AND OTHER CURRENT PAYABLES

The detail of Trade and Other Payables as of June 30, 2016 and December 31, 2015, is as follows:

	Current		Non-current
Trade and other payables	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$
Trade payables	457,461,665	459,144,350	2,739,008	2,247,156
Other payables	939,393,590	993,679,857	290,737,427	281,297,098
Total	1,396,855,255	1,452,824,207	293,476,435	283,544,254

The accompanying notes are an integral part of these interim consolidated financial statements

The detail of Trade and Other Current Payables as of June 30, 2016 and December 31, 2015, is as follows:

	Current		Non-current One to five years
Trade and other payables	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$
Energy suppliers (1)	417,110,433	420,027,375	2,739,008	2,247,156
Fuel and gas suppliers	40,351,232	39,116,975	—	—
Payables for goods and services	409,283,950	519,888,987	161,867,745	206,086,007
Dividends payable to non-controlling interests	94,239,153	106,531,865	—	—
Fines and complaints (2)	111,025,698	94,165,502	—	—
Research and development	10,578,324	12,867,918	26,894,840	17,940,704
Taxes payables other than income tax	69,761,639	41,337,748	53,464	2,648,714
VAT debit	34,221,189	43,676,292	46,891,137	39,465,249
Mitsubishi contract (LTSA)	17,678,410	15,390,966		—
Obligations for social programs	42,883,883	66,768,001		—
Interest payments on trade payables	91,106,099	69,506,842	2,805,293	2,567,956
Other payables	58,615,245	23,545,736	52,224,948	12,588,468
Total	1,396,855,255	1,452,824,207	293,476,435	283,544,254

See Note 18.4 for the description of the liquidity risk management policy.

(1)	As of December 31, 2015, includes ThCh$$114,103,977 in liabilities owed to CAMMESA by our subsidiary Argentine Edesur S.A. These liabilities are greater than the account receivable recognized by Edesur as part of the implementation of Resolution N°250/13—Cost Monitoring Mechanism (“MMC”), supplemented through Resolution 32/2015. This resolution instructed CAMMESA to issue Sales Liquidation with Expiration Dates to Define (“LVFVD”) in favor of Edesur for accounts receivables, and accept these LVFVD as part payment of the debts of Edesur. As of June 30, 2016 (Unaudited), there are no compensations under the Cost Monitoring Mechanism.
(2)	Corresponds mainly to fines and complaints that our Argentine subsidiary Edesur S.A. has received during the six month period ended June 30, 2016, and prior years from the regulatory agency due to business service quality, technical product quality, and public safety, including the financial update of those fines for ThCh$45,889,007 (Unaudited) (See Note 30). These fines have not been paid, as some were suspended under the Agreement Act signed in 2007 with the Argentine government, and others are pending until the Integral Tariff Review (“RTI” in its Spanish acronym) takes place (see Note 4).

The detail of trade payables, both up to date and past due as of June 30, 2016 and December 31, 2015, are presented in Appendix 7.

The accompanying notes are an integral part of these interim consolidated financial statements

21.	PROVISIONS

a)	The detail of provisions as of June 30, 2016 and December 31, 2015, is as follows:

Provisions	Current		Non-current
	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$
Provision for legal proceedings	61,462,788	42,090,525	176,815,752	144,855,586
Decommissioning or restoration (*)	1,162,919	750,345	7,138,518	6,328,957
Provision for environmental issues (**)	33,344,830	73,381,544	53,828,529	31,880,082
Other provisions	7,097,823	11,076,762	—	783,659
Total	103,068,360	127,299,176	237,782,799	183,848,284

(*)	It includes the provision for restoration of our subsidiary Emgesa related to El Quimbo Project, related to the necessary works to mitigate the environmental impact for filling the dam. The works are estimated to take 30 years. Among the main activities under this obligation are forest restoration, create of a border protection, lotic and fishing programs and flora and fauna monitoring programs. (Unaudited)
(**)	It includes obligations for the environmental license for the El Quimbo Project, such as settlement of contracts for completed works and minor works necessary to operate the power plant that are expected to be performed under the timetable propose for the project during the year 2016. (Unaudited)

The expected timing and amount of any cash outflows related to the above provisions is uncertain and depends on the final resolution of the related matters.

b)	Changes in provisions for the six month period ended June 30, 2016 and year ended December 31, 2015, are as follows:

Provisions	Legal Proceedings ThCh$	Decommissioning or Restoration ThCh$	Environmental and Other Provisions ThCh$	Total ThCh$
Changes in Provisions
Balance as of January 1, 2016	186,946,111	7,079,302	117,122,047	311,147,460
Additional provisions (Unaudited)	—	—	—	—
Increase (decrease) in existing provisions (Unaudited)	45,069,148	1,214,911	16,932,564	63,216,623
Provisions used (Unaudited)	(11,810,325)	(62,820)	(38,357,063)	(50,230,208)
Increase from adjustment to time value of money (Unaudited)	17,229,133	158,430	2,158,975	19,546,538
Foreign currency translation (Unaudited)	12,252,735	(88,386)	(1,445,338)	10,719,011
Other increase (decrease) (Unaudited)	(11,408,262)	—	(2,140,003)	(13,548,265)
Total changes in provisions (Unaudited)	51,332,429	1,222,135	(22,850,865)	29,703,699
Balance as of June 30, 2016 (Unaudited)	238,278,540	8,301,437	94,271,182	340,851,159

The accompanying notes are an integral part of these interim consolidated financial statements

Provisions	Legal Proceedings ThCh$	Decommissioning or Restoration ThCh$	Environmental and Other Provisions ThCh$	Total ThCh$
Changes in Provisions
Balance as of January 1, 2015	223,968,140	32,216,194	31,282,191	287,466,525
Additional provisions	—	—	—	—
Increase (decrease) in existing provisions	22,857,949	24,158,277	106,100,964	153,117,190
Provisions used	(25,239,603)	(7,275)	(12,262,416)	(37,509,294)
Increase from adjustment to time value of money	31,412,199	2,031,788	23,054,386	56,498,373
Foreign currency translation	(32,537,015)	(234,141)	(24,082,348)	(56,853,504)
Transfer to non-current assets held for distribution to owners (1)	(14,829,363)	(51,085,541)	(6,530,431)	(72,445,335)
Other increase (decrease)	(18,686,196)	—	(440,299)	(19,126,495)
Total changes in provisions	(37,022,029)	(25,136,892)	85,839,856	23,680,935
Balance as of December 31, 2015	186,946,111	7,079,302	117,122,047	311,147,460

(2)	See Note 5.1

22.	EMPLOYEE BENEFIT OBLIGATIONS

22.1 General information

Enersis Américas and certain of its subsidiaries in Chile, Brazil, Colombia, Peru and Argentina granted various post-employment benefits for all or certain of their active or retired employees. These benefits are calculated and recognized in the financial statements according to the policy described in Note 3.l.1, and include primarily the following:

a)	Defined benefit plans:

•	Complementary pension: The beneficiary is entitled to receive a monthly amount that supplements the pension obtained from the respective social security system.

•	Employee severance indemnities: The beneficiary receives a certain number of contractual salaries upon retirement. Such benefit is subject to a vesting minimum service requirement period, which depending on the company, varies within a range from 5 to 15 years.

b)	Other benefits

Five-year benefit: A benefit certain employees receive after 5 years and which begin to accrue from the second year onwards.

Unemployment: A benefit paid regardless of whether the employee is fired or leaves voluntarily. This benefit accrues on a daily basis and is paid at the time of contract termination (although the law allows for partial withdrawals for housing and education).

The accompanying notes are an integral part of these interim consolidated financial statements

Seniority bonuses: There is an agreement to give workers (“subject to the collective agreement”) an extraordinary bonus for years of service upon completion of the equivalent of five years of actual work based on the following:

Years of Service	Benefit
5, 10, 15	1 monthly salary
20	1.5 monthly salary
25, 30, 35, 40	2.5 monthly salaries

Health plan: Corresponds to a medical and dental benefit granted to the direct family of retired employees (currently 121 retirees) of our subsidiary Emgesa. This benefit was provided by the union until March 31, 2016. Beginning on April 1, 2016, the benefit started to be provided by Emgesa who contracted MEDPLUS as the servive provider. The benefit covers the direct family, in case of death of the beneficiary, the benefit is extended for 6 months to its family, time at which the benefit is no longer provided.

c)	Defined contribution benefits:

The Group makes contributions to a retirement benefit plan where the beneficiary receives additional pension supplements upon his/her retirement, disability or death.

22.2 Details, changes and presentation in financial statements

a)	The post-employment obligations associated with defined benefits plans and the related plan assets as of June 30, 2016 and December 31, 2015, are detailed as follows:

General ledger accounts:

	Balance as of
	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$
Post-employment obligations, non-current	206,274,254	187,270,474
Total Liabilities	206,274,254	187,270,474
Total post-employment obligations, net	206,274,254	187,270,474

Reconciliation with general ledger accounts:

	Balance as of
	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$
Post-employment obligations	537,307,890	428,066,630
(-) Fair value of asset plan (*)	(372,126,083)	(284,231,299)
Total	165,181,807	143,835,331
Amount not recognized due to limit on Benefit Plan Assets (**)	23,205,000	22,057,178
Minimum financing required (IFRIC 14) (***)	17,887,447	21,377,965
Total post-employment obligations, net	206,274,254	187,270,474

(*)	Plan assets to fund defined benefit plans only in our Brazilian subsidiaries (Ampla and Coelce); the remaining defined benefit plans in our other subsidiaries are unfunded.

The accompanying notes are an integral part of these interim consolidated financial statements

(**)	In Coelce, certain pension plans currently have an actuarial surplus amounting to ThCh$23,205,000 (Unaudited) as of June 30, 2016 (ThCh$22,057,178 as of December 31, 2015). This actuarial surplus was not recognized as an asset in accordance with IFRIC 14—The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction, because the Complementary Social Security (SPC) regulations—CGPC Resolution 26/2008 states that the surplus can only be used by the sponsor if the contingency reserve on the balance sheet of the Foundation is at the maximum percentage (25% of reserves). This ensures the financial stability of the plan based on the volatility of these obligations. If the surplus exceeds this limit, it may be used by the sponsor to reduce future contributions or be reimbursed to the sponsor.
(***)	In Ampla has been recognized in accordance with the provisions of IFRIC 14—The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction an asset as of June 30, 2016 for ThCh$17,887,447 (Unaudited) (ThCh$21,377,965 as of December 31, 2015). This corresponds to actuarial debt contracts that the company signed with Brasiletros (an institution providing pension funds exclusively to employees and retired employees of Ampla). This was done to equalize deficits on certain pension plans, since the sponsor assumes responsibility for these plans, in accordance with current legislation.

The following table presents the balance recorded in the consolidated statement of financial position as a result of the difference between the actuarial liability from defined benefit plans and the fair value of the plan assets affected as of June 30, 2016 (Unaudited), and at the end of each of the four prior years:

	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	12-31-2014 ThCh$	12-31-2013 ThCh$	12-31-2012 ThCh$
Actuarial liability	537,307,890	428,066,630	588,148,279	521,850,486	628,823,491
Assets affected	(372,126,083)	(284,231,299)	(368,008,708)	(322,830,274)	(393,880,165)
Difference	165,181,807	143,835,331	220,139,571	199,020,212	234,943,326
Amount not recognized due to limit on Benefit Plan Assets	23,205,000	22,057,178	33,710,733	39,494,779	21,218,042
Minimum financing required (IFRIC 14)	17,887,447	21,377,965	16,080,108	—	—
Accounting balance of actuarial liability deficit	206,274,254	187,270,474	269,930,412	238,514,991	256,161,368

b)	The following amounts were recognized in the consolidated statement of comprehensive income for the six month periods ended June 30, 2016 and 2015:

Expense Recognized in Profit or Loss	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$
Current service cost for defined benefits plan	1,064,453	1,005,125
Interest cost for defined benefits plan	28,516,917	28,846,880
Interest income from the plan assets	(20,324,811)	(20,501,918)
Past service cost	1,158,438	—
Interest cost on asset ceiling components	1,667,768	1,930,862
Expenses recognized in Profit or Loss	12,082,765	11,280,949
(Gains) losses from new measurements of defined benefit plans	8,688,325	—
Total expense recognized in Comprehensive Income	20,771,090	11,280,949

The accompanying notes are an integral part of these interim consolidated financial statements

Discontinued Operations	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$
Expense for discontinued operations	574,738	2,291,084

c)	The presentation of net actuarial liabilities as of June 30, 2016 and December 31, 2015, are as follows

Net Actuarial Liability	ThCh$
Balance as of January 1, 2015	269,930,412
Net interest cost	21,759,807
Service cost during the period	7,092,780
Benefits paid during the period	(19,628,639)
Contributions during the period	(15,322,998)
Actuarial (gains) losses from changes in financial assumptions	(41,003,639)
Actuarial (gains) losses from changes in experience adjustments	33,191,124
Return on plan assets, excluding interest	25,577,816
Changes in the asset limit	(8,365,724)
Minimum financing required (IFRIC 14)	9,627,791
Transfer to liabilities classified as held for distribution to owners (*)	(55,023,456)
Past service cost	(523)
Foreign currency translation differences	(40,564,277)
Balance as of December 31, 2015	187,270,474
Net interest cost (Unaudited)	9,859,874
Service cost during the period (Unaudited)	1,064,453
Benefits paid during the period (Unaudited)	(6,332,317)
Contributions during the period (Unaudited)	(7,663,695)
Actuarial (gains) losses from changes in financial assumptions (Unaudited)	33,018,702
Actuarial (gains) losses from changes in experience adjustments (Unaudited)	12,274,540
Return on plan assets, excluding interest(Unaudited)	(27,150,894)
Changes in the asset limit (Unaudited)	(3,496,745)
Minimum financing required (IFRIC 14) (Unaudited)	(5,957,278)
Past service cost (Unaudited)	1,158,438
Transfer of employees (Unaudited)	(996,379)
Other (Unaudited)	(309,251)
Foreign currency translation differences (Unaudited)	13,534,332
Net actuarial liabilities as of June 30, 2016 (Unaudited)	206,274,254

(*)	See Note 5.1.

The accompanying notes are an integral part of these interim consolidated financial statements

d)	The balance and changes in post-employment defined benefit obligations as of June 30, 2016 and December 31, 2015, are as follows:

Actuarial Value of Post-employment Obligations	ThCh$
Balance as of January 1, 2015	588,148,279
Current service cost (*)	7,092,780
Interest cost (*)	56,568,888
Contributions from plan participants	453,243
Actuarial (gains) losses from changes in financial assumptions (*)	(41,003,639)
Actuarial (gains) losses from changes in experience adjustments (*)	33,191,124
Foreign currency translation differences	(108,872,703)
Benefits paid	(52,487,363)
Past service cost	(523)
Transfer to assets classified as held for distribution to owners	(55,023,456)
Balance as of December 31, 2015	428,066,630
Current service cost (Unaudited)	1,064,453
Interest cost (Unaudited)	28,516,917
Contributions from plan participants (Unaudited)	152,660
Actuarial (gains) losses from changes in financial assumptions (Unaudited)	33,018,702
Actuarial (gains) losses from changes in experience adjustments (Unaudited)	12,274,540
Foreign currency translation differences (Unaudited)	53,099,547
Benefits paid (Unaudited)	(18,738,367)
Past service cost (Unaudited)	1,158,438
Transfer of employees (Unaudited)	(996,379)
Other (Unaudited)	(309,251)
Balance as of June 30, 2016 (Unaudited)	537,307,890

(*)	Current service cost related to continuing operations for the year ended December 31, 2015, was ThCh$4,810,031, it also includes costs for ThCh$1,484,025 of new benefit plans and costs for ThCh$1,380,360 related to seniority bonuses. Interest cost related to continuing operations for the year ended December 31, 2015 was ThCh$19,459,863. Actuarial gains (losses) for defined benefit plans related to continuing operations were ThCh$13,381,836 for the year ended December 31, 2015.

As of June 30, 2016 (Unaudited), out of the total amount of post-employment benefit obligations, 0.37% is from defined benefit plans in Chilean companies (0.72% as of December 31, 2015); 84.86% is from defined benefit plans in Brazilian companies (80.50% as of December 31, 2015); 11.99% is from defined benefit plans in Colombian companies (15.01% as of December 31, 2015); 2.28% is from defined benefit plans in Argentine subsidiaries (3.16% as of December 31, 2015); and the remaining 0.50% is from defined benefit plans in Peruvian companies (0.61% as of December 31, 2015).

The accompanying notes are an integral part of these interim consolidated financial statements

Changes in the fair value of the benefit plan assets are as follows:

Fair Value of Benefit Plan Assets	ThCh$
Balance as of January 1, 2015	(368,008,708)
Interest income	(38,428,236)
Return on plan assets, excluding interest	25,577,816
Foreign currency translation differences	79,545,346
Employer contributions	(15,322,998)
Contributions paid	(453,243)
Benefits paid	32,858,724
Balance as of December 31, 2015	(284,231,299)
Interest income (Unaudited)	(20,324,811)
Return on plan assets, excluding interest (Unaudited)	(27,150,894)
Foreign currency translation differences (Unaudited)	(45,008,774)
Employer contributions (Unaudited)	(7,663,695)
Contributions paid (Unaudited)	(152,660)
Benefits paid (Unaudited)	12,406,050
Balance as of June 30, 2016 (Unaudited)	(372,126,083)

e)	The main categories of benefit plan assets are as follows:

Category of Benefit Plan Assets	06-30-2016 (Unaudited)		12-31-2015
	ThCh$	%	ThCh$	%
Equity instruments (variable income)	16,036,828	4.31%	35,173,904	12.38%
Fixed-income assets	309,047,502	83.05%	210,347,356	74.01%
Real Estate investments	42,458,954	11.41%	33,391,752	11.75%
Other	4,582,799	1.23%	5,318,287	1.87%
Total	372,126,083	100%	284,231,299	100%

The plans for retirement benefits and pension funds held by our Brazilian subsidiaries, Ampla and Coelce, maintain investments as determined by the resolutions of the National Monetary Council, ranked in fixed income, equities and real estate. Fixed income investments are predominantly invested in federal securities. Regarding equities, Faelce (an institution providing pension funds exclusively to employees and retired employees of Coelce) holds common shares of Coelce, while Brasiletros (a similar institution for employees of Ampla) holds shares in investment funds with a portfolio traded on Bovespa (the São Paulo Stock Exchange). Finally, with regards to real estate, both foundations have properties that are currently leased to Ampla and Coelce.

The accompanying notes are an integral part of these interim consolidated financial statements

The following table sets forth the assets affected by the plans and invested in shares, leases and real estate owned by the Group:

	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$
Equity instruments	—	1
Real Estate	17,805,568	16,535,844
Total	17,805,568	16,535,845

f)	Reconciliation of asset ceiling:

Reconciliation of Asset Ceiling	ThCh$
Balance as of January 1, 2015	33,710,733
Interest on assets not recognized	3,619,155
Other changes in assets not recognized due to asset limit	(8,365,724)
Foreign currency translation differences	(6,906,986)
Balance as of December 31, 2015	22,057,178
Interest on assets not recognized (Unaudited)	1,667,768
Other changes in assets not recognized due to asset limit (Unaudited)	(3,496,745)
Foreign currency exchange differences (Unaudited)	2,976,799
Total asset ceiling as of June 30, 2016	23,205,000

Other disclosures:

•	Actuarial assumptions:

As of June 30, 2016 and December 31, 2015, the following assumptions were used in the actuarial calculation of defined benefit plans:

	Chile		Brazil		Colombia		Argentina		Peru
	06-30-2016 (Unaudited)	12-31-2015	06-30-2016 (Unaudited)	12-31-2015	06-30-2016 (Unaudited)	12-31-2015	06-30-2016 (Unaudited)	12-31-2015	06-30-2016 (Unaudited)	12-31-2015
Discount rates used	4.70%	5.00%	13,63%-13,74%	14,02%-14,21%	7.41%	7.25%	5.50%	5.50%	6.70%	7.60%
Expected rate of salary increases	4.00%	4.00%	10.21%	9.69%	4.20%	4.20%	0.00%	0.00%	3.00%	3.00%
Mortality tables	RV -2009	RV -2009	AT 2000	AT 2000	RV 2008	RV 2008	RV 2004	RV 2004	RV 2009	RV 2009
Turnover rate	6,12%-7,00%	5.69%	4,55%-5,68%	4,55%-5,68%	0,35%-0,74%	0,44%-0,65%	1,20%-1,52%	1,20%-1,52%	3,88%-4,20%	3,90%-4,07%

•	Sensitivity:

As of June 30, 2016, the sensitivity of the value of the actuarial liability for post-employment benefits to variations of 100 basis points in the discount rate assumes a decrease of ThCh$40,311,834 (Unaudited) (ThCh$32,618,877 as of December 31, 2015) if the rate rises and an increase of ThCh$47,624,724 (Unaudited) (ThCh$38,040,654 as of December 31, 2015) if the rate falls in those 100 basis points.

The accompanying notes are an integral part of these interim consolidated financial statements

•	Future disbursements:

The estimates available indicate that ThCh$25,308,207 (Unaudited) will be disbursed for defined benefit plans next year.

•	Length of commitments:

The Group’s obligations have a weighted average length of 9.30 years (Unaudited), and the outflows of benefits for the next 5 years and more is expected to be as follows:

Years	ThCh$ (Unaudited)
1	45,142,056
2	40,335,773
3	41,190,382
4	41,064,883
5	40,778,078
Over 5	207,235,035

•	Defined contributions:

The total expense recognized in the consolidated statement of comprehensive income within line item “Employee expenses” represents contributions payable to the defined contribution plans by the Group. For the six month period ended June 30, 2016, the amounts recognized as expenses were ThCh$2,191,748 (Unaudited) (ThCh$2,483,024 (Unaudited) for the six month period ended June 30, 2015). These amounts correspond in its entirety to continuing operations.

23.	EQUITY

23.1 Equity attributable to the shareholders of Enersis Américas

23.1.1 Subscribed and paid capital and number of shares

The issued capital of Enersis Américas as of June 30, 2016 and December 31, 2015 was ThCh$3,575,339,010 (Unaudited) and ThCh$5,804,447,986, divided into 49,092,772,762 shares, in both periods. All of the shares issued by Enersis Américas are subscribed and paid, and they are listed for trade on the Bolsa de Comercio de Santiago de Chile, the Bolsa Electrónica de Chile, the Bolsa de Valores de Valparaiso, and the New York Stock Exchange (NYSE).

The share premium corresponds to the share issuance premium from the capital increases that took place in 2003 and 1995. In the former increase, the premium was ThCh$125,881,577, and in the latter it was ThCh$32,878,071.

The share issuance premium generated during the capital increase in 2013, amounting to ThCh$1,460,503 as indicated above, absorbed a portion of the share issuance costs incurred in the process (see Note 23.5.c).

At the Enersis Américas Extraordinary Shareholders Meeting held on November 25, 2014, an amendment to the Company by-laws was approved, whereby the issued capital was increased by ThCh$135,167,261. This amount corresponded to the “Share Premium” balance, after deducting the “Share issuance costs” that it was included in Other Reserves, without any distribution to shareholders as a dividend.

The Company’s issued capital following the by-law amendment indicated above amounted to ThCh$5,804,447,986, divided into the same number of shares as previously, that is, 49,092,772,762 shares

The accompanying notes are an integral part of these interim consolidated financial statements of single series nominative common stock, non-preference and with no par value. This change in the Company’s by-laws complies with Article 26 of the Chilean Companies Act (Ley de Sociedades Anónimas) and Circular No. 1,370 issued by the SVS, as amended by Circular No. 1,736, for the recognition of changes in equity as a result of recent increases in the Company’s issued capital.

At the Extraordinary Shareholders’ Meeting of Enersis held on December 18, 2015, the shareholders approved the spin-off of Enersis into two companies (the “Spin-Off”). As a result of this Spin-Off, Enersis Chile S.A. (“Enersis Chile”), a new publicly held company, will be created, which will be governed under Chapter XII of D.L. 3,500 and to which were allocated the shareholdings and other associated assets and liabilities of Enersis in Chile, including the ownership interests in Endesa Chile and Chilectra Chile, already spun-off. All of Enersis’ shareholders will participate in Enersis Chile in the same proportion that they had in the Enersis’ capital, with a number of shares equal to what they had in Enersis (ratio 1:1); remaining in the demerged company (“Enersis Américas”) all the respective business currently outside of Chile, including its ownership interests in the new entities resulting from the spin-offs of Chilectra and Endesa Chile, and all the assets and liabilities and administrative authorizations in Chile not expressly allocated to Enersis Chile in the Spin-Off.

As part of the Spin-Off, it was agreed to reduce the capital of Enersis as a consequence of the Spin-Off from Ch$5,804,447,986,000 divided into 49,092,772,762 registered common shares of a single series and no par value, to the new amount of Ch$3,575,339,011,549 (Unaudited) divided into 49,092,772,762 (Unaudited) registered common shares of a single series and no par value. Additionally, it was also agreed to (i) establish the capital of Enersis Chile at Ch$2,229,108,974,451 (Unaudited) corresponding to the amount by which the capital of Enersis has been decreased, divided into 49,092,772,762 (Unaudited) registered common shares, all of the same series and no par value, and (ii) distribute the company’s equity interest between Enersis and Enersis Chile, by allocating assets and liabilities as indicated by the aforementioned meeting, to Enersis Chile.

On March 1, 2016, upon meeting all conditions including the capital decrease and modifications to the by-laws, the spin-off of Enersis became effective and Enersis S.A.’s corporate name was changed to Enersis Américas S.A.

23.1.2 Dividends

On November 25, 2014, the Board unanimously agreed to distribute interim dividend No. 90 of Ch$0.83148 per share on January 30, 2015 against fiscal year 2014 statutory net income; this corresponded to 15% of net income calculated at September 30, 2014, in accordance with the current Company’s dividend policy.

At the Ordinary Shareholders’ Meeting held on April 28, 2015, it was agreed to distribute a minimum mandatory dividend (partially consisting of interim dividend No. 90 of Ch$0.83148 per share) and an additional dividend, which in aggregate amounted to Ch$305,078,934,556 at Ch$6.21433 per share.

Since interim dividend No. 90 had already been paid, the remainder was distributed and paid in final dividend No. 91, which totaled Ch$264,259,128,599 equivalent to Ch$5.38285 per share.

On November 24, 2015, the Board unanimously agreed to distribute interim dividend No. 92 of $1.23875 per share on January 29, 2016 against fiscal year 2015 statutory net income. This corresponded to 15% of net income calculated as of September 30, 2015, in accordance with the current Company’s dividend policy.

At the Ordinary Shareholders’ Meeting held on April 28, 2016, it was agreed to distribute a minimum mandatory dividend (deducting the interim dividend paid in January 2016) and an additional dividend, which in aggregate amounted to Ch$204,974,253,630 at Ch$4.17321 per share (Unaudited).

Since interim dividend No. 92 had already been paid, the remainder was distributed and paid in final dividend No. 93, which totaled Ch$167,209,724,296 equivalent to Ch$3.40599 per share. (Unaudited)

The accompanying notes are an integral part of these interim consolidated financial statements

The following table sets forth the dividends paid in recent years:

Dividend No.	Type of Dividend	Payment Date	Pesos per Share	Charged to
88	Interim	1-31-2014	1.42964	2013
89	Final	5-16-2014	5.27719	2013
90	Interim	1-30-2015	0.83148	2014
91	Final	5-25-2015	5.38285	2014
92	Interim	1-29-2016	1.23875 (Unaudited)	2015
93	Final	5-24-2016	3.40599 (Unaudited)	2015

23.2 Foreign currency translation reserves

The following table sets forth foreign currency translation differences attributable to the shareholders of Enersis Américas for the six month periods ended June 30, 2016 and 2015:

Reserves for Accumulated Currency Translation Differences	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$
Empresa Distribuidora Sur S.A.	(85,279,441)	(75,611,551)
Compañía Distribuidora y Comercializadora de Energía S.A.	99,773,131	122,051,013
Edelnor	33,399,198	34,549,264
Dock Sud	(12,478,883)	3,148,737
Enel Brasil S.A.	(312,697,756)	(316,011,975)
Central Costanera S.A.	(1,193,399)	2,139,923
Inversiones GasAtacama Holding Ltda. (1)(2)	—	10,860,072
Emgesa S.A. E.S.P.	12,069,273	35,657,164
Hidroelectrica El Chocon S.A.	(61,059,077)	(30,794,623)
Generandes Peru S.A.	68,699,344	57,566,693
Empresa Eléctrica de Piura S.A.	6,615,421	6,803,972
Other	(5,541,398)	(2,538,179)
TOTAL	(257,693,587)	(152,179,490)

(1)	Beginning on January 1, 2015, the company changed its functional currency from U.S. dollar to Chilean pesos.
(2)	As of December 31, 2015, this company was classified as discontinued operation. Beginning on March 1, 2016, the company is no longer part of the Group (See Note 5.1)

23.3 Capital Management

The Company’s objective is to maintain an adequate level of capitalization in order to be able to secure its access to the financial markets, so as to fulfill its medium- and long-term goals while maximizing the return to its shareholders and maintaining a robust financial position.

The accompanying notes are an integral part of these interim consolidated financial statements

23.4 Restrictions on subsidiaries transferring funds to the parent

Certain of the Group’s subsidiaries must comply with financial ratio covenants which require them to have a minimum level of equity or other requirements that restrict the transferring of assets to Enersis Américas. The Group’s restricted net assets as of June 30, 2016 from its subsidiaries Endesa Américas, Ampla, Coelce, Edelnor, and Piura were ThCh$87,598,646 (Unaudited), ThCh$584,998,287 (Unaudited), ThCh$32,375,050 (Unaudited), ThCh$189,965,920 (Unaudited), and ThCh$45,344,727 (Unaudited), respectively.

23.5 Other reserves

Other reserves within Equity attributable to shareholders of Enersis Américas for the six month periods ended June 30, 2016 and 2015, are as follows:

	Balance as of January 1, 2016 ThCh$	2016 Changes (Unaudited) ThCh$	Balance as of June 30, 2016 (Unaudited) ThCh$
Exchange differences on translation (a)	(418,992,914)	161,299,327	(257,693,587)
Cash flow hedges (b)	(9,826,557)	3,395,773	(6,430,784)
Available-for-sale financial assets	(167,739)	321,451	153,712
Other comprehensive income from non-current assets held for distribution to owners	(101,436,996)	101,436,996	—
Other miscellaneous reserves (c)	(2,628,536,018)	915,616,499	(1,712,919,519)
Total	(3,158,960,224)	1,182,070,046	(1,976,890,178)

	Balance as of January 1, 2015 ThCh$	2015 Changes (Unaudited) ThCh$	Balance as of June 30, 2015 (Unaudited) ThCh$
Exchange differences on translation	35,154,874	(187,334,364)	(152,179,490)
Cash flow hedges	(69,404,677)	(21,321,141)	(90,725,818)
Available-for-sale financial assets	14,046	(213,186)	(199,140)
Other miscellaneous reserves (c)	(2,619,970,627)	(652,632)	(2,620,623,259)
Total	(2,654,206,384)	(209,521,323)	(2,863,727,707)

a)	Reserves for exchange differences on translation: These reserves arise primarily from exchange differences relating to: (i) Translation of the financial statements of our subsidiaries with functional currencies other than the Chilean peso (see Note 2.7.3); and (ii) Translation of goodwill arising from the acquisition of companies with functional currencies other than the Chilean peso (see Note 3.b).
b)	Cash flow hedge reserves: These reserves represent the cumulative effective portion of gains and losses on cash flow hedges (see Note 3.f.5).
c)	Other miscellaneous reserves.

The accompanying notes are an integral part of these interim consolidated financial statements

The main items and their effects are the following:

Other miscellaneous reserves	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$
Reserve for capital increase in 2013 (1)	(900,683,317)	(892,845,532)
Reserve for corporate reorganization (“Spin-off”) (2)	479,817,274	—
Reserve for subsidiaries transactions (3)	(294,091,592)	(289,552,195)
Reserve for transition to IFRS (4)	(997,915,790)	(1,455,137,625)
Other miscellaneous reserves (5)	(46,094)	16,912,093
Total	(1,712,919,519)	(2,620,623,259)

1)	Reserve originated from the capital increase that Enersis Américas made during the first quarter of 2013.
2)	Reserve for corporate reorganization (spin-offs of companies) completed on March 1, 2016. Corresponds to the effects from the reorganization of Enersis Américas and the separation of the Chilean business into a new entity, Enersis Chile S.A. (See Note 5.1)
3)	Reserve from transactions with our subsidiaries. Corresponds to the effect of purchases of equity interests in subsidiaries that were accounted for as transactions between entities under common control.
4)	Reserve for transition to IFRS. In accordance with Official Bulletin No. 456 from the SVS (Superintendencia de Valores y Seguros de Chile), included in this line item is the price-level restatement of paid-in capital from the date of transition to IFRS, January 1, 2004, to December 31, 2008. It is important to note that, while the Company adopted IFRS as its statutory accounting standards beginning on January 1, 2009, the date of transition to IFRS was the same as that used by its former parent company, Endesa, S.A. (Spain), January 1, 2004, as an exemption permitted in IFRS 1—First Time Adoption of IFRS: (i) Foreign currency translation differences existing at the time of transition to IFRS (IFRS 1 exemption); and (ii) The effects of business combinations under common control, arising primarily from the incorporation of the holding company Enel Brasil in 2005 and the merger of our Colombian subsidiaries, Emgesa and Betania, in 2007.
5)	Other miscellaneous reserves from transactions made in prior years.

23.6 Non-controlling Interests

23.6.1 COELCE Public Stock Offering

On January 14, 2014, the Enersis Américas Board of Directors voted to hold a voluntary public offering of shares in its subsidiary Companhia Energética do Ceará’s (Coelce) as part of the process to make use of the funds raised in the Enersis Américas 2013 capital increase (see Note 23.1.1).

In the Public Stock Offering auction held on February 17, 2014, Enersis Américas acquired 2,964,650 shares of Coelce common stock at a price of R$49 per share, 8,818,006 shares of Class A preferred stock and 424 shares of Class B preferred stock, at a cost of ThCh$134,017,691.

Having exceeded two-thirds of the total number of Coelce common stock shares in circulation, Enersis Américas extended the effective date of the offer for an additional three months from the date of the auction. The process concluded on May 16, 2014, during which time Enersis Américas acquired an additional 38,162 shares of common stock at a total price of ThCh$464,883.

In summary, Enersis Américas increased its equity interest in Coelce by 15.18% to control, directly and indirectly, 74.05% of that company’s equity interest.

The accompanying notes are an integral part of these interim consolidated financial statements

The purchase of these non-controlling interests was recorded using the accounting policy described in Note 2.7.5. The difference between the carrying amount of the non-controlling interests acquired and the consideration paid resulted in a charge of ThCh$75,700,937 recorded directly in “Other reserves” in “Equity attributable to equity owners of Enersis Américas”.

In addition, the components of “Other comprehensive income” were allocated accordingly, with an additional charge to “Other miscellaneous reserves” and a credit to “Reserves for exchange differences on translation” amounting to ThCh$28,385,172.

23.6.2 Acquisition of Inkia Holdings (Acter) Limited (Generandes Peru)

On April 29, 2014, the Board of Enersis Américas authorized the signing of a purchase agreement for the acquisition of all the shares that Inkia Americas Holdings Limited held indirectly in Generandes Peru (39.01% of that company), which is the holding company for Edegel S.A.A. This purchase formed part of the process to use funds that had been raised in the Enersis Américas capital increase in 2013 (See Note 23.1.1).

On September 3, 2014, Enersis Américas confirmed and paid ThCh$253,015,133 to Inkia, and consolidated the companies Inkia Holdings (Acter) Limited, Southern Cone Power Ltd., Latin American Holding I Ltd., Latin American holding II Ltd. and Southern Cone Power Peru S.A.A.

This transaction increased Enersis Américas’s indirect ownership interest in Edegel S.A.A by 21.14%, leaving Enersis Américas with direct and indirect control of 58.60% of the shares in this company.

The acquisition of non-controlling interests was recorded according to the accounting policy described in Note 2.7.6. The difference between the carrying amount of non-controlling interests acquired and the consideration paid, resulted in a charge of ThCh$137,644,766 which was directly recognized in “Other reserves” within equity attributable to the shareholders of Enersis Américas.

Additionally, the corresponding components of “Other comprehensive income” have been redistributed. Accordingly, there has been an additional charge to “Other miscellaneous reserves” and a credit to “Reserve for Exchange Differences on Translation” of ThCh$32,862,564.

23.6.3 Capitalization of Central Dock Sud

During 2014, Enersis Américas and the rest of Central Dock Sud’s (CDS) shareholders worked to find a solution to the statutory negative equity situation that CDS was facing since December 2013. If the negative worth situation was not corrected, the company would have to be dissolved according to Argentine regulation.

On December 1, 2014, Enersis Américas S.A. acquired from Endesa Latinoamérica S.A. certain loans granted to Central Dock Sud S.A. (CDS), with a nominal amount of US$ 106 million. The amount paid was US$29 million. These loans were then re-denominated to Argentine pesos and interests were condoned. The remaining portion of these loans was contributed by Enersis Américas S.A. to the share capital of Inversora Dock Sud (IDS) and subsequently to CDS, at nominal amount. Similar contribution was made by each of the other shareholders, capitalizing their credits granted to CDS. In exchange, shares were issued by IDS and CDS, respectively, in proportion to the loans contributed or cash capitalized, and in the case of Enersis Américas, these loans were partially repaid in cash. All of these movements constitute a related party transaction (the “Transaction”), approved in the case of Enersis Américas, at an Extraordinary Shareholders Meeting.

The Transaction restored the equity of CDS, whilst maintaining substantially the same proportion of ownership in this company as held prior to the Transaction: Enersis Américas (40%), YPF (40%) and Pan American Energy (20%).

The accompanying notes are an integral part of these interim consolidated financial statements

This Transaction was recognized under the accounting policy described in Note 2.7.6 and resulted in an additional credit to “Other miscellaneous reserves” for ThCh$35,149,573.

23.6.4 The detail of non-controlling interests is as follows:

	Non-controlling interests
	06-30-2016 (Unaudited) %	Equity		Profit (Loss)
Companies		06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	30-06-2015 (Unaudited) ThCh$
Ampla Energía E Serviços S.A.	0.36%	1,803,968	1,670,381	(85,492)	(33,492)
Compañía Energética Do Ceará S.A.	26.00%	123,763,200	102,309,115	10,621,793	11,764,059
Compañía Distribuidora y Comercializadora de energía S.A.	51.52%	251,652,640	270,808,395	31,517,122	30,692,556
Emgesa S.A. E.S.P.	51.53%	374,559,381	412,145,236	49,525,945	55,761,066
Empresa de Distribución Eléctrica de Lima Norte S.A.A	24.32%	77,190,843	75,852,375	9,103,381	7,172,701
Edegel S.A.A	16.40%	97,777,286	91,467,160	8,788,453	7,342,064
Chinango S.A.C.	20.00%	14,604,419	14,268,911	1,587,722	1,609,353
Empresa Distribuidora Sur S.A.	27.87%	4,973,918	7,873,277	(1,466,812)	13,767,739
Endesa Costanera S.A.	24.32%	2,959,411	3,759,405	(80,612)	486,854
Hidroelectrica El Chocón S.A.	32.33%	45,506,944	48,208,347	7,027,729	1,622,361
Inversora Dock Sud S.A.	42.86%	21,545,466	24,059,619	2,247,746	605,528
Central Dock Sud S.A.	29.76%	21,082,460	23,536,086	2,205,141	590,215
Chilectra Chile S.A. (*)	0.00%	—	10,118,233	274,125	798,897
Chilectra Américas S.A.	0.91%	4,915,104	—	64,942	—
Endesa Chile S.A. (*)	0.00%	—	1,059,805,601	48,377,285	36,246,450
Endesa Américas S.A.	40.02%	513,238,170	—	27,196,796	—
Empresa Eléctrica Pehuenche S.A. (*)	7.35%	—	10,900,863	1,201,670	4,314,973
Empresa Electrica de Piura S.A.	3.50%	2,400,616	2,201,500	260,539	109,098
Otras		2,381,367	4,674,591	593,348	283,085
TOTAL		1,560,355,193	2,163,659,095	198,960,821	173,133,507

(*)	Classified as disposal groups held for distribution to owners as of December 31, 2015. Beginning on March 1, 2016, these non-controlling interests are no longer within the Group (See Note 5.1).

The accompanying notes are an integral part of these interim consolidated financial statements

24.	REVENUE AND OTHER OPERATING INCOME

The detail of revenue presented in the statement of comprehensive income for the six month periods ended June 30, 2016 and 2015, is as follows:

	For the six month periods ended,
Revenues	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$
Energy sales (1)	2,116,939,986	2,112,796,981
Generation	594,393,196	534,586,443
Regulated customers	57,199,536	66,607,696
Unregulated customers	351,364,573	306,743,723
Spot market sales	168,095,820	137,851,954
Other customers	17,733,267	23,383,070
Distribution	1,522,546,790	1,578,210,538
Residential	688,198,380	771,096,301
Business	402,511,092	374,816,262
Industrial	168,731,052	150,162,611
Other customers	263,106,266	282,135,364
Other sales	20,426,577	16,987,348
Gas sales	10,774,433	6,637,602
Other fuel sales	2,519,487	2,016,067
Sales of goods and services	7,132,657	8,333,679
Revenue from other services	235,336,832	196,624,233
Tolls and transmission	139,128,916	125,578,763
Metering equipment leases	35,868	36,445
Public lighting	1,346,715	2,456,842
Verifications and connections	4,540,643	1,479,632
Engineering and consulting services	2,875,320	649,785
Other services	87,409,370	66,422,766
Total revenues	2,372,703,395	2,326,408,562

	For the six month periods ended,
Other operating income	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$
Revenue from construction contracts	105,342,334	92,220,369
Other income (2)	87,281,490	181,156,690
Total other operating income	192,623,824	273,377,059

(1)	On January 29, 2016, the ENRE issued Resolution No. 1/2016 approving the tariff table of Edesur effective on the invoicing for the meter readings after midnight hour of February 1, 2016. The effect recognized for this resolution during the six month period ended June 30, 2016 was ThCh$205,596,817 (Unaudited). For the six month period ended June 30, 2015 were recognized revenues from energy sales for ThCh$16,637,889 (Unaudited) as beginning on February 1, 2015, the funds from the PUREE must be considered part of the revenues of energy distribution companies.

The accompanying notes are an integral part of these interim consolidated financial statements

(2)	For the year ended December 31, 2015, as part of application of Resolution SE No. 32/2015 issued on March 11, 2015, which for purposes of funding the expenditures and investments used for in the normal operations to render distribution of electricity public services a non-recurrent increase of revenues was approved for ThCh$103,253,504 in our subsidiary Edesur beginning on February 1, 2015 without any increase in tariffs. In addition, revenues for ThCh$11,496,342 were recognized since it was also approved to compensate until January 31, 2015 the outstanding amounts from the Program for Rational Use of Electric Energy (PUREE) up to the amount of the Cost Monitoring Mechanism (MMC) adjustment for recognizing costs that were not passed on to electricity tariffs. Finally, revenues for ThCh$33,425,936 were recognized associated with salary increases. In 2016, the preceding non-recurrent measures were no longer applicable since, as previously discussed, Resolution ENRE No. 1/2016 approved the tariff table of Edesur.

For the six month period ended June 30, 2016, an amount of ThCh$27,891,937 (Unaudited) (ThCh$24,814,691 for the six month period ended June 30, 2015) was recognized as revenue associated with the availability contracts that our subsidiary Central Costanera entered into with CAMESSA in December 2012.

25.	RAW MATERIALS AND CONSUMABLES USED

The detail of raw materials and consumables used presented in profit or loss for the six month periods ended June 30, 2016 and 2015, is as follows:

Raw Materials and Consumables Used	For the six month periods ended
	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$
Energy purchases	(780,951,440)	(948,692,416)
Fuel consumption	(154,503,794)	(110,649,904)
Transportation costs	(127,720,906)	(127,649,588)
Costs from construction contracts	(105,342,334)	(92,220,369)
Other raw materials and consumables	(85,279,350)	(75,409,556)
Total	(1,253,797,824)	(1,354,621,833)

26.	EMPLOYEE BENEFITS EXPENSE

Employee expenses for the six month periods ended June 30, 2016 and 2015, are as follows:

Employee Benefits Expense	For the six month periods ended
	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$
Wages and salaries	(136,797,564)	(158,183,584)
Post-employment benefit obligations expense	(4,414,639)	(3,488,149)
Social security and other contributions	(64,643,679)	(69,957,103)
Other employee expenses	(4,909,242)	(4,319,719)
Total	(210,765,124)	(235,948,555)

The accompanying notes are an integral part of these interim consolidated financial statements

27.	DEPRECIATION, AMORTIZATION AND IMPAIRMENT LOSSES

The detail of depreciation, amortization and impairment losses for the six month periods ended June 30, 2016 and 2015, are as follows:

	For the six month periods ended
	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$
Depreciation	(116,715,654)	(120,299,713)
Amortization	(39,702,985)	(38,108,731)
Subtotal	(156,418,639)	(158,408,444)
Impairment (losses) reversals (*)	(25,357,805)	(21,055,862)
Total	(181,776,444)	(179,464,306)

	Generation		Distribution		Other		For the six month periods ended
(*) Information on Impairment Losses by Business Segment	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$
Financial assets (ver nota 8)	(1,006,981)	243,119	(24,350,824)	(19,204,651)	—	—	(25,357,805)	(18,961,532)
Intangible assets other than goodwill (ver nota 13)	—	—	—	(2,063,087)	—	—	—	(2,063,087)
Property, plant and equipment (ver nota 15)	—	—	—	(31,243)	—	—	—	(31,243)
Total	(1,006,981)	243,119	(24,350,824)	(21,298,981)	—	—	(25,357,805)	(21,055,862)

For the six month period ended June 30, 2015, the assets related to Chilean operations that are subject to impairment test have been classified as non-current assets held for distribution to owners (Unaudited). (See Notes 3.j and 5.1)

The accompanying notes are an integral part of these interim consolidated financial statements

28.	OTHER EXPENSES

Other miscellaneous operating expenses for the six month periods ended June 30, 2016 and 2015, are as follows:

	For the six month periods ended
Other expenses	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$
Other supplies and services	(47,525,829)	(27,985,786)
Professional, outsourced and other services	(58,430,159)	(80,390,317)
Repairs and maintenance	(54,778,187)	(60,035,371)
Indemnities and fines	(3,919,654)	(10,270,813)
Taxes and charges	(20,946,759)	(24,284,231)
Insurance premiums	(14,755,761)	(14,167,562)
Leases and rental costs	(5,767,315)	(4,774,889)
Marketing, public relations and advertising	(1,430,579)	(2,531,216)
Other supplies	(43,160,490)	(26,728,875)
Travel expenses	(5,609,257)	(8,146,022)
Environmental expenses (1)	(523,723)	(423,371)
Total	(256,847,713)	(259,738,453)

(1)	It includes research costs recognized as expenses for the six month periods ended June 30, 2016 and 2015, of ThCh$186,449 and ThCh$423,371 , respectively.

29.	OTHER GAINS (LOSSES)

Other gains (losses) for the six month periods ended June 30, 2016 and 2015, are as follows:

	For the six month periods ended
Other gains (losses)	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$
Disposals of property, plant and equipment	75,864	641,032
Other	169,042	(6,155)
Total	244,906	634,877

The accompanying notes are an integral part of these interim consolidated financial statements

30.	FINANCIAL RESULTS

Financial income and costs for the six month periods ended June 30, 2016 and 2015, are as follows:

	For the six month periods ended,
Financial Income	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$
Cash and cash equivalents	47,190,334	36,170,455
Financial income on plan assets (Brazil)	53,257	72,106
Financial income from concessions IFRIC 12 (Brazil) (1)	23,624,243	15,107,438
Other financial income	23,401,224	84,048,930
Total Ingresos Financieros	94,269,058	135,398,929

Financial Costs	For the six month periods ended,
	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$
Financial costs	(273,722,881)	(185,034,745)
Bank loans	(25,161,881)	(18,450,497)
Secured and unsecured obligations	(99,255,779)	(90,838,526)
Valuation of financial derivatives	435,577	(703,320)
Financial provisions (3)	(76,899,872)	(26,832,196)
Post-employment benefit obligations (2)	(9,913,131)	(10,347,930)
Debt issue costs and other related costs	(1,788,459)	(1,700,061)
Capitalized borrowing costs	15,427,814	36,614,401
Other financial costs	(76,567,150)	(72,776,616)
Gain (loss) from indexed assets and liabilities (*)	(419,802)	(3,105,519)
Foreign currency exchange differences (**)	1,193,234	(5,583,256)
Total financial costs	(272,949,449)	(193,723,520)
Total financial results	(178,680,391)	(58,324,591)

(1)	Corresponds to the financial update of non-amortized assets at their new replacement value at the end of the concession in the distribution companies Ampla and Coelce.
(2)	See Note 22.2.b).
(3)	It includes ThCh$57,353,334 (Unaudited) for the six months ended June 30, 2016 (ThCh$9,572,377 (Unaudited) for the six months ended June 30, 2015) from our subsidiary Edesur, of which ThCh$45,889,007 (Unaudited) corresponds to the financial update of the quality service fine (See Note 20). In addition, our Brazilian subsidiaries Ampla and Coelce have recognized ThCh$15,968,427 (Unaudited) for the six months ended June 30 (ThCh$13,599,950 (Unaudited) for the six months ended June 30, 2015) related to the financial update of legal claims (See Note 21).

The accompanying notes are an integral part of these interim consolidated financial statements

The effects on financial results from exchange differences and the application of indexed assets and liabilities are originated from the following:

	For the six month periods ended,
Results from Indexed Assets and Liabilities (*)	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$
Current tax assets and liabilities	22,709	410
Other financial liabilities (financial debt and derivative instruments)	(420,143)	(3,064,989)
Trade and other payables	—	(40,939)
Other provisions	(22,368)	—
Total	(419,802)	(3,105,518)

	For the six month periods ended,
Foreign currency exchange differences (**)	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$
Cash and cash equivalents	(1,439,700)	5,258,171
Other financial assets	32,893,843	11,688,240
Other non-financial assets	351,403	125,685
Trade and other receivables	516,485	22,922
Current tax assets and liabilities	705,497	—
Other financial liabilities (financial debt and derivative instruments)	(30,139,568)	(14,957,675)
Trade and other payables	4,099,066	(6,769,715)
Other non-financial liabilities	(5,793,792)	(950,884)
Total	1,193,234	(5,583,256)

The accompanying notes are an integral part of these interim consolidated financial statements

31.	INFORMATION BY SEGMENT

31.1 Basis of segmentation

The Group’s activities are organized primarily around its core businesses: electric energy generation, transmission and distribution. On that basis, the Group has established two major business lines.

Generation and Transmission Business: The generation and transmission business segment is comprised of a group of electricity companies that own generating plants, whose energy is transmitted and distributed to end customers. Our generation and transmission business is conducted in Argentina through Cemsa, Central DockSud, Central Costanera, and El Chocón, in Brazil through Cachoeira Dourada, CIEN, Enel Brazil, and Fortaleza in Colombia through Emgesa, and in Peru through Edegel and EEPSA.

Distribution Business: The distribution business is comprised of a group of electricity companies operate under a distribution public utility concession regime, with service obligations and regulated tariffs for supplying regulated customers. Our electricity distribution business is conducted in Argentina through Edesur, in Brazil through Ampla and Coelce, in Colombia through Codensa, and in Peru through Edelnor.

Considering the differentiated information that is analyzed by the Company’s chief operating decision maker, segment information has been organized by the geographical areas in which the Group operates:

•	Chile (Discontinued operations)

•	Argentina

•	Brazil

•	Peru

•	Colombia

Given that the Group’s corporate organization basically matches its business organization and, therefore, the segments, the following information is based on the financial information of the companies forming each segment. The accounting policies used to determine the segment information are the same as those used in the preparation of the Group’s consolidated financial statements. Based on this context and taking into consideration the corporate reorganization as discussed in Notes 5.1, the financial information related to the operations outside of Chile is presented as continued operations, while the financial information related to Chilean operations is presented, in the case of assets and liabilities, as held for distribution to owners, and in the case of income statement accounts, as discontinued operations.

The accompanying notes are an integral part of these interim consolidated financial statements

The following tables present details of this information by segment:

31.2 Generation and transmission, distribution and others

Line of business	Generation		Distribution		Holdings and Eliminations		Total
ASSETS	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$
CURRENT ASSETS	653,128,579	3,974,309,548	1,278,397,879	2,233,248,507	911,749,229	1,706,003,655	2,843,275,687	7,913,561,710
Cash and cash equivalents	179,869,633	158,234,836	260,481,244	174,458,784	673,218,742	852,469,724	1,113,569,619	1,185,163,344
Other current financial assets	9,171,299	11,466,253	20,201,144	34,171,369	113,248,466	22,624,824	142,620,909	68,262,446
Other current non-financial assets	17,192,826	26,895,066	71,295,581	72,076,278	1,351,792	3,017,713	89,840,199	101,989,057
Trade and other current receivables	317,939,512	281,533,993	864,291,510	802,286,571	6,890,656	4,311,003	1,189,121,678	1,088,131,567
Current accounts receivable from related parties	87,196,516	69,698,172	7,854,638	27,676,364	49,451,757	(93,807,606)	144,502,911	3,566,930
Inventories	33,504,254	33,665,661	41,376,573	61,185,174	1,016,678	207,062	75,897,505	95,057,897
Current tax assets	8,254,539	3,751,263	12,897,189	11,961,862	66,571,138	31,741,463	87,722,866	47,454,588
Non-current assets or disposal groups held for sale or for distribution to owners	—	3,389,064,304	—	1,049,432,105	—	885,439,472	—	5,323,935,881
NON-CURRENT ASSETS	3,573,185,212	4,070,922,143	3,944,032,242	4,091,696,107	357,964,460	-627,025,569	7,875,181,914	7,535,592,681
Other non-current financial assets	1,491,013	625,982	608,227,468	488,884,301	20,488	17,921	609,738,969	489,528,204
Other non-current non-financial assets	7,353,752	9,847,779	67,544,583	54,741,348	13,724,170	12,973,581	88,622,505	77,562,708
Trade and other non-current receivables	298,260,627	310,451,501	51,806,451	88,178,936	61,483	65,427	350,128,561	398,695,864
Non-current accounts receivable from related parties	364,546	—	270,698	355,485	(364,546)	—	270,698	355,485
Investment accounted for using the equity method	87,148,876	478,361,882	30,533,464	491,519,716	(86,440,647)	(938,921,153)	31,241,693	30,960,445
Intangible assets other than goodwill	34,551,923	33,665,518	1,104,939,823	933,484,014	13,962,422	14,249,740	1,153,454,168	981,399,272
Goodwill	5,211,486	100,700,655	87,691,291	76,703,162	386,580,893	266,795,230	479,483,670	444,199,047
Property, plant and equipment	3,098,438,243	3,097,266,606	1,924,220,685	1,905,927,300	2,148,530	372,727	5,024,807,458	5,003,566,633
Deferred tax assets	40,364,746	40,002,220	68,797,779	51,901,845	28,271,667	17,420,958	137,434,192	109,325,023
TOTAL ASSETS	4,226,313,791	8,045,231,691	5,222,430,121	6,324,944,614	1,269,713,689	1,078,978,086	10,718,457,601	15,449,154,391

Line of business	Generation		Distribution		Holdings and Eliminations		Total
LIABILITIES AND EQUITY	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$
CURRENT LIABILITIES	903,456,629	2,735,116,868	1,558,970,506	1,838,355,464	1,336,419	(68,091,532)	2,463,763,554	4,505,380,800
Other current financial liabilities	260,838,363	230,270,298	300,796,528	206,125,030	257,785,615	251,478,180	819,420,506	687,873,508
Trade and other current payables	366,660,646	342,712,347	1,011,454,772	1,037,064,551	18,739,837	73,047,309	1,396,855,255	1,452,824,207
Current accounts payable to related parties	159,189,530	104,568,189	158,061,766	72,131,804	(277,120,100)	(66,802,485)	40,131,196	109,897,508
Other current provisions	44,278,749	81,419,354	58,088,203	45,879,822	701,408	—	103,068,360	127,299,176
Current tax liabilities	67,814,008	91,117,121	1,053,976	24,166,415	—	27,324,424	68,867,984	142,607,960
Other current non-financial liabilities	4,675,333	1,951,295	29,515,261	35,966,491	1,229,659	1,308,553	35,420,253	39,226,339
Liabilities associated with disposal groups held for sale or for distribution to owners	—	1,883,078,264	—	417,021,351	—	(354,447,513)	—	1,945,652,102
NON-CURRENT LIABILITIES	1,339,525,841	1,313,277,539	1,758,934,031	1,559,780,584	(150,762,578)	(119,092,912)	2,947,697,294	2,753,965,211
Other non-current financial liabilities	978,056,852	941,834,867	965,538,559	883,297,767	20,792,838	22,163,958	1,964,388,249	1,847,296,592
Trade and other non-current payables	75,852,637	97,364,873	209,788,218	178,027,558	7,835,580	8,151,823	293,476,435	283,544,254
Non-current account payables to related parties	13,208,729	10,685,702	194,246,707	157,179,286	(207,455,436)	(167,864,988)	—	—
Other long-term provisions	64,134,727	41,883,233	173,452,186	141,808,620	195,886	156,431	237,782,799	183,848,284
Deferred tax liabilities	168,050,491	181,262,110	32,744,297	34,940,876	25,894,952	15,701,629	226,689,740	231,904,615
Non-current provisions for employee benefits	22,491,428	21,548,342	181,809,224	163,123,897	1,973,602	2,598,235	206,274,254	187,270,474
Other non-current non-financial liabilities	17,730,977	18,698,412	1,354,840	1,402,580	—	—	19,085,817	20,100,992
EQUITY	1,983,331,321	3,996,837,284	1,904,525,584	2,926,808,566	1,419,139,848	1,266,162,530	5,306,996,753	8,189,808,380
Equity attributable to shareholders of Enersis Américas	1,983,331,321	3,996,837,284	1,904,525,584	2,926,808,566	1,419,139,848	1,266,162,530	3,746,641,560	6,026,149,285
Issued capital	630,932,811	1,476,722,861	546,990,658	860,651,565	2,397,415,541	3,467,073,560	3,575,339,010	5,804,447,986
Retained earnings	307,263,249	2,358,601,470	83,849,233	1,414,711,314	1,757,080,246	(392,651,261)	2,148,192,728	3,380,661,523
Share premium	25,722,352	206,058,198	3,022,632	3,547,484	(28,744,984)	(209,605,682)	—	—
Other reserves	1,019,412,909	(44,545,245)	1,270,663,061	647,898,203	(2,706,610,955)	(1,598,654,087)	(1,976,890,178)	(3,158,960,224)
Non-controlling interests	—	—	—	—	—	—	1,560,355,193	2,163,659,095
Total Liabilities and Equity	4,226,313,791	8,045,231,691	5,222,430,121	6,324,944,614	1,269,713,689	1,078,978,086	10,718,457,601	15,449,154,391

The eliminations column corresponds to transactions between companies in different lines of business and country, primarily purchases and sales of energy and services.

The accompanying notes are an integral part of these interim consolidated financial statements

Line of business	Generation		Distribution		Holdings and Eliminations		Total
STATEMENT OF INCOME	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$
REVENUES AND OTHER OPERATING INCOME	969,260,192	782,231,336	1,828,975,868	1,971,661,375	(232,908,841)	(154,107,091)	2,565,327,219	2,599,785,620
Revenues	926,132,174	755,726,989	1,678,738,295	1,724,669,621	(232,167,074)	(153,988,048)	2,372,703,395	2,326,408,562
Energy sales	807,937,306	671,186,126	1,522,691,254	1,578,347,283	(213,688,574)	(136,736,428)	2,116,939,986	2,112,796,981
Other sales	13,293,920	8,653,669	1,080,801	8,333,679	6,051,856	—	20,426,577	16,987,348
Other services rendered	104,900,948	75,887,194	154,966,240	137,988,659	(24,530,356)	(17,251,620)	235,336,832	196,624,233
Other operating income	43,128,018	26,504,347	150,237,573	246,991,754	(741,767)	(119,043)	192,623,824	273,377,058
RAW MATERIALS AND CONSUMABLES USED	(396,167,557)	(273,876,633)	(1,094,378,616)	(1,236,352,701)	236,748,349	155,607,501	(1,253,797,824)	(1,354,621,833)
Energy purchases	(137,046,640)	(75,244,552)	(871,898,398)	(1,017,232,934)	227,993,598	143,785,070	(780,951,440)	(948,692,416)
Fuel consumption	(154,503,794)	(110,649,904)	—	—	—	—	(154,503,794)	(110,649,904)
Transportation expense	(67,464,341)	(60,679,168)	(73,242,508)	(79,872,755)	12,985,943	12,902,335	(127,720,906)	(127,649,588)
Other miscellaneous supplies and services	(37,152,782)	(27,303,009)	(149,237,710)	(139,247,012)	(4,231,192)	(1,079,904)	(190,621,684)	(167,629,925)
CONTRIBUTION MARGIN	573,092,635	508,354,703	734,597,252	735,308,674	3,839,508	1,500,410	1,311,529,395	1,245,163,787
Other work performed by the entity and capitalized	2,487,670	4,845,597	25,817,450	25,670,457	51,591	854,162	28,356,711	31,370,216
Employee benefits expense	(47,007,461)	(49,599,550)	(151,697,956)	(179,464,458)	(12,059,707)	(6,884,547)	(210,765,124)	(235,948,555)
Other expenses	(50,250,228)	(45,774,884)	(182,750,344)	(204,137,912)	(23,847,141)	(9,825,657)	(256,847,713)	(259,738,453)
GROSS OPERATING RESULT	478,322,616	417,825,866	425,966,402	377,376,761	(32,015,749)	(14,355,632)	872,273,269	780,846,995
Depreciation and amortization expenses	(70,986,992)	(70,921,230)	(85,485,106)	(87,702,205)	53,459	214,991	(156,418,639)	(158,408,444)
Impairment losses (reversal of impairment losses) recognized in profit or loss	(1,006,981)	211,925	(24,304,775)	(21,267,738)	(46,049)	(49)	(25,357,805)	(21,055,862)
OPERATING INCOME	406,328,643	347,116,561	316,176,521	268,406,818	(32,008,339)	(14,140,690)	690,496,825	601,382,689
FINANCIAL RESULTS	(47,944,751)	(38,186,345)	(148,793,248)	(30,181,814)	18,057,608	10,043,568	(178,680,391)	(58,324,591)
Financial income	20,940,073	15,980,312	54,784,633	103,692,602	18,544,352	15,726,015	94,269,058	135,398,929
Cash and cash equivalents	18,268,403	15,247,244	10,677,650	5,228,447	18,244,281	15,694,764	47,190,334	36,170,455
Other financial income	2,671,670	733,068	44,106,983	98,464,155	300,071	31,251	47,078,724	99,228,474
Financial costs	(84,638,329)	(46,332,387)	(199,257,925)	(133,721,547)	10,173,373	(4,980,811)	(273,722,881)	(185,034,745)
Bank borrowings	(9,265,915)	(8,938,844)	(15,895,862)	(9,511,580)	(104)	(73)	(25,161,881)	(18,450,497)
Secured and unsecured obligations	(47,521,464)	(36,301,199)	(44,717,140)	(48,011,492)	(7,017,175)	(6,525,835)	(99,255,779)	(90,838,526)
Other	(27,850,950)	(1,092,344)	(138,644,923)	(76,198,475)	17,190,652	1,545,097	(149,305,221)	(75,745,722)
Profit (loss) from indexed assets and liabilities	—	—	—	—	(419,802)	(3,105,519)	(419,802)	(3,105,519)
Foreign currency exchange differences	15,753,505	(7,834,270)	(4,319,956)	(152,869)	(10,240,315)	2,403,883	1,193,234	(5,583,256)
Positives	65,047,988	8,991,485	24,275,628	1,867,795	31,844,620	24,606,532	121,168,236	35,465,812
Negatives	(49,294,483)	(16,825,755)	(28,595,584)	(2,020,664)	(42,084,935)	(22,202,649)	(119,975,002)	(41,049,068)
Share of profit of associates and joint venturesaccounted for using the equity method	683,229	1,971,204	1,124,766	869,965	(220,237)	(68,844)	1,587,758	2,772,325
Other gains (losses)	263,400	63,206	(24,758)	571,671	6,264	—	244,906	634,877
Gain (loss) from other investments	54,011	—	—	—	265	—	54,276	—
Gain (loss) from the sale of property, plant and equipment	209,389	63,206	(24,758)	571,671	5,999	—	190,630	634,877
Income before tax	359,330,521	310,964,626	168,483,281	239,666,640	(14,164,704)	(4,165,966)	513,649,098	546,465,300
Income tax	(132,169,155)	(106,167,981)	(57,752,153)	(65,091,665)	28,670,662	(11,423,461)	(161,250,646)	(182,683,107)
Net income from continuing operations	227,161,366	204,796,645	110,731,128	174,574,975	14,505,958	(15,589,427)	352,398,452	363,782,193
Income from discontinued operations	—		—		115,130,387	97,358,857	115,130,387	97,358,857
Net income from continuing operations	227,161,366	204,796,645	110,731,128	174,574,975	129,636,345	81,769,430	467,528,839	461,141,050
Net income attributable to:	227,161,366	204,796,645	110,731,128	174,574,975	129,636,345	81,769,430	467,528,839	461,141,050
Shareholders of Enersis Américas							268,568,018	288,007,544
Non-controlling interests							198,960,821	173,133,506

Line of business	Generation		Distribution		Holdings and Eliminations		Total
STATEMENT OF CASH FLOWS	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$
Cash flow from (used in) operating activities	422,787,692	446,615,594	364,430,574	304,808,740	(62,495,843)	(60,515,771)	724,722,423	690,908,563
Cash flow from (used in) investing activities	(116,110,762)	(345,510,289)	(215,358,886)	(345,183,919)	(46,386,177)	3,390,877	(377,855,825)	(687,303,331)
Cash flow from (used in) financing activities	(320,141,778)	(412,816,002)	(84,848,371)	(134,344,518)	(160,510,628)	(185,022,564)	(565,500,777)	(732,183,084)

The eliminations column corresponds to transactions between companies in different lines of business and country, primarily purchases and sales of energy and services.

The accompanying notes are an integral part of these interim consolidated financial statements

31.3 Segment information by country

Line of business	Chile (Holdings and Others)		Argentina		Brazil		Colombia		Peru		Eliminations		Total
ASSETS	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$
CURRENT ASSETS	1,098,033,328	7,206,153,017	364,112,868	335,086,963	957,756,718	790,909,682	342,515,929	372,444,839	274,711,525	246,261,307	(193,854,681)	-1,037,294,098	2,843,275,687	7,913,561,710
Cash and cash equivalents	641,556,361	842,075,831	79,914,504	46,181,049	216,966,974	91,204,686	125,554,396	156,927,518	49,577,384	48,774,260	—	—	1,113,569,619	1,185,163,344
Other current financial assets	106,612,074	16,360,472	293,728	694,177	32,839,126	48,170,095	2,875,974	3,037,702	7	—	—	—	142,620,909	68,262,446
Other current non-financial assets	45,145	41,022	1,988,550	2,763,894	71,334,807	80,268,243	5,567,193	9,724,564	10,904,504	9,191,334	—	—	89,840,199	101,989,057
Trade and other current receivables	1,385,617	729,821	246,035,456	216,550,824	584,881,640	536,725,492	174,636,059	179,304,792	181,413,508	154,034,146	769,398	786,492	1,189,121,678	1,088,131,567
Current accounts receivable from related parties	294,318,785	72,105,375	20,756,445	24,224,813	19,647,291	19,580,577	1,808,884	2,063,025	2,595,585	1,292,410	(194,624,079)	-115,699,270	144,502,911	3,566,930
Inventories	60,532	—	12,289,590	40,147,347	1,825,756	900,446	31,798,742	21,381,902	29,922,885	32,628,202	—	—	75,897,505	95,057,897
Current tax assets	54,054,814	28,523,295	2,834,595	4,524,859	30,261,124	14,060,143	274,681	5,336	297,652	340,955	—	—	87,722,866	47,454,588
Non-current assets or disposal groups held for sale or for distribution to owners	—	6,246,317,201	—	—	—	—	—	—	—	—	—	-922,381,320	—	5,323,935,881
NON-CURRENT ASSETS	4,452,938,540	4,419,757,344	895,304,822	989,117,985	2,368,700,958	2,026,630,282	2,729,105,607	2,655,603,106	1,604,590,611	1,626,705,797	(4,175,458,624)	-4,182,221,833	7,875,181,914	7,535,592,681
Other non-current financial assets	—	—	758,276	21,751	607,480,881	488,876,852	1,498,113	616,296	1,699	13,305	—	—	609,738,969	489,528,204
Other non-current non-financial assets	9,807,779	9,809,121	1,438,380	3,927,495	74,067,256	60,707,204	3,525,858	3,380,076	—	—	(216,768)	-261,188	88,622,505	77,562,708
Trade and other non-current receivables	—	—	286,272,391	307,327,055	45,864,425	81,551,731	17,991,745	9,817,078	—	—	—	—	350,128,561	398,695,864
Non-current accounts receivable from related parties	—	—	418,476	355,485	35,971,684	34,884,531	—	—	—	—	(36,119,462)	-34,884,531	270,698	355,485
Investment accounted for using the equity method	4,414,876,317	4,392,452,234	26,165,967	33,278,110	—	—	30,520,355	29,497,710	85,382,341	78,272,852	(4,525,703,287)	-4,502,540,461	31,241,693	30,960,445
Intangible assets other than goodwill	—	—	1,435,420	1,901,334	1,080,178,260	910,420,453	40,417,828	36,607,957	31,422,660	32,469,528	—	—	1,153,454,168	981,399,272
Goodwill	—	—	866,444	1,070,609	87,691,291	76,703,162	4,345,042	4,285,457	—	6,675,472	386,580,893	355,464,347	479,483,670	444,199,047
Property, plant and equipment	—		577,477,465	640,616,088	348,162,718	307,829,742	2,611,383,364	2,545,846,163	1,487,783,911	1,509,274,640	—	—	5,024,807,458	5,003,566,633
Propiedad de inversión	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Deferred tax assets	28,254,444	17,495,989	472,003	620,058	89,284,443	65,656,607	19,423,302	25,552,369	—	—	—	—	137,434,192	109,325,023
TOTAL ASSETS	5,550,971,868	11,625,910,361	1,259,417,690	1,324,204,948	3,326,457,676	2,817,539,964	3,071,621,536	3,028,047,945	1,879,302,136	1,872,967,104	(4,369,313,305)	(5,219,515,931)	10,718,457,601	15,449,154,391

Line of business	Chile (Holdings and Others)		Argentina		Brazil		Colombia		Peru		Eliminations		Total
LIABILITIES AND EQUITY	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$
CURRENT LIABILITIES	273,360,061	2,214,708,056	687,778,588	650,930,971	716,644,974	649,275,989	665,677,116	589,400,597	293,697,644	313,823,925	(173,394,829)	87,241,262	2,463,763,554	4,505,380,800
Other current financial liabilities	257,785,614	251,988,261	25,873,566	30,883,517	188,729,214	136,422,798	263,176,964	170,601,821	83,855,148	97,977,111	—	—	819,420,506	687,873,508
Trade and other current payables	7,846,918	30,630,264	551,797,170	524,765,510	417,659,269	438,614,827	273,023,379	258,880,100	145,943,233	149,516,849	585,286	50,416,657	1,396,855,255	1,452,824,207
Current accounts payable to related parties	7,026,121	37,738,690	22,737,206	23,671,742	87,093,901	50,826,174	87,851,964	30,878,126	9,402,119	8,587,452	(173,980,115)	-41,804,676	40,131,196	109,897,508
Other current provisions	701,408	3,595	46,360,529	30,169,043	1,241,285	2,144,014	37,908,157	77,759,932	16,856,981	17,222,592	—	—	103,068,360	127,299,176
Current tax liabilities	—	27,324,425	41,010,117	41,441,159	17,823,240	19,959,622	2,489,062	49,992,270	7,545,565	3,890,484	—	—	68,867,984	142,607,960
Provisiones por beneficios a los empleados corrientes	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Other current non-financial liabilities	—	—	—	—	4,098,065	1,308,554	1,227,590	1,288,348	30,094,598	36,629,437	—	—	35,420,253	39,226,339
Liabilities associated with disposal groups held for sale or for distribution to owners	—	1,867,022,821	—	—	—	—	—	—	—		—	78,629,281	—	1,945,652,102
NON-CURRENT LIABILITIES	40,710,689	25,261,654	331,988,488	393,937,987	901,464,912	725,609,705	1,190,551,193	1,113,128,603	539,771,878	555,256,672	(56,789,866)	-59,229,410	2,947,697,294	2,753,965,211
Other non-current financial liabilities	20,792,837	22,163,958	31,434,503	38,637,260	501,472,539	424,551,031	1,065,991,193	1,012,352,174	344,697,177	349,592,169	—	—	1,964,388,249	1,847,296,592
Trade and other non-current payables	—	—	200,878,280	249,256,884	84,600,336	25,765,233	—	—	7,991,597	8,522,137	6,222	—	293,476,435	283,544,254
Non-current account payables to related parties	—	—	36,493,203	35,630,861	20,302,885	23,598,549	—	—	—	—	(56,796,088)	-59,229,410	—	—
Other long-term provisions	—	—	10,964,097	10,544,604	162,208,870	132,216,036	60,124,819	36,538,802	4,485,013	4,548,842	—	—	237,782,799	183,848,284
Deferred tax liabilities	17,944,251	—	39,951,085	46,358,947	7,950,701	15,701,628	—	—	160,843,703	169,844,040	—	—	226,689,740	231,904,615
Non-current provisions for employee benefits	1,973,601	3,097,696	12,267,320	13,509,431	124,929,581	103,777,228	64,435,181	64,237,627	2,668,571	2,648,492	—	—	206,274,254	187,270,474
Other non-current non-financial liabilities	—	—	—	—	—	—	—	—	19,085,817	20,100,992	—	—	19,085,817	20,100,992
EQUITY	5,236,901,118	9,385,940,651	239,650,614	279,335,990	1,708,347,790	1,442,654,270	1,215,393,227	1,325,518,745	1,045,832,614	1,003,886,507	(4,139,128,610)	-5,247,527,783	5,306,996,753	8,189,808,380
Equity attributable to shareholders of Enersis Américas	5,236,901,118	9,385,940,651	239,650,614	279,335,990	1,708,347,790	1,442,654,270	1,215,393,227	1,325,518,745	1,045,832,614	1,003,886,507	(4,139,128,610)	-5,247,527,783	3,746,641,560	6,026,149,285
Issued capital	4,492,066,476	8,275,947,660	127,593,057	157,658,399	286,426,965	216,661,867	151,529,364	149,451,431	467,938,663	484,427,384	(1,950,215,515)	-3,479,698,755	3,575,339,010	5,804,447,986
Retained earnings	1,780,405,956	3,903,767,587	8,085,659	24,530,244	133,724,157	144,278,288	119,673,076	322,708,452	67,639,924	66,656,282	38,663,956	-1,081,279,330	2,148,192,728	3,380,661,523
Share premium	120,709,147	206,574,859	—	—	612,277,063	535,555,881	28,697,033	2,981,182	47,952	49,641	(761,731,195)	-745,161,563	—	—
Acciones propias en cartera	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Otras participaciones en el patrimonio	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Other reserves	(1,156,280,461)	-3,000,349,455	103,971,898	97,147,347	675,919,605	546,158,234	915,493,754	850,377,680	510,206,075	452,753,200	(1,465,845,856)	58,611,865	(1,976,890,178)	(3,158,960,224)
Non-controlling interests	—		—		—	—	—	—	—	—	—	—	1,560,355,193	2,163,659,095
Total Liabilities and Equity	5,550,971,868	11,625,910,361	1,259,417,690	1,324,204,948	3,326,457,676	2,817,539,964	3,071,621,536	3,028,047,945	1,879,302,136	1,872,967,104	(4,369,313,305)	(5,219,515,931)	10,718,457,601	15,449,154,391

The eliminations column corresponds to transactions between companies in different lines of business and country, primarily purchases and sales of energy and services.

The accompanying notes are an integral part of these interim consolidated financial statements

Line of business	Chile (Holdings and Others)		Argentina		Brazil		Colombia		Peru		Eliminations		Total
STATEMENT OF INCOME	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$
REVENUES AND OTHER OPERATING INCOME	6,484,181	1,414,718	457,203,226	385,157,746	822,833,965	1,072,364,638	798,583,141	728,312,497	480,217,367	413,978,086	5,339	(1,442,065)	2,565,327,219	2,599,785,620
Revenues	6,279,244	1,414,718	407,083,395	208,810,620	689,100,517	980,144,082	791,982,393	725,655,415	478,257,846	411,803,905	—	(1,420,178)	2,372,703,395	2,326,408,562
Energy sales	—	—	345,002,347	182,621,520	624,466,388	900,818,442	724,109,685	656,764,668	423,361,566	372,592,351	—	—	2,116,939,986	2,112,796,981
Other sales	6,051,856	—	95,797	178,877	672,377	6,176,035	5,019,434	3,100,235	8,587,113	7,532,201	—	—	20,426,577	16,987,348
Other services rendered	227,388	1,414,718	61,985,251	26,010,223	63,961,752	73,149,605	62,853,274	65,790,512	46,309,167	31,679,353	—	(1,420,178)	235,336,832	196,624,233
Other operating income	204,937	—	50,119,831	176,347,126	133,733,448	92,220,556	6,600,748	2,657,082	1,959,521	2,174,181	5,339	(21,887)	192,623,824	273,377,058
RAW MATERIALS AND CONSUMABLES USED	(2,833,924)	—	(182,412,126)	(110,709,446)	(479,079,557)	(735,028,048)	(347,413,697)	(301,717,082)	(242,058,520)	(207,167,257)	—	—	(1,253,797,824)	(1,354,621,833)
Energy purchases	—	—	(138,787,056)	(79,938,838)	(290,510,228)	(559,400,494)	(210,441,054)	(185,350,114)	(142,233,600)	(125,562,157)	1,020,498	1,559,187	(780,951,440)	(948,692,416)
Fuel consumption	—	—	(38,886,502)	(24,068,591)	(27,279,974)	(26,673,340)	(35,320,776)	(19,305,972)	(53,016,542)	(40,602,001)	—	—	(154,503,794)	(110,649,904)
Transportation expense	—	—	(893,446)	(1,232,077)	(36,033,126)	(42,743,497)	(65,735,465)	(62,225,011)	(24,038,371)	(19,889,816)	(1,020,498)	(1,559,187)	(127,720,906)	(127,649,588)
Other miscellaneous supplies and services	(2,833,924)	—	(3,845,122)	(5,469,940)	(125,256,229)	(106,210,717)	(35,916,402)	(34,835,985)	(22,770,007)	(21,113,283)	—	—	(190,621,684)	(167,629,925)
CONTRIBUTION MARGIN	3,650,257	1,414,718	274,791,100	274,448,300	343,754,408	337,336,590	451,169,444	426,595,415	238,158,847	206,810,829	5,339	(1,442,065)	1,311,529,395	1,245,163,787
Other work performed by the entity and capitalized	—	—	14,536,775	17,788,412	7,676,270	5,439,738	3,806,646	4,693,295	2,337,020	2,249,673	—	1,199,098	28,356,711	31,370,216
Employee benefits expense	(6,955,999)	(2,552,781)	(108,924,745)	(135,372,589)	(46,731,181)	(51,726,963)	(25,145,302)	(26,948,051)	(23,007,897)	(19,348,171)	—	—	(210,765,124)	(235,948,555)
Other expenses	(15,332,168)	(1,734,704)	(60,410,153)	(88,822,704)	(105,337,437)	(93,726,141)	(48,100,077)	(51,106,773)	(27,662,539)	(24,591,098)	(5,339)	242,967	(256,847,713)	(259,738,453)
GROSS OPERATING RESULT	(18,637,910)	(2,872,767)	119,992,977	68,041,419	199,362,060	197,323,224	381,730,711	353,233,886	189,825,431	165,121,233	—	—	872,273,269	780,846,995
Depreciation and amortization expenses	(144,304)	—	(21,148,606)	(20,982,807)	(47,236,999)	(48,514,488)	(48,261,717)	(49,888,729)	(39,627,013)	(39,022,420)	—	—	(156,418,639)	(158,408,444)
Impairment losses (reversal of impairment losses) recognized in profit or loss	—	—	(2,613,582)	(1,165,193)	(20,086,104)	(19,429,951)	(1,451,524)	422,086	(1,206,595)	(882,804)	—	—	(25,357,805)	(21,055,862)
OPERATING INCOME	(18,782,214)	(2,872,767)	96,230,789	45,893,419	132,038,957	129,378,785	332,017,470	303,767,243	148,991,823	125,216,009	—	—	690,496,825	601,382,689
FINANCIAL RESULTS	(3,929,516)	(839,987)	(67,041,510)	1,572,968	(30,638,388)	(6,105,581)	(64,757,421)	(30,372,279)	(12,313,556)	(16,849,207)	—	(5,730,505)	(178,680,391)	(58,324,591)
Financial income	16,894,747	11,225,524	19,573,610	60,942,687	48,967,330	57,739,264	7,933,457	4,398,642	1,939,209	2,424,004	(1,039,295)	(1,331,192)	94,269,058	135,398,929
Cash and cash equivalents	16,156,947	11,210,371	15,021,657	9,804,585	8,921,262	10,823,924	6,357,236	3,111,120	733,232	1,220,455			47,190,334	36,170,455
Other financial income	737,800	15,153	4,551,953	51,138,102	40,046,068	46,915,340	1,576,221	1,287,522	1,205,977	1,203,549	(1,039,295)	(1,331,192)	47,078,724	99,228,474
Financial costs	(9,323,539)	(11,126,527)	(103,745,062)	(53,758,503)	(75,215,918)	(72,347,768)	(73,197,312)	(34,942,682)	(13,280,345)	(14,190,430)	1,039,295	1,331,165	(273,722,881)	(185,034,745)
Bank borrowings	(97)	—	(1,299,348)	(3,671,432)	(13,554,167)	(8,093,437)	(7,474,580)	(3,282,656)	(2,833,689)	(3,402,972)			(25,161,881)	(18,450,497)
Secured and unsecured obligations	(7,017,175)	(6,525,836)	—	—	(22,982,416)	(27,844,783)	(60,551,847)	(47,795,064)	(8,704,341)	(8,672,843)			(99,255,779)	(90,838,526)
Other	(2,306,267)	(4,600,691)	(102,445,714)	(50,087,071)	(38,679,335)	(36,409,548)	(5,170,885)	16,135,038	(1,742,315)	(2,114,615)	1,039,295	1,331,165	(149,305,221)	(75,745,722)
Profit (loss) from indexed assets and liabilities	(419,802)	(3,105,519)	—	—	—	—	—	—	—	—	—	—	(419,802)	(3,105,519)
Foreign currency exchange differences	(11,080,922)	2,166,535	17,129,942	(5,611,216)	(4,389,800)	8,502,923	506,434	171,761	(972,420)	(5,082,781)	—	(5,730,478)	1,193,234	(5,583,256)
Positives	27,484,563	24,624,473	41,640,257	3,412,498	36,998,213	21,591,692	2,950,144	1,179,312	16,886,198	2,103,631	(4,791,139)	(17,445,794)	121,168,236	35,465,812
Negatives	(38,565,485)	(22,457,938)	(24,510,315)	(9,023,714)	(41,388,013)	(13,088,769)	(2,443,710)	(1,007,551)	(17,858,618)	(7,186,412)	4,791,139	11,715,316	(119,975,002)	(41,049,068)
Share of profit of associates and joint venturesaccounted for using the equity method	(220,237)	(68,844)	699,319	1,987,351	—	—	1,108,676	853,818	—	—	—	—	1,587,758	2,772,325
Other gains (losses)	6,265	—	71,308	—	—	—	12,195	3,607	155,138	631,270	—	—	244,906	634,877
Gain (loss) from other investments	265	—	54,011	—	—	—	—	—	—	—	—	—	54,276	—
Gain (loss) from the sale of property, plant and equipment	6,000	—	17,297	—	—	—	12,195	3,607	155,138	631,270	—	—	190,630	634,877
Income before tax	(22,925,702)	(3,781,598)	29,959,906	49,453,738	101,400,569	123,273,204	268,380,920	274,252,389	136,833,405	108,998,072	—	(5,730,505)	513,649,098	546,465,300
Income tax	19,030,143	(7,106,230)	(14,372,146)	2,491,083	(14,481,933)	(38,578,944)	(111,088,021)	(106,465,264)	(40,338,689)	(33,023,752)	—	—	(161,250,646)	(182,683,107)
Net income from continuing operations	(3,895,559)	(10,887,828)	15,587,760	51,944,821	86,918,636	84,694,260	157,292,899	167,787,125	96,494,716	75,974,320	—	(5,730,505)	352,398,452	363,782,193
Income from discontinued operations	115,130,387	97,358,857	—	—	—		—		—		—		115,130,387	97,358,857
Net income from continuing operations	111,234,828	86,471,029	15,587,760	51,944,821	86,918,636	84,694,260	157,292,899	167,787,125	96,494,716	75,974,320	—	(5,730,505)	467,528,839	461,141,050
Net income attributable to:	111,234,828	86,471,029	15,587,760	51,944,821	86,918,636	84,694,260	157,292,899	167,787,125	96,494,716	75,974,320	—	(5,730,505)	467,528,839	461,141,050
Shareholders of Enersis Américas													268,568,018	288,007,544
Non-controlling interests													198,960,821	173,133,506

Line of business	Chile (Holdings and Others)		Argentina		Brazil		Colombia		Peru		Eliminations		Total
STATEMENT OF CASH FLOWS	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$
Cash flow from (used in) operating activities	96,282,891	177,840,529	98,876,497	173,197,278	220,706,240	79,969,126	200,257,652	146,115,574	106,375,536	122,296,149	2,223,607	(8,510,093)	724,722,423	690,908,563
Cash flow from (used in) investing activities	15,150,898	(18,983,538)	(45,422,233)	(163,528,305)	(83,229,777)	(102,896,947)	(114,360,189)	(130,490,569)	(51,516,374)	(93,756,806)	(98,478,150)	(177,647,166)	(377,855,825)	(687,303,331)
Cash flow from (used in) financing activities	(454,590,314)	(420,320,786)	(6,734,448)	(9,161,566)	(32,898,909)	(37,898,833)	(114,826,456)	(315,990,546)	(52,655,633)	(134,892,381)	96,204,983	186,081,028	(565,500,777)	(732,183,084)

The eliminations column corresponds to transactions between companies in different lines of business and country, primarily purchases and sales of energy and services.

The accompanying notes are an integral part of these interim consolidated financial statements

31.4 Generation and Transmission, and Distribution by Country

a)	Generation and transmission

Line of Business	Generation and transmission
Country	Chile (Holdings and Others)		Argentina		Brazil		Colombia		Peru		Eliminations		Total
	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$
ASSETS
CURRENT ASSETS	—	5,216,028,617	156,470,151	143,791,564	148,290,549	109,584,185	181,057,102	172,957,080	204,987,705	172,786,358	(37,676,928)	-1,840,838,256	653,128,579	3,974,309,548
Cash and cash equivalents	—	13,726,062	26,277,020	21,513,878	47,996,092	22,236,032	81,964,786	66,939,946	23,631,735	33,818,918	—	—	179,869,633	158,234,836
Other current financial assets	—	2,649,187	—	—	6,320,450	5,824,350	2,850,842	2,992,716	7	—	—	—	9,171,299	11,466,253
Other current non-financial assets	—	47	803,160	1,458,900	7,990,220	11,386,388	3,954,834	7,812,064	4,444,612	6,237,667	—	—	17,192,826	26,895,066
Trade and other current receivables	—	15,361	103,768,076	91,879,708	39,135,264	27,816,899	68,689,990	80,179,914	106,046,268	81,432,845	299,914	209,266	317,939,512	281,533,993
Current accounts receivable from related parties	—	28,482,912	20,871,985	24,188,529	41,085,827	40,682,826	13,279,704	7,299,356	49,935,842	28,001,327	(37,976,842)	(58,956,778)	87,196,516	69,698,172
Inventories	—	—	2,260,514	2,707,246	21,957	19,388	10,313,346	7,727,748	20,908,437	23,211,279	—	—	33,504,254	33,665,661
Current tax assets	—	—	2,489,396	2,043,303	5,740,739	1,618,302	3,600	5,336	20,804	84,322	—	—	8,254,539	3,751,263

Non-current assets or disposal groups held for sale or for distribution to owners	—	5,171,155,048	—	—	—	—	—	—	—	—	—	(1,782,090,744)	—	3,389,064,304

NON-CURRENT ASSETS	—	34,135	460,494,359	514,526,563	421,318,080	377,376,503	1,832,067,668	1,807,828,818	882,256,825	903,328,613	(22,951,720)	467,827,511	3,573,185,212	4,070,922,143
Other non-current financial assets	—	—	—	—	1	1	1,489,313	612,676	1,699	13,305	—	—	1,491,013	625,982
Other non-current non-financial assets	—	—	1,173,860	3,600,646	5,265,765	5,159,456	1,130,895	1,087,677	—	—	(216,768)	—	7,353,752	9,847,779
Trade and other non-current receivables	—	—	279,442,218	301,118,584	8,818,852	7,390,854	9,999,557	1,942,063	—	—	—	—	298,260,627	310,451,501
Non-current accounts receivable from related parties	—	—	147,779	—	22,951,719	24,422,654	—	—	—	—	(22,734,952)	(24,422,654)	364,546	—
Investment accounted for using the equity method	—	—	1,385,299	2,083,893	37,190,238	32,530,127	—	—	48,573,339	40,166,814	—	403,581,048	87,148,876	478,361,882
Intangible assets other than goodwill	—	—	32,834	44,948	2,829,119	2,367,312	20,986,265	20,180,823	10,703,705	11,072,435	—	—	34,551,923	33,665,518
Goodwill	—	—	866,444	1,070,608	—	—	4,345,042	4,285,458	—	6,675,472	—	88,669,117	5,211,486	100,700,655
Property, plant and equipment	—	—	176,973,922	205,987,826	320,080,187	284,339,062	1,778,406,052	1,761,539,131	822,978,082	845,400,587	—	—	3,098,438,243	3,097,266,606
Deferred tax assets	—	34,135	472,003	620,058	24,182,199	21,167,037	15,710,544	18,180,990	—	—	—	—	40,364,746	40,002,220

TOTAL ASSETS	—	5,216,062,752	616,964,510	658,318,127	569,608,629	486,960,688	2,013,124,770	1,980,785,898	1,087,244,530	1,076,114,971	(60,628,648)	(1,373,010,745)	4,226,313,791	8,045,231,691

The accompanying notes are an integral part of these interim consolidated financial statements

	Generation and Transmission
Line of business	Chile (Holdings and Others)		Argentina		Brazil		Colombia		Peru		Eliminations		Total
	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$
LIABILITIES AND EQUITY
CURRENT LIABILITIES	—	1,828,533,074	233,104,587	219,381,678	167,512,965	126,744,267	373,840,305	349,716,663	146,040,061	149,548,832	(17,041,289)	61,192,354	903,456,629	2,735,116,868
Other current financial liabilities	—	417,400	25,873,566	30,356,957	4,445,819	1,718,719	170,793,676	135,606,953	59,725,302	62,170,269	—	—	260,838,363	230,270,298
Trade and other current payables	—	158,892	138,260,477	121,997,587	56,413,969	47,259,646	110,587,257	89,385,378	61,398,943	67,063,567	—	16,847,277	366,660,646	342,712,347
Current accounts payable to related parties	—	2,336	22,669,782	22,841,700	85,961,531	57,806,281	56,384,027	22,926,498	11,215,479	11,770,115	(17,041,289)	(10,778,741)	159,189,530	104,568,189
Other current provisions	—	—	5,290,645	2,744,275	—	—	32,729,329	72,379,364	6,258,775	6,295,715	—	—	44,278,749	81,419,354
Current tax liabilities	—	—	41,010,117	41,441,159	17,823,239	19,959,621	2,489,062	28,563,318	6,491,590	1,153,023	—	—	67,814,008	91,117,121
Other current non-financial liabilities	—	—	—	—	2,868,407	—	856,954	855,152	949,972	1,096,143	—	—	4,675,333	1,951,295

Liabilities associated with disposal groups held for sale or for distribution to owners	—	1,827,954,446	—	—	—	—	—	—	—	—	—	55,123,818	—	1,883,078,264

NON-CURRENT LIABILITIES	—	199,807	186,766,118	218,971,414	28,516,323	34,180,263	912,347,449	831,187,905	255,483,310	277,281,858	(43,587,359)	-48,543,708	1,339,525,841	1,313,277,539
Other non-current financial liabilities	—	—	31,434,503	38,637,260	3,248,651	3,012,998	838,685,379	781,500,274	104,688,319	118,684,335	—	—	978,056,852	941,834,867
Trade and other non-current payables	—	—	75,406,390	94,453,409	446,247	2,911,464	—	—	—	—	—	—	75,852,637	97,364,873
Non-current account payables to related parties	—	—	36,493,204	35,630,861	20,302,884	23,598,549	—	—	—	—	(43,587,359)	(48,543,708)	13,208,729	10,685,702
Other long-term provisions	—	—	—	—	4,518,541	4,657,252	55,438,367	32,991,300	4,177,819	4,234,681	—	—	64,134,727	41,883,233
Deferred tax liabilities	—	—	39,951,084	46,358,947	—	—	—	—	128,099,407	134,903,163	—	—	168,050,491	181,262,110
Non-current provisions for employee benefits	—	199,807	3,480,937	3,890,937	—	—	18,223,703	16,696,331	786,788	761,267	—	—	22,491,428	21,548,342
Other non-current non-financial liabilities	—	—	—	—	—	—	—	—	17,730,977	18,698,412	—	—	17,730,977	18,698,412

EQUITY	—	3,387,329,871	197,093,805	219,965,035	373,579,341	326,036,158	726,937,016	799,881,330	685,721,159	649,284,281	—	-1,385,659,391	1,983,331,321	3,996,837,284
Equity attributable to shareholders of Enersis Américas	—	3,387,329,871	197,093,805	219,965,035	373,579,341	326,036,158	726,937,016	799,881,330	685,721,159	649,284,281	—	-1,385,659,391	1,983,331,321	3,996,837,284
Issued capital	—	2,041,622,319	67,082,192	82,865,510	103,090,397	90,172,688	148,534,890	146,498,021	312,225,332	323,227,193	—	(1,207,662,870)	630,932,811	1,476,722,861
Retained earnings	—	1,726,639,410	33,049,779	49,183,508	143,020,272	134,179,155	76,749,303	217,958,120	54,443,895	48,944,655	—	181,696,622	307,263,249	2,358,601,470
Share premium	—	206,008,557	—	—	—	—	25,674,400	—	47,952	49,641	—	—	25,722,352	206,058,198
Other reserves	—	(586,940,415)	96,961,834	87,916,017	127,468,672	101,684,315	475,978,423	435,425,189	319,003,980	277,062,792	—	(359,693,143)	1,019,412,909	(44,545,245)
Non-controlling interests	—	—	—	—	—		—		—	—	—	—	—	—
Total Liabilities and Equity	—	5,216,062,752	616,964,510	658,318,127	569,608,629	486,960,688	2,013,124,770	1,980,785,898	1,087,244,530	1,076,114,971	(60,628,648)	(1,373,010,745)	4,226,313,791	8,045,231,691

The eliminations column corresponds to transactions between companies in different lines of business and country, primarily purchases and sales of energy and services.

The accompanying notes are an integral part of these interim consolidated financial statements

	Generation and Transmission
Country	Chile (Holdings and Others)		Argentina		Brazil		Colombia		Peru		Eliminations		Total
STATEMENT OF INCOME	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$
REVENUES AND OTHER OPERATING INCOME	—	—	117,549,330	93,444,204	177,299,015	163,853,582	432,998,341	328,993,555	241,413,506	196,365,023	—	(425,028)	969,260,192	782,231,336
Revenues	—	—	88,789,854	68,268,368	168,368,888	163,853,582	428,323,854	328,191,223	240,649,578	195,838,844	—	(425,028)	926,132,174	755,726,989
Energy sales	—	—	49,855,944	51,358,203	144,775,040	131,564,601	423,303,411	325,126,446	190,002,911	163,136,876	—	—	807,937,306	671,186,126
Other sales	—	—	—	—	—	—	4,975,879	3,016,446	8,318,041	5,637,223	—	—	13,293,920	8,653,669
Other services rendered	—	—	38,933,910	16,910,165	23,593,848	32,288,981	44,564	48,331	42,328,626	27,064,745	—	(425,028)	104,900,948	75,887,194
Other operating income	—	—	28,759,476	25,175,836	8,930,127	—	4,674,487	802,332	763,928	526,179	—	—	43,128,018	26,504,347
RAW MATERIALS AND CONSUMABLES USED	—	—	(43,706,122)	(31,242,943)	(76,521,503)	(68,282,802)	(171,489,068)	(99,193,682)	(104,450,864)	(75,157,206)	—	—	(396,167,557)	(273,876,633)
Energy purchases	—	—	(479,515)	(900,735)	(38,587,753)	(35,496,575)	(83,797,942)	(33,644,561)	(15,201,928)	(6,761,868)	1,020,498	1,559,187	(137,046,640)	(75,244,552)
Fuel consumption	—	—	(38,886,502)	(24,068,591)	(27,279,974)	(26,673,340)	(35,320,776)	(19,305,971)	(53,016,542)	(40,602,002)	—	—	(154,503,794)	(110,649,904)
Transportation expense	—	—	(719,358)	(809,330)	(6,266,686)	(6,089,159)	(35,410,326)	(32,255,912)	(24,047,473)	(19,965,580)	(1,020,498)	(1,559,187)	(67,464,341)	(60,679,168)
Other miscellaneous supplies and services	—	—	(3,620,747)	(5,464,287)	(4,387,090)	(23,728)	(16,960,024)	(13,987,238)	(12,184,921)	(7,827,756)	—	—	(37,152,782)	(27,303,009)
CONTRIBUTION MARGIN	—	—	73,843,208	62,201,261	100,777,512	95,570,780	261,509,273	229,799,873	136,962,642	121,207,817	—	(425,028)	573,092,635	508,354,703
Other work performed by the entity and capitalized	—	—	1,902,230	1,388,983	336,780	—	248,660	2,800,867	—	230,719	—	425,028	2,487,670	4,845,597
Employee benefits expense	—	—	(23,086,185)	(24,906,612)	(4,858,820)	(6,368,968)	(8,344,413)	(9,805,025)	(10,718,043)	(8,518,945)	—	—	(47,007,461)	(49,599,550)
Other expenses	—	—	(11,079,687)	(10,367,877)	(5,719,355)	(4,892,882)	(19,950,553)	(18,394,175)	(13,500,633)	(12,119,950)	—	—	(50,250,228)	(45,774,884)
GROSS OPERATING RESULT	—	—	41,579,566	28,315,755	90,536,117	84,308,930	233,462,967	204,401,540	112,743,966	100,799,641	—	—	478,322,616	417,825,866
Depreciation and amortization expenses	—	—	(15,896,903)	(15,046,955)	(9,796,107)	(11,715,247)	(20,757,174)	(18,628,500)	(24,536,808)	(25,530,528)	—	—	(70,986,992)	(70,921,230)
Impairment losses (reversal of impairment losses) recognized in profit or loss	—	—	(21,875)	—	(193,041)	38,168	(792,065)	205,000	—	(31,243)	—	—	(1,006,981)	211,925
OPERATING INCOME	—	—	25,660,788	13,268,800	80,546,969	72,631,851	211,913,728	185,978,040	88,207,158	75,237,870	—	—	406,328,643	347,116,561
FINANCIAL RESULTS	—	—	8,044,737	(15,352,903)	(2,197,658)	6,608,518	(48,805,952)	(15,965,423)	(4,985,878)	(8,668,626)	—	(4,807,911)	(47,944,751)	(38,186,345)
Financial income	—	—	11,222,021	9,543,326	4,590,501	5,299,431	5,108,337	1,604,343	686,425	583,118	(667,211)	(1,049,906)	20,940,073	15,980,312
Cash and cash equivalents			10,919,980	9,424,118	2,334,692	3,902,666	4,653,203	1,392,852	360,528	527,608			18,268,403	15,247,244
Other financial income			302,041	119,208	2,255,809	1,396,765	455,134	211,491	325,897	55,510	(667,211)	(1,049,906)	2,671,670	733,068
Financial costs	—	—	(20,379,140)	(18,880,996)	(6,057,468)	(5,788,916)	(54,478,081)	(17,638,828)	(4,390,851)	(5,073,555)	667,211	1,049,908	(84,638,329)	(46,332,387)
Bank borrowings			(1,259,233)	(2,969,205)	(199,646)	(112,506)	(6,212,563)	(3,282,583)	(1,594,473)	(2,574,550)			(9,265,915)	(8,938,844)
Secured and unsecured obligations			—	—	—	—	(45,903,062)	(34,800,852)	(1,618,402)	(1,500,347)			(47,521,464)	(36,301,199)
Other			(19,119,907)	(15,911,791)	(5,857,822)	(5,676,410)	(2,362,456)	20,444,607	(1,177,976)	(998,658)	667,211	1,049,908	(27,850,950)	(1,092,344)
Profit (loss) from indexed assets and liabilities	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Foreign currency exchange differences	—	—	17,201,856	(6,015,233)	(730,691)	7,098,003	563,792	69,062	(1,281,452)	(4,178,189)	—	(4,807,913)	15,753,505	(7,834,270)
Positives	—	—	39,946,494	2,811,604	11,863,599	18,719,640	1,968,861	667,587	14,739,848	1,368,451	(3,470,814)	(14,575,797)	65,047,988	8,991,485
Negatives	—	—	(22,744,638)	(8,826,837)	(12,594,290)	(11,621,637)	(1,405,069)	(598,525)	(16,021,300)	(5,546,640)	3,470,814	9,767,884	(49,294,483)	(16,825,755)
Share of profit of associates and joint venturesaccounted for using the equity method	—	—	683,229	1,971,204	—	—	—	—	—	—	—	—	683,229	1,971,204
Other gains (losses)	—	—	71,309	—	—	—	41,790	—	150,301	63,206	—	—	263,400	63,206
Gain (loss) from other investments		—	54,011	—	—	—	—	—	—	—	—	—	54,011	—
Gain (loss) from the sale of property, plant and equipment	—	—	17,298	—	—	—	41,790	—	150,301	63,206	—	—	209,389	63,206
Income before tax	—	—	34,460,063	(112,899)	78,349,311	79,240,369	163,149,566	170,012,617	83,371,581	66,632,450	—	(4,807,911)	359,330,521	310,964,626
Income tax	—	—	(13,690,156)	2,599,218	(27,027,761)	(27,371,559)	(67,046,529)	(61,797,961)	(24,404,709)	(19,597,679)	—	—	(132,169,155)	(106,167,981)
Net income from continuing operations	—	—	20,769,907	2,486,319	51,321,550	51,868,810	96,103,037	108,214,656	58,966,872	47,034,771	—	(4,807,911)	227,161,366	204,796,645
Income from discontinued operations	—		—	—	—	—	—	—	—	—	—	—	—	—
Net income from continuing operations	—	—	20,769,907	2,486,319	51,321,550	51,868,810	96,103,037	108,214,656	58,966,872	47,034,771	—	(4,807,911)	227,161,366	204,796,645
Net income attributable to:	—	—	20,769,907	2,486,319	51,321,550	51,868,810	96,103,037	108,214,656	58,966,872	47,034,771	—	(4,807,911)	227,161,366	204,796,645
Shareholders of Enersis Américas
Non-controlling interests

The accompanying notes are an integral part of these interim consolidated financial statements

	Generation and Transmission
Country	Chile (Holdings and Others)		Argentina		Brazil		Colombia		Peru		Eliminations		Total
STATEMENT OF CASH FLOWS	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$
Cash flow from (used in) operating activities	147,723,266	152,103,217	28,371,147	63,063,601	66,063,536	82,335,817	144,970,559	78,566,788	35,708,743	72,585,150	(49,559)	(2,038,979)	422,787,692	446,615,594
Cash flow from (used in) investing activities	(45,466,005)	(87,806,941)	(12,217,119)	(58,194,915)	(2,657,827)	(8,108,202)	(41,502,638)	(82,370,118)	(14,267,173)	(38,328,066)	—	(70,702,047)	(116,110,762)	(345,510,289)
Cash flow from (used in) financing activities	(152,507,855)	(86,558,999)	(6,205,696)	(4,234,680)	(42,459,654)	(97,501,908)	(88,327,813)	(206,667,467)	(30,640,760)	(90,517,743)	—	72,664,795	(320,141,778)	(412,816,002)

The eliminations column corresponds to transactions between companies in different lines of business and country, primarily purchases and sales of energy and services.

The accompanying notes are an integral part of these interim consolidated financial statements

b)	Distribution

Line of business	Distribution
Country	Chile (Holdings and Others)		Argentina		Brazil		Colombia		Peru		Eliminations		Total
ASSETS	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$
CURRENT ASSETS	—	1,068,956,933	208,502,387	191,441,460	776,571,249	653,342,371	176,718,210	207,553,675	118,604,817	116,371,663	(1,998,784)	(4,417,595)	1,278,397,879	2,233,248,507
Cash and cash equivalents	—	10,694,452	53,637,104	24,665,201	137,401,826	34,293,476	43,589,610	89,987,572	25,852,704	14,818,083	—	—	260,481,244	174,458,784
Other current financial assets	—	188,143	293,728	694,177	19,882,284	33,244,064	25,132	44,985	—	—	—	—	20,201,144	34,171,369
Other current non-financial assets	—	—	1,128,176	1,261,261	62,105,826	65,958,327	1,612,359	1,912,501	6,449,220	2,944,189	—	—	71,295,581	72,076,278
Trade and other current receivables	—	105	142,267,380	124,663,167	543,510,546	508,562,286	105,946,068	99,124,879	72,549,351	69,883,209	18,165	52,925	864,291,510	802,286,571
Current accounts receivable from related parties	—	8,208,642	802,564	239,991	553,519	1,564,236	3,788,563	2,829,584	4,726,941	19,302,467	(2,016,949)	(4,468,556)	7,854,638	27,676,364
Inventories	—	—	10,029,076	37,440,101	847,653	673,996	21,485,397	13,654,154	9,014,447	9,416,923	—	—	41,376,573	61,185,174
Current tax assets	—	431,522	344,359	2,477,562	12,269,595	9,045,986	271,081	—	12,154	6,792	—	—	12,897,189	11,961,862
Non-current assets or disposal groups held for sale or for distribution to owners	—	1,049,434,069	—	—	—	—	—		—	—	—	(1,964)	—	1,049,432,105
NON-CURRENT ASSETS	—	462,047,875	410,042,904	443,412,233	1,960,561,757	1,662,603,605	897,037,941	847,774,289	676,389,640	675,858,105	—	—	3,944,032,242	4,091,696,107
Other non-current financial assets	—	—	758,276	21,751	607,460,391	488,858,930	8,801	3,620	—	—	—	—	608,227,468	488,884,301
Other non-current non-financial assets	—	—	264,520	326,850	64,885,100	52,122,099	2,394,963	2,292,399	—	—	—	—	67,544,583	54,741,348
Trade and other non-current receivables	—	—	6,830,173	6,208,472	36,984,090	74,095,449	7,992,188	7,875,015	—	—	—	—	51,806,451	88,178,936
Non-current accounts receivable from related parties	—	—	270,698	355,485	—	—	—	—	—	—	—	—	270,698	355,485
Investment accounted for using the equity method	—	462,006,979	13,109	15,027	—	—	30,520,355	29,497,710	—	—	—	—	30,533,464	491,519,716
Intangible assets other than goodwill	—	—	1,402,586	1,856,386	1,074,303,636	905,374,088	19,431,563	16,427,134	9,802,038	9,826,406	—	—	1,104,939,823	933,484,014
Goodwill	—	—	—	—	87,691,291	76,703,162	—	—	—	—	—	—	87,691,291	76,703,162
Property, plant and equipment	—	—	400,503,542	434,628,262	24,152,229	20,960,307	832,977,312	784,307,032	666,587,602	666,031,699	—	—	1,924,220,685	1,905,927,300
Deferred tax assets	—	40,896	—	—	65,085,020	44,489,570	3,712,759	7,371,379	—	—	—	—	68,797,779	51,901,845
TOTAL ASSETS	—	1,531,004,808	618,545,291	634,853,693	2,737,133,006	2,315,945,976	1,073,756,151	1,055,327,964	794,994,457	792,229,768	(1,998,784)	(4,417,595)	5,222,430,121	6,324,944,614

	Distribution
Line of business	Chile (Holdings and Others)		Argentina		Brazil		Colombia		Peru		Eliminations		Total
LIABILITIES AND EQUITY	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$
CURRENT LIABILITIES	—	418,047,564	455,478,173	431,630,046	616,488,509	552,804,640	307,096,194	247,749,856	181,906,414	192,540,953	(1,998,784)	(4,417,595)	1,558,970,506	1,838,355,464
Other current financial liabilities	—	92,682	—	526,559	184,283,394	134,704,079	92,383,288	34,994,868	24,129,846	35,806,842	—	—	300,796,528	206,125,030
Trade and other current payables	—	293,820	413,277,121	402,486,702	351,626,820	383,345,351	162,436,122	169,494,726	84,114,709	81,443,952	—	—	1,011,454,772	1,037,064,551
Current accounts payable to related parties	—	636,116	1,131,168	1,192,017	79,337,009	32,611,195	46,727,320	16,017,544	32,865,053	26,092,527	(1,998,784)	(4,417,595)	158,061,766	72,131,804
Other current provisions	—	3,595	41,069,884	27,424,768	1,241,285	2,144,014	5,178,828	5,380,567	10,598,206	10,926,878	—	—	58,088,203	45,879,822
Current tax liabilities	—	—	—	—	1	1	—	21,428,954	1,053,975	2,737,460	—	—	1,053,976	24,166,415
Other current non-financial liabilities	—	—	—	—	—	—	370,636	433,197	29,144,625	35,533,294	—	—	29,515,261	35,966,491
Liabilities associated with disposal groups held for sale or for distribution to owners	—	417,021,351	—	—	—	—	—	—	—	—	—	—	—	417,021,351
NON-CURRENT LIABILITIES	—	299,654	145,222,370	174,966,573	1,059,047,450	832,749,665	278,203,743	281,940,695	276,460,468	269,823,997	—	—	1,758,934,031	1,559,780,584
Other non-current financial liabilities	—	—	—	—	498,223,888	421,538,033	227,305,813	230,851,899	240,008,858	230,907,835	—	—	965,538,559	883,297,767
Trade and other non-current payables	—	—	125,471,890	154,803,475	84,152,831	22,852,766	—	—	163,497	371,317	—	—	209,788,218	178,027,558
Non-current account payables to related parties	—	—	—	—	194,246,707	157,179,286	—	—	—	—	—	—	194,246,707	157,179,286
Other long-term provisions	—	—	10,964,097	10,544,604	157,494,443	127,402,352	4,686,453	3,547,501	307,193	314,163	—	—	173,452,186	141,808,620
Deferred tax liabilities	—	—	—	—	—	—	—	—	32,744,297	34,940,876	—	—	32,744,297	34,940,876
Non-current provisions for employee benefits	—	299,654	8,786,383	9,618,494	124,929,581	103,777,228	46,211,477	47,541,295	1,881,783	1,887,226	—	—	181,809,224	163,123,897
Other non-current non-financial liabilities	—	—	—	—	—	—	—	—	1,354,840	1,402,580	—	—	1,354,840	1,402,580
EQUITY	—	1,112,657,590	17,844,748	28,257,074	1,061,597,047	930,391,671	488,456,214	525,637,413	336,627,575	329,864,818	—	—	1,904,525,584	2,926,808,566
Equity attributable to shareholders of Enersis Américas	—	1,112,657,590	17,844,748	28,257,074	1,061,597,047	930,391,671	488,456,214	525,637,413	336,627,575	329,864,818	—	—	1,904,525,584	2,926,808,566
Issued capital	—	367,928,682	38,086,787	47,061,353	379,690,440	312,041,595	2,994,474	2,953,410	126,218,957	130,666,525	—	—	546,990,658	860,651,565
Retained earnings	—	1,225,045,537	(21,774,123)	(20,697,376)	43,493,059	82,104,937	42,923,774	104,750,330	19,206,523	23,507,886	—	—	83,849,233	1,414,711,314
Share premium	—	566,302	—	—	—	—	3,022,632	2,981,182	—	—	—	—	3,022,632	3,547,484
Other reserves	—	(480,882,931)	1,532,084	1,893,097	638,413,548	536,245,139	439,515,334	414,952,491	191,202,095	175,690,407	—	—	1,270,663,061	647,898,203
Non-controlling interests	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Total Liabilities and Equity	—	1,531,004,808	618,545,291	634,853,693	2,737,133,006	2,315,945,976	1,073,756,151	1,055,327,964	794,994,457	792,229,768	(1,998,784)	(4,417,595)	5,222,430,121	6,324,944,614

The eliminations column corresponds to transactions between companies in different lines of business and country, primarily purchases and sales of energy and services.

The accompanying notes are an integral part of these interim consolidated financial statements

	Distribution
Country	Chile (Holdings and Others)		Argentina		Brazil		Colombia		Peru		Eliminations		Total
STATEMENT OF INCOME	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$	06-30-2016 (Unaudited) ThCh$	06-30-2015 (Unaudited) ThCh$
REVENUES AND OTHER OPERATING INCOME	—	—	340,563,296	291,727,978	734,547,665	972,984,977	444,158,444	444,192,989	309,706,463	262,755,431	—	—	1,828,975,868	1,971,661,375
Revenues	—	—	318,311,602	140,555,050	609,744,343	880,764,421	442,171,480	442,268,347	308,510,870	261,081,803	—	—	1,678,738,295	1,724,669,621
Energy sales	—	—	295,164,463	131,276,115	570,885,193	835,659,053	366,379,757	363,651,743	290,261,841	247,760,372	—	—	1,522,691,254	1,578,347,283
Other sales	—	—	95,797	178,877	672,377	6,176,035	43,556	83,789	269,071	1,894,978	—	—	1,080,801	8,333,679
Other services rendered	—	—	23,051,342	9,100,058	38,186,773	38,929,333	75,748,167	78,532,815	17,979,958	11,426,453	—	—	154,966,240	137,988,659
Other operating income	—	—	22,251,694	151,172,928	124,803,322	92,220,556	1,986,964	1,924,642	1,195,593	1,673,628	—	—	150,237,573	246,991,754
RAW MATERIALS AND CONSUMABLES USED	—	—	(138,706,282)	(79,471,018)	(492,741,084)	(732,699,771)	(254,460,404)	(247,098,475)	(208,470,846)	(177,083,437)	—	—	(1,094,378,616)	(1,236,352,701)
Energy purchases	—	—	(138,314,478)	(79,048,271)	(343,109,025)	(590,309,131)	(192,589,135)	(184,077,622)	(197,885,760)	(163,797,910)	—	—	(871,898,398)	(1,017,232,934)
Fuel consumption	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Transportation expense	—	—	(174,088)	(422,747)	(30,258,576)	(37,363,885)	(42,809,844)	(42,086,123)	—	—	—	—	(73,242,508)	(79,872,755)
Other miscellaneous supplies and services	—	—	(217,716)	—	(119,373,483)	(105,026,755)	(19,061,425)	(20,934,730)	(10,585,086)	(13,285,527)	—	—	(149,237,710)	(139,247,012)
CONTRIBUTION MARGIN	—	—	201,857,014	212,256,960	241,806,581	240,285,206	189,698,040	197,094,514	101,235,617	85,671,994	—	—	734,597,252	735,308,674
Other work performed by the entity and capitalized	—	—	12,634,545	16,399,430	7,317,184	5,439,738	3,557,986	1,892,428	2,307,735	1,938,861	—	—	25,817,450	25,670,457
Employee benefits expense	—	—	(85,838,560)	(110,465,977)	(36,855,660)	(41,187,367)	(16,800,888)	(17,143,025)	(12,202,848)	(10,668,089)	—	—	(151,697,956)	(179,464,458)
Other expenses	—	—	(50,166,695)	(78,390,088)	(90,339,380)	(80,388,161)	(28,230,840)	(33,034,089)	(14,013,429)	(12,325,574)	—	—	(182,750,344)	(204,137,912)
GROSS OPERATING RESULT	—	—	78,486,304	39,800,325	121,928,725	124,149,416	148,224,298	148,809,828	77,327,075	64,617,192	—	—	425,966,402	377,376,761
Depreciation and amortization expenses	—	—	(5,251,703)	(5,935,852)	(37,342,295)	(36,724,512)	(27,495,354)	(31,249,302)	(15,395,754)	(13,792,539)	—	—	(85,485,106)	(87,702,205)
Impairment losses (reversal of impairment losses) recognized in profit or loss	—	—	(2,591,707)	(1,165,193)	(19,847,014)	(19,468,119)	(659,459)	217,135	(1,206,595)	(851,561)	—	—	(24,304,775)	(21,267,738)
OPERATING INCOME	—	—	70,642,894	32,699,280	64,739,416	67,956,785	120,069,485	117,777,661	60,724,726	49,973,092	—	—	316,176,521	268,406,818
FINANCIAL RESULTS	—	—	(75,356,798)	16,678,604	(49,945,075)	(24,710,936)	(15,943,785)	(14,398,090)	(7,547,590)	(7,751,392)	—	—	(148,793,248)	(30,181,814)
Financial income	—	—	8,280,111	51,281,094	42,088,122	47,762,021	2,875,886	2,816,578	1,540,514	1,832,909	—	—	54,784,633	103,692,602
Cash and cash equivalents			3,969,090	277,984	4,670,062	2,602,498	1,703,961	1,718,228	334,537	629,737			10,677,650	5,228,447
Other financial income			4,311,021	51,003,110	37,418,060	45,159,523	1,171,925	1,098,350	1,205,977	1,203,172			44,106,983	98,464,155
Financial costs	—	—	(83,296,920)	(34,872,848)	(87,907,489)	(72,356,992)	(18,762,309)	(17,317,367)	(9,291,207)	(9,174,340)	—	—	(199,257,925)	(133,721,547)
Bank borrowings			(40,115)	(702,227)	(13,354,522)	(7,980,931)	(1,262,011)	—	(1,239,214)	(828,422)			(15,895,862)	(9,511,580)
Secured and unsecured obligations			—	—	(22,982,416)	(27,844,783)	(14,648,784)	(12,994,213)	(7,085,940)	(7,172,496)			(44,717,140)	(48,011,492)
Other			(83,256,805)	(34,170,621)	(51,570,551)	(36,531,278)	(2,851,514)	(4,323,154)	(966,053)	(1,173,422)			(138,644,923)	(76,198,475)
Profit (loss) from indexed assets and liabilities	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Foreign currency exchange differences	—	—	(339,989)	270,358	(4,125,708)	(115,965)	(57,362)	102,699	203,103	(409,961)	—	—	(4,319,956)	(152,869)
Positives	—	—	1,372,948	446,506	20,401,395	357,969	981,279	511,725	1,520,006	568,897	—	(17,302)	24,275,628	1,867,795
Negatives	—	—	(1,712,937)	(176,148)	(24,527,103)	(473,934)	(1,038,641)	(409,026)	(1,316,903)	(978,858)	—	17,302	(28,595,584)	(2,020,664)
Share of profit of associates and joint ventures accounted for using the equity method	—	—	16,090	16,147	—	—	1,108,676	853,818	—	—	—	—	1,124,766	869,965
Other gains (losses)	—	—	—	—	—	—	(29,595)	3,607	4,837	568,064	—	—	(24,758)	571,671
Gain (loss) from other investments	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Gain (loss) from the sale of property, plant and equipment	—	—	—	—	—	—	(29,595)	3,607	4,837	568,064	—	—	(24,758)	571,671
Income before tax	—	—	(4,697,814)	49,394,031	14,794,341	43,245,849	105,204,781	104,236,996	53,181,973	42,789,764	—	—	168,483,281	239,666,640
Income tax	—	—	(564,613)	—	2,587,816	(7,136,746)	(44,031,203)	(44,663,024)	(15,744,153)	(13,291,895)	—	—	(57,752,153)	(65,091,665)
Net income from continuing operations	—	—	(5,262,427)	49,394,031	17,382,157	36,109,103	61,173,578	59,573,972	37,437,820	29,497,869	—	—	110,731,128	174,574,975
Income from discontinued operations	—		—	—	—	—	—	—	—		—	—	—	—
Net income from continuing operations	—	—	(5,262,427)	49,394,031	17,382,157	36,109,103	61,173,578	59,573,972	37,437,820	29,497,869	—	—	110,731,128	174,574,975
Net income attributable to:	—	—	(5,262,427)	49,394,031	17,382,157	36,109,103	61,173,578	59,573,972	37,437,820	29,497,869	—	—	110,731,128	174,574,975
Shareholders of Enersis Américas
Non-controlling interests

Country	Chile (Holdings and Others)		Argentina		Brazil		Colombia		Peru		Eliminations		Total
STATEMENT OF CASH FLOWS	06-30-2016 ThCh$	06-30-2015 ThCh$	06-30-2016 ThCh$	06-30-2015 ThCh$	06-30-2016 ThCh$	06-30-2015 ThCh$	06-30-2016 ThCh$	06-30-2015 ThCh$	06-30-2016 ThCh$	06-30-2015 ThCh$	06-30-2016 ThCh$	06-30-2015 ThCh$	06-30-2016 ThCh$	06-30-2015 ThCh$
Cash flow from (used in) operating activities	3,986,376	69,139,936	70,506,674	110,091,891	163,665,936	7,405,785	55,287,093	67,548,785	70,984,495	50,736,799	—	(114,456)	364,430,574	304,808,740
Cash flow from (used in) investing activities	(2,041,040)	(17,277,260)	(33,205,114)	(105,333,390)	(80,311,886)	(95,410,198)	(72,790,064)	(48,106,864)	(27,010,782)	(66,030,389)	—	(13,025,818)	(215,358,886)	(345,183,919)
Cash flow from (used in) financing activities	(31,067,073)	(49,300,916)	(528,752)	(4,926,887)	5,843,927	51,194,836	(26,566,130)	(109,336,666)	(32,530,343)	(35,115,159)	—	13,140,274	(84,848,371)	(134,344,518)

The eliminations column corresponds to transactions between companies in different lines of business and country, primarily purchases and sales of energy and services.

The accompanying notes are an integral part of these interim consolidated financial statements

32.	THIRD PARTY GUARANTEES, OTHER CONTINGENT ASSETS AND LIABILITIES, AND OTHER COMMITMENTS

32.1 Direct guarantees

Creditor of Guarantee	Debtor		Type of Guarantee	Assets Committed			Outstanding balance as of			Guarantees released
	Company	Relationship		Type	Currency	Carrying amount	Currency	06-30-2016 (Unaudited)	12-31-2015	2015	Assets	2016	Assets	2017	Assets
Mitsubishi Corporation	Endesa Costanera	Creditor	Pledge	Combined cycle plant	ThCh$	8,113,033	ThCh$	33,283,687	35,254,202	—	—	—	—	—	—
Credit Suisse First Boston	Endesa Costanera	Creditor	Pledge	Combined cycle plant	ThCh$	—	ThCh$	—	1,183,600	—	—	—	—	—	—
Citibank N.A.	Endesa Argentina	Creditor	Pledge	Cash deposit	ThCh$	—	ThCh$	—	435,681	—	—	—	—	—	—
Deutsche Bank / Santander Benelux	Enersis S.A.	Creditor	Deposit accounts	Cash deposit	ThCh$	21,824,111	ThCh$	49,716,221	40,354,434	—	—	—	—	—	—
Varios Creditors	Ampla S.A.	Creditor	Pledge on collection and others	Collection accounts	ThCh$	7,136,838	ThCh$	133,936,065	98,375,210	—	—	—	—	—	—
Varios Creditors	Coelce S.A.	Creditor	Pledge on collection and others	Collection accounts	ThCh$	9,716,000	ThCh$	69,797,474	60,265,158	—	—	—	—	—	—
Banco Nacional de Desarrollo Económico y Social	Cien	Creditor	Mortgage, pledge and others	Collection accounts	ThCh$	159,306	ThCh$	4,370,310	3,944,953	—	—	—	—	—	—

As of June 30, 2016 and December 31, 2015, the carrying amount of property, plant and equipment pledged as security for liabilities is ThCh$8,113,033 (Unaudited) and ThCh$13,903,028, respectively (See Note 15.e.ii).

As of June 30, 2016, Enersis Américas S.A. had future energy purchase commitments amounting to ThCh$36,265,938,096 (Unaudited) (ThCh$35,079,484,027 as of December 31, 2015).

32.2 Indirect guarantees

As of June 30, 2016 (Unaudited) and December 31, 2015, there are no indirect guarantees.

32.3 Lawsuits and Arbitrations Proceedings (Unaudited)

As of the date of these interim consolidated financial statements, the most relevant litigation involving Enersis Américas and its subsidiaries are as follows:

Law 25,561 on Public Emergency and Reform to the Currency System, enacted on January 6, 2002 by the Argentine authorities, voided certain provisions of the concession agreement of Enersis Américas’ subsidiary Edesur. Law 25,561 also required that utility concession agreements be renegotiated within a reasonable timeframe to adjust them to the new conditions. However, the failure to renegotiate Edesur’s concession agreement prompted Enersis Américas S.A. (former Enersis S.A.), Chilectra S.A. (now Chilectra Chile S.A.), Endesa Chile and Elesur S.A. (now part of Chilectra S.A.) (collectively, the “Claimants”) to file an arbitration petition in 2003 under the Treaty for the Promotion and Protection of Chilean-Argentine Investments before the International Center for Settlement of Investment Disputes (ICSID). The statement of claim principally requested that the ICSID declare the investment expropriated for an amount of US$1,306,875,960 (approximately ThCh$864,328,554), and sought compensation for the damages caused to the investment due to lack of fair and equitable treatment, in the amount of US$318,780,600 (approximately ThCh$210,831,925). The Claimants also seek, with respect to both claims, compounded annual interest of 6.9% per annum. The Claimants also claimed the sums resulting from the damages caused from July 1, 2004. Finally, the Claimants also demanded US$ 102,164,683 (approximately

The accompanying notes are an integral part of these interim consolidated financial statements

ThCh$67,568,656) for Elesur S.A. (now part of Chilectra S.A.) due to a lower price received on the sale of its shares. In 2005, the Argentine authorities and Edesur signed a Letter of Understanding, in which the terms and conditions are established for amendments and supplements to the concession agreement, forecasting tariff modifications, first during a transitional period and then under an Integral Tariff Review, in which the conditions for an ordinary tariff period of 5 years will be set. The arbitration has been suspended since March 2006 in accordance with the terms of the Letter of Understanding, and the appointment of one of the arbitrators, to replace an arbitrator who resigned in 2010 has been suspended. As of December 31, 2014, the parties informed ICSID of their agreement to extend the suspension of the arbitration procedure for 12 months starting on the same date, informing also that any of the parties can request the renewal of the arbitration procedure with 30 calendar days prior notice.

a)	Subsidiaries

1.–In 2001, a lawsuit was filed against Emgesa, as well as the non-related companies, Empresa de Energía de Bogotá S.A. E.S.P. (EEB) and Corporación Autónoma Regional de Cundinamarca (CAR in its Spanish acronym), by the residents of Sibaté, in the Colombian Department of Cundinamarca. This lawsuit seeks to hold the defendants jointly liable for the damages and prejudices derived from the pollution to the El Muñá dam reservoir, resulting from the pumping of polluted waters from the Bogotá River by Emgesa. Emgesa has denied these allegations arguing, among others, that it does not have any responsibility since it receives the waters already contaminated. The plaintiffs’ initial demand was for approximately CPs 3,000 billion (approximately ThCh$ 680,400,000). Emgesa filed a motion for the joinder of numerous public and private entities that dump into the waters of the Bogotá River or that in any way are responsible for the environmental stewardship of the river basin. The Third Section of the State Council has received the petition and ordered certain companies joined as defendants. In January 2013, several of the defendants filed responses to the complaint. In June 2013, a motion to annul the proceedings was denied. The resolving preliminary objections and the summons to a conciliation hearing are currently pending. In June 2015 a resolution was enacted instructing the dismissal of EEB by reason of a nullity defect, as well as the exclusion of those entities that had been identified by the Cundinamarca Administrative Court as defendants for having polluted the waters of Bogotá River, which had been confirmed by the State Council. A motion for reversal was filed against this decision, or an appeal. The resolution of such actions was unfavorable. The amount involved in this proceeding is estimated to be approximately CPs 112.32 billion (approximately ThCh$25,474,176).

2.–A class action lawsuit has been filed by residents of the Colombian Municipality of Garzón, alleging that the construction of the El Quimbo hydroelectric project has caused the plaintiffs’ income from handicrafts or entrepreneurial activities to decrease by an average of 30%. The lawsuit claims the decrease was not considered when the project’s social-economic impact report was drafted. Emgesa has denied these allegations on the basis that (i) the social-economic impact report complied with all methodological criteria, including giving all interested parties the opportunity to be registered in the report, (ii) the plaintiffs are not residents and therefore, compensation is allowed only for those whose revenues are, in their majority, coming from of their activity in the direct area of influence of the El Quimbo hydroelectric project and (iii) compensation must not go beyond the “first link” of the production chain and must be based on the status of the income indicators of each affected person. A proceeding was filed in parallel by 38 inhabitants of the Municipality of Garzón, who are claiming compensation for being affected by the El Quimbo hydroelectric project since they were not included in the social-economic impact report. A mandatory settlement hearing was unsuccessful. The court ordered a test, which is currently in the preliminary phase. In the parallel proceeding, an exception previous of pending lawsuit was filed, based on the existence of the principal proceeding. The proposed exception is pending ruling. The amount involved in this proceeding is estimated to be approximately CPs 93 billion (approximately ThCh$21,092,400).

3.–Emgesa (former Central Betania) was granted with a tax benefit known as “Ley Páez” applicable to the income tax on corporations. The Law stated that those entities located in a geographical area affected by a

The accompanying notes are an integral part of these interim consolidated financial statements natural catastrophe were exempted from taxation. The Colombian tax authority (DIAN) rejected the method used by Emgesa to determine the tax base applicable to the tax benefit. The DIAN believes that certain revenues of Betania, such as inflation adjustments and non-operating income do not qualify for the exemption since they are not related to the electricity generation activity. On the other hand, Emgesa believes that, in accordance with the Law, this special benefit is applicable to it as an entity and not only to certain revenues of the company. It is pending resolution from the first instance Administrative Court. The proceedings have not been active since the final arguments were filed in June 2010 due to the Huila Court did not have a tax expert. In February 2016, the process in motion began in order to activate the proceedings. The amount of this claim is ThCPs 96,393,426 (approximately ThCh$21,862,029).

4.–CAR, through Resolution 506, enacted on March 28, 2005 and Resolution 1189, enacted on July 8, 2005, imposed on Emgesa, EEB and Empresa de Acueducto y Alcantarillado de Bogotá (EAAB) the execution of construction work on the El Muña dam reservoir, whose effectiveness, among others things, depends on maintaining Emgesa’s water concession. Emgesa filed an action for annulment and reestablishment of Law against these resolutions before the Administrative Court of Law of Cundinamarca, Section One. The first instance court denied the nullity of these resolutions. Appeals were filed by Emgesa, EEB and EAAB, which are pending a decision.

Emgesa filed another action for annulment and reestablishment against CAR for annulment of Article 2 of Resolution 1318 of 2007 and Article 2 of Resolution 2000 of 2009, both of which required Emgesa to implement a Contingency Plan and to carry out study on “Air Quality” for the potential suspension of water pumping in the dam reservoir. This action seeks to annul the administrative acts imposed due to impracticability of anticipating the “Air Quality” and implementing the Contingency Plan. In this action a favorable accountant expert report was presented, for which it was requested clarification to Emgesa. Clarification of previous expert report and a second expert report to value the works anticipated by the company is still pending. The amount at issue is undetermined.

5.–In February 2015, Emgesa was notified of a Popular Action filed by Comepez S.A. and other fish farming companies located near the Betania dam, on the grounds of protection of the right to a healthy environment, public health and food safety in order to prevent, in the opinion of the plaintiffs, the danger of a massive fish mortality among other damages from the filling of the reservoir for the El Quimbo hydroelectric project dam, also located at the basin of the Magdalena River. Regarding the status of the proceeding, the Huila administrative court issued in February 2015 a preliminary injunction that prevents the filling of the El Quimbo dam reservoir until the river has reached the optimal flow, among other requirements. Emgesa filed a motion for reversal against this decision requesting a probation order and the release of such measure, which motion was denied by the court. The appeal filed by Emgesa was granted only in the remand effect. The preliminary injunction was amended, allowing Emgesa to start filling the dam reservoir. Nevertheless, the Regional Environmental Authority (CAM) in Resolution No. 1503 issued on July 3, 2015 directed Emgesa to temporarily stop filling the El Quimbo dam reservoir. The legal actions to be adopted are under analysis by Emgesa, notwithstanding the filling procedure continues normally. The appeal is pending. The Colombian government, through Decree 1979 has requested the lifting of the generation suspension and reported that Emgesa must abide by such Decree. On December 15, 2015, the Constitutional Court decided that Decree 1979 was unenforceable, and as a result, Emgesa suspended at midnight of that date the generation of energy at El Quimbo. Emgesa presented the corresponding arguments.

On December 24, 2015, the Colombian Ministry of Energy and Mining and the National Authority of Aquaculture and Fishing (“AUNAP”) filed a writ of protection of constitutional rights to the Civil Courts of Circuito de Neiva as a transitional mechanism to avoid irreparable damage, while the Huila administrative court decides on releasing the precautionary measure, and requested that the generation of energy at El Quimbo be permitted. They have requested such generation to be authorized as an interim measure until a ruling on the writ of protection is made. On January 8, 2016, Emgesa was notified of the decision of the

The accompanying notes are an integral part of these interim consolidated financial statements

Civil Court of Circuito de Neiva which authorized Emgesa to immediately restore the generation of energy as a transitional measure until the Huila administrative court decides on releasing the precautionary measure. The amount involved on this proceeding is undetermined.

6.–A class action was filed in Colombia against Codensa in which plaintiffs seek reimbursement for excess charges for not applying the tariff benefit that according to them would have applied to them as users of the Voltage One Level and owners of the infrastructure, as established by Resolution No. 082 of 2002, amended by Resolution No. 097 of 2008. Regarding the proceeding status, Codensa filed a plea against the lawsuit rejecting it entirely. A conciliation hearing was held between the parties, without success. The writ of proof is pending. The estimated amount is approximately CPs 337 billion (approximately ThCh$76,431,600).

7.–In Colombia, upon creating an electrical distribution subsidiary, Codensa, in 1997, EEB contributed all public lighting infrastructures and other sale and distribution assets to Codensa in exchange for 51.5% of Codensa’s shares. However, there was no certainty regarding the inventory of lights in Bogotá and this generated subsequently differences regarding invoicing and settlement of the energy value that Codensa supplied to the municipality. In 2005, a geo-reference inventory of the lights was performed, which resulted in 8,661 fewer lights than those that Codensa considered in its billing and settlement to the Federal District of Bogotá (the District). In order to solve the conflict, the parties carried out round-table discussion to come to an agreement. However, in 2009 a private citizen filed a derivative action in which he requests that the court of law: (i) declare the rights of the administrative morality and public property violated; (ii) order Codensa to carry out the settlement that includes delinquent interest due to the higher values paid between 1998 and 2004; and (iii) recognize the incentive due to administrative morality for the claimant (15% of the amount the District recovered). The first instance judgment, confirmed by the second instance judgment, ordered the Administrative Special Public Utilities Unit (the UAESP) and Codensa to, within a time period of two months starting from the date of issuance of the judgment, carry out all necessary negotiations to establish in a definitive manner the balances either in favor or against Codensa, duly adjusted, plus additional interest. If no agreement is reached, the UAESP itself may make a unilateral judgment within two months and deliver it to Codensa for its consideration. Codensa may also exercise remedies through the relevant government channels and, in the event of non-payment, must proceed to execute the judgment. On September 6, 2013, the Comptroller sent a communication to Codensa announcing future control actions against the company and the UAESP for an alleged detriment to the District of CPs 95,142,786,544 (approximately ThCh$ 21,578,384), due to payments owed to the District for public lighting between 1998 and 2004. On September 20, 2013, Codensa responded, disagreeing with the amount and proposing a technical group to resolve the issue. This resulted in several meetings being held. Based on Codensa’s documents and the declarations presented, the Comptroller issued a new report that supports the figure obtained by common accord by UAESP and Codensa of CPs 14,432,754,679 (approximately ThCh$ 3,273,349). The Comptroller recommended in its report that UAESP send the agreement for judicial review in order to resolve the lawsuit with Codensa, which occurred on December 13, 2013. Subsequently, the Comptroller, in Bogotá, issued a report questioning the agreement with the UAESP; such report was presented at Court. It is pending resolution from the Tenth Administrative Court of Bogotá, either for notifying the report or issuing final decision on the agreement subscribed between Codensa and the UAESP.

8.–To counter the impact in prices as a result of the climate phenomena “El Niño”, the Colombian Energy and Gas Regulatory Commission (CREG), through Resolution CREG No. 168 of 2008 establishes the Optional Tariff, which allows deferral of the increase in the electrical energy tariff for up to two years, mitigating the impact of the increase to end users. Codensa voluntarily ended the Optional Tariff it was applying and must determine the difference between the actual values of the tariff and the invoiced value from the Optional Tariff, based on the balances and the historical values transferred to the tariff for end users, in compliance with Resolution CREG No. 168 of 2008. The resulting difference of comparing tariffs must be returned to the end users since the Optional Tariff values, as accumulated balances, are always higher than the values that would have been invoiced had Codensa not opted for that alternative. In terms of

The accompanying notes are an integral part of these interim consolidated financial statements process status, it was notified the demand on October 1, 2015 which was answered on November 23, 2015. The conciliation hearing date has not yet been fixed. National regulations do not establish the mechanism to return the money from the Optional Tariff to end users; however, Codensa has previously decided to return it. There is a difference between the amounts that Codensa expects to return and the amount that the CREG expects. The estimated amount is approximately CPs 163 billion (ThCh$36,968,400).

9.–The fiscal authority in Peru, the Superintendencia Nacional de Administración Tributaria (SUNAT), questioned Edegel in 2001 regarding the manner in which it was accounting for the valuation of its depreciating assets. Edegel had conducted a voluntary reevaluation for the 1996 fiscal year, and as a result of such reevaluation it recorded a reduction of goodwill with respect to assets. This depreciation was recorded as an expense. The amount rejected by SUNAT is related to financial interest paid during the construction phase of the power plants. SUNAT claims (i) that Edegel has not demonstrated that it was necessary to obtain financing to build the power plants and (ii) that such financing was actually incurred. Edegel has responded that SUNAT cannot request such evidence because the reevaluation assigns the assets a market value when the reevaluation was performed, instead of the historical value of the assets. In this case, the methodology considered that the power plants of such scale were built with financings. In addition, Edegel claimed that if SUNAT disagreed with the valuation, it should have conducted its own appraisal, which it failed to do. On February 2, 2012, the Tax Court (TF) issued a ruling for the 1999 fiscal year in favor of two of Edegel’s power plants, and against four power plants, based on the fact that a verified financing was only evidenced for the first two power plants. Consequently, the TF ordered SUNAT to recalculate the taxes payable by Edegel, which amounted to ThCh$8,090,505 (€11 million) that were paid by Edegel in June 2012. This amount will be recovered if Edegel obtains favorable rulings in the following claims it has subsequently filed:

i)	an administrative contentious claim before the Judicial System against the TF’s ruling, filed in May 2012 (which would result in a complete recovery of the taxes).; and

ii)	a partial appeal against the recalculation that SUNAT performed according to TF’s ruling, on the basis that the recalculation was incorrect, filed in July 2012 (which would result in a partial recovery of the taxes).

In August 2013, Edegel received notice of an unfavorable ruling with respect to claim i). Edegel filed an annulment appeal against the ruling, since the resolution violates its motivation right and it is untimely. In May 2015, Edegel received notice of the resolution of the Court of Appeal which: (i) annulled the resolution from the Justice Department (“JD”) which rejected the petitions of the demand of the company; (ii) declared admitted the claims previously rejected; and (iii) ordered the JD to return to the stage of determination of the controversy points. In June 2015, Edegel received notice from the JD that it declared admitted the claims previously rejected and it had submitted to the attorney general’s office a request for issuance of a new pronouncement (in Peru when the Government is engaged as a party in a judicial process an attorney general designated by the Public Ministry must be involved, in order for him to be informed and to state an opinion regarding the controversy, which opinion is not binding on the judge or the Court that must resolve the litigation). In November 2015, Edegel presented its verbal report.

For the 2000 to 2001 fiscal years, Edegel paid the equivalent of ThCh$3,852,140 and made a provision of ThCh$770,428.

In November 2015, Edegel was notified of Resolution No. 15281-8-2014, stating that the TF had ruled with respect to the indicated appeal by which was declared annulled the Resolution which the SUNAT objected the loss deductions related to the financial derivative instruments. The TF ruling also revoked the objections related to the non-deductibility of depreciation of the non-accredited technical assistance services rendered to Generandes and the financial interests accrued on the loans for the acquisition of treasury shares. It is important to note that, although the TF’s resolution revoked the objections related to the excess in depreciation of the revalued assets; however, stated that the SUNAT shall apply what is resolved in the company’s appeal of Income Taxes filed for the fiscal year 1999 (Exp. No. 10099 to 2012), which is still pending resolution.

The accompanying notes are an integral part of these interim consolidated financial statements

In December 2015, it was still pending from the SUNAT to recalculate the debt based on the established criteria.

In February 2016, Edegel filed an appeal to the JD against the TF’s resolution (Resolution 15281-8-2014) in order to partially revoke the stated criterion, specifically in the portion that the TF resolved that the SUNAT shall apply the decision on the Income Tax for the fiscal year 1999 and avoiding to apply any other pronouncement.

During the same month, the JD accepted Edegel’s appeal. In March 2016, the TF and SUNAT answered the appeal, which means that the JD shall resolve against Edegel because the resolution does not “cause status” as the TF did not ruled on the claimed concept. Also, in March 2015, Edegel was notified of the procedural corrective measures (Resolution on Procedural Correction). In June 2016, Edegel was notified of the JD’s District Attorney Opinion, and Edegel was requested to provide a verbal report.

For the 1999 fiscal year, it is expected that the Judicial System will enact a new resolution on the Edegel lawsuit and that the TF will decide on the partial appeal filed by Edegel. For the 2000 and 2001 fiscal years, it is still pending from the SUNAT to recalculate the debt based on the established criteria. The SUNAT and the TF responded the demand and is pending resolution from the Public Ministry.

The amount involved in these proceedings is ThS/.64,173 (approximately ThCh$ 12,892,497).

10.–The SUNAT rejected the commercial energy losses that Edelnor recognized from 2006 to 2010, equivalents to a 2% of the total purchases and self-generated energy, and questioned the cost of sales of that energy since the losses were generated from a energy theft not confirmed in a court of justice. The SUNAT believes that the infeasibility of a legal action can only be demonstrated through a Police Report and a Resolution, duly noted, issued by the General Attorney (Public Ministry) acknowledging, on a final or transitory basis, the filing of a criminal action for energy theft. The Tax Court (TF) has issued certain rulings stating that such Resolution is necessary. The position of Edelnor is that the law does not establish a specific mechanism on how to demonstrate the infeasibility of a legal action; therefore it is plausible to present any available evidence, appropriate and reasonable for this situation (free review of the evidence). The company in order to demonstrate that it was pointless to prosecute these crimes through legal actions presented expert reports prepared by specialized engineers, reports issued by the Electricity General Directorate (DGE) of the Ministry of Energy and Mining and certain other reports of the OSINERGMIN, which demonstrated that it was of no use to file an action and prosecute trial for a crime where; the perpetrators, the exact time of occurrence of the theft, the specific location in which occurred and the quantity stolen at each opportunity cannot be identified. The TF has allowed this type of accreditation in case of theft for water distribution companies (an entity similar to an electric distributor) but it has not indicated that the resolution issued by the General Attorney is the only admissible evidence to demonstrate the infeasibility to prosecute through a legal action. The development of the process is:

For the year 2006: The TF ruled against Edelnor’s appeal although it agreed to Edelnor’s position about the substance of the controversial matter. Thus, the TF concluded that Edelnor was not able to demonstrate that quantity of commercial losses attributable to the theft. Such conclusion is based on the fact that the commercial energy loss does not consist exclusively of stolen energy but also for energy losses due to other reasons, such as incorrect meter readings, incorrect invoicing and incorrect estimates of physical losses. Due to the immediate execution of the TF’s ruling, Edelnor paid the entire amount of the debt to the SUNAT (€4 million). In 2013, Edelnor filed an appeal to the Justice Department (JD) against the TF’s decision in order to revoke it and to request full deduction of the commercial energy loss sustaining that in theory energy losses consist of the components previously indicated, through the inspection of the SUNAT it was stated that the total amount of the commercial loss was due to stolen energy. In June 2014, Edelnor was notified the conclusions of the District Attorney (Fiscal Resolution). In August 2014, Edelnor presented a Verbal Report and presented the final written arguments. In October 2014, Edelnor was notified of Resolution from the JD against Edelnor, and in November 2014, Edelnor filed an appeal. In June 2015, the Court ruled to

The accompanying notes are an integral part of these interim consolidated financial statements revoke the resolution and requested the issuance of a new resolution. In December 2015, Edelnor was notified that the JD again ruled against Edelnor, in the same month, Edelnor filed an appeal.

For the years 2007 and 2008: Considering the results obtained in 2016 for the income tax, Edelnor initiated a new defense strategy: (i) in theory, commercial energy losses could consist of errors in meter readings, invoicing and estimates of physical losses; (ii) since such losses are determined by “subtraction” (the energy entered in the system “less” energy supplied to customers and “less” the physical loss of energy”) the commercial energy loss might, in fact, be composed of such error in cases of under metered, under invoiced or under estimates of physical losses; (iii) if there are no such error, the quantity that is shows as commercial energy loss is composed of theft losses; (iv) during the inspection, the SUNAT reviewed the invoicing and the report of physical losses without questioning or inquiring on them; therefore, at this point, the errors in invoicing or the errors in the physical losses estimates cannot be argued by the SUNAT that are components of the commercial energy loss, (v) regarding the errors in meter readings, and taking into account that the electric energy distribution is a regulated business, the margins for this type of error are minimum. For the year 2007, Edelnor presented evidence corroborating that a small portion of the loss is attributable to submetered. Therefore, the commercial energy losses mainly consist of stolen energy (95%) and in minor measure (5%) to error in meter readings. Edelnor presented verbal report and filed its arguments. The appeal is still pending resolution from the TF. For the year 2008, Edelnor presented evidence demonstrating an excess in measurement. Thus, the commercial energy losses are only originated from theft. For these two years, Edelnor presented a Verbal Report to the TF and filed its final written arguments. The appeal is pending resolution from the TF.

For the year 2009, the SUNAT rejected the deduction of the commercial energy losses, based on the same reasons of prior years. In November 2013, Edelnor filed a claim reiterating the reasons by which the commercial energy losses are deductible and presented evidence that demonstrated that the energy losses were mainly originated by theft (93%) and in minor measure (7%) due to error in measurement. In June 2014, the SUNAT requested detailed information about the calculation to determine the “standard energy loss”. In July 2014, Edelnor responded to the request of the SUNAT. In August 2014, the SUNAT notified Edelnor with the Resolution ruling on Edelnor’s claim. In the Resolution, the SUNAT revoked the objection related to the commercial energy loss on the matter related to the standard energy loss, confirming it in the part related to the excess of such quantity. In September 2014, Edelnor paid the debt owed to the SUNAT, and filed an appealed to the TF, which is still pending resolution.

For the year 2010, the SUNAT rejected the commercial energy loss deduction in the portion related to the excess over the standard energy loss. In July 2015, Edelnor paid the debt owed to the SUNAT, and filed a claim. In April 2016, Edelnor was notified of the SUNAT’s Resolution sustaining the objections, in the same month Edelnor filed an appeal.

For the year 2011, the SUNAT also objected the commercial energy loss deduction in the portion related to the excess over the standard energy loss. In July 2016, Edelnor paid the debt owed to the SUNAT.

The following steps are: For the year 2006, it is pending the Court’s resolution on Edelnor’s appeal. For the years 2007 and 2008, it is pending TF’s resolution. For the year 2009, it is pending TF’s resolution. For the year 2010, it is pending TF’s resolution. For the year 2011, Edelnor is expecting notification on taxes and fines settlements which will be appealed. The amount of this claim is for ThS/ 80,132 (approximately ThCh$16,098,695).

11.–In 1997, Edegel, Perené and Simsa entered into a joint venture agreement for the development of Yanango and Chimay power plants, reaching the agreement on a payment of US$ 13 million to Edegel. In 1998, Edegel signed a contract with its parent company Generandes for supervision services for the construction of power plants to be provided by the latter, agreeing the payment of US$ 13 million to Generandes. In turn, Generandes signed contracts with its shareholders, Entergy Peru and Conosur, transferring its commitments to Edegel and agreeing a payment amounting US$ 3 million to each party. The

The accompanying notes are an integral part of these interim consolidated financial statements

SUNAT challenged in respect of these contracts: (i) in Edegel: using VAT charged by Generandes as a tax credit; and (ii) in Generandes: treating expenses for the services provided by shareholders as tax deductible expenses and using VAT charged by its shareholders as a tax credit. The position of the SUNAT was that these operations were fake, because Generandes and its shareholders are a holding companies that do not have staff to provide such services. Supervision services were provided directly by Edegel through its staff. The position of the company was that the TF already issued a Resolution No. 15281-8-2014 in respect of the Edegel’s appeal related to company’s 2000-2001 income tax which states that the technical assistance provided by Generandes qualified as non-existent. As a result of the direct implications of this statement is in this proceeding, the TF will issue a ruling against Generandes. In this regard, it is expected the TF order SUNAT to recalculate the income tax of the company, considering not only Generandes’s costs, but also revenues of (invoices issued to Edegel) to be invalid. According to this expected new determination, an income tax payment already realized would occur in excess in the Generandes’s income tax expenses, and this excess should be offset by VAT, eliminating the contingency for these proceedings. The appeal is pending the Tax Court ruling. The resolution is expected for the second half of 2016. The amount involved in this proceeding is ThS/. 85,211 (approximately ThCh$ 17,119,077).

12.–In September 2012, Enersis Américas (former Enersis S.A.) received notice from the Chilean Internal Revenue Service (SII in its Spanish acronym) on a settlement and resolution related to withholding taxes on dividends paid in fiscal years 2008 and 2009 (tax years 2009 and 2010) to non-Chilean resident or domiciled shareholders of Enersis Américas. Despite the fact that there is no differences in owed taxes, and no fines have been applied, the SII is requesting Enersis Américas to correct the calculation methodology used for its tax return. In addition, the SII notified Enersis Américas on settlements and resolutions for the same concept for fiscal years 2010 and 2011 (tax years 2011 and 2012). The position of the tax authority is that the methodology used by the company to determine the difference between the final tax credit and the provisional tax credit was incorrect, because Enersis Américas should pay the total amount of the tax credit used in the calculation of the provisional withholding and only the shareholders may request refunds from the amount paid in excess by the Chilean company. The position of Enersis Américas is that the interpretation of the SII is based on the wording of an article in the tax law that seems to require the “payment of credits in excess”, but it did not consider the existence of a Resolution issued by the SII indicating the description of this process with which Enersis Américas has complied. Moreover, if the methodology of the SII is used, the amount to be paid on behalf of the shareholders would be the same as the amount that the shareholders would request to the SII for refund. The difference is that the amounts paid to the SII are price-level restated by CPI and interests (1.5%), while the amounts that the SII will reimburse are only price-level restated by CPI. On March 13, 2014, the Company filed a tax claim with the Tax and Customs Court (“TTA” in its Spanish acronym) in first instance for fiscal years 2008 and 2009. On August 18, 2014, a tax claim was filed for fiscal year 2010 (tax year 2011), and lastly, on August 29, 2014, a tax claim was filed for fiscal year 2011 (tax year 2012). The three tax claims are pending of response from the SII, and on October 10, 2014, Enersis Américas requested their consolidation, which was granted by the Court on October 16, 2014. On September 21, 2015, the TTA open the evidence period. On October 15, 2015, Enersis Américas presented its evidence. On December 31, 2015, the TTA issued an unfavorable ruling against Enersis Américas. On January 4, 2016, Enersis Américas received notice of the resolution. Enersis Américas filed an appeal to the Appeal Court of Santiago. On April 28, 2016, the Appeal Court issued an unfavorable ruling against Enersis Américas. Enersis filed an appeal to the Supreme Court, which is pending resolution. The amount involved in this proceeding is ThCh$48,534,089.

13.–The Brazilian IRS claims an alleged underreporting of dividends by Enel Brasil than it reported. The Brazilian IRS claims that the total amortization of goodwill (greater value) recorded by Enel Brasil in 2009 in the equity accounts, should have been recorded in the comprehensive income accounts. As a result, the procedure performed was inadequate and a greater profit would have been generated and consequently, a higher amount of dividends distributed. The alleged surplus in dividends was interpreted by the Brazilian IRS as payments to non-residents, which would be subject to a 15% income tax retained at the source. Enel

The accompanying notes are an integral part of these interim consolidated financial statements

Brasil responded that all the procedures adopted by Enel Brasil were based on the company’s interpretation and in accordance with Brazilian accounting standards (Brazilian GAAP), and confirmed by the external auditor and by a legal opinion from Souza Leão Advogados. Enel Brasil has filed its defense in the administrative first instance. In July 2016, the tax authorities issued an unfavorable ruling against Enel Brasil. Enel Brasil will file an appeal to the second instance Administrative Court, and will use an expert opinion on the accounting entries recorded in 2009. The amount involved in this proceeding is ThR$244,428 (approximately ThCh$50,363,681).

14.–In Brazil, Basilus S/A Serviços, Empreendimentos e Participações (successor to Meridional S/A Serviços, Empreendimentos e Participações from 2008) is the holder of the litigation rights that it acquired from the construction companies Mistral and CIVEL, which had a civil works contract with Centrais Elétricas Fluminense S.A. (CELF). This contract was terminated before CELF’s privatization process. Since CELF’s assets were transferred to Ampla during the privatization process, Basilus (previously Meridional) sued Ampla in 1998, arguing that the transfer of the referred assets was done in detriment of its rights. Ampla only acquired assets from CELF, but is not its legal successor since CELF, a state-owned company, still exists and maintains its legal personality. Basilus demanded payment of pending invoices and contractual penalties for termination of the civil works contract. In March 2009, the court decided in favor of Basilus, and Ampla and the State of Río de Janeiro filed the corresponding appeals. On December 15, 2009, the State Court accepted the appeal and overturned the lower court’s decision obtained by Basilus, in Ampla’s favor. Basilus filed an appeal against the resolution, which was denied. In July 2010, Basilus filed an Appeal under Specific Court Regulations (Agravo Regimental) before the Superior Court of Justice of Brazil, which also rejected the appeal in August 2010. Seeking to overturn such decision, Basilus filed a Petition for Writ of Mandamus (Mandado de Seguranca), which was also rejected. In June 2011, Basilus filed an Appeal to Amendment of Judgement (Embargos de Declaração) in order to clarify a supposed omission by the Superior Court of Justice in the decision on the Petition for Writ of Mandamus, which was not accepted by the court. Against this decision, Basilus filed an Ordinary Appeal (Recurso Ordinario) before the Superior Court of Justice (in Brasilia). On March 28, 2012 the Reporting Justice decided the Ordinary Appeal in favor of Basilus. Ampla and the State of Río de Janeiro filed an Appeal under Specific Court Regulations against the Reporting Justice’s decision, which was accepted by the First Court Room of the Superior Court of Justice on August 28, 2012, determining that the Ordinary Appeal of the Petition for Writ of Mandamus must be submitted to the decision by an en banc session and not by a single Reporting Justice. Basilus challenged the decision. The decision of August 28, 2012, was published on December 10, 2012, and the Appeal to Amendment of Judgment had been filed by Ampla and the State of Río de Janeiro to remedy the existing error in its publication, in order to avoid future divergence. Basilus filed its arguments and on May 27, 2013, the Appeal to Amendment of Judgment filed by Ampla and the State of Río de Janeiro were accepted and the error corrected. On August 25, 2015, the appeal filed by Basilus was rejected. The decision was published on December 10, 2015, and Basilus filed an appeal to Amendment of Judgment. On March 3, 2016, the Superior Court of Justice has begun the judgement of the appeal and the first vote (Minister Rapporteur) was favorable to the appeal and the next Minister has suspended its resolution to perform a deeper analysis of the arguments. On May 3, 2016, the Superior Court of Justice has resumed the judgment of the appeal, which is tied 1 vote to 1. Other Minister has again suspended its resolution to perform a deeper analysis of the appeal. The resolution is adopted by the vote of three Ministers. The amount involved in this proceeding is estimated to be approximately R$1,369,544,431 (approximately ThCh$282,190,658).

15.–In December 2001, the Brazilian Federal Constitution was amended to apply the CONFINS tax (Contribuicao para o Financiamento da Seguridade Social), a tax levied on revenues, to electricity energy sales. The Constitution states that the changes on social contributions are effective 90 days after their publication. Ampla started to pay this COFINS tax in April 2002. However, the Brazilian Internal Revenue Service notified Ampla that the 90-day delay of entry into force is applied to statutory amendments, but are not applicable to constitutional amendments, which are effective immediately. In November 2007, the

The accompanying notes are an integral part of these interim consolidated financial statements appeal filed before the Taxpayers Council (Consejo de Contribuyentes), the administrative appeals level, ruled against Ampla. In October 2008, Ampla filed a special appeal that was rejected. On December 30, 2013, Ampla was notified of the decision to reject its position that the COFINS tax payments were not due for the period from December 2001 to March 2002 based on the Constitution providing that legislative changes are effective 90 days after their publication. Ampla filed a judicial proceeding to obtain a certification of fiscal good standing in order to continue receiving public funds and was required to post a bond for the tax debt. Under the new standard on surety bonds published in March 2014, the bond amount must be 20% rather than the previous 30%, of the tax debt and the bond was reduced to € 44 million. Ampla submitted the new surety bond, complying with the new requirements. The Brazilian Treasury accepted the surety bond and granted the certification of fiscal good standing. The Brazilian Treasury submitted the fiscal execution and Ampla opposed its defense in July 2014. It is not necessary to submit a new surety bond since the bond posted to obtain the certification of fiscal good standing can be used for this proceeding. There is a first instance ruling unfavorable to Ampla which was published in August 2015. In the same month, Ampla filed an appeal to the second instance court. The amount involved in this case is estimated to be approximately ThR$152,907 (approximately ThCh$ 31,506,044).

16.–Companhia Brasileira de Antibióticos (Cibran) filed suit against Ampla in order to receive compensation for the loss of products and raw materials, machinery breakdown, among other things that occurred as a consequence of poor service provided by Ampla between 1987 and May 1994 and compensation for moral damages. This litigation is related to other five actions filed by Cibran against Ampla based on power outages allegedly caused by Ampla in the period from 1987 to 1994, 1994 to 1999 and part of 2002. The judge decided to conduct a single expert assessment for these various claims, which was in part adverse to Ampla. Ampla challenged such assessment and requested a new expert assessment. On September 5, 2013, the judge rejected the prior petition, whereupon Ampla filed a Petition for Clarification of the Decision (Embargo de Aclaración) and subsequently a Special Appeal (Agravo de Instrumento), both of which were rejected by the court. Against the latter, Ampla filed a Special Appeal before the Superior Court of Justice, which is pending review. In September 2014, a first instance judgment in one of these proceedings ordered Ampla to pay compensation of R$ 200,000 (approximately ThCh$ 41,209) for moral damages, in addition to the payment of material damages caused due to failures in supply of service, which have to be assessed by an expert in the sentence execution stage. Ampla filed a Clarification Attachment against this ruling that was rejected. In December 2014, Ampla filed an appeal, currently pending decision. On June 1, 2015, a judgement in another of the proceedings ordered Ampla to pay moral damages of R$ 80,000 (approximately ThCh$15,350), in addition to material damages for Ampla’s failures in supply of service of R$ 95,465,103 (approximately ThCh$ 19,670,308) (plus price-level restatement and interest). Ampla filed a Petition for Clarification of the Decision (Embargo de Aclaración) against this judgement, which was rejected by the court. Ampla has filed an appeal. In the remaining proceedings, a first instance court ruling is pending. The amount involved for all these cases is estimated to be approximately R$384,666,764 (approximately ThCh$ 79,259,471).

17.–In August 1996, Ampla obtained a favorable ruling granting it an exemption from paying the COFINS tax for the period prior to the 2001 amendment of the Brazilian Federal Constitution which expressly made electric power operations subject to the COFINS tax. Following the definite decision in favor of Ampla issued in 2010, the Brazilian Treasury attempted to overturn the 1996 decision favorable to Ampla through a rescission action. Ampla refiled a suit originally filed in 1996 seeking a refund of its COFINS tax payments from April 1992 to June 1996, based on the favorable ruling in the first lawsuit described above. The suit seeking a refund of the COFINS tax had been suspended pending the resolution of the first lawsuit above. In June 2013, Ampla received a favorable decision entitling it to a refund of its COFINS tax payments for the periods requested. The Brazilian Treasury appealed the decision. In October 2014, the Court of the State of Río de Janeiro ordered a new trial since it considered that the Brazilian Treasury did not have the opportunity to appear in the prior decision judgment. In May 2015, the Brazilian Treasury presented its final plea and in July 2015 a new favorable first instance ruling entitling Ampla to a refund of its COFINS tax

The accompanying notes are an integral part of these interim consolidated financial statements payments made from 1992 to 1996 was issued. In August 2015, the tax authorities filed an appeal with the Court of the State of Río de Janeiro. The sum Ampla has requested as a tax refund amounts to ThR$169,450 (approximately ThCh$34,914,681).

18.–Perma Industria de Bebidas (Perma) filed a lawsuit against Ampla, based on the electric energy tariff adjustment applied by concessionaires based on Orders No. 38 and 45 granted by the National Department of Water and Electric Energy (DNAEE), in February 1986. The Orders authorized an increase of 20% over the tariff for industrial clients during the frozen price period, also implemented by the Federal Government through Decree Law No. 2283, of February 28, 1986. On April 16, 2010, a ruling rejected Perma’s request, and Perma filed an appeal against such ruling, which was accepted and Ampla was ordered to pay the amounts unduly collected during 1986. Ampla and Perma each filed a Special Appeal before the Supreme Court of Justice, which were rejected by means of “eligibility trial”. In July 2011, the parties filed a Special Appeal. On December 16, 2015, the ruling was issued, rejecting the Special Appeal filed by the two parties. On February 11, 2016, the prior ruling was published confirming the final ruling. The amount involved is R$ 76,359,241 (approximately ThCh$ 15,733,600).

19.–The Trade Union of Niterói, representing 2,841 employees, filed a labor claim against Ampla, requesting the payment of salary differences of 26.05% retroactive to February 1989, pursuant to the Economic Plan instituted by Law Decree No. 2,335/87. In the court of first instance, the decision was partially unfavorable for Ampla. The court ordered payment of the salary differences requested retroactive to February 1, 1989, and legal fees of 15% of such amount. Ampla filed several appeals, among them an Extraordinary Appeal which is currently pending. A mandatory mediation was unsuccessful. In parallel, Ampla has filed a motion for Advanced Dismissal of Enforcement (Exceção de Pré-Executividade) based on the jurisprudence of the Federal Supreme Court, which has previously declared the non-existence of a right acquired on the URP readjustment of Law Decree No. 2,335/87. In addition, Ampla alleged the exception of the payment for these readjustments and, alternatively, requested the limitation of this readjustment using October 1989 salaries as a baseline. In the court of first instance, Ampla obtained the declaration of unenforceability of legal title, against which the applicant filed an appeal (Agravo de Petição). The decision was partly favorable regarding the exception of payment, but not regarding the limitation of the salary differences, using October 1989 salaries as a baseline. On September 10, 2014, the court rejected the Special Appeals (Agravo de Instrumento) presented by both parties, who filed a Petition for Clarification of the Decision (Embargos de Aclaración) against this judgment. In June 2015, Ampla presented its arguments to the Court regarding the Extraordinary Appeal filed by the Union, which were rejected by the Court. On December 16, 2015, the Extraordinary Appeal was submitted to the Federal Superior Court of Law for its judgment. The amount involved in this proceeding is estimated to be approximately R$71,232,859 (approximately ThCh$14,677,324).

20.–In order to fund the purchase of Coelce in 1998, Ampla issued long-term debt abroad through securities called Fixed Rate Notes (FRNs) which were governed by a special tax regime whereby interest payments received by non-resident holders were exempt from taxation in Brazil, as long as the debt was issued with a minimum maturity of 8 years. In 2005, the Brazilian Internal Revenue Service (responsible for tax collection and compliance with tax laws) IRS notified Ampla the special tax regime did not apply based on its understanding that prepayments were made before the stated maturity, due to the fact that Ampla had received financing in Brazil which was allocated to repay the FRN holders. Ampla argues that these two transactions are independent and legally valid. The non-application of the special tax regime means that Ampla would have failed to comply with its obligation to retain the tax and to record it as interest payments made to non-resident holders. The tax resolution was appealed and in 2007 the Taxpayers Council (Consejo de Contribuyentes), the administrative appeals level, annulled it. However, the Brazilian IRS contested this decision before the Superior Chamber of Fiscal Resources (Cámara Superior de Recursos Fiscales), the final administrative appeals level, and on November 6, 2012, it ruled against Ampla. The decision was notified to Ampla on December 21, 2012. On December 28, 2012, Ampla filed a Petition for Clarification of

The accompanying notes are an integral part of these interim consolidated financial statements the Decision (Embargo de Aclaración) before the Superior Chamber of Fiscal Resources in order to obtain a final resolution regarding contradictory points of the decision and to incorporate in it the relevant defense arguments that were omitted. The petition was denied. As a consequence, Ampla filed a judicial proceeding to obtain a certification of fiscal good standing in order to continue receiving public funds. Ampla was required to post a bond for the tax debt. Under the new standard on surety bonds published in March 2014, the bond amount must be 20%, rather than the previous 30%, of the tax debt. Ampla submitted the new surety bond, complying with the new requirements. The Brazilian Treasury accepted the surety bond and granted the certification of fiscal good standing. The Brazilian Treasury submitted the fiscal execution and Ampla opposed its defense on June 27, 2014. It is not necessary to submit a new surety bond since the bond posted to obtain the certification of fiscal good standing can be used for this proceeding. A legal investigation will be carry out by an expert designated by the judge. It is expected first instance resolution upon investigation of the expert to be designed by the judge. The amount involved in this case is estimated to be approximately ThR$ 1,159,588 (approximately ThCh$ 238,929,745).

21.–In 2002, the State of Rio de Janeiro issued a decree stating that the ICMS (a tax similar to the Chilean Value Added Tax) should be paid and filed on the 10th, 20th and 30th days of the same month of the tax accrual. Ampla continued paying ICMS in accordance with the previous system (filing within five days after the end of the month of its accrual) and did not adopt the new system between September 2002 and February 2005 due to cash flow issues. Additionally, Ampla filed a lawsuit to dispute the constitutionality of the new filing requirement. These lawsuits were unsuccessful, and Ampla has filed suit alleging constitutional violations before the Brazilian Supreme Federal Tribune. Since March 2005, Ampla has been paying the ICMS according to the new system. In September 2005, the IRF imposed on Ampla a penalty fee and interests due to the delay in filling the ICMS as set forth in the aforementioned decree of 2002. Ampla appealed the resolution before the Administrative Courts, based on the fiscal Amnesty Laws of the State of Río de Janeiro published in 2004 and 2005 (forgiving interest and penalties if the taxpayer paid the taxes due). Ampla alleges that if the aforementioned tax amnesties are found to be inapplicable to it, the law would punish taxpayers that are delayed only a few days in their tax payments (as in the case of Ampla) more harshly than those who failed to pay their taxes and later formally adopted the various tax amnesties and thus, regulate their tax situation through the filing of overdue unpaid taxes.

On May 9, 2012, the “En Banc Council” (a special body within the Taxpayers Council, representing the last administrative instance) issued a judgment against Ampla. The decision was notified on August 29, 2012. Ampla appealed to the State Public Treasury (Hacienda Pública Estadual) using a special review procedure based on the equity principle, before the Governor of the State of Río de Janeiro. The appeal has not been resolved and, therefore, the tax should be suspended. However, the State of Río de Janeiro recorded the tax due in the Public Register as if demandable and, therefore, on November 12, 2012, Ampla was obliged to post a surety bond in the amount of € 101 million (R$ 293 million) in order to receive a certification of fiscal good standing to continue receiving public funds. On June 4, 2013, in a decision of second instance, the State Public Treasury obtained a ruling against Ampla’s surety bond. In September 2013, Ampla filed a letter of guarantee to substitute for the surety bond rejected by the court. However, Ampla reiterated to the attorney of the State, the petition of review, which is still pending decision. Despite this, the State Public Treasury submitted the fiscal execution and Ampla opposed its defense. It is not necessary to submit a new surety bond since the bond posted to obtain the certification of fiscal good standing can be used for this proceeding. In June 2015, the Supreme Court of Brasilia issued a favorable ruling for Ampla for a lawsuit filed in 2002 to dispute the constitutionality of the new filing requirements. This resolution will lead to the suspension of the collection procedures of penalties and interests, since the tax is already paid. Also, the final decision will mean the release of the guarantee. The decision was published on October 2, 2015 and the Brazilian Treasury has 10 days to appeal. Once the appeal period has elapsed, the letter of resolution becomes final, and at that time the resolution will be presented to the administrative collection body (process). The State Public Treasury did not file an appeal and on October 25, 2015, Ampla presented to the special collection body the favorable resolution issued by the Supreme Court of Brasilia. On April 20, 2016,

The accompanying notes are an integral part of these interim consolidated financial statements it was issued first instance resolution favorable to Ampla determining termination of the legal proceeding and the State extinguished the debt. Ampla requested the guarantee to be released and is waiting for the decision. Closed case that will no longer be informed.

22.–The State of Rio de Janeiro filed complaints against Ampla for the periods 1996 to 1999 and 2007 to 2014, since it considered that the ICMS calculation for fixed assets acquisition was incorrect. Specifically, the State of Rio de Janeiro believes that Ampla does not have all necessary supporting documentation and that the fixes assets were not used for the electric energy generation and distribution activities. In its defense, Ampla states that (i) the corresponding legislation does not specify the different types of fixed assets that could be used for the ICMS credit purposes; (ii) such fixed assets are related to the main activity of the companies, even if they are used at the offices and administrative premises. It also intends to compare the credits with the acquisition invoices; Ampla filed its administrative and judicial defense in all the processes and is awaiting the final resolutions. The amount of this claim is ThR$ 109,702 (approximately ThCh$ 22,603,779).

23.–In October 2009, Tractebel Energía S.A. sued CIEN claiming an alleged breach of the contract “Purchase & Sale Agreement for 300 MW of Firm Capacity and associated Energy originating from Argentina” signed in 1999 between CIEN and Centrais Geradoras do Sul do Brasil S.A (which is now known as Tractebel Energía). Tractebel Energía asked the court to order CIEN to pay a rescission penalty of R$ 117,666,976 (approximately ThCh$ 24,244,939) plus other fines due to the unavailability of energy. The breach allegedly occurred due to a failure by CIEN to ensure sufficient capacity as contracted with Tractebel Energía during the 20-year period, which allegedly took place beginning in March 2005. In May 2010, Tractebel Energía notified CIEN via a written statement, but not judicially, its intention to exercise step-in rights of Line I (30%). The proceeding is currently at the first instance. CIEN petitioned to join this proceeding with the lawsuit filed by it against Tractebel Energía in 2001, which involves a dispute relative to exchange rates and taxing issues. The petition to join both proceedings was rejected by the court. Subsequently, CIEN filed a request to suspend the proceeding for 180 days in order to avoid potentially divergent decisions. The court ordered the suspension of proceedings for one year pending the outcome of the other lawsuit of CIEN against Tractebel Energía. The court issued a resolution extending this suspension until July 9, 2015. This proceeding has not had any changes to date.

24.–In 2010, Furnas Centrais Eletricas S.A. filed a suit against CIEN, based on CIEN’s alleged breach of the contract “Firm Capacity Purchase with associated Energy for the purchase of 700 MW of firm capacity with related energy originating from Argentina”, which was signed in 1998 with a term of 20 years beginning in June 2000. In its lawsuit, Furnas requested a compensation of R$ 520,800,659 (approximately ThCh$ 107,309,465) corresponding to a rescission penalty included in the contract, plus adjustments and default interests, from the date of filing of the claim until actual payment. Furnas also requested for additional penalties based on the lack of availability of the “firm power and related energy” and for other damages to be determined upon the final decision. The first trial judgment denied the claims of Furnas for CIEN’s responsibility for breach of its contractual obligations. The Court recognized the existence of force majeure because of the energy crisis in Argentina. The claimant filed an appeal against this sentence. In July 2015, CIEN presented its arguments to the Court regarding the appeal filed by Furnas. Moreover, regarding the foreign language documents presented by CIEN, the judge of first instance determined that those documents would be excluded from the lawsuit, which decision was confirmed by the 12th Civil Section of the State Court. CIEN has filed a Special Appeal (Recurso Especial) against this decision, which will be decided by the Superior Court of Justice. In addition to the foregoing, CIEN received a notice from Furnas, not at the judicial headquarters, indicating that in case of rescission due to CIEN’s breach, Furnas would have the right to acquire 70% of Line I.

25.–In 1982 under the framework of an electricity supply network expansion in Brazilian rural areas, which was financed principally by international development banks (IDBs), the then-state-owned Companhia Energética do Ceará S.A. (Coelce) signed contracts with 13 cooperatives at the request of the Brazilian

The accompanying notes are an integral part of these interim consolidated financial statements government and the IDBs to implement this project. Under the contracts, Coelce operated and maintained the assets and paid a monthly fee, which was price-level restated for inflation. These contracts were of indefinite length and failed to clearly identify the networks that were under their scope due the public nature of Coelce and the fact that they were often repaired, creating confusion between the assets that were operated and maintained by Coelce, and the assets that were owned by it. From 1982 until June 1995 Coelce regularly paid rent for the use of the electric system to cooperatives, adjusted monthly by the relevant rate of inflation. However, from June 1995, Coelce, while it was still state-owned, decided not to continue adjusting the payments for inflation. In 1998 Coelce was privatized and acquired by the Enersis Group, and continued to pay the rent to the network cooperatives in the same manner as before its privatization, that is, without adjusting the rent for inflation. As a consequence, some of these cooperatives have brought legal action against Coelce, including the two actions initiated by Cooperativa de Eletrificacao Rural do V do Acarau Ltda (Coperca), for the payment of the adjustment for inflation as described below. Coelce’s defense is basically grounded on the argument that the adjustment is not applicable, since the assets lacked value due to their much extended useful lives, taking into consideration their depreciation; or, alternatively, if the assets were deemed to have any value, it would be very low since Coelce performed their replacement, extension and maintenance. The amount involved in this litigation is approximately R$ 190,491,729 million (approximately ThCh$ 39,250,268).

One of the plaintiffs in this litigation, Coperva, filed a review action requesting expert evaluation of the issue. Once the expert report was delivered, Coelce claimed there were technical inconsistencies therein and requested a new evaluation to be conducted, but the court denied the claim and ruled the “anticipated execution of the decision”, which entails the preliminary determination of the adjusted monthly payments Coelce should have made and ordering the immediate payment of the difference between such adjusted values and the values Coelce actually paid. An appeal has been filed and a precautionary measure has been obtained in favor of Coelce, staying the anticipated execution of the decision. On April 7, 2014 a court of first instance denied Coperva’s claims. Coperva filed an appeal which was rejected. Coperva filed a Petition for Clarification of the Decision (Embargos de Aclaración) which was rejected on January 11, 2016. On February 3, 2016, Coperva filed a Special Appeal to the Superior Court of Justice.

Another plaintiff in the ligation filed a review action in 2007, through which Coperva is attempting to readjust the lease value of its distribution lines (in the central region of the State of Ceará), to be calculated at 1% of the value of the asset leased, estimated by Coperva to be at R$ 15.6 million (approximately ThCh$ 3,214,335). This proceeding is in a first instance and has not yet started the evidence presenting stage. The amount involved in this proceeding is estimated to be approximately R$ 99,715,811 (approximately ThCh$ 20,546,154). In Coelce’s case, the review action was filed in 2006 and Coelce is attempting to readjust the lease value of its distribution lines (in the central region of the State of Ceará), to be calculated at 2% of the value of the asset leased. The amount involved in this proceeding is approximately R$ 114,795,033 (approximately ThCh$ 23,653,184). This proceeding, as well as the one for Coperca, has not been advanced by the plaintiff and both are in their first instance.

26.–In February 2004, two Brazilian taxes, COFINS and PIS were amended from an accrued regime (rate of 3.65% without credit deduction) to a non-accrued regime (9.25% with credit). According to legislation, long-term assets and service supply agreements performed before October 31, 2003, under “predetermined price” could remain in the accrued regime. Endesa Fortaleza had entered into energy purchase agreements that complied with the requirements, and as a result, the revenues for such agreements were initially taxed under the accrued regime, which is more advantageous. In November 2004, an administrative order was released which defines the concept of “predetermined price”. According to it, CGTF agreements (Endesa Fortaleza) must be subject to the non-accrued regime. In November 2005, a new Law clarified the “predetermined price” concept. On the basis of the 2005 legislation, the regime that should be applied to the agreements was the accrued regimen (more advantageous). The ANEEL issued a (Administrative Law) Technical Note indicating that the agreements entered into by virtue of its standards and with its approval

The accompanying notes are an integral part of these interim consolidated financial statements comply with the legislative requirement. PIS and COFINS tax paid in excess under the non-accrued regime by CGTF and CIEN between November 2004 and November 2005 generate tax credits which were used to pay other taxes due. Nevertheless, in 2009 the tax authorities rejected the compensation procedures. In February 2007, the Brazilian tax authorities audited Endesa Fortaleza regarding the payment of PIS/COFINS tax during December 2003 and from February 2004 to November 2004. The audit resulted in a claim alleging differences between the amounts stated in Endesa Fortaleza’s annual tax return (where the PIS/COFINS tax amounts were reported under the new non-accrued regime) and the amounts stated in monthly tax returns (where the amounts due were reported under an older accrual system). Endesa Fortaleza filed an appeal to the second instance administrative court which was unfavorable and confirm the first instance resolution. Endesa Fortaleza filed an appeal to the Superior Chamber of Fiscal Resources which is pending resolution. The amount involved in this proceeding is ThR$ 77,766 (approximately ThCh$ 16,023,459).

27.–Coelce bills the “low income” consumer with a social discount that determines a final rate called “baja renta” (low income). The State compensates Coelce for this discount as a state subsidy. The ICMS (a tax similar to the Chilean Value Added Tax) is transferred (deducted) by Coelce over the amount of the normal rate (without the discount). On the other hand, the State of Ceará establishes that the ICMS does not apply to billings that fluctuate between 0 and 140 kW/h. Also, Coelce, in order to calculate the ICMS deductible amount in reference to the total ICMS supported in energy purchases must apply the “pro rata” rule, which uses the percentage that represents revenues subject to ICMS over the total income (whether or not subject to ICMS). Coelce considers, for the purpose of its inclusion in the pro rata denominator, that the revenue not subject to ICM is the result of applying the end sales price of energy (price after the subsidy is discounted) and the Brazilian IRS holds that the income not subject to ICMS is the price of the normal rate (without discounting the subsidy). The Brazilian IRS’s position implies a lower ICMS deduction percentage. The Brazilian Treasury view is that the “ICMS pro rata” calculation should be based on the normal rate value in “low income” energy sales cases, instead of the reduced rate that Coelce uses. The Brazilian Treasury criteria results in a greater ICMS non-recoverable percentage, which results in a higher ICMS payable. Coelce argues that its calculation is correct, since it must be used in the “ICMS pro rata” calculation, reducing the value of the ICMS rate since that is the accurate value of the energy sales transaction (the ICMS’s base is the transaction value of the merchandise sold). In reference to the 2005 and 2006 litigation, the rulings were unfavorable for Coelce. In reference to the 2007, 2008 and 2009 litigation, the rulings were unfavorable for Coelce but some of them resulted in a reduction of the amounts due to expiration. Coelce filed legal claims in order to ensure its certification of a regular tax status, which will allow it to continue receiving public funding, having previously guaranteed its tax debt. The State of Ceará filed Fiscal Executions (legal collection procedures) for the years 2006, 2007 and 2009. For the other years, it is pending the filing of the corresponding fiscal executions. In reference to the 2010 and 2011 litigation, the complaints were received in January 2015 and January 2016, respectively, and Coelce filed its first instance administrative defense. The next step is to continue with the defense of the judicial and administrative processes. The amount of these claims is ThR$ 112,082 (approximately ThCh$ 23,094,171).

28.–Vicunha do Nordeste S/A (Finobrasa) filed a lawsuit against Coelce by reason of the adjustment to the electric energy tariffs applied by concessionaires based on Orders No. 38 and 45 granted by the National Department of Water and Electric Energy (DNAEE), in February 1986. These Orders authorized an increase of 20% over the tariff for industrial clients during the frozen price period, also implemented by the Federal Government through Decree Law No. 2283 of February 28, 1986. The intention of the lawsuit is to declare such adjustment illegal, seeking to extend illegality effects until the present time. During the proceeding, FINOBRASA filed another lawsuit with similar requests. Regarding the first process, Finobrasa obtained a final ruling against Coelce, which ordered Coelce to pay the unduly collected amounts, extending the effects of such ruling until the present time, which does not coincide with the jurisprudence of the Supreme Court of Justice. Considering the above, Coelce filed a rescission action, which seeks to amend a final decision and may be filed up to 2 years after the final period to file appeals has ended. This is a new action, with extremely restrictive requirements and its proceeding is started on second instance, with the purpose of

The accompanying notes are an integral part of these interim consolidated financial statements questioning an error in the decision, either any procedural defect or a substantial defect of rulings by supreme courts (which is the basis for this lawsuit). Regarding the second action, the judge dismissed it due to his pendency and matter adjudged, since both are similar petitions. For this reason, the purpose of the three lawsuits is the same, that is, to assess the wide or restrictive effect of the 1986 adjustment illegality. Coelce filed this Rescission Action in 1999, and on September 28, 2010 a ruling was passed and the “Civil United Chambers” unanimously declared that the illegality of the collection made by Coelce is limited to 9 months of 1986 (March to November). On September 30, 2015 a ruling rejected the Special Appeal filed by Finobrasa. On November 6, 2015, Vicunha filed a Petition for Clarification of the Decision (Embargo de Aclaración) against this judgement, which is pending resolution. On February 4, 2016, the Court began the judgement and is tied one vote to one. The judgement must be resumed in the following Court sessions. The amount of this claim is R$ 71,975,926 (approximately ThCh$ 14,830,431).

29.–Lawsuits filed by Industria Barbalhense di Cemento Portland S.A. (IBACIP) against Coelce, by reason of the adjustment to the electric energy tariffs applied by concessionaires based on Orders No. 38 and 45 granted by the National Department of Water and Electric Energy (DNAEE), in February 1986. These Orders authorized an increase of 20% over the tariff for industrial clients during the frozen price period, also implemented by the Federal Government through Decree Law No. 2283, of February 28, 1986. The intention of the lawsuit is to obtain a refund of the values that the petitioner would have paid in excess for the use of electric energy by reason of the allegedly illegal 20% increase over the tariffs of industrial clients. On March 17, 2008 a ruling was issued declaring illegal to charge the tariff increased by the DNAEE Orders, but only with respect to the invoices issued within the period between March and November 1986. Both parties filed appeals against this ruling before the Court of Justice and they were both dismissed. Coelce has filed a Special Appeal with the Supreme Court of Justice, and the Court has not yet issued a decision. The amount involved is R$ 64,084,011 (approximately ThCh$ 13,204,325).

30.–Collective lawsuit filed by Sindeletro against Coelce with the intention of obtaining a supplementary salary payment based on a 30% over the base salary for employees exposed to hazards.

In its defense, Coelce sustains that the amendments made in the payment and determination of this salary supplement were legal, since they were the result of an analysis made by a commission established for this purpose aimed to identify which activities were hazardous and which employees worked in such areas.

In the first instance Coelce was condemned to pay to all employees a hazardous salary supplement by 30% as of January 1, 1986. Also, it was ordered to pay attorney fees of 15% over the punishment value. Coelce filed an ordinary appeal with the Regional Labor Court (TRT).

In the second instance, the ordinary appeal filed by Coelce was partly accepted, it states that such supplement should not be paid to employees not performing hazardous activities. Also, it acknowledged that the percentage due for this hazardous salary supplement could be reduced according to the length of time of the employee’s exposure to hazards. Sindeletro filed a review appeal against this ruling in the second instance before the Supreme Labor Court (TST).

In the third instance, the TST accepted the review appeal filed by Sindeletro, rejecting the possibility of reducing the percentage based on a shorter length of time of exposure to hazards. The TST declared that if an employee has performed a hazardous activity the employee is entitled to receive a 30% supplement over his or her base salary, regardless if he performed such hazardous activity only for one day or for the entire month. The TST ruling is based on the TST jurisprudence of its Statement 361 and is not subject to appeals.

The settlement phase (values assessment) has begun with the calculation delivered by Sindeletro. Coelce has been urged to make its statement. After starting the execution phase, Coelce was urged to pay or to guarantee execution for an amount of R$ 5,014,269.49 (€1,538,119). Thus, Coelce made a deposit of the guarantee and filed its disclaim to execution. On November 4, 2015 Coelce released R $ 1.73 millions for the distribution to employees by Sindeletro. Coelce appealed against that decision. The amount involved is R$ 67,000,000 (approximately ThCh$ 13,805,156).

The accompanying notes are an integral part of these interim consolidated financial statements

31.–The State of Ceará filed complaints against Coelce for the periods 2003, and 2004 to 2010, since it considered that the ICMS calculation for fixed assets acquisition was incorrect. Specifically, the State of Ceará states that Coelce does not have all the necessary supporting documents and that some fixed assets were not devoted to the activity of electric energy production or distribution. In its defense, Coelce explains that (i) the corresponding legislation does not specify the different types of fixed assets that could be used for the ICMS credit purposes; (ii) such fixed assets are related to the main activity of the companies, even if they are used at the offices and administrative premises. It also intends to compare the credits with the acquisition invoices; Coelce filed its administrative defense in all administrative processes and is awaiting the final resolutions. The amount of this claim is ThR$ 127,417 (approximately ThCh$ 26,253,903).

The management of Enersis Américas S.A. considers that the provisions recorded in the Consolidated Financial Statements are adequate to cover the risks resulting from litigation described in this Note. It does not consider there to be any additional liabilities other than those specified.

Given the characteristics of the risks covered by these provisions, it is not possible to determine a reasonable schedule of payment dates if there are any.

32.4 Financial restrictions (Unaudited)

A number of the Company’s loan agreements, and those of some of its subsidiaries, include the obligation to comply with certain financial ratios, which is normal in contracts of this nature. There are also affirmative and negative covenants requiring the monitoring of these commitments. In addition, there are restrictions in the events-of-default clauses of the agreements which require compliance to avoid acceleration of such debt.

1.	Cross Default

Some of the financial debt contracts of Enersis Américas contain cross default clauses. The credit line agreements governed by Chilean law, which Enersis Américas signed in March 2016 for U.F. 2.8 millions, stipulate that cross default arises only in the event of non-compliance by the borrower itself, with no reference made to its subsidiaries, i.e. Enersis Américas, respectively. In order to accelerate payment of the debt in these credit lines due to cross default originating from other debt, the amount overdue of a debt must exceed US$50 million, or the equivalent in other currencies, and other additional conditions must be met such as the expiry of grace periods. These credit lines have not been disbursed.

Regarding the bond issues of Enersis Américas registered with the United States Securities and Exchange Commission (the SEC), commonly called “Yankee bonds”, a cross default can be triggered by another debt of Enersis Américas or of any of their Chilean subsidiaries (which Enersis Américas no longer consolidates as a result of the spin-off completed on March 1, 2016), for any amount overdue provided that the principal of the debt giving rise to the cross default exceeds US$30 million or its equivalent in other currencies. Debt acceleration due to cross default does not occur automatically but has to be demanded by the holders of at least 25% of the bonds of a certain series of Yankee bonds. In addition, events of bankruptcy or insolvency of foreign subsidiaries have no contractual effects on the Yankee bonds of Enersis Américas. As of June 30, 2016, the outstanding amount for the Yankee Bonds was ThCh$166,721,623.

The Enersis Américas bonds issued in Chile state that cross default can be triggered only by the default of the issuer, either on an individual or an aggregate debt basis, when the amount in default exceeds 3% of total consolidated assets. Debt acceleration requires the agreement of at least 50% of the bondholders of a certain series. As of June 30, 2016, the outstanding amount for the domestic bonds was ThCh$23,787,770.

2.	Financial covenants

Financial covenants are contractual commitments with respect to minimum or maximum financial ratios that the company is obliged to meet at certain periods of time (quarterly, annually, etc.). Most of the financial covenants of Enersis Américas limit the level of indebtedness and evaluate the ability to generate cash flows

The accompanying notes are an integral part of these interim consolidated financial statements in order to service the companies’ debts. Various companies are also required to certify these covenants periodically. The types of covenants and their respective limits vary according to the type of debt.

The Series B2 domestic bonds of Enersis Américas include the following financial covenants, whose definitions and calculation formulas are set out in the respective contract:

•	Consolidated Equity: Minimum Equity of Ch$628,570 million must be maintained, a limit adjusted at the end of each year as established in the indenture. Equity is the sum of Equity attributable to the shareholders of Enersis Américas and non-controlling interests. As of June 30, 2016, Enersis Américas’ equity was Ch$5,306,997 million.

•	Debt to Equity Ratio: A debt to equity ratio, defined as Total liabilities to Equity, shall not be more than 2.24. Total liabilities are the sum of Total current liabilities and Total non-current liabilities, while Equity is the sum of Equity attributable to the shareholders of Enersis Américas and non-controlling interests. As of June 30, 2016, the Debt Ratio was 1.02.

•	Unsecured Assets: The ratio of Unsecured assets to Unsecured total liabilities must be at least 1. Total Unsecured or free assets is the difference between Total assets and Total secured assets. Total unsecured or free assets consists of Total Assets less the sum of Cash, Bank balances, Current accounts receivable from related parties, Payments made in advance, current, Non-current accounts receivable from related entities, and Identifiable intangible assets, gross, while Total secured assets relates to assets pledged as security. On the other hand, Total unsecured liabilities consist of the sum of Total current liabilities and Total non-current liabilities, less liabilities secured by collateral. As of June 30, 2016, this ratio was 1.57.

The undisbursed credit lines in Chile include the following covenants, whose definitions and calculation formulas are set out in the respective contract:

•	Debt to Equity Ratio: A debt to equity ratio shall not be more than 1.3. Debt is defined as the sum of current and non-current interest-bearing borrowings, while Equity is the sum of Equity attributable to the shareholders of Enersis Américas and non-controlling interests. As of June 30, 2016, the debt to equity ratio was 0.5.

•	Debt repayment capacity (Debt/EBITDA ratio): A debt to EBITDA ratio shall not be more than 3.5. Debt is defined as the sum of current and non-current interest bearing borrowings, while EBITDA is defined as operating income less depreciation and amortization expenses and impairment losses (or reversals) for the four moving quarters ended at the time of calculation. As of June 30, 2016, the Debt/EBITDA ratio was 1.57.

On the other hand, the Yankee bonds or any other debt of Enersis Américas on a stand-alone basis are not subject to financial covenants.

As of June 30, 2016, the most restrictive financial covenant for Enersis Américas was the Debt/EBITDA ratio with respect to local credit lines.

In Peru, the debt of Edelnor only has a single covenant:

•	Local bonds whose outstanding amount as of June 30, 2016 was ThCh$225,885,028 and final maturity in January 2033, are subject to Debt to Equity Ratio which is calculated by dividing Total liabilities less deferred liabilities by Equity.

On the other hand, the debt of Edegel includes the following covenants:

•	Local bonds whose outstanding amount as of June 30, 2016 was ThCh$49,725,445 and final maturity in January 2018, are subject to Debt to Equity Ratio which is calculated by dividing Debt less cash by Equity.

The accompanying notes are an integral part of these interim consolidated financial statements

•	Finance lease agreement with Banco Scotiabank whose outstanding amount as of June 30, 2016 was ThCh$19,190,035 and final maturity in March 2017, is subject to the Debt ratio calculated by dividing Debt by Equity and the Debt Repayment Capacity Ratio calculated by dividing Debt by EBITDA.

•	Bank borrowings of Chinango, a Edegel’s subsidiary, with Bank of Nova Scotia, whose outstanding amount as of June 30, 2016 was ThCh$5,586,543 and final maturity in January 2019, is subject to the covenants, calculated on an stand-alone basis, Debt to Equity Ratio calculated by dividing Net debt less Cash by Net Equity and Debt Repayment Capacity calculated by dividing Debt by EBITDA.

•	As of June 30, 2016, the most restrictive financial covenant for Edegel was the Debt to Equity Ratio corresponding to the financial lease agreement with Banco Scotiabank.

Finally, in Peru, the debt of Piura includes the following covenants:

•	Finance lease arrangement with Banco de Crédito del Perú whose outstanding amount as of June 30, 2016 was ThCh$42,940,595 and final maturity in June 2020, is subject to the covenants, Debt Repayment Capacity Ratio calculated by dividing Cash Flows for Debt Service by Debt Service, and Debt to Equity Ratio calculated by dividing Total liabilities less Deferred Liabilities by Equity.

•	Finance lease arrangement with Banco Scotiabank whose outstanding amount as of June 30, 2016 was ThCh$14,241,287 and final maturity in June 2022 and is subject to the same financial covenants as those for the finance lease arrangement with Banco de Crédito del Perú.

•	As of June 30, 2016, the most restrictive financial covenant for Piura was the Debt to Equity Ratio.

In Brazil, the debt of Ampla includes the following covenants:

•	Sixth and Seventh local bond issue whose outstanding amount as of June 30, 2016 was ThCh$128,007,392 and final maturity in June 2019, is subject to the Debt Repayment Capacity Ratio calculated by dividing Debt by EBITDA and the Debt Coverage Ratio calculated by dividing Debt by Interest Expense.

•	Eighth local bond issue whose outstanding amount as of June 30, 2016 was ThCh$65,897,592 and final maturity in July 2019, is subject to the Debt Repayment Capacity Ratio calculated by dividing Debt by EBITDA and Debt to Equity Ratio calculated by dividing Debt by Net Equity.

•	Loan with Banco Nacional de Desenvolvimiento (“BNDES”) whose outstanding amount as of June 30, 2016 was ThCh$133,181,503 and final maturity in June 2023, is subject to the Debt Repayment Capacity Ratio calculated by dividing Debt by EBITDA and the Debt to Equity Ratio calculated by dividing Debt by Net Equity.

•	Loan with Banco Citibank whose outstanding amount as of June 30, 2016 was ThCh$24,589,110 and final maturity in December 2018, is subject to the Debt Repayment Capacity Ratio calculated by dividing Debt by EBITDA and the Debt to Equity Ratio calculated by dividing Debt by Net Equity.

•	As of June 30, 2016, the most restrictive financial covenant for Ampla was the Debt/EBITDA ratio corresponding to the local bonds and bank borrowings with BNDES and Citibank.

In addition, the debt of Coelce includes the following covenants:

•	Loan with Electrobrás and Banco do Brasil whose outstanding amount as of June 30, 2016 was ThCh$71,336,829 and final maturity in October 2023, is subject to the Debt Repayment Capacity Ratio calculated by dividing Debt by EBITDA.

•	Loan with BNDES and Banco Itaú whose outstanding amount as of June 30, 2016 was ThCh$78,999,162 and final maturity in June 2023, is subject to the Debt Repayment Capacity Ratio calculated by dividing Debt by EBITDA and Debt to Equity Ratio calculated by dividing Debt and Net Equity.

The accompanying notes are an integral part of these interim consolidated financial statements

•	Third local bond issue whose outstanding amount as of June 30, 2016 was ThCh$99,541,327 and final maturity in October 2018, is subject to the Debt Repayment Capacity Ratio calculated by dividing Debt by EBITDA and the Debt Coverage Ratio calculated by dividing EBITDA by Interest Expense.

•	As of June 30, 2016, the most restrictive financial covenant for Coelce was the Debt/EBITDA ratio corresponding to the third local bond issue.

Finally, in Brazil, the debt of Cien includes the following covenants:

•	Syndicated Loan, whose outstanding amount as of June 30, 2016 was ThCh$4,345,688 and final maturity in June 2020, is subject to the Debt Repayment Capacity Ratio calculated by dividing Debt by EBITDA and the Debt to Equity Ratio calculated by dividing Debt by Net Equity.

•	As of June 30, 2016, the most restrictive financial covenant for Cien was the Debt to Equity Ratio.

In Argentina, the debt of Hidroeléctrica El Chocón S.A. (“El Chocón”) includes the following covenants:

•	Syndicated Loan, whose outstanding amount as of June 30, 2016 was ThCh$766,796 and final maturity in September 2016, is subject to the following covenants: Maximum Debt denominated in Argentine pesos ratio, Maximum Debt denominated in Foreign Currency ratio, Debt to Equity ratio and Debt Repayment Capacity ratio calculated by dividing Debt by EBITDA.

•	As of June 30, 2016, the most restrictive financial covenant for El Chocón was the Debt to Equity Ratio.

In Colombia, the debt of Empresa Generadora de Energía Eléctrica S.A. (“Emgesa”) includes the following covenants:

•	Loan with the Bank of Tokyo whose outstanding amount as of June 30, 2016 was ThCh$29,605,766 and final maturity in June 2017, is subject to the Debt Repayment Capacity Ratio calculated by dividing Debt by EBITDA. However, the obligation to comply with this covenant is subject to a downgrade in the credit rating of Emgesa that could result in losing is Investment Grade quality, as stated in the debt agreement. As of June 30, 2016, the covenant was not triggered.

Also, in Colombia, the debt of Codensa S.A. (“Codensa”) includes the following covenant:

•	Loan with the Bank of Tokyo whose outstanding amount as of June 30, 2016 was ThCh$83,358,737 and final maturity in June 2021, is subject to the Debt Repayment Capacity Ratio calculated by dividing Debt by EBITDA.

All of our subsidiaries not mentioned in this note are not subject to compliance with financial covenants.

Lastly, in most of the contracts, debt acceleration for non-compliance with these covenants does not occur automatically but is subject to certain conditions, such as a cure period.

As of June 30, 2016 and December 31, 2015, neither Enersis Américas nor any of its subsidiaries were in default under their financial obligations summarized herein or other financial obligations whose defaults might trigger the acceleration of their financial commitments.

32.5 Other Information (Unaudited)

Central Costanera S.A.

•

On July 17, 2015, and in force as of the economic transactions corresponding to February 2015, Resolution S.E. No. 482/2015 was enacted which, among other aspects updated the remuneration of the MEM’s generating agents of thermal conventional type or hydraulic national (with the exception of the hydraulic bi-national), replacing to this end Schedules I, II, III, IV and V of Resolution S.E. No.

The accompanying notes are an integral part of these interim consolidated financial statements

529/14, and including a new remuneration concept that is the Investment Writ FONINVEMEM 2015-2018, which application is from February 2015 until December 2018, for those generating companies participating in investment projects approved or to be approved by the Secretary of Energy. In this context, each generation unit built within the framework of the FONINVEMEM 2015-2018 investments is granted a Direct FONINVEMEM 2015-2018 Remuneration equal to 50% of the Direct Additional Remuneration for a period of up to 10 years from its commercial implementation.

On June 5, 2015, our generating subsidiaries in Argentina entered into the “Agreement of Management and Operation of Projects to Increase the Availability of Thermal Generation and Adjustment of the Generation Remuneration 2015-2018”, hereinafter FONINVEMEM 2015-2018, and adhered to all the terms established in such agreement on July 2, 2015. Adhering includes the irrevocable commitment to participate in the formation of FONINVEMEM 2015-2018, undertaking according to point 3.2.v of the Agreement to contribute with the Sales Statements with a Maturity to be defined (LVFVD) and/or Collectibles accrued or to be accrued during the entire period between February 2015 and December 2018 not previously committed to similar programs, together with all unused Collectibles. Both the Secretary of Energy and the generating agents that adhered to the Agreement maintain the right to consider this Agreement lawfully terminated if during the 90 days indicated in point 9 of the Agreement the corresponding supplementary agreements are not entered into.

By adhering to such Agreement generating companies will participate, together with other Generating Agents, in the construction of a Combined Cycle of about 800 MW +/- 15%, which shall generate both with natural gas and with gasoil and biodiesel. The new combined cycle will be subject to bidding in order to be implemented no longer than 34 months after the work is granted.

Notwithstanding the above, our subsidiary in Argentina Central Costanera still shows a deficit in its working capital, causing difficulties to its financial balance in the short term which compromises its future capability to continue operating as a company and to recover assets. Central Costanera expects to revert the current situation provided that there is a favorable resolution on the requests made to the National Government of Argentina.

•	On March 18, 2015, the Undersecretary of Electric Energy issued its Note SS.EE. 476/2015, which establishes the procedure to coordinate the remuneration according to Resolution SE No. 95/2013 and the Availability Agreements for Combined Cycles and Turbosteam entered into between Central Costanera and CAMMESA, as from February 2014. As established in the above, Central Costanera shall temporarily relinquish to receive the Additional Remuneration Trust established Res. SE. No. 95/2013, its amendments and supplements which were already undertaken, as well as the Remuneration for Non Recurrent Maintenance as established in Res. SE No. 529/2014, its amendments and supplements.

The procedure implies the reversal of the deductions made and applied to the Company as established in notes S.E. No. 7594/2013 and No. 8376/2013, as from the validity of this standard. Since the economic transaction in the month of January, 2015, the concepts relinquished by the Company shall be applied to the compensation funds transferred by CAMMESA to the Company as of that date to perform the tasks provided for in the agreements. In case the amount accrued for this concept it not enough to offset the total funds transferred by CAMMESA to the Company, they shall be accrued in a special account “Available Agreements Account”.

On June 29, 2015, the Secretary of Energy issued note S.E. No.1210/2015 instructing CAMMESA on the method to adapt the conditions on remunerate as stated in the corresponding terms of the Availability Agreements for Combined Cycles and Turbosteam, taking into account the concepts defined in resolutions SE No. 95/2013 and SE No. 529/2014 and also the current applicable regulations.

The accompanying notes are an integral part of these interim consolidated financial statements

On July 3, 2015, the Company entered into the addendum with CAMMESA to the Availability Agreements for Combined Cycles and Turbosteam. The terms of these Agreements and the amendments made by the addendum regulate the agreement between the parties and they shall be understood as entirely valid until the validity term established in such agreements expires.

As a consequence of the above, during the fiscal year 2015 a decrease of Ar$14,418,986 (ThCh$1,020,869) was recognized in revenues from sales and a net loss of Ar$59,225,685 (ThCh$4,193,197) in other operating income / expense. At the end of the reporting period the concepts relinquished by the Company based on the addendas to the contracts were approximately Ar$551,587,099 (ThCh$24,468,553).

On March 30, 2016, the Secretary of Electrical Energy through Resolution No. 22/2016 increased the remuneration established in Resolution No. 482/2015, replacing to that end Schedules I, II, III, IV, V, VI and VII of such resolution. The increases were applied to the remuneration concepts that are charged by the energy generating companies. The increases in the remuneration for fixed costs are applicable to the thermal power plants (70% increase) and hydroelectrical power plants (120% increase). For the remuneration of variable costs an increase of 40% is applicable to both thermal and hydroelectrical generating companies. The non-recurrent maintenance remuneration was increased in 60% for thermal and 25% for hydroelectrical, respectively. The additional remuneration was not increased. The resolution is applicable retrospectively to February 2016, and is a temporary measure until a new regulatory framework is announced by the government.

•	In December 2014, the Vuelta de Obligado (“VOSA”) thermal plant started to operate it open cycle with two gas turbines of 270 MW each, it is expected the closing as combined cycle of high efficiency in October 2016.

In accordance with a technical report issued by VOSA’s authorities, the gas turbines have passed all operational tests and have functioned properly. There is still pending to nationalize very few components to complete stage two, and there is certainty that the works will be completed and implemented in 2016.

Based on above, in December 2015, were accounted for the effects of the redenomination to U.S. dollar of the receivables previously denominated in Argentine pesos, resulting in the recognition of the following income:

•	Exchange difference for redenomination to U.S. dollar of the receivables at an exchange rate lower than the closing exchange rate of 2015 for Ar$1,323,430,283 (ThCh$93,699,288) in Chocón; Ar$129,092,580 (ThCh$9,139,796) in Costanera; and Ar$546,902,547 (ThCh$38,720,876) in Dock Sud.

•	Interest accrued between the maturity date of each Sales Settlements with Unspecified Due Dates (“LVFVD” in its Spanish acronym) contributed to the VOSA project and the execution date of the Agreement, at the interest rate that CAMMESSA obtain from its financial investments, capitalized and redenominated to U.S. dollar as discussed above, for a total of Ar$49,797,906 (ThCh$3,525,708) in Chocón.

•	Interest accrued on redenominated to U.S. dollar receivables, once included the interests mentioned in the preceding paragraph, at an interest rate LIBOR 30 days + 5%, for a total of Ar$493,816,698 (ThCh$34,962,380) in Chocón; Ar$43,989,703 (ThCh$3,114,485) in Costanera; and Ar$218,604,914 (ThCh$15,477,298) in Dock Sud.

According to a technical report issued by VOSA in December 2015, gas turbines in the simple cycle power plant had passed all performance tests and their operational performance was outstanding. At 2015 year end it only remained very few components and equipment pending to be imported in order to complete the second stage of the construction (combined cycle power plant). Therefore, it was concluded that there existed certainty about the completion of the whole project.

The accompanying notes are an integral part of these interim consolidated financial statements

On February 12, 2016 General Electric International Inc. (GE), the supplier in charge of the plant construction, made a claim to the VOSA Trust for the recognition of cost increases. The first stage of the negotiation between both parties has ended without reaching an agreement between them. In any case, GE has not called for the arbitration stage, as allowed by agreement. VOSA believes that such claims are unfounded and unjustified. Notwithstanding the foregoing, the claim could have an impact on the timing of completion of the construction second phase of the project, and GE may incur in milestones breaches of the work-plan agreed. VOSA, acting on behalf of the Trust VOSA, is executing contractual guarantees against such breaches. Nevertheless, the opinion of the management of the Company, is that although this situation could eventually have an impact on the initial timeline set for completion of the project, it does not affect the completion of the second phase of the project itself.

•	On July 25, 1990, the Italian Government authorized MedioCredito Centrale to grant a financial loan to the Government of the Republic of Argentina of up to US$ 93,995,562 aimed to finance the acquisition of assets and the delivery of services of Italian origin, used in the restoration of four groups at the thermal station owned by Servicios Eléctricos del Gran Buenos Aires (“SEGBA”) (Electric Services for Great Buenos Aires). This credit financed the acquisition of assets and services included in the Work Order No. 4322 (the “Order”) issued by SEGBA in favor of a consortium headed by Ansaldo S.p.A. from Italy.

According to the terms of the “Contract related to the Work Order No. 4322”: (i) SEGBA granted to Central Costanera S.A. a power to manage the execution of the services contained in the Order, and it performed the works and services that according to the Order corresponded to SEGBA; and (ii) Central Costanera S.A. undertook to pay to the Secretary of Energy of the Nation (the “Secretary of Energy”) the capital instalments plus interests originated by the loan granted by MedioCredito Centrale, at an annual rate of 1.75% (the “Contract”).

As a collateral for the compliance with the economic obligations undertaken by Central Costanera S.A., the buyers set up a pledge over the total shares owned by them. In the event of non-compliance which provokes the execution of the collateral, the Secretary of Energy will be entitled to immediately proceed with the sale of the pledged shares through a public bid, and it could exercise the political rights corresponding to the pledged shares.

By reason of application of Law No. 25.561, Decree No. 214/02 and its regulatory stipulations, the payment obligation by Central Costanera S.A. resulting from the Contract and subject to the Argentinian legislation was mandatorily converted into pesos, at a ratio of one peso equivalent to one dollar of the United States, plus the application of the stabilization reference coefficient (“CER”), maintaining the original interest rate of the obligation.

On January 10, 2003, the National Executive Power enacted Decree No. 53/03 which amended Decree No. 410/02 by incorporating a paragraph j) in its first article. By means of this standard, the obligation to deliver funds in foreign currency to the province states, municipalities, companies of the public and private sector and the National Government originated by subsidiary or other nature loans and guarantors originally financed by multilateral credit organizations, or originated by liabilities assumed by the National Treasury and refinanced with external creditors is exempt from the mandatory conversion into pesos.

Central Costanera S.A. considers that the loan resulting from the Contract does not match with any of the assumptions provided for in Decree No. 53/03, and even if it did, there are solid grounds to consider Decree No. 53/03 unconstitutional since it evidently violates the principle of equality and the right of property as established in the National Constitution.

On May 30, 2011, the Company repaid the last instalment of the loan’s capital and notified this fact to the Secretary of Energy and to the Secretary of Finance and, even if as of the date of these financial statements the Secretary of Energy has not made any claim for the payments effected by Central Costanera S.A., on

The accompanying notes are an integral part of these interim consolidated financial statements

October 22, 2015 we received a letter from the Secretary of Finance—Directorate for the Administration of the Public Debt, which indicates that the Ministry of Economy and Public Finance included the balance of the debt for the financial credit with MedioCredito Centrale in the agreement entered into with the Club of Paris creditors on April 30, 2014. According to the letter, the Secretary also claims from Costanera the reimbursement of US$5,472,703.76 without providing grounds for such request.

As a result, Costanera rejected the indicated requirement indicating, among other, that (i) it does not have a debt related to the Contract since on May 30, 2011, the Company repaid the last instalment of it and notified such circumstance to the Secretary of Energy and to the Secretary of Finance, (ii) the creditor has not expressed any caution to the Contract payments derived from the mandatory conversion into pesos imposed by the Argentinian legislation, and (iii) notwithstanding the fact that the Company does not acknowledge the terms of the agreement entered into with the Club of Paris creditors, the decisions of the Argentinian Government regarding the debt with such organization are unrelated to the Company.

The Secretary of Finance, due to the rejection from Costanera, submitted the DADP Note No. 2127/2015 attaching Resolution DGAJ No. 257501 from the Ministry of Economy and Public Finance, insisting in the existence of the debt and requesting the Company to pay the claimed amounts. The Company filed a hierarchy appeal so as to the Minister of Economy and Public Finance revoke the petition of the note due to lack of legitimacy.

On January 28, 2015, at the Extraordinary Shareholders Meeting it was approved the amendment to Article 1 of Costanera’s by-laws, changing its corporate name to “Central Costanera S.A.”. On March 28, 2016, the National Stock Commission approved the corporate name’s change and submitted the file to register the by-laws amendment with the Justice General Inspection, which was formally registered under number 10,302 of Book 79 of Stock Corporations on June 9, 2016.

Edesur S.A.

•	On July 12, 2012, the ENRE through Resolution No. 183/2012 appointed Luis Miguel Barletta as observer in Edesur, in charge of overseeing and controlling the current administrative actions and delivery related to the normal service rendering by the Company. The appointed observer would be in office for a 45-day renewable term. On July 20, 2012, the Company filed a writ of reconsideration with appeal against Resolution ENRE No. 183/2012. The same has rejected the grounds of the Resolution, stating and showing the financial and economic constraints to which Edesur has been subject for years by the ENRE and other authorities due to their denial to reflect in tariffs the greater costs or the values that must derive from an integral tariff review, or to offer other revenues for the service. The observer function was extended by means of Resolutions ENRE No. 246/2012, No. 337/2012 and No. 34/2013, the Decision ENRE No. 25/2013, Resolution ENRE No. 243/13 and the Decision ENRE No. 2/2014 dated January 9, 2014, that extends such appointment for another 90 administrative working days, extendable. On January 30, 2014, the ENRE issues Resolution No. 31/2014 which given the new Board of Directors at the entity that appointed the engineer Ricardo Alejandro Martínez Leone as Chairman, also appoints the latter as observer at Edesur, in replacement of engineer Luis Miguel Barletta, for a 90 administrative working day term, extendable. The Decision ENRE No. 36/2014, dated June 17, 2014, extends for another 90 administrative working day term, extendable the appointment of engineer Martínez Leone as observer at Edesur. Decision ENRE No. 244/2014, dated September 3, 2014 appoints the accountant Rubén Emilio Segura to replace the engineer Martínez Leone as observer at Edesur, for a 90 administrative working day term, extendable. On April 22, 2015, the ENRE released Resolution No. 128/2015 extending such appointment for 90 administrative working day term. The writ of reconsideration and appeal filed against the mentioned resolution is maintained and extends to the resolutions by which the effects of the observer were extended.

The accompanying notes are an integral part of these interim consolidated financial statements

•	On March 11, 2015, the Secretary of Energy issued Resolution No. 32/2015, which among other things: (i) approves a transitory increase for Edesur with validity as from February 1st, 2015 exclusively to pay for the energy acquired from the electricity market, salaries and assets and services supply; such increase, on account of the Integral Tariff Review (RTI) which to date has not been defined, arises from the difference between a theoretical tariff framework and the tariff framework in force for each category of user, according to the calculations of the Ente Nacional Regulador de la Electricidad (ENRE), which shall not be converted into tariff but it will be covered by means of transfers from CAMMESA with funds of the Argentine National Government; (ii) provided that as from February 1, 2015 the funds of the Program for Rational Use of Electric Energy (PUREE) shall be considered part of Edesur revenues, also on account of the RTI; (iii) confirms the procedure of the Cost Monitoring Mechanism (MMC) until January 31, 2015; and (iv) instructs CAMMESA to issue LVFVD in the amounts determined by the ENRE by virtue of the higher salary costs of the Company originated by the application of Resolution No. 836/2014 of the Secretary of Labor. In addition, Resolution No. 32/2015 allows for payment of remaining balances in favor of the Wholesale Electricity Market (MEM) by means of a payment plan to be defined and instructs ENRE to initiate actions prior to the RTI process. As a consequence of the above, during the year ended December 31, 2015, revenues were recognized for Ch$352,108 million, which are presented in the statement of comprehensive income as follows: for point (i), Ch$264,987 million in the line item “Other operating income” and Ch$644 million in the line “Financial income”; for point (ii), Ch$33,972 million within “Revenues” (Energy Sales); and for points (iii) and (iv), Ch$52,505 million in “Other operating income”. Although Resolution SE No. 32/2015 represents a first step towards the improvement of Edesur’s economic situation, investments will continue being financed through agreements with CAMMESA, as mechanisms allowing for repayment of the remaining balances in favor of the MEM have not been developed, and increases in revenues that contemplate future increases in the operational costs have not as yet been approved.

On the other hand and regarding the above, on June 29, 2015 the SE released its Note N° 1,208 by which it instructs CAMMESA on the method to calculate the debts maintained by Edesur with the MEM for the economic transaction of energy accrued as of January 31, 2015 and their offsetting with the credits arising from the application of the MMC. As a result, during the year ended December 31, 2015, net financial income was recognized for Ch$27,216 million. As of the date of these financial statements the indicated instructions is being implemented.

In accordance with Article 5 of Resolution No. 32/2015, the transitory increase approved was subsequently updated through Notes SE No. 2097 and 2157, on November 12 and 16 of 2015, respectively, as a result of the periodic monitoring performed by the ENRE over the operational cost trends of the Company.

Likewise, Edesur requested to the ENRE, the modification of the tariff table in the terms established in Articles No. 46 and 47 of Law 24,065 in order to reflect the amounts imposed of by Resolution of the Secretary of Labor (ST) No. 1906/2012 and the minute of meeting subscribed on February 26, 2013 with the national authorities and the Ministry of Labor, which defined the increases in the remuneration requested by the “Luz y Fuerza” Union for its own employees and those of the subcontractors. The ENRE rejected both requests; however, stated to intervene with the SE in the terms established in Resolution MPFIPyS No. 2000/2006, which is still pending of notice.

Lastly, on December 16, 2015, the new national authorities declared through Decree 134/2015, the emergency at the National Electrical Sector effective until December 31, 2017. The Decree instructed to the Ministry of Energy and Mining to elaborate and implement an action plan with the necessary activities for the generation, transmission and distribution segments within national jurisdiction, aimed to adapt the quality and safety of the energy supply and to ensure the rendering of electrical public services under appropriate technical and economic conditions.

The accompanying notes are an integral part of these interim consolidated financial statements

The delay in compliance with certain milestones established in the Agreement Act had an impact in the liquidity ratio. The Company believes that the adverse effects as a result of the lack in timely application of the rights for adjustment in its revenues will be reversed with the tariffs resetting.

On January 25, 2016, the Ministry of Energy and Mining (“MEyM” in its Spanish acronym) issued Resolution No. 6/2016 which approved the Summer Quarterly Re-Scheduling (“Reprogramación Trimestral de Verano”) applicable to the Wholesale Electricity Market (“MEM” in its Spanish acronym) and established the seasonal reference prices for energy and capacity for the February-April 2016 period.

Additionally, in order to move towards proper management of demand through incentives for saving and rational use of electricity of residential end users (“Plan Estímulo”), implemented through the MEM, an incentive system that will result in a mechanism of decreasing energy prices as counterpart of the effort of each residential user to reduce unnecessary consumption, which will be determined by comparing the monthly energy consumption with the one recorded in the same month of 2015.

Moreover, given the social significance of the electricity service, the previously mentioned Resolution defines an energy volume at a price named Social Tariff (“Tarifa Social”), to be transferred at a minimum price to those included in the population of end users who, based on the criteria of classification communicated by the Ministry of Social Development of the Nation (“Ministerio de Desarrollo Social de la Nación”), lacks sufficient payment capacity to afford the general established prices.

Access to reduced wholesale prices for Social Tariff and incentive for saving are subject to the compliance with, in the case of distribution companies, the payment obligations in the MEM due from the effective date of this Resolution. Likewise, those distribution companies with outstanding debts with CAMMESA as of issuance date of the Resolution, as in the case of Edesur, shall agree to, in no less than 30 business days, a payment plan for the past due debt and, also, to ensure payment of its purchases in the MEM through transferring its accounts receivables or other equivalent alternative mechanism at CAMMESA’s satisfaction, so as to ensure both the collection on current billing and the payment of the installments in the agreement to sign related to the past due debt.

As of the date of issuance of these financial statements, the Company is assessing the effects of Resolution MEyM No. 6/2016.

Subsequently, on January 27, 2016, it was issued Resolution MEyM No. 7/2016 instruction ENRE to:

i. Adjust the VAD in the tariff tables of the Company, on account of the RTI within the framework of the Transitional Tariff Regime established in the Agreement Act (“Acta Acuerdo”).

ii. Apply a Social Tariff to the population of end users resulting from the application of certain eligibility criteria, namely: be a retiree or pensioner for an amount equivalent to twice minimum salary; employed persons in a dependency relationship earning a gross remuneration lower or equal to two minimum salaries; be beneficiary in social programs; be enrolled in the Social Monotributo Regime; be incorporated in the Social Security Special Regime for domestic service workers; receiving unemployment insurance; or have a disability certificate, being excluded from the benefit those owners of more than real estate, motor vehicles whose models are up to 15 years old, or luxury aircrafts and boats.

iii. Include in the tariff tables the saving of electrical energy plan as stated in Resolution MEyM No. 6/2016.

iv. Carry out all necessary activities to proceed to the RTI, which must be effective before December 31, 2016.

Furthermore, Resolution MEyM N° 7/2016 annulled the Energy Efficiency Program (“PUREE” in its Spanish acronym) from the effective date of the new tariff values and will cease the application of the planned projects financing mechanism by mutual loans with CAMMESSA.

The accompanying notes are an integral part of these interim consolidated financial statements

Finally, the Resolution established that the dividend distribution must agree the Agreement Act, which subordinate to verification from the ENRE of compliance with the investment plan.

On January 29, 2016, the ENRE issued Resolutions No. 1/2016 and No. 2/2016. The first resolution approves the tariff table for Edesur effective from the invoicing of meter readings subsequent to February 1, 2016. The second resolution terminates on January 31, 2016, the actual trust scheme for administer the funds from Resolution ENRE No.347/2012.

The aforementioned resolutions will have a significant effect in several business areas of Edesur. In addition, besides the increases in the invoiced amounts that have been reflected in revenues from sales, the resolutions lead to another significant effect in the updates of the amount of the fines that are adjusted in line with the changes in the valued added from distribution (VAD). During the six month period ended June 30, 2016, the update in the amount of fines resulted in a financial loss of ThCh$45,889,007 which is included as “Finance cost” in the consolidated statement of comprehensive income.

On March 21, 2016, the ENRE issued Resolution 31/2016 instructing Edesur to indemnify all of residential users that would have been affected by the energy supply interruption occurred during the period from February 12 to February 18 of 2016. The indemnification amount paid by Edesur was Ch$4,279 million, and was calculated based on the number of hours of energy disruption.

The delay in the compliance with certain milestones stated in the Agreement Act has affected the Liquidity Ratio. Edesur believes that the adverse effects resulting from the lack of timely application of the rights to adjust its revenues will be reversed through the new composition of the tariffs.

On April 5, 2016, the ENRE issued Resolutions No. 54 and No. 55. Resolution No. 54 approves the tender specifications for contracting the advisor for the RTI of Edesur.

On the other hand, Resolution No. 55 approves the 2016 program for the RTI. The resolution defines the criteria, methodology and workplan that Edesur will have to follow in order to carry out the tariff studies. In order to elaborate the tariff proposals, the ENRE will inform Edesur regarding the parameters for quality objectives and management, and also will inform the rate of return to be used in determining the own distribution cost. Lastly, it establishes September 5, 2016 as the deadline to issue the resolution to call for Public Audience.

On July 7, 2016, the Court Room II of the La Plata Federal Chamber under the legal action “Abarca, Walter José y otro con Estado Nacional Ministerio de Energía y Minería y otro según Amparo Ley 16.986” issued a preliminary injunction suspending for three months the application of the effects of Resolutions of the Ministry of Energy and Mining No.6/2016 and No7/2016 and Resolution ENRE No. 1/2016 for the Buenos Aires Province geographical area.

On July 15, 2016, the ENRE notified Edesur that beginning on that date and for a three-month period, unless the Supreme Court issued a resolution before that date, the tariffs and existent conditions as of January 31, 2016 will be applied. The application of the Social Tariff will also be delayed.

In addition, there are other legal proceedings pending resolution related to the same matter. In this context, Edesur S.A. is currently assessing the impacts of any resolution, as well as, the actions to be followed.

The Ministry of Energy and ENRE appeal to the preliminary injunction. On July 18, 2016, the ruling of the Court Room II of the La Plata Federal Chamber is still pending resolution.

The accompanying notes are an integral part of these interim consolidated financial statements

33.	PERSONNEL FIGURES

Enersis Américas personnel, including that of subsidiaries and jointly-controlled companies in the five Latin American countries where the Group is present, is distributed as follows as of June 30, 2016 and December 31, 2015:

Country	06-30-2016 (Unaudited)
	Managers and Main Executives	Professionals and Technicians	Workers and Others	Total	Average for the Period
Chile	10	50	7	67	209
Argentina	48	3,752	1,170	4,970	4,880
Brazil	25	2,107	426	2,558	2,623
Peru	43	889	—	932	937
Colombia	36	1,559	27	1,622	1,622
Total	162	8,357	1,630	10,149	10,271

Country	12-31-2015
	Managers and Main Executives	Professionals and Technicians	Workers and Others	Total	Average for the Period
Chile	68	1,911	266	2,245	2,364
Argentina	46	3,609	1,168	4,823	4,724
Brazil	26	2,174	459	2,659	2,686
Peru	42	889	—	931	941
Colombia	36	1,480	28	1,544	1,633
Total	218	10,063	1,921	12,202	12,348

It is important to note that Enersis Américas’ operations in Chile, beginning on March 1, 2016, are part of the new company named Enersis Chile (See Note 3.j and 5.1), which is being held for distribution to owners.

34.	SANCTIONS

There are no sanctions that could materially affect the financial statements as of June 30, 2016 (Unaudited) and December 31, 2015.

The accompanying notes are an integral part of these interim consolidated financial statements

35.	ENVIRONMENT

Environmental expenses for the six month periods ended June 30, 2016 and 2015, are as follows:

Company Incurring the Cost	Project	Description	Project Status	06-30-2016 (Unaudited)						2015
				Costs incurred	Capitalized cost	Expense amount	Costs to be incurred in the future	Estimate date of incurring cost	Total expenditures	Costs incurred in prior period
				ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
EMGESA	Environmental resource management HIDRA	Environmental partner plan—Thermal power plants	In progress	333,407	333,407	—	—	—	333,407	333,407
		Environmental partner plan—Hydro power plants	In progress	35,434	35,434	—	—	—	35,434	35,434
EDEGEL	Preventing activities	Biodiversity protection, sewage water treatment	In progress	20,914	—	20,914	113,603	12-31-2016	134,517	136,453
	Landscaping and gardens	Gardens, landscaping and fauna maintenance	In progress	66,245	—	66,245	56,570	12-31-2016	122,815	134,726
	Environmental monitoring	Air and climate protection, noise reduction, protection from radiation	In progress	112,181	—	112,181	24,183	12-31-2016	136,364	138,326
	Waste management	Hazardous waste management	In progress	107,628	—	107,628	1,223	12-31-2016	108,851	86,862
	Environmental studies	Environmental studies	In progress	2,087	—	2,087	34,832	12-31-2016	36,919	37,450
	Mitigation and restoration	Soil and water protection and recovery	In progress	—	—	—	18,600	12-31-2016	18,600	28,302
CHINANGO	Preventing activities	Biodiversity protection, sewage water treatment	In progress	—	—	—	5,283	12-31-2016	5,283	83,002
	Landscaping and gardens	Gardens, landscaping and fauna maintenance	In progress	5,186	—	5,186	2,564	12-31-2016	7,750	7,861
	Environmental monitoring	Air and climate protection, noise reduction, protection from radiation	In progress	152,921	—	152,921	64,054	12-31-2016	216,975	75,411
	Waste management	Hazardous waste management	In progress	22,499	—	22,499	24,001	12-31-2016	46,500	47,170
	Environmental studies	Environmental studies	In progress	765	—	765	17,835	12-31-2016	18,600	18,868
	Mitigation and restoration	Soil and water protection and recovery	In progress	—	—	—	9,300	12-31-2016	9,300	9,434
	Impact compensations	Compensations, increasing gardens	In progress	—	—	—	3,664	12-31-2016	3,664	3,716
EDESUR	Contaminating material	Contaminating material management	In progress	33,297	—	33,297	—	—	33,297	26,773
CODENSA	PCBS dismantling	Dismantling transformers with PCb residues	In progress	196,635	196,635	—	1,188,545	12-31-2017	1,385,180	7,536
	Nueva esperanza environmental compensation	Environmental compensation for construction of Nueva Esperanza substation	In progress	174,231	174,231	—	—	12-31-2019	174,231	355,000
	Nueva esperanza environmental compensation	Environmental compensation for construction of Nueva Esperanza substation	In progress	452,865	452,865	—	—	12-31-2019	452,865	—
	Nueva Esperanza archaeological rescue	Rescue of archaeological B.C. remains of culture Herrera at substation Nueva Esperanza construction site	In progress	38,188	38,188	—	—	09-30-2016	38,188	199,431
		Total		1,754,483	1,230,760	523,723	1,564,257		3,318,740	1,765,163

The accompanying notes are an integral part of these interim consolidated financial statements

Company Incurring the Cost	Project	Description	Project Status	06-30-2015 (Unaudited)						2014
				Costs incurred	Capitalized cost	Expense amount	Costs to be incurred in the future	Estimate date of incurring cost	Total expenditures	Costs incurred in prior period
				ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
EMGESA	El Quimbo hydro electrical plant project	Environmental management—El Quimbo plant construction	In progress	39,987,062	39,987,062	—	11,536,207	12-31-2015	51,523,269	25,597,912
	Environmental resource management HIDRA	Plants environmental resource management	In progress	115,659	115,659	—	—	—	115,659	309,039
EDEGEL	Preventing activities	Biodiversity protection, sewage water treatment	In progress	50,705	—	50,705	85,748	12-31-2015	136,453	76,405
	Landscaping and gardens	Gardens, landscaping and fauna maintenance	In progress	61,449	—	61,449	73,277	12-31-2015	134,726	177,830
	Environmental monitoring	Air and climate protection, noise reduction, protection from radiation	In progress	64,600	—	64,600	73,726	12-31-2015	138,326	156,570
	Waste management	Hazardous waste management	In progress	64,885	—	64,885	21,977	12-31-2015	86,862	206,909
	Environmental studies	Environmental studies	In progress	18,123	—	18,123	19,327	12-31-2015	37,450	16,722
	Mitigation and restoration	Soil and water protection and recovery	In progress	2,485	—	2,485	25,817	12-31-2015	28,302	8,045
	Impact compensations	Compensations, increasing gardens	In progress	—	—	—	4,659	12-31-2015	4,659	6,823
CHINANGO	Preventing activities	Biodiversity protection, sewage water treatment	In progress	67,040	—	67,040	83,002	12-31-2015	150,042	5,974
	Landscaping and gardens	Gardens, landscaping and fauna maintenance	In progress	3,481	—	3,481	4,381	12-31-2015	7,861	5,935
	Environmental monitoring	Air and climate protection, noise reduction, protection from radiation	In progress	52,133	—	52,133	23,278	12-31-2015	75,411	239,904
	Waste management	Hazardous waste management	In progress	15,941	—	15,941	31,229	12-31-2015	47,170	31,460
	Environmental studies	Environmental studies	In progress	—	—	—	18,868	12-31-2015	18,868	5,229
	Mitigation and restoration	Soil and water protection and recovery	In progress	—	—	—	9,434	12-31-2015	9,434	4,398
	Impact compensations	Compensations, increasing gardens	In progress	—	—	—	3,716	12-31-2015	3,716	49,390
EDESUR	Recovery of transformers	Environmental investment project	In progress	22,531	—	22,531	—	12-31-2015	22,531	8,020
	Contaminating material	Contaminating material management	In progress	26,773	26,773	—	—	12-31-2015	26,773	—
CODENSA	PCBS dismantling	Dismantling transformers with PCb residues	In progress	7,536	7,536	—	—	12-31-2015	7,536	—
	Nueva esperanza environmental compensation	Environmental compensation for construction of Nueva Esperanza substation	In progress	355,000	355,000	—	—	12-31-2015	355,000	688,848
	Nueva Esperanza archaeological rescue	Rescue of archaeological B.C. remains of culture Herrera at substation Nueva Esperanza construction site	In progress	199,431	199,431	—	—	12-31-2015	199,431	—
		Total		41,114,833	40,691,462	423,371	12,014,648		53,129,481	27,595,412

The accompanying notes are an integral part of these interim consolidated financial statements

36.	FINANCIAL INFORMATION ON SUBSIDIARIES, SUMMARIZED

As of June 30, 2016 and December 31, 2015, summarized financial information of our principal subsidiaries prepared under IFRS is as follows:

	06-30-2016 (Unaudited)
	Financial Statements	Current Assets	Non-Current Assets	Total Assets	Current Liabilities	Non-Current Liabilities	Equity	Total Liabilities and Equity	Revenue	Raw Materials and Consumables Used	Contribution Margin	Gross Operating Income	Operating Income	Financial Results	Income Before Taxes	Income Taxes	Profit (Loss)	Other Comprehensive Income	Total Comprehensive Income
		ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Chilectra Américas S.A.	Consolidado	37,334,992	504,303,909	541,638,901	1,148,687	—	540,490,214	541,638,901	—	—	—	(731,142)	(731,142)	1,120,105	5,996,990	1,144,401	7,141,391	65,210,962	72,352,353
Inversiones Distrilima S.A.	Separado	19,249,574	48,449,203	67,698,777	70,769	—	67,628,008	67,698,777	—	—	—	(1,946)	(1,946)	536,075	11,448,301	(149,578)	11,298,723	(2,253,094)	9,045,629
Empresa de Distribución Eléctrica de Lima Norte S.A.A.	Separado	112,057,097	676,389,640	788,446,737	194,537,498	276,460,468	317,448,771	788,446,737	309,706,464	(208,470,846)	101,235,618	77,327,076	60,724,729	(7,547,591)	53,181,975	(15,744,152)	37,437,823	(10,620,781)	26,817,042
Endesa Américas S.A.	Separado	55,528,005	1,075,099,838	1,130,627,843	14,702,661	24,435	1,115,900,747	1,130,627,843	—	—	—	(2,718,229)	(2,718,229)	1,911,871	58,442,614	1,451,419	59,894,033	(4,895)	59,889,138
Endesa Argentina S.A.	Separado	1,350,460	26,555,655	27,906,115	132,948	—	27,773,167	27,906,115	—	—	—	(38,125)	(38,125)	336,151	298,026	(104,326)	193,700	(6,447,036)	(6,253,336)
Central Costanera S.A.	Separado	33,387,444	132,740,097	166,127,541	108,069,277	46,486,047	11,572,217	166,127,541	45,372,111	(2,247,766)	43,124,345	19,395,597	10,592,503	(12,867,605)	(2,133,370)	1,801,889	(331,481)	(2,960,630)	(3,292,111)
Hidroeléctrica El Chocón S.A.	Separado	52,257,745	213,354,205	265,611,950	71,102,749	53,493,931	141,015,270	265,611,950	16,407,191	(1,805,308)	14,601,882	11,223,378	10,224,234	22,545,381	33,281,774	(11,480,424)	21,801,350	(30,144,954)	(8,343,604)
Emgesa S.A. E.S.P.	Separado	180,966,352	1,827,667,647	2,008,633,999	373,765,910	912,347,449	722,520,640	2,008,633,999	432,998,341	(171,489,068)	261,509,273	233,462,966	211,913,727	(48,805,952)	163,149,565	(67,046,529)	96,103,036	23,236,816	119,339,852
Generandes Perú S.A.	Separado	578,194	217,505,849	218,084,043	3,744	—	218,080,299	218,084,043	0	—	0	(3,917)	(3,917)	15,373	3,204,742	1,701	3,206,443	(7,654,624)	(4,448,181)
Edegel S.A.A.	Separado	147,240,877	692,721,019	839,961,896	122,692,645	163,234,205	554,035,046	839,961,896	188,524,522	(84,775,820)	103,748,702	85,286,040	65,140,356	(3,521,382)	66,257,487	(18,135,191)	48,122,296	(16,974,712)	31,147,584
Chinango S.A.C.	Separado	9,511,266	107,368,911	116,880,177	7,008,056	36,850,025	73,022,096	116,880,177	19,484,855	(4,291,015)	15,193,840	13,015,056	11,447,943	(296,663)	11,151,280	(3,212,671)	7,938,609	(1,762,632)	6,175,977
Enel Brasil S.A.	Separado	187,311,737	857,571,804	1,044,883,541	84,743,381	8,147,844	951,992,316	1,044,883,541	—	(3,133)	(3,133)	(12,561,130)	(12,602,220)	21,531,502	67,892,029	9,942,356	77,834,385	118,402,947	196,237,332
Central Generadora Termoeléctrica Fortaleza S.A.	Separado	55,595,043	131,923,820	187,518,863	62,662,627	753,072	124,103,164	187,518,863	75,815,975	(44,021,930)	31,794,045	27,881,725	25,267,691	47,842	25,315,533	(8,869,514)	16,446,019	17,633,153	34,079,172
Centrais Elétricas Cachoeira Dourada S.A.	Separado	56,178,478	88,697,975	144,876,453	46,753,596	1,003,659	97,119,198	144,876,453	80,189,164	(33,920,272)	46,268,893	42,338,603	40,041,955	2,238,263	42,280,217	(14,450,231)	27,829,986	13,649,001	41,478,987
Compañía de Interconexión Energética S.A.	Separado	36,551,109	200,696,285	237,247,394	57,560,103	26,759,592	152,927,699	237,247,394	23,738,863	(1,024,288)	22,714,575	20,368,776	15,294,324	(4,483,764)	10,810,560	(3,708,016)	7,102,544	18,894,201	25,996,745
Compañía de Transmisión del Mercosur S.A.	Separado	11,779,677	741,678	12,521,355	9,421,281	17,964,741	(14,864,667)	12,521,355	552,591	—	552,591	357,177	305,963	(4,226,609)	(3,920,647)	—	(3,920,647)	2,953,259	(967,388)
Compañía Energética Do Ceará S.A.	Separado	350,281,785	660,239,453	1,010,521,238	264,368,731	269,203,523	476,948,984	1,010,521,238	352,482,290	(229,350,481)	123,131,808	77,389,013	56,126,760	(7,140,166)	48,986,594	(8,053,154)	40,933,440	56,636,342	97,569,782
EN-Brasil Comercio e Servicios S.A.	Separado	3,836,127	2,609,978	6,446,105	6,153,060	—	293,045	6,446,105	2,833,409	(1,652,664)	1,180,745	(541,651)	(645,208)	(27,157)	(672,365)	15,657	(656,708)	61,532	(595,176)
Ampla Energía E Servicios S.A.	Separado	426,289,466	1,212,631,014	1,638,920,480	352,119,779	789,843,927	496,956,774	1,638,920,480	382,065,374	(263,390,602)	118,674,772	44,539,710	8,612,654	(42,804,908)	(34,192,254)	10,640,970	(23,551,284)	60,351,724	36,800,440
Compañía Distribuidora y Comercializadora de Energía S.A.	Separado	176,717,711	890,150,988	1,066,868,699	307,096,172	278,203,743	481,568,784	1,066,868,699	444,158,444	(254,460,405)	189,698,040	148,224,297	120,069,484	(15,943,784)	104,345,628	(44,031,203)	60,314,424	14,728,489	75,042,913
Inversora Codensa S.A.	Separado	498	64	562	21	—	541	562	—	—	—	(13)	(13)	—	(13)	(4)	(17)	7	(10)
Empresa Distribuidora Sur S.A.	Separado	208,502,387	410,042,904	618,545,291	455,478,173	145,222,369	17,844,749	618,545,291	340,563,296	(138,706,283)	201,857,013	78,486,303	70,642,892	(75,356,799)	(4,697,817)	(564,613)	(5,262,430)	(5,149,895)	(10,412,325)
Generalima, S.A.C.	Separado	5,691,512	48,494,600	54,186,112	20,323,677	7,828,102	26,034,333	54,186,112	997	—	997	(237,363)	(237,969)	(484,775)	(722,744)	—	(722,744)	(933,741)	(1,656,485)
Endesa Cemsa, S.A.	Separado	19,212,222	114,446	19,326,668	17,831,608	—	1,495,060	19,326,668	1,049,551	(92,660)	956,891	(43,665)	(85,090)	(549)	(65,379)	(22,417)	(87,796)	(364,590)	(452,386)
Grupo Dock Sud, S.A.	Consolidado	50,473,908	110,873,911	161,347,819	38,084,398	51,733,795	71,529,626	161,347,819	55,523,795	(40,623,465)	14,900,330	10,347,868	4,389,593	6,988,400	11,458,381	(3,990,256)	7,468,125	(15,808,404)	(8,340,279)
Eléctrica Cabo Blanco, S.A.C.	Consolidado	56,682,035	93,338,164	150,020,199	20,519,237	55,399,079	74,101,883	150,020,199	34,090,209	(16,070,109)	18,020,100	14,443,260	11,619,250	(963,955)	10,651,667	(3,098,799)	7,552,869	(1,946,742)	5,606,127
Grupo Distrilima	Consolidado	118,604,818	676,389,640	794,994,458	181,906,415	276,460,468	336,627,575	794,994,458	309,706,464	(208,470,846)	101,235,618	77,325,131	60,722,783	(7,011,517)	53,716,104	(15,893,730)	37,822,374	(11,267,688)	26,554,686
Grupo Endesa Américas	Consolidado	448,467,800	3,531,896,617	3,980,364,417	665,019,307	1,210,941,771	2,104,403,339	3,980,364,417	466,291,973	(168,410,349)	297,881,624	246,721,393	211,440,480	(48,091,320)	188,952,328	(55,731,434)	133,220,894	172,139,710	305,360,604
Grupo Enel Brasil	Consolidado	959,296,766	2,334,635,926	3,293,932,692	717,317,258	900,875,904	1,675,739,530	3,293,932,692	823,895,693	(479,079,557)	344,816,135	199,998,809	132,558,865	(39,178,818)	93,380,047	(14,484,172)	78,895,875	214,828,485	293,724,360
Grupo Generandes Perú	Consolidado	157,004,787	783,731,493	940,736,280	129,378,894	200,084,230	611,273,156	940,736,280	207,842,323	(88,899,781)	118,942,542	98,297,180	76,584,382	(3,802,672)	75,913,093	(21,346,161)	54,566,932	(8,807,887)	45,759,045
Grupo Endesa Argentina	Consolidado	86,329,168	347,382,582	433,711,750	178,548,708	98,485,656	156,677,386	433,711,750	61,177,749	(4,053,074)	57,124,675	30,572,821	20,770,584	9,867,867	31,252,833	(9,792,620)	21,460,214	(34,071,251)	(12,611,037)

The accompanying notes are an integral part of these interim consolidated financial statements

	12-31-2015
	Financial Statements	Current Assets	Non- Current Assets	Total Assets	Current Liabilities	Non- Current Liabilities	Equity	Total Liabilities and Equity	Revenue	Raw Materials and Consumables Used	Con tribution Margin	Gross Operating Income	Operating Income	Financial Results	Income Before Taxes	Income Taxes	Profit (Loss)	Other Comp rehensive Income	Total Comp rehensive Income
		ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Continuing Operations:
Inversiones Distrilima S.A.	Separado	18,246,316	50,156,404	68,402,720	325,792	—	68,076,928	68,402,720	—	—	—	(5,028)	(5,028)	959,095	21,003,199	(266,930)	20,736,269	1,311,144	22,047,413
Empresa de Distribución Eléctrica de Lima Norte S.A.A.	Separado	98,125,347	675,858,105	773,983,452	192,215,161	269,823,997	311,944,294	773,983,452	562,046,426	(379,015,102)	183,031,324	138,377,938	107,705,092	(16,772,560)	91,535,126	(27,924,718)	63,610,408	6,877,338	70,487,746
Endesa Argentina S.A.	Separado	1,814,204	32,328,045	34,142,249	616,318	—	33,525,931	34,142,249	—	—	—	(64,074)	(64,074)	1,023,419	959,344	(336,372)	622,972	(10,352,540)	(9,729,568)
Central Costanera S.A.	Separado	27,559,412	142,918,106	170,477,518	102,001,988	53,611,202	14,864,328	170,477,518	100,856,664	(4,598,130)	96,258,534	41,604,328	20,372,179	(24,944,190)	(4,012,455)	3,013,645	(998,809)	(4,729,767)	(5,728,576)
Hidroeléctrica El Chocón S.A.	Separado	44,240,854	240,460,115	284,700,969	71,433,902	63,908,193	149,358,874	284,700,969	40,004,655	(4,574,336)	35,430,318	28,820,101	27,009,175	141,308,348	169,850,815	(59,047,935)	110,802,880	(44,667,506)	66,135,374
Emgesa S.A. E.S.P.	Separado	172,918,511	1,803,546,987	1,976,465,498	349,736,334	831,187,906	795,541,258	1,976,465,498	778,768,426	(321,664,855)	457,103,571	412,046,148	372,828,429	(39,872,136)	332,845,961	(120,949,697)	211,896,264	(91,252,276)	120,643,988
Generandes Perú S.A.	Separado	1,945,582	225,170,087	227,115,669	1,364,513	—	225,751,156	227,115,669	—	—	—	(32,396)	(32,396)	172,406	42,094,142	(50,002)	42,044,140	4,890,902	46,935,042
Edegel S.A.A.	Separado	111,421,412	723,995,979	835,417,391	117,775,269	188,814,672	528,827,450	835,417,391	343,761,564	(143,234,611)	200,526,954	164,344,988	116,593,374	(9,260,148)	122,550,483	(31,389,446)	91,161,037	4,059,334	95,220,371
Chinango S.A.C.	Separado	7,647,526	112,688,111	120,335,637	8,369,365	40,621,719	71,344,553	120,335,637	39,114,967	(8,235,270)	30,879,697	26,280,972	23,095,212	(1,057,861)	22,037,351	(6,827,262)	15,210,089	(708,295)	14,501,794
Enel Brasil S.A.	Separado	110,127,302	736,398,772	846,526,074	51,310,987	15,859,063	779,356,024	846,526,074	—	—	—	(21,299,668)	(21,417,232)	26,840,323	122,982,000	(8,959,080)	114,022,920	(194,845,796)	(80,822,876)
Central Generadora Termoeléctrica Fortaleza S.A.	Separado	36,820,903	114,401,115	151,222,018	35,746,585	638,562	114,836,871	151,222,018	159,051,928	(111,228,593)	47,823,335	40,544,633	34,866,986	3,245,644	38,112,630	(13,299,903)	24,812,727	(26,130,490)	(1,317,763)
Centrais Elétricas Cachoeira Dourada S.A.	Separado	43,483,356	77,906,552	121,389,908	33,306,336	3,370,881	84,712,691	121,389,908	91,563,206	(17,395,858)	74,167,348	66,975,312	61,972,753	3,514,857	65,487,610	(22,519,731)	42,967,879	(13,348,590)	29,619,289
Compañía de Interconexión Energética S.A.	Separado	29,310,056	185,030,817	214,340,873	57,239,098	30,170,820	126,930,955	214,340,873	55,533,872	(3,125,790)	52,408,082	45,152,292	34,319,511	15,559,865	49,879,376	(17,387,165)	32,492,212	(27,600,284)	4,891,928
Compañía de Transmisión del Mercosur S.A.	Separado	13,944,906	934,689	14,879,595	10,880,864	17,896,009	(13,897,278)	14,879,595	1,644,146	—	1,644,146	922,095	770,315	(17,579,292)	(16,801,955)	(998,283)	(17,800,238)	4,199,017	(13,601,221)
Compañía Energética Do Ceará S.A.	Separado	267,538,669	569,364,164	836,902,833	219,528,371	223,842,286	393,532,176	836,902,833	810,184,252	(581,689,470)	228,494,783	136,443,771	100,911,453	(12,650,857)	85,012,938	(12,997,078)	72,015,860	(97,029,555)	(25,013,695)
EN-Brasil Comercio e Servicios S.A.	Separado	2,673,792	1,448,487	4,122,279	3,234,058	—	888,221	4,122,279	5,603,633	(3,041,559)	2,562,075	(614,126)	(782,696)	136,846	(645,850)	(735,808)	(1,381,657)	(163,062)	(1,544,719)
Ampla Energía E Servicios S.A.	Separado	385,803,702	1,016,536,280	1,402,339,982	333,276,269	608,907,379	460,156,334	1,402,339,982	1,026,680,070	(804,701,402)	221,978,668	93,688,470	26,422,575	(35,938,130)	(13,026,593)	2,147,615	(10,878,978)	(139,016,506)	(149,895,484)
Compañía Distribuidora y Comercializadora de Energía S.A.	Separado	207,553,184	841,585,897	1,049,139,081	247,749,853	281,940,697	519,448,531	1,049,139,081	884,467,266	(500,570,712)	383,896,554	295,143,439	235,587,544	(27,459,741)	207,999,316	(84,883,205)	123,116,111	(61,679,252)	61,436,859
Inversora Codensa S.A.	Separado	491	63	554	3	—	551	554	—	—	—	(189)	(189)	—	(189)	(8)	(198)	(91)	(289)
Empresa Distribuidora Sur S.A.	Separado	191,441,460	443,412,232	634,853,692	431,630,045	174,966,573	28,257,074	634,853,692	607,344,916	(157,387,237)	449,957,679	119,294,227	103,775,386	(3,942,519)	99,980,518	(463,471)	99,517,047	(8,266,492)	91,250,555
Generalima, S.A.C.	Separado	5,697,317	50,472,490	56,169,807	20,328,170	8,150,819	27,690,818	56,169,807	—	—	—	(375,459)	(376,682)	(2,233,357)	(412,473)	(285,187)	(697,659)	727,779	30,120
Endesa Cemsa, S.A.	Separado	22,954,619	91,195	23,045,814	21,098,368	—	1,947,446	23,045,814	2,269,586	(1,017,940)	1,251,646	(1,206,493)	(1,255,814)	897,816	(357,998)	(1,466,245)	(1,824,243)	(626,380)	(2,450,623)
Grupo Dock Sud, S.A.	Consolidado	46,722,732	126,188,103	172,910,835	25,736,485	67,304,445	79,869,905	172,910,835	69,962,810	(43,265,695)	26,697,115	14,806,741	3,309,477	53,770,197	57,229,446	(18,102,752)	39,126,694	(24,156,874)	14,969,820
Eléctrica Cabo Blanco, S.A.C.	Consolidado	54,357,844	81,815,037	136,172,881	19,831,659	47,845,465	68,495,757	136,172,881	58,092,640	(26,124,119)	31,968,521	23,168,206	17,663,200	(5,755,667)	12,013,784	(4,166,389)	7,847,394	720,031	8,567,425
Grupo Distrilima	Consolidado	116,371,663	675,858,105	792,229,768	192,540,953	269,823,997	329,864,818	792,229,768	562,046,426	(379,015,102)	183,031,324	138,372,910	107,700,064	(15,813,466)	92,489,193	(28,191,648)	64,297,545	7,349,620	71,647,165
Grupo Enel Brasil	Consolidado	796,102,019	1,994,170,372	2,790,272,391	653,756,270	725,006,817	1,411,509,304	2,790,272,391	2,016,488,833	(1,385,921,254)	630,567,580	363,360,618	238,408,123	(36,592,248)	195,064,201	(76,715,148)	118,349,053	(370,529,946)	(252,180,893)
Grupo Generandes Perú	Consolidado	120,047,319	808,405,916	928,453,235	126,541,945	229,436,392	572,474,898	928,453,235	382,452,709	(151,046,058)	231,406,651	190,593,564	139,656,190	(10,145,603)	133,321,519	(38,266,710)	95,054,809	(9,131,696)	85,923,113
Grupo Endesa Argentina	Consolidado	73,348,681	385,562,798	458,911,479	173,663,474	115,955,351	169,292,654	458,911,479	140,398,933	(9,172,466)	131,226,467	70,334,513	47,291,438	117,190,764	165,754,140	(56,407,124)	109,347,016	(50,970,094)	58,376,922
Discontinued Operations:
Chilectra S.A.	Consolidado	764,264,413	766,740,395	1,531,004,808	363,516,173	54,831,044	1,112,657,591	1,531,004,808	1,257,732,164	(983,732,902)	273,999,262	185,114,892	149,293,693	12,669,568	176,628,861	(36,956,051)	188,750,734	(111,222,756)	77,527,978
Grupo Servicios Informaticos e Inmobiliarios Ltda.	Consolidado	54,816,036	11,561,339	66,377,375	5,586,878	1,305,133	59,485,364	66,377,375	8,660,778	—	8,660,778	(397,888)	(511,775)	2,260,216	6,041,979	(765,180)	5,276,799	(76,578)	5,200,221
Empresa Nacional de Electricidad S.A.	Separado	563,422,232	3,601,559,005	4,164,981,237	807,918,132	1,027,287,096	2,329,776,009	4,164,981,237	1,407,824,978	(1,061,507,980)	346,316,998	225,230,207	143,639,730	(126,334,330)	246,255,963	(32,834,204)	213,421,760	(92,076,119)	121,345,641
Empresa Eléctrica Pehuenche S.A.	Separado	63,745,589	201,366,300	265,111,889	64,820,897	51,972,920	148,318,072	265,111,889	193,189,705	(28,569,912)	164,619,793	159,244,283	150,615,199	2,049,116	152,664,315	(34,647,895)	118,016,421	33,526	118,049,947
Compañía Eléctrica Tarapacá S.A.	Separado	82,875,363	509,275,829	592,151,192	115,138,485	44,379,433	432,633,274	592,151,192	230,852,534	(139,555,849)	91,296,685	73,665,446	64,306,244	24,323,943	88,341,669	(18,079,279)	70,262,390	(624)	70,261,766
Grupo Endesa Chile	Consolidado	4,412,561,440	2,866,208,895	7,278,770,335	2,527,875,495	1,207,004,760	3,543,890,080	7,278,770,335	1,543,810,316	(880,891,223)	662,919,093	516,860,724	401,818,817	(114,252,182)	300,487,081	(76,655,819)	635,020,813	(347,578,686)	287,442,127
Grupo Inversiones GasAtacama Holding Ltda.	Consolidado	245,456,212	207,236,190	452,692,402	24,048,629	49,959,438	378,684,335	452,692,402	183,015,183	(110,330,364)	72,684,819	57,943,644	46,360,426	10,304,578	56,660,371	(10,444,811)	46,215,560	(3,059,806)	43,155,754

The accompanying notes are an integral part of these interim consolidated financial statements

37.	SUBSEQUENT EVENTS

There are no subsequent events that have occurred between July 1, 2016 and the issuance date of these financial statements, except for, the matter related to Edesur S.A. discussed in Note 32.5.

The accompanying notes are an integral part of these interim consolidated financial statements

APPENDIX 1 ENERSIS AMÉRICAS GROUP ENTITIES:

This appendix is part of Note 2.4, “Subsidiaries.”

It presents the Group’s percentage of control in each company.

Taxpayer ID No. (RUT)	Company	Functional currency	% Ownership as of 06/30/2016 (Unaudited)			% Ownership as of 12/31/2015			Type of Relationship	Country	Activity
	( In alphabetical order)		Direct	Indirect	Total	Direct	Indirect	Total
Foreign	Ampla Energía E Serviços S.A.	Real	13.68%	85.95%	99.63%	13.68%	85.95%	99.63%	Subsidiary	Brazil	Electric energy production, transportation and distribution
Foreign	Centrais Elétricas Cachoeira Dourada S.A.	Real	0.00%	99.61%	99.61%	0.00%	99.61%	99.61%	Subsidiary	Brazil	Generation and sale of electricity
Foreign	Central Dock Sud, S.A.	Argentine peso	0.00%	69.99%	69.99%	0.00%	69.99%	69.99%	Subsidiary	Argentina	Electric energy generation, transmission and distribution
Foreign	Central Generadora Termoeléctrica Fortaleza S.A.	Real	0.00%	100.00%	100.00%	0.00%	100.00%	100.00%	Subsidiary	Brazil	Development of a thermoelectric project
Foreign	Chinango S.A.C.	Soles	0.00%	80.00%	80.00%	0.00%	80.00%	80.00%	Subsidiary	Peru	Electric energy generation, sales and distribution
Foreign	Compañía de Interconexión Energética S.A.	Real	0.00%	100.00%	100.00%	0.00%	100.00%	100.00%	Subsidiary	Brazil	Electric energy production, transportation and distribution
Foreign	Compañía de Transmisión del Mercosur S.A.	Argentine peso	0.00%	99.99%	99.99%	0.00%	99.99%	99.99%	Subsidiary	Argentina	Electric energy production, transportation and distribution
Foreign	Compañía Distribuidora y Comercializadora de Energía S.A. (2)	Colombian peso	21.14%	36.01%	57.15%	21.14%	36.01%	57.15%	Subsidiary	Colombia	Electric energy distribution and sales
Foreign	Compañía Energética Do Ceará S.A.	Real	15.18%	58.87%	74.05%	15.18%	58.87%	74.05%	Subsidiary	Brazil	Complete electric energy cycle
Foreign	Distrilec Inversora S.A.	Argentine peso	27.19%	24.31%	51.50%	27.19%	24.31%	51.50%	Subsidiary	Argentina	Portfolio company
Foreign	Edegel S.A.A	Soles	0.00%	83.60%	83.60%	0.00%	83.60%	83.60%	Subsidiary	Peru	Electric energy generation, sales and distribution
Foreign	Electrica Cabo Blanco, S.A.C.	Soles	80.00%	20.00%	100.00%	80.00%	20.00%	100.00%	Subsidiary	Peru	Portfolio company
Foreign	Emgesa S.A. E.S.P. (2)	Colombian peso	21.60%	34.83%	56.43%	21.60%	34.83%	56.43%	Subsidiary	Colombia	Electric energy generation
Foreign	Emgesa Panama S.A. (2)	U.S. dollar	0.00%	56.43%	56.43%	0.00%	56.43%	56.43%	Subsidiary	Panama	Purchase/sale of electric energy
Foreign	Empresa de Distribución Eléctrica de Lima Norte S.A.A	Soles	24.00%	51.68%	75.68%	24.00%	51.68%	75.68%	Subsidiary	Peru	Electric energy distribution and sales
Foreign	Empresa Distribuidora Sur S.A.	Argentine peso	16.02%	83.43%	99.45%	16.02%	83.43%	99.45%	Subsidiary	Argentina	Electric energy distribution and sales
Foreign	Empresa Eléctrica de Piura, S.A.	Soles	0.00%	96.50%	96.50%	0.00%	96.50%	96.50%	Subsidiary	Peru	Electric energy production (thermal and natural gas)
Foreign	Endesa Argentina S.A.	Argentine peso	0.00%	100.00%	100.00%	0.00%	100.00%	100.00%	Subsidiary	Argentina	Portfolio company
Foreign	Enel Brasil S.A.	Real	50.09%	49.91%	100.00%	50.09%	49.91%	100.00%	Subsidiary	Brazil	Portfolio company
Foreign	Endesa Cemsa S.A.	Argentine peso	55.00%	45.00%	100.00%	55.00%	45.00%	100.00%	Subsidiary	Argentina	Wholesale purchase and sale of electric energy
Foreign	Central Costanera S.A.	Argentine peso	0.00%	75.68%	75.68%	0.00%	75.68%	75.68%	Subsidiary	Argentina	Electric energy generation and sales
Foreign	En-Brasil Comercio e Servicios S.A.	Real	0.00%	100.00%	100.00%	0.00%	100.00%	100.00%	Subsidiary	Brazil	Services in general for the electricity and other sectors
Foreign	Eólica Fazenda Nova-Geracao e Comercializacao de Energia S.A.	Real	0.00%	99.95%	99.95%	0.00%	99.95%	99.95%	Subsidiary	Brazil	Energy generation, transmission, distribution and sales
Foreign	Generalima, S.A.C.	Soles	100.00%	0.00%	100.00%	100.00%	0.00%	100.00%	Subsidiary	Peru	Portfolio company
Foreign	Generandes Perú S.A. (1)	Soles	39.00%	61.00%	100.00%	39.00%	61.00%	100.00%	Subsidiary	Peru	Portfolio company
Foreign	Hidroeléctrica El Chocón S.A.	Argentine peso	0.00%	67.67%	67.67%	0.00%	67.67%	67.67%	Subsidiary	Argentina	Electric energy production and sales
Foreign	Hidroinvest S.A.	Argentine peso	0.00%	96.09%	96.09%	0.00%	96.09%	96.09%	Subsidiary	Argentina	Portfolio company
Foreign	Ingendesa do Brasil Ltda.	Real	0.00%	100.00%	100.00%	0.00%	100.00%	100.00%	Subsidiary	Brazil	Project engineering consulting
Foreign	Inversiones Distrilima S.A.	Soles	34.99%	50.21%	85.20%	34.99%	50.21%	85.20%	Subsidiary	Peru	Portfolio company
Foreign	Inversora Dock Sud, S.A.	Argentine peso	57.14%	0.00%	57.14%	57.14%	0.00%	57.14%	Subsidiary	Argentina	Portfolio company
Foreign	Inversora Codensa S.A.S.	Colombian peso	0.00%	100.00%	100.00%	0.00%	100.00%	100.00%	Subsidiary	Colombia	Investment in domestic public energy services
Foreign	Sociedad Portuaria Central Cartagena S.A.	Colombian peso	0.00%	100.00%	100.00%	0.00%	100.00%	100.00%	Subsidiary	Colombia	Investment, construction and maintenance of public or private wharves and ports
Foreign	Southern Cone Power Argentina S.A. (3)	Argentine peso	0.00%	100.00%	100.00%	0.00%	100.00%	100.00%	Subsidiary	Argentina	Portfolio company
Foreign	Transportadora de Energía S.A.	Argentine peso	0.00%	100.00%	100.00%	0.00%	100.00%	100.00%	Subsidiary	Argentina	Electric energy production, transportation and distribution

(1)	On September 3, 2014, Enersis Américas acquired 100% ownership interest of Inkia Holdings (Acter) Limited, Southern Cone Power Ltd., Latin American Holding I Ltd., Latin American Holding II Ltd. and Southern Cone Power Peru S.A.A.. On December 31, 2014, Inkia Holdings was merged with Generandes Peru S.A., with the latter absorbing entities of Inkia Group.
(2)	See Note 2.4.2.
(3)	In May 2016, this company was merged by Endesa Argentina as the continuing entity (Unaudited).

The accompanying notes are an integral part of these interim consolidated financial statements

APPENDIX 2 CHANGES IN THE SCOPE OF CONSOLIDATION:

This appendix is part of Note 2.4.1 “Changes in the scope of consolidation”.

Incorporation into the scope of consolidation:

There were no incorporations into the scope of consolidation as of June 30, 2016 and December 31, 2015.

Companies eliminated from the scope of consolidation:

Company	Ownership%				Ownership%
	as of June 30, 2016 (*) (Unaudited)				as of December 31, 2015
	Direct	Indirect	Total	Consolidation Method	Direct	Indirect	Total	Consolidation Method
Central Eólica Canela S.A.	—	—	—	Full integration	0.00%	75.00%	75.00%	Full integration
Centrales Hidroeléctricas De Aysén S.A.	—	—	—	Full integration	0.00%	51.00%	51.00%	Full integration
Chilectra Inversud S.A.	—	—	—	Full integration	0.00%	100.00%	100.00%	Full integration
Chilectra S.A.	—	—	—	Full integration	99.08%	0.01%	99.09%	Full integration
Compañía Eléctrica Tarapacá S.A.	—	—	—	Full integration	3.78%	96.21%	99.99%	Full integration
Empresa Eléctrica de Colina Ltda.	—	—	—	Full integration	0.00%	100.00%	100.00%	Full integration
Empresa Eléctrica Pehuenche S.A.	—	—	—	Full integration	0.00%	92.65%	92.65%	Full integration
Empresa Nacional de Electricidad S.A	—	—	—	Full integration	59.98%	0.00%	59.98%	Full integration
Inversiones GasAtacama Holding Ltda. (1)	—	—	—	Full integration	0.00%	100.00%	100.00%	Full integration
GasAtacama S.A.	—	—	—	Full integration	0.00%	100.00%	100.00%	Full integration
GasAtacama Chile S.A.	—	—	—	Full integration	0.00%	100.00%	100.00%	Full integration
Gasoducto TalTal S.A.	—	—	—	Full integration	0.00%	100.00%	100.00%	Full integration
Gasoducto Atacama Argentina S.A.	—	—	—	Full integration	0.00%	100.00%	100.00%	Full integration
GNL Norte S.A.	—	—	—	Full integration	0.00%	100.00%	100.00%	Full integration
Servicios Informáticos e Inmobiliarios Ltda. (4)	—	—	—	Full integration	99.00%	1.00%	100.00%	Full integration
Inmobiliaria Manso de Velasco Ltda. (4)	—	—	—	Full integration	99.99%	0.00%	99.99%	Full integration
Luz Andes Ltda.	—	—	—	Full integration	0.00%	100.00%	100.00%	Full integration
Progas S.A.	—	—	—	Full integration	0.00%	100.00%	100.00%	Full integration
Sociedad Agrícola de Cameros Ltda.	—	—	—	Full integration	0.00%	57.50%	57.50%	Full integration
Sociedad Concesionaria Túnel El Melón S.A. (6)	—	—	—	Full integration	0.00%	100.00%	100.00%	Full integration
Transmisora Eléctrica de Quillota Ltda.	—	—	—	Full integration	0.00%	50.00%	50.00%	Full integration
Electrogas S.A.	—	—	—	Equity method	0.00%	42.50%	42.50%	Equity method
GNL Chile S.A.	—	—	—	Equity method	0.00%	33.33%	33.33%	Equity method
GNL Quintero S.A.	—	—	—	Equity method	0.00%	20.00%	20.00%	Equity method
Aysén Transmisión S.A.	—	—	—	Equity method	0.00%	51.00%	51.00%	Equity method
Aysén Energía S.A.	—	—	—	Equity method	0.00%	51.00%	51.00%	Equity method

(*)	Beginning on March 1, 2016, all these companies are no longer within the scope of consolidation of Enersis Américas.

The accompanying notes are an integral part of these interim consolidated financial statements

APPENDIX 3 ASSOCIATED COMPANIES AND JOINT VENTURES:

This appendix is part of Note 3.h, “Investments accounted for using the equity method”.

Taxpayer ID No. (RUT)	Company (In alphabetical order)	Functional Currency	Ownership% as of 06/30/2016 (Unaudited)			Ownership% as of 12/31/2015			Type of Relationship	Country	Activity
			Direct	Indirect	Total	Direct	Indirect	Total
Foreign	Sacme S.A.	U.S. dollar	0.00%	50.00%	50.00%	0.00%	50.00%	50.00%	Associate	Argentina	Supervision and Control of the Electric System
Foreign	Yacylec S.A.	Argentine peso	22.22%	0.00%	22.22%	22.22%	0.00%	22.22%	Associate	Argentina	Electricity transportation
Foreign	Distribuidora Eléctrica de Cundinamarca S.A.	Peso Colombiano	0.00%	49.00%	49.00%	0.00%	49.00%	49.00%	Joint venture	Colombia	Distribution and sale of electric energy
Foreign	Empresa de Energía de Cundinamarca S.A.	Peso Colombiano	0.00%	49.00%	49.00%	0.00%	49.00%	49.00%	Joint venture	Colombia	Distribution and sale of electric energy
Foreign	Central Termica Manuel Belgrano	Argentina	0.00%	25.60%	25.60%	0.00%	25.60%	25.60%	Associate	Argentina	Generation and sale of electric energy
Foreign	Central Térmica San Martin	Argentina	0.00%	25.60%	25.60%	0.00%	25.60%	25.60%	Associate	Argentina	Generation and sale of electric energy
Foreign	Central Vuelta Obligada S.A.	Argentina	0.00%	40.90%	40.90%	0.00%	40.90%	40.90%	Associate	Argentina	Generation and sale of electric energy

The accompanying notes are an integral part of these interim consolidated financial statements

APPENDIX 4 ADDITIONAL INFORMATION ON FINANCIAL DEBT:

This appendix is part of Note 17, “Other financial liabilities.” The following tables present the contractual undiscounted cash flows by type of financial debt:

a) Bank borrowings

a. Summary of bank borrowings by currency and maturity

Country	Currency	Nominal Interest Rate	Current			Non-Current						Current			Non-Current
			Maturity		Total Current as of 06/30/2016 (Unaudited)	Maturity					Total Non-Current as of 06/30/2016 (Unaudited)	Maturity		Total Current as of 12/31/2015	Maturity					Total Non-Current as of 12/31/2015
			One to three months	Three to twelve months		One to two years	Two to three years	Three to four years	Four to five years	More than five years		One to three months	Three to twelve months		One to two years	Two to three years	Three to four years	Four to five years	More than five years
			ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Chile	Ch$	6.67%	1	—	1	—	—	—	—	—	—		—	—	—	—	—	—	—	—
Peru	US$	2.17%	1,083,404	17,748,026	18,831,430	19,457,873	846,739	—	—	—	20,304,612	26,707,131	3,241,137	29,948,268	4,229,306	19,295,795	299,648	—	—	23,824,749
Peru	Soles	5.62%	480,346	3,396,265	3,876,611	33,667,984	—	—	—	—	33,667,984	12,864,568	1,001,767	13,866,335	3,285,202	23,309,058	—	—	—	26,594,260
Argentina	US$	40.18%	—	—	—	—	—	—	—	—	—	3,901,216	—	3,901,216	—	—	—	—	—	—
Argentina	Arg $	41.52%	1,671,432	1,479,358	3,150,790	93,996	—	—	—	—	93,996	2,290,653	6,194,569	8,485,222	1,162,844	—	—	—	—	1,162,844
Colombia	Soles	5.65%	603,041	42,947,052	43,550,093	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Colombia	CP	8.19%	4,280,932	77,944,730	82,225,662	21,247,268	83,355,372	32,584,308	11,733,805	25,975,704	174,896,457	35,832,030	84,128,905	119,960,935	43,831,876	12,832,869	12,194,900	11,556,930	30,842,974	111,259,549
Brazil	US$	2.81%	534,412	1,603,236	2,137,648	2,137,649	75,702,398	81,390	81,390	2,070,043	80,072,870	—	—	—	—	—	—	—	—	—
Brazil	Real	11.94%	20,203,420	82,858,349	103,061,769	94,313,892	76,815,036	55,938,606	20,252,013	13,169,333	260,488,880	12,842,515	24,480,763	37,323,278	42,171,314	37,904,161	33,637,009	—	—	113,712,484
			28,856,988	227,977,016	256,834,004	170,918,662	236,719,545	88,604,304	32,067,208	41,215,080	569,524,799	94,438,113	119,047,141	213,485,254	94,680,542	93,341,883	46,131,557	11,556,930	30,842,974	276,553,886

The accompanying notes are an integral part of these interim consolidated financial statements

b. Identification of bank borrowings by company

Tax ID Number	Company	Country	Tax ID Number	Financial Institution	Country	Currency	Effective Interest Rate	Nominal Interest Rate	As of June 30, 2016 (Unaudited)
									Current			Non-Current
									Less than 90 days	More than 90 days	Total Current	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total Non- Current
									ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Foreign	Ampla Energía S.A.	Brazil	Foreign	Banco do Brasil	Brazil	Real	13.58%	13.71%	—	—	—	—	—	—	—	—	—
Foreign	Ampla Energía S.A.	Brazil	Foreign	Citibank	Brazil	US$	14.68%	3.35%	205,748	617,244	822,992	822,992	25,009,033	—	—	—	25,832,025
Foreign	Ampla Energía S.A.	Brazil	Foreign	Banco Santander	Brazil	US$	13.51%	2.48%	308,317	924,950	1,233,267	1,233,267	50,611,975	—	—	—	51,845,242
Foreign	Ampla Energía S.A.	Brazil	Foreign	Bndes	Brazil	Real	0.00%	10.88%	11,416,169	32,960,119	44,376,288	40,940,584	29,842,711	27,262,984	15,372,072	9,680,903	123,099,254
Foreign	Chinango S.A.C.	Peru	Foreign	Banco de Credito del Perú	Peru	US$	2.37%	2.39%	293,434	873,615	1,167,049	17,457,791	—	—	—	—	17,457,791
Foreign	Chinango S.A.C.	Peru	Foreign	Bank Of Nova Scotia	Peru	US$	3.41%	3.44%	434,243	1,281,358	1,715,601	836,429	—	—	—	—	836,429
Foreign	Chinango S.A.C.	Peru	Foreign	Bank Of Nova Scotia	Peru	US$	3.52%	3.55%	304,533	898,740	1,203,273	1,163,653	846,739	—	—	—	2,010,392
Foreign	Cien S.A.	Brazil	Foreign	Bndes	Brazil	Real	10.10%	9.71%	376,432	1,089,575	1,466,007	1,360,086	1,254,165	1,148,244	—	—	3,762,495
Foreign	Codensa	Colombia	Foreign	Bank of Tokio-Mitsubishi UFJ	Colombia	CP	8.49%	8.77%	1,802,570	5,407,711	7,210,281	7,210,282	70,086,113	20,082,777	—	—	97,379,172
Foreign	Coelce S.A.	Brazil	Foreign	Banco Itaú Brasil	Brazil	Real	14.93%	15.15%	1,172,886	13,447,554	14,620,440	13,056,592	11,492,745	—	—	—	24,549,337
Foreign	Coelce S.A.	Brazil	Foreign	Banco do Nordeste	Brazil	Real	14.32%	14.47%	2,239,615	20,892,192	23,131,807	20,892,192	18,652,577	16,412,961	—	—	55,957,730
Foreign	Coelce S.A.	Brazil	Foreign	Banco do Nordeste	Brazil	Real	7.65%	7.69%	1,320,694	3,835,601	5,156,295	4,819,011	3,392,916	—	—	—	8,211,927
Foreign	Coelce S.A.	Brazil	Foreign	Banco Santander	Brazil	Real	13.80%	15.76%	—	—	—	—	—	—	—	—	—
Foreign	Coelce S.A.	Brazil	Foreign	Bndes	Brazil	Real	4.38%	10.78%	3,677,624	10,633,308	14,310,932	13,245,427	12,179,922	11,114,417	4,879,941	3,488,430	44,908,137
Foreign	Coelce S.A.	Brazil	Foreign	Banco do Brasil	Brazil	US$	13.80%	4.42%	20,347	61,042	81,389	81,390	81,390	81,390	81,390	2,070,043	2,395,603
Foreign	Edegel S.A.A	Peru	Foreign	Bank Nova Scotia	Peru	US$	1.40%	1.40%	51,194	14,694,313	14,745,507	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco de Interbank	Peru	Soles	6.90%	6.82%	34,325	2,058,202	2,092,527	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco de Interbank	Peru	Soles	5.83%	5.83%	61,579	184,736	246,315	4,390,324	—	—	—	—	4,390,324
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Continental	Peru	Soles	5.10%	5.07%	38,297	114,891	153,188	3,159,075	—	—	—	—	3,159,075
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Continental	Peru	Soles	5.10%	5.07%	63,828	191,484	255,312	5,265,124	—	—	—	—	5,265,124
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Continental	Peru	Soles	5.10%	5.07%	61,274	183,822	245,096	5,054,516	—	—	—	—	5,054,516
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Continental	Peru	Soles	5.10%	5.07%	63,827	191,481	255,308	5,265,120	—	—	—	—	5,265,120
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco de Interbank	Peru	Soles	5.17%	5.07%	—	—	—	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Santander	Peru	Soles	6.35%	6.25%	157,216	471,649	628,865	10,533,825	—	—	—	—	10,533,825
Foreign	Edesur S.A.	Argentina	Foreign	Banco Provincia de Buenos Aires	Argentina	Arg $	35.36%	30.67%	—	—	—	—	—	—	—	—	—
Foreign	Edesur S.A.	Argentina	Foreign	Banco Santander Río	Argentina	Arg $	45.20%	37.88%	—	—	—	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	BBVA Colombia	Colombia	CP	8.35%	8.30%	1,060,683	9,856,054	10,916,737	10,351,039	9,785,341	9,219,643	8,653,946	19,159,936	57,169,905
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Bogota	Colombia	CP	8.39%	8.34%	378,805	3,509,171	3,887,976	3,685,947	3,483,918	3,281,888	3,079,859	6,815,768	20,347,380
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	AV VILLAS	Colombia	CP	6.06%	5.93%	—	—	—	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Citibank Colombia	Colombia	CP	5.57%	6.01%	—	—	—	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	BBVA Colombia	Colombia	CP	8.08%	7.48%	522,345	28,088,687	28,611,032	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Bogota	Colombia	CP	6.84%	6.66%	—	—	—	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Crédito del Perú	Colombia	CP	5.87%	5.66%	276,723	19,637,370	19,914,093	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Crédito del Perú	Colombia	CP	5.93%	5.73%	186,156	13,065,949	13,252,105	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Crédito del Perú	Colombia	CP	5.65%	5.52%	140,162	10,243,733	10,383,895	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	The Bank Of Tokyo	Colombia	CP	7.02%	7.00%	516,529	31,083,107	31,599,636	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco Davivienda	Colombia	CP	6.30%	6.15%	—	—	—	—	—	—	—	—	—
Foreign	Endesa Argentina S.A.	Argentina	Foreign	Citibank	Argentina	Arg $	36.74%	34.00%	—	—	—	—	—	—	—	—	—
Foreign	Endesa Costanera S.A.	Argentina	Foreign	Banco Galicia	Argentina	Arg $	46.11%	40.56%	219,535	394,728	614,263	—	—	—	—	—	—
Foreign	Endesa Costanera S.A.	Argentina	Foreign	Banco Itaú Argentina	Argentina	Arg $	49.81%	45.97%	88,145	162,216	250,361	13,824	—	—	—	—	13,824
Foreign	Endesa Costanera S.A.	Argentina	Foreign	Banco Santander Río	Argentina	Arg $	45.12%	44.60%	53,852	99,297	153,149	8,498	—	—	—	—	8,498
Foreign	Endesa Costanera S.A.	Argentina	Foreign	Banco Supervielle	Argentina	Arg $	46.45%	44.49%	84,094	155,084	239,178	13,276	—	—	—	—	13,276
Foreign	Endesa Costanera S.A.	Argentina	Foreign	Citibank	Argentina	Arg $	43.80%	37.00%	266,670	497,224	763,894	43,580	—	—	—	—	43,580
Foreign	Endesa Costanera S.A.	Argentina	Foreign	Credit Suisse International	Argentina	US$	14.84%	13.92%	—	—	—	—	—	—	—	—	—
Foreign	Endesa Costanera S.A.	Argentina	Foreign	ICBC Argentina	Argentina	Arg $	46.11%	40.22%	92,051	170,809	262,860	14,818	—	—	—	—	14,818
94.271.00-3	Enersis Américas S.A.	Chile	97.004.000-5	Banco Santander Chile	Chile	Ch$	6.00%	6.67%	1	—	1	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Deutsche Bank	Argentina	US$	13.50%	12.86%	—	—	—	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Standard Bank	Argentina	US$	13.50%	12.86%	—	—	—	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Itau	Argentina	US$	13.50%	12.86%	—	—	—	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Macro	Argentina	Arg $	43.63%	38.45%	—	—	—	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Santander—Sindicado IV	Argentina	Arg $	52.49%	39.22%	203,726	—	203,726	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Itau- Sindicado IV	Argentina	Arg $	52.49%	39.22%	181,743	—	181,743	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Galicia—Sindicado IV	Argentina	Arg $	52.49%	39.22%	174,415	—	174,415	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Hipotecario—Sindicado IV	Argentina	Arg $	52.49%	39.22%	58,042	—	58,042	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Ciudad -Sindicado IV	Argentina	Arg $	52.49%	39.22%	23,449	—	23,449	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	ICBC—Sindicado IV	Argentina	Arg $	52.49%	39.22%	225,710	—	225,710	—	—	—	—	—	—
				Total					28,856,988	227,977,016	256,834,004	170,918,662	236,719,545	88,604,304	32,067,208	41,215,080	569,524,799

The accompanying notes are an integral part of these interim consolidated financial statements

Tax ID Number	Company	Country	Tax ID Number	Financial Institution	Country	Currency	Effective Interest Rate	Nominal Interest Rate	As of December 31, 2015
									Current			Non-Current
									Less than 90 days	More than 90 days	Total Current	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total Non- Current
									ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Foreign	Ampla Energía S.A.	Brazil	Foreign	Banco do Brasil	Brazil	Real	13.58%	13.71%	816,511	2,449,533	3,266,044	11,051,818	9,963,136	8,874,455	—	—	29,889,409
Foreign	Ampla Energía S.A.	Brazil	Foreign	Citibank	Brazil	US$	14.68%	3.35%	—	—	—	—	—	—	—	—	—
Foreign	Ampla Energía S.A.	Brazil	Foreign	Banco Santander	Brazil	US$	13.51%	2.48%	—	—	—	—	—	—	—	—	—
Foreign	Ampla Energía S.A.	Brazil	Foreign	Bndes	Brazil	Real	0.00%	10.88%	—	—	—	—	—	—	—	—	—
Foreign	Chinango S.A.C.	Peru	Foreign	Banco de Credito del Perú	Peru	US$	2.37%	2.39%	296,974	884,973	1,181,947	1,166,085	18,073,119	—	—	—	19,239,204
Foreign	Chinango S.A.C.	Peru	Foreign	Bank Of Nova Scotia	Peru	US$	3.41%	3.44%	468,030	1,384,969	1,852,999	1,802,011	—	—	—	—	1,802,011
Foreign	Chinango S.A.C.	Peru	Foreign	Bank Of Nova Scotia	Peru	US$	3.52%	3.55%	328,549	971,195	1,299,744	1,261,210	1,222,676	299,648	—	—	2,783,534
Foreign	Cien S.A.	Brazil	Foreign	Bndes	Brazil	Real	10.10%	9.71%	—	—	—	—	—	—	—	—	—
Foreign	Codensa	Colombia	Foreign	Bank of Tokio-Mitsubishi UFJ	Colombia	CP	8.49%	8.77%	—	—	—	—	—	—	—	—	—
Foreign	Coelce S.A.	Brazil	Foreign	Banco Itaú Brasil	Brazil	Real	14.93%	15.15%	980,672	2,942,017	3,922,689	12,030,283	10,722,720	9,415,157	—	—	32,168,160
Foreign	Coelce S.A.	Brazil	Foreign	Banco do Nordeste	Brazil	Real	14.32%	14.47%	1,870,908	19,089,213	20,960,121	19,089,213	17,218,305	15,347,397	—	—	51,654,915
Foreign	Coelce S.A.	Brazil	Foreign	Banco do Nordeste	Brazil	Real	7.65%	7.69%	—	—	—	—	—	—	—	—	—
Foreign	Coelce S.A.	Brazil	Foreign	Banco Santander	Brazil	Real	13.80%	15.76%	9,174,424	—	9,174,424	—	—	—	—	—	—
Foreign	Coelce S.A.	Brazil	Foreign	Bndes	Brazil	Real	4.38%	10.78%	—	—	—	—	—	—	—	—	—
Foreign	Coelce S.A.	Brazil	Foreign	Banco do Brasil	Brazil	US$	13.80%	4.42%	—	—	—	—	—	—	—	—	—
Foreign	Edegel S.A.A	Peru	Foreign	Bank Nova Scotia	Peru	US$	1.40%	1.40%	25,613,578	—	25,613,578	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco de Interbank	Peru	Soles	6.90%	6.82%	35,470	106,410	141,880	2,091,393	—	—	—	—	2,091,393
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco de Interbank	Peru	Soles	5.83%	5.83%	63,633	190,899	254,532	254,532	4,409,519	—	—	—	4,664,051
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Continental	Peru	Soles	5.10%	5.07%	39,574	118,722	158,296	158,296	3,185,312	—	—	—	3,343,608
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Continental	Peru	Soles	5.10%	5.07%	65,973	197,919	263,892	263,892	5,308,880	—	—	—	5,572,772
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Continental	Peru	Soles	5.10%	5.07%	63,317	189,952	253,269	253,269	5,096,497	—	—	—	5,349,766
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Continental	Peru	Soles	5.10%	5.07%	65,955	197,865	263,820	263,820	5,308,850	—	—	—	5,572,670
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco de Interbank	Peru	Soles	5.17%	5.07%	12,530,646	—	12,530,646	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Santander	Peru	Soles	6.35%	6.25%	—	—	—	—	—	—	—	—	—
Foreign	Edesur S.A.	Argentina	Foreign	Banco Provincia de Buenos Aires	Argentina	Arg $	35.36%	30.67%	85,423	—	85,423	—	—	—	—	—	—
Foreign	Edesur S.A.	Argentina	Foreign	Banco Santander Río	Argentina	Arg $	45.20%	37.88%	184,364	277,164	461,528	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	BBVA Colombia	Colombia	CP	8.35%	8.30%	894,845	6,064,899	6,959,744	9,982,170	9,504,920	9,027,670	8,550,419	22,787,755	59,852,934
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Bogota	Colombia	CP	8.39%	8.34%	301,348	2,105,951	2,407,299	3,488,668	3,327,949	3,167,230	3,006,511	8,055,219	21,045,577
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	AV VILLAS	Colombia	CP	6.06%	5.93%	11,145,579	—	11,145,579	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Citibank Colombia	Colombia	CP	5.57%	6.01%	5,233,163	—	5,233,163	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	BBVA Colombia	Colombia	CP	8.08%	7.48%	438,046	28,712,649	29,150,695	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Bogota	Colombia	CP	6.84%	6.66%	13,683,505	—	13,683,505	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Crédito del Perú	Colombia	CP	5.87%	5.66%	295,055	20,873,617	21,168,672	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Crédito del Perú	Colombia	CP	5.93%	5.73%	198,385	13,892,621	14,091,006	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Crédito del Perú	Colombia	CP	5.65%	5.52%	149,881	10,882,356	11,032,237	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	The Bank Of Tokyo	Colombia	CP	7.02%	7.00%	532,271	1,596,812	2,129,083	30,361,038	—	—	—	—	30,361,038
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco Davivienda	Colombia	CP	6.30%	6.15%	2,959,952	—	2,959,952	—	—	—	—	—	—
Foreign	Endesa Argentina S.A.	Argentina	Foreign	Citibank	Argentina	Arg $	36.74%	34.00%	29,771	445,358	475,129	—	—	—	—	—	—
Foreign	Endesa Costanera S.A.	Argentina	Foreign	Banco Galicia	Argentina	Arg $	46.11%	40.56%	214,270	583,114	797,384	276,664	—	—	—	—	276,664
Foreign	Endesa Costanera S.A.	Argentina	Foreign	Banco Itaú Argentina	Argentina	Arg $	49.81%	45.97%	80,256	225,731	305,987	128,627	—	—	—	—	128,627
Foreign	Endesa Costanera S.A.	Argentina	Foreign	Banco Santander Río	Argentina	Arg $	45.12%	44.60%	50,253	140,581	190,834	79,542	—	—	—	—	79,542
Foreign	Endesa Costanera S.A.	Argentina	Foreign	Banco Supervielle	Argentina	Arg $	46.45%	44.49%	81,254	224,941	306,195	125,511	—	—	—	—	125,511
Foreign	Endesa Costanera S.A.	Argentina	Foreign	Citibank	Argentina	Arg $	43.80%	37.00%	263,796	734,081	997,877	412,453	—	—	—	—	412,453
Foreign	Endesa Costanera S.A.	Argentina	Foreign	Credit Suisse International	Argentina	US$	14.84%	13.92%	1,214,284	—	1,214,284	—	—	—	—	—	—
Foreign	Endesa Costanera S.A.	Argentina	Foreign	ICBC Argentina	Argentina	Arg $	46.11%	40.22%	89,832	249,669	339,501	140,047	—	—	—	—	140,047
94.271.00-3	Enersis Américas S.A.	Chile	97.004.000-5	Banco Santander Chile	Chile	Ch$	6.00%	6.67%	64	—	64	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Deutsche Bank	Argentina	US$	13.50%	12.86%	1,339,210	—	1,339,210	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Standard Bank	Argentina	US$	13.50%	12.86%	673,817	—	673,817	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Itau	Argentina	US$	13.50%	12.86%	673,905	—	673,905	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Macro	Argentina	Arg $	43.63%	38.45%	75,083	1,113,612	1,188,695	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Santander—Sindicado IV	Argentina	Arg $	52.49%	39.22%	266,203	516,165	782,368	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Itau- Sindicado IV	Argentina	Arg $	52.49%	39.22%	241,619	464,727	706,346	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Galicia—Sindicado IV	Argentina	Arg $	52.49%	39.22%	228,411	442,424	670,835	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Hipotecario—Sindicado IV	Argentina	Arg $	52.49%	39.22%	73,221	144,361	217,582	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Ciudad -Sindicado IV	Argentina	Arg $	52.49%	39.22%	30,708	59,481	90,189	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	ICBC—Sindicado IV	Argentina	Arg $	52.49%	39.22%	296,189	573,160	869,349	—	—	—	—	—	—
				Total					94,438,177	119,047,141	213,485,318	94,680,542	93,341,883	46,131,557	11,556,930	30,842,974	276,553,886

The accompanying notes are an integral part of these interim consolidated financial statements

b) Secured and unsecured liabilities

a. Summary of secured and unsecured liabilities by currency and maturity

Country	Currency	Nominal Interest Rate	Current			Non-Current						Current			Non-Current
			Maturity		Total Current as of 06/30/2016 (Unaudited)	Maturity					Total Non- Current as of 06/30/2016 (Unaudited)	Maturity		Total Current as of 12/31/2015	Maturity					Total Non- Current as of 12/31/2015
			One to three months	Three to twelve months		One to two years	Two to three years	Three to four years	Four to five years	More than five years		One to three months	Three to twelve months		One to two years	Two to three years	Three to four years	Four to five years	More than five years
			ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Chile	US$	8.10%	3,363,187	168,830,927	172,194,114	41,096	41,096	41,096	41,096	794,450	958,834	3,015,734	186,297,709	189,313,443	39,170	39,170	39,170	39,170	843,993	1,000,673
Chile	U.F.	10.11%	614,974	5,269,111	5,884,085	5,726,091	5,559,012	5,382,327	5,195,483	4,997,874	26,860,787	654,291	5,230,040	5,884,331	5,728,780	5,564,286	5,390,333	5,206,378	7,441,327	29,331,104
Peru	US$	6.68%	13,817,723	1,281,317	15,099,040	8,148,786	6,494,065	830,315	7,158,328	9,484,852	32,116,346	624,775	15,786,095	16,410,870	1,659,369	8,362,538	6,637,571	7,807,914	10,086,341	34,553,733
Peru	Soles	6.42%	6,730,937	24,171,538	30,902,475	27,210,421	37,125,687	29,669,931	55,184,687	161,327,415	310,518,141	13,029,793	18,645,206	31,674,999	33,667,892	12,316,415	55,639,169	36,169,256	166,145,520	303,938,252
Colombia	CP	12.05%	31,766,024	217,941,649	249,707,673	109,383,707	294,304,115	180,469,008	233,087,187	648,650,386	1,465,894,403	55,700,572	67,624,004	123,324,576	206,126,573	182,198,785	143,062,230	109,340,794	709,356,051	1,350,084,433
Brazil	Real	15.76%	11,311,462	124,929,172	136,240,634	118,967,988	86,086,445	20,897,738	—	—	225,952,171	10,784,409	97,033,475	107,817,884	116,967,735	94,643,824	44,934,561	—	—	256,546,120
			67,604,307	542,423,714	610,028,021	269,478,089	429,610,420	237,290,415	300,666,781	825,254,977	2,062,300,682	83,809,574	390,616,529	474,426,103	364,189,519	303,125,018	255,703,034	158,563,512	893,873,232	1,975,454,315

b. Secured and unsecured liabilities by company

Tax ID Number	Company	Country	Tax ID Number	Financial Institution	Country	Currency	Effective Interest Rate	Nominal Interest Rate	As of June 30, 2016 (Unaudited)									As of December 31, 2015
									Current			Non-Current						Current			Non-Current
									Less than 90 days	More than 90 days	Total Current	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total Non- Current	Less than 90 days	More than 90 days	Total Current	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total Non-Current
									ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Foreign	Ampla Energía S.A.	Brazil	Foreign	Bonos 1st Serie 16	Brazil	Real	14.39%	14.84%	—	—	—	—	—	—	—	—	—	369,157	11,002,428	11,371,585	—	—	—	—	—	—
Foreign	Ampla Energía S.A.	Brazil	Foreign	Bonos 1st Serie 17	Brazil	Real	14.21%	14.56%	375,651	11,446,811	11,822,462	—	—	—	—	—	—	635,501	10,359,267	10,994,768	9,723,766	—	—	—	—	9,723,766
Foreign	Ampla Energía S.A.	Brazil	Foreign	Bonos 1st Serie 18	Brazil	Real	14.61%	15.00%	1,161,089	3,483,267	4,644,356	13,545,106	11,996,987	10,448,869	—	—	35,990,962	1,011,209	3,033,627	4,044,836	12,571,319	11,223,040	9,874,762	—	—	33,669,121
Foreign	Ampla Energía S.A.	Brazil	Foreign	Bonos 2nd Serie 26	Brazil	Real	18.22%	17.45%	1,551,797	22,445,899	23,997,696	20,894,102	—	—	—	—	20,894,102	1,632,773	18,770,248	20,403,021	18,225,996	16,048,964	—	—	—	34,274,960
Foreign	Ampla Energía S.A.	Brazil	Foreign	Bonos 2nd Serie 27	Brazil	Real	16.20%	15.73%	3,277,245	37,610,639	40,887,884	36,518,236	32,148,575	—	—	—	68,666,811	2,737,659	8,212,977	10,950,636	32,485,454	28,835,249	25,185,037	—	—	86,505,740
Foreign	Ampla Energía S.A.	Brazil	Foreign	Bonos 2nd Serie 28	Brazil	Real	14.61%	15.00%	1,161,089	3,483,267	4,644,356	13,545,106	11,996,987	10,448,869	—	—	35,990,962	1,011,209	3,033,627	4,044,836	12,571,319	11,223,040	9,874,762	—	—	33,669,121
Foreign	Codensa	Colombia	Foreign	B102	Colombia	CP	13.65%	13.15%	2,924,843	94,791,019	97,715,862	—	—	—	—	—	—	2,285,586	6,856,759	9,142,345	90,513,112	—	—	—	—	90,513,112
Foreign	Codensa	Colombia	Foreign	B103	Colombia	CP	13.92%	13.35%	606,398	1,819,194	2,425,592	2,425,592	19,387,270	—	—	—	21,812,862	475,081	1,425,243	1,900,324	1,900,324	19,928,937	—	—	—	21,829,261
Foreign	Codensa	Colombia	Foreign	B604	Colombia	CP	10.56%	10.17%	—	—	—	—	—	—	—	—	—	33,159,237	—	33,159,237	—	—	—	—	—	—
Foreign	Codensa	Colombia	Foreign	Bonos B12-13	Colombia	CP	13.11%	12.66%	1,389,961	4,169,882	5,559,843	5,559,843	5,559,843	5,559,843	5,559,843	68,479,134	90,718,506	1,060,598	3,181,795	4,242,393	4,242,394	4,242,394	4,242,394	4,242,394	64,429,087	81,398,663
Foreign	Codensa	Colombia	Foreign	Bonos B5-13	Colombia	CP	12.16%	11.80%	1,216,970	3,650,911	4,867,881	4,867,882	43,297,971	—	—	—	48,165,853	907,996	2,723,989	3,631,985	3,631,986	44,267,794	—	—	—	47,899,780
Foreign	Codensa	Colombia	Foreign	Bonos B7-14	Colombia	CP	11.74%	11.23%	1,179,598	3,538,793	4,718,391	4,718,390	4,718,390	4,718,390	4,718,390	43,208,069	62,081,629	881,572	2,644,715	3,526,287	3,526,287	3,526,287	3,526,287	3,526,287	44,335,883	58,441,031
Foreign	Coelce S.A.	Brazil	Foreign	Itaú 1	Brazil	Real	14.32%	14.50%	389,090	10,862,350	11,251,440	—	—	—	—	—	—	325,485	10,211,261	10,536,746	—	—	—	—	—	—
Foreign	Coelce S.A.	Brazil	Foreign	Itaú 2	Brazil	Real	14.94%	15.92%	3,395,501	35,596,939	38,992,440	34,465,438	29,943,896	—	—	—	64,409,334	3,061,416	32,410,040	35,471,456	31,389,881	27,313,531	—	—	—	58,703,412
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	Soles	6.41%	6.33%	79,615	238,845	318,460	318,460	318,460	318,460	318,460	5,349,548	6,623,388	82,046	246,137	328,183	328,182	328,182	328,182	328,182	5,691,198	7,003,926
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	Soles	6.38%	6.19%	77,900	233,701	311,601	311,602	311,602	5,057,055	—	—	5,680,259	82,320	246,959	329,279	329,279	329,279	5,391,004	—	—	6,049,562
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	US$	6.44%	6.56%	108,604	325,813	434,417	434,417	434,417	434,417	434,417	9,484,852	11,222,520	105,486	316,458	421,944	421,944	421,944	421,944	421,944	10,086,341	11,774,117
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	US$	7.93%	8.04%	108,783	326,348	435,131	435,131	5,663,750	—	—	—	6,098,881	105,659	316,978	422,637	422,637	422,637	5,831,097	—	—	6,676,371
Foreign	Edegel S.A.A	Peru	Foreign	Banco Scotiabank	Peru	US$	6.73%	6.89%	6,662,962	—	6,662,962	—	—	—	—	—	—	110,163	7,244,456	7,354,619	—	—	—	—	—	—
Foreign	Edegel S.A.A	Peru	Foreign	Banco Scotiabank	Peru	US$	6.09%	6.20%	6,727,656	—	6,727,656	—	—	—	—	—	—	99,770	7,297,112	7,396,882	—	—	—	—	—	—
Foreign	Edegel S.A.A	Peru	Foreign	Banco Scotiabank	Peru	US$	5.86%	5.98%	98,974	296,923	395,897	395,898	395,898	395,898	6,723,911	—	7,911,605	96,133	288,398	384,531	384,530	384,530	384,530	7,385,970	—	8,539,560
Foreign	Edegel S.A.A	Peru	Foreign	Banco Scotiabank	Peru	US$	6.57%	6.69%	110,744	332,233	442,977	6,883,340	—	—	—	—	6,883,340	107,564	322,693	430,257	430,258	7,133,427	—	—	—	7,563,685
Foreign	Edelnor S.A.A.	Peru	Foreign	AFP Horizonte	Peru	Soles	7.22%	7.33%	3,055,541	—	3,055,541	—	—	—	—	—	—	56,529	3,213,571	3,270,100	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	AFP Integra	Peru	Soles	8.16%	8.00%	—	—	—	—	—	—	—	—	—	3,768,393	—	3,768,393	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	AFP Integra	Peru	Soles	8.00%	7.85%	—	—	—	—	—	—	—	—	—	5,732,006	—	5,732,006	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	AFP Prima	Peru	Soles	7.13%	7.00%	—	—	—	—	—	—	—	—	—	92,940	5,291,865	5,384,805	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	AFP Prima	Peru	Soles	7.44%	7.49%	113,056	339,169	452,225	452,226	452,226	452,226	6,112,676	—	7,469,354	116,196	348,588	464,784	464,783	464,783	464,783	6,548,565	—	7,942,914
Foreign	Edelnor S.A.A.	Peru	Foreign	FCR—Macrofondo	Peru	Soles	5.56%	5.58%	140,312	420,935	561,247	561,246	561,246	561,246	561,246	10,716,963	12,961,947	145,245	435,735	580,980	580,980	580,980	580,980	580,980	11,366,149	13,690,069
Foreign	Edelnor S.A.A.	Peru	Foreign	FCR—Macrofondo	Peru	Soles	7.03%	7.10%	71,436	214,308	285,744	285,744	4,191,554	—	—	—	4,477,298	73,305	219,914	293,219	293,219	293,219	4,183,575	—	—	4,770,013
Foreign	Edelnor S.A.A.	Peru	Foreign	Interseguro Cia de Seguros	Peru	Soles	6.28%	6.35%	127,762	383,287	511,049	511,049	511,049	511,049	511,049	8,475,615	10,519,811	131,143	393,429	524,572	524,572	524,572	524,572	524,572	9,017,708	11,115,996
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	6.06%	6.13%	154,185	462,555	616,740	616,740	616,740	616,740	616,740	16,794,923	19,261,883	158,242	474,727	632,969	632,969	632,969	632,969	632,969	17,624,247	20,156,123
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	6.50%	5.19%	130,537	391,611	522,148	522,148	522,148	522,148	522,148	16,110,392	18,198,984	133,872	401,617	535,489	535,489	535,489	535,489	535,489	16,868,345	19,010,301
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	7.06%	5.01%	100,898	302,695	403,593	403,593	403,593	403,593	403,593	9,832,275	11,446,647	104,498	313,495	417,993	417,994	417,994	417,994	417,994	10,373,415	12,045,391
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	5.00%	7.11%	107,381	6,287,861	6,395,242	—	—	—	—	—	—	110,347	331,041	441,388	6,385,839	—	—	—	—	6,385,839
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	5.13%	6.57%	66,076	198,227	264,303	4,134,997	—	—	—	—	4,134,997	67,781	203,343	271,124	4,407,670	—	—	—	—	4,407,670
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	6.75%	6.77%	170,266	510,797	681,063	681,063	681,063	681,063	10,175,686	—	12,218,875	175,558	526,675	702,233	702,233	702,233	702,233	10,866,005	—	12,972,704
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	7.28%	7.30%	130,403	391,209	521,612	521,612	521,612	521,612	521,612	14,055,506	16,141,954	134,479	403,436	537,915	537,915	537,915	537,915	537,915	14,287,204	16,438,864

The accompanying notes are an integral part of these interim consolidated financial statements

b. Secured and unsecured liabilities by company (continued)

Tax ID Number	Company	Country	Tax ID Number	Financial Institution	Country	Currency	Effective Interest Rate	Nominal Interest Rate	As of June 30, 2016 (Unaudited)									As of December 31, 2015
									Current			Non-Current						Current			Non-Current
									Less than 90 days	More than 90 days	Total Current	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total Non- Current	Less than 90 days	More than 90 days	Total Current	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total Non-Current
									ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	6.50%	6.52%	163,960	491,879	655,839	655,838	655,838	655,838	10,335,442	—	12,302,956	169,060	507,179	676,239	676,238	676,238	676,238	11,017,735	—	13,046,449
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	7.38%	7.40%	223,237	669,712	892,949	892,949	892,949	892,949	892,949	23,906,185	27,477,981	230,147	690,441	920,588	920,588	920,588	920,588	920,588	24,598,494	28,280,846
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	6.78%	6.80%	342,108	1,026,324	1,368,432	1,368,432	1,368,432	1,368,432	21,264,712	—	25,370,008	352,647	1,057,940	1,410,587	1,410,587	1,410,587	1,410,587	1,410,587	21,265,895	26,908,243
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	6.34%	6.36%	192,022	576,066	768,088	768,087	768,087	768,087	768,087	13,610,786	16,683,134	197,979	593,936	791,915	791,915	791,915	791,915	791,915	14,457,206	17,624,866
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	5.84%	5.86%	294,812	884,436	1,179,248	1,179,248	21,303,599	—	—	—	22,482,847	303,907	911,720	1,215,627	1,215,627	1,215,627	21,403,513	—	—	23,834,767
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	6.34%	6.36%	256,029	768,087	1,024,116	1,024,117	1,024,117	1,024,117	1,024,117	19,427,861	23,524,329	263,940	791,820	1,055,760	1,055,760	1,055,760	1,055,760	1,055,760	20,595,659	24,818,699
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	4.81%	4.83%	118,965	356,896	475,861	9,979,898	—	—	—	—	9,979,898	122,692	368,075	490,767	10,557,968	—	—	—	—	10,557,968
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	6.13%	6.14%	216,301	648,902	865,203	865,202	865,202	14,159,146	—	—	15,889,550	224,521	673,563	898,084	898,085	898,085	15,080,872	—	—	16,877,042
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	5.96%	5.99%	109,093	7,506,909	7,616,002	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	Rimac Internacional	Peru	Soles	8.13%	8.21%	289,042	867,127	1,156,169	1,156,170	1,156,170	1,156,170	1,156,170	23,047,361	27,672,041	—	—	—	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos B09-09	Colombia	CP	14.30%	13.47%	1,669,470	5,008,410	6,677,880	6,677,880	50,127,368	—	—	—	56,805,248	1,318,361	3,955,083	5,273,444	5,273,444	52,249,218	—	—	—	57,522,662
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos B10	Colombia	CP	14.17%	13.65%	1,241,029	3,723,088	4,964,117	4,964,117	39,671,991	—	—	—	44,636,108	966,592	2,899,777	3,866,369	3,866,370	3,866,370	36,715,143	—	—	44,447,883
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos B-103	Colombia	CP	13.49%	15.49%	1,495,256	41,112,851	42,608,107	—	—	—	—	—	—	1,116,102	3,348,305	4,464,407	39,054,871	—	—	—	—	39,054,871
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos B12	Colombia	CP	14.51%	13.67%	695,252	2,085,756	2,781,008	2,781,008	2,781,008	2,781,008	2,781,008	20,582,618	31,706,650	551,017	1,653,050	2,204,067	2,204,066	2,204,066	2,204,066	2,204,066	21,473,245	30,289,509
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos B15	Colombia	CP	14.50%	13.95%	439,807	1,319,422	1,759,229	1,759,229	1,759,229	1,759,229	1,759,229	17,299,819	24,336,735	344,557	1,033,670	1,378,227	1,378,226	1,378,226	1,378,226	1,378,226	16,871,733	22,384,637
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos B6-13	Colombia	CP	12.52%	12.07%	1,045,735	3,137,206	4,182,941	4,182,941	4,182,941	35,697,642	—	—	44,063,524	258,219	774,658	1,032,877	1,032,878	1,032,878	11,916,341	—	—	13,982,097
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos B6-14	Colombia	CP	11.62%	11.29%	840,462	2,521,386	3,361,848	3,361,848	3,361,848	32,858,298	—	—	39,581,994	518,847	1,556,541	2,075,388	2,075,389	2,075,389	2,075,389	25,654,089	—	31,880,256
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos exterior	Colombia	CP	10.17%	10.12%	517,214	1,551,642	2,068,856	2,068,857	2,068,857	2,068,857	21,653,116	—	27,859,687	515,898	1,547,693	2,063,591	2,063,591	2,063,591	2,063,591	2,063,591	20,454,156	28,708,520
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos quimbo	Colombia	CP	10.17%	10.12%	3,716,816	11,150,447	14,867,263	14,867,263	14,867,263	14,867,263	155,604,107	—	200,205,896	3,707,356	11,122,068	14,829,424	14,829,424	14,829,424	14,829,424	14,829,424	146,988,109	206,305,805
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos Quimbo B10	Colombia	CP	11.73%	11.33%	1,930,961	5,792,884	7,723,845	7,723,845	7,723,845	7,723,845	7,723,845	79,740,046	110,635,426	1,443,011	4,329,034	5,772,045	5,772,045	5,772,045	5,772,045	5,772,045	79,151,390	102,239,570
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos Quimbo B10-14	Colombia	CP	12.06%	11.70%	1,238,331	3,714,994	4,953,325	4,953,326	4,953,326	4,953,326	4,953,326	56,800,540	76,613,844	921,801	2,765,403	3,687,204	3,687,204	3,687,204	3,687,204	3,687,204	54,611,375	69,360,191
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos Quimbo B12-13	Colombia	CP	13.33%	12.81%	2,640,478	7,921,435	10,561,913	10,561,914	10,561,914	10,561,914	10,561,914	127,361,626	169,609,282	2,046,250	6,138,749	8,184,999	8,184,998	8,184,998	8,184,998	8,184,998	120,690,336	153,430,328
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos Quimbo B15	Colombia	CP	11.86%	11.45%	1,300,746	3,902,237	5,202,983	5,202,982	5,202,982	5,202,982	5,202,982	79,255,570	100,067,498	975,333	2,925,998	3,901,331	3,901,331	3,901,331	3,901,331	3,901,331	72,380,849	87,986,173
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos Quimbo B16-14	Colombia	CP	12.41%	12.01%	1,108,449	3,325,346	4,433,795	4,433,795	4,433,795	4,433,795	4,433,795	76,451,576	94,186,756	832,281	2,496,844	3,329,125	3,329,126	3,329,126	3,329,126	3,329,126	67,969,888	81,286,392
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos Quimbo B6-13	Colombia	CP	12.52%	12.07%	338,957	1,016,872	1,355,829	1,355,829	1,355,829	11,570,782	—	—	14,282,440	796,647	2,389,940	3,186,587	3,186,587	3,186,587	36,763,745	—	—	43,136,919
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos Quimbo B6-14	Colombia	CP	11.62%	11.29%	705,354	2,116,063	2,821,417	2,821,418	2,821,418	27,576,202	—	—	33,219,038	618,230	1,854,690	2,472,920	2,472,920	2,472,920	2,472,920	30,568,013	—	37,986,773
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos Quimbo B3-16	Colombia	CP	11.70%	11.17%	1,490,029	4,470,087	5,960,116	5,960,116	57,331,395	—	—	—	63,291,511	—	—	—	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonos Quimbo B7-16	Colombia	CP	12.99%	12.34%	2,033,908	6,101,724	8,135,632	8,135,632	8,135,632	8,135,632	8,135,632	79,471,388	112,013,916	—	—	—	—	—	—	—	—	—
94.271.000-3	Enersis S.A.	Chile	97.004.000-5	Bonos UF 269	Chile	U.F.	7.02%	10.11%	614,974	5,269,111	5,884,085	5,726,091	5,559,012	5,382,327	5,195,483	4,997,874	26,860,787	654,291	5,230,040	5,884,331	5,728,780	5,564,286	5,390,333	5,206,378	7,441,327	29,331,104
94.271.000-3	Enersis S.A.	Chile	97.036.000-K	Yankee bonos 2016	U.S.A.	US$	7.76%	8.11%	3,352,913	168,800,105	172,153,018	—	—	—	—	—	—	3,005,941	186,268,331	189,274,272	—	—	—	—	—	—
94.271.000-3	Enersis S.A.	Chile	97.036.000-K	Yankee bonos 2026	U.S.A.	US$	7.76%	7.23%	10,274	30,822	41,096	41,096	41,096	41,096	41,096	794,450	958,834	9,793	29,378	39,171	39,170	39,170	39,170	39,170	843,993	1,000,673
				Totales					67,604,307	542,423,714	610,028,021	269,478,089	429,610,420	237,290,415	300,666,781	825,254,977	2,062,300,682	83,809,574	390,616,529	474,426,103	364,189,519	303,125,018	255,703,034	158,563,512	893,873,232	1,975,454,315

The accompanying notes are an integral part of these interim consolidated financial statements

c) Financial lease obligations

Financial lease obligations by company

Tax ID Number	Company	Country	Tax ID Number	Financial Institution	Country	Currency	Nominal Interest Rate	As of June 30, 2016 (Unaudited)
								Current			Non-Current
								Less than 90 days ThCh$	More than 90 days ThCh$	Total Current ThCh$	One to two years ThCh$	Two to three years ThCh$	Three to four years ThCh$	Four to five years ThCh$	More than five years ThCh$	Total Non- Current ThCh$
Foreign	Codensa	Colombia	Foreign	Union Temporal Rentacol	Colombia	CP	11.11%	77,242	220,550	297,792	123,988	—	—	—	—	123,988
Foreign	Codensa	Colombia	Foreign	Mareauto Colombia SAS	Colombia	CP	11.43%	3,550	10,155	13,705	13,532	—	—	—	—	13,532
Foreign	Codensa	Colombia	Foreign	Banco Corpbanca	Colombia	CP	6.82%	6,421	18,686	25,107	24,953	1,549	—	—	—	26,502
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco de Interbank	Peru	Soles	5.29%	—	—	—	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Continental	Peru	Soles	6.09%	45,261	45,264	90,525	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Continental	Peru	Soles	6.09%	79,118	79,122	158,240	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Continental	Peru	Soles	6.10%	74,746	86,484	161,230	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Continental	Peru	Soles	6.09%	66,136	88,201	154,337	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Continental	Peru	Soles	6.88%	292,488	873,597	1,166,085	1,153,152	—	—	—	—	1,153,152
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Santander Perú	Peru	Soles	6.02%	165,559	495,501	661,060	493,681	—	—	—	—	493,681
Foreign	EE Piura	Peru	Foreign	Banco de Crédito	Peru	US$	5.82%	1,775,037	5,210,543	6,985,580	6,680,068	6,374,556	16,889,046	—	—	29,943,670
Foreign	EE Piura	Peru	Foreign	Banco Scotiabank	Peru	US$	3.81%	135,387	1,116,898	1,252,285	3,316,801	3,208,491	3,100,181	2,991,871	2,172,825	14,790,169
Foreign	EE Piura	Peru	Foreign	Banco de Crédito	Peru	Soles	5.77%	619,083	1,817,540	2,436,623	2,330,734	2,224,846	5,900,991	—	—	10,456,571
Foreign	Edegel S.A.A.	Peru	Foreign	Banco Scotiabank	Peru	US$	2.46%	2,415,398	17,022,550	19,437,948	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco Corpbanca	Colombia	CP	8.67%	7,073	20,460	27,533	27,244	10,708	—	—	—	37,952
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Equirent S.A.	Colombia	CP	7.99%	6,938	20,110	27,048	25,442	8,851	—	—	—	34,293
			Total					5,769,437	27,125,661	32,895,098	14,189,595	11,829,001	25,890,218	2,991,871	2,172,825	57,073,510

Tax ID Number	Company	Country	Tax ID Number	Financial Institution	Country	Currency	Nominal Interest Rate	As of December 31, 2015
								Current			Non-Current
								Less than 90 days ThCh$	More than 90 days ThCh$	Total Current ThCh$	One to two years ThCh$	Two to three years ThCh$	Three to four years ThCh$	Four to five years ThCh$	More than five years ThCh$	Total Non- Current ThCh$
Foreign	Codensa	Colombia	Foreign	Union Temporal Rentacol	Colombia	CP	11.11%	104,950	284,704	389,654	309,519	—	—	—	—	309,519
Foreign	Codensa	Colombia	Foreign	Mareauto Colombia SAS	Colombia	CP	11.43%	3,894	11,011	14,905	14,462	6,468	—	—	—	20,930
Foreign	Codensa	Colombia	Foreign	Banco Corpbanca	Colombia	CP	6.82%	24,433	35,543	59,976	25,939	13,636	—	—	—	39,575
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco de Interbank	Peru	Soles	5.29%	111,240	—	111,240	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Continental	Peru	Soles	6.09%	88,396	181,920	270,316	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Continental	Peru	Soles	6.09%	81,772	245,252	327,024	—	—	—	—	—	—
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Continental	Peru	Soles	6.10%	77,478	232,058	309,536	12,127	—	—	—	—	12,127
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Continental	Peru	Soles	6.09%	68,777	205,694	274,471	22,795	—	—	—	—	22,795
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Continental	Peru	Soles	6.88%	948	2,845	3,793	70,687	—	—	—	—	70,687
Foreign	Edelnor S.A.A.	Peru	Foreign	Banco Santander Perú	Peru	Soles	6.02%	174,389	519,118	693,507	682,380	—	—	—	—	682,380
Foreign	EE Piura	Peru	Foreign	Banco de Crédito	Peru	US$	5.82%	1,905,026	5,600,924	7,505,950	7,201,538	6,897,126	6,592,714	14,774,124	—	35,465,502
Foreign	EE Piura	Peru	Foreign	Banco Scotiabank	Peru	US$	3.81%	—	—	—	—	—	—	—	—	—
Foreign	EE Piura	Peru	Foreign	Banco de Crédito	Peru	Soles	5.77%	649,814	1,909,231	2,559,045	2,451,818	2,344,592	2,237,365	4,986,674	—	12,020,449
Foreign	Edegel S.A.A.	Peru	Foreign	Banco Scotiabank	Peru	US$	2.46%	2,584,782	7,682,823	10,267,605	15,644,049	—	—	—	—	15,644,049
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco Corpbanca	Colombia	CP	8.67%	7,331	21,099	28,430	27,912	23,306	—	—	—	51,218
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Equirent S.A.	Colombia	CP	7.99%	6,977	20,183	27,160	27,731	20,095	—	—	—	47,826
			Total					5,890,207	16,952,405	22,842,612	26,490,957	9,305,223	8,830,079	19,760,798	—	64,387,057

The accompanying notes are an integral part of these interim consolidated financial statements

d) Other liabilities

Other liabilities by company

Tax ID Number	Company	Country	Tax ID Number	Financial Institution	Country	Currency	Nominal Interest Rate	As of June 30, 2016 (Unaudited)
								Current			Non-Current
								Less than 90 days ThCh$	More than 90 days ThCh$	Total Current ThCh$	One to two years ThCh$	Two to three years ThCh$	Three to four years ThCh$	Four to five years ThCh$	More than five years ThCh$	Total Non- Current ThCh$
Foreign	Ampla Energía S.A.	Brazil	Foreign	BNDES	Brazil	Real	9.17%	—	—	—	—	—	—	—	—	—
Foreign	Cien S.A.	Brazil	Foreign	Bndes	Brazil	Real	8.33%	—	—	—	—	—	—	—	—	—
Foreign	Coelce S.A.	Brazil	Foreign	Banco do Nordeste	Brazil	Real	7.85%	—	—	—	—	—	—	—	—	—
Foreign	Coelce S.A.	Brazil	Foreign	Eletrobras	Brazil	Real	6.08%	615,063	1,634,530	2,249,593	2,072,316	1,782,779	1,520,927	1,245,826	1,251,815	7,873,663
Foreign	Coelce S.A.	Brazil	Foreign	BNDES	Brazil	Real	10.43%	—	—	—	—	—	—	—	—	—
Foreign	Coelce S.A.	Brazil	Foreign	Banco do Brasil	Brazil	US$	52.56%	—	—	—	—	—	—	—	—	—
Foreign	Endesa Costanera S.A.	Argentina	Foreign	Mitsubishi (deuda garantizada)	Argentina	US$	0.66%	551,654	1,652,838	2,204,492	6,416,784	1,637,664	1,725,870	1,778,926	21,397,688	32,956,932
Foreign	H. El Chocón S.A.	Argentina	Foreign	Otros	Argentina	Arg$	28.49%	4,951,119	13,175,823	18,126,942	—	—	—	—	—	—
Foreign	Hidroinvest S.A.	Argentina	Foreign	Otros	Argentina	US$	2.49%	1,132	183,442	184,574	—	—	—	—	—	—
			Total					6,118,968	16,646,633	22,765,601	8,489,100	3,420,443	3,246,797	3,024,752	22,649,503	40,830,595

Tax ID Number	Company	Country	Tax ID Number	Financial Institution	Country	Currency	Nominal Interest Rate	As of December 31, 2015
								Current			Non-Current
								Less than 90 days ThCh$	More than 90 days ThCh$	Total Current ThCh$	One to two years ThCh$	Two to three years ThCh$	Three to four years ThCh$	Four to five years ThCh$	More than five years ThCh$	Total Non- Current ThCh$
Foreign	Ampla Energía S.A.	Brazil	Foreign	BNDES	Brazil	Real	9.17%	7,170,765	22,702,647	29,873,412	29,555,949	23,816,520	18,573,479	12,754,861	8,800,388	93,501,197
Foreign	Cien S.A.	Brazil	Foreign	Bndes	Brazil	Real	8.33%	298,586	868,484	1,167,070	1,094,340	1,021,609	948,878	447,165	—	3,511,992
Foreign	Coelce S.A.	Brazil	Foreign	Banco do Nordeste	Brazil	Real	7.85%	1,200,204	3,489,229	4,689,433	4,392,407	4,095,381	977,435	—	—	9,465,223
Foreign	Coelce S.A.	Brazil	Foreign	Eletrobras	Brazil	Real	6.08%	693,523	1,569,329	2,262,852	1,878,520	1,681,608	1,485,719	1,223,656	1,609,492	7,878,995
Foreign	Coelce S.A.	Brazil	Foreign	BNDES	Brazil	Real	10.43%	2,314,061	7,646,652	9,960,713	10,148,604	9,382,994	8,617,385	5,533,315	3,928,496	37,610,794
Foreign	Coelce S.A.	Brazil	Foreign	Banco do Brasil	Brazil	US$	52.56%	20,770	62,310	83,080	83,080	83,079	83,080	83,080	2,247,602	2,579,921
Foreign	Endesa Costanera S.A.	Argentina	Foreign	Mitsubishi (deuda garantizada)	Argentina	US$	0.66%	590,129	1,768,176	2,358,305	5,810,613	1,792,235	1,883,493	1,937,302	23,273,695	34,697,338
Foreign	H. El Chocón S.A.	Argentina	Foreign	Otros	Argentina	Arg$	28.49%	2,347,678	14,015,924	16,363,602	4,358,417	681,224	—	—	—	5,039,641
Foreign	Hidroinvest S.A.	Argentina	Foreign	Otros	Argentina	US$	2.49%	898	196,109	197,007	—	—	—	—	—	—
			Total					14,636,614	52,318,860	66,955,474	57,321,930	42,554,650	32,569,469	21,979,379	39,859,673	194,285,101

The accompanying notes are an integral part of these interim consolidated financial statements

APPENDIX 5 DETAILS OF ASSETS AND LIABILITIES IN FOREIGN CURRENCY:

This appendix forms an integral part of the Enersis Américas financial statements.

The detail of assets and liabilities denominated in foreign currencies is the following:

ASSETS	Foreign currency	Functional currency	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$
CURRENT ASSETS
Cash and cash equivalents			61,087,003	22,124,481
	U.S. dollar	Chilean peso	44,860,711	6,606,837
	U.S. dollar	Colombian peso	434,506	195,597
	U.S. dollar	Peruvian sol	13,600,265	14,024,599
	U.S. dollar	Argentine peso	2,191,521	1,297,448
Total current assets other than assets or groups of assets for disposal classified as held for sale or as held for distribution to owners			61,087,003	22,124,481
TOTAL CURRENT ASSETS			61,087,003	22,124,481

			06-30-2016 (Unaudited)
			Current liabilities			Non-current liabilities
	Foreign currency	Functional currency	Up to 90 days ThCh$	91 days to 1 year ThCh$	Total Current ThCh$	One to two years ThCh$	Two to three years ThCh$	Three to four years ThCh$	Four to five years ThCh$	More than five years ThCh$	Total Non- Current ThCh$
LIABILITIES
Other current financial liabilities	U.S. dollar	Chilean peso	3,363,187	168,830,927	172,194,114	41,096	41,096	41,096	41,096	794,450	958,834
	U.S. dollar	Reales	226,095	678,286	904,381	904,382	25,090,423	81,390	81,390	2,070,043	28,227,628
	U.S. dollar	Peruvian sol	19,226,949	42,379,334	61,606,283	37,603,528	16,923,851	20,819,542	10,150,199	11,657,677	97,154,797
	U.S. dollar	Argentine peso	552,786	1,836,280	2,389,066	6,416,784	1,637,664	1,725,870	1,778,926	21,397,688	32,956,932
TOTAL PASIVOS			23,369,017	213,724,827	237,093,844	44,965,790	43,693,034	22,667,898	12,051,611	35,919,858	159,298,191

The accompanying notes are an integral part of these interim consolidated financial statements

			12-31-2015
			Current liabilities			Non-current liabilities
	Foreign currency	Functional currency	Up to 90 days ThCh$	91 days to 1 year ThCh$	Total Current ThCh$	One to two years ThCh$	Two to three years ThCh$	Three to four years ThCh$	Four to five years ThCh$	More than five years ThCh$	Total Non- Current ThCh$
LIABILITIES
Other current financial liabilities	U.S. dollar	Chilean peso	3,015,734	186,297,709	189,313,443	39,170	39,170	39,170	39,170	843,993	1,000,673
	U.S. dollar	Reales	20,770	62,310	83,080	83,080	83,079	83,080	83,080	2,247,602	2,579,921
	U.S. dollar	Peruvian sol	31,821,714	32,310,979	64,132,693	28,734,262	34,555,459	13,529,933	22,582,038	10,086,341	109,488,033
	U.S. dollar	Argentine peso	4,492,243	1,964,285	6,456,528	5,810,613	1,792,235	1,883,493	1,937,302	23,273,695	34,697,338
TOTAL PASIVOS			39,350,461	220,635,283	259,985,744	34,667,125	36,469,943	15,535,676	24,641,590	36,451,631	147,765,965

The accompanying notes are an integral part of these interim consolidated financial statements

APPENDIX 6 ADDITIONAL INFORMATION OFICIO CIRCULAR (OFFICIAL BULLETIN) No. 715 OF FEBRUARY 3, 2012:

This appendix forms an integral part of the Enersis Américas financial statements.

a) Portfolio stratification

•	Trade and other receivables by time in arrears:

Trade and Other Current Receivables	June 30, 2016 (Unaudited)
	Up-to-date portfolio ThCh$	1-30 days in arrears ThCh$	31-60 days in arrears ThCh$	61-90 days in arrears ThCh$	91-120 days in arrears ThCh$	121-150 days in arrears ThCh$	151-180 days in arrears ThCh$	181-210 days in arrears ThCh$	211-250 days in arrears ThCh$	More than 251 days in arrears ThCh$	Total Current ThCh$	Total Non- Current ThCh$
Trade receivables, gross	640,230,618	128,600,416	49,445,089	17,888,441	31,872,975	15,782,544	14,914,486	8,741,381	11,831,410	137,549,353	1,056,856,713	233,917,786
Impairment provision	(1,942,857)	(1,214,937)	(590,458)	(835,309)	(5,851,555)	(6,630,261)	(5,760,222)	(1,812,649)	(1,926,453)	(94,093,625)	(120,658,326)	(15,433,828)
Other accounts receivable, gross	254,334,298	—	—	—	—	—	—	—	—	—	254,334,298	131,644,603
Impairment provision	(1,411,007)	—	—	—	—	—	—	—	—	—	(1,411,007)	—
Total	891,211,052	127,385,479	48,854,631	17,053,132	26,021,420	9,152,283	9,154,264	6,928,732	9,904,957	43,455,728	1,189,121,678	350,128,561

Trade and Other Current Receivables	December 31, 2015
	Up-to-date portfolio ThCh$	1-30 days in arrears ThCh$	31-60 days in arrears ThCh$	61-90 days in arrears ThCh$	91-120 days in arrears ThCh$	121-150 days in arrears ThCh$	151-180 days in arrears ThCh$	181-210 days in arrears ThCh$	211-250 days in arrears ThCh$	More than 251 days in arrears ThCh$	Total Current ThCh$	Total Non- Current ThCh$
Trade receivables, gross	577,040,344	69,749,887	36,722,157	15,687,116	20,749,032	12,624,597	25,381,047	10,410,324	9,076,689	82,254,409	859,695,602	257,022,423
Impairment provision	(1,402,962)	(682,398)	(1,571,631)	(2,009,596)	(5,939,987)	(7,094,068)	(19,937,434)	(6,841,473)	(7,231,279)	(52,413,506)	(105,124,334)	—
Other accounts receivable, gross	334,685,900	—	—	—	—	—	—	—	—	—	334,685,900	141,673,441
Impairment provision	(1,125,601)	—	—	—	—	—	—	—	—	—	(1,125,601)	—
Total	909,197,681	69,067,489	35,150,526	13,677,520	14,809,045	5,530,529	5,443,613	3,568,851	1,845,410	29,840,903	1,088,131,567	398,695,864

•	By type of portfolio:

Time in Arrears	Balance as of June 30, 2016 (Unaudited)						Balance as of December 31, 2015
	Non-renegotiated portfolio		Renegotiated portfolio		Total Gross Portfolio		Non-renegotiated portfolio		Renegotiated portfolio		Total Gross Portfolio
	Number of customers	Gross Amount ThCh$	Number of customers	Gross Amount ThCh$	Number of customers	Gross Amount ThCh$	Number of customers	Gross Amount ThCh$	Number of customers	Gross Amount ThCh$	Number of customers	Gross Amount ThCh$
Up-to-date	9,678,498	844,038,094	148,791	30,110,310	9,827,289	874,148,404	9,496,241	804,676,526	195,019	29,386,241	9,691,260	834,062,767
1 to 30 days	2,614,129	123,606,025	83,283	4,994,391	2,697,412	128,600,416	2,104,270	65,980,622	80,275	3,769,265	2,184,545	69,749,887
31 to 60 days	445,162	46,414,510	11,163	3,030,579	456,325	49,445,089	285,256	34,798,871	6,727	1,923,286	291,983	36,722,157
61 to 90 days	163,970	15,322,144	9,207	2,566,297	173,177	17,888,441	77,855	14,036,045	7,552	1,651,071	85,407	15,687,116
91 to 120 days	125,581	29,524,117	8,377	2,348,858	133,958	31,872,975	177,160	19,282,854	5,840	1,466,178	183,000	20,749,032
121 to 150 days	105,584	13,789,576	8,259	1,992,968	113,843	15,782,544	172,778	11,272,010	6,289	1,352,587	179,067	12,624,597
151 to 180 days	90,630	13,238,456	7,441	1,676,030	98,071	14,914,486	111,678	24,222,662	6,415	1,158,385	118,093	25,381,047
181 to 210 days	55,694	7,234,323	5,263	1,507,058	60,957	8,741,381	94,221	9,312,808	4,390	1,097,516	98,611	10,410,324
211 to 250 days	50,493	10,387,578	4,110	1,443,832	54,603	11,831,410	55,382	8,049,056	4,688	1,027,633	60,070	9,076,689
More than 251 days	357,224	131,137,550	5,818	6,411,803	363,042	137,549,353	618,700	78,781,681	8,092	3,472,728	626,792	82,254,409
Total	13,686,965	1,234,692,373	291,712	56,082,126	13,978,677	1,290,774,499	13,193,541	1,070,413,135	325,287	46,304,890	13,518,828	1,116,718,025

The accompanying notes are an integral part of these interim consolidated financial statements

b) Portfolio in default and in legal collection process

	Balance as of		Balance as of
Portfolio in Default and in Legal Collection Process	06-30-2016 (Unaudited)		12-31-2015
	Number of Clients	Amount ThCh$	Number of Clients	Amount ThCh$
Notes receivable in default	1,874,008	23,549,700	1,872,073	23,354,556
Notes receivable in legal collection process (*)	4,662	17,284,353	4,219	16,044,580
Total	1,878,670	40,834,053	1,876,292	39,399,136

(*)	Legal collections are included in the portfolio in arrears.

c) Provisions and write-offs

Provisions and Write-offs	Balance as of
	06-30-2016 (Unaudited) ThCh$	12-31-2015 ThCh$
Provision for non-renegotiated portfolio	16,140,054	25,846,624
Provision for renegotiated portfolio	9,217,751	6,081,295
Write-offs during the period	—	(23,480,578)
Recoveries during the period	—	14,962,098
Total	25,357,805	23,409,439

d) Number and amount of operations

Number and Amount of Operations	Balance as of
	06-30-2016 (Unaudited)		12-31-2015
	Total detail by type of operation Last Quarter	Total detail by type of operation Annual Accumulation	Total detail by type of operation Last Quarter	Total detail by type of operation Annual Accumulation
	ThCh$	ThCh$	ThCh$	ThCh$
Impairment provision and recoveries
Number of operations	268,093	518,197	199,988	557,364
Value of operations, in ThCh$	18,448,847	25,357,805	11,043,157	46,890,017

The accompanying notes are an integral part of these interim consolidated financial statements

APPENDIX 6.1 SUPPLEMENTARY INFORMATION ON TRADE RECEIVABLES:

This appendix forms an integral part of the Enersis Américas financial statements.

a) Portfolio stratification

•	Trade receivables by time in arrears:

Trade Receivables	Balance as of June 30, 2016 (Unaudited)
	Up-to-date ThCh$	1-30 days in arrears ThCh$	31-60 days in arrears ThCh$	61-90 days in arrears ThCh$	91-120 days in arrears ThCh$	121-150 days in arrears ThCh$	151-180 days in arrears ThCh$	181-210 days in arrears ThCh$	211-250 days in arrears ThCh$	More than 251 days in arrears ThCh$	More than 365 days in arrear ThCh$	Total Current ThCh$	Total Non- Current ThCh$
Trade receivables, Generation and Transmission	212,220,168	23,629,464	6,565,809	3,687,883	9,907,601	3,500,003	3,806,254	3,345,135	6,860,600	19,473,549	49,849,096	342,845,562	206,969,689
- Large Clientes	88,165,321	22,662,967	6,090,502	3,439,243	3,329,193	3,444,226	3,755,274	3,278,254	6,751,199	19,324,735	20,891	160,261,805	—
- Institutional Clients	89,649,196	—	—	—	—	—	—	—	—	—	—	89,649,196	206,959,522
- Others	34,405,651	966,497	475,307	248,640	6,578,408	55,777	50,980	66,881	109,401	148,814	49,828,205	92,934,561	10,167
Impairment provision	(1,097,712)	—	—	(126,386)	(4,309)	—	—	—	—	(5,140,023)	(49,142,995)	(55,511,425)	—
Unbilled services	82,086,272	584,125	—	—	—	—	—	—	—	—	—	82,670,397	29,020,521
Billed services	130,133,896	23,045,339	6,565,809	3,687,883	9,907,601	3,500,003	3,806,254	3,345,135	6,860,600	19,473,549	49,849,096	260,175,165	177,949,168
Trade receivables, Distribution	428,010,450	104,970,952	42,879,280	14,200,558	21,965,374	12,282,541	11,108,232	5,396,246	4,970,810	33,439,182	34,787,526	714,011,151	26,948,097
- Mass-market Clients	275,652,161	80,263,728	24,872,809	8,086,489	7,024,703	7,586,643	6,099,045	1,685,045	1,691,030	22,072,796	22,953,300	457,987,749	21,093,823
- Large Clients	101,585,222	14,344,872	11,744,007	2,330,952	2,092,311	2,010,449	2,018,290	1,160,428	1,173,423	4,528,429	10,502,342	153,490,725	1,957,744
- Institutional Clients	50,773,067	10,362,352	6,262,464	3,783,117	12,848,360	2,685,449	2,990,897	2,550,773	2,106,357	6,837,957	1,331,884	102,532,677	3,896,530
Impairment provision	(845,145)	(1,214,937)	(590,458)	(708,923)	(5,847,246)	(6,630,261)	(5,760,222)	(1,812,649)	(1,926,453)	(21,092,203)	(18,718,404)	(65,146,901)	(15,433,828)
Unbilled services	218,190,339	—	—	—	—	—	—	—	—	—	—	218,190,339	—
Billed services	209,820,111	104,970,952	42,879,280	14,200,558	21,965,374	12,282,541	11,108,232	5,396,246	4,970,810	33,439,182	34,787,525	495,820,811	26,948,097
Total Trade Receivables, Gross	640,230,618	128,600,416	49,445,089	17,888,441	31,872,975	15,782,544	14,914,486	8,741,381	11,831,410	52,912,731	84,636,622	1,056,856,713	233,917,786
Total Impairment Provision	(1,942,857)	(1,214,937)	(590,458)	(835,309)	(5,851,555)	(6,630,261)	(5,760,222)	(1,812,649)	(1,926,453)	(26,232,226)	(67,861,399)	(120,658,326)	(15,433,828)
Total Trade Receivables, Net	638,287,761	127,385,479	48,854,631	17,053,132	26,021,420	9,152,283	9,154,264	6,928,732	9,904,957	26,680,505	16,775,223	936,198,387	218,483,958

Since not all of our commercial databases in our Group’s different subsidiaries distinguish whether the final electricity service consumer is a natural or legal person, the main management segmentation used by all the subsidiaries to monitor and follow up on trade receivables is the following:

•	Mass-market clients

•	Large clients

•	Institutional clients

The accompanying notes are an integral part of these interim consolidated financial statements

Trade Receivables	Balance as of December 31, 2015
	Up-to-date ThCh$	1-30 days in arrears ThCh$	31-60 days in arrears ThCh$	61-90 days in arrears ThCh$	91-120 days in arrears ThCh$	121-150 days in arrears ThCh$	151-180 days in arrears ThCh$	181-210 days in arrears ThCh$	211-250 days in arrears ThCh$	More than 251 days in arrears ThCh$	More than 365 days in arrears ThCh$	Total Current ThCh$	Total Non- Current ThCh$
Trade receivables, Generation and Transmission	214,520,868	10,315,795	3,889,661	3,959,399	3,758,589	3,671,364	3,869,173	5,219,854	118,598	47,438,345	—	296,761,646	230,330,033
- Large Clientes	105,350,555	9,422,903	3,835,624	3,804,996	3,734,126	3,641,098	3,550,857	5,192,924	75,322	4,367,646	—	142,976,051	—
- Institutional Clients	76,797,290	—	—	—	—	—	—	—	—	—	—	76,797,290	227,118,907
- Others	32,373,023	892,892	54,037	154,403	24,463	30,266	318,316	26,930	43,276	43,070,699	—	76,988,305	3,211,126
Impairment provision	(212,623)	—	—	(363,070)	—	—	(415,609)	(2,735,412)	—	(45,093,112)	—	(48,819,826)	—
Unbilled services	89,723,981	—	—	—	—	—	—	—	—	—	—	89,723,981	32,993,708
Billed services	124,796,887	10,315,795	3,889,661	3,959,399	3,758,589	3,671,364	3,869,173	5,219,854	118,598	47,438,345	—	207,037,665	197,336,325
Trade receivables, Distribution	362,519,476	59,434,092	32,832,496	11,727,717	16,990,443	8,953,233	21,511,874	5,190,470	8,958,091	34,816,064	—	562,933,956	26,692,390
- Mass-market Clients	217,119,041	36,222,800	21,046,214	7,845,767	5,350,487	5,742,028	18,419,905	2,598,396	6,157,123	10,208,043	—	330,709,804	13,043,874
- Large Clients	99,833,365	12,867,396	6,598,117	1,338,886	1,095,541	996,107	1,253,697	767,947	850,748	21,559,120	—	147,160,924	3,424,933
- Institutional Clients	45,567,070	10,343,896	5,188,165	2,543,064	10,544,415	2,215,098	1,838,272	1,824,127	1,950,220	3,048,901	—	85,063,228	10,223,583
Impairment provision	(1,190,339)	(682,398)	(1,571,631)	(1,646,526)	(5,939,987)	(7,094,068)	(19,521,825)	(4,106,061)	(7,231,279)	(7,320,394)	—	(56,304,508)	—
Unbilled services	173,794,483	—	—	—	—	—	—	—	—	—	—	173,794,483	—
Billed services	188,724,993	59,434,092	32,832,496	11,727,717	16,990,443	8,953,233	21,511,874	5,190,470	8,958,091	34,816,064	—	389,139,473	26,692,390
Total Trade Receivables, Gross	577,040,344	69,749,887	36,722,157	15,687,116	20,749,032	12,624,597	25,381,047	10,410,324	9,076,689	82,254,409	—	859,695,602	257,022,423
Total Impairment Provision	(1,402,962)	(682,398)	(1,571,631)	(2,009,596)	(5,939,987)	(7,094,068)	(19,937,434)	(6,841,473)	(7,231,279)	(52,413,506)	—	(105,124,334)	—
Total Trade Receivables, Net	575,637,382	69,067,489	35,150,526	13,677,520	14,809,045	5,530,529	5,443,613	3,568,851	1,845,410	29,840,903	—	754,571,268	257,022,423

The accompanying notes are an integral part of these interim consolidated financial statements

•	By type of portfolio:

Type of Portfolio	June 30, 2016 (Unaudited)
	Up-to-date ThCh$	1-30 days in arrears ThCh$	31-60 days in arrears ThCh$	61-90 days in arrears ThCh$	91-120 days in arrears ThCh$	121-150 days in arrears ThCh$	151-180 days in arrears ThCh$	181-210 days in arrears ThCh$	211-250 days in arrears ThCh$	More than 251 days in arrears ThCh$	Total ThCh$
GENERATION AND TRANSMISSION
Non-renegotiated portfolio	206,972,681	23,343,667	6,517,708	3,645,161	9,872,168	3,484,129	3,783,427	3,318,988	6,798,821	68,631,403	336,368,153
- Large Clientes	88,165,321	22,662,967	6,090,502	3,439,243	3,329,193	3,444,226	3,755,274	3,278,254	6,751,199	19,345,626	160,261,805
- Institutional Clients	89,649,196	—	—	—	—	—	—	—	—	106,465	89,755,661
- Others	29,158,164	680,700	427,206	205,918	6,542,975	39,903	28,153	40,734	47,622	49,179,312	86,350,687
Renegotiated portfolio	5,247,487	285,796	48,100	42,723	35,433	15,874	22,827	26,147	61,778	691,242	6,477,407
- Large Clientes	—	—	—	—	—	—	—	—	—	—	—
- Institutional Clients	—	—	—	—	—	—	—	—	—	—	—
- Others	5,247,487	285,796	48,100	42,723	35,433	15,874	22,827	26,147	61,778	691,242	6,477,407
DISTRIBUTION
Non-renegotiated portfolio	425,692,231	100,262,358	39,896,802	11,676,983	19,651,949	10,305,447	9,455,029	3,915,335	3,588,757	62,506,147	686,951,038
- Mass-market Clients	273,762,126	77,361,438	23,034,731	6,621,671	5,754,103	6,486,397	5,273,940	921,857	1,002,190	12,060,859	412,279,312
- Large Clients	101,246,482	13,374,806	11,417,159	2,053,932	1,819,962	1,823,626	1,873,373	1,027,465	1,057,373	24,441,866	160,136,044
- Institutional Clients	50,683,623	9,526,114	5,444,912	3,001,380	12,077,884	1,995,424	2,307,716	1,966,013	1,529,194	26,003,422	114,535,682
Renegotiated portfolio	2,318,219	4,708,595	2,982,479	2,523,574	2,313,425	1,977,094	1,653,203	1,480,911	1,382,054	5,720,561	27,060,115
- Mass-market Clients	1,890,035	2,902,287	1,838,078	1,464,816	1,270,602	1,100,245	825,105	763,189	688,841	2,592,408	15,335,606
- Large Clients	338,740	970,069	326,849	277,021	272,348	186,824	144,917	132,962	116,050	588,904	3,354,684
- Institutional Clients	89,444	836,239	817,552	781,737	770,475	690,025	683,181	584,760	577,163	2,539,249	8,369,825
Total Portfolio, Gross	640,230,618	128,600,416	49,445,089	17,888,441	31,872,975	15,782,544	14,914,486	8,741,381	11,831,410	137,549,353	1,056,856,713

Type of Portfolio	December 31, 2105
	Up-to-date ThCh$	1-30 days in arrears ThCh$	31-60 days in arrears ThCh$	61-90 days in arrears ThCh$	91-120 days in arrears ThCh$	121-150 days in arrears ThCh$	151-180 days in arrears ThCh$	181-210 days in arrears ThCh$	211-250 days in arrears ThCh$	More than 251 days in arrears ThCh$	Total ThCh$
GENERATION AND TRANSMISSION
Non-renegotiated portfolio	209,710,717	10,292,925	3,835,624	3,934,142	3,734,126	3,641,098	3,839,625	5,192,924	75,322	47,048,299	291,304,802
- Large Clientes	105,350,555	9,422,903	3,835,624	3,804,997	3,734,126	3,641,098	3,550,857	5,192,924	75,322	4,367,645	142,976,051
- Institutional Clients	76,797,290	—	—	—	—	—	—	—	—	—	76,797,290
- Others	27,562,872	870,022	—	129,145	—	—	288,768	—	—	42,680,654	71,531,461
Renegotiated portfolio	4,810,151	22,870	54,037	25,257	24,463	30,266	29,548	26,930	43,276	390,045	5,456,843
- Large Clientes	—	—	—	—	—	—	—	—	—	—	—
- Institutional Clients	—	—	—	—	—	—	—	—	—	—	—
- Others	4,810,151	22,870	54,037	25,257	24,463	30,266	29,548	26,930	43,276	390,045	5,456,843
DISTRIBUTION
Non-renegotiated portfolio	360,318,915	55,687,697	30,963,247	10,101,903	15,548,728	7,630,912	20,383,037	4,119,884	7,973,734	31,733,382	544,461,439
- Mass-market Clients	215,638,939	34,316,549	19,859,514	6,818,125	4,452,336	4,953,953	17,774,987	2,008,723	5,629,594	8,660,803	320,113,523
- Large Clients	99,340,127	11,546,722	6,337,137	1,122,596	936,511	831,176	1,130,633	643,942	736,404	4,107,633	126,732,881
- Institutional Clients	45,339,849	9,824,426	4,766,596	2,161,182	10,159,881	1,845,783	1,477,417	1,467,219	1,607,736	18,964,946	97,615,035
Renegotiated portfolio	2,200,561	3,746,395	1,869,249	1,625,814	1,441,715	1,322,321	1,128,837	1,070,586	984,357	3,082,683	18,472,518
- Mass-market Clients	1,480,102	1,906,252	1,186,699	1,027,641	898,152	788,075	644,917	589,672	527,529	1,547,241	10,596,280
- Large Clients	493,237	1,320,673	260,980	216,290	159,030	164,931	123,064	124,005	114,344	428,743	3,405,297
- Institutional Clients	227,222	519,470	421,570	381,883	384,533	369,315	360,856	356,909	342,484	1,106,699	4,470,941
Total Portfolio, Gross	577,040,344	69,749,887	36,722,157	15,687,116	20,749,032	12,624,597	25,381,047	10,410,324	9,076,689	82,254,409	859,695,602

The accompanying notes are an integral part of these interim consolidated financial statements

APPENDIX 6.2 ESTIMATED SALES AND PURCHASES OF ENERGY AND CAPACITY:

This appendix forms an integral part of the Enersis Américas financial statements.

COUNTRY	COLOMBIA				PERU				ARGENTINA				BRAZIL				TOTAL
	06-30-2016 (Unaudited)		12-31-2015		06-30-2016 (Unaudited)		12-31-2015		06-30-2016 (Unaudited)		12-31-2015		06-30-2016 (Unaudited)		12-31-2015		06-30-2016 (Unaudited)		12-31-2015
BALANCE	Energy and Capacity	Tolls	Energy and Capacity	Tolls	Energy and Capacity	Tolls	Energy and Capacity	Tolls	Energy and Capacity	Tolls	Energy and Capacity	Tolls	Energy and Capacity	Tolls	Energy and Capacity	Tolls	Energy and Capacity	Tolls	Energy and Capacity	Tolls
Current accounts receivable from related parties	727,223	232,859	312,398	231,744	—	—	—	—	—	—	—	—	247,242	6,749	—	5,967	974,465	239,608	312,398	237,711
Trade and other current receivables	83,225,863	4,998,738	91,292,198	3,767,410	34,963,063	4,316,021	39,545,565	5,091,255	82,222,031	34,410	26,291,133	114,662	96,382,860	5,550,568	95,783,612	4,867,959	296,793,817	14,899,737	252,912,508	13,841,286
Total Estimated Assets	83,953,086	5,231,597	91,604,596	3,999,154	34,963,063	4,316,021	39,545,565	5,091,255	82,222,031	34,410	26,291,133	114,662	96,630,102	5,557,317	95,783,612	4,873,926	297,768,282	15,139,345	253,224,906	14,078,997
Current accounts payable to related parties	64,233	101,079	43,386	85,780	—	—	—	—	—	—	—	—	1,642,643	—	1,107,814		1,706,876	101,079	1,151,200	85,780
Trade and other current payables	23,156,902	6,398,161	21,741,708	5,032,612	24,847,464	4,657,686	25,029,210	4,373,789	25,970,488	—	8,559,240	—	100,027,169	4,757,429	167,569,844	3,833,787	174,002,023	15,813,276	222,900,002	13,240,188
Total Estimated Liabilities	23,221,135	6,499,240	21,785,094	5,118,392	24,847,464	4,657,686	25,029,210	4,373,789	25,970,488	—	8,559,240	—	101,669,812	4,757,429	168,677,658	3,833,787	175,708,899	15,914,355	224,051,202	13,325,968

	COLOMBIA				PERU				ARGENTINA				BRASIL				TOTAL
	06-30-2016 (Unaudited)		06-30-2015 (Unaudited)		06-30-2016 (Unaudited)		06-30-2015 (Unaudited)		06-30-2016 (Unaudited)		06-30-2015 (Unaudited)		06-30-2016 (Unaudited)		06-30-2015 (Unaudited)		06-30-2016 (Unaudited)		06-30-2015 (Unaudited)
RESULTS	Energy and Capacity	Tolls	Energy and Capacity	Tolls	Energy and Capacity	Tolls	Energy and Capacity	Tolls	Energy and Capacity	Tolls	Energy and Capacity	Tolls	Energy and Capacity	Tolls	Energy and Capacity	Tolls	Energy and Capacity	Tolls	Energy and Capacity	Tolls
Energy sales	81,779,552	19,280,520	91,478,698	5,409,051	35,393,335	4,369,136	36,416,969	3,932,094	87,133,676	37,293	24,896,167	21,516	87,840,795	5,083,470	94,987,438	8,327,132	292,147,358	28,770,419	247,779,272	17,689,793
Energy purchases	22,619,943	18,055,428	22,443,417	11,847,918	25,149,510	4,701,688	21,262,769	4,127,357	28,146,128	—	11,642,227	—	92,422,101	4,324,701	149,446,864	6,274,449	168,337,682	27,081,817	204,795,277	22,249,724

The accompanying notes are an integral part of these interim consolidated financial statements

APPENDIX 7 DETAILS OF DUE DATES OF PAYMENTS TO SUPPLIERS:

This appendix forms an integral part of the Enersis Américas financial statements.

Suppliers with Payments Up-to-Date	Balance as of				Balance as of
	06-30-2016 (Unaudited)				12-31-2015
	Goods ThCh$	Services ThCh$	Other ThCh$	Total ThCh$	Goods ThCh$	Services ThCh$	Other ThCh$	Total ThCh$
Up to 30 days	—	120,047,992	220,171,994	340,219,986	—	107,441,015	224,427,906	331,868,921
From 31 to 60 days	—	14,955,042	27,612,356	42,567,398	—	13,041,611	16,446,525	29,488,136
From 61 to 90 days	—	—	3,386,688	3,386,688	—	—	—	—
From 91 to 120 days	—	—	—	—	—	—	—	—
From 121 to 365 days	—	—	—	—	—	—	—	—
More than 365 days	—	—	2,780,803	2,780,803	—	—	2,278,233	2,278,233
Total	—	135,003,034	253,951,841	388,954,875	—	120,482,626	243,152,664	363,635,290

Suppliers with Payments Overdue	Balance as of				Balance as of
	06-30-2016 (Unaudited)				12-31-2015
	Goods ThCh$	Services ThCh$	Other ThCh$	Total ThCh$	Goods ThCh$	Services ThCh$	Other ThCh$	Total ThCh$
Up to 30 days	—	—	—	—	—	—	10,249,865	10,249,865
From 31 to 60 days	—	—	—	—	—	—	—	—
From 61 to 90 days	—	—	196,657	196,657	—	—	—	—
From 91 to 120 days	—	—	—	—	—	—	—	—
From 121 to 365 days	—	—	—	—	—	—	—	—
More than 365 days	—	—	71,049,141	71,049,141	—	—	87,506,351	87,506,351
Total	—	—	71,245,798	71,245,798	—	—	97,756,216	97,756,216

The accompanying notes are an integral part of these interim consolidated financial statements

ANNEX N

UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS AS OF

JUNE 30, 2016 OF ENDESA AMÉRICAS

The historical interim consolidated financial statements of Endesa Américas S.A. (“Endesa Américas”) as of June 30, 2016 have not been examined, audited or reviewed in accordance with either the standards of the American Institute of Certified Public Accountants (AICPA) or the standards of the U.S. Public Company Accounting Oversight Board (PCAOB). The historical interim consolidated financial statements are considered unaudited for purposes of the U.S. Securities and Exchange Commission. The historical unaudited interim consolidated financial statements are being filed herewith as Annex N because they have been made publicly available in Chile to shareholders under Chilean law in connection with the proposed merger of Endesa Américas and Chilectra Américas S.A. with and into Enersis Américas S.A., with Enersis Américas S.A. surviving under the name “Enel Américas S.A.”

INTERIM CONSOLIDATED

FINANCIAL STATEMENTS

for the period ending

June 30, 2016

ENDESA AMERICAS and SUBSIDIARIES

In Thousands of Chilean Pesos

(UNAUDITED)

ENDESA AMÉRICAS S.A. AND SUBSIDIARIES

Unaudited Interim Consolidated Financial Statements as of June 30 and March 1, 2016 and for the period from March 1, 2016 to June 30, 2016

Unaudited Interim Consolidated Financial Statements:

Unaudited Interim Consolidated Statements of Financial Position as of June 30 and March 1, 2016	N-3
Unaudited Interim Consolidated Statements of Comprehensive Income for four months ended June 30, 2016	N-4
Unaudited Interim Consolidated Statements of Changes in Equity for four months ended June 30, 2016	N-6
Unaudited Interim Consolidated Statements of Direct Cash Flows for four months ended June 30, 2016	N-7
Notes to the Unaudited Interim Consolidated Financial Statements	N-8

Ch$	Chilean pesos
US$	U.S. dollars
UF	The UF is a Chilean inflation-indexed, peso-denominated monetary unit that is set daily in advance based on the previous month’s inflation rate.
ThCh$	Thousands of Chilean pesos
ThUS$	Thousands of U.S. dollars

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

ENDESA AMÉRICAS S.A. AND SUBSIDIARIES

Unaudited Interim Consolidated Statements of Financial Position

As of June 30 and March 1, 2016

(In thousands of Chilean pesos)

(Translation of financial statements originally issued in Spanish – See Note 1)

	Note	6-30-2016	3-1-2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents	5	113,637,683	211,252,436
Other current financial assets	6	3,330,959	4,026,343
Other current non-financial assets		8,182,421	11,065,826
Trade and other current receivables, net	7	228,027,444	211,703,393
Current accounts receivable from related parties	8	66,707,642	54,507,295
Inventories	9	27,095,115	22,562,325
Current income tax receivables	10	1,486,536	1,180,380
TOTAL CURRENT ASSETS		448,467,800	516,297,998

NON-CURRENT ASSETS
Other non-current financial assets	6	1,491,012	577,719
Other non-current non-financial assets		1,130,895	2,764,889
Trade and other non-current receivables, net	7	218,201,571	220,651,649
Investments accounted for using the equity method	11	534,850,522	438,747,045
Intangible assets other than goodwill	12	31,531,661	28,938,862
Goodwill	13	96,566,275	94,270,450
Property, plant and equipment, net	14	2,632,392,915	2,464,778,942
Deferred income tax assets	15	15,731,766	16,403,221
TOTAL NON-CURRENT ASSETS		3,531,896,617	3,267,132,777

TOTAL ASSETS		3,980,364,417	3,783,430,775

Liabilities and Capital
CURRENT LIABILITIES
Other current financial liabilities	16	250,285,611	198,963,253
Trade and other current payables	19	268,138,188	238,547,183
Current accounts payable to related parties	8	59,695,554	57,977,586
Provisions	20	41,728,577	67,049,521
Current income tax liabilities	10	43,364,451	69,623,615
Other current non-financial liabilities		1,806,926	1,797,957
TOTAL CURRENT LIABILITIES		665,019,307	633,959,115

NON-CURRENT LIABILITIES
Other non-current financial liabilities	16	925,445,179	908,367,472
Other non-current payables	19	35,396,432	37,652,705
Provisions	20	58,871,199	33,922,532
Deferred income tax liabilities	15	150,982,120	153,726,524
Non-current provisions for employee benefits	21	22,515,863	19,308,134
Other non-current non-financial liabilities		17,730,977	17,547,660
TOTAL NON-CURRENT LIABILITIES		1,210,941,770	1,170,525,027

TOTAL LIABILITIES		1,875,961,077	1,804,484,142

EQUITY
Allocated capital	22	778,936,764	778,936,764
Retained earnings		1,329,144,560	1,297,590,577
Share premium		120,497,065	120,497,065
Other reserves	22	(946,124,191)	(1,051,304,606)
Equity attributable to Parent Company		1,282,454,198	1,145,719,800
Non-controlling interests	22	821,949,142	833,226,833

TOTAL EQUITY		2,104,403,340	1,978,946,633

TOTAL LIABILITIES AND EQUITY		3,980,364,417	3,783,430,775

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

ENDESA AMÉRICAS S.A. AND SUBSIDIARIES

Unaudited Interim Consolidated Statements of Comprehensive Income, by Nature

For four and three months ended June 30, 2016

(In thousands of Chilean pesos)

(Translation of financial statements originally issued in Spanish – See Note 1)

	Note	Four months ended 6-30-2016	Three months ended 6-30-2016
Revenues	23	439,608,741	306,549,785
Other operating income	23	26,683,232	18,203,938
Revenues and Other Operating Income		466,291,973	324,753,723

Raw materials and consumables used	24	(168,410,349)	(110,070,418)
Contribution Margin		297,881,624	214,683,305

Other work performed by the entity and capitalized		963,352	912,510
Employee benefits expense	25	(25,832,218)	(19,741,778)
Depreciation and amortization expense	26	(35,395,486)	(26,759,274)
Impairment losses	26	114,573	119,096
Other expenses	27	(26,291,365)	(22,141,063)
Operating Income		211,440,480	147,072,796

Other gains, net		40,617	492,451
Financial income	28	10,717,000	6,876,998
Financial costs	28	(51,847,433)	(40,137,591)
Share of profit and losses of investments accounted for using the equity method	11	25,562,551	18,965,775
Foreign currency exchange gains (losses), net	28	(6,960,901)	3,598,577
Profit (loss) from indexed assets and liabilities	28	15	15

Profit before taxes		188,952,329	136,869,021
Income tax expense	29	(55,731,434)	(50,676,392)
NET PROFIT		133,220,895	86,192,629

Net profit attributable to
Parent Company		67,958,011	39,924,850
Non-controlling interests	22	65,262,884	46,267,779
NET PROFIT		133,220,895	86,192,629

Basic earnings per share
Basic earnings per share from continuing operations		8.29	4.87
Total basic earnings per share		8.29	4.87
Weighted average number of shares of common stock		8,201,755	8,201,755

Diluted earnings per share
Diluted earnings per share from continuing operations		8.29	4.87
Diluted earnings per share		8.29	4.87
Weighted average number of shares of common stock		8,201,755	8,201,755

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

ENDESA AMÉRICAS S.A. AND SUBSIDIARIES

Unaudited Interim Consolidated Statements of Comprehensive Income, by Nature (continued)

For four and three months ended June 30, 2016

(In thousands of Chilean pesos)

(Translation of financial statements originally issued in Spanish – See Note 1)

	Note	Four months ended 6-30-2016	Three months ended 6-30-2016
Net profit		133,220,895	86,192,629
Components of other comprehensive income that will not be reclassified subsequently to profit or loss, before taxes
Gains (losses) from defined benefit plans	21	(1,349,033)	(1,349,033)
Other comprehensive income that will not be reclassified subsequently to profit or loss, before taxes		(1,349,033)	(1,349,033)
Components of other comprehensive income (loss) that may be reclassified subsequently to profit or loss, before taxes
Foreign currency translation gains (losses), net		168,911,249	56,659,495
Losses from available-for-sale financial assets		845,643	82,903
Net losses from cash flow hedges		5,520,155	2,903,456
Reclassification adjustments on cash flow hedges		(33,582)	(33,356)
Share of other comprehensive loss from investments accounted for using the equity method		(762,517)	(289,474)
Other comprehensive income that may be reclassified subsequently to profit or loss, before taxes		174,480,948	59,323,024
Components of other comprehensive income, before taxes		173,131,915	57,973,991
Income tax related to defined benefit plans		517,815	517,815
Income tax related to components of other comprehensive income that will not be reclassified subsequently to profit or loss		517,815	517,815
Components of other comprehensive income that will be reclassified subsequently to profit or loss, before taxes
Income tax related to cash flow hedge		(1,510,020)	(856,936)
Income tax related to components of comprehensive income that will be reclassified subsequently to profit or loss		(1,510,020)	(856,936)
Total Other Comprehensive Income (Loss)		172,139,710	57,634,870
TOTAL COMPREHENSIVE INCOME		305,360,605	143,827,499
Comprehensive income (loss) attributable to
Parent Company		172,840,811	89,336,763
Non-controlling interests		132,519,794	54,490,736
TOTAL COMPREHENSIVE INCOME		305,360,605	143,827,499

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

ENDESA AMÉRICAS S.A. AND SUBSIDIARIES

Unaudited Interim Consolidated Statements of Changes in Equity

For four months ended June 30, 2016

(In thousands of Chilean pesos)

(Translation of financial statements originally issued in Spanish – See Note 1)

Statements of Changes in Equity	Issued Capital	Share Premium		Changes in Other Reserves					Retained Earnings	Equity Attributable to Shareholders of the Parent	Non- controlling Interests	Total Equity
			Reserve for Exchange Differences in Foreign Currency Translation	Reserve for Cash Flow Hedges	Reserve for defined benefit plans	Reserve for Gains and Losses on Remeasuring Available- for-Sale Financial Assets	Other Miscellaneous Reserves	Total Reserves Other than Retained Earnings
Equity as of 3-1-2016	778,936,764	120,497,065	(263,741,101)	(8,696,789)	—	(118,662)	(778,748,054)	(1,051,304,606)	1,297,590,577	1,145,719,800	833,226,833	1,978,946,633
Changes in equity
Comprehensive income
Net profit									67,958,011	67,958,011	65,262,884	133,220,895
Other comprehensive loss			103,320,160	2,365,939	(297,615)	227,258	(732,942)	104,882,800		104,882,800	67,256,910	172,139,710
Total comprehensive income										172,840,811	132,519,794	305,360,605
Dividends									(36,106,413)	(36,106,413)	(143,797,485)	(179,903,898)
Other changes	—	—	—	—	297,615	—	—	297,615	(297,615)	—	—	—
Total changes in equity	—	—	103,320,160	2,365,939	—	227,258	(732,942)	105,180,415	31,553,983	136,734,398	(11,277,691)	125,456,707
Equity as of 6-30-2016	778,936,764	120,497,065	(160,420,941)	(6,330,850)	—	108,596	(779,480,996)	(946,124,191)	1,329,144,560	1,282,454,198	821,949,142	2,104,403,340

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

ENDESA AMÉRICAS S.A. AND SUBSIDIARIES

Unaudited Interim Consolidated Statements of Cash Flows, Direct

For four months ended June 30, 2016

(In thousands of Chilean pesos)

(Translation of financial statements originally issued in Spanish – See Note 1)

		Four months ended
	Note	6-30-2016
Cash flows from operating activities
Types of collection from operating activities
Collections from the sale of goods and services		496,533,658
Collections from royalties, payments, commissions, and other income from ordinary activities		1,270,090
Collections from premiums and services, annual payments, and other benefits from policies held		5,287,278
Types of payment in cash from operating activities
Payments to suppliers for goods and services		(223,736,360)
Payments to and on behalf of employees		(27,968,285)
Payments on premiums and services, annual payments, and other obligations from policies held		(170,573)
Other payments for operating activities		(27,211,020)
Cash generated from operating activities
Income taxes paid		(85,239,769)
Other outflows of cash		(6,169,954)
Net cash provided by operating activities		132,595,065
Cash flows from investment activities
Loans to related companies		(11,978,442)
Collections of loans to related companies		16,937,574
Purchases of property, plant and equipment		(57,177,812)
Payments from future, forward, option and swap contracts		(1,195,794)
Collections from future, forward, option and swap contracts		1,534
Dividends received		916,602
Interest received		6,580,060
Net cash used in investing activities		(45,916,278)
Cash flows from financing activities
Total proceeds from loans		52,799,350
Proceeds from short-term loans		52,799,350
Loans from related companies		44,184,249
Payment of loans to related companies		(24,436,286)
Payments on borrowings		(66,908,003)
Payments on financial lease liabilities		(4,679,489)
Dividends paid		(160,752,949)
Interest paid		(30,911,606)
Other outflows of cash		(318,047)
Net cash used in finance activities		(191,022,781)
Net decrease in cash and cash equivalents before the effect of exchange rate changes		(104,343,994)
Effect of exchange rate changes on cash and cash equivalents		6,729,241
Net decrease in cash and cash equivalents		(97,614,753)
Cash and cash equivalents at beginning of the period	5	211,252,436
Cash and cash equivalents at end of the year	5	113,637,683

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

ENDESA AMÉRICAS S.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

ENDESA AMÉRICAS S.A. AND SUBSIDIARIES

UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE FOUR MONTHS PERIOD ENDED JUNE 30, 2016

(In thousands of Chilean pesos)

(Translation of financial statements originally issued in Spanish–See Note 1)

1.	BACKGROUND

On April 28, 2015, Empresa Nacional de Electricidad S.A. (hereinafter “Endesa Chile”) informed the Superintendence of Securities and Insurance (the “SVS” for its acronym in Spanish) through a significant event, that the Board of Directors of its direct parent, Enersis S.A., communicated that it had decided to initiate an analysis of a corporate reorganization aimed at the separation of the activities of power generation and distribution in Chile from other activities conducted outside of Chile by Enersis S.A. and its subsidiaries Endesa and Chilectra S.A., while maintaining its inclusion in the Enel S.p.A. group.

In the same significant event, the Board of Directors of Endesa Chile reported that it had agreed to initiate studies to analyse a possible corporate reorganization consisting of the spin-off of Endesa’s businesses in Chile from those outside of Chile, and eventually merge the latter into a single company.

On July 27, 2015, pursuant to the provisions of Articles 9 and 10 of the Securities Market Law No. 18,045 and the provisions of General Norm No. 30 of the SVS, Endesa Chile informed the SVS by means of a significant event, that the Board of Directors of the Endesa Chile had decided unanimously, that if the separation of power generation and distribution activities in Chile from the rest of the activities of Enersis group outside of Chile were approved, the reorganization would be carried out through the following steps:

a.	Endesa Chile and Chilectra S.A. to affect spin-offs, resulting in a formation of new companies called Endesa Américas S.A. and Chilectra Américas S.A (hereinafter “Endesa Américas” and “Chilectra Américas”, respectively). The continuing companies of the spin-offs (hereinafter “Endesa Chile” and “Chilectra Chile”, respectively) would retain the business developed in Chile of each respective company before the spin-off and, to them will be allocated the shareholdings, the assets and liabilities of each current company, as well as administrative authorizations in Chile. To the companies created in the spin-off, namely, Endesa Américas and Chilectra Américas, would be allocated the shareholdings related to the international business (mainly participation in companies domiciled in Argentina, Brazil, Colombia and Peru). The new companies Endesa Américas and Chilectra Américas would be traded on the Stock Exchanges where the share of Endesa Chile and Chilectra S.A., respectively, are currently traded. Endesa Américas S.A. also would be governed by Title XII under the D.L. 3500 of November 4, 1980.

b.	Enersis S.A. to affect spin-off, resulting in a formation of a new company called Enersis Chile S.A. (hereinafter “Enersis Chile”). To the continuing company of the spin-off, Enersis Américas S.A. (hereinafter “Enersis Américas”), would be allocated the shareholdings and investments in companies Endesa Américas and Chilectra Américas and related liabilities assigned to the divided business. Thus, the new company, Enersis Chile, would get Chilean business held by Endesa Chile and Chilectra Chile, and the continuing company Enersis Américas would retain international business held by Endesa Américas and Chilectra Américas. The new company Enersis Chile would be listed on the Stock Exchanges, where the shares of Enersis are currently traded, and also would be governed by Title XII under the D.L. 3500 of November 4, 1980.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

c.	Once the previously mentioned spin-offs are completed, Enersis Américas would absorb by merger Chilectra Américas and Endesa Américas, thus grouping all international shares of the Enersis group outside of Chile in Enersis Américas. Enersis Chile, indirectly through ownership of Endesa Chile and Chilectra Chile, will develop the Chilean domestic business, which represent a significant simplification in comparison to the current structure.

At the Extraordinary Shareholders’ Meeting of Endesa held on December 18, 2015, shareholders approved the demerger of Endesa Chile into two companies. As a result of this spin-off to be created Endesa Américas S.A., a new publicly held company, governed by Title XII under the D.L. 3500 and to which to be allocated the shareholdings and other associated assets and liabilities of Endesa Chile outside Chile. All of Endesa Chile’s shareholders will participate in Endesa Américas in the same proportion that they had in the Endesa Chile’s equity, with a number of shares equal to what they had in Endesa Chile (ratio 1:1); remaining in the demerged company all the respective business currently performed in Chile, including the equity comprising the assets, liabilities and administrative authorizations in Chile not expressly allocated to Endesa Américas in this spin-off.

As part of the reorganization, among other amendments to the by-laws of Endesa Chile, it was agreed to (i) reduce the capital of Endesa Chile as a consequence of the spin-off from ThCh$ 1,331,714,085, divided into 8,201,754,580 registered shares of the one series and without par value, to the new amount of Ch$ 552,777,320,871 divided into 8,201,754,580 registered shares of the one series and of no par value. Additionally, to (ii) establish the capital of Endesa Américas, corresponding to the amount by which the capital of Endesa Chile has been decreased, divided into 8,201,754,580 registered common shares, all of the same series and without par value, and to (iii) distribute the company’s equity interest between Endesa Chile and Endesa Américas, by allocating assets and liabilities as indicated by the aforementioned meeting, to Endesa Américas.

Meanwhile, the by-laws of Endesa Américas were approved, which, as of its effectiveness, shall be subject, in an anticipated and voluntarily manner, to the norms set forth in Article 50 Bis of the Chilean Companies Law related to the election of independent directors and the creation of the Directors’ Committee.

In compliance with the agreement reached at the Extraordinary Shareholders’ Meeting of Endesa held on December 18, 2015, the Board of Directors of Endesa Chile acknowledged that the condition precedent regarding the spin-off of Endesa Chile has been met, and accordingly has also arranged to grant the public deed that declares the completion of the condition precedent, entitled “Public Deed of Compliance of the Condition of the Spin-Off of Empresa Nacional de Electricidad S.A.”. Consequently, and as agreed at this meeting, the Endesa Chile’s spin-off took effect on Tuesday, March 1, 2016, whereupon the new corporation, Endesa Américas S.A., began to exist, and verifies the capital decrease and the other amendments to the by-laws of Endesa Chile that have been approved. Shares of Endesa Américas have been distributed on April 21, 2016 to shareholders of Endesa Chile entitled to receive them free from any payment.

On May 6, 2016, Endesa Americas informed the SVS through a significant event that at the Extraordinary Shareholders’ Meeting held on the same date, was agreed to formally initiate the merger process by which Enersis Américas will absorb by merging Endesa Américas and Chilectra Américas (which would be dissolved without liquidation), succeeding all their rights and obligations. The merger is subject to compliance with conditions precedent and other resolutions adopted at the Extraordinary Shareholders’ Meeting, and, if approved, it could happen during the second half of this year.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

These interim consolidated financial statements of Endesa Américas do not include effects that eventually could arise as a result of potential merger mentioned above.

For the convenience of the reader, these financial statements and their accompanying notes have been translated from Spanish into English.

1.1 The Group’s activities

Endesa Américas S.A. (hereinafter “Parent Company” or “Company”) and its subsidiaries, comprise the Group Endesa Américas (hereinafter “Endesa Américas” or the “Group”).

Endesa Américas is a publicly traded corporation with registered address and head office located at Avenida Santa Rosa, No. 76, in Santiago, Chile. The Company is registered in the Securities Registers of the SVS from April 13, 2016 and of the Securities and Exchange Commission of the United States (the “SEC”) from March 31, 2016. In addition, Company’s shares are traded on the Santiago Stock Exchange, the Chilean Electronic Stock Exchange, the Valparaiso Stock Exchange and the New York Stock Exchange since April 21, 2016.

Endesa Américas is a subsidiary of Enersis Américas S.A., the company which in turn is a subsidiary of Enel Iberoamérica S.R.L., a company controlled by Enel S.p.A. (hereinafter “Enel”).

The Company was incorporated under the name of Endesa Américas S.A. as of January 19, 2016. For tax purposes the Company operates under Tax ID 76.536.351-9.

As of June 30, 2016 the Group has 1,323 employees. Average number of the employees of the Group for the four months ended June 30, 2016 was 1,321. For more information in respect of distribution of the employees by type and geographical location please see Note 32.

Endesa Américas’ principal corporate purpose consists of generating, transporting, producing and distributing electrical energy, for what the Company may obtain, acquire and use the respective concessions and grants.

The corporate purpose of the Company also includes providing consultancy services in all areas of engineering and business management; acquiring, designing, constructing, maintaining and operating works of civil or hydraulic infrastructure directly related to public concessions; exploiting the goods that comprise its assets; investing, developing projects and carrying out energy-related operations or activities; investing, developing projects and carrying out operations or activities in industrial processes where electricity is essential, decisive and intensively used.

In addition the Company’s corporate purpose also includes investing (as well as acquiring, managing and disposing) in real estate and in financial assets, such as bonds or securities, ownership in companies and general business instruments, as long as they are related to the principal corporate purpose.

In order to comply with its purpose, the Company may act directly or through subsidiaries or related parties, both domestically and abroad.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

2.	BASIS OF PREPARATION OF THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS FOR THE ACCOUNTING PERIOD REFERRED IN THESE FINANCIAL STATEMENTS

2.1. Basis of preparation

The interim consolidated financial statements of Endesa Américas as of June 30, 2016 have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), including the compliance with the requirements established in International Accounting Standard (IAS) 34 “Interim Financial Reporting”. They were approved by the Board of Directors at its meeting held on July 27, 2016.

These interim consolidated financial statements include all information and disclosures required for annual financial statements.

These interim consolidated financial statements reflect the financial position of Endesa Américas and its subsidiaries as of June 30, 2016 and March 1, 2016, and the results of operations, changes in equity and cash flows for the four-month period ended June 30, 2016.

These interim consolidated financial statements have been prepared under going concern assumptions on a historical cost basis except for, in accordance with IFRS, those assets and liabilities that are measured at fair value and those non-current assets and disposal groups held for sale, which are recognized at their carrying amount or fair value less cost of disposal, whichever is lower (see Note 3).

These interim consolidated financial statements have been prepared from accounting records maintained by the Company and its subsidiaries. Each entity prepares its financial statements according to the accounting principles and standards in force in each country, so the necessary adjustments and reclassifications have been made in the consolidation process in order to present the consolidated financial statements in accordance with IFRS.

These interim consolidated financial statements are presented in thousands of Chilean pesos (unless expressly stated otherwise), as the Chilean peso is the functional currency of the Company. Foreign operations are reported in accordance with the accounting policies stated in Notes 2.6 and 3.k.

As disclosed in Note 1, the newly incorporated company, Endesa Américas, represents a continuation of an existing business, specifically a foreign business of Endesa Chile, which shareholdings and related assets and liabilities were transferred to Endesa Américas as of March 1, 2016. As a result of this common control transaction the opening balances of Endesa Américas represent the same balances from foreign businesses outside of Chile that had previously formed part of the consolidated financial statements of Endesa Chile.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

2.2. New accounting pronouncements

a) Accounting pronouncements effective from January 1, 2017 and subsequent periods:

As of the date of issue of these interim consolidated financial statements, the following accounting pronouncements had been issued by the IASB, but their application was not yet mandatory:

Standards, Interpretations and Amendments	Mandatory Application for:

Recognition of Deferred Tax Assets for Unrealized Losses (Amendments to IAS 12)

The objective of the amendments to IAS 12 “Income Taxes” is to clarify the accounting of the deferred tax assets related to debt instruments measured at fair value.

Annual periods beginning on or after January 1, 2017.

Disclosure Initiative (Amendments to IAS 7)

Amendments to IAS 7 Statement of Cash Flows clarify that entities shall provide disclosures that enable users of financial statements to evaluate changes in liabilities arising from financing activities.

Annual periods beginning on or after January 1, 2017.

IFRS 9: Financial Instruments

This is the final version of the standard issued in July 2014 and which completes the IASB project to replace IAS 39 “Financial Instruments: Recognition and Measurement”. This project was divided into 3 phases:

Phase 1 – Classification and measurement of financial assets and financial liabilities. This introduces a logical focus for the classification of financial assets driven by cash flow characteristics and the business model. This new model also results in a single impairment model being applied to all financial instruments.

Phase 2 – Impairment methodology. The objective is a more timely recognition of expected credit losses. The standard requires entities to account for expected credit losses from the time when financial instruments are first recognized in the financial statements.

Phase 3 – Hedge accounting. This establishes a new model aimed at reflecting better alignment between hedge accounting and risk management activity. Also included are enhancements to required disclosures.

This final version of IFRS 9 replaces the previous versions of the Standard.

Annual periods beginning on or after January 1, 2018.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

Standards, Interpretations and Amendments	Mandatory Application for:

IFRS 15: Revenue from Contracts with Customers

This new standard applies to all contracts with customers except leases, financial instruments and insurance contracts. Its purpose is to make financial information more comparable, and it provides a new model for revenue recognition and more detailed requirements for contracts with multiple obligations. It also requires more itemized information. This standard will replace IAS 11 and IAS 18 as well as their interpretations (IFRIC 13, IFRIC 15, IFRIC 18 and SIC 31).

Annual periods beginning on or after January 1, 2018.

Clarifications to IFRS 15 ‘Revenue from Contracts with Customers’

Amends IFRS 15 “Revenue from Contracts with Customers” to clarify four aspects of the standard (identifying performance obligations, principal versus agent considerations, and licensing) and to provide some transition relief for modified contracts and completed contracts.

Annual periods beginning on or after 1 January 2018.

IFRS 2: Classification and Measurement of Share-based Payment Transactions

These amendments specify the requirements in respect of: i) the accounting for cash-settled share-based payment transactions that include a performance condition; ii) the classification of share-based payment transactions with net settlement features; and iii) the accounting for modifications of share-based payment transactions from cash-settled to equity-settled.

Annual periods beginning on or after 1 January 2018.

IFRS 16: Leases

The new standard brings most leases on-balance sheet for lessees under a single model, eliminating the distinction between operating and finance leases. Lessor accounting however remains largely unchanged and the distinction between operating and finance leases is retained. However, for lessee accounting, the new standard requires recognition of a right of use an asset and a corresponding liability, similar to finance lease accounting under IAS 17 for most lease contracts. IFRS 16 supersedes IAS 17 “Leases” and related interpretations and is effective for periods beginning on or after 1 January 2019, with earlier adoption permitted if IFRS 15 “Revenue from Contracts with Customers” has also been applied.

Annual periods beginning on or after January 1, 2019.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

Standards, Interpretations and Amendments	Mandatory Application for:

Amendments to IFRS 10 and IAS 28: Sale or Contribution of Assets between an Investor and its Associate or Joint Venture

Amendments correct inconsistency existed in IFRS 10 “Consolidated Financial Statements” and IAS 28 “Investments in Associates and Joint Ventures” in respect to the accounting treatment of the sale or contribution of assets from an investor to its associate or joint venture.

IASB decided to defer the effective date of the amendments to these standards indefinitely until the research project on the equity method has been concluded.

Effective date deferred indefinitely

The Group is assessing the impact of applying IFRS 9, IFRS 15 and IFRS 16 as of their effective date. In Management’s opinion, the future application of the other standards and amendments pending application is not expected to have a significant effect on the consolidated financial statements of the Endesa Américas.

2.3 Responsibility for the information, judgments and estimates provided

Management is responsible for the information contained in these consolidated financial statements and expressly states that all IFRS principles and standards, as issued by the IASB, have been fully implemented.

In preparing the consolidated financial statements, certain judgments and estimates made by the Company’s Management have been used to quantify some of the assets, liabilities, revenue, expenses and commitments recognized in the statements.

The most important areas that have required professional judgment are:

•	In a service concession agreement, the decision as to whether a principal controls or regulates which services the operator should provide, to whom and at what price. These are essential details when applying IFRIC 12 Service Concession Arrangements.

•	The identification of Cash Generating Units (CGU) for impairment testing (see Note 3.d).

•	The hierarchy of information used to value assets and liabilities measured at fair value (see Note 3.g).

These estimates refer basically to:

•	The valuations performed to determine the existence of impairment losses in assets and goodwill (see Note 3.d).

•	The assumptions used to calculate the actuarial liabilities and obligations with employees, such as discount rates, mortality tables, salary increases, etc. (see Notes 3.j.1 and 21).

•	The useful lives of property, plant and equipment, and intangible assets (see Notes 3.a and 3.c).

•	The assumptions used to calculate the fair value of financial instruments (see Notes 3.g and 18).

•	Certain assumptions inherent in the electricity system affecting transactions with other companies, such as production, customer billings, energy consumption, etc. that allow for estimating electricity system settlements that must occur on the corresponding final settlement dates, but that are pending as of the date of issuance of the consolidated financial statements and could affect the balances of assets, liabilities, income and expenses recognized in the statements (see Appendix 5.2).

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

•	The probability that uncertain or contingent liabilities will be incurred and their related amounts (see Note 3.j).

•	Future disbursements for the closure of facilities and restoration of land, as well as the discount rates to be used (see Note 3.a).

•	The tax results of the various subsidiaries of the Group that will be reported to the respective tax authorities in the future, and that have been used as the basis for recording different balances related to income taxes in these consolidated financial statements (see Note 3.m).

•	The fair values of assets acquired and liabilities assumed, and any pre-existing interest in the Company acquired in a business combination.

Although these judgments and estimates have been based on the best information available on the issuance date of these consolidated financial statements, future events may occur that would require a change (increase or decrease) to these judgments and estimates in subsequent periods. This change would be made prospectively, recognizing the effects this change of judgments and estimates in the corresponding future consolidated financial statements.

2.4 Consolidated subsidiaries

Subsidiaries are defined as entities that are controlled either directly or indirectly by Endesa Américas. Control is achieved when the following conditions are met: the Company has i) power over the subsidiary; ii) is exposed, or has rights to variable returns from its involvement with the subsidiary; and iii) has the capacity to use its power to affect its returns.

Endesa Américas has power over its subsidiaries when it holds the majority of the substantive voting rights or when it has less than a majority of the voting rights, and those rights are sufficient to give it the practical ability to direct the relevant activities of the subsidiary unilaterally.

The Group will reassess whether or not it controls a subsidiary if facts and circumstances indicate that there are changes to one or more of the elements of control listed above.

The subsidiaries are consolidated in accordance with the accounting policy described in Note 2.6.

Appendix 1 “Group Companies” to these interim consolidated financial statements describes the relationship of Endesa Américas with each of its subsidiaries.

2.4.1 Consolidated companies with an ownership interest of less than 50%

Although the Group holds a 26.87% economic ownership in the company Empresa Generadora de Energía Eléctrica S.A. (also hereinafter “Emgesa” or “Emgesa S.A.E.S.P.”), this entity is considered a subsidiary since Endesa Américas exercises control over the entity through contracts or agreements with shareholders, or as a consequence of its structure, composition and shareholder classes. The Group holds 56.43% of the voting rights of Emgesa and its subsidiary Emgesa Panamá S.A.

2.5 Investments in associated companies

Associated are those entities in which Endesa Américas, either directly or indirectly, exercises significant influence.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

Significant influence is the power to participate in the financial and operational policy decisions of the investee but does not control or have joint control over these policies. In assessing the existence of significant influence the Company considers the potential voting rights exercisable or convertible at the end of each period, taking into account also the potential voting rights hold by Endesa Américas or other company. In general, if the Group holds 20% or more of the voting power of an investee, it is presumed that the Group has significant influence over an investee.

Investments in associated companies are recognized in these interim consolidated financial statements using the equity method, in accordance with accounting policy described in Note 3.h.

Appendix 2 “Associated Companies” to these interim consolidated financial statements describes the relationship of Endesa Américas and each of these companies.

2.6 Basis of consolidation and business combinations

The subsidiaries are consolidated and all their assets, liabilities, revenues, expenses, and cash flows are included in the consolidated financial statements once the adjustments and eliminations from intra-group transactions have been made.

The comprehensive income of subsidiaries is included in the consolidated statement of comprehensive income from the date that the Parent Company gains control of the subsidiary until the date when it ceases to control the subsidiary.

The operations of the Parent Company and its subsidiaries have been consolidated under the following basic principles:

1.	At the date the Parent obtains control, the identifiable assets acquired and liabilities assumed are recognized at their fair value, except for certain assets and liabilities that are recognized using valuation principles established in other IFRS standards. Goodwill is recognized as the excess of the sum of the consideration transferred and the amount of any non-controlling interests in the acquiree over the fair value of the net assets acquired and liabilities assumed. In the case when the net of the acquisition-date amounts of the identifiable assets acquired and liabilities assumed exceeds the sum of the consideration transferred and the amount of any non-controlling interests in the acquiree, the excess after reassessment is recognized immediately in profit or loss as a bargain purchase gain.

For each business combination, the Group chooses whether to value the non-controlling interests in an acquired company at fair value or at the proportional share of the net identifiable assets acquired.

If it is not possible to determine the fair value of all assets acquired and liabilities assumed at the acquisition date, the Group will report the provisional amounts for the items for which the accounting is incomplete. Those provisional amounts are adjusted retrospectively during the measurement period (which cannot exceed one year from the acquisition date), or additional assets or liabilities are recognized, to reflect new information obtained about facts and circumstances that existed at the acquisition date that, if known, would have affected the amounts recognized at that date.

For business combinations achieved in stages, the Company’s previously held equity interest in the acquiree is remeasured to its acquisition-date fair value and the resulting gain or loss, if any, is recognized in profit or loss.

2.

Non-controlling interests in equity and in comprehensive income of the subsidiaries are presented, respectively, under the line items “Total Equity: Non-controlling interests” in the consolidated statement of

The accompanying notes are an integral part to the Interim Consolidated Financial Statements financial position and “Net profit attributable to non-controlling interests” and “Comprehensive income attributable to non-controlling interests” in the consolidated statement of comprehensive income.

3.	The financial statements of the Group companies with functional currencies other than the Chilean peso are translated as follows:

a.	For assets and liabilities the prevailing closing exchange rate is used.

b.	For items of the comprehensive income, the average exchange rate for the period is used (unless this average is not a reasonable approximation of the cumulative effect of the exchange rates in effect on the dates of the transactions, in which case the exchange rate in effect on the date of each transaction is used).

c.	For equity accounts the historical exchange rate from the date of acquisition or contribution is used, and retained earnings are translated at the average exchange rate at the date of origination.

d.	Exchange differences arising in translation of financial statements are recognized in the item “Foreign currency translation losses, net” in other comprehensive income (See Note 22.2).

4.	The balances and transactions between consolidated companies were eliminated in full on consolidation.

5.	Changes in the ownership interests in subsidiaries that do not result in the Group taking or losing control are accounted for as equity transactions. The carrying amounts of the controlling and non-controlling interests are adjusted to reflect the changes in their relative interests in the subsidiaries. Any difference between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid or received is recognized directly in Equity attributable to the shareholders of the Parent.

6.	Business combinations between entities under common control are accounted for using, as a reference, the ‘pooling of interest’ method. Under this method, the assets and liabilities involved in the transaction remain reflected at the same carrying amounts at which they were recognized in the ultimate controlling company, although subsequent accounting adjustments may need to be made to align the accounting policies of the companies involved.

Any difference between assets and liabilities contributed to the consolidation and the consideration paid is recorded directly in equity, as a charge or credit to “Other reserves”. The Company does not restate comparative periods in its financial statements for business combinations under common control.

3.	ACCOUNTING POLICIES

The principle accounting policies used in preparing the accompanying consolidated financial statements are the following:

a) Property, plant and equipment

Property, plant and equipment are measured at acquisition cost, net of accumulated depreciation and any impairment losses they may have experienced. In addition to the price paid to acquire each item, the cost also includes, where applicable, the following concepts:

•	Financing expenses accrued during the construction period that are directly attributable to the acquisition, construction, or production of qualified assets, which require a substantial period of time

The accompanying notes are an integral part to the Interim Consolidated Financial Statements before being ready for use such as, for example, electricity generation or distribution facilities. The Group defines “substantial period” as one that exceeds twelve months. The interest rate used is that of the specific financing or, if none exists, the weighted average financing rate of the company carrying out the investment (see Note 14.b.1).

•	Employee expenses directly related to construction in progress (see Note 14.b.2).

•	Future disbursements that the Group will have to make to close their facilities are incorporated into the value of the asset at fair value, recognizing in the accounting the corresponding provision for dismantling or restoration. The Group reviews its estimate of these future disbursements on an annual basis, increasing or decreasing the value of the asset based on the results of this estimate (see Note 20).

Items for construction work in progress are transferred to operating assets once the testing period has been completed and they are available for use, at which time depreciation begins.

Expansion, modernization or improvement costs that represent an increase in productivity, capacity or efficiency, or a longer useful life are capitalized as increasing the cost of the corresponding assets.

The replacement or overhaul of entire components that increase the asset’s useful life or economic capacity are recognized as an increase in the carrying amount of the respective assets, derecognizing the replaced or overhauled components.

Expenditures for periodic maintenance, conservation and repair are recognized directly as an expense for the period in which they are incurred.

Property, plant and equipment, net of its residual value, is depreciated by distributing the cost of the different items that comprise it on a straight-line basis over its estimated useful life, which is the period during which the Group companies expect to use the assets. Useful life estimates and residual values are reviewed on an annual basis and if appropriate adjusted prospectively.

The following table sets forth the main categories of property, plant and equipment with their respective estimated useful lives:

Categories of Property, plant and equipment	Years of estimated useful lives
Buildings	22 – 100
Plant and equipment	3 – 85
IT equipment	3 – 15
Fixtures and fittings	5 – 21
Motor vehicles	5 – 10

Additionally, the following table sets for greater detail on the useful lives of plant and equipment items:

Categories of Property, plant and equipment	Years of estimated useful lives
Generating facilities:
Hydro electrical plants
Civil engineering works	35 – 65
Electromechanical equipment	10 – 85
Coal/fuel power stations	10 – 35
Combined Cycle stations	3 – 25

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

Land is not depreciated since it has an indefinite useful life.

Regarding the administrative concessions held by the Group’s electric companies, the following table lists the remaining periods until expiration of the concessions that do not have an indefinite term:

Concession holder and operator	Country	Year concession started	Concession term	Period remaining to expiration
Hidroeléctrica El Chocón S.A. (Generación)	Argentina	1993	30 years	7 years

To the extent that the Group recognizes the assets as Property, plant and equipment, they are amortized over their economic life or the concession term, whichever is shorter, when the economic benefit from the asset is limited to its use during the concession term. At the end of each concession period it can be renewed at the discretion of the granting authority, otherwise all assets and facilities will be returned to the granting authority.

Any required investment, improvement or replacement made by the Group is considered in the impairment test to Property, plant, and equipment as a future contractual cash outflow that is necessary to obtain future cash inflow.

The Group’s management analysed the specific contract terms of the concession described above and has concluded that there are no determining factors indicating that the grantor of the concession (a governmental body) controls the infrastructure and, at the same time, can continuously set the price to be charged for the services. These requirements are essential for applying IFRIC 12 Service Concession Arrangements, an interpretation that establishes how to recognize and measure certain types of concessions.

Gains or losses that arise from the sale or disposal of items of Property, plant, and equipment are recognized as “Other gains, net” in the comprehensive income statement and are calculated by deducting the net carrying amount of the asset and any sales costs from the consideration received in the sale.

b) Goodwill

Goodwill arising from business combinations, and reflected upon consolidation, represents the excess value of the consideration paid plus the amount of any non-controlling interests over the Group’s share of the net value of the assets acquired and liabilities assumed, measured at fair value at the acquisition date. If the accounting for a business combination is completed, after the end of the reporting period in which the combination occurs, the amounts previously reported presented are adjusted, for comparative purposes, to include the value of the assets acquired and liabilities assumed and the value of the final goodwill as of acquisition date.

Goodwill arising from acquisition of companies with functional currencies other than the Chilean peso is measured in the functional currency of the acquired company and translated to Chilean pesos using the exchange rate effective as of the date of the statement of financial position.

Goodwill is not amortized; instead, at the end of each reporting period or when there are indicators that an impairment might have occurred, the Company estimates whether any impairment has reduced its recoverable amount to an amount less than carrying amount and, if so, an impairment loss is immediately recognized in the statement of comprehensive income (see Note 3.d).

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

c) Intangible assets other than goodwill

Intangible assets are initially recognized at their acquisition cost or production cost, and are subsequently measured at their cost, net of accumulated amortization and impairment losses they may have experienced.

Intangible assets are amortized on a straight line basis during their useful lives, starting from the date when they are ready for use, except for those with an indefinite useful life, which are not amortized. As of June 30 and March 1, 2016 there were no significant amounts in intangible assets with an indefinite useful life.

The criteria for recognizing these assets’ impairment losses and, if applicable, recovery of impairment losses recognized in previous periods are explained in Note 3.d below.

An intangible asset is derecognized on disposal, or when no future economic benefits are expected from use or disposal.

Gains or losses arising from derecognition of an intangible asset, measured as the difference between the net disposal proceeds and the carrying amount of the asset, are recognized in profit or loss when the asset is derecognized.

c.1) Research and development expenses

The Group recognizes in the statement of financial position the costs incurred in a project’s development phase as intangible assets as long as the project’s technical feasibility and economic returns are reasonable assured.

Research expenditures are recognized in the consolidated statement of comprehensive income when incurred.

c.2) Other intangible assets

These intangible assets correspond primarily to computer software, water rights, and easements. They are initially recognized at acquisition or production cost and are subsequently measured at cost less accumulated amortization and impairment losses, if any.

Computer software programs are amortized (on average) over five years. Certain easements and water rights have indefinite useful lives and, are therefore, not amortized, while others have useful lives ranging from 40 to 60 years, depending on their characteristics, and they are amortized over that term.

d) Impairment of non-financial assets

During the period, and principally at the end of each reporting period, the Group evaluates whether there is any indication that an asset has been impaired. If any such indication exists, the Company estimates the recoverable amount of that asset to determine the amount of the impairment loss. In the case of identifiable assets that do not generate cash flows independently, the Company estimates the recoverable amount of the Cash Generating Unit (CGU) to which the asset belongs, which is understood to be the smallest identifiable group of assets that generates independent cash inflows.

Notwithstanding the preceding paragraph, in the case of CGUs to which goodwill or intangible assets with an indefinite useful life have been allocated, a recoverability analysis is performed routinely at the end of each reporting period.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

The recoverable amount is the higher of fair value less the cost of disposal and value in use, which is defined as the present value of the estimated future cash flows. In order to calculate the recoverable amount of Property, plant, and equipment, as well as of goodwill, and intangible assets, the Group uses value-in-use criteria in practically all cases.

To estimate the value in use, the Group prepares future pre-tax cash flow projections based on the most recent budgets available. These budgets incorporate management’s best estimates of CGUs’ revenue and costs using sector projections, past experience and future expectations.

In general, these projections cover the next five years, estimating cash flows for subsequent years by applying reasonable growth rates which, in no case, are increasing rates nor exceed the average long-term growth rates for the particular sector and country in which the Group operates. As of June 30, 2016 future cash flows projections were extrapolated using the following rates:

Country	Currency	Growth rate
Argentina	Argentine peso(Ar$)	11.1%
Brazil	Brazilian real	5.0%-6.0%
Peru	Sol	3.2%
Colombia	Colombian peso (CP)	4.1%

These cash flows are discounted to calculate their present value at a pre-tax rate that covers the cost of capital for the business activity and the geographic area in which it is being carried out. The time value of money and the risk premiums generally used among analysts for the business activity and the geographic zone are taken into account to calculate the pre-tax rate.

The following are the pre-tax discount rates applied as of June 30, 2016, expressed in nominal terms:

Country	Currency	Min	Max
Argentina	Argentine peso	41.0%	46.9%
Brazil	Real	13.0%	22.9%
Peru	Sol	11.8%
Colombia	Colombian peso	15.0%

If the recoverable amount of the CGU is less than the net carrying amount of the asset, the corresponding impairment loss is recognized for the difference in the consolidated statement of comprehensive income under the item “Impairment loss”. The impairment is first allocated to the carrying amount of any goodwill allocated to the CGU, and then to the other assets of the unit pro rata on the basis of the carrying amount of each asset in the unit. The carrying amount of an asset is not reduced below the highest of fair value less costs of disposal, its value in use; or zero.

Impairment losses recognized for an asset for an asset other than goodwill in prior periods are reversed if, and only if, there are indications that the impairment loss no longer exists or may have decreased, thus increasing the asset’s carrying amount with a credit to earnings. The increase in the asset’s carrying amount shall not exceed that carrying amount that would have been determined had no impairment loss been recognized for the asset. Goodwill impairment losses are not reversed in subsequent periods.

e) Leases

In order to determine whether an arrangement is, or contains, a lease, the Group assesses the economic substance of the agreement, to assess whether fulfilment of the arrangement depends on the use of a specific

The accompanying notes are an integral part to the Interim Consolidated Financial Statements asset and whether the agreement conveys the right to the use of the asset. If both conditions are met, at the inception of the arrangement the Group separates the payments and other considerations relating to the lease, at their fair values, from those corresponding to the other components of the arrangement.

Leases that substantially transfer all of the risks and rewards of ownership to the Group are classified as finance leases. All other leases are classified as operating leases.

Finance leases in which the Group acts as a lessee are recognized at the inception of the arrangement. At that time, the Group records an asset based on the nature of the lease and a liability for the same amount, equal to the fair value of the leased asset or the present value of the minimum lease payments, if the latter is lower. Subsequently, the minimum lease payments are apportioned between finance expenses and reduction of the lease obligation. Finance expenses are recognized in the income statement and allocated over the lease term, so as to obtain a constant interest rate for each period over the remaining balance of the liability. Leased assets are depreciated on the same terms as other similar depreciable assets, as long as there is reasonable certainty that the lessee will acquire ownership of the asset at the end of the lease. If no such certainty exists, the leased asset is depreciated over the shorter term of the useful lives of the asset and the lease term.

In the case of operating leases, payments are recognized as an expense in the case of the lessee and as income in the case of the lessor, both on a straight-line basis, over the term of the lease unless another type of systematic basis of distribution is deemed more representative.

f) Financial instruments

Financial instruments are contracts that give rise to both a financial asset in one entity and a financial liability or equity instrument in another entity.

f.1) Financial assets other than derivatives

The Group classifies its non-derivative financial assets, whether permanent or temporary, excluding investments accounted for using the equity method (see Notes 3.h and 11) and non-current assets and disposal groups held for sale, into four categories:

•	Loans and trade and other receivables: Trade and other receivables and accounts receivable from related parties, that are not quoted in the active market, are measured at amortized cost, which is the initial fair value less principal repayments made, plus accrued and uncollected interest, calculated using the effective interest method.

The effective interest method is used to calculate the amortized cost of a financial asset or liability (or group of financial assets or financial liabilities) and of allocating finance income or cost over the relevant period. The effective interest rate is the discount rate that exactly matches discounts estimated future cash flows to be received or paid through the expected life of the financial instrument (or, when appropriate, over a shorter period) to the net carrying amount of the financial asset or financial liability.

•	Held-to-maturity investments: Investments quoted in an active market that the Group intends to hold and is capable of holding until their maturity are accounted for at amortized cost as defined in the preceding paragraph.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

•	Financial assets at fair value through profit or loss: This category includes the trading portfolio and those financial assets that have been designated as such upon initial recognition and that are managed and evaluated on a fair value basis. They are measured in the consolidated statement of financial position at fair value, with changes in value recognized directly in consolidated comprehensive income statement when they occur.

•	Available-for-sale financial assets: These are financial assets specifically designated as available for sale or that do not fit within any of the three preceding categories. They are mainly all financial investments in equity instruments (see Note 6).

These financial assets are recognized in the consolidated statement of financial position at fair value when it can be reliably determined. For investments in equity instruments in unlisted companies or companies with lower levels of liquidity, normally the fair value cannot be reliably determined. When this occurs, those investments in equity instruments are measured at acquisition cost less impairment losses, if any.

Changes in fair value, net of taxes, are recognized in other comprehensive income, until the investments are disposed of, at which date the amount accumulated in other comprehensive income is reclassified to profit or loss.

If the fair value is lower than the acquisition cost, and if there is objective evidence that the asset has been more than temporarily impaired, the difference is recognized directly in profit or loss.

Purchases and sales of financial assets are accounted for using their trade date.

f.2) Cash and cash equivalents

This item within the consolidated statement of financial position includes cash and bank balances, time deposits with original maturity of less than or equal to 90 days, and other highly liquid investments (with original maturity of less or equal to 90 days) that are readily convertible to cash and are subject to insignificant risk of changes in value.

f.3) Impairment of financial assets

The following criteria are used to determine if a financial asset has been impaired:

•	For trade receivables in the electricity generation, transmission and distribution segments, the Company’s policy is to recognize impairment losses when there is objective evidence that the balance will not be recoverable. In general terms, the Group’s entities have a defined policy to recognize impairment losses based on aging of past-due balances. This is the policy generally applied except in those cases where a specific collective basis analysis is recommended, such as in the case of receivables from government-owned companies (see Note 7).

•	In the case of receivables of a financial nature, that are included in the loans and trade and other receivables and held-to-maturity investments categories, impairment is determined on a case-by-case basis and it is measured as the difference between the carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate (see Notes 6 and 18).

•	For financial investments available-for-sale, impairment criteria are detailed in Note 3.f.1.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

f.4) Financial liabilities other than derivatives

Financial liabilities are recognized based on cash received, net of any costs incurred in the transaction. In subsequent periods, these obligations are measured at their amortized cost using the effective interest method (see Note 3.f.1).

In the particular case that a liability is the hedged item in a fair value hedge, as an exception, such liability is measured at its fair value for the portion of the hedged risk.

In order to calculate the fair value of debt, both when it is recognized in the statement of financial position and for fair value disclosure purposes as shown in Note 16, debt has been divided into fixed interest rate debt (hereinafter “fixed-rate debt”) and variable interest rate debt (hereinafter “floating-rate debt”). Fixed-rate debt is that on which fixed-interest coupons established at the beginning of the transaction are paid explicitly or implicitly over its term. Floating-rate debt is that issued at a variable interest rate, i.e., each coupon is established at the beginning of each period based on the reference interest rate. All debt has been measured by discounting expected future cash flows with a market interest rate curve based on the payment currency.

f.5) Derivative financial instruments and hedge accounting

Derivatives held by the Group are primarily transactions entered into to hedge interest and/or exchange rate risk, intended to eliminate or significantly reduce these risks in the underlying transactions being hedged.

Derivatives are recognized at fair value at the end of each reporting period as follows: if their fair value is positive, they are recognized within “Other financial assets”; and if their fair value is negative, they are recognized within “Other financial liabilities”. For derivatives on commodities, the positive fair value is recognized in “Trade and other receivables”, and negative fair values are recognized in “Trade and other payables”.

Changes in fair value are recognized directly in profit or loss, except when the derivative has been designated for accounting purposes as a hedging instrument (in a cash flow hedge) and all of the conditions established under IFRS for applying hedge accounting are met, including that the hedge be highly effective. In this case, changes are recognized as follows:

•	Fair value hedges: The underlying portion for which the risk is being hedged (hedged risk) and the hedge instrument are measured at fair value, and any changes in value of both items are recognized in the consolidated statement of comprehensive income by offsetting the effects within the same comprehensive income statement account.

•	Cash flow hedges: Changes in the fair value of the effective portion of the hedged item and hedge instrument are recognized in other comprehensive income and accumulated in an equity reserve known as “Reserve for cash flow hedges”. The cumulative loss or gain in this account this reserve is transferred to the consolidated statement of comprehensive income to the extent that the hedged item impacts the consolidated statement of comprehensive income because of the hedged risk, offsetting the effect in the same comprehensive income statement account. Gains or losses from the ineffective portion of the hedge relationship are recognized directly in the consolidated statement of comprehensive income.

A hedge relationship is considered highly effective when changes in fair value or in cash flows of the underlying item directly attributable to the hedged risk are offset by changes in fair value or cash flows of the hedging instrument, with an effectiveness ranging from 80% to 125%.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

The Group does not apply hedge accounting for net investments in foreign operations.

As a general rule, long-term commodity purchase or sale agreements are recognized in the consolidated statement of financial position at their fair value at the end of each reporting period, recognizing any differences in value directly in profit or loss, except for, when all of the following conditions are met:

•	The sole purpose of the agreement is for the Group’s own use, which is understood as: (i) in the case of fuel purchase agreements its used to generate electricity; (ii) in the case of electrical energy purchased for sale, its sale to the end-customer; and, (iii) in the case of electricity sales its sales to the end-customer.

•	The Group’s future projections evidence the existence of these agreements for its own use.

•	Past experience with agreements evidence that they have been utilized for the Group’s own use, except in certain isolated cases when for exceptional reasons or reasons associated with logistical issues have been used beyond the control and projection of the Group.

•	The agreement does not stipulate settlement by differences and the parties have not made it a practice to settle similar contracts by differences in the past.

The long-term commodity purchase or sale agreements maintained by the Group, which are mainly for electricity, fuel, and other supplies, meet the conditions described above. Thus, the purpose of fuel purchase agreements is to use them to generate electricity, the electricity purchase contracts are used to sell to end-customers, and the electricity sale contracts are used to sell the Group’s own products.

The Group also evaluates the existence of derivatives embedded in contracts or financial instruments to determine if their characteristics and risk are closely related to the principal contract, provided that when taken as a whole they are not being accounted for at fair value. If they are not closely related, they are recognized separately and changes in value are accounted for directly in profit or loss.

f.6) Derecognition of financial assets and liabilities

Financial assets are derecognized when:

•	The contractual rights to receive cash flows from the financial asset expire or have been transferred or, if the contractual rights are retained, the Group has assumed a contractual obligation to pay these cash flows to one or more recipients.

•	The Group has substantially transferred all the risks and rewards of ownership of the financial asset, or, if it has neither transferred nor retained substantially all the risks and rewards, when it does not retain control of the financial asset.

Transactions in which the Group retains substantially all the inherent risks and rewards of ownership of the transferred asset, it continues recognizing the transferred asset in its entirety and recognizes a financial liability for the consideration received. Transactions costs are recognized in profit and loss by using the effective interest method (see Note 3.f.1).

Financial liabilities are derecognized when they are extinguished, that is, when the obligation arising from the liability has been paid or cancelled, or has expired.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

f.7) Offsetting financial assets and liabilities

The Group offsets financial assets and liabilities, and the net amount is presented in the statement of financial position when and only when:

•	there is a legally enforceable right to set-off the recognized amounts; and

•	there is an intention to settle on a net basis, or to realize the asset and settle the liability simultaneously.

The right of set-off is enforceable in the normal course of business, in an event of default, and in an event of insolvency or bankruptcy of one or all counterparties.

f.8) Financial guarantees

The financial guarantee contracts, defined as the guarantees issued by the Group and its subsidiaries to third parties, are initially measured at fair value, adjusting for transaction costs that are directly attributable to the issuance of the guarantee.

Subsequent to initial recognition, financial guarantee contracts are measured at the higher of:

•	The amount of the liability determined under accounting policy described in Note 3.j; and

•	The amount initially recognized less, when appropriate, any accumulated amortization recognized in accordance with the revenue recognition accounting policy (see Note 3.n).

g) Fair value measurement

The fair value of an asset or liability is defined as the price that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Fair value measurement assumes that the transaction to sell an asset or transfer a liability occurs in the principal market, namely, the market with the greatest volume and level of activity for that asset or liability. In the absence of a principal market, it is assumed that the transaction is carried out in the most advantageous market available to the entity, namely, the market that maximizes the amount that would be received on selling the asset or minimizes the amount that would be paid to transfer the liability.

In estimating fair value the Group uses valuation techniques that are appropriate for the circumstances and for which there are sufficient data to conduct the measurement. The Group maximizes the use of relevant observable data and minimizes the use of unobservable data.

Considering the hierarchy of the data used in these valuation techniques, the assets and liabilities measured at fair value can be classified into the following levels:

Level 1: Quoted price (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices included within Level 1 that are observable for the assets or liabilities, either directly (i.e. as prices) or indirectly (i.e. derived from prices). The methods and assumptions used to determine the fair values at Level 2 by type of financial asset or financial liability take into consideration estimated future cash flows discounted at zero coupon interest rate curves for each currency (all these valuations are carried out using external tools such as Bloomberg).

Level 3: Inputs for assets or liabilities that are not based on observable market data (unobservable inputs).

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

When measuring fair value, the Group takes into account the characteristics of the asset or liability, particularly:

•	For non-financial assets, fair value measurement takes into account the ability of a market participant to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use;

•	For liabilities and equity instruments, the fair value measurement assumes that the liability would not be settled and an equity instrument would not be cancelled or otherwise extinguished on the measurement date. The fair value of the liability reflects the effect of non-performance risk, namely, the risk that an entity will not fulfil the obligation, which includes, but is not limited to, the Company’s own credit risk;

•	The Group measures derivatives not traded on active markets by using the discounted cash flow method and generally accepted options valuation models, based on current and future market conditions as of end of period. It also adjusts the value according to its own credit risk (Debt Valuation Adjustment, DVA), and the counterparty risk (Credit Valuation Adjustment, CVA). These CVA and DVA adjustments are measured on the basis of the potential future exposure of the instrument (creditor or borrower position) and the risk profile of both the counterparties and the Group itself;

•	In the case of financial assets and financial liabilities with offsetting positions in market risks or counterparty credit risks, it is permitted to measure the fair value on a net basis. However, this must be consistent with the manner in which market participants would price the net risk exposure at the measurement date.

Assets and liabilities measured at fair value are presented in the Note 18.3.

h) Investments accounted for using the equity method

The Group’s interests in associates are recognized using the equity method.

Under the equity method, an investment in an associate is initially recognized at cost. As of the acquisition date, the investment is recognized in the statement of financial position based on the share of its equity that the Group’s interest represents in its capital, adjusted for, if appropriate, the effect of transactions with Group’s entities plus any goodwill generated in acquiring the entity. If the resulting amount is negative, zero is recognized for that investment in the statement of financial position, unless the Group has a present obligation (either legal or constructive) to support the investee’s negative equity position, in which case a provision is recognized.

Goodwill from the associate is included in the carrying amount of the investment. It is not amortized but is subject to impairment testing as part of the overall investment carrying amount when impairment indicators exist.

Dividends received from these investments are deducted from the carrying amount of the investment, and any profit or loss obtained from them to which the Group is entitled based on its ownership interest is recognized under “Share of profit (loss) of investments accounted for using equity method”.

Appendix 2 “Associated Companies” to these consolidated financial statements describes the relationship of the Company and each of these entities.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

i) Inventories

Inventories are measured at their weighted average acquisition price or the net realizable value, whichever is lower. The net realisable value is the estimated selling price in the ordinary course of business less the estimated costs necessary to make the sale.

j) Provisions

Provisions are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation. When a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows (when the effect of the time value of money is material). The unwinding of the discount is recognized as finance cost. Incremental legal cost expected to be incurred in resolving a legal claim is included in measuring the provision.

Provisions are reviewed at the end of each reporting period and adjusted to reflect the current best estimate. If it is no longer probable that an outflow of resources embodying economic benefits will be required to settle the obligation, the provision is reversed.

A contingent liability does not result in the recognition of a provision. Legal costs expected to be incurred in defending a legal claim are expensed as they are incurred. Significant contingent liabilities are disclosed unless the likelihood of an outflow of resources embodying economic benefits is remote.

j.1) Provisions for post-employment benefits and similar obligations

Some of the Group’s entities have pension and similar obligations to their employees. Such obligations, which combine defined benefits and defined contributions, are basically formalized through pension plans, except for certain non-monetary benefits, mainly electricity supply commitments, which, due to their nature, have not been externalized and are covered by the related in-house provisions.

For defined benefit plans, the cost of providing benefits is determined using the Projected Unit Credit Method, with actuarial valuations being carried out at the end of each reporting period. Past service costs relating to changes in benefits are recognized immediately.

The defined benefit plan obligations in the statement of financial position represent the present value of the accrued obligations, adjusted, once the fair value of the different plans’ assets has been deducted, if applicable.

For each of the defined benefit plans, any deficit between the actuarial liability for past services and the plan assets is recognized under line item “Provisions for employee benefits” within current and non-current liabilities in the consolidated statement of financial position.

Actuarial gains and losses arising in the measurement of both the plan liabilities and the plan assets are recognized directly as a component of other comprehensive income.

Contributions to defined contribution benefit plans are recognized as an expense in the consolidated statement of comprehensive income when the employees have rendered their services.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

k) Translation of foreign currency balances

Transactions carried out by each entity in a currency other than its functional currency are recognized using the exchange rates prevailing as of the date of each transaction. During the period, any differences that arise between the prevailing exchange rate at the date of the transaction and the exchange rate as of the date of collection or payment are recognized as “Foreign currency exchange losses, net” in the consolidated statement of comprehensive income.

Likewise, at the end of each reporting period, receivable or payable balances denominated in a currency other than each entity’s functional currency are translated using the closing exchange rate. Any differences are recognized as “Foreign currency exchange losses, net” in the consolidated statement of comprehensive income.

The Group has established a policy to hedge the portion of revenue from its subsidiaries that is directly linked to variations in the U.S. dollar, through obtaining financing in such currency. Exchange differences related to this debt, which is regarded as the hedging instrument in cash flow hedge transactions, are recognized, net of taxes, in other comprehensive income and are accumulated in an equity reserve and reclassified to profit or loss when the hedged cash flows impact profit or loss. This term has been estimated at ten years.

l) Current/Non-current classification

In these consolidated statements of financial position, assets and liabilities expected to be recovered or settled within twelve months are presented as current items, except for post-employment and other similar obligations; and those assets and liabilities expected to be recovered or settled in more than twelve months are presented as non-current items. Deferred income tax assets and liabilities are classified as non-current.

When the Company has any obligations that mature in less than twelve months but can be refinanced over the long term at the Company’s discretion, through unconditionally available credit agreements with long-term maturities, such obligations are classified as long-term liabilities.

m) Income taxes

Income tax expense for the period is determined as the sum of current taxes from the Group’s subsidiaries and results from applying the tax rate to the taxable income for the period, after permitted deductions have been made, plus any changes in deferred tax assets and liabilities and tax credits, both for tax losses and deductions. Differences between the carrying amount and tax basis of assets and liabilities originate deferred tax asset and liability balances, which are calculated using the tax rates expected to apply when the assets and liabilities are realized or settled, based on tax rates that have been enacted or substantively enacted by the end of the reporting period.

Deferred tax assets are recognized for all deductible temporary differences, tax losses and unused tax credits to the extent that it is probable that sufficient future taxable profits exist to recover the deductible temporary differences and make use of tax credits. Such deferred tax asset is not recognized if the deductible temporary difference arises from the initial recognition of an asset or liability that:

•	Did not arise from a business combination; and

•	At initial recognition affected neither accounting profit nor taxable profit (loss).

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

In respect of deductible temporary differences associated with investments in subsidiaries, associates and joint arrangements, deferred tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profits will be available against which the temporary differences can be utilized.

Deferred tax liabilities are recognized for all temporary differences, except those derived from the initial recognition of goodwill and those that arose from investments in subsidiaries and associates in which the Group can control their reversal and where it is probable that they will not be reversed in the foreseeable future.

Current tax and changes in deferred tax assets or liabilities are recognized in profit or loss or in equity, depending on where the gains or losses that triggered these tax entries have been recognized.

Any tax deductions that can be applied to current tax liabilities are credited to earnings within the line item “Income tax expenses”, except when doubts exist about their tax realization, in which case they are not recognized until they are effectively realized, or when they correspond to specific tax incentives, in which case they are recognized as government grants.

At the end of each reporting period, the Group reviews the deferred taxes assets and liabilities recognized, and makes, if any, necessary corrections based on the results of its analysis.

Deferred tax assets and deferred tax liabilities are offset in the consolidated statement of financial position if it has a legally enforceable right to offset current tax assets against current tax liabilities, and only when the deferred taxes relate to income taxes levied by the same taxation authority.

n) Revenue and expense recognition

Revenue is recognized when the gross inflow of economic benefits arising in the course of the Group’s ordinary activities in the period occurs, provided that this inflow of economic benefits results in an increase in total equity other than increases relating to contributions from equity participants and such benefits can be measured reliably.

Revenues and expenses are recognized on an accrual basis and depending on the type of transaction, the following criteria for recognition are taken:

•	Generation and transmission of electricity: Revenue is recognized based on physical delivery of energy and power, at prices established in the respective contracts; at prices stipulated in the electricity market by applicable regulations; or at marginal cost determined on the spot market, as the case may be. This revenue includes an estimate of the service provided and not billed until the closing date (see Note 2.3).

Revenue from rendering of services is only recognized, when it can be estimated reliably, by reference to the stage of completion of the service rendered at the date of the statement of financial position.

Revenue is recognized based on the economic substance of the transaction and is recognized when all of the following conditions are met:

•	the entity has transferred to the buyer the significant risks and rewards of ownership of the goods;

•	the entity retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold;

•	the amount of revenue can be measured reliably;

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

•	it is probable that the economic benefits associated with the transaction will flow to the entity; and

•	the costs incurred or to be incurred in respect of the transaction can be measured reliably.

Revenue is measured at the fair value of the consideration received or receivable that gives rise to the revenue.

In arrangements under which the Group will perform multiple revenue-generating activities (multiple-element arrangement), the recognition criteria are applied to the separately identifiable components of the transaction in order to reflect the substance of the transaction or to two or more transactions together when they are linked in such a way that the commercial effect cannot be understood without reference to the series of transactions as a whole. The Group excludes from revenue those gross inflows of economic benefits it receives when it acts as an agent or commission agent on behalf of third parties, and only recognizes as revenue economic benefits received for its own activity.

When goods or services are exchanged or swapped for goods or services of a similar nature and value, the exchange is not regarded as a revenue-generating transaction.

The Group recognizes the net amount of non-financial asset purchase or sale contracts that are settled for a net amount of cash or through some other financial instruments. Contracts entered into and maintained for the purpose of receiving or delivering these non-financial assets are recognized on the basis of the contractual terms of the purchase, sale, or usage requirements expected by the entity.

Financial income (expense) is recognized using the effective interest method.

Expenses are recognized on an accruals basis, immediately in the event of expenditures that do not generate future economic benefits or when not meet the requirements for recording them as assets.

o) Earnings per share

Basic earnings per share are calculated by dividing net profit attributable to shareholders of the Parent (the numerator) by the weighted average number of ordinary shares outstanding (the denominator) during the period, excluding the average number of shares of the Parent held by other subsidiaries within the Group, if any.

Basic earnings per share are calculated as the ratio of the net profit for the period after tax from continuing and discontinued operations, less the corresponding portion attributable to non-controlling interests, and the weighted average number of common shares of the parent company outstanding during the period, excluding the average number of shares of the parent held by the Group, if any.

Between March 1 and June 30, 2016 the Group did not engage in any transaction of any kind with potential dilutive effects leading to diluted earnings per share that could differ from basic earnings per share.

p) Dividends

Article No. 79 of the Chilean Companies Act establishes that, unless unanimously agreed otherwise by the shareholders of all issued shares, listed corporations must distribute a cash dividend to shareholders on an annual basis, pro rata to the shares owned or the proportion established in the company’s by-laws if there are preferred shares, of at least 30% of net income for each period, except when accumulated losses from prior years must be absorbed.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

As it is practically impossible to achieve a unanimous agreement given the Group’s highly fragmented share capital, at the end of each reporting period the amount of the minimum statutory dividend obligation to its shareholders is determined, net of interim dividends approved during the period, and then accounted for in “Trade and other payables” and “Accounts payable to related parties”, as appropriate, and recognized in Equity.

Interim and final dividends are deducted from Equity as soon as they are approved by the competent body, which in the first case is normally the Board of Directors and in the second case is the Ordinary Shareholders’ Meeting.

q) Cash flow statement

The cash flow statement reflects changes in cash and cash equivalents that took place during the period, determined with the direct method. It uses the following expressions and corresponding meanings:

•	Cash flows: inflows and outflows of cash or cash equivalents, which are defined as highly liquid investments maturing in less than three months with a low risk of changes in value.

•	Operating activities: the principal revenue-producing activities of the Group and other activities that cannot be considered investing or financing activities.

•	Investing activities: the acquisition and disposal of long-term assets and other investments not included in cash and cash equivalents.

•	Financing activities: activities that result in changes in the size and composition of the total equity and borrowings of the Group.

4.	SECTOR REGULATIONS AND ELECTRICITY SYSTEM OPERATIONS

4.1 Regulatory framework

Argentina

Argentina has shown signs of intervention in the electricity market since the crisis of 2002. Under the previous regulations, generators sold to distributors at prices obtained from centralized calculations of the average spot market price. The distributers’ purchase price was the average price forecast for the next six months, called the Seasonal Price (Precio Estacional). Any differences between the Seasonal Price (the purchase price) and the actual spot price (the selling price) was charged to the Seasonal Fund (Fondo Estacional) managed by the Electricity Wholesale Market Administration Company (CAMMESA – Compañía Administradora del Mercado Mayorista Eléctrico).

However, after the 2002 crisis, the authorities changed the price-setting criteria, bringing the marginal pricing system to an end. First, marginal prices were calculated without taking into consideration the natural gas shortages. In effect, despite the fact that generation is dispatched on the basis of the fuels actually used, Resolution SE 240/2003 establishes that the marginal price is to be calculated taking into consideration all of the generation units as if there were no restrictions in effect on natural gas supplies. In addition, the expense of water is not included in the calculations if its opportunity cost is higher than the cost of generating power with natural gas. Second, it established a spot price ceiling of Ar$120/MWh. However, CAMMESA pays the actual variable costs of the thermal plants that run on liquid fuels through the Temporary Dispatch Cost Overruns program.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

In addition, as the dollarized economy was devalued and went back to the Argentine peso, payment for capacity fell from US$10 to Ar$10 per MWh. Capacity payments have subsequently risen slightly, to Ar$12 pesos.

Additionally, the freezing of prices paid by distributors caused a gap in relation to actual generation costs, resulting in various types of special agreements for recovering costs, in accordance with regulations in force.

It was within this context that the government announced in 2012 its plan to change the current regulatory framework for one based on an average cost scheme.

Resolution 95/2013 was published in March of 2013, significantly changing the system for generators’ remunerations and setting new prices for capacity depending on the type of technology used and availability. It also set new values for paying for non-fuel variable costs, as well as additional remuneration for energy generated.

In May 2013, the Group’s generating companies (Central Costanera S.A. and Hidroeléctrica El Chocón S.A.) accepted the terms of Resolution SE 95/2013.

This resolution marked the end of marginal pricing as a payment system in the Argentine power generation market and established, instead, payment by type of technology and size of plant. For each case, it recognizes fixed costs (determined on the basis of fulfilment of availability) and variable costs, plus an additional remuneration (the two parts are determined on the basis of the energy generated). Part of the additional remuneration will be placed in a trust for future investments.

In principle, commercial management and fuel dispatch will be in the hands of CAMMESA; Terminal Market agreements cannot be extended or renewed, and large users, once their respective contracts are up, must purchase their supply from CAMMESA. However, the Energy Secretariat, in Note SE 1807/13, gave generators the opportunity to express their intention to continue handling collections for their entire contract portfolio, thus ensuring a certain amount of cash flow and a continuing relationship with the customer.

It is also important to mention that Central Costanera has availability contracts signed in 2012 that are still in effect, as well as Combined Cycle contracts (until 2015) and steam generation contracts (until 2019) that will enable the company to implement a plan for investing in the Central Costanera plant generation units in order to optimize the reliability and availability of that plant. The contracts also include payment of the commitments under the Long-Term Service Agreement (LTSA) for the plant’s Combined Cycles.

Through Resolution 529/2014, the Energy Secretariat updated generators’ remuneration, which had been in effect since they were set in February 2013 under Resolution 95/2013. The new resolution increased recognition of fixed costs for Combined Cycle and large hydro electrical plants by 25% and adjusted variable costs by 41% for thermal plants and 25% for hydro electrical plants. A new variable remuneration was set for biodiesel-fired plants. The additional remuneration increased 25% for thermal plants, and a new charge of AR$21/MWh was set for one-time maintenance for Combined Cycle and Ar$24/MWh for other thermal generation plants. The resolution is retroactive to February 2014.

Through Resolution 482/2015, the Energy Secretariat updated generators’ remuneration, which had been in effect since they were set in February 2014 under Resolution 529/2014. The new resolution increased recognition of fixed costs for Combined Cycle and large hydro electrical plants by 28%, and 64% for mid-size hydro electrical plants. The variable costs were adjusted by 23%, hydro electrical plants are exempted of variable electric transmission payments and has been implemented a new incentive scheme for generation

The accompanying notes are an integral part to the Interim Consolidated Financial Statements and operative effectiveness for thermal plants. The additional remuneration increased by 26% for thermal plants and 10% for mid-size hydro electrical plants. The cost for non-recurrent maintenance was increased by 17% and the same concept is created for hydro electrical plants in Ar$ 8/MWh. Finally, a new charge of Ar$ 15.8/MWh for thermal plants and Ar$ 6.3/MWh for hydro electrical plants was set for investments funding, which will be effective from February 2015 to December 2018 only for those generators participating in the projects. The new generation will have an additional remuneration equivalent to 50% of the direct additional remuneration based on technology for a 10-year period. The resolution is retroactive to February 2015.

On March 30, 2016, the Energy Secretariat under the supervision of Ministry of Energy and Mining through Resolution 22/2016 updated the generators’ remuneration in effect under Resolution 482/2015, replacing for this purpose Appendices I, II, III, IV, V, VI and VII of the mentioned Resolution. It is noteworthy that the increases were based on the remuneration charged by the generators. The new resolution increased recognition of fixed costs for thermal plants by 70% and for hydro electrical plants by 120%. The variable costs were adjusted by 40% for thermal and hydro electrical plants. The cost for non-recurrent maintenance was increased by 60% for thermal plants and 25% for hydro electrical plants, respectively. The additional remuneration was not updated. The increases were applied retroactively to February 2016 to all remuneration concepts that are collected by the generators. This new resolution is a temporary measure adopted until the new regulatory framework announced by the government becomes effective.

On the other hand, on March 22, 2016, the Energy Secretariat through Resolution 21/16 required to offer new capacity for thermal generation for the summer 2016/17, winter 2017 and Summer 2017/18 periods. The resolution stated that the offer cannot include, at the date the resolution was published, pre-existent generation units already interconnected to the Argentine Interconnection System (“SADI” for its acronym in Spanish) or that the capacity offered it was already committed in other agreements.

The contract for 5 to 10 years will be entered into with CAMMESA as representative of MEM’s agents, the monthly remuneration for the capacity will be in US$/MW, while for energy generated with each fuel will be in US$/MWh, being the payment priority equivalent to that for payment of liquid fuel. The supply and/or the recognition of the fuel costs will be made based on current regulations, as appropriate.

The minimum capacity at each interconnection node must not be less than 40MW and preferably must be of dual capacity for fuel consumption, with specific maximum consumption of up to 2,500 kcal/kWh. CAMMESA will inform the expected locations for generation between 50 MW to 150 MW.

The order of priority for the offers was based on increasing costs, therefore, the assessment formulas must be available to the bidders.

On June 14, 2016, the results of the New Thermal Generation Bid were published in the Official Bulletin, granting a total of 1,915 MW (out of more than 6,000 MW total offers). Four offers propose to deliver new energy (545 MW of capacity) to the National Interconnected System in December 2016; 10 offers propose to deliver new energy (685 MW) in the first quarter of 2017 and four more offers are expecting to deliver new energy (229 MW) in the second quarter of 2018. In addition, 26 offers are committed to start their service in the second half of 2017, and another five offers in 2018. Likewise, through Note No. 355 the Energy Secretariat instructed CAMMESA to encourage pricing improvements to those entities whose offers were considered acceptable but no bid was granted. The deadline to provide new pricing offers was July 4, 2016. Currently, there is no official information about the results of such bidding process.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

Brazil

Legislation in Brazil allows the participation of private capital in the electricity sector, upholds free competition among companies in electricity generation, and defines criteria to avoid certain levels of economic concentration and/or market practices that may cause a decline in free competition.

Based on the contract requirements as stated by distribution companies, the Ministry of Energy has been involved in planning the expansion of the electricity system, setting capacity quotas by technology on the one hand and, on the other, promoting separate tender processes for thermal, hydraulic, or renewable energies, or directly holding tender processes for specific projects. The operation is being coordinated in a centralized fashion in which one independent operator coordinates centralized load dispatch based on variable production costs and seeks to guarantee to meet demand at the minimum cost for the system. The price at which transactions take place on the spot market is called the Difference Liquidation Price (Precio de Liquidación de las Diferencias, PLD).

Generation companies sell their energy on the regulated or unregulated market through contracts, and they trade their surpluses or deficits on the spot market. The free market is aimed at large users, with a limit of 3,000 kW or 500 kW if they purchase energy produced with renewable resources.

In the unregulated market, suppliers and their clients directly negotiate energy purchase conditions. In the regulated market, in contrast, where distribution companies operate, energy purchases must go through a tender process coordinated by the National Electricity Agency (ANEEL). In this way, the regulated purchase price used in the determination of tariffs to end users is based on average prices of open bids, and there are separate bidding processes for existing and new energy. Bidding processes for new energy contemplate long-term generation contracts in which new generation projects must cover the growth of demand foreseen by distributors. The open bids for existing energy consider shorter contractual terms and seek to cover the distributors’ contractual needs arising from the expiry of prior contracts. Each bidding process is coordinated centrally. Authorities set maximum prices and, as a result, contracts are signed where all distributors participating in the process buy pro rata from each offering generator.

On November 25, 2014, the ANEEL approved the new PLD limits for 2015. The maximum limits (decreased from R$ 823 to R$ 388/MWh) and the minimum (increased from R$ 16 to R$ 30/MWh). The decision was the result of extensive debate, which began with Public Consultation number 09/2014 and later with Public Hearing number 54/2014.

The main effect of the new limit is to reduce the financial impact for distributors of potential future risks when contracting energy on the spot market, as in 2014 the spot price was at its maximum for much of the year. The new maximum price also mitigates the risk of unrecoverable economic and financial losses for generators, when production is below contract values. However, the possibility of selling excess energy at higher prices decreases. Currently generators can divide their excess energy across the months of the year, to boost their revenues by allocating more energy to those months where higher prices are expected, as the ceiling is lower.

Annually, the ANEEL confirms through Resolutions the minimum and maximum values for the PLD limits. In 2016, the maximum and minimum PLD limits are R$ 422.56/MWH and R$ 30/MWh, respectively. Such PLD limits reflect the estimated costs of the Itaipú mega hydro power plant, which will have a tariff of 25.78 US$/kW in 2016.

These regulatory mechanisms ensure the creation of regulatory assets, whose rate adjustment for deficits in 2014, took place in the tariff adjustments starting in 2015 (March for Ampla Energía E Serviços S.A.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

(Ampla) and April for Compañía Energética Do Ceará S.A. (Coelce), subsidiaries of our associate). This mechanism has existed since 2001, and is called the Compensation Clearing Account – Part A (Cuenta de Compensación de Valores – Parte A, “CVA”). They aimed to maintain consistent operating margins for the dealer by allowing tariff revenue due to the costs of Parcel A.

Compensation Clearing Account (“CVA” for its acronym in Portuguese) helps maintain stability in the market and enables the creation of deferred costs, which is compensated through tariff adjustments based on the fees necessary to compensate for deficits from the previous year.

In December 2014 an addendum was signed to the concession contract for distributors in Brazil (Ampla and Coelce), which allows these regulatory assets (CVA’s and others) to be included in indemnitee assets at the end of the concession, and if this is not possible over time, it allows compensation through tariffs. Therefore, the recognition for these regulatory assets/liabilities is allowed under IFRS.

Brazil continued to experience drought conditions throughout 2014. In November the system reached the maximum risk of energy rationing. The average reservoir levels were 1% lower than at the last rationing. However, the Government has stated that there is no risk to supply.

The Government has created the ACR account to cover the additional energy costs through bank loans to be paid within two years through the tariff. Distributors had used approximately R$18 billion from the ACR account by December 31, 2014. However, this was not sufficient to cover the shortfall. In March 2015, it was approved a new loan against the ACR account to cover the shortfall of November and December 2014. In addition, it was approved an extension in the payment period for all loans, which currently will have to be paid in 54 months from November 2015.

In January 2015, based on the mismatches between the costs recognized in tariffs and actual costs other than those related to operations of the distribution entities, and increased inherent drought conditions costs, ANEEL began the application of a system (known as Tariffs Flags) of monthly charges over the tariff to the customers, provided that the marginal cost of the system is higher than the regulatory standard. The purpose of the regulator is to indicate the customers the generating cost of the following month, and paying in advance to the distribution companies an amount that would only be available in the next tariff review process.

The system consists of three levels of coloured flags: Green, Yellow and Red as follows:

Colour	Description	To be applied when CMO (R$/MWh)	Additional Tariff (R$/MWh)
Green	Favourable generation of energy conditions	< 200	None
Yellow	Less favourable generation of energy conditions	200 > < 388.48	+ 0.025
Red	Higher costs generation conditions	> 388.48	+ 0.045

From January until the reporting date, the values have been changing based on new expectations of future generation costs.

In summary, with this mechanism the generation cost that is currently transferred to the customer only once a year (when the annual tariff adjustment is performed) will generate a monthly variation and the customer can improve control over their electricity consumption. That is, the consumers will notice a lower tariff

The accompanying notes are an integral part to the Interim Consolidated Financial Statements adjustment as they are paying a higher amount during the month. The flags system implemented by the ANEEL, is an accurate indicator of the actual cost of energy generated, allowing consumers a rational use of electrical energy.

Beginning on February 1, 2016, the Red flag was separated into to levels: R$ 3.00 and R$ 4.50, applicable to a consumption of 100 kWh. Also, the Yellow flag value was reduced from R$ 2.5 to R$ 1.5, applicable to a consumption of 100 kWh (or portions). The improved conditions of the rain season in 2016 that increased the hydro electrical reserves to its normal levels and the combined effects of a decrease in the demand and the addition of new power plants to the Brazilian electricity system, have led to a change in the Tariff Flags in the last months, so that in March 2016 the flag was Yellow and in April 2016 it was Green.

In 2015, as a result of the effects of the drought conditions, most of the generating companies had preliminary judicial decisions that limited their risks and passed part of the costs to the customers. The ANEEL, looking for a solution, approved in November 2015 the conditions to “renegotiate” the hydrological risk with the generation agents participating in the Electricity Reallocation Mechanism (“MRE” for its acronym in Portuguese) which were pending until that date.

In 2015, six electric power tenders were carried out for purposes of re-establishing the energy supply:

•	One A-1 tender: 1,954 MWavg, allocated to Hydro (94%), Biomass (4%) and Gas (2%); from 1 to 3 years of energy supply;

•	Four A-3 tenders and reserve:

•	97 MWavg, allocated to Wind (30%) and Biomass (70%), at an average price of R$ 200/MWh

•	233 MWavg, allocated in 100% to Solar, at an average price of R$ 301.8/MWh

•	314.3 MWavg, allocated to Wind (72%), Hydro (15%), Gas (7%), and Biomass (6%), at an average price of R$ 189/MWh

•	508 MWavg, allocated to Wind (52%) and Solar (48%), at an average price of R$ 249/MWh.

•	One A-5 tender: 1,147 MWavg, allocated to Gas (76%), Hydro (18%) and Biomass (7%), at an average price of R$ 259.2MWh.

Also, a Tender for Contracting Hydro electrical Plants Concessions was carried out through the quota regime, in which the seller is granted energy (3,223 MWavg) and capacity (6,061 MW) for an Annual Operational Revenue from Generation.

In 2016, A-5 tender was carried out:

•	for 202 MWavg, allocated to Gas (2%), Hydro (58%) and Biomass (40%), at an average price of R$ 198.59 MWh.

Energy Development Account (“CDE” for its acronym in Portuguese)

The CDE, created under Law 10,438/2002, is a state-owned fund that provides energy development from alternative sources, promotes energy service globalization, and subsidizes the low income residential sub-class. The fund is financed through a charge in the tariff of customers and generators.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

Pro rata allocation of the CDE due to judicial matters

At the end of September 2015, ANEEL, based on certain judicial outcomes referring to suspend collection of CDE charges to certain industrial participants (Abrace’s members), had to recalculate the CDE pro rata allocation to the rest of the applicable participants. Despite having transferred Parcel A costs, the deficit originated for the revenue losses will be included in the tariff adjustments of the distribution companies.

CDE 2016

On December 15, 2015, ANEEL organized a public hearing to discuss with agents and the community the 2016 economic budget for the CDE.

The preliminary proposal of ANEEL is a 36% budget reduction for the charge of the Fuel Consumption Account (“CCC” for its acronym in Portuguese) efficiency energy interruptions leading to a lower charge to the final tariff for the consumers.

The deadline for the contributions is January 15, 2016.

Among the variables explaining the decline in the Budget are the reduction in the operating cost of the CCC and the amounts for compensation awards that are still pending of payment.

Open discussions on Renewal of Distribution Concession Contract

From September 2012, distribution concessions under Article 22 of Law No. 9,074/1995 could be one-time renewed for a maximum 30-year period upon decision of the Grantor Power, in order to ensure the continuity, efficiency in rendering services, tariff model and acknowledging an operational and economic rationale.

The renewal of the concession for such distributions companies will be conditional to the render of quality services based on criteria relating to operational efficiency and economic/financial management.

On October 20, 2015, ANEEL approved the “draft version” of the amendment to the Concession Contract and recommended to the Ministry of Energy and Mining to extend the concessions. On December 28, 2015, the government extended the period to sign the contract for extending concessions due to complexity in the analysis of current grantors, and only approving the CELG’s concession.

Distributed Generation

In May 2015, the regulator in a public hearing began the process to modify the regulations related to the distributed micro- and mini-generation aimed to making it more viable. The most important modification is to allow the installation of generation systems (of any renewable source, up to 3 MW for hydro and 5 MW for other sources) in locations other than where is located the load.

On November 24, 2015, ANEEL approved the regulation on distributed micro- and mini-generation by using an energy compensation mechanism (Resolution No. 687/15).

Under the new regulations, effective on March 1, 2016, the use of any source of renewable energy as well as qualified co-generation are allowed. Distributed micro-generation is defined as a generating power plant with installed capacity of up to 75 kW. Distributed mini-generation is defined as a generating power plant with installed capacity of more than 75kW and less than 5 MW (3 MW are for water supply) connected to the distribution network through consumption units facilities.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

If the volume of energy generated in a particular month is higher than the energy consumed in that particular month, the consumer has a credit that can be used to reduce the next month invoice. In accordance with the new regulation, the effective period for energy credits was increased from 36 to 60 months, also the credits can be applied to the consumption of units of the same owner located in other place, as long as the service area is from a same distributor. This type of use for credits is referred to as “distance consumption”.

Another new feature available in the regulation is the possibility to install distributed generation in condominiums (companies with multiples consumption units). Under this feature, the energy generated can be distributed in specific percentages defined by the own consumers.

ANEEL also create the scheme “shared generation” which allows the parties interested in be part of a consortium or cooperative to install distributed mini/micro generation and use the energy generated to reduce the invoices of all members of the consortium or cooperative.

In terms of the procedures necessary to connect the micro/mini generator to the distribution network, the ANEEL set up rules that simplifies the process with specific forms for access requests to be completed by the consumers and reducing the period, from 82 days to 34 days, that distributors have to connect the 75 kW plants. In addition, from January 207, customers will be able to make access requests and to monitor their progress online.

Shared Personnel and Contracts between Related Parties

On January 28, 2016, the ANEEL issued new rules on sharing personnel and infrastructure between entities of a same Group, and also for the approval of contracts between related parties.

The new rules on sharing personnel and infrastructure between entities of a same Group are as follows:

•	To allow share personnel and administrative infrastructure between entities from different business activities (generation, distribution, transmission, commercial and holdings);

•	For hiring personnel it must be compared the service to be rendered and sharing the human resources, and the most viable economic option must be used. The service contracts will be for a maximum 5-year term, with an extending option upon request and the verification of economic advantages;

•	To use the Gross Non-Movable Asset (“AIB” in its Spanish acronym) as the regulatory criteria to separate the full amount of personnel expenses and third-party services, as well as the shared infrastructure between the participating entities. The share ratio of personnel expenses for distributors is limited to a 40% of its total personnel expenses recorded in their accounting records;

•	The contracts to share personnel and administrative infrastructure shall comply with the economic, financial, administrative and operational individuality principles of the companies:

•	The principles shall be stated in the request to ANEEL;

•	The contracts to share personnel and administrative infrastructure will be for a maximum 5-year term, with an extending option upon request and the verification of economic advantages;

•	The contracts shall contain an exit clause so that in case of an administrative intervention, the intervenor could keep the contracts terms for a period not less than 1 year.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

•	The proposed structure that the distribution companies must present to the ANEEL, shall consider that:

•	The operation, engineering and people defence processes cannot be shared;

•	The procurement, accounting, market, financing, audit and other processes can be share, based on ANEEL decision after analysing the prior request for approval;

New rule for approval of contracts between related parties:

•	The contracts between related parties of purchase/sale of energy in the free market (“CCEAL” in its Portuguese acronym) are not preliminary reviewed by the ANEEL, instead are reviewed after the parties have stated the terms of the contracts;

•	The contracts between related parties which will not be reviewed preliminary by the ANEEL, on an individual basis, under the following conditions:

Prior Year Contract Revenues	Annual Limit of Disbursement of the Contract
More than R$3.5 billion	ThR$ 650
Less than R$3.5 billion and more than R$1 billion	ThR$ 350
Less than R$1 billion	ThR$ 150

•	The loan agreements between related parties must have a maximum 4-year term.

Resolution No. 237

On June 6, 2016, the Ministry of Mining and Energy (“MME” for its acronym in Portuguese) issued Resolution No. 237 allowing energy distribution companies to request to the MME that their investments in high voltage distribution systems and in substations be categorized as priority. Such classification allows the distributors to issue “infrastructure debentures” which are financing bonds with maturities longer than those of normal bonds, and that also have tax benefits for creditors. The granting of this benefit to the energy distribution companies was the result of an initiative carried out between the Brazilian Electric Energy Distributors Association (“ABRADEE” for its acronym in Portuguese) and the Ministry of Mining and Energy.

Provisional Measure No. 735

On June 22, 2016, ANEEL issued Provisional Measure No 735, establishing the following changes:

1)	Sectoral Commissions

•	Beginning on January 1, 2017, the Chamber of Electric Energy Commercialization (“CCEE” for its acronym in Portuguese) will replace Eletrobás in performing the activities to collect the Global Reserve of Reversal (“RGR” for its acronym in Portuguese), Energy Development Account (“CDE”) and the Fuel Consumption Account (“CCC”), as well as, in managing the financing for the payment of the administration and operational expenditures incurred in this sectorial funds.

•	Beginning on January 1, 2030, the CDE’s annual instalments allocation will be made in proportion to the electric energy consumer market in MWh served by the distribution companies and the distribution and transmission concessionaires. The geographical location will no longer be taken into account. From January 1, 2017 to December 31, 2019 a gradual and uniform reduction will be applied in order to eliminate the actual proportion (4.53 for the CDE instalments in the South, South East, North, and North-East regions).

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

•	Beginning on January 1, 2030, the cost per MWh of the CDE’s annual instalments paid by the consumers will be pro rata allocated to their voltage levels, as follows:

•	High Voltage = 1/3 x Low Voltage cost

•	Medium Voltage = 2/3 x Low Voltage cost

•	From January 1, 2017 to December 31, 2029 a gradual and uniform reduction will be applied in order to reach above proportions.

2)	Itaipú Binacional’s Tariff

Itaipú Binacional (“Itaipú”) is an hydro electrical power plant constructed as part of the International Agreement signed between Brazil and Paraguay on April 26, 1973, for the development of the hydroelectric resources of the Paraná River located at the Brazilian-Paraguayan border (from and including the Guairá Falls to the mouth of the Iguazú River).

The transfer tariff of Itaipú’s energy is fixed in US$/kW of monthly contracted capacity. Brazilian energy distribution companies must pay monthly to Eletrobas in the Itaipú Electric Energy Commercialization account the amount determined by multiplying the monthly contracted capacity quota times the transfer tariff of Itaipú’s energy, both approved by the ANEEL.

Beginning on January 1, 2016, in accordance with Article 6 of Provisional Measure No. 735, a new transfer tariff of Itaipú’s energy was established, which will be included in the total cost of 15.3 of the multiplier factor over the energy transfer cost referred to as in Appendix C of the Brazilian-Paraguayan Itaipú Agreement.

3)	Tenders

For the concession of electric energy generation, transmission and distribution that will not be renewed, the Brazilian government can propose a sale/tender of the new 30-year period concession.

CDE’s Monthly Rate: Indemnification for discounts granted to consumers under judicial orders

Resolution No. 1,576 authorized electric energy distributors to recover the lower amounts billed due to judicial orders against the Energy Development Account, through the CDE’s monthly instalments.

The difference between the regular tariff and the judicial order tariffs shall be deducted from the CDE’s monthly instalment. This adjustment will not be implemented through the tariffs and no regulatory assets will be included in the tariffs. The discount applied to the CDE’s monthly instalment of consumers with judicial orders will be compensated, that is, the monthly payment of the instalments will be lower than the instalments defined in the resolution.

Law No. 13,203: Beneficiaries to the discount in the Tariffs for Using Distribution System (“TUSD”) and Tariffs for Using Transmission System (“TUST”)

Law No. 13,203, published on December 8, 2015, broaden the scope of beneficiaries to the discount in the TUSD/TUST, as well as, the volume and use of the energy when it is considered and used for self-generation:

•	ANEEL will establish a discount of up to 50% to the TUSD/TUST tariffs for those hydro electrical energy projects with total capacity less than or equal to 3,000 kW and those energy projects based on

The accompanying notes are an integral part to the Interim Consolidated Financial Statements solar, wind, biomass and qualified co-generation whose total capacity connected to the distribution and transmission systems is less than or equal to 30,000 kW. The discount will be applicable to the energy production and consumption that is:

i)	purchased/sold for this type of projects; and

ii)	used in own production for those entities beginning operations on January 1, 2016.

•	ANEEL will establish a discount of up to 50% to the TUSD/TUST tariffs for those solar, wind, biomass and qualified co-generation energy projects whose total capacity connected to the distribution and transmission systems is more than 30,000 kW and less than 300,000 kW and that comply with the following criteria:

i)	the project was originated as a result of the energy auction carried out on January 1, 2016; or

ii)	the project was authorized to begin operations on January 1, 2016.

In implementing the Law, ANEEL established Public Audience No. 38 that will replace Resolution No. 77/2004. The discounts will result in a significant increase in the amounts that are subsidized by the CDE, thus, increasing the tariffs for the consumers of our subsidiaries Ampla and Coelce. The fix percentage of discount of 50% proposed by ANEEL for this type of energy projects is the minimum to be applied based on current regulations.

Public Audience No. 34. Criteria to limit the payment of dividends and interest on net equity

ANEEL called to Public Audience No. 34 to establish the criteria to limit the payment of dividends and interest on net equity as a result of non-compliance of indicators of public service continuity for those energy distribution contracts signed under Law No. 12,783/2013 and Decree No. 8,461/2015. The criteria are the following:

•	Dividend distribution and interest on net equity are limited to 25% of net income or 25% increase in the amounts allocated as legal reserve and contingency reserve and the reversal of such reserve from prior periods;

•	The limit will be applied at the beginning of the following year that the non-compliance occurred;

•	If a higher amount of cash and cash equivalent is paid as consideration of net equity, updated by the SELIC rate, within the 180 days after received notification from ANEEL to the controlling party.

Colombia

The Public Utility Law (Ley de Servicios Públicos Domiciliarios, Law No. 142) and the Electricity Law (Ley Eléctrica, Law No. 143) were passed in 1994 establishing the new framework ordered by the Constitution. These laws set out the general criteria and policies that are to govern public utility service provision in the country, as well as the procedures and mechanisms for regulating, monitoring and overseeing them.

The Electricity Law puts the constitutional focus into practice, regulating the generation, transmission, distribution and sale of electricity, creating the market and competitive environment, strengthening the industry and setting the boundaries for government intervention. Taking into account the nature of each activity or business, general guidelines were established for developing the regulatory framework, creating

The accompanying notes are an integral part to the Interim Consolidated Financial Statements and implementing the rules that would allow for free competition in the power generation and sales industries, while the directives for the transmission and distribution industries were geared toward treating these activities as monopolies while seeking out competitive conditions wherever possible.

The main institution in the electricity sector is the Mining and Energy Ministry, who’s Mining Energy Planning Unit (Unidad de Planeación Minero Energética, UPME) draws up the National Energy Plan and the Generation and Transmission Expansion Plan. The Energy and Gas Regulatory Commission (Comisión de Regulación de Energía y Gas, CREG) and the Public Service Superintendency (Superintendencia de Servicios Públicos, SSPD) regulate and oversee, respectively, the companies in the industry, and the Superintendency of Industry and Commerce is the national authority for free trade protection issues.

The electricity industry operates on the basis of electricity-selling companies and the large consumers being able to buy and sell energy through bilateral contracts or on a short-term energy exchange market, called the energy exchange, that operates freely according to supply and demand conditions. In addition, long-term auctions of Firm Energy within a Reliable Charge scheme are carried out to promote the expansion of the system. The market is operated and administered by XM, which is in charge of the National Dispatch Centre (Centro Nacional de Despacho, CND), and the Commercial Interchange System Manager (Administrador del Sistema de Intercambios Comerciales, ASIC).

Peru

The Electricity Concessions Law and its regulations, the Law to Ensure Efficient Development of Electricity Generation (Law No. 28,832), the Electricity Industry Antimonopoly and Oligopoly Law, the Technical Standard for Electricity Service Quality, the Environmental Protection Regulations for Electricity Activities, the Law Creating the Energy and Mining Investment Supervisory Agency (“OSINERGMIN” for its acronym in Spanish) and its regulations, and the Regulations for Unregulated Electricity Users and Decree Law No. 1221 which improves the regulation of distribution of electricity to promote access to electricity in Peru, all comprise the main legislation in the regulatory framework for doing business in the power industry in Peru.

Law No. 28,832, whose purpose is to ensure enough efficient power generation to reduce the risk of price volatility and rationing, promotes the establishment of market prices based on competition, planning and ensuring a mechanism that guarantees expansion of the transmission grid, and also allows Large Unregulated Users and Distributors to participate in the short-term market. Accordingly, the law promotes tender processes for long-term power supply contracts at firm prices in order to encourage investment in efficient generation and contracts with distribution companies. Distribution companies must begin the tender processes at least three years ahead of time in order to keep Regulated Users’ demand covered.

Expansion in transmission must be planned through a binding Transmission Plan drawn up by the COES SINAC and approved first by the OSINERGMIN and then by the Energy and Mining Ministry. There are two types of system: a) the Guaranteed Transmission System, which is paid for by the demand; and b) the Complementary Transmission System, which is financed jointly by the generation companies and by the demand.

The purpose of the COES SINAC is to coordinate operations at the lowest possible cost while ensuring a reliable system and the best use of energy resources, to plan transmission and to manage the short-term market. It is made up of generation, transmission and distribution companies and Large Unregulated Users

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

(those with demand of 10 MW or higher) who belong to the National Interconnected Grid (Sistema Eléctrico Interconectado Nacional).

Generation companies may sell their power to: (i) Distribution companies through tender contracts or regulated bilateral contracts; (ii) Unregulated clients; and (iii) the spot market, where surplus energy is traded among generation companies. Generation companies are also paid for the firm capacity they contribute to the system which covers the maximum demand plus a margin regardless of their dispatch.

Peru’s spot price, given the definition of its ideal marginal cost and the ability of natural gas plants to declare gas prices lower than their actual costs, does not necessarily reflect the costs in the system, as it does not consider the current shortages in the natural gas and electricity transport system. Furthermore, it sets a ceiling price for the market. This was established in an emergency regulation in 2008 (Emergency Decree 049 of 2008) that will remain in effect at least until the end of 2016.

Decree Law No. 1221, published on September 24, 2015, amends certain aspects of the current framework, among others:

•	In tariff distribution, VAD (Value Added Distribution) and Internal Rate of Return (IRR) calculation will be made individually for each distribution company with more than 50,000 customers.

•	The Energy and Mining Ministry will define a Technical Responsibility Zone (ZRT) for each distributor, taking into consideration the environment of the regions where they operate (near to concession zones). The works conducted at the ZRT shall be approved by the Distributor, and it will have priority to conduct them or might be subsequently transferred to them. A VAD will be recognized for investment and audited actual costs (with an upper threshold).

•	Add to the VAD a charge for Technological Innovation and/or Energy Efficiency in Distribution.

•	Add an adjustment factor to the VAD that encourages service quality in distribution.

•	Establishes an obligation to the Distributors to assure their regulated demand for 24 months.

•	Establishes an obligation to the Distributor for of urban electrification or return the contribution once 40% of habitability is reached.

•	Regarding the concessions, it limits to 30 years those granted through bidding processes, it establishes a requirement for a favourable report of basin management for hydro electrical generation, and the granting and expiration of concessions shall be ruled through Ministry Resolution.

•	Establish conditions for distributed generation of non-conventional renewable energy and co-generation that allows them to inject the surpluses to the distribution system without affecting the operational assurance.

It is expected that the publication of regulations under this Decree Law for its subsequent implementation will take effect during 2016.

Non-conventional renewable energy

•	In Brazil, the ANEEL holds auctions by technology considering the expansion plan set by the EPE, the planning agency, so that the target amount set for non-conventional renewable energy capacity is met.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

•	In Colombia, Law No. 697 was issued in 2001 by the Program for the Rational and Efficient Use of Energy and Other Forms of Non-Conventional Energy (Programa de Uso Racional y Eficiente de la Energía y demás formas de Energías No Convencionales – PROURE). Subsequently, indicative targets were defined for non-conventional renewable energy (NCRE) of 3.5% for 2015 and 6.5% for 2020. Law No. 1,715 was enacted in 2014, which created a legal framework for the development of non-conventional renewable energy, in which guidelines for declarations of public interest, as well as tax, tariff and accounting incentives were established. As part of the implementation, the Ministry of Mines and Energy enacted Decree No. 2,469 in 2014 establishing guidelines for energy policy on supply of self-generation surpluses. Likewise, the Energy and Gas Regulatory Commission (“CREG” for its acronym in Spanish) issued Resolution 24/2015 regulating high-scale self-generation activity, and the Mining Energy Planning Unit (“UPME” for its acronym in Spanish) issued Resolution No. 281/2015 establishing the limit for low-scale (equal to 1MW) self-generation. Additionally, the CREG issued Resolutions No. 11/2015 and No. 212/2015 encouraging demand response mechanisms. In 2015 the CREG issued Resolution No. 138 that amends the remuneration scheme for confidence charged for minor plants. This new regulation establishes that such plants will belong to the centralized scheme of the charge and will declare ENFICC in order to obtain OEF assignments. If the difference between actual and programmed generation in those plants is lower than +/- 5%, they could keep the current remuneration scheme. By CREG Resolution No. 177/2015 a transition period for the implementation of this measure was established as until June 2016. The Ministry of Mines and Energy issued in 2015 Law Decree No. 1,623 that establishes guidelines on zone expansion policies and Law Decree No. 2,143 in 2015 that provides guidelines for the implementation of fiscal and tax incentives established in Law No. 1,715. In 2016 the UPME issued Resolution No. 45/2016, establishing the procedures to request certificates to support FNCE’s projects and to obtain the list of goods and services exempted from duties or VAT.

•	In Peru, a target of 5% has been set as the NCRE share in the country’s energy system. It is a nonbinding target and the regulatory agency, the OSINERGMIN, holds differential tenders by technology and limited prices to help reach the goal.

•	In Argentina, on October 21, 2015, the new Law No. 27,191 for Renewable Energy was published in the Official Bulleting, replacing the current Law No. 26,190. The new regulation postpones to December 31, 2017 the goal to reach 8% share in the national demand of energy with renewable sources for generation and establishes as a second stage goal to reach 20% share in 2025 establishing mid-objectives of 12%, 16% and 18% for the end of years 2019, 2021 and 2023. The enacted Law creates a Fiduciary Fund (“FODER”) to finance works, grants tax benefits to renewable energy projects and establishes exemptions for specific taxes, national, provincial and municipality royalties until December 31, 2025. The customers categorized as Large Users (> 300 kW) shall comply on an individual basis with the renewable share goals, establishing that the price of the contracts shall not exceed 113 US$/MWh, and setting sanctions to those not fulfilling the goals.

The Decree 531/16, published on March 30, 2016, regulates Law No. 26,190 and its amendment Law no. 27,191 on renewable energy. Basically it regulates certain formalities:

•	Designates the Ministry of Energy and Mining as the regulator authority;

•	Enables generators/marketers to enter into contracts for a demand of more than or equal 300 KW or with distribution companies acting on their behalf;

•	CAMMESA will call to public tenders to supply demand for less than 300 KW;

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

•	All CAMMESA’s purchases are guaranteed by the Fiduciary Fund (“FODER”);

•	The FODER will be incorporated with funds from Treasure and a specific fee applied to the demand supplied by CAMMESA;

•	The energy goals must be fulfilled with renewable energy generated from power plants within the country;

•	To use the tax benefits it is necessary to have an authorized certificate of inclusion within the renewable energy regime.

The Ministry of Energy and Mining, CAMMESA and the Executive Committee, will be responsible for establishing the methodology to determine the fines for non-compliance of goals, use of the Fiduciary Fund and tender specifications.

Resolutions No. 71/2016 and No. 71/2016, both issued on May 17, 2016, begin the process of public tenders for contracting within the Electric Wholesale Market of renewable energy under the so called “Programa Renovar – Ronda 1” with a total requirement of 1,000 MW divided into:

•	Wind: 600 MW;

•	Solar: 300 MW;

•	Biomass: 65 MW;

•	Mini-hydro: 20 MW;

•	Biogas: 15 MW.

The tender is structured with a maximum price for technology established by the government.

The preliminary specifications of the tender and the preliminary framework for the Energy Supply Contract were issued for public comments. The preliminary specifications set up a timetable for the tender process, where: the final specifications will be published on July 1, 2016, the submission of the offers will be on August 22, 2016, the granting of the offers will be on September 28, 2016 and the signing-off of the contracts will be in October 28, 2016.

CAMMESA is the buyer of the energy with prices in USD/MW (without indexation) and contracts of a 20-year term.

Through Resolution No. 106/2016, issued on June 13, 2016, postponed the date for public comments to July 1, 2016. Up to date, it is still expected the final tender specifications and confirmation of the timetable of the process.

Limits on integration and concentration

In general, all of the countries have legislation in effect that defends free competition and, together with specific regulations that apply to the electricity market, defines criteria to avoid certain levels of economic concentration and/or abusive market practices.

In principle, the regulators allow the participation of companies in different activities (e.g. generation, distribution, and commercialization) as long as there is an adequate separation of each activity, for both accounting and company purposes. Nevertheless, most of the restrictions imposed involve the transmission

The accompanying notes are an integral part to the Interim Consolidated Financial Statements sector mainly due to its nature and to the need to guarantee adequate access to all agents. In Argentina and Colombia there are specific restrictions if generation or distribution companies want to become majority shareholders in transmission companies.

Regarding concentration in a specific sector, in Argentina, there are no specific limits that affect the vertical or horizontal integration of a company. In Peru, integration is subject to authorization. In Colombia, no company may have a direct or indirect market share of over 25% in electricity sale activities, although two criteria have been established for generating activity. One of these relates to participation limits depending on market concentration (HHI) and the size of the players according to their Firm Energy, and the other relates to pivotally conditions in the market depending on the availability of resources to meet system demand. In addition, Colombian companies created after the Public Service Law was enacted in 1994 can only engage in activities that complement generation/sales and distribution/sales. Finally, in Brazil, with the changes taking place in the power industry under Law No. 10,848/2004 and Decree 5,163/2004, the ANEEL gradually perfected regulations, eliminating concentration limits as no longer compatible with the prevailing regulatory environment. However, regulatory approval is required for consolidations or mergers to take place between players operating within the same business segment.

Market for unregulated customers

In all of the countries where the Group operates, distributing companies can supply their customers under regulated or freely agreed conditions. The supply limitations imposed on the unregulated market are as follows:

Country	kW threshold
Argentina	> 30 kW
Brazil	> 3.000 kW or > 500 kW(1)
Colombia	> 100 kW or 55 MWh-month
Peru	> 200 kW(2)

(1)	The >500 kW limit applies if energy is purchased from renewable sources, for which the government provides incentives through a discount on tolls.
(2)	In April 2009, it was established that clients between 200 kW and 2,500 kW could choose between the regulated and unregulated markets. Those using over 2,500 kW are required to be unregulated customers.

5	CASH AND CASH EQUIVALENTS

a)	The detail of cash and cash equivalents as of June 30 and March 1, 2016 is as follows:

Cash and cash equivalents	Balance as of
	6-30-2016	3-1-2016
	ThCh$	ThCh$
Cash balances	18,486	24,243
Bank balances	76,061,618	131,838,924
Time deposits	14,861,829	26,546,792
Other cash and cash equivalents	22,695,750	52,842,477
Total	113,637,683	211,252,436

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

Time deposits included in cash and cash equivalents represent interest-bearing time deposits with original maturity of less or equal to 90 days. Other fixed-income investments are mainly comprised of repurchase agreements with original maturities of less than or equal to 90 days. There is no significant available cash held by the Group that is restricted.

b)	The detail of cash and cash equivalents by currency is as follows:

Currency	Balance as of
	6-30-2016 ThCh$	3-1-2016 ThCh$
Chilean peso	860,172	33,977,634
Argentine peso	15,110,601	12,493,810
Colombian peso	81,630,612	143,455,480
Peruvian sol	8,197,670	17,416,962
U.S. dollar	7,838,628	3,908,550
Total	113,637,683	211,252,436

6	OTHER FINANCIAL ASSETS

The detail of other financial assets as of June 30 and March 1, 2016 is as follows:

Other Financial Assets	Balance as of
	6-30-2016		3-1-2016
	Current	Non-current	Current	Non-current
	ThCh$	ThCh$	ThCh$	ThCh$
Available-for-sale financial investments – non-quoted equity securities or with limited liquidity	—	1,489,313	—	570,183
Financial assets held to maturity	2,482,940	—	3,429,689	—
Hedging derivatives (*)	367,908	1,699	596,654	7,536
Non-hedging derivatives (**)	480,111	—	—	—
Total	3,330,959	1,491,012	4,026,343	577,719

(*)	See Note 18.2.a
(**)	See Note 18.2.b

The amounts included in “financial assets held to maturity” and “financial assets at fair value through profit or loss” correspond mainly to time deposits and other highly liquid investments that are readily convertible to cash and subject to a low risk of changes in value, but that do not fulfil the definition of cash equivalent as defined in Note 3.f.2 (with maturity over 90 days from time of investment).

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

7	TRADE AND OTHER RECEIVABLES

a)	The detail of trade and other receivables as of June 30 and March 1, 2016 is as follows:

Trade and Other Receivables, Gross	Balance as of
	6-30-2016		3-1-2016
	Current	Non-current	Current	Non-current
	ThCh$	ThCh$	ThCh$	ThCh$
Trade and other receivables, gross	235,707,729	218,201,571	219,724,982	220,651,649
Trade receivables, gross	217,646,382	206,959,522	201,822,287	217,115,983
Other receivables, gross	18,061,347	11,242,049	17,902,695	3,535,666

Trade and Other Receivables, Gross	Balance as of
	6-30-2016		3-1-2016
	Current	Non-current	Current	Non-current
	ThCh$	ThCh$	ThCh$	ThCh$
Trade and other receivables, net	228,027,444	218,201,571	211,703,393	220,651,649
Trade and other receivables, net	211,296,144	206,959,522	195,564,258	217,115,983
Other receivables, net	16,731,300	11,242,049	16,139,135	3,535,666

There are no significant restrictions related to these trade and other receivables.

The balances in this account do not generally accrue interest.

The Group did not have clients to which it had sales representing 10% or more of its revenues for the four months period ended June 30, 2016.

Refer to Note 8.1 for detailed information on amounts, terms and conditions associated with accounts receivable from related parties.

b)	As of June 30 and March 1, 2016 the balance of unimpaired, past due trade receivables is as follows:

Trade Receivables Past Due But Not Impaired	Balance as of
	6-30-2016	3-1-2016
	ThCh$	ThCh$
Less than four months	32,199,606	18,959,176
Between four and six months	10,524,384	10,728,597
Between six and twelve months	24,214,165	8,219,903
More than twelve months	20,847	—
Total	66,959,002	37,907,676

c)	The reconciliation of changes of allowance for impairment of trade receivables is as follows:

Trade Receivables Past Due and Impaired	Current and Non-current
ThCh$
Balance as of March 1, 2016	8,021,589
Increases (decreases) for the period (*)	(114,573)
Foreign currency translation differences	(226,731)
Balance as of June 30, 2016	7,680,285

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

Write-offs of bad debt

Past-due debt is written off once all collection measures and legal proceedings have been exhausted and the debtors’ insolvency has been demonstrated. In our power generation business, this process normally takes at least one year of procedures for the few cases that arise in each country.

d)	Additional information:

•	Additional statistical information required under Official Bulletin 715 of the Superintendencia de Valores y Seguros (Chilean Superintendency of Securities and Insurance) of February 3, 2012, XBRL Taxonomy: see Appendix 5.

•	Complementary information on trade receivables: see Appendix 5.1.

8	BALANCES AND TRANSACTIONS WITH RELATED PARTIES

Related party transactions are performed at current market conditions.

Transactions between the companies of the Group have been eliminated on consolidation and are not itemized in this note.

As of the date of these consolidated financial statements, no guarantees have been given or received nor has any allowance for bad or doubtful accounts been recognized with respect to receivable balances for related party transactions.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

8.1 Balances and transactions with related parties

The balances of accounts receivable and payables between the Group and its non-consolidated related parties are as follows:

a)	Receivables from related parties:

							Balance as of
							6-30-2016	3-01-2016
Taxpayer ID No. (RUT)	Company	Description of the transaction	Term of the transaction	Relationship	Currency	Country	Current	Current
							ThCh$	ThCh$
Foreign	Endesa Cemsa S.A.	Other services	Less than 90 days	Associate	Ar$	Argentina	38,894	—
Foreign	Endesa Cemsa S.A.	Other services	Less than 90 days	Associate	Ar$	Argentina	224,784	—
Foreign	Chilectra S.A.	Other services	Less than 90 days	Common control	Ch$	Chile	3,500	—
Foreign	Comercializadora de Energía del Mercosur S.A.	Energy sales	Less than 90 days	Associate	Ar$	Argentina	—	39,143
Foreign	Comercializadora de Energía del Mercosur S.A.	Other services	Less than 90 days	Associate	CH$	Argentina	—	292,117
Foreign	Companhía Interconexao Energética S.A.	Tolls	Less than 90 days	Common control	Ar$	Brazil	5,378,920	5,242,895
Foreign	Compañía Distribuidora y Comercializadora de Energía S.A.	Energy sales	Less than 90 days	Common control	CP	Colombia	12,472,747	19,270,991
Foreign	Compañía Distribuidora y Comercializadora de Energía S.A.	Other services	Less than 90 days	Common control	CP	Colombia	54,415	36,674
Foreign	Compañía Distribuidora y Comercializadora de Energía S.A.	Loans	Less than 90 days	Common control	CP	Colombia	—	4,796,859
Foreign	Empresa de Energía de Piura S.A.	Other services	Less than 90 days	Common control	Sol	Peru	79,579	66,331
Foreign	Empresa de Distribución Eléctrica de Lima Norte S.A.A.	Energy sales	Less than 90 days	Common control	Sol	Peru	23,089,514	11,369,318
Foreign	Empresa de Distribución Eléctrica de Lima Norte S.A.A.	Other services	Less than 90 days	Common control	Sol	Peru	802,818	247,182
Foreign	Empresa de Distribución Eléctrica de Lima Norte S.A.A.	Loans	Less than 90 days	Common control	Sol	Peru	10,921	—
Foreign	Empresa Distribuidora Sur S.A.	Current account	Less than 90 days	Common control	Ar$	Argentina	4,675	2,507
Foreign	Empresa de Energía de Cundinamarca S.A.	Energy sales	Less than 90 days	Common control	CP	Colombia	727,223	1,124,151
94.271.000-3	Enersis Chile S.A.	Other services	Less than 90 days	Parent	CP	Chile	5,481	5,031
91.081.000-6	Endesa S.A.	Other services	Less than 90 days	Parent	Ch$	Chile	24,324	—
Foreign	Enel Produzione	Current account	Less than 90 days	Common control	US$	Italy	—	145,761
Foreign	Distrilec Inversora S.A.	Dividends	Less than 90 days	Associate	US$	Argentina	3,804	3,801
Foreign	Central Dock Sud S.A.	Other services	Less than 90 days	Common control	Ar$	Argentina	3,157	—
Foreign	Endesa Energía S.A.	Other services	Less than 90 days	Common control	CP	Spain	500	—
Foreign	Enel Brasil S.A.	Dividends	Less than 90 days	Associate	Ch$	Brazil	21,125,979	10,619,928
Foreign	Enel Brasil S.A.	Dividends	Less than 90 days	Associate	Real	Brazil	2,441,984	1,224,862
Foreign	Central Termica Manuel Belgrano	Dividends	Less than 90 days	Associate	Ar$	Argentina	21,764	—
Foreign	Central Termica Manuel Belgrano	Current account	Less than 90 days	Associate	Ar$	Argentina	6,148	—
Foreign	Central Termica San Martin	Dividends	Less than 90 days	Associate	Ar$	Argentina	16,762	—
Foreign	Central Termica San Martin	Current account	Less than 90 days	Associate	Ar$	Argentina	4,736	—
Foreign	Enel Produzione S.p.a.	Other services	Less than 90 days	Parent	US$	Italy	145,675	—
Foreign	Energía Nueva Energía Limpia Mexico S.R.L	Other services	Less than 90 days	Common control	Ch$	Italy	1,007	—
Foreign	Central Dock Sud	Other services	Less than 90 days	Common control	Ch$	Spain	—	2,066
Foreign	Endesa Energía S.A.	Other services	Less than 90 days	Common control	Ch$	Spain	—	457
Foreign	Enel Green Power Colombia	Other services	Less than 90 days	Common control	CP	Colombia	18,331	17,221
	Total						66,707,642	54,507,295

As of June 30, and March 1, 2016 the Group did not have non-current receivables from related parties.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

b)	Accounts payable to related parties:

							Balance as of l
							6-30-2016	3-01-2016
Taxpayer ID No. (RUT)	Company	Description of the transaction	Term of the transaction	Relationship	Currency	Country	Current ThCh$	Current ThCh$

91.081.000-6	Endesa S.A.	Current account	Less than 90 days	Common control	Ch$	Chile	—	2,366,402
91.081.000-6	Endesa S.A.	Other services	Less than 90 days	Common control	Ch$	Chile	—	67,357
Foreign	Comercializadora de Energía del Mercosur S.A.	Fuel purchase	Less than 90 days	Associate	Ar$	Argentina	—	944,899
Foreign	Compañía Distribuidora y Comercializadora de Energía S.A.	Energy purchase	Less than 90 days	Common control	CP	Colombia	2,685,394	12,313,082
Foreign	Compañía Distribuidora y Comercializadora de Energía S.A.	Other services	Less than 90 days	Common control	CP	Colombia	46,826	34,986
Foreign	Compañía de Transmisión del Mercosur S.A.	Tolls	Less than 90 days	Common control	Ar$	Argentina	5,378,920	5,242,895
Foreign	Empresa de Energía de Piura S.A.	Other services	Less than 90 days	Common control	Sol	Peru	3,240	27,734
Foreign	Empresa de Energía de Piura S.A.	Tolls	Less than 90 days	Common control	Sol	Peru	584,712	437,703
Foreign	Empresa de Energía de Piura S.A.	Energy purchase	Less than 90 days	Common control	Sol	Peru	35,836	41,525
Foreign	Empresa de Energía de Piura S.A.	Loans	Less than 90 days	Common control	Sol	Peru	8,615,660	—
Foreign	Empresa de Distribución Eléctrica de Lima Norte S.A.A.	Other services	Less than 90 days	Common control	Sol	Peru	132,693	171,671
Foreign	Empresa de Distribución Eléctrica de Lima Norte S.A.A.	Tolls	Less than 90 days	Common control	Sol	Peru	6,805	3,897
Foreign	Empresa de Distribución Eléctrica de Lima Norte S.A.A.	Current account	Less than 90 days	Common control	Sol	Peru	110,670	—
Foreign	Empresa Distribuidora Sur S.A.	Current account	Less than 90 days	Common control	Ar$	Argentina	699,189	210,065
Foreign	Empresa de Energía de Cundinamarca S.A.	Energy purchase	Less than 90 days	Common control	CP	Colombia	173,243	145,665
94.271.000-3	Enersis Américas S.A.	Current account	Less than 90 days	Parent	Ch$	Chile	11,072,352	24,445,370
94.271.000-3	Enersis Américas S.A.	Dividends	Less than 90 days	Parent	CP	Chile	23,517,489	8,361,236
76.536.353-5	Enersis Chile S.A.	Other services	Less than 90 days	Parent	Ch$	Chile	322,177	22,568
76.536.353-5	Enersis Chile S.A.	Other services	Less than 90 days	Parent	Ch$	Chile	—	14,950
76.536.353-5	Enersis Chile S.A.	Other services	Less than 90 days	Parent	CP	Chile	13,496	28,319
76.536.353-5	Enersis Chile S.A.	Other services	Less than 90 days	Parent	Eur	Chile	14,950	—
91.081.000-6	Endesa S.A.	Other services	Less than 90 days	Parent	Ch$	Chile	289,563	—
91.081.000-6	Endesa S.A.	Other services	Less than 90 days	Parent	Sol	Chile	1,115,705	—
91.081.000-6	Endesa S.A.	Other services	Less than 90 days	Parent	CP	Chile	30,371	—
96.770.940-9	Compañía Eléctrica Tarapacá S.A.	Other services	Less than 90 days	Common control	Ch$	Chile	1,619	1,619
Foreign	Endesa Cemsa S.A.	Other services	Less than 90 days	Associate	Ar$	Argentina	1,103,175	—
76.107.186-6	Servicios Informáticos e Inmobiliarios Ltda.	Other services	Less than 90 days	Common control	Ch$	Chile	3,918	—
Foreign	Enel Iberoamérica, srl	Other services	Less than 90 days	Common control	CP	Spain	35,469	45,152
Foreign	Enel Iberoamérica, srl	Other services	Less than 90 days	Common control	Ar$	Spain	131,064	131,499
Foreign	Enel Iberoamérica, srl	Other services	Less than 90 days	Common control	Ch$	Spain	105,420	99,248
Foreign	Enel Produzione	Other services	Less than 90 days	Common control	CP	Italy	—	203,522
Foreign	Enel Ingegneria e Innovazione	Current account	Less than 90 days	Common control	Eur	Italy	—	796,362
Foreign	Enel Ingegneria e Innovazione	Other services	Less than 90 days	Common control	CP	Italy	—	179,540
79.913.810-7	Endesa España	Other services	Less than 90 days	Common control	Eur	Spain	25,267	31,602
Foreign	Endesa Latinoamerica	Other services	Less than 90 days	Common control	CP	Italy	94,669	50,113
Foreign	Enel Ingegneria & Ricerca SPA	Other services	Less than 90 days	Parent	Eur	Chile	814,696	—
Foreign	Enel Produzione S.p.a.	Other services	Less than 90 days	Parent	CP	Colombia	295,724	—
Foreign	Enel S.p.A	Other services	Less than 90 days	Parent	CP	Italy	71,372	27,155
Foreign	Enel S.p.A	Other services	Less than 90 days	Parent	Ch$	Italy	8,732	8,535
Foreign	Enel S.p.A	Other services	Less than 90 days	Parent	Eur	Italy	1,984,492	1,510,179
Foreign	Enel Trade S.p.A	Other services	Less than 90 days	Common control	Ch$	Italy	50,874	12,736
Foreign	Enel Italia Servizi SRL	Other services	Less than 90 days	Parent	Ch$	Italy	119,772	—
	Total						59,695,554	57,977,586
As of June 30, and March 1, 2016 the Group did not have non-current accounts payable with related parties.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

c)	Significant transactions and effects on income/expenses:

Transactions with related parties that are not consolidated and their effects on profit or loss for both continuing and discontinued operations are as follows:

Taxpayer ID No. (RUT)	Company	Relationship	Description of Transaction	Country	Four months ended 6-30-2016
					ThCh$
94.271.000-3	Enersis Américas	Common control	Received services	Chile	(5,339)
94.271.000-3	Enersis Américas	Parent	Financial income (loans)	Chile	312,994
76.536.353-5	Enersis Chile	Common control	Received services	Chile	(270,737)
76.536.353-5	Enersis Chile	Common control	Provided services	Chile	5,339
91.081.000-6	Endesa Chile	Common control	Received services	Chile	(227,802)
Foreign	Empresa Distribuidora Sur S.A.	Common control	Received services	Argentina	(428,438)
Foreign	Empresa Distribuidora Sur S.A.	Common control	Energy sale	Argentina	3,521
Foreign	Compañía Distribuidora y Comercializadora de Energía S.A.	Common control	Energy sale	Colombia	45,646,452
Foreign	Compañía Distribuidora y Comercializadora de Energía S.A.	Common control	Energy purchase	Colombia	(182,887)
Foreign	Compañía Distribuidora y Comercializadora de Energía S.A.	Common control	Provided services	Colombia	32,052
Foreign	Compañía Distribuidora y Comercializadora de Energía S.A.	Common control	Received services	Colombia	(47,514)
Foreign	Compañía Distribuidora y Comercializadora de Energía S.A.	Common control	Financial income (loans)	Colombia	31,730
Foreign	Compañía Distribuidora y Comercializadora de Energía S.A.	Common control	Electricity tolls	Colombia	(8,620,042)
Foreign	Comercializadora de Energía del Mercosur S.A.	Associate	Received services	Argentina	(145,138)
Foreign	Empresa de Distribución Eléctrica de Lima Norte S.A.A.	Common control	Energy sale	Peru	33,360,242
Foreign	Empresa de Distribución Eléctrica de Lima Norte S.A.A.	Common control	Provided services	Peru	9,684,557
Foreign	Endesa Trading.	Common control	Received services	Spain	(36,443)
Foreign	Empresa de Energía de Piura S.A.	Common control	Energy sale	Peru	122,069
Foreign	Empresa de Energía de Piura S.A.	Common control	Energy purchase	Peru	(53,586)
Foreign	Empresa de Energía de Piura S.A.	Common control	Provided services	Peru	63,824
Foreign	Empresa de Energía de Piura S.A.	Common control	Provided services	Peru	211
Foreign	Empresa de Energía de Piura S.A.	Common control	Financial expense (loans)	Peru	(5,708)
Foreign	Empresa de Energía de Cundinamarca S.A.	Common control	Electricity tolls	Colombia	(373,076)
Foreign	Empresa de Energía de Cundinamarca S.A.	Common control	Energy sale	Colombia	2,666,010
Foreign	Compañía de Transmisión del Mercosur S.A.	Common control	Electricity tolls	Argentina	(179,598)
76.107.186-6	ICT Servicios informáticos Ltda.	Common control	Received services	Chile	(3,429)
Foreign	Companhía Interconexao Energética S.A.	Common control	Electricity tolls	Brazil	179,598
Foreign	Enel Iberoamérica, srl	Common control	Received services	Spain	(39,839)
Foreign	CENTRAL DOCK SUD	Common control	Energy sale	Argentina	851
Foreign	Enel Ingegneria e Innovazione	Common control	Received services	Chile	(9,150)
Foreign	Endesa España	Common control	Received services	Spain	(26,774)
Foreign	Enel Produzione	Common control	Received services	Italy	(76,794)
Foreign	Enel LATINOAMERICA	Common control	Received services	Spain	(39,839)
Foreign	Enel S.p.A	Parent	Received services	Italy	(483,564)
Foreign	Energía Nueva Energía Limpia Mexico S.R.L	Common control	Provided services	Italy	981
				Total	80,854,734

Transfers of short-term funds between related parties are treated as current accounts changes, with variable interest rates based on market conditions used for the monthly balance. The resulting amounts receivable or payable are usually at 30 day terms, with automatic rollover for the same periods and amortization in line with cash flows.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

8.2 Board of directors and key management personnel

The Company is managed by a Board of Directors which consists of nine members. Each director serves for a four-year term after which they can be re-elected.

The current Board of Directors has been elected at the Ordinary Shareholders’ Meeting as of April 27, 2016. Chairman and Vice Chairman were appointed on the meeting of the Board of Directors held on April 28, 2016.

Board of Directors members:

•	Rafael Fauquié Bernal (Chairman)

•	Vittorio Vagliasindi (Vice Chairman)

•	María Loreto Silva Rojas

•	Umberto Magrini

•	Francesco Buresti

•	Mauro Di Carlo

•	Luca Noviello

•	Hernán Cheyre Valenzuela

•	Eduardo Novoa Castellón

a)	Accounts receivable and payable and other transactions

•	Accounts receivable and payable

As of June 30 and March 1, 2016 there are no outstanding amounts receivable or payable between the Company and the members of the Board of Directors and key management personnel.

•	Other transactions

As of June 30 and March 1, 2016 no transactions other than transactions in the normal course of business-electricity supply have taken place between the Company and the members of the Board of Directors and key management personnel.

b)	Directors’ compensation

In accordance with Article 33 of Law No. 18,046 governing stock corporations, the compensation of Directors is established each year at the Ordinary Shareholders Meeting of the Company. The methodology to determining the compensation, described below, was established at the 2016 Annual Shareholders Meeting of the Company.

The remuneration breaks down as follows:

•	174 UF as a fixed monthly fee, and

•	84 UF per diem for each Board of Directors meeting attended.

In accordance with the provisions of the bylaws both fees are 100% higher for the Chairman and 50% higher for the Vice Chairman as compare to the Directors’ fees mentioned above.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

If any Director of the Company is a member of more than one Board of Directors in any Chilean or foreign subsidiaries and/or associates, or holds the position of director or advisor in other Chilean or foreign companies or legal entities in which the Company has a direct or indirect ownership interest, that Director can be compensated for his/her participation in only one of those Boards or Management Committees. The Executive Officers the Company and/or any of its Chilean or foreign subsidiaries or associates will not receive any compensation or per diem if they hold the position of director in any of the Chilean or foreign subsidiaries or associates of the Group.

Directors’ Committee

Each member of the Directors’ Committee receives a fixed monthly remuneration as well as a remuneration for each session. The remuneration breaks down as follows:

•	58 UF as a fixed monthly fee, and

•	28 UF per diem for each Board meeting attended, without limits on the number of sessions.

The enactment of Law No. 20,382 on improved Corporate Governance resulted in the merger of the Directors’ Committee and the Audit Committee.

The following tables show details of the compensation paid to the members of the Board of Directors for the periods ended June 30, 2016:

Four months ended 6-30-2016
Name	Position	Period in Position	Endesa Board	Board of subsidiaries	Directors’ Committee
			ThCh$	ThCh$	ThCh$
Rafael Fauquié Bernal (*)	Chairman	3-1-2016 – 6-30-2016	—	—	—
Vittorio Vagliasindi (*)	Vice Chairman	3-1-2016 – 6-30-2016	—	—	—
Umberto Magrini (*)	Director	3-1-2016 – 6-30-2016	—	—	—
Francesco Buresti (*)	Director	3-1-2016 – 6-30-2016	—	—	—
Mauro Di Carlo (*)	Director	3-1-2016 – 6-30-2016	—	—	—
Luca Noviello (*)	Director	3-1-2016 – 6-30-2016	—	—	—
Loreto Silva Rojas	Director	3-1-2016 – 6-30-2016	44,255,171	—	14,032,216
Hernán Cheyre Valenzuela	Director	3-1-2016 – 6-30-2016	44,255,171	—	14,032,216
Eduardo Novoa Castellón	Director	3-1-2016 – 6-30-2016	44,255,171	—	14,032,216

(*)	Mr. (Mrs.) Rafael Fauquié Bernal, Vittorio Vagliasindi, Umberto Magrini, Francesco Buresti, Mauro Di Carlo and Luca Noviello renounced their fees and allowances as members of the Board of Endesa Américas.

c)	Guarantees established by the Company in favour of the Directors.

No guarantees have been granted to the Directors.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

d)	Compensation for Endesa Américas executives.

•	Compensation received by key management personnel

Chilean ID No. (RUT)	Company Executives
	Name	Position
24.789.926-K	Valter Moro	Chief Executive Officer
7.776.718-5	Luis Ignacio Quiñones Sotomayor	Fiscal
22.357.225-1	Ramiro Alfonsin Balza	Deputy Chief Executive Officer and Chief Financial Officer
7.012.475-0	Raúl Arteaga Errázuriz (1)	Chief Executive Officer and Chief Financial Officer

The members of key management personnel of Endesa Américas are paid exclusively by Endesa Chile, their official employer, which provides services to Endesa Américas under the intercompany contract between those entities.

(1)	Mr. Ramiro Alfonsín Balza presented his voluntary resignation to the Company starting April 30, 2016. From May 1, 2016, Mr. Raúl Arteaga Errázuriz took over as Chief Executive Officer and Chief Financial Officer.

•	Guarantees established by the Company in favour of Endesa Américas executives.

No guarantees have been granted to Endesa Américas executives.

e)	Compensation plans linked to share price.

There are no compensation plans linked to the share price.

9	INVENTORIES

As of June 30 and March 1, 2016, this caption is composed of the following:

Classes of Inventories	Balance as of
	6-30-2016	3-1-2016
	ThCh$	ThCh$
Supplies for Production	11,338,992	7,277,962
Oil	6,943,569	4,939,158
Coal	4,395,423	2,338,804
Other inventory (*)	15,756,123	15,284,363
Total	27,095,115	22,562,325

(*)	Other inventory includes ThCh$ 15,529,050 and ThCh$ 14,720,300 of spare parts as of June 30 and March 1, 2016, respectively.

For four months ended June 30 and March 1, 2016, the amount for raw materials and consumables recognized as fuel consumption for continuing operations was ThCh$ 46,355,758. See Note 24.

As of June 30 and March 1, 2016, no inventories have been pledge as a guarantee for liabilities.

As of June 30, 2016 impairment due to obsolesce was ThCh$ 64,051. As of March 1, 2016, no inventories have been written down due to obsolesce or impairment.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

10	CURRENT TAX RECEIVABLES AND PAYABLES

The detail of current tax receivables as of June 30 and March 1, 2016 is as follows:

Tax Receivables	Balance as of
	6-30-2016	3-1-2016
	ThCh$	ThCh$
Tax credit for absorbed profits	1,480,673	1,173,038
Other	5,863	7,342
Total	1,486,536	1,180,380

The detail of current tax payables as of June 30 and March 1, 2016 is as follows:

Tax Payables	Balance as of
	6-30-2016	3-1-2016
	ThCh$	ThCh$
Income tax	43,362,213	69,622,313
Other	2,238	1,302
Total	43,364,451	69,623,615

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

11	INVESTMENTS ACCOUNTED FOR USING THE EQUITY METHOD

11.1	Investments accounted for using the equity method

a)	The following tables represent the changes in investments accounted for using the equity method as of June 30 and March 1, 2016:

Changes in investments in associates	Country	Functional currency	Ownership interest, %	Balance as of 3-1-2016	Share of Profit (Loss)	Dividends declared	Foreign Currency Translation	Other Comprehensive Income	Balance as of 6-30-2016
				ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Enel Brasil S.A.	Brazil	Real	38.6367%	436,928,081	25,041,988	(9,118,659)	81,366,296	(761,606)	533,456,100
Endesa Cemsa S.A.	Argentina	Argentine peso	45.0000%	738,638	(67,450)	—	1,588	—	672,776
Distrilec Inversora S.A. (*)	Argentina	Argentine peso	0.8875%	152,449	(68,839)	—	6,060	(911)	88,759
Central Termica Manuel Belgrano	Argentina	Argentine peso	24.1760%	479,248	368,504	(504,174)	7,434	—	351,012
Central Termica San Martin	Argentina	Argentine peso	24.1760%	440,929	288,348	(465,976)	10,922	—	274,223
Central Vuelta Obligada S.A.	Argentina	Argentine peso	3.4500%	7,700	—	—	(48)	—	7,652
			TOTALES	438,747,045	25,562,551	(10,088,809)	81,392,252	(762,517)	534,850,522

(*)	Significant influence is exercised through the parent company of Endesa Américas, Enersis Américas 51.5% ownership of Distrilec Inversora S.A.

b)	Between March 1 and June 30, 2016, no significant changes in ownership interest in our investment associates had occurred.

11.2 Additional information on investments in associated companies

The following tables show financial information as of June 30 and March 1, 2016 from the financial statements of the significant investments in associates where the Group has significant influence:

Investments with Significant Influence	As of June 30, 2016
	Ownership Interest	Current Assets	Non-current Assets	Current Liabilities	Non-current Liabilities	Revenues	Expenses	Profit (Loss)	Other Comprehensive Income	Comprehensive Income
	%	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Endesa Cemsa S.A.	45.00%	19,212,222	114,446	17,831,608	—	1,049,551	(1,137,347)	(87,796)	—	(87,796)
Enel Brasil S.A.	38.64%	959,296,766	2,334,635,926	717,317,258	900,875,904	823,895,693	(749,395,847)	74,499,846	(2,524,980)	71,974,866
Distrilec Inversora S.A.	0.89%	493,807	10,056,890	549,306	—	—	(2,972,883)	(2,972,883)	(102,653)	(3,075,536)

Investments with Significant Influence	As of March 1, 2016
	Ownership Interest	Current Assets	Non-current Assets	Current Liabilities	Non-current Liabilities
	%	ThCh$	ThCh$	ThCh$	ThCh$
Endesa Cemsa S.A.	45.00%	18,920,425	126,280	17,405,287	—
Enel Brasil S.A.	38.64%	706,354,437	1,954,233,433	569,274,899	706,344,589
Distrilec Inversora S.A.	0.89%	17,229,391	479,361	—	530,740

None of our associates have published price quotations.

Appendix 2 to these consolidated financial statements provides information on the main activities of our associated companies and the ownership interest the Group holds in them.

c)	Additional information

Restrictions on funds transfers from associated companies

Enel Brasil must comply with certain financial ratios or covenants that require a minimum level of equity and restrict the transferring of assets to its owners. The Company’s ownership interest in Enel Brasil’s restricted net assets as of June 30, 2016 totaled ThCh$ 121,579,960.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

11.3	Commitments and contingencies

As of June 30, 2016 associated companies did not have significant commitments and contingencies

12	INTANGIBLE ASSETS OTHER THAN GOODWILL

Intangible assets as of June 30 and March 1, 2016 are detailed as follows:

Intangible Assets, Net	Balance as of
	6-30-2016	3-1-2016
	ThCh$	ThCh$
Development costs	5,265,153	5,469,686
Easements and water rights	22,069,754	20,082,855
Patents, registered trademarks and other rights	1,447,393	931,059
Computer software	1,310,573	1,268,063
Other identifiable intangible assets	1,438,788	1,187,199
Total	31,531,661	28,938,862

Intangible Assets, Gross	Balance as of
	6-30-2016	3-1-2016
	ThCh$	ThCh$
Development costs	7,532,102	7,531,239
Easements and water rights	29,625,887	26,849,263
Patents, registered trademarks and other rights	3,141,181	2,382,457
Computer software	6,348,312	5,864,662
Other identifiable intangible assets	3,231,067	2,921,594
Total	49,878,549	45,549,215

Accumulated Amortization and Impairment	Balance as of
	6-30-2016	3-1-2016
	ThCh$	ThCh$
Development costs	(2,266,949)	(2,061,553)
Easements and water rights	(7,556,133)	(6,766,408)
Patents, registered trademarks and other rights	(1,693,788)	(1,451,398)
Computer software	(5,037,739)	(4,596,599)
Other identifiable intangible assets	(1,792,279)	(1,734,395)
Total	(18,346,888)	(16,610,353)

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

The reconciliation of the carrying amounts of intangible assets for the four months period ended June 30, 2016 is as follows:

Changes in Intangible Assets	Development Costs	Easements and Water Rights	Patents, Registered Trademarks, and Other Rights	Computer Software	Other Identifiable Intangible Assets, Net	Intangible Assets, Net
	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Opening Balance as of March 1, 2016	5,469,686	20,082,855	931,059	1,268,063	1,187,199	28,938,862
Changes in identifiable intangible assets
Increases other than those from business combinations	124,075	1,028,467	521,874	32,287	415,204	2,121,907
Increase (decrease) from net foreign exchange differences, net	467,686	1,254,842	95,243	45,496	61,886	1,925,153
Amortization (*)	(20,432)	(296,410)	(111,251)	(186,704)	—	(614,797)
Increases (decreases) from transfers and other changes
Increases (decreases) from other changes	—	—	10,468	151,431	(161,899)	—
Disposals and withdrawals from service
Disposals	(775,862)	—	—	—	(63,602)	(839,464)
Total changes in identifiable intangible assets	(204,533)	1,986,899	516,334	42,510	251,589	2,592,799
Closing Balance as of June 30, 2016	5,265,153	22,069,754	1,447,393	1,310,573	1,438,788	31,531,661

(*)	See Note 26

According to the Group management’s estimates and projections, the expected future cash flows attributable to intangible assets allow recovery of the carrying amount of these assets recognized as of Mary 31, 2016 (see Note 3.d).

As of June 30 and March 1, 2016 the Group does not have significant intangible assets with an indefinite useful life.

13	GOODWILL

The following table shows goodwill by the Cash-Generating Unit or group of Cash-Generating Units to which it belongs and changes for the four months period ended June 30, 2016:

Compañía	Cash-Generating Unit	Balance as of 3-1-2016	Foreign Currency Exchange Differences	Balance as of 6-30-2016
		ThCh$	ThCh$	ThCh$
Hidroeléctrica El Chocón S.A.	Hidroeléctrica El Chocón S.A.	4,742,692	(30,204)	4,712,488
Edegel S.A.A.	Edegel S.A.A.	85,539,496	1,969,250	87,508,746
Emgesa S.A.E.S.P.	Emgesa S.A.E.S.P.	3,988,262	356,779	4,345,041
Total		94,270,450	2,295,825	96,566,275

The origin of goodwill is detailed below:

1.	Hidroeléctrica El Chocón S.A.

On August 31, 1993, the Group acquired 59% of Hidroeléctrica El Chocón in an international public bidding process held by the Argentine government.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

2.	Edegel S.A.A.

On October 9, 2009, in a transaction on the Lima Stock Exchange in Peru, the Group acquired an additional 29.3974% interest in Edegel S.A.A.

3.	Emgesa S.A.E.S.P.

On October 23, 1997, the Group, together with Endesa Spain, bought 48.5% of Generadora de Electricidad Emgesa de Santa Fé de Bogotá in Colombia. The purchase was made in an international public bidding process held by the Colombian government.

According to the Group management’s estimates and projections, the expected future cash flows projections attributable to the Cash-Generating Units or groups of Cash-Generating Units, to which the acquired goodwill has been allocated, allow recovery of its carrying amount as of June 30 and March 1, 2016 (see Note 3.d).

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

14	PROPERTY, PLANT AND EQUIPMENT

a)	Property, plant and equipment as of June 30 and March 1, 2016 is as follows:

Classes of Property, Plant and Equipment, Net	Balance as of
	6-30-2016	3-1-2016
	ThCh$	ThCh$
Construction in progress	106,133,945	117,303,651
Land	69,011,233	63,860,814
Buildings	13,721,096	12,873,583
Plant and equipment	2,402,829,420	2,231,258,542
Fixtures and fittings	9,521,924	8,085,841
Finance leases	31,175,297	31,396,511
Property, plant and equipment, net	2,632,392,915	2,464,778,942

Classes of Property, Plant and Equipment, Gross	Balance as of
	6-30-2016	3-1-2016
	ThCh$	ThCh$
Construction in progress	106,133,945	117,303,651
Land	69,011,233	63,860,814
Buildings	24,458,047	22,865,461
Plant and equipment	3,767,285,443	3,501,318,166
Fixtures and fittings	36,245,732	32,774,147
Finance leases	50,814,442	49,663,085
Property, plant and equipment, gross	4,053,948,842	3,787,785,324

Classes of Accumulated Depreciation and Impairment of Property, Plant and Equipment	Balance as of
	6-30-2016	3-1-2016
	ThCh$	ThCh$
Buildings	(10,736,951)	(9,991,878)
Plant and equipment	(1,364,456,023)	(1,270,059,624)
Fixtures and fittings	(26,723,808)	(24,688,306)
Finance leases	(19,639,145)	(18,266,574)
Total Accumulated Depreciation and Impairment in Property, Plant and Equipment	(1,421,555,927)	(1,323,006,382)

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

The detail of, and changes in, property, plant, and equipment for the four months period ended June 30, 2016 is as follows:

Changes for the period		Construction in Progress	Land	Buildings, Net	Plant and Equipment, Net	Fixtures and Fittings, Net	Other Property, Plant and Equipment under Finance Leases, Net	Property, Plant and Equipment, Net
		ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Opening Balance as of March 1, 2016		117,303,651	63,860,814	12,873,583	2,231,258,542	8,085,841	31,396,511	2,464,778,942
Change	Increases other than those from business combinations	37,719,800	2,490	34,745	4,638,836	37,116	—	42,432,987
	Increase (decrease) from net foreign exchange differences	2,579,232	5,256,880	884,293	150,945,706	456,289	736,841	160,859,241
	Depreciation (*)	—	—	(163,843)	(32,976,506)	(682,285)	(958,055)	(34,780,689)
	Increases (decreases) from transfers and other changes	(51,468,738)	(108,951)	92,318	49,855,744	1,629,627	—	—
	Increases (decreases) from transfers from construction in process	(51,468,738)	(108,951)	92,318	49,855,744	1,629,627	—	—
	Disposals and withdrawals from service	—	—	—	(892,902)	(4,664)	—	(897,566)
	Withdrawals	—	—	—	(892,902)	(4,664)	—	(897,566)
	Total changes	(11,169,706)	5,150,419	847,513	171,570,878	1,436,083	(221,214)	167,613,973
Closing balance as of June 30, 2016		106,133,945	69,011,233	13,721,096	2,402,829,420	9,521,924	31,175,297	2,632,392,915

(*)	See Note 26.

Additional information on Property, plant and equipment

a)	Acquisition commitments

As of March 1 and June 30, 2016, the Group had no contractual commitments for the acquisition of property, plant and equipment.

b)	Capitalized costs

b.1) Capitalized borrowing costs

There were no capitalized borrowing costs during the four months period ended June 30, 2016.

b.2) Capitalized personnel expenses

Personnel expenses directly related to the construction capitalized during four months ended June 30, 2016 amounted to ThCh$ 963,352.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

c)	Finance lease

The present value of future lease payments derived from these finance leases is as follows:

	Balance as of 6-30-2016			Balance as of 3-1-2016
	Gross	Unearned interest	Present value	Gross	Unearned interest	Present value
	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Less than one year	19,555,066	318,339	19,236,727	10,291,411	508,534	9,782,877
From one to five years	80,342	12,421	67,921	15,397,324	98,883	15,298,441
Total (*)	19,635,408	330,760	19,304,648	25,688,735	607,417	25,081,318

(*)	See Note 16.1.3.

Lease assets primarily relate to Edegel S.A.A. and represent lease agreements to finance the project of converting the Ventanilla thermoelectric plant to a Combined Cycle plant. The agreements were signed between Edegel S.A.A. and the financial institutions BBVA—Banco Continental, Banco de Crédito del Perú, Citibank del Peru, and Banco Internacional del Perú—Interbank. These agreements have an average term of 8 years and bear interest at an annual rate of Libor + 1.75% as of June 30, 2016.

The company also has an agreement with Scotiabank, which financed the construction of a new open cycle plant at the Santa Rosa Plant. This agreement has a term of 9 years and bears interest at an annual rate of Libor + 1.75%.

d)	Operating leases

The consolidated income statements for four months ended June 30, 2016 include ThCh$ 511,923 related to operating lease costs for material assets in operation from continuing operations (see Note 27).

As of June 30 future payments on non-cancellable operating lease contracts were as follows:

Future payments on non-cancellable operating lease contracts	Balance as of
6-30-2016
ThCh$
Less than one year	140,036
From one to five years	274,237
Total	414,273

As of March 1, 2016 there the Group did not have non-cancellable operating lease contracts.

e)	Other information

1.	As of June 30 and March 1, 2016 the Group had property, plant and equipment pledged as security for liabilities in the amount of ThCh$ 8,113,033 and ThCh$ 8,513,044, respectively (see Note 31).

2.	The Group have insurance policies for all risks, earthquake and machinery breakdown and damages for business interruption with a €1,000 million limit. Additionally, the Company has Civil Liability insurance to meet claims from third parties with a €500 million limit. The premiums associated with these policies are presented proportionally for each company in the caption “Prepaid Expenses”.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

3.	In November 2010, the Group signed the contract CEQ-21 with Consortium Impregilo-Obrascon Huarte Lain (“OHL”) for construction of the principal public works of the hydro electrical project El Quimbo. As of June 30, 2016, most of the relevant works of the contract are completed, and commenced the process of analysis, review and verification of all the terms inherent in the contract, especially with regard to the final acceptance of the works, required for the initiation of the final settlement process.

As part of the referred review and analysis process, and under the general framework of the contract, the Group is also verifying compliance with a series of contractual milestones (binding on the contractor of the Consortium Impregilo—OHL), whose violation leads to the application of fines or constraints, besides the additional future issues that may arise during the final settlement of the contract. Within these milestones under analysis, paragraph 15 of the contract section “works completion” was identified. This paragraph sets a deadline for the completion as October 15, 2015. Taking into account that as of April 15, 2016 Provisional Acceptance Certificate was issued, this led to a delay of 183 days and to a possible discount to be applied to the contractor amounting to approximately ThCP 83,849,329 (ThCh$ 19,008,130); equivalent to 10% of the total contract value (less other discounts already applied), which is the limited amount of discounts to apply to the contract.

On the other hand, the contract also establishes a variation margin to the agreed amounts, so that, as defined in clause:

a.	If as a result of the contract price adjustment the actual executed amount is below than the amount indicated in the price table, the contractor will get from the administration the additional amount equal to the pro rata portion of non-recovered indirect costs and expenses to reach the floor of eighty-five percent (85%) of the amount shown in the price table.

b.	If the actual executed amount exceeds the amount indicated in the price table, the corresponding price will be decreased for the volume of work that exceeds 115% of the amount of the price table, so that an excess of charged direct costs of that percentage will not be considered neither overheads nor indirect costs, except those that clearly apply to the provision of the necessary additional construction plant.

Consistent with the above, the Group by analysing the activities related to the contract, identified significant variations in quantity of work performed (“VICO” for its acronym in Spanish) that according to the agreement would generate a discount to be applied to the contractor amounted to ThCP 1,057,137 (ThCh$ 239,646).

Meanwhile, the Consortium Impregilo OHL presented to the Group eight claims for ThCP 147,685,420 (ThCh$ 33,479,381). This amount includes financial costs and estimated overruns generated by issues such as stripping, changes of materials used to fill dam and auxiliary dam, archaeological findings, achievement of skilled personnel and differences for volatility of the exchange rate. The Group, based on the technical and legal analysis performed on each of the claims considers, that they are not applicable because these conditions are not specified in the scope of the contract, and not authorized by the Group (as it required by the contract) to be included (agreed and settled) in the addendum 13. In 2016 the contractor presented two new claims for ThCP 3,086,026 (ThCh$ 699,583) and the update of financial costs for the claims of 2015-2016 for ThCP 17,995,403 (ThCh$ 4,079,448).

Additionally, as of June 30, 2016, the contractor submitted 83 change of order notifications (“NOC” for its acronym in Spanish) for ThCP 31,307,842 (ThCh$ 7,097,296). As a result of the preliminary

The accompanying notes are an integral part to the Interim Consolidated Financial Statements analysis of these notifications, the Group recognized ThCP 8,425,765 (ThCh$ 1,910,069) in the financial statements. The remained amounts were rejected for the reason that they correspond to costs that are not the responsibility of the Group or are recognized in the Addendum 12.

15	DEFERRED TAXES.

a)	The origin and changes in deferred tax assets and liabilities as of June 30 and March 1, 2016 is as follows:

			Deferred Tax Assets Relating to
Deferred Tax Assets		Accumulated Depreciation	Provisions	Post- Employment Benefit Obligations	Revaluation of financial instruments	Other	Deferred Tax Assets
		ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Opening Balance as of 3-1-2016		12,294,153	3,627,633	457,116	—	24,319	16,403,221
Change	Increase (decrease) in profit or loss	8,825	(129,000)	(76,147)	—	(27,311)	(223,633)
	Increase (decrease) in other comprehensive income	—	—	134,705	622,387	—	757,092
	Foreign currency translation	1,090,514	273,118	45,468	16,542	1,299	1,426,941
	Other increase (decrease)	(1,353,608)	(990,388)	17,387	(309,634)	4,388	(2,631,855)
Closing Balance as of 6-30-2016		12,039,884	2,781,363	578,529	329,295	2,695	15,731,766

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

		Deferred Tax Liabilities Relating to
Deferred Tax Liabilities		Accumulated Depreciation	Provisions	Post- Employment Benefit Obligations	Revaluation of Financial Instruments	Other	Deferred Tax Liabilities
		ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Opening Balance as of 3-1-2016		123,943,883	16,764	237	239,625	29,526,015	153,726,524
Change	Increase (decrease) in profit or loss	(307,633)	1,333	—	—	(2,700,100)	(3,006,400)
	Increase (decrease) in other comprehensive income	—	—	—	(478,870)	—	(478,870)
	Foreign currency translation	2,832,905	—	—	5,183	242,747	3,080,835
	Other increase (decrease)	(2,171,605)	(1,333)	—	508,363	(675,394)	(2,339,969)
Closing Balance as of 6-30-2016		124,297,550	16,764	237	274,301	26,393,268	150,982,120

Recovery of deferred tax assets will depend on whether sufficient tax profits are obtained in the future. The Group believes that the future profit projections for its various subsidiaries will allow these assets to be recovered.

b)	As of June 30 and March 1, 2016 the Group recognized a deferred tax assets related to tax loss carry forwards totalling ThCh$ 9,034,153 and ThCh$ 8,567,645 respectively (see Note 3.m).

The Group has not recognized deferred tax liabilities for taxable temporary differences associated with investments in subsidiaries, as it is able to control the timing of the reversal of the temporary differences and considers that it is probable that such temporary differences will not reverse in the foreseeable future. The aggregate amount of taxable temporary differences associated with investments in subsidiaries for which deferred tax liabilities have not been recognized totaled ThCh$ 383,657,420 as of June 30, 2016 (ThCh$ 315,848,350 as of March 1, 2016).

Additionally, the Group has not recognized deferred tax assets for deductible temporary differences associated with investments subsidiaries which as of June 30, 2016, totaled ThCh$ 111,302,825 (ThCh$ 146,920,475 as of March 1, 2016), because that it is not probable that sufficient future taxable profits exist to recover such temporary differences.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

The Group companies are potentially subject to income tax audits by the tax authorities of each country in which the Group operates. Such tax audits are limited to a number of annual tax periods and once these have expired audits of these periods can no longer be performed. Tax audits by nature are often complex and can require several years to complete. The following table presents a summary of tax periods potentially subject to examination:

Country (*)	Period
Argentina	2008-2015
Brazil	2010-2015
Colombia	2012-2014
Peru	2010-2014

(*)	The Parent Company, Endesa Américas S.A., began its existence on March 1, 2016, therefore has no tax periods open for inspection in Chile. However, the tax responsibility of the foreign subsidiaries was transferred to Endesa Américas S.A. as a result of spin-off, and tax periods indicated above are open for inspection of these investments.

Given the range of possible interpretations of tax standards, the results of any future inspections carried out by tax authorities for the periods subject to audit can give rise to tax liabilities that cannot currently be quantified objectively. Nevertheless, the Group Management estimates that the liabilities, if any, that may arise from such audits, would not significantly impact the companies’ future results.

The effects of deferred tax on the components of Other Comprehensive Income are as follows:

Effects of Deferred Tax on the Components of Other Comprehensive Income	Four months ended June 30, 2016
	Amount Before Income Tax	Income Tax Expense (Benefit)	Amount After Income Tax
	ThCh$	ThCh$	ThCh$
Foreign currency translation	168,911,249	—	168,911,249
Available-for-sale financial assets	845,643	—	845,643
Cash flow hedge	5,486,573	(1,510,020)	3,976,553
Investments accounted for using the equity method	(762,517)	—	(762,517)
Gain (loss) on revaluation of employee benefit plans	(1,349,033)	517,815	(831,218)
Income tax related to components of other income and expenses debited or credited to Equity	173,131,915	(992,205)	172,139,710

The reconciliation of deferred taxes in total comprehensive income for the four months ended June 30, 2016 is as follows:

Reconciliation of deferred taxes in total comprehensive income	Four months ended 6-30-2016
ThCh$
Total Increases (decreases) in profit or loss	1,235,962
Movements in hedge reserves in other comprehensive income	(2,228,167)
Total deferred taxes in total comprehensive income	(992,205)

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

c)	In Colombia, Law No. 1,739 dated 2014 increased from 8% to 9% indefinitely the rate for the specific income tax for financing social programs known as CREE, levied on taxable profits earned each year for the tax year 2016 onwards. Additionally, this Law established the CREE surcharge of 5%, 6%, 8% and 9% for 2015, 2016, 2017 and 2018, respectively.

The effect of temporary differences involving the payment of less or more income tax in the current period is recognized as a deferred tax credit or debit respectively at the tax rates in effect when the differences are reversed (39% in 2015 40% in 2016, 42% in 2017, 43% in 2018 and 34% from 2019), provided there is a reasonable expectation that such differences will reverse in the future and that the asset will generate sufficient taxable income.

d)	In Peru, from 2015, in accordance with the Law No. 30,296 from 2014, the rate of corporate income tax was established as 28% on taxable income after deducting the employees profit share for the years 2015 and 2016, 27% for the years 2017 and 2018, 26% for the year 2019 and further 26%.

16	OTHER FINANCIAL LIABILITIES

The balance of other financial liabilities as of June 30 and March 1, 2016 is as follows:

Other financial liabilities	Balance as of
	6-30-2016		3-1-2016
	Current	Non-current	Current	Non-current
	ThCh$	ThCh$	ThCh$	ThCh$
Interest-bearing borrowings	246,006,165	925,445,179	198,708,121	908,101,930
Hedging derivatives (*)	2,567,520	—	113,583	265,542
Non-hedging derivatives (**)	1,711,926	—	141,549	—
Total	250,285,611	925,445,179	198,963,253	908,367,472

(*)	See Note 18.2.a
(**)	See Note 18.2.b

16.1	Interest-bearing borrowings

The detail of current and non-current interest-bearing borrowings as of June 30 and March 1, 2016 is as follows:

Interest-bearing borrowings	Balance as of
	6-30-2016		3-1-2016
	Current	Non-current	Current	Non-current
	ThCh$	ThCh$	ThCh$	ThCh$
Bank loans	132,700,270	79,986,363	108,313,118	108,723,437
Unsecured liabilities	71,006,072	814,047,958	59,918,282	751,029,719
Finance leases	19,236,727	67,921	9,782,877	15,298,441
Other obligations	23,063,096	31,342,937	20,693,844	33,050,333
Total	246,006,165	925,445,179	198,708,121	908,101,930

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

16.1.1.	Bank loans

Bank loans by currency and contractual maturity as of June 30 and March 1, 2016 is as follows:

•	Summary of bank loans by currency and contractual maturity

Country	Currency	Effective Interest Rate	Nominal Interest Rate	Secured (Yes/No)	Balance as of 6-30-2016
					Current			Non-current
					One to three moths	Three to twelve months	Total	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total
					ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Peru	US$	2.69%	2.64%	No	958,068	17,217,427	18,175,495	19,135,064	836,984	—	—	—	19,972,048
Argentina	Ar$	39.02%	34.26%	No	766,796	2,043,673	2,810,469	91,565	—	—	—	—	91,565
Colombia	CP	7.43%	7.24%	No	461,497	66,897,975	67,359,472	9,218,884	9,218,884	9,218,884	9,218,884	23,047,214	59,922,750
Colombia	Sol	5.82%	5.65%	No	—	44,354,834	44,354,834	—	—	—	—	—	—
				Total	2,186,361	130,513,909	132,700,270	28,445,513	10,055,868	9,218,884	9,218,884	23,047,214	79,986,363

Country	Currency	Effective Interest Rate	Nominal Interest Rate	Secured (Yes/ No)	Balance as of 3-1-2016
					Current			Non-current
					One to three moths	Three to twelve months	Total	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total
					ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Peru	US$	2.83%	2.73%	No	25,997,518	2,764,757	28,762,275	20,669,078	1,168,740	—	—	—	21,837,818
Argentina	Ar$	45.59%	39.59%	No	2,141,785	3,677,795	5,819,580	601,929	—	—	—	—	601,929
Colombia	CP	6.92%	6.76%	No	230,108	31,254,708	31,484,816	35,512,258	8,461,905	8,461,905	8,461,905	25,385,717	86,283,690
Colombia	Sol	5.82%	5.65%	No	—	42,246,447	42,246,447	—	—	—	—	—	—
				Total	28,369,411	79,943,707	108,313,118	56,783,265	9,630,645	8,461,905	8,461,905	25,385,717	108,723,437

Fair value measurement and hierarchy

The fair value of current and non-current bank loans as of June 30 and March 1, 2016 totaled ThCh$ 222,298,800 and ThCh$ 226,831,392 respectively. As of June 30 and March 1, 2016, current and non-current bank loans, have been classified as Level 2 fair values based on the entry data from the valuation techniques used (see Note 3.g).

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

•	Identification of bank loans by company

Taxpayer ID No. (RUT)	Company	Country	Taxpayer ID No. (RUT)	Company	Country	Currency	Effective Interest Rate	Nominal Interest Rate	Interest payment	Balance as of 6-30-2016
										Current			Non-Current
										Less than 90 days	More than 90 days	Total	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total
										ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Foreign	Chinango S.A.C.	Peru	Foreign	Banco de Credito del Peru	Peru	US$	2.41%	2.39%	Quarterly	232,136	560,570	792,706	17,190,819	—	—	—	—	17,190,819
Foreign	Chinango S.A.C.	Peru	Foreign	Bank Of Nova Scotia	Peru	US$	3.42%	3.38%	Quarterly	424,619	1,242,398	1,667,017	828,266	—	—	—	—	828,266
Foreign	Chinango S.A.C.	Peru	Foreign	Bank Of Nova Scotia	Peru	US$	3.52%	3.40%	Quarterly	301,313	836,984	1,138,297	1,115,979	836,984	—	—	—	1,952,963
Foreign	Edegel S.A.A	Peru	Foreign	Bank Nova Scotia	Peru	US$	1.40%	1.38%	At maturity	—	14,577,475	14,577,475	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	BBVA Colombia	Colombia	CP	9.70%	9.48%	At maturity	—	6,961,940	6,961,940	6,800,816	6,800,816	6,800,816	6,800,816	17,002,044	44,205,308
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Bogota	Colombia	CP	9.73%	9.51%	At maturity	—	2,475,542	2,475,542	2,418,068	2,418,068	2,418,068	2,418,068	6,045,170	15,717,442
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	BBVA Colombia	Colombia	CP	8.08%	7.85%	At maturity	461,497	27,854,727	28,316,224	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Crédito del Peru	Colombia	Sol	5.87%	5.70%	At maturity	—	20,349,966	20,349,966	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Crédito del Peru	Colombia	Sol	5.93%	5.76%	At maturity	—	13,534,594	13,534,594	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Crédito del Peru	Colombia	Sol	5.65%	5.50%	At maturity	—	10,470,274	10,470,274	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	The Bank Of Tokyo	Colombia	CP	7.02%	6.90%	At maturity	—	29,605,766	29,605,766	—	—	—	—	—	—
Foreign	Central Costanera S.A.	Argentina	Foreign	Banco Galicia	Argentina	Ar$	46.45%	40.00%	At maturity	—	560,856	560,856	—	—	—	—	—	—
Foreign	Central Costanera S.A.	Argentina	Foreign	Banco Itaú Argentina	Argentina	Ar$	49.81%	42.50%	At maturity	—	217,976	217,976	13,408	—	—	—	—	13,408
Foreign	Central Costanera S.A.	Argentina	Foreign	Banco Santander Río	Argentina	Ar$	37.34%	33.00%	At maturity	—	141,777	141,777	8,251	—	—	—	—	8,251
Foreign	Central Costanera S.A.	Argentina	Foreign	Banco Supervielle	Argentina	Ar$	46.45%	40.00%	At maturity	—	206,709	206,709	12,892	—	—	—	—	12,892
Foreign	Central Costanera S.A.	Argentina	Foreign	Citibank	Argentina	Ar$	38.61%	34.00%	At maturity	—	683,559	683,559	42,575	—	—	—	—	42,575
Foreign	Central Costanera S.A.	Argentina	Foreign	ICBC Argentina	Argentina	Ar$	42.16%	36.75%	At maturity	—	232,796	232,796	14,439	—	—	—	—	14,439
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Santander–Sindicated IV	Argentina	Ar$	34.58%	30.81%	Quarterly	176,363	—	176,363	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Itau–Sindicated IV	Argentina	Ar$	34.58%	30.81%	Quarterly	161,027	—	161,027	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Galicia–Sindicated IV	Argentina	Ar$	34.58%	30.81%	Quarterly	153,359	—	153,359	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Hipotecario–Sindicated IV	Argentina	Ar$	34.58%	30.81%	Quarterly	53,676	—	53,676	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Ciudad–Sindicated IV	Argentina	Ar$	34.58%	30.81%	Quarterly	23,004	—	23,004	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	ICBC–Sindicated IV	Argentina	Ar$	34.58%	30.81%	Quarterly	199,367	—	199,367	—	—	—	—	—	—
					Total					2,186,361	130,513,909	132,700,270	28,445,513	10,055,868	9,218,884	9,218,884	23,047,214	79,986,363

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

Taxpayer ID No. (RUT)	Company	Country	Taxpayer ID No. (RUT)	Company	Country	Currency	Effective Interest Rate	Nominal Interest Rate	Interest payment	Balance as of 3-1-2016
										Current			Non-current
										Less than 90 days	More than 90 days	Total	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total
										ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Foreign	Chinango S.A.C.	Perú	Foreign	Banco de Credito del Perú	Perú	US$	2.37%	2.35%	Quarterly	203,119	587,071	790,190	18,199,208	—	—	—	—	18,199,208
Foreign	Chinango S.A.C.	Perú	Foreign	Bank Of Nova Scotia	Perú	US$	3.41%	3.37%	Quarterly	437,385	1,301,133	1,738,518	1,301,133	—	—	—	—	1,301,133
Foreign	Chinango S.A.C.	Perú	Foreign	Bank Of Nova Scotia	Perú	US$	3.52%	3.40%	Quarterly	307,417	876,553	1,183,970	1,168,737	1,168,740	—	—	—	2,337,477
Foreign	Edegel S.A.A	Perú	Foreign	Bank Nova Scotia	Perú	Sol	6.51%	6.32%	At maturity	25,049,597	—	25,049,597	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	BBVA Colombia	Colombia	CP	8.27%	8.11%	At maturity	—	3,869,619	3,869,619	6,242,389	6,242,389	6,242,389	6,242,389	18,727,168	43,696,724
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Bogota	Colombia	CP	8.30%	8.14%	At maturity	—	1,376,869	1,376,869	2,219,516	2,219,516	2,219,516	2,219,516	6,658,549	15,536,613
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	BBVA Colombia	Colombia	CP	7.40%	7.20%	At maturity	230,108	25,567,525	25,797,633	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Crédito del Perú	Colombia	CP	5.87%	5.70%	At maturity	—	19,381,419	19,381,419	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Crédito del Perú	Colombia	CP	5.93%	5.76%	At maturity	—	12,887,916	12,887,916	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Crédito del Perú	Colombia	CP	5.65%	5.50%	At maturity	—	9,977,112	9,977,112	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	The Bank Of Tokyo	Colombia	CP	7.02%	6.90%	At maturity	—	440,695	440,695	27,050,353	—	—	—	—	27,050,353
Foreign	Endesa Argentina S.A.	Argentina	Foreign	Citibank	Argentina	Ar$	36.74%	34.00%	At maturity	357,157	—	357,157	—	—	—	—	—	—
Foreign	Central Costanera S.A.	Argentina	Foreign	Banco Galicia	Argentina	Ar$	45.12%	39.00%	At maturity	—	570,153	570,153	141,166	—	—	—	—	141,166
Foreign	Central Costanera S.A.	Argentina	Foreign	Banco Itaú Argentina	Argentina	Ar$	43.14%	37.50%	At maturity	—	221,965	221,965	67,469	—	—	—	—	67,469
Foreign	Central Costanera S.A.	Argentina	Foreign	Banco Santander Río	Argentina	Ar$	39.89%	35.00%	At maturity	—	149,316	149,316	41,520	—	—	—	—	41,520
Foreign	Central Costanera S.A.	Argentina	Foreign	Banco Supervielle	Argentina	Ar$	44.79%	38.75%	At maturity	—	211,731	211,731	64,875	—	—	—	—	64,875
Foreign	Central Costanera S.A.	Argentina	Foreign	Citibank	Argentina	Ar$	49.13%	42.00%	At maturity	—	685,831	685,831	214,240	—	—	—	—	214,240
Foreign	Central Costanera S.A.	Argentina	Foreign	ICBC Argentina	Argentina	Ar$	50.49%	43.00%	At maturity	—	238,129	238,129	72,659	—	—	—	—	72,659
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Macro	Argentina	Ar$	43.63%	38.45%	At maturity	909,452	—	909,452	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Santander–Sindicated IV	Argentina	Ar$	47.04%	40.45%	Quarterly	201,291	368,154	569,445	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Itau–Sindicated IV	Argentina	Ar$	47.04%	40.45%	Quarterly	183,787	336,141	519,928	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Galicia–Sindicated IV	Argentina	Ar$	47.04%	40.45%	Quarterly	175,035	320,134	495,169	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Hipotecario–Sindicated IV	Argentina	Ar$	47.04%	40.45%	Quarterly	61,262	112,047	173,309	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Ciudad–Sindicated IV	Argentina	Ar$	47.04%	40.45%	Quarterly	26,255	48,020	74,275	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	ICBC–Sindicated IV	Argentina	Ar$	47.04%	40.45%	Quarterly	227,546	416,174	643,720	—	—	—	—	—	—
					Total					28,369,411	79,943,707	108,313,118	56,783,265	9,630,645	8,461,905	8,461,905	25,385,717	108,723,437
Appendix 3, letter a), presents details of estimated future cash flows (undiscounted) that the Group will have to disburse to settle the bank loans detailed above.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

16.1.2.	Unsecured and secured liabilities

The detail of unsecured liabilities by currency and maturity as of June 30 and March 1, 2016 is as follows:

Country	Currency	Effective Interest Rate	Nominal Interest Rate	Secured (Yes/No)	Balance as of 6-30-2016
					Current			Non-current
					One to three months	Three to twelve months	Total	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total
					ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Peru	US$	6.61%	6.50%	No	14,113,085	95,768	14,208,853	6,626,125	5,410,894	—	6,626,125	6,626,125	25,289,269
Peru	Sol	6.40%	6.30%	No	155,402	7,941	163,343	—	—	5,031,990	—	5,031,990	10,063,980
Colombia	CP	12.79%	12.29%	No	8,866,731	47,767,145	56,633,876	—	138,928,180	100,366,560	166,316,665	373,083,304	778,694,709
				Total	23,135,218	47,870,854	71,006,072	6,626,125	144,339,074	105,398,550	172,942,790	384,741,419	814,047,958

Country	Currency	Effective Interest Rate	Nominal Interest Rate	Secured (Yes/No)	Balance as of 3-1-2016
					Current			Non-current
					One to three months	Three to twelve months	Total	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total
					ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Peru	US$	6.61%	6.50%	No	351,052	14,069,191	14,420,243	6,939,377	5,666,695	—	6,939,377	6,939,377	26,484,826
Peru	Sol	6.40%	6.30%	No	—	108,431	108,431	—	—	4,918,753	—	4,918,753	9,837,506
Colombia	CP	12.09%	11.64%	No	8,394,535	36,995,073	45,389,608	—	127,518,055	42,001,203	202,741,523	342,446,606	714,707,387
				Total	8,745,587	51,172,695	59,918,282	6,939,377	133,184,750	46,919,956	209,680,900	354,304,736	751,029,719

There are no secured liabilities as of June 30 and March 1, 2016.

•	Fair value measurement and hierarchy

The fair value of current and non-current liabilities, both secured and unsecured, as of June 30 and March 1, 2016 totaled ThCh$ 1,062,352,668 and ThCh$ 933,988,466, respectively. As of June 30 and March 1, 2016, current and non-current liabilities, both secured and unsecured, have been classified as Level 2 fair values based on the entry data from the valuation techniques used (see Note 3.g).

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

•	Secured and unsecured liabilities by company

Taxpayer ID No. (RUT)	Company	Country	Taxpayer ID No. (RUT)	Company	Country	Currency	Effective Interest Rate	Nominal Interest Rate	Secured (Yes/No)	Balance as of 6-30-2016
										Current			Non-current
										Less than 90 days	More than 90 days	Total	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total
										ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	Sol	6.41%	6.31%	No	—	7,941	7,941	—	—	—	—	5,031,990	5,031,990
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	Sol	6.38%	6.28%	No	155,402	—	155,402	—	—	5,031,990	—	—	5,031,990
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	US$	6.44%	6.34%	No	180,982	—	180,982	—	—	—	—	6,626,125	6,626,125
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	US$	7.93%	7.78%	No	187,127	—	187,127	—	5,410,894	—	—	—	5,410,894
Foreign	Edegel S.A.A	Peru	Foreign	Banco Scotiabank	Peru	US$	6.73%	6.63%	No	6,828,544	—	6,828,544	—	—	—	—	—	—
Foreign	Edegel S.A.A	Peru	Foreign	Banco Scotiabank	Peru	US$	6.09%	6.00%	No	6,735,456	—	6,735,456	—	—	—	—	—	—
Foreign	Edegel S.A.A	Peru	Foreign	Banco Scotiabank	Peru	US$	5.86%	5.78%	No	—	95,768	95,768	—	—	—	6,626,125	—	6,626,125
Foreign	Edegel S.A.A	Peru	Foreign	Banco Scotiabank	Peru	US$	6.57%	6.47%	No	180,976	—	180,976	6,626,125	—	—	—	—	6,626,125
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds B09-09	Colombia	CP	14.58%	13.85%	No	1,688,901	—	1,688,901	—	49,464,605	—	—	—	49,464,605
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds B10	Colombia	CP	14.45%	13.73%	No	696,236	—	696,236	—	36,284,623	—	—	—	36,284,623
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds B-103	Colombia	CP	13.77%	13.77%	No	—	40,457,751	40,457,751	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds B12	Colombia	CP	14.80%	14.04%	No	703,144	—	703,144	—	—	—	—	20,307,238	20,307,238
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds B15	Colombia	CP	14.79%	14.04%	No	246,738	—	246,738	—	—	—	—	12,581,510	12,581,510
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Foreign Bonds	Colombia	CP	10.17%	10.17%	No	—	892,890	892,890	—	—	—	20,402,449	—	20,402,449
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Quimbo	Colombia	CP	10.17%	10.17%	No	—	6,416,504	6,416,504	—	—	—	145,914,216	—	145,914,216
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Quimbo B10	Colombia	CP	12.01%	11.50%	No	385,832	—	385,832	—	—	—	—	67,955,190	67,955,190
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Quimbo B15	Colombia	CP	12.14%	11.62%	No	259,883	—	259,883	—	—	—	—	45,297,489	45,297,489
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Quimbo B12-13	Colombia	CP	13.61%	12.97%	No	584,754	—	584,754	—	—	—	—	82,232,463	82,232,463
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Quimbo B6-13	Colombia	CP	12.80%	12.23%	No	231,678	—	231,678	—	—	34,558,939	—	—	34,558,939
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds B6-13	Colombia	CP	12.80%	12.23%	No	75,094	—	75,094	—	—	11,201,743	—	—	11,201,743
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Quimbo B16-14	Colombia	CP	12.69%	12.13%	No	563,102	—	563,102	—	—	—	—	36,802,925	36,802,925
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Quimbo B10-14	Colombia	CP	12.34%	11.81%	No	629,141	—	629,141	—	—	—	—	42,218,762	42,218,762
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Quimbo B6-14	Colombia	CP	11.90%	11.40%	No	427,062	—	427,062	—	—	29,689,073	—	—	29,689,073
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds B6-14	Colombia	CP	11.90%	11.40%	No	358,410	—	358,410	—	—	24,916,805	—	—	24,916,805
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds B3-16	Colombia	CP	11.98%	11.47%	No	853,322	—	853,322	—	53,178,952	—	—	—	53,178,952
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds B7-16	Colombia	CP	13.27%	12.66%	No	1,163,434	—	1,163,434	—	—	—	—	65,687,727	65,687,727
				Total						23,135,218	47,870,854	71,006,072	6,626,125	144,339,074	105,398,550	172,942,790	384,741,419	814,047,958

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

Taxpayer ID No. (RUT)	Company	Country	Taxpayer ID No. (RUT)	Company	Country	Currency	Effective Interest Rate	Nominal Interest Rate	Secured (Yes/No)	Balance as of 3-1-2016
										Current			Non-current
										Less than 90 days	More than 90 days	Total	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total
										ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	Sol	6.41%	6.31%	No	—	59,512	59,512	—	—	—	—	4,918,753	4,918,753
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	Sol	6.38%	6.28%	No	—	48,919	48,919	—	—	4,918,753	—	—	4,918,753
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	US$	6.44%	6.34%	No	—	42,799	42,799	—	—	—	—	6,939,377	6,939,377
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	US$	7.93%	7.78%	No	—	48,993	48,993	—	5,666,695	—	—	—	5,666,695
Foreign	Edegel S.A.A	Peru	Foreign	Banco Scotiabank	Peru	US$	6.73%	6.63%	No	—	6,998,121	6,998,121	—	—	—	—	—	—
Foreign	Edegel S.A.A	Peru	Foreign	Banco Scotiabank	Peru	US$	6.09%	6.00%	No	183,893	6,939,377	7,123,270	—	—	—	—	—	—
Foreign	Edegel S.A.A	Peru	Foreign	Banco Scotiabank	Peru	US$	5.86%	5.78%	No	167,159	—	167,159	—	—	—	6,939,377	—	6,939,377
Foreign	Edegel S.A.A	Peru	Foreign	Banco Scotiabank	Peru	US$	6.57%	6.47%	No	—	39,901	39,901	6,939,377	—	—	—	—	6,939,377
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds B09-09	Colombia	CP	13.94%	13.26%	No	963,506	—	963,506	—	45,399,140	—	—	—	45,399,140
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds B10	Colombia	CP	13.81%	13.14%	No	225,536	—	225,536	—	33,302,412	—	—	—	33,302,412
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds B-103	Colombia	CP	13.13%	13.13%	No	—	35,499,390	35,499,390	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds B12	Colombia	CP	14.15%	13.46%	No	401,432	—	401,432	—	—	—	—	18,638,199	18,638,199
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds B15	Colombia	CP	14.14%	13.45%	No	80,020	—	80,020	—	—	—	—	11,547,444	11,547,444
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Foreign bonds	Colombia	CP	10.17%	10.17%	No	—	182,707	182,707	—	—	—	18,727,167	—	18,727,167
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Quimbo	Colombia	CP	10.17%	10.17%	No	—	1,312,976	1,312,976	—	—	—	133,894,844	—	133,894,844
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Quimbo B10	Colombia	CP	11.23%	10.79%	No	1,457,498	—	1,457,498	—	—	—	—	62,370,606	62,370,606
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Quimbo B15	Colombia	CP	11.36%	10.91%	No	982,396	—	982,396	—	—	—	—	41,577,483	41,577,483
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Quimbo B12-13	Colombia	CP	12.82%	12.25%	No	2,053,184	—	2,053,184	—	—	—	—	75,479,063	75,479,063
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Quimbo B6-13	Colombia	CP	12.02%	11.51%	No	810,681	—	810,681	—	—	31,719,761	—	—	31,719,761
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds B6-13	Colombia	CP	12.02%	11.51%	No	262,768	—	262,768	—	—	10,281,442	—	—	10,281,442
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Quimbo B16-14	Colombia	CP	11.91%	11.41%	No	147,974	—	147,974	—	—	—	—	33,780,639	33,780,639
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Quimbo B10-14	Colombia	CP	11.57%	11.09%	No	165,058	—	165,058	—	—	—	—	38,751,176	38,751,176
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Quimbo B6-14	Colombia	CP	11.12%	10.69%	No	111,793	—	111,793	—	—	—	27,249,871	—	27,249,871
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds B6-14	Colombia	CP	11.12%	10.69%	No	93,822	—	93,822	—	—	—	22,869,641	—	22,869,641
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds B3-16	Colombia	CP	11.20%	11.41%	No	290,258	—	290,258	—	48,816,503	—	—	—	48,816,503
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds B7-16	Colombia	CP	12.49%	11.09%	No	348,609	—	348,609	—	—	—	—	60,301,996	60,301,996
				Total						8,745,587	51,172,695	59,918,282	6,939,377	133,184,750	46,919,956	209,680,900	354,304,736	751,029,719

Appendix 3, letter b) shows the detail of estimated future cash flows (undiscounted) that the Group will have to disburse to settle the secured and unsecured liabilities detailed above.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

16.1.3	Finance lease

•	Finance lease by company

Taxpayer ID No. (RUT)	Company	Country	Taxpayer ID No. (RUT)	Company	Country	Currency	Nominal Interest rate	Balance as of 6-30-2016
								Current			Non-current
								Less than 90 days	More than 90 days	Total	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total
								ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Foreign	Edegel S.A.A.	Peru	Foreign	Banco Scotiabank	Peru	US$	2.40%	2,357,307	16,832,726	19,190,033	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco Corpbanca	Colombia	CP	10.80%	4,814	14,966	19,780	21,219	8,838	—	—	—	30,057
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Equirent S.A.	Colombia	CP	6.55%	5,696	17,698	23,394	23,524	8,839	—	—	—	32,363
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Mareauto Colombia SAS	Colombia	CP	10.08%	847	2,673	3,520	3,891	1,610	—	—	—	5,501
				Total ThCh$				2,368,664	16,868,063	19,236,727	48,634	19,287	—	—	—	67,921

Taxpayer ID No. (RUT)	Company	Country	Taxpayer ID No. (RUT)	Company	Country	Currency	Nominal Interest rate	Balance as of 3-1-2016
								Current			Non-current
								Less than 90 days	More than 90 days	Total	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total
								ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Foreign	Edegel S.A.A.	Peru	Foreign	Banco Scotiabank	Peru	US$	2.37%	2,520,517	7,220,529	9,741,046	15,221,655	—	—	—	—	15,221,655
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco Corpbanca	Colombia	CP	10.80%	4,315	13,415	17,730	19,039	14,662	—	—	—	33,701
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Equirent S.A.	Colombia	CP	6.55%	5,107	15,870	20,977	21,738	15,200	—	—	—	36,938
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Mareauto Colombia SAS	Colombia	CP	10.08%	752	2,372	3,124	3,454	2,693	—	—	—	6,147
				Total ThCh$				2,530,691	7,252,186	9,782,877	15,265,886	32,555	—	—	—	15,298,441

Appendix 3 letter c) presents details of estimated future cash flows (undiscounted) that the Group will have to disburse to settle the finance lease obligations detailed above.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

16.1.4	Other obligations

•	Other obligations by company

Taxpayer ID No. (RUT)	Company	Country	Taxpayer ID No. (RUT)	Company	Country	Currency	Nominal Interest rate	Balance as of 6-30-2016
								Current			Non-current
								Less than 90 days	More than 90 days	Total	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total
								ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Foreign	Central Costanera S.A.	Argentina	Foreign	Mitsubishi (Secured debt)	Argentina	US$	0.25%	—	2,009,604	2,009,604	2,001,535	2,001,535	2,001,535	2,001,535	23,336,797	31,342,937
Foreign	Hidroinvest S.A.	Argentina	Foreign	Other	Argentina	US$	2.53%	—	367,791	367,791	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Other	Argentina	Ar$	28.78%	20,685,701	—	20,685,701	—	—	—	—	—	—
				Total ThCh$				20,685,701	2,377,395	23,063,096	2,001,535	2,001,535	2,001,535	2,001,535	23,336,797	31,342,937

Taxpayer ID No. (RUT)	Company	Country	Taxpayer ID No. (RUT)	Company	Country	Currency	Nominal Interest rate	Balance as of 3-1-2016
								Current			Non-current
								Less than 90 days	More than 90 days	Total	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total
								ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Foreign	Central Costanera S.A.	Argentina	Foreign	Mitsubishi (secured debt)	Argentina	US$	0.25%	—	2,160,172	2,160,172	2,114,199	2,114,198	2,114,198	2,114,198	24,593,540	33,050,333
Foreign	Hidroinvest S.A.	Argentina	Foreign	Other	Argentina	US$	2.53%	387,247	—	387,247	—	—	—	—	—	—
Foreign	Endesa Argentina S.A.	Argentina	Foreign	Other	Argentina	Ar$	34.00%	—	9,599	9,599	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Other	Argentina	Ar$	28.78%	18,136,826	—	18,136,826	—	—	—	—	—	—
				Total ThCh$				18,524,073	2,169,771	20,693,844	2,114,199	2,114,198	2,114,198	2,114,198	24,593,540	33,050,333

Appendix 3 letter d) presents details of estimated future cash flows (undiscounted) that the Group will have to disburse to settle these other obligations.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

16.2	Hedged debt

Of the U.S. dollar denominated debt held by the Group, as of June 30, 2016 ThCh 81,012,229 is related to future cash flow hedges for the Group’s U.S. dollar-linked operating income (see Note 3.k). As of March 1, 2016, this amount was ThCh$ 115,757,264.

The following table details changes in “Reserve for cash flow hedges” for four months ended June 30, 2016 due to exchange differences corresponding to this debt:

Hedging reserve	Four months ended 6-30-2016
ThCh$
Balance in hedging reserves (hedging income) at beginning of the period	(5,916,984)
Foreign currency exchange differences recorded in net equity	1,304,137
Recognition of foreign currency exchange differences in profit (loss)	(83,142)
Foreign currency translation differences	186,556
Balance in hedging reserves (hedging income) at the end of the period	(4,509,433)

16.3	Other information

As of June 30, 2016 the Group has unconditionally available lines of long-term credit totalling ThCh$ 20,391,572. As of March 1, 2016 the Group did not have long-term lines of credit unconditionally available for use.

17	RISK MANAGEMENT POLICY

The Group’s companies are exposed to certain risks that are managed by systems that identify, measure, limit concentration of, and monitor these risks.

The main principles in the Group’s risk management policy include the following:

•	Compliance with good corporate governance standards.

•	Strict compliance with all the Group’s internal policies.

•	Each business and corporate area determines:

I.	The markets in which it can operate based on its knowledge and ability to ensure effective risk management.

II.	Criteria regarding counterparties.

III.	Authorized operators.

•	Business and corporate areas establish their risk tolerance in a manner consistent with the defined strategy for each market in which they operate.

•	All of the operations of the businesses and corporate areas are conducted within the limits approved for each case.

•	Businesses, corporate areas, lines of business and companies design the risk management controls necessary to ensure that transactions in the markets are conducted in accordance with the Group policies, standards, and procedures.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

17.1. Interest rate risk

Changes in interest rates affect the fair value of assets and liabilities bearing fixed interest rates, as well as the expected future cash flows of assets and liabilities subject to floating interest rates.

The objective of managing interest rate risk exposure is to achieve a balance in the debt structure to minimize the cost of debt with reduced volatility in profit or loss.

In compliance with the current interest rate hedging policy, the proportion of fixed debt and/or hedged debt over the net total debt was 28% as of June 30, 2016.

Depending on the Group’s estimates and on the objectives of the debt structure, hedging transactions are performed by entering into derivatives contracts that mitigate interest rate risk. Derivative instruments currently used to comply with the risk management policy are interest rate swaps to set a floating rate at a fixed rate.

17.2. Exchange rate risk

Exchange rate risks involve basically the following transactions:

•	Debt taken on by the Group’s companies that is denominated in a currency other than that in which its cash flows are indexed.

•	Payments to be made for the acquisition of project-related materials in a currency other than that in which its cash flows are indexed.

•	Revenues in Group companies directly linked to changes in currencies other than those of its cash flows.

•	Flows from foreign subsidiaries to parent in Chile, exposed to exchange rate variations.

In order to mitigate exchange rate risk, the Group’s foreign currency risk management policy is based on cash flows and includes maintaining a balance between U.S. dollar flows and the levels of assets and liabilities denominated in this currency. The objective is to minimize the exposure to variability in cash flows that are attributable to foreign exchange risk.

The hedging instruments currently being used to comply with the policy are currency swaps and forward exchange contracts. In addition, the policy seeks to refinance debt in the functional currency of each of the Group’s companies.

17.3. Commodities risk.

The Group has a risk exposure to price changes in certain commodities, due basically to:

•	Purchases of fuel used to generate electricity.

•	Energy purchase/sale transactions that take place in local markets.

In order to reduce the risk in situations of extreme drought, the Company has designed a commercial policy that defines the levels of sales commitments in line with the capacity of its generating power plants in a dry year. It also includes risk mitigation terms in certain contracts with unregulated customers and, in the case of regulated customers subject to long-term tender agreements, it determines indexation polynomials that help reduce exposure to commodity risk.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

Considering the operating conditions faced by the power generation market in the countries in which the Group is represented, with drought and highly volatile commodity prices on international markets, the Company is constantly verifying the advisability of using hedging to lessen the impacts that these price swings have on its results. As of June 30, 2016, there were no hedging operations.

17.4. Liquidity risk

The Group’s liquidity risk management policy consists of entering into long-term committed banking facilities and temporary financial investments for amounts that cover the projected needs over a period of time that is determined based on the situation and expectations for debt and capital markets.

The projected needs mentioned above include maturities of financial debt, net of financial derivatives. For further details regarding the features and conditions of financial obligations and financial derivatives (see Notes 18, 19 and Appendix 3).

As of June 30, 2016, our current liabilities exceeded our current assets by ThCh$ 216,551,507. This amount does not represent material working capital deficit. Besides, we believe that cash flow generated by the business operations of our subsidiaries as well as cash balances, loans to banks and related parties, and broad access to capital markets are sufficient to meet all our working capital needs, debt service, dividend payments and planned capital expenditures.

As of June 30, 2016 the Group has liquidity of cash and cash equivalents totalling ThCh$ 113,637,683 and unconditionally available lines of long-term credit totalling ThCh$ 20,391,572. As of March 1, 2016 the Group has liquidity of cash and cash equivalents totalling ThCh$ 211,252,436 and unconditionally available lines of long-term credit totalling ThCh$ 0.

17.5. Credit risk

The Group closely monitors its credit risk.

Trade receivables:

The credit risk for receivables from the Group’s commercial activity has historically been very low, due to the short-term period of collections from customers, resulting in non-significant cumulative receivables amounts.

In some countries, regulations allow the suspension of energy service to customers with outstanding payments, and most contracts have termination clauses for payment default. The Company monitors its credit risk on an ongoing basis and measures its maximum exposure to payment default risk, which, as stated above, is very limited.

Financial assets, other than trade receivables:

Cash surpluses are invested in the highest-rated local and foreign financial entities (with risk rating equivalent to investment grade whenever possible) with thresholds established for each entity.

Investments may be backed with Chilean treasury bonds and/or with commercial paper issued by the highest rated banks; the latter are preferred, as they offer higher returns (always in line with current investment policies).

Derivative instruments are entered into with entities with solid creditworthiness; all derivative transactions are performed with entities with investment grade ratings.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

17.6. Risk management

The Group measures the Value at Risk (VaR) of its debt positions and financial derivatives in order to monitor the risk assumed by the Company, thereby reducing volatility in the income statement.

The portfolio of positions included in calculating the current VaR consists of the following:

•	Financial debt.

•	Hedge derivatives for debt, dividends and projects.

The VaR determined represents the potential variation in value of the portfolio of positions described above during a quarter within a 95% confidence level. To determine the VaR, we take into account the volatility of the risk variables affecting the value of the portfolio of positions including:

•	U.S. dollar Libor interest rate.

•	The different currencies with which our companies operate and the customary local indices used in the banking industry.

•	The exchange rates of the various currencies used in the calculation.

The calculation of VaR is based on generating possible future scenarios (at one quarter) of market values of the risk variables, using scenarios based on actual observations for the same period (quarter) for five years.

The quarterly 95%-confidence VaR number is calculated as the 5% percentile of the potential quarterly variations in the fair value of the portfolio.

Given the aforementioned assumptions, the quarterly VaR of the positions discussed above corresponds to ThCh$ 97,497,546.

These values represent the potential increase of the debt and derivatives’ portfolio, thus these VaRs are inherently related, among other factors, to the portfolio’s value at each quarter’s end.

18	FINANCIAL INSTRUMENTS

18.1 Financial instruments, classified by type and category

a)	The detail of financial assets, excluding cash and cash equivalents, classified by type and category as of June 30 and March 1, 2016, is as follows:

	Balance as of 6-30-2016					Balance as of 3-1-2016
	Held-for- trading investments	Held-to- maturity investments	Loans and receivables	Available- for-sale financial assets	Financial derivatives designated for hedging	Held-to- maturity investments	Loans and receivables	Available- for-sale financial assets	Financial derivatives designated for hedging
	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Derivative instruments	480,111	—	—	—	367,908	—	—	—	596,654
Other financial assets	—	2,482,940	288,088,540	—	—	3,429,689	263,637,853	—	—
Total current	480,111	2,482,940	288,088,540	—	367,908	3,429,689	263,637,853	—	596,654
Equity instruments	—	—	—	1,489,313	—	—	—	570,183	—
Derivative instruments	—	—	—	—	1,699	—	—	—	7,536
Other financial assets	—	—	218,201,571	—	—	—	220,651,649	—	—
Total non-current	—	—	218,201,571	1,489,313	1,699	—	220,651,649	570,183	7,536
Total	480,111	2,482,940	506,290,111	1,489,313	369,607	3,429,689	484,289,502	570,183	604,190

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

The detail of financial liabilities, classified by type and category as of June 30and March 1, 2016, is as follows:

	Balance as of 6-30-2016			Balance as of 3-1-2016
	Financial liabilities held for trading	Loans and payables	Financial derivatives designated for hedging	Financial liabilities held for trading	Loans and payables	Financial derivatives designated for hedging
	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Interest-bearing loans	—	246,006,165	—	—	198,708,121	—
Derivative instruments	1,711,926	—	2,567,520	141,549	—	113,583
Other financial liabilities	—	304,556,387	—	—	271,802,607	—
Total current	1,711,926	550,562,552	2,567,520	141,549	470,510,728	113,583
Interest-bearing loans	—	925,445,179	—	—	908,101,930	—
Derivative instruments	—	—	—	—	—	265,542
Total non-current	—	925,445,179	—	—	908,101,930	265,542
Total	1,711,926	1,476,007,731	2,567,520	141,549	1,378,612,658	379,125

18.2	Derivative instruments

In accordance with its risk management policy the Group primarily uses interest rate and foreign exchange rate derivatives to hedge its exposure to interest rate and foreign currency risks.

The Company classifies its derivatives as follows:

Derivatives designated for Cash flow hedges: Those that hedge the cash flows of the underlying hedged item.

Derivatives designated for Fair value hedges: Those that hedge the fair value of the underlying hedged item.

Non-hedge derivatives: Financial derivatives that do not meet the requirements established by IFRS to be designated as hedge instruments are recognized at fair value with changes in net profit (assets held for trading).

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

a)	Assets and liabilities of hedge derivative instruments

As of June 30 and March 1, 2016 financial derivative transactions qualifying as hedge instruments resulted in recognition of the following assets and liabilities in the consolidated statement of financial position:

	Balance as of 6-30-2016				Balance as of 3-1-2016
	Assets		Liabilities		Assets		Liabilities
	Current	Non-current	Current	Non-current	Current	Non-current	Current	Non-current
	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Interest rate hedges:	43,485	1,699	195,728	—	—	7,536	68,381	265,542
Cash flow hedges	43,485	1,699	195,728	—	—	7,536	68,381	265,542
Exchange rate hedges:	324,423	—	2,371,792	—	596,654	—	45,202	—
Cash flow hedges	324,423	—	2,371,792	—	596,654	—	45,202	—
TOTAL	367,908	1,699	2,567,520	—	596,654	7,536	113,583	265,542

•	General information on hedge derivative instruments

Hedge derivative instruments and their corresponding hedged instruments are shown in the following table:

Detail of hedge instruments	Description of instrument hedged	Fair value of instruments hedged		Type of risks hedged
		6-30-2016	3-1-2016
		ThCh$	ThCh$
SWAP	Bank borrowings	(150,544)	(326,387)	Cash flow hedge
SWAP	Unsecured liabilities (bonds)	(2,047,369)	551,452	Cash flow hedge

For the four months period ended June 30, 2016 the Group has not recognized significant gains or losses for ineffective cash flow hedges.

b)	Financial derivative assets and liabilities at fair value through profit or loss

	Non-hedging derivatives
	Asset	Liability	Asset	Liability
	Current		Non-current
	ThCh$	ThCh$	ThCh$	ThCh$
March 1, 2016	—	141,549	—	—
June 30, 2016	480,111	1,711,926	—	—

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

Non-hedging derivatives correspond to forward contracts entered into by the Group, whose purpose is to cover the foreign currency risk related to dividends receivable from subsidiaries abroad. While this hedge has an economic background, it does not qualify for accounting hedge as does not strictly comply with the requirements of IAS 39 “Financial Instruments: Recognition and Measurement”.

In addition, non-hedging derivatives may include cross currency swaps whose purpose is to cover the interest and foreign currency risk of financial debt, which due to the corporate reorganization was transferred to the Group, and hedge accounting of which was discontinued as a result of this transfer.

c)	Other disclosures on financial derivatives

The following tables present the fair value of hedging and non-hedging financial derivatives entered into by the Group as well as the remaining contractual maturities as of June 30 and March 1, 2016:

Financial Derivatives	Balance as of 6-30-2016				Balance as of 3-1-2016
	Fair value	Notional value			Fair value	Notional value
		Less than one year	One to two years	Total		Less than one year	One to two years	Total
	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Interest rate hedges:	(150,544)	43,551,308	826,713	44,378,021	(326,387)	8,811,792	12,489,878	21,301,670
Cash flow hedges	(150,544)	43,551,308	826,713	44,378,021	(326,387)	8,811,792	12,489,878	21,301,670
Exchange rate hedges:	(2,047,369)	45,889,772	—	45,889,772	551,452	44,648,114	—	44,648,114
Cash flow hedges	(2,047,369)	45,889,772	—	45,889,772	551,452	44,648,114	—	44,648,114
Non-hedging derivatives	(1,231,815)	55,360,882	—	55,360,882	(141,549)	10,493,705	—	10,493,705
Total	(3,429,728)	144,801,962	826,713	145,628,675	83,516	63,953,611	12,489,878	76,443,489

The hedging and non-hedging derivatives contractual maturities do not represent the Group’s total risk exposure, as the amounts recorded in the above tables have been drawn up based on undiscounted contractual cash inflows and outflows for their settlement.

18.3 Fair value hierarchy

Financial instruments recognized at fair value in the consolidated statement of financial position are classified based on the hierarchy described in Note 3.g above.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

The following table presents financial assets and liabilities measured at fair value as of June 30 and March 1, 2016:

Financial instruments measured at fair value	Fair value measured at end of reporting period using:				Fair value measured at end of reporting period using:
	6-30-2016	Level 1	Level 2	Level 3	3-1-2016	Level 1	Level 2	Level 3
	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Financial Assets
Financial derivatives designated as cash flow hedges	369,607	—	369,607	—	604,190	—	604,190	—
Non-hedging derivatives	480,111	—	480,111	—	—	—	—	—
Total	849,718	—	849,718	—	604,190	—	604,190	—
Financial Liabilities
Financial derivatives designated as cash flow hedges	2,567,520	—	2,567,520	—	379,125	—	379,125	—
Non-hedging derivatives	1,711,926	—	1,711,926	—	141,549	—	141,549	—
Total	4,279,446	—	4,279,446	—	520,674	—	520,674	—

19	TRADE AND OTHER PAYABLES

The breakdown of trade and other payables as of June 30 and March 1, 2016 is as follows:

Trade and other payables	Balance as of
	6-30-2016		3-1-2016
	Current	Non-current	Current	Non-current
	ThCh$	ThCh$	ThCh$	ThCh$
Trade payables	29,967,406	—	25,858,507	—
Other payables	238,170,782	35,396,432	212,688,676	37,652,705
Total	268,138,188	35,396,432	238,547,183	37,652,705

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

The detail of trade and other payables as of June 30 and March 1, 2016 is as follows:

Trade and other payables	Balance as of
	6-30-2016		3-1-2016
	Current	Non-current	Current	Non-current
	ThCh$	ThCh$	ThCh$	ThCh$
Energy suppliers	18,926,280	—	16,184,171	—
Fuel and gas suppliers	11,041,126	—	9,674,336	—
Payables to tax authorities other than Corporate Income Tax	15,121,504	—	16,380,816	—
Payables for goods and services	114,473,930	—	106,502,960	—
VAT	8,155,851	35,396,432	8,341,346	37,652,705
Dividends payable to non-controlling interests	56,110,480	—	36,696,541	—
Mitsubishi contract (LTSA)	17,678,410	—	21,930,258	—
Accrued interest	1,192,448	—	1,294,890	—
Payables to personnel	16,972,462	—	15,286,189	—
Other payables	8,465,697	—	6,255,676	—
Total	268,138,188	35,396,432	238,547,183	37,652,705

See Note 17.4 for the description of the liquidity risk management policy.

The detail of payments due and paid as of June 30 and March 1, 2016 is presented in Appendix 6.

20	PROVISIONS

a)	The breakdown of provisions as of June 30 and March 1, 2016 is as follows:

Provisions	Balance as of
	6-30-2016		3-1-2016
	Current	Non-current	Current	Non-current
	ThCh$	ThCh$	ThCh$	ThCh$
Provision for legal proceedings	7,011,290	1,812,863	4,251,564	880,527
Decommissioning or restoration (*)	—	3,517,771	—	3,388,479
Provision for environmental issues (**)	32,729,330	53,540,565	60,850,200	29,391,595
Other provisions	1,987,957	—	1,947,757	261,931
Total	41,728,577	58,871,199	67,049,521	33,922,532

(*)	The restoration plan includes steps to mitigate the environmental impact during the filling of the reservoir and includes estimated execution flows over 30 years. The main activities of this obligation are the restoration of forests, creation of a buffer zone, lotic and fisheries programs and fauna and flora monitoring programs.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

(**)	Provisions for environmental issues correspond to obligations under the environmental license related to El Quimbo project, which includes contract settlements associated with work already performed and minor works necessary for the operation of the plant which are expected to be performed within the work schedule proposed by the project in 2016.

The expected timing and amount of any cash outflows related to the above provisions is uncertain and depends on the final resolution of the provisioned matters (see Note 3.j). For example, in the specific case of the legal proceedings it depends on the final resolution of the related legal claim.

Management considers that the provisions recognized in the Consolidated Statements of Financial Position adequately cover the related risks.

b)	Changes in provisions for the four months period ended June 30, 2016 is as follows:

Changes in Provisions	Legal Proceedings	Decommissioning and Restoration	Environmental issues	Other Provisions	Total
	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Opening Balance as of March 1, 2016	5,132,091	3,388,479	90,241,795	2,209,688	100,972,053
Changes in Provisions
Increase in existing provisions	4,491,498	177,496	19,189,486	115,030	23,973,510
Provisions used	(1,818)	—	(24,883,624)	(293,039)	(25,178,481)
Increase for adjustment to value of money over time	8,261	70,008	770,761	31,874	880,904
Foreign currency translation	(805,879)	(118,212)	951,477	(75,596)	(48,210)
Total changes in provisions	3,692,062	129,292	(3,971,900)	(221,731)	(372,277)
Closing Balance as of June 30, 2016	8,824,153	3,517,771	86,269,895	1,987,957	100,599,776

21	EMPLOYEE BENEFIT OBLIGATIONS

21.1 General information

Certain entities of the Group in Colombia, Peru and Argentina provide various post-employment benefits for all or some of their active or retired employees. These benefits are calculated and recognized in the financial statements according to the criteria described in Note 3.j.1, and include primarily the following:

•	Defined benefit plans:

Employee severance indemnities: The beneficiary receives a certain number of contractual salaries upon retirement. Such benefit is subject to a vesting minimum service requirement period, which depending on the company, varies within a range from 5 to 15 years.

•	Other benefits:

Five-year benefits: A benefit certain employees receive after 5 years; accrues from the second year onwards.

Unemployment: A benefit paid regardless of whether the employee is fired or leaves voluntarily. This benefit accrues on a daily basis and is paid at the time of contract termination (although the law allows for partial withdrawals for housing and education).

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

Seniority bonuses in Peru: There is an agreement to give workers (“subject to the collective agreement”) an extraordinary bonus for years of service upon completion of the equivalent of five years of actual work. This benefit is granted according to the following scale:

After 5, 10, and 15 years	–	1 base monthly salary
After 20 years	–	1 1⁄2 base monthly salaries
After 25, 30, 35, and 40 years	–	2 1⁄2 base monthly salaries

New Health Plan of Emgesa: This plan involves the hiring of an operator for the provision of family medical and dental services (basic household) to Emgesa pensioners (currently 121 beneficiaries). This benefit was under the administration of the Trade Union Organization (Sintraelecol) until March 31, 2016. From April 1, 2016, the administration of this benefit was passed to the employer, Emgesa. As a result a contract with the company MEDPLUS Medicina Prepagada was signed in order to continue provide this benefit. This benefit shelters beneficiaries of the pensioners, and in case of death of the holder, the benefit is maintained for the beneficiaries of the pensioner over 6 months, the period of benefit’s termination. The Company accounts for this benefit beginning this accounting period. The benefit was valued by an actuary company AON.

21.2 Details, changes and presentation in financial statements

a)	The post-employment obligations associated with the defined benefits plan as of June 30 and March 1, 2016 are as follows:

	Balance as of
	6-30-2016	3-1-2016
	ThCh$	ThCh$
Post-employment obligations	22,515,863	19,308,134
Total	22,515,863	19,308,134
Non-current portion	22,515,863	19,308,134

b)	The changes in post-employment defined benefit obligations for the four months period ended June 30, 2016 are as follows:

Actuarial Value of Post-employment Obligations	ThCh$
Closing balance as of March 1, 2016	19,308,134
Current service cost	327,719
Net interest cost	790,429
Actuarial (gains) losses from changes in financial assumptions	48,511
Actuarial (gains) losses from changes in seniority adjustments	1,300,521
Foreign currency translation differences	1,379,820
Contributions paid	(1,501,746)
Past service cost obligation of defined benefit plans	1,039,815
Personnel transfer	(177,340)
Closing balance as of June 30, 2016	22,515,863

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

As of June 30, 2016, of the total amount of post-employment benefit obligations, 0.11% is from defined benefit plans in Chilean companies (0.99% as of March 1, 2016); 80.94% is from defined benefit plans provided by our subsidiaries in Colombia (79.20% as of March 1, 2016), 15.46% is from defined benefit plans in Argentina (16.30% as of March 1, 2016), and 3.49% from defined benefit plans granted in Peru (3.51% as of March 1, 2016).

Group companies make no contributions to funds for financing the payment of these benefits.

c) The following amounts were recognized in the consolidated statement of comprehensive income for four months ended June 30, 2016:

Expense Recognized in the Statements of Comprehensive Income	Four months ended 6-30-2016
ThCh$
Current service cost for defined benefits plan	327,719
Interest cost for defined benefits plan	790,429
Past service costs	1,039,815
Expenses recognized in the Statement of Income	2,157,963
Gains from remeasurement of defined benefit plans	1,349,033
Total expense recognized in the Statement of Comprehensive Income	3,506,996

21.3 Other disclosures

Actuarial assumptions

As of June 30 and March 1, 2016 the following assumptions were used in the actuarial calculation of defined benefits:

	Chile		Colombia		Argentina		Peru
	Balance as of
	6-30-2016	3-1-2016	6-30-2016	3-1-2016	6-30-2016	3-1-2016	6-30-2016	3-1-2016
Discount rate used	4.7%	5.0%	7.4%	7.3%	5.5%	5.5%	6.7%	7.6%
Expected rate of salary increases	4.0%	4.0%	4.2%	4.2%	0.0%	0.0%	3.0%	3.0%
Mortality tables	RV2009	RV2009	RV2008	RV2008	RV2004	RV2004	RV2009	RV2009
Expected rotation rate	7.0%	7.0%	0.4%	0.4%	1.2%	1.2%	3.9%	3.9%

Sensitivity

As of June 30, 20116, the sensitivity of the value of the actuarial liability for post-employment benefits to variations of 100 basis points in the discount rate assumes a decrease of ThCh$ 1,764,205 if the rate rises and an increase of ThCh$ 2,408,906 if the rate falls.

Defined contributions

The total expense recognized in the consolidated statement of comprehensive income in the caption “Employee expenses” represents contributions payables to the defined contribution plans by the Group. For four months ended June 30, 2016, the amount recognized as expense was ThCh$ 101,143.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

Future disbursements

The estimates available indicate that disbursements for defined benefit plans will increase to ThCh$ 1,577,123 in the next year.

Term of commitments

The Group’s obligations have a weighted average term of 10.01 years, and the flow of benefits for the next 5 years and more is expected to be as follows:

Years	ThCh$
1	1,577,123
2	1,147,211
3	1,516,355
4	1,371,783
5	1,253,842
More than 5	10,953,517

22	TOTAL EQUITY

22.1 Equity attributable to the Parent

22.1.1 Subscribed and paid-up capital and number of shares.
Endesa Américas’ issued capital as of June 30 and March 1, 2016 is ThCh$ 778,936,764, divided into 8,201,754,580 fully subscribed and paid no par value shares listed at the Bolsa de Comercio de Santiago de Chile, Bolsa Electrónica de Chile, Bolsa de Valores de Valparaíso, New York Stock Exchange (NYSE).

Capital contributions made in 1986 and 1994 resulted in share premiums of ThCh$ 120,497,065.

These amounts come from the equity distribution of Endesa Chile that as a result of their division, were determined and distributed to Endesa Américas on the basis of the net assets allocated to each company.

For more information on the general background of Endesa Américas S.A. see Note 1.

22.1.2 Dividends

The shareholders at the Ordinary Shareholders’ Meeting held on April 27, 2016 approved a distribution of dividends, from May 24, 2016, totalling Ch$ 9.37144 per share, with a charge to earnings for the year ended December 31, 2015 (coming from division of Endesa Chile).

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

22.2 Foreign currency translation reserve

The following table details currency translation adjustments attributable to the shareholders of the Parent in the consolidated statement of financial position for four months ended June 30, 2016:

	Balance as of
	6-30-2016	3-1-2016
	ThCh$	ThCh$
Emgesa S.A. E.S.P.	44,355,528	27,078,691
Generandes Perú	65,655,184	56,557,982
Hidroelectrica El Chocón S.A.	(105,425,381)	(105,354,562)
Endesa Argentina	(16,840,118)	(14,923,600)
Central Costanera	4,480,567	5,270,235
Enel Brasil	(148,794,766)	(226,588,380)
Others	(3,851,955)	(5,781,467)
Total	(160,420,941)	(263,741,101)

2.3 Capital management

The Company’s objective is to maintain an adequate level of capitalization in order to be able to secure its access to the financial markets, so as to fulfil its medium- and long-term goals while maximizing the return to its shareholders and maintaining a solid financial position.

22.4 Restrictions on transferring funds from subsidiaries to the parent

Certain of the Group’s subsidiaries must comply with financial ratio covenants which require them to have a minimum level of equity or other requirements that restrict the transfer of assets to the parent company. The Group’s restricted net assets as of June 30, 2016 from its subsidiaries Edegel S.A.A. and Hidroeléctrica El Chocón S.A. are ThCh$ 51,202,366 and ThCh$ 94,844,060, respectively.

22.5 Other reserves

Other reserves within equity attributable to shareholders of the Parent for the four months ended June 30, 2016 are as follows:

	Balance as of	Movements 2016	Balance as of
	3-1-2016		6-30-2016
	ThCh$	ThCh$	ThCh$
Exchange differences on translation	(263,741,101)	103,320,160	(160,420,941)
Cash flow hedges	(8,696,789)	2,365,939	(6,330,850)
Remeasurement of available-for-sale financial assets	(118,662)	227,258	108,596
Other miscellaneous reserves	(778,748,054)	(732,942)	(779,480,996)
Total	(1,051,304,606)	105,180,415	(946,124,191)

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

Other miscellaneous reserves as of June 30 and March 1, 2016 are as follows:

Other miscellaneous reserves	Balance as of
	6-30-2016	3-01-2016
	ThCh$	ThCh$
Corporate reorganization reserve (“Spin-off”)	(532,560,122)	(532,560,122)
IFRS first-time adoption	(99,337,234)	(99,337,234)
Business combinations reserves	(144,289,449)	(144,289,449)
Other reserves	(3,294,191)	(2,561,249)
Total	(779,480,996)	(778,748,054)

•	Reserves for Exchange differences on translation: These arise primarily from exchange differences relating to:

•	Translation of the financial statements of our foreign operations from their functional currencies to our presentation currency (i.e. Chilean peso) (see Notes 2.6 and 3.k).

•	Translation of goodwill arising from the acquisition of foreign operations with a functional currency other than the Chilean peso (see Note 3.b).

•	Cash flow hedges reserve: These represent the cumulative portion of gains and losses on hedging instruments deemed effective in cash flow hedges (see Note 3.f.4).

•	Remeasurement of available-for-sale financial assets: These represent variations in fair value, net of their effect on the available-for-sale investments (see Note 3.f.1).

•	Corporate reorganization reserve (“Spin-Off”): These represent the effect generated by the reorganization of Endesa Chile and allocation of its foreign business to Endesa Américas (see Notes 1 and 2).

•	IFRS first-time adoption: These represent the reserves generated by the transition to IFRS of Endesa Chile’s businesses outside of Chile.

•	Business combinations reserve: These represent the effects of business combinations under common control and purchases of non-controlling interest, all related to foreign subsidiaries.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

22.6 Non-controlling interests

The details of non-controlling interests are as follows:

Companies	Non-controlling interests
	Ownership	Equity	Ownership	Equity	Profit (loss)
	6-30-2016	Balance as of 6-30-2016	3-1-2016	Balance as of 3-1-2016	Four months ended 6-30-2016
	%	ThCh$	%	ThCh$	ThCh$
Emgesa S.A. E.S.P.	73.13%	531,576,820	73.13%	564,214,537	49,987,240
Generandes Perú	39.00%	126,230,556	39.00%	115,594,477	6,893,885
Edegel S.A.A	16.40%	97,777,286	16.40%	89,501,190	5,347,058
Chinango S.A.C.	20.00%	14,604,419	20.00%	13,960,790	967,151
Central Costanera S.A.	24.32%	2,814,213	24.32%	1,145,900	2,065,621
Hidroelectrica El Chocón S.A.	32.33%	45,584,455	32.33%	45,511,370	588
Others		3,361,393		3,298,569	1,341
TOTAL		821,949,142		833,226,833	65,262,884

23	REVENUE AND OTHER INCOME

The detail of revenue and other income recognized in the statements of comprehensive income for the four months ended June 30, 2016 is as follows:

Revenue	Four months ended 6-30-2016
ThCh$
Energy sales	408,098,103
Generation	408,098,103
Regulated customers	65,465,446
Non-regulated customers	238,003,860
Spot market sales	91,374,466
Other customers	13,254,331
Other sales	3,929,523
Natural gas sales	3,929,523
Revenue from other services	27,581,115
Tolls and transmission	26,862,995
Engineering services	24,609
Other services	693,511
Total operating revenue	439,608,741

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

Other Operating Income	Four months ended 6-30-2016
ThCh$
Rent income	21,837,548
Other revenue	4,845,684
Total other operating income	26,683,232

24	RAW MATERIALS AND CONSUMABLES USED

The detail of raw materials and consumables recognized in the statements of comprehensive income for the four months ended June 30, 2016 is as follows:

Raw Materials and Consumables	Four months ended 6-30-2016
ThCh$
Energy purchases	(63,809,156)
Fuel consumption (*)	(46,355,758)
Transportation costs	(37,998,863)
Other raw materials and consumables	(20,246,572)
Total	(168,410,349)

(*)	See Note 9.

25	EMPLOYEE BENEFITS EXPENSE

The detail of employee benefits expenses recognized in the statements of comprehensive income for the four months ended June 30, 2016, is as follows:

Employee Benefits Expense	Four months ended 6-30-2016
ThCh$
Wages and salaries	(19,715,386)
Post-employment benefit obligations expense	(1,468,677)
Social security and other contributions	(4,648,155)
Total	(25,832,218)

26	DEPRECIATION, AMORTIZATION AND IMPAIRMENT LOSSES

The detail of depreciation, amortization and impairment losses recognized in the statements of comprehensive income for the four months ended June 30, 2016, is as follows:

Four months ended 6-30-2016
ThCh$
Depreciation (See Note 14)	(34,780,689)
Amortization (See Note 12)	(614,797)
Total depreciation and amortization	(35,395,486)
Reversal (losses) from impairment (1)	114,573
Total depreciation and amortization and impairment losses	(35,280,913)

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

(1) Impairment Losses	Four months ended 6-30-2016
ThCh$
Impairment reversal (loss) on financial assets (see Note 7.c)	114,573
Total	114,573

27	OTHER EXPENSES BY NATURE

The detail of other expenses by nature recognized in the statements of comprehensive income for the four months ended June 30, 2016, is as follows:

Other Expenses	Four months ended 6-30-2016
ThCh$
Professional, outsourced and other services	(6,038,201)
Other supplies and services	(3,788,551)
Insurance premiums	(6,090,752)
Taxes and charges	(1,628,727)
Repairs and maintenance	(3,851,657)
Compensation and fines	(305,278)
Marketing, public relations and advertising	(90,000)
Leases and rental costs	(511,923)
Environmental expenses	(389,837)
Other supplies	(3,368,451)
Travel expenses	(227,988)
Total	(26,291,365)

Research costs amounted to ThCh$ 18,910 for four months ended June 30, 2016.

28	FINANCIAL RESULTS

The detail of other gains, net, recognized in the statements of comprehensive income for the four months ended June 30, 2016, is as follows:

Financial Income	Four months ended 6-30-2016
ThCh$
Term deposits and other fixed-income investments	9,916,275
Other financial income	800,725
Total	10,717,000

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

Financial Costs	Four months ended 6-30-2016
ThCh$
Financial costs	(51,847,433)
Secured and unsecured liabilities	(33,158,799)
Liabilities account payables to CAMMESA	(10,648,013)
Bank loans	(5,170,128)
Debt arrangement and other associated expenses	(1,168,290)
Other financial costs	(810,421)
Post-employment benefit obligations	(790,429)
Valuation of financial derivatives	(101,353)
Profit (loss) from indexed assets and liabilities	15
Foreign currency exchange losses, net (*)	(6,960,901)
Positive	22,571,649
Negative	(29,532,550)
Total Financial Costs	(58,808,319)
Total Financial Results	(48,091,319)

The effects on financial results from exchange differences originated from the following:

(*) Foreign currency exchange losses, net	Four months ended 6-30-2016
ThCh$
Cash and cash equivalents	(1,093,959)
Other financial assets (derivative instruments)	(12,077,514)
Other non-financial assets	(127,208)
Trade and other accounts receivable	3,337,032
Other financial liabilities (financial debt and derivative instruments)	504,991
Trade and other accounts payable	461,044
Other non-financial liabilities	2,034,713
Total	(6,960,901)

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

29	INCOME TAXES

The following table presents the components of the income tax expense/(benefit) recognized in the statements of comprehensive income for the four months ended June 30, 2016:

Current Income Tax and Adjustments to Current Income Tax for Previous Periods	Four months ended 6-30-2016
ThCh$
Current income tax	(60,890,131)
Tax benefit arising from previously unrecognized tax credit of prior period used to reduce current tax expense	930,092
Adjustments to current tax from the previous period	(113,249)
Other current tax expense	1,559,087
Current tax expense, net	(58,514,201)
Benefit/(expense) from deferred taxes for origination and reversal of temporary differences	2,419,480
Prior year deferred tax adjustments	363,287
Total deferred tax benefit	2,782,767
Income tax expense	(55,731,434)

The following table reconciles income tax expense resulting from applying the applicable statutory tax rate to profit before income taxes and the actual income tax expense recognized in the statements of comprehensive income for the four months ended June 30, 2016:

Reconciliation of Tax Expense	Four months ended
	Rate	6-30-2016
	%	ThCh$
PROFIT BEFORE TAX		188,952,329
Income tax expense using statutory rate	(24.00%)	(45,348,559)
Tax effect of rates applied in other countries	(11.00%)	(20,779,816)
Tax effect of non-taxable revenues	5.61%	10,598,288
Tax effect of non-tax-deductible expenses	(9.43%)	(17,814,652)
Tax effect of adjustments to current taxes in previous periods	(0.06%)	(113,249)
Tax effect of adjustments to deferred taxes in previous periods	0.19%	363,288
Price level restatement for tax purposes (investments and equity)	9.19%	17,363,267
Total adjustments to tax expense using statutory rates	(5.49%)	(10,382,874)
Actual income tax expense	(29.49%)	(55,731,433)

The principal temporary differences are detailed in Note 15.a.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

30	INFORMATION BY SEGMENT

Segmentation criteria.

The activities of Endesa Américas were previously organized primarily around its core business, electric energy generation.

Considering the differentiated information that was analysed by the Company’s chief operating decision maker, segment information had been organized by the geographical areas in which the Group operates:

•	Chile

•	Argentina

•	Peru

•	Colombia

As the corporate organization of Endesa Américas basically coincides with the business and therefore the segments, the information presented below is based on the financial information of the companies comprising each segment. The accounting policies used to determine segment information are the same that have been used in the preparation of the consolidated financial statements of Endesa Américas.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

The following tables present the asset and liability information on the segmentation basis.

Country	Chile		Argentina		Colombia		Peru		Eliminations		Total
ASSETS	6-30-2016	3-1-2016	6-30-2016	3-1-2016	6-30-2016	3-1-2016	6-30-2016	3-1-2016	6-30-2016	3-1-2016	6-30-2016	3-1-2016
	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
CURRENT ASSETS	55,528,004	58,213,520	86,329,167	66,854,976	181,057,104	268,698,829	157,004,787	135,183,909	(31,451,262)	(12,653,236)	448,467,800	516,297,998
Cash and cash equivalents	860,484	33,977,634	15,601,886	13,071,922	81,964,787	143,484,272	15,210,526	20,718,608	—	—	113,637,683	211,252,436
Other current financial assets	480,111	870,740	—	—	2,850,841	3,155,603	7	—	—	—	3,330,959	4,026,343
Other current non-financial assets	—	—	652,825	418,876	3,954,834	5,309,637	3,574,762	5,337,313	—	—	8,182,421	11,065,826
Trade and other current receivables	95,615	29,408	62,216,362	45,764,867	68,689,991	85,676,395	97,025,486	80,173,949	(10)	58,774	228,027,444	211,703,393
Current accounts receivable from related parties	52,608,859	23,335,738	5,699,839	5,578,728	13,279,704	25,251,385	26,570,492	13,053,454	(31,451,252)	(12,712,010)	66,707,642	54,507,295
Inventories	—	—	2,158,255	2,020,583	10,313,346	5,814,195	14,623,514	14,727,547	—	—	27,095,115	22,562,325
Current tax assets	1,482,935	—	—	—	3,601	7,342	—	1,173,038	—	—	1,486,536	1,180,380
NON-CURRENT ASSETS	1,075,099,837	1,075,127,281	347,382,582	349,617,770	1,832,067,668	1,679,056,226	776,099,726	751,974,239	(498,753,196)	(588,642,739)	3,531,896,617	3,267,132,777
Other non-current financial assets	—	—	—	—	1,489,313	570,183	1,699	7,536	—	—	1,491,012	577,719
Other non-current non-financial assets	—	—	—	1,752,641	1,130,895	1,012,248	—	—	—	—	1,130,895	2,764,889
Trade and other non-current receivables	—	—	208,202,013	218,696,272	9,999,558	1,955,377	—	—	—	—	218,201,571	220,651,649
Investments accounted for using the equity method	1,075,079,502	1,075,079,502	1,305,665	2,135,285	—	—	48,573,339	39,585,187	(590,107,984)	(678,052,929)	534,850,522	438,747,045
Intangible assets other than goodwill	—	—	—	—	20,986,265	18,748,022	10,545,396	10,190,840	—	—	31,531,661	28,938,862
Goodwill	—	—	866,445	871,998	4,345,042	3,988,262	—	—	91,354,788	89,410,190	96,566,275	94,270,450
Property, plant and equipment	—	—	137,007,572	126,138,984	1,778,406,051	1,636,449,282	716,979,292	702,190,676	—	—	2,632,392,915	2,464,778,942
Deferred tax assets	20,335	47,779	887	22,590	15,710,544	16,332,852	—	—	—	—	15,731,766	16,403,221
TOTAL ASSETS	1,130,627,841	1,133,340,801	433,711,749	416,472,746	2,013,124,772	1,947,755,055	933,104,513	887,158,148	(530,204,458)	(601,295,975)	3,980,364,417	3,783,430,775

Country	Chile		Argentina		Colombia		Peru		Eliminations		Total
LIABILITIES AND EQUITY	6-30-2016	3-1-2016	6-30-2016	3-1-2016	6-30-2016	3-1-2016	6-30-2016	3-1-2016	6-30-2016	3-1-2016	6-30-2016	3-1-2016
	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
CURRENT LIABILITIES	14,702,662	41,032,571	178,548,707	160,430,579	373,840,306	329,215,892	129,378,894	115,933,309	(31,451,262)	(12,653,236)	665,019,307	633,959,115
Other current financial liabilities	1,711,926	141,549	25,873,566	26,513,424	170,793,677	119,207,904	51,906,442	53,100,376	—	—	250,285,611	198,963,253
Trade and other current payables	1,301,107	16,421,464	102,532,296	86,311,098	110,587,257	83,151,026	53,711,440	52,663,595	6,088	—	268,138,188	238,547,183
Current accounts payable to related parties	11,689,629	24,469,558	9,520,369	8,783,502	56,384,027	31,867,955	13,558,879	5,509,807	(31,457,350)	(12,653,236)	59,695,554	57,977,586
Other current provisions	—	—	5,290,645	2,564,656	32,729,329	60,875,169	3,708,603	3,609,696	—	—	41,728,577	67,049,521
Current tax liabilities	—	—	35,331,831	36,257,899	2,489,062	33,317,876	5,543,558	47,840	—	—	43,364,451	69,623,615
Other current non-financial liabilities	—	—	—	—	856,954	795,962	949,972	1,001,995	—	—	1,806,926	1,797,957
NON-CURRENT LIABILITIES	24,435	190,210	98,485,655	105,989,598	912,347,449	846,971,210	200,084,231	217,374,009	—	—	1,210,941,770	1,170,525,027
Other non-current financial liabilities	—	—	31,434,503	33,652,262	838,685,380	801,067,863	55,325,296	73,647,347	—	—	925,445,179	908,367,472
Trade and other non-current payables	—	—	35,396,432	37,652,705	—	—	—	—	—	—	35,396,432	37,652,705
Non-current accounts payable to related parties	—	—	—	—	55,438,366	30,612,016	3,432,833	3,310,516	—	—	58,871,199	33,922,532
Other non-current provisions	—	—	28,173,783	31,536,526	—	—	122,808,337	122,189,998	—	—	150,982,120	153,726,524
Deferred tax liabilities	24,435	190,210	3,480,937	3,148,105	18,223,703	15,291,331	786,788	678,488	—	—	22,515,863	19,308,134
Non-current provisions for employee benefits	—	—	—	—	—	—	17,730,977	17,547,660	—	—	17,730,977	17,547,660
EQUITY	1,115,900,744	1,092,118,020	156,677,387	150,052,569	726,937,017	771,567,953	603,641,388	553,850,830	(498,753,196)	(588,642,739)	2,104,403,340	1,978,946,633
Equity attributable to Shareholders of the Parent	1,115,900,744	1,092,118,020	156,677,387	150,052,569	726,937,017	771,567,953	603,641,388	553,850,830	(498,753,196)	(588,642,739)	1,282,454,198	1,145,719,800
Issued capital	778,936,764	778,936,764	31,002,860	31,201,570	148,534,890	136,338,421	302,296,411	295,493,695	(481,834,161)	(463,033,686)	778,936,764	778,936,764
Retained earnings	587,015,973	563,233,247	43,256,360	39,526,095	76,749,302	194,874,431	40,506,591	48,732,586	581,616,334	451,224,218	1,329,144,560	1,297,590,577
Share premium	120,497,065	120,497,065	—	—	25,674,401	23,566,229	—	—	(25,674,401)	(23,566,229)	120,497,065	120,497,065
Other reserves	(370,549,058)	(370,549,056)	82,418,167	79,324,904	475,978,424	416,788,872	260,838,386	209,624,549	(572,860,968)	(553,267,042)	(946,124,191)	(1,051,304,606)
NON-CONTROLLING INTERESTS											821,949,142	833,226,833
TOTAL LIABILITIES AND EQUITY	1,130,627,841	1,133,340,801	433,711,749	416,472,746	2,013,124,772	1,947,755,055	933,104,513	887,158,148	(530,204,458)	(601,295,975)	3,980,364,417	3,783,430,775

The eliminations column corresponds to transactions between companies in different lines of business and country, primarily purchases and sales of energy and services.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

Country	Chie	Argentina	Colombia	Peru	Eliminations	Total
Statements of comprehensive income for the four months period ended 6-30-2016	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
REVENUES AND OTHER OPERATING INCOME	—	47,132,588	285,645,836	133,513,549	—	466,291,973
Revenue from ordinary activities	—	25,282,403	281,296,006	133,030,332	—	439,608,741
Energy sales	—	25,282,403	277,327,668	105,488,032	—	408,098,103
Other sales	—	—	3,929,523	—	—	3,929,523
Other services rendered	—	—	38,815	27,542,300	—	27,581,115
Other operating revenue	—	21,850,185	4,349,830	483,217	—	26,683,232
RAW MATERIALS AND CONSUMABLES	—	(2,679,462)	(108,343,090)	(57,387,797)	—	(168,410,349)
Energy purchases	—	(215,067)	(53,334,256)	(10,259,833)	—	(63,809,156)
Fuel consumption	—	(549,986)	(19,740,085)	(26,065,687)	—	(46,355,758)
Transportation expenses	—	(364,801)	(24,164,864)	(13,469,198)	—	(37,998,863)
Other miscellaneous supplies and services	—	(1,549,608)	(11,103,885)	(7,593,079)	—	(20,246,572)
CONTRIBUTION MARGIN	—	44,453,126	177,302,746	76,125,752	—	297,881,624
Other work performed by the entity and capitalized	—	1,031,404	(68,052)	—	—	963,352
Employee benefits expense	(46,864)	(13,747,849)	(5,981,575)	(6,055,930)	—	(25,832,218)
Other expenses	(2,671,365)	(5,934,380)	(9,824,088)	(7,861,532)	—	(26,291,365)
GROSS OPERATING RESULT	(2,718,229)	25,802,301	161,429,031	62,208,290	—	246,721,393
Depreciation and amortization expense	—	(6,862,455)	(14,114,687)	(14,418,344)	—	(35,395,486)
Impairment losses (reversal of impairment losses) recognized in profit or loss	—	—	114,573	—	—	114,573
GROSS OPERATING RESULT	(2,718,229)	18,939,846	147,428,917	47,789,946	—	211,440,480
FINANCIAL RESULT	1,911,870	(13,400,966)	(33,670,431)	(2,931,792)	—	(48,091,319)
Financial income	462,202	5,862,370	4,163,287	229,141	—	10,717,000
Term deposits and other fixed-income investments	28,029	5,910,593	3,751,436	226,217	—	9,916,275
Other financial income	434,173	(48,223)	411,851	2,924	—	800,725
Financial costs	(370,480)	(11,538,997)	(38,043,395)	(1,894,561)	—	(51,847,433)
Bank loans	—	(716,945)	(4,076,775)	(376,408)	—	(5,170,128)
Secured and unsecured liabilities	—	—	(32,096,041)	(1,062,758)	—	(33,158,799)
Other	(370,480)	(10,822,052)	(1,870,579)	(455,395)	—	(13,518,506)
Foreign currency exchange losses, net	15	—	—	—	—	15
Positive	1,820,133	(7,724,339)	209,677	(1,266,372)	—	(6,960,901)
Negative	4,788,775	5,310,085	778,830	11,693,959	—	22,571,649
Profit (loss) from indexed assets and liabilities	(2,968,642)	(13,034,424)	(569,153)	(12,960,331)	—	(29,532,550)
Share of profit of investments accounted for using the equity method	22,382,797	589,402	—	2,590,352	—	25,562,551
Other gains, net	—	(2,961)	41,588	1,990	—	40,617
Gain (loss) from the sale of assets	—	(2,961)	41,588	1,990	—	40,617
Profit before tax	21,576,438	6,125,321	113,800,074	47,450,496	—	188,952,329
Income tax expense	1,451,419	2,136,015	(45,441,492)	(13,877,376)	—	(55,731,434)
Net profit from continuing operations	23,027,857	8,261,336	68,358,582	33,573,120	—	133,220,895
NET PROFIT	23,027,857	8,261,336	68,358,582	33,573,120	—	133,220,895
Net profit attributable to:
Parent Company						67,958,011
Non-controlling interests						65,262,884

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

Statement of cash flows	Chile	Argentina	Colombia	Peru	Eliminations	Total
For four months ended 6-30-2016	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Cash flow from (used in) operating activities	(2,258,642)	22,241,556	97,915,432	13,835,088	861,631	132,595,065
Cash flow from (used in) investment activities	33,303,158	(14,473,021)	(25,054,227)	(5,655,438)	(34,036,750)	(45,916,278)
Cash flows from (used in) financing activities	(63,988,457)	(4,640,729)	(141,335,638)	(14,233,076)	33,175,119	(191,022,781)

The eliminations column corresponds to transactions between companies in different lines of business and country, primarily purchases and sales of energy and services.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

31	THIRD PARTY GUARANTEES, OTHER CONTINGENT ASSETS AND LIABILITIES, AND OTHER COMMITMENTS

31.1. Direct guarantees

Contract		Creditor of the guarantee	Debtor		Type of guarantee	Committed assets			Balance pending as of
Type	Maturity		Company	Relationship		Type	Cur- rency	Book value	Cur- rency	6-30-2016	3-1-2016
Loan	10-7-2014	Citibank N.A.	Endesa Argentina	Creditor	Pledge	Deposit in current account	US$	1,300,000	AR$	—	8,000,000
Loan	12-15-2032	Mitsubishi Corporation	Central Costanera	Creditor	Pledge	Combined Cycle	AR$	184,495,845	USD	50,325,366	49,854,108

As of June 30 and March 1, 2016 the amount of the Group’s property, plant and equipment pledged as collateral for liabilities amounted to ThCh$ 8,113,033 and ThCh$ 8,513,044, respectively (see Note 14.e.1).

As of June 30 and March 1, 2016 the Group had future energy purchase commitments totaled ThCh$ 16,052,381 and ThCh$ 7,864,276, respectively.

31.2 Indirect guarantees

As a result of the corporate reorganization, Endesa Américas has become jointly and severally liable of local bonds of Endesa Chile, whose outstanding balance as of June 30 and March 1, 2016 amounted to ThCh$ 323,254,142 and ThCh$ 324,305,109, respectively.

31.3 Lawsuits and Arbitrations Proceedings

As of the date of these interim consolidated financial statements, the most relevant contingent liabilities, for which no provisions have been recognized, because the Management believes that a present obligation does not exists, related to current litigation involving the Group are as follows:

a)	Pending lawsuits of Endesa Américas and subsidiaries:

Empresa Generadora de Energía Eléctrica S.A. (Emgesa)

1.

In 2001, a lawsuit was filed against the Group’s Colombian generation subsidiary Emgesa, as well as the non-related companies, Empresa de Energía de Bogotá S.A. E.S.P. (EEB) and Corporación Autónoma Regional de Cundinamarca (“CAR” for its acronym in Spanish), by the residents of Sibaté, in the Colombian Department of Cundinamarca. This lawsuit seeks to hold the defendants jointly liable for the damages and prejudices derived from the pollution to the El Muñá dam reservoir, resulting from the pumping of polluted waters from the Bogotá River by Emgesa. Emgesa has denied these allegations arguing, among others, that it does not have any responsibility since it receives the waters already contaminated. The plaintiffs’ initial demand was for approximately ThCP 3,000,000,000 (approximately ThCh$ 680,400,000). Emgesa filed a motion for the joinder of numerous public and private entities that dump into the waters of the Bogotá River or that in any way are responsible for the environmental stewardship of the river basin. The Third Section of the State Council has received the petition and ordered certain companies joined as defendants. In January 2013, several of the defendants filed responses to the complaint. In June 2013, a motion to annul the proceedings was denied. The resolving preliminary objections and the summons to a conciliation hearing are currently pending. In June 2015 a resolution was enacted instructing the dismissal of EEB by reason of a nullity defect as well as the exclusion of those entities that had been identified by the Cundinamarca Administrative

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

Court as defendants for having polluted the waters of Bogotá River, which had been confirmed by the State Council. A motion for reversal was filed against this decision, or an appeal. The resolution for such actions was unfavourable. The amount involved in this proceeding is estimated to be approximately ThCP 112,320,000 (approximately ThCh$ 25,474,176).

2.	Central Betania (currently Emgesa) was granted with a tax benefit known as “Ley Páez”, applicable to the income tax on corporations. The Law stated that those entities located in a geographical area affected by natural catastrophe were exempt from taxation. The Colombian tax authorities (DIAN) rejected the method used by Central Betania to determine the tax base applicable to the tax benefit. The DIAN believes that certain revenues of Central Betania, such as inflation adjustments and non-operating income, do not qualify for the exemption since they are not related to the electricity generation activity. On the other hand, Central Betania (currently Emgesa) believes that, in accordance with the Law, this special benefit is applicable to it as an entity and not only to certain revenues of the company. The resolution of the Administrative Court of first instance is pending. Since June 2010, the date when final arguments were filed, the proceedings have not been active due to lack of tax expertise of the Huila Court. In February 2016 the process in motion began in order to activate the proceedings. The amount of this claim is ThCP 96,393,426 (approximately ThCh$ 21,862,029).

3.	A class action lawsuit has been filed by residents of the Colombian Municipality of Garzón, alleging that the construction of the El Quimbo hydro electrical project has caused the plaintiffs’ income from handicrafts or entrepreneurial activities to decrease by an average of 30%. The lawsuit claims the decrease was not considered when the project’s social-economic impact report was drafted. Emgesa has denied these allegations on the basis that (i) the social-economic impact report complied with all methodological criteria, including giving all interested parties the opportunity to be registered in the report, (ii) the plaintiffs are not residents and therefore, compensation is allowed only for those whose revenues are, in their majority, coming from of their activity in the direct area of influence of the El Quimbo hydro electrical project and (iii) compensation must not go beyond the “first link” of the production chain and must be based on the status of the income indicators of each affected person. A proceeding was filed in parallel by 38 inhabitants of the Municipality of Garzón, who are claiming compensation for being affected by the El Quimbo hydro electrical project since they were not included in the social-economic impact report. A mandatory settlement hearing was unsuccessful. The court ordered a test, which is currently in the preliminary phase. In the parallel proceeding, an exception previous of pending lawsuit was filed, based on the existence of the principal proceeding. The proposed exception is pending ruling. The amount involved in this proceeding is estimated to be approximately ThCP 93,000,000 (approximately ThCh$ 21,092,400).

4.

The CAR in Colombia, through Resolution No. 506, enacted on March 28, 2005, and Resolution No. 1189, enacted on July 8, 2005, imposed on Emgesa, EEB and EAAB (Empresa de Acueducto y Alcantarillado de Bogotá) the execution of construction work on the El Muña dam reservoir, whose effectiveness, among other things, depends on maintaining Emgesa’s water concession. Emgesa filed an action for annulment and reestablishment of Law against these Resolutions before the Administrative Court of Law of Cundinamarca, Section One. The first instance court denied the nullity of these resolutions. Appeals were filed by Emgesa, EEB and the EAAB, which are pending a decision. Emgesa filed another action for annulment and reestablishment against the CAR for annulment of Article 2 of Resolution 1318 of 2007 and Article 2 of Resolution 2000 of 2009, both of which required Emgesa to implement a Contingency Plan and to carry out study on “Air Quality” for the potential suspension of water pumping in the dam reservoir. This action seeks to annul the administrative acts

The accompanying notes are an integral part to the Interim Consolidated Financial Statements imposed due to impracticability of anticipating the “Air Quality” and implementing the Contingency Plan. In this action a favourable accountant expert report was presented, for which it was requested clarification to Emgesa. Clarification of previous expert report and a second expert report to value the works anticipated by the company is still pending. The amount at issue is undetermined.

5.	In February 2015 Emgesa was notified of a Popular Action filed by Comepez S.A. and other fish farming companies located near the Betania dam, on the grounds of protection of the right to a healthy environment, public health and food safety, in order to prevent, in the opinion of the plaintiffs, the danger of a massive fish mortality among other damages from the filling of the reservoir for the El Quimbo Hydro electrical Project dam, also located at the basin of the Magdalena river. Regarding the status of the proceeding, the Huila administrative court issued in February 2015, a preliminary injunction that prevents the filling of the El Quimbo dam reservoir until the river has reached the optimal flow, among other requirements. Emgesa filed a motion for reversal against this decision requesting a probation order and the release of such measure, which motion was denied by the court. The appeal filed by Emgesa was granted only in the remand effect. The preliminary injunction was amended, allowing Emgesa to start filling the dam reservoir. Nevertheless, the Regional Environmental Authority (“CAM”), in Resolution No. 1503 issued on July 3, 2015 directed Emgesa to temporarily stop filling the El Quimbo dam reservoir. The legal actions to be adopted are under analysis by Emgesa, notwithstanding the filling procedure continues normally. The appeal is pending. The Colombian Government, through Decree 1979, has requested the lifting of the generation suspension and reported that Emgesa must abide by such Decree. On December 15, 2015, the Constitutional Court decided that the Decree No. 1979 was unenforceable, consequently, EMGESA suspended at midnight of that date the generation of energy at El Quimbo. Emgesa presented the corresponding arguments.

On December 24, 2015, the Colombian Ministry of Energy and Mining and the National Authority of Aquaculture and Fishing (“AUNAP”) filed a writ of protection of constitutional rights to the Civil Courts of Circuito de Neiva as a transitional mechanism to avoid irreparable damage, while the Huila administrative court decides on releasing the precautionary measure, and requested that the generation of energy at El Quimbo be permitted. They have requested such generation to be authorized as an interim measure until a ruling on the writ of protection is made. On January 8, 2016, Emgesa was notified of the decision of the Civil Court of Circuito de Neiva which authorized Emgesa to immediately restore the generation of energy as a transitional measure until the Huila administrative court decides on releasing the precautionary measure. The amount involved in this proceeding is undetermined.

Edegel S.A.A. (Edegel)

1.

The fiscal authority in Peru, SUNAT (in Spanish Superintendencia Nacional de Administración Tributaria), questioned Edegel in 2001 regarding the manner in which it was accounting for the valuation of its depreciating assets. Edegel had conducted a voluntary re-evaluation for the 1996 fiscal year, and as a result of such re-evaluation it recorded a reduction of goodwill with respect to assets. This depreciation was recorded as an expense. The amount rejected by SUNAT is related to financial interest paid during the construction phase of the power plants. SUNAT claims (i) that Edegel has not demonstrated that it was necessary to obtain financing to build the power plants and (ii) that such financing was actually incurred. Edegel has responded that SUNAT cannot request such evidence because the re-evaluation assigns the assets a market value when the re-evaluation was performed,

The accompanying notes are an integral part to the Interim Consolidated Financial Statements instead of the historical value of the assets. In this case, the methodology considered that the power plants of such scale were built with financings. In addition, Edegel claimed that if SUNAT disagreed with the valuation, it should have conducted its own appraisal, which it failed to do.

On February 2, 2012, the Tax Court (“TF”) issued a ruling for the 1999 fiscal year in favour of two of Edegel’s power plants, and against four power plants, based on the fact that a verified financing was only evidenced for the first two power plants. Consequently, the TF ordered SUNAT to recalculate the taxes payable by Edegel, which amounted to €11 million that were paid by Edegel in June 2012. This amount will be recovered if Edegel obtains favourable rulings in the following claims it has subsequently filed:

i.	An administrative contentious claim before the Judicial System against the TF’s ruling, filed in May 2012 (which would result in a complete recovery of the taxes); and

ii.	A partial appeal against the recalculation that SUNAT performed according to TF’s ruling, on the basis that the recalculation was incorrect, filed in July 2012 (which would result in a partial recovery of the taxes).

In August 2013, Edegel received notice of an unfavourable ruling with respect to claim i). Edegel filed an annulment appeal against the ruling, since the resolution violates its motivation right and it is untimely. In May 2015, Edegel received notice of the resolution of the Court of Appeal which: (i) annulled the resolution from the Justice Department (“JD”) which rejected the petitions of the demand of the company; (ii) declared admitted the claims previously rejected; and (iii) ordered the JD to return to the stage of determination of the controversy points. In June 2015, Edegel received notice from the JD that it declared admitted the claims previously rejected and it had submitted to the attorney general’s office a request for issuance of a new pronouncement (in Peru when the Government is engaged as a party in a judicial process an attorney general designated by the Public Ministry must be involved, in order for him to be informed and to opine regarding the controversy. Such opinion is not binding on the judge or the Court that must resolve the litigation). In November 2015, Edegel presented its verbal report.

For the 2000 to 2001 fiscal years, Edegel paid the equivalent of €5 million, and made a provision the equivalent of €1 million. In November 2015, Edegel was notified of Resolution No. 15281-8-2014, stating that the TF had ruled with respect to the indicated appeal by which it was declared annulled the Resolution which the SUNAT objected the loss deductions related to the financial derivative instruments. The TF ruling also revoked the objections related to the non-deductibility of depreciation of the non-accredited technical assistance services rendered to Generandes and the financial interests accrued on the loans for the acquisition of treasury shares. It is important to note that, although the TF’s resolution revoked the objections related to the excess in depreciation of the revalued assets, nevertheless, stated that the SUNAT shall apply what is resolved in the company’s appeal of Income Taxes filed for the fiscal year 1999 (EXp. No. 10099 to 2012), which is still pending resolution.

In December 2015, it was still pending from SUNAT to recalculate the debt based on the established criteria.

In February 2016, Edegel filed an appeal to the JD against the TF’s resolution (Resolution No. 15281-8-2014) in order to partially revoke the stated criterion, specifically in the portion that the TF resolved that the SUNAT shall apply the decision on the Income Tax for the fiscal year 1999, and avoiding to apply any other pronouncement.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

During the same month, the JD accepted Edegel’s appeal. In March 2016, the TF and SUNAT answered the appeal, which means that the JD shall resolve against Edegel because the resolution does not “cause status” as the TF did not rule on the claimed concept. Also, in March 2015, Edegel was notified of the procedural corrective measures (Resolution on Procedural Correction). In June 2016, Edegel was notified of the JD’s District Attorney Opinion, and Edegel was requested to provide a verbal report.

For the 1999 fiscal year it is expected that the Judicial System will enact a new resolution on the Edegel lawsuit and that the TF will decide on the partial appeal filed by Edegel. For the 2000 and 2001 fiscal years it is still pending from the SUNAT to recalculate the debt based on the established criteria. The SUNAT and the TF responded the demand and is pending resolution from the Public Ministry. It is expected that the JD respond Edegel demand and set a date for Edegel render verbal report. The amount involved in this proceeding is ThS/. 64,173 (approximately ThCh$ 12,892,497).

2.	In 1997, Edegel, Perené and Simsa entered into a joint venture agreement for the development of Yanango and Chimay power plants, reaching the agreement on a payment of US$ 13 million to Edegel. In 1998, Edegel signed a contract with its parent company Generandes for supervision services for the construction of power plants to be provided by the latter, agreeing the payment of US$ 13 million to Generandes. In turn, Generandes signed contracts with its shareholders, Entergy Peru and Conosur, transferring its commitments to Edegel and agreeing a payment amounting US$ 3 million to each party. The SUNAT challenged in respect of these contracts: (i) in Edegel: using VAT charged by Generandes as a tax credit; and (ii) in Generandes: treating expenses for the services provided by shareholders as tax deductible expenses and using VAT charged by its shareholders as a tax credit. The position of the SUNAT was that these operations were fake, because Generandes and its shareholders are a holding companies that do not have staff to provide such services. Supervision services were provided directly by Edegel through its staff. The position of the company was that the TF already issued a Resolution No. 15281-8-2014 in respect of the Edegel’s appeal related to company’s 2000-2001 income tax which states that the technical assistance provided by Generandes qualified as non-existent. As a result of the direct implications of this statement is in this proceeding, the TF will issue a ruling against Generandes. In this regard, it is expected the TF order SUNAT to recalculate the income tax of the company, considering not only Generandes’s costs, but also revenues of (invoices issued to Edegel) to be invalid. According to this expected new determination, an income tax payment already realized would occur in excess in the Generandes’s income tax expenses, and this excess should be offset by VAT, eliminating the contingency for these proceedings. The appeal is pending the Tax Court ruling. The resolution is expected for the second half of 2016. The amount involved in this proceeding is ThS/. 85,211 (approximately ThCh$ 17,119,077).

b)	Pending lawsuits of the associated companies:

Enel Brasil and subsidiaries:

1.

The Brazilian IRS claims an alleged underreporting of dividends by Enel Brasil than it reported. The Brazilian IRS claims that the total amortization of goodwill (greater value) recorded by Enel Brasil in 2009 in the equity accounts, should have been recorded in the comprehensive income accounts. As a result, the procedure performed was inadequate and a greater profit would have been generated and consequently, a higher amount of dividends distributed. The alleged surplus in dividends was interpreted by the Brazilian IRS as payments to non-residents, which would be subject to a 15%

The accompanying notes are an integral part to the Interim Consolidated Financial Statements income tax retained at the source. Enel Brasil responded that all the procedures adopted by Enel Brasil were based on the company’s interpretation and in accordance with Brazilian accounting standards (Brazilian GAAP), and confirmed by the external auditor and by a legal opinion from Souza Leão Advogados. Enel Brasil has filed its defence in the administrative first instance. In July 2016, the tax authorities issued an unfavourable ruling against Enel Brasil. Enel Brasil will file an appeal to the second instance Administrative Court, and will use an expert opinion on the accounting entries recorded in 2009. The amount involved in this proceeding is ThR$ 244,428 (approximately ThCh$ 50,363,681).

Ampla Energía S.A. (Ampla, subsidiary of our associate)

1.	The State of Rio de Janeiro filed complaints against Ampla for the periods 1996 to 1999 and 2007 to 2014, since it considered that the ICMS calculation for fixed assets acquisition was incorrect. Specifically, the State of Rio de Janeiro believes that Ampla does not have all necessary supporting documentation and that the fixes assets were not used for the electric energy generation and distribution activities. In its defence, Ampla states that (i) the corresponding legislation does not specify the different types of fixed assets that could be used for the ICMS credit purposes; (ii) such fixed assets are related to the main activity of the companies, even if they are used at the offices and administrative premises. It also intends to compare the credits with the acquisition invoices; Ampla filed its administrative and judicial defence in all the processes and is awaiting for final resolutions. The amount of this claim is ThR$ 109,702 (approximately ThCh$ 22,603,779).

2.

In Brazil, Basilus S/A Serviços, Empreendimentos e Participações (successor to Meridional S/A Serviços, Empreendimentos e Participações from 2008) is the holder of the litigation rights that it acquired from the construction companies Mistral and CIVEL, which had a civil works contract with Centrais Elétricas Fluminense S.A. (CELF). This contract was terminated before CELF’s privatization process. Since CELF’s assets were transferred to Ampla during the privatization process, Basilus (previously Meridional) sued Ampla in 1998, arguing that the transfer of the referred assets was done in detriment of its rights. Ampla only acquired assets from CELF, but is not its legal successor since CELF, a state-owned company, still exists and maintains its legal personality. Basilus demanded payment of pending invoices and contractual penalties for termination of the civil works contract. In March 2009, the court decided in favour of Basilus, and Ampla and the State of Rio de Janeiro filed the corresponding appeals. On December 15, 2009, the State Court accepted the appeal and overturned the lower court’s decision obtained by Basilus, in Ampla’s favour. Basilus filed an appeal against the resolution, which was denied. In July 2010, Basilus filed an Appeal under Specific Court Regulations (Agravo Regimental) before the Superior Court of Justice of Brazil, which also rejected the appeal in August 2010. Seeking to overturn such decision, Basilus filed a Petition for Writ of Mandamus (Mandado de Seguranca), which was also rejected. In June 2011, Basilus filed an Appeal to Amendment of Judgement (Embargos de Declaração) in order to clarify a supposed omission by the Superior Court of Justice in the decision on the Petition for Writ of Mandamus, which was not accepted by the court. Against this decision, Basilus filed an Ordinary Appeal (Recurso Ordinario) before the Superior Court of Justice (in Brazil). On March 28, 2012 the Reporting Justice decided the Ordinary Appeal in favour of Basilus. Ampla and the State of Rio de Janeiro filed an Appeal under Specific Court Regulations against the Reporting Justice’s decision, which was accepted by the First Court Room of the Superior Court of Justice on August 28, 2012, determining that the Ordinary Appeal of the Petition for Writ of Mandamus must be submitted to the decision by an “en banc” session and not by a

The accompanying notes are an integral part to the Interim Consolidated Financial Statements single Reporting Justice. Basilus challenged the decision. The decision of August 28, 2012 was published on December 10, 2012, and the Appeal to Amendment of Judgment had been filed by Ampla and the State of Rio de Janeiro to remedy the existing error in its publication, in order to avoid future divergence. Basilus filed its arguments and on May 27, 2013, the Appeal to Amendment of Judgment filed by Ampla and the State of Rio de Janeiro were accepted and the error corrected. On August 25, 2015 the appeal filed by the plaintiff was rejected. The decision was published on December 10, 2015 and on December 15, 2015 Basilus filed an appeal to Amendment of Judgment. On March 3, 2016 the Superior Court of Justice has begun the judgement of the appeal and first vote (Minister Rapporteur) was favourable to the appeal and the next Minister has suspended its resolution to perform a deeper analysis of the arguments. On May 3, 2016, the Superior Court of Justice has resumed the judgment of the appeal, which is tied 1 vote to 1. Other Minister has again suspended its resolution to perform a deeper analysis of the appeal. The resolution is adopted by the vote of three Ministers. The amount involved in this proceeding is estimated to be approximately ThR$ 1,369,544 (approximately ThCh$ 282,190,658).

3.	The State Public Ministry filed a Public Civil Action against Ampla for the frequent interruptions of power supply to consumers in the districts of Boa Vista, Porto da Pedra, Monjolos, Pacheco and others, located in the municipality of San Gonzalo. The applicant claims, principally, condemning Ampla to pay compensation for material and moral damage caused to regular consumers of this Municipality.

The “Projeto Morros” was a procedure implemented by Ampla to combat theft of electricity in communities with lack of resources, where the theft rate was very high. This procedure involved replacing the fuses of transformers that fed the entire community with limited capacity fuses for Ampla consumers. This resulted in the power outage in the periods of high consumption, which are the periods of the highest demand that the above transformers could handle, leaving the community without power supply for the night time. This procedure was considered illegal by ANEEL and by the courts, as regular consumers harmed in process of avoiding energy theft.

The process is in the second instance court.

As of January 27, 2006 the ruling was issued condemning Ampla to provide the regular supply of energy, in accordance with quality requirements established by ANEEL. The judge rejected the applicant request condemning Ampla to pay collective moral damages. Ampla filed an appeal claiming that, according to the regulatory terms of ANEEL, the public service concessionaire is entitled to interrupt the supply when it detects irregularities in the connection, as well as in other situations. Meanwhile, the State Public Ministry also filed an appeal requesting the Ampla to pay the collective moral damages. The court accepted the appeal of the State Public Ministry and modified the ruling, condemning Ampla to pay moral damages in the amount to be defined on the finalization of the ruling. Ampla filed Extraordinary (Supreme Federal Court) and Special (Superior Court of Justice) appeals, which to date have yet to be resolved. It should be noted that the State Public Ministry began a accrue penalties for non-compliance with the anticipatory first instance court ruling, which were rejected by Ampla, as it initiated the clarification process with ANEEL to verify that the failure occurs in regulatory terms determined by ANEEL. The ruling on the collection initiated by the State Public Ministry is pending. The amount involved in this case is ThR$ 60,611 (approximately ThCh$ 12,488,770).

4.	In December 2001, the Brazilian Federal Constitution was amended to apply the CONFINS tax (Contribuicao para o Financiamento da Seguridade Social) a tax levied on revenues, to electricity

The accompanying notes are an integral part to the Interim Consolidated Financial Statements energy sales. The Constitution states that the changes on social contributions are effective 90 days after their publication. Ampla started to pay this COFINS tax in April 2002. However, the Brazilian Internal Revenue Service notified Ampla that the 90-day delay of entry into force is applied to statutory amendments, but are not applicable to constitutional amendments, which are effective immediately. In November 2007, the appeal filed before the Taxpayers Council (Consejo de Contribuyentes), the administrative appeals level, ruled against Ampla. In October 2008, Ampla filed a special appeal that was rejected. On December 30, 2013, Ampla was notified of the decision to reject its position that the COFINS tax payments were not due for the period from December 2001 to March 2002 based on the Constitution providing that legislative changes are effective 90 days after their publication. Ampla filed a judicial proceeding to obtain a certification of fiscal good standing in order to continue receiving public funds and was required to post a bond for the tax debt. Under the new standard on surety bonds published in March 2014, the bond amount must be 120%. Ampla submitted the new surety bond, complying with the new requirements. The Brazilian Treasury accepted the surety bond and granted the certification of fiscal good standing. The Brazilian Treasury submitted the fiscal execution and Ampla opposed its defence in July 2014. It is not necessary to submit a new surety bond since the bond posted to obtain the certification of fiscal good standing can be used for this proceeding. There is a first instance ruling unfavourable to Ampla which was published in August 2015. In the same month Ampla filed an appeal to the second instance court. The amount involved in this case is estimated to be approximately ThR$ 152,907 (approximately ThCh$ 31,506,044).

5.	Companhia Brasileira de Antibióticos (Cibran) filed suit against Ampla in order to receive compensation for the loss of products and raw materials, machinery breakdown, among other things that occurred as a consequence of poor service provided by Ampla between 1987 and May 1994 and compensation for moral damages. This litigation is related to other five actions filed by Cibran against Ampla based on power outages allegedly caused by Ampla in the period from 1987 to 1994, 1994 to 1999 and part of 2002. The judge decided to conduct a single expert assessment for these various claims, which was in part adverse to Ampla. Ampla challenged such assessment and requested a new expert assessment. On September 5, 2013, the judge rejected the prior petition, whereupon Ampla filed a Petition for Clarification of the Decision (Embargo de Aclaración) and subsequently a Special Appeal (Agravo de Instrumento), both of which were rejected by the court. Against the latter, Ampla filed a Special Appeal before the Superior Court of Justice, which is pending review. In September 2014, a first instance judgment in one of these proceedings ordered Ampla to pay compensation of ThR$ 200 (approximately ThCh$ 41,209) for moral damages, in addition to the payment of material damages caused due to failures in supply of service, which have to be assessed by an expert in the sentence execution stage. Ampla filed a Clarification Attachment against this ruling that was rejected. In December 2014, Ampla filed an appeal, currently pending decision. On June 1, 2015, a judgement in another of the proceedings ordered Ampla to pay moral damages of ThR$ 80 (approximately ThCh$ 16,484), in addition to material damages for Ampla’s failures in supply of service of ThR$ 95,465 (approximately ThCh$ 19,670,308) (plus price-level restatement and interest). Ampla filed a Petition for Clarification of the Decision (Embargo de Aclaración) against this judgement, which was rejected by the court. Ampla has filed an appeal. In the remaining proceedings, a first instance court ruling is pending. The amount involved for all these cases is estimated to be approximately ThR$ 384,667 (approximately ThCh$ 79,259,471).

6.	In August 1996, Ampla obtained a favourable ruling granting it an exemption from paying the COFINS tax for the period prior to the 2001 amendment of the Brazilian Federal Constitution which expressly

The accompanying notes are an integral part to the Interim Consolidated Financial Statements made electric power operations subject to the COFINS tax. Following the definite decision in favour of Ampla issued in 2010, the Brazilian Treasury attempted to overturn the 1996 decision favourable to Ampla through a recession action. Ampla refiled a suit originally filed in 1996 seeking a refund of its COFINS tax payments from April 1992 to June 1996, based on the favourable ruling in the first lawsuit described above. The suit seeking a refund of the COFINS tax had been suspended pending the resolution of the first lawsuit above. In June 2013, Ampla received a favourable decision entitling it to a refund of its COFINS tax payments for the periods requested. The decision is not final and must still be confirmed by a Superior Court. The Brazilian Treasury appealed the decision, but only for issues of form, before the court of Rio de Janeiro. In October 2014, the Court of the State of Río de Janeiro ordered a new trial since it considered that the Brazilian Treasury did not have the opportunity to appear in the prior decision judgment. In May 2015, the Brazilian Treasury presented its final plea and in July 2015 a new favourable first instance ruling entitling Ampla to a refund of its COFINS tax payments made from 1992 to 1996 was issued. In August 2015, the tax authorities filed an appeal with the Court of the State of Rio de Janeiro. The sum Ampla has requested as a tax refund amounts to ThR$ 169,450 (approximately ThCh$ 34,914,681).

7.	Perma Industria de Bebidas (“Perma”) filed a lawsuit against Ampla, based on the electric energy tariff adjustment applied by concessionaires based on Orders No. 38 and 45 granted by the National Department of Water and Electric Energy (“DNAEE”), in February 1986. The Orders authorized an increase of 20% over the tariff for industrial clients during the frozen price period, also implemented by the Federal Government through Decree Law No. 2283, of February 28, 1986. On April 16, 2010 a ruling rejected Perma’s request, and Perma filed an appeal against such ruling, which was accepted and Ampla was ordered to pay the amounts unduly collected during 1986. Ampla and Perma each filed a Special Appeal before the Supreme Court of Justice, which were rejected by means of “eligibility trial”. In July 2011, the parties filed a Special Appeal. On December 16, 2015 the ruling was issued, rejecting the Special Appeal filed by the two parties. On February 11, 2016, the prior ruling was published confirming the final ruling. The amount involved is ThR$ 76,359 (approximately ThCh$ 15,733,600).

8.

The Trade Union of Niterói, representing 2,841 employees, filed a labour claim against Ampla, requesting the payment of salary differences of 26.05% retroactive to February 1989, pursuant to the Economic Plan instituted by Law Decree No. 2,335/87. In the court of first instance, the decision was partially unfavourable for Ampla. The court ordered payment of the salary differences requested retroactive to February 1, 1989, and legal fees of 15% of such amount. Ampla filed several appeals, among them an Extraordinary Appeal which is currently pending. A mandatory mediation was unsuccessful. In parallel, Ampla has filed a motion for Advanced Dismissal of Enforcement (Exceção de Pré-Executividade) based on the jurisprudence of the Federal Supreme Court, which has previously declared the non-existence of a right acquired on the URP readjustment of Law Decree No. 2,335/87. In addition, Ampla alleged the exception of the payment for these readjustments and, alternatively, requested the limitation of this readjustment using October 1989 salaries as a baseline. In the court of first instance, Ampla obtained the declaration of unenforceability of legal title, against which the applicant filed an appeal (Agravo de Petição). The decision was partly favourable regarding the exception of payment, but not regarding the limitation of the salary differences, using October 1989 salaries as a baseline. On September 10, 2014, the court rejected the Special Appeals (Agravo de Instrumento) presented by both parties, who filed a Petition for Clarification of the Decision (Embargos de Aclaración) against this judgment. In June 2015, Ampla presented its arguments to the

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

Court regarding the Extraordinary Appeal filed by the Union, which were rejected by the Court. On December 16, 2015 the Extraordinary Appeal was submitted to the Federal Superior Court of Law for its judgment. The amount involved in this proceeding is estimated to be approximately ThR$ 71,233 (approximately ThCh$ 14,677,324).

9.	In order to fund the purchase of Coelce in 1998, Ampla issued long-term debt abroad through securities called Fixed Rate Notes (FRNs) which were governed by a special tax regime whereby interest payments received by non-resident holders were exempt from taxation in Brazil, as long as the debt was issued with a minimum maturity of 8 years. In 2005, the Brazilian Internal Revenue Service (“IRS”) (responsible for tax collection and compliance with tax laws) notified Ampla the special tax regime did not apply based on its understanding that prepayments were made before the stated maturity, due to the fact that Ampla had received financing in Brazil which was allocated to repay the FRN holders. Ampla argues that these two transactions are independent and legally valid. The non-application of the special tax regime means that Ampla would have failed to comply with its obligation to retain the tax and to record it as interest payments made to non-resident holders. The tax resolution was appealed and in 2007 the Taxpayers Council (Consejo de Contribuyentes), the administrative appeals level, annulled it. However, the Brazilian IRS contested this decision before the Superior Chamber of Fiscal Resources (Cámara Superior de Recursos Fiscales), the final administrative appeals level, and on November 6, 2012, it ruled against Ampla. The decision was notified to Ampla on December 21, 2012. On December 28, 2012, Ampla filed a Petition for Clarification of the Decision (Embargo de Aclaración) before the Superior Chamber of Fiscal Resources in order to obtain a final resolution regarding contradictory points of the decision and to incorporate in it the relevant defence arguments that were omitted. The petition was denied. As a consequence, Ampla filed a judicial proceeding to obtain a certification of fiscal good standing in order to continue receiving public funds. Ampla was required to post a bond for the tax debt. Under the new standard on surety bonds published in March 2014, the bond amount must be 120%. In April 2014 Ampla submitted the new surety bond, complying with the new requirements. The Brazilian Treasury accepted the surety bond and granted the certification of fiscal good standing. The Brazilian Treasury submitted the fiscal execution and Ampla opposed its defence on June 27, 2014. It is not necessary to submit a new surety bond since the bond posted to obtain the certification of fiscal good standing can be used for this proceeding. A legal investigation will be carry out by an expert designated by the judge. It is expected first instance resolution upon investigation of the expert to be designed by the judge. The amount involved in this case is estimated to be approximately ThR$ 1,159,588 (approximately ThCh$ 238,929,745).

10.

In 2002, the State of Rio de Janeiro issued a decree stating that the ICMS (a tax similar to the Chilean Value Added Tax) should be paid and filed on the 10th, 20th and 30th days of the same month of the tax accrual. Ampla continued paying ICMS in accordance with the previous system (filing within five days after the end of the month of its accrual) and did not adopt the new system between September 2002 and February 2005 due to cash flow issues. Additionally, Ampla filed a lawsuit to dispute the constitutionality of the new filing requirement. These lawsuits were unsuccessful, and Ampla has filed suit alleging constitutional violations before the Brazilian Supreme Federal Tribune. Since March 2005, Ampla has been paying the ICMS according to the new system. In September 2005, the IRF imposed on Ampla a penalty fee and interests due to the delay in filling the ICMS as set forth in the aforementioned decree of 2002. Ampla appealed the resolution before the Administrative Courts, based on the fiscal Amnesty Laws of the State of Río de Janeiro published in 2004 and 2005 (forgiving interest and penalties if the taxpayer paid the taxes due). Ampla alleges that if the aforementioned tax

The accompanying notes are an integral part to the Interim Consolidated Financial Statements amnesties are found to be inapplicable to it, the law would punish taxpayers that are delayed only a few days in their tax payments (as in the case of Ampla) more harshly than those who failed to pay their taxes and later formally adopted the various tax amnesties and thus, regulate their tax situation through the filing of overdue unpaid taxes.

On May 9, 2012, The “En Banc Council” (a special body within the Taxpayers Council, representing the last administrative instance) issued a judgment against Ampla. The decision was notified on August 29, 2012. Ampla appealed to the State Public Treasury (Hacienda Pública Estadual) using a special review procedure based on the equity principle, before the Governor of the State of Rio de Janeiro. The appeal has not been resolved and therefore, the tax should be suspended. However, the State of Río de Janeiro recorded the tax due in the Public Register as if demandable and therefore, on November 12, 2012, Ampla was obliged to post a surety bond in the amount of € 101 million (R$ 293 million) in order to receive a certification of fiscal good standing to continue receiving public funds. On June 4, 2013, in a decision of second instance, the State Public Treasury obtained a ruling against Ampla’s surety bond. In September 2013, Ampla filed a letter of guarantee to substitute for the surety bond rejected by the court. However, Ampla reiterated to the attorney of the State, the petition of review, which is still pending decision. Despite this, the State Public Treasury submitted the fiscal execution and Ampla opposed its defence. It is not necessary to submit a new surety bond since the bond posted to obtain the certification of fiscal good standing can be used for this proceeding. In June 2015, the Supreme Court of Brazil issued a favourable ruling for Ampla for a lawsuit filed in 2002 to dispute the constitutionality of the new filing requirements. This resolution will lead to the suspension of the collection procedures of penalties and interests, since the tax is already paid. The State of Rio de Janeiro might eventually appeal, but its likelihood of winning are very limited as the outcome of the procedure was issued by the plenary. Also, the final decision will mean the release of the guarantee. The decision was published on October 2, 2015 and the Brazilian Treasury has 10 days to appeal. Once the appeal period has elapsed, the letter of resolution becomes final, and at that time the resolution will be presented to the administrative collection body (process). The State Public Treasury did not file an appeal and on October 25, 2015, Ampla presented to the special collection body the favourable resolution issued by the Supreme Court of Brazil. On April 20, 2016, the first instance resolution favourable to Ampla was issued which ruled for the termination of the legal proceeding and the State extinguished the debt. Ampla requested the guarantee to be released and is waiting for the decision. Closed case that will no longer be informed.

Compañía de Interconexión Energética S.A. (CIEN, subsidiary of our associated company)

1.

In October 2009, Tractebel Energía S.A. sued CIEN claiming an alleged breach of the contract “Purchase & Sale Agreement for 300 MW of Firm Capacity and associated energy originating from Argentina” signed in 1999 between CIEN and Centrais Geradoras do Sul do Brasil S.A (which is now known as Tractebel Energía). Tractebel Energía asked the court to order CIEN to pay a rescission penalty of R$ 117,666,976 (approximately ThCh$ 24,244,939) plus other fines due to the unavailability of energy. The breach allegedly occurred due to a failure by CIEN to ensure sufficient capacity as contracted with Tractebel Energía during the 20-year period, which allegedly took place beginning in March 2005. In May 2010, Tractebel Energía notified CIEN via a written statement, but not judicially, its intention to exercise step-in rights of Line I (30%). The proceeding is currently at the first instance. CIEN petitioned to join this proceeding with the lawsuit filed by it against Tractebel Energía in 2001, which involves a dispute relative to exchange rates and taxing issues. The petition to join both

The accompanying notes are an integral part to the Interim Consolidated Financial Statements proceedings was rejected by the court. Subsequently, CIEN filed a request to suspend the proceeding for 180 days in order to avoid potentially divergent decisions. The court ordered the suspension of proceedings for one year pending the outcome of the other lawsuit of CIEN against Tractebel Energía. The court issued a resolution extending this suspension until July 9, 2015. This proceeding has not had any changes to date.

2.	In 2010, Furnas Centrais Eletricas S.A. filed a suit against CIEN, based on CIEN’s alleged breach of the contract “Firm Capacity Purchase with associated Energy for the purchase of 700 MW of firm capacity with related energy originating from Argentina”, which was signed in 1998 with a term of 20 years beginning in June 2000. In its lawsuit, Furnas requested a compensation of ThR$ 520,801 (approximately ThCh$ 107,309,465) corresponding to a rescission penalty included in the contract, plus adjustments and default interests, from the date of filing of the claim until actual payment. Furnas also requested for additional penalties based on the lack of availability of the “firm power and related energy” and for other damages to be determined upon the final decision. The first trial judgment denied the claims of Furnas for CIEN’s responsibility for breach of its contractual obligations. The Court recognized the existence of force majeure because of the energy crisis in Argentina. The claimant filed an appeal against this sentence. On July 10, 2015 CIEN presented its arguments to the Court regarding the appeal filed by Furnas. Moreover, regarding the foreign language documents presented by CIEN, the judge of first instance determined that those documents would be excluded from the lawsuit, which decision was confirmed by the 12th Civil Section of the State Court. CIEN has filed a Special Appeal (Recurso Especial) against this decision, which will be decided by the Superior Court of Justice. In addition to the foregoing, CIEN received a notice from Furnas, not at the judicial headquarters, indicating that in case of rescission due to CIEN’s breach, Furnas would have the right to acquire 70% of Line I.

Companhia Energética do Ceará S.A. (Coelce, subsidiary of our associated company)

1.

In 1982 under the framework of an electricity supply network expansion in Brazilian rural areas, which was financed principally by international development banks (IDBs), the then-state-owned Coelce signed contracts with 13 cooperatives at the request of the Brazilian government and the IDBs to implement this project. Under the contracts, Coelce operated and maintained the assets and paid a monthly fee, which was price-level restated for inflation. These contracts were of indefinite length and failed to clearly identify the networks that were under their scope due the public nature of Coelce and the fact that they were often repaired, creating confusion between the assets that were operated and maintained by Coelce, and the assets that were owned by it. From 1982 until June 1995 COELCE regularly paid rent for the use of the electric system to cooperatives, adjusted monthly by the relevant rate of inflation. However, from June 1995, Coelce, while it was still state-owned, decided not to continue adjusting the payments for inflation. In 1998 Coelce was privatized and acquired by the Enersis Group, and continued to pay the rent to the network cooperatives in the same manner as before its privatization, that is, without adjusting the rent for inflation. As a consequence, some of these cooperatives have brought legal action against Coelce, including the two actions initiated by Cooperativa de Eletrificacao Rural do V do Acarau Ltda (Coperva), for the payment of the adjustment for inflation as described below. Coelce’s defence is basically grounded on the argument that the adjustment is not applicable, since the assets lacked value due to their much extended useful lives, taking into consideration their depreciation; or, alternatively, if the assets were deemed to have any value, it would be very low since Coelce performed their replacement, extension and maintenance. The

The accompanying notes are an integral part to the Interim Consolidated Financial Statements amount involved in this litigation is approximately ThR$ 190,492 (approximately ThCh$ 39,250,268). One of the plaintiffs in this litigation, Coperva, filed a review action requesting expert evaluation of the issue. Once the expert report was delivered, Coelce claimed there were technical inconsistencies therein and requested a new evaluation to be conducted, but the court denied the claim and in February 2013 ruled the “anticipated execution of the decision”, which entails the preliminary determination of the adjusted monthly payments Coelce should have made and ordering the immediate payment of the difference between such adjusted values and the values Coelce actually paid. An appeal has been filed and a precautionary measure has been obtained in favour of Coelce, staying the anticipated execution of the decision. On April 7, 2014 a court of first instance denied Coperva’s claims. Coperva filed an appeal which was rejected. Coperva filed a Petition for Clarification of the Decision (Embargos de Aclaración), which was rejected on January 11, 2016. On February 3, 2016 Coperva filed a special appeal to the Superior Court of Justice.

Another plaintiff in the ligation filed a review action in 2007, through which Coperva is attempting to readjust the lease value of its distribution lines (in the central region of the State of Ceará), to be calculated at 1% of the value of the asset leased, estimated by Coperva to be at ThR$ 15,600 (approximately ThCh$ 3,214,335). This proceeding is in a first instance and has not yet started the evidence presenting stage. The amount involved in this proceeding is estimated to be approximately ThR$ 99,716 (approximately ThCh$ 20,546,154). In Coelce’s case, the review action was filed in 2006 and Coelce is attempting to readjust the lease value of its distribution lines (in the central region of the State of Ceará), to be calculated at 2% of the value of the asset leased. The amount involved in this proceeding is approximately ThR$ 114,795 (approximately ThCh$ 23,653,184). This proceeding, as well as the one for Coperva, has not been advanced by the plaintiff and both are in their first instance.

2.

Coelce bills the “low income” consumer with a social discount that determines a final rate called “baja renta” (low income). The State compensates Coelce for this discount as a state subsidy. The ICMS (a tax similar to the Chilean Value Added Tax) is transferred (deducted) by Coelce over the amount of the normal rate (without the discount). On the other hand, the State of Ceará establishes that the ICMS does not apply to billings that fluctuate between 0 and 140 kW/h. Also, Coelce, in order to calculate the ICMS deductible amount in reference to the total ICMS supported in energy purchases must apply the “pro rata” rule. The rule states that the percentage that represents revenues subject to ICMS over the total income (whether or not subject to ICMS). Coelce considers, for the purpose of its inclusion in the pro rata denominator, that the revenue not subject to ICM is the result of applying the end sales price of energy (price after the subsidy is discounted) and the Brazilian IRS holds that the income not subject to ICMS is the price of the normal rate (without discounting the subsidy). The Brazilian IRS’s position implies a lower ICMS deduction percentage. The Brazilian Treasury view is that the “ICMS pro rata” calculation should be based on the normal rate value in “low income” energy sales cases, instead of the reduced rate that Coelce uses. The Brazilian Treasury criteria results in a greater ICMS non-recoverable percentage, which results in a higher ICMS payable. Coelce argues that its calculation is correct, since it must be used in the “ICMS Pro Rata” calculation, reducing the value of the ICMS rate since that is the accurate value of the energy sales transaction (the ICMS’s base is the transaction value of the merchandise sold). In reference to the 2005 and 2006 litigation, the rulings were unfavourable for Coelce. In reference to the 2007, 2008 and 2009 litigation, the rulings were unfavourable for Coelce but some of them resulted in a reduction of the amounts due to expiration. Coelce filed legal claims in order to ensure its certification of a regular tax status, which will allow it to continue receiving public funding, having previously guaranteed its tax debt. The State of Ceará filed Fiscal Executions (legal

The accompanying notes are an integral part to the Interim Consolidated Financial Statements collection procedures) for the years 2006, 2007 and 2009. For the other years, it is pending the filing of the corresponding fiscal executions. In reference to the 2010 and 2011 litigation, the complaints were received in January 2015 and January 2016, respectively, and Coelce filed its first instance administrative defence. The next step is to continue with the defence of the judicial and administrative processes. The amount of these claims is ThR$ 112,082 (approximately ThCh$ 23,094,171).

3.	Vicunha do Nordeste S/A (Finobrasa) filed a lawsuit against Coelce by reason of the adjustment to the electric energy tariffs applied by concessionaires based on Orders No. 38 and 45 granted by the National Department of Water and Electric Energy (DNAEE), in February 1986. These Orders authorized an increase of 20% over the tariff for industrial clients during the frozen price period, also implemented by the Federal Government through Decree Law No. 2283 of February 28, 1986. The intention of the lawsuit is to declare such adjustment illegal, seeking to extend illegality effects until the present time. During the proceeding, FINOBRASA filed another lawsuit with similar requests. Regarding the first process, Finobrasa obtained a final ruling against Coelce, which ordered Coelce to pay the unduly collected amounts, extending the effects of such ruling until the present time, which does not coincide with the jurisprudence of the Supreme Court of Justice. Considering the above, Coelce filed a rescission action, which seeks to amend a final decision and may be filed up to 2 years after the final period to file appeals has ended. This is a new action, with extremely restrictive requirements and its proceeding is started on second instance, with the purpose of questioning an error in the decision, either any procedural defect or a substantial defect of rulings by supreme courts (which is the basis for this lawsuit). Regarding the second action, the judge dismissed it due to his pendency and matter adjudged, since both are similar petitions. For this reason, the purpose of the three lawsuits is the same, that is, to assess the wide or restrictive effect of the 1986 adjustment illegality. Coelce filed this Rescission Action in 1999, and on September 28, 2010 a ruling was passed and the “Civil United Chambers” unanimously declared that the illegality of the collection made by Coelce is limited to 9 months of 1986 (March to November). On September 30, 2015 a ruling rejected the Special Appeal filed by Finobrasa. On November 6, 2015, Vicunha filed a Petition for Clarification of the Decision (Embargo de Aclaración) against this judgement, which is pending resolution. On February 4, 2016, the Court began the judgement and the vote is tied one to one. The judgement must be resumed in the following Court sessions. The amount of this claim is ThR$ 71,976 (approximately ThCh$ 14,830,431).

4.	Lawsuits filed by Industria Barbalhense di Cemento Portland S.A. (IBACIP) against Coelce, by reason of the adjustment to the electric energy tariffs applied by concessionaires based on Orders No. 38 and 45 granted by the National Department of Water and Electric Energy (DNAEE), in February 1986. These Orders authorized an increase of 20% over the tariff for industrial clients during the frozen price period, also implemented by the Federal Government through Decree Law No. 2283, of February 28, 1986. The intention of the lawsuit is to obtain a refund of the values that the petitioner would have paid in excess for the use of electric energy by reason of the allegedly illegal 20% increase over the tariffs of industrial clients. On March 17, 2008 a ruling was issued declaring illegal to charge the tariff increased by the DNAEE Orders, but only with respect to the invoices issued within the period between March and November 1986. Both parties filed appeals against this ruling before the Court of Justice and they were both dismissed. Coelce has filed a Special Appeal with the Supreme Court of Justice, and the Court has not yet issued a decision. The amount involved is ThR$ 64,084 (approximately ThCh$ 13,204,325).

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

5.	Collective lawsuit filed by Sindeletro against Coelce with the intention of obtaining a supplementary salary payment based on a 30% over the base salary for employees exposed to hazards.

In its defence, Coelce sustains that the amendments made in the payment and determination of this salary supplement were legal, since they were the result of an analysis made by a commission established for this purpose aimed to identify which activities were hazardous and which employees worked in such areas.

In the first instance Coelce was condemned to pay to all employees a hazardous salary supplement by 30% as of January 1, 1986. Also, it was ordered to pay attorney fees of 15% over the punishment value. Coelce filed an ordinary appeal with the Regional Labour Court (TRT).

In the second instance, the ordinary appeal filed by Coelce was partly accepted, it states that such supplement should not be paid to employees not performing hazardous activities. Also, it acknowledged that the percentage due for this hazardous salary supplement could be reduced according to the length of time of the employee’s exposure to hazards. Sindeletro filed a review appeal against this ruling in the second instance before the Supreme Labour Court (TST).

In the third instance, the TST accepted the review appeal filed by Sindeletro, rejecting the possibility of reducing the percentage based on a shorter length of time of exposure to hazards. The TST declared that if an employee has performed a hazardous activity the employee is entitled to receive a 30% supplement over his or her base salary, regardless if he performed such hazardous activity only for one day or for the entire month. The TST ruling is based on the TST jurisprudence of its Statement 361 and is not subject to appeals.

The settlement phase (values assessment) has begun with the calculation delivered by Sindeletro. Coelce has been urged to make its statement. After starting the execution phase, Coelce was urged to pay or to guarantee execution for an amount of ThR$ 5,014 (€ 1,538,119). Thus, Coelce made a deposit of the guarantee and filed its disclaim to execution. On November 4, 2015 Coelce released R$ 1.73 million for the distribution to employees by Sindeletro. Colece appealed against that decision. The amount involved is ThR$ 67,000 (approximately ThCh$ 13,805,156).

6.	The State of Ceará filed complaints against Coelce for the periods 2003, and 2004 to 2010, since it considered that the ICMS calculation for fixed assets acquisition was incorrect. Specifically, the State of Ceará states that Coelce does not have all the necessary supporting documents and that some fixed assets were not devoted to the activity of electric energy production or distribution. In its defence, Coelce explains that (i) the corresponding legislation does not specify the different types of fixed assets that could be used for the ICMS credit purposes; (ii) such fixed assets are related to the main activity of the companies, even if they are used at the offices and administrative premises. It also intends to compare the credits with the acquisition invoices; Coelce filed its administrative defence in all administrative processes and is awaiting for final resolutions. The amount of this claim is ThR$ 127,417 (approximately ThCh$ 26,253,903).

Endesa Fortaleza (subsidiary of our associated company)

1.

In February 2004, two Brazilian taxes, COFINS and PIS were amended from an accrued regime (rate of 3.65% without credit deduction) to a non-accrued regime (9.25% with credit). According to legislation, long term assets and service supply agreements performed before October 31, 2003 under

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

“predetermined price” could remain in the accrued regime. Endesa Fortaleza had entered into energy purchase agreements that complied with the requirements, and as a result the revenues for such agreements were initially taxed under the accrued regime, which is more advantageous. In November 2004, an administrative order was released which defines the concept of “predetermined price”. According to it, CGTF agreements (Endesa Fortaleza) must be subject to the non-accrued regime. In November 2005, a new Law clarified the “predetermined price” concept. On the basis of the 2005 legislation, the regime that should be applied to the agreements was the accrued regimen (more advantageous). The ANEEL issued a (Administrative Law) Technical Note indicating that the agreements entered into by virtue of its standards and with its approval comply with the legislative requirement. PIS and COFINS tax paid in excess under the non-accrued regime by CGTF and CIEN between November 2004 and November 2005 generate tax credits which were used to pay other taxes due. Nevertheless, in 2009 the tax authorities rejected the compensation procedures. In February 2007, the Brazilian tax authorities audited Endesa Fortaleza regarding the payment of PIS/COFINS tax during December 2003 and from February 2004 to November 2004. The audit resulted in a claim alleging differences between the amounts stated in Endesa Fortaleza’s annual tax return (where the PIS/COFINS tax amounts were reported under the new non-accrued regime) and the amounts stated in monthly tax returns (where the amounts due were reported under an older accrual system). Endesa Fortaleza filed an appeal to the second instance administrative court which was unfavourable and confirm the first instance resolution. Endesa Fortaleza filed an appeal to the Superior Chamber of Fiscal Resources which is pending resolution. The amount involved in this proceeding is ThR$ 77,766 (approximately ThCh$ 16,023,459).

31.4 Financial restrictions

As of June 30, 2016, Endesa Américas individually, had no debt obligations and therefore was not affected by any financial covenant or events of default. However a number of the loan agreements of its subsidiaries include the obligation to comply with certain financial ratios, which is normal in contracts of this nature. There are also affirmative and negative covenants requiring the monitoring of these commitments. In addition, there are restrictions in the events-of-default clauses of the agreements which require compliance to avoid acceleration of such debt.

1)	Financial covenants

Financial covenants are contractual commitments with respect to minimum or maximum financial ratios that the company is obliged to meet at certain periods of time (quarterly, annually, etc.). Most of the financial covenants of Enersis Américas limit the level of indebtedness and evaluate the ability to generate cash flows in order to service the companies’ debts. Various companies are also required to certify these covenants periodically. The types of covenants and their respective limits vary according to the type of debt.

In Peru, the debt of Edegel S.A.A. (“Edegel”) includes the following covenants:

•	Local bonds whose outstanding amount as of June 30, 2016 was ThCh$ 49,725,445 and final maturity in January 2028, are subject to Debt to Equity Ratio which is calculated by dividing Debt less cash by Equity.

•	Finance lease agreement with Banco Scotiabank whose outstanding amount as of June 30, 2016 was ThCh$ 19,190,035 and final maturity in March 2017, is subject to the Debt ratio calculated by dividing Debt by Equity and the Debt Repayment Capacity Ratio calculated by dividing Debt by EBITDA.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

•	Bank borrowings of Chinango, a Edegel’s subsidiary, with Bank of Nova Scotia, whose outstanding amount as of June 30, 2016 was ThCh$ 5,586,543 and final maturity in January 2019, is subject to the covenants, calculated on an stand-alone basis, Debt to Equity Ratio calculated by dividing Net debt less Cash by Net Equity and Debt Repayment Capacity calculated by dividing Debt by EBITDA.

•	As of June 30, 2016, the most restrictive financial covenant for Edegel was the Debt to Equity Ratio corresponding to the financial lease agreement with Banco Scotiabank.

In Argentina, the debt of Hidroeléctrica El Chocón S.A. (“El Chocón”) includes the following covenants:

•	Syndicated Loan, whose outstanding amount as of June 30, 2016 was ThCh$ 1,873,492 and final maturity in September 2016, is subject to the following covenants: Maximum Debt denominated in Argentine pesos ratio, Maximum Debt denominated in Foreign Currency ratio, Debt to Equity ratio and Debt Repayment Capacity ratio calculated by dividing Debt by EBITDA.

•	As of June 30, 2016, the most restrictive financial covenant for El Chocón was the Debt to Equity Ratio.

In Colombia, the debt of Empresa Generadora de Energía Eléctrica S.A. (“Emgesa”) includes the following covenants:

•	Loan with the Bank of Tokyo whose outstanding amount as of June 30, 2016 was ThCh$ 30,047,991 and final maturity in June 2017, is subject to the Debt Repayment Capacity Ratio calculated by dividing Debt by EBITDA. However, the obligation to comply with this covenant is subject to a downgrade in the credit rating of Emgesa that could result in losing is Investment Grade quality, as stated in the debt agreement. As of June 30, 2016, the covenant was not triggered.

All of our subsidiaries not mentioned in this note are not subject to compliance with financial covenants.

Lastly, in most of the contracts, debt acceleration for non-compliance with these covenants does not occur automatically but is subject to certain conditions, such as a cure period.

As of June 30, 2016, neither Endesa Américas nor any of its subsidiaries were in default under their financial obligations summarized herein or other financial obligations whose defaults might trigger the acceleration of their financial commitments.

31.5 Other information

•	On March 18, 2015, the Undersecretary of Electric Energy issued its Note S.E. No. 476/2015, which establishes the procedure to coordinate the remuneration according to Resolution S.E. No. 95/2013 and the Availability Agreements for Combined Cycles and Turbosteam entered into between Central Costanera S.A. and CAMMESA, as from February 2014. As established in the above, Central Costanera S.A. shall temporarily relinquish to receive the Additional Remuneration Trust established Resolution S.E. No. 95/2013, its amendments and supplements which were already undertaken, as well as the Remuneration for Non Recurrent Maintenance as established in Resolution S.E. No. 529/2014, its amendments and supplements.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

The procedure implies the reversal of the deductions made and applied to the Company as established in Notes S.E. No. 7594/2013 and No. 8376/2013, as from the validity of this standard. Since the economic transaction in the month of January, 2015, the concepts relinquished by the Company shall be applied to the compensation funds transferred by CAMMESA to the company as of that date to perform the tasks provided for in the agreements. In case the amount accrued for this concept it not enough to offset the total funds transferred by CAMMESA to the Company, they shall be accrued in a special account “Available Agreements Account”. In order to materialize the conditions established above, the company and CAMMESA should enter into the corresponding addendum to the agreements.

On June 29, 2015, the Secretary of Energy issued Note S.E. No.1210/2015 instructing CAMMESA on the method to adapt the conditions on remunerate as stated in the corresponding terms of the Availability Agreements for Combined Cycles and Turbosteam, taking into account the concepts defined in Resolutions S.E. No. 95/2013 and S.E. No. 529/2014 and also the current applicable regulations.

On July 3, 2015 the company entered into the addendum with CAMMESA to the Availability Agreements for Combined Cycles and Turbosteam. The terms of these Agreements and the amendments made by the addendum regulate the agreement between the parties and they shall be understood as entirely valid until the validity term established in such agreements expires.

As a consequence of the above, during the year 2015 a decrease of Ar$ 14,418,986 (approximately ThCh$ 693,214) in revenues for sales and a net loss of Ar$ 59,225,685 (approximately ThCh$ 2,847,363) in other operating income/expenses were recognized. At the end of the reporting period the concepts relinquished by the Company based on the addenda to the contracts were approximately Ar$ 551,587,099 (ThCh$ 26,518,370).

On March 30, 2016, the Energy Secretariat under the supervision of Ministry of Energy and Mining through Resolution 22/2016 updated the generators’ remuneration in effect under Resolution 482/2015, replacing for this purpose Appendices I, II, III, IV, V, VI and VII of the mentioned Resolution. It is noteworthy that the increases were based on the remuneration charged by. The new resolution increased recognition of fixed costs for thermal plants by 70% and for hydro electrical plants by 120%. The variable costs were adjusted by 40% for thermal and hydro electrical plants. The cost for non-recurrent maintenance was increased by 60% for thermal plants and 25% for hydro electrical plants, respectively. The additional remuneration was not updated. The increases were applied retroactively to February 2016 to all remuneration concepts that are collected by the generators. This new resolution is a temporary measure adopted until the new regulatory framework announced by the government becomes effective.

•	In December 2014, the Vuelta de Obligado (VOSA) thermal plant started to operate it open cycle with two gas turbines of 270 MW each, it is expected the closing as Combined Cycle of high efficiency in October 2016.

According to the technical report issued by VOSA’s authorities, the gas turbines have passed all operational tests and have functioned properly. There is still pending to nationalize very few components to complete stage two, and there is certainty that the works will be completed and implemented in 2016.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

Based on above, in December 2015, were accounted for the effects of the redenomination to U.S. dollar of the receivables previously denominated in Argentine pesos, resulting in the recognition of the following income:

•	Exchange difference for redenomination to U.S. dollar of the receivables at an exchange rate lower than the closing exchange rate of 2015 for Ar$ 1,323,430,283 (ThCh$ 63,625,879) in Hidroeléctrica El Chocón and Ar$ 129,092,580 (ThCh$ 6,206,318) in Central Costanera S.A.

•	Interest accrued between the maturity date of each Sales Settlements with Unspecified Due Dates (“LVFVD” in its Spanish acronym) contributed to the VOSA project and the execution date of the Agreement, at the interest rate that CAMMESSA obtain from its financial investments, capitalized and redenominated to U.S. dollar as discussed above, for a total of Ar$ 49,797,906 (ThCh$ 2,394,108) in Hidroeléctrica El Chocón.

•	Interest accrued on redenominated to U.S. dollar receivables, once included the interests mentioned in the preceding paragraph, at an interest rate LIBOR 30 days + 5%, for a total of Ar$ 493,816,698 (ThCh$ 23,740,972) in Hidroeléctrica El Chocón and Ar$ 43,989,703 (ThCh$ 2,114,870) in Central Costanera S.A.

According to a technical report issued by VOSA in December 2015, gas turbines in the simple cycle power plant had passed all performance tests and their operational performance was outstanding. At 2015 year end it only remained very few components and equipment pending to be imported in order to complete the second stage of the construction (combined cycle power plant). Therefore, it was concluded that there existed certainty about the completion of the whole project.

On February 12, 2016 General Electric International Inc. (GE), the supplier in charge of the plant construction, made a claim to the VOSA Trust for the recognition of cost increases. The first stage of the negotiation between both parties ended without reaching an agreement between them. In any case, GE has not called for the arbitration stage, as allowed by their signed agreement. VOSA believes that such claims are unfounded and unjustified. Notwithstanding the foregoing, the claim could have an impact on the timing of completion of the construction second phase of the project, and GE may incur in milestones breaches of the work-plan agreed. VOSA, acting on behalf of the Trust VOSA, is executing contractual guarantees against such breaches. Nevertheless, in the opinion of the management of the Company, although this situation could eventually have an impact on the initial timeline set for completion of the project, it does not affect the completion of the second phase of the project itself.

•	On July 25, 1990, the Italian Government authorized MedioCredito Centrale to grant a financial loan to the Government of the Republic of Argentina of up to US$ 93,995,562 aimed to finance the acquisition of assets and the delivery of services of Italian origin, used in the restoration of four groups at the thermal station owned by Servicios Eléctricos del Gran Buenos Aires (“SEGBA”) (Electric Services for Great Buenos Aires). This loan financed the acquisition of assets and services included in the Work Order No. 4322 (the “Order”) issued by SEGBA in favour of a consortium headed by Ansaldo S.p.A. from Italy.

In accordance with the terms of the “Contract related to the Work Order No. 4322”: (i) SEGBA granted to Central Costanera S.A. a power to manage the execution of the services contained in the Order, and it performed the works and services that according to the Order corresponded to SEGBA; and (ii) Central Costanera S.A. undertook to pay to the Secretary of Energy of the Nation (the “Secretary of

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

Energy”) the capital instalments plus interests originated by the loan granted by MedioCredito Centrale, at an annual rate of 1.75% (the “Contract”).

As a collateral for the compliance with the economic obligations undertaken by Central Costanera S.A., the buyers set up a pledge over the total shares owned by them. In the event of non-compliance which provokes the execution of the collateral, the Secretary of Energy will be entitled to immediately proceed with the sale of the pledged shares through a public bid, and it could exercise the political rights related to the pledged shares.

By reason of application of Law No. 25,561, Decree No. 214/02 and its regulatory stipulations, the payment obligation by Central Costanera S.A. resulting from the Contract and subject to the Argentinian legislation was mandatorily converted into Argentine pesos, at an exchange rate of one Argentine peso equivalent to one U.S. dollar, plus the application of the stabilization reference coefficient (“CER”), maintaining the original interest rate of the obligation.

On January 10, 2003, the National Executive Power enacted Decree No. 53/03 which amended Decree No. 410/02 by incorporating a paragraph j) in its first article. By means of this standard, the obligation to deliver funds in foreign currency to the province states, municipalities, companies of the public and private sector and the National Government originated by subsidiary or other nature loans and guarantors originally financed by multilateral credit organizations, or originated by liabilities assumed by the National Treasury and refinanced with external creditors is exempt from the mandatory conversion into Argentine pesos.

Central Costanera S.A. considers that the loan resulting from the Contract does not match with any of the assumptions provided for in Decree No. 53/03, and even if it did, there are solid grounds to consider Decree No. 53/03 unconstitutional since it evidently violates the principle of equality and the right of property as established in the National Constitution.

On May 30, 2011, the company repaid the last instalment of the loan’s capital and notified this fact to the Secretary of Energy and to the Secretary of Finance and, even if as of the date of these financial statements the Secretary of Energy has not made any claim for the payments effected by Central Costanera S.A., on October 22, 2015 we received a letter from the Secretary of Finance–Directorate for the Administration of the Public Debt, which indicates that the Ministry of Economy and Public Finance included the balance of the debt for the financial credit with MedioCredito Centrale in the agreement entered into with the Club of Paris creditors on April 30, 2014. According to the letter, the Secretary also claims from Costanera the reimbursement of US$ 5,472,703.76, corresponding to the two payments made by National State under that agreement.

As a result, Central Costanera S.A. rejected the indicated requirement indicating, among other, that (i) it does not have a debt related to the Contract since on May 30, 2011, the company repaid the last instalment of it and notified such circumstance to the Secretary of Energy and to the Secretary of Finance, (ii) the creditor has not expressed any caution to the Contract payments derived from the mandatory conversion into Argentine pesos imposed by the Argentinian legislation, and (iii) notwithstanding the fact that the company does not acknowledge the terms of the agreement entered into with the Club of Paris creditors, the decisions of the Argentinian Government regarding the debt with such organization are unrelated to the company.

The Secretary of Finance, due to the rejection from Costanera, submitted the DADP Note No. 2127/2015 attaching Resolution DGAJ No. 257501 from the Ministry of Economy and Public Finance,

The accompanying notes are an integral part to the Interim Consolidated Financial Statements insisting on the existence of the debt and requesting the Company to pay the claimed amounts. The Company filed a hierarchy appeal so as to the Minister of Economy and Public Finance revoke the petition of the note due to lack of legitimacy.

•	On January 28, 2015, at the Extraordinary Shareholders Meeting it was approved the amendment to Article 1 of Costanera’s by-laws, changing its corporate name to “Central Costanera S.A.”. On March 28, 2016, the National Stock Commission approved the corporate name’s change and submitted the file to register the by-laws amendment with the Justice General Inspection, which was formally registered under number 10,302 of Book 79 of Stock Corporations on June 9, 2016.

32	PERSONNEL FIGURES

The Group personnel, including that of subsidiaries and jointly-controlled companies in the four Latin American countries where the Group is present, is distributed as follows as of June 30, 2016:

Country	6-30-2016				Four months ended 6-30-2016
	Managers and Main Executives	Professionals and Technicians	Workers and Others	Total	Average
Chile	—	1	—	1	2
Argentina	8	487	51	546	538
Peru	16	238	—	254	258
Colombia	11	498	13	522	523
Total	35	1,224	64	1,323	1,321

33	SANCTIONS

The following sanctions have been received from administrative authorities:

a)	Endesa Américas S.A. and subsidiaries

1.	Endesa Américas S.A.

•	During the four months ended June 30, 2016, no sanctions have been imposed by administrative authorities.

2.	Hidroeléctrica El Chocón S.A. (El Chocón)

•	During the four months ended June 30, 2016, no sanctions have been imposed by administrative authorities.

3.	Central Costanera S.A. (Central Costanera)

•	As of June 30, 2016, the company has a fine pending resolution, imposed by the Federal Administration of Public Revenue (“AFIP” for its acronym in Spanish) for the year 2015 amounted to Ar$ 58,479.75 (approximately ThCh$ 2,572). Also, along with this fine, the payment of difference in taxes of Ar$ 9,746.63 (approximately ThCh$ 429) was imposed for breaching of Article 970 of the Customs Code (i.e., for not having re-imported of temporarily exported goods back to the country within the period granted). The company appealed to the sanction because it duly complied in time and substance with the re-importing the goods temporary exported, which was evidenced from the corresponding supporting documentation.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

•	During the four months ended June 30, 2016, the company received a fine, imposed by the National Prefecture of Argentina (“PNA” for its acronym in Spanish) for Ar$ 52,500 (approximately ThCh$ 2,309), for the breach of the Article No. 807.0107 of REGINAVE by dumping of polluting product to the waters of the Rio de la Plata, from one of the landfills in the power station. The fine was paid as of June 13, 2016.

4.	Edegel S.A.A. (Edegel)

•	In June 2016, Edegel received a number of fines from the Energy and Mining Investment Supervisory Agency (“OSINERGMIN” for its acronym in Spanish) for noncompliance with the technical and commercial standards for a total of S/. 1,447,052.58 (approximately ThCh$ 290,716). The company paid S/. 220,954.22 (approximately ThCh$ 44,390).

•	In June 2016, Edegel received fines from the fiscal authority in Peru (“SUNAT” for its acronym in Spanish) for breaching the tax regulation for a total of S/. 28,966,061.52 (approximately ThCh$ 5,819,345). The company paid S/. 317,300 (approximately ThCh$ 63,746).

•	In June 2016, Edegel received one (1) fine from Callahuanca Municipality for noncompliance with security rules for a total of S/. 37,000 (approximately ThCh$ 7,433). The company challenged the fine, consequently it has not been paid.

5.	Chinango S.A.C. (Chinango)

•	In June 2016 Chinango received a number of fines from the OSINERGMIN for noncompliance with the technical and commercial standards for a total of S/. 97,607 (approximately ThCh$ 19,609). Company paid all the fines received.

•	In June 2016 Chinango received a number of fines from SUNAT for breaching the tax regulation for a total of S/. 2,405,427 (approximately ThCh$ 483,256). No fines have been paid as of the date of these financial statements.

6.	Empresa Generadora de Energía Eléctrica S.A. (Emgesa)

•	As of June 30, 2016 there is no any pending resolution that involves a possible fine from the Superintendency of Public Services, for consistent breaches of the regulation, specifically Law No. 142, Law No. 143 and Regulation issued by the Energy and Gas Regulatory Commission (“CREG” for its acronym in Spanish). With a cut-off as of June 30, 2016, this authority closed 2013 with one (1) sanctioning procedure for reasons similar to those mentioned in this paragraph whose fine (with no monetary value) was pending.

•	As of June 30, 2016, the ruling of the National Environmental Licensing Authority (“ANLA” for its acronym in Spanish) in respect of the appeal filed by the Resolution No. 0381 as of April 7, 2016, was pending. The subject of appeal was a fine imposed on Emgesa, amounting to ThCP 2,503,259 (approximately ThCh$ 567,728), for the alleged breach of the Environmental License, in relation to the withdrawal of wood and forestry biomass product from the reservoir basin of the el Quimbo hydro electrical project.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

7.	Sociedad Portuaria Central Cartagena (SPCC)

•	As of June 30, 2016 there is no any pending resolution that involves a possible fine from the Superintendence of Ports and Transportation for violations of Law No. 001 of 1991 or other regulatory provisions governing the port activity in Colombia. Cutting as of June 30, 2016, the authority closed in 2014 one (1) sanctioning procedure involving the payment of ThCP 2,142 (approximately ThCh$ 486), for reporting accounting and financial information for the 2010 year within the improper time period.

b)	Associated companies

1. Enel Brasil S.A. and subsidiaries

1.1 Ampla Energía S.A. (Ampla)

•	As of June 30, 2016 the company has 3 fines pending resolutions, imposed by National Electrical Energy Agency (“ANEEL” for its acronym in Spanish) related to quality of service and other formalities for € 2,026,659 (approximately ThCh$ 1,490,609). No infringement proceeding has been closed in 2016.

•	As of June 30, 2016, the company has 143 fines pending resolutions, imposed by environmental agencies (Brazilian Institute of Environment and Natural Renewable Resources (“IBAMA” for its acronym in Portuguese) and Chico Mendes Institute for Biodiversity Conservation (“ICM-Bio” for its acronym in Portuguese)) for irregular plant removal, lack of environmental license, death of animals and others for € 1,437,795 (approximately ThCh$ 1,057,499). In 2016 two infringement proceedings have been closed by payment of € 3,102 (approximately ThCh$ 2,282) for death of animals and lack of environmental license.

•	As of June 30, 2016, the company has 39 fines pending resolutions, imposed by the Consumer Defence and Protection Agency (“PROCON” for its acronym in Portuguese) for quality of service, improper collection, electrical damage and other issues for the amount of € 2,765,466 (approximately ThCh$ 2,034,002). No infringement proceeding has been closed in 2016.

•	As of June 30, 2016, the company has 14 pending infringement proceedings initiated by the employee defence agencies (SRTE) for breaches of formalities and some security procedures without defined value* as of the date of these financial statements. In 2016 three infringement proceedings related to the abovementioned issues have been closed by payment of € 1,703 (approximately ThCh$ 1,253). (*) Clarification: The value of some fines will be defined after Ampla presents certain information.

1.2 Compañía Energética Do Ceará S.A. (Coelce)

•	As of June 30, 2016, the company has 7 fines pending resolution, imposed by ANEEL or its local representative (ARCE) for quality of service, quality of customer service, return of improper collection to municipalities and other formalities for the total amount of € 17,154,414 (approximately ThCh$ 12,617,079). In 2016 11 procedures have been closed by payment of € 5,380,698 (approximately ThCh$ 3,957,506) specifically related to an accident with population and to return of improper payment to municipalities.

•	As of June 30, 2016, the company has 1 fine pending resolution, imposed by environmental agencies (IBAMA and ICM-Bio) for lack of environmental license for € 5,640 (approximately ThCh$ 4,148). No infringement proceeding has been closed in 2016.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

•	As of June 30, 2016, the company has 11 fines pending resolution, imposed by Consumer Defence and Protection Autarchy (PROCON/CE and DECON/CE) for quality of service, rates, electrical damage and others for the total amount of € 1,857,349 (approximately ThCh$ 1,366,081). In 2016 one infringement procedure related to the abovementioned issued has been closed by payment of the amount of € 608.

•	As of June 30, 2016, the company has 16 pending infringement procedures initiated by the employee defence agencies (SRTE) for breaches of formalities and some security procedures for the total amount of € 2,574,539 (approximately ThCh$ 1,893,575). No infringement proceeding has been closed in 2016.

1.3 Compañía de Interconexión Energética S.A. (CIEN)

•	As of June 30, 2016 there is no fine pending resolution, imposed by the ANEEL. No infringement proceeding has been closed in 2016.

•	As of June 30, 2016, the company has one (1) fine pending resolution, imposed by the employee defence agencies (SRTE) for € 953 (approximately ThCh$ 701). No infringement proceeding has been closed in 2016.

•	As of June 30, 2016 there is no fine pending resolution in respect of other issues (environmental). No infringement proceeding has been closed in 2016.

1.4. Transportadora de Energía S.A. (TESA, o Transener S.A.)

•	During the four months ended June 30, 2016, no sanctions have been imposed by administrative authorities.

1.5. Compañía de Transmisión del Mercosur S.A. (CTM S.A.)

•	During the four months ended June 30, 2016, no sanctions have been imposed by administrative authorities.

The Company and its Board of Directors have not received other fines from the SVS nor from other administrative authorities.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

34	ENVIRONMENT

Environmental expenses for four months ended June 30, 2016 are as follows:

Company	Project name	Description	Project status (Terminated, In process)	Four months ended 6-30-2016 ThCh$
				Disbursements	Amortized	Expenses	Future disbursements	Estimated date of future disbursement	Total disbursement
EMGESA	Hydro environment management	Termozipa hoppers improvement	In process	307,398	307,398	—	—	—	307,398
		Payment of operating limits	In process	15,180	15,180	—	—	—	15,180
EDEGEL	Preventive activities	Biodiversity protection of the environment, wastewater treatment	Terminated	17,736	—	17,736	113,603	12-31-2016	131,339
	Environment studies	Studies on environmental issues	Terminated	2,087	—	2,087	34,832	12-31-2016	36,919
	Waste management	Hazardous waste management	Terminated	103,586	—	103,586	1,223	12-31-2016	104,809
	Mitigations and Restorations	Protection and recovery of soil and water	Terminated	—	—	—	18,600	12-31-2016	18,600
	Environment monitoring	Air and climate protection, noise reduction, protection against radiation	Terminated	73,326	—	73,326	24,183	12-31-2016	97,509
	Landscaping and Green Areas	Maintenance of green areas and wildlife	Terminated	43,969	—	43,969	56,570	12-31-2016	100,539
CHINANGO	Preventive activities	Biodiversity protection of the environment, wastewater treatment	Terminated	—	—	—	5,283	12-31-2016	5,283
	Impacts compensation	Compensations, green areas increases	Terminated	—	—	—	3,664	12-31-2016	3,664
	Environment studies	Studies on environmental issues	Terminated	595	—	595	17,835	12-31-2016	18,430
	Waste management	Hazardous waste management	Terminated	19,710	—	19,710	24,001	12-31-2016	43,711
	Mitigations and Restorations	Protection and recovery of soil and water	Terminated	—	—	—	9,300	12-31-2016	9,300
	Environment monitoring	Air and climate protection, noise reduction, protection against radiation	Terminated	125,382	—	125,382	64,054	12-31-2016	189,436
	Landscaping and Green Areas	Maintenance of green areas and wildlife	Terminated	3,446	—	3,446	2,564	12-31-2016	6,010
			Total	712,415	322,578	389,837	375,713		1,088,128

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

35	FINANCIAL INFORMATION ON SUBSIDIARIES, SUMMARIZED

As of June 30 and March 1, 2016 the summarized financial information of our principal subsidiaries under IFRS is as follows:

As of 6-30-2016	Financial Statements	Current Assets	Non-current Assets	Total Assets	Current Liabilities	Non-current Liabilities	Equity	Total Liabilities and equity
		ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Endesa Argentina S.A.	Separate	1,350,460	26,555,655	27,906,115	(132,948)	—	(27,773,167)	(27,906,115)
Central Costanera S.A.	Separate	33,387,444	132,740,097	166,127,541	(108,069,277)	(46,486,047)	(11,572,217)	(166,127,541)
Hidroinvest S.A.	Separate	566,481	9,250,225	9,816,706	(476,695)	—	(9,340,011)	(9,816,706)
Hidroeléctrica El Chocón S.A.	Separate	52,257,745	213,354,205	265,611,950	(71,102,749)	(53,493,931)	(141,015,270)	(265,611,950)
Southem Cone Power Argentina S.A.	Separate	—	—	—	—	—	—	—
Emgesa S.A. E.S.P.	Separate	180,966,352	1,827,667,647	2,008,633,999	(373,765,910)	(912,347,449)	(722,520,640)	(2,008,633,999)
Generandes Perú S.A.	Separate	578,194	217,505,849	218,084,043	(3,744)	—	(218,080,299)	(218,084,043)
Edegel S.A.A.	Separate	147,240,877	692,721,019	839,961,896	(122,692,645)	(163,234,205)	(554,035,046)	(839,961,896)
Chinango S.A.C.	Separate	9,511,266	107,368,911	116,880,177	(7,008,056)	(36,850,025)	(73,022,096)	(116,880,177)
Group Generandes Perú	Consolidated	157,004,787	783,731,493	940,736,280	(129,378,894)	(200,084,230)	(611,273,156)	(940,736,280)
Group Endesa Argentina	Consolidated	86,329,168	347,382,582	433,711,750	(178,548,708)	(98,485,656)	(156,677,386)	(433,711,750)

Four months ended 6-30-2016	Financial Statements	Revenues	Costs	Contribution margin	Gross operating income	Net operating income	Financial results	Profit before tax	Income tax expense	Net profit (loss)	Other comprehensive income	Total comprehensive income
		ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Endesa Argentina S.A.	Separate	—	—	—	(38,125)	(38,125)	336,151	298,026	(104,326)	193,700	(6,447,036)	(6,253,336)
Central Costanera S.A.	Separate	45,372,111	(2,247,766)	43,124,345	19,459,234	10,656,140	(12,867,605)	(2,133,370)	1,801,889	(331,481)	(2,960,630)	(3,292,111)
Hidroinvest S.A.	Separate	—	—	—	(8,029)	(8,029)	7,260	(769)	(9,760)	(10,529)	(2,202,305)	(2,212,834)
Hidroeléctrica El Chocón S.A.	Separate	16,407,191	(1,805,308)	14,601,883	11,223,378	10,224,234	22,545,381	33,281,774	(11,480,424)	21,801,350	(30,144,954)	(8,343,604)
Southem Cone Power Argentina S.A.	Separate	—	—	—	—	—	—	—	—	—	(70,141)	(70,141)
Emgesa S.A. E.S.P.	Separate	432,998,341	(171,489,068)	261,509,273	235,166,518	213,617,279	(48,805,952)	163,149,565	(67,046,529)	96,103,036	23,236,816	119,339,852
Generandes Perú S.A.	Separate	—	—	—	(3,917)	(3,917)	15,373	3,204,742	1,701	3,206,443	(7,654,624)	(4,448,181)
Edegel S.A.A.	Separate	188,524,522	(84,775,820)	103,748,702	85,286,040	65,140,356	(3,521,382)	66,257,487	(18,135,191)	48,122,296	(16,974,712)	31,147,584
Chinango S.A.C.	Separate	19,484,855	(4,291,015)	15,193,840	13,015,056	11,447,943	(296,663)	11,151,280	(3,212,671)	7,938,609	(1,762,632)	6,175,977
Group Generandes Perú	Consolidated	207,842,323	(88,899,781)	118,942,542	98,297,180	76,584,382	(3,802,672)	75,913,093	(21,346,161)	54,566,932	(8,807,887)	45,759,045
Group Endesa Argentina	Consolidated	61,177,749	(4,053,074)	57,124,675	30,636,458	20,834,221	9,867,867	31,252,833	(9,792,620)	21,460,213	(34,071,251)	(12,611,038)

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

As of 3-1-2016	Financial Statements	Current Assets	Non-current Assets	Total Assets	Current Liabilities	Non-current Liabilities	Equity	Total Liabilities and equity
		ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Endesa Argentina S.A.	Separate	1,611,893	26,509,155	28,121,048	(580,335)	—	(27,540,713)	(28,121,048)
Central Costanera S.A.	Separate	23,147,595	122,993,227	146,140,822	(91,415,465)	(50,471,060)	(4,254,297)	(146,140,822)
Hidroinvest S.A.	Separate	545,468	9,309,514	9,854,982	(450,062)	—	(9,404,920)	(9,854,982)
Hidroeléctrica El Chocón S.A.	Separate	42,354,375	224,499,336	266,853,711	(68,785,142)	(57,075,615)	(140,992,954)	(266,853,711)
Southem Cone Power Argentina S.A.	Separate	6,518	468,768	475,286	(10,447)	—	(464,839)	(475,286)
Emgesa S.A. E.S.P.	Separate	268,669,014	1,675,079,597	1,943,748,611	(329,249,524)	(846,971,210)	(767,527,877)	(1,943,748,611)
Generandes Perú S.A.	Separate	603,152	212,611,215	213,214,367	(49,448)	—	(213,164,919)	(213,214,367)
Edegel S.A.A.	Separate	125,882,577	677,417,790	803,300,367	(109,352,631)	(179,109,130)	(514,838,606)	(803,300,367)
Chinango S.A.C.	Separate	8,899,917	105,901,876	114,801,793	(6,732,966)	(38,264,879)	(69,803,948)	(114,801,793)
Group Generandes Perú	Consolidated	135,183,908	758,454,766	893,638,674	(115,933,309)	(217,374,009)	(560,331,356)	(893,638,674)
Group Endesa Argentina	Consolidated	66,848,458	349,149,001	415,997,459	(160,420,132)	(105,989,598)	(149,587,729)	(415,997,459)

36	SUBSEQUENT EVENTS

There are no subsequent events that have occurred between July 1, 2016 and the issuance date of these financial statements other than those include in these interim consolidated financial statements.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

APPENDIX 1 GROUP COMPANIES

This appendix is part of Note 2.4, “Subsidiaries”. It presents the Group’s percentage of control in each subsidiary.

Taxpayer ID No. (RUT)	Company (in alphabetical order)	Functional Currency	Percentage of control as of 6-30-2016			Percentage of control as of 3-1-2016			Relationship	Country	Activity
			Direct	Indirect	Total	Direct	Indirect	Total
Foreign	Chinango S.A.C.	Peruvian sol	0.00%	80.00%	80.00%	0.00%	80.00%	80.00%	Subsidiary	Peru	Electric energy generation, sales, and distribution
Foreign	Edegel S.A.A	Peruvian sol	29.40%	54.20%	83.60%	29.40%	54.20%	83.60%	Subsidiary	Peru	Electric energy generation, sales, and distribution
Foreign	Empresa Generadora de Energía Eléctrica S.A. (Emgesa)	Colombian peso	56.43%	0.00%	56.43%	56.43%	0.00%	56.43%	Subsidiary	Colombia	Electric energy generation
Foreign	Emgesa Panama S.A.	U.S. dollar	0.00%	56.43%	56.43%	0.00%	56.43%	56.43%	Subsidiary	Colombia	Electric energy purchases and sales
Foreign	Endesa Argentina S.A.	Argentine peso	99.66%	0.34%	100.00%	99.66%	0.34%	100.00%	Subsidiary	Argentina	Portfolio company
Foreign	Central Costanera S.A.	Argentine peso	24.85%	50.82%	75.67%	24.85%	50.82%	75.67%	Subsidiary	Argentina	Electric energy generation and sales
Foreign	Generandes Perú S.A.	Peruvian sol	61.00%	0.00%	61.00%	61.00%	0.00%	61.00%	Subsidiary	Peru	Portfolio company
Foreign	Hidroeléctrica El Chocón S.A. (H. El Chocón S.A.)	Argentine peso	2.48%	65.19%	67.67%	2.48%	65.19%	67.67%	Subsidiary	Argentina	Electric energy production and sales
Foreign	Hidroinvest S.A.	Argentine peso	41.94%	54.15%	96.09%	41.94%	54.15%	96.09%	Subsidiary	Argentina	Portfolio company
Foreign	Ingendesa do Brasil Ltda.	Brazilian real	1.00%	99.00%	100.00%	1.00%	99.00%	100.00%	Subsidiary	Brazil	Project engineering consulting
Foreign	Sociedad Portuaria Central Cartagena S.A.	Colombian peso	0.00%	94.95%	94.95%	0.00%	94.95%	94.95%	Subsidiary	Colombia	Investment, construction and maintenance of public or private wharves and ports
Foreign	Southern Cone Power Argentina S.A.	Argentine peso	98.00%	2.00%	100.00%	98.00%	2.00%	100.00%	Subsidiary	Argentina	Portfolio company

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

APPENDIX 2 ASSOCIATED COMPANIES

This appendix is part of Note 2.5, “Investments in associated companies”.

Taxpayer ID No.	Company (in alphabetical order)	Functional currency	Ownership Interest as of 6-30-2016			Ownership Interest as of 3-1-2016			Relationship	Country	Activity
			Direct	Indirect	Total	Direct	Indirect	Total
Foreign	Distrilec Inversora S.A. (*)	Argentine peso	0.89%	0.00%	0.89%	0.89%	0.00%	0.89%	Associate	Argentina	Portfolio company
Foreign	Enel Brasil S.A.	Brazilian real	34.64%	4.00%	38.64%	34.64%	4.00%	38.64%	Associate	Brazil	Portfolio company
Foreign	Endesa Cemsa S.A.	Argentine peso	0.00%	45.00%	45.00%	0.00%	45.00%	45.00%	Associate	Argentina	Wholesale purchase and sale of electric energy
Foreign	Central Térmica Manuel Belgrano	Argentine peso	0.00%	24.18%	24.18%	0.00%	24.18%	24.18%	Associate	Argentina	Production and marketing of electric energy
Foreign	Central Térmica San Martin	Argentine peso	0.00%	24.18%	24.18%	0.00%	24.18%	24.18%	Associate	Argentina	Production and marketing of electric energy
Foreign	Central Vuelta Obligada S.A.	Argentine peso	0.00%	3.45%	3.45%	0.00%	3.45%	3.45%	Associate	Argentina	Production and marketing of electric energy

(*)	Significant influence is exercised through Endesa Américas’s parent 51.5% ownership of Distrilec Inversora S.A.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

APPENDIX 3 ADDITIONAL INFORMATION ON FINANCIAL DEBT

This appendix is part of Note 16, “Other financial liabilities”.

The following tables present the contractual undiscounted cash flows by type of financial debt:

a) Bank loans

•	Summary of bank loans by currency and maturity

Country	Currency	Effective Interest Rate	Nominal Interest Rate	Balance as of 6-30-2016
				Current			Non-current
				One to three months	Three to twelve months	Total	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total
				ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Peru	US$	2.69%	2.64%	1,083,404	17,748,026	18,831,430	19,457,873	846,739	—	—	—	20,304,612
Argentina	Ar$	39.02%	34.26%	1,671,432	1,479,358	3,150,790	93,996	—	—	—	—	93,996
Colombia	CP	7.43%	7.24%	2,478,362	72,537,019	75,015,381	14,036,986	13,269,259	12,501,531	11,733,805	25,975,704	77,517,285
Colombia	Sol	5.82%	5.65%	603,041	42,947,052	43,550,093	—	—	—	—	—	—
Total				5,836,239	134,711,455	140,547,694	33,588,855	14,115,998	12,501,531	11,733,805	25,975,704	97,915,893

Country	Currency	Effective Interest Rate	Nominal Interest Rate	Balance as of 3-1-2016
				Current			Non-current
				One to three months	Three to twelve months	Total	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total
				ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Peru	US$	2.83%	2.73%	26,056,914	3,169,375	29,226,289	21,105,939	1,184,127	—	—	—	22,290,066
Argentina	Ar$	46.59%	39.59%	2,539,698	3,804,882	6,344,580	644,159	—	—	—	—	644,159
Colombia	CP	6.92%	6.76%	2,223,861	36,045,555	38,269,416	40,973,208	12,381,536	11,691,590	11,001,643	28,865,246	104,913,223
Colombia	Sol	5.82%	5.65%	611,058	42,740,224	43,351,282	—	—	—	—	—	—
Total				31,431,531	85,760,036	117,191,567	62,723,306	13,565,663	11,691,590	11,001,643	28,865,246	127,847,448

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

•	Identification of bank loans by company

Taxpayer ID No. (RUT)	Company	Country	Taxpayer ID No. (RUT)	Company	Country	Currency	Nominal Interest Rate	Balance as of 6-30-2016
								Current			Non-current
								One to three months	Three to twelve months	Total	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total
								ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Foreign	Chinango S.A.C.	Peru	Foreign	Banco de Credito del Peru	Peru	US$	2.39%	293,434	873,615	1,167,049	17,457,791	—	—	—	—	17,457,791
Foreign	Chinango S.A.C.	Peru	Foreign	Bank Of Nova Scotia	Peru	US$	3.44%	434,243	1,281,358	1,715,601	836,429	—	—	—	—	836,429
Foreign	Chinango S.A.C.	Peru	Foreign	Bank Of Nova Scotia	Peru	US$	3.55%	304,533	898,740	1,203,273	1,163,653	846,739	—	—	—	2,010,392
Foreign	Edegel S.A.A	Peru	Foreign	Bank Nova Scotia	Peru	US$	1.40%	51,194	14,694,313	14,745,507	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	BBVA Colombia	Colombia	CP	8.30%	1,060,683	9,856,054	10,916,737	10,351,039	9,785,341	9,219,643	8,653,946	19,159,936	57,169,905
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Bogota	Colombia	CP	8.34%	378,805	3,509,171	3,887,976	3,685,947	3,483,918	3,281,888	3,079,859	6,815,768	20,347,380
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	BBVA Colombia	Colombia	CP	7.48%	522,345	28,088,687	28,611,032	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Crédito del Peru	Colombia	Sol	5.66%	276,723	19,637,370	19,914,093	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Crédito del Peru	Colombia	Sol	5.73%	186,156	13,065,949	13,252,105	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Crédito del Peru	Colombia	Sol	5.52%	140,162	10,243,733	10,383,895	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	The Bank Of Tokyo	Colombia	CP	7.00%	516,529	31,083,107	31,599,636	—	—	—	—	—	—
Foreign	Central Costanera S.A.	Argentina	Foreign	Banco Galicia	Argentina	Ar$	40.56%	219,535	394,728	614,263	—	—	—	—	—	—
Foreign	Central Costanera S.A.	Argentina	Foreign	Banco Itaú Argentina	Argentina	Ar$	45.97%	88,145	162,216	250,361	13,824	—	—	—	—	13,824
Foreign	Central Costanera S.A.	Argentina	Foreign	Banco Santander Río	Argentina	Ar$	44.60%	53,852	99,297	153,149	8,498	—	—	—	—	8,498
Foreign	Central Costanera S.A.	Argentina	Foreign	Banco Supervielle	Argentina	Ar$	44.49%	84,094	155,084	239,178	13,276	—	—	—	—	13,276
Foreign	Central Costanera S.A.	Argentina	Foreign	Citibank	Argentina	Ar$	37.00%	266,670	497,224	763,894	43,580	—	—	—	—	43,580
Foreign	Central Costanera S.A.	Argentina	Foreign	ICBC Argentina	Argentina	Ar$	40.22%	92,051	170,809	262,860	14,818	—	—	—	—	14,818
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Santander - Sindicated IV	Argentina	Ar$	39.22%	203,726	—	203,726	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Itau- Sindicated IV	Argentina	Ar$	39.22%	181,743	—	181,743	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Galicia - Sindicated IV	Argentina	Ar$	39.22%	174,415	—	174,415	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Hipotecario - Sindicated IV	Argentina	Ar$	39.22%	58,042	—	58,042	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Ciudad -Sindicated IV	Argentina	Ar$	39.22%	23,449	—	23,449	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	ICBC - Sindicated IV	Argentina	Ar$	39.22%	225,710	—	225,710	—	—	—	—	—	—
Total								5,836,239	134,711,455	140,547,694	33,588,855	14,115,998	12,501,531	11,733,805	25,975,704	97,915,893

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

Taxpayer ID No. (RUT)	Company	Country	Taxpayer ID No. (RUT)	Company	Country	Currency	Nominal Interest Rate	Balance as of 3-1-2016
								Current			Non-current
								One to three months	Three to twelve months	Total	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total
								ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Foreign	Chinango S.A.C.	Peru	Foreign	Banco de Credito del Peru	Peru	US$	2.35%	297,844	887,204	1,185,048	18,570,944	—	—	—	—	18,570,944
Foreign	Chinango S.A.C.	Peru	Foreign	Bank Of Nova Scotia	Peru	US$	3.37%	457,463	1,351,739	1,809,202	1,320,762	—	—	—	—	1,320,762
Foreign	Chinango S.A.C.	Peru	Foreign	Bank Of Nova Scotia	Peru	US$	3.40%	313,907	930,432	1,244,339	1,214,233	1,184,127	—	—	—	2,398,360
Foreign	Edegel S.A.A	Peru	Foreign	Bank Nova Scotia	Peru	US$	1.38%	24,987,700	—	24,987,700	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	BBVA Colombia	Colombia	CP	8.19%	953,389	5,963,858	6,917,247	9,639,583	9,131,109	8,622,636	8,114,162	21,291,642	56,799,132
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Bogota	Colombia	CP	8.22%	340,262	2,124,265	2,464,527	3,431,901	3,250,427	3,068,954	2,887,481	7,573,604	20,212,367
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	BBVA Colombia	Colombia	CP	7.85%	453,341	26,526,824	26,980,165	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Crédito del Peru	Colombia	CP	5.70%	282,254	19,546,835	19,829,089	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Crédito del Peru	Colombia	CP	5.76%	189,423	13,007,751	13,197,174	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco de Crédito del Peru	Colombia	CP	5.50%	139,381	10,185,638	10,325,019	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	The Bank Of Tokyo	Colombia	CP	6.90%	476,869	1,430,608	1,907,477	27,901,724	—	—	—	—	27,901,724
Foreign	Endesa Argentina S.A.	Argentina	Foreign	Citibank	Argentina	Ar$	34.00%	29,266	360,840	390,106	—	—	—	—	—	—
Foreign	Central Costanera S.A.	Argentina	Foreign	Banco Galicia	Argentina	Ar$	39.75%	183,608	464,148	647,756	148,993	—	—	—	—	148,993
Foreign	Central Costanera S.A.	Argentina	Foreign	Banco Itaú Argentina	Argentina	Ar$	42.50%	74,984	191,058	266,042	73,080	—	—	—	—	73,080
Foreign	Central Costanera S.A.	Argentina	Foreign	Banco Santander Río	Argentina	Ar$	39.00%	45,611	116,623	162,234	44,828	—	—	—	—	44,828
Foreign	Central Costanera S.A.	Argentina	Foreign	Banco Supervielle	Argentina	Ar$	40.00%	72,915	185,161	258,076	70,489	—	—	—	—	70,489
Foreign	Central Costanera S.A.	Argentina	Foreign	Citibank	Argentina	Ar$	38.00%	225,403	584,046	809,449	228,633	—	—	—	—	228,633
Foreign	Central Costanera S.A.	Argentina	Foreign	ICBC Argentina	Argentina	Ar$	39.75%	78,656	202,018	280,674	78,136	—	—	—	—	78,136
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Macro	Argentina	Ar$	38.45%	931,668	—	931,668	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Santander - Sindicated IV	Argentina	Ar$	44.47%	210,893	399,657	610,550	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Itau- Sindicated IV	Argentina	Ar$	44.47%	188,136	356,531	544,667	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Galicia - Sindicated IV	Argentina	Ar$	44.47%	180,551	342,156	522,707	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Hipotecario - Sindicated IV	Argentina	Ar$	44.47%	60,083	113,862	173,945	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	Banco Ciudad - Sindicated IV	Argentina	Ar$	44.47%	24,274	46,000	70,274	—	—	—	—	—	—
Foreign	H. El Chocón S.A.	Argentina	Foreign	ICBC - Sindicated IV	Argentina	Ar$	44.47%	233,650	442,782	676,432	—	—	—	—	—	—
Total								31,431,531	85,760,036	117,191,567	62,723,306	13,565,663	11,691,590	11,001,643	28,865,246	127,847,448

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

b) Secured and unsecured liabilities

•	Summary of secured and unsecured liabilities by currency and maturity

Country	Currency	Effective Interest Rate	Nominal Interest Rate	Balance as of 6-30-2016
				Current			Non-current
				One to three months	Three to twelve months	Total	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total
				ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Peru	US$	6.61%	6.50%	13,817,723	1,281,317	15,099,040	8,148,786	6,494,065	830,315	7,158,328	9,484,852	32,116,346
Peru	Sol	6.40%	6.30%	157,515	472,546	630,061	630,062	630,062	5,375,515	318,460	5,349,548	12,303,647
Colombia	CP	12.79%	12.29%	24,448,254	109,971,850	134,420,104	91,812,000	221,340,641	170,190,775	222,808,954	536,963,183	1,243,115,553
Total				38,423,492	111,725,713	150,149,205	100,590,848	228,464,768	176,396,605	230,285,742	551,797,583	1,287,535,546

Country	Currency	Effective Interest Rate	Nominal Interest Rate	Balance as of 3-1-2016
				Current			Non-current
				One to three months	Three to twelve months	Total	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total
				ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Peru	US$	6.61%	6.50%	657,066	15,390,628	16,047,694	8,636,304	6,914,130	845,649	7,611,573	9,994,136	34,001,792
Peru	Sol	6.40%	6.30%	152,979	458,937	611,916	611,916	611,916	5,353,350	314,562	5,334,306	12,226,050
Colombia	CP	12.09%	11.64%	22,573,504	103,375,924	125,949,428	83,578,074	208,674,315	107,530,981	261,688,421	507,453,499	1,168,925,290
Total				23,383,549	119,225,489	142,609,038	92,826,294	216,200,361	113,729,980	269,614,556	522,781,941	1,215,153,132

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

•	Identification of secured and unsecured liabilities by company

Taxpayer ID No. (RUT)	Company	Country	Taxpayer ID No. (RUT)	Company	Country	Currency	Nominal Interest Rate	Secured (Yes/ No)	Balance as of 6-30-2016
									Current			Non-current
									One to three months	Three to twelve months	Total	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total
									ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	Sol	6.33%	No	79,615	238,845	318,460	318,460	318,460	318,460	318,460	5,349,548	6,623,388
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	Sol	6.19%	No	77,900	233,701	311,601	311,602	311,602	5,057,055	—	—	5,680,259
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	US$	6.56%	No	108,604	325,813	434,417	434,417	434,417	434,417	434,417	9,484,852	11,222,520
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	US$	8.04%	No	108,783	326,348	435,131	435,131	5,663,750	—	—	—	6,098,881
Foreign	Edegel S.A.A	Peru	Foreign	Banco Scotiabank	Peru	US$	6.89%	No	6,662,962	—	6,662,962	—	—	—	—	—	—
Foreign	Edegel S.A.A	Peru	Foreign	Banco Scotiabank	Peru	US$	6.20%	No	6,727,656	—	6,727,656	—	—	—	—	—	—
Foreign	Edegel S.A.A	Peru	Foreign	Banco Scotiabank	Peru	US$	5.98%	No	98,974	296,923	395,897	395,898	395,898	395,898	6,723,911	—	7,911,605
Foreign	Edegel S.A.A	Peru	Foreign	Banco Scotiabank	Peru	US$	6.69%	No	110,744	332,233	442,977	6,883,340	—	—	—	—	6,883,340
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds B09-09	Colombia	CP	13.47%	No	1,669,470	5,008,410	6,677,880	6,677,880	50,127,368	—	—	—	56,805,248
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds B10	Colombia	CP	13.65%	No	1,241,029	3,723,088	4,964,117	4,964,117	39,671,991	—	—	—	44,636,108
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds B-103	Colombia	CP	15.49%	No	1,495,256	41,112,851	42,608,107	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds B12	Colombia	CP	13.67%	No	695,252	2,085,756	2,781,008	2,781,008	2,781,008	2,781,008	2,781,008	20,582,618	31,706,650
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds B15	Colombia	CP	13.95%	No	439,807	1,319,422	1,759,229	1,759,229	1,759,229	1,759,229	1,759,229	17,299,819	24,336,735
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds B6-13	Colombia	CP	12.07%	No	1,045,735	3,137,206	4,182,941	4,182,941	4,182,941	35,697,642	—	—	44,063,524
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds B6-14	Colombia	CP	11.29%	No	840,462	2,521,386	3,361,848	3,361,848	3,361,848	32,858,298	—	—	39,581,994
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Foreign bonds	Colombia	CP	10.12%	No	517,214	1,551,642	2,068,856	2,068,857	2,068,857	2,068,857	21,653,116	—	27,859,687
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Quimbo	Colombia	CP	10.12%	No	3,716,816	11,150,447	14,867,263	14,867,263	14,867,263	14,867,263	155,604,107	—	200,205,896
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Quimbo B10	Colombia	CP	11.33%	No	1,930,961	5,792,884	7,723,845	7,723,845	7,723,845	7,723,845	7,723,845	79,740,046	110,635,426
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Quimbo B10-14	Colombia	CP	11.70%	No	1,238,331	3,714,994	4,953,325	4,953,326	4,953,326	4,953,326	4,953,326	56,800,540	76,613,844
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Quimbo B12-13	Colombia	CP	12.81%	No	2,640,478	7,921,435	10,561,913	10,561,914	10,561,914	10,561,914	10,561,914	127,361,626	169,609,282
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Quimbo B15	Colombia	CP	11.45%	No	1,300,746	3,902,237	5,202,983	5,202,982	5,202,982	5,202,982	5,202,982	79,255,570	100,067,498
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Quimbo B16-14	Colombia	CP	12.01%	No	1,108,449	3,325,346	4,433,795	4,433,795	4,433,795	4,433,795	4,433,795	76,451,576	94,186,756
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Quimbo B6-13	Colombia	CP	12.07%	No	338,957	1,016,872	1,355,829	1,355,829	1,355,829	11,570,782	—	—	14,282,440
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Quimbo B6-14	Colombia	CP	11.29%	No	705,354	2,116,063	2,821,417	2,821,418	2,821,418	27,576,202	—	—	33,219,038
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Quimbo B3-16	Colombia	CP	11.17%	No	1,490,029	4,470,087	5,960,116	5,960,116	57,331,395	—	—	—	63,291,511
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Quimbo B7-16	Colombia	CP	12.34%	No	2,033,908	6,101,724	8,135,632	8,135,632	8,135,632	8,135,632	8,135,632	79,471,388	112,013,916
Total									38,423,492	111,725,713	150,149,205	100,590,848	228,464,768	176,396,605	230,285,742	551,797,583	1,287,535,546

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

Taxpayer ID No. (RUT)	Company	Country	Taxpayer ID No. (RUT)	Company	Country	Currency	Nominal Interest Rate	Secured (Yes/ No)	Balance as of 3-1-2016
									Current			Non-current
									One to three months	Three to twelve months	Total	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total
									ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	Sol	6.31%	No	78,640	235,921	314,561	314,562	314,562	314,562	314,562	5,334,306	6,592,554
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	Sol	6.28%	No	74,339	223,016	297,355	297,354	297,354	5,038,788	—	—	5,633,496
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	US$	6.34%	No	110,610	331,830	442,440	442,440	442,440	442,440	442,440	9,994,136	11,763,896
Foreign	Edegel S.A.A	Peru	Foreign	Banco Continental	Peru	US$	7.78%	No	110,792	332,375	443,167	443,166	6,068,481	—	—	—	6,511,647
Foreign	Edegel S.A.A	Peru	Foreign	Banco Scotiabank	Peru	US$	6.63%	No	117,457	7,012,232	7,129,689	—	—	—	—	—	—
Foreign	Edegel S.A.A	Peru	Foreign	Banco Scotiabank	Peru	US$	6.00%	No	104,616	7,073,416	7,178,032	—	—	—	—	—	—
Foreign	Edegel S.A.A	Peru	Foreign	Banco Scotiabank	Peru	US$	5.78%	No	100,802	302,407	403,209	403,209	403,209	403,209	7,169,133	—	8,378,760
Foreign	Edegel S.A.A	Peru	Foreign	Banco Scotiabank	Peru	US$	6.47%	No	112,789	338,368	451,157	7,347,489	—	—	—	—	7,347,489
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds B09-09	Colombia	CP	13.59%	No	1,500,095	4,500,286	6,000,381	6,000,381	48,264,920	—	—	—	54,265,301
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds B10	Colombia	CP	13.47%	No	1,164,990	3,494,971	4,659,961	4,659,961	38,230,574	—	—	—	42,890,535
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds B-103	Colombia	CP	13.49%	No	1,678,988	40,692,369	42,371,357	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds B12	Colombia	CP	13.78%	No	625,006	1,875,018	2,500,024	2,500,024	2,500,024	2,500,024	2,500,024	19,829,978	29,830,074
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds B15	Colombia	CP	13.78%	No	412,770	1,238,311	1,651,081	1,651,081	1,651,081	1,651,081	1,651,081	16,593,684	23,198,008
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds B6-13	Colombia	CP	11.97%	No	307,622	922,867	1,230,489	1,230,490	1,230,490	11,087,216	—	—	13,548,196
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds B6-14	Colombia	CP	11.15%	No	661,486	1,984,458	2,645,944	2,645,944	2,645,944	2,645,944	23,732,631	—	31,670,463
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Foreign bonds	Colombia	CP	10.17%	No	472,138	1,416,413	1,888,551	1,888,550	1,888,550	1,888,550	20,607,562	—	26,273,212
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Quimbo	Colombia	CP	10.17%	No	3,392,885	10,178,656	13,571,541	13,571,541	13,571,541	13,571,541	148,090,520	—	188,805,143
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Quimbo B10	Colombia	CP	11.25%	No	1,747,566	5,242,699	6,990,265	6,990,266	6,990,266	6,990,266	6,990,266	75,736,790	103,697,854
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Quimbo B10-14	Colombia	CP	11.55%	No	1,160,933	3,482,800	4,643,733	4,643,734	4,643,734	4,643,734	4,643,734	54,193,530	72,768,466
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Quimbo B12-13	Colombia	CP	12.71%	No	2,399,413	7,198,240	9,597,653	9,597,654	9,597,654	9,597,654	9,597,654	120,130,315	158,520,931
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Quimbo B15	Colombia	CP	11.37%	No	1,177,550	3,532,651	4,710,201	4,710,201	4,710,201	4,710,201	4,710,201	74,133,908	92,974,712
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Quimbo B16-14	Colombia	CP	11.87%	No	1,038,940	3,116,819	4,155,759	4,155,758	4,155,758	4,155,758	4,155,758	72,523,138	89,146,170
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Quimbo B6-13	Colombia	CP	11.97%	No	949,062	2,847,187	3,796,249	3,796,250	3,796,250	34,205,767	—	—	41,798,267
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Quimbo B6-14	Colombia	CP	11.15%	No	788,191	2,364,572	3,152,763	3,152,763	3,152,763	3,152,763	28,278,508	—	37,736,797
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Quimbo B3-16	Colombia	CP	11.22%	No	1,413,249	4,239,746	5,652,995	5,652,994	54,914,083	—	—	—	60,567,077
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Bonds Quimbo B7-16	Colombia	CP	12.40%	No	1,682,620	5,047,861	6,730,481	6,730,482	6,730,482	6,730,482	6,730,482	74,312,156	101,234,084
Total									23,383,549	119,225,489	142,609,038	92,826,294	216,200,361	113,729,980	269,614,556	522,781,941	1,215,153,132

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

c)	Finance lease obligations

•	Identification of finance lease obligations by company

Taxpayer ID No. (RUT)	Company	Country	Taxpayer ID No. (RUT)	Company	Country	Currency	Nominal Interest Rate	Balance as of 6-30-2016
								Current			Non-current
								One to three months	Three to twelve months	Total	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total
								ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Foreign	Edegel S.A.A.	Peru	Foreign	Banco Scotiabank	Peru	US$	2.46%	2,415,398	17,022,550	19,437,948	—	—	—	—	—	—
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco Corpbanca	Colombia	CP	8.67%	7,073	20,460	27,533	27,244	10,708	—	—	—	37,952
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Equirent S.A.	Colombia	CP	7.99%	6,938	20,110	27,048	25,442	8,851	—	—	—	34,293
Total								2,429,409	17,063,120	19,492,529	52,686	19,559	—	—	—	72,245

Taxpayer ID No. (RUT)	Company	Country	Taxpayer ID No. (RUT)	Company	Country	Currency	Nominal Interest Rate	Balance as of 3-1-2016
								Current			Non-current
								One to three months	Three to twelve months	Total	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total
								ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Foreign	Edegel S.A.A.	Peru	Foreign	Banco Scotiabank	Peru	US$	2.37%	2,540,380	7,537,003	10,077,383	15,239,264	—	—	—	—	15,239,264
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Banco Corpbanca	Colombia	CP	10.80%	6,461	18,744	25,205	25,358	17,796	—	—	—	43,154
Foreign	Emgesa S.A. E.S.P.	Colombia	Foreign	Equirent S.A.	Colombia	CP	6.55%	6,351	18,455	24,806	24,302	15,396	—	—	—	39,698
Total								2,553,192	7,574,202	10,127,394	15,288,924	33,192	—	—	—	15,322,116

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

d)	Other obligations

•	Identification of other obligations by company

Taxpayer ID No. (RUT)	Company	Country	Taxpayer ID No. (RUT)	Company	Country	Currency	Nominal Interest Rate	Balance as of 3-1-2016
								Current			Non-current
								One to three months	Three to twelve months	Total	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total
								ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Foreign	Central Costanera S.A.	Argentina	Foreign	Mitsubishi (secured debt)	Argentina	US$	0.66%	551,654	1,652,838	2,204,492	6,416,784	1,637,664	1,725,870	1,778,926	21,397,688	32,956,932
Foreign	H. El Chocón S.A.	Argentina	Foreign	Other	Argentina	Ar$	28.49%	4,951,119	13,175,823	18,126,942	—	—	—	—	—	—
Foreign	Hidroinvest S.A.	Argentina	Foreign	Other	Argentina	US$	2.49%	1,132	183,442	184,574	—	—	—	—	—	—
Total								5,503,905	15,012,103	20,516,008	6,416,784	1,637,664	1,725,870	1,778,926	21,397,688	32,956,932

Taxpayer ID No. (RUT)	Company	Country	Taxpayer ID No. (RUT)	Company	Country	Currency	Nominal Interest Rate	Balance as of 3-1-2016
								Current			Non-current
								One to three months	Three to twelve months	Total	One to two years	Two to three years	Three to four years	Four to five years	More than five years	Total
								ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Foreign	Central Costanera S.A.	Argentina	Foreign	Mitsubishi (secured debt)	Argentina	US$	0.25%	575,060	1,723,066	2,298,126	6,225,880	1,745,358	1,834,455	1,886,993	22,681,019	34,373,705
Foreign	H. El Chocón S.A.	Argentina	Foreign	Other	Argentina	Ar$	28.78%	4,445,098	12,022,730	16,467,828	—	—	—	—	—	—
Foreign	Hidroinvest S.A.	Argentina	Foreign	Other	Argentina	US$	2.53%	1,146	191,946	193,092	—	—	—	—	—	—
Total								5,021,304	13,937,742	18,959,046	6,225,880	1,745,358	1,834,455	1,886,993	22,681,019	34,373,705

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

APPENDIX 4 DETAIL OF ASSETS AND LIABILITIES IN FOREIGN CURRENCY

This appendix forms an integral part of the Group’s financial statements.

The detail of assets denominated in foreign currencies is the following:

			Balance as of
ASSETS			6-30-2016	3-1-2016
	Foreign Currency	Functional Currency	ThCh$	ThCh$
CURRENT ASSETS
Cash and cash equivalents			7,838,628	3,908,550
	U.S. dollars	Chilean peso	312	—
	U.S. dollars	Colombian peso	334,174	28,792
	U.S. dollars	Sol	7,012,856	3,301,647
	U.S. dollars	Argentine peso	491,286	578,111
TOTAL CURRENT ASSETS			7,838,628	3,908,550
TOTAL ASSETS			7,838,628	3,908,550

The detail of liabilities denominated in foreign currencies is the following:

Liabilities	Foreign Currency	Functional Currency	Balance as of 6-30-2016
			Current			Non-current
			One to four months	Four to twelve months	Total	One to two years	Two to four years	Four to four years	Four to five years	More than five years	Total
			ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Other financial liabilities	U.S. dollars
	U.S. dollars	Sol	17,316,525	36,051,893	53,368,418	27,606,659	7,340,804	830,315	7,158,328	9,484,852	52,420,958
	U.S. dollars	Argentine peso	552,786	1,836,280	2,389,066	6,416,784	1,637,664	1,725,870	1,778,926	21,397,688	32,956,932
TOTAL LIABILITIES			17,869,311	37,888,173	55,757,484	34,023,443	8,978,468	2,556,185	8,937,254	30,882,540	85,377,890

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

Liabilities	Foreign Currency	Functional Currency	Balance as of 3-1-2016
			Current			Non-current
			One to four months	Four to twelve months	Total	One to two years	Two to four years	Four to four years	Four to five years	More than five years	Total
			ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Other financial liabilities	U.S. dollars
	U.S. dollars	Sol	29,254,360	26,097,006	55,351,366	44,981,507	8,098,257	845,649	7,611,573	9,994,136	71,531,122
	U.S. dollars	Argentine pesos	576,206	1,915,012	2,491,218	6,225,880	1,745,358	1,834,455	1,886,993	22,681,019	34,373,705
TOTAL LIABILITIES			29,830,566	28,012,018	57,842,584	51,207,387	9,843,615	2,680,104	9,498,566	32,675,155	105,904,827

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

APPENDIX 5     ADDITIONAL INFORMATION CIRCULAR No. 715 OF FEBRUARY 3, 2012

This appendix forms an integral part of the Group’s financial statements.

a) Portfolio stratification

•	Trade and other receivables by aging:

	Balance as of 6-30-2016
	On demand	1-30 days	31-60 days	61-90 days	91-120 days	121-150 days	151-180 days	181-210 days	211-250 days	More than 251 days	Total Current	Total Non- current
Trade and Other Receivables	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Trade receivables, gross	145,434,854	22,671,546	6,090,502	3,439,243	3,329,193	3,444,226	3,755,274	3,278,254	6,751,199	19,452,091	217,646,382	206,959,522
Allowance for doubtful accounts	(1,097,712)	—	—	(1,685)	(4,309)	—	—	—	—	(5,246,532)	(6,350,238)	—
Other receivables, gross	18,061,347	—	—	—	—	—	—	—	—	—	18,061,347	11,242,049
Allowance for doubtful accounts	(1,330,047)	—	—	—	—	—	—	—	—	—	(1,330,047)	—
Total	161,068,442	22,671,546	6,090,502	3,437,558	3,324,884	3,444,226	3,755,274	3,278,254	6,751,199	14,205,559	228,027,444	218,201,571

	Balance as of 3-1-2016
	On demand	1-30 days	31-60 days	61-90 days	91-120 days	121-150 days	151-180 days	181-210 days	211-250 days	More than 251 days	Total Current	Total Non- current
Trade and Other Receivables	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Trade receivables, gross	154,761,716	11,461,869	4,973,402	3,616,175	3,616,541	3,477,422	3,636,609	3,546,001	8,389,509	4,343,043	201,822,287	217,115,983
Allowance for doubtful accounts	(173,179)	—	(888,658)	(203,612)	(1,975)	—	—	—	(647,562)	(4,343,043)	(6,258,029)	—
Other receivables, gross	17,902,695	—	—	—	—	—	—	—	—	—	17,902,695	3,535,666
Allowance for doubtful accounts	(1,763,560)	—	—	—	—	—	—	—	—	—	(1,763,560)	—
Total	170,727,672	11,461,869	4,084,744	3,412,563	3,614,566	3,477,422	3,636,609	3,546,001	7,741,947	—	211,703,393	220,651,649

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

•	By type of portfolio:

Aging of balances of trade receivables	Balance as of 6-30-2016
	Non-renegotiated portfolio		Portfolio with renegotiation terms		Total gross portfolio
	Number of customers	Gross value ThCh$	Number of customers	Gross value ThCh$	Number of customers	Gross value ThCh$
On demand and non-current	145	352,394,376	—	—	145	352,394,376
1 to 30 days	77	22,671,546	—	—	77	22,671,546
31 to 60 days	31	6,090,502	—	—	31	6,090,502
61 to 90 days	22	3,439,243	—	—	22	3,439,243
91 to 120 days	16	3,329,193	—	—	16	3,329,193
121 to 150 days	5	3,444,226	—	—	5	3,444,226
151 to 180 days	5	3,755,274	—	—	5	3,755,274
181 to 210 days	4	3,278,254	—	—	4	3,278,254
211 to 250 days	4	6,751,199	—	—	4	6,751,199
More than 251 days	46	19,452,091	—	—	46	19,452,091
Total	355	424,605,904	—	—	355	424,605,904

Aging of balances of trade receivables	Balance as of 3-1-2016
	Non-renegotiated portfolio		Portfolio with renegotiation terms		Total gross portfolio
	Number of customers	Gross value ThCh$	Number of customers	Gross value ThCh$	Number of customers	Gross value ThCh$
On demand and non-current	162	371,877,698	—	—	162	371,877,698
1 to 30 days	46	11,461,869	—	—	46	11,461,869
31 to 60 days	21	4,973,402	—	—	21	4,973,402
61 to 90 days	9	3,616,175	—	—	9	3,616,175
91 to 120 days	10	3,616,541	—	—	10	3,616,541
121 to 150 days	5	3,477,422	—	—	5	3,477,422
151 to 180 days	3	3,636,609	—	—	3	3,636,609
181 to 210 days	4	3,546,001	—	—	4	3,546,001
211 to 250 days	6	8,389,509	—	—	6	8,389,509
More than 251 days	37	4,343,043	—	—	37	4,343,044
Total	303	418,938,269	—	—	303	418,938,270

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

b)	Portfolio in default and in legal collection process

	Balance as of
	6-30-2016		3-1-2016
	Number of customers	Amount	Number of customers	Amount
Portfolio in Default and in Legal Collection Process		ThCh$		ThCh$
Notes receivable in legal collection process (*)	5	118,753	5	119,257
Total	5	118,753	5	119,257

(*)	Legal collections are included in the portfolio in arrears.

c)	Provisions and write-offs

Provisions and Write-offs	Four months ended 6-30-2016 ThCh$
Provision for non-renegotiated portfolio	(114,573)
Total	(114,573)

d)	Number and value of operations

	Four months ended 6-30-2016
	Last quarter ThCh$	Period ThCh$
Impairment provision and recoveries
Number of operations	5	8
Value of operations, in ThCh$	4,523	(114,573)

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

APPENDIX 5.1 SUPPLEMENTARY INFORMATION ON TRADE RECEIVABLES

This appendix forms an integral part of the Group’s financial statements.

a)	Portfolio stratification

•	Trade receivables by aging:

Trade Receivables	Balance as of
	6-30-2016
	On demand	1-30 days	31-60 days	61-90 days	91-120 days	121-150 days	151-180 days	181-210 days	211-250 days	251-365 days	More than 365 days	Total Current	Total Non- current
	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Generation and transmission receivables	145,434,854	22,671,546	6,090,502	3,439,243	3,329,193	3,444,226	3,755,274	3,278,254	6,751,199	19,324,735	127,356	217,646,382	206,959,522
– Large customers	80,496,423	22,662,967	6,090,502	3,439,243	3,329,193	3,444,226	3,755,274	3,278,254	6,751,199	19,324,735	20,891	152,592,907	—
– Institutional customers	56,668,993	—	—	—	—	—	—	—	—	—	—	56,668,993	206,959,522
– Others	8,269,438	8,579	—	—	—	—	—	—	—	—	106,465	8,384,482	—
Allowance for doubtful accounts	(1,097,712)	—	—	(1,685)	(4,309)	—	—	—	—	(5,140,023)	(106,509)	(6,350,238)	—
Unbilled services	82,086,272	—	—	—	—	—	—	—	—	—	—	82,086,272	29,020,521
Services billed	63,348,582	22,671,546	6,090,502	3,439,243	3,329,193	3,444,226	3,755,274	3,278,254	6,751,199	19,324,735	127,356	135,560,110	177,939,001
Total Trade Receivables, Gross	145,434,854	22,671,546	6,090,502	3,439,243	3,329,193	3,444,226	3,755,274	3,278,254	6,751,199	19,324,735	127,356	217,646,382	206,959,522
Total Allowance for doubtful accounts	(1,097,712)	—	—	(1,685)	(4,309)	—	—	—	—	(5,140,023)	(106,509)	(6,350,238)	—
Total Trade Receivables, Net	144,337,142	22,671,546	6,090,502	3,437,558	3,324,884	3,444,226	3,755,274	3,278,254	6,751,199	14,184,712	20,847	211,296,144	206,959,522

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

Trade Receivables	Balance as of
	3-1-2016
	On demand	1-30 days	31-60 days	61-90 days	91-120 days	121-150 days	151-180 days	181-210 days	211-250 days	251-365 days	More than 365 days	Total Current	Total Non- current
	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Generation and transmission receivables	154,761,716	11,461,869	4,973,402	3,616,175	3,616,541	3,477,422	3,636,609	3,546,001	8,389,509	754,623	3,588,420	201,822,287	217,115,983
– Large customers	91,228,631	11,461,869	4,973,402	3,616,175	3,616,541	3,477,422	3,636,609	3,546,001	8,389,509	754,623	3,588,420	138,289,202	—
– Institutional customers	52,892,173	—	—	—	—	—	—	—	—	—	—	52,892,173	217,115,983
– Others	10,640,912	—	—	—	—	—	—	—	—	—	—	10,640,912	—
Allowance for doubtful accounts	(173,179)	—	(888,658)	(203,612)	(1,975)	—	—	—	(647,562)	(754,623)	(3,588,420)	(6,258,029)	—
Unbilled services	95,063,811	—	—	—	—	—	—	—	—	—	—	95,063,811	—
Services billed	59,697,905	11,461,869	4,973,402	3,616,175	3,616,541	3,477,422	3,636,609	3,546,001	8,389,509	754,623	3,588,420	106,758,476	217,115,983
Total Trade Receivables, Gross	154,761,716	11,461,869	4,973,402	3,616,175	3,616,541	3,477,422	3,636,609	3,546,001	8,389,509	754,623	3,588,420	201,822,287	217,115,983
Total Allowance for doubtful accounts	(173,179)	—	(888,658)	(203,612)	(1,975)	—	—	—	(647,562)	(754,623)	(3,588,420)	(6,258,029)	—
Total Trade Receivables, Net	154,588,537	11,461,869	4,084,744	3,412,563	3,614,566	3,477,422	3,636,609	3,546,001	7,741,947	—	—	195,564,258	217,115,983

•	By type of portfolio:

Portfolio Type	Balance as of
	6-30-2016
	On demand	1-30 days	31-60 days	61-90 days	91-120 days	121-150 days	151-180 days	181-210 days	211-250 days	251-365 days	More than 365 days	Total Current	Total Non- current
	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
GENERATION AND TRANSMISSION
Non-renegotiated portfolio	145,434,854	22,671,546	6,090,502	3,439,243	3,329,193	3,444,226	3,755,274	3,278,254	6,751,199	19,324,735	127,356	217,646,382	206,959,522
– Large customers	80,496,423	22,662,967	6,090,502	3,439,243	3,329,193	3,444,226	3,755,274	3,278,254	6,751,199	19,324,735	20,891	152,592,907	—
– Institutional customers	56,668,993	—	—	—	—	—	—	—	—	—	—	56,668,993	206,959,522
– Others	8,269,438	8,579	—	—	—	—	—	—	—	—	106,465	8,384,482	—
Total gross portfolio	145,434,854	22,671,546	6,090,502	3,439,243	3,329,193	3,444,226	3,755,274	3,278,254	6,751,199	19,324,735	127,356	217,646,382	206,959,522

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

Portfolio Type	Balance as of
	3-1-2016
	On demand	1-30 days	31-60 days	61-90 days	91-120 days	121-150 days	151-180 days	181-210 days	211-250 days	251-365 days	More than 365 days	Total Current	Total Non- current
	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
GENERATION AND TRANSMISSION
Non-renegotiated portfolio	154,761,716	11,461,869	4,973,402	3,616,175	3,616,541	3,477,422	3,636,609	3,546,001	8,389,509	754,623	3,588,420	201,822,287	217,115,983
– Large customers	91,228,631	11,461,869	4,973,402	3,616,175	3,616,541	3,477,422	3,636,609	3,546,001	8,389,509	754,623	3,588,420	138,289,202	—
– Institutional customers	52,892,173	—	—	—	—	—	—	—	—	—	—	52,892,173	217,115,983
– Others	10,640,912	—	—	—	—	—	—	—	—	—	—	10,640,912	—
Total gross portfolio	154,761,716	11,461,869	4,973,402	3,616,175	3,616,541	3,477,422	3,636,609	3,546,001	8,389,509	754,623	3,588,420	201,822,287	217,115,983

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

APPENDIX 5.2 ESTIMATED SALES AND PURCHASES OF ENERGY AND CAPACITY

This appendix forms an integral part of the Group’s financial statements.

	Colombia				Peru				Argentina				Total
STATEMEMENT OF FINANCIAL POSITION	Energy and Capacity		Tolls		Energy and Capacity		Tolls		Energy and Capacity		Tolls		Energy and Capacity		Tolls
Balance as of	6-30-2016	3-1-2016	6-30-2016	3-1-2016	6-30-2016	3-1-2016	6-30-2016	3-1-2016	6-30-2016	3-1-2016	6-30-2016	3-1-2016	6-30-2016	3-1-2016	6-30-2016	3-1-2016
Current accounts receivable from related parties	13,199,097	9,601,416	—	—	8,226,445	7,903,714	2,437,390	2,317,209	—	—	—	—	21,425,542	17,505,130	2,437,390	2,317,209
Trade and other current receivables	40,602,450	51,464,689	—	—	17,717,903	18,462,014	4,369,136	4,757,633	5,457,649	6,493,320	34,410	78,773	63,778,002	76,420,023	4,403,546	4,836,406
Total Estimated Assets	53,801,547	61,066,105	—	—	25,944,348	26,365,728	6,806,526	7,074,842	5,457,649	6,493,320	34,410	78,773	85,203,544	93,925,153	6,840,936	7,153,615
Trade and other current payables to related parties	—	—	2,299,987	2,129,158	—	—	—	—	—	—	—	—	—	—	2,299,987	2,129,158
Trade and other current payables	—	—	3,802,100	3,492,756	3,766,896	706,486	3,565,051	3,764,104	12,534	426,503	—	—	3,779,430	1,132,989	7,367,151	7,256,860
Total Estimated Liabilities	—	—	6,102,087	5,621,914	3,766,896	706,486	3,565,051	3,764,104	12,534	426,503	—	—	3,779,430	1,132,989	9,667,138	9,386,018

Statements of income for the four months period ended 6-30-2016	Colombia		Peru		Argentina		Total
	Energy and Capacity	Tolls	Energy and Capacity	Tolls	Energy and Capacity	Tolls	Energy and Capacity	Tolls
Energy sales	52,408,632	—	26,263,630	6,806,526	5,914,849	37,293	84,587,111	6,843,819
Energy purchases	—	5,944,106	3,813,254	3,608,924	13,584	—	3,826,838	9,553,030

APPENDIX 6 DETAILS OF DUE DATES OF PAYMENTS TO SUPPLIERS

This appendix forms an integral part of the Group’s financial statements.

	Balance as of 6-30-2016				Balance as of 3-1-2016
	Goods	Services	Other	Total	Goods	Services	Other	Total
Suppliers with Current Payment Amounts	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Up to 30 days	—	18,218,334	—	18,218,334	—	15,499,999	—	15,499,999
From 31 to 60 days	—	11,749,072	—	11,749,072	—	10,358,508	—	10,358,508
Total	—	29,967,406	—	29,967,406	—	25,858,507	—	25,858,507

The accompanying notes are an integral part to the Interim Consolidated Financial Statements

ANNEX O

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL

POSITION AS OF JUNE 30, 2016 OF ENERSIS AMÉRICAS, AFTER GIVING

EFFECT TO THE MERGER

The pro forma consolidated statement of financial position of Enersis Américas S.A. (“Enersis Américas”) as of June 30, 2016 has not been examined, audited or reviewed in accordance with either the standards of the American Institute of Certified Public Accountants (AICPA) or the standards of the U.S. Public Company Accounting Oversight Board (PCAOB). The pro forma consolidated statement of financial position is considered unaudited for purposes of the U.S. Securities and Exchange Commission (the “SEC”). In addition, the unaudited pro forma consolidated statement of financial position as of June 30, 2016 has been prepared in accordance the requirements of the Chilean Superintendency of Securities and Insurance (the “SVS”) and has not been prepared in accordance with Article 11 of Regulation S-X of the SEC’s rules. The unaudited pro forma consolidated statement of financial position is being filed herewith as Annex O because it has been made publicly available in Chile to shareholders under Chilean law in connection with the proposed merger of Endesa Américas S.A. and Chilectra Américas S.A. with and into Enersis Américas, with Enersis Américas surviving under the name “Enel Américas S.A.”

The English version of this report is provided solely for the convenience of non-Spanish readers as a free translation from the Spanish language original, which is the official and binding version

INTRODUCTION TO THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL POSITION OF ENERSIS AMÉRICAS S.A. AND ITS SUBSIDIARIES AS OF JUNE 30, 2016

The following unaudited pro forma consolidated statement of financial position of Enersis Américas S.A. and its subsidiaries as of June 30, 2016, is derived from the interim consolidated financial statements of Enersis Américas S.A. and its subsidiaries (hereinafter “Enersis Américas”) as of June 30, 2016 (hereinafter, the “historical consolidated financial information”).

The unaudited pro forma consolidated statement of financial position of Enersis Américas S.A. and its subsidiaries as of June 30, 2016 has been prepared based on the requirements under Title IX, article 156, of the Chilean Corporations Act (“Reglamento de Sociedades Anónimas”). Such unaudited pro forma consolidated statement of financial position and its corresponding explanatory notes present the material effects on the historical consolidated financial information, as if the merger had occurred on June 30, 2016, based on the assumptions described in Note 2.b).

Accounting for the transaction

Enersis Américas S.A.’s Management has determined that this proposed merger of companies, if completed, should be accounted for as an equity transaction by Enersis Américas through issuance of its share to acquire the shares held by non-controlling interests in Chilectra Américas and Endesa Américas. Therefore, the pro forma consolidated financial information is prepared using the historical consolidated statement of financial position of Enersis Américas S.A. as of June 30, 2016, which has been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB), following the requirements of the International Accounting Standard (IAS) No. 34, Interim Financial Reporting.

The merger process would not result in changes to the current control structure of the Enel S.p.A. Group as of the date of the merger.

The main basis of presentation determined by Management are those described in Note 2.b to the accompanying pro forma consolidated statements of financial position.

The unaudited pro forma consolidated statement of financial position of Enersis Américas is derived from the interim consolidated financial statements of Enersis Américas S.A. and its subsidiaries as of June 30, 2016, and should be read in conjunction with the audited historical consolidated financial statements of Enersis Américas S.A. and subsidiaries and its related notes as of June 30, 2016, incorporated by reference.

The pro forma financial information included in this document is not intended to represent Enersis Américas’ financial position or the results of its operations in future periods or what the results actually would have been had the merger occurred prior to the merger date.

The English version of this report is provided solely for the convenience of non-Spanish readers as a free translation from the Spanish language original, which is the official and binding version

ENERSIS AMERICAS S.A. AND ITS SUBSIDIARIES

Unaudited Pro Forma Statement of Financial Position as of June 30, 2016

(In thousands of Chilean pesos)

ASSETS	Enersis Américas Consolidated Historical ThCh$	Less: Deconsolidation of Chilectra Américas, Endesa Americas and consolidation adjustments ThCh$	Enersis Américas Combined ThCh$	Chilectra Américas Consolidated ThCh$	Endesa Américas Consolidated ThCh$	Consolidation Adjustments ThCh$	Note	Enersis Américas Consolidated Historical ThCh$	Pro Forma Adjustments ThCh$	Note	Pro Forma Enersis Américas Merged ThCh$
	(1)	(2)	(3)	(4)	(5)	(6)		(7)	(8)		(9)
CURRENT ASSETS
Cash and cash equivalents	1,113,569,619	(133,223,343)	980,346,276	19,585,660	113,637,683	—		1,113,569,619	—		1,113,569,619
Other current financial assets	142,620,909	(3,351,615)	139,269,294	20,656	3,330,959	—		142,620,909	—		142,620,909
Other current non-financial assets	89,840,199	(8,182,421)	81,657,778	—	8,182,421	—		89,840,199	—		89,840,199
Trade and other current receivables	1,189,121,678	(228,346,902)	960,774,776	25,417	228,027,444	294,041	(i)	1,189,121,678	—		1,189,121,678
Account receivables from related parties	144,502,911	53,209,545	197,712,456	16,145,750	66,707,642	(136,062,937)	(i)	144,502,911	—		144,502,911
Inventories	75,897,505	(27,095,115)	48,802,390	—	27,095,115	—		75,897,505	—		75,897,505
Current tax assets	87,722,866	(3,044,045)	84,678,821	1,557,509	1,486,536	—		87,722,866	—		87,722,866
Current assets other than assets or disposal groups classified as held for sale or as held for distribution to owners	2,843,275,687	(350,033,896)	2,493,241,791	37,334,992	448,467,800	(135,768,896)		2,843,275,687	—		2,843,275,687
TOTAL CURRENT ASSETS	2,843,275,687	(350,033,896)	2,493,241,791	37,334,992	448,467,800	(135,768,896)		2,843,275,687	—		2,843,275,687

NON-CURRENT ASSETS
Other non-current financial assets	609,738,969	(1,491,012)	608,247,957	—	1,491,012	—		609,738,969	—		609,738,969
Other non-current non-financial assets	88,622,505	(1,130,895)	87,491,610	—	1,130,895	—		88,622,505	—		88,622,505
Trade and other non-current receivables	350,128,561	(218,201,571)	131,926,990	—	218,201,571	—		350,128,561	—		350,128,561
Non-current account receivables from related parties	270,698	—	270,698	—	—	—		270,698	—		270,698
Investments accounted for using the equity method	31,241,693	1,587,466,011	1,618,707,704	504,243,419	534,850,522	(2,626,559,952)	(ii)	31,241,693	—		31,241,693
Intangible assets other than goodwill	1,153,454,168	(31,531,661)	1,121,922,507	—	31,531,661	—		1,153,454,168	—		1,153,454,168
Goodwill	479,483,670	(264,848,570)	214,635,100	—	96,566,275	168,282,295	(iii)	479,483,670	—		479,483,670
Property, plant and equipment	5,024,807,458	(2,632,392,915)	2,392,414,543	—	2,632,392,915	—		5,024,807,458	—		5,024,807,458
Deferred tax assets	137,434,192	(15,792,255)	121,641,937	60,489	15,731,766	—		137,434,192	—		137,434,192
TOTAL NON-CURRENT ASSETS	7,875,181,914	(1,577,922,868)	6,297,259,046	504,303,908	3,531,896,617	(2,458,277,657)		7,875,181,914	—		7,875,181,914
TOTAL ASSETS	10,718,457,601	(1,927,956,764)	8,790,500,837	541,638,900	3,980,364,417	(2,594,046,553)		10,718,457,601	—		10,718,457,601

The English version of this report is provided solely for the convenience of non-Spanish readers as a free translation from the Spanish language original, which is the official and binding version

ENERSIS AMERICAS S.A. AND ITS SUBSIDIARIES

Unaudited Pro Forma Statement of Financial Position as of June 30, 2016

(In thousands of Chilean pesos)

EQUITY AND LIABILITIES	Enersis Américas Consolidated Historical ThCh$	Less: Deconsolidation of Chilectra Américas, Endesa Américas and consolidation adjustments ThCh$	Enersis Américas Combined ThCh$	Chilectra Américas Consolidated ThCh$	Endesa Américas Consolidated ThCh$	Consolidation Adjustments ThCh$	Note	Enersis Américas Consolidated Historical ThCh$	Pro Forma Adjustments ThCh$	Note	Pro Forma Enersis Américas Merged ThCh$
	(1)	(2)	(3)	(4)	(5)	(6)		(7)	(8)		(9)
CURRENT LIABILITIES
Other current financial liabilities	819,420,506	(250,675,372)	568,745,134	389,761	250,285,611	—		819,420,506	—		819,420,506
Trade and other current payables	1,396,855,255	(268,343,809)	1,128,511,446	205,621	268,138,188	—		1,396,855,255	18,499,833	(a)	1,415,355,088
Accounts payable to related parties	40,131,196	70,221,572	110,352,768	549,710	59,695,554	(130,466,836)	(i)	40,131,196	—		40,131,196
Other current provisions	103,068,360	(41,732,172)	61,336,188	3,595	41,728,577	—		103,068,360	—		103,068,360
Current tax liabilities	68,867,984	(43,364,451)	25,503,533	—	43,364,451	—		68,867,984	—		68,867,984
Other current non-financial liabilities	35,420,253	(1,806,926)	33,613,327	—	1,806,926	—		35,420,253	—		35,420,253
Current liabilities other than liabilities included in disposal groups classified as held for sale	2,463,763,554	(535,701,158)	1,928,062,396	1,148,687	665,019,307	(130,466,836)		2,463,763,554	18,499,833		2,482,263,387
TOTAL CURRENT LIABILITIES	2,463,763,554	(535,701,158)	1,928,062,396	1,148,687	665,019,307	(130,466,836)		2,463,763,554	18,499,833		2,482,263,387
NON-CURRENT LIABILITIES
Other non-current financial liabilities	1,964,388,249	(925,445,179)	1,038,943,070	—	925,445,179	—		1,964,388,249	—		1,964,388,249
Trade and other non-current payables	293,476,435	(35,396,432)	258,080,003	—	35,396,432	—		293,476,435	—		293,476,435
Non-current accounts payable to related parties	—	5,302,060	5,302,060	—	—	(5,302,060)	(i)	—	—		—
Other long-term provisions	237,782,799	(58,871,199)	178,911,600	—	58,871,199	—		237,782,799	—		237,782,799
Deferred tax liabilities	226,689,740	(150,982,120)	75,707,620	—	150,982,120	—		226,689,740	—		226,689,740
Non-current provisions for employee benefits	206,274,254	(22,515,863)	183,758,391	—	22,515,863	—		206,274,254	—		206,274,254
Other non-current non-financial liabilities	19,085,817	(17,730,977)	1,354,840	—	17,730,977	—		19,085,817	—		19,085,817
TOTAL NON-CURRENT LIABILITIES	2,947,697,294	(1,205,639,710)	1,742,057,584	—	1,210,941,770	(5,302,060)		2,947,697,294	—		2,947,697,294
TOTAL LIABILITIES	5,411,460,848	(1,741,340,868)	3,670,119,980	1,148,687	1,875,961,077	(135,768,896)		5,411,460,848	18,499,833		5,429,960,681
EQUITY
Issued capital	3,575,339,010	—	3,575,339,010	137,790,702	778,936,764	(916,727,466)	(iv)	3,575,339,010	1,046,470,168	(b)	4,621,809,178
Retained earnings	2,148,192,728	—	2,148,192,728	530,028,911	1,329,144,560	(1,859,173,471)	(iv)	2,148,192,728	—		2,148,192,728
Share premium	—	—	—	212,082	120,497,065	(120,709,147)	(iv)	—	—		—
Other reserves	(1,976,890,178)	—	(1,976,890,178)	(127,541,482)	(946,124,191)	1,073,665,673	(iv)	(1,976,890,178)	(546,816,727)	(c)	(2,523,706,905)
Equity attributable to owners of parent	3,746,641,560	—	3,746,641,560	540,490,213	1,282,454,198	(1,822,944,411)		3,746,641,560	499,653,441		4,246,295,001
Non-controlling interests	1,560,355,193	(186,615,896)	1,373,739,297	—	821,949,142	(635,333,246)	(v)	1,560,355,193	(518,153,274)	(d)	1,042,201,919
TOTAL EQUITY	5,306,996,753	(186,615,896)	5,120,380,857	540,490,213	2,104,403,340	(2,458,277,657)		5,306,996,753	(18,499,833)		5,288,496,920
TOTAL EQUITY AND LIABLITIES	10,718,457,601	(1,927,956,764)	8,790,500,837	541,638,900	3,980,364,417	(2,594,046,553)		10,718,457,601	—		10,718,457,601

ENERSIS AMERICAS S.A. AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL POSITION

The English version of this report is provided solely for the convenience of non-Spanish readers as a free translation from the Spanish language original, which is the official and binding version

1.	DESCRIPTION OF THE TRANSACTION

The merger is part of a reorganization (the “Reorganization”) of certain companies ultimately controlled by Enel S.p.A., an Italian electricity generation company (“Enel”), which beneficially owned 60.6% of Enersis S.A. (former corporate name of Enersis Américas S.A., hereinafter “Enersis”). The Reorganization is intended to separate the electricity generation and distribution businesses and related assets and liabilities of Enersis and its consolidated subsidiaries in Chile from the electricity generation, transmission and distribution businesses and related assets and liabilities of Enersis and its consolidated subsidiaries located outside of Chile (in Argentina, Brazil, Colombia and Peru).

The Spin-Off stage of the Reorganization process was carried out as follows:

The Reorganization began with spin-offs by Enersis and its subsidiaries, Chilectra S.A. (“Chilectra”) and Endesa S.A. (“Endesa”).

Each of Chilectra and Endesa effected spin-offs, resulting in the formation of Chilectra Américas S.A. (“Chilectra Américas”) as a separate new company from the spin-off by Chilectra S.A. and the formation of Endesa Américas S.A. (“Endesa Américas”) as a separate new company from the spin-off by Endesa S.A., which were allocated the equity interests and related assets and liabilities of Chilectra’s and Endesa’s businesses outside of Chile, respectively. After the spin-offs, the remaining companies, Chilectra and Endesa, comprised the equity interests and related assets and liabilities of Chilectra’s and Endesa’s businesses in Chile, respectively.

Following the Chilectra and Endesa spin-offs, Enersis carried out a spin-off, resulting in the formation of a new entity (“Enersis Chile”), which was allocated the equity interests and related assets and liabilities of Enersis’ businesses in Chile, including the equity interests in each of Chilectra and Endesa (after the spin-offs of these entities as discussed above), and certain other assets and liabilities related to them. After the spin-off, the continuing company, Enersis S.A. (which after the spin-off was renamed Enersis Américas S.A.), retained the equity interests of Enersis’ businesses outside Chile, including the businesses held by each of the new companies, Chilectra Américas and Endesa Américas, that were created as a result of the spin-offs by Chilectra S.A. and Endesa S.A., as previously discussed.

The Merger stage of the Reorganization process would be carried out as follows:

At the Extraordinary Board of Directors Meeting held on May 6, 2016, it was unanimously agreed to formally begin the Merger process in which Enersis Américas would absorb Endesa Américas S.A. (“Endesa Américas”) and Chilectra Américas S.A. (“Chilectra Américas”) by incorporation, each of which would then be dissolved without liquidation, replacing them in all their rights and obligations (the “Merger”); in line with the resolutions adopted at the Extraordinary Shareholders’ Meeting of Enersis Américas held on December 18, 2015, and according to the terms of the Merger presented in the aforementioned Meeting, particularly regarding to the following: (i) that the Merger is subject to compliance of the condition precedent in which the right to withdrawal, that the shareholders of Enersis Américas, Endesa Américas and Chilectra Américas might potentially exercise, because of the Merger, shall not exceed 10%, 7.72% and 0.91%, respectively; This, to the extent that the right to withdrawal from Enersis Américas shall not lead to any shareholder exceeding the maximum limit of 65% of share concentration of Enersis Américas after the merger is carried out; (ii) that, pursuant to the agreement adopted on November 24, 2015 by the Board of Directors of Enersis Américas, it was agreed to propose to the Board to decide on the Merger a share ratio of 2.8 of Enersis Américas shares for each

ENERSIS AMERICAS S.A. AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL POSITION

The English version of this report is provided solely for the convenience of non-Spanish readers as a free translation from the Spanish language original, which is the official and binding version

Endesa Américas share and 5 Enersis Américas shares for each of Chilectra Américas share; (iii) that, pursuant to the agreement adopted on November 24, 2015, complemented by another agreement adopted on December 17, 2015, the Board of Directors of Enersis Américas also announced its intention to submit a tender offer for the acquisition of shares (“OPA,” in its Spanish acronym) related to all the shares and American Depositary Receipts (“ADRs”) issued by Endesa Américas which are not owned by Enersis Américas for the price of 285 Chilean pesos and that the tender offer would be subject to the approval of the Merger by Extraordinary Shareholders’ Meetings of Enersis Américas, Endesa Américas and Chilectra Américas, and that after the legal period to exercise the right to withdrawal from Enersis Américas and Endesa Américas expires, the conditions being met that the right to withdrawal has not been exercised above a certain number or percentage of shares as relevant, and any other term and condition that will be duly established at the time of presenting such an offer; (iv) that, by the agreement aforementioned on November 24, 2015, the Chief Executive Officer (“CEO”) has been instructed that, only and exclusively under the assumption that the Merger agreements are not adopted before December 31, 2017, the compensation commitment terms should be negotiated in good faith with Endesa Chile under which the tax costs borne by Endesa Chile as a result of its division and those benefits or tax credits that Endesa Américas or Endesa Chile are to obtain as a result of this division be duly accredited and deducted and offset by the tax benefits that Enersis Américas might obtain; (v) that the controlling shareholder, Enel S.p.A. (“Enel”), through two letters dated November 25 and December 17, 2015 said, on the one hand, (a) that it considered the exchange ratio announced for the Merger suitable to the interests of all shareholders and to the companies involved in the reorganization, in such a way that it would vote in the corresponding Extraordinary Meeting of Shareholders in favor of the Merger if, before the aforementioned Meeting, the relevant supervening facts that substantially affect the referred to exchange relations have not been met prior to the shareholders meeting and on the other hand (b) that if the Merger is approved, it is Enel’s intention, as the controlling shareholder, not to carry out or propose any other corporate reorganization processes that would affect Enersis Américas for a period of no less than five years as of the time the Extraordinary Shareholders’ Meeting approves the Merger, other than the ones dealt with at the aforementioned Extraordinary Meeting of Shareholders.

As previously discussed, Enersis Americas’ Management has determined that the accounting effects of this proposed transaction and related company merger processes, if completed, should be recognized as an equity transaction by virtue of which Enersis Américas acquires the share held by non-controlling interests in Chilectra Américas and Endesa Américas through issuance of shares. Therefore, Enersis Américas shall adjust the carrying amounts of the controlling and non-controlling interests as of June 30, 2016 to reflect the changes in their relative interests in the subsidiaries merged.

The reorganization process would not result in changes to the current control structure of the Enel S.p.A. Group as of the date of the merger.

2.	BASIS OF PREPARATION AND PRESENTATION

a)	Basis of preparation:

The historical consolidated financial statements of Enersis Américas S.A. and its subsidiaries as of June 30, 2016 that were approved by the Board of Directors at meeting held on July 27, 2016, have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB), following the requirements of the International Accounting Standard (IAS) No. 34, Interim Financial Reporting.

ENERSIS AMERICAS S.A. AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL POSITION

The English version of this report is provided solely for the convenience of non-Spanish readers as a free translation from the Spanish language original, which is the official and binding version

The accompanying unaudited pro forma consolidated statement of financial position of Enersis Américas as of June 30, 2016, including its related notes, should be read in conjunction with the historical consolidated financial statements of Enersis Américas S.A. and subsidiaries as of June 30, 2016, which are incorporated by reference in this document.1

b)	Basis of preparation of the pro forma financial information:

The pro forma consolidated financial information of Enersis Américas S.A. was prepared assuming that the merger would have been approved by and effective on June 30, 2016, including the accounting effects originated through the merger.

The accompanying unaudited pro forma consolidated statement of financial position of Enersis Américas S.A. and subsidiaries as of June 30, 2016, are comprised of:

•	Unaudited pro forma consolidated statement of financial position as of June 30, 2016.

•	The related notes to the unaudited pro forma consolidated statement of financial position.

The structure for the preparation of the pro forma financial information is as follows:

1.	Enersis Américas Consolidated Historical: Corresponds to the audited historical consolidated financial information of Enersis Américas S.A. and subsidiaries, that is, the interim consolidated statement of financial position of Enersis Américas S.A. and subsidiaries as of June 30, 2016.

2.	Deconsolidation of Chilectra Américas, Endesa Américas and Consolidation Adjustments: Corresponds to the deconsolidation of Chilectra Américas S.A. and Endesa Américas S.A. Groups as of June 30, 2016, including the consolidation adjustments related to those groups.

3.	Enersis Américas Combined: Represents the consolidation of Enersis Américas S.A. stand-alone with its subsidiaries and subgroups Distrilima Group, Enel Brazil Group, Codensa Group, Dock Sud Group, Caboblanco Group, Edesur, Generalima, Cemsa and Compañía Eléctrica Veracruz S.A., that have been recognized as investments accounted for using the equity method of Enersis Américas S.A. in Chilectra Américas Group, Endesa Américas Group, Generandes Peru Group and Emgesa Group.

4.	Chilectra Américas Consolidated: Corresponds to the audited consolidated financial information of Chilectra Américas S.A. and subsidiary as of June 30, 2016, that has been submitted to the Superintendence of Securities and Insurance (SVS).

5.	Endesa Américas Consolidated: Corresponds to the audited consolidated financial information of Endesa Américas S.A. and subsidiaries as of June 30, 2016, that has been submitted to the Superintendence of Securities and Insurance (SVS).

6.	Consolidation Adjustments: The following consolidation adjustments were made:

(i)	Elimination of intercompany balances between Enersis Américas Combined and the subgroups Chilectra Américas Consolidated and Endesa Américas Consolidated;

1	These financial statements can be found at the following link:
http://www.enersisamericas.cl/es/accionistas/Paginas/accionistas-inversionistas.aspx or by requesting a physical copy from Enersis S.A., Investor Relations, Santa Rosa 76, Santiago de Chile.

ENERSIS AMERICAS S.A. AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL POSITION

The English version of this report is provided solely for the convenience of non-Spanish readers as a free translation from the Spanish language original, which is the official and binding version

(ii)	Elimination of balances of investments accounted for using the equity method over entities consolidated within Enersis Américas Group, that have been informed by Chilectra Américas and Endesa Américas as of June 30, 2016, plus the elimination of the carrying amounts of the investments accounted for using the equity method in Enersis Américas over Chilectra Américas Group, Endesa Américas Group, Generandes Peru Group and Emgesa Group;

(iii)	Reclassification of goodwill balances from Enersis Américas’ consolidated entities, which have been recognized in the carrying amount of the investments accounted for using the equity method in Chilectra Américas Consolidated and Endesa Américas Consolidated;

(iv)	Elimination of consolidated equity of Chilectra Américas Consolidated and Endesa Américas Consolidated;

(v)	Recognition of non-controlling interests of Enersis Américas over the consolidated net equity of Chilectra Américas Consolidated and Endesa Américas Consolidated, less the direct non-controlling interests of Enersis Américas.

7.	Enersis Américas Consolidated: Corresponds to the audited consolidated historical financial information of Enersis Américas S.A. and subsidiaries as of June 30, 2016, that have been submitted to the Superintendence of Securities and Insurance (SVS). (See number 1 above)

8.	Merger or Pro Forma Adjustments: For purposes of preparing the unaudited pro forma consolidated statement of financial position of Enersis Américas as of June 30, 2016, the management has considered assumptions which have led to the recognition of certain adjustments in order to prepare the pro forma financial information (“Pro forma adjustments”), reflected in the unaudited pro forma consolidated statement of financial position of Enersis Américas. The preparation of the pro forma financial information is based on current available information and also considers certain estimates in the determination of the pro forma adjustments. Enersis Américas S.A.’s management believes that the assumptions used as well as the use of certain estimates to prepare the pro forma financial information provide a reasonable basis for presenting the significant effects related to the merger and the pro forma adjustments reflect the assumptions determined by management. The main adjustments and assumptions determined by management are described below

(a)	Trade and other current payables

Corresponds to the estimate for the tax that Enersis Américas would pay for the transfer of the investments that Chilectra Américas and Endesa Americas own in Perú. This tax, is the applicable capital gains tax under the Peruvian Income Tax Law, resulting from the transfer of the ownership interests that Chilectra Américas and Enersis Américas hold over certain subsidiaries of Enersis Américas in that country, that would be transferred to Enersis Américas S.A. in the proposed merger. The tax is calculated as the difference between the disposal tax value and the acquisition cost of the ownership interests previously mentioned.

(b)	Issued capital

Represents the capital increase, in terms of shares required to be issued by Enersis Américas as consideration of the exchange ratio for each share of Endesa Américas and Chilectra Américas in connection with the proposed merger. The amount of the capital increase was determined based on the quoted market value of Ch$113.35 per share of Enersis Américas as of June 30, 2016, that the shareholders of Endesa Américas and Chilectra Américas would receive as consideration for the merger, based on the exchange ratio to be proposed of 2.8 shares of Enersis Américas per each share of Endesa Américas, and of 4.0 shares of Enersis Américas per each share of Chilectra Américas.

ENERSIS AMERICAS S.A. AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL POSITION

The English version of this report is provided solely for the convenience of non-Spanish readers as a free translation from the Spanish language original, which is the official and binding version

(c)	Other reserves

Represents the recognition of the difference between the capital increase in Enersis Américas, if the merger is completed, and the carrying amount of the non-controlling interests that will become part of the share capital in the net equity attributable to the owners of Enersis Américas after completion of the proposed merger. The difference between the fair market value of the consideration received or paid and the amount by which the non-controlling interests is adjusted is being recognized in net equity attributable to the owners of Enersis Américas.

The following table sets for the tax effect that would be recognized in other reserves:

Concept	ThCh$
Equity effect of the acquisition of non-controlling interests through issuance of shares of Enersis Américas	(528,316,894)
Tax to be paid for transferring investments (Peru) (See (a))	(18,499,833)
Total	(546,816,727)

(d)	Non-controlling interests

Represents the elimination of the carrying amount of the non-controlling interests that, if the proposed merger is eventually completed, will become direct shareholders of Enersis Américas’ share capital, as a result of the proposed merger.

9.	Enersis Américas Pro-Forma Merged: Corresponds to the pro forma consolidated financial information of Enersis Américas S.A. and its subsidiaries as of June 30, 2016 assuming that the merger with Chilectra Américas and Endesa Américas had been effective on June 30, 2016, including the accounting effects from that merger.

3.	SUMMARY OF ACCOUNTING POLICIES

The accounting policies used in preparing these unaudited pro forma consolidated statement of financial position of Enersis Américas as of June 30, 2016 are the same as those used in preparing the audited consolidated historical financial statements of Enersis Américas S.A. and its subsidiaries as of June 30, 2016, except for certain items that were subject to the merger pro forma adjustments as mentioned in Note 2.b.

*****

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Enel, S.p.A., which owns a 60.6% beneficial interest in Enersis Américas, maintains an insurance policy for Enersis Américas. Under this policy, coverage is provided to Enersis Américas’ directors and executive officers against losses arising from claims made by minority shareholders by reason of breach of duty or other errors, omissions and wrongful acts, other than those acts knowingly and intentionally committed wrongfully.

Item 21. Exhibits and Financial Statement Schedules.

3.1*	Bylaws (Estatutos) of Enersis Américas, S.A., as amended, filed as Exhibit 3.1 to Enersis Américas’ Annual Report on Form 20-F for the year ended December 31, 2015 (File No. 001-12440), is incorporated herein by reference.

3.2*	Bylaws (Estatutos) of Endesa Américas, S.A, filed as Exhibit 3.1 to Endesa Américas’ Annual Report on Form 20-F for the year ended December 31, 2015 (File No. 001-37724), is incorporated herein by reference.

4.1*	Third Amended and Restated Deposit Agreement dated as of March 28, 2013 among Enersis Américas S.A., Citibank, N.A., as depositary, and all Holders and Beneficial Owners from time to time of American Depositary Shares issued thereunder, filed as Exhibit 4.1 to the Registration Statement on Form F-6 (Registration No. 333-170192) of Enersis Américas S.A., is incorporated herein by reference.

5.1*	Opinion of Philippi, Prietocarrizosa Ferrero DU & Uría SPA.

8.1*	Tax opinion of Philippi, Prietocarrizosa Ferrero DU & Uría SPA, contained in its opinion filed as Exhibit 5.1 to this registration statement.

8.2*	Tax opinion of Chadbourne & Parke LLP.

23.1	Consent of Ernst & Young Servicios Profesionales de Auditoría y Asesorías Limitada (“EY Ltda.”), member firm of Ernst & Young Global Ltd., an independent registered public accounting firm (Enersis Américas S.A.).

23.2	Consent of KPMG Auditores Consultores Ltda., an independent registered public accounting firm (Endesa Américas S.A.).

23.3	Consent of Pistrelli, Henry Martin y Asociados S.R.L., member firm of Ernst & Young Global Ltd., an independent registered public accounting firm (Endesa Argentina S.A.).

23.4	Consent of Ernst & Young Auditores Independentes S.S., member firm of Ernst & Young Global Ltd., an independent registered public accounting firm (Enel Brasil S.A.).

23.5*	Consent of Philippi, Prietocarrizosa Ferrero DU & Uría SPA, contained in its opinions filed as Exhibit 5.1 and Exhibit 8.1 to this registration statement.

23.6*	Consent of Chadbourne & Parke LLP, contained in its opinion filed as Exhibit 8.2 to this registration statement.

23.7	Consent of Deutsche Bank Securities Inc., financial advisor of Endesa Américas.

23.8*	Consent of Colin Becker, independent appraiser of Endesa Américas.

23.9*	Consent of PricewaterhouseCoopers Chile.

23.10*	Consent of Banco Santander Chile S.A., independent valuator of Endesa Américas.

23.11*	Consent of Asesorías Tyndall Limitada, independent valuator of Endesa Américas.

23.12*	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, financial advisor of Enersis Américas.

23.13*	Consent of Pablo D’Agliano, independent appraiser of Enersis Américas.

23.14*	Consent of Providence Capital.

23.15*	Consent of Banco Itaú Argentina, independent valuator of Enersis Américas.

23.16*	Consent of Credicorp Capital Asesorías Financieras S.A., independent valuator of Enersis Américas.

23.17*	Consent of Chiomenti Studio Legale.

23.18	Consent of Rafael Malla Osorio, prior independent appraiser of Enersis Américas.

23.19	Consent of Deloitte Advisory Ltda.

24*	Powers of Attorney authorizing certain persons to sign this registration statement on behalf of certain directors and officers and the authorized representative in the United States of Enersis Américas S.A.

*	Previously filed.

Item 22. Undertakings.

A.	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph A(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv)	Any other communication that is an offer in the offering made by the registrant to the purchaser.

(7)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(9)	To (i) respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means and (ii) arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10)	To supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santiago, Republic of Chile, on the 2nd day of September, 2016.

ENERSIS AMÉRICAS S.A.

By:	/s/ Javier Galán A.
	Name:	Javier Galán A.
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed on the 2nd day of September, 2016 by the following persons in the capacities indicated:

Signature	Title

Francisco de Borja Acha B.*	Chairman of the Board

José Antonio Vargas L.*	Vice Chairman of the Board

Domingo Cruzat A.*	Director

Livio Gallo*	Director

Patricio Gómez S.*	Director

Hernán Somerville S.*	Director

Enrico Viale*	Director

Luca D’Agnese*	Chief Executive Officer (Principal Executive Officer)

Javier Galán A.*	Chief Financial Officer (Principal Financial Officer)

Paolo Pirri*	Chief Accounting Officer (Principal Accounting Officer)

Donald J. Puglisi*	Authorized Representative in the United States

*By:	/s/ Javier Galán A.
Javier Galán A., Attorney-in-Fact**

**	By authority of the power of attorney previously filed as Exhibit 24 hereto

EXHIBIT INDEX

Exhibit Number	Description	Page Number
3.1*	Bylaws (Estatutos) of Enersis Américas, S.A., as amended, filed as Exhibit 3.1 to Enersis Américas’ Annual Report on Form 20-F for the year ended December 31, 2015 (File No. 001-12440), is incorporated herein by reference.

3.2*	Bylaws (Estatutos) of Endesa Américas, S.A., filed as Exhibit 3.1 to Endesa Américas’ Annual Report on Form 20-F for the year ended December 31, 2015 (File No. 001-37724), is incorporated herein by reference.

4.1*	Third Amended and Restated Deposit Agreement dated as of March 28, 2013 among Enersis Américas, S.A., Citibank, N.A., as depositary, and all Holders and Beneficial Owners from time to time of American Depositary Shares issued thereunder, filed as Exhibit 4.1 to the Registration Statement on Form F-6 (Registration No. 333-170192), is incorporated herein by reference.

5.1*	Opinion of Philippi, Prietocarrizosa Ferrero DU & Uría SPA.

8.1*	Tax opinion of Philippi, Prietocarrizosa Ferrero DU & Uría SPA, contained in its opinion filed as Exhibit 5.1 to this registration statement.

8.2*	Tax opinion of Chadbourne & Parke LLP.

23.1	Consent of Ernst & Young Servicios Profesionales de Auditoría y Asesorías Limitada (“EY Ltda.”), member firm of Ernst & Young Global Ltd., an independent registered public accounting firm (Enersis Américas S.A.).

23.2	Consent of KPMG Auditores Consultores Ltda., an independent registered public accounting firm (Endesa Américas S.A.).

23.3	Consent of Pistrelli, Henry Martin y Asociados S.R.L., member firm of Ernst & Young Global Ltd., an independent registered public accounting firm (Endesa Argentina S.A.).

23.4	Consent of Ernst & Young Auditores Independentes S.S., member firm of Ernst & Young Global Ltd., an independent registered public accounting firm (Enel Brasil S.A.).

23.5*	Consent of Philippi, Prietocarrizosa Ferrero DU & Uría SPA, contained in its opinions filed as Exhibit 5.1 and Exhibit 8.1 to this registration statement.

23.6*	Consent of Chadbourne & Parke LLP, contained in its opinion filed as Exhibit 8.2 to this registration statement.

23.7	Consent of Deutsche Bank Securities Inc., financial advisor of Endesa Américas.

23.8*	Consent of Colin Becker, independent appraiser of Endesa Américas.

23.9*	Consent of PricewaterhouseCoopers Chile.

23.10*	Consent of Banco Santander Chile S.A., independent valuator of Endesa Américas.

23.11*	Consent of Asesorías Tyndall Limitada, independent valuator of Endesa Américas.

23.12*	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, financial advisor of Enersis Américas.

23.13*	Consent of Pablo D’Agliano, independent appraiser of Enersis Américas.

23.14*	Consent of Providence Capital.

23.15*	Consent of Banco Itaú Argentina, independent valuator of Enersis Américas.

Exhibit Number	Description	Page Number

23.16*	Consent of Credicorp Capital Asesorías Financieras S.A., independent valuator of Enersis Américas.

23.17*	Consent of Chiomenti Studio Legale.

23.18	Consent of Rafael Malla Osorio, prior independent appraiser of Enersis Américas.

23.19	Consent of Deloitte Advisory Ltda.

24*	Powers of Attorney authorizing certain persons to sign this registration statement on behalf of certain directors and officers and the authorized representative in the United States of Enersis Américas S.A.

*	Previously filed.